 As filed with the Securities and Exchange Commission on October 29, 1999

                                                     Registration No. 333-74329
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             Amendment No. 3
                                      to
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                ---------------
                      CNL AMERICAN PROPERTIES FUND, INC.
            (Exact name of Registrant as specified in its charter)

                                ---------------

         Maryland                  525930                  59-3239115
      (State or other      (Primary North American      (I.R.S. Employer
       jurisdiction               Industry             Identification No.)
     of organization)       Classification Number)

                         450 South Orange Avenue
                            Orlando, Florida 32801
                                 407-540-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                           James M. Seneff, Jr.
                             Curtis B. McWilliams
                          CNL Center at City Commons
                            450 South Orange Avenue
                            Orlando, Florida 32801
                                 407-540-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:

                           Thomas H. McCormick, Esq.
                            John M. McDonald, Esq.
                                 Shaw Pittman
                              2300 N Street, N.W.
                            Washington, D.C. 20037

                                ---------------
  Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connec-tion with the formation of a holding company and there is compliance with Gen-eral Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pur-suant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act regis-tration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registra-tion Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said sec-tion 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The Information in this consent solicitation is not complete and may be       +
+changed. CNL American Properties Fund, Inc. may not sell these securities     +
+until the registration statement filed with the Securities and Exchange       +
+Commission is effective. This consent solicitation is not an offer to sell + +these securities and is not soliciting an offer to buy these securities in +
+any state that prohibits the offer or sale of such securities.                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

                               Dated      , 1999

                   PROSPECTUS/CONSENT SOLICITATION STATEMENT

                       CNL American Properties Fund, Inc.

    27,343,243 shares of common stock and 7.0% callable notes, due    , 2005

  If you are a limited partner of any of CNL Income Fund, Ltd through CNL Income Fund XVI, Ltd., your vote is very important:

  This document is formally called a prospectus/consent solicitation statement because the prospectus also acts as a method through which we are asking for your consent to transactions that are described in detail in the document. Rather than refer to its formal title repeatedly, we have chosen to refer to this document as the consent solicitation. Through this consent solicitation and the accompanying supplement, we, as the general partners of the Income Funds, are asking you, as the Limited Partners of each of the Income Funds, to vote on whether to approve the Acquisition of each of the 16 Income Funds by CNL American Properties Fund, Inc. In the Acquisition, APF will issue shares of common stock or, in specified situations, 7.0% callable notes in exchange for your limited partnership units. Limited Partners holding in excess of 50% of the outstanding units in each Income Fund must vote "For" the Acquisition on the enclosed consent form in order for the Acquisition to be consummated. We, as the general partners of the Income Funds, recommend that you vote "For" the Acquisition.

  This solicitation of consents expires at     p.m., Eastern time on      ,
2000, unless you are notified that it has been extended.

  There are material risks and potential disadvantages associated with the Acquisition as described in "Risk Factors" beginning on page 37. In particular, you should consider:

  . APF's common stock may trade at prices substantially below the $20.00 exchange value that was assigned by APF to the common stock for purposes of the Acquisition.

  . The Acquisition is a taxable transaction.

  . As Board members of APF, Messrs. James M. Seneff, Jr. and Robert A. Bourne have an interest in the completion of the Acquisition which may conflict with the interests of the Limited Partners of the Income Funds or with their own positions as the general partners of the Income Funds.

  . As stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Funds and with their own as general partners of the Income Funds.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this consent solicitation. Any representation to the contrary is a criminal offense.

             The date of this consent solicitation is      , 1999.

                               ----------------

                 NOTICE OF SPECIAL MEETING OF LIMITED PARTNERS

                    TO BE HELD     , 2000 at 10:00 a.m.
                           CNL CENTER AT CITY COMMONS
                            450 SOUTH ORANGE AVENUE
                             ORLANDO, FLORIDA 32801

                               ----------------

       CNL Income Fund, Ltd.       CNL Income Fund IX, Ltd.
       CNL Income Fund II, Ltd.    CNL Income Fund X, Ltd.
       CNL Income Fund III, Ltd.   CNL Income Fund XI, Ltd.
       CNL Income Fund IV, Ltd.    CNL Income Fund XII, Ltd.
       CNL Income Fund V, Ltd.     CNL Income Fund XIII, Ltd.
       CNL Income Fund VI, Ltd.    CNL Income Fund XIV, Ltd.
       CNL Income Fund VII, Ltd.   CNL Income Fund XV, Ltd.
       CNL Income Fund VIII, Ltd.  CNL Income Fund XVI, Ltd.

   James M. Seneff, Jr., Robert A. Bourne and CNL Realty Corporation, as the general partners of each of the 16 CNL Income Funds listed above, ask you by this notice to attend the special meeting of Limited Partners to vote on the following:

  (a) Proposed Acquisition. Your vote on the proposed acquisition of your Income Fund by CNL American Properties Fund, Inc. is important. In the proposed Acquisition, APF is offering a specified number of APF Shares, as we have described in the attached consent solicitation, to the Limited Partners of each Income Fund. After the Acquisition, APF will own, through a subsidiary, all of the assets of the Income Funds. The Agreement and Plan of Merger, as amended, for each of the Income Funds, which describes the terms of the Acquisition in detail, is attached as Appendix B to the supplement for each Income Fund, and

  (b) Other Business. At the special meeting, you will also consider such other business as may properly come before the meeting or at any adjournment of the meeting.

   Only Limited Partners of each of the Income Funds who hold their units at
the close of business on     , 1999 are entitled to notice of and to vote at
the special meeting or at any adjournment or postponement of the meeting.

                                          By order of the General Partners,

                                          /s/ James M. Seneff, Jr.
                                          _____________________________________
                                          James M. Seneff, Jr.

                                          /s/ Robert A. Bourne
                                          _____________________________________
                                          Robert A. Bourne

                                          CNL Realty Corporation

                                             /s/ James M. Seneff, Jr.
                                          By: _________________________________
                                              Chief Executive Officer
                                          Title:

   We invite you to attend the special meeting or to vote using the enclosed consent form because it is important that your units be represented at the meeting. Please sign, date and return the enclosed consent card in the accompanying postage-paid envelope. If you attend the meeting, you may personally vote, which will revoke your signed proxy. You may also revoke your proxy at any time before the meeting either in writing or by personal notification.

   This consent solicitation is first being mailed to Limited Partners on or
about    , 1999.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT CNL AMERICAN PROPERTIES FUND, INC.'S
 ACQUISITION OF THE CNL INCOME FUNDS......................................   1
WHO CAN HELP ANSWER YOUR QUESTIONS?.......................................   3
SUMMARY...................................................................   4
  Purpose of this Consent Solicitation....................................   4
  Description of APF and the Income Funds.................................   4
    APF...................................................................   4
    The Income Funds......................................................   5
    Material factors that make the offering speculative or risky..........   5
  Conflicts of and Benefits to General Partners...........................   6
  The Acquisition.........................................................   6
    Principal Components of the Acquisition...............................   6
    Acquisition Expenses..................................................   9
    Conditions to the Acquisition.........................................  10
    What you will receive if your Income Fund is acquired in the
     Acquisition..........................................................  10
    Consideration Paid to the Income Funds................................  11
  Our Reasons for Supporting the Acquisition..............................  12
    Benefits of the Acquisition...........................................  12
    Our Recommendation to You.............................................  13
    Why we believe the Acquisition is fair to you.........................  13
    Fairness Opinions.....................................................  13
    Appraisals............................................................  14
    Alternatives to the Acquisition that we considered....................  14
    Prices for Income Fund Units..........................................  16
  Voting..................................................................  17
    Voting Procedures.....................................................  17
    Amendments to Your Income Fund's Partnership Agreement................  17
    No Rights to Independent Appraisal....................................  17
  Comparison of Ownership of APF Shares, Notes and Units..................  18
  Federal Income Tax Considerations.......................................  19
    The Acquisition will be a taxable transaction for Limited Partners subject to federal income taxation...................................  19
  Summary Financial Information...........................................  19
    Summary Historical Consolidated Financial Data of APF and
     Subsidiaries ........................................................  20
    Summary Historical Combined Financial Data of the Income Funds........  22
    Summary Consolidated Historical Financial Data of CNL Fund Advisors,
     Inc. and Subsidiary..................................................  23
    Summary Historical Financial Data of CNL Financial Services, Inc. ....  24
    Summary Historical Financial Data of CNL Financial Corporation........  25
    Summary Unaudited Pro Forma Combined Financial Data of APF for the Six
     Months Ended June 30, 1999...........................................  26
    Summary Unaudited Pro Forma Combined Financial Data of APF for the
     Year Ended
      December 31, 1998...................................................  33
RISK FACTORS..............................................................  37
  You May be Subject to the Following Risks if You Become an APF
   Stockholder in the Acquisition.........................................  37

                                                                           Page
                                                                           ----
    The exchange value was determined by APF, and the trading price of the
     APF Shares may decrease substantially below the exchange value upon listing..............................................................  37
    The general partners will receive benefits from the Acquisition and will have conflicts of interest in the Acquisition...................  37
    Existing stockholders will be diluted by the public offering..........  37
    A majority vote of the Limited Partners of Income Funds binds all
     Limited Partners.....................................................  38
    Partners have no cash appraisal rights................................  38
    The size of APF after the Acquisition is uncertain....................  38
    The Acquisition will result in a fundamental change in the nature of your investment......................................................  38
    The loss of significant tenants would adversely affect APF's income...  39
    Tenants of two significant restaurant chains have filed for bankruptcy protection...........................................................  39
    APF would be required to pay termination fees in its interest rate swap contracts if it terminates such contracts early.................  39
    APF is subject to several risks associated with its hedging transactions, including credit risks, legal enforceability risks and basis risks..........................................................  39
    An increase in interest rates could adversely affect the price of APF
     Shares...............................................................  40
    APF's officers and directors have more limited liability than we do as your Income Fund's general partners..................................  40
    As general partners, our fiduciary duties to you as Limited Partners may be greater than our fiduciary duties as directors of APF to you once you become APF stockholders.....................................  41
    Limited Partners have filed lawsuits against us and APF in connection with the Acquisition.................................................  41
    APF could lose revenues or incur significant costs if its software or hardware systems fail or if those systems of its clients fail due to year 2000 problems...................................................  41
    If APF's borrowers default on mortgage loans, APF's income could be adversely affected...................................................  42
    APF may not be able to access the securitization markets..............  42
    APF's gains on any completed securitizations may be overstated if prepayments or defaults are greater than anticipated.................  42
    The retained subordinated interests that APF holds in securitizations may not be recoverable...............................................  43
    APF's increased leverage increases APF's risk of default which could, in turn, adversely affect APF's results of operations and stockholder distributions........................................................  43
    APF's ability to incur additional secured debt may reduce the value of the notes held by former Limited Partners of the Income Funds........  43
    APF's plan to grow through the acquisition and development of new restaurant properties could be adversely affected by trends in the real estate and financing businesses.................................  43
    The inability of a tenant or borrower to make lease and mortgage payments could have an adverse affect on APF.........................  43
    APF's failure to qualify as a REIT for tax purposes would result in
     APF's taxation as a corporation and the reduction or elimination of funds available for stockholder distribution.........................  44
    APF's leases of restaurants where APF does not own the underlying land may not be considered leases by the IRS, which could result in less favorable tax consequences...........................................  44
    APF's secured equipment leases are not considered qualified real estate assets under the REIT rules, and, if APF has secured equipment leases in excess of specified percentages of its assets, it would violate the REIT rules...............................................  44
    If APF cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.........  45
    Limitations on share ownership required to maintain APF's REIT status may deter attractive tender offers for APF Shares....................  46
    REIT legislation could have an adverse effect on APF's ability to enter into securitization transactions involving non-mortgage loans..  46
    Changes in the tax law could adversely affect APF's REIT status.......  46

                                                                           Page
                                                                           ----
  There Are Also Risk Factors Related to Restaurant Properties to which
   You Will Continue to be Subject as an APF Stockholder..................  46
    APF may not be able to re-lease restaurant properties upon the expiration of leases.................................................  47
    Many tenants have purchase rights and rights of first offer that may restrict APF's control over sale of the restaurant properties........  47
    The business of owning and developing real estate properties involves risks................................................................  47
    Compliance with various environmental laws could be costly to APF.....  47
    Trends in the restaurant industry could adversely affect the performance of the restaurant chains that lease from APF.............  48
    The failure rate of franchised restaurant chains may adversely affect
     APF's business.......................................................  48
    APF may not be able to recover potential renovation costs associated with restaurant failure..............................................  48
BACKGROUND OF THE ACQUISITION.............................................  49
  Background of the Income Funds..........................................  49
  Investment Objectives of the Income Funds...............................  49
  Our Efforts to Liquidate the Income Funds...............................  50
  Chronology of the Acquisition...........................................  51
  Chronology of our recommendation that the Income Funds be acquired by
   APF....................................................................  59
OUR RECOMMENDATION AND FAIRNESS DETERMINATION.............................  62
  General.................................................................  62
  Our Reasons for Recommending the Acquisition............................  62
  Material Factors Underlying Belief as to Fairness.......................  63
  Relative Weight Assigned to Material Factors............................  66
  Fairness to Limited Partners Receiving APF Shares in the Acquisition....  66
  Fairness in View of Conflicts of Interest...............................  66
REPORTS, OPINIONS AND APPRAISALS..........................................  68
  General.................................................................  68
  Fairness Opinions to the General Partners...............................  68
  Income Fund Appraisals..................................................  73
  Fairness Opinions of Merrill Lynch to APF's Special Committee with respect to the CNL Restaurant Businesses and the Income Funds..........  77
COMPARATIVE PER SHARE DATA................................................  87
THE ACQUISITION...........................................................  88
  Conditions to the Acquisition...........................................  88
  Merger Agreements.......................................................  88
  Approval and Recommendation of the General Partners.....................  89
  Vote Required for Approval of the Acquisition...........................  89
  Consideration...........................................................  89
  Exchange Value of APF Shares Payable to Income Funds....................  90
  No Fractional APF Shares................................................  90
  Effect of the Acquisition on Limited Partners Who Vote Against the
   Acquisition............................................................  91
  Effect of Acquisition on Income Funds Not Acquired......................  91
  Acquisition Expenses....................................................  91
  Accounting Treatment....................................................  91
BENEFITS OF THE ACQUISITION...............................................  92
  Growth Potential........................................................  92
  Greater Access to Capital...............................................  92
  Diversification Benefit.................................................  92
  Operational Economies of Scale..........................................  93
  Liquidity...............................................................  93

                                                                          Page
                                                                          ----
  Future Development and Mortgage Loan Opportunities.....................  93
  Public Market Valuation of Assets......................................  94
  Regular Quarterly Cash Distributions...................................  94
  Greater Reduction of Conflicts of Interest.............................  94
CONFLICTS OF INTEREST....................................................  95
  Affiliated General Partners............................................  95
  Substantial Benefits to General Partners...............................  95
COMPARISON OF THE INCOME FUNDS AND APF AND OF THE OWNERSHIP OF UNITS,
 NOTES AND APF SHARES....................................................  96
  Form of Organization and Purpose.......................................  96
  Length and Type of Investment..........................................  97
  Business and Property Diversification..................................  97
  Borrowing Policies.....................................................  98
  Other Investment Restrictions..........................................  98
  Management Control.....................................................  99
  Fiduciary Duties.......................................................  99
  Management's Liability and Indemnification............................. 100
  Antitakeover Provisions................................................ 101
  Sale................................................................... 101
  Merger................................................................. 102
  Dissolution............................................................ 102
  Amendments............................................................. 102
  Compensation and Fees.................................................. 103
  Review of Investor Lists............................................... 104
  Nature of Investment................................................... 105
  Additional Equity/Potential Dilution................................... 106
  Liability of Investors................................................. 106
  Voting Rights.......................................................... 107
  Liquidity.............................................................. 107
  Expected Distributions and Payments.................................... 108
  Taxation of Taxable Investors.......................................... 109
  Taxation of Tax-Exempt Investors....................................... 110
VOTING PROCEDURES........................................................ 111
  Distribution of Solicitation Materials................................. 111
  Special Meetings....................................................... 111
  Required Vote and Other Conditions..................................... 112
SELECTED HISTORICAL FINANCIAL DATA OF APF AND SUBSIDIARIES............... 114
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS OF APF AND SUBSIDIARIES................................... 115
  Overview............................................................... 115
  Liquidity and Capital Resources........................................ 117
  Results of Operations.................................................. 119
  Year 2000 Readiness Disclosure......................................... 121
  Quantitative and Qualitative Disclosures About Market Risk............. 124
  Future Business Plans.................................................. 124
APF'S BUSINESS .......................................................... 125
  General................................................................ 125
    Overview............................................................. 125
    Business Objectives and Strategies................................... 126

                                                                            Page
                                                                            ----
    Competitive Advantages................................................. 128
    APF's Recent Expansion of Services..................................... 128
    Evaluation of Investment Opportunities................................. 131
  Financial Products and Services.......................................... 133
    Triple-Net Lease Restaurant Properties................................. 133
    Mortgage Financing..................................................... 136
    Geographic Diversification of Restaurant Properties.................... 140
  APF after the Acquisition................................................ 142
    The Restaurant Properties.............................................. 142
  Other Business Information............................................... 143
    The Food Service Industry.............................................. 143
    Environmental Matters.................................................. 145
    Insurance.............................................................. 145
    Competition............................................................ 146
    Regulation of Mortgage Loans and Equipment Leases...................... 146
    Franchise Regulation................................................... 146
    Employees.............................................................. 147
    Legal Proceedings...................................................... 147
BUSINESS OF THE INCOME FUNDS............................................... 148
  General.................................................................. 148
  Management Services...................................................... 148
  Site Selection and Acquisition of Restaurant Properties.................. 149
  Standards for Investment................................................. 150
  Description of Restaurant Properties..................................... 151
  Description of Leases.................................................... 154
  Joint Venture/Tenancy in Common Arrangements............................. 156
  Financing................................................................ 157
  Sale of Restaurant Properties............................................ 157
  Competition.............................................................. 158
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES................................ 159
  APF...................................................................... 159
    Investment Policies.................................................... 159
    Financing Policies..................................................... 160
    Miscellaneous Policies................................................. 160
    Working Capital Reserves............................................... 161
  The Income Funds......................................................... 161
    Investment Policies.................................................... 161
    Financing.............................................................. 161
MANAGEMENT................................................................. 162
  Directors and Executive Officers......................................... 162
  Board of Directors....................................................... 165
  Executive Compensation................................................... 166
  Employment Agreements.................................................... 166
  1999 Performance Incentive Plan.......................................... 166
  Other Incentive Compensation............................................. 167
PRINCIPAL STOCKHOLDERS OF APF.............................................. 168
FIDUCIARY RESPONSIBILITY................................................... 169
  Directors and Officers of the Company.................................... 169
  General Partners of the Income Funds..................................... 169

                                                                           Page
                                                                           ----
DESCRIPTION OF CAPITAL STOCK.............................................. 170
  Preferred Stock......................................................... 171
  Ownership Limits and Restrictions on Transfer........................... 171
  Registrar and Transfer Agent............................................ 173
DESCRIPTION OF THE NOTES.................................................. 174
  General Terms of the Notes.............................................. 174
  Principal Amount of the Notes and the Repayment thereof................. 175
  Interest Rate........................................................... 175
  Redemption.............................................................. 175
  Proceeds from Sale of Restaurant Properties Formerly Owned by the Income
   Funds.................................................................. 176
  Proceeds from Refinancings of Restaurant Properties Formerly Owned by the Income Funds....................................................... 176
  Limitation on Incurrence of Indebtedness................................ 176
  Merger, Consolidation or Sale........................................... 177
  Events of Default, Notice and Waiver.................................... 177
  Modification of the Indenture........................................... 178
COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS TO THE GENERAL PARTNERS.... 180
FEDERAL INCOME TAX CONSIDERATIONS......................................... 182
  Material Tax Differences between the Ownership of Units and APF Shares.. 182
  Tax Consequences of the Acquisition..................................... 183
  Taxation of APF......................................................... 187
  Taxation of Stockholders................................................ 194
EXPERTS................................................................... 198
LEGAL MATTERS............................................................. 198
WHERE YOU CAN FIND MORE INFORMATION....................................... 198

                          QUESTIONS AND ANSWERS ABOUT
            CNL AMERICAN PROPERTIES FUND, INC.'S ACQUISITION OF THE
                               CNL INCOME FUNDS
Q: What is the proposed Acquisition that I am being asked to vote upon?

A: You are being requested to approve the acquisition of your CNL Income Fund by CNL American Properties Fund, Inc. Your CNL Income Fund is one of 16 limited partnerships, which we refer to as the Income Funds, that CNL American Properties Fund, Inc., or APF as we call it, is seeking to acquire.

Q: Who is soliciting my approval of the proposed Acquisition?

A: We, James M. Seneff, Jr., Robert A. Bourne and CNL Realty Corporation, as the general partners of the Income Funds, are soliciting your approval for the Acquisition.

Q: Do you, as the general partners of my Income Fund, recommend that I vote
   "For" the proposed Acquisition?

A: Yes. We unanimously recommend that you vote "For" the proposed Acquisition.
   We believe that the Acquisition is the best means to maximize the value of your investment in your Income Fund, as opposed to liquidating your Income Fund's portfolio or continuing unchanged the investment in your Income Fund.

Q: What is CNL American Properties Fund, Inc.?

A: APF is a full-service real estate investment trust formed in 1994, which offers a complete range of restaurant property services to operators of national and regional restaurant chains from triple-net leasing and mortgage financing to site selection, construction management and build-to-suit development. As of June 30, 1999, APF had total assets of approximately $822 million and 32,000 stockholders of record. If APF acquires all of the Income Funds in the Acquisition, APF expects to have total assets of approximately $1.5 billion at the time the Acquisition is consummated and will be one of the largest triple-net lease REITs in the United States.

Q: What is a REIT?

A: In general, a REIT is a company that owns or provides financing for real estate, offers the benefits of a diversified portfolio under professional management and pays annual distributions to investors of at least 95% of its taxable income. A REIT typically is not subject to federal income taxation on its net income, provided that it meets specific income tax requirements. This treatment substantially eliminates the "double taxation" imposed at both the corporate and stockholder levels that generally results from investments in a corporation.

Q: What will I receive if my Income Fund approves the Acquisition?

A: If your Income Fund approves the Acquisition, you will be entitled to receive shares of APF common stock in exchange for the units of limited partnership interest that you own in your Income Fund. The APF Shares will be listed for trading on the New York Stock Exchange, or NYSE, concurrently with the consummation of the Acquisition. If you vote against the Acquisition, and your Income Fund is nevertheless acquired by APF, you may elect to receive consideration in the form of 7.0% callable notes due
   2005.

Q: How many APF Shares will I receive if my Income Fund is acquired by APF?

A: The number of APF Shares that will be paid to each Income Fund in the Acquisition is set forth in the chart on page 11 under the caption "Summary--The Acquisition--Consideration Paid to the Income Funds" and in the supplement accompanying this consent solicitation. You will receive your proportion of such shares in accordance with the terms of your Income Fund's limited partnership agreement.

Q: What is the value of an APF Share?

A: We do not know the fair value of an APF Share. APF has assigned a value, which we refer to as the exchange value, of $20.00 per share. After careful consideration, APF concluded that the exchange value should be set at $20.00 and that the exchange value would be used to allocate the APF Share consideration among the 16 Income Funds. In determining what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

Q: Will I receive future distributions with respect to the APF Shares I receive in the Acquisition?

A: Yes. Historically, APF has made quarterly distributions, and it expects to continue to do so in the future. In order to maintain APF's status as a REIT, APF must distribute at least 95% of its taxable income to its stockholders on an annual basis.

Q: Who manages APF?

A: APF is managed by its Board of Directors, consisting of five members, the majority of which are independent. Independent directors are neither employed by APF, nor have a substantial financial interest in APF. James M. Seneff, Jr. is the Chairman of the Board of APF and Robert A. Bourne is Vice Chairman of the Board of APF. You should note that Messrs. Seneff and Bourne are also the individual general partners of your Income Fund.

Q: What are the tax consequences of the Acquisition to me?

A: The Acquisition is a taxable transaction. The tax obligations of individuals and tax-paying entities will generally be based on the difference between the value of the APF Shares you receive and the tax basis of your units.


  We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Acquisition.

Q: Who can vote on the Acquisition? What vote is required to approve the Acquisition?

A: Limited Partners of each Income Fund who are Limited Partners at the close
   of business on the record date of      , 1999 are entitled to vote at the
   special meeting.

  For an Income Fund to be acquired by APF, Limited Partners holding units constituting greater than 50% of the outstanding units of a Income Fund must approve the Acquisition. Such an approval by your Income Fund's Limited Partners in favor of the Acquisition will be binding on you even if you vote against the Acquisition.

Q: When and where is the special meeting of Limited Partners?

A: The special meeting of the Limited Partners for each Income Fund to vote on
   the Acquisition will be held at 10:00 a.m. on     ,      , 2000, at CNL
   Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801.

Q: How do I vote?

A: Just indicate on the enclosed consent form, which is printed on the blue paper, how you want to vote, and sign and mail it in the enclosed postage paid return envelope as soon as possible, so that at the special meeting of Limited Partners, your units may be voted "For" or "Against" the acquisition of your Income Fund. If you sign and send in your consent form and do not indicate how you want to vote, your consent will be counted as a vote "For" the Acquisition. If you do not vote or you abstain from voting, it will count as a vote "Against" the Acquisition.

Q: Can I change my vote after I mail my consent form?

A: Yes, you can change your vote at any time before your consent is voted at the special meeting. You can do this in three ways: first, you can send us a written statement that you would like to revoke your consent; second, you can send us a new consent form; or third, you can attend the special meeting and vote in person. Any revocation or new consent form should be sent to Corporate Election Services, P.O. Box 125, Pittsburgh, PA 15230-0125, our vote tabulator.

Q: I am a Limited Partner of more than one Income Fund. Why did I receive only one consent solicitation?

A: Many of the Limited Partners in the Income Funds own units in more than one
   Income Fund. To reduce expenses and to prevent our Limited Partners from receiving duplicate mailings, we decided to send only one consent solicitation to Limited Partners who our records show own units in more than one Income Fund. If you are one of these Limited Partners, we have enclosed multiple, detachable consent forms, which are on blue paper, as well as the different supplements relating to each of the Income Funds in which you are an investor. Please sign and return all consent forms in the same envelope.

Q: In addition to the consent solicitation, I received a supplement. What is the difference between the consent solicitation and the supplement?

A: The purpose of the consent solicitation is to describe the Acquisition generally and to provide you with a summary of the risks and benefits generic to all of the Income Funds. The purpose of the supplement is to describe the risks and benefits particular to your specific Income Fund.

  After you read the consent solicitation, we urge you to read the supplement. The supplement contains very important information that is unique to your Income Fund and that will be material in your decision whether to vote "For" or "Against" the Acquisition.

Q: When do you expect the Acquisition to be completed?

A: APF, in conjunction with our efforts, plans to complete the Acquisition as soon as possible after the receipt of your approval at the special meetings. It is expected that the Acquisition will be consummated in the first quarter of 2000, and we have required that it be completed by the later of March 31, 2000 or 30 days after the date that the vote has been completed.
                      WHO CAN HELP ANSWER YOUR QUESTIONS?

   If you have more questions about the Acquisition or would like additional copies of the consent solicitation or the supplement relating to your Income Fund(s), you should contact our solicitation firm, which we hired to assist us in answering your questions:

                               D.F. King & Co., Inc.
                                  77 Water Street
                             New York, New York 10005
                                  (800) 290-6428

                                    SUMMARY

   This summary highlights selected information from this consent solicitation and may not contain all of the information regarding the Acquisition that is important to you. Unless otherwise indicated, the terms "we," "us," "our," and "ourselves" refer to James M. Seneff, Jr., Robert A. Bourne and CNL Realty Corporation, the general partners of each of the Income Funds. When we refer to APF, we are referring to CNL American Properties Fund, Inc. and its subsidiaries, including CNL APF Partners, L.P., a wholly owned limited partnership through which APF conducts its business and which we call the Operating Partnership. To understand the Acquisition fully and for a more complete description of the terms of and risks related to the Acquisition, you should read carefully this entire consent solicitation, the supplement(s) accompanying this consent solicitation and the other documents to which we have referred you.

   APF Share numbers in this consent solicitation reflect a one-for-two reverse stock split approved by the APF stockholders on May 27, 1999 and effective on June 3, 1999.

   APF has set the exchange value at $20.00 for the purposes of allocating the APF Share consideration offered to the Income Funds. In considering what the exchange value should be, APF used the offering price of its three previous public offerings. In each of the offerings after giving effect for the one for two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share. The aggregate proceeds raised in the three offerings were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

                      Purpose of This Consent Solicitation

   This consent solicitation describes the proposed Acquisition by CNL American Properties Fund, Inc., a Maryland corporation, of up to 16 Income Funds. Through this consent solicitation we, as the general partners of the Income Funds, are asking you to approve APF's Acquisition of your Income Fund, assuming the other conditions to the Acquisition are satisfied. APF will acquire your Income Fund in the Acquisition if the Limited Partners in your Income Fund holding greater than 50% of the outstanding units of limited partnership interest in your Income Fund vote to approve the Acquisition.

                    Description of APF and the Income Funds

APF

   APF is a real estate investment trust, or REIT, that provides a complete range of financial, development and other real estate services to operators of national and regional restaurant chains. APF's ability to offer complete "turn-key," build-to-suit development services, from site selection to construction management, together with its ability to provide its clients with financing options, such as triple-net leasing, mortgage loans and secured equipment financing, makes APF a preferred provider for all the real estate related business needs of operators of national and regional restaurant chains.

   Since APF's inception in 1994 through June 1999, APF raised approximately $750 million in three public offerings and used all of the net offering proceeds to acquire restaurant properties and to make mortgage loans. If APF's acquisition of its external advisor and two affiliates of the advisor, as described later in this consent solicitation, had been completed as of June 30, 1999, APF's portfolio would have consisted of investments in 1,192 restaurant properties. Of these restaurant properties, APF would have provided triple-net lease financing and/or mortgage financing on 904 properties, and would have held a securitized mortgage interest in 288 properties. Generally, the real estate owned by APF consists of land and buildings. As you know from being

Limited Partners, triple-net leases provide that the tenants bear responsibility for all of the costs and expenses associated with the ongoing maintenance and operations of the leased restaurant properties, including utilities, property taxes, insurance and structural repairs. You may not be as familiar with mortgage financing and securitizations, since the Income Funds do not engage in those activities. Mortgage financing involves lending money at a specified interest rate to owners of restaurant properties and securing that loan with a mortgage lien on the restaurant property. Securitizing mortgages involves bundling a group of mortgages into an investment entity, usually a trust, and selling securities of that entity to the public. APF has purchased some of these securities and holds them as "securitized mortgage interests," as described above.

   APF's address is CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801, (407) 540-2000.

The Income Funds

   The Income Funds are finite-life, Florida limited partnerships that we formed from 1985 to 1993 to invest solely in triple-net leased restaurant properties. The restaurant properties owned and leased by the Income Funds during the six months ended June 30, 1999, earned aggregate gross revenues of approximately $24.8 million. At June 30, 1999, the Income Funds owned, in the aggregate, 564 restaurant properties, net of restaurant properties acquired and sold during the six month ended June 30, 1999, located in 39 states. The Income Funds' restaurant properties are generally leased to restaurant chains and were also managed by APF's external advisor which, prior to its acquisition by APF on September 1, 1999, was an affiliate of ours. The Income Funds consist of the following 16 limited partnerships:

       .  CNL Income Fund, Ltd.       .  CNL Income Fund IX, Ltd.
       .  CNL Income Fund II, Ltd.    .  CNL Income Fund X, Ltd.
       .  CNL Income Fund III, Ltd.   .  CNL Income Fund XI, Ltd.
       .  CNL Income Fund IV, Ltd.    .  CNL Income Fund XII, Ltd.
       .  CNL Income Fund V, Ltd.     .  CNL Income Fund XIII, Ltd.
       .  CNL Income Fund VI, Ltd.    .  CNL Income Fund XIV, Ltd.
       .  CNL Income Fund VII, Ltd.   .  CNL Income Fund XV, Ltd.
       .  CNL Income Fund VIII, Ltd.  .  CNL Income Fund XVI, Ltd.

   Our address is CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801, (407) 650-1000. Any questions regarding the Acquisition should be directed to D.F. King, 77 Water Street, New York, New York 10005, Tel. (800) 290-6428.

Material factors that make the offering speculative or risky

   There are risks involved in the Acquisition, which are more fully discussed beginning at page 37 in "Risk Factors," that you should consider in determining whether to vote in favor of the Acquisition. The following list summarizes the risks of the Acquisition that we believe to be most material to you:

  . Because there has not been a public market for the APF Shares, the trading price of the APF Shares may fluctuate significantly, and, once listed on the NYSE, the APF Shares may trade at prices substantially below the exchange value.

  . If the Acquisition is approved, you will no longer hold an interest in an Income Fund that has a fixed portfolio of restaurant properties, but will instead be a stockholder in an operating company that will own, assuming APF acquired all of the Income Funds on June 30, 1999, interests in 1,756 restaurant properties, will be able to make future acquisitions of restaurant properties using equity or indebtedness and will make mortgage loans and securitize those mortgage loans.

  . Your ability to utilize passive losses to offset income derived from your investment in the Income Fund will no longer be available.

  . Going forward, APF will likely incur significantly more indebtedness to acquire restaurant properties and make mortgage loans. This increased use of debt will subject APF, among other risks, to an increased risk of default on its obligations, which could in turn adversely affect APF's results of operations.

  . The Acquisition is a taxable transaction. If you are an individual subject to federal income taxation or a tax-paying entity and you receive APF Shares, the tax that you must pay will be based on the difference between the value of the APF Shares you receive and the tax basis of your units.

                 Conflicts of and Benefits to General Partners

   As a result of the Acquisition and assuming all of the Income Funds are acquired, we, as the general partners of the Income Funds, will receive benefits and may also have conflicts of interest as a result of the Acquisition. These are:

  . With respect to our ownership in the Income Funds, we may be issued up to 139,519 APF Shares in the aggregate in accordance with the Income Funds' partnership agreements. The APF Shares issued to us will have an exchange value of approximately $2,790,380.

  . Following the Acquisition, James M. Seneff, Jr. and Robert A. Bourne, as the individual general partners of your Income Fund, will continue to serve as directors of APF, with Mr. Seneff serving as the Chairman and Mr. Bourne serving as Vice Chairman. As APF directors, they may be entitled to receive stock options under any incentive compensation adopted by APF.

  . As Board members of APF, Messrs. James M. Seneff, Jr. and Robert A.
    Bourne have an interest in the completion of the Acquisition which may conflict with the interests of the Limited Partners of the Income Funds or with their own positions as the general partners of the Income Funds.

  . As stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Funds and with their own as general partners of the Income Funds.

   The benefits that may be realized by Messrs. Seneff and Bourne may exceed the benefits that they would derive from the Income Funds or APF if the Acquisition does not occur.

                                The Acquisition

Principal Components of the Acquisition

   The Acquisition will consist of the following principal components:

  . APF lists the APF Shares on NYSE. APF will provide liquidity and a trading market for the APF Shares by listing the APF Shares for trading on the New York Stock Exchange concurrently with the consummation of the Acquisition. As a condition to closing the Acquisition, the APF Shares must be listed on the NYSE.

  . APF acquires the Income Funds. APF will acquire, in exchange for APF
    Shares, the Income Funds in which Limited Partners holding greater than 50% of the units approve the Acquisition. Consequently, APF will own the acquired Income Funds' restaurant properties and other assets after the completion of the Acquisition. The Acquisition will be accomplished by merging the acquired Income Funds into CNL APF Partners, L.P., a wholly owned subsidiary of APF, which we refer to as the Operating Partnership.

   We expect that the Acquisition will be consummated in the first quarter of 2000, and we and APF have required that it be completed by the later of March 31, 2000 or 30 days after the date that the vote has been completed.

   In an effort to obtain a greater following by the investment banking analyst community, concurrently with or shortly following the Acquisition and the listing of APF Shares on the NYSE, and, assuming market conditions permit, APF intends to offer APF Shares to the public pursuant to an underwritten public offering. APF has not yet determined how many APF Shares will be offered for sale in the public offering or when the offering will commence.

   The following chart reflects the organizational structure of, and the relationship among Messrs. Seneff and Bourne, the Income Funds and the CNL Restaurant Businesses before any acquisitions. The CNL Restaurant Businesses, which were acquired by APF on September 1, 1999, were CNL Fund Advisors, Inc., or the Advisor, which managed APF's business, and the CNL Restaurant Financial Services Group, which originated and serviced mortgage loans to operators of national and regional restaurant chains. CNL Financial Corporation, or CFC, which funded the loans, and CNL Financial Services, Inc., or CFS, which originated and serviced the loans, comprise the CNL Restaurant Financial Services Group.

                              [CHART APPEARS HERE]

  (1) CNL Group, Inc. is 100% owned by James M. Seneff, Jr. and his wife, Dayle L. Seneff.
  (2) The remaining 5% of CNL Fund Advisors, Inc. was owned by members of management of CNL Fund Advisors, Inc.
  (3) The remaining 5% of CNL Financial Corporation was owned by members of management of CNL Financial Corporation.
  (4) The remaining 2% of CNL Financial Services, Inc. was owned by members of management of CNL Financial Services, Inc.

   The following chart shows the structure of APF before any acquisitions. As shown in the chart, APF had six direct qualified REIT subsidiaries:

  . CFA Acquisition Corporation, which was a shell corporation that merged into the Advisor on September 1, 1999.

  . CFS Acquisition Corporation, which was a shell corporation that merged into CNL Financial Services, Inc. on September 1, 1999.

  . CFC Acquisition Corporation, which was a shell corporation that merged into CNL Financial Corporation on September 1, 1999.

  . CNL Financial GP Holding Corp., which serves as the general partner of CNL Financial Services, LP.

  . CNL Financial Services, LP, which is a limited partnership into which CNL
    Financial Services, Inc. merged following the merger with CFS Acquisition Corp. described in the previous bullet.

  . CNL APF GP Corp., which serves as the general partner of APF's Operating
    Partnership.

  . CNL APF LP Corp., which serves as the limited partner of APF's Operating
    Partnership.

  . CNL APF Partners, L.P., APF's Operating Partnership, which, as previously described, is the entity through which APF conducts its business and is the entity into which any Income Funds approving the Acquisition will merge.

                              [CHART APPEARS HERE]

   The following chart shows the organization of APF following the acquisition of the CNL Restaurant Businesses and the Acquisition. As you can see, it reflects the results of the following:

  . CFA Acquisition Corporation has merged into the Advisor.

  . CFS Acquisition Corporation has merged into CNL Financial Services, Inc., and CNL Financial Services, Inc., has merged into CNL Financial Services, L.P.

  . CFC Acquisition Corporation has merged into CNL Financial Corporation, and, subsequently part of its assets were distributed to APF and the remaining parts of its assets were distributed to the Operating Partnership.

  . The Income Funds that have approved the Acquisition have merged into CNL
    APF Partners, L.P., the Operating Partnership.

                                 [CHART of CNL]

Acquisition Expenses

   APF and each Income Fund will bear their own expenses incurred in connection with the Acquisition. If your Income Fund approves the Acquisition and your Income Fund is acquired by APF, the number of APF Shares you receive will reflect a reduction for your Income Fund's expenses of the Acquisition. Acquisition expenses are expected to range from 1.1% to 1.3% of the estimated value of the APF Shares payable to each Income Fund. For a breakdown of the expenses estimated to be paid in the Acquisition by your Income Fund, please see the supplement attached to this consent solicitation.

   If the Acquisition is rejected by your Income Fund, then your Income Fund will bear the portion of its Acquisition expenses based upon the percentage of "For" votes and we, as the general partners of the Income Fund, will bear the portion of such Acquisition expenses based upon the percentage of "Against" votes and abstentions.

Conditions to the Acquisition

   The following conditions must be satisfied in order for the Acquisition to be consummated.

  . The APF Shares must be listed on the NYSE prior to or concurrently with the consummation of the Acquisition.

  . The stockholders of APF must have approved an increase of the APF Shares authorized to be issued by APF at a special meeting of APF stockholders
    scheduled for     , 1999. The increase is necessary in order for APF to
    have a sufficient number of shares to acquire the Income Funds.

  . If fewer than all of the Income Funds approve the Acquisition, the Special Committee of APF must receive an additional fairness opinion from Merrill Lynch & Co. stating that the aggregate consideration payable to the approving Income Funds is fair to APF from a financial point of view.

   As a condition to closing the Acquisition of any Income Fund, the aggregate amount of notes to be issued to Limited Partners who elect to receive notes may not exceed 15% of the exchange value of the APF Shares otherwise payable to such Income Fund. To the extent that the aggregate amount of notes to be issued to the Limited Partners of any Income Fund exceeds this 15% limitation, APF has the right, pursuant to the terms of each Income Fund's merger agreement, to decline to acquire that Income Fund.

What you will receive if your Income Fund is acquired in the Acquisition

   You will receive APF Shares as consideration for your units, unless you vote against the Acquisition of your Income Fund by APF and elect to receive notes, as described below.

  . APF Shares. The consideration paid to your Income Fund upon the consummation of the Acquisition will consist of APF Shares, reduced by the expenses of the Acquisition that are incurred by your Income Fund and assumed or paid by APF. You will receive APF Shares for your units unless you vote "Against" the Acquisition and specifically elect to receive the notes. You should note that if you vote against the Acquisition and do not specifically choose to receive the notes, you will receive APF Shares in the event that your Income Fund approves the Acquisition.

   The number of APF Shares that you will receive for your units will be determined in accordance with your Income Fund's partnership agreement, which specifies how consideration is distributed to partners in the event of a liquidation of your Income Fund. The next section of this Summary contains a chart that lists the number and the exchange value of APF Shares to be paid to each Income Fund. As we have previously noted, the exchange value has been assigned by APF to the APF Shares for purposes of the Acquisition, and upon listing the APF Shares on the NYSE, the APF Shares may trade at prices significantly below the exchange value. We have included in the chart, as a way to demonstrate the relationship of the APF Shares that will be paid to your Income Fund to your investment in the Income Funds, the estimated value of APF Shares per average $10,000 original investment in each Income Fund.

  . Notes. If your Income Fund approves the Acquisition and you have voted
    "Against" the Acquisition, but you do not wish to own APF Shares, you can elect to receive your portion of the consideration in 7.0% callable
    notes, due     , 2005. The payment received by you and other Limited
    Partners who elect to receive notes will be equal to 97% of the value of your portion of the exchange value of the APF Shares that would otherwise have been paid to your Income Fund. The notes will bear interest at 7.0%
    and will mature on     , 2005. APF may redeem the notes at any time prior
    to their maturity at a price equal to the sum of the outstanding principal balance plus accrued interest.

Consideration Paid to the Income Funds

   The following table sets forth the exchange value of the APF Shares to be paid to each Income Fund in the Acquisition. The data in these tables assumes that none of the Limited Partners in any Income Fund have elected to receive notes. You should note that the APF Shares may trade at prices substantially below the exchange value upon listing on the NYSE.

                                       Original
                                        Limited
                                        Partner
                                      Investments
                         Original        less
                          Limited    Distributions
                          Partner    of Net Sales                                                        Exchange Value of
                        Investments  Proceeds per  Number of    Exchange                                  APF Shares per
                           less         Average    APF Shares Value of APF              Exchange Value    Average $10,000
                       Distributions    $10,000    Offered to    Shares     Estimated    of APF Shares   Original Limited
                       of Net Sales    Original      Income    Payable to  Acquisition after Acquisition      Partner
     Income Fund        Proceeds(1)  Investment(1)    Fund    Income Fund   Expenses       Expenses         Investment
     -----------       ------------- ------------- ---------- ------------ ----------- ----------------- -----------------
I.....................  $12,001,150     $ 8,001      578,880  $11,577,600   $153,000      $11,424,600         $ 7,616
II....................   23,046,408       9,219    1,196,634   23,932,680    285,000       23,647,680           9,459
III...................   22,253,502       8,901    1,041,451   20,829,020    258,000       20,571,020           8,228
IV....................   28,226,458       9,409    1,334,008   26,680,160    333,000       26,347,160           8,782
V.....................   22,258,862       8,903    1,024,516   20,490,320    273,000       20,217,320           8,087
VI....................   35,000,000      10,000    1,865,194   37,303,880    409,000       36,894,880          10,431
VII...................   30,000,000      10,000    1,601,186   32,023,720    378,000       31,645,720          10,441
VIII..................   35,000,000      10,000    2,021,318   40,426,360    446,000       39,980,360          11,263
IX....................   35,000,000      10,000    1,850,049   37,000,980    424,000       36,576,980          10,353
X.....................   40,000,000      10,000    2,121,622   42,432,440    467,000       41,965,440          10,393
XI....................   40,000,000      10,000    2,197,098   43,941,960    464,000       43,477,960          10,763
XII...................   45,000,000      10,000    2,384,248   47,684,960    504,000       47,180,960          10,405
XIII..................   40,000,000      10,000    1,943,093   38,861,860    430,000       38,431,860           9,608
XIV...................   45,000,000      10,000    2,156,521   43,130,420    464,000       42,666,420           9,481
XV....................   40,000,000      10,000    1,866,951   37,339,020    412,000       36,927,020           9,232
XVI...................   45,000,000      10,000    2,160,474   43,209,480    462,000       42,747,480           9,499

--------
(1) The original Limited Partner investments in CNL Income Fund, Ltd., CNL Income Fund II, Ltd., CNL Income Fund III, Ltd., CNL Income Fund IV, Ltd. and CNL Income Fund V, Ltd. were $15,000,000, $25,000,000, $25,000,000,
    $30,000,000 and $25,000,000, respectively. These columns reflect, as of December 31, 1998, an adjustment to the Limited Partners' original investments for special distributions of net sales proceeds from sales of restaurant properties and net sales proceeds added to these Income Funds' working capital and subsequently distributed to Limited Partners of CNL Income Fund, Ltd. through CNL Income Fund V, Ltd.

   Why we are showing a $10,000 original investment. You may have originally invested more or less than $10,000 in your Income Fund. We used a $10,000 original investment because it is easier to illustrate the purchase prices with a round number. In order to determine the exchange value of the APF Shares you will receive if your Income Fund is acquired in the Acquisition, you would multiply the figure in the last column, which is titled "Exchange Value of APF Shares per Average $10,000 Original Limited Partner Investment," by the amount of your original investment divided by $10,000. Thus, for example, if you originally invested $25,000 in CNL Income Fund XI, Ltd., you would multiply $10,763 by 2.5, which is equal to $25,000 divided by $10,000, and which would result in your receiving an exchange value of $26,908 in APF Shares in the Acquisition.

   Why the APF Shares may trade at prices below the exchange value. There has been no public trading market for the APF Shares, and it is possible that the APF Shares will trade, when listed on the NYSE, at prices below the exchange value. The principal reasons for this are as follows:

  . Upon the NYSE listing of the APF Shares, current APF stockholders, as well as Limited Partners who receive APF Shares in the Acquisition, will for the first time be able to sell these shares in a relatively liquid market. Consequently, the supply of APF Shares offered for sale may exceed the demand for APF Shares, thereby depressing the trading price of an APF Share.

  . Depending upon market conditions, APF intends to engage in a public offering of APF Shares concurrently with, or shortly after, the consummation of the Acquisition in an effort to obtain the following of investment banking analysts and institutional investors. APF believes that analyst and institutional investor support will limit, but will not eliminate, any depression in the trading price of APF Shares as a result of excess supply.

  . While sales of APF Shares, adjusted for the one-for-two reverse stock split, have been at prices per share equal to the exchange value in all three of APF's public offerings, a portion of the proceeds raised in these offerings was used by APF to pay fees and expenses of the offerings. As of June 30, 1999, the book value of an APF Share was $17.54. When the APF Shares begin trading on the NYSE, trading prices may be below the exchange value to reflect that fact.

  . Market prices for APF Shares may fluctuate with market and economic conditions, the financial condition of APF and other factors that generally influence the market prices of securities, including the general market perception of REITs. Such fluctuations may depress the market price of APF Shares independent of the financial performance of APF.

   We also will receive APF Shares in the Acquisition. With respect to our ownership interest in the Income Funds, we, as the general partners of your Income Fund, also will receive APF Shares in exchange for our general partner interests if Income Funds VI through XII are acquired by APF. If your Income Fund is acquired, the APF Shares paid to your Income Fund will be allocated between you and the other investors and us in the same manner as net liquidation proceeds would be distributed under your Income Fund's partnership agreement, as if your Income Fund's restaurant properties and other assets were sold and your Income Fund were distributing net liquidation proceeds.

                   Our Reasons for Supporting the Acquisition

   We are proposing your approval of the Acquisition because we believe that APF's acquisition of the Income Funds is the best way to maximize the value of your investment. We believe that the addition of the Income Funds' restaurant properties to APF's portfolio will likely result in higher values being paid to the Income Funds than if such restaurant properties were sold individually and the Income Funds were liquidated.

Benefits of the Acquisition

   We believe that the Acquisition will provide you the following benefits:

  . Growth Potential. We believe that there is greater potential for increased distributions to you as an APF stockholder and for appreciation in the price of your APF Shares than there would be for you as a Limited Partner of your Income Fund in holding units.

  . Risk Diversification. The combination of the restaurant properties owned by the Income Funds with APF's existing restaurant properties, as well as future property acquisitions made by APF, will diversify your investment over a larger number of restaurant properties, a broader group of restaurant types, tenants, and geographic locations.

  . Operational Economies of Scale. The combination of the Income Funds into the business already owned by APF will result in administrative and operational economies of scale and cost savings for APF.

  . Liquidity. We believe the Acquisition provides you with liquidity of your investment, which means your APF Shares would be freely tradable.

Our recommendation to you

   We believe that the terms of the Acquisition provide substantial benefits and are fair to you. We recommend that you vote "For" the approval of the Acquisition.

Why we believe the Acquisition is fair to you

   We believe that the terms of the Acquisition are fair and that they will maximize the return on your investment for the following principal reasons:

  . We analyzed the benefits of the Acquisition, and we believe that the expected benefits of the Acquisition to you outweigh the risks and potential detriments of the Acquisition to you.

  . After careful consideration, we concluded that the likely value of the APF Shares would be higher than the value of the consideration you would have received if we had elected an alternative to the Acquisition, such as liquidation or continuation of the Income Funds.

  . We considered that you have the opportunity to vote for or against the Acquisition, and, if you vote against it, you have the ability to elect to receive either APF Shares or notes if your Income Fund approves the Acquisition.

  . We considered and adopted the financial advice and underlying assumptions of the fairness opinions rendered by Legg Mason, and the appraisals of Valuation Associates and do not know of any material uncertainties that relate to conclusions in the fairness opinions or the appraisals.

  . In each of APF's three offerings, the offering price per APF Share, after giving effect to the one-for-two reverse stock split, equaled the exchange value. The offering price was determined by APF based upon the estimated costs of investing in restaurant properties and making mortgage loans, fees paid to the Advisor, its affiliates and third parties and the expenses of the offerings. However, we cannot be certain that the exchange value equals fair value.

  . Based on recorded transfers of APF Shares, the average price at which APF
    Shares sold during 1998 was $17.30 per share. Additionally, APF bought back APF Shares pursuant to a redemption plan at a per share value of $18.40, after giving effect to the one-for-two reverse stock split. We believe that these discounts to the original offering price are reasonable in light of the current lack of market for the APF Shares. Upon listing the APF Shares on the NYSE, we believe that the liquidity afforded to holders of APF Shares will enhance the value of the APF Shares.

Fairness Opinions

   In deciding to recommend the Acquisition, we considered and agreed with the fairness opinions of Legg Mason as to the fairness from a financial point of view of the APF Share consideration to be offered to each Income Fund. Because the Acquisition of any single Income Fund is not a condition of the Acquisition of any other Income Fund, we obtained from Legg Mason with respect to each Income Fund a fairness opinion that did not assume that APF acquired any other Income Funds. Based on the reasons previously stated and the opinion of Legg Mason that the APF Share consideration payable to each Income Fund is fair from a financial point of view, we believe the Acquisition is fair regardless of the number of Income Funds that are acquired in the Acquisition. The fairness opinion for your Income Fund is attached as Appendix A to your Income Fund's supplement that accompanies this consent solicitation. You should read Legg Mason's opinion in its entirety with respect to the assumptions made, matters considered and limits of the reviews undertaken by Legg Mason in rendering its opinions.

   Based on the analysis more fully described under "Reports, Opinions, and Appraisals--Fairness Opinions," and subject to the assumptions, limitations and qualifications discussed in this consent solicitation and in its fairness opinions, Legg Mason concluded that the APF Share consideration offered to each Income Fund in the Acquisition is fair from a financial point of view.

Appraisals

   In making our recommendation, we also considered the appraisals of each Income Fund prepared by Valuation Associates, an independent real estate appraisal firm. We compared the exchange value of the APF Shares payable to each Income Fund with the appraised value of each Income Fund's restaurant properties and other net assets. Based on this comparison, we determined that the number of APF Shares payable to each Income Fund was reasonable.

Alternatives to the Acquisition that we considered

   In determining whether to accept and recommend the Acquisition proposal, we considered two principal alternatives to the Acquisition that could have been pursued by each Income Fund: (1) continuation of each Income Fund pursuant to its existing partnership agreement and (2) liquidation of each Income Fund.

   Benefits and Disadvantages of Continuation Alternative. Continuing each Income Fund without change would have the following effects, some of which you might perceive as benefits:

  . your Income Fund would not be subject to the risks associated with the ongoing operations of APF and instead would remain a separate entity, with its own assets and liabilities, and would pursue its original investment objectives consistent with the guidelines, restrictions and safeguards contained in its partnership agreement;

  . your Income Fund's performance would not be affected by the performance of APF and the other Income Funds that APF intends to acquire in the Acquisition;

  . eventually, your Income Fund would liquidate its holdings and distribute the proceeds received in liquidation in accordance with the terms of the Income Fund's partnership agreement;

  . there would be no change in the nature of your voting rights and no change in your Income Fund's operating policies;

  . your Income Fund would not incur Acquisition expenses, ranging from approximately $153,000 to $504,000, or approximately 1.1% to 1.3% of the total exchange value of the APF Shares to be issued to each Income Fund, depending on the size of the Income Fund. For a breakdown of the expenses with respect to your Income Fund, see the supplement accompanying this consent solicitation;

  . income from your Income Fund may be offset by passive activity losses generated from your other investments, whereas you will not have the ability to offset income from your investment in APF with such losses; and

  . assuming you are a tax-paying Limited Partner, you would not be subject to any immediate federal income taxation that will otherwise be incurred by you as a consequence of the Acquisition.

   However, we believe that maintaining the Income Funds as separate entities would have the following disadvantages:

  . since the Income Funds are not authorized to raise additional funds either through equity issuances or by incurring indebtedness for investment, the Income Funds are unable to benefit from investing in potential growth opportunities;

  . your investment would continue to be illiquid because the units are not freely transferable and there is no established public trading market or public market valuation for units, unlike the APF Shares which will have a public trading market that you could access at your discretion;

  . your Income Fund's portfolio of restaurant properties would be less diversified, and therefore the loss of one tenant or an economic downturn in the region where a restaurant property is located would likely have a greater impact on your Income Fund's ability to make distributions than it would on APF's;

  . your Income Fund cannot acquire, develop or finance restaurant properties or take advantage of the other potential benefits of the Acquisition, which are described above; and

  . since the majority of the Income Funds' operating expenses are fixed, as the restaurant properties are sold and revenues from the portfolio decrease, it is unlikely that all of the Income Funds will sustain their current level of distributions.

   Benefits and Disadvantages of Liquidation Alternative. As an alternative to the Acquisition, each Income Fund could dissolve and liquidate by selling its restaurant properties and other assets, paying off its existing liabilities not assumed by the buyer and distributing the net sales proceeds to you, to the other Limited Partners and to us in our capacity as general partners in accordance with the distribution provisions of its partnership agreement. The primary advantage of this alternative would be to provide liquidity to you as restaurant properties are sold based upon the net liquidation proceeds received from the sale of your Income Fund's assets.

   We do not believe that liquidation would be as beneficial to you as the Acquisition, for the following reasons:

  . the public market valuation of an investment in an operating real estate company like APF may exceed the liquidation value of your Income Fund's restaurant properties;

  . we believe that the liquidation valuation provided by Valuation
    Associates shows that the liquidation values of the Income Funds are lower than the exchange values of the APF Shares to be paid to the Income Funds in the Acquisition; and

  . an aggressive bulk sale of individual restaurant properties could result in significant discounts from appraised values while a gradual liquidation likely would involve higher administrative costs and greater uncertainty, either of which would reduce the portion of net sales proceeds available for distribution to you.

   In order to assist you in evaluating these alternatives, please review your supplement and the section entitled "Our Recommendation and Fairness Determination--Material Factors Underlying Belief as to Fairness" in this consent solicitation. Your supplement and that section contain estimates of the value of your investment if your Income Fund continues in operation without change and of the net liquidation proceeds that might be available if your Income Fund were liquidated. The methodology and assumptions used to derive these estimated values are explained there.

Prices for Income Fund Units

   The units are not listed on any national securities exchange or quoted on an automated quotation system, and there is no established public market for the units. The table below provides the material information regarding sale transactions in the units for the twelve months ended June 30, 1999 that we obtained from the three material sources from which such information is available: the distribution reinvestment plans of the Income Funds, sales between private individuals and transactions facilitated by companies that specialize in transacting resales, such as American Partnership Board, Frain Asset Management and DCC Securities Corp. Other than the information from the Income Funds' distribution reinvestment plans, we have not contacted the buyers or sellers to independently verify this information. There have likely been other secondary sale transactions in the units, although information regarding them is not available to us. Sales of units therefore may have occurred at prices either above the high price or below the low price set forth below.

   We are providing you this information so that it is readily available to you. However, we do not believe you should rely on the information below in determining whether or not to approve the Acquisition because the price paid per unit may not accurately reflect the current value of the restaurant properties and other assets of the Income Funds as a result of the relative illiquidity of the units being sold.

   All historical price information in the chart below is on a per unit basis for the twelve months ended June 30, 1999. The value of the APF Shares upon listing on the NYSE may be below the exchange value.

                                          Original
                                           Limited
                                           Partner                                                 Weighted
                                         Investments                          High       Low        Average      Exchange
                            Original        less                            Trading    Trading   Trading Price Value of APF
                             Limited    Distributions                      Price per  Price per    of Units     Shares per
                             Partner    of Net Sales             Number     Average    Average    per Average    Average
                           Investments  Proceeds per            of Units    $10,000    $10,000      $10,000      $10,000
                              less         average               Traded     Original   Original    Original      Original
                 Original Distributions    $10,000     Number  as Percent   Limited    Limited      Limited      Limited
     Income      Cost per of Net Sales    Original    of Units  of Total    Partner    Partner      Partner      Partner
      Fund         Unit    Proceeds(1)  Investment(1)  Traded  Income Fund Investment Investment  Investment    Investment
     ------      -------- ------------- ------------- -------- ----------- ---------- ---------- ------------- ------------
I...............   $500    $12,001,150     $8,001         482     1.61%      $8,398     $7,030      $7,504        $7,616
II..............    500     23,046,408      9,219         329     0.66        9,507      7,100       8,942         9,459
III.............    500     22,253,502      8,901         263     0.53        9,600      6,850       8,445         8,228
IV..............    500     28,226,458      9,409         499     0.83       10,000      7,360       8,878         8,782
V...............    500     22,258,682      8,903         231     0.46       10,000      6,550       8,135         8,087
VI..............    500     35,000,000     10,000       1,081     1.54        9,701      6,664       9,274        10,431
VII.............      1     30,000,000     10,000     286,381     0.95        9,500      7,800       9,300        10,441
VIII............      1     35,000,000     10,000     495,213     1.41       10,000      7,600       9,300        11,263
IX..............     10     35,000,000     10,000      47,502     1.36       10,000      8,120       9,320        10,353
X...............     10     40,000,000     10,000      33,363     0.83        9,700      7,800       9,340        10,393
XI..............     10     40,000,000     10,000      43,292     1.08        9,500      7,980       9,110        10,763
XII.............     10     45,000,000     10,000      39,762     0.88       10,000      7,600       9,270        10,405
XIII............     10     40,000,000     10,000      33,530     0.84        9,500      7,900       8,940         9,608
XIV.............     10     45,000,000     10,000      25,090     0.56        9,500      7,500       8,960         9,481
XV..............     10     40,000,000     10,000      25,551     0.64        9,500      6,100       8,530         9,232
XVI.............     10     45,000,000     10,000      37,146     0.83       10,000      6,990       8,760         9,499

--------
(1) The original Limited Partner investments in CNL Income Fund, Ltd., CNL Income Fund II, Ltd., CNL Income Fund III, Ltd., CNL Income Fund IV, Ltd. and CNL Income Fund V, Ltd. were $15,000,000, $25,000,000, $25,000,000,
    $30,000,000 and $25,000,000, respectively. These columns reflect, as of December 31, 1998, an adjustment to the Limited Partners' original investments for special distributions of net sales proceeds from sales of restaurant properties and net sales proceeds added to these Income Funds' working capital and subsequently distributed to Limited Partners of CNL Income Fund, Ltd. through CNL Income Fund V, Ltd.

                                     Voting

Voting Procedures

   Please mark the enclosed consent form to vote "For" or "Against" approval of the Acquisition. If you have invested in more than one Income Fund, you will receive only one copy of this consent solicitation and you will receive a supplement and a consent form for each Income Fund in which you hold units. Because each Income Fund will vote separately on whether or not to approve the Acquisition, you must complete one consent form for each Income Fund in which you are an investor.

   If you are voting "Against" the Acquisition, you also should elect on your consent form whether you would like to receive APF Shares or notes if your Income Fund is acquired by APF. If your Income Fund approves the Acquisition, you will receive APF Shares if you vote "Against" the Acquisition but do not elect specifically to receive notes or you do not vote. You must elect to receive notes on the consent form or you will receive APF Shares.

   Your consent form must be received by Corporate Election Services by 5:00
p.m. Eastern time on     , 2000 unless we extend the solicitation period. The
only situation that we can foresee in which an extension of the solicitation period would be sought would be if a quorum of the Limited Partners was not present, but of the Limited Partners present and voting, a substantial majority are voting in favor of the Acquisition. If you do not submit a consent form, you will also be counted as having voted "Against" the Acquisition and will receive APF Shares if your Income Fund approves the Acquisition. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the Acquisition and will receive APF Shares if your Income Fund approves the Acquisition. You may withdraw or revoke your consent form at any time prior to the expiration of the solicitation period in the manner described later in this consent solicitation. You may also vote in person at the special meeting of the Limited Partners of your Income Fund.

Amendments to Your Income Fund's Partnership Agreement

   For Income Funds XI through XVI, if you vote "For" the Acquisition, you will also be required to cast a separate vote in favor of amendments to the partnership agreement of such Income Funds to permit the Acquisition to proceed. These amendments are necessary to complete successfully APF's acquisition of your Income Fund. For a discussion of the amendments, if applicable to your Income Fund, you should carefully read the supplement accompanying the consent solicitation.

No Rights to Independent Appraisal

   If your Income Fund approves the Acquisition, but you voted "Against" the Acquisition, you will not have any right to have an independent valuation of your Income Fund.

             Comparison of Ownership of APF Shares, Notes and Units

   In order to assist you in deciding whether to approve the Acquisition, we have summarized below some of the ownership attributes of APF Shares, notes and Income Fund units. The following descriptions are qualified in their entirety by reference to APF's Articles of Incorporation and bylaws and to each Income Fund's partnership agreement. The descriptions are summaries and do not purport to be a complete discussion of these matters. We encourage you to review carefully the more detailed comparison regarding the units, the notes and APF Shares in "Comparison of Income Funds and APF and of the Ownership of Units, Notes and APF Shares," in this consent solicitation beginning on page 96, for additional comparisons.

     Characteristic         Income Fund Units          APF Shares               Notes
------------------------  ---------------------  ---------------------  ---------------------
Liquidity and             . No established       . Traded on NYSE       . No established
 Transferability            market                                        market
                          . Transfers are        . Freely transferable  . Freely transferable
                            subject to             subject to
                            limitations            ownership
                                                   limitation in APF's
                                                   Articles of
                                                   Incorporation
State Tax Withholding on  . Some states require  . No withholding       . No withholding
 Distributions              withholding on
                            distributions
Tax Characterization of   . Generally passive    . Generally,           . Generally,
 Income                     income; pro rata       portfolio income;      portfolio income;
                            share of income and    generally,             noteholders will be
                            expense items of       distributions from     taxed on interest
                            Income Fund            earnings and           income
                            attributed to          profits reported as
                            partners;              ordinary income;
                            distributions in       distributions in
                            excess of taxable      excess of earnings
                            income, generally      and profits,
                            as a result of         generally as a
                            depreciation, are      result of
                            not currently          depreciation,
                            taxable and reduce     reported as non-
                            taxpayer's basis in    taxable
                            the Income Fund        distributions and
                                                   reduces taxpayer's
                                                   basis in REIT
Tax Reporting to          . Schedule K-1,        . Form 1099-DIV must   . IRS Form 1099-INT
 Investor                   generally mailed by    be mailed by           must be mailed by
                            February 15 of each    January 31 of each     January 31 of each
                            year                   year                   year
Liability of Investor     . Limited to the       . No personal          . No personal
                            amount of your         liability for the      liability for the
                            investment in the      debts or               debts or
                            Income Fund            obligations of APF     obligations of APF
Distributions             . Quarterly            . Quarterly            . No distributions
                            distributions          distributions          will be paid to
                                                                          noteholders; semi-
                                                                          annual interest
                                                                          payments and
                                                                          principal payment
                                                                          upon maturity
Additional                . Income Funds cannot  . APF may issue        . Will be direct,
 Equity/Potential           issue additional       additional equity      unsecured and
 Dilution/Subordination     equity; no risk of     which would result     unsubordinated
                            dilution               in the dilution of     obligations of APF
                                                   your ownership         and will rank
                                                   interest in APF        equally with each
                                                                          other and with all
                                                                          other unsecured and
                                                                          unsubordinated
                                                                          indebtedness of APF
                                                                          from time to time
                                                                          outstanding
                                                                        . Will be
                                                                          subordinated to
                                                                          existing and future
                                                                          mortgages and other
                                                                          secured
                                                                          indebtedness of APF

Characteristic    Income Fund Units          APF Shares               Notes
--------------  ---------------------  ---------------------  ---------------------
Voting Rights   . Voting is based      . One vote per share;  . Voting is permitted
                  upon the ownership     No supermajority       only for the merger
                  interest in the        voting requirements    of APF or the sale
                  Income Fund; voting    or anti-takeover       of all or
                  is generally           provisions except      substantially all
                  permitted only for     as necessary to        of APF's assets and
                  significant            meet REIT ownership    other actions
                  transactions as        requirements and       detrimental to
                  provided in the        with respect to        noteholders as
                  Income Fund's          business               provided in the
                  partnership            combinations           indenture for the
                  agreement and under    involving              notes
                  Florida law            interested
                                         stockholders

   You should read this consent solicitation carefully and consult with your own financial advisor prior to making a decision with respect to the Acquisition.

                       Federal Income Tax Considerations

The Acquisition will be a taxable transaction for Limited Partners subject to federal income taxation

   If your Income Fund is acquired by APF, you will be required to recognize taxable gain or loss if you are subject to federal income tax, but you will not receive any cash in the Acquisition in order to pay taxes on any gain that you recognize. If you are required to recognize any gain as a result of the Acquisition, you may be able to offset that gain with unused passive activity losses from your other investments.

   Tax matters are very complicated, and the tax consequences of the Acquisition to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences to you of the Acquisition.

                         Summary Financial Information

   The following tables set forth summary financial information for APF, the Income Funds, the Advisor, CNL Financial Services and CNL Financial Corporation on a historical basis, as shown on pages 20 through 25 and for APF, the Income Funds and the CNL Restaurant Businesses on a pro forma basis, as shown on pages 26 through 36 and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements contained elsewhere in this consent solicitation and the accompanying supplements. The Pro Forma Combined Financial Data combines information from the historical consolidated statements of earnings of APF, the Income Funds and the CNL Restaurant Businesses giving effect to the Acquisition and the acquisition of the CNL Restaurant Businesses as if the respective transactions occurred on January 1, 1998 and combines information from the historical consolidated balance sheets as if the respective transactions occurred on June 30, 1999.

   We are providing the pro forma information for illustrative purposes only. It does not necessarily reflect what the results of operations or financial position of APF would have been if the acquisitions had actually occurred on the dates indicated. This information also does not indicate what APF's future operating results or consolidated financial position will be. This information does not reflect additional costs associated with the Acquisition which APF cannot presently estimate.

     SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF APF AND SUBSIDIARIES


                                           Six Months ended
                                               June 30,
                                       --------------------------
                                           1999          1998
                                       ------------  ------------
                                              (unaudited)
Operating Data:
Revenues:
 Rental and earned income.....         $ 27,900,894  $ 13,807,621
 Interest and other income....            4,249,461     3,821,457
                                       ------------  ------------
 Total revenues...............           32,150,355    17,629,078
                                       ------------  ------------
Expenses:
 General and administrative...            2,244,408     1,036,835
 Management and advisory fees..           1,681,870       729,860
 State and other taxes........              464,966       182,703
 Depreciation and amortization..          3,711,674     1,648,827
 Transaction costs............              483,005           --
                                       ------------  ------------
 Total expenses...............            8,585,923     3,598,225
                                       ------------  ------------
Net earnings before Equity in
 Earnings of Joint
 Ventures/Minority Interests,
 Loss on Sale of Properties
 and Provision for Losses on
 Land and Buildings...........           23,564,432    14,030,853
Equity in earnings of Joint
 Ventures/Minority Interests..               31,241       (15,380)
Loss on Sales of Properties...             (201,843)          --
Provision for Losses on Land
 and Buildings................             (540,522)          --
                                       ------------  ------------
Net earnings..................         $ 22,853,308  $ 14,015,473
                                       ============  ============
Other Data:*
Weighted average number of
 shares of common stock
 outstanding during
 period (1)...................           37,347,883    21,583,217
Total properties owned at end
 of period....................                  578           310
Earnings per share............         $       0.61  $       0.65
Cash distributions declared
 per share of common
 stock (2)....................         $       0.76  $       0.76
Ratio of earnings to fixed
 charges......................                18.16x       112.50x
                                                                                               May 2, 1994
                                                                                                (Date of
                                                                                                Inception)
                                                    Year ended December 31,                      through
                                       ------------------------------------------------------ December  31,
                                           1998          1997          1996         1995          1994
                                       ------------- ------------- ------------- ------------ -------------
Operating Data:
Revenues:
 Rental and earned income.....         $ 33,129,661  $ 15,490,615  $  4,357,298  $   539,776    $    --
 Interest and other income....            9,057,376     3,967,318     1,849,386      119,355         --
                                       ------------- ------------- ------------- ------------ -------------
 Total revenues...............           42,187,037    19,457,933     6,206,684      659,131         --
                                       ------------- ------------- ------------- ------------ -------------
Expenses:
 General and administrative...            2,798,481     1,010,725       601,540      142,878         --
 Management and advisory fees..           1,851,004       804,879       251,200       23,078         --
 State and other taxes........              548,320       251,358        56,184       20,189         --
 Depreciation and amortization..          4,054,098     1,795,062       521,871      104,131         --
 Transaction costs............              157,054           --            --           --          --
                                       ------------- ------------- ------------- ------------ -------------
 Total expenses...............            9,408,957     3,862,024     1,430,795      290,276         --
                                       ------------- ------------- ------------- ------------ -------------
Net earnings before Equity in
 Earnings of Joint
 Ventures/Minority Interests,
 Loss on Sale of Properties
 and Provision for Losses on
 Land and Buildings...........           32,778,080    15,595,909     4,775,889      368,855         --
Equity in earnings of Joint
 Ventures/Minority Interests..              (14,138)      (31,453)      (29,927)         (76)        --
Loss on Sales of Properties...                  --            --            --           --          --
Provision for Losses on Land
 and Buildings................             (611,534)          --            --           --          --
                                       ------------- ------------- ------------- ------------ -------------
Net earnings..................         $ 32,152,408  $ 15,564,456  $  4,745,962  $   368,779    $    --
                                       ============= ============= ============= ============ =============
Other Data:*
Weighted average number of
 shares of common stock
 outstanding during
 period (1)...................           26,648,219    11,711,934     4,035,835      949,175         --
Total properties owned at end
 of period....................                  409           244            94           18         --
Earnings per share............         $       1.21  $       1.33  $       1.18  $      0.39    $    --
Cash distributions declared
 per share of common
 stock (2)....................         $       1.52  $       1.49  $       1.41  $      0.62    $    --
Ratio of earnings to fixed
 charges......................                79.97x        28.61x        37.40x         --          --

                                               June 30,
                                       --------------------------
                                           1999          1998
                                       ------------  ------------
                                              (unaudited)
Balance Sheet Data:
Real estate assets, net.......         $691,443,127  $342,940,154
Mortgages/notes receivable....         $ 63,351,507  $ 32,315,411
Accounts receivable, net......         $    649,972  $    390,005
Investment in joint ventures..         $  1,081,046  $    112,847
Total assets..................         $822,225,342  $470,119,410
Total liabilities/minority interest..  $167,023,516  $ 13,601,064
Total stockholders' equity....         $655,201,826  $456,518,346
                                                                 December 31,
                                       --------------------------------------------------------------------
                                           1998          1997          1996         1995          1994
                                       ------------- ------------- ------------- ------------ -------------
Balance Sheet Data:
Real estate assets, net.......         $475,774,971  $245,403,313  $ 72,440,181  $21,097,608    $    --
Mortgages/notes receivable....         $ 39,009,073  $ 31,170,054  $ 13,389,607  $       --     $    --
Accounts receivable, net......         $    526,650  $    635,796  $    142,389  $   113,613    $    --
Investment in joint ventures..         $    988,078  $        --   $        --   $       --     $    --
Total assets..................         $680,352,013  $339,077,762  $134,825,048  $33,603,084    $929,585
Total liabilities/minority interest..  $ 19,541,727  $ 17,439,661  $ 11,957,621  $ 1,622,436    $729,585
Total stockholders' equity....         $660,810,286  $321,638,101  $122,867,427  $31,980,648    $200,000

--------
* Share data and per share data reflects a one-for-two reverse stock split effective as of June 3, 1999.
(1) The weighted average number of APF Shares outstanding is based upon the period APF was operational.

(2) Approximately 20%, 12%, 18%, 8%, 13% and 42% of cash distributions ($0.15, $0.09, $0.28, $0.11, $0.18 and $0.26 per APF Share) for the six months ended June 30, 1999 and 1998, and the years ended December 31, 1998, 1997, 1996 and 1995, respectively, represent a return of capital in accordance with generally accepted accounting principles, or GAAP. Cash distributions treated as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net earnings, including deductions for depreciation expense, on a GAAP basis. For the period May 2, 1994 (date of inception) through December 31, 1994, APF did not make any cash distributions because operations had not commenced.

         SUMMARY HISTORICAL COMBINED FINANCIAL DATA OF THE INCOME FUNDS

                             Six Months ended
                                 June 30,                             Year ended December 31,
                          ------------------------  ---------------------------------------------------------------
                             1999         1998         1998         1997         1996         1995         1994
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                (unaudited)
Operating Data
Revenues:
 Rental and earned
  income................  $21,613,405  $20,615,143  $43,462,064  $47,406,656  $49,763,331  $48,448,434  $43,036,875
 Interest and other
  income................      708,042      993,013    1,767,773    1,582,186    1,323,870    1,195,322      979,569
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
 Total revenues.........  $22,321,447  $21,608,156  $45,229,837  $48,988,842  $51,087,201  $49,643,756  $44,016,444
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Expenses:
 General and
  administrative........    1,593,825    1,598,667    3,261,776    3,397,568    3,090,649    3,052,687    2,184,551
 Management and advisory
  fees..................      112,161      114,274      226,177      226,547      226,329      210,908      150,622
 State and other taxes..      292,633      226,053      227,933      227,155      187,257      211,391      136,608
 Depreciation and
  amortization..........    2,792,813    2,668,239    5,572,005    5,536,688    5,676,547    5,554,593    5,013,540
 Transaction costs......    1,716,823          --       315,081          --           --           --           --
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
 Total expenses.........    6,508,255    4,607,233    9,602,972    9,387,958    9,180,782    9,029,579    7,485,321
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain on Sale
 of Properties, Other
 Revenues (Expenses) and
 Provision for Loss on
 Land and Buildings.....   15,813,192   17,000,923   35,626,865   39,600,884   41,906,419   40,614,177   36,531,123
Equity in Earnings of
 Joint Ventures/Minority
 Interest...............    2,589,175    1,556,186    3,569,877    3,619,807    2,964,176    2,566,728    1,898,156
Gain on Sale of
 Properties.............    1,731,417    2,024,896    2,519,894    4,224,500      524,722       10,822      761,669
Other Revenues
 (Expenses).............          --       (45,150)     (45,150)     214,000          --           --       161,850
Provision for Loss on
 Land and Buildings.....     (338,131)    (217,805)  (2,834,338)    (665,574)    (316,548)    (207,844)         --
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net earnings............  $19,795,653  $20,319,050  $38,837,148  $46,993,617  $45,078,769  $42,983,883  $39,352,798
                          ===========  ===========  ===========  ===========  ===========  ===========  ===========
Other data:
Total properties owned
 at end of period.......          564          576          573          588          603          603          588
Total cash distributions
 declared (1)...........  $23,259,008  $29,676,357  $53,610,357  $48,894,454  $48,535,704  $46,827,898  $42,546,602
Total cash distributions
 declared per $10,000...  $       423  $       540  $       975  $       889  $       882  $       859  $       810

                                 June 30,                                    December 31,
                         ------------------------- ----------------------------------------------------------------
                             1999         1998         1998         1997         1996         1995         1994
                         ------------ ------------ ------------ ------------ ------------ ------------ ------------
                                (unaudited)
Balance sheet data:
Real estate assets,
 net.................... $356,476,210 $373,625,708 $366,370,743 $387,768,898 $404,109,694 $415,745,756 $402,191,678
Mortgages/notes
 receivable............. $  3,669,623 $  5,543,072 $  4,807,714 $  5,586,571 $  4,894,615 $  2,627,418 $        --
Accounts receivable,
 net.................... $    871,401 $    470,413 $  1,302,323 $  1,268,508 $  1,639,685 $  1,477,605 $  1,707,164
Investment in/due from
 joint ventures......... $ 51,051,185 $ 46,809,624 $ 49,106,438 $ 41,608,848 $ 32,693,871 $ 29,432,410 $ 27,735,605
Total assets............ $459,918,898 $467,784,819 $462,217,940 $477,792,517 $478,724,970 $481,643,284 $465,754,289
Total
 liabilities/minority
 interest............... $ 17,114,527 $ 16,101,187 $ 15,950,214 $ 15,921,571 $ 16,183,187 $ 15,826,566 $ 18,298,166
Total equity............ $442,804,371 $451,683,632 $446,267,726 $461,870,946 $462,541,783 $465,816,718 $447,456,123

--------
(1) Cash distributions for the year ended December 31, 1997 include additional amounts earned in 1997, but declared payable in the first quarter of 1998. Cash distributions for the years ended December 31, 1998 and 1994 include special distributions of net sales proceeds from the sale of properties.

               SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA OF
                     CNL FUND ADVISORS, INC. AND SUBSIDIARY

                          Six months   Six months    Six months
                             ended        ended        ended      Year ended            Year ended June 30,
                           June 30,     June 30,    December 31,   June 30,    ----------------------------------------
                            1999(1)       1998          1998         1998         1997        1996       1995     1994
                          -----------  -----------  ------------  -----------  ----------  ----------  ---------  -----
                                (unaudited)                                                 (unaudited)
Operating Data
Revenues:
 Fees...................  $ 9,454,036   14,481,574  $14,408,750   $19,954,188  $6,015,055  $3,650,591  $ 549,067  $ --
 Interest and other
  income................       87,570       69,339       89,415       227,597     157,872      25,759        --      81
                          -----------  -----------  -----------   -----------  ----------  ----------  ---------  -----
 Total revenues.........  $ 9,541,606  $14,550,913  $14,498,165   $20,181,785  $6,172,927  $3,676,350  $ 549,067  $  81
                          -----------  -----------  -----------   -----------  ----------  ----------  ---------  -----
Expenses:
 General and
  administrative........    5,494,079    4,971,277    6,139,588     7,467,957   3,674,044   1,674,267    709,280     81
 Depreciation and
  amortization..........       77,166       47,766       81,028        81,024      58,110      14,780      2,006    --
 Interest expense.......       92,707       62,274       86,141       219,022      42,151           7        --     --
                          -----------  -----------  -----------   -----------  ----------  ----------  ---------  -----
 Total expenses.........    5,663,952    5,081,317    6,306,757     7,768,003   3,774,305   1,689,054    711,286     81
                          -----------  -----------  -----------   -----------  ----------  ----------  ---------  -----
Income (Loss) Before
 Benefit (Provision) for
 Federal Income Taxes ..    3,877,654    9,469,596    8,191,408    12,413,782   2,398,622   1,987,296   (162,219)   --
Benefit (Provision) for
 federal income taxes...   (1,595,036)  (3,721,866)  (3,235,606)   (4,903,444)   (947,458)   (808,065)    53,486    --
                          -----------  -----------  -----------   -----------  ----------  ----------  ---------  -----
Net income (loss) before
 cumulative effect of a
 change in accounting
 for start-up costs.....    2,282,618    5,747,730    4,955,802     7,510,338   1,451,164   1,179,231   (108,733)   --
Cumulative effect of a
 change in accounting
 for start-up costs.....          --       (47,151)         --        (39,237)        --          --         --     --
                          -----------  -----------  -----------   -----------  ----------  ----------  ---------  -----
Net income (loss).......  $ 2,282,618  $ 5,700,579  $ 4,955,802   $ 7,471,101  $1,451,164  $1,179,231  $(108,733) $ --
                          ===========  ===========  ===========   ===========  ==========  ==========  =========  =====
Other data:
Weighted average number
 of shares outstanding
 stock outstanding
 during period--Class
 A......................        6,400        6,400        6,400         6,400       6,400       6,400      6,400  6,400
Weighted average number
 of shares outstanding
 stock outstanding
 during period--Class
 B......................        3,600           19        3,401             9         --          --         --     --
Total properties owned
 at end of period.......          n/a          n/a          n/a           n/a         n/a         n/a        n/a    n/a
Earnings (loss) per
 share--Class A Common
 Stock..................  $       321  $       802  $       697   $     1,167  $      227  $      184  $     (17) $ --
Earnings (loss) per
 share--Class B Common
 Stock..................  $        63  $       --   $       146   $       --   $      --   $      --   $     --   $ --
Total dividends
 declared--Class A
 Common Stock...........  $       --   $ 8,431,566  $ 2,126,525   $ 8,431,566  $      --   $      --   $     --   $ --
Total dividends
 declared--Class B
 Common Stock...........  $       --   $       --   $   119,808   $       --   $      --   $      --   $     --   $ --
Dividends declared per
 share--Class A Common
 Stock..................  $       --   $     1,317  $       332   $     1,317  $      --   $      --   $     --   $ --
Dividends declared per
 share--Class B Common
 Stock..................  $       --   $       --   $        35   $       --   $      --   $      --   $     --   $ --

                                                                                        June 30,
                          June 30,    June 30,  December 31,  June 30,  -----------------------------------------
                            1999        1998        1998        1998       1997       1996      1995       1994
                         ----------- ---------- ------------ ---------- ---------- ---------- ---------  --------
                         (unaudited)                                                  (unaudited)
Balance sheet data:
Mortgages/notes
 receivable............. $      --   $  340,000  $      --   $  340,000 $      --  $      --  $     --   $    --
Accounts receivable,
 net.................... $8,668,738  $6,031,010  $6,764,034  $6,031,010 $2,926,461 $  609,481 $ 375,418  $    --
Total assets............ $9,407,247  $7,026,586  $7,944,933  $7,026,586 $4,430,976 $1,030,637 $ 797,758  $201,267
Total liabilities....... $1,076,772  $3,708,198  $1,897,076  $3,708,198 $1,554,586 $  893,251 $ 903,491  $200,267
Total equity............ $8,330,475  $3,318,388  $6,047,857  $3,318,388 $2,876,390 $  137,386 $(105,733) $  1,000

-------
(1) Historically, the Advisor received acquisition fees based on 4.5% of the proceeds raised by APF in its three public offerings. APF's most recent offering was completed in December 1998. Following the investment of offering proceeds, the advisory agreement with the Advisor provided for acquisition fees to be paid based on 4.5% of the acquisition purchase price of a restaurant property.

       SUMMARY HISTORICAL FINANCIAL DATA OF CNL FINANCIAL SERVICES, INC.

                                                                                                    Inception
                                                                                                (October 9, 1995)
                           Six Months    Six Months                      Year Ended June 30,         through
                              Ended         Ended     Six Months Ended  ----------------------      June 30,
                          June 30, 1999 June 30, 1998 December 31, 1998    1998        1997           1996
                          ------------- ------------- ----------------- ----------  ----------  -----------------
                                  (unaudited)
Operating Data
Revenues:
 Fees...................   $2,963,154    $ 2,161,894     $3,004,975     $5,974,885  $1,804,357      $     --
 Interest and other
  income................      249,258        292,451        283,628        608,560      54,641            --
                           ----------    -----------     ----------     ----------  ----------      ---------
 Total revenues.........    3,212,412      2,454,345      3,288,603      6,583,445   1,858,998            --
                           ----------    -----------     ----------     ----------  ----------      ---------
Expenses:
 General and
  administrative........    3,130,576      3,959,163      4,010,503      6,158,571   1,033,555        188,859
 Depreciation and
  amortization..........       39,032         36,693            --             --          --             --
                           ----------    -----------     ----------     ----------  ----------      ---------
 Total expenses.........    3,169,608      3,995,856      4,010,503      6,158,571   1,033,555        188,859
                           ----------    -----------     ----------     ----------  ----------      ---------
 Income (Loss) Before
  Benefit (Provision)
  for Income Taxes......       42,804     (1,541,511)      (721,900)       424,874     825,443       (188,859)
 Benefit (Provision) for
  Federal Income Taxes..      (16,906)       658,914        285,150       (167,826)   (326,050)        76,793
                           ----------    -----------     ----------     ----------  ----------      ---------
Net Income (Loss).......   $   25,898    $  (882,597)    $ (436,750)    $  257,048  $  499,393      $(112,066)
                           ==========    ===========     ==========     ==========  ==========      =========
Other data:
Weighted average number
 of shares outstanding
 stock outstanding
 during period--Class
 A......................        2,000          2,000          2,000          1,953       1,800          1,343
Weighted average number
 of shares outstanding
 stock outstanding
 during period--Class
 B......................          724            --               2            --          --             --
Total properties owned
 at end of period.......          n/a            n/a            n/a            n/a         n/a            n/a
Earnings (loss) per
 share--Class A Common
 Stock..................   $       12    $      (441)    $     (196)    $      132  $      277      $     (83)
Earnings (loss) per
 share--Class B Common
 Stock..................   $        4    $       --      $  (21,838)    $      --   $      --       $     --

                                                                                                    Inception
                                                                                                (October 9, 1995)
                                                                              June 30,               through
                            June 30,      June 30,      December 31,    ----------------------      June 30,
                              1999          1998            1998           1998        1997           1996
                          ------------- ------------- ----------------- ----------  ----------  -----------------
                           (unaudited)
Balance sheet data:
Receivables, net........   $5,417,084     $6,836,000     $5,215,244     $6,836,000  $3,990,489       $ 17,405
Total assets............   $6,369,606     $7,144,393     $6,494,271     $7,144,393  $4,533,936       $432,604
Total liabilities.......   $  829,856     $1,266,191     $1,000,989     $1,266,191  $3,603,195       $  1,256
Total equity............   $5,539,750     $5,878,202     $5,493,282     $5,878,202  $  930,741       $431,348

         SUMMARY HISTORICAL FINANCIAL DATA OF CNL FINANCIAL CORPORATION

                                                                                                          Inception
                           Six Months     Six Months       Six Months        Year Ended June 30,      (October 9, 1995)
                              Ended          Ended            Ended       --------------------------       through
                          June 30, 1999  June 30, 1998  December 31, 1998     1998          1997        June 30, 1996
                          -------------  -------------  ----------------- ------------  ------------  -----------------
                                  (unaudited)
Operating Data
Revenues:
 Fees...................  $     11,511   $        --      $        --     $        --   $        --      $      --
 Interest and other
  income................    11,539,080     12,051,754       14,299,814      20,324,223     3,346,226         52,063
                          ------------   ------------     ------------    ------------  ------------     ----------
 Total revenues.........    11,550,591     12,051,754       14,299,814      20,324,223     3,346,226         52,063
                          ------------   ------------     ------------    ------------  ------------     ----------
Expenses:
 General and
  administrative........       263,524        964,181        1,292,492         997,856        66,112            956
 Management and advisory
  fees..................     1,231,905      1,299,999          734,890       2,245,039       205,837          3,543
 Depreciation and
  amortization..........           --             --            85,086          17,891         8,641            286
 Interest...............    10,294,499     10,489,339       10,879,294      17,452,876     2,875,881         42,965
                          ------------   ------------     ------------    ------------  ------------     ----------
 Total expenses.........    11,789,928     12,753,519       12,991,762      20,713,662     3,156,471         47,750
                          ------------   ------------     ------------    ------------  ------------     ----------
 Income (Loss) Before
  Benefit (Provision)
  for Income Taxes......      (239,337)      (701,765)       1,308,052        (389,439)      189,755          4,313
 Benefit (Provision) for
  Federal Income Taxes..        86,202        205,669         (493,735)         94,504       (61,066)        (1,331)
                          ------------   ------------     ------------    ------------  ------------     ----------
Net Income (Loss).......  $   (153,135)  $   (496,096)    $    814,317    $   (294,935) $    128,689     $    2,982
                          ============   ============     ============    ============  ============     ==========
Other data:
Weighted average number
 of shares outstanding
 stock outstanding
 during period--Class
 A......................           200            200              200             195           180            155
Weighted average number
 of shares outstanding
 stock outstanding
 during period--Class
 B......................           501            --                 1             --            --             --
Total properties owned
 at end of period.......           n/a            n/a              n/a             n/a           n/a            n/a
Earnings (loss) per
 share--Class A Common
 Stock..................  $       (689)  $     (2,480)    $      3,664    $     (1,512) $        715     $       19
Earnings (loss) per
 share--Class B Common
 Stock..................  $        (31)           n/a     $     81,432    $        --   $        --      $      --

                                                                                                          Inception
                                                                                                      (October 9, 1995)
                                                                                  June 30,                 through
                            June 30,       June 30,       December 31,    --------------------------      June 30,
                              1999           1998             1998            1998          1997            1996
                          -------------  -------------  ----------------- ------------  ------------  -----------------
                           (unaudited)
Balance sheet data:
Mortgages/notes
 receivable.............  $290,522,671   $374,482,298     $211,280,226    $374,482,298  $140,781,095     $6,011,478
Receivables, net........  $  1,125,933   $        --      $  1,043,527    $        --   $        --      $  234,125
Total assets............  $304,738,561   $391,783,797     $223,936,076    $391,832,399  $146,311,547     $6,399,857
Total liabilities.......  $300,143,224   $388,059,444     $219,991,725    $388,108,046  $146,179,776     $6,396,775
Total equity............  $  4,595,337   $  3,724,353     $  3,944,351    $  3,724,353  $    131,771     $    3,082

          SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

 For acquisitions of the Advisor, the CNL Restaurant Financial Services Group
                         and all 16 Income Funds

                        Six Months Ended June 30, 1999

                                    Property                                 Historical   Historical
                                   Acquisition                                  CNL          CNL
                      Historical    Pro Forma                  Historical    Financial    Financial
                          APF      Adjustments     Subtotal     Advisor    Services, Inc.   Corp.      Subtotal
                      -----------  -----------    -----------  ----------  -------------- ----------  -----------
 Operating Data:
 Revenues:
 Rental and
 Earned Income...     $27,900,894  $3,056,620(a)  $30,957,514  $      --     $     --     $      --   $30,957,514
 Fees............             --          --              --    9,454,036    2,963,154        11,511   12,428,701
 Interest and
 Other Income....       4,249,461         --        4,249,461      87,570      249,258    11,539,080   16,125,369
                      -----------  ----------     -----------  ----------    ---------    ----------  -----------
 Total Revenue...      32,150,355   3,056,620      35,206,975   9,541,606    3,212,412    11,550,591  $59,511,584
                      -----------  ----------     -----------  ----------    ---------    ----------  -----------
 Expenses:
 General and
 Administrative..       2,244,408         --        2,244,408   5,405,130    2,441,151       263,524   10,354,213
 Management and
 Advisory Fees...       1,681,870         --        1,681,870         --           --      1,231,905    2,913,775
 Fees to Related
 Parties.........             --          --              --       88,949      689,425           --       778,374
 Interest
 Expense.........             --          --              --       92,707          --     10,294,499   10,387,206
 State Taxes.....         464,966         --          464,966         --           --            --       464,966
 Depreciation--
 Other...........             --          --              --       77,130       39,032           --       116,162
 Depreciation--
 Property........       3,701,974     967,179(a)    4,669,153         --           --            --     4,669,153
 Amortization....           9,700         --            9,700          36          --            --         9,736
 Transaction
 Costs...........         483,005         --          483,005         --           --            --       483,005
                      -----------  ----------     -----------  ----------    ---------    ----------  -----------
 Total Expenses..       8,585,923     967,179       9,553,102   5,663,952    3,169,608    11,789,928   30,176,590
                      -----------  ----------     -----------  ----------    ---------    ----------  -----------
 Operating
 Earnings
 (Losses) Before
 Equity in
 Earnings of
 Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale
 of Properties
 and Provision
 for Losses on
 Properties......      23,564,432   2,089,441      25,653,873   3,877,654       42,804      (239,337) $29,334,994
 Equity in
 Earnings of
 Joint
 Ventures/Minority
 Interest........          31,241         --           31,241         --           --            --        31,241
 Gain (Loss) on
 Sale of
 Properties......        (201,843)        --         (201,843)        --           --            --      (201,843)
 Provision For
 Losses on
 Properties......        (540,522)        --         (540,522)        --           --            --      (540,522)
                      -----------  ----------     -----------  ----------    ---------    ----------  -----------
 Net Earnings
 (Losses) Before
 Benefits
 (Provision) for
 Federal Income
 Taxes...........      22,853,308   2,089,441      24,942,749   3,877,654       42,804      (239,337)  28,623,870
 Benefit
 (Provision) for
 Federal Income
 Taxes...........             --          --              --   (1,595,036)     (16,906)       86,202   (1,525,740)
                      -----------  ----------     -----------  ----------    ---------    ----------  -----------
 Net
 Earnings(Losses)..   $22,853,308  $2,089,441     $24,942,749  $2,282,618    $  25,898    $ (153,135) $27,098,130
                      ===========  ==========     ===========  ==========    =========    ==========  ===========
 Other Data:
 Earnings Per
 Share/Unit......     $      0.61         n/a             n/a         n/a          n/a           n/a  $       n/a
                      ===========  ==========     ===========  ==========    =========    ==========  ===========
 Book Value Per
 Share/Unit......     $     17.54         n/a             n/a         n/a          n/a           n/a  $       n/a
                      ===========  ==========     ===========  ==========    =========    ==========  ===========
 Dividends Per
 Share...........     $      0.76         n/a             n/a         n/a          n/a           n/a  $       n/a
                      ===========  ==========     ===========  ==========    =========    ==========  ===========
                       Combining                       Historical
                       Pro Forma           Combined      Income      Pro Forma          Adjusted
                      Adjustments             APF         Funds     Adjustments         Pro Forma
                      ------------------- ------------ ------------ ------------------ ------------
 Operating Data:
 Revenues:
 Rental and
 Earned Income...     $       --          $30,957,514  $21,613,405   $ 553,747 (j)     $53,124,666
 Fees............      (9,812,516)(b),(c)   2,616,185          --     (536,852)(k)       2,079,333
 Interest and
 Other Income....         144,014 (d)      16,269,383      708,042         --           16,977,425
                      ------------------- ------------ ------------ ------------------ ------------
 Total Revenue...      (9,668,502)         49,843,082   22,321,447      16,895          72,181,424
                      ------------------- ------------ ------------ ------------------ ------------
 Expenses:
 General and
 Administrative..        (774,311)(e)       9,579,902    1,593,825    (787,964)(l),(m)  10,385,763
 Management and
 Advisory Fees...      (2,913,775)(f)             --       112,161    (112,161)(n)             --
 Fees to Related
 Parties.........        (743,673)(g)          34,701          --          --               34,701
 Interest
 Expense.........             --           10,387,206          --          --           10,387,206
 State Taxes.....             --              464,966      292,633     105,023 (o)         862,622
 Depreciation--
 Other...........             --              116,162          --          --              116,162
 Depreciation--
 Property........             --            4,669,153    2,779,197   1,038,410 (p)       8,486,760
 Amortization....       1,006,877 (h)       1,016,613       13,616         --            1,030,229
 Transaction
 Costs...........             --              483,005    1,716,823         --            2,199,828
                      ------------------- ------------ ------------ ------------------ ------------
 Total Expenses..      (3,424,882)         26,751,708    6,508,255     243,308          33,503,271
                      ------------------- ------------ ------------ ------------------ ------------
 Operating
 Earnings
 (Losses) Before
 Equity in
 Earnings of
 Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale
 of Properties
 and Provision
 for Losses on
 Properties......      (6,243,620)         23,091,374   15,813,192    (226,413)         38,678,153
 Equity in
 Earnings of
 Joint
 Ventures/Minority
 Interest........             --               31,241    2,589,175    (260,189)(q)       2,360,227
 Gain (Loss) on
 Sale of
 Properties......             --            (201,843)    1,731,417         --            1,529,574
 Provision For
 Losses on
 Properties......             --             (540,522)    (338,131)        --             (878,653)
                      ------------------- ------------ ------------ ------------------ ------------
 Net Earnings
 (Losses) Before
 Benefits
 (Provision) for
 Federal Income
 Taxes...........      (6,243,620)         22,380,250   19,795,653    (486,602)         41,689,301
 Benefit
 (Provision) for
 Federal Income
 Taxes...........       1,525,740 (i)             --           --          --                  --
                      ------------------- ------------ ------------ ------------------ ------------
 Net
 Earnings(Losses)..   $(4,717,880)        $22,380,250  $19,795,653   $(486,602)        $41,689,301
                      =================== ============ ============ ================== ============
 Other Data:
 Earnings Per
 Share/Unit......             n/a                 n/a          n/a         n/a         $      0.59
                      =================== ============ ============ ================== ============
 Book Value Per
 Share/Unit......             n/a                 n/a          n/a         n/a         $     17.47
                      =================== ============ ============ ================== ============
 Dividends Per
 Share...........             n/a                 n/a          n/a         n/a         $       n/a
                      =================== ============ ============ ================== ============

          SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

 For acquisitions of the Advisor, the CNL Restaurant Financial Services Group
                         and all 16 Income Funds

                        Six Months Ended June 30, 1999

                                    Property                                Historical    Historical
                                   Acquisition                                 CNL           CNL
                       Historical   Pro Forma                  Historical   Financial     Financial
                          APF      Adjustments      Subtotal    Advisor   Services, Inc.    Corp.        Subtotal
                      ------------ -----------    ------------ ---------- -------------- ------------ --------------
Other data
(cont.):
Weighted Average
of Shares
Outstanding
During Period...        37,347,883        --        37,347,883        n/a          n/a            n/a     37,347,883
                      ============ ==========     ============ ==========   ==========   ============ ==============
Shares
Outstanding.....        37,348,464        --        37,348,464        n/a          n/a            n/a     37,348,464
                      ============ ==========     ============ ==========   ==========   ============ ==============
Ratio of
earnings to
fixed charges...            18.16x        n/a              n/a        n/a          n/a            n/a            n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Balance sheet
data:
Real estate
assets, net.....      $691,443,127 $3,369,856(s)  $694,812,983 $      --    $      --    $        --  $  694,812,983
Mortgages/notes
receivable......      $ 63,351,507 $      --      $ 63,351,507 $      --    $      --    $290,522,671 $  353,874,178
Receivables/Due
from Related
Parties.........      $    649,972 $      --      $    649,972 $8,668,738   $5,417,084   $  1,125,933 $   15,861,727
Investment in
joint ventures..      $  1,081,046 $      --      $  1,081,046 $      --    $      --    $        --  $    1,081,046
Total assets....      $822,225,342 $3,369,856(s)  $825,595,198 $9,407,247   $6,369,606   $304,738,561 $1,146,110,612
Total
liabilities/minority
interest........      $167,023,516 $3,369,856(s)  $170,393,372 $1,076,772   $  829,856   $300,143,224 $  472,443,224
Total equity....      $655,201,826 $      --      $655,201,826 $8,330,475   $5,539,750   $  4,595,337 $  673,667,388
                       Combining                           Historical
                       Pro Forma              Combined       Income     Pro Forma               Adjusted
                      Adjustments               APF          Funds     Adjustments             Pro Forma
                      -------------------- -------------- ------------ --------------------- -----------------
Other data
(cont.):
Weighted Average
of Shares
Outstanding
During Period...        6,150,000              43,497,883          n/a   27,035,143              70,533,026(r)
                      ==================== ============== ============ ===================== =================
Shares
Outstanding.....        6,150,000              43,498,464          n/a   27,035,143              70,533,607
                      ==================== ============== ============ ===================== =================
Ratio of
earnings to
fixed charges...              n/a                     n/a          n/a          n/a                   4.49x
                      ==================== ============== ============ ===================== =================
Balance sheet
data:
Real estate
assets, net.....      $       --           $  694,812,983 $356,476,210 $100,590,533 (t2)     $1,151,879,726
Mortgages/notes
receivable......      $       --           $  353,874,178 $  3,669,623 $        --           $  357,543,801
Receivables/Due
from Related
Parties.........      $(6,614,629)(u)      $    9,247,098 $    871,401 $ (1,323,882)(w)      $    8,794,617
Investment in
joint ventures..      $       --           $    1,081,046 $ 51,051,185 $ 14,171,514 (t2)     $   66,303,745
Total assets....      $28,901,068 (t1),(u) $1,175,011,680 $459,918,898 $ 78,495,120 (t2),(w) $1,713,425,698
Total
liabilities/minority
interest........      $(6,957,486)(u),(v)  $  465,485,738 $ 17,114,527 $ (1,323,882)(w)      $  481,276,383
Total equity....      $35,858,554 (t1),(v) $  709,525,942 $442,804,371 $ 79,819,002 (t2)     $1,232,149,315

  (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if restaurant properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any restaurant properties for the periods prior to their construction completion and availability for occupancy.

  (b) Represents the elimination of intercompany fees between APF, the Income Funds, the Advisor and the CNL Restaurant Financial Services Group:

       Origination fees from affiliates........................... $  (689,425)
       Secured equipment lease fees...............................     (67,967)
       Advisory fees..............................................    (126,788)
       Reimbursement of administrative costs......................    (382,728)
       Acquisition fees...........................................  (4,452,252)
       Underwriting fees..........................................     (54,248)
       Administrative, executive and guarantee fees...............    (532,389)
       Servicing fees.............................................    (572,728)
       Development fees...........................................     (38,853)
       Management fees............................................  (1,681,870)
                                                                   -----------
         Total.................................................... $(8,599,248)
                                                                   ===========

  (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

  (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in Note (c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $144,014

  (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs............................. $(774,311)

  (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,681,870)
       Administrative executive and guarantee fees................    (532,389)
       Servicing fees.............................................    (572,728)
       Advisory fees..............................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

  (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

  (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (u).

       Amortization of goodwill..................................... $1,006,877

  (i) Represents the elimination of $1,525,740 in benefits for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

  (j) Represents $553,747 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Funds as if the leases had been acquired on January 1, 1998.

  (k) Represents the elimination of fees between the Advisor and the Income
      Funds:

       Management fees.............................................. $(112,161)
       Reimbursement of administrative costs........................  (424,691)
                                                                     ---------
                                                                     $(536,852)
                                                                     =========

  (l) Represents the elimination of $424,691 in administrative costs reimbursed by the Income Funds to the Advisor.

  (m) Represents savings of $363,273 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

  (n) Represents the elimination of $112,161 in management fees by the Income Funds to the Advisor.

  (o) Represents additional state income taxes of $105,023 resulting from assuming that acquisitions of restaurant properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Funds had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

  (p) Represents an increase in depreciation expense of $1,038,410 as a result of adjusting the historical basis of the real estate wholly owned by the Income Funds to fair value as a result of accounting for the Acquisition of the Income Funds under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

  (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $260,189 as a result of adjusting the historical basis of the real estate owned by the Income Funds, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Funds under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Funds is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

  (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

  (s) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma restaurant properties acquired from July 1, 1999 through July 31, 1999 as if these restaurant properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (t) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Funds using the purchase accounting method.

                                            CNL Restaurant
                                              Financial
                                               Services
                                  Advisor       Group      Income Funds     Total
                                ----------- -------------- ------------  ------------
      Fair Value of
       Consideration
       Received...............  $77,349,216  $47,834,383   $538,493,774  $663,677,373
                                ===========  ===========   ============  ============
      Share Consideration.....  $76,000,000  $47,000,000   $522,623,373  $645,623,373
      Cash Consideration......          --           --       6,162,000     6,162,000
      APF Transaction Costs...    1,349,216      834,383      9,708,401    11,892,000
                                -----------  -----------   ------------  ------------
      Total Purchase Price....  $77,349,216  $47,834,383   $538,493,774  $663,677,373
                                ===========  ===========   ============  ============
      Allocation of Purchase
       Price:
      Net Assets--Historical..  $ 8,330,475  $10,135,087   $442,804,371  $461,269,933
      Purchase Price
       Adjustments:
        Land and buildings on
         operating leases.....          --           --      80,142,383    80,142,383
        Net investment in
         direct financing
         leases...............          --           --      20,448,150    20,448,150
        Investment in joint
         ventures.............          --           --      14,171,514    14,171,514
        Accrued rental
         income...............          --           --     (18,287,268)  (18,287,268)
        Intangibles and other
         assets...............          --    (2,575,792)      (785,376)   (3,361,168)
        Goodwill*.............          --    40,275,088            --     40,275,088
        Excess purchase
         price................   69,018,741          --             --     69,018,741
                                -----------  -----------   ------------  ------------
        Total allocation......  $77,349,216  $47,834,383   $538,493,774  $663,677,373
                                ===========  ===========   ============  ============

     * Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

   The APF Transaction costs of $11,892,000 are allocated on a pro rata basis to each acquisition based on the total purchase price for the acquisitions of the Advisor, the CNL Financial Services Group and the Income Funds. The excess purchase price paid for the Advisor to a related party of $69,018,741 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations." Goodwill of $40,275,088 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

1.Common Stock (CFA, CFS, CFC)--Class A.................       8,600
  Common Stock (CFA, CFS, CFC)--Class B.................       4,825
  Additional Paid-In-Capital (CFA, CFS, CFC)............  12,568,974
  Retained Earnings.....................................   5,883,163
  Accumulated distributions in excess of earnings.......  69,018,741
  Goodwill for CFC/CFS (Intangible assets)..............  40,275,088
    CFC/CFS Organizational Costs/Other Assets...........               2,575,792
    Cash to pay APF transaction costs...................               2,183,599
    APF Common Stock....................................                  61,500
    APF Capital in excess of par value..................             122,938,500

(To record acquisition of CFA, CFS and CFC)
2.Partners' Capital..................................... 442,804,371
  Land and buildings on operating leases................  80,142,383
  Net investment in direct financing leases.............  20,448,150
  Investment in joint ventures..........................  14,171,514
    Accrued rental income...............................              18,287,268
    Intangibles and other assets........................                 785,376
    Cash to pay APF Transaction costs...................               9,708,401
    Cash consideration to Income Funds..................               6,162,000
    APF Common Stock....................................                 270,351
    APF Capital in excess of par value..................             522,353,022
(To record acquisition of Income Funds)

  (u) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

  (v) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the agreement and plan of merger requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

  (w) Represents the elimination by the Income Funds of $1,323,882 in related party payables recorded as receivables by the Advisor.

          SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

 For acquisitions of the Advisor, the CNL Restaurant Financial Services Group
                         and all 16 Income Funds
                         Year Ended December 31, 1998

                                     Property                                  Historical   Historical
                                    Acquisition                                   CNL           CNL
                       Historical    Pro Forma                  Historical     Financial     Financial
                           APF      Adjustments     Subtotal      Advisor    Services, Inc.    Corp.       Subtotal
                       -----------  -----------    -----------  -----------  -------------- -----------  ------------
 Revenues:
 Rental and Earned
 Income...........     $33,129,661  $22,951,799(a) $56,081,460  $       --     $      --    $       --   $ 56,081,460
 Fees.............             --           --             --    28,904,063     6,619,064       418,904    35,942,031
 Interest and
 Other Income.....       9,057,376          --       9,057,376      145,016       574,078    22,238,311    32,014,781
                       -----------  -----------    -----------  -----------    ----------   -----------  ------------
  Total Revenue...     $42,187,037  $22,951,799    $65,138,836  $29,049,079    $7,193,142   $22,657,215  $124,038,272
                       -----------  -----------    -----------  -----------    ----------   -----------  ------------
 Expenses:
 General and
 Administrative
 Expenses.........       2,798,481          --       2,798,481    9,843,409     6,114,276     1,425,109    20,181,275
 Management and
 Advisory Fees....       1,851,004          --       1,851,004          --            --      2,807,430     4,658,434
 Fees to Related
 Parties..........             --           --             --     1,247,278     1,773,406           --      3,020,684
 Interest
 Expense..........             --           --             --       148,415           --     21,350,174    21,498,589
 State Taxes......         548,320          --         548,320       19,126           --            --        567,446
 Depreciation--
 Other............             --           --             --       119,923        79,234           --        199,157
 Depreciation--
 Property.........       4,042,290    6,246,947(a)  10,289,237          --            --            --     10,289,237
 Amortization.....          11,808          --          11,808       57,077           --         95,116       164,001
 Transaction
 Costs............         157,054          --         157,054          --            --            --        157,054
                       -----------  -----------    -----------  -----------    ----------   -----------  ------------
  Total Expenses..       9,408,957    6,246,947     15,655,904   11,435,228     7,966,916    25,677,829    60,735,877
                       -----------  -----------    -----------  -----------    ----------   -----------  ------------
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain on
 Sale of
 Properties, Gain
 on
 Securitization,
 Other Expenses
 and Provision for
 Losses on
 Properties.......     $32,778,080  $16,704,852    $49,482,932  $17,613,851    $ (773,774)  $(3,020,614) $ 63,302,395
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........         (14,138)         --         (14,138)         --            --            --        (14,138)
 Gain on Sale of
 Properties.......             --           --             --           --            --            --            --
 Gain on
 Securitization...             --           --             --           --            --      3,694,351     3,694,351
 Other Expenses...             --           --             --           --            --            --            --
 Provision For
 Loss on
 Properties.......        (611,534)         --        (611,534)         --            --            --       (611,534)
                       -----------  -----------    -----------  -----------    ----------   -----------  ------------
 Net Earnings
 (Losses) Before
 Benefit
 (Provision) for
 Income Taxes.....      32,152,408   16,704,852     48,857,260   17,613,851      (773,774)      673,737    66,371,074
 Benefit/(Provision)
 for Federal
 Income Taxes.....             --           --             --    (6,957,472)      305,641      (246,603)   (6,898,434)
                       -----------  -----------    -----------  -----------    ----------   -----------  ------------
  Net Earnings
  (Losses)........     $32,152,408  $16,704,852    $48,857,260  $10,656,379    $ (468,133)  $   427,134  $ 59,472,640
                       ===========  ===========    ===========  ===========    ==========   ===========  ============
 Other data:
 Earnings Per
 Share/Unit.......     $      1.21          n/a            n/a          n/a           n/a           n/a  $        n/a
                       ===========  ===========    ===========  ===========    ==========   ===========  ============
 Book Value Per
 Share/Unit.......     $     17.70          n/a            n/a          n/a           n/a           n/a  $        n/a
                       ===========  ===========    ===========  ===========    ==========   ===========  ============
 Dividends Per
 Share/Unit.......     $      1.52          n/a            n/a          n/a           n/a           n/a  $        n/a
                       ===========  ===========    ===========  ===========    ==========   ===========  ============
 Wtd. Avg. Shares
 Outstanding......      26,648,219    6,981,616     33,629,835          n/a           n/a           n/a    33,629,835
                       ===========  ===========    ===========  ===========    ==========   ===========  ============
 Shares
 outstanding......      37,337,927          n/a     37,337,927          n/a           n/a           n/a    37,337,927
                       ===========  ===========    ===========  ===========    ==========   ===========  ============
                        Combining                      Historical
                        Pro Forma          Combined      Income      Pro Forma          Adjusted
                       Adjustments            APF         Funds     Adjustments        Pro Forma
                       ------------------ ------------ ------------ ----------------- ---------------
 Revenues:
 Rental and Earned
 Income...........     $        --        $56,081,460  $43,462,064  $1,107,494 (j)    $100,651,018
 Fees.............      (32,715,768)(b,c)   3,226,263          --     (737,898)(k)       2,488,365
 Interest and
 Other Income.....          207,144 (d)    32,221,925    1,767,773         --           33,989,698
                       ------------------ ------------ ------------ ----------------- ---------------
  Total Revenue...     $(32,508,624)      $91,529,648  $45,229,837  $  369,596        $137,129,081
                       ------------------ ------------ ------------ ----------------- ---------------
 Expenses:
 General and
 Administrative
 Expenses.........       (4,241,719)(e)    15,939,556    3,261,776  (1,207,980)(l,m)    17,993,352
 Management and
 Advisory Fees....       (4,658,434)(f)           --       226,177    (226,177)(n)             --
 Fees to Related
 Parties..........       (2,161,897)(g)       858,787          --          --              858,787
 Interest
 Expense..........              --         21,498,589          --          --           21,498,589
 State Taxes......              --            567,446      227,933     168,125 (o)         963,504
 Depreciation--
 Other............              --            199,157          --          --              199,157
 Depreciation--
 Property.........         (340,898)(r)     9,948,339    5,480,695   2,076,819 (p)      17,505,853
 Amortization.....        2,013,754 (h)     2,177,755       91,310         --            2,269,065
 Transaction
 Costs............              --            157,054      315,081         --              472,135
                       ------------------ ------------ ------------ ----------------- ---------------
  Total Expenses..       (9,389,194)       51,346,683    9,602,972     810,787          61,760,442
                       ------------------ ------------ ------------ ----------------- ---------------
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain on
 Sale of
 Properties, Gain
 on
 Securitization,
 Other Expenses
 and Provision for
 Losses on
 Properties.......     $(23,119,430)      $40,182,965  $35,626,865   $(441,191)       $ 75,368,639
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........              --            (14,138)   3,569,877    (520,378)(q)       3,035,361
 Gain on Sale of
 Properties.......              --                --     2,519,894         --            2,519,894
 Gain on
 Securitization...              --          3,694,351          --          --            3,694,351
 Other Expenses...              --                --       (45,150)        --              (45,150)
 Provision For
 Loss on
 Properties.......              --           (611,534)  (2,834,338)        --           (3,445,872)
                       ------------------ ------------ ------------ ----------------- ---------------
 Net Earnings
 (Losses) Before
 Benefit
 (Provision) for
 Income Taxes.....      (23,119,430)       43,251,644   38,837,148    (961,569)         81,127,223
 Benefit/(Provision)
 for Federal
 Income Taxes.....        6,898,434 (i)           --           --          --                  --
                       ------------------ ------------ ------------ ----------------- ---------------
  Net Earnings
  (Losses)........     $(16,220,996)      $43,251,644  $38,837,148  $ (961,569)       $ 81,127,223
                       ================== ============ ============ ================= ===============
 Other data:
 Earnings Per
 Share/Unit.......              n/a               n/a          n/a         n/a        $       1.21
                       ================== ============ ============ ================= ===============
 Book Value Per
 Share/Unit.......              n/a               n/a          n/a         n/a        $      17.51
                       ================== ============ ============ ================= ===============
 Dividends Per
 Share/Unit.......              n/a               n/a          n/a         n/a        $       1.52
                       ================== ============ ============ ================= ===============
 Wtd. Avg. Shares
 Outstanding......        6,150,000        39,779,835          n/a  27,035,143        $ 66,814,978(s)
                       ================== ============ ============ ================= ===============
 Shares
 outstanding......        6,150,000        43,487,927          n/a  27,035,143          70,523,070
                       ================== ============ ============ ================= ===============

 Ratio of earnings
 to fixed
 charges..........          79.97x          n/a            n/a          n/a           n/a           n/a           n/a
                       ===========  ===========    ===========  ===========    ==========   ===========  ============
 Ratio of earnings
 to fixed
 charges..........              n/a               n/a          n/a         n/a               4.76x
                       ================== ============ ============ ================= ===============

(a) Represents rental and earned income of $22,951,799 and depreciation expense of $6,246,947 as if restaurant properties that had been operational when they were acquired by APF from January 1, 1998 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any restaurant properties for the periods prior to their construction completion and availability for occupancy.

(b) Represents the elimination of intercompany fees between APF, the Income Funds, the Advisor and the CNL Restaurant Financial Services Group:

       Origination fees from affiliates.......................... $ (1,773,406)
       Secured equipment lease fees..............................      (54,998)
       Advisory fees.............................................     (305,030)
       Reimbursement of administrative costs.....................     (408,762)
       Acquisition fees..........................................  (21,794,386)
       Underwriting fees.........................................     (388,491)
       Administrative, executive and guarantee fees..............   (1,233,043)
       Servicing fees............................................   (1,570,331)
       Development fees..........................................     (229,153)
       Management fees...........................................   (1,851,004)
                                                                  ------------
         Total................................................... $(29,608,604)
                                                                  ============

(c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corporation. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the year ended December 31, 1998 of $3,107,164 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

(d) Represents the amortization of the loan origination fees received by CNL Financial Services, Inc. from borrowers during the year ended December 31, 1998, which were deferred for pro forma purposes as described in (c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $207,144

(e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs........................... $(4,241,719)

(f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,851,004)
       Administrative executive and guarantee fees................  (1,233,043)
       Servicing fees.............................................  (1,269,357)
       Advisory fees..............................................    (305,030)
                                                                   -----------
                                                                   $(4,658,434)
                                                                   ===========

(g) Represents the elimination of $2,161,897 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

(h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in Note (u) below.

       Amortization of goodwill..................................... $2,013,754

(i) Represents the elimination of $6,898,434 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

(j) Represents $1,107,494 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Funds as if the leases had been acquired on January 1, 1998.

(k) Represents the elimination of fees between the Advisor and the Income
    Funds:

       Management fees.............................................. $(226,177)
       Reimbursement of administrative costs........................  (511,721)
                                                                     ---------
                                                                     $(737,898)
                                                                     =========

(l) Represents the elimination of $511,721 in administrative costs reimbursed by the Income Funds to the Advisor.

(m) Represents savings of $696,259 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

(n) Represents the elimination of $226,177 in management fees by the Income Funds to the Advisor.

(o) Represents additional state income taxes of $168,125 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1998 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Funds had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

(p) Represents an increase in depreciation expense of $2,076,819 as a result of adjusting the historical basis of the real estate owned indirectly by the Fund through joint venture or tenancy in common arrangements with affiliates or unrelated third parties, to fair value as a result by the Income Funds to fair value as a result of accounting for the Acquisition of the Income Funds under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

(q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $520,378 as a result of adjusting the historical basis of the real estate owned by the Income Funds, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Funds under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Funds is being depreciated using the straight-line method over the remaining useful lives of the properties.

(r) Represents the decrease in depreciation expense of $340,898 as a result of eliminating acquisition fees (see Note (b) to the Notes and Management's Assumptions to Unaudited Pro Forma Financial Statements for the six months ended June 30, 1999) between APF and the Advisor which on a historical basis were capitalized as part of the basis of the building.

(s) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

                                  RISK FACTORS

   Before you decide how to vote on the Acquisition, you should be aware that there are material risks involved in the Acquisition, including those described below. In addition to the other information included in this consent solicitation, you should carefully consider the following material risk factors in determining whether to vote in favor of the Acquisition.

           You may be subject to the following risks if you become an
                      APF stockholder in the Acquisition.

 Investment Risks

The exchange value was determined by APF, and the trading price of the APF Shares may decrease substantially below the exchange value upon listing.

   There has been no prior market for the APF Shares, and it is possible that the APF Shares may trade at prices substantially below the exchange value or the historical per share book value of the assets of APF. The APF Shares have been approved for listing on the NYSE, subject to official notice of issuance. Prior to listing, the existing APF stockholders have not had an active trading market in which they could sell their APF Shares. Additionally, any Limited Partners of the Income Funds who become APF stockholders as a result of the Acquisition, will have transformed their investment in non-tradable units into an investment in freely tradable APF Shares. Consequently, some of these stockholders may choose to sell their APF Shares upon listing at a time when demand for APF Shares may be relatively low. The market price of the APF Shares may be volatile after the Acquisition, and the APF Shares could trade at amounts substantially less than the exchange value as a result of increased selling activity following issuance of the APF Shares, the interest level of investors in purchasing the APF Shares after the Acquisition and the amount of distributions to be paid by APF.

The general partners will receive benefits from the Acquisition and will have conflicts of interest in the Acquisition.

   The general partners have four material conflicts of interest in the Acquisition. First, we, James M. Seneff, Jr. and Robert A. Bourne, who also sit on the Board of Directors of APF, and CNL Realty Corp., an entity whose sole stockholders are Messrs. Seneff and Bourne, are the three general partners of the Income Funds. As Board members of APF, Messrs. Seneff and Bourne have a different interest in the completion of the Acquisition which may conflict with the interests of the Limited Partners of the Income Funds or with their own positions as the general partners of the Income Funds. Second, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Funds and with their own as general partners of the Income Funds. Third, assuming all of the Income Funds are acquired in the Acquisition, we will receive an aggregate of 139,519 APF Shares. For information on the number of APF Shares to be paid to us if your Income Fund is acquired, if any, please see the supplement relating to that Income Fund accompanying this consent solicitation. Finally, in the event that one or more Income Funds is not acquired, we may be required to pay all or a substantial portion of the Acquisition costs allocated to such Income Funds. When you consider the recommendation of Messrs. Seneff and Bourne, as the individual general partners of your Income Fund, keep in mind that their interests may differ significantly from your interests with respect to the Acquisition.

Existing stockholders will be diluted by the public offering.

   Concurrently with or shortly after the Acquisition, APF intends to engage in an underwritten public offering of APF Shares, if market conditions permit. This future sale of APF Shares could adversely affect the market price of the APF Shares. Based on the number of APF Shares outstanding at September 15, 1999 and assuming APF had acquired the Income Funds as of that date, APF will have 70,533,607 APF Shares outstanding. This amount already accounts for estimated expenses to be paid by the Income Funds in the Acquisition in the form of a reduction in the number of APF Shares paid to each Income Fund. Of such outstanding shares, 64,373,607 will be freely tradable in the open market, including any APF Shares you receive as a Limited Partner.

A majority vote of the Limited Partners of Income Funds binds all Limited Partners.

   Each Income Fund will be acquired by APF if the Limited Partners of that Income Fund who hold a majority interest in the outstanding units vote in favor of the Acquisition. Such approval will bind all of the Limited Partners in the Income Fund, including you or any other Limited Partners who voted against or abstained from voting with respect to the Acquisition.

Partners have no cash appraisal rights.

   If your Income Fund approves the Acquisition and you have voted "Against" it and you do not wish to receive APF Shares, you will have the option to receive five year notes with interest at 7% per year instead, as your portion of the consideration received by your Income Fund. The amount of notes you will receive will be equal to 97% of your portion of the exchange value of the APF Shares that would have otherwise been paid to your Income Fund. There likely will be no public market for the notes, and, therefore, they may sell at prices substantially below their issuance price. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity, which is approximately five years after the Acquisition, unless APF chooses to repay the notes prior to the maturity date in 2005, or to the extent that APF is required to prepay the notes in accordance with their terms. Because the notes are unsecured obligations of APF, they will be subordinated to all secured debt of APF. To illustrate what this means, if you assume that the Acquisition and the acquisition of the CNL Restaurant Businesses had been consummated on June 30, 1999 and that all of the Income Funds were acquired, then as of that date, APF would have had aggregate consolidated secured liabilities of approximately $268 million which APF would have to repay before repaying the notes.

The size of APF after the Acquisition is uncertain.

   Although APF is an operating company that, assuming the acquisition of the CNL Restaurant Businesses as of June 30, 1999, owns an interest in 1,192 restaurant properties, at the time that you and the other Limited Partners are asked to vote on the Acquisition, there will be several uncertainties in the transaction that will preclude you from making a complete evaluation of it, most importantly, which Income Funds will approve the Acquisition and be acquired by APF, and thus, which restaurant properties will be acquired by APF. Such uncertainties will affect the post-Acquisition size and scope of APF.

The Acquisition will result in a fundamental change in the nature of your investment.

   The Acquisition involves a fundamental change in the nature of your investment. Your investment will change from constituting an interest in one or more Income Funds, each of which has a fixed portfolio of restaurant properties in which you participate in the profits from the rental of its restaurant properties, to holding common stock of APF, an operating company, that will own an interest in 1,756 restaurant properties, assuming all of the Income Funds and the CNL Restaurant Businesses were acquired as of June 30, 1999. The risks inherent in investing in an operating company such as APF include that APF may invest in new restaurant properties that are not as profitable as APF anticipated, it may incur substantial indebtedness to make future acquisitions of restaurant properties that it may be unable to repay and it may make mortgage loans to prospective operators of national and regional restaurant chains that may not have the ability to repay. These risks are more fully discussed below under "--Real Estate/Business Risks."

   Also, an investment in APF may not outperform your investment in an Income Fund. Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale of the Income Fund's assets, to an investment in an entity in which you may realize the value of your investment only through the sale of your APF Shares, not from liquidation proceeds from restaurant properties. Continuation of your Income Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Income Fund's restaurant properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your APF Shares or from payments on any notes, if you elect to receive notes.

The loss of significant tenants would adversely affect APF's income.

   S&A Properties Corporation accounted for 12.7% of APF's rental, earned, investment and interest income for the six months ended June 30, 1999. Assuming APF had acquired all of the Income Funds and the CNL Restaurant Businesses as of that date, S&A Properties Corporation would have accounted for 5.45% of APF's combined historical rental, earned, investment and interest income for the six months ended June 30, 1999, and Golden Corral Corporation would have accounted for 9.39% of APF's historical rental, earned, investment and interest income for the six months ended June 30, 1999. If either S&A Properties Corporation or Golden Corral Corporation were to default on its lease obligations or declare bankruptcy, APF may have significantly reduced rental, earned and interest income until it could lease the restaurant property or properties to a new tenant or tenants.

Tenants of two significant restaurant chains have filed for bankruptcy protection.

   In October and November 1998, tenants of 38 Boston Market restaurant properties owned by APF and the Income Funds filed voluntary petitions for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As of August 31, 1999, 10 of these restaurant properties remained closed, two restaurant properties had been sold, six properties had been re-leased and APF and the relevant Income Funds continued to receive lease payments on the remaining 20 restaurant properties. For the quarter ended June 30, 1999 and assuming the acquisition of the CNL Restaurant Businesses and the Acquisition, Boston Market restaurant properties represented approximately 2.6% of APF's total rental, earned, investment and interest income. In June 1998, the tenant of 36 Long John Silver's restaurant properties of the Income Funds filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As of August 31, 1999, five of these restaurant properties remained closed, three restaurant properties had been sold, eight properties had been re-leased and the Income Funds continued to receive lease payments on the remaining 20 restaurant properties. For the six months ended June 30, 1999 and assuming the Acquisition of all the Income Funds and the CNL Restaurant Businesses, Long John Silver's restaurant properties represented 1.6% of APF's total rental, earned, investment and interest income.

APF would be required to pay termination fees in its interest rate swap contracts if it terminates such contracts early.

   The CNL Restaurant Financial Services Group has invested, and APF will continue to invest, in derivative financial securities and instruments for the sole purpose of providing protection against fluctuations in interest rates related to its borrowings. From the time that APF's fixed rate loans are originated until the time that they are sold through a securitization transaction, APF will hedge against fluctuations in interest rates through the use of derivative financial instruments. At June 30, 1999, the CNL Restaurant Financial Services Group had outstanding interest rate swap contracts having a principal amount of $207.8 million. Based on prevailing interest rates, the CNL Restaurant Financial Services Group would have received approximately $5.9 million if it had terminated the swap contracts at June 30, 1999. APF intends to terminate these agreements upon securitization of the fixed-rate mortgage loans, at which time both the gain or loss on the securitization and the gain or loss on the hedge will be measured and recognized.

APF is subject to several risks associated with its hedging transactions, including credit, legal enforceability and basis risks.

   Hedging poses a credit risk. In the event that APF purchases interest rate caps, swaps or other interest rate agreements to hedge against periodic rate or payment caps on its mortgage loans and other income producing assets, and the provider of interest rate agreements becomes financially unsound or insolvent, APF may be forced to replace the interest rate agreements with such provider and may take a loss on such interest rate agreements. Although APF intends to purchase interest rate agreements only from financially sound institutions and to monitor the financial strength of such institutions on a periodic basis, there is no assurance that APF can avoid such third party risks.

   Hedging poses a legal enforceability risk. APF accepts legal enforceability risk in entering into interest rate swap and cap agreements. No assurance can be given as to the enforceability of these agreements. An agreement that is not enforceable may subject APF to unexpected interest rate risk and have a material adverse affect on results of operations.

   Hedging poses a basis risk. To the extent APF utilizes derivatives transactions to hedge another liability, such transaction will also subject APF to basis risk. Basis risk refers to the exposure of a transaction or portfolio to differences in the price performance of the derivatives it contains and their hedges. If APF enters into a transaction in which an instrument and its hedges are not perfectly correlated, changes in applicable indices or other price movements will result in a change, which can include a loss, in the market value of the combined hedge position.

   Under current tax law, any payment received from derivatives used to hedge liabilities that were incurred to acquire real estate properties is treated as qualifying REIT income under the REIT tax requirements. To the extent a payment is received under a derivative used to hedge an asset, it will not constitute qualifying REIT income.

An increase in interest rates could adversely affect the price of APF Shares.

   Like the Income Funds, APF owns restaurant properties that are subject to long-term, triple-net leases. APF also makes mortgage loans on restaurant properties, typically at fixed rates of interest. Accordingly, the public valuation of APF Shares will likely be based on the earnings derived by APF from rental and mortgage income with respect to the restaurant properties and not from the underlying appraised value of the restaurant properties and mortgage loans themselves. For instance, if interest rates are greater than the percentage return you receive on an APF Share, the price of an APF Share will likely decrease because potential investors may not be willing to invest in APF Shares that would yield less than the market rates on interest-bearing securities, such as bonds. As a result, interest rate fluctuations may affect the value of your APF Shares, assuming there is an active trading market in the APF Shares.

APF's officers and directors have more limited liability than we do as your Income Fund's general partners.

   As a stockholder of APF, you will have different rights and remedies against APF, its officers and directors than you have against us, as the general partners of your Income Fund. The Articles of Incorporation and bylaws of APF provide that an officer's or director's liability to APF, its stockholders or third parties for monetary damages may be limited as permitted under Maryland law. Under Maryland law, the Articles of Incorporation and bylaws, APF generally is obligated to indemnify its officers and directors for reasonable expenses that may be incurred in connection with their service to APF. Specifically, APF will indemnify any director made a party to any legal proceeding because of his or her conduct in performing his or her duties as a director. However, APF will not indemnify its director if it has been determined that (1) the act or omission of the director was material to the matter giving rise to the proceeding and that the act or omission was committed in bad faith or was a result of active and deliberate dishonesty, (2) the director actually received an improper personal benefit in money, property, or service, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. For purposes of determining whether a director is entitled to indemnification, such determination may be made by the Board of Directors by a majority vote of a quorum consisting of directors not parties to the proceeding, by special legal counsel selected by the Board of Directors, or by APF stockholders. In addition, APF may indemnify its officers to the same extent that it may indemnify its directors. This indemnification could limit the legal remedies available to APF, to you and to other stockholders of APF after the Acquisition against any officers or directors of APF.

As general partners, our fiduciary duties to you as Limited Partners may be greater than our fiduciary duties as directors of APF to you once you become APF stockholders.

   As the general partners of the Income Funds, we are accountable as fiduciaries to the Income Funds, and we owe each Income Fund and its Limited Partners a duty of loyalty and a duty of care and are required to exercise good faith and fair dealing in conducting the Income Funds' affairs. James M. Seneff, Jr. and Robert A. Bourne are members of the Board of Directors of APF. As directors of APF, their duty is to perform their job in good faith, in a manner that they reasonably believe to be in the best interests of APF and with the care of an ordinary prudent person in a like position. Generally, directors of APF who act in such a manner will not be liable to APF for monetary damages arising from their activities. Some courts have suggested that the duties of a general partner to the limited partners in a limited partnership is greater than the fiduciary duties owed by a director of a corporation to a stockholder. If this is the case, it is possible that the standard of care to which Messrs. Seneff and Bourne are held as directors of APF in which you are a stockholder will be lower than the standard of care to which they have been held as the general partners of the Income Fund.

Limited Partners have filed two lawsuits against us and APF in connection with the Acquisition.

   Over the last several years, business reorganizations involving the combination of several partnerships into a single entity occasionally have given rise to investor lawsuits. These lawsuits have involved claims against the general partners of the partnerships being acquired, the partnerships themselves and related persons involved in the structuring of, or benefiting from, the conversion or reorganization, as well as claims against the surviving entity and its directors and officers. For example, eight Limited Partners of several Income Funds have filed two purported class action lawsuits against us, APF, the CNL Restaurant Businesses and CNL Group, Inc. alleging, among other things, breaches of our fiduciary duties in connection with the Acquisition and that APF aided and abetted us in breaching our fiduciary duty. In both lawsuits, the plaintiffs claim to represent the Limited Partners in all of the 16 Income Funds. On September 23, 1999, the judge assigned to the two cases entered an order consolidating the two cases. Pursuant to this order, the plaintiffs in these cases are required to file a consolidated and amended compliant by November 8, 1999, and the various defendants, including the general partners have 45 days following service of the consolidated and amended complaint to respond to that consolidated complaint. We do not know if the plaintiffs will continue to claim to represent the Limited Partners in all 16 Income Funds in their consolidated complaint. In both lawsuits the plaintiffs are requesting equitable relief that would enjoin the proposed transaction and are seeking unspecified damages. Such lawsuits could delay the closing of the Acquisition or result in substantial damage claims against us, APF and the Operating Partnership. Each Income Fund is obligated to indemnify us for claims against us arising from our role as general partners unless we are guilty of negligence, fraud, misconduct or breach of fiduciary duty. Because the Operating Partnership will be acquiring the Income Funds through the Acquisition, APF and the Operating Partnership indirectly will be subject to the indemnification obligations of the Income Funds to us and any obligations of the Income Funds to pay damages to the extent not covered by any available insurance.

APF could lose revenues or incur significant costs if its software or hardware systems fail or if those systems of its clients fail due to year 2000 problems.

   Any failure of APF's systems to be Year 2000 compliant could reduce APF's revenues and the value of the APF Shares. Significant uncertainties exist in the software industry concerning the potential effects associated with the failure of computer systems and software to be Year 2000 compliant. APF has identified needs for and has implemented upgrades for its hardware equipment. In addition, APF has identified which of its software applications will require upgrades to become Year 2000 compliant. APF, however, cannot be sure that the upgrade solutions provided by the vendors of the software and hardware have addressed all possible Year 2000 issues or that APF is aware of all potential Year 2000 problems. For instance, the computer systems of its clients may also be disrupted by Year 2000 problems that could lead to disruptions in the clients' ability to make timely rental or mortgage payments to APF. APF plans to address all significant Year 2000 issues prior to APF being affected by them; therefore, it has not developed a comprehensive contingency plan and, unless additional material Year 2000 problems are identified, does not intend to develop a comprehensive contingency plan.

 Real Estate/Business Risks

If APF's borrowers default on mortgage loans, APF's income could be adversely affected.

   In its acquisition of the CNL Restaurant Businesses, APF acquired the CNL Restaurant Financial Services Group, which consisted of two affiliated entities, CNL Financial Services, Inc. and CNL Financial Corp. Prior to its acquisition, this group made mortgage loans to operators of national and regional restaurant chains comparable to those who are currently tenants of APF.

   APF will be subject to risks inherent in the business of lending, such as the risk of default by or bankruptcy of the borrower. Upon a default by a borrower, APF may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with APF's administration of the mortgage loans and any collections upon a borrower's default. APF will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since APF's primary source of financing its mortgage loans will be through variable rate loans, any increase in interest rates will also increase APF's borrowing costs. In addition, any interest rate increases after a loan's origination could also adversely affect the value of the loans when securitized.

APF may not be able to access the securitization markets.

   The CNL Restaurant Financial Services Group previously "securitized" one portfolio of mortgage loans by contributing them to a trust that subsequently issued trust certificates representing beneficial ownership interests in the pool of mortgage loans. The CNL Restaurant Financial Services Group ultimately received the net proceeds paid to the trust from the sale of the trust certificates. APF now operates these lending and securitization operations. We cannot be sure that APF will be able to integrate successfully the lending and securitization operations into its business. In addition, APF's ability to access the securitization markets for the mortgage loans on favorable terms could be adversely affected by a variety of factors, including adverse market conditions, interest rate fluctuations and adverse performance of its loan portfolio or servicing responsibilities. If APF is unable to access the securitization market, it would have to retain as assets those mortgage loans it would otherwise securitize, thereby remaining exposed to the related credit and repayment risks on such mortgage loans. Under such circumstances, APF would also have to seek a different source for funding its operations than securitizations.

APF's gains on any completed securitizations may be overstated if prepayments or defaults are greater than anticipated.

   APF will report gains on sales of mortgage loans in any securitization based in part on the estimated fair value of the mortgage-related securities retained by APF. In a securitization, APF would expect to retain a residual-interest security and retain an interest-only strip security. The fair value of the residual-interest and interest-only strip security would be the present value of the estimated net cash flows to be received after considering the effects of prepayments and credit losses. The capitalized mortgage servicing rights and mortgage-related securities would be valued using prepayment, default and interest rate assumptions that APF believes are reasonable. The amount of revenue recognized upon the sale of loans or loan participations will vary depending on the assumptions utilized as discussed below.

The retained subordinated interests that APF holds in securitizations may not be recoverable.

   APF also owns fully subordinated interests in the loans it securitizes. Accordingly, the subordinated interests carry a greater risk than more senior securities as it relates to the nonpayment of the loans. At June 30, 1999, assuming the acquisition of the CNL Restaurant Businesses had occurred as of that date, APF had approximately $22.6 million invested in such subordinated interests, which represented less than 2% of APF's total assets. A portion of these subordinated interests is adjusted to market value each calendar quarter with material changes in value impacting APF's financial statements. Although no material changes have occurred to date, APF may, in the future, recognize material changes that would result in a reduction in their value on APF's financial statements. Such reductions could negatively impact APF's net income and total assets in the future.

APF's increased leverage increases APF's risk of default which could, in turn, adversely affect APF's results of operations and stockholder distributions.

   In addition to the issuance of APF Shares or the sale of units of the Operating Partnership, APF has funded and intends to continue to fund acquisitions and the development of new restaurant properties through short-term borrowings and by financing or refinancing its indebtedness on such properties on a longer-term basis when market conditions are appropriate. As of June 30, 1999, and assuming the acquisition of the CNL Restaurant Businesses, APF's debt service ratio was 3.31x and its ratio of debt-to-total assets was 35.78%. If all of the Income Funds were acquired as of that date, APF's debt service ratio would have been 5.30x and its ratio of debt-to-total assets would have been 24.54%. As a general policy, APF's Board of Directors has allowed APF to borrow funds only when the ratio of debt-to-total assets of APF is 45% or less. APF's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that APF may incur in the future. Accordingly, APF's Board of Directors could modify the current policy at any time after the Acquisition. If this policy were changed, APF could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase APF's risk of default on its obligations and adversely affect APF's results of operations and its ability to make required distributions to its stockholders.

APF's ability to incur additional secured debt may reduce the value of the notes held by former Limited Partners of the Income Funds.

   APF may increase its level of secured debt. Payments on any notes issued by APF in connection with the Acquisition would be subordinated to any secured debt incurred by APF. Also, any secured debt would have a priority claim of repayment over the notes in the event that APF defaulted under its obligations.

APF's plan to grow through the acquisition and development of new restaurant properties could be adversely affected by trends in the real estate and financing businesses.

   APF's growth strategy is substantially based on the acquisition and development of additional restaurant properties. We do not know that APF will do so successfully because APF may have difficulty finding new restaurant properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional restaurant properties is subject to many risks. For instance, if an additional restaurant property is in a market in which APF has not invested before, APF will have relatively little experience in and may be unfamiliar with that new market.

The inability of a tenant or borrower to make lease and mortgage payments could have an adverse effect on APF.

   APF's business depends on the tenants' and borrowers' ability to pay their obligations to APF with respect to APF's real estate leases and mortgage loans. APF typically does not require that a third party guarantee the obligations of the tenant or the borrower. The ability of the tenants or borrowers to pay their obligations to

APF in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of any restaurant chain, may adversely affect the economic viability of the restaurant chain, including but not limited to:

  . national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by APF's customers;

  .  changes or weaknesses in specific industry segments;

  . perceptions by prospective customers of the safety, convenience, services and attractiveness of the restaurant chain

  .  changes in demographics, consumer tastes and traffic patterns;

  .  the ability to obtain and retain capable management;

  . the inability of a particular restaurant chain's computer system, or that of its franchisor or vendors, to adequately address year 2000 issues;

  .  increases in operating expenses; and

  .  increases in minimum wages, taxes or mandatory employee benefits.

 Tax Risks

APF's failure to qualify as a REIT for tax purposes would result in APF's taxation as a corporation and the reduction of funds available for stockholder distribution.

   APF's management believes that it operates in a manner that enables APF to meet the requirements for qualification as a REIT for federal income tax purposes and will continue to operate in this manner. A REIT generally is not subject to federal taxes at the corporate level on income it distributes to its stockholders, as long as it distributes at least 95% of its taxable income to its stockholders annually. In addition, the REIT must meet asset tests at the end of each calendar quarter. APF has not requested, and does not plan to request, a ruling from the Internal Revenue Service, or IRS, that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Shaw Pittman, that it has met the requirements for qualification as a REIT for its taxable years ended through 1998 and that it is in a position to continue such qualification. Shaw Pittman's opinion is based upon representations made by APF regarding relevant factual matters, existing provisions of the Internal Revenue Code of 1986, as amended, applicable regulations issued under the Code, and reported administrative and judicial interpretations of the Code and regulations, upon Shaw Pittman's review of relevant documents and upon the assumption that APF will operate in the manner described in this consent solicitation.

   You should be aware, however, that opinions of counsel are not binding on the IRS or on any court. Furthermore, the conclusions stated in the opinions are conditioned on, and APF's continued qualification as a REIT will depend on, APF's management meeting various requirements that are discussed in more detail under the heading "Federal Income Tax Considerations--Taxation of APF" beginning on page 182.

   If APF fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, APF may be subject to the federal alternative minimum tax and various state income taxes. Unless APF is entitled to relief under specific statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if APF loses its REIT status, the funds available for distribution to you, as an APF stockholder, would be reduced substantially for each of the years involved.

APF's leases of restaurants where APF does not own the underlying land may not be considered leases by the IRS, which could result in less favorable tax consequences.

   APF's tax counsel, Shaw Pittman, is of the opinion that the majority of leases of restaurant properties where APF owns the underlying land constitute leases for federal income tax purposes. However, with respect to the restaurant properties where APF does not own the underlying land, Shaw Pittman is unable to render such an opinion. If the lease of a restaurant property does not constitute a lease for federal income tax purposes, it will be treated as a financing arrangement. In the opinion of Shaw Pittman, the income derived from such a financing arrangement would satisfy the 75% and the 95% gross income tests for REIT qualification because it would be considered to be interest on a loan secured by real property. Nevertheless, the recharacterization of a lease in this fashion may have an adverse effect on APF's ability to grow from internally generated funds. In this instance, APF would not be entitled to claim depreciation deductions with respect to such restaurant property. APF's inability to deduct depreciation expenses would cause taxable income to increase by an amount equal to the disallowed depreciation deduction. Because the REIT tax rules require that 95% of all taxable income be distributed to stockholders, APF would be required to distribute cash that would otherwise be used to invest in additional restaurant properties and to make additional mortgage loans. As of June 30, 1999, APF leased 37 restaurant properties, with an aggregate book value of $27,155,673, for which it did not own the underlying land.

APF's secured equipment leases are not considered qualified real estate assets under the REIT rules, and, if APF has secured equipment leases in excess of specified percentages of its assets, it would violate the REIT rules.

   In order to qualify as a REIT, at least 75% of the value of APF's assets must consist of investments in real estate, investments in other REITs, cash and cash equivalents and government securities, which we refer to as qualified real estate assets. APF provides financing for furniture, fixtures and equipment used at the restaurant through leases or loans. This includes both kitchen and dining room fixtures and equipment. For federal income tax purposes, APF's secured equipment leases would not be considered qualified real estate assets. Therefore, the value of the secured equipment leases, together with any other property that is not considered a qualified real estate asset, must represent, in the aggregate, less than 25% of the value of APF's total assets.

   In addition, APF may not own securities in, or make secured equipment loans to, any one company that is not a REIT, which securities or secured equipment loans, in the aggregate have a value in excess of 5% of the value of APF's total assets. For federal income tax purposes, the secured equipment leases would be considered loans, and the value of the secured equipment leases entered into with any particular tenant under a lease or borrower under a loan must not represent in excess of 5% of the value of APF's total assets.

   The 25% and 5% tests are determined at the end of each calendar quarter. If at the end of any calendar quarter plus a 30-day cure period APF fails to satisfy either test, it will cease to qualify as a REIT.

If APF cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

   Subject to adjustments that are unique to REITs, a REIT generally must distribute 95% of its taxable income. In the event that APF does not have sufficient cash, this distribution requirement may limit APF's ability to acquire additional restaurant properties and to make mortgage loans. Also, for the purposes of determining taxable income, APF may be required to include interest payments, rent and other items it has not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, APF could have taxable income in excess of cash available for distribution. If this occurred, APF would have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT.

Limitations on share ownership required to maintain APF's REIT status may deter attractive tender offers for APF Shares.

   For the purposes of protecting its REIT status, APF's Articles of Incorporation limit the ownership by any single stockholder of any class of APF capital stock, including APF Shares, to 9.8% of the issued and outstanding equity securities. The Articles of Incorporation also prohibit anyone from buying shares if the purchase would result in APF losing its REIT status. For example, APF would lose its REIT status if it had fewer than 100 different stockholders or if five or fewer stockholders, applying broad attribution rules of the Code, owned 50% or more of the APF Shares. These restrictions may discourage a change in control of APF, deter any attractive tender offers for APF Shares or limit the opportunity for you or other stockholders to receive a premium for your APF Shares.

REIT legislation could have an adverse effect on APF's ability to enter into securitization transactions involving non-mortgage loans.

   On October 20, 1999, the Senate Finance Committee approved the Tax Relief Extension Act of 1999. If enacted, the proposed legislation would implement a number of changes to the Code's treatment of REITs.

   One of the provisions of this legislation would prohibit APF from holding securities possessing greater than 10% of the voting power or the value of any issuer. Because the term "securities" includes loans that are not secured by real property, under such a regulatory scheme, APF would not be permitted to make loans with principal amounts exceeding 10% of the value of a borrower, unless the loans were secured by real property. This restriction would impact APF's ability to enter into securitization transactions involving non-mortgage loans. It would also require APF to dispose of any non-mortgage loans the principal amounts of which exceed 10% of the value of their issuers, including, for this purpose, any equipment leases treated as loans for federal income tax purposes.

   It is not clear whether this legislation or similar legislation will be enacted and, if it is, which provisions will be included and what their effective dates will be. Additional proposals may be made by the Clinton Administration or by members of Congress. It is impossible to predict the nature of those proposals, whether they would be enacted, and their effect on APF. Furthermore, we cannot predict with certainty that the changes in legislation will not have a material adverse effect on APF.

Changes in the tax law could adversely affect APF's REIT status.

   APF's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect APF's status as a REIT. In the event that there is a change in the tax laws that prevents APF from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, APF may not be able to make the same level of distributions to its stockholders. In addition, such change may limit APF's ability to invest in additional restaurant properties and to make additional mortgage loans.

 There are also risk factors related to restaurant properties to which you will continue to be subject as an APF stockholder.

   If your Income Fund approves the Acquisition, you and the other Limited Partners will be subject to the risks described above, to which you are not currently exposed as a Limited Partner of your Income Fund. The following risk factors describe the risks to which you, as a Limited Partner in an Income Fund, are already exposed, and to which you will continue to be exposed if your Income Fund approves the Acquisition.

APF may not be able to re-lease restaurant properties upon the expiration of leases.

   The leases of APF's existing restaurant properties expire on dates ranging from 2002 to 2024. Assuming the Acquisition of all of the Income Funds, the leases of APF's restaurant properties will expire on dates ranging from 1999 to 2024. Upon the expiration of a lease, APF may not be able to re-lease the related restaurant property at a comparable lease rate or without incurring additional expenses.

Many tenants have purchase rights and rights of first offer that may restrict APF's control over the sale of the restaurant properties.

   A number of the leases of the restaurant properties give the tenant the right to purchase the restaurant property from APF under conditions specified in the lease that are negotiated on a tenant-by-tenant basis. The price at which the tenant could make the purchase is generally the greater of APF's original cost plus a designated amount, or fair market value of the restaurant property based on an appraisal. Although APF would generally receive a price equal to fair market value of the restaurant property, this right to purchase may prevent APF from completely controlling the sale of those restaurant properties. Additionally, a number of the leases give the tenants of the restaurant properties the right to purchase the related restaurant property from APF on the same terms as an offer from a third party. Thus, in these instances, even if APF receives an offer to purchase a restaurant property from an independent third party, it may not be able to sell the restaurant property freely without first offering the property to the tenant. This "right of first offer" presents another restriction on APF's control over the disposition of the restaurant properties.

The business of owning and developing real estate properties involves risks.

   Like your investment in the Income Funds, if you become a stockholder in APF, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the restaurant properties. In particular, since APF leases properties on which restaurant chains operate, you should be aware that several factors relating to the restaurant business could affect the value of such properties and the ability of the tenants to pay their rent. For instance, the increased costs of food products, increased costs of labor or a labor shortage, fuel shortages, quality of restaurant management, limited alternative uses for the buildings on the restaurant properties and changing consumer habits could all adversely affect the restaurant properties. Also, because real estate is relatively illiquid, APF may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

Compliance with various environmental laws could be costly to APF.

   Various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of hazardous substances on a property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of hazardous substances. The presence of, or the failure to properly remediate hazardous substances may adversely affect the ability of tenants to operate restaurant chains and may hinder APF's ability to borrow against contaminated restaurant properties. Also, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. We cannot be sure that future laws or regulations will not impose an unanticipated material environmental liability on any of the restaurant properties or that the tenants of the restaurant properties will not affect the environmental condition of the restaurant properties.

   The costs of complying with these environmental laws for APF's restaurant properties may adversely affect APF's operating costs and the value of the restaurant properties. In order to comply with the various environmental laws, APF has obtained satisfactory Phase I environmental site assessments or has environmental insurance in place for all of the restaurant properties owned by APF, and APF intends to do the same for all restaurant properties that it purchases in and following the Acquisition.

Trends in the restaurant industry could adversely affect the performance of the restaurant chains that lease from APF.

   The restaurant chains operated on the restaurant properties are generally within the fast-food, family-style or casual dining segments of the restaurant industry. Whether or not fast-food, family-style or casual dining restaurants are successful will depend largely on the restaurant operators' ability to adapt to trends in the restaurant industry, including greater competition among restaurants, the consolidation of fast-food chains, industry overbuilding, dining patterns, the introduction of new concepts and menu items, the availability of labor and general economic conditions. The success of a particular restaurant chain may affect the income that APF derives from its restaurant properties.

The failure rate of franchised restaurant chains may adversely affect APF's business.

   The chain restaurant business is highly competitive. The principal areas of competition for restaurant chains are segment, concept, product, price, value, quality, service and convenience. Increased competition among operators of national and regional restaurant chains could adversely affect income from a given restaurant chain, and such a decline in income could have an adverse affect on tenant's or borrower's ability to make payments to APF under a lease or loan. Over the last five years, and assuming the completion of the Acquisition immediately prior to such period, less than 2.1% of an average restaurant property portfolio of 746 properties had "failed," meaning that such properties became vacant and ceased rent payments to APF.

APF may not be able to recover potential renovation costs associated with restaurant failure.

   When a restaurant property is vacated, APF attempts to lease the property to other franchisees of that restaurant chain to minimize renovation costs. APF does, however, lease vacant properties to operators of other restaurant chains when necessary. Renovation costs vary widely by restaurant chain and restaurant property. Whether APF or the new tenant pays for the renovations is a matter of negotiations for that lease. If APF pays for renovations up front, it factors that cost into the rents offered to the new tenant. If the new tenant is not able to make payments under the negotiated lease, APF may not recover the cost of renovations made to that property, which may have an adverse affect on APF's business.

   As described above, tenants of Boston Market restaurant properties filed voluntary petitions for bankruptcy in October and November 1998. As of August 31, 1999, seven of these restaurant properties remain closed. APF pays and will continue to pay for property taxes and insurance on these closed restaurant properties until they are sold or re-leased. APF is not aware of any expanding franchisees in the Boston Market system. Thus, these restaurant properties may require renovation before they are sold or re-leased.

                         BACKGROUND OF THE ACQUISITION

Background of the Income Funds

   Formation of the Income Funds. During the latter half of the 1980s and through the first half of the 1990s, we sponsored public offerings of 18 Florida limited partnerships, including the Income Funds, all of which were formed to acquire restaurant properties triple-net leased to restaurant chains. The Income Funds raised capital of $550 million in 16 registered public offerings and as of June 30, 1999, had more than 40,000 limited partners.

   The table below sets forth the number of restaurant properties owned, capital raised and distributions made by each of the Income Funds since such Income Fund's inception through June 30, 1999:

                                                                                                  Total of
                                                                                               Distributions
                                                                 Total                          and Exchange
                                                             Distributions       Exchange          Value
                                                                   to            Value of      of APF Shares
                       Total                                Limited Partners  APF Shares per    Combined per   Date of Last
                     Number of                  Aggregate     Per Average    Average $10,000  Average $10,000   Admission
                     Restaurant               Distributions $10,000 Limited  Original Limited Original Limited of Original
                     Properties Total Capital  to Limited   Partner Original     Partner          Partner        Partners
Income Fund           Owned(1)     Raised       Partners       Investment     Investment(2)      Investment     (Mo./Yr.)
-----------          ---------- ------------- ------------- ---------------- ---------------- ---------------- ------------
CNL Income Fund,
 Ltd...............      17      $15,000,000   $19,881,753      $13,225          $ 7,616          $20,841        Dec. 1986
CNL Income Fund II,
 Ltd...............      37       25,000,000    29,395,142       11,758            9,459           21,217        Aug. 1987
CNL Income Fund
 III, Ltd..........      26       25,000,000    27,627,387       11,051            8,228           19,279        Apr. 1988
CNL Income Fund IV,
 Ltd...............      38       30,000,000    30,041,711       10,014            8,782           18,796        Dec. 1988
CNL Income Fund V,
 Ltd...............      23       25,000,000    24,606,567        9,843            8,087           17,930        Jun. 1989
CNL Income Fund VI,
 Ltd. .............      42       35,000,000    30,379,226        8,690           10,431           19,121        Jan. 1990
CNL Income Fund
 VII, Ltd. ........      38       30,000,000    24,227,623        8,076           10,441           18,517        Aug. 1990
CNL Income Fund
 VIII, Ltd. .......      36       35,000,000    27,759,646        7,931           11,263           19,167        Mar. 1991
CNL Income Fund IX,
 Ltd. .............      40       35,000,000    24,635,593        7,039           10,353           17,392       Sept. 1991
CNL Income Fund X,
 Ltd. .............      49       40,000,000    26,443,145        6,611           10,393           17,004        Apr. 1992
CNL Income Fund XI,
 Ltd. .............      40       40,000,000    23,965,146        5,991           10,763           16,754        Oct. 1992
CNL Income Fund
 XII, Ltd. ........      47       45,000,000    24,212,547        5,381           10,405           15,786        Apr. 1993
CNL Income Fund
 XIII, Ltd. .......      47       40,000,000    19,428,412        4,857            9,608           14,465       Sept. 1993
CNL Income Fund
 XIV, Ltd. ........      56       45,000,000    19,704,705        4,379            9,481           13,860        Mar. 1994
CNL Income Fund XV,
 Ltd. .............      50       40,000,000    15,565,947        3,891            9,232           13,123       Sept. 1994
CNL Income Fund
 XVI, Ltd. ........      44       45,000,000    15,223,017        3,383            9,499           12,882        Jul. 1995

--------

(1) Includes restaurant properties owned through joint ventures or as tenants in common with affiliates of the Income Funds. Of the 564 total restaurant properties owned by the Income Funds as of June 30, 1999, 64 restaurant properties were owned through joint ventures or as tenants in common with affiliates of the Income Funds.
(2) Values are based on the exchange value established by APF. Upon listing the APF Shares on the NYSE, the actual values at which the APF Shares will trade on the NYSE may be at prices significantly below the exchange value.

Investment Objectives of the Income Funds

   For CNL Income Fund, Ltd. through CNL Income Fund VI, Ltd., the primary investment objectives were to preserve, protect and enhance capital, while providing:

  . the potential for increased income and protection against inflation through participation in the growth and sales of fast-food restaurant properties;

  . the potential for capital appreciation through real estate ownership; and

  . partially tax-sheltered cash distributions commencing in the initial year of operation.

   For CNL Income Fund VII, Ltd. through CNL Income Fund XVI, Ltd., the primary investment objectives were to preserve, protect and enhance capital, while providing:

  . cash distributions in the initial year of each Income Fund's operations in amounts that exceed current taxable income because depreciation deductions attributable to the restaurant properties reduce taxable income even though depreciation is not a cash expenditure;

  . an anticipated minimum level of income through the long-term rental of restaurant properties to operators of national and regional restaurant chains;

  . percentage rent payments and, typically, automatic increases in the minimum annual rent; and

  . capital appreciation through the potential increase in the value of the restaurant properties.

   Substantially all of the net proceeds from the offerings of the units have been invested in real estate, except for amounts used as working capital. We believe that each Income Fund, including yours, has met its objectives of providing you and the other Limited Partners with increasing cash distributions from operations and preserving capital. We have not, however, taken formal steps to meet the Income Funds' investment objective of liquidating.

   With respect to each Income Fund, we have set forth in the following table the date of formation of the Income Fund, the original term of the Income Fund as set forth in the applicable partnership agreement and, the original anticipated holding period and the years remaining in such period as set forth in the original offering materials.

                                                                      Years
                                                        Original   Remaining in
                                                       Anticipated   Original
                             Legal Life of Partnership   Holding   Anticipated
                              Income Fund    Formed      Period      Holding
Income Fund                     (Years)     (Mo./Yr.)    (Years)      Period
-----------                  ------------- ----------- ----------- ------------
CNL Income Fund, Ltd. .....        40       Nov. 1985    7 to 15       0-1
CNL Income Fund II, Ltd. ..        40       Nov. 1986    7 to 15       0-2
CNL Income Fund III,
 Ltd. .....................        30       Jun. 1987    7 to 15       0-3
CNL Income Fund IV, Ltd. ..        30       Nov. 1987    7 to 15       0-3
CNL Income Fund V, Ltd. ...        30       Aug. 1988    7 to 12       0-1
CNL Income Fund VI, Ltd. ..        30       Aug. 1988    7 to 12       0-1
CNL Income Fund VII,
 Ltd. .....................        30       Aug. 1989    7 to 12       0-2
CNL Income Fund VIII,
 Ltd. .....................        30       Aug. 1989    7 to 12       0-2
CNL Income Fund IX, Ltd. ..        30       Apr. 1990    7 to 12       0-3
CNL Income Fund X, Ltd. ...        30       Apr. 1990    7 to 12       0-3
CNL Income Fund XI, Ltd. ..        40       Aug. 1991    7 to 12       0-4
CNL Income Fund XII,
 Ltd. .....................        40       Aug. 1991    7 to 12       0-4
CNL Income Fund XIII,
 Ltd. .....................        39      Sept. 1992    7 to 12       0-5
CNL Income Fund XIV,
 Ltd. .....................        39      Sept. 1992    7 to 12       0-5
CNL Income Fund XV, Ltd. ..        38      Sept. 1993    7 to 12       1-6
CNL Income Fund XVI,
 Ltd. .....................        38      Sept. 1993    7 to 12       1-6

Our Efforts to Liquidate the Income Funds

   Because, at their inception, we expected your Income Fund and the other Income Funds to hold their investments for a number of years after their formation, we, as the general partners of the Income Funds, did not make any efforts to sell the restaurant properties in the early years of the Income Funds' existence. Instead, we concentrated our initial efforts on making suitable investments for the Income Funds, consistent with the Income Funds' investment policies and restrictions, and managing the restaurant properties efficiently in order to maximize the cash flow from the restaurant properties. As the contemplated period for liquidation of the restaurant properties approached, we began to explore the feasibility of selling the restaurant properties. We focused on those Income Funds that had less than three years remaining in their respective original anticipated holding period.

   Since 1995, we have considered a variety of alternative approaches to liquidating the Income Funds that have entered into their anticipated time frame for liquidation. Throughout this period, we considered the possibility of selling individual restaurant properties to third parties. While some Income Funds have sold restaurant properties, we concluded that the process of selling the restaurant properties individually would take an extended period of time and that some of the restaurant properties might be difficult to sell at fair prices. If we chose to sell the restaurant properties individually, the Income Funds would continue to be responsible for all the costs of maintaining the Income Funds as public companies during that process, including accounting and SEC reporting requirements and other administrative costs. We believe that the cost of operating the Income Funds over the time period necessary to sell the restaurant properties individually would ultimately reduce the net proceeds to you and the other Limited Partners.

   From May 1992 through June 30, 1999, the Income Funds have sold 114 restaurant properties for total consideration of approximately $93.4 million. These sales were made in connection with the exercise of tenant purchase options and other opportunities deemed by us to be advantageous for a particular Income Fund.

   We also considered the alternative of selling the entire portfolio of restaurant properties for a given Income Fund in either a bulk sale to an unaffiliated third party or in an orderly liquidation. This alternative was not pursued because we concluded that APF's offer would maximize the returns on your investment for the following reasons:

  . APF is a REIT that provides a complete range of financial, development and other real estate services to operators of national and regional restaurant chains. APF's ability to offer complete "turn-key," build-to-suit development services, from site selection to construction management, together with its ability to provide its clients with financing options, such as triple-net leasing, mortgage loans and secured equipment financing, makes APF a preferred provider for all the real estate related business needs of operators of national and regional restaurant chains;

  . APF, through its acquisition of the Advisor, is most familiar with the characteristics of the Income Funds and their operations and is in the best position to value accurately each Income Fund's restaurant property portfolio;

  . prior to listing on the NYSE, APF has aimed to increase substantially the size of its portfolio of restaurant properties through acquiring portfolios of restaurant properties similar to those owned by the Income Funds; and

  . we believe that the liquidation values provided by Valuation Associates are lower than the exchange value of the APF Shares to be paid to the Income Funds in the Acquisition,

  . an aggressive bulk sale of individual restaurant properties could result in significant discounts from appraised values while a gradual liquidation likely would involve higher administrative costs and greater uncertainty, either of which would reduce the portion of net sales proceeds available for distribution to you.

Chronology of the Acquisition

   In December 1997, APF's management, which, at the time, included Messrs. Seneff and Bourne, began exploring the following strategic alternatives designed to increase APF's stockholder value:

  . continuing to operate APF in its ordinary course of business and consistent with past practice;

  . considering whether APF should be acquired by a publicly-traded or private company;

  . selling APF's entire real estate portfolio and subsequently liquidating;

  . acquiring large real estate portfolios that have comparable properties leased on a triple-net basis;

  . listing APF's stock on a national stock exchange or on an automated quotation system, and if so, when such listing should take place;

  . becoming internally advised (1) by acquiring the Advisor, (2) by acquiring an unaffiliated third-party advisor, (3) by hiring the management of the Advisor or (4) by hiring new management;

  . acquiring the CNL Restaurant Financial Services Group;

  . acquiring CNL Advisory Services, Inc., an affiliate of the Advisor that performs investment advisory services;

  . acquiring CNL Restaurant Development, Inc., an affiliate of the Advisor that provides real estate development services on behalf of the Advisor; and

  . engaging in an underwritten public offering of its common stock subject to favorable market conditions concurrently with or shortly after APF lists its stocks on an exchange or on an automated quotation system.

   During the week of February 9, 1998, APF interviewed four prominent New York investment banking firms to advise APF regarding the possible implementation of one or more of the strategic alternatives.

   During the week of February 16, 1998, APF interviewed four law firms, including Shaw Pittman, to advise APF regarding the legal consequences of implementing one or more of the strategic alternatives.

   In early April 1998, APF's Board of Directors selected Shaw Pittman to represent APF in the implementation of one or more of the strategic alternatives, and APF's management narrowed the list of investment banking firms that would potentially represent APF in the implementation of any strategic alternative to two, Merrill Lynch and Salomon Smith Barney Inc.

   On April 15, 1998, members of APF's management and representatives of Shaw Pittman met to discuss the structuring of particular strategic alternatives and the time tables necessary to implement such strategic alternatives.

   On May 4, 1998, APF's Board of Directors decided to evaluate the implementation of one or more of the strategic alternatives. In addition to the members of the Board, representatives of Shaw Pittman were present at the meeting. Upon completion of the Board's discussion regarding the expansion of APF's business operations, the Board established a Special Committee of the Board of Directors to consider the implementation of any strategic alternative. The Special Committee consisted of Mr. G. Richard Hostetter, Dr. Richard C. Huseman and Mr. J. Joseph Kruse, each an independent member of APF's Board of Directors who has no financial interest in the implementation of any strategic alternative.

   On May 4, 1998, the Special Committee met for the first time. In addition to the members of the Special Committee, representatives of Shaw Pittman, Merrill Lynch and Salomon Smith Barney were present at the meeting. The Special Committee heard presentations from representatives of Merrill Lynch and Salomon Smith Barney regarding their qualifications to advise the Special Committee on the merits of implementing one or more of the strategic alternatives. In addition to the oral presentations made by Merrill Lynch and Salomon Smith Barney, the Special Committee reviewed the written presentations prepared by the two other investment banking firms that APF's management had interviewed during the week of February 9.

   Upon hearing the oral presentations of Merrill Lynch and Salomon Smith Barney and reviewing the written presentations of two other investment banking firms, the Special Committee determined that it was in the best interests of APF to select Merrill Lynch and Salomon Smith Barney as their financial advisors for the purposes of determining whether to implement one or more of the strategic alternatives. APF retained two investment banking firms for two reasons. First, APF believed, and still believes, that having two premier investment banking firms advise it in connection with the Acquisition provided APF with the greatest means of enhancing stockholder value. The representatives of each investment bank are highly regarded in the REIT industry. Because of their expertise, APF believed that they would receive the most creative advice by having each firm analyze issues and provide resolutions to difficult issues. Second, because of the size of the Acquisition, APF believed that dividing the project between the two investment banks would assist it in completing the Acquisition more efficiently.

   On May 20, 1998, representatives of APF's management, including Mr. Bourne, Shaw Pittman, Merrill Lynch, Salomon Smith Barney and Rogers & Wells, counsel to Merrill Lynch and Salomon Smith Barney, met to discuss the various strategic alternatives and the time frames for implementation of any of the strategic alternatives. Representatives at the meeting discussed extensively the structure of APF's potential acquisition of the Income Funds, CNL Income Funds XVII and XVIII and the eight CNL Income and Growth Funds, which are also affiliates of Messrs. Seneff and Bourne, with particular emphasis on the tax considerations to the limited partners of those funds. The three structures that were discussed at length are summarized as follows:

  . Tax-Free OP Unit Structure. This structure would involve acquiring the
    Income Funds, CNL Income Funds XVII and XVIII and the Growth Funds by exchanging units of limited partnership interest in the Operating Partnership for units of limited partnership interest in the Income Funds, CNL Income Funds XVII and XVIII and the Growth Funds. A transaction structured in this manner would be tax free to the limited partners of the Income Funds, CNL Income Funds XVII and XVIII and the Growth Funds and the former limited partners would become limited partners of the Operating Partnership. The units of limited partnership of the Operating Partnership would be convertible on a one-for-one basis into APF Shares.

  . Taxable Stock Structure. This structure would involve acquiring the Income Funds, CNL Income Funds XVII and XVIII and the Growth Funds through the issuance of APF Shares. A transaction structured in this manner would be taxable to the limited partners of the Income Funds, CNL Income Funds XVII and XVIII and the Growth Funds.

  . Tax-Free NewCo Structure. This structure would involve forming a new company and combining APF, the Income Funds, CNL Income Funds XVII and XVIII and the Growth Funds into the new company in exchange for shares of common stock of the new company. A transaction structured in this manner could be tax free to the limited partners of the Income Funds, CNL Income Funds XVII and XVIII and the Growth Funds but would require that, immediately following the Acquisition, the limited partners own at least 80% of the total combined voting power of all classes of APF voting stock and at least 80% of the total number of APF Shares and that APF obtain a private letter ruling from the IRS regarding the tax-free nature of the transaction.

   On June 10, 1998, the Special Committee met for the second time. In addition to the members of the Special Committee, representatives of APF management, Shaw Pittman, Merrill Lynch, Salomon Smith Barney and Rogers & Wells were present at the meeting. The primary purpose of the meeting was to obtain an update from Merrill Lynch and Salomon Smith Barney regarding their evaluation of and recommendation to implement the strategic alternatives. Representatives of Merrill Lynch and Salomon Smith Barney stated that they had completed their due diligence of APF, the Income Funds, CNL Income Funds XVII and XVIII and Growth Funds, but that they were not in the position to provide a recommendation as to the implementation of any strategic alternative for APF.

   On July 8, 1998, the Special Committee met for the third time by telephone. In addition to the members of the Special Committee, present by telephone at the meeting were representatives of APF's management, Shaw Pittman, Merrill Lynch, Salomon Smith Barney and Rogers & Wells. The primary purpose of the meeting was to obtain an update from Merrill Lynch and Salomon Smith Barney regarding their evaluation of and recommendation to implement one or more of the strategic alternatives. Merrill Lynch and Salomon Smith Barney stated that they would be in a position by July 17th to present their analysis and conclusions of the strategic alternatives to the Special Committee.

   On July 17, 1998, the Special Committee met for the fourth time. In addition to the members of the Special Committee, representatives of APF's management, including Messrs. Seneff and Bourne, Shaw Pittman, Merrill Lynch and Salomon Smith Barney were present at the meeting. Merrill Lynch and Salomon Smith Barney presented their analysis of the strategic alternatives, which included the advantages and disadvantages of each strategic alternative and the methodologies employed to evaluate the strategic alternatives. After a lengthy discussion among the members of the Special Committee and representatives of Merrill Lynch and Salomon Smith Barney, Merrill Lynch and Salomon Smith Barney concluded that acquiring the Income Funds, CNL Income Funds XVII and XVIII and Growth Funds, acquiring the CNL Restaurant Businesses and listing the APF Shares were the strategic alternatives most likely to maximize APF stockholder value. Mr. Hostetter, the Chairman of the Special Committee, suggested that the members of the Special Committee further consider Merrill Lynch's and Salomon Smith Barney's evaluation of the strategic alternatives and that the Special Committee reconvene on July 20.

   On July 20, 1998, the Special Committee met for the fifth time by telephone. Representatives of Shaw Pittman participated by telephone. After discussing the Merrill Lynch and Salomon Smith Barney recommendation, the Special Committee unanimously concluded that the best means to maximize stockholder value would be for APF to:

  . significantly increase its size by acquiring from affiliates of the Advisor, including the Income Funds, CNL Income Funds XVII and XVIII and the Growth Funds, portfolios of properties similar to those currently held by APF;

  . become internally advised and acquire internal real estate development capability by acquiring the Advisor;

  . expand its mortgage lending capabilities and develop securitization capabilities by acquiring the CNL Restaurant Financial Services Group; and

  . list APF's common stock on a national stock exchange, if market conditions are favorable.

   On July 24, 1998, the Special Committee presented its findings to APF's full Board of Directors and recommended that APF implement the selected strategic alternatives approved by the Special Committee at the July 20th meeting. Further, the Special Committee recommended that the Board evaluate the feasibility of engaging in an underwritten public offering of APF Shares concurrently with listing. After substantial discussion among the members of the Board, the Board of Directors unanimously recommended that APF implement the strategic alternatives. In addition, the Board unanimously recommended that Merrill Lynch be retained by the Special Committee APF to provide a fairness opinion to the Special Committee of APF that the consideration to be paid by APF in connection with the implementation of any applicable strategic alternative would be fair to APF from a financial point of view.

   During the week of September 7, 1998, representatives of APF management, Merrill Lynch, Salomon Smith Barney, Shaw Pittman, Rogers & Wells and PricewaterhouseCoopers LLP, APF's independent accountants, gathered for a two-day meeting to discuss the implementation of the selected strategic alternatives. During the first day of meetings, the primary focus emphasized the manner in which the Income Funds, CNL Income Funds XVII and XVIII and the Growth Funds could be acquired. The principal structures discussed were the Tax-Free OP Unit Structure, the Taxable Stock Structure and the Tax-Free NewCo Structure each of which are described above in the description of the May 20th meeting.

   With respect to the Tax-Free OP Unit Structure, the representatives at the meeting discussed at length the benefits of providing the limited partners of the Income Funds, CNL Income Funds XVII and XVIII and Growth Funds with a tax efficient transaction. However, because the number of limited partners of the

Operating Partnership would likely exceed 100, and their partnership interests would be convertible into stock traded on an established securities market, the Operating Partnership would be deemed a "publicly-traded partnership," which would result in the imposition of additional restrictions on the manner in which APF could operate its business. Representatives of Shaw Pittman were particularly concerned that APF may lose its ability to qualify as a REIT in the event that one or more of the restrictions imposed was violated. In addition, the fact that the Operating Partnership would have greater than 500 limited partners would impose additional reporting requirements under the SEC rules and would result in a loss of the operating efficiencies that APF was attempting to achieve as a result of the proposed Acquisition. While APF and its counsel could meet the SEC's reporting requirements, the representatives of APF viewed the administrative burdens of compliance negatively, because in addition to complying with the SEC rules, APF would have the additional expense of providing IRS Forms K-1 to the limited partners of the Operating Partnership. The representatives of Shaw Pittman also noted that, based on information from APF's management, the taxes that would likely be incurred by the Limited Partners of the Income Funds and CNL Income Funds XVII and XVIII if the Taxable Stock Structure were used would not be substantial, particularly since a number of the limited partners were tax-exempt entities. Finally, representatives of Merrill Lynch and Salomon Smith Barney expressed concerns that having a large number of Operating Partnership unit holders may have an adverse impact on the APF Shares as a result of APF Shares flooding the market once the Acquisition closes, if the holders of Operating Partnership units convert their units into APF Shares. The underwriters noted that, in order to protect against this "overhang" concern, companies generally prevent holders of units of operating partnerships from converting for a period of time, typically one year, for the purpose of allowing the market to stabilize. Members of APF's management expressed concern that a lock-up period would not be viewed favorably by the limited partners of the Income Funds, CNL Income Funds XVII and XVIII and the Growth Funds.

   With respect to the Tax-Free NewCo Structure, representatives at the meeting discussed at length the ability to obtain a favorable private letter ruling from the IRS regarding the tax-free treatment of Tax-Free NewCo Structure and the delay that would be caused in the event that the IRS ruled against tax-free treatment or failed to provide a ruling in a timely manner. Representatives of Shaw Pittman believed that the acquisition of the Advisor, the CNL Restaurant Financial Services Group and the Growth Funds for various technical reasons reduced, but did not eliminate, the likelihood of receiving a favorable ruling. Additionally, the representatives of Shaw Pittman noted, based on information from APF's management, that the taxes to be imposed if the Taxable Stock Structure were used would not be substantial for the Limited Partners of the Income Funds and CNL Income Funds XVII and XVIII, particularly since a substantial number of the Limited Partners were tax-exempt entities. Overall, while Shaw Pittman viewed favorably the ability of APF to accomplish the Tax-Free NewCo Structure in a tax efficient manner for the limited partners of the Income Funds and the Growth Funds, the potential delay that might be incurred as a result of seeking a favorable ruling from the IRS and the complexity of describing the Tax-Free NewCo Structure was viewed negatively by Shaw Pittman and the other representatives at the meeting.

   With respect to the Taxable Stock Structure, the representatives at the meeting weighed the disadvantages of structuring the transaction as a taxable transaction for the limited partners. In evaluating the tax consequences to the limited partners, members of APF's management remarked that the taxable gain that would be recognized by the limited partners would not be significant for limited partners in most of the Income Funds and CNL Income Funds XVII and XVIII and that a substantial number of limited partners in the Income Funds and CNL Income Funds XVII and XVIII would incur no taxable gain because of their status as a tax-exempt entity. In addition, members of APF's management discussed the fact that a former limited partner would have the immediate opportunity to sell the APF Shares that he, she or it received on the open market in order to pay his, her or its tax liability, if the tax circumstances necessitated such a sale. The primary benefit discussed by the group was that the transaction was straightforward and immediately created a larger stockholder base in the APF Shares. In addition, members of APF's management noted that if the tax consequences were too severe for a particular Income Fund, including CNL Income Funds XVII and XVIII, or Growth Fund, the limited partners had the option of rejecting the proposed Acquisition. Finally, members of APF's management noted that the acquisition costs and the future reporting costs of APF in structuring the transaction as a Taxable Stock Structure would be less and therefore in the best interests of APF's existing stockholders.

   After the discussions of the advantages and disadvantages of each possible structure for the Acquisition, the representatives of APF selected the Taxable Stock Structure, which is the structure of the Acquisition.

   The remaining portions of the meetings during the week of September 7, 1998 dealt primarily with valuation techniques and methodologies of the Income Funds and the CNL Restaurant Businesses and the timelines and responsibilities of each of the representatives.

   On November 6, 1998, the members of the Special Committee met telephonically to discuss with members of APF's management and their legal counsel the status of determining the prices to be paid to the CNL Restaurant Businesses, the Income Funds, CNL Income Funds XVII and XVIII and the Growth Funds in connection with the Acquisition. In addition, Shaw Pittman provided to the members of the Special Committee an oral summary of all significant matters regarding the progress of the transactions, including the SEC review process, the documentation necessary to get the transactions approved and completed, and a range of timelines regarding when the Acquisition and the acquisition of the CNL Restaurant Businesses would be concluded.

   On November 16, 1998, the members of the Special Committee, members of APF's management, Merrill Lynch and Salomon Smith Barney met, some in Orlando and some telephonically, to discuss the status of determining the prices to be paid to the Income Funds, CNL Income Funds XVII and XVIII and the Growth Funds in connection with the Acquisition and the methodologies utilized in determining the prices to be paid.

   During the week of November 23, 1998, representatives of APF management, Merrill Lynch, Salomon Smith Barney, Shaw Pittman and PricewaterhouseCoopers gathered for a two-day meeting. The primary purpose of the meeting was to provide APF's legal, accounting and financial advisors with an overview, operational as well as financial, of the Advisor, the CNL Restaurant Financial Services Group, the Income Funds, CNL Income Funds XVII and XVIII and the Growth Funds.

   On December 1, 1998, representatives of APF, Shaw Pittman, Merrill Lynch and Salomon Smith Barney discussed the viability of acquiring the Growth Funds. Because the Growth Funds produce income that would not be considered qualified REIT income and therefore could restrict APF's ability to qualify as a REIT, the inclusion of the Growth Funds in the Acquisition created additional complexities for APF. These complexities affected APF's ability to value the Growth Funds because, for federal tax purposes, the Growth Funds owned assets that would have to be held in entities that APF did not control and that were subject to federal corporate income tax. The inability imposed on APF to control these entities had a negative impact on APF's valuation of the Growth Funds. In addition, the costs of acquiring the Growth Funds were significantly greater than those of the Income Funds and CNL Income Funds XVII and XVIII because APF would have to remove the assets that did not generate qualified REIT income out of the Growth Funds for inclusion in the entities not controlled by APF.

   After considering the negative tax consequences to the limited partners of the Growth Funds as a result of utilizing the Taxable Stock Structure, the reduced valuation of the Growth Funds as a result of the necessity of placing assets that would not generate good REIT income in entities not controlled by APF and the additional costs to APF of removing the assets out of the Growth Funds for inclusion in the entities not controlled by APF, the representatives of APF concluded that it would be in the best interests of APF's stockholders not to pursue the acquisition of the Growth Funds at this time.

   Following the decision to exclude the Growth Funds from the Acquisition, representatives of Merrill Lynch and Salomon Smith Barney presented their valuations of the Advisor, the CNL Restaurant Financial Services Group, the Income Funds and CNL Income Funds XVII and XVIII to the members of the Special Committee and the full Board. At such time, the members of the Special Committee unanimously recommended to the full Board that the Board approve the Acquisition and that the exchange value of the APF Shares payable to the Income

Funds and CNL Income Funds XVII and XVIII be $600,000,000 or 30,000,000 APF Shares. The members of the full Board unanimously approved the Special Committee's recommendation.

   On December 1, 1998, APF presented us with its offer to acquire the Income Funds and CNL Income Funds XVII and XVIII for an aggregate of 30,000,000 APF Shares, with an exchange value of $600,000,000.

   On January 27, 1999, the Special Committee of the Board of Directors received a counter-offer from us proposing an increase in the exchange value of the APF Shares payable to the Income Funds and CNL Income Funds XVII and XVIII from $600,000,000 to $610,000,000, or from 30,000,000 APF Shares to 30,500,000
APF Shares. After discussing the proposed counter-offer, the Special Committee unanimously agreed to accept our counter-proposal, provided that the fairness opinion from Merrill Lynch to be presented at the February 10, 1999 meeting of the Special Committee of the Board of Directors supported the Special Committee's acceptance of the counter-offer of the exchange value of the APF Shares to be paid to the Income Funds and CNL Income Funds XVII and XVIII.

   On February 10, 1999, Merrill Lynch provided an oral and written fairness opinion to the Special Committee stating that the aggregate consideration to be paid by APF for the Acquisition of the Income Funds and CNL Income Funds XVII and XVIII was fair to APF from a financial point of view.

   On March 11, 1999, APF entered into a definitive acquisition agreement with each Income Fund, each of CNL Income Funds XVII and XVIII, the Advisor and the CNL Restaurant Financial Services Group.

   On March 12, 1999, APF filed a Registration Statement on Form S-4 with the SEC registering the APF Shares to be offered to the Limited Partners of the Income Funds and CNL Income Funds XVII and XVIII.

   On April 22, 1999, APF and Shaw Pittman received comments on the Registration Statement on Form S-4 from the SEC.

   On May 11, 1999, four limited partners in several Income Funds served a lawsuit, Jon Hale, Mary J. Hewitt, Charles A. Hewitt, and Gretchen M. Hewitt v. James M. Seneff, Jr., Robert A. Bourne, CNL Realty Corporation, and CNL American Properties Fund, Inc., Case No. CIO-99-0003561, in the Circuit Court of the Ninth Judicial Circuit of Orange County, Florida. The lawsuit alleges that we, as general partners of the Income Funds and CNL Income Funds XVII and XVIII, breached our fiduciary duties and violated provisions of the partnership agreements of the Income Funds in which the plaintiffs owned units and CNL Income Funds XVII and XVIII in connection with the proposed Acquisition. The plaintiffs are seeking unspecified damages. In addition, the plaintiffs are seeking equitable relief that would enjoin the proposed Acquisition. APF retained Shaw Pittman to represent its interests in the lawsuit served on May 11th and in any related or similar litigation that would arise.

   On May 19, 1999, representatives of APF's management, Shaw Pittman and we, as general partners of the Income Funds, met to discuss concerns regarding the proposed Acquisition. We had received a number of comments from brokers who sold CNL Income Funds XVII and XVIII. The primary comments concerned the loss of passive income treatment in the event that CNL Income Funds XVII and XVIII were acquired in the Acquisition. While it was acknowledged that limited partners in the Income Funds and CNL Income Funds XVII and XVIII would lose passive income treatment, the limited partners in CNL Income Funds XVII and XVIII who purchased their interests in these Income Funds had the option of acquiring APF Shares at the time of their investment but instead elected to invest in CNL Income Funds XVII and XVIII. Because of these comments, we discussed the possibility of potentially restructuring the Acquisition in a manner to permit the limited partners in CNL Income Funds XVII and XVIII to retain passive income treatment. In light of our observations, representatives of APF expressed two primary concerns. First, they were concerned about the impact of alienating the limited partners in these two CNL Income Funds. Specifically, they discussed the impact on their ability to acquire the other 16 Income Funds, since some limited partners in CNL Income Funds XVII and XVIII were also limited partners in other Income Funds. Second, they were concerned that treating CNL Income Funds XVII and XVIII differently may also have a negative impact on acquiring the other 16 Income Funds, including significantly delaying the SEC's review process.

   Representatives of APF asked representatives of Shaw Pittman to outline the different alternatives. Representatives of Shaw Pittman noted three alternatives:

  . Alternative One: Leave the structure of the Acquisition unchanged.
    Representatives of Shaw Pittman stated that in order for any Income Fund to be acquired, holders of greater than 50% of the outstanding partnership units had to approve the transaction. Therefore, there was no assurance that either CNL Income Fund XVII or XVIII would be acquired. Messrs. Seneff and Bourne acknowledged that a majority vote was required. However, they also noted that because a large number of limited partners are tax exempt entities, their vote for or against the Acquisition would not be affected by the availability of passive treatment.

  . Alternative Two: Leave CNL Income Funds XVII and XVIII out of the
    Acquisition. Representatives of Shaw Pittman stated that leaving CNL Income Funds XVII and XVIII out of the Acquisition would potentially satisfy the concerns of both the general partners and APF.

  . Alternative Three: Do an exchange offer for CNL Income Funds XVII and
    XVIII instead of the Acquisition. Representatives of Shaw Pittman noted that an exchange offer would permit limited partners who desire to remain limited partners of CNL Income Funds XVII and XVIII to retain their interests in CNL Income Funds XVII and XVIII while permitting other limited partners to elect to receive APF Shares. The Operating Partnership would become a limited partner of CNL Income Funds XVII and XVIII and the remaining limited partners would receive distributions based solely on the operations of the restaurant properties remaining in CNL Income Funds XVII and XVIII. In effect, CNL Income Funds XVII and XVIII would continue to exist. Representatives of Shaw Pittman noted, however, that APF would not achieve the operating efficiencies it desired from acquiring all of the CNL Income Funds, including CNL Income Funds XVII and XVIII, that it would not be able to leverage the portfolios in these CNL Income Funds XVII and XVIII and that the change in structure may result in a delay in the SEC review process.

   APF deferred to a later date a decision to implement one of the alternatives discussed above or any other alternative.

   We then proceeded to discuss the consideration that would go to dissenting Limited Partners. At the time of this meeting, APF had offered dissenting Limited Partners the right to elect a form of cash/notes option. This option permitted a dissenting Limited Partner the right to receive their proportion of the consideration based on the liquidation value determined by Valuation Associates in the form of 10% cash and 90% notes. The notes were to pay interest at a rate equal to 120% of the applicable federal rate. We had also received comments that the notes were not as favorable as Limited Partners would like and asked if APF could improve the terms. While we acknowledged that the notes were intended for dissenting limited partners, they reiterated that the broker/dealer community and the Limited Partners had expressed concerns regarding the terms. Representatives of APF noted that to the extent that Limited Partners elect to receive notes, APF's results of operations were positively affected. After discussions among the members of APF's management, APF proposed to eliminate the 10% cash component, raise the interest rate to seven percent, decrease the maturation period to five years and base the amount of notes that a dissenting Limited Partner would receive on 97% of the exchange value of the APF Shares that the investor would have received had such investor not voted against the Acquisition. The representatives of APF noted that the three percent discount was fair because most Limited Partners who elected to receive APF Shares would have to pay commissions in connection with their subsequent sale of APF Shares after the consummation of the Acquisition.

   We accepted APF's offer to change the terms of the notes.

   On June 1, 1999, we, on behalf of CNL Income Funds XVII and XVIII, representatives of APF and representatives of Shaw Pittman met telephonically to discuss the alternatives discussed at the May 19th meeting regarding CNL Income Funds XVII and XVIII. Each alternative was discussed extensively in light of our concerns regarding protection of passive income treatment and APF's concerns regarding delaying the Acquisition or negatively impacting the vote of the other Income Funds as a result of CNL Income Funds XVII and XVIII.

   On June 3, 1999, APF's Board of Directors agreed that it would be in the best interests of APF that APF not attempt to acquire CNL Income Funds XVII and XVIII in the Acquisition. The Board accordingly reduced its offer to acquire the Income Funds to an aggregate of 27,343,243 APF Shares, for an exchange value of $546,864,860, before expenses. Notwithstanding this decision, representatives of APF stated that they would, depending on market conditions, seek to acquire CNL Income Funds XVII and XVIII after APF was listed in the NYSE. The representatives further noted that they would be willing to structure any future acquisition in a manner so that the limited partners could retain passive income treatment most likely by offering the limited partners an exchange offer whereby limited partners would exchange their units of limited partnership interest for APF Shares.

   On June 4, 1999, APF entered into a termination agreement with us for CNL Income Funds XVII and XVIII.

   On June 23, 1999, a Limited Partner of several Income Funds served a lawsuit against us and APF, Ira Gaines, individually and on behalf of a class of persons similarly situated, v. CNL American Properties Fund, Inc., James M. Seneff, Jr., Robert A. Bourne, CNL Realty Corporation, CNL Fund Advisors, Inc., CNL Financial Corporation a/k/a CNL Financial Corp., CNL Financial Services, Inc. and CNL Group, Inc., Case No. CIO 99-3796, in the Circuit Court of the Ninth Judicial Circuit of Orange County, Florida, alleging that we breached our fiduciary duties and that APF aided and abetted our breach of fiduciary duties in connection with the Acquisition. The plaintiff is seeking unspecified damages. In addition, the plaintiff is seeking equitable relief that would enjoin the proposed Acquisition. Pursuant to the terms of the previous engagement for the Hale lawsuit, APF retained Shaw Pittman to represent its interests in the lawsuit served on June 23rd.

   On July 8, 1999, the plaintiffs in the Hale lawsuit served an amended complaint that, in addition to naming three additional plaintiffs, includes allegations of aiding and abetting and conspiring to breach fiduciary duties, negligence and breach of duty of good faith against the individual defendants and seeks additional equitable relief. As amended, the case is captioned John Hale, Mary J. Hewitt, Charles A. Hewitt, Gretchen M. Hewitt, Bernard J. Schulte, Edward M. and Margaret Berol Trust, and Vicky Berol v. James M. Seneff, Jr., Robert A. Bourne, CNL Realty Corporation, and CNL American Properties Fund, Inc., Case No. CIO-99-0003561.

   On September 1, 1999, APF acquired the CNL Restaurant Businesses.

   On September 23, 1999, the judge assigned to the two cases, entered an order consolidating the two cases under the caption In re: CNL Income Funds Litigation, Case No. CIO 99-3561. Pursuant to this order, the plaintiffs in these cases are required to file a consolidated and amended complaint by November 8, 1999, and the various defendants, including the general partners, have 45 days following service of the consolidated and amended complaint to respond to that complaint.

Chronology of our recommendation that the Income Funds be acquired by APF

   After APF's public announcement on July 27, 1998 that it intended to increase its portfolio of assets by acquiring affiliates of the Advisor, including the Income Funds and CNL Income Funds XVII and XVIII, we anticipated that we might receive an offer from APF to purchase the Income Funds and CNL Income Funds XVII and XVIII in the near future. As a result of this expectation, we began a search for outside legal counsel and investment bankers. Messrs. Seneff and Bourne, in their capacities as officers and directors of APF, were aware that APF was evaluating the possibility of acquiring the Income Funds. Because the decision to acquire the Income Funds was solely within the discretion of APF's Special Committee, however, it was unclear whether the Special Committee would approve the Acquisition until July 24, 1998. Because of this uncertainty and because cash generated by the Income Funds is limited, we believed that it was in the best interests of the Income Funds and the Limited Partners to wait for the approval by the Special Committee before incurring the expenses of engaging legal counsel and investment bankers.

   During August 1998, we interviewed two investment banking firms, including Legg Mason, to provide financial advice and to render fairness opinions to us in connection with the Acquisition.

   In September 1998, we engaged Baker & Hostetler LLP as legal counsel to the Income Funds and CNL Income Funds XVII and XVIII in the event APF offered to acquire one or more of the Income Funds and CNL Income Funds XVII and XVIII. Baker & Hostetler had previously served as securities counsel for CNL Income Funds XVII and XVIII.

   In September 1998, we engaged Valuation Associates to (1) complete a restaurant property-by-restaurant property appraisal for each Income Fund and CNL Income Funds XVII and XVIII, (2) assist an investment banker retained by us, as the financial advisor to you and the provider of the fairness opinions, in reviewing the appraisals as they relate to the value of the number of APF Shares paid to each of the Income Funds and CNL Income Funds XVII and XVIII and
(3) work with all parties involved in the Acquisition to fully explain its valuation methodologies and conclusions. In accordance with the engagement letter with Valuation Associates, each Income Fund and CNL Income Funds XVII and XVIII agreed to pay Valuation Associates between approximately $2,600 and $9,600, depending on the number of restaurant properties in the Income Fund and CNL Income Funds XVII and XVIII.

   In September 1998, we selected Legg Mason to provide us with financial advice and to render fairness opinions with respect to the acquisition of each Income Fund and CNL Income Funds XVII and XVIII. Legg Mason has received $5,000 from each Income Fund and CNL Income Funds XVII and XVIII and will receive up to $25,000 from each Income Fund upon rendering its fairness opinion to each Income Fund and CNL Income Funds XVII and XVIII and reimbursement of out-of-pocket expenses not to exceed $4,000 per Income Fund or $50,000 in the aggregate.

   On November 21, 1998, Valuation Associates presented its appraisal reports to us with respect to each of the Income Funds and CNL Income Funds XVII and XVIII.

   On December 1, 1998, we received from APF's management a proposal to acquire for an aggregate of 30,000,000 APF Shares all of the Income Funds and CNL Income Funds XVII and XVIII.

   On January 27, 1999, we compiled and submitted a counter-offer to the management of APF proposing an increase in the consideration payable to the Income Funds and CNL Income Funds XVII and XVIII from an aggregate of 30,000,000 to 30,500,000 APF Shares, with an exchange value of $610,000,000. We based our $610,000,000 counter-offer on our belief that the quality of the Income Funds' restaurant properties and the restaurant properties of CNL Income Funds XVII and XVIII plus cash flow generated from such restaurant properties warranted a higher price. Additionally, the $610,000,000 counter-offer represented the amount of consideration necessary to allow us to return to the Limited Partners of the Income Funds and CNL Income Funds XVII and XVIII an amount approximating their aggregate original invested capital contributions, after previously distributed sales proceeds. In submitting the counter-offer, we considered no factors other than the factors discussed above.

   On January 27, 1999, we received from representatives of APF an acceptance of our counter-offer proposing an increase in the exchange value of the APF Shares payable to the Income Funds and CNL Income Funds XVII and XVIII from $600,000,000 to $610,000,000, or from 30,000,000 APF Shares to 30,500,000

APF Shares subject to Merrill Lynch's ability to render a fairness opinion at the February 10, 1999 meeting of the Board of Directors that supported the Special Committee's determination.

   On March 10, 1999, Legg Mason rendered its opinions with respect to the fairness from a financial point of view of (a) the APF Shares offered with respect to the individual Income Funds and CNL Income Funds XVII and XVIII, (b) the aggregate APF Shares offered with respect to the Income Funds and CNL Income Funds XVII and XVIII and (c) the method of allocating the APF Shares among the Income Funds and CNL Income Funds XVII and XVIII.

   On March 11, 1999, we, subject to your approval, entered into definitive acquisition agreements for each Income Fund and CNL Income Funds XVII and XVIII.

   On May 13, 1999, we retained Lowndes, Drosdick, Doster, Kantor & Reed, P.A. as legal counsel to represent our interests in the lawsuit served on May 11th.

   On June 3, 1999, we received notice from APF's management that APF intended to withdraw its offer to acquire CNL Income Funds XVII and XVIII. We received an offer to acquire the Income Funds for an aggregate of 27,343,243 APF Shares.

   On June 4, 1999, we accepted APF's offer and entered into termination agreements for CNL Income Funds XVII and XVIII.

   On June 23, 1999, we retained Lowndes, Drosdick, Doster, Kantor & Reed, P.A. as legal counsel to represent our interests in the lawsuit served on June 23rd.

   On September 23, 1999, the judge assigned to the two cases, entered an order consolidating the two cases under the caption In re: CNL Income Funds Litigation, Case No. CIO 99-3561. Pursuant to this order, the plaintiffs in these cases are required to file a consolidated and amended complaint by November 8, 1999, and the various defendants, including the general partners, have 45 days following service of the consolidated and amended complaint to respond to that complaint.

                 OUR RECOMMENDATION AND FAIRNESS DETERMINATION

General

   We believe the Acquisition to be fair to, and in the best interests of, each of the Income Funds and the Limited Partners. After careful evaluation, we have concluded that the Acquisition is the best way to maximize the value of your investment. We recommend that you and the other Limited Partners approve the Acquisition and receive APF Shares.

   Based upon our analysis of the Acquisition, we believe that:

    . the terms of the Acquisition are fair to you and the other Limited
      Partners; and

    . after comparing the potential benefits and detriments of the Acquisition with those of several alternatives, the Acquisition is more economically attractive to you and the other Limited Partners than such alternatives.

   Our beliefs are based upon our analysis of the terms of the Acquisition, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Acquisition and the alternatives to the Acquisition and a review of the financial condition and performance of APF and the Income Funds and the terms of critical agreements, such as the Income Funds' partnership agreements.

   We also believe that the Acquisition is procedurally fair for several reasons. First, with respect to each participating Income Fund, the Acquisition is required to be approved by Limited Partners holding greater than 50% of the outstanding units of such Income Fund and is subject to the closing conditions. Those closing conditions are that the APF Shares are listed on the NYSE, that the APF stockholders have approved the increase in the number of APF Shares authorized to be issued and that Merrill Lynch has issued a new fairness opinion if fewer than all of the Income Funds are acquired. Second, all Limited Partners of Income Funds that approve the Acquisition and who vote against the Acquisition will be given the option of receiving APF Shares or notes.

   Although we believe the terms of the Acquisition are fair to you and the other Limited Partners, we have conflicts of interest with respect to the Acquisition. These conflicts include, among others:

    . that we will receive additional APF Shares, assuming APF acquires all of the Income Funds, upon completion of the Acquisition,

    . that Messrs. Seneff & Bourne are stockholders of APF and, as such, their interest in the completion of the Acquisition may conflict with yours as a Limited Partner and with their own as general partners of the Income Funds, and

    . that we will be relieved from our material ongoing liabilities with respect to the Income Funds that are acquired by APF.

Our Reasons for Recommending the Acquisition

   We are recommending that the Income Funds vote in favor of the Acquisition at this time for the following reasons:

  . Because the APF Shares will be listed on the NYSE and will be freely tradeable, we believe that you and the other Limited Partners will receive the benefit of a public market valuation of real estate assets, which is greater than the value you and the other Limited Partners would receive in any privately negotiated market valuation;

  . we believe that APF's acquisition of the CNL Restaurant Businesses, including the Advisor, will be viewed positively and may result in a greater valuation of APF because investment analysts specializing in real estate securities in recent years have emphasized their strong preference for internally-advised REITs;

  . the APF Share consideration offered by APF to acquire the Income Funds is a firm offer which we believe is reasonable. If we auctioned the Income Funds in an effort to receive a higher purchase price, there may be no interest in acquiring the Income Funds or there may be an interest in only acquiring a portion of the Income Funds. There is no guarantee that APF will subsequently attempt to acquire the Income Funds or if it does, that the offer price for the Income Funds will be as great;

  . we believe the APF Shares paid in the Acquisition may appreciate in value over time. As such, we believe that the Acquisition represents the best way to maximize your original investment in the Income Funds.

  . your investment will change from being an interest in a static, finite-life entity to an investment in a growing operating company. We believe that as an APF stockholder, you could participate in increased distributions and appreciation in the price of your APF Shares primarily because of the substantial opportunities that currently exist for APF to acquire additional restaurant properties and to make mortgage loans on favorable terms. As a static, finite-life entity, your Income Fund's partnership agreement generally restricts it from taking advantage of such opportunities;

  . the Acquisition will diversify your investment. As an APF stockholder, your portfolio will have a larger number of restaurant properties, a broader group of restaurant types, tenants and geographic locations and will also have assets represented by the mortgage loan and other financing and development activities in which APF is engaged. This diversification will reduce the dependence of your investment upon the performance of, and the risks involved with, the particular group of restaurant properties currently owned by your Income Fund; and

  . the combination of the Income Funds into an operating company will result in administrative and operational economies of scale and cost savings for APF.

   Therefore, we believe that the Acquisition by APF of all the Income Funds, rather than a liquidation, will result in the greatest possible value of the investment for you and the other Limited Partners.

Material Factors Underlying Belief as to Fairness

   The following is a discussion of all material factors underlying our belief that the terms of the Acquisition are fair as a whole to you and the other Limited Partners and maximize the value of your investment.

   1. Consideration Offered. We will be offered the same form of consideration in the Acquisition as the Limited Partners with respect to our capital interest in the Income Funds. We believe that the form and amount of consideration offered to us and the Limited Partners, including dissenting Limited Partners who select the notes, constitute fair value. In addition, we compared the estimated values of the consideration that would have been received by you and the other Limited Partners in alternative transactions and concluded that the Acquisition is fair based on such comparison. We believe the Acquisition is the best way to maximize the return on your investment because of your ability to participate in the potential appreciation of APF Shares. Since the investment in your Income Fund is restricted to owning and leasing a static number of restaurant properties due to the limitations contained in your Income Fund's partnership agreement and limited capital resources, your investments have less of an opportunity to appreciate. Because APF is a growth-oriented operating company, you will have the opportunity, as an APF stockholder, to participate in APF's future growth.

   2. Similarity of Income Funds. We do not believe that there are any material differences among the Income Funds that would affect the fairness of the Acquisition to you or the other Limited Partners in any particular Income Fund. Substantially all of the assets of the Income Funds are restaurant properties leased on a triple-net basis that are similar in most respects, and the Income Funds have substantially the same capital structures. In addition, the investment objectives of each of the Income Funds are substantially the same.

   The primary differences among the Income Funds are:

  . Date of Formation. The Income Funds were formed at different times and, therefore, would have begun liquidation at different times. As a result, the Income Funds formed earlier have already sold some restaurant properties.

  . Income Fund Structure. Although the Funds' partnership agreements have slightly different provisions with respect to allocations, distributions and fees, we believe the differences in such provisions are not substantial.

  . Size and Diversity. Some of the Income Funds have purchased fewer restaurant properties and are less diverse with respect to the number of tenants and the geographic location and types of restaurant properties.

   3. Independent Appraisals and Fairness Opinions. Our belief as to the fairness of the Acquisition as a whole and to the Limited Partners and our statements above regarding the material terms underlying our belief as to fairness are partially based upon the appraisals of each Income Fund's restaurant properties prepared by Valuation Associates and upon the fairness opinions provided by Legg Mason. We attributed significant weight to the appraisals of Valuation Associates and the fairness opinions of Legg Mason, which we believe support our conclusion that the Acquisition is fair to the Limited Partners. We do not know of any factors that would materially alter the conclusions made in the appraisals of Valuation Associates or the fairness opinions of Legg Mason, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. We believe that the engagement of Valuation Associates to provide the appraisals of each Income Fund's restaurant properties and of Legg Mason to provide the fairness opinions assisted us in the fulfillment of our fiduciary duties to the Income Funds and the Limited Partners, notwithstanding that: (1) each of Valuation Associates and Legg Mason received fees for its services, (2) Legg Mason has previously provided investment banking services to the Income Funds and to Commercial Net Lease Realty, Inc., which at the time was an affiliate of CNL Group, Inc., and (3) Valuation Associates has previously performed valuation appraisals for APF. See "Reports, Opinions and Appraisals--Fairness Opinions." We note that because the Acquisition of any one Income Fund is not a condition of the Acquisition of any other Income Fund, the fairness opinions analyze each Income Fund separately, not in combination with other Income Funds. However, based on the reasons stated in this section of the consent solicitation and the opinion of Legg Mason that the APF Share consideration payable to each Income Fund is fair from a financial point of view, we believe the Acquisition is fair regardless of the number of Income Funds that are acquired in the Acquisition.

   In rendering its opinions with respect to the fairness, from a financial point of view, with respect to (a) the APF Shares offered with respect to the individual Income Funds, (b) the aggregate APF Shares offered with respect to the Income Funds and (c) the method of allocating the APF Shares among the Income Funds, Legg Mason did not address or render any opinion with respect to other aspects of the Acquisition, including:

  . the value or fairness of the notes;

  . the prices at which the APF Shares may trade following the Acquisition or the trading value of the APF Shares to be offered compared with the current fair market value of the Income Funds' portfolios or assets if liquidated in real estate markets;

  . the tax consequences of any aspect of the Acquisition;

  . the fairness of the amounts or allocation of Acquisition costs or the amounts of Acquisition costs allocated to the Limited Partners; or

  . any other matters with respect to any specific individual partner or class of partners.

   In addition, Legg Mason was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Income Funds or their assets. Also, Legg Mason's opinions do not compare the relative merits of the Acquisition with those of any other transaction or business strategy that was or might have been considered by us as alternatives to the Acquisition.

   Legg Mason's fairness opinions do not constitute a recommendation to you as to how to vote on the Acquisition or as to whether you should elect to receive the APF Share consideration or the notes.

   4. Valuation of Alternatives. Based on the appraisals of each Income Fund's restaurant properties prepared by Valuation Associates, we estimated the value of the Income Funds if liquidated and as going concerns. On the basis of these calculations, we believe that the value of the APF Shares will exceed the going concern value and liquidation value of each Income Fund.

   5. Cash Available for Distribution Before and After the Acquisition. We believe the Acquisition will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. The effect of the Acquisition and the cash available for distribution will vary, however, from Income Fund to Income Fund. In addition to the receipt of cash available for distribution, you and the other Limited Partners whose Income Funds are acquired will be able to benefit from the potential growth of APF as an operating company and will also receive investment liquidity through the public market in APF Shares.

   6. Comparative Valuation Analysis. In assessing the fairness of the Acquisition, we relied on the appraisals prepared by Valuation Associates in connection with its engagement by us. Based on such information and other historical data of the Income Funds, we prepared a comparative valuation analysis, which supported our determination that the Acquisition is in the best interest of the Limited Partners of each of the Income Funds.

   The following table summarizes the results of our comparative valuation analysis:

                                           Original                                       Estimated      Weighted
                           Original    Limited Partner     Exchange                      Liquidation  Average Trading
                            Limited    Investments less  Value of APF      Estimated      Value per      Prices of
                            Partner    Distributions of   Shares Paid    Going Concern     Average        Units
                          Investments     Net Sales           per          Value per       $10,000      per Average
                             less        Proceeds per   Average $10,000 Average $10,000   Original        $10,000
                         Distributions     Average         Original        Original        Limited       Original
                         of Net Sales  $10,000 Original Limited Partner Limited Partner    Partner    Limited Partner
Income Fund               Proceeds(1)   Investment(1)    Investment(2)   Investment(3)  Investment(4)  Investment(5)
-----------              ------------- ---------------- --------------- --------------- ------------- ---------------
I.......................  $12,001,150      $ 8,001          $ 7,616         $ 7,589        $ 7,033        $7,504
II......................   23,046,408        9,219            9,459           9,419          8,727         8,942
III.....................   22,253,502        8,901            8,228           8,214          7,652         8,445
IV......................   28,226,458        9,409            8,782           8,753          8,105         9,878
V.......................   22,258,682        8,903            8,087           8,085          7,523         8,135
VI......................   35,000,000       10,000           10,431          10,385          9,730         9,274
VII.....................   30,000,000       10,000           10,441          10,410          9,758         9,300
VIII....................   35,000,000       10,000           11,263          11,227         10,473         9,300
IX......................   35,000,000       10,000           10,353          10,310          9,654         9,320
X.......................   40,000,000       10,000           10,393          10,349          9,649         9,340
XI......................   40,000,000       10,000           10,763          10,729         10,000         9,110
XII.....................   45,000,000       10,000           10,405          10,356          9,504         9,270
XIII....................   40,000,000       10,000            9,608           9,571          8,676         8,940
XIV.....................   45,000,000       10,000            9,481           9,430          8,518         8,960
XV......................   40,000,000       10,000            9,232           9,182          8,295         8,530
XVI.....................   45,000,000       10,000            9,499           9,449          8,621         8,760

--------
(1) The original Limited Partner investments in CNL Income Fund, Ltd., CNL Income Fund II, Ltd., CNL Income Fund III, Ltd., CNL Income Fund IV, Ltd. and CNL Income Fund V, Ltd. were $15,000,000, $25,000,000, $25,000,000,
    $30,000,000 and $25,000,000, respectively. These columns reflect, as of December 31, 1998, an adjustment to the Limited Partners' original investments for special distributions of net proceeds from sales of restaurant properties and net sales proceeds added to these Income Funds'
   working capital and subsequently distributed to Limited Partners of CNL Income Fund, Ltd. through CNL Income Fund V, Ltd.
(2) Values are based on the exchange value established by APF. Upon listing the APF Shares on the NYSE, the actual values at which the APF Shares will trade on the NYSE may be substantially below the exchange value.
(3) Represents the estimated value of an original $10,000 investment in the Income Fund, if the Income Fund continues unchanged, subject to the assumptions made by Valuation Associates in its appraisals.
(4) Represents the amount that we estimate would have been distributed to you with respect to an original $10,000 investment in the Income Fund if the Income Funds had sold their assets on December 31, 1998, subject to the assumptions made by Valuation Associates in its appraisals.
(5) Based on the weighted average trading prices of each Income Fund's units, per original $10,000 investment, in the secondary markets from July 1, 1998 to June 30, 1999. A substantial majority of the transfer prices in this column reflect purchases by the Income Funds as part of their distribution reinvestment programs and do not necessarily reflect the prices for in a secondary market.

   We believe that the comparative valuation analysis, when considered together with the anticipated effect of the Acquisition and with all the other differences between continued ownership of units as compared with the receipt of APF Shares, supports our recommendation in favor of the Acquisition.

   We do not know of any factors that may materially affect (1) the value of the consideration to be received by the Income Funds that are acquired in the Acquisition, (2) the value of the units for purposes of comparing the expected benefits of the Acquisition to the potential alternatives considered by us or
(3) the analysis of the fairness of the Acquisition.

Relative Weight Assigned to Material Factors

   We gave greatest weight to the factors set forth in paragraphs numbered one through five above in reaching our conclusions as to the fairness of the Acquisition. Of paragraphs one through five, we considered paragraphs one, three and four to be the most significant.

Fairness to Limited Partners Receiving APF Shares in the Acquisition

   The APF Shares represent equity securities in APF permitting the holders of the APF Shares to participate in APF's potential growth. Thus, you, as a holder of APF Shares, will share in both the benefits and risks of an investment in APF. In addition, the APF Shares will be listed on the NYSE, which will make an investment in the APF Shares a more liquid investment than an investment in the units. On balance, we have concluded that the Acquisition is fair to the Limited Partners of each Income Fund that receives APF Shares because such investment has substantially more growth potential than an investment in the units, and the APF Shares will be a more liquid investment than an investment in the units.

Fairness in View of Conflicts of Interest

   We have fiduciary duties to you and the other Limited Partners. We are expected, in handling the affairs of the Income Funds, to exercise good faith, to use care and prudence and to act with a duty of loyalty to the Limited Partners. Under these fiduciary duties, we are obligated to ensure that the Income Funds are treated fairly and equitably in transactions with third parties, especially where consummation of such transactions may result in our interests being opposed to, or not totally aligned with, the interests of you and the other Limited Partners. To assist us in fulfilling our fiduciary obligations, we obtained fairness opinions from Legg Mason and the independent appraisals of Valuation Associates.

   In addition, as members of APF's Board of Directors, Messrs. Seneff and Bourne, the individual general partners of your Income Fund, have fiduciary duties to APF's stockholders. These duties consist of the duty of care to act in the best interests of APF and the duty of loyalty to keep APF's Board of Directors fully-informed of all material facts regarding a transaction with APF in which they have a personal interest. To assist Messrs. Seneff and Bourne in fulfilling their duty of care, APF retained Merrill Lynch and Salomon Smith Barney to advise it in the Acquisition and obtained fairness opinions from Merrill Lynch. To assist Messrs. Seneff and Bourne in fulfilling their duty of loyalty, APF formed a Special Committee of its independent directors who have no financial interest in the Acquisition to evaluate the terms of the Acquisition.

   In considering the Acquisition, we gave full consideration to these fiduciary duties. However, we may be viewed as having a potential conflict of interest with you and the other Limited Partners with respect to Messrs. Seneff's and Bourne's current ownership of APF Shares, and we will not have any personal liability for APF obligations and liabilities which occur after the Acquisition.

                        REPORTS, OPINIONS AND APPRAISALS

   All APF Share information set forth in this section is presented assuming the one-for-two reverse stock split approved by APF stockholders on May 27, 1999 had not been effected. Accordingly, the analysis performed assumed that an aggregate of 54,686,486 APF Shares would be issued in the Acquisition and 12,300,000 APF Shares would be issued in the acquisition of the CNL Restaurant Businesses. Therefore, because the one-for-two reverse stock split reduced the aggregate number of APF Shares by one-half without affecting the aggregate value of the APF Share consideration, you should multiply the APF Share consideration set forth in this section by two in order to obtain a meaningful comparison with your APF Share consideration.

General

   The proposed number of APF Shares to be paid to your Income Fund was determined by APF in accordance with its own valuation methodologies regarding each Income Fund. We, as the general partners of each Income Fund, determined the fairness of the value of the APF Shares to be paid to your Income Fund based in part on the appraisal of the restaurant properties of your Income Fund by Valuation Associates. In addition, we engaged Legg Mason to provide us with an opinion that the APF Share consideration to be received by each Income Fund, individually, is fair from a financial point of view to each Income Fund. The fairness opinions rendered to each Income Fund by Legg Mason are attached as Appendix A to each Income Fund's supplement. We did not impose any limitations, other than as described in this consent solicitation, in the scope of the investigations conducted by Legg Mason or Valuation Associates to enable each of them to render their respective appraisals, reports and opinions. We will provide, free of charge, a copy of the appraisals and valuation report completed by Valuation Associates with respect to your Income Fund, upon your written request or that of your representative, who has been designated in writing, that is submitted to your Income Fund, Attention: Investor Services. We did not make any contacts, other than as described in this consent solicitation, with any outside party regarding the preparation by the outside party of an opinion as to the fairness of the Acquisition, an appraisal of the Income Funds or their assets, a valuation of APF or any other report with respect to the Acquisition.

Fairness Opinions to the General Partners

   On March 10, 1999, Legg Mason rendered written opinions to us to the effect that, as of such date and based upon the qualifications and assumptions made and matters considered by Legg Mason:

  . the APF Share consideration offered by APF with respect to each of the individual Income Funds, CNL Income Funds XVII and XVIII and their Limited Partners is fair from a financial point of view;

  . the aggregate APF Share consideration offered with respect to all of the Income Funds and CNL Income Funds XVII and XVIII is fair from a financial point of view; and

  . the method of allocating the APF Share consideration among the Income
    Funds and CNL Income Funds XVII and XVIII in the Acquisition pursuant to the merger agreements is fair from a financial point of view.

   The full text of the Legg Mason opinion to your Income Fund, which sets forth the assumptions made, procedures followed, and matters considered in and the limitations on the review undertaken in connection with the Legg Mason opinion, is attached as Appendix A to your Income Fund's supplement that accompanies this consent solicitation and is incorporated in this document by reference. The summary of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Legg Mason's opinions were provided for our information and assistance in connection with our consideration of the transactions contemplated by the merger agreements and the opinions do not constitute a recommendation as to how Limited Partners should vote with respect to the transaction.

   In connection with its opinions, Legg Mason reviewed, among other things:

  . the merger agreements with respect to the transactions;

  . the financial statements and the related filings of the Income Funds and CNL Income Funds XVII and XVIII on Form 10-K for the year ended
    December 31, 1997, and Form 10-Q for the nine months ended September 30,
    1998;

  . the financial statements and the related filings of APF on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

  . internal information concerning the business and operations of the Income
    Funds and CNL Income Funds XVII and XVIII furnished by the general partners, including a draft of the Income Funds' Form 10-K and that of CNL Income Funds XVII and XVIII for the year ended December 31, 1998, cash flow projections and operating budgets;

  . internal information concerning the business and operations of APF furnished by management of APF, including a draft of APF's Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

  . financial data and operating statistics provided by us and the management of APF and similar information for selected public companies; and

  . the appraisals of the properties of the Income Funds and CNL Income Funds
    XVII and XVIII prepared by Valuation Associates, dated January 6, 1999.

   Legg Mason also held meetings and discussions with us and APF's directors, officers and employees concerning the operations, financial condition and future prospects of the Income Funds and CNL Income Funds XVII and XVIII and APF, respectively. In addition, Legg Mason conducted other financial studies, analyses and investigations and considered other information as it deemed appropriate.

   Legg Mason relied upon the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by or on behalf of the Income Funds, CNL Income Funds XVII and XVIII or APF. Legg Mason further relied upon our assurances that we are unaware of any factors that would materially alter the conclusion made in Legg Mason's fairness opinions, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. Legg Mason assumed that the financial forecasts, assumptions and bases thereof examined by it were reasonably prepared and reflected our best currently available estimates and good faith judgments as to the future performance of the Income Funds, CNL Income Funds XVII and XVIII and APF. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy of completeness of these forecasts. Legg Mason also assumed, with consent, that any material liabilities, contingent or otherwise, known or unknown of the Income Funds, CNL Income Funds XVII and XVIII or APF are as set forth in the respective financial statements of the Income Funds, CNL Income Funds XVII and XVIII and APF. Legg Mason also assumed, with our consent, that the table prepared by or for us of the allocation of the APF Share consideration among us and the Limited Partners of each of the Income Funds has been prepared in accordance with, and complies with the terms and conditions of the partnership agreements of the Income Funds. Legg Mason also assumed that the appraisal was reasonably prepared by and reflected the good faith judgments of Valuation Associates, and Legg Mason does not in any respect assume any responsibility for its accuracy or completeness. In addition, Legg Mason did not make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of the Income Funds or APF. Legg Mason's opinions necessarily were based upon financial, economic, market and other conditions and circumstances existing and disclosed to Legg Mason as of the date of its opinion. Legg Mason has not been requested to update its fairness opinion prior to the closing of the Acquisition. Legg Mason's opinion does not imply any conclusion as to the fairness of the Acquisition on any date subsequent to the date of its opinion. To date there has not been, and we do not anticipate that there will be, any significant event that would or could affect the fairness determination if it were redetermined based upon information as of a more recent date.

   Legg Mason has acted as our financial advisor and will receive a fee for their services. It is understood that Legg Mason's fairness opinions are for our information in our evaluation of the Acquisition and Legg Mason's opinions do not constitute a recommendation to us or to you as to how to vote on the Acquisition or as to whether you should elect to receive the APF Share consideration or the notes of APF. Legg Mason was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Income Funds or their assets. Additionally, Legg Mason's opinions do not compare the relative merits of the Acquisition with those of any other transaction or business strategy which were or might have been considered by us as alternatives to the Acquisition.

   In rendering its opinions with respect to the fairness, from a financial point of view, of (1) the APF Shares offered to the individual Income Funds,
(2) the aggregate APF Shares offered with respect to the Income Funds and (3) the method of allocating the APF Shares among the Income Funds, Legg Mason did not address or render any opinion with respect to other aspects of the Acquisition, including:

  . the value or fairness of the notes;

  . the prices at which the APF Shares may trade following the Acquisition or the trading value of the APF Shares to be offered compared with the current fair market value of the Income Funds' portfolios or other assets if liquidated in real estate markets;

  . the tax consequences of any aspect of the Acquisition;

  . the fairness of the amounts or allocation of Acquisition costs allocated to the Limited Partners; or

  . any other matters with respect to any specific individual partner or class of partners.

   The following summarizes the material financial analyses set forth in the report provided to us on March 10, 1999 in connection with Legg Mason rendering its opinions.

   In valuing APF and the Income Funds, Legg Mason performed the following financial analysis:

  . an analysis of comparable publicly traded real estate investments trusts;

  . a dividend discount analysis; and

  . a discounted cash flow analysis.

Valuation of APF

 Comparable Trading Multiples Analysis

   Legg Mason compared financial and operating information and ratios for APF with the corresponding financial and operating information for a group of publicly traded real estate investment trusts engaged primarily in the ownership, operation and financing of restaurant properties. Legg Mason deemed the following companies as reasonably comparable to APF:

  . Franchise Finance Corporation of America; and,

  . U.S. Restaurants Properties, Inc.

   Legg Mason compared the stock price for each of these comparable companies with their 1999 and 2000 projected funds from operations. This analysis indicated the following multiples for these compared companies:

                                                  Selected Valuation Multiples
                                                  -----------------------------
                                                       Public Comparables
                                                  -----------------------------
                                                    High      Mean       Low
                                                  --------- --------- ---------
Price to 1999 Projected Funds from Operations....     9.0 x     8.5 x     8.0 x
Price to 2000 Projected Funds from Operations....     8.0 x     7.5 x     7.0 x

   Legg Mason applied these multiples to the projected funds from operations of APF for the years 1999 and 2000 to establish a valuation range based on trading multiples. This analysis resulted in a per share valuation range between $7.04 and $8.24.

 Dividend Discount Analysis

   Legg Mason estimated a valuation range for APF Shares using a discounted dividend analysis. The discounted dividend analysis assumes, as a basic premise, that the value of an equity security reflects the present value of the future dividends. To establish a current implied value under this approach, future dividends must be estimated and an appropriate discount rate and terminal multiple must be determined. The management of APF provided Legg Mason with projections of its dividends for the six months ending December 31, 1999 and the years 2000 through 2003. The variables applied to the dividend discount analysis, using discount rates reflecting the 30-year Treasury rate plus a risk premium, are summarized as follows:

                           Dividend Discount Analysis
                       ---------------------------------

             Discount Rate                         Terminal Multiple
                 13.6%                                   11.6x
                 14.6%                                   10.4x
                 15.6%                                   9.4x

   Based upon APF's projection of dividends per APF Share for the six months ending December 31, 1999 and the years 2000 through 2003, inclusive, and the foregoing terminal value multiples, the range of implied values per APF Share was $8.80 to $10.79.

 Discounted Cash Flow Analysis

   Legg Mason also estimated a valuation range for APF Shares using a discounted cash flow analysis. The discounted cash flow analysis assumes, as a basic premise, that the intrinsic value of any business or property is the current value of the future cash flow that the business or property will generate for its owners. To establish a current implied value under this approach, future cash flow must be estimated and an appropriate discount rate and terminal multiple must be determined. The management of APF provided Legg Mason with projections of cash flow to equity stockholders for the six months ending December 31, 1999 and the years 2000 through 2003. The variables applied to the discounted cash flow analysis, using discount rates reflecting the estimated equity cost of capital are summarized as follows:

                         Discounted Cash Flow Analysis
                       ---------------------------------

             Discount Rate                         Terminal Multiple
                 12.0%                                   10.0x
                 14.0%                                   9.0x
                 16.0%                                   8.0x

   Based upon APF's projection of available cash flow to equity stockholders for the six months ending December 31, 1999 and the years 2000 through 2003, inclusive, and the foregoing terminal value multiples and discount rates, the range of implied values per APF Share was $9.00 to $11.94.

Valuation of the Income Funds

 Comparable Trading Multiples Analysis

   Legg Mason compared financial and operating information and ratios for the Income Funds with the corresponding information for a group of publicly traded real estate investment trusts engaged primarily in the ownership, operation, management and financing of commercial properties. Legg Mason deemed the following companies as reasonably comparable to the Income
Funds:

  . Commercial Net Lease Realty, Inc.;

  . Franchise Finance Corporation of America;

  . Realty Income Corporation; and,

  . U.S. Restaurant Properties, Inc.

   Among other analyses, Legg Mason compared the stock price for each of these comparable companies with their 1999 and 2000 projected funds from operations. This analysis indicated the following multiples for these comparable companies:

                                                              Selected Trading
                                                             Valuation Multiples
                                                             -------------------
                                                             Public Comparables
                                                             -------------------
                                                              High   Mean   Low
                                                             ------ ------ -----
Price to 1999 Projected Funds from Operations..............   8.0 x  7.5 x 7.0 x
Price to 2000 Projected Funds from Operations..............   7.5 x  7.0 x 6.5 x
Trailing Twelve Months Earnings Before
 Interests, Taxes, Depreciation and Amortization (EBITDA)..  10.5 x 10.0 x 9.5 x

   Legg Mason applied these multiples to the projected funds from operations and EBITDA for the Income Funds for the years 1999 and 2000 and to the trailing twelve months EBITDA to establish a valuation range based on trading multiples. This analysis resulted in an implied per share valuation range between $6.44 and $9.73.

   The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, these opinions are not readily susceptible to partial analysis or amenable to summary description. Accordingly, Legg Mason believes that its analysis must be considered as a whole and that considering any portion of the analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete picture of the process underlying the Legg Mason opinions. No entity used in the above analyses as a comparison is identical to APF, the Income Funds or the combined company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the values of businesses are not appraisals and may not reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and Legg Mason does not assume responsibility for any future variations from such analyses or estimates. The above paragraphs summarize the significant quantitative and qualitative analyses performed by Legg Mason in arriving at its opinions. As described above, Legg Mason's opinions to us were one of many factors we took into consideration in making our determination to approve the merger agreements.

   We selected Legg Mason as our financial advisor on the basis of Legg Mason's experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes, especially with respect to real estate investment trusts, franchised real estate and transactions similar to the Acquisition. Prior to its current engagement by us, Legg Mason has provided investment banking services to the Income Funds from time to time, including having participated in the offering of units by some of the Income Funds for which Legg Mason received customary commissions. Legg Mason has not participated in the offering of any Income Fund's units during the past two years. In addition, Legg Mason has provided investment banking services to Commercial Net Lease Realty, Inc., which at the time was an affiliate of CNL Group, Inc., including having participated in a number of public offerings of its securities for which it received commissions of approximately $675,000. Legg Mason also received $175,000 for providing a fairness opinion to the special committee of the board of directors of Commercial Net Lease Realty, Inc. in connection with its acquisition of its external advisor, also a former affiliate of ours. Legg Mason may provide investment banking services to APF in the future and trade APF Shares for its own account and for the accounts of its customers, and accordingly, may at any time hold a long or short position in APF Shares.

   Pursuant to an engagement letter dated as of November 16, 1998, Legg Mason will receive a fee, regardless of whether any Income Fund is acquired, of $30,000 from each Income Fund for its services in rendering its fairness opinions or $540,000 in the aggregate, including CNL Income Funds XVII and XVIII. Legg Mason will also be reimbursed for its expenses, including the reasonable fees and expenses of its attorneys, provided that all expenses may not exceed $4,000 for each Income Fund and $50,000 in the aggregate. We have agreed to indemnify Legg Mason, its affiliates and each of its directors, officers, employees, agents, consultants, and attorneys, and each person or firm, if any, controlling Legg Mason or any of the foregoing, against liabilities, including liabilities under federal securities law, related to Legg Mason's work as our financial advisor.

Income Fund Appraisals

   General. Valuation Associates has prepared and delivered to each Income Fund an appraisal report dated January 6, 1999, based upon and subject to the matters referenced in the appraisal, containing its opinion regarding the value of each Income Fund as of December 31, 1998. Valuation Associates is a nationally recognized independent and fully diversified real estate appraisal firm with extensive valuation experience. We decided to retain Valuation Associates to render the appraisal in connection with the Acquisition because of its valuation experience with respect to franchised restaurant real estate and transactions similar to the Acquisition. Valuation Associates' restricted appraisal report was intended to comply with the reporting requirements set forth under Standard Rule 2-2 of the Uniform Standards of Professional Appraisal practice for a Restricted Appraisal Report.

   The purpose of the appraisals is to establish the relative values of the restaurant properties in each Income Fund's portfolio. We used the appraisals to assist us in determining the reasonableness of the proposed consideration payable by APF to each Income Fund in the Acquisition. Valuation Associates' appraisals of the Income Funds' restaurant property portfolios address the market value of each Income Fund's leased and ownership interest in each restaurant property and the liquidation value of each Income Fund's restaurant properties, based on the assumptions and methodology discussed below.

   Market Value/Going Concern--Valuation Methodology. Valuation Associates' appraisals of the market value of the Income Funds' restaurant properties primarily involved the income approach and the cost approach to estimating market value. A third approach, the sales comparison approach is usually used only in instances where the valuation of the underlying restaurant property was required or for select closed restaurants with no contractual rent. On a portfolio by portfolio basis, this approach was not useful, since Valuation Associates did not find any comparable sales of large portfolios during their research. The use of the two primary approaches in the appraisals are summarized below.

  . The income approach to value was relied upon as the primary appraisal technique based upon the restaurant properties' capability to generate net income and to be bought and sold in the marketplace.

  . The cost approach was applied in Valuation Associates' analysis and was considered to be relevant only where a value for a reversionary interest in the property was required and the use of direct capitalization would not have been the method of choice.

   Since the appraisals involved the estimation of the aggregate market value of the leased and ownership interests of each Income Funds' restaurant property portfolio, Valuation Associates determined that only the income approach provided a true test of market value for the restaurant properties. The value of the restaurant properties was developed by the capitalization of the lease payments into present value using the discounted cash flow analysis, whereby anticipated future income streams over a ten-year holding period were discounted at a market-derived rate of 8.25% to 12.50%, depending on the restaurant property, to a net present value estimate using a cash flow model and a revisionary value, which is the value resulting from sale at the end of the tenth year, was discounted at a market-derived terminal capitalization rate of 9.00% to 12.50%. Valuation Associates made the following assumptions in determining its cash flow analysis with respect to its market value analysis of each Income Fund:

     1. a 10 year holding period for each property.

     2. a 4% annual allowance related to normal day-to-day operations, including functions relating to compliance with the SEC reporting requirements, investor relations and communications and management issues not specifically related to property level activities.

     3. a 1% annual allowance for a management fee.

     4. a flat amount of $200 per restaurant property, per year for miscellaneous expenses such as bookkeeping, legal fees and other proportionate charges. Anticipated rental income as well as adjustments for vacancy with no rent being paid, percentage rent, management fees and administrative expenses were analyzed over the holding period.

   The selection of the discount rate to be applied to the estimated cash flow over the 10 year holding period for each property was based upon Valuation Associates multi-tiered analysis of the risk involved with each restaurant property. For each restaurant property, Valuation Associates first analyzed both general and specific market risks, lessee/borrower risk and property risk. Next, Valuation Associates evaluated the attitude and expectation of market participants and compared this to a variety of alternative investment vehicles such as stock, bonds or other real estate investments. Finally, Valuation Associates looked at the various franchisors' company profile and financial strength based on stock reports, investor publications, trade journals and discussions with market participants.

   At the end of the 10 year holding period, Valuation Associates assumed that the restaurant property portfolio of each Income Fund would be sold in an orderly manner. For purposes of such sale, Valuation Associates assumed that the Income Fund would incur a 2% sales expense, which included any fees for brokerage or attorneys, applicable closing costs and miscellaneous charges upon disposition of the restaurant properties.

   Property Categorization. Valuation Associates initially segregated the restaurant properties of each Income Fund into three geographic regions:
California, the western United States, comprised of Nevada, Arizona, Oregon and Washington, and the remaining states within the continental United States, based on its observation that different regions of the United States tend to have value and demand characteristics that differ from each other. Within each geographical region, the restaurant properties were further classified relative to their operational characteristics as either corporate, multi-unit operators or private/single unit operator types since, in the professional opinion of Valuation Associates, these differing operational structures tend to exhibit variable risk characteristics and cash flows.

   These second two categories were further subcategorized by their operational status into the following groups, using Valuation Associates' terminology:

  1. Store operating normally with rent being paid;

  2. Closed store--corporate franchisor paying rent;

  3. Closed store--franchisee paying rent;

  4. Closed store--corporation in bankruptcy/no rent;

  5. Closed store--private operator paying partial rent;

  6. Closed store--franchisee paying no rent;

  7. Closed store--private operator paying no rent;

  8. Store under construction.

   Property Valuation Assumptions. The special assumptions made by Valuation Associates in its appraisals of each Income Fund's restaurant properties are set forth in summary form as follows:

  . Client Provided Information. We provided Valuation Associates with summarized data pertaining to sales volumes, lease data and other property specific data. Valuation Associates assumed, for purposes of its appraisals that this information was true and complete as of the date given and stated in its report that it has no reason to believe that the data with which we provided them is inaccurate in any material respect.

  . Physical Inspections. We did not request that Valuation Associates conduct personal inspections of each of the restaurant properties. Valuation Associates, consequently, has assumed, unless otherwise specified in the specific appraisal data, that each restaurant property is in good physical condition and continues to exhibit good functional utility and level of modernization in keeping with the current standards of the individual restaurant chain.

  . Litigation. Valuation Associates assumed that each of the restaurant properties is free from any pending or proposed litigation, civil engineering improvements or eminent domain proceedings, unless it received specific information otherwise.

  . Material Adverse Changes. The date of the appraisals is December 31,
    1998. In the event that any given tenant within the portfolio files for bankruptcy or suffers significant adverse financial or operational changes subsequent to the date of the reports, Valuation Associates reserves the right to revise the appraisal relating to such tenant and such restaurant property.

  . Properties Under Construction. With respect to restaurant properties under construction, Valuation Associates assumed that the data regarding construction cost, lease information and building specifications, among other things, is true and correct.

  . Highest and Best Use. For purposes of the appraisals, Valuation
    Associates assumed that the existing building improvements represent the highest and best use of the respective restaurant properties.

  . Joint Ventures and Tenants in Common. For the restaurant properties in each Income Fund that are under a joint venture agreement, Valuation Associates allocated the respective proportionate value of the restaurant property in question to each Income Fund in the joint venture agreement.

  . Real Estate Only. The appraisals are for the value of the real estate only, and do not include furniture, fixtures and equipment in the restaurants which are not owned by the Income Funds but are typically owned by the tenant.

  . Lease Renewals. For purposes of the appraisals, Valuation Associates did not analyze any lease renewals which would occur during the 10 year holding period. Operators of restaurants currently performing at or above the average restaurant sales volume of the respective restaurant chains are assumed to have exercised the renewal options at the terms and conditions of the last lease term or as specified in the lease renewal option detail.

  . Risk by Restaurant Operator. Valuation Associates relied solely upon lease information supplied by us with regard to tenant-descriptive information relating to its categorization of the type of restaurant operators, whether corporate or private, single or multi-unit. Valuation Associates relied upon information supplied by us, in conjunction with publicly available and Valuation Associates' own proprietary market data, with regard to descriptive and financial information relating to the risks inherent with the type of restaurant operator, whether corporate or private, single or multi-unit.

  . Bankruptcies. As of the date of the reports submitted to us by Valuation
    Associates, a number of restaurant properties occupied by two restaurant chains, Long John Silver's and Boston Market, were protected by bankruptcy laws. Because of the uncertainty of the future operations of these restaurant chains, Valuation Associates used market level rents as well as capitalization rates in the analysis of the restaurant properties vacated by these two restaurant chains.

   There were no assets subject to any material qualifications by Valuation Associates with respect to the valuation.

   The date of the value of the restaurant properties of each Income Fund, as set forth in the appraisal rendered by Valuation Associates, is December 31, 1998. As of the date of this consent solicitation, we are not aware of any material event subsequent to the date of the appraisal that would result in any material changes to any of the aggregate values set forth in the appraisals rendered by Valuation Associates. The appraisals rendered by Valuation Associates will be updated and a supplemental consent solicitation will be provided to you and the other Limited Partners if we determine that any event has occurred or condition has changed since the date of the appraisals that may have caused a material change in the aggregate values reported.

   Since 1997, Valuation Associates has rendered appraisals of the value of the leased and ownership interest of the Income Funds with respect to restaurant properties acquired by the Income Funds from third parties and received compensation for such services of $138,750. In connection with the Acquisition, we paid or will pay on behalf of the Income Funds, Valuation Associates approximately $105,420 in the aggregate for its real estate appraisal services regardless of whether one or more Income Funds are not acquired in the Acquisition. In addition, since 1997, Valuation Associates has been retained by APF to provide appraisal services and has received compensation for such services of $1,179,761. We anticipate that APF may engage Valuation Associates for future valuations and appraisals of properties of APF. There is no contract, agreement or understanding between APF and Valuation Associates regarding any future engagement.

   Liquidation Valuation. We also requested that Valuation Associates provide us with a liquidation value for the restaurant properties of each of the Income Funds. In providing us with such an estimate, Valuation Associates made several assumptions regarding the conditions under which we would be selling the restaurant properties of each Income Fund. These assumptions were then applied to the market value derived for each restaurant property as described above. These assumptions include:

  . Time Period. We asked that Valuation Associates assume that the liquidation of the Income Funds' restaurant property portfolios occur over a 12-month period. According to Valuation Associates, this would shorten the normal marketing period estimate by as much as 50%. Thus, Valuation Associates assumed that for a 12-month period, a discount of 5% from the appraised present value would be necessary.

  . Marketing of Restaurant Properties. Each Income Fund would make an aggressive marketing effort in the sale of the restaurant properties. In connection with this assumption, Valuation Associates allowed for 1/2 of one percent of the appraised present value of each restaurant property as a reasonable amount for the increased marketing effort and contingency costs.

  . Brokered Sales. In light of the 12-month liquidation period assumption, Valuation Associates assumed, and we agreed, that in such a liquidation, we would enlist the assistance of brokers. Based upon that assumption and upon current market research, Valuation Associates applied a 2% brokerage commission to the appraised present values of the restaurant properties.

  . Other Fees. Valuation Associates also assumed that we would have attorney, consultant and appraisal fees, as well as transfer taxes, surveys, title insurance and other related expenses that would amount to approximately 2% of the appraised present value of the restaurant properties in each of the Income Funds.

  . Bankruptcies. In connection with the bankruptcy filings made by tenants of Long John Silver's and Boston Market restaurant properties, Valuation Associates reviewed the restaurant properties of these two restaurant chains and increased their discount rates and capitalization rates to reflect the increased risk and the increased yield that an investor would expect.

Fairness Opinions of Merrill Lynch to APF's Special Committee with respect to the CNL Restaurant Businesses and the Income Funds

 Opinion of the APF Special Committee's Financial Advisor

   In connection with the APF Special Committee's consideration of the acquisition of the CNL Restaurant Businesses and the Acquisition, Merrill Lynch delivered two separate oral and written opinions on February 10, 1999 to the APF Special Committee to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review set forth therein,

     (1) the consideration to be issued by APF in connection with the CNL Restaurant Businesses acquisitions, when viewed together as a single transaction, is fair, from a financial point of view, to APF and

     (2) the consideration to be issued by APF in connection with the Acquisition of the Income Funds, when viewed together as a single transaction, is fair, from a financial point of view, to APF.

   We refer to both opinions in this section as the fairness opinions.

   The full text of each of Merrill Lynch's fairness opinions, which sets forth the assumptions made, matters considered, procedures followed and qualifications and limitations of the review undertaken by Merrill Lynch, is attached to the Registration Statement, of which this consent solicitation is a part, as exhibits. The descriptions of the fairness opinions set forth herein are summaries of Merrill Lynch's analyses and are qualified in their entirety by reference to the full text of the fairness opinions.

   Merrill Lynch's fairness opinions are addressed to the APF Special Committee. The fairness opinions address only the fairness, from a financial point of view, to APF of the consideration to be issued by APF in connection with the acquisition of the CNL Restaurant Businesses, when viewed together as a single transaction, and the Acquisition of the 16 Income Funds, when viewed together as a single transaction. The fairness opinions do not address the merits of the underlying decisions by APF to engage in any of the acquisitions. The fairness opinions do not constitute, nor should they be construed as, a recommendation to any person as to how such person should vote on any matter presented in this consent solicitation or otherwise. Merrill Lynch's analysis and preparation of the fairness opinions were undertaken from the perspective of APF and not from the perspective of the Income Funds or the Limited Partners. A fairness opinion addressing the fairness of the Acquisition, from a financial point of view to the Income Funds was prepared by Legg Mason. For a discussion of Legg Mason's fairness opinions to each Income Fund, please refer to "Reports, Opinions and Appraisals--Fairness Opinions to General Partners."

   Merrill Lynch is an internationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, distributions of securities and similar activities. The APF Special Committee engaged Merrill Lynch because of these qualifications and because of its experience in valuation and financial analysis with respect to franchised real estate, real estate investment trusts and transactions similar to the acquisitions of the CNL Restaurant Businesses and the Acquisition.

   In preparing the CNL Restaurant Businesses fairness opinion, Merrill Lynch, among other things:

     (1) Reviewed publicly available business and financial information relating to the CNL Restaurant Businesses and APF that it deemed to be relevant,

     (2) Reviewed information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the CNL Restaurant Businesses and APF, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the CNL Restaurant Businesses acquisitions, furnished to it by the respective management teams of APF and the CNL Restaurant Businesses,

     (3) Conducted discussions with members of senior management and representatives of the CNL Restaurant Businesses and APF concerning the matters described in clauses (1) and (2) of this paragraph, as well as their respective businesses and prospects before and after giving effect to the acquisitions and the CNL Restaurant Businesses expected synergies,

     (4) Reviewed valuation multiples of publicly traded companies that it deemed relevant to derive implied ranges of values for the CNL Restaurant Businesses and APF based upon their historical and projected results of operations, as well as conducted a discounted cash flow analysis of the free cash flows of APF and of the CNL Restaurant Businesses' assets,

     (5) Compared the proposed financial terms of the CNL Restaurant Businesses acquisitions with the financial terms of other comparable transactions that it deemed to be relevant,

     (6) Participated in discussions among representatives of the CNL Restaurant Businesses and APF and their financial and legal advisors,

     (7) Reviewed the potential pro forma impact of the acquisitions of the CNL Restaurant Businesses including the CNL Restaurant Businesses expected synergies,

     (8) Reviewed drafts of the merger agreements relating to the acquisition of the CNL Restaurant Businesses, and

     (9) Reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

   In preparing the Income Funds fairness opinion, Merrill Lynch, among other things:

     (1) Reviewed publicly available business and financial information relating to the Income Funds and APF that it deemed to be relevant,

     (2) Reviewed information, including financial forecasts relating to the properties, earnings, cash flow, assets, liabilities and prospects of the Income Funds and APF, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Acquisition, furnished to it by the management team of APF and by us,

     (3) Reviewed and analyzed the appraisals of the Income Funds prepared by Valuation Associates, an independent real estate appraisal firm, as well as conducted an independent summary valuation analysis of the Income Funds' real estate assets,

     (4) Conducted discussions with members of senior management and representatives of the Income Funds and APF and with us concerning the matters described in clauses (1) and (2) of this paragraph, as well as their respective businesses and prospects before and after giving effect to the Acquisition and the Income Funds' expected synergies,

     (5) Reviewed valuation multiples of publicly traded companies that it deemed relevant to derive implied ranges of values for APF based upon its historical and projected results of operations, as well as conducted a discounted cash flow analysis of the free cash flows of APF and of the Income Funds' real estate assets,

     (6) Compared the proposed financial terms of the Acquisition with the financial terms of other comparable transactions that it deemed to be relevant,

     (7) Participated in discussions among representatives of the Income Funds, APF, us, their financial and legal advisors and our financial and legal advisors,

     (8) Reviewed the potential pro forma impact of the Acquisition including the Income Funds' expected synergies,

     (9) Reviewed drafts of the merger agreements relating to the Acquisition, and

     (10) Reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

   In preparing its fairness opinions, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with it or reviewed by or for it. Merrill Lynch has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the CNL Restaurant Businesses, APF or the Income Funds or, except for the Income Funds fairness opinion, been furnished with an independent evaluation or appraisal of any of the assets or liabilities such entities. In addition, in preparing the fairness opinions, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of the CNL Restaurant Businesses, the Income Funds or APF. With respect to the financial forecast information and the expected synergies furnished to or discussed with it by the CNL Restaurant Businesses, the Income Funds or APF, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of the respective management teams of the CNL Restaurant Businesses, us and APF as to the expected future financial performance of the CNL Restaurant Businesses, the Income Funds and APF, as the case may be, and the expected synergies. Merrill Lynch also did not assume any obligation to review the income tax consequences of the acquisitions of the CNL Restaurant Businesses, the Income Funds, APF or their respective equity holders. Merrill Lynch also assumed that the final form of each of the merger agreements would be substantially similar to the last drafts of such documents reviewed by Merrill Lynch.

   Merrill Lynch has not been requested to update its fairness opinions prior to the closings of the acquisitions of the Income Funds and the CNL Restaurant Businesses, except in the event that not all of the Income Funds are acquired by APF, in which case Merrill Lynch will update its opinion with respect to the Income Funds to a date shortly before the date the Acquisition of the Income Funds is consummated. Merrill Lynch's opinions do not imply any conclusion as to the fairness of such acquisitions on any date subsequent to the date of its opinions. To date, APF reasonably believes that no material event has occurred which would adversely affect the fairness determination if it were re-determined upon information as of a more recent date.

   Merrill Lynch's fairness opinions were necessarily based upon market, economic and other conditions as they existed and could be evaluated, and on the information made available to Merrill Lynch, as of the date of the fairness opinions. Merrill Lynch assumed that in the course of obtaining the necessary consents or approvals for any of the acquisitions, no restrictions would be imposed that will have a material adverse effect on the contemplated benefits of the acquisitions. The CNL Restaurant Businesses fairness opinion views the acquisitions of the CNL Restaurant Businesses, when viewed together, as a single transaction, and does not cover the acquisition of any CNL Restaurant Business as a stand-alone transaction. The Income Funds fairness opinion views the Acquisition as a single transaction and does not cover the acquisition of any Income Fund as a stand-alone transaction. In addition, Merrill Lynch was advised by the APF Special Committee, and assumed for purposes of the Income Funds fairness opinion, that the acquisitions of each of the Income Funds would occur at the same time. Merrill Lynch did not assume either:

     (1) the completion of the Acquisition in connection with its preparation of the CNL Restaurant Businesses fairness opinion; or

     (2) the completion of the acquisition of the CNL Restaurant Businesses in connection with its preparation of the Income Funds fairness opinion.

   In connection with the rendering of the fairness opinions, Merrill Lynch performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of the analyses and the factors considered by it, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the fairness opinions. The summary set forth below does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its fairness opinions.

   In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control and that of Merrill Lynch, APF, the CNL Restaurant Businesses and the Income Funds. The analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Merrill Lynch did not assign any specific weight to any of the other analyses described below and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the analysis of selected comparable companies and the analysis of selected recent transactions summarized below, no comparable company utilized as a comparison is identical to APF and the CNL Restaurant Businesses, and no transaction is identical to either the Acquisition or the acquisition of the CNL Restaurant Businesses. Accordingly, an analysis of comparable companies and comparable business combinations is not mathematical; rather, it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the values, as the case may be, of the CNL Restaurant Businesses, APF and the companies to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which the CNL Restaurant Businesses or the Income Funds might actually be sold or the prices at which the APF Shares might actually trade at the present time or any time in the future. In addition, the fairness opinions were just one of many factors taken into consideration by the APF Special Committee in its consideration of any of the acquisitions. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and Merrill Lynch does not assume responsibility for the accuracy of such analyses or estimates.

   The following is a summary of the analyses presented by Merrill Lynch to the APF Special Committee in connection with Merrill Lynch's fairness opinions.

 Valuation Analyses--CNL Restaurant Businesses

   Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of future financial results published by First Call Corporation, a provider of real-time, commingled research, earnings estimates and corporate information, Merrill Lynch compared financial and operating information and ratios and projected financial performance for the Advisor and CNL Restaurant Development Company, which the Advisor acquired in 1998, and CNL Restaurant Financial Services Group with the corresponding financial and operating information, projected financial performance and market valuations for corresponding groups of publicly traded companies that Merrill Lynch deemed to be reasonably comparable to the Advisor and the CNL Restaurant Financial Services Group, respectively, for the purpose of its analysis. With respect to the Advisor, Merrill Lynch selected as comparable companies a group of publicly traded companies that act primarily as advisors or managers in the real estate business, including CB Richard Ellis Services Inc., Grubb & Ellis Co., Insignia Financial Group, Inc., LaSalle Partners and Trammell Crow Co., and a group of publicly traded companies engaged primarily in asset management, including Affiliated Managers Group, Inc., Eaton Vance Corporation, Federated Investors Inc., Franklin Resources, Inc., John Nuveen

Company, T. Rowe Price Associates, Inc. and Waddell & Reed Financial, Inc. With respect to the CNL Restaurant Financial Services Group, Merrill Lynch selected a group of publicly traded mortgage companies, including AMRESCO, Franchise Mortgage Acceptance Corporation and ContiFinancial (all of which are C-corporations) and Anthracite Capital (which is a REIT). We refer to the four groups of comparable companies listed above as the CNL Restaurant Businesses comparable companies.

   Merrill Lynch's comparisons resulted in the following relevant ranges for the real estate services comparable companies as of February 5, 1999:

  . a range of total market capitalization as a multiple of estimated 1998 revenue of 0.7x to 2.1x, with a mean of 1.4x and a median of 1.5x;

  . a range of total market capitalization as a multiple of estimated 1998
    EBITDA of 6.3x to 9.8x, with a mean of 7.9x and a median of 7.9x;

  . a range of total market capitalization as a multiple of estimated 1999
    EBITDA of 5.2x to 8.4x, with a mean of 6.6x and a median of 6.4x;

  . a range of share price as a multiple of estimated 1998 earning per share, or EPS of 9.1x to 25.4x, with a mean of 15.3x and a median of 11.4x;

  . a range of share price as a multiple of estimated 1999 EPS of 7.5x to 24.2x, with a mean of 14.5x and a median of 9.7x;

  . a range of share price as a multiple of estimated 2000 EPS of 8.3x to 21.6x, with a mean of 16.7x and a median of 20.1x; and

  . five-year compounded annual growth rates in EPS of 15.0% to 25.0%, with a mean of 20.0% and a median of 20.0%.

   Merrill Lynch's comparisons resulted in the following relevant ranges for the asset management comparable companies as of February 5, 1999:

  . a range of enterprise value as a multiple of estimated 1998 EBITDA of 7.7x to 11.7x, with a mean of 9.4x and a median of 9.2x;

  . a range of enterprise value as a multiple of estimated 1999 EBITDA of 6.8x to 9.4x, with a mean of 8.0x and a median of 7.9x;

  . a range of share price as a multiple of estimated 1998 EPS of 14.9x to 26.2x, with a mean of 19.8x and a median of 17.3x;

  . a range of share price as a multiple of estimated 1999 EPS of 12.7x to 21.8x, with a mean of 16.6x and a median of 16.3x; and

  . five-year compounded annual growth rates in EPS of 10% to 35%, with a mean of 19% and a median of 17%.

   By applying what Merrill Lynch considered to be the relevant range of multiples to the Advisor's 1998 adjusted EBITDA, this analysis yielded an implied range of values for the Advisor of approximately $67.1 million to $86.2 million. The Advisor's 1998 EBITDA was adjusted to account for the average acquisition fees that the Advisor earned in 1997 and the projected acquisition fees for 1999. The adjusted 1998 EBITDA is $10.0 million less than that actually earned by the Advisor in 1998. The Advisor's 1998 EBITDA was adjusted downward to reflect what Merrill Lynch considered to be a normalized level of acquisition fees.

   Merrill Lynch's comparisons resulted in the following relevant ranges for the CNL Restaurant Financial Services Group C-corporation comparable companies as of February 5, 1999:

  . a range of share price as a multiple of estimated 1998 EPS of 7.0x to 21.6x, with a mean of 14.3x and a median of 14.3x;

  . a range of share price as a multiple of estimated 1999 EPS of 2.9x to 8.3x, with a mean of 5.6x and a median of 5.7x;

  . a share price as a multiple of estimated 2000 EPS of 6.8x; and

  . five-year compounded annual growth rates in EPS of 18.0% to 20.0%, with a mean of 19.3% and a median of 20.0%.

   Merrill Lynch's comparisons resulted in the following relevant ranges for the CNL Restaurant Financial Services Group REIT comparable company as of February 5, 1999:

  .a share price as a multiple of estimated 1999 funds from operations per share of 6.5x; and


  .a five-year compounded annual growth rate in FFO per share of 20.0%.

   By applying what Merrill Lynch considered to be the relevant range of multiples to CNL Restaurant Financial Services Group's 1999 projected net income, this analysis yielded an implied range of values for CNL Restaurant Financial Services Group of approximately $40.0 million to $62.2 million.

   None of the companies utilized in the above analyses for comparative purposes is, of course, identical to Advisor or the CNL Restaurant Financial Services Group. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgements concerning differences in historical and projected financial and operating characteristics of the CNL Restaurant Businesses comparable companies and other factors that could affect the public trading value of the CNL Restaurant Businesses comparable companies as well as that of the Advisor and the CNL Restaurant Financial Services Group. In addition, the multiples of market value to estimated EBITDA, funds from operations and earnings per share for the CNL Restaurant Businesses comparable companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not be accurate.

   Analysis of Selected Comparable Acquisition Transactions. Merrill Lynch reviewed publicly available information regarding selected transactions in which public real estate companies acquired their external advisor. These transactions included:

  . AMB Property Corporation's acquisition of AMB Realty Advisors;

  . Commercial Net Lease Realty Inc.'s acquisition of CNL Realty Advisors,
    Inc.;

  . Criimi Mae's acquisition of C.R.I., Inc.;

  . Equity Office Properties acquisition of its management business;

  . Franchise Finance Corporation of America's acquisition of FFCA Management
    Co.;

  . Security Capital Atlantic's acquisition of Security Capital Atlantic,
    Inc.;

  . Security Capital Industrial's acquisition of Security Capital Industrial,
    Inc.;

  . Security Capital Pacific Inc.'s acquisition of Security Capital Pacific;

  . Realty Income Corporation's acquisition of R.I.C. Advisor Inc.; and

  . Shurgard Storage Centers' acquisition of Shurgard Inc.

   Merrill Lynch then compared financial ratios for the Advisor comparable transactions to those of APF's proposed acquisition of the Advisor. Merrill Lynch compared the prices paid in the Advisor comparable transactions in terms of, among other things, (a) the transaction value as a multiple of trailing EBITDA, (b) the transaction value as a multiple of trailing revenues, (c) the transaction value as a multiple of forward calendar year EBITDA and (d) the transaction value as a multiple of forward calendar year revenues. An analysis of the multiples for the Advisor comparable transactions produced the following results:

  . transaction value as a multiple of trailing EBITDA yielded a range of 5.4x to 11.4x, with a mean of 8.5x and a median of 8.2x;

  . transaction value as a multiple of trailing revenues yielded a range of 2.2x to 6.2x, with a mean of 3.3x and a median of 3.0x;

  . transaction value as a multiple of forward calendar year EBITDA yielded a range of 6.6x to 8.1x, with a mean of 7.5x and a median of 7.7x; and

  . transaction value as a multiple of forward calendar year revenues yielded a range of 1.8x to 2.5x, with a mean of 2.1x and a median of 2.1x.

  The information was obtained from publicly filed documents in connection with each of the Advisor comparable transactions. In many instances, future operating estimates were not provided.

   By applying what Merrill Lynch considered to be the appropriate range of multiples to the Advisor's 1998 adjusted EBITDA, this analysis yielded an implied range of values of approximately $67.1 million to $86.2 million.

   Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses on a stand- alone basis of the Advisor based upon financial projections provided by the Advisor's management. Utilizing these projections, Merrill Lynch calculated a range of total equity values for the Advisor based upon the present value of the sum of (a) the Advisor's free cash flows from 1999 through 2003 and (b) the present value of the terminal value of the Advisor in 2003 calculated utilizing a range of multiples times the Advisor's projected EBITDA in such year. Applying discount rates ranging from 9.0% to 11.0% and terminal multiples of projected EBITDA ranging from 6.0x to 8.0x, Merrill Lynch calculated the implied total equity value of the Advisor in a range from $211.7 million to $283.8 million.

   Merrill Lynch also performed discounted cash flow analyses on a stand-alone basis of the CNL Restaurant Financial Services Group based upon financial projections provided by the CNL Restaurant Financial Services Group's management. Utilizing these projections, Merrill Lynch calculated a range of total equity value for the CNL Restaurant Financial Services Group based upon the present value of the sum of (a) the CNL Restaurant Financial Services Group's free cash flows from 1999 through 2003 and (b) the present value of the terminal value of the CNL Restaurant Financial Services Group in 2003 calculated utilizing a range of multiples times the CNL Restaurant Financial Services Group's projected net income in such year. Applying discount rates ranging from 20.0% to 30.0% and terminal multiples of projected net income ranging from 5.0x to 7.0x, Merrill Lynch calculated the implied total equity value of the CNL Restaurant Financial Services Group in a range from $20.5 million to $73.2 million.

 Pro Forma Merger Analysis--CNL Restaurant Businesses

   Merrill Lynch analyzed the pro forma effects resulting from the acquisition of the CNL Restaurant Businesses, including the potential impact on APF's projected stand-alone funds from operations, or FFO per share and the anticipated accretion/dilution to APF's FFO per share resulting from the acquisition of the CNL Restaurant Businesses. Merrill Lynch observed that, after giving effect to the acquisition of the CNL Restaurant Businesses inclusive of cost savings, the acquisition of the CNL Restaurant Businesses would be accretive to APF's projected FFO per share in each of the years 1999 through 2001, inclusive.

 Pro Forma Contribution Analysis--CNL Restaurant Businesses

   Merrill Lynch analyzed the pro forma effects resulting from the contributions of the CNL Restaurant Businesses to APF, as further discussed below. Using projected operating results and other information supplied by the management teams of APF and the CNL Restaurant Businesses for the years ended 1999 and 2000, Merrill Lynch calculated that CNL Restaurant Businesses would contribute approximately 17.1% of the FFO to the combined company in 1999 and approximately 21.5% of the FFO to the combined company in 2000 in exchange for equity ownership in APF of 14.1% in 1999 and 11.1% in 2000, respectively.

 Relative Discounted Cash Flow Analysis--CNL Restaurant Businesses

   Utilizing the discounted cash flow analyses performed on a stand-alone basis for APF, as discussed below, and the CNL Restaurant Businesses, Merrill Lynch calculated the equity value of the CNL Restaurant Businesses as a percentage of the sum of the equity values of APF and the CNL Restaurant Businesses and compared this to the percentage equity ownership interest offered for the CNL Restaurant Businesses as consideration in the post-merger APF. Based on this analysis, Merrill Lynch determined that the CNL Restaurant Businesses contributed between 18.8% and 31.5% of the aggregate equity value of the combined company, in exchange for equity ownership in APF of 14.1%.

 Valuation Analyses--Income Funds

   Net Asset Valuation Analysis. Merrill Lynch performed a net asset valuation, or NAV, for the Income Funds. The NAV for each Income Fund was estimated by combining the stabilized net operating incomes for each of the restaurant properties comprising each of the Income Funds. Merrill Lynch relied on restaurant property rental information included in the appraisal analyses prepared by Valuation Associates to derive 1999 stabilized net operating income for each restaurant property in each Income Fund. In determining the appropriate range of capitalization rates for each Income Fund, Merrill Lynch considered several parameters including the quality of the concepts and the remaining term of the restaurant property leases. The capitalization rates were estimated based on comparable sales of triple-net lease restaurant properties. A sample of 89 comparable sales, provided by Valuation Associates, which occurred from January 1997 through December 1998, indicated a mean capitalization rate of 9.3% and a median capitalization rate of 9.0%. In addition Merrill Lynch considered the capitalization rates indicated from actual dispositions recently made by the Income Funds, which totalled 56 sales from January 1997 through December 1998. These sales indicated a mean capitalization rate of 9.7% and a median capitalization rate of 9.5%. Merrill Lynch excluded seven sales with capitalization rates above 14% from the mean and median calculations. In addition, Merrill Lynch interviewed several brokers, investors and appraisers active in the triple-net lease market for restaurant properties to help confirm the reasonableness of the capitalization rates utilized in its NAV analysis. The Merrill Lynch analysis indicated an aggregated value range for the Income Funds portfolio of $503.5 million to $556.0 million.

   Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses on the Income Funds based upon financial projections provided by the General Partners of the Income Funds. Utilizing these projections, Merrill Lynch calculated a range of total equity values for the Income Funds based upon the present value of the sum of (1) the Income Funds' free cash flows from 1999 through 2003 and (2) the projected terminal value of the Income Funds calculated by applying a perpetual growth rate to 2003 free cash flow and adding to such sum the net cash outstanding as of December 31, 1998. Applying discount rates ranging from 11.0% to 12.0% and perpetual growth rates ranging from 1.5% to 2.5%, Merrill Lynch calculated the implied total equity value of the Income Funds in a range from $481.4 million to $571.2 million.

 Pro Forma Merger Analysis--Income Funds

   Merrill Lynch analyzed the pro forma effects resulting from the Acquisition, including the potential impact on APF's projected FFO per share and the anticipated accretion/dilution to APF's FFO per share resulting from the Acquisition. Merrill Lynch observed that, after giving effect to the Acquisition, inclusive of cost savings, the Acquisition would be accretive to APF's projected stand-alone FFO per share in each of the years 1999 and 2000 and dilutive for the year 2001. The transaction is dilutive in 2001 because APF stand alone has a growth rate in excess of the Income Funds due to its ability to acquire new assets over time which generates FFO per share growth in excess of that in an unlevered, stagnant portfolio such as the Income Funds.

 Pro Forma Contribution Analysis--Income Funds

   Merrill Lynch also analyzed the pro forma effects resulting from the contributions of the CNL Income Funds to APF as discussed below. For purposes of this analysis it was assumed that the synergies associated with the contribution of the Income Funds are included in the FFO of the Income Funds. Using projected operating results and other information supplied by the management teams of APF and the Income Funds for the years ended 1999 and 2000, Merrill Lynch calculated that the Income Funds would contribute approximately 42.6% of the FFO for the combined company in 1999 and approximately 34.9% of the FFO for the combined company in 2000 in exchange for equity ownership in APF of 42.3% in 1999 and 34.6% in 2000, respectively.

 Relative Discounted Cash Flow Analysis -- Income Funds

   Utilizing the discounted cash flow analyses performed on a stand-alone basis for APF, as discussed below, and the Income Funds, Merrill Lynch calculated the equity value of the Income Funds as a percentage of the sum of the equity values of APF and the Income Funds and compared this to the percentage equity ownership interest offered for the Income Funds as consideration in the post-Acquisition APF. Based on this analysis, Merrill Lynch determined that the Income Funds contributed between 32.4% and 42.4% of the aggregate equity value of the combined company, in exchange for equity ownership in APF of 42.2%.

 Valuation Analyses--APF

   Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of future financial results taken from recent research reports published by First Call, Merrill Lynch compared financial and operating information for APF, on a stand alone basis, with the corresponding financial and operating information for a group of corresponding publicly traded companies that Merrill Lynch deemed to be reasonably comparable to APF for the purpose of its analysis. With respect to APF, Merrill Lynch selected as comparable companies a group of publicly traded, triple-net lease REITs, including Capital Automotive REIT, Captec Net Lease Realty, Inc., Commercial Net Lease Realty, Inc., Entertainment Property Trust, Franchise Finance Corporation of America, National Golf Properties, Inc., Prison Realty Trust, Inc., Realty Income Corporation, TriNet Corporate Realty Trust, Inc. and U.S. Restaurant Properties, Inc.

   Merrill Lynch's comparisons resulted in the following relevant ranges for the APF comparable companies as of February 5, 1999:

  . a range of share price as a multiple of estimated 1998 FFO per share of 7.3x to 11.3x, with a mean of 9.5x and a median of 9.7x;
  . a range of share price as a multiple of estimated 1999 FFO per share of 6.7x to 9.7x, with a mean of 8.2x and a median of 8.3x;
  . a range of share price as a multiple of estimated 2000 FFO per share of 6.7x to 8.9x, with a mean of 7.7x and a median of 8.0x; and
  . a range of five-year compounded annual growth rates in FFO per share of 6.0% to 20.0%, with a mean of 11.0% and a median of 9.5%.

   By applying what Merrill Lynch considered to be the relevant range of multiples, this analysis yielded an implied range of values for APF shares of $6.83 to $8.65 on a diluted basis and prior to the reverse stock split.

   Although not relevant to or impacting on its fairness determination with respect to the acquisition of CNL Restaurant Businesses or the Acquisition, Merrill Lynch in connection with its oral delivery of the fairness opinions supplementally advised the APF Special Committee that over the period from June 1995 through August 1998 the APF comparable companies' median share price as a multiple of current year FFO per share was in a range of 9.5x to approximately 11.5x which, if applied to the estimated 1999 FFO per share of APF, would imply a per share value range of $8.65 to $10.47 on a diluted basis and prior to the reverse stock split.

   Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses on a stand- alone basis of APF based upon financial projections provided by APF's management. Utilizing these projections, Merrill Lynch calculated a range of equity values per share for APF based upon the present value of the sum of (a) APF's dividends per share from 1999 through 2003 and
(b) the projected terminal value of APF in 2003 calculated utilizing a range of multiples of times APF's projected FFO per share in such year. Applying discount rates ranging from 9.5% to 11.5% and terminal multiples of projected FFO per share ranging from 7.0x to 9.0x, Merrill Lynch calculated the implied equity value per APF Share in a range from $10.38 to $13.40 on a diluted basis, prior to the reverse stock split. Merrill Lynch then calculated a range of equity values per APF Share based upon the present value of the sum of (a) APF's FFO per share from 1999 through 2003 and (b) the projected terminal value of APF in 2003 calculated utilizing a range of multiples of APF's projected FFO per share in such year. Applying discount rates ranging from 9.5% to 11.5% and terminal multiples of projected FFO per share ranging from 7.0x to 9.0x, Merrill Lynch calculated the implied equity value per APF Share in a range from $11.32 to $14.41 on a diluted basis, prior to the reverse stock split. Merrill Lynch then calculated a range of equity values per APF Share based upon the present value of the sum of (a) APF's adjusted FFO per share from 1999 through 2003 and (b) the projected terminal value of APF in 2003 calculated utilizing a range of multiples times APF's projected FFO per share in such year. Applying discount rates ranging from 9.5% to 11.5% and terminal multiples of projected FFO per share ranging from 7.0x to 9.0x, Merrill Lynch calculated the implied equity value per APF Share in a range from $11.30 to $14.40 on a diluted basis, prior to the reverse stock split.

   Pursuant to a letter agreement dated December 4, 1998, APF agreed to pay Merrill Lynch a fee on the date Merrill Lynch delivered its fairness opinions to the APF Special Committee as consideration for the rendering of the fairness opinions, and if reasonably requested by APF prior to consummation of the Acquisition, any bring-down opinions. In addition, APF agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its services provided under such letter agreement, including the reasonable fees and disbursements of its legal counsel. APF also agreed to indemnify Merrill Lynch and its affiliates against liabilities related to, based upon or arising out of its rendering of services under such letter agreement.

   Merrill Lynch is currently engaged by APF, as is Salomon Smith Barney, to act as underwriter or placement agent in connection with proposed equity financings for APF that may in the future be undertaken by APF and, if it acts in this capacity in connection with such financings, it will receive customary compensation for this service as provided under the terms of such engagement. In addition, Merrill Lynch was retained (1) in June 1998 by APF to act as financial advisor in connection with the review of strategic alternatives considered by APF and (2) in July 1998 by the CNL Financial Corporation and CNL Financial Services, Inc. to act as financial advisor and lead placement agent in connection with the structuring and issuance of franchise loan-backed securities and has received fees for the rendering of such services. In addition, in the ordinary course of business, Merrill Lynch may in the future actively trade APF Shares for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

                        COMPARATIVE PER SHARE DATA

   The following tabulation reflects (a) the historical net income and book value per share of APF common stock in comparison with the adjusted historical net income and book value per share after giving effect to property acquisitions and the acquisition of the CNL Restaurant Businesses and the pro forma net income and book value per share after giving effect to the proposed acquisition of all 16 Income Funds (b) the historical net income and book value per unit of all 16 Income Funds, in comparison with the equivalent pro forma net income and book value per share attributable to the .2750 shares of APF common stock which will be received by the Income Funds with respect to each of their outstanding units and assuming none of the Limited Partners elect to receive notes, and (c) the historical cash dividends per share compared in the case of CNL American Properties Fund, Inc. with the equivalent pro forma of
 .2750 times the cash dividend paid on each share of APF common stock. The Historical per share information presented in this tabulation is derived from the Financial Statements of CNL American Properties Fund, Inc. presented on pages F-1 through F-32 and the combined financial statements of the Income Funds presented on pages F-93 through F-437. The Historical Adjusted for Property Acquisitions and the Acquisition of CNL Restaurant Businesses and the Pro Forma per share amounts for CNL American Properties Fund, Inc. are derived from the unaudited pro forma financial statements presented on pages F-439 through F-476.

   The pro forma financial information below is for informational purposes only and does not purport to be indicative of APF's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated by the pro forma financial information. The pro forma financial information should not be viewed as predictive of APF's financial results or conditions in the future.

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ ----------
APF (acquiring)
  Net Income:
    Historical.........................................    $1.21       $0.61
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........     1.09         .51
    Pro forma..........................................     1.21         .59
  Dividends:
    Historical.........................................     1.52         .76
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses(1).......     1.52         .76
    Pro forma(1).......................................     1.52         .76
  Book value:
    Historical.........................................    17.70       17.54
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........    16.38       16.31
    Pro forma..........................................    17.51       17.47
16 Income Funds (to be acquired)
  Net Income:
    Historical.........................................      .40         .20
    Equivalent pro forma(2)............................      .33         .16
  Dividends:
    Historical.........................................      n/a         n/a
    Equivalent pro forma(3)(4).........................      .42         .21
  Book Value:
    Historical.........................................     4.54        4.50
    Equivalent pro forma(2)............................     4.81        4.80

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(1) Reflects APF's historical dividend rate.

(2) Pro forma amounts for APF multiplied by .2750 based on receipt by the Income Fund partners of 27,035,143 APF shares in exchange for 98,310,000 units or the ratio of exchange.

(3) Historical amounts for APF multiplied by .2750 or the ratio of exchange.

(4) An equivalent pro forma dividend rate of $.21 per share for the six months ended June 30, 1999 equates to $375 per original $10,000 investment. To review the pro forma financial information in greater detail with respect to APF after giving effect to the Acquisition and the acquisition of the CNL Restaurant Businesses, see the section entitled Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

                                THE ACQUISITION

   In order to effect the Acquisition of the Income Funds by APF or its subsidiaries, the Income Funds that vote in favor of the Acquisition will be merged with and into the Operating Partnership, which is a wholly owned subsidiary of APF. As described above, you will receive APF Shares in exchange for your units, not Operating Partnership units. Following is an overview of the principal components and other key aspects of the Acquisition, including the merger. We note, however, that the description herein is a summary, and we refer you to each of the Agreements and Plans of Merger, as amended, by and between APF and each of the Income Funds, which we refer to as the Merger Agreements, the copy or copies of which for your Income Fund(s) is or are attached to the supplements accompanying this consent solicitation as Appendix B, for a complete description of the merger of the Income Funds with and into the Operating Partnership. By this reference to the Merger Agreements, we are incorporating each of the Merger Agreements into this consent solicitation as required by the federal securities laws.

Conditions to the Acquisition

   We have established the conditions that must be satisfied in order for the Acquisition to be consummated, including the following:

  . the APF Shares must be listed on the NYSE prior to or concurrently with the consummation of the Acquisition;

  . the stockholders of APF must have approved the increase in the number of shares authorized in the Articles of Incorporation to be issued by APF,
    at a special meeting of APF stockholders scheduled for     , 2000.

  . if fewer than all of the Income Funds approve the Acquisition, the Special Committee of APF must receive a fairness opinion from Merrill Lynch stating that the consideration payable to the approving Income Funds is fair to APF from a financial point of view.

   As a condition to closing the Acquisition of any Income Fund, the aggregate amount of notes to be issued to Limited Partners who elect to receive notes may not exceed 15% of the exchange value of APF Shares otherwise payable to such Income Fund. To the extent that the aggregate amount of notes to be issued to the Limited Partners of any Fund exceeds this 15% limitation, APF has the right, pursuant to the terms each Income Fund's Merger Agreement, to decline to acquire the Income Fund.

   It is presently APF's intention, upon listing of the APF Shares or shortly thereafter to begin an underwritten public offering if market conditions permit. Such a public offering, however, is not a condition to the closing of the Acquisition.

Merger Agreements

   If your Income Fund approves the Acquisition, that approval also constitutes consent to the merger of the Income Fund with and into the Operating Partnership pursuant to the terms and conditions of the Merger Agreement into which your Income Fund entered. Each of the Merger Agreements generally provides that in accordance with its terms, the Florida Revised Uniform Limited Partnership Act (1986) and the Delaware Revised Uniform Limited Partnership Act, at the time of filing of a merger certificate in each state, the Income Funds that approve the Acquisition will be merged with and into the Operating Partnership, and the Operating Partnership will continue as the surviving entity. At the time the merger occurs, all of the restaurant properties and other assets and the liabilities of each Income Fund approving the Acquisition will be deemed to have been transferred to the Operating Partnership.

   If your Income Fund approves the Acquisition, it will also have consented to all actions necessary or appropriate to accomplish the Acquisition, provided that, with respect to Income Funds XI through XVI, a separate vote will be required to approve any required amendments to the partnership agreement governing that Income Fund. For information regarding how your Income Fund's partnership agreement is being amended in connection with approval of the Acquisition, we encourage you to read the supplement pertaining to your Income Fund that accompanies this consent solicitation.

Approval and Recommendation of the General Partners

   We, as the general partners of the Income Funds, have unanimously approved the Acquisition. We believe that the terms of the Acquisition provide substantial benefits and are fair to you. As such, we recommend that you vote "For" approval of the Acquisition. For a specific description of our analysis in reaching this recommendation, see "Our Recommendation and Fairness Determination." You are, however, urged to consider the risks described in "Risk Factors" and the comparison of an investment in the Income Funds versus an investment in APF in "Comparison of Income Funds and APF and of the Ownership of Units, Notes and APF Shares." As we have already discussed, if your Income Fund elects to be acquired in the Acquisition, you will have tax consequences, if you are subject to federal income tax. Accordingly, we also recommend that you consult with your tax advisor prior to casting your vote.

Vote Required for Approval of the Acquisition

   In order for APF to acquire your Income Fund, Limited Partners holding a majority of the outstanding units of the Income Fund must vote in favor of the Acquisition. As long as a single Income Fund votes in favor of the Acquisition and all of the conditions to closing are met, the Acquisition will be consummated with respect to that Income Fund regardless of whether any other Income Fund votes in favor of the Acquisition.

Consideration

   If your Income Fund is acquired by APF, you will receive APF Shares unless you vote against the Acquisition and affirmatively elect to receive notes described below. If your Income Fund votes against the Acquisition, your Income Fund will continue as an independent entity which will contract with APF to provide restaurant property management services under the same terms pursuant to which such services were previously provided by the Advisor.

   APF Shares. The consideration payable to each Income Fund will consist of APF Shares. The number of APF Shares that you will receive upon the consummation of the Acquisition will be in accordance with your Income Fund's partnership agreement which specifies how consideration is distributed to partners in the event of a liquidation of your Income Fund. In addition, in the event that your Income Fund approves the Acquisition, the aggregate number of APF Shares paid to your Income Fund will be reduced by your Income Fund's proportionate share of its expenses of the Acquisition. You will receive APF Shares unless you vote "Against" the Acquisition and expressly elect to receive the notes, in which case you would receive notes in an amount equal to 97% of your portion of the exchange value of the APF Shares that would have otherwise been paid to your Income Fund.

   Notes. If your Fund votes in favor of and you have voted "Against" the Acquisition, but you do not wish to own APF Shares, you can elect to receive notes. The payment received by you or other Limited Partners who elect the notes will be equal to 97% of your portion of the exchange value of the APF Shares that would have otherwise been paid to your Income Fund. The notes will
bear interest at a rate of 7.0% annually and will mature on     , 2005 callable
at any time.

   General Partners. Assuming that all of the Income Funds are acquired in the Acquisition, we, as the general partners of the Income Funds, also will receive an estimated aggregate of 139,519 APF Shares as a result of our general partner interests in the Income Funds. The APF Shares allocated to your Income Fund will be issued to and allocated between you and the other Limited Partners, excluding those amounts that will be allocated to Limited Partners that elected to receive the notes, and us in the same manner as net liquidation proceeds would be distributed under your Income Fund's partnership agreement as if your Income Fund's restaurant properties and other assets were sold, and your Income Fund were distributing net liquidation proceeds in an amount equal to the value of the number of APF Shares paid to each Income Fund by APF. For a discussion of the portion of the consideration payable to us if your Income Fund is acquired, see the supplement accompanying this consent solicitation.

Exchange Value of APF Shares Payable to Income Funds

   The following table sets forth information for each Income Fund regarding the exchange value of the APF Shares to be paid to each Income Fund in the Acquisition. The data in these tables assumes that none of the Limited Partners has elected the notes. You should note that the APF Shares may trade at prices significantly below the exchange value upon listing on the NYSE.

                                         Original
                                          Limited
                                          Partner
                                        Investments
                           Original        less
                            Limited    Distributions
                            Partner    of Net Sales  Number of                                            Exchange Value
                          Investments  Proceeds per     APF     Exchange                                 of APF Shares per
                             less         Average     Shares    Value of               Exchange Value of  Average $10,000
                         Distributions    $10,000     Offered  APF Shares   Estimated     APF Shares     Original Limited
                         of Net Sales    Original    to Income Payable to  Acquisition after Acquisition      Partner
Income Fund               Proceeds(1)  Investment(1)   Fund    Income Fund  Expenses       Expenses         Investment
-----------              ------------- ------------- --------- ----------- ----------- ----------------- -----------------
I.......................  $12,001,150     $8,001       578,880 $11,577,600  $153,000      $11,424,600         $7,616
II......................   23,046,408      9,219     1,196,634  23,932,680   285,000       23,647,680          9,459
III.....................   22,253,502      8,901     1,041,451  20,829,020   258,000       20,571,020          8,228
IV......................   28,226,458      9,409     1,334,008  26,680,160   333,000       26,347,160          8,782
V.......................   22,258,682      8,903     1,024,516  20,490,320   273,000       20,217,320          8,087
VI......................   35,000,000     10,000     1,865,194  37,303,880   409,000       36,894,880         10,431
VII.....................   30,000,000     10,000     1,601,186  32,023,720   378,000       31,645,720         10,441
VIII....................   35,000,000     10,000     2,021,318  40,426,360   446,000       39,980,360         11,263
IX......................   35,000,000     10,000     1,850,049  37,000,980   424,000       36,576,980         10,353
X.......................   40,000,000     10,000     2,121,622  42,432,440   467,000       41,965,440         10,393
XI......................   40,000,000     10,000     2,197,098  43,941,960   464,000       43,477,960         10,763
XII.....................   45,000,000     10,000     2,384,248  47,684,960   504,000       47,180,960         10,405
XIII....................   40,000,000     10,000     1,943,093  38,861,860   430,000       38,431,860          9,608
XIV.....................   45,000,000     10,000     2,156,521  43,130,420   464,000       42,666,420          9,481
XV......................   40,000,000     10,000     1,866,951  37,339,020   412,000       36,927,020          9,232
XVI.....................   45,000,000     10,000     2,160,474  43,209,480   462,000       42,747,480          9,499

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(1) The original Limited Partner investments in CNL Income Fund, Ltd., CNL Income Fund II, Ltd., CNL Income Fund III, Ltd., CNL Income Fund IV, Ltd. and CNL Income Fund V, Ltd. were $15,000,000, $25,000,000, $25,000,000,
    $30,000,000 and $25,000,000, respectively. These columns reflect, as of December 31, 1998 an adjustment to the Limited Partners' original investments for special distributions of net sales proceeds from sales of restaurant properties and net sales proceeds added to these Income Funds' working capital and subsequently distributed to Limited Partners of CNL Income Fund, Ltd. through CNL Income Fund V, Ltd.

No Fractional APF Shares

   No fractional APF Shares will be issued by APF in the Acquisition. Each Limited Partner who would otherwise be entitled to fractional APF Shares will receive one APF Share for each fractional APF Share of 0.5 or greater. No APF Shares will be issued for fractional APF Shares of less than 0.5. The maximum amount which a Limited Partner could forfeit if such Limited Partner's fractional share was 0.4999 is approximately $9.99, on a per Limited Partner, not a per unit, basis, assuming the exchange value.

Effect of the Acquisition on Limited Partners Who Vote Against the Acquisition

   If you vote "Against" the Acquisition, you do not have a statutory right to elect to be paid the appraised value of your interest in the Income Fund. If you vote "Against" the Acquisition, you do have the right to elect to receive notes if your Income Fund otherwise approves the Acquisition. Under this option you would receive as consideration an amount of notes equal to 97% of your portion of the exchange value of the APF Shares that would otherwise have been paid to your Income Fund. The terms of the notes are described in more detail under "Description of Notes" on page 174. Holders of the notes will be entitled to receive only the principal and interest payments required by the terms of the notes and will not have the rights of APF stockholders to participate in APF's dividends and distributions or in any growth in the value of APF's stockholders' equity.

Effect of Acquisition on Income Funds Not Acquired

   If APF does not acquire your Income Fund in the Acquisition, it will continue to operate as a separate limited partnership with its own assets and liabilities. There will be no change in the investment objectives of the Income Fund, and the Income Fund will remain subject to the terms of its partnership agreement. Since APF acquired the Advisor in its acquisition of the CNL Restaurant Businesses, APF has assumed all of the management functions formerly performed by the Advisor for the Income Funds. Thus, for any Income Funds not acquired in the Acquisition, APF will provide such management functions.

Acquisition Expenses

   If APF acquires your Income Fund in the Acquisition, your Income Fund will pay a portion of the transaction costs as reflected in the supplement attached to this consent solicitation. The number of APF Shares that you receive will reflect a reduction for your Income Fund's expenses of the Acquisition.

   If your Income Fund votes "Against" the Acquisition, then your Income Fund will bear the portion of its Acquisition expenses based upon the percentage of votes "For" the Acquisition, and we, as the general partners of the Income Fund, will bear the portion of such Acquisition expenses based upon the percentage of votes "Against" the Acquisition, plus any abstentions.

Accounting Treatment

   The Acquisition will be accounted for as a purchase under GAAP.

                          BENEFITS OF THE ACQUISITION

   The Acquisition is being proposed at this time because we believe, after considering the risks described above, that the expected benefits of the Acquisition outweigh the risks of the Acquisition, and we believe that it is the best way for you to maximize returns on your investment. You should carefully compare the risks of approving the Acquisition described in "Risk Factors" with the expected benefits of your Income Fund being acquired. The expected benefits include the following:

Growth Potential

   We believe that there is greater potential for increased distributions to you as an APF stockholder and for appreciation in the price of your APF Shares than there would be for you as a Limited Partner of your Income Fund holding units. This growth potential results from future acquisitions of additional restaurant properties, making mortgage loans and engaging in financing activities. In addition, as a result of APF's acquisition of the Advisor, we believe that the value of APF Shares will be enhanced because, as discussed previously, the investing public prefers internally-advised REITs. We believe that substantial opportunities currently exist to acquire additional restaurant properties at attractive prices and to make mortgage loans on favorable terms. Your Income Fund cannot take advantage of such opportunities because its partnership agreement generally restricts it from borrowing, making additional acquisitions, developing restaurant properties and making mortgage loans.

Greater Access to Capital

   In addition, because APF can use cash, APF Shares or indebtedness to acquire additional restaurant properties, APF will have a greater degree of flexibility in making future acquisitions on advantageous economic terms. APF may also take advantage of its structure as an umbrella partnership REIT, or an UPREIT, to acquire additional portfolios of restaurant properties by using, as consideration, units of its Operating Partnership. The use of Operating Partnership units enables APF to make acquisitions in a structure that permits the seller to defer the federal taxes due on the sale while providing to sellers the same opportunities to participate in APF's growth as the holders of APF Shares have. This ability gives APF a tremendous advantage over other potential acquirors who do not have the option of using partnership units, but instead may only acquire these portfolios in a taxable manner using cash or capital stock, particularly in instances where the sellers would have to recognize a substantial amount of taxable gain as a result of the transaction. APF's ability to acquire portfolios in a tax-deferred structure for the seller may allow APF to pay less consideration than would otherwise be necessary in a taxable transaction due to the seller's ability to control the timing of its gain recognition. We believe that as a result of its publicly traded equity securities, large base of assets and ability to incur indebtedness, APF will have substantial access to the capital necessary for funding its operations, consummating future acquisitions and making mortgage loans on attractive terms. However, APF currently intends to maintain a ratio of total indebtedness to total assets of not more than 45%.

Diversification Benefit

   The combination of the restaurant properties owned by the Income Funds with APF's existing restaurant properties, as well as future property acquisitions made by APF, will diversify your investment over a larger number of properties, a broader group of restaurant types and tenants and geographic locations. As of June 30, 1999, approximately 94% of APF's tenants were either the franchisor of the restaurant chain or top franchisee of a particular restaurant chain based on sales. Your investment also will become more diversified because a portion of your investment in APF would be represented by the mortgage loans that APF makes and by its other financing activities. Your investment will also change from being an interest in a closed, finite-life entity to an investment in a growing operating company. This diversification will reduce the dependence of your investment upon the performance of, and the exposure to the risks associated with, the limited portfolio of restaurant properties currently owned by your Income Fund.

Operational Economies of Scale

   The combination of the Income Funds into the business already owned by APF will result in administrative and operational economies of scale and cost savings for APF. Particularly because the Income Funds are all public entities subject to the SEC's reporting requirements, the combination of the Income Funds into a single public company in APF would save considerable compliance costs. In addition, if your Income Fund is acquired, you will no longer receive a Schedule K-1 for your tax reporting which generally was provided to you each February. You will instead receive a Form 1099-DIV, a much simpler reporting form, which will be provided to you each January.

Liquidity

   We believe the Acquisition provides you with liquidity of your investment, which means your APF Shares would be freely tradable. As a holder of APF Shares and assuming APF acquires all of the Income Funds, you will be a stockholder of a NYSE-listed company that will have total assets of approximately $1.5 billion and more than 71,000 stockholders and is expected to be one of the largest triple-net lease REITs in the United States. Concurrently with or shortly following the Acquisition, APF intends to engage in an underwritten public offering, if market conditions permit. Such a public offering would promote a following of APF by market analysts and institutional interest in APF which, in turn, could further enhance the liquidity of the APF Shares.

   We believe this is an advantage over your current Income Fund investment primarily for two reasons:

  . the market for the units you own is very limited because the units are not listed on an exchange and, therefore, you may have limited access to potential buyers; and

  . your Income Fund's partnership agreement contains limitations on the transfer of your units, and you may not be able to sell your units even if you were able to locate a willing buyer.

   Additionally, because the units are not listed on an exchange and the market for the units is limited, a potential buyer has no immediate basis on which to value the units. Also, any buyer would likely acquire your units at a discount because of the limitations on transfers contained in your Income Fund's partnership agreement.

Future Development and Mortgage Loan Opportunities

   As a result of APF's acquisition of the CNL Restaurant Businesses, APF acquired restaurant property development capabilities, mortgage origination, securitization and servicing capabilities. Because APF has acquired these capabilities, APF now has an additional pool of operators of national and regional restaurant chains to which it can offer triple-net lease and mortgage loan financing. APF's current financing commitments with operators of national and regional restaurant chains either through triple-net lease financing or mortgage loan financing are $441 million. APF is now in the position to capitalize on these mortgage commitments and the corresponding potential to grow the restaurant development and mortgage financing businesses in the future.

   In addition, we believe APF's relationship with CNL Advisory Services, Inc. will enhance APF's financing business. CNL Advisory Services provides merger, acquisition, divestiture and strategic planning services to operators of national and regional restaurant chains which desire to grow or streamline their business operations. For the six months ended June 30, 1999, CNL Advisory Services negotiated the acquisition of 39 restaurant properties having an aggregate purchase price of in excess of $33.1 million. Through a 10 year contractual arrangement, CNL Advisory Services has granted to APF the right of first refusal to provide triple-net lease or mortgage loan financing to CNL Advisory Services' clients. We believe this represents an additional pipeline of potential customers to which APF can target its financial products.

Public Market Valuation of Assets

   We believe that the public market valuations of the equity securities of many publicly traded real estate companies, including REITs that focus on the restaurant industry, are in part based on the growth potential of such companies and have historically exceeded the net book values of their real estate assets. You should be aware, however, that the APF Shares may not trade at a premium to the net book value per share of APF's real estate assets, and, to the extent the APF Shares do trade at a premium, that the relative pricing differential may change or be eliminated in the future.

Regular Quarterly Cash Distributions

   We expect that APF will make regular quarterly cash distributions to its stockholders. While these distributions may not be higher than the Income Funds' current distributions, we believe that these distributions would be enhanced, because, unlike the Income Funds, APF can increase its portfolio of assets by leveraging its existing restaurant properties and the restaurant properties acquired in the Acquisition and can benefit from synergies created as a result of the acquisition of the CNL Restaurant Businesses and the Income Funds, including the elimination of fees payable to the Advisor. Historically, APF's annualized distribution rate on the APF Shares has been 7.625%, based on the original offering price of the APF Shares in APF's three public offerings. While APF cannot guarantee an increase in its distribution rate, APF believes that as a result of its acquisition of the CNL Restaurant Businesses and the Income Funds that it will be able to increase its distribution rate.

Greater Reduction of Conflicts of Interest

   APF is operated as an internally-advised REIT with management employed by APF, thereby eliminating fees previously paid to the Advisor, reducing various conflicts of interest and creating an alignment of the interests of the stockholders and management. The persons engaged to manage APF are directly accountable to APF. They are not employees of a separate management company or investment advisor whose activities could be determined by objectives and goals inconsistent with APF's financial objectives. Management owes its duty of loyalty only to APF. By contrast, externally-advised limited partnerships and REITs may have no such commitment from a management team to focus exclusively on their portfolios.

                             CONFLICTS OF INTEREST

Affiliated General Partners

   As the general partners of the Income Funds, we each have a contractual obligation pursuant to your Income Fund's partnership agreement as well as a legal obligation under state law to assess whether the terms of the Acquisition are fair and equitable to the Limited Partners in each Income Fund without regard to whether the Acquisition is fair and equitable to any of the other participants, including the Limited Partners in other Income Funds. James M. Seneff, Jr. and Robert A. Bourne act as the individual general partners of all of the Income Funds and also as members of the Board of Directors of APF. While Messrs. Seneff and Bourne have sought faithfully to discharge their obligations to each Income Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to all of the other Income Funds and also on APF's Board of Directors. Additionally, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Funds and with their own as general partners of the Income Funds.

Substantial Benefits to General Partners

   As a result of the Acquisition, assuming all of the Income Funds are acquired, we expect to receive four material benefits. These benefits include:

  . With respect to our ownership in the Income Funds, we may be issued up to an aggregate of 139,519 APF Shares in accordance with the terms of the Income Funds' partnership agreements, if CNL Income Funds VI through XII approve the Acquisition. The 139,519 APF Shares issued to us will have an exchange value of $2,790,380.

  . James M. Seneff, Jr. and Robert A. Bourne, as your individual general partners, will also continue to serve as directors of APF with Mr. Seneff serving as Chairman of APF and Mr. Bourne serving as Vice Chairman. Furthermore, they will be entitled to receive performance-based incentives, including stock options under APF's 1999 Performance Incentive Plan or any other such plan approved by the stockholders. The benefits that may be realized by Messrs. Seneff and Bourne are likely to exceed the benefits that they would expect to derive from the Income Funds if the Acquisition does not occur.

  . As general partners of the Income Funds, we are legally liable for all of the Income Funds' liabilities to the extent that the Income Funds are unable to satisfy such liabilities. Because the partnership agreement for each Income Fund prohibits the Income Funds from incurring indebtedness, the only liabilities the Income Funds have are liabilities with respect to their ongoing business operations. In the event that one or more Income Funds are acquired by APF, we would be relieved of our legal obligation to satisfy the liabilities of the acquired Income Fund or Income Funds.

     COMPARISON OF THE INCOME FUNDS AND APF AND OF THE OWNERSHIP OF UNITS,
                              NOTES AND APF SHARES

   The information below highlights a number of the significant differences between the Income Funds and APF relating to, among other things, form of organization, investment objectives, policies and restrictions, asset diversification, capitalization, management structure, compensation and fees and investor rights, and compares material legal rights associated with the ownership of units, notes and APF Shares assuming APF's stockholders approve amendments to APF's Articles of Incorporation regarding, among other items, an increase in the APF Shares authorized for issuance. We have included these comparisons to assist you in understanding how your investment will be changed if, as a result of the Acquisition, your units are exchanged for APF Shares or notes, if you choose to receive notes. This discussion is only a summary and does not constitute a complete discussion of these matters, and we strongly encourage you to carefully review the rest of this consent solicitation as well as the accompanying supplement for additional important information.

                        Form of Organization and Purpose

--------------------------------------------------------------------------------

            Income Funds                                   APF
--------------------------------------------------------------------------------

Each of the Income Funds is a
Florida limited partnership. The          APF is a Maryland corporation which
Income Funds' primary business is to      has qualified as a REIT during 1995,
invest in fast-food, family-style         1996, 1997 and 1998 and expects to
and casual dining restaurant              continue to qualify as a REIT under
properties. The Income Funds lease        the Code. APF's primary business,
the restaurant properties on a            like the Income Funds, is the
triple-net lease basis to operators       ownership and management of
of national and regional restaurant       restaurant properties leased to
chains.                                   operators of national and regional
                                          restaurant chains on a triple-net
                                          basis. Upon APF's acquisition of the
                                          CNL Restaurant Businesses described
                                          on page 128, APF became a full-
                                          service REIT with the ability to
                                          offer a complete range of restaurant
                                          property services to prospective
                                          operators of national and regional
                                          restaurant chains, from mortgage
                                          loan financing, triple-net lease
                                          financing and securitizing mortgage
                                          loans to site selection and
                                          development.

   APF will have broader business opportunities than your Income Fund and will have access to additional financing opportunities which are currently not accessible to your Income Fund. However, several of the additional financing opportunities involve risks which do not exist in the case of your Income Fund, and we encourage you to review "Risk Factors" for detailed description of such risks.

                         Length and Type of Investment

--------------------------------------------------------------------------------

            Income Funds                                   APF
--------------------------------------------------------------------------------

Each Income Fund is a finite-life         APF will have a perpetual term and
entity with a stated term which           intends to continue its operations
expires between 2017 and 2031. As a       for an indefinite time period. To
Limited Partner of your Income Fund,      the extent APF sells or refinances
you are entitled to receive cash          its assets, the net proceeds from
distributions out of your Income          such sale or refinancing will
Fund's net operating income, if any,      generally be reinvested in
and to receive cash distributions,        additional restaurant properties or
if any, upon liquidation of your          retained by APF for working capital
Income Fund's real estate                 and other corporate purposes, except
investments.                              to the extent distributions thereof
                                          must be made to permit APF to
                                          continue to qualify as a REIT for
                                          tax purposes and that, pursuant to
                                          the terms of the notes, repayments
                                          of notes must be made to former
                                          Limited Partners if APF sells
                                          restaurant properties formerly held
                                          by their Income Funds. As an APF
                                          stockholder, you are entitled to
                                          receive cash distributions, to the
                                          extent APF's Board of Directors
                                          determines. As a result of APF's
                                          Shares being listed on the NYSE,
                                          your shares will be freely tradable.
                                          Therefore, you may decide to sell
                                          your APF Shares at any time you so
                                          determine.

   The Income Funds are structured to dissolve when the assets of the Income Funds are liquidated or after a period ranging between 30 and 40 years, depending on the Income Fund, if no liquidation occurs sooner. In contrast, APF generally is and will continue to be an operating company and will reinvest the proceeds of asset dispositions, if any, in new restaurant properties or other appropriate investments consistent with APF's investment objectives.

                     Business and Property Diversification

--------------------------------------------------------------------------------

            Income Funds                                   APF
--------------------------------------------------------------------------------

The investment portfolio of each
Fund currently consists of between        Assuming the acquisition of the CNL
17 and 56 restaurant properties and       Restaurant Businesses had occurred
other non-real estate assets, such        on June 30, 1999, APF would have had
as cash and accounts receivable.          triple-net leases or mortgage loans
                                          with respect to 1,192 restaurant
                                          properties. Assuming the CNL
                                          Restaurant Businesses and all of the
                                          Income Funds had been acquired by
                                          APF as of June 30, 1999, APF would
                                          have owned an interest in, directly
                                          or indirectly through the Operating
                                          Partnership, a portfolio of 1,756
                                          restaurant properties.

   The investment portfolio of each Income Fund currently consists of between 17 and 56 restaurant properties. Through the Acquisition, and through additional investments that may be made by APF from time to time, APF intends to maintain an investment portfolio substantially larger and more diversified than the assets of any of the Income Funds individually. APF's ability to make mortgage loans further diversifies APF's business by providing it with the ability to offer a full range of financing opportunities to operators of national and regional restaurant chains. As a result of APF's acquisition of the CNL Restaurant Financial Services Group, we believe that the pool of targeted customers to which APF markets its financial products will increase. In addition, the larger portfolio will diversify your investment over a broader group of restaurant properties and type of financial investment, such as mortgage loans and securitizations, with multiple brands and market segments and will reduce the dependence of your investment upon the performance of, and the exposure to the risks associated with, any particular group of restaurant properties currently owned by an individual Income Fund.

                               Borrowing Policies

--------------------------------------------------------------------------------

            Income Funds                                   APF
--------------------------------------------------------------------------------

Your Income Fund cannot incur debt        APF is not restricted under its
or is restricted in the amount and        Articles of Incorporation from
nature of debt. Further, your Income      incurring debt. APF currently has a
Fund does not incur debt in the           policy of incurring debt only if
ordinary course of business.              immediately following such
                                          incurrence the debt-to-total assets
                                          ratio would be 45% or less. APF's
                                          Board of Directors has the ability
                                          to alter or eliminate this policy at
                                          any time.

   As a holder of APF Shares, you will become an investor in an entity that may incur debt in the ordinary course of business and that invests proceeds from borrowings. The ability of APF to incur debt in the ordinary course of business increases the risk of your investment in APF Shares. APF currently has a policy of incurring debt only if immediately following such occurrence the debt-to-total assets ratio would be 45% or less.

                         Other Investment Restrictions

--------------------------------------------------------------------------------

            Income Funds                                   APF
--------------------------------------------------------------------------------

The partnership agreements of the         Neither APF's Articles of
Income Funds contain provisions that      Incorporation nor its bylaws impose
prohibit (i) the investment in            any restrictions upon the types of
restaurant properties of cash             investments that may be made by APF,
available for distribution, (ii) the      except that under the Articles of
purchase or lease of any real             Incorporation, the Board of
property without the support of an        Directors is prohibited from taking
appraisal report of an independent        any action that would terminate
appraiser of restaurant properties,       APF's status as a REIT, unless the
(iii) the acquisition of any              holders of majority of the common
property in exchange for interests        stock outstanding vote to terminate
in the Income Fund, (iv) the              such status. APF's Articles of
acquisition of securities of other        Incorporation and bylaws do not
issuers or (v) the making of              impose any restrictions upon the
mortgage loans, junior deeds of           vote to terminate APF's status as a
trust or similar obligations. The         REIT. APF's Articles of
Income Funds generally cannot raise       Incorporation and Bylaws do not
additional funds for, or reinvest         impose any restrictions on dealings
net sales or refinancing proceeds         between APF and directors, officers
in, new investments, without              and APF's affiliates. Section 2-419
amendments to their partnership           of the Maryland General Corporation
agreements. In addition, a                Law, which we refer to as the MGCL,
substantial number of the Income          however, requires that the material
Funds cannot reinvest net sales or        facts of the relationship, the
refinancing proceeds in new               interest and the transaction must be
investments or redeem or repurchase       (1) disclosed to the Board of
units.                                    Directors and approved by the
                                          affirmative vote of a majority of
                                          the disinterested directors, (2)
                                          disclosed to the stockholders and
                                          approved by the affirmative vote of
                                          a majority in interest of the
                                          disinterested stockholders, or (3)
                                          in fact fair and reasonable. In
                                          addition, APF has adopted a policy
                                          which requires that all contracts
                                          and transactions between APF and
                                          directors, officers or APF's
                                          affiliates must be approved by the
                                          affirmative vote of a majority of
                                          the disinterested directors.

   Some of the Income Fund's partnership agreements contain provisions which prohibit or hinder further investment by the Income Fund. The organizational documents of APF, however, provide APF with wide latitude in choosing the type of investments it may pursue.

                               Management Control

--------------------------------------------------------------------------------

            Income Funds                                   APF
--------------------------------------------------------------------------------

As the general partners of the            The Board of Directors will direct
Income Funds, we generally have the       the management of APF's business and
exclusive right and power to conduct      affairs subject to restrictions
the business and affairs of the           contained in APF's Articles of
Income Funds and may appoint,             Incorporation and bylaws and
contract or otherwise deal with any       applicable law. The Board of
person, including employees of our        Directors, the majority of which
affiliates, to perform any acts or        will be independent directors, will
services for the Income Funds             be elected at each annual meeting of
necessary or appropriate for the          the stockholders. The policies
conduct of the business and affairs       adopted by the Board of Directors
of the Income Funds. As a Limited         may be altered or eliminated without
Partner of an Income Fund, you have       a vote of the stockholders.
no right to participate in the            Accordingly, except for their vote
management and control of your            in the elections of directors and
Income Fund and have no voice in          their vote in major corporate
your Income Fund's affairs except on      transactions specified in APF's
limited matters that may be               Articles, stockholders will have no
submitted to a vote of the Limited        control over the ordinary business
Partners under the terms of your          policies of APF. The Board of
Income Fund's partnership agreement.      Directors cannot take any action
Under each Income Fund's partnership      that would terminate APF's status as
agreement, Limited Partners have the      a REIT, without the majority vote of
right to remove us by a majority          the stock entitled to be voted.
vote in interest with or without
cause. In all cases, however, our
removal can only occur if the
Limited Partners find a successor
general partner.

   Under the partnership agreements for the Income Funds, we generally have the exclusive right and power to conduct the business and affairs of the Income Funds. As a Limited Partner, you have no voice in the affairs of the Income Funds except on limited matters. All of the Income Funds permit our removal by the Limited Partners without cause. Under APF's Articles of Incorporation and bylaws, the Board of Directors directs management of APF. Except for their vote in the elections of directors and their vote in major transactions specified in the Articles of Incorporation and Maryland law, stockholders have no control over the management of APF.

                                Fiduciary Duties

--------------------------------------------------------------------------------

            Income Funds                                   APF
--------------------------------------------------------------------------------

As a Florida limited partnership,         Under the MGCL, the directors must
Florida law provides that we, as the      perform their duties in good faith,
general partners of the Income            in a manner that they reasonably
Funds, are accountable as                 believe to be in the best interests
fiduciaries to the Income Funds and       of APF and with the care of an
owe the Income Funds and their            ordinary prudent person in a like
Limited Partners a duty of loyalty        position. Directors of APF who act
and a duty of care, and are required      in such a manner generally will not
to exercise good faith and fair           be liable to APF for monetary
dealing in conducting the affairs of      damages arising from their
the Income Funds. The duty of good        activities.
faith requires that we deal fairly
and with complete candor toward the
Limited Partners. The duty of
loyalty requires that, without the
Limited Partners' consent, we may
not have business or other interests
that are adverse to the interests of
the Income Funds. The duty of fair
dealing also requires that all
transactions between ourselves and
the Income Funds be fair in the
manner in which the transactions are
effected and in the amount of the
consideration received by us.

   We, as the general partners of the Income Funds, and the Board of Directors of APF, respectively, owe fiduciary duties to their constituent parties. Some courts have interpreted the fiduciary duties of the Board of Directors in the same way as the duties of a general partner in a limited partnership. Other courts, however, have suggested that our duties to you and the other Limited Partners may be greater than the fiduciary duties of the directors of APF to APF's stockholders. It is unclear, however, whether, or to what extent, there are actual differences in such fiduciary duties.

                   Management's Liability and Indemnification

--------------------------------------------------------------------------------

            Income Funds                                   APF
--------------------------------------------------------------------------------

Under Florida law, we, as the             APF's Articles of Incorporation
general partners of the Income            provide that the liability of APF's
Funds, are liable for the repayment       directors and officers to APF and
of Income Fund obligations and            its stockholders for money damages
debts, unless limitations upon such       is limited to the fullest extent
liability are expressly stated in         permitted under the MGCL. The
the document or instrument                Articles of Incorporation and the
evidencing the obligation such as         MGCL provide broad indemnification
the case in a loan structured as a        to directors and officers, whether
nonrecourse obligation in which the       serving APF or, at its request, any
lender has agreed not to pursue the       other entity, to the fullest extent
Income Fund or us in case of default      permitted under the MGCL. APF will
on the loan. Each Income Fund's           indemnify its present and former
partnership agreement generally           directors and officers, among
provides that we will not be held         others, against judgments,
liable for any costs arising out of       penalties, fines, settlements and
our action or inaction that we            reasonable expenses actually
reasonably believed to be in the          incurred by them in connection with
best interests of a Income Fund           any proceeding to which they may be
except that we will be liable for         made a party by reason of their
any costs which arise from our own        service in those or other
fraud, negligence, misconduct or          capacities, unless it is established
other breach of fiduciary duty. In        that (a) the act or omission of the
cases in which we are indemnified,        director or officer was material to
any indemnity is payable only from        the matter giving rise to the
the assets of the Income Fund.            proceeding and (1) was committed in
                                          bad faith or (2) was the result of
                                          active and deliberate dishonesty,
                                          (b) the director or officer actually
                                          received an improper personal
                                          benefit in money, property or
                                          services, or (c) in the case of any
                                          criminal proceeding, the director or
                                          officer had reasonable cause to
                                          believe that the act or omission was
                                          unlawful. Under the MGCL, however,
                                          APF may not indemnify for an adverse
                                          judgment in a suit by or in the
                                          right of the corporation. The bylaws
                                          of APF require that APF, as a
                                          condition to advancing
                                          indemnification expenses, obtain (a)
                                          a written affirmation by the
                                          director or officer of his good
                                          faith belief that he has met the
                                          standard of conduct necessary for
                                          indemnification by APF as authorized
                                          by the Bylaws and (b) a written
                                          statement by or on his behalf to
                                          repay the amount paid or reimbursed
                                          by APF if it shall ultimately be
                                          determined that the standard of
                                          conduct was not met.

   In each of the Income Funds, we will only be held liable for costs which arise from our own fraud, negligence, misconduct or other breach of fiduciary duty, and may be indemnified in the situations described above. The liability of APF's directors and officers is limited to the fullest extent permitted under the MGCL and such directors and officers are indemnified by APF to the fullest extent permitted by the MGCL.

                            Antitakeover Provisions

--------------------------------------------------------------------------------

            Income Funds                                   APF
--------------------------------------------------------------------------------

For each Income Fund, a change in         APF's Articles of Incorporation and
management may be effected only by        bylaws contain a number of
our removal as the general partners       provisions that may delay or
of the Income Fund. In addition, we       discourage a change in control of
may restrict transfers of your            APF, even if the change in control
units. If a Limited Partner               might be in the best interests of
transfers his, her or its units to        stockholders. These provisions
another person, such person may not       include, among others, (1)
become a substitute Limited Partner,      authorized capital stock that may be
entitling him, her or it to vote on       classified and issued as a variety
matters that may be submitted to the      of equity securities in the
partners for approval, unless we          discretion of the Board of
consent to such substitution.             Directors, including securities
                                          having superior voting rights to the
                                          APF Shares, (2) a requirement that
                                          directors be removed only for cause
                                          and only by a vote of stockholders
                                          holding at least a majority of all
                                          of the shares entitled to be cast
                                          for the election of directors, and
                                          (3) ownership limitations which are
                                          designed to protect APF's status as
                                          a REIT under the Code.

   Provisions of the governing documents of the Income Funds and APF could be used to deter attempts to obtain control of the Income Funds or APF in transactions not approved by us or by APF's Board of Directors, respectively.

                                      Sale

--------------------------------------------------------------------------------

            Income Funds                                   APF
--------------------------------------------------------------------------------

Each Income Fund's partnership            Under Section 3-105(d) of the MGCL,
agreement allows the sale of all or       the Board of Directors is required
substantially all of the assets of        to obtain approval of the
the Income Fund with the consent of       stockholders by the affirmative vote
the Limited Partners holding a            of two-thirds of all the votes
majority of the outstanding units.        entitled to be cast on the matter in
                                          order to sell all or substantially
                                          all of the assets of APF. No
                                          approval of the stockholders is
                                          required for the sale of less than
                                          substantially all of APF's assets.

   Under each of the Income Fund's partnership agreements and APF's Articles of Incorporation, the sale of assets may be effected with various specified levels of Limited Partner or stockholder consent. Under the partnership agreements and applicable law, the sale of assets which do not amount to all or substantially all of the assets of the Income Funds or APF does not require any consent of the Limited Partners or APF's stockholders, as applicable.

                                     Merger

--------------------------------------------------------------------------------

            Income Funds                                   APF
--------------------------------------------------------------------------------

Each Income Fund's partnership            Generally, under the MGCL, the Board
agreement is silent with respect to       of Directors is required to obtain
the vote required for an Income Fund      approval of the stockholders by the
to participate in a merger. Under         affirmative vote of two-thirds of
Florida law, a merger may be              all the votes entitled to be cast on
effected upon our approval and the        the matter in order to merge or
approval of the Limited Partners          consolidate APF with another entity
holding a majority of the                 not at least 90% controlled by it.
outstanding units, and the
satisfaction of other procedural
requirements.

   Under applicable law and the partnership agreements of the Income Funds, mergers by the respective Income Funds are permitted upon approval of a majority of the outstanding units. Generally, a merger involving APF is permitted subject to the affirmative vote of two-thirds of APF stockholders.

                                  Dissolution

--------------------------------------------------------------------------------

            Income Funds                                   APF
--------------------------------------------------------------------------------

Each Income Fund may be dissolved         Under the MGCL, the Board of
with the consent of the Limited           Directors is required to obtain
Partners holding a majority of the        approval of the stockholders by the
outstanding units.                        affirmative vote of two-thirds of
                                          all votes entitled to be cast on the
                                          matter in order to dissolve APF.

   Under each Income Fund's partnership agreement and APF's Articles of Incorporation, the respective entities may be dissolved with the consent of the same percentages of the outstanding units or APF Shares, as is described above in "Merger".

                                   Amendments

--------------------------------------------------------------------------------

            Income Funds                                   APF
--------------------------------------------------------------------------------

Each Income Fund's partnership            Amendments to APF's Articles of
agreement permits amendment of most       Incorporation must be approved by
of its provisions with the consent        the Board of Directors and by
of Limited Partners holding a             holders of a majority of the
majority of the outstanding units.        outstanding APF Shares entitled to
Amendments to the Income Funds'           be voted. An amendment relating to
partnership agreements that require       termination of REIT status requires
unanimous consent include: (1)            a vote of the holders of a majority
converting the interest of a Limited      of the stock entitled to be voted.
Partner into a general partner's
interest, (2) any act adversely
affecting the liability of a Limited
Partner, (3) altering the interest
of a Limited Partner in net profits,
net losses, gain, loss, or
distributions of cash available for
distribution, sale proceeds or
refinancing proceeds, (4) reducing
the percentage of partners required
to consent to any action in the
partnership agreements, or (5)
limiting in any manner our liability
as general partners.

We may amend an Income Fund's
partnership agreement without the
consent of the Limited Partners to
reflect a ministerial amendment.

   Amendment to each Income Fund's partnership agreement may be made with the consent of Limited Partners holding greater than 50% of the outstanding units. Amendment of APF's Articles of Incorporation requires the consent of both the Board of Directors and a majority of the outstanding APF Shares entitled to be voted.

                             Compensation and Fees

--------------------------------------------------------------------------------

                Funds                                      APF
--------------------------------------------------------------------------------

                      Share of Distributable Net Cash Flow

Each Income Fund's partnership            APF will pay all management
agreement provides that we, as            expenses, including salaries and
general partners of the Income Fund,      other compensation payable to
are entitled to receive a percentage      employees of APF, but as an
of the net cash available for             internally-advised REIT, APF will
distribution to the partners equal        not otherwise pay a portion of net
to 1%.                                    cash flow or allocations to
                                          management, except to the extent
                                          they are entitled to such as a
                                          result of owning APF Shares. Such
                                          management expenses will reduce the
                                          funds available for distribution by
                                          APF.

In each of the Income Funds, our
right to receive a portion of
distributable cash flow is
subordinated to your right to
receive a preferred return on your
investment.

                                Management Fees

Each Income Fund's partnership            The officers and directors of APF
agreement provides for the payment        will receive compensation for their
of a management fee to APF through a      services as described herein under
wholly owned subsidiary, CNL Fund         "Management." APF will not otherwise
Advisors, Inc., which provides the        pay any management fees. In
day-to-day management operation of        addition, some employees of APF may
the Income Fund's assets. For CNL         receive incentive compensation based
Income Fund, Ltd. through CNL Income      upon APF's profitability.
Fund III, Ltd. the management fee
equals 0.5% of the value of the
total assets under management valued
at cost. For CNL Income Fund IV,
Ltd. through CNL Income Funds XVI,
Ltd., the management fee equals 1%
of the gross revenues derived from
the restaurant properties.

In each of the Income Funds, APF's
right to receive this fee is
subordinated to your right to
receive a preferred return on your
investment.

                          Real Estate Disposition Fee

Each Income Fund's partnership            None.
agreement provides for the payment
to APF of a real estate disposition
fee upon the sale of a restaurant
property equal to the lesser of (1)
a competitive real estate brokerage
commission, or (2) 3% of sales price
of the restaurant property or
properties.

In each of the Income Funds, APF's
right to receive this fee is
subordinate to your right to receive
a cumulative preferred return on
your investment plus your aggregate
adjusted capital contributions.

       Share of Distributions of Net Sales Proceeds (Not in Liquidation)

Each Income Fund's partnership            None. Distributions made by APF to
agreement provides for the payment        its stockholders will be based
to us of a portion of distributable       solely on the profitability of APF
net sales proceeds following the          and will not be based on asset
payments to the Limited Partners of       dispositions.
preferred returns and returns of
capital required by the partnership
agreements. For all of the Income
Funds, our portion of distributable
net sales proceeds equals 5% of the
Income Fund's distribution of the
net sale proceeds from the
disposition of a restaurant
property.

Our right to receive this fee is
subordinated to your right to
receive a cumulative preferred
return on your investment plus your
aggregate invested capital.

                           Reimbursement of Expenses

Each Income Fund's partnership            As a full-service REIT, APF's
agreement provides that operating         expenses will be paid from its
expenses, which, in general, are          revenues as expenses are incurred.
those expenses relating to the
administration of the Income Fund by
APF, will be reimbursed at the lower
of cost or 90% percent of the
prevailing rate at which comparable
services could have been obtained by
the Income Fund in the same
geographical area.

   One of the benefits of the Acquisition is to eliminate the conflicts currently existing among the Income Funds and us, as the general partners of the Income Funds.

                            Review of Investor Lists

--------------------------------------------------------------------------------

            Income Funds                                   APF
--------------------------------------------------------------------------------

Under your Income Fund's partnership      Under the MGCL, as a stockholder you
agreement, you are entitled, at your      must hold at least 5% of the
expense and upon reasonable request,      outstanding APF Shares before you
to obtain a list of the other             have the right to request a list of
Limited Partners in your Income Fund      APF's stockholders. If you meet this
upon the representation by the            requirement, you may, upon written
requesting Limited Partner that the       request, inspect and, at your
list will not be sold or used for         expense, copy during normal business
commercial purposes unrelated to the      hours the list of APF's
Limited Partners.                         stockholders.

   Subject to these limitations, the Limited Partners of Income Funds and the stockholders of APF can inspect and, at their own expense, make copies of investor lists.

   The following discussion describes the investment attributes and legal rights associated with your ownership of units, notes and APF Shares.

                              Nature of Investment

--------------------------------------------------------------------------------
          Units                     Notes                   APF Shares
--------------------------------------------------------------------------------

The units you hold         The notes will be          The APF Shares
constitute equity          senior, unsecured          constitute equity
interests entitling you    obligations of APF and     interests in APF. As a
to your proportionate      will be issued pursuant    holder of APF Shares,
share, as determined by    to an indenture            you will be entitled to
the number of units you    qualified under the        your proportionate
own, of cash               Trust Indenture Act of     share, as determined by
distributions made to      1939, as amended. APF      the number APF Shares
the partners of your       may issue additional       you own, of any
Income Fund. The           senior debt, which may     dividends or
partnership agreement      be secured, only in        distributions paid with
for each Income Fund       compliance with the        respect to the APF
specifies how the cash     covenants contained in     Shares. The dividends
available for              the notes and the          payable to you are not
distribution, whether      indenture for the          fixed in amount and are
arising from operation     issuance of senior debt.   only paid if, when and
or sales or refinancing,   The notes will bear        as declared by the Board
is to be shared among      interest at 7.0%           of Directors. In order
us, as general partners    annually and will mature   to continue to qualify
of your Income Fund, and   on      , 2005. Prior to   as a REIT, APF must
you and the other          maturity, interest only    distribute at least 95%
Limited Partners of your   payments will be made to   of its taxable income,
Income Fund. The           you, on a semi-annual      excluding capital gains,
distributions payable by   basis, and on      ,       and any taxable income,
your Income Fund to its    2005, the outstanding      including capital gains,
partners are not fixed     principal balance, plus    not distributed will be
in amount and depend       interest accruing since    subject to corporate
upon the operating         the last payment, will     income tax.
results and net sales or   be payable to you.
refinancing proceeds
available from the
disposition of your
Income Fund's assets.
Your Income Fund cannot
raise additional funds
for and generally cannot
reinvest net sales or
refinancing proceeds in
new investments, without
amendments to the
partnership agreement of
your Income Fund.

   The units and the APF Shares constitute equity interests. As a Limited Partner of your Income Fund, you are entitled to your proportionate share of the cash distributions of your Income Fund, and as a stockholder of APF, you will be entitled to your proportionate share of any dividends or distributions of APF which are paid with respect to the APF Shares. Distributions and dividends payable with respect to units and APF Shares depend on the performance of the Income Funds and APF, as applicable. In contrast, the notes constitute senior unsecured debt obligations of APF providing for semi-annual payments of interest only until the notes mature, at which time accrued interest and the principal balance must be paid.

                               Additional Equity/
                               Potential Dilution

--------------------------------------------------------------------------------
          Units                     Notes                   APF Shares
--------------------------------------------------------------------------------

Since your Income Fund     Since the notes will be    At the discretion of the
cannot issue additional    unsecured debt             Board of Directors, APF
equity securities, there   obligations of APF,        may issue additional
can be no dilution of      their payment will have    equity securities,
distributions to you and   priority over dividends    including APF Shares and
the other Limited          or distributions payable   shares which may be
Partners.                  to APF's stockholders.     classified as one or
                           However, there are no      more classes or series
                           restrictions on APF's      of common or preferred
                           authority to grant         shares and contain
                           secured debt               preferences. The
                           obligations, such as       issuance of additional
                           mortgages, liens or        equity securities by APF
                           other security interests   will reduce your
                           in APF's real and          percentage ownership
                           personal property, and     interest in APF.
                           such security interests,
                           if granted, would permit
                           the holders thereof to
                           have a priority claim
                           against such collateral
                           in the event of APF's
                           default under the
                           secured obligations.
                           Also, such secured
                           obligations would have
                           payment priority over
                           the notes and other
                           unsecured indebtedness
                           of APF.

   As an APF stockholder, your percentage ownership interest in APF will be decreased if APF issues additional APF Shares. Furthermore, APF may issue preferred stock with priorities or preferences with respect to dividends and liquidation proceeds. Payment of the notes will have priority over distributions on the APF Shares you hold or any class of equity securities that might be issued by APF. Any senior secured obligations issued by APF, however, will have superior claims against the collateral given for security in the event APF defaults in the payments of those secured obligations and will have payment priority over the notes and other unsecured indebtedness of APF.

                             Liability of Investors

--------------------------------------------------------------------------------
          Units                     Notes                   APF Shares
--------------------------------------------------------------------------------

Under your Income Fund's   As a holder of notes,      Under Maryland law, you
partnership agreement      you will not be            will not be personally
and under Florida law,     personally liable for      liable for the debts or
your liability for your    the debts and              obligations of APF.
Income Fund's debts and    obligations of APF.
obligations is generally
limited to the amount of
your investment in the
Income Fund, together
with an interest in
undistributed income, if
any.

   As a holder of units, your liability for the debts and obligations of your Income Fund is limited to the amount of your investment. As a holder of notes or APF Shares, you generally would have no liability for the debts and obligations of APF.

                                 Voting Rights

--------------------------------------------------------------------------------
          Units                     Notes                   APF Shares
--------------------------------------------------------------------------------

Generally, with some       Under the Indenture, you   APF is managed and
exceptions, you and the    will be entitled, as a     controlled by a Board of
other Limited Partners     holder of notes, to vote   Directors elected by the
of your Income Fund have   on the merger of APF,      stockholders at the
voting rights only on      the sale of all or         annual meeting of APF.
significant Income Fund    substantially all of       The MGCL requires that
transactions to the        APF's assets and actions   major transactions such
extent provided in your    detrimental to             as the sale of all or
Income Fund's              noteholders.               substantial all of APF's
partnership agreement.                                assets, and amendments
Such voting rights                                    to APF's Articles of
include incurrence of                                 Incorporation, may not
debt, sale of all or                                  be consummated without
substantially all of the                              the approval of
assets of your Income                                 stockholders. You will
Fund, material                                        have one vote for each
amendments to the                                     APF Share you own. APF's
partnership agreement or                              Articles of
our removal.                                          Incorporation permits
                                                      the Board of Directors
                                                      to classify and issue
                                                      shares of capital stock
                                                      in one or more series
                                                      having voting power
                                                      which may differ from
                                                      that of your APF Shares.

   As a Limited Partner of your Income Fund or as a holder of notes of APF, you have or will have limited voting rights. As a stockholder of APF, you will have voting rights that permit you to elect the Board of Directors and to approve or disapprove major corporate transactions.

                                   Liquidity

--------------------------------------------------------------------------------
          Units                     Notes                   APF Shares
--------------------------------------------------------------------------------

The units that represent   While the notes you hold   The APF Shares will be
your ownership interest    will be freely             freely transferable upon
in your Income Fund are    transferable, APF will     registration under the
relatively illiquid        not list the notes, and    Securities Act. The APF
investments, which means   no market for the notes    Shares will be listed on
not freely tradeable or    is expected to develop.    the NYSE, and APF
transferable, with a       You should not elect to    expects a public market
limited resale market.     receive notes unless you   for the APF Shares to
The trading volume of      are prepared to hold the   develop. The breadth and
the units in the resale    notes until their          strength of this market
market is limited and,     maturity which is          will depend, among other
generally, the prices at   approximately five years   things, upon the number
which the Income Funds'    from the date that the     of APF Shares
units trade are            Acquisition occurs. You    outstanding, APF's
generally not equal to     should note that, due to   financial results and
their net book value. In   the lack of market in      prospects, and the
addition, applicable       the notes and their        general interest in
federal income tax rules   consequent lack of         APF's dividend yield and
and the partnership        liquidity, your tax        growth potential
agreements of the Income   liability as a result of   compared to that of
Funds effectively          the Acquisition may        other debt and equity
prevent the development    exceed the liquid assets   securities.
of a more active or        that you receive if you
substantial market for     have elected to receive
these units. Neither you   notes.
nor any other Limited
Partner, individually,
can require an Income
Fund to dispose of its
assets or redeem your or
any other Limited
Partner's interest in
the Income Fund.

   Your units have a limited resale market. If APF acquires your Income Fund in the Acquisition and you receive APF Shares, the APF Shares you receive will be freely transferable upon listing on the NYSE. As a stockholder of APF, you will have the opportunity to achieve liquidity by trading the APF Shares in the public market. If you elect to receive notes, however, your ability to achieve liquidity in the notes will be much more limited since the notes will not be listed on the NYSE.

                      Expected Distributions and Payments

--------------------------------------------------------------------------------
          Units                     Notes                   APF Shares
--------------------------------------------------------------------------------

Your Income Fund makes     As a holder of notes,      APF intends to make
quarterly distributions.   you will generally be      quarterly distribution
Amounts distributed to     entitled to receive only   payments to its
you are derived from       the principal and          stockholders. The amount
your proportionate share   interest payments          of such distributions
of cash flow from          required under the         will be established by
operations or cash flow    notes. You will have no    the Board of Directors,
from sales or              right to participate in    taking into account the
financings.                any profits derived from   cash needs of APF, funds
                           operations of any of       from operations, yields
                           APF's assets, including    available to
                           restaurant properties      stockholders, the market
                           acquired as part of the    price for the APF Shares
                           Acquisition.               and the requirements of
                                                      the Code for
                                                      qualification as a REIT.
                                                      Under the Code, APF is
                                                      required to distribute
                                                      at least 95% of REIT
                                                      taxable income. REIT
                                                      taxable income generally
                                                      includes taxable income
                                                      from operations,
                                                      including depreciation
                                                      and deductions, but
                                                      excludes gains from the
                                                      sale or distributions
                                                      from refinancing of
                                                      properties. Unlike the
                                                      Income Funds, APF is not
                                                      required to distribute
                                                      net proceeds from the
                                                      sale or refinancing of
                                                      restaurant properties.

   If you become a stockholder of APF, you will receive your proportionate share of the distributions made with respect to the APF Shares. The amount of such distributions will depend upon APF's revenues, operating expenses, debt service payments, capital expenditures, reserves and funds set aside for expansion. Interest payments made on the notes will be paid prior to any distributions with respect to the APF Shares and will reduce the amount otherwise distributable to APF's stockholders.

                         Taxation of Taxable Investors

--------------------------------------------------------------------------------
          Units                     Notes                   APF Shares
--------------------------------------------------------------------------------

Your Income Fund, as a     Interest payments made
partnership for federal    on the notes will          APF intends to continue
income tax purposes, is    constitute portfolio       to qualify and be taxed
not subject to tax, but    income which cannot be     as a REIT. As a REIT,
you must report your       offset by "passive         APF generally is
allocable share of         losses" from other         permitted to deduct
partnership income and     investments. During        distributions to its
loss on your tax return,   January of each year,      stockholders, which
whether or not cash        holders of notes will      effectively eliminates
distributions are made     receive from APF IRS       the corporate level of
to you. Income from your   Form 1099-INT to show      the "double taxation",
Income Fund generally      the interest payments      which is taxation
constitutes "passive       made by APF during the     imposed at the corporate
income" to you, which      prior calendar year.       and stockholder levels,
can generally be offset                               that typically results
by "passive losses" from                              when a corporation earns
your other investments.                               income and distributes
Generally, by February                                that income to
15th of each year, you                                stockholders in the form
receive an annual                                     of dividends. Dividends
Schedule K-1 with                                     received by you as an
respect to information                                APF stockholder will
about your Income Fund                                constitute portfolio
for inclusion on your                                 income, which cannot be
federal income tax                                    offset by "passive
returns.                                              losses" from other
                                                      investments. However,
You must file state                                   income that you receive
income tax returns and                                from APF may be used to
incur state income tax                                offset investment
in most states in which                               interest expense from
your Income Fund has                                  other investments.
restaurant properties.                                Generally, distributions
                                                      from earnings and
                                                      profits will be reported
                                                      as ordinary income and
                                                      distributions in excess
                                                      of earnings and profits,
                                                      which usually are a
                                                      result of depreciation
                                                      deductions, will be
                                                      reported as non-taxable
                                                      distributions and reduce
                                                      your basis in your APF
                                                      Shares. During January
                                                      of each year, APF
                                                      stockholders will be
                                                      mailed the less complex
                                                      Form 1099-DIV used by
                                                      corporations that pay
                                                      dividends to their
                                                      stockholders. APF
                                                      stockholders are not
                                                      required to file state
                                                      income tax returns
                                                      and/or pay state income
                                                      taxes outside of their
                                                      state of residence with
                                                      respect to APF's
                                                      operations. APF will be
                                                      required to pay state
                                                      income taxes in states
                                                      where it is qualified to
                                                      do business.




   Each Income Fund is a pass-through entity whose income and loss is not taxed at the entity level but instead allocated directly to us, as the general partners, and to you and the other Limited Partners. You are taxed on income or loss allocated to you whether or not cash distributions are made to you. In contrast, APF intends to continue to qualify as a REIT allowing it to deduct dividends paid to its stockholders. To the extent

APF has taxable income, after taking into account the "dividends paid" deduction, such income is taxed at APF's level at the standard corporate tax rates. Dividends paid to APF stockholders will constitute portfolio income and not passive income. Holders of notes will recognize portfolio income on the interest payments received on the notes.

                        Taxation of Tax-Exempt Investors

--------------------------------------------------------------------------------
          Units                     Notes                   APF Shares
--------------------------------------------------------------------------------

None of the type of        Generally, interest        Dividends received from
income distributed by      income received by tax-    APF by tax-exempt
the Income Funds is        exempt investors will      investors should not
characterized as           not be characterized as    constitute UBTI if the
unrelated business         UBTI so long as the tax-   tax-exempt APF
taxable income, or UBTI,   exempt investor does not   stockholder did not
if the tax-exempt          hold its notes subject     finance its acquisition
investor did not finance   to acquisition             of the APF Shares with
its acquisition of the     indebtedness.              indebtedness.
units with indebtedness.

   A tax-exempt entity is treated as owning and carrying on the business activity conducted by a partnership in which such entity owns an interest. Accordingly, to the extent a tax-exempt entity owns units in the Income Funds, the income received by the Income Funds must not constitute UBTI in order for the tax-exempt investor to avoid taxation. In general, income attributable to the APF Shares is not UBTI. Similarly, as a general matter, interest income received under the notes is not UBTI.

                               VOTING PROCEDURES

Distribution of Solicitation Materials

   This consent solicitation, together with the accompanying transmittal letter, the power of attorney and the Limited Partner consent, constitute the solicitation materials being distributed to you and the other Limited Partners to obtain their votes "For" or "Against" your Income Fund's participation in the Acquisition. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

   In order for APF to acquire your Income Fund, the Limited Partners holding greater than 50% of the outstanding units of your Income Fund must approve the Acquisition. Your Income Fund will be acquired by a merger with the Operating Partnership, which is an indirect, wholly owned limited partnership of APF, in the manner described below and in the supplement relating to your Income Fund. Therefore, if you are not planning to attend the special meeting of the Limited Partners of your Income Fund and vote in person, you should complete and return the consent form before the expiration of the solicitation period, which is the time period during which Limited Partners may vote "For" or "Against" the Acquisition. The solicitation period will commence upon delivery of the
solicitation materials to you on or about      , 1999, and will continue until
the later of (a)      , 2000, a date not less than 60 calendar days from the
initial delivery of the solicitation materials, or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond the later of March 31, 2000 or 30 days after the date that the vote has been completed. Any consent form received by the company that we hired to tabulate your votes, Corporate Election Services, prior to 5:00 p.m., Eastern time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your units will be counted as voting "Against" the Acquisition and you will receive APF Shares if your Income Fund is acquired.

   The consent forms for each Income Fund are filed as exhibit 99.2 to Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-74329) filed on October 29, 1999, of which this consent solicitation constitutes a part. A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with this consent solicitation. The consent form consists of two parts. The first part seeks your consent to the Acquisition and related matters. The exact matters which a vote in favor of the Acquisition will be deemed to approve differ for each Income Fund and are explained in detail in the individual supplement for each Income Fund. CNL Income Funds XI through XVI are required to have amendments to their partnership agreements in order to permit APF to acquire such Income Funds in the Acquisition. You should review the supplement to see if or how your Income Fund's partnership agreement will require amendment. If you have interests in more than one Income Fund, you will receive multiple supplements and consent forms which will provide for separate votes for each Income Fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter you will be deemed to have voted "For" such matter.

   The second part of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints James M. Seneff, Jr. and Robert A. Bourne as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the Acquisition. The power of attorney is intended solely to ease the administrative burden of completing the Acquisition without needing to obtain your signature on multiple documents.

Special Meetings

   We, as general partners of the Income Funds, have scheduled special meetings of the Limited Partners of each of the Income Funds to discuss the solicitation materials and the terms of the Acquisition prior to voting on the Acquisition.
The special meetings will be held at 10:00 a.m., Eastern time, on      , 2000,
at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801. We, APF's management, and D.F. King & Co. intend to solicit actively your support for the Acquisition and would like to use the special meetings to answer questions about the Acquisition and the solicitation materials and to explain the reasons for the recommendation that you vote to approve the Acquisition. Costs of solicitation will be allocated as set forth in "The Acquisition--Acquisition Expenses." No person will receive compensation contingent upon solicitation of a favorable vote.

Required Vote and Other Conditions

   In order for APF to acquire your Income Fund, Limited Partners of your Income Fund holding greater than 50% of the outstanding units must approve the Acquisition and, with respect to Income Funds XI through XVI, approve the amendments to the Income Fund's partnership agreement. For a more detailed discussion relating to your Income Fund and whether any amendment is required, please review the accompanying supplement.

   Record Date and Outstanding Partnership Units. The record date is      ,
1999 for all Income Funds. As of June 30, 1999, the following number of units were held of record by the number of Limited Partners indicated below:

                                                                   Number of Units
                             Number of     Number of Units Held Required for Approval
Income Fund               Limited Partners      of Record          of Acquisition
-----------               ---------------- -------------------- ---------------------
CNL Income Fund, Ltd....       1,063                30,000               15,001
CNL Income Fund II,
 Ltd....................       2,205                50,000               25,001
CNL Income Fund III,
 Ltd....................       2,034                50,000               25,001
CNL Income Fund IV,
 Ltd....................       2,917                60,000               30,001
CNL Income Fund V, Ltd..       2,476                50,000               25,001
CNL Income Fund VI,
 Ltd....................       2,981                70,000               35,001
CNL Income Fund VII,
 Ltd....................       3,148            30,000,000           15,000,001
CNL Income Fund VIII,
 Ltd....................       3,429            35,000,000           17,500,001
CNL Income Fund IX,
 Ltd....................       3,393             3,500,000            1,750,001
CNL Income Fund X, Ltd..       3,521             4,000,000            2,000,001
CNL Income Fund XI,
 Ltd....................       3,190             4,000,000            2,000,001
CNL Income Fund XII,
 Ltd....................       3,453             4,500,000            2,250,001
CNL Income Fund XIII,
 Ltd....................       3,048             4,000,000            2,000,001
CNL Income Fund XIV,
 Ltd....................       3,009             4,500,000            2,250,001
CNL Income Fund XV,
 Ltd....................       2,705             4,000,000            2,000,001
CNL Income Fund XVI,
 Ltd....................       3,020             4,500,000            2,250,001

   You are entitled to one vote for each unit held. Accordingly, the number of units entitled to vote with respect to the Acquisition is equivalent to the number of units held of record at the record date.

   Investor Lists. Under Rule 14a-7 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, your Income Fund is required, upon your written request, to provide you with the following information:

  . a statement of the approximate number of Limited Partners in your Income
    Fund and

  . the estimated cost of mailing a proxy statement, form of proxy or other similar communication to your Income Fund's Limited Partners.

   In addition, you have the right, at our option, either (1) to have your Income Fund mail, at your expense, copies of any consent statement, consent form or other soliciting materials furnished by you to the other Limited Partners of your Income Fund or (2) to have the Income Fund deliver to you, within five business days of the receipt of the request, a reasonably current list of the names, addresses and units held by the Limited Partners of your Income Fund. The right to receive the list of Limited Partners is subject to your payment of the cost of mailing and duplication at a rate of $0.25 per page.

   Tabulation of Votes. A tabulation system administered by Corporate Election Services will tabulate the votes. Abstentions will be tabulated with respect to the Acquisition and related matters. Abstentions will have the effect of a vote against the Acquisition, as will the failure to return a consent form and broker nonvotes where a broker submits a consent but does not have authority to vote a Limited Partner's units on one or more matters.

   Revocability of Consent. You can change your vote at any time before your consent is voted at the special meeting. You can do this in three ways: first, you can send us a written statement that you would like to revoke your consent; second, you can send us a new consent form; or third, you can attend the special meeting and vote in person.

           SELECTED HISTORICAL FINANCIAL DATA OF APF AND SUBSIDIARIES

   The following table sets forth selected financial information for APF and subsidiaries, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of APF and Subsidiaries" and the financial statements included elsewhere in this consent solicitation. The share data and per share data in the table reflect a one-for-two reverse stock split effective as of June 3, 1999.

                                                                                                       May 2, 1994
                                                                                                         (Date of
                              Six Months Ended                                                          Inception)
                                  June 30,                       Year Ended December 31,                 through
                          ------------------------- -------------------------------------------------- December 31,
                              1999         1998         1998         1997         1996        1995         1994
                          ------------ ------------ ------------ ------------ ------------ ----------- ------------
                                 (unaudited)
Revenues................  $ 32,150,355 $ 17,629,078 $ 42,187,037 $ 19,457,933 $  6,206,684 $   659,131         --
Net earnings............    22,853,308   14,015,473   32,152,408   15,564,456    4,745,962     368,779         --
Cash distributions (1)..    28,476,150   15,992,806   39,449,149   16,854,297    5,436,072     638,618         --
Earnings per APF Share..          0.61         0.65         1.21         1.33         1.18        0.39         --
Cash distributions
 declared per APF
 Share..................          0.76         0.76         1.52         1.49         1.41        0.62         --
Weighted average number
 of APF Shares
 outstanding (2)........    37,347,883   21,583,217   26,648,219   11,711,934    4,035,835     949,175         --
                                  June 30,                                   December 31,
                          ------------------------- ---------------------------------------------------------------
                              1999         1998         1998         1997         1996        1995         1994
                          ------------ ------------ ------------ ------------ ------------ ----------- ------------
                                 (unaudited)
Total assets............  $822,225,342 $470,119,410 $680,352,013 $339,077,762 $134,825,048 $33,603,084   $929,585
Total stockholders'
 equity.................   655,201,826  456,518,346  660,810,286  321,638,101  122,867,427  31,980,648    200,000

--------

(1) Approximately 20%, 12%, 18%, 8%, 13% and 42% of cash distributions ($0.15, $0.09, $0.28, $0.11, $0.18 and $0.26 per APF Share) for the six months ended June 30, 1999 and 1998, and the years ended December 31, 1998, 1997, 1996 and 1995, respectively, represent a return of capital in accordance with generally accepted accounting principles, or GAAP. Cash distributions treated as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net earnings, including deductions for depreciation expenses, on a GAAP basis. For the period May 2, 1994 (date of inception) through December 31, 1994, APF did not make any cash distributions because operations had not commenced.
(2) The weighted average number of APF Shares outstanding for the year ended December 31, 1995 is based upon the period APF was operational.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
               AND RESULTS OF OPERATIONS OF APF AND SUBSIDIARIES

   The following discussion relates to APF's financial condition and results of operations as of June 30, 1999. Accordingly, it does not reflect the acquisition of the CNL Restaurant Businesses which occurred on September 1, 1999, as discussed on pages 128-131 of this consent solicitation.

   The following information, including, without limitation, the Year 2000 readiness disclosure and the quantitative and qualitative disclosures about market risk that are not historical facts, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements generally are characterized by the use of terms such as "believe," "expect" and "may." Although APF believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, APF's actual results could differ materially from those set forth in the forward-looking statements. Factors that might cause such a difference include:

  . changes in general economic conditions,

  . changes in real estate conditions,

  . availability of capital from borrowings under APF's credit facility,

  . the availability of other debt and equity financing alternatives,

  . increases in interest rates under APF's credit facility and under any additional variable rate debt arrangements that APF may enter into in the future,

  . the ability of APF to refinance amounts outstanding under its credit facility at maturity on terms favorable to APF,

  . the ability of APF to locate suitable tenants for its restaurant properties and borrowers for its mortgage loans, and

  . the ability of tenants and borrowers to make payments under their respective leases, secured equipment leases or mortgage loans and the ability of APF to re-lease properties that are currently vacant or that become vacant.

Given these uncertainties, readers are cautioned not to place undue reliance on such statements.

Overview

   APF provides real estate financing to operators of national and regional restaurant chains primarily through triple-net lease financing. As of June 30, 1999, APF had invested the $670 million it received from net offering proceeds from three separate public offerings of common stock along with proceeds from its credit facility, in 578 restaurant properties, diversified among 42 restaurant chains in 40 states.

   The financial results for the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997, and 1996 reflect the consolidated historical results of APF prior to the acquisition of the CNL Restaurant Businesses. During 1998, APF formed two wholly owned subsidiaries, which serve as the general partner and limited partner of a newly formed UPREIT, an operating partnership. As shown in the organizational chart below, APF expects eventually to place all restaurant properties currently owned by APF into the UPREIT and operate APF as a holding company which will conduct its business through this operating partnership called APF Partners, LP, or, as we have referred to it in this consent solicitation, the Operating Partnership. Upon listing the APF Shares with the NYSE, APF may use the Operating Partnership units, which mirror APF Shares and will be exchangeable into APF Shares on a one-for-one basis, as currency in acquisitions of restaurant properties in the future. APF's ability to acquire restaurant properties using Operating Partnership units may make acquisitions more attractive to potential sellers because under rules specified by the IRS the transactions may permit a tax deferral and would give the seller control over the timing of gain recognition and payment of federal income taxes. Management anticipates that the use of the Operating Partnership units will provide APF with additional acquisition opportunities.

   The following chart shows the structure of APF before the acquisitions of the CNL Restaurant Businesses and the Acquisition. As shown in the chart, APF had six direct qualified REIT subsidiaries:

 . CFA Acquisition Corporation, which was a shell corporation that merged into the Advisor on September 1, 1999.

 . CFS Acquisition Corporation, which was a shell corporation that merged into CNL Financial Services, Inc. on September 1, 1999.

 . CFC Acquisition Corporation, which was a shell corporation that merged into CNL Financial Corporation on September 1, 1999.

 .  CNL Financial GP Holding Corp., which serves as the general partner of CNL
   Financial Services, LP.

 .  CNL Financial Services, LP, which is a limited partnership into which CNL
   Financial Services, Inc. merged following the merger with CFS Acquisition Corp. described in the previous bullet.

 .  CNL APF GP Corp. which serves as the general partner of APF's Operating
   Partnership.

 .  CNL APF LP Corp. which serves as the limited partner of APF's Operating
   Partnership.

 . CNL APF Partners, L.P., APF's Operating Partnership, which, as previously described, is the entity through which APF conducts its business and is the entity into which any Income Funds approving the Acquisition will merge.

[MAC CHART]

Liquidity and Capital Resources

   APF was formed in May 1994 and since inception has completed three separate public offerings of shares of common stock, the last of which was completed in December 1998. As of June 30, 1999, APF had received aggregate proceeds from its three offerings of approximately $750 million. As of June 30, 1999, APF had invested the aggregate net offering proceeds along with proceeds from its credit facility to acquire 578 restaurant properties, to provide mortgage financing, to pay acquisition fees to the Advisor and to invest in franchised loan certificates.

   In March 1999, APF obtained a new unsecured revolving credit facility in an amount up to $200,000,000 with a group of commercial banks. APF uses the credit facility to acquire and develop properties and to fund mortgage loans and secured equipment leases. In conjunction with obtaining the credit facility, APF terminated and repaid the outstanding balance of approximately $12,600,000 under the previous line of credit. In June 1999, APF and its lenders amended the credit facility to increase the borrowing amount up to $300,000,000. The interest rate on advances under the credit facility is determined according to
(i) a tiered rate structure up to a maximum rate of 200 basis points above LIBOR based upon APF's overall leverage ratio or (ii) the lenders' prime rate plus 0.25%, whichever APF selects at the time of the advance. APF obtained advances of $151,437,245 under the credit facility during the six months ended June 30, 1999 and had an outstanding balance of $149,000,000 as of June 30, 1999. In connection with obtaining and amending the credit facility, APF incurred commitment fees, legal fees and closing costs of $3,548,744. As of June 30, 1999, $20,000,000 of the amounts advanced were subject to interest at a rate of eight percent per annum and the remaining $129,000,000 incurred interest at a rate of 6.71% per annum. Interest incurred on prime rate advances on the credit facility is payable monthly. LIBOR rate advances have interest payment periods of one, two, three or six months, with interest payable at the end of the selected period, except for six month loans, on which interest is payable at the end of three and six months. The principal balance on all advances, together with all unpaid interest, is due in full upon termination of the facility on June 9, 2002. The terms of the agreement for the credit facility include financial covenants that provide for the maintenance of specified financial ratios. APF was in compliance with all such covenants as of June 30, 1999.

   In June 1999, in connection with the amended credit facility, APF entered into a new interest rate swap agreement. The purpose of the interest rate swap agreement is to reduce the impact of changes in interest rates on its floating rate credit facility. The agreement effectively changes APF's interest rate exposure on a notional amount of approximately $75,000,000 of the outstanding floating rate credit facility to a fixed rate of 6.17% per annum, as of June 30, 1999. APF is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement; however, APF does not anticipate nonperformance by the counterparty as they maintain long-term credit ratings of "A" or better as rated by Moody's or Standard & Poors.

   The effective interest rate for the outstanding balance of $149,000,000 as of June 30, 1999 as a result of the impact of the interest rate swap in the amount of $75,000,000 was 7.49% per annum.

   Under interest rate swaps, APF agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. The table represents the notional amounts and expected interest rates that exist by contractual dates; the notional amount is used to calculate the contractual payments to be exchanged under the contract. The variable rates are estimated based on implied forward rates in the yield curve at the reporting date.

                                             2000         2001         2002
                                          -----------  -----------  -----------
   Notional Amount....................... $75,000,000  $75,000,000  $75,000,000
   Average Pay Rate......................        6.17%        6.17%        6.17%
   Average Receive Rate..................        5.93%        6.32%        6.42%

   Subsequent to June 30, 1999, APF obtained additional advances under its credit facility described above, to acquire additional restaurant properties, to pay acquisition fees to the Advisor and to reimburse the Advisor for acquisition expenses.

   At June 30, 1999 and December 31, 1998, APF had $20.8 million and $125.2 million, respectively, invested in short-term investments, including a certificate of deposit in the amount of $2 million. The decrease in the amount invested in short-term investments is primarily attributable to the purchase of restaurant properties during the six months ended June 30, 1999.

   APF expects to meet its short-term liquidity requirements, other than for acquisition and development of restaurant properties and investment in mortgage loans and secured equipment leases, through cash flow provided by operating activities. APF believes that cash flow provided by operating activities will be sufficient to fund normal recurring operating expenses, regular debt service requirements and distributions to stockholders. To the extent that APF's cash flow provided by operating activities is not sufficient to meet such short-term liquidity requirements, as a result, for example, of unforeseen expenses due to tenants defaulting under the terms of their lease agreements, APF will use borrowings under its credit facility.

   Due to the fact that APF leases its restaurant properties on a triple-net basis, meaning that tenants are generally required to pay all repairs and maintenance, property taxes, insurance and utilities, management does not believe that working capital reserves are necessary at this time. Management believes that the restaurant properties are adequately covered by insurance. In addition, the Advisor has obtained contingent liability and property coverage for APF. This insurance policy is intended to reduce APF's exposure in the unlikely event a tenant's insurance policy lapses or is insufficient to cover a claim relating to a restaurant property.

   APF expects to meet its other short-term liquidity requirements, including property acquisition and development and investment in mortgage loans and secured equipment leases, with additional advances under its credit facility. In addition, if APF's common stock is listed on the NYSE or another national securities exchange or over-the-counter market, APF may obtain additional unsecured or secured financing.

   APF expects to meet its long-term liquidity requirements through short or long-term, unsecured or secured debt financing or equity financing. As of June 30, 1999, APF's only long-term liquidity requirement is the maturity of its credit facility in June 2002.

   During the six months ended June 30, 1999 and 1998, and the years ended December 31, 1998, 1997 and 1996, APF generated cash from operations of $28.3 million, $16.6 million, $39.1 million, $17.1 million and $5.5 million, respectively. Based primarily on cash from operations, APF declared and paid distributions to its stockholders of $28.5 million, $16.0 million, $39.4 million, $16.9 million and $5.4 million, during the six months ended June 30, 1999 and 1998, and the years ended December 31, 1998, 1997 and 1996, respectively. For the six months ended June 30, 1999 and 1998, and for the years ended December 31, 1998, 1997 and 1996, approximately 20%, 12%, 18%, 8% and 13%, respectively, of the distributions received by stockholders represented a return of capital in accordance with GAAP. Cash distributions treated as a return of capital on a GAAP basis represent the amount of cash distributions in excess of a accumulated net earnings, including deductions for depreciation expenses, on a GAAP basis. Management anticipates that cash generated from operations will be sufficient to meet operating requirements and provide the level of stockholder distributions required to maintain APF's status as a REIT.

   During the six months ended June 30, 1999, APF entered into agreements to acquire (1) the Advisor, (2) CNL Financial Corp. and CNL Financial Services, Inc., and (3) the Income Funds. In connection therewith, APF agreed to issue 6,150,000 APF Shares for the CNL Restaurant Businesses and up to 27,343,243 APF Shares for the Income Funds. The acquisition of each Income Fund is contingent upon the following closing conditions: listing of the APF Shares on the NYSE, approval by APF's stockholders to increase the number of authorized shares of common stock, approval by a majority of the outstanding units held by Limited Partners of such Income Fund and the issuance of a new fairness opinion by Merrill Lynch if fewer than all of the Income Funds are acquired.

   On May 11, 1999, four Limited Partners in several Income Funds served a lawsuit against us and APF in connection with the proposed Acquisition of the Income Funds. The plaintiffs are alleging that we breached our fiduciary duties and violated provisions of the Income Fund partnership agreements in connection with the proposed Acquisition of the Income Funds by APF. The plaintiffs are seeking unspecified damages and equitable relief. We and management of APF believe that the lawsuit is without merit and intend to defend vigorously against such claims. On July 8, 1999, the plaintiffs filed an amended complaint which includes allegations of aiding and abetting and conspiring to breach fiduciary duties, negligence and breach of duty of good faith against the individual defendants and seeks additional equitable relief. The amended complaint also added three additional plaintiffs. In addition, on June 22, 1999, a Limited Partner of several Income Funds served a lawsuit against us and APF alleging that we breached our fiduciary duties and that APF aided and abetted our breach of fiduciary duties in connection with the Acquisition. The plaintiff is seeking unspecified damages and equitable relief. We and the management of APF believe that the lawsuit is without merit and intend to defend vigorously against such claims.

Results of Operations

 Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998

   APF's revenues increased 82% for the six months ended June 30, 1999 as compared to the same period in 1998. Revenues increased $14.5 million primarily as a result of the acquisition of restaurant properties and funding of mortgage loans totalling $213 million during the six months ended June 30, 1999, compared to $102 million for the same period in 1998. APF continues to focus on providing net-lease and mortgage financing to restaurant chains and top franchisees of restaurant chains. As of June 30, 1999, approximately 94% of APF's tenants were either the franchisor or top franchisee in a particular chain based on sales. Weighted average base lease rates and mortgage rates on the new investments were 9.73% for the six months ended June 30, 1999 as compared to 10.18% for the corresponding period in 1998. APF's growth has resulted in increased chain diversification as APF's tenants and borrowers include 47 restaurant chains compared to 35 at June 30, 1998. In addition, APF's restaurant properties are geographically dispersed among 41 states at June 30, 1999, versus 37 states at June 30, 1998.

   In October 1998, Boston Chicken, Inc. and its affiliates, which lease 27 Boston Market restaurant properties from APF, filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. Two additional Boston Market operators, which lease three additional Boston Market restaurant properties from APF, also filed voluntary petitions for bankruptcy protection. As a result of these bankruptcy filings, the tenants have the legal right to either reject or affirm one or more of their leases with APF. As of December 31, 1998, the tenants had closed 13 properties, had rejected 12 of the related leases and had continued making rental payments on the restaurant property that had been closed but whose lease had not been rejected. The rejected leases accounted for approximately three percent of APF's rental, earned and interest income for the year ended December 31, 1998. During the six months ended June 30, 1999, APF re-leased four of the restaurant properties to new tenants. In each of April and August 1999, APF sold one of the restaurant properties to a third party, as described above, and reinvested the net sales proceeds in additional restaurant properties. In April 1999, one of the Boston Market tenants who had filed for bankruptcy during 1998, rejected the lease of an additional restaurant property. As of August 11, 1999, of the 28 restaurant properties remaining in APF's portfolio relating to these tenants, excluding the two restaurant properties sold in 1999, described above, four restaurant properties had been re-leased to new tenants, as described above, seven restaurant properties had been rejected, ceased making rental payments to APF and remained vacant, and 17 restaurant properties, including the restaurant property that was closed in October 1998 but has not been rejected, have continued to receive rental payments in accordance with their lease agreements. While the tenants have not rejected or affirmed the remaining 17 leases, there can be no assurance that some or all of these leases will not be rejected in the future. The lost revenues resulting from the seven vacant restaurant properties remaining in the portfolio whose leases were rejected and the possible rejection of the remaining 17 leases could have an adverse effect on the liquidity and results of operations of APF, if APF is unable to re-lease the restaurant properties in a timely manner. Currently, APF is actively marketing the seven restaurant properties with rejected leases to existing and prospective clients and local and regional restaurant operators.

   During the six months ended June 30, 1999, one of APF's lessees, S & A Restaurant Properties Corporation, contributed more than 10% of APF's total rental, earned, investment and interest income relating to its restaurant properties, mortgage loans, secured equipment leases and franchised loan certificates. In the event that any lessee, borrower or restaurant chain contributes more than 10% of APF's rental, earned, investment and interest income in future years, any failure of such lessees, borrowers or restaurant chains could materially affect APF's income.

   Operating expenses, including depreciation and amortization, increased to $8.6 million for the six months ended June 30, 1999 compared to $3.6 million for the six months ended June 30, 1998. The increase in expenses was a function of a larger restaurant property portfolio.

   Approximately 89% of APF's leases provide an option that allows the tenant to purchase the property pursuant to a defined formula. Approximately 12% of these purchase options are currently exercisable. Generally, the purchase options are exercisable at the greater of fair market value or 120% of the cost of the restaurant property. APF does not expect the exercise, if any, of purchase options to be significant.

 The Years Ended December 31, 1998, 1997 and 1996

   As of December 31, 1998, net proceeds to APF from its three offerings and capital contributions, after deduction of stock issuance costs, totalled $670.3 million. As of December 31, 1998, APF had invested or committed for investment approximately $549.9 million of the net offering proceeds in 409 restaurant properties, and to provide mortgage financing to pay acquisition fees to the Advisor and to invest in franchised loan certificates.

   APF's revenues and net earnings increased over the three year period. Revenues increased to $42.2 million for the year ended December 31, 1998 from $19.5 million and $6.2 million for the years ended December 31, 1997 and 1996, respectively. The increase was primarily a result of increased acquisition of restaurant properties and funding of mortgage loans totalling $276.9 million during the year ended December 31, 1998, compared to $179.1 million and $68.9 million for 1997 and 1996, respectively. At December 31, 1998, approximately 88% of APF's tenants were either the franchisor or top franchisee in a particular restaurant chain based on sales. Weighted average base lease rates and mortgage rates on the new investments were 9.90% in 1998 as compared to 10.68% and 11.07% in 1997 and 1996, respectively. APF's growth has resulted in increased restaurant chain and geographic diversification. APF's tenants and borrowers include 38 restaurant chains at December 31, 1998 compared to 29 at December 31, 1997 and 13 at December 31, 1996. In addition, APF's restaurants were dispersed among 38 states at December 31, 1998 versus 35 at December 31, 1997 and 20 at December 31, 1996.

   The increase in investment and interest income to $5.9 million for the year ended December 31, 1998 compared to $1.9 million and $773,404 during 1997 and 1996, respectively, was primarily a result of higher cash and cash equivalent balances pending investment in restaurant properties and mortgage loans. APF's weighted average cash and cash equivalents balance for 1998 was $103.5 million compared to $42.1 million and $17.8 million in 1997 and 1996, respectively. This increased cash balance resulted from equity proceeds of $385.5 million raised during 1998 compared to $222.5 million in 1997 and $100.8 million in 1996. As a result of using all remaining net offering proceeds, during the quarter ended March 31, 1999, to acquire properties and fund mortgage loans, interest income it expected to decrease in future years.

   During 1998, one of APF's lessees, Foodmaker, Inc., contributed more than 10% of APF's total rental, earned income, investment and interest income relating to its restaurant properties, mortgage loans, secured equipment leases and franchise loan certificates. Foodmaker operates and franchises Jack in the Box restaurants. In addition, two restaurant chains, Golden Corral Family Steakhouse Restaurants and Jack in the Box, each accounted for more than 10% of APF's total rental, earned, investment and interest income relating to restaurant properties, mortgage loans, secured equipment leases and franchise loan certificates. In the event that any lessee, borrower or restaurant chain contributes more than 10% of APF's rental, earned income, investment and interest income in future years, any failure of such lessees, borrowers or restaurant chains could materially affect APF's income.

   Operating expenses, including depreciation and amortization, increased to $9.4 million during 1998 from $3.9 million in 1997 and $1.4 million in 1996. The increase in expenses was a function of a larger portfolio. Total assets increased to $680 million at December 31, 1998 from $339 million at December 31, 1997 and $135 million at December 31, 1996.

Year 2000 Readiness Disclosure

Overview of Year 2000 Problem

   The Year 2000 problem concerns the inability of information and non-information technology systems to properly recognize and process date sensitive information beyond January 1, 2000. The failure to accurately recognize the Year 2000 could result in a variety of problems from data miscalculations to the failure of entire systems.

Information and Non-Information Technology Systems

   The information technology system of APF consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. The non-information technology systems of the company are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. APF has no internally generated programmed software coding to correct, because substantially all of the software utilized by APF is purchased or licensed from external providers. The maintenance of non-information technology systems at APF's properties is the responsibility of the tenants of the properties in accordance with the terms of the APF's leases.

The Y2K Team

   In early 1998, APF and its affiliates formed a Year 2000 team for the purpose of identifying, understanding and addressing the various issues associated with the Year 2000 problem. The Y2K Team consists of representatives from senior management, information systems, telecommunications, legal, office management, accounting and property management.

Assessing Year 2000 Readiness

   The Y2K Team's initial step in assessing Year 2000 readiness consists of identifying any systems that are date-sensitive and, accordingly, could have potential Year 2000 problems. The Y2K Team has conducted inspections, interviews and tests to identify which of APF's systems could have a potential Year 2000 problem.

   The information system of APF is comprised of hardware and software applications from mainstream suppliers. Accordingly, the Y2K Team has contacted and is evaluating documentation from the respective vendors and manufacturers to verify the Year 2000 compliance of their products. The Y2K Team has also requested and is evaluating documentation from the non-information technology systems providers of APF.

   In addition, the Y2K Team has requested and is evaluating documentation from other companies with which APF has material third party relationships. These third parties, in addition to the providers of information and non-information technology systems, consist of APF's transfer agent and financial institutions. APF depends on its transfer agent to maintain and track investor information and its financial institutions for availability of cash. As of September 15, 1999, the Y2K Team had received responses from approximately 60% of the third parties. All of the responses were in writing. Of the third parties responding, all indicated that they are currently Year 2000 compliant or will be Year 2000 compliant prior to the Year 2000.

Although the Y2K Team continues to receive positive responses from the companies with which APF has third party relationships regarding their Year 2000 compliance, APF cannot be assured that the third parties have adequately considered the impact of the Year 2000.

   In addition, the Y2K Team has requested documentation from APF's tenants and borrowers. The Y2K Team is in the process of evaluating the responses and expects to complete this process by October 31, 1999. APF has also instituted a policy of requiring all new tenants and borrowers to indicate that their systems are Year 2000 compliant or are expected to be Year 2000 compliant prior to the Year 2000.

 Achieving Year 2000 Compliance

   The Y2K Team has identified and completed upgrades of hardware equipment that was not Y2K compliant. In addition, the Y2K Team has identified and completed upgrades of software applications that were not Year 2000 compliant, although, APF cannot be assured that the upgrade solutions provided by the vendors have addressed all possible Year 2000 issues.

   As of September 15, 1999, the cost to APF for these upgrades and other remedial measures was approximately $5,000. All of this amount was incurred by CNL Fund Advisors, Inc. prior to its acquisition by APF. The Y2K Team does not expect that APF will incur any additional costs in achieving Year 2000 compliance. APF does not expect the aggregate cost of the Year 2000 remedial measures to have a material impact on its results of operations.

 Assessing the Risks to APF of Non-Compliance and Developing Contingency Plans

  Risk of Failure of Information and Non-Information Technology Systems Used by APF

   The Y2K Team believes that the reasonably likely worst case scenario with regard to the information and non-information technology systems used by APF is the failure of one or more of these systems as a result of Year 2000 problems. Because APF's major source of income is rental payments under long-term triple-net leases and loan payments under mortgage loans and secured equipment leases, any failure of information or non-information technology systems used by APF is not expected to have a material impact on APF's results of operations. Even if such systems failed, the payments under APF's leases, mortgage loans and secured equipment leases would not be affected. In addition, the Y2K Team is expected to correct any Year 2000 problems within its control before the Year 2000.

   The Y2K Team has determined that a contingency plan to address this risk is not necessary at this time. However, if the Y2K Team identifies additional risks associated with the Year 2000 compliance of the information or non-information technology systems used by APF or if the progress of the Y2K Team in remediating Year 2000 problems with such systems deviates from the anticipated timeline, the Y2K Team will develop a contingency plan if deemed necessary at that time.

  Risk of Inability of Transfer Agent to Accurately Maintain APF's Records

   The Y2K Team believes that the reasonably likely worst case scenario with regard to APF's transfer agent is that the transfer agent will fail to achieve Year 2000 compliance of its systems and will not be able to accurately maintain the records of APF. This could result in the inability of APF to accurately identify its stockholders for purposes of distributions, delivery of disclosure materials and transfers of common stock. The Y2K Team has received certification from APF's transfer agent of its Year 2000 compliance. Despite the positive response from the transfer agent, APF cannot be assured that the transfer agent has addressed all possible Year 2000 issues.

   The Y2K Team has developed a contingency plan pursuant to which APF would maintain its stockholders records manually, in the event that the systems of the transfer agent are not Year 2000 compliant. APF would have to allocate resources to internally perform the functions of the transfer agent. APF does not anticipate that the additional cost of these resources would have a material impact on its results of operations.

 Risk of Loss of Short-Term Liquidity from Failure of Financial Institutions to Achieve Year 2000 Compliance

   The Y2K Team believes that the reasonably likely worst case scenario with regard to APF's financial institutions is that some or all of APF's funds on deposit with such financial institutions may be temporarily unavailable. The Y2K Team has received responses from 93% of APF's financial institutions indicating that their systems are currently Year 2000 compliant. Despite the positive responses from the financial institutions, APF cannot be assured that the financial institutions have addressed all possible Year 2000 issues. The loss of short-term liquidity could affect APF's ability to pay its expenses on a current basis. APF does not anticipate that a loss of short-term liquidity would have a material impact on its results of operations.

   Based upon the responses received from APF's financial institutions and the inability of the Y2K Team to identify a suitable alternative for the deposit of funds that is not subject to potential Year 2000 problems, the Y2K Team has determined not to develop a contingency plan to address this risk.

 Risks of Late Payment or Non-Payment by Tenants and Borrowers

   The Y2K Team believes that the reasonably likely worst case scenario with regard to the tenants under the APF's leases and the borrowers under APF's mortgage loans and secured equipment leases is that some of the tenants or borrowers may make payments late as the result of the failure of the tenants or borrowers to achieve Year 2000 compliance of their systems used in the payment of rent, the failure of the tenants' or borrowers' financial institutions to achieve Year 2000 compliance, or the temporary disruption of the tenants' or borrowers' businesses. The Y2K Team is in the process of requesting responses from APF's tenants and borrowers indicating the extent to which their systems are currently Year 2000 compliant or are expected to be Year 2000 compliant prior to the Year 2000. APF cannot be assured that the tenants and borrowers have addressed all possible Year 2000 issues. The late payment by one or more tenants or borrowers would affect APF's results of operations in the short-term. APF is not able to estimate the impact of late payments on its results of operations.

   The Y2K Team is also aware of predictions that the Year 2000 problem, if uncorrected, may result in a global economic crisis. The Y2K Team is not able to determine if such predictions are true. A widespread disruption of the economy could affect the ability of APF's tenants and borrowers to make rental and loan payments and, accordingly, could have a material impact on APF's results of operations.

   Because rental and loan payments are under the control of APF's tenants and borrowers, the Y2K Team is not able to develop a contingency plan to address these risks. In the event of late payment or non-payment of rental or loan payments, APF will assess the remedies available to it under its lease agreements and loan agreements.

Quantitative and Qualitative Disclosures About Market Risk

   APF has provided fixed rate mortgage loans and equipment financing to borrowers. APF has also invested in franchised loan certificates with fixed and adjustable rates. Management believes that the estimated fair value of the mortgage loans, equipment financing and franchised loan certificates at June 30, 1999 approximated the outstanding principal amounts. APF is exposed to equity loss in the event of changes in interest rates. The following table presents the expected cash flows of principal that are sensitive to these changes as of June 30, 1999:

                                        Mortgage and
                                       equipment notes       Certificates
                                       --------------- -------------------------
                                                         Fixed
                                         Fixed Rates     Rates    Floating Rates
                                       --------------- ---------- --------------
1999..................................   $24,229,880   $        0   $        0
2000..................................     6,198,852            0            0
2001..................................     2,543,741            0            0
2002..................................     2,814,822            0            0
2003..................................     3,188,208            0            0
Thereafter............................    23,194,739    9,514,215    6,568,839
                                         -----------   ----------   ----------
                                         $62,170,242   $9,514,215   $6,568,839
                                         ===========   ==========   ==========

   A discussion of the interest rate risk associated with APF's interest rate swap agreements, is included under "Liquidity and Capital Resources."

Future Business Plans

   Subsequent to consummating the Acquisition, APF anticipates further increasing its line of credit to fund future growth. APF's unsecured revolving loan facility will be used as a warehousing line until a sufficiently large volume of investments is accumulated to warrant the issuance of equity securities or additional unsecured or secured financing.

   Assuming the Acquisition is completed in the first quarter of 2000, APF anticipates a public offering of APF Shares either contemporaneously with or shortly after completing the Acquisition. Management is unable to estimate the size or exact timing of that offering but estimates it to be in the range of $200 million to $300 million. In addition, as a result of the acquisition of the CNL Restaurant Businesses on September 1, 1999, APF has credit facilities with third parties representing aggregate borrowing capacity of $700 million, which will serve as APF's primary warehouse facilities for mortgage loans prior to securitization. This facility will permit APF to sell loans on a regular basis to a trust at an agreed upon advance rate. APF will act as the servicer for such loans following the sale to the trust. APF believes that the combination of equity financing, conduit facilities, secured financing, unsecured revolving credit facility and cash flow from operations will adequately provide the necessary financing for APF through the year 2000.

   APF expects to periodically securitize mortgage loans by issuing classes of trust certificates. Periodic securitization is an effective method for accessing capital and reducing debt on APF's balance sheet, and makes APF less dependent on the equity markets. APF anticipates holding non-related classes of the securitizations that management believes will enhance APF's return on capital. APF expects to use financial instruments to hedge against fluctuations in interest rate risk, as described above in "Risk Factors."

                                 APF'S BUSINESS

                                    General

Overview

   APF is a real estate investment trust that provides a full range of financial, development, advisory and other real estate services to operators of national and regional restaurant chains. Unlike a number of its competitors, APF has positioned itself in the restaurant industry as a provider of a complete range of restaurant financing options and development services. APF's ability to offer complete "turn-key," build-to-suit development services, from site selection to construction management, together with its ability to provide its clients with financing options, such as triple-net leasing, mortgage loans and secured equipment financing, makes APF a preferred provider for all the real estate related business needs of operators of national and regional restaurant chains. Relying on APF's senior management team, which has an average of more than 17 years of experience in the real estate and financial services industries, permits the restaurant chain or restaurant chain operator to focus on its core business objectives of operating its restaurant business while avoiding the distractions associated with the acquisition, construction, development and financing of additional restaurant properties. Throughout their years in the real estate and financial services industries, APF's management has entered into contractual, business relationships with national restaurant chains, such as, Applebee's, Arby's, Bennigan's(R), Black-eyed Pea, Burger King(R), Chevy's Fresh Mex, Darryl's, Denny's, Golden Corral, Ground Round, Houlihan's, Jack in the Box, KFC, Pizza Hut, Ruby Tuesday's, Steak and Ale(R) Restaurant, Taco Bell, T.G.I. Friday's and Wendy's, and with operators of national and regional restaurant chains such as S&A Restaurant Corporation, Foodmaker, Inc., Golden Corral Corporation, IHOP, and Chevy's, Inc.

   Since APF's inception in 1994 through June 1999, APF raised approximately $750 million in three public offerings, the net proceeds of which have been used to acquire restaurant properties and to make mortgage loans. As of June 30, 1999 and assuming the completion of the acquisition of the CNL Restaurant Businesses as described on page 128, APF's portfolio consisted of investments in 1,192 restaurant properties. Of these restaurant properties APF has provided triple-net lease financing and/or mortgage financing on 904 restaurant properties, and holds a securitized mortgage interest in 288 properties. APF also had secured equipment leases on the equipment, such as kitchen and dining room fixtures and food preparation appliances directly related to the restaurant property, on approximately 7% of these restaurant properties as of June 30, 1999. Generally, the real estate owned by APF consists of land and buildings.

   During 1999, APF increased its financing and development capabilities and became a full-service restaurant REIT by acquiring the CNL Restaurant Businesses. In its determination of whether APF should acquire the CNL Restaurant Businesses, APF's Board of Directors considered the longstanding working relationships that APF had with the management and personnel of the CNL Restaurant Businesses and concluded that such a relationship would permit APF to integrate efficiently into its corporate structure the services offered by the CNL Restaurant Businesses.

   Through triple-net leases and mortgage loans on restaurant properties, APF endeavors to structure its real estate investments in a manner that permits it to provide its stockholders with a stable annual return on their investment. APF's portfolio is diversified geographically, by restaurant chain, restaurant chain operator and investment type, with more than 45 restaurant chains and more than 100 operators of national and regional restaurant chains in 47 states as of June 30, 1999. APF's restaurant property portfolio includes national and regional brands that are leased to restaurant chain operators on a long-term triple-net lease basis, typically for 15 to 20 years. APF's current portfolio of triple-net leases has an average remaining lease term of 16 years, and its current portfolio of mortgage loans has an average remaining loan term of approximately 16 years.

   APF's address and telephone number are CNL Center at City Commons, 450 South Orange Street, Orlando, Florida 32801, (407) 540-2000.

Business Objectives and Strategies

   APF seeks to enhance its financial position and increase results of operations by pursuing the following business objectives and strategies:

   Providing a full range of real estate development and financing services to operators of national and regional restaurant chains. APF is structured as a "one-stop shop" for real estate services and financial products that allows the operators of national and regional restaurant chains to concentrate on their core business of operating restaurants. APF provides operators of national and regional restaurant chains with a variety of financing options such as triple-net leasing, mortgage financing and secured equipment financing. APF also provides restaurant property development services such as site selection, due diligence, construction management and build-to-suit development to operators of national and regional restaurant chains. APF seeks to be perceived by operators of national and regional restaurant chains as a long-term business partner that provides all of their real estate financing and development needs.

   APF also has entered into a ten-year contractual agreement with CNL Advisory Services, Inc., an affiliate of CNL Group, Inc. that provides financial advisory services to restaurant property purchasers. Pursuant to the contract, APF has the right to provide financing for restaurant properties where CNL Advisory Services has been retained by a restaurant property purchaser. APF believes this arrangement provides APF with enhanced financing opportunities. The agreement also provides that CNL Advisory Services will use its best efforts to ensure that APF is given the opportunity to compete for financing of restaurant acquisitions where CNL Advisory Services is engaged to provide financial advisory services to a restaurant property seller. In addition, CNL Advisory Services is required to pay APF an origination fee equal to 10% of all fees it receives in conjunction with any restaurant advisory engagement.

   Focusing on strong, recognized brand name operators of national and regional restaurant chains. APF believes that one of the reasons for its success has been its focus on servicing operators of national and regional restaurant chains. As of June 30, 1999, approximately 94% of APF's tenants were either the franchisor or top franchisee based on sales of the particular restaurant chain. APF's management believes that, due to the continuing consolidation of the national and regional restaurant chain industry, it has additional growth opportunities through the financing of restaurant chains' acquisitions and development. APF's focus on operators of national and regional restaurant chains also reduces its exposure to risks such as tenant defaults. In addition to being better capitalized and more diversified, an operator of a large restaurant chain of numerous restaurants is better equipped than an operator of a small restaurant chain to absorb the financial repercussions of an unprofitable or underperforming restaurant and is more likely than smaller restaurant chain operators to remain financially reliable and to adhere to their contractual obligations to APF, whether for a lease, a mortgage or a secured equipment loan.

   Structuring for long-term, stable cash flows. APF's restaurant properties are generally leased on a long-term basis, generally 15 to 20 years, and are structured as triple-net leases through which the tenant bears responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes, insurance and roof and structural repairs. Further, APF acquires restaurant properties that are subject to an existing lease which reduces the risks inherent in initial leasing. These factors combine to yield stable cash flows for APF's restaurant property investments.

   APF's mortgage loans are similarly structured to provide consistent returns. The mortgage loans are normally structured with a 15 to 20 year base term and bear interest at a targeted premium over the prevailing treasury bond rate. The mortgage loans contain strict operating covenants, including a requirement to maintain a fixed charge coverage ratio of 1.20 and a prohibition on the borrower to own an interest in or operate any other restaurant in the same chain within a three-mile radius of the property, and are fully amortizing. In addition, the borrower may not amend their organizational documents or any management agreement of the property without prior written consent of APF. The fixed charge coverage ratio is calculated by adding EBITDA and the rent obligation, and dividing that total by the debt service plus the rent obligation. Therefore, in order to have a fixed charge coverage ratio of 1.20, a borrower must have $1.20 in EBITDA plus the rent obligation, for every $1.00 of debt service plus the rent obligation. A borrower's failure to meet its fixed charge coverage ratio is a technical default, but not a payment default. If such failure occurs, APF may determine whether or not to place the borrower in default and pursue remedies provided in the mortgage loan agreement. APF will often modify the frequency with which the borrower is monitored, or adjust the covenants in the loan, rather than declare the borrower to be in default.

   Maintaining high-quality acquisition and development pipelines. As a one-stop shop for operators of national and regional restaurant chains, APF is able to tailor its services, ranging from turn-key, build-to-suit development to mortgage financing, to provide exactly the real estate services that its clients need. This range of services has allowed APF to develop strategic relationships with operators of national and regional restaurant chains that, in turn, lead to a steady pipeline of restaurant property acquisitions and development opportunities. APF's pipeline for restaurant property financing includes a combination of new construction, refinancing by operators of their existing restaurant properties or portfolios and purchasing existing triple-net leased restaurant properties. APF's current financing commitments with operators of national and regional restaurant chains either through triple-net lease financing or mortgage loan financing are $441 million.

   Applying proven underwriting standards. APF performs extensive due diligence before investing in a restaurant property and applies strict conservative underwriting criteria to all potential acquisitions and financings. APF evaluates factors such as restaurant-level profitability, restaurant chain operator experience, the position of the restaurant chain in the industry overall, local market conditions, fixed charge coverage ratios, underlying property value, physical condition of the restaurant property and environmental considerations. APF also evaluates the financial strength of the tenant, borrower, if different from the tenant, and, if applicable, guarantor to assess the availability of alternate sources of payment in the event that a tenant or borrower defaults on its obligations to APF. APF's investments generally have full tenant or borrower recourse, and many of APF's leases and mortgage loans also have terms that give APF recourse to guarantors who are owners or affiliates of the tenant or borrower.

   Maintaining diversification. As of June 30, 1999 and assuming the acquisition of the CNL Restaurant Businesses, APF's real estate investments are comprised of 1,192 restaurant properties which are diversified geographically, by restaurant chain, restaurant chain operator and investment type. APF's management has focused on diversifying APF's investments to mitigate risk and impact returns positively through the following methods:

       Geographic Diversification. APF's restaurant property portfolio is geographically diverse with investments in restaurant properties located in 47 states as of June 30, 1999.

       Restaurant Chain Diversification. APF's portfolio contains restaurant properties operated by many different restaurant chains. As of June 30, 1999, APF had investments in more than 45 restaurant chains. Major restaurant chains included in the portfolio are Applebee's, Arby's, Bennigan's(R), Black-eyed Pea, Burger King(R), Chevy's Fresh Mex, Darryl's, Denny's, Golden Corral, Ground Round, Houlihan's, Jack in the Box, KFC, Pizza Hut, Ruby Tuesday's, Steak and Ale(R), Taco Bell, T.G.I. Friday's and Wendy's.

       Restaurant Chain Operator Diversification. APF focuses its investments in restaurant properties operated by top franchisors and franchisees of national brands in the restaurant chain industry. As of June 30, 1999, approximately 94% of APF's tenants were the franchisor or top franchisee based on sales of the particular restaurant chain.

       Investment Type Diversification. APF further diversifies its risk profile by offering a variety of financial services to its operators of national and regional restaurant chains including triple-net lease financing, mortgage financing and secured equipment financing.

   Managing and Monitoring Investments. APF, through its asset management group, actively manages its restaurant property portfolio and administers its investments. APF monitors property level issues including restaurant sales, real estate taxes, assessments and insurance payments and actively analyzes diversification, reviews tenant/borrower financial statements and restructures investments in the case of underperforming and non-performing investments. APF believes that the active management of its investments is responsible, in large part, for the high tenant occupancy rate for the restaurant properties. As of June 30, 1999, APF's restaurant properties were approximately 98% leased.

   Maintaining a conservative capital structure. With regard to incurring debt, APF's objective, set by its Board of Directors, is to maintain a debt-to-total assets ratio of less than 45%. As of June 30, 1999 and assuming the acquisition of the CNL Restaurant Businesses as of that date, APF's debt to total assets ratio was approximately 36%. APF believes that its lack of substantial indebtedness combined with its predictable cash flows will permit it to continue to procure attractive debt and equity financing.

Competitive Advantages

   APF believes it will have competitive advantages that will enable it to be selective with respect to real estate investment opportunities. These advantages, listed below, will enable APF to meet its investment objectives of stockholder distributions, growth and enhanced stockholder value.

  . Size. APF believes that its large capitalization will permit it to obtain capital from numerous sources at competitive rates.

  . Variety of Financing Options. Because APF has a modest amount of leverage, APF is in a favorable position to borrow funds at competitive rates to expand its portfolio while maintaining a conservative capital structure. APF's ability to borrow and to securitize its mortgage loans enables it to continue to acquire additional restaurant properties without the necessity of accessing the equity capital markets by selling additional capital stock and exposing current stockholders to potential dilution. Also, APF's UPREIT structure with the Operating Partnership provides it with additional potential access to capital through the sale of the Operating Partnership's units.

  . Established Relationships with Clients. Through its acquisition of the CNL Restaurant Businesses, APF has enhanced its strong tenant relationships and contacts with potential future tenants and mortgage loan recipients. APF's management believes that its long-standing relationships with its clients gives APF the opportunity to provide additional restaurant property services and financial products to such clients for their future business needs.

  . Broad Array of Products and Services. Established in-house acquisition, development and financing capabilities provide APF with a competitive advantage over most other triple-net lessors and traditional real estate lenders that typically provide more limited scope of services to their prospective restaurant clients. APF believes that its ability to provide operators of national and regional restaurant chains with a variety of financing alternatives, site-selection and development services, as well as providing merger and acquisition advisory services through CNL Advisory Services, provides APF with a competitive advantage in the restaurant finance business.

  . Experienced Management. APF has developed a senior management team with an average of more than 17 years of experience in developing and operating restaurant properties and in the real estate and financial services industry. APF believes that its management has a specialized ability to invest in and manage restaurant real estate that will decrease investment risk and enhance stockholders' returns.

APF'S Recent Expansion of Services

   On September 1, 1999, APF increased its financing and development capabilities and became a full-service restaurant REIT by acquiring the CNL Restaurant Businesses, which are essentially all of the restaurant management, asset management, financing and development businesses conducted by affiliates of CNL Group, Inc. The acquisition of the CNL Restaurant Businesses allows APF to offer comprehensive restaurant property service functions to operators of national and regional restaurant chains.

   As discussed earlier, the CNL Restaurant Businesses consisted of CNL Fund Advisors, Inc., which managed APF's business, and the CNL Restaurant Financial Services Group, which originated mortgage loans to operators of national and regional restaurant chains comparable to the restaurant chains that are currently APF tenants. The CNL Restaurant Financial Services Group also "securitized" a portion of the mortgage loans originated and retained the servicing rights to such loans.

   As a result of the acquisition of the CNL Restaurant Businesses, APF now provides the following comprehensive restaurant property service functions to operators of national and regional restaurant chains:

  . Restaurant Acquisition, Development and Management Services. In its acquisition of the CNL Restaurant Businesses, APF acquired complete acquisition, development and in-house asset management functions by acquiring the Advisor. Because APF had no employees, the Advisor provided these functions on behalf of APF. APF now has responsibility for its day-to-day operations, including raising capital, investment analysis, acquisitions, due diligence, asset management, loan servicing and accounting services. APF also provides restaurant development services including site selection, construction management and build-to-suit development. As of June 30, 1999, APF was managing approximately 80 restaurant development projects. Having the ability to provide these service functions internally eliminates APF's obligation to pay fees to the Advisor and any perceived conflicts of interest that may arise from APF's transactions with the Advisor. We also believe that in-house acquisition, financing and development capability enhance APF's performance through increased control over functions that are important to the growth of its business.

   Investment analysts specializing in REITs in recent years have emphasized their strong preference for internally-advised REITs. These analysts suggest that the nature of the relationship between externally-advised REITs and their external advisors is susceptible to conflicts of interest, most of which can be avoided through self-administration. Of the 45 REITs that are traded on the NYSE and have an equity market capitalization of more than $1 billion, approximately 88% are internally-advised. Accordingly, we believe that investors and analysts will view APF's new, internally-advised structure more favorably.

   Historically, APF did not have a large enough asset base to provide the economies of scale needed to support efficiently the extensive general and administrative expenses of an in-house management team. APF's management believed that the efficiencies experienced by employing a third-party advisor would diminish as APF grew and expected that as APF grew it would be more cost effective to become internally-advised. APF believes that APF's asset base has grown sufficiently large to now support such an infrastructure efficiently.

  . Restaurant Financial Services. APF provides comprehensive financing options including real estate sale-leaseback financing, mortgage financing, construction financing and equipment financing to the restaurant industry. APF expanded its financing capabilities by acquiring the CNL Restaurant Financial Services Group, which made and serviced mortgage loans to operators of national and regional restaurant chains comparable to the operators of national and regional restaurant chains that currently are tenants of APF. In addition, the CNL Restaurant Financial Services Group "securitized" mortgage loans. A mortgage loan securitization involves raising capital by combining a group of mortgage loans into a pool, creating securities that are backed by the combined pool and then issuing those securities to investors. The CNL Restaurant Financial Services Group made loans and securitized them by selling them to a special purpose entity which is organized solely for the purpose of issuing certificates representing beneficial interests in the pool of mortgage loans. The CNL Restaurant Financial Services Group received the following from its securitization:

   (1) the net proceeds from the sale of the certificates;

   (2) income in the form of the "spread" or difference between the interest that is earned on the securitized mortgage loans, less transaction fees and expenses and any portfolio losses, and the interest earned on the certificates sold to third parties; and

   (3) fees for servicing mortgage loans that were securitized.

   Additionally, the CNL Restaurant Financial Services Group generally retained a subordinated interest in the mortgage loans, which because it is subordinated, generally bears interest at a higher rate than the mortgage loans as a whole. APF expects to continue these business practices. The acquisition of the CNL Restaurant Financial Services Group has provided a platform for the expansion of APF's existing financing capabilities to include such securitization transactions, which APF believes enables it to access more financing opportunities and, ultimately, to increase cash available to be distributed to its stockholders. APF believes securitization transactions may permit it to obtain additional capital with greater ease and at a lower cost at times when market conditions are not suitable for raising funds on economically attractive terms through the issuance of APF's equity or debt securities.

   APF estimates that a hypothetical one percentage point increase or decrease in long-term interest rates at December 31, 1998 would have impacted the mortgage loans and securitized mortgage interest that it holds and result in a change to net income of approximately 13%. This sensitivity analysis contains simplifying assumptions (for example, it does not consider the impact of prepayment risk or credit spread risk). Therefore, although it gives an indication of APF's exposure to interest rate changes at December 31, 1998, it is not intended to predict future results and APF's actual results will likely vary.

   In addition to enhancing APF's expertise in providing mortgage loans and establishing a platform from which to engage in securitization transactions, APF also acquired an existing mortgage loan portfolio, including the servicing rights of such portfolio and assumed the warehouse lines of credit of the CNL Restaurant Financial Services Group. As of June 30, 1999, the CNL Restaurant Financial Services Group had made $607 million in mortgage loans on 604 restaurant properties in 44 states and had securitized approximately $269 million of the $607 million of originated mortgage loans. Also as of that date, the CNL Restaurant Financial Services Group had signed commitments to originate an additional $194 million in mortgage loans.

   As consideration in its acquisition of the CNL Restaurant Businesses, APF paid 6.15 million APF Shares. Of the 6.15 million APF Shares issued, 1.0 million are held in escrow. The APF Shares held in escrow will be released to the former stockholders of the CNL Restaurant Businesses based on the value of restaurant properties acquired, mortgage loans made and development projects completed by APF during the "escrow term." The "escrow term" begins on the date the CNL Restaurant Businesses were acquired and ends a date that is 18 months after the APF Shares are listed on the NYSE. If APF fails, during the escrow term, to acquire restaurant properties, make mortgage loans and complete development projects of at least $750 million in the aggregate, all APF Shares remaining in the escrow at the end of the escrow term will be returned to APF, and the former stockholders of the CNL Restaurant Businesses will no longer have any rights to such APF Shares. APF's Board of Directors may, in its reasonable discretion, extend the escrow term for an additional six months following the escrow term if it reasonably believes that it is in APF's best interests to do so. In connection with the acquisition of the CNL Restaurant Businesses, Merrill Lynch, without regard to the escrow, has provided to APF an opinion that the aggregate consideration paid by APF for the CNL Restaurant Businesses was fair to APF from a financial point of view.

   APF also has entered into a strategic alliance with CNL Advisory Services, a wholly-owned subsidiary of CNL Group, Inc., which advises operators of national and regional restaurant chains on the merger and acquisition of restaurant businesses. Under the terms of the agreement, APF has the right of first refusal to provide financing for restaurant properties in connection with any merger or acquisition with respect to which CNL Advisory Services is providing advisory services. APF did not attempt to acquire CNL Advisory Services because the income generated by this company does not qualify under the gross income tests for a REIT for tax purposes. APF's management believes, however, that its agreement with CNL Advisory Services will generate additional financing opportunities for APF and further enhance its relationships with operators of national and regional restaurant chains.

   Because of APF's ability to offer a full range of financing opportunities to operators of national and regional restaurant chains, APF believes that the pool of targeted restaurant chain operators to which APF markets its financial products will increase. In addition, APF will be able to compete more effectively with other restaurant chain finance companies because of its ability to offer a full range of financial products and services to a restaurant chain operator.

Evaluation of Investment Opportunities

   Restaurant properties acquired by APF are undeveloped, newly constructed or existing restaurant properties. The average age of the buildings in APF's property portfolio is approximately 7 years. In addition, APF generally acquires restaurant properties for which there is an existing lease in order to avoid the risks inherent in initial leasing.

   In addition to acquiring restaurant properties, APF also provides mortgage loans to operators of national and regional restaurant chains. APF endeavors to structure the mortgage loans so that the returns are comparable to the returns that APF receives on its triple-net leases. To a lesser extent, APF offers secured equipment leases to operators of national and regional restaurant chains pursuant to which APF will finance, through direct financing leases or loans, the furniture, fixtures and equipment located at the restaurant properties. This service is traditionally provided as an accommodation to APF's tenants.

   APF evaluates each of its investment opportunities through the following departments:

  . Acquisitions. This department is responsible for originating new investments with, and maintaining relationships within, the restaurant chain industry. Through June 30, 1999 and assuming the acquisition of the CNL Restaurant Businesses, this group originated, for APF or other affiliates, a total of $2.1 billion in triple net-leases and mortgage loans in the restaurant chain industry. In analyzing potential restaurant property acquisitions and investments, APF carefully underwrites each aspect of the transaction, including the tenant or borrower, the real estate and the lease or mortgage loan, to satisfy the acquisition criteria and enhance the value of returns as described below.

        To seek creditworthy tenants and borrowers--Each potential tenant or borrower is subjected to an extensive evaluation of its credit, management, ranking in the industry, operating history and profitability. APF seeks clients who have established credit. APF may also seek a letter of credit or guaranty of lease or loan obligations from the tenant's or borrower's corporate parent providing additional financial security.

        To ensure economic benefits from the leases--Generally, clauses are included in the leases providing for increases in rent over the term of the leases. The increases are scheduled rental increases, a percentage of gross sales above a specific level or tied to indices such as the consumer price index.

        To obtain lease provisions that protect value--As appropriate, APF attempts to include provisions in its leases that require its consent for specified tenant activities or the satisfaction of specific operating tests. These provisions include, for example, operational and financial covenants, prohibitions on a change of control, and indemnification from the tenant against environmental and other contingent liabilities. These provisions enable APF to protect its investment from operational and financial changes that could impact the client's ability to satisfy its obligations or could reduce the value of the restaurant properties.

  . Underwriting. This department performs detailed underwriting of individual restaurant operators as well as restaurant chains. APF believes that its conservative underwriting has led to its historically low default and loss experience.

   APF's investment committee, which is comprised of senior management, functions as a separate and final step in the investment approval process. As part of the underwriting process, APF's investment committee independently evaluates each investment opportunity. As a transaction is structured, it is evaluated for its expected financial returns, creditworthiness of the tenant, the real estate characteristics, guarantors or other collateral, and the lease or mortgage loan terms. As one of the industry leaders in triple-net lease financing and mortgage loan origination, APF has proven systems in place to enable it to effectively underwrite tenant or borrower financings.

  . Development Services. This group provides a full range of real estate development services, including market evaluation, site selection, due diligence, construction management and turn-key, build-to-suit development. The development services group provides APF with a pipeline of restaurant property financing transactions by overseeing the initial development of sites for the client and establishing a relationship with the client at the start of its use of the restaurant property.

  . Asset Management. This group is comprised of restaurant property real estate and servicing specialists who monitor and manage the portfolio of real estate and the real estate financings as well as any secured equipment financing. The asset management group seeks to optimize the performance of the current portfolio of restaurant properties through timely dispositions and favorable lease modifications. It also monitors payment receipts, property tax and insurance compliance, administers underperforming and non-performing investments and oversees dispositions and tenant substitutions. The asset management group is also responsible for performing due diligence in advance of purchasing restaurant properties, interfacing with legal counsel and other third-party service providers, and tracking the performance of tenants and restaurant concepts to identify potential concerns in advance of default.

  . Finance/Treasury. This group is responsible for securitizing APF's mortgage loan portfolios in the capital markets and ensuring that APF has adequate capital sources and lending capacity to continue to develop APF's triple-net lease and mortgage loan business. Additionally, this group is responsible for SEC compliance and financial and tax reporting.

                        Financial Products and Services

Triple-Net Lease Restaurant Properties

   The following table provides information by restaurant chain with respect to the restaurant properties owned and leased on a triple-net basis by APF. To calculate annualized total rental revenue, APF used, for each restaurant property owned and leased at June 30, 1999, the monthly rental revenue for that property and multiplied that number by 12 to present the annualized rental revenues for a 12 month period. APF has not included any contingent rental income in the calculation of annualized total rental revenue. APF believes that its presentation of the annualized total rental revenue provides you with the most current, accurate portrait of APF's triple-net lease business.

                         Total Number of Average Age                    Percent of
                           Restaurant    of Building Annualized Total  Total Rental
Restaurant Chain           Properties      (years)   Rental Revenue(1)   Revenue
----------------         --------------- ----------- ----------------- ------------
Golden Corral...........        46           2.0        $ 6,200,000        10.5%
Jack in the Box.........        57           1.8          5,748,000         9.7
Chevy's Fresh Mex.......        26           1.4          4,689,000         8.0
IHOP....................        37           2.6          4,335,000         7.3
Bennigan's..............        21          15.1          4,080,000         6.9
Steak and Ale
 Restaurant.............        20          20.7          3,397,000         5.8
Burger King.............        34          11.4          3,335,000         5.7
Boston Market(2)........        29           2.4          2,401,000         4.1
Darryl's................        15          17.6          2,349,000         4.0
Arby's..................        29           4.4          2,298,000         3.9
Applebee's..............        16           3.4          2,226,000         3.8
Black-eyed Pea..........        26           4.6          1,835,000         3.1
Pollo Tropical..........        11           4.7          1,781,000         3.0
Big Boy.................        28          11.2          1,779,000         3.0
Denny's.................        15          10.1          1,497,000         2.5
Ground Round............        13          18.3          1,419,000         2.4
Other...................       155           8.0          9,635,000        16.3
                               ---                      -----------       -----
  Total.................       578                      $59,004,000       100.0%
                               ===                      ===========       =====

--------

(1) APF has straight-lined the contractual increases in rental income over the life of each of the leases in order to calculate rental revenue in accordance with generally accepted accounting principles. Excludes original base rental income of $810,000 attributable to nine restaurant properties, including the restaurant properties discussed in footnote 2, which have terminated their leases. Also excludes base rental income attributable to 55 restaurant properties under construction at June 30, 1999.
(2) In October and November 1998, tenants of 29 Boston Market restaurant properties filed voluntary petitions for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As of August 31, 1999, seven of these restaurant properties remain closed, two have been sold, four have been re-leased and APF continues to receive lease payments on the remaining 16 restaurant properties. APF is actively marketing these restaurant properties for re-lease or sale.

   The following table provides the same material restaurant property information by tenant with respect to the restaurant properties owned on a triple-net basis by APF as of June 30, 1999. To calculate annualized total rental revenue, APF used, for each restaurant property owned and leased at June 30, 1999, the monthly rental revenue for that property and multiplied that number times 12 to present annualized rental revenues for a 12 month period. APF has not included any contingent income in its calculation of annualized total rental revenue.

                                          Average
                         Total Number of  Age of                     Percent of
                           Restaurant    Buildings Annualized Total Total Rental
         Tenant            Properties     (years)   Rental Revenue    Revenue
         ------          --------------- --------- ---------------- ------------
S&A Properties
 Corporation............        41         17.8      $ 7,477,000        12.7%
Foodmaker, Inc. ........        57          1.8        5,748,000         9.7%
Chevy's, Inc. ..........        26          1.4        4,689,000         8.0%
Golden Corral
 Corporation............        38          1.6        4,560,000         7.7%
IHOP Corp...............        37          2.6        4,335,000         7.3%
Houlihan's Restaurants,
 Inc. ..................        20         19.4        3,290,000         5.6%
Phoenix Restaurant
 Group, Inc.............        31          6.0        2,408,000         4.1%
Carrols Corporation.....        14          6.5        2,127,000         3.6%
Boston Chicken, Inc. ...        17          2.4        2,090,000         3.5%
Elias Brothers
 Restaurants, Inc. .....        30         10.6        1,811,000         3.1%
RTM, Inc. ..............        20          3.2        1,730,000         2.9%
Woodland Group, Inc. ...        10          4.4        1,607,000         2.7%
The Ground Round,
 Inc. ..................        13         18.3        1,419,000         2.4%
Burger King
 Corporation............        14         18.1        1,162,000         2.0%
Other ..................       210          7.3       14,551,000        24.7%
                               ---                   -----------       -----
Total...................       578                   $59,004,000       100.0%
                               ===                   ===========       =====

   Description of Restaurant Properties. As of June 30, 1999, APF leased on a triple-net basis 578 restaurant properties in 40 states and substantially all of the restaurant properties were being leased. All nonperforming restaurant properties owned by APF are actively being remarketed for either re-lease or sale. Upon completion of the Acquisition and assuming that APF had acquired all of the Income Funds as of June 30, 1999, APF would own 1,142 restaurant properties available for triple-net leasing located in 45 states.

   APF typically either acquires, owns and manages freestanding restaurant properties leased to, or makes mortgage loans to, operators of national and regional restaurant chains. The restaurant properties typically are located within intensive commercial traffic corridors near traffic generators such as regional malls, business developments and major thoroughfares. APF's management believes that restaurant properties with these characteristics are desired by tenants because they offer high visibility to passing traffic, ease of access, tenant control over the site's hours of operation and maintenance standards and distinctive building design which promotes greater customer identification. In addition, APF's management believes that freestanding restaurant properties permit tenants to open new restaurants quickly, due to the short development cycles generally associated with such restaurant properties, and provide tenants with flexibility in responding to changing retail trends.

   The buildings on the restaurant properties owned by APF or with respect to which APF extends mortgage loans are generally of the current design of the restaurant chain. The restaurants are generally rectangular buildings and are constructed from various combinations of stucco, steel, wood, brick and tile. Buildings generally range from 1,000 to 12,700 square feet, with the larger restaurants having a greater seating and equipment area. Building and site preparation vary depending upon the size of the building and the site and the area in which the restaurant is located. As of June 30, 1999 buildings and site preparation costs ranged from $168,000 to $2,692,000 for each restaurant. All buildings owned by APF or with respect to which APF extends mortgage loans are freestanding and surrounded by paved parking areas.

   Description of Leases. Initial lease terms for the restaurant properties typically are, or are expected to be, 15 to 20 years, with up to five renewal options for five year periods. As of June 30, 1999, the average remaining initial lease term with respect to APF's 578 restaurant properties was approximately 16 years. Leases accounting for 63.7% of annualized base rent for restaurant properties owned as of June 30, 1999, have initial lease terms extending until at least December 31, 2014.

   The following table shows the number of leases in APF's restaurant property portfolio which expire each calendar year through the year 2014, as well as the number of leases which expire after December 31, 2014. The table does not reflect the exercise of any of the renewal options provided to the tenant under the terms of such leases.

                             Lease Expiration Table

                                                               Base Rent(/1/)
                                                             -------------------
Year                                                  Number   Amount    Percent
----                                                  ------ ----------- -------
2000.................................................  --    $       --     -- %
2001.................................................  --            --     --
2002.................................................    2       224,000    0.4
2003.................................................    1        87,000    0.1
2004.................................................    1        77,000    0.1
2005.................................................    8       708,000    1.2
2006.................................................    7       534,000    0.9
2007.................................................  --            --     --
2008.................................................    3       265,000    0.4
2009.................................................    2       154,000    0.3
2010.................................................    9     1,034,000    1.8
2011.................................................   24     2,654,000    4.5
2012.................................................   40     4,974,000    8.4
2013.................................................   45     4,459,000    7.6
2014.................................................   70     6,242,000   10.6
Thereafter...........................................  357    37,592,000   63.7
                                                       ---   -----------  -----
  Totals(2)..........................................  569   $59,004,000  100.0%
                                                       ===   ===========  =====

--------

(1) APF has straight-lined the contractual increases in rental income over the life of each of the leases in order to calculate rental revenue in accordance with generally accepted accounting principles.

(2) Excludes the leases of nine restaurant properties with aggregate original base rental income of $810,000, including seven Boston Market restaurant properties, which have been terminated. APF is actively marketing the restaurant properties for re-lease or sale. Also excludes base rental income attributable to 55 restaurant properties under construction at June 30, 1999.

   As of June 30, 1999, leases in APF's restaurant property portfolio representing approximately 37% of base rent include periodic contractual increases in base rent only; leases representing approximately 14% of base rent include percentage rent provisions only; and leases representing approximately 48% of base rent include both contractual increases in base rent and percentage rent provisions. The contractual increases in base rent and the percentage rent formulas are generally tied to increases in indices such as the consumer price index, participation in gross sales above a stated level, mandated rental increases on specific dates or by other methods. Leases which provide for increases in annual base rent do so on a periodic basis. The first such increase generally occurs after five years of the lease term. These increases generally range in amount from 2% to 15% after every five years of the lease term. Since all of APF's restaurant properties were acquired in 1995 or thereafter, a significant number of such contractual rent increases will not become effective until 2000 or later. In addition, for those restaurant properties that provide for the payment of percentage rent, such rent is generally in the range of 4% to 8% of the tenant's annual gross sales, less the amount of annual base rent payable in that lease year. For the six months ended June 30, 1999, APF recognized percentage rent of $5,188, representing less than 0.02% of total revenues.

   APF's leases are triple-net leases that provide for the tenants to bear responsibility for substantially all of the costs and expenses associated with the ongoing maintenance and operation of the leased properties, including utilities, property taxes and insurance. APF's leases generally also provide that the tenants are responsible for roof and structural repairs. Structural repairs generally are repairs and improvements required by law, long-term capital items such as roof repair or replacement, and, in limited cases, replacement of heating and air conditioning systems. It is not possible, however, in all instances to completely insulate APF, which ultimately may, under some of its leases, bear some of the costs and expenses normally associated with property ownership. APF's management expects APF will be able to pay these expenses through retained cash from operations or borrowings.

   Lease provisions relating to casualty loss and condemnation vary among APF's leases. The leases on restaurant properties generally obligate the tenant to repair and restore the restaurant property or to substitute another restaurant property for the damaged or condemned restaurant property. Under the leases of the remaining restaurant properties, APF generally is required to repair or restore a restaurant property in the event of casualty loss or condemnation, although it is entitled to casualty insurance proceeds, including proceeds, if any, for loss of rent, or condemnation proceeds in such circumstances. To the extent that the tenant may abate its rent payments pending the repair or restoration of a restaurant property and such abatement is not offset by insurance proceeds, APF's rental income may be adversely affected. In a number of APF's leases, the tenant may terminate its lease upon casualty or condemnation. In substantially all of these leases, the tenant's right to terminate the lease is conditioned on one or more of the following factors: (1) the damage or the taking being of a material nature; (2) the damage or taking occurring within the last few years of the lease term and the tenant not exercising its option to extend the lease; or (3) the period of time necessary to repair the premises exceeding a specified number of months.

   A substantial number of APF's leases include purchase options in favor of the tenant, generally at no less than fair market value, or a right of first refusal if APF should seek to sell a restaurant property. Also, a tenant generally may assign its lease or sublet the property without APF's approval, although the tenant typically remains liable under the lease and the guarantor, if any, typically remains liable under its guaranty subsequent to assignment or sublease. The tenant may also have a right, under specified circumstances, to substitute a comparable property for a property leased from APF.

Mortgage Financing

   APF also provides mortgage loans to operators of national and regional restaurant chains. Upon the acquisition of the CNL Restaurant Financial Services Group on September 1, 1999, APF significantly increased its financing capabilities and added securitization capabilities. If the acquisition of the CNL Restaurant Businesses had occurred as of June 30, 1999, APF would have originated more than $628 million in mortgage loans, of which $269 million would have been securitized. As of June 30, 1999, APF, through its acquisition of the CNL Restaurant Financial Services Group, would have had $194 million of signed commitments to originate mortgage loans.

   APF's management believes that the criteria for investing in the mortgage loans are substantially the same as those involved in APF's investments in its triple-net lease restaurant properties. Therefore, APF uses the same underwriting criteria as described above in "--General-- Evaluation of Investment Opportunities."

   Generally, APF's management structures its mortgage loans so that the rate of return and the maturity of the mortgages are similar to those of the leases. The borrower is responsible for all of the expenses of owning the building and improvements, as with the triple-net leases, including expenses for insurance and repairs and maintenance. The mortgage loans are fully amortizing loans, generally over a period of 15 to 20 years, with payments of principal and interest due monthly. The interest rates charged under the terms of the mortgage loans are fixed over the term of the loan and generally are comparable to, or slightly lower than, lease rates charged to tenants for the restaurant properties.

   The following table shows material information regarding mortgage loans by restaurant chain made by APF on restaurant properties in which APF owned an interest as of June 30, 1999, and assuming the acquisition of the CNL Restaurant Businesses as of such date. In each of the following two tables, APF has presented annual interest income for the twelve month period ended December 31, 1999 or, if a loan was made after January 1, 1999, for the consecutive twelve months beginning on the date of the mortgage loan, based on the amortization schedule of each mortgage loan. Since the majority of APF's mortgage financing business was acquired in September 1999 upon the acquisition of the CNL Restaurant Businesses, APF believes that its presentation of the annual interest income for 1999 provides you with the most current portrait of APF's mortgage business.

                       Total
                     Number of    Annual    Percent of    Total     Percent of
                     Restaurant  Interest    Interest  Outstanding  Outstanding
Restaurant Chain     Properties   Income      Income     Balance      Balance
----------------     ---------- ----------- ---------- ------------ -----------
Applebee's..........     61     $ 5,932,000    20.8%   $ 73,661,000     23.8%
Taco Bell...........     90       5,712,000    20.1      65,292,000     21.0
T.G.I. Friday's.....     18       3,860,000    13.6      36,916,000     11.9
Burger King.........     37       2,594,000     9.1      30,624,000      9.9
Pizza Hut...........     50       1,901,000     6.7      17,984,000      5.8
Ruby Tuesday's......     22       1,517,000     5.3      17,423,000      5.6
Friendly's..........      9       1,081,000     3.8       8,485,000      2.7
Denny's.............     10       1,043,000     3.7      11,711,000      3.8
KFC.................     16         996,000     3.5      11,028,000      3.6
Wendy's.............      9         689,000     2.4       4,201,000      1.4
Fazoli's............      8         670,000     2.4       7,281,000      2.3
Shoney's............      7         610,000     2.1       6,086,000      2.0
Houlihan's..........      2         372,000     1.3       3,732,000      1.2
Golden Corral.......      2         348,000     1.2       3,799,000      1.2
Papa John's.........     18         336,000     1.2       3,709,000      1.2
Del Taco............      4         328,000     1.2       3,209,000      1.0
Sam & Harry's.......      2         172,000     0.6       1,575,000      0.5
Captain D's.........      2         115,000     0.4       1,312,000      0.4
Popeyes.............      2          71,000     0.2         785,000      0.3
Black Angus.........      1          70,000     0.2         668,000      0.2
Arby's..............      1          57,000     0.2         737,000      0.2
                        ---     -----------   -----    ------------    -----
  Total.............    371     $28,474,000   100.0%   $310,218,000    100.0%
                        ===     ===========   =====    ============    =====

   The following table shows material information regarding mortgage loans made by APF, on restaurant properties by obligor, assuming the acquisition of the CNL Restaurant Businesses as of June 30, 1999.

                           Total                Percent of
                         Number of    Annual      Total       Total     Percent of
                         Restaurant  Interest    Interest  Outstanding  Outstanding
Obligor                  Properties   Income      Income     Balance      Balance
-------                  ---------- ----------- ---------- ------------ -----------
Wisconsin Hospitality
 Group..................     19     $ 2,594,000     9.1%   $ 31,607,000     10.2%
Cosentino Companies,
 Inc. ..................     22       2,576,000     9.0      23,334,000      7.5
Castle Hill Holdings....     46       1,730,000     6.1      16,192,000      5.2
Burger Busters, Inc.....     27       1,579,000     5.5      22,149,000      7.2
Quality Restaurant
 Concepts, LLC..........     12       1,418,000     5.0      16,811,000      5.4
Briad Restaurant Group,
 LLC....................      7       1,405,000     4.9      18,119,000      5.9
Border Patrol, LLC......     19       1,325,000     4.7      16,744,000      5.4
The Westwind Group,
 Inc....................     12       1,110,000     3.9      13,454,000      4.3
El Rancho Foods, Inc....     22         959,000     3.4      12,604,000      4.1
DAVCO Restaurants.......     17         919,000     3.2      11,901,000      3.8
WCM Oregon, LLC.........      6         796,000     2.8      10,205,000      3.3
Cypress Restaurants.....      7         772,000     2.7       8,381,000      2.7
Other...................    155      11,291,000    39.7     108,717,000     35.0
                            ---     -----------   -----    ------------    -----
  Total.................    371     $28,474,000   100.0%   $310,218,000    100.0%
                            ===     ===========   =====    ============    =====

   The following table shows, for restaurant properties in which APF owned an interest as of June 30, 1999 and assuming the acquisition of the CNL Restaurant Businesses, information by restaurant chain for mortgage loans that APF has securitized.

                                              Total
                                            Number of     Total     Percent of
                                            Restaurant Outstanding  Outstanding
Restaurant Chain                            Properties   Balance      Balance
----------------                            ---------- ------------ -----------
T.G.I. Friday's............................     35     $ 52,765,000     20.2%
Wendy's....................................     50       47,215,000     18.1
Bennigan's.................................     22       35,988,000     13.8
Taco Bell..................................     56       33,249,000     12.7
Burger King................................     36       31,594,000     12.1
Ruby Tuesday's.............................     13       17,019,000      6.5
Steak and Ale Restaurant...................      6        8,426,000      3.2
KFC........................................     10        8,255,000      3.2
Applebee's.................................      4        5,848,000      2.2
Fazoli's...................................      5        5,106,000      2.0
Papa John's................................     33        4,664,000      1.8
Sonny's Real Pit Bar-B-Q...................      8        4,113,000      1.6
Morton's of Chicago........................      2        2,147,000      0.8
Denny's....................................      2        1,570,000      0.6
Arby's.....................................      3        1,511,000      0.6
Del Taco...................................      2        1,004,000      0.4
Popeyes....................................      1          657,000      0.2
                                               ---     ------------    -----
  Total....................................    288     $261,131,000    100.0%
                                               ===     ============    =====

   The following table shows information by obligor for mortgage loans that APF has securitized, assuming the acquisition of the CNL Restaurant Businesses, as of June 30, 1999.

                                     Number                         Percent of
                                  of Restaurant        Total        Outstanding
Obligor                            Properties   Outstanding Balance   Balance
-------                           ------------- ------------------- -----------
S&A Restaurant Corporation......        28         $ 44,414,000         17.0%
Valenti Management, Inc. .......        31           28,892,000         11.1
El Rancho Foods, Inc. ..........        38           20,531,000          7.9
Mainstreet & Main, Inc. ........        16           19,796,000          7.6
Old Dominion, Inc. .............        19           18,324,000          7.0
Judy Fenwick Corporation........        14           10,637,000          4.1
S. Wisconsin Foods, LLC.........        12            9,835,000          3.8
Briad Restaurant Group, LLC.....         4            9,810,000          3.8
RT Denver Franchise, LP.........         6            9,315,000          3.5
Bistate Bistro..................         6            9,102,000          3.5
Nailen Properties/GGG, LP and
 GGG Foods, Inc. ...............        10            8,255,000          3.2
RT Southwest Franchise, LLC.....         7            7,703,000          2.9
Cosentino Companies, Inc. ......        13            6,862,000          2.6
Main Street California II, Inc.
 and CNL California Restaurants,
 Ltd. ..........................         5            6,829,000          2.6
Casual Restaurant Concepts,
 Inc. ..........................         4            5,848,000          2.2
Other...........................        75           44,978,000         17.2
                                       ---         ------------        -----
  Total.........................       288         $261,131,000        100.0%
                                       ===         ============        =====

   Build to Suit Development. APF also provides build-to-suit construction services, including market analysis, site selection, contract negotiation, permitting and construction. APF can provide all or a selected portion of these services to operators of national and regional restaurant chains.

   APF will review the appropriate trade areas in the markets identified by each restaurant operator, and, by analyzing demographics, site criteria, costs and traffic patterns, APF will determine the best potential target areas for developing its client's restaurants. After consulting with its clients, APF will then negotiate the real estate contract or lease agreement, as appropriate. As part of its site acquisition/development services, APF will perform preliminary due diligence on the restaurant property. APF will coordinate all necessary architectural and engineering services related to the restaurant property and will prepare preliminary and final construction budgets. As the project progresses into the construction phase, APF will pre-qualify various general contractors prior to issuing an invitation to bid and will then select the general contractor from the bidding process, provide cost comparisons among bidders and select the general contractor with approval of client.

Geographic Diversification of Restaurant Properties

   The following table sets forth information regarding the geographic diversification of APF's real estate investments, including mortgage financings and securitizations, assuming the acquisition of the CNL Restaurant Businesses, by geographic region as of June 30, 1999:

                         Regional Property Distribution

                                       Total Number of
                                         Restaurant
Restaurant Chain                         Properties    West Central South East
----------------                       --------------- ---- ------- ----- ----
Taco Bell.............................        156        0     30     40   86
Burger King...........................        107       13     19     40   35
Applebee's............................         81       18      0     42   21
Wendy's...............................         68        5      0     24   39
T.G.I. Friday's.......................         58       23      9     12   14
Jack in the Box.......................         57       28     29      0    0
Papa John's...........................         51        2      0     23   26
Pizza Hut.............................         49        0      4     11   34
Golden Corral.........................         49        0     23     19    7
Ruby Tuesday's........................         48        9     18     15    6
Bennigan's............................         43        0     16     19    8
IHOP..................................         37        6     14     13    4
KFC...................................         34        0     16     11    7
Arby's................................         33        4      0     21    8
Boston Market.........................         29        6     10      3   10
Big Boy...............................         28        0     21      0    7
Denny's...............................         27        1      5     18    3
Black-eyed Pea........................         26        8     16      1    1
Chevy's Fresh Mex.....................         26        3      5     13    5
Steak and Ale Restaurant..............         26        0      8     15    3
Darryl's..............................         15        0      0     14    1
Sonny's Real Pit Bar-B-Q..............         15        0      0     15    0
Fazoli's..............................         14        0      0     13    1
Hardee's..............................         14        0      0     14    0
Ground Round..........................         13        0      2      1   10
Pollo Tropical........................         11        0      0     11    0
Shoney's..............................         11        3      0      8    0
Friendly's............................          9        0      0      2    7
Del Taco..............................          7        7      0      0    0
Roadhouse Grill.......................          7        0      0      5    2
Tumbleweed Southwest Mesquite Grill &
 Bar..................................          7        0      1      6    0
Popeyes...............................          6        0      0      6    0
Houlihan's............................          5        0      1      1    3
Other.................................         25        3      4     13    5
                                            -----      ---    ---    ---  ---
                                            1,192      139    251    449  353
                                            =====      ===    ===    ===  ===

   The following table provides a breakdown, by state, of the number of restaurant properties in which APF had an interest, including mortgage financings and securitizations, assuming the acquisition of the CNL Restaurant Businesses as of June 30, 1999.

                                                              Total Number of
State                                                      Restaurant Properties
-----                                                      ---------------------
Alabama...................................................            38
Arizona...................................................            31
California................................................            59
Colorado..................................................            23
Connecticut...............................................             9
Delaware..................................................             2
District of Columbia......................................             1
Florida...................................................           137
Georgia...................................................            41
Idaho.....................................................             3
Illinois..................................................            17
Indiana...................................................             9
Iowa......................................................             8
Kansas....................................................            13
Kentucky..................................................            15
Louisiana.................................................            19
Maine.....................................................             1
Maryland..................................................            36
Massachusetts.............................................             5
Michigan..................................................            17
Minnesota.................................................            18
Mississippi...............................................             9
Missouri..................................................            50
Montana...................................................             1
Nebraska..................................................             4
Nevada....................................................             5
New Hampshire.............................................             2
New Jersey................................................            49
New Mexico................................................             5
New York..................................................            33
North Carolina............................................            23
North Dakota..............................................             2
Ohio......................................................            53
Oklahoma..................................................            12
Oregon....................................................            18
Pennsylvania..............................................            67
Rhode Island..............................................             1
South Carolina............................................            16
South Dakota..............................................             1
Tennessee.................................................            86
Texas.....................................................            91
Utah......................................................             6
Virginia..................................................            70
Washington................................................            17
Wisconsin.................................................            53
West Virginia.............................................            13
Wyoming...................................................             3
                                                                   -----
                                                                   1,192
                                                                   =====

                           APF After the Acquisition

The Restaurant Properties

   Assuming that APF acquires all of the Income Funds and that the Acquisition had occurred on June 30, 1999, APF would have owned and leased on a triple-net basis 1,142 restaurant properties of which 564 would have been acquired from the Income Funds. The restaurant properties would be leased on a triple-net basis to more than 140 tenants, operated by more than 60 different restaurant chains, located in 45 states and approximately 98% leased as of June 30, 1999. The average age of the buildings on restaurant properties in the portfolio would be approximately 8.1 years.

   The following table provides information by restaurant chain for restaurant properties owned and leased on a triple-net basis by APF, assuming that the Acquisition occurred on this date. To calculate annualized total rental revenue, APF used, for each restaurant property owned and leased at June 30, 1999, the monthly rental revenue for that property and multiplied that number times 12 to present annualized rental revenues for a 12 month period. APF has not included any contingent rental income in the calculation of the annualized total rental revenue. APF believes that its presentation of the annualized total revenue provides you with the most current, accurate portrait of APF's triple-net lease business.

   APF has straight-lined the contractual increases in rental income over the life of each of the leases in order to calculate rental revenue in accordance with generally accepted accounting principles. Annualized rental revenue excludes original base rental income of $2,093,000 attributable to 23 restaurant properties, including the Boston Market and Long John Silver's restaurant properties discussed below. Annualized rental revenue also excludes base rental income attributable to 55 restaurant properties under construction at June 30, 1999.

                               Total Number  Average   Annualized
                                    of       Age of       Total     Percent of
                                Restaurant  Buildings    Rental    Total Rental
Restaurant Chain                Properties   (years)    Revenue      Revenue
----------------               ------------ --------- ------------ ------------
Golden Corral.................      107        5.5    $ 14,486,000     13.7%
Jack in the Box...............      107        4.6      10,517,000     10.0
Burger King...................       91       11.6       8,193,000      7.7
Denny's.......................       69       10.4       6,692,000      6.3
IHOP..........................       45        2.9       5,474,000      5.2
Hardee's......................       77        7.1       5,300,000      5.0
Chevy's Fresh Mex.............       28        1.6       5,150,000      4.9
Bennigan's....................       22       15.2       4,246,000      4.0
Steak and Ale Restaurant......       20       20.7       3,397,000      3.2
Boston Market.................       41        2.7       3,394,000      3.2
Arby's........................       38        5.5       2,888,000      2.7
Shoney's......................       30        7.9       2,845,000      2.7
Darryl's......................       17       17.9       2,572,000      2.4
Long John Silver's............       40        7.8       2,444,000      2.3
Wendy's.......................       26        8.1       2,260,000      2.1
Applebee's....................       16        3.4       2,226,000      2.1
Other.........................      368        9.4      23,714,000     22.5
                                  -----               ------------    -----
  Total.......................    1,142               $105,798,000    100.0%
                                  =====               ============    =====

   The tenants of two restaurant chains have filed voluntary petitions for bankruptcy. In October and November 1998, tenants of 38 Boston Market restaurant properties filed voluntary petitions for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As of August 31, 1999, 10 of these restaurant properties remain closed, two restaurant properties have been sold, six restaurant properties have been re-leased and APF and the relevant Income Funds continue to receive lease payments on the remaining 20 restaurant properties.

The tenant of 36 Long John Silver's restaurant properties has also filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As of August 31, 1999, five of these restaurant properties remain closed, three restaurant properties have been sold, eight restaurant properties have been re-leased and the Income Funds continue to receive lease payments on the remaining 20 restaurant properties. APF and the relevant Income Funds are currently actively marketing these closed restaurant properties to existing and prospective clients and believe that their prospects for re-leasing vacant restaurant properties are good.

   Since the acquisition of one Income Fund is not dependent upon the acquisition of any other Income Fund, it is possible that APF would not acquire all of the Income Funds in the Acquisition. Consequently, after the Acquisition, APF will not necessarily own all of the restaurant properties listed above.

   The following table provides the same material restaurant property information by tenant for APF, assuming all of the Income Funds were acquired on June 30, 1999. To calculate annualized total rental revenue, APF used for each restaurant property owned and leased at June 30, 1999, the monthly rental revenue for that property and multiplied that number times 12 to present annualized rental revenues for a 12 month period. APF has not included any contingent rental income in its calculation of annualized total rental revenue.

                                       Total     Average               Percent
                                     Number of   Age of    Annualized  of Total
                                     Restaurant Buildings Total Rental  Rental
Tenant                               Properties  (years)    Revenue    Revenue
------                               ---------- --------- ------------ --------
Golden Corral Corporation..........       97       5.6    $ 12,521,000   11.8%
Foodmaker, Inc. ...................      107       4.6      10,606,000   10.0
S & A Properties Corporation.......       42      17.8       7,643,000    7.2
Phoenix Restaurant Group, Inc. ....       65       8.7       5,831,000    5.5
IHOP Corp. ........................       44       2.8       5,341,000    5.0
Chevy's Inc. ......................       27       1.5       4,935,000    4.7
CKE Restaurants, Inc. .............       66       6.8       4,622,000    4.4
Houlihan's Restaurants, Inc. ......       22      19.5       3,513,000    3.3
Burger King Corporation............       39      14.0       3,446,000    3.3
Carrols Corporation................       28      10.4       3,200,000    3.0
Restaurant Management Services,
 Inc. .............................       35      11.1       2,652,000    2.5
Boston Chicken, Inc. ..............       20       2.4       2,417,000    2.3
RTM, Inc. .........................       27       5.1       2,209,000    2.1
Advantica Restaurant Group, Inc. ..       23       7.8       2,123,000    2.0
Checkers Drive-In Restaurant.......       48       5.2       2,111,000    2.0
Other..............................      452       8.9      32,628,000   30.9
                                       -----              ------------  -----
  Total............................    1,142              $105,798,000  100.0%
                                       =====              ============  =====

                           Other Business Information

The Food Service Industry

   The food service industry, as defined by the U.S. Department of Commerce, is one of the largest sectors of the nation's economy. During 1998, the industry generated an estimated $338.4 billion of revenue, representing over 4% of the Gross Domestic Product of the United States.

   The food service industry is typically divided into three major food segments: commercial, institutional and military. The commercial food service sector includes full-service and fast-food restaurants, cafeteria/buffet restaurants, social caterers and ice cream/yogurt retail stores. Within the restaurant industry, the fast-food group is typically defined as those restaurants perceived by consumers as fast-food or take-out establishments without table service, specializing in pizza, chicken, hamburgers and similar food items. Full-service restaurants include those in the family, steak and casual dining sections that have table service and generally have a broader selection of menu items with longer preparation times than do fast-food restaurants. Although these segments can be further differentiated by price, it is consumer perception, as well as average meal price, that influences how individual restaurant chains are categorized.

   APF's business is focused exclusively on the restaurant industry. According to the 1999 National Restaurant Association Pocket Factbook, the restaurant industry sales have grown at an average annual rate of 7.6% since 1970. The restaurant industry continues to grow, and there are now 815,000 restaurants in the United States. Restaurant sales are expected to reach $354 billion in 1999. Favorable demographics continue to contribute to what the National Restaurant Association predicts will be the eighth straight year of sales growth in 1999. Dining out in the United States is becoming the norm with dual-career incomes and more people working longer hours. Consider these facts from the National Restaurant Association:

                                 1970    $42.8
                                 1980    $119.6
                                 1990    $238.8
                                 1999*   $354.0

 Restaurants--An Integral Part of Our Daily Life

  . In recent years, almost half of all adults (46%) were restaurant patrons on a typical day.

  . In an average month, 78% of U.S. households use some form of carry-out or delivery of food.

  . In 1999, consumers are expected to spend an average of $970 million per day on food prepared away from home.

 Restaurants--An Integral Part of Our Nation's Economy

  . Restaurant industry sales are forecasted to advance 4.6% in 1999 and equal more than 4% of the U.S. Gross Domestic Product.

  . Restaurant industry sales have grown at an average annual rate of 7.6% since 1970. Today, restaurants are projected to reach over $350 billion in sales.

 Restaurants--The Number One Retail Employer

  . More than 10.2 million people are employed in the restaurant industry, with total restaurant employment projected to be 12 million by 2006.

  . The restaurant industry provides work for 8% of those employed in the United States.

   As the restaurant chain industry has matured, APF has seen a trend toward consolidation which offers opportunities for APF to provide its restaurant property service and financing to leading franchisors which are accounting for the majority of the growth in the industry. During the past decade, restaurant chains have increased market position in comparison to independent restaurant companies by achieving economies of scale and by developing strong brand equity. Much of the chains' market share gains in the past came at the expense of small, independent operators, who tended to be less sophisticated and less focused on new restaurant development. The top chains may face greater chain-versus-chain competition, however, rather than chain-versus-independent competition. APF's target market remains national and regional franchisors and franchisees within the top 200 restaurant operating companies. The top 100 restaurant chains increased their share of restaurant units from 25% in 1980 to 32% of current U.S. units, and their revenues have increased in the same period from 40% to 48% of total current domestic revenues.

   According to NPD Recount, a national consulting group which specializes in the restaurant industry, restaurant chains having three or more properties accounted for approximately 47% of all restaurants in the United States in 1997. The majority of these properties are fast food restaurants, with others generally in the full service segment. Of the 210,000 chain restaurants having an identified restaurant concept as of December 31, 1997, approximately 117,500 were within the 100 largest restaurant chains. Each of these restaurant chains had 1997 projected total system-wide sales exceeding $182 million. According to Nation's Restaurant News, the top 200 restaurant chains represented 42% of restaurant properties. According to the National Restaurant Association, fast-food restaurants experienced a 5.6% increase in overall sales and full-service restaurants experienced a 5.3% increase in 1998.

   Growth in the fast-food, family-dining and casual-dining sectors of the restaurant industry are expected to remain strong for several reasons, but primarily because the income of households continues to rise through the maturation of the baby boomers as well as the number of women working outside the home. Today's dual income lifestyle in American families continues to be the norm. Consequently, the need for convenience food outside the home continues to grow.

Environmental Matters

   APF will undertake a third-party Phase I investigation of potential environmental risks when evaluating an acquisition. A "Phase I investigation" is an investigation for the presence or likely presence of hazardous substances or petroleum products under conditions which indicate an existing release, a post release or a material threat of a release. A Phase I investigation does not typically include any sampling. Where warranted, further assessments are performed by third-party environmental consulting and engineering firms. APF may acquire a restaurant property with environmental contamination, subject to a determination of the level of risk and potential cost of remediation. APF generally will require restaurant property tenants to fully indemnify it against any environmental problem or condition existing as of the date of purchase and will obtain environmental insurance for any contaminations on restaurant properties. In some instances, APF will be the assignee of or successor to the buyer's indemnification rights. Additionally, APF will generally structure its leases to require the tenant to assume all responsibility for environmental compliance or environmental remediation and to provide that non-compliance with environmental laws be deemed a lease default.

Insurance

   Under their leases, APF's tenants are generally responsible for providing adequate insurance on the restaurant properties. APF believes the restaurant properties are covered by adequate fire, flood, liability and property insurance provided by reputable companies. Some of the restaurant properties, however, are not covered by disaster-type insurance with respect to hazards such as, earthquakes, for which coverage is not available or available only at rates which, in the opinion of APF, are prohibitive.

Competition

   In general, the fast-food, family-style, and casual dining restaurant business is characterized by intense competition. The operators of the restaurants located on the restaurant properties will compete with independently owned restaurants, restaurants which are part of local or regional chains, and restaurants in other well-known national chains, including those offering different types of food and service.

   Many successful fast-food, family-style, and casual dining restaurants are located in "eating islands," which are areas to which customers tend to return frequently and within which they can diversify their eating habits, because in many cases the presence of some local competition may enhance the restaurant's success instead of detracting from it. Fast-food, family-style, and casual dining restaurants frequently experience better operating results when there are other restaurants in the same area.

   APF itself will compete with other persons and entities both to locate suitable restaurant properties for acquisition and to locate purchasers for its restaurant properties. APF also will compete with other financing sources such as banks, mortgage lenders, and sale/leaseback companies for suitable restaurant properties, tenants, mortgage loan borrowers and equipment tenants.

   Because of APF's ability to offer complete "turn-key," build-to-suit development services, from site selection to construction management, together with its ability to provide clients with financing options, such as triple-net leasing, mortgage loans and secured equipment financing, APF believes that it will be a preferred provider for all the real estate related business needs of operators of national and regional restaurant chains. Specifically APF has positioned itself in the restaurant industry as a provider of a complete range of restaurant financing options and development services. In addition, APF believes that it will be able to finance its growth from numerous sources at competitive rates. APF believes that its principal competitors include U.S. Restaurant Properties, Inc., Franchise Finance Corporation of America, Inc. and Realty Income Corporation.

Regulation of Mortgage Loans and Equipment Leases

   The mortgage loans and secured equipment leases may be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, including:

  . regulating credit granting activities,

  . establishing maximum interest rates and finance charges,

  . requiring disclosures to customers,

  . governing secured transactions, and

  . setting collection, repossession, claims handling procedures and other trade practices.

   In addition, states may have enacted legislation requiring the licensing of mortgage bankers or other lenders, and these requirements may affect APF's ability to effectuate its mortgage loans and secured equipment leases. Whether APF can operate in these or other jurisdictions may be dependent upon a finding by the appropriate authority in the jurisdiction of financial responsibility, character and fitness of APF. APF may determine not to make mortgage loans or enter into secured equipment leases in any jurisdiction in which it believes APF has not complied in all material respects with applicable requirements.

Franchise Regulation

   Many states regulate the franchise or license relationship between a tenant/franchisee and a restaurant chain. APF will not be an affiliate of any restaurant chain, and is not currently aware of any states in which the relationship between APF as lessor and the tenant will be subjected to those regulations, but it will comply with such regulations in the future, if required. Additionally, restaurant chains which franchise their operations are subject to regulation by the Federal Trade Commission.

Employees

   APF employs approximately 135 individuals, none of whom are covered by collective bargaining agreements. APF believes that its relationship with its employees is good.

Legal Proceedings

   On May 11, 1999, four Limited Partners in several Income Funds served a lawsuit, originally filed on April 22, 1999, against us and APF in the Circuit Court of the Ninth Judicial Circuit of Orange County, Florida, alleging that we breached our fiduciary duties and violated the provisions of the partnership agreements of the Income Funds in which the plaintiffs hold units in connection with the proposed Acquisition. The plaintiffs claim to represent the Limited Partners in all of the 16 Income Funds. The plaintiffs are seeking unspecified damages. In addition, the plaintiffs are seeking equitable relief that would enjoin the proposed Acquisition. On July 8, 1999, the plaintiffs filed an amended complaint which, in addition to naming three additional plaintiffs, includes allegations of aiding and abetting and conspiring to breach fiduciary duties, negligence and breach of duty of good faith against the individual defendants and seeks additional equitable relief. As amended, the case is captioned Jon Hale, Mary J. Hewitt, Charles A. Hewitt, Gretchen M. Hewitt, Bernard J. Schulte, Edward M. and Margaret Berol Trust and Vicky Berol v. James
M. Seneff, Jr., Robert A. Bourne, CNL Realty Corporation, and CNL American Properties Fund, Inc., Case No. CIO-99-0003561.

   On June 23, 1999, a Limited Partner of several Income Funds filed a lawsuit against us and APF, Ira Gaines, individually and on behalf of a class of persons similarly situated, v. CNL American Properties Fund, Inc., James M. Seneff, Jr., Robert A. Bourne, CNL Realty Corporation, CNL Fund Advisors, CNL Financial Corporation a/k/a CNL Financial Corp., CNL Financial Services, Inc. and CNL Group, Inc., Case No. CIO 99-3796, in the Circuit Court of the Ninth Judicial Circuit of Orange County, Florida, alleging that we breached our fiduciary duties and that APF aided and abetted our breach of fiduciary duties in connection with the Acquisition. The plaintiff claims to represent the Limited Partners in all of the 16 Income Funds. The plaintiff is seeking unspecified damages. In addition, the plaintiff is seeking equitable relief that would enjoin the proposed Acquisition.

   On September 23, 1999, Judge Lawrence Kirkwood, who is the judge assigned to the two lawsuits, entered an order consolidating the two cases under the caption In re: CNL Income Funds Litigation, Case No. CIO 99-3561. Pursuant to this order, the plaintiffs in these cases are required to file a consolidated and amended compliant by November 8, 1999, and the various defendants, including the general partners have 45 days following service of the consolidated and amended complaint to respond to that consolidated complaint.

                          BUSINESS OF THE INCOME FUNDS

   The following discussion describes the current business of the Income Funds, the methods by which the Income Funds' evaluate and acquire the restaurant properties and the terms upon which the Income Funds' restaurant properties are leased. As of June 30, 1999, all of the proceeds raised by the Income Funds in their respective offerings of units have been invested in restaurant properties or other investments permitted by the terms of their partnership agreements.

General

   Between 1985 and 1993, each Income Fund was organized as a Florida limited partnership to purchase existing fast-food and family-style restaurant properties, including land and buildings, as well as restaurant properties upon which such restaurants would be constructed and the land underlying the restaurant building, with the building owned by the lessee or a third party. The restaurant properties, located across the United States, typically are freestanding and are leased on a "triple-net" basis to operators of national and regional restaurant chains that we selected. Restaurant properties purchased by the Income Funds are leased under arrangements requiring base annual rent equal to a specified percentage of the Income Funds' cost of purchasing a particular restaurant property, generally with contractual rent increases, as well as additional "percentage rent" based on gross sales of the restaurant chain leasing the restaurant property.

   We have structured the Income Funds' investments to allow them to participate, to the maximum extent possible, in any sales growth in these restaurant industry segments, as reflected in the restaurant properties and provisions of the leases held by the Income Funds. For instance, the Income Funds generally structure their leases with percentage rent requirements based on gross sales of the particular restaurant. Gross sales may increase even absent real growth because increases in the restaurant's costs are passed on to the consumers through increased prices, and increased prices are reflected in gross sales. Also, to provide regular cash flow to the Income Funds, the Income Funds' leases provide that a minimum level of rent is payable regardless of the amount of gross sales at a particular restaurant property. The Income Funds have also endeavored to maximize growth and minimize risks associated with ownership and leasing of real estate that operates in these restaurant industry segments through several methods:

  . careful selection and screening of their lessees in order to reduce risks of tenant default;

  . monitoring statistics relating to restaurant chains and continuing to develop relationships in the industry; and

  . acquisition of restaurant properties for all cash, with no debt or liens relating to the restaurant properties.

   The partnership agreements of the Income Funds impose no restrictions on the geographic area or areas within the United States in which restaurant properties acquired by any particular Income Fund may be located. Accordingly, we have strategically acquired restaurant properties to diversify among restaurant chains and the geographic location of the restaurant properties, and the restaurant properties acquired by the Income Funds are located throughout the United States. While the Income Funds may acquire restaurant properties in both fee and by leasehold, the Income Funds currently hold all of their restaurant properties in fee.

   We believe that freestanding, triple-net leased restaurant properties of the type in which the Income Funds have invested are attractive to tenants because freestanding properties typically offer high visibility to passing traffic, ease of access from a busy thoroughfare, tenant control over the site to set hours of operation and maintenance standards and distinctive building designs conducive to customer name recognition.

Management Services

   Upon APF's acquisition of the Advisor, APF assumed the obligations of the Advisor to provide management services relating to the Income Funds and their restaurant properties pursuant to the terms of the management agreement that is currently in place between each Income Fund and the Advisor. In this section, we will describe the services historically provided to the Income Funds as being provided by the Advisor.

   The Advisor is responsible for assisting the Income Funds in acquiring restaurant properties, negotiating leases, collecting rental payments, inspecting the restaurant properties and the tenants' books and records, and responding to tenant inquiries and notices. The Advisor also provides information to each Income Fund about the status of the leases and the restaurant properties. In exchange for these services, the Advisor is entitled to receive a management fee from each Income Fund which, generally, is an annual fee equal to the following:

  . for CNL Income Fund, Ltd through CNL Income Fund III, Ltd., .50% of the value of total assets under management valued at cost, or 1% of the sum of gross rental revenues derived from the restaurant properties, if that amount is less, and

  . for CNL Income Funds IV, Ltd. through XVI, Ltd., 1% of the sum of gross rental revenues, excluding noncash lease accounting adjustments, that the Income Fund derives from the restaurant properties.

   The management fee generally is payable monthly. Under agreements with some of the Income Funds, the Advisor may determine whether or not to take the management fee, which cannot exceed fees that are competitive for similar services in the same geographic area, in whole or in part in a given year, in the sole discretion of the Advisor. In such cases, all or any portion of the management fee not taken as to any fiscal year is deferred without interest. In addition, the management fee may be subordinated to the Limited Partners receipt of their preferred return. The management agreement continues until an Income Fund no longer owns an interest in any restaurant properties unless terminated at an earlier date upon 60 days' prior notice by either party.

Site Selection and Acquisition of Restaurant Properties

   The Income Funds purchase and lease restaurant properties based principally on an examination and evaluation by the Advisor of the potential value of the site, the financial condition and business history of the proposed lessee, the demographics of the area in which the restaurant property is located or to be located, the proposed purchase price and proposed lease terms, geographic and market diversification, and potential sales expected to be generated by the restaurant. In addition, the potential lessee must meet at least the minimum standards established by a restaurant chain for its operators. The Advisor also performs an independent break-even analysis of the potential profitability of a restaurant property using historical data and other data developed by the Advisor and provided by the restaurant chains.

   In each restaurant property acquisition, the Advisor negotiates the land and building lease agreement with the lessee. In some instances, the Advisor negotiates an assignment of an existing lease if we, based on the recommendation of the Advisor, determine that the terms of an acquisition and lease of a restaurant property, taken as a whole, are favorable to the Income Fund. In such cases, the terms of the lease may vary substantially from the Income Funds' standard lease terms. Generally, the leases are structured to be long-term "triple-net" lease agreements, which provide for monthly rental payments plus a percentage of gross sales, which will increase the value of the land and buildings and provide an inflation hedge. In connection with a restaurant property acquisition, the lessee provides at its own expense all furniture, fixtures, and equipment, such as deep fryers, grills, refrigerators, and freezers, necessary to operate the buildings on a restaurant property as a restaurant.

   Some leases have been negotiated to provide the lessee with the opportunity to purchase the restaurant property, generally either at the greater of fair market value or 120% of the original purchase price. In addition, tenants are generally offered a right of first refusal to purchase the restaurant property in the event an offer is received from a third party to purchase the restaurant property. Other leases may provide the lessee with the right to purchase the restaurant property at a purchase price based on various measures of value contained in an independent appraisal of the restaurant property.

   The purchase of each restaurant property owned by the Income Funds was supported by an appraisal of the real estate prepared by an independent appraiser. The purchase price of each such restaurant property, plus any acquisition fees paid by the Income Funds to the Advisor in connection with such purchase, did not exceed the restaurant property's appraised value.

   The titles to restaurant properties purchased by the Income Funds are insured by appropriate title insurance policies and/or abstract opinions consistent with normal practices in the jurisdictions in which the restaurant properties are located.

Standards for Investment

   Selection of Restaurant Chains. The selection of restaurant chains by the Advisor and by us is based on an evaluation of several factors:

  . the operations of restaurants in the restaurant chain;

  . the number of restaurants operated throughout the restaurant chain's system;

  . the relationship of average restaurant gross sales to the average capital costs of a restaurant; and

  . the restaurant chain's relative competitive position among the same type of restaurants offering similar types of food, name recognition, and market penetration.

   None of the restaurant chains is affiliated with us, the Advisor, or the Income Funds.

   Selection of Restaurant Properties and Lessees. In making investments in restaurant properties, we and the Advisor consider relevant real property and financial factors, including:

  . the condition, use, and location of the restaurant property;

  . the income-producing capacity of the restaurant properties;

  . the prospects for long-term appreciation;

  . the relative success of the restaurant chain in the geographic area in which the restaurant property is located; and

  . the management capability and financial condition of the lessee.

   In selecting lessees, we and the Advisor have historically considered the prior experience of the lessee in the restaurant industry, the net worth of the lessee, past operating results of other restaurants currently or previously operated by the lessee, and the lessee's prior experience in managing restaurants within a particular restaurant chain.

   In selecting specific restaurant properties within a particular restaurant chain and in selecting lessees for each Income Fund's restaurant properties, the Advisor applies the following minimum criteria.

  . Each restaurant property was located in what we believed to be a prime business location.

  . Base or minimum annual rent provided a specified minimum return on the Income Fund's cost of purchasing and, if applicable, developing the restaurant property, and the lease typically also will provide for automatic increases in base rent at specified times during the lease term and/or for payment of percentage rent based on gross sales.

  . The initial lease term typically was at least 15 to 20 years.

  . In evaluating prospective tenants, the Advisor examined, among other factors, the lessee's ranking in its market segment, trends in sales in each restaurant chain, overall changes in consumer preferences, and the lessee's ability to adapt to changes in market and competitive conditions, the lessee's historical financial performance, and its current financial condition.

   In general, an Income Fund will not invest in a restaurant property, if, as a result, more than 25% of its gross proceeds from its offering of units would be invested in restaurant properties of a single restaurant chain or if more than 30% of its gross proceeds would be invested in restaurant properties in a single state.

Description of Restaurant Properties

   General. As of June 30, 1999, the Income Funds owned, in the aggregate, 564 restaurant properties. With the exception of 14 restaurant properties that were vacant as of June 30, 1999, all of the Income Funds' restaurant properties are currently triple-net leased. The following table provides information with respect to the Income Funds' restaurant properties owned and leased on a triple-net basis as of June 30, 1999. To calculate annualized total rental revenue, we used, for each restaurant property owned and leased at June 30, 1999, the monthly rental revenue for that property and multiplied that number times 12 to present annualized rental revenues for a 12 month period. We have not included any contingent rental income in the calculation of annualized total rental revenue. We have straight-lined the contractual increases in the rental income over the life of each of the leases in order to calculate rental revenue. We believe that our presentation of the annualized total rental revenue provides you with the most current, accurate portrait of the triple-net lease business of the 16 Income Funds. The annualized revenues in the table do not include revenue relating to closed or vacant restaurant properties.

                                        Number of
                                        States in
                             Total        which     Average  Annualized Percent
                           Number of   Restaurant   Age of     Total    of Total
                          Restaurant   Properties  Buildings   Rental    Rental
Income Fund              Properties(1) are Located  (years)   Revenue   Revenue
-----------              ------------- ----------- --------- ---------- --------
CNL Income Fund, Ltd....       17           11       13.4    $1,076,000   2.3%
CNL Income Fund II,
 Ltd....................       37           17       12.2     2,200,000   4.7
CNL Income Fund III,
 Ltd....................       26           16       11.4     1,625,000   3.5
CNL Income Fund IV,
 Ltd....................       38           15       11.1     2,392,000   5.1
CNL Income Fund V,
 Ltd....................       22           11       11.2     1,471,000   3.2
CNL Income Fund VI,
 Ltd....................       38           17       10.0     2,944,000   6.3
CNL Income Fund VII,
 Ltd....................       38           13       10.1     2,586,000   5.5
CNL Income Fund VIII,
 Ltd....................       36           12        9.9     3,146,000   6.7
CNL Income Fund IX,
 Ltd....................       40           17        9.9     3,048,000   6.5
CNL Income Fund X,
 Ltd....................       49           19        9.3     3,414,000   7.3
CNL Income Fund XI,
 Ltd....................       40           20        8.5     3,698,000   7.9
CNL Income Fund XII,
 Ltd....................       47           15        7.4     4,204,000   9.0
CNL Income Fund XIII,
 Ltd....................       47           17        7.2     3,467,000   7.4
CNL Income Fund XIV,
 Ltd....................       56           16        5.9     4,131,000   8.8
CNL Income Fund XV,
 Ltd....................       50           18        6.5     3,513,000   7.5
CNL Income Fund XVI,
 Ltd....................       44           18        7.5     3,879,000   8.3

--------

(1) The total number of properties for each Income Fund includes wholly owned properties and properties held in joint ventures and as tenants in common with a third party or another Income Fund. Of the 564 total restaurant properties owned by the Income Funds as of June 30, 1999, 64 restaurant properties were owned through joint ventures or as tenants in common with affiliates of the Income Funds.

   The following tables present information on the restaurant properties owned by the Income Funds, as of June 30, 1999, both by restaurant chain and by tenant. To calculate annualized total rental revenue, we used for each restaurant property owned and leased at June 30, 1999, the monthly rental revenue for that property and multiplied that number times 12 to present annualized rental revenues for a 12 month period. We have not included any contingent rental income in its calculation of annualized total rental revenue. We have straight-lined the contractual increases in the rental income over the life of each of the leases in order to calculate rental revenue.

                                            Average
                                   Total     Age of   Annualized   Percent of
                                 Number of  Building Total Rental Total Rental
Restaurant Chain                 Properties (years)    Revenue      Revenue
----------------                 ---------- -------- ------------ ------------
Golden Corral...................     61        8.2   $ 8,286,000       17.7%
Denny's.........................     54       10.5     5,195,000       11.1
Burger King.....................     57       11.7     4,858,000       10.4
Jack in the Box.................     50        7.9     4,769,000       10.2
Hardee's........................     63        7.3     4,350,000        9.3
Shoney's........................     26        8.9     2,813,000        6.0
Long John Silver's..............     40        7.8     2,444,000        5.2
Checkers........................     47        5.1     2,053,000        4.4
Wendy's.........................     16       11.9     1,461,000        3.1
IHOP............................      8        4.0     1,139,000        2.4
KFC.............................     17       10.6     1,067,000        2.3
Boston Market...................     12        3.3       993,000        2.1
Other...........................    113       11.9     7,366,000       15.8
                                    ---              -----------     ------
  Total.........................    564              $46,794,000     100.00%
                                    ===              ===========     ======
                                            Average
                                   Total     Age of   Annualized   Percent of
                                 Number of  Building Total Rental Total Rental
Tenant                           Properties (years)    Revenue      Revenue
------                           ---------- -------- ------------ ------------
Golden Corral Corporation.......     59        8.2   $ 7,961,000       17.0%
Foodmaker, Inc. ................     50        7.9     4,858,000       10.4
CKE Restaurants, Inc. ..........     52        7.0     3,672,000        7.8
Phoenix Restaurant Group,
 Inc. ..........................     34       11.1     3,423,000        7.3
Restaurant Management Services,
 Inc. ..........................     32       12.0     2,465,000        5.3
Burger King Corporation.........     25       11.7     2,284,000        4.9
Checkers Drive-In Restaurant....     48        5.2     2,111,000        4.5
Long John Silver's, Inc. .......     20        6.2     1,732,000        3.7
Shoney's, Inc. .................     18        9.9     1,498,000        3.2
Advantica Restaurant Group,
 Inc. ..........................     13        7.3     1,198,000        2.6
Carrols Corporation.............     14       14.3     1,073,000        2.3
IHOP Corp. .....................      7        3.9     1,006,000        2.1
Other...........................    192       10.3    13,513,000       28.9
                                    ---              -----------     ------
  Total.........................    564              $46,794,000     100.00%
                                    ===              ===========     ======

   The tenants of two restaurant chains have filed voluntary petitions for bankruptcy. In October 1998, tenants of nine Boston Market restaurant properties filed voluntary petitions for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As of August 31, 1999, three of these restaurant properties remain closed, two restaurant properties have been re-leased and the Income Funds continue to receive lease payments on the remaining four restaurant properties. The tenant of 36 Long John Silver's restaurant properties has also filed voluntary petitions for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As of August 31, 1999, five of these restaurant properties remain closed, three restaurant properties have been sold, eight restaurant properties have been re-leased and the Income Funds continue to receive lease payments on the remaining 20 restaurant properties.

   Land. Lot sizes generally range from 9,000 to 467,000 square feet depending upon building size and local demographic factors. Restaurants located on land within shopping centers are freestanding and may be located on smaller parcels if sufficient common parking is available. Restaurant properties purchased by an Income Fund are in locations zoned for commercial use which were reviewed for beneficial traffic patterns and volume of traffic. Generally, the cost to the Income Funds of the underlying land ranged from $8,800 to $1,160,000, although the cost of the land for particular restaurant properties may be higher or lower in some cases.

   Buildings. Either before or after construction or renovation, the restaurant properties acquired by the Income Funds are one of a restaurant chain's approved designs. Building and site preparation costs have varied depending upon the size of the building and the site and the area in which the restaurant property is located. Building and site preparation costs to the Income Funds ranged from $96,000 to $1,160,000 for each restaurant property.

   Generally, the restaurant properties acquired by the Income Funds consist of both land and building, although in a number of cases the Income Fund may have acquired only the land underlying the restaurant building with the building owned by a tenant or a third party. In general, the restaurant properties acquired by the Income Funds are freestanding and surrounded by paved parking areas. Buildings are suitable for conversion to various uses, although modifications would be required prior to use for other than restaurant operations.

   A lessee generally is required by the lease agreement to make such capital expenditures as may be reasonably necessary to refurbish restaurant buildings, premises, signs, and equipment so as to comply with the lessee's obligations under the franchise agreement to reflect the current commercial image of its restaurant chain. These capital expenditures will be paid by the lessee during the term of the lease, and the Income Funds are under no obligation to participate in the financing of such capital expenditures. In addition, a lessee bears responsibility for substantially all of the costs and expenses associated with the ongoing maintenance and operation of the leased restaurant properties, including utilities, property taxes and insurance.

   The following table shows the distribution of restaurant properties of the Income Funds by restaurant chain as of June 30, 1999.

                                                      Income Fund(1)
                         -----------------------------------------------------------------
                          I  II  III IV   V  VI  VII VIII IX   X  XI  XII XIII XIV XV  XVI
                         --- --- --- --- --- --- --- ---- --- --- --- --- ---- --- --- ---
Arby's.................. --    1 --    3   2   1 --  --   --  --  --    1   1  --  --    2
Boston Market........... --    1 --    1   1 --    1 --   --    1 --  --  --     4   4   5
Burger King.............   1   1   2 --    1   1   8  13   18  13  12   2   5    1 --  --
Checkers................ --    2 --    1 --  --    1 --   --  --  --  --    8   15  14   6
Chevy's Fresh Mex.......   1   1   1 --    1   1   1 --   --    1 --  --    1  --  --  --
Denny's................. --    3 --    4   3   2 --    1    4   3   7   9   3    6   2   9
Golden Corral...........   5   5   6   3   2   5   5   5    3   5   3   2   3    4   5   6
Hardee's................ --  --  --  --    1   2   6   4    6   7   5  11  11    6   7 --
IHOP.................... --    2   2   1   1   5 --  --     1 --  --  --  --   --  --    2
Jack in the Box......... --    1 --    1 --    1   3   2  --    6   8  10   5    6   4   5
KFC..................... --    3   4   1 --    3   2   2  --  --    1   1 --   --  --    1
Long John Silver's...... --  --  --  --  --  --  --  --   --    2 --    7   8    8   9   6
Pizza Hut...............   2   5   4   5   1 --  --  --   --    5 --  --  --   --  --  --
Popeyes.................   1   4   1 --  --    4   5   1  --  --  --  --  --   --  --  --
Shoney's................ --  --  --    6 --    1   2   5    5   4 --    2 --   --  --    1
Taco Bell............... --  --    2   1   2   1   1 --   --  --    1 --  --     2   1 --
Wendy's.................   5   2 --    4   1 --  --    1  --  --  --  --    1  --    1   1
Other(2)................   2   6   4   7   6  11   3   2    3   2   3   2   1    4   3 --

--------

(1) The number of restaurant properties for each Income Fund includes wholly owned restaurant properties and restaurant properties held in joint ventures and as tenants in common with a third party or another Income Fund. Of the 564 total restaurant properties owned by the Income Funds as of June 30, 1999, 64 restaurant properties were owned through joint ventures or as tenants in common with affiliates of the Income Funds.
(2) This category encompasses all restaurant chains that comprise less than 1% of the total of all restaurant properties of all of the Income Funds.

Description of Leases

   Here, we have summarized the leases of the restaurant properties. The terms and conditions of any lease, however, entered into by any of the Income Funds with regard to a restaurant property may vary from those described below.

   General. At June 30, 1999, with the exception of 16 vacant restaurant properties, all of the Income Funds' leases were triple-net leases, which means that the lessees are required to pay all repairs, maintenance, property taxes, and insurance. The lessees also are required to pay for utilities and the cost of any renovations permitted under the leases. An Income Fund is the lessor under the lease except in circumstances in which it may be a party to a joint venture or co-tenancy arrangement which, in turn, owns the restaurant property. In those cases, the joint venture, rather than the Income Fund, is the lessor, and all references in this section to the Income Fund as lessor therefore should be read accordingly.

   Term of Leases. Generally, each Income Fund's restaurant properties are leased for an initial term of either 15 or 20 years with two to five renewal options for five years each. The minimum rental payment under the renewal option generally is greater than that due for the final lease year of the initial term of the lease. Upon termination of the lease, the lessee will surrender possession of the restaurant property to the Income Fund, together with any improvements made to the restaurant property during the term of the lease.

   As of June 30, 1999, the average remaining initial lease term with respect to the Income Funds' restaurant properties was approximately 12 years. Leases accounting for approximately 12.1% of annualized base rent for the six months ended June 30, 1999, have initial lease terms extending until at least December 31, 2014.

   The following table shows the aggregate number of leases in the Income Funds' restaurant property portfolio which expire each calendar year through the year 2014, as well as the number of leases which expire after December 31, 2014. The table does not reflect the exercise of any of the renewal options provided to the tenant under the terms of such leases.

                             Lease Expiration Table

                                                                  Base Rent
                                                             -------------------
Year                                                  Number  Amount(1)  Percent
----                                                  ------ ----------- -------
2000.................................................    4    $  149,000    0.3%
2001.................................................    7       493,000    1.1
2002.................................................   13       936,000    2.1
2003.................................................    6       297,000    0.6
2004.................................................    6       817,000    1.8
2005.................................................   20     2,416,000    5.2
2006.................................................   28     2,558,000    5.5
2007.................................................   32     2,659,000    5.7
2008.................................................   34     2,581,000    5.5
2009.................................................   29     3,083,000    6.6
2010.................................................   58     4,573,000    9.8
2011.................................................   67     6,032,000   12.9
2012.................................................   61     5,526,000   11.8
2013.................................................   53     4,356,000    9.3
2014.................................................   73     4,719,000   10.0
Thereafter...........................................   57     5,485,000   11.8
                                                       ---   -----------  -----
Totals(1)............................................  548   $46,680,000  100.0%
                                                       ===   ===========  =====

--------

(1) As of June 30, 1999, the leases for 14 properties with aggregate base rental income of approximately $1,312,000 have expired or been terminated, including three Boston Market restaurant properties and six Long John Silver's restaurant properties. We are actively marketing these properties for re-lease or sale. This table also excludes two leases which expire in 1999 and provide for annual base rent of approximately $114,000.

   Computation of Lease Payments. During the initial term of the lease, the lessee pays the Income Fund, as lessor, minimum annual rent equal to a specified percentage of the Income Fund's cost of purchasing the restaurant property. Generally, the leases provide for the escalation of the minimum annual rent at predetermined intervals during the term of the lease. In the case of acquisition of restaurant properties that were to be constructed or renovated pursuant to a development agreement, the Income Fund's costs of purchasing the restaurant property included the purchase price of the land, including all fees, costs, and expenses paid by the Income Fund in connection with its purchase of the land, and all fees, costs, and expenses disbursed by the Income Fund for construction of restaurant improvements.

   In addition to minimum annual rent, in many cases, the lessee pays the Income Fund "percentage rent." Percentage rent is computed as a percentage of gross sales of the restaurant operating at a particular restaurant property. The leases generally provide that percentage rent will commence in the first lease year in which gross sales exceed a specified amount. The Income Funds have negotiated leases, however, that provide that percentage rent is to be paid quarterly beginning at the end of the first two years of the lease and each succeeding quarter thereafter to the extent the restaurant gross sales in that quarter exceed the average quarterly gross sales during the first two lease years. Gross sales include sales of all products and services of the restaurant, excluding sales taxes, tips paid to serving people, and sales from vending machines.

   Assignment and Sublease. In general, no lease may be assigned or subleased without the Income Fund's prior written consent, which may not be unreasonably withheld, except to a tenant's corporate franchiser, corporate affiliate or subsidiary, a successor by merger or acquisition, or, in some cases, another franchisee, if such assignee or sublessee agrees to operate the same type of restaurant on the premises. The leases set forth factors, such as the financial condition of the proposed lessee or subtenant, that are deemed to be a reasonable basis for the Income Fund's refusal to consent to an assignment or sublease. The original lessee generally remains fully liable, however, for the performance of all lessee obligations under the lease following any such assignment or sublease unless the Income Fund agrees in writing to release the original lessee from its lease obligations.

   Alterations to Premises. A lessee generally has the right, without the prior consent of the Income Fund and at the lessee's own expense, to make immaterial structural modifications to the restaurant building and improvements, with a cost limitation set forth in the lease, or, with the Income Fund's prior written consent and at the lessee's own expense, to make material structural modifications that may include demolishing and rebuilding the restaurant. The Income Funds have negotiated leases under which, the lessee, at its own expense, may make any type of alterations to the leased premises without the Income Fund's consent but must provide the Income Fund with plans of any proposed structural modifications at least 30 days before construction of the alterations commences. Other leases may require the lessee to post a payment and performance bond for any structural alterations with a cost in excess of a specified amount.

   Right of Lessee to Purchase. If the Income Fund wishes at any time to sell a restaurant property pursuant to a bona fide offer from a third party, the lessee of that restaurant property will generally have the right to purchase the restaurant property for the same price, and on the same terms and conditions, as contained in the offer. The lessee may also have a right to purchase the restaurant property seven to 20 years after commencement of the lease at a purchase price equal to the greater of

   (1) the restaurant property's appraised value at the time of the lessee's purchase, or

   (2) a specified amount, generally equal to the Income Fund's purchase price of the restaurant property, plus a predetermined percentage of such purchase price. Alternatively, a limited number of leases provide for a purchase option price which is computed pursuant to a formula that looks to various measures of value contained in an independent appraisal of the restaurant property. As the general partners, we negotiated only such formulae that we expected would result in reasonable approximations of the fair market value of the restaurant property at the time the option is exercised.

   Substitution of Restaurant Properties. Some of the Income Funds' leases provide the tenant with the right to offer the substitution of another restaurant property selected by the tenant and improved with the same restaurant chain subject to landlord approval if the tenant determines in its reasonable business discretion exercised in good faith that a restaurant property is inadequate or unprofitable for the purposes for which such restaurant property is used pursuant to the lease. In that event, the lessee will have the right to offer the Income Fund the opportunity to exchange the restaurant property for another restaurant property, with a value of not less than the current value of the original leased restaurant property as determined by an independent appraisal of both restaurant properties.

   Generally, if the Income Fund approves the substitution, a closing must take place within 60 days following the Income Fund's approval of the substitution. The terms of the lease for the substituted restaurant property will generally be identical to the terms of the lease as the original restaurant property, except that the lease term will equal the remainder of the term of the original lease. The tenant must pay all reasonable costs associated with the substitution.

   In some cases if the Income Fund does not approve a proposed substitution, the tenant has the right to submit alternate restaurant properties to the Income Fund for the Income Fund's approval. If no restaurant properties are accepted by the Income Fund, the tenant has the option to purchase the original restaurant property in accordance with a formula set forth in the lease.

   Special Conditions. The leases may also provide that the Income Fund will not be permitted to own or operate, directly or indirectly, another restaurant property of the same or similar type as the leased restaurant property that is or will be located within a specified distance of the leased restaurant property.

   Insurance, Taxes, Maintenance, and Repairs. Substantially all of the leases require that the lessee pay all taxes and assessments, maintenance, repair, utility, and insurance costs applicable to the real estate and permanent improvements. Lessees are required to maintain all restaurant properties in good order and repair.

   Lessees generally are required, under the terms of the leases, to maintain, for the benefit of the Income Fund and the lessee, casualty insurance in an amount not less than the full replacement value of the building and other permanent improvements, or a percent of such value in the case of some of the leases, but in no case less than 90%, as well as liability insurance, generally for $1,000,000 for each location and event with an umbrella policy of $5,000,000. All lessees, other than those lessees with a substantial net worth, generally also are required to obtain "rental value" or "business interruption" insurance to cover losses due to the occurrence of an insured event for a specified period, generally six to 12 months. In general, no lease was entered into unless, in the opinion of the Advisor, the insurance required by the lease adequately insures the restaurant property.

   The lessees generally are required to maintain the restaurant property and repair any damage to the restaurant property, except damage occurring during the last 24 months of the lease term, as extended, which in the opinion of the lessee renders the restaurant property unsuitable for occupancy, in which case the lessee will have the right instead to pay the insurance proceeds to the Income Fund and terminate the lease.

Joint Venture/Tenancy in Common Arrangements

   The Income Funds have entered into joint ventures or tenancy in common arrangements to own and operate a restaurant property with unaffiliated persons or entities, either alone or together with another Income Fund. In these arrangements, the Income Fund, alone or together with another Income Fund, acquires a controlling equity interest in the joint venture or tenancy in common and, except with respect to CNL Income Fund, Ltd., must control the management and policies of such joint venture or tenancy in common. As of June 30, 1999, the Income Funds held 50 restaurant properties in joint ventures and 14 restaurant properties as tenants in common.

   Under the terms of each joint venture agreement, the Income Fund and each joint venture partner are jointly and severally liable for all debts, obligations, and other liabilities of the joint venture. In addition, we or our affiliates are entitled to reimbursement, at cost, for actual expenses incurred by us or our affiliates on behalf of the Income Fund. Joint ventures entered into to purchase and hold a restaurant property for investment generally have an initial term of 15 to 20 years, which is the same term as the initial term of the lease for the restaurant property in which the joint venture invests, and, after the expiration of the initial term, will continue in existence from year to year unless terminated at the option of either joint venturer or unless terminated by an event of dissolution as specified in the agreement governing the joint venture. The joint venture agreement restricts each venturer's ability to sell, transfer, or assign its joint venture interest without first offering it for sale to its joint venture partner. In addition, in any joint venture with another Income Fund, in the event that one party desires to sell the restaurant property and the other party does not desire to sell, either party has the right to trigger dissolution of the joint venture by sending a notice to the other party. The notice will establish the price and terms for the sale or purchase of the other party's interest in the joint venture to the other party. The joint venture or partnership agreement grants the receiving party the right to elect either to purchase the other party's interest on the terms set forth in the notice or to sell its own interest on such terms.

   The tenancy in common arrangements are very similar in nature to the joint venture arrangements. However, unlike joint venture arrangements, tenancy in common arrangements allow the Income Funds to defer the gain for federal income tax purposes on the exchange of a restaurant property for a replacement property. Under a tenancy in common agreement, the co-tenant has an interest in the property to the extent of its contribution to the acquisition of this property. In addition, the net profits and losses derived from the tenancy in common's investment in a real property are allocated among the co-tenants in accordance with their respective capital contributions. Similar to the joint venture arrangements, the tenancy in common agreement restricts each co-tenant's ability to sell, transfer, or assign its interest in the tenancy in common's property without first offering it for sale to the remaining co-tenant. In the event that one co-tenant desires to sell the property and the other co-tenant does not desire to sell such property, then either co-tenant may deliver a written notice to the other co-tenant. This written notice must state that the offering co-tenant intends to purchase the entire tenancy in common interest of the non-offering co-tenant, the purchase price and other terms of sale. Similar to the joint venture arrangement, the tenancy in common arrangement provides that the receiving co-tenant has the right to elect whether to purchase the other co-tenant's interest on the terms set forth in the notice or sell its own interest on such terms.

Financing

   No Income Fund or any general partnership or joint venture in which an Income Fund is a partner or joint venturer has acquired restaurant properties by incurring indebtedness. Generally, the partnership agreements governing each Income Fund do not permit the Income Fund to borrow to make investments. The partnership agreement, however, may provide specific circumstances under which the Income Funds may borrow funds. Regardless of such circumstances, however, the Income Funds are not permitted to encumber any of the restaurant properties in connection with any such borrowing. The Income Funds do not borrow for the purpose of returning capital to you or under arrangements that would make you liable to creditors of an Income Fund. In general, we have limited each Income Fund's outstanding indebtedness to 3.0% of the aggregate adjusted tax basis of its restaurant properties and we have used, and will continue to use, our reasonable efforts to structure any borrowing so that it will not constitute "acquisition indebtedness" for federal income tax purposes. In addition, generally an Income Fund may not incur indebtedness unless it first obtains an opinion of counsel that such borrowing will not constitute acquisition indebtedness. Notwithstanding the foregoing, we or our affiliates are entitled to reimbursement, at cost, for actual expenses incurred by us or our affiliates on behalf of an Income Fund.

Sale of Restaurant Properties

   The Income Funds generally hold their restaurant properties until we determine either that their sale or other disposition is advantageous in view of each Income Fund's investment objectives, or that such objectives will not be met. Generally, we intend to sell each Income Fund's restaurant properties within 7 to 12 years after their acquisition or as soon thereafter as market conditions permit. In deciding whether to sell restaurant properties, we will consider factors such as potential capital appreciation, net cash flow, and federal income tax considerations. Some leases, however, may require an Income Fund to sell a restaurant property if the lessee exercises its option to purchase a restaurant property after a specified portion of the lease term has elapsed. No Income Fund has any obligation to sell all or any portion of a restaurant property at any particular time, except as may be required under lessee or joint venture purchase options.

   Net sales proceeds not reinvested in restaurant properties or used to establish reserves deemed necessary or advisable by us are distributed to the Limited Partners in accordance with each Income Fund's partnership agreement. If we determine, however, that it is in the interest of an Income Fund to reinvest net sales proceeds in restaurant properties, net sales proceeds will be reinvested only if sufficient cash also is distributed to the Limited Partners to pay any state income tax, at a rate reasonably assumed by us, and federal income tax, assuming the Limited Partners' income is taxable at the maximum federal income tax rate then applicable to individuals for capital gains, created by the disposition. Net cash flow is not invested in restaurant properties.

   In connection with sales of restaurant properties by the Income Funds, purchase money security interests may be taken by the Income Funds as part payment of the sales price. The terms of payment are affected by custom in the area in which the restaurant property is located and by prevailing economic conditions. When a purchase money security interests is accepted in lieu of cash upon the sale of an Income Fund's restaurant property, the Income Fund continues to have a mortgage on the restaurant property and the proceeds of the sale will be realized over a period of years rather than at closing of the sale.

Competition

   The competitive environment in which the Income Funds operate is substantially similar to that of the APF, as described above on page 146.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

   The following is a discussion of the significant investment, financing and other policies of APF and of the Income Funds. In the case of APF, APF's Board of Directors has determined these policies, and generally, the Board may amend or revise such policies from time to time without a vote of the stockholders. For the Income Funds, the policies have been set according to the investment objectives set forth in the partnership agreement governing each Income Fund. The description included here regarding the Income Funds is general to all the Income Funds.

   Since its inception, APF has primarily engaged in acquiring and triple-net leasing restaurant properties and secondarily has made mortgage loans to operators of national and regional restaurant chains. Upon the acquisition of the CNL Restaurant Businesses, APF has increased its mortgage financing business substantially, although it will still primarily be engaged in the acquisition and triple-net leasing of restaurant properties. APF's Articles of Incorporation, as they are being amended by APF's stockholders, do not place a limit on the percentage of assets which APF may invest in real estate, mortgages, or securities of persons primarily engaged in real estate, nor do they restrict the amount of resources that may be invested in a single restaurant property.

                                      APF

Investment Policies

   Real Estate Investments. Using its line of credit or cash available from operations or financings, APF seeks to generate income by acquiring and managing a diversified portfolio of real estate and other assets across the United States. APF has focused and intends to continue to focus its real estate investments on properties to be leased to operators of national and regional restaurant chains, however APF's Articles of Incorporation do not restrict its real estate investments to restaurant properties. In its real estate activities, APF seeks to structure triple-net leases and to acquire restaurant properties subject to leases that generally provide:

  (1) that the tenant is responsible for all operating and capital expenses, except for specified environmental and other contingent liabilities,

  (2) for contractual rent increases over the term of the lease, and

  (3) for primary lease terms of 15 to 20 years, with two to five renewals of five years each.

   While APF generally intends to hold its restaurant properties for long-term investment, APF may dispose of a restaurant property if it deems such disposition to be in its best interests. APF may also sell restaurant properties to tenants pursuant to any purchase options that may be included in the leases as described above in "APF's Business --General Evaluation of Investment Opportunities."

   Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. APF may in the future invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. APF may acquire all or substantially all of the securities or assets of REITs or similar entities where such investments would be consistent with its investment policies. APF may also receive an equity interest or rights to purchase equity interests in tenants or affiliates of tenants in connection with sale-leaseback transactions. In any event, APF does not intend that its investments in securities will require it to register as an "Investment Company" under the Investment Company Act of 1940, as amended, and APF would divest itself of such securities before any such registration would be required.

   Joint Ventures and Wholly-Owned Subsidiaries. APF may in the future enter into joint ventures or general partnerships and other participations with real estate developers, owners and others for the purpose of obtaining an equity interest in a particular property or properties in accordance with APF's investment policies.

Such investments permit APF to own interests in large properties without unduly restricting diversification and, therefore, add flexibility in structuring APF's portfolio.

   Engaging in the Purchase and Sale of Investments and Investing in the Securities of Others for the Purpose of Exercising Control. As part of its investment activities, APF may acquire, own and dispose of general and limited partner interests, stock, warrants, options or other equity interests in entities and exercise all rights and powers granted to the owner of any such interests.

   Offering Securities in Exchange for Property. APF may offer APF Shares, Operating Partnership units or other APF securities in exchange for a restaurant property.

   Repurchasing or Reacquiring Its Own Shares. APF may purchase or repurchase APF Shares from any person for such consideration as the Board of Directors may determine in its reasonable discretion, whether more or less than the original issuance price of such APF Share or the then trading price of such APF Share.

   Investments in Real Estate Mortgages. APF originates mortgages to operators of national and regional restaurant chains, or their affiliates, to enable them to acquire restaurant properties. APF also securitizes the mortgage loans by contributing them to a trust which subsequently issues trust certificates representing beneficial ownership interests in the pool of mortgage loans. The net proceeds of the offering of the trust certificates are then contributed back to APF. The mortgage loans are not insured by a governmental agency.

Financing Policies

   Issuance of Additional Securities. APF's Board of Directors may, in its discretion, issue additional equity securities. APF expects to issue additional equity from time to time to increase its available capital. The issuance of additional equity interests may result in the dilution of the interests of the APF stockholders at the time of such issuance.

   Issuance of Senior Securities. APF may at any time issue securities senior to the APF Shares, upon such terms and conditions as may be determined by the Board of Directors.

   Borrowing Policy. APF may, at any time, borrow, on a secured or unsecured basis, funds to finance its business and in connection therewith execute, issue and deliver promissory notes, commercial paper, notes, debentures, bonds and other debt obligations which may be convertible into APF Shares or other equity interests or be issued together with warrants to acquire APF Shares or other equity interests.

Miscellaneous Policies

   Making Annual or Other Reports to Stockholders. APF is subject to the reporting requirements of the Exchange Act and will file annual and quarterly reports thereunder. APF currently intends to provide annual and quarterly reports to its stockholders.

   Restrictions on Related Party Transactions. APF's bylaws prohibit APF from engaging in a transaction with a director, officer, advisor, person owning or controlling 10% or more of any class of APF's outstanding voting securities or any affiliate of such persons, to all of whom we refer to here as the interested parties, except to the extent that such transactions are specifically authorized by the terms of the bylaws. The bylaws will permit a transaction, including the acquisition of property, with any of the interested parties, however, if the terms or conditions of such transaction have been disclosed to the Board of Directors and approved by a majority of directors not otherwise interested in the transaction, and such directors, in approving the transaction, have determined the transaction to be fair, competitive, commercially reasonable and on terms and conditions no less favorable to APF than those available from unaffiliated third parties.

   Company Control. The Board of Directors has exclusive control over APF's business and affairs subject only to the restrictions in the APF's Articles of Incorporation and bylaws. Stockholders have the right to elect members of the Board of Directors. The Directors are accountable to APF as fiduciaries and are required to exercise good faith and integrity in conducting APF's affairs as described in "Fiduciary Responsibility" on page 169.

Working Capital Reserves

   APF will maintain working capital reserves or immediate borrowing capacity in amounts that the Board of Directors determines to be adequate to meet normal contingencies in connection with the operation of APF's business and investments.

                                The Income Funds

Investment Policies

   Real Estate Investments. The Income Funds' primary investment activity is to acquire and manage a diversified portfolio of real estate assets. In their real estate activities, the Income Funds seek to structure triple-net leases and to acquire properties subject to leases that generally have the following terms:

  . tenant responsibility for all operating and capital expenses, except for specified environmental and other contingent liabilities;

  .  contractual rent increases over the term of the lease; and

  . primary lease terms of 15 to 20 years, with two to five renewal options of five years each.

   While the Income Funds generally hold their restaurant properties for long-term investment, an Income Fund may dispose of a restaurant property if the general partners deem such disposition to be in its best interests. Generally, any proceeds from such disposition must be distributed to the partners in the Income Fund according to the terms of the partnership agreements governing such Income Fund. The Income Funds are finite term entities which are structured to dissolve when the assets of the Income Funds are liquidated, or after approximately 35 years.

   Joint Ventures/Tenancy in Common Arrangements. Each of the Income Funds may enter into joint venture or tenancy in common arrangements and other participations with others for the purpose of obtaining an equity interest in a particular property or properties in accordance with the Income Fund's investment policies. Such investments permit a Fund to own interests in large properties without unduly restricting diversification and, therefore, add flexibility in structuring the Income Fund's portfolio.

Financing

   The Income Funds are generally prohibited from or restricted in the amount and nature of borrowings. Additionally, none of the Income Funds are authorized to raise additional capital for, or reinvest the net sale or refinancing proceeds in, new investments, absent amendments to their partnership agreements.

                                   MANAGEMENT

Directors and Executive Officers

   The directors and executive officers of APF are listed below:

          Name            Age                 Position with APF
          ----            --- --------------------------------------------------
James M. Seneff, Jr......  53 Chairman of the Board of Directors
Robert A. Bourne.........  52 Vice Chairman of the Board of Directors
G. Richard Hostetter.....  59 Independent Director
J. Joseph Kruse..........  66 Independent Director
Richard C. Huseman.......  60 Independent Director
Curtis B. McWilliams.....  44 Chief Executive Officer
John T. Walker...........  40 President and Chief Operating Officer
Howard J. Singer.........  56 Executive Vice President of Development Operations
Barry L. Goff............  37 Senior Vice President and Chief Investment Officer
Steven D. Shackelford....  36 Senior Vice President and Chief Financial Officer
Michael I. Wood..........  38 Senior Vice President of Asset Management
Timothy J. Neville.......  51 Senior Vice President and Chief Credit Officer
Robert W. Chapin Jr......  37 Senior Vice President of Development Operations

   James M. Seneff, Jr. has served as Chairman of the Board of Directors of APF since December 1994 and as a director since May 1994. Mr. Seneff also served as Chief Executive Officer of APF from May 1994 to September 1999. Prior to the acquisition of the CNL Restaurant Businesses, Mr. Seneff served as Chairman of the Board, Chief Executive Officer and a director of the Advisor from March 1994 to September 1999. Mr. Seneff is a principal stockholder of CNL Group, Inc., a diversified real estate company, and has served as its Chairman of the Board of Directors, a director and Chief Executive Officer since its formation in 1980. In addition, Mr. Seneff has served as Chairman of the Board, Chief Executive Officer and a director of CNL Hospitality Properties, Inc. since June 1996 and of CNL Health Care Properties, Inc. since December 1997, two public, unlisted REITs. Mr. Seneff also has served as Chief Executive Officer, a director and Chairman of the Board of Directors of Commercial Net Lease Realty, Inc., a publicly-traded REIT, listed on the NYSE, since 1992 and served as Chief Executive Officer, a director and Chairman of the Board of Directors of CNL Realty Advisors, Inc. from its inception in May 1992 through December 1997, at which time such company merged with Commercial Net Lease Realty, Inc. Mr. Seneff has served as a member of the board of directors of First Union National Bank of Florida since May 1998 and has served as a member of the Orlando Advisory Board of First Union National Bank of Florida since March 1994. Mr. Seneff received his degree in Business Administration from Florida State University in 1968.

   Robert A. Bourne has served as a Vice Chairman of the Board of Directors of APF since February 1999 and has served as a director of APF since May 1994. He also served in various executive positions, including President of APF from May 1994 to February 1999, and Treasurer from February 1994 to September 1999.
Mr. Bourne served as a director of the Advisor from March 1994 through September 1999, served as Treasurer and Vice Chairman of the Board from September 1997 through September 1999 and served as President from March 1994 through September 1997. In addition, Mr. Bourne served in several executive positions, including President and Vice Chairman of the Board of Directors for CNL Financial Services, Inc. and served in several executive positions, including President and Vice Chairman of the Board for CNL Financial Corporation until the acquisition of those entities in September 1999. Mr. Bourne served as President of Commercial Net Lease Realty, Inc. from July 1992 to February 1996, served as Secretary and Treasurer from February 1996 through December 1997, has served as a director since July 1992 and as Vice Chairman of the Board of Directors since February 1996. In addition, Mr. Bourne served as President of CNL Realty Advisors, Inc. from May 1992 to February 1996, served as a director from May 1992 through December 1997, and as Treasurer and Vice Chairman from February 1996 through December 1997, at which time such company merged with Commercial Net Lease Realty, Inc. Mr. Bourne has served as President and a director of CNL Hospitality Properties, Inc.

since June 1996 and CNL Health Care Properties, Inc. since December 1997. In addition, Mr. Bourne oversaw the acquisition and the management of over 1,500 properties located across 47 states with a total value in excess of $2 billion. Mr. Bourne received a Bachelor of Science Degree in Accounting, with honors, from Florida State University in 1970.

   G. Richard Hostetter, Esq. has served as an Independent Director of APF since March 1995. Mr. Hostetter served as a director of CNL Hospitality Properties, Inc. from July 1997 until February 1999. Mr. Hostetter was associated with the law firm of Miller and Martin from 1966 through 1989, the last ten years of such association as a senior partner. As a lawyer, he served for more than 20 years as counsel for various corporate real estate groups, fast-food companies and public companies, including The Krystal Company, resulting in his extensive participation in transactions involving the sale, lease, and sale/leaseback of approximately 250 restaurant units. Mr. Hostetter graduated from the University of Georgia and received his Juris Doctor from Emory Law School in 1966. He is licensed to practice law in Tennessee and Georgia. From 1989 through 1998, Mr. Hostetter served as President and General Counsel of Mills, Ragland & Hostetter, Inc., the corporate general partner of MRH, L.P., a holding company involved in corporate acquisitions, in which he also was a general and limited partner. Since January 1, 1999, Mr. Hostetter has served as President and General Counsel of MRH, Inc. which manages two of the businesses formerly owned by MRH, L.P.

   J. Joseph Kruse has served as an Independent Director of APF since March 1995. Mr. Kruse also served as a director of CNL Hospitality Properties, Inc. from July 1997 to February 1999. From 1993 to the present, Mr. Kruse has been President and Chief Executive Officer of Kruse & Co., Inc., a merchant banking company engaged in real estate. Mr. Kruse also serves as a director of Gateway American Bank of Florida and Chairman of Topsider Building Systems. Formerly, Mr. Kruse was a Senior Vice President with Textron, Inc. for twenty years, and then served as Senior Vice President at G. William Miller & Co., a firm founded by a former Chairman of the Federal Reserve Board and the Secretary of the Treasury of the United States. Mr. Kruse was responsible for evaluations of commercial real estate and retail shopping mall projects and continues to serve as counsel to the firm. Mr. Kruse received a Bachelor of Science degree in Education from the University of Florida in 1957 and a Master of Science degree in Administration in 1958 from Florida State University. He also graduated from the Advanced Management Program of the Harvard Graduate School of Business.

   Richard C. Huseman has served as an Independent Director of APF since March 1995. Mr. Huseman also served as a director of CNL Hospitality Properties, Inc. from July 1997 to February 1999. Mr. Huseman is presently a professor in the College of Business Administration, and from 1990 through 1995, served as the Dean of the College of Business Administration of the University of Central Florida. He has served as a consultant in the area of managerial strategies to a number of Fortune 500 corporations, including IBM, AT&T, and 3M, as well as to several branches of the U.S. government, including the U.S. Department of Health and Human Services, the U.S. Department of Justice, and the Internal Revenue Service. Mr. Huseman received a Bachelor of Arts degree from Greenville College in 1961 and an Master of Arts degree and a Ph.D. from the University of Illinois in 1963 and 1965, respectively.

   Curtis B. McWilliams has served as Chief Executive Officer of APF since September 1999. Prior to the acquisition of the CNL Restaurant Businesses, Mr. McWilliams served as President of APF from February 1999 until September 1999. From April 1997 to February 1999, Mr. McWilliams served as Executive Vice President of APF. Mr. McWilliams joined CNL Group, Inc. in April 1997 and served as an Executive Vice President until September 1999. In addition, Mr. McWilliams served as President of the Advisor and CNL Financial Services, Inc. from April 1997 until the acquisition of such entities by APF in September 1999. From September 1983 through March 1997, Mr. McWilliams was employed by Merrill Lynch & Co. The majority of his career at Merrill Lynch & Co. was in the Investment Banking division where he served as a Managing Director. Mr. McWilliams received a B.S.E. in Chemical Engineering from Princeton University in 1977 and a Master of Business Administration degree with a concentration in finance from the University of Chicago in 1983.

   John T. Walker has served as President since September 1999, has served as Chief Operating Officer since March 1995 and has served as Executive Vice President of APF since January 1996. Mr. Walker joined the Advisor in September 1994, as Senior Vice President, responsible for Research and Development and served as the Chief Operating Officer of the Advisor from April 1995 until its acquisition by APF in September 1999 and served as Executive Vice President of the Advisor from January 1996 until its acquisition by APF. Mr. Walker also served as Executive Vice President of CNL Hospitality Properties, Inc. and CNL Hospitality Advisors, Inc. from 1997 to October 1998. From May 1992 to May 1994, he was Executive Vice President for Finance and Administration and Chief Financial Officer of Z Music, Inc., a cable television network which was subsequently acquired by Gaylord Entertainment, where he was responsible for overall financial and administrative management and planning. From January 1990 through April 1992, Mr. Walker was Chief Financial Officer of the First Baptist Church in Orlando, Florida. From April 1984 through December 1989, he was a partner in the accounting firm of Chastang, Ferrell & Walker, P.A., where he was the partner in charge of audit and consulting services, and from 1981 to 1984, Mr. Walker was a Senior Consultant/Audit Senior at Price Waterhouse. Mr. Walker is a cum laude graduate of Wake Forest University with a Bachelor of Science degree in Accountancy and is a certified public accountant.

   Howard J. Singer has served as Executive Vice President of Development Operations of APF since September 1999. Mr. Singer joined CNL Restaurant Development, Inc. in October 1995 and served as chief operating officer for that company until September 1999, responsible for complete services ranging from site selection, site development and construction. From October 1986 to September 1995, Mr. Singer was executive vice president of development for Long John Silver's. He has also worked for KFC Corporation and Burger King Corporation where he held positions in development, franchising, national and international operations. Mr. Singer received a Bachelor of Science degree from the University of Florida in 1965 and a Juris Doctor from the University of Miami in 1972.

   Barry L. Goff has served as Chief Investment Officer and Senior Vice President of APF since September 1999. Mr. Goff joined the Advisor in August 1998 as Chief Investment Officer and served in such position until September 1999. Mr. Goff is responsible for marketing APF's restaurant finance, development and strategic advisory services and products to the restaurant industry. Prior to joining the Advisor and from 1989 to July 1998, Mr. Goff was a shareholder of Lowndes, Droskick, Doster, Kantor & Reed, PA., a law firm, in Orlando, Florida where he specialized in U.S. and international taxation. Prior to joining Lowndes in 1989, Mr. Goff practiced law with Loeb & Loeb in Los Angeles. Mr. Goff received his Bachelor of Science degree in Business Administration from the University of Central Florida in 1983, his Juris Doctor degree from the University of Florida in 1986 and a Master of Laws in Taxation from New York University in 1988.

   Steven D. Shackelford has served as Senior Vice President and Chief Financial Officer of APF since January 1997. He has also served as Secretary and Treasurer of APF since September 1999. He also served as Chief Financial Officer of the Advisor from September 1996 to September 1999. From March 1995 to July 1996, Mr. Shackelford was a senior manager in the national office of Price Waterhouse LLP where he was responsible for advising foreign clients seeking to raise capital and a public listing in the United States. From August 1992 to March 1995, he was a manager in the Paris, France office of Price Waterhouse, serving several multinational clients. Mr. Shackelford was an audit staff and senior from 1986 to 1992 in the Orlando, Florida office of Price Waterhouse. Mr. Shackelford received a Bachelor in Arts degree in Accounting, with honors, and a Master of Business Administration degree from Florida State University and is a certified public accountant.

   Michael I. Wood has served as Senior Vice President of Asset Management since September 1999. Mr. Wood joined the Advisor in September 1997 and was appointed Senior Vice President of Asset Management in December 1997, serving in such position until September 1999. Mr. Wood is responsible for overseeing the property management and portfolio management of the various portfolios advised by APF. Prior to joining the Advisor, Mr. Wood spent more than 10 years with Xerox Corporation in a variety of positions in its real estate investment and corporate real estate divisions. His most recent position with Xerox was as manager of real estate acquisitions and dispositions where he was responsible for Xerox's major real estate projects. Mr. Wood has achieved the professional designation of Certified Commercial Investment Member. He received a Bachelor of Science degree in Computer Science and a Master of Business Administration degree from the University of North Carolina at Chapel Hill.

   Timothy J. Neville has served as Senior Vice President and Chief Credit Officer of APF since September 1999. Mr. Neville was Senior Vice President and Chief Credit Officer of CNL Financial Services, Inc., responsible for underwriting loans to select operators of top restaurant chains, from mid 1998 to September 1999. He has more than 25 years of lending and risk management experience at major financial institutions. From 1992 to early 1998, Mr. Neville served as Executive Vice President and Senior Credit Policy Officer at Barnett Bank, N.A. In that capacity, he was responsible for loan approval, asset quality and portfolio management of a loan portfolio totaling $1.4 billion. Prior responsibilities included management of lending departments and lending teams with various financial institutions. Mr. Neville earned a Master in Business Administration degree from Xavier University and a Bachelor of Business Administration degree from the University of Cincinnati.

   Robert W. Chapin, Jr. has served as Senior Vice President of Operations of APF since September 1999. In July 1997, Mr. Chapin joined CNL Restaurant Development, Inc. and was Senior Vice President of Development Operations for that Company until September 1999, responsible for complete development services ranging from site selection, site development and construction management. From July 1997 to June 1998, Mr. Chapin served as a full-time consultant with CNL Group, Inc., working on a number of strategic project initiatives. From November 1994 to June 1997, Mr. Chapin served as President of Leader Enterprises, a full-service sports marketing firm. From October 1989 to November 1994, Mr. Chapin was employed by VOA Associates, a Chicago-based design and development company, most recently as managing principal of the Florida office. Mr. Chapin received his Bachelor of Science degree from Appalachian State University.

Board of Directors

   General. APF will operate under the direction of its Board of Directors, the members of which are accountable to APF as fiduciaries.

   APF currently has five directors. It may have no fewer than three directors and no more than 15. Directors will be elected annually, and each director will hold office until the next annual meeting of stockholders or until his successor has been duly elected and qualified. There is no limit on the number of times that a director may be elected to office. Although the number of directors may be increased or decreased as discussed above, a decrease shall not have the effect of shortening the term of any incumbent director.

   Any director may resign at any time and may be removed with or without cause only by the stockholders upon the affirmative vote of at least a majority of all the shares of common stock outstanding and entitled to vote in the election of the directors. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a director shall be removed.

   Committees of the Board of Directors. Pursuant to APF's Articles of Incorporation, the Board of Directors may establish committees as it deems appropriate. Currently, APF has an Audit Committee which consists of APF's three independent directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of APF's internal accounting controls.

   In addition to the Audit Committee, APF has a Compensation Committee. The Compensation Committee consists of three independent directors who advise the Board of Directors on all matters pertaining to compensation programs and policies and establish guidelines for employee incentive and benefits programs which the committee reviews on a continuous basis. It makes specific recommendations relating to salaries of officers and all incentive awards.

   Promptly following the consummation of the Acquisition, the Board of Directors expects to establish an Executive Committee. The Executive Committee will consist of a minimum of three directors, including Messrs. Seneff and Bourne. The Executive Committee will have the authority to acquire, dispose of and finance investments for APF and execute contracts and agreements, including those related to the borrowing of money by APF and generally exercise all other powers of the Board of Directors except for those which require action by all the directors or the independent directors under the Articles of Incorporation or the bylaws of APF, or under applicable law.

   The Board of Directors may from time to time establish other committees to facilitate APF's management. The Board of Directors initially will not have a nominating committee and the entire Board of Directors will perform the function of such committee.

   Compensation of Directors. Each Director is entitled to receive $6,000 annually for serving on the Board of Directors, as well as fees of $750 per meeting attended in person and $375 for each telephonic meeting in which the Director participates, including committee meetings. No executive officer or Director of APF has received a bonus from APF.

Executive Compensation

   The following Summary Compensation Table shows the annual and long-term compensation to be paid by APF to the Chief Executive Officer and the top four other most highly compensated executive officers for services to be rendered in all capacities to APF during the year following the Acquisition, assuming the completion of the Acquisition as of December 31, 1999.

                                                                     Annual
                                                                  Compensation
                                                                 --------------
   Name and Principal Position                                    Salary  Bonus
   ---------------------------                                   -------- -----
   Curtis B. McWilliams, Chief Executive Officer................ $300,000  n/a
   John T. Walker, President and Chief Operating Officer........  225,000  n/a
   Steven D. Shackelford, Senior Vice President and Chief
    Financial Officer...........................................  170,000  n/a
   Barry L. Goff, Senior Vice President and Chief Investment
    Officer.....................................................  170,000  n/a
   Timothy J. Neville, Senior Vice President and Chief Credit
    Officer.....................................................  150,000  n/a

   To date, APF has not granted to its Chief Executive Officer or to any other executive officer any options to purchase common stock pursuant to an established stock incentive plan or otherwise.

Employment Agreements

   Effective September 1, 1999 APF entered into employment agreements with Curtis B. McWilliams, Steven D. Shackleford, John T. Walker, Howard J. Singer, Barry L. Goff, Michael I. Wood, Timothy J. Neville and Robert W. Chapin, Jr. Each of the employment agreements terminate on December 31, 2002 and provide for a discretionary bonus. APF has also entered into noncompetition agreements with each of Messrs. Seneff and Bourne providing that, subject to exceptions, they will not engage in specified activities in the restaurant industry.

1999 Performance Incentive Plan

   At its 1999 annual meeting on May 27, 1999, APF's stockholders approved the 1999 Performance Incentive Plan. The Board believes that the Incentive Plan is in the best interest of APF and will enable it to attract and retain highly qualified executive officers, directors and employees.

   The Incentive Plan is qualified under Rule 16b-3 under the Exchange Act. The Incentive Plan will be administered by the Compensation Committee and provides for the granting of options, stock appreciation rights or restricted stock. Under the Incentive Plan, 2,250,000 APF Shares are available for issuance to executive officers, directors or other key employees of APF, which number may increase over time based on the number of outstanding APF Shares. Options to acquire APF Shares are expected to be in the form of non-statutory stock options and are exercisable for up to 10 years following the date of the grant. The exercise price of each option will be set by the Compensation Committee, but the Incentive Plan requires that the price per APF Share must be equal to or greater than the fair market value of the APF Shares on the grant date.

   The Incentive Plan also provides for the issuance of stock appreciation rights and restricted APF Shares to executive officers, directors or other key employees upon such terms and conditions as shall be determined by the Compensation Committee in its sole discretion and other performance-based incentives. The Incentive Plan generally entitles a holder to receive cash or stock, as determined by the Compensation Committee at the time of exercise, equal to the difference between the exercise price and the fair market value of the APF Shares.

Other Incentive Compensation

   APF has established an incentive compensation plan for key officers of APF. This plan provides for payment of cash bonuses to participating officers after evaluating the officer's performance and the overall performance of APF. The Chief Executive Officer makes recommendations to the Compensation Committee of the Board of Directors, which makes the final determination for the award of bonuses. The Compensation Committee determines such bonuses, if any, for the Chief Executive Officer.

                         PRINCIPAL STOCKHOLDERS OF APF

   We have provided in the table below information regarding the beneficial ownership of the APF Shares as of October 15, 1999, as adjusted to give effect to the issuance of APF Shares in the Acquisition assuming that APF acquires all of the Income Funds, by (i) each person or entity known by APF to beneficially own 5% or more of the outstanding APF Shares, (ii) the Chief Executive Officer, Curtis B McWilliams, and the four other most highly compensated executive officers of APF, (iii) the directors of APF, and (iv) all executive officers and directors, as a group.

                                Beneficial Ownership        Beneficial Ownership
                              Prior to the Acquisition      After the Acquisition
                              ----------------------------- ---------------------
Name of Beneficial Owner (2)    Number        Percent (1)    Number   Percent (1)
----------------------------  -------------- -------------- --------- -----------
James M. Seneff, Jr........        3,721,672          8.6%  3,791,432     5.4
Robert A. Bourne...........          988,108          2.3%  1,057,868     1.5
G. Richard Hostetter (3)...            2,740            *       2,740       *
J. Joseph Kruse............              --           --          --      --
Richard C. Huseman.........              --           --          --      --
Curtis B. McWilliams.......          290,322            *     290,322       *
John T. Walker.............          172,114            *     172,114       *
Steven D. Shackelford......           26,600            *      26,600       *
Barry L. Goff..............              --           --          --      --
Timothy J. Neville.........              --           --          --      --
All executive officers and
 directors as a group
 (13 persons)..............        5,239,556         12.0%  5,379,076     7.6

--------
*  Less than 1%.

(1) The percentage ownership prior to the Acquisition is based on 43,498,464 shares of APF Shares outstanding as of October 15, 1999 after giving effect to a one-for-two reverse stock split approved by the APF stockholders at their annual meeting and effective as of June 3, 1999. The percentage ownership after the Acquisition is based on 70,533,607 APF Shares outstanding upon completion of the Acquisition assuming the Acquisition of 100% of the Income Funds and adjusted for the payment by the Income Funds of expenses of the Acquisition to be paid by the Income Funds in the form of a reduction in the number of APF Shares paid to each Income Fund. Beneficial ownership is determined in accordance with the rules of the SEC. For each beneficial owner, APF Shares subject to options or conversion rights exercisable within 60 days of October 15, 1999 are deemed outstanding.
(2) The address of each of the named beneficial owners is c/o APF, CNL Center at City Commons 450 South Orange Avenue, Orlando, Florida 32801.
(3) Represents shares held by Sun Trust Bank of Chattanooga in an IRA.

                            FIDUCIARY RESPONSIBILITY

Directors and Officers of the Company

   The directors are accountable to APF and its stockholders as fiduciaries and must perform their duties in good faith, in a manner believed to be in APF's best interests and that of its stockholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. APF's Articles of Incorporation provide that the directors will not be personally liable to APF or to any stockholder for the breach of a fiduciary responsibility, to the full extent that such limitation or elimination of liability is permitted under Maryland law. The bylaws provide that APF will indemnify its directors and officers to the full extent permitted under Maryland law. Pursuant to the bylaws and the MGCL, APF will indemnify each director and officer against any liability and related expenses, including attorneys' fees, incurred in connection with any proceeding in which he may be involved by reason of his or her service in such position so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to APF's best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

   A director and officer is also entitled to indemnification against expenses incurred in any action or suit by or on behalf of APF to procure a judgment in its favor by reason of his or her service in such position if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to APF's best interests, except that no such indemnification will be made if the director or officer is judged to be liable to APF, unless the applicable court of law determines that despite the adjudication of liability the director or officer is reasonably entitled to indemnification for such expenses. The bylaws authorize APF to advance funds to a director or officer for costs and expenses, including attorneys' fees, incurred in a suit or proceeding upon receipt of an undertaking by such director or officer to repay such amounts if it is ultimately determined that he is not entitled to be indemnified. APF has entered into agreements with its directors and executive officers, indemnifying them to the fullest extent permitted by Maryland law. If the Acquisition is consummated, you and other stockholders of APF, may have more limited recourse against the directors and officers than you would have absent these agreements and the provisions in APF's Articles of Incorporation and bylaws.

   To the extent that these indemnification provisions apply to actions arising under the Securities Act, APF has been informed that, in the opinion of the SEC, such indemnification provisions are contrary to public policy as expressed in the Securities Act and therefore are not enforceable. APF has obtained insurance policies indemnifying the directors and officers against specified civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

General Partners of the Income Funds

   Under Florida partnership law, we are accountable to the Income Funds as fiduciaries and owe each Income Fund and the partners a duty of loyalty and duty of care and are required to exercise good faith and fair dealing in conducting the Income Fund's affairs. Each Income Fund's partnership agreement generally provides that neither we, as general partners, nor any of our affiliates performing services on behalf of the Income Fund will be liable to the Income Fund or any of the Limited Partners for any act or omission by us performed in good faith pursuant to authority granted to us by the partnership agreement, or in accordance with its provisions, and any manner we reasonably believed to be within the scope of our authority and in the best interests of the Income Fund, provided that such act or omission did not constitute negligent misconduct or a breach of our fiduciary duty. As a result, you and the other Limited Partners may have a more limited right of action than you would have in the absence of such a provision in the partnership agreements.

   Each Income Fund's partnership agreements also generally provide that we and our affiliates including the Advisor are indemnified from losses relating to acts performed or failures to act in connection with the business of the Income Fund, except to the extent indemnification is prohibited by law, provided that we or our affiliate determined in good faith that the course of conduct was in the best interests of the Income Fund and provided further that the course of conduct did not constitute negligence, misconduct, or breach of our fiduciary duty. Notwithstanding the foregoing, neither we nor any of our affiliates will be indemnified by any Income Fund from any liability, loss, damage, cost or expense incurred by us or any affiliate in connection with any claim involving allegations that we or our affiliate violated federal or state securities laws unless:

  . a court has held in our or our affiliate's favor on the merits of the claims of each count involving alleged securities law violations as to the person seeking indemnification and the court approves indemnification of the litigation costs,

  . a court of competent jurisdiction has dismissed such claims with prejudice on the merits, and the court approves indemnification of the litigation costs, or

  . a court of competent jurisdiction has approved a settlement of the claims against the person seeking indemnification and finds that indemnification of the settlement and related costs should be made.

  In each of the situations described above, the court of law considering the request for indemnification must be advised as to the position of the SEC, the Florida Department of Banking and Finance and any other applicable regulatory authority regarding indemnification for violations of securities laws. Any indemnification may not be enforceable as to liabilities arising from claims under the Securities Act and state securities laws, and, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable. For purposes of the foregoing, our affiliates will be indemnified only when operating within the scope of our authority. Any claim for indemnification under a partnership agreement will be satisfied only out of the assets of the Income Fund, and no Limited Partner has any personal liability to satisfy an indemnification claim made against the Income Fund.

   Each Income Fund may also advance funds to a third person indemnified under the partnership agreement for legal expenses incurred as a result of legal action brought against such person if:

  . the legal action relates to the performance of duties or services by such person on behalf of the Income Fund,

  . the legal action is initiated by a party other than a Limited Partner, and

  . such person undertakes to repay the advanced funds to the Income Fund if it is subsequently determined that such person is not entitled to indemnification pursuant to the terms of the partnership agreement.

   The partnership agreement of each Income Fund provides that the Income Fund may pay the attorneys fees of a person indemnified under the partnership agreement as they are incurred. No Income Fund pays for any insurance covering liability of the general partners or any other indemnified person for acts or omissions for which indemnification is not permitted by its partnership agreement, although we may be named as additional insured parties on policies obtained for the benefit of the Income Fund if there is no additional cost to such Income Fund. As part of its assumption of liabilities in the Acquisition, APF will indemnify us and our affiliates for periods prior to and following the Acquisition to the extent of our and our affiliates' indemnity under the terms of the partnership agreements and applicable law.

                          DESCRIPTION OF CAPITAL STOCK

   APF is currently soliciting the approval of its stockholders for a number of amendments to APF's Articles of Incorporation, including an increase in the number of APF's authorized shares of capital stock. Upon the receipt of stockholder approval, APF's Articles of Incorporation will authorize a total of 178,000,000 shares of capital stock, consisting of 137,500,000 shares of common stock, $.01 par value per share, 3,000,000 shares of preferred stock, and 78,000,000 additional shares of excess stock, $.01 par value per share. As of September 15, 1999, giving effect to a one-for-two reverse stock split effective as of June 3, 1999, APF had 43,498,464 shares of common stock outstanding and no preferred stock or excess stock outstanding. Currently, there is no established public trading market for the APF Shares. Upon consummation of the Acquisition, the APF Shares will be listed on the NYSE under the symbol "NNR".

   Holders of APF Shares are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive ratably such distributions as may be declared on the APF Shares by the Board of Directors in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of APF, holders of APF Shares are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any holders of preferred stock. Holders of APF Shares have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require a majority vote of the shares present and voting thereon.

   All of the APF Shares offered in the Acquisition will be fully paid and nonassessable when issued.

Preferred Stock

   Under APF's Articles of Incorporation, the Board of Directors may from time to time establish and issue one or more series of preferred stock without stockholder approval. The Board of Directors may classify or reclassify any unissued preferred stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series. Because the Board of Directors has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of APF Shares.

   The characteristics of the excess stock, which differ from APF Shares and preferred stock in a number of respects, including voting and economic rights are described below.

Ownership Limits and Restrictions on Transfer

   For APF to continue to qualify as a REIT under Section 856(a) of the Internal Revenue Code of 1986, as amended, it must adhere to the following ownership limits:

     (a) not more than 50% in value of outstanding equity securities of all classes may be owned, directly or indirectly, by five or fewer individuals or entities, as defined in the Code, during the last half of a taxable year;

     (b) the equity securities must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and

     (c) APF must satisfy complex requirements imposed by the Code with respect to the nature of its income and assets.

   A description of these complex requirements is included in the "Federal Income Tax Considerations" section starting on page 182 of this consent solicitation.

   To ensure that five or fewer individuals or entities do not own more than 50% in value of the outstanding equity securities, APF's Articles of Incorporation provide generally that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the issued and outstanding equity securities, which we refer to as the Ownership Limit. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service, an opinion of counsel, or other evidence satisfactory to the Board of Directors, in its sole discretion, may waive or change, in whole or in part, the application of the Ownership Limit with respect to any person that is not an individual, as defined in Section 542(a)(2) of the Code. In connection with any such waiver or change, the Board of Directors may require such representations and undertakings from such person or affiliates and may impose such other conditions, as the Board deems necessary, advisable or prudent, in its sole discretion, to determine the effect, if any, of the proposed transaction or ownership of equity securities on APF's status as a REIT for federal income tax purposes.

   In addition, the Board of Directors, from time to time, may increase the Ownership Limit, except that the Ownership Limit may not be increased and no additional limitations may be created if, after giving effect thereto, APF would be "closely held" within the meaning of Section 856(h) of the Code. Prior to any modification of the Ownership Limit, the Board of Directors will have the right to require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary, advisable or prudent, in its sole discretion, in order to determine or ensure APF's status as a REIT.

   Under the Articles of Incorporation, the Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so that they no longer contain any ownership concentration limitation or if the ownership concentration limit is increased. In addition to preserving APF's status as a REIT for federal income tax purposes, the Ownership Limit may prevent any person or small group of persons from acquiring control of APF.

   The Articles of Incorporation of APF also provide that if an issuance, transfer or acquisition of equity shares (a) would result in a holder exceeding the Ownership Limit, (b) would cause APF to be beneficially owned by less than 100 persons, (c) would result in APF being "closely held" within the meaning of
Section 856(h) of the Code or (d) would otherwise result in APF failing to qualify as a REIT for federal income tax purposes, such issuance, transfer or acquisition shall be null and void to the intended transferee or holder, and the intended transferee or holder will acquire no rights to the shares. Pursuant to the Articles of Incorporation, equity securities owned, transferred or proposed to be transferred in excess of the Ownership Limit or which would otherwise jeopardize APF's status as a REIT under the Code will automatically be converted to excess stock.

   A holder of excess stock is generally not entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares and the right to receive distributions upon liquidation. Any dividend or distribution paid to a proposed transferee on excess stock pursuant to APF's Articles of Incorporation will be required to be repaid to APF upon demand. Excess stock will be subject to repurchase by APF at its election. The purchase price of any excess stock will be equal to the lesser of (1) the price in such proposed transaction or (2) either:

  . if the APF shares are then listed on the NYSE, the fair market value of such shares reflected in the average closing sales prices for the shares on the 10 trading days immediately preceding the date on which APF or its designee determines to exercise its repurchase right;

  . if the shares are not then so listed, such price for the shares on the principal exchange, including the Nasdaq National Market, on which such shares are listed;

  . if the shares are not then listed on a national securities exchange, the latest quoted price for the shares;

  . if not quoted, the average of the high bid and low asked prices if the shares are then traded over-the-counter, as reported by the Nasdaq Stock Market;

  . if such system is no longer in use, the principal automated quotation system then in use;

  . if the shares are not quoted on such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares; or

  . if there is no such market maker or such closing prices otherwise are unavailable, the fair market value, as determined by the Board of Directors in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by APF.

   The Articles of Incorporation also established restrictions relating to transfers of any excess stock that may be issued. If such transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then APF will have the option to deem the intended transferee of any excess stock to have acted as an agent on behalf of APF in acquiring such excess stock and to hold such excess stock on behalf of APF.

   Under the Articles of Incorporation, APF has the authority at any time to waive the requirement that excess stock be issued or be deemed outstanding in accordance with the provisions of the Amended and Restated Articles of Incorporation if, in the opinion of nationally recognized tax counsel, the issuance of such excess stock or that such excess stock are deemed to be outstanding jeopardizes the status of APF as a REIT for federal income tax purposes.

   All certificates issued by APF representing equity securities will bear a legend referring to the restrictions described above.

   The Articles of Incorporation of APF also provides that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the outstanding equity securities or such lower percentage as may be set by the Board of Directors, must file an affidavit with APF containing information specified in the Articles of Incorporation no later than January 31st of each year. In addition, each stockholder, upon demand, shall be required to disclose to APF in writing such information with respect to the direct, indirect and constructive ownership of shares as the directors deem necessary to comply with the provisions of the Code, as applicable to a REIT, or to comply with the requirements of an authority or governmental agency.

   The ownership limitations described above may have the effect of precluding acquisitions of control of APF by a third party.

Registrar and Transfer Agent

   The Registrar and Transfer Agent for the APF Shares is First Union National Bank.

                            DESCRIPTION OF THE NOTES

   The notes will be issued under the indenture between APF and     , as
trustee. A copy of the form of indenture is filed as an exhibit to the Registration Statement of which this consent solicitation is a part. The terms of the notes include those provisions contained in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms, and, if you are to be a holder of notes, we refer you to the indenture and the Trust Indenture Act for a statement thereof. As used in this section, the term APF means APF and all of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

General Terms of the Notes

   The following summary of the material provisions of the indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the indenture:

  . A separate series of notes will be issued to Limited Partners of each Income Fund who elect to receive notes in exchange for their units in connection with the Acquisition. The terms of each series of notes will be substantially identical.

  . The notes will be direct, unsecured and unsubordinated obligations of APF and will rank equally with each other and with all other unsecured and unsubordinated indebtedness of APF from time to time outstanding. The notes also will be subordinated to all existing secured and future third party secured indebtedness and other liabilities of APF. As of June 30, 1999, on a pro forma basis assuming APF had acquired all of the Income Funds and the CNL Restaurant Businesses, APF would have had aggregate secured consolidated debt of approximately $268 million, to which the notes would be subordinated.

  . APF will have the sole responsibility of paying interest on the notes and repaying the principal amount due at their maturity. No other person, including the stockholders of APF, will have any liability with respect to the notes.

  . The notes will mature on       , 2005 which is approximately five years
    following the currently expected date that the Acquisition will be completed.

  . The notes are not subject to any sinking fund provisions. This means that APF is not required to make periodic payments to a custodial account for the purpose of accumulating the cash necessary to repay the notes at their maturity date.

  . Except as described below, the indenture does not contain any other provisions that would limit the ability of APF to incur indebtedness or that would afford holders of the notes protection in the event of a highly leveraged buyout or similar transaction involving APF or its management; a change of control of APF; or a reorganization, merger or similar transaction of APF that may adversely affect the holders of the notes.

   APF may in the future enter into transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of APF, that would increase the amount of APF's indebtedness or substantially reduce or eliminate APF's assets, which may have an adverse effect on APF's ability to service its indebtedness, including the notes. APF and its management have no present intention of engaging in a highly leveraged or similar transaction involving APF.

  . The notes will be issued in fully registered form. This means that for each Limited Partner who elects to receive notes, such Limited Partner will be issued a note in his, her or its name. In the event that a Limited Partner wishes to transfer the note, the Limited Partner will be required to produce the note prior to transfer and endorse the note over to the transferee in the manner required by the transferee.

  . The notes will not be convertible into or exchangeable for any capital stock of APF.

Principal Amount of the Notes and the Repayment thereof

   The principal amount of the notes with respect to each Income Fund will be equal to 97% of the exchange value of the APF Shares that your Income Fund would have otherwise received, based on the exchange value, up to a maximum of 15% of the aggregate APF Share consideration paid to the Income Fund.

   The principal of each note payable on the maturity date will be paid against presentation and surrender of such note at an office or agency of a paying agent that will be maintained by APF in New York City in United States dollars. Initially, the indenture trustee will act as paying agent.

Interest Rate

   The following discussion sets forth the interest rate payable with respect to the notes and the dates upon which interest will be paid:

  . The notes will bear interest at a fixed rate of interest equal to 7.0% per annum.

  . Limited Partners who hold notes will begin earning interest on the notes on the date the Acquisition is consummated.

  . APF will pay interest on the notes semi-annually in arrears on each June
    15 and December 15, commencing June 15, 2000 of which we refer to as each an interest payment date, and on the maturity date.

  . Interest will be paid to the persons in whose names the notes are registered in the security register for the notes at the close of business on June 1, for interest to be paid on June 15, and December 1, for interest to be paid on December 15, regardless of whether such day is a business day, as defined in the indenture.

  . If any interest payment date falls on a day that is not a business day, payment will be made on the next business day and no additional interest will be paid.

  . Interest payments will be in the amount of interest accrued to, but excluding, each June 15 and December 15.

  .Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Redemption

   The notes of any series may be redeemed at any time at the option of APF, in whole or in part, at a redemption price equal to the sum of the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date, or the redemption price.

   If the paying agent, other than APF or an affiliate thereof, holds, on the redemption date of any notes, money sufficient to pay such notes, then on and after that date such notes will cease to be outstanding and interest on them will cease to accrue.

   Notice of any optional or mandatory redemption of any notes will be given to holders at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by such holder to be redeemed.

   If less than all the notes of any series are to be redeemed, the indenture trustee shall select the notes to be redeemed in whole or in part.

Proceeds from Sale of Restaurant Properties Formerly Owned by the Income Funds

   In the event that, following the closing of the Acquisition, APF sells or otherwise disposes of any restaurant property owned by an Income Fund immediately prior to the Acquisition and realizes net cash proceeds, in excess of:

  . the amount required to repay mortgage indebtedness outstanding immediately prior to the Acquisition secured by such restaurant property or otherwise required to be applied to the reduction of indebtedness of APF; and

  . the costs incurred by APF in connection with such sale or other disposition,

   APF will be required within 90 days of the receipt of the total net cash proceeds to redeem at the redemption price an aggregate amount of principal of the particular series of the notes which were issued to the holders who were Limited Partners of such Income Fund prior to the Acquisition equal to 80% of such net cash proceeds.

Proceeds from Refinancings of Restaurant Properties Formerly Owned by the Income Funds

   In the event that, following the closing of the Acquisition, APF refinances, whether at maturity or otherwise, any indebtedness secured by any restaurant property owned by an Income Fund immediately prior to the Acquisition and realizes net cash proceeds in excess of:

  . the amount of indebtedness secured by such restaurant property at the time of the Acquisition, calculated prior to any repayment or other reduction in the amount of such indebtedness in the Acquisition; and

  . the costs incurred by APF in connection with such refinancing,

   APF will be required within 90 days of the receipt of the total net cash proceeds to redeem at the redemption price an aggregate amount of principal of the particular series of the notes which were issued to the holders who were Limited Partners of such Income Fund prior to the Acquisition equal to 80% ofsuch net cash proceeds.

Limitation on Incurrence of Indebtedness

   Pursuant to the terms of the indenture, APF will not, and will not permit any of its subsidiaries to, incur any indebtedness, including indebtedness that is acquired as the result of acquisitions, other than intercompany indebtedness that is subordinate in right of payment to the notes, if immediately after giving effect to the incurrence of such indebtedness, the aggregate principal amount of all outstanding indebtedness of APF and its subsidiaries on a consolidated basis, determined in accordance with GAAP, is greater than 70% of APF's total assets, as defined below.

   As used in the description of the indenture included here:

   "subsidiary" means (1) a corporation, partnership, limited liability company, trust, REIT or other entity a majority of the voting power of the voting equity securities of which are owned, directly or indirectly, by APF or by one or more subsidiaries of APF, (2) a partnership, limited liability company, trust, REIT or other entity not treated as a corporation for federal income tax purposes, a majority of the equity interests of which are owned, directly or indirectly, by APF or a subsidiary of APF or (3) one or more corporations which, either individually or in the aggregate, would be "significant subsidiaries," as defined by Regulation S-X under the Securities Act, and would have investment, asset and equity thresholds of 5%, the majority of which are owned, directly or indirectly, by APF or by one or more subsidiaries.

   "total assets" means the sum of (1) undepreciated real estate assets and (2) all other assets, excluding intangibles, of APF and its subsidiaries determined on a consolidated basis. The accounts of subsidiaries shall be consolidated with those of APF only to the extent of APF's proportionate interest therein.

   "undepreciated real estate assets" means, as of any date, the cost, being the original cost to APF or any of its subsidiaries plus capital improvements, of real estate assets of APF and its subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis. The accounts of subsidiaries shall be consolidated with those of APF only to the extent of APF's proportionate interest therein.

Merger, Consolidation or Sale

   APF will not merge or consolidate with, or sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets in one transaction or a series of related transactions to any person, or permit any person to merge with or into APF, unless:

  . either APF shall be the continuing person or the person, if other than APF, formed by such consolidation or into which APF is merged or that acquired such property and assets of APF shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the indenture trustee, all of the obligations of APF, on the notes and under the indenture;

  . immediately after giving effect, on a pro forma basis, to such transaction, no default or event of default, as described below, shall have occurred and be continuing; and

  . APF will have delivered to the indenture trustee an officers' certificate and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with such conditions.

   A person is defined by the indenture as an individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, REIT, unincorporated organization or government or any agency or political subdivision.

Events of Default, Notice and Waiver

   The following events are "events of default" with respect to the notes of any series:

  . default for 30 days in the payment of any installment of interest on any note of such series;

  . default in the payment of the principal of any note when due and payable at maturity, redemption, by acceleration or otherwise;

  . default in the payment of any mandatory redemption of principal on or before the date 90 days after the receipt of the total net cash proceeds from the applicable sale or other disposition or refinancing of a restaurant property giving rise to the obligation to make such redemption;

  . default in the performance of any other covenant or agreement of APF contained in the indenture, such default having continued for 60 days after written notice as provided in the indenture; and

  . specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator, assignee or trustee of APF or any significant subsidiary or any of their respective property. The term "significant subsidiary" means any subsidiary which is a "significant subsidiary" of APF as defined by Regulation S-X promulgated under the Securities Act.

   If an event of default under the indenture occurs and is continuing, then in every such case other than a bankruptcy-related event of default as described above, in which case the principal amount of the notes shall become immediately due and payable, the indenture trustee or the holders of not less than 25% in principal amount of the outstanding notes of any series may declare the principal amount of all of the notes of any series to be due and payable immediately by written notice thereof to APF and to the indenture trustee if given by the holders. However, at any time after such a declaration of acceleration with respect to any series of notes has been made, but before a judgment or decree for payment of the money due has been obtained by the indenture trustee, the holders of not less than a majority of the principal amount of outstanding notes of any series may cancel such declaration and its consequences if:

  . APF shall have paid or deposited with the indenture trustee all required payments of the principal of and interest on the notes of any series, plus fees, expenses, disbursements and advances of the indenture trustee; and

  . all events of default, other than the nonpayment of accelerated principal of, or specified portion thereof, and interest on the notes have been cured or waived.

   The indenture provides that the holders of not less than a majority of the principal amount of the outstanding notes of a series may waive any past default with respect to such series and its consequences, except a default:

  . in the payment of the principal of or interest on any note; or

  . in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

   The indenture trustee will be required to give notice to the holders of notes within 90 days of a default under the indenture unless such default has been cured or waived. The indenture trustee may withhold notice to the holders of any default, except a default in the payment of the principal of or interest on any note or in the payment of any mandatory redemption installment in respect of any note, if it determines in good faith such withholding to be in the interest of such holders.

   The indenture provides that no holders of notes may institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any other remedy thereunder, except in the case of failure of the Indenture Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of notes from instituting suit for the enforcement of payment of the principal of and interest on such notes at the respective due dates thereof.

   Subject to provisions in the indenture relating to its duties in case of default, the indenture trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of any outstanding notes under the indenture, unless such holders offer the indenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or of exercising any trust or power conferred upon the indenture trustee.

   Within 120 days after the close of each fiscal year, APF must deliver to the indenture trustee a certificate, signed by one of several specified officers of APF, stating whether or not such officer has knowledge of any default under the indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indenture

   Modifications and amendments of the indenture will be permitted to be made by APF and the indenture trustee without the consent of any holder of notes for any of the following purposes:

  . to cure any ambiguity, defect or inconsistency in the indenture;

  . to evidence the succession of another person to APF as obligor under the indenture;

  . to permit or facilitate the issuance of the notes in uncertificated form;

  . to make any change that does not adversely affect the rights of any holder of notes;

  . to provide for the issuance of and establish the form and terms and conditions of the notes of any series as permitted by the indenture;

  . to add to the covenants of APF or to add events of default for the benefit of holders or to surrender any right or power conferred upon APF in the indenture;

  . to evidence and provide for the acceptance of appointment by a successor indenture trustee or facilitate the administration of the trusts under the indenture by more than one indenture trustee;

  . to provide for guarantors or collateral for the notes of any series; or

  . to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                            TO THE GENERAL PARTNERS

   The following information has been prepared to compare the amounts of compensation paid and cash distributions made, by the Income Funds to us and our affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the Acquisition had been in effect during the years presented below.

   Under the partnership agreements, we and our affiliates are entitled to receive fees in connection with managing the affairs of each Income Fund. The partnership agreements also provide that we are to be reimbursed for our expenses for services performed for each Income Fund, such as legal, accounting, transfer agent, data processing and duplicating services.

   APF operates as an internally-advised REIT. As part of the Acquisition, all participating Income Funds will share in the overall cost of managing the consolidated portfolio of restaurant properties owned by APF. As stockholders of APF, you and the other former Limited Partners of the Income Funds will receive distributions in proportion with your ownership of APF Shares. This cost participation and dividend payment are in lieu of the payments to us discussed above.

   During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, the aggregate amounts accrued or actually paid by the Income Funds to us are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the Acquisition been in effect for the periods presented, are shown below under "Pro Forma":

                                                                         Six
                                                                        Months
                                          Year Ended December 31,       Ended
                                      -------------------------------- June 30,
                                         1996       1997       1998      1999
                                      ---------- ---------- ---------- --------
Historical:
  General Partner Distributions...... $      --  $      --  $      --  $    --
  Accounting and Administrative
   Services..........................  1,444,245  1,347,490  1,508,413  720,382
  Broker/Dealer Commissions..........        --         --         --       --
  Due Diligence and Marketing Support
   Fees..............................        --         --         --       --
  Acquisition Fees...................        --         --         --       --
  Asset Management Fees..............    226,329    226,547    226,177  112,161
  Real Estate Disposition Fees (1)...     75,750     15,150    230,013      --
                                      ---------- ---------- ---------- --------
    Total historical................. $1,746,324 $1,589,187 $1,964,603 $832,543
                                      ========== ========== ========== ========
Pro Forma:
  Cash Distributions on APF Shares
   (2)............................... $  197,015 $  207,823 $  212,761 $106,380
  Salary Compensation................        --         --         --       --
                                      ---------- ---------- ---------- --------
    Total pro forma (3).............. $  197,015 $  207,823 $  212,761 $106,380
                                      ========== ========== ========== ========

--------
(1) Payment of real estate disposition fees is subordinated to minimum returns and the return of original capital to the Limited Partners. To date, no such fees have been paid since the required minimum returns have not been made to the Limited Partners.

(2) Represents estimated distributions based on APF Shares received in the Acquisition.

(3) As a result of the Acquisition, we and our affiliates will no longer be entitled to receive the general partner distributions and fees described in the historical presentation above. However, this does not mean that APF will avoid incurring some portion of these costs on a going forward basis, particularly as such costs relate to accounting and administrative services and asset management. Due to APF's acquisition of the Advisor, APF became an internally advised REIT. Therefore, all accounting and administrative services and asset management expenses previously borne by the Advisor, will be borne internally by APF. The material costs that APF will continue to incur will be salaries of the employees utilized to perform such services and the costs of any assets necessary to perform such services.

   If you would like more detailed information regarding our compensation and distributions on a pro forma and historical basis for each Income Fund, please read the supplement for your Income Fund under the heading "Compensation, Reimbursements and Distributions to the General Partners."

                       FEDERAL INCOME TAX CONSIDERATIONS

   The following summary of the material federal income tax issues associated with the Acquisition was prepared by Shaw Pittman, counsel to APF, and is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this consent solicitation, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with all of the federal income or other tax consequences applicable to you in light of your particular investment or other circumstances.

   APF has not requested a ruling from the Internal Revenue Service or any other tax authority on the federal, state or local tax considerations relevant to the operation of APF, the Acquisition, or the ownership or disposition of APF Shares or notes. Shaw Pittman has rendered opinions discussed herein and believes that if the IRS were to challenge their conclusions, the conclusions should prevail in court. Opinions of counsel are not binding on the IRS or on the courts, however, and we cannot predict whether the conclusions reached by Shaw Pittman would be sustained in court.

   You should consult your own tax advisor in determining the federal, state, local, foreign and other tax consequences to you of the receipt, ownership, and disposition of APF Shares or notes, the tax treatment of a REIT, and potential changes in applicable tax laws.

Material Tax Differences between the Ownership of Units and APF Shares

   If your Income Fund is acquired by APF and you have voted in favor of the Acquisition, you will receive APF Shares. If you have voted against the Acquisition but your Income Fund is acquired by APF, you may elect to receive notes.

   If your Income Fund is acquired by APF and you receive APF Shares, your ownership of APF Shares will affect the character and amount of income reportable by you in the future. Because each Income Fund is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as a Limited Partner, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Income Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Income Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a Limited Partner, as a stockholder of APF you will be taxed based on the amount of distributions you receive from APF. Each year APF will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of APF's earnings and profits. Because the Acquisition is a taxable transaction, APF's tax basis in the acquired restaurant properties will be higher than the Income Funds' tax basis had been in the same properties. At the same time, however, APF may be required to utilize a slower method of depreciation with respect to some restaurant properties than that used by the Income Funds. As a result, APF's tax depreciation from the acquired restaurant properties will differ from the Income Funds' tax depreciation. Accordingly, under some circumstances, even if APF were to make the same level of distributions as your Income Fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of APF does not depend on its character to APF. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if APF incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Acquisition

   Tax Consequences of Your Income Fund's Transfer of Assets to APF. If your Income Fund is acquired by APF, your Income Fund will be merged with and into the Operating Partnership. For federal income tax purposes, the merger of your Income Fund and the Operating Partnership will be treated as though your Income Fund transferred all of its assets and liabilities to APF in exchange for APF Shares and notes, if you or any other Limited Partners in your Income Fund elect to receive notes. Your Income Fund will then be treated as though it liquidated and distributed the notes to the Limited Partners electing to receive notes and the APF Shares to the remaining Limited Partners.

   Under section 351(a) of the Internal Revenue Code of 1986, as amended, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. APF has represented to Shaw Pittman that, following the Acquisition, the Limited Partners of the Income Funds will not own stock possessing at least 80% of the total combined voting power of all classes of APF stock entitled to vote and at least 80% of the total number of shares of all other classes of APF stock. Based upon this representation, Shaw Pittman has opined that the Acquisition will not result in the acquisition of control of APF by the Limited Partners for purposes of section 351(a). Accordingly, the transfer of assets will result in recognition of gain or loss by each Income Fund that is acquired by APF.

   If your Income Fund is acquired by APF and no Limited Partners elect to receive the notes, your Income Fund will receive solely APF Shares in exchange for your Income Fund's assets. As a result, your Income Fund will recognize an amount of gain equal to the difference between:

  . the sum of (a) the fair market value of the APF Shares received by your Income Fund and (b) the amount of your Income Fund's liabilities, if any, assumed by the Operating Partnership, and

  . the adjusted tax basis of the assets transferred by your Income Fund to the Operating Partnership.

   If your Income Fund is acquired by APF and you or any other Limited Partners in your Income Fund elect the notes, your Income Fund will receive APF Shares and notes in exchange for your Income Fund's assets. Because the principal
portion of the notes will not be due until   , 2005, the acquisition of your
Income Fund's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your Income Fund's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the Acquisition, the amount of gain recognized by your Income Fund in the year of the Acquisition will be equal to the value of the APF Shares received by your Income Fund multiplied by the ratio that the gross profit realized by your Income Fund in the Acquisition bears to the total contract price for your Income Fund's assets. To the extent your Income Fund realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your Income Fund in the year of the Acquisition.

   The gross profit that your Income Fund realizes from the Acquisition will generally equal the excess, if any, of the selling price for your Income Fund's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by qualified indebtedness encumbering your Income Fund's assets, if any, that is assumed or taken subject to by the Operating Partnership. The exact amount of the gain to be recognized by your Income Fund in the year of the Acquisition will also vary depending upon the decisions of the Limited Partners to receive APF Shares and notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the Acquisition are likely to be treated as realized from the sale of a "section 1231 asset," which is real property or a depreciable asset used in a trade or business and held for more than one year. Your share of gains or losses from the sale of section 1231 assets of your Income Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Income Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your Income Fund recognizes will be allocated to you and the other Limited Partners in accordance with the terms of your Income Fund's partnership agreement. Each Limited Partner will be allocated and must report its allocable share of such gain, if any, pursuant to these terms, regardless of the Limited Partner's decision to receive notes rather than APF Shares. Even though a Limited Partner's election of the notes may decrease the amount of gain your Income Fund recognizes, the electing Limited Partner still will be required to take into account his, her or its share of the Income Fund's gain as determined under the partnership agreement. Therefore, Limited Partners who elect the notes may recognize gain in the year of the Acquisition despite the fact that they will not receive cash with which to pay the tax on the gain. Such Limited Partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the Limited Partners electing to receive notes.

   For purposes of allocating gain, we have valued the APF Shares at a price of $20. The estimated taxable gain, as of June 30, 1999, based on the $20 valuation, for an average $10,000 original Limited Partner investment in an Income Fund, is set forth in the table below for those Limited Partners subject to federal income taxation. The information in the table asumes that none of the Limited Partners in the Income Fund elected to receive notes.

                                                              Estimated Gain per
                                                               Average $10,000
                                                               Original Limited
Income Fund                                                   Partner Investment
-----------                                                   ------------------
CNL Income Fund, Ltd. .......................................       $3,033
CNL Income Fund II, Ltd. ....................................        2,439
CNL Income Fund III, Ltd. ...................................        1,859
CNL Income Fund IV, Ltd. ....................................        1,976
CNL Income Fund V, Ltd. .....................................        1,401
CNL Income Fund VI, Ltd. ....................................        2,751
CNL Income Fund VII, Ltd. ...................................        3,500
CNL Income Fund VIII, Ltd. ..................................        3,927
CNL Income Fund IX, Ltd. ....................................        3,097
CNL Income Fund X, Ltd. .....................................        2,959
CNL Income Fund XI, Ltd. ....................................        3,090
CNL Income Fund XII, Ltd. ...................................        2,890
CNL Income Fund XIII, Ltd. ..................................        1,880
CNL Income Fund XIV, Ltd.....................................        1,500
CNL Income Fund XV, Ltd. ....................................        1,120
CNL Income Fund XVI, Ltd. ...................................        1,325

   Tax Consequences of the Liquidation and Termination of Your Income Fund. If your Income Fund is acquired by APF, your Income Fund will be deemed to have liquidated and distributed the APF Shares or the notes, as the case may be, to you. The taxable year of your Income Fund will end at such time, and you must report, in your taxable year that includes the date of the Acquisition, your share of all income, gain, loss, deduction and credit for your Income Fund through the date of the Acquisition including your gain or loss resulting from the Acquisition. If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your Income Fund's income attributable to more than one of its taxable years.

   The APF Shares or notes will be distributed among you and the other Limited Partners in a manner that we, as the general partners of the Income Funds, determine to be proportionate based on your respective capital account balances. If you receive APF Shares in the Acquisition and the value of those APF Shares exceeds your basis in your units, you will recognize gain equal to the difference between the fair market value of the APF Shares that you receive and your adjusted tax basis in your units. Your basis in the APF Shares will then equal the fair market value of the APF Shares on the closing date of the Acquisition, and your holding period for the APF Shares for purposes of determining capital gain or loss will begin on the closing date of the Acquisition. If you receive APF Shares in the Acquisition and your basis in your units exceeds the value of the APF Shares, you will not recognize gain or loss. Your basis in the APF Shares will equal the basis that you had in your units, and your holding period for purposes of determining capital gain or loss will begin on the closing date of the Acquisition.

   If you receive notes in the Acquisition, your basis in the notes distributed to you will equal your adjusted basis in your units, and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your Income Fund's holding period in the assets transferred to APF.

   Because the assets of your Income Fund are held for investment and not for resale, the Acquisition will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not a social club, voluntary employees' beneficiary association, supplemental unemployment benefit trust or qualified group legal services plan as described in sections 501(c)(7), (9), (17) or (20) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Acquisition.

 Treatment of Noteholders

   Stated Interest. If you receive notes in the Acquisition you must include stated interest in income in accordance with your method of tax accounting. Accordingly, if you use the accrual method of tax accounting, you must include stated interest in income as it accrues, and if you use the cash method of tax accounting, you must include stated interest in income as it is actually or constructively received.

   Payments of interest income to you will constitute portfolio income, not passive activity income for purposes of section 469 of the Code. Accordingly, such income will not be subject to reduction by your losses from passive activities if you are subject to the passive activity loss rules. Income attributable to interest payments may be offset by investment expense deductions, however, subject to the limitation that, if you are an individual investor, you may only deduct miscellaneous itemized deductions, including investment expenses, to the extent such deductions exceed two percent of your adjusted gross income.

   Receipt of Principal. Noteholders will recognize gain or loss when APF makes payments of principal under the notes. To the extent a noteholder's adjusted tax basis in his or her notes is less than the face amount of the notes, the amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments and the noteholder's basis in the notes. If, however, the notes are redeemed in part prior to the maturity date, the amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments made and a proportionate amount of the noteholder's basis in the notes.

   Disposition of Notes. In general, if you are a holder of notes, you will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note measured by the difference between:

  . the amount of cash and the fair market value of property received, except, for cash method taxpayers, to the extent attributable to the payment of accrued interest, and

  . your tax basis in the note.

   Any such gain or loss will generally be long-term capital gain or loss, provided the note was a capital asset in your hands and was held for more than one year.

   If the face amount of the notes that you hold at the end of the taxable year, together with any other installment obligations that you receive during the year, exceeds $5,000,000, you may be required to pay to the IRS interest at the federal underpayment rate based on a portion of the tax liability that you have deferred.

   Tax Consequences of the Acquisition to APF. APF will not recognize gain or loss as a result of the Acquisition. APF will have a holding period in the restaurant properties that begins on the closing date of the Acquisition. The basis of the restaurant properties received by APF from the Income Funds will equal the fair market value of the APF Shares, plus the issue price of the notes issued in the Acquisition, plus the amount of any liabilities of the Income Funds assumed by APF.

   The aggregate basis of APF's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, APF's basis in each acquired restaurant property will differ from the Income Fund's basis therein, and the restaurant properties will be subject to different depreciable periods and methods as a result of the Acquisition. These factors could result in an overall change in the depreciation deductions attributable to the restaurant properties acquired from the Income Funds.

   Tax Issues Relating to Foreign Limited Partners. The rules governing U.S. federal income taxation of nonresident alien individuals and foreign entities are complex, and we will not try here to provide more than a brief summary of certain rules relating to the Acquisition. If you are a foreign Limited Partner, you should consult your tax advisors to determine the impact of the Acquisition under the tax laws applicable to you, including any reporting requirements.

   The Foreign Investment in Real Property Tax Act of 1980 introduced special rules applicable to foreign investors in United States real property and partnerships owning United States real property. FIRPTA generally subjects foreign investors to United States taxation at regular United States rates on the gain from the sale by such foreign investors of United States real property interests, which include (1) United States real estate and (2) interests in partnerships and some other entities, holding United States real estate. FIRPTA also imposes withholding on such sales.

   Under section 702(b) of the Code, the character of an item included in a partner's distributive share of gain is determined as if the partner, rather than the partnership, realized the item from the source. Therefore, if a partnership sells a United States real property interest, FIRPTA should apply as if the foreign partner had sold the United States real property interest directly. APF, based on the advice of Shaw Pittman, believes that substantially all of the assets in the Income Funds consist of United States real property interests. Accordingly, you should take into account your distributive share of any gain or loss recognized by your Income Fund on its disposition of the United States real property interests in the Acquisition. Consequently, you will be subject to tax upon your distributive share of any such gain.

   Section 1446 requires partnerships to withhold at a 39.6% rate with respect to noncorporate foreign partners and a 35% rate with respect to corporate foreign partners on "effectively connected taxable income" allocable to foreign partners. A foreign partner's distributive share of the income from a disposition of a United States real property interest is subject to withholding under section 1446 because FIRPTA characterizes such gain as effectively connected taxable income. Any amounts withheld with respect to the distributive share of a foreign partner are treated as a credit against the tax liability of such partner for the taxable year to which the withholding relates. Withheld amounts are treated as a distribution on the last day of the partnership taxable year for which the withheld amount was paid, or, if earlier, on the last day on which the partner owned an interest in the partnership.

   To satisfy the above withholding obligation with respect to the Acquisition, your Income Fund may retain and place the APF Shares or notes to be received by any foreign Limited Partner in an escrow account pending either (1) a sale of a portion of the APF Shares or notes sufficient to satisfy the withholding requirement or (2) the receipt of an amount of cash from such foreign Limited Partner sufficient to satisfy the withholding requirement.

Taxation of APF

   General. APF has elected to be taxed as a REIT for federal income tax purposes, as defined in sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1995. APF believes that it is organized and will operate so as to continue to qualify as a REIT. We cannot predict, however, whether APF will continue to succeed in qualifying as a REIT. The provisions of the Code pertaining to REITs are highly technical and complex. Accordingly, we urge you to review with your tax advisor this summary, the applicable Code sections, rules and regulations issued thereunder, and administrative and judicial interpretations thereof.

   If APF qualifies to be treated as a REIT for federal income tax purposes, it generally will not be subject to federal corporate income tax on net income that is currently distributed to APF stockholders. This treatment substantially eliminates the "double taxation" that is imposed at the corporate level when earned and once again at the stockholder level when distributed and that generally results from investments in a corporation.

   Corporate Level Taxation. Regardless of whether APF qualifies as a REIT, APF will be subject to federal income tax in the following circumstances:

  . APF will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

  . APF may be subject to the alternative minimum tax on its items of tax preference.

  . If APF has net income from foreclosure property, which is property acquired as a result of default on a lease of or on a loan secured by the property, APF will be subject to tax on this income at the highest corporate rate.

  . If APF has net income derived from a prohibited transaction, which is a sale or other disposition of property other than foreclosure property that is held primarily for sale to customers in the ordinary course of business, this income will be subject to a 100% tax.

  . If APF should fail to satisfy the 75% gross income test or the 95% gross income test, but has nonetheless maintained its qualification as a REIT because other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which it fails the 75% or 95% test.

  . If, during any calendar year, APF fails to distribute at least the sum of

   (1) 85% of its real estate investment trust ordinary income for such year,

   (2) 95% of its real estate investment trust capital gain net income for such year, and

   (3) any undistributed taxable income from prior periods

   APF will be subject to a four percent excise tax on the excess of the required distribution over the amounts actually distributed.

  . If APF acquires an asset from a C-corporation in a transaction, and recognizes gain on the disposition of the asset during the 10-year period beginning on the date on which APF acquired the asset, then, assuming APF makes an election pursuant to IRS Notice 88-19, to the extent of the excess of the fair market value of the property at the time of acquisition by APF over the adjusted basis in the property at such time, this gain will be subject to tax at the highest regular corporate rate.

   If APF fails to qualify as a REIT for any taxable year and relief provisions included in the Code do not apply, APF will be subject to federal income tax on its taxable income at regular corporate rates. To the extent that APF would be subject to tax liability for any taxable year, the amount of cash available for satisfaction of its liabilities and for distribution to its stockholders would be reduced. In addition, if APF fails to qualify as a REIT, distributions made to you, as a stockholder of APF, generally would be taxable as ordinary income to the extent of current and accumulated earnings and profits. If you are a corporation, you possibly would be eligible for the corporate dividends received deduction. However, we cannot guarantee that any such distributions would be made. APF would not be eligible to elect REIT status for the four taxable years after the taxable year it failed to qualify as a REIT, unless its failure to qualify was due to reasonable cause and not willful neglect and other requirements were satisfied.

   Requirements for Qualification. As discussed more fully below, the Code defines a REIT as a corporation, trust or association that:

  . is managed by one or more trustees or directors;

  . uses transferable shares or transferable certificates to evidence beneficial ownership;

  . would be taxable as a domestic corporation, but for the REIT provisions of the Code;

  . is neither a financial institution nor an insurance company;

  . has at least 100 persons as beneficial owners;

  . is not closely held as defined in section 856(h) of the Code; and

  . satisfies other tests that are described below regarding the nature of its assets and income and the amount of its distributions.

   In the case of a REIT that is a partner in a partnership, the Treasury Regulations deem that the REIT owns its proportionate share of the assets of the partnership and is entitled to the income of the partnership attributable to its proportionate share. In addition, the assets and gross income of the partnership attributed to the REIT retain the same character as in the hands of the partnership for purposes of satisfying the gross income tests and the asset tests described below. Thus, APF's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of APF for purposes of applying the asset and gross income tests described below.

   Income Tests. In order for APF to qualify as a REIT, there are currently two requirements relating to APF's gross income that must be satisfied annually. First, at least 75% of APF's gross income for each taxable year must consist of temporary investment income or of defined categories of income derived directly or indirectly from investments relating to real property or the mortgages on real property. Subject to various limitations, these categories include:

  . rents from real property,

  . interest on mortgages on real property,

  . gain from the sale or other disposition of real property, interests in real property and in mortgages on real property which are not primarily held for sale to customers in the ordinary course of business,

  . income from foreclosure property, and

  . amounts received as consideration for entering into either loans secured by real property or purchases or leases of real property.

   Second, at least 95% of APF's gross income for each taxable year must be derived either from income qualifying under the 75% test or from dividends, other types of interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Gross income from prohibited transactions is excluded for purposes of determining gross income for the 75% and 95% tests.

   For each taxable year before 1998, APF was required to satisfy an additional gross income test. This test required that gain from the sale or other disposition of stock or securities held for less than one year, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years, excluding involuntary conversions and sales of foreclosure property, represent less than 30% of APF's gross income for such taxable year. Gross income from prohibited transactions was included for purposes of determining gross income for the 30% test.

   APF believes that it satisfied all three of these income tests for 1995, 1996 and 1997. APF also believes that it satisfied the two current tests for 1998 and expects to satisfy both tests for 1999 and subsequent taxable years.

   Much of APF's income will be derived from rent from the restaurant properties. All of the rent from the restaurant properties will qualify as "rents from real property" in satisfying the two gross income tests only if the following conditions are met:

  . First, the rent must not be based on the income or profits of any person.
    However, an amount generally will be treated as "rents from real property" if it is based on a fixed percentage or percentages of receipts or sales.

  . Second, APF, or a direct or indirect owner of 10% or more of APF, may not own, directly or constructively, 10% or more of a tenant.

  . Third, if rent attributable to personal property leased in connection with a lease of real property may not exceed 15% of the total rent received under the lease.

  . Finally, APF generally must not operate or manage the property or furnish or render services to the tenants of such property.

   APF has represented to Shaw Pittman that it will not violate any of the four conditions specified above. Specifically, APF expects that a substantial majority of its income will be derived from triple-net leases and it does not expect such leases to generate income that would not qualify as rents from real property for purposes of the 75% and 95% income tests.

   In addition, APF will be paid interest on mortgage loans. All interest income qualifies under the 95% gross income test. All the interest on each mortgage loan will also qualify under the 75% gross income test if the loan is secured by real property and if the amount of the loan did not exceed the fair market value of the real property at the time of the loan commitment. APF anticipates that its mortgage loans will continue to generate qualified income under the 75% and 95% income tests.

   APF will also receive payments under the terms of secured equipment leases. Although the secured equipment leases are structured as leases, Shaw Pittman is of the opinion that, subject to assumptions concerning the terms and conditions of these arrangements, the secured equipment leases will be treated as loans secured by personal property. If the secured equipment leases are treated as loans secured by personal property for federal income tax purposes, then the portion of the payments under the terms of the secured equipment leases that represents interest will not satisfy the 75% gross income test. APF believes, however, that the aggregate amount of such nonqualifying income from the secured equipment leases will not cause APF to exceed the limits on nonqualifying income under the 75% gross income test.

   If, contrary to Shaw Pittman's opinion, the IRS treats the secured equipment leases as true leases rather than as loans secured by personal property, the payments under the terms of the secured equipment leases will be treated as rents from personal property. Rents from personal property will satisfy both the 75% and 95% gross income tests only if they are received in connection with a lease of real property and the rent attributable to the personal property does not exceed 15% of the total rent received from the tenant in connection with the lease. If rents attributable to personal property exceed 15% of the total rent received from a particular tenant, however, then the portion of the total rent attributable to personal property will not satisfy either the 75% or 95% gross income tests. APF believes, however, that if the income under the secured equipment leases was treated as rents from personal property, the aggregate of any amounts that exceed 15% of the total rent received from a particular tenant will not cause APF to exceed the limits on nonqualifying income under either the 75% or the 95% gross income test.

   Prior to the Acquisition, APF increased its restaurant management, development and financing capabilities by acquiring the CNL Restaurant Businesses. As a result, APF may assist third parties with making acquisitions and performing due diligence. APF may also provide to third parties such services as asset management, accounting services, construction and development services, and acquisition and financing advisory services. The income derived by APF from providing these services to third parties is not qualifying income under the 75% and 95% gross income tests. APF does not anticipate, however, that the income derived from such services, together with any other nonqualifying income for purposes of the 95% gross income test, will equal or exceed five percent of APF's annual gross income, and does not anticipate that the income derived from such services, together with any other nonqualifying income for purposes of the 75% gross income test, will equal or exceed 25% of APF's annual gross income.

   If APF fails to satisfy one or both of the 75% or 95% tests for any taxable year, it may still qualify as a REIT if:

  . APF's failure is due to reasonable cause and not willful neglect;

  . APF reports the nature and amount of each item of its income on a schedule attached to its tax return for such year; and

  . the reporting of any incorrect information is not due to fraud with intent to evade tax.

   Even if these three requirements are met and APF is not disqualified as a REIT, however, a penalty tax would be imposed on the amount by which APF failed the 75% or 95% income test.

   Asset Tests. At the end of each quarter of APF's taxable year, at least 75% of the value of its total assets must consist of "real estate assets," cash and cash items including receivables, and government securities. The balance of APF's assets generally may be invested without restriction, except that securities holdings not within the 75% class of assets generally must not, with respect to any one issuer, exceed 5 percent of the value of APF's assets or 10% of the issuer's outstanding voting securities. The term "real estate assets" includes:

  . real property,

  . interests in real property,

  . leaseholds of land or improvements thereon, and mortgages on any such property or leasehold, and

  . any property attributable to the temporary investment of new capital in stock or a debt instrument for the one-year period beginning on the date that APF receives the capital.

   When a mortgage is secured by both real property and other property, it is considered to constitute a mortgage on real property to the extent of the fair market value of the real property at the time when APF is committed to make the loan. In the case of a construction loan secured by both real property and other property, the loan is treated as a mortgage on real property to the extent of the reasonably estimated cost of construction. The bulk of the APF's assets will be real property, but APF will also hold the secured equipment leases. Shaw Pittman is of the opinion that the secured equipment leases will be treated as loans secured by personal property for federal income tax purposes. Therefore, the secured equipment leases will not qualify as "real estate assets." However, APF has represented that, at the end of each quarter, the value of the secured equipment leases, together with any personal property owned by APF, has been and will be less than 25% of APF's total assets and that the value of the secured equipment leases entered into with any particular tenant or borrower has been and will be less than five percent of APF's total assets. APF does not have any independent appraisals to support this representation, and Shaw Pittman, in rendering its opinion as to the qualification of APF as a REIT, is relying on the conclusions of APF and its senior management as to the relative values of APF's assets. The IRS may contend, however, that either:

  . the value of the secured equipment leases entered into with any particular tenant or borrower represents more than five percent of APF's total assets, or

  . the value of the secured equipment leases, together with any personal property owned by APF, exceeds 25% of APF's total assets.

   Ownership Tests. The Code provides the following ownership requirements for qualification as a REIT:

  . during the last half of each taxable year, not more than 50% in value of the REIT's outstanding shares may be owned, directly or indirectly, by five or fewer individuals or entities specified in the Internal Revenue Code; and

  . there must be at least 100 stockholders on at least 335 days of a 12-month taxable year.

   These two requirements do not apply to the first taxable year for which REIT election is made. In keeping with these requirements, APF's Articles of Incorporation generally prohibit any person or entity from actually, constructively or beneficially acquiring or owning more than 9.8% of the issued and outstanding equity securities. APF's Articles of Incorporation also empower APF's Board of Directors to redeem, at its option, a sufficient number of APF Shares to comply with these ownership tests or to assure continued conformity with them.

   Under APF's Articles of Incorporation, the Board of Directors may require each holder of APF Shares to disclose to APF's Board of Directors information regarding actual, constructive or beneficial ownership of APF Shares. Treasury Regulations govern the method by which APF is required to demonstrate compliance with these stock ownership requirements and the failure to satisfy such regulations could cause APF to fail to qualify as a REIT. We believe that APF will meet these stock ownership requirements for each taxable year and will be able to demonstrate its compliance with these requirements.

   Distribution Requirements. APF must distribute to its stockholders for each taxable year ordinary income dividends in an amount equal to at least the difference between:

  . 95 percent of the sum of (1) its "real estate investment trust taxable income" and (2) the excess of net income from foreclosure property over the tax on such income, and

  . excess noncash income.

"Real estate investment trust taxable income" generally is the taxable income of a REIT computed as if it were an ordinary corporation, with several adjustments. Distributions must be made in the taxable year to which they relate, or, if declared before the timely filing of APF's tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year.

   APF intends to make distributions to stockholders that will meet the 95% distribution requirement. Under some circumstances, however, APF may not have sufficient funds from its operations to make cash distributions to satisfy the 95% distribution requirement. For example, in the event of the default or financial failure of one or more tenants or lessees, APF might be required under federal income tax principles to continue to accrue rent for some period of time even though APF would not currently be receiving the corresponding amounts of cash. Similarly, APF might not be entitled, under federal income tax principles, to deduct expenses at the time those expenses are incurred. In either case, APF's cash available for making distributions might not be sufficient to satisfy the 95% distribution requirement. If the cash available to APF is insufficient to make the necessary distributions, APF might raise cash by borrowing funds, issuing new securities or selling assets. If APF ultimately were unable to satisfy the 95% distribution requirement, it would fail to qualify as a REIT and, as a result, would be subject to federal income tax as an ordinary corporation.

   If APF fails to satisfy the 95% distribution requirement as a result of an adjustment to its tax returns by the IRS it may be able to rectify its failure by paying a "deficiency dividend" plus a penalty and interest within 90 days after such adjustment. This deficiency dividend would be included in APF's deductions for dividends paid for the taxable year affected by such adjustment. The deduction for a deficiency dividend will be denied, however, if any part of the adjustment resulting in the deficiency is attributable to fraud with intent to evade tax or to willful failure to file an income tax return on time.

   Opinion of Shaw Pittman. Based upon representations made by officers of APF with respect to relevant factual matters, upon the existing Code provisions, Treasury Regulations, and reported administrative and judicial interpretations of the Code and Treasury Regulations, upon Shaw Pittman's independent review of relevant documents, and upon the assumption that APF will operate in the manner described in this consent solicitation, Shaw Pittman has opined the following:

  . APF qualified as a REIT under the Code for its taxable years ending through December 31, 1998;

  . APF is organized in conformity with the requirements for qualification as a REIT; and

  . APF's proposed method of operation will enable it to meet the requirements for qualification as a REIT.

   You should bear in mind, however, that APF's ability to qualify and remain qualified as a REIT depends upon actual operating results and future actions by and events involving APF and others, including changes in tax laws. Shaw Pittman's opinion does not ensure that the actual results of APF's operations and future actions and events will enable APF to satisfy in any given year the requirements for qualification and taxation as a REIT.

   Upon receipt of a written request from you or from your representative designated in writing, we will provide you with a free copy of Shaw Pittman's opinion.

   Proposed REIT Legislation. On October 20, 1999, the Senate Finance Committee approved the Tax Relief Extension Act of 1999. If enacted, the proposed legislation would implement a number of changes to the Internal Revenue Code's treatment of REITs.

   One of the provisions of this legislation would prohibit APF from holding securities possessing greater than 10% of the voting power or the value of any issuer. Because the term "securities" includes loans that are not secured by real property, under such a regulatory scheme, APF would not be permitted to make loans with principal amounts exceeding 10% of the value of a borrower, unless the loans were secured by real property. This restriction would impact APF's ability to enter into securitization transactions involving non-mortgage loans. It would also require APF to dispose of any non-mortgage loans in the principal amounts of which exceed 10% of the value of their issuers, including, for this purpose, any equipment leases treated as loans for federal income tax purposes.

   It is not clear whether this legislation or similar legislation will be enacted and, if it is, which provisions will be included and what their effective dates will be. Additional proposals may be made by the Clinton Administration or by members of Congress. It is impossible to predict the nature of those proposals, whether they would be enacted, and their effect on APF. There can be no assurance, however, that changes in legislation would not have a material adverse effect on APF.

   Characterization of Leases. APF has purchased and intends to purchase restaurant properties with both new and existing buildings and lease them to franchisees or corporate franchisors. APF's ability to claim tax benefits associated with ownership of the restaurant properties, such as depreciation, depends on a determination that the lease transactions engaged in by APF are true leases, under which APF is the owner of the leased restaurant property for federal income tax purposes, rather than a conditional sale of the restaurant property or a financing transaction. If it is determined that APF is not the owner of the restaurant properties for federal income tax purposes, then APF could suffer adverse consequences, such as the denial of APF's depreciation deductions. A denial of APF's depreciation deductions could result in a determination that APF's distributions to stockholders were insufficient to satisfy the 95% distribution requirement for qualification as a REIT. As discussed above, however, if APF has sufficient cash, it may be able to remedy any past failure to satisfy the distribution requirements by paying a "deficiency dividend" plus a penalty and interest. Furthermore, in the event that APF was not the owner of a particular restaurant property, in the opinion of Shaw Pittman the income that APF would receive pursuant to the recharacterized lease would constitute interest qualifying under the 95% and 75% gross income tests by reason of being interest on an obligation secured by a mortgage on an interest in real property, because the legal ownership structure of such restaurant property would have the effect of making the building serve as collateral for a debt obligation.

   The characterization of transactions as leases, conditional sales, or financings has been addressed in numerous instances. The courts have not identified any one determinative factor of whether the lessor or the lessee of property is to be treated as the owner. Judicial decisions and IRS pronouncements with respect to the characterization of transactions as either leases, conditional sales, or financing transactions have clearly stated that the characterization of leases for tax purposes is a question that must be decided on the basis of a weighing of many factors, and courts have reached different conclusions even where characteristics of two lease transactions were substantially similar.

   While some characteristics of the leases, such as the fact that such leases are "triple-net" leases, suggest that APF might not be the owner of the restaurant properties, many other characteristics indicate the bona fide nature of such leases and that APF is the owner of the restaurant properties. For example, under the leases, APF bears the risk of substantial loss in the value of the restaurant properties because it uses an equity investment, rather than nonrecourse indebtedness to acquire its interest in the restaurant properties. Further, APF, rather than the tenant, benefits from any appreciation in the restaurant properties, since APF has the right at any time to sell or transfer the restaurant properties, subject to the tenant's right to purchase the property at a price not less than the restaurant property's fair market value.

   Other factors that are consistent with the ownership of the restaurant properties by APF are:

  . the tenants are liable for repairs and are required to return the restaurant properties in reasonably good condition;

  . insurance proceeds generally are to be used to restore the restaurant properties and, to the extent not so used, belong to APF;

  . the tenants agree to subordinate their interests in the restaurant properties to the lien of any first mortgage upon delivery of a nondisturbance agreement and agree to pay rent to the purchaser upon any foreclosure sale; and

  . based on APF's representation that the restaurant properties can reasonably be expected to have at the end of their lease terms a fair market value of at least 20% of APF's cost and a remaining useful life of at least 20% of their useful lives at the beginning of the leases, APF has retained a significant residual interest in the restaurant properties. Moreover, APF will not be primarily dependent upon tax benefits in order to realize a reasonable return on its investments.

   For the restaurant properties for which APF owns the buildings and the underlying land, assuming (1) APF leases the restaurant properties on substantially the same terms and conditions described above, (2) as is represented by APF, the residual value of the restaurant properties remaining after the end of their lease terms and all renewal periods may reasonably be expected to be at least 20% of APF's cost of such restaurant properties, and
(3) as is represented by APF, the remaining useful lives of the restaurant properties after the end of their lease terms and all renewal periods, may reasonably be expected to be at least 20% of the restaurant properties' useful lives at the beginning of their lease terms, it is Shaw Pittman's opinion that APF will be treated as the owner of the restaurant properties for federal income tax purposes and will be entitled to claim depreciation and other tax benefits associated with such ownership. In the case of the restaurant properties for which APF does not own the underlying land, Shaw Pittman cannot opine that the transactions will be characterized as leases, but will opine that the transactions will be characterized as financing transactions and the income from the transactions will constitute interest on mortgages secured by real property.

   Securitizations. From time to time, APF intends to enter into one or more securitization transactions. In a securitization, APF will consolidate some of the outstanding real estate loans it holds into a single portfolio, and then sell interests in the portfolio to outside investors. Depending on how they are structured, securitizations can be classified for federal income tax purposes either as a sale of assets or as a borrowing against assets. APF intends to structure its securitizations so as to avoid characterization of the transactions as sales of the underlying mortgages and, in appropriate cases, will seek the advice or opinion of tax counsel. If APF enters into a securitization that is nevertheless treated as a sale for federal income tax purposes, the securitization will be treated as a prohibited transaction, which is a sale of property held primarily for sale to customers in the ordinary course of business. Income from a prohibited transaction is subject to a special tax equal to 100% of the income derived from the prohibited transaction. In no event, however, would this treatment jeopardize APF's status as a REIT.

Taxation of Stockholders

   Taxable Domestic Stockholders. For any taxable year in which APF qualifies as a REIT for federal income tax purposes, if you, as a stockholder, are a United States person, which is generally any person other than a nonresident alien individual, a foreign trust or estate or a foreign partnership or corporation, you generally will be taxed in the following manner:

  . Distributions made by APF to you generally will be taxed as ordinary income.

  . Amounts that you receive that are properly designated as capital gain dividends by APF generally will be taxed as long-term capital gain, to the extent that they do not exceed APF's actual net capital gain for the taxable year.

  . If you are a corporate stockholder, you may be required to treat up to 20% of capital gain dividends as ordinary income. Such ordinary income and capital gain are not eligible for the dividends received deduction allowed to corporations.

  . APF may elect to retain and pay income tax on its net long-term capital gain. If APF so elects, you will take into income your share of the retained capital gain as long-term capital gain and will receive a credit or refund for your share of the tax paid by APF, and you will increase the basis of your APF Shares by an amount equal to the excess of the retained capital gain included in your income over the tax deemed paid by you.

  . Distributions in excess of APF's current or accumulated earnings and profits will not be taxable to you to the extent that they do not exceed the adjusted basis of your APF Shares, but rather will reduce the adjusted basis of your APF Shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your APF Shares, such distributions will be included in your income as long-term or short-term capital gain depending on how long you have held the APF Shares, assuming the shares are a capital asset in your hands.

  . Any distribution that is (1) declared by APF in October, November or December of any calendar year and payable to stockholders of record on a specified date in such months and (2) actually paid by APF in January of the following year, shall be deemed to have been received by each stockholder on December 31st of the calendar year in which the dividend is declared and, as a result, will be includable in your gross income for that taxable year.

  . You may not deduct on your income tax returns any net operating or net capital losses of APF.

  . Upon the sale or other disposition of your APF Shares, you generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the adjusted basis of your APF Shares involved in the transaction. The gain or loss will be long-term capital gain or loss if, at the time of sale or other disposition, the APF Shares involved have been held for more than one year.

  . If you receive a capital gain dividend with respect to APF Shares that you have held for six months or less at the time of sale or other disposition, any loss recognized by you will be treated as long-term capital loss to the extent of the amount of the capital gain dividend that was treated as long-term capital gain.

  . Generally, the redemption of APF Shares by APF will result in recognition of ordinary income by you unless you "completely terminate" or substantially reduce your interest in APF, as described in the Code.

   APF will notify you of which portions of each distribution, in its judgment, constitute ordinary income, capital gain or return of capital for federal income tax purposes. In addition, APF will report to you and to the IRS the amount of dividends paid or treated as paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, you may be subject to backup withholding at the rate of 31% with respect to dividends paid unless you:

  . are a corporation or fit within other exempt categories and, when required, demonstrate this fact, or

  . provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules.

   If you do not provide APF with a correct taxpayer identification number, you may also be subject to penalties imposed by the IRS. You may credit any amount paid to the IRS as backup withholding against your income tax liability. In addition, APF may be required to withhold a portion of capital gain dividends to you if you fail to certify your non-foreign status to APF.

   The state and local income tax treatment of you and APF may not conform to the federal income tax treatment described above. As a result, you should consult your tax advisors for an explanation of how state and local tax laws would affect your ownership of APF Shares.

   The tax treatment discussed above is a summary of the general rules and may not deal with all of the tax consequences applicable to you in light of your particular investment or other circumstances. Therefore, you should consult your own tax advisors for an explanation of the tax consequences to you of the receipt, ownership, and disposition of APF Shares.

   Tax-Exempt Stockholders. If you are an APF stockholder and a tax-exempt entity, you generally will be taxed in the following manner:

  . Dividends paid by APF to you generally will not constitute "unrelated business taxable income" as defined in section 512(a) of the Code, provided that you have not financed the acquisition of APF Shares with "acquisition indebtedness" within the meaning of section 524(c) of the Code and your APF Shares are not otherwise used in an unrelated trade or business.

  . If you are a qualified trust that holds more than 10% by value of the shares of APF, and if (i) treating qualified trusts holding APF Shares as individuals would result in a determination that APF is "closely held" within the meaning of section 856(h)(1) of the Code, and (ii) APF is "predominantly held" by qualified trusts, you may be required to treat a percentage of APF's distributions as unrelated business taxable income. The restrictions on ownership of APF Shares in APF's Articles of Incorporation will prevent application of the provisions treating a portion of REIT distributions as unrelated business taxable income to tax-exempt entities purchasing APF Shares, absent a waiver of the restrictions by APF's Board of Directors.

   The tax treatment of distributions by qualified retirement plans, IRAs, Keogh plans and other tax-exempt entities is beyond the scope of this discussion. If you are one of these entities, you should consult your own tax advisors regarding such questions.

   Foreign Stockholders. The rules governing U.S. federal income taxation of non-U.S. stockholders are complex, and we will not try here to provide more than a summary of such rules. If you are a nonresident alien individual, foreign corporation, foreign participant or other prospective foreign stockholder, you should consult with your tax advisors to determine the impact of federal, state and local laws with regard to an investment in APF Shares including any reporting requirements.

   Assuming that the income from investment in APF Shares will not be effectively connected with your conduct of a United States trade or business, if you are a non-U.S. stockholder you generally will be taxed in the following manner:

  . Distributions that are not attributable to gain from sales or exchanges by APF of United States real property interests and not designated by APF as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current and accumulated earnings and profits of APF. Such dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces or eliminates that tax.

  . Distributions in excess of APF's current and accumulated earnings and profits will not be taxable to you to the extent that such distributions do not exceed the adjusted basis of your APF Shares, but rather will reduce the adjusted basis of your APF Shares.

  . To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your APF Shares, the distributions will give rise to tax liability if you would otherwise be subject to tax on any gain from the sale or disposition of your APF Shares.

  . If it cannot be determined at the time APF pays a distribution whether or not the distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate of 30%. You may seek a refund of the withheld amount from the IRS, however, if it is subsequently determined that the distribution was, in fact, in excess of APF's current and accumulated earnings and profits.

  . APF is permitted, but not required, to make reasonable estimates of the extent to which distributions exceed current or accumulated earnings and profits. To the extent that the distributions are determined by APF to exceed current or accumulated earnings and profits, they will generally be subject to a 10 percent withholding tax, which may be refunded to the extent it exceeds your actual U.S. tax liability, provided the required information is furnished to the IRS.

  . Distributions that are attributable to gain from sales or exchanges by APF of United States real property interests will be taxed to you under the provisions of the FIRPTA. Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to you as if such gain were effectively connected with a United States business. You would thus be taxed at the normal capital gain rates applicable to U.S. stockholders, and subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption or rate reduction. APF is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by APF as a capital gain dividend. You may credit this amount against your FIRPTA tax liability.

  . Gain that you recognize upon a sale of APF Shares generally will not be taxed under FIRPTA if APF is a "domestically controlled REIT." APF currently believes that it is, and expects to continue to be, a "domestically controlled REIT."

   Gain not subject to FIRPTA nonetheless will be taxable to you if (1) investment in the APF Shares is treated as "effectively connected" with your U.S. trade or business, or (2) you are a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions are met. If you are a foreign corporate stockholder, "effectively connected" gain realized by you may be subject to an additional 30% branch profits tax, subject to possible exemption or rate reduction under an applicable tax treaty. If the gain on the sale of your APF Shares were to be subject to taxation under FIRPTA, you would be subject to the same treatment as U.S. stockholders with respect to such gain and subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of your APF Shares would be required to withhold and remit to the IRS 10% of the purchase price.

                                    EXPERTS

   The consolidated balance sheets of CNL American Properties Fund, Inc. and subsidiaries as of December 31, 1998 and 1997 and the consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998, included in this consent solicitation and the balance sheets of CNL Income Fund, Ltd. and CNL Income Fund II, Ltd. through CNL Income Fund XVI, Ltd. as of December 31, 1998 and 1997 and the related statements of income, partners' capital, and cash flows for each of the three years in the period ended December 31, 1998 included in this consent solicitation have been included herein and therein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of CNL Financial Corporation and the financial statements of CNL Financial Services, Inc. included in this consent solicitation have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports. The audited financial statements of CNL Fund Advisors, Inc. and subsidiary included in this consent solicitation have been audited by McDirmit, Davis, Lauteria, Puckett, Vogel & Company, P.A., independent certified public accountants, as indicated in their report with respect thereto, and are included therein in reliance upon the authority of said firm as experts in giving said reports.

   The appraisals included as exhibits to this Registration Statement on Form S-4 have been prepared by Valuation Associates Real Estate Group, Inc. and are included therein in reliance upon the authority of said firm as experts in giving such reports.

                                 LEGAL MATTERS

   Certain legal matters, including certain tax matters, will be passed upon for APF by Shaw Pittman, Washington, D.C., a law partnership including professional corporations. Several members of Shaw Pittman invested in the Income Funds in an aggregate amount of $174,000, and, assuming all of the Income Funds are acquired by APF, such members will receive an aggregate of 8,083 APF Shares.

   Certain legal matters will be passed upon for the Income Funds by Baker & Hostetler LLP.

                      WHERE YOU CAN FIND MORE INFORMATION

   APF and each Income Fund are subject to the reporting requirements of the Exchange Act, and are required to file reports and other information with the SEC, 450 Fifth Street N.W., Washington, D.C. 20549. In addition, APF has filed a Registration Statement on Form S-4 under the Securities Act with respect to the securities offered pursuant to this consent solicitation. This consent solicitation, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information concerning the Acquisition, you should refer to APF's Registration Statement and such exhibits and schedules, which is available at the SEC's web site at http://www.sec.gov. Also, you may examine copies of such documents without charge at, or obtain upon payment of prescribed fees from, the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices of the SEC located at Room 1400, 75 Park Place, New York, New York 10007 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The SEC's web site also contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

   A separate supplement to this consent solicitation has been prepared for your Income Fund and will be delivered to you and the other Limited Partners of your Income Fund. Upon receipt of a written request by you or your representative so designated in writing, we will send a copy of any supplement without charge. All requests should be directed to D.F. King & Co., 77 Water Street, New York, New York 10005, (800) 290-6428.

   Statements contained in this consent solicitation or any supplements hereto as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

   In addition to applicable legal or NYSE requirements, if any, APF will send to holders of APF Shares annual reports containing audited financial statements with a report thereon by APF's independent public accountants and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

               CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Condensed Consolidated Balance Sheets--As of June 30, 1999 and December
 31, 1998.................................................................   F-2

Condensed Consolidated Statements of Earnings--For the Quarters and for
 the Six Months ended June 30, 1999 and 1998 .............................   F-3

Condensed Consolidated Statements of Stockholders Equity--For the Six
 Months ended June 30, 1999 and the Year Ended December 31, 1998..........   F-4

Condensed Consolidated Statements of Cash Flows--For the Six Months ended
 June 30, 1999 and 1998...................................................   F-5

Notes to Condensed Consolidated Financial Statements--For the Quarters and
 Six Months ended June 30, 1999 and 1998..................................   F-6
Statement of Estimated Taxable Operating Results Before Dividends Paid
 Deduction--Properties Acquired from January 1, 1998 through July 31,
 1999.....................................................................  F-14
Report of Independent Certified Public Accountants........................  F-15
Consolidated Balance Sheets--As of December 31, 1998 and 1997.............  F-16

Consolidated Statements of Earnings--For the Years ended December 31,
 1998, 1997 and 1996......................................................  F-17

Consolidated Statements of Stockholders' Equity--For the Years ended
 December 31, 1998, 1997 and 1996.........................................  F-18

Consolidated Statements of Cash Flows--For the Years ended December 31,
 1998, 1997 and 1996......................................................  F-19

Notes to Consolidated Financial Statements--For the Years ended December
 31, 1998, 1997 and 1996..................................................  F-20

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                       June 30,    December 31,
                                                         1999          1998
                                                     ------------  ------------
                      ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 land and buildings................................  $569,567,003  $393,339,334
Net investment in direct financing leases..........   132,179,949    91,675,650
Investment in joint venture........................     1,081,046       988,078
Mortgage notes receivable..........................    22,142,819    19,631,693
Equipment and other notes receivable...............    41,208,688    19,377,380
Other investments..................................    16,197,812    16,201,014
Cash and cash equivalents..........................    18,764,033   123,199,837
Certificates of deposit............................     2,006,690     2,007,540
Receivables, less allowance for doubtful accounts
 of $1,194,454 and $1,069,024, respectively........       649,972       526,650
Accrued rental income..............................     5,875,698     3,959,913
Intangibles and other assets.......................    12,551,632     9,444,924
                                                     ------------  ------------
                                                     $822,225,342  $680,352,013
                                                     ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
Line of credit.....................................  $149,000,000  $ 10,143,044
Accrued construction costs payable.................     9,745,014     4,170,410
Accounts payable and accrued expenses..............     1,288,825     1,035,436
Due to related parties.............................     1,444,444     1,308,464
Rents paid in advance..............................     1,617,367       954,271
Deferred rental income.............................     2,466,355     1,189,883
Other payables.....................................       816,900       458,402
                                                     ------------  ------------
    Total liabilities..............................   166,378,905    19,259,910
                                                     ------------  ------------
Minority interest..................................       644,611       281,817
                                                     ------------  ------------
Commitments and contingencies (Note 13)
Stockholders' equity:
  Preferred stock, without par value.
   Authorized and unissued 3,000,000 shares........           --            --
  Excess shares, $0.01 par value per share.
   Authorized and unissued 78,000,000 shares.......           --            --
  Common stock, $.01 par value per share.
   Authorized 62,500,000 shares, issued 37,383,221
   and 37,372,684 shares, respectively, outstanding
   37,348,464 and 37,337,927 shares, respectively..       373,484       373,378
  Capital in excess of par value...................   669,997,715   669,983,439
  Accumulated distributions in excess of net
   earnings........................................   (15,169,373)   (9,546,531)
                                                     ------------  ------------
    Total stockholders' equity.....................   655,201,826   660,810,286
                                                     ------------  ------------
                                                     $822,225,342  $680,352,013
                                                     ============  ============

     See accompanying notes to condensed consolidated financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                  Quarter Ended        Six Months Ended June
                                    June 30,                    30,
                             ------------------------ ------------------------
                                1999         1998        1999         1998
                             -----------  ----------- -----------  -----------
Revenues:
  Rental income from
   operating leases........  $12,433,749  $ 5,696,205 $22,188,551  $11,012,231
  Earned income from direct
   financing leases........    3,283,137    1,432,718   5,712,343    2,795,390
  Interest income from
   mortgage, equipment and
   other notes receivable..    1,186,184      748,136   2,040,720    1,506,140
  Investment and interest
   income..................      793,313    1,412,830   2,150,660    2,293,590
  Other income.............       55,201       11,385      58,081       21,727
                             -----------  ----------- -----------  -----------
                              17,751,584    9,301,274  32,150,355   17,629,078
                             -----------  ----------- -----------  -----------
Expenses:
  General operating and
   administrative..........    1,195,808      484,508   2,244,408    1,036,835
  Asset management fees to
   related party...........      984,506      367,201   1,681,870      729,860
  State and other taxes....      183,089       77,180     464,966      182,703
  Depreciation and
   amortization............    2,155,493      869,329   3,711,674    1,648,827
  Transaction costs........      357,079          --      483,005          --
                             -----------  ----------- -----------  -----------
                               4,875,975    1,798,218   8,585,923    3,598,225
                             -----------  ----------- -----------  -----------
Earnings Before Minority
 Interest in Income of
 Consolidated Joint
 Ventures, Equity in
 Earnings of Unconsolidated
 Joint Venture, Loss on
 Sales of Properties and
 Provision for Losses on
 Buildings.................   12,875,609    7,503,056  23,564,432   14,030,853
Minority Interest in Income
 of Consolidated
 Joint Ventures............      (9,847)      (7,612)     (17,610)     (15,380)
Equity in Earnings of
 Unconsolidated Joint
 Ventures..................       23,817          --       48,851          --
Loss on Sales of
 Properties................     (201,843)         --     (201,843)         --
Provision for Losses on
 Buildings.................     (324,725)         --     (540,522)         --
                             -----------  ----------- -----------  -----------
Net Earnings...............  $12,363,011  $ 7,495,444 $22,853,308  $14,015,473
                             ===========  =========== ===========  ===========
Earnings Per Share of
 Common Stock
 (Basic and Diluted).......  $       .33  $      0.32 $      0.61  $      0.65
                             ===========  =========== ===========  ===========
Weighted Average Number of
 Shares of Common Stock
 Outstanding...............   37,348,464   23,524,385  37,347,883   21,583,217
                             ===========  =========== ===========  ===========


     See accompanying notes to condensed consolidated financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

      Six Months Ended June 30, 1999 and the Year Ended December 31, 1998

                                                              Accumulated
                            Common Stock                     distributions
                         --------------------   Capital in     in excess
                           Number      Par      excess of       of net
                         of Shares    Value     par value      earnings        Total
                         ----------  --------  ------------  -------------  ------------
Balance at December 31,
 1997................... 18,096,486  $180,964  $323,706,927  $ (2,249,790)  $321,638,101
 Subscriptions received
  for common stock
  through public
  offerings and
  distribution
  reinvestment plan..... 19,276,198   192,762   385,331,204           --     385,523,966
 Retirement of common
  stock.................    (34,757)     (348)     (639,180)          --        (639,528)
 Stock issuance costs...        --        --    (38,415,512)          --     (38,415,512)
 Net earnings...........        --        --            --     32,152,408     32,152,408
 Distributions declared
  and paid
  ($1.52 per share).....        --        --            --    (39,449,149)   (39,449,149)
                         ----------  --------  ------------  ------------   ------------
Balance at December 31,
 1998................... 37,337,927   373,378   669,983,439    (9,546,531)   660,810,286
 Subscriptions received
  for common stock
  through public
  offerings.............     10,537       106       210,630           --         210,736
 Stock issuance costs...        --        --       (196,354)          --        (196,354)
 Net earnings...........        --        --            --     22,853,308     22,853,308
 Distributions declared
  and paid
  ($0.76 per share).....        --        --            --    (28,476,150)   (28,476,150)
                         ----------  --------  ------------  ------------   ------------
Balance at June 30,
 1999................... 37,348,464  $373,484  $669,997,715  $(15,169,373)  $655,201,826
                         ==========  ========  ============  ============   ============


     See accompanying notes to condensed consolidated financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        Six Months Ended
                                                            June 30,
                                                   ----------------------------
                                                       1999           1998
                                                   -------------  -------------
Increase (Decrease) in Cash and Cash Equivalents:
 Net Cash Provided by Operating Activities.......  $  28,256,292  $  16,600,953
                                                   -------------  -------------
 Cash Flows from Investing Activities:
  Additions to land and buildings on operating
   leases........................................   (170,153,724)   (36,742,586)
  Investment in direct financing leases..........    (44,186,644)   (71,360,700)
  Proceeds from sale of land, buildings and
   equipment under direct financing leases.......      3,673,907      1,233,679
  Investment in mortgage notes receivable........     (2,596,244)           --
  Collection on mortgage notes receivable........        224,373        147,051
  Investment in equipment and other notes
   receivable....................................    (22,358,869)    (2,903,600)
  Collection on equipment and other notes
   receivable....................................        626,959        666,633
  Investment in joint venture....................       (117,663)      (112,847)
  Increase in intangibles and other assets.......     (3,198,326)    (1,845,005)
                                                   -------------  -------------
   Net cash used in investing activities.........   (238,086,231)  (110,917,375)
                                                   -------------  -------------
Cash Flows from Financing Activities:
 Reimbursement of acquisition and stock issuance
  costs paid by related parties on behalf of the
  Company........................................     (1,258,062)    (2,570,126)
 Proceeds from borrowing on line of credit.......    151,437,245      2,979,403
 Payment on line of credit.......................    (12,580,289)           --
 Payment of loan costs...........................     (3,548,744)       (30,842)
 Subscriptions received from stockholders........        210,736    152,570,391
 Distributions to minority interests.............        (21,105)       (16,956)
 Contributions from minority interests...........        366,289            --
 Distributions to stockholders...................    (28,476,150)   (15,992,806)
 Payment of stock issuance costs.................       (735,785)   (13,840,339)
                                                   -------------  -------------
   Net cash provided by financing activities.....    105,394,135    123,098,725
                                                   -------------  -------------
Net Increase (Decrease) in Cash and Cash
 Equivalents.....................................   (104,435,804)    28,782,303
Cash and Cash Equivalents at Beginning of
 Period..........................................    123,199,837     47,586,777
                                                   -------------  -------------
Cash and Cash Equivalents at End of Period.......  $  18,764,033  $  76,369,080
                                                   =============  =============
Supplemental Schedule of Non-Cash Investing and
 Financing Activities:
 Related parties paid certain acquisition and
  stock issuance costs on behalf of the Company:
  Acquisition costs..............................  $     392,301  $     536,646
  Stock issuance costs...........................        124,031      2,190,143
                                                   -------------  -------------
                                                   $     516,332  $   2,726,789
                                                   =============  =============
  Land and buildings under operating leases
   exchanged for land and buildings under
   operating leases..............................  $         --   $   2,754,419

     See accompanying notes to condensed consolidated financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Organization and Nature of Business:

   CNL American Properties Fund, Inc. was organized in Maryland on May 2, 1994. CNL APF GP Corp. and CNL APF LP Corp., organized in Delaware in May 1998, and CFA Acquisition Corp., CFC Acquisition Corp. and CFS Acquisition Corp., organized in Maryland in February 1999, are wholly owned subsidiaries of CNL American Properties Fund, Inc. CNL APF Partners, LP is a Delaware limited partnership formed in May 1998. CNL APF GP Corp. and CNL APF LP Corp. are the general and limited partner, respectively, of CNL APF Partners, LP. The term "Company" includes, unless the text otherwise requires, CNL American Properties Fund, Inc., CNL APF GP Corp., CNL APF LP Corp., CFA Acquisition Corp., CFC Acquisition Corp., CFS Acquisition Corp., CNL APF Partners, LP, CNL/Corral South Joint Venture and CNL/Chevys Annapolis Joint Venture. The Company was formed primarily for the purpose of acquiring, directly or indirectly through joint venture or co-tenancy arrangements, restaurant properties (the "Properties") to be leased on a long-term, triple-net basis to operators of selected national and regional fast-food, family-style and casual dining restaurant chains. The Company also provides financing (the "Mortgage Loans") for the purchase of buildings, generally by tenants that lease the underlying land from the Company. In addition, the Company offers furniture, fixtures and equipment financing through leases or loans (the "Secured Equipment Leases") to operators of restaurant chains.

2. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 1998.

   The Company determines the appropriate classification of other investments at the time of purchase and reevaluates such designation at each balance sheet date. Other investments have been classified as held to maturity and are carried at amortized cost (which approximates market value).

   The Company determines the appropriate classification of other investments at the time of purchase and reevaluates such designation at each balance sheet date. Other investments have been classified as held to maturity and are carried at their amortized cost (which approximates market value).

   The Company accounts for its 85.47% interest in CNL/Corral South Joint Venture and its 73.79% interest in CNL/Chevys Annapolis Joint Venture using the consolidation method. Minority interest represents the minority joint venture partners' proportionate share of the equity in the Company's consolidated joint ventures. All significant intercompany balances and transactions have been eliminated. The Company accounts for its 59.22% interest in CNL/Lee Vista Joint Venture using the equity method because it shares control with the other joint venture partner.

   Certain items in the prior year's financial statements have been reclassified to conform with the 1999 presentation. These reclassifications had no effect on stockholders' equity or net earnings.

3. Leases:

   The Company leases its land, buildings and equipment to operators of national and regional fast-food, family-style and casual dining restaurants. The leases are accounted for under the provisions of Statement of

               CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARY

Financial Accounting Standards No. 13, "Accounting for Leases." For Property leases classified as direct financing leases, the building portions of these leases are accounted for as direct financing leases while the land portions of the majority of these leases are accounted for as operating leases. The Company's equipment financing offered pursuant to leases are recorded as direct financing leases.

4. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at:

                                                      June 30,    December 31,
                                                        1999          1998
                                                    ------------  ------------
   Land............................................ $287,491,252  $210,451,742
   Buildings.......................................  269,068,855   169,708,652
                                                    ------------  ------------
                                                     556,560,107   380,160,394
   Less accumulated depreciation...................   (9,884,469)   (6,242,782)
                                                    ------------  ------------
                                                     546,675,638   373,917,612
   Construction in progress........................   23,911,844    20,033,256
                                                    ------------  ------------
                                                     570,587,482   393,950,868
   Less allowance for loss on land and buildings...   (1,020,479)     (611,534)
                                                    ------------  ------------
                                                    $569,567,003  $393,339,334
                                                    ============  ============

   Some leases provide for scheduled rent increases throughout the lease term and/or rental payments during the construction of a Property prior to the date it is placed in service. Such amounts are recognized on a straight-line basis over the terms of the leases commencing on the date the Property is placed in service. For the six months ended June 30, 1999 and 1998, the Company recognized $2,466,357 and $1,303,987, respectively, (net of $140,014 and $273,013 in write-offs and reserves during the six months ended June 30, 1999) of such rental income, $1,235,512 and $547,789 of which was earned during the quarters ended June 30, 1999 and 1998, respectively.

   At December 31, 1998, the Company had recorded provisions for losses on land and buildings totalling $611,534 for financial reporting purposes relating to two Shoney's Properties and two Boston Market Properties. In addition, during the six months ended June 30, 1999, the Company recorded provisions for losses on buildings totaling $408,945 for financial reporting purposes relating to one Shoney's Property and three Boston Market Properties. The tenants of these Properties experienced financial difficulties and ceased payment of rents under the terms of their lease agreements. The allowances represented the difference between the carrying value of the Properties at December 31, 1998 and June 30, 1999, respectively, and the estimated net realizable value for these Properties.

   During the six months ended June 30, 1999, the Company sold its Boston Market Property in Ellisville, Missouri and its Golden Corral Property in Brooklyn, Ohio. The Company received total net proceeds of $2,186,720, resulting in a total loss of $201,843 for financial reporting purposes.

   The following is a schedule of future minimum lease payments to be received on the noncancellable operating leases at June 30, 1999:

   1999............................................................ $ 23,201,658
   2000............................................................   46,886,894
   2001............................................................   47,136,906
   2002............................................................   47,964,652
   2003............................................................   49,231,776
   Thereafter......................................................  649,679,441
                                                                    ------------
                                                                    $864,101,327
                                                                    ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   Since leases are renewable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rents which may be received on the leases based on the percentage of the tenant's gross sales. These amounts do not include minimum lease payments that will become due when Properties under development are completed (See Note
13).

5. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at:

                                                   June 30,     December 31,
                                                     1999           1998
                                                 -------------  -------------
   Minimum lease payments receivable............ $ 264,142,411  $ 186,515,403
   Estimated residual values....................    31,006,537     17,680,858
   Interest receivable from Secured Equipment
    Leases......................................        82,706         81,690
   Less unearned income.........................  (162,920,128)  (112,602,301)
   Less allowance for loss on direct financing
    leases......................................      (131,577)           --
                                                 -------------  -------------
   Net investment in direct financing leases.... $ 132,179,949  $  91,675,650
                                                 =============  =============

   The following is a schedule of future minimum lease payments to be received on the direct financing leases at June 30, 1999:

   1999............................................................ $  8,006,612
   2000............................................................   16,265,762
   2001............................................................   16,038,242
   2002............................................................   15,947,516
   2003............................................................   15,796,519
   Thereafter......................................................  192,087,760
                                                                    ------------
                                                                    $264,142,411
                                                                    ============

   The above table does not include future minimum lease payments for renewal periods or contingent rental payments that may become due in future periods (see Note 4).

   During the six months ended June 30, 1999, the Company received proceeds from various borrowers for the payoff of nine Secured Equipment Leases. The Company collected $1,487,187 which were approximately equal to the net investment in the direct financing leases at the time of the payoff. As a result, no gain or loss was recognized for financial reporting purposes.

6. Equipment and Other Notes Receivable:

   On June 30, 1999, the Company advanced approximately $20,100,000 to a borrower for the purpose of purchasing and taking by assignment three existing Notes from third parties with an outstanding principal balance of approximately $14,600,000, as well as, advancing additional funds of approximately $5,500,000, both of which were then consolidated with an existing $2,200,000 equipment loan for a total of $22,300,000 ("Consolidated Note"). The Consolidated Note is collateralized by leasehold mortgages, equipment and a security interest in other miscellaneous collateral associated with restaurant properties, and matures August 31, 1999. A portion of the Consolidated Note, $5,200,000, bears interest at a rate of 10.5%, and the remaining portion, $17,100,000, bears interest at a rate of 11.53%.

7. Other Investments:

   During the six months ended June 30, 1999, the Company reassessed the classification of the franchise loan certificates purchased in a mortgage loan securitization (the "Certificates") and transferred the Certificates from the available for sale category to the held to maturity category for financial reporting purposes. The

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES estimated fair value of the Certificates of $16,199,792 represented the carrying value at the time of transfer resulting in no unrealized gains or losses at the time of transfer. At June 30, 1999 and December 31, 1998, the estimated fair values of the Certificates approximated their carrying values.

8. Line of Credit:

   At December 31, 1998, the Company had a revolving $35,000,000 unsecured line of credit with a bank which enabled the Company to receive advances to provide equipment financing, to purchase and develop Properties and to fund Mortgage Loans. In March 1999, the Company obtained a new unsecured revolving credit facility in an amount up to $200,000,000 (the "Credit Facility"). In conjunction with obtaining the Credit Facility, the Company terminated and repaid the balance of approximately $12,600,000 under the previous line of credit. In June 1999, the Company amended the Credit Facility to increase the borrowing amount up to $300,000,000. Interest on advances under the Credit Facility is determined according to i) a tiered rate structure up to a maximum rate of 200 basis points above LIBOR (based upon the Company's overall leverage ratio) or ii) the lender's prime rate plus 0.25%, whichever the Company selects at the time of each advance. The Company obtained advances of $151,437,245 under the Credit Facility during the six months ended June 30, 1999 and had an outstanding balance of $149,000,000 at June 30, 1999. As of June 30, 1999, $20,000,000 of the balance under the Credit Facility incurred interest at a rate of eight percent per annum and the remaining balance of $129,000,000 incurred interest at a rate of 6.71% per annum. In connection with obtaining the new Credit Facility and the June amendment, the Company incurred commitment fees, legal fees and closing costs of $3,548,744. Interest incurred on prime rate advances on the Credit Facility is payable monthly. LIBOR rate advances have maturity periods of one, two, three or six months, with interest payable at the end of the selected period (except for six month loans, on which interest is payable at the end of three and six months). The principal balance, together with all unpaid interest, is due in full upon termination of the facility on June 9, 2002. The terms of the agreement for the amended Credit Facility include financial covenants which provide for the maintenance of certain financial ratios. The Company was in compliance with all such covenants as of June 30, 1999.

   As of June 30, 1999 and December 31, 1998, $149,000,000 and $10,143,044,
respectively, of principal was outstanding relating to the respective lines of credit. The Company believes, based on current terms, that the carrying values of its lines of credit at June 30, 1999 and December 31, 1998 approximated fair value.

   For the six months ended June 30, 1999 and 1998, the Company incurred interest costs (including amortization of loan costs) of $1,262,160 and $124,702, respectively, all of which were capitalized as part of the cost of buildings under construction. For the six months ended June 30, 1999 and 1998, the Company paid interest of $994,253 and $106,305, respectively.

   In June, 1999, in connection with the amended Credit Facility, the Company entered into a new swap agreement. The purpose of the interest rate swap agreement is to reduce the impact of changes in interest rates on its floating rate Credit Facility. The agreement effectively changes the Company's interest rate exposure on a notional amount of approximately $75,000,000 of the outstanding floating rate Credit Facility to a fixed rate of 6.17% per annum, as of June 30, 1999. The Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement; however, the Company does not anticipate nonperformance by the counterparty as they maintain long-term credit ratings of "A" or better, as rated by Moody's or Standard & Poors.

   The effective interest rate for the outstanding balance of $149,000,000 as of June 30, 1999 as a result of the impact of the interest rate swap in the amount of $75,000,000 was 7.49% per annum.

9. Reverse Stock Split:

   On May 27, 1999, the shareholders approved a one-for-two reverse split of common stock that was effective on June 3, 1999 with the filing of the amended Articles of Incorporation with the Maryland Department of Assessments and Taxation. A total of $180,965 was transferred from common stock to

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES additional paid-in capital in connection with the stock split. All share and per share amounts have been restated herein to reflect the one-for-two reverse stock split.

10. Distributions:

   For the six months ended June 30, 1999 and 1998, approximately 85 and 86 percent, respectively, of the distributions paid to stockholders were considered ordinary income and approximately 15 and 14 percent, respectively, were considered a return of capital to stockholders for federal income tax purposes. No amounts distributed to the stockholders for the six months ended June 30, 1999 and 1998 are required to be or have been treated by the Company as a return of capital for purposes of calculating the stockholders' return on their invested capital. The characterization for tax purposes of distributions declared for the six months ended June 30, 1999 may not be indicative of the results that may be expected for the year ending December 31, 1999.

11. Related Party Transactions:

   During the six months ended June 30, 1999 and June 30, 1998, the Company incurred $15,805 and $11,442,779, respectively, in selling commissions due to CNL Securities Corp. for services in connection with the offering of shares. A substantial portion of these amounts ($14,571 and $10,689,329) were paid by CNL Securities Corp. as commissions to other broker-dealers during the six months ended June 30, 1999 and 1998, respectively.

   In addition, CNL Securities Corp. received a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of shares, a portion of which was re-allowed to other broker-dealers. During the six months ended June 30, 1999 and June 30, 1998, the Company incurred $1,054 and $762,852, respectively, of such fees, the majority of which was re-allowed to other broker-dealers and from which all bona fide due diligence expenses were paid.

   The advisor of the Company, CNL Fund Advisors, Inc. (the "Advisor") is entitled to receive acquisition fees for services in identifying the Properties and structuring the terms of the acquisition and leases of these Properties and structuring the terms of Mortgage Loans and other investments equal to 4.5% of the total amount raised from the sale of shares. To the extent the Company uses proceeds from its Credit Facility to acquire Properties or make mortgage loans, the Company also pays the Advisor an acquisition fee equal to 4.5% of the purchase price paid by the Company. During the six months ended June 30, 1999 and 1998, the Company incurred $4,492,940 and $6,865,668, respectively, of such fees. Such fees are included in land and buildings on operating leases, net investment in direct financing leases, mortgage notes receivable, investment in joint venture and other assets.

   In connection with the acquisition of Properties subject to approval by the Company's Board of Directors, the Company may incur development or construction management fees payable to affiliates of the Company. Such fees are included in the purchase price of the Properties and are therefore included in the basis on which the Company charges rent on the Properties. During the six months ended June 30, 1999 and 1998, the Company incurred $38,853 and $68,759, respectively, of such fees relating to four and three Properties, respectively.

   In connection with the acquisition of Properties, subject to approval by the Company's Board of Directors, the Company may incur advisory fees payable to affiliates of the Company. Such fees are included in the purchase price of the Properties and are therefore included in the basis on which the Company charges rent on the Properties. During the six months ended June 30, 1999, the Company incurred $539,976 of such fees relating to 25 Properties. No such fees were incurred for the six months ended June 30, 1998.

   For negotiating Secured Equipment Leases and supervising the Secured Equipment Lease program, the Advisor is entitled to receive a one-time Secured Equipment Lease servicing fee of two percent of the purchase

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES price of the equipment that is the subject of each Secured Equipment Lease. During the six months ended June 30, 1999 and 1998, the Company incurred $67,967 and $14,899, respectively, in Secured Equipment Lease servicing fees.

   The Company and the Advisor have entered into an advisory agreement pursuant to which the Advisor will receive a monthly asset management fee of one-twelfth of 0.60% of the Company's real estate asset value and the outstanding principal balance of the Mortgage Loans as of the end of the preceding month. The management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine. During the six months ended June 30, 1999 and 1998, the Company incurred $1,788,771 and $756,791, respectively, of such fees, of which $106,901 and $26,931, respectively, was capitalized as part of the cost of the buildings for Properties under construction.

   Prior to such time, if any, as shares of the Company's common stock are listed on a national securities exchange or over-the-counter market, the Advisor is entitled to receive deferred, subordinated real estate disposition fee, payable upon the sale of one or more Properties, based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Advisor provides a substantial amount of services in connection with the sale. However, if the sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The real estate disposition fee is payable only after the stockholders receive distributions equal to the sum of an annual, aggregate, cumulative, noncompounded eight percent return on their invested capital (the "Stockholders' 8% Return") plus their aggregate invested capital. As of June 30, 1999, no deferred, subordinated real estate disposition fees had been incurred.

   A subordinated share of net sales proceeds will be paid to the Advisor upon the sale of Company assets in an amount equal to ten percent of net sales proceeds. However, if net sales proceeds are reinvested in replacement assets, no such share of net sales proceeds will be paid to the Advisor until such replacement assets are sold. This amount will be payable only after the stockholders receive distributions equal to the sum of the stockholders' aggregate invested capital and the Stockholders' 8% Return. As of June 30, 1999, no such fees had been incurred.

   The Advisor and its affiliates provide administrative services (including services for accounting; financial, tax and regulatory compliance and reporting; lease and loan compliance; stockholder distributions and reporting; due diligence and marketing; and investor relations) to the Company on a day-to-day basis as well as services in connection with the offering of shares and services in connection with the proposed mergers referred to in Note 13. The expenses incurred for these services were classified as follows for the six months ended June 30:

                                                              1999      1998
                                                            -------- ----------
   Stock issuance costs.................................... $ 55,463 $1,378,104
   Transaction costs.......................................  286,544        --
   General operating and administrative expenses...........  600,992    488,710
                                                            -------- ----------
                                                            $942,999 $1,866,814
                                                            ======== ==========

   During the six months ended June 30, 1999 and 1998, the Company acquired 40 Properties and one Property, respectively, for approximately $38,500,000 and $2,200,000, respectively, from affiliates of the Company. Each Property was acquired at a cost no greater than the lesser of the cost of the Property to the affiliate, including carrying costs, or the Property's appraised value. Of the 40 Properties acquired from affiliates in 1999, 38 were acquired for a total purchase price of approximately $36,800,000 from Commercial Net Lease Realty, Inc. ("NNN") a publicly traded real estate investment trust. James M. Seneff, Jr., the

               CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARY

Chairman of the Board and Chief Executive Officer of the Company, is also the Chairman of the Board and Chief Executive Officer of NNN and Robert A. Bourne, a Director and Treasurer of the Company, is also a board member of NNN. This transaction was approved by the Company's independent directors.

   The due to related parties consisted of the following at:

                                                        June 30,  December 31,
                                                          1999        1998
                                                       ---------- ------------
   Due to the Advisor:
     Expenditures incurred on behalf of the Company
      and accounting and administrative services...... $  683,189  $1,238,148
     Acquisition fees.................................    761,255      39,788
                                                       ----------  ----------
                                                        1,444,444   1,277,936
                                                       ----------  ----------
   Due to CNL Securities Corp:
     Commissions......................................        --       30,528
     Marketing support and due diligence expense
      reimbursement fees..............................        --          --
                                                       ----------  ----------
                                                              --       30,528
                                                       ----------  ----------
                                                       $1,444,444  $1,308,464
                                                       ==========  ==========

12. Concentration of Credit Risk:

   The following schedule presents rental, earned and interest income from individual lessees or borrowers, or affiliated groups of lessees or borrowers, each representing more than ten percent of the Company's total rental, earned, investment and interest income from its Properties, Mortgage Loans, Secured Equipment Leases and Certificates for each of the six months ended June 30:

                                                             1999       1998
                                                          ---------- ----------
   S & A Properties Corporation.......................... $3,529,789 $      N/A
   Foodmaker, Inc........................................        N/A  1,811,447
   Phoenix Restaurant Group, Inc.........................        N/A  1,771,121
   Houlihan's Restaurants, Inc. .........................        N/A  1,650,339

   The information denoted by N/A indicates that for the applicable period presented, the tenant or group of affiliated tenants did not represent more than ten percent of the Company's total rental, earned, investment and interest income.

   Although the Company's Properties are geographically diverse throughout the United States and the Company's lessees and borrowers operate a variety of restaurant concepts, failure of any one of these lessees or borrowers that contributes more than ten percent of the Company's rental, earned, investment and interest income could significantly impact the results of operations of the Company if the Company is not able to re-lease the Properties in a timely manner.

13. Commitments and Contingencies:

   On March 11, 1999, the Company entered into agreements to acquire (i) the Advisor, (ii) CNL Financial Corp. and CNL Financial Services, Inc., affiliates of the Advisor that provide mortgage loans and perform securitization transactions and (iii) 18 CNL Income Funds, limited partnerships that are affiliated with the Advisor and whose properties are substantially the same type as the Company's (the "CNL Income Funds"). In connection therewith, the Company has agreed to issue 3.8 million, 2.35 million and up to 30.5 million shares of common stock, respectively after restatement for the one for two reverse stock split.

               CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARY

   Subsequent to entering into the merger agreements, the general partners of the CNL Income Funds received a number of comments from broker-dealers who sold units of CNL Income Fund XVII, Ltd. and CNL Income Fund XVIII, Ltd. ("CNL Income Fund XVII and XVIII") concerning the loss of passive income treatment in the event that those Income Funds merged with APF. On June 3, 1999, the general partners, on behalf of CNL Income Funds XVII and XVIII, and the Company agreed that it would be in the best interests of CNL Income Funds XVII and XVIII and the Company that the Company not attempt to acquire CNL Income Funds XVII and XVIII in the acquisition. Representatives of the Company stated that they would, depending on market conditions, seek to acquire CNL Income Funds XVII and XVIII after the Company was listed on the New York Stock Exchange. The representatives further noted that they would be willing to structure any future acquisition in a manner so that the limited partners could retain passive income treatment most likely by offering the limited partners an exchange offer whereby limited partners would exchange their units of limited partnership interest for the Company's common stock. Therefore, in June 1999, the Company entered into termination agreements with CNL Income Funds XVII and XVIII. The Company's Board of Directors accordingly reduced its offer to acquire the 16 CNL Income Funds to an aggregate of 27.3 million shares of common stock.

   The acquisition of each of the 16 CNL Income Funds is contingent upon certain conditions, including approval by the Company's stockholders to increase the number of authorized shares of common stock and approval by a majority of the limited partners of such Income Fund.

   On May 11, 1999, four limited partners in several CNL Income Funds served a lawsuit against the general partners of the CNL Income Funds and the Company in connection with the proposed merger of the CNL Income Funds. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds filed a lawsuit against the Company, CNL Fund Advisors, Inc., and certain of its affiliates and the CNL Income Funds in connection with the proposed merger. The Company, the general partners of the CNL Income Funds and CNL Fund Advisors, Inc. believe that the lawsuits are without merit and intend to defend vigorously against the claims.

   The Company has entered into various development agreements with tenants which provide terms and specifications for the construction or renovation of buildings the tenants have agreed to lease or equipment financing the Company has agreed to provide. The agreements provide a maximum amount of development costs (including the purchase price of the land and closing costs) to be paid by the Company. The aggregate maximum development costs the Company has agreed to pay are approximately $75,817,000, of which approximately $51,699,000 in land and other costs had been incurred as of June 30, 1999. The buildings currently under construction or renovation are expected to be operational by December 1999. In connection with the purchase of each Property, the Company, as lessor, entered into a long-term lease agreement.

14. Subsequent Events:

   On each of July 1, 1999 and August 1, 1999, the Company declared distributions of $4,746,243, or $0.12708 per share of common stock, payable in September 1999 to stockholders of record on July 1, 1999 and August 1, 1999, respectively.

   During the period July 1, 1999 through August 11, 1999, the Company obtained additional advances under its Credit Facility and acquired 16 Properties (12 of which are under construction) for cash at a total cost of approximately $14,900,000. In connection with the purchase of each of the 16 Properties, the Company, as lessor, entered into a long-term lease agreement. The buildings under construction are expected to be operational by February 2000. In connection with the 12 Properties which are under construction, the Company has committed to pay an additional $10,500,000 in construction and development costs.

   In August 1999, the Company sold its Property in Edgewater, Colorado, for $638,000 and received net sales proceeds of $626,083, resulting in a loss of $283,533 for financial reporting purposes which the Company recorded at June 30, 1999.

                STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS
                        BEFORE DIVIDENDS PAID DEDUCTION

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

         PROPERTIES ACQUIRED FROM JANUARY 1, 1998 THROUGH JULY 31, 1999

   The following schedule presents unaudited estimated taxable operating results before dividends paid deduction of each property acquired by CNL American Properties Fund, Inc. (the "Company") from January 1, 1998 through July 31, 1999. The statement presents unaudited estimated taxable operating results for each property that was operational as if the property had been acquired and operational on January 1, 1998 through December 31, 1998. The schedule should be read in light of the accompanying footnotes.

   These estimates do not purport to present actual or expected operations of the Company for any period in the future. These estimates were prepared on the basis described in the accompanying notes which should be read in conjunction herewith.

                              Property Acquisitions     Probable Property
                               from 1/1/98-7/31/99  Acquisitions at 7/31/99(5)
                              --------------------- --------------------------
   Estimated Taxable
    Operating Results Before
    Dividends Paid
    Deduction:
     Base Rent(1)...........       $26,227,548              $1,789,407
     Asset Management
      Fees(2)...............        (1,581,359)               (113,254)
     General and
      Administrative
      Expenses(3)...........        (1,626,108)               (110,943)
                                   -----------              ----------
       Estimated Cash
        Available from
        Operations..........        23,020,081               1,565,210
   Depreciation
    Expense(4)(6)...........        (4,529,667)               (414,328)
                                   -----------              ----------
       Estimated Taxable
        Operating Results
        Before Dividends
        Paid Deduction......       $18,490,414               1,150,882
                                   ===========              ==========

--------
(1) Base rent does not include percentage rents which become due if specified levels of gross receipts are achieved. Base rent represents the amount to be collected during the first year under the terms of the lease agreement.
(2) The properties will be managed pursuant to an advisory agreement between the Company and the Advisor, pursuant to which the Advisor will receive monthly asset management fees in an amount equal to one-twelfth of .60% of APF's Real Estate Asset Value as of the end of the preceding month as defined in such agreement. The Real Estate Asset Value, defined as the amount actually paid for the purchase of a property was $263,559,758 and $18,875,605, for property acquisitions and probable acquisitions, respectively.
(3) Estimated at 6.2% of gross rental income based on the previous experience of affiliates of the Advisor with 18 public limited partnerships which own properties similar to those owned by the Company.
(4) The estimated federal tax basis of the depreciable portion (the building portion) of each property has been depreciated on the straight-line method over 39 years. The estimated federal tax basis was $176,657,025 and $16,158,774 for property acquisitions and probable acquisitions, respectively.
(5) Information relating to the pending investments that are existing is based on estimated purchase prices for each property. The properties that will be under construction once they are acquired are not included.
(6) For pending investments which consist of land and building, for purposes of calculating depreciation, the allocation of the estimated cost of the property between land and building is based upon the average allocation of the actual cost of properties (consisting of both land and building) acquired by the Company as of July 1999.

                       Report of Independent Accountants

To the Board of Directors
CNL American Properties Fund, Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of CNL American Properties Fund, Inc. (a Maryland Corporation) and Subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 29, 1999, except for Note 17
 for which the date is March 11, 1999 and
 Note 18 for which the date is June 3, 1999

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           December 31,
                                                     --------------------------
                                                         1998          1997
                                                     ------------  ------------
                      ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 land and buildings................................  $393,339,334  $205,338,186
Net investment in direct financing leases..........    91,675,650    47,613,595
Investment in joint venture........................       988,078           --
Mortgage notes receivable..........................    19,631,693    17,622,010
Equipment notes receivable.........................    19,377,380    13,548,044
Other investments..................................    16,201,014           --
Cash and cash equivalents..........................   123,199,837    47,586,777
Certificates of deposit............................     2,007,540     2,008,224
Receivables, less allowance for doubtful accounts
 of $1,069,024 and $99,964, respectively...........       526,650       635,796
Accrued rental income..............................     3,959,913     1,772,261
Intangibles and other assets.......................     9,444,924     2,952,869
                                                     ------------  ------------
                                                     $680,352,013  $339,077,762
                                                     ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
Line of credit.....................................  $ 10,143,044  $  2,459,043
Accrued construction costs payable.................     4,170,410    10,978,211
Accounts payable and accrued expenses..............     1,035,436     1,060,497
Due to related parties.............................     1,308,464     1,524,294
Rents paid in advance..............................       954,271       517,428
Deferred rental income.............................     1,189,883       557,576
Other payables.....................................       458,402        56,878
                                                     ------------  ------------
    Total liabilities..............................    19,259,910    17,153,927
                                                     ------------  ------------
Minority interest..................................       281,817       285,734
                                                     ------------  ------------
Commitments (Note 16)
Stockholders' equity:
  Preferred stock, without par value. Authorized
   and unissued 3,000,000 shares...................           --            --
  Excess shares, $0.01 par value per share.
   Authorized and unissued 78,000,000 shares.......           --            --
  Common stock, $0.01 par value per share.
   Authorized 62,500,000 and 37,500,000 shares,
   respectively, issued 37,372,684 and 18,096,486,
   respectively, outstanding 37,337,927 and
   18,096,486, respectively........................       373,378       180,965
Capital in excess of par value.....................   669,983,439   323,706,927
Accumulated distributions in excess of net
 earnings..........................................    (9,546,531)   (2,249,790)
                                                     ------------  ------------
    Total stockholders' equity.....................   660,810,286   321,638,101
                                                     ------------  ------------
                                                     $680,352,013  $339,077,762
                                                     ============  ============

          See accompanying notes to consolidated financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                Year Ended December 31,
                                           ------------------------------------
                                              1998         1997         1996
                                           -----------  -----------  ----------
Revenues:
  Rental income from operating leases....  $26,688,864  $12,457,200  $3,731,806
  Earned income from direct financing
   leases................................    6,440,797    3,033,415     625,492
  Interest income from mortgage and
   equipment notes receivable............    3,085,518    2,010,500   1,069,349
  Investment and interest income.........    5,899,028    1,931,331     773,404
  Other income...........................       72,830       25,487       6,633
                                           -----------  -----------  ----------
                                            42,187,037   19,457,933   6,206,684
                                           -----------  -----------  ----------
Expenses:
  General operating and administrative...    2,955,535    1,010,725     601,540
  Asset management fees to related
   party.................................    1,851,004      804,879     251,200
  State and other taxes..................      548,320      251,358      56,184
  Depreciation and amortization..........    4,054,098    1,795,062     521,871
                                           -----------  -----------  ----------
                                             9,408,957    3,862,024   1,430,795
                                           -----------  -----------  ----------
Earnings Before Minority Interest in
 Income of Consolidated Joint Venture,
 Equity in Earnings of Unconsolidated
 Joint Venture and Provision for Loss on
 Land and Buildings......................   32,778,080   15,595,909   4,775,889
Minority Interest in Income of
 Consolidated Joint Venture..............      (30,156)     (31,453)    (29,927)
Equity in Earnings of Unconsolidated
 Joint Venture...........................       16,018          --          --
Provision for Loss on Land and
 Buildings...............................     (611,534)         --          --
                                           -----------  -----------  ----------
Net Earnings.............................  $32,152,408  $15,564,456  $4,745,962
                                           ===========  ===========  ==========
Earnings Per Share of Common Stock (Basic
 and Diluted)............................  $      1.21  $      1.33  $     1.18
                                           ===========  ===========  ==========
Weighted Average Number of Shares of
 Common Stock Outstanding................   26,648,219   11,711,934   4,035,835
                                           ===========  ===========  ==========


          See accompanying notes to consolidated financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  Years Ended December 31, 1998, 1997 and 1996

                            Common Stock                      Accumulated
                         --------------------   Capital in   distributions
                           Number      Par      excess of    in excess of
                         of shares    value     par value    net earnings      Total
                         ----------  --------  ------------  -------------  ------------
Balance at December 31,
 1995...................  3,865,416  $ 38,654  $ 32,211,833  $   (269,839)  $ 31,980,648
  Subscriptions received
   for common stock
   through public
   offering and
   distribution
   reinvestment plan.... 10,079,299   100,793   100,692,198           --     100,792,991
  Stock issuance costs..        --        --     (9,216,102)          --      (9,216,102)
  Net earnings..........        --        --            --      4,745,962      4,745,962
  Distributions declared
   and paid ($1.41 per
   share)...............        --        --            --     (5,436,072)    (5,436,072)
  One-for-two reverse
   stock split (Note
   18).................. (6,972,358)  (69,724)       69,724           --             --
                         ----------  --------  ------------  ------------   ------------
Balance at December 31,
 1996...................  6,972,357    69,723   123,757,653      (959,949)   122,867,427
  Subscriptions received
   for common stock
   through public
   offerings and
   distribution
   reinvestment plan.... 11,124,128   111,241   222,371,319           --     222,482,560
  Stock issuance costs..        --        --    (22,422,045)          --     (22,422,045)
  Net earnings..........        --        --            --     15,564,456     15,564,456
  Distributions declared
   and paid ($1.49 per
   share)...............        --        --            --    (16,854,297)   (16,854,297)
                         ----------  --------  ------------  ------------   ------------
Balance at December 31,
 1997................... 18,096,485   180,964   323,706,927    (2,249,790)   321,638,101
  Subscriptions received
   for common stock
   through public
   offerings and
   distribution
   reinvestment plan.... 19,276,199   192,162   385,331,204           --     385,523,966
  Retirement of common
   stock................    (34,757)     (348)     (639,180)          --        (639,528)
  Stock issuance costs..        --        --    (38,415,512)          --     (38,415,512)
  Net earnings..........        --        --            --     32,152,408     32,152,408
  Distributions declared
   and paid ($1.52 per
   share)...............        --        --            --    (39,449,149)   (39,449,149)
                         ----------  --------  ------------  ------------   ------------
Balance at December 31,
 1998................... 37,337,927  $373,378  $669,983,439  $ (9,546,531)  $660,810,286
                         ==========  ========  ============  ============   ============

          See accompanying notes to consolidated financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Year Ended December 31,
                                        ---------------------------------------
                                            1998          1997         1996
                                        ------------  ------------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
 Cash received from tenants...........  $ 34,275,767  $ 15,440,803  $ 4,543,506
 Distributions from unconsolidated
  joint venture.......................           578           --           --
 Cash paid for expenses...............    (4,326,169)   (1,903,876)    (928,001)
 Interest received....................     9,166,099     3,539,287    1,867,035
                                        ------------  ------------  -----------
 Net cash provided by operating
  activities..........................    39,116,275    17,076,214    5,482,540
                                        ------------  ------------  -----------
Cash Flows from Investing Activities:
 Additions to land and buildings on
  operating leases....................  (200,101,667) (143,542,667) (36,104,148)
 Investment in direct financing
  leases..............................   (47,115,435)  (39,155,974) (13,372,621)
 Proceeds from sale of buildings and
  equipment under direct financing
  leases..............................     2,385,941     7,251,510          --
 Investment in joint venture..........      (974,696)          --           --
 Purchase of other investments........   (16,083,055)          --           --
 Investment in certificates of
  deposit.............................           --     (2,000,000)         --
 Investment in mortgage notes
  receivable..........................    (2,886,648)   (4,401,982) (13,547,264)
 Collection on mortgage notes
  receivable..........................       291,990       250,732      133,850
 Investment in equipment notes
  receivable..........................    (7,837,750)  (12,521,401)         --
 Collection on equipment notes
  receivable..........................     1,263,633           --           --
 Increase in intangibles and other
  assets..............................    (6,281,069)          --    (1,103,896)
                                        ------------  ------------  -----------
 Net cash used in investing
  activities..........................  (277,338,756) (194,119,782) (63,994,079)
                                        ------------  ------------  -----------
Cash Flows from Financing Activities:
 Reimbursement of acquisition and
  stock issuance costs paid by related
  parties on behalf of the Company....    (4,574,925)   (2,857,352)    (939,798)
 Proceeds from borrowing on line of
  credit..............................     7,692,040    19,721,804    3,666,896
 Payment on line of credit............        (8,039)  (20,784,577)    (145,080)
 Contribution from minority interest
  of consolidated joint venture.......           --            --        97,419
 Subscriptions received from
  stockholders........................   385,523,966   222,482,560  100,792,991
 Retirement of shares of common
  stock...............................      (639,528)          --           --
 Distributions to minority interest...       (34,073)      (34,020)     (39,121)
 Distributions to stockholders........   (39,449,149)  (16,854,297)  (5,439,404)
 Payment of stock issuance costs......   (34,579,650)  (19,542,862)  (8,486,188)
 Other................................       (95,101)       49,001      (54,533)
                                        ------------  ------------  -----------
 Net cash provided by financing
  activities..........................   313,835,541   182,180,257   89,453,182
                                        ------------  ------------  -----------
Net Increase in Cash and Cash
 Equivalents..........................    75,613,060     5,136,689   30,941,643
Cash and Cash Equivalents at Beginning
 of Year..............................    47,586,777    42,450,088   11,508,445
                                        ------------  ------------  -----------
Cash and Cash Equivalents at End of
 Year.................................  $123,199,837  $ 47,586,777  $42,450,088
                                        ============  ============  ===========
Reconciliation of Net Earnings to Net
 Cash Provided by Operating
 Activities:
Net earnings..........................  $ 32,152,408  $ 15,564,456  $ 4,745,962
                                        ============  ============  ===========
Adjustments to reconcile net earnings
 to net cash provided by operating
 activities:
 Provision for uncollectible mortgage
  notes...............................       636,614           --           --
 Depreciation.........................     4,042,290     1,784,268      511,078
 Amortization.........................        11,808        10,794       69,886
 Provision for loss on land and
  buildings...........................       611,534           --           --
 Equity in earnings of joint venture,
  net of distributions................       (15,440)          --           --
 Decrease (increase) in receivables...       262,958      (905,339)    (160,984)
 Decrease in net investment in direct
  financing leases....................     1,971,634     1,130,095      259,740
 Increase in accrued rental income....    (2,187,652)   (1,350,185)    (382,934)
 Increase in intangibles and other
  assets..............................       (29,477)       (6,869)      (4,293)
 Increase (decrease) in accounts
  payable and accrued expenses........       404,161       153,223       (2,896)
 Increase (decrease) in due to related
  parties, excluding reimbursement of
  acquisition, deferred offering and
  stock issuance costs paid on behalf
  of the Company......................        31,255        15,466      (30,929)
 Increase in rents paid in advance....       436,843       398,528       93,549
 Increase in deferred rental income...       693,372       221,727      335,849
 Increase in other payables...........        63,811        28,597       18,585
 Increase in minority interest........        30,156        31,453       29,927
                                        ------------  ------------  -----------
 Total adjustments....................     6,963,867     1,511,758      736,578
                                        ------------  ------------  -----------
Net Cash Provided by Operating
 Activities...........................  $ 39,116,275  $ 17,076,214  $ 5,482,540
                                        ============  ============  ===========
Supplemental Schedule of Non-Cash
 Investing and Financing Activities:
Related parties paid certain
 acquisition, deferred offering and
 stock issuance costs on behalf of the
 Company as follows:
 Acquisition costs....................  $  1,113,580  $    514,908  $   206,103
 Deferred offering costs..............           --            --       466,405
 Stock issuance costs.................     4,228,480     2,351,244      338,212
                                        ------------  ------------  -----------
                                        $  5,342,060  $  2,866,152  $ 1,010,720
                                        ============  ============  ===========

          See accompanying notes to consolidated financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1998, 1997 and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL American Properties Fund, Inc. was organized in Maryland on May 2, 1994. CNL APF GP Corp. and CNL APF LP Corp., organized in Delaware in May 1998, are wholly owned subsidiaries of CNL American Properties Fund, Inc. CNL APF Partners, LP is a Delaware limited partnership formed in May 1998. CNL APF GP Corp. and CNL APF LP Corp. are the general and limited partners, respectively, of CNL APF Partners, LP. The term "Company" includes, unless the text otherwise requires, CNL American Properties Fund, Inc., CNL APF GP Corp., CNL APF LP Corp. and CNL APF Partners, LP. The Company was formed primarily for the purpose of acquiring, directly or indirectly through joint venture or co-tenancy arrangements, restaurant properties (the "Properties") to be leased on a long-term, triple-net basis to operators of selected national and regional fast-food, family-style and casual dining restaurant chains. The Company also provides financing (the "Mortgage Loans") for the purchase of buildings, generally by tenants that lease the underlying land from the Company. In addition, the Company offers furniture, fixtures and equipment financing through leases or loans (the "Secured Equipment Leases") to operators of restaurant chains.

   Principles of Consolidation--The Company accounts for its 85.47% interest in CNL/Corral South Joint Venture using the consolidation method. Minority interest represents the minority joint venture partner's proportionate share of the equity in the Company's consolidated joint venture. The Company accounts for its 55.38% interest in CNL/Lee Vista Joint Venture using the equity method because it shares control with the other joint venture partner. All significant intercompany balances and transactions have been eliminated.

   Real Estate and Lease Accounting--The Company records the acquisition of land, buildings and equipment at cost, including acquisition and closing costs. In addition, interest costs incurred during construction are capitalized. Land and buildings are generally leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the Property, including property taxes, insurance, maintenance and repairs. In addition, the Company offers equipment financing through leases or loans. The Property leases are accounted for using either the direct financing or the operating method. The Secured Equipment Leases are accounted for using the direct financing method. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  5). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Company's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals (including rental payments, if any, required during the construction of a Property) vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the Property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. In contrast, deferred rental income represents the aggregate amount of scheduled rental payments to date (including rental payments due during construction and prior to the Property being placed in service) in excess of income recognized on a straight-line basis over the lease term commencing on the date the Property is placed in service.

     When the Properties or equipment are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income or

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  Years Ended December 31, 1998, 1997 and 1996

  deferred rental income, will be removed from the accounts and any gains or losses from sales will be reflected in income. Management reviews its Properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. Management determines whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the Property, with the carrying cost of the individual Property. If an impairment is indicated, the assets are adjusted to their fair value.

     Mortgage Loans--The Company accounts for loan origination fees and costs incurred in connection with Mortgage Loans in accordance with Statement of Financial Accounting Standards No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." This statement requires the deferral of loan origination fees and the capitalization of direct loan costs. The costs capitalized, net of the fees deferred, are amortized to interest income as an adjustment of yield over the life of the loans. The unpaid principal and accrued interest on the Mortgage Loans, plus the unamortized balance of such fees and costs are included in mortgage notes receivable (see Note 7). Provisions for uncollectible mortgage notes are established whenever it appears that future collection of principal on specific mortgage notes appears doubtful. The provision for uncollectible mortgage notes represents the difference between the carrying value at December 31 and the net realizable value management expects to receive relating to the mortgage note.

     Other Investments--The Company determines the appropriate classification of other investments at the time of purchase and reevaluates such designation at each balance sheet date. Other investments have been classified as available for sale and are carried at fair value, with unrealized holding gains and losses, if any, reported as a separate component of stockholders' equity and in the statement of comprehensive earnings, as applicable.

     Cash and Cash Equivalents--The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks, money market funds (some of which are backed by government securities) and certificates of deposit (with maturities of three months or less when purchased). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

     Cash accounts maintained on behalf of the Company in demand deposits at commercial banks, money market funds and certificates of deposit may exceed federally insured levels; however, the Company has not experienced any losses in such accounts. The Company limits investment of temporary cash investments to financial institutions with high credit standing; therefore, management believes it is not exposed to any significant credit risk on cash and cash equivalents.

     Organization Costs--Organization costs are amortized over five years using the straight-line method and are included in intangibles and other assets. As of December 31, 1998 and 1997, accumulated amortization totalled $14,318 and $10,318, respectively.

     Loan Costs--Loan costs incurred in connection with the Company's $35,000,000 line of credit have been capitalized and are being amortized over the term of the loan commitment using the effective interest method. Income or expense associated with interest rate swap agreements related to the line of credit is recognized on the accrual basis as earned or incurred through an adjustment to interest expense. Loan costs are included in intangibles and other assets. As of December 31, 1998 and 1997, the Company had aggregate gross loan costs of $100,634. As of December 31, 1998 and 1997, accumulated amortization totalled $88,000 and $61,783, respectively.

     Income Taxes--The Company has made an election to be taxed as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. The Company generally will not be subject to federal corporate income taxes on amounts

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  Years Ended December 31, 1998, 1997 and 1996

  distributed to stockholders, providing it distributes at least 95 percent of its REIT taxable income and meets certain other requirements for qualifying as a REIT. Accordingly, no provision for federal income taxes has been made in the accompanying consolidated financial statements. Notwithstanding the Company's qualification for taxation as a REIT, the Company is subject to certain state taxes on its income and property.

     Earnings Per Share--Basic earnings per share are calculated based upon net earnings (income available to common stockholders) divided by the weighted average number of shares of common stock outstanding during the reporting period. The Company does not have any dilutive potential common shares.

     Use of Estimates--Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

   Reclassification--Certain items in the prior years' financial statements have been reclassified to conform with the 1998 presentation. These reclassifications had no effect on stockholders' equity or net earnings.

   New Accounting Standards--Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This Statement requires the reporting of net earnings and all other changes to equity during the period, except those resulting from investments by owners and distributions to owners, in a separate statement that begins with net earnings. Currently, the Company's only component of comprehensive income is net earnings.

   In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999 (January 1, 2000 for the Company). FAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management of the Company anticipates that, due to its limited use of interest rate swaps, the adoption of FAS 133 will not have a significant effect on the Company's results of operations or its financial position.

2. Public Offerings:

   The Company's public offering of $345,000,000 of common stock (the "1998 Offering") became fully subscribed in December 1998 and the last subscription was received in January 1999. Prior to the 1998 Offering, the Company received proceeds from its initial offering (the "Initial Offering"), of $150,591,765, including $591,765 issued pursuant to the Company's reinvestment plan, and received proceeds from its first follow-on offering (the "1997 Offering") of $251,872,648 including $1,872,648 issued pursuant to the Company's reinvestment plan. (See Note 18)

3. Leases:

   The Company leases its land, buildings and equipment to operators of national and regional fast-food, family-style and casual dining restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." For Property leases classified as direct financing leases, the building portions of the majority of the leases are accounted for as direct financing leases while the land portions of these leases are generally accounted for as operating leases. Substantially, all

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                 Years Ended December 31, 1998, 1997 and 1996

Property leases have initial terms of 15 to 20 years (expiring between 2006 and 2018) and provide for minimum rentals. In addition, the majority of the Property leases provide for contingent rentals and/or scheduled rent increases over the terms of the leases. Each tenant also pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options for the Property leases generally allow tenants to renew the leases for two to four successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the Property at the greater of the Company's purchase price plus a specified percentage of such purchase price or fair market value after a specified portion of the lease has elapsed.

   The Secured Equipment Leases recorded as direct financing leases as of December 31, 1998 provide for minimum rentals payable monthly and generally have lease terms ranging from four to seven years. The Secured Equipment Leases generally include an option for the lessee to acquire the equipment at the end of the lease term for a nominal fee.

4. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                        1998          1997
                                                    ------------  ------------
   Land............................................ $210,451,742  $106,616,360
   Buildings.......................................  169,708,652    95,518,149
                                                    ------------  ------------
                                                     380,160,394   202,134,509
   Less accumulated depreciation...................   (6,242,782)   (2,395,665)
                                                    ------------  ------------
                                                     373,917,612   199,738,844
   Construction in progress........................   20,033,256     5,599,342
                                                    ------------  ------------
                                                     393,950,868   205,338,186
   Less allowance for loss on land and buildings...     (611,534)          --
                                                    ------------  ------------
                                                    $393,339,334  $205,338,186
                                                    ============  ============

   Some leases provide for scheduled rent increases throughout the lease term and/or rental payments during the construction of a Property prior to the date it is placed in service. Such amounts are recognized on a straight-line basis over the terms of the leases commencing on the date the Property is placed in service. For the years ended December 31, 1998, 1997 and 1996, the Company recognized $2,734,767 (net of $351,177 in reserves and $666,596 in write-offs), $1,941,054 and $517,067, respectively, of such rental income.

   During 1998, the Company sold three Properties to tenants. During 1997, the Company sold five of its Properties and the equipment relating to two Secured Equipment Leases to tenants. The Company received net proceeds of approximately $7,252,000 and $2,386,000 during 1997 and 1998, respectively, which approximated the carrying value of the Properties and the net investment in the direct financing leases for the equipment at the time of the sales. As a result, no gain or loss was recognized for financial reporting purposes. The Company used the net sales proceeds relating to the sale of the equipment to repay amounts previously advanced under its line of credit (see Note 10). The Company reinvested the proceeds from the sale of Properties in additional Properties.

   During 1998, a tenant exercised its option under the terms of three lease agreements to exchange three existing Properties for three replacement Properties which were approved by the Company. In connection therewith, the Company exchanged three Properties with three replacement Properties. Under the exchange agreements for each Property, each replacement Property will continue under the terms of the leases of the

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  Years Ended December 31, 1998, 1997 and 1996

original Properties. All closing costs were paid by the tenant. The Company accounted for these transactions as nonmonetary exchanges of similar productive assets and recorded the acquisitions of the replacement Properties at the net book value of the original Properties. No gain or loss was recognized due to these transactions being accounted for as nonmonetary exchanges of similar assets.

   At December 31, 1998, the Company recorded provisions for losses on land and buildings totalling $611,534 for financial reporting purposes relating to two Shoney's Properties and two Boston Market Properties. The tenants of these Properties experienced financial difficulties and ceased payment of rents under the terms of their lease agreements. The allowances represent the difference between the carrying value of the Properties at December 31, 1998 and the estimated net realizable value for these Properties.

   The following is a schedule of future minimum lease payments to be received on the noncancellable operating leases at December 31, 1998:

   1999............................................................ $ 31,434,445
   2000............................................................   31,470,924
   2001............................................................   31,671,570
   2002............................................................   32,416,670
   2003............................................................   33,586,967
   Thereafter......................................................  461,430,511
                                                                    ------------
                                                                    $622,011,087
                                                                    ============

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales. These amounts also do not include minimum lease payments that will become due when Properties under development are completed (see Note 16).

5. Net Investment in Direct Financing Leases:

   The following lists the components of net investment in direct financing leases at December 31:

                                                      1998           1997
                                                  -------------  ------------
   Minimum lease payments receivable............. $ 186,515,403  $ 98,121,853
   Estimated residual values.....................    17,680,858     6,889,570
   Interest receivable from Secured Equipment
    Leases.......................................        81,690        67,614
   Less unearned income..........................  (112,602,301)  (57,465,442)
                                                  -------------  ------------
   Net investment in direct financing leases..... $  91,675,650  $ 47,613,595
                                                  =============  ============

   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

   1999............................................................ $ 11,883,992
   2000............................................................   12,078,426
   2001............................................................   11,850,358
   2002............................................................   11,753,228
   2003............................................................   11,536,216
   Thereafter......................................................  127,413,183
                                                                    ------------
                                                                    $186,515,403
                                                                    ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  Years Ended December 31, 1998, 1997 and 1996


   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

6. Investment in Joint Venture:

   In June 1998, the Company entered into a joint venture arrangement, CNL/Lee Vista Joint Venture, with a third party to construct and hold one restaurant property. As of December 31, 1998, the Company had contributed $868,953 to pay for construction relating to the Property owned by the joint venture. The Company has agreed to contribute approximately $646,000 to complete its funding to the joint venture. When funding is completed, the Company expects to have an approximate 68 percent interest in the profits and losses of the joint venture. The Company accounts for its investment in this joint venture under the equity method because it shares control with the other joint venture partner. As of December 31, 1998, the Company had a 55.38% interest in this joint venture.

   The following presents the condensed financial information for the joint venture at:

                                                               December 31,
                                                              ---------------
                                                                 1998    1997
                                                              ---------- ----
   Land and building on operating lease, less accumulated
    depreciation............................................. $2,207,874 $--
   Other assets..............................................     31,757  --
   Liabilities...............................................    647,066  --
   Partners' capital.........................................  1,592,565  --
   Revenues..................................................     36,767  --
   Net income................................................     28,682  --

   At December 31, 1998, the difference between the Company's carrying amount of its investment in joint venture and the underlying equity in the net assets of the joint venture was $104,698, less accumulated amortization of $1,013. This amount is being amortized on a straight-line basis over 30 years, the term of the joint venture agreement.

7. Mortgage Notes Receivable:

   During 1997, in connection with the acquisition of land for nine Properties, the Company entered into a Mortgage Loan in the principal sum of $4,200,000, collateralized by a mortgage on the buildings on the nine Properties and two additional buildings. The Mortgage Loan bears interest at a rate of 10.5% per annum and is being collected in 240 equal monthly installments.

   During 1998, the Company accepted four Mortgage Loans in the aggregate principal sum of $2,901,742, collateralized by mortgages on the buildings of four Properties. These Mortgage Loans bear interest at rates ranging from 9.5% to 11 percent per annum and are being collected in monthly installments with maturity dates ranging from 2000 to 2014.

   Mortgage notes receivable consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
   Outstanding principal.............................. $19,272,171  $16,662,418
   Accrued interest income............................      79,034      118,887
   Deferred financing income..........................     (95,575)     (85,448)
   Unamortized loan costs.............................   1,012,677      926,153
   Provision for uncollectible mortgage notes.........    (636,614)         --
                                                       -----------  -----------
                                                       $19,631,693  $17,622,010
                                                       ===========  ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  Years Ended December 31, 1998, 1997 and 1996

   Management believes that the estimated fair value of mortgage notes receivable at December 31, 1998 and 1997 approximated the outstanding principal amount, net of the provision for uncollectible mortgage notes, based on estimated current rates at which similar loans would be made to borrowers with similar credit and for similar maturities.

8. Equipment Notes Receivable:

   In October 1997, the Company entered into two promissory notes with a borrower for equipment financing totalling $13,225,000, which are collateralized by restaurant equipment. Payments of principal and interest were collected during 1998. In December 1998, additional equipment financing was provided to this borrower, resulting in two new promissory notes consolidating the new amounts with the previous amounts loaned in 1997. The two new (consolidated) promissory notes total the original $13,225,000, bear interest at a rate of ten percent per annum and will be collected in 84 equal monthly installments of principal and interest beginning on February 1, 1999.

   In 1998, the Company also entered into several promissory notes with several borrowers for equipment financing for a total of $5,887,512, which are collateralized by restaurant equipment. The promissory notes bear interest at rates ranging from ten percent to 11 percent per annum and are being collected in monthly installments with maturity dates ranging from 1999 to 2006.

   Equipment notes receivable consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
   Outstanding principal.............................. $19,100,118  $13,225,000
   Accrued interest income............................     119,113      323,044
   Deferred financing income..........................      (4,344)         --
   Unamortized loan costs.............................     162,493          --
                                                       -----------  -----------
                                                       $19,377,380  $13,548,044
                                                       ===========  ===========

   Management believes that the estimated fair value of equipment notes receivable at December 31, 1998 and 1997 approximated the outstanding principal amount based on estimated current rates at which similar loans would be made to borrowers with similar credit and for similar maturities.

9. Other Investments:

   In August 1998, the Company acquired an investment in the Class F, Class G and Class H Franchise Loan Certificates, Series 1998-1 (collectively, the "Certificates") from CNL Funding 98-1, LP, a mortgage loan securitization entity sponsored by CNL Financial Corp. ("CFC"), an affiliate of CNL Fund Advisors, Inc., the advisor to the Company (the "Advisor"). CFC originated and serviced mortgage loans on restaurant properties comparable to the triple-net leased properties currently owned by the Company. After originating the mortgage loans, CFC contributed the loans to CNL Funding 98-1, LP, the securitization entity which subsequently issued the Certificates representing beneficial ownership interests in the pool of mortgage loans.

   The Company paid an aggregate purchase price of approximately $16,100,000 for the Certificates. The Company classified the investments in these Certificates as available for sale for accounting purposes. At December 31, 1998, the estimated fair value of the Certificates approximated their carrying value; therefore, the Company did not record any unrealized gains or losses relating to its investment in Certificates. The investment in Certificates balance at December 31, 1998 includes $117,959 of accrued interest.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  Years Ended December 31, 1998, 1997 and 1996


   The Company acquired Class F-1, Class G-1 and Class H-1 Certificates with fixed pass through rates of 8.4% per annum and an effective yield of 11.6% per annum for the year ended December 31, 1998. Monthly payments of interest on these Certificates commenced in September 1998 and monthly payments of principal and interest are scheduled to be made during the period September 2012 through June 2017.

   The Company also acquired Class F-2, Class G-2 and Class H-2 Certificates with adjustable pass through rates of LIBOR (defined as the per annum London Interbank Offered Rate for 30 day dollar deposits) plus 2.25% per annum (7.33% at December 31, 1998) and an effective yield of 11.3% per annum for the year ended December 31, 1998. Monthly payments of interest on these Certificates commenced in September 1998 and monthly payments of principal and interest are scheduled to be made during the period April 2012 through March 2017.

10. Line of Credit:

   In March 1996, the Company entered into a $15,000,000 line of credit and security agreement with a bank, the proceeds of which were to be used by the Company to offer Secured Equipment Leases. In August 1997, the Company's $15,000,000 line of credit was amended and restated to enable the Company to receive advances on a revolving $35,000,000 uncollateralized line of credit (the "Line of Credit") to provide equipment financing, to purchase and develop Properties and to fund Mortgage Loans. The advances bear interest at a rate of LIBOR plus 1.65% or the bank's prime rate, whichever the Company selects at the time of borrowing. Interest only is repayable monthly until July 31, 1999, at which time all remaining interest and principal shall be due. The Line of Credit provides for two one-year renewal options.

   As of December 31, 1998 and 1997, $10,143,044 and $2,459,043, respectively, of principal was outstanding relating to the Line of Credit. As of December 31, 1998 and 1997, the interest rates on amounts outstanding under the Line of Credit were 7.2743% and 7.6187% (LIBOR plus 1.65%), respectively. The weighted average interest rates on the Line of Credit were 7.2256% and 7.7290% at December 31, 1998 and 1997, respectively. The Company believes, based on current terms, that the carrying value of its Line of Credit at December 31, 1998 and 1997 approximated fair value. The terms of the Line of Credit include financial covenants which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 1998.

   During 1996, the Company entered into interest rate swap agreements with a commercial bank to reduce the impact of changes in interest rates on its floating rate debt. The agreements effectively change the Company's interest rate exposure on notional amounts totalling approximately $2,110,000 of the outstanding floating rate notes to fixed rates ranging from 8.75% to nine percent per annum. The notional amounts of the interest rate swap agreements amortize over the period of the agreements which approximate the term of the related notes. As of December 31, 1998, the notional balance was approximately $1,339,900. The Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreements; however, the Company does not anticipate nonperformance by the counterparty. Management does not believe the impact of any payments of a termination penalty, in the event the Company determines to terminate the swap agreements prior to the end of their respective terms, would be material to the Company's financial position or results of operations.

   Interest costs (including amortization of loan costs) incurred for the years ended December 31, 1998, 1997 and 1996 were $402,292, $544,788 and $127,012, respectively, all of which were capitalized as part of the cost of buildings under construction. For the years ended December 31, 1998, 1997 and 1996, the Company paid interest of $338,569, $502,680 and $91,757, respectively.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  Years Ended December 31, 1998, 1997 and 1996


11. Redemption of Shares:

   In October 1998, the Board of Directors elected to implement the Company's redemption plan. Under the redemption plan, the Company elected to redeem shares, subject to certain conditions and limitations. During the year ended December 31, 1998, 34,757 shares were redeemed at $18.40 per share ($639,528) and retired from shares outstanding of common stock.

12. Stock Issuance Costs:

   The Company has incurred certain expenses in connection with the public offerings of its shares of common stock, including commissions, marketing support and due diligence expense reimbursement fees, filing fees, legal, accounting, printing and escrow fees, which have been deducted from the gross proceeds of the offerings.

   During the years ended December 31, 1998, 1997 and 1996, the Company incurred $38,415,512, $22,422,045 and $9,216,102, respectively, in stock issuance costs, including $31,142,123, $17,798,605 and $8,063,439, respectively, in commissions, marketing support and due diligence expense reimbursement fees and soliciting dealer servicing fees (see Note 14).

13. Distributions:

   For the years ended December 31, 1998, 1997 and 1996, 84.87%, 93.33% and 90.25%, respectively, of the distributions received by stockholders were considered to be ordinary income and 15.13%, 6.67% and 9.75%, respectively, were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the years ended December 31, 1998, 1997 and 1996 are required to be or have been treated by the Company as a return of capital for purposes of calculating the stockholders' return on their invested capital.

14. Related Party Transactions:

   Certain directors and officers of the Company hold similar positions with the Advisor and the managing dealer of the Company's common stock offerings, CNL Securities Corp.

   CNL Securities Corp. is entitled to receive selling commissions amounting to 7.5% of the total amount raised from the sale of shares for services in connection with the Company's offerings of shares, a substantial portion of which has been or will be paid as commissions to other broker-dealers. During the years ended December 31, 1998, 1997 and 1996, the Company incurred $28,914,297, $16,686,192 and $7,559,474, respectively, of such fees, of which approximately $26,033,000, $15,563,500 and $7,059,000, respectively, was paid by CNL Securities Corp. as commissions to other broker-dealers.

   In addition, CNL Securities Corp. is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of shares, a portion of which may be reallowed to other broker-dealers. During the years ended December 31, 1998, 1997 and 1996, the Company incurred $1,927,620, $1,112,413 and $503,965, respectively, of such fees, the majority of which was reallowed to other broker-dealers and from which all bona fide due diligence expenses were paid.

   CNL Securities Corp. is also entitled to receive, in connection with each common stock offering, a soliciting dealer servicing fee payable annually by the Company beginning on December 31 of the year following the year in which the offering terminates in the amount of 0.20% of the stockholders' investment in the Company. CNL Securities Corp. in turn may reallow all or a portion of such fee to broker-dealers whose clients purchased shares in such offering and held shares on such date. As of December 31, 1998, the Company had incurred $300,206 of such fees relating to the Initial Offering which terminated in February 1997. No such fees were incurred during the years ended December 31, 1997 and 1996.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  Years Ended December 31, 1998, 1997 and 1996


   The Advisor is entitled to receive acquisition fees for services in identifying the Properties and structuring the terms of the acquisition and leases of the Properties and structuring the terms of the Mortgage Loans equal to 4.5% of the total amount raised from the sale of shares. During the years ended December 31, 1998, 1997 and 1996, the Company incurred $17,317,297, $10,011,715 and $4,535,685, respectively, of such fees. Such fees are included in land and buildings on operating leases, net investment in direct financing leases, mortgage notes receivable, investment in joint venture and other assets.

   In 1998, the Board of Directors approved an amendment to the advisory agreement between the Company and the Advisor providing for the payment of acquisition fees to the Advisor for acquisitions made by the Company after the completion of the 1998 Offering and the investment of all of the proceeds received by the Company from the 1998 Offering (the "Offering Completion Date"). After the Offering Completion Date, the Company intends to continue to expand its Property portfolio by acquiring additional Properties using funds from its Line of Credit. To the extent the Company uses funds from its Line of Credit to acquire Properties after the Offering Completion Date, the Company will pay the Advisor an acquisition fee equal to 4.5% of the purchase price paid by the Company. As of December 31, 1998, the Company had not used funds from its Line of Credit to acquire Properties because it had net offering proceeds available for investment.

   In connection with the acquisition of Properties that are being or have been constructed or renovated by affiliates, subject to approval by the Company's Board of Directors, the Company may incur development or construction management fees, payable to affiliates of the Company. Such fees are included in the purchase price of the Properties and are therefore included in the basis on which the Company charges rent on the Properties. During the years ended December 31, 1998, 1997 and 1996, the Company incurred $229,153, $387,728 and
$166,695, respectively, of such amounts relating to six, six and four Properties, respectively.

   In connection with the acquisition of Properties that are being or have been renovated, subject to approval by the Company's Board of Directors, the Company may incur advisory fees payable to affiliates of the Company. Such fees are included in the purchase price of the Properties and are therefore included in the basis on which the Company charges rent on the Properties. During the year ended December 31, 1998, the Company incurred $67,389 of such fees relating to three Properties. No such fees were incurred for the years ended December 31, 1997 and 1996.

   For negotiating Secured Equipment Leases and supervising the Secured Equipment Lease program, the Advisor is entitled to receive a one-time Secured Equipment Lease servicing fee of two percent of the purchase price of the equipment that is the subject of a Secured Equipment Lease. During the years ended December 31, 1998, 1997 and 1996, the Company incurred $54,998, $87,665 and $70,070, respectively, in Secured Equipment Lease servicing fees.

   The Company and the Advisor have entered into an advisory agreement pursuant to which the Advisor will receive a monthly asset management fee of one-twelfth of 0.60% of the Company's real estate asset value and the outstanding principal balance of the Mortgage Loans as of the end of the preceding month. The management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine. During the years ended December 31, 1998, 1997 and 1996, the Company incurred $1,911,128, $881,668 and $278,902 respectively, of such fees, $60,124,
$76,789 and $27,702, respectively, of which has been capitalized as part of the cost of buildings for Properties that have been or are being constructed.

   Prior to such time, if any, as shares of the Company's common stock are listed on a national securities exchange or over-the-counter market, the Advisor is entitled to receive a deferred, subordinated real estate

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  Years Ended December 31, 1998, 1997 and 1996

disposition fee, payable upon the sale of one or more Properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Advisor provides a substantial amount of services in connection with the sale. However, if the sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The real estate disposition fee is payable only after the stockholders receive distributions equal to the sum of an annual, aggregate, cumulative, noncompounded eight percent return on their invested capital ("Stockholders' 8% Return") plus their aggregate invested capital. As of December 31, 1998, no deferred, subordinated real estate disposition fees had been incurred.

   A subordinated share of net sales proceeds will be paid to the Advisor upon the sale of Company assets in an amount equal to ten percent of net sales proceeds. However, if net sales proceeds are reinvested in replacement Properties or replacement Secured Equipment Leases, no such share of net sales proceeds will be paid to the Advisor until such replacement Property or Secured Equipment Lease is sold. This amount will be payable only after the stockholders receive distributions equal to the sum of the stockholders' aggregate invested capital and the Stockholders' 8% Return. As of December 31, 1998, no such payments had been made to the Advisor.

   The Advisor and its affiliates provide accounting and administrative services to the Company on a day-to-day basis as well as services in connection with the offering of shares. For the years ended December 31, 1998, 1997 and 1996, expenses incurred for these services were classified as follows:

                                                 1998       1997       1996
                                              ---------- ---------- ----------
   Stock issuance costs...................... $3,103,046 $1,676,226 $  769,225
   General operating and administrative
    expenses.................................  1,189,471    556,240    334,603
                                              ---------- ---------- ----------
                                              $4,292,517 $2,232,466 $1,103,828
                                              ========== ========== ==========

   During the years ended December 31, 1998, 1997 and 1996, the Company acquired five, five and four Properties, respectively, for approximately $8,770,000, $5,450,000 and $2,610,000, respectively, from affiliates of the Company. The affiliates had purchased and temporarily held title to these Properties in order to facilitate the acquisition of the Properties by the Company. Each Property was acquired at a cost no greater than the lesser of the cost of the Property to the affiliate, including carrying costs, or the Property's appraised value.

   The due to related parties consisted of the following at December 31:

                                                            1998       1997
                                                         ---------- ----------
   Due to the Advisor:
     Expenditures incurred on behalf of the Company and
      accounting and administrative services............ $1,238,148 $  126,205
     Acquisition fees...................................     39,788    386,972
                                                         ---------- ----------
                                                          1,277,936    513,177
                                                         ---------- ----------
   Due to CNL Securities Corp:
     Commissions........................................     30,528    940,520
     Marketing support and due diligence expense
      reimbursement fees................................        --      63,097
                                                         ---------- ----------
                                                             30,528  1,003,617
                                                         ---------- ----------
   Due to other affiliates..............................        --       7,500
                                                         ---------- ----------
                                                         $1,308,464 $1,524,294
                                                         ========== ==========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  Years Ended December 31, 1998, 1997 and 1996


15. Concentration of Credit Risk:

   The following schedule presents rental, earned and interest income from individual lessees or borrowers, or affiliated groups of lessees or borrowers, each representing more than ten percent of the Company's total rental, earned income and interest income from its Properties, Mortgage Loans, Secured Equipment Leases and Certificates for each of the years ended December 31:

                                                   1998       1997       1996
                                                ---------- ---------- ----------
   Foodmaker, Inc.............................. $4,101,214 $1,980,338 $      N/A
   Houlihan's Restaurants, Inc. ...............        N/A  1,847,574        N/A
   Golden Corral Corporation...................        N/A        N/A    577,003
   Castle Hill Holdings V, L.L.C.,
    Castle Hill Holdings VI, L.L.C. and
    Castle Hill Holdings VII, L.L.C. ..........        N/A  2,636,004  1,699,986

   In addition, the following schedule presents total rental, earned income and interest income from individual restaurant chains, each representing more than ten percent of the Company's total rental, earned income and interest income from its Properties, Mortgage Loans, Secured Equipment Leases and Certificates for each of the years ended December 31:

                                                1998       1997       1996
                                             ---------- ---------- ----------
   Golden Corral Family Steakhouse
    Restaurants............................. $4,373,687 $2,531,941 $1,459,349
   Jack in the Box..........................  4,101,214  1,980,338        N/A
   Pizza Hut................................        N/A  2,636,004  1,699,986
   Boston Market............................        N/A  2,338,949    547,590

   The information denoted by N/A indicates that for each period presented, the tenant or group of affiliated tenants and the chains did not represent more than ten percent of the Company's total rental, earned income and interest income.

   Although the Company's Properties are geographically diverse throughout the United States and the Company's lessees and borrowers operate a variety of restaurant concepts, failure of any one of these restaurant chains or any one of these lessees or borrowers that contributes more than ten percent of the Company's rental, earned and interest income could significantly impact the results of operations of the Company if the Company is not able to re-lease the Properties in a timely manner.

16. Commitments:

   The Company has entered into various development agreements with tenants which provide terms and specifications for the construction of buildings the tenants have agreed to lease or equipment financing the Company has agreed to provide. The agreements provide a maximum amount of development costs (including the purchase price of the land and closing costs) to be paid by the Company. The aggregate maximum development costs the Company has agreed to pay are approximately $61,307,000, of which approximately $44,253,000 in land and other costs had been incurred as of December 31, 1998. The buildings currently under construction are expected to be operational by June 1999. In connection with the purchase of each Property, the Company, as lessor, entered into a long-term lease agreement. The general terms of the lease agreements are substantially the same as those described in Note 3.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  Years Ended December 31, 1998, 1997 and 1996


17. Subsequent Events:

   During the period January 1, 1999 through March 11, 1999, the Company received the last subscription proceeds for 21,073 shares ($210,735) of common stock relating to the 1998 Offering.

   On January 1, February 1 and March 1, 1999, the Company declared distributions of $4,744,904, $4,746,243 and $4,746,243, respectively, or
$.12708 per share of common stock, payable in March 1999, to stockholders of record on January 1, February 1 and March 1, 1999, respectively.

   During the period January 1, 1999 through March 11, 1999, the Company acquired 60 Properties (33 on which restaurants are being constructed or renovated) for cash at a total cost of approximately $54,283,000. The buildings under construction are expected to be operational by September 1999. In connection with the purchase of each Property, the Company as lessor, has entered into a long-term, triple-net lease agreement.

   On March 11, 1999, the Company entered into agreements to acquire (i) the Advisor, (ii) CNL Financial Corp. and CNL Financial Services, Inc., affiliates of the Advisor that provide mortgage loans and perform securitization transactions and (iii) up to 18 CNL Income Funds, limited partnerships affiliated with the Advisor whose properties are substantially the same type as the Company's (the "Income Funds"). In connection therewith, the Company has agreed to issue 3.8 million, 2.35 million and up to 30.5 million shares of common stock, respectively. The acquisition of each of the Income Funds is contingent upon certain conditions, including approval by the Company's stockholders to increase the number of authorized shares of common stock and approval by a majority of the limited partners of each Income Fund.

18. Reverse Stock Split

   On May 27, 1999, the shareholders approved a one-for-two reverse split of common stock that was effective on June 3, 1999 with the filing of the amended Articles of Incorporation with the Maryland Department of Assessments and Taxation. A total of $69,724 was transferred from common stock to additional paid in capital in connection with the stock split. This transaction has been recorded herein in the year ended December 31, 1995. The par value of the common stock remains unchanged. All share and per share amounts have been restated herein to reflect the one for two reverse stock split.

                     CNL FUND ADVISORS, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

  Condensed Consolidated Balance Sheets as of June 30, 1999 and December
   31, 1998............................................................... F-34
  Condensed Consolidated Statements of Income for the Six Months Ended
   June 30, 1999
   and 1998............................................................... F-35
  Condensed Consolidated Statements of Stockholders' Equity for the six
   months ended December 31, 1998 and June 30, 1999....................... F-36
  Condensed Consolidated Statements of Cash Flows for the six months ended
   June 30, 1999
   and 1998............................................................... F-37
  Notes to Condensed Consolidated Financial Statements for the six months ended June 30, 1999
   and 1998 .............................................................. F-38
  Independent Auditor's Report............................................ F-39
  Consolidated Balance Sheets--As of December 31, 1998 and June 30, 1998.. F-40
  Consolidated Statements of Income--For the Six-month Period Ended
   December 31, 1998 and the Year Ended June 30, 1998..................... F-41
  Consolidated Statements of Stockholders' Equity--For the Six-month
   Period Ended December 31, 1998 and the Year Ended June 30, 1998........ F-42
  Consolidated Statements of Cash Flows--For the Six-month Period Ended
   December 31, 1998 and the Year Ended June 30, 1998..................... F-43
  Notes to Consolidated Financial Statements--For the Six-month Period
   Ended December 31, 1998 and the Year Ended June 30, 1998............... F-44

                     CNL FUND ADVISORS, INC. AND SUBSIDIARY

                   CONDENSED CONSOLIDATED BALANCE SHEETS

                                                         June 30,  December 31,
                                                           1999        1998
                                                        ---------- ------------
                        ASSETS
Current Assets:
  Cash and cash equivalents............................ $  333,295  $  713,308
  Accounts receivable--Related parties.................  8,668,738   6,764,034
                                                        ----------  ----------
    Total current assets...............................  9,002,033   7,477,342
Other Assets...........................................    405,214     467,591
                                                        ----------  ----------
                                                        $9,407,247  $7,944,933
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses................ $  724,903  $1,366,120
  Dividends payable....................................        --      119,808
  Current portion of notes payable--Related party......    114,102     117,919
                                                        ----------  ----------
    Total current liabilities..........................    839,005   1,603,847
Long-Term Indebtedness:
  Notes payable--Related party.........................    237,767     242,760
Amounts Due Under Deferred Compensation Agreements.....        --       50,469
                                                        ----------  ----------
    Total liabilities and deferred expenses............  1,076,772   1,897,076
                                                        ----------  ----------
Stockholders' Equity:
  Capital Stock:
    Class A Common Stock--Authorized 10,000 shares; par
     value $1.00 per share; issued and outstanding
     6,400.............................................      6,400       6,400
    Class B Common Stock--Authorized 5,000 shares; par
     value $1.00 per share; issued and outstanding
     3,600 shares......................................      3,600       3,600
  Additional paid-in capital...........................  3,328,375   3,328,375
  Retained earnings....................................  4,992,100   2,709,482
                                                        ----------  ----------
    Total stockholders' equity.........................  8,330,475   6,047,857
                                                        ----------  ----------
                                                        $9,407,247  $7,944,933
                                                        ==========  ==========

   The Notes to Condensed Financial Statements are an integral part of these statements.

                     CNL FUND ADVISORS, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                  For The Six-Months Ended June 30, 1999

                             and June 30, 1998

                                                           Six Months Ended
                                                               June 30
                                                        -----------------------
                                                           1999        1998
                                                        ----------  -----------
Revenues:
  Fees--Related parties...............................  $9,454,036  $14,481,574
  Other income........................................      87,570       69,339
                                                        ----------  -----------
    Total revenues....................................   9,541,606   14,550,913
                                                        ----------  -----------
Expenses:
  General and administrative..........................   5,494,079    4,971,277
  Depreciation and amortization.......................      77,166       47,766
  Interest expense....................................      92,707       62,274
                                                        ----------  -----------
    Total expenses....................................   5,663,952    5,081,317
                                                        ----------  -----------
Income Before Benefit (Provision) for Income Taxes and
 Cumulative Effect of a Change in Accounting for
 Start-up Costs.......................................   3,877,654    9,469,596
Provision for Income Taxes............................  (1,595,036)  (3,721,866)
                                                        ----------  -----------
Net Income Before Cumulative Effect of a Change in
 Accounting for Start-up Costs........................   2,282,618    5,747,730
Cumulative Effect of a Change in Accounting for Start-
 up Costs, Net of Income Taxes of $24,617.............         --       (47,151)
                                                        ----------  -----------
Net Income............................................  $2,282,618  $ 5,700,579
                                                        ==========  ===========

   The Notes to Condensed Financial Statements are an integral part of these statements.

                     CNL FUND ADVISORS, INC. AND SUBSIDIARY

         CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                For The Six Months Ended December 31, 1998

                  and The Six Months Ended June 30, 1999

                           Class A Class B Additional
                           Common  Common   Paid-In    Retained
                            Stock   Stock   Capital    Earnings       Total
                           ------- ------- ---------- -----------  -----------
Balance, June 30, 1998.... $6,400  $3,400  $3,308,575 $        13  $ 3,318,388
  Net income for the six-
   month period ended
   December 31, 1998......    --      --          --    4,955,802    4,955,802
  Dividends to parent.....    --      --          --   (2,126,525)  (2,126,525)
  Dividends to Class B
   stockholders...........    --      --          --     (119,808)    (119,808)
  Issuance of common
   stock--Class B
   (Note 1)...............    --      200      19,800         --        20,000
                           ------  ------  ---------- -----------  -----------
Balance, December 31,
 1998.....................  6,400   3,600   3,328,375   2,709,482    6,047,857
  Net income for the six-
   month period ended June
   30, 1999...............    --      --          --    2,282,618    2,282,618
                           ------  ------  ---------- -----------  -----------
Balance, June 30, 1999.... $6,400  $3,600  $3,328,375 $ 4,992,100  $ 8,330,475
                           ======  ======  ========== ===========  ===========

   The Notes to Condensed Financial Statements are an integral part of these statements.

                     CNL FUND ADVISORS, INC. AND SUBSIDIARY

              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                  For The Six Months Ended June 30, 1999

                             and June 30, 1998

                                                           Six Months Ended
                                                                June 30
                                                         ----------------------
                                                           1999        1998
                                                         ---------  -----------
Increase (Decrease) in Cash and Cash Equivalents:
 Net cash provided by (used in) operating activities...   (282,362)   5,607,368
                                                         ---------  -----------
Cash Flows From Investing Activities:
 Purchase of office furnishings and equipment..........        --       (62,512)
 Proceeds from sale of property and equipment..........     22,157          --
                                                         ---------  -----------
 Net cash provided by (used in) investing activities...     22,157      (62,512)
                                                         ---------  -----------
Cash Flows From Financing Activities:
 Net proceeds from borrowings..........................                  51,164
 Contributions to capital..............................        --       606,115
 Dividends paid to parent..............................   (119,808)  (6,211,566)
                                                         ---------  -----------
 Net cash used in financing activities.................   (119,808)  (5,554,287)
                                                         ---------  -----------
 Net Increase (Decrease) in Cash and Cash Equivalents..   (380,013)      (9,431)
 Cash and Cash Equivalents, Beginning of Period........    713,308      264,000
                                                         ---------  -----------
 Cash and Cash Equivalents, End of Period..............  $ 333,295  $   254,569
                                                         =========  ===========

   The Notes to Condensed Financial Statements are an integral part of these statements.

                   CNL FUND ADVISORS, INC AND SUBSIDIARY

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                  Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the six months ended June 30, 1999 may not be indicative of the results that may be expected for the year ended December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto of CNL Fund Advisors, Inc and Subsidiary as of December 31, 1998 and for the six months then ended.

2. Subsequent Event

   On September 1, 1999 the Company completed a merger transaction with CNL American Properties Fund, Inc.

                          Independent Auditor's Report

To the Stockholders
CNL Fund Advisors, Inc.
Orlando, Florida

   We have audited the accompanying consolidated balance sheets of CNL Fund Advisors, Inc. and Subsidiary as of December 31, 1998 and June 30, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the six-month period ended December 31, 1998 and the year ended June 30, 1998. These consolidated financial statements are the responsibility of CNL Fund Advisors, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CNL Fund Advisors, Inc. and Subsidiary as of December 31, 1998 and June 30, 1998, and the results of its operations and its cash flows for the six-month period ended December 31, 1998 and the year ended June 30, 1998 in conformity with generally accepted accounting principles.

/s/ McDirmit, Davis, Lauteria, Puckett, Vogel & Company, P.A.
April 30, 1999
Orlando, Florida

                     CNL FUND ADVISORS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                      December 31, 1998 and June 30, 1998

                                                        December 31,  June 30,
                                                            1998        1998
                                                        ------------ ----------
                        ASSETS
Current Assets:
  Cash and cash equivalents............................  $  713,308  $  254,569
  Accounts receivable--Related parties.................   6,764,034   6,031,010
  Notes receivable.....................................         --      340,000
                                                         ----------  ----------
    Total current assets...............................   7,477,342   6,625,579
Investments and Other Assets...........................      50,469     227,454
Office Furnishings and Equipment.......................     417,122     173,553
                                                         ----------  ----------
                                                         $7,944,933  $7,026,586
                                                         ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.....................................  $1,366,120  $1,247,197
  Dividends payable....................................     119,808   2,220,000
  Current portion of notes payable--Related party......     117,919      67,620
                                                         ----------  ----------
    Total current liabilities..........................   1,603,847   3,534,817
Long-Term Indebtedness:
  Notes payable--Related party.........................     242,760     145,927
Amounts Due Under Deferred Compensation Agreements.....      50,469      27,454
                                                         ----------  ----------
    Total liabilities and deferred expenses............   1,897,076   3,708,198
                                                         ----------  ----------
Stockholders' Equity:
  Capital Stock:
    Class A Common Stock--Authorized 10,000 shares; par
     value $1.00 per share; issued and outstanding
     6,400.............................................       6,400       6,400
    Class B Common Stock--Authorized 5,000 shares; par
     value $1.00 per share; issued and outstanding
     3,600 shares (3,400 shares--June 30, 1998)........       3,600       3,400
  Additional paid-in capital...........................   3,328,375   3,308,575
  Retained earnings....................................   2,709,482          13
                                                         ----------  ----------
    Total stockholders' equity.........................   6,047,857   3,318,388
                                                         ----------  ----------
                                                         $7,944,933  $7,026,586
                                                         ==========  ==========

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                     CNL FUND ADVISORS, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                For The Six-Month Period Ended December 31, 1998
                        and The Year Ended June 30, 1998

                                                         Six-Month
                                                        Period Ended Year Ended
                                                        December 31,  June 30,
                                                            1998        1998
                                                        ------------ -----------
Revenues:
  Fees--Related parties...............................  $14,408,750  $19,954,188
  Other income--($85,603 and $212,326, respectively,
   from related parties)..............................       89,415      227,597
                                                        -----------  -----------
    Total revenues....................................   14,498,165   20,181,785
                                                        -----------  -----------
Expenses:
  Commissions.........................................      272,073          --
  Salaries............................................    2,986,409    3,698,192
  General and administrative..........................    3,048,275    4,069,811
                                                        -----------  -----------
    Total expenses....................................    6,306,757    7,768,003
                                                        -----------  -----------
Income Before Provision for Income Taxes and
 Cumulative Effect of a Change in Accounting for
 Start-up Costs.......................................    8,191,408   12,413,782
Provision for Income Taxes............................    3,235,606    4,903,444
                                                        -----------  -----------
Net Income Before Cumulative Effect of a Change in
 Accounting for Start-up Costs........................    4,955,802    7,510,338
Cumulative Effect of a Change in Accounting for Start-
 up Costs, Net of Income Taxes of $24,617.............          --        39,237
                                                        -----------  -----------
Net Income............................................  $ 4,955,802  $ 7,471,101
                                                        ===========  ===========


  The Notes to Consolidated Financial Statements are an integral part of these statements.

                     CNL FUND ADVISORS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                For The Six-Month Period Ended December 31, 1998
                        and The Year Ended June 30, 1998

                          Class A Class B Additional
                          Common  Common   Paid-In     Retained
                           Stock   Stock   Capital     Earnings       Total
                          ------- ------- ----------  -----------  -----------
Balance, June 30, 1997... $1,000  $  --   $1,914,915  $   960,478  $ 2,876,393
  Net income for the year
   ended June 30, 1998...    --      --          --     7,471,101    7,471,101
  Dividends to parent....    --      --          --    (8,431,566)  (8,431,566)
  Stock split (Note 2)...  5,400     --       (5,400)         --           --
  Issuance of common
   stock--Class B
   (Note 1)..............    --    3,400     336,600          --       340,000
  Contributions to
   capital...............    --      --    1,062,460          --     1,062,460
                          ------  ------  ----------  -----------  -----------
Balance, June 30, 1998...  6,400   3,400   3,308,575           13    3,318,388
  Net income for the six-
   month period ended
   December 31, 1998.....    --      --          --     4,955,802    4,955,802
  Dividends to parent....    --      --          --    (2,126,525)  (2,126,525)
  Dividends to Class B
   stockholders..........    --      --          --      (119,808)    (119,808)
  Issuance of common
   stock--Class B
   (Note 1)..............    --      200      19,800          --        20,000
                          ------  ------  ----------  -----------  -----------
Balance, December 31,
 1998.................... $6,400  $3,600  $3,328,375  $ 2,709,482  $ 6,047,857
                          ======  ======  ==========  ===========  ===========


  The Notes to Consolidated Financial Statements are an integral part of these statements.

                     CNL FUND ADVISORS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                For The Six-Month Period Ended December 31, 1998
                        and The Year Ended June 30, 1998

                                                        Six-Month
                                                       Period Ended  Year Ended
                                                       December 31,   June 30,
                                                           1998         1998
                                                       ------------  -----------
Cash Flows From Operating Activities:
 Cash collected from customers.......................  $13,675,726   $17,845,526
 Cash paid to employees and other operating cash
  payments...........................................   (5,997,650)   (6,608,547)
 Income tax paid.....................................   (3,235,606)   (5,826,285)
 Investment and other income.........................       89,415       227,597
 Interest paid.......................................      (86,141)     (219,022)
                                                       -----------   -----------
 Net cash provided by operating activities...........    4,445,744     5,419,269
                                                       -----------   -----------
Cash Flows From Investing Activities:
 Purchase of office furnishings and equipment........     (324,597)          --
 Proceeds from notes receivable......................      340,000           --
 Increase in cash surrender value of life insurance..      (23,015)          --
 Transfer of investment to parent....................      200,000      (129,134)
                                                       -----------   -----------
 Net cash provided by (used in) investing
  activities.........................................      192,388      (129,134)
                                                       -----------   -----------
Cash Flows From Financing Activities:
 Net proceeds from borrowings........................      147,132        84,400
 Contributions to capital............................          --      1,062,460
 Issuance of Class B stock...........................       20,000           --
 Dividends paid to parent............................   (4,346,525)   (6,211,566)
                                                       -----------   -----------
 Net cash used in financing activities...............   (4,179,393)   (5,064,706)
                                                       -----------   -----------
 Net Increase in Cash and Cash Equivalents...........      458,739       225,429
 Cash and Cash Equivalents, Beginning of Period......      254,569        29,140
                                                       -----------   -----------
 Cash and Cash Equivalents, End of Period............  $   713,308   $   254,569
                                                       ===========   ===========
 Reconciliation of Net Income to Net Cash Provided by
  Operating Activities:
 Net income per statements of income.................  $ 4,955,802   $ 7,471,101
 Add item not requiring (providing) cash:
 Depreciation........................................       81,028        63,319
 Change in accounting for start-up costs.............          --         39,237
                                                       -----------   -----------
 Total...............................................    5,036,830     7,573,657
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Increase in accounts receivable.....................     (733,024)   (2,108,662)
 Decrease in income tax payable......................          --       (922,841)
 Increase in accounts payable........................      118,923       849,661
 Increase in amount due under deferred compensation
  agreements.........................................       23,015        27,454
                                                       -----------   -----------
 Net cash provided by operating activities...........  $ 4,445,744   $ 5,419,269
                                                       ===========   ===========
Supplemental Disclosure of Non-Cash Financing
 Activity:
 Notes receivable from issuance of class B common
  stock..............................................  $       --    $   340,000
                                                       ===========   ===========
 Dividends declared and unpaid.......................  $   119,808   $ 2,220,000
                                                       ===========   ===========

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                     CNL FUND ADVISORS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                For The Six-Month Period Ended December 31, 1998
                        and The Year Ended June 30, 1998

Note 1--Summary of Significant Accounting Policies:

   CNL Fund Advisors, Inc.'s (the "Company") accounting policies are in conformity with generally accepted accounting principles.

   Organization--The Company was organized under the laws of the State of Florida, as a wholly owned subsidiary of CNL Group, Inc. All outstanding shares of class A common stock are owned by CNL Group, Inc.

   In June, 1998 the Company acquired the stock of CNL Restaurant Development Company ("CRD") (a wholly owned subsidiary of CNL Group, Inc.) by exchanging shares of common stock. CRD became a wholly owned subsidiary of the Company. Accordingly, the Company's consolidated financial statements have been restated to include the accounts and operations of CRD for all periods presented.

   Effective July 1, 1997, the Company acquired CNL Growth Fund Advisors, Inc. (a wholly owned subsidiary of CNL Group, Inc.) by exchanging shares of common stock. The Company has accounted for the merger in a manner similar to the pooling-of-interests method.

   On June 30, 1998, the Company amended its Articles of Incorporation to authorize 10,000 shares of Class A common stock and 5,000 shares of Class B common stock. The Class B common shares are generally deemed to be, on a share-for-share basis, equivalent to one-tenth of a share of the Company's common shares with regard to voting rights, dividends and liquidation distributions. On June 30, 1998, the Company issued 3,400 Class B common shares in exchange for notes receivable of $340,000. On December 31, 1998, the Company issued 200 Class B common shares in exchange for $20,000.

   Basis of Presentation--The accompanying consolidated financial statements include the accounts of the Company and CRD, its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

   Fair Value of Financial Instruments--The carrying amounts of cash, accounts receivable, notes receivable and accounts payable approximate fair value because of the short maturity of these items. The carrying amounts of notes payable--related party approximate fair value because the interest rates on these instruments change with market interest rates.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash and Cash Equivalents--Cash flows, cash and cash equivalents include cash and cash invested in liquid instruments with an original maturity date of three months or less.

   Accounts Receivable--The Company provides an allowance for doubtful accounts when necessary. However, in the opinion of management, at December 31, 1998 and June 30, 1998, all accounts were considered collectible and no allowance was necessary.

   Office Furnishings and Equipment--Office furnishings and equipment are stated at cost and are depreciated primarily using the double-declining balance method over their estimated useful lives of five to seven years. Major renewals and betterments are capitalized; replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed as incurred. When office furnishings and equipment are sold or disposed of, the asset account and related accumulated depreciation account are relieved, and any resulting gain or loss is included in income.

                     CNL FUND ADVISORS, INC. AND SUBSIDIARY

  For The Six-Month Period Ended December 31, 1998 and The Year Ended June 30,
                                      1998

Note 1--Summary of Significant Accounting Policies (continued):

   Income Taxes--The Company follows the consolidation policies of its parent company, CNL Group, Inc. in paying its portion of the consolidated Federal and State income taxes, if any, to the parent company. Provision for income taxes included in the Company's statements of income have been allocated on a separate return basis.

   The Company is reporting on the accrual basis of accounting for both financial statement and income tax reporting purposes.

   The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company considers all expected future events other than enactments of changes in the tax law or rates. Changes in tax laws or rates will be recognized in the future years in which they occur. For the six-month period ended December 31, 1998 and the year ended June 30, 1998, deferred taxes were immaterial.

   Amount Due Under Deferred Compensation Agreements--The Company is included with its parent company's deferred compensation agreements. The parent company has entered into nonqualified deferred compensation agreements with certain key employees. The agreements provide for employee contributions under a salary reduction plan. Upon retirement, the Company is liable for the employee contribution and earnings per the employees directed investments. To fund this future liability, the parent company has acquired life insurance contracts. The Company anticipates that the death benefit and/or cash value will be available as the liability comes due.

Note 2--Capital Stock:

   On June 30, 1998, the Company's board of directors approved a 6.4-for-1 split of the Class A common stock. As a result, 5,400 shares were issued and additional paid-in capital was reduced by $5,400. The par value of the shares remained unchanged.

Note 3--Change in Method of Accounting:

   During the year ended June 30, 1998, the Company adopted Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities". This statement requires all start-up activities and organizational costs to be expensed as incurred. This resulted in a write-off of $63,854 of capitalized costs, net of income taxes of $24,617, during the year ended June 30, 1998.

Note 4--Notes Receivable:

   The amount due was represented by promissory notes from employees. The notes carried interest at 7.5% and were collateralized by class B common shares. The notes were collected in full on December 31, 1998.

Note 5--Investments and Other Assets:

   Investments and other assets consist of the following:

                                                          December 31, June 30,
                                                              1998       1998
                                                          ------------ --------
   Common stock--CNL American Properties Fund, Inc.
    carried at cost which approximated fair market
    value................................................   $   --     $200,000
   Cash surrender value of life insurance................    50,469      27,454
                                                            -------    --------
     Total...............................................   $50,469    $227,454
                                                            =======    ========

                     CNL FUND ADVISORS, INC. AND SUBSIDIARY

  For The Six-Month Period Ended December 31, 1998 and The Year Ended June 30,
                                      1998
Note 6--Office Furnishings and Equipment:

   Office furnishings and equipment is summarized as follows:

                                                         December 31, June 30,
                                                             1998       1998
                                                         ------------ ---------
   Office furnishings and equipment.....................  $ 859,424   $ 355,036
   Less: Accumulated depreciation.......................   (442,302)   (181,483)
                                                          ---------   ---------
     Total..............................................  $ 417,122   $ 173,553
                                                          =========   =========

   Depreciation expense amounted to $81,028 and $63,319 for the six-month period ended December 31, 1998 and the year ended June 30, 1998, respectively.

Note 7--Income Taxes:

   Income taxes are summarized as follows:

   Balance, July 1, 1997......................................... $   947,458
     Provision for income taxes..................................   4,903,444
     Income tax relating to cumulative effect of change in
      accounting for start-up costs..............................     (24,617)
                                                                  -----------
       Total.....................................................   5,826,285
     Less: Payments to parent company............................  (5,826,285)
                                                                  -----------
   Balance, June 30, 1998........................................         --
     Provision for income taxes..................................   3,235,606
     Less: Payments to parent company............................  (3,235,606)
                                                                  -----------
   Balance, December 31, 1998.................................... $       --
                                                                  ===========

   The income tax provision consisted of the following:

                                                         Six-month      Year
                                                        Period Ended   Ended
                                                        December 31,  June 30,
                                                            1998        1998
                                                        ------------ ----------
   Federal.............................................  $2,785,079  $4,220,686
   State...............................................     450,527     682,758
                                                         ----------  ----------
     Total provision for income taxes..................  $3,235,606  $4,903,444
                                                         ==========  ==========

Note 8--Related Party Transactions:

   Certain directors and officers of the Company are also directors and officers of certain real estate investment trusts ("REITs") and investment partnerships.

   The Company provides site selection and property acquisition services to the various related partnerships and CNL American Properties Fund, Inc. ("APF"), an unlisted REIT. For the six-month period ended December 31, 1998 and the year ended June 30, 1998, the Company earned acquisition fees in the amount of $10,561,891 and $13,888,823, respectively.

                     CNL FUND ADVISORS, INC. AND SUBSIDIARY

  For The Six-Month Period Ended December 31, 1998 and The Year Ended June 30,
                                      1998

Note 8--Related Party Transactions (continued):

   The Company also provides property management and advisory services to certain related partnerships and APF. For the six-month period ended December 31, 1998 and the year ended June 30, 1998, the Company earned management and advisory fees in the amount of $1,522,951 and $2,278,569, respectively.

   The Company also provides development services to CNL Restaurant Services, Inc., a related company. For the six-month period ended December 31, 1998 and the year ended June 30, 1998 the Company earned development fees of $352,397 and $822,987, respectively.

   The Company also receives an origination fee from CNL Financial Services, Inc. ("CFS"), a majority-owned subsidiary of CNL Group, Inc. (See Note 1), for services rendered in connection with loans originated and serviced by CFS. In addition, the Company pays CFS for providing credit underwriting services on its behalf. For the six-month period ended December 31, 1998 and the year ended June 30, 1998, the Company earned origination fees of $671,996 and $1,695,452, respectively, and paid expenses of $247,042 and $304,190, respectively, related to credit underwriting services.

   The Company also receives fees for negotiating secured equipment leases for APF. During the six-month period ended December 31, 1998 and the year ended June 30, 1998, the Company earned $57,861 and $326,425, respectively, for these services.

   The Company also provides marketing, investor services, administration, accounting, tax, compliance and property management services to the related partnerships, unlisted REITS and related companies for which it receives personnel reimbursement fees, in addition to the fees described above. For the six-month period ended December 31, 1998 and the year ended June 30, 1998, such reimbursements amounted to $1,100,383 and $818,733, respectively.

   During the six-month period ended December 31, 1998 and the year ended June 30, 1998, certain affiliated entities provided accounting and administrative services to the Company. The Company incurred costs of $48,958 and $58,943, respectively, for such services.

   Account receivable--related parties represent amounts due from related partnerships, corporations and real estate investment trusts for services rendered, expenses paid on behalf of, and loans advanced to the various entities. Interest income earned on amounts advanced during the six-month period ended December 31, 1998 and the year ended June 30, 1998 amounted to $85,603 and $212,388, respectively.

   Notes Payable--See Note 11

   During the six-month period ended December 31, 1998, the Company transferred its investment in the common stock of APF to its parent company, CNL Group, Inc. for $200,000, which was its cost basis and approximated fair market value.

Note 9--Concentration of Credit Risk:

   Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash equivalents and accounts receivable.

                     CNL FUND ADVISORS, INC. AND SUBSIDIARY

  For The Six-Month Period Ended December 31, 1998 and The Year Ended June 30,
                                      1998

Note 9--Concentration on Risk (continued):

   The Company maintains cash balances at financial institutions and invests in unsecured money market funds. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1998, uninsured cash deposits and cash invested in money market funds totaled $610,963.

   Concentrations of credit risk with respect to accounts receivable relates to the Company's business activity being primarily within the real estate industry. The Company limits its credit risk by the dispersion of activity across many geographic areas throughout the United States.

Note 10--Profit Sharing Plan:

   The Company is included with its parent company's defined contribution profit sharing plan. This plan qualifies under Section 401(a) and 501(a) of the Internal Revenue Code of 1974 (ERISA) and is not subject to minimum funding requirements. The plan covers all eligible employees of the Company and its subsidiaries upon completion of one year of service. The plan provides for employee contributions under a salary reduction plan, section 401(k). The employees may elect to contribute from 1% to 15% of salary to a maximum under IRS regulations. The Company is required to match 50% of the employee contribution to a maximum of 3% of salary. For the six-month period ended December 31, 1998 and the year ended June 30, 1998, the Company's contribution, including administration costs, amounted to $42,801 and $54,208, respectively.

Note 11--Notes Payable--Related Party:

   The Company was allocated a portion of various notes of its parent company for the acquisition of certain office furniture and equipment used by the Company. The notes carry interest at prime plus one-quarter to one-half percent. The aggregate maturities of the allocated indebtedness to the Company's parent at December 31, 1998 is as follows:

   Year ending December 31,
     1999.............................................................. $117,919
     2000..............................................................  110,286
     2001..............................................................  103,034
     2002..............................................................   29,440
                                                                        --------
       Total........................................................... $360,679
                                                                        ========

   Interest expense amounted to $86,141 and $219,022 for the six-month period ended December 31, 1998 and the year ended June 30, 1998, respectively.

Note 12--Dividends:

   During the year ended June 30, 1998, the Company declared dividends to the Class A shareholders (parent company) of $8,431,566, of which $6,211,566 was paid, and dividends of $2,220,000 were declared by the Board of Directors for shareholders of record on June 29, 1998, payable prior to September 1, 1998.

   During the six-month period ended December 31, 1998, the Company declared and paid dividends of $2,126,525 to the Class A shareholders (parent company). The Company declared $119,808 in dividends to the Class B common shareholders of record on December 31, 1998, to be paid in 1999.

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

  Condensed Consolidated Balance Sheets as of June 30, 1999 and December
   31, 1998............................................................... F-50
  Condensed Consolidated Statements of Operations for the Six Months Ended
   June 30, 1999 and 1998................................................. F-51
  Condensed Consolidated Statements of Comprehensive Income (Loss) for the
   Six Month Periods Ended June 30, 1999 and 1998......................... F-52
  Condensed Consolidated Statements of Stockholders' Equity for the Six
   Months Ended June 30, 1999 and December 31, 1998....................... F-53
  Condensed Consolidated Statements of Cash Flows for the Six Months Ended
   June 30, 1999 and 1998................................................. F-54
  Notes to Condensed Consolidated Financial Statements for the Six Months
   Ended June 30, 1999 and 1998........................................... F-55
  Report of Independent Certified Public Accountants...................... F-56
  Consolidated Balance Sheets--As of December 31, 1998 and June 30, 1997
   and 1998............................................................... F-57
  Consolidated Statements of Operations--For the Six-Month Period Ended
   December 31, 1998, the Years Ended June 30, 1997 and 1998 and the
   Period from inception (October 9, 1995) through June 30, 1996.......... F-58
  Consolidated Statements of Comprehensive Income (Loss) for the Six-Month
   Period Ended December 31, 1998, the Years Ended June 30, 1998 and 1997
   and the Period from Inception (October 9, 1995) through June 30, 1996.. F-59
  Consolidated Statements of Stockholders' Equity--For the Six-Month
   Period Ended December 31, 1998, the Years Ended June 30, 1997 and 1998
   and the Period from Inception (October 9, 1995) through June 30, 1996.. F-60
  Consolidated Statements of Cash Flows--For the Six-Month Period Ended
   December 31, 1998, the Years Ended June 30, 1997 and 1998 and the
   Period from Inception (October 9, 1995) through June 30, 1996.......... F-61
  Notes to Consolidated Financial Statements.............................. F-62

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED BALANCE SHEETS

                                                       June 30,   December 31,
                                                         1999         1998
                                                     ------------ ------------
                       ASSETS
Cash and cash equivalents........................... $  1,767,517 $  2,526,078
Restricted cash.....................................    2,482,041      450,782
Due from related party..............................    1,125,933    1,043,527
Notes receivable....................................  290,522,671  211,280,226
Investment in available for sale securities.........    6,361,082    5,388,213
Other assets........................................    2,479,317    3,247,250
                                                     ------------ ------------
    Total assets.................................... $304,738,561 $223,936,076
                                                     ============ ============
        LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses............... $  2,013,172 $  1,544,662
Notes payable.......................................  267,685,382  192,687,152
Notes payable to related parties....................   30,170,185   25,126,000
Due to related party................................          --       630,446
Income tax payable..................................      274,485          --
Other liabilities...................................          --         3,465
                                                     ------------ ------------
    Total liabilities...............................  300,143,224  219,991,725
                                                     ------------ ------------
Stockholders' Equity:
  Common stock--Class A, $1 par value; 10,000 shares
   authorized; 200, 200 and 100 shares issued and
   outstanding......................................          200          200
  Common stock--Class B, $1 par value; 5,000 shares
   authorized; 501 issued and outstanding...........          501          501
Additional paid-in capital..........................    3,937,096    3,937,096
Other accumulated comprehensive income (loss).......      159,702     (644,419)
Retained earnings...................................      497,838      650,973
                                                     ------------ ------------
    Total stockholders' equity......................    4,595,337    3,944,351
                                                     ------------ ------------
                                                     $304,738,561 $223,936,076
                                                     ============ ============

The accompanying notes are an integral part of these condensed statements.

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

         For The Six-months Ended June 30, 1999 and June 30, 1998


                                                       Six Months Ended June
                                                                30
                                                       ----------------------
                                                          1999        1998
                                                       ----------  ----------
Revenues:
  Interest income..................................... 11,539,080  12,051,754
  Other income........................................     11,511         --
                                                       ----------  ----------
    Total revenues.................................... 11,550,591  12,051,754
                                                       ----------  ----------
Expenses:
  Interest............................................ 10,294,499  10,489,339
  Management and advisory fees, related party.........  1,231,905   1,299,999
  General and administrative..........................    263,524     964,181
                                                       ----------  ----------
    Total expenses.................................... 11,789,928  12,753,519
                                                       ----------  ----------
Income (loss) before provision (benefit) for income
 taxes................................................   (239,337)   (701,765)
(Provision) benefit for income taxes..................     86,202     205,669
                                                       ----------  ----------
Net income (loss)..................................... $ (153,135)   (496,096)
                                                       ==========  ==========

The accompanying notes are an integral part of these condensed statements.

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

     CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

      For The Six-month Periods Ended June 30, 1999 and June 30, 1998

                                                           Six-month  Six-month
                                                            Period     Period
                                                             Ended      Ended
                                                           June 30,   June 30,
                                                             1999       1998
                                                           ---------  ---------
Net income (loss)......................................... $(153,135) $(496,096)
Other comprehensive income:
  Gain in market value from investment in available for
   sale securities, net of tax benefit ...................   804,121        --
                                                           ---------  ---------
Comprehensive income (loss)............................... $ 650,986  $(496,096)
                                                           =========  =========

The accompanying notes are an integral part of these condensed statements.

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

         CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


       For The Six-Months Ended December 31, 1998 and June 30, 1999

                          Class        Class
                            A            B                         Other
                          Number       Number       Additional  Accumulated  Retained
                            of    Par    of    Par   Paid-in   Comprehensive Earnings
                          Shares Value Shares Value  Capital   Income (Loss) (Deficit)    Total
                          ------ ----- ------ ----- ---------- ------------- ---------  ----------
BALANCE, June 30, 1998..   200   $200   --    $--   $3,887,497   $     --    $(163,344) $3,724,353
 Issuance of Class B
  common stock..........   --     --    501    501      49,599                     --       50,100
 Market revaluation on
  available for sale
  securities, net of tax
  benefit ..............   --     --    --     --          --     (644,419)        --     (644,419)
 Net income.............   --     --    --     --          --          --      814,317     814,317
                           ---   ----   ---   ----  ----------   ---------   ---------  ----------
BALANCE, December 31,
 1998...................   200    200   501    501  $3,937,096    (644,419)    650,973   3,944,351
Net income..............   --     --    --     --          --          --     (153,135)   (153,135)
Market revaluation on
 available for sale
 securities net of tax
 benefit ...............   --     --    --     --          --      804,121         --      804,121
                           ---   ----   ---   ----  ----------   ---------   ---------  ----------
BALANCE, June 30, 1999..   200   $200   501   $501  $3,937,096   $ 159,702   $ 497,838  $4,595,337
                           ===   ====   ===   ====  ==========   =========   =========  ==========

The accompanying notes are an integral part of these condensed statements.

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                  For The Six Months Ended June 30, 1999

                             and June 30, 1998

                                                    Six Months Ended June 30,
                                                    ---------------------------
                                                        1999          1998
                                                    ------------  -------------
Increase (decrease) in Cash and Cash equivalents:
  Net cash provided by (used in) operating
   activities.....................................  $(80,603,806) $(166,400,380)
                                                    ------------  -------------
Cash Flows from Investing Activities:
 Net loss in market value from investments in
  trading securities..............................           --             --
 Proceeds from retained interest and securities,
  excluding investment income.....................       182,607            --
                                                    ------------  -------------
  Net cash provided by investing activities.......       182,607            --
                                                    ------------  -------------
Cash Flows from Financing Activities:
 Proceeds from borrowing on notes payable.........    94,272,038    163,176,690
 (Repayments to) proceeds from borrowing on note
  payable to related party........................                   15,468,837
 Repayments on notes payable......................   (14,428,254)   (11,473,401)
 Increase in due to related party.................                    1,136,166
 Other............................................      (181,146)           --
 Payment of loan and swap costs...................           --        (779,245)
                                                    ------------  -------------
  Net cash (used in) provided by financing
   activities.....................................    79,662,638    167,529,047
                                                    ------------  -------------
Net Increase (Decrease) in Cash and Cash
 Equivalents......................................      (758,561)     1,128,667
Cash and Cash Equivalents, Beginning of Period....     2,526,078        680,091
                                                    ------------  -------------
Cash and Cash Equivalents, End of Period..........  $  1,767,517  $   1,808,758
                                                    ============  =============

The accompanying notes are an integral part of these condensed statements.

                CNL FINANCIAL CORPORATION AND SUBSIDIARIES

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                  Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the six months ended June 30, 1999 may not be indicative of the results that may be expected for the year ended December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the consolidated financial statements and notes thereto of CNL Financial Corporation and Subsidiaries as of December 31, 1998 and for the six months then ended.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
CNL Financial Corporation:

   We have audited the accompanying consolidated balance sheets of CNL Financial Corporation (a Florida corporation) and subsidiaries as of December 31, 1998, and June 30, 1998 and 1997, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for the six-month period ended December 31, 1998, the years ended June 30, 1998 and 1997, and the period from inception (October 9, 1995) through June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CNL Financial Corporation and subsidiaries as of December 31, 1998, and June 30, 1998 and 1997, and the results of their operations and their cash flows for the six-month period ended December 31, 1998, the years ended June 30, 1998 and 1997, and the period from inception (October 9, 1995) through June 30, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Orlando, Florida,
March 24, 1999 (except with respect to the matters discussed in Note 11, as to which the date is September 1, 1999)

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                 December 31, 1998, and June 30, 1998 and 1997

                                        December 31,    June 30,      June 30,
                                            1998          1998          1997
                                        ------------  ------------  ------------
                ASSETS
Cash and cash equivalents.............  $  2,526,078  $  1,808,758  $    567,534
Restricted cash.......................       450,782    10,103,916     3,285,313
Due from related party (Note 6).......     1,043,527           --            --
Notes receivable (Notes 3 and 8)......   211,280,226   374,482,298   140,781,095
Loan and swap costs, less accumulated
 amortization of $1,123,682, $699,735
 and $60,122 at December 31, 1998, and
 June 30, 1998 and 1997,
 respectively.........................     3,094,733     3,905,133     1,425,802
Investment in available for sale
 securities (Notes 1 and 3)...........     5,388,213           --            --
Other assets (Note 2).................        72,190     1,298,434       251,803
Deferred tax assets, net (Note 5).....        80,327       185,258           --
                                        ------------  ------------  ------------
    Total assets......................  $223,936,076  $391,783,797  $146,311,547
                                        ============  ============  ============
 LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued
 expenses.............................  $    581,213  $  1,836,818  $  1,122,160
Accrued interest (Note 4).............       963,449       993,564       593,876
Notes payable (Note 4)................   192,687,152   358,265,820   140,450,990
Notes payable to related parties
 (Notes 4 and 6)......................    25,126,000    24,290,775     3,854,641
Due to related party (Note 6).........       630,446     2,600,458       132,526
Income tax payable....................           --         72,009        20,583
Other liabilities.....................         3,465           --          5,000
                                        ------------  ------------  ------------
    Total liabilities.................   219,991,725   388,059,444   146,179,776
                                        ------------  ------------  ------------
Commitments (Note 9)
Stockholders' Equity (Note 7):
  Common stock--Class A, $1 par value;
   10,000 shares authorized; 200, 200
   and 100 shares issued and
   outstanding at December 31, 1998,
   and June 30, 1998 and 1997,
   respectively.......................           200           200           100
  Common stock--Class B, $1 par value;
   5,000 shares authorized; 501 issued
   and outstanding at December 31,
   1998...............................           501           --            --
Additional paid-in capital............     3,937,096     3,887,497           --
Other accumulated comprehensive loss..      (644,419)          --            --
Retained earnings (deficit)...........       650,973      (163,344)      131,671
                                        ------------  ------------  ------------
    Total stockholders' equity........     3,944,351     3,724,353       131,771
                                        ------------  ------------  ------------
                                        $223,936,076  $391,783,797  $146,311,547
                                        ============  ============  ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               For The Six-month Period Ended December 31, 1998,
                    The Years Ended June 30, 1998 and 1997,
     and The Period from Inception (October 9, 1995) through June 30, 1996

                                                                   Period from
                               Six-month                            Inception
                                Period                             (October 9,
                                 Ended    Year Ended   Year Ended 1995) through
                               December    June 30,     June 30,    June 30,
                               31, 1998      1998         1997        1996
                              ----------- -----------  ---------- -------------
Revenues:
  Interest income (Notes 3
   and 8).................... $10,187,384 $20,324,223  $3,346,226    $52,063
  Gain on securitization
   (Note 3)..................   3,694,351         --          --         --
  Other income, net..........     418,079         --          --         --
                              ----------- -----------  ----------    -------
    Total revenues...........  14,299,814  20,324,223   3,346,226     52,063
                              ----------- -----------  ----------    -------
Expenses:
  Interest and loan cost
   amortization and write-off
   (Note 4)..................  10,879,294  17,452,876   2,875,881     43,251
  Servicing and
   administrative fees,
   related party (Note 6)....     617,541   1,089,516     205,837      3,543
  Advisory fees, related
   party (Note 6)............     734,890   1,155,523         --         --
  General and
   administrative............         --       19,740      54,004        956
  Other amortization.........      85,086      17,891       8,641        --
  Professional services......     541,087     616,867       6,978        --
  Other expenses.............     133,864     361,249       5,130        --
                              ----------- -----------  ----------    -------
    Total expenses...........  12,991,762  20,713,662   3,156,471     47,750
                              ----------- -----------  ----------    -------
Income (loss) before
 provision (benefit) for
 income taxes................   1,308,052    (389,439)    189,755      4,313
Provision (benefit) for
 income taxes (Note 5).......     493,735     (94,504)     61,066      1,331
                              ----------- -----------  ----------    -------
Net income (loss)............ $   814,317 $  (294,935) $  128,689    $ 2,982
                              =========== ===========  ==========    =======


 The accompanying notes are an integral part of these consolidated statements.

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

               For The Six-month Period Ended December 31, 1998,
                    The Years Ended June 30, 1998 and 1997,
     and The Period From Inception (October 9, 1995) through June 30, 1996

                                                                   Period from
                                                                    Inception
                                  Six-month     Year       Year    (October 9,
                                 Period Ended   Ended     Ended   1995) through
                                 December 31, June 30,   June 30,   June 30,
                                     1998       1998       1997       1996
                                 ------------ ---------  -------- -------------
Net income (loss)...............   $814,317   $(294,935) $128,689    $2,982
Other comprehensive loss:
  Loss in market value from
   investment in available for
   sale securities, net of tax
   benefit of $388,804..........   (644,419)        --        --        --
                                   --------   ---------  --------    ------
Comprehensive income (loss).....   $169,898   $(294,935) $128,689    $2,982
                                   ========   =========  ========    ======



 The accompanying notes are an integral part of these consolidated statements.

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

               For The Six-month Period Ended December 31, 1998,
                    The Years Ended June 30, 1998 and 1997,
     and The Period from Inception (October 9, 1995) through June 30, 1996

                          Class        Class
                            A            B                         Other
                          Number       Number       Additional  Accumulated  Retained
                            of    Par    of    Par   Paid-in   Comprehensive Earnings
                          Shares Value Shares Value  Capital   Income (Loss) (Deficit)    Total
                          ------ ----- ------ ----- ---------- ------------- ---------  ----------
BALANCE, October 9,
 1995...................   --    $--    --    $--   $      --    $     --    $    --    $      --
 Issuance of Class A
  common stock..........   100    100   --     --          --          --         --           100
 Net income.............   --     --    --     --          --          --       2,982        2,982
                           ---   ----   ---   ----  ----------   ---------   --------   ----------
BALANCE, June 30, 1996..   100    100   --     --          --          --       2,982        3,082
 Net income.............   --     --    --     --          --          --     128,689      128,689
                           ---   ----   ---   ----  ----------   ---------   --------   ----------
BALANCE, June 30, 1997..   100    100   --     --          --          --     131,671      131,771
 Stock split............    80     80   --     --          --          --         (80)         --
 Issuance of Class A
  common stock, net of
  issuance costs........    20     20   --     --    3,887,497         --         --     3,887,517
 Net loss...............   --     --    --     --          --          --    (294,935)    (294,935)
                           ---   ----   ---   ----  ----------   ---------   --------   ----------
BALANCE, June 30, 1998..   200    200   --     --    3,887,497         --    (163,344)   3,724,353
 Issuance of Class B
  common stock..........   --     --    501    501      49,599                    --        50,100
 Market revaluation on
  available for sale
  securities, net of tax
  benefit of $388,804...   --     --    --     --          --     (644,419)       --      (644,419)
 Net income.............   --     --    --     --          --          --     814,317      814,317
                           ---   ----   ---   ----  ----------   ---------   --------   ----------
BALANCE, December 31,
 1998...................   200   $200   501   $501  $3,937,096   $(644,419)  $650,973   $3,944,351
                           ===   ====   ===   ====  ==========   =========   ========   ==========


 The accompanying notes are an integral part of these consolidated statements.

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               For The Six-month Period Ended December 31, 1998,
                    The Years Ended June 30, 1998 and 1997,
     and The Period from Inception (October 9, 1995) through June 30, 1996

                                                                        Period from
                            Six-month                                    Inception
                          Period Ended                                  (October 9,
                          December 31,    Year Ended     Year Ended    1995) through
                              1998       June 30, 1998  June 30, 1997  June 30, 1996
                          -------------  -------------  -------------  -------------
Cash Flows from
 Operating Activities:
 Net income (loss)......  $     814,317  $    (294,935) $     128,689   $     2,982
                          -------------  -------------  -------------   -----------
 Adjustments to
  reconcile net cash
  (used in) provided by
  operating activities--
 Gain on
  securitization........     (3,356,538)           --             --            --
 Amortization of loan
  costs and write-offs
  included in interest
  expense...............      1,849,930        639,613         60,019           103
 Other amortization.....         85,086         17,891          8,263           284
 Provision for (benefit
  from) deferred taxes..        493,735       (185,258)           --            --
 Net cash proceeds from
  securitization of
  notes receivable......    265,871,668            --             --            --
 Investment in notes
  receivable............   (124,395,215)  (248,861,590)  (138,368,232)   (6,000,000)
 Collections on notes
  receivable............     18,290,592     15,707,935      4,216,313           --
 Decrease (increase) in
  restricted cash.......      9,653,134     (6,818,603)    (3,285,313)          --
 Decrease (increase) in
  other assets..........      1,141,158        (96,113)       (10,996)          --
 Increase in accrued
  interest income
  included in notes
  receivable............       (138,206)      (547,551)      (617,698)      (11,478)
 (Increase) decrease due
  from related party....     (1,043,527)     2,117,991         44,748       115,985
 (Decrease) increase in
  accounts payable,
  accrued expenses,
  other liabilities and
  income tax payable....     (1,324,149)       108,908         84,640         5,082
 Increase in accrued
  interest included in
  notes payable to
  related parties.......        835,225        414,196            --            --
 (Decrease) increase in
  accrued interest......        (30,115)       399,689        564,232        29,644
 Payment of note costs..            --             --         (73,483)          --
 Payment of organization
  costs.................            --         (45,517)       (60,754)       (3,179)
                          -------------  -------------  -------------   -----------
  Total adjustments.....    167,932,778   (237,148,409)  (137,438,261)   (5,863,559)
                          -------------  -------------  -------------   -----------
  Net cash provided by
   (used in) operating
   activities...........    168,747,095   (237,443,344)  (137,309,572)   (5,860,577)
                          -------------  -------------  -------------   -----------
Cash Flows from
 Investing Activities:
 Net loss in market
  value from investments
  in trading
  securities............        295,514            --             --            --
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....        212,821            --             --            --
                          -------------  -------------  -------------   -----------
  Net cash provided by
   investing
   activities...........        508,335            --             --            --
                          -------------  -------------  -------------   -----------
Cash Flows from
 Financing Activities:
 Proceeds from borrowing
  on notes payable......    237,256,258    230,275,399    219,208,505     6,000,000
 (Repayments to)
  proceeds from
  borrowing on note
  payable to related
  party.................     (1,970,012)    20,021,938      3,800,000           --
 Repayments on notes
  payable...............   (402,834,926)   (12,460,567)   (84,757,515)          --
 Payment of loan and
  swap costs............     (1,039,530)    (3,134,657)      (544,861)        3,179
 Contributions from
  stockholders..........         50,100      3,887,517            --            100
 Proceeds from related
  party.................            --          94,938         28,275           --
                          -------------  -------------  -------------   -----------
  Net cash (used in)
   provided by financing
   activities...........   (168,538,110)   238,684,568    137,734,404     6,003,279
                          -------------  -------------  -------------   -----------
Net Increase in Cash and
 Cash Equivalents.......        717,320      1,241,224        424,832       142,702
Cash and Cash
 Equivalents, Beginning
 of Period..............      1,808,758        567,534        142,702           --
                          -------------  -------------  -------------   -----------
Cash and Cash
 Equivalents, End of
 Period.................  $   2,526,078  $   1,808,758  $     567,534   $   142,702
                          =============  =============  =============   ===========
Supplemental Disclosures
 of Cash Flow
 Information:
 Cash paid for
  interest..............  $  (8,543,157) $ (15,881,209) $  (2,069,137)  $   (13,218)
 Cash paid for income
  taxes.................  $     (68,545) $     (39,327) $     (41,814)  $       --
 Summary of
  securitization
  proceeds--
 Gross proceeds from
  securitization,
  including retained
  interest and
  securities............  $ 282,715,925  $         --   $         --    $       --
 Swap breakage cost.....     (3,455,471)           --             --            --
 Securitization
  transaction costs.....     (5,905,162)           --             --            --
 Investment in retained
  interest and
  securities............     (6,929,772)           --             --            --
 Bond interest paid.....       (553,852)           --             --            --
                          -------------  -------------  -------------   -----------
  Net cash proceeds from
   securitization of
   notes receivable.....  $ 265,871,668  $         --   $         --    $       --
                          =============  =============  =============   ===========

 The accompanying notes are an integral part of these consolidated statements.

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               For the Six-month Period Ended December 31, 1998,
                   The Year Ended June 30, 1998 and 1997, and
       the Period from Inception (October 9, 1995) through June 30, 1996

1. Significant Accounting Policies:

 Organization and Nature of Business

   CNL Lending Corporation, a Florida C corporation, was organized on October 9, 1995, and on December 15, 1995, its name was changed to CNL Financial Corporation (CFC or the Company). CFC owns, directly or indirectly, 100 percent of the common stock, membership units or partnership interests of CNL Financial I, Inc. (Fin I), CNL Financial II, Inc. (Fin II), CNL Financial III, LLC (Fin
III), CNL Financial III, SPC, Inc., CNL Funding Corporation, CNL Financial LP Holding Corp. (the Holding Corporation), CNL Financial LP GP Holding Corporation, CNL Financial IV, Inc., CNL Financial IV, LP (Fin IV), CNL Financial V, Inc. and CNL Financial V, LP (Fin V) (collectively, the Subsidiaries).

   CFC, through the Subsidiaries, is primarily engaged in making loans to restaurant franchisors and franchisees operating in national and regional fast-food, family-style and casual dining restaurant chains.

   During the year ended June 30, 1998, the Company sold 20 shares of Class A common stock for approximately $3,887,000, net of issuance costs of $112,484, to Five Arrows Realty Securities LLC (Five Arrows).

   During the six-month period ended December 31, 1998, the Company sold 501 shares of Class B common stock for approximately $50,100 (see Note 7).

 Fiscal Year-end

   Subsequent to June 30, 1998, the Company changed its fiscal year-end from June 30 to December 31.

 Principles of Consolidation

   The consolidated financial statements include the accounts of CFC and its Subsidiaries. All significant intercompany amounts have been eliminated.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks. Cash equivalents are stated at cost, which approximates market value.

   Cash accounts maintained on behalf of the Company in demand deposits at commercial banks may exceed federally insured levels; however, the Company has not experienced any losses in such accounts. The Company limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

 Restricted Cash

   Restricted cash consists of cash held in special trust accounts in the name of the Magenta Trustee and Variable Funding Capital Corporation. The funds on deposit consist primarily of principal and interest payments received from borrowers, as well as the required Magenta reserves (see Note 4). These funds may be invested in direct obligations of the U.S. Government, short-term commercial paper, money market mutual funds or other interest-bearing time deposits. Restricted cash is stated at cost, which approximates market value.

 Notes Receivable

   In accordance with Statement of Financial Accounting Standards (SFAS) No. 65, "Accounting for Certain Mortgage Banking Activities," notes receivable are recorded at the lower of cost or market, using the aggregate loan basis. The unpaid principal and accrued interest on the notes receivable, are included in notes receivable in the accompanying consolidated balance sheets.

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

               For the Six-month Period Ended December 31, 1998,
                   The Year Ended June 30, 1998 and 1997, and
       the Period from Inception (October 9, 1995) through June 30, 1996


 Loan Costs

   Loan costs consist of costs to issue debt instruments such as attorney fees, trustee costs and arrangement fees. These costs related to notes payable and interest-rate swaps have been capitalized and are being amortized over the terms of the loan commitments using the straight-line method.

 Investments in Available for Sale Securities

   Investments in available for sale securities include an investment in an interest only strip and the Company's retained interest in the receivables that were securitized on August 14, 1998 (see Note 3). The securities are stated at fair market value in the accompanying consolidated balance sheets. Beginning October 1, 1998, the market valuation adjustment was included in the accompanying consolidated statement of comprehensive income (loss). Prior to October 1, 1998, these securities were considered investments in trading securities and the market value adjustments were included in the accompanying consolidated statement of operations.

 Stock Split

   A 1.8-for-one stock split was effected September 24, 1997, with the issuance of 80 common shares and the transfer of $80 from retained earnings to the common stock account. Par value remained $1 per share subsequent to the split.

 Interest-rate Swaps

   Derivatives are used to hedge interest rate exposures by modifying the interest rate characteristics of related balance sheet instruments. Derivatives used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the derivative contract. The Company has entered into interest-rate swap agreements (the Agreements) as a means of managing its interest-rate exposure. The Agreements are accounted for as hedge positions as of December 31, 1998, June 30, 1998 and 1997. The Agreements have the effect of converting certain draws on the Company's variable-rate notes payable to fixed-rate notes payable. Net amounts paid or received are reflected as adjustments to interest expense. As hedging does not take place prior to funding a loan, the possibility of canceling a contract is remote. If a contract is canceled prior to its termination date, the cumulative change in the market value of such derivatives is recorded as an adjustment to the carrying value of the underlying liability and is recognized in net interest expense over the expected remaining life of the related liability. In instances where the underlying instrument is sold or extinguished, the fair value of the associated derivative is recognized immediately in the component of earnings relating to the underlying instrument. The fair values are the estimated amounts that the Company would receive or pay to terminate the Agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the counterparties. At December 31, 1998, June 30, 1998 and 1997, the Company estimates it would have paid approximately $6,999,000, $8,826,155 and $1,280,375, respectively, to terminate the Agreements.

 Revenue Recognition

   The Company recognizes interest income using the effective interest method.

 Income Taxes

   The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements and tax returns. In estimating future tax consequences, the Company considers all expected future events other than enactments of changes in the tax law or rates. Changes in tax laws or rates will be recognized in the future years in which they occur.

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

               For the Six-month Period Ended December 31, 1998,
                   The Year Ended June 30, 1998 and 1997, and
       the Period from Inception (October 9, 1995) through June 30, 1996

 New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS
133), which will require the Company to recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. SFAS 133 is effective for all fiscal years beginning after June 15, 2000. SFAS 133 should not be applied retroactively to consolidated financial statements of prior periods. As of December 31, 1998, the Company has not yet determined the impact of the implementation of this standard.

   In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" (SFAS 134), which allows the Company to account for its interests in retained securities as available for sale in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company elected early adoption of SFAS 134, effective October 1, 1998. If the Company had not elected to early adopt, SFAS 134 would have been effective the first quarter beginning after December 15, 1998. Accordingly, the Company changed the classification of its interest in retained securities from trading to available for sale securities. Prior to October 1, 1998, the Company accounted for its interest in retained securities as trading securities, with gains and losses from market value adjustments recognized in the consolidated statements of operations. For the period from August 14, 1998, to October 1, 1998, the Company recorded a net loss from market valuation adjustments of which the initial gain of $337,813 is included in gain on securitization and a loss of $633,327 is included in other income, net, in the accompanying consolidated statements of operations. For the period from October 1, 1998, to December 31, 1998, the Company recorded a net loss from market valuation adjustments of $1,033,223 ($644,419, net of tax benefit) and it is included, net of tax benefit, in the accompanying consolidated statements of stockholders' equity.

 Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassifications

   Certain prior-year amounts have been reclassified to conform with the current-year presentation.

2. Other Assets:

   Other assets consisted of the following:

                                                  December  June 30,   June 30,
                                                  31, 1998    1998       1997
                                                  -------- ----------  --------
   Securitization costs.......................... $   --   $  935,626  $    --
   Organizational costs..........................     --      109,209    76,427
   Prepaid expenses..............................     --      119,929       --
   Other.........................................  72,190     157,838   181,653
                                                  -------  ----------  --------
                                                   72,190   1,322,602   258,080
   Less--Accumulated amortization................     --      (24,168)   (6,277)
                                                  -------  ----------  --------
                                                  $72,190  $1,298,434  $251,803
                                                  =======  ==========  ========

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

               For the Six-month Period Ended December 31, 1998,
                   The Year Ended June 30, 1998 and 1997, and
       the Period from Inception (October 9, 1995) through June 30, 1996

   As of June 30, 1998, securitization costs consisted of costs incurred related to the securitization, such as attorney and accounting fees (see Note
3). These costs were expensed during the six-month period ended December 31, 1998, when the securitization occurred and have been included net of the gain on securitization in the accompanying consolidated statements of operations.

   Organizational costs consisted of costs incurred in the formation of the Company, including legal and accounting fees. These costs were being amortized over five years using the straight-line method. The Company early adopted the Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," during the six-month period ended December 31, 1998, and wrote off all organization costs. These costs, which were $85,041, are included in other expense in the accompanying consolidated statements of operations.

3. Notes Receivable:

   Notes receivable consisted of the following:

                                         December 31,   June 30,     June 30,
                                             1998         1998         1997
                                         ------------ ------------ ------------
   Outstanding principal................ $209,965,294 $373,305,571 $140,151,919
   Accrued interest income..............    1,314,932    1,176,727      629,176
                                         ------------ ------------ ------------
                                         $211,280,226 $374,482,298 $140,781,095
                                         ============ ============ ============

   During the six-month period ended December 31, 1998, and the years ended June 30, 1998 and 1997, the Company funded $108,300,451, $218,940,681, and
$125,123,451 in new loans, respectively. During the six-month period ended December 31, 1998, and the years ended June 30, 1998 and 1997, the Company also funded construction draws of $16,094,764, $29,920,909 and $13,244,781, respectively.

   The amortization periods of the notes receivable range from four to 20 years. The variable-rate notes receivable, which totaled $21,628,776 at December 31, 1998, had interest rates ranging from 8.25 percent to 8.90 percent. The fixed-rate notes receivable, which totaled $184,391,311 at December 31, 1998, had interest rates ranging from 7.17 percent to 10.89 percent. The construction notes receivable totaled $3,945,207 at December 31, 1998, with interest rates ranging from 7.87 percent to 10.25 percent.

   The following is a schedule of the annual maturities of the Company's outstanding notes receivable for each of the next five years and thereafter:

     Fiscal Year                                                       Amount
     -----------                                                    ------------
     1999.......................................................... $  6,861,338
     2000..........................................................    7,591,746
     2001..........................................................    8,338,424
     2002..........................................................    9,863,448
     2003..........................................................   10,620,029
     Thereafter....................................................  166,690,309
                                                                    ------------
                                                                    $209,965,294
                                                                    ============

   The notes receivable are secured by fee simple and/or leasehold interests in real estate and/or restaurant equipment and business enterprise value.

   The fair value of the notes receivable is estimated based on one of the following methods: (i) quoted market prices, (ii) current rates for similar issues, or (iii) present value of the expected cash flows. At December 31, 1998, the Company estimates that the fair value is $214,113,218.

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

               For the Six-month Period Ended December 31, 1998,
                   The Year Ended June 30, 1998 and 1997, and
       the Period from Inception (October 9, 1995) through June 30, 1996


   On August 14, 1998, the Company securitized some of its notes receivable with a carrying value of approximately $269,445,000. In accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," the Company accounted for the securitization as a sale; however, for tax purposes, the securitization was accounted for as a financing transaction. The securitization involved notes receivable held by Fin I, Fin III and Fin IV. Gross cash proceeds of $275,786,153 were allocated among these entities based upon the net book value of the notes receivable that were securitized. As a result of the securitization, the Company retired $265,164,843 in notes payable held by Fin I, Fin III and Fin IV. The Company retained certain securities and interests from the securitization with an allocated cost basis of $6,929,772 and estimated fair value of approximately $7,267,585 as of August 14, 1998. Accordingly, upon the sale, the notes receivable were removed from the balance sheet and a gain from the sale was recognized for the difference between the carrying value of the notes receivable and the net proceeds, including the Company's retained interest and securities. The Company recorded a gain, net of the securitization costs, from the securitization and the initial market value adjustment of the retained securities and interests of approximately $3,694,000.

   Concurrent with the securitization, the servicing rights related to the securitized notes receivable were granted to CFS. CFS receives 30 basis points annually in exchange for servicing the securitized notes receivable.

   The retained interests and securities held by the Company include: an Equity One interest, an Equity Two interest and an interest only strip (IO2). The Equity One interest is derived from the underlying fixed rate loans in the pool, while the Equity Two interest is derived from the underlying variable rate loans in the pool. The equity interests represent the residual cash flows after the waterfall of payments (all payments to bondholders, hedge counter parties, servicing and administration fees, and operating expenses) and have no coupon rate. The IO2 security represents the interest spread derived from the difference between the interest rates paid on the outstanding bonds versus the interest rates charged on the underlying variable rate loans in the securitized pool.

   At December 31, 1998, the Company used various assumptions relating to default, prepayment, and discount rates in valuing each of its investments. For the Equity One, Equity Two and IO2, the Company assumed a zero percent default rate. The prepayment assumptions for the Equity One interest was 5 percent annually, applied to the entire pool, net of estimated yield maintenance due to bondholders and any amounts due if prepayment is made during the lock-out period (typically, no prepayment is allowed during the first five years of the loans and a sliding scale is applied to determine penalties over the next five years). The prepayment assumption for the Equity Two interest was 5 percent and is applied each period to the entire pool after a 14-month lockout period. The prepayment assumption for the IO2 security was 100 percent, applied annually to the entire variable pool after a 14-month lockout period. The discount rate for both the Equity One and Equity Two interests was 40 percent. A 10.14 percent discount rate was applied to the IO2 security based upon the nature of the security and prepayment assumption. Management reviews the discount rates used in the market and by several investment bankers and believes the valuations and assumptions used provide a reasonable estimate of the fair value of the retained interests and securities as of December 31, 1998. As of December 31, 1998, the estimated fair market value of the Equity One, Equity Two and IO2 was $5,388,213, and is disclosed as investments in available for sale securities on the accompanying consolidated balance sheets.

4. Notes Payable:

   The carrying amounts of the Company's notes payable approximate fair value at December 31, 1998, and June 30, 1998 and 1997, since their interest rates approximate rates currently available to the Company for borrowings.

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

               For the Six-month Period Ended December 31, 1998,
                   The Year Ended June 30, 1998 and 1997, and
       the Period from Inception (October 9, 1995) through June 30, 1996

   On September 25, 1997, the Company entered into a credit agreement (the Credit Agreement) with Five Arrows, a related party. As of December 31, 1998, and June 30, 1998, Five Arrows owned 10 percent of Class A common stock of the Company. As of December 31, 1998, Five Arrows owned 16.85 percent of Class B common stock of the Company. There was no Class B common stock issued or outstanding at June 30, 1998. The Credit Agreement provides that the Company is entitled to receive advances of up to $25,000,000 until September 24, 2003. The outstanding principal balance is due on September 24, 2003. The Credit Agreement is guaranteed by CFS, a related party (See Note 6). The outstanding balance under the Credit Agreement at December 31, 1998, and June 30, 1998, was $20,000,000, plus accrued interest of $659,257 and $55,233 included in notes payable to related parties in the accompanying consolidated balance sheets, respectively. The availability under the Credit Agreement at December 31, 1998, was $5,000,000. The Company incurred legal fees and closing costs of approximately $550,000 in connection with the Credit Agreement, which are classified as loan costs on the accompanying consolidated balance sheets. Advances under the Credit Agreement bear interest at 12 percent and are payable quarterly. The Credit Agreement contains restrictive covenants which, among other things, require the Company to maintain a minimum fixed-charge coverage ratio and debt to capital ratio before incurring additional indebtedness or paying dividends and distributions, as defined in the Credit Agreement. On April 22, 1996, Fin I entered into a Franchise Loan Warehousing Agreement (the Fin I Loan) with a bank, with limited guarantees by CNL Group, Inc., a related party (See Note 6). The agreement was amended on December 29, 1997. Pursuant to the terms of the Fin I Loan, Fin I is entitled to make loans to the owners of quick service, family style, casual dining or other lender-approved type of restaurant facility, operated by a franchisor or under a franchise agreement, and partially secured by (a) the underlying real property or a leasehold of real property, and (b) the furnishings, equipment and fixtures used in the restaurant facility, guaranties, and/or a collateral assignment of the related franchise agreement. The Fin I Loan provides that Fin I was entitled to receive advances of up to $150,000,000 until September 29, 1998. After September 29, 1998, Fin I is entitled to receive advances of up to $100,000,000 until November 12, 1999, with possible extensions, at the option of Fin I, through November 12, 2001. Principal repayments are based on the related notes receivable amortization schedule. The outstanding balance under the Fin I Loan at December 31, 1998, and June 30, 1998 and 1997, was $34,398,752, $88,019,396
and $39,215,472, respectively, and accrued interest, including interest-rate swap charges, was $213,794, $543,731 and $319,799, respectively. The availability on the Fin I Loan at December 31, 1998, was $65,601,248. Fin I incurred legal fees and closing costs of $311,996 in connection with the Fin I Loan, which are classified as loan costs on the accompanying consolidated balance sheets. Loan costs increased by $93,455 during the year ended June 30, 1998, as a result of the renegotiations and loan amendment entered into during the year. Advances under the Fin I Loan bear interest at the average LIBOR rate plus 180 basis points (6.86 percent, 7.46 percent and 7.49 percent at December 31, 1998, and June 30, 1998 and 1997, respectively).

   On April 9, 1997, Fin III entered into a loan agreement (the Fin III Loan) with Magenta Capital Corporation (Magenta). The Fin III Loan was amended on March 27, 1998 (the Fin III Loan Amendment). Pursuant to the terms of the Fin III Loan, Fin III is entitled to obtain loans for making secured loans to restaurant franchisees or franchisors, acquiring property and equipment, which is to be leased to restaurant franchisees or franchisors, and carrying out certain other business activities. The Fin III Loan provides that Fin III is entitled to receive advances of up to $300,000,000 until April 9, 2002. On October 2, 1998, the Company reduced the availability on the Fin III Loan from $300,000,000 to $150,000,000 and suspended the use of the line. The Fin III Loan has no set repayment terms and the aggregate outstanding principal is due April 9, 2024. The outstanding balance under the Fin III Loan at December 31, 1998, and June 30, 1998 and 1997, was $0, $220,043,424 and $101,235,518,
respectively, and accrued interest, including interest-rate swap charges, was

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

               For the Six-month Period Ended December 31, 1998,
                   The Year Ended June 30, 1998 and 1997, and
       the Period from Inception (October 9, 1995) through June 30, 1996

$0, $367,771 and $274,077, respectively. The availability on the Fin III Loan at December 31, 1998, was $150,000,000. Fin III incurred legal fees and closing costs of $2,516,284 in connection with the Fin III Loan, which are classified as loan costs on the accompanying consolidated balance sheets. Loan costs increased by $1,301,166 during the year ended June 30, 1998, as a result of the renegotiations and the Fin III Loan
Amendment entered into during the year. As a result of the reduction of the Fin III Loan, during the six-month period ended December 31, 1998, the Company wrote off approximately $939,000, one-half of the unamortized loan costs associated with the Fin III Loan, which is included in other expenses on the accompanying consolidated statement of operations.

   Advances under the Fin III Loan bear interest at the average rate on the commercial paper (5.63 percent, 5.76 percent and 5.88 percent at December 31, 1998, and June 30, 1998 and 1997, respectively) used by Magenta to fund the advances.

   The loans made by Magenta to Fin III are secured by certain of Fin III's assets currently existing and which may arise in the future. CNL Group, Inc., a related party, is also contingently liable under a performance guarantee in favor of Fin III and Magenta for the payment and performance of any and all obligations of CFS related to the Fin III Loan. The Fin III Loan Amendment requires a reserve of 10 percent of the commitment amount to be held by the Magenta Trustee (the Trustee). The total required reserve of $30 million was to be delivered to the Trustee through an initial contribution of $2 million at the closing of the original loan, with additional contributions of $1 million per month beginning June 30, 1997. The Fin III Loan Amendment required that $12 million in reserves be held at the end of March 1998, with additional contributions of $1 million per month continuing beginning April 31, 1998. Reserves in excess of the $2 million initial contribution can be used by the Trustee to fund borrowings. The required reserve at June 30, 1998, was $15 million with $10,046,288 included in restricted cash on the accompanying consolidated balance sheets. The remainder of the $15 million was used to fund loans during the year ended June 30, 1998. As the Company suspended the use of the Fin III Loan and there were no outstanding borrowings as of December 31, 1998, there was no required reserve amount.

   On April 6, 1998, Fin IV entered into a Franchise Loan and Wholesale Warehouse Mortgage Agreement (the Fin IV Loan) with a bank, with limited guarantees by CNL Group, Inc., a related party. Pursuant to the terms of the Fin IV Loan, Fin IV is entitled to make loans to quick service, family style, casual dining or other lender-approved type of restaurant facility and are secured by the underlying real property or leasehold of real property, furnishings, equipment and fixtures used in the restaurant facility, and guaranties and/or a collateral assignment of the related franchise agreement. The Fin IV Loan provides that Fin IV is entitled to receive advances of up to $100,000,000 for the first 180 days after the closing date of the Fin IV Loan, as well as each securitization transaction, and thereafter, $200,000,000 until April 5, 1999, with a possible extension through April 4, 2000, at the option of Fin IV. Fin IV, at its sole discretion, may increase the facility amount to $200,000,000 during the 180 days following each securitization transaction. The aggregate outstanding principal on the Fin IV Loan is due April 5, 1999. However, the Company has the option to extend the maturity date of the Fin IV Loan by 364 days via written request to the bank. At the expiration of each extension, the Company has the option of an additional 364-day extension via written request to the bank. The bank will continue to grant these extensions so long as the loan repayments are made in accordance with the notes receivable's principal amortization schedule. If any note receivable goes into default, the bank must be notified and the amount is payable to the bank upon demand. The Fin IV Loan has been extended through June 6, 1999, and the Company has been advised that the Fin IV Loan will be extended to the date of the merger with APF (see Note 10).

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

               For the Six-month Period Ended December 31, 1998,
                   The Year Ended June 30, 1998 and 1997, and
       the Period from Inception (October 9, 1995) through June 30, 1996


   The outstanding balance at December 31, 1998, and June 30, 1998, was $58,540,012 and $50,203,000, respectively, and accrued interest, including interest-rate swap charges, was $183,784 and $82,062, respectively. The availability on the Fin IV Loan at December 31, 1998, was $41,459,988.

   Fin IV incurred legal fees and closing costs of $1,034,618 in connection with the Fin IV Loan, which are classified as loan costs on the accompanying consolidated balance sheets. Advances under the Fin IV Loan bear interest at the average rate on commercial paper (5.37 percent and 6.02 percent at December 31, 1998, and June 30, 1998, respectively) used by the bank to fund the advances.

   On September 18, 1998, Fin V entered into a Wholesale Mortgage Warehouse and Security Agreement (the Fin V Loan) with Prudential Securities Credit Corporation (Prudential), a Delaware Corporation with limited guarantees by CNL Group, Inc. and CNL Financial Services, Inc., both related parties. Pursuant to the terms of the Fin V Loan, Fin V is entitled to make loans to quick service, family style, casual dining or other lender-approved type of restaurant facility, and are secured by the underlying real property or leasehold of real property, furnishings, equipment and fixtures used in the restaurant facility, and guarantees and/or a collateral assignment of the related franchise agreement. The Fin V Loan provides that Fin V is entitled to receive advances of up to $300,000,000. The aggregate outstanding principal on the Fin V Loan is due September 17, 1999. However, the Company has the option to extend the maturity date of the Fin V Loan by 364 days via written request to Prudential. At the expiration of the extension, the Company has the option of an additional 364-day extension via written request to Prudential. Prudential will continue to grant these extensions so long as the loan repayments are made in accordance with the notes receivable's principal amortization schedule. If any note receivable goes into default, Prudential must be notified and the amount is payable to Prudential upon demand. The outstanding balance on the Fin V Loan at December 31, 1998, was $99,748,388, and accrued interest was $565,869 including interest rate swap charges. The availability on the Fin V Loan at December 31, 1998, was $200,251,612. Fin V incurred legal fees and closing costs of $978,060 in connection with the Fin V Loan, which are classified as loan costs on the accompanying consolidated balance sheets. Advances under the Fin V Loan bear interest at the rate of LIBOR plus .95 percent (6.01 percent at December 31, 1998).

   Interest expense for the Company for the six-month period ended December 31, 1998, the years ended June 30, 1998 and 1997, and the period from inception (October 9, 1995) through June 30, 1996, was $10,879,294, $17,452,876,
$2,875,881 and $43,251, respectively, including $1,687,271, $639,613, $60,019 and $0, respectively, of loan and swap cost amortization. The weighted average interest rate on the Fin I Loan during the six-month period ended December 31, 1998, and the years ended June 30, 1998 and 1997, was 8.62 percent, 8.50 percent and 8.65 percent, respectively, including amortization of loan and swap costs and the swap interest charges. The weighted average interest rate on the Fin III Loan during the six-month period ended December 31, 1998, and the years ended June 30, 1998 and 1997, was 7.81 percent, 6.66 percent, and 7.23 percent, respectively, including amortization of loan and swap costs and the swap interest charges. The weighted average interest rate on the Fin IV Loan during the six-month period ended December 31, 1998, and the period from inception (March 23, 1998) through June 30, 1998, was 7.16 percent and 9.94 percent, respectively, including amortization of loan and swap costs and the swap interest charges.

   The weighted average interest rate on the Fin V Loan during the period from inception (September 15, 1998) through December 31, 1998, was 8.25 percent, including amortization of loan and swap costs and the swap interest charges.

   During the six-month period ended December 31, 1998, the Company entered into interest-rate swap agreements with three banking institutions to reduce the effect of changes in interest rates on its floating-rate

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

               For the Six-month Period Ended December 31, 1998,
                   The Year Ended June 30, 1998 and 1997, and
       the Period from Inception (October 9, 1995) through June 30, 1996 debt. The agreements effectively change the Company's interest-rate exposure on certain floating-rate debt totaling approximately $155,405,000 to fixed rates ranging from 5.48 percent to 7.39 percent. The costs incurred to enter the interest-rate swap agreements are amortized over the period of the agreements, ranging from 10 to 20 years. The Company is exposed to credit loss in the event of non-performance by the other party to the interest-rate swap agreements; however, the Company does not anticipate non-performance by the counterparty.

   Maturities of the Company's outstanding indebtedness, assuming Fin IV and Fin V exercise their options to extend the maturity date of the respective loan agreements and the loan repayments are made in accordance with the notes receivable's principal amortization schedule, were as follows at December 31, 1998:

     Year Ending
     December 31,                                                      Amount
     ------------                                                   ------------
     1999.......................................................... $  6,631,589
     2000..........................................................    7,049,350
     2001..........................................................    7,740,269
     2002..........................................................    9,166,418
     2003..........................................................    9,861,244
     Thereafter....................................................  152,238,282
                                                                    ------------
                                                                    $192,687,152
                                                                    ============

5. Income Taxes:

   The provision (benefit) for income taxes consisted of the following for the six-month period ended December 31, 1998, the years ended June 30, 1998 and 1997, and the period from inception (October 9, 1995) through June 30, 1996:

                                      December 31, June 30,   June 30, June 30,
                                          1998       1998       1997     1996
                                      ------------ ---------  -------- --------
   Current:
     Federal.........................   $    --    $  56,349  $54,986   $1,137
     State...........................        --       34,405    6,080      194
                                        --------   ---------  -------   ------
                                             --       90,754   61,066    1,331
                                        --------   ---------  -------   ------
   Deferred:
     Federal.........................    422,252    (172,267)     --       --
     State...........................     71,483     (12,991)     --       --
                                        --------   ---------  -------   ------
                                         493,735    (185,258)     --       --
                                        --------   ---------  -------   ------
       Total provision (benefit) for
        income taxes.................   $493,735   $ (94,504) $61,066   $1,331
                                        ========   =========  =======   ======

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

               For the Six-month Period Ended December 31, 1998,
                   The Year Ended June 30, 1998 and 1997, and
       the Period from Inception (October 9, 1995) through June 30, 1996


   A reconciliation of the Company's provision (benefit) for income taxes to the amount calculated at the U.S. Federal statutory rate is as follows:

                                     December 31, June 30,   June 30,  June 30,
                                         1998       1998       1997      1996
                                     ------------ ---------  --------  --------
   Computed income taxes at
    statutory rate.................    $444,738   $(132,407) $64,517    $1,466
   State and local tax effects, net
    of federal benefit.............      47,482      12,991    6,080       156
   Personal holding company tax....         --       24,490      --        --
   Other, net......................       1,515         422   (9,531)     (291)
                                       --------   ---------  -------    ------
     Provision (benefit) for income
      taxes........................    $493,735   $ (94,504) $61,066    $1,331
                                       ========   =========  =======    ======

   Deferred taxes consisted of the following:

                                               December 31, June 30,  June 30,
                                                   1998       1998      1997
                                               ------------ --------  --------
   Deferred tax assets:
     Net operating loss carryforward..........  $3,386,159  $    --    $ --
     Amortization costs, loan costs, legal
      fees and other..........................     358,586   233,860     --
                                                ----------  --------   -----
       Total deferred tax assets..............   3,744,745   233,860     --
                                                ----------  --------   -----
   Deferred tax liabilities:
     Net deferred gain from securitized notes
      receivable..............................   3,664,418       --      --
     Other....................................         --    (48,602)    --
                                                ----------  --------   -----
       Total deferred tax liabilities.........   3,664,418   (48,602)    --
                                                ----------  --------   -----
                                                $   80,327  $185,258   $ --
                                                ==========  ========   =====

   At December 31, 1998, the Company has federal tax loss carryforwards of $3,386,159, which expire in December 2018.

   The Internal Revenue Service has approved the change in the Company's fiscal year-end from June 30 to December 31.

6. Related-Party Transactions:

   One of the stockholders and officers of the Company, James M. Seneff, Jr., is a principal stockholder of CNL Group, Inc., the parent company of CNL Financial Services, Inc. (CFS) Another stockholder and officer of the Company, Robert A. Bourne, is the president of CNL Group, Inc., an officer and stockholder of CFS and the sole stockholder of CNL Restaurants II, Inc.

   The Company and its Subsidiaries have entered into servicing and administration agreements pursuant to which CFS is entitled to receive an annual fee of 50 basis points of the applicable notes receivable balance, as defined in each agreement, payable monthly, based on a 360-day year. The duties of CFS in the role of servicer and administrator, includes soliciting applications for the loan program, evaluating creditworthiness of applicants, servicing and collecting of principal and interest on the outstanding notes receivable balances, maintaining the accounting records and providing reports to parties of the loan agreements. The Company incurred $617,541, $1,089,516, $205,837 and $3,543 in servicing and administrative fees for the six-month period ended December 31, 1998, the years ended June 30, 1998 and 1997, and the period from inception (October 9, 1995) through June 30, 1996, respectively.

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

               For the Six-month Period Ended December 31, 1998,
                   The Year Ended June 30, 1998 and 1997, and
       the Period from Inception (October 9, 1995) through June 30, 1996


   On October 1, 1997, the Company entered into a management and advisory agreement, pursuant to which the Company pays for certain services rendered to the Company by CFS. Under the management and advisory agreement, and the subsequent amendment effective August 1998, the Company must pay CFS a management fee, advisory fee, arrangement fee, executive fee, guarantee fee and administration fee, as defined in the management and advisory agreement. The Company incurred $734,890 and $1,155,523 related to these fees for the six-month period ended December 31, 1998, and the year ended June 30, 1998, respectively. Of the amount incurred during the year ended June 30, 1998, $250,000 was capitalized into loan costs and is being amortized to expense over the life of the loan, and approximately $100,000 was accounted for as a reduction of capital related to the issuance of stock. Additionally, the agreement provides that CFS be eligible for a performance bonus. The performance bonus shall be determined at the discretion of the Company's Board of Directors. For the six-month period ended December 31, 1998, and the year ended June 30, 1998 and 1997, no bonuses were approved.

   At December 31, 1998, the Company recorded a net receivable of $796,510 from CNL Financial 98-1, LP, a related party through common ownership, resulting from the securitization of note receivables transaction. Additionally, the Company recorded a receivable of $238,577 from CNL Capital Corporation (CCC), another related party through common ownership. Other miscellaneous related party receivables at December 31, 1998, totaled $8,440.

   Application, commitment and origination fees collected by the Company from the borrowers are remitted to CFS on a monthly basis and are not shown on the Company's consolidated statements of operations. At December 31, 1998, and June 30, 1998 and 1997, the Company had recorded a liability to CFS of $624,762, $2,600,458 and $132,526, respectively, primarily related to application, commitment and origination fees collected by the Company on behalf of CFS and organization, management, administrative, arrangement and advisory fees due to CFS by the Company.

   The Company entered into three promissory note agreements during the year ended June 30, 1997, and three promissory note agreements during the year ended June 30, 1998 (collectively, CFS Related Party Notes) with CFS, under which the Company had borrowed $3,821,938, $3,821,938 and $3,800,000, as of December 31,
1998, and June 30, 1998 and 1997, respectively. No promissory note agreements were entered into during the six-month period ended December 31, 1998. The CFS Related Party Notes bear interest at 12 percent, are unsecured and are due upon demand. At December 31, 1998, and June 30, 1998 and 1997, accrued interest on the CFS Related Party Notes of $644,805, $413,604 and $54,641, respectively, was included in notes payable to related parties on the accompanying consolidated balance sheets.

   On January 16, 1997, Fin I loaned $7.4 million to Main Street California II, Inc., which is owned 100 percent by CNL Restaurants II, Inc., to purchase five TGI Friday's sites. The loan was subsequently modified on April 30, 1998. Payments were $77,968 per month, with an annual interest rate of 9.64 percent. The loan period was for 180 months and was secured by leasehold improvements and equipment. Interest earned from the related party was $83,329 and $709,533 for the six-month period ended December 31, 1998, and the year ended June 30, 1998, respectively. At June 30, 1998 and 1997, the outstanding balance on this loan of $7,071,565 and $7,326,991, respectively, was included in notes receivable on the accompanying consolidated balance sheets. On August 14, 1998, this loan was included in the Company's securitization (see Note 3). Accordingly, there was no outstanding balance on this loan as of December 31, 1998.

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

               For the Six-month Period Ended December 31, 1998,
                   The Year Ended June 30, 1998 and 1997, and
       the Period from Inception (October 9, 1995) through June 30, 1996


7. Stockholders' Equity:

   On December 30, 1998, the Board of Directors of the Company approved an amendment to the Articles of Incorporation to increase the number of authorized shares of Class A common stock (Class A) from 1,000 to 10,000 and authorized the creation of 5,000 shares of Class B common stock (Class B). On December 31, 1998, the Board of Directors authorized and approved the sale of 501 Class B shares. Class B shares have one-tenth the voting rights of Class A shares and receive one-tenth the dividends as Class A shares. Class B shares vest evenly over a four-year period, beginning at the date of issuance. The Company has the right to repurchase any such unvested shares at the initial purchase price, upon a stockholder's termination of employment with a related company. In the event of a change in control, the Class B stockholders will have substantially the same rights and privileges as the Class A stockholders.

8. Concentration of Credit Risk:

   The Company did not record any interest income from an individual obligor prior to the securitization (see Note 3), that represented more than 10 percent of the Company's total interest income for the period July 1, 1998, through August 14, 1998. The following schedule presents interest income by obligor subsequent to the securitization (see Note 3), each representing more than 10 percent of the Company's total interest income for the period August 15, 1998, through December 31, 1998:

     Obligor                                                            Amount
     -------                                                           --------
     WHG RE East, LLC and WHG RE South, LLC (both of which are
      subsidiaries or affiliates of Wisconsin Hospitality Group)...... $547,891

   The following schedule presents interest income by individual restaurant chain prior to the securitization (see Note 3), each representing more than 10 percent of the Company's total interest income for the period July 1, 1998, through August 14, 1998:

     Chain                                                              Amount
     -----                                                            ----------
     Applebee's...................................................... $1,094,060
     Burger King.....................................................  1,042,790
     TGI Friday's....................................................    899,560

   The following schedule presents interest income by individual restaurant chain subsequent to the securitization (see Note 3), each representing more than 10 percent of the Company's total interest income for the period August 15, 1998, through December 31, 1998:

     Chain                                                              Amount
     -----                                                            ----------
     Applebee's...................................................... $1,394,460
     TGI Friday's....................................................    766,528
     Taco Bell.......................................................    529,400

   The following schedule presents the notes receivable by obligor, each representing more than 10 percent of the Company's total notes receivable balances at December 31, 1998:

     Obligor                                                          Amount
     -------                                                        -----------
     WHG RE East, LLC and WHG RE South, LLC (both of which are
      subsidiaries or affiliates of Wisconsin Hospitality Group)... $32,042,193

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

               For the Six-month Period Ended December 31, 1998,
                   The Year Ended June 30, 1998 and 1997, and
       the Period from Inception (October 9, 1995) through June 30, 1996


   The Company holds notes receivable with Wisconsin Hospitality Group (WHG), totaling $32,042,193. WHG owns and operates 19 Applebee's properties, principally located in the northern mid-west United States. Generally, principal payments are due monthly and are spread evenly over the loan's maturity. WHG's notes receivable range in maturity from 14 to 20 years. The interest rates on the notes receivable range from 8.13 percent to 8.37 percent. The Company does not participate in any expected residual profits of WHG. WHG's notes receivable are fully collateralized by each property's land and buildings.

   The following schedule presents the notes receivable by individual restaurant chain, each representing more than 10 percent of the Company's total notes receivable balances at December 31, 1998:

     Chain                                                             Amount
     -----                                                           -----------
     Applebee's..................................................... $72,968,646
     TGI Friday's...................................................  29,169,969
     Taco Bell......................................................  25,243,715
     Burger King....................................................  24,956,751

   Although the Company's properties are geographically diverse throughout the United States and the obligors operate a variety of restaurant concepts, default by an obligor contributing more than 10 percent of the Company's interest income or whose notes receivable balance represents more than 10 percent of the Company's total notes receivable could significantly impact the results of the Company. However, management believes the risk of such default is reduced due to the essential or important nature of these properties for the ongoing operations of the obligors.

9. Commitments:

   In the ordinary course of business, the Company has outstanding loan commitments to qualified borrowers that are not reflected in the accompanying consolidated financial statements. These commitments, if accepted by the potential borrower, obligate the Company to provide funding. The accepted and unfunded commitment totaled approximately $19,721,942 at December 31, 1998. In addition, the Company is committed to fund the outstanding loan commitments of CFS. The accepted and unfunded commitment related to CFS, totaled approximately $67,233,000 at December 31, 1998.

10. Subsequent Events:

   On March 11, 1999, the Board of Directors for CFS and CFC approved merger documents to sell all of the stock of CFS and CFC and its Subsidiaries to CNL American Properties Fund, Inc. (APF), a real estate investment trust, a related party through common ownership, in a stock transaction. Two of the significant stockholders of the Company are officers in APF. The Board of Directors of APF has approved the merger documents subject to certain contingencies. If the merger takes place, the valuation of some of the Company's assets, specifically, its deferred tax assets related to net operating loss carryforwards, may not be realizable.

   Subsequent to year-end, the Board of Directors of CFC extended CNL Capital Corp. a line of credit in an amount not to exceed $250,000. The line of credit was terminated on August 31, 1999.

   Subsequent to year-end, the Board of Directors of CFC extended to Century Capital Markets, LLC (CCM) a line of credit in an amount not to exceed $1,800,000. The line of credit was terminated on August 31, 1999.

                   CNL FINANCIAL CORPORATION AND SUBSIDIARIES

               For the Six-month Period Ended December 31, 1998,
                   The Year Ended June 30, 1998 and 1997, and
       the Period from Inception (October 9, 1995) through June 30, 1996

11. Events Subsequent To The Date of the Auditor's Report:

   On September 1, 1999, CFC and CFS completed their merger transaction with CNL American Properties Fund, Inc. (APF) and CFC and CFS were subsequently dissolved. In connection with the merger, the Fin I Loan, Fin III Loan and Fin IV Loan facilities were terminated and all of the outstanding debt and accrued interest related to the Credit Agreement with Five Arrows, a related party, was retired. As a result all of the related unamortized loan costs were written off and a termination fee of $2,075,000 was paid to Five Arrows Reality Securities, LLC.

   As of August 31, 1999, the Company recorded a lower of cost or market adjustment related to notes receivable of approximately $7,514,000 because of increases in interest rates and bond spread widening. As indicated in Note 1, the Company has entered into interest-rate swap agreements (the Agreements) as a means of managing its interest-rate exposure related to the Company's variable-rate notes payable. At August 31, 1999, the Company estimates it would have received $11,758,000 to terminate the Agreements. However, the increase in the fair value of the Agreements was not recorded by CFC because the Agreements are accounted for as hedge positions that have the effect of converting certain draws on the Company's variable-rate notes payable to fixed-rate notes payable.

                          CNL FINANCIAL SERVICES, INC.

                         INDEX TO FINANCIAL STATEMENTS

Condensed Balance Sheets--as of June 30, 1999 and December 31, 1998......  F-77

Condensed Statements of Operations for the Six Months Ended June 30, 1999
 and 1998................................................................  F-78

Condensed Statements of Stockholders' Equity for the Six Months Ended
 December 31, 1998 and June 30, 1999.....................................  F-79

Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998................................................................  F-80

Notes to Condensed Financial Statements for the Six Months Ended June 30,
 1999 and 1998...........................................................  F-81

Report of Independent Certified Public Accountants.......................  F-82

Balance Sheets--As of December 31, 1998, June 30, 1997 and 1998..........  F-83

Statements of Operations--For the Six-month Period Ended December 31,
 1998, the years ended June 30, 1997 and 1998 and the Period from
 Inception (October 10, 1995 through June 30, 1996)......................  F-84

Statements of Stockholders' Equity--For the Six-month Period Ended
 December 31, 1998, the years ended June 30, 1997 and 1998 and the Period from Inception (October 10, 1995 through June 30, 1996).................  F-85

Statements of Cash Flows--For the Six-month Period Ended December 31,
 1998, the years ended June 30, 1997 and 1998 and the Period from
 Inception (October 10, 1995 through June 30, 1996)......................  F-86

Notes to Financial Statements--December 31, 1998, June 30, 1997 and
 1998....................................................................  F-87

                          CNL FINANCIAL SERVICES, INC.

                         CONDENSED BALANCE SHEETS

                                                         June 30,  December 31,
                                                           1999        1998
                                                        ---------- ------------
                        ASSETS
CASH AND CASH EQUIVALENTS.............................. $  639,036  $  962,573
DUE FROM RELATED PARTIES ..............................  5,417,084   5,215,244
OTHER ASSETS...........................................    313,486     316,454
                                                        ----------  ----------
                                                        $6,369,606  $6,494,271
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Accounts payable and accrued expenses................ $  328,875  $  513,869
  Due to related parties ..............................    500,981     487,120
                                                        ----------  ----------
    Total liabilities..................................    829,856   1,000,989
                                                        ----------  ----------
STOCKHOLDERS' EQUITY:
  Common stock--Class A, $1 par value; 10,000 shares
   authorized, 2,000, issued and outstanding ..........      2,000       2,000
  Common stock--Class B, $1 par value; 5,000 shares
   authorized, 724 issued and outstanding .............        724         724
  Additional paid-in capital...........................  5,303,503   5,303,503
  Class B stock subscription receivable................        --      (20,570)
  Retained earnings....................................    233,523     207,625
                                                        ----------  ----------
    Total stockholders' equity.........................  5,539,750   5,493,282
                                                        ----------  ----------
                                                        $6,369,606  $6,494,271
                                                        ==========  ==========

     The accompanying notes are an integral part of these statements.

                       CNL FINANCIAL SERVICES, INC.

                    CONDENSED STATEMENTS OF OPERATIONS

                For The Six-Months Ended June 30, 1999 and

                               June 30, 1998

                                                       Six Months Ended June
                                                                30
                                                       ----------------------
                                                          1999        1998
                                                       ----------  ----------
Revenues:
  Fees-related parties................................ $2,963,154  $2,161,894
  Interest and other income...........................    249,258     292,451
                                                       ----------  ----------
    Total revenues....................................  3,212,412   2,454,345
                                                       ----------  ----------
Expenses:
  General and administrative..........................  3,130,576   3,959,163
  Depreciation and amortization.......................     39,032      36,693
                                                       ----------  ----------
    Total expenses....................................  3,169,608   3,995,856
                                                       ----------  ----------
(Loss) Income before (Benefit) Provision for Income
 Taxes................................................     42,804  (1,541,511)
Benefit (Provision) for Income Taxes (Note 3).........    (16,906)    658,914
                                                       ----------  ----------
Net (Loss) Income..................................... $   25,898  $ (882,597)
                                                       ==========  ==========

     The accompanying notes are an integral part of these statements.

                          CNL FINANCIAL SERVICES, INC.

               CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY


                For The Six Months Ended December 31, 1998

                  and The Six Months Ended June 30, 1999

                          Class A         Class B
                          Number  Class A Number  Class B Additional    Stock      Retained
                            of      Par     of      Par    Paid-in   Subscription (Deficit)/
                          Shares   Value  Shares   Value   Capital    Receivable   Earnings    Total
                          ------- ------- ------- ------- ---------- ------------ ---------- ----------
BALANCE, June 30, 1998..   2,000   2,000    --      --     5,231,827        --      644,375   5,878,202
 Issuance of common
  stock.................     --      --     724     724       71,676    (20,570)        --       51,830
 Net loss...............     --      --     --      --           --         --     (436,750)   (436,750)
                           -----  ------    ---    ----   ----------   --------    --------  ----------
BALANCE, December 31,
 1998...................   2,000   2,000    724     724   $5,303,503   $(20,570)   $207,625  $5,493,282
                           -----  ------    ---    ----   ----------   --------    --------  ----------
 Net loss...............     --      --     --      --           --         --       25,898      25,898
 Collection of stock
  subscription
  receivable............     --      --     --      --           --      20,570         --       20,570
                           -----  ------    ---    ----   ----------   --------    --------  ----------
BALANCE, June 30, 1999..   2,000  $2,000    724    $724   $5,303,503        --     $233,523  $5,539,750
                           =====  ======    ===    ====   ==========   ========    ========  ==========



        The accompanying notes are an integral part of these statements.

                          CNL FINANCIAL SERVICES, INC.

                    CONDENSED STATEMENTS OF CASH FLOWS

         For the Six-months Ended June 30, 1999 and June 30, 1998


                                                           Six Months Ended
                                                                June 30
                                                         ----------------------
                                                           1999        1998
                                                         ---------  -----------
Increase (Decrease) in Cash and Cash Equivalents:
    Net cash provided by (used in) operating
     activities......................................... $(318,426) $(2,107,470)
                                                         ---------  -----------
Cash Flows from Investing Activities:
  Collection of notes receivable........................       --       240,000
  Purchase of office furnishings and equipment..........   (20,873)    (198,974)
                                                         ---------  -----------
    Net cash provided by (used in) investing
     activities.........................................   (20,873)      41,026
                                                         ---------  -----------
Cash Flows from Financing Activities:
  Proceeds from issuance of common stock................    20,570          --
  Net (repayments) advances from related parties........    (4,808)     772,613
                                                         ---------  -----------
    Net cash provided by (used in) financing
     activities.........................................    15,762      772,613
                                                         ---------  -----------
Net Increase (Decrease) in Cash and Cash Equivalents....  (323,537)  (1,293,831)
Cash and Cash Equivalents, Beginning of Period..........   962,573    1,298,261
                                                         ---------  -----------
Cash and Cash Equivalents, End of Period................ $ 639,036  $     4,430
                                                         =========  ===========


        The accompanying notes are an integral part of these statements.

                       CNL FINANCIAL SERVICES, INC.

                  NOTES TO CONDENSED FINANCIAL STATEMENTS

                  Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the six months ended June 30, 1999 may not be indicative of the results that may be expected for the year ended December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto of CNL Financial Services, Inc. as of December 31, 1998 and for the six months then ended.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
CNL Financial Services, Inc.:

   We have audited the accompanying balance sheets of CNL Financial Services, Inc. (a Florida corporation) as of December 31, 1998, and June 30, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for the six-month period ended December 31, 1998, the years ended June 30, 1998 and 1997, and the period from inception (October 10, 1995) through June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CNL Financial Services, Inc. as of December 31, 1998, and June 30, 1998 and 1997, and the results of its operations and its cash flows for the six-month period ended December 31, 1998, the years ended June 30, 1998 and 1997, and the period from inception (October 10, 1995) through June 30, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Orlando, Florida,
March 24, 1999 (except with respect to the matters discussed in Note 8, as to which the date is September 1, 1999)

                          CNL FINANCIAL SERVICES, INC.

        BALANCE SHEETS -- December 31, 1998, and June 30, 1998 and 1997

                                            December 31,  June 30,   June 30,
                                                1998        1998       1997
                                            ------------ ---------- ----------
                  ASSETS
CASH AND CASH EQUIVALENTS..................  $  962,573  $    4,430 $  251,498
DUE FROM RELATED PARTIES (Note 2)..........   5,215,244   6,836,000  3,990,489
PREPAID EXPENSES...........................       7,246       8,304        --
OFFICE FURNISHINGS AND EQUIPMENT, net of
 accumulated depreciation of $123,897,
 $88,462 and $19,996 at December 31, 1998,
 and June 30, 1998 and 1997, respectively..     253,161     239,612     26,844
OTHER ASSETS...............................      56,047      56,047    265,105
                                             ----------  ---------- ----------
                                             $6,494,271  $7,144,393 $4,533,936
                                             ==========  ========== ==========
   LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Accounts payable and accrued expenses....  $  513,869  $  340,826 $   58,117
  Due to related parties (Note 2)..........     487,120     925,365  3,545,078
                                             ----------  ---------- ----------
    Total liabilities......................   1,000,989   1,266,191  3,603,195
                                             ----------  ---------- ----------
COMMITMENTS (Note 5)
STOCKHOLDERS' EQUITY (Note 6):
  Common stock--Class A, $1 par value;
   10,000 shares authorized, 2,000, 2,000
   and 1,800 issued and outstanding at
   December 31, 1998, and June 30, 1998 and
   1997, respectively......................       2,000       2,000      1,800
  Common stock--Class B, $1 par value;
   5,000 shares authorized, 724 issued and
   outstanding at December 31, 1998........         724         --         --
  Additional paid-in capital...............   5,303,503   5,231,827    541,614
  Class B stock subscription receivable....     (20,570)        --         --
  Retained earnings........................     207,625     644,375    387,327
                                             ----------  ---------- ----------
    Total stockholders' equity.............   5,493,282   5,878,202    930,741
                                             ----------  ---------- ----------
                                             $6,494,271  $7,144,393 $4,533,936
                                             ==========  ========== ==========

      The accompanying notes are an integral part of these balance sheets.

                          CNL FINANCIAL SERVICES, INC.

                            STATEMENTS OF OPERATIONS

               For The Six-Month Period Ended December 31, 1998,
                  The Years Ended June 30, 1998 and 1997, and
       the Period from Inception (October 10, 1995) through June 30, 1996

                                                                  Period From
                                                                   Inception
                             Six-month       Year        Year    (October 10,
                            Period Ended    Ended       Ended    1995) through
                            December 31,   June 30,    June 30,    June 30,
                                1998         1998        1997        1996
                            ------------  ----------  ---------- -------------
Fee Revenues (Note 2):
  Borrower fees............ $ 1,126,085   $3,055,200  $1,588,020   $     --
  Advisory fees, related
   party...................     734,890    1,505,523         --          --
  Servicing and
   administration fees,
   related party...........     896,958    1,089,515     205,837         --
  Underwriting fees,
   related party...........     247,042      307,190      10,500         --
  Miscellaneous fees,
   related party...........         --        17,457         --          --
                            -----------   ----------  ----------   ---------
    Total fee revenues.....   3,004,975    5,974,885   1,804,357         --
                            -----------   ----------  ----------   ---------
Expenses:
  Origination fees, related
   party (Note 2)..........     671,996    1,695,452         --          --
  Salaries.................   1,136,241    1,448,359     431,001      95,200
  General and
   administrative..........   2,202,266    3,014,760     602,554      93,659
                            -----------   ----------  ----------   ---------
    Total expenses.........   4,010,503    6,158,571   1,033,555     188,859
                            -----------   ----------  ----------   ---------
Operating (Loss) Income....  (1,005,528)    (183,686)    770,802    (188,859)
                            -----------   ----------  ----------   ---------
Interest Income (Note 2):
  Interest income..........      12,682       32,368         --          --
  Interest income, related
   party...................     270,946      576,192      54,641         --
                            -----------   ----------  ----------   ---------
    Total interest income..     283,628      608,560      54,641         --
                            -----------   ----------  ----------   ---------
(Loss) Income before
 (Benefit) Provision for
 Income Taxes..............    (721,900)     424,874     825,443    (188,859)
(Benefit) Provision for
 Income Taxes (Note 3).....    (285,150)     167,826     326,050     (76,793)
                            -----------   ----------  ----------   ---------
Net (Loss) Income.......... $  (436,750)  $  257,048  $  499,393   $(112,066)
                            ===========   ==========  ==========   =========

        The accompanying notes are an integral part of these statements.

                          CNL FINANCIAL SERVICES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

               For The Six-month Period Ended December 31, 1998,
                    The Years Ended June 30, 1998 and 1997,
     and The Period from Inception (October 10, 1995) through June 30, 1996

                          Class A         Class B
                          Number  Class A Number  Class B Additional    Stock      Retained
                            of      Par     of      Par    Paid-in   Subscription (Deficit)/
                          Shares   Value  Shares   Value   Capital    Receivable   Earnings     Total
                          ------- ------- ------- ------- ---------- ------------ ----------  ----------
BALANCE, at inception
 (October 10, 1995).....     --   $  --     --     $ --   $      --    $    --    $     --    $      --
 Issuance of common
  stock.................   1,800   1,800    --       --      541,614        --          --       543,414
 Net loss...............     --      --     --       --          --         --     (112,066)    (112,066)
                           -----  ------    ---    -----  ----------   --------   ---------   ----------
BALANCE, June 30, 1996..   1,800   1,800    --       --      541,614        --     (112,066)     431,348
                           -----  ------    ---    -----  ----------   --------   ---------   ----------
 Net income.............     --      --     --       --          --         --      499,393      499,393
BALANCE, June 30, 1997..   1,800   1,800    --       --      541,614        --      387,327      930,741
Issuance of common
 stock, net of issuance
 costs..................     200     200    --       --    4,690,213        --          --     4,690,413
 Net income.............     --      --     --       --          --         --      257,048      257,048
                           -----  ------    ---    -----  ----------   --------   ---------   ----------
BALANCE, June 30, 1998..   2,000   2,000    --       --    5,231,827        --      644,375    5,878,202
 Issuance of common
  stock.................     --      --     724      724      71,676    (20,570)        --        51,830
 Net loss...............     --      --     --       --          --         --     (436,750)    (436,750)
                           -----  ------    ---    -----  ----------   --------   ---------   ----------
BALANCE, December 31,
 1998...................   2,000  $2,000    724    $ 724  $5,303,503   $(20,570)  $ 207,625   $5,493,282
                           =====  ======    ===    =====  ==========   ========   =========   ==========


        The accompanying notes are an integral part of these statements.

                          CNL FINANCIAL SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

               For the Six-month Period Ended December 31, 1998,
                  The Years Ended June 30, 1998 and 1997, and
       the Period from Inception (October 10, 1995) through June 30, 1996

                                                                    Period from
                          Six-month                                  Inception
                            Period                               (October 10, 1995)
                            Ended      Year Ended   Year Ended        through
                         December 31,   June 30,     June 30,         June 30,
                             1998         1998         1997             1996
                         ------------  -----------  -----------  ------------------
Cash Flows from
 Operating Activities:
  Cash received from
   customers............ $ 4,804,987   $ 3,802,221  $ 1,685,914      $     --
  Other interest
   income...............     104,372       197,650       54,641            --
  Cash paid to employees
   and other operating
   cash payments........  (4,196,890)   (6,211,431)    (895,804)      (180,908)
  Income tax refunded
   (paid)...............     261,782      (493,876)      76,793            --
                         -----------   -----------  -----------      ---------
    Net cash provided by
     (used in) operating
     activities.........     974,251    (2,705,436)     921,544       (180,908)
                         -----------   -----------  -----------      ---------
Cash Flows from
 Investing Activities:
  Payment of
   organizational
   expenses.............         --            --           --        (361,506)
  Purchase of office
   furnishings and
   equipment............     (48,984)     (281,235)     (35,434)           --
                         -----------   -----------  -----------      ---------
    Net cash used in
     investing
     activities.........     (48,984)     (281,235)     (35,434)      (361,506)
                         -----------   -----------  -----------      ---------
Cash Flows from
 Financing Activities:
  Net (repayments)
   proceeds (to) from
   related party from
   borrowings for office
   furnishings and
   equipment............     (18,954)       15,592       29,512            --
  Proceeds from issuance
   of common stock......      51,830     4,690,413          --         543,414
  Net (repayments)
   advances from related
   parties..............         --     (1,944,466)   3,189,517            --
  Net repayments to
   related parties......         --        (21,936)  (3,854,641)           --
                         -----------   -----------  -----------      ---------
    Net cash provided by
     (used in) financing
     activities.........      32,876     2,739,603     (635,612)       543,414
                         -----------   -----------  -----------      ---------
Net Increase (Decrease)
 in Cash and Cash
 Equivalents............     958,143      (247,068)     250,498          1,000
Cash and Cash
 Equivalents, Beginning
 of Period..............       4,430       251,498        1,000            --
                         -----------   -----------  -----------      ---------
Cash and Cash
 Equivalents, End of
 Period................. $   962,573   $     4,430  $   251,498      $   1,000
                         ===========   ===========  ===========      =========
Reconciliation of Net
 (Loss) Income to Net
 Cash Provided By (Used
 In) Operating
 Activities:
 Net (loss) income...... $  (436,750)  $   257,048  $   499,393      $(112,066)
                         -----------   -----------  -----------      ---------
 Adjustments to
  reconcile net cash
  provided by (used in)
  operating activities-
  Amortization..........         --         25,105       72,301         24,100
  Depreciation..........      35,435        45,830        8,590            --
  Decrease (increase) in
   due from related
   parties..............   1,620,756    (2,583,575)     284,400        (94,198)
  Decrease (increase) in
   prepaid expenses.....       1,058        (8,304)         --             --
  Decrease in due to
   related parties......    (419,291)     (724,249)         --             --
  Increase in accounts
   payable and accrued
   expenses.............     173,043       282,709       56,860          1,256
                         -----------   -----------  -----------      ---------
    Total adjustments...   1,411,001    (2,962,484)     422,151        (68,842)
                         -----------   -----------  -----------      ---------
    Net cash provided by
     (used in) operating
     activities......... $   974,251   $(2,705,436) $   921,544      $(180,908)
                         ===========   ===========  ===========      =========

        The accompanying notes are an integral part of these statements.

                          CNL FINANCIAL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

               For the Six-month Period Ended December 31, 1998,
                  The Years Ended June 30, 1998 and 1997, and
       the Period from Inception (October 10, 1995) through June 30, 1996

1. Significant Accounting Policies:

 Organization and Nature of Business

   CNL Financial Services, Inc. (the Company), a Florida corporation, was organized on October 10, 1995. The Company is a majority-owned subsidiary of CNL Group, Inc. (the Parent). Operations began in March 1996.

   The Company is primarily engaged in soliciting applications for CNL Financial Corporation (CFC), an affiliate under common control, and subsidiaries' loan program, evaluating creditworthiness of applicants, servicing and collecting principal and interest on the outstanding notes receivable balances, maintaining the accounting records, and providing reports to parties of the loan agreements.

   During the year ended June 30, 1998, the Company sold 200 shares of Class A common stock for $1,000,000, net of issuance costs, to Five Arrows Realty Securities, LLC (Five Arrows). As part of this transaction, the Parent contributed an additional $3,690,413 to the Company.

   During the six-month period ended December 31, 1998, the Company sold 724 shares of Class B common stock for $72,400 (see Note 7).

 Fiscal Year-end

   Subsequent to June 30, 1998, the Company changed its fiscal year-end from June 30 to December 31.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Office Furnishings and Equipment

   Office furnishings and equipment are stated at cost and are depreciated primarily using an accelerated method over their estimated useful lives of five to 10 years. Major renewals and betterments are capitalized; replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed as incurred. When office furnishings and equipment are sold or disposed of, the asset account and related accumulated depreciation account are relieved, and any resulting gain or loss is included in income.

 Stock Split

   A 1.8-for-1 stock split was effected September 24, 1997, with the issuance of 800 common shares and the transfer of $800 from additional paid-in capital to the common stock account. Par value remained $1 per share subsequent to the split. All references to number of shares, except authorized shares in the financial statements, have been adjusted to reflect the stock split on a retroactive basis.

 Revenue Recognition

   Fee revenues include fees earned for borrower, advisory, servicing and administration, underwriting and miscellaneous services. Borrower fees represent permanent and construction origination fees and commitment fees paid from borrowers. The Company recognizes fee revenues as the services are provided.

                          CNL FINANCIAL SERVICES, INC.

               For the Six-month Period Ended December 31, 1998,
                  The Years Ended June 30, 1998 and 1997, and
       the Period from Inception (October 10, 1995) through June 30, 1996

 Income Taxes

   The Company's taxable income or loss is includable in its Parent's consolidated federal and state income tax returns. The Company accounts for income taxes as if it were filing tax returns on a stand-alone basis using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company considers all expected future events other than enactments of changes in the tax law or rates. Changes in tax laws or rates will be recognized in the future years in which they occur. Amounts payable or receivable related to income taxes are included in the due from or to related parties accounts. For the years ended December 31, 1998, and June 30, 1998 and 1997, deferred taxes were immaterial.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassifications

   Certain prior-year amounts have been reclassified to conform with the current-year presentation.

2. Related-Party Transactions:

   One of the principal shareholders of the Parent, James M. Seneff, Jr., is a stockholder and officer of CFC. Additionally, the president of the Parent and officer and stockholder of the Company, Robert A. Bourne, is a stockholder and officer of CFC.

 Fees

   A significant portion of all fee revenues of the Company is for services provided to CFC and its subsidiaries. In addition, on October 1, 1997, the Company and CFC entered into a management and advisory agreement, whereby CFC pays the Company advisory fees, as defined in the agreement. Additionally, the management and advisory agreement provides that the Company is eligible for a performance bonus, if approved, by the Board of Directors of CFC at its discretion. No such bonus was approved for the six-month period ended December 31, 1998, or the year ended June 30, 1998.

   On August 14, 1998, CFC securitized some of its notes receivable with a carrying value of approximately $269,445,000. Concurrent with the securitization, the servicing rights related to the securitized notes receivable were granted to the Company. CFS receives 30 basis points annually in exchange for servicing the securitized notes receivable. During the six-month period ended December 31, 1998, the Company earned servicing and administration fees related to the securitized notes receivable of approximately $279,000.

                          CNL FINANCIAL SERVICES, INC.

               For the Six-month Period Ended December 31, 1998,
                  The Years Ended June 30, 1998 and 1997, and
       the Period from Inception (October 10, 1995) through June 30, 1996


 Due From Related Parties

   Due from related parties consisted of the following at:

                                              December 31,  June 30,   June 30,
                                                  1998        1998       1997
                                              ------------ ---------- ----------
   Fees receivable...........................  $  588,500  $2,360,458 $  135,848
   Advances receivable.......................   4,466,744   4,235,542  3,854,641
   Organization costs........................     160,000     240,000        --
                                               ----------  ---------- ----------
                                               $5,215,244  $6,836,000 $3,990,489
                                               ==========  ========== ==========

   The fees receivable are due from related parties for services provided by the Company as described above. Amounts due are unsecured and bear interest at 12 percent per annum. There are no defined payment terms.

   The advances receivable are due from CFC, are unsecured, bear interest at 12 percent per annum, and are due on demand. For the six-month period ended December 31, 1998, the years ended June 30, 1998 and 1997, and the period from inception (October 10, 1995) through June 30, 1996, the Company earned interest of $270,946, $576,192, $54,641 and $0, respectively, related to the fees receivable and advances.

   As of December 31, 1998, the organization costs receivable is due from CFC, is unsecured and noninterest-bearing, and is due in installments of $80,000 for each of the next two years.

 CNL Group, Inc. Loan Conversion Option

   The Parent has a line of credit with a bank under which the bank had the option to convert the line of credit to a subordinated debenture prior to November 12, 1998. On November 12, 1998, this option lapsed.

 Performance and Loan Guarantees

   The Company is contingently liable under a performance guarantee in favor of CFC and Five Arrows for the payment and performance of any and all obligations of the Company related to agreements, which it has entered into with CFC and Five Arrows. As of December 31, 1998, and June 30, 1998, CFC had $20,000,000 outstanding related to these agreements.

   The Parent is contingently liable under a Limited Recourse Agreement related to a $100 million Warehouse Agreement between CNL Financial I, Inc. (Fin I), a subsidiary of CFC, as borrower, and First Union National Bank of Florida, as lender. Under the terms of the Limited Recourse Agreement, the Parent is liable for amounts drawn on the Warehouse loan for the purpose of making mortgage loans if, and only if, the loan was not made in accordance with underwriting and servicing criteria set forth by the lender. Such underwriting services are performed by the Company. At December 31, 1998, and June 30, 1998, Fin I had $34,398,752 and $88,019,396 outstanding, respectively, related to this agreement.

   The Parent is also contingently liable under a performance guarantee in favor of CNL Financial III, LLC (Fin III), a subsidiary of CFC, and Magenta Capital Corporation, an unrelated third party, for the payment and performance of any and all obligations of the Company related to an agreement, which it has entered into with Fin III and Magenta Capital Corporation (Fin III Loan). Under the terms of the performance guarantee, the Parent is liable for amounts drawn on the Fin III Loan for the purpose of making loans if, and only if, the loan was not made in accordance with underwriting and servicing criteria set forth by the lender. Such underwriting services are performed by the Company. As of December 31, 1998, and June 30, 1998, Fin III had $0 and $220,043,424
outstanding, respectively, related to this agreement.

                          CNL FINANCIAL SERVICES, INC.

               For the Six-month Period Ended December 31, 1998,
                  The Years Ended June 30, 1998 and 1997, and
       the Period from Inception (October 10, 1995) through June 30, 1996

   The Parent is also contingently liable under a performance guarantee in favor of CNL Financial IV, LP (Fin IV), a subsidiary of CFC, and Variable Funding Capital Corporation, an unrelated third party, for the payment and performance of any and all obligations of the Company related to an agreement which it has entered into with Fin IV and Variable Funding Capital Corporation (Fin IV Loan). Under the terms of the performance guarantee, the Parent is liable for amounts drawn on the Fin IV Loan for the purpose of making loans if, and only if, the loan was not made in accordance with underwriting and servicing criteria set forth by the lender. Such underwriting services are performed by the Company. As of December 31, 1998, and June 30, 1998, Fin IV had $58,540,012 and $50,203,000, respectively, outstanding related to this agreement.

   Additionally, the Parent is contingently liable under a performance guarantee in favor of CNL Financial V, LP (Fin V), a subsidiary of CFC, for the payment and performance of any and all obligations of the Company related to an agreement, which it has entered into with Fin V (Fin V Loan). Under the terms of the performance guarantee, the Parent is liable for amounts drawn on the Fin V Loan for the purpose of making loans if, and only if, the loan was not made in accordance with underwriting and servicing criteria set forth by the lender. Such underwriting services are performed by the Company. As of December 31, 1998, Fin V had $99,748,388 outstanding related to this agreement.

 Due to Related Parties

   During the six-month period ended December 31, 1998, the years ended June 30, 1998 and 1997, and the period from inception (October 10, 1995) through June 30, 1996, certain affiliated entities provided accounting and administrative services to the Company for which the Company incurred expenses of $721,634, $1,114,175, $210,628 and $19,017, respectively, which are included in general and administrative expense on the accompanying statement of operations. The amount due to related parties of $404,924, $824,215 and $3,499,975 at December 31, 1998, and June 30, 1998 and 1997, respectively, represents amounts due to the Parent or its subsidiaries for these services. Amounts due are unsecured and noninterest-bearing. There are no defined payment terms.

   Certain key employees of the Company are included in the Parent's nonqualified deferred compensation plan (the Deferred Plan). The Deferred Plan provides for employee contributions under a salary reduction plan. Upon termination of employment, the Company is liable for the employee contribution and earnings per the employees directed investments. To fund this future liability, the Parent has acquired life insurance contracts. The Parent anticipates that the death benefit and/or cash value will be available as the liability comes due, and will reimburse the Company for amounts paid to participants under the terms of the Deferred Plan. For the six-month period ended December 31, 1998, and the year ended June 30, 1998, the Company recorded a liability of $56,047 related to these agreements.

                          CNL FINANCIAL SERVICES, INC.

               For the Six-month Period Ended December 31, 1998,
                  The Years Ended June 30, 1998 and 1997, and
       the Period from Inception (October 10, 1995) through June 30, 1996


   The Company was allocated a portion of the indebtedness of the Parent for the acquisition of certain office furniture and equipment used by the Company. The balances outstanding at December 31, 1998, and June 30, 1998 and 1997, were $26,149, $45,103 and $29,511, respectively, and are included in due to related parties in the accompanying balance sheets. The indebtedness bears interest at rates ranging between 8.0 percent and 8.25 percent, and is secured by the underlying office furnishings and equipment of the Company. The aggregate maturities of the allocated indebtedness to the Parent at December 31, 1998, were as follows:

      Year Ending
      December  31,                                                      Amount
      -------------                                                      -------
       1999............................................................. $ 9,526
       2000.............................................................   9,314
       2001.............................................................   5,094
       2002.............................................................   2,215
                                                                         -------
                                                                         $26,149
                                                                         =======

 Transactions with Related Party

   Effective July 1, 1997, the Company entered into an arrangement with CNL Fund Advisors, Inc. (CFA), a majority-owned subsidiary of CNL Group, Inc., which requires CFA to pay the Company for providing credit underwriting services on its behalf. Additionally, the Company is required to pay CFA an origination fee for services rendered in connection with all loans originated and serviced by the Company. The Company received income of $247,042 and $304,190 related to credit underwriting services included in fee revenue on the accompanying statements of operations, and incurred expenses of $671,996 and $1,695,452 related to origination fees for the six-month period ended December 31, 1998, and the year ended June 30, 1998, respectively.

3. Income Taxes:

   The (benefit) provision for income taxes consisted of the following components for the six-month period ended December 31, 1998, the years ended June 30, 1998 and 1997, and the period from inception (October 10, 1995) through June 30, 1996:

                                                                    Period From
                                                                     Inception
                                     Six-month     Year     Year   (October 10,
                                    Period Ended  Ended    Ended   1995) through
                                    December 31, June 30, June 30,   June 30,
                                        1998       1998     1997       1996
                                    ------------ -------- -------- -------------
   Current:
     Federal.......................  $(245,446)  $144,458 $280,651   $(66,406)
     State.........................    (39,704)    23,368   45,399    (10,387)
                                     ---------   -------- --------   --------
                                     $(285,150)  $167,826 $326,050   $(76,793)
                                     =========   ======== ========   ========

   The difference between the income tax calculated at the U.S. Federal statutory rates is primarily because of the inclusion of state income taxes, net of federal benefit.

   The Internal Revenue Service (IRS) has approved the change in the Company's fiscal year-end from June 30 to December 31.

                          CNL FINANCIAL SERVICES, INC.

               For the Six-month Period Ended December 31, 1998,
                  The Years Ended June 30, 1998 and 1997, and
       the Period from Inception (October 10, 1995) through June 30, 1996


4. Profit Sharing Plan:

   Employees of the Company are included in the Parent's defined contribution profit sharing plan (the Plan). The Plan is designed in accordance with the applicable sections of the Internal Revenue Code, and is not subject to minimum funding requirements. The Plan covers all eligible employees of the Company and its subsidiaries upon completion of one year of service. The Plan provides for employee contributions under a salary reduction plan, section 401(k). The employees may elect to contribute up to 15 percent of salary to a maximum under IRS regulations. The Company matches 50 percent of the first 6 percent of each employee's contribution up to a maximum of 3 percent of salary. For the six-month period ended December 31, 1998, the years ended June 30, 1998 and 1997, and the period from inception (October 10, 1995) through June 30, 1996, the Company's contribution, including administration costs, amounted to $10,441, $8,376, $3,076 and $2,236, respectively.

5. Commitments:

   The Company has outstanding loan commitments to qualified borrowers that are not reflected in the accompanying financial statements. These commitments, if accepted by the potential borrower, obligate the Company to provide funding. Upon closing of the loan commitments, the funding will be provided by CFC's subsidiaries. The unfunded commitment totaled approximately $67,233,000 at December 31, 1998.

6. Stockholders' Equity:

   On December 30, 1998, the Board of Directors of the Company (the Board) approved an amendment to the Articles of Incorporation to increase the number of authorized shares of Class A common stock (Class A) from 1,000 shares to 10,000 shares and authorized 5,000 shares of Class B common stock (Class B). On December 31, 1998, the Board authorized and approved the sale of 724 Class B shares. Class B has one-tenth the voting rights of Class A and receives one-tenth the dividends as Class A. Class B vests evenly over a four-year period, beginning at the date of issuance. The Company has the right to repurchase any such unvested shares at the initial purchase price, upon a stockholder's termination from a related company. In the event of a change in control, the Class B stockholders will have substantially the same rights and privileges as the Class A stockholders.

7. Subsequent Events:

   On March 11, 1999, the Board of Directors for CFC and the Company approved merger documents to sell the stock of CFC and the Company to CNL American Properties Fund, Inc. (APF), a real estate investment trust, in a stock transaction. Two significant stockholders of CFC and one stockholder of the Parent are officers of APF. The Board of Directors of APF has approved the merger documents subject to certain contingencies.

   On February 23, 1999, the Board authorized the Company to guarantee the obligations of CNL Capital Corporation (CCC), a related party under common control, under a loan agreement between CCC and a bank, of up to $2,500,000. The guarantee was terminated on August 27, 1999.

8. Events Subsequent To The Date of the Auditor's Report:

   On September 1, 1999, CFC and CFS completed their merger transaction with CNL American Properties Fund, Inc. (APF) and CFC and CFS were subsequently dissolved.

                             CNL INCOME FUND, LTD.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           -----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998.......   F-94
Condensed Statements of Income for the Quarters and the Six Months Ended
 June 30, 1999 and 1998..................................................   F-95
Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998.......................   F-96
Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998................................................................   F-97
Notes to Condensed Financial Statements for the Quarters and the Six
 Months Ended June 30, 1999 and 1998.....................................   F-98
Report of Independent Certified Public Accountants.......................   F-99
Balance Sheets as of December 31, 1998 and 1997..........................  F-100
Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-101
Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996...........................................................  F-102
Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-103
Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................  F-104

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                          June 30,  December 31,
                                                            1999        1998
                                                         ---------- ------------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $2,379,237 and $2,277,627,
 respectively..........................................  $7,472,578  $7,574,188
Investment in joint ventures...........................     832,194     841,379
Cash and cash equivalents..............................     203,524     252,521
Receivables, less allowance for doubtful accounts of
 $30,168 in 1999.......................................      10,896      30,959
Prepaid expenses.......................................       6,623       5,463
Lease costs, less accumulated amortization of $25,625
 and $24,375, respectively.............................      24,375      25,625
Accrued rental income..................................      31,065      30,791
                                                         ----------  ----------
                                                         $8,581,255  $8,760,926
                                                         ==========  ==========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable.......................................  $   32,083  $      736
Escrowed real estate taxes payable.....................       4,100       1,024
Distributions payable..................................     266,982     266,982
Due to related parties.................................     149,805     129,060
Rents paid in advance and deposits.....................      17,930      36,105
                                                         ----------  ----------
  Total liabilities....................................     470,900     433,907
Commitments and Contingencies (Note 2)
Partners' capital......................................   8,110,355   8,327,019
                                                         ----------  ----------
                                                         $8,581,255  $8,760,926
                                                         ==========  ==========


           See accompanying notes to condensed financial statements.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                             Quarter Ended    Six Months Ended
                                                June 30,          June 30,
                                            ----------------- -----------------
                                              1999     1998     1999     1998
                                            -------- -------- -------- --------
Revenues:
  Rental income from operating leases...... $248,493 $257,223 $482,159 $530,832
  Interest and other income................    3,605    9,327    5,203   12,456
                                            -------- -------- -------- --------
                                             252,098  266,550  487,362  543,288
                                            -------- -------- -------- --------
Expenses:
  General operating and administrative.....   17,404   23,354   39,080   45,502
  Professional services....................    8,937    9,817   11,202   12,602
  Real estate taxes........................      --     1,080    1,091    2,161
  State and other taxes....................      --        43    5,667    4,450
  Depreciation and amortization............   51,430   52,171  102,860  105,822
  Transaction costs........................   26,454      --    57,570      --
                                            -------- -------- -------- --------
                                             104,225   86,465  217,470  170,537
                                            -------- -------- -------- --------
Income Before Equity in Earnings of Joint
 Ventures and Gain on Sale of Land and
 Building..................................  147,873  180,085  269,892  372,751
Equity in Earnings of Joint Ventures.......   23,518   20,584   47,408   41,457
Gain on Sale of Land and Building..........      --   235,804      --   235,804
                                            -------- -------- -------- --------
Net Income................................. $171,391 $436,473 $317,300 $650,012
                                            ======== ======== ======== ========
Allocation of Net Income:
  General partners......................... $  1,714 $  3,022 $  3,173 $  5,157
  Limited partners.........................  169,677  433,451  314,127  644,855
                                            -------- -------- -------- --------
                                            $171,391 $436,473 $317,300 $650,012
                                            ======== ======== ======== ========
Net Income Per Limited Partner Unit........ $   5.66 $  14.45 $  10.47 $  21.50
                                            ======== ======== ======== ========
Weighted Average Number of Limited Partner
 Units Outstanding.........................   30,000   30,000   30,000   30,000
                                            ======== ======== ======== ========


           See accompanying notes to condensed financial statements.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
General partners:
  Beginning balance..............................    $  330,430    $   321,759
  Net income.....................................         3,173          8,671
                                                     ----------    -----------
                                                        333,603        330,430
                                                     ----------    -----------
Limited partners:
  Beginning balance..............................     7,996,589      8,707,291
  Net income.....................................       314,127        992,766
  Distributions ($17.80 and $56.78 per limited
   partner unit, respectively)...................      (533,964)    (1,703,468)
                                                     ----------    -----------
                                                      7,776,752      7,996,589
                                                     ----------    -----------
    Total partners' capital......................    $8,110,355    $ 8,327,019
                                                     ==========    ===========



           See accompanying notes to condensed financial statements.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                            Six Months Ended
                                                                June 30,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
Increase (Decrease) in Cash and Cash Equivalents:
  Net Cash Provided by Operating Activities................ $484,967  $557,386
                                                            --------  --------
Cash Flows from Investing Activities:
  Proceeds from sale of land and building..................      --    661,300
  Decrease in restricted cash..............................      --    126,009
                                                            --------  --------
  Net cash provided by investing activities................      --    787,309
                                                            --------  --------
Cash Flows from Financing Activities:
  Distributions to limited partners........................ (533,964) (632,442)
                                                            --------  --------
    Net cash used in financing activities.................. (533,964) (632,442)
                                                            --------  --------
Net Increase (Decrease) in Cash and Cash Equivalents.......  (48,997)  712,253
Cash and Cash Equivalents at Beginning of Period...........  252,521   184,130
                                                            --------  --------
Cash and Cash Equivalents at End of Period................. $203,524  $896,383
                                                            ========  ========
Supplemental Schedule of Non-Cash Financing Activities:
  Deferred real estate disposition fee incurred and unpaid
   at end of period........................................ $    --   $ 20,400
  Distributions declared and unpaid at end of period....... $266,982  $853,283
                                                            ========  ========


           See accompanying notes to condensed financial statements.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999 may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund, Ltd. (the "Partnership") for the year ended December 31, 1998.

2. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 578,880 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $11,384,042 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

3. Subsequent Event:

   In July 1999, the Partnership entered into a promissory note with the corporate general partner for a loan in the amount of $21,000 in connection with the operations of the Partnership. The loan is uncollateralized, non-interest bearing and due on demand.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund, Ltd. (a Florida Limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
February 1, 1999, except for
 Note 10 for which the date is
 March 11, 1999 and Note 11 for
 which the date is June 3, 1999

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                              December 31,
                                                          ---------------------
                                                             1998       1997
                                                          ---------- ----------
                         ASSETS
Land and buildings on operating leases, less accumulated
 depreciation...........................................  $7,574,188 $8,185,465
Investment in and due from joint ventures...............     841,379    919,476
Cash and cash equivalents...............................     252,521    184,130
Restricted cash.........................................         --     129,257
Receivables, less allowance for doubtful accounts of
 $3,092 in 1997.........................................      30,959     21,331
Prepaid expenses........................................       5,463      4,989
Lease costs, less accumulated amortization of $24,375
 and $21,875............................................      25,625     28,125
Accrued rental income...................................      30,791     27,305
                                                          ---------- ----------
                                                          $8,760,926 $9,500,078
                                                          ========== ==========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable........................................  $      736 $    2,595
Escrowed real estate taxes payable......................       1,024        734
Distributions payable...................................     266,982    316,221
Due to related parties..................................     129,060    115,741
Rents paid in advance and deposits......................      36,105     35,737
                                                          ---------- ----------
  Total liabilities.....................................     433,907    471,028
Partners' capital.......................................   8,327,019  9,029,050
                                                          ---------- ----------
                                                          $8,760,926 $9,500,078
                                                          ========== ==========


          See accompanying notes to consolidated financial statements.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                  Year Ended December 31,
                                              --------------------------------
                                                 1998       1997       1996
                                              ---------- ---------- ----------
Revenues:
  Rental income from operating leases........ $1,015,292 $1,038,443 $1,115,530
  Contingent rental income...................     22,193     22,205     56,409
  Interest and other income..................     21,087     22,210    101,293
                                              ---------- ---------- ----------
                                               1,058,572  1,082,858  1,273,232
                                              ---------- ---------- ----------
Expenses:
  General operating and administrative.......     87,080     86,780     92,462
  Professional services......................     17,110     12,772     13,262
  Real estate taxes..........................      3,969      3,929      4,009
  State and other taxes......................      4,450      5,138      5,260
  Depreciation and amortization..............    268,260    208,807    210,206
  Transaction costs..........................      7,322        --         --
                                              ---------- ---------- ----------
                                                 388,191    317,426    325,199
                                              ---------- ---------- ----------
Income Before Equity in Earnings of Joint
 Ventures and Gain on Sale of Land and
 Buildings...................................    670,381    765,432    948,033
Equity in Earnings of Joint Ventures.........     95,252    250,142    116,076
Gain on Sale of Land and Buildings...........    235,804    233,183     19,000
                                              ---------- ---------- ----------
Net Income................................... $1,001,437 $1,248,757 $1,083,109
                                              ========== ========== ==========
Allocation of Net Income:
  General partners........................... $    8,671 $   11,577 $   10,641
  Limited partners...........................    992,766  1,237,180  1,072,468
                                              ---------- ---------- ----------
                                              $1,001,437 $1,248,757 $1,083,109
                                              ========== ========== ==========
Net Income Per Limited Partner Unit.......... $    33.09 $    41.24 $    35.75
                                              ========== ========== ==========
Weighted Average Number of Limited Partner
 Units Outstanding...........................     30,000     30,000     30,000
                                              ========== ========== ==========


          See accompanying notes to consolidated financial statements.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                 Years Ended December 31, 1998, 1997, and 1996

                             General Partners                       Limited Partners
                         ------------------------- ----------------------------------------------------
                                       Accumulated                              Accumulated Syndication
                         Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                         ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................   $ 193,400    $106,141    $13,314,525  $(13,429,078)  $10,705,104 $(1,663,140) $ 9,226,952
 Distributions to
  limited partners
  ($42.16 per limited
  partner unit).........         --          --             --     (1,264,884)          --          --    (1,264,884)
 Net income.............         --       10,641            --            --      1,072,468         --     1,083,109
                           ---------    --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................     193,400     116,782     13,314,525   (14,693,962)   11,777,572  (1,663,140)   9,045,177
 Distributions to
  limited partners
  ($42.16 per limited
  partner unit).........         --          --             --     (1,264,884)          --          --    (1,264,884)
 Net income.............         --       11,577            --            --      1,237,180         --     1,248,757
                           ---------    --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................     193,400     128,359     13,314,525   (15,958,846)   13,014,752  (1,663,140)   9,029,050
 Distributions to
  limited partners
  ($44.45 per limited
  partner unit).........         --          --        (369,939)   (1,333,529)          --          --    (1,703,468)
 Net income.............         --        8,671            --            --        992,766         --     1,001,437
                           ---------    --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................   $ 193,400    $137,030    $12,944,586  $(17,292,375)  $14,007,518 $(1,663,140) $ 8,327,019
                           =========    ========    ===========  ============   =========== ===========  ===========



          See accompanying notes to consolidated financial statements.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                 Year Ended December 31,
                                             ----------------------------------
                                                1998        1997        1996
                                             ----------  ----------  ----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
 Cash received from tenants................  $1,030,115  $1,227,883  $1,096,290
 Distributions from joint ventures.........     113,770     152,019     133,296
 Cash paid for expenses....................    (131,054)    (84,642)   (106,546)
 Interest received.........................      20,958      21,556       9,648
                                             ----------  ----------  ----------
   Net cash provided by operating
    activities.............................   1,033,789   1,316,816   1,132,688
                                             ----------  ----------  ----------
 Cash Flows from Investing Activities:
  Proceeds from sale of land and
   buildings...............................     661,300     793,009      20,000
  Additions to land and building...........         --     (863,135)        --
  Return of capital from joint venture.....         --      472,373         --
  Investment in joint venture..............         --     (303,419)        --
  Decrease (increase) in restricted cash...     126,009    (126,009)        --
                                             ----------  ----------  ----------
   Net cash provided by (used in) investing
    activities.............................     787,309     (27,181)     20,000
                                             ----------  ----------  ----------
 Cash Flows from Financing Activities:
  Proceeds from loan from corporate
   general partner.........................         --      133,000      83,100
  Repayment of loan from corporate general
   partner.................................         --     (133,000)    (83,100)
  Distributions to limited partners........  (1,752,707) (1,264,884) (1,264,884)
                                             ----------  ----------  ----------
   Net cash used in financing activities...  (1,752,707) (1,264,884) (1,264,884)
                                             ----------  ----------  ----------
Net Increase (Decrease) in Cash and Cash
 Equivalents...............................      68,391      24,751    (112,196)
Cash and Cash Equivalents at Beginning of
 Year......................................     184,130     159,379     271,575
                                             ----------  ----------  ----------
Cash and Cash Equivalents at End of Year...  $  252,521  $  184,130  $  159,379
                                             ==========  ==========  ==========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income................................  $1,001,437  $1,248,757  $1,083,109
                                             ----------  ----------  ----------
 Adjustments to reconcile net income to net
  cash provided by operating activities:
 Depreciation..............................     206,181     206,307     207,706
 Amortization..............................      62,079       2,500       2,500
 Equity in earnings of joint ventures, net
  of distributions.........................      18,518     (98,123)     17,220
 Gain on sale of land and buildings........    (235,804)   (233,183)    (19,000)
 Decrease (increase) in receivables........      (6,380)    158,360    (151,105)
 Increase in prepaid expenses..............        (474)       (524)       (650)
 Decrease (increase) in accrued rental
  income...................................      (3,486)     (3,706)      1,234
 Increase (decrease) in accounts payable
  and accrued expenses.....................      (1,569)        673     (11,712)
 Increase (decrease) in due to related
  parties..................................      (7,081)     20,729      19,873
 Increase (decrease) in rents paid in
  advance and deposits.....................         368      15,026     (16,487)
                                             ----------  ----------  ----------
   Total adjustments.......................      32,352      68,059      49,579
                                             ----------  ----------  ----------
Net Cash Provided by Operating Activities..  $1,033,789  $1,316,816  $1,132,688
                                             ==========  ==========  ==========
Supplemental Schedule of Non-Cash Investing
 and Financing Activities:
 Deferred real estate disposition fee
  incurred and unpaid at end of year.......  $   20,400  $      --   $      --
                                             ==========  ==========  ==========
 Distributions declared and unpaid at
  December 31..............................  $  266,982  $  316,221  $  316,221
                                             ==========  ==========  ==========

          See accompanying notes to consolidated financial statements.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                 Years Ended December 31, 1998, 1997, and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are generally leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using the operating method. Under the operating method, land and building leases are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

   Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease or events or changes in circumstances indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation plus any accrued rental income, will be removed from the accounts and gains or losses from sales will be reflected in income. The general partners of the Partnership review the properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonable possible that changes could occur in the near term which could adversely affect the general partners' best estimate of net cash flows expected to be generated from its properties and the need for asset impairment write downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to decrease rental or other income or increase bad debt expense for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and the allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership's investments in Sand Lake Road Joint Venture, Orange Avenue Joint Venture, and a property in Vancouver, Washington, held as tenants-in-common with affiliates, are accounted for using the equity method since the Partnership shares control with affiliates which have the same general partners.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Lease Costs--Lease incentive costs and brokerage and legal fees associated with negotiating new leases are amortized over the terms of the new leases using the straight-line method.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

2. Leases:

   The Partnership leases its land and buildings primarily to operators of national and regional fast-food restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." The leases have been classified as operating leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant generally pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two or three successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
   Land............................................... $ 3,759,766  $ 3,999,700
   Buildings..........................................   6,092,049    6,358,678
                                                       -----------  -----------
                                                         9,851,815   10,358,378
   Less accumulated depreciation......................  (2,277,627)  (2,172,913)
                                                       -----------  -----------
                                                       $ 7,574,188  $ 8,185,465
                                                       ===========  ===========

   In August 1997, the Partnership sold its property in Casa Grande, Arizona, to a third party for $840,000 and received net sales proceeds of $793,009, resulting in a gain of $233,183 for financial reporting purposes. This property was originally acquired by the Partnership in December 1986 and had a cost of approximately $667,300, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $128,400 in excess of its original purchase price. In October 1997, the Partnership reinvested the majority of the net sales proceeds in a property located in Camp Hill, Pennsylvania.

   During the year ended December 31, 1998, the Partnership sold its property in Kissimmee, Florida for $680,000 and received net sales proceeds of $661,300 resulting in a gain of $235,804 for financial reporting purposes. This property was originally acquired by the Partnership in 1987 and had a cost of approximately $475,400, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold this property for approximately $185,900 in excess of its original purchase price. In connection with the sale, the Partnership incurred a deferred, subordinated, real estate disposition fee of $20,400 (See Note 8).

   Certain leases provide for escalating guaranteed minimum rents throughout the lease terms. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998 and 1997, the Partnership recognized $3,486 and $3,706, respectively, of such income. For the year ended December 31, 1996, rental payments received exceeded the rental income recognized on a straight-line basis by $1,234.

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

   1999.............................................................. $  894,752
   2000..............................................................    894,405
   2001..............................................................    870,528
   2002..............................................................    457,415
   2003..............................................................    456,511
   Thereafter........................................................  4,013,686
                                                                      ----------
                                                                      $7,587,297
                                                                      ==========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


4. Investment in Joint Ventures:

   In August 1997, Seventh Avenue Joint Venture, in which the Partnership owned a 50 percent interest, sold its property to its tenant for $950,000, and received net sales proceeds of $944,747, resulting in a gain to the joint venture of approximately $295,100 for financial reporting purposes. The property was originally acquired by Seventh Avenue Joint Venture in June 1986 and had a total cost of approximately $770,000, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the joint venture sold the property for approximately $177,400 in excess of its original purchase price. During 1997, as a result of the sale of the property, the joint venture was dissolved in accordance with the joint venture agreement. As a result, the Partnership received approximately $472,400, representing its pro-rata share of the net sales proceeds received by the joint venture.

   In December 1997, the Partnership acquired a property in Vancouver, Washington, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 12.17% interest in this property.

   As of December 31, 1998, the Partnership had a 50 percent interest in the profits and losses of Orange Avenue Joint Venture and Sand Lake Road Joint Venture, and owned a 12.17% interest in a property in Vancouver, Washington, as tenants-in-common. These joint ventures, and the Partnership and affiliates, as tenants-in-common, each own and lease one property to an operator of national fast-food or family-style restaurants. The following presents the combined, condensed financial information for the joint ventures and the property held as tenants-in-common with affiliates at December 31:

                                                            1998       1997
                                                         ---------- ----------
   Land and buildings on operating leases, less accumu-
    lated depreciation.................................  $3,261,368 $3,338,774
   Cash................................................       1,354      1,636
   Prepaid expenses....................................         219        --
   Accrued rental income...............................      23,087        --
   Liabilities.........................................       1,619      1,677
   Partners' capital...................................   3,284,409  3,338,733
   Revenues............................................     420,677    246,236
   Gain on sale of land and building...................         --     295,080
   Net income..........................................     340,503    500,285

   The Partnership recognized income totaling $95,252, $250,142 and $116,076 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures.

5. Restricted Cash:

   As of December 31, 1997, the remaining net sales proceeds of $126,009 from the sale of the property in Casa Grande, Arizona, plus accrued interest of $3,248, were being held in an interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional property or use for other Partnership purposes. During 1998, the funds were returned to the Partnership and used to pay distributions to the limited partners.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


6. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, noncumulative, noncompounded annual return on their adjusted capital contributions (the "10% Preferred Return").

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their cumulative 10% Preferred Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital account balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the year ended December 31, 1998, the Partnership declared distributions to the limited partners of $1,703,468, and during each of the years ended December 31, 1997 and 1996, the Partnership declared distributions to the limited partners of $1,264,884. Distributions for the year ended December 31, 1998, included $586,300 in a special distribution, as a result of the distribution of net sales proceeds from the sale of the property in Kissimmee, Florida. This special distribution was effectively a return of a portion of the limited partners' investment, although, in accordance with the Partnership agreement, $216,361 was applied toward the limited partners' 10% Preferred Return and the balance of $369,939 was treated as a return of capital for purposes of calculating the limited partners' 10% Preferred Return. As a result of the return of capital, and the returns of capital in prior years, the amount of the limited partners' invested capital contributions (which generally is the limited partners' capital contributions, less distributions from the sale of a property that are considered to be a return of capital) was decreased; therefore, the amount of the limited partners' invested capital contributions on which the 10% Preferred Return is calculated was lowered accordingly. As a result of the sale of the property during 1998, the Partnership's total revenue was reduced, while the majority of the Partnership's operating expenses remained fixed. Therefore, distributions of net cash flow were adjusted during the quarter ended June 30, 1998. No distributions have been made to the general partners to date.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


7. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                                1998        1997        1996
                                             ----------  ----------  ----------
   Net income for financial reporting
    purposes...............................  $1,001,437  $1,248,757  $1,083,109
   Depreciation for tax reporting purposes
    in excess of depreciation for financial
    reporting purposes.....................     (87,967)   (104,279)   (108,995)
   Gain on sale of land and buildings for
    financial reporting purposes less than
    (in excess of) gain for tax reporting
    purposes...............................      58,632    (233,183)        --
   Equity in earnings of joint ventures for
    financial reporting purposes less than
    (in excess of) equity in earnings of
    joint ventures for tax reporting
    purposes...............................      49,058     (18,410)    (17,987)
   Capitalization of transaction costs for
    tax reporting purposes.................       7,322         --          --
   Accrued rental income...................      (3,486)     (3,706)      1,234
   Rents paid in advance...................         368      15,026     (16,487)
   Allowance for doubtful accounts.........      (3,091)      1,679    (120,724)
                                             ----------  ----------  ----------
   Net income for federal income tax
    purposes...............................  $1,022,273  $  905,884  $  820,150
                                             ==========  ==========  ==========

8. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. James M. Seneff, Jr. is director, chairman of the board of directors and chief executive officer of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors, Inc. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a property management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate an annual, noncumulative, subordinated property management fee of one-half of one percent of the Partnership assets under management (valued at cost) annually. The property management fee is limited to one percent of the sum of gross operating revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross operating revenues from joint ventures or competitive fees for comparable services. In addition, these fees will be incurred and will be payable only after the limited partners receive their aggregate, noncumulative 10% Preferred Return. Due to the fact that these fees are noncumulative, if the limited partners do not receive their 10% Preferred Return in any particular year, no management fees will be due or payable for such year. As a result of such threshold, no management fees were incurred during the years ended December 31, 1998, 1997, and 1996.

   The Affiliate is entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

will be incurred until such replacement property is sold and the net sales proceeds are distributed. Payment of the real estate disposition fee is subordinated to receipt by the limited partners of the 10% Preferred Return on a cumulative basis, plus their adjusted capital contributions. For the year ended December 31, 1998, the Partnership incurred $20,400 in a deferred, subordinated real estate disposition fee as a result of the sale of a property (See Note 3). No deferred, subordinated real estate disposition fees were incurred for the years ended December 31, 1997 and 1996.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $63,981, $57,679 and $67,685 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   The due to related parties consisted of the following at December 31:

                                                                1998     1997
                                                              -------- --------
   Due to CNL Fund Advisors, Inc. and its affiliates:
    Deferred, subordinated real estate disposition fee....... $ 87,150 $ 66,750
    Expenditures incurred on behalf of the Partnership.......   15,123   17,902
    Accounting and administrative services...................   26,787   31,089
                                                              -------- --------
                                                              $129,060 $115,741
                                                              ======== ========

   The deferred, subordinated real estate disposition fees are the result of the Partnership's sale of one property during 1998 and two properties in prior years. These fees will not be paid until after the limited partners have received their cumulative 10% Preferred Return, plus their adjusted capital contributions, as described above.

9. Concentration of Credit Risk:

   The following schedule presents total rental income from individual lessees, each representing more than ten percent of the Partnership's total rental income (including the Partnership's share of rental income from joint ventures and the property held as tenants-in-common with an affiliate), for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
   Golden Corral Corporation........................ $452,653 $452,653 $452,653
   Wendy's International, Inc.......................      N/A  164,857  212,322
   Restaurant Management Services, Inc..............      N/A  128,737  129,633

   In addition, the following schedule presents total rental income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental income (including the Partnership's share of rental income from joint ventures and the property held as tenant-in-common with an affiliate), for each of the years ended December 31:

                                                      1998     1997     1996
                                                    -------- -------- --------
   Golden Corral Family Steakhouse Restaurants..... $452,653 $452,653 $452,653
   Wendy's Old Fashioned Hamburger Restaurants.....  352,330  443,335  507,642
   Popeyes Famous Fried Chicken....................      N/A  128,737  129,633

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

10. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 1,157,759 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $11,384,042 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

11. APF Reverse Stock Split

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 10 being adjusted to 578,880 shares.

                            CNL INCOME FUND II, LTD.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           -----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998.......  F-113

Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998.......................................................  F-114

Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998.......................  F-115

Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998................................................................  F-116

Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998............................................  F-117

Report of Independent Certified Public Accountants.......................  F-119

Balance Sheets as of December 31, 1998 and 1997..........................  F-120

Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-121

Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996...........................................................  F-122

Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-123

Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................  F-124

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                        June 30,   December 31,
                                                          1999         1998
                                                       ----------- ------------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $3,732,540 and
 $3,631,359, respectively............................. $12,186,046 $12,835,304
Investment in joint ventures..........................   4,326,459   4,353,427
Mortgage note receivable..............................         --        6,872
Cash and cash equivalents.............................     842,128     889,891
Restricted cash.......................................     683,770         --
Receivables, less allowance for doubtful accounts of
 $56,630 and $55,435, respectively....................     108,847     122,560
Prepaid expenses......................................       8,628       4,801
Lease costs, less accumulated amortization of $16,353
 and $14,889, respectively............................       4,210       5,674
Accrued rental income.................................     185,562     174,382
                                                       ----------- -----------
                                                       $18,345,650 $18,392,911
                                                       =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $    73,729 $     4,621
Escrowed real estate taxes payable....................       3,368       8,065
Distributions payable.................................     515,629     515,629
Due to related parties................................     164,293     183,303
Rents paid in advance and deposits....................      24,161      40,412
                                                       ----------- -----------
    Total liabilities.................................     781,180     752,030
Commitment and Contingencies (Note 4).................
Partners' capital.....................................  17,564,470  17,640,881
                                                       ----------- -----------
                                                       $18,345,650 $18,392,911
                                                       =========== ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                             Quarter Ended    Six Months Ended
                                                June 30,          June 30,
                                            ----------------- -----------------
                                              1999     1998     1999     1998
                                            -------- -------- -------- --------
Revenues:
  Rental income from operating leases.....  $437,442 $438,324 $857,643 $871,144
  Interest and other income...............    22,201   19,785   35,872   42,739
                                            -------- -------- -------- --------
                                             459,643  458,109  893,515  913,883
                                            -------- -------- -------- --------
Expenses:
  General operating and administrative....    24,557   34,944   60,381   64,870
  Professional services...................    13,467   19,924   16,984   25,640
  State and other taxes...................       185      167   15,711   14,732
  Depreciation and amortization...........    81,536   83,312  164,585  166,624
  Transaction costs.......................    56,198      --    88,522      --
                                            -------- -------- -------- --------
                                             175,943  138,347  346,183  271,866
                                            -------- -------- -------- --------
Income Before Equity in Earnings of Joint
 Ventures, Gain on Sale of Land and
 Building, and Real Estate Disposition
 Fees.....................................   283,700  319,762  547,332  642,017
Equity in Earnings of Joint Ventures......   107,524  105,499  214,763  214,915
Gain on Sale of Land and Building.........       --       --   192,752      --
Real Estate Disposition Fees..............       --       --       --   (45,150)
                                            -------- -------- -------- --------
Net Income................................  $391,224 $425,261 $954,847 $811,782
                                            ======== ======== ======== ========
Allocation of Net Income:
  General partners........................  $  3,911 $  4,252 $  8,239 $  8,569
  Limited partners........................   387,313  421,009  946,608  803,213
                                            -------- -------- -------- --------
                                            $391,224 $425,261 $954,847 $811,782
                                            ======== ======== ======== ========
Net Income Per Limited Partner Unit.......  $   7.75 $   8.42 $  18.93 $  16.06
                                            ======== ======== ======== ========
Weighted Average Number of Limited Partner
 Units Outstanding........................    50,000   50,000   50,000   50,000
                                            ======== ======== ======== ========

           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                      Six Months   Year Ended
                                                         Ended      December
                                                       June 30,        31,
                                                         1999         1998
                                                      -----------  -----------
General partners:
  Beginning balance.................................. $   390,900  $   373,111
  Net income.........................................       8,239       17,789
                                                      -----------  -----------
                                                          399,139      390,900
                                                      -----------  -----------
Limited partners:
  Beginning balance..................................  17,249,981   18,828,538
  Net income.........................................     946,608    1,715,950
  Distributions ($20.63 and $65.89 per limited
   partner unit, respectively).......................  (1,031,258)  (3,294,507)
                                                      -----------  -----------
                                                       17,165,331   17,249,981
                                                      -----------  -----------
Total partners' capital.............................. $17,564,470  $17,640,881
                                                      ===========  ===========




           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                              June 30,
                                                       -----------------------
                                                          1999         1998
                                                       -----------  ----------
Increase (Decrease) in Cash and Cash Equivalents
  Net Cash Provided by Operating Activities........... $   976,678  $1,088,196
                                                       -----------  ----------
  Cash Flows from Investing Activities:
    Proceeds from sale of land and building...........     677,678         --
    Investment in joint ventures......................         --     (834,888)
    Decrease (Increase) in restricted cash............    (677,678)  2,457,670
    Collections on mortgage note receivable...........       6,817         --
                                                       -----------  ----------
      Net cash provided by investing activities.......       6,817   1,622,782
                                                       -----------  ----------
  Cash Flows from Financing Activities:
    Distributions to limited partners.................  (1,031,258) (2,341,628)
                                                       -----------  ----------
      Net cash used in financing activities...........  (1,031,258) (2,341,628)
                                                       -----------  ----------
Net Increase in Cash and Cash Equivalents.............     (47,763)    369,350
Cash and Cash Equivalents at Beginning of Period......     889,891     470,194
                                                       -----------  ----------
Cash and Cash Equivalents at End of Period............ $   842,128  $  839,544
                                                       ===========  ==========
Supplemental Schedule of Non-Cash Investing and
 Financing Activities:
  Deferred real estate disposition fees incurred and
   unpaid at end of period............................ $       --   $   45,150
                                                       ===========  ==========
  Distributions declared and unpaid at end of period.. $   515,629  $  515,625
                                                       ===========  ==========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999 may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund II, Ltd. (the "Partnership") for the year ended December 31, 1998.

2. Land and Buildings on Operating Leases:

   In March 1999, the Partnership sold its property in Columbia, Missouri, to a third party for $682,500 and received net sales proceed of $677,678, resulting in a gain of $192,752 for financial reporting purposes. This property was originally acquired by the Partnership in November 1987 and had a cost of approximately $511,200, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $166,500 in excess of its original purchase price.

3. Restricted Cash:

   As of June 30, 1999, the net sales proceeds of $677,678 from the sale of the property in Columbia, Missouri, plus accrued interest of $6,092 were being held in an interest-bearing escrow account pending the release of funds to acquire an additional property.

4. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 1,196,634 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $23,548,652 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998

partners at the special meeting approve the Merger, APF will own the Properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund II, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund II, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 13, 1999, except for Note 12 for which the date is March 11, 1999 and
 Note 13 for which the date is June 3, 1999

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                            December 31,
                                                       -----------------------
                                                          1998        1997
                                                       ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation............................. $12,835,304 $13,164,568
Investment in joint ventures..........................   4,353,427   3,568,155
Mortgage note receivable..............................       6,872      42,734
Cash and cash equivalents.............................     889,891     470,194
Restricted cash.......................................         --    2,470,175
Receivables, less allowance for doubtful accounts of
 $55,435 and $83,254..................................     122,560      80,577
Prepaid expenses......................................       4,801       5,510
Lease costs, less accumulated amortization of $14,889
 and $11,520..........................................       5,674       9,043
Accrued rental income.................................     174,382     148,103
                                                       ----------- -----------
                                                       $18,392,911 $19,959,059
                                                       =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $     4,621 $     7,170
Accrued and escrowed real estate taxes payable........       8,065       4,656
Distributions payable.................................     515,629     594,000
Due to related parties................................     183,303     126,284
Rents paid in advance and deposits....................      40,412      25,300
                                                       ----------- -----------
Total liabilities.....................................     752,030     757,410
Partners' capital.....................................  17,640,881  19,201,649
                                                       ----------- -----------
                                                       $18,392,911 $19,959,059
                                                       =========== ===========



          See accompanying notes to consolidated financial statements.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                  Year Ended December 31,
                                              ---------------------------------
                                                 1998        1997       1996
                                              ----------  ---------- ----------
Revenues:
  Rental income from operating leases........ $1,773,925  $2,024,119 $2,224,500
  Contingent rental income...................     51,029      68,920     79,313
  Interest and other income..................     80,486      64,900     21,075
                                              ----------  ---------- ----------
                                               1,905,440   2,157,939  2,324,888
                                              ----------  ---------- ----------
Expenses:
  General operating and administrative.......    160,220     137,924    131,628
  Professional services......................     34,731      21,576     26,634
  Bad debt expense...........................        --       27,965        --
  Real estate taxes..........................        --          410      4,647
  State and other taxes......................     14,733      10,403      4,255
  Depreciation and amortization..............    332,633     399,820    421,759
  Transaction costs..........................     16,208         --         --
                                              ----------  ---------- ----------
                                                 558,525     598,098    588,923
                                              ----------  ---------- ----------
Income Before Equity in Earnings of Joint
 Ventures, Gain on Sale of Land and
 Buildings, Real Estate Disposition Fees, and
 Lease Termination Income....................  1,346,915   1,559,841  1,735,965
Equity in Earnings of Joint Ventures.........    431,974     389,915    130,996
Gain on Sale of Land and Buildings...........        --    1,476,124        --
Real Estate Disposition Fees.................    (45,150)        --         --
Lease Termination Income.....................        --      214,000        --
                                              ----------  ---------- ----------
Net Income................................... $1,733,739  $3,639,880 $1,866,961
                                              ==========  ========== ==========
Allocation of Net Income:
  General partners........................... $   17,789  $   30,736 $   18,670
  Limited partners...........................  1,715,950   3,609,144  1,848,291
                                              ----------  ---------- ----------
                                              $1,733,739  $3,639,880 $1,866,961
                                              ==========  ========== ==========
Net Income Per Limited Partner Unit.......... $    34.32  $    72.18 $    36.97
                                              ==========  ========== ==========
Weighted Average Number of Limited Partner
 Units Outstanding...........................     50,000      50,000     50,000
                                              ==========  ========== ==========


          See accompanying notes to consolidated financial statements.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                 Years Ended December 31, 1998, 1997, and 1996

                             General Partners                       Limited Partners
                         ------------------------- ----------------------------------------------------
                                       Accumulated                              Accumulated Syndication
                         Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                         ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................   $162,000     $161,705    $25,000,000  $(20,317,377)  $16,130,302 $(2,689,822) $18,446,808
 Distributions to
  limited partners
  ($47.52 per limited
  partner unit).........        --           --             --     (2,376,000)          --          --    (2,376,000)
 Net income.............        --        18,670            --            --      1,848,291         --     1,866,961
                           --------     --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................    162,000      180,375     25,000,000   (22,693,377)   17,978,593  (2,689,822)  17,937,769
 Distributions to
  limited partners
  ($47.52 per limited
  partner unit).........        --           --             --     (2,376,000)          --          --    (2,376,000)
 Net income.............        --        30,736            --            --      3,609,144         --     3,639,880
                           --------     --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................    162,000      211,111     25,000,000   (25,069,377)   21,587,737  (2,689,822)  19,201,649
 Distributions to
  limited partners
  ($65.89 per limited
  partner unit).........        --           --             --     (3,294,507)          --          --    (3,294,507)
 Net income.............        --        17,789            --            --      1,715,950         --     1,733,739
                           --------     --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................   $162,000     $228,900    $25,000,000  $(28,363,884)  $23,303,687 $(2,689,822) $17,640,881
                           ========     ========    ===========  ============   =========== ===========  ===========




          See accompanying notes to consolidated financial statements.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
  Cash received from tenants............  $ 1,796,989  $ 2,054,519  $ 2,295,531
  Distributions from joint ventures.....      482,671      147,995      164,718
  Cash paid for expenses................     (227,335)     (80,744)    (130,042)
  Interest received.....................       83,366       36,142       17,524
                                          -----------  -----------  -----------
   Net cash provided by operating
    activities..........................    2,135,691    2,157,912    2,347,731
                                          -----------  -----------  -----------
 Cash Flows from Investing Activities:
  Proceeds from sale of land and
   buildings............................          --     4,659,078          --
  Proceeds received from tenant in
   connection with termination of
   leases...............................          --       214,000          --
  Additions to land and buildings on
   operating leases.....................          --       (29,526)     (11,107)
  Investment in joint ventures..........     (835,969)  (2,136,289)         --
  Return of capital from joint venture..          --       124,440          --
  Collections on mortgage note
   receivable...........................       35,183          --           --
  Decrease (increase) in restricted
   cash.................................    2,457,670   (2,457,670)      25,000
  Payment of lease costs................          --        (4,507)      (1,930)
  Other.................................          --           --       (25,000)
                                          -----------  -----------  -----------
   Net cash provided by (used in)
    investing activities................    1,656,884      369,526      (13,037)
                                          -----------  -----------  -----------
 Cash Flows from Financing Activities:
  Proceeds from loans from corporate
   general partner......................          --       721,000      203,900
  Repayment of loans from corporate
   general partner......................          --      (721,000)    (203,900)
  Distributions to limited partners.....   (3,372,878)  (2,376,000)  (2,376,000)
                                          -----------  -----------  -----------
   Net cash used in financing
    activities..........................   (3,372,878)  (2,376,000)  (2,376,000)
                                          -----------  -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................      419,697      151,438      (41,306)
Cash and Cash Equivalents at Beginning
 of Year................................      470,194      318,756      360,062
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $   889,891  $   470,194  $   318,756
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income.............................  $ 1,733,739  $ 3,639,880  $ 1,866,961
                                          -----------  -----------  -----------
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Bad debt expense......................          --        27,965          --
  Depreciation..........................      329,264      395,837      417,776
  Amortization..........................        3,369        3,983        3,983
  Gain on sale of land and buildings....          --    (1,476,124)         --
  Lease termination income..............          --      (214,000)         --
  Equity in earnings of joint ventures,
   net of distributions.................       50,697     (241,920)      33,722
  Increase in receivables...............      (28,799)      (4,166)      (8,803)
  Decrease (increase) in prepaid
   expenses.............................          709         (691)      (1,570)
  Increase in accrued rental income.....      (26,279)     (30,746)     (33,234)
  Decrease in other assets..............          --           --         1,750
  Increase (decrease) in accounts
   payable and accrued expenses.........          860       (2,304)       4,014
  Increase in due to related parties....       57,019       81,206       35,824
  Increase (decrease) in rents paid in
   advance and deposits.................       15,112      (21,008)      27,308
                                          -----------  -----------  -----------
   Total adjustments....................      401,952   (1,481,968)     480,770
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 2,135,691  $ 2,157,912  $ 2,347,731
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Investing and Financing Activities:
 Mortgage note accepted as consideration
  in sale of land and building..........  $       --   $    42,000  $       --
                                          ===========  ===========  ===========
 Deferred real estate disposition fees
  incurred and unpaid at end of period..  $    45,150  $       --   $       --
                                          ===========  ===========  ===========
 Distributions declared and unpaid at
  December 31...........................  $   515,629  $   594,000  $   594,000
                                          ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                 Years Ended December 31, 1998, 1997, and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund II, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using the operating method. Under the operating method, land and building leases are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

   Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review the properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair market value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to decrease rental or other income or increase bad debt expense for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for uncollectible accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership's investments in Kirkman Road Joint Venture, Holland Joint Venture and Show Low Joint Venture, and the properties in Arvada, Colorado; Mesa, Arizona; Smithfield, North Carolina; Vancouver, Washington; Overland Park, Kansas; and Memphis, Tennessee, each of

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

which is held as tenants-in-common with affiliates, are accounted for using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Lease Costs--Lease incentive costs and brokerage and legal fees associated with negotiating new leases are amortized over the terms of the new leases using the straight-line method. When a property is sold or a lease is terminated, the related lease cost, if any, net of accumulated amortization is removed from the accounts and charged against income.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

   Reclassification--Certain items in the prior years' financial statements have been reclassified to conform to 1998 presentation. These reclassifications had no effect on partners' capital or net income.

2. Leases:

   The Partnership leases its land or land and buildings primarily to operators of national and regional fast-food restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." The leases have been classified as operating leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant generally pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage.

   The lease options generally allow tenants to renew the leases for two to four successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
   Land............................................... $ 6,608,400  $ 6,608,400
   Buildings..........................................   9,858,263    9,858,263
                                                       -----------  -----------
                                                        16,466,663   16,466,663
   Less accumulated depreciation......................  (3,631,359)  (3,302,095)
                                                       -----------  -----------
                                                       $12,835,304  $13,164,568
                                                       ===========  ===========

   In June 1997, the Partnership sold its property in Eagan, Minnesota, to the tenant, for $668,033 and received net sales proceeds of $665,882, of which $42,000 were in the form of a promissory note, resulting in a gain of $158,251 for financial reporting purposes. This property was originally acquired by the Partnership in August 1987 and had a cost of approximately $601,100, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $64,800 in excess of its original purchase price. In October 1997, the Partnership used the net sales proceeds to acquire a property in Mesa, Arizona, as tenants-in-common (see Note
4).

   In addition, during 1997, the Partnership sold its properties in Jacksonville, Plant City and Avon Park, Florida; its property in Mathis, Texas and two properties in Farmington Hills, Michigan to third parties for aggregate sales prices of $4,162,006 and received aggregate net sales proceeds (net of $18,430, which represents amounts due to the former tenant for prorated rent) of $4,035,196, resulting in aggregate gains of $1,317,873 for financial reporting purposes. These six properties were originally acquired by the Partnership during 1987 and had aggregate costs of approximately $3,338,800, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold these six properties for approximately $714,400, in the aggregate, in excess of their original aggregate purchase prices. During 1997, the Partnership reinvested approximately $1,512,400 of these net sales proceeds in a property in Vancouver, Washington, and a property in Smithfield, North Carolina, as tenants-in-common with affiliates of the General Partners (see
Note 4). In January 1998, the Partnership reinvested a portion of these net sales proceeds in a property in Overland Park, Kansas, and a property in Memphis, Tennessee, as tenants-in-common with affiliates of the General Partners (see Note 4). In connection with the sale of both of the Farmington Hills, Michigan properties, the Partnership also received $214,000 as a lease termination fee from the former tenant in consideration of the Partnership's releasing the tenant from its obligation under the terms of the leases.

   Some of the leases provide for escalating guaranteed minimum rents throughout the lease terms. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997, and 1996, the Partnership recognized $26,279, $30,746, and $33,234, respectively, of such income.

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

   1999............................................................. $ 1,617,078
   2000.............................................................   1,545,876
   2001.............................................................   1,561,629
   2002.............................................................   1,394,850
   2003.............................................................   1,146,347
   Thereafter.......................................................   5,112,565
                                                                     -----------
                                                                     $12,378,345
                                                                     ===========

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

4. Investment in Joint Ventures:

   The Partnership has a 50 percent interest, a 49 percent interest and a 64 percent interest in the profits and losses of Kirkman Road Joint Venture, Holland Joint Venture and Show Low Joint Venture, respectively. The remaining interests in Holland Joint Venture and Show Low Joint Venture are held by affiliates of the general partners. The Partnership also has a 33.87% interest in a property in Arvada, Colorado, with an affiliate of the general partners, as tenants-in-common. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate. Amounts relating to its investment are included in investment in joint ventures.

   In January 1997, Show Low Joint Venture, in which the Partnership owns a 64 percent interest, sold its property to the tenant for $970,000, resulting in a gain to the joint venture of approximately $360,000 for financial reporting purposes. The property was originally contributed to Show Low Joint Venture in July 1990 and had a total cost of approximately $663,500, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the joint venture sold the property for approximately $306,500 in excess of its original purchase price. In June 1997, Show Low Joint Venture reinvested $782,413 of the net sales proceeds in a Darryl's property in Greensboro, North Carolina. As of December 31, 1997, the Partnership had received approximately $124,400 representing a return of capital for its pro-rata share of the uninvested net sales proceeds. As of December 31, 1998, the Partnership owned a 64 percent interest in the profits and losses of the joint venture.

   In October 1997, the Partnership used the net sales proceeds from the sale of the property in Eagan, Minnesota (see Note 3) to acquire a property in Mesa, Arizona, as tenants-in-common with an affiliate of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned an approximate 58 percent interest in this property.

   In December 1997, the Partnership used the net sales proceeds from the sale of one of the properties in Farmington Hills, Michigan, to acquire a property in Smithfield, North Carolina, as tenants-in-common with an affiliate of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 47 percent interest in this property.

   In addition, in December 1997, the Partnership used the net sales proceeds from the sale of the property in Plant City, Florida, to acquire a property in Vancouver, Washington, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned an approximate 37 percent interest in this property.

   In addition, in January 1998, the Partnership used the net sales proceeds from the sales of the properties in Jacksonville, Florida and Mathis, Texas, to acquire a 39.39% and a 13.38% interest in a property in Overland

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

Park, Kansas, and a property in Memphis, Tennessee, respectively, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investments in these properties using the equity method since the Partnership shares control with affiliates, and amounts relating to its investments are included in investment in joint ventures.

   Kirkman Road Joint Venture, Holland Joint Venture, Show Low Joint Venture and the Partnership and affiliates, as tenants-in-common in six separate tenancy-in-common arrangements, each own and lease one property to an operator of national fast-food or family-style restaurants. The following presents the combined, condensed financial information for the joint ventures and the six properties held as tenants-in-common with affiliates at December 31:

                                                          1998        1997
                                                       ----------- ----------
   Land and buildings on operating leases, less accu-
    mulated depreciation.............................. $ 8,410,940 $7,091,781
   Net investment in direct financing leases..........   2,121,822    518,399
   Cash...............................................      37,128     56,815
   Receivables........................................       1,570      4,685
   Accrued rental income..............................     207,239    102,913
   Other assets.......................................       1,069        418
   Liabilities........................................      32,229     31,673
   Partners' capital..................................  10,747,539  7,743,338
   Revenues...........................................   1,254,276    399,579
   Gain on sale of land and building..................         --     360,002
   Net income.........................................   1,051,988    687,021

   The Partnership recognized income totalling $431,974, $389,915, and $130,996 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures and the properties held as tenants-in-common with affiliates.

5. Mortgage Note Receivable:

   In connection with the sale in June 1997 of its property in Eagan, Minnesota, the Partnership accepted a promissory note in the amount of $42,000. The promissory note bears interest at a rate of 10.50% per annum and is collateralized by personal property. Initially, the note was to be collected in 18 monthly installments of interest only and thereafter, the entire principal balance shall become due. During 1998, the note was amended to require six monthly installments of $7,368, including interest, commencing on July 1, 1998. As of December 31, 1998 and 1997, the mortgage note receivable balance was $6,872 and $42,734, including accrued interest of $56 and $734, respectively.

6. Restricted Cash:

   As of December 31, 1997, remaining net sales proceeds of $2,470,175 from the sales of several properties (see Note 3) including accrued interest of $12,505, were being held in interest-bearing escrow accounts pending the release of funds by the escrow agent to acquire additional properties on behalf of the Partnership and to distribute net sales proceeds to the limited partners. In 1998, the funds were released from escrow to the Partnership and were used to acquire two additional properties with affiliates of the general partners and to make a special distribution to the limited partners (see note 4 and note 8).

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

7. Receivables:

   In March 1996, the Partnership accepted a promissory note from the former tenant of the property in Gainesville, Texas, in the amount of $96,502, representing past due rental and other amounts, which had been included in receivables and for which the Partnership had established an allowance for doubtful accounts, and real estate taxes previously recorded as an expense by the Partnership. Payments are due in 60 monthly installments of $2,156, including interest at a rate of 11 percent per annum, commencing on June 1, 1996. Due to the uncertainty of the collectibility of this note, the Partnership established an allowance for doubtful accounts and is recognizing income as collected. As of December 31, 1998 and 1997, the balances in the allowance for doubtful accounts of $55,330 and $74,590, respectively, including accrued interest of $2,654 in 1998 and 1997, represent the uncollected amounts under this promissory note.

8. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, noncumulative, noncompounded annual return on their adjusted capital contributions (the "10% Preferred Return").

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their cumulative 10% Preferred Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first on a pro rata basis to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the years ended December 31, 1998, 1997, and 1996, the Partnership declared distributions to the limited partners of $3,294,507, $2,376,000, and $2,376,000. Distributions for the year ended December 31, 1998, included $1,232,003 as a result of the distribution of net sales proceeds from the 1997 sales of properties in Avon Park, Florida and Farmington Hills, Michigan. This amount was applied toward the limited partners' cumulative 10% Preferred Return. No distributions have been made to the general partners to date.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


9. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                               1998        1997        1996
                                            ----------  ----------  ----------
   Net income for financial reporting
    purposes..............................  $1,733,739  $3,639,880  $1,866,961
   Depreciation for financial reporting
    purposes in excess of depreciation for
    tax reporting purposes................      17,510      19,440      20,922
   Gain on sale of land and buildings for
    financial reporting purposes (in
    excess of) less than gain for tax
    reporting purposes....................     335,644    (638,739)        --
   Equity in earnings of joint ventures
    for tax reporting purposes less than
    equity in earnings of joint ventures
    for financial reporting purposes......     (32,934)   (146,161)     (1,240)
   Capitalization of transaction costs for
    tax reporting purposes................      16,208         --          --
   Allowance for doubtful accounts........     (27,819)    (42,782)     25,225
   Accrued rental income..................     (26,279)    (30,746)    (33,234)
   Rents paid in advance..................      18,112     (21,008)     22,508
                                            ----------  ----------  ----------
   Net income for federal income tax
    purposes..............................  $2,034,181  $2,779,884  $1,901,142
                                            ==========  ==========  ==========

10. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's Properties pursuant to a property management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate an annual, noncumulative, subordinated property management fee of one-half of one percent of the Partnership assets under management (valued at cost) annually. The property management fee is limited to one percent of the sum of gross operating revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross operating revenues from joint ventures and the properties held as tenants-in-common with affiliates or competitive fees for comparable services. In addition, these fees will be incurred and will be payable only after the limited partners receive their aggregate, noncumulative 10% Preferred Return. Due to the fact that these fees are noncumulative, if the limited partners do not receive their 10% Preferred Return in any particular year, no property management fees will be due or payable for such year. As a result of such threshold no property management fees were incurred during the years ended December 31, 1998, 1997, and 1996.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. Payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate, cumulative 10% Preferred Return, plus their adjusted capital contributions. For the year ended

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

December 31, 1998, the Partnership incurred $45,150 in deferred, subordinated, real estate disposition fees as a result of the 1997 sales of properties in Avon Park, Florida and Farmington Hills, Michigan. No deferred, subordinated, real estate disposition fees were incurred for the years ended December 31, 1997 and 1996.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $86,009, $78,139 and $79,624 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   During 1997, the Partnership acquired a property in Mesa, Arizona, as tenants-in-common with an affiliate of the general partners, for a purchase price of $630,554 from CNL BB Corp., also an affiliate of the general partners. CNL BB Corp. had purchased and temporarily held title to this property in order to facilitate the acquisition of the property by the Partnership. The purchase price paid by the Partnership represented the Partnership's percentage of interest in the costs incurred by CNL BB Corp. to acquire and carry the property, including closing costs.

   The due to related parties consisted of the following at December 31:

                                                               1998     1997
                                                             -------- --------
   Due to Affiliates:
     Expenditures incurred on behalf of the Partnership..... $ 76,326 $ 59,608
     Accounting and administrative services.................   61,827   66,676
     Deferred, subordinated real estate disposition fee.....   45,150      --
                                                             -------- --------
                                                             $183,303 $126,284
                                                             ======== ========

11. Concentration of Credit Risk:

   The following schedule presents total rental income from individual lessees, each representing more than ten percent of the Partnerships' total rental income (including the Partnership's share of rental income from joint ventures and the properties held as tenants-in-common with affiliates) for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
   Golden Corral Corporation........................ $485,839 $408,333 $403,875
   Restaurant Management Services, Inc..............  252,292  251,480      N/A

   In addition, the following schedule presents total rental and mortgage interest income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and mortgage interest income (including the Partnership's share of rental income from joint ventures and properties held as tenants-in-common with affiliates) for each of the years ended December 31:

                                                      1998     1997     1996
                                                    -------- -------- --------
   Golden Corral Family Steakhouse Restaurants..... $485,839 $408,333 $403,875
   Popeyes Famous Fried Chicken Restaurants........  252,292  251,480      N/A
   Wendy's Old Fashioned Hamburger Restaurants.....      N/A  381,567  421,165
   Denny's.........................................      N/A      N/A  388,050
   KFC.............................................      N/A  278,348  358,463

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental, mortgage interest, and earned income.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

12. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 2,393,267 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $23,548,652 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

13. APF Reverse Stock Split

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 12 being adjusted to 1,196,634 shares.

                           CNL INCOME FUND III, LTD.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           -----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998.......  F-134

Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998.......................................................  F-135

Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998.......................  F-136

Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998................................................................  F-137

Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998............................................  F-138

Report of Independent Certified Public Accountants.......................  F-140

Balance Sheets as of December 31, 1998 and 1997..........................  F-141

Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-142

Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996...........................................................  F-143

Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-144

Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................  F-145

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                                      December
                                                          June 30,       31,
                                                            1999        1998
                                                         ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $2,637,561 and $2,738,895,
 respectively..........................................  $10,472,484 $11,418,836
Net investment in direct financing leases, less
 allowance for impairment in carrying value of $25,821
 in 1998...............................................    1,129,246     887,071
Investment in joint ventures...........................    2,150,281   2,157,147
Cash and cash equivalents..............................    1,757,137   2,047,140
Restricted cash........................................    1,097,485         --
Receivables, less allowance for doubtful accounts of
 $6,158 and $153,598...................................       18,690      89,519
Prepaid expenses.......................................        9,830       6,751
Accrued rental income, less allowance for doubtful
 accounts of $41,380 in 1998...........................       86,038      65,914
Other assets...........................................       29,354      29,354
                                                         ----------- -----------
                                                         $16,750,545 $16,701,732
                                                         =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable.......................................  $    71,146 $     2,072
Escrowed real estate taxes payable.....................       12,538      15,217
Distributions payable..................................      500,000     500,000
Due to related party...................................      163,474     152,887
Rents paid in advance..................................       20,614      25,579
                                                         ----------- -----------
  Total liabilities....................................      767,772     695,755
Commitments and Contingencies (Note 5)
Minority interests.....................................      134,303     135,705
Partners' capital......................................   15,848,470  15,870,272
                                                         ----------- -----------
                                                         $16,750,545 $16,701,732
                                                         =========== ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                         Quarter Ended      Six Months Ended
                                           June 30,             June 30,
                                       ------------------  --------------------
                                         1999      1998      1999       1998
                                       --------  --------  --------  ----------
Revenues:
  Rental income from operating
   leases............................  $297,471  $318,276  $680,349  $  739,401
  Earned income from direct financing
   leases............................   110,427    33,743   154,395      67,609
  Contingent rental income...........    26,437    21,053    29,418      33,886
  Interest and other income..........    37,862    39,489    54,332      80,671
                                       --------  --------  --------  ----------
                                        472,197   412,561   918,494     921,567
                                       --------  --------  --------  ----------
Expenses:
  General operating and
   administrative....................    29,310    38,942    64,032      70,722
  Professional services..............    10,874    20,446    14,162      25,056
  Real estate taxes..................       --      3,306       --        7,535
  State and other taxes..............       924       204    13,541      11,720
  Depreciation and amortization......    65,560    83,902   134,840     164,319
  Transaction costs..................    51,231       --     82,113         --
                                       --------  --------  --------  ----------
                                        157,899   146,800   308,688     279,352
                                       --------  --------  --------  ----------
Income Before Minority Interest in
 Income of Consolidated Joint
 Venture, Equity in Earnings of
 Unconsolidated Joint Ventures, and
 Gain on Sale of Land and Buildings..   314,298   265,761   609,806     642,215
Minority Interest in Income of
 Consolidated Joint Venture..........    (4,232)   (4,236)   (8,577)     (8,581)
Equity in Earnings of Unconsolidated
 Joint Ventures......................    41,998    18,523    83,457      41,274
Gain on Sale of Land and Buildings...   293,512    13,213   293,512     596,586
                                       --------  --------  --------  ----------
Net Income...........................  $645,576  $293,261  $978,198  $1,271,494
                                       ========  ========  ========  ==========
Allocation of Net Income:
  General partners...................  $  5,883  $  2,932  $  9,209  $   11,490
  Limited partners...................   639,693   290,329   968,989   1,260,004
                                       --------  --------  --------  ----------
                                       $645,576  $293,261  $978,198  $1,271,494
                                       ========  ========  ========  ==========
Net Income Per Limited Partner Unit..  $  12.79  $   5.81  $  19.38  $    25.20
                                       ========  ========  ========  ==========
Weighted Average Number of Limited
 Partner Units Outstanding...........    50,000    50,000    50,000      50,000
                                       ========  ========  ========  ==========

           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                                   Year Ended
                                                  Six Months Ended  December
                                                      June 30,         31,
                                                        1999          1998
                                                  ---------------- -----------
General partners:
  Beginning balance..............................   $   354,638    $   339,611
  Net income.....................................         9,209         15,027
                                                    -----------    -----------
                                                        363,847        354,638
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    15,515,634     17,271,525
  Net income.....................................       968,989      1,721,856
  Distributions ($20.00 and $69.55 per limited
   partner unit, respectively)...................    (1,000,000)    (3,477,747)
                                                    -----------    -----------
                                                     15,484,623     15,515,634
                                                    -----------    -----------
Total partners' capital..........................   $15,848,470    $15,870,272
                                                    ===========    ===========



           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                          Six Months Ended
                                                              June 30,
                                                        ----------------------
                                                           1999        1998
                                                        ----------  ----------
Increase (Decrease) in Cash and Cash Equivalents
  Net Cash Provided by Operating Activities............ $  958,915  $  936,758
                                                        ----------  ----------
  Cash Flows from Investing Activities:
    Proceeds from sale of land and buildings...........  1,792,169   3,214,616
    Additions to land and building on operating lease..   (326,996)        --
    Investment in direct financing lease...............   (612,920)        --
    Investment in joint venture........................        --     (801,682)
    Collections on note receivable.....................        --        6,557
    Decrease (increase) in restricted cash............. (1,091,192)    245,377
                                                        ----------  ----------
      Net cash provided by (used in) investing
       activities......................................   (238,939)  2,664,868
                                                        ----------  ----------
  Cash Flows from Financing Activities:
    Distributions to limited partners.................. (1,000,000) (2,571,747)
    Distributions to holders of minority interests.....     (9,979)    (10,099)
                                                        ----------  ----------
      Net cash used in financing activities............ (1,009,979) (2,581,846)
                                                        ----------  ----------
Net Increase (Decrease) in Cash and Cash Equivalents...   (290,003)  1,019,780
Cash and Cash Equivalents at Beginning of Period.......  2,047,140     493,118
                                                        ----------  ----------
Cash and Cash Equivalents at End of Period............. $1,757,137  $1,512,898
                                                        ==========  ==========
Supplemental Schedule of Non-Cash Investing and
 Financing Activities:
  Deferred real estate disposition fees incurred and
   unpaid at end of period............................. $      --   $   53,400
                                                        ==========  ==========
  Distributions declared and unpaid at end of period... $  500,000  $  500,000
                                                        ==========  ==========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999 may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund III, Ltd. (the "Partnership") for the year ended December 31, 1998.

   The Partnership accounts for its 69.07% interest in Tuscawilla Joint Venture using the consolidation method. Minority interests represents the minority joint venture partners' proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

2. Land and Buildings on Operating Leases:

   In January 1999, the Partnership reinvested the majority of the net sales proceeds from the 1998 sale of a Pro Folks property in Hagerstown, Maryland, along with amounts collected in 1998, under a promissory note accepted in connection with the 1997 sale of a Property in Roswell, Georgia in a Burger King property in Montgomery, Alabama. The Property had an approximate cost of $939,900. In accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases," the land portion of this property was classified as an operating lease while the building portion was classified as a direct financing lease.

   In April 1999, the Partnership sold its property in Flagstaff, Arizona, to the tenant, for $1,103,127 and received net sales proceeds of $1,091,192, resulting in a gain of $285,350 for financial reporting purposes. This property was originally acquired by the Partnership in October 1998 and had a cost of approximately $993,500, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $97,700 in excess of its original purchase price (see Note 4).

   In June 1999, the Partnership sold its Denny's property in Hagerstown, Maryland to the tenant, for $710,000 and received net sales proceeds of $700,977, resulting in a gain of $8,162 for financial reporting purposes (see
Note 3).

3. Net Investment in Direct Financing Leases:

   In June 1999, the Partnership sold its Denny's property in Hagerstown, Maryland, for which the building portion had been classified as a direct financing lease. In connection therewith, the gross investment (minimum lease payments receivable and estimated residual value) and unearned income relating to this property were removed from the accounts and the gain from the sale relating to this property was reflected in income (see Note 2).

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998


4. Restricted Cash:

   As of June 30, 1999, net sales proceeds of $1,091,192 from the sale of the property in Flagstaff, Arizona, plus accrued interest of $6,293, were being held in interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional property on behalf of the Partnership.

5. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 7,041,451 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $20,535,734 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradeable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add these additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund III, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund III, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 14, 1999, except for Note 13 for which the date is March 11, 1999 and Note 14 for which the date is June 3, 1999

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 land and building..................................... $11,418,836 $14,635,583
Net investment in direct financing leases, less
 allowance for impairment in carrying value............     887,071     926,862
Investment in joint ventures...........................   2,157,147   1,179,762
Mortgage note receivable...............................         --      681,687
Cash and cash equivalents..............................   2,047,140     493,118
Restricted cash........................................         --      251,879
Receivables, less allowance for doubtful accounts of
 $153,598 and $154,469.................................      89,519     102,420
Prepaid expenses.......................................       6,751      14,361
Lease costs, less accumulated amortization of $12,000
 and $2,762............................................         --        9,238
Accrued rental income, less allowance for doubtful
 accounts of $41,380 and $15,384.......................      65,914     154,738
Other assets...........................................      29,354      29,354
                                                        ----------- -----------
                                                        $16,701,732 $18,479,002
                                                        =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable....................................... $     2,072 $     5,219
Accrued and escrowed real estate taxes payable.........      15,217      11,897
Distributions payable..................................     500,000     594,000
Due to related parties.................................     152,887      97,388
Rents paid in advance and deposits.....................      25,579      20,745
                                                        ----------- -----------
  Total Liabilities....................................     695,755     729,249
Minority interest......................................     135,705     138,617
Partners' capital......................................  15,870,272  17,611,136
                                                        ----------- -----------
                                                        $16,701,732 $18,479,002
                                                        =========== ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                Year Ended December 31,
                                            ----------------------------------
                                               1998        1997        1996
                                            ----------  ----------  ----------
Revenues:
  Rental income from operating leases.....  $1,523,980  $1,859,911  $2,184,460
  Adjustments to accrued rental income....    (103,830)        --          --
  Earned income from direct financing
   leases.................................     134,702      70,575      89,390
  Contingent rental income................      98,915     157,648     157,993
  Interest and other income...............     127,064     100,816      26,496
                                            ----------  ----------  ----------
                                             1,780,831   2,188,950   2,458,339
                                            ----------  ----------  ----------
Expenses:
  General operating and administrative....     137,245     140,886     147,840
  Professional services...................      36,591      27,314      50,064
  Bad debt expense........................         --       32,360         924
  Real estate taxes.......................      11,966      47,165       1,973
  State and other taxes...................      12,249       9,924      11,973
  Depreciation and amortization...........     308,593     368,782     425,366
  Transaction costs.......................      14,227         --          --
                                            ----------  ----------  ----------
                                               520,871     626,431     638,140
                                            ----------  ----------  ----------
Income Before Minority Interest in Income
 of Consolidated Joint Venture, Equity in
 Earnings (Loss) of Unconsolidated Joint
 Ventures, Gain on Sale of Land and
 Buildings and Provision for Loss on Land
 and Building and Impairment in Carrying
 Value of Net Investment in Direct
 Financing Lease..........................   1,259,960   1,562,519   1,820,199
Minority Interest in Income of
 Consolidated Joint Venture...............     (17,285)    (17,285)    (17,282)
Equity in Earnings (Loss) of
 Unconsolidated Joint Ventures............      22,708    (148,170)     11,740
Gain on Sale of Land and Buildings........     497,321   1,027,590         --
Provision for Loss on Land and Building
 and Impairment in Carrying Value of Net
 Investment in Direct Financing Lease.....     (25,821)    (32,819)        --
                                            ----------  ----------  ----------
Net Income................................  $1,736,883  $2,391,835  $1,814,657
                                            ==========  ==========  ==========
Allocation of Net Income:
  General partners........................  $   15,027  $   18,306  $   18,147
  Limited partners........................   1,721,856   2,373,529   1,796,510
                                            ----------  ----------  ----------
                                            $1,736,883  $2,391,835  $1,814,657
                                            ==========  ==========  ==========
Net Income Per Limited Partner Unit.......  $    34.44  $    47.47  $    35.93
                                            ==========  ==========  ==========
Weighted Average Number of Limited Partner
 Units Outstanding........................      50,000      50,000      50,000
                                            ==========  ==========  ==========

                See accompanying notes to financial statements.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                 Years Ended December 31, 1998, 1997, and 1996

                         General Partners                  Limited Partners
                         ----------------- -------------------------------------------------
                                  Accumu-                              Accumu-
                         Contri-   lated     Contri-     Distri-        lated    Syndication
                         butions  Earnings   butions     butions      Earnings      Costs        Total
                         -------- -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1995................... $161,500 $141,658 $25,000,000 $(18,397,640) $14,116,024 $(2,864,898) $18,156,644
 Distributions to
  limited partners
  ($47.52 per limited
  partner unit).........      --       --          --    (2,376,000)         --          --    (2,376,000)
 Net income.............      --    18,147         --           --     1,796,510         --     1,814,657
                         -------- -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1996...................  161,500  159,805  25,000,000  (20,773,640)  15,912,534  (2,864,898)  17,595,301
 Distributions to
  limited partners
  ($47.52 per limited
  partner unit).........      --       --          --    (2,376,000)         --          --    (2,376,000)
 Net income.............      --    18,306         --           --     2,373,529         --     2,391,835
                         -------- -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1997...................  161,500  178,111  25,000,000  (23,149,640)  18,286,063  (2,864,898)  17,611,136
 Distributions to
  limited partners
  ($69.55 per limited
  partner unit).........      --       --          --    (3,477,747)         --          --    (3,477,747)
 Net income.............      --    15,027         --           --     1,721,856         --     1,736,883
                         -------- -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1998................... $161,500 $193,138 $25,000,000 $(26,627,387) $20,007,919 $(2,864,898) $15,870,272
                         ======== ======== =========== ============  =========== ===========  ===========




                See accompanying notes to financial statements.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows From Operating Activities:
 Cash received from tenants.............  $ 1,768,910  $ 2,268,568  $ 2,226,794
 Distributions from unconsolidated joint
  ventures..............................      142,001       19,647       31,670
 Cash paid for expenses.................     (202,117)    (325,067)    (175,148)
 Interest received......................      112,502       58,541        8,438
                                          -----------  -----------  -----------
  Net cash provided by operating
   activities...........................    1,821,296    2,021,689    2,091,754
                                          -----------  -----------  -----------
 Cash Flows From Investing Activities:
 Proceeds from sale of land and
  buildings.............................    3,647,241    3,023,357          --
 Deposit received on sale of land
  parcel................................          --           --        51,400
 Additions to land and buildings........     (150,000)  (1,272,960)         --
 Investment in joint ventures...........   (1,096,678)    (703,667)         --
 Collections on mortgage note
  receivable............................      678,730        6,270          --
 Decrease (increase) in restricted
  cash..................................      245,377     (245,377)         --
 Decrease (increase) in other assets....          --         2,135       (2,135)
                                          -----------  -----------  -----------
  Net cash provided by investing
   activities...........................    3,324,670      809,758       49,265
                                          -----------  -----------  -----------
 Cash Flows From Financing Activities:
 Proceeds from loans from corporate
  general partner.......................          --       117,000      661,400
 Repayment of loans from corporate
  general partner.......................          --      (117,000)    (661,400)
 Distributions to holder of minority
  interest..............................      (20,197)     (20,080)     (20,082)
 Distributions to limited partners......   (3,571,747)  (2,376,000)  (2,376,000)
                                          -----------  -----------  -----------
  Net cash used in financing
   activities...........................   (3,591,944)  (2,396,080)  (2,396,082)
                                          -----------  -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................    1,554,022      435,367     (255,063)
Cash and Cash Equivalents at Beginning
 of Year................................      493,118       57,751      312,814
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $ 2,047,140  $   493,118  $    57,751
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income.............................  $ 1,736,883  $ 2,391,835  $ 1,814,657
                                          -----------  -----------  -----------
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
 Bad debt expense.......................          --        32,360          924
 Depreciation...........................      299,355      368,182      424,766
 Amortization...........................        9,238          600          600
 Minority interest in income of
  consolidated joint venture............       17,285       17,285       17,282
 Equity in earnings of unconsolidated
  joint ventures, net of distributions..      119,293      167,817       19,930
 Gain on sale of land and buildings.....     (497,321)  (1,027,590)         --
 Provision for loss on land and building
  and impairment in carrying value of
  net investment in direct financing
  lease.................................       25,821       32,819          --
 Decrease (increase) in receivables.....       (7,936)     182,433     (216,117)
 Decrease in net investment in direct
  financing leases......................       13,970       12,056        7,331
 Decrease (increase) in prepaid
  expenses..............................        7,610       (7,463)      (1,297)
 Decrease (increase) in accrued rental
  income................................       88,824      (40,000)     (32,667)
 Increase (decrease) in accounts payable
  and accrued expenses..................          173      (71,844)      (4,732)
 Increase (decrease) in due to related
  parties...............................        2,099      (20,621)      48,944
 Increase (decrease) in rents paid in
  advance and deposits..................        6,002      (16,180)      12,133
                                          -----------  -----------  -----------
  Total adjustments.....................       84,413     (370,146)     277,097
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 1,821,296  $ 2,021,689  $ 2,091,754
                                          ===========  ===========  ===========
Supplemental Schedule on Non-Cash
 Investing and Financing Activities:
 Mortgage note accepted as consideration
  in sale of land and building..........  $       --   $   685,000  $       --
                                          ===========  ===========  ===========
 Deferred real estate disposition fee
  incurred and unpaid at end of year....  $    53,400  $    15,150  $       --
                                          ===========  ===========  ===========
 Distributions declared and unpaid at
  end of year...........................  $   500,000  $   594,000  $   594,000
                                          ===========  ===========  ===========

                See accompanying notes to financial statements.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                  Years Ended December 31, 1998, 1997 and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund III, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, will be removed from the accounts and gains or losses from sales will be reflected in income. The general partners of the Partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to decrease rental or other income or increase bad debt expense for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

   Investment in Joint Ventures--The Partnership accounts for its 69.07% interest in Tuscawilla Joint Venture using the consolidation method. Minority interest represents the minority joint venture partners' proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

   The Partnership's investment in Titusville Joint Venture, RTO Joint Venture, and a property in each of Englewood, Colorado, Miami, Florida, and Overland Park, Kansas held as tenants-in-common with affiliates, is accounted for using the equity method since the Partnership shares control with affiliates of the general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Lease Costs--Brokerage fees associated with negotiating a new lease are amortized over the term of the new lease using the straight-line method. Lease costs are written off during the period in which a lease is terminated.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

   Reclassification--Certain items in the prior year's financial statements have been reclassified to conform to 1998 presentation. These reclassifications had no effect on partners' capital or net income.

2. Leases:

   The Partnership leases its land and buildings primarily to operators of national and regional fast-food restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." The leases generally are classified as operating leases; however, a few of the leases have been classified as direct financing leases. For the leases classified as direct financing leases, the

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

building portions of the property leases are accounted for as direct financing leases while the land portion of these leases are operating leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant generally pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two or five successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

     Land and buildings on operating leases consisted of the following at December 31:

                                                         1998         1997
                                                      -----------  -----------
     Land............................................ $ 5,926,601  $ 7,325,960
     Buildings.......................................   8,231,130   10,891,910
                                                      -----------  -----------
                                                       14,157,731   18,217,870
     Less accumulated depreciation...................  (2,738,895)  (3,341,624)
                                                      -----------  -----------
                                                       11,418,836   14,876,246
     Less allowance for loss on land and building....         --      (240,663)
                                                      -----------  -----------
                                                      $11,418,836  $14,635,583
                                                      ===========  ===========

   As of January 1, 1996, the Partnership had recorded an allowance for loss on land and building in the amount of $207,844 for financial reporting purposes for the Po Folks property in Hagerstown, Maryland. In addition, during 1997, the Partnership increased the allowance for loss on land and building by an additional $32,819 for such property.

   The aggregate allowance represented the difference between the property's carrying value at December 31, 1997, and the estimated net realizable value of the property based on the anticipated sales price relating to this property. The Partnership sold this property during the year ended December 31, 1998, as described below.

   In January 1997, the Partnership sold its property in Chicago, Illinois, to a third party, for $505,000 and received net sales proceeds of $496,418, resulting in a gain of $3,827 for financial reporting purposes. The Partnership used $452,000 of the net sales proceeds to pay liabilities of the Partnership, including quarterly distributions to the limited partners. The balance of the fund were used to pay past due real estate taxes relating to this property incurred by the Partnership as a result of the former tenant declaring bankruptcy.

   In March 1997, the Partnership sold its property in Bradenton, Florida, to the tenant, for $1,332,154 and received net sales proceeds of $1,305,671, resulting in a gain of $361,368 for financial reporting purposes. This property was originally acquired by the Partnership in June 1988 and had a cost of approximately $1,080,500, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $229,500 in excess of its original purchase price. In June 1997, the Partnership reinvested approximately $1,276,000 of the net sales proceeds received in a property in Fayetteville, North Carolina.

   In April 1997, the Partnership sold its property in Kissimmee, Florida, to a third party, for $692,400 and received net sales proceeds of $673,159, resulting in a gain of $271,929 for financial reporting purposes. This property was originally acquired by the Partnership in March 1988 and had a cost of approximately $474,800, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

for approximately $196,400 in excess of its original purchase price. In July 1997, the Partnership reinvested approximately $511,700 of these net sales proceeds in a property located in Englewood, Colorado, as tenants-in-common with an affiliate of the general partners (see Note 5).

   In April 1996, the Partnership received $51,400 as partial settlement in a right of way taking relating to a parcel of land of the property in Plant City, Florida. In April 1997, the Partnership received the remaining proceeds of $73,600 finalizing the sale of the land parcel. In connection therewith, the Partnership recognized a gain of $94,320 for financial reporting purposes.

   In addition, in June 1997, the Partnership sold its property in Roswell, Georgia, to a third party for $985,000 and received net sales proceeds of $942,981, resulting in a gain of $237,608 for financial reporting purposes. This property was originally acquired by the Partnership in June 1988 and had a cost of approximately $775,200, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $167,800 in excess of its original purchase price. In connection therewith, the Partnership received $257,981 in cash and accepted the remaining sales proceeds in the form of a promissory note in the principal sum of $685,000. During 1998, the Partnership collected the full amount of the outstanding mortgage note receivable balance of $678,730 (see Note 6). In addition, in December 1997, the Partnership reinvested approximately $192,000 of the net sales proceeds in a property located in Miami, Florida, as tenants-in-common, with an affiliate of the general partners (see Note 5).

   In October 1997, the Partnership sold its property in Mason City, Iowa, to the tenant for $218,790 and received net sales proceeds of $216,528, resulting in a gain of $58,538 for financial reporting purposes. This property was originally acquired by the Partnership in March 1988 and had a cost of approximately $190,300, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $26,700 in excess of its original purchase price. In January 1998, the Partnership reinvested the net sales proceeds in a property in Overland Park, Kansas, with affiliates of the general partners, as tenants-in-common (see Note 5).

   During the year ended December 31, 1998, the Partnership sold its properties in Daytona Beach, Fernandina Beach and Punta Gorda, Florida, and Hagerstown, Maryland, for a total of $3,280,000 and received net sales proceeds of $3,214,616, resulting in a total gain of $596,586 for financial reporting purposes. In connection with the sales of the properties in Daytona Beach and Fernandina Beach, Florida, the Partnership incurred deferred, subordinated, real estate disposition fees of $53,400 (see Note 11).

   In September 1998, the Partnership entered into a new lease agreement for the Golden Corral property located in Stockbridge, Georgia. In connection therewith, the Partnership funded $150,000 in renovation costs.

   In addition, during the year ended December 31, 1998, the Partnership sold its property in Hazard, Kentucky to a third party for $435,000, and received net sales proceeds of $432,625, resulting in a loss of $99,265 for financial reporting purposes.

   Some leases provide for escalating guaranteed minimum rents throughout the lease terms. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the year ended December 31, 1998, the Partnership recognized a loss of $88,824 (net of $25,996 in reserves and $103,830 in write-offs), income during 1997 of $40,000 (net of $15,384 in reserves) and income of $32,667 during 1996, of such rental income.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

     1999........................................................... $ 1,478,029
     2000...........................................................   1,478,029
     2001...........................................................   1,482,555
     2002...........................................................   1,459,600
     2003...........................................................   1,186,149
     Thereafter.....................................................   6,731,050
                                                                     -----------
                                                                     $13,815,412
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease term. In addition, this table does not include any amounts for future contingent rentals which may be received on the lease based on a percentage of the tenants' gross sales.

4. Net Investment in Direct Financing Leases:

   The following lists the components of net investment in direct financing leases at December 31:

                                                          1998        1997
                                                       ----------  ----------
   Minimum lease payments receivable.................. $2,042,847  $2,191,519
   Estimated residual value...........................    239,432     239,432
   Less unearned income............................... (1,369,387) (1,504,089)
                                                       ----------  ----------
                                                          912,892     926,862
   Less allowance for impairment in carrying value of
    investment in direct financing lease..............    (25,821)        --
                                                       ----------  ----------
   Net investment in direct financing leases.......... $  887,071  $  926,862
                                                       ==========  ==========

   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

     1999............................................................ $  148,672
     2000............................................................    148,672
     2001............................................................    148,672
     2002............................................................    148,672
     2003............................................................    148,672
     Thereafter......................................................  1,299,487
                                                                      ----------
                                                                      $2,042,847
                                                                      ==========

   The above table does not include future minimum lease payments for renewal periods or contingent rental payments that may become due in future periods (see Note 3).

   During 1998, the Partnership recorded an allowance for impairment in carrying value of net investment in direct financing lease of $25,821 for financial reporting purposes relating to the property in Hagerstown, Maryland, due to financial difficulties the tenant is experiencing. The allowance represents the difference between the carrying value of the property at December 31, 1998, and the current estimated net realizable value for this property.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


5. Investment in Joint Ventures:

   The Partnership has a 73.4% interest in the profits and losses of Titusville Joint Venture which is accounted for using the equity method. The remaining interest in the Titusville Joint Venture is held by an affiliate of the Partnership which has the same general partners.

   In July 1997, the Partnership acquired a property in Englewood Colorado, as tenants-in-common with an affiliate of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 33 percent interest in this property.

   In addition, in December 1997, the Partnership acquired a property in Miami, Florida, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 9.84% interest in this property.

   In January 1998, the Partnership acquired a property located in Overland Park, Kansas, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 25.87% interest in this property.

   In May 1998, the Partnership entered into a joint venture arrangement, RTO Joint Venture, with an affiliate of the general partners, to construct and hold one restaurant property. As of December 31, 1998, the Partnership had contributed $676,952 to purchase land and pay for construction relating to the joint venture. Construction was completed and rent commenced in December 1998. The Partnership holds a 46.88% interest in the profits and losses of this joint venture at December 31, 1998. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with an affiliate.

   Titusville Joint Venture, RTO Joint Venture, and the Partnership and affiliates, as tenants-in-common in three separate tenancy-in-common arrangements, each own and lease one property to operators of national fast-food or family-style restaurants. The following presents the joint venture's condensed financial information at December 31:

                                                           1998       1997
                                                        ---------- ----------
   Land and buildings on operating leases, less
    accumulated depreciation and allowance for loss on
    land and building.................................  $3,598,641 $3,152,962
   Net investment in direct financing leases..........   3,418,537  1,003,680
   Cash...............................................      19,254     16,481
   Receivables........................................       1,241        --
   Accrued rental income..............................      66,668     11,621
   Other assets.......................................       2,679      1,480
   Liabilities........................................      59,453     18,722
   Partners' capital..................................   7,047,567  4,167,502
   Revenues...........................................     604,672     82,837
   Provision for loss on land and building............     125,251    147,100
   Net income (loss)..................................     404,446   (157,912)

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The Partnership recognized income of $22,708 and $11,740 for the years ended December 31, 1998 and 1996, respectively, and recognized a loss totaling $148,170, for the year ended December 31, 1997, relating to investment in joint ventures.

6. Mortgage Note Receivable:

   In connection with the sale of the property in Roswell, Georgia, in June 1997, the Partnership accepted a promissory note in the principal sum of $685,000 collateralized by a mortgage on the property. The Partnership collected the full amount of the outstanding mortgage note, including interest, during the year ended December 31, 1998.

   The mortgage note receivable consisted of the following at December 31:

                                                                 1998    1997
                                                                 ----- --------
   Principal balance............................................ $ --  $678,730
   Accrued interest receivable..................................   --     2,957
                                                                 ----- --------
                                                                 $ --  $681,687
                                                                 ===== ========

7. Receivables:

   During 1996, the Partnership terminated its lease with the former tenant of its properties in Hagerstown, Maryland. In connection therewith, the Partnership wrote off approximately $238,300 included in receivables relating to both the Denny's and Po Folks properties in Hagerstown, Maryland, and the related allowance for doubtful accounts. In October 1996, the Partnership entered into a lease agreement with a new tenant to operate the Denny's property and accepted a promissory note from the current tenant whereby $25,000, which had been included in receivables for past due rents from the former tenant, was converted to a loan receivable held by the Partnership to facilitate the asset purchase agreement between the former and current tenants. The promissory note bears interest at a rate of ten percent per annum, is being collected in 36 equal monthly installments of $807 and commenced in October 1996. Receivables at December 31, 1998 and 1997, include $7,109 and $16,318, respectively, including accrued interest of $142 and $164, respectively, relating to the promissory note.

8. Restricted Cash:

   As of December 31, 1997, net sales proceeds of $245,377 from the sale of the property in Bradenton, Florida and Mason City, Iowa, plus accrued interest of $6,502, were being held in interest-bearing escrow accounts pending the release of funds by the escrow agent to acquire additional properties on behalf of the Partnership. During the year ended December 31, 1998, these funds were released by the escrow agent and were used to acquire additional properties.

9. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, noncumulative, noncompounded annual return on their adjusted capital contributions (the "10% Preferred Return").

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their cumulative 10% Preferred Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the year ended December 31, 1998, the Partnership declared distributions to the limited partners of $3,477,747 and during each of the years ended December 31, 1997 and 1996, the Partnership declared distributions to the limited partners of $2,376,000. Distributions for the year ended December 31, 1998, including $1,477,747 as a result of distributions of net sales proceeds from the sale of the properties in Fernandina Beach and Daytona Beach, Florida. This amount was applied toward the limited partners' cumulative 10% Preferred Return. No distributions have been made to the general partners to date.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


10. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                                1998        1997        1996
                                             ----------  ----------  ----------
Net income for financial reporting
 purposes..................................  $1,736,883  $2,391,835  $1,814,657
Depreciation for tax reporting purposes in
 excess of depreciation for financial
 reporting purposes........................     (17,075)    (21,782)     (9,754)
Allowance for loss on land and building and
 impairment in carrying value of net
 investment in direct financing lease......      25,821      32,819         --
Direct financing leases recorded as
 operating leases for tax reporting
 purposes..................................      13,970      12,056       7,330
Gain on sale of land for tax reporting
 purposes..................................         --          --       20,724
Gain on sale of land and buildings for
 financial reporting purposes in excess of
 gain on sale for tax reporting purposes...    (115,137)   (689,281)        --
Equity in earnings of joint ventures for
 tax reporting purposes in excess of (less
 than) equity in earnings of joint ventures
 for financial reporting purposes..........      59,725     140,707      (1,329)
Allowance for doubtful accounts............        (871)     84,326    (283,135)
Accrued rental income......................      88,824     (40,000)    (32,667)
Capitalization of transaction costs for tax
 reporting purposes........................      14,227         --          --
Rents paid in advance......................       6,002     (16,680)     12,133
Minority interest in timing differences of
 consolidated joint venture................         (35)       (133)       (162)
                                             ----------  ----------  ----------
Net income for federal income tax
 purposes..................................  $1,812,334  $1,893,867  $1,527,797
                                             ==========  ==========  ==========

11. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a property management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate an annual, noncumulative, subordinated management fee of one-half of one percent of the Partnership assets under management (valued at cost) annually. The property management fee is limited to one percent of the sum of gross operating revenues from joint ventures or competitive fees for comparable services. In addition, these fees will be incurred and will be payable only after the limited partners receive their aggregate, noncumulative 10% Preferred Return. Due to the fact that these fees are noncumulative, if the limited partners do not receive their 10% Preferred Return in any particular year, no property management fees will be due or payable for such year. As a result of such threshold, no property management fees were incurred during the years ended December 31, 1998, 1997, and 1996.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties, based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

sales. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate, cumulative 10% Preferred Return, plus their adjusted capital contributions. During the years ended December 31, 1998 and 1997, the Partnership incurred $53,400 and $15,150, respectively, in deferred, subordinated real estate disposition fees as a result of the Partnership's sale of the properties in Daytona Beach and Fernandina Beach, Florida, and the Property in Chicago, Illinois, respectively. No deferred, subordinated real estate disposition fees were incurred for the year ended December 31, 1996.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliates provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $89,756, $87,056, and $85,906 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   The due to related parties consisted of the following at December 31:

                                                                 1998    1997
                                                               -------- -------
Due to Affiliates:
  Expenditures incurred on behalf of the Partnership.......... $ 41,888 $38,492
  Accounting and administrative services......................   42,449  43,746
  Deferred, subordinated real estate disposition fee..........   68,550  15,150
                                                               -------- -------
                                                               $152,887 $97,388
                                                               ======== =======

12. Concentration of Credit Risk:

   For the years ended December 31, 1998, 1997, and 1996, rental income from Golden Corral Corporation was $454,380, $474,553, and $490,196, respectively, representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of rental and earned income from joint ventures and the properties held as tenants-in-common with affiliates).

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of rental and earned income from joint ventures and the properties held as tenants-in-common with affiliates) for each of the years ended December 31:

                                                      1998     1997     1996
                                                    -------- -------- --------
     Golden Corral Family Steakhouse Restaurants... $454,380 $474,553 $490,196
     KFC...........................................  277,508  261,415  254,646
     Pizza Hut.....................................  211,507  255,055  292,795
     Taco Bell.....................................      N/A  250,140  254,395
     Perkins.......................................      N/A      N/A  276,114
     Denny's.......................................      N/A  229,537  355,123

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to release the properties in a timely manner.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


13. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 2,082,901 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $20,535,734 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

14. APF Reverse Stock Split

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 13 being adjusted to 1,041,451 shares.

                            CNL INCOME FUND IV, LTD.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           -----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998.......  F-157

Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998.......................................................  F-158

Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998.......................  F-159

Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998................................................................  F-160

Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998............................................  F-161

Report of Independent Certified Public Accountants.......................  F-163

Balance Sheets as of December 31, 1998 and 1997..........................  F-164

Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-165

Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996...........................................................  F-166

Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-167

Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................  F-168

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                                      December
                                                          June 30,       31,
                                                            1999        1998
                                                         ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $3,947,353 and $3,744,609,
 respectively..........................................  $15,283,715 $15,486,459
Net investment in direct financing leases..............    1,211,023   1,231,482
Investment in joint ventures...........................    3,354,395   2,862,906
Cash and cash equivalents..............................      651,282     739,382
Restricted cash........................................          --      537,274
Receivables, less allowance for doubtful accounts of
 $250,622 and $258,641, respectively...................       69,583      24,676
Prepaid expenses.......................................       13,317       9,836
Lease costs, less accumulated amortization of $23,710
 and $21,450, respectively.............................       31,434      18,094
Accrued rental income..................................      290,049     279,724
                                                         ----------- -----------
                                                         $20,904,798 $21,189,833
                                                         =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable.......................................  $    85,694 $     4,503
Accrued and escrowed real estate taxes payable.........       43,826      36,732
Distributions payable..................................      600,000     600,000
Due to related parties.................................      160,865     148,978
Rents paid in advance and deposits.....................       52,445      59,620
                                                         ----------- -----------
  Total liabilities....................................      942,830     849,833
Commitments and Contingencies (Note 3)
Partners' capital......................................   19,961,968  20,340,000
                                                         ----------- -----------
                                                         $20,904,798 $21,189,833
                                                         =========== ===========



           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                        Quarter Ended       Six Months Ended
                                           June 30,             June 30,
                                      ------------------  ---------------------
                                        1999     1998        1999       1998
                                      -------- ---------  ---------- ----------
Revenues:
  Rental income from operating
   leases...........................  $496,860 $ 511,225  $  993,393 $1,051,001
  Earned income from direct
   financing leases.................    30,864    31,872      61,990     63,981
  Contingent rental income..........    26,131    15,546      34,374     37,207
  Interest and other income.........     7,051     8,347      16,969     21,192
                                      -------- ---------  ---------- ----------
                                       560,906   566,990   1,106,726  1,173,381
                                      -------- ---------  ---------- ----------
Expenses:
  General operating and
   administrative...................    31,152    41,090      71,590     75,715
  Professional services.............    11,364    26,397      21,364     32,645
  Real estate taxes.................     8,576       --       13,855     20,755
  State and other taxes.............       --        106      15,395     15,747
  Depreciation and amortization.....   102,473   107,626     205,004    222,777
  Transaction costs.................    71,148       --      104,166        --
                                      -------- ---------  ---------- ----------
                                       224,713   175,219     431,374    367,639
                                      -------- ---------  ---------- ----------
Income Before Equity in Earnings
 (Loss) of Joint Ventures and Gain
 on Sale of Land and Buildings and
 Provision for Loss on Land and
 Building...........................   336,193   391,771     675,352    805,742
Equity in Earnings (Loss) of Joint
 Ventures...........................    72,942  (191,062)    146,616   (148,888)
Gain on Sale of Land and Buildings..       --        --          --     120,915
Provision for Loss on Land and
 Building...........................       --    (65,172)        --     (65,172)
                                      -------- ---------  ---------- ----------
Net Income..........................  $409,135 $ 135,537  $  821,968 $  712,597
                                      ======== =========  ========== ==========
Allocation of Net Income:
  General partners..................  $  4,091 $     (66) $    8,220 $    2,417
  Limited partners..................   405,044   135,603     813,748    710,180
                                      -------- ---------  ---------- ----------
                                      $409,135 $ 135,537  $  821,968 $  712,597
                                      ======== =========  ========== ==========
Net Income Per Limited Partner
 Unit...............................  $   6.75 $    2.26  $    13.56 $    11.84
                                      ======== =========  ========== ==========
Weighted Average Number of Limited
 Partner Units Outstanding..........    60,000    60,000      60,000     60,000
                                      ======== =========  ========== ==========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                      Six Months
                                                         Ended      Year Ended
                                                       June 30,    December 31,
                                                         1999          1998
                                                      -----------  ------------
General partners:
  Beginning balance.................................. $   769,078  $   756,354
  Net income.........................................       8,220       12,724
                                                      -----------  -----------
                                                          777,298      769,078
                                                      -----------  -----------
Limited partners:
  Beginning balance..................................  19,570,922   21,395,945
  Net income.........................................     813,748    1,808,725
  Distributions ($20.00 and $60.56 per limited
   partner unit, respectively).......................  (1,200,000)  (3,633,748)
                                                      -----------  -----------
                                                       19,184,670   19,570,922
                                                      -----------  -----------
    Total partners' capital.......................... $19,961,968  $20,340,000
                                                      ===========  ===========




           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                          Six Months Ended
                                                              June 30,
                                                        ----------------------
                                                           1999        1998
                                                        ----------  ----------
Increase (Decrease) in Cash and Cash Equivalents
Net Cash Provided by Operating Activities.............. $1,127,102  $1,154,124
                                                        ----------  ----------
Cash Flows from Investing Activities:
  Proceeds from sale of land and buildings.............        --    1,468,825
  Additions to land and buildings on operating leases..        --     (275,000)
  Investment in joint ventures.........................   (533,200)        --
  Decrease in restricted cash..........................    533,598         --
  Payment of lease costs...............................    (15,600)        --
                                                        ----------  ----------
  Net cash provided by (used in) investing activities..    (15,202)  1,193,825
                                                        ----------  ----------
Cash Flows from Financing Activities:
  Distributions to limited partners.................... (1,200,000) (2,523,748)
                                                        ----------  ----------
      Net cash used in financing activities............ (1,200,000) (2,523,748)
                                                        ----------  ----------
Net Decrease in Cash and Cash Equivalents..............    (88,100)   (175,799)
Cash and Cash Equivalents at Beginning of Period.......    739,382     876,452
                                                        ----------  ----------
Cash and Cash Equivalents at End of Period............. $  651,282  $  700,653
                                                        ==========  ==========
Supplemental Schedule of Non-Cash Investing and
 Financing Activities:
  Deferred real estate disposition fees incurred and
   unpaid at end of period............................. $      --   $   45,663
                                                        ==========  ==========
  Distributions declared and unpaid at end of period... $  600,000  $  600,000
                                                        ==========  ==========



           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund IV, Ltd. (the "Partnership") for the year ended December 31, 1998.

2. Investment in Joint Ventures:

   In January 1999, the Partnership invested $533,200 in a property in Zephyrhills, Florida as tenants-in-common with CNL Income Fund XVII, Ltd., an affiliate of the general partners. As of March 31, 1999, the Partnership had a 76 percent interest in the property. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate, and amounts relating to its investment are included in investment in joint ventures.

   The following presents the combined, condensed financial information for all of the Partnership's investment in joint ventures and properties held as tenants-in-common at:

                                                         June 30,  December 31,
                                                           1999        1998
                                                        ---------- ------------
   Land and buildings on operating leases, less
    accumulated depreciation and allowance for loss on
    land and building.................................. $5,288,090  $4,406,943
   Net investment in direct financing leases, less
    allowance for impairment in carrying value.........    377,724     626,594
   Cash................................................     23,087      14,025
   Receivables.........................................      5,334      10,943
   Accrued rental income...............................    166,304     163,773
   Other assets........................................      2,924       2,513
   Liabilities.........................................     48,357      27,211
   Partners' capital...................................  5,815,106   5,197,580
   Revenues............................................    305,224     368,058
   Provision for loss on land and buildings and net
    investment in direct financing lease...............        --     (441,364)
   Net income (Loss)...................................    222,901    (212,388)

   The Partnership recognized income totalling $146,616 and a loss totaling $148,888 for the six months ended June 30, 1999 and 1998, respectively, of which income of $72,942 and a loss of $191,062 were recognized for the quarters ended June 30, 1999 and 1998, respectively, from these joint ventures.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

3. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 1,334,008 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $26,259,630 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners
CNL Income Fund IV, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund IV, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 18, 1999, except for the secondparagraph of Note 12 for which the date is March 11, 1999 and Note 13 for which the date is June 3, 1999

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                            December 31,
                                                       -----------------------
                                                          1998        1997
                                                       ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 land and building.................................... $15,486,459 $18,097,997
Net investment in direct financing leases.............   1,231,482   1,269,389
Investment in joint ventures..........................   2,862,906   2,708,012
Cash and cash equivalents.............................     739,382     876,452
Restricted cash.......................................     537,274         --
Receivables, less allowance for doubtful accounts of
 $258,641 and $295,580................................      24,676      37,669
Prepaid expenses......................................       9,836      11,115
Lease costs, less accumulated amortization of $21,450
 and $17,956..........................................      18,094      21,588
Accrued rental income.................................     279,724     287,466
Other assets..........................................         --          200
                                                       ----------- -----------
                                                       $21,189,833 $23,309,888
                                                       =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $     4,503 $     8,576
Accrued construction costs payable....................         --      250,000
Accrued and escrowed real estate taxes payable........      36,732      65,176
Distributions payable.................................     600,000     690,000
Due to related parties................................     148,978      93,854
Rents paid in advance and deposits....................      59,620      49,983
                                                       ----------- -----------
  Total liabilities...................................     849,833   1,157,589
Partners' capital.....................................  20,340,000  22,152,299
                                                       ----------- -----------
                                                       $21,189,833 $23,309,888
                                                       =========== ===========



                See accompanying notes to financial statements.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                  Year Ended December 31,
                                              ----------------------------------
                                                 1998        1997        1996
                                              ----------  ----------  ----------
Revenues:
  Rental income from operating leases.......  $2,104,520  $2,058,703  $2,263,677
  Earned income from direct financing
   leases...................................     126,993     130,683     134,014
  Contingent rental income..................      83,377     117,031      97,318
  Interest and other income.................      60,950      35,221      47,855
                                              ----------  ----------  ----------
                                               2,375,840   2,341,638   2,542,864
                                              ----------  ----------  ----------
Expenses:
  General operating and administrative......     151,775     149,808     161,714
  Professional services.....................      43,609      33,439      29,289
  Bad debt expense..........................         --       12,794         --
  Real estate taxes.........................      31,879      65,316      37,589
  State and other taxes.....................      15,747      16,476      21,694
  Depreciation and amortization.............     428,975     455,895     444,232
Transaction costs...........................      18,286         --          --
                                              ----------  ----------  ----------
                                                 690,271     733,728     694,518
                                              ----------  ----------  ----------
Income Before Equity in Earnings (Losses) of
 Joint Ventures, Gain (Loss) on Sale of Land
 and Buildings and Provision for Loss on
 Land and Building..........................   1,685,569   1,607,910   1,848,346
Equity in Earnings (Losses) of Joint
 Ventures...................................     (90,144)    189,747     277,431
Gain (Loss) on Sale of Land and Buildings...     226,024      (6,652)    221,390
Provision for Loss on Land and Building.....         --      (70,337)        --
                                              ----------  ----------  ----------
Net Income..................................  $1,821,449  $1,720,668  $2,347,167
                                              ==========  ==========  ==========
Allocation of Net Income:
  General partners..........................  $   12,724  $   15,697  $   22,219
  Limited partners..........................   1,808,725   1,704,971   2,324,948
                                              ----------  ----------  ----------
                                              $1,821,449  $1,720,668  $2,347,167
                                              ==========  ==========  ==========
Net Income Per Limited Partner Unit.........  $    30.15  $    28.42  $    38.75
                                              ==========  ==========  ==========
Weighted Average Number of Limited Partner
 Units Outstanding..........................      60,000      60,000      60,000
                                              ==========  ==========  ==========


                See accompanying notes to financial statements.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                 Years Ended December 31, 1998, 1997, and 1996

                              General Partners                       Limited Partners
                          ------------------------- ----------------------------------------------------
                                        Accumulated                              Accumulated Syndication
                          Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                          ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................    $241,504     $160,634    $30,000,000  $(19,687,963)  $16,013,989 $(3,440,000) $23,288,164
 Contributions from
  general partners......      22,300          --             --            --            --          --        22,300
 Distributions to
  limited partners ($46
  per limited partner
  unit).................         --           --             --     (2,760,000)          --          --    (2,760,000)
 Net income.............         --        22,219            --            --      2,324,948         --     2,347,167
                            --------     --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................     263,804      182,853     30,000,000   (22,447,963)   18,338,937  (3,440,000)  22,897,631
 Contributions from
  general partners......     294,000          --             --            --            --          --       294,000
 Distributions to
  limited partners ($46
  per limited partner
  unit).................         --           --             --     (2,760,000)          --          --    (2,760,000)
 Net income.............         --        15,697            --            --      1,704,971         --     1,720,668
                            --------     --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................     557,804      198,550     30,000,000   (25,207,963)   20,043,908  (3,440,000)  22,152,299
 Distributions to
  limited partners ($61
  per limited partner
  unit).................         --           --             --     (3,633,748)          --          --    (3,633,748)
 Net income.............         --        12,724            --            --      1,808,725         --     1,821,449
                            --------     --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................    $557,804     $211,274    $30,000,000  $(28,841,711)  $21,852,633 $(3,440,000) $20,340,000
                            ========     ========    ===========  ============   =========== ===========  ===========



                See accompanying notes to financial statements.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
 Cash received from tenants.............  $ 2,351,732  $ 2,345,612  $ 2,588,248
 Distributions from joint ventures......      248,360      265,473      305,866
 Cash paid for expenses.................     (274,436)    (211,213)    (206,059)
 Interest received......................       36,664       18,100       25,909
                                          -----------  -----------  -----------
   Net cash provided by operating
    activities..........................    2,362,320    2,417,972    2,713,964
                                          -----------  -----------  -----------
 Cash Flows from Investing Activities:
 Proceeds from sale of land and
  building..............................    2,526,354      378,149    1,049,550
 Additions to land and buildings on
  operating leases......................     (275,000)         --    (1,035,516)
 Investment in joint ventures...........     (493,398)         --      (437,489)
 Decrease (increase) in restricted
  cash..................................     (533,598)         --       518,150
 Payment of lease costs.................          --       (17,384)      (2,230)
 Other..................................          --         9,122          --
                                          -----------  -----------  -----------
   Net cash provided by investing
    activities..........................    1,224,358      369,887       92,465
                                          -----------  -----------  -----------
 Cash Flows from Financing Activities:
 Contributions from general partners....          --       294,000       22,300
 Distributions to limited partners......   (3,723,748)  (2,760,000)  (2,760,000)
                                          -----------  -----------  -----------
   Net cash used in financing
    activities..........................   (3,723,748)  (2,466,000)  (2,737,700)
                                          -----------  -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................     (137,070)     321,859       68,729
Cash and Cash Equivalents at Beginning
 of Year................................      876,452      554,593      485,864
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $   739,382  $   876,452  $   554,593
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income.............................  $ 1,821,449  $ 1,720,668  $ 2,347,167
                                          -----------  -----------  -----------
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
 Depreciation...........................      425,481      453,397      442,065
 Amortization...........................        3,494        2,498        2,167
 Equity in earnings of joint ventures,
  net of distributions..................      338,504       75,726       28,435
 Bad debt expense.......................          --        12,794          --
 Loss (gain) on sale of land and
  buildings.............................     (226,024)       6,652     (221,390)
 Provision for loss on land and
  building..............................          --        70,337          --
 Decrease in receivables................        8,607        5,422       41,531
 Decrease (increase) in prepaid
  expenses..............................        1,279         (180)      (1,202)
 Decrease in net investment in direct
  financing leases......................       37,907       34,215       30,885
 Increase in accrued rental income......      (40,515)     (39,669)     (21,520)
 Increase (decrease) in accounts
  payable and accrued expenses..........      (26,960)      31,976       11,162
 Increase in due to related parties.....        9,461       26,701       39,987
 Increase in rents paid in advance and
  deposits..............................        9,637       17,435       14,677
                                          -----------  -----------  -----------
   Total adjustments....................      540,871      697,304      366,797
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 2,362,320  $ 2,417,972  $ 2,713,964
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Investing and Financing Activities:
 Deferred real estate disposition fees
  incurred and unpaid at December 31....  $    45,663  $       --   $       --
                                          ===========  ===========  ===========
 Distributions declared and unpaid at
  December 31...........................  $   600,000  $   690,000  $   690,000
                                          ===========  ===========  ===========

                See accompanying notes to financial statements.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                  Years Ended December 31, 1998, 1997 and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund IV, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' best estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to decrease rental or other income or increase bad debt expense for the current period, although the Partnership

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership's investments in Holland Joint Venture, Titusville Joint Venture, Cocoa Joint Venture, Auburn Joint Venture, Kingsville Real Estate Joint Venture, Warren Joint Venture, and a property in Clinton, North Carolina, held as tenants-in-common, are accounted for using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Lease Costs--Brokerage fees associated with negotiating new leases are amortized over the terms of the new leases using the straight-line method.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

   Reclassification--Certain items in the prior years' financial statements have been reclassified to conform to 1998 presentation. These reclassifications had no effect on partners' capital or net income.

2. Leases:

   The Partnership leases its land or land and buildings primarily to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." The leases generally are classified as operating leases; however, some leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portion of one of these leases is an operating lease. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant generally pays all property taxes and assessments,

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996 fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two or four successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
   Land............................................... $ 7,244,512  $ 8,328,572
   Buildings..........................................  11,986,556   13,684,194
                                                       -----------  -----------
                                                        19,231,068   22,012,766
   Less accumulated depreciation......................  (3,744,609)  (3,844,432)
                                                       -----------  -----------
                                                        15,486,459   18,168,334
   Less allowance for loss on land and building.......         --       (70,337)
                                                       -----------  -----------
                                                       $15,486,459  $18,097,997
                                                       ===========  ===========

   In July 1997, the Partnership entered into new leases for the properties in Portland and Winchester, Indiana, with a new tenant to operate the properties as Arby's restaurants. In connection therewith, the Partnership incurred $125,000 in renovation costs for each property.

   In November 1997, the Partnership sold its property in Douglasville, Georgia to an unrelated third party for $402,000 and received net sales proceeds of $378,149 (net of $2,546 which represents amounts due to the former tenant for prorated rent). This property was originally acquired by the Partnership in December 1994 and had a cost of approximately $363,800, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $16,900 in excess of its original purchase price. Due to the fact that the Partnership had recognized accrued rental income since the inception of the lease relating to the straight-lining of future scheduled rent increases in accordance with generally accepted accounting principles, the Partnership wrote off the cumulative balance of such accrued rental income at the time of the sale of this property, resulting in a loss of $6,652 for financial reporting purposes. Due to the fact that the straight-lining of future rent increases over the term of the lease is a non-cash accounting adjustment, the write off of these amounts is a loss for financial statement purposes only.

   In March 1998, the Partnership sold its property in Fort Myers, Florida, to a third party for $842,100 and received net sales proceeds of $794,690, resulting in a gain of $225,902 for financial reporting purposes. This property was originally acquired by the Partnership in December 1988 and had a cost of approximately $598,000 excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the Property for approximately $196,700 in excess of its original purchase price.

   In March 1998, the Partnership sold its property in Union Township, Ohio to a third party for $680,000 and received net sales proceeds of $674,135, resulting in a loss of $104,987 for financial reporting purposes.

   In connection with the sale of the properties described above, the Partnership incurred deferred, subordinated, real estate disposition fees of $45,663 (see Note 10).

   In July 1998, the Partnership sold its property in Leesburg, Florida, for $565,000 and received net sales proceeds of $523,931, resulting in a loss for financial reporting purposes of $135,509. Due to the fact that at

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996
December 31, 1997, the Partnership had recorded a provision for loss on land and building in the amount of $70,337 for this property, the Partnership recognized the remaining loss of $65,172 for financial reporting purposes in July 1998, relating to the sale.

   In September 1998, the Partnership sold its property in Naples, Florida, to a third party for $563,000 and received net sales proceeds of $533,598, resulting in a gain of $170,281 for financial reporting purposes. This property was originally acquired by the Partnership in December 1988 and had a cost of approximately $410,500 excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $123,100 in excess of its original purchase price.

   Some leases provide for escalating guaranteed minimum rents throughout the lease terms. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997, and 1996, the Partnership recognized $40,515, $39,669 and
$21,520, respectively, of such rental income.

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

   1999............................................................. $ 1,975,839
   2000.............................................................   1,977,929
   2001.............................................................   1,947,479
   2002.............................................................   1,951,578
   2003.............................................................   1,759,818
   Thereafter.......................................................  10,670,163
                                                                     -----------
                                                                     $20,282,806
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                           1998        1997
                                                        ----------  -----------
   Minimum lease payments receivable................... $1,660,791  $ 1,825,690
   Estimated residual values...........................    527,829      527,829
   Less unearned income................................   (957,138)  (1,084,130)
                                                        ----------  -----------
   Net investment in direct financing leases........... $1,231,482  $ 1,269,389
                                                        ==========  ===========

   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

   1999.............................................................. $  164,899
   2000..............................................................    164,899
   2001..............................................................    164,899
   2002..............................................................    164,899
   2003..............................................................    164,899
   Thereafter........................................................    836,296
                                                                      ----------
                                                                      $1,660,791
                                                                      ==========

                           CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

                 Years Ended December 31, 1998, 1997 and 1996

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

5. Investment in Joint Ventures:

   As of December 31, 1997, the Partnership had a 51 percent, a 26.6%, a 57 percent, a 96.1% and a 68.87% interest in the profits and losses of Holland Joint Venture, Titusville Joint Venture, Cocoa Joint Venture, Auburn Joint Venture and Kingsville Real Estate Joint Venture, respectively, and a 53 percent interest in the profits and losses of a property in Clinton, North Carolina, held as tenants-in-common with affiliates of the general partners.

   The remaining interests in these joint ventures are held by affiliates of the Partnership which have the same general partners. Holland Joint Venture, Titusville Joint Venture, Cocoa Joint Venture, Auburn Joint Venture, Kingsville Real Estate Joint Venture and the Partnership and affiliates, as tenants-in-common, each own and lease one property to an operator of national fast-food or family-style restaurants.

   In September 1998, the Partnership entered into a joint venture arrangement, Warren Joint Venture, with an affiliate of the general partners, to hold one restaurant property. As of December 31, 1998, the Partnership had acquired a 35.71% interest in the profits and losses of the joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with the affiliates.

   The following presents the joint ventures' combined, condensed financial information at December 31:

                                                         1998        1997
                                                      ----------  ----------
   Land and buildings on operating leases, less
    accumulated depreciation and allowance for loss
    on land and building............................. $4,406,943  $3,338,372
   Net investment in direct financing leases less
    allowance for loss on building...................    626,594     842,633
   Cash..............................................     14,025      12,331
   Receivables.......................................     10,943      40,456
   Accrued rental income.............................    163,773     177,567
   Other assets......................................      2,513       2,029
   Liabilities.......................................     27,211      16,283
   Partners' capital.................................  5,197,580   4,397,105
   Revenues..........................................    368,058     434,177
   Provision for loss on land and buildings and net
    investment in direct financing lease.............   (441,364)   (147,039)
   Net income........................................   (212,388)    126,271

   The Partnership recognized a loss totalling $90,144 and income totalling $189,747 and $277,431 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures.

6. Restricted Cash:

   As of December 31, 1998, the net sales proceeds of $533,598 from the sale of the property in Naples, Florida, plus accrued interest of $3,676 were being held in an interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional property on behalf of the Partnership.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

7. Receivables:

   In June 1997, the Partnership terminated the leases with the tenant of the properties in Portland and Winchester, Indiana. In connection therewith, the Partnership accepted a promissory note from the former tenant for $32,343 for amounts relating to past due real estate taxes the Partnership had accrued as a result of the former tenant's financial difficulties. The promissory note, which is uncollateralized, bears interest at a rate of ten percent per annum, and is being collected in 36 monthly installments. As of December 31, 1998, the Partnership had collected the full amount of the promissory note.

8. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of property, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their adjusted capital contributions (the "10% Preferred Return").

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their 10% Preferred Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property not in liquidation of the Partnership is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During each of the years ended December 31, 1998, 1997, and 1996, the Partnership declared distributions to the limited partners of $3,633,748, $2,760,000, and $2,760,000, respectively. Distributions for the year ended December 31, 1998 included $1,233,748 as a result of the distribution of net sales proceeds from the sale of the properties in Fort Myers, Florida and Union Township, Ohio. This amount was applied toward the limited partners' 10% Preferred Return. No distributions have been made to the general partners to date.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

9. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                                1998        1997        1996
                                             ----------  ----------  ----------
   Net income for financial reporting
    purposes...............................  $1,821,449  $1,720,668  $2,347,167
   Depreciation for tax reporting purposes
    in excess of depreciation for financial
    reporting purposes.....................      (8,014)     (9,203)    (17,764)
   Allowance for loss on land and
    building...............................         --       70,337         --
   Direct financing leases recorded as
    operating leases for tax reporting
    purposes...............................      37,907      34,215      30,885
   Gain on sale of land and buildings for
    financial reporting purposes less than
    (in excess of) gain for tax reporting
    purposes...............................    (231,919)     44,918    (140,228)
   Capitalization of transaction costs for
    tax reporting purposes.................      18,286         --          --
   Equity in earnings of joint ventures for
    financial reporting purposes less than
    (in excess of) equity in earnings of
    joint ventures for tax reporting
    purposes...............................     319,186      51,115     (25,853)
   Allowance for doubtful accounts.........     (36,939)    138,647      (9,933)
   Accrued rental income...................     (40,515)    (39,669)    (21,520)
   Rents paid in advance...................       9,137       7,435      14,677
   Other...................................         501         --          --
                                             ----------  ----------  ----------
   Net income for federal income tax
    purposes...............................  $1,889,079  $2,018,463  $2,177,431
                                             ==========  ==========  ==========

10. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director, and vice chairman of the Board of CNL Fund Advisors, Inc. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to collectively as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate an annual, noncumulative, subordinated management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures, but not in excess of competitive fees for comparable services. These fees will be incurred and will be payable only after the limited partners receive their 10% Preferred Return. Due to the fact that these fees are noncumulative, if the limited partners have not received their 10% Preferred Return in any particular year, no management fees will be due or payable for such year. As a result of such threshold, no management fees were incurred during the years ended December 31, 1998, 1997, and 1996.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996 sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 10% Preferred Return, plus their adjusted capital contributions. For the year ended December 31, 1998, the Partnership incurred $45,663 in deferred, subordinated, real estate disposition fees as a result of the sales of properties. No deferred, subordinated real estate disposition fees were incurred for the years ended December 31, 1997 and 1996.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $94,365, $81,838 and $85,899 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   The due to related parties consisted of the following at December 31:

                                                                  1998    1997
                                                                -------- -------
   Due to the Affiliate:
     Expenditures incurred on behalf of the Partnership........ $ 53,363 $48,126
     Accounting and administrative services....................   49,952  40,728
     Deferred, subordinated real estate disposition fee........   45,663     --
   Other.......................................................      --    5,000
                                                                -------- -------
                                                                $148,978 $93,854
                                                                ======== =======

11. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures), for each of the years ended December 31:

                                                        1998     1997     1996
                                                      -------- -------- --------
   Shoney's, Inc..................................... $413,755 $427,238 $425,390
   Tampa Foods, L.P..................................      N/A      N/A  291,347

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures) for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
   Shoney's......................................... $541,175 $557,303 $557,841
   Wendy's Old Fashioned Hamburger Restaurants......  437,896  432,585  499,305
   Denny's..........................................      N/A  345,749  360,080
   Taco Bell........................................      N/A  262,909  251,314

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any of these lessees or restaurant chains could significantly impact the results of operations of the Partnership.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

12. Subsequent Events:

   In January 1999, the Partnership used the net sales proceeds from the sale of the property in Naples, Florida to invest in a Property in Zephyrhills, Florida, with an affiliate of the general partners as tenants-in-common for a 76 percent interest in the property. The Partnership will account for its investment in this property using the equity method since the Partnership will share control with affiliates. On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 2,668,016 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $26,259,630 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

13. Reverse Stock Split

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 12 being adjusted to 1,334,008 shares.

                            CNL INCOME FUND V, LTD.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           -----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998.......  F-178

Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998.......................................................  F-179

Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998.......................  F-180

Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998................................................................  F-181

Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998............................................  F-182

Report of Independent Certified Public Accountants.......................  F-185

Balance Sheets as of December 31, 1998 and 1997..........................  F-186

Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-187

Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996...........................................................  F-188
Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-189

Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................  F-190

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                        June 30,   December 31,
                                                          1999         1998
                                                       ----------- ------------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $1,879,306 and
 $1,895,755, respectively and allowance for loss on
 land and buildings of $653,851 in 1999 and 1998...... $ 9,635,693 $10,660,128
Net investment in direct financing leases.............   1,690,306   1,708,966
Investment in joint ventures..........................   2,392,506   2,282,012
Mortgage notes receivable, less deferred gain.........     872,380   1,748,060
Cash and cash equivalents.............................   2,393,763     352,648
Receivables, less allowance for doubtful accounts of
 $140,973 and $141,505, respectively..................      36,368      87,490
Prepaid expenses......................................       7,068       1,872
Accrued rental income.................................     270,021     239,963
Other assets..........................................      54,346      54,346
                                                       ----------- -----------
                                                       $17,352,451 $17,135,485
                                                       =========== ===========

          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $    75,710 $     7,546
Accrued and escrowed real estate taxes payable........      20,068      10,361
Distributions payable.................................     500,000     500,000
Due to related parties................................     284,333     228,448
Rents paid in advance.................................      23,218       6,112
                                                       ----------- -----------
    Total liabilities.................................     903,329     752,467
Commitments and Contingencies (Note 5)
Minority interest.....................................     146,744     155,916
Partners' capital.....................................  16,302,378  16,227,102
                                                       ----------- -----------
                                                       $17,352,451 $17,135,485
                                                       =========== ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME


                                        Quarter Ended       Six Months Ended
                                           June 30,             June 30,
                                       -----------------  ---------------------
                                         1999     1998       1999       1998
                                       -------- --------  ---------- ----------
Revenues:
  Rental income from operating
   leases............................  $282,637 $285,286  $  575,685 $  611,506
  Earned income from direct financing
   leases............................    45,717   42,802      91,600    102,343
  Interest and other income..........    43,320   72,498     101,974    164,856
                                       -------- --------  ---------- ----------
                                        371,674  400,586     769,259    878,705
                                       -------- --------  ---------- ----------
Expenses:
  General operating and
   administrative....................    34,888   38,763      71,002     77,317
  Bad debt expense...................       --     5,882         --       5,882
  Professional services..............    13,190    6,061      18,582     10,079
  Real estate taxes..................     8,682    9,756      16,487     16,420
  State and other taxes..............       447    1,911       6,404      9,658
  Depreciation.......................    60,067   62,771     124,179    129,977
  Transaction costs..................    59,718      --       91,188        --
                                       -------- --------  ---------- ----------
                                        176,992  125,144     327,842    249,333
                                       ======== ========  ========== ==========
Income Before Minority Interest in
 Loss of Consolidated Joint Venture,
 Equity in Earnings of Unconsolidated
 Joint Ventures, Gain on Sale of
 Land and Buildings and Provision for
 Loss on Land and Building...........   194,682  275,442     441,417    629,372
Minority Interest in Loss of Consoli-
 dated Joint Venture.................     4,787    4,033       9,172      9,450
Equity in Earnings of Unconsolidated
 Joint Ventures......................   172,427   36,882     229,265     72,103
Gain on Sale of Land and Buildings...       309      992     395,422    442,605
Provision for Loss on Land and Build-
 ing.................................       --  (152,633)        --    (152,633)
                                       -------- --------  ---------- ----------
Net Income...........................  $372,205 $164,716  $1,075,276 $1,000,897
                                       ======== ========  ========== ==========
Allocation of Net Income:
  General partners...................  $  3,722 $   (734) $    9,157 $    6,355
  Limited partners...................   368,483  165,450   1,066,119    994,542
                                       -------- --------  ---------- ----------
                                       $372,205 $164,716  $1,075,276 $1,000,897
                                       ======== ========  ========== ==========
Net Income Per Limited Partner Unit..  $   7.37 $   3.31  $    21.32 $    19.89
                                       ======== ========  ========== ==========
Weighted Average Number of Limited
 Partner Units Outstanding...........    50,000   50,000      50,000     50,000
                                       ======== ========  ========== ==========

           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
General partners:
  Beginning balance..............................   $   503,730    $   493,982
  Net income.....................................         9,157          9,748
                                                    -----------    -----------
                                                        512,887        503,730
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    15,723,372     18,026,552
  Net income.....................................     1,066,119      1,535,147
  Distributions ($20.00 and $76.77 per limited
   partner unit, respectively)...................    (1,000,000)    (3,838,327)
                                                    -----------    -----------
                                                     15,789,491     15,723,372
                                                    -----------    -----------
Total partners' capital..........................   $16,302,378    $16,227,102
                                                    ===========    ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                             June 30,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Increase (Decrease) in Cash and Cash Equivalents
 Net Cash Provided by Operating Activities........... $   879,145  $   812,900
                                                      -----------  -----------
 Cash Flows from Investing Activities:
  Proceeds from sale of land and buildings...........   1,113,759    2,125,220
  Additions to land and building on operating lease..         --      (125,000)
  Investment in joint venture........................         --      (437,308)
  Collections on mortgage note receivable............   1,048,211       10,684
                                                      -----------  -----------
   Net cash provided by investing activities.........   2,161,970    1,573,596
                                                      -----------  -----------
 Cash Flows from Financing Activities:
  Distributions to limited partners..................  (1,000,000)  (2,913,327)
                                                      -----------  -----------
   Net cash used in financing activities.............  (1,000,000)  (2,913,327)
                                                      -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents.........................................   2,041,115     (526,831)
Cash and Cash Equivalents at Beginning of Period.....     352,648    1,361,290
                                                      -----------  -----------
Cash and Cash Equivalents at End of Period........... $ 2,393,763  $   834,459
                                                      ===========  ===========
Supplemental Schedule of Non-Cash Investing and
 Financing Activities:
 Deferred real estate disposition fees incurred and
  unpaid at end of period............................ $       --   $    65,400
                                                      ===========  ===========
 Distributions declared and unpaid at end of period.. $   500,000  $   500,000
                                                      ===========  ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund V, Ltd. (the "Partnership") for the year ended December 31, 1998.

   The Partnership accounts for its 66.5% interest in CNL/Longacre Joint Venture using the consolidation method. Minority interest represents the minority joint venture partner's proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

2. Land and Buildings on Operating Leases:

   During the six months ended June 30, 1999, the Partnership sold its properties in Endicott and Ithaca, New York, to the tenant for a total of $1,125,000 and received net sales proceeds of $1,113,759 resulting in a total gain of $213,503 for financial reporting purposes. These properties were originally acquired by the Partnership in December 1989 and had costs totaling approximately $942,600, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold these properties for a total of approximately $171,200 in excess of their original purchase prices.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998


3. Investment in Joint Ventures:

   In June 1999, Halls Joint Venture, in which the Partnership owns a 48.9% interest, sold its property to the tenant, in accordance with the purchase option under the lease agreement, for $891,915. This resulted in a gain to the joint venture of approximately $239,300 for financial reporting purposes. The property was originally contributed to Halls Joint Venture in February 1990 and had a total cost of approximately $672,000, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the joint venture sold the property for approximately $219,900 in excess of its original purchase price. The following presents the combined, condensed financial information for all of the Partnership's investments in joint ventures at:

                                                       June 30,  December 31,
                                                         1999        1998
                                                      ---------- ------------
   Land and buildings on operating leases, less
    accumulated depreciation......................... $4,188,675  $4,812,568
   Net investment in direct financing lease..........    813,268     817,525
   Cash..............................................     16,469      17,992
   Restricted cash...................................    887,114         --
   Receivables.......................................         46       5,168
   Prepaid expenses..................................        498         458
   Accrued rental income.............................     76,713     112,279
   Liabilities.......................................     44,127      46,398
   Partners' capital.................................  5,938,656   5,719,592
   Revenues..........................................    326,204     555,103
   Gain on sale of property..........................    239,336         --
   Net income........................................    513,794     454,922

   The Partnership recognized income totaling $229,265 and $72,103 for the six months ended June 30, 1999 and 1998, respectively, from these joint venture, $172,427 and $36,882 of which was earned during the quarters ended June 30, 1999 and 1998, respectively.

4. Mortgage Notes Receivable:

   As of December 31, 1998, the Partnership had accepted two promissory notes in connection with the sale of two of its properties. During the six months ended June 30, 1999, the Partnership collected the outstanding balance of $1,043,770 relating to the promissory note accepted in connection with the sale of the property in St. Cloud, Florida, and in connection therewith, the Partnership recognized the remaining gain of $181,610 relating to this property, in accordance with Statement of Financial Accounting Standards
No. 66, "Accounting for Sales of Real Estate."

5. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 1,024,516 shares of its common stock, par value $0.01 per share (the "APF Shares")

In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998

property portfolio and other assets was $20,212,956 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

6. Concentration of Credit Risk:

   The following schedule presents total rental, earned, and mortgage interest income from individual lessees and borrowers, each representing more than ten percent of the Partnership's total rental, earned, and mortgage interest income (including the Partnership's share of total rental and earned income from joint ventures and properties held as tenants-in-common with affiliates), for each of the six months ended June 30:

                                                                 1999    1998
                                                                ------- -------
     Golden Corral............................................. $97,756 $97,756
     Tony Roma's...............................................  92,190  92,735
     Wendy's Old Fashioned Hamburger Restaurants...............     N/A  86,336

   The information denoted by N/A indicates that for the applicable period presented, the chain did not represent more than ten percent of the Partnership's total rental, earned, and mortgage interest income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains, could significantly impact the results of operations of the Partnership if the Partnership is not able to release the properties in a timely manner.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund V, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund V, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 18, 1999, except for Note 12 for which the date is March 11, 1999 and
 Note 13 for which the date is June 3, 1999

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 land and buildings.................................... $10,660,128 $12,421,143
Net investment in direct financing leases..............   1,708,966   2,277,481
Investment in joint ventures...........................   2,282,012   1,558,709
Mortgage notes receivable, less deferred gain..........   1,748,060   1,758,167
Cash and cash equivalents..............................     352,648   1,361,290
Receivables, less allowance for doubtful accounts of
 $141,505 and $137,892.................................      87,490     108,261
Prepaid expenses.......................................       1,872       9,307
Accrued rental income..................................     239,963     169,726
Other assets...........................................      54,346      54,346
                                                        ----------- -----------
                                                        $17,135,485 $19,718,430
                                                        =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable....................................... $     7,546 $    24,229
Accrued construction costs payable.....................         --      125,000
Accrued and escrowed real estate taxes payable.........      10,361      93,392
Distributions payable..................................     500,000     575,000
Due to related parties.................................     228,448     143,867
Rents paid in advance and deposits.....................       6,112      13,479
                                                        ----------- -----------
    Total liabilities..................................     752,467     974,967
Minority interest......................................     155,916     222,929
Partners' capital......................................  16,227,102  18,520,534
                                                        ----------- -----------
                                                        $17,135,485 $19,718,430
                                                        =========== ===========


                See accompanying notes to financial statements.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                 Year Ended December 31,
                                             ----------------------------------
                                                1998        1997        1996
                                             ----------  ----------  ----------
Revenues:
  Rental income from operating leases......  $1,168,301  $1,343,833  $1,746,021
  Earned income from direct financing
   leases..................................     199,002     157,134     185,552
  Contingent rental income.................     133,179     233,663     130,167
  Interest and other income................     282,795     302,503     147,804
                                             ----------  ----------  ----------
                                              1,783,277   2,037,133   2,209,544
                                             ----------  ----------  ----------
Expenses:
  General operating and administrative.....     166,878     166,346     178,991
  Professional services....................      20,542      23,172      22,605
  Bad debt expense.........................       5,882       9,007         --
  Real estate taxes........................      35,434      39,619      40,711
  State and other taxes....................       9,658      11,897      12,492
  Depreciation and amortization............     267,254     324,431     376,766
  Transaction costs........................      14,644         --          --
                                             ----------  ----------  ----------
                                                520,292     574,472     631,565
                                             ----------  ----------  ----------
Income Before Minority Interest in Loss of
 Consolidated Joint Venture, Equity in
 Earnings Of Unconsolidated Joint Ventures,
 Gain on Sale of Land and Buildings and
 Provision for Loss on Land and Buildings..   1,262,985   1,462,661   1,577,979
Minority interest in Loss of Consolidated
 Joint Venture.............................      67,013      54,622      23,884
Equity in Earnings of Unconsolidated Joint
 Ventures..................................     173,941      56,015      46,452
Gain on Sale of Land and Buildings.........     444,113     409,311      19,369
Provision for Loss on Land and Buildings ..    (403,157)   (250,694)   (239,525)
                                             ----------  ----------  ----------
Net Income.................................  $1,544,895  $1,731,915  $1,428,159
                                             ==========  ==========  ==========
Allocation of Net Income:
  General partners.........................  $    9,748  $   11,809  $   12,513
  Limited partners.........................   1,535,147   1,720,106   1,415,646
                                             ----------  ----------  ----------
                                             $1,544,895  $1,731,915  $1,428,159
                                             ==========  ==========  ==========
Net Income Per Limited Partner Unit........  $    30.70  $    34.40  $    28.31
                                             ==========  ==========  ==========
Weighted Average Number of Limited Partner
 Units Outstanding.........................      50,000      50,000      50,000
                                             ==========  ==========  ==========

                See accompanying notes to financial statements.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                  Years Ended December 31, 1998, 1997 and 1996

                          General Partners                  Limited Partners
                          ----------------- -------------------------------------------------
                                   Accumu-                              Accumu-
                          Contri-   lated     Contri-     Distri-        lated    Syndication
                          butions  Earnings   butions     butions      Earnings      Costs        Total
                          -------- -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1995...................  $ 77,500 $126,460 $25,000,000 $(15,168,240) $12,524,040 $(2,865,000) $19,694,760
 Contributions from
  general partner.......   159,700      --          --           --           --          --       159,700
 Distributions to
  limited partners ($46
  per limited partner
  unit).................       --       --          --    (2,300,000)         --          --    (2,300,000)
 Net income.............       --    12,513         --           --     1,415,646         --     1,428,159
                          -------- -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1996...................   237,200  138,973  25,000,000  (17,468,240)  13,939,686  (2,865,000)  18,982,619
 Contributions from
  general partner.......   106,000      --          --           --           --          --       106,000
 Distributions to
  limited partners ($46
  per limited partner
  unit).................       --       --          --    (2,300,000)         --          --    (2,300,000)
 Net income.............       --    11,809         --           --     1,720,106         --     1,731,915
                          -------- -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1997...................   343,200  150,782  25,000,000  (19,768,240)  15,659,792  (2,865,000)  18,520,534
 Distributions to
  limited partners ($77
  per limited partner
  unit).................       --       --          --    (3,838,327)         --          --    (3,838,327)
 Net income.............       --     9,748         --           --     1,535,147         --     1,544,895
                          -------- -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1998...................  $343,200 $160,530 $25,000,000 $(23,606,567) $17,194,939 $(2,865,000) $16,227,102
                          ======== ======== =========== ============  =========== ===========  ===========


                See accompanying notes to financial statements.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
 Cash received from tenants.............  $ 1,490,412  $ 1,771,467  $ 2,083,722
 Distributions from unconsolidated joint
  ventures..............................      215,839       53,176       53,782
 Cash paid for expenses.................     (331,363)    (305,341)    (161,730)
 Interest received......................      274,847      293,929      127,971
                                          -----------  -----------  -----------
  Net cash provided by operating
   activities...........................    1,649,735    1,813,231    2,103,745
                                          -----------  -----------  -----------
 Cash Flows from Investing Activities:
 Proceeds from sale of land and
  buildings.............................    2,125,220    5,271,796      100,000
 Additions to land and buildings on
  operating leases......................     (125,000)  (1,900,790)         --
 Investment in direct financing leases..          --      (911,072)         --
 Investment in joint ventures...........     (765,201)  (1,090,062)         --
 Collections on mortgage notes
  receivable............................       19,931        9,265        6,712
 Other..................................          --           --       (26,287)
                                          -----------  -----------  -----------
  Net cash provided by investing
   activities...........................    1,254,950    1,379,137       80,425
                                          -----------  -----------  -----------
 Cash Flows from Financing Activities:
 Contributions from general partner.....          --       106,000      159,700
 Distributions to limited partners......   (3,913,327)  (2,300,000)  (2,300,000)
                                          -----------  -----------  -----------
  Net cash used in financing
   activities...........................   (3,913,327)  (2,194,000)  (2,140,300)
                                          -----------  -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................   (1,008,642)     998,368       43,870
Cash and Cash Equivalents at Beginning
 of Year................................    1,361,290      362,922      319,052
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $   352,648  $ 1,361,290  $   362,922
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income.............................  $ 1,544,895  $ 1,731,915  $ 1,428,159
                                          -----------  -----------  -----------
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
 Bad debt expense.......................        5,882        9,007          --
 Depreciation...........................      267,254      324,431      376,766
 Minority interest in loss of
  consolidated joint venture............      (67,013)     (54,622)     (23,884)
 Equity in earnings of unconsolidated
  joint ventures, net of distributions..       41,898       (2,839)       7,330
 Gain on sale of land and buildings.....     (444,113)    (409,311)     (19,369)
 Provisions for loss on land and
  buildings.............................      403,157      250,694      239,525
 Decrease in net investment in direct
  financing leases......................       38,017       42,682       46,387
 Decrease (increase) in accrued interest
  on mortgage note receivable...........       (6,533)       6,788       (9,414)
 Decrease (increase) in receivables.....       17,333      (43,006)      10,270
 Decrease in prepaid expenses...........        7,435        1,109        1,505
 Increase in accrued rental income......      (70,237)     (19,527)     (27,875)
 Increase (decrease) in accounts payable
  and accrued expenses..................     (100,554)     (12,509)      32,032
 Increase (decrease) in due to related
  parties...............................       19,181      (13,322)      59,945
 Increase (decrease) in rents paid in
  advance and deposits..................       (6,867)       1,741      (17,632)
                                          -----------  -----------  -----------
  Total adjustments.....................      104,840       81,316      675,586
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 1,649,735  $ 1,813,231  $ 2,103,745
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Investing and Financing Activities:
 Mortgage note accepted in connection
  with sale of land and buildings.......  $       --   $       --   $ 1,057,299
                                          ===========  ===========  ===========
 Deferred real estate disposition fees
  incurred and unpaid at end of year....  $    65,400  $       --   $    34,500
                                          ===========  ===========  ===========
 Distributions declared and unpaid at
  December 31...........................  $   500,000  $   575,000  $   575,000
                                          ===========  ===========  ===========

                See accompanying notes to financial statements.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                  Years Ended December 31, 1998, 1997 and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund V, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note 4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income are considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

decrease rental or other income or increase bad debt expense for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership accounts for its 66.5% interest in CNL/Longacre Joint Venture, a Florida general partnership, using the consolidation method. Minority interest represents the minority joint venture partner's proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

   The Partnership accounts for its interest in Cocoa Joint Venture, Halls Joint Venture, RTO Joint Venture and a property in each of Mesa, Arizona and Vancouver, Washington, held as tenants-in-common with affiliates, using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and properties.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

   Reclassification--Certain items in the prior years' financial statements have been reclassified to conform to 1998 presentation. These reclassifications had no effect on partners' capital or net income.

2. Leases:

   The Partnership leases its land and buildings primarily to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." The leases generally are classified as operating leases;

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

however, some leases have been classified as direct financing leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant generally pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to five successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                         1998         1997
                                                      -----------  -----------
     Land............................................ $ 5,352,136  $ 6,069,665
     Buildings.......................................   7,857,598    8,546,530
                                                      -----------  -----------
                                                       13,209,734   14,616,195
     Less accumulated depreciation...................  (1,895,755)  (1,944,358)
                                                      -----------  -----------
                                                       11,313,979   12,671,837
     Less allowance for loss on land and buildings...    (653,851)    (250,694)
                                                      -----------  -----------
                                                      $10,660,128  $12,421,143
                                                      ===========  ===========

   In January 1997, the Partnership sold its property in Franklin, Tennessee, to the tenant for $980,000 and received net sales proceeds of $960,741. Since the Partnership had established an allowance for loss on land and building as of December 31, 1996, no loss was recognized during 1997 as a result of the sale. The Partnership used $360,000 of the net sales proceeds to pay liabilities of the Partnership, including quarterly distributions to the limited partners.

   In June 1997, the Partnership entered into an operating agreement for the property located in South Haven, Michigan, with an operator to operate the property as an Arby's restaurant. In connection therewith, the Partnership used approximately $120,400 of the net sales proceeds from the sale of the property in Franklin, Tennessee, for conversion costs associated with the Arby's property. The Partnership reinvested the majority of the remaining net sales proceeds in additional properties.

   During 1997, the Partnership sold its properties in Salem, New Hampshire; Port St. Lucie, Florida; and Tampa, Florida for a total of $3,365,172 and received net sales proceeds totalling $3,291,566 resulting in a total gain of $447,521 for financial reporting purposes. These properties were originally acquired by the Partnership in 1989 and had total costs of approximately $2,934,400, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the properties for approximately $357,300 in excess of their original purchase prices. The Partnership reinvested the majority of net sales proceeds in additional properties.

   In November 1997, the Partnership sold its property in Richmond, Indiana, to a third party for $400,000 and received net sales proceeds of $385,179. As a result of this transaction, the Partnership recognized a loss of $141,567 for financial reporting purposes. In December 1997, the Partnership reinvested the net sales proceeds in a property located in Vancouver, Washington, as tenants-in-common with affiliates of the general partners (see Note 5).

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

   During the year ended December 31, 1998, the Partnership sold its properties in Port Orange, Florida, and Tyler, Texas to the tenants for a total of $2,180,000 and received net sales proceeds totalling $2,125,220, resulting in a total gain of $440,822 for financial reporting purposes. These properties were originally acquired by the Partnership in 1988 and 1989 and had costs totaling approximately $1,791,300, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold these properties for a total of approximately $333,900 in excess of their original purchase prices. In connection with the sale of the properties, the Partnership incurred deferred, subordinated, real estate disposition fees of $65,400 (see Note 10).

   In July 1997, the Partnership entered into a new lease for the property in Connorsville, Indiana, with a new tenant to operate the property as an Arby's restaurant. In connection therewith, during 1998, the Partnership paid $125,000 in renovation costs.

   In 1997, the Partnership established an allowance for loss on land and buildings of $250,694, for financial reporting purposes, relating to the properties in Belding, Michigan and Lebanon, New Hampshire. Due to the fact that the Partnership has not been able to successfully re-lease these properties, the Partnership increased the allowance by $155,612 for the property in Belding, Michigan, and $122,875 for the property in Lebanon, New Hampshire, owned by the Partnership's consolidated joint venture, CNL/Longacre Joint Venture at December 31, 1998. In addition, at December 31, 1998, the Partnership established an allowance for loss on land and building of $124,670 relating to the property located in Daleville, Indiana, due to the fact that the tenant terminated the lease with the Partnership. The allowances represent the difference between the net carrying values of the properties at December 31, 1998 and current estimates of net realizable values for these properties.

   Some leases provide for escalating guaranteed minimum rents throughout the lease terms. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997, and 1996, the Partnership recognized $70,237, $19,527, and
$27,875, respectively, of such rental income.

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

     1999........................................................... $ 1,087,538
     2000...........................................................   1,101,658
     2001...........................................................   1,075,591
     2002...........................................................     987,031
     2003...........................................................     999,957
     Thereafter.....................................................   8,250,965
                                                                     -----------
                                                                     $13,502,740
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant gross sales.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                            1998        1997
                                                         ----------  ----------
     Minimum lease payments receivable.................. $3,260,110  $4,213,033
     Estimated residual values..........................    566,502     806,792
     Less unearned income............................... (2,117,646) (2,742,344)
                                                         ----------  ----------
     Net investment in direct financing leases.......... $1,708,966  $2,277,481
                                                         ==========  ==========

   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

     1999............................................................ $  220,518
     2000............................................................    220,518
     2001............................................................    220,518
     2002............................................................    220,518
     2003............................................................    220,518
     Thereafter......................................................  2,157,520
                                                                      ----------
                                                                      $3,260,110
                                                                      ==========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

   In May 1997, the Partnership sold its property in Smyrna, Tennessee, to a third party for $655,000 and received net sales proceeds of $634,310, resulting in a gain of $101,995 for financial reporting purposes. This property was originally acquired by the Partnership in March 1989 and had a cost of approximately $569,500, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $64,800 in excess of its original purchase price. The Partnership used approximately $82,500 of the net sales proceeds to pay liabilities of the Partnership, including quarterly distributions to the limited partners. In addition, the Partnership reinvested the remaining net sales proceeds in additional properties as tenants-in-common with affiliates of the general partners.

   In June 1998, the Partnership terminated its lease with the tenant of the property in Daleville, Indiana. As a result, the Partnership reclassified these assets from net investment in direct financing lease to land and building on operating lease. In accordance with Statement of Financial Accounting Standards #13, "Accounting for Leases," the Partnership recorded the reclassified assets at the lower of original cost, present fair value, or present carrying value. No loss on termination of direct financing lease was recorded for financial reporting purposes.

5. Investment in Joint Ventures:

   As of December 31, 1998, the Partnership had a 43 percent and a 48.9% interest in the profits and losses of Cocoa Joint Venture and Halls Joint Venture, respectively. The remaining interests in these joint ventures are held by affiliates of the Partnership which have the same general partners.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   In October 1997, the Partnership used a portion of the net sales proceeds from the sale of the Property in Smyrna, Tennessee to acquire a property in Mesa, Arizona, as tenants-in-common with an affiliate of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 42.09% interest in this property.

   In addition, in December 1997, the Partnership used some or all of the net sales proceeds from the sales of the Properties in Franklin, Tennessee; Richmond, Indiana, and Smyrna, Tennessee to acquire a property in Vancouver, Washington, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 27.78% interest in this property.

   In May, 1998, the Partnership entered into a joint venture arrangement, RTO Joint Venture, with an affiliate of the general partners, to construct and hold one restaurant property. Construction was completed and rent commenced in December 1998. As of December 31, 1998, the Partnership had contributed $766,746 to the joint venture. The Partnership holds a 53.12% interest in the profits and losses of the joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with an affiliate.

   Cocoa Joint Venture, Halls Joint Venture, RTO Joint Venture and the Partnership and affiliates as tenants-in-common in two separate tenancy-in-common arrangements, each own and lease one property to an operator of national fast-food or family-style restaurants.

   The following presents the combined condensed financial information for all of the Partnership's investments in joint ventures at December 31:

                                                           1998       1997
                                                        ---------- ----------
   Land and buildings on operating leases, less
    accumulated depreciation........................... $4,812,568 $4,277,972
   Net investment in direct financing lease............    817,525        --
   Cash................................................     17,992     24,994
   Receivables.........................................      5,168      4,417
   Prepaid expenses....................................        458        270
   Accrued rental income...............................    112,279     68,819
   Liabilities.........................................     46,398      1,250
   Partners' capital...................................  5,719,592  4,375,222
   Revenues............................................    555,103    151,242
   Net income..........................................    454,922    121,605

   The Partnership recognized income totaling $173,941, $56,015, and $46,452 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures.

6. Mortgage Notes Receivable:

   In connection with the sale in 1995 of its property in Myrtle Beach, South Carolina, the Partnership accepted a promissory note in the principal sum of $1,040,000, collateralized by a mortgage on the property. The promissory note bears interest at 10.25% per annum and is being collected in 59 equal monthly

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

installments of $9,319, including interest, with a balloon payment of $991,332 due in July 2000. As a result of this sale being accounted for using the installment sales method for financial reporting purposes as required by Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate," the Partnership recognized a gain of $1,134, $1,024, and $924 for the years ended December 31, 1998, 1997, and 1996, respectively.

   In addition, in connection with the sale in 1996 of its property in St. Cloud, Florida, the Partnership accepted a promissory note in the principal sum of $1,057,299, representing the balance of the sales price of $1,050,000 plus tenant closing costs in the amount of $7,299 that the Partnership financed on behalf of the tenant. The note is collateralized by a mortgage on the property. The promissory note bears interest at a rate of 10.75% per annum and was being collected in 12 monthly installments of interest only, and thereafter in 168 equal monthly installments of principal and interest. As a result of this sale being accounted for using the installment sales method for financial reporting purposes as required by Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate," the Partnership recognized a gain of $2,157, $338, and $18,445 for the years ended December 31, 1998, 1997, and 1996, respectively.

   The mortgage notes receivable consisted of the following at December 31:

                                                          1998        1997
                                                       ----------  ----------
     Principal balance................................ $2,049,981  $2,069,912
     Accrued interest receivable......................     17,945      11,412
     Less deferred gains on sale of land and build-
      ings............................................   (319,866)   (323,157)
                                                       ----------  ----------
                                                       $1,748,060  $1,758,167
                                                       ==========  ==========

   The general partners believe that the estimated fair values of mortgage notes receivable at December 31, 1998 and 1997, approximate the outstanding principal amount based on estimated current rates at which similar loans would be made to borrowers with similar credit and for similar maturities.

7. Receivables:

   In June 1997, the Partnership terminated the leases with the tenant of the properties in Connorsville and Richmond, Indiana. In connection therewith, the Partnership accepted a promissory note from the former tenant for $35,297 for amounts relating to past due real estate taxes the Partnership had accrued as a result of the former tenant's financial difficulties. The promissory note is uncollateralized, bears interest at a rate of ten percent per annum, and is being collected in 36 monthly installments. Receivables at December 31, 1998 and 1997, included $25,783 and $37,099, respectively of such amounts, including accrued interest of $1,802 in 1997.

8. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their adjusted capital contributions (the "10% Preferred Return").

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their 10% Preferred Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners.

   Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the year ended December 31, 1998, the Partnership declared distributions to the limited partners of $3,838,327, and during each of the years ended December 31, 1997 and 1996, the Partnership distributed $2,300,000. Distributions for 1998 included $1,838,327 as a result of the distribution of net sales proceeds from the 1997 and 1998 sales of the properties in Tampa and Port Orange, Florida. This amount was applied toward the limited partners' 10% Preferred Return. No distributions have been made to the general partners to date.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


9. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                                1998        1997        1996
                                             ----------  ----------  ----------
     Net income for financial reporting
      purposes.............................  $1,544,895  $1,731,915  $1,428,159
     Depreciation for tax reporting
      purposes less than (in excess of)
      depreciation for financial
      reporting purposes...................      18,802     (23,618)    (28,058)
     Gain on disposition of land and
      buildings for financial reporting
      purposes in excess of gain for tax
      reporting purposes...................     (16,347)   (354,648)     (1,606)
     Allowance for loss on land and
      buildings............................     403,157     250,694     239,525
     Direct financing leases recorded as
      operating leases for tax reporting
      purposes.............................      38,017      42,682      46,387
     Equity in earnings of unconsolidated
      joint ventures for tax reporting
      purposes in excess of (less than)
      equity in earnings of unconsolidated
      joint ventures for financial
      reporting purposes...................      10,795      (1,914)     (1,900)
     Capitalization of transaction costs
      for tax reporting purposes...........      14,644         --          --
     Allowance for doubtful accounts.......       3,613     100,149      33,254
     Accrued rental income.................     (70,237)    (19,527)    (27,875)
     Capitalization of administrative
      expenses for tax reporting purposes..      22,990         --          --
     Rents paid in advance.................      (6,867)      1,241     (17,632)
     Minority interest in temporary
      differences of consolidated joint
      venture..............................     (84,622)    (41,515)       (343)
     Other.................................       1,705      36,721         --
                                             ----------  ----------  ----------
     Net income for federal income tax
      purposes.............................  $1,880,545  $1,722,180  $1,669,911
                                             ==========  ==========  ==========

10. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate an annual, noncumulative, subordinated management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures, but not in excess of competitive fees for comparable services in the same geographic area. These fees will be incurred and will be payable only after the limited partners receive their 10% Preferred Return. Due to the fact that these fees are noncumulative, if the limited partners do not

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

receive their 10% Preferred Return in any particular year, no management fees will be due or payable for such year. As a result of such threshold, no management fees were incurred during the years ended December 1998, 1997, and 1996.

   The Affiliate of the Partnership is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 10% Preferred Return, plus their adjusted capital contributions. During the years ended December 31, 1998 and 1996, the Partnership incurred a deferred, subordinated real estate disposition fee of $65,400 and $34,500, respectively, as the result of the sale of the properties during 1998 and 1996, respectively. No deferred, subordinated real estate disposition fee was incurred for the year ended December 31, 1997 due to the reinvestment of net sales proceeds in additional properties.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $94,611, $80,145, and $83,563 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   During 1997, the Partnership and an affiliate of the general partners acquired a property in Mesa, Arizona, as tenants-in-common for a purchase price of $1,084,111 (of which the Partnership contributed $460,911 or 42.23%) from CNL BB Corp., also an affiliate of the general partners. CNL BB Corp. had purchased and temporarily held title to this property in order to facilitate the acquisition of the property by the Partnership. The purchase price paid by the Partnership represented the Partnership's percent of interest in the costs incurred by CNL BB Corp. to acquire and carry the property, including closing costs.

   The due to related parties consisted of the following at December 31:

                                                                1998     1997
                                                              -------- --------
     Due to Affiliates:
       Expenditures incurred on behalf of the Partnership.... $ 77,907 $ 67,106
       Accounting and administrative services................   50,641   42,261
       Deferred, subordinated real estate disposition fee....   99,900   34,500
                                                              -------- --------
                                                              $228,448 $143,867
                                                              ======== ========

11. Concentration of Credit Risk:

   The following schedule presents total rental and earned income (including mortgage interest income) from individual lessees, or affiliated groups of lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership share of total rental and earned income from unconsolidated joint ventures and the properties held as tenants-in-common with affiliates), for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
     Golden Corral Corporation...................... $195,511 $195,511 $    N/A
     Shoney's, Inc..................................      N/A  229,795  241,119

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   In addition, the following schedule presents total rental and earned income (including mortgage interest income) from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income and mortgage interest income (including the Partnership's share of total rental and earned income from joint ventures and the properties held as tenants-in-common with affiliates) for each of the years ended December 31:

                                                      1998     1997     1996
                                                    -------- -------- --------
     Wendy's Old Fashioned Hamburger Restaurant.... $220,347 $302,253 $293,817
     Golden Corral Family Steakhouse...............  195,511      N/A      N/A
     Denny's.......................................      N/A  312,510  310,021
     Perkins.......................................      N/A  228,492  268,939

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income (including mortgage interest income).

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains, could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

12. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 2,049,031 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $20,212,956 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

13. APF Reverse Stock Split

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 12 being adjusted to 1,024,516 shares.

                            CNL INCOME FUND VI, LTD.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           -----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998.......  F-202

Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998.......................................................  F-203

Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998.......................  F-204

Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998................................................................  F-205

Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998............................................  F-206

Report of Independent Certified Public Accountants.......................  F-208

Balance Sheets as of December 31, 1998 and 1997..........................  F-209

Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-210

Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996...........................................................  F-211

Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-212

Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................  F-213

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                          June 30,   December 31,
                                                            1999         1998
                                                         ----------- ------------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $3,069,230 and $3,586,086,
 respectively..........................................  $15,258,241 $18,559,844
Net investment in direct financing leases..............    3,897,669   3,929,152
Investment in joint ventures...........................    5,061,676   5,021,121
Cash and cash equivalents..............................    1,124,292   1,170,686
Restricted cash........................................    4,332,095         --
Receivables, less allowance for doubtful accounts of
 $281,449 and $323,813, respectively...................       82,799     150,912
Prepaid expenses.......................................        6,172         949
Lease costs, less accumulated amortization of $8,006
 and $7,181............................................        9,694      10,519
Accrued rental income, less allowance for doubtful
 accounts of $44,793 and $38,944, respectively.........      442,192     785,982
Other assets...........................................       26,731      26,731
                                                         ----------- -----------
                                                         $30,241,561 $29,655,896
                                                         =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable.......................................  $    87,205 $     8,173
Accrued and escrowed real estate taxes payable.........        6,796       2,500
Due to related party...................................       26,828      19,403
Distributions payable..................................      787,500     857,500
Rents paid in advance and deposits.....................       44,054      28,241
                                                         ----------- -----------
    Total liabilities..................................      952,383     915,817
Commitments and Contingencies (Note 4)
Minority interest......................................      140,106     144,949
Partners' capital......................................   29,149,072  28,595,130
                                                         ----------- -----------
                                                         $30,241,561 $29,655,896
                                                         =========== ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                     Quarter Ended         Six Months Ended
                                        June 30,               June 30,
                                  ---------------------  ----------------------
                                     1999       1998        1999        1998
                                  ----------  ---------  ----------  ----------
Revenues:
 Rental income from operating
  leases........................  $  595,624  $ 653,877  $1,199,285  $1,288,852
 Adjustments to accrued rental
  income........................      (2,925)  (158,453)     (5,849)   (161,377)
 Earned income from direct
  financing leases..............     124,461    132,575     236,541     256,784
 Contingent rental income.......       7,307      2,089      16,482      34,479
 Interest and other income......      23,796     31,006      39,252      67,682
                                  ----------  ---------  ----------  ----------
                                     748,263    661,094   1,485,711   1,486,420
                                  ----------  ---------  ----------  ----------
Expenses:
 General operating and
  administrative................      37,328     40,577      78,111      86,042
 Bad debt expense...............         --      12,854         --       12,854
 Professional services..........      14,132     10,921      18,842      16,791
 State and other taxes..........         247        487       9,713      10,392
 Depreciation and amortization..     108,393    114,143     222,646     230,053
 Transaction costs..............      77,695        --      110,820         --
                                  ----------  ---------  ----------  ----------
                                     237,795    178,982     440,132     356,132
                                  ----------  ---------  ----------  ----------
Income Before Minority Interest
 in Income of Consolidated Joint
 Venture, Equity in Earnings of
 Unconsolidated Joint Ventures
 and Gain on Sale of
 Land and Buildings.............     510,468    482,112   1,045,579   1,130,288
Minority Interest in Income of
 Consolidated Joint Venture.....      (9,662)   (11,659)    (12,162)    (24,540)
Equity in Earnings of
 Unconsolidated Joint Ventures..     123,447     61,403     247,222     117,899
Gain on Sale of Land and
 Buildings......................     848,303        --      848,303     345,122
                                  ----------  ---------  ----------  ----------
Net Income......................  $1,472,556  $ 531,856  $2,128,942  $1,568,769
                                  ==========  =========  ==========  ==========
Allocation of Net Income:
 General partners...............  $   13,529  $   5,318  $   20,093  $   13,806
 Limited partners...............   1,459,027    526,538   2,108,849   1,554,963
                                  ----------  ---------  ----------  ----------
                                  $1,472,556  $ 531,856  $2,128,942  $1,568,769
                                  ==========  =========  ==========  ==========
Net Income Per Limited Partner
 Unit...........................  $    20.84  $    7.52  $    30.13  $    22.21
                                  ==========  =========  ==========  ==========
Weighted Average Number of
 Limited Partner Units
 Outstanding....................      70,000     70,000      70,000      70,000
                                  ==========  =========  ==========  ==========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                          Six
                                                      Months Ended   Year Ended
                                                        June 30,    December 31,
                                                          1999          1998
                                                      ------------  ------------
General partners:
  Beginning balance.................................. $   257,690   $   229,363
  Net income.........................................      20,093        28,327
                                                      -----------   -----------
                                                          277,783       257,690
                                                      -----------   -----------
Limited partners:
  Beginning balance..................................  28,337,440    28,564,886
  Net income.........................................   2,108,849     2,992,554
  Distributions ($22.50 and $46.00 per limited
   partner unit, respectively).......................  (1,575,000)   (3,220,000)
                                                      -----------   -----------
                                                       28,871,289    28,337,440
                                                      -----------   -----------
Total partners' capital.............................. $29,149,072   $28,595,130
                                                      ===========   ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                             June 30,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Increase (Decrease) in Cash and Cash Equivalents
  Net Cash Provided by Operating Activities.......... $ 1,663,032  $ 1,655,360
                                                      -----------  -----------
  Cash Flows from Investing Activities:
    Proceeds from sale of land and buildings.........   4,318,145    2,832,253
    Additions to land and buildings on operating
     leases..........................................         --      (125,000)
    Investment in joint ventures.....................     (44,121)  (2,740,640)
    Increase in restricted cash......................  (4,318,145)    (204,074)
    Payment of lease costs...........................      (3,300)      (3,300)
                                                      -----------  -----------
      Net cash provided by (used in) investing
       activities....................................     (47,421)    (240,761)
                                                      -----------  -----------
  Cash Flows from Financing Activities:
    Distributions to limited partners................  (1,645,000)  (1,575,000)
    Distributions to holder of minority interest.....     (17,005)     (21,020)
                                                      -----------  -----------
      Net cash used in financing activities..........  (1,662,005)  (1,596,020)
                                                      -----------  -----------
Net Decrease in Cash and Cash Equivalents............     (46,394)    (181,421)
Cash and Cash Equivalents at Beginning of Period.....   1,170,686    1,614,759
                                                      -----------  -----------
Cash and Cash Equivalents at End of Period........... $ 1,124,292  $ 1,433,338
                                                      ===========  ===========
Supplemental Schedule of Non-Cash Financing
 Activities:
  Distributions declared and unpaid at end of
   period............................................ $   787,500  $   787,500
                                                      ===========  ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999 may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund VI, Ltd. (the "Partnership") for the year ended December 31, 1998.

   The Partnership accounts for its approximate 66 percent interest in the accounts of Caro Joint Venture using the consolidation method. Minority interest represents the minority joint venture partner's proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

2. Land and Buildings on Operating Leases:

   In June 1999, the Partnership sold four of its Burger King properties, one in each of Sevierville, Walker Springs, Broadway and Greeneville, Tennessee, to the tenant in accordance with the purchase option under the lease agreements, for a total of approximately $4,354,000 and received net sales proceeds of $4,318,145 resulting in a total gain of $848,303 for financial reporting purposes. These properties were originally acquired by the Partnership in January 1990 and had costs totaling approximately $3,535,700, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold these properties for a total of approximately $782,400 in excess of their original purchase prices.

3. Restricted Cash:

   As of June 30, 1999, the net sales proceeds of $4,318,145 from the sales of the four Burger King properties, plus accrued interest of $13,950, were being held in interest-bearing escrow accounts pending the release of funds by the escrow agent to acquire additional properties on behalf of the Partnership.

4. Commitments and Contingencies:

   On March 11, 1999 the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 1,865,194 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998

$36,721,726 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999 the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund VI, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund VI, Ltd. ( a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 19, 1999, except for Note 12,
 for which the date is March 11, 1999 and
 Note 13 for which the date is June 3, 1999

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 land and building..................................... $18,559,844 $20,785,684
Net investment in direct financing leases, less
 allowance for impairment in carrying value............   3,929,152   4,708,841
Investment in joint ventures...........................   5,021,121   1,130,139
Cash and cash equivalents..............................   1,170,686   1,614,759
Restricted cash........................................         --      709,227
Receivables, less allowance for doubtful accounts of
 $323,813 and $363,410.................................     150,912     157,989
Prepaid expenses.......................................         949       4,235
Lease costs, less accumulated amortization of $7,181
 and $5,581............................................      10,519      12,119
Accrued rental income, less allowance for doubtful
 accounts of $38,944 and $27,245.......................     785,982     843,345
Other assets...........................................      26,731      26,731
                                                        ----------- -----------
                                                        $29,655,896 $29,993,069
                                                        =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable....................................... $     8,173 $    14,138
Accrued construction costs payable.....................         --      125,000
Accrued and escrowed real estate taxes payable.........       2,500      38,025
Due to related parties.................................      19,403      32,019
Distributions payable..................................     857,500     787,500
Rents paid in advance and deposits.....................      28,241      57,663
                                                        ----------- -----------
    Total liabilities..................................     915,817   1,054,345
Minority interest......................................     144,949     144,475
Partners' capital......................................  28,595,130  28,794,249
                                                        ----------- -----------
                                                        $29,655,896 $29,993,069
                                                        =========== ===========


                See accompanying notes to financial statements.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                Year Ended December 31,
                                            ----------------------------------
                                               1998        1997        1996
                                            ----------  ----------  ----------
Revenues:
  Rental income from operating leases.....  $2,520,346  $2,465,817  $2,776,776
  Adjustments to accrued rental income....    (167,227)    (17,548)       (537)
  Earned income from direct financing
   leases.................................     470,258     449,133     557,426
  Contingent rental income................     156,676     147,437     110,073
  Interest and other income...............     110,502     119,961      49,056
                                            ----------  ----------  ----------
                                             3,090,555   3,164,800   3,492,794
                                            ----------  ----------  ----------
Expenses:
  General operating and administrative....     160,358     156,847     159,388
  Professional services...................      32,400      25,861      32,272
  Bad debt expense........................      12,854     131,184         --
  Real estate taxes.......................         --       43,676         --
  State and other taxes...................      10,392       8,969       7,930
  Depreciation and amortization...........     458,558     473,828     483,573
  Transaction costs.......................      20,211         --          --
                                            ----------  ----------  ----------
                                               694,773     840,365     683,163
                                            ----------  ----------  ----------
Income Before Minority Interest in Income
 of Consolidated Joint Venture, Equity in
 Earnings of Unconsolidated Joint
 Ventures, Gain (Loss) on Sale of Land and
 Buildings and Net Investment in Direct
 Financing Leases and Provision for Loss
 on Land and Building and Impairment in
 Carrying Value of Net Investment in
 Direct Financing Lease...................   2,395,782   2,324,435   2,809,631
Minority interest in Income of Consoli-
 dated Joint Venture......................     (43,128)     11,275     (24,682)
Equity in Earnings of Unconsolidated Joint
 Ventures.................................     323,105     280,331      97,381
Gain (Loss) on Sale of Land and Buildings
 and Net Investment in Direct Financing
 Leases...................................     345,122     547,027      (1,706)
Provision for Loss on Land and Buildings
 and Impairment in Carrying Value of Net
 Investment in Direct Financing Lease.....         --     (263,186)    (77,023)
                                            ----------  ----------  ----------
Net Income................................  $3,020,881  $2,899,882  $2,803,601
                                            ==========  ==========  ==========
Allocation of Net Income:
  General partners........................  $   28,327  $   25,353  $   28,337
  Limited partners........................   2,992,554   2,874,529   2,775,264
                                            ----------  ----------  ----------
                                            $3,020,881  $2,899,882  $2,803,601
                                            ==========  ==========  ==========
Net Income Per Limited Partner Unit.......  $    42.75  $    41.06  $    39.65
                                            ==========  ==========  ==========
Weighted Average Number of Limited Partner
 Units Outstanding........................      70,000      70,000      70,000
                                            ==========  ==========  ==========

                See accompanying notes to financial statements.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                 Years Ended December 31, 1998, 1997, and 1996

                             General Partners                       Limited Partners
                         ------------------------- ----------------------------------------------------
                                       Accumulated                              Accumulated Syndication
                         Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                         ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance,
 December 31, 1995......    $1,000      $174,673    $35,000,000  $(19,214,226)  $17,514,319 $(4,015,000) $29,460,766
 Distributions to
  limited partners
  ($46.00 per limited
  partner unit).........       --            --             --     (3,220,000)          --          --    (3,220,000)
 Net income.............       --         28,337            --            --      2,775,264         --     2,803,601
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance,
 December 31, 1996......     1,000       203,010     35,000,000   (22,434,226)   20,289,583  (4,015,000)  29,044,367
 Distributions to
  limited partners
  ($45.00 per limited
  partner unit).........       --            --             --     (3,150,000)          --          --    (3,150,000)
 Net income.............       --         25,353            --            --      2,874,529         --     2,899,882
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance,
 December 31, 1997......     1,000       228,363     35,000,000   (25,584,226)   23,164,112  (4,015,000)  28,794,249
 Distributions to
  limited partners
  ($46.00 per limited
  partner unit).........       --            --             --     (3,220,000)          --          --    (3,220,000)
 Net income.............       --         28,327            --            --      2,992,554         --     3,020,881
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance,
 December 31, 1998......    $1,000      $256,690    $35,000,000  $(28,804,226)  $26,156,666 $(4,015,000) $28,595,130
                            ======      ========    ===========  ============   =========== ===========  ===========


                See accompanying notes to financial statements.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
   Cash received from tenants...........  $ 3,092,644  $ 3,097,751  $ 3,363,188
   Distributions from unconsolidated
    joint ventures......................      328,721      144,016      114,163
   Cash paid for expenses...............     (270,339)    (180,530)    (203,432)
   Interest received....................       92,634       94,804       36,843
                                          -----------  -----------  -----------
     Net cash provided by operating
      activities........................    3,243,660    3,156,041    3,310,762
                                          -----------  -----------  -----------
 Cash Flows from Investing Activities:
   Proceeds from sale of land and
    buildings...........................    2,832,253    4,003,985      982,980
   Additions to land and buildings on
    operating leases....................     (125,000)  (2,666,258)         --
   Investment in direct financing
    leases..............................          --    (1,057,282)         --
   Investment in joint ventures.........   (3,896,598)    (521,867)    (146,090)
   Return of capital from joint
    ventures............................          (84)     524,975          --
   Collections on mortgage note
    receivable..........................          --           --         3,033
   Decrease (increase) in restricted
    cash................................      697,650      279,367     (977,017)
   Payment of lease costs...............       (3,300)      (3,300)      (3,300)
                                          -----------  -----------  -----------
     Net cash provided by (used in)
      investing activities..............     (495,079)     559,620     (140,394)
                                          -----------  -----------  -----------
 Cash Flows from Financing Activities:
   Distributions to limited partners....   (3,150,000)  (3,220,000)  (3,150,000)
   Distributions to holder of minority
    interest............................      (42,654)      (8,832)     (13,437)
                                          -----------  -----------  -----------
     Net cash used in financing
      activities........................   (3,192,654)  (3,228,832)  (3,163,437)
                                          -----------  -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................     (444,073)     486,829        6,931
Cash and Cash Equivalents at Beginning
 of Year................................    1,614,759    1,127,930    1,120,999
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $ 1,170,686  $ 1,614,759  $ 1,127,930
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income.............................  $ 3,020,881  $ 2,899,882  $ 2,803,601
                                          -----------  -----------  -----------
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
   Bad debt expense.....................       12,854      131,184          --
   Depreciation.........................      456,958      471,938      481,683
   Amortization.........................        1,600        1,890        1,890
   Minority interest in income of
    consolidated joint venture..........       43,128      (11,275)      24,682
   Equity in earnings of unconsolidated
    joint ventures, net of
    distributions.......................        5,616     (136,315)      16,782
   Loss (gain) on sale of land and
    building............................     (345,122)    (547,027)       1,706
   Provision for loss on land and
    building and impairment in carrying
    value of net investment in direct
    financing lease.....................          --       263,186       77,023
   Decrease (increase) in receivables...        8,649       17,113      (90,360)
   Decrease (increase) in prepaid
    expenses............................        3,286       (3,072)       4,087
   Decrease in net investment in direct
    financing leases....................       63,868       67,389       68,177
   Decrease (increase) in accrued rental
    income..............................       51,142      (81,244)    (103,935)
   Increase (decrease) in accounts
    payable and accrued expenses........      (37,246)      25,964        2,529
   Increase (decrease) in due to related
    parties.............................      (12,532)      29,470       (3,391)
   Increase (decrease) in rents paid in
    advance and deposits................      (29,422)      26,958       26,288
                                          -----------  -----------  -----------
     Total adjustments..................      222,779      256,159      507,161
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 3,243,660  $ 3,156,041  $ 3,310,762
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Investing and Financing Activities:
 Distributions declared and unpaid at
  December 31...........................  $   857,500  $   787,500  $   857,500
                                          ===========  ===========  ===========

                See accompanying notes fo financial statements.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                  Years Ended December 31, 1998, 1997 and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund VI, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating method. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note 4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review the properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' best estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables and accrued rental income, and to decrease rental or other income or increase bad debt expense for the current

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership accounts for its approximate 66 percent interest in Caro Joint Venture, a Florida general partnership, using the consolidation method. Minority interest represents the minority joint venture partner's proportionate share of equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

   The Partnership's investments in Auburn Joint Venture, Show Low Joint Venture, Asheville Joint Venture, Warren Joint Venture, and Melbourne Joint Venture and properties in Clinton, North Carolina, Vancouver, Washington; Overland Park, Kansas; Memphis, Tennessee and Fort Myers, Florida, each of which is held as tenants-in-common with affiliates, are accounted for using the equity method since the Partnership shares control with the affiliates.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Lease Costs--Brokerage fees and lease incentive costs incurred in finding new tenants and negotiating new leases for the Partnership's properties are amortized over the terms of the new leases using the straight-line method.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

   Reclassification--Certain items in the prior years' financial statements have been reclassified to conform to 1998 presentation. These reclassifications had no effect on partners' capital or net income.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

2. Leases:

   The Partnership leases its land and buildings primarily to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." The leases generally are classified as operating leases; however, some leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of some of these leases are operating leases. Substantially all leases are for 10 to 20 years and provide for minimum and contingent rentals. In addition, the tenant pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to four successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                   1998         1997
                                -----------  -----------
      Land....................  $ 8,558,191  $10,046,309
      Buildings...............   13,587,739   14,344,114
                                -----------  -----------
                                 22,145,930   24,390,423
      Less accumulated
       depreciation...........   (3,586,086)  (3,327,334)
                                -----------  -----------
                                 18,559,844   21,063,089
      Less allowance for loss
       on land and building...          --      (277,405)
                                -----------  -----------
                                $18,559,844  $20,785,684
                                ===========  ===========

   In February 1997, the Partnership reinvested the net sales proceeds from the sale of a property in Dallas, Texas, along with additional funds, in a Bertucci's property in Marietta, Georgia, for a total cost of approximately $1,112,600.

   In July 1997, the Partnership sold the property in Whitehall, Michigan, to a third party, for $665,000 and received net sales proceeds of $626,907, resulting in a loss of $79,777 for financial reporting purposes.

   In addition, in July 1997, the Partnership sold its property in Naples, Florida, to a third party, for $1,530,000 and received net sales proceeds of $1,477,780, resulting in a gain of $186,550 for financial reporting purposes. This property was originally acquired by the Partnership in December 1989 and had a cost of approximately $1,083,900, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the partnership sold the property for approximately $403,800 in excess of its original purchase price. In December 1997, the Partnership reinvested the net sales proceeds in an IHOP property in Elgin, Illinois, for a total cost of approximately $1,484,100.

   In July 1997, the Partnership entered into a new lease for the property in Greensburg, Indiana, with a new tenant to operate the property as an Arby's restaurant. In connection therewith, the Partnership incurred $125,000 in renovation costs, which were paid in 1998.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

   In September 1997, the Partnership sold its property in Venice, Florida, to a third party, for $1,245,000 and received net sales proceeds of $1,201,648, resulting in a gain of $283,853 for financial reporting purposes. This property was originally acquired by the Partnership in August 1989 and had a cost of approximately $1,032,400, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $174,300 in excess of its original purchase price. In December 1997, the Partnership reinvested the net sales proceeds in an IHOP property in Manassas, Virginia, for a total cost of approximately $1,126,800.

   In 1997, the Partnership recorded a provision for loss on land and building in the amount of $104,947 for financial reporting purposes for the property in Liverpool, New York. The terms of this lease were terminated in December 1996. This allowance represented the difference between (i) the property's carrying value at December 31, 1997, and (ii) the net realizable value of the property based on the net sales proceeds of $145,221 received in February 1998 from the sale of the property. Due to the fact that in 1997 and prior years, the Partnership had recorded an allowance for loss totalling $181,970 for this property, no gain or loss was recognized for financial reporting purposes during 1998 relating to the sale of this Property in February 1998.

   During 1997, the Partnership established an allowance for loss on land in the amount of $95,435 for its property in Melbourne, Florida. The tenant of this Property vacated the property in October 1997 and ceased making rental payments. The allowance represents the difference between the property's carrying value for the land at December 31, 1997, and the net realizable value of the land based on the net sales proceeds of $552,910 received in February 1998 from the sale of the property. No gain or loss was recognized for financial reporting purposes relating to the sale of this property in February 1998.

   In January 1998, the Partnership sold its property in Deland, Florida, to the tenant for $1,250,000 and received net sales proceeds of $1,234,122, resulting in a gain of $345,122 for financial reporting purposes. This property was originally acquired by the Partnership in October 1989 and had a cost of approximately $1,000,000, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $234,100 in excess of its original purchase price. In June 1998, the Partnership sold its property in Bellevue, Nebraska, and received sales proceeds of $900,000. Due to the fact that during 1998, the Partnership wrote off $155,528 in accrued rental income, representing the majority of the accrued rental income that the Partnership had recognized since the inception of the lease relating to the straight-lining of future scheduled rent increases in accordance with generally accepted accounting principles, no gain or loss was recorded for financial reporting purposes in June 1998 relating to this sale. This property was originally acquired by the Partnership in December 1989 and had a cost of approximately $899,500, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $500 in excess of its original purchase price.

   Some leases provide for escalating guaranteed minimum rents throughout the lease terms. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997, and 1996, the Partnership recognized a loss of $51,142 (net of $155,528 in write-offs and $11,699 in reserves), and income of $81,244 (net of $17,548 in reserves) and $103,935 (net of $537 in reserves), respectively, of such rental income.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

     1999........................................................... $ 2,329,253
     2000...........................................................   2,402,277
     2001...........................................................   2,451,812
     2002...........................................................   2,466,895
     2003...........................................................   2,458,306
     Thereafter.....................................................  11,370,855
                                                                     -----------
                                                                     $23,479,398
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                        1998         1997
                                                     -----------  -----------
     Minimum lease payments receivable.............. $ 7,212,677  $ 9,313,752
     Estimated residual values......................   1,440,446    1,655,911
     Less unearned income...........................  (4,723,971)  (6,198,018)
                                                     -----------  -----------
                                                       3,929,152    4,771,645
     Less allowance for impairment in carrying val-
      ue............................................         --       (62,804)
                                                     -----------  -----------
     Net investment in direct financing leases...... $ 3,929,152  $ 4,708,841
                                                     ===========  ===========

   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

     1999............................................................ $  486,632
     2000............................................................    488,772
     2001............................................................    501,492
     2002............................................................    501,492
     2003............................................................    501,492
     Thereafter......................................................  4,732,797
                                                                      ----------
                                                                      $7,212,677
                                                                      ==========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (See Note 3).

   In July 1997, the Partnership sold its property in Naples, Florida, for which the building portion had been classified as a direct financing lease. In connection therewith, the gross investment (minimum lease payments receivable and estimated residual values) and unearned income relating to this property were removed from the accounts and the gain from the sale relating to this property was reflected in income (Note 3).

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

   In addition, in July 1997, the Partnership sold its property in Plattsmouth, Nebraska, to the tenant, for $700,000 and received net sales proceeds of $697,650, resulting in a gain of $156,401 for financial reporting purposes. This property was originally acquired by the Partnership in January 1990 and had a cost of approximately $561,000, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $138,400 in excess of its original purchase price.

   At December 31, 1997, the Partnership had established an allowance for impairment in carrying value in the amount of $62,804 for its property in Melbourne, Florida. The allowance represents the difference between (i) the carrying value of the net investment in the direct financing lease at December 31, 1997, and (ii) the net realizable value of the net investment in the direct financing lease based on the net sales proceeds received in February 1998 from the sale of the property (see Note 3).

   In June 1998, the Partnership sold its property in Bellevue, Nebraska, for which the building portion had been classified as a direct financing lease. In connection therewith, the gross investment (minimum lease payments receivable and estimated residual value) and unearned income relating to this property were removed from the accounts (see Note 3).

5. Investment in Joint Ventures:

   The Partnership has a 3.9%, a 36 percent, a 14.46%, and an 18 percent interest in the profits and losses of Auburn Joint Venture, Show Low Joint Venture, Asheville Joint Venture, and a property in Clinton, North Carolina, held as tenants-in-common, respectively. The remaining interests in these joint ventures and the property held as tenants in common are held by affiliates of the Partnership which have the same general partners.

   In January 1997, Show Low Joint Venture, in which the Partnership owns a 36 percent interest, sold its property to the tenant for $970,000, resulting in a gain to the joint venture of approximately $360,000 for financial reporting purposes. The property was originally contributed to Show Low Joint Venture in July 1990 and had a cost of approximately $663,500, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the joint venture sold the property for approximately $306,500 in excess of its original purchase price. In June 1997, Show Low Joint Venture reinvested $782,413 of net sales proceeds in a property in Greensboro, North Carolina. During 1997, the Partnership received approximately $70,000 representing a return of capital, for its pro-rata share of the uninvested net sales proceeds.

   In October 1997, the Partnership and an affiliate, as tenants-in-common, sold the property in Yuma, Arizona, in which the Partnership owned a 51.67% interest, for a total sales price of $1,010,000 and received net sales proceeds of $982,025, resulting in a gain, to the tenancy-in-common, of approximately $128,400 for financial reporting purposes. The property was originally acquired in July 1994 and had a total cost of approximately $861,700, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the property was sold for approximately $120,300 in excess of its original purchase price. The Partnership received approximately $455,000 representing a return of capital for its pro-rata share of the net sales proceeds. In December 1997, the Partnership reinvested the amounts received as a return of capital from the sale of the Yuma, Arizona property, in a property in Vancouver, Washington, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investment in the property in Vancouver, Washington, using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 23.04% interest in the Vancouver, Washington, property owned with affiliates as tenants-in-common.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   In January 1998, the Partnership contributed approximately $558,800 and $694,800 to acquire a property in Overland Park, Kansas, and a property in Memphis, Tennessee, respectively, as tenants-in-common with affiliates of the general partners. As of December 31, 1998, the Partnership had a 34.74% and a 46.2% interest in the property in Overland Park, Kansas and Memphis, Tennessee, respectively. In June 1998, the Partnership contributed approximately $1,249,300 to acquire a property in Fort Myers, Florida, as tenants-in-common with an affiliate of the general partners. As of December 31, 1998, the Partnership had an 85 percent interest in the property in Fort Myers, Florida. The Partnership accounts for its investments in these properties using the equity method since the Partnership shares control with affiliates, and amounts relating to its investments are included in investment in joint ventures.

   In April 1998, the Partnership entered into a joint venture arrangement, Melbourne Joint Venture, with an affiliate of the general partners, to construct and hold one restaurant property. As of December 31, 1998, the Partnership had contributed approximately $494,900 to purchase land and pay construction costs relating to the property owned by the joint venture and has agreed to contribute an additional $31,300 to fund additional construction costs to the joint venture. At December 31, 1998, the Partnership had an approximate 50 percent interest in the profits and losses of the joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with the affiliate.

   In September 1998, the Partnership entered into a joint venture arrangement, Warren Joint Venture, with an affiliate of the general partners to hold one restaurant property. As of December 31, 1998, the Partnership had contributed approximately $898,100 to the joint venture to acquire the restaurant property. As of December 31, 1998, the Partnership owned a 64.29% interest in the profits and losses of the joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with the affiliate.

   Auburn Joint Venture, Show Low Joint Venture, Asheville Joint Venture, Melbourne Joint Venture, Warren Joint Venture, and the Partnership and affiliates as tenants-in-common in five separate tenancy-in-common arrangements, each own and lease one property to an operator of national fast-food and family-style restaurants. The following presents the combined, condensed financial information for the joint ventures and the properties held as tenants-in-common with affiliates at December 31:

                                                          1998        1997
                                                       ----------- ----------
     Land and buildings on operating leases, less
      accumulated depreciation........................ $ 9,030,392 $4,568,842
     Net investment in direct financing leases........   3,331,869    911,559
     Cash.............................................      12,138      7,991
     Receivables......................................      56,360     22,230
     Accrued rental income............................     237,451    160,197
     Other assets.....................................       1,190        414
     Liabilities......................................     105,868      7,557
     Partners' capital................................  12,563,532  5,663,676
     Revenues.........................................   1,098,957    471,627
     Gain on sale of land and building................         --     488,372
     Net income.......................................     959,057    889,883

   The Partnership recognized income totalling $323,105, $280,331, and $97,381 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


6. Restricted Cash:

   As of December 31, 1997, net sales proceeds of $697,650 from the sale of the property in Plattsmouth, Nebraska, plus accrued interest of $11,577, were being held in an interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional property. In January 1998, the escrow agent released these funds to acquire the property in Memphis, Tennessee, with affiliates of the general partners, as tenants-in-common.

7. Receivables:

   In June 1997, the Partnership terminated the lease with the tenant of the property in Greensburg, Indiana. In connection therewith, the Partnership accepted a promissory note from this former tenant for $13,077 for amounts relating to past due real estate taxes the Partnership had incurred as a result of the former tenant's financial difficulties. The promissory note, which is uncollateralized, bears interest at a rate of ten percent per annum and is being collected in 36 monthly installments. Receivables at December 31, 1998 and 1997, included $9,561 and $13,631, respectively, of such amounts, including accrued interest of $554 in 1997.

8. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their adjusted capital contributions (the "10% Preferred Return").

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their 10% Preferred Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the years ended December 31, 1998, 1997, and 1996 the Partnership declared distributions to the limited partners of $3,220,000, $3,150,000 and $3,220,000, respectively. No distributions have been made to the general partners to date.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


9. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                               1998        1997        1996
                                            ----------  ----------  ----------
   Net income for financial reporting
    purposes..............................  $3,020,881  $2,899,882  $2,803,601
   Depreciation for tax reporting purposes
    in excess of depreciation for
    financial reporting purposes..........     (65,666)    (92,303)   (104,412)
   Allowance for loss on land and
    building..............................         --      263,186      77,023
   Direct financing leases recorded as
    operating leases for tax
    reporting purposes....................      63,868      67,392      68,177
   Gain and loss on sale of land and
    buildings for financial
    reporting purposes in excess of gain
    and loss on sale for
    tax reporting purposes................    (543,697)   (335,658)      1,706
   Equity in earnings of unconsolidated
    joint ventures for financial reporting
    purposes in excess of equity
    in earnings of unconsolidated joint
    ventures for tax reporting purposes...     (14,400)   (147,256)        (49)
   Allowance for doubtful accounts........     (39,597)    369,935     (78,517)
   Accrued rental income..................      51,142     (81,244)   (103,935)
   Rents paid in advance..................     (30,922)     26,458      26,288
   Capitalization of transaction costs for
    tax reporting purposes................      20,211         --          --
   Minority interest in timing differences
    of consolidated joint venture.........      14,513     (30,778)      1,781
                                            ----------  ----------  ----------
   Net income for federal income tax
    purposes..............................  $2,476,333  $2,939,614  $2,691,663
                                            ==========  ==========  ==========

10. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors, Inc. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate a management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures and the property held as tenants-in-common with an affiliate, but not in excess of competitive fees for comparable services. These fees are payable only after the limited partners receive their 10% Preferred Return. Due to the fact that these fees are noncumulative, if the limited partners have not received their 10% Preferred Return in any particular year, no management fees will be due or payable for such year. As a result of such threshold, no management fees were incurred during the years ended December 31, 1998, 1997, and 1996.

                           CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

                 Years Ended December 31, 1998, 1997 and 1996


   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 10% Preferred Return, plus their adjusted capital contributions. No deferred, subordinated real estate disposition fees have been incurred since inception.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $107,969, $87,877 and $95,420 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   The due to related parties at December 31, 1998 and 1997, totalled $19,403 and $32,019, respectively.

11. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures and the properties held as tenants-in-common with affiliates), for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
     Golden Corral Corporation...................... $758,646 $751,866 $758,348
     IHOP Properties, Inc...........................  454,889      N/A      --
     Mid-America Corporation........................  439,519  439,519  439,519
     Restaurant Management Services, Inc............  438,257  478,750  511,040

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures and the properties held as tenants-in-common with affiliates), for each of the years ended December 31:

                                                      1998     1997     1996
                                                    -------- -------- --------
     Golden Corral Family Steakhouse Restaurants... $758,646 $751,866 $758,348
     IHOP Properties, Inc..........................  454,889      N/A      --
     Burger King...................................  453,634  496,487  455,764
     Denny's.......................................      N/A  317,041      N/A
     Hardee's......................................      N/A      N/A  410,951

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to release the properties in a timely manner.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

12. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 3,730,388 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $36,721,726 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

13. APF Reverse Stock Split

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 12 being adjusted to 1,865,194 shares.

                           CNL INCOME FUND VII, LTD.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           -----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998.......  F-225

Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998.......................................................  F-226

Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998.......................  F-227

Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998................................................................  F-228

Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998............................................  F-229

Report of Independent Certified Public Accountants.......................  F-231

Balance Sheets as of December 31, 1998 and 1997..........................  F-232

Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-233

Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996...........................................................  F-234

Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-235

Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................  F-236

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                          June 30,    December
                                                            1999      31, 1998
                                                         ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $2,473,926 and $2,473,926,
 respectively..........................................  $14,127,414 $15,078,507
Net investment in direct financing leases..............    3,320,665   3,365,392
Investment in joint ventures...........................    3,413,821   3,327,934
Mortgage notes receivable, less deferred gain of
 $124,725 and $125,278, respectively...................    1,235,728   1,241,056
Cash and cash equivalents..............................      906,629     856,825
Restricted cash........................................    1,063,383         --
Receivables, less allowance for doubtful accounts of
 $16,679 and $28,853, respectively.....................        2,499      78,478
Prepaid expenses.......................................       13,021       4,116
Accrued rental income, less allowance for doubtful
 accounts of $9,845 in 1999 and 1998...................    1,175,747   1,205,528
Other assets...........................................       60,422      60,422
                                                         ----------- -----------
                                                         $25,319,329 $25,218,258
                                                         =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable.......................................  $    89,920 $     2,885
Escrowed real estate taxes payable.....................        4,249       5,834
Distributions payable..................................      675,000     675,000
Due to related parties.................................       25,464      25,111
Rents paid in advance and deposits.....................       43,712      49,027
                                                         ----------- -----------
  Total liabilities....................................      838,345     757,857
Commitments and Contingencies (Note 5)
Minority interest......................................      146,060     146,605
Partners' capital......................................   24,334,924  24,313,796
                                                         ----------- -----------
                                                         $25,319,329 $25,218,258
                                                         =========== ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                          Quarter Ended June 30,    Six Months Ended June 30,
                          ------------------------  --------------------------
                             1999         1998          1999          1998
                          -----------  -----------  ------------  ------------
Revenues:
  Rental income from
   operating leases.....  $   490,454  $   498,467  $    983,178  $    991,191
  Earned income from
   direct financing
   leases...............      101,201      103,779       203,077       208,154
  Contingent rental
   income...............        2,169        2,958         3,679        12,378
  Interest and other
   income...............       44,581       41,148        84,139        85,138
                          -----------  -----------  ------------  ------------
                              638,405      646,352     1,274,073     1,296,861
                          -----------  -----------  ------------  ------------
Expenses:
  General operating and
   administrative.......       28,491       34,550        63,827        67,662
  Professional
   services.............        7,366        7,313        11,785        12,594
  State and other
   taxes................          --            40        13,055         2,728
  Depreciation and
   amortization.........       74,630       76,089       150,719       152,178
  Transaction costs.....       78,624          --        111,897           --
                          -----------  -----------  ------------  ------------
                              189,111      117,992       351,283       235,162
                          -----------  -----------  ------------  ------------
Income Before Minority
 Interest in Income of
 Consolidated Joint
 Venture,
 Equity in Earnings of
 Unconsolidated Joint
 Ventures, and Gain on
 Sale of Land and
 Building...............      449,294      528,360       922,790     1,061,699
Minority Interest in
 Income of Consolidated
 Joint Venture..........       (4,631)      (4,596)       (9,280)       (9,256)
Equity in Earnings of
 Unconsolidated Joint
 Ventures...............      195,079       73,260       268,374       151,193
Gain on Sale of Land and
 Building...............      188,971          252       189,244           499
                          -----------  -----------  ------------  ------------
Net Income..............  $   828,713  $   597,276  $  1,371,128  $  1,204,135
                          ===========  ===========  ============  ============
Allocation of Net
 Income:
  General partners......  $     8,053  $     5,972  $     13,477  $     12,041
  Limited partners......      820,660      591,304     1,357,651     1,192,094
                          -----------  -----------  ------------  ------------
                          $   828,713  $   597,276  $  1,371,128  $  1,204,135
                          ===========  ===========  ============  ============
Net Income Per Limited
 Partner Unit...........  $     0.027  $     0.020  $      0.045  $      0.040
                          ===========  ===========  ============  ============
Weighted Average Number
 of Limited Partner
 Units Outstanding......   30,000,000   30,000,000    30,000,000    30,000,000
                          ===========  ===========  ============  ============

           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
General partners:
  Beginning balance..............................   $   205,744    $   181,085
  Net income.....................................        13,477         24,659
                                                    -----------    -----------
                                                        219,221        205,744
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    24,108,052     24,366,693
  Net income.....................................     1,357,651      2,441,359
  Distributions ($0.045 and $0.090 per limited
   partner unit, respectively)...................    (1,350,000)    (2,700,000)
                                                    -----------    -----------
                                                     24,115,703     24,108,052
                                                    -----------    -----------
Total partners' capital..........................   $24,334,924    $24,313,796
                                                    ===========    ===========


           See accompanying notes to condensed financial statements.

                           CLN INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                       Six Months Ended June
                                                                30,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Increase (Decrease) in Cash and Cash Equivalents
  Net Cash Provided by Operating Activities.......... $ 1,405,372  $ 1,401,833
                                                      -----------  -----------
  Cash Flows from Investing Activities:
    Proceeds from sale of land and building..........   1,059,954          --
    Increase in restricted cash......................  (1,061,529)         --
    Collections on mortgage notes receivable.........       5,832        5,267
    Other............................................         --        13,255
                                                      -----------  -----------
      Net cash provided by investing activities......       4,257       18,522
                                                      -----------  -----------
  Cash Flows from Financing Activities:
    Distributions to limited partners................  (1,350,000)  (1,350,000)
    Distributions to holder of minority interest.....      (9,825)      (9,663)
                                                      -----------  -----------
      Net cash used in financing activities..........  (1,359,825)  (1,359,663)
                                                      -----------  -----------
Net Increase in Cash and Cash Equivalents............      49,804       60,692
Cash and Cash Equivalents at Beginning of Period.....     856,825      761,317
                                                      -----------  -----------
Cash and Cash Equivalents at End of Period........... $   906,629  $   822,009
                                                      ===========  ===========
Supplemental Schedule of Non-Cash Financing
 Activities:
    Distributions declared and unpaid at end of
     period.......................................... $   675,000  $   675,000
                                                      ===========  ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND VII, LTD.
                        (a Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund VII, Ltd. (the "Partnership") for the year ended December 31, 1998.

   The Partnership accounts for its 83 percent interest in San Antonio #849 Joint Venture using the consolidation method. Minority interest represents the minority joint venture partners' proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

2. Land and Buildings on Operating Leases:

   In June 1999, the Partnership sold its property in Maryville, Tennessee to the tenant in accordance with the purchase option under the lease agreement to purchase the property, for $1,068,802, and received net sales proceeds of $1,059,954, resulting in a gain of $188,691 for financial reporting purposes. This property was originally acquired by the Partnership in 1990 at a cost of approximately $890,700, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold this property for a total of approximately $169,300 in excess of its original purchase price.

3. Investment in Joint Ventures:

   In June 1999, Halls Joint Venture, in which the Partnership owns a 51.1% interest, sold its property to the tenant in accordance with the purchase option under the lease agreement for $891,915, resulting in a gain to the joint venture of approximately $239,300 for financial reporting purposes. The property was originally contributed to Halls Joint Venture in 1990 and had a total cost of approximately $672,000, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the joint venture sold the property for approximately $219,900 in excess of its original purchase price.

   The following presents the combined, condensed financial information for all of the Partnership's investments in joint ventures at:

                                                       June 30,    December
                                                         1999      31, 1998
                                                      ----------- -----------
   Land and buildings on operating leases, less
    accumulated depreciation......................... $ 9,892,904 $10,612,379
   Cash..............................................       4,133       3,763
   Restricted cash...................................     887,114         --
   Receivables.......................................          32      21,249
   Accrued rental income.............................     129,946     178,775
   Other assets......................................       1,129       1,116
   Liabilities.......................................       9,019       8,916
   Partners' capital.................................  10,906,239  10,808,366
   Revenues..........................................     630,777   1,324,602
   Gain on sale of land and building.................     239,336         --
   Net income........................................     719,130   1,028,391

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998


   The Partnership recognized income totaling $268,374 and $151,193 during the six months ended June 30, 1999 and 1998, respectively, from these joint ventures, $195,079 and $73,260 of which was earned during the quarters ended June 30, 1999 and 1998, respectively.

4. Restricted Cash:

   As of June 30, 1999, the net sales proceeds of $1,059,954 from the sale of the property in Maryville, Tennessee, plus accrued interest of $3,429, were being held in an interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional property.

5. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 1,601,186 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $31,543,529 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners, and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

   During the six months ended June 30, 1999, the Partnership received notice from a tenant deciding to exercise the purchase option under its lease agreement relating to the Burger King property in Jefferson City, Tennessee. The general partners believe that the anticipated sales price for this property exceeds the Partnership's net carrying value attributable to the property. As of August 6, 1999, the sales had not occurred.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund VII, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund VII, Ltd. (a Florida Limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 25, 1999, except for Note 11  for which the date is March 11, 1999 and
 Note 12 for which the date is June 3, 1999

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                            December 31,
                                                       -----------------------
                                                          1998        1997
                                                       ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation............................. $15,078,507 $15,382,863
Net investment indirect financing leases..............   3,365,392   3,447,152
Investment in joint ventures..........................   3,327,934   3,393,932
Mortgage notes receivable, less deferred gain.........   1,241,056   1,250,597
Cash and cash equivalents.............................     856,825     761,317
Receivables, less allowance for doubtful accounts of
 $28,853 and $32,959..................................      78,478      64,092
Prepaid expenses......................................       4,116       4,755
Accrued rental income, less allowance for doubtful
 accounts of $9,845 in 1998 and 1997..................   1,205,528   1,114,632
Other assets..........................................      60,422      60,422
                                                       ----------- -----------
                                                       $25,218,258 $25,479,762
                                                       =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $     2,885 $     6,131
Escrowed real estate taxes payable....................       5,834       7,785
Distributions payable.................................     675,000     675,000
Due to related parties................................      25,111      34,883
Rents paid in advance and deposits....................      49,027      60,671
                                                       ----------- -----------
    Total liabilities.................................     757,857     784,470
Minority interest.....................................     146,605     147,514
Partners' capital.....................................  24,313,796  24,547,778
                                                       ----------- -----------
                                                       $25,218,258 $25,479,762
                                                       =========== ===========


                See accompanying notes to financial statements.

                           CLN INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                Year Ended December 31,
                                            ----------------------------------
                                               1998        1997        1996
                                            ----------  ----------  ----------
Revenues:
  Rental income from operating leases.....  $1,976,709  $1,960,724  $1,954,033
  Earned income from direct financing
   leases.................................     413,848     475,498     505,061
  Contingent rental income................      93,906      51,345      44,973
  Interest and other income...............     171,263     183,579     240,079
                                            ----------  ----------  ----------
                                             2,655,726   2,671,146   2,744,146
                                            ----------  ----------  ----------
Expenses:
  General operating and administrative....     133,915     143,173     159,001
  Professional services...................      23,443      23,546      27,640
  Real estate taxes.......................         --        2,979       9,010
  State and other taxes...................       2,729       4,560       2,448
  Depreciation............................     304,356     304,356     317,957
  Transaction costs.......................      18,781         --          --
                                            ----------  ----------  ----------
                                               483,224     478,614     516,056
                                            ----------  ----------  ----------
Income Before Minority Interest in Income
 of Consolidated Joint Venture, Equity in
 Earnings of Unconsolidated Joint
 Ventures, and Gain (Loss) on Sale of Land
 and Buildings............................   2,172,502   2,192,532   2,228,090
Minority Interest in Income of
 Consolidated Joint Venture...............     (18,590)    (18,663)    (18,691)
Equity in Earnings of Unconsolidated Joint
 Ventures.................................     311,081     267,251     157,254
Gain (Loss) on Sale of Land and
 Buildings................................       1,025     164,888     (39,790)
                                            ----------  ----------  ----------
Net Income................................  $2,466,018  $2,606,008  $2,326,863
                                            ==========  ==========  ==========
Allocation of Net Income:
  General partners........................  $   24,659  $   24,300  $   23,586
  Limited partners........................   2,441,359   2,581,708   2,303,277
                                            ----------  ----------  ----------
                                            $2,466,018  $2,606,008  $2,326,863
                                            ==========  ==========  ==========
Net Income Per Limited Partner Unit.......  $    0.081  $    0.086  $    0.077
                                            ==========  ==========  ==========
Weighted Average Number of Limited Partner
 Units Outstanding........................  30,000,000  30,000,000  30,000,000
                                            ==========  ==========  ==========

                See accompanying notes to financial statements.

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                  Years Ended December 31, 1998, 1997 and 1996

                         General Partners                 Limited Partners
                         ---------------- -------------------------------------------------
                                 Accumu-                              Accumu-
                         Contri-  lated     Contri-     Distri-        lated    Syndication
                         butions Earnings   butions     butions      Earnings      Costs        Total
                         ------- -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1995................... $1,000  $132,199 $30,000,000 $(14,777,623) $13,099,331 $(3,440,000) $25,014,907
 Distributions to
  limited partners
  ($0.090 per limited
  partner unit).........    --        --          --    (2,700,000)         --          --    (2,700,000)
 Net income.............    --     23,586         --           --     2,303,277         --     2,326,863
                         ------  -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1996...................  1,000   155,785  30,000,000  (17,477,623)  15,402,608  (3,440,000)  24,641,770
 Distributions to
  limited partners
  ($0.090 per limited
  partner unit).........    --        --          --    (2,700,000)         --          --    (2,700,000)
 Net income.............    --     24,300         --           --     2,581,708         --     2,606,008
                         ------  -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1997...................  1,000   180,085  30,000,000  (20,177,623)  17,984,316  (3,440,000)  24,547,778
 Distributions to
  limited partners
  ($0.090 per limited
  partner unit).........    --        --          --    (2,700,000)         --          --    (2,700,000)
 Net income.............    --     24,659         --           --     2,441,359         --     2,466,018
                         ------  -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1998................... $1,000  $204,744 $30,000,000 $(22,877,623) $20,425,675 $(3,440,000) $24,313,796
                         ======  ======== =========== ============  =========== ===========  ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
 Cash received from tenants.............  $ 2,435,937  $ 2,500,189  $ 2,549,406
 Distributions from unconsolidated joint
  ventures..............................      376,557      300,696      191,174
 Cash paid for expenses.................     (187,925)    (140,819)    (248,523)
 Interest received......................      166,406      180,393      178,812
                                          -----------  -----------  -----------
 Net cash provided by operating
  activities............................    2,790,975    2,840,459    2,670,869
                                          -----------  -----------  -----------
Cash Flows from Investing Activities:
 Additions to land and buildings on
  operating leases......................          --           --    (1,041,555)
 Proceeds from sale of land and
  buildings.............................          --       976,334    1,661,943
 Investment in joint ventures...........          --    (1,650,905)         --
 Collections on mortgage notes
  receivable............................       10,811        9,766        8,821
 Other..................................       13,221          --           --
                                          -----------  -----------  -----------
 Net cash provided by (used in)
  investing activities..................       24,032     (664,805)     629,209
                                          -----------  -----------  -----------
Cash Flows from Financing Activities:
 Distributions to limited partners......   (2,700,000)  (2,700,000)  (2,700,000)
 Distributions to holder of minority
  interest..............................      (19,499)     (19,766)     (19,723)
                                          -----------  -----------  -----------
 Net cash used in financing activities..   (2,719,499)  (2,719,766)  (2,719,723)
                                          -----------  -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................       95,508     (544,112)     580,355
Cash and Cash Equivalents at Beginning
 of Year................................      761,317    1,305,429      725,074
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $   856,825  $   761,317  $ 1,305,429
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income.............................  $ 2,466,018  $ 2,606,008  $ 2,326,863
                                          -----------  -----------  -----------
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
 Depreciation...........................      304,356      304,356      317,957
 Minority interest in income of
  consolidated joint venture............       18,590       18,663       18,691
 Loss (gain) on sale of land and
  buildings.............................       (1,025)    (164,888)      39,790
 Equity in earnings of unconsolidated
  joint ventures, net of distributions..       65,476       33,445       33,920
 Decrease (increase) in receivables.....      (27,330)      17,173      (14,827)
 Decrease (increase) in prepaid
  expenses..............................          639         (101)         379
 Decrease in net investment in direct
  financing leases......................       81,760       76,941       70,329
 Increase in accrued rental income......      (90,896)    (102,142)    (104,639)
 Increase (decrease) in accounts payable
  and accrued expenses..................       (5,197)       3,222      (40,072)
 Increase (decrease) in due to related
  parties...............................       (9,772)      25,816       (4,244)
 Increase (decrease) in rents paid in
  advance and deposits..................      (11,644)      21,966       26,722
                                          -----------  -----------  -----------
 Total adjustments......................      324,957      234,451      344,006
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 2,790,975  $ 2,840,459  $ 2,670,869
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Investing and Financing Activities:
 Distributions declared and unpaid at
  December 31...........................  $   675,000  $   675,000  $   675,000
                                          ===========  ===========  ===========

                See accompanying notes to financial statements.

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                  Years Ended December 31, 1998, 1997 and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund VII, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

decrease rental or other income or increase bad debt expense for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership accounts for its 83.3% interest in San Antonio #849 Joint Venture using the consolidation method. Minority interest represents the minority joint venture partner's proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

   The Partnership's investments in Halls Joint Venture, CNL Restaurant Investments II, Des Moines Real Estate Joint Venture, and CNL Mansfield Joint Venture, and a property in Smithfield, North Carolina, and a property in Miami, Florida, for which each of the two properties is held as tenants-in-common with affiliates, are accounted for using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Reclassification--Certain items in the prior years' financial statements have been reclassified to conform to 1998 presentation. These reclassifications had no effect on partners' capital or net income.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


2. Leases:

   The Partnership leases its land or land and buildings primarily to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." The leases generally are classified as operating leases; however, some leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of the majority of these leases are operating leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant generally pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to four successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

     Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
     Land............................................. $ 8,430,465  $ 8,430,465
     Buildings........................................   9,121,968    9,121,968
                                                       -----------  -----------
                                                        17,552,433   17,552,433
     Less accumulated depreciation....................  (2,473,926)  (2,169,570)
                                                       -----------  -----------
                                                       $15,078,507  $15,382,863
                                                       ===========  ===========

   In May 1997, the Partnership sold its property in Columbus, Indiana, for $240,000 and received net sales proceeds of $223,589, resulting in a loss of $19,739 for financial reporting purposes.

   Some leases provide for escalating guaranteed minimum rents throughout the lease terms. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997, and 1996, the Partnership recognized $90,896, $102,142 (net of
$11,159 in reserves), and $104,639 (net of $1,631 in reserves), respectively, of such rental income.

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

     1999........................................................... $ 1,891,776
     2000...........................................................   1,925,741
     2001...........................................................   2,022,708
     2002...........................................................   2,034,710
     2003...........................................................   1,940,473
     Thereafter.....................................................  10,605,505
                                                                     -----------
                                                                     $20,420,913
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

afor future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                          1998         1997
                                                       -----------  -----------
     Minimum lease payments receivable................ $ 5,915,553  $ 6,411,161
     Estimated residual values........................   1,008,935    1,008,935
     Less unearned income.............................  (3,559,096)  (3,972,944)
                                                       -----------  -----------
     Net investment in direct financing leases........ $ 3,365,392  $ 3,447,152
                                                       ===========  ===========

   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

     1999............................................................ $  495,609
     2000............................................................    495,609
     2001............................................................    496,766
     2002............................................................    496,766
     2003............................................................    496,766
     Thereafter......................................................  3,434,037
                                                                      ----------
                                                                      $5,915,553
                                                                      ==========

   In October 1997, the Partnership sold its property in Dunnellon, Florida, for $800,000 and received net sales proceeds (net of $5,055 which represents amounts due to the former tenant for prepaid rent) of $752,745, resulting in a gain of $183,701 for financial reporting purposes. This property was originally acquired by the Partnership in August 1990 and had a cost of approximately $546,300, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $211,500 in excess of its original purchase price.

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

5. Investment in Joint Ventures:

   The Partnership has a 51.1% interest, an 18 percent interest and a 4.79% interest in the profits and losses of Halls Joint Venture, CNL Restaurant Investments II, and Des Moines Real Estate Joint Venture, respectively. The remaining interests in these joint ventures are held by affiliates of the Partnership which have the same general partners.

   In February 1997, the Partnership entered into a joint venture arrangement, CNL Mansfield Joint Venture, with an affiliate of the Partnership which has the same general partners, to hold one restaurant property in Mansfield, Texas. As of December 31, 1998, the Partnership owned a 79 percent interest, respectively, in the profits and losses of the joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with the affiliate.

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   As of January 1, 1997, the Partnership had a 48.33% interest in a property in Yuma, Arizona, with an affiliate of the Partnership that has the same general partners, as tenants-in-common. In October 1997, the Partnership and the affiliate, as tenants-in-common, sold the property in Yuma, Arizona, for a total sales price of $1,010,000 and received net sales proceeds of $982,025 resulting in a gain of approximately $128,400 for financial reporting purposes. The property was originally acquired in July 1994 and had a total cost of approximately $861,700, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the property was sold for approximately $120,300 in excess of its original purchase price. In December 1997, the Partnership reinvested its portion of the net sales proceeds from the sale of the Yuma, Arizona, property, along with funds from the sale of a wholly-owned Property in Columbus, Indiana, in a property in Miami, Florida, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investment in the property in Miami, Florida, using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 35.64% interest in the Miami, Florida property owned with affiliates as tenants-in-common.

   In December 1997, the Partnership acquired a property in Smithfield, North Carolina as tenants-in-common with an affiliate of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 53 percent interest in this property.

   CNL Restaurant Investments II owns and leases six properties to an operator of national fast-food or family-style restaurants, and Halls Joint Venture, Des Moines Real Estate Joint Venture, CNL Mansfield Joint Venture, and the Partnership and affiliates as tenants-in-common in two separate tenancy-in-common arrangements, each own and lease one property to an operator of national fast-food or family-style restaurants. The following presents the combined, condensed financial information for the joint ventures and the two properties held as tenants-in-common with affiliates at December 31:

                                                         1998        1997
                                                      ----------- -----------
     Land and buildings on operating leases, less
      accumulated depreciation....................... $10,612,379 $10,892,405
     Cash............................................       3,763         750
     Receivables.....................................      21,249      18,819
     Accrued rental income...........................     178,775     147,685
     Other assets....................................       1,116       1,079
     Liabilities.....................................       8,916       8,625
     Partners' capital...............................  10,808,366  11,052,113
     Revenues........................................   1,324,602   1,012,624
     Gain on sale of land and building...............         --      128,371
     Net income......................................   1,028,391     905,117

   The Partnership recognized income totalling $311,081, $267,251, and $157,254 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures and the two properties held as tenants-in-common with affiliates.

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


6. Mortgage Notes Receivable:

   In connection with the sale of its property in Florence, South Carolina during 1995, the Partnership accepted a promissory note in the principal sum of $1,160,000, collateralized by a mortgage on the property. The promissory note bears interest at a rate of 10.25% per annum and is being collected in 59 equal monthly installments of $10,395, with a balloon payment of $1,105,715 due in July 2000.

   In addition, the Partnership accepted a promissory note in the principal sum of $240,000 in connection with the sale of its property in Jacksonville, Florida in December 1995. The note is collateralized by a mortgage on the property. The promissory note bears interest at a rate of ten percent per annum and is being collected in 119 equal monthly installments of $2,106, with a balloon payment of $218,252 due in December 2005.

   The mortgage notes receivable consisted of the following at December 31:

                                                           1998        1997
                                                        ----------  ----------
     Principal balance................................. $1,357,877  $1,368,688
     Accrued interest receivable.......................      8,457       8,212
     Less deferred gain on sale of land and building...   (125,278)   (126,303)
                                                        ----------  ----------
                                                        $1,241,056  $1,250,597
                                                        ==========  ==========

   The general partners believe that the estimated fair values of mortgage notes receivable at December 31, 1998 and 1997, approximate the outstanding principal amount based on estimated current rates at which similar loans would be made to borrowers with similar credit and for similar maturities.

7. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their adjusted capital contributions (the "10% Preferred Return").

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their 10% Preferred Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property not in liquidation of the Partnership is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership,

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During each of the years ended December 31, 1998, 1997, and 1996, the Partnership declared distributions to the limited partners of $2,700,000. No distributions have been made to the general partners to date.

8. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                                1998        1997        1996
                                             ----------  ----------  ----------
   Net income for financial reporting
    purposes...............................  $2,466,018  $2,606,008  $2,326,863
   Depreciation for tax reporting purposes
    in excess of depreciation for financial
    reporting purposes.....................     (16,795)    (25,552)    (24,753)
   Gain on sale of land and buildings for
    financial reporting purposes in excess
    of gain for tax reporting purposes.....        (246)   (178,348)   (163,152)
   Direct financing leases recorded as
    operating leases for tax reporting
    purposes...............................      81,760      76,941      70,329
   Equity in earnings of unconsolidated
    joint ventures for tax reporting
    purposes in excess of (less than)
    equity in earnings of unconsolidated
    joint ventures for financial reporting
    purposes...............................      11,026     (55,911)      1,420
   Accrued rental income...................     (90,896)   (102,142)   (104,639)
   Rents paid in advance...................     (12,644)     21,966      26,722
   Minority interest in timing differences
    of unconsolidated joint venture........         982         981         981
   Allowance for uncollectible accounts....      (4,106)        --          --
   Capitalization of transaction costs for
    tax reporting purposes.................      18,781         --          --
   Other...................................         --      (10,275)        --
                                             ----------  ----------  ----------
   Net income for federal income tax
    purposes...............................  $2,453,880  $2,333,668  $2,133,771
                                             ==========  ==========  ==========

9. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

Partnership agreed to pay the Affiliate an annual, noncumulative, subordinated management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures and the properties held as tenants-in-common with affiliates, but not in excess of competitive fees for comparable services. These fees will be incurred and will be payable only after the limited partners receive their 10% Preferred Return. Due to the fact that these fees are noncumulative, if the limited partners have not received their 10% Preferred Return in any particular year, no management fee will be due or payable for such year. As a result of such threshold, no management fees were incurred during the years ended December 31, 1998, 1997, and 1996.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 10% Preferred Return, plus their adjusted capital contributions. No deferred, subordinated real estate disposition fees were incurred for the years ended December 31, 1998, 1997, and 1996.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $87,256, $77,078, and 92,985 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   The due to related parties consisted of the following at December 31:

                                                                1998    1997
                                                               ------- -------
     Due to Affiliates:
       Expenditures incurred on behalf of the Partnership..... $10,111 $20,321
       Accounting and administrative services.................   7,800   7,362
       Deferred, subordinated real estate disposition fee.....   7,200   7,200
                                                               ------- -------
                                                               $25,111 $34,883
                                                               ======= =======

10. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from the unconsolidated joint ventures and the two properties held as tenants-in-common with affiliates), for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
     Golden Corral Corporation...................... $732,650 $625,724 $608,852
     Restaurant Management Services, Inc............  448,691  444,069  446,867
     Waving Leaves, Inc.............................  300,546      N/A      --
     Flagstar Enterprises, Inc......................      N/A  307,738  464,042

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

the Partnership's share of total rental and earned income from the unconsolidated joint ventures and the two properties held as tenants-in-common with affiliates) for each of the years ended December 31:

                                                      1998     1997     1996
                                                    -------- -------- --------
     Golden Corral Family Steakhouse Restaurants... $732,650 $625,724 $608,852
     Burger King...................................  469,984  466,626  478,901
     Hardees.......................................  451,348  447,074  524,625

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

11. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 3,202,371 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $31,543,529 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

12. APF Reverse Stock Split

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 11 being adjusted to 1,601,186 shares.

                           CNL INCOME FUND VIII, LTD.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           -----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998.......  F-246

Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998.......................................................  F-247

Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998.......................  F-248

Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998................................................................  F-249

Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999
 and 1998................................................................  F-250

Report of Independent Certified Public Accountants.......................  F-252

Balance Sheets as of December 31, 1998 and 1997..........................  F-253

Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-254

Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996...........................................................  F-255

Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-256

Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................  F-257

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                       June 30,   December 31,
                                                         1999         1998
                                                      ----------- ------------
                       ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $1,835,604 and
 $1,685,510, respectively............................ $15,619,184 $15,769,278
Net investment in direct financing leases............   7,721,863   7,802,785
Investment in joint ventures.........................   2,776,099   2,809,759
Mortgage notes receivable............................   1,507,221   1,811,726
Cash and cash equivalents............................   1,896,858   1,809,258
Receivables, less allowance for doubtful accounts of
 $24,636 in 1998.....................................       5,426      84,265
Prepaid expenses.....................................      14,426       3,959
Accrued rental income, less allowance for doubtful
 accounts of $4,501 in 1999 and 1998.................   1,976,584   1,927,418
Other assets.........................................      52,671      52,671
                                                      ----------- -----------
                                                      $31,570,332 $32,071,119
                                                      =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable..................................... $    96,091 $     4,258
Escrowed real estate taxes payable...................      21,347      27,838
Distributions payable................................     787,501   1,137,501
Due to related party.................................      81,968      75,266
Rents paid in advance................................      60,950      62,349
                                                      ----------- -----------
  Total liabilities..................................   1,047,857   1,307,212
Commitments and Contingencies (Note 3)
Minority interest....................................     108,640     108,600
Partners' capital....................................  30,413,835  30,655,307
                                                      ----------- -----------
                                                      $31,570,332 $32,071,119
                                                      =========== ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                     Quarter Ended         Six Months Ended
                                       June 30,                June 30,
                                 ----------------------  ----------------------
                                    1999        1998        1999        1998
                                 ----------  ----------  ----------  ----------
Revenues:
  Rental income from operating
   leases......................  $  492,313  $  455,192  $  985,302  $  910,748
  Earned income from direct
   financing leases............     235,628     297,998     472,487     597,440
  Contingent rental income.....      13,335       2,547      16,614      21,033
  Interest and other income....      57,044      70,242     111,409     135,326
                                 ----------  ----------  ----------  ----------
                                    798,320     825,979   1,585,812   1,664,547
                                 ----------  ----------  ----------  ----------
Expenses:
  General operating and
   administrative..............      34,860      43,649      72,509      76,092
  Professional services........       8,404       6,857      14,136      12,363
  State and other taxes........         112         103      17,646       5,372
  Depreciation.................      75,047      52,243     150,094     104,485
  Transaction costs............      87,527         --      121,090         --
                                 ----------  ----------  ----------  ----------
                                    205,950     102,852     375,475     198,312
                                 ----------  ----------  ----------  ----------
Income Before Minority Interest
 in Income of Consolidated
 Joint Venture and Equity in
 Earnings of Unconsolidated
 Joint Ventures................     592,370     723,127   1,210,337   1,466,235
Minority Interest in Income of
 Consolidated Joint Venture....      (3,330)     (3,307)     (6,685)     (6,711)
Equity in Earnings of
 Unconsolidated Joint
 Ventures......................      69,647      71,149     129,878     139,253
                                 ----------  ----------  ----------  ----------
Net Income.....................  $  658,687  $  790,969  $1,333,530  $1,598,777
                                 ==========  ==========  ==========  ==========
Allocation of Net Income:
  General partners.............  $    6,587  $    7,910  $   13,335  $   15,988
  Limited partners.............     652,100     783,059   1,320,195   1,582,789
                                 ----------  ----------  ----------  ----------
                                 $  658,687  $  790,969  $1,333,530  $1,598,777
                                 ==========  ==========  ==========  ==========
Net Income Per Limited Partner
 Unit..........................  $    0.019  $    0.022  $    0.038  $    0.045
                                 ==========  ==========  ==========  ==========
Weighted Average Number of
 Limited Partner Units
 Outstanding...................  35,000,000  35,000,000  35,000,000  35,000,000
                                 ==========  ==========  ==========  ==========

           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
General partners:
  Beginning balance..............................   $   258,248    $   226,441
  Net income.....................................        13,335         31,807
                                                    -----------    -----------
                                                        271,583        258,248
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    30,397,059     30,989,957
  Net income.....................................     1,320,195      3,257,105
  Distributions ($0.045 and $0.110 per limited
   partner unit, respectively)...................    (1,575,002)    (3,850,003)
                                                    -----------    -----------
                                                     30,142,252     30,397,059
                                                    -----------    -----------
Total partners' capital..........................   $30,413,835    $30,655,307
                                                    ===========    ===========




           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                             June 30,
                                                      -----------------------
                                                         1999         1998
                                                      -----------  ----------
Increase (Decrease) in Cash and Cash Equivalents
    Net Cash Provided by Operating Activities........ $ 1,717,444  $1,873,504
                                                      -----------  ----------
Cash Flows from Investing Activities:
  Collections on mortgage notes receivable...........     301,803      20,097
                                                      -----------  ----------
    Net cash provided by investing activities........     301,803      20,097
                                                      -----------  ----------
Cash Flows from Financing Activities:
  Distributions to limited partners..................  (1,925,002) (1,925,001)
  Distributions to holder of minority interest.......      (6,645)     (6,587)
                                                      -----------  ----------
    Net cash used in financing activities............  (1,931,647) (1,931,588)
                                                      -----------  ----------
Net Increase (Decrease) in Cash and Cash
 Equivalents.........................................      87,600     (37,987)
Cash and Cash Equivalents at Beginning of Period.....   1,809,258   1,602,236
                                                      -----------  ----------
Cash and Cash Equivalents at End of Period........... $ 1,896,858  $1,564,249
                                                      ===========  ==========
Supplemental Schedule of Non-Cash Financing
 Activities:
  Distributions declared and unpaid at end of
   period............................................ $   787,501  $  787,501
                                                      ===========  ==========



           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999 may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund VIII, Ltd. (the "Partnership") for the year ended December 31, 1998.

   The Partnership accounts for its approximate 88 percent interest in Woodway Joint Venture using the consolidation method. Minority interest represents the minority joint venture partner's proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

2. Mortgage Notes Receivable:

   As of December 31, 1998, the Partnership had accepted three promissory notes in connection with the sale of three of its properties. During the six months ended June 30, 1999, the maker relating to one of the promissory notes prepaid principal in the amount of $272,500 which was applied to the outstanding principal balance.

3. Merger Transaction:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 2,021,318 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $39,843,631 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates on June 22, 1999 in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

               Report of Independent Certified Public Accountants

To the Partners CNL Income Fund VIII, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund VIII, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
February 4, 1999, except for Note 11
 for which the date is March 11, 1999 and
 Note 12 for which the date is June 3, 1999

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                            December 31,
                                                       -----------------------
                                                          1998        1997
                                                       ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation............................. $15,769,278 $13,960,232
Net investment in direct financing leases.............   7,802,785  10,044,975
Investment in joint ventures..........................   2,809,759   2,877,717
Mortgage notes receivable.............................   1,811,726   1,853,386
Cash and cash equivalents.............................   1,809,258   1,602,236
Receivables, less allowance for doubtful accounts of
 $24,636 and $19,228..................................      84,265      51,393
Prepaid expenses......................................       3,959       4,357
Accrued rental income, less allowance for doubtful
 accounts of $4,501 in 1998 and 1997..................   1,927,418   1,811,329
Other assets..........................................      52,671      52,671
                                                       ----------- -----------
                                                       $32,071,119 $32,258,296
                                                       =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $     4,258 $     8,359
Escrowed real estate taxes payable....................      27,838      24,459
Distributions payable.................................   1,137,501     787,501
Due to related parties................................      75,266      59,649
Rents paid in advance and deposits....................      62,349      53,556
                                                       ----------- -----------
  Total liabilities...................................   1,307,212     933,524
Minority interest.....................................     108,600     108,374
Partners' capital.....................................  30,655,307  31,216,398
                                                       ----------- -----------
                                                       $32,071,119 $32,258,296
                                                       =========== ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                               Year Ended December 31,
                                         -------------------------------------
                                            1998         1997         1996
                                         -----------  -----------  -----------
Revenues:
  Rental income from operating leases... $ 1,897,209  $ 1,804,273  $ 1,867,968
  Earned income from direct financing
   leases...............................   1,093,839    1,211,369    1,314,090
  Contingent rental income..............     101,911       85,735       31,712
  Interest and other income.............     269,744      238,338      127,246
                                         -----------  -----------  -----------
                                           3,362,703    3,339,715    3,341,016
                                         -----------  -----------  -----------
Expenses:
  General operating and administrative..     146,943      140,586      156,177
  Professional services.................      24,837       23,284       27,682
  State and other taxes.................       5,372        5,081        4,757
  Depreciation..........................     246,976      208,971      208,971
  Transaction costs.....................      21,042          --           --
                                         -----------  -----------  -----------
                                             445,170      377,922      397,587
                                         -----------  -----------  -----------
Income Before Minority Interest in
 Income of Consolidated Joint Venture,
 Equity in Earnings of Unconsolidated
 Joint Ventures and Gain (Loss) on Sale
 of Land and Buildings..................   2,917,533    2,961,793    2,943,429
Minority Interest in Income of
 Consolidated Joint Venture.............     (13,518)     (13,706)     (13,906)
Equity in Earnings of Unconsolidated
 Joint Ventures.........................     276,721     293 ,480      266,500
Gain (Loss) on Sale of Land and
 Buildings..............................     108,176          --       (99,031)
                                         -----------  -----------  -----------
Net Income.............................. $ 3,288,912  $ 3,241,567  $ 3,096,992
                                         ===========  ===========  ===========
Allocation of Net Income:
  General partners...................... $    31,807  $    32,416  $    31,413
  Limited partners......................   3,257,105    3,209,151    3,065,579
                                         -----------  -----------  -----------
                                         $ 3,288,912  $ 3,241,567  $ 3,096,992
                                         ===========  ===========  ===========
Net Income Per Limited Partner Unit..... $     0.093  $     0.092  $     0.088
                                         ===========  ===========  ===========
Weighted Average Number of Limited
 Partner Units Outstanding..............  35,000,000   35,000,000   35,000,000
                                         ===========  ===========  ===========

                See accompanying notes to financial statements.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                 Years Ended December 31, 1998, 1997, and 1996

                             General Partners                       Limited Partners
                         ------------------------- ----------------------------------------------------
                                       Accumulated                              Accumulated Syndication
                         Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                         ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................    $1,000      $161,612    $35,000,000  $(15,772,138)  $16,064,868 $(4,015,000) $31,440,342
 Distributions to
  limited partners
  ($0.098 per limited
  partner unit).........       --            --             --     (3,412,500)          --          --    (3,412,500)
 Net income.............       --         31,413            --            --      3,065,579         --     3,096,992
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................     1,000       193,025     35,000,000   (19,184,638)   19,130,447  (4,015,000)  31,124,834
 Distributions to
  limited partners
  ($0.090 per limited
  partner unit).........       --            --             --     (3,150,003)          --          --    (3,150,003)
 Net income.............       --         32,416            --            --      3,209,151         --     3,241,567
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................     1,000       225,441     35,000,000   (22,334,641)   22,339,598  (4,015,000)  31,216,398
 Distributions to
  limited partners
  ($0.110 per limited
  partner unit).........       --            --             --     (3,850,003)          --          --    (3,850,003)
 Net income.............       --         31,807            --            --      3,257,105         --     3,288,912
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................    $1,000      $257,248    $35,000,000  $(26,184,644)  $25,596,703 $(4,015,000) $30,655,307
                            ======      ========    ===========  ============   =========== ===========  ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
 Cash received from tenants.............  $ 3,144,635  $ 3,114,439  $ 3,222,903
 Distributions from unconsolidated joint
  ventures..............................      344,643      356,589      323,531
 Cash paid for expenses.................     (185,270)    (163,215)    (194,218)
 Interest received......................      258,584      235,243      110,452
                                          -----------  -----------  -----------
  Net cash provided by operating
   activities...........................    3,562,592    3,543,056    3,462,668
                                          -----------  -----------  -----------
 Cash Flows from Investing Activities:
 Proceeds from sale of land and
  buildings.............................      116,397          --           --
 Additions to land and buildings on
  operating leases......................          --           --        (1,135)
 Investment in direct financing leases..          --           --        (1,326)
 Investment in joint venture............          --           --      (234,059)
 Collections on mortgage notes
  receivable............................       41,292        8,799        2,557
 Other..................................           36          --       (34,793)
                                          -----------  -----------  -----------
  Net cash provided by (used in)
   investing activities.................      157,725        8,799     (268,756)
                                          -----------  -----------  -----------
 Cash Flows from Financing Activities:
 Distributions to limited partners......   (3,500,003)  (3,412,502)  (3,325,000)
 Distributions to holder of minority
  interest..............................      (13,292)     (13,391)     (13,503)
                                          -----------  -----------  -----------
  Net cash used in financing
   activities...........................   (3,513,295)  (3,425,893)  (3,338,503)
                                          -----------  -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................      207,022      125,962     (144,591)
Cash and Cash Equivalents at Beginning
 of Year................................    1,602,236    1,476,274    1,620,865
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $ 1,809,258  $ 1,602,236  $ 1,476,274
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income.............................  $ 3,288,912  $ 3,241,567  $ 3,096,992
                                          -----------  -----------  -----------
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
 Depreciation...........................      246,976      208,971      208,971
 Minority interest in income of
  consolidated joint venture............       13,518       13,706       13,906
 Equity in earnings of unconsolidated
  joint ventures, net of distributions..       67,922       63,109       57,031
 Loss (gain) on sale of land and
  buildings.............................     (108,176)         --        99,031
 Decrease (increase) in receivables.....      (32,504)     (25,641)         429
 Decrease (increase) in prepaid
  expenses..............................          398           20       (1,465)
 Decrease in net investment in direct
  financing leases......................      177,947      178,250      157,194
 Increase in accrued rental income......     (116,089)    (128,736)    (219,757)
 Increase (decrease) in accounts payable
  and accrued expenses..................         (722)       9,987       12,203
 Increase (decrease) in due to related
  parties...............................       15,617        2,769       (4,505)
 Increase (decrease) in rents paid in
  advance and deposits..................        8,793      (20,946)      42,638
                                          -----------  -----------  -----------
  Total adjustments.....................      273,680      301,489      365,676
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 3,562,592  $ 3,543,056  $ 3,462,668
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Investing and Financing Activities:
 Mortgage notes accepted in exchange for
  sale of land and buildings............  $       --   $       --   $ 1,375,000
                                          ===========  ===========  ===========
 Distributions declared and unpaid at
  December 31...........................  $ 1,137,501  $   787,501  $ 1,050,000
                                          ===========  ===========  ===========

                See accompanying notes to financial statements.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                 Years Ended December 31, 1998, 1997, and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund VIII, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating method. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review the properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to decrease rental or other income or increase bad debt expense for the current period, although the Partnership

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and the allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership accounts for its 87.68% interest in Woodway Joint Venture using the consolidation method. Minority interest represents the minority joint venture partner's proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

   The Partnership's investments in Asheville Joint Venture, CNL Restaurant Investments II and Middleburg Joint Venture are accounted for using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

2. Leases:

   The Partnership leases its land and buildings primarily to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Some of the leases have been classified as operating leases and some of the leases have been classified as direct financing leases. For property leases classified as direct financing leases, the building portions of the majority of property leases are accounted for as direct financing leases while the land portions of these leases are accounted for as operating leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant pays all

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to four successive five-year periods subject to the same terms and conditions of the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
   Land............................................... $ 9,159,115  $ 9,167,336
   Buildings..........................................   8,295,673    6,231,430
                                                       -----------  -----------
                                                        17,454,788   15,398,766
   Less accumulated depreciation......................  (1,685,510)  (1,438,534)
                                                       -----------  -----------
                                                       $15,769,278  $13,960,232
                                                       ===========  ===========

   In July 1998, the Partnership received $116,397 as a settlement from the Florida Department of Transportation for a right of way taking related to a parcel of land on its property in Brooksville, Florida. In connection therewith, the Partnership recognized a gain of $108,176 for financial reporting purposes.

   Some leases provide for escalating guaranteed minimum rents throughout the lease terms. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997, and 1996, the Partnership recognized $116,089, $128,736 (net
$4,501 in reserves), and $219,757, respectively, of such rental income.

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

   1999............................................................. $ 1,889,012
   2000.............................................................   1,919,651
   2001.............................................................   2,017,044
   2002.............................................................   2,065,510
   2003.............................................................   2,096,121
   Thereafter.......................................................  12,027,545
                                                                     -----------
                                                                     $22,014,883
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                         1998          1997
                                                      -----------  ------------
   Minimum lease payments receivable................. $14,095,756  $ 18,939,788
   Estimated residual values.........................   2,457,619     3,040,615
   Less unearned income..............................  (8,750,590)  (11,935,428)
                                                      -----------  ------------
   Net investment in direct financing leases......... $ 7,802,785  $ 10,044,975
                                                      ===========  ============

   In August 1998, four of the Partnership's leases were amended. As a result, the Partnership reclassified these leases from direct financing leases to operating leases. In accordance with the Statement of Financial Accounting Standards #13, "Accounting for Leases," the Partnership recorded each of the reclassified leases at the lower of original cost, present fair value, or present carrying value. No losses on the termination of direct financing leases were recorded for financial reporting purposes.

   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

   1999............................................................. $ 1,106,822
   2000.............................................................   1,106,822
   2001.............................................................   1,130,328
   2002.............................................................   1,142,042
   2003.............................................................   1,142,042
   Thereafter.......................................................   8,467,700
                                                                     -----------
                                                                     $14,095,756
                                                                     ===========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


5. Investment in Joint Ventures:

   The Partnership has an 85.54%, a 36.8%, and a 12.46% interest in the profits and losses of Asheville Joint Venture, CNL Restaurant Investments II, and Middleburg Joint Venture, respectively. The remaining interests in these joint ventures are held by affiliates of the Partnership which have the same general partners.

   Asheville Joint Venture and Middleburg Joint Venture each own and lease one property, and CNL Restaurant Investments II owns and leases six properties to an operator of national fast-food or family-style restaurants. The following presents the joint ventures' combined, condensed financial information at December 31:

                                                           1998       1997
                                                        ---------- ----------
   Land and buildings on operating leases, less
    accumulated depreciation........................... $6,320,059 $6,487,210
   Net investment in direct financing lease............  1,319,045  1,335,223
   Cash................................................      1,176        596
   Receivables.........................................     17,395     14,169
   Prepaid expenses....................................        719      1,017
   Accrued rental income...............................    162,857    128,993
   Liabilities.........................................        580        864
   Partners' capital...................................  7,820,671  7,966,344
   Revenues............................................    940,168  1,001,284
   Net income..........................................    762,579    824,576

   The Partnership recognized income totalling $276,721, $293,480, and $266,500 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures.

6. Mortgage Notes Receivable:

   As of December 31, 1995, the Partnership had accepted two promissory notes in the principal sum totalling $460,000, in connection with the sale of two of its properties in Jacksonville, Florida. The promissory notes, which are collateralized by mortgages on the properties, bear interest at a rate of ten percent per annum, and are being collected in 119 equal monthly installments of $2,106 and $1,931, with balloon payments of $218,252 and $200,324, respectively, due in December 2005.

   In addition, in connection with the sale in 1996 of its property in Orlando, Florida, the Partnership accepted a promissory note in the principal sum of $1,388,568, representing the gross sales price of $1,375,000 plus tenant closing costs of $13,568 that the Partnership financed on behalf of the tenant. The promissory note bears interest at a rate of 10.75% per annum, is collateralized by a mortgage on the property and is being collected in 12 monthly installments of interest only, in 24 monthly installments of $15,413 consisting of principal and interest, and thereafter in 144 monthly installments of $16,220 consisting of principal and interest.

   The mortgage notes receivable consisted of the following at December 31:

                                                             1998       1997
                                                          ---------- ----------
   Principal balance..................................... $1,795,920 $1,837,212
   Accrued interest receivable...........................     15,806     16,174
                                                          ---------- ----------
                                                          $1,811,726 $1,853,386
                                                          ========== ==========

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The general partners believe that the estimated fair value of mortgage notes receivable at December 31, 1998 and 1997, approximated the outstanding principal amount based on estimated current rates at which similar loans would be made to borrowers with similar credit and for similar maturities.

7. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their adjusted capital contributions (the "10% Preferred Return").

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their 10% Preferred Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital account balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the years ended December 31, 1998, 1997, and 1996, the Partnership declared distributions to the limited partners of $3,850,003, $3,150,003, and $3,412,500, respectively. No distributions have been made to the general partners to date.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


8. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                               1998        1997        1996
                                            ----------  ----------  ----------
   Net income for financial reporting
    purposes..............................  $3,288,912  $3,241,567  $3,096,992
   Depreciation for tax reporting purposes
    in excess of depreciation for
    financial reporting purposes..........    (166,412)   (204,419)   (219,372)
   Direct financing leases recorded as
    operating leases for tax reporting
    purposes..............................     177,946     178,250     157,197
   Allowance for doubtful accounts........       5,408      18,954     (23,716)
   Accrued rental income..................    (116,089)   (133,237)   (219,757)
   Rents paid in advance..................       9,293     (21,446)     42,637
   Gain or loss on sale of land and
    buildings for tax reporting purposes
    in excess of gain or loss for
    financial reporting purposes..........       3,170         670      99,031
   Capitalized transaction costs for tax
    reporting purposes....................      21,042         --          --
   Equity in earnings of unconsolidated
    joint ventures for tax reporting
    purposes in excess of (less than)
    equity in earnings of unconsolidated
    joint ventures for financial reporting
    purposes..............................      15,563      (2,987)     13,320
   Minority interest in timing differences
    of consolidated joint venture.........       1,443       1,571       1,677
                                            ----------  ----------  ----------
   Net income for federal income tax
    purposes..............................  $3,240,276  $3,078,923  $2,948,009
                                            ==========  ==========  ==========

9. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors, Inc. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate an annual, noncumulative, subordinated management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures, but not in excess of competitive fees for comparable services. These fees will be incurred and will be payable only after the limited partners receive their 10% Preferred Return. Due to the fact that these fees are noncumulative, if the limited partners have not received their 10% Preferred Return in any particular year, no management fees will be due or payable for such year. As a result of such threshold, no management fees were incurred during the years ended December 31, 1998, 1997, and 1996.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 10% Preferred Return, plus their adjusted capital contributions. During the year ended December 31, 1996, the Partnership incurred $41,250 in deferred, subordinated real estate disposition fees as the result of the sale of the property in Orlando, Florida. No deferred, subordinated real estate disposition fees were incurred for the years ended December 31, 1998 and 1997.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $96,202, $80,461 and $89,317 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   The due to related parties consisted of the following at December 31:

                                                                 1998    1997
                                                                ------- -------
   Due to Affiliates:
     Accounting and administrative services.................... $20,216 $ 4,599
     Deferred, subordinated real estate disposition fee........  55,050  55,050
                                                                ------- -------
                                                                $75,266 $59,649
                                                                ======= =======

10. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from the unconsolidated joint ventures) for each of the years ended December 31:

                                                      1998     1997     1996
                                                    -------- -------- --------
   Golden Corral Corporation....................... $728,641 $706,839 $663,889
   Restaurant Management Services, Inc. ...........  527,360  531,110  533,990
   Carrols Corporation.............................  482,081  523,517  526,034
   Flagstar Enterprises, Inc. and Quincy's
    Restaurants, Inc. .............................      N/A      N/A  356,720

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from the unconsolidated joint ventures), for each of the years ended December 31:

                                                     1998      1997      1996
                                                   -------- ---------- --------
   Burger King.................................... $961,542 $1,003,419 $989,480
   Golden Corral Family Steakhouse Restaurants....  750,869    735,949  681,042
   Shoney's.......................................  603,304    607,054  609,072

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

11. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 4,042,635 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $39,843,631 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

12. APF Reverse Stock Split

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 11 being adjusted to 2,021,318 shares.

                            CNL INCOME FUND IX, LTD.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           -----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998.......  F-267
Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998.......................................................  F-268
Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998.......................  F-269
Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998................................................................  F-270
Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998............................................  F-271
Report of Independent Certified Public Accountants.......................  F-273
Balance Sheets as of December 31, 1998 and 1997..........................  F-274
Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-275
Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996...........................................................  F-276
Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-277
Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................  F-278

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                       June 30,   December 31,
                                                         1999         1998
                                                      ----------- ------------
                       ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $1,741,537 and
 $1,711,187, respectively, and allowance for loss on
 building of $249,368 for 1999 and 1998.............. $14,853,524 $15,066,178
Net investment in direct financing leases, less
 allowance for impairment in carrying value of
 $65,407 for 1998....................................   5,351,113   5,905,995
Investment in joint ventures.........................   6,387,805   6,473,381
Cash and cash equivalents............................   1,941,669   1,287,379
Receivables, less allowance for doubtful accounts of
 $92,952 and $206,052, respectively .................      51,574      93,569
Prepaid expenses.....................................      17,002       3,185
Lease costs, less accumulated amortization of $2,327
 and $1,577..........................................      12,673      13,423
Accrued rental income................................   1,170,144   1,255,968
                                                      ----------- -----------
                                                      $29,785,504 $30,099,078
                                                      =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable..................................... $    92,339 $     1,103
Escrowed real estate taxes payable...................      11,377       9,022
Distributions payable................................     787,501     787,501
Due to related parties...............................      22,000      24,187
Rents paid in advance and deposits...................      58,337      63,347
                                                      ----------- -----------
  Total liabilities..................................     971,554     885,160
Commitments and Contingencies (Note 4)
Partners' capital....................................  28,813,950  29,213,918
                                                      ----------- -----------
                                                      $29,785,504 $30,099,078
                                                      =========== ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                        Quarter Ended       Six Months Ended
                                          June 30,              June 30,
                                     -------------------  ---------------------
                                       1999      1998        1999       1998
                                     --------- ---------  ---------- ----------
Revenues:
  Rental income from operating
   leases..........................  $ 346,107 $ 417,741  $  764,902 $  894,478
  Adjustments to accrued rental
   income..........................        --   (267,598)        --    (267,598)
  Earned income from direct
   financing leases................    240,396   132,106     413,584    342,263
  Interest and other income........     35,410    16,047      58,661     27,668
                                     --------- ---------  ---------- ----------
                                       621,913   298,296   1,237,147    996,811
                                     --------- ---------  ---------- ----------
Expenses:
  General operating and
   administrative..................     42,662    37,701      84,635     71,079
  Bad debt expense.................        --      5,133         --       5,133
  Professional services............     16,879     8,406      25,941     14,742
  Real estate taxes ...............        699       --        8,391        --
  State and other taxes............        125       192      24,884     14,337
  Depreciation and amortization....     80,780    63,245     156,690    126,490
  Transaction costs................     86,351       --      121,626        --
                                     --------- ---------  ---------- ----------
                                       227,496   114,677     422,167    231,781
                                     --------- ---------  ---------- ----------
Income Before Equity in Earnings of
 Joint Ventures and Gain on Sale of
 Land and Building.................    394,417   183,619     814,980    765,030
Equity in Earnings of Joint
 Ventures..........................    148,155   148,860     284,057    276,668
Gain on Sale of Land and Building
 ..................................        --        --       75,997        --
                                     --------- ---------  ---------- ----------
Net Income.........................  $ 542,572 $ 332,479  $1,175,034 $1,041,698
                                     ========= =========  ========== ==========
Allocation of Net Income:
  General partners.................  $   5,426 $   3,325  $   11,554 $   10,417
  Limited partners.................    537,146   329,154   1,163,480  1,031,281
                                     --------- ---------  ---------- ----------
                                     $ 542,572 $ 332,479  $1,175,034 $1,041,698
                                     ========= =========  ========== ==========
Net Income Per Limited Partner
 Unit..............................  $    0.15 $    0.09  $     0.33 $     0.29
                                     ========= =========  ========== ==========
Weighted Average Number of Limited
 Partner Units Outstanding.........  3,500,000 3,500,000   3,500,000  3,500,000
                                     ========= =========  ========== ==========

           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
General partners:
  Beginning balance..............................   $   214,763    $   190,772
  Net income.....................................        11,554         23,991
                                                    -----------    -----------
                                                        226,317        214,763
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    28,999,155     29,956,452
  Net income.....................................     1,163,480      2,262,707
  Distributions ($0.45 and $0.92 per limited
   partner unit, respectively)...................    (1,575,002)    (3,220,004)
                                                    -----------    -----------
                                                     28,587,633     28,999,155
                                                    -----------    -----------
Total partners' capital..........................   $28,813,950    $29,213,918
                                                    ===========    ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                           Six Months Ended
                                                               June 30,
                                                        -----------------------
                                                           1999         1998
                                                        -----------  ----------
Increase (Decrease) in Cash and Cash Equivalents:
  Net Cash Provided by Operating Activities...........  $ 1,470,503  $1,633,800
                                                        -----------  ----------
  Cash Flows from Investing Activities:
    Proceeds from sale of land and building ..........    2,400,000         --
    Additions to land and buildings on operating
     leases...........................................   (1,641,211)        --
                                                        -----------  ----------
      Net cash provided by investing activities.......      758,789         --
                                                        -----------  ----------
  Cash Flows from Financing Activities:
    Distributions to limited partners.................   (1,575,002) (1,645,002)
                                                        -----------  ----------
      Net cash used in financing activities...........   (1,575,002) (1,645,002)
                                                        -----------  ----------
Net Increase (Decrease) in Cash and Cash Equivalents..      654,290     (11,202)
Cash and Cash Equivalents at Beginning of Period......    1,287,379   1,250,388
                                                        -----------  ----------
Cash and Cash Equivalents at End of Period............  $ 1,941,669  $1,239,186
                                                        ===========  ==========
Supplemental Schedule of Non-Cash Financing
 Activities:
  Distributions declared and unpaid at end of period..  $   787,501  $  787,501
                                                        ===========  ==========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund IX, Ltd. (the "Partnership") for the year ended December 31, 1998.

   Certain items in the prior year's financial statements have been reclassified to conform to 1999 presentation. These reclassifications had no effect on partners' capital or net income.

2. Land and Buildings on Operating Leases:

   During February and March 1999, the Partnership sold its properties in Corpus Christi, Texas and Rochester, New York, respectively, received net sales proceeds of $1,350,000 and $1,050,000, respectively, resulting in a gain of $56,369 and $19,628, respectively for financial reporting purposes (see Note
3). These properties were originally acquired by the Partnership in 1991 and 1992 and had a total cost of approximately $2,288,800, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the properties for a total of approximately $111,200 in excess of their original purchase prices. In March 1999, the Partnership reinvested a portion of the net sales proceeds it received from these sales, in a Golden Corral property located in Albany, Georgia, at an approximate cost of $1,641,000.

3. Net Investment in Direct Financing Leases:

   At December 31, 1998, the Partnership had recorded an allowance of $65,407 for impairment in the carrying value of the property in Rochester, New York, due to the tenant filing for bankruptcy. The allowance represented the difference between the carrying value of the property at December 31, 1998 and the estimated net realizable value for this property. In March 1999, the Partnership sold this property and received net sales proceeds of $1,050,000 and recorded a gain of $19,628 for financial reporting purposes, resulting in a net loss of approximately $45,800. The building portion of this property had been classified as a direct financing lease. In connection therewith, the gross investment (minimum lease payments receivable and the estimated residual value), unearned income and the allowance for impairment in carrying value relating to the building were removed from the accounts and the gain from the sale of the property was reflected in income (see Note 2.)

4. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 1,850,049 shares of its common stock, par value $0.01 per share (the "APF Shares").

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998

In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was at $36,414,830 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the third quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners believe that the lawsuits are without merit and intend to defend vigorously against the claims.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund IX, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund IX, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
February 2, 1999, except for Note 10
 for which the date is March 11, 1999 and
 Note 11 for which the date is June 3, 1999

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 building.............................................. $15,066,178 $14,163,111
Net investment in direct financing leases, less
 allowance for impairment in carrying value............   5,905,995   7,482,757
Investment in joint ventures...........................   6,473,381   6,619,364
Cash and cash equivalents..............................   1,287,379   1,250,388
Receivables, less allowance for doubtful accounts of
 $206,052 and $108,316.................................      93,569      96,134
Prepaid expenses.......................................       3,185       3,924
Lease costs, less accumulated amortization of $1,577
 and $77...............................................      13,423      14,923
Accrued rental income..................................   1,255,968   1,465,820
                                                        ----------- -----------
                                                        $30,099,078 $31,096,421
                                                        =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable....................................... $     1,103 $     4,490
Accrued and escrowed real estate taxes payable.........       9,022      45,591
Distributions payable..................................     787,501     787,501
Due to related parties.................................      24,187       4,619
Rents paid in advance and deposits.....................      63,347     106,996
                                                        ----------- -----------
  Total liabilities....................................     885,160     949,197
Partners' capital......................................  29,213,918  30,147,224
                                                        ----------- -----------
                                                        $30,099,078 $31,096,421
                                                        =========== ===========


                See accompanying notes to financial statements.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                   Year Ended December 31,
                                               ---------------------------------
                                                  1998        1997       1996
                                               ----------  ---------- ----------
Revenues:
  Rental income from operating leases........  $1,804,248  $1,742,351 $1,854,245
  Adjustments to accrued rental income.......    (267,600)        --         --
  Earned income from direct financing
   leases....................................     826,962     830,603    917,074
  Contingent rental income...................      79,780      74,867    120,999
  Interest and other income..................      61,129      44,669     51,348
                                               ----------  ---------- ----------
                                                2,504,519   2,692,490  2,943,666
                                               ----------  ---------- ----------
Expenses:
  General operating and administrative.......     142,996     153,175    152,437
  Professional services......................      43,685      24,658     26,610
  Bad debt expense...........................       5,133      21,000        --
  Real estate taxes..........................       6,247      30,835      9,906
  State and other taxes......................      14,337      11,126      2,775
  Depreciation and amortization..............     267,773     251,560    252,039
  Transaction costs..........................      19,041         --         --
                                               ----------  ---------- ----------
                                                  499,212     492,354    443,767
                                               ----------  ---------- ----------
Income Before Equity in Earnings of Joint
 Ventures, Gain on Sale of Land and Building,
 and Provision for Loss on Building and
 Impairment in Carrying Value of Net
 Investment in Direct Financing Lease........   2,005,307   2,200,136  2,499,899
Equity in Earnings of Joint Ventures.........     596,166     537,853    460,400
Gain on Sale of Land and Building............         --      199,643        --
Provision for Loss on Building and Carrying
 Value of Net Investment in Direct Financing
 Lease.......................................    (314,775)        --         --
                                               ----------  ---------- ----------
Net Income...................................  $2,286,698  $2,937,632 $2,960,299
                                               ==========  ========== ==========
Allocation of Net Income:
  General partners...........................  $   23,991  $   27,380 $   29,603
  Limited partners...........................   2,262,707   2,910,252  2,930,696
                                               ----------  ---------- ----------
                                               $2,286,698  $2,937,632 $2,960,299
                                               ==========  ========== ==========
Net Income Per Limited Partner Unit..........  $     0.65  $     0.83 $     0.84
                                               ==========  ========== ==========
Weighted Average Number of Limited Partner
 Units Outstanding...........................   3,500,000   3,500,000  3,500,000
                                               ==========  ========== ==========

                See accompanying notes to financial statements.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                  Years Ended December 31, 1998, 1997 and 1996

                             General Partners                       Limited Partners
                         ------------------------- ----------------------------------------------------
                                       Accumulated                              Accumulated Syndication
                         Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                         ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................    $1,000      $132,789    $35,000,000  $(13,505,579)  $13,146,091 $(4,190,000) $30,584,301
 Distributions to
  limited partners
  ($0.91 per limited
  partner unit).........       --            --             --     (3,185,004)          --          --    (3,185,004)
 Net income.............       --         29,603            --            --      2,930,696         --     2,960,299
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................     1,000       162,392     35,000,000   (16,690,583)   16,076,787  (4,190,000)  30,359,596
 Distributions to
  limited partners
  ($0.90 per limited
  partner unit).........       --            --             --     (3,150,004)          --          --    (3,150,004)
 Net income.............       --         27,380            --            --      2,910,252         --     2,937,632
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................     1,000       189,772     35,000,000   (19,840,587)   18,987,039  (4,190,000)  30,147,224
 Distributions to
  limited partners
  ($0.92 per limited
  partner unit).........       --            --             --     (3,220,004)          --          --    (3,220,004)
 Net income.............       --         23,991            --            --      2,262,707         --     2,286,698
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................    $1,000      $213,763    $35,000,000  $(23,060,591)  $21,249,746 $(4,190,000) $29,213,918
                            ======      ========    ===========  ============   =========== ===========  ===========


                See accompanying notes to financial statements.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                               Year Ended December 31,
                                         -------------------------------------
                                            1998         1997         1996
                                         -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
 Cash received from tenants............  $ 2,695,934  $ 2,666,373  $ 2,900,048
 Distributions from joint ventures.....      738,544      676,806      603,833
 Cash paid for expenses................     (223,753)    (229,884)    (186,126)
 Interest received.....................       42,665       44,669       38,485
                                         -----------  -----------  -----------
  Net cash provided by operating
   activities..........................    3,253,390    3,157,964    3,356,240
                                         -----------  -----------  -----------
 Cash Flows from Investing Activities:
 Proceeds from sale of land and
  building.............................          --     1,053,571          --
 Investment in joint venture...........        3,605   (1,049,762)         --
 Payment of lease costs................          --       (15,000)         --
                                         -----------  -----------  -----------
  Net cash provided by (used in)
   operating activities................        3,605      (11,191)         --
                                         -----------  -----------  -----------
 Cash Flows from Financing Activities:
 Distributions to limited partners.....   (3,220,004)  (3,185,003)  (3,185,004)
                                         -----------  -----------  -----------
  Net cash used in financing
   activities..........................   (3,220,004)  (3,185,003)  (3,185,004)
                                         -----------  -----------  -----------
Net Increase (Decrease) in Cash and
 Cash Equivalents......................       36,991      (38,230)     171,236
Cash and Cash Equivalents at Beginning
 of Year...............................    1,250,388    1,288,618    1,117,382
                                         -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year..................................  $ 1,287,379  $ 1,250,388  $ 1,288,618
                                         ===========  ===========  ===========
Reconciliation of Net Income to Net
 Cash Provided by Operating Activities:
 Net income............................  $ 2,286,698  $ 2,937,632  $ 2,960,299
                                         -----------  -----------  -----------
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
 Bad debt expense......................        5,133       21,000          --
 Depreciation..........................      266,273      251,483      251,483
 Amortization..........................        1,500           77          556
 Equity in earnings of joint ventures,
  net of distributions.................      142,378      138,953      143,433
 Gain on sale of land and building.....          --      (199,643)         --
 Provision for loss on building and
  impairment in carrying value of net
  investment in direct financing
  lease................................      314,775          --           --
 Decrease (increase) in receivables....       (2,568)     (41,878)      87,823
 Decrease (increase) in prepaid
  expenses.............................          739          (79)      (2,913)
 Decrease in net investment in direct
  financing leases.....................       92,647      121,311       89,696
 Decrease (increase) in accrued rental
  income...............................      209,852      (70,837)    (225,434)
 Increase (decrease) in accounts
  payable and accrued expenses.........      (39,956)     (16,524)      12,111
 Increase (decrease) in due to related
  parties..............................       19,568        3,214       (4,639)
 Increase (decrease) in rents paid in
  advance and deposits.................      (43,649)      13,255       43,825
                                         -----------  -----------  -----------
  Total adjustments....................      966,692      220,332      395,941
                                         -----------  -----------  -----------
Net Cash Provided by Operating
 Activities............................  $ 3,253,390  $ 3,157,964  $ 3,356,240
                                         ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Investing and Financing Activities:
 Land and building under operating
  lease exchanged for land and building
  under operating lease................  $       --   $       --   $   406,768
                                         ===========  ===========  ===========
 Distributions declared and unpaid at
  December 31..........................  $   787,501  $   787,501  $   822,500
                                         ===========  ===========  ===========

                See accompanying notes to financial statements.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                 Years Ended December 31, 1998, 1997, and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund IX, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating method. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (see
  Note 4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, will be removed from the accounts and gains or losses from sales will be reflected in income. The general partners of the Partnership review the properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to decrease rental or other income or increase bad debt expense for the current period, although the Partnership

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

continued to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership's investments in three joint ventures and a property in Englewood, Colorado, for which the property is held as tenants-in-common with an affiliate, are accounted for using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Lease costs--Lease costs associated with negotiating a new lease are amortized over the term of the new lease using the straight-line method.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

   Reclassification--Certain items in the prior years' financial statements have been reclassified to conform to 1998 presentation. These reclassifications had no effect on partners' capital or net income.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


2. Leases:

   The Partnership leases its land and buildings to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Some of the leases have been classified as operating leases and some of the leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while a majority of the land portion of these leases are operating leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to five successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
   Land............................................... $ 8,207,939  $ 8,207,939
   Buildings..........................................   8,818,794    7,452,942
                                                       -----------  -----------
                                                        17,026,733   15,660,881
   Less accumulated depreciation......................  (1,711,187)  (1,497,770)
                                                       -----------  -----------
                                                       $15,315,546  $14,163,111
   Less allowance for loss on building................    (249,368)         --
                                                       -----------  -----------
                                                       $15,066,178  $14,163,111
                                                       ===========  ===========

   In June 1997, the Partnership sold its property in Alpharetta, Georgia, and received net sales proceeds of $1,053,571, resulting in a gain of $199,643 for financial reporting purposes. This property was originally acquired by the Partnership in September 1991 and had a cost of approximately $711,200, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $342,400 in excess of its original purchase price.

   During 1998, the Partnership recorded a provision for loss on building in the amount of $249,368 for financial reporting purposes relating to the property in Williamsville, New York. The tenant of this property filed for bankruptcy during 1998, and rejected the lease. The allowance represents the difference between the carrying value of the property at December 31, 1998 and the current estimated net realizable value for this property.

   Some leases provide for escalating guaranteed minimum rents throughout the lease term. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the year ended December 31, 1998, the Partnership recognized a loss of $209,852 (net of $267,600 in write-offs) and for the years ended December 31, 1997 and 1996, the Partnership recognized income of $70,837, and $225,434, respectively, of such rental income.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

   1999............................................................. $ 1,726,921
   2000.............................................................   1,726,921
   2001.............................................................   1,763,564
   2002.............................................................   1,889,001
   2003.............................................................   1,897,501
   Thereafter.......................................................   9,771,187
                                                                     -----------
                                                                     $18,775,095
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                         1998         1997
                                                      -----------  -----------
   Minimum lease payments receivable................. $11,521,454  $13,764,606
   Estimated residual values.........................   2,091,629    2,495,379
   Less unearned income..............................  (7,641,681)  (8,777,228)
                                                      -----------  -----------
                                                        5,971,402    7,482,757
   Less allowance for impairment in carrying value...     (65,407)         --
                                                      -----------  -----------
   Net investment in direct financing leases......... $ 5,905,995  $ 7,482,757
                                                      ===========  ===========

   In August 1998, four of the Partnership's leases were amended. As a result, the Partnership reclassified the direct financing leases to operating leases. In accordance with Statement of Financial Accounting Standards #13, "Accounting for Leases," the Partnership recorded each of the reclassified leases at the lower of original cost, present fair value, or present carrying amount. No loss on termination of direct financing lease was recorded for financial reporting purposes.

   During 1998, the Partnership recorded a provision for loss on investment in direct financing lease of $65,407 for financial reporting purposes relating to the Property in Rochester, New York, due to the fact that the tenant filed for bankruptcy during 1998. The allowance represents the difference between the carrying value of the Property at December 31, 1998 and the current estimated net realizable value for this Property.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The following is a schedule of future minimum lease payments to be received on the direct financing leases at December 31, 1998:

   1999............................................................. $   832,979
   2000.............................................................     832,979
   2001.............................................................     844,812
   2002.............................................................     890,607
   2003.............................................................     890,607
   Thereafter.......................................................   7,229,470
                                                                     -----------
                                                                     $11,521,454
                                                                     ===========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

5. Investment in Joint Ventures:

   The Partnership has a 45.2%, a 50 percent and a 27.33% interest in the profits and losses of CNL Restaurant Investments II, CNL Restaurant Investments III and Ashland Joint Venture, respectively. The remaining interests in these joint ventures are held by affiliates of the Partnership which have the same general partners.

   In July 1997, the Partnership used the net sales proceeds from the sale of the property in Alpharetta, Georgia, to acquire a 67 percent interest in an IHOP property located in Englewood, Colorado, as tenants-in-common with an affiliate of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate, and amounts relating to its investment are included in investment in joint ventures.

   CNL Restaurant Investments II and CNL Restaurant Investments III each own and lease six properties to an operator of national fast-food restaurants and Ashland Joint Venture owns and leases one property to an operator of national fast-food restaurants. The Partnership and an affiliate, as tenants in common own and lease one property to an operator of a national family-style restaurant. The following presents the joint ventures' combined, condensed financial information at December 31:

                                                         1998        1997
                                                      ----------- -----------
   Land and buildings on operating leases, less
    accumulated depreciation......................... $12,253,332 $12,582,754
   Net investment in direct financing lease..........     991,524   1,003,680
   Cash..............................................       1,196      15,124
   Receivables.......................................      23,283      35,773
   Prepaid expenses..................................      24,790      23,544
   Accrued rental income.............................      36,855      11,620
   Liabilities.......................................       1,641      14,280
   Partners' capital.................................  13,329,339  13,658,215
   Revenues..........................................   1,576,778   1,506,380
   Net income........................................   1,208,451   1,141,755

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The Partnership recognized income totalling $596,166, $537,853, and $460,400 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures.

6. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their adjusted capital contributions (the "10% Preferred Return").

   Generally, net sales proceeds from the sale of properties, not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their 10% Preferred Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property, not in liquidation of the Partnership, is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the years ended December 31, 1998, 1997, and 1996, the Partnership declared distributions to the limited partners of $3,220,004, $3,150,004, and $3,185,004, respectively. No distributions have been made to the general partners to date.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


7. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                                1998        1997        1996
                                             ----------  ----------  ----------
   Net income for financial reporting
    purposes...............................  $2,286,698  $2,937,632  $2,960,299
   Depreciation for tax reporting purposes
    in excess of depreciation for financial
    reporting purposes.....................     (97,473)   (116,620)   (123,734)
   Direct financing leases recorded as
    operating leases for tax reporting
    purposes...............................      92,647     121,311      89,696
   Gain on sale of land and building for
    financial reporting purposes in excess
    of gain for tax reporting purposes.....         --     (195,820)        --
   Equity in earnings of joint ventures for
    tax reporting purposes in excess of
    equity in earnings of joint ventures
    for financial reporting purposes.......       8,256      36,745      37,469
   Capitalization of transaction costs for
    tax reporting purposes.................      19,041         --          --
   Accrued rental income...................     209,852     (70,837)   (225,434)
   Rents paid in advance...................     (44,149)     13,255      43,825
   Allowance for loss on building and
    investment in direct financing leases..     314,775         --          --
   Allowance for doubtful accounts.........      97,736      79,333      14,221
                                             ----------  ----------  ----------
   Net income for federal income tax
    purposes...............................  $2,887,383  $2,804,999  $2,796,342
                                             ==========  ==========  ==========

8. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate an annual, noncumulative, subordinated management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures, but not in excess of competitive fees for comparable services. These fees will be incurred and will be payable only after the limited partners receive their 10% Preferred Return. Due to the fact that these fees are noncumulative, if the limited partners have not received their 10% Preferred Return in any particular year, no management fees will be due or payable for such year. As a result of such threshold, no management fees were incurred during the years ended December 31, 1998, 1997, and 1996.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 10% Preferred Return, plus their adjusted capital contributions. No deferred, subordinated real estate disposition fees have been incurred since inception.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $94,808, $79,234, and $82,487 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   The due to related parties at December 31, 1998 and 1997, totalled $24,187 and $4,619, respectively.

9. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures), for each of the years ended December 31:

                                                     1998     1997     1996
                                                   -------- -------- --------
   Burger King Corporation and BK Acquisition,
    Inc........................................... $647,953 $649,445 $623,949
   TPI Restaurants, Inc...........................  557,000  556,700  565,351
   Carrols Corporation............................  388,121  440,057  442,286
   Flagstar Enterprises, Inc......................  367,211  436,312  460,762
   Golden Corral Corporation......................  360,555  337,337      N/A

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures), for each of the years ended December 31:

                                                 1998       1997       1996
                                              ---------- ---------- ----------
   Burger King............................... $1,143,522 $1,249,715 $1,310,994
   Shoney's..................................    805,729    808,675    889,148
   Hardees...................................    438,324    436,312    460,762
   Golden Corral Family Steakhouse
    Restaurants..............................    360,555    337,337        N/A

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


10. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 3,700,097 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $36,414,830 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

11. APF Reverse Stock Split

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 10 being adjusted to 1,850,049 shares.

                            CNL INCOME FUND X, LTD.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           -----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998.......  F-288

Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998.......................................................  F-289

Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998.......................  F-290

Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998................................................................  F-291

Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998............................................  F-292

Report of Certified Public Independent Accountants.......................  F-295

Balance Sheets as of December 31, 1998 and 1997..........................  F-296

Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-297

Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996...........................................................  F-298

Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-299

Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................  F-300

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                         June 30,    December
                                                           1999      31, 1998
                                                        ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $1,486,382 and
 $1,329,832, respectively and allowance for loss on
 land and building of $908,518 in 1999 and 1998.......  $17,278,201 $16,685,182
Net investment in direct financing leases, less
 allowance for impairment in carrying value of $93,328
 in 1998..............................................   10,041,160  10,713,000
Investment in joint ventures..........................    4,179,673   3,421,329
Cash and cash equivalents.............................    1,136,363   1,835,972
Restricted cash.......................................          --      361,403
Receivables, less allowance for doubtful accounts of
 $113,570 and $236,810, respectively..................       54,716      81,100
Prepaid expenses......................................       20,280       5,229
Accrued rental income, less allowance for doubtful
 accounts of $281,618 and $269,421, respectively......    1,388,814   1,342,166
Other assets..........................................       35,584      35,484
                                                        ----------- -----------
                                                        $34,134,791 $34,480,865
                                                        =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable......................................  $    95,764 $     2,403
Accrued and escrowed real estate taxes payable........       24,270      27,418
Distributions payable.................................      900,001     900,001
Due to related party..................................       29,076      29,987
Rents paid in advance and deposits....................       99,859     103,414
                                                        ----------- -----------
  Total liabilities...................................    1,148,970   1,063,223
Commitments and contingencies (Note 5)
Minority interest.....................................       64,425      64,745
Partners' capital.....................................   32,921,396  33,352,897
                                                        ----------- -----------
                                                        $34,134,791 $34,480,865
                                                        =========== ===========

           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                     Quarter Ended        Six Months Ended
                                       June 30,               June 30,
                                  --------------------  ----------------------
                                    1999       1998        1999        1998
                                  ---------  ---------  ----------  ----------
Revenues:
  Rental income from operating
   leases........................ $ 513,902  $ 453,539  $  968,457  $  906,911
  Adjustments to accrued rental
   income........................    (6,099)  (426,116)    (12,197)   (432,215)
  Earned income from direct
   financing leases..............   286,157    264,420     563,015     623,257
  Interest and other income......    17,748     32,294      31,462      58,766
                                  ---------  ---------  ----------  ----------
                                    811,708    324,137   1,550,737   1,156,719
                                  ---------  ---------  ----------  ----------
Expenses:
  General operating and
   administrative................    36,293     45,324      86,775      83,561
  Bad debt expense...............       --       3,854         --        5,887
  Professional services..........    19,981      8,160      30,026      13,359
  Real estate taxes..............     5,306      9,574      16,910       9,574
  State and other taxes..........       105        249      14,682      10,520
  Depreciation...................    84,256     58,198     156,550     116,396
  Transaction costs..............    90,788        --      124,449         --
                                  ---------  ---------  ----------  ----------
                                    236,729    125,359     429,392     239,297
                                  ---------  ---------  ----------  ----------
Income Before Minority Interest
 in Income of Consolidated Joint
 Venture, Equity in Earnings of
 Unconsolidated Joint Ventures,
 and Gain on Sale of Land and
 Buildings.......................   574,979    198,778   1,121,345     917,422
Minority Interest in Income of
 Consolidated Joint Venture......    (2,099)    (2,069)     (3,978)     (4,255)
Equity in Earnings of
 Unconsolidated Joint Ventures...    95,090     74,135     176,494     137,269
Gain on Sale of Land and
 Buildings.......................       --         --       74,640     171,159
                                  ---------  ---------  ----------  ----------
Net Income....................... $ 667,970  $ 270,844  $1,368,501  $1,221,595
                                  =========  =========  ==========  ==========
Allocation of Net Income:
  General partners............... $   6,680  $   2,708  $   12,941  $   10,504
  Limited partners...............   661,290    268,136   1,355,560   1,211,091
                                  ---------  ---------  ----------  ----------
                                  $ 667,970  $ 270,844  $1,368,501  $1,221,595
                                  =========  =========  ==========  ==========
Net Income Per Limited Partner
 Unit............................ $    0.17  $    0.07  $     0.34  $     0.30
                                  =========  =========  ==========  ==========
Weighted Average Number of
 Limited Partner Units
 Outstanding..................... 4,000,000  4,000,000   4,000,000   4,000,000
                                  =========  =========  ==========  ==========

           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended Year Ended
                                                      June 30,      December
                                                        1999        31, 1998
                                                  ---------------- -----------
General partners:
  Beginning balance..............................   $   229,725    $   208,709
  Net income.....................................        12,941         21,016
                                                    -----------    -----------
                                                        242,666        229,725
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    33,123,172     34,945,334
  Net income.....................................     1,355,560      1,857,842
  Distributions ($0.45 and $0.92 per limited
   partner unit, respectively)...................    (1,800,002)    (3,680,004)
                                                    -----------    -----------
                                                     32,678,730     33,123,172
                                                    -----------    -----------
Total partners' capital..........................   $32,921,396    $33,352,897
                                                    ===========    ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                             June 30,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Increase (Decrease) in Cash and Cash Equivalents
  Net Cash Provided by Operating Activities.......... $ 1,654,349  $ 1,908,622
                                                      -----------  -----------
  Cash Flows from Investing Activities:
    Proceeds from sale of land and buildings.........   1,150,000    1,231,106
    Additions to land and buildings on operating
     leases..........................................  (1,257,217)         --
    Investment in joint venture......................    (802,431)         --
    Decrease (increase) in restricted cash...........     359,990   (1,140,970)
                                                      -----------  -----------
      Net cash provided by (used in) investing
       activities....................................    (549,658)      90,136
                                                      -----------  -----------
  Cash Flows from Financing Activities:
    Distributions to limited partners................  (1,800,002)  (1,880,002)
    Distributions to holder of minority interest.....      (4,298)      (4,268)
                                                      -----------  -----------
      Net cash used in financing activities..........  (1,804,300)  (1,884,270)
                                                      -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents.........................................    (699,609)     114,488
Cash and Cash Equivalents at Beginning of Period.....   1,835,972    1,583,883
                                                      -----------  -----------
Cash and Cash Equivalents at End of Period........... $ 1,136,363  $ 1,698,371
                                                      ===========  ===========
Supplemental Schedule of Non-Cash Financing
 Activities:
  Distributions declared and unpaid at end of
   period............................................ $   900,001  $   900,001
                                                      ===========  ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund X, Ltd. (the "Partnership") for the year ended December 31, 1998.

   The Partnership accounts for its 88.26% interest in Allegan Real Estate Joint Venture using the consolidation method. Minority interest represents the minority joint venture partner's proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

   Certain items in the prior year's financial statements have been reclassified to conform to 1999 presentation. These reclassifications had no effect on partners' capital or net income.

2. Land and Buildings on Operating Leases:

   In March 1999, the Partnership sold its property in Amherst, New York, and received net sales proceeds of $1,150,000 and recorded a gain of $74,640 for financial reporting purposes (see Note 3). In March 1999, the Partnership reinvested the net sales proceeds, plus additional funds, in a Golden Corral property in Fremont, Nebraska.

3. Net Investment in Direct Financing Leases:

   At December 31, 1998, the Partnership had recorded an allowance of $93,328 for the impairment in the carrying value of the Property in Amherst, New York, due to the tenant filing for bankruptcy. The allowance represented the difference between the carrying value of the property at December 31, 1998 and the estimated net realizable value for this property. In March 1999, the Partnership sold this property, received net sales proceeds of $1,150,000 and recorded a gain of $74,640 for financial reporting purposes, resulting in an aggregate net loss of approximately $18,700. The building portion of this property had been classified as a direct financing lease. In connection therewith, the gross investment (minimum lease payments receivable and the estimated residual value), unearned income and the allowance for impairment in carrying value relating to the building were removed from the accounts and the gain from the sale of the property was reflected in income (see Note 2).

4. Investment in Joint Ventures:

   In January 1999, the Partnership entered into a joint venture arrangement, Ocean Shores Joint Venture, with CNL Income Fund XVII, Ltd., an affiliate of the general partners, to own and lease one restaurant property. The Partnership contributed approximately $802,400 to the joint venture and as of June 30, 1999,

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998


owned a 69.06% interest in the profits and losses of the joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with an affiliate.

   The following presents the combined, condensed financial information for all of the Partnership's investments in joint ventures and properties held as tenants-in-common at:

                                                      June 30,   December 31,
                                                        1999         1998
                                                     ----------- ------------
   Land and buildings on operating leases, less
    accumulated depreciation........................ $ 9,575,806 $ 9,340,944
   Net investment in direct financing leases........   1,462,165     657,426
   Cash.............................................       3,753       2,935
   Receivables......................................          32       7,597
   Prepaid expenses.................................      12,018      24,337
   Accrued rental income............................      37,436      19,880
   Liabilities......................................       1,478       3,119
   Partners' capital................................  11,089,732  10,050,000
   Revenues.........................................     615,270   1,115,856
   Net income.......................................     468,911     843,914

   The Partnership recognized income totalling $176,494 and $137,269 for the six months ended June 30, 1999 and 1998, respectively, from these joint ventures, $95,090 and $74,135 of which was earned during the quarters ended June 30, 1999 and 1998, respectively.

5. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 2,121,622 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $41,779,262 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998

in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

               Report of Independent Certified Public Accountants

To the Partners CNL Income Fund X, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund X, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 30, 1999, except for the second paragraph of Note 11 which the date is March 11, 1999 and Note 12 for which the date is June 3, 1999

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 land and building..................................... $16,685,182 $15,709,899
Net investment in direct financing leases, less
 allowance for impairment in carrying value............  10,713,000  13,460,125
Investment in joint ventures...........................   3,421,329   3,505,326
Cash and cash equivalents..............................   1,835,972   1,583,883
Restricted cash........................................     361,403      92,236
Receivables, less allowance for doubtful accounts of
 $236,810 and $137,856.................................      81,100     123,903
Prepaid expenses.......................................       5,229       5,877
Accrued rental income, less allowance for doubtful
 accounts of $269,421 and $117,593.....................   1,342,166   1,775,374
Other assets...........................................      35,484      33,104
                                                        ----------- -----------
                                                        $34,480,865 $36,289,727
                                                        =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable....................................... $     2,403 $     6,033
Accrued and escrowed real estate taxes payable.........      27,418      27,784
Distributions payable..................................     900,001     900,001
Due to related parties.................................      29,987       4,946
Rents paid in advance and deposits.....................     103,414     132,419
                                                        ----------- -----------
  Total liabilities....................................   1,063,223   1,071,183
Minority interest......................................      64,745      64,501
Partners' capital......................................  33,352,897  35,154,043
                                                        ----------- -----------
                                                        $34,480,865 $36,289,727
                                                        =========== ===========


                See accompanying notes to financial statements.

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                 Year Ended December 31,
                                            -----------------------------------
                                               1998         1997        1996
                                            -----------  ----------  ----------
Revenues:
  Rental income from operating leases.....  $ 1,886,761  $1,896,607  $1,921,562
  Adjustments to accrued rental income....     (457,567)    (28,812)    (88,781)
  Earned income from direct financing
   leases.................................    1,281,596   1,534,525   1,648,358
  Contingent rental income................       67,511      51,678      45,126
  Interest and other income...............      108,481      88,853      75,896
                                            -----------  ----------  ----------
                                              2,886,782   3,542,851   3,602,161
                                            -----------  ----------  ----------
Expenses:
  General operating and administrative....      163,189     153,672     166,049
  Bad debt expense........................        5,887         --          --
  Professional services...................       44,309      26,890      33,692
  Real estate taxes.......................          199       9,703         --
  State and other taxes...................       10,520       9,372       2,357
  Depreciation and amortization...........      259,866     214,468     207,959
  Transaction costs.......................       23,779         --          --
                                            -----------  ----------  ----------
                                                507,749     414,105     410,057
                                            -----------  ----------  ----------
Income Before Minority Interest in Income
 of Consolidated Joint Venture, Equity in
 Earnings of Unconsolidated Joint
 Ventures, Gain on Sale of Land and
 Building and Provision for Loss on Land,
 Building, and Impairment in Carrying
 Value of Net Investment in Direct
 Financing Lease..........................    2,379,033   3,128,746   3,192,104
Minority Interest in Income of
 Consolidated Joint Venture...............       (9,302)     (8,522)     (8,663)
Equity in Earnings of Unconsolidated Joint
 Ventures.................................      292,013     278,919     278,371
Gain on Sale of Land and Building.........      218,960     132,238         --
Provision for Loss on Land, Building, and
 Impairment in Carrying Value of Net
 Investment in Direct Financing Lease.....   (1,001,846)        --          --
                                            -----------  ----------  ----------
Net Income................................  $ 1,878,858  $3,531,381  $3,461,812
                                            ===========  ==========  ==========
Allocation of Net Income:
  General partners........................  $    21,016  $   33,991  $   34,618
  Limited partners........................    1,857,842   3,497,390   3,427,194
                                            -----------  ----------  ----------
                                            $ 1,878,858  $3,531,381  $3,461,812
                                            ===========  ==========  ==========
Net Income Per Limited Partner Unit.......  $      0.46  $     0.87  $     0.86
                                            ===========  ==========  ==========
Weighted Average Number of Limited Partner
 Units Outstanding........................    4,000,000   4,000,000   4,000,000
                                            ===========  ==========  ==========

                See accompanying notes to financial statements.

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                 Years Ended December 31, 1998, 1997, and 1996

                             General Partners                       Limited Partners
                         ------------------------- ----------------------------------------------------
                                       Accumulated                              Accumulated Syndication
                         Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                         ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................    $1,000      $139,100    $40,000,000  $(13,723,133)  $13,773,889 $(4,790,000) $35,400,856
 Distributions to
  limited partners
  ($0.91 per limited
  partner unit).........       --            --             --     (3,640,003)          --          --    (3,640,003)
 Net income.............       --         34,618            --            --      3,427,194         --     3,461,812
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................     1,000       173,718     40,000,000   (17,363,136)   17,201,083  (4,790,000)  35,222,665
 Distributions to
  limited partners
  ($0.90 per limited
  partner unit).........       --            --             --     (3,600,003)          --          --    (3,600,003)
 Net income.............       --         33,991            --            --      3,497,390         --     3,531,381
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................     1,000       207,709     40,000,000   (20,963,139)   20,698,473  (4,790,000)  35,154,043
 Distributions to
  limited partners
  ($0.92 per limited
  partner unit).........       --            --             --     (3,680,004)          --          --    (3,680,004)
 Net income.............       --         21,016            --            --      1,857,842         --     1,878,858
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................    $1,000      $228,725    $40,000,000  $(24,643,143)  $22,556,315 $(4,790,000) $33,352,897
                            ======      ========    ===========  ============   =========== ===========  ===========


                See accompanying notes to financial statements.

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                 Year Ended December 31,
                                             ----------------------------------
                                                1998        1997        1996
                                             ----------  ----------  ----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
 Cash received from tenants................  $3,382,562  $3,380,391  $3,491,064
 Distributions from unconsolidated joint
  ventures.................................     373,004     353,207     354,648
 Cash paid for expenses....................    (221,284)   (190,902)   (211,345)
 Interest received.........................      70,156      53,721      61,435
                                             ----------  ----------  ----------
  Net cash provided by operating
   activities..............................   3,604,438   3,596,417   3,695,802
                                             ----------  ----------  ----------
 Cash Flows from Investing Activities:
 Proceeds from sale of land and building...   1,591,794   1,363,805         --
 Additions to land and buildings on
  operating leases.........................  (1,020,329) (1,277,308)       (978)
 Investment in direct financing leases.....         --          --       (1,542)
 Investment in joint venture...............         --     (130,404)   (108,952)
 Increase in restricted cash...............    (237,758)    (89,702)        --
 Other.....................................       3,006         --          --
                                             ----------  ----------  ----------
  Net cash provided by (used in) investing
   activities..............................     336,713    (133,609)   (111,472)
                                             ----------  ----------  ----------
 Cash Flows from Financing Activities:
 Distributions to limited partners.........  (3,680,004) (3,640,002) (3,640,003)
 Distributions to holder of minority
  interest.................................      (9,058)     (8,406)     (7,697)
                                             ----------  ----------  ----------
  Net cash used in financing activities....  (3,689,062) (3,648,408) (3,647,700)
                                             ----------  ----------  ----------
Net Increase (Decrease) in Cash and Cash
 Equivalents...............................     252,089    (185,600)    (63,370)
Cash and Cash Equivalents at Beginning of
 Year......................................   1,583,883   1,769,483   1,832,853
                                             ----------  ----------  ----------
Cash and Cash Equivalents at End of Year...  $1,835,972  $1,583,883  $1,769,483
                                             ==========  ==========  ==========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income................................  $1,878,858  $3,531,381  $3,461,812
                                             ----------  ----------  ----------
 Adjustments to reconcile net income to net
  cash provided by operating activities:
 Bad debt expense..........................       5,887         --          --
 Depreciation..............................     259,866     214,468     206,497
 Amortization..............................         --          --        1,462
 Minority interest in income of
  consolidated joint venture...............       9,302       8,522       8,663
 Equity in earnings of unconsolidated joint
  ventures, net of distributions...........      80,991      74,288      75,898
 Gain on sale of land and building.........    (218,960)   (132,238)        --
 Provision for loss on land, building, and
  impairment in carrying value of net
  investment in direct financing lease.....   1,001,846         --          --
 Decrease (increase) in receivables........       8,312     (71,222)     46,834
 Decrease (increase) in prepaid expenses...         648        (374)     (3,852)
 Decrease in net investment in direct
  financing leases.........................     219,237     211,942     160,007
 Decrease (increase) in accrued rental
  income...................................     300,791    (201,022)   (315,029)
 Increase in other assets..................      (2,380)        --          --
 Increase (decrease) in accounts payable
  and accrued expenses.....................      (3,996)    (14,156)     14,318
 Increase (decrease) in due to related
  parties..................................      25,041       3,337      (5,395)
 Increase (decrease) in rents paid in
  advance and deposits.....................      38,995     (28,509)     44,587
                                             ----------  ----------  ----------
  Total adjustments........................   1,725,580      65,036     233,990
                                             ----------  ----------  ----------
Net Cash Provided by Operating Activities..  $3,604,438  $3,596,417  $3,695,802
                                             ==========  ==========  ==========
Supplemental Schedule of Non-Cash Financing
 Activities:
 Distributions declared and unpaid at
  December 31..............................  $  900,001  $  900,001  $  940,000
                                             ==========  ==========  ==========

                See accompanying notes to financial statements.

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                 Years Ended December 31, 1998, 1997, and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund X, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs. If an impairment is indicated, the assets are adjusted to their fair value.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to decrease rental or other income or increase bad debt expense for the current period, although the Partnership

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

continued to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership accounts for its 88.26% interest in Allegan Real Estate Joint Venture using the consolidation method. Minority interest represents the minority joint venture partner's proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

   The Partnership's investments in CNL Restaurant Investments III, Williston Real Estate Joint Venture and Ashland Joint Venture, and the property in Clinton, North Carolina, and the property in Miami, Florida, for which each property is held as tenants-in-common with affiliates, are accounted for using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

   Reclassification--Certain items in the prior years' financial statements have been reclassified to conform to 1998 presentation. These reclassifications had no effect on partners' capital or net income.

2. Leases:

   The Partnership leases its land and buildings to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Some of the leases have been classified as operating leases and some of the leases have been classified as direct financing leases. For the leases classified as direct financing

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of the majority of these leases are operating leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to five successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
   Land............................................... $ 9,741,686  $ 9,947,295
   Buildings..........................................   8,588,903    6,875,851
   Construction in process............................     592,943          --
                                                       -----------  -----------
                                                        18,923,532   16,823,146
   Less accumulated depreciation......................  (1,329,832)  (1,113,247)
                                                       -----------  -----------
                                                        17,593,700   15,709,899
   Less allowance for loss on land and building.......    (908,518)         --
                                                       -----------  -----------
                                                       $16,685,182  $15,709,899
                                                       ===========  ===========

   During 1997, the Partnership sold its property in Fremont, California, to the franchisor, for $1,420,000 and received net sales proceeds of $1,363,805, resulting in a gain of $132,238 for financial reporting purposes. This property was originally acquired by the Partnership in March 1992 and had a cost of approximately $1,116,900, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $249,700 in excess of its original purchase price. In October 1997, the Partnership reinvested approximately $1,277,300 in a Boston Market property located in Homewood, Alabama.

   In March 1998, a vacant parcel of land relating to the property in Austin, Texas, was sold to a third party who had previously subleased the land from the Partnership's lessee. In connection therewith, the Partnership received net sales proceeds of $68,434 ($68,000 of which had been received and recorded as a deposit in 1995), resulting in a gain of $7,810 for financial reporting purposes.

   During 1998, the Partnership sold two properties for a total of $1,612,000 and received net sales proceeds totalling $1,591,360, resulting in a total gain of $211,150 for financial reporting purposes. These properties were originally acquired by the Partnership in 1991 and 1992 and had total costs of approximately $1,271,400, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the properties for approximately $320,000 in excess of their original purchase prices. In November 1998, the Partnership reinvested the majority of the net sales proceeds from the sale of its property in Sacramento, California in a Jack in the Box property in San Marcos, Texas.

   During the year ended December 31, 1998, the Partnership recorded a provision for loss on land and building totalling $908,518 for financial reporting purposes relating to the Properties in Lancaster, New York, Amherst, New York and Homewood, Alabama, respectively. The tenants of these Properties filed for

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

bankruptcy during 1998, and rejected the leases related to two of these Properties. The allowance represents the difference between the carrying value of the Properties at December 31, 1998 and the estimated net realizable value for these Properties.

   Some leases provide for escalating guaranteed minimum rents throughout the lease term. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the year ended December 31, 1998, the Partnership recognized a loss of $300,791 (net of $151,828 in reserves and $305,739 in write-offs) and for the years ended December 31, 1997 and 1996, the Partnership recognized income of $201,022 and $315,029, respectively, (net of reserves of $28,812 and $88,781, respectively).

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

   1999............................................................. $ 1,725,916
   2000.............................................................   1,737,475
   2001.............................................................   1,781,312
   2002.............................................................   1,896,469
   2003.............................................................   1,908,568
   Thereafter.......................................................  13,254,521
                                                                     -----------
                                                                     $22,304,261
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales. These amounts do not include minimum lease payments that will become due when the property under development is completed.

4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                       1998          1997
                                                   ------------  ------------
   Minimum lease payments receivable.............. $ 18,740,085  $ 25,273,063
   Estimated residual values......................    3,553,036     4,225,008
   Less unearned income...........................  (11,486,793)  (16,037,946)
                                                   ------------  ------------
                                                     10,806,328    13,460,125
   Less allowance for impairment in carrying
    value.........................................      (93,328)          --
                                                   ------------  ------------
   Net investment in direct financing leases...... $ 10,713,000  $ 13,460,125
                                                   ============  ============

   During 1997, the Partnership sold its property in Fremont, California, for which the building portion had been classified as a direct financing lease. In connection therewith, the gross investment (minimum lease payment receivable and estimated residual value) and unearned income relating to this property were removed from the accounts and the gain from the sale relating to the land portion of the property was reflected in income (Note 3).

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   During 1998, the Partnership sold a property, for which the building portion had been classified as a direct financing lease. In connection therewith, the gross investment (minimum lease payments receivable and the estimated residual value) and unearned income relating to the building were removed from the accounts and the gain from the sale of the property was reflected in income (see Note 3).

   During 1998, three of the Partnership's leases were amended and one of the Partnership's leases that was classified as a direct financing lease was rejected in connection with the tenant filing for bankruptcy. As a result, the Partnership reclassified the two of the three amended leases and the rejected lease from direct financing leases to operating leases. In accordance with the Statement of Financial Accounting Standards #13, "Accounting for Leases," the Partnership recorded the reclassified leases at the lower of original costs, present fair value, or present carrying amount. No losses on the termination of direct financing leases were recorded for financial reporting purposes.

   The following is a schedule of future minimum lease payments to be received on the direct financing leases at December 31, 1998:

   1999............................................................. $ 1,389,897
   2000.............................................................   1,391,381
   2001.............................................................   1,398,824
   2002.............................................................   1,429,020
   2003.............................................................   1,440,530
   Thereafter.......................................................  11,690,433
                                                                     -----------
                                                                     $18,740,085
                                                                     ===========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

5. Investment in Joint Ventures:

   The Partnership has a 50 percent, a 10.51%, a 40.95%, and a 13% interest in the profits and losses of CNL Restaurant Investments III, Ashland Joint Venture, Williston Real Estate Joint Venture and a property in Clinton, North Carolina, held as tenants-in-common with affiliates of the general partners. The remaining interests in these joint ventures are held by affiliates of the Partnership which have the same general partners.

   In December 1997, the Partnership acquired and leased a property in Miami, Florida, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 6.69% interest in this property.

   CNL Restaurant Investments III owns and leases six properties to an operator of national fast-food restaurants. Ashland Joint Venture, Williston Real Estate Joint Venture and the Partnership and affiliates as tenants-in-common in two separate tenancy-in-common arrangements, each own and lease one property to an

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

operator of national fast-food or family-style restaurants. The following presents the joint ventures' combined, condensed financial information at December 31:

                                                         1998        1997
                                                      ----------- -----------
   Land and buildings on operating leases, less
    accumulated depreciation......................... $ 9,340,944 $ 9,573,341
   Net investment in direct financing lease..........     657,426     661,991
   Cash..............................................       2,935       8,197
   Receivables.......................................       7,597      26,766
   Prepaid expenses..................................      24,337      22,852
   Accrued rental income.............................      19,880         --
   Liabilities.......................................       3,119       7,415
   Partners' capital.................................  10,050,000  10,285,732
   Revenues..........................................   1,115,856     930,470
   Net income........................................     843,914     695,878

   The Partnership recognized income totalling $292,013, $278,919, and $278,371 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures.

6. Restricted Cash:

   As of December 31, 1997, net sales proceeds of $89,702 from the sale of the property in Fremont, California, plus accrued interest of $2,534, were being held in an interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional property. The funds were released by the escrow agent in 1998 and were used to acquire an additional property. (See Note
3).

   As of December 31, 1998, the net sales proceeds of $359,990 from the sale of a property, plus accrued interest of $1,413 were being held in an interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional property.

7. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their adjusted capital contributions (the "10% Preferred Return").

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their 10% Preferred Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital account balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the years ended December 31, 1998, 1997, and 1996, the Partnership declared distributions to the limited partners of $3,680,004, $3,600,003, and $3,640,003, respectively. No distributions have been made to the general partners to date.

8. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                               1998        1997        1996
                                            ----------  ----------  ----------
   Net income for financial reporting
    purposes..............................  $1,878,858  $3,531,381  $3,461,812
   Depreciation for tax reporting purposes
    in excess of depreciation for
    financial reporting purposes..........    (228,986)   (289,098)   (298,518)
   Direct financing leases recorded as
    operating leases for tax reporting
    purposes..............................     219,237     211,942     160,007
   Equity in earnings of unconsolidated
    joint ventures for tax reporting
    purposes in excess of equity in
    earnings of unconsolidated joint
    ventures for financial
    reporting purposes....................      12,612      15,294      10,839
   Gain on sale of land and building for
    financial reporting purposes less than
    (in excess of) gain for tax
    reporting purposes....................      65,474     (42,996)        --
   Allowance for loss on land and
    building..............................   1,001,846         --          --
   Allowance for doubtful accounts........      98,954     133,428         --
   Accrued rental income..................     300,791    (201,022)   (315,029)
   Rents paid in advance..................      38,995     (22,593)     45,447
   Minority interest in timing differences
    of consolidated joint venture.........         413       1,461       2,184
   Capitalization of transaction costs for
    tax reporting purposes................      23,779         --          --
   Other..................................         --          --       (7,738)
                                            ----------  ----------  ----------
   Net income for federal income tax
    purposes..............................  $3,411,973  $3,337,797  $3,059,004
                                            ==========  ==========  ==========

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


9. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate an annual, noncumulative, subordinated management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures, but not in excess of competitive fees for comparable services. These fees will be incurred and will be payable only after the limited partners receive their 10% Preferred Return. Due to the fact that these fees are noncumulative, if the limited partners do not receive their 10% Preferred Return in any particular year, no management fees will be due or payable for such year. As a result of such threshold, no management fees were incurred during the years ended December 31, 1998, 1997, and 1996.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. In addition, the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 10% Preferred Return, plus their adjusted capital contributions. No deferred, subordinated real estate disposition fees have been incurred since inception.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $105,445, $87,967, and $94,496 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   During 1997, the Partnership acquired a property for a purchase price of $1,277,300 from CNL BB Corp., an affiliate of the general partners. CNL BB Corp. had purchased and temporarily held title to this property in order to facilitate the acquisition of the property by the Partnership. The purchase price paid by the Partnership represented the costs incurred by CNL BB Corp. to acquire and carry the property, including closing costs.

   The due to related parties at December 31, 1998 and 1997, totalled $29,987 and $4,946, respectively.

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


10. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees, or affiliated groups of lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from unconsolidated joint ventures and the properties held as tenants-in-common with affiliates), for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
   Golden Corral Corporation........................ $578,430 $548,399 $568,164
   Foodmaker, Inc...................................  436,577  646,477  684,277
   Flagstar Enterprises, Inc. (and Denny's Inc.
    during the years ended December 31, 1997 and
    1996)...........................................      N/A  602,913  668,919

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from unconsolidated joint ventures and the properties held as tenants-in-common with affiliates) for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
   Burger King...................................... $758,178 $777,378 $714,792
   Golden Corral Family Steakhouse Restaurants......  578,430  548,399  568,164
   Shoney's.........................................  440,333  441,052  439,330
   Jack in the Box..................................  436,577  646,477  684,277
   Hardees..........................................  400,716  403,882  468,037
   Perkins..........................................      N/A      N/A  393,046

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

11. Subsequent Events:

   In January 1999, the Partnership used the net proceeds from the sales of properties during 1998 and 1997 to enter into a joint venture arrangement, Ocean Shores Joint Venture, with an affiliate of the general partners, to hold one restaurant property. The Partnership contributed approximately $802,400 to acquire the restaurant property. The Partnership owns a 69.06% interest in the profits and losses of the joint venture. The Partnership will account for its investment in this joint venture under the equity method since the Partnership will share control with an affiliate.

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 4,243,243 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $41,779,262 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

12. APF Reverse Stock Split

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 11 being adjusted to 2,121,622 shares.

                            CNL INCOME FUND XI, LTD.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          -----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998......  F-311

Condensed Statements of Income for the Quarters and Six Months Ended
 June 30, 1999 and 1998.................................................  F-312

Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998 .....................  F-313

Condensed Statements of Cash Flows for the Six Months Ended June 30,
 1999 and 1998..........................................................  F-314

Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998 ..........................................  F-315

Report of Independent Certified Public Accountants......................  F-317

Balance Sheets as of December 31, 1998 and 1997.........................  F-318

Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996...................................................................  F-319

Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996..........................................................  F-320

Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996...................................................................  F-321

Notes to Financial Statements for the Years Ended December 31, 1998,
 1997 and 1996..........................................................  F-322

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                        June 30,   December 31,
                                                          1999         1998
                                                       ----------- ------------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $2,803,077 and
 $2,589,785, respectively............................. $21,808,299 $21,683,785
Net investment in direct financing leases.............   7,428,455   6,786,286
Investment in joint ventures..........................   2,772,561   2,521,613
Cash and cash equivalents.............................   1,804,990   1,559,240
Restricted cash.......................................         --    1,640,936
Receivables, less allowance for doubtful accounts of
 $562 and $5,820, respectively........................      82,368     132,311
Prepaid expenses......................................      13,864      12,335
Accrued rental income.................................   1,711,758   1,645,062
Other assets..........................................     122,024     122,024
                                                       ----------- -----------
                                                       $35,744,319 $36,103,592
                                                       =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $    89,097 $    14,461
Accrued and escrowed real estate taxes payable........      15,677      15,138
Distributions payable.................................     875,006     995,006
Due to related party..................................      24,887      25,446
Rents paid in advance and deposits....................      51,158      92,069
                                                       ----------- -----------
  Total liabilities...................................   1,055,825   1,142,120
Commitments and Contingencies (Note 4)
Minority interest.....................................     504,504     503,860
Partners' capital.....................................  34,183,990  34,457,612
                                                       ----------- -----------
                                                       $35,744,319 $36,103,592
                                                       =========== ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                     Quarter Ended         Six Months Ended
                                        June 30,               June 30,
                                  ---------------------  ----------------------
                                    1999        1998        1999        1998
                                  ---------  ----------  ----------  ----------
Revenues:
  Rental income from operating
   leases.......................  $ 646,271  $  675,491  $1,289,771  $1,350,982
  Earned income from direct
   financing leases.............    239,569     206,345     475,098     413,405
  Contingent rental income......     34,651      42,996      54,893      62,764
  Interest and other income.....     21,121      85,643      42,055      98,048
                                  ---------  ----------  ----------  ----------
                                    941,612   1,010,475   1,861,817   1,925,199
                                  ---------  ----------  ----------  ----------
Expenses:
  General operating and
   administrative...............     29,589      44,999      71,949      74,457
  Professional services.........     11,634       9,241      22,472      14,193
  Management fees to related
   party........................      9,724       9,710      19,200      19,052
  State and other taxes.........        157       1,036      28,346      24,370
  Depreciation and
   amortization.................    106,646     114,665     213,292     229,330
  Transaction costs.............     85,130         --      120,097         --
                                  ---------  ----------  ----------  ----------
                                    242,880     179,651     475,356     361,402
                                  ---------  ----------  ----------  ----------
Income Before Minority Interests
 in Income of Consolidated Joint
 Ventures and Equity in Earnings
 of Unconsolidated Joint
 Ventures.......................    698,732     830,824   1,386,461   1,563,797
Minority Interests in Income of
 Consolidated Joint Ventures....    (16,797)    (16,906)    (33,206)    (33,924)
Equity in Earnings of
 Unconsolidated Joint Ventures..     65,134      57,604     123,135      97,605
                                  ---------  ----------  ----------  ----------
Net Income......................  $ 747,069  $  871,522  $1,476,390  $1,627,478
                                  =========  ==========  ==========  ==========
Allocation of Net Income:
  General partners..............  $   7,471  $    8,715  $   14,764  $   16,275
  Limited partners..............    739,598     862,807   1,461,626   1,611,203
                                  ---------  ----------  ----------  ----------
                                  $ 747,069  $  871,522  $1,476,390  $1,627,478
                                  =========  ==========  ==========  ==========
Net Income Per Limited Partner
 Unit...........................  $    0.18  $     0.22  $     0.37  $     0.40
                                  =========  ==========  ==========  ==========
Weighted Average Number of
 Limited Partner Units
 Outstanding....................  4,000,000   4,000,000   4,000,000   4,000,000
                                  =========  ==========  ==========  ==========

           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
General partners:
  Beginning balance..............................   $   211,047    $   176,232
  Net income.....................................        14,764         34,815
                                                    -----------    -----------
                                                        225,811        211,047
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    34,246,565     34,132,000
  Net income.....................................     1,461,626      3,774,589
  Distributions ($0.44 and $0.92 per limited
   partner unit, respectively)...................    (1,750,012)    (3,660,024)
                                                    -----------    -----------
                                                     33,958,179     34,246,565
                                                    -----------    -----------
Total partners' capital..........................   $34,183,990    $34,457,612
                                                    ===========    ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                             June 30,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Increase (Decrease) in Cash and Cash Equivalents
  Net Cash Provided by Operating Activities.......... $ 1,797,730  $ 2,038,262
                                                      -----------  -----------
  Cash Flows from Investing Activities:
    Additions to land and buildings on operating
     leases..........................................    (337,806)         --
    Investment in direct financing leases............    (694,610)         --
    Investment in joint venture......................    (247,286)         --
    Decrease in restricted cash......................   1,630,296          --
                                                      -----------  -----------
      Net cash provided by investing activities......     350,594          --
                                                      -----------  -----------
  Cash Flows from Financing Activities:
    Distributions to limited partners................  (1,870,012)  (1,790,012)
    Distributions to holders of minority interests...     (32,562)     (34,830)
                                                      -----------  -----------
      Net cash used in financing activities..........  (1,902,574)  (1,824,842)
                                                      -----------  -----------
Net Increase in Cash and Cash Equivalents............     245,750      213,420
Cash and Cash Equivalents at Beginning of Period.....   1,559,240    1,272,386
                                                      -----------  -----------
Cash and Cash Equivalents at End of Period........... $ 1,804,990  $ 1,485,806
                                                      ===========  ===========
Supplemental Schedule of Non-Cash Financing
 Activities:
    Distributions declared and unpaid at end of
     period.......................................... $   875,006  $   875,006
                                                      ===========  ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999 may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund XI, Ltd. (the "Partnership") for the year ended December 31, 1998.

   The Partnership accounts for its 85 percent interest in Denver Joint Venture and its 77.33% interest in CNL/Airport Joint Venture using the consolidation method. Minority interests represent the minority joint venture partners' proportionate share of the equity in the Partnership's consolidated joint ventures. All significant intercompany accounts and transactions have been eliminated.

2. Land and Buildings on Operating Leases:

   In January 1999, the Partnership reinvested a portion of the net sales proceeds it received from the 1998 sale of the property in Nashua, New Hampshire in a Burger King property located in Yelm, Washington, at an approximate cost of $1,032,400. In accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases," the land portion of this property was classified as an operating lease while the building portion was classified as a capital lease.

3. Investment in Joint Ventures:

   In February 1999, the Partnership reinvested a portion of the remaining net sales proceeds it received from the 1998 sale of the property in Nashua, New Hampshire in a joint venture arrangement, Portsmouth Joint Venture, with CNL Income Fund XVIII, Ltd., an affiliate of the general partners, to purchase and hold one restaurant property. As of June 30, 1999, the Partnership had contributed approximately $247,000 to the joint venture and owned a 42.8% interest in the profits and losses of this joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with this affiliate.

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998


   The following presents the combined, condensed financial information for the joint ventures and the property held as tenants-in-common with an affiliate at:

                                                       June 30,  December 31,
                                                         1999        1998
                                                      ---------- ------------
   Land and buildings on operating leases, less
    accumulated depreciation......................... $3,639,814  $3,427,681
   Net investment in direct financing lease..........    322,625         --
   Cash..............................................      2,009       1,109
   Receivables.......................................     32,541         --
   Prepaid expenses..................................      3,246       8,290
   Accrued rental income.............................    149,398     130,585
   Partners' capital.................................  4,149,633   3,567,665
   Revenues..........................................    232,703     399,305
   Net income........................................    181,750     300,036

   The Partnership recognized income totalling $123,135 and $97,605 for the six months ended June 30, 1999 and 1998, respectively, from these joint ventures, $65,134 and $57,604 of which was earned during the quarters ended June 30, 1999 and 1998, respectively.

4. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 2,197,098 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $43,333,961 of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund XI, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund XI, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
February 1, 1999, except
 for the second paragraph of Note 11
 for which the date is March 11, 1999 and Note 12
 for which the date is June 3, 1999

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                            December 31,
                                                       -----------------------
                                                          1998        1997
                                                       ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation............................. $21,683,785 $23,561,017
Net investment in direct financing leases.............   6,786,286   6,611,661
Investment in joint ventures..........................   2,521,613   2,567,786
Cash and cash equivalents.............................   1,559,240   1,272,386
Restricted cash.......................................   1,640,936         --
Receivables, less allowance for doubtful accounts
 $5,820 in 1998.......................................     132,311     119,575
Prepaid expenses......................................      12,335      13,363
Accrued rental income.................................   1,645,062   1,517,726
Other assets..........................................     122,024     122,024
                                                       ----------- -----------
                                                       $36,103,592 $35,785,538
                                                       =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $    14,461 $     6,508
Accrued and escrowed real estate taxes payable........      15,138      19,410
Distributions payable.................................     995,006     875,006
Due to related parties................................      25,446       6,648
Rents paid in advance and deposits....................      92,069      68,333
                                                       ----------- -----------
  Total liabilities...................................   1,142,120     975,905
Minority interests....................................     503,860     501,401
Partners' capital.....................................  34,457,612  34,308,232
                                                       ----------- -----------
                                                       $36,103,592 $35,785,538
                                                       =========== ===========


                See accompanying notes to financial statements.

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                Year Ended December 31,
                                            ----------------------------------
                                               1998        1997        1996
                                            ----------  ----------  ----------
Revenues:
  Rental income from operating leases...... $2,644,418  $2,702,558  $2,765,327
  Earned income from direct financing
   leases..................................    893,187     841,426     850,650
  Contingent rental income.................    243,115     225,888     251,312
  Interest and other income................    139,707      62,440      61,403
                                            ----------  ----------  ----------
                                             3,920,427   3,832,312   3,928,692
                                            ----------  ----------  ----------
Expenses:
  General operating and administrative.....    154,434     148,380     164,642
  Professional services....................     34,140      32,077      30,984
  Management fees to related parties.......     39,393      37,974      37,293
  Real estate taxes........................      2,858         --          --
  State and other taxes....................     24,262      25,779      14,650
  Depreciation and amortization............    443,936     459,249     478,198
  Transaction costs........................     20,888         --          --
                                            ----------  ----------  ----------
                                               719,911     703,459     725,767
                                            ----------  ----------  ----------
Income Before Minority Interests in Income
 of Consolidated Joint Ventures, Equity in
 Earnings of Unconsolidated Joint Ventures
 and Gain on Sale of Land and Buildings....  3,200,516   3,128,853   3,202,925
Minority Interests in Income of
 Consolidated Joint Ventures...............    (68,474)    (69,877)    (70,116)
Equity in Earnings of Unconsolidated Joint
 Ventures..................................    215,501     236,103     118,211
Gain on Sale of Land and Buildings.........    461,861         --      213,685
                                            ----------  ----------  ----------
Net Income................................. $3,809,404  $3,295,079  $3,464,705
                                            ==========  ==========  ==========
Allocation of Net Income:
  General partners......................... $   34,815  $   32,951  $   33,356
  Limited partners.........................  3,774,589   3,262,128   3,431,349
                                            ----------  ----------  ----------
                                            $3,809,404  $3,295,079  $3,464,705
                                            ==========  ==========  ==========
Net Income Per Limited Partner Unit........ $     0.94  $     0.82  $     0.86
                                            ==========  ==========  ==========
Weighted Average Number of Limited Partner
 Units Outstanding.........................  4,000,000   4,000,000   4,000,000
                                            ==========  ==========  ==========

                See accompanying notes to financial statements.

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                 Years Ended December 31, 1998, 1997, and 1996

                             General Partners                       Limited Partners
                         ------------------------- ----------------------------------------------------
                                       Accumulated                              Accumulated Syndication
                         Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                         ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................    $1,000      $108,925    $40,000,000  $(11,515,062)  $10,783,633 $(4,790,000) $34,588,496
 Distributions to
  limited partners
  ($0.89 per limited
  partners unit)........       --            --             --     (3,540,024)          --          --    (3,540,024)
 Net income.............       --         33,356            --            --      3,431,349         --     3,464,705
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................     1,000       142,281     40,000,000   (15,055,086)   14,214,982  (4,790,000)  34,513,177
 Distributions to
  limited partners
  ($0.88 per limited
  partners unit)........       --            --             --     (3,500,024)          --          --    (3,500,024)
 Net income.............       --         32,951            --            --      3,262,128         --     3,295,079
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................     1,000       175,232     40,000,000   (18,555,110)   17,477,110  (4,790,000)  34,308,232
 Distributions to
  limited partners
  ($0.92 per limited
  partners unit)........       --            --             --     (3,660,024)          --          --    (3,660,024)
 Net income.............       --         34,815            --            --      3,774,589         --     3,809,404
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................    $1,000      $210,047    $40,000,000  $(22,215,134)  $21,251,699 $(4,790,000) $34,457,612
                            ======      ========    ===========  ============   =========== ===========  ===========


                See accompanying notes to financial statements.

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                 Year Ended December 31,
                                             ----------------------------------
                                                1998        1997        1996
                                             ----------  ----------  ----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
 Cash received from tenants................  $3,826,352  $3,585,979  $3,657,138
 Distributions from unconsolidated joint
  ventures.................................     262,843     250,497     148,375
 Cash paid for expenses....................    (247,138)   (237,312)   (251,408)
 Interest received.........................      52,005      43,632      47,609
                                             ----------  ----------  ----------
  Net cash provided by operating
   activities..............................   3,894,062   3,642,796   3,601,714
                                             ----------  ----------  ----------
 Cash Flows from Investing Activities:
 Proceeds from sale of land and buildings..   1,630,296         --    1,044,750
 Investment in joint ventures..............      (1,169) (1,044,750)        --
 Decrease (increase) in restricted cash....  (1,630,296)  1,044,750  (1,044,750)
                                             ----------  ----------  ----------
  Net cash used in investing activities....      (1,169)        --          --
                                             ----------  ----------  ----------
 Cash Flows From Financing Activities:
 Distributions to limited partners.........  (3,540,024) (3,540,024) (3,540,024)
 Distributions to holders of minority
  interests................................     (66,015)    (56,246)    (58,718)
                                             ----------  ----------  ----------
  Net cash used in financing activities....  (3,606,039) (3,596,270) (3,598,742)
                                             ----------  ----------  ----------
Net Increase in Cash and Cash Equivalents..     286,854      46,526       2,972
Cash and Cash Equivalents at Beginning of
 Year......................................   1,272,386   1,225,860   1,222,888
                                             ----------  ----------  ----------
Cash and Cash Equivalents at End of Year...  $1,559,240  $1,272,386  $1,225,860
                                             ==========  ==========  ==========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income................................  $3,809,404  $3,295,079  $3,464,705
                                             ----------  ----------  ----------
 Adjustments to reconcile net income to net
  cash provided by operating activities:
 Depreciation..............................     443,936     458,660     476,198
 Amortization..............................         --          589       2,000
 Gain on sale of land and buildings........    (461,861)        --     (213,685)
 Minority interests in income of
  consolidated joint ventures..............      68,474      69,877      70,116
 Equity in earnings of unconsolidated joint
  ventures, net of distributions...........      47,342      14,394      30,164
 Decrease (increase) in receivables........     (23,376)    (23,957)     25,855
 Decrease (increase) in prepaid expenses...       1,028        (136)        151
 Decrease in net investment in direct
  financing leases.........................      90,236      74,706      62,366
 Increase in accrued rental income.........    (127,336)   (260,223)   (296,439)
 Increase in accounts payable and accrued
  expenses.................................       3,681       2,143       4,280
 Increase (decrease) in due to related
  parties..................................      18,798       4,527      (4,386)
 Increase (decrease) in rents paid in
  advance and deposits.....................      23,736       7,137     (19,611)
                                             ----------  ----------  ----------
  Total adjustments........................      84,658     347,717     137,009
                                             ----------  ----------  ----------
Net Cash Provided by Operating Activities..  $3,894,062  $3,642,796  $3,601,714
                                             ==========  ==========  ==========
Supplemental Schedule of Non-Cash Financing
 Activities:
 Land and building under operating lease
  exchanged for land and building
  under operating lease....................  $  718,930  $      --   $      --
                                             ==========  ==========  ==========
 Distributions declared and unpaid at
  December 31..............................  $  995,006  $  875,006  $  915,006
                                             ==========  ==========  ==========

                See accompanying notes to financial statements.

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                 Years Ended December 31, 1998, 1997, and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund XI, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to the fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables and

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

accrued rental income, and to decrease rental or other income or increase bad debt expense for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership accounts for its 85 percent interest in Denver Joint Venture and its 77.33% interest in CNL/Airport Joint Venture using the consolidation method. Minority interests represent the minority joint venture partners' proportionate share of equity in the Partnership's consolidated joint ventures. All significant intercompany accounts and transactions have been eliminated.

   The Partnership's investments in Ashland Joint Venture and Des Moines Real Estate Joint Venture, and a property in Corpus Christi, Texas, for which the property is held as tenants-in-common, are accounted for using the equity method since the Partnership shares control with affiliates which have the same General Partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

2. Leases:

   The Partnership leases its land and buildings to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Some of the leases are classified as operating leases and some of the leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

the majority of these leases are operating leases. Substantially all leases are for 14 to 20 years and provide for minimum and contingent rentals. In addition, the tenant pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to five successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
      Land............................................ $11,607,426  $12,269,964
      Buildings.......................................  12,666,144   13,746,182
                                                       -----------  -----------
                                                        24,273,570   26,016,146
      Less accumulated depreciation...................  (2,589,785)  (2,455,129)
                                                       -----------  -----------
                                                       $21,683,785  $23,561,017
                                                       ===========  ===========

   In September 1998, the tenant of the property in Columbus, Ohio, exercised its option under the terms of its lease agreement, to exchange one existing property with a replacement property. In conjunction therewith, the Partnership exchanged the Burger King property in Columbus, Ohio, for a Burger King property in Danbury, Connecticut. The lease for the property in Columbus, Ohio, was amended to allow the property in Danbury, Connecticut to continue under the terms of the original lease. All closing costs were paid by the tenant. The Partnership accounted for this as a nonmonetary exchange of similar assets and recorded the acquisition of the property in Danbury, Connecticut at the net book value of the property in Columbus, Ohio. No gain or loss was recognized due to this being accounted for as a nonmonetary exchange of similar assets.

   In October 1998, the Partnership sold its property in Nashua, New Hampshire, to a third party for $1,748,000, and received net sales proceeds of $1,630,296, resulting in a gain of $461,861 for financial reporting purposes. This property was originally acquired by the Partnership in 1992 at a cost of approximately $1,302,400, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold this property for a total of approximately $327,900 in excess of its original purchase price.

   Some leases provide for escalating guaranteed minimum rents throughout the lease term. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997, and 1996, the Partnership recognized $127,336, $260,233 and
$296,439, respectively, of such rental income.

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

      1999.......................................................... $ 2,426,198
      2000..........................................................   2,426,198
      2001..........................................................   2,435,203
      2002..........................................................   2,486,388
      2003..........................................................   2,644,398
      Thereafter....................................................  16,656,009
                                                                     -----------
                                                                     $29,074,394
                                                                     ===========

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                          1998         1997
                                                       -----------  -----------
      Minimum lease payments receivable............... $13,985,977  $13,834,907
      Estimated residual values.......................   2,210,329    2,144,114
      Less unearned income............................  (9,410,020)  (9,367,360)
                                                       -----------  -----------
      Net investment in direct financing leases....... $ 6,786,286  $ 6,611,661
                                                       ===========  ===========

   The following is a schedule of future minimum lease payments to be received on the direct financing leases at December 31, 1998:

      1999.......................................................... $   988,575
      2000..........................................................     988,575
      2001..........................................................     988,575
      2002..........................................................     999,775
      2003..........................................................   1,019,879
      Thereafter....................................................   9,000,598
                                                                     -----------
                                                                     $13,985,977
                                                                     ===========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

5. Investment in Joint Ventures:

   The Partnership has a 62.16% and a 76.6% interest in the profits and losses of Ashland Joint Venture and Des Moines Real Estate Joint Venture, respectively. The remaining interests in these joint ventures are held by affiliates of the Partnership which have the same general partners.

   In January 1997, the Partnership acquired a 72.58% interest in a Black-eyed Pea property in Corpus Christi, Texas, as tenants-in-common with an affiliate of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate, and amounts relating to its investment are included in investment in joint ventures.

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   Ashland Joint Venture, Des Moines Real Estate Joint Venture and the Partnership and affiliate, as tenants-in-common, each own and lease one property to an operator of national fast-food restaurants. The following presents the joint ventures' combined, condensed financial information at December 31:

                                                            1998       1997
                                                         ---------- ----------
   Land and buildings on operating leases, less accumu-
    lated depreciation.................................  $3,427,681 $3,511,507
   Cash................................................       1,109        621
   Receivables.........................................         --      21,638
   Prepaid expenses....................................       8,290      6,939
   Accrued rental income...............................     130,585     99,429
   Liabilities.........................................         --         466
   Partners' capital...................................   3,567,665  3,639,668
   Revenues............................................     399,305    430,923
   Net income..........................................     300,036    334,962

   The Partnership recognized income totalling $215,501, $236,103, and $118,211 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures.

6. Restricted Cash:

   As of December 31, 1998, the net sales proceeds of $1,630,296 from the sale of the property in Nashua, New Hampshire, plus accrued interest of $10,640, were being held in an interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional property (See Note 11).

7. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their invested capital contributions (the "Limited Partners' 10% Return").

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their Limited Partners' 10% Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership,

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the years ended December 31, 1998, 1997, and 1996, the Partnership declared distributions to the limited partners of $3,660,024, $3,500,024 and $3,540,024, respectively. No distributions have been made to the general partners to date.

8. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                               1998        1997        1996
                                            ----------  ----------  ----------
Net income for financial reporting
 purposes.................................  $3,809,404  $3,295,079  $3,464,705
Depreciation for tax reporting purposes
 less than (in excess of) depreciation for
 financial reporting purposes.............       2,899     (43,077)    (39,035)
Gain on sale of land and building for
 financial reporting purposes in excess of
 gain for tax reporting purposes..........    (461,861)        --     (213,685)
Direct financing leases recorded as
 operating leases for tax reporting
 purposes.................................      90,236      74,706      62,366
Equity in earnings of unconsolidated joint
 ventures for financial reporting purposes
 in excess of equity in earnings of
 unconsolidated joint ventures for tax
 reporting purposes.......................      (5,906)    (13,296)       (606)
Capitalization of transaction costs for
 tax reporting purposes...................      20,888         --          --
Accrued rental income.....................    (127,336)   (260,223)   (296,439)
Rents paid in advance.....................      23,236      22,436     (19,611)
Allowance for doubtful accounts...........       5,820     (14,746)     (8,114)
Minority interests in timing differences
 of consolidated joint ventures...........    (44,316)      14,430      15,933
                                            ----------  ----------  ----------
Net income for federal income tax
 purposes.................................  $3,313,064  $3,075,309  $2,965,514
                                            ==========  ==========  ==========

9. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors, Inc. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate a management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

ventures. The management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Affiliate. The Partnership incurred management fees of $39,393, $37,974, and $37,293 for the years ended December 31, 1998, 1997, and 1996, respectively.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 10% Preferred Return, plus their adjusted capital contributions. No deferred, subordinated real estate disposition fees have been incurred since inception.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $101,423, $88,667, and $95,845 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   During 1997, the Partnership and an affiliate of the general partners acquired a property as tenants-in-common for a purchase price of $1,441,057 (of which the Partnership contributed $1,044,750 or 72.50%) from CNL BB Corp., an affiliate of the general partners. CNL BB Corp. had purchased and temporarily held title to this property in order to facilitate the acquisition of the property by the Partnership and the affiliate. The purchase price paid by the Partnership and the affiliate represented the costs incurred by CNL BB Corp. to acquire and carry the property, including closing costs.

   The due to related parties at December 31, 1998 and 1997, totalled $25,446 and $6,648, respectively.

10. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of rental and earned income from the unconsolidated joint ventures and the property held as tenants-in-common with an affiliate of the general partners), for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
Foodmaker, Inc...................................... $768,032 $768,032 $768,032
Burger King Corporation and BK Acquisition, Inc.....  695,427  733,620  712,334
Golden Corral Corporation...........................  564,104  538,871  538,355
DenAmerica Corporation..............................  536,779  489,623      N/A
Advantica Restaurant Group, Inc. (Denny's, Inc. and
 Quincy's Restaurants, Inc., during the year ended
 December 31, 1998).................................  473,726      N/A      N/A
Flagstar Enterprises, Inc. (and Denny's, Inc. and
 Quincy's Restaurants, Inc. during the years ended
 December 31, 1997 and 1996)........................      N/A  780,502  774,347

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from the unconsolidated joint ventures and the

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

property held as tenants-in-common with an affiliate of the general partners), for each of the years ended December 31:

                                                 1998       1997       1996
                                              ---------- ---------- ----------
   Burger King............................... $1,144,250 $1,198,027 $1,271,606
   Denny's...................................    898,908    854,141    747,341
   Jack in the Box...........................    768,032    768,032    768,032
   Golden Corral Family Steakhouse Restau-
    rants....................................    564,103    538,871    538,355

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the Properties in a timely manner.

11. Subsequent Events:

   In January 1999, the Partnership reinvested a portion of the net sales proceeds it received from the sale of the property in Nashua, New Hampshire, in a Burger King property located in Yelm, Washington, at an approximate cost of $1,034,000. In connection therewith, the Partnership entered into a long term, triple-net lease with terms substantially the same as its other leases.

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 4,394,196 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $43,333,961 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

12. APF Reverse Stock Split

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 11 being adjusted to 2,197,098 shares.

                           CNL INCOME FUND XII, LTD.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           -----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998.......  F-331
Condensed Statements of Income for the Quarters and Six Months Ended June
30, 1999 and 1998........................................................  F-332
Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998.......................  F-333
Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
and 1998.................................................................  F-334
Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998............................................  F-335
Report of Independent Certified Public Accountants.......................  F-337
Balance Sheets as of December 31, 1998 and 1997..........................  F-338
Statements of Income for the Years Ended December 31, 1998, 1997 and
1996.....................................................................  F-339
Statements of Partners' Capital for the Years Ended December 31, 1998,
1997 and 1996............................................................  F-340
Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
1996.....................................................................  F-341
Notes to Financial Statements for the Years Ended December 31, 1998, 1997
and 1996.................................................................  F-342

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                        June 30,   December 31,
                                                          1999         1998
                                                       ----------- ------------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $1,952,802 and
 $1,795,099, respectively, and allowance for loss on
 building of $206,535 in 1998......................... $20,087,965 $20,703,333
Net investment in direct financing leases.............  12,378,531  12,471,978
Investment in joint ventures..........................   2,722,141   2,522,004
Mortgage note receivable..............................      54,294          --
Cash and cash equivalents.............................   2,484,668   2,362,980
Receivables, less allowance for doubtful accounts of
 $3,620 and $214,633, respectively....................      79,416      16,862
Prepaid expenses......................................      17,622       7,038
Lease costs, less accumulated amortization of $4,252
 and $3,256, respectively.............................      25,301      26,297
Accrued rental income, less allowance for doubtful
 accounts
 of $6,323 in 1999 and 1998...........................   2,624,549   2,524,406
                                                       ----------- -----------
                                                       $40,474,487 $40,634,898
                                                       =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $    99,964 $    21,195
Accrued and escrowed real estate taxes payable........      20,302      10,137
Distributions payable.................................     956,252   1,091,252
Due to related party..................................      28,712      24,025
Rents paid in advance and deposits....................      36,808      97,448
                                                       ----------- -----------
  Total liabilities...................................   1,142,038   1,244,057
Commitments and Contingencies (Note 5)
Partners' capital.....................................  39,332,449  39,390,841
                                                       ----------- -----------
                                                       $40,474,487 $40,634,898
                                                       =========== ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                       Quarter Ended        Six Months Ended
                                         June 30,               June 30,
                                   ---------------------  ---------------------
                                      1999       1998        1999       1998
                                   ---------- ----------  ---------- ----------
Revenues:
  Rental income from operating
   leases........................  $  629,748 $  658,592  $1,234,632 $1,285,138
  Adjustments to accrued rental
   income........................         --    (224,867)        --    (224,867)
  Earned income from direct fi-
   nancing leases................     376,240    390,877     748,574    798,551
  Contingent rental income.......       2,311      6,295       4,682     13,717
  Interest and other income......      25,180     29,430      44,935     44,682
                                   ---------- ----------  ---------- ----------
                                    1,029,479    860,327   2,032,823  1,917,221
                                   ---------- ----------  ---------- ----------
Expenses:
  General operating and adminis-
   trative.......................      31,597     31,541      78,881     66,006
  Professional services..........      11,435        --       22,576     12,986
  Bad debt expense...............         --      75,699         --      84,667
  Management fees to related par-
   ty............................      10,925     10,971      21,455     21,551
  Real estate taxes..............       1,371      1,152       3,496      1,152
  State and other taxes..........         --         405      20,764     17,653
  Depreciation and amortization..      84,071     80,078     168,777    160,072
  Transaction costs..............      92,263        --      127,682        --
                                   ---------- ----------  ---------- ----------
                                      231,662    199,846     443,631    364,087
                                   ---------- ----------  ---------- ----------
Income Before Equity in Earnings
 (Loss) of Joint Ventures and
 Gain on Sale of Land and
 Building........................     797,817    660,481   1,589,192  1,553,134
Equity in Earnings (Loss) of
 Joint Ventures..................     119,068    (43,758)    190,206     21,892
Gain on Sale of Land and Build-
 ing.............................      74,714        --       74,714        --
                                   ---------- ----------  ---------- ----------
Net Income.......................  $  991,599 $  616,723  $1,854,112 $1,575,026
                                   ========== ==========  ========== ==========
Allocation of Net Income:
  General partners...............  $    9,270 $    6,167  $   17,895 $   15,750
  Limited partners...............     982,329    610,556   1,836,217  1,559,276
                                   ---------- ----------  ---------- ----------
                                   $  991,599 $  616,723  $1,854,112 $1,575,026
                                   ========== ==========  ========== ==========
Net Income Per Limited Partner
 Unit............................  $     0.22 $     0.14  $     0.41 $     0.35
                                   ========== ==========  ========== ==========
Weighted Average Number of Lim-
 ited Partner Units Outstanding..   4,500,000  4,500,000   4,500,000  4,500,000
                                   ========== ==========  ========== ==========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
General partners:
  Beginning balance..............................   $   223,305    $   192,411
  Net income.....................................        17,895         30,894
                                                    -----------    -----------
                                                        241,200        223,305
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    39,167,536     40,224,901
  Net income.....................................     1,836,217      2,902,643
  Distributions ($0.43 and $0.88 per limited
   partner unit, respectively)...................    (1,912,504)    (3,960,008)
                                                    -----------    -----------
                                                     39,091,249     39,167,536
                                                    -----------    -----------
    Total partners' capital......................   $39,332,449    $39,390,841
                                                    ===========    ===========



           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                             June 30,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Increase (Decrease) in Cash and Cash Equivalents
  Net Cash Provided by Operating Activities.......... $ 1,837,011  $ 2,183,206
                                                      -----------  -----------
  Cash Flows from Investing Activities:
    Proceeds from sale of land and building..........     467,300          --
    Investment in joint venture......................    (135,825)         --
    Collections on mortgage note receivable..........         706          --
    Payment of lease costs...........................         --        (3,500)
                                                      -----------  -----------
      Net cash provided by (used in) investing activ-
       ities.........................................     332,181       (3,500)
                                                      -----------  -----------
  Cash Flows from Financing Activities:
    Distributions to limited partners................  (2,047,504)  (1,912,504)
                                                      -----------  -----------
      Net cash used in financing activities..........  (2,047,504)  (1,912,504)
                                                      -----------  -----------
Net Increase in Cash and Cash Equivalents............     121,688      267,202
Cash and Cash Equivalents at Beginning of Period.....   2,362,980    1,706,415
                                                      -----------  -----------
Cash and Cash Equivalents at End of Period........... $ 2,484,668  $ 1,973,617
                                                      -----------  -----------
Supplemental Schedule of Non-Cash Financing Activi-
 ties:
  Mortgage note accepted in exchange for sale of land
   and building...................................... $    55,000  $       --
                                                      ===========  ===========
  Distributions declared and unpaid at end of peri-
   od................................................ $   956,252  $   956,252
                                                      ===========  ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund XII, Ltd. (the "Partnership") for the year ended December 31, 1998.

2. Land and Buildings on Operating Leases:

   At December 31, 1998, the Partnership had recorded an allowance for loss on building of $206,535 relating to the property in Morganton, North Carolina, due to the tenant filing for bankruptcy. The allowance represented the difference between the carrying value of the property at December 31, 1998 and the estimated net realizable value for this property. In May 1999, the Partnership sold this property to an unrelated third party for $550,000, received $467,300 in cash and accepted the remaining net sales proceeds in the form of a promissory note (See Note 3), resulting in a gain of $74,714 for financial reporting purposes. This gain, when netted against the allowance recorded at December 31, 1998, resulted in a total net loss of approximately $131,800.

3. Mortgage Note Receivable:

   In connection with the sale of the property in Morganton, North Carolina, in May 1999, the Partnership accepted a promissory note in the principal sum of $55,000 collateralized by a mortgage on the property. The promissory note bears interest at a rate of 10.25% per annum and is being collected in 60 monthly installments of principal and interest.

4. Concentration of Credit Risk:

   The following schedule presents total rental and earned income (including mortgage interest income) from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of rental and earned income from joint ventures) for each of the six months ended June 30:

                                                                 1999     1998
                                                               -------- --------
   Jack in the Box............................................ $512,334 $511,296
   Denny's....................................................  403,411  377,287
   Hardee's...................................................  388,484  392,060
   Golden Corral..............................................  243,680      N/A
   Long John Silver's.........................................  236,194  335,117

   The information denoted by N/A indicates that for the applicable period presented, the chain did not represent more than ten percent of the Partnership's total rental and earned income.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998

   In June 1998, a tenant, Long John Silver's, Inc., filed for bankruptcy and rejected the leases relating to three of its eight Properties and ceased making rental payments to the Partnership. In December 1998 and May 1999, the Partnership sold two of the vacant properties. In July 1999, the Partnership entered into a new lease with a new tenant for the remaining vacant property for which rental payments are expected to commence in the third quarter of 1999. While Long John Silver's, Inc. has not rejected or affirmed the remaining five leases, there can be no assurance that some or all of the leases will not be rejected in the future. The lost revenues that would result in the event the remaining five leases are rejected could have an adverse effect on the results of operations of the Partnership, if the Partnership is not able to re-lease these properties in a timely manner.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any of these restaurant chains could significantly impact the results of operations of the Partnership, if the Partnership is not able to re-lease the properties in a timely manner.

5. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 2,384,248 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $46,951,127 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transactions costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund XII, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund XII, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 27, 1999, except for Note 11
 for which the date is March 11, 1999 and
 Note 12 for which the date is June 3, 1999

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                     December 31,
                                                -----------------------
                                                   1998        1997
                                                ----------- -----------
                    ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for
 loss on building.............................. $20,703,333 $20,820,279
Net investment in direct financing leases......  12,471,978  13,656,265
Investment in joint ventures...................   2,522,004   2,517,421
Cash and cash equivalents......................   2,362,980   1,706,415
Receivables, less allowance for doubtful
 accounts of $214,633 and $7,482...............      16,862     202,472
Prepaid expenses...............................       7,038       7,216
Lease costs, less accumulated amortization of
 $3,256 and $1,307.............................      26,297      24,746
Accrued rental income, less allowance for
 doubtful accounts of $6,323 in 1998...........   2,524,406   2,496,176
                                                ----------- -----------
                                                $40,634,898 $41,430,990
                                                =========== ===========
       LIABILITIES AND PARTNERS' CAPITAL
Accounts payable............................... $    21,195 $    10,558
Accrued and escrowed real estate taxes
 payable.......................................      10,137       3,244
Distributions payable..........................   1,091,252     956,252
Due to related parties.........................      24,025       6,887
Rents paid in advance and deposits.............      97,448      36,737
  Total liabilities............................   1,244,057   1,013,678
Partners' capital..............................  39,390,841  40,417,312
                                                ----------- -----------
                                                $40,634,898 $41,430,990
                                                =========== ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                Year Ended December 31,
                                            ---------------------------------
                                               1998        1997       1996
                                            ----------  ---------- ----------
Revenues:
  Rental income from operating leases...... $2,515,351  $2,455,312 $2,473,574
  Adjustments to accrued rental income.....   (224,867)        --         --
  Earned income from direct financing
   leases..................................  1,571,906   1,647,530  1,692,066
  Contingent rental income.................     23,433      54,330     67,652
  Interest and other income................     70,227      87,719    119,267
                                            ----------  ---------- ----------
                                             3,956,050   4,244,891  4,352,559
                                            ----------  ---------- ----------
Expenses:
  General operating and administrative.....    148,427     162,593    173,614
  Professional services....................     32,758      28,665     39,121
  Bad debt expense.........................    188,990         --         --
  Management fees to related parties.......     41,537      40,218     40,244
  Real estate taxes........................      8,989         --       7,891
  State and other taxes....................     17,653      18,496     18,471
  Depreciation and amortization............    344,110     320,030    315,319
  Transaction costs........................     24,282         --         --
                                            ----------  ---------- ----------
                                               806,746     570,002    594,660
                                            ----------  ---------- ----------
Income Before Equity in Earnings of Joint
 Ventures, Loss on Sale of Land and
 Buildings, and Provision for Loss on
 Building..................................  3,149,304   3,674,889  3,757,899
Equity in Earnings of Joint Ventures.......     95,142     277,325    200,499
Loss on Sale of Land and Buildings.........   (104,374)        --     (15,355)
Provision for Loss on Building.............   (206,535)        --         --
                                            ----------  ---------- ----------
Net Income................................. $2,933,537  $3,952,214 $3,943,043
                                            ==========  ========== ==========
Allocation of Net Income:
  General partners......................... $   30,894  $   39,522 $   39,533
  Limited partners.........................  2,902,643   3,912,692  3,903,510
                                            ----------  ---------- ----------
                                            $2,933,537  $3,952,214 $3,943,043
                                            ==========  ========== ==========
Net Income Per Limited Partner Unit........ $     0.65  $     0.87 $     0.87
                                            ==========  ========== ==========
Weighted Average Number of Limited Partner
 Units Outstanding.........................  4,500,000   4,500,000  4,500,000
                                            ==========  ========== ==========

                See accompanying notes to financial statements.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                  Years Ended December 31, 1998, 1997 and 1996

                              General Partners                       Limited Partners
                          ------------------------- ----------------------------------------------------
                                        Accumulated                              Accumulated Syndication
                          Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                          ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................     $1,000      $112,356    $45,000,000  $(10,690,019)  $11,123,278 $(5,374,544) $40,172,071
 Distributions to
  limited partners
  ($0.85 per limited
  partner unit).........        --            --             --     (3,825,008)          --          --    (3,825,008)
 Net income.............        --         39,533            --            --      3,903,510         --     3,943,043
                             ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................      1,000       151,889     45,000,000   (14,515,027)   15,026,788  (5,374,544)  40,290,106
 Distributions to
  limited partners
  ($0.85 per limited
  partner unit).........        --            --             --     (3,825,008)          --          --    (3,825,008)
 Net income.............        --         39,522            --            --      3,912,692         --     3,952,214
                             ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................      1,000       191,411     45,000,000   (18,340,035)   18,939,480  (5,374,544)  40,417,312
 Distributions to
  limited partners
  ($0.88 per limited
  partner unit).........        --            --             --     (3,960,008)          --          --    (3,960,008)
 Net income.............        --         30,894            --            --      2,902,643         --     2,933,537
                             ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................     $1,000      $222,305    $45,000,000  $(22,300,043)  $21,842,123 $(5,374,544) $39,390,841
                             ======      ========    ===========  ============   =========== ===========  ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
  Cash received from tenants............  $ 4,094,016  $ 3,736,731  $ 3,951,047
  Distributions from joint ventures.....      205,815      256,653      190,596
  Cash paid for expenses................     (243,316)    (252,145)    (278,240)
  Interest received.....................       60,265       65,749       88,286
                                          -----------  -----------  -----------
    Net cash provided by operating ac-
     tivities...........................    4,116,780    3,806,988    3,951,689
                                          -----------  -----------  -----------
Cash Flows from Investing Activities:
  Proceeds from sale of land and build-
   ing..................................      483,549          --     1,640,000
  Additions to land and buildings on op-
   erating leases.......................          --       (55,000)         --
  Investment in joint ventures..........     (115,256)         --    (1,645,024)
  Collections on loan to tenant of joint
   venture..............................          --         4,886        7,741
  Payment of lease costs................       (3,500)     (26,052)         --
                                          -----------  -----------  -----------
    Net cash provided by (used in) in-
     vesting activities.................      364,793      (76,166)       2,717
                                          -----------  -----------  -----------
Cash Flows from Financing Activities:
  Distributions to limited partners.....   (3,825,008)  (3,825,008)  (3,870,008)
                                          -----------  -----------  -----------
    Net cash used in financing activi-
     ties...............................   (3,825,008)  (3,825,008)  (3,870,008)
                                          -----------  -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................      656,565      (94,186)      84,398
Cash and Cash Equivalents at Beginning
 of Year................................    1,706,415    1,800,601    1,716,203
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $ 2,362,980  $ 1,706,415  $ 1,800,601
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
  Net income............................  $ 2,933,537  $ 3,952,214  $ 3,943,043
                                          -----------  -----------  -----------
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
  Bad debt expense......................      188,990          --           --
  Depreciation..........................      342,161      317,189      313,319
  Amortization..........................        1,949        2,841        2,000
  Equity in earnings of joint venture,
   net of distributions.................      110,673      (20,672)      (9,903)
  Loss on sale of land and buildings....      104,374          --        15,355
  Provision for loss on building........      206,535          --           --
  Decrease in net investment in direct
   financing leases.....................      164,614      132,771      121,597
  Decrease (increase) in receivables....       (3,380)      (4,450)      48,671
  Decrease (increase) in prepaid ex-
   penses...............................          178         (430)      (4,862)
  Increase in accrued rental income.....      (28,230)    (533,121)    (518,502)
  Increase (decrease) in accounts pay-
   able and accrued expenses............       17,530      (10,207)       8,745
  Increase (decrease) in due to related
   parties..............................       17,138        3,906       (4,269)
  Increase (decrease) in rents paid in
   advance and deposits.................       60,711      (33,053)      36,495
                                          -----------  -----------  -----------
    Total adjustments...................    1,183,243     (145,226)       8,646
                                          -----------  -----------  -----------
Net Cash Provided by Operating Activi-
 ties...................................  $ 4,116,780  $ 3,806,988  $ 3,951,689
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash Fi-
 nancing Activities:
Distributions declared and unpaid at De-
 cember 31..............................  $ 1,091,252  $   956,252  $   956,252
                                          ===========  ===========  ===========

                See accompanying notes to financial statements.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                 Years Ended December 31, 1998, 1997, and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund XII, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators or franchisees of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair values. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

decrease rental or other income or increase bad debt expense for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership's investments in Des Moines Real Estate Joint Venture, Williston Real Estate Joint Venture, Kingsville Real Estate Joint Venture, Middleburg Joint Venture and Columbus Joint Venture are accounted for using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Lease Costs--Brokerage fees associated with negotiating a new lease are amortized over the term of the new lease using the straight-line method.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

2. Leases:

   The Partnership leases its land and buildings to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Some of the leases have been classified as operating leases and some of the leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of the majority of the leases are operating leases. Substantially all leases are for 14 to 20 years and provide for minimum and contingent rentals. In addition, the tenant pays all property taxes and assessments,

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to four successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
   Land............................................... $12,584,387  $12,837,754
   Buildings..........................................  10,120,580    9,443,412
                                                       -----------  -----------
                                                        22,704,967   22,281,166
   Less accumulated depreciation......................  (1,795,099)  (1,460,887)
                                                       -----------  -----------
                                                        20,909,868   20,820,279
   Less allowance for loss on building................    (206,535)         --
                                                       -----------  -----------
                                                       $20,703,333  $20,820,279
                                                       ===========  ===========

   In March 1997, the Partnership entered into a new lease for the property in Tempe, Arizona. In connection therewith, the Partnership incurred $55,000 in renovation costs which were completed in May 1997.

   In December 1998, the Partnership sold its property in Monroe, North Carolina, and received net sales proceeds of $483,549, resulting in a loss of $104,374 for financial reporting purposes.

   Some leases provide for escalating guaranteed minimum rents throughout the lease term. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997 and 1996, the Partnership recognized $28,230 (net of $6,323 in reserves and $224,867 in write-offs), $533,121, and $518,502, respectively, of such rental income.

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

   1999............................................................. $ 2,212,548
   2000.............................................................   2,214,984
   2001.............................................................   2,224,926
   2002.............................................................   2,244,948
   2003.............................................................   2,521,540
   Thereafter.......................................................  21,695,400
                                                                     -----------
                                                                     $33,114,346
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

   During the year ended December 31, 1998, the Partnership established an allowance for loss on building of $206,535, relating to the Long John Silver's property in Morganton, North Carolina. The tenant of this property filed for bankruptcy and ceased payment of rents under the terms of its lease agreement. The allowance represents the difference between the carrying value of the property at December 31, 1998, and the current estimated net realizable value for this property.

4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                          1998         1997
                                                       -----------  -----------
   Minimum lease payments receivable.................. $24,790,776  $28,413,665
   Estimated residual values..........................   3,924,188    4,190,941
   Less unearned income............................... (16,242,986) (18,948,341)
                                                       -----------  -----------
   Net investment in direct financing leases.......... $12,471,978  $13,656,265
                                                       ===========  ===========

   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

   1999............................................................. $ 1,678,170
   2000.............................................................   1,678,170
   2001.............................................................   1,678,170
   2002.............................................................   1,678,170
   2003.............................................................   1,731,030
   Thereafter.......................................................  16,347,066
                                                                     -----------
                                                                     $24,790,776
                                                                     ===========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

   During the year ended December 31, 1998, three of the Partnership's leases with Long John Silver's, Inc. were rejected in connection with the tenant filing for bankruptcy. As a result, the Partnership reclassified these assets from net investment in direct financing leases to land and buildings on operating leases. In accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases," the Partnership recorded the reclassified assets at the lower of original cost, present fair value, or present carrying value. No loss on termination of direct financing leases was recorded for financial reporting purposes.

5. Investment in Joint Ventures:

   As of December 31, 1998, the Partnership had a 59.05%, an 18.61%, a 31.13%, and an 87.54% interest in the profits and losses of Williston Real Estate Joint Venture, Des Moines Real Estate Joint Venture, Kingsville Real Estate Joint Venture, and Middleburg Joint Venture, respectively. The remaining interests in these joint ventures are held by affiliates of the Partnership which have the same general partners.

   In August 1998, the Partnership entered into a joint venture agreement, Columbus Joint Venture, with affiliates of the general partners, to construct and hold one restaurant property. As of December 31, 1998, the

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

Partnership contributed amounts to purchase land and pay construction costs relating to the joint venture. The Partnership has agreed to contribute additional amounts to the joint venture for construction costs. As of December 31, 1998 the Partnership owned a 27.72% interest in the profits and losses of this joint venture. When funding is complete, the Partnership expects to have an approximate 28 percent interest in the profits and losses of the joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with affiliates.

   Williston Real Estate Joint Venture, Des Moines Real Estate Joint Venture, Kingsville Real Estate Joint Venture, Middleburg Joint Venture, and Columbus Joint Venture each own and lease one property to an operator of national fast-food or family-style restaurants. The following presents the joint ventures' combined, condensed financial information at December 31:

                                                            1998        1997
                                                         ----------  ----------
   Land and buildings on operating leases, less
    accumulated depreciation and allowance for loss on
    land................................................ $2,498,504  $1,768,636
   Net investment in direct financing leases, less
    allowance for impairment in carrying value..........  2,219,798   2,446,688
   Cash.................................................      5,671       6,893
   Receivables..........................................        --       13,843
   Accrued rental income................................    166,447     157,252
   Other assets.........................................        283         443
   Liabilities..........................................    483,138       7,673
   Partners' capital....................................  4,407,565   4,386,082
   Revenues.............................................    337,881     481,085
   Provision for loss on land and direct financing
    lease...............................................   (316,113)        --
   Net income (loss)....................................    (38,867)    446,047

   The Partnership recognized income totalling $95,142, $277,325, and $200,499 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures.

6. Receivables:

   During 1993, the Partnership loaned $208,855 to the tenant of the property owned by Kingsville Real Estate Joint Venture in connection with the purchase of equipment for the restaurant property. The loan, which bore interest at a rate of ten percent, was payable over 84 months and was collateralized by the restaurant equipment. Receivables at December 31, 1997, included $188,642 relating to this loan, including accrued interest of $7,488. During the year ended December 31, 1998, the Partnership established an allowance for doubtful accounts of $205,965, which represented the entire amount outstanding under the loan plus accrued interest, due to the uncertainty of collectibility of this note. No amounts relating to this loan are included in receivables at December 31, 1998.

7. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their invested capital contributions (the "Limited Partners' 10% Return").

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their Limited Partners' 10% Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the year ended December 31, 1998, the Partnership declared distributions to the limited partners of $3,960,008, and during each of the years ended December 31, 1997 and 1996, the Partnership declared distributions to the limited partners of $3,825,008. No distributions have been made to the general partners to date.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


8. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                                1998        1997        1996
                                             ----------  ----------  ----------
   Net income for financial reporting
    purposes...............................  $2,933,537  $3,952,214  $3,943,043
   Depreciation for tax reporting purposes
    in excess of depreciation for financial
    reporting purposes.....................    (224,652)   (249,366)   (259,752)
   Direct financing leases recorded as
    operating leases for tax reporting
    purposes...............................     164,614     132,771     121,597
   Provision for loss on building..........     206,535         --          --
   Loss on sale of land and buildings for
    tax reporting purposes less than (in
    excess of) loss for financial reporting
    purposes...............................      25,699         --      (26,151)
   Capitalization of transaction costs for
    tax reporting purposes.................      24,282         --          --
   Equity in earnings of joint ventures for
    tax reporting purposes in excess of
    (less than) equity in earnings of joint
    ventures for financial reporting
    purposes...............................     138,311     (51,481)    (46,345)
   Allowance for doubtful accounts.........     207,151     (15,913)    (16,396)
   Accrued rental income...................     (28,230)   (533,121)   (518,502)
   Rents paid in advance...................      60,711     (39,303)     36,495
                                             ----------  ----------  ----------
   Net income for federal income tax
    purposes...............................  $3,507,958  $3,195,801  $3,233,989
                                             ==========  ==========  ==========

9. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliates acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate a management fee of one percent of the sum of gross revenues from properties owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures. The management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Affiliate. The Partnership incurred management fees of $41,537, $40,218, and $40,244 for the years ended December 31, 1998, 1997, and 1996, respectively.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 10% Preferred Return, plus their adjusted capital contributions. No deferred, subordinated real estate disposition fees have been incurred since inception.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $107,911, $92,866, and $97,722 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   The due to related parties at December 31, 1998 and 1997, totalled $24,025 and $6,887, respectively.

10. Concentration of Credit Risk:

   The following schedule presents rental and earned income from individual lessees, or affiliated groups of lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of rental and earned income from joint ventures) for each of the years ended December 31:

                                                 1998       1997       1996
                                              ---------- ---------- ----------
   Foodmaker, Inc............................ $1,023,630 $1,024,667 $1,024,667
   Flagstar Enterprises, Inc. (and Denny's
    Inc. and Quincy's Restaurants, Inc. for
    the years ended December 31, 1997 and
    1996)....................................    784,922  1,216,908  1,224,953
   Long John Silver's, Inc...................    508,351    647,829    649,992
   Advantica Restaurant Group, Inc. (and
    Denny's, Inc. and Quincy's Restaurants,
    Inc. for the year ended December 31,
    1998)....................................    424,742        N/A        N/A

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of rental and earned income from joint ventures) for each of the years ended December 31:

                                                   1998       1997       1996
                                                ---------- ---------- ----------
   Jack in the Box............................. $1,023,630 $1,024,667 $1,024,667
   Hardee's....................................    784,922    787,260    791,998
   Denny's.....................................    782,486    807,547    818,672
   Long John Silver's..........................    574,044    713,522    715,685

   The information denoted by N/A indicates that for each period presented, the tenant or group of affiliated tenants and the chain did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   In June 1998, a tenant, Long John Silver's, Inc., filed for bankruptcy and rejected the leases relating to three of its eight leases and ceased making rental payments to the Partnership. In December 1998, the Partnership sold one of the vacant properties and intends to reinvest the net sales proceeds from the sale of this property in an additional property. The Partnership will not recognize rental and earned income from these two remaining properties until new tenants for these properties are located or until the properties are sold and the proceeds from such sales are reinvested in additional properties. While Long John Silver's, Inc. has not rejected or affirmed the remaining five leases, there can be no assurance that some or all of the leases will not be rejected in the future. The lost revenues resulting from the two remaining vacant properties, as described above, and the possible rejection of the remaining five leases could have an adverse effect on the results of operations of the Partnership, if the Partnership is not able to re-lease these properties in a timely manner. The general partners are currently seeking either new tenants or purchasers for the two remaining vacant properties.

11. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 4,768,496 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $46,951,127 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

12. APF Reverse Stock Split

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 11 being adjusted to 2,384,248 shares.

                           CNL INCOME FUND XIII, LTD.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           -----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998.......  F-352
Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998.......................................................  F-353
Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998.......................  F-354
Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998................................................................  F-355
Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998............................................  F-356
Report of Independent Certified Public Accountants.......................  F-358
Balance Sheets as of December 31, 1998 and 1997..........................  F-359
Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-360
Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996...........................................................  F-361
Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-362
Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................  F-363

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                        June 30,   December 31,
                                                          1999         1998
                                                       ----------- ------------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $2,299,486 and
 $2,107,624, respectively, and allowance for loss on
 building of $297,885 in 1999 and 1998................ $22,393,406 $22,945,358
Net investment in direct financing leases.............   7,508,202   6,951,890
Investment in joint ventures..........................   2,447,615   2,451,336
Cash and cash equivalents.............................     682,240     766,859
Receivables, less allowance for doubtful accounts of
 $1,734 and $532, respectively........................      78,930     121,119
Prepaid expenses......................................      16,322       8,453
Lease costs, less accumulated amortization of $887 in
 1999.................................................      34,863      17,875
Accrued rental income.................................   1,532,130   1,424,603
                                                       ----------- -----------
                                                       $34,693,708 $34,687,493
                                                       =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $    88,908 $     4,068
Accrued construction costs payable....................     600,000         --
Accrued and escrowed real estate taxes payable........       8,229       6,923
Distributions payable.................................     850,002     850,002
Due to related parties................................      48,066      22,529
Rents paid in advance and deposits....................      34,318      54,568
                                                       ----------- -----------
    Total liabilities.................................   1,629,523     938,090
Commitments and Contingencies (Note 3)
Partners' capital.....................................  33,064,185  33,749,403
                                                       ----------- -----------
                                                       $34,693,708 $34,687,493
                                                       =========== ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                      Quarter Ended        Six Months Ended
                                        June 30,               June 30,
                                   --------------------  ----------------------
                                     1999       1998        1999        1998
                                   ---------  ---------  ----------  ----------
Revenues:
  Rental income from operating
   leases........................  $ 600,198  $ 613,911  $1,196,643  $1,232,426
  Adjustments to accrued rental
   income........................        --    (311,118)        --     (311,118)
  Earned income from direct fi-
   nancing leases................    196,996    198,185     389,946     415,220
  Contingent rental income.......     69,638     75,085     110,243     141,008
  Interest and other income......      6,225     12,991      12,993      33,186
                                   ---------  ---------  ----------  ----------
                                     873,057    589,054   1,709,825   1,510,722
                                   ---------  ---------  ----------  ----------
Expenses:
  General operating and adminis-
   trative.......................     33,055     40,490      74,574      70,584
  Professional services..........      8,954      6,230      20,993      14,635
  Bad debt expense...............        615        --          615         --
  Management fees to related par-
   ty............................      9,181      8,821      17,777      17,774
  Real estate taxes..............      4,979      2,888      13,319       2,888
  State and other taxes..........        --         231      21,476      16,184
  Depreciation and amortization..     96,830     97,995     200,671     196,413
  Transaction costs..............     80,702        --      113,883         --
                                   ---------  ---------  ----------  ----------
                                     234,316    156,655     463,308     318,478
                                   ---------  ---------  ----------  ----------
Income Before Equity in Earnings
 of Joint Ventures and Loss on
 Demolition of Building..........    638,741    432,399   1,246,517   1,192,244
Equity in Earnings of Joint Ven-
 tures...........................     60,327     57,175     120,554     121,482
Loss on Demolition of Building...   (352,285)       --     (352,285)        --
                                   ---------  ---------  ----------  ----------
Net Income.......................  $ 346,783  $ 489,574  $1,014,786  $1,313,726
                                   =========  =========  ==========  ==========
Allocation of Net Income:
  General partners...............  $   5,348  $   4,895  $   12,028  $   13,137
  Limited partners...............    341,435    484,679   1,002,758   1,300,589
                                   ---------  ---------  ----------  ----------
                                   $ 346,783  $ 489,574  $1,014,786  $1,313,726
                                   =========  =========  ==========  ==========
Net Income Per Limited Partner
 Unit............................  $    0.09  $    0.12  $     0.25  $     0.33
                                   =========  =========  ==========  ==========
Weighted Average Number of Lim-
 ited Partner Units Outstanding..  4,000,000  4,000,000   4,000,000   4,000,000
                                   =========  =========  ==========  ==========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
General partners:
  Beginning balance..............................   $   163,874    $   137,207
  Net income.....................................        12,028         26,667
                                                    -----------    -----------
                                                        175,902        163,874
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    33,585,529     34,516,349
  Net income.....................................     1,002,758      2,469,188
  Distributions ($0.43 and $0.85 per limited
   partner unit, respectively)...................    (1,700,004)    (3,400,008)
                                                    -----------    -----------
                                                     32,888,283     33,585,529
                                                    -----------    -----------
Total partners' capital..........................   $33,064,185    $33,749,403
                                                    ===========    ===========



           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                             June 30,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Increase (Decrease) in Cash and Cash Equivalents
  Net Cash Provided by Operating Activities.........  $ 1,633,260  $ 1,733,901
                                                      -----------  -----------
  Cash Flows from Investing Activities:
    Payment of lease costs..........................      (17,875)         --
                                                      -----------  -----------
      Net cash used in investing activities.........      (17,875)         --
                                                      -----------  -----------
  Cash Flows from Financing Activities:
    Distributions to limited partners...............   (1,700,004)  (1,700,004)
                                                      -----------  -----------
      Net cash used in financing activities.........   (1,700,004)  (1,700,004)
                                                      -----------  -----------
Net Increase (Decrease) in Cash and Cash Equiva-
 lents..............................................      (84,619)      33,897
Cash and Cash Equivalents at Beginning of Period....      766,859      907,980
                                                      -----------  -----------
Cash and Cash Equivalents at End of Period..........  $   682,240  $   941,877
                                                      ===========  ===========
Supplemental Schedule of Non-Cash Investing and Non-
 Cash Financing Activities:
  Construction costs incurred and unpaid at end of
   period...........................................  $   600,000  $       --
  Distributions declared and unpaid at end of quar-
   ter..............................................  $   850,002  $   850,002
                                                      ===========  ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund XIII, Ltd. (the "Partnership") for the year ended December 31, 1998.

2. Land and Buildings:

   In November 1998, the Partnership entered into a new lease for the property in Tampa, Florida with a new tenant to operate the property as a Steak-N-Shake restaurant. In connection with the new lease agreement, during the six months ended June 30, 1999, the building located on the Partnership's property was demolished. As a result, the undepreciated cost of the building of $352,285 was charged to net income for financial reporting purposes.

3. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 1,943,093 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $38,283,180 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the Properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998

in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

   In May 1999, the Partnership entered into a new lease for the property in Philadelphia, Pennsylvania, with a new tenant to operate the property as an Arby's restaurant. In connection therewith, the Partnership agreed to pay up to $433,000 in renovation costs, none of which have been incurred as of June 30, 1999.

4. Subsequent Event:

   In July 1999, the Partnership sold its property in Houston, Texas, to a third party for $1,073,887 and received net sales proceeds of $1,063,318, resulting in a gain of $176,159 for financial reporting purposes.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund XIII, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund XIII, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
February 1, 1999, except for Note 11
 for which the date is March 11, 1999 and Note 12 for which the date is June 3, 1999

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 building.............................................. $22,945,358 $22,788,618
Net investment in direct financing leases..............   6,951,890   7,910,470
Investment in joint ventures...........................   2,451,336   2,457,810
Cash and cash equivalents..............................     766,859     907,980
Receivables, less allowance for doubtful accounts of
 $532 in 1998..........................................     121,119      23,946
Prepaid expenses.......................................       8,453      10,368
Lease costs............................................      17,875         --
Organization costs, less accumulated amortization of
 $10,000 and $9,422....................................         --          578
Accrued rental income..................................   1,424,603   1,423,820
                                                        ----------- -----------
                                                        $34,687,493 $35,523,590
                                                        =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable....................................... $     4,068 $     7,671
Accrued and escrowed real estate taxes payable.........       6,923         --
Distributions payable..................................     850,002     850,002
Due to related parties.................................      22,529       6,791
Rents paid in advance and deposits.....................      54,568       5,570
    Total liabilities..................................     938,090     870,034
Commitment (Note 10)
Partners' capital......................................  33,749,403  34,653,556
                                                        ----------- -----------
                                                        $34,687,493 $35,523,590
                                                        =========== ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                 Year Ended December 31,
                                             ----------------------------------
                                                1998        1997        1996
                                             ----------  ----------  ----------
Revenues:
  Rental income from operating leases....... $2,404,934  $2,371,062  $2,477,156
  Adjustments to accrued rental income......   (307,405)        --          --
  Earned income from direct financing
   leases...................................    764,962     976,547     899,130
  Contingent rental income..................    326,906     287,751     299,495
  Interest and other income.................     49,321      46,693      59,319
                                             ----------  ----------  ----------
                                              3,238,718   3,682,053   3,735,100
                                             ----------  ----------  ----------
Expenses:
  General operating and administrative......    150,239     152,918     156,466
  Bad debt expense..........................        --      123,071         --
  Professional services.....................     26,869      25,595      33,746
  Management fees to related party..........     35,257      34,321      35,675
  Real estate taxes.........................     13,989         --       10,680
  State and other taxes.....................     16,172      18,301      16,793
  Depreciation and amortization.............    422,653     394,099     393,434
  Transaction costs.........................     23,291         --          --
                                             ----------  ----------  ----------
                                                688,470     748,305     646,794
                                             ----------  ----------  ----------
Income Before Equity in Earnings of Joint
 Ventures, Gain (Loss) on Sale of Land,
 Buildings and Investment in Direct
 Financing Lease, and Provision for Loss on
 Building...................................  2,550,248   2,933,748   3,088,306
Equity in Earnings of Joint Ventures........    243,492     150,417      60,654
Gain (Loss) on Sale of Land, Buildings and
 Investment in Direct Financing Lease.......        --      (48,538)     82,855
Provision for Loss on Building..............   (297,885)        --          --
                                             ----------  ----------  ----------
Net Income.................................. $2,495,855  $3,035,627  $3,231,815
                                             ==========  ==========  ==========
Allocation of Net Income:
  General partners.......................... $   26,667  $   30,690  $   31,490
  Limited partners..........................  2,469,188   3,004,937   3,200,325
                                             ----------  ----------  ----------
                                             $2,495,855  $3,035,627  $3,231,815
                                             ==========  ==========  ==========
Net Income Per Limited Partner Unit......... $     0.62  $     0.75  $     0.80
                                             ==========  ==========  ==========
Weighted Average Number of Limited Partner
 Units Outstanding..........................  4,000,000   4,000,000   4,000,000
                                             ==========  ==========  ==========


                See accompanying notes to financial statements.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                 Years Ended December 31, 1998, 1997, and 1996

                             General Partners                     Limited Partners
                          ---------------------- ----------------------------------------------------
                                        Accumu-                                 Accumu-
                                         lated                                   lated    Syndication
                          Contributions Earnings Contributions Distributions   Earnings      Costs        Total
                          ------------- -------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................     $1,000     $ 74,027  $40,000,000  $ (7,528,384)  $ 7,304,656 $(4,665,169) $35,186,130
 Distribution to limited
  partners ($0.85 per
  limited partner
  unit).................        --           --           --     (3,400,008)          --          --    (3,400,008)
 Net income.............        --        31,490          --            --      3,200,325         --     3,231,815
                             ------     --------  -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................      1,000      105,517   40,000,000   (10,928,392)   10,504,981  (4,665,169)  35,017,937
 Distribution to limited
  partners ($0.85 per
  limited partner
  unit).................        --           --           --     (3,400,008)          --          --    (3,400,008)
 Net income.............        --        30,690          --            --      3,004,937         --     3,035,627
                             ------     --------  -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................      1,000      136,207   40,000,000   (14,328,400)   13,509,918  (4,665,169)  34,653,556
 Distribution to limited
  partners ($0.85 per
  limited partner
  unit).................        --           --           --     (3,400,008)          --          --    (3,400,008)
 Net income.............        --        26,667          --            --      2,469,188         --     2,495,855
                             ------     --------  -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................     $1,000     $162,874  $40,000,000  $(17,728,408)  $15,979,106 $(4,665,169) $33,749,403
                             ======     ========  ===========  ============   =========== ===========  ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
Cash Flows from Operating Activities:
  Cash received from tenants............  $ 3,235,985  $ 3,329,633  $ 3,476,985
  Distributions from joint ventures.....      250,270      151,322       93,700
  Cash paid for expenses................     (245,273)    (236,793)    (251,454)
  Interest received.....................       36,319       29,395       48,350
                                          -----------  -----------  -----------
    Net cash provided by operating
     activities.........................    3,277,301    3,273,557    3,367,581
                                          -----------  -----------  -----------
Cash Flows from Investing Activities:
  Proceeds from sale of land and
   building.............................          --       932,849      550,000
  Advances to tenant....................          --      (196,980)         --
  Repayment of advances.................          --       127,843          --
  Investment in joint ventures..........         (539)  (1,482,849)         --
  Payment of lease costs................      (17,875)         --           --
  Decrease (increase) in restricted
   cash.................................          --       550,000     (550,000)
                                          -----------  -----------  -----------
    Net cash used in investing
     activities.........................      (18,414)     (69,137)         --
                                          -----------  -----------  -----------
Cash Flows from Financing Activities:
  Distributions to limited partners.....   (3,400,008)  (3,400,008)  (3,400,008)
                                          -----------  -----------  -----------
    Net cash used in financing
     activities.........................   (3,400,008)  (3,400,008)  (3,400,008)
                                          -----------  -----------  -----------
Net Decrease in Cash and Cash
 Equivalents............................     (141,121)    (195,588)     (32,427)
Cash and Cash Equivalents at Beginning
 of Year................................      907,980    1,103,568    1,135,995
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $   766,859  $   907,980  $ 1,103,568
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
  Net income............................  $ 2,495,855  $ 3,035,627  $ 3,231,815
                                          -----------  -----------  -----------
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Bad debt expense....................          --       123,071          --
    Depreciation........................      421,840      391,434      391,434
    Amortization........................          637        2,665        2,000
    Equity in earnings of joint
     ventures, net of distributions.....        6,954          905       33,046
    Loss (gain) on sale of land and
     building...........................          --        48,538      (82,855)
    Provision for loss on building......      297,885          --           --
    Decrease (increase) in receivables..      (97,173)      23,845      (28,034)
    Decrease in net investment in direct
     financing leases...................       82,115       84,646       80,214
    Increase (decrease) in prepaid
     expenses...........................        1,915       (1,225)      (5,005)
    Increase in accrued rental income...         (783)    (378,850)    (313,540)
    Increase (decrease) in accounts
     payable and accrued expenses.......        3,320      (12,761)      12,137
    Increase (decrease) in due to
     related parties....................       15,738        4,197       (4,773)
    Increase (decrease) in rents paid in
     advance and deposits...............       48,998      (48,535)      51,142
                                          -----------  -----------  -----------
      Total adjustments.................      781,446      237,930      135,766
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 3,277,301  $ 3,273,557  $ 3,367,581
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Investing and Financing Activities:
  Distributions declared and unpaid at
   December 31..........................  $   850,002  $   850,002  $   850,002
                                          ===========  ===========  ===========

                See accompanying notes to financial statements.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                 Years Ended December 31, 1998, 1997, and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund XIII, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables and

                          CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

                 Years Ended December 31, 1998, 1997 and 1996

accrued rental income, and to decrease rental or other income for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership accounts for its interest in Attalla Joint Venture and Salem Joint Venture, and a property in Arvada, Colorado, a property in Akron, Ohio, and a property in Miami, Florida, for which each property is held as tenants-in-common with affiliates, using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Organization Costs--Organization costs were amortized over five years using the straight-line method.

   Lease Costs--Lease incentive costs and brokerage and legal fees associated with negotiating new leases are amortized over the term of the new lease using the straight-line method.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

   Reclassification--Certain items in the prior years' financial statements have been reclassified to conform to 1998 presentation. These reclassifications had no effect on partners' capital or net income.

2. Leases:

   The Partnership leases its land or land and buildings to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Some of the leases are classified as operating leases

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

and some of the leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of the majority of these leases are operating leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to five successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
      Land............................................ $12,742,897  $12,742,897
      Buildings.......................................  12,607,970   11,743,041
                                                       -----------  -----------
                                                        25,350,867   24,485,938
      Less accumulated depreciation...................  (2,107,624)  (1,697,320)
                                                       -----------  -----------
                                                        23,243,243   22,788,618
                                                       -----------  -----------
      Less allowance for loss on building.............    (297,885)         --
                                                       -----------  -----------
                                                       $22,945,358  $22,788,618
                                                       ===========  ===========

   In October 1997, the Partnership sold its property in Orlando, Florida, to a third party for $953,371 and received net sales proceeds of $932,849, resulting in a loss of $48,538 for financial reporting purposes. In December 1997, the Partnership reinvested the net sales proceeds in a property located in Miami, Florida, as tenants-in-common, with affiliates of the general partners (see
Note 5).

   At December 31, 1998, the Partnership established an allowance for loss on building of $297,885, relating to one property in Philadelphia, Pennsylvania. The tenant of this property filed for bankruptcy and ceased payment of rents under the terms of its lease agreement. The allowance represents the difference between the carrying value of the property at December 31, 1998, and the current estimate of net realizable value for this property.

   Generally, the leases provide for escalating guaranteed minimum rents throughout the lease term. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997, and 1996, the Partnership recognized $783 (net of $307,405 in write-offs), $378,850, and $313,540, respectively, of such rental income.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

      1999.......................................................... $ 2,188,225
      2000..........................................................   2,179,331
      2001..........................................................   2,190,526
      2002..........................................................   2,220,532
      2003..........................................................   2,257,154
      Thereafter....................................................  20,981,325
                                                                     -----------
                                                                     $32,017,093
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                          1998         1997
                                                       -----------  -----------
      Minimum lease payments receivable............... $13,789,643  $15,747,868
      Estimated residual values.......................   2,344,575    2,582,058
      Less unearned income............................  (9,182,328) (10,419,456)
                                                       -----------  -----------
      Net investment in direct financing leases....... $ 6,951,890  $ 7,910,470
                                                       ===========  ===========

   In October 1997, the Partnership sold its property in Orlando, Florida, for which the building portion had been classified as a direct financing lease. In connection therewith, the gross investment (minimum lease payment receivable and estimated residual value) and unearned income relating to this property were removed from the accounts and the loss from the sale relating to the land portion of the property and the net investment in direct financing lease was reflected in income (Note 3).

   In June 1998, three of the Partnership's leases with Long John Silver's, Inc., were rejected in connection with the tenant filing for bankruptcy. As a result, the Partnership reclassified these assets from net investment in direct financing leases to land and buildings on operating leases. In accordance with Statement of Financial Accounting Standards #13, "Accounting for Leases," the Partnership recorded the reclassified assets at the lower of original cost, present fair value, or present carrying value. No loss on termination of direct financing leases was recorded for financial reporting purposes.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

      1999.......................................................... $   857,997
      2000..........................................................     857,997
      2001..........................................................     870,737
      2002..........................................................     888,571
      2003..........................................................     889,113
      Thereafter....................................................   9,425,228
                                                                     -----------
                                                                     $13,789,643
                                                                     ===========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

5. Investment in Joint Ventures:

   The Partnership has a 50 percent and a 27.8% interest in the profits and losses of Attalla Joint Venture and Salem Joint Venture, respectively. The remaining interests in these joint ventures are held by affiliates of the Partnership which have the same general partners.

   The Partnership also owns a property in Arvada, Colorado, as tenants-in-common with an affiliate of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate. As of December 31, 1998, the Partnership owned a 66.13% interest in this property.

   In January 1997, the Partnership used the net sales proceeds from the 1996 sale of the property in Richmond, Virginia, to acquire a property in Akron, Ohio, as tenants-in-common with an affiliate of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 63.09% interest in this property.

   In addition, in December 1997, the Partnership acquired a property in Miami, Florida, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 47.83% interest in this property.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   Attalla Joint Venture and Salem Joint Venture and the Partnership and affiliates, as tenants-in-common in three separate tenancy-in-common arrangements, each own and lease one property to an operator of national fast-food or family-style restaurants. The following presents the combined, condensed financial information for the joint ventures and the properties held as tenants-in-common with affiliates at December 31:

                                                           1998       1997
                                                        ---------- ----------
      Land and buildings on operating leases, less
       accumulated depreciation........................ $4,174,420 $4,256,861
      Net investment in direct financing leases........    360,790    364,479
      Cash.............................................     19,083     18,729
      Receivables......................................        546        --
      Prepaid expenses.................................        454        380
      Accrued rental income............................    182,217    106,653
      Liabilities......................................     16,028     15,653
      Partners' capital................................  4,721,482  4,731,449
      Revenues.........................................    569,719    347,971
      Net income.......................................    476,700    285,922

   The Partnership recognized income totalling $243,492, $150,417, and $60,654 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures and the properties held as tenants-in-common with affiliates.

6. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their invested capital contributions (the "Limited Partners' 10% Return").

   Generally, net sales proceeds from the sale of properties, not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their Limited Partners' 10% Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property, not in liquidation of the Partnership, is in general, allocated in the same manner as net sales proceeds will be distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During each of the years ended December 31, 1998, 1997, and 1996, the Partnership declared distributions to the limited partners of $3,400,008. No distributions have been made to the general partners to date.

7. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                                1998        1997        1996
                                             ----------  ----------  ----------
   Net income for financial reporting
    purposes...............................  $2,495,855  $3,035,627  $3,231,815
   Depreciation for tax reporting purposes
    in excess of depreciation for financial
    reporting purposes.....................     (59,127)   (100,696)   (103,634)
   Direct financing leases recorded as
    operating leases for tax reporting
    purposes...............................      82,115      84,646      80,214
   Capitalization of transaction costs for
    tax reporting purposes.................      23,291         --          --
   Equity in earnings of joint ventures for
    tax reporting purposes in excess of
    (less than) equity in earnings of joint
    ventures for financial reporting
    purposes...............................     (27,118)    (19,727)      6,819
   Gain on sale of property for financial
    reporting purposes, deferred for tax
    reporting purposes.....................         --          --      (82,855)
   Loss on sale of property for financial
    reporting purposes in excess of loss
    for tax reporting purposes.............         --       38,823         --
   Allowance for loss on building..........     297,885         --          --
   Allowance for doubtful accounts.........         532    (150,734)    102,198
   Accrued rental income...................        (783)   (378,850)   (313,540)
   Rents paid in advance...................      38,165     (48,535)     51,142
                                             ----------  ----------  ----------
   Net income for federal income tax
    purposes...............................  $2,850,815  $2,460,554  $2,972,159
                                             ==========  ==========  ==========

8. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate a management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures and the property held as tenants-in-common with an affiliate. The management fee, which will not

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Affiliate. All or any portion of the management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Affiliates shall determine. The Partnership incurred management fees of $35,257, $34,321, and $35,675 for the years ended December 31, 1998, 1997, and 1996, respectively.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 10% Preferred Return, plus their adjusted capital contributions. No deferred, subordinated real estate disposition fees have been incurred since inception.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. For the years ended December 31, 1998, 1997, and 1996, the expenses incurred for these services were $98,719, $87,322, and $91,272, respectively.

   During 1997, the Partnership and an affiliate of the general partners acquired a property in Akron, Ohio, as tenants-in-common for a purchase price of $872,625 (of which the Partnership contributed $550,000 or 63.03%) from CNL BB Corp., also an affiliate of the general partners. CNL BB Corp. had purchased and temporarily held title to this property in order to facilitate the acquisition of the property by the Partnership and the affiliate, as tenants-in-common. The purchase price paid by the Partnership and the affiliate represented the costs incurred by CNL BB Corp. to acquire and carry the property, including closing costs.

   The due to related parties at December 31, 1998 and 1997, totalled $22,529, and $6,791, respectively.

9. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures and the properties held as tenants-in-common with affiliates) for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
      Flagstar Enterprises, Inc..................... $649,525 $744,199 $765,109
      Long John Silver's, Inc. .....................  571,066  759,064  764,565
      Golden Corral Corporation.....................  542,900  536,886  539,568
      Foodmaker, Inc. ..............................  458,690  450,816  450,393
      Checkers Drive-In Restaurants, Inc............      N/A      N/A  412,422

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures and the properties held as tenants-in-common with affiliates) for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
      Hardee's...................................... $649,525 $649,762 $670,249
      Long John Silver's............................  571,066  759,064  764,565
      Golden Corral Family Steakhouse Restaurants...  542,900  536,886  539,568
      Burger King...................................  497,670  484,111  431,280
      Jack in the Box...............................  458,690  450,816  450,393
      Checkers Drive-In Restaurants.................      N/A      N/A  412,422

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

   In June 1998, Long John Silver's, Inc. filed for bankruptcy and rejected the leases relating to three of the eight Properties it leased and ceased making rental payments to the Partnership. During 1998, the Partnership entered into a new lease for two of the three properties with new tenants. The general partners are currently seeking either a new tenant or a purchaser for the remaining property. The Partnership will not recognize rental and earned income from this property until a new tenant is located or until the property is sold and the proceeds from such sale is reinvested in an additional property. While Long John Silver's, Inc. has not rejected or affirmed the remaining five leases, there can be no assurance that some or all of the leases will not be rejected in the future. The lost revenues resulting from the vacant property, and the possible rejection of the remaining five leases could have an adverse effect on the results of operations of the Partnership if the Partnership is unable to re-lease these properties in a timely manner.

10. Commitment:

   In November 1998, the Partnership entered into a new lease for the property in Tampa, Florida, with a new tenant to operate the property as a Steak-N-Shake restaurant. In connection therewith, the Partnership agreed to pay up to $600,000 in renovation costs, none of which were incurred as of the year ended December 31, 1998.

11. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 3,886,185 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $38,283,180 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

12. APF Reverse Stock Split

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 11 being adjusted to 1,943,093 shares.

                           CNL INCOME FUND XIV, LTD.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           -----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998.......  F-374
Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998.......................................................  F-375
Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998.......................  F-376
Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998................................................................  F-377
Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998............................................  F-378
Report of Independent Certified Public Accountants.......................  F-380
Balance Sheets as of December 31, 1998 and 1997..........................  F-381
Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-382
Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996...........................................................  F-383
Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-384
Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................  F-385

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                        June 30,   December 31,
                                                          1999         1998
                                                       ----------- ------------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 building............................................. $24,871,707 $26,509,264
Net investment in direct financing leases.............   7,813,800   7,300,102
Investment in joint ventures..........................   3,850,463   3,813,175
Cash and cash equivalents.............................   1,458,499     949,056
Receivables, less allowance for doubtful accounts of
 $1,105 in 1999 and 1998..............................      56,816      62,824
Prepaid expenses......................................      18,407       8,389
Lease costs, less accumulated amortization of $1,898
 in 1999..............................................      31,102         --
Accrued rental income, less allowance for doubtful
 accounts of $12,622 in 1999 and 1998.................   2,068,192   1,895,349
                                                       ----------- -----------
                                                       $40,168,986 $40,538,159
                                                       =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $    88,637 $     2,577
Accrued and escrowed real estate taxes payable........       5,152      18,198
Distributions payable.................................     928,130     928,130
Due to related party..................................      47,290      25,432
Rents paid in advance and deposits....................      68,013      88,098
                                                       ----------- -----------
  Total liabilities...................................   1,137,222   1,062,435
Commitments and Contingencies (Note 3)
Partners' capital.....................................  39,031,764  39,475,724
                                                       ----------- -----------
                                                       $40,168,986 $40,538,159
                                                       =========== ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                    Quarter Ended         Six Months Ended
                                      June 30,                June 30,
                                ----------------------  ----------------------
                                   1999        1998        1999        1998
                                ----------  ----------  ----------  ----------
Revenues:
  Rental income from operating
   leases.....................  $  730,510  $  707,601  $1,437,315  $1,424,878
  Adjustments to accrued
   rental income..............         --     (262,969)        --     (262,969)
  Earned income from direct
   financing leases...........     222,341     218,056     421,507     460,275
  Interest and other income...       6,960      25,483      17,480      46,462
                                ----------  ----------  ----------  ----------
                                   959,811     688,171   1,876,302   1,668,646
                                ----------  ----------  ----------  ----------
Expenses:
  General operating and
   administrative.............      32,840      42,628      81,183      78,931
  Professional services.......       9,792      10,695      17,576      16,877
  Management fees to related
   party......................       9,928       9,280      19,472      18,786
  Real estate taxes...........         457       1,276       5,331       4,726
  State and other taxes.......         334          40      30,688      21,036
  Depreciation and
   amortization...............      94,346      85,053     198,272     170,106
  Transaction costs...........      85,038         --      118,213         --
                                ----------  ----------  ----------  ----------
                                   232,735     148,972     470,735     310,462
                                ----------  ----------  ----------  ----------
Income Before Equity in
 Earnings of Joint Ventures,
 Gain (Loss) on Sale of Land
 and Buildings and Provision
 for Loss on Building.........     727,076     539,199   1,405,567   1,358,184
Equity in Earnings of Joint
 Ventures.....................      95,136      82,126     188,822     164,631
Gain (Loss) on Sale of Land
 and Buildings................     (60,882)     41,408     (60,882)    112,206
Provision for Loss on
 Building.....................     (60,325)        --     (121,207)        --
                                ----------  ----------  ----------  ----------
Net Income....................  $  701,005  $  662,733  $1,412,300  $1,635,021
                                ==========  ==========  ==========  ==========
Allocation of Net Income:
  General partners............  $    7,695  $    6,214  $   15,163     $15,228
  Limited partners............     693,310     656,519   1,397,137   1,619,793
                                ----------  ----------  ----------  ----------
                                $  701,005  $  662,733  $1,412,300  $1,635,021
                                ==========  ==========  ==========  ==========
Net Income Per Limited Partner
 Unit.........................  $     0.15  $     0.15  $     0.31  $     0.36
                                ==========  ==========  ==========  ==========
Weighted Average Number of
 Limited Partner Units
 Outstanding..................   4,500,000   4,500,000   4,500,000   4,500,000
                                ==========  ==========  ==========  ==========

           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
General partners:
  Beginning balance..............................   $   177,733    $   146,640
  Net income.....................................        15,163         31,093
                                                    -----------    -----------
                                                        192,896        177,733
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    39,297,991     39,842,517
  Net income.....................................     1,397,137      3,167,994
  Distributions ($0.41 and $0.83 per limited
   partner unit, respectively)...................    (1,856,260)    (3,712,520)
                                                    -----------    -----------
                                                     38,838,868     39,297,991
                                                    -----------    -----------
    Total partners' capital......................   $39,031,764    $39,475,724
                                                    ===========    ===========



           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                             June 30,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Increase (Decrease) in Cash and Cash Equivalents
  Net Cash Provided by Operating Activities.......... $ 1,746,523  $ 1,845,728
                                                      -----------  -----------
  Cash Flows from Investing Activities:
    Proceeds from sale of land and buildings.........     696,300    1,250,140
    Investment in joint ventures.....................     (44,120)    (310,097)
    Increase in restricted cash......................         --      (193,654)
    Payment of lease costs...........................     (33,000)         --
                                                      -----------  -----------
      Net cash provided by investing activities......     619,180      746,389
                                                      -----------  -----------
  Cash Flows from Financing Activities:
    Distributions to limited partners................  (1,856,260)  (1,856,260)
                                                      -----------  -----------
      Net cash used in financing activities..........  (1,856,260)  (1,856,260)
                                                      -----------  -----------
Net Increase in Cash and Cash Equivalents............     509,443      735,857
Cash and Cash Equivalents at Beginning of Period.....     949,056    1,285,777
                                                      -----------  -----------
Cash and Cash Equivalents at End of Period........... $ 1,458,499  $ 2,021,634
                                                      ===========  ===========
Supplemental Schedule of Non-Cash Financing
 Activities:
    Distributions declared and unpaid at end of
     period.......................................... $   928,130  $   928,130
                                                      ===========  ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund XIV, Ltd. (the "Partnership") for the year ended December 31, 1998.

   Certain items in the prior year's financial statements have been reclassified to conform to 1999 presentation. These reclassifications had no effect on partners' capital or net income.

2. Land and Building on Operating Leases:

   Land and buildings on operating leases consisted of the following at:

                                                       June 30,    December 31,
                                                         1999          1998
                                                      -----------  ------------
      Land........................................... $15,900,097  $16,195,936
      Buildings......................................  10,966,349   12,024,577
                                                      -----------  -----------
                                                       26,866,446   28,220,513
      Less accumulated depreciation..................  (1,836,377)  (1,674,094)
                                                      -----------  -----------
                                                       25,030,069   26,546,419
      Less allowance for loss on building............    (158,362)     (37,155)
                                                      -----------  -----------
                                                      $24,871,707  $26,509,264
                                                      ===========  ===========

   As of December 31, 1998, the Partnership recorded a provision for loss on building in the amount of $37,155 for financial reporting purposes relating to the Long John Silver's property in Shelby, North Carolina. The tenant of this property filed for bankruptcy and ceased payment of rents under the terms of its lease agreement. The allowance represented the difference between the carrying value of the property at December 31, 1998 and the estimated net realizable value for the property. During the six months ended June 30, 1999, the Partnership increased the allowance by $121,207 to a total of $158,362. The adjusted allowance represented the difference between the carrying value of the property at June 30, 1999 and the estimated net sales proceeds from the sale of the property based on a sales contract with an unrelated third party.

   In May 1999, the Partnership sold its property in Stockbridge, Georgia to a third party for $700,000, and received net sales proceeds of $696,300, resulting in a loss of $60,882 for financial reporting purposes.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998


3. Commitments and Contingencies

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 2,156,521 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $42,435,559 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

   In May 1999, the Partnership entered into an agreement with an unrelated third party to sell the Long John Silver's property in Shelby, North Carolina. At June 30, 1999, the Partnership established a provision for loss on building related to the anticipated sale of this property (see Note 2). As of August 9, 1999, the sale had not occurred.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund XIV, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund XIV, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 22, 1999, except for Note 11
 for which the date is March 11, 1999 and
 Note 12 for which the date is June 3, 1999

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 building.............................................. $26,509,264 $25,217,725
Net investment in direct financing leases..............   7,300,102   9,041,485
Investment in joint ventures...........................   3,813,175   3,271,739
Cash and cash equivalents..............................     949,056   1,285,777
Restricted cash........................................         --      318,592
Receivables, less allowance for doubtful accounts of
 $1,105 in 1998........................................      62,824      19,912
Prepaid expenses.......................................       8,389       7,915
Organization costs, less accumulated amortization of
 $10,000 and $8,599....................................         --        1,401
Accrued rental income less allowance for doubtful
 accounts of $12,622 and $6,295........................   1,895,349   1,820,078
                                                        ----------- -----------
                                                        $40,538,159 $40,984,624
                                                        =========== ===========

           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable....................................... $     2,577 $    10,258
Accrued and escrowed real estate taxes payable.........      18,198      19,570
Distributions payable..................................     928,130     928,130
Due to related parties.................................      25,432       7,853
Rents paid in advance and deposits.....................      88,098      29,656
                                                        ----------- -----------
    Total liabilities..................................   1,062,435     995,467
Partners' capital......................................  39,475,724  39,989,157
                                                        ----------- -----------
                                                        $40,538,159 $40,984,624
                                                        =========== ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                 Year Ended December 31,
                                             ---------------------------------
                                                1998        1997       1996
                                             ----------  ---------- ----------
Revenues:
 Rental income from operating leases........ $2,792,931  $2,872,283 $2,953,895
 Adjustments to accrued rental income.......   (277,319)        --         --
 Earned income from direct financing
  leases....................................    844,343   1,017,627  1,026,616
 Contingent rental income...................     63,776      21,617      7,014
 Interest and other income..................     90,425      47,287     56,377
                                             ----------  ---------- ----------
                                              3,514,156   3,958,814  4,043,902
                                             ----------  ---------- ----------
Expenses:
 General operating and administrative.......    168,184     154,654    162,163
 Professional services......................     34,309      29,746     24,138
 Bad debt expense...........................        --       10,500        --
 Management fees to related parties.........     37,430      38,626     38,785
 Real estate taxes..........................     17,435       7,192      3,426
 State and other taxes......................     22,498      21,874     18,109
 Loss on termination of direct financing
  lease.....................................     21,873         --         --
 Depreciation and amortization..............    380,814     340,161    340,089
 Transaction costs..........................     25,231         --         --
                                             ----------  ---------- ----------
                                                707,774     602,753    586,710
                                             ----------  ---------- ----------
Income Before Equity in Earnings of Joint
 Ventures, Gain on Land and Building from
 Right of Way Taking, Gain on Sale of Land
 and Building, and Provision for Loss on
 Building...................................  2,806,382   3,356,061  3,457,192
Equity in Earnings of Joint Ventures........    317,654     309,879    459,137
Gain on Land and Building from Right of Way
 Taking.....................................     41,408         --         --
Gain on Sale of Land and Building...........     70,798         --         --
Provision for Loss on Building..............    (37,155)        --         --
                                             ----------  ---------- ----------
Net Income.................................. $3,199,087  $3,665,940 $3,916,329
                                             ==========  ========== ==========
Allocation of Net Income:
 General partners........................... $   31,093  $   36,659 $   39,163
 Limited partners...........................  3,167,994   3,629,281  3,877,166
                                             ----------  ---------- ----------
                                             $3,199,087  $3,665,940 $3,916,329
                                             ==========  ========== ==========
Net Income Per Limited Partner Unit......... $     0.70  $     0.81 $    0 .86
                                             ==========  ========== ==========
Weighted Average Number of Limited Partner
 Units Outstanding..........................  4,500,000   4,500,000  4,500,000
                                             ==========  ========== ==========

                See accompanying notes to financial statements.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                  Years Ended December 31, 1998, 1997 and 1996

                              General Partners                       Limited Partners
                          ------------------------- ----------------------------------------------------
                                        Accumulated                              Accumulated Syndication
                          Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                          ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................     $1,000      $ 69,818    $45,000,000  $ (6,710,883)  $ 6,855,940 $(5,383,945) $39,831,930
 Distributions to
  limited
  partners ($0.83 per
  limited partner
  unit).................        --            --             --     (3,712,522)          --          --    (3,712,522)
 Net income.............        --         39,163            --            --      3,877,166         --     3,916,329
                             ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................      1,000       108,981     45,000,000   (10,423,405)   10,733,106  (5,383,945)  40,035,737
 Distributions to
  limited
  partners ($0.83 per
  limited partner
  unit).................        --            --             --     (3,712,520)          --          --    (3,712,520)
 Net income.............        --         36,659            --            --      3,629,281         --     3,665,940
                             ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................      1,000       145,640     45,000,000   (14,135,925)   14,362,387  (5,383,945)  39,989,157
 Distributions to
  limited
  partners ($0.83 per
  limited partner
  unit).................        --            --             --     (3,712,520)          --          --    (3,712,520)
 Net income.............        --         31,093            --            --      3,167,994         --     3,199,087
                             ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................     $1,000      $176,733    $45,000,000  $(17,848,445)  $17,530,381 $(5,383,945) $39,475,724
                             ======      ========    ===========  ============   =========== ===========  ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
 Cash received from tenants.............  $ 3,391,042  $ 3,501,064  $ 3,572,793
 Distributions from joint ventures......      343,684      308,220      340,299
 Cash paid for expenses.................     (293,428)    (243,326)    (250,885)
 Interest received......................       73,246       40,232       44,089
                                          -----------  -----------  -----------
  Net cash provided by operating
   activities...........................    3,514,544    3,606,190    3,706,296
                                          -----------  -----------  -----------
 Cash Flows from Investing Activities:
 Proceeds from sale of land and
  building..............................    1,606,702          --           --
 Proceeds received from right of way
  taking................................       41,408      318,592          --
 Additions to land and buildings on
  operating leases......................     (605,712)         --           --
 Investment in direct financing
  leases................................     (931,237)         --           --
 Investment in joint ventures...........     (568,498)    (121,855)      (7,500)
 Return of capital from joint venture...          --        51,950          --
 Decrease (increase) in restricted
  cash..................................      318,592     (318,592)         --
                                          -----------  -----------  -----------
  Net cash used in investing
   activities...........................     (138,745)     (69,905)      (7,500)
                                          -----------  -----------  -----------
 Cash Flows from Financing Activities:
 Distributions to limited partners......   (3,712,520)  (3,712,520)  (3,712,522)
                                          -----------  -----------  -----------
  Net cash used in financing
   activities...........................   (3,712,520)  (3,712,520)  (3,712,522)
                                          -----------  -----------  -----------
 Net Decrease in Cash and Cash
  Equivalents...........................     (336,721)    (176,235)     (13,726)
 Cash and Cash Equivalents at Beginning
  of Year...............................    1,285,777    1,462,012    1,475,738
                                          -----------  -----------  -----------
 Cash and Cash Equivalents at End of
  Year..................................  $   949,056  $ 1,285,777  $ 1,462,012
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
  Net income............................  $ 3,199,087  $ 3,665,940  $ 3,916,329
                                          -----------  -----------  -----------
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
  Bad debt expense......................          --        10,500          --
  Loss on termination of direct
   financing lease......................       21,873          --           --
  Depreciation..........................      378,381      337,180      337,181
  Amortization..........................        2,433        2,981        2,908
  Equity in earnings of joint ventures,
   net of distributions.................       26,030       (1,659)    (118,889)
  Gain on land and building from right
   of way taking........................      (41,408)         --           --
  Gain on sale of land and building.....      (70,798)         --           --
  Provision for loss on building........       37,155          --           --
  Decrease in net investment in direct
   financing leases.....................       82,359       83,787       74,798
  Increase in receivables...............      (38,232)      (6,935)     (13,946)
  Decrease (increase) in prepaid
   expenses.............................         (474)         328       (4,802)
  Increase in accrued rental income.....     (148,845)    (471,287)    (491,221)
  Increase (decrease) in accounts
   payable and accrued expenses.........       (9,038)      12,017       (8,408)
  Increase (decrease) in due to related
   parties..............................       17,579        6,202       (5,218)
  Increase (decrease) in rents paid in
   advance and deposits.................       58,442      (32,864)      17,564
                                          -----------  -----------  -----------
   Total adjustments....................      315,457      (59,750)    (210,033)
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 3,514,544  $ 3,606,190  $ 3,706,296
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Financing Activities:
 Distributions declared and unpaid at
  December 31...........................  $   928,130  $   928,130  $   928,130
                                          ===========  ===========  ===========

                See accompanying notes to financial statements.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                  Years Ended December 31, 1998, 1997 and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund XIV, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' best estimate of net cash flows expected to be generated from its properties and the need for asset impairment write downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to

                          CNL INCOME FUND XIV , LTD.
                        (A Florida Limited Partnership)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

                 Years Ended December 31, 1998, 1997 and 1996

decrease rental or other income or increase bad debt expense for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership accounts for its interests in Attalla Joint Venture, Wood-Ridge Real Estate Joint Venture, Salem Joint Venture, Melbourne Joint Venture, and CNL Kingston Joint Venture using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institution with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Organization Costs--Organization costs were amortized over five years using the straight-line method.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

   Reclassification--Certain items in the prior years' financial statements have been reclassified to conform to 1998 presentation. These reclassifications had no effect on partners' capital or net income.

2. Leases:

   The Partnership leases its land or land and buildings primarily to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Some of the leases are classified as operating leases and some of the leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

the land portions of the majority of the leases are operating leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to five successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
      Land............................................ $16,195,936  $16,425,914
      Buildings.......................................  12,024,577   10,087,524
                                                       -----------  -----------
                                                        28,220,513   26,513,438
      Less accumulated depreciation...................  (1,674,094)  (1,295,713)
                                                       -----------  -----------
                                                        26,546,419   25,217,725
      Less allowance for loss on building.............     (37,155)         --
                                                       -----------  -----------
                                                       $26,509,264  $25,217,725
                                                       ===========  ===========

   During the year ended December 31, 1998, the Partnership sold its property in Madison, Alabama and two properties in Richmond, Virginia, to third parties for a total of $1,667,462 and received net sales proceeds of $1,606,702, resulting in a total gain of $70,798 for financial reporting purposes. These properties were originally acquired by the Partnership in 1993 and 1994, and had costs totalling approximately $1,393,400, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold these properties for a total of approximately $213,300 in excess of their original purchase prices.

   In addition, in April 1998, the Partnership reached an agreement to accept $360,000 for the property in Riviera Beach, Florida, which was taken through a right of way taking in December 31, 1997. The Partnership had received preliminary sales proceeds of $318,592 as of December 31, 1997. Upon agreement of the final sales price of $360,000, and receipt of the remaining sales proceeds of $41,408, the Partnership recognized a gain of $41,408 for financial reporting purposes. This property was originally acquired by the Partnership in 1994 and had a cost of approximately $276,400, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold this property for a total of approximately $83,600 in excess of its original purchase price.

   In October 1998, the Partnership reinvested approximately $1,537,000 of the net sales proceeds it received from the sales of the properties in Richmond, Virginia and the right of way taking of the property in Riviera Beach, Florida, and a portion of the net sales proceeds it received from the sale of the property in Madison, Alabama, in a property located in Fayetteville, North Carolina.

   At December 31, 1998, the Partnership recorded a provision for loss on building in the amount of $37,155 for financial reporting purposes relating to a Long John Silver's Property. The tenant of this Property filed for bankruptcy and ceased payment of rents under the terms of its lease agreement. The allowance represents the

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

difference between the carrying value of the Property at December 31, 1998 and the estimated net realizable value for the Property.

   Generally, the leases provide for escalating guaranteed minimum rents throughout the lease term. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997, and 1996, the Partnership recognized $148,845 (net of $6,327 in reserves and $277,319 in write-offs), $471,287 (net of $6,295 in reserves), and $491,221, respectively, of such rental income.

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

      1999.......................................................... $ 2,486,272
      2000..........................................................   2,538,562
      2001..........................................................   2,557,759
      2002..........................................................   2,615,117
      2003..........................................................   2,632,784
      Thereafter....................................................  27,438,256
                                                                     -----------
                                                                     $40,268,750
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                         1998          1997
                                                      -----------  ------------
      Minimum lease payments receivable.............. $14,282,003  $ 18,621,827
      Estimated residual values......................   2,373,313     2,842,002
      Less unearned income...........................  (9,355,214)  (12,422,344)
                                                      -----------  ------------
      Net investment in direct financing leases...... $ 7,300,102  $  9,041,485
                                                      ===========  ============

   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

      1999.......................................................... $   898,054
      2000..........................................................     899,947
      2001..........................................................     902,770
      2002..........................................................     911,239
      2003..........................................................     914,901
      Thereafter....................................................   9,755,092
                                                                     -----------
                                                                     $14,282,003
                                                                     ===========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   In January 1998, the Partnership sold its property in Madison, Alabama, for which the building portion had been classified as a direct financing lease. In connection therewith, the gross investment (minimum lease payments receivable and the estimated residual value) and unearned income relating to the building were removed from the accounts (see Note 3).

   In June 1998, four of the Partnership's leases with Long John Silver's, Inc. were rejected in connection with the tenant filing for bankruptcy. As a result, the Partnership reclassified these assets from net investment in direct financing leases to land and buildings on operating leases. In accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases," in June 1998, the Partnership recorded the reclassified assets at the lower of original cost, present fair value, or present carrying amount, which resulted in a loss on termination of direct financing lease of $21,873 for financial reporting purposes.

5. Investment in Joint Ventures:

   The Partnership owns a 50 percent, a 72.2% and a 50 percent interest in the profits and losses of Attalla Joint Venture, Salem Joint Venture and Wood-Ridge Real Estate Joint Venture, respectively. The remaining interests in these joint ventures are held by affiliates of the Partnership which have the same general partners.

   In January 1997, Wood-Ridge Real Estate Joint Venture reinvested $502,598 of the remaining net sales proceeds, from the 1996 sales of two properties, in a Taco Bell property in Anniston, Alabama. During the year ended December 31, 1997, the Partnership and the other joint venture partner had each received approximately $52,000, representing a return of capital, for the remaining uninvested net sales proceeds. As of December 31, 1998, the Partnership owned a 50 percent interest in the profits and losses of this joint venture.

   In September 1997, the Partnership entered into a joint venture arrangement, CNL Kingston Joint Venture, with an affiliate of the general partners, to construct and hold one restaurant property. In connection therewith, the Partnership contributed amounts to CNL Kingston Joint Venture to fund construction costs relating to the property owned by the joint venture. As of December 31, 1998, the Partnership owned a 39.94% interest in the profits and losses of the joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with an affiliate.

   In April 1998, the Partnership entered into a joint venture arrangement, Melbourne Joint Venture, with an affiliate of the general partners, to construct and hold one restaurant property, at a total cost of $1,052,552. During 1998, the Partnership contributed amounts to purchase land and pay for construction costs relating to the joint venture and has agreed to contribute additional amounts in 1999 for additional construction costs. As of December 31, 1998, the Partnership owned a 50 percent interest in the profits and losses of this joint venture. When funding is complete, the Partnership expects to have an approximate 50 percent interest in the profits and losses of the joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with an affiliate.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   As of December 31, 1998, Attalla Joint Venture, Salem Joint Venture, CNL Kingston Joint Venture, and Melbourne Joint Venture each owned and leased one property, and Wood-Ridge Real Estate Joint Venture owned and leased six properties, to operators of fast-food or family-style restaurants. The following presents the joint ventures' condensed financial information at December 31:

                                                           1998       1997
                                                        ---------- ----------
      Land and buildings on operating leases, less
       accumulated depreciation........................ $6,913,765 $6,008,240
      Net investment in direct financing lease.........    360,790    364,479
      Cash.............................................     87,922     13,842
      Receivables......................................     47,545      2,571
      Accrued rental income............................    194,526    150,621
      Other assets.....................................      1,055      1,257
      Liabilities......................................    171,590    231,061
      Partners' capital................................  7,434,013  6,309,949
      Revenues.........................................    750,147    712,004
      Net income.......................................    615,127    588,835

   The Partnership recognized income totalling $317,654, $309,879, and $459,137 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures.

6. Restricted Cash:

   In December 1997, the Partnership received preliminary sales proceeds of $318,592 for the property in Riviera Beach, Florida which was taken through a right of way taking. In October 1998, the Partnership reinvested these proceeds in a property in Fayetteville, North Carolina (see Note 3).

7. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their invested capital contributions (the "Limited Partners' 10% Return").

   Generally, net sales proceeds from the sales of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their Limited Partners' 10% Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from a sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts, and thereafter, 95 percent to the limited partners and five percent to the general partners.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   Generally, net sales proceeds from a sale of properties, in liquidation of the Partnership will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to the partners with positive capital account balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During each of the years ended December 31, 1998 and 1997, the Partnership declared distributions to the limited partners of $3,712,520 and during the year ended December 31, 1996, the Partnership declared distributions to the limited partners of $3,712,522. No distributions have been made to the general partners to date.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


8. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                                1998        1997        1996
                                             ----------  ----------  ----------
      Net income for financial reporting
       purposes............................  $3,199,087  $3,665,940  $3,916,329
      Depreciation for tax reporting
       purposes in excess of depreciation
       for financial reporting purposes....     (77,202)   (130,766)   (130,766)
      Direct financing leases recorded as
       operating leases for tax reporting
       purposes............................      82,359      83,787      74,798
      Gain on sale of land and building for
       tax reporting purposes in excess of
       gain for financial reporting
       purposes............................      94,442         --          --
      Gain on land and building from right
       of way taking deferred for tax
       reporting purposes..................     (41,408)        --          --
      Allowance for loss on building.......      37,155         --          --
      Equity in earnings of joint ventures
       for financial reporting purposes
       less than (in excess of) equity in
       earnings of joint ventures for tax
       reporting purposes..................      35,645       3,109    (174,253)
      Capitalization of transaction costs
       for tax reporting purposes..........      25,231         --          --
      Allowance for doubtful accounts......       1,105         --          --
      Accrued rental income................    (148,845)   (471,287)   (491,221)
      Loss on lease termination of direct
       financing lease.....................      21,873         --          --
      Rents paid in advance................      53,442     (32,864)     17,564
      Other................................       1,034     (21,988)     23,878
                                             ----------  ----------  ----------
      Net income for federal income tax
       purposes............................  $3,283,918  $3,095,931  $3,236,329
                                             ==========  ==========  ==========

9. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of directors of CNL Fund Advisors, Inc. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate a management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures. The management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

Affiliate. All or any portion of the management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Affiliates shall determine. The Partnership incurred management fees of $37,430, $38,626, and $38,785 for the years ended December 31, 1998, 1997, and 1996, respectively.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties, based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate Limited Partners' 10% Return plus their invested capital contributions. No deferred, subordinated real estate disposition fees have been incurred since inception.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $110,618, $89,910, and $96,082 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   During 1998, the Partnership acquired a property for a purchase price of approximately $1,537,000 from CNL First Corp., an affiliate of the general partners. CNL First Corp. had purchased and temporarily held title to this property in order to facilitate the acquisition of the property by the Partnership. The purchase price paid by the Partnership represented the costs incurred by CNL First Corp. to acquire and carry the property, including closing costs.

   The due to related parties at December 31, 1998 and 1997, totalled $25,432 and $7,853, respectively.

10. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees, or affiliated groups of lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures) for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
      Long John Silver's, Inc. ..................... $634,121 $850,159 $853,992
      Checkers Drive-In Restaurants, Inc. ..........  628,816  724,612  732,941
      Foodmaker, Inc. ..............................  574,481  562,725  556,100
      Golden Corral Corporation.....................  534,624  520,911  476,350
      Flagstar Enterprises, Inc. ...................  427,801  483,606  498,655
      Denny's, Inc. ................................      N/A  379,767  380,939

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures) for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
      Long John Silver's............................ $634,121 $850,159 $853,992
      Checkers Drive-in Restaurants.................  628,816  724,612  732,941
      Denny's.......................................  625,101  618,154  615,021
      Jack in the Box...............................  574,481  562,725  556,100
      Golden Corral Family Steakhouse Restaurants...  534,624  520,911  476,350
      Hardee's......................................  427,801  483,606  498,655

   The information denoted by N/A indicates that for each period presented, the tenant or group of affiliated tenants and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any lessee or restaurant chain contributing more than ten percent of the Partnership's revenues could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

   In June 1998, Long John Silver's, Inc. filed for bankruptcy and rejected the leases relating to four of its nine leases and ceased making rental payments to the Partnership on the rejected leases. The Partnership will not recognize any rental and earned income from these Properties until new tenants for these Properties are located, or until the Properties are sold and the proceeds from such sales are reinvested in additional Properties. While Long John Silver's, Inc. has not rejected or affirmed the remaining five leases, there can be no assurance that some or all of these leases will not be rejected in the future. The lost revenues resulting from the four leases that were rejected, as described above, and the possible rejection of the remaining five leases could have an adverse effect on the results of operations of the Partnership if the Partnership is not able to re-lease these properties in a timely manner. The Partnership entered into new leases, each with a new tenant, for two of the four rejected leases.

11. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 4,313,041 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $42,435,559 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

12. APF Reverse Stock Split

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 11 being adjusted to 2,156,521 shares.

                            CNL INCOME FUND XV, LTD.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           -----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998.......  F-397

Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998.......................................................  F-398

Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998.......................  F-399

Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998................................................................  F-400

Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998............................................  F-401

Report of Independent Certified Public Accountants.......................  F-403

Balance Sheets as of December 31, 1998 and 1997..........................  F-404

Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-405

Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996...........................................................  F-406

Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-407

Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................  F-408

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                        June 30,   December 31,
                                                          1999         1998
                                                       ----------- ------------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $1,230,329 and
 $1,080,652, respectively and allowance for loss on
 land and building of $413,353 and $280,907,
 respectively......................................... $22,891,786 $23,173,909
Net investment in direct financing leases.............   7,548,173   7,589,694
Investment in joint ventures..........................   2,726,054   2,743,450
Cash and cash equivalents.............................   1,083,203   1,214,444
Receivables, less allowance for doubtful accounts of
 $849 in 1999 and 1998................................      43,835      62,465
Prepaid expenses......................................      19,252       9,627
Organization costs, less accumulated amortization of
 $10,000 and $9,549, respectively.....................         --          451
Accrued rental income.................................   1,740,806   1,565,014
                                                       ----------- -----------
                                                       $36,053,109 $36,359,054
                                                       =========== ===========

          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $    81,072 $       592
Accrued and escrowed real estate taxes payable........      29,799      16,019
Distributions payable.................................     800,000     800,000
Due to related party..................................      36,701      23,337
Rents paid in advance and deposits....................      37,764      53,206
                                                       ----------- -----------
  Total liabilities...................................     985,336     893,154
Commitments and Contingencies (Note 3)................
Partners' capital.....................................  35,067,773  35,465,900
                                                       ----------- -----------
                                                       $36,053,109 $36,359,054
                                                       =========== ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                     Quarter Ended        Six Months Ended
                                       June 30,               June 30,
                                    1999       1998        1999        1998
                                  ---------  ---------  ----------  ----------
Revenues:
  Rental income from operating
   leases........................ $ 594,419  $ 618,834  $1,188,465  $1,250,545
  Adjustments to accrued rental
   income........................       --    (265,192)        --     (265,192)
  Earned income from direct
   financing leases..............   209,566    243,835     419,728     507,064
  Interest and other income......     9,010     19,451      20,114      39,637
                                  ---------  ---------  ----------  ----------
                                    812,995    616,928   1,628,307   1,532,054
                                  ---------  ---------  ----------  ----------
Expenses:
  General operating and
   administrative................    34,365     35,368      74,682      66,963
  Professional services..........    13,617      8,708      22,221      13,509
  Management fees to related
   party.........................     8,093      8,525      16,144      17,295
  Real estate taxes..............     8,030      2,646      16,720       2,646
  State and other taxes..........     9,114      7,620      30,305      27,763
  Depreciation and amortization..    75,048     62,100     150,547     124,200
  Transaction costs..............    74,477        --      107,297         --
                                  ---------  ---------  ----------  ----------
                                    222,744    124,967     417,916     252,376
                                  ---------  ---------  ----------  ----------
Income Before Equity in Earnings
 of Joint Ventures and Provision
 for Loss on Building............   590,251    491,961   1,210,391   1,279,678
Equity in Earnings of Joint
 Ventures........................    62,027     60,549     123,928     120,294
Provision for Loss on Building...  (132,446)       --     (132,446)        --
                                  ---------  ---------  ----------  ----------
Net Income....................... $ 519,832  $ 552,510  $1,201,873  $1,399,972
                                  =========  =========  ==========  ==========
Allocation of Net Income:
  General partners............... $   5,996  $   5,525  $   12,817  $   14,000
  Limited partners...............   513,836    546,985   1,189,056   1,385,972
                                  ---------  ---------  ----------  ----------
                                  $ 519,832  $ 552,510  $1,201,873  $1,399,972
                                  =========  =========  ==========  ==========
Net Income Per Limited Partner
 Unit............................ $    0.13  $    0.14  $     0.30  $     0.35
                                  =========  =========  ==========  ==========
Weighted Average Number of
 Limited Partner Units
 Outstanding..................... 4,000,000  4,000,000   4,000,000   4,000,000
                                  =========  =========  ==========  ==========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
General partners:
  Beginning balance..............................   $   145,629    $   117,411
  Net income.....................................        12,817         28,218
                                                    -----------    -----------
                                                        158,446        145,629
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    35,320,271     36,105,992
  Net income.....................................     1,189,056      2,614,279
  Distributions ($0.40 and $0.85 per limited
   partner unit, respectively)...................    (1,600,000)    (3,400,000)
                                                    -----------    -----------
                                                     34,909,327     35,320,271
                                                    -----------    -----------
Total partners' capital..........................   $35,067,773    $35,465,900
                                                    ===========    ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                        Six Months Ended
                                                            June 30,
                                                     ------------------------
                                                        1999         1998
                                                     -----------  -----------
Increase (Decrease) in Cash and Cash Equivalents
  Net Cash Provided by Operating Activities......... $ 1,468,759  $ 1,710,905
                                                     -----------  -----------
Cash Flows from Investing Activities:
  Investment in joint venture.......................         --      (207,986)
                                                     -----------  -----------
    Net Cash used in investing activities...........         --      (207,986)
                                                     -----------  -----------
Cash Flows from Financing Activities:
  Distributions to limited partners.................  (1,600,000)  (1,800,000)
                                                     -----------  -----------
    Net cash used in financing activities...........  (1,600,000)  (1,800,000)
                                                     -----------  -----------
Net Decrease in Cash and Cash Equivalents...........    (131,241)    (297,081)
Cash and Cash Equivalents at Beginning of Period....   1,214,444    1,614,708
                                                     -----------  -----------
Cash and Cash Equivalents at End of Period.......... $ 1,083,203  $ 1,317,627
                                                     ===========  ===========
Supplemental Schedule of Non-Cash Financing
 Activities:
  Distributions declared and unpaid at end of
   Period........................................... $   800,000  $   800,000
                                                     ===========  ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund XV, Ltd. (the "Partnership") for the year ended December 31, 1998.

2. Land and Building on Operating Leases

   At June 30, 1999, the Partnership recorded a provision for loss on building in the amount of $132,446 for financial reporting purposes relating the Long John Silver's property in Gastonia, North Carolina. The tenant of this property filed for bankruptcy and ceased payment of rents under the terms of its lease agreement. The allowance represents the difference between the carrying value of the property at June 30, 1999 and the estimated net sales proceeds from the sale of the property based on a purchase and sales contract with an unrelated third party (see Note 4).

3. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 1,866,951 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $36,726,950 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998

complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

   In June 1999, the Partnership entered into an agreement with an unrelated third party to sell the Long John Silver's property in Gastonia, North Carolina. At June 30, 1999, the Partnership established a provision for loss on building related to the anticipated sale of this property (see Note 2). As of August 6, 1999, the sale had not occurred.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund XV, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund XV, Ltd. (a Florida Limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 27, 1999, except for
the second  paragraph of
Note 10, for which the  date
is March 11, 1999 and Note
11  for which the date is
June 3, 1999

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 land and building..................................... $23,173,909 $22,145,138
Net investment in direct financing leases..............   7,589,694   9,264,307
Investment in joint ventures...........................   2,743,450   2,561,816
Cash and cash equivalents..............................   1,214,444   1,614,708
Receivables, less allowance for doubtful accounts of
 $849 in 1998..........................................      62,465      26,888
Prepaid expenses.......................................       9,627       7,633
Organization costs, less accumulated amortization of
 $9,549 and $7,548.....................................         451       2,452
Accrued rental income..................................   1,565,014   1,422,781
                                                        ----------- -----------
                                                        $36,359,054 $37,045,723
                                                        =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable....................................... $       592 $     6,991
Accrued and escrowed real estate taxes payable.........      16,019       6,158
Distributions payable..................................     800,000     800,000
Due to related parties.................................      23,337       4,311
Rents paid in advance..................................      53,206       4,860
                                                        ----------- -----------
  Total liabilities....................................     893,154     822,320
Partners' capital......................................  35,465,900  36,223,403
                                                        ----------- -----------
                                                        $36,359,054 $37,045,723
                                                        =========== ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                  Year Ended December 31,
                                              ---------------------------------
                                                 1998        1997       1996
                                              ----------  ---------- ----------
Revenues:
  Rental income from operating leases........ $2,443,550  $2,527,261 $2,527,261
  Adjustments to accrued rental income.......   (250,631)        --         --
  Earned income from direct financing
   leases....................................    937,286   1,059,530  1,069,205
  Contingent rental income...................     41,463      25,791     23,318
  Interest and other income..................     62,819      56,183     55,964
                                              ----------  ---------- ----------
                                               3,234,487   3,668,765  3,675,748
                                              ----------  ---------- ----------
Expenses:
  General operating and administrative.......    137,794     135,714    149,388
  Professional services......................     26,208      24,526     19,881
  Management fees to related parties.........     33,990      35,321     35,126
  Real estate taxes..........................     16,797         --         --
  State and other taxes......................     27,763      29,200     30,924
  Depreciation and amortization..............    281,888     248,348    248,232
  Transaction costs..........................     23,196         --         --
                                              ----------  ---------- ----------
                                                 547,636     473,109    483,551
                                              ----------  ---------- ----------
Income Before Equity in Earnings of Joint
 Ventures and Provision for Loss on Land and
 Buildings...................................  2,686,851   3,195,656  3,192,197
Equity in Earnings of Joint Ventures.........    236,553     239,249    392,862
Provision for Loss on Land and Buildings.....   (280,907)        --         --
                                              ----------  ---------- ----------
Net Income................................... $2,642,497  $3,434,905 $3,585,059
                                              ==========  ========== ==========
Allocation of Net Income:
  General partners........................... $   28,218  $   34,349 $   35,851
  Limited partners...........................  2,614,279   3,400,556  3,549,208
                                              ----------  ---------- ----------
                                              $2,642,497  $3,434,905 $3,585,059
                                              ==========  ========== ==========
Net Income Per Limited Partner Unit.......... $     0.65  $     0.85 $     0.89
                                              ==========  ========== ==========
Weighted Average Number of Limited Partner
 Units Outstanding...........................  4,000,000   4,000,000  4,000,000
                                              ==========  ========== ==========

           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                  Years Ended December 31, 1998, 1997 and 1996

                             General Partners                       Limited Partners
                         ------------------------- ----------------------------------------------------
                                       Accumulated                              Accumulated Syndication
                         Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                         ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................    $1,000      $ 46,211    $40,000,000  $ (4,085,947)  $ 4,512,175 $(4,790,000) $35,683,439
 Distributions to
  limited partners
  ($0.82 per
  limited partner
  unit).................       --            --             --     (3,280,000)          --          --    (3,280,000)
 Net income.............       --         35,851            --            --      3,549,208         --     3,585,059
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................     1,000        82,062     40,000,000    (7,365,947)    8,061,383  (4,790,000)  35,988,498
 Distributions to
  limited partners
  ($0.80 per
  limited partner
  unit).................       --            --             --     (3,200,000)          --          --    (3,200,000)
 Net income.............       --         34,349            --            --      3,400,556         --     3,434,905
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................     1,000       116,411     40,000,000   (10,565,947)   11,461,939  (4,790,000)  36,223,403
 Distributions to
  limited partners
  ($0.85 per
  limited partner
  unit).................       --            --             --     (3,400,000)          --          --    (3,400,000)
 Net income.............       --         28,218            --            --      2,614,279         --     2,642,497
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................    $1,000      $144,629    $40,000,000  $(13,965,947)  $14,076,218 $(4,790,000) $35,465,900
                            ======      ========    ===========  ============   =========== ===========  ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
Cash Flows from Operating Activities:
 Cash received from tenants.............  $ 3,143,119  $ 3,228,741  $ 3,378,973
 Distributions from joint ventures......      271,075      249,318      259,407
 Cash paid for expenses.................     (252,042)    (218,106)    (246,748)
 Interest received......................       54,576       46,642       43,050
                                          -----------  -----------  -----------
 Net cash provided by operating
  activities............................    3,216,728    3,306,595    3,434,682
                                          -----------  -----------  -----------
Cash Flows from Investing Activities:
 Investment in joint ventures...........     (216,992)         --      (129,939)
 Return of capital from joint venture...          --        51,950          --
                                          -----------  -----------  -----------
 Net cash provided by (used in)
  investing activities..................     (216,992)      51,950     (129,939)
                                          -----------  -----------  -----------
Cash Flows from Financing Activities:
 Distributions to limited partners......   (3,400,000)  (3,280,000)  (3,200,000)
                                          -----------  -----------  -----------
 Net cash used in financing activities..   (3,400,000)  (3,280,000)  (3,200,000)
                                          -----------  -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................     (400,264)      78,545      104,743
Cash and Cash Equivalents at Beginning
 of Year................................    1,614,708    1,536,163    1,431,420
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $ 1,214,444  $ 1,614,708  $ 1,536,163
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income.............................  $ 2,642,497  $ 3,434,905  $ 3,585,059
                                          -----------  -----------  -----------
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
 Depreciation...........................      279,051      245,563      245,563
 Amortization...........................        2,837        2,785        2,669
 Equity in earnings of joint ventures,
  net of distributions..................       34,522       10,069     (133,455)
 Provision for loss on land and
  buildings.............................      280,907          --           --
 Decrease (increase) in receivables.....      (33,427)       3,288       58,013
 Decrease in net investment in direct
  financing leases......................       85,884       87,508       77,834
 Increase in prepaid expenses...........       (1,994)        (584)      (4,234)
 Increase in accrued rental income......     (142,233)    (431,079)    (431,654)
 Increase in accounts payable and
  accrued expenses......................        3,462        1,515        1,972
 Increase (decrease) in due to related
  parties...............................       16,876        2,956       (6,880)
 Increase (decrease) in rents paid in
  advance...............................       48,346      (50,331)      39,795
                                          -----------  -----------  -----------
  Total adjustments.....................      574,231     (128,310)    (150,377)
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 3,216,728  $ 3,306,595  $ 3,434,682
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Financing Activities:
Distributions declared and unpaid at
 December 31............................  $   800,000  $   800,000  $   880,000
                                          ===========  ===========  ===========

           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                 Years Ended December 31, 1998, 1997, and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund XV, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note 4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that change could occur in the near term which could adversely affect the general partners' best estimate of net cash flows expected to be generated from its properties and the need for asset impairment write downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to

                           CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

                 Years Ended December 31, 1998, 1997 and 1996

decrease rental or other income or increase bad debt expense for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership accounts for its interests in Wood-Ridge Real Estate Joint Venture and properties in Clinton, North Carolina and Fort Myers, Florida, held as tenants-in-common with affiliates, using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Organization Costs--Organization costs were amortized over five years using the straight-line method.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

2. Leases:

   The Partnership leases its land or land and buildings primarily to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Some of the leases are classified as operating leases and some of the leases are classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of the majority of these leases are operating leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, generally the tenant pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

liability, property damage, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to five successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                   1998         1997
                                -----------  -----------
      Land....................  $15,579,852  $15,579,852
      Buildings...............    8,955,616    7,366,887
                                -----------  -----------
                                 24,535,468   22,946,739
      Less accumulated
       depreciation...........   (1,080,652)    (801,601)
                                -----------  -----------
                                 23,454,816   22,145,138
      Less allowance for loss
       on land and buildings..     (280,907)         --
                                -----------  -----------
                                $23,173,909  $22,145,138
                                ===========  ===========

   During the year ended December 31, 1998, the Partnership established an allowance for loss on land and buildings of $280,907 for financial reporting purposes relating to two of the four Long John Silver's properties whose leases were rejected by the tenant as a result of the tenant filing for bankruptcy. The loss represents the difference between the carrying value of the properties at December 31, 1998 and the current estimated net realizable value for these properties.

   Generally, the leases provide for escalating guaranteed minimum rents throughout the lease term. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997 and 1996, the Partnership recognized $142,233 (net of $250,631 in write-offs), $431,079, and $431,654, respectively, of such rental income.

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

      1999.......................................................... $ 2,079,263
      2000..........................................................   2,205,272
      2001..........................................................   2,208,745
      2002..........................................................   2,239,958
      2003..........................................................   2,255,872
      Thereafter....................................................  24,476,132
                                                                     -----------
                                                                     $35,465,242
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                        1998          1997
                                                    ------------  ------------
      Minimum lease payments receivable............ $ 15,275,632  $ 19,905,444
      Estimated residual values....................    2,460,656     2,873,859
      Less unearned income.........................  (10,146,594)  (13,514,996)
                                                    ------------  ------------
      Net investment in direct financing leases.... $  7,589,694  $  9,264,307
                                                    ============  ============

   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

      1999.......................................................... $   922,497
      2000..........................................................     925,241
      2001..........................................................     930,728
      2002..........................................................     953,085
      2003..........................................................     958,440
      Thereafter....................................................  10,585,641
                                                                     -----------
                                                                     $15,275,632
                                                                     ===========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

   During the year ended December 31, 1998, four of the eight leases with Long John Silver's, Inc. were rejected in connection with the tenant filing for bankruptcy. As a result, the Partnership reclassified these assets from net investment in direct financing leases to land and buildings on operating leases. In accordance with the Statement of Financial Accounting Standards #13, "Accounting for Leases," the Partnership recorded the reclassified assets at the lower of original cost, present fair value, or present carrying amount. No losses on the termination of direct financing leases were recorded for financial reporting purposes.

5. Investment in Joint Ventures:

   The Partnership has a 50 percent interest in the profits and losses of Wood-Ridge Real Estate Joint Venture. The remaining interest in this joint venture is held by an affiliate of the Partnership which has the same general partners. The Partnership also has a 16 percent interest in a Property in Clinton, North Carolina, with affiliates of the Partnership that has the same general partners, as tenants-in-common. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures.

   In January 1997, Wood-Ridge Real Estate Joint Venture reinvested $502,598, of the net sales proceeds from the sale of two properties during 1996 in one property. As of December 31, 1998, the Partnership had received approximately $52,000, representing its pro-rata share of the uninvested net sales proceeds. As of December 31, 1998, the Partnership owned a 50 percent interest in the profits and losses of the joint venture.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   In June 1998, the Partnership acquired a property in Fort Myers, Florida, with an affiliate of the general partners as tenants-in-common. In connection therewith, the Partnership contributed an amount to acquire a 15 percent interest in such property. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures.

   Wood-Ridge Real Estate Joint Venture owns and leases six properties to operators of national fast-food or family-style restaurants. The Partnership and affiliates, as tenants-in-common in two separate tenancy-in-common arrangements, each own and lease one property to an operator of national fast-food or family-style restaurants.

   The following presents the combined, condensed financial information for all of the Partnership's investments in joint ventures at December 31:

                                                           1998       1997
                                                        ---------- ----------
      Land and buildings on operating leases, less
       accumulated depreciation........................ $6,063,237 $5,563,722
      Net investment in direct financing lease.........    826,780        --
      Cash.............................................     87,245     10,890
      Receivables......................................      1,677      5,923
      Accrued rental income............................     96,768     74,001
      Other assets.....................................        857      1,078
      Liabilities......................................     69,285     18,195
      Partners' capital................................  7,007,279  5,637,419
      Revenues.........................................    705,002    650,354
      Net income.......................................    579,480    522,611

   The Partnership recognized income totalling $236,553, $239,249 and $392,862 for the years ended December 31, 1998, 1997 and 1996, respectively, from these entities.

6. Allocations and Distributions:

   Generally, all net income and losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners shall be subordinated to receipt by the limited partners of an aggregate, eight percent, cumulative, noncompounded annual return on their invested capital contributions (the "Limited Partners' 8% Return").

   Generally, net sales proceeds from the sales of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their Limited Partners' 8% Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from a sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

partners with positive balances in their capital accounts, and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the years ended December 31, 1998, 1997 and 1996, the Partnership declared distributions to the limited partners of $3,400,000, $3,200,000 and $3,280,000, respectively. No distributions have been made to the general partners to date.

7. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                                1998        1997        1996
                                             ----------  ----------  ----------
      Net income for financial reporting
       purposes............................  $2,642,497  $3,434,905  $3,585,059
      Depreciation for tax reporting
       purposes in excess of depreciation
       for financial reporting purposes....    (126,518)   (160,007)   (160,007)
      Direct financing leases recorded as
       operating leases for tax reporting
       purposes............................      85,884      87,508      77,834
      Allowance for loss on land and
       buildings...........................     280,907         --          --
      Equity in earnings of joint ventures
       for tax reporting purposes in excess
       of (less than) equity in earnings of
       joint ventures for financial
       reporting purposes..................      33,872      23,823    (158,836)
      Accrued rental income................    (142,233)   (431,079)   (431,654)
      Rents paid in advance................      48,346     (50,331)     39,795
      Capitalization of transaction costs
       for tax reporting purposes..........      23,196         --          --
      Other................................       1,686        (670)      2,127
                                             ----------  ----------  ----------
      Net income for federal income tax
       purposes............................  $2,847,637  $2,904,149  $2,954,318
                                             ==========  ==========  ==========

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


8. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors, Inc. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate a management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures. The management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Affiliate. All or any portion of the management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Affiliate shall determine. The Partnership incurred management fees of $33,990, $35,321 and $35,126 for the years ended December 31, 1998, 1997 and 1996, respectively.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 8% Preferred Return, plus their invested capital contributions. No deferred, subordinated real estate disposition fees have been incurred since inception.

   During the years ended December 31, 1998, 1997 and 1996, the Affiliate of the general partners provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $92,573, $78,051 and $87,265 for the years ended December 31, 1998, 1997 and 1996, respectively, for such services.

   The due to related parties at December 31, 1998 and 1997, totalled $23,337 and $4,311, respectively.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


9. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees or affiliated groups of lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures) for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
      Checkers Drive-In Restaurants, Inc. .......... $719,308 $716,905 $723,558
      Golden Corral Corporation.....................  595,343  582,600  531,775
      Flagstar Enterprises, Inc. (and Quincy's
       Restaurants, Inc. for the years ended
       December 31, 1997
       and 1996)....................................  541,527  635,413  638,042
      Long John Silver's, Inc.......................  510,187  710,325  714,804
      Foodmaker, Inc................................  417,426  417,426  417,426

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of rental and earned income from joint ventures) for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
      Checkers Drive-In Restaurants................. $719,308 $716,905 $723,558
      Golden Corral Family Steakhouse Restaurants...  595,343  582,600  531,775
      Long John Silver's............................  573,104  773,265  777,743
      Hardee's......................................  541,527  543,889  546,037
      Jack in the Box...............................  417,426  417,426  417,426

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

   In June 1998, the tenant of eight of the Long John Silver's Properties filed for bankruptcy and rejected the leases relating to four Properties. The rental income relating to these Properties will terminate until new tenants or buyers for the Properties are located. While Long John Silver's, Inc. has not rejected or affirmed the remaining four leases, there can be no assurance that some of all of the leases will not be rejected in the future. The lost revenues resulting from the four leases that were rejected, as described above, and the possible rejection of the remaining four leases could have an adverse effect on the results of operations of the Partnership if the Partnership is unable to re-lease these Properties in a timely manner.

10. Subsequent Events:

   In January 1999, a Boston Market tenant rejected its lease and ceased making rental payments related to this lease.

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 3,733,901 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $36,726,950 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

11. APF Reverse Stock Split

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 10 being adjusted to 1,866,951 shares.

                           CNL INCOME FUND XVI, LTD.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

Condensed Balance Sheets as of June 30, 1999 and December 31, 1998.......  F-418
Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998.......................................................  F-419
Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998.......................  F-420
Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998................................................................  F-421
Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998............................................  F-422
Report of Independent Certified Public Accountants.......................  F-424
Balance Sheets as of December 31, 1998 and 1997..........................  F-425
Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-426
Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996...........................................................  F-427
Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-428
Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................  F-429

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                        June 30,   December 31,
                                                          1999         1998
                                                       ----------- ------------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 building............................................. $30,635,221 $ 30,215,549
Net investment in direct financing leases.............   4,560,540    5,361,848
Investment in joint ventures..........................   1,657,442    1,504,465
Cash and cash equivalents.............................   1,233,857    1,603,589
Receivables, less allowance for doubtful accounts of
 $112,153 and $89,822, respectively...................      88,638       63,214
Prepaid expenses......................................      17,282       13,745
Lease costs, less accumulated amortization of $333 in
 1999.................................................      11,476          --
Organization costs, less accumulated amortization of
 $10,000 and $8,550, respectively.....................         --         1,450
Accrued rental income.................................   1,593,617    1,424,781
                                                       ----------- ------------
                                                       $39,798,073 $ 40,188,641
                                                       =========== ============
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $    85,275 $      1,816
Accrued construction costs payable....................      15,000          --
Accrued and escrowed real estate taxes payable........      17,515        7,163
Distributions payable.................................     900,000      900,000
Due to related party..................................      30,120       26,476
Rents paid in advance and deposits....................      46,771       61,262
                                                       ----------- ------------
    Total liabilities.................................   1,094,681      996,717
Commitments and Contingencies (Note 4)
Partners' capital.....................................  38,703,392   39,191,924
                                                       ----------- ------------
                                                       $39,798,073 $ 40,188,641
                                                       =========== ============


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                     Quarter Ended         Six Months Ended
                                       June 30,                June 30,
                                 ----------------------  ----------------------
                                    1999        1998        1999        1998
                                 ----------  ----------  ----------  ----------
Revenues:
  Rental income from operating
   leases......................  $  806,415  $  883,229  $1,604,784  $1,771,324
  Adjustments to accrued rental
   income......................         --     (119,072)        --     (119,072)
  Earned income from direct
   financing leases............     134,016     160,329     267,561     335,376
  Interest and other income....      11,239      19,743      31,192      34,504
                                 ----------  ----------  ----------  ----------
                                    951,670     944,229   1,903,537   2,022,132
                                 ----------  ----------  ----------  ----------
Expenses:
  General operating and
   administrative..............      30,838      41,002      78,457      74,023
  Professional services........      17,733       8,511      27,060      17,951
  Management fees to related
   party.......................       9,112       9,853      18,113      19,816
  Real estate taxes............      12,867         839      30,020         839
  State and other taxes........       1,191          89      24,356      19,391
  Depreciation and
   amortization................     148,233     128,081     293,087     268,997
  Transaction costs............      83,052         --      116,210         --
                                 ----------  ----------  ----------  ----------
                                    303,026     188,375     587,303     401,017
                                 ----------  ----------  ----------  ----------
Income Before Equity in
 Earnings of Joint Ventures and
 Provision for Loss on
 Building......................     648,644     755,854   1,316,234   1,621,115
Equity in Earnings of Joint
 Ventures......................      41,906      33,522      79,712      64,956
Provision for Loss on
 Building......................     (84,478)        --      (84,478)        --
                                 ----------  ----------  ----------  ----------
Net Income.....................  $  606,072  $  789,376  $1,311,468  $1,686,071
                                 ==========  ==========  ==========  ==========
Allocation of Net Income:
  General partners.............  $    6,628  $    7,894  $   13,682  $   16,861
  Limited partners.............     599,444     781,482   1,297,786   1,669,210
                                 ----------  ----------  ----------  ----------
                                 $  606,072  $  789,376  $1,311,468  $1,686,071
                                 ==========  ==========  ==========  ==========
Net Income Per Limited Partner
 Unit..........................  $     0.13  $     0.17  $     0.29  $     0.37
                                 ==========  ==========  ==========  ==========
Weighted Average Number of
 Limited Partner Units
 Outstanding...................   4,500,000   4,500,000   4,500,000   4,500,000
                                 ==========  ==========  ==========  ==========

           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                 Six Months Ended  Year Ended
                                                     June 30,     December 31,
                                                 ---------------- ------------
                                                       1999           1998
                                                 ---------------- ------------
General partners:
  Beginning balance.............................   $   131,300    $    99,615
  Net income....................................        13,682         31,685
                                                   -----------    -----------
                                                       144,982        131,300
                                                   -----------    -----------
Limited partners:
  Beginning balance.............................    39,060,624     39,805,311
  Net income....................................     1,297,786      2,945,313
Distributions ($0.40 and $0.82 per limited
 partner unit, respectively)....................    (1,800,000)    (3,690,000)
                                                   -----------    -----------
                                                    38,558,410     39,060,624
                                                   -----------    -----------
Total partners' capital.........................   $38,703,392    $39,191,924
                                                   ===========    ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                             June 30,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Increase (Decrease) in Cash and Cash Equivalents
 Net Cash Provided by Operating Activities........... $ 1,600,589  $ 1,922,221
                                                      -----------  -----------
 Cash Flows from Investing Activities:
  Reimbursement of construction costs from
   developer.........................................         --       161,204
  Investment in direct financing leases..............         --       (31,504)
  Investment in joint ventures.......................    (158,512)    (607,896)
  Decrease in restricted cash........................         --       610,384
  Payment of lease costs.............................     (11,809)         --
                                                      -----------  -----------
    Net cash provided by (used in) investing
     activities......................................    (170,321)     132,188
                                                      -----------  -----------
 Cash Flows from Financing Activities:
  Distributions to limited partners..................  (1,800,000)  (1,890,000)
                                                      -----------  -----------
    Net cash used in financing activities............  (1,800,000)  (1,890,000)
                                                      -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents.........................................    (369,732)     164,409
Cash and Cash Equivalents at Beginning of Period.....   1,603,589    1,673,869
                                                      -----------  -----------
Cash and Cash Equivalents at End of Period........... $ 1,233,857  $ 1,838,278
                                                      ===========  ===========
Supplemental Schedule of Non-Cash Investing and
 Financing Activities:
 Land and building under operating lease exchanged
  for land and building under operating lease........ $       --   $   779,181
                                                      ===========  ===========
 Land and building under direct financing lease
  exchanged for land and building under direct
  financing lease.................................... $       --   $   761,334
                                                      ===========  ===========
 Construction costs incurred and unpaid at end of
  period............................................. $    15,000  $       --
                                                      ===========  ===========
 Distributions declared and unpaid at end of period.. $   900,000  $   900,000
                                                      ===========  ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund XVI, Ltd. (the "Partnership") for the year ended December 31, 1998.

   Effective January 1, 1999, the Partnership adopted Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities." The Statement requires that an entity expense the costs of start-up activities and organization costs as they are incurred. Adoption of this statement did not have a material effect on the Partnership's financial position or results of operations.

2. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at:

                                                       June 30,    December 31,
                                                         1999          1998
                                                      -----------  ------------
   Land.............................................. $15,378,217  $15,378,217
   Buildings.........................................  17,826,235   17,045,781
                                                      -----------  -----------
                                                       33,204,452   32,423,998
   Less accumulated depreciation.....................  (2,233,496)  (1,942,192)
                                                      -----------  -----------
                                                       30,970,956   30,481,806
   Construction in progress..........................      15,000          --
                                                      -----------  -----------
                                                       30,985,956   30,481,806
   Less allowance for loss on building...............    (350,735)    (266,257)
                                                      -----------  -----------
                                                      $30,635,221  $30,215,549
                                                      ===========  ===========

   During the six months ended June 30, 1999, the Partnership recorded a provision for loss on building of $84,478 relating to the Boston Market property in Lawrence, Kansas. The tenant of this property filed for bankruptcy and ceased payment of rents under the terms of its lease agreement. The allowance represents the difference between the carrying value of the property at June 30, 1999 and the estimated net realizable value for the property.

3. Investment in Direct Financing Leases:

   During the six months ended June 30, 1999, the tenant of the Shoney's property in Las Vegas, Nevada terminated its lease due to financial difficulties. As a result, the Partnership reclassified the asset from net

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998

investment in direct financing leases to land and buildings on operating leases. In accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases," the Partnership recorded the reclassified asset at the lower of original cost, present fair value, or present carrying amount. No loss on termination of direct financing leases was recorded for financial reporting purposes.

4. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 2,160,474 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $42,519,005 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

   In February 1999, the Partnership entered into a new lease for the property in Las Vegas, Nevada, with a new tenant to operate the property as a Big Boy restaurant. In connection with the agreement, the Partnership has agreed to pay up to $150,000 in renovation costs, $15,000 of which had been incurred and accrued as construction in process as of June 30, 1999. The renovations are expected to be completed in August 1999.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund XVI, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partner's capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund XVI, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 26, 1999, except for Note 11
 for which the date is March 11, 1999 and
 Note 12 for which the date is June 3, 1999

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 building.............................................. $30,215,549 $30,658,994
Net investment in direct financing leases..............   5,361,848   5,968,812
Investment in joint ventures...........................   1,504,465     771,684
Cash and cash equivalents..............................   1,603,589   1,673,869
Restricted cash........................................         --      627,899
Receivables, less allowance for doubtful accounts of
 $89,822 and $879......................................      63,214      31,946
Prepaid expenses.......................................      13,745       9,293
Organization costs, less accumulated amortization of
 $8,550 and $6,550.....................................       1,450       3,450
Accrued rental income..................................   1,424,781   1,192,373
                                                        ----------- -----------
                                                        $40,188,641 $40,938,320
                                                        =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Acquisition and construction costs payable............. $       --  $    53,278
Accounts payable.......................................       1,816       2,707
Accrued and escrowed real estate taxes payable.........       7,163       4,353
Distributions payable..................................     900,000     900,000
Due to related parties.................................      26,476       3,351
Rents paid in advance and deposits.....................      61,262      69,705
                                                        ----------- -----------
Total liabilities......................................     996,717   1,033,394
Partners' capital......................................  39,191,924  39,904,926
                                                        ----------- -----------
                                                        $40,188,641 $40,938,320
                                                        =========== ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                 Year Ended December 31,
                                             ---------------------------------
                                                1998        1997       1996
                                             ----------  ---------- ----------
Revenues:
  Rental income from operating leases....... $3,446,902  $3,562,920 $3,571,244
  Adjustments to accrued rental income......   (184,368)        --         --
  Earned income from direct financing
   leases...................................    601,587     703,149    726,314
  Contingent rental income..................     35,860      35,604     37,600
  Interest income...........................     60,199      73,634     75,160
  Other income..............................      1,574       7,180      8,232
                                             ----------  ---------- ----------
                                              3,961,754   4,382,487  4,418,550
                                             ----------  ---------- ----------
Expenses:
  General operating and administrative......    158,519     186,934    183,734
  Professional services.....................     40,471      25,352     26,569
  Management fees to related parties........     38,570      40,087     39,206
  Real estate taxes.........................      9,060         --         --
  State and other taxes.....................     19,398      20,559     12,369
  Loss on termination of direct financing
   lease....................................      4,471         --         --
  Depreciation and amortization.............    555,360     563,883    552,447
  Transaction costs.........................     24,652         --         --
                                             ----------  ---------- ----------
                                                850,501     836,815    814,325
                                             ----------  ---------- ----------
Income Before Equity in Earnings of Joint
 Ventures, Gain on Sale of Land and
 Buildings, and Provision for Loss on
 Building...................................  3,111,253   3,545,672  3,604,225
Equity in Earnings of Joint Ventures........    132,002      73,507     19,668
Gain on Sale of Land and Buildings..........        --       41,148    124,305
Provision for Loss on Building..............   (266,257)        --         --
                                             ----------  ---------- ----------
Net Income.................................. $2,976,998  $3,660,327 $3,748,198
                                             ==========  ========== ==========
Allocation of Net Income:
  General partners.......................... $   31,685  $   36,192 $   36,239
  Limited partners..........................  2,945,313   3,624,135  3,711,959
                                             ----------  ---------- ----------
                                             $2,976,998  $3,660,327 $3,748,198
                                             ==========  ========== ==========
Net Income Per Limited Partner Unit......... $     0.65  $     0.81 $     0.82
                                             ==========  ========== ==========
Weighted Average Number of Limited Partner
 Units Outstanding..........................  4,500,000   4,500,000  4,500,000
                                             ==========  ========== ==========

                See accompanying notes to financial statements.

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                 Years Ended December 31, 1998, 1997, and 1996

                             General Partners                       Limited Partners
                         ------------------------- ----------------------------------------------------
                                       Accumulated                              Accumulated Syndication
                         Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                         ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................    $ 1,000     $ 26,184    $45,000,000  $ (2,589,266)  $ 2,592,234 $(5,390,000) $39,640,152
 Distributions to
  limited
  partners ($0.79 per
  limited partner
  unit).................        --           --             --     (3,543,751)          --          --    (3,543,751)
 Net income.............        --        36,239            --            --      3,711,959         --     3,748,198
                            -------     --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................      1,000       62,423     45,000,000    (6,133,017)    6,304,193  (5,390,000)  39,844,599
 Distributions to
  limited
  partners ($0.80 per
  limited partner
  unit).................        --           --             --     (3,600,000)          --          --    (3,600,000)
 Net income.............        --        36,192            --            --      3,624,135         --     3,660,327
                            -------     --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................      1,000       98,615     45,000,000    (9,733,017)    9,928,328  (5,390,000)  39,904,926
 Distributions to
  limited
  partners ($0.82 per
  limited partner
  unit).................        --           --             --     (3,690,000)          --          --    (3,690,000)
 Net income.............        --        31,685            --            --      2,945,313         --     2,976,998
                            -------     --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................    $ 1,000     $130,300    $45,000,000  $(13,423,017)  $12,873,641 $(5,390,000) $39,191,924
                            =======     ========    ===========  ============   =========== ===========  ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
 Cash received from tenants.............  $ 3,675,430  $ 3,881,005  $ 4,007,432
 Distributions from joint venture.......      143,279       76,212       20,279
 Cash paid for expenses.................     (273,929)    (231,712)    (349,145)
 Interest received......................       78,914       54,919       75,160
                                          -----------  -----------  -----------
  Net cash provided by operating
   activities...........................    3,623,694    3,780,424    3,753,726
                                          -----------  -----------  -----------
 Cash Flows from Investing Activities:
 Proceeds from sale of land and
  buildings.............................          --       610,384      775,000
 Reimbursement of construction costs
  from developer........................      161,648          --           --
 Additions to land and buildings on
  operating leases......................       (3,545)     (23,501)  (2,355,627)
 Investment in direct financing leases..      (28,403)     (29,257)    (405,937)
 Investment in joint ventures...........     (744,058)         --      (775,000)
 Decrease (increase) in restricted
  cash..................................      610,384     (610,384)         --
                                          -----------  -----------  -----------
  Net cash used in investing
   activities...........................       (3,974)     (52,758)  (2,761,564)
                                          -----------  -----------  -----------
 Cash Flows from Financing Activities:
 Reimbursement of acquisition costs paid
  by related parties on behalf of the
  Partnership...........................          --           --        (2,494)
 Distributions to limited partners......   (3,690,000)  (3,600,000)  (3,431,251)
                                          -----------  -----------  -----------
  Net cash used in financing
   activities...........................   (3,690,000)  (3,600,000)  (3,433,745)
                                          -----------  -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................      (70,280)     127,666   (2,441,583)
Cash and Cash Equivalents at Beginning
 of Year................................    1,673,869    1,546,203    3,987,786
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $ 1,603,589  $ 1,673,869  $ 1,546,203
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income.............................  $ 2,976,998  $ 3,660,327  $ 3,748,198
                                          -----------  -----------  -----------
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
 Loss on termination of direct financing
  lease.................................        4,471          --           --
 Depreciation...........................      553,360      561,883      550,447
 Amortization...........................        2,000        2,000        2,000
 Equity in earnings of joint ventures,
  net of distributions..................       11,277        2,705          611
 Gain on sale of land and buildings.....          --       (41,148)    (124,305)
 Provision for loss on building.........      266,257          --           --
 Decrease (increase) in receivables.....      (13,753)      26,633       58,396
 Decrease in net investment in direct
  financing leases......................       43,343       37,684       29,269
 Increase in prepaid expenses...........       (4,452)        (119)      (8,514)
 Increase in accrued rental income......     (232,408)    (444,650)    (468,201)
 Increase in accounts payable and
  accrued expenses......................        1,919        1,455          517
 Increase (decrease) in due to related
  parties, excluding reimbursement of
  acquisition costs paid on behalf of
  the Partnership.......................       23,125        1,059      (76,259)
 Increase (decrease) in rents paid in
  advance and deposits..................       (8,443)     (27,405)      41,567
                                          -----------  -----------  -----------
   Total adjustments....................      646,696      120,097        5,528
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 3,623,694  $ 3,780,424  $ 3,753,726
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Investing and Financing Activities:
 Related parties paid certain
  acquisition costs on behalf of the
  Partnership as follows:                 $       --   $       --   $     9,356
                                          ===========  ===========  ===========
 Land and building under operating lease
  exchanged for land and building under
  operating lease.......................  $   779,181  $       --   $       --
                                          ===========  ===========  ===========
 Land and building under direct
  financing lease exchanged for land and
  building under direct financing
  lease.................................  $   761,334  $       --   $       --
                                          ===========  ===========  ===========
 Distributions declared and unpaid at
  December 31...........................  $   900,000  $   900,000  $   900,000
                                          ===========  ===========  ===========

                See accompanying notes to financial statements.

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                 Years Ended December 31, 1998, 1997, and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund XVI, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

   Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' best estimate of net cash flows expected to be generated from its properties and the need for asset impairment write downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

                 Years Ended December 31, 1998, 1997 and 1996

decrease rental or other income or increase bad debt expense for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership's investments in Columbus Joint Venture and the properties in Corpus Christi, Texas and Memphis, Tennessee, each of which is held as tenants-in-common with affiliates, are accounted for using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Organization Costs- Organization costs are being amortized over five years using the straight-line method.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

2. Leases:

   The Partnership leases its land or land and buildings primarily to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Some of the leases are classified as operating leases and some of the leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portion of some of the leases are operating leases. All leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant pays all property taxes and assessments, fully maintains

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to five successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
      Land............................................ $15,378,217  $15,259,455
      Buildings.......................................  17,045,781   16,836,982
                                                       -----------  -----------
                                                        32,423,998   32,096,437
      Less accumulated depreciation...................  (1,942,192)  (1,437,443)
                                                       -----------  -----------
                                                        30,481,806   30,658,994
      Less allowance for loss on building.............    (266,257)         --
                                                       -----------  -----------
                                                       $30,215,549  $30,658,994
                                                       ===========  ===========

   In March 1997, the Partnership sold its property in Oviedo, Florida, for $620,000 and received net sales proceeds of $610,384, resulting in a gain of $41,148 for financial reporting purposes. This property was originally acquired by the Partnership in November 1994 and had a cost of approximately $509,700, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $100,700 in excess of its original purchase price.

   In May 1998, the tenant of the property in Madison, Tennessee exercised its option under the terms of its lease agreement, to exchange one existing property with a replacement property. In conjunction therewith, the Partnership exchanged the Boston Market property in Madison, Tennessee for a Boston Market property in Lawrence, Kansas. The lease for the property in Madison, Tennessee was amended to allow the property in Lawrence, Kansas to continue under the terms of the original lease. All closing costs were paid by the tenant. The Partnership accounted for this as a nonmonetary exchange of similar assets and recorded the acquisition of the property in Lawrence, Kansas at the net book value of the property in Madison, Tennessee. No gain or loss was recognized due to this being accounted for as a monetary exchange of similar assets.

   During the year ended December 31, 1998, the Partnership recorded a provision for loss on building of $266,257, relating to the Long John Silver's property located in Celina, Ohio. The tenant of this Property filed for bankruptcy and ceased payment of rents under the terms of its lease agreement. The allowance represents the difference between the carrying value of the property at December 31, 1998, and the current estimate of net realizable value for this property.

   Generally, the leases provide for escalating guaranteed minimum rents throughout the lease term. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997 and 1996, the Partnership recognized $232,408 (net of $184,368 in write-offs), $444,650, and $468,201, respectively, of such rental income.

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

      1999.......................................................... $ 2,903,108
      2000..........................................................   3,029,386
      2001..........................................................   3,085,219
      2002..........................................................   3,102,234
      2003..........................................................   3,110,316
      Thereafter....................................................  31,971,152
                                                                     -----------
                                                                     $47,201,415
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                          1998         1997
                                                       -----------  -----------
      Minimum lease payments receivable............... $11,674,487  $13,526,299
      Estimated residual values.......................   1,710,925    1,932,560
      Less unearned income............................  (8,023,564)  (9,490,047)
                                                       -----------  -----------
      Net investment in direct financing leases....... $ 5,361,848  $ 5,968,812
                                                       ===========  ===========

   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

      1999.......................................................... $   684,769
      2000..........................................................     692,689
      2001..........................................................     695,755
      2002..........................................................     701,765
      2003..........................................................     706,248
      Thereafter....................................................   8,193,261
                                                                     -----------
                                                                     $11,674,487
                                                                     ===========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

   In June 1998, the tenant of the property in Chattanooga, Tennessee exercised its option under the terms of its lease agreement, to exchange one existing property with a replacement property. In conjunction therewith, the Partnership exchanged the Boston Market property in Chattanooga, Tennessee for a Boston Market property in Indianapolis, Indiana. The lease for the property in Chattanooga, Tennessee was amended to allow the property in Indianapolis, Indiana to continue under the terms of the original lease. All closing costs were paid

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

by the tenant. The Partnership accounted for this as a nonmonetary exchange of similar assets and recorded the acquisition of the property in Indianapolis, Indiana at the net book value of the property in Chattanooga, Tennessee. No gain or loss was recognized due to this being accounted for as a nonmonetary exchange of similar assets.

   During the year ended December 31, 1998, one of the Partnership's leases with Long John Silver's, Inc. was rejected in connection with the tenant filing for bankruptcy. As a result, the Partnership reclassified the asset from net investment in direct financing leases to land and buildings on operating leases. In accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases," the Partnership recorded the reclassified asset at the lower of original cost, present fair value, or present carrying amount, which resulted in a loss on the termination of a direct financing lease of $4,471 for financial reporting purposes.

5. Investment in Joint Ventures:

   The Partnership owns a property in Fayetteville, North Carolina, as tenants-in-common with an affiliate of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate. As of December 31, 1998, the Partnership owned an 80.44% interest in this property.

   In January 1998, the Partnership acquired a 40.42% interest in an IHOP property in Memphis, Tennessee, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures.

   In August 1998, the Partnership entered into a joint venture arrangement, Columbus Joint Venture, with affiliates of the general partners, to construct and hold one restaurant property. As of December 31, 1998, the Partnership had contributed approximately $134,500, to purchase land and pay construction costs relating to the joint venture. The Partnership has agreed to contribute additional amounts to the joint venture relating to $182,900 in additional construction costs to the joint venture. As of December 31, 1998, the Partnership owned a 32.35% interest in this joint venture. When funding is completed, the Partnership expects to have an approximate 32 percent interest in the profits and losses of the joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with affiliates.

   Columbus Joint Venture and the Partnership and affiliates, as tenants-in-common in two separate tenancy-in-common arrangements, each own and lease one property to operators of national fast-food and family-style restaurants. The following presents the combined, condensed financial information for the joint venture and the properties held as tenants-in-common with affiliates at December 31:

                                                             1998      1997
                                                          ---------- --------
      Land and buildings on operating lease, less
       accumulated depreciation.......................... $3,274,577 $941,142
      Cash...............................................      4,825    8,190
      Prepaid expenses...................................        197       29
      Accrued rental income..............................     56,105   20,171
      Liabilities........................................    477,951    8,163
      Partners' capital..................................  2,857,753  961,369
      Revenues...........................................    284,333  112,744
      Net income.........................................    235,485   91,575

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The Partnership recognized income totalling $132,002, $73,507, and $19,668 for the years ended December 31, 1998, 1997, and 1996, respectively, from this joint venture and the properties held as tenants-in-common with affiliates.

6.  Restricted Cash:

   As of December 31, 1997, the net sales proceeds of $610,384 from the sale of the property in Oviedo, Florida, plus accrued interest of $17,515, were being held in an interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional property. In January 1998, the funds were released from escrow and the Partnership acquired a 40.42% interest in an IHOP property in Memphis, Tennessee, as tenants-in-common with affiliates of the general partners (see Note 5).

7. Allocations and Distributions:

   Generally, net income and losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners shall be subordinated to receipt by the limited partners of an aggregate, eight percent, cumulative, noncompounded annual return on their invested capital contributions (the "Limited Partners' 8% Return").

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their Limited Partners' 8% Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners.

   Any gain from the sale of a property, not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a sale of properties in liquidation of the Partnership, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to the partners with positive capital account balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the years ended December 31, 1998, 1997, and 1996, the Partnership declared distributions to the limited partners of $3,690,000, $3,600,000, and $3,543,751, respectively. No distributions have been made to the general partners to date.

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


8. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                               1998        1997        1996
                                            ----------  ----------  ----------
      Net income for financial reporting
       purposes............................ $2,976,998  $3,660,327  $3,748,198
      Depreciation for tax reporting
       purposes less than (in excess of)
       depreciation for financial reporting
       purposes............................        809       3,576      (1,943)
      Allowance for loss on building.......    266,257         --          --
      Direct financing leases recorded as
       operating leases for tax reporting
       purposes............................     43,343      37,684      29,269
      Loss on termination of direct
       financing leases....................      4,471         --          --
      Equity in earnings of joint ventures
       for financial reporting purposes in
       excess of equity in earnings of
       joint ventures for tax reporting
       purposes............................    (11,217)       (477)     (1,330)
      Gain on sale of land and buildings
       for financial reporting purposes
       less than (in excess of) gain for
       tax reporting purposes..............        --       23,764    (124,305)
      Allowance for doubtful accounts......     88,943      (8,996)      6,913
      Accrued rental income................   (232,408)   (444,650)   (468,201)
      Rents paid in advance................     (8,443)    (27,405)     47,221
      Capitalization of transaction costs
       for tax reporting purposes..........     24,652         --          --
      Other................................        212         --        4,008
                                            ----------  ----------  ----------
      Net income for federal income tax
       purposes............................ $3,153,617  $3,243,823  $3,239,830
                                            ==========  ==========  ==========

9. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director, and vice chairman of the board of directors of CNL Fund Advisors. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate an annual, noncumulative, subordinated management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures. The management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Affiliate. All or any portion of the management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Affiliate shall

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

determine. The Partnership incurred management fees of $38,570, $40,087, and $39,206 for the years ended December 31, 1998, 1997, and 1996, respectively.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties, based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate Limited Partners' 8% Return, plus their invested capital contributions. No deferred, subordinated real estate disposition fees have been incurred since inception.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $102,840, $89,270, and $118,677 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   During 1996, the Partnership acquired one property from an affiliate of the general partners, for a purchase price of $775,000. The property is being held as tenants-in-common, with another affiliate of the general partners. The affiliate had purchased and temporarily held title to this property in order to facilitate the acquisition of the property by the Partnership. The purchase price paid by the Partnership represented the costs incurred by the affiliate to acquire the property, including closing costs.

   The due to related parties at December 31, 1998 and 1997 totalled $26,476 and $3,351, respectively.

10. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental income from the joint venture and the properties held as tenants-in-common with affiliates) for each of the years ended December 31:

                                                  1998       1997       1996
                                               ---------- ---------- ----------
      DenAmerica Corp......................... $1,164,160 $1,046,845 $1,051,328
      Golden Corral Corporation...............    971,344    979,009    954,476
      Foodmaker, Inc..........................    558,466    556,610    556,610

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental income from the joint venture and the properties held as tenants-in-common with affiliates) for each of the years ended December 31:

                                                 1998       1997       1996
                                              ---------- ---------- ----------
      Denny's................................ $1,164,160 $1,164,928 $1,163,621
      Golden Corral Family Steakhouse
       Restaurants...........................    971,344    979,009    954,476
      Jack in the Box........................    558,466    556,610    556,610
      Boston Market..........................    467,043    329,300    260,756

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

   In October 1998, Finest Foodservice, L.L.C. and Boston Chicken, Inc., the tenants of four Boston Market properties filed for bankruptcy and rejected the leases relating to two properties. The Partnership will not recognize any rental and earned income from these properties until new tenants for the properties are located, or until the properties are sold and the proceeds from such sales are reinvested in additional properties. While the tenants have not rejected or affirmed the remaining two leases, there can be no assurance that some or all of the leases will not be rejected in the future. The lost revenues resulting from the two leases that were rejected, as described above, and the possible rejection of the remaining two leases could have an adverse effect on the results of operations of the Partnership if the Partnership is not able to re-lease these properties in a timely manner.

11. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 4,320,947 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $42,519,005 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

12. Reverse Stock Split

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 11 being adjusted to 2,160,474 shares.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

               INDEX TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and all 16 CNL Income Funds

Unaudited Pro Forma Financial Information...............................  F-439

Unaudited Pro Forma Balance Sheet--As of June 30, 1999..................  F-440

Unaudited Pro Forma Statement of Earnings--For the Six Months Ended June
 30, 1999...............................................................  F-441

Unaudited Pro Forma Statement of Earnings--For the Year Ended December
 31, 1998...............................................................  F-442

Unaudited Pro Forma Statement of Cash Flows--For the Six Months Ended
 June 30, 1999..........................................................  F-443

Unaudited Pro Forma Statement of Cash Flows--For the Year Ended December
 31, 1998...............................................................  F-445

Notes and Management's Assumptions to Unaudited Pro Forma Financial
 Statements.............................................................  F-447

             UNAUDITED PRO FORMA FINANCIAL INFORMATION OF APF

 For the acquisitions of the Advisor, the CNL Restaurant Businesses and all 16
                          of the CNL Income Funds

   The following unaudited pro forma financial information with respect to APF gives effect to the acquisition of properties, the acquisition of the Advisor and the CNL Restaurant Financial Services Group, and the acquisition of all 16 of the CNL the Income Funds (the acquisition of the Income Funds is referred to as the "Acquisition"), and is based on estimates and assumptions set forth below in the notes to such information which included pro forma adjustments. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF, the historical combined financial information of the 16 CNL Income Funds, the Advisor and CNL Restaurant Financial Services Group (shown separately as CNL Financial Services, Inc. and CNL Financial Corp.) and should be read in conjunction with the selected historical financial data and accompanying notes of APF, each of the the Income Funds, Advisor and CNL Restaurant Financial Services Group. The pro forma balance sheet assumes that the Acquisition occurred on June 30, 1999, and the pro forma consolidated statements of earnings and statements of cash flows assume that the acquisition of properties by APF from January 1, 1998 through July 31, 1999, the acquisition of the Advisor and CNL Restaurant Financial Services Group, and the Acquisition occurred on January 1, 1998.

   Beginning on page F-440, also presented here is pro forma financial information for APF assuming the acquisition of the Advisor and the CNL Restaurant Financial Services Group and the acquisition of only CNL Income Fund, Ltd. This pro forma presentation was chosen to provide a balanced pro forma presentation of APF if only the smallest Income Fund is acquired in the Acquisition.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partner elected to receive notes in the Acquisition. This assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Acquisition had been effected on the dates indicated or of the results which may be obtained in the future.

                      CNL AMERICAN PROPERTIES FUND, INC.
                       UNAUDITED PRO FORMA BALANCE SHEET

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and all 16 CNL Income Funds
                              as of June 30, 1999

                                  Property                                 Historical
                                 Acquisition                                  CNL        Historical
                    Historical    Pro Forma                   Historical   Financial    CNL Financial
                       APF       Adjustments      Subtotal     Advisor   Services, Inc.     Corp.        Subtotal
                   ------------  -----------    ------------  ---------- -------------- ------------- --------------
     ASSETS
 Land and
 Buildings on
 operating
 leases, net.....  $569,567,003  $3,369,856(A)  $572,936,859           0            0              0  $  572,936,859
 Net Investment
 in Direct
 Financing
 Leases..........   132,179,949           0      132,179,949           0            0              0     132,179,949
 Mortgages and
 Notes
 Receivable......    63,351,507           0       63,351,507           0            0    290,522,671     353,874,178
 Other
 Investments.....    16,197,812           0       16,197,812           0            0      6,361,082      22,558,894
 Investment In
 Joint Ventures..     1,081,046           0        1,081,046           0            0              0       1,081,046
 Cash and Cash
 Equivalents.....    18,764,033           0       18,764,033     333,295      639,036      1,767,517      21,503,881

 Restricted
 Cash/Certificates
 of Deposit......     2,006,690           0        2,006,690           0            0      2,482,041       4,488,731
 Receivables net
 allowances)/Due
 From Related
 Parties.........       649,972           0          649,972   8,668,738    5,417,084      1,125,933      15,861,727
 Accrued Rental
 Income..........     5,875,698           0        5,875,698           0            0              0       5,875,698
 Other Assets....    12,551,632           0       12,551,632     405,214      313,486      2,479,317      15,749,649
 Goodwill........             0           0                0           0            0              0               0
                   ------------  ----------     ------------  ----------   ----------   ------------  --------------
 Total Assets....  $822,225,342  $3,369,856     $825,595,198  $9,407,247   $6,369,606   $304,738,561  $1,146,110,612
                   ============  ==========     ============  ==========   ==========   ============  ==============
 LIABILITIES AND
     EQUITY
 Accounts Payable
 and accrued
 liabilities.....  $  2,105,725           0     $  2,105,725  $  673,437   $  311,969   $  2,013,172  $    5,104,303
 Accrued
 Construction
 Costs Payable...     9,745,014           0        9,745,014           0            0              0       9,745,014
 Distributions
 Payable.........             0           0                0           0            0              0               0
 Due to Related
 Parties.........     1,444,444           0        1,444,444           0      500,981     30,170,185      32,115,610
 Income Tax
 Payable.........             0           0                0      51,466       16,906        274,485         342,857
 Line of
 Credit/Notes
 payable.........   149,000,000   3,369,856(A)   152,369,856     351,869            0    267,685,382     420,407,107
 Deferred
 Income..........     2,466,355           0        2,466,355           0            0              0       2,466,355
 Rents Paid in
 Advance.........     1,617,367           0        1,617,367           0            0              0       1,617,367
 Minority
 Interest........       644,611           0          644,611           0            0              0         644,611
 Common Stock....       373,484           0          373,484           0            0              0         373,484
 Common Stock--
 Class A.........             0           0                0       6,400        2,000            200           8,600
 Common Stock--
 Class B.........             0           0                0       3,600          724            501           4,825
 Additional Paid-
 in-Capital......   669,997,715           0      669,997,715   3,328,376    5,303,503      3,937,095     682,566,689

 Accumulated
 distributions in
 excess of net
 earnings........   (15,169,373)          0      (15,169,373)  4,992,099      233,523        657,541      (9,286,210)


 Partners
 Capital.........             0           0                0           0            0              0               0
                   ------------  ----------     ------------  ----------   ----------   ------------  --------------
 Total
 Liabilities and
 Equity..........  $822,225,342  $3,369,856     $825,595,198  $9,407,247   $6,369,606   $304,738,561  $1,146,110,612
                   ============  ==========     ============  ==========   ==========   ============  ==============
 Wtd Avg. Shares
 Outstanding.....  $ 37,347,883
                   ============
 Shares
 Outstanding.....  $ 37,348,464
                   ============
                    Combining                         Historical     Merger
                    Pro Forma           Combined        Income     Pro Forma           Adjusted
                   Adjustments            APF           Funds     Adjustments         Pro Forma
                   ----------------- --------------- ------------ ----------------- ---------------
     ASSETS
 Land and
 Buildings on
 operating
 leases, net.....             0      $  572,936,859  $274,875,464 $ 80,142,383 (B2)  $ 927,954,706
 Net Investment
 in Direct
 Financing
 Leases..........             0         132,179,949    81,600,746   20,448,150 (B2)    234,228,845
 Mortgages and
 Notes
 Receivable......             0         353,874,178     3,669,623            0         357,543,801
 Other
 Investments.....             0          22,558,894             0            0          22,558,894
 Investment In
 Joint Ventures..             0           1,081,046    51,051,185   14,171,514 (B2)     66,303,745
 Cash and Cash
 Equivalents.....    (2,183,599)(B1)     19,320,282    21,601,102   (9,708,401)(B2)     25,050,983
                                                                    (6,162,000)(B2)
 Restricted
 Cash/Certificates
 of Deposit......             0           4,488,731     7,176,733            0          11,665,464
 Receivables net
 allowances)/Due
 From Related
 Parties.........    (6,614,629)(C)       9,247,098       871,401   (1,323,882)(E)       8,794,617
 Accrued Rental
 Income..........             0           5,875,698    18,287,268  (18,287,268)(B2)      5,875,698
 Other Assets....    (2,575,792)(B1)     13,173,857       785,376     (785,376)(B2)     13,173,857
 Goodwill........    40,275,088 (B1)     40,275,088             0            0          40,275,088
                   ----------------- --------------- ------------ ----------------- ---------------
 Total Assets....  $ 28,901,068      $1,175,011,680  $459,918,898 $ 78,495,120      $1,713,425,698
                   ================= =============== ============ ================= ===============
 LIABILITIES AND
     EQUITY
 Accounts Payable
 and accrued
 liabilities.....             0      $    5,104,303  $  1,581,247            0      $    6,685,550
 Accrued
 Construction
 Costs Payable...             0           9,745,014       615,000            0          10,360,014
 Distributions
 Payable.........             0                   0    11,629,504            0          11,629,504
 Due to Related
 Parties.........    (6,614,629)(C)      25,500,981     1,323,882   (1,323,882)(E)      25,500,981
 Income Tax
 Payable.........      (342,857)(D)               0             0            0                   0
 Line of
 Credit/Notes
 payable.........             0         420,407,107             0            0         420,407,107
 Deferred
 Income..........             0           2,466,355             0            0           2,466,355
 Rents Paid in
 Advance.........             0           1,617,367       720,112            0           2,337,479
 Minority
 Interest........             0             644,611     1,244,782            0           1,889,393
 Common Stock....        61,500 (B1)        434,984             0      270,351 (B2)        705,335
 Common Stock--
 Class A.........        (8,600)(B1)              0             0            0                   0
 Common Stock--
 Class B.........        (4,825)(B1)              0             0            0                   0
 Additional Paid-
 in-Capital......   122,938,500 (B1)    792,936,215             0  522,353,022 (B2)  1,315,289,237
                    (12,568,974)(B1)
 Accumulated
 distributions in
 excess of net
 earnings........    (5,883,163)(B1)    (83,845,257)            0            0         (83,845,257)
                    (69,018,741)(B1)
                        342,857 (D)
 Partners
 Capital.........             0                   0   442,804,371 (442,804,371)(B2)              0
                   ----------------- --------------- ------------ ----------------- ---------------
 Total
 Liabilities and
 Equity..........  $ 28,901,068      $1,175,011,680  $459,918,898 $ 78,495,120      $1,713,425,698
                   ================= =============== ============ ================= ===============
 Wtd Avg. Shares
 Outstanding.....                                                                       70,533,026
                                                                                    ===============
 Shares
 Outstanding.....                                                                       70,533,607
                                                                                    ===============

  See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

For the acquisitions of the Advisor, the CNL Restaurant Services Group and all
                           16 CNL Income Funds
                    for the Six Months Ended June 30, 1999

                                    Property                                 Historical   Historical
                                   Acquisition                                  CNL          CNL
                      Historical    Pro Forma                  Historical    Financial    Financial
                          APF      Adjustments     Subtotal     Advisor    Services, Inc.   Corp.      Subtotal
                      -----------  -----------    -----------  ----------  -------------- ----------  -----------
 Revenues:
 Rental and
 Earned Income...     $27,900,894   3,056,620(a)  $30,957,514  $        0    $       0    $        0  $30,957,514
 Fees............               0           0               0   9,454,036    2,963,154        11,511   12,428,701
 Interest and
 Other Income....       4,249,461           0       4,249,461      87,570      249,258    11,539,080   16,125,369
                      -----------  ----------     -----------  ----------    ---------    ----------  -----------
 Total Revenue...      32,150,355   3,056,620      35,206,975   9,541,606    3,212,412    11,550,591  $59,511,584
                      -----------  ----------     -----------  ----------    ---------    ----------  -----------
 Expenses:
 General and
 Administrative
 Expenses........       2,244,408           0       2,244,408   5,405,130    2,441,151       263,524   10,354,213
 Advisory Fees...       1,681,870           0       1,681,870           0            0     1,231,905    2,913,775
 Fees Paid to
 Related
 Parties.........               0           0               0      88,949      689,425             0      778,374
 Interest........               0           0               0      92,707            0    10,294,499   10,387,206
 State Taxes.....         464,966           0         464,966           0            0             0      464,966
 Depreciation--
 Other...........               0           0               0      77,130       39,032             0      116,162
 Depreciation--
 Property........       3,701,974     967,179(a)    4,669,153           0            0             0    4,669,153
 Amortization....           9,700           0           9,700          36            0             0        9,736
 Transaction
 Costs...........         483,005           0         483,005           0            0             0      483,005
                      -----------  ----------     -----------  ----------    ---------    ----------  -----------
 Total Expenses..       8,585,923     967,179       9,553,102   5,663,952    3,169,608    11,789,928   30,176,590
                      -----------  ----------     -----------  ----------    ---------    ----------  -----------
 Operating
 Earnings
 (Losses) Before
 Equity in
 Earnings of
 Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale
 of Properties
 and Provision
 for Losses on
 Properties......      23,564,432   2,089,441      25,653,873   3,877,654       42,804      (239,337)  29,334,994
 Equity Earnings
 of Joint
 Ventures/Minority
 Interest........          31,241           0          31,241           0            0             0       31,241
 Gain (Loss) on
 Sale of
 Properties......        (201,843)          0        (201,843)          0            0             0     (201,843)
 Provision For
 Losses on
 Properties......        (540,522)          0        (540,522)          0            0             0     (540,522)
                      -----------  ----------     -----------  ----------    ---------    ----------  -----------
 Net Earnings
 (Losses) Before
 Income Taxes....      22,853,308   2,089,441      24,942,749   3,877,654       42,804      (239,337)  28,623,870
 Benefit/(Provision)
 for Income
 Taxes...........               0           0               0  (1,595,036)     (16,906)       86,202   (1,525,740)
                      -----------  ----------     -----------  ----------    ---------    ----------  -----------
 Net Earnings
 (Losses)........     $22,853,308  $2,089,441     $24,942,749  $2,282,618    $  25,898    $ (153,135) $27,098,130
                      ===========  ==========     ===========  ==========    =========    ==========  ===========
 Earnings Per
 Share/Unit......     $      0.61         n/a             n/a         n/a          n/a           n/a          n/a
                      ===========  ==========     ===========  ==========    =========    ==========  ===========
 Wtd. Avg. Shares
 Outstanding.....      37,347,883           0      37,347,883         n/a          n/a           n/a   37,347,883
                      ===========  ==========     ===========  ==========    =========    ==========  ===========
                       Combining                       Historical
                       Pro Forma           Combined      Income      Pro Forma           Adjusted
                      Adjustments             APF         Funds     Adjustments          Pro Forma
                      ------------------- ------------ ------------ ------------------- --------------
 Revenues:
 Rental and
 Earned Income...               0         $30,957,514  $21,613,405     553,747 (j)      $53,124,666
 Fees............      (9,812,516)(b),(c)   2,616,185            0    (536,852)(k)        2,079,333
 Interest and
 Other Income....         144,014 (d)      16,269,383      708,042           0           16,977,425
                      ------------------- ------------ ------------ ------------------- --------------
 Total Revenue...      (9,668,502)         49,843,082   22,321,447      16,895           72,181,424
                      ------------------- ------------ ------------ ------------------- --------------
 Expenses:
 General and
 Administrative
 Expenses........        (774,311)(e)       9,579,902    1,593,825    (787,964)(l),(m)   10,385,763
 Advisory Fees...      (2,913,775)(f)               0      112,161    (112,161)(n)                0
 Fees Paid to
 Related
 Parties.........        (743,673)(g)          34,701            0           0               34,701
 Interest........               0          10,387,206            0           0           10,387,206
 State Taxes.....               0             464,966      292,633     105,023 (o)          862,622
 Depreciation--
 Other...........               0             116,162            0           0              116,162
 Depreciation--
 Property........               0           4,669,153    2,779,197   1,038,410 (p)        8,486,760
 Amortization....       1,006,877 (h)       1,016,613       13,616           0            1,030,229
 Transaction
 Costs...........               0             483,005    1,716,823           0            2,199,828
                      ------------------- ------------ ------------ ------------------- --------------
 Total Expenses..      (3,424,882)         26,751,708    6,508,255     243,308           33,503,271
                      ------------------- ------------ ------------ ------------------- --------------
 Operating
 Earnings
 (Losses) Before
 Equity in
 Earnings of
 Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale
 of Properties
 and Provision
 for Losses on
 Properties......      (6,243,620)         23,091,374   15,813,192    (226,413)          38,678,153
 Equity Earnings
 of Joint
 Ventures/Minority
 Interest........               0              31,241    2,589,175    (260,189)(q)        2,360,227
 Gain (Loss) on
 Sale of
 Properties......               0            (201,843)   1,731,417           0            1,529,574
 Provision For
 Losses on
 Properties......               0            (540,522)    (338,131)          0             (878,653)
                      ------------------- ------------ ------------ ------------------- --------------
 Net Earnings
 (Losses) Before
 Income Taxes....      (6,243,620)         22,380,250   19,795,653    (486,602)          41,689,301
 Benefit/(Provision)
 for Income
 Taxes...........       1,525,740 (i)               0            0           0                    0
                      ------------------- ------------ ------------ ------------------- --------------
 Net Earnings
 (Losses)........     $(4,717,880)        $22,380,250  $19,795,653  $ (486,602)         $41,689,301
                      =================== ============ ============ =================== ==============
 Earnings Per
 Share/Unit......             n/a                 n/a  $       n/a         n/a          $      0.59
                      =================== ============ ============ =================== ==============
 Wtd. Avg. Shares
 Outstanding.....       6,150,000          43,497,883          n/a  27,035,143           70,533,026(r)
                      =================== ============ ============ =================== ==============

  See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and all 16 CNL Income Funds
                     for the Year Ended December 31, 1998

                                   Property                                  Historical
                                  Acquisition                                   CNL        Historical
                     Historical    Pro Forma                  Historical     Financial    CNL Financial
                         APF      Adjustments     Subtotal      Advisor    Services, Inc.     Corp.       Subtotal
                     -----------  -----------    -----------  -----------  -------------- ------------- ------------
Revenues:
 Rental and
 Earned Income...    $33,129,661   22,951,799(a) $56,081,460  $         0    $        0    $        0   $ 56,081,460
 Fees............              0            0              0   28,904,063     6,619,064       418,904     35,942,031
 Interest and
 Other Income....      9,057,376            0      9,057,376      145,016       574,078    22,238,311     32,014,781
                     -----------  -----------    -----------  -----------    ----------    ----------   ------------
 Total Revenue...     42,187,037   22,951,799     65,138,836   29,049,079     7,193,142    22,657,215   $124,038,272
                     -----------  -----------    -----------  -----------    ----------    ----------   ------------
Expenses:
 General and
 Administrative
 Expenses........      2,798,481            0      2,798,481    9,843,409     6,114,276     1,425,109     20,181,275
 Management and
 Advisory Fees...      1,851,004            0      1,851,004            0             0     2,807,430      4,658,434
 Fees to Related
 Parties.........              0            0              0    1,247,278     1,773,406             0      3,020,684
 Interest
 Expense.........              0            0              0      148,415             0    21,350,174     21,498,589
 State Taxes.....        548,320            0        548,320       19,126             0             0        567,446
 Depreciation--
 Other...........              0            0              0      119,923        79,234             0        199,157
 Depreciation--
 Property........      4,042,290    6,246,947(a)  10,289,237            0             0             0     10,289,237
 Amortization....         11,808            0         11,808       57,077             0        95,116        164,001
 Transaction
 Costs...........        157,054            0        157,054            0             0             0        157,054
                     -----------  -----------    -----------  -----------    ----------    ----------   ------------
 Total Expenses..      9,408,957    6,246,947     15,655,904   11,435,228     7,966,916    25,677,829     60,735,877
                     -----------  -----------    -----------  -----------    ----------    ----------   ------------
Operating
Earnings (Losses)
Before Equity in
Earnings of Joint
Ventures/Minority
Interest, Gain on
Sale of
Properties, Gain
on
Securitization,
Other Expenses
and Provision for
Losses on
Properties.......     32,778,080   16,704,852     49,482,932   17,613,851      (773,774)   (3,020,614)  $ 63,302,395
 Equity in
 Earnings of
 Joint
 Ventures/Minority
 Interest........        (14,138)           0        (14,138)           0             0             0        (14,138)
 Gain on Sale of
 Properties......              0            0              0            0             0             0              0
 Gain on
 Securitization..              0            0              0            0             0     3,694,351      3,694,351
 Other Expenses..              0            0              0            0             0             0              0
 Provision For
 Losses on
 Properties......       (611,534)           0       (611,534)           0             0             0       (611,534)
                     -----------  -----------    -----------  -----------    ----------    ----------   ------------
Net Earnings
(Losses) Before
Benefit
(Provision) for
Federal Income
Taxes............     32,152,408   16,704,852     48,857,260   17,613,851      (773,774)      673,737     66,371,074
 Benefit/(Provision)
 for Federal
 Income Taxes....              0            0              0   (6,957,472)      305,641      (246,603)    (6,898,434)
                     -----------  -----------    -----------  -----------    ----------    ----------   ------------
Net
Earnings(Losses)..   $32,152,408  $16,704,852    $48,857,260  $10,656,379    $ (468,133)   $  427,134   $ 59,472,640
                     ===========  ===========    ===========  ===========    ==========    ==========   ============
Earnings Per
Share/Unit.......    $      1.21          n/a            n/a          n/a           n/a           n/a            n/a
                     ===========  ===========    ===========  ===========    ==========    ==========   ============
Wtd. Avg. Shares
Outstanding......     26,648,219    6,981,616     33,629,835          n/a           n/a           n/a     33,629,835
                     ===========  ===========    ===========  ===========    ==========    ==========   ============
                      Combining                       Historical
                      Pro Forma           Combined      Income      Pro Forma           Adjusted
                     Adjustments             APF         Funds     Adjustments         Pro Forma
                     ------------------- ------------ ------------ ------------------ ----------------
Revenues:
 Rental and
 Earned Income...               0        $56,081,460  $43,462,064  $1,107,494 (j)     $100,651,018
 Fees............     (32,715,768)(b)(c)   3,226,263            0    (737,898)(k)        2,488,365
 Interest and
 Other Income....         207,144 (d)     32,221,925    1,767,773           0           33,989,698
                     ------------------- ------------ ------------ ------------------ ----------------
 Total Revenue...     (32,508,624)        91,529,648   45,229,837     369,596          137,129,081
                     ------------------- ------------ ------------ ------------------ ----------------
Expenses:
 General and
 Administrative
 Expenses........      (4,241,719)(e)     15,939,556    3,261,776  (1,207,980)(l)(m)    17,993,352
 Management and
 Advisory Fees...      (4,658,434)(f)              0      226,177    (226,177)(n)                0
 Fees to Related
 Parties.........      (2,161,897)(g)        858,787            0           0              858,787
 Interest
 Expense.........               0         21,498,589            0           0           21,498,589
 State Taxes.....               0            567,446      227,933     168,125 (o)          963,504
 Depreciation--
 Other...........               0            199,157            0           0              199,157
 Depreciation--
 Property........        (340,898)(r)      9,948,339    5,480,695   2,076,819 (p)       17,505,853
 Amortization....       2,013,754 (h)      2,177,755       91,310           0            2,269,065
 Transaction
 Costs...........               0            157,054      315,081           0              472,135
                     ------------------- ------------ ------------ ------------------ ----------------
 Total Expenses..      (9,389,194)        51,346,683    9,602,972     810,787           61,760,442
                     ------------------- ------------ ------------ ------------------ ----------------
Operating
Earnings (Losses)
Before Equity in
Earnings of Joint
Ventures/Minority
Interest, Gain on
Sale of
Properties, Gain
on
Securitization,
Other Expenses
and Provision for
Losses on
Properties.......    (23,119,430)         40,182,965   35,626,865    (441,191)          75,368,639
 Equity in
 Earnings of
 Joint
 Ventures/Minority
 Interest........               0            (14,138)   3,569,877    (520,378)(q)        3,035,361
 Gain on Sale of
 Properties......               0                  0    2,519,894           0            2,519,894
 Gain on
 Securitization..               0          3,694,351            0           0            3,694,351
 Other Expenses..               0                  0      (45,150)          0              (45,150)
 Provision For
 Losses on
 Properties......               0           (611,534)  (2,834,338)          0           (3,445,872)
                     ------------------- ------------ ------------ ------------------ ----------------
Net Earnings
(Losses) Before
Benefit
(Provision) for
Federal Income
Taxes............     (23,119,430)        43,251,644   38,837,148    (961,569)          81,127,223
 Benefit/(Provision)
 for Federal
 Income Taxes....       6,898,434 (i)              0            0           0                    0
                     ------------------- ------------ ------------ ------------------ ----------------
Net
Earnings(Losses)..   $(16,220,996)       $43,251,644  $38,837,148  $ (961,569)        $ 81,127,223
                     =================== ============ ============ ================== ================
Earnings Per
Share/Unit.......             n/a                n/a          .40         n/a         $       1.21
                     =================== ============ ============ ================== ================
Wtd. Avg. Shares
Outstanding......       6,150,000         39,779,835          n/a  27,035,143           66,814,978 (s)
                     =================== ============ ============ ================== ================

  See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and all 16 CNL Income Funds

                    for the Six Months Ended June 30, 1999

                                  Property                                 Historical
                                 Acquisition                                  CNL        Historical
                    Historical    Pro Forma                  Historical    Financial    CNL Financial
                        APF      Adjustments     Subtotal     Advisor    Services, Inc.     Corp.        Subtotal
                    -----------  -----------    -----------  ----------  -------------- -------------  ------------
Cash Flows from
 Operating
 Activities:
 Net Income
 (loss)...........  $22,853,308  $2,089,441(a)  $24,942,749  $2,282,618     $ 25,898    $   (153,135)  $ 27,098,130
 Adjustments to
 reconcile net
 income (loss) to
 net cash provided
 by (used in)
 operating
 activities:
 Depreciation.....    3,701,974     967,179(b)    4,669,153      77,130       28,372               0      4,774,655
 Amortization
 expense..........        9,700           0           9,700          36            0         900,017        909,753
 Minority interest
 in income of
 consolidated
 joint venture....       17,610           0          17,610           0            0               0         17,610
 Equity in
 earnings of joint
 ventures, net of
 distributions....       25,120           0          25,120           0            0               0         25,120
 Loss (gain) on
 sale of land,
 buildings, and
 net investment in
 direct financing
 leases...........      201,843           0         201,843           0            0               0        201,843
 Provision for
 loss on land,
 buildings, and
 direct financing
 leases and
 deferred taxes...      540,522           0         540,522           0            0         (96,475)       444,047
 Gain on
 securitization...            0           0               0           0            0               0              0
 Net cash proceeds
 from
 securitization of
 notes
 receivable.......            0           0               0           0            0               0              0
 Decrease
 (increase) in
 other
 receivables......     (229,916)          0        (229,916) (1,904,704)           0         (67,340)    (2,201,960)
 Increase in
 accrued interest
 income included
 in notes
 receivable.......            0           0               0           0            0               0              0
 Decrease
 (increase) in
 accrued interest
 on mortgage note
 receivable.......            0           0               0           0            0        (183,569)      (183,569)
 Investment in
 notes
 receivable.......            0           0               0           0            0     (88,701,265)   (88,701,265)
 Collections on
 notes
 receivable.......            0           0               0           0            0       9,662,971      9,662,971
 Increase in
 restricted cash..            0           0               0           0            0      (2,031,259)    (2,031,259)
 Decrease in due
 from related
 party............            0           0               0           0     (193,244)         81,412       (111,832)
 Decrease
 (increase) in
 prepaid
 expenses.........     (320,425)          0        (320,425)          0            0               0       (320,425)
 Decrease in net
 investment in
 direct financing
 leases...........      721,624           0         721,624           0            0               0        721,624
 Increase in
 accrued rental
 income...........   (1,915,785)          0      (1,915,785)          0            0               0     (1,915,785)
 Decrease
 (increase)in
 intangibles and
 other assets.....            0           0               0     (36,946)           0         (51,848)       (88,794)
 Increase
 (decrease) in
 accounts payable,
 accrued expenses
 and other
 liabilities......      135,281           0         135,281    (691,686)    (201,744)         94,671       (663,478)
 Increase
 (decrease) in due
 to related
 parties,
 excluding
 reimbursement of
 acquisition, and
 stock issuance
 costs paid on
 behalf of the
 entity...........      575,868           0         575,868      (8,810)      18,669               0        585,727
 Decrease in
 accrued
 interest.........            0           0               0           0            0         (57,986)       (57,986)
 Increase in rents
 paid in advance
 and deposits.....      663,096           0         663,096           0        3,623               0        666,719
 Increase
 (decrease) in
 deferred rental
 income...........    1,276,472           0       1,276,472           0            0               0      1,276,472
                    -----------  ----------     -----------  ----------     --------    ------------   ------------
  Total
  adjustments.....    5,402,984     967,179       6,370,163  (2,564,980)    (344,324)    (80,450,671)   (76,989,812)
                    -----------  ----------     -----------  ----------     --------    ------------   ------------
  Net cash
  provided by
  (used in)
  operating
  activities......   28,256,292   3,056,620      31,312,912    (282,362)    (318,426)    (80,603,806)   (49,891,682)
                     Combining                    Historical     Merger
                     Pro Forma        Combined      Income      Pro Forma       Adjusted
                    Adjustments         APF          Funds     Adjustments     Pro Forma
                    --------------- ------------- ------------ -------------- -------------
Cash Flows from
 Operating
 Activities:
 Net Income
 (loss)...........  $(4,717,880)(a) $ 22,380,250  $19,795,653   $(486,602)(a) $ 41,689,301
 Adjustments to
 reconcile net
 income (loss) to
 net cash provided
 by (used in)
 operating
 activities:
 Depreciation.....            0        4,774,655    2,779,197   1,038,410 (b)    8,592,262
 Amortization
 expense..........    1,006,877 (c)    1,916,630       13,616           0        1,930,246
 Minority interest
 in income of
 consolidated
 joint venture....            0           17,610       64,716           0           82,326
 Equity in
 earnings of joint
 ventures, net of
 distributions....            0           25,120       19,696     260,189 (d)      305,005
 Loss (gain) on
 sale of land,
 buildings, and
 net investment in
 direct financing
 leases...........            0          201,843   (1,731,417)          0       (1,529,574)
 Provision for
 loss on land,
 buildings, and
 direct financing
 leases and
 deferred taxes...            0          444,047      338,131           0          782,178
 Gain on
 securitization...            0                0            0           0                0
 Net cash proceeds
 from
 securitization of
 notes
 receivable.......            0                0            0           0                0
 Decrease
 (increase) in
 other
 receivables......            0       (2,201,960)     419,956           0       (1,782,004)
 Increase in
 accrued interest
 income included
 in notes
 receivable.......            0                0            0           0                0
 Decrease
 (increase) in
 accrued interest
 on mortgage note
 receivable.......            0         (183,569)       9,388           0         (174,181)
 Investment in
 notes
 receivable.......            0      (88,701,265)           0           0      (88,701,265)
 Collections on
 notes
 receivable.......            0        9,662,971            0           0        9,662,971
 Increase in
 restricted cash..            0       (2,031,259)           0           0       (2,031,259)
 Decrease in due
 from related
 party............            0         (111,832)           0           0         (111,832)
 Decrease
 (increase) in
 prepaid
 expenses.........            0         (320,425)    (113,368)          0         (433,793)
 Decrease in net
 investment in
 direct financing
 leases...........            0          721,624      644,625           0        1,366,249
 Increase in
 accrued rental
 income...........            0       (1,915,785)  (1,062,120)          0       (2,977,905)
 Decrease
 (increase)in
 intangibles and
 other assets.....            0          (88,794)        (100)          0          (88,894)
 Increase
 (decrease) in
 accounts payable,
 accrued expenses
 and other
 liabilities......            0         (663,478)   1,230,756           0          567,278
 Increase
 (decrease) in due
 to related
 parties,
 excluding
 reimbursement of
 acquisition, and
 stock issuance
 costs paid on
 behalf of the
 entity...........            0          585,727      214,400           0          800,127
 Decrease in
 accrued
 interest.........            0          (57,986)      (3,005)          0          (60,991)
 Increase in rents
 paid in advance
 and deposits.....            0          666,719     (198,745)          0          467,974
 Increase
 (decrease) in
 deferred rental
 income...........            0        1,276,472            0           0        1,276,472
                    --------------- ------------- ------------ -------------- -------------
  Total
  adjustments.....    1,006,877      (75,982,935)   2,625,726   1,298,599      (72,058,610)
                    --------------- ------------- ------------ -------------- -------------
  Net cash
  provided by
  (used in)
  operating
  activities......   (3,711,003)     (53,602,685)  22,421,379     811,997      (30,369,309)

  See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and all 16 CNL Income Funds

                    for the Six months Ended June 30, 1999

                                     Property                                 Historical
                                    Acquisition                                  CNL        Historical
                       Historical    Pro Forma                   Historical   Financial    CNL Financial
                          APF       Adjustments      Subtotal     Advisor   Services, Inc.     Corp.       Subtotal
                      ------------  -----------    ------------  ---------- -------------- ------------- ------------
Cash Flows from
Investing
Activities:
 Proceeds from
 sale of land,
 buildings,
 direct financing
 leases, and
 equipment.......        3,673,907            0       3,673,907     22,157            0               0     3,696,064
 Additions to
 land and
 buildings on
 operating
 leases..........     (170,153,724) 121,715,562(f)  (48,438,162)         0      (20,873)              0   (48,459,035)
 Investment in
 direct financing
 leases..........      (44,186,644)           0     (44,186,644)         0            0               0   (44,186,644)
 Investment in
 joint venture...         (117,663)           0        (117,663)         0            0               0      (117,663)
 Acquisition of
 businesses......                0            0               0          0            0               0             0
 Purchase of
 other
 investments.....                0            0               0          0            0               0             0
 Net loss in
 market value
 from investments
 in trading
 securities......                0            0               0          0            0               0             0
 Proceeds from
 retained
 interest and
 securities,
 excluding
 investment
 income..........                0            0               0          0            0         182,607       182,607
 Investment in
 mortgage notes
 receivable......       (2,596,244)           0      (2,596,244)         0            0               0    (2,596,244)
 Collections on
 mortgage note
 receivable......          224,373            0         224,373          0            0               0       224,373
 Investment in
 notes
 receivable......      (22,358,869)           0     (22,358,869)         0            0               0   (22,358,869)
 Collection on
 notes
 receivable......          626,959            0         626,959          0            0               0       626,959
 Decrease in
 restricted
 cash............                0            0               0          0            0               0             0
 Increase in
 intangibles and
 other assets....       (3,198,326)           0      (3,198,326)         0            0               0    (3,198,326)
 Investment in
 certificates of
 deposit.........                0            0               0          0            0               0             0
 Other...........                0            0               0          0            0               0             0
                      ------------  -----------    ------------   --------     --------     -----------  ------------
 Net cash
 provided by
 (used in)
 investing
 activities......     (238,086,231) 121,715,562    (116,370,669)    22,157      (20,873)        182,607  (116,186,778)
Cash Flows from
Financing
Activities:
 Subscriptions
 received from
 stockholders....          210,736            0         210,736          0       20,570               0       231,306
 Contributions
 from limited
 partners........                0            0               0          0            0               0             0
 Contributions
 from holder of
 minority
 interest........          366,289            0         366,289          0            0               0       366,289
 Reimbursement of
 acquisition and
 stock issuance
 costs paid by
 related parties
 on behalf of the
 entity..........       (1,258,062)           0      (1,258,062)         0            0               0    (1,258,062)
 Payment of stock
 issuance costs..         (735,785)           0        (735,785)         0            0               0      (735,785)
 Proceeds from
 borrowing on
 line of
 credit/notes
 payable.........      151,437,245            0     151,437,245          0            0      94,272,038   245,709,283
 Payment on line
 of credit/notes
 payable.........      (12,580,289)           0     (12,580,289)         0       (4,808)    (14,428,254)  (27,013,351)
 Retirement of
 shares of common
 stock...........                0            0               0          0            0               0             0
 Distributions to
 holders of
 minority
 interest........          (21,105)           0         (21,105)         0            0               0       (21,105)
 Distributions to
 stockholders/limited
 partners........      (28,476,150)           0     (28,476,150)  (119,808)           0               0   (28,595,958)
 Other...........       (3,548,744)           0      (3,548,744)         0            0        (181,146)   (3,729,890)
                      ------------  -----------    ------------   --------     --------     -----------  ------------
 Net cash
 provided by
 (used in)
 financing
 activities......      105,394,135            0     105,394,135   (119,808)      15,762      79,662,638   184,952,727
Net increase
(decrease) in
cash.............     (104,435,804) 124,772,182      20,336,378   (380,013)    (323,537)       (758,561)   18,874,267
Cash at beginning
of year..........      123,199,837  (98,763,763)     24,436,074    713,308      962,573       2,526,078    28,638,033
                      ------------  -----------    ------------   --------     --------     -----------  ------------
Cash at end of
year.............     $ 18,764,033  $26,008,419    $ 44,772,452   $333,295     $639,036       1,767,517    47,512,300
                      ============  ===========    ============   ========     ========     ===========  ============
                       Combining                  Historical     Merger
                       Pro Forma      Combined      Income      Pro Forma     Adjusted
                      Adjustments       APF          Funds     Adjustments   Pro Forma
                      ------------- ------------- ------------ ------------ -------------
Cash Flows from
Investing
Activities:
 Proceeds from
 sale of land,
 buildings,
 direct financing
 leases, and
 equipment.......              0       3,696,064   13,675,305            0    17,371,369
 Additions to
 land and
 buildings on
 operating
 leases..........      4,452,252(e)  (44,006,783)  (3,563,230)           0   (47,570,013)
 Investment in
 direct financing
 leases..........              0     (44,186,644)  (1,307,530)           0   (45,494,174)
 Investment in
 joint venture...              0        (117,663)  (1,965,495)           0    (2,083,158)
 Acquisition of
 businesses......              0               0            0            0             0
 Purchase of
 other
 investments.....              0               0            0            0             0
 Net loss in
 market value
 from investments
 in trading
 securities......              0               0            0            0             0
 Proceeds from
 retained
 interest and
 securities,
 excluding
 investment
 income..........              0         182,607            0            0       182,607
 Investment in
 mortgage notes
 receivable......              0      (2,596,244)           0            0    (2,596,244)
 Collections on
 mortgage note
 receivable......              0         224,373    1,362,663            0     1,587,036
 Investment in
 notes
 receivable......              0     (22,358,869)           0            0   (22,358,869)
 Collection on
 notes
 receivable......              0         626,959            0            0       626,959
 Decrease in
 restricted
 cash............              0               0   (4,624,660)           0    (4,624,660)
 Increase in
 intangibles and
 other assets....              0      (3,198,326)           0            0    (3,198,326)
 Investment in
 certificates of
 deposit.........              0               0            0            0             0
 Other...........              0               0      (80,878)           0       (80,878)
                      ------------- ------------- ------------ ------------ -------------
 Net cash
 provided by
 (used in)
 investing
 activities......      4,452,252    (111,734,526)   3,496,175            0  (108,238,351)
Cash Flows from
Financing
Activities:
 Subscriptions
 received from
 stockholders....              0         231,306            0            0       231,306
 Contributions
 from limited
 partners........              0               0            0            0             0
 Contributions
 from holder of
 minority
 interest........              0         366,289            0            0       366,289
 Reimbursement of
 acquisition and
 stock issuance
 costs paid by
 related parties
 on behalf of the
 entity..........              0      (1,258,062)           0            0    (1,258,062)
 Payment of stock
 issuance costs..              0        (735,785)           0            0      (735,785)
 Proceeds from
 borrowing on
 line of
 credit/notes
 payable.........              0     245,709,283            0            0   245,709,283
 Payment on line
 of credit/notes
 payable.........              0     (27,013,351)           0            0  (27,013,351)
 Retirement of
 shares of common
 stock...........              0               0            0            0             0
 Distributions to
 holders of
 minority
 interest........              0         (21,105)     (80,314)           0      (101,419)
 Distributions to
 stockholders/limited
 partners........              0     (28,595,958) (23,934,008)           0   (52,529,966)
 Other...........              0      (3,729,890)           0            0    (3,729,890)
                      ------------- ------------- ------------ ------------ -------------
 Net cash
 provided by
 (used in)
 financing
 activities......              0     184,952,727  (24,014,322)           0   160,938,405
Net increase
(decrease) in
cash.............        741,249      19,615,516    1,903,232      811,997    22,330,745
Cash at beginning
of year..........      5,062,647      33,700,680   19,697,870  (14,234,773)   39,163,777
                      ------------- ------------- ------------ ------------ -------------
Cash at end of
year.............      5,803,896      53,316,196   21,601,102  (13,422,776)   61,494,522
                      ============= ============= ============ ============ =============

  See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and all 16 CNL Income Funds

                     for the Year Ended December 31, 1998

                                 Property                                  Historical
                                Acquisition                                   CNL        Historical
                   Historical    Pro Forma                  Historical     Financial    CNL Financial
                       APF      Adjustments     Subtotal      Advisor    Services, Inc.     Corp.        Subtotal
                   -----------  -----------    -----------  -----------  -------------- -------------  ------------
Cash Flows from
Operating
Activities:
Net Income
(loss)...........  $32,152,408  $16,704,852(a) $48,857,260  $10,656,379    $(468,133)   $    427,134   $ 59,472,640
 Adjustments to
 reconcile net
 income (loss) to
 net cash
 provided by
 (used in)
 operating
 activities:
 Depreciation....    4,042,290    6,246,947(b)  10,289,237      119,923       79,234               0     10,488,394
 Amortization
 expense.........       11,808            0         11,808       56,003            0       2,246,273      2,314,084
 Minority
 interest in
 income of
 consolidated
 joint venture...       30,156            0         30,156            0            0               0         30,156
 Equity in
 earnings of
 joint ventures,
 net of
 distributions...      (15,440)           0        (15,440)           0            0               0        (15,440)
 Loss (gain) on
 sale of land,
 building, net
 investment in
 direct leases...            0            0              0            0            0               0              0
 Provision for
 loss on land,
 buildings, and
 direct financing
 leases/provision
 for deferred
 taxes...........      611,534            0        611,534            0            0         398,042      1,009,576
 Gain on
 securitization..            0            0              0            0            0      (3,356,538)    (3,356,538)
 Net cash
 proceeds from
 securitization
 of notes
 receivable......            0            0              0            0            0     265,871,668    265,871,668
 Decrease
 (increase) in
 other
 receivables.....      899,572            0        899,572   (3,896,090)           0         453,105     (2,543,413)
 Increase in
 accrued interest
 income included
 in notes
 receivable......            0            0              0            0            0        (170,492)      (170,492)
 Increase in
 accrued interest
 on mortgage note
 receivable......            0            0              0            0            0               0              0
 Investment in
 notes
 receivable......            0            0              0            0            0    (288,590,674)  (288,590,674)
 Collections on
 notes
 receivable......            0            0              0            0            0      23,539,641     23,539,641
 Decrease in
 restricted
 cash............            0            0              0            0            0       2,504,091      2,504,091
 Decrease
 (increase) in
 due from related
 party...........            0            0              0            0       89,839      (1,043,527)      (953,688)
 Increase in
 prepaid
 expenses........            0            0              0            0        7,246               0          7,246
 Decrease in net
 investment in
 direct financing
 leases..........    1,971,634            0      1,971,634            0            0               0      1,971,634
 Increase in
 accrued rental
 income..........   (2,187,652)           0     (2,187,652)           0            0               0     (2,187,652)
 Increase in
 intangibles and
 other assets....      (29,477)           0        (29,477)     (44,716)     (20,635)        (59,523)      (154,351)
 Increase
 (decrease) in
 accounts
 payable, accrued
 expenses and
 other
 liabilities.....      467,972            0        467,972      156,317      325,898        (103,507)       846,680
 Increase in due
 to related
 parties,
 excluding
 reimbursement of
 acquisition, and
 stock issuance
 costs paid on
 behalf of the
 entity..........       31,255            0         31,255            0     (164,619)              0       (133,364)
 Increase in
 accrued
 interest........            0            0              0            0            0         (77,968)       (77,968)
 Increase in
 rents paid in
 advance and
 deposits........      436,843            0        436,843            0            0               0        436,843
 Decrease in
 deferred rental
 income..........      693,372            0        693,372            0            0               0        693,372
                   -----------  -----------    -----------  -----------    ---------    ------------   ------------
 Total
 adjustments.....    6,963,867    6,246,947     13,210,814   (3,608,563)     316,963       1,610,591     11,529,805
                   -----------  -----------    -----------  -----------    ---------    ------------   ------------
 Net cash
 provided by
 (used in)
 operating
 activities......   39,116,275   22,951,799     62,068,074    7,047,816     (151,170)      2,037,725     71,002,445
                    Combining                     Historical     Merger
                    Pro Forma         Combined      Income      Pro Forma        Adjusted
                   Adjustments          APF          Funds     Adjustments       Pro Forma
                   ---------------- ------------- ------------ --------------- --------------
Cash Flows from
Operating
Activities:
Net Income
(loss)...........  $(16,220,996)(a) $ 43,251,644  $38,837,148  $ (961,569)(a)  $  81,127,223
 Adjustments to
 reconcile net
 income (loss) to
 net cash
 provided by
 (used in)
 operating
 activities:
 Depreciation....      (340,898)(b)   10,147,496    5,480,695   2,076,819 (b)     17,705,010
 Amortization
 expense.........     2,013,754 (c)    4,327,838       91,310           0          4,419,148
 Minority
 interest in
 income of
 consolidated
 joint venture...             0           30,156      103,284           0            133,440
 Equity in
 earnings of
 joint ventures,
 net of
 distributions...             0          (15,440)   1,167,915     520,378 (d)      1,672,853
 Loss (gain) on
 sale of land,
 building, net
 investment in
 direct leases...             0                0   (2,519,894)          0         (2,519,894)
 Provision for
 loss on land,
 buildings, and
 direct financing
 leases/provision
 for deferred
 taxes...........             0        1,009,576    2,834,338           0          3,843,914
 Gain on
 securitization..             0       (3,356,538)           0           0         (3,356,538)
 Net cash
 proceeds from
 securitization
 of notes
 receivable......             0      265,871,668            0           0        265,871,668
 Decrease
 (increase) in
 other
 receivables.....             0       (2,543,413)     (53,211)          0         (2,596,624)
 Increase in
 accrued interest
 income included
 in notes
 receivable......             0         (170,492)           0           0           (170,492)
 Increase in
 accrued interest
 on mortgage note
 receivable......             0                0       (6,533)          0             (6,533)
 Investment in
 notes
 receivable......             0     (288,590,674)           0           0       (288,590,674)
 Collections on
 notes
 receivable......             0       23,539,641            0           0         23,539,641
 Decrease in
 restricted
 cash............             0        2,504,091            0           0          2,504,091
 Decrease
 (increase) in
 due from related
 party...........             0         (953,688)           0           0           (953,688)
 Increase in
 prepaid
 expenses........             0            7,246       18,470           0             25,716
 Decrease in net
 investment in
 direct financing
 leases..........             0        1,971,634    1,273,904           0          3,245,538
 Increase in
 accrued rental
 income..........             0       (2,187,652)    (376,728)          0         (2,564,380)
 Increase in
 intangibles and
 other assets....             0         (154,351)      (2,380)          0           (156,731)
 Increase
 (decrease) in
 accounts
 payable, accrued
 expenses and
 other
 liabilities.....             0          846,680     (194,293)          0            652,387
 Increase in due
 to related
 parties,
 excluding
 reimbursement of
 acquisition, and
 stock issuance
 costs paid on
 behalf of the
 entity..........             0         (133,364)     227,855           0             94,491
 Increase in
 accrued
 interest........             0          (77,968)           0           0            (77,968)
 Increase in
 rents paid in
 advance and
 deposits........             0          436,843      219,115           0            655,958
 Decrease in
 deferred rental
 income..........             0          693,372            0           0            693,372
                   ---------------- ------------- ------------ --------------- --------------
 Total
 adjustments.....     1,672,856       13,202,661    8,263,847   2,597,197         24,063,705
                   ---------------- ------------- ------------ --------------- --------------
 Net cash
 provided by
 (used in)
 operating
 activities......   (14,548,140)      56,454,305   47,100,995   1,635,628        105,190,928

  See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and all 16 CNL Income Funds

                     for the Year Ended December 31, 1998

                                      Property                                     Historical
                                    Acquisition                                       CNL        Historical
                       Historical    Pro Forma                      Historical     Financial    CNL Financial
                          APF       Adjustments        Subtotal       Advisor    Services, Inc.     Corp.        Subtotal
                      ------------  ------------     -------------  -----------  -------------- -------------  ------------
Cash Flows from
Investing
Activities:
 Proceeds from
 sale of land,
 buildings,
 direct financing
 leases, and
 equipment.......        2,385,941             0         2,385,941            0            0                0     2,385,941
 Additions to
 land and
 buildings on
 operating
 leases..........     (200,101,667)   (3,369,856)(e)  (325,187,085)    (381,671)    (236,372)               0  (325,805,128)
                                    (121,715,562)(i)
 Investment in
 direct financing
 leases..........      (47,115,435)            0       (47,115,435)           0            0                0   (47,115,435)
 Investment in
 joint venture...         (974,696)            0          (974,696)           0            0                0      (974,696)
 Acquisition of
 businesses......                0             0                 0            0            0                0             0
 Purchase of
 other
 investments.....      (16,083,055)            0       (16,083,055)           0            0                0   (16,083,055)
 Net loss in
 market value
 from investments
 in trading
 securities......                0             0                 0            0            0          295,514       295,514
 Proceeds from
 retained
 interest and
 securities,
 excluding
 investment
 income..........                0             0                 0            0            0          212,821       212,821
 Investment in
 mortgage notes
 receivable......       (2,886,648)            0        (2,886,648)           0            0                0    (2,886,648)
 Collections on
 mortgage note
 receivable......          291,990             0           291,990            0            0                0       291,990
 Investment in
 equipment notes
 receivable......       (7,837,750)            0        (7,837,750)           0            0                0    (7,837,750)
 Collections on
 equipment notes
 receivable......        1,263,633             0         1,263,633    1,783,240            0                0     3,046,873
 Decrease in
 restricted
 cash............                0             0                 0            0            0                0             0
 Increase in
 intangibles and
 other assets....       (6,281,069)            0        (6,281,069)           0            0                0    (6,281,069)
 Other...........                0             0                 0      200,000            0                0       200,000
                      ------------  ------------     -------------  -----------    ---------    -------------  ------------
 Net cash
 provided by
 (used in)
 investing
 activities......     (277,338,756) (125,085,418)     (402,424,174)   1,601,569     (236,372)         508,335  (400,550,642)
Cash Flows from
Financing
Activities:
 Subscriptions
 received from
 stockholders....      385,523,966             0       385,523,966      966,115       51,830           50,100   386,592,011
 Contributions
 from limited
 partners........                0             0                 0            0            0                0             0
 Reimbursement of
 acquisition and
 stock issuance
 costs paid by
 related parties
 on behalf of the
 entity..........       (4,574,925)            0        (4,574,925)           0            0                0    (4,574,925)
 Payment of stock
 issuance costs..      (34,579,650)            0       (34,579,650)           0            0                0   (34,579,650)
 Proceeds from
 borrowing on
 line of
 credit/notes
 payable.........        7,692,040     3,369,856 (e)    11,061,896      198,296            0      413,555,624   424,815,816
 Payment on line
 of credit/notes
 payable.........           (8,039)            0            (8,039)           0            0     (411,805,787) (411,813,826)
 Retirement of
 shares of common
 stock...........         (639,528)            0          (639,528)           0            0                0      (639,528)
 Distributions to
 holders of
 minority
 interest........          (34,073)            0           (34,073)           0            0                0       (34,073)
 Distributions to
 stockholders/limited
 partners........      (39,449,149)            0       (39,449,149)  (9,364,488)           0                0   (48,813,637)
 Other...........          (95,101)            0           (95,101)           0           24       (2,500,011)   (2,595,088)
                      ------------  ------------     -------------  -----------    ---------    -------------  ------------
 Net cash
 provided by
 (used in)
 financing
 activities......      313,835,541     3,369,856       317,205,397   (8,200,077)      51,854         (700,074)  308,357,100
 Net increase
 (decrease) in
 cash............       75,613,060   (98,763,763)      (23,150,703)     449,308     (335,688)       1,845,986   (21,191,097)
 Cash at
 beginning of
 year............       47,586,777             0        47,586,777      264,000    1,298,261          680,092    49,829,130
                      ------------  ------------     -------------  -----------    ---------    -------------  ------------
 Cash at end of
 year............     $123,199,837  $(98,763,763)    $  24,436,074  $   713,308    $ 962,573    $   2,526,078  $ 28,638,033
                      ============  ============     =============  ===========    =========    =============  ============
                       Combining                     Historical      Merger
                       Pro Forma        Combined       Income      Pro Forma         Adjusted
                      Adjustments         APF          Funds      Adjustments        Pro Forma
                      --------------- ------------- ------------- ---------------- --------------
Cash Flows from
Investing
Activities:
 Proceeds from
 sale of land,
 buildings,
 direct financing
 leases, and
 equipment.......              0         2,385,941    17,221,106             0        19,607,047
 Additions to
 land and
 buildings on
 operating
 leases..........     21,794,386 (h)  (304,010,742)   (2,304,586)            0      (306,315,328)
 Investment in
 direct financing
 leases..........              0       (47,115,435)     (959,640)            0       (48,075,075)
 Investment in
 joint venture...              0          (974,696)   (8,730,835)            0        (9,705,531)
 Acquisition of
 businesses......     (2,183,599)(f)    (2,183,599)            0    (9,708,401)(g)   (18,054,000)
                                                                    (6,162,000)(g)
 Purchase of
 other
 investments.....              0       (16,083,055)            0             0       (16,083,055)
 Net loss in
 market value
 from investments
 in trading
 securities......              0           295,514             0             0           295,514
 Proceeds from
 retained
 interest and
 securities,
 excluding
 investment
 income..........              0           212,821             0             0           212,821
 Investment in
 mortgage notes
 receivable......              0        (2,886,648)            0             0        (2,886,648)
 Collections on
 mortgage note
 receivable......              0           291,990       785,947             0         1,077,937
 Investment in
 equipment notes
 receivable......              0        (7,837,750)            0             0        (7,837,750)
 Collections on
 equipment notes
 receivable......              0         3,046,873             0             0         3,046,873
 Decrease in
 restricted
 cash............              0                 0     2,054,030             0         2,054,030
 Increase in
 intangibles and
 other assets....              0        (6,281,069)            0             0        (6,281,069)
 Other...........              0           200,000       194,644             0           394,644
                      --------------- ------------- ------------- ---------------- --------------
 Net cash
 provided by
 (used in)
 investing
 activities......     19,610,787      (380,939,855)    8,260,666  (15,870,401)      (388,549,590)
Cash Flows from
Financing
Activities:
 Subscriptions
 received from
 stockholders....              0       386,592,011             0             0       386,592,011
 Contributions
 from limited
 partners........              0                 0             0             0                 0
 Reimbursement of
 acquisition and
 stock issuance
 costs paid by
 related parties
 on behalf of the
 entity..........              0        (4,574,925)            0             0        (4,574,925)
 Payment of stock
 issuance costs..              0       (34,579,650)            0             0       (34,579,650)
 Proceeds from
 borrowing on
 line of
 credit/notes
 payable.........              0       424,815,816             0             0       424,815,816
 Payment on line
 of credit/notes
 payable.........              0      (411,813,826)            0             0      (411,813,826)
 Retirement of
 shares of common
 stock...........              0          (639,528)            0             0          (639,528)
 Distributions to
 holders of
 minority
 interest........              0           (34,073)     (170,715)            0          (204,788)
 Distributions to
 stockholders/limited
 partners........              0       (48,813,637)  (54,151,978)            0      (102,965,615)
 Other...........              0        (2,595,088)            0             0        (2,595,088)
                      --------------- ------------- ------------- ---------------- --------------
 Net cash
 provided by
 (used in)
 financing
 activities......              0       308,357,100   (54,322,693)            0       254,034,407
 Net increase
 (decrease) in
 cash............      5,062,647       (16,128,450)    1,038,968   (14,234,773)      (29,324,255)
 Cash at
 beginning of
 year............              0        49,829,130    18,658,902             0        68,488,032
                      --------------- ------------- ------------- ---------------- --------------
 Cash at end of
 year............     $5,062,647      $ 33,700,680  $ 19,697,870  $(14,234,773)    $  39,163,777
                      =============== ============= ============= ================ ==============

  See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                         PRO FORMA FINANCIAL STATEMENTS

 For the acquisitions of the Advisor, the CNL Financial Services Group and all
                            16 CNL Income Funds

1. Basis of Presentation

   The Pro Forma Balance Sheet as of June 30, 1999 reflects the transactions of the acquisition of the Advisor and CNL Restaurant Financial Services Group as set forth in this consent solicitation. The Pro Forma Statements of Earnings for the six months ended June 30, 1999, and for the year ended December 31, 1998, have been prepared to reflect (a) the issuance of additional shares and the property acquisitions completed from January 1, 1998 through July 31, 1999 and (b) the acquisition of the Advisor and CNL Restaurant Financial Services Group and the Acquisition of the Funds. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF and the historical combined financial information of the Advisor, CNL Restaurant Financial Services Group and the Income Funds and should be read in conjunction with the selected historical financial data and accompanying notes of APF, the Advisor the CNL Restaurant Financial Services Group and the Income Funds. The Pro Forma Balance Sheet was prepared as if the transactions described above occurred on June 30, 1999. The Pro Forma Statements of Earnings were prepared as if the transactions described above occurred as of January 1, 1998. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the transactions described above had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all material adjustments necessary to reflect the recurring effects of the transactions described above have been made.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partner elected the Note option. This assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   The Pro Forma Balance Sheet and Pro Forma Statements of Earnings assume the issuance of the APF Shares relating to the purchase of the Advisor and the CNL Restaurant Financial Services Group without regard to a provision that provides for 1,000,000 APF Shares to be placed in escrow pending achievement of certain levels of property acquisition and/or mortgage loan origination. This presentation was selected in order to present both the most dilutive results as well as what management believes is the most likely result based on current information.

2. Method of Accounting

   The acquisition of the CNL Restaurant Financial Services Group and the Income Funds will be accounted for under the purchase accounting method. APF will recognize goodwill to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. As for the acquisition of the Advisor from a related party, APF will expense the costs incurred in acquiring the Advisor to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. The excess purchase price will be recorded as an expense on APF's consolidated statements of earnings.

   All significant intercompany balances and transactions between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Funds have been eliminated in the pro forma financial statements.

3. Reverse Stock Split

   In May 1999, the stockholders approved a proposal for a one-for-two reverse stock split at the annual stockholder meeting. All information relating to shares outstanding and per share information has been restated for all periods presented.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)
4. Adjustments to Pro Forma Balance Sheet

   The following describes the pro forma adjustments to the Pro Forma Balance Sheet as of June 30, 1999, as if the Acquisition was consummated on such date. For purposes of the pro forma financial statements, it is assumed that at a special meeting of stockholders for APF, the stockholders of APF approved a proposal for an amendment to its Articles of Incorporation to increase the number of authorized shares to an amount necessary to enable APF to issue the shares for the Acquisition.

   (A) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

   (B) Represents the effect of recording the acquisitions of the Advisor, the CNL Financial Services Group and the Income Funds using the purchase accounting method.

                                           CNL
                                        Financial
                                        Services
                             Advisor      Group        Funds         Total
                           ----------- -----------  ------------  ------------
Fair Value of
 Consideration Received... $77,349,216 $47,834,383  $538,493,774  $663,677,373
                           =========== ===========  ============  ============
Share Consideration....... $76,000,000 $47,000,000  $522,623,373  $645,623,373
Cash Consideration........         --          --      6,162,000     6,162,000
APF Transaction Costs.....   1,349,216     834,383     9,708,401    11,892,000
                           ----------- -----------  ------------  ------------
Total Purchase Price...... $77,349,216 $47,834,383  $538,493,774  $663,677,373
                           =========== ===========  ============  ============
Allocation of Purchase
 Price:
Net Assets--Historical.... $ 8,330,475 $10,135,087  $442,804,371  $461,269,933
Purchase Price Adjust-
 ments:
 Land and buildings on op-
  erating leases..........         --          --     80,142,383    80,142,383
 Net investment in direct
  financing leases........         --          --     20,448,150    20,448,150
 Investment in joint ven-
  tures...................         --          --     14,171,514    14,171,514
 Accrued rental income....         --          --    (18,287,268)  (18,287,268)
 Intangibles and other as-
  sets....................         --   (2,575,792)     (785,376)   (3,361,168)
 Goodwill* ...............         --   40,275,088           --     40,275,088
 Excess purchase price....  69,018,741         --            --     69,018,741
                           ----------- -----------  ------------  ------------
    Total Allocation...... $77,349,216 $47,834,383  $538,493,774  $663,677,373
                           =========== ===========  ============  ============

--------
* Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   The APF Transaction costs of $11,892,000 are allocated on a pro rata basis to each acquisition based on the total purchase price for the acquisition of the Advisor, the CNL Financial Services Group and the Income Funds. The excess purchase price paid for the Advisor to a related party of $69,018,741 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations". Goodwill of $40,275,088 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

1.Common Stock (CFA, CFS, CFC)--Class A..................      8,600
  Common Stock (CFA, CFS, CFC)--Class B..................      4,825
  Additional Paid-In Capital (CFA, CFS, CFC)............. 12,568,974
  Retained Earnings......................................  5,883,163
  Accumulated distributions in excess of earnings........ 69,018,741
  Goodwill for CFC/CFS (Intangibles and other assets).... 40,275,088
    CFC/CFS Organizational Costs/Other Assets............              2,575,792
    Cash to pay APF transaction costs....................              2,183,599
    APF Common Stock.....................................                 61,500
    APF Capital in excess of par value...................            122,938,500
  (To record acquisition of CFA, CFS and CFC)

2.Partners' Capital..................................... 442,804,371
  Land and buildings on operating leases................  80,142,383
  Net investment in direct financing leases.............  20,448,150
  Investment in joint ventures..........................  14,171,514
    Accrued rental income...............................              18,287,268
    Intangibles and other assets........................                 785,376
    Cash to pay APF Transaction costs...................               9,708,401
    Cash consideration to Income Funds..................               6,162,000
    APF Common Stock....................................                 270,351
    APF Capital in excess of par value..................             522,353,022
  (To record the acquisition of the Income Funds)

   (C) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

   (D) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Acquisition Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

   (E) Represents the elimination by the Funds of $1,323,882 in related party payables recorded as receivables by the Advisor.

5. Adjustments to Pro Forma Statements of Earnings

   (I) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

     (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

     (b) Represents the elimination of intercompany fees between APF, the Income Funds, the Advisor and the CNL Restaurant Financial Services Group:

       Origination fees from affiliates........................... $  (689,425)
       Secured equipment lease fees...............................     (67,967)
       Advisory fees..............................................    (126,788)
       Reimbursement of administrative costs......................    (382,728)
       Acquisition fees...........................................  (4,452,252)
       Underwriting fees..........................................     (54,248)
       Administrative, executive and guarantee fees...............    (532,389)
       Servicing fees.............................................    (572,728)
       Development fees...........................................     (38,853)
       Management fees............................................  (1,681,870)
                                                                   -----------
         Total.................................................... $(8,599,248)
                                                                   ===========

     (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

     (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income.............................................. $ 144,014

     (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs............................. $(774,311)

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

     (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,681,870)
       Administrative executive and guarantee fees................    (532,389)
       Servicing fees.............................................    (572,728)
       Advisory fees..............................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

     (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

     (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4)

       Amortization of goodwill................................... $ 1,006,877

     (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

     (j) Represents $553,747 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Funds as if the leases had been acquired on January 1, 1998.

     (k) Represents the elimination of fees between the Advisor and the
  Funds:

       Management fees.............................................. $(112,161)
       Reimbursement of administrative costs........................  (424,691)
                                                                     ---------
                                                                     $(536,852)
                                                                     =========

     (l) Represents the elimination of $424,691 in administrative costs reimbursed by the Funds to the Advisor.

     (m) Represents savings of $363,273 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

     (n) Represents the elimination of $112,161 in management fees by the Funds to the Advisor.

     (o) Represents additional state income taxes of $105,023 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Funds had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

     (p) Represents an increase in depreciation expense of $1,038,410 as a result of adjusting the historical basis of the real estate wholly owned by the Income Funds to fair value as a result of accounting

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued) for the Acquisition of the Income Funds under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

     (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $260,189 as a result of adjusting the historical basis of the real estate owned by the Income Funds, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Funds under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Funds is being depreciated using the straight-line method over the remaining useful lives of the properties.

     (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

   (II) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

     (a) Represents rental and earned income of $22,951,799, and depreciation expense of $6,246,947 as if properties that had been operational when they were acquired by APF from January 1, 1998 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

     (b) Represents the elimination of intercompany fees between APF, the Income Funds, the Advisor and the CNL Restaurant Financial Services Group:

       Origination fees from affiliates.......................... $ (1,773,406)
       Secured equipment lease fees..............................      (54,998)
       Advisory fees.............................................     (305,030)
       Reimbursement of administrative costs.....................     (408,762)
       Acquisition fees..........................................  (21,794,386)
       Underwriting fees.........................................     (388,491)
       Administrative, executive and guarantee fees..............   (1,233,043)
       Servicing fees............................................   (1,570,331)
       Development fees..........................................     (229,153)
       Management fees...........................................   (1,851,004)
                                                                  ------------
         Total................................................... $(29,608,604)
                                                                  ============

     (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued) accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the year ended December 31, 1998 of $3,107,164 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

     (d) Represents the amortization of the loan origination fees received by CNL Financial Services, Inc. from borrowers during the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(II)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income............................................. $    207,144

     (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs.......................... $ (4,241,719)

     (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,851,004)
       Administrative executive and guarantee fees................  (1,233,043)
       Servicing fees.............................................  (1,269,357)
       Advisory fees..............................................    (305,030)
                                                                   -----------
                                                                   $(4,658,434)
                                                                   ===========

     (g) Represents the elimination of $2,161,897 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

     (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4)

       Amortization of goodwill.................................... $2,013,754

     (i) Represents the elimination of $6,898,434 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL
  Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

     (j) Represents $1,107,494 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the lease acquired from the Income Funds as if the leases had been acquired on January 1, 1998.

     (k) Represents the elimination of fees between the Advisor and the
  Funds:

       Management fees............................................. $ (226,177)
       Reimbursement of administrative costs.......................   (511,721)
                                                                    ----------
                                                                    $ (737,898)
                                                                    ==========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)
     (l) Represents the elimination of $511,721 in administrative costs reimbursed by the Income Funds to the Advisor.

     (m) Represents savings of $696,259 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

     (n) Represents the elimination of $226,177 in management fees by the Income Funds to the Advisor.

     (o) Represents additional state income taxes of $168,125 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1998 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Funds had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

     (p) Represents an increase in depreciation expense of $2,076,819 as a result of adjusting the historical basis of the real estate owned indirectly by the Income Fund through joint venture or tenancy in common arrangements with affiliates or unrelated third parties, to fair value as a result of accounting for the Acquisition of the Income Funds under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

     (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $520,378 as a result of adjusting the historical basis of the real estate owned by the Income Funds, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Funds under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Funds is being depreciated using the straight-line method over the remaining useful lives of the properties.

     (r) Represents the decrease in depreciation expense of $340,898 as a result of eliminating acquisition fees (see 4(II)(b)) between APF and the Advisor which on a historical basis were capitalized as part of the basis of the building.

     (s) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

6. Adjustments to Pro Forma Statement of Cash Flows

   (I) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

     (a) Represents pro forma adjustments to net income.

     (b) Represents add back of pro forma depreciation expense to net income.

     (c) Represents add back of pro forma amortization of goodwill expense to net income.

     (d) Represents adjustment of equity in earnings to net income.

     (e) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

     (f) Represents the reversal of historical cash used for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.





  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

     (a) Represents pro forma adjustments to net income.

     (b) Represents add back of pro forma depreciation expense to net income.

     (c) Represents add back of pro forma amortization of goodwill expense to net income.

     (d) Represents adjustment of equity in earnings to net income.

     (e) Represents amounts borrowed under APF's credit facility from July 1, 1999 through July 31, 1999 to acquire properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

     (f) Represents the use of cash by APF to pay the transaction costs allocated to the acquisition of the Advisor and Restaurant Financial Group.

     (g) Represents the use of cash i) to pay for the cash consideration proposed in the offer to acquire the Funds and ii) to pay the transaction costs allocated to the acquisition of the Income Funds.

     (h) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

     (i) Represents the adjustment for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF as if these properties had been acquired on January 1, 1998.

    Non-cash Investing Activities

     On January 1, 1999, APF issued shares of its common stock to acquire the Advisor, CNL Restaurant Financial Services Group and the Income Funds, as described in 4(A) and 4(B).

                             CNL INCOME FUND, LTD.

               INDEX TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                      Group and CNL Income Fund, Ltd.

Unaudited Pro Forma Financial Information...............................  F-457

Unaudited Pro Forma Balance Sheet--As of June 30, 1999..................  F-458

Unaudited Pro Forma Statement of Earnings--For the Six Months Ended June
 30, 1999 ..............................................................  F-460

Unaudited Pro Forma Statement of Earnings--For the Year Ended December
 31, 1998 ..............................................................  F-462

Unaudited Pro Forma Statement of Cash Flows--For the Six Months Ended
 June 30, 1999 .........................................................  F-464

Unaudited Pro Forma Statement of Cash Flows--For the Year Ended December
 31, 1998...............................................................  F-466

Notes and Management's Assumptions to Unaudited Pro Forma Financial
 Statements.............................................................  F-468

             UNAUDITED PRO FORMA FINANCIAL INFORMATION OF APF

For the Acquisition of the Advisor, the CNL Restaurant Financial Services Group
                         and CNL Income Fund, Ltd.

   The following unaudited pro forma financial information with respect to APF gives effect to the acquisition of properties, the acquisition of CNL Fund Advisors, Inc. (the "Advisor" or "CFA") and the CNL Restaurant Financial Services Group, and the acquisition of CNL Income Fund, Ltd. (the acquisition of CNL Income Fund, Ltd. is referred to as the "Acquisition"), and is based on estimates and assumptions set forth below in the notes to such information which included pro forma adjustments. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF, the historical combined financial information of CNL Income Fund, Ltd., the Advisor and CNL Restaurant Financial Services Group (shown separately as CNL Financial Services, Inc. ("CFS") and CNL Financial Corporation ("CFC")) and should be read in conjunction with the selected historical financial data and accompanying notes of APF, CNL Income Fund, Ltd., Advisor and CNL Restaurant Financial Services Group. The pro forma balance sheet assumes that the Acquisition occurred on June 30, 1999, and the pro forma consolidated statements of earnings and statements of cash flows assume that the acquisition of properties by APF from January 1, 1998 through July 31, 1999, the acquisition of the Advisor, the CNL Restaurant Financial Services Group and the Acquisition occurred on January 1, 1998.

   The inclusion of this pro forma financial information was chosen to provide a balanced pro forma presentation of APF if only the smallest Income Fund was acquired in the Acquisition.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partner elected to receive notes in the Acquisition. The assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Acquisition had been effected on the dates indicated or of the results which may be obtained in the future.




   See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                      Group and CNL Income Fund, Ltd.

                              As of June 30, 1999

                                        Property                                 Historical
                                       Acquisition                                  CNL        Historical
                          Historical    Pro Forma                   Historical   Financial    CNL Financial
                             APF       Adjustments      Subtotal     Advisor   Services, Inc.     Corp.        Subtotal
                         ------------  -----------    ------------  ---------- -------------- ------------- --------------
ASSETS:
Land and Building on
 operating leases (net
 depreciation).........  $569,567,003  $ 3,369,856(A) $572,936,859  $        0   $        0   $          0  $  572,936,859
Net Investment in
 Direct Financing
 Leases................   132,179,949            0     132,179,949           0            0              0     132,179,949
Mortgages and Notes
 Receivable............    63,351,507            0      63,351,507           0            0    290,522,671     353,874,178
Other Investments......    16,197,812            0      16,197,812           0            0      6,361,082      22,558,894
Investment In Joint
 Ventures..............     1,081,046            0       1,081,046           0            0              0       1,081,046
Cash and Cash
 Equivalents...........    18,764,033            0(A)   18,764,033     333,295      639,036      1,767,517      21,503,881

Restricted
 Cash/Certificates of
 Deposit...............     2,006,690            0       2,006,690           0            0      2,482,041       4,488,731
Receivables (net
 allowances)/Due from
 Related Party.........       649,972            0         649,972   8,668,738    5,417,084      1,125,933      15,861,727
Accrued Rental Income..     5,875,698            0       5,875,698           0            0              0       5,875,698
Other Assets...........    12,551,632            0      12,551,632     405,214      313,486      2,479,317      15,749,649
Goodwill...............             0            0               0           0            0              0               0
                         ------------  -----------    ------------  ----------   ----------   ------------  --------------
 Total Assets..........  $822,225,342  $3,369,856     $825,595,198  $9,407,247   $6,369,606   $304,738,561  $1,146,110,612
                         ============  ===========    ============  ==========   ==========   ============  ==============
LIABILITIES AND EQUITY:
Accounts Payable and
 Accrued Liabilities...  $  2,105,725  $         0    $  2,105,725  $  673,437   $  311,969   $  2,013,172  $    5,104,303
Accrued Construction
 Costs Payable.........     9,745,014            0       9,745,014           0            0              0       9,745,014
Distributions Payable..             0            0               0           0            0              0               0
Due to Related
 Parties...............     1,444,444            0       1,444,444           0      500,981     30,170,185      32,115,610
Income Tax Payable.....             0            0               0      51,466       16,906        274,485         342,857
Line of Credit/Notes
 payable...............   149,000,000    3,369,856(A)  152,369,856     351,869            0    267,685,382     420,407,107
Deferred Income........     2,466,355            0       2,466,355           0            0              0       2,466,355
Rents Paid in Advance..     1,617,367            0       1,617,367           0            0              0       1,617,367
Minority Interest......       644,611            0         644,611           0            0              0         644,611
Common Stock...........       373,484            0         373,484           0            0              0         373,484
Common Stock--Class A..             0            0               0       6,400        2,000            200           8,600
Common Stock--Class B..             0            0               0       3,600          724            501           4,825
Additional Paid-in-
 capital...............   669,997,715            0     669,997,715   3,328,376    5,303,503      3,937,095     682,566,689

Accumulated
 distributions in
 excess of net
 earnings..............   (15,169,373)           0     (15,169,373)  4,992,099      233,523        657,541      (9,286,210)


Partners' Capital......             0            0               0           0            0              0               0
                         ------------  -----------    ------------  ----------   ----------   ------------  --------------
 Total Liabilities and
  Equity...............  $822,225,342  $ 3,369,856    $825,595,198  $9,407,247   $6,369,606   $304,738,561  $1,146,110,612
                         ============  ===========    ============  ==========   ==========   ============  ==============
Wtd. Avg. Shares
 Outstanding               37,347,883
                         ============
Shares Outstanding         37,348,464
                         ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                           CNL Income Fund, Ltd.

                              As of June 30, 1999


                           Combining
                           Pro Forma           Combined      Historical CNL    Pro Forma          Adjusted
                          Adjustments            APF        Income Fund, Ltd. Adjustments        Pro Forma
                          ------------      --------------  ----------------- -----------      --------------
ASSETS:
Land and Building on
 operating leases
 (net depreciation).....  $          0      $  572,936,859     $7,472,578     $ 2,329,471 (B2) $  582,738,908
Net Investment in Direct
 Financing Leases.......             0         132,179,949              0         594,360 (B2)    132,774,309
Mortgages and Notes
 Receivable.............             0         353,874,178              0               0         353,874,178
Other Investments.......             0          22,558,894              0               0          22,558,894
Investment In Joint
 Ventures...............             0           1,081,046        832,194         411,919 (B2)      2,325,159
Cash and Cash
 Equivalents............   (10,868,941)(B1)     10,634,940        203,524      (1,023,059)(B2)      9,662,405
                                                                                 (153,000)(B2)
Restricted
 Cash/Certificates of
 Deposit................             0           4,488,731              0               0           4,488,731
Receivables (net
 allowances)/Due from
 Related Party..........    (6,614,629)(C)       9,247,098         10,896        (149,805)(E)       9,108,189
Accrued Rental Income...             0           5,875,698         31,065         (31,065)(B2)      5,875,698
Other Assets............    (2,575,792)(B1)     13,173,857         30,998         (30,998)(B2)     13,173,857
Goodwill................    43,593,878 (B1)     43,593,878              0               0          43,593,878
                          ------------      --------------     ----------     -----------      --------------
 Total Assets...........  $ 23,534,516      $1,169,645,128     $8,581,255     $ 1,947,823      $1,180,174,206
                          ============      ==============     ==========     ===========      ==============
LIABILITIES AND EQUITY:
Accounts Payable and
 Accrued Liabilities....  $          0      $    5,104,303     $   36,183     $         0      $    5,140,486
Accrued Construction
 Costs Payable..........             0           9,745,014              0               0           9,745,014
Distributions Payable...             0                   0        266,982               0             266,982
Due to Related Parties..    (6,614,629)(C)      25,500,981        149,805        (149,805)(E)      25,500,981
Income Tax Payable......      (342,857)(D)               0              0               0                   0
Line of Credit/Notes
 payable................             0         420,407,107              0               0         420,407,107
Deferred Income.........             0           2,466,355              0               0           2,466,355
Rents Paid in Advance...             0           1,617,367         17,930               0           1,635,297
Minority Interest.......             0             644,611              0               0             644,611
Common Stock............        61,500 (B1)        434,984              0           5,712 (B2)        440,696
Common Stock--Class A...        (8,600)(B1)              0              0               0                   0
Common Stock--Class B...        (4,825)(B1)              0              0               0                   0
Additional Paid-in-
 capital................   122,938,500 (B1)    792,936,215              0      10,202,271 (B2)    803,138,486
                           (12,568,974)(B1)
Accumulated
 distributions in excess
 of net earnings........    (5,883,163)(B1)    (89,211,809)             0               0         (89,211,809)
                           (74,385,293)(B1)
                               342,857 (D)
Partners' Capital.......             0                   0      8,110,355      (8,110,355)(B2)              0
                          ------------      --------------     ----------     -----------      --------------
 Total Liabilities and
  Equity................  $ 23,534,516      $1,169,645,128     $8,581,255     $ 1,947,823      $1,180,174,206
                          ============      ==============     ==========     ===========      ==============
Wtd. Avg. Shares
 Outstanding                                                                                       44,069,113
                                                                                               ==============
Shares Outstanding                                                                                 44,069,694
                                                                                               ==============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                      Group and CNL Income Fund, Ltd.

                     For the Six Months Ended June 30, 1999

                                         Property                                Historical
                                       Acquisition                                  CNL        Historical
                          Historical    Pro Forma                  Historical    Financial    CNL Financial
                              APF      Adjustments     Subtotal     Advisor    Services, Inc.     Corp.      Subtotal
                          -----------  ------------   -----------  ----------  -------------- ------------- -----------
Revenues:
 Rental and Earned
  Income................  $27,900,894   $3,056,620(a) $30,957,514  $        0    $       0     $        0   $30,957,514
 Fees...................            0            0              0   9,454,036    2,963,154         11,511    12,428,701
 Interest and Other
  Income................    4,249,461            0      4,249,461      87,570      249,258     11,539,080    16,125,369
                          -----------   ----------    -----------  ----------    ---------     ----------   -----------
 Total Revenue..........   32,150,355    3,056,620     35,206,975   9,541,606    3,212,412     11,550,591   $59,511,584
Expenses:
 General and
  Administrative........    2,244,408            0      2,244,408   5,405,130    2,441,151        263,524    10,354,213
 Management and Advisory
  Fees..................    1,681,870            0      1,681,870           0            0      1,231,905     2,913,775
 Fees Paid to Related
  Parties...............            0            0              0      88,949      689,425              0       778,374
 Interest Expense.......            0            0              0      92,707            0     10,294,499    10,387,206
 State Taxes............      464,966            0        464,966           0            0              0       464,966
 Depreciation--Other....            0            0              0      77,130       39,032              0       116,162
 Depreciation--
  Property..............    3,701,974      967,179(a)   4,669,153           0            0              0     4,669,153
 Amortization...........        9,700            0          9,700          36            0              0         9,736
 Transaction Costs......      483,005            0        483,005           0            0              0       483,005
                          -----------   ----------    -----------  ----------    ---------     ----------   -----------
 Total Expenses.........    8,585,923      967,179      9,553,102   5,663,952    3,169,608     11,789,928    30,176,590
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...   23,564,432    2,089,441     25,653,873   3,877,654       42,804       (239,337)   29,334,994

 Equity Earnings of
  Joint
  Ventures/Minority
  Interest .............       31,241            0         31,241           0            0              0        31,241
 Gain (Loss) on Sale of
  Properties............     (201,843)           0       (201,843)          0            0              0      (201,843)
 Provision For Losses on
  Properties............     (540,522)           0       (540,522)          0            0              0      (540,522)
                          -----------   ----------    -----------  ----------    ---------     ----------   -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   22,853,308    2,089,441     24,942,749   3,877,654       42,804       (239,337)   28,623,870
 Benefit/(Provision) for
  Federal Income Taxes..            0            0              0  (1,595,036)     (16,906)        86,202    (1,525,740)
                          -----------   ----------    -----------  ----------    ---------     ----------   -----------
Net Earnings (Losses)...  $22,853,308   $2,089,441    $24,942,749  $2,282,618    $  25,898     $ (153,135)  $27,098,130
                          ===========   ==========    ===========  ==========    =========     ==========   ===========
Earnings Per
 Share/Unit.............  $      0.61   $      n/a    $       n/a  $      n/a    $     n/a     $      n/a   $       n/a
                          ===========   ==========    ===========  ==========    =========     ==========   ===========
Wtd. Avg. Shares
 Outstanding............   37,347,883            0     37,347,883         n/a          n/a            n/a    37,347,883
                          ===========   ==========    ===========  ==========    =========     ==========   ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                      Group and CNL Income Fund, Ltd.

                     For The Six Months Ended June 30, 1999

                                                           Historical
                           Combining                          CNL
                           Pro Forma           Combined      Income    Pro Forma          Adjusted
                          Adjustments             APF      Fund, Ltd. Adjustments         Pro Forma
                          -----------         -----------  ---------- -----------        -----------
Revenues:
 Rental and Earned
  Income................  $         0         $30,957,514   $482,159   $ 11,071 (j)      $31,450,744
 Fees...................   (9,812,516)(b),(c)   2,616,185          0    (16,883)(k)        2,599,302
 Interest and Other
  Income................      144,014 (d)      16,269,383      5,203          0           16,274,586
                          -----------         -----------   --------   --------          -----------
 Total Revenue..........   (9,668,502)         49,843,082    487,362     (5,812)          50,324,632
Expenses:
 General and
  Administrative........     (774,311)(e)       9,579,902     51,373    (33,172)(l),(m)    9,598,103
 Management and Advisory
  Fees..................   (2,913,775)(f)               0          0          0 (n)                0
 Fees Paid to Related
  Parties...............     (743,673)(g)          34,701          0          0               34,701
 Interest Expense.......            0          10,387,206          0          0           10,387,206
 State Taxes............            0             464,966      5,667      2,223 (o)          472,856
 Depreciation--Other....            0             116,162          0          0              116,162
 Depreciation--
  Property..............            0           4,669,153    101,609     68,213 (p)        4,838,975
 Amortization...........    1,089,847 (h)       1,099,583      1,251          0            1,100,834
 Transaction Costs......            0             483,005     57,570          0              540,575
                          -----------         -----------   --------   --------          -----------
 Total Expenses.........   (3,341,912)         26,834,678    217,470     37,264           27,089,412
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...   (6,326,590)         23,008,404    269,892    (43,076)          23,235,220
 Equity Earnings of
  joint
  Ventures/Minority
  Interest .............            0              31,241     47,408     (5,820)(q)           72,829
 Gain (Loss) on Sale of
  Properties............            0            (201,843)         0          0             (201,843)
 Provision For Losses on
  Properties............            0            (540,522)         0          0             (540,522)
                          -----------         -----------   --------   --------          -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   (6,326,590)         22,297,280    317,300    (48,896)          22,565,684
 Benefit/(Provision) for
  Federal Income Taxes..    1,525,740 (i)               0          0          0                    0
                          -----------         -----------   --------   --------          -----------
Net Earnings (Losses)...  $(4,800,850)        $22,297,280   $317,300   $(48,896)         $22,565,684
                          ===========         ===========   ========   ========          ===========
Earnings Per
 Share/Unit.............  $       n/a         $       n/a   $  10.58   $    n/a          $      0.51
                          ===========         ===========   ========   ========          ===========
Wtd. Avg. Shares
 Outstanding............    6,150,000          43,497,883        n/a    571,230           44,069,113(r)
                          ===========         ===========   ========   ========          ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                      Group and CNL Income Fund, Ltd.

                      For the Year Ended December 31, 1998

                                         Property                                  Historical
                                       Acquisition                                    CNL        Historical
                          Historical    Pro Forma                   Historical     Financial    CNL Financial
                              APF      Adjustments      Subtotal      Advisor    Services, Inc.     Corp.       Subtotal
                          -----------  ------------    -----------  -----------  -------------- ------------- ------------
Revenues:
 Rental and Earned
  Income................  $33,129,661  $22,951,799(a)  $56,081,460  $         0    $       0     $        0   $ 56,081,460
 Fees...................            0            0               0   28,904,063    6,619,064        418,904     35,942,031
 Interest and Other
  Income................    9,057,376            0       9,057,376      145,016      574,078     22,238,311     32,014,781
                          -----------  -----------     -----------  -----------    ---------     ----------   ------------
 Total Revenue..........   42,187,037   22,951,799      65,138,836   29,049,079    7,193,142     22,657,215    124,038,272
Expenses:
 General and
  Administrative........    2,798,481            0       2,798,481    9,843,409    6,114,276      1,425,109     20,181,275
 Management and Advisory
  Fees..................    1,851,004            0       1,851,004            0            0      2,807,430      4,658,434
 Fees to Related
  Parties...............            0            0               0    1,247,278    1,773,406              0      3,020,684
 Interest Expense.......            0            0               0      148,415            0     21,350,174     21,498,589
 State Taxes............      548,320            0         548,320       19,126            0              0        567,446
 Depreciation--Other....            0            0               0      119,923       79,234              0        199,157
 Depreciation--
  Property..............    4,042,290    6,246,947(a)   10,289,237            0            0              0     10,289,237
 Amortization...........       11,808            0          11,808       57,077            0         95,116        164,001
 Transaction Costs......      157,054            0         157,054            0            0              0        157,054
                          -----------  -----------     -----------  -----------    ---------     ----------   ------------
 Total Expenses.........    9,408,957    6,246,947      15,655,904   11,435,228    7,966,916     25,677,829     60,735,877
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization,
 Provision for Losses on
 Properties and Other
 Expenses...............   32,778,080   16,704,852      49,482,932   17,613,851     (773,774)    (3,020,614)  $ 63,302,395
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............      (14,138)           0         (14,138)           0            0              0        (14,138)
 Gain (Loss) on Sale of
  Properties............            0            0               0            0            0              0              0
 Gain on
  Securitization........            0            0               0            0            0      3,694,351      3,694,351
 Other Expenses.........            0            0               0            0            0              0              0
 Provision For Losses on
  Properties............     (611,534)           0        (611,534)           0            0              0       (611,534)
                          -----------  -----------     -----------  -----------    ---------     ----------   ------------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   32,152,408   16,704,852      48,857,260   17,613,851     (773,774)       673,737     66,371,074
 Benefit/(Provision) for
  Federal Income Taxes..            0            0               0   (6,957,472)     305,641       (246,603)    (6,898,434)
                          -----------  -----------     -----------  -----------    ---------     ----------   ------------
Net Earnings (Losses)...  $32,152,408  $16,704,852     $48,857,260  $10,656,379    $(468,133)    $  427,134   $ 59,472,640
                          ===========  ===========     ===========  ===========    =========     ==========   ============
Earnings Per
 Share/Unit.............  $      1.21  $       n/a     $       n/a  $       n/a    $     n/a     $      n/a   $        n/a
                          ===========  ===========     ===========  ===========    =========     ==========   ============
Wtd. Avg. Shares
 Outstanding............   26,648,219    6,981,616      33,629,835          n/a          n/a            n/a            n/a
                          ===========  ===========     ===========  ===========    =========     ==========   ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                      Group and CNL Income Fund, Ltd.

                      For the Year Ended December 31, 1998

                           Combining                        Historical
                           Pro Forma            Combined    CNL Income  Pro Forma          Adjusted
                          Adjustments              APF      Fund, Ltd. Adjustments         Pro Forma
                          ------------         -----------  ---------- -----------        -----------
Revenues:
 Rental and Earned
  Income................  $          0         $56,081,460  $1,037,485  $  22,141 (j)     $57,141,086
 Fees...................   (32,715,768)(b),(c)   3,226,263           0    (19,424)(k)       3,206,839
 Interest and Other
  Income................       207,144 (d)      32,221,925      21,087          0          32,243,012
                          ------------         -----------  ----------  ---------         -----------
 Total Revenue..........   (32,508,624)         91,529,648   1,058,572      2,717          92,590,937
Expenses:
 General and
  Administrative........    (4,241,719)(e)      15,939,556     108,159    (45,732)(l),(m)  16,001,983
 Management and Advisory
  Fees..................    (4,658,434)(f)               0           0          0 (n)               0
 Fees to Related
  Parties...............    (2,161,897)(g)         858,787           0          0             858,787
 Interest Expense.......             0          21,498,589           0          0          21,498,589
 State Taxes............             0             567,446       4,450      3,559 (o)         575,455
 Depreciation--Other....             0             199,157           0          0             199,157
 Depreciation--
  Property..............      (340,898)(r)       9,948,339     206,181    136,425 (p)      10,290,945
 Amortization...........     2,179,694 (h)       2,343,695      62,079          0           2,405,774
 Transaction Costs......             0             157,054       7,322          0             164,376
                          ------------         -----------  ----------  ---------         -----------
 Total Expenses.........    (9,223,254)         51,512,623     388,191     94,252          51,995,066
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization,
 Provision for Losses on
 Properties and Other
 Expenses...............   (23,285,370)         40,017,025     670,381    (91,535)         40,595,871
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............             0             (14,138)     95,252    (11,640)(q)          69,474
 Gain on Sale of
  Properties............             0                   0     235,804          0             235,804
 Gain (Loss) on
  Securitization........             0           3,694,351           0          0           3,694,351
 Other Expenses.........             0                   0           0          0                   0
 Provision For Losses on
  Properties............             0            (611,534)          0          0            (611,534)
                          ------------         -----------  ----------  ---------         -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   (23,285,370)         43,085,704   1,001,437   (103,175)         43,983,966
 Benefit/(Provision) for
  Federal Income Taxes..     6,898,434 (i)               0           0          0                   0
                          ------------         -----------  ----------  ---------         -----------
Net Earnings (Losses)...  $(16,386,936)        $43,085,704  $1,001,437  $(103,175)        $43,983,966
                          ============         ===========  ==========  =========         ===========
Earnings Per
 Share/Unit.............  $        n/a         $       n/a  $    33.38  $     n/a         $      1.09
                          ============         ===========  ==========  =========         ===========
Wtd. Avg. Shares
 Outstanding............     6,150,000          39,779,835         n/a    571,230          40,351,065 (s)
                          ============         ===========  ==========  =========         ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                      Group and CNL Income Fund, Ltd.
                     For the Six Months Ended June 30, 1999

                                                                                    Historical
                                         Property                                      CNL       Historical
                                       Acquisition                                  Financial       CNL
                         Historical     Pro Forma                      Historical   Services,    Financial
                             APF       Adjustments        Subtotal       Advisor       Inc.        Corp.        Subtotal
                        -------------  ------------     -------------  -----------  ----------  ------------  ------------
Cash Flows from
 Operating Activities:
 Net Income (loss)....  $  22,853,308  $  2,089,441 (a) $  24,942,749  $ 2,282,618  $  25,898   $   (153,135) $ 27,098,130
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
 Depreciation.........      3,701,974       967,179 (b)     4,669,153       77,130     28,372              0     4,774,655
 Amortization
  expense.............          9,700             0             9,700           36          0        900,017       909,753
 Minority interest in
  income of
  consolidated joint
  venture.............         17,610             0            17,610            0          0              0        17,610
 Equity in earnings of
  joint ventures, net
  of distributions....         25,120             0            25,120            0          0              0        25,120
 Loss (gain) on sale
  of land, buildings,
  and net investment
  in direct financing
  leases..............        201,843             0           201,843            0          0              0       201,843
 Provision for loss on
  land, buildings, and
  direct financing
  leases..............        540,522             0           540,522            0          0        (96,475)      444,047
 Gain on
  securitization......              0             0                 0            0          0              0             0
 Net cash proceeds
  from securitization
  of notes
  receivable..........              0             0                 0            0          0              0             0
 Decrease (increase)
  in other
  receivables.........       (229,916)            0          (229,916)  (1,904,704)         0        (67,340)   (2,201,960)
 Increase in accrued
  interest income
  included in notes
  receivable..........              0             0                 0            0          0              0             0
 Decrease (increase)
  in accrued interest
  on mortgage note
  receivable..........              0             0                 0            0          0       (183,569)     (183,569)
 Investment in notes
  receivable..........              0             0                 0            0          0    (88,701,265)  (88,701,265)
 Collections on notes
  receivable..........              0             0                 0            0          0      9,662,971     9,662,971
 Increase in
  restricted cash.....              0             0                 0            0          0     (2,031,259)   (2,031,259)
 Decrease in due from
  related party.......              0             0                 0            0   (193,244)        81,412      (111,832)
 Decrease (increase)
  in prepaid
  expenses............       (320,425)            0          (320,425)           0          0              0      (320,425)
 Decrease in net
  investment in direct
  financing leases....        721,624             0           721,624            0          0              0       721,624
 Increase in accrued
  rental income.......     (1,915,785)            0        (1,915,785)           0          0              0    (1,915,785)
 Decrease (increase)
  in intangibles and
  other assets........              0             0                 0      (36,946)         0        (51,848)      (88,794)
 Increase (decrease)
  in accounts payable,
  accrued expenses and
  other liabilities...        135,281             0           135,281     (691,686)  (201,744)        94,671      (663,478)
 Increase (decrease)
  in due to related
  parties, excluding
  reimbursement of
  acquisition, and
  stock issuance costs
  paid on behalf of
  the entity..........        575,868             0           575,868       (8,810)    18,669              0       585,727
 Decrease in accrued
  interest............              0             0                 0            0          0        (57,986)      (57,986)
 Increase in rents
  paid in advance and
  deposits............        663,096             0           663,096            0      3,623              0       666,719
 Increase (decrease)
  in deferred rental
  income..............      1,276,472             0         1,276,472            0          0              0     1,276,472
                        -------------  ------------     -------------  -----------  ---------   ------------  ------------
  Total adjustments...      5,402,984       967,179         6,370,163   (2,564,980)  (344,324)   (80,450,671)  (76,989,812)
                        -------------  ------------     -------------  -----------  ---------   ------------  ------------
  Net cash provided by
   (used in) operating
   activities.........     28,256,292     3,056,620        31,312,912     (282,362)  (318,426)   (80,603,806)  (49,891,682)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment...........      3,673,907             0         3,673,907       22,157          0              0     3,696,064
 Additions to land and
  buildings on
  operating leases....   (170,153,724)  121,715,562 (f)   (48,438,162)           0    (20,873)             0   (48,459,035)
 Investment in direct
  financing leases....    (44,186,644)            0       (44,186,644)           0          0              0   (44,186,644)
 Investment in joint
  venture.............       (117,663)            0          (117,663)           0          0              0      (117,663)
 Acquisition of
  businesses..........              0             0                 0            0          0              0             0
 Purchase of other
  investments.........              0             0                 0            0          0              0             0
 Net loss in market
  value from
  investments in
  trading securities..              0             0                 0            0          0              0             0
 Proceeds from
  retained interest
  and securities,
  excluding investment
  income..............              0             0                 0            0          0        182,607       182,607
 Investment in
  mortgage notes
  receivable..........     (2,596,244)            0        (2,596,244)           0          0              0   (2,596,244)
 Collections on
  mortgage note
  receivable..........        224,373             0           224,373            0          0              0       224,373
 Investment in notes
  receivable..........    (22,358,869)            0       (22,358,869)           0          0              0  (22,358,869)
 Collection on notes
  receivable..........        626,959             0           626,959            0          0              0       626,959
 Decrease in
  restricted cash.....              0             0                 0            0          0              0             0
 Increase in
  intangibles and
  other assets........     (3,198,326)            0        (3,198,326)           0          0              0    (3,198,326)
 Investment in
  certificates of
  deposit.............              0             0                 0            0          0              0             0
 Other................              0             0                 0            0          0              0             0
                        -------------  ------------     -------------  -----------  ---------   ------------  ------------
  Net cash provided by
   (used in) investing
   activities.........   (238,086,231)  121,715,562      (116,370,669)      22,157    (20,873)       182,607  (116,186,778)
Cash Flows from
 Financing Activities:
 Subscriptions
  received from
  stockholders........        210,736             0           210,736            0     20,570              0       231,306
 Contributions from
  limited partners....              0             0                 0            0          0              0             0
 Contributions from
  holder of minority
  interest............        366,289             0           366,289            0          0              0       366,289
 Reimbursement of
  acquisition and
  stock issuance costs
  paid by related
  parties on behalf of
  the entity..........     (1,258,062)            0        (1,258,062)           0          0              0    (1,258,062)
 Payment of stock
  issuance costs......       (735,785)            0          (735,785)           0          0              0      (735,785)
 Proceeds from
  borrowing on line of
  credit/notes
  payable.............    151,437,245             0       151,437,245            0          0     94,272,038   245,709,283
 Payment on line of
  credit/notes
  payable.............    (12,580,289)            0       (12,580,289)           0     (4,808)   (14,428,254)  (27,013,351)
 Retirement of shares
  of common stock.....              0             0                 0            0          0              0             0
 Distributions to
  holders of minority
  interest............        (21,105)            0           (21,105)           0          0              0       (21,105)
 Distributions to
  stockholders/limited
  partners............    (28,476,150)            0       (28,476,150)    (119,808)         0              0   (28,595,958)
 Other................     (3,548,744)            0        (3,548,744)           0          0       (181,146)   (3,729,890)
                        -------------  ------------     -------------  -----------  ---------   ------------  ------------
  Net cash provided by
   (used in) financing
   activities.........    105,394,135             0       105,394,135     (119,808)    15,762     79,662,638   184,952,727
Net increase
 (decrease) in cash...   (104,435,804)  124,772,182        20,336,378     (380,013)  (323,537)      (758,561)   18,874,267
Cash at beginning of
 year.................    123,199,837   (98,763,763)       24,436,074      713,308    962,573      2,526,078    28,638,033
                        -------------  ------------     -------------  -----------  ---------   ------------  ------------
Cash at end of year...  $  18,764,033  $ 26,008,419     $  44,772,452  $   333,295  $ 639,036   $  1,767,517  $ 47,512,300
                        =============  ============     =============  ===========  =========   ============  ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                      Group and CNL Income Fund, Ltd.
                     For the Six Months Ended June 30, 1999

                           Combining                     Historical
                           Pro Forma        Combined     CNL Income   Pro Forma        Adjusted
                          Adjustments          APF       Fund, Ltd.  Adjustments       Pro Forma
                          -----------     -------------  ----------  -----------     -------------
Cash Flows from
 Operating Activities:
 Net Income (loss)......  $(4,800,850)(a) $  22,297,280  $ 317,300   $   (48,896)(a) $  22,565,684
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
 Depreciation...........            0         4,774,655    101,609        68,213 (b)     4,944,477
 Amortization expense...    1,089,847 (c)     1,999,600      1,251             0         2,000,851
 Minority interest in
  income of consolidated
  joint venture.........            0            17,610          0             0            17,610
 Equity in earnings of
  joint ventures, net of
  distributions.........            0            25,120      9,185         5,820 (d)        40,125
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases................            0           201,843          0             0           201,843
 Provision for loss on
  land, buildings, and
  direct financing
  leases................            0           444,047          0             0           444,047
 Gain on
  securitization........            0                 0          0             0                 0
 Net cash proceeds from
  securitization of
  notes receivable......            0                 0          0             0                 0
 Decrease (increase) in
  other receivables.....            0        (2,201,960)    20,063             0        (2,181,897)
 Increase in accrued
  interest income
  included in notes
  receivable............            0                 0          0             0                 0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............            0          (183,569)         0             0          (183,569)
 Investment in notes
  receivable............            0       (88,701,265)         0             0       (88,701,265)
 Collections on notes
  receivable............            0         9,662,971          0             0         9,662,971
 Increase in restricted
  cash..................            0        (2,031,259)         0             0        (2,031,259)
 Decrease in due from
  related party.........            0          (111,832)         0             0          (111,832)
 Decrease (increase) in
  prepaid expenses......            0          (320,425)    (1,160)            0          (321,585)
 Decrease in net
  investment in direct
  financing leases......            0           721,624          0             0           721,624
 Increase in accrued
  rental income.........            0        (1,915,785)      (274)            0        (1,916,059)
 Decrease (increase) in
  intangibles and other
  assets................            0           (88,794)         0             0           (88,794)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....            0          (663,478)    34,423             0          (629,055)
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..            0           585,727     20,745             0           606,472
 Decrease in accrued
  interest..............            0           (57,986)         0             0           (57,986)
 Increase in rents paid
  in advance and
  deposits..............            0           666,719    (18,175)            0           648,544
 Increase (decrease) in
  deferred rental
  income................            0         1,276,472          0             0         1,276,472
                          -----------     -------------  ---------   -----------     -------------
  Total adjustments.....    1,089,847       (75,899,965)   167,667        74,033       (75,658,265)
                          -----------     -------------  ---------   -----------     -------------
  Net cash provided by
   (used in) operating
   activities...........   (3,711,003)      (53,602,685)   484,967        25,137       (53,092,581)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............            0         3,696,064          0             0         3,696,064
 Additions to land and
  buildings on operating
  leases................    4,452,252 (e)   (44,006,783)         0                     (44,006,783)
 Investment in direct
  financing leases......            0       (44,186,644)         0             0       (44,186,644)
 Investment in joint
  venture...............            0          (117,663)         0             0          (117,663)
 Aqcuisition of
  businesses............            0                 0          0             0                 0
 Purchase of other
  investments...........            0                 0          0             0                 0
 Net loss in market
  value from investments
  in trading
  securities............            0                 0          0             0                 0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....            0           182,607          0             0           182,607
 Investment in mortgage
  notes receivable......            0        (2,596.244)         0             0        (2,596,244)
 Collections on mortgage
  note receivable.......            0           224,373          0             0           224,373
 Investment in notes
  receivable............            0       (22,358,869)         0             0       (22,358,869)
 Collection on notes
  receivable............            0           626,959          0             0           626,959
 Decrease in restricted
  cash..................            0                 0          0             0                 0
 Increase in intangibles
  and other assets......            0        (3,198,326)         0             0        (3,198,326)
 Investment in
  certificates of
  deposit...............            0                 0          0             0                 0
 Other..................            0                 0          0             0                 0
                          -----------     -------------  ---------   -----------     -------------
  Net cash provided by
   (used in) investing
   activities...........    4,452,252      (111,734,526)         0             0      (111,734,526)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....            0           231,306          0             0           231,306
 Contributions from
  limited partners......            0                 0          0             0                 0
 Contributions from
  holder of minority
  interest..............            0           366,289          0             0           366,289
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..            0        (1,258,062)         0             0        (1,258,062)
 Payment of stock
  issuance costs........            0          (735,785)         0             0          (735,785)
 Proceeds from borrowing
  on line of
  credit/notes payable..            0       245,709,283          0             0       245,709,283
 Payment on line of
  credit/notes payable..            0       (27,013,351)         0             0       (27,013,351)
 Retirement of shares of
  common stock..........            0                 0          0             0                 0
 Distributions to
  holders of minority
  interest..............            0           (21,105)         0             0           (21,105)
 Distributions to
  stockholders/limited
  partners..............            0       (28,595,958)  (533,964)            0       (29,129,922)
 Other..................            0        (3,729,890)         0             0        (3,729,890)
                          -----------     -------------  ---------   -----------     -------------
  Net cash provided by
   (used in) financing
   activities...........            0       184,952,727   (533,964)            0       184,418,763
Net increase (decrease)
 in cash................      741,249        19,615,516    (48,997)       25,137        19,591,656
Cash at beginning of
 year...................   (3,622,695)       25,015,338    252,521    (1,131,169)       24,136,690
                          -----------     -------------  ---------   -----------     -------------
Cash at end of year.....  $(2,881,446)    $  44,630,854  $ 203,524   $(1,106,032)    $  43,728,346
                          ===========     =============  =========   ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

For the acquisition of the Advisor, the CNL Restaurant Financial Services Group
                         and CNL Income Fund, Ltd.
                      For the Year Ended December 31, 1998

                                        Property                                     Historical    Historical
                                      Acquisition                                       CNL            CNL
                        Historical     Pro Forma                      Historical     Financial      Financial
                            APF       Adjustments        Subtotal       Advisor    Services, Inc.     Corp.        Subtotal
                       -------------  ------------     -------------  -----------  -------------- -------------  -------------
Cash Flows from
 Operating
 Activities:
 Net Income
  (loss)..........     $  32,152,408  $ 16,704,852 (a) $  48,857,260  $10,656,379    $ (468,133)  $     427,134  $  59,472,640
 Adjustments to
  reconcile net
  income (loss) to
  net cash
  provided by
  (used in)
  operating
  activities:
 Depreciation.....         4,042,290     6,246,947 (b)    10,289,237      119,923        79,234               0     10,488,394
 Amortization
  expense.........            11,808             0            11,808       56,003             0       2,246,273      2,314,084
 Minority interest
  in income of
  consolidated
  joint venture...            30,156             0            30,156            0             0               0         30,156
 Equity in
  earnings of
  joint ventures,
  net of
  distributions...           (15,440)            0           (15,440)           0             0               0        (15,440)
 Loss (gain) on
  sale of land,
  building, net
  investment in
  direct financing
  leases..........                 0             0                 0            0             0               0              0
 Provision for
  loss on land,
  buildings, and
  direct financing
  leases/provision
  for deferred
  taxes...........           611,534             0           611,534            0             0         398,042      1,009,576
 Gain on
  securitization..                 0             0                 0            0             0      (3,356,538)    (3,356,538)
 Net cash proceeds
  from
  securitization
  of notes
  receivable......                 0             0                 0            0             0     265,871,668    265,871,668
 Decrease
  (increase) in
  other
  receivables.....           899,572             0           899,572   (3,896,090)            0         453,105     (2,543,413)
 Increase in
  accrued interest
  income included
  in notes
  receivable......                 0             0                 0            0             0        (170,492)      (170,492)
 Increase in
  accrued interest
  on mortgage note
  receivable......                 0             0                 0            0             0               0              0
 Investment in
  notes
  receivable......                 0             0                 0            0             0    (288,590,674)  (288,590,674)
 Collections on
  notes
  receivable......                 0             0                 0            0             0      23,539,641     23,539,641
 Decrease in
  restricted
  cash............                 0             0                 0            0             0       2,504,091      2,504,091
 Decrease
  (increase) in
  due from related
  party...........                 0             0                 0            0        89,839      (1,043,527)      (953,688)
 Increase in
  prepaid
  expenses........                 0             0                 0            0         7,246               0          7,246
 Decrease in net
  investment in
  direct financing
  leases..........         1,971,634             0         1,971,634            0             0               0      1,971,634
 Increase in
  accrued rental
  income..........        (2,187,652)            0        (2,187,652)           0             0               0     (2,187,652)
 Increase in
  intangibles and
  other assets....           (29,477)            0           (29,477)     (44,716)      (20,635)        (59,523)      (154,351)
 Increase
  (decrease) in
  accounts
  payable, accrued
  expenses and
  other
  liabilities.....           467,972             0           467,972      156,317       325,898        (103,507)       846,680
 Increase in due
  to related
  parties,
  excluding
  reimbursement of
  acquisition, and
  stock issuance
  costs paid on
  behalf of the
  entity..........            31,255             0            31,255            0      (164,619)              0       (133,364)
 Increase in
  accrued
  interest........                 0             0                 0            0             0         (77,968)       (77,968)
 Increase in rents
  paid in advance
  and deposits....           436,843             0           436,843            0             0               0        436,843
 Decrease in
  deferred rental
  income..........           693,372             0           693,372            0             0               0        693,372
                       -------------  ------------     -------------  -----------    ----------   -------------  -------------
  Total
   adjustments....         6,963,867     6,246,947        13,210,814   (3,608,563)      316,963       1,610,591     11,529,805
                       -------------  ------------     -------------  -----------    ----------   -------------  -------------
  Net cash
   provided by
   (used in)
   operating
   activities.....        39,116,275    22,951,799        62,068,074    7,047,816      (151,170)      2,037,725     71,002,445
Cash Flows from
 Investing
 Activities:
 Proceeds from
  sale of land,
  buildings,
  direct financing
  leases, and
  equipment.......         2,385,941             0         2,385,941            0             0               0      2,385,941
 Additions to land
  and buildings on
  operating
  leases..........      (200,101,667)   (3,369,856)(e)  (325,187,085)    (381,671)     (236,372)              0   (325,805,128)
                                      (121,715,562)(i)
 Investment in
  direct financing
  leases..........       (47,115,435)            0       (47,115,435)           0             0               0    (47,115,435)
 Investment in
  joint venture...          (974,696)            0          (974,696)           0             0               0       (974,696)
 Acquisition of
  businesses......                 0             0                 0            0             0               0              0
 Purchase of other
  investments.....       (16,083,055)            0       (16,083,055)           0             0               0    (16,083,055)
 Net loss in
  market value
  from investments
  in trading
  securities......                 0             0                 0            0             0         295,514        295,514
 Proceeds from
  retained
  interest and
  securities,
  excludinginvestment
  income..........                 0             0                 0            0             0         212,821        212,821
 Investment in
  mortgage notes
  receivable......        (2,886,648)            0        (2,886,648)           0             0               0     (2,886,648)
 Collections on
  mortgage note
  receivable......           291,990             0           291,990            0             0               0        291,990
 Investment in
  equipment notes
  receivable......        (7,837,750)            0        (7,837,750)           0             0               0     (7,837,750)
 Collections on
  equipment notes
  receivable......         1,263,633             0         1,263,633    1,783,240             0               0      3,046,873
 Decrease in
  restricted
  cash............                 0             0                 0            0             0               0              0
 Increase in
  intangibles and
  other assets....        (6,281,069)            0        (6,281,069)           0             0               0     (6,281,069)
                                   0             0                 0            0             0               0              0
 Other............                 0             0                 0      200,000             0               0        200,000
                       -------------  ------------     -------------  -----------    ----------   -------------  -------------
  Net cash
   provided by
   (used in)
   investing
   activities.....      (277,338,756) (125,085,418)     (402,424,174)   1,601,569      (236,372)        508,335   (400,550,642)
Cash Flows from
 Financing
 Activities:
 Subscriptions
  received from
  stockholders....       385,523,966             0       385,523,966      966,115        51,830          50,100    386,592,011
 Contributions
  from limited
  partners........                 0             0                 0            0             0               0              0
 Reimbursement of
  acquisition and
  stock issuance
  costs paid by
  related parties
  on behalf of the
  entity..........        (4,574,925)            0        (4,574,925)           0             0               0     (4,574,925)
 Payment of stock
  issuance costs..       (34,579,650)            0       (34,579,650)           0             0               0    (34,579,650)
 Proceeds from
  borrowing on
  line of
  credit/notes
  payable.........         7,692,040     3,369,856 (e)    11,061,896      198,296             0     413,555,624    424,815,816
 Payment on line
  of credit/notes
  payable.........            (8,039)            0            (8,039)           0             0    (411,805,787)  (411,813,826)
 Retirement of
  shares of common
  stock...........          (639,528)            0          (639,528)           0             0               0       (639,528)
 Distributions to
  holders of
  minority
  interest........           (34,073)            0           (34,073)           0             0               0        (34,073)
 Distributions to
  stockholders/limited
  partners........       (39,449,149)            0       (39,449,149)  (9,364,488)            0               0    (48,813,637)
 Other............           (95,101)            0           (95,101)           0            24      (2,500,011)    (2,595,088)
                       -------------  ------------     -------------  -----------    ----------   -------------  -------------
  Net cash
   provided by
   (used in)
   financing
   activities.....       313,835,541     3,369,856       317,205,397   (8,200,077)       51,854        (700,074)   308,357,100
Net increase
 (decrease) in
 cash.............        75,613,060   (98,763,763)      (23,150,703)     449,308      (335,688)      1,845,986    (21,191,097)
Cash at beginning
 of year..........        47,586,777             0        47,586,777      264,000     1,298,261         680,092     49,829,130
                       -------------  ------------     -------------  -----------    ----------   -------------  -------------
Cash at end of
 year.............     $ 123,199,837  $(98,763,763)    $  24,436,074  $   713,308    $  962,573   $   2,526,078  $  28,638,033
                       =============  ============     =============  ===========    ==========   =============  =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

For the acquisition of the Advisor, the CNL Restaurant Financial Services Group
                         and CNL Income Fund, Ltd.
                      For the Year Ended December 31, 1998

                           Combining                      Historical
                           Pro Forma         Combined     CNL Income    Pro Forma        Adjusted
                          Adjustments           APF       Fund, Ltd.   Adjustments       Pro Forma
                          ------------     -------------  -----------  -----------     -------------
Cash Flows from
 Operating Activities:
 Net Income (loss)......  $(16,386,936)(a) $  43,085,704  $ 1,001,437  $  (103,175)(a) $  43,983,966
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
 Depreciation...........      (340,898)(b)    10,147,496      206,181      136,425 (b)    10,490,102
 Amortization expense...     2,179,694 (c)     4,493,778       62,079            0         4,555,857
 Minority interest in
  income of consolidated
  joint venture.........             0            30,156            0            0            30,156
 Equity in earnings of
  joint ventures, net of
  distributions.........             0           (15,440)      18,518       11,640 (d)        14,718
 Loss (gain) on sale of
  land, building, net
  investment in direct
  financing leases......             0                 0     (235,804)           0          (235,804)
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes........             0         1,009,576            0            0         1,009,576
 Gain on
  securitization........             0        (3,356,538)           0            0        (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable......             0       265,871,668            0            0       265,871,668
 Decrease (increase) in
  other receivables.....             0        (2,543,413)      (6,380)           0        (2,549,793)
 Increase in accrued
  interest income
  included in notes
  receivable............             0          (170,492)           0            0          (170,492)
 Increase in accrued
  interest on mortgage
  note receivable.......             0                 0            0            0                 0
 Investment in notes
  receivable............             0      (288,590,674)           0            0      (288,590,674)
 Collections on notes
  receivable............             0        23,539,641            0            0        23,539,641
 Decrease in restricted
  cash..................             0         2,504,091            0            0         2,504,091
 Decrease (increase) in
  due from related
  party.................             0          (953,688)           0            0          (953,688)
 Increase in prepaid
  expenses..............             0             7,246         (474)           0             6,772
 Decrease in net
  investment in direct
  financing leases......             0         1,971,634            0            0         1,971,634
 Increase in accrued
  rental income.........             0        (2,187,652)      (3,486)           0        (2,191,138)
 Increase in intangibles
  and other assets......             0          (154,351)           0            0          (154,351)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....             0           846,680       (1,569)                       845,111
 Increase in due to
  related parties,
  excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..             0          (133,364)      (7,081)           0          (140,445)
 Increase in accrued
  interest..............             0           (77,968)           0            0           (77,968)
 Increase in rents paid
  in advance and
  deposits..............             0           436,843          368            0           437,211
 Decrease in deferred
  rental income.........             0           693,372            0            0           693,372
                          ------------     -------------  -----------  -----------     -------------
  Total adjustments.....     1,838,796        13,368,601       32,352      148,065        13,549,018
                          ------------     -------------  -----------  -----------     -------------
  Net cash provided by
   (used in) operating
   activities...........   (14,548,140)       56,454,305    1,033,789       44,890        57,532,984
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............             0         2,385,941      661,300            0         3,047,241
 Additions to land and
  buildings on operating
  leases................    21,794,386 (h)  (304,010,742)           0            0      (304,010,742)
 Investment in direct
  financing leases......             0       (47,115,435)           0            0       (47,115,435)
 Investment in joint
  venture...............             0          (974,696)           0            0          (974,696)
 Acquisition of
  businesses............   (10,868,941)(f)   (10,868,941)               (1,023,059)(g)   (12,045,000)
                                     0                                    (153,000)(g)
 Purchase of other
  investments...........             0       (16,083,055)           0            0       (16,083,055)
 Net loss in market
  value from investments
  in trading
  securities............             0           295,514            0            0           295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....             0           212,821            0            0           212,821
 Investment in mortgage
  notes receivable......             0        (2,886,648)           0            0        (2,886,648)
 Collections on mortgage
  note receivable.......             0           291,990            0            0           291,990
 Investment in equipment
  notes receivable......             0        (7,837,750)           0            0        (7,837,750)
 Collections on
  equipment notes
  receivable............             0         3,046,873            0            0         3,046,873
 Decrease in restricted
  cash..................             0                 0      126,009            0           126,009
 Increase in intangibles
  and other assets......             0        (6,281,069)           0            0        (6,281,069)
 Other..................             0           200,000            0            0           200,000
                          ------------     -------------  -----------  -----------     -------------
  Net cash provided by
   (used in) investing
   activities...........    10,925,445      (389,625,197)     787,309   (1,176,059)     (390,013,947)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....             0       386,592,011            0            0       386,592,011
 Contributions from
  limited partners......             0                 0            0            0                 0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..             0        (4,574,925)           0            0        (4,574,925)
 Payment of stock
  issuance costs........             0       (34,579,650)           0            0       (34,579,650)
 Proceeds from borrowing
  on line of
  credit/notes payable..             0       424,815,816            0            0       424,815,816
 Payment on line of
  credit/notes payable..             0      (411,813,826)           0            0      (411,813,826)
 Retirement of shares of
  common stock..........             0          (639,528)           0            0          (639,528)
 Distributions to
  holders of minority
  interest..............             0           (34,073)           0            0           (34,073)
 Distributions to
  stockholders/limited
  partners..............             0       (48,813,637)  (1,752,707)           0       (50,566,344)
 Other..................             0        (2,595,088)           0            0        (2,595,088)
                          ------------     -------------  -----------  -----------     -------------
  Net cash provided by
   (used in) financing
   activities...........             0       308,357,100   (1,752,707)           0       306,604,393
Net increase (decrease)
 in cash................    (3,622,695)      (24,813,792)      68,391   (1,131,169)      (25,876,570)
Cash at beginning of
 year...................             0        49,829,130      184,130            0        50,013,260
                          ------------     -------------  -----------  -----------     -------------
Cash at end of year.....  $ (3,622,695)    $  25,015,338  $   252,521  $(1,131,169)    $  24,136,690
                          ============     =============  ===========  ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                           CNL Income Fund, Ltd.

1. Basis of Presentation

   The Pro Forma Balance Sheet as of June 30, 1999 reflects the transactions of the acquisition of the Advisor and CNL Restaurant Financial Services Group as set forth in this consent solicitation. The Pro Forma Statements of Earnings for the six months ended June 30, 1999, and for the year ended December 31, 1998, have been prepared to reflect (a) the issuance of additional shares and the property acquisitions completed from January 1, 1998 through July 31, 1999 and (b) the acquisition of the Advisor and CNL Restaurant Financial Services Group and the Acquisition of the Income Fund. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF and the historical combined financial information of the Advisor, CNL Restaurant Financial Services Group and the Income Fund and should be read in conjunction with the selected historical financial data and accompanying notes of APF, the Advisor the CNL Restaurant Financial Services Group and the Income Fund. The Pro Forma Balance Sheet was prepared as if the transactions described above occurred on June 30, 1999. The Pro Forma Statements of Earnings were prepared as if the transactions described above occurred as of January 1, 1998. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the transactions described above had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all material adjustments necessary to reflect the recurring effects of the transactions described above have been made.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partner elected the note option. This assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   The Pro Forma Balance Sheet and Pro Forma Statements of Earnings assume the issuance of the APF Shares relating to the purchase of the Advisor and the CNL Restaurant Financial Services Group without regard to a provision that provides for 1,000,000 APF Shares to be placed in escrow pending achievement of certain levels of property acquisition and/or mortgage loan origination. This presentation was selected in order to present both the most dilutive results as well as what management believes is the most likely result based on current information.

2. Method of Accounting

   The acquisition of the CNL Restaurant Financial Services Group and the Income Fund will be accounted for under the purchase accounting method. APF will recognize goodwill to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. As for the acquisition of the Advisor from a related party, APF will expense the costs incurred in acquiring the Advisor to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. The excess purchase price will be recorded as an expense on APF's consolidated statements of earnings.

   All significant intercompany balances and transactions between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund have been eliminated in the pro forma financial statements.

3. Reverse Stock Split

   In May 1999, the stockholders of APF approved a proposal for a one-for-two reverse stock split at the annual stockholder meeting. All information relating to shares outstanding and per share information has been restated for all periods presented.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                           CNL Income Fund, Ltd.


4. Adjustments to Pro Forma Balance Sheet

   The following describes the pro forma adjustments to the Pro Forma Balance Sheet as of June 30, 1999, as if the Acquisition was consummated on such date. For purposes of the pro forma financial statements, it is assumed that at a special meeting of stockholders for APF, the stockholders of APF approved a proposal for an amendment to its Articles of Incorporation to increase the number of authorized shares to an amount necessary to enable APF to issue the shares for the Acquisition.

     (A) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

     (B) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                             CNL
                                          Financial
                                          Services
                               Advisor      Group     Income Fund     Total
                             ----------- -----------  -----------  ------------
   Fair Value of
    Consideration
    Received...............  $82,715,768 $51,153,173  $11,384,042  $145,252,983
                             =========== ===========  ===========  ============
   Share Consideration.....  $76,000,000 $47,000,000  $10,207,983  $133,207,983
   Cash Consideration......          --          --       153,000       153,000
   APF Transaction Costs...    6,715,768   4,153,173    1,023,059    11,892,000
                             ----------- -----------  -----------  ------------
       Total Purchase
        Price..............  $82,715,768 $51,153,173  $11,384,042  $145,252,983
                             =========== ===========  ===========  ============
   Allocation of Purchase
    Price:
   Net Assets--Historical..  $ 8,330,475 $10,135,087  $ 8,110,355  $ 26,575,917
   Purchase Price
    Adjustments:
     Land and buildings on
      operating leases.....          --          --     2,329,471     2,329,471
     Net investment in
      direct financing
      leases...............          --          --       594,360       594,360
     Investment in joint
      ventures.............          --          --       411,919       411,919
     Accrued rental
      income...............          --          --       (31,065)      (31,065)
     Intangibles and other
      assets...............          --   (2,575,792)     (30,998)   (2,606,790)
     Goodwill*.............          --   43,593,878          --     43,593,878
     Excess purchase
      price................   74,385,293         --           --     74,385,293
                             ----------- -----------  -----------  ------------
       Total Allocation....  $82,715,768 $51,153,173  $11,384,042  $145,252,983
                             =========== ===========  ===========  ============

--------
* Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                           CNL Income Fund, Ltd.


     The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisition of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $74,385,293 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations". Goodwill of $43,593,878 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

     1.Common Stock (CFA, CFS, CFC)--Class A...........      8,600
       Common Stock (CFA, CFS, CFC)--Class B...........      4,825
       Additional Paid-in Capital (CFA, CFS, CFC)...... 12,568,974
       Retained Earnings...............................  5,883,163
       Accumulated distributions in excess of
        earnings....................................... 74,385,293
       Goodwill for CFC/CFS (Intangibles and other
        assets)........................................ 43,593,878
         CFC/CFS Org Costs/Other Assets................              2,575,792
         Cash to pay APF transaction costs.............             10,868,941
         APF Common Stock..............................                 61,500
         APF Capital in Excess of Par Value............            122,938,500
       (To record acquisition of CFA, CFS and CFC)
     2.Partners Capital................................  8,110,355
       Land and buildings on operating leases..........  2,329,471
       Net investment in direct financing leases.......    594,360
       Investment in joint ventures....................    411,919
         Accrued rental income.........................                 31,065
         Intangibles and other assets..................                 30,998
         Cash to pay APF Transaction costs.............              1,023,059
         Cash consideration to Income Funds............                153,000
         APF Common Stock..............................                  5,712
         APF Capital in Excess of Par Value............             10,202,271
       (To record acquisition of Income Fund)

     (C) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

     (D) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

     (E) Represents the elimination by the Income Fund of $149,805 in related party payables recorded as receivables by the Advisor.

5. Adjustments to Pro Forma Statements of Earnings

   (I) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                           CNL Income Fund, Ltd.


     (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

     (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund:

     Origination fees from affiliates............................. $  (689,425)
     Secured equipment lease fees.................................     (67,967)
     Advisory fees................................................    (126,788)
     Reimbursement of administrative costs........................    (382,728)
     Acquisition fees.............................................  (4,452,252)
     Underwriting fees............................................     (54,248)
     Administrative, executive and guarantee fees.................    (532,389)
     Servicing fees...............................................    (572,728)
     Development fees.............................................     (38,853)
     Management fees..............................................  (1,681,870)
                                                                   -----------
       Total...................................................... $(8,599,248)
                                                                   ===========

     (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial
  Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL
  Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

     (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June
  30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

     Interest income.............................................. $   144,014

     (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

     General and administrative costs............................. $  (774,311)

     (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

     Management fees.............................................. $(1,681,870)
     Administrative executive and guarantee fees..................    (532,389)
     Servicing fees...............................................    (572,728)
     Advisory fees................................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                           CNL Income Fund, Ltd.

     (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

     (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

     Amortization of goodwill....................................... $1,089,847

     (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

     (j) Represents $11,071 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

     (k) Represents the elimination of fees between the Advisor and the Income Fund:

     Management fees................................................. $      0
     Reimbursement of administrative costs...........................  (16,883)
                                                                      --------
                                                                      $(16,883)
                                                                      ========

     (l) Represents the elimination of $16,883 in administrative costs reimbursed by the Income Fund to the Advisor.

     (m) Represents savings of $16,289 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

     (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

     (o) Represents additional state income taxes of $2,223 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

     (p) Represents an increase in depreciation expense of $68,213 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

     (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $5,820 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

     (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                           CNL Income Fund, Ltd.

  purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

   (II) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

     (a) Represents rental and earned income of $22,951,799 and depreciation expense of $6,246,947 as if properties that had been operational when they were acquired by APF from January 1, 1998 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

     (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund:

     Origination fees from affiliates............................ $ (1,773,406)
     Secured equipment lease fees................................      (54,998)
     Advisory fees...............................................     (305,030)
     Reimbursement of administrative costs.......................     (408,762)
     Acquisition fees............................................  (21,794,386)
     Underwriting fees...........................................     (388,491)
     Administrative, executive and guarantee fees................   (1,233,043)
     Servicing fees..............................................   (1,570,331)
     Development fees............................................     (229,153)
     Management fees.............................................   (1,851,004)
                                                                  ------------
       Total..................................................... $(29,608,604)
                                                                  ============

     (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the year ended December 31, 1998 of $3,107,164 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

     (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(II)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

     Interest income................................................... $207,144

     (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

     General and administrative costs............................. $(4,241,719)

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                           CNL Income Fund, Ltd.


     (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

     Management fees.............................................. $(1,851,004)
     Administrative executive and guarantee fees..................  (1,233,043)
     Servicing fees...............................................  (1,269,357)
     Advisory fees................................................    (305,030)
                                                                   -----------
                                                                   $(4,658,434)
                                                                   ===========

     (g) Represents the elimination of $2,161,897 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

     (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

     Amortization of goodwill....................................... $2,179,694

     (i) Represents the elimination of $6,898,434 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

     (j) Represents $22,141 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

     (k) Represents the elimination of fees between the Advisor and the Income Fund:

     Management fees................................................. $      0
     Reimbursement of administrative costs...........................  (19,424)
                                                                      --------
                                                                      $(19,424)
                                                                      ========

     (l) Represents the elimination of $19,424 in administrative costs reimbursed by the Income Fund to the Advisor.

     (m) Represents savings of $26,308 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

     (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

     (o) Represents additional state income taxes of $3,559 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1998 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

     (p) Represents an increase in depreciation expense of $136,425 as a result of adjusting the historical basis of the real estate owned indirectly by the Fund through joint venture or tenancy in common arrangements with affiliates or unrelated third parties, to fair value as a result by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                           CNL Income Fund, Ltd.


     (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $11,640 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

     (r) Represents the decrease in depreciation expense of $340,898 as a result of eliminating acquisition fees (see 4(II)(b)) between APF and the Advisor which on a historical basis were capitalized as part of the basis of the building.

     (s) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

6. Adjustments to Pro Forma Statement of Cash Flows

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

     (a) Represents pro forma adjustments to net income.

     (b) Represents add back of pro forma depreciation expense to net income.

     (c) Represents add back of pro forma amortization of goodwill expense to net income.

     (d) Represents adjustment of equity in earnings to net income.

     (e) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

     (f) Represents the reversal of historical cash used for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

   (II) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

     (a) Represents pro forma adjustments to net income.

     (b) Represents add back of pro forma depreciation expense to net income.

     (c) Represents add back of pro forma amortization of goodwill expense to net income.

     (d) Represents adjustment of equity in earnings to net income.

     (e) Represents amounts borrowed under APF's credit facility from July 1, 1999 through July 31, 1999 to acquire properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

     (f) Represents the use of cash by APF to pay the transaction costs allocated to the acquisition of the Advisor and Restaurant Financial Group.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                           CNL Income Fund, Ltd.


     (g) Represents the use of cash i) to pay for the cash consideration proposed in the offer to acquire the Income Fund and ii) to pay the transaction costs allocated to the acquisition of the Income Fund.

     (h) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

     (i) Represents the adjustment for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF as if these properties had been acquired on January 1, 1998.

    Non-Cash Investing Activities:

     On January 1, 1998, APF issued shares of its common stock to acquire the Advisor, CNL Restaurant Financial Services Group and the Income Fund, as described in 4(A) and 4(B).

                       CNL AMERICAN PROPERTIES FUND, INC.
                          SUPPLEMENT DATED     , 1999
                                       TO
                   PROSPECTUS/CONSENT SOLICITATION STATEMENT
                             DATED           , 1999
                           FOR CNL INCOME FUND, LTD.

   This supplement is being furnished to you, as a Limited Partner of CNL Income Fund, Ltd., which we refer to as the Income Fund, for the purpose of enabling you to evaluate the proposed Acquisition of your Income Fund by CNL American Properties Fund, Inc., a Maryland corporation, which is a real estate investment trust. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed Acquisition that are unique to you and the other Limited Partners of your Income Fund. This supplement does not purport to provide an overall summary of the proposed Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding APF and the other Income Funds being acquired by APF. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the consent solicitation. Unless otherwise indicated, the terms "we," "us," "our," and "ourselves" when used herein refer to James M. Seneff, Jr., Robert A. Bourne and CNL Realty Corporation, the general partners of your Income Fund. When we refer to APF, we are referring to CNL American Properties Fund, Inc. and its subsidiaries, including CNL APF Partners, L.P., a wholly owned limited partnership through which APF conducts its business and which we call the Operating Partnership.

   APF Share numbers in this consent solicitation reflect a one-for-two reverse stock split approved by the APF stockholders on May 27, 1999 and effective on June 3, 1999.

   APF has set the exchange value at $20.00 for the purposes of allocating the APF Share consideration offered to the Income Funds. In considering what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

                                    OVERVIEW

   Pursuant to the consent solicitation and this supplement, you are being asked to approve the Acquisition of your Income Fund by APF. Your Income Fund is one of 16 limited partnerships, which we refer to collectively as the Income Funds, that APF is seeking to acquire. Supplements have also been prepared for each of the other Income Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to D.F. King & Co., 77 Water Street, New York, New York 10005.

   There are material risks and potential disadvantages associated with the Acquisition that you should consider in determining whether to vote "For" or "Against" the Acquisition. These material risks include:

  . We are uncertain about the value at which APF Shares will trade following listing.

  . We have material conflicts in light of our being both general partners of the Income Funds and members of APF's Board of Directors.

  . As stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

  . Because your Income Fund has no tenants under bankruptcy protection, if your Income Fund approves the Acquisition along with each of the other Income Funds, you would become subject to any adverse consequences associated with the 24 restaurant properties that APF would have under bankruptcy protection.

  . Unlike your Income Fund, APF will not be prohibited from incurring indebtedness.

  . The Acquisition is a taxable transaction.

  . The Acquisition involves a fundamental change in your investment.

What is APF?

   APF is a full-service real estate investment trust formed in 1994, which offers a complete range of restaurant property services to operators of national and regional restaurant chains, from triple-net leasing and mortgage financing to site selection, construction management and build-to-suit development. As of June 30, 1999, APF had total assets of approximately $822 million and 32,000 stockholders of record. If APF acquires all of the Income Funds in the Acquisition, APF expects to have total assets of approximately $1.5 billion at the time of the consummation of the Acquisition and will be one of the largest triple-net lease REITs in the United States.

What will I receive if my Income Fund approves the Acquisition?

   If your Income Fund approves the Acquisition, you will be entitled to receive shares of APF common stock in exchange for the units of limited partnership interest that you own in your Income Fund. The APF Shares will be listed for trading on the New York Stock Exchange, or NYSE, concurrently with the consummation of the Acquisition. If you vote "Against" the Acquisition, and your Income Fund is nevertheless acquired by APF, you may elect to receive
consideration in the form of 7% callable notes due      2005.

How many APF Shares will I receive if my Income Fund is acquired by APF?

   Your Income Fund will receive 578,880 APF Shares before payment of Acquisition expenses. You will receive your proportion of such shares in accordance with the terms of your Income Fund's partnership agreement.

What is the value of an APF Share?

   We do not know the fair value of an APF Share. APF has assigned a value, which we refer to as the exchange value, of $20.00 per share. After careful consideration, APF concluded that the exchange value should be set at $20.00 and that the exchange value would be used to allocate the APF Share consideration among the 16 Income Funds. In determining what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

What is the required vote necessary to approve the Acquisition?

   Pursuant to the terms of your Income Fund's partnership agreement, APF's Acquisition of your Income Fund may not be consummated without the approval of greater than 50% of the outstanding units. Such an approval by your Income Fund's Limited Partners will be binding on you even if you vote "Against" the Acquisition.

Do you, as the general partners of my Income Fund, recommend that I vote "For" the proposed Acquisition?

   Yes. We unanimously recommend that you vote "For" the proposed Acquisition. We believe that the Acquisition is the best means to maximize the value of your investment in your Income Fund, as opposed to liquidating your Income Fund's portfolio or continuing unchanged the investment in your Income Fund.

How do I vote?

   Just indicate on the enclosed consent form, which is printed on the blue paper, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of Limited Partners, your units may be voted "For" or "Against" APF's Acquisition of your Income Fund. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Acquisition. If you do not vote or you abstain from voting, it will count as a vote "Against" the Acquisition.

What are the tax consequences of the Acquisition to me?

   The Acquisition is a taxable transaction. The tax obligations of individuals and tax-paying entities will generally be based on the difference between the value of the APF Shares you receive and the tax basis of your units.

We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Acquisition.

   We have estimated, based on the exchange value, that the taxable gain per average original $10,000 investment in your Income Fund will be $1,924.

                                  RISK FACTORS

   As a result of APF's Acquisition of your Income Fund, you will assume the risks associated with the assets of APF and the other Income Funds acquired by APF. Although the majority of APF's assets and the assets of the other Income Funds acquired by APF are substantially similar to those of your Income Fund, the restaurant properties owned by APF and the other Income Funds that are acquired by APF may be differently constructed, located in a different geographic area or of a different restaurant chain than the restaurant properties owned by your Income Fund. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

   The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Acquisition that are applicable to your Income Fund.

 Investment Risks

The exchange value was determined by APF, and the trading price of the APF Shares may decrease substantially below the exchange value upon listing.

   Your Income Fund will be receiving 578,880 APF Shares before payment of Acquisition expenses if your Income Fund approves the Acquisition. There has been no prior market for the APF Shares, and it is possible that the APF Shares may trade at prices substantially below the exchange value or the historical per share book value of the assets of APF. The APF Shares have been approved for listing on the NYSE, subject to official notice of issuance. Prior to listing, the existing APF stockholders have not had an active trading market in which they could sell their APF Shares. Additionally, any Limited Partners of the Income Funds who become APF stockholders as a result of the Acquisition, will have transformed their investment in non-tradable units into an investment in freely tradable APF Shares. Consequently, some of these stockholders may choose to sell their APF Shares upon listing at a time when demand for APF Shares may be relatively low. The market price of the APF Shares may be volatile after the Acquisition, and the APF Shares could trade at prices substantially less than the exchange value as a result of increased selling activity following the issuance of the APF Shares, the interest level of investors in purchasing the APF Shares after the Acquisition and the amount of distributions to be paid by APF.

Your distributions may decrease.

   In each of the years ended December 31, 1996, 1997 and 1998, your Income Fund distributed $843, $843 and $1,136, respectively, to you per $10,000 investment. The amount distributed to you in 1998 included a special distribution of net sales proceeds of $391 per $10,000 investment. While historically, APF has made distributions equal to 7.625% per APF Share, based on the exchange value, we cannot be sure that APF will be able to maintain this level of distributions in the future. In the event that APF is unable to maintain this level of distributions, your distributions per $10,000 investment may decrease substantially after the Acquisition.

The general partners will receive benefits from the Acquisition and will have conflicts of interest in the Acquisition.

   The general partners have three material conflicts of interest in the Acquisition of your Income Fund. First, we, James M. Seneff, Jr. and Robert A. Bourne, who also sit on the Board of Directors of APF, and CNL Realty Corp., an entity whose sole stockholders are Messrs. Seneff and Bourne, are the three general partners of the Income Funds. As Board members of APF, Messrs. Seneff and Bourne have a different interest in the completion of the Acquisition which may conflict with your interest as a Limited Partner of the Income Fund or with their own positions as the general partners of your Income Fund. Second, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund. Third, while we will not receive any APF Shares as a result of APF's Acquisition of your Income Fund, we may be required to pay all or a substantial portion of the Acquisition costs allocated to your Income Fund.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Acquisition, the terms of the Acquisition may have been more favorable to you and the other Limited Partners.

   We, as the general partners of your Income Fund, have not retained an independent representative to act on your behalf or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration to be received, of the Acquisition. No group of Limited Partners was empowered to negotiate the terms and conditions of the Acquisition or to determine what procedures should be used to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and APF have been the parties responsible for structuring all the terms and conditions of the Acquisition. We engaged legal counsel to assist with the preparation of the documentation for the Acquisition, including the consent solicitation, and such legal counsel did not serve, or purport to serve, as legal counsel for the Income Funds or Limited Partners. If an independent representative had been retained for the Income Funds, the terms of the Acquisition may have been different and possibly more favorable to the Limited Partners. In particular, had separate representation for each of the Income Funds been arranged by us, issues unique to the value of each of the specific Income Funds might have been highlighted or received greater attention, resulting in adjustments to the value assigned to the assets of such Income Funds and increasing the number of APF Shares or notes that would be allocable to such Income Fund if acquired in the Acquisition.

The Acquisition will result in a fundamental change in the nature of your investment.

   The Acquisition of your Income Fund involves a fundamental change in the nature of your investment. Your investment will change from constituting an interest in your Income Fund, which has a fixed portfolio of restaurant properties in which you participate in the profits from the operation of its restaurant properties, to holding common stock of APF, an operating company, that will own an interest in 1,210 restaurant properties, assuming only your Income Fund and the CNL Restaurant Businesses were acquired as of June 30, 1999. The risks inherent in investing in an operating company such as APF include that APF may invest in new restaurant properties that are not as profitable as APF anticipated, it may incur substantial indebtedness to make future acquisitions of restaurant properties that it may be unable to repay and it may make mortgage loans to prospective operators of national and regional restaurant chains that may not have the ability to repay.

   Also, an investment in APF may not outperform your investment in your Income Fund. Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Income Fund's assets, to an investment in an entity in which you may realize the value of your investment only through the sale of your APF Shares, not from liquidation proceeds from restaurant properties. Continuation of your Income Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Income Fund's restaurant properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your APF Shares or from the payments on any notes if you elect to receive notes.

 Real Estate/Business Risks

If APF's borrowers default on mortgage loans, APF's income could be adversely affected.

   APF will be subject to risks inherent in the business of lending, such as the risk of default by or bankruptcy of the borrower. Upon a default by a borrower, APF may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with APF's administration of the mortgage loans and any collections upon a borrower's default. APF will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since APF's primary source of financing its mortgage loans will be through variable rate loans, any increase in interest rates will also increase APF's borrowing costs. In addition, any interest rate increases after a loan's origination could also adversely affect the value of the loans when securitized.

APF may not be able to access the securitization markets.

   The CNL Restaurant Financial Services Group previously "securitized" one portfolio of mortgage loans by contributing them to a trust that subsequently issued trust certificates representing beneficial ownership interests in the pool of mortgage loans. The CNL Restaurant Financial Services Group ultimately received the net proceeds paid to the trust from the sale of the trust certificates. APF now operates these lending and securitization operations. We cannot be sure that APF will be able to integrate successfully the lending and securitization operations into its business. In addition, APF's ability to access the securitization markets for the mortgage loans on favorable terms could be adversely affected by a variety of factors, including adverse market conditions and adverse performance of its loan portfolio or servicing responsibilities. If APF is unable to access the securitization market, it would have to retain as assets those mortgage loans it would otherwise securitize, thereby remaining exposed to the related credit and repayment risks on such mortgage loans. Under such circumstances, APF would also have to seek a different source for funding its operations than securitizations.

APF's gains on any completed securitizations may be overstated if prepayments or defaults are greater than anticipated.

   APF will report gains on sales of mortgage loans in any securitization based in part on the estimated fair value of the mortgage-related securities retained by APF. In a securitization, APF would expect to retain a residual-interest security and retain an interest-only strip security. The fair value of the residual-interest and interest-only strip security would be the present value of the estimated net cash flows to be received after considering the effects of prepayments and credit losses. The capitalized mortgage servicing rights and mortgage-related securities would be valued using prepayment, default, and interest rate assumptions that APF believes are reasonable. The amount of revenue recognized upon the sale of loans or loan participations will vary depending on the assumptions utilized.

   APF may have to make adjustments to the amount of revenue it recognizes for a securitization if the rate of prepayment, rate of default, and the estimates of the future costs of servicing utilized by APF vary from APF's estimates. For example, APF's gain upon the sale of loans will have been either overstated or understated if prepayments and/or defaults are greater than or less than anticipated. In addition, higher levels of future prepayments, and/or increases in delinquencies or liquidations, would result in a lower valuation of the mortgage-related securities. These adjustments would adversely affect APF's earnings in the period in which the adjustment is made. Such adjustments may be material if APF's estimates are significantly different from actual results.

APF's increased leverage increases APF's risk of default which could, in turn, adversely affect APF's results of operations and stockholder distributions.

   In addition to the issuance of APF Shares or the sale of units of the Operating Partnership, APF has funded and intends to continue to fund acquisitions and the development of new restaurant properties through short-term borrowings and by financing or refinancing its indebtedness on such properties on a longer-term basis when market conditions are appropriate. As of June 30, 1999, and assuming the acquisition of the CNL Restaurant Businesses, APF's debt service ratio was 3.31x and its ratio of debt-to-total assets was 35.94%. If only your Income Fund was acquired as of that date, APF's debt service ratio would have been 3.35x and its ratio of debt-to-total assets would have been 35.62%. As a general policy, APF's Board of Directors has allowed APF to borrow funds only when the ratio of debt-to-total assets of APF is 45% or less. APF's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that APF may incur in the future. Accordingly, APF's Board of Directors could modify the current policy at any time after the Acquisition. If this policy were changed, APF could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase APF's risk of default on its obligations and adversely affect APF's results of operations and its ability to make required distributions to its stockholders.

APF's ability to incur additional secured debt may dilute the value of the notes held by former Limited Partners of the Income Funds.

   APF may increase its level of secured debt. Payments on any notes issued by APF in connection with the Acquisition would be subordinated to any secured debt incurred by APF. Also, any secured debt would have a priority claim of repayment over the notes in the event that APF defaulted under its obligations.

APF's plan to grow through the acquisition and development of new restaurant properties could be adversely affected by trends in the real estate and financing businesses.

   APF's growth strategy is substantially based on the acquisition and development of additional restaurant properties. We do not know that APF will do so successfully because APF may have difficulty finding new restaurant properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional restaurant properties is subject to many risks. For instance, if an additional restaurant property is in a market in which APF has not invested before, APF will have relatively little experience in and may be unfamiliar with that new market.

The inability of a tenant or borrower to make lease and mortgage payments could have an adverse effect on APF.

   APF's business depends on the tenants' and borrowers' ability to pay their obligations to APF with respect to APF's real estate leases and mortgage loans. APF typically does not require that a third party guarantee the obligations of the tenant or the borrower. The ability of the tenants or borrowers to pay their obligations to APF in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a restaurant chain, may adversely affect the economic viability of the restaurant chain, including but not limited to:

  . national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by APF's customers;

  . changes or weaknesses in specific industry segments;

  . perceptions by prospective customers of the safety, convenience, services and attractiveness of the restaurant chain;

  . changes in demographics, consumer tastes and traffic patterns;

  . the ability to obtain and retain capable management;

  . the inability of a particular restaurant chain's computer system, or that of its franchisor or vendors, to adequately address year 2000 issues;

  . increases in operating expenses; and

  . increases in minimum wages, taxes or mandatory employee benefits.

APF has tenants of two significant restaurant chains that have filed for bankruptcy protection.

   The fact that APF has tenants of two significant restaurant chains that have filed for bankruptcy protection may adversely affect APF's total rental, earned and interest income. Because all of APF's properties are leased on a triple-net basis, if a tenant has defaulted on its lease obligations or has declared bankruptcy, it would reduce APF's rental, earned and interest income until APF could lease those affected properties to a new tenant or tenants. As of June 30, 1999, your Income Fund had no tenants under bankruptcy protection. Therefore, assuming that your Income Fund is acquired by APF, you, as an APF stockholder or noteholder, may be subject to the adverse consequences associated with having significant tenants under bankruptcy protection. As of June 30, 1999, and assuming that all the Income Funds are acquired by APF, APF would have had 24 restaurant properties not generating rental income. The aggregate lost rental, earned and interest income of the leases of these properties, whether due to bankruptcy or otherwise, for the six months ended June 30, 1999, would have been equal to $1,175,483, which constitutes 2.12% of total rental, earned and interest income, including lost rental, earned and interest income, for the same period.

 Tax Risks

APF's failure to qualify as a REIT for tax purposes would result in APF's taxation as a corporation and the reduction of funds available for stockholder distribution.

   If APF fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, APF may be subject to the federal alternative minimum tax and various state income taxes. Unless APF is entitled to relief under specific statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if APF loses its REIT status, the funds available for distribution to you, as an APF stockholder, would be reduced substantially for each of the years involved.

If APF cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

   Subject to adjustments that are unique to REITs, a REIT generally must distribute 95% of its taxable income. In the event that APF does not have sufficient cash, this distribution requirement may limit APF's ability to acquire additional restaurant properties and to make mortgage loans. Also, for the purposes of determining taxable income, APF may be required to include interest payments, rent and other items it has not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, APF could have taxable income in excess of cash available for distribution. If this occurred, APF would have to borrow funds or liquidate some of its assets in order to maintain its status as a REIT.

Changes in the tax law could adversely affect APF's REIT status.

   APF's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect APF's status as a REIT. In the event that there is a change in the tax laws that prevents APF from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, APF may not be able to make the same level of distributions to its stockholders. In addition, such change may limit APF's ability to invest in additional restaurant properties and to make additional mortgage loans.

                     CONSIDERATION PAID TO THE INCOME FUND

   The proposed number of APF Shares to be paid to your Income Fund was determined by APF in accordance with its own valuation methodologies regarding each Income Fund. We, as the general partners of each Income Fund, determined the fairness of the value of the APF Shares to be paid to your Income Fund based in part on the appraisal of the restaurant properties of your Income Fund by Valuation Associates. In addition, we engaged Legg Mason to provide us with an opinion that the APF Share consideration to be received by each Income Fund, individually, is fair from a financial point of view to each Income Fund.

   The following table sets forth the exchange value of the APF shares to be paid to your Income Fund in the Acquisition. The APF Shares payable to your Income Fund will not change if APF acquires fewer than all of the Income Funds in the Acquisition. This data assumes that none of the Limited Partners of your Income Fund have elected to receive notes. You should note that the APF Shares may trade at prices substantially below the exchange value upon listing on the NYSE.

                  Original
                   Limited
                   Partner
                 Investments
   Original         less
   Limited      Distributions
   Partner      of Net Sales                                                              Exchange Value of
 Investments    Proceeds per                  Exchange                                     APF Shares per
     less          Average      Number of   Value of APF                 Exchange Value    Average $10,000
 Distributions     $10,000     APF Shares      Shares       Estimated     of APF Shares   Original Limited
 of Net Sales     Original     Offered to    Payable to    Acquisition  after Acquisition      Partner
 Proceeds(1)    Investment(1)  Income Fund   Income Fund    Expenses        Expenses         Investment
-------------   -------------  -----------  ------------   -----------  ----------------- -----------------
  $12,001,150      $8,001        578,880     $11,577,600    $153,000       $11,424,600         $7,616

--------
(1) The original Limited Partner investments in the Income Fund were $15,000,000. These columns reflect, as of December 31, 1998, an adjustment to the Limited Partners' original investments for special distributions of net sales proceeds from sales of restaurant properties and net sales proceeds added to the Income Fund's working capital and subsequently distributed to the Limited Partners of the Income Fund.

   If your Income Fund approves the Acquisition and you have voted "Against" the Acquisition, but you do not wish to own APF Shares, you can elect to
receive your portion of the consideration in 7.0% callable notes, due     ,
2005. The payment received by you and other Limited Partners who elect to receive notes will be equal to 97% of the value of your portion of the exchange value of the APF Shares that would otherwise have been paid to your Income
Fund. The notes will bear interest at 7.0% and will mature on     , 2005. APF
may redeem the notes at any time prior to their maturity at a price equal to the sum of the outstanding principal balance plus accrued interest. In addition, if Limited Partners in your Income Fund elect to receive notes in an amount greater than 15% of the exchange value of the APF Shares to be paid to your Income Fund, then APF has the right to decline to acquire your Income Fund.

                          EXPENSES OF THE ACQUISITION

   If your Income Fund approves the Acquisition, the portion of the Acquisition expenses attributable to your Income Fund will be paid by your Income Fund, as detailed below. The number of APF Shares paid to your Income Fund would reflect a reduction for your Income Fund's expenses of the Acquisition. Acquisition expenses are expected to range from 1.1% to 1.3% of the exchange value of the APF Shares payable to each Income Fund.

   If the Acquisition of your Income Fund is not approved, we will bear a percentage of all Acquisition expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Income Fund, divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Income Fund. In such event, your Income Fund will bear the remaining Acquisition expenses.

   The following table sets forth the estimated Acquisition expenses of acquiring your Income Fund:

                         Pre-closing Transaction Costs

   Legal Fees(1)...................................................... $  8,684
   Appraisals and Valuation(2)........................................    2,640
   Fairness Opinions(3)...............................................   30,000
   Solicitation Fees(4)...............................................    5,831
   Printing and Mailing(5)............................................   32,705
   Accounting and Other Fees(6).......................................   16,364
                                                                       --------
       Subtotal.......................................................   96,224
                                                                       --------
                           Closing Transaction Costs
   Title, Transfer Tax and Recording Fees(7)..........................   27,810
   Legal Closing Fees(8)..............................................   13,737
   Partnership Liquidation Costs(9)...................................   15,229
                                                                       --------
       Subtotal.......................................................   56,776
                                                                       --------
   Total.............................................................. $153,000
                                                                       ========

     --------
(1) Aggregate legal fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $423,998. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the value of the APF Share consideration payable to your Income Fund, based on the exchange value, to the total value of the APF Share consideration payable to all of the Income Funds, based on the exchange value.
(2) Aggregate appraisal and valuation fees to be incurred by all of the Income Funds in connection with the Acquisition were $105,420. Your Income Fund's pro-rata portion of these fees was determined based on the number of restaurant properties in your Income Fund.
(3) Each Income Fund received a fairness opinion from Legg Mason and incurred a fee of $30,000.
(4) Aggregate solicitation fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $250,000. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
(5) Aggregate printing and mailing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $1,399,998. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
(6) Aggregate accounting and other fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $841,245. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

(7) Aggregate title, transfer tax and recording fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $1,313,596. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.
(8) Aggregate legal closing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $648,842. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

(9) Aggregate partnership liquidation costs to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $698,901. Your Income Fund's pro-rata portion of these costs was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.

   The solicitation fees related to the Acquisition will be allocated among the Income Funds, us and APF depending upon whether the Acquisition is consummated. For purposes of the Acquisition, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

   If APF acquires all of the Income Funds, all of the solicitation fees will be payable by APF. If APF acquires less than all of the Income Funds, all of the solicitation fees will be payable by APF or the Income Funds that are acquired in proportion to their respective exchange values. If none of the Income Funds are acquired by APF, all of the solicitation fees will be payable by us.

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   Article 12 of your Income Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding units is required to approve a "Liquidating Sale," which is defined by the partnership agreement to include a transaction or series of transactions resulting in the transfer of 66 2/3% or more in value of your Income Fund's restaurant properties. Because the Acquisition of your Income Fund is a "Liquidating Sale" within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding units.

Consequence of Failure to Approve the Acquisition

   If the Limited Partners of your Income Fund representing greater than 50% of the outstanding units do not vote "For" the Acquisition, the Acquisition may not be consummated under the terms of the partnership agreement. In such event, we plan to continue to operate your Income Fund as a going concern and to eventually dispose of your Income Fund's restaurant properties approximately 7 to 15 years after they were acquired or as soon thereafter if, in our opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

Special Meeting to Discuss the Acquisition

   We, as general partners of the Income Funds, have scheduled a special meeting of the Limited Partners of your Income Fund to discuss the solicitation materials, which include the consent solicitation, this supplement and the other materials distributed to you, and the terms of APF's Acquisition of your Income Fund, prior to voting on the Acquisition. The special meeting will be
held at 10:00 a.m., Eastern time, on               , 1999, at
                                          . We and members of APF's management
intend to solicit actively your support for the Acquisition and would like to use the special meeting to answer questions about the Acquisition and the solicitation materials and to explain in person our reasons for recommending that you vote "For" the Acquisition.

                               VOTING PROCEDURES

   The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Acquisition of your Income Fund by APF. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

   In order for APF to acquire your Income Fund, the Limited Partners holding greater than 50% of the outstanding units of your Income Fund must approve the Acquisition. Your Income Fund will be acquired by a merger with the Operating Partnership, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated March 11, 1999, as amended, by and between APF and your Income Fund is attached hereto as Appendix B. We encourage you to read it.

   If you are not planning to attend the special meeting of the Limited Partners of your Income Fund and to vote in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the Acquisition of your Income Fund. The solicitation period will commence upon delivery of the solicitation materials to you on or about
           , 1999 and will continue until the later of (a)           , 1999, a
date not less than 60 calendar days from the initial delivery of the solicitation materials, or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond May 31, 2000. Any consent form received by Corporate Election Services prior to 5:00 p.m., Eastern time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your units will be counted as voting "Against" the Acquisition of your Income Fund and you will receive APF Shares if your Income Fund is acquired.

   A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. The first part seeks your consent to APF's Acquisition of your Income Fund and related matters. The exact matters which a vote in favor of the Acquisition will be deemed to approve are described above under "Required Vote." If you have interests in more than one Income Fund, you will receive multiple consent forms which will provide for separate votes for each Income Fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

   The second part of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints James M. Seneff, Jr. and Robert A. Bourne as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the Acquisition. The power of attorney is intended solely to ease the administrative burden of completing the Acquisition without requiring your signatures on multiple documents.

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                  TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following information has been prepared to compare the amounts of compensation paid and cash distributions made, by your Income Fund to us and our affiliates to the amounts that would have been paid if the compensation and distribution structure, which will be in effect after the Acquisition, had been in effect during the years presented below.

   Under your Income Fund's partnership agreement, we and our affiliates are entitled to receive fees in connection with managing the affairs of each Income Fund. Your partnership agreement also provides that we are to be reimbursed for our expenses for services performed for your Income Fund, such as legal, accounting, transfer agent, data processing and duplicating services.

   APF operates as an internally-advised REIT. If your Income Fund is acquired, it will share in the overall cost of managing the consolidated portfolio of restaurant properties owned by APF. As stockholders of APF, you and the other former Limited Partners of your Income Fund will receive distributions in proportion with your ownership of APF Shares. This cost participation and dividend payment are in lieu of the payments to us discussed above.

   During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, the aggregate amounts accrued or actually paid by your Income Fund to us are shown below under "Historical Distributions Paid to the General Partners and Affiliates" and the estimated amounts of compensation that would have been paid had the Acquisition been in effect for the periods presented, are shown below under "Pro Forma Distributions to Be Paid to the General Partners Following the Acquisition":

                                                                    Six Months
                                            Year Ended December 31,   Ended
                                            -----------------------  June 30,
                                             1996    1997    1998      1999
                                            ------- ------- ------- ----------
Historical Distributions Paid to the
 General Partners and Affiliates:
 General Partner Distributions.............     --      --      --       --
 Accounting and Administrative Services.... $67,685 $57,679 $63,981  $29,458
 Broker/Dealer Commissions.................     --      --      --       --
 Due Diligence and Marketing Support Fees..     --      --      --       --
 Acquisition Fees..........................     --      --      --       --
 Asset Management Fees.....................     --      --      --       --
 Real Estate Disposition Fees(1)...........     --      --   20,400      --
                                            ------- ------- -------  -------
    Total historical....................... $67,685 $57,679 $84,381  $29,458
Pro Forma Distributions to Be Paid to the
 General Partners Following the
 Acquisition:
 Cash Distributions on APF Shares(2).......     --      --      --       --
 Salary Compensation.......................     --      --      --       --
                                            ------- ------- -------  -------
    Total pro forma(3).....................     --      --      --       --

--------
(1) Payment of real estate disposition fees is subordinated to minimum returns and the return of the original capital to the Limited Partners. To date, no such fees have been paid since the required minimum returns have not been made to the Limited Partners.

(2) Represents estimated distributions based on APF Shares received in the Acquisition.

(3) As a result of the Acquisition, we and our affiliates will no longer be entitled to receive the general partner distributions and fees described in the historical presentation above. However, this does not mean that APF will avoid incurring some portion of these costs on a going forward basis, particularly as such costs relate to accounting and administrative services and asset management. Due to APF's acquisition of the Advisor, APF became an internally advised REIT. Therefore, all accounting and administrative services and asset management expenses previously borne by the Advisor, will be borne internally by APF. The material costs that APF will continue to incur will be salaries of the employees utilized to perform such services and the costs of any assets necessary to perform such services.

           CASH DISTRIBUTIONS TO LIMITED PARTNERS OF YOUR INCOME FUND

   The information below should be read in conjunction with the information provided in this supplement under the caption "Financial Statements."

   The following table sets forth the distributions paid to the Limited Partners of your Income Fund per $10,000 original investment for the periods indicated below:

                                                                  Six Months
                                                                     Ended
                                      Year Ended December 31,    June 30, 1999
                                    ---------------------------- -------------
                                     1994  1995 1996 1997  1998   Historical
                                    ------ ---- ---- ---- ------ -------------
Distributions from Income.......... $  798 $635 $715 $824 $  662     $209
Distributions from Sales of
 Properties........................    574  --   --   --     391      --
Distributions from Return of
 Capital(1)........................    147  208  128   19     83      147
                                    ------ ---- ---- ---- ------     ----
  Total............................ $1,519 $843 $843 $843 $1,136     $356
                                    ====== ==== ==== ==== ======     ====

--------

(1) Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income, including deductions for depreciation expense, on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from non-cash items. This amount is not required to be presented as a return of capital except for purposes of this table, and the Income Fund has not treated this amount as a return of capital for any other purpose.

                        COMPARATIVE PER SHARE DATA

   The following tabulation reflects (a) the historical net income and book value per share of APF common stock in comparison with the adjusted historical net income and book value per share after giving effect to property acquisitions and the acquisition of the CNL Restaurant Businesses, and the pro forma net income and book value per share after giving effect to the Acquisition of your Income Fund, (b) the historical net income and book value per unit of your Income Fund in comparison with the equivalent pro forma net income and book value per share attributable to the 19.041 APF Shares that will be received by your Income Fund with respect to each of its outstanding units and assuming none of the Limited Partners elect to receive notes, and (c) the historical cash dividends per share of APF with the equivalent pro forma of
19.041 times the cash dividend paid on each APF Share. The historical per share information presented in this tabulation is derived from the financial information of APF and your Income Fund presented on pages S-23 through S-24.

   The pro forma financial information below is for informational purposes only and does not purport to be indicative of APF's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated by the pro forma financial information. The pro forma financial information should not be viewed as predictive of APF's financial results or conditions in the future.

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ ----------
APF
  Net Income:
    Historical.........................................     $1.21       $0.61
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........      1.08         .51
    Pro forma..........................................      1.09         .51
  Dividends:
    Historical.........................................      1.52         .76
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses(1).......      1.52         .76
    Pro forma(1).......................................      1.52         .76
  Book value:
    Historical.........................................     17.70       17.54
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........     16.26       16.19
    Pro forma..........................................     16.28       16.21
CNL Income Fund, Ltd.
  Net Income:
    Historical.........................................     33.38       10.58
    Equivalent pro forma(2)............................     20.76        9.71
  Dividends:
    Historical.........................................       n/a         n/a
    Equivalent pro forma(3)(4).........................     28.94       14.47
  Book Value:
    Historical.........................................    277.57      270.35
    Equivalent pro forma(2)............................    309.99      308.65

--------

(1) Reflects APF's historical dividend rate.

(2) Pro forma amounts for APF multiplied by 19.041 based on receipt by the partners of your Income Fund of 571,230 APF Shares, net of Acquisition expenses, in exchange for 30,000 units, or the ratio of exchange.

(3) Historical amounts for APF multiplied by 19.041, or the ratio of exchange.

(4) An equivalent pro forma dividend rate of $14.47 per share for the six months ended June 30, 1999 equates to $290 per original $10,000 investment. To review the pro forma financial information in greater detail with respect to APF after giving effect to the Acquisition and the acquisition of the CNL Restaurant Businesses, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

                                    FAIRNESS

General

   We believe the Acquisition to be fair to, and in the best interests of your Income Fund. After careful evaluation, we have concluded that the Acquisition is the best way to maximize the value of your investment. We recommend that you and the other Limited Partners approve the Acquisition and receive APF Shares.

   Based upon our analysis of the Acquisition, we believe that:

   . the terms of the Acquisition are fair to you and the other Limited
     Partners; and

   . after comparing the potential benefits and detriments of the Acquisition with those of several alternatives, the Acquisition is more economically attractive to you and the other Limited Partners than such alternatives.

   Our beliefs are based upon our analysis of the terms of the Acquisition, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Acquisition and the alternatives to the Acquisition and a review of the financial condition and performance of APF and your Income Fund and the terms of critical agreements, such as your Income Fund's partnership agreement.

   We also believe that the Acquisition is procedurally fair for several reasons. First, the Acquisition is required to be approved by Limited Partners holding greater than 50% of the outstanding units of your Income Fund and is subject to the closing conditions. Those closing conditions are that the APF Shares are listed on the NYSE, that the APF stockholders have approved the increase in the number of APF Shares authorized to be issued and that Merrill Lynch has issued a new fairness opinion if fewer than all of the Income Funds are acquired. Second, if your Income Fund is acquired, all Limited Partners of your Income Fund who vote "Against" the Acquisition will be given the option of receiving APF Shares or notes.

   Although we believe the terms of the Acquisition are fair to you and the other Limited Partners, we have conflicts of interest with respect to the Acquisition. These conflicts include, among others:

  . that we will receive APF Shares, assuming APF acquires all of the Income Funds, upon completion of the Acquisition;

  . that Messrs. Seneff and Bourne are stockholders of APF and, as such, their interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund; and

  . that we will be relieved from our material ongoing liabilities with respect to the Income Fund if it is acquired by APF.

Material Factors Underlying Belief as to Fairness

   The following is a discussion of the material factors underlying our belief that the terms of the Acquisition are fair as a whole to you and the other Limited Partners of your Income Fund and maximize the value of your investment.

   1. Consideration Offered. We will be offered the same form of consideration in the Acquisition as the Limited Partners with respect to our capital interest in the Income Fund. We believe that the form and amount of consideration offered to us and the Limited Partners, including dissenting Limited Partners who select the notes, constitute fair value. We compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Acquisition is fair based on such comparison. In addition, we believe the Acquisition is the best way to maximize the return on your investment because of your ability to participate in the potential appreciation of APF Shares. Since your Income Fund is restricted to owning and leasing a static number of restaurant properties due to the limitations contained in your Income Fund's partnership agreement and limited capital resources, your investments have less of an opportunity to appreciate. Because APF is a growth-orientated operating company, you will have the opportunity, as an APF stockholder, to participate in APF's future growth.

   2. Independent Appraisals and Fairness Opinions. Our belief as to the fairness of the Acquisition as a whole and to the Limited Partners of your Income Fund and our statements above regarding the material terms underlying our belief as to fairness are partially based upon the appraisal of your Income Fund's restaurant properties prepared by Valuation Associates and upon the fairness opinion provided by Legg Mason. A copy of the fairness opinion is attached hereto as Appendix A. We encourage you to read it. We attributed significant weight to the appraisal of Valuation Associates and the fairness opinion of Legg Mason, which we believe support our conclusion that the Acquisition is fair to the Limited Partners. We do not know of any factors that would materially alter the conclusions made in the appraisal of Valuation Associates or the fairness opinion of Legg Mason, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. We believe that the engagement of Valuation Associates to provide the appraisal and of Legg Mason to provide the fairness opinion assisted us in the fulfillment of our fiduciary duties to your Income Fund and the Limited Partners, notwithstanding that: (1) each of Valuation Associates and Legg Mason received fees for its services, (2) Legg Mason has previously provided investment banking services to the Income Funds and to Commercial Net Lease Realty, Inc., which at the time was an affiliate of CNL Group Inc., and
(3) Valuation Associates has previously performed valuation appraisals for APF. We note that because the Acquisition of any one Income Fund is not a condition of the Acquisition of any other Income Fund, the fairness opinions analyze each Income Fund separately, not in combination with other Income Funds. However, based on the reasons stated in this section of the supplement and the opinion of Legg Mason that the APF Share consideration payable to each Income Fund is fair from a financial point of view, we believe the Acquisition is fair regardless of the number of Income Funds that are acquired in the Acquisition.

   In rendering its opinion with respect to the fairness, from a financial point of view, with respect to (a) the APF Shares offered with respect to your Income Fund, (b) the aggregate APF Shares offered with respect to the Income Funds, and (c) the method of allocating the APF Shares among the Income Funds, Legg Mason did not address or render any opinion with respect to other aspects of the Acquisition, including:

  . the value or fairness of the notes;

  . the prices at which the APF Shares may trade following the Acquisition or the trading value of the APF Shares to be offered compared with the current fair market value of the Income Funds' portfolios or assets if liquidated in real estate markets;

  . the tax consequences of any aspect of the Acquisition;

  . the fairness of the amounts or allocation of Acquisition costs or the amounts of Acquisition costs allocated to the Limited Partners; or

  . any other matters with respect to any specific individual partner or class of partners.

   In addition, Legg Mason was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Income Funds or their assets. Also Legg Mason's opinion also does not compare the relative merits of the Acquisition with those of any other transaction or business strategy that was or might have been considered by us as alternatives to the Acquisition.

   Legg Mason's fairness opinion does not constitute a recommendation to you as to how to vote on the Acquisition or as to whether you should elect to receive the APF Share consideration or the notes.

   3. Valuation of Alternatives. Based on the appraisal of your Income Fund's restaurant properties, we estimated the value of your Income Fund if liquidated and as a going concern. On the basis of these calculations, we believe that the value of the APF Shares will exceed the going concern value and liquidation value of your Income Fund.

   4. Cash Available for Distribution Before and After the Acquisition. We believe the Acquisition will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. The effect of the Acquisition and the cash available for distribution will vary, however, from Income Fund to Income Fund. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of APF as an operating company and will also receive investment liquidity through the public market in APF Shares.

   5. Comparative Valuation Analysis. In assessing the fairness of the Acquisition, we relied on the appraisals prepared by Valuation Associates in connection with its engagement by us. Based on such information and other historical data of the Income Funds, we prepared a comparative valuation analysis, which supported our determination that the Acquisition is in the best interest of the Limited Partners of each of the Income Funds.

   The following table summarizes the results of our comparative valuation analysis:

                                                                                                          Weighted
                            Original        Original        Exchange                                   Average Trading
                             Limited    Limited Partner   Value of APF                     Estimated      Prices of
                             Partner    Investments less   Shares Paid      Estimated     Liquidation      Units
                           Investments  Distributions of       per        Going Concern    Value per     per Average
                              less         Net Sales     Average $10,000    Value per       Average        $10,000
                          Distributions   Proceeds per   Limited Partner Average $10,000    $10,000       Original
                          of Net Sales  $10,000 Original    Original        Original       Original    Limited Partner
                           Proceeds(1)   Investment(1)    Investment(2)   Investment(3)  Investment(4)  Investment(5)
                          ------------- ---------------- --------------- --------------- ------------- ---------------
CNL Income Fund, Ltd. ..   $12,001,150       $8,001          $7,616          $7,589         $7,033         $7,504

--------
(1) The original Limited Partner investments in the Income Fund were $15,000,000. These columns reflect, as of December 31, 1998, an adjustment to the Limited Partners' original investments for special distributions of net sales proceeds from sales of restaurant properties and net sales proceeds added to the Income Fund's working capital and subsequently distributed to the Limited Partners of the Income Fund.
(2) Values are based on the exchange value established by APF. Upon listing the APF Shares on the NYSE, the actual values at which the APF Shares will trade on the NYSE may be substantially below the exchange value.
(3) Represents the estimated value of an original $10,000 investment in your Income Fund, if your Income Fund continues unchanged, subject to the assumptions made by Valuation Associates in its appraisal.
(4) Represents the amount that we estimate would have been distributed to you with respect to an original $10,000 investment in the Income Fund if your Income Fund had sold its assets on December 31, 1998, subject to the assumptions made by Valuation Associates in its appraisal.
(5) Based on the weighted average trading prices of your Income Fund's units, per original $10,000 investment, in the secondary markets from July 1, 1998 to June 30, 1999. A substantial majority of the transfer prices in this column reflect purchases by your Income Fund as part of its distribution reinvestment program and do not necessarily reflect the prices in a secondary market.

   We believe that the comparative valuation analysis, when considered together with the anticipated effect of the Acquisition and with all the other differences between continued ownership of units as compared with the receipt of APF Shares, supports our recommendation in favor of the Acquisition.

                             CONFLICTS OF INTEREST

Affiliated General Partners

   As the general partners of your Income Fund, we each have a contractual obligation pursuant to your Income Fund's partnership agreement as well as a legal obligation under state law to assess whether the terms of the Acquisition are fair and equitable to the Limited Partners of your Income Fund without regard to whether the Acquisition is fair and equitable to any of the other participants, including the Limited Partners in other Income Funds. James M. Seneff, Jr. and Robert A. Bourne act as the individual general partners of all of the Income Funds and also as members of the Board of Directors of APF. While Messrs. Seneff and Bourne have sought faithfully to discharge their obligations to your Income Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to your Income Fund and also on APF's Board of Directors. Additionally, as stockholders of APF, Messrs. Seneff's and Bourne's interest in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

Benefits to General Partners

   As a result of the Acquisition, assuming only your Income Fund is acquired, we are expected to receive two material benefits. These benefits include:

  . James M. Seneff, Jr. and Robert A. Bourne, as your individual general partners, will also continue to serve as directors of APF with Mr. Seneff serving as Chairman of APF and Mr. Bourne serving as Vice Chairman. Furthermore, they will be entitled to receive performance-based incentives, including stock options, under APF's 1999 Performance Incentive Plan or any other such plan approved by the stockholders. The benefits that may be realized by Messrs. Seneff and Bourne are likely to exceed the benefits that they would expect to derive from the Income Funds if the Acquisition does not occur.

  . As general partners of your Income Fund, we are legally liable for all of your Income Fund's liabilities to the extent that your Income Fund is unable to satisfy such liabilities. Because the partnership agreement for your Income Fund prohibits the Income Fund from incurring indebtedness, the only liabilities the Income Fund has are liabilities with respect to its ongoing business operations. In the event that your Income Fund is acquired by APF, we would be relieved of our legal obligation to satisfy the liabilities of the acquired Income Fund.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the Acquisition to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Acquisition to you.

Material Tax Differences between the Ownership of Units and APF Shares

   Because your Income Fund is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a Limited Partner, you are required to take into account your share of the income or loss of your Income Fund, regardless of whether any cash is distributed to you. If your Income Fund is acquired by APF, and you have voted "For" the Acquisition, you will receive APF Shares. If you have voted "Against" the Acquisition but your Income Fund is acquired by APF, you may elect to receive notes.

   If your Income Fund is acquired by APF and you receive APF Shares, your ownership of APF Shares will affect the character and amount of income reportable by you in the future. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Income Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Income Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a Limited Partner, if your Income Fund is acquired by APF and you receive APF Shares, as a stockholder of APF you will be taxed based on the amount of distributions you receive from APF. Each year APF will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of APF's earnings and profits. Because the Acquisition is a taxable transaction, APF's tax basis in the acquired restaurant properties will be higher than your Income Fund's tax basis had been in the same properties. At the same time, however, APF may be required to utilize a slower method of depreciation with respect to some restaurant properties than that used by your Income Fund. As a result, APF's tax depreciation from the acquired restaurant properties will differ from your Income Fund's tax depreciation. Accordingly, under some circumstances, even if APF were to make the same level of distributions as your Income Fund, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of APF does not depend on its character to APF. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if APF incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Acquisition

   In connection with the Acquisition and for federal income tax purposes, if your Income Fund is acquired by APF, the assets and any liabilities of your Income Fund will be transferred to APF in return for APF Shares and/or notes. Your Income Fund will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your Income Fund, including gain recognized as a result of the transfer of restaurant properties pursuant to the Acquisition. For purposes of allocating gain, we have valued the APF Shares at a price of $20. The estimated taxable gain, as of June 30, 1999, based on the $20 valuation, for an average $10,000 original Limited Partner investment in your Income Fund, is set forth in the table below for those Limited Partners subject to federal income taxation. The information in the table assumes that none of the Limited Partners in the Income Fund elected to receive notes.

                                                             Estimated Gain per
                                                              Average $10,000
                                                              Original Limited
                                                             Partner Investment
                                                             ------------------
     CNL Income Fund, Ltd. .................................       $1,924

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   Under section 351(a) of the Internal Revenue Code of 1986, as amended, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. APF has represented to Shaw Pittman, APF's tax counsel, that, following the Acquisition, the Limited Partners of the Income Funds will not own stock possessing at least 80 percent of the total combined voting power of all classes of APF stock entitled to vote and at least 80 percent of the total number of shares of all other classes of APF stock. Based upon this representation, Shaw Pittman has opined that the Acquisition will not result in the acquisition of control of APF by the Limited Partners for purposes of section 351(a). Accordingly, the transfer of assets will result in recognition of gain or loss by each Income Fund that is acquired by APF.

   If your Income Fund is acquired by APF and no Limited Partners elect to receive the notes, your Income Fund will receive solely APF Shares in exchange for your Income Fund's assets. As a result, your Income Fund will recognize an amount of gain equal to the difference between:

  . the sum of (a) the fair market value of the APF Shares received by your Income Fund and (b) the amount of your Income Fund's liabilities, if any, assumed by the Operating Partnership, and

  . the adjusted tax basis of the assets transferred by your Income Fund to the Operating Partnership.

   If your Income Fund is acquired by APF and you or another Limited Partner in your Income Fund elect the notes option, your Income Fund will receive APF Shares and notes in exchange for your Income Fund's assets. Because the
principal portion of the notes will not be due until     , 2005, the
acquisition of your Income Fund's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your Income Fund's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the Acquisition, the amount of gain recognized by your Income Fund in the year of the Acquisition will be equal to the value of the APF Shares received by your Income Fund multiplied by the ratio that the gross profit realized by your Income Fund in the Acquisition bears to the total contract price for your Income Fund's assets. To the extent your Income Fund realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your Income Fund in the year of the Acquisition.

   The gross profit that your Income Fund realizes from the Acquisition will generally equal the excess, if any, of the selling price for your Income Fund's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by qualified indebtedness encumbering your Income Fund's assets, if any, that is assumed or taken subject to by the Operating Partnership. The exact amount of the gain to be recognized by your Income Fund in the year of the Acquisition will also vary depending upon the decisions of the Limited Partners to receive APF Shares or notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the Acquisition are likely to be treated as realized from the sale of a "section 1231 asset," which is real property or a depreciable asset used in a trade or business and held for more than one year. Your share of gains or losses from the sale of section 1231 assets of your Income Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Income Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your Income Fund recognizes will be allocated to you and the other Limited Partners in accordance with the terms of your Income Fund's partnership agreement. Each Limited Partner will be allocated and must report his, her or its allocable share of such gain, if any, pursuant to these terms, regardless of the Limited Partner's decision to receive notes rather than APF Shares. Even though a Limited Partner's election of the notes may decrease the amount of gain your Income Fund recognizes, the electing Limited Partner still will be required to take into account his, her or its share of your Income Fund's gain as determined under the partnership agreement of your Income Fund. Therefore, Limited Partners who elect the notes may recognize gain in the year of the Acquisition despite the fact that they will not receive cash with which to pay the tax on the gain. Such Limited Partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the Limited Partners electing to receive notes.

   Tax Consequences of the Liquidation and Termination of Your Income Fund. If your Income Fund is acquired by APF, your Income Fund will be deemed to have liquidated and distributed APF Shares or notes, as the case may be, to you. The taxable year of your Income Fund will end at this time, and you must report, in your taxable year that includes the date of the Acquisition, your share of all income, gain, loss, deduction and credit for your Income Fund through the date of the Acquisition, including gain or loss resulting from the Acquisition. If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your Income Fund's income attributable to more than one of its taxable years.

   The APF Shares or notes will be distributed among you and the other Limited Partners in a manner that we, as the general partners of your Income Fund, determine to be proportionate based on your respective capital account balances. If you receive APF Shares in the Acquisition and the value of those APF Shares exceeds your basis in your units, you will recognize gain equal to the difference between the fair market value of the APF Shares that you receive and your adjusted tax basis in your units. Your basis in the APF Shares will then equal the fair market value of the APF Shares on the closing date of the Acquisition, and your holding period for the APF Shares for purposes of determining capital gain or loss will begin on the closing date of the Acquisition. If you receive APF Shares in the Acquisition and your basis in your units exceeds the value of the APF Shares, you will not recognize gain or loss. Your basis in the APF Shares will equal the basis that you had in your units, and your holding period for purposes of determining capital gain or loss will begin on the closing date of the Acquisition date that your holding period for your units began.

   If you receive notes in the Acquisition, your basis in the notes distributed to you will equal your adjusted basis in your units, and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your Income Fund's holding period in the assets transferred to APF.

   Because the assets of your Income Fund are held for investment and not for resale, the Acquisition will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not a social club, voluntary employees' beneficiary association, supplemental unemployment benefit trust, or qualified group legal services plan as described in sections 501(c)(7), (9), (17) or (20) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Acquisition.

   Tax Consequences of the Acquisition to APF. APF will not recognize gain or loss as a result of the Acquisition. APF will have a holding period in the restaurant properties that begins on the closing date. The basis of the restaurant properties received by APF from the Income Funds will equal the fair market value of the APF Shares, plus the issue price of the notes issued in the Acquisition, plus the amount of any liabilities of the Income Funds assumed by APF.

   The aggregate basis of APF's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, APF's basis in each acquired restaurant property may differ from the Income Fund's basis therein, and the restaurant properties may be subject to different depreciable periods and methods as a result of the Acquisition. These factors could result in an overall change, following the Acquisition, in the depreciation deductions attributable to the restaurant properties acquired from the Income Funds following the Acquisition.

          SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund, Ltd.

                        Six Months Ended June 30, 1999

                                     Property                                 Historical   Historical
                                    Acquisition                                  CNL          CNL
                       Historical    Pro Forma                  Historical    Financial     Financial
                           APF      Adjustments     Subtotal     Advisor    Services, Inc.    Corp.      Subtotal
                       -----------  -----------    -----------  ----------  -------------- -----------  -----------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $27,900,894  $3,056,620(a)  $30,957,514  $        0    $        0   $         0  $30,957,514
 Fees.............               0           0               0   9,454,036     2,963,154        11,511   12,428,701
 Interest and
 Other Income.....       4,249,461           0       4,249,461      87,570       249,258    11,539,080   16,125,369
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Revenue...     $32,150,355  $3,056,620     $35,206,975  $9,541,606    $3,212,412   $11,550,591  $59,511,584
 Expenses:
 General and
 Administrative...       2,244,408           0       2,244,408   5,405,130     2,441,151       263,524   10,354,213
 Management and
 Advisory Fees....       1,681,870           0       1,681,870           0             0     1,231,905    2,913,775
 Fees to Related
 Parties..........               0           0               0      88,949       689,425             0      778,374
 Interest
 Expense..........               0           0               0      92,707             0    10,294,499   10,387,206
 State Taxes......         464,966           0         464,966           0             0             0      464,966
 Depreciation--
 Other............               0           0               0      77,130        39,032             0      116,162
 Depreciation--
 Property.........       3,701,974     967,179(a)    4,669,153           0             0             0    4,669,153
 Amortization.....           9,700           0           9,700          36             0             0        9,736
 Transaction
 Costs............         483,005           0         483,005           0             0             0      483,005
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Expenses..       8,585,923     967,179       9,553,102   5,663,952     3,169,608    11,789,928   30,176,590
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties, and
 Provision for
 Losses on
 Properties.......     $23,564,432  $2,089,441     $25,653,873  $3,877,654    $   42,804   $  (239,337) $29,334,994
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........          31,241           0          31,241           0             0             0       31,241
 Gain (Loss) on
 Sale of
 Properties.......        (201,843)          0        (201,843)          0             0             0     (201,843)
 Provision For
 Losses on
 Properties.......        (540,522)          0        (540,522)          0             0             0     (540,522)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net Earnings
 (Losses) Before
 Benefit/
 (Provision) for
 Federal Income
 Taxes............      22,853,308   2,089,441      24,942,749   3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision)
 for Federal
 Income Taxes.....               0           0               0  (1,595,036)      (16,906)       86,202   (1,525,740)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net
 Earnings(Losses)..    $22,853,308  $2,089,441     $24,942,749  $2,282,618    $   25,898   $  (153,135) $27,098,130
                       ===========  ==========     ===========  ==========    ==========   ===========  ===========
                        Combining                       Historical
                        Pro Forma           Combined    CNL Income  Pro Forma          Adjusted
                       Adjustments             APF      Fund, Ltd. Adjustments         Pro Forma
                       ------------------- ------------ ---------- ------------------ ------------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $         0         $30,957,514   $482,159   $ 11,071 (j)      $31,450,744
 Fees.............      (9,812,516)(b),(c)   2,616,185          0    (16,883)(k)        2,599,302
 Interest and
 Other Income.....         144,014 (d)      16,269,383      5,203          0           16,274,586
                       ------------------- ------------ ---------- ------------------ ------------
  Total Revenue...     $(9,668,502)        $49,843,082   $487,362   $ (5,812)         $50,324,632
 Expenses:
 General and
 Administrative...        (774,311)(e)       9,579,902     51,373    (33,172)(l),(m)    9,598,103
 Management and
 Advisory Fees....      (2,913,775)(f)               0          0          0 (n)                0
 Fees to Related
 Parties..........        (743,673)(g)          34,701          0          0               34,701
 Interest
 Expense..........               0          10,387,206          0          0           10,387,206
 State Taxes......               0             464,966      5,667      2,223 (o)          472,856
 Depreciation--
 Other............               0             116,162          0          0              116,162
 Depreciation--
 Property.........               0           4,669,153    101,609     68,213 (p)        4,838,975
 Amortization.....       1,089,847 (h)       1,099,583      1,251          0            1,100,834
 Transaction
 Costs............               0             483,005     57,570          0              540,575
                       ------------------- ------------ ---------- ------------------ ------------
  Total Expenses..      (3,341,912)         26,834,678    217,470     37,264           27,089,412
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties, and
 Provision for
 Losses on
 Properties.......     $(6,326,590)        $23,008,404   $269,892   $(43,076)         $23,235,220
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........               0              31,241     47,408     (5,820)(q)           72,829
 Gain (Loss) on
 Sale of
 Properties.......               0            (201,843)         0          0             (201,843)
 Provision For
 Losses on
 Properties.......               0            (540,522)         0          0             (540,522)
                       ------------------- ------------ ---------- ------------------ ------------
 Net Earnings
 (Losses) Before
 Benefit/
 (Provision) for
 Federal Income
 Taxes............      (6,326,590)         22,297,280    317,300    (48,896)          22,565,684
 Benefit/(Provision)
 for Federal
 Income Taxes.....       1,525,740 (i)               0          0          0                    0
                       ------------------- ------------ ---------- ------------------ ------------
 Net
 Earnings(Losses)..    $(4,800,850)        $22,297,280   $317,300   $(48,896)         $22,565,684
                       =================== ============ ========== ================== ============

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund, Ltd.

                        Six Months Ended June 30, 1999

                                  Property                                Historical    Historical
                                 Acquisition                                 CNL           CNL
                     Historical   Pro Forma                  Historical   Financial     Financial
                        APF      Adjustments      Subtotal    Advisor   Services, Inc.    Corp.        Subtotal
                    ------------ -----------    ------------ ---------- -------------- ------------ --------------
Other data:
Earnings per
share/unit......    $       0.61 $      n/a     $        n/a $      n/a   $      n/a   $        n/a            n/a
                    ============ ==========     ============ ==========   ==========   ============ ==============
Book value per
share/unit......    $      17.54 $      n/a     $        n/a $      n/a   $      n/a   $        n/a            n/a
                    ============ ==========     ============ ==========   ==========   ============ ==============
Dividends per
share/unit......    $       0.76 $      n/a     $        n/a $      n/a   $      n/a   $        n/a            n/a
                    ============ ==========     ============ ==========   ==========   ============ ==============
Ratio of
Earnings to
Fixed Charges...          18.16x        n/a              n/a        n/a          n/a            n/a            n/a
                    ============ ==========     ============ ==========   ==========   ============ ==============
Weighted average
shares
outstanding
during period...      37,347,883          0       37,347,883        n/a          n/a            n/a $   37,347,883
                    ============ ==========     ============ ==========   ==========   ============ ==============
Shares
outstanding.....      37,348,464          0       37,348,464        n/a          n/a            n/a     37,348,464
                    ============ ==========     ============ ==========   ==========   ============ ==============
Balance sheet
data:
Real estate
assets, net.....    $691,443,127 $3,369,856(s)  $694,812,983 $        0   $        0   $          0 $  694,812,983
Mortgages/notes
receivable......    $ 63,351,507 $        0     $ 63,351,507 $        0   $        0   $290,522,671 $  353,874,178
Receivables/due
from related
parties.........    $    649,972 $        0     $    649,972 $8,668,738   $5,417,084   $  1,125,933 $   15,861,727
Investment in
joint ventures..    $  1,081,046 $        0     $  1,081,046 $        0   $        0   $          0 $    1,081,046
Total assets....    $822,225,342 $3,369,856(s)  $825,595,198 $9,407,247   $6,369,606   $304,738,561 $1,146,110,612
Total liabilities/
minority
interest........    $167,023,516 $3,369,856(s)  $170,393,372 $1,076,772   $  829,856   $300,143,224 $  472,443,224
Total equity....    $655,201,826 $        0     $655,201,826 $8,330,475   $5,539,750   $  4,595,337 $  673,667,388
                     Combining                          Historical
                     Pro Forma              Combined    CNL Income  Pro Forma              Adjusted
                    Adjustments               APF       Fund, Ltd. Adjustments            Pro Forma
                    -------------------- -------------- ---------- -------------------- -----------------
Other data:
Earnings per
share/unit......    $       n/a          $          n/a $    10.58 $      n/a           $         0.51
                    ==================== ============== ========== ==================== =================
Book value per
share/unit......    $       n/a          $          n/a $   270.35 $      n/a           $        16.21
                    ==================== ============== ========== ==================== =================
Dividends per
share/unit......    $       n/a          $          n/a $    17.80 $      n/a           $          n/a
                    ==================== ============== ========== ==================== =================
Ratio of
Earnings to
Fixed Charges...            n/a                     n/a        n/a        n/a                     2.83x
                    ==================== ============== ========== ==================== =================
Weighted average
shares
outstanding
during period...      6,150,000              43,497,883        n/a    571,230               44,069,113(r)
                    ==================== ============== ========== ==================== =================
Shares
outstanding.....      6,150,000              43,498,464        n/a    571,230               44,069,694
                    ==================== ============== ========== ==================== =================
Balance sheet
data:
Real estate
assets, net.....    $         0          $  694,812,983 $7,472,578 $2,923,831 (t2)      $  705,209,392
Mortgages/notes
receivable......    $         0          $  353,874,178 $        0 $        0           $  353,874,178
Receivables/due
from related
parties.........    $(6,614,629)(u)      $    9,247,098 $   10,896 $ (149,805)(w)       $    9,108,189
Investment in
joint ventures..    $         0          $    1,081,046 $  832,194 $  411,919 (t2)      $    2,325,159
Total assets....    $23,534,516 (t1),(u) $1,169,645,128 $8,581,255 $1,947,823 (t2),(v)  $1,180,174,206
Total liabilities/
minority
interest........    $(6,957,486)(u),(r)     465,485,738 $  470,900 $ (149,805)(v)       $  465,806,833
Total equity....    $30,492,002 (t1),(v) $  704,159,390 $8,110,355 $2,097,628 (t2)      $  714,367,373

        SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund, Ltd.

                   For the Year Ended December 31, 1998

                              Property                           Historical   Historical
                             Acquisition                            CNL          CNL               Combining
                  Historical  Pro Forma             Historical   Financial    Financial            Pro Forma   Combined
                     APF     Adjustments  Subtotal   Advisor   Services, Inc.   Corp.    Subtotal Adjustments    APF
                  ---------- ----------- ---------- ---------- -------------- ---------- -------- ----------- ----------
Other data:
Earnings per
share/unit......  $     1.21  $     n/a  $      n/a    $n/a         $n/a         $n/a      n/a     $     n/a  $      n/a
                  ==========  =========  ==========    ====         ====         ====      ===     =========  ==========
Book value per
share/unit......  $    17.70  $     n/a  $      n/a    $n/a         $n/a         $n/a      n/a     $     n/a  $      n/a
                  ==========  =========  ==========    ====         ====         ====      ===     =========  ==========
Dividends per
share/unit......  $     1.52  $     n/a  $      n/a    $n/a         $n/a         $n/a      n/a     $     n/a  $      n/a
                  ==========  =========  ==========    ====         ====         ====      ===     =========  ==========
Ratio of
Earnings to
Fixed Charges...      79.97x        n/a         n/a     n/a          n/a          n/a      n/a           n/a         n/a
                  ==========  =========  ==========    ====         ====         ====      ===     =========  ==========
Weighted average
shares
outstanding
during period...  26,648,219  6,981,616  33,629,835     n/a          n/a          n/a      n/a     6,150,000  39,779,835
                  ==========  =========  ==========    ====         ====         ====      ===     =========  ==========
Shares
outstanding.....  37,337,927          0  37,337,927     n/a          n/a          n/a      n/a     6,150,000  43,487,927
                  ==========  =========  ==========    ====         ====         ====      ===     =========  ==========
                  Historical
                  CNL Income  Pro Forma   Adjusted
                  Fund, Ltd. Adjustments Pro Forma
                  ---------- ----------- -------------
Other data:
Earnings per
share/unit......   $ 33.38     $   n/a   $     1.09
                  ========== =========== =============
Book value per
share/unit......   $277.57     $   n/a   $    16.28
                  ========== =========== =============
Dividends per
share/unit......   $ 56.78     $   n/a   $      n/a
                  ========== =========== =============
Ratio of
Earnings to
Fixed Charges...       n/a         n/a         2.99x
                  ========== =========== =============
Weighted average
shares
outstanding
during period...       n/a     571,230   40,351,065(x)
                  ========== =========== =============
Shares
outstanding.....       n/a     571,230   44,059,157
                  ========== =========== =============

--------
  (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if restaurant properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any restaurant properties for the periods prior to their construction completion and availability for occupancy.

  (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
      Fund:

       Origination fees from affiliates........................... $  (689,425)
       Secured equipment lease fees...............................     (67,967)
       Advisory fees..............................................    (126,788)
       Reimbursement of administrative costs......................    (382,728)
       Acquisition fees...........................................  (4,452,252)
       Underwriting fees..........................................     (54,248)
       Administrative, executive and guarantee fees...............    (532,389)
       Servicing fees.............................................    (572,728)
       Development fees...........................................     (38,853)
       Management fees............................................  (1,681,870)
                                                                   ------------
         Total.................................................... $(8,599,248)
                                                                   ============

  (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

  (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $144,014

  (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs.............................. $(774,311)

  (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,681,870)
       Administrative executive and guarantee fees................    (532,389)
       Servicing fees.............................................    (572,728)
       Advisory fees..............................................    (126,788)
                                                                   ------------
                                                                   $(2,913,775)
                                                                   ============

  (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

  (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (u) below:

       Amortization of goodwill ............................. $1,089,847

  (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

  (j) Represents $11,071 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

  (k) Represents the elimination of fees between the Advisor and the Income
      Fund:

       Management fees........................................ $      0
       Reimbursement of administrative costs..................  (16,883)
                                                               --------
                                                               $(16,883)
                                                               ========

  (l) Represents the elimination of $16,883 in administrative costs reimbursed by the Income Fund to the Advisor.

  (m) Represents savings of $16,289 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

  (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

  (o) Represents additional state income taxes of $2,223 resulting from assuming that acquisitions of restaurant properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

  (p) Represents an increase in depreciation expense of $68,213 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

  (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $5,820 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

  (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

  (s) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma restaurant properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (t) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                            CNL Financial
                                  Advisor   Services Group Income Fund     Total
                                ----------- -------------- -----------  ------------
     Fair Value of
      Consideration
      Received...............   $82,715,768  $51,153,173   $11,384,042  $145,252,983
                                ===========  ===========   ===========  ============
     Share Consideration.....   $76,000,000  $47,000,000   $10,207,983  $133,207,983
     Cash Consideration......           --           --        153,000       153,000
     APF Transaction Costs...     6,715,768    4,153,173     1,023,059    11,892,000
                                -----------  -----------   -----------  ------------
       Total Purchase Price..   $82,715,768  $51,153,173   $11,384,042  $145,252,983
                                ===========  ===========   ===========  ============

     Allocation of Purchase
     Price:
     ----------------------
     Net Assets Historical...   $ 8,330,475  $10,135,087   $ 8,110,355  $ 26,575,917
     Purchase Price
      Adjustments:
      Land and buildings on
       operating leases......           --           --      2,329,471     2,329,471
      Net investment in
       direct financing
       leases................           --           --        594,360       594,360
      Investment in joint
       ventures..............           --           --        411,919       411,919
      Accrued rental income..           --           --        (31,065)      (31,065)
      Intangibles and other
       assets................           --    (2,575,792)      (30,998)   (2,606,790)
      Goodwill*..............           --    43,593,878           --     43,593,878
      Excess purchase price..    74,385,293          --            --     74,385,293
                                -----------  -----------   -----------  ------------
       Total Allocation......   $82,715,768  $51,153,173   $11,384,042  $145,252,983
                                ===========  ===========   ===========  ============

  * Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

  The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisitions of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $74,385,293 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations." Goodwill of $43,593,878 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

     1. Common Stock (CFA, CFS, CFC)--Class A............      8,600
        Common Stock (CFA, CFS, CFC)--Class B............      4,825
        Additional Paid-in Capital (CFA, CFS, CFC)....... 12,568,974
        Retained Earnings................................  5,883,163
        Accumulated distributions in excess of earnings.. 74,385,293
        Goodwill for CFC/CFS (Intangibles and other
         assets)......................................... 43,593,878
          CFC/CFS Organizational Costs/Other Assets......              2,575,792
          Cash to pay APF transaction costs..............             10,868,941
          APF Common Stock...............................                 61,500
          APF Capital in Excess of Par Value.............            122,938,500
        (To record acquisition of CFA, CFS and CFC)
     2. Partners' Capital................................  8,110,355
        Land and buildings on operating leases...........  2,329,471
        Net investment in direct financing leases........    594,360
        Investment in joint ventures.....................    411,919
        Accrued rental income............................                 31,065
        Intangibles and other assets.....................                 30,998
          Cash to pay APF Transaction costs..............              1,023,059
          Cash consideration to Income Funds.............                153,000
          APF Common Stock...............................                  5,712
          APF Capital in Excess of Par Value.............             10,202,271
        (To record acquisition of your Income Fund

  (u) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

  (v) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

  (w) Represents the elimination by the Income Fund of $149,805 in related party payables recorded as receivables by the Advisor.

  (x) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

   To review the pro forma financial information of APF in the event that APF acquires the CNL Restaurant Businesses and all of the Income Funds, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on F-439 through F-455.

          SELECTED HISTORICAL FINANCIAL DATA OF CNL INCOME FUND, LTD.

   The following table sets forth selected financial information for the Income Fund, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of CNL Income Fund, Ltd." in this supplement.

                            Six Months Ended
                                June 30,                        Year Ended December 31,
                          --------------------- -------------------------------------------------------
                             1999       1998       1998       1997       1996       1995       1994
                          ---------- ---------- ---------- ---------- ---------- ---------- -----------
                               (unaudited)
Revenues (1)............  $  534,770 $  584,745 $1,153,824 $1,333,000 $1,389,308 $1,290,567 $ 1,358,871
Net income (2)..........     317,300    650,012  1,001,437  1,248,757  1,083,109    962,102   1,208,576
Cash distributions
 declared (3)...........     533,964  1,169,504  1,703,468  1,264,884  1,264,884  1,264,883   2,279,123
Net income per unit
 (2)....................       10.47      21.50      33.09      41.24      35.75      31.75       39.91
Cash distributions
 declared per unit (3)..       17.80      38.98      56.78      42.16      42.16      42.16       75.97
GAAP book value per
 unit ..................      270.35     283.65     277.57     300.97     301.51     307.57      317.66
Weighted average number
 of Limited Partner
 units outstanding......      30,000     30,000     30,000     30,000     30,000     30,000      30,000
                                June 30,                             December 31,
                          --------------------- -------------------------------------------------------
                             1999       1998       1998       1997       1996       1995       1994
                          ---------- ---------- ---------- ---------- ---------- ---------- -----------
                               (unaudited)
Total assets............  $8,581,255 $9,542,020 $8,760,926 $9,500,078 $9,479,777 $9,668,878 $10,857,414
Total partners'
 capital................   8,110,355  8,509,558  8,327,019  9,029,050  9,045,177  9,226,952   9,529,733

--------
(1) Revenues include equity in earnings of joint ventures.
(2) Net income for the six months ended June 30, 1998 and the year ended December 31, 1998 includes $235,804 from gain on sale of land and building. In addition, net income for the years ended December 31, 1997 and 1996, includes $233,183 and $19,000, respectively, from gains on sale of land and buildings.
(3) Distributions for the six months ended June 30, 1998 and the year ended December 31, 1998 include $586,300 and 1994 include $861,500 as a result of the distribution of a portion of the net sales proceeds from the sales of restaurant properties.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
               AND RESULTS OF OPERATIONS OF CNL INCOME FUND, LTD.

Introduction

   The Income Fund is a Florida limited partnership that was organized on November 26, 1985, to acquire for cash, either directly or through joint venture arrangements, both newly constructed and existing restaurant properties, as well as land upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food restaurant chains. The leases generally are triple-net leases, with the lessees responsible for all repairs and maintenance, property taxes, insurance and utilities. As of June 30, 1999, the Income Fund owned 17 restaurant properties, which included interests in two restaurant properties owned by joint ventures in which the Income Fund is a co-venturer and one restaurant property owned with affiliates as tenants-in-common.

Capital Resources

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's primary source of capital for the six months ended June 30, 1999 and 1998, was cash from operations, which consists of cash received from tenants, distributions from joint ventures, and interest and other income received, less cash paid for expenses. For the six months ended June 30, 1999 and 1998, the Income Fund generated cash from operations of $484,967 and $557,386. The decrease in cash from operations for the six months ended June 30, 1999 is primarily a result of changes in income and expenses and changes in working capital.

   In addition, in July 1999, the Income Fund entered into a promissory note with the corporate general partner for a loan in the amount of $21,000 in connection with the operations of the Income Fund. The loan is uncollateralized, non-interest bearing and due on demand.

   Currently, rental income from the Income Fund's restaurant properties and any amounts borrowed under the promissory note, pending reinvestment in additional restaurant properties, the use of such funds to pay Income Fund expenses or distributions to the Limited Partners, are invested in money market accounts or other short-term, highly liquid investments such as demand deposit accounts at commercial banks, certificates of deposit, and money market accounts with less than a 30-day maturity date. At June 30, 1999, the Income Fund had $203,524 invested in such short-term investments, as compared to $252,521 at December 31, 1998. The funds remaining at June 30, 1999 will be used to pay distributions and other liabilities.

   On May 11, 1999, four Limited Partners in several of the Income Funds served a lawsuit against us and APF in connection with the Acquisition. On July 8, 1999, the plaintiffs amended the complaint to add three additional Limited Partners as plaintiffs. Additionally, on June 22, 1999, a Limited Partner in several Income Funds served a lawsuit against us, APF, CNL Group, Inc. and the CNL Restaurant Businesses in connection with the Acquisition. We and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

 The Years Ended December 31, 1998, 1997 and 1996

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund generated cash from operations of $1,033,789, $1,316,816, and $1,132,688. The decrease in cash from operations during 1998, as compared to 1997, and the increase during 1997, as compared to 1996, is primarily a result of changes in income and expenses and changes in working capital during each of the respective years.

   Cash from operations during the years ended December 31, 1998, 1997, and 1996 was also affected by the following.

   In August 1996, the Income Fund entered into a lease amendment with the tenant of the restaurant property in Mesquite, Texas, to provide for lower initial base rent with scheduled rent increases retroactively effective March 1996. In anticipation of entering into this lease amendment, the Income Fund accepted a promissory note in March 1996 in the amount of $156,308 for past due rental and other amounts, and real estate taxes previously paid by the Income Fund on behalf of the tenant. Payments were due in 60 monthly installments of $3,492, including interest at a rate of 11 percent per annum, and collections commenced on June 1, 1996. Receivables at December 31, 1996, included $150,787 of such amounts, which includes accrued interest of $5,657 and late fees of $1,222. During 1997, the Income Fund collected the full amount of the promissory note.

   Other sources and uses of capital included the following during the years ended December 31, 1998, 1997, and 1996.

   In June 1996, the Income Fund sold a small, undeveloped portion of the land relating to its restaurant property in Mesquite, Texas. In connection with the sale, the Income Fund received net sales proceeds of $20,000 and recognized a gain for financial reporting purposes of $19,000. Proceeds from the sale were used for operating activities.

   During 1996 and 1997, the Income Fund entered into various promissory notes with the corporate general partner for loans totalling $83,100 and $133,000 in connection with the operations of the Income Fund. The loans were uncollateralized, non-interest bearing and due on demand. As of December 31, 1997, the Income Fund had repaid the loans in full to the corporate general partner.

   In August 1997, the Income Fund sold its restaurant property in Casa Grande, Arizona, to a third party for $840,000 and received net sales proceeds of $793,009, resulting in a gain of $233,183 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in December 1986 and had a cost of approximately $667,300, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $128,400 in excess of its original purchase price. In October 1997, the Income Fund reinvested the majority of the net sales proceeds in a restaurant property in Camp Hill, Pennsylvania. The Income Fund used the remaining net sales proceeds to pay liabilities of the Income Fund, including quarterly distributions to the Limited Partners. The transaction, or a portion of it, relating to the sale of the restaurant property in Casa Grande, Arizona, and the reinvestment of the majority of the net sales proceeds in a restaurant property in Camp Hill, Pennsylvania, qualified as a like-kind exchange transaction for federal income tax purposes.

   In addition, in August 1997, Seventh Avenue Joint Venture in which the Income Fund owned a 50 percent interest sold its restaurant property to its tenant for $950,000 and received net sales proceeds of $944,747. As a result, the Income Fund had a gain to the joint venture of approximately $295,100 for financial reporting purposes. The restaurant property was originally acquired by Seventh Avenue Joint Venture in June 1986 and had a total cost of approximately $770,000, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the joint venture sold the restaurant property for approximately $177,400 in excess of its original purchase price. During 1997, as a result of the sale of the restaurant property, the joint venture was dissolved in accordance with the joint venture agreement. As a result, the Income Fund received approximately $472,400, representing its proportionate share of the net sales proceeds received by the joint venture. In October 1997, the Income Fund reinvested a portion of these net sales proceeds in a Ground Round restaurant property in Camp Hill, Pennsylvania. In December 1997, the Income Fund reinvested the remaining net sales proceeds in a restaurant property located in Vancouver, Washington, as tenants-in-common with our affiliates. The Income Fund distributed amounts that we determined were sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale.

   In April 1998, the Income Fund sold its restaurant property in Kissimmee, Florida, to the tenant for $680,000 and received net sales proceeds of $661,300. As a result, the Income Fund had a gain of $235,804 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in 1987 and had a cost of approximately $475,400, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold this restaurant property for approximately $185,900 in excess of its original purchase price. In connection with the sale, the Income Fund incurred a deferred, real estate disposition fee of $20,400. Payment of the real estate disposition fee is subordinated to receipt by the Limited Partners of the cumulative 10% preferred return plus their adjusted capital contributions. The Income Fund distributed $586,300 of the net sales proceeds as a special distribution to the Limited Partners and made the remaining net sales proceeds available to pay Income Fund liabilities. The Income Fund distributed amounts that we determined were sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale. To the extent that any of the sales proceeds remain undistributed when the Income Fund is acquired by APF, such funds will become an asset of APF and therefore will not be distributed to the Limited Partners.

   None of the restaurant properties owned by the Income Fund or any joint venture in which the Income Fund owns an interest is or may be encumbered. Subject to restrictions on borrowings from us, however, the Income Fund may borrow, in our discretion, for the purpose of maintaining the operations of the Income Fund. The Income Fund will not encumber any of the restaurant properties in connection with any borrowings or advances. The Income Fund will not borrow for the purpose of returning capital to the Limited Partners. The Income Fund also will not borrow under circumstances which would make the Limited Partners liable to creditors of the Income Fund. From time to time, affiliates of ours incur operating expenses on behalf of the Income Fund for which the Income Fund reimburses the affiliates without interest.

   Rental income from the Income Fund's restaurant properties and net sales proceeds from the sale of restaurant properties, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use for the payment of Income Fund liabilities, are invested in money market accounts or other short-term highly liquid investments such as demand deposit accounts at commercial banks, CDs and money market accounts with less than a 30-day maturity date. At December 31, 1998, the Income Fund had $252,521 invested in such short-term investments as compared to $184,130 at December 31, 1997. The increase in cash and cash equivalents is primarily due to the Income Fund not reinvesting all of the net sales proceeds received from the sale of the restaurant property in Kissimmee, Florida in April 1998. As of December 31, 1998, the average interest rate earned on the rental income deposited in demand deposit accounts at commercial banks was approximately three percent annually. The funds remaining at December 31, 1998, will be used for the payment of distributions and other liabilities.

Short-Term Liquidity

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's short-term liquidity requirements consist primarily of the operating expenses of the Income Fund.

   The Income Fund's investment strategy of acquiring restaurant properties for cash and leasing them under triple-net leases to operators who generally meet specified financial standards minimizes the Income Fund's operating expenses. We believe that the leases will continue to generate cash flow in excess of operating expenses.

   We have the right, but not the obligation, to make additional capital contributions if we deem it appropriate in connection with the operations of the Income Fund.

   The Income Fund generally distributes cash from operations remaining after the payment of operating expenses of the Income Fund, to the extent that we determine that such funds are available for distribution. Based on current and anticipated future cash from operations, for the six months ended June 30, 1998, proceeds from the sale of a restaurant property, and to a lesser extent, the loan received from the corporate general partner in July 1999, the Income Fund declared distributions to Limited Partners of $533,964 for the six months ended June 30, 1999 and $1,169,504 for the six months ended June 30, 1998, or $266,982 for the quarter ended June 30, 1999 and $853,283 for the quarter ended June 30, 1998. This represents distributions of $17.80 per unit for the six months ended June 30, 1999 and $38.98 per unit for the six months ended June 30, 1998, or $8.90 for the quarter ended June 30, 1999 and $28.44 for the quarter ended June 30, 1998.

   The distribution for the six months ended June 30, 1998, included $586,300 of net sales proceeds from the sale of the restaurant property in Kissimmee, Florida. This special distribution was effectively a return of a portion of the Limited Partners' investment. However, in accordance with the Income Fund's partnership agreement, $216,361 was applied towards the Limited Partners' ten percent preferred return and the balance of $369,939 was treated as a return of capital for purposes of calculating the Limited Partners' ten percent preferred return. As a result of this return of capital, the amount of the Limited Partners' invested capital contributions, which generally is the Limited Partners' capital contributions less distributions from the sale of a restaurant property that are considered to be a return of capital, was decreased. Therefore, the amount of the Limited Partners' invested capital contributions on which the ten percent preferred return is calculated was lowered accordingly. As a result of the sale of the restaurant property, the Income Fund's total revenue was reduced, while the majority of the Income Fund's operating expenses remained fixed. Therefore, distributions of net cash flow were adjusted.

   No distributions were made to us for the quarters and six months ended June 30, 1999 and 1998. No amounts distributed to the Limited Partners for the six months ended June 30, 1999 and 1998, except for $369,939 as described above, are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available for distribution to the Limited Partners on a quarterly basis.

   Total liabilities of the Income Fund, including distributions payable, increased to $470,900 at June 30, 1999, from $433,907 at December 31, 1998, primarily as a result of the Income Fund accruing transaction costs relating to the Acquisition. The increase in liabilities at June 30, 1999 was partially offset by a decrease in rents paid in advance at June 30, 1999, as compared to December 31, 1998. To the extent that liabilities at June 30, 1999 exceed cash and cash equivalents at June 30, 1999, they will be paid from future cash from operations and, in the event we elect to make additional capital contributions or loans to the Income Fund, from future contributions or loans from us.

 The Years Ended December 31, 1998, 1997 and 1996

   Due to low operating expenses and ongoing cash flow, we do not believe that working capital reserves are necessary at this time. In addition, because the leases for the Income Fund's restaurant properties are generally on a triple-net basis, it is not anticipated that a permanent reserve for maintenance and repairs will be established at this time. To the extent, however, that the Income Fund has insufficient funds for such purposes, we will contribute to the Income Fund an aggregate amount of up to one percent of the offering proceeds for maintenance and repairs.

   Based primarily on current and anticipated future cash from operations and proceeds from the sale of restaurant properties, the Income Fund declared distributions to Limited Partners of $1,703,468 during 1998 and $1,264,884 for each of the years ended December 31, 1997 and 1996. This represents distributions of $56.78 per unit for the year ended December 31, 1998 and $42.16 per unit for each of the years ended December 31, 1997 and 1996. Distributions to the Limited Partners for 1997 and 1996 were also based on loans received from us of $133,000 and $83,100. The Income Fund repaid the loans in full. Distributions during 1998 included $586,300 of net sales proceeds from the sale of the restaurant property in Kissimmee, Florida. This special distribution was effectively a return of a portion of the Limited Partners investment. However, in accordance with the Income Fund's partnership agreement, $216,361 was applied towards the 10% preferred return, on a cumulative basis, and the balance of $369,939 was treated as a return of capital for purposes of calculating the 10% preferred return. As a result of the sale of the restaurant property during 1998, the Income Fund's total revenue was reduced during 1998 and is expected to remain reduced in subsequent years, while the majority of the Income Fund's operating expenses remained fixed. Therefore, distributions of net cash flow were adjusted commencing during the quarter ended June 30, 1998.

   Amounts payable to other parties, including distributions payable, decreased to $268,742 at December 31, 1998, from $319,550 at December 31, 1997. The decrease is primarily the result of a decrease in distributions payable to the Limited Partners at December 31, 1998. To the extent that liabilities at December 31, 1998 exceed cash and cash equivalents at December 31, 1998, they will be paid from future cash from operations or, in the event we elect to make additional contributions or loans to the Income Fund, from future contributios or loans from us.

   During 1998, our affiliates incurred on behalf of the Income Fund $45,018 for certain operating expenses, as compared to $33,962 during 1997 and $40,510 during 1996. As of December 31, 1998, the Income Fund owed $41,910, as compared to $48,991 as of December 31, 1997, to affiliates for such amounts and accounting and administrative services. In addition, as of December 31, 1998, the Income Fund also owed affiliates $87,150, as compared to $66,750 as of December 31, 1997, in real estate disposition fees due as a result of services rendered in connection with the sale of one restaurant property during 1998 and two restaurant properties in previous years. The payment of such fees is deferred until the Limited Partners have received the sum of their cumulative 10% preferred return and their adjusted capital contributions.

Long-Term Liquidity

   The Income Fund has no long-term debt or other long-term liquidity requirements.

Results of Operations

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   During the six months ended June 30, 1998, the Income Fund owned and leased 15 wholly owned restaurant properties, including one restaurant property in Kissimmee, Florida, which was sold in April 1998, and during the six months ended June 30, 1999, the Income Fund owned and leased 14 wholly owned restaurant properties, to operators of fast-food and family-style restaurant chains. In connection therewith, during the six months ended June 30, 1999 and 1998, the Income Fund earned $482,159 and $530,832, respectively, in rental income from these restaurant properties, $248,493 and $257,223 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. The decrease in rental income during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, is partially attributable to a decrease in rental income as a result of the sale of the restaurant property in Kissimmee, Florida, during 1998.

   The decrease in rental income during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, is also partially a result of the fact that during the quarter and six months ended June 30, 1999, the Income Fund established an allowance for doubtful accounts in connection with the tenant of the restaurant property in Mesquite, Texas filing for bankruptcy. While the tenant has not rejected or affirmed this lease, there can be no assurance that the lease will not be rejected in the future. The possible rejection of this lease could have an adverse effect on the results of operations of the Income Fund, if the Income Fund is not able to re-lease the restaurant property in a timely manner.

   For the six months ended June 30, 1999 and 1998, the Income Fund owned and leased two restaurant properties indirectly through joint venture arrangements and one restaurant property with our affiliates as tenants-in-common. In connection therewith, during the six months ended June 30, 1999 and 1998, the Income Fund earned $47,408 and $41,457, respectively, attributable to net income earned by these joint ventures, $23,518 and $20,584 of which was earned during the quarters ended June 30, 1999 and 1998, respectively.

   Operating expenses, including depreciation and amortization expense, were $217,470 and $170,537 for the six months ended June 30, 1999 and 1998, respectively, of which $104,225 and $86,465 were incurred for the quarters ended June 30, 1999 and 1998, respectively. The increase in operating expenses during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, is primarily attributable to the fact that the Income Fund incurred $26,454 and $57,750, respectively, in transaction costs related to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition with APF. If the Limited Partners reject the Acquisition, the Income Fund will bear their portion of the transaction costs based upon the percentage of "For" votes and we will bear its portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   As a result of the sale of a restaurant property during the six months ended June 30, 1998, the Income Fund recognized a gain of $235,804 for financial reporting purposes. No restaurant properties were sold during the six months ended June 30, 1999.

 The Years Ended December 31, 1998, 1997 and 1996

   During 1996, the Income Fund owned and leased 15 wholly owned restaurant properties, during 1997, the Income Fund owned and leased 16 wholly owned restaurant properties, including one restaurant property in Casa Grande, Arizona, which was sold in August 1997, and during 1998, the Income Fund owned and leased 15 wholly owned restaurant properties, including one restaurant property in Kissimmee, Florida, which was sold in April 1998. During the years ended December 31, 1997 and 1996, the Income Fund was also a co-venturer in three separate joint ventures that each owned and leased one restaurant property, including one restaurant property owned and leased by Seventh Avenue Joint Venture, which was sold in August 1997, and during the year ended December 31, 1998, the Income Fund was a co-venturer in two separate joint ventures that each owned and leased one restaurant property. In addition, during 1997 and 1998, the Income Fund owned and leased one restaurant property, with one of our affiliates, as tenants-in-common. As of December 31, 1998, the Income Fund owned, either directly or through joint venture arrangements, 17 restaurant properties which are, in general, subject to long-term, triple net leases. The leases of the restaurant properties provide for minimum base annual rental amounts, payable in monthly installments, ranging from approximately $16,000 to $222,800. Generally, the leases provide for percentage rent based on sales in excess of a specified amount. In addition, certain leases provide for increases in the annual base rent during the lease term.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $1,015,292, $1,038,443, and $1,115,530, respectively, in base rental income from the Income Fund's wholly owned restaurant properties described above. The decrease in rental income during 1998 and 1997, each as compared to the previous year, is partially attributable to a decrease in rental income as a result of the sale of restaurant properties during 1998 and 1997. The decrease during 1998 and 1997, each as compared to the previous year, is partially offset by an increase in rental income due to the fact that the Income Fund reinvested the majority of these net sales proceeds in a restaurant property in Camp Hill, Pennsylvania, in October 1997, as described above in "Capital Resources."

   The decrease in rental income during 1997, as compared to 1996, is also partially attributable to the fact that during 1996, the Income Fund recognized as income approximately $62,000 due under the promissory note with the tenant of the restaurant property in Mesquite, Texas, for which the Income Fund had previously established an allowance for doubtful accounts as the result of collection being doubtful, as described above in "Capital Resources."

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund also earned $22,193, $22,205, and $56,409, respectively, in contingent rental income. The decrease in contingent rental income during 1998 and 1997, as compared to 1996, is attributable to the fact that during 1996, the Income Fund recognized approximately $27,800 in contingent rental income due under the promissory note with the tenant of the restaurant property in Mesquite, Texas, for which the Income Fund had previously established an allowance for doubtful accounts as the result of collection being doubtful, as described above in "Capital Resources."

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund also earned $21,087, $22,210, and $101,293, respectively, in interest and other income. The decrease in interest and other income during 1997, as compared to 1996, is primarily attributable to the fact that during 1996, the Income Fund recognized approximately $82,600 in interest and other income due under the promissory note with the tenant of the restaurant property in Mesquite, Texas, for which the Income Fund had previously established an allowance for doubtful accounts due to collection being doubtful, as described above in "Capital Resources."

   In addition, during the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $95,252, $250,142, and $116,076, respectively, attributable to net income earned by the three joint ventures in which the Income Fund is a co-venturer and one restaurant property with affiliates as tenants-in-common, including one restaurant property owned and leased by Seventh Avenue Joint Venture, which was sold in August 1997. The decrease in net income earned by joint ventures during 1998, as compared to 1997, and the increase during 1997, as compared to 1996, is partially attributable to the fact that in August 1997, Seventh Avenue Joint Venture, in which the Income Fund owns a 50 percent interest, recognized a gain of approximately $295,100 for financial reporting purposes, as a result of the sale of its restaurant property, as described above in "Capital Resources." The decrease during 1998, as compared to 1997, is also partially attributable to, and the increase during 1997, as compared to 1996, is partially offset by, a decrease in rental income earned by the joint venture due to the sale of the restaurant property in August 1997 and the subsequent liquidation of the joint venture in accordance with the joint venture agreement. The decrease during 1998 is also partially offset by the fact that in December 1997, the Income Fund reinvested a portion of its pro rata share of the net sales proceeds in a restaurant property in Vancouver, Washington, as tenants-in-common with certain of our affiliates.

   During the year ended December 31, 1998, one of the Income Fund's lessees, Golden Corral Corporation, contributed more than ten percent of the Income Fund's total rental income, including the Income Fund's share of the rental income from two restaurant properties owned by joint ventures and one restaurant property owned with an affiliate as tenants-in-common. As of December 31, 1998, Golden Corral Corporation was the lessee under leases relating to five restaurants. It is anticipated that Golden Corral Corporation will continue to contribute ten percent or more of the Income Fund's total rental income during 1999. In addition, two restaurant chains, Golden Corral and Wendy's each accounted for more than ten percent of the Income Fund's total rental income in 1998, including the Income Fund's share of the rental income from two restaurant properties owned by joint ventures and one restaurant property owned with an affiliate as tenants-in-common. It is anticipated that these two restaurant chains each will continue to account for more than ten percent of the total rental income to which the Income Fund is entitled under the terms of its leases. Any failure of these lessees or restaurant chains could materially affect the Income Fund's income if the Income Fund is not able to re-lease the restaurant properties in a timely manner.

   Operating expenses, including depreciation and amortization expense, were $388,191, $317,426, and $325,199 for the years ended December 31, 1998, 1997, and 1996, respectively. The increase in operating expenses during 1998, as compared to 1997, is partially attributable to an increase in amortization expense relating to the amortization of the difference between the investment in a joint venture and the underlying equity of the joint venture at December 31, 1998.

   The increase in operating expenses during 1998, as compared to 1997, is also partially due to the fact that the Income Fund incurred $7,322 in transaction costs related to us retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition. The decrease in operating expenses during 1997, as compared to 1996, is primarily attributable to a decrease in accounting and administrative expenses associated with operating the Income Fund and its restaurant properties.

   As a result of the sale of the restaurant property in Kissimmee, Florida, as described above in "Capital Resources," the Income Fund recognized a gain of $235,804 for financial reporting purposes during 1998. In addition, as a result of the sale of the restaurant property in Casa Grande, Arizona, as described above in "Capital Resources," the Income Fund recognized a gain of $233,183 during 1997, for financial reporting purposes. In 1996, the Income Fund sold a portion of land related to the restaurant property in Mesquite, Texas, as described above in "Capital Resources," and recognized a gain of $19,000 for financial reporting purposes.

   The Income Fund's leases as of December 31, 1998, are, in general, triple-net leases and contain provisions that we believe mitigate the adverse effect of inflation. Such provisions include clauses requiring the payment of percentage rent based on certain restaurant sales above a specified level and/or automatic increases in base rent at specified times during the term of the lease. Management expects that increases in restaurant sales volumes due to inflation and real sales growth should result in an increase in rental income for certain restaurant properties over time. Continued inflation also may cause capital appreciation of the Income Fund's restaurant properties. Inflation and changing prices, however, also may have an adverse impact on the sales of the restaurants and on potential capital appreciation of the restaurant properties.

Year 2000 Readiness Disclosure

 Overview of Year 2000 Problem

   The year 2000 problem concerns the inability of information and non-information technology systems to properly recognize and process date sensitive information beyond January 1, 2000. The failure to accurately recognize the year 2000 could result in a variety of problems from data miscalculations to the failure of entire systems.

 Information and Non-Information Technology Systems

   The Income Fund does not have any information or non-information technology systems. We and our affiliates provide all services requiring the use of information and non-information technology systems pursuant to a management agreement with the Income Fund. The information technology system of our affiliates consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. The non-information technology systems of our affiliates are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. Our affiliates have no internally generated programmed software coding to correct, because substantially all of the software utilized by us and our affiliates is purchased or licensed from external providers. The maintenance of non-information technology systems at the Income Fund's restaurant properties is the responsibility of the tenants of such properties in accordance with the terms of the Income Fund's leases.

 The Y2K Team

   In early 1998, we and our affiliates formed a Year 2000 team for the purpose of identifying, understanding and addressing the various issues associated with the year 2000 problem. The Y2K Team consists of us and members from our affiliates, including representatives from senior management, information systems, telecommunications, legal, office management, accounting and property management.

 Assessing Year 2000 Readiness

   The Y2K Team's initial step in assessing year 2000 readiness consists of identifying any systems that are date-sensitive and, accordingly, could have potential year 2000 problems. The Y2K Team has conducted inspections, interviews and tests to identify which of the Income Fund's systems could have a potential year 2000 problem.

   The information system of our affiliates is comprised of hardware and software applications from mainstream suppliers. Accordingly, the Y2K Team has contacted and is evaluating documentation from the respective vendors and manufacturers to verify the year 2000 compliance of their products. The Y2K Team has also requested and is evaluating documentation from the non-information technology systems providers of our affiliates.

   In addition, the Y2K Team has requested and is evaluating documentation from other companies with which the Income Fund has material third party relationships. Such third parties, in addition to the providers of information and non-information technology systems, consist of the Income Fund's transfer agent, and financial institutions. The Income Fund depends on its transfer agent to maintain and track investor information and its financial institutions for availability of cash.

   As of September 15, 1999, the Y2K Team had received responses from approximately 60% of the third parties. All of the responses were in writing. Of the third parties responding, all indicated that they are currently year 2000 compliant or will be year 2000 compliant prior to the year 2000. Although the Y2K Team continues to receive positive responses from the companies with which the Income Fund has third party relationships regarding their year 2000 compliance, we cannot be assured that the third parties have adequately considered the impact of the year 2000.

   In addition, the Y2K Team has requested documentation from the Income Fund's tenants. The Y2K Team is in the process of evaluating the responses and expects to complete this process by October 31, 1999. The Income Fund has also instituted a policy of requiring any new tenants to indicate that their systems are year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000.

 Achieving Year 2000 Compliance

   The Y2K Team has identified and completed upgrades of hardware equipment that was not year 2000 compliant. In addition, the Y2K Team has identified and completed upgrades of software applications that were not year 2000 compliant, although, we cannot be assured that the upgrade solutions provided by the vendors have addressed all possible year 2000 issues.

   The cost for these upgrades and other remedial measures is the responsibility of us and our affiliates. We do not expect that the Income Fund will incur any costs in connection with year 2000 remedial measures.

Assessing the Risks to the Income Fund of Non-Compliance and Developing Contingency Plans

 Risk of Failure of Information and Non-Information Technology Systems Used by the Income Fund

   We believe that the reasonably likely worst case scenario with regard to the information and non-information technology systems used by the Income Fund is the failure of one or more of these systems as a result of year 2000 problems. Because the Income Fund's major source of income is rental payments under long-term triple-net leases, any failure of information or non-information technology systems used by the Income Fund is not expected to have a material impact on the results of operations of the Income Fund. Even if such systems failed, the payment of rent under the Income Fund's leases would not be affected. In addition, the Y2K Team is expected to correct any Y2K problems within the control of us and our affiliates before the year 2000.

   The Y2K Team has determined that a contingency plan to address this risk is not necessary at this time. However, if the Y2K Team identifies additional risks associated with the year 2000 compliance of the information or non-information technology systems used by the Income Fund or if the progress of the Y2K Team in remediating year 2000 problems with such systems deviates from the anticipated timeline, the Y2K Team will develop a contingency plan if deemed necessary at that time.

 Risk of Inability of Transfer Agent to Accurately Maintain Income Fund Records

 We believe that the reasonably likely worst case scenario with regard to the Income Fund's transfer agent is that the transfer agent will fail to achieve year 2000 compliance of its systems and will not be able to accurately maintain the records of the Income Fund. This could result in the inability of the Income Fund to accurately identify its Limited Partners for purposes of distributions, delivery of disclosure materials and transfers of units. The Y2K Team has received certification from the Income Fund's transfer agent of its year 2000 compliance. Despite the positive response from the transfer agent, we cannot be assured that the transfer agent has addressed all possible year 2000 issues.

   The Y2K Team has developed a contingency plan pursuant to which we and our affiliates would maintain the records of the Income Fund manually, in the event that the systems of the transfer agent are not year 2000 compliant. We and our affiliates would have to allocate resources to internally perform the functions of the transfer agent. We do not anticipate that the additional cost of these resources would have a material impact on the results of operations of the Income Fund.

 Risk of Loss of Short-Term Liquidity from Failure of Financial Institutions to Achieve Year 2000 Compliance

   We believe that the reasonably likely worst case scenario with regard to its financial institutions is that some or all of its funds on deposit with such financial institutions may be temporarily unavailable. The Y2K Team has received responses from 93% of the Income Fund's financial institutions indicating that their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. Despite the positive responses from the financial institutions, we cannot be assured that the financial institutions have addressed all possible year 2000 issues. The loss of short-term liquidity could affect the Income Fund's ability to pay its expenses on a current basis. We do not anticipate that a loss of short-term liquidity would have a material impact on the results of operations of the Income Fund.

   Based upon the responses received from the Income Fund's financial institutions and the inability of the Y2K Team to identify a suitable alternative for the deposit of funds that is not subject to potential year 2000 problems, the Y2K Team has determined not to develop a contingency plan to address this risk.

 Risks of Late Payment or Non-Payment of Rent by Tenants

   We believe that the reasonably likely worst case scenario with regard to its tenants is that some of the tenants may make rental payments late as the result of the failure of the tenants to achieve year 2000 compliance of their systems used in the payment of rent, the failure of the tenants' financial institutions to achieve year 2000 compliance, or the temporary disruption of the tenants' businesses. The Y2K Team is in the process of requesting responses from the Income Fund's tenants indicating the extent to which their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. We cannot be assured that the tenants have addressed all possible year 2000 issues. The late payment of rent by one or more tenants would affect the results of operations of the Income Fund in the short-term.

   We are also aware of predictions that the year 2000 problem, if uncorrected, may result in a global economic crisis. We are not able to determine if such predictions are true. A widespread disruption of the economy could affect the ability of the Income Fund's tenants to pay rent and, accordingly, could have a material impact on the results of operations of the Income Fund.

   Because payment of rent is under the control of the Income Fund's tenants, the Y2K Team is not able to develop a contingency plan to address these risks. In the event of late payment or non-payment of rent, we will assess the remedies available to the Income Fund under its lease agreements.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998........  F-1
Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998........................................................  F-2
Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998........................  F-3
Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998.................................................................  F-4
Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998.............................................  F-5
Report of Independent Certified Public Accountants........................  F-6
Balance Sheets as of December 31, 1998 and 1997...........................  F-7
Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996.....................................................................  F-8
Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996............................................................  F-9
Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996..................................................................... F-10
Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................. F-11
Unaudited Pro Forma Financial Information................................. F-19
Unaudited Pro Forma Balance Sheet as of June 30, 1999..................... F-20
Unaudited Pro Forma Statement of Earnings for the Six Months Ended June
 30, 1999................................................................. F-22
Unaudited Pro Forma Statement of Earnings for the Year Ended December 31,
 1998..................................................................... F-24
Unaudited Pro Forma Statement of Cash Flows for the Six Months Ended June
 30, 1999................................................................. F-26
Unaudited Pro Forma Statement of Cash Flows for the Year Ended December
 31, 1998................................................................. F-28
Notes and Management's Assumptions to Unaudited Pro Forma Financial
 Statements............................................................... F-30

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                          June 30,  December 31,
                                                            1999        1998
                                                         ---------- ------------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $2,379,237 and $2,277,627,
 respectively..........................................  $7,472,578  $7,574,188
Investment in joint ventures...........................     832,194     841,379
Cash and cash equivalents..............................     203,524     252,521
Receivables, less allowance for doubtful accounts of
 $30,168 in 1999.......................................      10,896      30,959
Prepaid expenses.......................................       6,623       5,463
Lease costs, less accumulated amortization of $25,625
 and $24,375, respectively.............................      24,375      25,625
Accrued rental income..................................      31,065      30,791
                                                         ----------  ----------
                                                         $8,581,255  $8,760,926
                                                         ==========  ==========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable.......................................  $   32,083  $      736
Escrowed real estate taxes payable.....................       4,100       1,024
Distributions payable..................................     266,982     266,982
Due to related parties.................................     149,805     129,060
Rents paid in advance and deposits.....................      17,930      36,105
                                                         ----------  ----------
  Total liabilities....................................     470,900     433,907
Commitments and Contingencies (Note 2)
Partners' capital......................................   8,110,355   8,327,019
                                                         ----------  ----------
                                                         $8,581,255  $8,760,926
                                                         ==========  ==========


           See accompanying notes to condensed financial statements.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                             Quarter Ended    Six Months Ended
                                                June 30,          June 30,
                                            ----------------- -----------------
                                              1999     1998     1999     1998
                                            -------- -------- -------- --------
Revenues:
  Rental income from operating leases...... $248,493 $257,223 $482,159 $530,832
  Interest and other income................    3,605    9,327    5,203   12,456
                                            -------- -------- -------- --------
                                             252,098  266,550  487,362  543,288
                                            -------- -------- -------- --------
Expenses:
  General operating and administrative.....   17,404   23,354   39,080   45,502
  Professional services....................    8,937    9,817   11,202   12,602
  Real estate taxes........................      --     1,080    1,091    2,161
  State and other taxes....................      --        43    5,667    4,450
  Depreciation and amortization............   51,430   52,171  102,860  105,822
  Transaction costs........................   26,454      --    57,570      --
                                            -------- -------- -------- --------
                                             104,225   86,465  217,470  170,537
                                            -------- -------- -------- --------
Income Before Equity in Earnings of Joint
 Ventures and Gain on Sale of Land and
 Building..................................  147,873  180,085  269,892  372,751
Equity in Earnings of Joint Ventures.......   23,518   20,584   47,408   41,457
Gain on Sale of Land and Building..........      --   235,804      --   235,804
                                            -------- -------- -------- --------
Net Income................................. $171,391 $436,473 $317,300 $650,012
                                            ======== ======== ======== ========
Allocation of Net Income:
  General partners......................... $  1,714 $  3,022 $  3,173 $  5,157
  Limited partners.........................  169,677  433,451  314,127  644,855
                                            -------- -------- -------- --------
                                            $171,391 $436,473 $317,300 $650,012
                                            ======== ======== ======== ========
Net Income Per Limited Partner Unit........ $   5.66 $  14.45 $  10.47 $  21.50
                                            ======== ======== ======== ========
Weighted Average Number of Limited Partner
 Units Outstanding.........................   30,000   30,000   30,000   30,000
                                            ======== ======== ======== ========


           See accompanying notes to condensed financial statements.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
General partners:
  Beginning balance..............................    $  330,430    $   321,759
  Net income.....................................         3,173          8,671
                                                     ----------    -----------
                                                        333,603        330,430
                                                     ----------    -----------
Limited partners:
  Beginning balance..............................     7,996,589      8,707,291
  Net income.....................................       314,127        992,766
  Distributions ($17.80 and $56.78 per limited
   partner unit, respectively)...................      (533,964)    (1,703,468)
                                                     ----------    -----------
                                                      7,776,752      7,996,589
                                                     ----------    -----------
    Total partners' capital......................    $8,110,355    $ 8,327,019
                                                     ==========    ===========



           See accompanying notes to condensed financial statements.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                            Six Months Ended
                                                                June 30,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
Increase (Decrease) in Cash and Cash Equivalents:
  Net Cash Provided by Operating Activities................ $484,967  $557,386
                                                            --------  --------
Cash Flows from Investing Activities:
  Proceeds from sale of land and building..................      --    661,300
  Decrease in restricted cash..............................      --    126,009
                                                            --------  --------
  Net cash provided by investing activities................      --    787,309
                                                            --------  --------
Cash Flows from Financing Activities:
  Distributions to limited partners........................ (533,964) (632,442)
                                                            --------  --------
    Net cash used in financing activities.................. (533,964) (632,442)
                                                            --------  --------
Net Increase (Decrease) in Cash and Cash Equivalents.......  (48,997)  712,253
Cash and Cash Equivalents at Beginning of Period...........  252,521   184,130
                                                            --------  --------
Cash and Cash Equivalents at End of Period................. $203,524  $896,383
                                                            ========  ========
Supplemental Schedule of Non-Cash Financing Activities:
  Deferred real estate disposition fee incurred and unpaid
   at end of period........................................ $    --   $ 20,400
  Distributions declared and unpaid at end of period....... $266,982  $853,283
                                                            ========  ========


           See accompanying notes to condensed financial statements.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999 may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund, Ltd. (the "Partnership") for the year ended December 31, 1998.

2. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 578,880 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $11,384,042 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

3. Subsequent Event:

   In July 1999, the Partnership entered into a promissory note with the corporate general partner for a loan in the amount of $21,000 in connection with the operations of the Partnership. The loan is uncollateralized, non-interest bearing and due on demand.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund, Ltd. (a Florida Limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
February 1, 1999, except for
 Note 10 for which the date is
 March 11, 1999 and Note 11 for
 which the date is June 3, 1999

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                              December 31,
                                                          ---------------------
                                                             1998       1997
                                                          ---------- ----------
                         ASSETS
Land and buildings on operating leases, less accumulated
 depreciation...........................................  $7,574,188 $8,185,465
Investment in and due from joint ventures...............     841,379    919,476
Cash and cash equivalents...............................     252,521    184,130
Restricted cash.........................................         --     129,257
Receivables, less allowance for doubtful accounts of
 $3,092 in 1997.........................................      30,959     21,331
Prepaid expenses........................................       5,463      4,989
Lease costs, less accumulated amortization of $24,375
 and $21,875............................................      25,625     28,125
Accrued rental income...................................      30,791     27,305
                                                          ---------- ----------
                                                          $8,760,926 $9,500,078
                                                          ========== ==========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable........................................  $      736 $    2,595
Escrowed real estate taxes payable......................       1,024        734
Distributions payable...................................     266,982    316,221
Due to related parties..................................     129,060    115,741
Rents paid in advance and deposits......................      36,105     35,737
                                                          ---------- ----------
  Total liabilities.....................................     433,907    471,028
Partners' capital.......................................   8,327,019  9,029,050
                                                          ---------- ----------
                                                          $8,760,926 $9,500,078
                                                          ========== ==========


          See accompanying notes to consolidated financial statements.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                  Year Ended December 31,
                                              --------------------------------
                                                 1998       1997       1996
                                              ---------- ---------- ----------
Revenues:
  Rental income from operating leases........ $1,015,292 $1,038,443 $1,115,530
  Contingent rental income...................     22,193     22,205     56,409
  Interest and other income..................     21,087     22,210    101,293
                                              ---------- ---------- ----------
                                               1,058,572  1,082,858  1,273,232
                                              ---------- ---------- ----------
Expenses:
  General operating and administrative.......     87,080     86,780     92,462
  Professional services......................     17,110     12,772     13,262
  Real estate taxes..........................      3,969      3,929      4,009
  State and other taxes......................      4,450      5,138      5,260
  Depreciation and amortization..............    268,260    208,807    210,206
  Transaction costs..........................      7,322        --         --
                                              ---------- ---------- ----------
                                                 388,191    317,426    325,199
                                              ---------- ---------- ----------
Income Before Equity in Earnings of Joint
 Ventures and Gain on Sale of Land and
 Buildings...................................    670,381    765,432    948,033
Equity in Earnings of Joint Ventures.........     95,252    250,142    116,076
Gain on Sale of Land and Buildings...........    235,804    233,183     19,000
                                              ---------- ---------- ----------
Net Income................................... $1,001,437 $1,248,757 $1,083,109
                                              ========== ========== ==========
Allocation of Net Income:
  General partners........................... $    8,671 $   11,577 $   10,641
  Limited partners...........................    992,766  1,237,180  1,072,468
                                              ---------- ---------- ----------
                                              $1,001,437 $1,248,757 $1,083,109
                                              ========== ========== ==========
Net Income Per Limited Partner Unit.......... $    33.09 $    41.24 $    35.75
                                              ========== ========== ==========
Weighted Average Number of Limited Partner
 Units Outstanding...........................     30,000     30,000     30,000
                                              ========== ========== ==========


          See accompanying notes to consolidated financial statements.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                 Years Ended December 31, 1998, 1997, and 1996

                             General Partners                       Limited Partners
                         ------------------------- ----------------------------------------------------
                                       Accumulated                              Accumulated Syndication
                         Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                         ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................   $ 193,400    $106,141    $13,314,525  $(13,429,078)  $10,705,104 $(1,663,140) $ 9,226,952
  Distributions to
   limited partners
   ($42.16 per limited
   partner unit)........         --          --             --     (1,264,884)          --          --    (1,264,884)
  Net income............         --       10,641            --            --      1,072,468         --     1,083,109
                           ---------    --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................     193,400     116,782     13,314,525   (14,693,962)   11,777,572  (1,663,140)   9,045,177
  Distributions to
   limited partners
   ($42.16 per limited
   partner unit)........         --          --             --     (1,264,884)          --          --    (1,264,884)
  Net income............         --       11,577            --            --      1,237,180         --     1,248,757
                           ---------    --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................     193,400     128,359     13,314,525   (15,958,846)   13,014,752  (1,663,140)   9,029,050
  Distributions to
   limited partners
   ($44.45 per limited
   partner unit)........         --          --        (369,939)   (1,333,529)          --          --    (1,703,468)
  Net income............         --        8,671            --            --        992,766         --     1,001,437
                           ---------    --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................   $ 193,400    $137,030    $12,944,586  $(17,292,375)  $14,007,518 $(1,663,140) $ 8,327,019
                           =========    ========    ===========  ============   =========== ===========  ===========



          See accompanying notes to consolidated financial statements.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                 Year Ended December 31,
                                             ----------------------------------
                                                1998        1997        1996
                                             ----------  ----------  ----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
  Cash received from tenants...............  $1,030,115  $1,227,883  $1,096,290
  Distributions from joint ventures........     113,770     152,019     133,296
  Cash paid for expenses...................    (131,054)    (84,642)   (106,546)
  Interest received........................      20,958      21,556       9,648
                                             ----------  ----------  ----------
   Net cash provided by operating
    activities.............................   1,033,789   1,316,816   1,132,688
                                             ----------  ----------  ----------
 Cash Flows from Investing Activities:
  Proceeds from sale of land and
   buildings...............................     661,300     793,009      20,000
  Additions to land and building...........         --     (863,135)        --
  Return of capital from joint venture.....         --      472,373         --
  Investment in joint venture..............         --     (303,419)        --
  Decrease (increase) in restricted cash...     126,009    (126,009)        --
                                             ----------  ----------  ----------
   Net cash provided by (used in) investing
    activities.............................     787,309     (27,181)     20,000
                                             ----------  ----------  ----------
 Cash Flows from Financing Activities:
  Proceeds from loan from corporate general
   partner.................................         --      133,000      83,100
  Repayment of loan from corporate general
   partner.................................         --     (133,000)    (83,100)
  Distributions to limited partners........  (1,752,707) (1,264,884) (1,264,884)
                                             ----------  ----------  ----------
   Net cash used in financing activities...  (1,752,707) (1,264,884) (1,264,884)
                                             ----------  ----------  ----------
Net Increase (Decrease) in Cash and Cash
 Equivalents...............................      68,391      24,751    (112,196)
Cash and Cash Equivalents at Beginning of
 Year......................................     184,130     159,379     271,575
                                             ----------  ----------  ----------
Cash and Cash Equivalents at End of Year...  $  252,521  $  184,130  $  159,379
                                             ==========  ==========  ==========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income................................  $1,001,437  $1,248,757  $1,083,109
                                             ----------  ----------  ----------
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation.............................     206,181     206,307     207,706
  Amortization.............................      62,079       2,500       2,500
  Equity in earnings of joint ventures, net
   of distributions........................      18,518     (98,123)     17,220
  Gain on sale of land and buildings.......    (235,804)   (233,183)    (19,000)
  Decrease (increase) in receivables.......      (6,380)    158,360    (151,105)
  Increase in prepaid expenses.............        (474)       (524)       (650)
  Decrease (increase) in accrued rental
   income..................................      (3,486)     (3,706)      1,234
  Increase (decrease) in accounts payable
   and accrued expenses....................      (1,569)        673     (11,712)
  Increase (decrease) in due to related
   parties.................................      (7,081)     20,729      19,873
  Increase (decrease) in rents paid in
   advance and deposits....................         368      15,026     (16,487)
                                             ----------  ----------  ----------
   Total adjustments.......................      32,352      68,059      49,579
                                             ----------  ----------  ----------
Net Cash Provided by Operating Activities..  $1,033,789  $1,316,816  $1,132,688
                                             ==========  ==========  ==========
Supplemental Schedule of Non-Cash Investing
 and Financing Activities:
 Deferred real estate disposition fee
  incurred and unpaid at end of year.......  $   20,400  $      --   $      --
                                             ==========  ==========  ==========
 Distributions declared and unpaid at
  December 31..............................  $  266,982  $  316,221  $  316,221
                                             ==========  ==========  ==========

          See accompanying notes to consolidated financial statements.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                 Years Ended December 31, 1998, 1997, and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are generally leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using the operating method. Under the operating method, land and building leases are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

   Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease or events or changes in circumstances indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation plus any accrued rental income, will be removed from the accounts and gains or losses from sales will be reflected in income. The general partners of the Partnership review the properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonable possible that changes could occur in the near term which could adversely affect the general partners' best estimate of net cash flows expected to be generated from its properties and the need for asset impairment write downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to decrease rental or other income or increase bad debt expense for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and the allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership's investments in Sand Lake Road Joint Venture, Orange Avenue Joint Venture, and a property in Vancouver, Washington, held as tenants-in-common with affiliates, are accounted for using the equity method since the Partnership shares control with affiliates which have the same general partners.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Lease Costs--Lease incentive costs and brokerage and legal fees associated with negotiating new leases are amortized over the terms of the new leases using the straight-line method.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

2. Leases:

   The Partnership leases its land and buildings primarily to operators of national and regional fast-food restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." The leases have been classified as operating leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant generally pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two or three successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
   Land............................................... $ 3,759,766  $ 3,999,700
   Buildings..........................................   6,092,049    6,358,678
                                                       -----------  -----------
                                                         9,851,815   10,358,378
   Less accumulated depreciation......................  (2,277,627)  (2,172,913)
                                                       -----------  -----------
                                                       $ 7,574,188  $ 8,185,465
                                                       ===========  ===========

   In August 1997, the Partnership sold its property in Casa Grande, Arizona, to a third party for $840,000 and received net sales proceeds of $793,009, resulting in a gain of $233,183 for financial reporting purposes. This property was originally acquired by the Partnership in December 1986 and had a cost of approximately $667,300, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $128,400 in excess of its original purchase price. In October 1997, the Partnership reinvested the majority of the net sales proceeds in a property located in Camp Hill, Pennsylvania.

   During the year ended December 31, 1998, the Partnership sold its property in Kissimmee, Florida for $680,000 and received net sales proceeds of $661,300 resulting in a gain of $235,804 for financial reporting purposes. This property was originally acquired by the Partnership in 1987 and had a cost of approximately $475,400, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold this property for approximately $185,900 in excess of its original purchase price. In connection with the sale, the Partnership incurred a deferred, subordinated, real estate disposition fee of $20,400 (See Note 8).

   Certain leases provide for escalating guaranteed minimum rents throughout the lease terms. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998 and 1997, the Partnership recognized $3,486 and $3,706, respectively, of such income. For the year ended December 31, 1996, rental payments received exceeded the rental income recognized on a straight-line basis by $1,234.

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

   1999.............................................................. $  894,752
   2000..............................................................    894,405
   2001..............................................................    870,528
   2002..............................................................    457,415
   2003..............................................................    456,511
   Thereafter........................................................  4,013,686
                                                                      ----------
                                                                      $7,587,297
                                                                      ==========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


4. Investment in Joint Ventures:

   In August 1997, Seventh Avenue Joint Venture, in which the Partnership owned a 50 percent interest, sold its property to its tenant for $950,000, and received net sales proceeds of $944,747, resulting in a gain to the joint venture of approximately $295,100 for financial reporting purposes. The property was originally acquired by Seventh Avenue Joint Venture in June 1986 and had a total cost of approximately $770,000, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the joint venture sold the property for approximately $177,400 in excess of its original purchase price. During 1997, as a result of the sale of the property, the joint venture was dissolved in accordance with the joint venture agreement. As a result, the Partnership received approximately $472,400, representing its pro-rata share of the net sales proceeds received by the joint venture.

   In December 1997, the Partnership acquired a property in Vancouver, Washington, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 12.17% interest in this property.

   As of December 31, 1998, the Partnership had a 50 percent interest in the profits and losses of Orange Avenue Joint Venture and Sand Lake Road Joint Venture, and owned a 12.17% interest in a property in Vancouver, Washington, as tenants-in-common. These joint ventures, and the Partnership and affiliates, as tenants-in-common, each own and lease one property to an operator of national fast-food or family-style restaurants. The following presents the combined, condensed financial information for the joint ventures and the property held as tenants-in-common with affiliates at December 31:

                                                            1998       1997
                                                         ---------- ----------
   Land and buildings on operating leases, less accumu-
    lated depreciation.................................  $3,261,368 $3,338,774
   Cash................................................       1,354      1,636
   Prepaid expenses....................................         219        --
   Accrued rental income...............................      23,087        --
   Liabilities.........................................       1,619      1,677
   Partners' capital...................................   3,284,409  3,338,733
   Revenues............................................     420,677    246,236
   Gain on sale of land and building...................         --     295,080
   Net income..........................................     340,503    500,285

   The Partnership recognized income totaling $95,252, $250,142 and $116,076 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures.

5. Restricted Cash:

   As of December 31, 1997, the remaining net sales proceeds of $126,009 from the sale of the property in Casa Grande, Arizona, plus accrued interest of $3,248, were being held in an interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional property or use for other Partnership purposes. During 1998, the funds were returned to the Partnership and used to pay distributions to the limited partners.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


6. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, noncumulative, noncompounded annual return on their adjusted capital contributions (the "10% Preferred Return").

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their cumulative 10% Preferred Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital account balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the year ended December 31, 1998, the Partnership declared distributions to the limited partners of $1,703,468, and during each of the years ended December 31, 1997 and 1996, the Partnership declared distributions to the limited partners of $1,264,884. Distributions for the year ended December 31, 1998, included $586,300 in a special distribution, as a result of the distribution of net sales proceeds from the sale of the property in Kissimmee, Florida. This special distribution was effectively a return of a portion of the limited partners' investment, although, in accordance with the Partnership agreement, $216,361 was applied toward the limited partners' 10% Preferred Return and the balance of $369,939 was treated as a return of capital for purposes of calculating the limited partners' 10% Preferred Return. As a result of the return of capital, and the returns of capital in prior years, the amount of the limited partners' invested capital contributions (which generally is the limited partners' capital contributions, less distributions from the sale of a property that are considered to be a return of capital) was decreased; therefore, the amount of the limited partners' invested capital contributions on which the 10% Preferred Return is calculated was lowered accordingly. As a result of the sale of the property during 1998, the Partnership's total revenue was reduced, while the majority of the Partnership's operating expenses remained fixed. Therefore, distributions of net cash flow were adjusted during the quarter ended June 30, 1998. No distributions have been made to the general partners to date.

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


7. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                                1998        1997        1996
                                             ----------  ----------  ----------
   Net income for financial reporting
    purposes...............................  $1,001,437  $1,248,757  $1,083,109
   Depreciation for tax reporting purposes
    in excess of depreciation for financial
    reporting purposes.....................     (87,967)   (104,279)   (108,995)
   Gain on sale of land and buildings for
    financial reporting purposes less than
    (in excess of) gain for tax reporting
    purposes...............................      58,632    (233,183)        --
   Equity in earnings of joint ventures for
    financial reporting purposes less than
    (in excess of) equity in earnings of
    joint ventures for tax reporting
    purposes...............................      49,058     (18,410)    (17,987)
   Capitalization of transaction costs for
    tax reporting purposes.................       7,322         --          --
   Accrued rental income...................      (3,486)     (3,706)      1,234
   Rents paid in advance...................         368      15,026     (16,487)
   Allowance for doubtful accounts.........      (3,091)      1,679    (120,724)
                                             ----------  ----------  ----------
   Net income for federal income tax
    purposes...............................  $1,022,273  $  905,884  $  820,150
                                             ==========  ==========  ==========

8. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. James M. Seneff, Jr. is director, chairman of the board of directors and chief executive officer of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors, Inc. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a property management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate an annual, noncumulative, subordinated property management fee of one-half of one percent of the Partnership assets under management (valued at cost) annually. The property management fee is limited to one percent of the sum of gross operating revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross operating revenues from joint ventures or competitive fees for comparable services. In addition, these fees will be incurred and will be payable only after the limited partners receive their aggregate, noncumulative 10% Preferred Return. Due to the fact that these fees are noncumulative, if the limited partners do not receive their 10% Preferred Return in any particular year, no management fees will be due or payable for such year. As a result of such threshold, no management fees were incurred during the years ended December 31, 1998, 1997, and 1996.

   The Affiliate is entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

will be incurred until such replacement property is sold and the net sales proceeds are distributed. Payment of the real estate disposition fee is subordinated to receipt by the limited partners of the 10% Preferred Return on a cumulative basis, plus their adjusted capital contributions. For the year ended December 31, 1998, the Partnership incurred $20,400 in a deferred, subordinated real estate disposition fee as a result of the sale of a property (See Note 3). No deferred, subordinated real estate disposition fees were incurred for the years ended December 31, 1997 and 1996.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $63,981, $57,679 and $67,685 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   The due to related parties consisted of the following at December 31:

                                                                1998     1997
                                                              -------- --------
   Due to CNL Fund Advisors, Inc. and its affiliates:
    Deferred, subordinated real estate disposition fee....... $ 87,150 $ 66,750
    Expenditures incurred on behalf of the Partnership.......   15,123   17,902
    Accounting and administrative services...................   26,787   31,089
                                                              -------- --------
                                                              $129,060 $115,741
                                                              ======== ========

   The deferred, subordinated real estate disposition fees are the result of the Partnership's sale of one property during 1998 and two properties in prior years. These fees will not be paid until after the limited partners have received their cumulative 10% Preferred Return, plus their adjusted capital contributions, as described above.

9. Concentration of Credit Risk:

   The following schedule presents total rental income from individual lessees, each representing more than ten percent of the Partnership's total rental income (including the Partnership's share of rental income from joint ventures and the property held as tenants-in-common with an affiliate), for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
   Golden Corral Corporation........................ $452,653 $452,653 $452,653
   Wendy's International, Inc.......................      N/A  164,857  212,322
   Restaurant Management Services, Inc..............      N/A  128,737  129,633

   In addition, the following schedule presents total rental income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental income (including the Partnership's share of rental income from joint ventures and the property held as tenant-in-common with an affiliate), for each of the years ended December 31:

                                                      1998     1997     1996
                                                    -------- -------- --------
   Golden Corral Family Steakhouse Restaurants..... $452,653 $452,653 $452,653
   Wendy's Old Fashioned Hamburger Restaurants.....  352,330  443,335  507,642
   Popeyes Famous Fried Chicken....................      N/A  128,737  129,633

                             CNL INCOME FUND, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

10. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 1,157,759 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $11,384,042 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

11. Reverse Stock Split:

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 10 being adjusted to 578,880 shares.

             UNAUDITED PRO FORMA FINANCIAL INFORMATION OF APF

   For The Acquisitions Of The Advisor, The CNL Restaurant Financial Services
                                 Group And

                           CNL Income Fund, Ltd.

   The following unaudited pro forma financial information with respect to APF gives effect to the acquisition of properties, the acquisition of CNL Fund Advisors, Inc. (the "Advisor" or "CFA") and the CNL Restaurant Financial Services Group, and the acquisition of the Income Fund (the acquisition of the Income Fund is referred to as the "Acquisition"), and is based on estimates and assumptions set forth below in the notes to such information which included pro forma adjustments. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF, the historical combined financial information of the Income Fund, the Advisor and CNL Restaurant Financial Services Group (shown separately as CNL Financial Services, Inc. ("CFS") and CNL Financial Corporation ("CFC")) and should be read in conjunction with the selected historical financial data and accompanying notes of APF, Income Fund, Advisor and CNL Restaurant Financial Services Group. The pro forma balance sheet assumes that the Acquisition occurred on June 30, 1999, and the pro forma consolidated statements of earnings and statements of cash flows assume that the acquisition of properties by APF from January 1, 1998 through July 31, 1999, the acquisition of the Advisor, the CNL Restaurant Financial Services Group and the Acquisition occurred on January 1, 1998.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partners elected to receive notes in the Acquisition. The assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Acquisition had been effected on the dates indicated or of the results which may be obtained in the future.



   See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                      Group and CNL Income Fund, Ltd.

                              As of June 30, 1999

                                        Property                                 Historical
                                       Acquisition                                  CNL        Historical
                          Historical    Pro Forma                   Historical   Financial    CNL Financial
                             APF       Adjustments      Subtotal     Advisor   Services, Inc.     Corp.        Subtotal
                         ------------  -----------    ------------  ---------- -------------- ------------- --------------
ASSETS:
Land and Building on
 operating leases (net
 depreciation).........  $569,567,003  $ 3,369,856(A) $572,936,859  $        0   $        0   $          0  $  572,936,859
Net Investment in
 Direct Financing
 Leases................   132,179,949            0     132,179,949           0            0              0     132,179,949
Mortgages and Notes
 Receivable............    63,351,507            0      63,351,507           0            0    290,522,671     353,874,178
Other Investments......    16,197,812            0      16,197,812           0            0      6,361,082      22,558,894
Investment In Joint
 Ventures..............     1,081,046            0       1,081,046           0            0              0       1,081,046
Cash and Cash
 Equivalents...........    18,764,033            0(A)   18,764,033     333,295      639,036      1,767,517      21,503,881

Restricted
 Cash/Certificates of
 Deposit...............     2,006,690            0       2,006,690           0            0      2,482,041       4,488,731
Receivables (net
 allowances)/Due from
 Related Party.........       649,972            0         649,972   8,668,738    5,417,084      1,125,933      15,861,727
Accrued Rental Income..     5,875,698            0       5,875,698           0            0              0       5,875,698
Other Assets...........    12,551,632            0      12,551,632     405,214      313,486      2,479,317      15,749,649
Goodwill...............             0            0               0           0            0              0               0
                         ------------  -----------    ------------  ----------   ----------   ------------  --------------
 Total Assets..........  $822,225,342  $3,369,856     $825,595,198  $9,407,247   $6,369,606   $304,738,561  $1,146,110,612
                         ============  ===========    ============  ==========   ==========   ============  ==============
LIABILITIES AND EQUITY:
Accounts Payable and
 Accrued Liabilities...  $  2,105,725  $         0    $  2,105,725  $  673,437   $  311,969   $  2,013,172  $    5,104,303
Accrued Construction
 Costs Payable.........     9,745,014            0       9,745,014           0            0              0       9,745,014
Distributions Payable..             0            0               0           0            0              0               0
Due to Related
 Parties...............     1,444,444            0       1,444,444           0      500,981     30,170,185      32,115,610
Income Tax Payable.....             0            0               0      51,466       16,906        274,485         342,857
Line of Credit/Notes
 payable...............   149,000,000    3,369,856(A)  152,369,856     351,869            0    267,685,382     420,407,107
Deferred Income........     2,466,355            0       2,466,355           0            0              0       2,466,355
Rents Paid in Advance..     1,617,367            0       1,617,367           0            0              0       1,617,367
Minority Interest......       644,611            0         644,611           0            0              0         644,611
Common Stock...........       373,484            0         373,484           0            0              0         373,484
Common Stock--Class A..             0            0               0       6,400        2,000            200           8,600
Common Stock--Class B..             0            0               0       3,600          724            501           4,825
Additional Paid-in-
 capital...............   669,997,715            0     669,997,715   3,328,376    5,303,503      3,937,095     682,566,689

Accumulated
 distributions in
 excess of net
 earnings..............   (15,169,373)           0     (15,169,373)  4,992,099      233,523        657,541      (9,286,210)


Partners' Capital......             0            0               0           0            0              0               0
                         ------------  -----------    ------------  ----------   ----------   ------------  --------------
 Total Liabilities and
  Equity...............  $822,225,342  $ 3,369,856    $825,595,198  $9,407,247   $6,369,606   $304,738,561  $1,146,110,612
                         ============  ===========    ============  ==========   ==========   ============  ==============
Wtd. Avg. Shares
 Outstanding               37,347,883
                         ============
Shares Outstanding         37,348,464
                         ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                           CNL Income Fund, Ltd.

                              As of June 30, 1999


                           Combining
                           Pro Forma           Combined      Historical CNL    Pro Forma          Adjusted
                          Adjustments            APF        Income Fund, Ltd. Adjustments        Pro Forma
                          ------------      --------------  ----------------- -----------      --------------
ASSETS:
Land and Building on
 operating leases
 (net depreciation).....  $          0      $  572,936,859     $7,472,578     $ 2,329,471 (B2) $  582,738,908
Net Investment in Direct
 Financing Leases.......             0         132,179,949              0         594,360 (B2)    132,774,309
Mortgages and Notes
 Receivable.............             0         353,874,178              0               0         353,874,178
Other Investments.......             0          22,558,894              0               0          22,558,894
Investment In Joint
 Ventures...............             0           1,081,046        832,194         411,919 (B2)      2,325,159
Cash and Cash
 Equivalents............   (10,868,941)(B1)     10,634,940        203,524      (1,023,059)(B2)      9,662,405
                                                                                 (153,000)(B2)
Restricted
 Cash/Certificates of
 Deposit................             0           4,488,731              0               0           4,488,731
Receivables (net
 allowances)/Due from
 Related Party..........    (6,614,629)(C)       9,247,098         10,896        (149,805)(E)       9,108,189
Accrued Rental Income...             0           5,875,698         31,065         (31,065)(B2)      5,875,698
Other Assets............    (2,575,792)(B1)     13,173,857         30,998         (30,998)(B2)     13,173,857
Goodwill................    43,593,878 (B1)     43,593,878              0               0          43,593,878
                          ------------      --------------     ----------     -----------      --------------
 Total Assets...........  $ 23,534,516      $1,169,645,128     $8,581,255     $ 1,947,823      $1,180,174,206
                          ============      ==============     ==========     ===========      ==============
LIABILITIES AND EQUITY:
Accounts Payable and
 Accrued Liabilities....  $          0      $    5,104,303     $   36,183     $         0      $    5,140,486
Accrued Construction
 Costs Payable..........             0           9,745,014              0               0           9,745,014
Distributions Payable...             0                   0        266,982               0             266,982
Due to Related Parties..    (6,614,629)(C)      25,500,981        149,805        (149,805)(E)      25,500,981
Income Tax Payable......      (342,857)(D)               0              0               0                   0
Line of Credit/Notes
 payable................             0         420,407,107              0               0         420,407,107
Deferred Income.........             0           2,466,355              0               0           2,466,355
Rents Paid in Advance...             0           1,617,367         17,930               0           1,635,297
Minority Interest.......             0             644,611              0               0             644,611
Common Stock............        61,500 (B1)        434,984              0           5,712 (B2)        440,696
Common Stock--Class A...        (8,600)(B1)              0              0               0                   0
Common Stock--Class B...        (4,825)(B1)              0              0               0                   0
Additional Paid-in-
 capital................   122,938,500 (B1)    792,936,215              0      10,202,271 (B2)    803,138,486
                           (12,568,974)(B1)
Accumulated
 distributions in excess
 of net earnings........    (5,883,163)(B1)    (89,211,809)             0               0         (89,211,809)
                           (74,385,293)(B1)
                               342,857 (D)
Partners' Capital.......             0                   0      8,110,355      (8,110,355)(B2)              0
                          ------------      --------------     ----------     -----------      --------------
 Total Liabilities and
  Equity................  $ 23,534,516      $1,169,645,128     $8,581,255     $ 1,947,823      $1,180,174,206
                          ============      ==============     ==========     ===========      ==============
Wtd. Avg. Shares
 Outstanding                                                                                       44,069,113
                                                                                               ==============
Shares Outstanding                                                                                 44,069,694
                                                                                               ==============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                      Group and CNL Income Fund, Ltd.

                     For the Six Months Ended June 30, 1999

                                         Property                                Historical
                                       Acquisition                                  CNL        Historical
                          Historical    Pro Forma                  Historical    Financial    CNL Financial
                              APF      Adjustments     Subtotal     Advisor    Services, Inc.     Corp.      Subtotal
                          -----------  ------------   -----------  ----------  -------------- ------------- -----------
Revenues:
 Rental and Earned
  Income................  $27,900,894   $3,056,620(a) $30,957,514  $        0    $       0     $        0   $30,957,514
 Fees...................            0            0              0   9,454,036    2,963,154         11,511    12,428,701
 Interest and Other
  Income................    4,249,461            0      4,249,461      87,570      249,258     11,539,080    16,125,369
                          -----------   ----------    -----------  ----------    ---------     ----------   -----------
 Total Revenue..........   32,150,355    3,056,620     35,206,975   9,541,606    3,212,412     11,550,591   $59,511,584
Expenses:
 General and
  Administrative........    2,244,408            0      2,244,408   5,405,130    2,441,151        263,524    10,354,213
 Management and Advisory
  Fees..................    1,681,870            0      1,681,870           0            0      1,231,905     2,913,775
 Fees Paid to Related
  Parties...............            0            0              0      88,949      689,425              0       778,374
 Interest Expense.......            0            0              0      92,707            0     10,294,499    10,387,206
 State Taxes............      464,966            0        464,966           0            0              0       464,966
 Depreciation--Other....            0            0              0      77,130       39,032              0       116,162
 Depreciation--
  Property..............    3,701,974      967,179(a)   4,669,153           0            0              0     4,669,153
 Amortization...........        9,700            0          9,700          36            0              0         9,736
 Transaction Costs......      483,005            0        483,005           0            0              0       483,005
                          -----------   ----------    -----------  ----------    ---------     ----------   -----------
 Total Expenses.........    8,585,923      967,179      9,553,102   5,663,952    3,169,608     11,789,928    30,176,590
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...   23,564,432    2,089,441     25,653,873   3,877,654       42,804       (239,337)   29,334,994

 Equity Earnings of
  Joint
  Ventures/Minority
  Interest .............       31,241            0         31,241           0            0              0        31,241
 Gain (Loss) on Sale of
  Properties............     (201,843)           0       (201,843)          0            0              0      (201,843)
 Provision For Losses on
  Properties............     (540,522)           0       (540,522)          0            0              0      (540,522)
                          -----------   ----------    -----------  ----------    ---------     ----------   -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   22,853,308    2,089,441     24,942,749   3,877,654       42,804       (239,337)   28,623,870
 Benefit/(Provision) for
  Federal Income Taxes..            0            0              0  (1,595,036)     (16,906)        86,202    (1,525,740)
                          -----------   ----------    -----------  ----------    ---------     ----------   -----------
Net Earnings (Losses)...  $22,853,308   $2,089,441    $24,942,749  $2,282,618    $  25,898     $ (153,135)  $27,098,130
                          ===========   ==========    ===========  ==========    =========     ==========   ===========
Earnings Per
 Share/Unit.............  $      0.61   $      n/a    $       n/a  $      n/a    $     n/a     $      n/a   $       n/a
                          ===========   ==========    ===========  ==========    =========     ==========   ===========
Wtd. Avg. Shares
 Outstanding............   37,347,883            0     37,347,883         n/a          n/a            n/a    37,347,883
                          ===========   ==========    ===========  ==========    =========     ==========   ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                      Group and CNL Income Fund, Ltd.

                     For The Six Months Ended June 30, 1999

                                                           Historical
                           Combining                          CNL
                           Pro Forma           Combined      Income    Pro Forma          Adjusted
                          Adjustments             APF      Fund, Ltd. Adjustments         Pro Forma
                          -----------         -----------  ---------- -----------        -----------
Revenues:
 Rental and Earned
  Income................  $         0         $30,957,514   $482,159   $ 11,071 (j)      $31,450,744
 Fees...................   (9,812,516)(b),(c)   2,616,185          0    (16,883)(k)        2,599,302
 Interest and Other
  Income................      144,014 (d)      16,269,383      5,203          0           16,274,586
                          -----------         -----------   --------   --------          -----------
 Total Revenue..........   (9,668,502)         49,843,082    487,362     (5,812)          50,324,632
Expenses:
 General and
  Administrative........     (774,311)(e)       9,579,902     51,373    (33,172)(l),(m)    9,598,103
 Management and Advisory
  Fees..................   (2,913,775)(f)               0          0          0 (n)                0
 Fees Paid to Related
  Parties...............     (743,673)(g)          34,701          0          0               34,701
 Interest Expense.......            0          10,387,206          0          0           10,387,206
 State Taxes............            0             464,966      5,667      2,223 (o)          472,856
 Depreciation--Other....            0             116,162          0          0              116,162
 Depreciation--
  Property..............            0           4,669,153    101,609     68,213 (p)        4,838,975
 Amortization...........    1,089,847 (h)       1,099,583      1,251          0            1,100,834
 Transaction Costs......            0             483,005     57,570          0              540,575
                          -----------         -----------   --------   --------          -----------
 Total Expenses.........   (3,341,912)         26,834,678    217,470     37,264           27,089,412
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...   (6,326,590)         23,008,404    269,892    (43,076)          23,235,220
 Equity Earnings of
  joint
  Ventures/Minority
  Interest .............            0              31,241     47,408     (5,820)(q)           72,829
 Gain (Loss) on Sale of
  Properties............            0            (201,843)         0          0             (201,843)
 Provision For Losses on
  Properties............            0            (540,522)         0          0             (540,522)
                          -----------         -----------   --------   --------          -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   (6,326,590)         22,297,280    317,300    (48,896)          22,565,684
 Benefit/(Provision) for
  Federal Income Taxes..    1,525,740 (i)               0          0          0                    0
                          -----------         -----------   --------   --------          -----------
Net Earnings (Losses)...  $(4,800,850)        $22,297,280   $317,300   $(48,896)         $22,565,684
                          ===========         ===========   ========   ========          ===========
Earnings Per
 Share/Unit.............  $       n/a         $       n/a   $  10.58   $    n/a          $      0.51
                          ===========         ===========   ========   ========          ===========
Wtd. Avg. Shares
 Outstanding............    6,150,000          43,497,883        n/a    571,230           44,069,113(r)
                          ===========         ===========   ========   ========          ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                      Group and CNL Income Fund, Ltd.

                      For the Year Ended December 31, 1998

                                         Property                                  Historical
                                       Acquisition                                    CNL        Historical
                          Historical    Pro Forma                   Historical     Financial    CNL Financial
                              APF      Adjustments      Subtotal      Advisor    Services, Inc.     Corp.       Subtotal
                          -----------  ------------    -----------  -----------  -------------- ------------- ------------
Revenues:
 Rental and Earned
  Income................  $33,129,661  $22,951,799(a)  $56,081,460  $         0    $       0     $        0   $ 56,081,460
 Fees...................            0            0               0   28,904,063    6,619,064        418,904     35,942,031
 Interest and Other
  Income................    9,057,376            0       9,057,376      145,016      574,078     22,238,311     32,014,781
                          -----------  -----------     -----------  -----------    ---------     ----------   ------------
 Total Revenue..........   42,187,037   22,951,799      65,138,836   29,049,079    7,193,142     22,657,215    124,038,272
Expenses:
 General and
  Administrative........    2,798,481            0       2,798,481    9,843,409    6,114,276      1,425,109     20,181,275
 Management and Advisory
  Fees..................    1,851,004            0       1,851,004            0            0      2,807,430      4,658,434
 Fees to Related
  Parties...............            0            0               0    1,247,278    1,773,406              0      3,020,684
 Interest Expense.......            0            0               0      148,415            0     21,350,174     21,498,589
 State Taxes............      548,320            0         548,320       19,126            0              0        567,446
 Depreciation--Other....            0            0               0      119,923       79,234              0        199,157
 Depreciation--
  Property..............    4,042,290    6,246,947(a)   10,289,237            0            0              0     10,289,237
 Amortization...........       11,808            0          11,808       57,077            0         95,116        164,001
 Transaction Costs......      157,054            0         157,054            0            0              0        157,054
                          -----------  -----------     -----------  -----------    ---------     ----------   ------------
 Total Expenses.........    9,408,957    6,246,947      15,655,904   11,435,228    7,966,916     25,677,829     60,735,877
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization,
 Provision for Losses on
 Properties and Other
 Expenses...............   32,778,080   16,704,852      49,482,932   17,613,851     (773,774)    (3,020,614)  $ 63,302,395
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............      (14,138)           0         (14,138)           0            0              0        (14,138)
 Gain (Loss) on Sale of
  Properties............            0            0               0            0            0              0              0
 Gain on
  Securitization........            0            0               0            0            0      3,694,351      3,694,351
 Other Expenses.........            0            0               0            0            0              0              0
 Provision For Losses on
  Properties............     (611,534)           0        (611,534)           0            0              0       (611,534)
                          -----------  -----------     -----------  -----------    ---------     ----------   ------------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   32,152,408   16,704,852      48,857,260   17,613,851     (773,774)       673,737     66,371,074
 Benefit/(Provision) for
  Federal Income Taxes..            0            0               0   (6,957,472)     305,641       (246,603)    (6,898,434)
                          -----------  -----------     -----------  -----------    ---------     ----------   ------------
Net Earnings (Losses)...  $32,152,408  $16,704,852     $48,857,260  $10,656,379    $(468,133)    $  427,134   $ 59,472,640
                          ===========  ===========     ===========  ===========    =========     ==========   ============
Earnings Per
 Share/Unit.............  $      1.21  $       n/a     $       n/a  $       n/a    $     n/a     $      n/a   $        n/a
                          ===========  ===========     ===========  ===========    =========     ==========   ============
Wtd. Avg. Shares
 Outstanding............   26,648,219    6,981,616      33,629,835          n/a          n/a            n/a            n/a
                          ===========  ===========     ===========  ===========    =========     ==========   ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                      Group and CNL Income Fund, Ltd.

                      For the Year Ended December 31, 1998

                           Combining                        Historical
                           Pro Forma            Combined    CNL Income  Pro Forma          Adjusted
                          Adjustments              APF      Fund, Ltd. Adjustments         Pro Forma
                          ------------         -----------  ---------- -----------        -----------
Revenues:
 Rental and Earned
  Income................  $          0         $56,081,460  $1,037,485  $  22,141 (j)     $57,141,086
 Fees...................   (32,715,768)(b),(c)   3,226,263           0    (19,424)(k)       3,206,839
 Interest and Other
  Income................       207,144 (d)      32,221,925      21,087          0          32,243,012
                          ------------         -----------  ----------  ---------         -----------
 Total Revenue..........   (32,508,624)         91,529,648   1,058,572      2,717          92,590,937
Expenses:
 General and
  Administrative........    (4,241,719)(e)      15,939,556     108,159    (45,732)(l),(m)  16,001,983
 Management and Advisory
  Fees..................    (4,658,434)(f)               0           0          0 (n)               0
 Fees to Related
  Parties...............    (2,161,897)(g)         858,787           0          0             858,787
 Interest Expense.......             0          21,498,589           0          0          21,498,589
 State Taxes............             0             567,446       4,450      3,559 (o)         575,455
 Depreciation--Other....             0             199,157           0          0             199,157
 Depreciation--
  Property..............      (340,898)(r)       9,948,339     206,181    136,425 (p)      10,290,945
 Amortization...........     2,179,694 (h)       2,343,695      62,079          0           2,405,774
 Transaction Costs......             0             157,054       7,322          0             164,376
                          ------------         -----------  ----------  ---------         -----------
 Total Expenses.........    (9,223,254)         51,512,623     388,191     94,252          51,995,066
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization,
 Provision for Losses on
 Properties and Other
 Expenses...............   (23,285,370)         40,017,025     670,381    (91,535)         40,595,871
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............             0             (14,138)     95,252    (11,640)(q)          69,474
 Gain on Sale of
  Properties............             0                   0     235,804          0             235,804
 Gain (Loss) on
  Securitization........             0           3,694,351           0          0           3,694,351
 Other Expenses.........             0                   0           0          0                   0
 Provision For Losses on
  Properties............             0            (611,534)          0          0            (611,534)
                          ------------         -----------  ----------  ---------         -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   (23,285,370)         43,085,704   1,001,437   (103,175)         43,983,966
 Benefit/(Provision) for
  Federal Income Taxes..     6,898,434 (i)               0           0          0                   0
                          ------------         -----------  ----------  ---------         -----------
Net Earnings (Losses)...  $(16,386,936)        $43,085,704  $1,001,437  $(103,175)        $43,983,966
                          ============         ===========  ==========  =========         ===========
Earnings Per
 Share/Unit.............  $        n/a         $       n/a  $    33.38  $     n/a         $      1.09
                          ============         ===========  ==========  =========         ===========
Wtd. Avg. Shares
 Outstanding............     6,150,000          39,779,835         n/a    571,230          40,351,065 (s)
                          ============         ===========  ==========  =========         ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                      Group and CNL Income Fund, Ltd.
                     For the Six Months Ended June 30, 1999

                                                                                    Historical
                                         Property                                      CNL       Historical
                                       Acquisition                                  Financial       CNL
                         Historical     Pro Forma                      Historical   Services,    Financial
                             APF       Adjustments        Subtotal       Advisor       Inc.        Corp.        Subtotal
                        -------------  ------------     -------------  -----------  ----------  ------------  ------------
Cash Flows from
 Operating Activities:
 Net Income (loss)....  $  22,853,308  $  2,089,441 (a) $  24,942,749  $ 2,282,618  $  25,898   $   (153,135) $ 27,098,130
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
 Depreciation.........      3,701,974       967,179 (b)     4,669,153       77,130     28,372              0     4,774,655
 Amortization
  expense.............          9,700             0             9,700           36          0        900,017       909,753
 Minority interest in
  income of
  consolidated joint
  venture.............         17,610             0            17,610            0          0              0        17,610
 Equity in earnings of
  joint ventures, net
  of distributions....         25,120             0            25,120            0          0              0        25,120
 Loss (gain) on sale
  of land, buildings,
  and net investment
  in direct financing
  leases..............        201,843             0           201,843            0          0              0       201,843
 Provision for loss on
  land, buildings, and
  direct financing
  leases..............        540,522             0           540,522            0          0        (96,475)      444,047
 Gain on
  securitization......              0             0                 0            0          0              0             0
 Net cash proceeds
  from securitization
  of notes
  receivable..........              0             0                 0            0          0              0             0
 Decrease (increase)
  in other
  receivables.........       (229,916)            0          (229,916)  (1,904,704)         0        (67,340)   (2,201,960)
 Increase in accrued
  interest income
  included in notes
  receivable..........              0             0                 0            0          0              0             0
 Decrease (increase)
  in accrued interest
  on mortgage note
  receivable..........              0             0                 0            0          0       (183,569)     (183,569)
 Investment in notes
  receivable..........              0             0                 0            0          0    (88,701,265)  (88,701,265)
 Collections on notes
  receivable..........              0             0                 0            0          0      9,662,971     9,662,971
 Increase in
  restricted cash.....              0             0                 0            0          0     (2,031,259)   (2,031,259)
 Decrease in due from
  related party.......              0             0                 0            0   (193,244)        81,412      (111,832)
 Decrease (increase)
  in prepaid
  expenses............       (320,425)            0          (320,425)           0          0              0      (320,425)
 Decrease in net
  investment in direct
  financing leases....        721,624             0           721,624            0          0              0       721,624
 Increase in accrued
  rental income.......     (1,915,785)            0        (1,915,785)           0          0              0    (1,915,785)
 Decrease (increase)
  in intangibles and
  other assets........              0             0                 0      (36,946)         0        (51,848)      (88,794)
 Increase (decrease)
  in accounts payable,
  accrued expenses and
  other liabilities...        135,281             0           135,281     (691,686)  (201,744)        94,671      (663,478)
 Increase (decrease)
  in due to related
  parties, excluding
  reimbursement of
  acquisition, and
  stock issuance costs
  paid on behalf of
  the entity..........        575,868             0           575,868       (8,810)    18,669              0       585,727
 Decrease in accrued
  interest............              0             0                 0            0          0        (57,986)      (57,986)
 Increase in rents
  paid in advance and
  deposits............        663,096             0           663,096            0      3,623              0       666,719
 Increase (decrease)
  in deferred rental
  income..............      1,276,472             0         1,276,472            0          0              0     1,276,472
                        -------------  ------------     -------------  -----------  ---------   ------------  ------------
  Total adjustments...      5,402,984       967,179         6,370,163   (2,564,980)  (344,324)   (80,450,671)  (76,989,812)
                        -------------  ------------     -------------  -----------  ---------   ------------  ------------
  Net cash provided by
   (used in) operating
   activities.........     28,256,292     3,056,620        31,312,912     (282,362)  (318,426)   (80,603,806)  (49,891,682)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment...........      3,673,907             0         3,673,907       22,157          0              0     3,696,064
 Additions to land and
  buildings on
  operating leases....   (170,153,724)  121,715,562 (f)   (48,438,162)           0    (20,873)             0   (48,459,035)
 Investment in direct
  financing leases....    (44,186,644)            0       (44,186,644)           0          0              0   (44,186,644)
 Investment in joint
  venture.............       (117,663)            0          (117,663)           0          0              0      (117,663)
 Acquisition of
  businesses..........              0             0                 0            0          0              0             0
 Purchase of other
  investments.........              0             0                 0            0          0              0             0
 Net loss in market
  value from
  investments in
  trading securities..              0             0                 0            0          0              0             0
 Proceeds from
  retained interest
  and securities,
  excluding investment
  income..............              0             0                 0            0          0        182,607       182,607
 Investment in
  mortgage notes
  receivable..........     (2,596,244)            0        (2,596,244)           0          0              0   (2,596,244)
 Collections on
  mortgage note
  receivable..........        224,373             0           224,373            0          0              0       224,373
 Investment in notes
  receivable..........    (22,358,869)            0       (22,358,869)           0          0              0  (22,358,869)
 Collection on notes
  receivable..........        626,959             0           626,959            0          0              0       626,959
 Decrease in
  restricted cash.....              0             0                 0            0          0              0             0
 Increase in
  intangibles and
  other assets........     (3,198,326)            0        (3,198,326)           0          0              0    (3,198,326)
 Investment in
  certificates of
  deposit.............              0             0                 0            0          0              0             0
 Other................              0             0                 0            0          0              0             0
                        -------------  ------------     -------------  -----------  ---------   ------------  ------------
  Net cash provided by
   (used in) investing
   activities.........   (238,086,231)  121,715,562      (116,370,669)      22,157    (20,873)       182,607  (116,186,778)
Cash Flows from
 Financing Activities:
 Subscriptions
  received from
  stockholders........        210,736             0           210,736            0     20,570              0       231,306
 Contributions from
  limited partners....              0             0                 0            0          0              0             0
 Contributions from
  holder of minority
  interest............        366,289             0           366,289            0          0              0       366,289
 Reimbursement of
  acquisition and
  stock issuance costs
  paid by related
  parties on behalf of
  the entity..........     (1,258,062)            0        (1,258,062)           0          0              0    (1,258,062)
 Payment of stock
  issuance costs......       (735,785)            0          (735,785)           0          0              0      (735,785)
 Proceeds from
  borrowing on line of
  credit/notes
  payable.............    151,437,245             0       151,437,245            0          0     94,272,038   245,709,283
 Payment on line of
  credit/notes
  payable.............    (12,580,289)            0       (12,580,289)           0     (4,808)   (14,428,254)  (27,013,351)
 Retirement of shares
  of common stock.....              0             0                 0            0          0              0             0
 Distributions to
  holders of minority
  interest............        (21,105)            0           (21,105)           0          0              0       (21,105)
 Distributions to
  stockholders/limited
  partners............    (28,476,150)            0       (28,476,150)    (119,808)         0              0   (28,595,958)
 Other................     (3,548,744)            0        (3,548,744)           0          0       (181,146)   (3,729,890)
                        -------------  ------------     -------------  -----------  ---------   ------------  ------------
  Net cash provided by
   (used in) financing
   activities.........    105,394,135             0       105,394,135     (119,808)    15,762     79,662,638   184,952,727
Net increase
 (decrease) in cash...   (104,435,804)  124,772,182        20,336,378     (380,013)  (323,537)      (758,561)   18,874,267
Cash at beginning of
 year.................    123,199,837   (98,763,763)       24,436,074      713,308    962,573      2,526,078    28,638,033
                        -------------  ------------     -------------  -----------  ---------   ------------  ------------
Cash at end of year...  $  18,764,033  $ 26,008,419     $  44,772,452  $   333,295  $ 639,036   $  1,767,517  $ 47,512,300
                        =============  ============     =============  ===========  =========   ============  ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                      Group and CNL Income Fund, Ltd.
                     For the Six Months Ended June 30, 1999

                           Combining                     Historical
                           Pro Forma        Combined     CNL Income   Pro Forma        Adjusted
                          Adjustments          APF       Fund, Ltd.  Adjustments       Pro Forma
                          -----------     -------------  ----------  -----------     -------------
Cash Flows from
 Operating Activities:
 Net Income (loss)......  $(4,800,850)(a) $  22,297,280  $ 317,300   $   (48,896)(a) $  22,565,684
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
 Depreciation...........            0         4,774,655    101,609        68,213 (b)     4,944,477
 Amortization expense...    1,089,847 (c)     1,999,600      1,251             0         2,000,851
 Minority interest in
  income of consolidated
  joint venture.........            0            17,610          0             0            17,610
 Equity in earnings of
  joint ventures, net of
  distributions.........            0            25,120      9,185         5,820 (d)        40,125
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases................            0           201,843          0             0           201,843
 Provision for loss on
  land, buildings, and
  direct financing
  leases................            0           444,047          0             0           444,047
 Gain on
  securitization........            0                 0          0             0                 0
 Net cash proceeds from
  securitization of
  notes receivable......            0                 0          0             0                 0
 Decrease (increase) in
  other receivables.....            0        (2,201,960)    20,063             0        (2,181,897)
 Increase in accrued
  interest income
  included in notes
  receivable............            0                 0          0             0                 0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............            0          (183,569)         0             0          (183,569)
 Investment in notes
  receivable............            0       (88,701,265)         0             0       (88,701,265)
 Collections on notes
  receivable............            0         9,662,971          0             0         9,662,971
 Increase in restricted
  cash..................            0        (2,031,259)         0             0        (2,031,259)
 Decrease in due from
  related party.........            0          (111,832)         0             0          (111,832)
 Decrease (increase) in
  prepaid expenses......            0          (320,425)    (1,160)            0          (321,585)
 Decrease in net
  investment in direct
  financing leases......            0           721,624          0             0           721,624
 Increase in accrued
  rental income.........            0        (1,915,785)      (274)            0        (1,916,059)
 Decrease (increase) in
  intangibles and other
  assets................            0           (88,794)         0             0           (88,794)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....            0          (663,478)    34,423             0          (629,055)
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..            0           585,727     20,745             0           606,472
 Decrease in accrued
  interest..............            0           (57,986)         0             0           (57,986)
 Increase in rents paid
  in advance and
  deposits..............            0           666,719    (18,175)            0           648,544
 Increase (decrease) in
  deferred rental
  income................            0         1,276,472          0             0         1,276,472
                          -----------     -------------  ---------   -----------     -------------
  Total adjustments.....    1,089,847       (75,899,965)   167,667        74,033       (75,658,265)
                          -----------     -------------  ---------   -----------     -------------
  Net cash provided by
   (used in) operating
   activities...........   (3,711,003)      (53,602,685)   484,967        25,137       (53,092,581)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............            0         3,696,064          0             0         3,696,064
 Additions to land and
  buildings on operating
  leases................    4,452,252 (e)   (44,006,783)         0                     (44,006,783)
 Investment in direct
  financing leases......            0       (44,186,644)         0             0       (44,186,644)
 Investment in joint
  venture...............            0          (117,663)         0             0          (117,663)
 Aqcuisition of
  businesses............            0                 0          0             0                 0
 Purchase of other
  investments...........            0                 0          0             0                 0
 Net loss in market
  value from investments
  in trading
  securities............            0                 0          0             0                 0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....            0           182,607          0             0           182,607
 Investment in mortgage
  notes receivable......            0        (2,596.244)         0             0        (2,596,244)
 Collections on mortgage
  note receivable.......            0           224,373          0             0           224,373
 Investment in notes
  receivable............            0       (22,358,869)         0             0       (22,358,869)
 Collection on notes
  receivable............            0           626,959          0             0           626,959
 Decrease in restricted
  cash..................            0                 0          0             0                 0
 Increase in intangibles
  and other assets......            0        (3,198,326)         0             0        (3,198,326)
 Investment in
  certificates of
  deposit...............            0                 0          0             0                 0
 Other..................            0                 0          0             0                 0
                          -----------     -------------  ---------   -----------     -------------
  Net cash provided by
   (used in) investing
   activities...........    4,452,252      (111,734,526)         0             0      (111,734,526)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....            0           231,306          0             0           231,306
 Contributions from
  limited partners......            0                 0          0             0                 0
 Contributions from
  holder of minority
  interest..............            0           366,289          0             0           366,289
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..            0        (1,258,062)         0             0        (1,258,062)
 Payment of stock
  issuance costs........            0          (735,785)         0             0          (735,785)
 Proceeds from borrowing
  on line of
  credit/notes payable..            0       245,709,283          0             0       245,709,283
 Payment on line of
  credit/notes payable..            0       (27,013,351)         0             0       (27,013,351)
 Retirement of shares of
  common stock..........            0                 0          0             0                 0
 Distributions to
  holders of minority
  interest..............            0           (21,105)         0             0           (21,105)
 Distributions to
  stockholders/limited
  partners..............            0       (28,595,958)  (533,964)            0       (29,129,922)
 Other..................            0        (3,729,890)         0             0        (3,729,890)
                          -----------     -------------  ---------   -----------     -------------
  Net cash provided by
   (used in) financing
   activities...........            0       184,952,727   (533,964)            0       184,418,763
Net increase (decrease)
 in cash................      741,249        19,615,516    (48,997)       25,137        19,591,656
Cash at beginning of
 year...................   (3,622,695)       25,015,338    252,521    (1,131,169)       24,136,690
                          -----------     -------------  ---------   -----------     -------------
Cash at end of year.....  $(2,881,446)    $  44,630,854  $ 203,524   $(1,106,032)    $  43,728,346
                          ===========     =============  =========   ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

For the acquisition of the Advisor, the CNL Restaurant Financial Services Group
                         and CNL Income Fund, Ltd.
                      For the Year Ended December 31, 1998

                                        Property                                     Historical    Historical
                                      Acquisition                                       CNL            CNL
                        Historical     Pro Forma                      Historical     Financial      Financial
                            APF       Adjustments        Subtotal       Advisor    Services, Inc.     Corp.        Subtotal
                       -------------  ------------     -------------  -----------  -------------- -------------  -------------
Cash Flows from
 Operating
 Activities:
 Net Income
  (loss)..........     $  32,152,408  $ 16,704,852 (a) $  48,857,260  $10,656,379    $ (468,133)  $     427,134  $  59,472,640
 Adjustments to
  reconcile net
  income (loss) to
  net cash
  provided by
  (used in)
  operating
  activities:
 Depreciation.....         4,042,290     6,246,947 (b)    10,289,237      119,923        79,234               0     10,488,394
 Amortization
  expense.........            11,808             0            11,808       56,003             0       2,246,273      2,314,084
 Minority interest
  in income of
  consolidated
  joint venture...            30,156             0            30,156            0             0               0         30,156
 Equity in
  earnings of
  joint ventures,
  net of
  distributions...           (15,440)            0           (15,440)           0             0               0        (15,440)
 Loss (gain) on
  sale of land,
  building, net
  investment in
  direct financing
  leases..........                 0             0                 0            0             0               0              0
 Provision for
  loss on land,
  buildings, and
  direct financing
  leases/provision
  for deferred
  taxes...........           611,534             0           611,534            0             0         398,042      1,009,576
 Gain on
  securitization..                 0             0                 0            0             0      (3,356,538)    (3,356,538)
 Net cash proceeds
  from
  securitization
  of notes
  receivable......                 0             0                 0            0             0     265,871,668    265,871,668
 Decrease
  (increase) in
  other
  receivables.....           899,572             0           899,572   (3,896,090)            0         453,105     (2,543,413)
 Increase in
  accrued interest
  income included
  in notes
  receivable......                 0             0                 0            0             0        (170,492)      (170,492)
 Increase in
  accrued interest
  on mortgage note
  receivable......                 0             0                 0            0             0               0              0
 Investment in
  notes
  receivable......                 0             0                 0            0             0    (288,590,674)  (288,590,674)
 Collections on
  notes
  receivable......                 0             0                 0            0             0      23,539,641     23,539,641
 Decrease in
  restricted
  cash............                 0             0                 0            0             0       2,504,091      2,504,091
 Decrease
  (increase) in
  due from related
  party...........                 0             0                 0            0        89,839      (1,043,527)      (953,688)
 Increase in
  prepaid
  expenses........                 0             0                 0            0         7,246               0          7,246
 Decrease in net
  investment in
  direct financing
  leases..........         1,971,634             0         1,971,634            0             0               0      1,971,634
 Increase in
  accrued rental
  income..........        (2,187,652)            0        (2,187,652)           0             0               0     (2,187,652)
 Increase in
  intangibles and
  other assets....           (29,477)            0           (29,477)     (44,716)      (20,635)        (59,523)      (154,351)
 Increase
  (decrease) in
  accounts
  payable, accrued
  expenses and
  other
  liabilities.....           467,972             0           467,972      156,317       325,898        (103,507)       846,680
 Increase in due
  to related
  parties,
  excluding
  reimbursement of
  acquisition, and
  stock issuance
  costs paid on
  behalf of the
  entity..........            31,255             0            31,255            0      (164,619)              0       (133,364)
 Increase in
  accrued
  interest........                 0             0                 0            0             0         (77,968)       (77,968)
 Increase in rents
  paid in advance
  and deposits....           436,843             0           436,843            0             0               0        436,843
 Decrease in
  deferred rental
  income..........           693,372             0           693,372            0             0               0        693,372
                       -------------  ------------     -------------  -----------    ----------   -------------  -------------
  Total
   adjustments....         6,963,867     6,246,947        13,210,814   (3,608,563)      316,963       1,610,591     11,529,805
                       -------------  ------------     -------------  -----------    ----------   -------------  -------------
  Net cash
   provided by
   (used in)
   operating
   activities.....        39,116,275    22,951,799        62,068,074    7,047,816      (151,170)      2,037,725     71,002,445
Cash Flows from
 Investing
 Activities:
 Proceeds from
  sale of land,
  buildings,
  direct financing
  leases, and
  equipment.......         2,385,941             0         2,385,941            0             0               0      2,385,941
 Additions to land
  and buildings on
  operating
  leases..........      (200,101,667)   (3,369,856)(e)  (325,187,085)    (381,671)     (236,372)              0   (325,805,128)
                                      (121,715,562)(i)
 Investment in
  direct financing
  leases..........       (47,115,435)            0       (47,115,435)           0             0               0    (47,115,435)
 Investment in
  joint venture...          (974,696)            0          (974,696)           0             0               0       (974,696)
 Acquisition of
  businesses......                 0             0                 0            0             0               0              0
 Purchase of other
  investments.....       (16,083,055)            0       (16,083,055)           0             0               0    (16,083,055)
 Net loss in
  market value
  from investments
  in trading
  securities......                 0             0                 0            0             0         295,514        295,514
 Proceeds from
  retained
  interest and
  securities,
  excludinginvestment
  income..........                 0             0                 0            0             0         212,821        212,821
 Investment in
  mortgage notes
  receivable......        (2,886,648)            0        (2,886,648)           0             0               0     (2,886,648)
 Collections on
  mortgage note
  receivable......           291,990             0           291,990            0             0               0        291,990
 Investment in
  equipment notes
  receivable......        (7,837,750)            0        (7,837,750)           0             0               0     (7,837,750)
 Collections on
  equipment notes
  receivable......         1,263,633             0         1,263,633    1,783,240             0               0      3,046,873
 Decrease in
  restricted
  cash............                 0             0                 0            0             0               0              0
 Increase in
  intangibles and
  other assets....        (6,281,069)            0        (6,281,069)           0             0               0     (6,281,069)
                                   0             0                 0            0             0               0              0
 Other............                 0             0                 0      200,000             0               0        200,000
                       -------------  ------------     -------------  -----------    ----------   -------------  -------------
  Net cash
   provided by
   (used in)
   investing
   activities.....      (277,338,756) (125,085,418)     (402,424,174)   1,601,569      (236,372)        508,335   (400,550,642)
Cash Flows from
 Financing
 Activities:
 Subscriptions
  received from
  stockholders....       385,523,966             0       385,523,966      966,115        51,830          50,100    386,592,011
 Contributions
  from limited
  partners........                 0             0                 0            0             0               0              0
 Reimbursement of
  acquisition and
  stock issuance
  costs paid by
  related parties
  on behalf of the
  entity..........        (4,574,925)            0        (4,574,925)           0             0               0     (4,574,925)
 Payment of stock
  issuance costs..       (34,579,650)            0       (34,579,650)           0             0               0    (34,579,650)
 Proceeds from
  borrowing on
  line of
  credit/notes
  payable.........         7,692,040     3,369,856 (e)    11,061,896      198,296             0     413,555,624    424,815,816
 Payment on line
  of credit/notes
  payable.........            (8,039)            0            (8,039)           0             0    (411,805,787)  (411,813,826)
 Retirement of
  shares of common
  stock...........          (639,528)            0          (639,528)           0             0               0       (639,528)
 Distributions to
  holders of
  minority
  interest........           (34,073)            0           (34,073)           0             0               0        (34,073)
 Distributions to
  stockholders/limited
  partners........       (39,449,149)            0       (39,449,149)  (9,364,488)            0               0    (48,813,637)
 Other............           (95,101)            0           (95,101)           0            24      (2,500,011)    (2,595,088)
                       -------------  ------------     -------------  -----------    ----------   -------------  -------------
  Net cash
   provided by
   (used in)
   financing
   activities.....       313,835,541     3,369,856       317,205,397   (8,200,077)       51,854        (700,074)   308,357,100
Net increase
 (decrease) in
 cash.............        75,613,060   (98,763,763)      (23,150,703)     449,308      (335,688)      1,845,986    (21,191,097)
Cash at beginning
 of year..........        47,586,777             0        47,586,777      264,000     1,298,261         680,092     49,829,130
                       -------------  ------------     -------------  -----------    ----------   -------------  -------------
Cash at end of
 year.............     $ 123,199,837  $(98,763,763)    $  24,436,074  $   713,308    $  962,573   $   2,526,078  $  28,638,033
                       =============  ============     =============  ===========    ==========   =============  =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

For the acquisition of the Advisor, the CNL Restaurant Financial Services Group
                         and CNL Income Fund, Ltd.
                      For the Year Ended December 31, 1998

                           Combining                      Historical
                           Pro Forma         Combined     CNL Income    Pro Forma        Adjusted
                          Adjustments           APF       Fund, Ltd.   Adjustments       Pro Forma
                          ------------     -------------  -----------  -----------     -------------
Cash Flows from
 Operating Activities:
 Net Income (loss)......  $(16,386,936)(a) $  43,085,704  $ 1,001,437  $  (103,175)(a) $  43,983,966
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
 Depreciation...........      (340,898)(b)    10,147,496      206,181      136,425 (b)    10,490,102
 Amortization expense...     2,179,694 (c)     4,493,778       62,079            0         4,555,857
 Minority interest in
  income of consolidated
  joint venture.........             0            30,156            0            0            30,156
 Equity in earnings of
  joint ventures, net of
  distributions.........             0           (15,440)      18,518       11,640 (d)        14,718
 Loss (gain) on sale of
  land, building, net
  investment in direct
  financing leases......             0                 0     (235,804)           0          (235,804)
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes........             0         1,009,576            0            0         1,009,576
 Gain on
  securitization........             0        (3,356,538)           0            0        (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable......             0       265,871,668            0            0       265,871,668
 Decrease (increase) in
  other receivables.....             0        (2,543,413)      (6,380)           0        (2,549,793)
 Increase in accrued
  interest income
  included in notes
  receivable............             0          (170,492)           0            0          (170,492)
 Increase in accrued
  interest on mortgage
  note receivable.......             0                 0            0            0                 0
 Investment in notes
  receivable............             0      (288,590,674)           0            0      (288,590,674)
 Collections on notes
  receivable............             0        23,539,641            0            0        23,539,641
 Decrease in restricted
  cash..................             0         2,504,091            0            0         2,504,091
 Decrease (increase) in
  due from related
  party.................             0          (953,688)           0            0          (953,688)
 Increase in prepaid
  expenses..............             0             7,246         (474)           0             6,772
 Decrease in net
  investment in direct
  financing leases......             0         1,971,634            0            0         1,971,634
 Increase in accrued
  rental income.........             0        (2,187,652)      (3,486)           0        (2,191,138)
 Increase in intangibles
  and other assets......             0          (154,351)           0            0          (154,351)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....             0           846,680       (1,569)                       845,111
 Increase in due to
  related parties,
  excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..             0          (133,364)      (7,081)           0          (140,445)
 Increase in accrued
  interest..............             0           (77,968)           0            0           (77,968)
 Increase in rents paid
  in advance and
  deposits..............             0           436,843          368            0           437,211
 Decrease in deferred
  rental income.........             0           693,372            0            0           693,372
                          ------------     -------------  -----------  -----------     -------------
  Total adjustments.....     1,838,796        13,368,601       32,352      148,065        13,549,018
                          ------------     -------------  -----------  -----------     -------------
  Net cash provided by
   (used in) operating
   activities...........   (14,548,140)       56,454,305    1,033,789       44,890        57,532,984
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............             0         2,385,941      661,300            0         3,047,241
 Additions to land and
  buildings on operating
  leases................    21,794,386 (h)  (304,010,742)           0            0      (304,010,742)
 Investment in direct
  financing leases......             0       (47,115,435)           0            0       (47,115,435)
 Investment in joint
  venture...............             0          (974,696)           0            0          (974,696)
 Acquisition of
  businesses............   (10,868,941)(f)   (10,868,941)               (1,023,059)(g)   (12,045,000)
                                     0                                    (153,000)(g)
 Purchase of other
  investments...........             0       (16,083,055)           0            0       (16,083,055)
 Net loss in market
  value from investments
  in trading
  securities............             0           295,514            0            0           295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....             0           212,821            0            0           212,821
 Investment in mortgage
  notes receivable......             0        (2,886,648)           0            0        (2,886,648)
 Collections on mortgage
  note receivable.......             0           291,990            0            0           291,990
 Investment in equipment
  notes receivable......             0        (7,837,750)           0            0        (7,837,750)
 Collections on
  equipment notes
  receivable............             0         3,046,873            0            0         3,046,873
 Decrease in restricted
  cash..................             0                 0      126,009            0           126,009
 Increase in intangibles
  and other assets......             0        (6,281,069)           0            0        (6,281,069)
 Other..................             0           200,000            0            0           200,000
                          ------------     -------------  -----------  -----------     -------------
  Net cash provided by
   (used in) investing
   activities...........    10,925,445      (389,625,197)     787,309   (1,176,059)     (390,013,947)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....             0       386,592,011            0            0       386,592,011
 Contributions from
  limited partners......             0                 0            0            0                 0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..             0        (4,574,925)           0            0        (4,574,925)
 Payment of stock
  issuance costs........             0       (34,579,650)           0            0       (34,579,650)
 Proceeds from borrowing
  on line of
  credit/notes payable..             0       424,815,816            0            0       424,815,816
 Payment on line of
  credit/notes payable..             0      (411,813,826)           0            0      (411,813,826)
 Retirement of shares of
  common stock..........             0          (639,528)           0            0          (639,528)
 Distributions to
  holders of minority
  interest..............             0           (34,073)           0            0           (34,073)
 Distributions to
  stockholders/limited
  partners..............             0       (48,813,637)  (1,752,707)           0       (50,566,344)
 Other..................             0        (2,595,088)           0            0        (2,595,088)
                          ------------     -------------  -----------  -----------     -------------
  Net cash provided by
   (used in) financing
   activities...........             0       308,357,100   (1,752,707)           0       306,604,393
Net increase (decrease)
 in cash................    (3,622,695)      (24,813,792)      68,391   (1,131,169)      (25,876,570)
Cash at beginning of
 year...................             0        49,829,130      184,130            0        50,013,260
                          ------------     -------------  -----------  -----------     -------------
Cash at end of year.....  $ (3,622,695)    $  25,015,338  $   252,521  $(1,131,169)    $  24,136,690
                          ============     =============  ===========  ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                           CNL Income Fund, Ltd.

1. Basis of Presentation

   The Pro Forma Balance Sheet as of June 30, 1999 reflects the transactions of the acquisition of the Advisor and CNL Restaurant Financial Services Group as set forth in this consent solicitation. The Pro Forma Statements of Earnings for the six months ended June 30, 1999, and for the year ended December 31, 1998, have been prepared to reflect (a) the issuance of additional shares and the property acquisitions completed from January 1, 1998 through July 31, 1999 and (b) the acquisition of the Advisor and CNL Restaurant Financial Services Group and the Acquisition of the Income Fund. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF and the historical combined financial information of the Advisor, CNL Restaurant Financial Services Group and the Income Fund and should be read in conjunction with the selected historical financial data and accompanying notes of APF, the Advisor the CNL Restaurant Financial Services Group and the Income Fund. The Pro Forma Balance Sheet was prepared as if the transactions described above occurred on June 30, 1999. The Pro Forma Statements of Earnings were prepared as if the transactions described above occurred as of January 1, 1998. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the transactions described above had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all material adjustments necessary to reflect the recurring effects of the transactions described above have been made.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partner elected the note option. This assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   The Pro Forma Balance Sheet and Pro Forma Statements of Earnings assume the issuance of the APF Shares relating to the purchase of the Advisor and the CNL Restaurant Financial Services Group without regard to a provision that provides for 1,000,000 APF Shares to be placed in escrow pending achievement of certain levels of property acquisition and/or mortgage loan origination. This presentation was selected in order to present both the most dilutive results as well as what management believes is the most likely result based on current information.

2. Method of Accounting

   The acquisition of the CNL Restaurant Financial Services Group and the Income Fund will be accounted for under the purchase accounting method. APF will recognize goodwill to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. As for the acquisition of the Advisor from a related party, APF will expense the costs incurred in acquiring the Advisor to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. The excess purchase price will be recorded as an expense on APF's consolidated statements of earnings.

   All significant intercompany balances and transactions between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund have been eliminated in the pro forma financial statements.

3. Reverse Stock Split

   In May 1999, the stockholders of APF approved a proposal for a one-for-two reverse stock split at the annual stockholder meeting. All information relating to shares outstanding and per share information has been restated for all periods presented.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                           CNL Income Fund, Ltd.


4. Adjustments to Pro Forma Balance Sheet

   The following describes the pro forma adjustments to the Pro Forma Balance Sheet as of June 30, 1999, as if the Acquisition was consummated on such date. For purposes of the pro forma financial statements, it is assumed that at a special meeting of stockholders for APF, the stockholders of APF approved a proposal for an amendment to its Articles of Incorporation to increase the number of authorized shares to an amount necessary to enable APF to issue the shares for the Acquisition.

     (A) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

     (B) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                             CNL
                                          Financial
                                          Services
                               Advisor      Group     Income Fund     Total
                             ----------- -----------  -----------  ------------
   Fair Value of
    Consideration
    Received...............  $82,715,768 $51,153,173  $11,384,042  $145,252,983
                             =========== ===========  ===========  ============
   Share Consideration.....  $76,000,000 $47,000,000  $10,207,983  $133,207,983
   Cash Consideration......          --          --       153,000       153,000
   APF Transaction Costs...    6,715,768   4,153,173    1,023,059    11,892,000
                             ----------- -----------  -----------  ------------
       Total Purchase
        Price..............  $82,715,768 $51,153,173  $11,384,042  $145,252,983
                             =========== ===========  ===========  ============
   Allocation of Purchase
    Price:
   Net Assets--Historical..  $ 8,330,475 $10,135,087  $ 8,110,355  $ 26,575,917
   Purchase Price
    Adjustments:
     Land and buildings on
      operating leases.....          --          --     2,329,471     2,329,471
     Net investment in
      direct financing
      leases...............          --          --       594,360       594,360
     Investment in joint
      ventures.............          --          --       411,919       411,919
     Accrued rental
      income...............          --          --       (31,065)      (31,065)
     Intangibles and other
      assets...............          --   (2,575,792)     (30,998)   (2,606,790)
     Goodwill*.............          --   43,593,878          --     43,593,878
     Excess purchase
      price................   74,385,293         --           --     74,385,293
                             ----------- -----------  -----------  ------------
       Total Allocation....  $82,715,768 $51,153,173  $11,384,042  $145,252,983
                             =========== ===========  ===========  ============

--------
* Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                           CNL Income Fund, Ltd.


     The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisition of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $74,385,293 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations". Goodwill of $43,593,878 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

     1.Common Stock (CFA, CFS, CFC)--Class A...........      8,600
       Common Stock (CFA, CFS, CFC)--Class B...........      4,825
       Additional Paid-in Capital (CFA, CFS, CFC)...... 12,568,974
       Retained Earnings...............................  5,883,163
       Accumulated distributions in excess of
        earnings....................................... 74,385,293
       Goodwill for CFC/CFS (Intangibles and other
        assets)........................................ 43,593,878
         CFC/CFS Org Costs/Other Assets................              2,575,792
         Cash to pay APF transaction costs.............             10,868,941
         APF Common Stock..............................                 61,500
         APF Capital in Excess of Par Value............            122,938,500
       (To record acquisition of CFA, CFS and CFC)
     2.Partners Capital................................  8,110,355
       Land and buildings on operating leases..........  2,329,471
       Net investment in direct financing leases.......    594,360
       Investment in joint ventures....................    411,919
         Accrued rental income.........................                 31,065
         Intangibles and other assets..................                 30,998
         Cash to pay APF Transaction costs.............              1,023,059
         Cash consideration to Income Funds............                153,000
         APF Common Stock..............................                  5,712
         APF Capital in Excess of Par Value............             10,202,271
       (To record acquisition of Income Fund)

     (C) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

     (D) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

     (E) Represents the elimination by the Income Fund of $149,805 in related party payables recorded as receivables by the Advisor.

5. Adjustments to Pro Forma Statements of Earnings

   (I) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                           CNL Income Fund, Ltd.


     (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

     (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund:

     Origination fees from affiliates............................. $  (689,425)
     Secured equipment lease fees.................................     (67,967)
     Advisory fees................................................    (126,788)
     Reimbursement of administrative costs........................    (382,728)
     Acquisition fees.............................................  (4,452,252)
     Underwriting fees............................................     (54,248)
     Administrative, executive and guarantee fees.................    (532,389)
     Servicing fees...............................................    (572,728)
     Development fees.............................................     (38,853)
     Management fees..............................................  (1,681,870)
                                                                   -----------
       Total...................................................... $(8,599,248)
                                                                   ===========

     (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial
  Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL
  Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

     (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June
  30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

     Interest income.............................................. $   144,014

     (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

     General and administrative costs............................. $  (774,311)

     (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

     Management fees.............................................. $(1,681,870)
     Administrative executive and guarantee fees..................    (532,389)
     Servicing fees...............................................    (572,728)
     Advisory fees................................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                           CNL Income Fund, Ltd.

     (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

     (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

     Amortization of goodwill....................................... $1,089,847

     (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

     (j) Represents $11,071 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

     (k) Represents the elimination of fees between the Advisor and the Income Fund:

     Management fees................................................. $      0
     Reimbursement of administrative costs...........................  (16,883)
                                                                      --------
                                                                      $(16,883)
                                                                      ========

     (l) Represents the elimination of $16,883 in administrative costs reimbursed by the Income Fund to the Advisor.

     (m) Represents savings of $16,289 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

     (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

     (o) Represents additional state income taxes of $2,223 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

     (p) Represents an increase in depreciation expense of $68,213 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

     (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $5,820 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

     (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                           CNL Income Fund, Ltd.

  purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

   (II) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

     (a) Represents rental and earned income of $22,951,799 and depreciation expense of $6,246,947 as if properties that had been operational when they were acquired by APF from January 1, 1998 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

     (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund:

     Origination fees from affiliates............................ $ (1,773,406)
     Secured equipment lease fees................................      (54,998)
     Advisory fees...............................................     (305,030)
     Reimbursement of administrative costs.......................     (408,762)
     Acquisition fees............................................  (21,794,386)
     Underwriting fees...........................................     (388,491)
     Administrative, executive and guarantee fees................   (1,233,043)
     Servicing fees..............................................   (1,570,331)
     Development fees............................................     (229,153)
     Management fees.............................................   (1,851,004)
                                                                  ------------
       Total..................................................... $(29,608,604)
                                                                  ============

     (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the year ended December 31, 1998 of $3,107,164 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

     (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(II)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

     Interest income................................................... $207,144

     (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

     General and administrative costs............................. $(4,241,719)

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                           CNL Income Fund, Ltd.


     (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

     Management fees.............................................. $(1,851,004)
     Administrative executive and guarantee fees..................  (1,233,043)
     Servicing fees...............................................  (1,269,357)
     Advisory fees................................................    (305,030)
                                                                   -----------
                                                                   $(4,658,434)
                                                                   ===========

     (g) Represents the elimination of $2,161,897 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

     (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

     Amortization of goodwill....................................... $2,179,694

     (i) Represents the elimination of $6,898,434 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

     (j) Represents $22,141 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

     (k) Represents the elimination of fees between the Advisor and the Income Fund:

     Management fees................................................. $      0
     Reimbursement of administrative costs...........................  (19,424)
                                                                      --------
                                                                      $(19,424)
                                                                      ========

     (l) Represents the elimination of $19,424 in administrative costs reimbursed by the Income Fund to the Advisor.

     (m) Represents savings of $26,308 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

     (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

     (o) Represents additional state income taxes of $3,559 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1998 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

     (p) Represents an increase in depreciation expense of $136,425 as a result of adjusting the historical basis of the real estate owned indirectly by the Fund through joint venture or tenancy in common arrangements with affiliates or unrelated third parties, to fair value as a result by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                           CNL Income Fund, Ltd.


     (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $11,640 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

     (r) Represents the decrease in depreciation expense of $340,898 as a result of eliminating acquisition fees (see 4(II)(b)) between APF and the Advisor which on a historical basis were capitalized as part of the basis of the building.

     (s) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

6. Adjustments to Pro Forma Statement of Cash Flows

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

     (a) Represents pro forma adjustments to net income.

     (b) Represents add back of pro forma depreciation expense to net income.

     (c) Represents add back of pro forma amortization of goodwill expense to net income.

     (d) Represents adjustment of equity in earnings to net income.

     (e) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

     (f) Represents the reversal of historical cash used for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

   (II) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

     (a) Represents pro forma adjustments to net income.

     (b) Represents add back of pro forma depreciation expense to net income.

     (c) Represents add back of pro forma amortization of goodwill expense to net income.

     (d) Represents adjustment of equity in earnings to net income.

     (e) Represents amounts borrowed under APF's credit facility from July 1, 1999 through July 31, 1999 to acquire properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

     (f) Represents the use of cash by APF to pay the transaction costs allocated to the acquisition of the Advisor and Restaurant Financial Group.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                           CNL Income Fund, Ltd.


     (g) Represents the use of cash i) to pay for the cash consideration proposed in the offer to acquire the Income Fund and ii) to pay the transaction costs allocated to the acquisition of the Income Fund.

     (h) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

     (i) Represents the adjustment for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF as if these properties had been acquired on January 1, 1998.

    Non-Cash Investing Activities:

     On January 1, 1998, APF issued shares of its common stock to acquire the Advisor, CNL Restaurant Financial Services Group and the Income Fund, as described in 4(A) and 4(B).

                                                                     Appendix A

             [LETTERHEAD OF LEGG MASON WOOD WALKER, INCORPORATED]

                                March 10, 1999

James M. Seneff, Jr.
Robert A. Bourne
CNL Realty Corporation
as General Partners of
CNL Income Fund, Ltd.
400 East South Street
Orlando, FL 32801-2878

                 Re: CNL Income Fund, Ltd. (the "Partnership")

Gentlemen:

   You have requested our opinion as investment bankers (a) as to the fairness, from a financial point of view, to the Partnership and its limited partners of the shares of common stock (the "Common Stock") of CNL American Properties Fund, Inc. (the "Acquiror") offered to them in the Merger (as defined below), (b) as to the fairness, from a financial point of view, of the aggregate Common Stock offered to the CNL Income Funds (as defined below) in the Merger Transactions (as defined below) and (c) as to the fairness, from a financial point of view, of the method of allocating the aggregate shares of Common Stock among the CNL Income Funds in the Merger Transactions. Under the terms of an agreement and plan of merger (the "Merger Agreement"), dated March 11, 1999, between the Partnership and the Acquiror, the Partnership will merge with and into a wholly owned subsidiary of the Acquiror and the partners of the Partnership will be offered shares of Common Stock as determined pursuant to the Merger Agreement (the "Share Consideration"); such transaction is hereafter referred to as the "Merger."

   The Partnership is one of sixteen Florida limited partnerships (the "CNL Income Funds") served by Messrs. Seneff, Bourne and CNL Realty Corporation as general partners (the "General Partners"). Each CNL Income Fund has executed a merger agreement with the Acquiror on terms similar to the Merger Agreement. The transactions to occur under such merger agreements are referred to as the "Merger Transactions."

   In connection with our opinion, we have, among other things:

     (i) reviewed the Merger Agreement and the merger agreements for each of the Merger Transactions;

     (ii) reviewed the Registration Statement on Form S-4 with respect to the Merger Transactions as filed on March 12, 1999;

     (iii) reviewed the financial statements and the related filings of the Partnership and the other CNL Income Funds on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (iv) reviewed the financial statements and the related filings of the Acquiror on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (v) reviewed certain internal information concerning the business and operations of the Partnership and the other CNL Income Funds furnished to us by the General Partners, including a draft of the Partnership's and the other CNL Income Funds' Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vi) reviewed certain internal information concerning the business and operations of the Acquiror furnished to us by management of the Acquiror, including a draft of the Acquiror's Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vii) reviewed certain financial data and operating statistics relating to the Partnership, the other CNL Income Funds and the Acquiror provided by the General Partners and the Acquiror and compared them with similar information of selected public companies that we deemed relevant to our inquiry;

     (viii) reviewed the appraisal (the "Appraisal") of the properties of the Partnership and the other CNL Income Funds prepared by Valuation Associates and dated January 6, 1999;

     (ix) held meetings and discussions with certain directors, officers and employees of the General Partners and the Acquiror concerning the operations, financial condition and future prospects of the Partnership, the other CNL Income Funds and the Acquiror; and

     (x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

   In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by or on behalf of the Partnership, the other CNL Income Funds and the Acquiror. We have further relied upon the assurances of the General Partners that they are unaware of any factors that would materially alter the conclusions made in Legg Mason's fairness opinion, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. Legg Mason assumed that the financial forecasts (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the General Partners and the Acquiror as to the future performance of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason also assumed, with the consent of the General Partners, that any material liabilities (contingent or otherwise, known or unknown) of the Partnership, the other CNL Income Funds and the Acquiror are as set forth in the financial statements of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason also assumed with the consent of the General Partners that the table prepared by or for the General Partners of the allocation of Share Consideration among the General Partners and the limited partners of the Partnership has been prepared in accordance with and complies with the terms and conditions of the partnership agreement of the Partnership. Legg Mason also assumed that the Appraisal was reasonably prepared by and reflected the good faith judgments of Valuation Associates and Legg Mason does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership, the other CNL Income Funds or the Acquiror. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof.

   We have acted as financial advisor to the General Partners and will receive a fee for our services. It is understood that this letter is for the information of the General Partners in their evaluation of the Merger Transactions and our opinion does not constitute a recommendation to the General Partners or any limited partner of the Partnership or any of the other CNL Income Funds as to how such partner should vote on the Merger or the Merger Transactions, as the case may be, or as to whether such partner should elect to receive the Share Consideration or cash and promissory notes of the Acquiror. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets. Additionally, our opinion does not compare the relative merits of the Merger and the Merger Transactions with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Merger and the Merger Transactions.

   It should be noted that in rendering this opinion with respect to the fairness, from a financial point of view, of (i) the Share Consideration to be offered with respect to the Partnership, (ii) the aggregate Common

Stock offered with respect to the CNL Income Funds and (iii) the method of allocating the shares of Common Stock of the Acquiror among the CNL Income Funds, Legg Mason has neither addressed, nor are we rendering any opinion with respect to, any other aspect of the Merger Transactions, including (a) the value or fairness of the cash and promissory notes option, (b) the prices at which the shares of Common Stock may trade following the Merger Transactions or the trading value of the shares to be offered compared with the current fair market value of the portfolios or other assets of the Partnership and the other CNL Income Funds if liquidated in real estate markets, (c) the tax effect of any aspect of the Merger Transactions, (d) the fairness of the amounts or allocation of the costs of the Merger Transactions or the amounts of such costs allocated to the limited partners or, (e) any other matters with respect to any specific individual partner or class of partners of the Partnership or the other CNL Income Funds.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Share Consideration offered to the Partnership and its limited partners in the Merger, the aggregate shares of Common Stock offered by the Acquiror with respect to the CNL Income Funds in the Merger Transactions and the method of allocating the shares of Common Stock among the CNL Income Funds in the Merger Transactions are fair from a financial point of view.

                                          Very truly yours,

                                          /s/ Legg Mason Wood Walker,
                                           Incorporated
                                          -------------------------------------
                                          Legg Mason Wood Walker, Incorporated

                                          October 27, 1999       Appendix B

CNL Income Fund, Ltd.
c/o James M. Seneff, Jr.
400 East South Street, Suite 500
Orlando, Florida 32801

  Re: Agreement and Plan of Merger dated March 11, 1999 by and among CNL
      American Properties Fund, Inc. ("APF"), CNL APF Partners, L.P. (the "Operating Partnership"), CNL APF GP Corp. (the "OP General Partner"), CNL Income Fund, Ltd. (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr. and CNL Realty Corporation (together, the "General Partners"), as amended by First Amendment to Agreement and Plan of Merger dated June 4, 1999 (the agreement and plan of merger, as so amended, the "Merger Agreement")

Gentlemen:

   Under the terms of Section 2.3 of the Merger Agreement, the closing of the merger of the Fund into the Operating Partnership is to occur within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X of the Merger Agreement but in no event later than March 31, 2000.

   The parties desire to further amend the Merger Agreement to modify the provisions thereof regarding the time for Closing and for the satisfaction or waiver of the conditions set out in Article X.

   Accordingly, the parties agree that Section 2.3 of the Merger Agreement is amended to provide that the Closing shall take place by the later of thirty
(30) days after the Partners of the Fund approve the Merger Proposal in accordance with the requirements of the Merger Agreement or March 31, 2000; however, in no event later than June 30, 2000. Further, the reference to "March 31, 2000" in the lead in of Sections 10.2 and 10.3 and in clause (c) of Section
11.2 is deleted and replaced with "the Closing Date."

   Capitalized terms used but not defined in this letter have the meanings such terms are given in the Merger Agreement.

   Except as specifically amended hereby, the Merger Agreement remains unmodified and in full force and effect.

   To evidence your agreement to the foregoing amendment of the Merger Agreement, please sign and return to me a copy of this letter.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ John T. Walker
                                          ------------------
                                          Name: John T. Walker
                                          Its: President


                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                              Partner

                                          /s/ John T. Walker
                                          ------------------
                                          Name: John T. Walker
                                          Its: President

Agreed as of the date of the above letter.

                                          CNL INCOME FUND, LTD.

                                          By: CNL Realty Corporation, as
                                              General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          James M. Seneff, Jr.
                                          Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          --------------------
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          James M. Seneff, Jr., as General
                                           Partner


                                          CNL APF GP CORP.

                                          /s/ John T. Walker
                                          ------------------
                                          Name: John T. Walker
                                          Its: President

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

   THIS FIRST AMENDMENT TO AGREEMENT AND PLAN MERGER is entered into as of the 4th day of June 1999, by and among by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Borne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated March 11, 1999 by and among the Parties (the "Merger Agreement"), the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of the Merger Agreement; and

   WHEREAS, the Parties desire to amend the Merger Agreement in the manner set forth below.

                                  AGREEMENT:

1. Amendments to Merger Agreement

   The Merger Agreement is hereby amended as follows in accordance with the provisions of Section 14.9 of the Merger Agreement:

  1.1 The definition of "Cash/Notes Option" is hereby deleted in its entirety.

  1.2 Clause (B) of Section 4.1(a)(iii)(B) is hereby deleted in its entirety and restated as follows:

       "(B) Notes in accordance with Section 4.4 below."

  1.3 Clause (i) of Section 4.2(ii) is hereby deleted in its entirety and restated as follows:

       "(ii) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund (or, if APF consummates the Reverse Split, for every $20.00 of expenses)."

  1.4 Section 4.4 is hereby deleted in its entirety and amended and restated as follows:

     "Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the note option, such limited partners shall be entitled to receive, in lieu of the Share Consideration, notes (the "Notes") in the aggregate amount equal to 97% of the value (based on the Exchange Value as defined in the Registration Statement) of the Share Consideration such Dissenting Partners would have otherwise received had such partners not elected to receive the Notes (the "Note Option"). The Notes will mature on the fifth anniversary of the Closing Date and will bear interest at a fixed rate equal to seven percent. The aggregate Share Consideration shall be reduced on a one-for-basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Note Option."

  1.5 The reference to "December 31, 1999" in the lead in of Section 10.2 is hereby deleted and replaced with March 31, 2000.

  1.6 The following subsection shall be added to Section 10.2

       "(g) The aggregate face amount of the Notes to be issued to Dissenting Limited Partners shall not have exceeded 15% of the value of the Share Consideration based on the Exchange Value."

  1.7 The reference to "December 31, 1999" in the lead in of Section 10.3 is hereby deleted and replaced with March 31, 2000.

  1.8 The reference to "December 31, 1999" in clause (c) of Section 11.2 is hereby deleted and replaced with "March 31, 2000."

2. General

  2.1 Except as specifically set forth in this First Amendment, the Merger Agreement shall remain unmodified and in full force and effect.

  2.2 This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  2.3 The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  2.4 This First Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                               Officer


                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                              Partner

                                          /s/ Robert A. Bourne
                                          --------------------
                                          By: Robert A. Bourne
                                          Its: President


                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne
                                          --------------------
                                          By: Robert A. Bourne
                                          Its: President


                                          CNL INCOME FUND, LTD.

                                          By: CNL Realty Corporation, as
                                              General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer


                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          --------------------
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          James M. Seneff, Jr., as General
                                           Partner

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger is entered into as of this 11th day of March, 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP Corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Bourne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA") and the Florida Revised Uniform Limited Partnership Act (the "Florida RULPA");

   WHEREAS, the Fund is one of 18 CNL Income Funds (collectively with the Fund, the "CNL Income Funds") that APF is proposing to acquire (the "Proposed Acquisitions");

   WHEREAS, the Special Committee (the "Special Committee") of the independent members of the Board of Directors of APF has received a fairness opinion (the "Fairness Opinion") from Merrill Lynch & Co. as to the fairness to APF, from a financial point of view, of the consideration to be paid in connection with the Proposed Acquisitions;

   WHEREAS, the Special Committee has recommended the Merger to the Board of Directors of APF and the Board has approved the proposal to consummate the Merger (the "Merger Proposal") and the related transactions;

   WHEREAS, Legg Mason Wood Walker Incorporated has delivered a fairness opinion (the "Fund Fairness Opinion") to the General Partners as to the fairness to the Fund and its limited partners from a financial point of view, of the APF Common Share consideration offered to the Fund and its limited partners; and

   WHEREAS, the Board of Directors of the OP General Partner has unanimously approved the Merger Proposal;

   NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  Definitions

   1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

   "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

   "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504, or any similar group defined under a similar provision of state, local or foreign law.

   "Agreement" means this Agreement, as amended from time to time.

   "APF" has the meaning set forth in the preface above.

   "APF Common Shares" shall mean the shares of common stock, par value $0.01, of APF.

   "APF Indemnity Claim" has the meaning set forth in Section 12.1 below.

   "APF SEC Documents" has the meaning set forth in Section 6.7 below.

   "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

   "Business Combination" has the meaning set forth in Section 4.1(b) below.

   "Cash/Note Option" has the meaning set forth in Section 4.4 below.

   "Closing" has the meaning set forth in Section 2.3 below.

   "CNL Income Funds" has the meaning set forth in the second paragraph of the Recitals above.

   "Closing Date" has the meaning set forth in Section 2.3 below.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Confidential Information" means any information concerning the businesses and affairs of the Fund, the Operating Partnership or APF, if any, that is not already generally available to the public.

   "Delaware RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Disclosure Schedule" has the meaning set forth in the first paragraph of
Article VII below.

   "Dissenting Partners" has the meaning set forth in Section 4.4 below.

   "Effective Time" has the meaning set forth in Section 2.2 below.

   "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

   "Fairness Opinion" has the meaning set forth in the third paragraph of the Recitals above.

   "Florida RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Fund" has the meaning set forth in the preface above.

   "Fund Articles of Merger" has the meaning set forth in Section 2.2 below.

   "Fund Fairness Opinion" has the meaning set forth in the fifth paragraph of the recitals above.

   "Fund Indemnity Claim" has the meaning set forth in Section 12.2 below.

   "Fund Interests" means the general and limited partnership interests in the Fund.

   "Fund SEC Documents" has the meaning set forth in Section 7.7 below.

   "GAAP" means United States generally accepted accounting principles as in effect from time to time.

   "General Partners" has the meaning set forth in the preface above.

   "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation but excluding commercially available shrink wrap software), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

   "IRS" means the Internal Revenue Service.

   "Knowledge" means in the case of the Fund, CNL Realty Corporation, Inc., APF and the OP General Partner, the actual knowledge of a director or an executive officer after reasonable investigation and, in the case of the individual General Partners, the collective actual Knowledge of all of the General Partners after reasonable investigation. For the purposes of this Agreement, the Knowledge of one General Partner shall be attributed to the other General Partners.

   "Known" and "Knowingly" mean that the Fund, any General Partner or APF, as applicable, had Knowledge of the particular matter or took the action described with prior Knowledge.

   "Liability" means any liability (whether Known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

   "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to an industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

   "Merger" has the meaning set forth in the first paragraph of the Recitals above.

   "Merger Proposal" has the meaning set forth in fourth paragraph of the Recitals above.

   "Most Recent 10-Q" has the meaning set forth in Section 7.5 below.

   "Most Recent Balance Sheet" means the most recent balance sheet filed in a Fund SEC Document.

   "Notes" has the meaning set forth in Section 4.4 below.

   "NYSE" means the New York Stock Exchange.

   "OP Certificate of Merger" has the meaning set forth in Section 2.2 below.

   "OP General Partner" has the meaning set forth in the Preface above.

   "OP Limited Partner" means CNL APF LP Corp., a Delaware corporation and wholly owned subsidiary of APF.

   "Operating Partnership" has the meaning set forth in the preface above.

   "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

   "Party" or "Parties" has the meaning set forth in the preface above.

   "Partner" means any holder of Fund Interests.

   "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

   "Proposed Acquisitions" has the meaning set forth in the second paragraph of the Recitals above.

   "Registration Statement" means the registration statement on Form S-4 to be filed by APF to register the APF Common Shares to be issued as Share Consideration in the Merger.

   "Representative" has the meaning set forth in Section 12.3 below.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (e) any minor imperfection of title or similar lien which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on such Party.

   "Share Consideration" has the meaning set forth in Section 4.1(a) below.

   "Special Committee" has the meaning set forth in the third paragraph to the Recitals above.

   "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or otherwise control the management.

   "Surviving Partnership" has the meaning set forth in Section 2.1 below.

   "Takeover Statute" has the meaning set forth in Section 8.9 below.

   "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code

(S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

   "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   "Third-Party Claim" has the meaning set forth in Section 12.4 below.

                                   ARTICLE II

                        Merger; Effective Time; Closing

   2.1 Merger. Subject to the terms and conditions of this Agreement, the Delaware RULPA and the Florida RULPA, at the Effective Time, the Operating Partnership and the Fund shall consummate the Merger in which (i) the Fund shall be merged with and into the Operating Partnership and the separate limited partnership existence of the Fund shall thereupon cease, (ii) the Operating Partnership shall be the successor or surviving limited partnership in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate limited partnership existence of the Operating Partnership with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The limited partnership surviving the Merger is sometimes hereinafter referred to as the "Surviving Partnership." The Merger shall have the effects set forth in the Delaware RULPA and the Florida RULPA. As a result of the Merger, the outstanding Fund Interests shall be converted or cancelled in the manner provided in Article IV.

   2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, the Operating Partnership and the Fund shall (i) execute or cause to be executed (A) a Certificate of Merger in the form required by the Delaware RULPA (the "OP Certificate of Merger") and (B) Articles of Merger in the form required by the Florida RULPA (the "Fund Articles of Merger"), and
(ii) cause the OP Certificate of Merger to be filed with the Delaware Secretary of State as provided in the Delaware RULPA and the Fund Articles of Merger to be filed with the Florida Department of State as provided in the Florida RULPA, in each case, on the Closing Date or as soon as practicable thereafter. The Merger shall become effective at (i) such time as the OP Certificate of Merger has been duly filed with the Delaware of Secretary of State and the Fund Articles of Merger has been duly filed with the Florida Department of State or
(ii) such other time as is agreed upon by APF, the OP General Partner and the General Partners and specified in the OP Certificate of Merger and the Fund Articles of Merger. Such time is hereinafter referred to as the "Effective Time."

   2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw Pittman Potts & Trowbridge, 2300 N Street, N.W., Washington, D.C. 20037, commencing at 9:00 a.m. local time on such date as within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date as APF, the OP General Partner and the General Partners may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article X (the "Closing Date"). In no event shall the Closing Date be a date subsequent to December 31, 1999. At the Closing, there shall be delivered to APF, the Operating Partnership, the OP General Partner, the General Partners and the Fund the certificates and other documents and instruments required to be delivered under
Article X.

   2.4 Further Assurances. Each Party hereto will execute such further documents and instruments and take such further actions as may be reasonably requested by one or more of the other Parties to consummate the Merger, to vest the Surviving Partnership with full title to all assets, properties, rights, approvals, immunities and franchises of either the Fund or the Operating Partnership or to effect the other purposes of this Agreement.

                                  ARTICLE III

 Certificate of Limited Partnership; Limited Partnership Agreement;and General
                        Partner of Surviving Partnership

   3.1 Certificate of Limited Partnership. At the Effective Time, the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein.

   3.2 Limited Partnership Agreement. At the Effective Time, the limited partnership agreement of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the limited partnership agreement of the Surviving Partnership.

   3.3 General Partner. The general partner of the Operating Partnership immediately prior to the Effective Time shall be the general partner of the Surviving Partnership from and after the Effective Time until it is replaced or it resigns in accordance with the limited partnership agreement of the Surviving Partnership.

                                   ARTICLE IV

              Share Consideration; Payment of Share Consideration

   4.1 Share Consideration; Conversion or Cancellation of Fund Interests in Merger.

   (a) At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Fund Interests (i) shall be converted into the right to receive up to 1,157,759 fully paid and nonassessable APF Common Shares (578,880 APF Common Shares if the Reverse Split [defined below] occurs before the Closing) (the "Share Consideration") pursuant to the terms of
Section 4.2 below, (ii) shall cease to be outstanding, and (iii) shall be canceled and retired and shall cease to exist, and each Partner, as the holder of such Fund Interests shall cease to have any rights with respect thereto, except the right to receive either (A) APF Common Shares therefor in accordance with this Section 4.1 and Section 4.3 or (B) the cash and Notes in accordance with Section 4.4 below. Subject to the approval of the APF's shareholders of an amendment to its article of incorporation, APF anticipates that prior to the Closing it will effect a one for two reverse stock split (the "Reverse Split") pursuant to which each two shares of APF Common Shares outstanding will be exchanged for one share of APF Common Shares.

   (b) Except for the Reverse Stock Split described in Section 4.1(a), prior to the Effective Time, APF shall not split or combine the APF Common Shares, or pay a stock dividend or other stock distribution in APF Common Shares, or in rights or securities exchangeable for, convertible into or exercisable for APF Common Shares, or otherwise change APF Common Shares into, or exchange APF Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of APF as a result of which APF stockholders receive cash, stock, or other property in exchange for, or in connection with, their APF Common Shares (a "Business Combination") or otherwise), or make any other dividend or distribution on or of APF Common Shares (other than regular quarterly cash dividends paid on APF Common Shares or any distribution pursuant to APF's dividend reinvestment plan), without the parties hereto having first entered into an amendment to this Agreement pursuant to which the Share Consideration will be adjusted to reflect such split, combination, dividend, distribution, Business Combination, or change.

   (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the APF Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

   4.2 Payment of Share Consideration. At the Closing, subject to Section 4.4 below, the Partners shall receive the Share Consideration (less expenses paid by APF on behalf of the Fund), distributed in accordance with the provisions of the Fund's limited partnership agreement as of the Closing Date. For the purposes of this Agreement, the Share Consideration will be reduced (i) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund and (ii) as provided in Section 4.4 below.

   4.3 Fractional APF Common Shares. No certificates representing fractional APF Common Shares shall be issued upon conversion of any Fund Interests. Each Partner of the Fund who would otherwise be entitled to fractional APF Common Shares will receive one APF Common Share for a fractional interest representing 50% or more of one APF Common Share. No APF Common Shares will be issued for a fractional interest representing less than 50% of one APF Common Share.

   4.4 Cash/Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the cash/note option (the "Cash/Note Option"), such Dissenting Partners shall be entitled to receive, in lieu of the Share Consideration, consideration based on such Dissenting Partners' percentage interest (as determined by the Fund's partnership agreement) in the Fund's asset liquidation value of $10,544,837, based on Valuation Associates' appraisal. Such consideration shall be payable 10% in cash and 90% in Callable Notes due in 2006 (the "Notes"). The Notes will bear interest at a fixed rate equal to 120% of the applicable federal rate as of the date the consent solicitation on Form S-4 is mailed to the limited partners. The Share Consideration shall be reduced on a one-for-one basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Cash/Note Option.

                                   ARTICLE V

             Representations and Warranties of The General Partners

   Each General Partner severally represents and warrants to APF and the Operating Partnership that the statements contained in this Article V are correct and complete as of the date hereof and on the Closing Date:

   5.1 Authorization of Transaction. The General Partner has full power and authority (including, as applicable, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the General Partner, enforceable in accordance with its terms and conditions. The General Partner does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   5.2 Noncontravention. Except as set forth in Section 5.2 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the General Partner is subject or, as applicable, any provision of the General Partner's articles of incorporation, bylaws or other organizational documents.

                                   ARTICLE VI

                 Representations and Warranties of APF, The OP
                 General Partner and The Operating Partnership

   APF, the OP General Partner and the Operating Partnership jointly and severally represent and warrant to the General Partners and the Fund that the statements contained in this Article VI are correct and complete as of the date hereof and the Closing Date:

   6.1 Organization. APF is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. APF is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on APF. APF has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The OP General Partner is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. The Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Operating Partnership is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Operating Partnership. The Operating Partnership has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. APF and the OP General Partner have delivered to the General Partners and the Fund correct and complete copies of the certificate of incorporation of APF and the OP General Partner and the certificate of limited partnership and the limited partnership agreement of the Operating Partnership (each as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of APF and the OP General Partner and any organizational records of the Operating Partnership have been made available to the General Partners and the Fund and are correct and complete. APF is not in default under or in violation of any provision of its certificate of incorporation, and the Operating Partnership is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   6.2 Capital Stock. The authorized capital stock of APF consists of 125,000,000 shares of common stock, $.01 par value (the "APF Common Shares"), of which 74,696,927 shares are outstanding as of January 31, 1999. Since January 31, 1999, APF has not issued any shares of capital stock. All outstanding APF Common Shares are, and all APF Common Shares issuable under any stock option plans of APF, will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the 59,842,241 APF Common Shares which may be issued in connection with APF's acquisition of the other 17 CNL Income Funds in the Proposed Acquisitions and the 12,300,000 APF Shares which may be issued in connection with APF's acquisition of CNL Fund Advisors, Inc., CNL Financial Services, Inc. and CNL Financial Corp., there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which APF is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem, or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock. All of the outstanding general partner interests of the Operating Partnership are owned by the OP General Partner, and all of the outstanding limited partner interests of the Operating Partnership are owned by the OP Limited Partnership, and there are outstanding on the date hereof no options, warrants, rights, commitments or any other agreements of any character to which the Operating Partnership or any partner thereof is a party or which it may be bound requiring it to issue, transfer, sell, purchase, register, redeem or acquire any interest in the Operating Partnership.

   6.3 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of APF will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Share Consideration will be registered under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. The Share Consideration will, when issued, be approved for listing on the NYSE, subject to official notice of issuance.

   6.4 Authorization of Transaction. APF, the OP General Partner and the Operating Partnership have full power and authority (including full corporate and limited partnership, as applicable, power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance by APF, the OP General Partner and the Operating Partnership of this Agreement have been duly and validly authorized by the boards of directors of APF and the OP General Partner. This Agreement constitutes the valid and legally binding obligation of APF, the OP General Partner and the Operating Partnership, enforceable in accordance with its terms and conditions. None of APF, the OP General Partner or the Operating Partnership needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which, APF, the OP General Partner or the Operating Partnership is subject or any provision of APF's or the OP General Partner's articles of incorporation or by-laws or the Operating Partnership's certificate of limited partnership or limited partnership agreement or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which APF, the OP General Partner or the Operating Partnership is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of a Security Interest upon any of its assets.

   6.6 Title to Assets. APF has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of its most recent quarterly report on Form 10-Q.

   6.7 Reports and Financial Statements. APF has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "APF SEC Documents"). All of the APF SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such APF SEC Documents. None of the APF SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed APF SEC Documents. There is no unresolved violation, criticism or exception by any governmental entity of which APF has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to APF could have a Material Adverse Effect on APF. The financial statements of APF included in the APF SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of APF as of the dates thereof and the results of operations and cash flows of APF for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   6.8 Events Subsequent to September 30, 1998. Since September 30, 1998, nothing has occurred which has had or would reasonably be expected to have a Material Adverse Effect on APF.

   6.9 Litigation. Except as publicly disclosed by APF in its APF SEC Documents or on Schedule 1, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of APF, threatened against APF or any of its Subsidiaries or any of their respective properties or assets which (a) if adversely determined, could reasonably be expected to have a Material Adverse Effect on APF or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by APF in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by APF in any APF SEC Document, none of APF or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on APF or would prevent or delay the consummation of the transactions contemplated hereby.

   6.10 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by APF for inclusion or incorporation by reference in (i) the Registration Statement to be filed by APF with the SEC in connection with the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the proxy statement sent by APF to its shareholders pertaining to the Merger will, at the date mailed to shareholders and at the times of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to APF, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the proxy statement, APF shall promptly so advise the General Partners and such event shall be so described, and such amendment or supplement (which the General Partners shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

   6.11 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by APF in its APF SEC Documents or disclosed in
Schedule 1, as of December 31, 1998, to APF's Knowledge, none of APF or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which are not fully reflected in, reserved against or otherwise described in the consolidated balance sheet of APF and its consolidated Subsidiaries (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in any reports filed by it with the APF SEC Documents, since December 31, 1998, the business of APF and its Subsidiaries has been carried on only in the ordinary and usual course, to APF's Knowledge, none of APF or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which could reasonably be expected to have, and there have been no events, changes or effects with respect to APF or its Subsidiaries Known to APF having or which could reasonably be expected to have, a Material Adverse Effect on APF.

   6.12 Brokers' Fees. Except for the fees and expenses paid to Merrill Lynch & Co. with respect to the delivery of the Fairness Opinion to the Special Committee and in connection with the financial services provided by Salomon Smith Barney, none of APF, the OP General Partner or the Operating Partnership has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

   6.13 Qualification as a REIT. APF is a "real estate investment trust" for federal income tax purposes. The consummation of the transactions contemplated by this Agreement will not cause APF to cease to qualify as a "real estate investment trust" for federal income tax purposes.

   6.14 Compliance with Applicable Law. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, it and its Subsidiaries hold all permits, licenses, variances, exemptions, order and approvals of all governmental entities necessary for the lawful conduct of their respective businesses, except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, APF and its Subsidiaries are in compliance with the material terms of its permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF, the businesses of APF and its Subsidiaries are not, to APF's Knowledge, being conducted in violation of any law, ordinance or regulation of any governmental entity except that no representation or warranty is made in this Section 6.14 with respect to environmental laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, no investigation or review by any governmental entity with respect to APF or its Subsidiaries is pending or, to the Knowledge of APF, threatened, nor, to the Knowledge of APF, has any government entity indicated an intention to conduct the same, other than, in each case, those which APF reasonably believes will not have a Material Adverse Effect on APF.

   6.15 Intellectual Property.

   (a) APF owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of APF as presently conducted. Each item of Intellectual Property owned or used by APF immediately prior to the Closing hereunder will be owned or available for use by APF on identical terms and conditions immediately subsequent to the Closing hereunder. APF has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) APF has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of APF's directors or officers (or employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that APF must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of APF which are material to the operation of APF's business.

   (c) APF has no patent or registration which has been issued to APF with respect to any of its Intellectual Property.

   (d) Nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of APF's business as presently conducted.

   6.16 Insurance. With respect to each current insurance policy to which APF is a party, a named insured or is otherwise the beneficiary of coverage, to the knowledge of APF: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither APF nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

   6.17 Tenants. To the Knowledge of APF and except as set forth on Schedule 1, no current tenant of a property owned by APF, which as of the date of APF's most recent quarterly report on Form 10-Q represented more than 5% of APF's total revenues, presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   6.18 Disclosure. APF is in compliance in all material respects with its obligation under the Securities Exchange Act to publicly disclose material information in a timely fashion.

                                  ARTICLE VII

               Representations and Warranties Concerning the Fund

   The General Partners and the Fund jointly and severally represent and warrant to APF and the Operating Partnership that the statements contained in this Article VII are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the General Partners and the Fund to APF and the Operating Partnership in accordance with the provisions of
Section 8.14 (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VII.

   7.1 Organization, Qualification, and Corporate Power. The Fund is a limited partnership duly organized, validly existing, and in good standing under the laws of Florida. The Fund is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Except as set forth in Section 7.1(a) of the Disclosure Schedule, the Fund has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Section 7.1(b) of the Disclosure Schedule lists the directors and officers of the corporate General Partner. The General Partners have been made available to APF and the Operating Partnership correct and complete copies of the certificate of limited partnership and the limited partnership agreement of the Fund (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the corporate General Partner and any organizational records of the Fund have been made available to APF and the Operating Partnership and are correct and complete in all material respects. The Fund is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   7.2 Capitalization. All of the outstanding ownership interests in the Fund (the "Fund Interests") consist of (i) one percent in general partnership interests and (ii) 30,000 units of limited partnership interests. All of the outstanding Fund Interests have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Fund to issue, sell, or otherwise cause to become outstanding any additional ownership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Fund.

   7.3 Authorization of Transaction. The Fund has full power and authority (including full limited partnership power and authority) to execute and deliver this Agreement and, upon the affirmative vote of a majority of the outstanding limited partnership Fund Interests, will have full power and authority (including limited partnership power and authority) to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Fund, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, moratorium and rights of creditors generally. The Fund is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   7.4 Noncontravention. Except as set forth in Section 7.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Fund is subject or any provision of the certificate of limited partnership or limited partnership agreement of the Fund or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Fund is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

   7.5 Title to Assets. The Fund has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC (the "Most Recent 10-Q") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent 10-Q.

   7.6 Subsidiaries. The Fund does not have any Subsidiaries, operating or otherwise.

   7.7 Reports and Financial Statements. The Fund has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "Fund SEC Documents"). All of the Fund SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Fund SEC Documents. None of the Fund SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Fund SEC Documents. There is no unresolved violation by any governmental entity of which the Fund has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to the Fund could have a Material Adverse Effect on the Fund. The financial statements of the Fund included in the Fund SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of the Fund as of the dates thereof and the results of operations and cash flows of the Fund for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   7.8 Events Subsequent to the Most Recent 10-Q. Since the date of the Most Recent 10-Q nothing has had a Material Adverse Effect on the Fund. Without limiting the generality of the foregoing, since that date, except as set forth in the appropriately lettered paragraph of Section 7.8 of the Disclosure
Schedule:

   (a) the Fund has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration (as reasonably determined by the General Partners) in the Ordinary Course of Business;

   (b) the Fund has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 except in the Ordinary Course of Business;

   (c) no party (including the Fund) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Fund is a party or by which it is bound except in the Ordinary Course of Business;

   (d) the Fund has not imposed any Security Interest upon any of its assets, tangible or intangible except in the Ordinary Course of Business;

   (e) the Fund has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 except in the Ordinary Course of Business;

   (f) the Fund has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

   (g) the Fund has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

   (h) the Fund has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

   (i) the Fund has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

   (j) the Fund has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

   (k) there has been no change made or authorized in the certificate of limited partnership or limited partnership agreement of the Fund;

   (l) the Fund has not issued, sold, or otherwise disposed of any ownership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any ownership interests in the Fund;

   (m) the Fund has not declared, set aside, or paid any dividend or made any distribution with respect to its ownership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its ownership interests other than distributions consistent with past practices;

   (n) the Fund has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

   (o) the Fund has not made any loan to, or entered into any other transaction with, any of the General Partners or the directors, officers, or employees of the corporate General Partner outside the Ordinary Course of Business;

   (p) the Fund has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

   (q) the Fund has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

   (r) to the Knowledge of the General Partners, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Fund; and

   (s) the Fund is not under any legal obligation, whether written or oral, to do any of the foregoing.

   7.9 Undisclosed Liabilities. The Fund does not have any Liability (and, to the Knowledge of the General Partners, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) or which are not in the aggregate material.

   7.10 Legal Compliance. Except as disclosed in the Fund SEC Documents, the Fund has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), the violation of which could cause a Material Adverse Effect to the Fund, of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

   7.11 Tax Matters.

   (a) The Fund has filed all material Tax Returns that it was required to file, including, without limitation, any material Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Fund (as shown on any filed Tax Return) have been paid. The Fund currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Fund does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Fund that arose in connection with any failure (or alleged failure) to pay any Tax.

   (b) The Fund has withheld and, if due, paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, Partner, or other third party.

   (c) The General Partners do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Fund either (A) claimed or raised by any authority in writing or (B) as to which any of the General Partners has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Fund for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Fund since December 31, 1996.

   (d) The Fund has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

   (e) The Fund has not filed a consent under Code (S)341(f) concerning collapsible corporations. The Fund has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G. The Fund has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S)6662. The Fund is not a party to any Tax allocation or sharing agreement. The Fund (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Fund) or (B) has any Liability for the Taxes of any Person (other than the Fund) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   7.12 Real Property.

   Section 7.12(a) of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased by the Fund. Section 7.12(b) of the Disclosure Schedule lists all leases and subleases to which the Fund is a party, and the General Partners have made available to APF correct and complete copies of all such leases and subleases (as amended to date). With respect to each lease and sublease listed in Section 7.12(b) of the Disclosure Schedule:

   (a) the lease or, to the Knowledge of the General Partners, the sublease is legal, valid, binding, enforceable, and in full force and effect, except as may be affected by bankruptcy, insolvency, moratorium and the rights of creditors generally;

   (b) no consent is required with respect to the lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of the lease or sublease or otherwise affect the ongoing validity of the lease or sublease;

   (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

   (d) no party to the lease or, to knowledge of the General Partners, sublease has repudiated any provision thereof;

   (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or, to the Knowledge of the General Partners, sublease;

   (f) the Fund has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

   (g) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required by the Fund in connection with the operation thereof and, to the Knowledge of the General Partners, have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

   (h) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

   7.13 Intellectual Property.

   (a) The Fund owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Fund as presently conducted. Each item of Intellectual Property owned or used by the Fund immediately prior to the Closing hereunder will be owned or available for use by the Fund on identical terms and conditions immediately subsequent to the Closing hereunder. The Fund has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) The Fund has not Knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the General Partners nor any of the corporate General Partner's directors and officers (and employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Fund must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the General Partners, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Fund which are material to the operation of the Fund's business.

   (c) The Fund has no patent or registration which has been issued to the Fund with respect to any of its Intellectual Property.

   (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Fund uses pursuant to license, sublicense, agreement, or permission. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

   (e) To the Knowledge of the General Partners, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Fund's business as presently conducted.

   7.14 Tangible Assets. The Fund owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted. Each such tangible asset is free from all material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the assets, in the opinion of the General Partners, necessary to conduct the Fund's business as it is currently being conducted.

   7.15 Contracts. Section 7.15 of the Disclosure Schedule lists all of the following types of contracts and other agreements to which the Fund is a party:

   (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

   (b) any agreement concerning a partnership or joint venture;

   (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

   (d) any agreement concerning confidentiality or noncompetition;

   (e) any agreement with any General Partner or any of their Affiliates (other than the Fund);

   (f) any agreement under which it has advanced or loaned any amount to any of the General Partners or the corporate General Partner's directors, officers, and employees outside the Ordinary Course of Business; or

   (g) any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

   The General Partners have made available to APF and the Operating Partnership a correct and complete copy of each written agreement listed in
Section 7.15 of the Disclosure Schedule (as amended to date) which is not included as an exhibit to a Fund SEC Document and a written summary setting forth the terms and conditions of each oral agreement referred to in Section
7.15 of the Disclosure Schedule. With respect to each agreement set forth in
Section 7.15 of the Disclosure Schedule or filed as an exhibit to a Fund SEC
Document: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

   7.16 Notes and Accounts Receivable. All notes and accounts receivable of the Fund are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Fund.

   7.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Fund.

   7.18 Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Fund has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets): (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (iii) the policy number and the period of coverage. With respect to each current insurance policy, to the Knowledge of the General Partners and the Fund: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Fund nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Fund has been covered during the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets) by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.
Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Fund.

   7.19 Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance, not already disclosed in the Fund SEC Documents, in which the Fund
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or, to its Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section
7.19 of the Disclosure Schedule or the Fund SEC Documents could result in any Material Adverse Effect on the Fund. None of the General Partners has any reason to believe that any additional such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Fund.

   7.20 Tenants. To the Knowledge of any of the General Partners, no current tenant of a property owned by the Fund presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   7.21 Employees. The Fund does not have and has never had any employees, officers or directors. The Fund is not and has never been a party to or had any liability with respect to any Employee Benefit Plan.

   7.22 Guaranties. The Fund is not a guarantor of and is not otherwise liable for any liability or obligation (including indebtedness) of any other Person.

   7.23 Registration Statement. The information furnished by the Fund for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

   7.24 Environmental Matters. The Fund is currently in compliance with all material environmental laws, ordinances, regulations and orders applicable to its business or properties, and, to the Knowledge of the General Partners, the tenants' present uses of the Fund's properties, whether leased or owned, do not materially violate any such laws, ordinances, regulations or orders. The Fund is not subject to any Liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or material or pollutant or any spill, leakage, discharge or release of any hazardous substance or material or pollutant as a result of having owned or operated any business prior to the Effective Time, which if a violation existed would have a Material Adverse Effect on the Fund.

   7.25 Vote Required. The affirmative vote of at least a majority of the outstanding Fund Interests is the only vote of any security holder in the Fund (under applicable law or otherwise) required to approve the Merger, this Agreement and the other transactions contemplated hereby.

   7.26 Disclosure. The representations and warranties contained in this
Article VII do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VII not misleading.

                                  ARTICLE VIII
                             Pre-Closing Covenants

   The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

   8.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article X below).

   8.2 Notices and Consents. The General Partners shall give any notices to third parties and obtain any third party consents referred to in Sections 5.1, 5.2, 7.3 and 7.4 above and the related sections of the Disclosure Schedule. APF, the OP General Partner and the Operating Partnership shall give any notices to third parties and obtain any third party consents referred to in Sections 6.4 and 6.5 above. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 5.1, 6.4 and
7.3 above.

   8.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement to the Effective Time, the General Partners will not, and will not cause the Fund to, take any action that adversely affects the ability of the Fund (i) to pursue its business in the ordinary course, (ii) to seek to preserve intact its current business organizations, and (iii) to preserve its relationships with its tenants; and the General Partners will not allow the Fund to, without the OP General Partner's prior written consent, which consent shall not be unreasonably withheld:

   (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any additional ownership interests (including the Fund Interests), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its ownership interests or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or (ii) any other securities in respect of, in lieu of or in substitution for the Fund Interests outstanding on the date hereof;

   (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Fund Interests);

   (c) split, combine, subdivide or reclassify any of its ownership interests or otherwise make any payments to the Partners; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution in respect of its ownership interests at such times and in such manner and amount as may be consistent with the Fund's past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from December 31, 1998 through the Effective Time, to the extent not otherwise paid or distributed to the Partners), or (ii) any distribution of property necessary for the representation and warranty set forth in Section
7.11 to be true and correct;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

   (e) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation outside the Ordinary Course of Business;

   (f) other than as may be necessary to consummate the Merger, adopt any amendments to its certificate of limited partnership or limited partnership agreement;

   (g) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, outside the Ordinary Course of Business;

   (h) engage in the conduct of any business the nature of which is materially different from the business in which the Fund is currently engaged;

   (i) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Fund;

   (j) forgive any indebtedness owed to the Fund or convert or contribute by way of capital contribution any such indebtedness owed;

   (k) authorize or enter into any agreement providing for management services to be provided by the Fund to any third party or an increase in management fees paid by any third party under existing management agreements;

   (l) mortgage, pledge, encumber, sell, lease or transfer any material assets of the Fund except as contemplated by this Agreement;

   (m) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

   (n) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

   8.4 Full Access. The General Partners shall permit representatives of APF and the OP General Partner to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Fund to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Fund. APF, the OP General Partner and the Operating Partnership shall permit representatives of the General Partners and the Fund to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of APF and the Operating Partnership to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to APF, the OP General Partner and the Operating Partnership. The Parties agree that any information obtained in connection with the exercise of their rights pursuant to this Section 8.4 shall be Confidential Information for purposes of this Agreement.

   8.5 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Articles V, VI or VII above, as applicable. No disclosure by any Party pursuant to this Section 8.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

   8.6 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each of APF, the Operating Partnership, the General Partners and the Fund shall use reasonable efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of APF after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

   8.7 Fund Partner Approval. The General Partners hereby agree to vote the Fund Interests owned by them in favor of this Agreement and the transactions contemplated hereby and agree, subject to the satisfaction of their fiduciary duties as general partners under Florida law, as reasonably determined by the General Partners, to recommend that the limited Partners of the Fund vote their Fund Interests in favor of this Agreement and the transactions contemplated hereby.

   8.8 Delivery of Certain Financial Statements.

   (a) In addition to disclosure in Fund SEC Documents required to be filed by the Fund, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, the Fund shall provide to APF and the OP General Partner with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by the Fund and each of the General Partners that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of the Fund as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   (b) In addition to disclosure in APF SEC Documents required to be filed by APF, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, APF shall provide to the Fund and the General Partners with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by APF that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of APF as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   8.9 State Takeover Statutes. APF, the APF Board of Directors, the Operating Partnership, the Fund and the General Partners shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation, including without limitation, the control share acquisition provisions of Section 3-701 et seq. of the Maryland GCL and the business combination provisions of Section 3-601 et seq of the Maryland GCL (each, a "Takeover Statute"), is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and
(ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

   8.10 Exclusivity. None of the General Partners shall solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of the Fund (including any acquisition structured as a merger, consolidation, or share exchange). The General Partners shall notify APF and the Operating Partnership immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

   8.11 Listing. APF shall effect, at or before the issuance of any APF Common Shares issued as Share Consideration pursuant to Article IV, authorization for listing or quotation of such APF Common Shares on the NYSE, subject to official notice of issuance.

   8.12 Maintenance of APF's Business. During the period from the date of this Agreement to the Effective Time, APF will not take any action that adversely affects the ability of APF (i) to pursue its business in the ordinary course,
(ii) to seek to preserve intact its current business organizations (iii) to preserve its relationships with its tenants and (iv) will not take any action to affect it status as a REIT for federal income tax purposes.

   8.13 Registration of Share Consideration. APF shall cause the Registration Statement to become effective prior to the Closing Date.

   8.14 Delivery and Approval of Disclosure Schedule and Schedule 1. Within fifteen (15) business days after the date of this Agreement the General Partners shall deliver to APF the Disclosure Schedule and APF shall deliver to the General Partners Schedule 1. Within fifteen (15) business days after APF receives the Disclosure Schedule it shall give the General Partners notice either that the disclosures in the Disclosure Schedule are, as to substance, satisfactory to APF, in its sole and absolute discretion, or that they are not satisfactory and that APF terminate this Merger Agreement pursuant to Section
11.2. Likewise, within fifteen (15) business days after the General Partners receive Schedule 1, the General Partners shall give APF notice either that the disclosures in Schedule 1 are, as to substance, satisfactory to them, in their sole and absolute discretion, or that they are not satisfactory and that such General Partners terminate the Agreement pursuant to Section 11.2. In the case of both APF and the General Partners, the failure of either to give the notice specified above within the applicable fifteen (15) business day period shall constitute approval of the Disclosure Schedule or Schedule 1, as applicable.

   8.15 Certain Acquisitions. APF or its Subsidiaries shall acquire CNL Fund Advisors, Inc., CNL Financial Corp. and CNL Financial Services, Inc. (collective, the "CNL Restaurant Services Group") substantially in accordance with the terms and conditions set forth in their respective merger agreements dated on or about the date hereof or such other terms that are mutually agreed to by the parties.

                                   ARTICLE IX

                             Post-Closing Covenants

   The Parties agree as follows with respect to the period following the
Closing:

   9.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XII below). The General Partners acknowledge and agree that from and after the Closing, the Surviving Partnership will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Fund.

   9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Fund, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article XII below).

   9.3 Transition. The General Partners will not take any action that is designed or intended to have the effect of discouraging any tenant, lessor, licensor, customer, supplier, or other business associate of the Fund from maintaining the same business relationships with the Surviving Partnership after the Closing as it maintained with the Fund prior to the Closing.

   9.4 Confidentiality.

   (a) The General Partners and the Fund will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to APF or the OP General Partner, as applicable, or destroy, at the request and option of APF or the OP General Partner, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the General Partners or the Fund is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such General Partner or the Fund, as applicable, will notify APF or the OP General Partner, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such General Partner or the Fund is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such General Partner or the Fund, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that such General Partner or the Fund, as applicable, shall use its best efforts to obtain, at the request of APF or the OP General Partner, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as APF or the OP General Partner, as applicable, shall designate.

   (b) APF, the OP General Partner and the Operating Partnership will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, if the Closing does not occur, deliver promptly to the Fund General Partners, as applicable, or destroy, at the request and option of the Fund or the General Partners, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Prior to the Closing and if the Closing does not occur, in the event that any of APF, the OP General Partner or the Operating Partnership is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, APF, the OP General Partner or the Operating Partnership, as applicable, will notify the Fund or the General Partners, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, APF, the OP General Partner or the Operating Partnership is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then APF, the OP General Partner or the Operating Partnership, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that APF, the OP General Partner or the Operating Partnership, as applicable, shall use its best efforts to obtain, at the request of the Fund or the General Partners, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Fund or the General Partners, as applicable, shall designate.

   9.5 Covenant Not to Compete. Unless employed by the Surviving Partnership or APF after the Closing, for a period of three years from and after the Closing Date, none of the General Partners will engage directly or indirectly in any business serving the restaurant industry that the Surviving Partnership or APF conducts as of the Closing Date, except existing restaurant businesses and properties currently owned or advised by affiliates of CNL Group, Inc., including CNL Advisory Services, Inc. In addition, and not in lieu of the foregoing, for a period of three years from and after the Closing Date, James
M. Seneff, Jr. hereby covenants and agrees not to engage or participate, directly or indirectly, as principal, agent, executive, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business that relates to the ownership, acquisition or development of "restaurant operations"; provided, however, for the purposes of this Agreement, "restaurant operations" shall not include the ownership, acquisition or development of hotel and health care properties that contain restaurant operations and those entities set forth on Schedule 9.5, and provided further, the noncompetition covenant shall not operate to preclude Mr. Seneff's ownership of APF Common Shares and of up to 5% of the equity securities of companies whose common stock is publicly traded that are engaged in owning, operating, franchising or making are engaged in owning, operating, franchising or making loans to restaurants and restaurant companies. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

   9.6 Tax Matters.

   (a) If there is an adjustment to any item reported on a pre-closing Tax Return that results in an increase in the Taxes payable by the Fund or any of the General Partners, and such adjustment results in a corresponding adjustment to items reported on a post-closing Tax Return with the result that the Taxes payable either by APF, any of its Subsidiaries, or by any consolidated group of companies of which APF or any Subsidiary are then members are reduced, or a refund of Taxes is increased, then any APF Indemnity Claim that the General Partners or Fund owes APF or the Operating Partnership pursuant to Article XII below shall be reduced by the amount by which such Taxes are reduced or such refunds are increased.

   (b) Any refund or credit of Taxes (including any statutory interest thereon) received by APF or any of its Subsidiaries attributable to periods ending on or prior to or including the Closing Date that were paid by the Fund pursuant to this Agreement shall reduce any APF Indemnity Claim that the General Partners or the Fund owes APF pursuant to Article XII below by an amount equal to the amount of such refund or credit.

   (c) In the event that APF or any of its Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that could affect the Fund or the General Partners, or if the Fund or any of the General Partners receives notice of such matters that could affect APF or any of its Subsidiaries, the party receiving such notice shall notify in writing the potentially affected party within ten
(10) days thereof. The failure of either party to give the notice required by this Section shall not impair such party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

   (d) The General Partners shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, reasonably settle or appeal all proceedings with respect to pre-closing Taxes.

                                   ARTICLE X

                       Conditions to Obligation to Close

   10.1 Conditions to Each Party's Obligation. The respective obligations of APF, the OP General Partner, the Operating Partnership, the Fund and the General Partners to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of APF and the General Partners:

   (a) Governmental Approvals and Consents. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 5.1, 6.4, and 7.3 above.

   (b) No Injunction or Proceedings. There shall not be any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of APF or the General Partners, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially adversely affect the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

   (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of APF, would have a Material Adverse Effect on the Fund or, in the sole judgment of any of the General Partners, would have a Material Adverse Effect on APF.

   (d) Shareholder/Partner Approvals. The stockholders of APF shall have approved APF's Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit A, and the Partners of the Fund shall have approved the Merger Proposal, amendments to the partnership agreement, if any.

   (e) Registration of Share Consideration. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

   10.2 Conditions to Obligation of APF, the OP General Partner and the Operating Partnership. The obligations of APF, the OP General Partner and the Operating Partnership to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) the General Partners and the Fund shall have delivered to APF and the OP General Partner a certificate to the effect that:

     (i) the representations and warranties set forth in Article V and
  Article VII above are true and correct in all material respects at and as of the Closing Date;

     (ii) the General Partners and the Fund have performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date;

     (iii) the General Partners and the Fund have procured all of the material third-party consents specified in, respectively, Section 5.2 and
  Section 7.4 above and the related sections of the Disclosure Schedule; and

     (iv) no action, suit, or proceeding is pending or, to their Knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
  (C) affect adversely the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

Notwithstanding the foregoing, APF's obligation to close as a result of a breach of the representations and warranties contained in Section 7.24 shall be governed solely by Section 10.2(e) below.

   (b) since December 31, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of the Fund, such determination to be made in the reasonable discretion of APF;

   (c) APF and the Operating Partnership shall have received an opinion dated as of the Closing Date from Baker and Hostetler LLP, counsel to the General Partners and the Fund, taken as a whole, in form and substance reasonably satisfactory to APF and the Operating Partnership;

   (d) APF shall have received the Disclosure Schedule and approved it in accordance with Section 8.14;

   (e) There shall not exist an unlawful environmental condition on one or more properties owned by the Fund, which in the opinion of a mutually acceptable environmental engineer or consultant, would require APF to expend in excess of $1,157,759 in order to remediate such unlawful environmental condition and cause the subject property or properties to comply with applicable environmental laws, ordinances, regulations or orders; and

   (f) If each of the CNL Income Funds approves its respective Proposed Acquisition, Merrill Lynch & Co. shall not have withdrawn its Fairness Opinion issued in connection with the Merger. If a Proposed Acquisition is not approved by the applicable CNL Income Fund, then the Special Committee of the Board of Directors of APF shall have received a fairness opinion addressed to APF and its stockholders from Merrill Lynch & Co. as to the fairness of the Proposed Acquisitions that were approved by the respective CNL Income Fund, including the consideration to be paid in connection therewith, to APF and its stockholders from a financial point of view.

   APF, the OP General Partner and the Operating Partnership may waive any condition specified in this Section 10.2 if they execute a writing so stating at or prior to the Closing.

   10.3 Conditions to Obligation of the General Partners and the Fund. The obligations of the General Partners and the Fund to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) APF, the OP General Partner and the Operating Partnership shall have delivered to the General Partners and the Fund a certificate to the effect that:

     (i) the representations and warranties set forth in Article VI above are true and correct in all material respects at and as of the Closing Date;

     (ii) APF, the OP General Partner and the Operating Partnership have performed and complied with all of their covenants hereunder in all material respects through the Closing; and

     (iii) no action, suit, or proceeding is pending or, to their knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

   (b) APF shall have delivered to the Fund for distribution to the Partners the Share Consideration pursuant to Section 4.2 and, as applicable, the cash and Notes pursuant to Section 4.4;

   (c) since September 30, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of APF;

   (d) APF shall have acquired the CNL Restaurant Services Group;

   (e) the General Partners shall have received Schedule 1 and approved it in accordance with Section 8.14;

   (f) the APF Common Shares shall have been approved for listing on the NYSE subject to official notice of issuance;

   (g) the General Partners shall have received an opinion dated as of the Closing Date from Shaw Pittman Potts & Trowbridge, counsel to APF and the Operating Partnership, in form and substance reasonably satisfactory to the General Partners; and

   (h) Legg Mason Wood Walker Incorporated shall not have withdrawn the Fund Fairness Opinion.

   The General Partners and the Fund may waive any condition specified in this
Section 10.3 if they execute a writing so stating at or prior to the Closing.

                                  ARTICLE XI

                                  Termination

   11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the General Partners, the limited partners of the Fund, the OP General Partner or the stockholders of APF, respectively, either by the mutual written consent of APF, the OP General Partner and the General Partners or by mutual action of the General Partners and the Boards of Directors of each of the corporate General Partner and the OP General Partner and the Special Committee.

   11.2 Termination by Individual Parties. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee and the Board of Directors of the OP General Partner in the event of a failure of a condition to the obligations of APF and the Operating Partnership set forth in
Section 10.2 of this Agreement; (b) by the General Partners in the event of a failure of a condition to the obligations of General Partners or the Fund set forth in Section 10.3 of this Agreement; (c) any Party if the Merger shall not have occurred by December 31, 1999 or (d) if a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

   11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article XI, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement or the obligations set forth in Sections 9.4 and 13.11.

                                  ARTICLE XII

                                Indemnification

   12.1 Indemnity Obligations of the General Partners and the Fund. Subject to Sections 12.5 and 12.6 hereof, each of the General Partners severally, in accordance with its percentage interest in the Share Consideration and limited in amount to the value of the APF Common Shares received by it, based upon the average per share closing price of the APF Common Shares for the first twenty trading days after the APF Common Shares are listed on NYSE (the "20 Day Average Price"), agree to indemnify and hold APF, the OP General Partner and the Surviving Partnership harmless from, and to reimburse APF, the OP General Partner and the Surviving Partnership for, any APF Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "APF Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost, or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of any of the General Partners or the Fund which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements, or undertakings of any of the General Partners or the Fund which are contained in or made pursuant to this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.1.

   12.2 Indemnity Obligations of APF, the OP General Partner and the Operating Partnership. Subject to Sections 12.5 and 12.6 hereof, APF, the OP General Partner and the Operating Partnership (including in its capacity as the Surviving Partnership) hereby jointly and severally agree to indemnify and hold each of the General Partners and the Fund harmless from, and to reimburse each of the General Partners and the Fund for, any Fund Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Fund Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost, or expense of any nature whatsoever incurred by any of the General Partners or the Fund resulting from
(i) any breach of any representation and warranty of APF, the OP General Partner or the Operating Partnership which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements, or undertakings of APF, the OP General Partner and the Operating Partnership which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 12.2.

   12.3 Appointment of Representative. James M. Seneff, Jr. is hereby appointed as the exclusive agent of the General Partners and the Fund to act on their behalf with respect to any and all Fund Indemnity Claims and any and all APF Indemnity Claims arising under this Agreement or such other representative as may be hereafter appointed by the General Partners. Such agent is herein referred to as the "Representative." The Representative shall take, and the General Partners agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the General Partners and the Fund, as fully as if such parties were acting on their own behalf, including, without limitation, asserting Fund Indemnity Claims against APF, the OP General Partner and the Operating Partnership, defending all APF Indemnity Claims, consenting to, compromising, or settling all Fund Indemnity Claims and APF Indemnity Claims, conducting negotiations with APF, the OP General Partner and the Operating Partnership and their representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants, or other representatives in connection with the foregoing matters. APF, the OP General Partner and the Operating Partnership shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the General Partners and the Fund. The Representative, acting pursuant to this Section 12.3, shall not be liable to any of the General Partners or the Fund for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

   12.4 Notification of Claims. Subject to the provisions of Section 12.5, in the event of the occurrence of an event which any Party asserts constitutes an APF Indemnity Claim or a Fund Indemnity Claim, as applicable, such Party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment, or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment, or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. Any indemnifying party may elect, at such Party's sole expense, to assume control of the defense, settlement, adjustment, or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment, or compromise of such claims, or ceasing to defend against such claims, unless such settlement is a cash settlement and contains an unconditional release of the indemnified party from all existing and future claims with respect to the matter being contested. In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

   12.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive until eighteen months from the Closing Date; provided, however, the representations and warranties contained in Sections 6.2, 6.3 and 7.11 shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby. No claim shall be made after the applicable survival period.

   12.6 Limitations. Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall and the other claims described in Article XIII exceed in the aggregate the dollar amount specified in Article XIII. As to APF Indemnity Claims, the liability of each General Partner shall be limited as provided in Article XIII.

   12.7 Exclusive Provisions; No Rescission. Except as set forth in this Agreement, no Party hereto is making any representation, warranty, covenant, or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant, or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any Party hereto, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the Parties under the provisions of this Article XII shall be the sole and exclusive remedy available to the Parties with respect to claims, assertions, events, or proceedings arising out of or relating to the Merger.

                                  ARTICLE XIII

                            Limitation of Liability

   13.1 Threshold. Notwithstanding anything to the contrary stated in this Agreement, in no event (i) shall the General Partners or any of them have any liability to APF and/or the OP General Partner and the Surviving Partnership on account of any APF Indemnity Claim or for any claim for breach of warranty or for misrepresentation, or any other claim whatsoever arising under this Agreement or in connection with the transaction contemplated herein (individually a "Claim" and collectively, "Claims") or for any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever directly resulting from Claims (collectively, "Losses") unless, until and only to the extent that the accumulated amount of all Losses exceeds the amount of $115,776 in the aggregate (the "Threshold") nor (ii) shall the individual or aggregate liability of the General Partners on account of Claims and Losses exceed the value of APF Common Shares actually issued to the General Partners in the Merger valued at the 20 Day Average Price. To the extent that any Claim is asserted against more than one General Partner, each General Partner shall be liable only for such General Partner's proportionate share of the Claim based on the percentage that the APF Common Shares received by such General Partner in the Merger is of the total APF Commons Shares comprising the Share Consideration. Any Claim against a General Partner, including an APF Indemnity Claim, may be satisfied by such General Partner, in its sole discretion, by surrendering to the claimant(s) APF Common Shares at a value equal to the closing price per share of such shares on the NYSE on the last trading day preceding the date such APF Common Shares are surrendered.

   13.2 Special Indemnification. APF agrees to indemnify, defend and hold harmless the General Partners against any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever, including reasonable attorneys' fees, arising after the Effective Time that would have arisen in their capacity as General Partners of the Fund had the Merger not been consummated and that are the result of APF's alleged actions or inactions. The Threshold described in Section 13.1 above shall not apply to APF obligations to indemnify the General Partners pursuant to this
Section 13.2.

                                  ARTICLE XIV

                                 Miscellaneous

   14.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of APF and the General Partners; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

   14.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

   14.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

   14.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of APF and the General Partners.

   14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   14.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   14.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  If to the Fund or the General Partners:

     c/o James M. Seneff, Jr.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 423-2894

  With copy to:

     Baker & Hostetler LLP
     Sun Trust Center, Suite 2300
     200 South Orange Avenue
     Orlando, Florida 32801
     Attn: Kenneth C. Wright, Esq.
     Telecopy: (407) 841-0168

  If to APF or the Operating Partnership:

     Curtis B. McWilliams
     Executive Vice President
     CNL American Properties, Inc.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 650-1000

  With copy to:

     Shaw Pittman Potts & Trowbridge
     2300 N Street, N.W.
     Washington, D.C. 20037
     Attn: John M. McDonald, Esq.
     Telecopy: (202) 663-8007

   Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

   14.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   14.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by APF, the OP General Partner and the General Partners. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   14.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   14.11 Expenses. If the Closing occurs, APF will bear all costs and expenses of the Parties incurred in connection with this Agreement and the transactions contemplated hereby to the extent not already paid by the Fund or the General Partners. If the Closing does not occur, APF, the OP General Partner and the Operating Partnership will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and the General Partners and the Fund will divide their costs and expenses (including legal fees and expenses) as follows:
(i) the Fund shall bear that percentage of the costs and expenses equal to the percentage obtained by dividing the number of Fund votes in favor of the Merger by the sum of the total number of votes cast and the total number of abstentions and (ii) the General Partners shall bear the remainder of the costs and expenses.

   14.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

   14.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

   14.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

   14.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in and for Orange County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer


                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                              Partner

                                          /s/ Robert A. Bourne
                                          --------------------
                                          By: Robert A. Bourne
                                          Its: President


                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne
                                          --------------------
                                          By: Robert A. Bourne
                                          Its: President


                                          CNL INCOME FUND, Ltd.

                                          By: CNL Realty Corporation, as
                                              General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer


                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          --------------------
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          James M. Seneff, Jr., as General
                                           Partner

                       CNL AMERICAN PROPERTIES FUND, INC.
                          SUPPLEMENT DATED      , 1999
                                       TO
                   PROSPECTUS/CONSENT SOLICITATION STATEMENT
                               DATED      , 1999
                          FOR CNL INCOME FUND II, LTD.

   This supplement is being furnished to you, as a Limited Partner of CNL Income Fund II, Ltd., which we refer to as the Income Fund, for the purpose of enabling you to evaluate the proposed Acquisition of your Income Fund by CNL American Properties Fund, Inc., a Maryland corporation, which is a real estate investment trust. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed Acquisition that are unique to you and the other Limited Partners of your Income Fund. This supplement does not purport to provide an overall summary of the proposed Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding APF and the other Income Funds being acquired by APF. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the consent solicitation. Unless otherwise indicated, the terms "we," "us," "our," and "ourselves" when used herein refer to James M. Seneff, Jr., Robert A. Bourne and CNL Realty Corporation, the general partners of your Income Fund. When we refer to APF, we are referring to CNL American Properties Fund, Inc. and its subsidiaries, including CNL APF Partners, L.P., a wholly owned limited partnership through which APF conducts its business and which we call the Operating Partnership.

   APF Share numbers in this consent solicitation reflect a one-for-two reverse stock split approved by the APF stockholders on May 27, 1999 and effective on June 3, 1999.

   APF has set the exchange value at $20.00 for the purposes of allocating the APF Share consideration offered to the Income Funds. In considering what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

                                    OVERVIEW

   Pursuant to the consent solicitation and this supplement, you are being asked to approve the Acquisition of your Income Fund by APF. Your Income Fund is one of 16 limited partnerships, which we refer to collectively as the Income Funds, that APF is seeking to acquire. Supplements have also been prepared for each of the other Income Funds, copies of which may be obtained without charge by each Limited Partner or his, her, or its representative upon written request to D.F. King & Co., 77 Water Street, New York, New York 10005.

   There are material risks and potential disadvantages associated with the Acquisition that you should consider in determining whether to vote "For" or "Against" the Acquisition. These material risks include:

  . We are uncertain about the value at which APF Shares will trade following listing.

  . We have material conflicts in light of our being both general partners of the Income Funds and members of APF's Board of Directors.

  . As stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

  . Because your Income Fund has one tenant under bankruptcy protection, if your Income Fund approves the Acquisition along with each of the other Income Funds, you would become subject to any adverse consequences associated with the 24 restaurant properties that APF would have under bankruptcy protection.

  . Unlike your Income Fund, APF will not be prohibited from incurring indebtedness.

  . The Acquisition is a taxable transaction.

  . The Acquisition involves a fundamental change in your investment.

What is APF?

   APF is a full-service real estate investment trust formed in 1994, which offers a complete range of restaurant property services to operators of national and regional restaurant chains, from triple-net leasing and mortgage financing to site selection, construction management and build-to-suit development. As of June 30, 1999, APF had total assets of approximately $822 million and 32,000 stockholders of record. If APF acquires all of the Income Funds in the Acquisition, APF expects to have total assets of approximately $1.5 billion at the time of the consummation of the Acquisition and will be one of the largest triple-net lease REITs in the United States.

What will I receive if my Income Fund approves the Acquisition?

   If your Income Fund approves the Acquisition, you will be entitled to receive shares of APF common stock in exchange for the units of limited partnership interest that you own in your Income Fund. The APF Shares will be listed for trading on the New York Stock Exchange, or NYSE, concurrently with the consummation of the Acquisition. If you vote "Against" the Acquisition, and your Income Fund is nevertheless acquired by APF, you may elect to receive
consideration in the form of 7% callable notes due      2005.

How many APF Shares will I receive if my Income Fund is acquired by APF?

   Your Income Fund will receive 1,196,634 APF Shares before payment of Acquisition expenses. You will receive your proportion of such shares in accordance with the terms of your Income Fund's partnership agreement.

What is the value of an APF Share?

   We do not know the fair value of an APF Share. APF has assigned a value, which we refer to as the exchange value, of $20.00 per share. After careful consideration, APF concluded that the exchange value should be set at $20.00 and that the exchange value would be used to allocate the APF Share consideration among the 16 Income Funds. In determining what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

What is the required vote necessary to approve the Acquisition?

   Pursuant to the terms of your Income Fund's partnership agreement, APF's Acquisition of your Income Fund may not be consummated without the approval of greater than 50% of the outstanding units. Such an approval by your Income Fund's Limited Partners will be binding on you even if you vote "Against" the Acquisition.

Do you, as the general partners of my Income Fund, recommend that I vote "For" the proposed Acquisition?

   Yes. We unanimously recommend that you vote "For" the proposed Acquisition. We believe that the Acquisition is the best means to maximize the value of your investment in your Income Fund, as opposed to liquidating your Income Fund's portfolio or continuing unchanged the investment in your Income Fund.

How do I vote?

   Just indicate on the enclosed consent form, which is printed on the blue paper, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of Limited Partners, your units may be voted "For" or "Against" APF's Acquisition of your Income Fund. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Acquisition. If you do not vote or you abstain from voting, it will count as a vote "Against" the Acquisition.

What are the tax consequences of the Acquisition to me?

   The Acquisition is a taxable transaction. The tax obligations of individuals and tax-paying entities will generally be based on the difference between the value of the APF Shares you receive and the tax basis of your units.

We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Acquisition.

   We have estimated, based on the exchange value, that the taxable gain per average original $10,000 investment in your Income Fund will be $1,415.

                                  RISK FACTORS

   As a result of APF's Acquisition of your Income Fund, you will assume the risks associated with the assets of APF and the other Income Funds acquired by APF. Although the majority of APF's assets and the assets of the other Income Funds acquired by APF are substantially similar to those of your Income Fund, the restaurant properties owned by APF and the other Income Funds that are acquired by APF may be differently constructed, located in a different geographic area or of a different restaurant chain than the restaurant properties owned by your Income Fund. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

   The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Acquisition that are applicable to your Income Fund.

 Investment Risks

The exchange value was determined by APF, and the trading price of the APF Shares may decrease substantially below the exchange value upon listing.

   Your Income Fund will be receiving 1,196,634 APF Shares before payment of Acquisition expenses if your Income Fund approves the Acquisition. There has been no prior market for the APF Shares, and it is possible that the APF Shares may trade at prices substantially below the exchange value or the historical per share book value of the assets of APF. The APF Shares have been approved for listing on the NYSE, subject to official notice of issuance. Prior to listing, the existing APF stockholders have not had an active trading market in which they could sell their APF Shares. Additionally, any Limited Partners of the Income Funds who become APF stockholders as a result of the Acquisition, will have transformed their investment in non-tradable units into an investment in freely tradable APF Shares. Consequently, some of these stockholders may choose to sell their APF Shares upon listing at a time when demand for APF Shares may be relatively low. The market price of the APF Shares may be volatile after the Acquisition, and the APF Shares could trade at prices substantially less than the exchange value as a result of increased selling activity following the issuance of the APF Shares, the interest level of investors in purchasing the APF Shares after the Acquisition and the amount of distributions to be paid by APF.

Your distributions may decrease.

   In each of the years ended December 31, 1996, 1997 and 1998, your Income Fund distributed $950, $950 and $1,318, respectively, to you per $10,000 investment. The amount distributed to you in 1998 included a special distribution of net sales proceeds of $493 per $10,000 investment. While historically, APF has made distributions equal to 7.625% per APF Share, based on the exchange value, we cannot be sure that APF will be able to maintain this level of distributions in the future. In the event that APF is unable to maintain this level of distributions, your distributions per $10,000 investment may decrease substantially after the Acquisition.

The general partners will receive benefits from the Acquisition and will have conflicts of interest in the Acquisition.

   The general partners have three material conflicts of interest in the Acquisition of your Income Fund. First, we, James M. Seneff, Jr. and Robert A. Bourne, who also sit on the Board of Directors of APF, and CNL Realty Corp., an entity whose sole stockholders are Messrs. Seneff and Bourne, are the three general partners of the Income Funds. As Board members of APF, Messrs. Seneff and Bourne have a different interest in the completion of the Acquisition which may conflict with your interest as a Limited Partner of the Income Fund or with their own positions as the general partners of your Income Fund. Second, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund. Finally, while we will not receive any APF Shares as a result of APF's Acquisition of your Income Fund, we may be required to pay all or a substantial portion of the Acquisition costs allocated to your Income Fund.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Acquisition, the terms of the Acquisition may have been more favorable to you and the other Limited Partners.

   We, as the general partners of your Income Fund, have not retained an independent representative to act on your behalf or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration to be received, of the Acquisition. No group of Limited Partners was empowered to negotiate the terms and conditions of the Acquisition or to determine what procedures should be used to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and APF have been the parties responsible for structuring all the terms and conditions of the Acquisition. We engaged legal counsel to assist with the preparation of the documentation for the Acquisition, including the consent solicitation, and such legal counsel did not serve, or purport to serve, as legal counsel for the Income Funds or Limited Partners. If an independent representative had been retained for the Income Funds, the terms of the Acquisition may have been different and possibly more favorable to the Limited Partners. In particular, had separate representation for each of the Income Funds been arranged by us, issues unique to the value of each of the specific Income Funds might have been highlighted or received greater attention, resulting in adjustments to the value assigned to the assets of such Income Funds and increasing the number of APF Shares or notes that would be allocable to such Income Fund if acquired in the Acquisition.

The Acquisition will result in a fundamental change in the nature of your investment.

   The Acquisition of your Income Fund involves a fundamental change in the nature of your investment. Your investment will change from constituting an interest in your Income Fund, which has a fixed portfolio of restaurant properties in which you participate in the profits from the operation of its restaurant properties, to holding common stock of APF, an operating company, that will own an interest in 1,230 restaurant properties, assuming only your Income Fund and the CNL Restaurant Businesses were acquired as of June 30, 1999. The risks inherent in investing in an operating company such as APF include that APF may invest in new restaurant properties that are not as profitable as APF anticipated, it may incur substantial indebtedness to make future acquisitions of restaurant properties that it may be unable to repay and it may make mortgage loans to prospective operators of national and regional restaurant chains that may not have the ability to repay.

   Also, an investment in APF may not outperform your investment in your Income Fund. Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Income Fund's assets, to an investment in an entity in which you may realize the value of your investment only through the sale of your APF Shares, not from liquidation proceeds from restaurant properties. Continuation of your Income Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Income Fund's restaurant properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your APF Shares or from the combination of cash paid to and payments on any notes if you elect to receive notes.

 Real Estate/Business Risks

If APF's borrowers default on mortgage loans, APF's income could be adversely affected.

   APF will be subject to risks inherent in the business of lending, such as the risk of default by or bankruptcy of the borrower. Upon a default by a borrower, APF may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with APF's administration of the mortgage loans and any collections upon a borrower's default. APF will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since APF's primary source of financing its mortgage loans will be through variable rate loans, any increase in interest rates will also increase APF's borrowing costs. In addition, any interest rate increases after a loan's origination could also adversely affect the value of the loans when securitized.

APF may not be able to access the securitization markets.

   The CNL Restaurant Financial Services Group previously "securitized" one portfolio of mortgage loans by contributing them to a trust that subsequently issued trust certificates representing beneficial ownership interests in the pool of mortgage loans. The CNL Restaurant Financial Services Group ultimately received the net proceeds paid to the trust from the sale of the trust certificates. APF now operates these lending and securitization operations. We cannot be sure that APF will be able to integrate successfully the lending and securitization operations into its business. In addition, APF's ability to access the securitization markets for the mortgage loans on favorable terms could be adversely affected by a variety of factors, including adverse market conditions and adverse performance of its loan portfolio or servicing responsibilities. If APF is unable to access the securitization market, it would have to retain as assets those mortgage loans it would otherwise securitize, thereby remaining exposed to the related credit and repayment risks on such mortgage loans. Under such circumstances, APF would also have to seek a different source for funding its operations than securitizations.

APF's gains on any completed securitizations may be overstated if prepayments or defaults are greater than anticipated.

   APF will report gains on sales of mortgage loans in any securitization based in part on the estimated fair value of the mortgage-related securities retained by APF. In a securitization, APF would expect to retain a residual-interest security and retain an interest-only strip security. The fair value of the residual-interest and interest-only strip security would be the present value of the estimated net cash flows to be received after considering the effects of prepayments and credit losses. The capitalized mortgage servicing rights and mortgage-related securities would be valued using prepayment, default, and interest rate assumptions that APF believes are reasonable. The amount of revenue recognized upon the sale of loans or loan participations will vary depending on the assumptions utilized.

   APF may have to make adjustments to the amount of revenue it recognizes for a securitization if the rate of prepayment, rate of default, and the estimates of the future costs of servicing utilized by APF vary from APF's estimates. For example, APF's gain upon the sale of loans will have been either overstated or understated if prepayments and/or defaults are greater than or less than anticipated. In addition, higher levels of future prepayments, and/or increases in delinquencies or liquidations, would result in a lower valuation of the mortgage-related securities. These adjustments would adversely affect APF's earnings in the period in which the adjustment is made. Such adjustments may be material if APF's estimates are significantly different from actual results.

APF's increased leverage increases APF's risk of default which could, in turn, adversely affect APF's results of operations and stockholder distributions.

   In addition to the issuance of APF Shares or the sale of units of the Operating Partnership, APF has funded and intends to continue to fund acquisitions and the development of new restaurant properties through short-term borrowings and by financing or refinancing its indebtedness on such properties on a longer-term basis when market conditions are appropriate. As of June 30, 1999, and assuming the acquisition of the CNL Restaurant Businesses, APF's debt service ratio was 3.31x and its ratio of debt-to-total assets was 35.93%. If only your Income Fund were acquired as of that date, APF's debt service ratio would have been 3.41x and its ratio of debt-to-total assets would have been 35.26%. As a general policy, APF's Board of Directors has allowed APF to borrow funds only when the ratio of debt-to-total assets of APF is 45% or less. APF's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that APF may incur in the future. Accordingly, APF's Board of Directors could modify the current policy at any time after the Acquisition. If this policy were changed, APF could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase APF's risk of default on its obligations and adversely affect APF's results of operations and its ability to make required distributions to its stockholders.

APF's ability to incur additional secured debt may dilute the value of the notes held by former Limited Partners of the Income Funds.

   APF may increase its level of secured debt. Payments on any notes issued by APF in connection with the Acquisition would be subordinated to any secured debt incurred by APF. Also, any secured debt would have a priority claim of repayment over the notes in the event that APF defaulted under its obligations.

APF's plan to grow through the acquisition and development of new restaurant properties could be adversely affected by trends in the real estate and financing businesses.

   APF's growth strategy is substantially based on the acquisition and development of additional restaurant properties. We do not know that APF will do so successfully because APF may have difficulty finding new restaurant properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional restaurant properties is subject to many risks. For instance, if an additional restaurant property is in a market in which APF has not invested before, APF will have relatively little experience in and may be unfamiliar with that new market.

The inability of a tenant or borrower to make lease and mortgage payments could have an adverse effect on APF.

   APF's business depends on the tenants' and borrowers' ability to pay their obligations to APF with respect to APF's real estate leases and mortgage loans. APF typically does not require that a third party guarantee the obligations of the tenant or the borrower. The ability of the tenants or borrowers to pay their obligations to APF in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a restaurant chain may adversely affect the economic viability of the restaurant chain, including but not limited to:

  . national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by APF's customers;

  .  changes or weaknesses in specific industry segments;

  . perceptions by prospective customers of the safety, convenience, services and attractiveness of the restaurant chain;

  .  changes in demographics, consumer tastes and traffic patterns;

  .  the ability to obtain and retain capable management;

  . the inability of a particular restaurant chain's computer system, or that of its franchisor or vendors, to adequately address year 2000 issues;

  .  increases in operating expenses; and

  .  increases in minimum wages, taxes or mandatory employee benefits.

APF has tenants of two significant restaurant chains that have filed for bankruptcy protection.

   The fact that APF has tenants of two significant restaurant chains, Boston Market and Long John Silver's, that have filed for bankruptcy protection may adversely affect APF's total rental, earned and interest income. Because all of APF's properties are leased on a triple-net basis, if a tenant has defaulted on its lease obligations or has declared bankruptcy, it would reduce APF's rental, earned and interest income until APF could lease those affected properties to a new tenant or tenants. As of June 30, 1999, your Income Fund had a tenant of one Boston Market restaurant property which continues to pay lease payments to your Income Fund.

   Assuming that your Income Fund is acquired by APF, you, as an APF stockholder or noteholder, may be subject to the adverse consequences associated with having significant tenants under bankruptcy protection. As of June 30, 1999, and assuming that all the Income Funds are acquired by APF, APF would have had 24 restaurant properties not generating rental income. The aggregate lost rental, earned and interest income of the leases of these properties, whether due to bankruptcy or otherwise, for the six months ended June 30, 1999 would have been equal to $1,175,483, which constitutes 2.12% of total rental, earned and interest income, including lost rental, earned and interest income, for such period.

 Tax Risks

APF's failure to qualify as a REIT for tax purposes would result in APF's taxation as a corporation and the reduction of funding available for stockholder distribution.

   If APF fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, APF may be subject to the federal alternative minimum tax and various state income taxes. Unless APF is entitled to relief under specific statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if APF loses its REIT status, the funds available for distribution to you, as an APF stockholder, would be reduced substantially for each of the years involved.

If APF cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

   Subject to adjustments that are unique to REITs, a REIT generally must distribute 95% of its taxable income. In the event that APF does not have sufficient cash, this distribution requirement may limit APF's ability to acquire additional restaurant properties and to make mortgage loans. Also, for the purposes of determining taxable income, APF may be required to include interest payments, rent and other items it has not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, APF could have taxable income in excess of cash available for distribution. If this occurred, APF would have to borrow funds or liquidate some of its assets in order to maintain its status as a REIT.

Changes in the tax law could adversely affect APF's REIT status.

   APF's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect APF's status as a REIT. In the event that there is a change in the tax laws that prevents APF from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, APF may not be able to make the same level of distributions to its stockholders. In addition, such change may limit APF's ability to invest in additional restaurant properties and to make additional mortgage loans.

                     CONSIDERATION PAID TO THE INCOME FUND

   The proposed number of APF Shares to be paid to your Income Fund was determined by APF in accordance with its own valuation methodologies regarding each Income Fund. We, as the general partners of each Income Fund, determined the fairness of the value of the APF Shares to be paid to your Income Fund based in part on the appraisal of the restaurant properties of your Income Fund by Valuation Associates. In addition, we engaged Legg Mason to provide us with an opinion that the APF Share consideration to be received by each Income Fund, individually, is fair from a financial point of view to each Income Fund.

   The following table sets forth the exchange value of the APF Shares to be paid to your Income Fund in the Acquisition. The APF Shares payable to your Income Fund will not change if APF acquires fewer than all of the Income Funds in the Acquisition. This data assumes that none of the Limited Partners of your Income Fund have elected to receive notes. You should note that the APF Shares may trade at prices substantially below the exchange value upon listing on the NYSE.

                 Original
                  Limited
                  Partner
  Original      Investments
   Limited         Less
   Partner     Distributions                                                         Exchange Value
 Investments   of Net Sales   Number of    Exchange                                  of APF Shares
    Less       Proceeds per      APF     Value of APF              Exchange Value     per Average
Distributions     $10,000      Shares       Shares     Estimated    of APF Shares   $10,000 Original
of Net Sales     Original    Offered to   Payable to  Acquisition after Acquisition Limited Partner
 Proceeds(1)   Investment(1) Income Fund Income Fund   Expenses       Expenses         Investment
-------------  ------------- ----------- ------------ ----------- ----------------- ----------------
$23,046,408       $9,219      1,196,634  $23,932,680    285,000      $23,647,680         $9,459

--------
(1) The original Limited Partner investments in the Income Fund were $25,000,000. These columns reflect, as of December 31, 1998, an adjustment to the Limited Partners' original investments for special distributions of net sales proceeds from sales of restaurant properties and net sales proceeds added to the Income Fund's working capital and subsequently distributed to the Limited Partners of the Income Fund.

   If your Income Fund approves the Acquisition and you have voted "Against" the Acquisition, but you do not wish to own APF Shares, you can elect to
receive your portion of the consideration in 7.0% callable notes, due     ,
2005. The payment received by you and other Limited Partners who elect to receive notes will be equal to 97% of the value of your portion of the exchange value of the APF Shares that would otherwise have been paid to your Income
Fund. The notes will bear interest at 7.0% and will mature on     , 2005. APF
may redeem the notes at any time prior to their maturity at a price equal to the sum of the outstanding principal balance plus accrued interest. In addition, if Limited Partners in your Income Fund elect to receive notes in an amount greater than 15% of the exchange value of the APF Shares to be paid to your Income Fund, then APF has the right to decline to acquire your Income Fund.

                          EXPENSES OF THE ACQUISITION

   If your Income Fund approves the Acquisition, the portion of the Acquisition expenses attributable to your Income Fund will be paid by your Income Fund, as detailed below. The number of APF Shares paid to your Income Fund would reflect a reduction for your Income Fund's expenses of the Acquisition. Acquisition expenses are expected to range from 1.1% to 1.3% of the exchange value of the APF Shares payable to each Income Fund.

   If the Acquisition of your Income Fund is not approved, we will bear a percentage of all Acquisition expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Income Fund, divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Income Fund. In such event, your Income Fund will bear the remaining Acquisition expenses.

   The following table sets forth the estimated Acquisition expenses of acquiring your Income Fund:

                         Pre-closing Transaction Costs

   Legal Fees(/1/).................................................... $ 18,099
   Appraisals and Valuation(/2/)......................................    6,270
   Fairness Opinions(/3/).............................................   30,000
   Solicitation Fees(/4/).............................................   12,084
   Printing and Mailing Fees(/5/).....................................   67,773
   Accounting and Other Fees(/6/).....................................   34,695
                                                                       --------
     Subtotal.........................................................  168,921
                                                                       --------

                           Closing Transaction Costs

   Title, Transfer Tax and Recording Fees(/7/)........................   57,487
   Legal Closing Fees(/8/)............................................   28,396
   Partnership Liquidation Costs(/9/).................................   30,196
                                                                       --------
     Subtotal.........................................................  116,079
                                                                       --------
   Total.............................................................. $285,000
                                                                       ========

--------
(1) Aggregate legal fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $423,998. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the value of the APF Share consideration payable to your Income Fund, based on the exchange value, to the total value of the APF Share consideration payable to all of the Income Funds, based on the exchange value.
(2) Aggregate appraisal and valuation fees to be incurred by all of the Income Funds in connection with the Acquisition were $105,420. Your Income Fund's pro-rata portion of these fees was determined based on the number of restaurant properties in your Income Fund.
(3) Each Income Fund received a fairness opinion from Legg Mason and incurred a fee of $30,000.
(4) Aggregate solicitation fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $250,000. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
(5) Aggregate printing and mailing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $1,399,998. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
(6) Aggregate accounting and other fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $841,245. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

(7) Aggregate title, transfer tax and recording fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $1,313,596. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.
(8) Aggregate legal closing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $648,842. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

(9) Aggregate partnership liquidation costs to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $698,901. Your Income Fund's pro-rata portion of these costs was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.

   The solicitation fees related to the Acquisition will be allocated among the Income Funds, us and APF depending upon whether the Acquisition is consummated. For purposes of the Acquisition, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

   If APF acquires all of the Income Funds, all of the solicitation fees will be payable by APF. If APF acquires less than all of the Income Funds, all of the solicitation fees will be payable by APF or the Income Funds that are acquired in proportion to their respective exchange values. If none of the Income Funds are acquired by APF, all of the solicitation fees will be payable by us.

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   Article 12 of your Income Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding units is required to approve a "Liquidating Sale," which is defined by the partnership agreement to include a transaction or series of transactions resulting in the transfer of 66 2/3% or more in value of your Income Fund's restaurant properties. Because the Acquisition of your Income Fund is a "Liquidating Sale" within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding units.

Consequence of Failure to Approve the Acquisition

   If the Limited Partners of your Income Fund representing greater than 50% of the outstanding units do not vote "For" the Acquisition, the Acquisition may not be consummated under the terms of the partnership agreement. In such event, we plan to continue to operate your Income Fund as a going concern and to eventually dispose of your Income Fund's restaurant properties approximately 7 to 15 years after they were acquired or as soon thereafter if, in our opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

Special Meeting to Discuss the Acquisition

   We, as general partners of the Income Funds, have scheduled a special meeting of the Limited Partners of your Income Fund to discuss the solicitation materials, which include the consent solicitation, this supplement and the other materials distributed to you, and the terms of APF's Acquisition of your Income Fund, prior to voting on the Acquisition. The special meeting will be
held at 10:00 a.m., Eastern time, on      , 1999, at  . We and members of APF's
management intend to solicit actively your support for the Acquisition and would like to use the special meeting to answer questions about the Acquisition and the solicitation materials and to explain in person our reasons for recommending that you vote "For" the Acquisition.

                               VOTING PROCEDURES

   The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Acquisition of your Income Fund by APF. Please note that we refer, collectively, to the power of attorney and Limited partner consent as the consent form.

   In order for APF to acquire your Income Fund, the Limited Partners holding greater than 50% of the outstanding Units of your Income Fund must approve the Acquisition. Your Income Fund will be acquired by a merger with the Operating Partnership, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated March 11, 1999, as amended, by and between APF and your Income Fund is attached hereto as Appendix B. We encourage you to read it.

   If you are not planning to attend the special meeting of the Limited Partners of your Income Fund and to vote in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the Acquisition of your Income Fund. The solicitation period will commence upon delivery of the solicitation materials to you on or
about      , 1999 and will continue until the later of (a)      , 1999, a date
not less than 60 calendar days from the initial delivery of the solicitation materials, or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond May 31, 2000. Any consent form received by Corporate Election Services prior to 5:00 p.m., Eastern time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your units will be counted as voting "Against" the Acquisition of your Income Fund and you will receive APF Shares if your Income Fund is acquired.

   A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. The first part seeks your consent to APF's Acquisition of your Income Fund and related matters. The exact matters which a vote in favor of the Acquisition will be deemed to approve are described above under "Required Vote." If you have interests in more than one Income Fund, you will receive multiple consent forms which will provide for separate votes for each Income Fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

   The second part of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints James M. Seneff, Jr. and Robert A. Bourne as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the Acquisition. The power of attorney is intended solely to ease the administrative burden of completing the Acquisition without requiring your signatures on multiple documents.

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                  TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following information has been prepared to compare the amounts of compensation paid and cash distributions made, by your Income Fund to us and our affiliates to the amounts that would have been paid if the compensation and distribution structure, which will be in effect after the Acquisition, had been in effect during the years presented below.

   Under your Income Fund's partnership agreement, we and our affiliates are entitled to receive fees in connection with managing the affairs of each Income Fund. Your partnership agreement also provides that we are to be reimbursed for our expenses for services performed for your Income Fund, such as legal, accounting, transfer agent, data processing and duplicating services.

   APF operates as an internally-advised REIT. If your Income Fund is acquired, it will share in the overall cost of managing the consolidated portfolio of restaurant properties owned by APF. As stockholders of APF, you and the other former Limited Partners of your Income Fund will receive distributions in proportion with your ownership of APF Shares. This cost participation and dividend payment are in lieu of the payments to us discussed above.

   During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, the aggregate amounts accrued or actually paid by your Income Fund to us are shown below under "Historical Distributions Paid to the General Partners and Affiliates" and the estimated amounts of compensation that would have been paid had the Acquisition been in effect for the periods presented, are shown below under "Pro Forma Distributions to Be Paid to the General Partners Following the Acquisition":

                                         Year Ended December 31,   Six Months
                                         ------------------------     Ended
                                          1996    1997     1998   June 30, 1999
                                         ------- ------- -------- -------------
   Historical Distributions Paid to the
    General Partners and Affiliates:
   General Partner Distributions.......      --      --       --         --
   Accounting and Administrative
    Services...........................  $79,624 $78,139 $ 86,009    $41,944
   Broker/Dealer Commissions...........      --      --       --         --
   Due Diligence and Marketing Support
    Fees...............................      --      --       --         --
   Acquisition Fees....................      --      --       --         --
   Asset Management Fees...............      --      --       --         --
   Real Estate Disposition Fees(1).....      --      --    45,150        --
                                         ------- ------- --------    -------
     Total historical..................  $79,624 $78,139 $131,159    $41,944
   Pro Forma Distributions to Be Paid
    to the General Partners Following
    the Acquisition:
   Cash Distributions on APF
    Shares(2)..........................      --      --       --         --
   Salary Compensation.................      --      --       --         --
                                         ------- ------- --------    -------
     Total pro forma(3)................      --      --       --         --

--------
(1) Payment of real estate disposition fees is subordinated to minimum returns and the return of original capital to the Limited Partners. To date, no such fees have been paid since the required minimum returns have not been made to the Limited Partners.

(2) Represents estimated distributions based on APF Shares received in the Acquisition.

(3) As a result of the Acquisition, we and our affiliates will no longer be entitled to receive the general partner distributions and fees described in the historical presentation above. However, this does not mean that APF will avoid incurring some portion of these costs on a going forward basis, particularly as such costs relate to accounting and administrative services and asset management. Due to APF's acquisition of the Advisor, APF became an internally advised REIT. Therefore, all accounting and administrative services and asset management expenses previously borne by the Advisor, will be borne internally by APF. The material costs the APF will continue to incur will be salaries of the employees utilized to perform such services and the costs of any assets necessary to perform such services.

           CASH DISTRIBUTIONS TO LIMITED PARTNERS OF YOUR INCOME FUND

   The information below should be read in conjunction with the information provided in this supplement under the caption "Financial Statements."

   The following table sets forth the distributions paid to the Limited Partners of your Income Fund per $10,000 original investment for the periods indicated below:

                                                      Six Months
                                                        Ended
                                                       June 30,
                            Year Ended December 31,      1999
                           -------------------------- ----------
                           1994 1995 1996 1997  1998  Historical
                           ---- ---- ---- ---- ------ ----------
Distributions from
 Income................... $763 $728 $739 $950 $  686    $379
Distributions from Sales
 of Properties............  --   --   --   --     493     --
Distributions from Return
 of Capital(1)............  187  222  211  --     139      34
                           ---- ---- ---- ---- ------    ----
  Total................... $950 $950 $950 $950 $1,318    $413
                           ==== ==== ==== ==== ======    ====

--------

(1) Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income, including deductions for depreciation expense, on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from non-cash items. This amount is not required to be presented as a return of capital except for purposes of this table, and the Income Fund has not treated this amount as a return of capital for any other purpose.

                        COMPARATIVE PER SHARE DATA

   The following tabulation reflects (a) the historical net income and book value per share of APF common stock in comparison with the adjusted historical net income and book value per share after giving effect to property acquisitions and the acquisition of the CNL Restaurant Businesses, and the pro forma net income and book value per share after giving effect to the Acquisition of your Income Fund, (b) the historical net income and book value per unit of your Income Fund in comparison with the equivalent pro forma net income and book value per share attributable to the 23.648 APF Shares that will be received by your Income Fund with respect to each of its outstanding units and assuming none of the Limited Partners elect to receive notes, and (c) the historical cash dividends per share of APF with the equivalent pro forma of
23.648 times the cash dividend paid on each APF Share. The historical per share information presented in this tabulation is derived from the financial information of APF and your Income Fund presented on pages S-23 through S-24.

   The pro forma financial information below is for informational purposes only and does not purport to be indicative of APF's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated by the pro forma financial information. The pro forma financial information should not be viewed as predictive of APF's financial results or conditions in the future.

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ ----------
APF
  Net Income:
    Historical.........................................     $1.21       $0.61
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........      1.08         .51
    Pro forma..........................................      1.09         .52
  Dividends:
    Historical.........................................      1.52         .76
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses(3).......      1.52         .76
    Pro forma(1).......................................      1.52         .76
  Book value:
    Historical.........................................     17.70       17.54
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........     16.27       16.20
    Pro forma..........................................     16.32       16.25

CNL Income Fund II, Ltd.
  Net Income:
    Historical.........................................     34.67       19.10
    Equivalent pro forma(2)............................     25.78       12.30
  Dividends:
    Historical.........................................       n/a         n/a
    Equivalent pro forma(3)(4).........................     35.94       17.97
  Book Value:
    Historical.........................................    352.82      351.29
    Equivalent pro forma(2)............................    385.94      384.52

--------

(1) Reflects APF's historical dividend rate.

(2) Pro forma amounts for APF multiplied by 23.648 based on receipt by the partners of your Income Fund of 1,182,384 APF Shares, net of Acquisition expenses, in exchange for 50,000 units, or the ratio of exchange.

(3) Historical amounts for APF multiplied by 23.684, or the ratio of exchange.

(4) An equivalent pro forma dividend rate of $17.97 per share for the six months ended June 30, 1999 equates to $359 per original $10,000 investment. To review the pro forma financial information in greater detail with respect to APF after giving effect to the Acquisition and the acquisition of the CNL Restaurant Businesses, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

                                    FAIRNESS

General

   We believe the Acquisition to be fair to, and in the best interests of your Income Fund. After careful evaluation, we have concluded that the Acquisition is the best way to maximize the value of your investment. We recommend that you and the other Limited Partners approve the Acquisition and receive APF Shares.

   Based upon our analysis of the Acquisition, we believe that:

    . the terms of the Acquisition are fair to you and the other Limited
      Partners; and

    . after comparing the potential benefits and detriments of the Acquisition with those of several alternatives, the Acquisition is more economically attractive to you and the other Limited Partners than such alternatives.

   Our beliefs are based upon our analysis of the terms of the Acquisition, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Acquisition and the alternatives to the Acquisition and a review of the financial condition and performance of APF and your Income Fund and the terms of critical agreements, such as your Income Fund's partnership agreement.

   We also believe that the Acquisition is procedurally fair for several reasons. First, the Acquisition is required to be approved by Limited Partners holding greater than 50% of the outstanding units of your Income Fund and is subject to the closing conditions. Those closing conditions are that the APF Shares are listed on the NYSE, that the APF stockholders have approved the increase in the number of APF Shares authorized to be issued and that Merrill Lynch has issued a new fairness opinion if fewer than all of the Income Funds are acquired. Second, if your Income Fund is acquired all Limited Partners of your Income Fund who vote "Against" the Acquisition will be given the option of receiving APF Shares or notes.

   Although we believe the terms of the Acquisition are fair to you and the other Limited Partners, we have conflicts of interest with respect to the Acquisition. These conflicts include, among others:

  . that we will receive APF Shares, assuming APF acquires all of the Income Funds, upon completion of the Acquisition;

  . that Messrs. Seneff and Bourne are stockholders of APF and, as such, their interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund; and

  . we will be relieved from our material ongoing liabilities with respect to the Income Fund if it is acquired by APF.

Material Factors Underlying Belief as to Fairness

   The following is a discussion of the material factors underlying our belief that the terms of the Acquisition are fair as a whole to you and the other Limited Partners of your Income Fund and maximize the value of your investment.

   1. Consideration Offered. We will be offered the same form of consideration in the Acquisition as the Limited Partners with respect to our capital interest in the Income Fund. We believe that the form and amount of consideration offered to us and the Limited Partners, including dissenting Limited Partners who select the notes, constitute fair value. We compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Acquisition is fair based on such comparison. In addition, we believe the Acquisition is the best way to maximize the return on your investment because of your ability to participate in the potential appreciation of APF Shares. Since your Income Fund is restricted to owning and leasing a static number of restaurant properties due to the limitations contained in your Income Fund's partnership agreement and limited capital resources, your investments have less of an opportunity to appreciate. Because APF is a growth-oriented operating company, you will have the opportunity, as an APF stockholder, to participate in APF's future growth.

   2. Independent Appraisals and Fairness Opinions. Our belief as to the fairness of the Acquisition as a whole and to the Limited Partners of your Income Fund and our statements above regarding the material terms underlying our belief as to fairness are partially based upon the appraisal of your Income Fund's restaurant properties prepared by Valuation Associates and upon the fairness opinion provided by Legg Mason. A copy of the fairness opinion is attached hereto as Appendix A. We encourage you to read it. We attributed significant weight to the appraisal of Valuation Associates and the fairness opinion of Legg Mason, which we believe support our conclusion that the Acquisition is fair to the Limited Partners. We do not know of any factors that would materially alter the conclusions made in the appraisal of Valuation Associates or the fairness opinion of Legg Mason, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. We believe that the engagement of Valuation Associates to provide the appraisal and of Legg Mason to provide the fairness opinion assisted us in the fulfillment of our fiduciary duties to your Income Fund and the Limited Partners, notwithstanding that: (1) each of Valuation Associates and Legg Mason received fees for its services, (2) Legg Mason has previously provided investment banking services to the Income Funds and to Commercial Net Lease Realty, Inc., which at the time was an affiliate of CNL Group, Inc., and
(3) Valuation Associates has previously performed valuation appraisals for APF. We note that because the Acquisition of any one Income Fund is not a condition of the Acquisition of any other Income Fund, the fairness opinions analyze each Income Fund separately, not in combination with other Income Funds. However, based on the reasons stated in this section of the supplement and the opinion of Legg Mason that the APF Share consideration payable to each Income Fund is fair from a financial point of view, we believe the Acquisition is fair regardless of the number of Income Funds that are acquired in the Acquisition.

   In rendering its opinion with respect to the fairness, from a financial point of view, with respect to (a) the APF Shares offered with respect to your Income Fund, (b) the aggregate APF Shares offered with respect to the Income Funds, and (c) the method of allocating the APF Shares among the Income Funds, Legg Mason did not address or render any opinion with respect to other aspects of the Acquisition, including:

   .the value or fairness of the notes;

  . the prices at which the APF Shares may trade following the Acquisition or the trading value of the APF Shares to be offered compared with the current fair market value of the Income Funds' portfolios or assets if liquidated in real estate markets;

  . the tax consequences of any aspect of the Acquisition;

  . the fairness of the amounts or allocation of Acquisition costs or the amounts of Acquisition costs allocated to the Limited Partners; or

  . any other matters with respect to any specific individual partner or class of partners.

   In addition, Legg Mason was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Income Funds or their assets. Also, Legg Mason's opinion does not compare the relative merits of the Acquisition with those of any other transaction or business strategy that was or might have been considered by us as alternatives to the Acquisition.

   Legg Mason's fairness opinion does not constitute a recommendation to you as to how to vote on the Acquisition or as to whether you should elect to receive the APF Share consideration or the notes.

   3. Valuation of Alternatives. Based on the appraisal of your Income Fund's restaurant properties, we estimated the value of your Income Fund if liquidated and as a going concern. On the basis of these calculations, we believe that the value of the APF Shares will exceed the going concern value and liquidation value of your Income Fund.

   4. Cash Available for Distribution Before and After the Acquisition. We believe the Acquisition will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. The effect of the Acquisition and the cash available for distribution will vary, however, from Income Fund to Income Fund. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of APF as an operating company and will also receive investment liquidity through the public market in APF Shares.

   5. Comparative Valuation Analysis. In assessing the fairness of the Acquisition, we relied on the appraisals prepared by Valuation Associates in connection with its engagement by us. Based on such information and other historical data of the Income Funds, we prepared a comparative valuation analysis, which supported our determination that the Acquisition is in the best interest of the Limited Partners of each of the Income Funds.

   The following table summarizes the results of our comparative valuation analysis:

                                                                                                         Weighted
                           Original        Original        Exchange                                   Average Trading
                            Limited    Limited Partner   Value of APF                     Estimated      Prices of
                            Partner    Investments less   Shares Paid      Estimated     Liquidation      Units
                          Investments  Distributions of       per        Going Concern    Value per     per Average
                             less         Net Sales     Average $10,000    Value per       Average        $10,000
                         Distributions   Proceeds per   Limited Partner Average $10,000    $10,000       Original
                         of Net Sales  $10,000 Original    Original        Original       Original    Limited Partner
                          Proceeds(1)   Investment(1)    Investment(2)   Investment(3)  Investment(4)  Investment(5)
                         ------------- ---------------- --------------- --------------- ------------- ---------------
CNL Income Fund II,
 Ltd. ..................  $23,046,408       $9,219          $9,459          $9,419         $8,727         $8,942

--------
(1) The original Limited Partner investments in the Income Fund were $25,000,000. These columns reflect, as of December 31, 1998, an adjustment to the Limited Partners' original investments for special distributions of net sales proceeds from sales of restaurant properties and net sales proceeds added to the Income Fund's working capital and subsequently distributed to the Limited Partners of the Income Fund.
(2) Values are based on the exchange value established by APF. Upon listing the APF Shares on the NYSE, the actual values at which the APF Shares will trade on the NYSE may be substantially below the exchange value.
(3) Represents the estimated value of an original $10,000 investment in your Income Fund, if your Income Fund continues unchanged, subject to the assumptions made by Valuation Associates in its appraisal.
(4) Represents the amount that we estimate would have been distributed to you with respect to an original $10,000 investment in the Income Fund if your Income Fund had sold its assets on December 31, 1998, subject to the assumptions made by Valuation Associates in its appraisal.
(5) Based on the weighted average trading prices of your Income Fund's units, per original $10,000 investment, in the secondary markets from July 1, 1998 to June 30, 1999. A substantial majority of the transfer prices in this column reflect purchases by your Income Fund of units as part of its distribution reinvestment program, and do not necessarily reflect the prices in a secondary market.

   We believe that the comparative valuation analysis, when considered together with the anticipated effect of the Acquisition and with all the other differences between continued ownership of units as compared with the receipt of APF Shares, supports our recommendation in favor of the Acquisition.

                             CONFLICTS OF INTEREST

Affiliated General Partners

   As the general partners of your Income Fund, we each have a contractual obligation pursuant to your Income Fund's partnership agreement as well as a legal obligation under state law to assess whether the terms of the Acquisition are fair and equitable to the Limited Partners of your Income Fund without regard to whether the Acquisition is fair and equitable to any of the other participants, including the Limited Partners in other Income Funds. James M. Seneff, Jr. and Robert A. Bourne act as the individual general partners of all of the Income Funds and also as members of the Board of Directors of APF. While Messrs. Seneff and Bourne have sought faithfully to discharge their obligations to your Income Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to your Income Fund and also on APF's Board of Directors. Additionally, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

Benefits to General Partners

   As a result of the Acquisition, assuming only your Income Fund is acquired, we are expected to receive two material benefits. These benefits include:

  . James M. Seneff, Jr. and Robert A. Bourne, as your individual general partners, will also continue to serve as directors of APF with Mr. Seneff serving as Chairman of APF and Mr. Bourne serving as Vice Chairman. Furthermore, they will be entitled to receive performance-based incentives, including stock options, under APF's 1999 Performance Incentive Plan or any other such plan approved by the stockholders. The benefits that may be realized by Messrs. Seneff and Bourne are likely to exceed the benefits that they would expect to derive from the Income Funds if the Acquisition does not occur.

  . As general partners of your Income Fund, we are legally liable for all of your Income Fund's liabilities to the extent that your Income Fund is unable to satisfy such liabilities. Because the partnership agreement for your Income Fund prohibits the Income Fund from incurring indebtedness, the only liabilities the Income Fund has are liabilities with respect to its ongoing business operations. In the event that your Income Fund is acquired by APF, we would be relieved of our legal obligation to satisfy the liabilities of the acquired Income Fund.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the Acquisition to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Acquisition to you.

Material Tax Differences between the Ownership of Units and APF Shares

   Because your Income Fund is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a Limited Partner, you are required to take into account your share of the income or loss of your Income Fund, regardless of whether any cash is distributed to you. If your Income Fund is acquired by APF, and you have voted "For" the Acquisition, you will receive APF Shares. If you have voted "Against" the Acquisition but your Income Fund is acquired by APF, you may elect to receive notes.

   If your Income Fund is acquired by APF and you receive APF Shares, your ownership of APF Shares will affect the character and amount of income reportable by you in the future. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Income Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Income Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a Limited Partner, if your Income Fund is acquired by APF and you receive APF Shares, as a stockholder of APF you will be taxed based on the amount of distributions you receive from APF. Each year APF will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of APF's earnings and profits. Because the Acquisition is a taxable transaction, APF's tax basis in the acquired restaurant properties will be higher than your Income Fund's tax basis had been in the same properties. At the same time, however, APF may be required to utilize a slower method of depreciation with respect to some restaurant properties than that used by your Income Fund. As a result, APF's tax depreciation from the acquired restaurant properties will differ from your Income Fund's tax depreciation. Accordingly, under some circumstances, even if APF were to make the same level of distributions as your Income Fund, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of APF does not depend on its character to APF. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if APF incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Acquisition

   In connection with the Acquisition and for federal income tax purposes, if your Income Fund is acquired by APF, the assets and any liabilities of your Income Fund will be transferred to APF in return for APF Shares and/or notes. Your Income Fund will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your Income Fund, including gain recognized as a result of the transfer of restaurant properties pursuant to the Acquisition. For purposes of allocating gain, we have valued the APF Shares at a price of $20. The estimated taxable gain, as of June 30, 1999, based on the $20 valuation, for an average $10,000 original Limited Partner investment in your Income Fund, is set forth in the table below for those Limited Partners subject to federal income taxation. The information in the table assumes that none of the Limited Partners in the Income Fund elected to receive notes.

                                                               Estimated Gain
                                                             per Average $10,000
                                                              Original Limited
                                                             Partner Investment
                                                             -------------------
CNL Income Fund II, Ltd.....................................       $1,415

   Under section 351(a) of the Internal Revenue Code of 1986, as amended, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. APF has represented to Shaw Pittman, APF's tax counsel, that, following the Acquisition, the Limited Partners of the Income Funds will not own stock possessing at least 80 percent of the total combined voting power of all classes of APF stock entitled to vote and at least 80 percent of the total number of shares of all other classes of APF stock. Based upon this representation, Shaw Pittman has opined that the Acquisition will not result in the acquisition of control of APF by the Limited Partners for purposes of section 351(a). Accordingly, the transfer of assets will result in recognition of gain or loss by each Income Fund that is acquired by APF.

   If your Income Fund is acquired by APF and no Limited Partners elect to receive the notes, your Income Fund will receive solely APF Shares in exchange for your Income Fund's assets. As a result, your Income Fund will recognize an amount of gain equal to the difference between:

  . the sum of (a) the fair market value of the APF Shares received by your Income Fund and (b) the amount of your Income Fund's liabilities, if any, assumed by the Operating Partnership, and

  . the adjusted tax basis of the assets transferred by your Income Fund to the Operating Partnership.

   If your Income Fund is acquired by APF and you or another Limited Partner in your Income Fund elect the notes option, your Income Fund will receive APF Shares and notes in exchange for your Income Fund's assets. Because the
principal portion of the notes will not be due until      , 2005, the
acquisition of your Income Fund's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your Income Fund's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the Acquisition, the amount of gain recognized by your Income Fund in the year of the Acquisition will be equal to the value of the APF Shares received by your Income Fund multiplied by the ratio that the gross profit realized by your Income Fund in the Acquisition bears to the total contract price for your Income Fund's assets. To the extent your Income Fund realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your Income Fund in the year of the Acquisition.

   The gross profit that your Income Fund realizes from the Acquisition will generally equal the excess, if any, of the selling price for your Income Fund's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by qualified indebtedness encumbering your Income Fund's assets, if any, that is assumed or taken subject to by the Operating Partnership. The exact amount of the gain to be recognized by your Income Fund in the year of the Acquisition will also vary depending upon the decisions of the Limited Partners to receive APF Shares or notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the Acquisition are likely to be treated as realized from the sale of a "section 1231 asset," which is real property or a depreciable asset used in a trade or business and held for more than one year. Your share of gains or losses from the sale of section 1231 assets of your Income Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Income Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your Income Fund recognizes will be allocated to you and the other Limited Partners in accordance with the terms of your Income Fund's partnership agreement. Each Limited Partner will be allocated and must report his, her or its allocable share of such gain, if any, pursuant to these terms, regardless of the Limited Partner's decision to receive notes rather than APF Shares. Even though a Limited Partner's election of the notes may decrease the amount of gain your Income Fund recognizes, the electing Limited Partner still will be required to take into account his, her or its share of your Income Fund's gain as determined under the partnership agreement of your Income Fund. Therefore, Limited Partners who elect the notes may recognize gain in the year of the Acquisition despite the fact that they will not receive cash with which to pay the tax on the gain. Such Limited Partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the Limited Partners electing to receive notes.

   Tax Consequences of the Liquidation and Termination of Your Income Fund. If your Income Fund is acquired by APF, your Income Fund will be deemed to have liquidated and distributed APF Shares or notes, as the case may be, to you. The taxable year of your Income Fund will end at this time, and you must report, in your taxable year that includes the date of the Acquisition, your share of all income, gain, loss, deduction and credit for your Income Fund through the date of the Acquisition, including gain or loss resulting from the Acquisition described above. If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your Income Fund's income attributable to more than one of its taxable years.

   The APF Shares or notes will be distributed among you and the other Limited Partners in a manner that we, as the general partners of your Income Fund, determine to be proportionate based on your respective capital account balances. If you receive APF Shares in the Acquisition and the value of those APF Shares exceeds your basis in your units, you will recognize gain equal to the difference between the fair market value of the APF Shares that you receive and your adjusted tax basis in your units. Your basis in the APF Shares will then equal the fair market value of the APF Shares on the closing date of the Acquisition, and your holding period for the APF Shares for purposes of determining capital gain or loss will begin on the closing date of the Acquisition. If you receive APF Shares in the Acquisition and your basis in your units exceeds the value of the APF Shares, you will not recognize gain or loss. Your basis in the APF Shares will equal the basis that you had in your units, and your holding period for purposes of determining capital gain or loss will begin on the closing date of the Acquisition.

   If you receive notes in the Acquisition, your basis in the notes distributed to you will equal your adjusted basis in your units, and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your Income Fund's holding period in the assets transferred to APF.

   Because the assets of your Income Fund are held for investment and not for resale, the Acquisition will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not a social club, voluntary employee's beneficiary association, supplemental unemployment benefit trust, or qualified group legal services plan as described in sections 501 (c)(7), (9), (17) or
(20) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Acquisition.

   Tax Consequences of the Acquisition to APF. APF will not recognize gain or loss as a result of the Acquisition. APF will have a holding period in the restaurant properties that begins on the closing date. The basis of the restaurant properties received by APF from the Income Funds will equal the fair market value of the APF Shares, plus the issue price of the notes issued in the Acquisition, plus the amount of any liabilities of the Income Funds assumed by APF.

   The aggregate basis of APF's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, APF's basis in each acquired restaurant property may differ from the Income Fund's basis therein, and the restaurant properties may be subject to different depreciable periods and methods as a result of the Acquisition. These factors could result in an overall change, following the Acquisition, in the depreciation deductions attributable to the restaurant properties acquired from the Income Funds following the Acquisition.

          SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund II, Ltd.

                        Six Months Ended June 30, 1999

                                     Property                                 Historical   Historical
                                    Acquisition                                  CNL          CNL
                       Historical    Pro Forma                  Historical    Financial     Financial
                           APF      Adjustments     Subtotal     Advisor    Services, Inc.    Corp.      Subtotal
                       -----------  -----------    -----------  ----------  -------------- -----------  -----------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $27,900,894  $3,056,620(a)  $30,957,514  $        0    $        0   $         0  $30,957,514
 Fees.............               0           0               0   9,454,036     2,963,154        11,511   12,428,701
 Interest and
 Other Income.....       4,249,461           0       4,249,461      87,570       249,258    11,539,080   16,125,369
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Revenue...     $32,150,355  $3,056,620     $35,206,975  $9,541,606    $3,212,412   $11,550,591  $59,511,584
 Expenses:
 General and
 Administrative...       2,244,408           0       2,244,408   5,405,130     2,441,151       263,524   10,354,213
 Management and
 Advisory Fees....       1,681,870           0       1,681,870           0             0     1,231,905    2,913,775
 Fees to Related
 Parties..........               0           0               0      88,949       689,425             0      778,374
 Interest
 Expense..........               0           0               0      92,707             0    10,294,499   10,387,206
 State Taxes......         464,966           0         464,966           0             0             0      464,966
 Depreciation--
 Other............               0           0               0      77,130        39,032             0      116,162
 Depreciation--
 Property.........       3,701,974     967,179(a)    4,669,153           0             0             0    4,669,153
 Amortization.....           9,700           0           9,700          36             0             0        9,736
 Transaction
 Costs............         483,005           0         483,005           0             0             0      483,005
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Expenses..       8,585,923     967,179       9,553,102   5,663,952     3,169,608    11,789,928   30,176,590
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties and
 Provision for
 Losses on
 Properties.......     $23,564,432  $2,089,441     $25,653,873  $3,877,654    $   42,804   $  (239,337) $29,334,994
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........          31,241           0          31,241           0             0             0       31,241
 Gain (Loss) on
 Sale of
 Properties.......        (201,843)          0        (201,843)          0             0             0     (201,843)
 Provision For
 Losses on
 Properties.......        (540,522)          0        (540,522)          0             0             0     (540,522)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      22,853,308   2,089,441      24,942,749   3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision)
 for Federal
 Income Taxes.....               0           0               0  (1,595,036)      (16,906)       86,202   (1,525,740)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net
 Earnings(Losses)..    $22,853,308  $2,089,441     $24,942,749  $2,282,618    $   25,898   $  (153,135) $27,098,130
                       ===========  ==========     ===========  ==========    ==========   ===========  ===========
                                                        Historical
                        Combining                       CNL Income
                        Pro Forma           Combined     Fund II,   Pro Forma           Adjusted
                       Adjustments             APF         Ltd.    Adjustments          Pro Forma
                       ------------------- ------------ ---------- ------------------- ------------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $         0         $30,957,514  $ 857,643  $    6,490 (j)      $31,821,647
 Fees.............      (9,812,516)(b),(c)   2,616,185          0     (22,198)(k)        2,593,987
 Interest and
 Other Income.....         144,014 (d)      16,269,383     35,872           0           16,305,255
                       ------------------- ------------ ---------- ------------------- ------------
  Total Revenue...     $(9,668,502)        $49,843,082   $893,515  $  (15,708)         $50,720,889
 Expenses:
 General and
 Administrative...        (774,311)(e)       9,579,902     77,365     (43,945)(l),(m)    9,613,322
 Management and
 Advisory Fees....      (2,913,775)(f)               0          0           0 (n)                0
 Fees to Related
 Parties..........        (743,673)(g)          34,701          0           0               34,701
 Interest
 Expense..........               0          10,387,206          0           0           10,387,206
 State Taxes......               0             464,966     15,711       4,596 (o)          485,273
 Depreciation--
 Other............               0             116,162          0           0              116,162
 Depreciation--
 Property.........               0           4,669,153    163,120     105,533 (p)        4,937,806
 Amortization.....       1,081,116 (h)       1,090,852      1,465           0            1,092,317
 Transaction
 Costs............               0             483,005     88,522           0              571,527
                       ------------------- ------------ ---------- ------------------- ------------
  Total Expenses..     (3,350,643)          26,825,947    346,183      66,184           27,238,314
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties and
 Provision for
 Losses on
 Properties.......     $(6,317,859)        $23,017,135  $ 547,332  $  (81,892)         $23,482,575
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........               0              31,241    214,763     (25,660)(q)          220,344
 Gain (Loss) on
 Sale of
 Properties.......               0            (201,843)   192,752           0               (9,091)
 Provision For
 Losses on
 Properties.......               0            (540,522)         0           0             (540,522)
                       ------------------- ------------ ---------- ------------------- ------------
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      (6,317,859)         22,306,011    954,847    (107,552)          23,153,306
 Benefit/(Provision)
 for Federal
 Income Taxes.....       1,525,740(i)                0          0           0                    0
                       ------------------- ------------ ---------- ------------------- ------------
 Net
 Earnings(Losses)..    $(4,792,119)        $22,306,011  $ 954,847  $ (107,552)         $23,153,306
                       =================== ============ ========== =================== ============

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund II, Ltd.

                        Six Months Ended June 30, 1999

                                     Property                                Historical    Historical
                                    Acquisition                                 CNL           CNL
                       Historical    Pro Forma                  Historical   Financial     Financial
                          APF       Adjustments      Subtotal    Advisor   Services, Inc.    Corp.        Subtotal
                      ------------  -----------    ------------ ---------- -------------- ------------ --------------
Other data:
Earnings per
share/unit......      $       0.61  $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============  ==========     ============ ==========   ==========   ============ ==============
Book value per
share/unit......      $      17.54  $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============  ==========     ============ ==========   ==========   ============ ==============
Dividends per
share/unit......      $       0.76  $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============  ==========     ============ ==========   ==========   ============ ==============
Ratio of
Earnings to
Fixed Charges...             18.16x        n/a              n/a        n/a          n/a            n/a            n/a
                      ============  ==========     ============ ==========   ==========   ============ ==============
Weighted average
shares
outstanding
during period...        37,347,883           0       37,347,883        n/a          n/a            n/a     37,347,883
                      ============  ==========     ============ ==========   ==========   ============ ==============
Shares
outstanding.....        37,348,464           0       37,348,464        n/a          n/a            n/a     37,348,464
                      ============  ==========     ============ ==========   ==========   ============ ==============
Balance sheet
data:
Real estate
assets, net.....      $691,443,127  $3,369,856(s)  $694,812,983 $        0   $        0   $          0 $  694,812,983
Mortgages/notes
receivable......      $ 63,351,507  $        0     $ 63,351,507 $        0   $        0   $290,522,671 $  353,874,178
Receivables/due
from related
parties.........      $    649,972  $        0     $    649,972 $8,668,738   $5,417,084   $  1,125,933 $   15,861,727
Investment in
joint ventures..      $  1,081,046  $        0     $  1,081,046 $        0   $        0   $          0 $    1,081,046
Total assets....      $822,225,342  $3,369,856(s)  $825,595,198 $9,407,247   $6,369,606   $304,738,561 $1,146,110,612
Total
liabilities/minority
interest........      $167,023,516  $3,369,856(s)  $170,393,372 $1,076,772   $  829,856   $300,143,224 $  472,443,224
Total equity....      $655,201,826  $        0     $655,201,826 $8,330,475   $5,539,750   $  4,595,337 $  673,667,388
                                                         Historical
                       Combining                         CNL Income
                       Pro Forma             Combined     Fund II,    Pro Forma             Adjusted
                      Adjustments              APF          Ltd.     Adjustments           Pro Forma
                      ------------------- -------------- ----------- ------------------- -----------------
Other data:
Earnings per
share/unit......      $       n/a         $          n/a $     19.10 $      n/a          $         0.52
                      =================== ============== =========== =================== =================
Book value per
share/unit......      $       n/a         $          n/a $    351.29 $      n/a          $        16.25
                      =================== ============== =========== =================== =================
Dividends per
share/unit......      $       n/a         $          n/a $     20.63 $      n/a          $          n/a
                      =================== ============== =========== =================== =================
Ratio of
Earnings to
Fixed Charges...              n/a                    n/a         n/a        n/a                    2.89x
                      =================== ============== =========== =================== =================
Weighted average
shares
outstanding
during period...        6,150,000             43,497,883         n/a  1,182,384              44,680,267(r)
                      =================== ============== =========== =================== =================
Shares
outstanding.....        6,150,000             43,498,464         n/a  1,182,384              44,680,848
                      =================== ============== =========== =================== =================
Balance sheet
data:
Real estate
assets, net.....      $         0         $  694,812,983 $12,186,046 $5,419,119 (t2)     $  712,418,148
Mortgages/notes
receivable......      $         0         $  353,874,178 $         0 $        0          $  353,874,178
Receivables/due
from related
parties.........      $(6,614,629)(u)     $    9,247,098 $   108,847 $ (164,293)(w)      $    9,191,652
Investment in
joint ventures..      $         0         $    1,081,046 $ 4,326,459 $  763,463 (t2)     $    6,170,968
Total assets....      $24,099,222 (tl)(u) $1,170,209,834 $18,345,650 $3,597,897 (t2)(w)  $1,192,153,381
Total
liabilities/minority
interest........      $(6,957,486)(u)(v)  $  465,485,738 $   781,180 $ (164,293)(w)      $  466,102,625
Total equity....      $31,056,708 (t1)(v) $  704,724,096 $17,564,470 $3,762,190 (t2)     $  726,050,756

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund II, Ltd.

                   For the Year Ended December 31, 1998

                               Property                           Historical   Historical
                              Acquisition                            CNL          CNL                 Combining
                  Historical   Pro Forma             Historical   Financial    Financial              Pro Forma   Combined
                     APF      Adjustments  Subtotal   Advisor   Services, Inc.   Corp.     Subtotal  Adjustments    APF
                  ----------  ----------- ---------- ---------- -------------- ---------- ---------- ----------- ----------
Other data:
Earnings per
Share/Unit......  $     1.21   $     n/a  $      n/a   $ n/a        $ n/a        $ n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========   =====        =====        =====    ==========  =========  ==========
Book Value Per
Share/Unit......  $    17.70   $     n/a  $      n/a   $ n/a        $ n/a        $ n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========   =====        =====        =====    ==========  =========  ==========
Dividends Per
Share/Unit......  $     1.52   $     n/a  $      n/a   $ n/a        $ n/a        $ n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========   =====        =====        =====    ==========  =========  ==========
Ratio of
Earnings to
Fixed Charges...       79.97x        n/a         n/a     n/a          n/a          n/a           n/a        n/a         n/a
                  ==========   =========  ==========   =====        =====        =====    ==========  =========  ==========
Wtd. Avg. Shares
Outstanding.....  26,648,219   6,981,616  33,629,835     n/a          n/a          n/a    33,629,835  6,150,000  39,779,835
                  ==========   =========  ==========   =====        =====        =====    ==========  =========  ==========
Shares
Outstanding.....  37,337,927           0  37,337,927     n/a          n/a          n/a    37,337,927  6,150,000  43,487,927
                  ==========   =========  ==========   =====        =====        =====    ==========  =========  ==========
                  Historical
                  CNL Income
                   Fund II,   Pro Forma   Adjusted
                     Ltd.    Adjustments Pro Forma
                  ---------- ----------- ---------------
Other data:
Earnings per
Share/Unit......   $ 34.67    $     n/a  $     1.09
                  ========== =========== ===============
Book Value Per
Share/Unit......   $352.82    $     n/a  $    16.32
                  ========== =========== ===============
Dividends Per
Share/Unit......   $ 65.89    $     n/a  $      n/a
                  ========== =========== ===============
Ratio of
Earnings to
Fixed Charges...       n/a          n/a        3.02x
                  ========== =========== ===============
Wtd. Avg. Shares
Outstanding.....       n/a    1,182,384  40,962,219 (x)
                  ========== =========== ===============
Shares
Outstanding.....       n/a    1,182,384  44,670,311
                  ========== =========== ===============

--------
  (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if restaurant properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any restaurant properties for the periods prior to their construction completion and availability for occupancy.

  (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
      Fund:

       Origination fees from affiliates........................... $  (689,425)
       Secured equipment lease fees...............................     (67,967)
       Advisory fees..............................................    (126,788)
       Reimbursement of administrative costs......................    (382,728)
       Acquisition fees...........................................  (4,452,252)
       Underwriting fees..........................................     (54,248)
       Administrative, executive and guarantee fees...............    (532,389)
       Servicing fees.............................................    (572,728)
       Development fees...........................................     (38,853)
       Management fees............................................  (1,681,870)
                                                                   ------------
        Total..................................................... $(8,599,248)
                                                                   ============

  (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

  (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $144,014

  (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs.............................. $(774,311)

  (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,681,870)
       Administrative executive and guarantee fees................    (126,788)
       Servicing fees.............................................    (572,728)
       Advisory fees..............................................    (532,389)
                                                                   ------------
                                                                   $(2,913,775)
                                                                   ============

  (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

  (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (u) below:

       Amortization of goodwill ..................................... $1,081,116

  (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

  (j) Represents $6,490 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

  (k) Represents the elimination of fees between the Advisor and the Income
      Fund:

       Management fees................................................ $      0
       Reimbursement of administrative costs..........................  (22,198)
                                                                       --------
                                                                       $(22,198)
                                                                       ========

  (l) Represents the elimination of $22,198 in administrative costs reimbursed by the Income Fund to the Advisor.

  (m) Represents savings of $21,747 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

  (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

  (o) Represents additional state income taxes of $4,596 resulting from assuming that acquisitions of restaurant properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

  (p) Represents an increase in depreciation expense of $105,533 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

  (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $25,660 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

  (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

  (s) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma restaurant properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (t) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                           CNL Financial
                                 Advisor   Services Group Income Fund     Total
                               ----------- -------------- -----------  ------------
     Fair Value of
      Consideration Received
      .......................  $82,151,062  $50,803,946   $23,548,652  $156,503,660
                               ===========  ===========   ===========  ============
     Share Consideration.....  $76,000,000  $47,000,000   $21,326,660  $144,326,660
     Cash Consideration......          --           --        285,000       285,000
     APF Transaction Costs...    6,151,062    3,803,946     1,936,992    11,892,000
                               -----------  -----------   -----------  ------------
      Total Purchase Price...  $82,151,062  $50,803,946   $23,548,652  $156,503,660
                               ===========  ===========   ===========  ============
     Allocation of Purchase
     Price:
     ----------------------
     Net Assets --
      Historical.............  $ 8,330,475  $10,135,087   $17,564,470  $ 36,030,032
     Purchase Price
      Adjustments:
      Land and buildings on
       operating leases......          --           --      4,317,515     4,317,515
      Net investment in
       direct financing
       leases................          --           --      1,101,604     1,101,604
      Investment in joint
       ventures..............          --           --        763,463       763,463
      Accrued rental income..          --           --       (185,562)     (185,562)
      Intangibles and other
       assets................          --    (2,575,792)      (12,838)   (2,588,630)
      Goodwill*..............          --    43,244,651           --     43,244,651
      Excess purchase price..   73,820,587          --            --     73,820,587
                               -----------  -----------   -----------  ------------
         Total Allocation....  $82,151,062  $50,803,946   $23,548,652  $156,503,660
                               ===========  ===========   ===========  ============

   * Goodwill represents the portion of the purchase price which is assumed to relate to ongoing value of the debt business.

The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisitions of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,820,587 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations." Goodwill of $43,244,651 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

   1. Common Stock (CFA, CFS, CFC)--Class A............      8,600
     Common Stock (CFA, CFS, CFC)--Class B.............      4,825
     Additional Paid-in Capital (CFA, CFS, CFC) ....... 12,568,974
     Retained Earnings.................................  5,883,163
     Accumulated distributions in excess of earnings... 73,820,587
     Goodwill for CFC/CFS (Intangibles and other
      assets).......................................... 43,244,651
      CFC/CFS Organizational Costs/Other Assets........              2,575,792
      Cash to pay APF transaction costs................              9,955,008
      APF Common Stock.................................                 61,500
      APF Capital in Excess of Par Value...............            122,938,500
     (To record acquisition of CFA, CFS and CFC)
   2.Partners' Capital................................. 17,564,470
     Land and buildings on operating leases............  4,317,515
     Net investment in direct financing leases.........  1,101,604
     Investment in joint ventures......................    763,463
      Accrued rental income............................                185,562
      Intangibles and other assets.....................                 12,838
      Cash to pay APF Transaction costs................              1,936,992
      Cash consideration to Income Funds...............                285,000
      APF Common Stock.................................                 11,824
      APF Capital in Excess of Par Value...............             21,314,836
     (To record acquisition of Income Fund)

  (u) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

  (v) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

  (w) Represents the elimination by the Income Fund of $164,293 in related party payables recorded as receivables by the Advisor.

  (x) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

   To review the pro forma financial information of APF in the event that APF acquires the CNL Restaurant Businesses and all of the Income Funds, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

         SELECTED HISTORICAL FINANCIAL DATA OF CNL INCOME FUND II, LTD.

   The following table sets forth selected financial information for the Income Fund, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of CNL Income Fund II, Ltd." in this supplement.

                             Six Months Ended
                                 June 30,                           Year Ended December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Revenues (1)............  $ 1,108,278 $ 1,128,798  $2,337,414 $ 2,547,854 $ 2,455,884 $ 2,455,754 $ 2,323,678
Net income (2)..........      954,847     811,782   1,733,739   3,639,880   1,866,961   1,838,517   1,925,517
Cash distributions
 declared (3)...........    1,031,258   2,263,253   3,294,507   2,376,000   2,376,000   2,376,000   2,376,000
Net income per unit
 (2)....................        18.93       16.06       34.32       72.18       36.97       36.40       38.14
Cash distributions
 declared per unit (3)..        20.63       45.27       65.89       47.52       47.52       47.52       47.52
GAAP book value per
 unit...................       351.29      355.00      352.82      384.03      358.76      368.94      379.69
Weighted average number
 of Limited Partner
 units outstanding......       50,000      50,000      50,000      50,000      50,000      50,000      50,000
                                 June 30,                                December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Total assets............  $18,345,650 $18,483,522 $18,392,911 $19,959,059 $18,671,318 $19,110,615 $19,736,258
Total partners'
 capital................   17,564,470  17,750,178  17,640,881  19,201,649  17,937,769  18,446,808  18,984,291

--------
(1) Revenues include equity in earnings of joint ventures.
(2) Net income for the six months ended June 30, 1998 and the year ended December 31, 1998 has been reduced by a real estate disposition fee of $41,150 as a result of 1997 sales of two restaurant properties. Net income for the six months ended June 30, 1999 and for the years ended December 31, 1997 and 1994, includes $192,752, $1,476,124 and $70,554, respectively, from gain on sale of land and buildings. In addition, net income for the year ended December 31, 1994, includes $29,904 from a loss on sale of land and building. Net income for the years ended December 31, 1997 and 1994 also includes lease termination income of $214,000 and $198,482, respectively, recognized by the Income Fund in connection with consideration the Income Fund received for releasing the former tenants from their obligations under the terms of the leases of three of the restaurant properties sold.
(3) Distributions for the six months ended June 30, 1998, and the year ended December 31, 1998 include a special distribution to the Limited Partners of $1,232,003 as a result of the distribution of net sales proceeds from the 1997 sales of two restaurant properties.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
             AND RESULTS OF OPERATIONS OF CNL INCOME FUND II, LTD.

Introduction

   The Income Fund is a Florida limited partnership that was organized on November 13, 1986, to acquire for cash, either directly or through joint venture arrangements, both newly constructed and existing restaurant properties, as well as land upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food restaurant chains. The leases generally are triple-net leases, with the lessees responsible for all repairs and maintenance, property taxes, insurance and utilities. As of June 30, 1999, the Income Fund owned 37 restaurant properties, including interests in three restaurant properties owned by joint ventures in which the Income Fund is a co-venturer and six restaurant properties owned with affiliates as tenants-in-common.

Capital Resources

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   During the six months ended June 30, 1999 and 1998, the Income Fund generated cash from operations, which consists of cash received from tenants, distributions from joint ventures, and interest and other income received, less cash paid for expenses, of $976,678 and $1,088,196, respectively. The decrease in cash from operations for the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, is primarily a result of changes in working capital.

   Other sources and uses of capital included the following during the six months ended June 30, 1999.

   In March 1999, the Income Fund sold its restaurant property in Columbia, Missouri for $682,500 and received net sales proceeds of $677,678, resulting in a gain of $192,752 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in November 1987 and had a cost of approximately $511,200, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $166,500 in excess of its original purchase price. As of June 30, 1999, the net sales proceeds of $677,678, plus accrued interest of $6,092, were being held in an interest-bearing escrow account pending the release of funds to acquire an additional restaurant property. We believe that the transaction, or a portion thereof, relating to the sale of the restaurant property in Columbia, Missouri, and the reinvestment of the net sales proceeds, will qualify as a like-kind exchange transaction for federal income tax purposes. However, the Income Fund will distribute amounts that we determine are sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale.

   Currently, rental income from the Income Fund's restaurant properties and net sales proceeds from the sale of a restaurant property, pending reinvestment in an additional restaurant property, distributions to Limited Partners or use for the payment of Income Fund expenses, are invested in money market accounts or other short-term, highly liquid investments such as demand deposit accounts at commercial banks, certificates of deposit, and money market accounts with less than a 30-day maturity date. At June 30, 1999, the Income Fund had $842,128 invested in such short-term investments, as compared to $889,891 at December 31, 1998. The funds remaining at June 30, 1999, after payment of distributions and other liabilities, will be used to meet the Income Fund's working capital and other needs.

   On May 11, 1999, four Limited Partners in several of the Income Funds served a lawsuit against us and APF in connection with the Acquisition. On July 8, 1999, the plaintiffs amended the complaint to add three additional Limited Partners as plaintiffs. Additionally, on June 22, 1999, a Limited Partner in several Income Funds served a lawsuit against us, APF, CNL Group, Inc. and the CNL Restaurant Businesses in connection with the Acquisition. We and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

 The Years Ended December 31, 1998, 1997 and 1996

   During the years ended December 31, 1998, 1997 and 1996, the Income Fund generated cash from operations of $2,135,691, $2,157,912 and $2,347,731, respectively. The decrease in cash from operations during 1998, as compared to 1997, is primarily a result of changes in income and expenses and a result of changes in the Income Fund's working capital. The decrease in cash from operations during 1997, as compared to 1996, is primarily a result of changes in the Income Fund's working capital. Cash from operations was also affected by the following transactions during the years ended December 31, 1998, 1997 and 1996.

   Other sources and uses of capital included the following during the years ended December 31, 1998, 1997 and 1996.

   In 1993, the Income Fund accepted a promissory note from the tenant of two restaurant properties in Farmington Hills, Michigan, whereby $61,987, which had been included in receivables for past due rents, was converted to a loan receivable. The loan, which was non-interest bearing, was collected in 48 monthly installments with collections commencing January 1993. The receivable was collected in full during 1996.

   In March 1996, the Income Fund accepted a promissory note from the former tenant of the restaurant property in Gainesville, Texas, in the amount of $96,502, representing past due rental and other amounts that had been included in receivables and for which the Income Fund had established an allowance for doubtful accounts, and real estate taxes previously recorded as an expense by the Income Fund. Payments are due in 60 monthly installments of $2,156, which includes interest at a rate of 11 percent per annum. These payments commenced on June 1, 1996. Due to the uncertainty of the collectibility of this note, the Income Fund established an allowance for doubtful accounts and is recognizing income as collected. During 1998, the Income Fund collected and recognized as income approximately $18,700 relating to this promissory note. As of December 31, 1998 and 1997, the balance in the allowance for doubtful accounts relating to this promissory note was $55,330 and $74,590, respectively, including accrued interest of $2,654 in 1998 and 1997.

   In November 1995, the Income Fund entered into a new lease for the restaurant property in Lombard, Illinois. In connection therewith, the Income Fund incurred approximately $40,600 in renovation costs which were paid during the years ended December 31, 1996 and 1997. Additional renovation costs of $25,000 were funded by the tenant, in accordance with the terms of the lease. The renovations were completed in November 1996 and rental payments commenced in July 1997, in accordance with the terms of the lease.

   In January 1996, the Income Fund entered into a promissory note with the corporate general partner for a loan in the amount of $26,300 in connection with the operations of the Income Fund. The loan was uncollateralized, bore interest at a rate of prime plus 0.25% per annum and was due on demand. The Income Fund repaid the loan in full, along with approximately $200 in interest, to the corporate general partner. In addition, 1997 and 1996, the Income Fund entered into various promissory notes with the corporate general partner for loans totalling $721,000 and $177,600, respectively, in connection with the operations of the Income Fund. The loans were uncollateralized, non-interest bearing and due on demand. As of December 31, 1997, the Income Fund had repaid the loans in full to the corporate general partner.

   In January 1997, Show Low Joint Venture, in which the Income Fund owns a 64 percent interest, sold its restaurant property to the tenant for $970,000, which resulted in a gain to the joint venture of approximately $360,000 for financial reporting purposes. The restaurant property was originally contributed to Show Low Joint Venture in July 1990 and had a total cost of approximately $663,500, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the joint venture sold the restaurant property for approximately $306,500 in excess of its original purchase price. In June 1997, Show Low Joint Venture reinvested $782,413 of the net sales proceeds in a Darryl's restaurant property in Greensboro, North Carolina. As of December 31, 1997, the Income Fund had received approximately $124,400, representing a return of capital, for its pro-rata share of the uninvested net sales proceeds. The Income Fund used these amounts to pay liabilities of the Income Fund, including quarterly distributions to the Limited Partners.

   During 1997, the Income Fund sold its restaurant property in Eagan, Minnesota, to the tenant, for $668,033 and received net sales proceeds of $665,882, of which $42,000 were in the form of a promissory note. This resulted in a gain of $158,251 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in August 1987 and had a cost of approximately $601,100, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $64,800 in excess of its original purchase price. In October 1997, the Income Fund reinvested the net cash sales proceeds of approximately $623,900 in a restaurant property in Mesa, Arizona, as tenants-in-common with one of our affiliates. In connection therewith, the Income Fund and the affiliate entered into an agreement whereby each co-venturer will share in the profits and losses of the restaurant property in proportion to each co-venturer's interest. The Income Fund owns an approximate 58 percent interest in the restaurant property. The Income Fund distributed amounts that we determined were sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale.

   In connection with the sale during 1997 of its restaurant property in Eagan, Minnesota, the Income Fund accepted a promissory note in the principal sum of $42,000. The promissory note bears interest at a rate of 10.50% per annum and is collateralized by personal property. Initially, the note was to be collected in 18 monthly installments of interest only and thereafter, the entire principal balance became due. During 1998, the note was amended to require six monthly installments of $7,368, which includes interest. These installments commenced on July 1, 1998. As of December 31, 1998, the mortgage note receivable balance was $6,872, which included accrued interest of $56. As of December 31, 1997, the mortgage note receivable balance was $42,734, which included accrued interest of $734. In January 1999, the balance, including accrued interest, was collected.

   In addition, during 1997, the Income Fund sold its restaurant properties in Jacksonville, Plant City and Avon Park, Florida; its restaurant property in Mathis, Texas and its two restaurant properties in Farmington Hills, Michigan to third parties for aggregate sales prices of $4,162,006 and received aggregate net sales proceeds of $4,035,196. This resulted in aggregate gains of $1,317,873 for financial reporting purposes. These six restaurant properties were originally acquired by the Income Fund during 1987 and had aggregate costs of approximately $3,338,800, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold these six restaurant properties for approximately $714,400, in the aggregate, in excess of their original aggregate purchase prices. During 1997, the Income Fund reinvested approximately $1,512,400 of these net sales proceeds in a restaurant property in Vancouver, Washington, and a restaurant property in Smithfield, North Carolina, as tenants-in-common with our affiliates. As of December 31, 1997, remaining net sales proceeds from five of the six restaurant properties of $2,470,175, which includes accrued interest of $12,505, were being held in interest bearing escrow accounts. In January 1998, the Income Fund reinvested a portion of the net sales proceeds in a restaurant property in Overland Park, Kansas, and a restaurant property in Memphis, Tennessee, as tenants-in-common with our affiliates. The Income Fund distributed amounts that we determined were sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from these sales. During 1998, the Income Fund distributed the remaining net sales proceeds to the Limited Partners in a special distribution. In connection with the sale of both of the Farmington Hills, Michigan restaurant properties, the Income Fund also received $214,000 as a lease termination fee from the former tenant in consideration of the Income Fund's releasing the tenant from its obligation under the terms of the leases.

  None of the restaurant properties owned by the Income Fund or the joint ventures in which the Income Fund owns an interest is or may be encumbered. Subject to restrictions on borrowing from us, however, the Income Fund may borrow, in our discretion, for the purpose of maintaining the operations and paying liabilities of the Income Fund. The Income Fund will not borrow for the purpose of returning capital to the Limited Partners. The Income Fund will not encumber any of the restaurant properties in connection with any borrowing or advances. The Income Fund also will not borrow under circumstances which would make the Limited Partners liable to creditors of the Income Fund. From time to time, our affiliates incur operating expenses on behalf of the Income Fund for which the Income Fund reimburses the affiliates without interest.

  Currently, rental income from the Income Fund's restaurant properties and net sales proceeds from the sale of restaurant properties, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use for the payment of Income Fund liabilities, are invested in money market accounts or other short-term highly liquid investments such as demand deposit accounts at commercial banks, CD's and money market accounts with less than 30-day maturity date. At December 31, 1998, the Income Fund had $889,891 invested in such short-term investments, as compared to $470,194 at December 31, 1997. The increase in cash and cash equivalents during 1998, as compared to 1997, is primarily attributable to the release of funds held in escrow at December 31, 1997 relating to the sales of restaurant properties during 1997. As of December 31, 1998, the average interest rate earned on the rental income deposited in demand deposit accounts at commercial banks was approximately three percent annually. The funds remaining at December 31, 1998, after payment of distributions and other liabilities, will be used to meet the Income Fund's working capital and other needs.

Short-Term Liquidity

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's short-term liquidity requirements consist primarily of the operating expenses of the Income Fund.

   The Income Fund's investment strategy of acquiring restaurant properties for cash and leasing them under triple-net leases to operators who generally meet specified financial standards minimizes the Income Fund's operating expenses. We believe that the leases will continue to generate cash flow in excess of operating expenses.

   We have the right, but not the obligation, to make additional capital contributions if we deem it appropriate in connection with the operations of the Income Fund.

   The Income Fund generally distributes cash from operations remaining after the payment of operating expenses of the Income Fund, to the extent that the we determine that such funds are available for distribution. Based on cash from operations, and for the six months ended June 30, 1998, a portion of the proceeds received from the 1997 sales of two restaurant properties in Avon Park, Florida and Farmington Hills, Michigan, the Income Fund declared distributions to Limited Partners of $1,031,258 for the six months ended June 30, 1999 and $2,263,253 for the six months ended June 30, 1998, or $515,629 for the quarter ended June 30, 1999 and $515,625 for the quarter ended June 30, 1998. This represents distributions of $20.63 per unit for the six months ended June 30, 1999 and $45.27 per unit for the six months ended June 30, 1998, or $10.31 for each of the quarters ended June 30, 1999 and 1998. Distributions for the six months ended June 30, 1998 included $1,232,003 as a result of the distribution of the majority of the net sales proceeds from the 1997 sales of the restaurant properties in Avon Park, Florida and Farmington Hills, Michigan.

   No distributions were made to us for the quarter and six months ended June 30, 1999 and 1998. No amounts distributed to the Limited Partners for the six months ended June 30, 1999 and 1998 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available for distribution to the Limited Partners on a quarterly basis.

   Total liabilities of the Income Fund, including distributions payable, increased to $781,180 at June 30, 1999 from $752,030 at December 31, 1998. The increase in liabilities at June 30, 1999 is primarily a result of the Income Fund accruing transaction costs relating to the Acquisition. We believe the Income Fund has sufficient cash on hand to meet its current working capital needs.

 The Years Ended December 31, 1998, 1997 and 1996

   Due to low operating expenses and ongoing cash flow, we do not believe that working capital reserves are necessary at this time. In addition, because the leases of the Income Fund's restaurant properties are generally on a triple-net basis, it is not anticipated that a permanent reserve for maintenance and repairs will be established at this time. To the extent, however, that the Income Fund has insufficient funds for such purposes, we will contribute to the Income Fund an aggregate amount of up to one percent of the offering proceeds for maintenance and repairs.

  Based primarily on current and anticipated future cash from operations, and during the year ended December 31, 1997, the return of capital from Show Low Joint Venture, a portion of the proceeds received from the sale of restaurant properties, the Income Fund declared distributions to the Limited Partners of $3,294,507 for the year ended December 31, 1998, and $2,376,000 for each of the years ended December 31, 1997 and 1996. This represents distributions of $65.89 per unit for the year ended December 31, 1998, and $47.52 per unit for each of the years ended December 31, 1997 and 1996. Distributions to the Limited Partners for 1997 and 1996 were also based on loans received from us of $721,000 and $203,900. The Income Fund repaid the loans in full. Distributions for the year ended December 31, 1998 included $1,232,003 as a result of the distribution of the majority of the net sales proceeds from the 1997 sales of the restaurant properties in Avon Park, Florida and Farmington Hills, Michigan. This special distribution was effectively a return of a portion of the Limited Partners' investment. However, in accordance with the Income Fund's partnership agreement, it was applied to the Limited Partners' unpaid preferred return. As a result of the sales of the restaurant properties, the Income Fund's total revenue was reduced during 1998 and is expected to remain at reduced amounts in subsequent years, while the majority of the Income Fund's operating expenses remained fixed. Therefore, distributions of net cash flow were adjusted during 1998. No amounts distributed or to be distributed to the Limited Partners for the years ended December 31, 1998, 1997, and 1996, are required to be treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions.

  During 1998, our affiliates incurred on behalf of the Income Fund $116,317 for operating expenses, as compared to $68,555 during 1997 and $103,909 during 1996. As of December 31, 1998, the Income Fund owed $138,153 to affiliates for such amounts and accounting and administrative services, as compared to $126,284 as of December 31, 1997. In addition, during the year ended December 31, 1998, the Income Fund incurred $45,150 in real estate disposition fees due to an affiliate as a result of its services in connection with the 1997 sales of the restaurant properties in Avon Park, Florida and Farmington Hills, Michigan. The payment of such fees is deferred until the Limited Partners have received their cumulative 10% preferred return and their adjusted capital contributions. Other liabilities, including distributions payable, decreased to $568,727 at December 31, 1998, from $631,126 at December 31, 1997, primarily as a result of a decrease in distributions payable to Limited Partners at December 31, 1998. We believe that the Income Fund has sufficient cash on hand to meet its current working capital needs.


Long-Term Liquidity

   The Income Fund has no long-term debt or other long-term liquidity requirements.

Results of Operations

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   During the six months ended June 30, 1999 and 1998, the Income Fund owned and leased 29 wholly owned restaurant properties, including one restaurant property in Columbia, Missouri, which was sold in March 1999, to operators of fast-food and family-style restaurant chains. In connection therewith, during the six months ended June 30, 1999 and 1998, the Income Fund earned $857,643 and $871,144, respectively, in rental income from these restaurant properties, $437,442 and $438,324 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. Rental income decreased during the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, primarily as a result of the sale of the restaurant property in Columbia, Missouri, as described above in "Capital Resources."

   For the six months ended June 30, 1999 and 1998, the Income Fund also owned and leased three restaurant properties indirectly through joint venture arrangements and six restaurant properties as tenants-in-common with our affiliates. In connection therewith, during the six months ended June 30, 1999 and 1998, the Income Fund earned $214,763 and $214,915, respectively, attributable to net income earned by these joint ventures, $107,524 and $105,499 of which was earned during the quarters ended June 30, 1999 and 1998, respectively.

   Operating expenses, including depreciation and amortization, were $346,183 and $271,866 for the six months ended June 30, 1999 and 1998, respectively, of which $175,943 and $138,347 were incurred during the quarters ended June 30, 1999 and 1998, respectively. The increase in operating expenses during the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, was primarily due to the Income Fund incurring $88,522 in transaction costs relating to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition with APF. If the Limited Partners reject the Acquisition, the Income Fund will bear the portion of the transaction costs based upon the percentage of "For" votes and we will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   During the six months ended June 30, 1998, the Income Fund recorded deferred, subordinated real estate disposition fees of $45,150 payable to CNL Fund Advisors, Inc. relating to the 1997 sales of the restaurant properties in Avon Park, Florida and Farmington Hills, Michigan. Initially, the Income Fund considered reinvesting the sales proceeds in additional restaurant properties and therefore did not include these amounts in the determination of the gain on sale for financial reporting purposes during 1997. However, during the six months ended June 30, 1998, the Income Fund declared a special distribution of net sales proceeds from these restaurant properties payable to the Limited Partners. Accordingly, the Income Fund recorded these subordinated real estate disposition fees during the six months ended June 30, 1998. The payment of these fees is subordinated to the Limited Partners receiving their cumulative 10 percent preferred return and their adjusted capital contribution. No such fees were recorded during the six months ended June 30, 1999.

   As a result of the sale of the restaurant property in Columbia, Missouri, as described above in "Capital Resources," the Income Fund recognized a gain of $192,752 for financial reporting purposes during the six months ended June 30, 1999. No restaurant properties were sold during the six months ended June 30, 1998.

 The Years Ended December 31, 1998, 1997 and 1996

   During 1996 and 1997, the Income Fund owned and leased 36 wholly owned restaurant properties, including seven restaurant properties sold during 1997. During 1998, the Income Fund owned and leased 29 wholly owned restaurant properties. In addition, during 1998, 1997, and 1996, the Income Fund was a co-venturer in three separate joint ventures that each owned and leased one restaurant property. During 1996, the Income Fund and an affiliate owned and leased one restaurant property as tenants-in-common, during 1997, the Income Fund owned and leased four restaurant properties with affiliates as tenants-in-common, and during 1998, the Income Fund owned and leased six restaurant properties with affiliates, as tenants-in-common. As of December 31, 1998, the Income Fund owned, either directly, as tenants-in-common with affiliates, or through joint venture arrangements, 38 restaurant properties, which are, in general, subject to long-term triple-net leases. The leases of the restaurant properties provide for minimum base annual rental amounts, payable in monthly installments, ranging from approximately $8,300 to $222,800. Generally, the leases provide for percentage rent based on sales in excess of a specified amount to be paid annually. In addition, certain leases provide for increases in the annual base rent during the lease term.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $1,773,925, $2,024,119, and $2,224,500, respectively, in rental income from the Income Fund's wholly owned restaurant properties described above. The decrease in rental income during 1998, as compared to 1997, is primarily attributable to a decrease in rental income as a result of the sales of seven restaurant properties during 1997. The Income Fund reinvested the majority of the net sales proceeds from the 1997 sales of several restaurant properties in restaurant properties held as tenants-in-common with certain of our affiliates resulting in an increase in equity in earnings of joint ventures, as described below. Rental income earned from wholly owned restaurant properties is expected to remain at reduced amounts as a result of the Income Fund reinvesting the net sales proceeds in restaurant properties held as tenants-in-common with certain of our affiliates, and distributing net sales proceeds to the Limited Partners, as described above in "Capital Resources."

   Rental income for 1997, as compared to 1996, decreased primarily as the result of the sales of seven restaurant properties during 1997. The decrease in rental income was partially offset by an increase during 1997 due to the fact that rental payments began in July 1997 under the new lease for the restaurant property in Lombard, Illinois, as described above in "Capital Resources."

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund also earned $51,029, $68,920, and $79,313, respectively, in contingent rental income. The decrease in contingent rental income for 1998 and 1997, each as compared to the previous year, is primarily due to the 1997 sales of several restaurant properties, the leases of which required the payment of contingent rental income.

   For the years ended December 31, 1998, 1997, and 1996 , the Income Fund also earned $431,974, $389,915, and $130,996, respectively, attributable to net income earned by joint ventures in which the Income Fund is a co-venturer. The increase in net income earned by joint ventures during 1998 and 1997, each as compared to the previous year, is primarily attributable to the fact that during 1998 and 1997, the Income Fund reinvested a portion of the net sales proceeds from the 1997 sales of restaurant properties, in two and five restaurant properties, respectively, with certain of our affiliates as tenants-in-common. The increase in net income earned by joint ventures during 1998 is partially offset by, and the increase during 1997, as compared to 1996, is primarily attributable to, the fact that in January 1997, Show Low Joint Venture, in which the Income Fund owns a 64 percent interest, recognized a gain of approximately $360,000 for financial reporting purposes from the sale of its restaurant property, as described above in "Capital Resources," above. Show Low Joint Venture reinvested the majority of the net sales proceeds in an additional restaurant property in June 1997.

   During the year ended December 31, 1998, two of the Income Fund's lessees, Golden Corral Corporation and Restaurant Management Services, Inc., each contributed more than ten percent of the Income Fund's total rental income, including the Income Fund's share of rental income from three restaurant properties owned by joint ventures and six restaurant properties owned with affiliates as tenants-in-common. As of December 31, 1998, Golden Corral Corporation was the lessee under leases relating to six restaurants and Restaurant Management Services, Inc. was the lessee under leases relating to four restaurants. It is anticipated that, based on the minimum annual rental payments required by the leases, these two lessees will continue to contribute more than ten percent of the Income Fund's total rental income during 1999. In addition, during the year ended December 31, 1998, two restaurant chains, Golden Corral, and Popeyes, each accounted for more than ten percent of the Income Fund's total rental and mortgage interest income, including the Income Fund's share of the rental income from three restaurant properties owned by joint ventures and six restaurant properties owned with affiliates as tenants-in-common. In 1999, it is anticipated that these two Restaurant Chains each will continue to account for more than ten percent of the total rental income to which the Income Fund is entitled under the terms of its leases. Any failure of these lessees or Restaurant Chains could materially affect the Income Fund's income if the Income Fund is not able to release the restaurant properties in a timely manner.

   Operating expenses, including depreciation and amortization expense, were $558,525, $598,098, and $588,923 for the years ended December 31, 1998, 1997, and 1996, respectively. The decrease in operating expenses during 1998, as compared to 1997, is primarily due to a decrease in depreciation expense as a result of the sales of several restaurant properties during 1997. The decrease is partially offset by an increase in general operating and administrative expenses as a result of the Income Fund incurring certain repairs relating to the restaurant property in Lombard, Illinois. The Income Fund has entered into a new lease for this restaurant property and does not anticipate incurring such expenses in the future periods.

   The decrease in operating expenses during 1998, as compared to 1997, is also partially offset by an increase as a result of the Income Fund incurring $16,208 in transaction costs relating to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition.

   The decrease in operating expenses during 1998, as compared to 1997, and the increase during 1997, as compared to 1996, is partially due to the fact that during 1997, the Income Fund recorded bad debt expense for past due rental amounts relating to the restaurant property in Eagan, Minnesota, due to financial difficulties of the tenant. This restaurant property was sold in June 1997, as described above in "Capital Resources." The increase in operating expenses during 1997, as compared to 1996, was also attributable to an increase in accounting and administrative expenses associated with operating the Income Fund and its restaurant properties. The increase in operating expenses during 1997, as compared to 1996, was partially offset by a decrease in depreciation expense which resulted from the sale of the seven restaurant properties during 1997, as described above in "Capital Resources."

   During the year ended December 31, 1998, the Income Fund recorded deferred, subordinated real estate disposition fees of $45,150 payable to CNL Fund Advisors, Inc. relating to the 1997 sales of the properties in Avon Park, Florida and Farmington Hills, Michigan. Initially, the Income Fund considered reinvesting the sales proceeds in additional properties and therefore did not include these amounts in the determination of the gain on sale for financial reporting purposes during 1997. However, during the year ended December 31, 1998, the Income Fund declared a special distribution of net sales proceeds from these properties payable to the Limited Partners. Accordingly, the Income Fund recorded these subordinated real estate disposition fees during the year ended December 31, 1998. The payment of these fees is subordinated to the Limited Partners receiving their cumulative 10% preferred return and their adjusted capital contribution.

   As a result of the sales of several restaurant properties, the Income Fund recognized gains totalling $1,476,124 during the year ended December 31, 1997, for financial reporting purposes. In addition, in connection with the sale of the restaurant properties in Farmington Hills, Michigan, the Income Fund also received $214,000 as a lease termination fee from the former tenant in consideration of the Income Fund's releasing the tenant from its obligation under the terms of the leases. No such transactions occurred during the years ended December 31, 1998 and 1996.

   The Income Fund's leases as of December 31, 1998, are, in general, triple-net leases and contain provisions that we believe mitigate the adverse effect of inflation. Such provisions include clauses requiring the payment of percentage rent based on certain restaurant sales above a specified level and/or automatic increases in base rent at specified times during the term of the lease. Management expects that increases in restaurant sales volumes due to inflation and real sales growth should result in an increase in rental income for certain restaurant properties over time. Continued inflation also may cause capital appreciation of the Income Fund's restaurant properties. Inflation and changing prices, however, also may have an adverse impact on the sales of the restaurants and on potential capital appreciation of the restaurant properties.

Year 2000 Readiness Disclosure

 Overview of Year 2000 Problem

   The year 2000 problem concerns the inability of information and non-information technology systems to properly recognize and process date sensitive information beyond January 1, 2000. The failure to accurately recognize the year 2000 could result in a variety of problems from data miscalculations to the failure of entire systems.

 Information and Non-Information Technology Systems

   The Income Fund does not have any information or non-information technology systems. We and our affiliates provide all services requiring the use of information and non-information technology systems pursuant to a management agreement with the Income Fund. The information technology system of our affiliates consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. The non-information technology systems of our affiliates are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. Our affiliates have no internally generated programmed software coding to correct, because substantially all of the software utilized by us and our affiliates is purchased or licensed from external providers. The maintenance of non-information technology systems at the Income Fund's restaurant properties is the responsibility of the tenants of such properties in accordance with the terms of the Income Fund's leases.

 The Y2K Team

   In early 1998, we and our affiliates formed a Year 2000 team for the purpose of identifying, understanding and addressing the various issues associated with the year 2000 problem. The Y2K Team consists of us and members from our affiliates, including representatives from senior management, information systems, telecommunications, legal, office management, accounting and property management.

 Assessing Year 2000 Readiness

   The Y2K Team's initial step in assessing year 2000 readiness consists of identifying any systems that are date-sensitive and, accordingly, could have potential year 2000 problems. The Y2K Team has conducted inspections, interviews and tests to identify which of the Income Fund's systems could have a potential year 2000 problem.

   The information system of our affiliates is comprised of hardware and software applications from mainstream suppliers. Accordingly, the Y2K Team has contacted and is evaluating documentation from the respective vendors and manufacturers to verify the year 2000 compliance of their products. The Y2K Team has also requested and is evaluating documentation from the non-information technology systems providers of our affiliates.

   In addition, the Y2K Team has requested and is evaluating documentation from other companies with which the Income Fund has material third party relationships. Such third parties, in addition to the providers of information and non-information technology systems, consist of the Income Fund's transfer agent, and financial institutions. The Income Fund depends on its transfer agent to maintain and track investor information and its financial institutions for availability of cash.

   As of September 15, 1999, the Y2K Team had received responses from approximately 60% of the third parties. All of the responses were in writing. Of the third parties responding, all indicated that they are currently year 2000 compliant or will be year 2000 compliant prior to the year 2000. Although the Y2K Team continues to receive positive responses from the companies with which the Income Fund has third party relationships regarding their year 2000 compliance, we cannot be assured that the third parties have adequately considered the impact of the year 2000.

   In addition, the Y2K Team has requested documentation from the Income Fund's tenants. The Y2K Team is in the process of evaluating the responses and expects to complete this process by October 31, 1999. The Income Fund has also instituted a policy of requiring any new tenants to indicate that their systems are year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000.

 Achieving Year 2000 Compliance

   The Y2K Team has identified and completed upgrades of hardware equipment that was not year 2000 compliant. In addition, the Y2K Team has identified and completed upgrades of software applications that were not year 2000 compliant, although, we cannot be assured that the upgrade solutions provided by the vendors have addressed all possible year 2000 issues.

   The cost for these upgrades and other remedial measures is the responsibility of us and our affiliates. We do not expect that the Income Fund will incur any costs in connection with year 2000 remedial measures.

Assessing the Risks to the Income Fund of Non-Compliance and Developing Contingency Plans

 Risk of Failure of Information and Non-Information Technology Systems Used by the Income Fund

   We believe that the reasonably likely worst case scenario with regard to the information and non-information technology systems used by the Income Fund is the failure of one or more of these systems as a result of year 2000 problems. Because the Income Fund's major source of income is rental payments under long-term triple-net leases, any failure of information or non-information technology systems used by the Income Fund is not expected to have a material impact on the results of operations of the Income Fund. Even if such systems failed, the payment of rent under the Income Fund's leases would not be affected. In addition, the Y2K Team is expected to correct any Y2K problems within the control of us and our affiliates before the year 2000.

   The Y2K Team has determined that a contingency plan to address this risk is not necessary at this time. However, if the Y2K Team identifies additional risks associated with the year 2000 compliance of the information or non-information technology systems used by the Income Fund or if the progress of the Y2K Team in remediating year 2000 problems with such systems deviates from the anticipated timeline, the Y2K Team will develop a contingency plan if deemed necessary at that time.

 Risk of Inability of Transfer Agent to Accurately Maintain Income Fund Records

 We believe that the reasonably likely worst case scenario with regard to the Income Fund's transfer agent is that the transfer agent will fail to achieve year 2000 compliance of its systems and will not be able to accurately maintain the records of the Income Fund. This could result in the inability of the Income Fund to accurately identify its Limited Partners for purposes of distributions, delivery of disclosure materials and transfers of units. The Y2K Team has received certification from the Income Fund's transfer agent of its year 2000 compliance. Despite the positive response from the transfer agent, we cannot be assured that the transfer agent has addressed all possible year 2000 issues.

   The Y2K Team has developed a contingency plan pursuant to which we and our affiliates would maintain the records of the Income Fund manually, in the event that the systems of the transfer agent are not year 2000 compliant. We and our affiliates would have to allocate resources to internally perform the functions of the transfer agent. We do not anticipate that the additional cost of these resources would have a material impact on the results of operations of the Income Fund.

 Risk of Loss of Short-Term Liquidity from Failure of Financial Institutions to Achieve Year 2000 Compliance

   We believe that the reasonably likely worst case scenario with regard to its financial institutions is that some or all of its funds on deposit with such financial institutions may be temporarily unavailable. The Y2K Team has received responses from 93% of the Income Fund's financial institutions indicating that their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. Despite the positive responses from the financial institutions, we cannot be assured that the financial institutions have addressed all possible year 2000 issues. The loss of short-term liquidity could affect the Income Fund's ability to pay its expenses on a current basis. We do not anticipate that a loss of short-term liquidity would have a material impact on the results of operations of the Income Fund.

   Based upon the responses received from the Income Fund's financial institutions and the inability of the Y2K Team to identify a suitable alternative for the deposit of funds that is not subject to potential year 2000 problems, the Y2K Team has determined not to develop a contingency plan to address this risk.

 Risks of Late Payment or Non-Payment of Rent by Tenants

   We believe that the reasonably likely worst case scenario with regard to its tenants is that some of the tenants may make rental payments late as the result of the failure of the tenants to achieve year 2000 compliance of their systems used in the payment of rent, the failure of the tenants' financial institutions to achieve year 2000 compliance, or the temporary disruption of the tenants' businesses. The Y2K Team is in the process of requesting responses from the Income Fund's tenants indicating the extent to which their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. We cannot be assured that the tenants have addressed all possible year 2000 issues. The late payment of rent by one or more tenants would affect the results of operations of the Income Fund in the short-term.

   We are also aware of predictions that the year 2000 problem, if uncorrected, may result in a global economic crisis. We are not able to determine if such predictions are true. A widespread disruption of the economy could affect the ability of the Income Fund's tenants to pay rent and, accordingly, could have a material impact on the results of operations of the Income Fund.

   Because payment of rent is under the control of the Income Fund's tenants, the Y2K Team is not able to develop a contingency plan to address these risks. In the event of late payment or non-payment of rent, we will assess the remedies available to the Income Fund under its lease agreements.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998........  F-1

Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998........................................................  F-2

Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998........................  F-3

Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998.................................................................  F-4

Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998.............................................  F-5

Report of Independent Certified Public Accountants........................  F-7

Balance Sheets as of December 31, 1998 and 1997...........................  F-8

Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996.....................................................................  F-9

Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996............................................................ F-10

Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996..................................................................... F-11

Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................. F-12

Unaudited Pro Forma Financial Information................................. F-21

Unaudited Pro Forma Balance Sheet as of June 30, 1999..................... F-22

Unaudited Pro Forma Statement of Earnings for the Six Months Ended June
 30, 1999................................................................. F-24

Unaudited Pro Forma Statement of Earnings for the Year Ended December 31,
 1998..................................................................... F-26

Unaudited Pro Forma Statement of Cash Flows for the Six Months Ended June
 30, 1999................................................................. F-28

Unaudited Pro Forma Statement of Cash Flows for the Year Ended December
 31, 1998................................................................. F-30

Notes and Management's Assumptions to Unaudited Pro Forma Financial
 Statements............................................................... F-32

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                        June 30,   December 31,
                                                          1999         1998
                                                       ----------- ------------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $3,732,540 and
 $3,631,359, respectively............................. $12,186,046 $12,835,304
Investment in joint ventures..........................   4,326,459   4,353,427
Mortgage note receivable..............................         --        6,872
Cash and cash equivalents.............................     842,128     889,891
Restricted cash.......................................     683,770         --
Receivables, less allowance for doubtful accounts of
 $56,630 and $55,435, respectively....................     108,847     122,560
Prepaid expenses......................................       8,628       4,801
Lease costs, less accumulated amortization of $16,353
 and $14,889, respectively............................       4,210       5,674
Accrued rental income.................................     185,562     174,382
                                                       ----------- -----------
                                                       $18,345,650 $18,392,911
                                                       =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $    73,729 $     4,621
Escrowed real estate taxes payable....................       3,368       8,065
Distributions payable.................................     515,629     515,629
Due to related parties................................     164,293     183,303
Rents paid in advance and deposits....................      24,161      40,412
                                                       ----------- -----------
    Total liabilities.................................     781,180     752,030

Commitment and Contingencies (Note 4)

Partners' capital.....................................  17,564,470  17,640,881
                                                       ----------- -----------
                                                       $18,345,650 $18,392,911
                                                       =========== ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                             Quarter Ended    Six Months Ended
                                                June 30,          June 30,
                                            ----------------- -----------------
                                              1999     1998     1999     1998
                                            -------- -------- -------- --------
Revenues:
  Rental income from operating leases.....  $437,442 $438,324 $857,643 $871,144
  Interest and other income...............    22,201   19,785   35,872   42,739
                                            -------- -------- -------- --------
                                             459,643  458,109  893,515  913,883
                                            -------- -------- -------- --------
Expenses:
  General operating and administrative....    24,557   34,944   60,381   64,870
  Professional services...................    13,467   19,924   16,984   25,640
  State and other taxes...................       185      167   15,711   14,732
  Depreciation and amortization...........    81,536   83,312  164,585  166,624
  Transaction costs.......................    56,198      --    88,522      --
                                            -------- -------- -------- --------
                                             175,943  138,347  346,183  271,866
                                            -------- -------- -------- --------
Income Before Equity in Earnings of Joint
 Ventures, Gain on Sale of Land and
 Building, and Real Estate Disposition
 Fees.....................................   283,700  319,762  547,332  642,017
Equity in Earnings of Joint Ventures......   107,524  105,499  214,763  214,915
Gain on Sale of Land and Building.........       --       --   192,752      --
Real Estate Disposition Fees..............       --       --       --   (45,150)
                                            -------- -------- -------- --------
Net Income................................  $391,224 $425,261 $954,847 $811,782
                                            ======== ======== ======== ========
Allocation of Net Income:
  General partners........................  $  3,911 $  4,252 $  8,239 $  8,569
  Limited partners........................   387,313  421,009  946,608  803,213
                                            -------- -------- -------- --------
                                            $391,224 $425,261 $954,847 $811,782
                                            ======== ======== ======== ========
Net Income Per Limited Partner Unit.......  $   7.75 $   8.42 $  18.93 $  16.06
                                            ======== ======== ======== ========
Weighted Average Number of Limited Partner
 Units Outstanding........................    50,000   50,000   50,000   50,000
                                            ======== ======== ======== ========

           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                      Six Months   Year Ended
                                                         Ended      December
                                                       June 30,        31,
                                                         1999         1998
                                                      -----------  -----------
General partners:
  Beginning balance.................................. $   390,900  $   373,111
  Net income.........................................       8,239       17,789
                                                      -----------  -----------
                                                          399,139      390,900
                                                      -----------  -----------
Limited partners:
  Beginning balance..................................  17,249,981   18,828,538
  Net income.........................................     946,608    1,715,950
  Distributions ($20.63 and $65.89 per limited
   partner unit, respectively).......................  (1,031,258)  (3,294,507)
                                                      -----------  -----------
                                                       17,165,331   17,249,981
                                                      -----------  -----------
Total partners' capital.............................. $17,564,470  $17,640,881
                                                      ===========  ===========




           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                              June 30,
                                                       -----------------------
                                                          1999         1998
                                                       -----------  ----------
Increase (Decrease) in Cash and Cash Equivalents
  Net Cash Provided by Operating Activities........... $   976,678  $1,088,196
                                                       -----------  ----------
  Cash Flows from Investing Activities:
    Proceeds from sale of land and building...........     677,678         --
    Investment in joint ventures......................         --     (834,888)
    Decrease (Increase) in restricted cash............    (677,678)  2,457,670
    Collections on mortgage note receivable...........       6,817         --
                                                       -----------  ----------
      Net cash provided by investing activities.......       6,817   1,622,782
                                                       -----------  ----------
  Cash Flows from Financing Activities:
    Distributions to limited partners.................  (1,031,258) (2,341,628)
                                                       -----------  ----------
      Net cash used in financing activities...........  (1,031,258) (2,341,628)
                                                       -----------  ----------
Net Increase in Cash and Cash Equivalents.............     (47,763)    369,350
Cash and Cash Equivalents at Beginning of Period......     889,891     470,194
                                                       -----------  ----------
Cash and Cash Equivalents at End of Period............ $   842,128  $  839,544
                                                       ===========  ==========
Supplemental Schedule of Non-Cash Investing and
 Financing Activities:
  Deferred real estate disposition fees incurred and
   unpaid at end of period............................ $       --   $   45,150
                                                       ===========  ==========
  Distributions declared and unpaid at end of period.. $   515,629  $  515,625
                                                       ===========  ==========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999 may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund II, Ltd. (the "Partnership") for the year ended December 31, 1998.

2. Land and Buildings on Operating Leases:

   In March 1999, the Partnership sold its property in Columbia, Missouri, to a third party for $682,500 and received net sales proceed of $677,678, resulting in a gain of $192,752 for financial reporting purposes. This property was originally acquired by the Partnership in November 1987 and had a cost of approximately $511,200, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $166,500 in excess of its original purchase price.

3. Restricted Cash:

   As of June 30, 1999, the net sales proceeds of $677,678 from the sale of the property in Columbia, Missouri, plus accrued interest of $6,092 were being held in an interest-bearing escrow account pending the release of funds to acquire an additional property.

4. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 1,196,634 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $23,548,652 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the Properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund II, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund II, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 13, 1999, except for Note 12 for which the date is March 11, 1999 and
 Note 13 for which the date is June 3, 1999

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                            December 31,
                                                       -----------------------
                                                          1998        1997
                                                       ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation............................. $12,835,304 $13,164,568
Investment in joint ventures..........................   4,353,427   3,568,155
Mortgage note receivable..............................       6,872      42,734
Cash and cash equivalents.............................     889,891     470,194
Restricted cash.......................................         --    2,470,175
Receivables, less allowance for doubtful accounts of
 $55,435 and $83,254..................................     122,560      80,577
Prepaid expenses......................................       4,801       5,510
Lease costs, less accumulated amortization of $14,889
 and $11,520..........................................       5,674       9,043
Accrued rental income.................................     174,382     148,103
                                                       ----------- -----------
                                                       $18,392,911 $19,959,059
                                                       =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $     4,621 $     7,170
Accrued and escrowed real estate taxes payable........       8,065       4,656
Distributions payable.................................     515,629     594,000
Due to related parties................................     183,303     126,284
Rents paid in advance and deposits....................      40,412      25,300
                                                       ----------- -----------
Total liabilities.....................................     752,030     757,410
Partners' capital.....................................  17,640,881  19,201,649
                                                       ----------- -----------
                                                       $18,392,911 $19,959,059
                                                       =========== ===========



          See accompanying notes to consolidated financial statements.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                  Year Ended December 31,
                                              ---------------------------------
                                                 1998        1997       1996
                                              ----------  ---------- ----------
Revenues:
  Rental income from operating leases........ $1,773,925  $2,024,119 $2,224,500
  Contingent rental income...................     51,029      68,920     79,313
  Interest and other income..................     80,486      64,900     21,075
                                              ----------  ---------- ----------
                                               1,905,440   2,157,939  2,324,888
                                              ----------  ---------- ----------
Expenses:
  General operating and administrative.......    160,220     137,924    131,628
  Professional services......................     34,731      21,576     26,634
  Bad debt expense...........................        --       27,965        --
  Real estate taxes..........................        --          410      4,647
  State and other taxes......................     14,733      10,403      4,255
  Depreciation and amortization..............    332,633     399,820    421,759
  Transaction costs..........................     16,208         --         --
                                              ----------  ---------- ----------
                                                 558,525     598,098    588,923
                                              ----------  ---------- ----------
Income Before Equity in Earnings of Joint
 Ventures, Gain on Sale of Land and
 Buildings, Real Estate Disposition Fees, and
 Lease Termination Income....................  1,346,915   1,559,841  1,735,965
Equity in Earnings of Joint Ventures.........    431,974     389,915    130,996
Gain on Sale of Land and Buildings...........        --    1,476,124        --
Real Estate Disposition Fees.................    (45,150)        --         --
Lease Termination Income.....................        --      214,000        --
                                              ----------  ---------- ----------
Net Income................................... $1,733,739  $3,639,880 $1,866,961
                                              ==========  ========== ==========
Allocation of Net Income:
  General partners........................... $   17,789  $   30,736 $   18,670
  Limited partners...........................  1,715,950   3,609,144  1,848,291
                                              ----------  ---------- ----------
                                              $1,733,739  $3,639,880 $1,866,961
                                              ==========  ========== ==========
Net Income Per Limited Partner Unit.......... $    34.32  $    72.18 $    36.97
                                              ==========  ========== ==========
Weighted Average Number of Limited Partner
 Units Outstanding...........................     50,000      50,000     50,000
                                              ==========  ========== ==========


          See accompanying notes to consolidated financial statements.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                 Years Ended December 31, 1998, 1997, and 1996

                             General Partners                       Limited Partners
                         ------------------------- ----------------------------------------------------
                                       Accumulated                              Accumulated Syndication
                         Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                         ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................   $162,000     $161,705    $25,000,000  $(20,317,377)  $16,130,302 $(2,689,822) $18,446,808
 Distributions to
  limited partners
  ($47.52 per limited
  partner unit).........        --           --             --     (2,376,000)          --          --    (2,376,000)
 Net income.............        --        18,670            --            --      1,848,291         --     1,866,961
                           --------     --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................    162,000      180,375     25,000,000   (22,693,377)   17,978,593  (2,689,822)  17,937,769
 Distributions to
  limited partners
  ($47.52 per limited
  partner unit).........        --           --             --     (2,376,000)          --          --    (2,376,000)
 Net income.............        --        30,736            --            --      3,609,144         --     3,639,880
                           --------     --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................    162,000      211,111     25,000,000   (25,069,377)   21,587,737  (2,689,822)  19,201,649
 Distributions to
  limited partners
  ($65.89 per limited
  partner unit).........        --           --             --     (3,294,507)          --          --    (3,294,507)
 Net income.............        --        17,789            --            --      1,715,950         --     1,733,739
                           --------     --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................   $162,000     $228,900    $25,000,000  $(28,363,884)  $23,303,687 $(2,689,822) $17,640,881
                           ========     ========    ===========  ============   =========== ===========  ===========




          See accompanying notes to consolidated financial statements.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
  Cash received from tenants............  $ 1,796,989  $ 2,054,519  $ 2,295,531
  Distributions from joint ventures.....      482,671      147,995      164,718
  Cash paid for expenses................     (227,335)     (80,744)    (130,042)
  Interest received.....................       83,366       36,142       17,524
                                          -----------  -----------  -----------
   Net cash provided by operating
    activities..........................    2,135,691    2,157,912    2,347,731
                                          -----------  -----------  -----------
 Cash Flows from Investing Activities:
  Proceeds from sale of land and
   buildings............................          --     4,659,078          --
  Proceeds received from tenant in
   connection with termination of
   leases...............................          --       214,000          --
  Additions to land and buildings on
   operating leases.....................          --       (29,526)     (11,107)
  Investment in joint ventures..........     (835,969)  (2,136,289)         --
  Return of capital from joint venture..          --       124,440          --
  Collections on mortgage note
   receivable...........................       35,183          --           --
  Decrease (increase) in restricted
   cash.................................    2,457,670   (2,457,670)      25,000
  Payment of lease costs................          --        (4,507)      (1,930)
  Other.................................          --           --       (25,000)
                                          -----------  -----------  -----------
   Net cash provided by (used in)
    investing activities................    1,656,884      369,526      (13,037)
                                          -----------  -----------  -----------
 Cash Flows from Financing Activities:
  Proceeds from loans from corporate
   general partner......................          --       721,000      203,900
  Repayment of loans from corporate
   general partner......................          --      (721,000)    (203,900)
  Distributions to limited partners.....   (3,372,878)  (2,376,000)  (2,376,000)
                                          -----------  -----------  -----------
   Net cash used in financing
    activities..........................   (3,372,878)  (2,376,000)  (2,376,000)
                                          -----------  -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................      419,697      151,438      (41,306)
Cash and Cash Equivalents at Beginning
 of Year................................      470,194      318,756      360,062
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $   889,891  $   470,194  $   318,756
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income.............................  $ 1,733,739  $ 3,639,880  $ 1,866,961
                                          -----------  -----------  -----------
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Bad debt expense......................          --        27,965          --
  Depreciation..........................      329,264      395,837      417,776
  Amortization..........................        3,369        3,983        3,983
  Gain on sale of land and buildings....          --    (1,476,124)         --
  Lease termination income..............          --      (214,000)         --
  Equity in earnings of joint ventures,
   net of distributions.................       50,697     (241,920)      33,722
  Increase in receivables...............      (28,799)      (4,166)      (8,803)
  Decrease (increase) in prepaid
   expenses.............................          709         (691)      (1,570)
  Increase in accrued rental income.....      (26,279)     (30,746)     (33,234)
  Decrease in other assets..............          --           --         1,750
  Increase (decrease) in accounts
   payable and accrued expenses.........          860       (2,304)       4,014
  Increase in due to related parties....       57,019       81,206       35,824
  Increase (decrease) in rents paid in
   advance and deposits.................       15,112      (21,008)      27,308
                                          -----------  -----------  -----------
   Total adjustments....................      401,952   (1,481,968)     480,770
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 2,135,691  $ 2,157,912  $ 2,347,731
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Investing and Financing Activities:
 Mortgage note accepted as consideration
  in sale of land and building..........  $       --   $    42,000  $       --
                                          ===========  ===========  ===========
 Deferred real estate disposition fees
  incurred and unpaid at end of period..  $    45,150  $       --   $       --
                                          ===========  ===========  ===========
 Distributions declared and unpaid at
  December 31...........................  $   515,629  $   594,000  $   594,000
                                          ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                  Years Ended December 31, 1998, 1997 and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund II, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using the operating method. Under the operating method, land and building leases are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

   Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review the properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair market value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to decrease rental or other income or increase bad debt expense for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for uncollectible accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership's investments in Kirkman Road Joint Venture, Holland Joint Venture and Show Low Joint Venture, and the properties in Arvada, Colorado; Mesa, Arizona; Smithfield, North Carolina; Vancouver, Washington; Overland Park, Kansas; and Memphis, Tennessee, each of

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

which is held as tenants-in-common with affiliates, are accounted for using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Lease Costs--Lease incentive costs and brokerage and legal fees associated with negotiating new leases are amortized over the terms of the new leases using the straight-line method. When a property is sold or a lease is terminated, the related lease cost, if any, net of accumulated amortization is removed from the accounts and charged against income.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

   Reclassification--Certain items in the prior years' financial statements have been reclassified to conform to 1998 presentation. These reclassifications had no effect on partners' capital or net income.

2. Leases:

   The Partnership leases its land or land and buildings primarily to operators of national and regional fast-food restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." The leases have been classified as operating leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant generally pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage.

   The lease options generally allow tenants to renew the leases for two to four successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
   Land............................................... $ 6,608,400  $ 6,608,400
   Buildings..........................................   9,858,263    9,858,263
                                                       -----------  -----------
                                                        16,466,663   16,466,663
   Less accumulated depreciation......................  (3,631,359)  (3,302,095)
                                                       -----------  -----------
                                                       $12,835,304  $13,164,568
                                                       ===========  ===========

   In June 1997, the Partnership sold its property in Eagan, Minnesota, to the tenant, for $668,033 and received net sales proceeds of $665,882, of which $42,000 were in the form of a promissory note, resulting in a gain of $158,251 for financial reporting purposes. This property was originally acquired by the Partnership in August 1987 and had a cost of approximately $601,100, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $64,800 in excess of its original purchase price. In October 1997, the Partnership used the net sales proceeds to acquire a property in Mesa, Arizona, as tenants-in-common (see Note
4).

   In addition, during 1997, the Partnership sold its properties in Jacksonville, Plant City and Avon Park, Florida; its property in Mathis, Texas and two properties in Farmington Hills, Michigan to third parties for aggregate sales prices of $4,162,006 and received aggregate net sales proceeds (net of $18,430, which represents amounts due to the former tenant for prorated rent) of $4,035,196, resulting in aggregate gains of $1,317,873 for financial reporting purposes. These six properties were originally acquired by the Partnership during 1987 and had aggregate costs of approximately $3,338,800, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold these six properties for approximately $714,400, in the aggregate, in excess of their original aggregate purchase prices. During 1997, the Partnership reinvested approximately $1,512,400 of these net sales proceeds in a property in Vancouver, Washington, and a property in Smithfield, North Carolina, as tenants-in-common with affiliates of the General Partners (see
Note 4). In January 1998, the Partnership reinvested a portion of these net sales proceeds in a property in Overland Park, Kansas, and a property in Memphis, Tennessee, as tenants-in-common with affiliates of the General Partners (see Note 4). In connection with the sale of both of the Farmington Hills, Michigan properties, the Partnership also received $214,000 as a lease termination fee from the former tenant in consideration of the Partnership's releasing the tenant from its obligation under the terms of the leases.

   Some of the leases provide for escalating guaranteed minimum rents throughout the lease terms. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997, and 1996, the Partnership recognized $26,279, $30,746, and $33,234, respectively, of such income.

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

   1999............................................................. $ 1,617,078
   2000.............................................................   1,545,876
   2001.............................................................   1,561,629
   2002.............................................................   1,394,850
   2003.............................................................   1,146,347
   Thereafter.......................................................   5,112,565
                                                                     -----------
                                                                     $12,378,345
                                                                     ===========

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

4. Investment in Joint Ventures:

   The Partnership has a 50 percent interest, a 49 percent interest and a 64 percent interest in the profits and losses of Kirkman Road Joint Venture, Holland Joint Venture and Show Low Joint Venture, respectively. The remaining interests in Holland Joint Venture and Show Low Joint Venture are held by affiliates of the general partners. The Partnership also has a 33.87% interest in a property in Arvada, Colorado, with an affiliate of the general partners, as tenants-in-common. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate. Amounts relating to its investment are included in investment in joint ventures.

   In January 1997, Show Low Joint Venture, in which the Partnership owns a 64 percent interest, sold its property to the tenant for $970,000, resulting in a gain to the joint venture of approximately $360,000 for financial reporting purposes. The property was originally contributed to Show Low Joint Venture in July 1990 and had a total cost of approximately $663,500, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the joint venture sold the property for approximately $306,500 in excess of its original purchase price. In June 1997, Show Low Joint Venture reinvested $782,413 of the net sales proceeds in a Darryl's property in Greensboro, North Carolina. As of December 31, 1997, the Partnership had received approximately $124,400 representing a return of capital for its pro-rata share of the uninvested net sales proceeds. As of December 31, 1998, the Partnership owned a 64 percent interest in the profits and losses of the joint venture.

   In October 1997, the Partnership used the net sales proceeds from the sale of the property in Eagan, Minnesota (see Note 3) to acquire a property in Mesa, Arizona, as tenants-in-common with an affiliate of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned an approximate 58 percent interest in this property.

   In December 1997, the Partnership used the net sales proceeds from the sale of one of the properties in Farmington Hills, Michigan, to acquire a property in Smithfield, North Carolina, as tenants-in-common with an affiliate of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 47 percent interest in this property.

   In addition, in December 1997, the Partnership used the net sales proceeds from the sale of the property in Plant City, Florida, to acquire a property in Vancouver, Washington, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned an approximate 37 percent interest in this property.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

   In addition, in January 1998, the Partnership used the net sales proceeds from the sales of the properties in Jacksonville, Florida and Mathis, Texas, to acquire a 39.39% and a 13.38% interest in a property in Overland Park, Kansas, and a property in Memphis, Tennessee, respectively, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investments in these properties using the equity method since the Partnership shares control with affiliates, and amounts relating to its investments are included in investment in joint ventures.

   Kirkman Road Joint Venture, Holland Joint Venture, Show Low Joint Venture and the Partnership and affiliates, as tenants-in-common in six separate tenancy-in-common arrangements, each own and lease one property to an operator of national fast-food or family-style restaurants. The following presents the combined, condensed financial information for the joint ventures and the six properties held as tenants-in-common with affiliates at December 31:

                                                          1998        1997
                                                       ----------- ----------
   Land and buildings on operating leases, less accu-
    mulated depreciation.............................. $ 8,410,940 $7,091,781
   Net investment in direct financing leases..........   2,121,822    518,399
   Cash...............................................      37,128     56,815
   Receivables........................................       1,570      4,685
   Accrued rental income..............................     207,239    102,913
   Other assets.......................................       1,069        418
   Liabilities........................................      32,229     31,673
   Partners' capital..................................  10,747,539  7,743,338
   Revenues...........................................   1,254,276    399,579
   Gain on sale of land and building..................         --     360,002
   Net income.........................................   1,051,988    687,021

   The Partnership recognized income totalling $431,974, $389,915, and $130,996 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures and the properties held as tenants-in-common with affiliates.

5. Mortgage Note Receivable:

   In connection with the sale in June 1997 of its property in Eagan, Minnesota, the Partnership accepted a promissory note in the amount of $42,000. The promissory note bears interest at a rate of 10.50% per annum and is collateralized by personal property. Initially, the note was to be collected in 18 monthly installments of interest only and thereafter, the entire principal balance shall become due. During 1998, the note was amended to require six monthly installments of $7,368, including interest, commencing on July 1, 1998. As of December 31, 1998 and 1997, the mortgage note receivable balance was $6,872 and $42,734, including accrued interest of $56 and $734, respectively.

6. Restricted Cash:

   As of December 31, 1997, remaining net sales proceeds of $2,470,175 from the sales of several properties (see Note 3) including accrued interest of $12,505, were being held in interest-bearing escrow accounts pending the release of funds by the escrow agent to acquire additional properties on behalf of the Partnership and to distribute net sales proceeds to the limited partners. In 1998, the funds were released from escrow to the Partnership and were used to acquire two additional properties with affiliates of the general partners and to make a special distribution to the limited partners (see note 4 and note 8).

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

7. Receivables:

   In March 1996, the Partnership accepted a promissory note from the former tenant of the property in Gainesville, Texas, in the amount of $96,502, representing past due rental and other amounts, which had been included in receivables and for which the Partnership had established an allowance for doubtful accounts, and real estate taxes previously recorded as an expense by the Partnership. Payments are due in 60 monthly installments of $2,156, including interest at a rate of 11 percent per annum, commencing on June 1, 1996. Due to the uncertainty of the collectibility of this note, the Partnership established an allowance for doubtful accounts and is recognizing income as collected. As of December 31, 1998 and 1997, the balances in the allowance for doubtful accounts of $55,330 and $74,590, respectively, including accrued interest of $2,654 in 1998 and 1997, represent the uncollected amounts under this promissory note.

8. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, noncumulative, noncompounded annual return on their adjusted capital contributions (the "10% Preferred Return").

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their cumulative 10% Preferred Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first on a pro rata basis to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the years ended December 31, 1998, 1997, and 1996, the Partnership declared distributions to the limited partners of $3,294,507, $2,376,000, and $2,376,000. Distributions for the year ended December 31, 1998, included $1,232,003 as a result of the distribution of net sales proceeds from the 1997 sales of properties in Avon Park, Florida and Farmington Hills, Michigan. This amount was applied toward the limited partners' cumulative 10% Preferred Return. No distributions have been made to the general partners to date.

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


9. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                               1998        1997        1996
                                            ----------  ----------  ----------
   Net income for financial reporting
    purposes..............................  $1,733,739  $3,639,880  $1,866,961
   Depreciation for financial reporting
    purposes in excess of depreciation for
    tax reporting purposes................      17,510      19,440      20,922
   Gain on sale of land and buildings for
    financial reporting purposes (in
    excess of) less than gain for tax
    reporting purposes....................     335,644    (638,739)        --
   Equity in earnings of joint ventures
    for tax reporting purposes less than
    equity in earnings of joint ventures
    for financial reporting purposes......     (32,934)   (146,161)     (1,240)
   Capitalization of transaction costs for
    tax reporting purposes................      16,208         --          --
   Allowance for doubtful accounts........     (27,819)    (42,782)     25,225
   Accrued rental income..................     (26,279)    (30,746)    (33,234)
   Rents paid in advance..................      18,112     (21,008)     22,508
                                            ----------  ----------  ----------
   Net income for federal income tax
    purposes..............................  $2,034,181  $2,779,884  $1,901,142
                                            ==========  ==========  ==========

10. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's Properties pursuant to a property management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate an annual, noncumulative, subordinated property management fee of one-half of one percent of the Partnership assets under management (valued at cost) annually. The property management fee is limited to one percent of the sum of gross operating revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross operating revenues from joint ventures and the properties held as tenants-in-common with affiliates or competitive fees for comparable services. In addition, these fees will be incurred and will be payable only after the limited partners receive their aggregate, noncumulative 10% Preferred Return. Due to the fact that these fees are noncumulative, if the limited partners do not receive their 10% Preferred Return in any particular year, no property management fees will be due or payable for such year. As a result of such threshold no property management fees were incurred during the years ended December 31, 1998, 1997, and 1996.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

sale. Payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate, cumulative 10% Preferred Return, plus their adjusted capital contributions. For the year ended December 31, 1998, the Partnership incurred $45,150 in deferred, subordinated, real estate disposition fees as a result of the 1997 sales of properties in Avon Park, Florida and Farmington Hills, Michigan. No deferred, subordinated, real estate disposition fees were incurred for the years ended December 31, 1997 and 1996.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $86,009, $78,139 and $79,624 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   During 1997, the Partnership acquired a property in Mesa, Arizona, as tenants-in-common with an affiliate of the general partners, for a purchase price of $630,554 from CNL BB Corp., also an affiliate of the general partners. CNL BB Corp. had purchased and temporarily held title to this property in order to facilitate the acquisition of the property by the Partnership. The purchase price paid by the Partnership represented the Partnership's percentage of interest in the costs incurred by CNL BB Corp. to acquire and carry the property, including closing costs.

   The due to related parties consisted of the following at December 31:

                                                               1998     1997
                                                             -------- --------
   Due to Affiliates:
     Expenditures incurred on behalf of the Partnership..... $ 76,326 $ 59,608
     Accounting and administrative services.................   61,827   66,676
     Deferred, subordinated real estate disposition fee.....   45,150      --
                                                             -------- --------
                                                             $183,303 $126,284
                                                             ======== ========

11. Concentration of Credit Risk:

   The following schedule presents total rental income from individual lessees, each representing more than ten percent of the Partnerships' total rental income (including the Partnership's share of rental income from joint ventures and the properties held as tenants-in-common with affiliates) for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
   Golden Corral Corporation........................ $485,839 $408,333 $403,875
   Restaurant Management Services, Inc..............  252,292  251,480      N/A

   In addition, the following schedule presents total rental and mortgage interest income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and mortgage interest income (including the Partnership's share of rental income from joint ventures and properties held as tenants-in-common with affiliates) for each of the years ended December 31:

                                                      1998     1997     1996
                                                    -------- -------- --------
   Golden Corral Family Steakhouse Restaurants..... $485,839 $408,333 $403,875
   Popeyes Famous Fried Chicken Restaurants........  252,292  251,480      N/A
   Wendy's Old Fashioned Hamburger Restaurants.....      N/A  381,567  421,165
   Denny's.........................................      N/A      N/A  388,050
   KFC.............................................      N/A  278,348  358,463

                            CNL INCOME FUND II, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental, mortgage interest, and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

12. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 2,393,267 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $23,548,652 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradeable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

13. Reverse Stock Split:

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 12 being adjusted to 1,196,634 shares.

             UNAUDITED PRO FORMA FINANCIAL INFORMATION OF APF

   For The Acquisitions Of The Advisor, The CNL Restaurant Financial Services
                    Group And CNL Income Fund II, Ltd.

   The following unaudited pro forma financial information with respect to APF gives effect to the acquisition of properties, the acquisition of CNL Fund Advisors, Inc. (the "Advisor" or "CFA") and the CNL Restaurant Financial Services Group, and the acquisition of the Income Fund (the acquisition of the Income Fund is referred to as the "Acquisition"), and is based on estimates and assumptions set forth below in the notes to such information which included pro forma adjustments. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF, the historical combined financial information of the Income Fund, the Advisor and CNL Restaurant Financial Services Group (shown separately as CNL Financial Services, Inc. (" CFS") and CNL Financial Corporation ("CFC") and should be read in conjunction with the selected historical financial data and accompanying notes of APF, Income Fund, Advisor and CNL Restaurant Financial Services Group. The pro forma balance sheet assumes that the Acquisition occurred on June 30, 1999, and the pro forma consolidated statements of earnings and statements of cash flows assume that the acquisition of properties by APF from January 1, 1998 through July 31, 1999, the acquisition of the Advisor, the CNL Restaurant Financial Services Group and the Acquisition occurred on January 1, 1998.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partners elected to receive notes in the Acquisition. The assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Acquisition had been effected on the dates indicated or of the results which may be obtained in the future.






   See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                   Group

                       and CNL Income Fund II, Ltd.

                              As of June 30, 1999

                                          Property                                 Historical
                                        Acquisition                                   CNL
                           Historical    Pro Forma                    Historical   Financial
                              APF       Adjustments       Subtotal     Advisor   Services, Inc.
                          ------------  ------------    ------------  ---------- --------------
        ASSETS:
Land and Building on
 operating leases (net
 depreciation)..........  $569,567,003   $3,369,856 (A) $572,936,859  $        0   $        0
Net Investment in Direct
 Financing Leases.......   132,179,949            0      132,179,949           0            0
Mortgages and Notes
 Receivable.............    63,351,507            0       63,351,507           0            0
Other Investments.......    16,197,812            0       16,197,812           0            0
Investment in Joint
 Ventures...............     1,081,046            0        1,081,046           0            0
Cash and Cash
 Equivalents............    18,764,033            0 (A)   18,764,033     333,295      639,036
Restricted
 Cash/Certificates of
 Deposit................     2,006,690            0        2,006,690           0            0
Receivables (net
 allowances)/Due from
 Related Party..........       649,972            0          649,972   8,668,738    5,417,084
Accrued Rental Income...     5,875,698            0        5,875,698           0            0
Other Assets............    12,551,632            0       12,551,632     405,214      313,486
Goodwill................             0            0                0           0            0
                          ------------   ----------     ------------  ----------   ----------
 Total Assets...........  $822,225,342   $3,369,856     $825,595,198  $9,407,247   $6,369,606
                          ============   ==========     ============  ==========   ==========
LIABILITIES AND EQUITY:
Accounts Payable and
 Accrued Liabilities....  $  2,105,725   $        0     $  2,105,725  $  673,437   $  311,969
Accrued Construction
 Costs Payable..........     9,745,014            0        9,745,014           0            0
Distributions Payable...             0            0                0           0            0
Due to Related Parties..     1,444,444            0        1,444,444           0      500,981
Income Tax Payable......             0            0                0      51,466       16,906
Line of Credit/Notes
 payable................   149,000,000    3,369,856 (A)  152,369,856     351,869            0
Deferred Income.........     2,466,355            0        2,466,355           0            0
Rents Paid in Advance...     1,617,367            0        1,617,367           0            0
Minority Interest.......       644,611            0          644,611           0            0
Common Stock............       373,484            0          373,484           0            0
Common Stock--Class A...             0            0                0       6,400        2,000
Common Stock--Class B...             0            0                0       3,600          724
Additional Paid-in-
 capital................   669,997,715            0      669,997,715   3,328,376    5,303,503
Accumulated
 Distributions in excess
 of Net Earnings........   (15,169,373)           0      (15,169,373)  4,992,099      233,523
Partners' Capital.......             0            0                0           0            0
                          ------------   ----------     ------------  ----------   ----------
 Total Liabilities and
  Equity................  $822,225,342   $3,369,856     $825,595,198  $9,407,247   $6,369,606
                          ============   ==========     ============  ==========   ==========
Wtd. Avg. Shares
 Outstanding............    37,347,883
                          ============
Shares Outstanding......    37,348,464
                          ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund II, Ltd.
                              As of June 30, 1999

                     Historical
                        CNL                       Combining                         Historical
                     Financial                    Pro Forma           Combined      CNL Income    Pro Forma           Adjusted
                       Corp.        Subtotal     Adjustments            APF        Fund II, Ltd. Adjustments         Pro Forma
                    ------------ --------------  ------------      --------------  ------------- ------------      --------------
     ASSETS:
Land and Building
 on operating
 leases (net
 depreciation)...   $          0 $  572,936,859  $          0      $  572,936,859   $12,186,046  $  4,317,515 (B2) $  589,440,420
Net Investment in
 Direct Financing
 Leases..........              0    132,179,949             0         132,179,949             0     1,101,604 (B2)    133,281,553
Mortgages and
 Notes
 Receivable......    290,522,671    353,874,178             0         353,874,178             0             0         353,874,178
Other
 Investments.....      6,361,082     22,558,894             0          22,558,894             0             0          22,558,894
Investment In
 Joint Ventures..              0      1,081,046             0           1,081,046     4,326,459       763,463 (B2)      6,170,968
Cash and Cash
 Equivalents.....      1,767,517     21,503,881    (9,955,008)(B1)     11,548,873       842,128    (1,936,992)(B2)     10,169,009
                                                                                                     (285,000)(B2)
Restricted
 Cash/Certificates
 of Deposit......      2,482,041      4,488,731             0           4,488,731       683,770             0           5,172,501
Receivables (net
 allowances)
 /Due from
 Related Party...      1,125,933     15,861,727    (6,614,629)(C)       9,247,098       108,847      (164,293)(E)       9,191,652
Accrued Rental
 Income..........              0      5,875,698             0           5,875,698       185,562      (185,562)(B2)      5,875,698
Other Assets.....      2,479,317     15,749,649    (2,575,792)(B1)     13,173,857        12,838       (12,838)(B2)     13,173,857
Goodwill.........              0              0    43,244,651 (B1)     43,244,651             0             0          43,244,651
                    ------------ --------------  ------------      --------------   -----------  ------------      --------------
 Total Assets....   $304,738,561 $1,146,110,612  $ 24,099,222      $1,170,209,834   $18,345,650  $  3,597,897      $1,192,153,381
                    ============ ==============  ============      ==============   ===========  ============      ==============
 LIABILITIES AND
     EQUITY:
Accounts Payable
 and Accrued
 Liabilities.....   $  2,013,172 $    5,104,303  $          0      $    5,104,303   $    77,097  $          0      $    5,181,400
Accrued
 Construction
 Costs Payable...              0      9,745,014             0           9,745,014             0             0           9,745,014
Distributions
 Payable.........              0              0             0                   0       515,629             0             515,629
Due to Related
 Parties.........     30,170,185     32,115,610    (6,614,629)(C)      25,500,981       164,293      (164,293)(E)      25,500,981
Income Tax
 Payable.........        274,485        342,857      (342,857)(D)               0             0             0                   0
Line of
 Credit/Notes
 payable.........    267,685,382    420,407,107             0         420,407,107             0             0         420,407,107
Deferred Income..              0      2,466,355             0           2,466,355             0             0           2,466,355
Rents Paid in
 Advance.........              0      1,617,367             0           1,617,367        24,161             0           1,641,528
Minority
 Interest........              0        644,611             0             644,611             0             0             644,611
Common Stock.....              0        373,484        61,500 (B1)        434,984             0        11,824 (B2)        446,808
Common Stock--
 Class A.........            200          8,600        (8,600)(B1)              0             0             0                   0
Common Stock--
 Class B.........            501          4,825        (4,825)(B1)              0             0             0                   0
Additional Paid-
 in-capital......      3,937,095    682,566,689   122,938,500 (B1)    792,936,215             0    21,314,836 (B2)    814,251,051
                                                  (12,568,974)(B1)
Accumulated
 distributions in
 excess of net
 earnings........        657,541     (9,286,210)   (5,883,163)(B1)    (88,647,103)            0             0         (88,647,103)
                                                  (73,820,587)(B1)
                                                      342,857 (D)
Partners'
 Capital.........              0              0             0                   0    17,564,470   (17,564,470)(B2)              0
                    ------------ --------------  ------------      --------------   -----------  ------------      --------------
 Total
  Liabilities and
  Equity.........   $304,738,561 $1,146,110,612  $ 24,099,222      $1,170,209,834   $18,345,650  $  3,597,897      $1,192,153,381
                    ============ ==============  ============      ==============   ===========  ============      ==============
Wtd. Avg. Shares
 Outstanding.....                                                                                                      44,680,267
                                                                                                                   ==============
Shares
 Outstanding.....                                                                                                      44,680,848
                                                                                                                   ==============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund II, Ltd.

                     For the Six Months Ended June 30, 1999

                                         Property                                             Historical
                                       Acquisition                             Historical CNL     CNL
                          Historical    Pro Forma                  Historical    Financial     Financial
                              APF      Adjustments     Subtotal     Advisor    Services, Inc.    Corp.      Subtotal
                          -----------  ------------   -----------  ----------  -------------- -----------  -----------
Revenues:
 Rental and Earned
  Income................  $27,900,894   $3,056,620(a) $30,957,514  $        0    $        0   $         0  $30,957,514
 Fees...................            0            0              0   9,454,036     2,963,154        11,511   12,428,701
 Interest and Other
  Income................    4,249,461            0      4,249,461      87,570       249,258    11,539,080   16,125,369
                          -----------   ----------    -----------  ----------    ----------   -----------  -----------
 Total Revenue..........  $32,150,355   $3,056,620    $35,206,975  $9,541,606    $3,212,412   $11,550,591  $59,511,584
Expenses:
 General and
  Administrative........    2,244,408            0      2,244,408   5,405,130     2,441,151       263,524   10,354,213
 Management and Advisory
  Fees..................    1,681,870            0      1,681,870           0             0     1,231,905    2,913,775
 Fees Paid to Related
  Parties...............            0            0              0      88,949       689,425             0      778,374
 Interest Expense.......            0            0              0      92,707             0    10,294,499   10,387,206
 State Taxes............      464,966            0        464,966           0             0             0      464,966
 Depreciation--Other....            0            0              0      77,130        39,032             0      116,162
 Depreciation--
  Property..............    3,701,974      967,179(a)   4,669,153           0             0             0    4,669,153
 Amortization...........        9,700            0          9,700          36             0             0        9,736
 Transaction Costs......      483,005            0        483,005           0             0             0      483,005
                          -----------   ----------    -----------  ----------    ----------   -----------  -----------
 Total Expenses.........    8,585,923      967,179      9,553,102   5,663,952     3,169,608    11,789,928   30,176,590
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 and Provision for
 Losses on Properties ..  $23,564,432   $2,089,441    $25,653,873  $3,877,654    $   42,804   $  (239,337)  29,334,994

 Equity Earnings of
  Joint
  Ventures/Minority
  Interest..............       31,241            0         31,241           0             0             0       31,241
 Gain (Loss) on Sale of
  Properties............     (201,843)           0       (201,843)          0             0             0     (201,843)
 Provision for Losses on
  Properties............     (540,522)           0       (540,522)          0             0             0     (540,522)
                          -----------   ----------    -----------  ----------    ----------   -----------  -----------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........   22,853,308    2,089,441     24,942,749   3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision) for
  Federal Income Taxes..            0            0              0  (1,595,036)      (16,906)       86,202   (1,525,740)
                          -----------   ----------    -----------  ----------    ----------   -----------  -----------
Net Earnings (Losses)...  $22,853,308   $2,089,441    $24,942,749  $2,282,618    $   25,898   $  (153,135) $27,098,130
                          ===========   ==========    ===========  ==========    ==========   ===========  ===========
Earnings Per
 Share/Unit.............  $      0.61   $      n/a    $       n/a  $      n/a    $      n/a   $       n/a  $       n/a
                          ===========   ==========    ===========  ==========    ==========   ===========  ===========
Wtd. Avg. Shares
 Outstanding............   37,347,883            0     37,347,883         n/a           n/a           n/a   37,347,883
                          ===========   ==========    ===========  ==========    ==========   ===========  ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund II, Ltd.

                     For the Six Months Ended June 30, 1999

                           Combining                        Historical
                           Pro Forma           Combined     CNL Income    Pro Forma          Adjusted
                          Adjustments             APF      Fund II, Ltd. Adjustments         Pro Forma
                          -----------         -----------  ------------- -----------        -----------
Revenues:
 Rental and Earned
  Income................  $         0         $30,957,514    $857,643     $   6,490 (j)     $31,821,647
 Fees...................   (9,812,516)(b),(c)   2,616,185           0       (22,198)(k)       2,593,987
 Interest and Other
  Income................      144,014 (d)      16,269,383      35,872             0          16,305,255
                          -----------         -----------    --------     ---------         -----------
 Total Revenue..........  $(9,668,502)        $49,843,082    $893,515     $ (15,708)        $50,720,889
Expenses:
 General and
  Administrative........     (774,311)(e)       9,579,902      77,365       (43,945)(l),(m)   9,613,322
 Management and Advisory
  Fees..................   (2,913,775)(f)               0           0             0 (n)               0
 Fees Paid to Related
  Parties...............     (743,673)(g)          34,701           0             0              34,701
 Interest Expense.......            0          10,387,206           0             0          10,387,206
 State Taxes............            0             464,966      15,711         4,596 (o)         485,273
 Depreciation--Other....            0             116,162           0             0             116,162
 Depreciation--
  Property..............            0           4,669,153     163,120       105,533 (p)       4,937,806
 Amortization...........    1,081,116 (h)       1,090,852       1,465             0           1,092,317
 Transaction Costs......            0             483,005      88,522             0             571,527
                          -----------         -----------    --------     ---------         -----------
 Total Expenses.........   (3,350,643)         26,825,947     346,183        66,184          27,238,314
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 and Provision for
 Losses on Properties...  $(6,317,859)        $23,017,135    $547,332     $ (81,892)        $23,482,575
 Equity Earnings of
  Joint
  Ventures/Minority
  Interest..............            0              31,241     214,763       (25,660)(q)         220,344
 Gain (Loss) on Sale of
  Properties............            0            (201,843)    192,752             0              (9,091)
 Provision For Losses on
  Properties............            0            (540,522)          0             0            (540,522)
                          -----------         -----------    --------     ---------         -----------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........   (6,317,859)         22,306,011     954,847      (107,552)         23,153,306
 Benefit/(Provision) for
  Federal Income Taxes..    1,525,740 (i)               0           0             0                   0
                          -----------         -----------    --------     ---------         -----------
Net Earnings (Losses)...  $(4,792,119)        $22,306,011    $954,847     $(107,552)        $23,153,306
                          ===========         ===========    ========     =========         ===========
Earnings Per
 Share/Unit.............  $       n/a         $       n/a    $  19.10     $     n/a         $      0.52
                          ===========         ===========    ========     =========         ===========
Wtd. Avg. Shares
 Outstanding............    6,150,000          43,497,883         n/a     1,182,384          44,680,267 (r)
                          ===========         ===========    ========     =========         ===========

               CNL AMERICAN PROPERTIES FUND INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund II, Ltd.

                      For the Year Ended December 31, 1998

                                         Property                                                 Historical
                                       Acquisition                                 Historical CNL     CNL
                          Historical    Pro Forma                     Historical     Financial     Financial
                             APF       Adjustments       Subtotal      Advisor     Services, Inc.    Corp.       Subtotal
                         ------------  ------------    ------------  ------------  -------------- -----------  ------------
Revenues:
 Rental and Earned
  Income...............  $ 33,129,661  $ 22,951,799(a) $ 56,081,460  $          0    $        0   $         0  $ 56,081,460
 Fees..................             0             0               0    28,904,063     6,619,064       418,904    35,942,031
 Interest and Other
  Income...............     9,057,376             0       9,057,376       145,016       574,078    22,238,311    32,014,781
                         ------------  ------------    ------------  ------------    ----------   -----------  ------------
 Total Revenue.........    42,187,037    22,951,799      65,138,836    29,049,079     7,193,142    22,657,215  $124,038,272
Expenses:
 General and
  Administrative.......     2,798,481             0       2,798,481     9,843,409     6,114,276     1,425,109    20,181,275
 Management and
  Advisory Fees........     1,851,004             0       1,851,004             0             0     2,807,430     4,658,434
 Fees to Related
  Parties..............             0             0               0     1,247,278     1,773,406             0     3,020,684
 Interest Expense......             0             0               0       148,415             0    21,350,174    21,498,589
 State Taxes...........       548,320             0         548,320        19,126             0             0       567,446
 Depreciation--Other...             0             0               0       119,923        79,234             0       199,157
 Depreciation--
  Property.............     4,042,290     6,246,947(a)   10,289,237             0             0             0    10,289,237
 Amortization..........        11,808             0          11,808        57,077             0        95,116       164,001
 Transaction Costs.....       157,054             0         157,054             0             0             0       157,054
                         ------------  ------------    ------------  ------------    ----------   -----------  ------------
 Total Expenses........     9,408,957     6,246,947      15,655,904    11,435,228     7,966,916    25,677,829    60,735,877
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gains on
 Securitization,
 Provision for Losses
 on Properties and
 Other Expenses........  $ 32,778,080  $ 16,704,852    $ 49,482,932  $ 17,613,851    $ (773,774)  $(3,020,614) $ 63,302,395

 Equity in Earnings of
  joint
  Venture/Minority
  Interest.............       (14,138)            0         (14,138)            0             0             0       (14,138)
 Gain on
  Securitization.......             0             0               0             0             0     3,694,351     3,694,351
 Other Expenses........             0             0               0             0             0             0             0
 Provision for Losses
  on Properties........      (611,534)            0        (611,534)            0             0             0      (611,534)
                         ------------  ------------    ------------  ------------    ----------   -----------  ------------
Net Earnings (Losses)
 Before
 Benefit/(Provision)
 for Federal Income
 Taxes.................    32,152,408    16,704,852      48,857,260    17,613,851      (773,774)      673,737    66,371,074
 Benefit/(Provision)
  for Federal Income
  Taxes................             0             0               0    (6,957,472)      305,641      (246,603)   (6,898,434)
                         ------------  ------------    ------------  ------------    ----------   -----------  ------------
Net Earnings (Losses)..  $ 32,152,408  $ 16,704,852    $ 48,857,260  $ 10,656,379    $ (468,133)  $   427,134  $ 59,472,640
                         ============  ============    ============  ============    ==========   ===========  ============
Earnings per
 Share/Unit............  $       1.21  $        n/a    $        n/a  $        n/a    $      n/a   $       n/a  $        n/a
                         ============  ============    ============  ============    ==========   ===========  ============
Wtd. Avg. Shares
 Outstanding...........    26,648,219     6,981,616      33,629,835           n/a           n/a           n/a    33,629,835
                         ============  ============    ============  ============    ==========   ===========  ============

               CNL AMERICAN PROPERTIES FUND INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund II, Ltd.

                      For the Year Ended December 31, 1998

                          Combining Pro                        Historical
                              Forma                            CNL Income    Pro Forma          Adjusted
                           Adjustments          Combined APF  Fund II, Ltd. Adjustments         Pro Forma
                          -------------         ------------  ------------- -----------        -----------
Revenues:
 Rental and Earned
  Income................  $           0         $ 56,081,460   $1,824,954    $  12,979 (j)     $57,919,393
 Fees...................    (32,715,768)(b),(c)    3,226,263            0      (27,846)(k)       3,198,417
 Interest and Other
  Income................        207,144 (d)       32,221,925       80,486            0          32,302,411
                          -------------         ------------   ----------    ---------         -----------
 Total Revenue..........    (32,508,624)          91,529,648    1,905,440      (14,867)         93,420,221
Expenses:
 General and
  Administrative........     (4,241,719)(e)       15,939,556      194,951      (61,147)(l),(m)  16,073,360
 Management and Advisory
  Fees..................     (4,658,434)(f)                0            0            0 (n)               0
 Fees to Related
  Parties...............     (2,161,897)(g)          858,787            0            0             858,787
 Interest Expense.......              0           21,498,589            0            0          21,498,589
 State Taxes............              0              567,446       14,733        7,358 (o)         589,537
 Depreciation--Other....              0              199,157            0            0             199,157
 Depreciation--
  Property..............       (340,898)(r)        9,948,339      329,264      211,066 (p)      10,488,669
 Amortization...........      2,162,233 (h)        2,326,234        3,369            0           2,329,603
 Transaction Costs......              0              157,054       16,208            0             173,262
                          -------------         ------------   ----------    ---------         -----------
 Total Expenses.........     (9,240,715)          51,495,162      558,525      157,277          52,210,964
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain on
 Securitization,
 Provision for Losses on
 Properties and Other
 Expenses...............  $ (23,267,909)        $ 40,034,486   $1,346,915    $(172,144)        $41,209,257
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............              0              (14,138)     431,974      (51,319)(q)         366,517
 Gain on
  Securitization........              0            3,694,351            0            0           3,694,351
 Other Expenses.........              0                    0      (45,150)           0             (45,150)
 Provision for Losses on
  Properties............              0             (611,534)           0            0            (611,534)
                          -------------         ------------   ----------    ---------         -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...    (23,267,909)          43,103,165    1,733,739     (223,463)         44,613,441
 Benefit/(Provision) for
  Federal Income Taxes..      6,898,434 (i)                0            0            0                   0
                          -------------         ------------   ----------    ---------         -----------
Net Earnings (Losses)...  $ (16,369,475)        $ 43,103,165   $1,733,739    $(223,463)        $44,613,441
                          =============         ============   ==========    =========         ===========
Earnings Per
 Share/Unit.............  $         n/a         $        n/a   $    34.67    $     n/a         $      1.09
                          =============         ============   ==========    =========         ===========
Wtd. Avg. Shares
 Outstanding............      6,150,000           39,779,835          n/a    1,182,384          40,962,219 (s)
                          =============         ============   ==========    =========         ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund II, Ltd.

                     For the Six Months Ended June 30, 1999

                                        Property                                                Historical
                                      Acquisition                                Historical CNL     CNL
                        Historical     Pro Forma                    Historical     Financial     Financial
                            APF       Adjustments       Subtotal      Advisor    Services, Inc.    Corp.       Subtotal
                       -------------  ------------    ------------  -----------  -------------- -----------  ------------
Cash Flows from
 Operating
 Activities:
Net Income (loss)....  $  22,853,308  $  2,089,441(a) $ 24,942,749  $ 2,282,618    $  25,898    $  (153,135) $ 27,098,130
Adjustments to
 reconcile net income
 to net cash provided
 by operating
 activities:
 Depreciation........      3,701,974       967,179(b)    4,669,153       77,130       28,372              0     4,774,655
 Amortization
  expense............          9,700             0           9,700           36            0        900,017       909,753
 Minority interest in
  income of
  consolidated joint
  venture............         17,610             0          17,610            0            0              0        17,610
 Equity in earnings
  of joint ventures,
  net of
  distributions......         25,120             0          25,120            0            0              0        25,120
 Loss (gain) on sale
  of land, buildings,
  and net investment
  in direct financing
  leases.............        201,843             0         201,843            0            0              0       201,843
 Provision for loss
  on land, buildings,
  and direct
  financing leases...        540,522             0         540,522            0            0        (96,475)      444,047
 Gain on
  securitization.....              0             0               0            0            0              0             0
 Net cash proceeds
  from securitization
  of notes
  receivable.........              0             0               0            0            0              0             0
 Decrease (increase)
  in other
  receivables........       (229,916)            0        (229,916)  (1,904,704)           0        (67,340)   (2,201,960)
 Increase in accrued
  interest income
  included in notes
  receivable.........              0             0               0            0            0              0             0
 Decrease (increase)
  in accrued interest
  on mortgage note
  receivable.........              0             0               0            0            0       (183,569)     (183,569)
 Investment in notes
  receivable.........              0             0               0            0            0    (88,701,265)  (88,701,265)
 Collections on notes
  receivable.........              0             0               0            0            0      9,662,971     9,662,971
 Increase in
  restricted cash....              0             0               0            0            0     (2,031,259)   (2,031,259)
 Decrease in due from
  related party......              0             0               0            0     (193,244)        81,412      (111,832)
 Decrease (increase)
  in prepaid
  expenses...........       (320,425)            0        (320,425)           0            0              0      (320,425)
 Decrease in net
  investment in
  direct financing
  leases.............        721,624             0         721,624            0            0              0       721,624
 Increase in accrued
  rental income......     (1,915,785)            0      (1,915,785)           0            0              0    (1,915,785)
 Decrease (increase)
  in intangibles and
  other assets.......                                                   (36,946)                    (51,848)      (88,794)
 Increase (decrease)
  in accounts
  payable, accrued
  expenses and other
  liabilities........        135,281             0         135,281     (691,686)    (201,744)        94,671      (663,478)
 Increase (decrease)
  in due to related
  parties, excluding
  reimbursement of
  acquisition, and
  stock issuance
  costs paid on
  behalf of the
  entity.............        575,868             0         575,868       (8,810)      18,669              0       585,727
 Decrease in accrued
  interest...........              0             0               0            0            0        (57,986)      (57,986)
 Increase in rents
  paid in advance and
  deposits...........        663,096             0         663,096            0        3,623              0       666,719
 Increase (decrease)
  in deferred rental
  income.............      1,276,472             0       1,276,472            0            0              0     1,276,472
                       -------------  ------------    ------------  -----------    ---------    -----------  ------------
 Total adjustments...      5,402,984       967,179       6,370,163   (2,564,980)    (344,324)   (80,450,671)  (76,989,812)
                       -------------  ------------    ------------  -----------    ---------    -----------  ------------
 Net cash provided by
  (used in) operating
  activities.........     28,256,292     3,056,620      31,312,912     (282,362)    (318,426)   (80,603,806)  (49,891,682)
Cash Flows from
 Investing
 Activities:
 Proceeds from sale
  of land, buildings,
  direct financing
  leases, and
  equipment..........      3,673,907             0       3,673,907       22,157            0              0     3,696,064
 Additions to land
  and buildings on
  operating leases...   (170,153,724)  121,715,562(f)  (48,438,162)           0      (20,873)             0   (48,459,035)
 Investment in direct
  financing leases...    (44,186,644)            0     (44,186,644)           0            0              0   (44,186,644)
 Investment in joint
  venture............       (117,663)            0        (117,663)           0            0              0      (117,663)
 Acquisition of
  businesses.........              0             0               0            0            0              0             0
 Purchase of other
  investments........              0             0               0            0            0              0             0
 Net loss in market
  value from
  investments in
  trading
  securities.........              0             0               0            0            0              0             0
 Proceeds from
  retained interest
  and securities,
  excluding
  investment income..              0             0               0            0            0        182,607       182,607
 Investment in
  mortgage notes
  receivable.........     (2,596,244)            0      (2,596,244)           0            0              0    (2,596,244)
 Collections on
  mortgage note
  receivable.........        224,373             0         224,373            0            0              0       224,373
 Investment in notes
  receivable.........    (22,358,869)            0     (22,358,869)           0            0              0   (22,358,869)
 Collection on notes
  receivable.........        626,959             0         626,959            0            0              0       626,959
 Decrease in
  restricted cash....              0             0               0            0            0              0             0
 Increase in
  intangibles and
  other assets.......     (3,198,326)            0      (3,198,326)           0            0              0    (3,198,326)
 Investment in
  certificates of
  deposit............              0             0               0            0            0              0             0
 Other...............              0             0               0            0            0              0             0
                       -------------  ------------    ------------  -----------    ---------    -----------  ------------
 Net cash provided by
  (used in) investing
  activities.........   (238,086,231)  121,715,562    (116,370,669)      22,157      (20,873)       182,607  (116,186,778)
Cash Flows from
 Financing
 Activities:
 Subscriptions
  received from
  stockholders.......        210,736             0         210,736            0       20,570              0       231,306
 Contributions from
  limited partners...              0             0               0            0            0              0             0
 Contributions from
  holder of minority
  interest...........        366,289             0         366,289            0            0              0       366,289
 Reimbursement of
  acquisition and
  stock issuance
  costs paid by
  related parties on
  behalf of the
  entity.............     (1,258,062)            0      (1,258,062)           0            0              0    (1,258,062)
 Payment of stock
  issuance costs.....       (735,785)            0        (735,785)           0            0              0      (735,785)
 Proceeds from
  borrowing on line
  of credit/notes
  payable............    151,437,245             0     151,437,245            0            0     94,272,038   245,709,283
 Payment on line of
  credit/notes
  payable............    (12,580,289)            0     (12,580,289)           0       (4,808)   (14,428,254)  (27,013,351)
 Retirement of shares
  of common stock....              0             0               0            0            0              0             0
 Distributions to
  holders of minority
  interest...........        (21,105)            0         (21,105)           0            0              0       (21,105)
 Distributions to
  stockholders/limited
  partners...........    (28,476,150)            0     (28,476,150)    (119,808)           0              0   (28,595,958)
 Other...............     (3,548,744)            0      (3,548,744)           0            0       (181,146)   (3,729,890)
                       -------------  ------------    ------------  -----------    ---------    -----------  ------------
 Net cash provided by
  (used in) financing
  activities.........    105,394,135             0     105,394,135     (119,808)      15,762     79,662,638   184,952,727
Net increase
 (decrease) in cash..   (104,435,804)  124,772,182      20,336,378     (380,013)    (323,537)      (758,561)   18,874,267
Cash at beginning of
 year................    123,199,837   (98,763,763)     24,436,074      713,308      962,573      2,526,078    28,638,033
                       -------------  ------------    ------------  -----------    ---------    -----------  ------------
Cash at end of year..  $  18,764,033  $ 26,008,419    $ 44,772,452  $   333,295    $ 639,036    $ 1,767,517  $ 47,512,300
                       =============  ============    ============  ===========    =========    ===========  ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund II, Ltd.

                     For the Six Months Ended June 30, 1999

                                                         Historical
                           Combining                     CNL Income
                           Pro Forma                      Fund II,     Pro Forma        Adjusted
                          Adjustments     Combined APF      Ltd.      Adjustments       Pro Forma
                          -----------     -------------  -----------  -----------     -------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $(4,792,119)(a) $  22,306,011  $  954,847   $  (107,552)(a) $  23,153,306
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
 Depreciation...........            0         4,774,655     163,120       105,533 (b)     5,043,308
 Amortization expense...    1,081,116 (c)     1,990,869       1,465             0         1,992,334
 Minority interest in
  income of consolidated
  joint venture.........            0            17,610           0             0            17,610
 Equity in earnings of
  joint ventures, net of
  distributions.........            0            25,120      26,968        25,660 (d)        77,748
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases................            0           201,843    (192,752)            0             9,091
 Provision for loss on
  land, buildings, and
  direct financing
  leases................            0           444,047           0             0           444,047
 Gain on
  securitization........            0                 0           0             0                 0
 Net cash proceeds from
  securitization of
  notes receivable......            0                 0           0             0                 0
 Decrease (increase) in
  other receivables.....            0        (2,201,960)      8,887             0        (2,193,073)
 Increase in accrued
  interest income
  included in notes
  receivable............            0                 0           0             0                 0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............            0          (183,569)          0             0          (183,569)
 Investment in notes
  receivable............            0       (88,701,265)          0             0       (88,701,265)
 Collections on notes
  receivable............            0         9,662,971           0             0         9,662,971
 Increase in restricted
  cash..................            0        (2,031,259)          0             0        (2,031,259)
 Decrease in due from
  related party.........            0          (111,832)          0             0          (111,832)
 Decrease (increase) in
  prepaid expenses......            0          (320,425)     (3,827)            0          (324,252)
 Decrease in net
  investment in direct
  financing leases......            0           721,624           0             0           721,624
 Increase in accrued
  rental income.........            0        (1,915,785)    (11,180)            0        (1,926,965)
 Decrease (increase) in
  intangibles and other
  assets................            0           (88,794)          0             0           (88,794)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....            0          (663,478)     64,411             0          (599,067)
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..            0           585,727     (19,010)            0           566,717
 Decrease in accrued
  interest..............            0           (57,986)          0             0           (57,986)
 Increase in rents paid
  in advance and
  deposits..............            0           666,719     (16,251)            0           650,468
 Increase (decrease) in
  deferred rental
  income................            0         1,276,472           0             0         1,276,472
                          -----------     -------------  ----------   -----------     -------------
 Total adjustments......    1,081,116       (75,908,696)     21,831       131,193       (75,755,672)
                          -----------     -------------  ----------   -----------     -------------
 Net cash provided by
  (used in) operating
  activities............   (3,711,003)      (53,602,685)    976,678        23,641       (52,602,366)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............            0         3,696,064     677,678             0         4,373,742
 Additions to land and
  buildings on operating
  leases................    4,452,252 (e)   (44,006,783)          0                     (44,006,783)
 Investment in direct
  financing leases......            0       (44,186,644)          0             0       (44,186,644)
 Investment in joint
  venture...............            0          (117,663)          0             0          (117,663)
 Acquisition of
  businesses............            0                 0           0             0                 0
 Purchase of other
  investments...........            0                 0           0             0                 0
 Net loss in market
  value from investments
  in trading
  securities............            0                 0           0             0                 0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....            0           182,607           0             0           182,607
 Investment in mortgage
  notes receivable......            0        (2,596,244)          0             0        (2,596,244)
 Collections on mortgage
  note receivable.......            0           224,373       6,817             0           231,190
 Investment in notes
  receivable............            0       (22,358,869)          0             0       (22,358,869)
 Collection on notes
  receivable............            0           626,959           0             0           626,959
 Decrease in restricted
  cash..................            0                 0    (677,678)            0          (677,678)
 Increase in intangibles
  and other assets......            0        (3,198,326)          0             0        (3,198,326)
 Investment in
  certificates of
  deposit...............            0                 0           0             0                 0
 Other..................            0                 0           0             0                 0
                          -----------     -------------  ----------   -----------     -------------
 Net cash provided by
  (used in) investing
  activities............    4,452,252      (111,734,526)      6,817             0      (111,727,709)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....            0           231,306           0             0           231,306
 Contributions from
  limited partners......            0                 0           0             0                 0
 Contributions from
  holder of minority
  interest..............            0           366,289           0             0           366,289
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..            0        (1,258,062)          0             0        (1,258,062)
 Payment of stock
  issuance costs........            0          (735,785)          0             0          (735,785)
 Proceeds from borrowing
  on line of
  credit/notes payable..            0       245,709,283           0             0       245,709,283
 Payment on line of
  credit/notes payable..            0       (27,013,351)          0             0       (27,013,351)
 Retirement of shares of
  common stock..........            0                 0           0             0                 0
 Distributions to
  holders of minority
  interest..............            0           (21,105)          0             0           (21,105)
 Distributions to
  stockholders/limited
  partners..............            0 (g)   (28,595,958) (1,031,258)            0       (29,627,216)
 Other..................            0        (3,729,890)          0             0        (3,729,890)
                          -----------     -------------  ----------   -----------     -------------
 Net cash provided by
  (used in) financing
  activities............            0       184,952,727  (1,031,258)            0       183,921,469
Net increase (decrease)
 in cash................      741,249        19,615,516     (47,763)       23,641        19,591,394
Cash at beginning of
 year...................   (2,708,762)       25,929,271     889,891    (2,183,070)       24,636,092
                          -----------     -------------  ----------   -----------     -------------
Cash at end of year.....  $(1,967,513)    $  45,544,787  $  842,128   $(2,159,429)    $  44,227,486
                          ===========     =============  ==========   ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund II, Ltd.

                      For the Year Ended December 31, 1998

                                        Property                                      Historical    Historical
                                       Acquisition                                       CNL            CNL
                        Historical      Pro Forma                      Historical     Financial      Financial
                            APF        Adjustments        Subtotal       Advisor    Services, Inc.     Corp.        Subtotal
                       -------------  -------------     -------------  -----------  -------------- -------------  -------------
Cash Flows from
 Operating
 Activities:
 Net Income
  (loss)..........     $  32,152,408  $  16,704,852 (a) $  48,857,260  $10,656,379    $ (468,133)  $     427,134  $  59,472,640
 Adjustments to
  reconcile net
  income (loss) to
  net cash
  provided by
  (used in)
  operating
  activities:
 Depreciation.....         4,042,290      6,246,947 (b)    10,289,237      119,923        79,234               0     10,488,394
 Amortization
  expense.........            11,808              0            11,808       56,003             0       2,246,273      2,314,084
 Minority interest
  in income of
  consolidated
  joint venture...            30,156              0            30,156            0             0               0         30,156
 Equity in
  earnings of
  joint ventures,
  net of
  distributions...           (15,440)             0           (15,440)           0             0               0        (15,440)
 Loss (gain) on
  sale of land,
  building, net
  investment in
  direct financing
  leases..........                 0              0                 0            0             0               0              0
 Provision for
  loss on land,
  buildings, and
  direct financing
  leases/provision
  for deferred
  taxes...........           611,534              0           611,534            0             0         398,042      1,009,576
 Gain on
  securitization..                 0              0                 0            0             0      (3,356,538)    (3,356,538)
 Net cash proceeds
  from
  securitization
  of notes
  receivable......                 0              0                 0            0             0     265,871,668    265,871,668
 Decrease
  (increase) in
  other
  receivables.....           899,572              0           899,572   (3,896,090)            0         453,105     (2,543,413)
 Increase in
  accrued interest
  income included
  in notes
  receivable......                 0              0                 0            0             0        (170,492)      (170,492)
 Increase in
  accrued interest
  on mortgage note
  receivable......                 0              0                 0            0             0               0              0
 Investment in
  notes
  receivable......                 0              0                 0            0             0    (288,590,674)  (288,590,674)
 Collections on
  notes
  receivable......                 0              0                 0            0             0      23,539,641     23,539,641
 Decrease in
  restricted
  cash............                 0              0                 0            0             0       2,504,091      2,504,091
 Decrease
  (increase) in
  due from related
  party...........                 0              0                 0            0        89,839      (1,043,527)      (953,688)
 Increase in
  prepaid
  expenses........                 0              0                 0            0         7,246               0          7,246
 Decrease in net
  investment in
  direct financing
  leases..........         1,971,634              0         1,971,634            0             0               0      1,971,634
 Increase in
  accrued rental
  income..........        (2,187,652)             0        (2,187,652)           0             0               0     (2,187,652)
 Increase in
  intangibles and
  other assets....           (29,477)             0           (29,477)     (44,716)      (20,635)        (59,523)      (154,351)
 Increase
  (decrease) in
  accounts
  payable, accrued
  expenses and
  other
  liabilities.....           467,972              0           467,972      156,317       325,898        (103,507)       846,680
 Increase in due
  to related
  parties,
  excluding
  reimbursement of
  acquisition, and
  stock issuance
  costs paid on
  behalf of the
  entity..........            31,255              0            31,255            0      (164,619)              0       (133,364)
 Increase in
  accrued
  interest........                 0              0                 0            0             0         (77,968)       (77,968)
 Increase in rents
  paid in advance
  and deposits....           436,843              0           436,843            0             0               0        436,843
 Decrease in
  deferred rental
  income..........           693,372              0           693,372            0             0               0        693,372
                       -------------  -------------     -------------  -----------    ----------   -------------  -------------
  Total
   adjustments....         6,963,867      6,246,947        13,210,814   (3,608,563)      316,963       1,610,591     11,529,805
                       -------------  -------------     -------------  -----------    ----------   -------------  -------------
  Net cash
   provided by
   (used in)
   operating
   activities.....        39,116,275     22,951,799        62,068,074    7,047,816      (151,170)      2,037,725     71,002,445
Cash Flows from
 Investing
 Activities:
 Proceeds from
  sale of land,
  buildings,
  direct financing
  leases, and
  equipment.......         2,385,941              0         2,385,941            0             0               0      2,385,941
 Additions to land
  and buildings on
  operating
  leases..........      (200,101,667)    (3,369,856)(e)  (325,187,085)    (381,671)     (236,372)              0   (325,805,128)
                                       (121,715,562)(i)
 Investment in
  direct financing
  leases..........       (47,115,435)             0       (47,115,435)           0             0               0    (47,115,435)
 Investment in
  joint venture...          (974,696)             0          (974,696)           0             0               0       (974,696)
 Acquisition of
  businesses......                 0              0                 0                                                         0

 Purchase of other
  investments.....       (16,083,055)             0       (16,083,055)           0             0               0    (16,083,055)
 Net loss in
  market value
  from investments
  in trading
  securities......                 0              0                 0            0             0         295,514        295,514
 Proceeds from
  retained
  interest and
  securities,
  excluding
  investment
  income..........                 0              0                 0            0             0         212,821        212,821
 Investment in
  mortgage notes
  receivable......        (2,886,648)             0        (2,886,648)           0             0               0     (2,886,648)
 Collections on
  mortgage note
  receivable......           291,990              0           291,990            0             0               0        291,990
 Investment in
  equipment notes
  receivable......        (7,837,750)             0        (7,837,750)           0             0               0     (7,837,750)
 Collections on
  equipment notes
  receivable......         1,263,633              0         1,263,633    1,783,240             0               0      3,046,873
 Decrease in
  restricted
  cash............                 0              0                 0            0             0               0              0
 Increase in
  intangibles and
  other assets....        (6,281,069)             0        (6,281,069)           0             0               0     (6,281,069)
 Other............                 0              0                 0      200,000             0               0        200,000
                       -------------  -------------     -------------  -----------    ----------   -------------  -------------
  Net cash
   provided by
   (used in)
   investing
   activities.....      (277,338,756)  (125,085,418)     (402,424,174)   1,601,569      (236,372)        508,335   (400,550,642)
Cash Flows from
 Financing
 Activities:
 Subscriptions
  received from
  stockholders....       385,523,966              0       385,523,966      966,115        51,830          50,100    386,592,011
 Contributions
  from limited
  partners........                 0              0                 0            0             0               0              0
 Reimbursement of
  acquisition and
  stock issuance
  costs paid by
  related parties
  on behalf of the
  entity..........        (4,574,925)             0        (4,574,925)           0             0               0     (4,574,925)
 Payment of stock
  issuance costs..       (34,579,650)             0       (34,579,650)           0             0               0    (34,579,650)
 Proceeds from
  borrowing on
  line of
  credit/notes
  payable.........         7,692,040      3,369,856 (e)    11,061,896      198,296             0     413,555,624    424,815,816
 Payment on line
  of credit/notes
  payable.........            (8,039)             0            (8,039)           0             0    (411,805,787)  (411,813,826)
 Retirement of
  shares of common
  stock...........          (639,528)             0          (639,528)           0             0               0       (639,528)
 Distributions to
  holders of
  minority
  interest........           (34,073)             0           (34,073)           0             0               0        (34,073)
 Distributions to
  stockholders/limited
  partners........       (39,449,149)             0 (j)   (39,449,149)  (9,364,488)            0               0    (48,813,637)
 Other............           (95,101)             0           (95,101)           0            24      (2,500,011)    (2,595,088)
                       -------------  -------------     -------------  -----------    ----------   -------------  -------------
  Net cash
   provided by
   (used in)
   financing
   activities.....       313,835,541      3,369,856       317,205,397   (8,200,077)       51,854        (700,074)   308,357,100
 Net increase
  (decrease) in
  cash............        75,613,060    (98,763,763)      (23,150,703)     449,308      (335,688)      1,845,986    (21,191,097)
 Cash at beginning
  of year.........        47,586,777              0        47,586,777      264,000     1,298,261         680,092     49,829,130
                       -------------  -------------     -------------  -----------    ----------   -------------  -------------
 Cash at end of
  year............     $ 123,199,837  $ (98,763,763)    $  24,436,074  $   713,308    $  962,573   $   2,526,078  $  28,638,033
                       =============  =============     =============  ===========    ==========   =============  =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund II, Ltd.

                      For the Year Ended December 31, 1998


                           Combining                        Historical
                           Pro Forma         Combined       CNL Income    Pro Forma        Adjusted
                          Adjustments           APF        Fund II, Ltd. Adjustments       Pro Forma
                          ------------     -------------  -------------- -----------     -------------
Cash Flows from
 Operating Activities:
Net Income(loss)........  $(16,369,475)(a) $  43,103,165    $1,733,739   $  (223,463)(a) $  44,613,441
Adjustments to reconcile
 net income(loss) to net
 cash provided by (used
 in) operating
 activities:
 Depreciation...........      (340,898)(b)    10,147,496       329,264       211,066 (b)    10,687,826
 Amortization expense...     2,162,233 (c)     4,476,317         3,369                       4,479,686
 Minority interest in
  income of consolidated
  joint venture.........             0            30,156             0                          30,156
 Equity in earnings of
  joint ventures, net of
  distributions.........             0           (15,440)       50,697        51,319 (d)        86,576
 Loss(gain) on sale of
  land, building, net
  investment in direct
  financing leases......             0                 0             0                               0
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes........             0         1,009,576             0             0         1,009,576
 Gain on
  securitization........             0        (3,356,538)            0             0        (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable......             0       265,871,668             0             0       265,871,668
 Decrease(increase) in
  other receivables.....             0        (2,543,413)      (28,799)            0        (2,572,212)
 Increase in accrued
  interest income
  included in notes
  receivable............             0          (170,492)            0             0          (170,492)
 Increase in accrued
  interest on mortgage
  note receivable.......             0                 0             0             0                 0
 Investment in notes
  receivable............             0      (288,590,674)            0             0      (288,590,674)
 Collections on notes
  receivable............             0        23,539,641             0             0        23,539,641
 Decrease in restricted
  cash..................             0         2,504,091             0             0         2,504,091
 Decrease(increase) in
  due from related
  party.................             0          (953,688)            0             0          (953,688)
 Increase in prepaid
  expenses..............             0             7,246           709             0             7,955
 Decrease in net
  investment in direct
  financing leases......             0         1,971,634             0             0         1,971,634
 Increase in accrued
  rental income.........             0        (2,187,652)      (26,279)            0        (2,213,931)
 Increase in intangibles
  and other assets......             0          (154,351)            0             0          (154,351)
 Increase(decrease) in
  accounts payable,
  accrued expenses and
  other
  liabilities...........             0           846,680           860             0           847,540
 Increase in due to
  related parties,
  excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..             0          (133,364)       57,019             0           (76,345)
 Increase in accrued
  interest..............             0           (77,968)            0             0           (77,968)
 Increase in rents paid
  in advance and
  deposits..............             0           436,843        15,112             0           451,955
 Decrease in deferred
  rental income.........             0           693,372             0             0           693,372
                          ------------     -------------    ----------   -----------     -------------
 Total adjustments......     1,821,335        13,351,140       401,952       262,385        14,015,477
                          ------------     -------------    ----------   -----------     -------------
 Net cash provided
  by(used in) operating
  activities............   (14,548,140)       56,454,305     2,135,691        38,922        58,628,918
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............             0         2,385,941             0             0         2,385,941
 Additions to land and
  buildings on operating
  leases................    21,794,386 (h)  (304,010,742)            0             0      (304,010,742)
 Investment in direct
  financing leases......             0       (47,115,435)            0             0       (47,115,435)
 Investment in joint
  venture...............             0          (974,696)     (835,969)            0        (1,810,665)
 Acquisition of
  businesses............    (9,955,008)(f)    (9,955,008)            0    (1,936,992)(g)   (12,177,000)
                                                                            (285,000)(g)
 Purchase of other
  investments...........             0       (16,083,055)            0             0       (16,083,055)
 Net loss in market
  value from investments
  in trading
  securities............             0           295,514             0             0           295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....             0           212,821             0             0           212,821
 Investment in mortgage
  notes receivable......             0        (2,886,648)            0             0        (2,886,648)
 Collections on mortgage
  note receivable.......             0           291,990        35,183             0           327,173
 Investment in equipment
  notes receivable......             0        (7,837,750)            0             0        (7,837,750)
 Collections on
  equipment notes
  receivable............             0         3,046,873             0             0         3,046,873
 Decrease in restricted
  cash..................             0                 0     2,457,670             0         2,457,670
 Increase in intangibles
  and other assets......             0        (6,281,069)            0             0        (6,281,069)
 Other..................             0           200,000             0             0           200,000
                          ------------     -------------    ----------   -----------     -------------
 Net cash provided
  by(used in) investing
  activities............    11,839,378      (388,711,264)    1,656,884    (2,221,992)     (389,276,372)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....             0       386,592,011             0             0       386,592,011
 Contributions from
  limited partners......             0                 0             0             0                 0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..             0        (4,574,925)            0             0        (4,574,925)
 Payment of stock
  issuance costs........             0       (34,579,650)            0             0       (34,579,650)
 Proceeds from borrowing
  on line of
  credit/notes payable..             0       424,815,816             0             0       424,815,816
 Payment on line of
  credit/notes payable..             0      (411,813,826)            0             0      (411,813,826)
 Retirement of shares of
  common stock..........             0          (639,528)            0             0          (639,528)
 Distributions to
  holders of minority
  interest..............             0           (34,073)            0             0           (34,073)
 Distributions to
  stockholders/limited
  partners..............             0       (48,813,637)   (3,372,878)            0       (52,186,515)
 Other..................             0        (2,595,088)            0             0        (2,595,088)
                          ------------     -------------    ----------   -----------     -------------
 Net cash provided
  by(used in) financing
  activities............             0       308,357,100    (3,372,878)            0       304,984,222
Net increase(decrease)
 in cash................    (2,708,762)      (23,899,859)      419,697    (2,183,070)      (25,663,232)
Cash at beginning of
 year...................             0        49,829,130       470,194             0        50,299,324
                          ------------     -------------    ----------   -----------     -------------
Cash at end of year.....  $ (2,708,762)    $  25,929,271    $  889,891   $(2,183,070)    $  24,636,092
                          ============     =============    ==========   ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund II, Ltd.

1. Basis of Presentation

   The Pro Forma Balance Sheet as of June 30, 1999 reflects the transactions of the acquisition of the Advisor and CNL Restaurant Financial Services Group as set forth in this consent solicitation. The Pro Forma Statements of Earnings for the six months ended June 30, 1999, and for the year ended December 31, 1998, have been prepared to reflect (a) the issuance of additional shares and the property acquisitions completed from January 1, 1998 through July 31, 1999 and (b) the acquisition of the Advisor and CNL Restaurant Financial Services Group and the Acquisition of the Income Fund. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF and the historical combined financial information of the Advisor, CNL Restaurant Financial Services Group and the Income Fund and should be read in conjunction with the selected historical financial data and accompanying notes of APF, the Advisor the CNL Restaurant Financial Services Group and the Income Fund. The Pro Forma Balance Sheet was prepared as if the transactions described above occurred on June 30, 1999. The Pro Forma Statements of Earnings were prepared as if the transactions described above occurred January 1, 1998. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the transactions described above had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all material adjustments necessary to reflect the recurring effects of the transactions described above have been made.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partner elected the note option. This assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   The Pro Forma Balance Sheet and Pro Forma Statements of Earnings assume the issuance of the APF Shares relating to the purchase of the Advisor and the CNL Restaurant Financial Services Group without regard to a provision that provides for 1,000,000 APF Shares to be placed in escrow pending achievement of certain levels of property acquisition and/or mortgage loan origination. This presentation was selected in order to present both the most dilutive results as well as what management believes is the most likely result based on current information.

2. Method of Accounting

   The acquisition of the CNL Restaurant Financial Services Group and the Income Fund will be accounted for under the purchase accounting method. APF will recognize goodwill to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. As for the acquisition of the Advisor from a related party, APF will expense the costs incurred in acquiring the Advisor to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. The excess purchase price will be recorded as an expense on APF's consolidated statements of earnings.

   All significant intercompany balances and transactions between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund have been eliminated in the pro forma financial statements.

3. Reverse Stock Split

   In May 1999, the stockholders of APF approved a proposal for a one-for-two reverse stock split at the annual stockholder meeting. All information relating to shares outstanding and per share information has been restated for all periods presented.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund II, Ltd.


4. Adjustments to Pro Forma Balance Sheet

   The following describes the pro forma adjustments to the Pro Forma Balance Sheet as of June 30, 1999, as if the Acquisition was consummated on such date. For purposes of the pro forma financial statements, it is assumed that at a special meeting of stockholders for APF, the stockholders of APF approved a proposal for an amendment to its Articles of Incorporation to increase the number of authorized shares to an amount necessary to enable APF to issue the shares for the Acquisition.

  (A) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (B) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                               CNL
                                            Financial
                                            Services
                                 Advisor      Group     Income Fund     Total
                               ----------- -----------  -----------  ------------
     Fair Value of
      Consideration
      Received...............  $82,151,062 $50,803,946  $23,548,652  $156,503,660
                               =========== ===========  ===========  ============
     Share Consideration.....  $76,000,000 $47,000,000  $21,326,660  $144,326,660
     Cash Consideration......          --          --       285,000       285,000
     APF Transaction Costs...    6,151,062   3,803,946    1,936,992    11,892,000
                               ----------- -----------  -----------  ------------
         Total Purchase
          Price..............  $82,151,062 $50,803,946  $23,548,652  $156,503,660
                               =========== ===========  ===========  ============
     Allocation of Purchase
      Price:
     Net Assets--Historical..  $ 8,330,475 $10,135,087  $17,564,470  $ 36,030,032
     Purchase Price
      Adjustments:
       Land and buildings on
        operating leases.....          --          --     4,317,515     4,317,515
       Net investment in
        direct financing
        leases...............          --          --     1,101,604     1,101,604
       Investment in joint
        ventures.............          --          --       763,463       763,463
       Accrued rental
        income...............          --          --      (185,562)     (185,562)
       Intangibles and other
        assets...............          --   (2,575,792)     (12,838)   (2,588,630)
       Goodwill* ............          --   43,244,651          --     43,244,651
       Excess purchase
        price................   73,820,587         --           --     73,820,587
                               ----------- -----------  -----------  ------------
         Total Allocation....  $82,151,062 $50,803,946  $23,548,652  $156,503,660
                               =========== ===========  ===========  ============

  --------
  * Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund II, Ltd.


    The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisition of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,820,587 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations". Goodwill of $43,244,651 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

      1.Common Stock (CFA, CFS, CFC) - Class A.........      8,600
        Common Stock (CFA, CFS, CFC) - Class B.........      4,825
        Additional Paid-in Capital (CFA, CFS, CFC)..... 12,568,974
        Retained Earnings..............................  5,883,163
        Accumulated distributions in excess of
         earnings...................................... 73,820,587
        Goodwill for CFC/CFS (Intangibles and other
         assets)....................................... 43,244,651
          CFC/CFS Organizational Costs/Other Assets....              2,575,792
          Cash to pay APF transaction costs............              9,955,008
          APF Common Stock.............................                 61,500
          APF Capital in Excess of Par Value...........            122,938,500
        (To record acquisition of CFA, CFS and CFC)
      2.Partners Capital............................... 17,564,470
        Land and buildings on operating leases.........  4,317,515
        Net investment in direct financing leases......  1,101,604
        Investment in joint ventures...................    763,463
          Accrued rental income........................                185,562
          Intangibles and other assets.................                 12,838
          Cash to pay APF Transaction costs............              1,936,992
          Cash consideration to Income Fund............                285,000
          APF Common Stock.............................                 11,824
          APF Capital in Excess of Par Value...........             21,314,836
        (To record acquisition of the Income Fund)

  (C) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

  (D) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

  (E) Represents the elimination by the Income Fund of $164,293 in related party payables recorded as receivables by the Advisor.

5. Adjustments to Pro Forma Statements of Earnings

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund II, Ltd.


    (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

         Origination fees from affiliates......................... $  (689,425)
         Secured equipment lease fees.............................     (67,967)
         Advisory fees............................................    (126,788)
         Reimbursement of administrative costs....................    (382,728)
         Acquisition fees.........................................  (4,452,252)
         Underwriting fees........................................     (54,248)
         Administrative, executive and guarantee fees.............    (532,389)
         Servicing fees...........................................    (572,728)
         Development fees.........................................     (38,853)
         Management fees..........................................  (1,681,870)
                                                                   -----------
           Total.................................................. $(8,599,248)
                                                                   ===========

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

         Interest income............................................... $144,014

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

         General and administrative costs........................... $(774,311)

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund II, Ltd.


    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

         Management fees.......................................... $(1,681,870)
         Administrative executive and guarantee fees..............    (126,788)
         Servicing fees...........................................    (572,728)
         Advisory fees............................................    (532,389)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

    (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

         Amortization of goodwill................................... $1,081,116

    (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $6,490 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k) Represents the elimination of fees between the Advisor and the Income Fund:

         Management fees............................................. $      0
         Reimbursement of administrative costs.......................  (22,198)
                                                                      --------
                                                                      $(22,198)
                                                                      ========

    (l) Represents the elimination of $22,198 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $21,747 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $4,596 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $105,533 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund II, Ltd.

       for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $25,660 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1999.

  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents rental and earned income of $22,951,799 and depreciation expense of $6,246,947 as if properties that had been operational when they were acquired by APF from January 1, 1998 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

         Origination fees from affiliates........................ $ (1,773,406)
         Secured equipment lease fees............................      (54,998)
         Advisory fees...........................................     (305,030)
         Reimbursement of administrative costs...................     (408,762)
         Acquisition fees........................................  (21,794,386)
         Underwriting fees.......................................     (388,491)
         Administrative, executive and guarantee fees............   (1,233,043)
         Servicing fees..........................................   (1,570,331)
         Development fees........................................     (229,153)
         Management fees.........................................   (1,851,004)
                                                                  ------------
           Total................................................. $(29,608,604)
                                                                  ============

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund II, Ltd.

       loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the year ended December 31, 1998 of $3,107,164 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(II)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

         Interest income............................................... $207,144

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

         General and administrative costs......................... $(4,241,719)

    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

         Management fees.......................................... $(1,851,004)
         Administrative executive and guarantee fees..............  (1,233,043)
         Servicing fees...........................................  (1,269,357)
         Advisory fees............................................    (305,030)
                                                                   -----------
                                                                   $(4,658,434)
                                                                   ===========

    (g) Represents the elimination of $2,161,897 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

         Amortization of goodwill................................... $2,162,233

    (i) Represents the elimination of $6,898,434 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $12,979 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k) Represents the elimination of fees between the Advisor and the Income Fund:

         Management fees............................................. $      0
         Reimbursement of administrative costs.......................  (27,846)
                                                                      --------
                                                                      $(27,846)
                                                                      ========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund II, Ltd.


    (l) Represents the elimination of $27,846 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $33,301 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $7,358 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1998 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $211,066 as a result of adjusting the historical basis of the real estate owned indirectly by the Income Fund through joint venture or tenancy in common arrangements with affiliates or unrelated third parties, to fair value as a result by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $51,319 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Represents the decrease in depreciation expense of $340,898 as a result of eliminating acquisition fees (see 4(II)(b)) between APF and the Advisor which on a historical basis were capitalized as part of the basis of the building.

    (s) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

6. Adjustments to Pro Forma Statement of Cash Flows

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund II, Ltd.

    (d) Represents adjustment of equity in earnings to net income.

    (e) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (f) Represents the reversal of historical cash used for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

    (d) Represents adjustment of equity in earnings to net income.

    (e) Represents amounts borrowed under APF's credit facility from July 1, 1999 through July 31, 1999 to acquire properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

    (f) Represents the use of cash by APF to pay the transaction costs allocated to the acquisition of the Advisor and Restaurant Financial Group.

    (g) Represents the use of cash i) to pay for the cash consideration proposed in the offer to acquire the Income Fund and ii) to pay the transaction costs allocated to the acquisition of the Income Fund.

    (h) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (i) Represents the adjustment for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF as if these properties had been acquired on January 1, 1998.

      Non-Cash Investing Activities:

      On January 1, 1998, APF issued shares of its common stock to acquire the Advisor, CNL Restaurant Financial Services Group and the Income Fund, as described in 4(A) and 4(B).

                                                                     Appendix A

             [LETTERHEAD OF LEGG MASON WOOD WALKER, INCORPORATED]

                                March 10, 1999

James M. Seneff, Jr.
Robert A. Bourne
CNL Realty Corporation
as General Partners of
CNL Income Fund II, Ltd.
400 East South Street
Orlando, FL 32801-2878

               Re: CNL Income Fund II, Ltd. (the "Partnership")

Gentlemen:

   You have requested our opinion as investment bankers (a) as to the fairness, from a financial point of view, to the Partnership and its limited partners of the shares of common stock (the "Common Stock") of CNL American Properties Fund, Inc. (the "Acquiror") offered to them in the Merger (as defined below), (b) as to the fairness, from a financial point of view, of the aggregate Common Stock offered to the CNL Income Funds (as defined below) in the Merger Transactions (as defined below) and (c) as to the fairness, from a financial point of view, of the method of allocating the aggregate shares of Common Stock among the CNL Income Funds in the Merger Transactions. Under the terms of an agreement and plan of merger (the "Merger Agreement"), dated March 11, 1999, between the Partnership and the Acquiror, the Partnership will merge with and into a wholly owned subsidiary of the Acquiror and the partners of the Partnership will be offered shares of Common Stock as determined pursuant to the Merger Agreement (the "Share Consideration"); such transaction is hereafter referred to as the "Merger."

   The Partnership is one of sixteen Florida limited partnerships (the "CNL Income Funds") served by Messrs. Seneff, Bourne and CNL Realty Corporation as general partners (the "General Partners"). Each CNL Income Fund has executed a merger agreement with the Acquiror on terms similar to the Merger Agreement. The transactions to occur under such merger agreements are referred to as the "Merger Transactions."

   In connection with our opinion, we have, among other things:

     (i) reviewed the Merger Agreement and the merger agreements for each of the Merger Transactions;

     (ii) reviewed the Registration Statement on Form S-4 with respect to the Merger Transactions as filed on March 12, 1999;

     (iii) reviewed the financial statements and the related filings of the Partnership and the other CNL Income Funds on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (iv) reviewed the financial statements and the related filings of the Acquiror on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (v) reviewed certain internal information concerning the business and operations of the Partnership and the other CNL Income Funds furnished to us by the General Partners, including a draft of the Partnership's and the other CNL Income Funds' Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vi) reviewed certain internal information concerning the business and operations of the Acquiror furnished to us by management of the Acquiror, including a draft of the Acquiror's Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vii) reviewed certain financial data and operating statistics relating to the Partnership, the other CNL Income Funds and the Acquiror provided by the General Partners and the Acquiror and compared them with similar information of selected public companies that we deemed relevant to our inquiry;

     (viii) reviewed the appraisal (the "Appraisal") of the properties of the Partnership and the other CNL Income Funds prepared by Valuation Associates and dated January 6, 1999;

     (ix) held meetings and discussions with certain directors, officers and employees of the General Partners and the Acquiror concerning the operations, financial condition and future prospects of the Partnership, the other CNL Income Funds and the Acquiror; and

     (x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

   In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by or on behalf of the Partnership, the other CNL Income Funds and the Acquiror. We have further relied upon the assurances of the General Partners that they are unaware of any factors that would materially alter the conclusions made in Legg Mason's fairness opinion, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. Legg Mason assumed that the financial forecasts (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the General Partners and the Acquiror as to the future performance of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason also assumed, with the consent of the General Partners, that any material liabilities (contingent or otherwise, known or unknown) of the Partnership, the other CNL Income Funds and the Acquiror are as set forth in the financial statements of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason also assumed with the consent of the General Partners that the table prepared by or for the General Partners of the allocation of Share Consideration among the General Partners and the limited partners of the Partnership has been prepared in accordance with and complies with the terms and conditions of the partnership agreement of the Partnership. Legg Mason also assumed that the Appraisal was reasonably prepared by and reflected the good faith judgments of Valuation Associates and Legg Mason does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership, the other CNL Income Funds or the Acquiror. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof.

   We have acted as financial advisor to the General Partners and will receive a fee for our services. It is understood that this letter is for the information of the General Partners in their evaluation of the Merger Transactions and our opinion does not constitute a recommendation to the General Partners or any limited partner of the Partnership or any of the other CNL Income Funds as to how such partner should vote on the Merger or the Merger Transactions, as the case may be, or as to whether such partner should elect to receive the Share Consideration or cash and promissory notes of the Acquiror. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets. Additionally, our opinion does not compare the relative merits of the Merger and the Merger Transactions with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Merger and the Merger Transactions.

   It should be noted that in rendering this opinion with respect to the fairness, from a financial point of view, of (i) the Share Consideration to be offered with respect to the Partnership, (ii) the aggregate Common

Stock offered with respect to the CNL Income Funds and (iii) the method of allocating the shares of Common Stock of the Acquiror among the CNL Income Funds, Legg Mason has neither addressed, nor are we rendering any opinion with respect to, any other aspect of the Merger Transactions, including (a) the value or fairness of the cash and promissory notes option, (b) the prices at which the shares of Common Stock may trade following the Merger Transactions or the trading value of the shares to be offered compared with the current fair market value of the portfolios or other assets of the Partnership and the other CNL Income Funds if liquidated in real estate markets, (c) the tax effect of any aspect of the Merger Transactions, (d) the fairness of the amounts or allocation of the costs of the Merger Transactions or the amounts of such costs allocated to the limited partners or, (e) any other matters with respect to any specific individual partner or class of partners of the Partnership or the other CNL Income Funds.

   Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Share Consideration offered to the Partnership and its limited partners in the Merger, the aggregate shares of Common Stock offered by the Acquiror with respect to the CNL Income Funds in the Merger Transactions and the method of allocating the shares of Common Stock among the CNL Income Funds in the Merger Transactions are fair from a financial point of view.

                                          Very truly yours,

                                          /s/ Legg Mason Wood Walker,
                                           Incorporated
                                          -------------------------------------
                                          Legg Mason Wood Walker, Incorporated

                                                                      Appendix B
                                          October 27, 1999

CNL Income Fund II, Ltd.
c/o James M. Seneff, Jr.
400 East South Street, Suite 500
Orlando, Florida 32801

  Re: Agreement and Plan of Merger dated March 11, 1999 by and among CNL
      American Properties Fund, Inc. ("APF"), CNL APF Partners, L.P. (the "Operating Partnership"), CNL APF GP Corp. (the "OP General Partner"), CNL Income Fund II, Ltd. (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr. and CNL Realty Corporation (together, the "General Partners"), as amended by First Amendment to Agreement and Plan of Merger dated June 4, 1999 (the agreement and plan of merger, as so amended, the "Merger Agreement")

Gentlemen:

   Under the terms of Section 2.3 of the Merger Agreement, the closing of the merger of the Fund into the Operating Partnership is to occur within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X of the Merger Agreement but in no event later than March 31, 2000.

   The parties desire to further amend the Merger Agreement to modify the provisions thereof regarding the time for Closing and for the satisfaction or waiver of the conditions set out in Article X.

   Accordingly, the parties agree that Section 2.3 of the Merger Agreement is amended to provide that the Closing shall take place by the later of thirty
(30) days after the Partners of the Fund approve the Merger Proposal in accordance with the requirements of the Merger Agreement or March 31, 2000; however, in no event later than June 30, 2000. Further, the reference to "March 31, 2000" in the lead in of Sections 10.2 and 10.3 and in clause (c) of Section
11.2 is deleted and replaced with "the Closing Date."

   Capitalized terms used but not defined in this letter have the meanings such terms are given in the Merger Agreement.

   Except as specifically amended hereby, the Merger Agreement remains unmodified and in full force and effect.

   To evidence your agreement to the foregoing amendment of the Merger Agreement, please sign and return to me a copy of this letter.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

   Agreed as of the date of the above letter.

                                          CNL INCOME FUND II, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr.
                                          Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr., as General
                                           Partner

                                          CNL APF GP CORP.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

   THIS FIRST AMENDMENT TO AGREEMENT AND PLAN MERGER is entered into as of the 4th day of June 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP Corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund II, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Bourne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated March 11, 1999 by and among the Parties (the "Merger Agreement"), the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of the Merger Agreement; and

   WHEREAS, the Parties desire to amend the Merger Agreement in the manner set forth below.

                                   AGREEMENT:

1. AMENDMENTS TO MERGER AGREEMENT

   The Merger Agreement is hereby amended as follows in accordance with the provisions of Section 14.9 of the Merger Agreement:

   1.1 The definition of "Cash/Notes Option" is hereby deleted in its entirety.

   1.2 Clause (B) of Section 4.1(a)(iii)(B) is hereby deleted in its entirety and restated as follows:

     "(B) Notes in accordance with Section 4.4 below."

   1.3 Clause (i) of Section 4.2(ii) is hereby deleted in its entirety and restated as follows:

     "(ii) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund (or, if APF consummates the Reverse Split, for every $20.00 of expenses)."

   1.4 Section 4.4 is hereby deleted in its entirety and amended and restated as follows:

     "Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the note option, such limited partners shall be entitled to receive, in lieu of the Share Consideration, notes (the "Notes") in the aggregate amount equal to 97% of the value (based on the Exchange Value as defined in the Registration Statement) of the Share Consideration such Dissenting Partners would have otherwise received had such partners not elected to receive the Notes (the "Note Option"). The Notes will mature on the fifth anniversary of the Closing Date and will bear interest at a fixed rate equal to seven percent. The aggregate Share Consideration shall be reduced on a one-for-basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Note Option."

   1.5 The reference to "December 31, 1999" in the lead in of Section 10.2 is hereby deleted and replaced with March 31, 2000.

   1.6 The following subsection shall be added to Section 10.2

     "(g) The aggregate face amount of the Notes to be issued to Dissenting Limited Partners shall not have exceeded 15% of the value of the Share Consideration based on the Exchange Value."

   1.7 The reference to "December 31, 1999" in the lead in of Section 10.3 is hereby deleted and replaced with March 31, 2000.

   1.8 The reference to "December 31, 1999" in clause (c) of Section 11.2 is hereby deleted and replaced with "March 31, 2000."

2. GENERAL

   2.1 Except as specifically set forth in this First Amendment, the Merger Agreement shall remain unmodified and in full force and effect.

   2.2 This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   2.3 The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   2.4 This First Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                           Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND II, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne_________________
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          James M. Seneff, Jr., as General
                                           Partner

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger is entered into as of this 11th day of March, 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP Corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund II, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Bourne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA") and the Florida Revised Uniform Limited Partnership Act (the "Florida RULPA");

   WHEREAS, the Fund is one of 18 CNL Income Funds (collectively with the Fund, the "CNL Income Funds") that APF is proposing to acquire (the "Proposed Acquisitions");

   WHEREAS, the Special Committee (the "Special Committee") of the independent members of the Board of Directors of APF has received a fairness opinion (the "Fairness Opinion") from Merrill Lynch & Co. as to the fairness to APF, from a financial point of view, of the consideration to be paid in connection with the Proposed Acquisitions;

   WHEREAS, the Special Committee has recommended the Merger to the Board of Directors of APF and the Board has approved the proposal to consummate the Merger (the "Merger Proposal") and the related transactions;

   WHEREAS, Legg Mason Wood Walker Incorporated has delivered a fairness opinion (the "Fund Fairness Opinion") to the General Partners as to the fairness to the Fund and its limited partners from a financial point of view, of the APF Common Share consideration offered to the Fund and its limited partners; and

   WHEREAS, the Board of Directors of the OP General Partner has unanimously approved the Merger Proposal;

   NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  Definitions

   1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

   "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

   "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504, or any similar group defined under a similar provision of state, local or foreign law.

   "Agreement" means this Agreement, as amended from time to time.

   "APF" has the meaning set forth in the preface above.

   "APF Common Shares" shall mean the shares of common stock, par value $0.01, of APF.

   "APF Indemnity Claim" has the meaning set forth in Section 12.1 below.

   "APF SEC Documents" has the meaning set forth in Section 6.7 below.

   "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

   "Business Combination" has the meaning set forth in Section 4.1(b) below.

   "Cash/Note Option" has the meaning set forth in Section 4.4 below.

   "Closing" has the meaning set forth in Section 2.3 below.

   "CNL Income Funds" has the meaning set forth in the second paragraph of the Recitals above.

   "Closing Date" has the meaning set forth in Section 2.3 below.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Confidential Information" means any information concerning the businesses and affairs of the Fund, the Operating Partnership or APF, if any, that is not already generally available to the public.

   "Delaware RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Disclosure Schedule" has the meaning set forth in the first paragraph of
Article VII below.

   "Dissenting Partners" has the meaning set forth in Section 4.4 below.

   "Effective Time" has the meaning set forth in Section 2.2 below.

   "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

   "Fairness Opinion" has the meaning set forth in the third paragraph of the Recitals above.

   "Florida RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Fund" has the meaning set forth in the preface above.

   "Fund Articles of Merger" has the meaning set forth in Section 2.2 below.

   "Fund Fairness Opinion" has the meaning set forth in the fifth paragraph of the recitals above.

   "Fund Indemnity Claim" has the meaning set forth in Section 12.2 below.

   "Fund Interests" means the general and limited partnership interests in the Fund.

   "Fund SEC Documents" has the meaning set forth in Section 7.7 below.

   "GAAP" means United States generally accepted accounting principles as in effect from time to time.

   "General Partners" has the meaning set forth in the preface above.

   "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation but excluding commercially available shrink wrap software), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

   "IRS" means the Internal Revenue Service.

   "Knowledge" means in the case of the Fund, CNL Realty Corporation, Inc., APF and the OP General Partner, the actual knowledge of a director or an executive officer after reasonable investigation and, in the case of the individual General Partners, the collective actual Knowledge of all of the General Partners after reasonable investigation. For the purposes of this Agreement, the Knowledge of one General Partner shall be attributed to the other General Partners.

   "Known" and "Knowingly" mean that the Fund, any General Partner or APF, as applicable, had Knowledge of the particular matter or took the action described with prior Knowledge.

   "Liability" means any liability (whether Known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

   "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to an industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

   "Merger" has the meaning set forth in the first paragraph of the Recitals above.

   "Merger Proposal" has the meaning set forth in fourth paragraph of the Recitals above.

   "Most Recent 10-Q" has the meaning set forth in Section 7.5 below.

   "Most Recent Balance Sheet" means the most recent balance sheet filed in a Fund SEC Document.

   "Notes" has the meaning set forth in Section 4.4 below.

   "NYSE" means the New York Stock Exchange.

   "OP Certificate of Merger" has the meaning set forth in Section 2.2 below.

   "OP General Partner" has the meaning set forth in the Preface above.

   "OP Limited Partner" means CNL APF LP Corp., a Delaware corporation and wholly owned subsidiary of APF.

   "Operating Partnership" has the meaning set forth in the preface above.

   "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

   "Party" or "Parties" has the meaning set forth in the preface above.

   "Partner" means any holder of Fund Interests.

   "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

   "Proposed Acquisitions" has the meaning set forth in the second paragraph of the Recitals above.

   "Registration Statement" means the registration statement on Form S-4 to be filed by APF to register the APF Common Shares to be issued as Share Consideration in the Merger.

   "Representative" has the meaning set forth in Section 12.3 below.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (e) any minor imperfection of title or similar lien which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on such Party.

   "Share Consideration" has the meaning set forth in Section 4.1(a) below.

   "Special Committee" has the meaning set forth in the third paragraph to the Recitals above.

   "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or otherwise control the management.

   "Surviving Partnership" has the meaning set forth in Section 2.1 below.

   "Takeover Statute" has the meaning set forth in Section 8.9 below.

   "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code

(S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

   "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   "Third-Party Claim" has the meaning set forth in Section 12.4 below.

                                   ARTICLE II

                        Merger; Effective Time; Closing

   2.1 Merger. Subject to the terms and conditions of this Agreement, the Delaware RULPA and the Florida RULPA, at the Effective Time, the Operating Partnership and the Fund shall consummate the Merger in which (i) the Fund shall be merged with and into the Operating Partnership and the separate limited partnership existence of the Fund shall thereupon cease, (ii) the Operating Partnership shall be the successor or surviving limited partnership in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate limited partnership existence of the Operating Partnership with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The limited partnership surviving the Merger is sometimes hereinafter referred to as the "Surviving Partnership." The Merger shall have the effects set forth in the Delaware RULPA and the Florida RULPA. As a result of the Merger, the outstanding Fund Interests shall be converted or cancelled in the manner provided in Article IV.

   2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, the Operating Partnership and the Fund shall (i) execute or cause to be executed (A) a Certificate of Merger in the form required by the Delaware RULPA (the "OP Certificate of Merger") and (B) Articles of Merger in the form required by the Florida RULPA (the "Fund Articles of Merger"), and
(ii) cause the OP Certificate of Merger to be filed with the Delaware Secretary of State as provided in the Delaware RULPA and the Fund Articles of Merger to be filed with the Florida Department of State as provided in the Florida RULPA, in each case, on the Closing Date or as soon as practicable thereafter. The Merger shall become effective at (i) such time as the OP Certificate of Merger has been duly filed with the Delaware of Secretary of State and the Fund Articles of Merger has been duly filed with the Florida Department of State or
(ii) such other time as is agreed upon by APF, the OP General Partner and the General Partners and specified in the OP Certificate of Merger and the Fund Articles of Merger. Such time is hereinafter referred to as the "Effective Time."

   2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw Pittman Potts & Trowbridge, 2300 N Street, N.W., Washington, D.C. 20037, commencing at 9:00 a.m. local time on such date as within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date as APF, the OP General Partner and the General Partners may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article X (the "Closing Date"). In no event shall the Closing Date be a date subsequent to December 31, 1999. At the Closing, there shall be delivered to APF, the Operating Partnership, the OP General Partner, the General Partners and the Fund the certificates and other documents and instruments required to be delivered under
Article X.

   2.4 Further Assurances. Each Party hereto will execute such further documents and instruments and take such further actions as may be reasonably requested by one or more of the other Parties to consummate the Merger, to vest the Surviving Partnership with full title to all assets, properties, rights, approvals, immunities and franchises of either the Fund or the Operating Partnership or to effect the other purposes of this Agreement.

                                  ARTICLE III

 Certificate of Limited Partnership; Limited Partnership Agreement;and General
                        Partner of Surviving Partnership

   3.1 Certificate of Limited Partnership. At the Effective Time, the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein.

   3.2 Limited Partnership Agreement. At the Effective Time, the limited partnership agreement of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the limited partnership agreement of the Surviving Partnership.

   3.3 General Partner. The general partner of the Operating Partnership immediately prior to the Effective Time shall be the general partner of the Surviving Partnership from and after the Effective Time until it is replaced or it resigns in accordance with the limited partnership agreement of the Surviving Partnership.

                                   ARTICLE IV

              Share Consideration; Payment of Share Consideration

   4.1 Share Consideration; Conversion or Cancellation of Fund Interests in Merger.

   (a) At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Fund Interests (i) shall be converted into the right to receive up to 2,393,267 fully paid and nonassessable APF Common Shares (1,196,634 APF Common Shares if the Reverse Split [defined below] occurs before the Closing) (the "Share Consideration") pursuant to the terms of
Section 4.2 below, (ii) shall cease to be outstanding, and (iii) shall be canceled and retired and shall cease to exist, and each Partner, as the holder of such Fund Interests shall cease to have any rights with respect thereto, except the right to receive either (A) APF Common Shares therefor in accordance with this Section 4.1 and Section 4.3 or (B) the cash and Notes in accordance with Section 4.4 below. Subject to the approval of the APF's shareholders of an amendment to its article of incorporation, APF anticipates that prior to the Closing it will effect a one for two reverse stock split (the "Reverse Split") pursuant to which each two shares of APF Common Shares outstanding will be exchanged for one share of APF Common Shares.

   (b) Except for the Reverse Stock Split described in Section 4.1(a), prior to the Effective Time, APF shall not split or combine the APF Common Shares, or pay a stock dividend or other stock distribution in APF Common Shares, or in rights or securities exchangeable for, convertible into or exercisable for APF Common Shares, or otherwise change APF Common Shares into, or exchange APF Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of APF as a result of which APF stockholders receive cash, stock, or other property in exchange for, or in connection with, their APF Common Shares (a "Business Combination") or otherwise), or make any other dividend or distribution on or of APF Common Shares (other than regular quarterly cash dividends paid on APF Common Shares or any distribution pursuant to APF's dividend reinvestment plan), without the parties hereto having first entered into an amendment to this Agreement pursuant to which the Share Consideration will be adjusted to reflect such split, combination, dividend, distribution, Business Combination, or change.

   (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the APF Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

   4.2 Payment of Share Consideration. At the Closing, subject to Section 4.4 below, the Partners shall receive the Share Consideration (less expenses paid by APF on behalf of the Fund), distributed in accordance with the provisions of the Fund's limited partnership agreement as of the Closing Date. For the purposes of this Agreement, the Share Consideration will be reduced (i) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund and (ii) as provided in Section 4.4 below.

   4.3 Fractional APF Common Shares. No certificates representing fractional APF Common Shares shall be issued upon conversion of any Fund Interests. Each Partner of the Fund who would otherwise be entitled to fractional APF Common Shares will receive one APF Common Share for a fractional interest representing 50% or more of one APF Common Share. No APF Common Shares will be issued for a fractional interest representing less than 50% of one APF Common Share.

   4.4 Cash/Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the cash/note option (the "Cash/Note Option"), such Dissenting Partners shall be entitled to receive, in lieu of the Share Consideration, consideration based on such Dissenting Partners' percentage interest (as determined by the Fund's partnership agreement) in the Fund's asset liquidation value of $21,809,611, based on Valuation Associations' appraisal. Such consideration shall be payable 10% in cash and 90% in Callable Notes due in 2006 (the "Notes"). The Notes will bear interest at a fixed rate equal to 120% of the applicable federal rate as of the date the consent solicitation on Form S-4 is mailed to the limited partners. The Share Consideration shall be reduced on a one-for-one basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Cash/Note Option.

                                   ARTICLE V

             Representations and Warranties of The General Partners

   Each General Partner severally represents and warrants to APF and the Operating Partnership that the statements contained in this Article V are correct and complete as of the date hereof and on the Closing Date:

   5.1 Authorization of Transaction. The General Partner has full power and authority (including, as applicable, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the General Partner, enforceable in accordance with its terms and conditions. The General Partner does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   5.2 Noncontravention. Except as set forth in Section 5.2 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the General Partner is subject or, as applicable, any provision of the General Partner's articles of incorporation, bylaws or other organizational documents.

                                   ARTICLE VI

 Representations and Warranties of APF, The OPGeneral Partner and The Operating
                                  Partnership

   APF, the OP General Partner and the Operating Partnership jointly and severally represent and warrant to the General Partners and the Fund that the statements contained in this Article VI are correct and complete as of the date hereof and the Closing Date:

   6.1 Organization. APF is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. APF is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on APF. APF has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The OP General Partner is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. The Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Operating Partnership is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Operating Partnership. The Operating Partnership has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. APF and the OP General Partner have delivered to the General Partners and the Fund correct and complete copies of the certificate of incorporation of APF and the OP General Partner and the certificate of limited partnership and the limited partnership agreement of the Operating Partnership (each as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of APF and the OP General Partner and any organizational records of the Operating Partnership have been made available to the General Partners and the Fund and are correct and complete. APF is not in default under or in violation of any provision of its certificate of incorporation, and the Operating Partnership is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   6.2 Capital Stock. The authorized capital stock of APF consists of 125,000,000 shares of common stock, $.01 par value (the "APF Common Shares"), of which 74,696,927 shares are outstanding as of January 31, 1999. Since January 31, 1999, APF has not issued any shares of capital stock. All outstanding APF Common Shares are, and all APF Common Shares issuable under any stock option plans of APF, will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the 58,606,733 APF Common Shares which may be issued in connection with APF's acquisition of the other 17 CNL Income Funds in the Proposed Acquisitions and the 12,300,000 APF Shares which may be issued in connection with APF's acquisition of CNL Fund Advisors, Inc., CNL Financial Services, Inc. and CNL Financial Corp., there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which APF is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem, or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock. All of the outstanding general partner interests of the Operating Partnership are owned by the OP General Partner, and all of the outstanding limited partner interests of the Operating Partnership are owned by the OP Limited Partnership, and there are outstanding on the date hereof no options, warrants, rights, commitments or any other agreements of any character to which the Operating Partnership or any partner thereof is a party or which it may be bound requiring it to issue, transfer, sell, purchase, register, redeem or acquire any interest in the Operating Partnership.

   6.3 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of APF will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Share Consideration will be registered under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. The Share Consideration will, when issued, be approved for listing on the NYSE, subject to official notice of issuance.

   6.4 Authorization of Transaction. APF, the OP General Partner and the Operating Partnership have full power and authority (including full corporate and limited partnership, as applicable, power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance by APF, the OP General Partner and the Operating Partnership of this Agreement have been duly and validly authorized by the boards of directors of APF and the OP General Partner. This Agreement constitutes the valid and legally binding obligation of APF, the OP General Partner and the Operating Partnership, enforceable in accordance with its terms and conditions. None of APF, the OP General Partner or the Operating Partnership needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which, APF, the OP General Partner or the Operating Partnership is subject or any provision of APF's or the OP General Partner's articles of incorporation or by-laws or the Operating Partnership's certificate of limited partnership or limited partnership agreement or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which APF, the OP General Partner or the Operating Partnership is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of a Security Interest upon any of its assets.

   6.6 Title to Assets. APF has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of its most recent quarterly report on Form 10-Q.

   6.7 Reports and Financial Statements. APF has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "APF SEC Documents"). All of the APF SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such APF SEC Documents. None of the APF SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed APF SEC Documents. There is no unresolved violation, criticism or exception by any governmental entity of which APF has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to APF could have a Material Adverse Effect on APF. The financial statements of APF included in the APF SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of APF as of the dates thereof and the results of operations and cash flows of APF for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   6.8 Events Subsequent to September 30, 1998. Since September 30, 1998, nothing has occurred which has had or would reasonably be expected to have a Material Adverse Effect on APF.

   6.9 Litigation. Except as publicly disclosed by APF in its APF SEC Documents or on Schedule 1, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of APF, threatened against APF or any of its Subsidiaries or any of their respective properties or assets which (a) if adversely determined, could reasonably be expected to have a Material Adverse Effect on APF or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by APF in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by APF in any APF SEC Document, none of APF or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on APF or would prevent or delay the consummation of the transactions contemplated hereby.

   6.10 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by APF for inclusion or incorporation by reference in (i) the Registration Statement to be filed by APF with the SEC in connection with the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the proxy statement sent by APF to its shareholders pertaining to the Merger will, at the date mailed to shareholders and at the times of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to APF, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the proxy statement, APF shall promptly so advise the General Partners and such event shall be so described, and such amendment or supplement (which the General Partners shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

   6.11 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by APF in its APF SEC Documents or disclosed in
Schedule 1, as of December 31, 1998, to APF's Knowledge, none of APF or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which are not fully reflected in, reserved against or otherwise described in the consolidated balance sheet of APF and its consolidated Subsidiaries (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in any reports filed by it with the APF SEC Documents, since December 31, 1998, the business of APF and its Subsidiaries has been carried on only in the ordinary and usual course, to APF's Knowledge, none of APF or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which could reasonably be expected to have, and there have been no events, changes or effects with respect to APF or its Subsidiaries Known to APF having or which could reasonably be expected to have, a Material Adverse Effect on APF.

   6.12 Brokers' Fees. Except for the fees and expenses paid to Merrill Lynch & Co. with respect to the delivery of the Fairness Opinion to the Special Committee and in connection with the financial services provided by Salomon Smith Barney, none of APF, the OP General Partner or the Operating Partnership has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

   6.13 Qualification as a REIT. APF is a "real estate investment trust" for federal income tax purposes. The consummation of the transactions contemplated by this Agreement will not cause APF to cease to qualify as a "real estate investment trust" for federal income tax purposes.

   6.14 Compliance with Applicable Law. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, it and its Subsidiaries hold all permits, licenses, variances, exemptions, order and approvals of all governmental entities necessary for the lawful conduct of their respective businesses, except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, APF and its Subsidiaries are in compliance with the material terms of its permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF, the businesses of APF and its Subsidiaries are not, to APF's Knowledge, being conducted in violation of any law, ordinance or regulation of any governmental entity except that no representation or warranty is made in this Section 6.14 with respect to environmental laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, no investigation or review by any governmental entity with respect to APF or its Subsidiaries is pending or, to the Knowledge of APF, threatened, nor, to the Knowledge of APF, has any government entity indicated an intention to conduct the same, other than, in each case, those which APF reasonably believes will not have a Material Adverse Effect on APF.

   6.15 Intellectual Property.

   (a) APF owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of APF as presently conducted. Each item of Intellectual Property owned or used by APF immediately prior to the Closing hereunder will be owned or available for use by APF on identical terms and conditions immediately subsequent to the Closing hereunder. APF has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) APF has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of APF's directors or officers (or employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that APF must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of APF which are material to the operation of APF's business.

   (c) APF has no patent or registration which has been issued to APF with respect to any of its Intellectual Property.

   (d) Nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of APF's business as presently conducted.

   6.16 Insurance. With respect to each current insurance policy to which APF is a party, a named insured or is otherwise the beneficiary of coverage, to the knowledge of APF: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither APF nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

   6.17 Tenants. To the Knowledge of APF and except as set forth on Schedule 1, no current tenant of a property owned by APF, which as of the date of APF's most recent quarterly report on Form 10-Q represented more than 5% of APF's total revenues, presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   6.18 Disclosure. APF is in compliance in all material respects with its obligation under the Securities Exchange Act to publicly disclose material information in a timely fashion.

                                  ARTICLE VII

               Representations and Warranties Concerning the Fund

   The General Partners and the Fund jointly and severally represent and warrant to APF and the Operating Partnership that the statements contained in this Article VII are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the General Partners and the Fund to APF and the Operating Partnership in accordance with the provisions of
Section 8.14 (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VII.

   7.1 Organization, Qualification, and Corporate Power. The Fund is a limited partnership duly organized, validly existing, and in good standing under the laws of Florida. The Fund is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Except as set forth in Section 7.1(a) of the Disclosure Schedule, the Fund has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Section 7.1(b) of the Disclosure Schedule lists the directors and officers of the corporate General Partner. The General Partners have been made available to APF and the Operating Partnership correct and complete copies of the certificate of limited partnership and the limited partnership agreement of the Fund (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the corporate General Partner and any organizational records of the Fund have been made available to APF and the Operating Partnership and are correct and complete in all material respects. The Fund is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   7.2 Capitalization. All of the outstanding ownership interests in the Fund (the "Fund Interests") consist of (i) one percent in general partnership interests and (ii) 50,000 units of limited partnership interests. All of the outstanding Fund Interests have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Fund to issue, sell, or otherwise cause to become outstanding any additional ownership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Fund.

   7.3 Authorization of Transaction. The Fund has full power and authority (including full limited partnership power and authority) to execute and deliver this Agreement and, upon the affirmative vote of a majority of the outstanding limited partnership Fund Interests, will have full power and authority (including limited partnership power and authority) to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Fund, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, moratorium and rights of creditors generally. The Fund is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   7.4 Noncontravention. Except as set forth in Section 7.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Fund is subject or any provision of the certificate of limited partnership or limited partnership agreement of the Fund or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Fund is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

   7.5 Title to Assets. The Fund has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC (the "Most Recent 10-Q") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent 10-Q.

   7.6 Subsidiaries. The Fund does not have any Subsidiaries, operating or otherwise.

   7.7 Reports and Financial Statements. The Fund has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "Fund SEC Documents"). All of the Fund SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Fund SEC Documents. None of the Fund SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Fund SEC Documents. There is no unresolved violation by any governmental entity of which the Fund has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to the Fund could have a Material Adverse Effect on the Fund. The financial statements of the Fund included in the Fund SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of the Fund as of the dates thereof and the results of operations and cash flows of the Fund for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   7.8 Events Subsequent to the Most Recent 10-Q. Since the date of the Most Recent 10-Q nothing has had a Material Adverse Effect on the Fund. Without limiting the generality of the foregoing, since that date, except as set forth in the appropriately lettered paragraph of Section 7.8 of the Disclosure
Schedule:

   (a) the Fund has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration (as reasonably determined by the General Partners) in the Ordinary Course of Business;

   (b) the Fund has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 except in the Ordinary Course of Business;

   (c) no party (including the Fund) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Fund is a party or by which it is bound except in the Ordinary Course of Business;

   (d) the Fund has not imposed any Security Interest upon any of its assets, tangible or intangible except in the Ordinary Course of Business;

   (e) the Fund has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 except in the Ordinary Course of Business;

   (f) the Fund has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

   (g) the Fund has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

   (h) the Fund has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

   (i) the Fund has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

   (j) the Fund has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

   (k) there has been no change made or authorized in the certificate of limited partnership or limited partnership agreement of the Fund;

   (l) the Fund has not issued, sold, or otherwise disposed of any ownership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any ownership interests in the Fund;

   (m) the Fund has not declared, set aside, or paid any dividend or made any distribution with respect to its ownership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its ownership interests other than distributions consistent with past practices;

   (n) the Fund has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

   (o) the Fund has not made any loan to, or entered into any other transaction with, any of the General Partners or the directors, officers, or employees of the corporate General Partner outside the Ordinary Course of Business;

   (p) the Fund has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

   (q) the Fund has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

   (r) to the Knowledge of the General Partners, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Fund; and

   (s) the Fund is not under any legal obligation, whether written or oral, to do any of the foregoing.

   7.9 Undisclosed Liabilities. The Fund does not have any Liability (and, to the Knowledge of the General Partners, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) or which are not in the aggregate material.

   7.10 Legal Compliance. Except as disclosed in the Fund SEC Documents, the Fund has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), the violation of which could cause a Material Adverse Effect to the Fund, of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

   7.11 Tax Matters.

   (a) The Fund has filed all material Tax Returns that it was required to file, including, without limitation, any material Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Fund (as shown on any filed Tax Return) have been paid. The Fund currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Fund does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Fund that arose in connection with any failure (or alleged failure) to pay any Tax.

   (b) The Fund has withheld and, if due, paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, Partner, or other third party.

   (c) The General Partners do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Fund either (A) claimed or raised by any authority in writing or (B) as to which any of the General Partners has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Fund for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Fund since December 31, 1996.

   (d) The Fund has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

   (e) The Fund has not filed a consent under Code (S)341(f) concerning collapsible corporations. The Fund has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G. The Fund has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S)6662. The Fund is not a party to any Tax allocation or sharing agreement. The Fund (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Fund) or (B) has any Liability for the Taxes of any Person (other than the Fund) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   7.12 Real Property.

   Section 7.12(a) of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased by the Fund. Section 7.12(b) of the Disclosure Schedule lists all leases and subleases to which the Fund is a party, and the General Partners have made available to APF correct and complete copies of all such leases and subleases (as amended to date). With respect to each lease and sublease listed in Section 7.12(b) of the Disclosure Schedule:

   (a) the lease or, to the Knowledge of the General Partners, the sublease is legal, valid, binding, enforceable, and in full force and effect, except as may be affected by bankruptcy, insolvency, moratorium and the rights of creditors generally;

   (b) no consent is required with respect to the lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of the lease or sublease or otherwise affect the ongoing validity of the lease or sublease;

   (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

   (d) no party to the lease or, to knowledge of the General Partners, sublease has repudiated any provision thereof;

   (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or, to the Knowledge of the General Partners, sublease;

   (f) the Fund has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

   (g) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required by the Fund in connection with the operation thereof and, to the Knowledge of the General Partners, have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

   (h) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

   7.13 Intellectual Property.

   (a) The Fund owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Fund as presently conducted. Each item of Intellectual Property owned or used by the Fund immediately prior to the Closing hereunder will be owned or available for use by the Fund on identical terms and conditions immediately subsequent to the Closing hereunder. The Fund has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) The Fund has not Knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the General Partners nor any of the corporate General Partner's directors and officers (and employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Fund must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the General Partners, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Fund which are material to the operation of the Fund's business.

   (c) The Fund has no patent or registration which has been issued to the Fund with respect to any of its Intellectual Property.

   (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Fund uses pursuant to license, sublicense, agreement, or permission. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

   (e) To the Knowledge of the General Partners, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Fund's business as presently conducted.

   7.14 Tangible Assets. The Fund owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted. Each such tangible asset is free from all material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the assets, in the opinion of the General Partners, necessary to conduct the Fund's business as it is currently being conducted.

   7.15 Contracts. Section 7.15 of the Disclosure Schedule lists all of the following types of contracts and other agreements to which the Fund is a party:

   (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

   (b) any agreement concerning a partnership or joint venture;

   (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

   (d) any agreement concerning confidentiality or noncompetition;

   (e) any agreement with any General Partner or any of their Affiliates (other than the Fund);

   (f) any agreement under which it has advanced or loaned any amount to any of the General Partners or the corporate General Partner's directors, officers, and employees outside the Ordinary Course of Business; or

   (g) any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

   The General Partners have made available to APF and the Operating Partnership a correct and complete copy of each written agreement listed in
Section 7.15 of the Disclosure Schedule (as amended to date) which is not included as an exhibit to a Fund SEC Document and a written summary setting forth the terms and conditions of each oral agreement referred to in Section
7.15 of the Disclosure Schedule. With respect to each agreement set forth in
Section 7.15 of the Disclosure Schedule or filed as an exhibit to a Fund SEC
Document: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

   7.16 Notes and Accounts Receivable. All notes and accounts receivable of the Fund are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Fund.

   7.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Fund.

   7.18 Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Fund has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets): (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (iii) the policy number and the period of coverage. With respect to each current insurance policy, to the Knowledge of the General Partners and the Fund: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Fund nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Fund has been covered during the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets) by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.
Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Fund.

   7.19 Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance, not already disclosed in the Fund SEC Documents, in which the Fund
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or, to its Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section
7.19 of the Disclosure Schedule or the Fund SEC Documents could result in any Material Adverse Effect on the Fund. None of the General Partners has any reason to believe that any additional such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Fund.

   7.20 Tenants. To the Knowledge of any of the General Partners, no current tenant of a property owned by the Fund presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   7.21 Employees. The Fund does not have and has never had any employees, officers or directors. The Fund is not and has never been a party to or had any liability with respect to any Employee Benefit Plan.

   7.22 Guaranties. The Fund is not a guarantor of and is not otherwise liable for any liability or obligation (including indebtedness) of any other Person.

   7.23 Registration Statement. The information furnished by the Fund for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

   7.24 Environmental Matters. The Fund is currently in compliance with all material environmental laws, ordinances, regulations and orders applicable to its business or properties, and, to the Knowledge of the General Partners, the tenants' present uses of the Fund's properties, whether leased or owned, do not materially violate any such laws, ordinances, regulations or orders. The Fund is not subject to any Liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or material or pollutant or any spill, leakage, discharge or release of any hazardous substance or material or pollutant as a result of having owned or operated any business prior to the Effective Time, which if a violation existed would have a Material Adverse Effect on the Fund.

   7.25 Vote Required. The affirmative vote of at least a majority of the outstanding Fund Interests is the only vote of any security holder in the Fund (under applicable law or otherwise) required to approve the Merger, this Agreement and the other transactions contemplated hereby.

   7.26 Disclosure. The representations and warranties contained in this
Article VII do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VII not misleading.

                                  ARTICLE VIII
                             Pre-Closing Covenants

   The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

   8.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article X below).

   8.2 Notices and Consents. The General Partners shall give any notices to third parties and obtain any third party consents referred to in Sections 5.1, 5.2, 7.3 and 7.4 above and the related sections of the Disclosure Schedule. APF, the OP General Partner and the Operating Partnership shall give any notices to third parties and obtain any third party consents referred to in Sections 6.4 and 6.5 above. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 5.1, 6.4 and
7.3 above.

   8.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement to the Effective Time, the General Partners will not, and will not cause the Fund to, take any action that adversely affects the ability of the Fund (i) to pursue its business in the ordinary course, (ii) to seek to preserve intact its current business organizations, and (iii) to preserve its relationships with its tenants; and the General Partners will not allow the Fund to, without the OP General Partner's prior written consent, which consent shall not be unreasonably withheld:

   (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any additional ownership interests (including the Fund Interests), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its ownership interests or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or (ii) any other securities in respect of, in lieu of or in substitution for the Fund Interests outstanding on the date hereof;

   (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Fund Interests);

   (c) split, combine, subdivide or reclassify any of its ownership interests or otherwise make any payments to the Partners; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution in respect of its ownership interests at such times and in such manner and amount as may be consistent with the Fund's past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from December 31, 1998 through the Effective Time, to the extent not otherwise paid or distributed to the Partners), or (ii) any distribution of property necessary for the representation and warranty set forth in Section
7.11 to be true and correct;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

   (e) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation outside the Ordinary Course of Business;

   (f) other than as may be necessary to consummate the Merger, adopt any amendments to its certificate of limited partnership or limited partnership agreement;

   (g) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, outside the Ordinary Course of Business;

   (h) engage in the conduct of any business the nature of which is materially different from the business in which the Fund is currently engaged;

   (i) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Fund;

   (j) forgive any indebtedness owed to the Fund or convert or contribute by way of capital contribution any such indebtedness owed;

   (k) authorize or enter into any agreement providing for management services to be provided by the Fund to any third party or an increase in management fees paid by any third party under existing management agreements;

   (l) mortgage, pledge, encumber, sell, lease or transfer any material assets of the Fund except as contemplated by this Agreement;

   (m) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

   (n) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

   8.4 Full Access. The General Partners shall permit representatives of APF and the OP General Partner to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Fund to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Fund. APF, the OP General Partner and the Operating Partnership shall permit representatives of the General Partners and the Fund to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of APF and the Operating Partnership to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to APF, the OP General Partner and the Operating Partnership. The Parties agree that any information obtained in connection with the exercise of their rights pursuant to this Section 8.4 shall be Confidential Information for purposes of this Agreement.

   8.5 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Articles V, VI or VII above, as applicable. No disclosure by any Party pursuant to this Section 8.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

   8.6 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each of APF, the Operating Partnership, the General Partners and the Fund shall use reasonable efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of APF after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

   8.7 Fund Partner Approval. The General Partners hereby agree to vote the Fund Interests owned by them in favor of this Agreement and the transactions contemplated hereby and agree, subject to the satisfaction of their fiduciary duties as general partners under Florida law, as reasonably determined by the General Partners, to recommend that the limited Partners of the Fund vote their Fund Interests in favor of this Agreement and the transactions contemplated hereby.

   8.8 Delivery of Certain Financial Statements.

   (a) In addition to disclosure in Fund SEC Documents required to be filed by the Fund, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, the Fund shall provide to APF and the OP General Partner with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by the Fund and each of the General Partners that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of the Fund as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   (b) In addition to disclosure in APF SEC Documents required to be filed by APF, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, APF shall provide to the Fund and the General Partners with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by APF that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of APF as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   8.9 State Takeover Statutes. APF, the APF Board of Directors, the Operating Partnership, the Fund and the General Partners shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation, including without limitation, the control share acquisition provisions of Section 3-701 et seq. of the Maryland GCL and the business combination provisions of Section 3-601 et seq of the Maryland GCL (each, a "Takeover Statute"), is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and
(ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

   8.10 Exclusivity. None of the General Partners shall solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of the Fund (including any acquisition structured as a merger, consolidation, or share exchange). The General Partners shall notify APF and the Operating Partnership immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

   8.11 Listing. APF shall effect, at or before the issuance of any APF Common Shares issued as Share Consideration pursuant to Article IV, authorization for listing or quotation of such APF Common Shares on the NYSE, subject to official notice of issuance.

   8.12 Maintenance of APF's Business. During the period from the date of this Agreement to the Effective Time, APF will not take any action that adversely affects the ability of APF (i) to pursue its business in the ordinary course,
(ii) to seek to preserve intact its current business organizations (iii) to preserve its relationships with its tenants and (iv) will not take any action to affect it status as a REIT for federal income tax purposes.

   8.13 Registration of Share Consideration. APF shall cause the Registration Statement to become effective prior to the Closing Date.

   8.14 Delivery and Approval of Disclosure Schedule and Schedule 1. Within fifteen (15) business days after the date of this Agreement the General Partners shall deliver to APF the Disclosure Schedule and APF shall deliver to the General Partners Schedule 1. Within fifteen (15) business days after APF receives the Disclosure Schedule it shall give the General Partners notice either that the disclosures in the Disclosure Schedule are, as to substance, satisfactory to APF, in its sole and absolute discretion, or that they are not satisfactory and that APF terminate this Merger Agreement pursuant to Section
11.2. Likewise, within fifteen (15) business days after the General Partners receive Schedule 1, the General Partners shall give APF notice either that the disclosures in Schedule 1 are, as to substance, satisfactory to them, in their sole and absolute discretion, or that they are not satisfactory and that such General Partners terminate the Agreement pursuant to Section 11.2. In the case of both APF and the General Partners, the failure of either to give the notice specified above within the applicable fifteen (15) business day period shall constitute approval of the Disclosure Schedule or Schedule 1, as applicable.

   8.15 Certain Acquisitions. APF or its Subsidiaries shall acquire CNL Fund Advisors, Inc., CNL Financial Corp. and CNL Financial Services, Inc. (collective, the "CNL Restaurant Services Group") substantially in accordance with the terms and conditions set forth in their respective merger agreements dated on or about the date hereof or such other terms that are mutually agreed to by the parties.

                                   ARTICLE IX

                             Post-Closing Covenants

   The Parties agree as follows with respect to the period following the
Closing:

   9.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XII below). The General Partners acknowledge and agree that from and after the Closing, the Surviving Partnership will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Fund.

   9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Fund, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article XII below).

   9.3 Transition. The General Partners will not take any action that is designed or intended to have the effect of discouraging any tenant, lessor, licensor, customer, supplier, or other business associate of the Fund from maintaining the same business relationships with the Surviving Partnership after the Closing as it maintained with the Fund prior to the Closing.

   9.4 Confidentiality.

   (a) The General Partners and the Fund will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to APF or the OP General Partner, as applicable, or destroy, at the request and option of APF or the OP General Partner, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the General Partners or the Fund is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such General Partner or the Fund, as applicable, will notify APF or the OP General Partner, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such General Partner or the Fund is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such General Partner or the Fund, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that such General Partner or the Fund, as applicable, shall use its best efforts to obtain, at the request of APF or the OP General Partner, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as APF or the OP General Partner, as applicable, shall designate.

   (b) APF, the OP General Partner and the Operating Partnership will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, if the Closing does not occur, deliver promptly to the Fund General Partners, as applicable, or destroy, at the request and option of the Fund or the General Partners, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Prior to the Closing and if the Closing does not occur, in the event that any of APF, the OP General Partner or the Operating Partnership is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, APF, the OP General Partner or the Operating Partnership, as applicable, will notify the Fund or the General Partners, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, APF, the OP General Partner or the Operating Partnership is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then APF, the OP General Partner or the Operating Partnership, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that APF, the OP General Partner or the Operating Partnership, as applicable, shall use its best efforts to obtain, at the request of the Fund or the General Partners, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Fund or the General Partners, as applicable, shall designate.

   9.5 Covenant Not to Compete. Unless employed by the Surviving Partnership or APF after the Closing, for a period of three years from and after the Closing Date, none of the General Partners will engage directly or indirectly in any business serving the restaurant industry that the Surviving Partnership or APF conducts as of the Closing Date, except existing restaurant businesses and properties currently owned or advised by affiliates of CNL Group, Inc., including CNL Advisory Services, Inc. In addition, and not in lieu of the foregoing, for a period of three years from and after the Closing Date, James
M. Seneff, Jr. hereby covenants and agrees not to engage or participate, directly or indirectly, as principal, agent, executive, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business that relates to the ownership, acquisition or development of "restaurant operations"; provided, however, for the purposes of this Agreement, "restaurant operations" shall not include the ownership, acquisition or development of hotel and health care properties that contain restaurant operations and those entities set forth on Schedule 9.5, and provided further, the noncompetition covenant shall not operate to preclude Mr. Seneff's ownership of APF Common Shares and of up to 5% of the equity securities of companies whose common stock is publicly traded that are engaged in owning, operating, franchising or making are engaged in owning, operating, franchising or making loans to restaurants and restaurant companies. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

   9.6 Tax Matters.

   (a) If there is an adjustment to any item reported on a pre-closing Tax Return that results in an increase in the Taxes payable by the Fund or any of the General Partners, and such adjustment results in a corresponding adjustment to items reported on a post-closing Tax Return with the result that the Taxes payable either by APF, any of its Subsidiaries, or by any consolidated group of companies of which APF or any Subsidiary are then members are reduced, or a refund of Taxes is increased, then any APF Indemnity Claim that the General Partners or Fund owes APF or the Operating Partnership pursuant to Article XII below shall be reduced by the amount by which such Taxes are reduced or such refunds are increased.

   (b) Any refund or credit of Taxes (including any statutory interest thereon) received by APF or any of its Subsidiaries attributable to periods ending on or prior to or including the Closing Date that were paid by the Fund pursuant to this Agreement shall reduce any APF Indemnity Claim that the General Partners or the Fund owes APF pursuant to Article XII below by an amount equal to the amount of such refund or credit.

   (c) In the event that APF or any of its Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that could affect the Fund or the General Partners, or if the Fund or any of the General Partners receives notice of such matters that could affect APF or any of its Subsidiaries, the party receiving such notice shall notify in writing the potentially affected party within ten
(10) days thereof. The failure of either party to give the notice required by this Section shall not impair such party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

   (d) The General Partners shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, reasonably settle or appeal all proceedings with respect to pre-closing Taxes.

                                   ARTICLE X

                       Conditions to Obligation to Close

   10.1 Conditions to Each Party's Obligation. The respective obligations of APF, the OP General Partner, the Operating Partnership, the Fund and the General Partners to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of APF and the General Partners:

   (a) Governmental Approvals and Consents. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 5.1, 6.4, and 7.3 above.

   (b) No Injunction or Proceedings. There shall not be any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of APF or the General Partners, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially adversely affect the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

   (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of APF, would have a Material Adverse Effect on the Fund or, in the sole judgment of any of the General Partners, would have a Material Adverse Effect on APF.

   (d) Shareholder/Partner Approvals. The stockholders of APF shall have approved APF's Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit A, and the Partners of the Fund shall have approved the Merger Proposal, amendments to the partnership agreement, if any.

   (e) Registration of Share Consideration. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

   10.2 Conditions to Obligation of APF, the OP General Partner and the Operating Partnership. The obligations of APF, the OP General Partner and the Operating Partnership to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) the General Partners and the Fund shall have delivered to APF and the OP General Partner a certificate to the effect that:

     (i) the representations and warranties set forth in Article V and
  Article VII above are true and correct in all material respects at and as of the Closing Date;

     (ii) the General Partners and the Fund have performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date;

     (iii) the General Partners and the Fund have procured all of the material third-party consents specified in, respectively, Section 5.2 and
  Section 7.4 above and the related sections of the Disclosure Schedule; and

     (iv) no action, suit, or proceeding is pending or, to their Knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
  (C) affect adversely the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

Notwithstanding the foregoing, APF's obligation to close as a result of a breach of the representations and warranties contained in Section 7.24 shall be governed solely by Section 10.2(e) below.

   (b) since December 31, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of the Fund, such determination to be made in the reasonable discretion of APF;

   (c) APF and the Operating Partnership shall have received an opinion dated as of the Closing Date from Baker and Hostetler LLP, counsel to the General Partners and the Fund, taken as a whole, in form and substance reasonably satisfactory to APF and the Operating Partnership;

   (d) APF shall have received the Disclosure Schedule and approved it in accordance with Section 8.14;

   (e) There shall not exist an unlawful environmental condition on one or more properties owned by the Fund, which in the opinion of a mutually acceptable environmental engineer or consultant, would require APF to expend in excess of $2,393,267 in order to remediate such unlawful environmental condition and cause the subject property or properties to comply with applicable environmental laws, ordinances, regulations or orders; and

   (f) If each of the CNL Income Funds approves its respective Proposed Acquisition, Merrill Lynch & Co. shall not have withdrawn its Fairness Opinion issued in connection with the Merger. If a Proposed Acquisition is not approved by the applicable CNL Income Fund, then the Special Committee of the Board of Directors of APF shall have received a fairness opinion addressed to APF and its stockholders from Merrill Lynch & Co. as to the fairness of the Proposed Acquisitions that were approved by the respective CNL Income Fund, including the consideration to be paid in connection therewith, to APF and its stockholders from a financial point of view.

   APF, the OP General Partner and the Operating Partnership may waive any condition specified in this Section 10.2 if they execute a writing so stating at or prior to the Closing.

   10.3 Conditions to Obligation of the General Partners and the Fund. The obligations of the General Partners and the Fund to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) APF, the OP General Partner and the Operating Partnership shall have delivered to the General Partners and the Fund a certificate to the effect that:

     (i) the representations and warranties set forth in Article VI above are true and correct in all material respects at and as of the Closing Date;

     (ii) APF, the OP General Partner and the Operating Partnership have performed and complied with all of their covenants hereunder in all material respects through the Closing; and

     (iii) no action, suit, or proceeding is pending or, to their knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

   (b) APF shall have delivered to the Fund for distribution to the Partners the Share Consideration pursuant to Section 4.2 and, as applicable, the cash and Notes pursuant to Section 4.4;

   (c) since September 30, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of APF;

   (d) APF shall have acquired the CNL Restaurant Services Group;

   (e) the General Partners shall have received Schedule 1 and approved it in accordance with Section 8.14;

   (f) the APF Common Shares shall have been approved for listing on the NYSE subject to official notice of issuance;

   (g) the General Partners shall have received an opinion dated as of the Closing Date from Shaw Pittman Potts & Trowbridge, counsel to APF and the Operating Partnership, in form and substance reasonably satisfactory to the General Partners; and

   (h) Legg Mason Wood Walker Incorporated shall not have withdrawn the Fund Fairness Opinion.

   The General Partners and the Fund may waive any condition specified in this
Section 10.3 if they execute a writing so stating at or prior to the Closing.

                                  ARTICLE XI

                                  Termination

   11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the General Partners, the limited partners of the Fund, the OP General Partner or the stockholders of APF, respectively, either by the mutual written consent of APF, the OP General Partner and the General Partners or by mutual action of the General Partners and the Boards of Directors of each of the corporate General Partner and the OP General Partner and the Special Committee.

   11.2 Termination by Individual Parties. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee and the Board of Directors of the OP General Partner in the event of a failure of a condition to the obligations of APF and the Operating Partnership set forth in
Section 10.2 of this Agreement; (b) by the General Partners in the event of a failure of a condition to the obligations of General Partners or the Fund set forth in Section 10.3 of this Agreement; (c) any Party if the Merger shall not have occurred by December 31, 1999 or (d) if a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

   11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article XI, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement or the obligations set forth in Sections 9.4 and 13.11.

                                  ARTICLE XII

                                Indemnification

   12.1 Indemnity Obligations of the General Partners and the Fund. Subject to Sections 12.5 and 12.6 hereof, each of the General Partners severally, in accordance with its percentage interest in the Share Consideration and limited in amount to the value of the APF Common Shares received by it, based upon the average per share closing price of the APF Common Shares for the first twenty trading days after the APF Common Shares are listed on NYSE (the "20 Day Average Price"), agree to indemnify and hold APF, the OP General Partner and the Surviving Partnership harmless from, and to reimburse APF, the OP General Partner and the Surviving Partnership for, any APF Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "APF Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost, or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of any of the General Partners or the Fund which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements, or undertakings of any of the General Partners or the Fund which are contained in or made pursuant to this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.1.

   12.2 Indemnity Obligations of APF, the OP General Partner and the Operating Partnership. Subject to Sections 12.5 and 12.6 hereof, APF, the OP General Partner and the Operating Partnership (including in its capacity as the Surviving Partnership) hereby jointly and severally agree to indemnify and hold each of the General Partners and the Fund harmless from, and to reimburse each of the General Partners and the Fund for, any Fund Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Fund Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost, or expense of any nature whatsoever incurred by any of the General Partners or the Fund resulting from
(i) any breach of any representation and warranty of APF, the OP General Partner or the Operating Partnership which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements, or undertakings of APF, the OP General Partner and the Operating Partnership which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 12.2.

   12.3 Appointment of Representative. James M. Seneff, Jr. is hereby appointed as the exclusive agent of the General Partners and the Fund to act on their behalf with respect to any and all Fund Indemnity Claims and any and all APF Indemnity Claims arising under this Agreement or such other representative as may be hereafter appointed by the General Partners. Such agent is herein referred to as the "Representative." The Representative shall take, and the General Partners agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the General Partners and the Fund, as fully as if such parties were acting on their own behalf, including, without limitation, asserting Fund Indemnity Claims against APF, the OP General Partner and the Operating Partnership, defending all APF Indemnity Claims, consenting to, compromising, or settling all Fund Indemnity Claims and APF Indemnity Claims, conducting negotiations with APF, the OP General Partner and the Operating Partnership and their representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants, or other representatives in connection with the foregoing matters. APF, the OP General Partner and the Operating Partnership shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the General Partners and the Fund. The Representative, acting pursuant to this Section 12.3, shall not be liable to any of the General Partners or the Fund for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

   12.4 Notification of Claims. Subject to the provisions of Section 12.5, in the event of the occurrence of an event which any Party asserts constitutes an APF Indemnity Claim or a Fund Indemnity Claim, as applicable, such Party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment, or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment, or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. Any indemnifying party may elect, at such Party's sole expense, to assume control of the defense, settlement, adjustment, or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment, or compromise of such claims, or ceasing to defend against such claims, unless such settlement is a cash settlement and contains an unconditional release of the indemnified party from all existing and future claims with respect to the matter being contested. In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

   12.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive until eighteen months from the Closing Date; provided, however, the representations and warranties contained in Sections 6.2, 6.3 and 7.11 shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby. No claim shall be made after the applicable survival period.

   12.6 Limitations. Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall and the other claims described in Article XIII exceed in the aggregate the dollar amount specified in Article XIII. As to APF Indemnity Claims, the liability of each General Partner shall be limited as provided in Article XIII.

   12.7 Exclusive Provisions; No Rescission. Except as set forth in this Agreement, no Party hereto is making any representation, warranty, covenant, or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant, or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any Party hereto, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the Parties under the provisions of this Article XII shall be the sole and exclusive remedy available to the Parties with respect to claims, assertions, events, or proceedings arising out of or relating to the Merger.

                                  ARTICLE XIII

                            Limitation of Liability

   13.1 Threshold. Notwithstanding anything to the contrary stated in this Agreement, in no event (i) shall the General Partners or any of them have any liability to APF and/or the OP General Partner and the Surviving Partnership on account of any APF Indemnity Claim or for any claim for breach of warranty or for misrepresentation, or any other claim whatsoever arising under this Agreement or in connection with the transaction contemplated herein (individually a "Claim" and collectively, "Claims") or for any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever directly resulting from Claims (collectively, "Losses") unless, until and only to the extent that the accumulated amount of all Losses exceeds the amount of $239,327 in the aggregate (the "Threshold") nor (ii) shall the individual or aggregate liability of the General Partners on account of Claims and Losses exceed the value of APF Common Shares actually issued to the General Partners in the Merger valued at the 20 Day Average Price. To the extent that any Claim is asserted against more than one General Partner, each General Partner shall be liable only for such General Partner's proportionate share of the Claim based on the percentage that the APF Common Shares received by such General Partner in the Merger is of the total APF Commons Shares comprising the Share Consideration. Any Claim against a General Partner, including an APF Indemnity Claim, may be satisfied by such General Partner, in its sole discretion, by surrendering to the claimant(s) APF Common Shares at a value equal to the closing price per share of such shares on the NYSE on the last trading day preceding the date such APF Common Shares are surrendered.

   13.2 Special Indemnification. APF agrees to indemnify, defend and hold harmless the General Partners against any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever, including reasonable attorneys' fees, arising after the Effective Time that would have arisen in their capacity as General Partners of the Fund had the Merger not been consummated and that are the result of APF's alleged actions or inactions. The Threshold described in Section 13.1 above shall not apply to APF obligations to indemnify the General Partners pursuant to this
Section 13.2.

                                  ARTICLE XIV

                                 Miscellaneous

   14.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of APF and the General Partners; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

   14.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

   14.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

   14.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of APF and the General Partners.

   14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   14.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   14.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  If to the Fund or the General Partners:

     c/o James M. Seneff, Jr.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 423-2894

  With copy to:

     Baker & Hostetler LLP
     Sun Trust Center, Suite 2300
     200 South Orange Avenue
     Orlando, Florida 32801
     Attn: Kenneth C. Wright, Esq.
     Telecopy: (407) 841-0168

  If to APF or the Operating Partnership:

     Curtis B. McWilliams
     Executive Vice President
     CNL American Properties, Inc.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 650-1000

  With copy to:

     Shaw Pittman Potts & Trowbridge
     2300 N Street, N.W.
     Washington, D.C. 20037
     Attn: John M. McDonald, Esq.
     Telecopy: (202) 663-8007

   Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

   14.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   14.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by APF, the OP General Partner and the General Partners. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   14.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   14.11 Expenses. If the Closing occurs, APF will bear all costs and expenses of the Parties incurred in connection with this Agreement and the transactions contemplated hereby to the extent not already paid by the Fund or the General Partners. If the Closing does not occur, APF, the OP General Partner and the Operating Partnership will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and the General Partners and the Fund will divide their costs and expenses (including legal fees and expenses) as follows:
(i) the Fund shall bear that percentage of the costs and expenses equal to the percentage obtained by dividing the number of Fund votes in favor of the Merger by the sum of the total number of votes cast and the total number of abstentions and (ii) the General Partners shall bear the remainder of the costs and expenses.

   14.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

   14.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

   14.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

   14.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in and for Orange County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

   IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                           Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND II, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne_________________
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          James M. Seneff, Jr., as General
                                           Partner

                       CNL AMERICAN PROPERTIES FUND, INC.
                          SUPPLEMENT DATED      , 1999
                                       TO
                   PROSPECTUS/CONSENT SOLICITATION STATEMENT
                               DATED      , 1999
                         FOR CNL INCOME FUND III, LTD.

   This supplement is being furnished to you, as a Limited Partner of CNL Income Fund III, Ltd., which we refer to as the Income Fund, for the purpose of enabling you to evaluate the proposed Acquisition of your Income Fund by CNL American Properties Fund, Inc., a Maryland corporation, which is a real estate investment trust. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed Acquisition that are unique to you and the other Limited Partners of your Income Fund. This supplement does not purport to provide an overall summary of the proposed Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding APF and the other Income Funds being acquired by APF. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the consent solicitation. Unless otherwise indicated, the terms "we," "us," "our," and "ourselves" when used herein refer to James M. Seneff, Jr., Robert A. Bourne and CNL Realty Corporation, the general partners of your Income Fund. When we refer to APF, we are referring to CNL American Properties Fund, Inc. and its subsidiaries, including CNL APF Partners, L.P., a wholly owned limited partnership through which APF conducts its business and which we call the Operating Partnership.

   APF Share numbers in this consent solicitation reflect a one-for-two reverse stock split approved by the APF stockholders on May 27, 1999 and effective on June 3, 1999.

   APF has set the exchange value at $20.00 for the purposes of allocating the APF Share consideration offered to the Income Funds. In considering what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

                                    OVERVIEW

   Pursuant to the consent solicitation and this supplement, you are being asked to approve the Acquisition of your Income Fund by APF. Your Income Fund is one of 16 limited partnerships, which we refer to collectively as the Income Funds, that APF is seeking to acquire. Supplements have also been prepared for each of the other Income Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to D.F. King & Co., 77 Water Street, New York, New York 10005.

   There are material risks and potential disadvantages associated with the Acquisition that you should consider in determining whether to vote "For" or "Against" the Acquisition. These material risks include:

  . We are uncertain about the value at which APF Shares will trade following listing.

  . We have material conflicts in light of our being both general partners of the Income Funds and members of APF's Board of Directors.

  . As stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

  . Because your Income Fund has no tenants under bankruptcy protection, if your Income Fund approves the Acquisition along with each of the other Income Funds, you would become subject to any adverse consequences associated with the 24 restaurant properties that APF would have under bankruptcy protection.

  . Unlike your Income Fund, APF will not be prohibited from incurring indebtedness.

  . The Acquisition is a taxable transaction.

  . The Acquisition involves a fundamental change in your investment.

What is APF?

   APF is a full-service real estate investment trust formed in 1994, which offers a complete range of restaurant property services to operators of national and regional restaurant chains, from triple-net leasing and mortgage financing to site selection, construction management and build-to-suit development. As of June 30, 1999, APF had total assets of approximately $822 million and 32,000 stockholders of record. If APF acquires all of the Income Funds in the Acquisition, APF expects to have total assets of approximately $1.5 billion at the time of the consummation of the Acquisition and will be one of the largest triple-net lease REITs in the United States.

What will I receive if my Income Fund approves the Acquisition?

   If your Income Fund approves the Acquisition, you will be entitled to receive shares of APF common stock in exchange for the units of limited partnership interest that you own in your Income Fund. The APF Shares will be listed for trading on the New York Stock Exchange, or NYSE, concurrently with the consummation of the Acquisition. If you vote "Against" the Acquisition, and your Income Fund is nevertheless acquired by APF, you may elect to receive
consideration in the form of 7% callable notes due      2005.

How many APF Shares will I receive if my Income Fund is acquired by APF?

   Your Income Fund will receive 1,041,451 APF Shares before payment of Acquisition expenses. You will receive your proportion of such shares in accordance with the terms of your Income Fund's partnership agreement.

What is the value of an APF Share?

   We do not know the fair value of an APF Share. APF has assigned a value, which we refer to as the exchange value, of $20.00 per share. After careful consideration, APF concluded that the exchange value should be set at $20.00 and that the exchange value would be used to allocate the APF Share consideration among the 16 Income Funds. In determining what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Share will trade at prices substantially below the exchange value.

What is the required vote necessary to approve the Acquisition?

   Pursuant to the terms of your Income Fund's partnership agreement, APF's Acquisition of your Income Fund may not be consummated without the approval of greater than 50% of the outstanding units. Such an approval by your Income Fund's Limited Partners will be binding on you even if you vote "Against" the Acquisition.

Do you, as the general partners of my Income Fund, recommend that I vote "For" of the proposed Acquisition?

   Yes. We unanimously recommend that you vote "For" the proposed Acquisition. We believe that the Acquisition is the best means to maximize the value of your investment in your Income Fund, as opposed to liquidating your Income Fund's portfolio or continuing unchanged the investment in your Income Fund.

How do I vote?

   Just indicate on the enclosed consent form, which is printed on the blue paper, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of Limited Partners, your units may be voted "For" or "Against" APF's Acquisition of your Income Fund. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Acquisition. If you do not vote or you abstain from voting, it will count as a vote "Against" the Acquisition.

What are the tax consequences of the Acquisition to me?

   The Acquisition is a taxable transaction. The tax obligations of individuals and tax-paying entities will generally be based on the difference between the value of the APF Shares you receive and the tax basis of your units.

We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Acquisition.

   We have estimated, based on the exchange value, that the taxable gain per average original $10,000 investment in your Income Fund will be $783.

                                  RISK FACTORS

   As a result of APF's Acquisition of your Income Fund, you will assume the risks associated with the assets of APF and the other Income Funds acquired by APF. Although the majority of APF's assets and the assets of the other Income Funds acquired by APF are substantially similar to those of your Income Fund, the restaurant properties owned by APF and the other Income Funds that are acquired by APF may be differently constructed, located in a different geographic area or of a different restaurant chain than the restaurant properties owned by your Income Fund. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

   The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Acquisition that are applicable to your Income Fund.

 Investment Risks

The exchange value was determined by APF, and the trading price of the APF Shares may decrease substantially below the exchange value upon listing.

   Your Income Fund will be receiving 1,041,451 APF Shares before payment of Acquisition expenses if your Income Fund approves the Acquisition. There has been no prior market for the APF Shares, and it is possible that the APF Shares may trade at prices substantially below the exchange value or the historical per share book value of the assets of APF. The APF Shares have been approved for listing on the NYSE, subject to official notice of issuance. Prior to listing, the existing APF stockholders have not had an active trading market in which they could sell their APF Shares. Additionally, any Limited Partners of the Income Funds who become APF stockholders as a result of the Acquisition, will have transformed their investment in non-tradable units into an investment in freely tradable APF Shares. Consequently, some of these stockholders may choose to sell their APF Shares upon listing at a time when demand for APF Shares may be relatively low. The market price of the APF Shares may be volatile after the Acquisition, and the APF Shares could trade at prices substantially less than the exchange value as a result of increased selling activity following the issuance of the APF Shares, the interest level of investors in purchasing the APF Shares after the Acquisition and the amount of distributions to be paid by APF.

Your distributions may decrease.

   In each of the years ended December 31, 1996, 1997 and 1998, your Income Fund distributed $950, $950 and $1,391, respectively, to you per $10,000 investment. The amount distributed to you in 1998 included a special distribution of net sales proceeds of $159 per $10,000 investment. While historically, APF has made distributions equal to 7.625% per APF Share, based on the exchange value, we cannot be sure that APF will be able to maintain this level of distributions in the future. In the event that APF is unable to maintain this level of distributions, your distributions per $10,000 investment may decrease substantially after the Acquisition.

The general partners will receive benefits from the Acquisition and will have conflicts of interest in the Acquisition.

   The general partners have three material conflicts of interest in the Acquisition of your Income Fund. First, we, James M. Seneff, Jr. and Robert A. Bourne, who also sit on the Board of Directors of APF, and CNL Realty Corp., an entity whose sole stockholders are Messrs. Seneff and Bourne, are the three general partners of the Income Funds. As Board members of APF, Messrs. Seneff and Bourne have a different interest in the completion of the Acquisition which may conflict with your interest as a Limited Partner of the Income Fund or with their own positions as the general partners of your Income Fund. Second, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund. Third, while we will not receive any APF Shares as a result of APF's Acquisition of your Income Fund, we may be required to pay all or a substantial portion of the Acquisition costs allocated to your Income Fund.

   If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Acquisition, the terms of the Acquisition may have been more favorable to you and the other Limited Partners.

   We, as the general partners of your Income Fund, have not retained an independent representative to act on your behalf or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration to be received, of the Acquisition. No group of Limited Partners was empowered to negotiate the terms and conditions of the Acquisition or to determine what procedures should be used to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and APF have been the parties responsible for structuring all the terms and conditions of the Acquisition. We engaged legal counsel to assist with the preparation of the documentation for the Acquisition, including the consent solicitation, and such legal counsel did not serve, or purport to serve, as legal counsel for the Income Funds or Limited Partners. If an independent representative had been retained for the Income Funds, the terms of the Acquisition may have been different and possibly more favorable to the Limited Partners. In particular, had separate representation for each of the Income Funds been arranged by us, issues unique to the value of each of the specific Income Funds might have been highlighted or received greater attention, resulting in adjustments to the value assigned to the assets of such Income Funds and increasing the number of APF Shares or notes that would be allocable to such Income Fund if acquired in the Acquisition.

The Acquisition will result in a fundamental change in the nature of your investment.

   The Acquisition of your Income Fund involves a fundamental change in the nature of your investment. Your investment will change from constituting an interest in your Income Fund, which has a fixed portfolio of restaurant properties in which you participate in the profits from the operation of its restaurant properties, to holding common stock of APF, an operating company, that will own an interest in 1,219 restaurant properties, assuming only your Income Fund and the CNL Restaurant Businesses were acquired as of June 30, 1999. The risks inherent in investing in an operating company such as APF include that APF may invest in new restaurant properties that are not as profitable as APF anticipated, it may incur substantial indebtedness to make future acquisitions of restaurant properties that it may be unable to repay and it may make mortgage loans to prospective operators of national and regional restaurant chains that may not have the ability to repay.

   Also, an investment in APF may not outperform your investment in your Income Fund. Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Income Fund's assets, to an investment in an entity in which you may realize the value of your investment only through the sale of your APF Shares, not from liquidation proceeds from restaurant properties. Continuation of your Income Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Income Fund's restaurant properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your APF Shares or from the payments on any notes if you elect to receive notes.

 Real Estate/Business Risks

If APF's borrowers default on mortgage loans, APF's income could be adversely affected.

   APF will be subject to risks inherent in the business of lending, such as the risk of default by or bankruptcy of the borrower. Upon a default by a borrower, APF may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with APF's administration of the mortgage loans and any collections upon a borrower's default. APF will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since APF's primary source of financing its mortgage loans will be through variable rate loans, any increase in interest rates will also increase APF's borrowing costs. In addition, any interest rate increases after a loan's origination could also adversely affect the value of the loans when securitized.

APF may not be able to access the securitization markets.

   The CNL Restaurant Financial Services Group previously "securitized" one portfolio of mortgage loans by contributing them to a trust that subsequently issued trust certificates representing beneficial ownership interests in the pool of mortgage loans. The CNL Restaurant Financial Services Group ultimately received the net proceeds paid to the trust from the sale of the trust certificates. APF now operates these lending and securitization operations. We cannot be sure that APF will be able to integrate successfully the lending and securitization operations into its business. In addition, APF's ability to access the securitization markets for the mortgage loans on favorable terms could be adversely affected by a variety of factors, including adverse market conditions and adverse performance of its loan portfolio or servicing responsibilities. If APF is unable to access the securitization market, it would have to retain as assets those mortgage loans it would otherwise securitize, thereby remaining exposed to the related credit and repayment risks on such mortgage loans. Under such circumstances, APF would also have to seek a different source for funding its operations than securitizations.

APF's gains on any completed securitizations may be overstated if prepayments or defaults are greater than anticipated.

   APF will report gains on sales of mortgage loans in any securitization based in part on the estimated fair value of the mortgage-related securities retained by APF. In a securitization, APF would expect to retain a residual-interest security and retain an interest-only strip security. The fair value of the residual-interest and interest-only strip security would be the present value of the estimated net cash flows to be received after considering the effects of prepayments and credit losses. The capitalized mortgage servicing rights and mortgage-related securities would be valued using prepayment, default, and interest rate assumptions that APF believes are reasonable. The amount of revenue recognized upon the sale of loans or loan participations will vary depending on the assumptions utilized.

   APF may have to make adjustments to the amount of revenue it recognizes for a securitization if the rate of prepayment, rate of default, and the estimates of the future costs of servicing utilized by APF vary from APF's estimates. For example, APF's gain upon the sale of loans will have been either overstated or understated if prepayments and/or defaults are greater than or less than anticipated. In addition, higher levels of future prepayments, and/or increases in delinquencies or liquidations, would result in a lower valuation of the mortgage-related securities. These adjustments would adversely affect APF's earnings in the period in which the adjustment is made. Such adjustments may be material if APF's estimates are significantly different from actual results.

APF's increased leverage increases APF's risk of default which could, in turn, adversely affect APF's results of operations and stockholder distributions.

   In addition to the issuance of APF Shares or the sale of units of the Operating Partnership, APF has funded and intends to continue to Fund acquisitions and the development of new restaurant properties through short-term borrowings and by financing or refinancing its indebtedness on such properties on a longer-term basis when market conditions are appropriate. As of June 30, 1999, and assuming the acquisition of the CNL Restaurant Businesses, APF's debt service ratio was 3.31x and its ratio of debt-to-total assets was 35.93%. If only your Income Fund is acquired as of that date, APF's debt service ratio would have been 3.41x and its ratio of debt-to-total assets would have been 35.35%. As a general policy, APF's Board of Directors has allowed APF to borrow funds only when the ratio of debt-to-total assets of APF is 45% or less. APF's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that APF may incur in the future. Accordingly, APF's Board of Directors could modify the current policy at any time after the Acquisition. If this policy were changed, APF could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase APF's risk of default on its obligations and adversely affect APF's results of operations and its ability to make required distributions to its stockholders.

APF's ability to incur additional secured debt may dilute the value of the notes held by former Limited Partners of the Income Funds.

   APF may increase its level of secured debt. Payments on any notes issued by APF in connection with the Acquisition would be subordinated to any secured debt incurred by APF. Also, any secured debt would have a priority claim of repayment over the notes in the event that APF defaulted under its obligations.

APF's plan to grow through the acquisition and development of new restaurant properties could be adversely affected by trends in the real estate and financing businesses.

   APF's growth strategy is substantially based on the acquisition and development of additional restaurant properties. We do not know that APF will do so successfully because APF may have difficulty finding new restaurant properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional restaurant properties is subject to many risks. For instance, if an additional restaurant property is in a market in which APF has not invested before, APF will have relatively little experience in and may be unfamiliar with that new market.

The inability of a tenant or borrower to make lease and mortgage payments could have an adverse effect on APF.

   APF's business depends on the tenants' and borrowers' ability to pay their obligations to APF with respect to APF's real estate leases and mortgage loans. APF typically does not require that a third party guarantee the obligations of the tenant or the borrower. The ability of the tenants or borrowers to pay their obligations to APF in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a restaurant chain, may adversely affect the economic viability of the restaurant chain, including but not limited to:

  . national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by APF's customers;

  . changes or weaknesses in specific industry segments;

  . perceptions by prospective customers of the safety, convenience, services and attractiveness of the restaurant chain;

  . changes in demographics, consumer tastes and traffic patterns;

  . the ability to obtain and retain capable management;

  . the inability of a particular restaurant chain's computer system, or that of its franchisor or vendors, to adequately address year 2000 issues;

  . increases in operating expenses; and

  . increases in minimum wages, taxes or mandatory employee benefits.

APF has tenants of two significant restaurant chains that have filed for bankruptcy protection.

   The fact that APF has tenants of two significant restaurant chains that have filed for bankruptcy protection may adversely affect APF's total rental, earned and interest income. Because all of APF's properties are leased on a triple-net basis, if a tenant has defaulted on its lease obligations or has declared bankruptcy, it would reduce APF's rental, earned and interest income until APF could lease those affected properties to a new tenant or tenants. As of June 30, 1999, your Income Fund had no tenants under bankruptcy protection. Therefore, assuming that your Income Fund is acquired by APF, you, as an APF stockholder or noteholder, may be subject to the adverse consequences associated with having significant tenants under bankruptcy protection. As of June 30, 1999, and assuming that all the Income Funds are acquired by APF, APF would have had 24 restaurant properties not generating rental income. The aggregate lost rental, earned and interest income of the leases of these properties, whether due to bankruptcy or otherwise, for the six months ended June 30, 1999, would have been equal to $1,175,483, which constitutes 2.12% of total rental, earned and interest income, including lost rental, earned and interest income, for the same period.

 Tax Risks

APF's failure to qualify as a REIT for tax purposes would result in APF's taxation as a corporation and the reduction of funding available for stockholder distribution.

   If APF fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, APF may be subject to the federal alternative minimum tax and various state income taxes. Unless APF is entitled to relief under specific statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if APF loses its REIT status, the funds available for distribution to you, as an APF stockholder, would be reduced substantially for each of the years involved.

If APF cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

   Subject to adjustments that are unique to REITs, a REIT generally must distribute 95% of its taxable income. In the event that APF does not have sufficient cash, this distribution requirement may limit APF's ability to acquire additional restaurant properties and to make mortgage loans. Also, for the purposes of determining taxable income, APF may be required to include interest payments, rent and other items it has not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, APF could have taxable income in excess of cash available for distribution. If this occurred, APF would have to borrow funds or liquidate some of its assets in order to maintain its status as a REIT.

Changes in the tax law could adversely affect APF's REIT status.

   APF's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect APF's status as a REIT. In the event that there is a change in the tax laws that prevents APF from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, APF may not be able to make the same level of distributions to its stockholders. In addition, such change may limit APF's ability to invest in additional restaurant properties and to make additional mortgage loans.

                     CONSIDERATION PAID TO THE INCOME FUND

   The proposed number of APF Shares to be paid to your Income Fund was determined by APF in accordance with its own valuation methodologies regarding each Income Fund. We, as the general partners of each Income Fund, determined the fairness of the value of the APF Shares to be paid to your Income Fund based in part on the appraisal of the restaurant properties of your Income Fund by Valuation Associates. In addition, we engaged Legg Mason to provide us with an opinion that the APF Share consideration to be received by each Income Fund, individually, is fair from a financial point of view to each Income Fund.

   The following table sets forth the exchange value of the APF Shares to be paid to your Income Fund in the Acquisition. The APF Shares payable to your Income Fund will not change if APF acquires fewer than all of the Income Funds in the Acquisition. This data assumes that none of the Limited Partners of your Income Fund have elected to receive notes. You should note that the APF Shares may trade at prices substantially below the exchange value upon listing on the NYSE.

                 Original
                  Limited
                  Partner
  Original      Investments
   Limited         less
   Partner     Distributions                                                         Exchange Value
 Investments   of Net Sales   Number of    Exchange                                  of APF Shares
    less       Proceeds per      APF     Value of APF              Exchange Value     per Average
Distributions     $10,000      Shares       Shares     Estimated    of APF Shares   $10,000 Original
of Net Sales     Original    Offered to   Payable to  Acquisition after Acquisition Limited Partner
 Proceeds(1)   Investment(1) Income Fund Income Fund   Expenses       Expenses         Investment
-------------  ------------- ----------- ------------ ----------- ----------------- ----------------
$22,253,502       $8,901      1,041,451  $20,829,020   $258,000      $20,571,020         $8,228

--------
(1) The original Limited Partner investments in the Income Fund were $25,000,000. These columns reflect, as of December 31, 1998, an adjustment to the Limited Partners original investments for special distributions of net sales proceeds from sales of restaurant properties and net sales proceeds added to the Income Fund's working capital and subsequently distributed to the Limited Partners of the Income Fund.

   If your Income Fund approves the Acquisition and you have voted "Against" the Acquisition, but you do not wish to own APF Shares, you can elect to
receive your portion of the consideration in 7.0% callable notes, due     ,
2005. The payment received by you and other Limited Partners who elect to receive notes will be equal to 97% of the value of your portion of the exchange value APF Shares that would otherwise have been paid to your Income Fund. The
notes will bear interest at 7.0% and will mature on     , 2005. APF may redeem
the notes at any time prior to their maturity at a price equal to the sum of the outstanding principal balance plus accrued interest. In addition, if Limited Partners in your Income Fund elect to receive notes in an amount greater than 15% of the exchange value of the APF Shares to be paid to your Income Fund, then APF has the right to decline to acquire your Income Fund.

                          EXPENSES OF THE ACQUISITION

   If your Income Fund approves the Acquisition, the portion of the Acquisition expenses attributable to your Income Fund will be paid by your Income Fund, as detailed below. The number of APF Shares paid to your Income Fund would reflect a reduction for your Income Fund's expenses of the Acquisition. Acquisition expenses are expected to range from 1.1% to 1.3% of the exchange value of the APF Shares payable to each Income Fund.

   If the Acquisition of your Income Fund is not approved, we will bear a percentage of all Acquisition expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Income Fund, divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Income Fund. In such event, your Income Fund will bear the remaining Acquisition expenses.

   The following table sets forth the estimated Acquisition expenses of acquiring your Income Fund:

                         Pre-closing Transaction Costs

   Legal Fees(1)...................................................... $ 15,885
   Appraisals and Valuation(2)........................................    4,950
   Fairness Opinions(3)...............................................   30,000
   Solicitation Fees(4)...............................................   11,908
   Printing and Mailing(5)............................................   62,588
   Accounting and Other Fees(6).......................................   31,280
                                                                       --------
     Subtotal......................................................... $156,611
                                                                       --------

                           Closing Transaction Costs

   Title, Transfer Tax and Recording Fees(7)..........................   50,032
   Legal Closing Fees(8)..............................................   24,713
   Partnership Liquidation Costs(9)...................................   26,644
                                                                       --------
     Subtotal.........................................................  101,389
                                                                       --------
   Total.............................................................. $258,000
                                                                       ========

  --------
  (1) Aggregate legal fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $423,998. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the value of the APF Share consideration payable to your Income Fund, based on the exchange value, to the total value of the APF Share consideration payable to all of the Income Funds, based on the exchange value.
  (2) Aggregate appraisal and valuation fees to be incurred by all of the Income Funds in connection with the Acquisition were $105,420. Your Income Fund's pro-rata portion of these fees was determined based on the number of restaurant properties in your Income Fund.
  (3) Each Income Fund received a fairness opinion from Legg Mason and incurred a fee of $30,000.
  (4) Aggregate solicitation fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $250,000. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
  (5) Aggregate printing and mailing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $1,399,998. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
  (6) Aggregate accounting and other fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $841,245. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

  (7 ) Aggrega te title, transfer tax and recording fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $1,313,596. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund, based on the exchange value, to the total exchange value of the APF Shares payable to all of the Income Funds.
  (8) Aggregate legal closing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $648,842. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

  (9) Aggregate partnership liquidation costs to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $698,901. Your Income Fund's pro-rata portion of these costs was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.

   The solicitation fees related to the Acquisition will be allocated among the Income Funds, us and APF depending upon whether the Acquisition is consummated. For purposes of the Acquisition, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

   If APF acquires all of the Income Funds, all of the solicitation fees will be payable by APF. If APF acquires less than all of the Income Funds, all of the solicitation fees will be payable by APF or the Income Funds that are acquired in proportion to their respective exchange values. If none of the Income Funds are acquired by APF, all of the solicitation fees will be payable by us.

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   Article 12 of your Income Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding units is required to approve a "Liquidating Sale," which is defined by the partnership agreement to include a transaction or series of transactions resulting in the transfer of 66 2/3% or more in value of your Income Fund's restaurant properties. Because the Acquisition of your Income Fund is a "Liquidating Sale" within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding units.

Consequence of Failure to Approve the Acquisition

   If the Limited Partners of your Income Fund representing greater than 50% of the outstanding units do not vote "For" the Acquisition, the Acquisition may not be consummated under the terms of the partnership agreement. In such event, we plan to continue to operate your Income Fund as a going concern and to eventually dispose of your Income Fund's restaurant properties approximately 7 to 15 years after they were acquired or as soon thereafter if, in our opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

Special Meeting to Discuss the Acquisition

   We, as general partners of the Income Funds, have scheduled a special meeting of the Limited Partners of your Income Fund to discuss the solicitation materials, which include the consent solicitation, this supplement and the other materials distributed to you, and the terms of APF's Acquisition of your Income Fund, prior to voting on the Acquisition. The special meeting will be
held at 10:00 a.m., Eastern time, on      , 1999, at                   . We and
members of APF's management intend to solicit actively your support for the Acquisition and would like to use the special meeting to answer questions about the Acquisition and the solicitation materials and to explain in person our reasons for recommending that you vote "For" the Acquisition.

                               VOTING PROCEDURES

   The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Acquisition of your Income Fund by APF. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

   In order for APF to acquire your Income Fund, the Limited Partners holding greater than 50% of the outstanding units of your Income Fund must approve the Acquisition. Your Income Fund will be acquired by a merger with the Operating Partnership, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated March 11, 1999, as amended, by and between APF and your Income Fund is attached hereto as Appendix B. We encourage you to read it.

   If you are not planning to attend the special meeting of the Limited Partners of your Income Fund and to vote in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the Acquisition of your Income Fund. The solicitation period will
commence upon delivery of the solicitation materials to you on or about    ,
1999 and will continue until the later of (a)    , 1999, a date not less than
60 calendar days from the initial delivery of the solicitation materials, or
(b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond May 31, 2000. Any consent form received by Corporate Election Services prior to 5:00 p.m., Eastern time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your units will be counted as voting "Against" the Acquisition of your Income Fund and you will receive APF Shares if your Income Fund is acquired.

   A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. The first part seeks your consent to APF's Acquisition of your Income Fund and related matters. The exact matters which a vote in favor of the Acquisition will be deemed to approve are described above under "Required Vote." If you have interests in more than one Income Fund, you will receive multiple consent forms which will provide for separate votes for each Income Fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

   The second part of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints James M. Seneff, Jr. and Robert A. Bourne as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the Acquisition. The power of attorney is intended solely to ease the administrative burden of completing the Acquisition without requiring your signatures on multiple documents.

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                  TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following information has been prepared to compare the amounts of compensation paid and cash distributions made, by your Income Fund to us and our affiliates to the amounts that would have been paid if the compensation and distribution structure, which will be in effect after the Acquisition, had been in effect during the years presented below.

   Under your Income Fund's partnership agreement, we and our affiliates are entitled to receive fees in connection with managing the affairs of each Income Fund. Your partnership agreement also provides that we are to be reimbursed for our expenses for services performed for your Income Fund, such as legal, accounting, transfer agent, data processing and duplicating services.

   APF operates as an internally-advised REIT. If your Income Fund is acquired, it will share in the overall cost of managing the consolidated portfolio of restaurant properties owned by APF. As stockholders of APF, you and the other former Limited Partners of your Income Fund will receive distributions in proportion with your ownership of APF Shares. This cost participation and dividend payment are in lieu of the payments to us discussed above.

   During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, the aggregate amounts accrued or actually paid by your Income Fund to us are shown below under "Historical Distributions Paid to the General Partners and Affiliates" and the estimated amounts of compensation that would have been paid had the Acquisition been in effect for the periods presented, are shown below under "Pro Forma Distributions to Be Paid to the General Partners following the Acquisition":

                                                                          Six
                                                                        Months
                                                                         Ended
                                               Year Ended December 31,   June
                                              -------------------------   30,
                                               1996     1997     1998    1999
                                              ------- -------- -------- -------
Historical Distributions Paid to the General
 Partners and Affiliates:
  General Partner Distributions.............      --       --       --      --
  Accounting and Administrative Services....  $85,906  $87,056  $89,756 $43,913
  Broker/Dealer Commissions.................      --       --       --      --
  Due Diligence and Marketing Support Fees..      --       --       --      --
  Acquisition Fees..........................      --       --       --      --
  Asset Management Fees.....................      --       --       --      --
  Real Estate Disposition Fees(1)...........      --    15,150   53,400     --
                                              ------- -------- -------- -------
    Total historical........................  $85,906 $102,206 $143,156 $43,913
Pro Forma Distributions to Be Paid to the
 General Partners following the Acquisition:
  Cash Distributions on APF Shares(2).......      --       --       --      --
  Salary Compensation.......................      --       --       --      --
                                              ------- -------- -------- -------
    Total pro forma(3)......................      --       --       --      --

--------
(1) Payment of real estate disposition fees is subordinated to minimum returns and the return of original capital to the Limited Partners. To date, no such fees have been paid since the required minimum returns have not been made to the Limited Partners.

(2) Represents estimated distributions based on APF Shares received in the Acquisition.

(3) As a result of the Acquisition, we and our affiliates will no longer be entitled to receive the general partner distributions and fees described in the historical presentation above. However, this does not mean that APF will avoid incurring some portion of these costs on a going forward basis, particularly as such costs relate to accounting and administrative services and asset management. Due to APF's acquisition of the Advisor, APF became an internally advised REIT. Therefore, all accounting and administrative services and asset management expenses previously borne by the Advisor, will be borne internally by APF. The material costs that APF will continue to incur will be salaries of the employees utilized to perform such services and the costs of any assets necessary to perform such services.

           CASH DISTRIBUTIONS TO LIMITED PARTNERS OF YOUR INCOME FUND

   The information below should be read in conjunction with the information provided in this supplement under the caption "Financial Statements."

   The following table sets forth the distributions paid to the Limited Partners of your Income Fund per $10,000 original investment for the periods indicated below:

                                                      Six Months
                                                        Ended
                                                       June 30,
                            Year Ended December 31,      1999
                           -------------------------- ----------
                           1994 1995 1996 1997  1998  Historical
                           ---- ---- ---- ---- ------ ----------
Distributions from
 Income................... $736 $587 $719 $949 $  689    $388
Distributions from Sales
 of Properties............  --   --   --   --     591     --
Distributions from Return
 of Capital(1)............  214  363  231    1    111      12
                           ---- ---- ---- ---- ------    ----
  Total................... $950 $950 $950 $950 $1,391    $400
                           ==== ==== ==== ==== ======    ====

--------

(1) Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income, including deductions for depreciation expense, on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from non-cash items. This amount is not required to be presented as a return of capital except for purposes of this table, and the Income Fund has not treated this amount as a return of capital for any other purpose.

                        COMPARATIVE PER SHARE DATA

   The following tabulation reflects (a) the historical net income and book value per share of APF common stock in comparison with the adjusted historical net income and book value per share after giving effect to property acquisitions and the acquisition of the CNL Restaurant Businesses, and the pro forma net income and book value per share after giving effect to the Acquisition of your Income Fund, (b) the historical net income and book value per unit of your Income Fund in comparison with the equivalent pro forma net income and book value per share attributable to the 20.571 APF Shares that will be received by your Income Fund with respect to each of its outstanding units and assuming none of the Limited Partners elect to receive notes, and (c) the historical cash dividends per share of APF with the equivalent pro forma of
20.571 times the cash dividend paid on each APF Share. The historical per share information presented in this tabulation is derived from the financial information of APF and your Income Fund presented on pages S-22 through S-23.

   The pro forma financial information below is for informational purposes only and does not purport to be indicative of APF's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated by the pro forma financial information. The pro forma financial information should not be viewed as predictive of APF's financial results or conditions in the future.

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ ----------
APF
  Net Income:
    Historical.........................................     $1.21       $0.61
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........      1.08         .51
    Pro forma..........................................      1.10         .52
  Dividends:
    Historical.........................................      1.52         .76
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses(1).......      1.52         .76
    Pro forma(1).......................................      1.52         .76
  Book value:
    Historical.........................................     17.70       17.54
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........     16.27       16.20
    Pro forma..........................................     16.31       16.24
CNL Income Fund III, Ltd.
  Net Income:
    Historical.........................................     34.74       19.56
    Equivalent pro forma(2)............................     22.63       10.70
  Dividends:
    Historical.........................................     69.55       20.00
    Equivalent pro forma(3)(4).........................     31.27       15.63
  Book Value:
    Historical.........................................    317.41      316.97
    Equivalent pro forma(2)............................    335.51      334.07

--------

(1) Reflects APF's historical dividend rate.

(2) Pro forma amounts for APF multiplied by 20.571 based on receipt by the partners of your Income Fund of 1,028,551 APF Shares, net of Acquisition expenses, in exchange for 50,000 units, or the ratio of exchange.

(3) Historical amounts for APF multiplied by 20.571, or the ratio of exchange.

(4) An equivalent pro forma dividend rate of $15.63 per share for the six months ended June 30, 1999 equates to $313 per original $10,000 investment. To review the pro forma financial information in greater detail with respect to APF after giving effect to the Acquisition and the acquisition of the CNL Restaurant Businesses, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

                                    FAIRNESS

General

   We believe the Acquisition to be fair to, and in the best interests of your Income Fund. After careful evaluation, we have concluded that the Acquisition is the best way to maximize the value of your investment. We recommend that you and the other Limited Partners approve the Acquisition and receive APF Shares.

   Based upon our analysis of the Acquisition, we believe that:

    . the terms of the Acquisition are fair to you and the other Limited
      Partners; and

    . after comparing the potential benefits and detriments of the Acquisition with those of several alternatives, the Acquisition is more economically attractive to you and the other Limited Partners than such alternatives.

   Our beliefs are based upon our analysis of the terms of the Acquisition, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Acquisition and the alternatives to the Acquisition and a review of the financial condition and performance of APF and your Income Fund and the terms of critical agreements, such as your Income Fund's partnership agreement.

   We also believe that the Acquisition is procedurally fair for several reasons. First, the Acquisition is required to be approved by Limited Partners holding greater than 50% of the outstanding units of your Income Fund and is subject to the closing conditions. Those closing conditions are that the APF Shares are listed on the NYSE, that the APF stockholders have approved the increase in the number of APF Shares authorized to be issued and that Merrill Lynch has issued a new fairness opinion if fewer than all of the Income Funds are acquired. Second, if your Income Fund is acquired all Limited Partners of your Income Fund who vote "Against" the Acquisition will be given the option of receiving APF Shares or notes.

   Although we believe the terms of the Acquisition are fair to you and the other Limited Partners, we have conflicts of interest with respect to the Acquisition. These conflicts include, among others:

  . that we will receive APF Shares, assuming APF acquires all of the Income
    Funds, upon completion of the Acquisition;

  . that Messrs. Seneff and Bourne are stockholders of APF and, as such, their interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund; and

  . that we will be relieved from our material ongoing liabilities with respect to the Income Fund if it is acquired by APF.

Material Factors Underlying Belief as to Fairness

   The following is a discussion of the material factors underlying our belief that the terms of the Acquisition are fair as a whole to you and the other Limited Partners of your Income Fund and maximize the value of your investment.

   1. Consideration Offered. We will be offered the same form of consideration in the Acquisition as the Limited Partners with respect to our capital interest in the Income Fund. We believe that the form and amount of consideration offered to us and the Limited Partners, including dissenting Limited Partners who select the notes, constitute fair value. We compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Acquisition is fair based on such comparison. In addition, we believe the Acquisition is the best way to maximize the return on your investment because of your ability to participate in the potential appreciation of APF Shares. Since your Income Fund is restricted to owning and leasing a static number of restaurant properties due to the limitations contained in your Income Fund's partnership agreement and limited capital resources, your investments have little or no opportunity to appreciate. Because APF is a growth-oriented operating company, you will have the opportunity, as an APF stockholder, to participate in APF's future growth.

   2. Independent Appraisals and Fairness Opinions. Our belief as to the fairness of the Acquisition as a whole and to the Limited Partners of your Income Fund and our statements above regarding the material terms underlying our belief as to fairness are partially based upon the appraisal of your Income Fund's restaurant properties prepared by Valuation Associates and upon the fairness opinion provided by Legg Mason. A copy of the fairness opinion is attached hereto as Appendix A. We encourage you to read it. We attributed significant weight to the appraisal of Valuation Associates and the fairness opinion of Legg Mason, which we believe support our conclusion that the Acquisition is fair to the Limited Partners. We do not know of any factors that would materially alter the conclusions made in the appraisal of Valuation Associates or the fairness opinion of Legg Mason, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. We believe that the engagement of Valuation Associates to provide the appraisal and of Legg Mason to provide the fairness opinion assisted us in the fulfillment of our fiduciary duties to your Income Fund and the Limited Partners, notwithstanding that: (1) each of Valuation Associates and Legg Mason received fees for its services, (2) Legg Mason has previously provided investment banking services to the Income Funds and to Commercial Net Lease Realty, Inc., which at the time was an affiliate of CNL Group, Inc., and
(3) Valuation Associates has previously performed valuation appraisals for APF. We note that because the Acquisition of any one Income Fund is not a condition of the Acquisition of any other Income Fund, the fairness opinions analyze each Income Fund separately, not in combination with other Income Funds. However, based on the reasons stated in this section of the supplement and the opinion of Legg Mason that the APF Share consideration payable to each Income Fund is fair from a financial point of view, we believe the Acquisition is fair regardless of the number of Income Funds that are acquired in the Acquisition.

   In rendering its opinion with respect to the fairness, from a financial point of view, with respect to (a) the APF Shares offered with respect to your Income Fund, (b) the aggregate APF Shares offered with respect to the Income Funds, and (c) the method of allocating the APF Shares among the Funds, Legg Mason did not address or render any opinion with respect to other aspects of the Acquisition, including:

  . the value or fairness of the notes;

  . the prices at which the APF Shares may trade following the Acquisition or the trading value of the APF Shares to be offered compared with the current fair market value of the Income Funds' portfolios or assets if liquidated in real estate markets;

  .the tax consequences of any aspect of the Acquisition;

  . the fairness of the amounts or allocation of Acquisition costs or the amounts of Acquisition costs allocated to the Limited Partners; or

  .any other matters with respect to any specific individual partner or class of partners.

   In addition, Legg Mason was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Income Funds or their assets. Also, Legg Mason's opinion also does not compare the relative merits of the Acquisition with those of any other transaction or business strategy that was or might have been considered by us as alternatives to the Acquisition.

   Legg Mason's fairness opinion does not constitute a recommendation to you as to how to vote on the Acquisition or as to whether you should elect to receive the APF Share consideration or the notes.

   3. Valuation of Alternatives. Based on the appraisal of your Income Fund's restaurant properties, we estimated the value of your Income Fund if liquidated and as a going concern. On the basis of these calculations, we believe that the value of the APF Shares will exceed the going concern value and liquidation value of your Income Fund.

   4. Cash Available for Distribution Before and After the Acquisition. We believe the Acquisition will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. The effect of the Acquisition and the cash available for distribution will vary, however, from Income Fund to Income Fund. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of APF as an operating company and will also receive investment liquidity through the public market in APF Shares.

   5. Comparative Valuation Analysis. In assessing the fairness of the Acquisition, we relied on the appraisals prepared by Valuation Associates in connection with its engagement by us. Based on such information and other historical data of the Funds, we prepared a comparative valuation analysis, which supported our determination that the Acquisition is in the best interest of the Limited Partners of each of the Income Funds.

   The following table summarizes the results of our comparative valuation analysis:

                                                                                                         Weighted
                           Original        Original        Exchange                                   Average Trading
                            Limited    Limited Partner   Value of APF                     Estimated      Prices of
                            Partner    Investments less   Shares Paid      Estimated     Liquidation      Units
                          Investments  Distributions of       per        Going Concern    Value per     per Average
                             less         Net Sales     average $10,000    Value per       Average        $10,000
                         Distributions   Proceeds per   Limited Partner Average $10,000    $10,000       Original
                         of Net Sales  $10,000 Original    Original        Original       Original    Limited Partner
                          Proceeds(1)   Investment(1)    Investment(2)   Investment(3)  Investment(4)  Investment(5)
                         ------------- ---------------- --------------- --------------- ------------- ---------------
CNL Income Fund III,
 Ltd. ..................  22,253,502        8,901            8,228           8,214          7,652          8,445

--------
(1) The original Limited Partner investments in the Income Fund were $25,000,000. These columns reflect, as of December 31, 1998, an adjustment to the Limited Partners' original investments for special distributions of net sales proceeds from sales of restaurant properties and net sales proceeds added to the Income Fund's working capital and subsequently distributed to the Limited Partners of the Income Fund.
(2) Values are based on the exchange value established by APF. Upon listing the APF Shares on the NYSE, the actual values at which the APF Shares will trade on the NYSE may be substantially below the exchange value.
(3) Represents the estimated value of an original $10,000 investment in your Income Fund, if your Income Fund continues unchanged, subject to the assumptions made by Valuation Associates in its appraisal.
(4) Represents the amount that we estimate would have been distributed to you with respect to an original $10,000 investment in the Income Fund if your Income Fund had sold its assets on December 31, 1998, subject to the assumptions made by Valuation Associates in its appraisal.
(5) Based on the weighted average trading prices of your Income Fund's units, per original $10,000 investment, in the secondary markets from July 1, 1998 to June 30, 1999. A substantial majority of the transfer prices in this column reflect purchases by your Income Fund as part of its distribution reinvestment program and do not necessarily reflect the prices in a secondary market.

   We believe that the comparative valuation analysis, when considered together with the anticipated effect of the Acquisition and with all the other differences between continued ownership of units as compared with the receipt of APF Shares, supports our recommendation in favor of the Acquisition.

                             CONFLICTS OF INTEREST

Affiliated General Partners

   As the general partners of your Income Fund, we each have a contractual obligation pursuant to your Income Fund's partnership agreement as well as a legal obligation under state law to assess whether the terms of the Acquisition are fair and equitable to the Limited Partners of your Income Fund without regard to whether the Acquisition is fair and equitable to any of the other participants, including the Limited Partners in other Income Funds. James M. Seneff, Jr. and Robert A. Bourne act as the individual general partners of all of the Income Funds and also as members of the Board of Directors of APF. While Messrs. Seneff and Bourne have sought faithfully to discharge their obligations to your Income Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to your Income Fund and also on APF's Board of Directors. Additionally, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

Benefits to General Partners

   As a result of the Acquisition, assuming only your Income Fund is acquired, we are expected to receive two material benefits. These benefits include:

  . James M. Seneff, Jr. and Robert A. Bourne, as your individual general partners, will also continue to serve as directors of APF with Mr. Seneff serving as Chairman of APF and Mr. Bourne serving as Vice Chairman. Furthermore, they will be entitled to receive performance-based incentives, including stock options, under APF's 1999 Performance Incentive Plan or any other such plan approved by the stockholders. The benefits that may be realized by Messrs. Seneff and Bourne are likely to exceed the benefits that they would expect to derive from the Income Funds if the Acquisition does not occur.

  . As general partners of your Income Fund, we are legally liable for all of your Income Fund's liabilities to the extent that your Income Fund is unable to satisfy such liabilities. Because the partnership agreement for your Income Fund prohibits the Income Fund from incurring indebtedness, the only liabilities the Income Fund has are liabilities with respect to its ongoing business operations. In the event that your Income Fund is acquired by APF, we would be relieved of our legal obligation to satisfy the liabilities of the acquired Income Fund.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the Acquisition to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Acquisition to you.

Material Tax Differences between the Ownership of Units and APF Shares

   Because your Income Fund is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a Limited Partner, you are required to take into account your share of the income or loss of your Income Fund, regardless of whether any cash is distributed to you. If your Income Fund is acquired by APF, and you have voted "For" the Acquisition, you will receive APF Shares. If you have voted "Against" the Acquisition but your Income Fund is acquired by APF, you may elect to receive notes.

   If your Income Fund is acquired by APF and you receive APF Shares, your ownership of APF Shares will affect the character and amount of income reportable by you in the future. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Income Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Income Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a Limited Partner, if your Income Fund is acquired by APF and you receive APF Shares, as a stockholder of APF you will be taxed based on the amount of distributions you receive from APF. Each year APF will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of APF's earnings and profits. Because the Acquisition is a taxable transaction, APF's tax basis in the acquired restaurant properties will be higher than your Income Fund's tax basis had been in the same properties. At the same time, however, APF may be required to utilize a slower method of depreciation with respect to some restaurant properties than that used by your Income Fund. As a result, APF's tax depreciation from the acquired restaurant properties will differ from your Income Fund's tax depreciation. Accordingly, under some circumstances, even if APF were to make the same level of distributions as your Income Fund, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of APF does not depend on its character to APF. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if APF incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Acquisition

   In connection with the Acquisition and for federal income tax purposes if your Income Fund is acquired by APF, the assets and any liabilities of your Income Fund will be transferred to APF in return for APF Shares and/or notes. Your Income Fund will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your Income Fund, including gain recognized as a result of the transfer of restaurant properties pursuant to the Acquisition. For purposes of allocating gain, we have valued the APF Shares at a price of $20. The estimated taxable gain or loss, as of June 30, 1999, based on the $20 valuation, for an average $10,000 original Limited Partner investment in your Income Fund, is set forth in the table below for those Limited Partners subject to federal income taxation. The information in the table assumes that none of the Limited Partners in the Income Fund elected to receive notes.

                                                         Estimated Gain per
                                                      Average $10,000 Original
                                                     Limited Partner Investment
                                                     --------------------------
CNL Income Fund III, Ltd. ..........................            $783

   Under section 351(a) of the Internal Revenue Code of 1986, as amended, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. APF has represented to Shaw Pittman, APF's tax counsel, that, following the Acquisition, the Limited Partners of the Income Funds will not own stock possessing at least 80 percent of the total combined voting power of all classes of APF stock entitled to vote and at least 80 percent of the total number of shares of all other classes of APF stock. Based upon this representation, Shaw Pittman has opined that the Acquisition will not result in the acquisition of control of APF by the Limited Partners for purposes of section 351(a). Accordingly, the transfer of assets will result in recognition of gain or loss by each Income Fund that is acquired by APF.

   If your Income Fund is acquired by APF and no Limited Partners elect to receive the notes, your Income Fund will receive solely APF Shares in exchange for your Income Fund's assets. As a result, your Income Fund will recognize an amount of gain equal to the difference between:

  . the sum of (a) the fair market value of the APF Shares received by your Income Fund and (b) the amount of your Income Fund's liabilities, if any, assumed by the Operating Partnership, and

  . the adjusted tax basis of the assets transferred by your Income Fund to the Operating Partnership.

   If your Income Fund is acquired by APF and you or another Limited Partner in your Income Fund elect the notes option, your Income Fund will receive APF Shares and notes in exchange for your Income Fund's assets. Because the
principal portion of the notes will not be due until      , 2005, the
acquisition of your Income Fund's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your Income Fund's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the Acquisition, the amount of gain recognized by your Income Fund in the year of the Acquisition will be equal to the value of the APF Shares received by your Income Fund multiplied by the ratio that the gross profit realized by your Income Fund in the Acquisition bears to the total contract price for your Income Fund's assets. To the extent your Income Fund realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your Income Fund in the year of the Acquisition.

   The gross profit that your Income Fund realizes from the Acquisition will generally equal the excess, if any, of the selling price for your Income Fund's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by qualified indebtedness encumbering your Income Fund's assets, if any, that is assumed or taken subject to by the Operating Partnership. The exact amount of the gain to be recognized by your Income Fund in the year of the Acquisition will also vary depending upon the decisions of the Limited Partners to receive APF Shares or notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the Acquisition are likely to be treated as realized from the sale of a "section 1231 asset," which is real property or a depreciable asset used in a trade or business and held for more than one year. Your share of gains or losses from the sale of section 1231 assets of your Income Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Income Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your Income Fund recognizes will be allocated to you and the other Limited Partners in accordance with the terms of your Income Fund's partnership agreement. Each Limited Partner will be allocated and must report his, her or its allocable share of such gain, if any, pursuant to these terms, regardless of the Limited Partner's decision to receive notes rather than APF Shares. Even though a Limited Partner's election of the notes may decrease the amount of gain your Income Fund recognizes, the electing Limited Partner still will be required to take into account his, her or its share of your Income Fund's gain as determined under the partnership agreement of your Income Fund. Therefore, Limited Partners who elect the notes may recognize gain in the year of the Acquisition despite the fact that they will not receive cash with which to pay the tax on the gain. Such Limited Partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the Limited Partners electing to receive notes.

   Tax Consequences of the Liquidation and Termination of Your Income Fund. If your Income Fund is acquired by APF, your Income Fund will be deemed to have liquidated and distributed APF Shares or notes, as the case may be, to you. The taxable year of your Income Fund will end at this time, and you must report, in your taxable year that includes the date of the Acquisition, your share of all income, gain, loss, deduction and credit for your Income Fund through the date of the Acquisition, including gain or loss resulting from the Acquisition. If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your Income Fund's income attributable to more than one of its taxable years.

   The APF Shares or notes will be distributed among you and the other Limited Partners in a manner that we, as the general partners of your Income Fund, determine to be proportionate based on your respective capital account balances. If you receive APF Shares in the Acquisition and the value of those APF Shares exceeds your basis in your units, you will recognize gain equal to the difference between the fair market value of the APF Shares that you receive and your adjusted tax basis in your units. Your basis in the APF Shares will then equal the fair market value of the APF Shares on the closing date of the Acquisition, and your holding period for the APF Shares for purposes of determining capital gain or loss will begin on the closing date of the Acquisition. If you receive APF Shares in the Acquisition and your basis in your units exceeds the value of the APF Shares, you will not recognize gain or loss. Your basis in the APF Shares will equal the basis that you had in your units, and your holding period for purposes of determining capital gain or loss will begin on the closing date of the Acquisition.

   If you receive notes in the Acquisition, your basis in the notes distributed to you will equal your adjusted basis in your units. Your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your Income Fund's holding period in the assets transferred to APF.

   Because the assets of your Income Fund are held for investment and not for resale, the Acquisition will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not a social club, voluntary employee's beneficiary association, supplemental unemployment benefit trust, or qualified group legal services plan as described in sections 501 (c)(7), (9), (17) or
(20) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Acquisition.

   Tax Consequences of the Acquisition to APF. APF will not recognize gain or loss as a result of the Acquisition. APF will have a holding period in the restaurant properties that begins on the closing date. The basis of the restaurant properties received by APF from the Income Funds will equal the fair market value of the APF Shares, plus the issue price of the notes issued in the Acquisition, plus the amount of any liabilities of the Income Funds assumed by APF.

   The aggregate basis of APF's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, APF's basis in each acquired restaurant property may differ from the Income Fund's basis therein, and the restaurant properties may be subject to different depreciable periods and methods as a result of the Acquisition. These factors could result in an overall change, following the Acquisition, in the depreciation deductions attributable to the restaurant properties acquired from the Income Funds following the Acquisition.

        SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund III, Ltd.

                        Six Months Ended June 30, 1999

                                     Property                                 Historical   Historical
                                    Acquisition                                  CNL          CNL
                       Historical    Pro Forma                  Historical    Financial     Financial
                           APF      Adjustments     Subtotal     Advisor    Services, Inc.    Corp.      Subtotal
                       -----------  -----------    -----------  ----------  -------------- -----------  -----------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $27,900,894  $3,056,620(a)  $30,957,514  $        0    $        0   $         0  $30,957,514
 Fees.............               0           0               0   9,454,036     2,963,154        11,511   12,428,701
 Interest and
 Other Income.....       4,249,461           0       4,249,461      87,570       249,258    11,539,080   16,125,369
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Revenue...     $32,150,355  $3,056,620     $35,206,975  $9,541,606    $3,212,412   $11,550,591   59,511,584
 Expenses:
 General and
 Administrative...       2,244,408           0       2,244,408   5,405,130     2,441,151       263,524   10,354,213
 Management and
 Advisory Fees....       1,681,870           0       1,681,870           0             0     1,231,905    2,913,775
 Fees to Related
 Parties..........               0           0               0      88,949       689,425             0      778,374
 Interest
 Expense..........               0           0               0      92,707             0    10,294,499   10,387,206
 State Taxes......         464,966           0         464,966           0             0             0      464,966
 Depreciation--
 Other............               0           0               0      77,130        39,032             0      116,162
 Depreciation--
 Property.........       3,701,974     967,179(a)    4,669,153           0             0             0    4,669,153
 Amortization.....           9,700           0           9,700          36             0             0        9,736
 Transaction
 Costs............         483,005           0         483,005           0             0             0      483,005
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Expenses..       8,585,923     967,179       9,553,102   5,663,952     3,169,608    11,789,928   30,176,590
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties, and
 Provision for
 Losses on
 Properties.......     $23,564,432  $2,089,441     $25,653,873  $3,877,654    $   42,804   $  (239,337) $29,334,994
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........          31,241           0          31,241           0             0             0       31,241
 Gain (Loss) on
 Sale of
 Properties.......        (201,843)          0        (201,843)          0             0             0     (201,843)
 Provision For
 Losses on
 Properties.......        (540,522)          0        (540,522)          0             0             0     (540,522)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net Earnings
 (Losses) Before
 Benefit/
 (Provision) for
 Federal Income
 Taxes............      22,853,308   2,089,441      24,942,749   3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision)
 for Federal
 Income Taxes.....               0           0               0  (1,595,036)      (16,906)       86,202   (1,525,740)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net
 Earnings(Losses)..    $22,853,308  $2,089,441     $24,942,749  $2,282,618    $   25,898   $  (153,135) $27,098,130
                       ===========  ==========     ===========  ==========    ==========   ===========  ===========
                                                        Historical
                        Combining                       CNL Income
                        Pro Forma           Combined    Fund III,   Pro Forma          Adjusted
                       Adjustments             APF         Ltd.    Adjustments         Pro Forma
                       ------------------- ------------ ---------- ------------------ ------------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $         0         $30,957,514  $ 864,162   $   1,168 (j)     $31,822,844
 Fees.............      (9,812,516)(b),(c)   2,616,185          0     (25,928)(k)       2,590,257
 Interest and
 Other Income.....         144,014 (d)      16,269,383     54,332           0          16,323,715
                       ------------------- ------------ ---------- ------------------ ------------
  Total Revenue...     $(9,668,502)        $49,843,082   $918,494   $ (24,760)        $50,736,816
 Expenses:
 General and
 Administrative...        (774,311)(e)       9,579,902     78,194     (46,034)(l),(m)   9,612,062
 Management and
 Advisory Fees....      (2,913,775)(f)               0          0           0 (n)               0
 Fees to Related
 Parties..........        (743,673)(g)          34,701          0           0              34,701
 Interest
 Expense..........               0          10,387,206          0           0          10,387,206
 State Taxes......               0             464,966     13,541       4,000 (o)         482,507
 Depreciation--
 Other............               0             116,162          0           0             116,162
 Depreciation--
 Property.........               0           4,669,153    134,840      73,537 (p)       4,877,530
 Amortization.....       1,083,168 (h)       1,092,904          0           0           1,092,904
 Transaction
 Costs............               0             483,005     82,113           0             565,118
                       ------------------- ------------ ---------- ------------------ ------------
  Total Expenses..      (3,348,591)         26,827,999    308,688      31,503          27,168,190
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties, and
 Provision for
 Losses on
 Properties.......     $(6,319,911)        $23,015,083  $ 609,806   $ (56,263)        $23,568,626
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........               0              31,241     74,880     (15,326)(q)          90,795
 Gain (Loss) on
 Sale of
 Properties.......               0            (201,843)   293,512           0              91,669
 Provision For
 Losses on
 Properties.......               0            (540,522)         0           0            (540,522)
                       ------------------- ------------ ---------- ------------------ ------------
 Net Earnings
 (Losses) Before
 Benefit/
 (Provision) for
 Federal Income
 Taxes............      (6,319,911)         22,303,959    978,198     (71,589)         23,210,568
 Benefit/(Provision)
 for Federal
 Income Taxes.....       1,525,740 (i)               0          0           0                   0
                       ------------------- ------------ ---------- ------------------ ------------
 Net
 Earnings(Losses)..    $(4,794,171)        $22,303,959  $ 978,198   $ (71,589)        $23,210,568
                       =================== ============ ========== ================== ============

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund III, Ltd.
                        Six Months Ended June 30, 1999

                                     Property                                Historical    Historical
                                    Acquisition                                 CNL           CNL
                       Historical    Pro Forma                  Historical   Financial     Financial
                          APF       Adjustments      Subtotal    Advisor   Services, Inc.    Corp.        Subtotal
                      ------------  -----------    ------------ ---------- -------------- ------------ --------------
Other data:
Earnings per
share/unit......      $       0.61  $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============  ==========     ============ ==========   ==========   ============ ==============
Book value per
share/unit......      $      17.54  $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============  ==========     ============ ==========   ==========   ============ ==============
Dividends per
share/unit......      $       0.76  $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============  ==========     ============ ==========   ==========   ============ ==============
Ratio of
earnings to
Fixed Charges...             18.16x        n/a              n/a        n/a          n/a            n/a            n/a
                      ============  ==========     ============ ==========   ==========   ============ ==============
Weighted average
shares
outstanding
during period...        37,347,883           0       37,347,883        n/a          n/a            n/a     37,347,883
                      ============  ==========     ============ ==========   ==========   ============ ==============
Shares
outstanding.....        37,348,464           0       37,348,464        n/a          n/a            n/a     37,348,464
                      ============  ==========     ============ ==========   ==========   ============ ==============
Balance sheet
data:
Real estate
assets, net.....      $691,443,127  $3,369,856(s)  $694,812,983 $        0   $        0   $          0 $  694,812,983
Mortgages/notes
receivable......      $ 63,351,507  $        0     $ 63,351,507 $        0   $        0   $290,522,671 $  353,874,178
Receivables/due
from related
parties.........      $    649,972  $        0     $    649,972 $8,668,738   $5,417,084   $  1,125,933 $   15,861,727
Investment in
joint ventures..      $  1,081,046  $        0     $  1,081,046 $        0   $        0   $          0 $    1,081,046
Total assets....      $822,225,342  $3,369,856(s)  $825,595,198 $9,407,247   $6,369,606   $304,738,561 $1,146,110,612
Total
liabilities/minority
interest........      $167,023,516  $3,369,856(s)  $170,393,372 $1,076,772   $  829,856   $300,143,224 $  472,443,224
Total equity....      $655,201,826  $        0     $655,201,826 $8,330,475   $5,539,750   $  4,595,337 $  673,667,388
                                                          Historical
                       Combining                          CNL Income
                       Pro Forma              Combined     Fund III,   Pro Forma              Adjusted
                      Adjustments               APF          Ltd.     Adjustments            Pro Forma
                      -------------------- -------------- ----------- -------------------- -----------------
Other data:
Earnings per
share/unit......      $       n/a          $          n/a $     19.56 $      n/a           $         0.52
                      ==================== ============== =========== ==================== =================
Book value per
share/unit......      $       n/a          $          n/a $    316.97 $      n/a           $        16.24
                      ==================== ============== =========== ==================== =================
Dividends per
share/unit......      $       n/a          $          n/a $     20.00 $      n/a           $          n/a
                      ==================== ============== =========== ==================== =================
Ratio of
earnings to
Fixed Charges...              n/a                     n/a         n/a        n/a                     2.89x
                      ==================== ============== =========== ==================== =================
Weighted average
shares
outstanding
during period...        6,150,000              43,497,883         n/a  1,028,551               44,526,434(r)
                      ==================== ============== =========== ==================== =================
Shares
outstanding.....        6,150,000              43,498,464         n/a  1,028,551               44,527,015
                      ==================== ============== =========== ==================== =================
Balance sheet
data:
Real estate
assets, net.....      $         0          $  694,812,983 $11,601,730 $4,218,211 (t2)      $  710,632,924
Mortgages/notes
receivable......      $         0          $  353,874,178 $         0 $        0           $  353,874,178
Receivables/due
from related
parties.........      $(6,614,629)(u)      $    9,247,098 $    18,690 $ (163,474)(w)       $    9,102,314
Investment in
joint ventures..      $         0 (t1),(u) $    1,081,046 $ 2,150,281 $  594,275 (t2)      $    3,825,602
Total assets....      $23,966,490 (u),(v)  $1,170,077,102 $16,750,545 $2,543,615 (t2),(w)  $1,189,371,262
Total
liabilities/minority
interest........      $(6,957,486)(u),(v)  $  465,485,738 $   902,075 $ (163,474)(w)       $  466,224,339
Total equity....      $30,923,976 (t1),(v) $  704,591,364 $15,848,470 $2,707,089 (t2)      $  723,146,923

        SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund III, Ltd.

                   For the Year Ended December 31, 1998

                               Property                           Historical   Historical
                              Acquisition                            CNL          CNL                 Combining
                  Historical   Pro Forma             Historical   Financial    Financial              Pro Forma   Combined
                     APF      Adjustments  Subtotal   Advisor   Services, Inc.   Corp.     Subtotal  Adjustments    APF
                  ----------  ----------- ---------- ---------- -------------- ---------- ---------- ----------- ----------
Other data:
Earnings Per
Share/Unit......  $     1.21   $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Book Value Per
Share/Unit......  $    17.70   $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Dividends Per
Share/Unit......  $     1.52   $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Ratio of
Earnings to
Fixed Charges...       79.97x        n/a         n/a     n/a          n/a          n/a           n/a        n/a         n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Wtd. Avg. Shares
Outstanding.....  26,648,219   6,981,616  33,629,835     n/a          n/a          n/a    33,629,835  6,150,000  39,779,835
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Shares
Outstanding.....  37,337,927           0  37,337,927     n/a          n/a          n/a    37,337,922  6,150,000  43,487,927
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
                  Historical
                  CNL Income
                  Fund III,   Pro Forma   Adjusted
                     Ltd.    Adjustments Pro Forma
                  ---------- ----------- -------------
Other data:
Earnings Per
Share/Unit......   $ 34.74    $     n/a  $     1.10
                  ========== =========== =============
Book Value Per
Share/Unit......   $317.41    $     n/a  $    16.31
                  ========== =========== =============
Dividends Per
Share/Unit......   $ 69.55    $     n/a  $      n/a
                  ========== =========== =============
Ratio of
Earnings to
Fixed Charges...       n/a          n/a        3.03x
                  ========== =========== =============
Wtd. Avg. Shares
Outstanding.....       n/a    1,028,551  40,808,386(x)
                  ========== =========== =============
Shares
Outstanding.....       n/a    1,028,551  44,516,478
                  ========== =========== =============

--------
  (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if restaurant properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any restaurant properties for the periods prior to their construction completion and availability for occupancy.

  (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
      Fund:

       Origination fees from affiliates........................... $  (689,425)
       Secured equipment lease fees...............................     (67,967)
       Advisory fees..............................................    (126,788)
       Reimbursement of administrative costs......................    (382,728)
       Acquisition fees...........................................  (4,452,252)
       Underwriting fees..........................................     (54,248)
       Administrative, executive and guarantee fees...............    (532,389)
       Servicing fees.............................................    (572,728)
       Development fees...........................................     (38,853)
       Management fees............................................  (1,681,870)
                                                                   ------------
         Total.................................................... $(8,599,248)
                                                                   ============

  (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

  (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................ $ 144,014

  (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs.............................. $(774,311)

  (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,681,870)
       Administrative executive and guarantee fees................    (532,389)
       Servicing fees.............................................    (572,728)
       Advisory fees..............................................    (126,788)
                                                                   ------------
                                                                   $(2,913,775)
                                                                   ============

  (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

  (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (u) below:

       Amortization of goodwill ..................................... $1,083,168

  (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

  (j) Represents $1,168 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

  (k) Represents the elimination of fees between the Advisor and the Income
      Fund:

       Management fees................................................ $      0
       Reimbursement of administrative costs..........................  (25,928)
                                                                       --------
                                                                       $(25,928)
                                                                       ========

  (l) Represents the elimination of $25,928 in administrative costs reimbursed by the Income Fund to the Advisor.

  (m) Represents savings of $20,106 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

  (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

  (o) Represents additional state income taxes of $4,000 resulting from assuming that acquisitions of restaurant properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

  (p) Represents an increase in depreciation expense of $73,537 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

  (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $15,326 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

  (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

  (s) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma restaurant properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (t) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                          CNL Financial
                                Advisor   Services Group Income Fund    Total
                              ----------- -------------- ----------- ------------
     Fair value of
      Consideration
      Received............... $82,283,794  $50,886,031   $20,535,734 $153,705,559
                              ===========  ===========   =========== ============
     Share Consideration..... $76,000,000  $47,000,000   $18,555,559 $141,555,559
     Cash Consideration......         --           --        258,000      258,000
     APF Transaction Costs...   6,283,794    3,886,031     1,722,175   11,892,000
                              -----------  -----------   ----------- ------------
      Total Purchase Price... $82,283,794  $50,886,031   $20,535,734 $153,705,559
                              ===========  ===========   =========== ============

                                           CNL Financial
                                 Advisor   Services Group Income Fund     Total
                               ----------- -------------- -----------  ------------
     Allocation of Purchase
      Price:
     ----------------------
     Net Assets --
      Historical.............  $ 8,330,475  $10,135,087   $15,848,470  $ 34,314,032
     Purchase Price
      Adjustments:
      Land and buildings on
       operating leases......          --           --      3,360,729     3,360,729
      Net investment in
       direct financing
       leases................          --           --        857,482       857,482
      Investment in joint
       ventures..............          --           --        594,275       594,275
      Accrued rental income..          --           --        (86,038)      (86,038)
      Intangibles and other
       assets................          --    (2,575,792)      (39,184)   (2,614,976)
      Goodwill*..............          --    43,326,736           --     43,326,736
      Excess purchase price..   73,953,319          --            --     73,953,319
                               -----------  -----------   -----------  ------------
        Total Allocation.....  $82,283,794  $50,886,031   $20,535,734  $153,705,559
                               ===========  ===========   ===========  ============

    * Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.
  The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisitions of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,953,319 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations." Goodwill of $43,326,736 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

   1.Common Stock (CFA, CFS, CFC)--Class A..............       8,600
     Common Stock (CFA, CFS, CFC)--Class B..............       4,825
     Additional Paid-in Capital (CFA, CFS, CFC).........  12,568,974
     Retained Earnings..................................   5,883,163
     Accumulated distributions in excess of earnings....  73,953,319
     Goodwill for CFC/CFS (Intangibles and other
      assets)...........................................  43,326,736
     CFC/CFS Organizational Costs/Other Assets..........               2,575,792
     Cash to pay APF transaction costs..................              10,169,825
     APF Common Stock...................................                  61,500
     APF Capital in Excess of Par Value.................             122,938,500
     (To record acquisition of CFA, CFS and CFC)
   2.Partners' Capital..................................  15,848,470
     Land and buildings on operating leases.............   3,360,729
     Net investment in direct financing leases..........     857,482
     Investment in joint ventures.......................     594,275
     Accrued rental income..............................                  86,038
     Intangibles and other assets.......................                  39,184
     Cash to pay APF Transaction costs..................               1,722,175
     Cash consideration to Income Funds.................                 258,000
     APF Common Stock...................................                  10,286
     APF Capital in Excess of Par Value.................              18,545,273
     (To record acquisition of Income Fund)

  (u) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

  (v) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

  (w) Represents the elimination by the Income Fund of $163,474 in related party payables recorded as receivables by the Advisor.

  (x) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

   To review the pro forma financial information of APF in the event that APF acquires the CNL Restaurant Businesses and all of the Income Funds, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

        SELECTED HISTORICAL FINANCIAL DATA OF CNL INCOME FUND III, LTD.

   The following table sets forth selected financial information for the Income Fund, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of CNL Income Fund III, Ltd." in this supplement.

                             Six Months Ended
                                 June 30,                           Year Ended December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Revenues (1)............  $   993,374 $   954,260 $ 1,786,254 $ 2,023,495 $ 2,452,797 $ 2,358,235 $ 2,511,833
Net income (2)..........      978,198   1,271,494   1,736,883   2,391,835   1,814,657   1,482,515   1,858,605
Cash distributions
 declared (3)...........    1,000,000   2,477,747   3,477,747   2,376,000   2,376,000   2,376,000   2,376,000
Net income per unit
 (2)....................        19.38       25.20       34.44       47.47       35.93       29.37       36.80
Cash distributions
 declared per unit (3)..        20.00       49.55       69.55       47.52       47.52       47.52       47.52
GAAP book value per
 unit...................       316.97      328.10      317.41      352.22      351.91      363.13      381.00
Weighted average number
 of Limited
 Partner units
 outstanding............       50,000      50,000      50,000      50,000      50,000      50,000      50,000
                                 June 30,                                December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Total assets............  $16,750,545 $17,250,632 $16,701,732 $18,479,002 $18,608,907 $19,065,305 $19,945,765
Total partners'
 capital................   15,848,470  16,404,883  15,870,272  17,611,136  17,595,301  18,156,644  19,050,129

--------
(1) Revenues include equity in earnings of the unconsolidated joint venture and minority interest in income and losses of the consolidated joint ventures.
(2) Net income for the six months ended June 30, 1998 and the year ended December 31, 1998, includes gain on sale of land and buildings of $596,586 and $497,321, respectively, and for the year ended December 31, 1998, as impairment in carrying value of net investment in direct financing lease, of $25,821. Net income for the years ended December 31, 1997 and 1995, includes a provision for loss on land and building of $32,819 and $207,844, respectively. Net income for the year ended December 31, 1997, includes gain on sale of land and buildings of $1,027,590.
(3) Distributions for the six months ended June 30 1998, and the year ended December 31, 1998, include a special distribution to the Limited Partners of $1,477,747 as a result of the distribution of net sales proceeds from restaurant properties sales.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
             AND RESULTS OF OPERATIONS OF CNL INCOME FUND III, LTD.

Introduction

   The Income Fund is a Florida limited partnership that was organized on June 1, 1987, to acquire for cash, either directly or through joint venture arrangements, both newly constructed and existing restaurant properties, as well as land upon which restaurants were to be constructed, which are leased primarily to operators of selected national and regional fast-food restaurant chains. The leases generally are triple-net leases, with the lessees responsible for all repairs and maintenance, property taxes, insurance and utilities. As of June 30, 1999, the Income Fund owned 26 restaurant properties which included interests in three restaurant properties owned by joint ventures in which the Income Fund is a co-venturer and three restaurant properties owned with affiliates as tenants-in-common.

Capital Resources

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   During the six months ended June 30, 1999 and 1998, the Income Fund generated cash from operations, which consists of cash received from tenants, distributions from joint ventures, and interest and other income received, less cash paid for expenses, of $958,915 and $936,758, respectively. The increase in cash from operations for the six months ended June 30, 1999 is primarily a result of changes in the Income Fund's working capital and changes in income and expenses.

   Other sources and uses of capital included the following during the six months ended June 30, 1999.

   In January 1999, the Income Fund reinvested the majority of the net sales proceeds from the 1998 sale of a Po Folks restaurant property in Hagerstown, Maryland, along with a portion of the amounts collected in 1998 under the promissory note accepted in connection with the 1997 sale of the restaurant property in Roswell, Georgia, in a Burger King restaurant property in Montgomery, Alabama, at an approximate cost of $939,900.

   In April 1999, the Income Fund sold its restaurant property in Flagstaff, Arizona, to the tenant for $1,103,127 and received net sales proceeds of $1,091,192, resulting in a gain of $285,350 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in October 1988 and had a cost of approximately $993,500, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $97,700 in excess of its original purchase price. As of June 30, 1999, the net sales proceeds were being held in an interest bearing escrow account pending the release of funds by the escrow agent to acquire an additional restaurant property. The Income Fund anticipates this transaction, or a portion thereof, will be structured to qualify as a like-kind exchange transaction for federal income tax purposes.

   In June 1999, the Income Fund sold its Denny's restaurant property in Hagerstown, Maryland, to the tenant for $710,000 and received net sales proceeds of $700,977, resulting in a gain of $8,162 for financial reporting purposes. The Income Fund intends to reinvest the remaining net sales proceeds in an additional restaurant property. The Income Fund will distribute amounts that we determine are sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale.

   Currently, rental income from the Income Fund's restaurant properties and net sales proceeds from the sale of a restaurant property, pending reinvestment in an additional restaurant property, use for the payment Income Fund expenses or distributions to the partners, are invested in money market accounts or other short-term, highly liquid investments such as demand deposit accounts at commercial banks, certificates of deposits, and money market accounts with less than a 30-day maturity date, At June 30, 1999, the Income Fund had

$1,757,137 invested in such short-term investments, as compared to $2,047,140 at December 31, 1998. The decrease in cash and cash equivalents during the six months ended June 30, 1999, is primarily attributable to the reinvestment of net sales proceeds in a restaurant property in Montgomery, Alabama, in January 1999. The Income Fund expects to use the funds remaining at June 30, 1999 to pay distributions and other liabilities and to invest in an additional restaurant property.

   On May 11, 1999, four Limited Partners in several of the Income Funds served a lawsuit against us and APF in connection with the Acquisition. On July 8, 1999, the plaintiffs amended the complaint to add three additional Limited Partners as plaintiffs. Additionally, on June 22, 1999, a Limited Partner in several Income Funds served a lawsuit against us, APF, CNL Group, Inc. and the CNL Restaurant Businesses in connection with the Acquisition. We and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

 The Years Ended December 31, 1998, 1997 and 1996

   During the years ended December 31, 1998, 1997 and 1996, the Income Fund generated cash from operations of $1,821,296, $2,021,689 and $2,091,754. The decrease in cash from operations during 1998 and 1997, each as compared to the previous year, is primarily a result of changes in income and expenses and changes in the Income Fund's working capital during each of the respective years.

   Other sources and uses of capital included the following during the years ended December 31, 1998, 1997, and 1996.

   In January 1996, the Income Fund entered into a promissory note with the corporate general partner for a loan in the amount of $86,200 in connection with the operations of the Income Fund. The loan was uncollateralized, bore interest at a rate of prime plus 0.25% per annum and was due on demand. The Income Fund repaid the loan in full, along with approximately $660 in interest, to the corporate general partner. In addition, during 1996 and 1997, the Income Fund entered into various promissory notes with the corporate general partner for loans totalling $575,200 and $117,000, respectively, in connection with the operations of the Income Fund. The loans were uncollateralized, non-interest bearing and due on demand. The Income Fund had repaid the loans in full to the corporate general partner as of December 31, 1997.

   In January 1997, the Income Fund sold its restaurant property in Chicago, Illinois, to a third party, for $505,000 and received net sales proceeds of $496,418, which resulted in a gain of $3,827 for financial reporting purposes. The Income Fund used $452,000 of the net sales proceeds to pay liabilities of the Income Fund, which include quarterly distributions to the Limited Partners. The balance of the funds was used to pay past due real estate taxes on this restaurant property incurred by the Income Fund as a result of the former tenant declaring bankruptcy. The Income Fund distributed amounts that we determined were sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale.

   In March 1997, the Income Fund sold its restaurant property in Bradenton, Florida, to the tenant, for $1,332,154 and received net sales proceeds of $1,305,671, which resulted in a gain of $361,368 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in June 1988 and had a cost of approximately $1,080,500, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $229,500 in excess of its original purchase price. In June 1997, the Income Fund reinvested approximately $1,276,000 of the net sales proceeds received in a restaurant property in Fayetteville, North Carolina. The Income Fund used the remaining net sales proceeds for other Income Fund purposes. The transaction, or a portion thereof, relating to the sale of the restaurant property in Bradenton, Florida, and the reinvestment of the proceeds in a restaurant property in Fayetteville, North Carolina, qualified as a like-kind exchange transaction for federal income tax purposes. The Income Fund distributed amounts that we determined were sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale.

   In April 1997, the Income Fund sold its restaurant property in Kissimmee, Florida, to a third party for $692,400 and received net sales proceeds of $673,159, which resulted in a gain of $271,929 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in March 1988 and had a cost of approximately $474,800, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $196,400 in excess of its original purchase price. In July 1997, the Income Fund reinvested approximately $511,700 of these net sales proceeds in a restaurant property located in Englewood, Colorado, as tenants-in-common with one of our affiliates. In connection therewith, the Income Fund and the affiliate entered into an agreement whereby each co-venturer will share in the profits and losses of the restaurant property in proportion to each co-venturer's percentage interest. As of December 31, 1997, the Income Fund owned a 33 percent interest in the restaurant property. In January 1998, the Income Fund reinvested the remaining net sales proceeds in an IHOP restaurant property in Overland Park, Kansas, with our affiliates, as tenants-in-common. The transaction, or a portion thereof, relating to the sale of the restaurant property in Kissimmee, Florida, and the reinvestment of a portion of the proceeds in an IHOP restaurant property in Englewood, Colorado, qualified as a like-kind exchange transaction for federal income tax purposes. The Income Fund distributed amounts that we determined were sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale.

   In April 1996, the Income Fund received $51,400 as partial settlement in a right of way taking relating to a parcel of land of the restaurant property in Plant City, Florida. In April 1997, the Income Fund received the remaining proceeds of $73,600 finalizing the sale of the land parcel. In connection therewith, the Income Fund recognized a gain of $94,320 for financial reporting purposes.

   In addition, in June 1997, the Income Fund sold its restaurant property in Roswell, Georgia, to a third party for $985,000 and received net sales proceeds of $942,981, which resulted in a gain of $237,608 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in June 1988 and had a cost of approximately $775,200, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $167,800 in excess of its original purchase price. In connection therewith, the Income Fund received $257,981 in cash and accepted the remaining sales proceeds in the form of a promissory note in the principal sum of $685,000, which was collateralized by a mortgage on the restaurant property. During 1998, the Income Fund collected the full amount of the outstanding mortgage note receivable balance of $678,730. In December 1997, the Income Fund reinvested a portion of the net sales proceeds in a restaurant property located in Miami, Florida, as tenants-in-common with one of our affiliates. In connection therewith, the Income Fund and the affiliate entered into an agreement whereby each co-venturer will share in the profits and losses of the restaurant property in proportion to each co-venturer's percentage interest. As of December 31, 1998, the Income Fund owned a 9.84% interest in the restaurant property. The Income Fund used the remaining net sales proceeds for other Income Fund purposes. The Income Fund distributed amounts that we determined were sufficient to enable the Limited Partners to pay federal and state income taxes, if any resulting from the sale.

   In October 1997, the Income Fund sold its restaurant property in Mason City, Iowa, to the tenant for $218,790 and received net sales proceeds of $216,528, which resulted in a gain of $58,538 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in March 1988 and had a cost of approximately $190,300, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $26,700 in excess of its original purchase price. In January 1998, the Income Fund reinvested the net sales proceeds in a restaurant property in Overland Park, Kansas, with our affiliates, as tenants-in-common. The transaction, or a portion thereof, relating to the sale of the restaurant property in Mason City, Iowa, and the reinvestment of the proceeds in a restaurant property in Overland Park, Kansas, with affiliates as tenants-in-common, qualified as a like-kind exchange transaction for federal income tax purposes. The Income Fund distributed amounts that we determined were sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale.

   In January 1998, the Income Fund sold its restaurant property in Fernandina Beach, Florida, to the tenant, for $730,000 and received net sales proceeds of $724,172, which resulted in a gain of $242,129 for financial reporting purposes. In addition, in January 1998, the Income Fund sold its restaurant property in Daytona Beach, Florida, to the tenant, for $1,050,000 and received net sale proceeds of $1,006,501, which resulted in a gain of $267,759 for financial reporting purposes. These properties were originally acquired by the Income Fund in May 1988 and August 1988, respectively, and had a total cost of approximately $1,464,200, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant properties for approximately $266,500 in excess of their original purchase price. In connection with the sale of these restaurant properties, the Income Fund incurred deferred, subordinated real estate disposition fees of $53,400. The Income Fund distributed $1,477,747 of the net sales proceeds as a special distribution to the Limited Partners and used the remaining proceeds for other Income Fund purposes. The Income Fund distributed amounts that we determined were sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from these sales.

   In February 1998, the Income Fund also sold its restaurant property in Punta Gorda, Florida, to a third party, for $675,000 and received net sales proceeds of $665,973, which resulted in a gain of $73,485 for financial reporting purposes. In May 1998, the Income Fund contributed the net sales proceeds in a joint venture arrangement. The Income Fund distributed amounts that we determined were sufficient, to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale.

   As described above, in May 1998, the Income Fund entered into a joint venture, RTO Joint Venture, with one of our affiliates, to construct and hold one restaurant property. As of December 31, 1998, the Income Fund had contributed $676,952 to purchase land and pay for construction relating to the joint venture. Construction was completed and rent commenced in December 1998. The Income Fund holds a 46.88% interest in the profits and losses of the joint venture.

   In June 1998, the Income Fund sold its restaurant property in Hagerstown, Maryland, to a third party, for $825,000 and received net sales proceeds of $789,639, which resulted in gain of $13,213 for financial reporting purposes. In January 1999, the Income Fund reinvested the majority of the net sales proceeds in a restaurant property in Montgomery, Alabama. The Income Fund intends to use the remaining net sales proceeds to pay distributions to the Limited Partners and for other Income Fund purposes. The Income Fund distributed amounts that we determined were sufficient by us, to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale.

   In September 1998, the Income Fund entered into a new lease agreement for the Golden Corral restaurant property in Stockbridge, Georgia. In connection therewith, the Income Fund funded $150,000 in renovation costs.

   In December 1998, the Income Fund sold its restaurant property in Hazard, Kentucky, to a third party for $435,000 and received net sales proceeds of $432,625, which resulted in a loss of $99,265 for financial reporting purposes. In January 1999, the Income Fund reinvested the net sales proceeds in a restaurant property in Montgomery, Alabama.

   None of the restaurant properties owned by the Income Fund or the joint ventures in which the Income Fund owns an interest is or may be encumbered. Subject to restrictions on borrowings from us, however, the Income Fund may borrow, in our discretion, for the purpose of maintaining the operations of the Income Fund. The Income Fund will not encumber any of the restaurant properties in connection with any borrowings or advances. The Income Fund also will not borrow under circumstances which would make the Limited Partners liable to creditors of the Income Fund. From time to time, our affiliates incur operating expenses on behalf of the Income Fund for which the Income Fund reimburses the affiliates without interest.

   Rental income from the Income Fund's restaurant properties and net sales proceeds from the sale of restaurant properties, pending reinvestment in additional restaurant properties, distribution to Limited Partners or use for the payment of Income Fund liabilities, are invested in money market accounts or other short-term highly liquid investments such as demand deposit accounts at commercial banks, CDs and money market accounts with less than a 30-day maturity date. At December 31, 1998, the Income Fund had $2,047,140 invested in such short-term investments as compared to $493,118 at December 31, 1997. The increase in cash and cash equivalents is primarily attributable to the fact that cash and cash equivalents at December 31, 1998, included the remaining net sales proceeds relating to the sale of several restaurant properties pending reinvestment in additional restaurant properties, and the note receivable. As of December 31, 1998, the average interest rate earned on the rental income deposited in demand deposit accounts at commercial banks was approximately two percent annually. The funds remaining at December 31, 1998, will be used for investment in an additional restaurant property and for the payment of distributions and other liabilities.

Short-Term Liquidity

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's short-term liquidity requirements consist primarily of the operating expenses of the Income Fund.

   The Income Fund's investment strategy of acquiring restaurant properties for cash and leasing them under triple-net leases to operators who generally meet specified financial standards minimizes the Income Fund's operating expenses. We believe that the leases will continue to generate cash flow in excess of operating expenses.

   We have the right, but not the obligation, to make additional capital contributions if we deem it appropriate in connection with the operations of the Income Fund.

   The Income Fund generally distributes cash from operations remaining after the payment of operating expenses of the Income Fund, to the extent that we determine that such funds are available for distribution. Based on current and anticipated future cash from operations, and for the six months ended June 30, 1998, proceeds received from the sales of two restaurant properties, the Income Fund declared distributions to Limited Partners of $1,000,000 for the six months ended June 30, 1999 and $2,477,747 for the six months ended June 30, 1998, or $500,000 for each of the quarters ended June 30, 1999 and 1998. This represents distributions of $20.00 per unit for the six months ended June 30, 1999 and $49.55 per unit for the six months ended June 30, 1998, or $10.00 per unit for each of the quarters ended June 30, 1999 and 1998. Distributions for the six months ended June 30, 1998 included $1,477,747 as a result of the distribution of net sales proceeds from the sale of the restaurant properties in Fernandina Beach and Daytona Beach, Florida.

   No distributions were made to us for the quarters and six months ended June 30, 1999 and 1998. No amounts distributed to the Limited Partners for the six months ended June 30, 1999 and 1998 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available for distribution to the Limited Partners on a quarterly basis.

   Total liabilities of the Income Fund, including distributions payable, increased to $767,772 at June 30, 1999 from $695,755 at December 31, 1998 primarily as a result of the Income Fund accruing transaction costs relating to the Acquisition. We believe that the Income Fund has sufficient cash on hand to meet its current working capital needs.

 The Years Ended December 31, 1998, 1997 and 1996

   Due to low operating expenses and ongoing cash flow, we do not believe that working capital reserves are necessary at this time. In addition, because the leases for the Income Fund's restaurant properties are generally on a triple-net basis, it is not anticipated that a permanent reserve for maintenance and repairs will be established at this time. To the extent, however, that the Income Fund has insufficient funds for such purposes, we will contribute to the Income Fund an aggregate amount of up to one percent of the offering proceeds for maintenance and repairs.

   Based on current and anticipated cash from operations and a portion of the sales proceeds received from the sale of restaurant properties during 1998 and 1997, the Income Fund declared distributions to the Limited Partners of $3,477,747 for the year ended December 31, 1998 and $2,376,000 for each of the years ended December 31, 1997 and 1996. This represents distributions of $69.55 per unit for the year ended December 31, 1998 and $47.52 per unit for each of the years ended December 31, 1997 and 1996. Distributions to the Limited Partners for 1997 and 1996 were also based on loans received from us of $17,000 and $661,400. The Income Fund repaid the loans in full. Distributions for 1998 included $1,477,747 as a result of the distribution of net sales proceeds from the sale of the restaurant properties in Fernandina Beach and Daytona Beach, Florida. This special distribution was effectively a return of a portion of the Limited Partners' investment. However, in accordance with the Income Fund's partnership agreement, it was applied to the Limited Partner's unpaid cumulative 10% preferred return. The reduced number of restaurant properties for which the Income Fund receives rental payments, as well as ongoing operations, reduced the Income Fund's revenues in 1998 and is expected to reduce the Income Fund's revenues in subsequent years. The decrease in Income Fund revenues, combined with the fact that a significant portion of the Income Fund's expenses are fixed in nature, resulted in a decrease in cash distributions to the Limited Partners during 1998. No amounts distributed to the Limited Partners for the years ended December 31, 1998, 1997, or 1996 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners return on their adjusted capital contributions.

   During 1998, our affiliates incurred on behalf of the Income Fund $95,798, for operating expenses, as compared to $71,681 during 1997 and $108,900 during 1996. At December 31, 1998, the Income Fund owed $84,337 to affiliates for such amounts and accounting and administrative services, as compared to $82,238 at December 31, 1997. In addition, during the year ended December 31, 1998, the Income Fund incurred $53,400 in real estate disposition fees due to an affiliate as a result of services provided in connection with the sale of the restaurant properties in Chicago, Illinois; Daytona Beach and Fernandina Beach, Florida, as compared to $15,150 during the year ended December 31, 1997. The payment of such fees is deferred until the Limited Partners have received the sum of their cumulative 10% preferred return and their adjusted capital contributions. Other liabilities, including distributions payable, decreased to $542,868 at December 31, 1998, from $631,861 at December 31, 1997. The decrease in amounts payable to other parties was primarily attributable to a decrease in distributions payable to the Limited Partners at December 31, 1998. We believe that the Income Fund has sufficient cash on hand to meet its current working capital needs.

Long-Term Liquidity

   The Income Fund has no long-term debt or other long-term liquidity requirements.

Results of Operations

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   During the six months ended June 30, 1998, the Income Fund and its consolidated joint venture, Tuscawilla Joint Venture, owned and leased 26 wholly-owned restaurant properties, including four restaurant properties, which were sold in 1998 and during the six months ended June 30, 1999, the Income Fund and its consolidated joint venture owned and leased 23 wholly owned restaurant properties, including two restaurant properties which were sold in 1999, to operators of fast-food and family-style restaurant chains. In connection therewith, during the six months ended June 30, 1999 and 1998, the Income Fund earned $834,744 and $807,010, respectively, in rental income from operating leases and earned income from direct financing leases from these restaurant properties, $407,898 and $352,019 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. The increase in rental and earned income during the quarter and six months ended June 30, 1999 as compared to the quarter and six months ended June 30, 1998, is due to the fact that, during the quarter and six months ended June 30, 1998, the Income Fund terminated its lease with the tenant of the restaurant property in Canton Township, Michigan. Therefore, during the quarter and six months ended June 30, 1998, the Income Fund wrote-off approximately $59,000 in accrued rental income relating to this restaurant property, representing non-cash accounting adjustments since inception of the lease relating to the straight lining of future scheduled rent increases in accordance with generally accepted accounting principles. No such amounts were written off during the quarter and six months ended June 30, 1999.

   The increase in rental and earned income during the quarter and six months ended June 30, 1999, was partially offset by a decrease of approximately $26,100 and $69,700, respectively, as a result of the sale of several restaurant properties during 1998 and 1999. This decrease was partially offset by an increase in rental and earned income of approximately $24,300 and $41,600, respectively during the quarter and six months ended June 30, 1999, due to the fact that during January 1999, the Income Fund reinvested a portion of net sales proceeds in an additional restaurant property, as described above in "Capital Resources." However, rental and earned income are expected to remain at reduced amounts as a result of distributing a portion of the net sales proceeds to Limited Partners during 1998 from two of the restaurant properties sold during 1998.

   For the six months ended June 30, 1999 and 1998, the Income Fund owned and leased three restaurant properties indirectly through joint venture arrangements and three restaurant properties as tenants-in-common with our affiliates. In connection therewith, during the six months ended June 30, 1999 and 1998, the Income Fund earned income of $83,457 and $41,274, respectively, $41,998 and $18,523 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. The increase in net income earned by joint ventures during the quarter and six months ended June 30, 1999, is due to the fact that in May 1998, the Income Fund reinvested net sales proceeds from sales of restaurant properties during 1998, in RTO Joint Venture, with one of our affiliates.

   In addition, during the six months ended June 30, 1999 and 1998, the Income Fund earned $54,332 and $80,671, respectively, in interest and other income, $37,862 and $39,489 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. The decrease in interest and other income during the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, is primarily attributable to a decrease in interest income as a result of the fact that in July 1998, the Income Fund collected the full balance of a mortgage note receivable related to the restaurant property in Roswell, Georgia, that the Income Fund had accepted in conjunction with the sale of a restaurant property in a prior year.

   Operating expenses, including depreciation and amortization expense, were $308,688 and $279,352 for the six months ended June 30, 1999 and 1998, respectively, of which $157,899 and $146,800 were incurred for the quarters ended June 30, 1999 and 1998, respectively. The increase in operating expenses during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, was primarily due to the fact that the Income Fund incurred approximately $51,200 and $82,100 in transaction costs during the quarter and six months ended June 30, 1999, respectively, relating to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition with APF. If the Limited Partners reject the Acquisition, the Income Fund will bear the portion of the transaction costs based upon the percentage of "For" votes and we will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   The increase in operating expenses for the quarter and six months ended June 30, 1999, was partially offset by a decrease in operating expenses due to the fact that, during 1998, the Income Fund recognized real estate tax expense relating to the Po Folks restaurant property in Hagerstown, Maryland, based on the fact that payment by the former tenant was doubtful. The Income Fund sold this restaurant property in June 1998. The increase in operating expenses also was offset by a decrease in operating expenses during the quarter and six months ended June 30, 1999, as a result of a decrease in depreciation expense due to the sale of several restaurant properties during the six months ended June 30, 1999 and 1998.

   As a result of the sales of two restaurant properties during the quarter and six months ended June 30, 1999, as described above in "Capital Resources," the Income Fund recognized total gains of $293,512 for financial reporting purposes. In addition, as a result of the sales of one and four restaurant properties during the quarter and six months ended June 30, 1998, the Income Fund recognized total gains of $13,213 and $596,586, respectively.

 The Years Ended December 31, 1998, 1997 and 1996

   During the year ended December 31, 1996, the Income Fund and its consolidated joint venture, Tuscawilla Joint Venture, owned and leased 30 wholly owned restaurant properties and during 1997, the Income Fund and its consolidated joint venture, Tuscawilla Joint Venture, owned and leased 32 wholly owned restaurant properties, including five restaurant properties which were sold during 1997. During 1998, the Income Fund owned and leased 27 wholly owned restaurant properties, including five restaurant properties which were sold during 1998. In addition, during the years ended December 31, 1996, 1997 and 1998, the Income Fund was a co-venturer in two separate joint ventures that each owned and leased one restaurant property and during 1997 and 1998, the Income Fund owned and leased two restaurant properties, with certain of our affiliates, as tenants-in-common. During 1998, the Income Fund and its consolidated joint venture, Tuscawilla Joint Venture, owned and leased one additional restaurant property, with certain of our affiliates, as tenants-in-common and was a co-venturer in a joint venture that owned and leased one restaurant property. As of December 31, 1998, the Income Fund owned, either directly or through joint venture arrangements, 27 restaurant properties which are, in general, subject to long-term, triple-net leases. The leases of the restaurant properties provide for minimum base annual rental amounts, payable in monthly installments, ranging from approximately $23,000 to $191,900. The majority of the leases provide for percentage rent based on sales in excess of a specified amount. In addition, some leases provide for increases in the annual base rent during the lease term.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund and its consolidated joint venture, Tuscawilla Joint Venture, earned $1,554,852, $1,930,486, and $2,273,850, respectively, in rental income from operating leases and earned income from direct financing leases. The decrease in rental and earned income during 1998 and 1997, each as compared to the previous year, is partially attributable to a decrease of approximately $350,300 and $219,700, respectively, as a result of the sales of restaurant properties during 1998 and 1997, as described above in "Capital Resources." During 1998 and 1997, the decrease in rental income was partially offset by an increase of approximately $69,100 and $86,200, respectively, due to the reinvestment of a portion of these net sales proceeds during 1997, in a rental restaurant property in Fayetteville, North Carolina, as described above in "Capital Resources."

   The decrease in rental and earned income during 1997, as compared to 1996, is partially attributable to the fact that during 1997, the Income Fund entered into a new lease with a new tenant for the Denny's restaurant property in Hagerstown, Maryland, and in connection therewith, recognized as income approximately $118,700 for which the Income Fund had previously established an allowance for doubtful accounts relating to the Denny's and Po Folks restaurant properties in Hagerstown, Maryland. During 1997, the Income Fund established an allowance for doubtful accounts for these amounts due to the uncertainty of the collectibility of these amounts. We are pursuing collection of past due amounts relating to this restaurant property and will recognize any such amounts as income if collected.

   Rental and earned income during 1998, 1997, and 1996, remained at reduced levels due to the fact that the Income Fund did not receive any rental income relating to the Po Folks restaurant property in Hagerstown, Maryland. In June 1998, the Income Fund sold the restaurant property to a third party, as described above in "Capital Resources." In January 1999, the Income Fund reinvested the majority of the net sales proceeds in a restaurant property in Montgomery, Alabama and intends to use the remaining net sales proceeds for other Income Fund purposes.

   In addition, the decrease in rental and earned income during 1997, as compared to 1996, is partially attributable to the fact that, during 1998 and 1997, the Income Fund increased its allowance for doubtful accounts by approximately $74,400 and $15,400, respectively, for accrued rental income amounts previously recorded, due to the fact that future scheduled rent increases are recognized on a straight-line basis over the term of the lease in accordance with generally accepted accounting principles, relating to the restaurant property in Canton Township, Michigan, due to financial difficulties the tenant was experiencing. During 1998, the tenant vacated the restaurant property and ceased operations and the Income Fund wrote off all such accrued rental income amounts and is currently seeking either a replacement tenant or purchaser for this restaurant property.

   The decrease during 1998, as compared to 1997, is also partially attributable to the fact that during 1998, the Income Fund terminated the lease with the tenant of the restaurant property in Hazard, Kentucky, and wrote off approximately $29,500 of accrued rental income recognized since inception relating to the straight lining of future scheduled rent increases, in accordance with generally accepted accounting principles. In addition, the decrease during 1998 is partially attributable to the Income Fund reserving approximately $41,400 in accrued rental income, or non-cash accounting adjustment relating to the straight-lining of future scheduled rent increases over the term of the lease in accordance with generally accepted accounting principles.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund also earned $98,915, $157,648, and $157,993, respectively, in contingent rental income. The decrease in contingent rental income during 1998, as compared to 1997, is primarily attributable to the sales of restaurant properties during 1998 and 1997, for which the leases required the payment of contingent rental income.

   In addition, during 1998, 1997, and 1996, the Income Fund earned $127,064, 100,816, and $26,496, respectively, in interest and other income. The increase in interest and other income during 1998 and 1997, was partially attributable to the interest earned on the net sales proceeds relating to the sales of restaurant properties during 1998 and 1997, temporarily invested in short-term highly liquid investments pending reinvestment of such amounts in additional restaurant properties or the use of such amounts for other Income Fund purposes. In addition, interest and other income increased by approximately $33,700 during 1997, as a result of the interest earned on the mortgage note receivable accepted in connection with the sale of the restaurant property in Roswell, Georgia, in June 1997. The increase in interest and other income during 1997, was also attributable to the Income Fund recognizing $15,000 in other income due to the fact that the purchase and sale agreement between the Income Fund and a third party for the Po Folks restaurant property located in Hagerstown, Maryland, was terminated. Based on the agreement, the deposits received in connection with the purchase and sale agreement were retained as other income by the Income Fund due to the termination of the agreement.

   The Income Fund recognized income of $22,708, a loss of $148,170, and income of $11,740 for the years ended December 31, 1998, 1997, and 1996, respectively, attributable to net income and net loss earned by unconsolidated joint ventures in which the Income Fund is a co-venturer. The loss during 1997 was due to the fact that during 1997, the operator of the restaurant property owned by Titusville Joint Venture vacated the restaurant property and ceased operations. In conjunction therewith, during 1997, Titusville Joint Venture, in which the Income Fund owns a 73.4% interest, established an allowance for doubtful accounts of approximately $27,000 for past due rental amounts. No such allowance was established during 1996. During 1998, the joint venture wrote off all uncollected balances and ceased collection efforts. The joint venture wrote off unamortized lease costs of $23,500 in 1997 due to the tenant vacating the restaurant property. In addition, during 1997, the joint venture established an allowance for loss on land and building for its restaurant property in Titusville, Florida, of approximately $147,000. During 1998, the joint venture increased the allowance for loss on land and building by approximately $125,300 for financial reporting purposes. The allowance represents the difference between the restaurant property's carrying value at December 31, 1998 and the current estimate of the net realizable value at December 31, 1998 for the restaurant property. Titusville Joint Venture is currently seeking either a replacement tenant or purchaser for this restaurant property. The increase in income earned from joint ventures during 1998, is partially attributable to, and the decrease during 1997, as compared to 1996, is partially offset by, an increase in net income earned by joint ventures due to the fact that the Income

Fund reinvested a portion of the net sales proceeds it received from the 1997 and 1998 sales of several restaurant properties, in three restaurant properties with certain of our affiliates as tenants-in-common and one restaurant property through a joint venture arrangement with one of our affiliates in 1997 and 1998.

   During the year ended December 31, 1998, one lessee of the Income Fund and its consolidated joint venture, Golden Corral Corporation, contributed more than ten percent of the Income Fund's total rental income, including rental income from the Income Fund's consolidated joint venture and the Income Fund's share of the rental income from restaurant properties owned by unconsolidated joint ventures and restaurant properties owned with affiliates as tenants-in-common. As of December 31, 1998, Golden Corral Corporation was the lessee under leases relating to five restaurants. It is anticipated that, based on the minimum rental payments required by the leases, this lessee will continue to contribute more than ten percent of the Income Fund's total rental income during 1999. In addition, during the year ended December 31, 1998, three restaurant chains, Golden Corral, Pizza Hut, and KFC, each accounted for more than ten percent of the Income Fund's total rental income, including rental income from the Income Fund's consolidated joint venture and the Income Fund's share of the rental income from restaurant properties owned by unconsolidated joint ventures and restaurant properties owned with affiliates as tenants-in-common. It is anticipated that Golden Corral, Pizza Hut, and KFC each will continue to account for more than ten percent of total rental income to which the Income Fund is entitled under the terms of the leases. Any failure of Golden Corral Corporation or any of these restaurant chains could materially affect the Income Fund's income, if the Income Fund is not able to re-lease these restaurant properties in a timely manner.

   Operating expenses, including depreciation and amortization expense, were $520,871, $626,431, and $638,140 for the years ended December 31, 1998, 1997, and 1996, respectively. The decrease in operating expenses during 1998, as compared to 1997, and 1997, as compared to 1996, was partially attributable to a decrease in depreciation expense as a result of the sales of restaurant properties in 1998 and 1997.

   The decrease in operating expenses during 1998, as compared to 1997, is partially attributable to, and the decrease during 1997, as compared to 1996, is partially offset by, an increase in operating expenses during 1997, due to the fact that the Income Fund recognized real estate tax expense of approximately $40,200 and bad debt expense of approximately $32,400, relating to the Denny's and Po Folks restaurant properties in Hagerstown, Maryland. These amounts relate to prior year amounts due from the former tenant that the current tenant of this restaurant property had agreed to pay, as described above in "Capital Resources." However, the Income Fund recorded these amounts as expenses during 1997, due to the fact that payment of these amounts by the current tenant was doubtful. We intend to pursue collection of past due amounts relating to this restaurant property and will recognize any such amounts as income if collected. In June 1998, the Income Fund sold the Po Folks restaurant property to a third party if the Income Fund is unable to re-lease these restaurant properties in a timely manner.

   The decrease during 1998, as compared to 1997, is partially offset by the fact that the Income Fund incurred $14,227 in transaction costs related to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition.

   As a result of the restaurant properties sales during 1998 and 1997, and the sale of parcel of land in Plant City, Florida, as described above in "Capital Resources," the Income Fund recognized gains on sale of land and buildings totalling $497,321 and $1,027,590 during the years ended December 31, 1998 and 1997, respectively. No restaurant properties were sold during 1996. In addition, during the years ended December 31, 1998 and 1997, the Income Fund recorded an allowance for loss on land and building and impairment in carrying value of net investment in direct financing lease of $25,821 and $32,819, respectively, relating to the Denny's and Po Folks restaurant properties in Hagerstown, Maryland. The allowance represents the difference between the carrying value of the restaurant properties at December 31, 1998 and 1997, and the net realizable value of the restaurant properties based on the current estimated net realizable value of each restaurant property at December 31, 1998 and 1997, respectively.

   The Income Fund's leases as of December 31, 1998, are triple-net leases and, in general, contain provisions that we believe mitigate the adverse effect of inflation. Such provisions include clauses requiring the payment of percentage rent based on certain restaurant sales above a specified level and/or automatic increases in base rent at specified times during the term of the lease. Management expects that increases in restaurant sales volumes due to inflation and real sales growth should result in an increase in rental income, for certain restaurant properties, over time. Continued inflation also may cause capital appreciation of the Income Fund's restaurant properties. Inflation and changing prices, however, also may have an adverse impact on the sales of the restaurants and on potential capital appreciation of the restaurant properties.

Year 2000 Readiness Disclosure

 Overview of Year 2000 Problem

   The year 2000 problem concerns the inability of information and non-information technology systems to properly recognize and process date sensitive information beyond January 1, 2000. The failure to accurately recognize the year 2000 could result in a variety of problems from data miscalculations to the failure of entire systems.

 Information and Non-Information Technology Systems

   The Income Fund does not have any information or non-information technology systems. We and our affiliates provide all services requiring the use of information and non-information technology systems pursuant to a management agreement with the Income Fund. The information technology system of our affiliates consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. The non-information technology systems of our affiliates are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. Our affiliates have no internally generated programmed software coding to correct, because substantially all of the software utilized by us and our affiliates is purchased or licensed from external providers. The maintenance of non-information technology systems at the Income Fund's restaurant properties is the responsibility of the tenants of such properties in accordance with the terms of the Income Fund's leases.

 The Y2K Team

   In early 1998, we and our affiliates formed a Year 2000 Team for the purpose of identifying, understanding and addressing the various issues associated with the year 2000 problem. The Y2K Team consists of us and members from our affiliates, including representatives from senior management, information systems, telecommunications, legal, office management, accounting and property management.

 Assessing Year 2000 Readiness

   The Y2K Team's initial step in assessing year 2000 readiness consists of identifying any systems that are date-sensitive and, accordingly, could have potential year 2000 problems. The Y2K Team has conducted inspections, interviews and tests to identify which of the Income Fund's systems could have a potential year 2000 problem.

   The information system of our affiliates is comprised of hardware and software applications from mainstream suppliers. Accordingly, the Y2K Team has contacted and is evaluating documentation from the respective vendors and manufacturers to verify the year 2000 compliance of their products. The Y2K Team has also requested and is evaluating documentation from the non-information technology systems providers of our affiliates.

   In addition, the Y2K Team has requested and is evaluating documentation from other companies with which the Income Fund has material third party relationships. Such third parties, in addition to the providers of information and non-information technology systems, consist of the Income Fund's transfer agent, and financial institutions. The Income Fund depends on its transfer agent to maintain and track investor information and its financial institutions for availability of cash.

   As of September 15, 1999, the Y2K Team had received responses from approximately 60% of the third parties. All of the responses were in writing. Of the third parties responding, all indicated that they are currently year 2000 compliant or will be year 2000 compliant prior to the year 2000. Although the Y2K Team continues to receive positive responses from the companies with which the Income Fund has third party relationships regarding their year 2000 compliance, we cannot be assured that the third parties have adequately considered the impact of the year 2000.

   In addition, the Y2K Team has requested documentation from the Income Fund's tenants. The Y2K Team is in the process of evaluating the responses and expects to complete this process by October 31, 1999. The Income Fund has also instituted a policy of requiring any new tenants to indicate that their systems are year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000.

 Achieving Year 2000 Compliance

   The Y2K Team has identified and completed upgrades of hardware equipment that was not year 2000 compliant. In addition, the Y2K Team has identified and completed upgrades of software applications that were not year 2000 compliant, although, we cannot be assured that the upgrade solutions provided by the vendors have addressed all possible year 2000 issues.

   The cost for these upgrades and other remedial measures is the responsibility of us and our affiliates. We do not expect that the Income Fund will incur any costs in connection with year 2000 remedial measures.

Assessing the Risks to the Income Fund of Non-Compliance and Developing Contingency Plans

 Risk of Failure of Information and Non-Information Technology Systems Used by the Income Fund

   We believe that the reasonably likely worst case scenario with regard to the information and non-information technology systems used by the Income Fund is the failure of one or more of these systems as a result of year 2000 problems. Because the Income Fund's major source of income is rental payments under long-term triple-net leases, any failure of information or non-information technology systems used by the Income Fund is not expected to have a material impact on the results of operations of the Income Fund. Even if such systems failed, the payment of rent under the Income Fund's leases would not be affected. In addition, the Y2K Team is expected to correct any Y2K problems within the control of us and our affiliates before the year 2000.

   The Y2K Team has determined that a contingency plan to address this risk is not necessary at this time. However, if the Y2K Team identifies additional risks associated with the year 2000 compliance of the information or non-information technology systems used by the Income Fund or if the progress of the Y2K Team in remediating year 2000 problems with such systems deviates from the anticipated timeline, the Y2K Team will develop a contingency plan if deemed necessary at that time.

 Risk of Inability of Transfer Agent to Accurately Maintain Income Fund Records

 We believe that the reasonably likely worst case scenario with regard to the Income Fund's transfer agent is that the transfer agent will fail to achieve year 2000 compliance of its systems and will not be able to accurately maintain the records of the Income Fund. This could result in the inability of the Income Fund to accurately identify its Limited Partners for purposes of distributions, delivery of disclosure materials and transfers of units. The Y2K Team has received certification from the Income Fund's transfer agent of its year 2000 compliance. Despite the positive response from the transfer agent, we cannot be assured that the transfer agent has addressed all possible year 2000 issues.

   The Y2K Team has developed a contingency plan pursuant to which we and our affiliates would maintain the records of the Income Fund manually, in the event that the systems of the transfer agent are not year 2000 compliant. We and our affiliates would have to allocate resources to internally perform the functions of the transfer agent. We do not anticipate that the additional cost of these resources would have a material impact on the results of operations of the Income Fund.

 Risk of Loss of Short-Term Liquidity from Failure of Financial Institutions to Achieve Year 2000 Compliance

   We believe that the reasonably likely worst case scenario with regard to its financial institutions is that some or all of its funds on deposit with such financial institutions may be temporarily unavailable. The Y2K Team has received responses from 93% of the Income Fund's financial institutions indicating that their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. Despite the positive responses from the financial institutions, we cannot be assured that the financial institutions have addressed all possible year 2000 issues. The loss of short-term liquidity could affect the Income Fund's ability to pay its expenses on a current basis. We do not anticipate that a loss of short-term liquidity would have a material impact on the results of operations of the Income Fund.

   Based upon the responses received from the Income Fund's financial institutions and the inability of the Y2K Team to identify a suitable alternative for the deposit of funds that is not subject to potential year 2000 problems, the Y2K Team has determined not to develop a contingency plan to address this risk.

 Risks of Late Payment or Non-Payment of Rent by Tenants

   We believe that the reasonably likely worst case scenario with regard to its tenants is that some of the tenants may make rental payments late as the result of the failure of the tenants to achieve year 2000 compliance of their systems used in the payment of rent, the failure of the tenants' financial institutions to achieve year 2000 compliance, or the temporary disruption of the tenants' businesses. The Y2K Team is in the process of requesting responses from the Income Fund's tenants indicating the extent to which their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. We cannot be assured that the tenants have addressed all possible year 2000 issues. The late payment of rent by one or more tenants would affect the results of operations of the Income Fund in the short-term.

   We are also aware of predictions that the year 2000 problem, if uncorrected, may result in a global economic crisis. We are not able to determine if such predictions are true. A widespread disruption of the economy could affect the ability of the Income Fund's tenants to pay rent and, accordingly, could have a material impact on the results of operations of the Income Fund.

   Because payment of rent is under the control of the Income Fund's tenants, the Y2K Team is not able to develop a contingency plan to address these risks. In the event of late payment or non-payment of rent, we will assess the remedies available to the Income Fund under its lease agreements.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998........  F-1

Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998........................................................  F-2

Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998........................  F-3

Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998.................................................................  F-4

Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998.............................................  F-5

Report of Independent Certified Public Accountants........................  F-7

Balance Sheets as of December 31, 1998 and 1997...........................  F-8

Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996.....................................................................  F-9

Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996............................................................ F-10

Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996..................................................................... F-11

Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................. F-12

Unaudited Pro Forma Financial Information................................. F-23

Unaudited Pro Forma Balance Sheet as of June 30, 1999..................... F-24

Unaudited Pro Forma Statement of Earnings for the Six Months Ended June
 30, 1999................................................................. F-26

Unaudited Pro Forma Statement of Earnings for the Year Ended December 31,
 1998..................................................................... F-28

Unaudited Pro Forma Statement of Cash Flows for the Six Months Ended June
 30, 1999................................................................. F-30

Unaudited Pro Forma Statement of Cash Flows for the Year Ended
 December 31, 1998........................................................ F-32

Notes and Management's Assumptions to Unaudited Pro Forma Financial
 Statements............................................................... F-34


                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                                      December
                                                          June 30,       31,
                                                            1999        1998
                                                         ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $2,637,561 and $2,738,895,
 respectively..........................................  $10,472,484 $11,418,836
Net investment in direct financing leases, less
 allowance for impairment in carrying value of $25,821
 in 1998...............................................    1,129,246     887,071
Investment in joint ventures...........................    2,150,281   2,157,147
Cash and cash equivalents..............................    1,757,137   2,047,140
Restricted cash........................................    1,097,485         --
Receivables, less allowance for doubtful accounts of
 $6,158 and $153,598...................................       18,690      89,519
Prepaid expenses.......................................        9,830       6,751
Accrued rental income, less allowance for doubtful
 accounts of $41,380 in 1998...........................       86,038      65,914
Other assets...........................................       29,354      29,354
                                                         ----------- -----------
                                                         $16,750,545 $16,701,732
                                                         =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable.......................................  $    71,146 $     2,072
Escrowed real estate taxes payable.....................       12,538      15,217
Distributions payable..................................      500,000     500,000
Due to related party...................................      163,474     152,887
Rents paid in advance..................................       20,614      25,579
                                                         ----------- -----------
  Total liabilities....................................      767,772     695,755
Commitments and Contingencies (Note 5)
Minority interests.....................................      134,303     135,705
Partners' capital......................................   15,848,470  15,870,272
                                                         ----------- -----------
                                                         $16,750,545 $16,701,732
                                                         =========== ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                         Quarter Ended      Six Months Ended
                                           June 30,             June 30,
                                       ------------------  --------------------
                                         1999      1998      1999       1998
                                       --------  --------  --------  ----------
Revenues:
  Rental income from operating
   leases............................  $297,471  $318,276  $680,349  $  739,401
  Earned income from direct financing
   leases............................   110,427    33,743   154,395      67,609
  Contingent rental income...........    26,437    21,053    29,418      33,886
  Interest and other income..........    37,862    39,489    54,332      80,671
                                       --------  --------  --------  ----------
                                        472,197   412,561   918,494     921,567
                                       --------  --------  --------  ----------
Expenses:
  General operating and
   administrative....................    29,310    38,942    64,032      70,722
  Professional services..............    10,874    20,446    14,162      25,056
  Real estate taxes..................       --      3,306       --        7,535
  State and other taxes..............       924       204    13,541      11,720
  Depreciation and amortization......    65,560    83,902   134,840     164,319
  Transaction costs..................    51,231       --     82,113         --
                                       --------  --------  --------  ----------
                                        157,899   146,800   308,688     279,352
                                       --------  --------  --------  ----------
Income Before Minority Interest in
 Income of Consolidated Joint
 Venture, Equity in Earnings of
 Unconsolidated Joint Ventures, and
 Gain on Sale of Land and Buildings..   314,298   265,761   609,806     642,215
Minority Interest in Income of
 Consolidated Joint Venture..........    (4,232)   (4,236)   (8,577)     (8,581)
Equity in Earnings of Unconsolidated
 Joint Ventures......................    41,998    18,523    83,457      41,274
Gain on Sale of Land and Buildings...   293,512    13,213   293,512     596,586
                                       --------  --------  --------  ----------
Net Income...........................  $645,576  $293,261  $978,198  $1,271,494
                                       ========  ========  ========  ==========
Allocation of Net Income:
  General partners...................  $  5,883  $  2,932  $  9,209  $   11,490
  Limited partners...................   639,693   290,329   968,989   1,260,004
                                       --------  --------  --------  ----------
                                       $645,576  $293,261  $978,198  $1,271,494
                                       ========  ========  ========  ==========
Net Income Per Limited Partner Unit..  $  12.79  $   5.81  $  19.38  $    25.20
                                       ========  ========  ========  ==========
Weighted Average Number of Limited
 Partner Units Outstanding...........    50,000    50,000    50,000      50,000
                                       ========  ========  ========  ==========

           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                                   Year Ended
                                                  Six Months Ended  December
                                                      June 30,         31,
                                                        1999          1998
                                                  ---------------- -----------
General partners:
  Beginning balance..............................   $   354,638    $   339,611
  Net income.....................................         9,209         15,027
                                                    -----------    -----------
                                                        363,847        354,638
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    15,515,634     17,271,525
  Net income.....................................       968,989      1,721,856
  Distributions ($20.00 and $69.55 per limited
   partner unit, respectively)...................    (1,000,000)    (3,477,747)
                                                    -----------    -----------
                                                     15,484,623     15,515,634
                                                    -----------    -----------
Total partners' capital..........................   $15,848,470    $15,870,272
                                                    ===========    ===========



           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                          Six Months Ended
                                                              June 30,
                                                        ----------------------
                                                           1999        1998
                                                        ----------  ----------
Increase (Decrease) in Cash and Cash Equivalents
  Net Cash Provided by Operating Activities............ $  958,915  $  936,758
                                                        ----------  ----------
  Cash Flows from Investing Activities:
    Proceeds from sale of land and buildings...........  1,792,169   3,214,616
    Additions to land and building on operating lease..   (326,996)        --
    Investment in direct financing lease...............   (612,920)        --
    Investment in joint venture........................        --     (801,682)
    Collections on note receivable.....................        --        6,557
    Decrease (increase) in restricted cash............. (1,091,192)    245,377
                                                        ----------  ----------
      Net cash provided by (used in) investing
       activities......................................   (238,939)  2,664,868
                                                        ----------  ----------
  Cash Flows from Financing Activities:
    Distributions to limited partners.................. (1,000,000) (2,571,747)
    Distributions to holders of minority interests.....     (9,979)    (10,099)
                                                        ----------  ----------
      Net cash used in financing activities............ (1,009,979) (2,581,846)
                                                        ----------  ----------
Net Increase (Decrease) in Cash and Cash Equivalents...   (290,003)  1,019,780
Cash and Cash Equivalents at Beginning of Period.......  2,047,140     493,118
                                                        ----------  ----------
Cash and Cash Equivalents at End of Period............. $1,757,137  $1,512,898
                                                        ==========  ==========
Supplemental Schedule of Non-Cash Investing and
 Financing Activities:
  Deferred real estate disposition fees incurred and
   unpaid at end of period............................. $      --   $   53,400
                                                        ==========  ==========
  Distributions declared and unpaid at end of period... $  500,000  $  500,000
                                                        ==========  ==========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999 may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund III, Ltd. (the "Partnership") for the year ended December 31, 1998.

   The Partnership accounts for its 69.07% interest in Tuscawilla Joint Venture using the consolidation method. Minority interests represents the minority joint venture partners' proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

2. Land and Buildings on Operating Leases:

   In January 1999, the Partnership reinvested the majority of the net sales proceeds from the 1998 sale of a Pro Folks property in Hagerstown, Maryland, along with amounts collected in 1998, under a promissory note accepted in connection with the 1997 sale of a Property in Roswell, Georgia in a Burger King property in Montgomery, Alabama. The Property had an approximate cost of $939,900. In accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases," the land portion of this property was classified as an operating lease while the building portion was classified as a direct financing lease.

   In April 1999, the Partnership sold its property in Flagstaff, Arizona, to the tenant, for $1,103,127 and received net sales proceeds of $1,091,192, resulting in a gain of $285,350 for financial reporting purposes. This property was originally acquired by the Partnership in October 1998 and had a cost of approximately $993,500, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $97,700 in excess of its original purchase price (see Note 4).

   In June 1999, the Partnership sold its Denny's property in Hagerstown, Maryland to the tenant, for $710,000 and received net sales proceeds of $700,977, resulting in a gain of $8,162 for financial reporting purposes (see
Note 3).

3. Net Investment in Direct Financing Leases:

   In June 1999, the Partnership sold its Denny's property in Hagerstown, Maryland, for which the building portion had been classified as a direct financing lease. In connection therewith, the gross investment (minimum lease payments receivable and estimated residual value) and unearned income relating to this property were removed from the accounts and the gain from the sale relating to this property was reflected in income (see Note 2).

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998


4. Restricted Cash:

   As of June 30, 1999, net sales proceeds of $1,091,192 from the sale of the property in Flagstaff, Arizona, plus accrued interest of $6,293, were being held in interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional property on behalf of the Partnership.

5. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 7,041,451 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $20,535,734 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradeable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add these additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund III, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund III, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 14, 1999, except for Note 13 for which the date is March 11, 1999 and Note 14 for which the date is June 3, 1999

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 land and building..................................... $11,418,836 $14,635,583
Net investment in direct financing leases, less
 allowance for impairment in carrying value............     887,071     926,862
Investment in joint ventures...........................   2,157,147   1,179,762
Mortgage note receivable...............................         --      681,687
Cash and cash equivalents..............................   2,047,140     493,118
Restricted cash........................................         --      251,879
Receivables, less allowance for doubtful accounts of
 $153,598 and $154,469.................................      89,519     102,420
Prepaid expenses.......................................       6,751      14,361
Lease costs, less accumulated amortization of $12,000
 and $2,762............................................         --        9,238
Accrued rental income, less allowance for doubtful
 accounts of $41,380 and $15,384.......................      65,914     154,738
Other assets...........................................      29,354      29,354
                                                        ----------- -----------
                                                        $16,701,732 $18,479,002
                                                        =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable....................................... $     2,072 $     5,219
Accrued and escrowed real estate taxes payable.........      15,217      11,897
Distributions payable..................................     500,000     594,000
Due to related parties.................................     152,887      97,388
Rents paid in advance and deposits.....................      25,579      20,745
                                                        ----------- -----------
  Total Liabilities....................................     695,755     729,249
Minority interest......................................     135,705     138,617
Partners' capital......................................  15,870,272  17,611,136
                                                        ----------- -----------
                                                        $16,701,732 $18,479,002
                                                        =========== ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                Year Ended December 31,
                                            ----------------------------------
                                               1998        1997        1996
                                            ----------  ----------  ----------
Revenues:
  Rental income from operating leases.....  $1,523,980  $1,859,911  $2,184,460
  Adjustments to accrued rental income....    (103,830)        --          --
  Earned income from direct financing
   leases.................................     134,702      70,575      89,390
  Contingent rental income................      98,915     157,648     157,993
  Interest and other income...............     127,064     100,816      26,496
                                            ----------  ----------  ----------
                                             1,780,831   2,188,950   2,458,339
                                            ----------  ----------  ----------
Expenses:
  General operating and administrative....     137,245     140,886     147,840
  Professional services...................      36,591      27,314      50,064
  Bad debt expense........................         --       32,360         924
  Real estate taxes.......................      11,966      47,165       1,973
  State and other taxes...................      12,249       9,924      11,973
  Depreciation and amortization...........     308,593     368,782     425,366
  Transaction costs.......................      14,227         --          --
                                            ----------  ----------  ----------
                                               520,871     626,431     638,140
                                            ----------  ----------  ----------
Income Before Minority Interest in Income
 of Consolidated Joint Venture, Equity in
 Earnings (Loss) of Unconsolidated Joint
 Ventures, Gain on Sale of Land and
 Buildings and Provision for Loss on Land
 and Building and Impairment in Carrying
 Value of Net Investment in Direct
 Financing Lease..........................   1,259,960   1,562,519   1,820,199
Minority Interest in Income of
 Consolidated Joint Venture...............     (17,285)    (17,285)    (17,282)
Equity in Earnings (Loss) of
 Unconsolidated Joint Ventures............      22,708    (148,170)     11,740
Gain on Sale of Land and Buildings........     497,321   1,027,590         --
Provision for Loss on Land and Building
 and Impairment in Carrying Value of Net
 Investment in Direct Financing Lease.....     (25,821)    (32,819)        --
                                            ----------  ----------  ----------
Net Income................................  $1,736,883  $2,391,835  $1,814,657
                                            ==========  ==========  ==========
Allocation of Net Income:
  General partners........................  $   15,027  $   18,306  $   18,147
  Limited partners........................   1,721,856   2,373,529   1,796,510
                                            ----------  ----------  ----------
                                            $1,736,883  $2,391,835  $1,814,657
                                            ==========  ==========  ==========
Net Income Per Limited Partner Unit.......  $    34.44  $    47.47  $    35.93
                                            ==========  ==========  ==========
Weighted Average Number of Limited Partner
 Units Outstanding........................      50,000      50,000      50,000
                                            ==========  ==========  ==========

                See accompanying notes to financial statements.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                 Years Ended December 31, 1998, 1997, and 1996

                         General Partners                  Limited Partners
                         ----------------- -------------------------------------------------
                                  Accumu-                              Accumu-
                         Contri-   lated     Contri-     Distri-        lated    Syndication
                         butions  Earnings   butions     butions      Earnings      Costs        Total
                         -------- -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1995................... $161,500 $141,658 $25,000,000 $(18,397,640) $14,116,024 $(2,864,898) $18,156,644
 Distributions to
  limited partners
  ($47.52 per limited
  partner unit).........      --       --          --    (2,376,000)         --          --    (2,376,000)
 Net income.............      --    18,147         --           --     1,796,510         --     1,814,657
                         -------- -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1996...................  161,500  159,805  25,000,000  (20,773,640)  15,912,534  (2,864,898)  17,595,301
 Distributions to
  limited partners
  ($47.52 per limited
  partner unit).........      --       --          --    (2,376,000)         --          --    (2,376,000)
 Net income.............      --    18,306         --           --     2,373,529         --     2,391,835
                         -------- -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1997...................  161,500  178,111  25,000,000  (23,149,640)  18,286,063  (2,864,898)  17,611,136
 Distributions to
  limited partners
  ($69.55 per limited
  partner unit).........      --       --          --    (3,477,747)         --          --    (3,477,747)
 Net income.............      --    15,027         --           --     1,721,856         --     1,736,883
                         -------- -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1998................... $161,500 $193,138 $25,000,000 $(26,627,387) $20,007,919 $(2,864,898) $15,870,272
                         ======== ======== =========== ============  =========== ===========  ===========




                See accompanying notes to financial statements.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows From Operating Activities:
 Cash received from tenants.............  $ 1,768,910  $ 2,268,568  $ 2,226,794
 Distributions from unconsolidated joint
  ventures..............................      142,001       19,647       31,670
 Cash paid for expenses.................     (202,117)    (325,067)    (175,148)
 Interest received......................      112,502       58,541        8,438
                                          -----------  -----------  -----------
  Net cash provided by operating
   activities...........................    1,821,296    2,021,689    2,091,754
                                          -----------  -----------  -----------
 Cash Flows From Investing Activities:
 Proceeds from sale of land and
  buildings.............................    3,647,241    3,023,357          --
 Deposit received on sale of land
  parcel................................          --           --        51,400
 Additions to land and buildings........     (150,000)  (1,272,960)         --
 Investment in joint ventures...........   (1,096,678)    (703,667)         --
 Collections on mortgage note
  receivable............................      678,730        6,270          --
 Decrease (increase) in restricted
  cash..................................      245,377     (245,377)         --
 Decrease (increase) in other assets....          --         2,135       (2,135)
                                          -----------  -----------  -----------
  Net cash provided by investing
   activities...........................    3,324,670      809,758       49,265
                                          -----------  -----------  -----------
 Cash Flows From Financing Activities:
 Proceeds from loans from corporate
  general partner.......................          --       117,000      661,400
 Repayment of loans from corporate
  general partner.......................          --      (117,000)    (661,400)
 Distributions to holder of minority
  interest..............................      (20,197)     (20,080)     (20,082)
 Distributions to limited partners......   (3,571,747)  (2,376,000)  (2,376,000)
                                          -----------  -----------  -----------
  Net cash used in financing
   activities...........................   (3,591,944)  (2,396,080)  (2,396,082)
                                          -----------  -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................    1,554,022      435,367     (255,063)
Cash and Cash Equivalents at Beginning
 of Year................................      493,118       57,751      312,814
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $ 2,047,140  $   493,118  $    57,751
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income.............................  $ 1,736,883  $ 2,391,835  $ 1,814,657
                                          -----------  -----------  -----------
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
 Bad debt expense.......................          --        32,360          924
 Depreciation...........................      299,355      368,182      424,766
 Amortization...........................        9,238          600          600
 Minority interest in income of
  consolidated joint venture............       17,285       17,285       17,282
 Equity in earnings of unconsolidated
  joint ventures, net of distributions..      119,293      167,817       19,930
 Gain on sale of land and buildings.....     (497,321)  (1,027,590)         --
 Provision for loss on land and building
  and impairment in carrying value of
  net investment in direct financing
  lease.................................       25,821       32,819          --
 Decrease (increase) in receivables.....       (7,936)     182,433     (216,117)
 Decrease in net investment in direct
  financing leases......................       13,970       12,056        7,331
 Decrease (increase) in prepaid
  expenses..............................        7,610       (7,463)      (1,297)
 Decrease (increase) in accrued rental
  income................................       88,824      (40,000)     (32,667)
 Increase (decrease) in accounts payable
  and accrued expenses..................          173      (71,844)      (4,732)
 Increase (decrease) in due to related
  parties...............................        2,099      (20,621)      48,944
 Increase (decrease) in rents paid in
  advance and deposits..................        6,002      (16,180)      12,133
                                          -----------  -----------  -----------
  Total adjustments.....................       84,413     (370,146)     277,097
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 1,821,296  $ 2,021,689  $ 2,091,754
                                          ===========  ===========  ===========
Supplemental Schedule on Non-Cash
 Investing and Financing Activities:
 Mortgage note accepted as consideration
  in sale of land and building..........  $       --   $   685,000  $       --
                                          ===========  ===========  ===========
 Deferred real estate disposition fee
  incurred and unpaid at end of year....  $    53,400  $    15,150  $       --
                                          ===========  ===========  ===========
 Distributions declared and unpaid at
  end of year...........................  $   500,000  $   594,000  $   594,000
                                          ===========  ===========  ===========

                See accompanying notes to financial statements.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                  Years Ended December 31, 1998, 1997 and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund III, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, will be removed from the accounts and gains or losses from sales will be reflected in income. The general partners of the Partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to decrease rental or other income or increase bad debt expense for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

   Investment in Joint Ventures--The Partnership accounts for its 69.07% interest in Tuscawilla Joint Venture using the consolidation method. Minority interest represents the minority joint venture partners' proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

   The Partnership's investment in Titusville Joint Venture, RTO Joint Venture, and a property in each of Englewood, Colorado, Miami, Florida, and Overland Park, Kansas held as tenants-in-common with affiliates, is accounted for using the equity method since the Partnership shares control with affiliates of the general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Lease Costs--Brokerage fees associated with negotiating a new lease are amortized over the term of the new lease using the straight-line method. Lease costs are written off during the period in which a lease is terminated.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

   Reclassification--Certain items in the prior year's financial statements have been reclassified to conform to 1998 presentation. These reclassifications had no effect on partners' capital or net income.

2. Leases:

   The Partnership leases its land and buildings primarily to operators of national and regional fast-food restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." The leases generally are classified as operating leases; however, a few of the leases have been classified as direct financing leases. For the leases classified as direct financing leases, the

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

building portions of the property leases are accounted for as direct financing leases while the land portion of these leases are operating leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant generally pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two or five successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

     Land and buildings on operating leases consisted of the following at December 31:

                                                         1998         1997
                                                      -----------  -----------
     Land............................................ $ 5,926,601  $ 7,325,960
     Buildings.......................................   8,231,130   10,891,910
                                                      -----------  -----------
                                                       14,157,731   18,217,870
     Less accumulated depreciation...................  (2,738,895)  (3,341,624)
                                                      -----------  -----------
                                                       11,418,836   14,876,246
     Less allowance for loss on land and building....         --      (240,663)
                                                      -----------  -----------
                                                      $11,418,836  $14,635,583
                                                      ===========  ===========

   As of January 1, 1996, the Partnership had recorded an allowance for loss on land and building in the amount of $207,844 for financial reporting purposes for the Po Folks property in Hagerstown, Maryland. In addition, during 1997, the Partnership increased the allowance for loss on land and building by an additional $32,819 for such property.

   The aggregate allowance represented the difference between the property's carrying value at December 31, 1997, and the estimated net realizable value of the property based on the anticipated sales price relating to this property. The Partnership sold this property during the year ended December 31, 1998, as described below.

   In January 1997, the Partnership sold its property in Chicago, Illinois, to a third party, for $505,000 and received net sales proceeds of $496,418, resulting in a gain of $3,827 for financial reporting purposes. The Partnership used $452,000 of the net sales proceeds to pay liabilities of the Partnership, including quarterly distributions to the limited partners. The balance of the fund were used to pay past due real estate taxes relating to this property incurred by the Partnership as a result of the former tenant declaring bankruptcy.

   In March 1997, the Partnership sold its property in Bradenton, Florida, to the tenant, for $1,332,154 and received net sales proceeds of $1,305,671, resulting in a gain of $361,368 for financial reporting purposes. This property was originally acquired by the Partnership in June 1988 and had a cost of approximately $1,080,500, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $229,500 in excess of its original purchase price. In June 1997, the Partnership reinvested approximately $1,276,000 of the net sales proceeds received in a property in Fayetteville, North Carolina.

   In April 1997, the Partnership sold its property in Kissimmee, Florida, to a third party, for $692,400 and received net sales proceeds of $673,159, resulting in a gain of $271,929 for financial reporting purposes. This property was originally acquired by the Partnership in March 1988 and had a cost of approximately $474,800, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

for approximately $196,400 in excess of its original purchase price. In July 1997, the Partnership reinvested approximately $511,700 of these net sales proceeds in a property located in Englewood, Colorado, as tenants-in-common with an affiliate of the general partners (see Note 5).

   In April 1996, the Partnership received $51,400 as partial settlement in a right of way taking relating to a parcel of land of the property in Plant City, Florida. In April 1997, the Partnership received the remaining proceeds of $73,600 finalizing the sale of the land parcel. In connection therewith, the Partnership recognized a gain of $94,320 for financial reporting purposes.

   In addition, in June 1997, the Partnership sold its property in Roswell, Georgia, to a third party for $985,000 and received net sales proceeds of $942,981, resulting in a gain of $237,608 for financial reporting purposes. This property was originally acquired by the Partnership in June 1988 and had a cost of approximately $775,200, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $167,800 in excess of its original purchase price. In connection therewith, the Partnership received $257,981 in cash and accepted the remaining sales proceeds in the form of a promissory note in the principal sum of $685,000. During 1998, the Partnership collected the full amount of the outstanding mortgage note receivable balance of $678,730 (see Note 6). In addition, in December 1997, the Partnership reinvested approximately $192,000 of the net sales proceeds in a property located in Miami, Florida, as tenants-in-common, with an affiliate of the general partners (see Note 5).

   In October 1997, the Partnership sold its property in Mason City, Iowa, to the tenant for $218,790 and received net sales proceeds of $216,528, resulting in a gain of $58,538 for financial reporting purposes. This property was originally acquired by the Partnership in March 1988 and had a cost of approximately $190,300, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $26,700 in excess of its original purchase price. In January 1998, the Partnership reinvested the net sales proceeds in a property in Overland Park, Kansas, with affiliates of the general partners, as tenants-in-common (see Note 5).

   During the year ended December 31, 1998, the Partnership sold its properties in Daytona Beach, Fernandina Beach and Punta Gorda, Florida, and Hagerstown, Maryland, for a total of $3,280,000 and received net sales proceeds of $3,214,616, resulting in a total gain of $596,586 for financial reporting purposes. In connection with the sales of the properties in Daytona Beach and Fernandina Beach, Florida, the Partnership incurred deferred, subordinated, real estate disposition fees of $53,400 (see Note 11).

   In September 1998, the Partnership entered into a new lease agreement for the Golden Corral property located in Stockbridge, Georgia. In connection therewith, the Partnership funded $150,000 in renovation costs.

   In addition, during the year ended December 31, 1998, the Partnership sold its property in Hazard, Kentucky to a third party for $435,000, and received net sales proceeds of $432,625, resulting in a loss of $99,265 for financial reporting purposes.

   Some leases provide for escalating guaranteed minimum rents throughout the lease terms. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the year ended December 31, 1998, the Partnership recognized a loss of $88,824 (net of $25,996 in reserves and $103,830 in write-offs), income during 1997 of $40,000 (net of $15,384 in reserves) and income of $32,667 during 1996, of such rental income.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

     1999........................................................... $ 1,478,029
     2000...........................................................   1,478,029
     2001...........................................................   1,482,555
     2002...........................................................   1,459,600
     2003...........................................................   1,186,149
     Thereafter.....................................................   6,731,050
                                                                     -----------
                                                                     $13,815,412
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease term. In addition, this table does not include any amounts for future contingent rentals which may be received on the lease based on a percentage of the tenants' gross sales.

4. Net Investment in Direct Financing Leases:

   The following lists the components of net investment in direct financing leases at December 31:

                                                          1998        1997
                                                       ----------  ----------
   Minimum lease payments receivable.................. $2,042,847  $2,191,519
   Estimated residual value...........................    239,432     239,432
   Less unearned income............................... (1,369,387) (1,504,089)
                                                       ----------  ----------
                                                          912,892     926,862
   Less allowance for impairment in carrying value of
    investment in direct financing lease..............    (25,821)        --
                                                       ----------  ----------
   Net investment in direct financing leases.......... $  887,071  $  926,862
                                                       ==========  ==========

   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

     1999............................................................ $  148,672
     2000............................................................    148,672
     2001............................................................    148,672
     2002............................................................    148,672
     2003............................................................    148,672
     Thereafter......................................................  1,299,487
                                                                      ----------
                                                                      $2,042,847
                                                                      ==========

   The above table does not include future minimum lease payments for renewal periods or contingent rental payments that may become due in future periods (see Note 3).

   During 1998, the Partnership recorded an allowance for impairment in carrying value of net investment in direct financing lease of $25,821 for financial reporting purposes relating to the property in Hagerstown, Maryland, due to financial difficulties the tenant is experiencing. The allowance represents the difference between the carrying value of the property at December 31, 1998, and the current estimated net realizable value for this property.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


5. Investment in Joint Ventures:

   The Partnership has a 73.4% interest in the profits and losses of Titusville Joint Venture which is accounted for using the equity method. The remaining interest in the Titusville Joint Venture is held by an affiliate of the Partnership which has the same general partners.

   In July 1997, the Partnership acquired a property in Englewood Colorado, as tenants-in-common with an affiliate of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 33 percent interest in this property.

   In addition, in December 1997, the Partnership acquired a property in Miami, Florida, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 9.84% interest in this property.

   In January 1998, the Partnership acquired a property located in Overland Park, Kansas, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 25.87% interest in this property.

   In May 1998, the Partnership entered into a joint venture arrangement, RTO Joint Venture, with an affiliate of the general partners, to construct and hold one restaurant property. As of December 31, 1998, the Partnership had contributed $676,952 to purchase land and pay for construction relating to the joint venture. Construction was completed and rent commenced in December 1998. The Partnership holds a 46.88% interest in the profits and losses of this joint venture at December 31, 1998. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with an affiliate.

   Titusville Joint Venture, RTO Joint Venture, and the Partnership and affiliates, as tenants-in-common in three separate tenancy-in-common arrangements, each own and lease one property to operators of national fast-food or family-style restaurants. The following presents the joint venture's condensed financial information at December 31:

                                                           1998       1997
                                                        ---------- ----------
   Land and buildings on operating leases, less
    accumulated depreciation and allowance for loss on
    land and building.................................  $3,598,641 $3,152,962
   Net investment in direct financing leases..........   3,418,537  1,003,680
   Cash...............................................      19,254     16,481
   Receivables........................................       1,241        --
   Accrued rental income..............................      66,668     11,621
   Other assets.......................................       2,679      1,480
   Liabilities........................................      59,453     18,722
   Partners' capital..................................   7,047,567  4,167,502
   Revenues...........................................     604,672     82,837
   Provision for loss on land and building............     125,251    147,100
   Net income (loss)..................................     404,446   (157,912)

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The Partnership recognized income of $22,708 and $11,740 for the years ended December 31, 1998 and 1996, respectively, and recognized a loss totaling $148,170, for the year ended December 31, 1997, relating to investment in joint ventures.

6. Mortgage Note Receivable:

   In connection with the sale of the property in Roswell, Georgia, in June 1997, the Partnership accepted a promissory note in the principal sum of $685,000 collateralized by a mortgage on the property. The Partnership collected the full amount of the outstanding mortgage note, including interest, during the year ended December 31, 1998.

   The mortgage note receivable consisted of the following at December 31:

                                                                 1998    1997
                                                                 ----- --------
   Principal balance............................................ $ --  $678,730
   Accrued interest receivable..................................   --     2,957
                                                                 ----- --------
                                                                 $ --  $681,687
                                                                 ===== ========

7. Receivables:

   During 1996, the Partnership terminated its lease with the former tenant of its properties in Hagerstown, Maryland. In connection therewith, the Partnership wrote off approximately $238,300 included in receivables relating to both the Denny's and Po Folks properties in Hagerstown, Maryland, and the related allowance for doubtful accounts. In October 1996, the Partnership entered into a lease agreement with a new tenant to operate the Denny's property and accepted a promissory note from the current tenant whereby $25,000, which had been included in receivables for past due rents from the former tenant, was converted to a loan receivable held by the Partnership to facilitate the asset purchase agreement between the former and current tenants. The promissory note bears interest at a rate of ten percent per annum, is being collected in 36 equal monthly installments of $807 and commenced in October 1996. Receivables at December 31, 1998 and 1997, include $7,109 and $16,318, respectively, including accrued interest of $142 and $164, respectively, relating to the promissory note.

8. Restricted Cash:

   As of December 31, 1997, net sales proceeds of $245,377 from the sale of the property in Bradenton, Florida and Mason City, Iowa, plus accrued interest of $6,502, were being held in interest-bearing escrow accounts pending the release of funds by the escrow agent to acquire additional properties on behalf of the Partnership. During the year ended December 31, 1998, these funds were released by the escrow agent and were used to acquire additional properties.

9. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, noncumulative, noncompounded annual return on their adjusted capital contributions (the "10% Preferred Return").

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their cumulative 10% Preferred Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the year ended December 31, 1998, the Partnership declared distributions to the limited partners of $3,477,747 and during each of the years ended December 31, 1997 and 1996, the Partnership declared distributions to the limited partners of $2,376,000. Distributions for the year ended December 31, 1998, including $1,477,747 as a result of distributions of net sales proceeds from the sale of the properties in Fernandina Beach and Daytona Beach, Florida. This amount was applied toward the limited partners' cumulative 10% Preferred Return. No distributions have been made to the general partners to date.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


10. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                                1998        1997        1996
                                             ----------  ----------  ----------
Net income for financial reporting
 purposes..................................  $1,736,883  $2,391,835  $1,814,657
Depreciation for tax reporting purposes in
 excess of depreciation for financial
 reporting purposes........................     (17,075)    (21,782)     (9,754)
Allowance for loss on land and building and
 impairment in carrying value of net
 investment in direct financing lease......      25,821      32,819         --
Direct financing leases recorded as
 operating leases for tax reporting
 purposes..................................      13,970      12,056       7,330
Gain on sale of land for tax reporting
 purposes..................................         --          --       20,724
Gain on sale of land and buildings for
 financial reporting purposes in excess of
 gain on sale for tax reporting purposes...    (115,137)   (689,281)        --
Equity in earnings of joint ventures for
 tax reporting purposes in excess of (less
 than) equity in earnings of joint ventures
 for financial reporting purposes..........      59,725     140,707      (1,329)
Allowance for doubtful accounts............        (871)     84,326    (283,135)
Accrued rental income......................      88,824     (40,000)    (32,667)
Capitalization of transaction costs for tax
 reporting purposes........................      14,227         --          --
Rents paid in advance......................       6,002     (16,680)     12,133
Minority interest in timing differences of
 consolidated joint venture................         (35)       (133)       (162)
                                             ----------  ----------  ----------
Net income for federal income tax
 purposes..................................  $1,812,334  $1,893,867  $1,527,797
                                             ==========  ==========  ==========

11. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a property management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate an annual, noncumulative, subordinated management fee of one-half of one percent of the Partnership assets under management (valued at cost) annually. The property management fee is limited to one percent of the sum of gross operating revenues from joint ventures or competitive fees for comparable services. In addition, these fees will be incurred and will be payable only after the limited partners receive their aggregate, noncumulative 10% Preferred Return. Due to the fact that these fees are noncumulative, if the limited partners do not receive their 10% Preferred Return in any particular year, no property management fees will be due or payable for such year. As a result of such threshold, no property management fees were incurred during the years ended December 31, 1998, 1997, and 1996.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties, based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

sales. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate, cumulative 10% Preferred Return, plus their adjusted capital contributions. During the years ended December 31, 1998 and 1997, the Partnership incurred $53,400 and $15,150, respectively, in deferred, subordinated real estate disposition fees as a result of the Partnership's sale of the properties in Daytona Beach and Fernandina Beach, Florida, and the Property in Chicago, Illinois, respectively. No deferred, subordinated real estate disposition fees were incurred for the year ended December 31, 1996.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliates provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $89,756, $87,056, and $85,906 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   The due to related parties consisted of the following at December 31:

                                                                 1998    1997
                                                               -------- -------
Due to Affiliates:
  Expenditures incurred on behalf of the Partnership.......... $ 41,888 $38,492
  Accounting and administrative services......................   42,449  43,746
  Deferred, subordinated real estate disposition fee..........   68,550  15,150
                                                               -------- -------
                                                               $152,887 $97,388
                                                               ======== =======

12. Concentration of Credit Risk:

   For the years ended December 31, 1998, 1997, and 1996, rental income from Golden Corral Corporation was $454,380, $474,553, and $490,196, respectively, representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of rental and earned income from joint ventures and the properties held as tenants-in-common with affiliates).

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of rental and earned income from joint ventures and the properties held as tenants-in-common with affiliates) for each of the years ended December 31:

                                                      1998     1997     1996
                                                    -------- -------- --------
     Golden Corral Family Steakhouse Restaurants... $454,380 $474,553 $490,196
     KFC...........................................  277,508  261,415  254,646
     Pizza Hut.....................................  211,507  255,055  292,795
     Taco Bell.....................................      N/A  250,140  254,395
     Perkins.......................................      N/A      N/A  276,114
     Denny's.......................................      N/A  229,537  355,123

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to release the properties in a timely manner.

                           CNL INCOME FUND III, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


13. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 2,082,901 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $20,535,734 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

14. Reverse Stock Split:

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 13 being adjusted to 1,041,451 shares.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   For The Acquisitions Of The Advisor, The CNL Restaurant Financial Services
                                 Group And

                         CNL Income Fund III, Ltd.

   The following unaudited pro forma financial information with respect to APF gives effect to the acquisition of properties, the acquisition of CNL Fund Advisors, Inc. (the "Advisor" or "CFA") and the CNL Restaurant Financial Services Group, and the acquisition of the Income Fund (the acquisition of the Income Fund is referred to as the "Acquisition"), and is based on estimates and assumptions set forth below in the notes to such information which included pro forma adjustments. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF, the historical financial information of the Income Fund, the Advisor and CNL Restaurant Financial Services Group (shown separately as CNL Financial Services, Inc. ("CFS") and CNL Financial Corporation ("CFC")) and should be read in conjunction with the selected historical financial data and accompanying notes of APF, Income Fund, the Advisor and CNL Restaurant Financial Services Group. The pro forma balance sheet assumes that the Acquisition occurred on June 30, 1999, and the pro forma consolidated statements of earnings and statements of cash flows assume that the acquisition of properties by APF from January 1, 1998 through July 31, 1999, the acquisition of the Advisor, the CNL Restaurant Financial Services Group and the Acquisition occurred on January 1, 1998.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partners elected to receive notes in the Acquisition. The assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Acquisition had been effected on the dates indicated or of the results which may be obtained in the future.



   See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund III, Ltd.

                              As of June 30, 1999

                                        Property                                 Historical
                                       Acquisition                                  CNL        Historical
                          Historical    Pro Forma                   Historical   Financial    CNL Financial
                             APF       Adjustments      Subtotal     Advisor   Services, Inc.     Corp.        Subtotal
                         ------------  -----------    ------------  ---------- -------------- ------------- --------------
Assets:
 Land and Building on
  operating leases (net
  depreciation)........  $569,567,003  $ 3,369,856(A) $572,936,859  $        0   $        0   $          0  $  572,936,859
 Net Investment in
  Direct Financing
  Leases...............   132,179,949            0     132,179,949           0            0              0     132,179,949
 Mortgages and Notes
  Receivable...........    63,351,507            0      63,351,507           0            0    290,522,671     353,874,178
 Other Investments.....    16,197,812            0      16,197,812           0            0      6,361,082      22,558,894
 Investment In Joint
  Ventures.............     1,081,046            0       1,081,046           0            0              0       1,081,046


 Cash and Cash
  Equivalents..........    18,764,033            0      18,764,033     333,295      639,036      1,767,517      21,503,881
 Restricted
  Cash/Certificates of
  Deposit..............     2,006,690            0       2,006,690           0            0      2,482,041       4,488,731
 Receivables (net
  allowances)/Due from
  Related Party........       649,972            0         649,972   8,668,738    5,417,084      1,125,933      15,861,727
 Accrued Rental
  Income...............     5,875,698            0       5,875,698           0            0              0       5,875,698
 Other Assets..........    12,551,632            0      12,551,632     405,214      313,486      2,479,317      15,749,649
 Goodwill..............             0            0               0           0            0              0               0
                         ------------  -----------    ------------  ----------   ----------   ------------  --------------
 Total Assets..........  $822,225,342  $3,369,856     $825,595,198  $9,407,247   $6,369,606   $304,738,561  $1,146,110,612
                         ============  ===========    ============  ==========   ==========   ============  ==============
Liabilities and Equity:
 Accounts Payable and
  Accrued Liabilities..  $  2,105,725  $         0    $  2,105,725  $  673,437   $  311,969   $  2,013,172  $    5,104,303
 Accrued Construction
  Costs Payable........     9,745,014            0       9,745,014           0            0              0       9,745,014
 Distributions
  Payable..............             0            0               0           0            0              0               0
 Due to Related
  Parties..............     1,444,444            0       1,444,444           0      500,981     30,170,185      32,115,610
 Income Tax Payable....             0            0               0      51,466       16,906        274,485         342,857
 Line of Credit/Notes
  payable..............   149,000,000    3,369,856(A)  152,369,856     351,869            0    267,685,382     420,407,107
 Deferred Income.......     2,466,355            0       2,466,355           0            0              0       2,466,355
 Rents Paid in
  Advance..............     1,617,367            0       1,617,367           0            0              0       1,617,367
 Minority Interest.....       644,611            0         644,611           0            0              0         644,611
 Common Stock..........       373,484            0         373,484           0            0              0         373,484
 Common Stock--Class
  A....................             0            0               0       6,400        2,000            200           8,600
 Common Stock--Class
  B....................             0            0               0       3,600          724            501           4,825
 Additional Paid-in-
  capital..............   669,997,715            0     669,997,715   3,328,376    5,303,503      3,937,095     682,566,689

 Accumulated
  distributions in
  excess of net
  earnings.............   (15,169,373)           0     (15,169,373)  4,992,099      233,523        657,541      (9,286,210)


 Partners' Capital.....             0            0               0           0            0              0               0
                         ------------  -----------    ------------  ----------   ----------   ------------  --------------
 Total Liabilities and
  Equity...............  $822,225,342  $ 3,369,856    $825,595,198  $9,407,247   $6,369,606   $304,738,561  $1,146,110,612
                         ============  ===========    ============  ==========   ==========   ============  ==============
Wtd. Avg. Shares
 Outstanding               37,347,883
                         ============
Shares Outstanding         37,348,464
                         ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund III, Ltd.

                              As of June 30, 1999

                           Combining                          Historical
                           Pro Forma           Combined       CNL Income    Pro Forma         Adjusted Pro
                          Adjustments            APF        Fund III, Ltd. Adjustments           Forma
                          ------------      --------------  -------------- ------------      --------------
Assets:
 Land and Building on
  operating leases (net
  depreciation).........  $          0      $  572,936,859   $10,472,484   $  3,360,729 (B2) $  586,770,072
 Net Investment in
  Direct Financing
  Leases................             0         132,179,949     1,129,246        857,482 (B2)    134,166,677
 Mortgages and Notes
  Receivable............             0         353,874,178             0              0         353,874,178
 Other Investments......             0          22,558,894             0              0          22,558,894
 Investment In Joint
  Ventures..............             0           1,081,046     2,150,281        594,275 (B2)      3,825,602
 Cash and Cash
  Equivalents...........   (10,169,825)(B1)     11,334,056     1,757,137     (1,722,175)(B2)     11,111,018
                                                                               (258,000)(B2)
 Restricted
  Cash/Certificates of
  Deposit...............             0           4,488,731     1,097,485              0           5,586,216
 Receivables (net
  allowances)/Due from
  Related Party.........    (6,614,629)(C)       9,247,098        18,690       (163,474)(E)       9,102,314
 Accrued Rental Income..             0           5,875,698        86,038        (86,038)(B2)      5,875,698
 Other Assets...........    (2,575,792)(B1)     13,173,857        39,184        (39,184)(B2)     13,173,857
 Goodwill...............    43,326,736 (B1)     43,326,736             0              0          43,326,736
                          ------------      --------------   -----------   ------------      --------------
 Total Assets...........  $ 23,966,490      $1,170,077,102   $16,750,545   $  2,543,615      $1,189,371,262
                          ============      ==============   ===========   ============      ==============
Liabilities and Equity:
 Accounts Payable and
  Accrued Liabilities...  $          0      $    5,104,303   $    83,684   $          0      $    5,187,987
 Accrued Construction
  Costs Payable.........             0           9,745,014             0              0           9,745,014
 Distributions Payable..             0                   0       500,000              0             500,000
 Due to Related
  Parties...............    (6,614,629)(C)      25,500,981       163,474       (163,474)(E)      25,500,981
 Income Tax Payable.....      (342,857)(D)               0             0              0                   0
 Line of Credit/Notes
  payable...............             0         420,407,107             0              0         420,407,107
 Deferred Income........             0           2,466,355             0              0           2,466,355
 Rents Paid in Advance..             0           1,617,367        20,614              0           1,637,981
 Minority Interest......             0             644,611       134,303              0             778,914
 Common Stock...........        61,500 (B1)        434,984             0         10,286 (B2)        445,270
 Common Stock--Class A..        (8,600)(B1)              0             0              0                   0
 Common Stock--Class B..        (4,825)(B1)              0             0              0                   0
 Additional Paid-in-
  capital...............   122,938,500 (B1)    792,936,215             0     18,545,273 (B2)    811,481,488
                           (12,568,974)(B1)
 Accumulated
  distributions in
  excess of net
  earnings..............    (5,883,163)(B1)    (88,779,835)            0              0         (88,779,835)
                           (73,953,319)(B1)
                               342,857 (D)
 Partners' Capital......             0                   0    15,848,470    (15,848,470)(B2)              0
                          ------------      --------------   -----------   ------------      --------------
 Total Liabilities and
  Equity................  $ 23,966,490      $1,170,077,102   $16,750,545   $  2,543,615      $1,189,371,262
                          ============      ==============   ===========   ============      ==============
 Wtd. Avg. Shares
  Outstanding...........                                                                         44,526,434
                                                                                             ==============
 Shares Outstanding.....                                                                         44,527,015
                                                                                             ==============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund III, Ltd.

                     For the Six Months Ended June 30, 1999

                                         Property                                 Historical
                                        Acquisition                                  CNL        Historical
                           Historical    Pro Forma                  Historical    Financial    CNL Financial
                              APF       Adjustments     Subtotal     Advisor    Services, Inc.     Corp.      Subtotal
                          ------------  -----------    -----------  ----------  -------------- ------------- -----------
Revenues:
 Rental and Earned
  Income................  $27,900,894   $3,056,620(a)  $30,957,514  $        0    $       0     $        0   $30,957,514
 Fees...................             0           0               0   9,454,036    2,963,154         11,511    12,428,701
 Interest and Other
  Income................     4,249,461           0       4,249,461      87,570      249,258     11,539,080    16,125,369
                          ------------  ----------     -----------  ----------    ---------     ----------   -----------
 Total Revenue..........    32,150,355   3,056,620      35,206,975   9,541,606    3,212,412     11,550,591   $59,511,584
Expenses:
 General and
  Administrative........     2,244,408           0       2,244,408   5,405,130    2,441,151        263,524    10,354,213
 Management and Advisory
  Fees..................     1,681,870           0       1,681,870           0            0      1,231,905     2,913,715
 Fees Paid to Related
  Parties...............             0           0               0      88,949      689,425              0       778,374
 Interest Expense.......             0           0               0      92,707            0     10,294,499    10,387,206
 State Taxes............       464,966           0         464,966           0            0              0       464,966
 Depreciation--Other....             0           0               0      77,130       39,032              0       116,162
 Depreciation--
  Property..............    3,701,974      967,179(a)    4,669,153           0            0              0     4,669,153
 Amortization...........         9,700           0           9,700          36            0              0         9,736
 Transaction Costs......       483,005           0         483,005           0            0              0       483,005
                          ------------  ----------     -----------  ----------    ---------     ----------   -----------
 Total Expenses.........     8,585,923     967,179       9,553,102   5,663,952    3,169,608     11,789,928    30,176,530
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...    23,564,432   2,089,441      25,653,873   3,877,654       42,804     $ (239,337)  $29,334,994
 Equity Earnings of
  joint
  Ventures/Minority
  Interest..............        31,241           0          31,241           0            0              0        31,241
 Gain (Loss) on Sale of
  Properties............      (201,843)          0        (201,843)          0            0              0      (201,843)
 Provision For Losses on
  Properties............      (540,522)          0        (540,522)          0            0              0      (540,522)
                          ------------  ----------     -----------  ----------    ---------     ----------   -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...    22,853,308   2,089,441      24,942,749   3,877,654       42,804       (239,337)   28,623,870
 Benefit/(Provision) for
  Federal Income Taxes..             0           0               0  (1,595,036)     (16,906)        86,202    (1,525,740)
                          ------------  ----------     -----------  ----------    ---------     ----------   -----------
Net Earnings (Losses)...  $ 22,853,308  $2,089,441     $24,942,749  $2,282,618    $  25,898     $ (153,135)  $27,098,130
                          ============  ==========     ===========  ==========    =========     ==========   ===========
Earnings Per
 Share/Unit.............  $       0.61  $      n/a     $       n/a  $      n/a    $     n/a     $      n/a   $       n/a
                          ============  ==========     ===========  ==========    =========     ==========   ===========
Wtd. Avg. Shares
 Outstanding............    37,347,883           0      37,347,883         n/a          n/a            n/a    37,347,883
                          ============  ==========     ===========  ==========    =========     ==========   ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund III, Ltd.

                     For the Six Months Ended June 30, 1999

                           Combining                         Historical
                           Pro Forma           Combined      CNL Income    Pro Forma           Adjusted
                          Adjustments             APF      Fund III, Ltd. Adjustments          Pro Forma
                          -----------         -----------  -------------- -----------         -----------
Revenues:
 Rental and Earned
  Income................  $         0         $30,957,514     $864,162    $    1,168 (j)      $31,822,844
 Fees...................   (9,812,516)(b),(c)   2,616,185            0       (25,928)(k)        2,590,257
 Interest and Other
  Income................      144,014 (d)      16,269,383       54,332             0           16,323,715
                          -----------         -----------     --------    ----------          -----------
 Total Revenue..........  $(9,668,502)        $49,843,082     $918,494    $  (24,760)         $50,736,816
Expenses:
 General and
  Administrative .......     (774,311)(e)       9,579,902       78,194       (46,034)(l),(m)    9,612,062
 Management and Advisory
  Fees..................   (2,913,775)(f)               0            0             0 (n)                0
 Fees Paid to Related
  Parties...............     (743,673)(g)          34,701            0             0               34,701
 Interest Expense.......            0          10,387,206            0             0           10,387,206
 State Taxes............            0             464,966       13,541         4,000 (o)          482,507
 Depreciation--Other....            0             116,162            0             0              116,162
 Depreciation--
  Property..............            0           4,669,153      134,840        73,537 (p)        4,877,530
 Amortization...........    1,083,168 (h)       1,092,904            0             0            1,092,904
 Transaction Costs......            0             483,005       82,113             0              565,118
                          -----------         -----------     --------    ----------          -----------
 Total Expenses.........   (3,348,591)         26,827,999      308,688        31,503           27,168,190
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...  $(6,319,911)        $23,015,083     $609,806    $  (56,263)         $23,568,626
 Equity Earnings of
  joint
  Ventures/Minority
  Interest..............            0              31,241       74,880       (15,326)(q)           90,795
 Gain (Loss) on Sale of
  Properties............            0            (201,843)     293,512             0               91,669
 Provision For Losses on
  Properties............            0            (540,522)           0             0             (540,522)
                          -----------         -----------     --------    ----------          -----------
Net Earnings (Losses)
 Before
 Benefit/ (Provision)
 for Federal Income
 Taxes..................   (6,319,911)         22,303,959      978,198       (71,589)          23,210,568
 Benefit/(Provision) for
  Federal Income Taxes..    1,525,740 (i)               0            0             0                    0
                          -----------         -----------     --------    ----------          -----------
Net Earnings (Losses)...  $(4,794,171)        $22,303,959     $978,198    $  (71,589)         $23,210,568
                          ===========         ===========     ========    ==========          ===========
Earnings Per
 Share/Unit.............  $       n/a         $       n/a     $  19.56    $      n/a          $      0.52
                          ===========         ===========     ========    ==========          ===========
Wtd. Avg. Shares
 Outstanding............    6,150,000          43,497,883          n/a     1,028,551           44,526,434 (r)
                          ===========         ===========     ========    ==========          ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund III, Ltd.

                      For the Year Ended December 31, 1998

                                        Property                                  Historical
                                       Acquisition                                   CNL        Historical
                          Historical    Pro Forma                  Historical     Financial    CNL Financial
                              APF      Adjustments     Subtotal      Advisor    Services, Inc.     Corp.       Subtotal
                          -----------  -----------    -----------  -----------  -------------- ------------- ------------
Revenues:
 Rental and Earned
  Income................  $33,129,661  $22,951,799(a) $56,081,460  $         0    $        0    $         0  $ 56,081,460
 Fees...................            0            0              0   28,904,063     6,619,064        418,904    35,942,031
 Interest and Other
  Income................    9,057,376            0      9,057,376      145,016       574,078     22,238,311    32,014,781
                          -----------  -----------    -----------  -----------    ----------    -----------  ------------
 Total Revenue..........  $42,187,037  $22,951,799    $65,138,836  $29,049,079    $7,193,142    $22,657,215  $124,038,272
Expenses:
 General and
  Administrative........    2,798,481            0      2,798,481    9,843,409     6,114,276      1,425,109    20,181,275
 Management and Advisory
  Fees..................    1,851,004            0      1,851,004            0             0      2,807,430     4,658,434
 Fees to Related
  Parties...............            0            0              0    1,247,278     1,773,406              0     3,020,684
 Interest Expense.......            0            0              0      148,415             0     21,350,174    21,498,589
 State Taxes............      548,320            0        548,320       19,126             0              0       567,446
 Depreciation--Other....            0            0              0      119,923        79,234              0       199,157
 Depreciation--
  Property..............    4,042,290    6,246,947(a)  10,289,237            0             0              0    10,289,237
 Amortization...........       11,808            0         11,808       57,077             0         95,116       164,001
 Transaction Costs......      157,054            0        157,054            0             0              0       157,054
                          -----------  -----------    -----------  -----------    ----------    -----------  ------------
 Total Expenses.........    9,408,957    6,246,947     15,655,904   11,435,228     7,966,916     25,677,829    60,735,877
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization,
 Provision for Losses on
 Properties and Other
 Expenses...............  $32,778,080  $16,704,852    $49,482,932  $17,613,851    $ (773,774)   $(3,020,614) $ 63,302,395
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............      (14,138)           0        (14,138)           0             0              0       (14,138)
 Gain (Loss) on Sale of
  Properties............            0            0              0            0             0              0             0
 Gain on
  Securitization........            0            0              0            0             0      3,694,351     3,694,351
 Other Expenses.........            0            0              0            0             0              0             0
 Provision For Losses on
  Properties............     (611,534)           0       (611,534)           0             0              0      (611,534)
                          -----------  -----------    -----------  -----------    ----------    -----------  ------------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........   32,152,408   16,704,852     48,857,260   17,613,851      (773,774)       673,737    66,371,074
 Benefit/(Provision) for
  Federal Income Taxes..            0            0              0   (6,957,472)      305,641       (246,603)   (6,898,434)
                          -----------  -----------    -----------  -----------    ----------    -----------  ------------
Net Earnings (Losses)...  $32,152,408  $16,704,852    $48,857,260  $10,656,379    $ (468,133)   $   427,134  $ 59,472,640
                          ===========  ===========    ===========  ===========    ==========    ===========  ============
Earnings Per
 Share/Unit.............  $      1.21  $       n/a    $       n/a  $       n/a    $      n/a    $       n/a  $        n/a
                          ===========  ===========    ===========  ===========    ==========    ===========  ============
Wtd. Avg. Shares
 Outstanding............   26,648,219    6,981,616     33,629,835          n/a           n/a            n/a    33,629,835
                          ===========  ===========    ===========  ===========    ==========    ===========  ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund III, Ltd.

                      For the Year Ended December 31, 1998

                           Combining                          Historical
                           Pro Forma            Combined      CNL Income    Pro Forma          Adjusted
                          Adjustments              APF      Fund III, Ltd. Adjustments         Pro Forma
                          ------------         -----------  -------------- -----------        -----------
Revenues:
 Rental and Earned
  Income................  $          0         $56,081,460    $1,653,767    $   2,336 (j)     $57,737,563
 Fees...................   (32,715,768)(b),(c)   3,226,263             0      (30,542)(k)       3,195,721
 Interest and Other
  Income................       207,144 (d)      32,221,925       127,064            0          32,348,989
                          ------------         -----------    ----------    ---------         -----------
 Total Revenue..........  $(32,508,624)        $91,529,648    $1,780,831    $ (28,206)        $93,282,273
Expenses:
 General and
  Administrative........    (4,241,719)(e)      15,939,556       185,802      (68,010)(l),(m)  16,057,348
 Management and Advisory
  Fees..................    (4,658,434)(f)               0             0            0 (n)               0
 Fees to Related
  Parties...............    (2,161,897)(g)         858,787             0            0             858,787
 Interest Expense.......             0          21,498,589             0            0          21,498,589
 State Taxes............             0             567,446        12,249        6,404 (o)         586,099
 Depreciation--Other....             0             199,157             0            0             199,157
 Depreciation--
  Property..............      (340,898)(r)       9,948,339       299,355      147,074 (p)      10,394,768
 Amortization...........     2,166,337 (h)       2,330,338         9,238            0           2,339,576
 Transaction Costs......             0             157,054        14,227            0             171,281
                          ------------         -----------    ----------    ---------         -----------
 Total Expenses.........    (9,236,611)         51,499,266       520,871       85,468          52,105,605
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization,
 Provision for Losses on
 Properties and Other
 Expenses...............  $(23,272,013)        $40,030,382    $1,259,960    $(113,674)        $41,176,668
 Equity in Earnings of
  Joint
  Venture/Minority
  Interest..............             0             (14,138)        5,423      (30,652)(q)         (39,367)
 Gain (Loss) on Sale of
  Properties............             0                   0       497,321            0             497,321
 Gain on
  Securitization........             0           3,694,351             0            0           3,694,351
 Other Expenses.........             0                   0             0            0                   0
 Provision For Losses on
  Properties............             0            (611,534)      (25,821)           0            (637,355)
                          ------------         -----------    ----------    ---------         -----------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........   (23,272,013)         43,099,061     1,736,883     (144,326)         44,691,618
 Benefit/(Provision) for
  Federal Income
  Taxes.................     6,898,434 (i)               0             0            0                   0
                          ------------         -----------    ----------    ---------         -----------
Net Earnings (Losses)...  $(16,373,579)        $43,099,061    $1,736,883    $(144,326)        $44,691,618
                          ============         ===========    ==========    =========         ===========
Earnings Per
 Share/Unit.............  $        n/a         $       n/a    $    34.74    $     n/a         $      1.10
                          ============         ===========    ==========    =========         ===========
Wtd. Avg. Shares
 Outstanding............     6,150,000          39,779,835           n/a    1,028,551          40,808,386 (s)
                          ============         ===========    ==========    =========         ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund III, Ltd.

                     For the Six Months Ended June 30, 1999

                                        Property                                     Historical    Historical
                                      Acquisition                                       CNL           CNL
                        Historical     Pro Forma                      Historical     Financial     Financial
                            APF       Adjustments        Subtotal       Advisor    Services, Inc.    Corp.        Subtotal
                       -------------  ------------     -------------  -----------  -------------- ------------  ------------
Cash Flows from
 Operating
 Activities:
Net Income
 (loss)...........     $  22,853,308  $  2,089,441 (a) $  24,942,749  $ 2,282,618    $  25,898    $   (153,135) $ 27,098,130
Adjustments to
 reconcile net
 income to net
 cash provided by
 operating
 activities:
 Depreciation.....         3,701,974       967,179 (b)     4,669,153       77,130       28,372               0     4,774,655
 Amortization
  expense.........             9,700             0             9,700           36            0         900,017       909,753
 Minority interest
  in income of
  consolidated
  joint venture...            17,610             0            17,610            0            0               0        17,610
 Equity in
  earnings of
  joint ventures,
  net of
  distributions...            25,120             0            25,120            0            0               0        25,120
 Loss (gain) on
  sale of land,
  buildings, and
  net investment
  in direct
  financing
  leases..........           201,843             0           201,843            0            0               0       201,843
 Provision for
  loss on land,
  buildings, and
  direct financing
  leases..........           540,522             0           540,522            0            0         (96,475)      444,047
 Gain on
  securitization..                 0             0                 0            0            0               0             0
 Net cash proceeds
  from
  securitization
  of notes
  receivable......                 0             0                 0            0            0               0             0
 Decrease
  (increase) in
  other
  receivables.....          (229,916)            0          (229,916)  (1,904,704)           0         (67,340)   (2,201,960)
 Increase in
  accrued interest
  income included
  in notes
  receivable......                 0             0                 0            0            0               0             0
 Decrease
  (increase) in
  accrued interest
  on mortgage note
  receivable......                 0             0                 0            0            0        (183,569)     (183,569)
 Investment in
  notes
  receivable......                 0             0                 0            0            0     (88,701,265)  (88,701,265)
 Collections on
  notes
  receivable......                 0             0                 0            0            0       9,662,971     9,662,971
 Increase in
  restricted
  cash............                 0             0                 0            0            0      (2,031,259)   (2,031,259)
 Decrease in due
  from related
  party...........                 0             0                 0            0     (193,244)         81,412      (111,832)
 Decrease
  (increase) in
  prepaid
  expenses........          (320,425)            0          (320,425)           0            0               0      (320,425)
 Decrease in net
  investment in
  direct financing
  leases..........           721,624             0           721,624            0            0               0       721,624
 Increase in
  accrued rental
  income..........        (1,915,785)            0        (1,915,785)           0            0               0    (1,915,785)
 Decrease
  (increase) in
  intangibles and
  other assets....                                                        (36,946)                     (51,848)      (88,794)
 Increase
  (decrease) in
  accounts
  payable, accrued
  expenses and
  other
  liabilities.....           135,281             0           135,281     (691,686)    (201,744)         94,671      (663,478)
 Increase
  (decrease) in
  due to related
  parties,
  excluding
  reimbursement of
  acquisition, and
  stock issuance
  costs paid on
  behalf of the
  entity..........           575,868             0           575,868       (8,810)      18,669               0       585,727
 Decrease in
  accrued
  interest........                 0             0                 0            0            0         (57,986)      (57,986)
 Increase in rents
  paid in advance
  and deposits....           663,096             0           663,096            0        3,623               0       666,719
 Increase
  (decrease) in
  deferred rental
  income..........         1,276,472             0         1,276,472            0            0               0     1,276,472
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
 Total
  adjustments.....         5,402,984       967,179         6,370,163   (2,564,980)    (344,324)    (80,450,671)  (76,989,812)
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
 Net cash provided
  by (used in)
  operating
  activities......        28,256,292     3,056,620        31,312,912     (282,362)    (318,426)    (80,603,806)  (49,891,682)
Cash Flows from
 Investing
 Activities:
 Proceeds from
  sale of land,
  buildings,
  direct financing
  leases, and
  equipment.......         3,673,907             0         3,673,907       22,157            0               0     3,696,064
 Additions to land
  and buildings on
  operating
  leases..........      (170,153,724)  121,715,562 (f)   (48,438,162)           0      (20,873)              0   (48,459,035)
 Investment in
  direct financing
  leases..........       (44,186,644)            0       (44,186,644)           0            0               0   (44,186,644)
 Investment in
  joint venture...          (117,663)            0          (117,663)           0            0               0      (117,663)
 Acquisition of
  businesses......                 0             0                 0            0            0               0             0
 Purchase of other
  investments.....                 0             0                 0            0            0               0             0
 Net loss in
  market value
  from investments
  in trading
  securities......                 0             0                 0            0            0               0             0
 Proceeds from
  retained
  interest and
  securities,
  excluding
  investment
  income..........                 0             0                 0            0            0         182,607       182,607
 Investment in
  mortgage notes
  receivable......        (2,596,244)            0        (2,596,244)           0            0               0    (2,596,244)
 Collections on
  mortgage note
  receivable......           224,373             0           224,373            0            0               0       224,373
 Investment in
  notes
  receivable......       (22,358,869)            0       (22,358,869)           0            0               0   (22,358,869)
 Collection on
  notes
  receivable......           626,959             0           626,959            0            0               0       626,959
 Decrease in
  restricted
  cash............                 0             0                 0            0            0               0             0
 Increase in
  intangibles and
  other assets....        (3,198,326)            0        (3,198,326)           0            0               0    (3,198,326)
 Investment in
  certificates of
  deposit.........                 0             0                 0            0            0               0             0
 Other............                 0             0                 0            0            0               0             0
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
 Net cash provided
  by (used in)
  investing
  activities......      (238,086,231)  121,715,562      (116,370,669)      22,157      (20,873)        182,607  (116,186,778)
Cash Flows from
 Financing
 Activities:
 Subscriptions
  received from
  stockholders....           210,736             0           210,736            0       20,570               0       231,306
 Contributions
  from limited
  partners........                 0             0                 0            0            0               0             0
 Contributions
  from holder of
  minority
  interest........           366,289             0           366,289            0            0               0       366,289
 Reimbursement of
  acquisition and
  stock issuance
  costs paid by
  related parties
  on behalf of the
  entity..........        (1,258,062)            0        (1,258,062)           0            0               0    (1,258,062)
 Payment of stock
  issuance costs..          (735,785)            0          (735,785)           0            0               0      (735,785)
 Proceeds from
  borrowing on
  line of
  credit/notes
  payable.........       151,437,245             0       151,437,245            0            0      94,272,038   245,709,283
 Payment on line
  of credit/notes
  payable.........       (12,580,289)            0       (12,580,289)           0       (4,808)    (14,428,254)  (27,013,351)
 Retirement of
  shares of common
  stock...........                 0             0                 0            0            0               0             0
 Distributions to
  holders of
  minority
  interest........           (21,105)            0           (21,105)           0            0               0       (21,105)
 Distributions to
  stockholders/limited
  partners........       (28,476,150)            0       (28,476,150)    (119,808)           0               0   (28,595,958)
 Other............        (3,548,744)            0        (3,548,744)           0            0        (181,146)   (3,729,890)
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
 Net cash provided
  by (used in)
  financing
  activities......       105,394,135             0       105,394,135     (119,808)      15,762      79,662,638   184,952,727
Net increase
 (decrease) in
 cash.............      (104,435,804)  124,772,182        20,336,378     (380,013)    (323,537)       (758,561)   18,874,267
Cash at beginning
 of year..........       123,199,837   (98,763,763)       24,436,074      713,308      962,573       2,526,078    28,638,033
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
Cash at end of
 year.............     $  18,764,033  $ 26,008,419     $  44,772,452  $   333,295    $ 639,036    $  1,767,517  $ 47,512,300
                       =============  ============     =============  ===========    =========    ============  ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund III, Ltd.

                     For the Six Months Ended June 30, 1999

                                             Combining                       Historical
                                             Pro Forma        Combined       CNL Income    Pro Forma        Adjusted
                                            Adjustments          APF       Fund III, Ltd. Adjustments       Pro Forma
                                            -----------     -------------  -------------- -----------     -------------
Cash Flows from Operating Activities:
Net Income (loss).......................... $(4,794,171)(a) $  22,303,959    $  978,198   $  (71,589)(a)  $  23,210,568
Adjustments to reconcile net income to net
 cash provided by operating activities:
 Depreciation..............................           0         4,774,655       134,840       73,537 (b)      4,983,032
 Amortization expense......................   1,083,168 (c)     1,992,921             0            0          1,992,921
 Minority interest in income of
  consolidated joint venture...............           0            17,610         8,577            0             26,187
 Equity in earnings of joint ventures, net
  of distributions.........................           0            25,120         6,866       15,326 (d)         47,312
 Loss (gain) on sale of land, buildings,
  and net investment in direct financing
  leases...................................           0           201,843      (293,512)           0            (91,669)
 Provision for loss on land, buildings, and
  direct financing leases..................           0           444,047             0            0            444,047
 Gain on securitization....................           0                 0             0            0                  0
 Net cash proceeds from securitization of
  notes receivable.........................           0                 0             0            0                  0
 Decrease (increase) in other receivables..           0        (2,201,960)       64,536            0         (2,137,424)
 Increase in accrued interest income
  included in notes receivable.............           0                 0             0            0                  0
 Decrease (increase) in accrued interest on
  mortgage note receivable.................           0          (183,569)            0            0           (183,569)
 Investment in notes receivable............           0       (88,701,265)            0            0        (88,701,265)
 Collections on notes receivable...........           0         9,662,971             0            0          9,662,971
 Increase in restricted cash...............           0        (2,031,259)            0            0         (2,031,259)
 Decrease in due from related party........           0          (111,832)            0            0           (111,832)
 Decrease (increase) in prepaid expenses...           0          (320,425)       (3,079)           0           (323,504)
 Decrease in net investment in direct
  financing leases.........................           0           721,624        10,596            0            732,220
 Increase in accrued rental income.........           0        (1,915,785)      (20,124)           0         (1,935,909)
 Decrease (increase) in intangibles and
  other assets.............................           0           (88,794)            0            0            (88,794)
 Increase (decrease) in accounts payable,
  accrued expenses and other liabilities...           0          (663,478)       66,395            0           (597,083)
 Increase (decrease) in due to related
  parties, excluding reimbursement of
  acquisition, and stock issuance costs
  paid on behalf of the entity.............           0           585,727        10,587            0            596,314
 Decrease in accrued interest..............           0          ( 57,986)            0            0            (57,986)
 Increase in rents paid in advance and
  deposits.................................           0           666,719        (4,965)           0            661,754
 Increase (decrease) in deferred rental
  income...................................           0         1,276,472             0            0          1,276,472
                                            -----------     -------------    ----------   ----------      -------------
 Total adjustments.........................   1,083,168       (75,906,644)      (19,283)      88,863        (75,837,064)
                                            -----------     -------------    ----------   ----------      -------------
 Net cash provided by (used in) operating
  activities...............................  (3,711,003)      (53,602,685)      958,915       17,274        (52,626,496)
Cash Flows from Investing Activities:
 Proceeds from sale of land, buildings,
  direct financing leases, and equipment...           0         3,696,064     1,792,169            0          5,488,233
 Additions to land and buildings on
  operating leases.........................   4,452,252 (e)   (44,006,783)     (326,996)                    (44,333,779)
 Investment in direct financing leases.....           0       (44,186,644)     (612,920)           0        (44,799,564)
 Investment in joint venture...............           0          (117,663)            0            0           (117,663)
 Acquisition of businesses.................           0                 0             0            0                  0
 Purchase of other investments.............           0                 0             0            0                  0
 Net loss in market value from investments
  in trading securities....................           0                 0             0            0                  0
 Proceeds from retained interest and
  securities, excluding investment income..           0           182,607             0            0            182,607
 Investment in mortgage notes receivable...           0        (2,596,244)            0            0         (2,596,244)
 Collections on mortgage note receivable...           0           224,373             0            0            224,373
 Investment in notes receivable............           0       (22,358,869)            0            0        (22,358,869)
 Collection on notes receivable............           0           626,959             0            0            626,959
 Decrease in restricted cash...............           0                 0    (1,091,192)           0         (1,091,192)
 Increase in intangibles and other assets..           0        (3,198,326)            0            0         (3,198,326)
 Investment in certificates of deposit.....           0                 0             0            0                  0
 Other.....................................           0                 0             0            0                  0
                                            -----------     -------------    ----------   ----------      -------------
 Net cash provided by (used in) investing
  activities...............................   4,452,252      (111,734,526)     (238,939)           0       (111,973,465)
Cash Flows from Financing Activities:
 Subscriptions received from stockholders..           0           231,306             0            0            231,306
 Contributions from limited partners.......           0                 0             0            0                  0
 Contributions from holder of minority
  interest.................................           0           366,289             0            0            366,289
 Reimbursement of acquisition and stock
  issuance costs paid by related parties on
  behalf of the entity.....................           0        (1,258,062)            0            0         (1,258,062)
 Payment of stock issuance costs...........           0          (735,785)            0            0           (735,785)
 Proceeds from borrowing on line of
  credit/notes payable.....................           0       245,709,283             0            0        245,709,283
 Payment on line of credit/notes payable...           0       (27,013,351)            0            0        (27,013,351)
 Retirement of shares of common stock......           0                 0             0            0                  0
 Distributions to holders of minority
  interest.................................           0           (21,105)       (9,979)           0            (31,084)
 Distributions to stockholders/limited
  partners.................................           0       (28,595,958)   (1,000,000)           0        (29,595,958)
 Other.....................................           0        (3,729,890)            0            0         (3,729,890)
                                            -----------     -------------    ----------   ----------      -------------
 Net cash provided by (used in) financing
  activities...............................           0       184,952,727    (1,009,979)           0        183,942,748
Net increase (decrease) in cash............     741,249        19,615,516      (290,003)      17,274         19,342,787
Cash at beginning of year..................  (2,923,579)       25,714,454     2,047,140   (1,946,775)        25,814,819
                                            -----------     -------------    ----------   ----------      -------------
Cash at end of year........................ $(2,182,330)    $  45,329,970    $1,757,137   (1,929,501)     $  45,157,606
                                            ===========     =============    ==========   ==========      =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund III, Ltd.
                      For the Year Ended December 31, 1998

                                        Property                                     Historical    Historical
                                      Acquisition                                       CNL            CNL
                        Historical     Pro Forma                      Historical     Financial      Financial
                            APF       Adjustments        Subtotal       Advisor    Services, Inc.     Corp.        Subtotal
                       -------------  ------------     -------------  -----------  -------------- -------------  ------------
Cash Flows from
 Operating
 Activities:
 Net Income
  (loss)..........     $  32,152,408  $ 16,704,852 (a) $  48,857,260  $10,656,379    $ (468,133)  $     427,134  $ 59,472,640
 Adjustments to
  reconcile net
  income (loss) to
  net cash
  provided by
  (used in)
  operating
  activities:
 Depreciation.....         4,042,290     6,246,947 (b)    10,289,237      119,923        79,234               0    10,488,394
 Amortization
  expense.........            11,808             0            11,808       56,003             0       2,246,273     2,314,084
 Minority interest
  in income of
  consolidated
  joint venture...            30,156             0            30,156            0             0               0        30,156
 Equity in
  earnings of
  joint ventures,
  net of
  distributions...           (15,440)            0           (15,440)           0             0               0       (15,440)
 Loss (gain) on
  sale of land,
  building, net
  investment in
  direct financing
  leases..........                 0             0                 0            0             0               0             0
 Provision for
  loss on land,
  buildings, and
  direct financing
  leases/provision
  for deferred
  taxes...........           611,534             0           611,534            0             0         398,042     1,009,576
 Gain on
  securitization..                 0             0                 0            0             0      (3,356,538)   (3,356,538)
 Net cash proceeds
  from
  securitization
  of notes
  receivable......                 0             0                 0            0             0     265,871,668   265,871,668
 Decrease
  (increase) in
  other
  receivables.....           899,572             0           899,572   (3,896,090)            0         453,105    (2,543,413)
 Increase in
  accrued interest
  income included
  in notes
  receivable......                 0             0                 0            0             0        (170,492)     (170,492)
 Increase in
  accrued interest
  on mortgage note
  receivable......                 0             0                 0            0             0               0             0
 Investment in
  notes
  receivable......                 0             0                 0            0             0    (288,590,674) (288,590,674)
 Collections on
  notes
  receivable......                 0             0                 0            0             0      23,539,641    23,539,641
 Decrease in
  restricted
  cash............                 0             0                 0            0             0       2,504,091     2,504,091
 Decrease
  (increase) in
  due from related
  party...........                 0             0                 0            0        89,839      (1,043,527)     (953,688)
 Increase in
  prepaid
  expenses........                 0             0                 0            0         7,246               0         7,246
 Decrease in net
  investment in
  direct financing
  leases..........         1,971,634             0         1,971,634            0             0               0     1,971,634
 Increase in
  accrued rental
  income..........        (2,187,652)            0        (2,187,652)           0             0               0    (2,187,652)
 Increase in
  intangibles and
  other assets....           (29,477)            0           (29,477)     (44,716)      (20,635)        (59,523)     (154,351)
 Increase
  (decrease) in
  accounts
  payable, accrued
  expenses and
  other
  liabilities.....           467,972             0           467,972      156,317       325,898        (103,507)      846,680
 Increase in due
  to related
  parties,
  excluding
  reimbursement of
  acquisition, and
  stock issuance
  costs paid on
  behalf of the
  entity..........            31,255             0            31,255            0      (164,619)              0      (133,364)
 Increase in
  accrued
  interest........                 0             0                 0            0             0         (77,968)      (77,968)
 Increase in rents
  paid in advance
  and deposits....           436,843             0           436,843            0             0               0       436,843
 Decrease in
  deferred rental
  income..........           693,372             0           693,372            0             0               0       693,372
                       -------------  ------------     -------------  -----------    ----------   -------------  ------------
  Total
   adjustments....         6,963,867     6,246,947        13,210,814   (3,608,563)      316,963       1,610,591    11,529,805
                       -------------  ------------     -------------  -----------    ----------   -------------  ------------
  Net cash
   provided by
   (used in)
   operating
   activities.....        39,116,275    22,951,799        62,068,074    7,047,816      (151,170)      2,037,725    71,002,445
Cash Flows from
 Investing
 Activities:
 Proceeds from
  sale of land,
  buildings,
  direct financing
  leases, and
  equipment.......         2,385,941             0         2,385,941            0             0               0     2,385,941
 Additions to land
  and buildings on
  operating
  leases..........      (200,101,667)   (3,369,856)(e)  (325,187,085)    (381,671)     (236,372)              0  (325,805,128)
                                      (121,715,562)(i)
 Investment in
  direct financing
  leases..........       (47,115,435)            0       (47,115,435)           0             0               0   (47,115,435)
 Investment in
  joint venture...          (974,696)            0          (974,696)           0             0               0      (974,696)
 Acquisition of
  businesses......                 0             0                 0            0             0               0             0
 Purchase of other
  investments.....       (16,083,055)            0       (16,083,055)           0             0               0   (16,083,055)
 Net loss in
  market value
  from investments
  in trading
  securities......                 0             0                 0            0             0         295,514       295,514
 Proceeds from
  retained
  interest and
  securities,
  excluding
  investment
  income..........                 0             0                 0            0             0         212,821       212,821
 Investment in
  mortgage notes
  receivable......        (2,886,648)            0        (2,886,648)           0             0               0    (2,886,648)
 Collections on
  mortgage note
  receivable......           291,990             0           291,990            0             0               0       291,990
 Investment in
  equipment notes
  receivable......        (7,837,750)            0        (7,837,750)           0             0               0    (7,837,750)
 Collections on
  equipment notes
  receivable......         1,263,633             0         1,263,633    1,783,240             0               0     3,046,873
 Decrease in
  restricted
  cash............                 0             0                 0            0             0               0             0
 Increase in
  intangibles and
  other assets....        (6,281,069)            0        (6,281,069)           0             0               0    (6,281,069)
 Other............                 0             0                 0      200,000             0               0       200,000
                       -------------  ------------     -------------  -----------    ----------   -------------  ------------
  Net cash
   provided by
   (used in)
   investing
   activities.....      (277,338,756) (125,085,418)     (402,424,174)   1,601,569      (236,372)        508,335  (400,550,642)
Cash Flows from
 Financing
 Activities:
 Subscriptions
  received from
  stockholders....       385,523,966                     385,523,966      966,115        51,830          50,100   386,592,011
 Contributions
  from limited
  partners........                 0             0                 0            0             0               0             0
 Reimbursement of
  acquisition and
  stock issuance
  costs paid by
  related parties
  on behalf of the
  entity..........        (4,574,925)            0        (4,574,925)           0             0               0    (4,574,925)
 Payment of stock
  issuance costs..       (34,579,650)            0       (34,579,650)           0             0               0   (34,579,650)
 Proceeds from
  borrowing on
  line of
  credit/notes
  payable.........         7,692,040     3,369,856 (e)    11,061,896      198,296             0     413,555,624   424,815,816
 Payment on line
  of credit/notes
  payable.........            (8,039)            0            (8,039)           0             0    (411,805,787) (411,813,826)
 Retirement of
  shares of common
  stock...........          (639,528)            0          (639,528)           0             0               0      (639,528)
 Distributions to
  holders of
  minority
  interest........           (34,073)            0           (34,073)           0             0               0       (34,073)
 Distributions to
  stockholders/limited
  partners .......       (39,449,149)            0       (39,449,149)  (9,364,488)            0               0   (48,813,637)
 Other............           (95,101)            0           (95,101)           0            24      (2,500,011)   (2,595,088)
                       -------------  ------------     -------------  -----------    ----------   -------------  ------------
  Net cash
   provided by
   (used in)
   financing
   activities.....       313,835,541     3,369,856       317,205,397   (8,200,077)       51,854        (700,074)  308,357,100
Net increase
 (decrease) in
 cash.............        75,613,060   (98,763,763)      (23,150,703)     449,308      (335,688)      1,845,986   (21,191,097)
Cash at beginning
 of year..........        47,586,777             0        47,586,777      264,000     1,298,261         680,092    49,829,130
                       -------------  ------------     -------------  -----------    ----------   -------------  ------------
Cash at end of
 year.............     $ 123,199,837  $(98,763,763)    $  24,436,074  $   713,308       962,573       2,526,078  $ 28,638,033
                       =============  ============     =============  ===========    ==========   =============  ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund III, Ltd.

                      For the Year Ended December 31, 1998

                             Combining                        Historical
                             Pro Forma         Combined       CNL Income    Pro Forma        Adjusted
                            Adjustments           APF       Fund III, Ltd. Adjustments       Pro Forma
                           -------------------------------  -------------- -----------     -------------
Cash Flows from Operating
 Activities:
Net Income (loss)........  $ (16,373,579)(a) $  43,099,061   $ 1,736,883   $  (144,326)(a) $  44,691,618
Adjustments to reconcile
 net income (loss) to net
 cash provided by (used
 in) operating
 activities:
 Depreciation............       (340,898)(b)    10,147,496       299,355       147,074 (b)    10,593,925
 Amortization expense....      2,166,337 (c)     4,480,421         9,238             0         4,489,659
 Minority interest in
  income of consolidated
  joint venture..........              0            30,156        17,285             0            47,441
 Equity in earnings of
  joint ventures, net of
  distributions..........              0           (15,440)      119,293        30,652 (d)       134,505
 Loss (gain) on sale of
  land, building, net
  investment
  in.....................              0                 0      (497,321)            0          (497,321)
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes.........              0         1,009,576        25,821             0         1,035,397
 Gain on securitization..              0        (3,356,538)            0             0        (3,356,538)
 Net cash proceeds from
  securitization of notes
  receivable.............              0       265,871,668             0             0       265,871,668
 Decrease (increase) in
  other receivables......              0        (2,543,413)       (7,936)            0        (2,551,349)
 Increase in accrued
  interest income
  included in notes
  receivable.............              0          (170,492)            0             0          (170,492)
 Increase in accrued
  interest on mortgage
  note receivable........              0                 0             0             0                 0
 Investment in notes
  receivable.............              0      (288,590,674)            0             0      (288,590,674)
 Collections on notes
  receivable.............              0        23,539,641             0             0        23,539,641
 Decrease in restricted
  cash...................              0         2,504,091             0             0         2,504,091
 Decrease (increase) in
  due from related
  party..................              0          (953,688)            0             0          (953,688)
 Increase in prepaid
  expenses...............              0             7,246         7,610             0            14,856
 Decrease in net
  investment in direct
  financing leases.......              0         1,971,634        13,970             0         1,985,604
 Increase in accrued
  rental income..........              0        (2,187,652)       88,824             0        (2,098,828)
 Increase in intangibles
  and other assets.......              0          (154,351)            0             0          (154,351)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities......              0           846,680           173             0           846,853
 Increase in due to
  related parties,
  excluding reimbursement
  of acquisition, and
  stock issuance costs
  paid on behalf of the
  entity.................              0          (133,364)        2,099             0          (131,265)
 Increase in accrued
  interest...............              0           (77,968)            0             0           (77,968)
 Increase in rents paid
  in advance and
  deposits...............              0           436,843         6,002             0           442,845
 Decrease in deferred
  rental income..........              0           693,372             0             0           693,372
                           -------------     -------------   -----------   -----------     -------------
 Total adjustments.......      1,825,439        13,355,244        84,413       177,726        13,617,383
                           -------------     -------------   -----------   -----------     -------------
 Net cash provided by
  (used in) operating
  activities.............    (14,548,140)       56,454,305     1,821,296        33,400        58,309,001
Cash Flows from Investing Activities:
 Proceeds from sale of
  land, buildings, direct
  financing leases, and
  equipment..............              0         2,385,941     3,647,241             0         6,033,182
 Additions to land and
  buildings on operating
  leases.................     21,794,386 (h)  (304,010,742)    (150,000)             0      (304,160,742)
 Investment in direct
  financing leases.......              0       (47,115,435)            0             0       (47,115,435)
 Investment in joint
  venture................              0          (974,696)   (1,096,678)            0        (2,071,374)
 Acquisition of
  businesses.............    (10,169,825)(f)   (10,169,825)                 (1,722,175)(g)   (12,150,000)
                                                                       0      (258,000)(g)
 Purchase of other
  investments............              0       (16,083,055)            0             0       (16,083,055)
 Net loss in market value
  from investments in
  trading securities.....              0           295,514             0             0           295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment income......              0           212,821             0             0           212,821
 Investment in mortgage
  notes receivable.......              0        (2,886,648)            0             0        (2,886,648)
 Collections on mortgage
  note receivable........              0           291,990       678,730             0           970,720
 Investment in equipment
  notes receivable.......              0        (7,837,750)            0             0        (7,837,750)
 Collections on equipment
  notes receivable.......              0         3,046,873             0             0         3,046,873
 Decrease in restricted
  cash...................              0                 0       245,377             0           245,377
 Increase in intangibles
  and other assets.......              0        (6,281,069)            0             0        (6,281,069)
 Other...................              0           200,000             0             0           200,000
                           -------------     -------------   -----------   -----------     -------------
 Net cash provided by
  (used in) investing
  activities.............     11,624,561      (388,926,081)    3,324,670    (1,980,175)     (387,581,586)
Cash Flows from Financing Activities:
 Subscriptions received
  from stockholders......              0       386,592,011             0             0       386,592,011
 Contributions from
  limited partners.......              0                 0             0             0                 0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity...              0        (4,574,925)            0             0        (4,574,925)
 Payment of stock
  issuance costs.........              0       (34,579,650)            0             0       (34,579,650)
 Proceeds from borrowing
  on line of credit/notes
  payable................              0       424,815,816             0             0       424,815,816
 Payment on line of
  credit/notes payable...              0      (411,813,826)            0             0      (411,813,826)
 Retirement of shares of
  common stock...........              0          (639,528)            0             0          (639,528)
 Distributions to holders
  of minority interest...              0           (34,073)      (20,197)            0           (54,270)
 Distributions to
  stockholders/limited
  partners...............              0       (48,813,637)   (3,571,747)            0       (52,385,384)
 Other...................              0        (2,595,088)            0             0        (2,595,088)
                           -------------     -------------   -----------   -----------     -------------
 Net cash provided by
  (used in) financing
  activities.............              0       308,357,100    (3,591,944)            0       304,765,156
Net increase (decrease)
 in cash.................     (2,923,579)      (24,114,676)    1,554,022    (1,946,775)      (24,507,429)
Cash at beginning of
 year....................              0        49,829,130       493,118             0        50,322,248
                           -------------     -------------   -----------   -----------     -------------
Cash at end of year......  $  (2,923,579)    $  25,714,454   $ 2,047,140   $(1,946,775)    $  25,814,819
                           =============     =============   ===========   ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                         PRO FORMA FINANCIAL STATEMENTS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund III, Ltd.

1. Basis of Presentation

   The Pro Forma Balance Sheet as of June 30, 1999 reflects the transactions of the acquisition of the Advisor and CNL Restaurant Financial Services Group as set forth in this consent solicitation. The Pro Forma Statements of Earnings for the six months ended June 30, 1999, and for the year ended December 31, 1998, have been prepared to reflect (a) the issuance of additional shares and the property acquisitions completed from January 1, 1998 through July 31, 1999 and (b) the acquisition of the Advisor and CNL Restaurant Financial Services Group and the Acquisition of the Income Fund. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF and the historical combined financial information of the Advisor, CNL Restaurant Financial Services Group and the Income Fund and should be read in conjunction with the selected historical financial data and accompanying notes of APF, the Advisor the CNL Restaurant Financial Services Group and the Income Fund. The Pro Forma Balance Sheet was prepared as if the transactions described above occurred on June 30, 1999. The Pro Forma Statements of Earnings were prepared as if the transactions described above occurred as of January 1, 1998. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the transactions described above had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all material adjustments necessary to reflect the recurring effects of the transactions described above have been made.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no limited partner elected the note option. This assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   The Pro Forma Balance Sheet and Pro Forma Statements of Earnings assume the issuance of the APF Shares relating to the purchase of the Advisor and the CNL Restaurant Financial Services Group without regard to a provision that provides for 1,000,000 APF Shares to be placed in escrow pending achievement of certain levels of property acquisition and/or mortgage loan origination. This presentation was selected in order to present both the most dilutive results as well as what management believes is the most likely result based on current information.

2. Method of Accounting

   The acquisition of the CNL Restaurant Financial Services Group and the Income Fund will be accounted for under the purchase accounting method. APF will recognize goodwill to the extent that the purchase price paid exceeds the fair value of the net tangible assets acquired. As for the acquisition of the Advisor from a related party, APF will expense the costs incurred in acquiring the Advisor to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. The excess purchase price will be recorded as an expense on APF's consolidated statements of earnings.

   All significant intercompany balances and transactions between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund have been eliminated in the pro forma financial statements.

3. Reverse Stock Split

   In May 1999, the stockholders of APF approved a proposal for a one-for-two reverse stock split at the annual stockholder meeting. All information relating to shares outstanding and per share information has been restated for all periods presented.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund III, Ltd.


4. Adjustments to Pro Forma Balance Sheet

   The following describes the pro forma adjustments to the Pro Forma Balance Sheet as of June 30, 1999, as if the Acquisition was consummated on such date. For purposes of the pro forma financial statements, it is assumed that at a special meeting of stockholders for APF, the stockholders of APF approved a proposal for an amendment to its Articles of Incorporation to increase the number of authorized shares to an amount necessary to enable APF to issue the shares for the Acquisition.

  (A) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (B) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                               CNL
                                            Financial
                                            Services
                                 Advisor      Group     Income Fund      Total
                               ----------- -----------  ------------  ------------
     Fair Value of
      Consideration
      Received...............  $82,283,794 $50,886,031   $20,535,734  $153,705,559
                               =========== ===========  ============  ============
     Share Consideration.....  $76,000,000 $47,000,000  $ 18,555,559  $141,555,559
     Cash Consideration......          --          --        258,000       258,000
     APF Transaction Costs...    6,283,794   3,886,031     1,722,175    11,892,000
                               ----------- -----------  ------------  ------------
         Total Purchase
          Price..............  $82,283,794 $50,886,031  $ 20,535,734  $153,705,559
                               =========== ===========  ============  ============
     Allocation of Purchase
      Price:
     Net Assets--Historical..  $ 8,330,475 $10,135,087  $ 15,848,470  $ 34,314,032
     Purchase Price
      Adjustments:
       Land and buildings on
        operating leases.....          --          --      3,360,729     3,360,729
       Net investment in
        direct financing
        leases...............          --          --        857,482       857,482
       Investment in joint
        ventures.............          --          --        594,275       594,275
       Accrued rental
        income...............          --          --        (86,038)      (86,038)
       Intangibles and other
        assets...............          --   (2,575,792)      (39,184)   (2,614,976)
       Goodwill*.............          --   43,326,736           --     43,326,736
       Excess purchase
        price................   73,953,319         --            --     73,953,319
                               ----------- -----------  ------------  ------------
         Total Allocation....  $82,283,794 $50,886,031  $ 20,535,734  $153,705,559
                               =========== ===========  ============  ============

    --------
    * Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                Group and

                        CNL Income Fund III, Ltd.


     The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisition of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,953,319 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations". Goodwill of $43,326,736 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

     1.Common Stock (CFA, CFS, CFC)--Class A...........      8,600
       Common Stock (CFA, CFS, CFC)--Class B...........      4,825
       Additional Paid-in Capital (CFA, CFS, CFC)...... 12,568,974
       Retained Earnings...............................  5,883,163
       Accumulated distributions in excess of
        earnings....................................... 73,953,319
       Goodwill for CFC/CFS (Intangibles and other
        assets)........................................ 43,326,736
         CFC/CFS Organizational Costs/Other Assets.....              2,575,792
         Cash to pay APF transaction costs.............             10,169,825
         APF Common Stock..............................                 61,500
         APF Capital in Excess of Par Value............            122,938,500
       (To record acquisition of CFA, CFS and CFC)
     2.Partners Capital................................ 15,848,470
       Land and buildings on operating leases..........  3,360,729
       Net investment in direct financing leases.......    857,482
       Investment in joint ventures....................    594,275
         Accrued rental income.........................                 86,038
         Intangibles and other assets..................                 39,184
         Cash to pay APF Transaction costs.............              1,722,175
         Cash consideration to Income Funds............                258,000
         APF Common Stock..............................                 10,286
         APF Capital in Excess of Par Value............             18,545,273
       (To record acquisition of Income Fund)

  (C) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

  (D) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

  (E) Represents the elimination by the Income Fund of $163,474 in related party payables recorded as receivables by the Advisor.

5. Adjustments to Pro Forma Statements of Earnings

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund III, Ltd.


    (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

       Origination fees from affiliates........................... $  (689,425)
       Secured equipment lease fees...............................     (67,967)
       Advisory fees..............................................    (126,788)
       Reimbursement of administrative costs......................    (382,728)
       Acquisition fees...........................................  (4,452,252)
       Underwriting fees..........................................     (54,248)
       Administrative, executive and guarantee fees...............    (532,389)
       Servicing fees.............................................    (572,728)
       Development fees...........................................     (38,853)
       Management fees............................................  (1,681,870)
                                                                   -----------
         Total.................................................... $(8,599,248)
                                                                   ===========

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $144,014

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs............................. $(774,311)

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund III, Ltd.


    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,681,870)
       Administrative executive and guarantee fees................    (532,389)
       Servicing fees.............................................    (572,728)
       Advisory fees..............................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

    (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

       Amortization of goodwill...................................... $1,083,168

    (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $1,168 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

       (k) Represents the elimination of fees between the Advisor and the Income Fund:

       Management fees............................................... $      0
       Reimbursement of administrative costs.........................  (25,928)
                                                                      --------
                                                                      $(25,928)
                                                                      ========

    (l) Represents the elimination of $25,928 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $20,106 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $4,000 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund III, Ltd.

    (p) Represents an increase in depreciation expense of $73,537 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $15,326 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents rental and earned income of $22,951,799 and depreciation expense of $6,246,947 as if properties that had been operational when they were acquired by APF from January 1, 1998 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

       Origination fees from affiliates.......................... $ (1,773,406)
       Secured equipment lease fees..............................      (54,998)
       Advisory fees.............................................     (305,030)
       Reimbursement of administrative costs.....................     (408,762)
       Acquisition fees..........................................  (21,794,386)
       Underwriting fees.........................................     (388,491)
       Administrative, executive and guarantee fees..............   (1,233,043)
       Servicing fees............................................   (1,570,331)
       Development fees..........................................     (229,153)
       Management fees...........................................   (1,851,004)
                                                                  ------------
         Total................................................... $(29,608,604)
                                                                  ============

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund III, Ltd.

       origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the year ended December 31, 1998 of $3,107,164 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(II)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $207,144

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs........................... $(4,241,719)

    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................. $(1,851,004)
       Administrative executive and guarantee fees.................  (1,233,043)
       Servicing fees..............................................  (1,269,357)
       Advisory fees...............................................    (305,030)
                                                                    -----------
                                                                    $(4,658,434)
                                                                    ===========

    (g) Represents the elimination of $2,161,897 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

       Amortization of goodwill...................................... $2,166,337

    (i) Represents the elimination of $6,898,434 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $2,336 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund III, Ltd.


    (k) Represents the elimination of fees between the Advisor and the Income Fund:

       Management fees................................................ $      0
       Reimbursement of administrative costs..........................  (30,542)
                                                                       --------
                                                                       $(30,542)
                                                                       ========

    (l) Represents the elimination of $30,542 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $37,468 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $6,404 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1998 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $147,074 as a result of adjusting the historical basis of the real estate owned indirectly by the Fund through joint venture or tenancy in common arrangements with affiliates or unrelated third parties, to fair value as a result by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $30,652 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Represents the decrease in depreciation expense of $340,898 as a result of eliminating acquisition fees (see 4(II)(b)) between APF and the Advisor which on a historical basis were capitalized as part of the basis of the building.

    (s) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund III, Ltd.


6. Adjustments to Pro Forma Statement of Cash Flows

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

    (d) Represents adjustment of equity in earnings to net income.

    (e) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (f) Represents the reversal of historical cash used for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.


  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

    (d) Represents adjustment of equity in earnings to net income.

    (e) Represents amounts borrowed under APF's credit facility from July 1, 1999 through July 31, 1999 to acquire properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

    (f) Represents the use of cash by APF to pay the transaction costs allocated to the acquisition of the Advisor and Restaurant Financial Group.

    (g) Represents the use of cash i) to pay for the cash consideration proposed in the offer to acquire the Income Fund and ii) to pay the transaction costs allocated to the acquisition of the Income Fund.

    (h) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (i) Represents the adjustment for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF as if these properties had been acquired on January 1, 1998.

    Non-Cash Investing Activities:

    On January 1, 1998, APF issued shares of its common stock to acquire the Advisor, CNL Restaurant Financial Services Group and the Income Fund, as described in 4(A) and 4(B).

                                                                     Appendix A

             [LETTERHEAD OF LEGG MASON WOOD WALKER, INCORPORATED]

                                March 10, 1999

James M. Seneff, Jr.
Robert A. Bourne
CNL Realty Corporation
as General Partners of
CNL Income Fund III, Ltd.
400 East South Street
Orlando, FL 32801-2878

               Re: CNL Income Fund III, Ltd. (the "Partnership")

Gentlemen:

   You have requested our opinion as investment bankers (a) as to the fairness, from a financial point of view, to the Partnership and its limited partners of the shares of common stock (the "Common Stock") of CNL American Properties Fund, Inc. (the "Acquiror") offered to them in the Merger (as defined below), (b) as to the fairness, from a financial point of view, of the aggregate Common Stock offered to the CNL Income Funds (as defined below) in the Merger Transactions (as defined below) and (c) as to the fairness, from a financial point of view, of the method of allocating the aggregate shares of Common Stock among the CNL Income Funds in the Merger Transactions. Under the terms of an agreement and plan of merger (the "Merger Agreement"), dated March 11, 1999, between the Partnership and the Acquiror, the Partnership will merge with and into a wholly owned subsidiary of the Acquiror and the partners of the Partnership will be offered shares of Common Stock as determined pursuant to the Merger Agreement (the "Share Consideration"); such transaction is hereafter referred to as the "Merger."

   The Partnership is one of sixteen Florida limited partnerships (the "CNL Income Funds") served by Messrs. Seneff, Bourne and CNL Realty Corporation as general partners (the "General Partners"). Each CNL Income Fund has executed a merger agreement with the Acquiror on terms similar to the Merger Agreement. The transactions to occur under such merger agreements are referred to as the "Merger Transactions."

   In connection with our opinion, we have, among other things:

     (i) reviewed the Merger Agreement and the merger agreements for each of the Merger Transactions;

     (ii) reviewed the Registration Statement on Form S-4 with respect to the Merger Transactions as filed on March 12, 1999;

     (iii) reviewed the financial statements and the related filings of the Partnership and the other CNL Income Funds on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (iv) reviewed the financial statements and the related filings of the Acquiror on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (v) reviewed certain internal information concerning the business and operations of the Partnership and the other CNL Income Funds furnished to us by the General Partners, including a draft of the Partnership's and the other CNL Income Funds' Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vi) reviewed certain internal information concerning the business and operations of the Acquiror furnished to us by management of the Acquiror, including a draft of the Acquiror's Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vii) reviewed certain financial data and operating statistics relating to the Partnership, the other CNL Income Funds and the Acquiror provided by the General Partners and the Acquiror and compared them with similar information of selected public companies that we deemed relevant to our inquiry;

     (viii) reviewed the appraisal (the "Appraisal") of the properties of the Partnership and the other CNL Income Funds prepared by Valuation Associates and dated January 6, 1999;

     (ix) held meetings and discussions with certain directors, officers and employees of the General Partners and the Acquiror concerning the operations, financial condition and future prospects of the Partnership, the other CNL Income Funds and the Acquiror; and

     (x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

   In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by or on behalf of the Partnership, the other CNL Income Funds and the Acquiror. We have further relied upon the assurances of the General Partners that they are unaware of any factors that would materially alter the conclusions made in Legg Mason's fairness opinion, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. Legg Mason assumed that the financial forecasts (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the General Partners and the Acquiror as to the future performance of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason also assumed, with the consent of the General Partners, that any material liabilities (contingent or otherwise, known or unknown) of the Partnership, the other CNL Income Funds and the Acquiror are as set forth in the financial statements of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason also assumed with the consent of the General Partners that the table prepared by or for the General Partners of the allocation of Share Consideration among the General Partners and the limited partners of the Partnership has been prepared in accordance with and complies with the terms and conditions of the partnership agreement of the Partnership. Legg Mason also assumed that the Appraisal was reasonably prepared by and reflected the good faith judgments of Valuation Associates and Legg Mason does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership, the other CNL Income Funds or the Acquiror. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof.

   We have acted as financial advisor to the General Partners and will receive a fee for our services. It is understood that this letter is for the information of the General Partners in their evaluation of the Merger Transactions and our opinion does not constitute a recommendation to the General Partners or any limited partner of the Partnership or any of the other CNL Income Funds as to how such partner should vote on the Merger or the Merger Transactions, as the case may be, or as to whether such partner should elect to receive the Share Consideration or cash and promissory notes of the Acquiror. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets. Additionally, our opinion does not compare the relative merits of the Merger and the Merger Transactions with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Merger and the Merger Transactions.

   It should be noted that in rendering this opinion with respect to the fairness, from a financial point of view, of (i) the Share Consideration to be offered with respect to the Partnership, (ii) the aggregate Common

Stock offered with respect to the CNL Income Funds and (iii) the method of allocating the shares of Common Stock of the Acquiror among the CNL Income Funds, Legg Mason has neither addressed, nor are we rendering any opinion with respect to, any other aspect of the Merger Transactions, including (a) the value or fairness of the cash and promissory notes option, (b) the prices at which the shares of Common Stock may trade following the Merger Transactions or the trading value of the shares to be offered compared with the current fair market value of the portfolios or other assets of the Partnership and the other CNL Income Funds if liquidated in real estate markets, (c) the tax effect of any aspect of the Merger Transactions, (d) the fairness of the amounts or allocation of the costs of the Merger Transactions or the amounts of such costs allocated to the limited partners or, (e) any other matters with respect to any specific individual partner or class of partners of the Partnership or the other CNL Income Funds.

   Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Share Consideration offered to the Partnership and its limited partners in the Merger, the aggregate shares of Common Stock offered by the Acquiror with respect to the CNL Income Funds in the Merger Transactions and the method of allocating the shares of Common Stock among the CNL Income Funds in the Merger Transactions are fair from a financial point of view.

                                          Very truly yours,

                                          /s/ Legg Mason Wood Walker,
                                           Incorporated
                                          -------------------------------------
                                          Legg Mason Wood Walker, Incorporated

                                                                      Appendix B
                                          October 27, 1999

CNL Income Fund III, Ltd.
c/o James M. Seneff, Jr.
400 East South Street, Suite 500
Orlando, Florida 32801

  Re: Agreement and Plan of Merger dated March 11, 1999 by and among CNL
      American Properties Fund, Inc. ("APF"), CNL APF Partners, L.P. (the "Operating Partnership"), CNL APF GP Corp. (the "OP General Partner"), CNL Income Fund III, Ltd. (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr. and CNL Realty Corporation (together, the "General Partners"), as amended by First Amendment to Agreement and Plan of Merger dated June 4, 1999 (the agreement and plan of merger, as so amended, the "Merger Agreement")

Gentlemen:

   Under the terms of Section 2.3 of the Merger Agreement, the closing of the merger of the Fund into the Operating Partnership is to occur within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X of the Merger Agreement but in no event later than March 31, 2000.

   The parties desire to further amend the Merger Agreement to modify the provisions thereof regarding the time for Closing and for the satisfaction or waiver of the conditions set out in Article X.

   Accordingly, the parties agree that Section 2.3 of the Merger Agreement is amended to provide that the Closing shall take place by the later of thirty
(30) days after the Partners of the Fund approve the Merger Proposal in accordance with the requirements of the Merger Agreement or March 31, 2000; however, in no event later than June 30, 2000. Further, the reference to "March 31, 2000" in the lead in of Sections 10.2 and 10.3 and in clause (c) of Section
11.2 is deleted and replaced with "the Closing Date."

   Capitalized terms used but not defined in this letter have the meanings such terms are given in the Merger Agreement.

   Except as specifically amended hereby, the Merger Agreement remains unmodified and in full force and effect.

   To evidence your agreement to the foregoing amendment of the Merger Agreement, please sign and return to me a copy of this letter.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

   Agreed as of the date of the above letter.

                                          CNL INCOME FUND III, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr.
                                          Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr., as General
                                           Partner

                                          CNL APF GP CORP.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

   THIS FIRST AMENDMENT TO AGREEMENT AND PLAN MERGER is entered into as of the 4th day of June 1999, by and among by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund III, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Borne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated March 11, 1999 by and among the Parties (the "Merger Agreement"), the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of the Merger Agreement; and

   WHEREAS, the Parties desire to amend the Merger Agreement in the manner set forth below.

                                  AGREEMENT:

1. Amendments to Merger Agreement

   The Merger Agreement is hereby amended as follows in accordance with the provisions of Section 14.9 of the Merger Agreement:

  1.1 The definition of "Cash/Notes Option" is hereby deleted in its entirety.

  1.2 Clause (B) of Section 4.1(a)(iii)(B) is hereby deleted in its entirety and restated as follows:

       "(B) Notes in accordance with Section 4.4 below."

  1.3 Clause (i) of Section 4.2(ii) is hereby deleted in its entirety and restated as follows:

       "(ii) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund (or, if APF consummates the Reverse Split, for every $20.00 of expenses)."

  1.4 Section 4.4 is hereby deleted in its entirety and amended and restated as follows:

     "Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the note option, such limited partners shall be entitled to receive, in lieu of the Share Consideration, notes (the "Notes") in the aggregate amount equal to 97% of the value (based on the Exchange Value as defined in the Registration Statement) of the Share Consideration such Dissenting Partners would have otherwise received had such partners not elected to receive the Notes (the "Note Option"). The Notes will mature on the fifth anniversary of the Closing Date and will bear interest at a fixed rate equal to seven percent. The aggregate Share Consideration shall be reduced on a one-for-basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Note Option."

  1.5 The reference to "December 31, 1999" in the lead in of Section 10.2 is hereby deleted and replaced with March 31, 2000.

  1.6 The following subsection shall be added to Section 10.2

       "(g) The aggregate face amount of the Notes to be issued to Dissenting Limited Partners shall not have exceeded 15% of the value of the Share Consideration based on the Exchange Value."

  1.7 The reference to "December 31, 1999" in the lead in of Section 10.3 is hereby deleted and replaced with March 31, 2000.

  1.8 The reference to "December 31, 1999" in clause (c) of Section 11.2 is hereby deleted and replaced with "March 31, 2000."

2. General

  2.1 Except as specifically set forth in this First Amendment, the Merger Agreement shall remain unmodified and in full force and effect.

  2.2 This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  2.3 The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  2.4 This First Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr.
                                          -----------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                           Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne
                                          --------------------
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne
                                          --------------------
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND III, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          -----------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          --------------------
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          James M. Seneff, Jr., as General
                                           Partner

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger is entered into as of this 11th day of March, 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP Corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund III, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Bourne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA") and the Florida Revised Uniform Limited Partnership Act (the "Florida RULPA");

   WHEREAS, the Fund is one of 18 CNL Income Funds (collectively with the Fund, the "CNL Income Funds") that APF is proposing to acquire (the "Proposed Acquisitions");

   WHEREAS, the Special Committee (the "Special Committee") of the independent members of the Board of Directors of APF has received a fairness opinion (the "Fairness Opinion") from Merrill Lynch & Co. as to the fairness to APF, from a financial point of view, of the consideration to be paid in connection with the Proposed Acquisitions;

   WHEREAS, the Special Committee has recommended the Merger to the Board of Directors of APF and the Board has approved the proposal to consummate the Merger (the "Merger Proposal") and the related transactions;

   WHEREAS, Legg Mason Wood Walker Incorporated has delivered a fairness opinion (the "Fund Fairness Opinion") to the General Partners as to the fairness to the Fund and its limited partners from a financial point of view, of the APF Common Share consideration offered to the Fund and its limited partners; and

   WHEREAS, the Board of Directors of the OP General Partner has unanimously approved the Merger Proposal;

   NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  Definitions

   1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

   "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

   "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504, or any similar group defined under a similar provision of state, local or foreign law.

   "Agreement" means this Agreement, as amended from time to time.

   "APF" has the meaning set forth in the preface above.

   "APF Common Shares" shall mean the shares of common stock, par value $0.01, of APF.

   "APF Indemnity Claim" has the meaning set forth in Section 12.1 below.

   "APF SEC Documents" has the meaning set forth in Section 6.7 below.

   "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

   "Business Combination" has the meaning set forth in Section 4.1(b) below.

   "Cash/Note Option" has the meaning set forth in Section 4.4 below.

   "Closing" has the meaning set forth in Section 2.3 below.

   "CNL Income Funds" has the meaning set forth in the second paragraph of the Recitals above.

   "Closing Date" has the meaning set forth in Section 2.3 below.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Confidential Information" means any information concerning the businesses and affairs of the Fund, the Operating Partnership or APF, if any, that is not already generally available to the public.

   "Delaware RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Disclosure Schedule" has the meaning set forth in the first paragraph of
Article VII below.

   "Dissenting Partners" has the meaning set forth in Section 4.4 below.

   "Effective Time" has the meaning set forth in Section 2.2 below.

   "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

   "Fairness Opinion" has the meaning set forth in the third paragraph of the Recitals above.

   "Florida RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Fund" has the meaning set forth in the preface above.

   "Fund Articles of Merger" has the meaning set forth in Section 2.2 below.

   "Fund Fairness Opinion" has the meaning set forth in the fifth paragraph of the recitals above.

   "Fund Indemnity Claim" has the meaning set forth in Section 12.2 below.

   "Fund Interests" means the general and limited partnership interests in the Fund.

   "Fund SEC Documents" has the meaning set forth in Section 7.7 below.

   "GAAP" means United States generally accepted accounting principles as in effect from time to time.

   "General Partners" has the meaning set forth in the preface above.

   "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation but excluding commercially available shrink wrap software), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

   "IRS" means the Internal Revenue Service.

   "Knowledge" means in the case of the Fund, CNL Realty Corporation, Inc., APF and the OP General Partner, the actual knowledge of a director or an executive officer after reasonable investigation and, in the case of the individual General Partners, the collective actual Knowledge of all of the General Partners after reasonable investigation. For the purposes of this Agreement, the Knowledge of one General Partner shall be attributed to the other General Partners.

   "Known" and "Knowingly" mean that the Fund, any General Partner or APF, as applicable, had Knowledge of the particular matter or took the action described with prior Knowledge.

   "Liability" means any liability (whether Known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

   "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to an industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

   "Merger" has the meaning set forth in the first paragraph of the Recitals above.

   "Merger Proposal" has the meaning set forth in fourth paragraph of the Recitals above.

   "Most Recent 10-Q" has the meaning set forth in Section 7.5 below.

   "Most Recent Balance Sheet" means the most recent balance sheet filed in a Fund SEC Document.

   "Notes" has the meaning set forth in Section 4.4 below.

   "NYSE" means the New York Stock Exchange.

   "OP Certificate of Merger" has the meaning set forth in Section 2.2 below.

   "OP General Partner" has the meaning set forth in the Preface above.

   "OP Limited Partner" means CNL APF LP Corp., a Delaware corporation and wholly owned subsidiary of APF.

   "Operating Partnership" has the meaning set forth in the preface above.

   "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

   "Party" or "Parties" has the meaning set forth in the preface above.

   "Partner" means any holder of Fund Interests.

   "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

   "Proposed Acquisitions" has the meaning set forth in the second paragraph of the Recitals above.

   "Registration Statement" means the registration statement on Form S-4 to be filed by APF to register the APF Common Shares to be issued as Share Consideration in the Merger.

   "Representative" has the meaning set forth in Section 12.3 below.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (e) any minor imperfection of title or similar lien which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on such Party.

   "Share Consideration" has the meaning set forth in Section 4.1(a) below.

   "Special Committee" has the meaning set forth in the third paragraph to the Recitals above.

   "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or otherwise control the management.

   "Surviving Partnership" has the meaning set forth in Section 2.1 below.

   "Takeover Statute" has the meaning set forth in Section 8.9 below.

   "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code

(S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

   "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   "Third-Party Claim" has the meaning set forth in Section 12.4 below.

                                   ARTICLE II

                        Merger; Effective Time; Closing

   2.1 Merger. Subject to the terms and conditions of this Agreement, the Delaware RULPA and the Florida RULPA, at the Effective Time, the Operating Partnership and the Fund shall consummate the Merger in which (i) the Fund shall be merged with and into the Operating Partnership and the separate limited partnership existence of the Fund shall thereupon cease, (ii) the Operating Partnership shall be the successor or surviving limited partnership in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate limited partnership existence of the Operating Partnership with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The limited partnership surviving the Merger is sometimes hereinafter referred to as the "Surviving Partnership." The Merger shall have the effects set forth in the Delaware RULPA and the Florida RULPA. As a result of the Merger, the outstanding Fund Interests shall be converted or cancelled in the manner provided in Article IV.

   2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, the Operating Partnership and the Fund shall (i) execute or cause to be executed (A) a Certificate of Merger in the form required by the Delaware RULPA (the "OP Certificate of Merger") and (B) Articles of Merger in the form required by the Florida RULPA (the "Fund Articles of Merger"), and
(ii) cause the OP Certificate of Merger to be filed with the Delaware Secretary of State as provided in the Delaware RULPA and the Fund Articles of Merger to be filed with the Florida Department of State as provided in the Florida RULPA, in each case, on the Closing Date or as soon as practicable thereafter. The Merger shall become effective at (i) such time as the OP Certificate of Merger has been duly filed with the Delaware of Secretary of State and the Fund Articles of Merger has been duly filed with the Florida Department of State or
(ii) such other time as is agreed upon by APF, the OP General Partner and the General Partners and specified in the OP Certificate of Merger and the Fund Articles of Merger. Such time is hereinafter referred to as the "Effective Time."

   2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw Pittman Potts & Trowbridge, 2300 N Street, N.W., Washington, D.C. 20037, commencing at 9:00 a.m. local time on such date as within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date as APF, the OP General Partner and the General Partners may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article X (the "Closing Date"). In no event shall the Closing Date be a date subsequent to December 31, 1999. At the Closing, there shall be delivered to APF, the Operating Partnership, the OP General Partner, the General Partners and the Fund the certificates and other documents and instruments required to be delivered under
Article X.

   2.4 Further Assurances. Each Party hereto will execute such further documents and instruments and take such further actions as may be reasonably requested by one or more of the other Parties to consummate the Merger, to vest the Surviving Partnership with full title to all assets, properties, rights, approvals, immunities and franchises of either the Fund or the Operating Partnership or to effect the other purposes of this Agreement.

                                  ARTICLE III

 Certificate of Limited Partnership; Limited Partnership Agreement;and General
                        Partner of Surviving Partnership

   3.1 Certificate of Limited Partnership. At the Effective Time, the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein.

   3.2 Limited Partnership Agreement. At the Effective Time, the limited partnership agreement of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the limited partnership agreement of the Surviving Partnership.

   3.3 General Partner. The general partner of the Operating Partnership immediately prior to the Effective Time shall be the general partner of the Surviving Partnership from and after the Effective Time until it is replaced or it resigns in accordance with the limited partnership agreement of the Surviving Partnership.

                                   ARTICLE IV

              Share Consideration; Payment of Share Consideration

   4.1 Share Consideration; Conversion or Cancellation of Fund Interests in Merger.

   (a) At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Fund Interests (i) shall be converted into the right to receive up to 2,082,901 fully paid and nonassessable APF Common Shares (1,041,451 APF Common Shares if the Reverse Split [defined below] occurs before the Closing) (the "Share Consideration") pursuant to the terms of
Section 4.2 below, (ii) shall cease to be outstanding, and (iii) shall be canceled and retired and shall cease to exist, and each Partner, as the holder of such Fund Interests shall cease to have any rights with respect thereto, except the right to receive either (A) APF Common Shares therefor in accordance with this Section 4.1 and Section 4.3 or (B) the cash and Notes in accordance with Section 4.4 below. Subject to the approval of the APF's shareholders of an amendment to its article of incorporation, APF anticipates that prior to the Closing it will effect a one for two reverse stock split (the "Reverse Split") pursuant to which each two shares of APF Common Shares outstanding will be exchanged for one share of APF Common Shares.

   (b) Except for the Reverse Stock Split described in Section 4.1(a), prior to the Effective Time, APF shall not split or combine the APF Common Shares, or pay a stock dividend or other stock distribution in APF Common Shares, or in rights or securities exchangeable for, convertible into or exercisable for APF Common Shares, or otherwise change APF Common Shares into, or exchange APF Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of APF as a result of which APF stockholders receive cash, stock, or other property in exchange for, or in connection with, their APF Common Shares (a "Business Combination") or otherwise), or make any other dividend or distribution on or of APF Common Shares (other than regular quarterly cash dividends paid on APF Common Shares or any distribution pursuant to APF's dividend reinvestment plan), without the parties hereto having first entered into an amendment to this Agreement pursuant to which the Share Consideration will be adjusted to reflect such split, combination, dividend, distribution, Business Combination, or change.

   (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the APF Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

   4.2 Payment of Share Consideration. At the Closing, subject to Section 4.4 below, the Partners shall receive the Share Consideration (less expenses paid by APF on behalf of the Fund), distributed in accordance with the provisions of the Fund's limited partnership agreement as of the Closing Date. For the purposes of this Agreement, the Share Consideration will be reduced (i) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund and (ii) as provided in Section 4.4 below.

   4.3 Fractional APF Common Shares. No certificates representing fractional APF Common Shares shall be issued upon conversion of any Fund Interests. Each Partner of the Fund who would otherwise be entitled to fractional APF Common Shares will receive one APF Common Share for a fractional interest representing 50% or more of one APF Common Share. No APF Common Shares will be issued for a fractional interest representing less than 50% of one APF Common Share.

   4.4 Cash/Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the cash/note option (the "Cash/Note Option"), such Dissenting Partners shall be entitled to receive, in lieu of the Share Consideration, consideration based on such Dissenting Partners' percentage interest (as determined by the Fund's partnership agreement) in the Fund's asset liquidation value of $19,123,759, based on Valuation Associates' appraisal. Such consideration shall be payable 10% in cash and 90% in Callable Notes due in 2006 (the "Notes"). The Notes will bear interest at a fixed rate equal to 120% of the applicable federal rate as of the date the consent solicitation on Form S-4 is mailed to the limited partners. The Share Consideration shall be reduced on a one-for-one basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Cash/Note Option.

                                   ARTICLE V

             Representations and Warranties of The General Partners

   Each General Partner severally represents and warrants to APF and the Operating Partnership that the statements contained in this Article V are correct and complete as of the date hereof and on the Closing Date:

   5.1 Authorization of Transaction. The General Partner has full power and authority (including, as applicable, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the General Partner, enforceable in accordance with its terms and conditions. The General Partner does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   5.2 Noncontravention. Except as set forth in Section 5.2 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the General Partner is subject or, as applicable, any provision of the General Partner's articles of incorporation, bylaws or other organizational documents.

                                   ARTICLE VI

 Representations and Warranties of APF, The OPGeneral Partner and The Operating
                                  Partnership

   APF, the OP General Partner and the Operating Partnership jointly and severally represent and warrant to the General Partners and the Fund that the statements contained in this Article VI are correct and complete as of the date hereof and the Closing Date:

   6.1 Organization. APF is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. APF is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on APF. APF has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The OP General Partner is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. The Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Operating Partnership is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Operating Partnership. The Operating Partnership has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. APF and the OP General Partner have delivered to the General Partners and the Fund correct and complete copies of the certificate of incorporation of APF and the OP General Partner and the certificate of limited partnership and the limited partnership agreement of the Operating Partnership (each as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of APF and the OP General Partner and any organizational records of the Operating Partnership have been made available to the General Partners and the Fund and are correct and complete. APF is not in default under or in violation of any provision of its certificate of incorporation, and the Operating Partnership is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   6.2 Capital Stock. The authorized capital stock of APF consists of 125,000,000 shares of common stock, $.01 par value (the "APF Common Shares"), of which 74,696,927 shares are outstanding as of January 31, 1999. Since January 31, 1999, APF has not issued any shares of capital stock. All outstanding APF Common Shares are, and all APF Common Shares issuable under any stock option plans of APF, will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the 58,917,099 APF Common Shares which may be issued in connection with APF's acquisition of the other 17 CNL Income Funds in the Proposed Acquisitions and the 12,300,000 APF Shares which may be issued in connection with APF's acquisition of CNL Fund Advisors, Inc., CNL Financial Services, Inc. and CNL Financial Corp., there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which APF is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem, or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock. All of the outstanding general partner interests of the Operating Partnership are owned by the OP General Partner, and all of the outstanding limited partner interests of the Operating Partnership are owned by the OP Limited Partnership, and there are outstanding on the date hereof no options, warrants, rights, commitments or any other agreements of any character to which the Operating Partnership or any partner thereof is a party or which it may be bound requiring it to issue, transfer, sell, purchase, register, redeem or acquire any interest in the Operating Partnership.

   6.3 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of APF will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Share Consideration will be registered under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. The Share Consideration will, when issued, be approved for listing on the NYSE, subject to official notice of issuance.

   6.4 Authorization of Transaction. APF, the OP General Partner and the Operating Partnership have full power and authority (including full corporate and limited partnership, as applicable, power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance by APF, the OP General Partner and the Operating Partnership of this Agreement have been duly and validly authorized by the boards of directors of APF and the OP General Partner. This Agreement constitutes the valid and legally binding obligation of APF, the OP General Partner and the Operating Partnership, enforceable in accordance with its terms and conditions. None of APF, the OP General Partner or the Operating Partnership needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which, APF, the OP General Partner or the Operating Partnership is subject or any provision of APF's or the OP General Partner's articles of incorporation or by-laws or the Operating Partnership's certificate of limited partnership or limited partnership agreement or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which APF, the OP General Partner or the Operating Partnership is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of a Security Interest upon any of its assets.

   6.6 Title to Assets. APF has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of its most recent quarterly report on Form 10-Q.

   6.7 Reports and Financial Statements. APF has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "APF SEC Documents"). All of the APF SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such APF SEC Documents. None of the APF SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed APF SEC Documents. There is no unresolved violation, criticism or exception by any governmental entity of which APF has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to APF could have a Material Adverse Effect on APF. The financial statements of APF included in the APF SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of APF as of the dates thereof and the results of operations and cash flows of APF for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   6.8 Events Subsequent to September 30, 1998. Since September 30, 1998, nothing has occurred which has had or would reasonably be expected to have a Material Adverse Effect on APF.

   6.9 Litigation. Except as publicly disclosed by APF in its APF SEC Documents or on Schedule 1, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of APF, threatened against APF or any of its Subsidiaries or any of their respective properties or assets which (a) if adversely determined, could reasonably be expected to have a Material Adverse Effect on APF or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by APF in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by APF in any APF SEC Document, none of APF or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on APF or would prevent or delay the consummation of the transactions contemplated hereby.

   6.10 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by APF for inclusion or incorporation by reference in (i) the Registration Statement to be filed by APF with the SEC in connection with the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the proxy statement sent by APF to its shareholders pertaining to the Merger will, at the date mailed to shareholders and at the times of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to APF, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the proxy statement, APF shall promptly so advise the General Partners and such event shall be so described, and such amendment or supplement (which the General Partners shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

   6.11 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by APF in its APF SEC Documents or disclosed in
Schedule 1, as of December 31, 1998, to APF's Knowledge, none of APF or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which are not fully reflected in, reserved against or otherwise described in the consolidated balance sheet of APF and its consolidated Subsidiaries (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in any reports filed by it with the APF SEC Documents, since December 31, 1998, the business of APF and its Subsidiaries has been carried on only in the ordinary and usual course, to APF's Knowledge, none of APF or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which could reasonably be expected to have, and there have been no events, changes or effects with respect to APF or its Subsidiaries Known to APF having or which could reasonably be expected to have, a Material Adverse Effect on APF.

   6.12 Brokers' Fees. Except for the fees and expenses paid to Merrill Lynch & Co. with respect to the delivery of the Fairness Opinion to the Special Committee and in connection with the financial services provided by Salomon Smith Barney, none of APF, the OP General Partner or the Operating Partnership has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

   6.13 Qualification as a REIT. APF is a "real estate investment trust" for federal income tax purposes. The consummation of the transactions contemplated by this Agreement will not cause APF to cease to qualify as a "real estate investment trust" for federal income tax purposes.

   6.14 Compliance with Applicable Law. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, it and its Subsidiaries hold all permits, licenses, variances, exemptions, order and approvals of all governmental entities necessary for the lawful conduct of their respective businesses, except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, APF and its Subsidiaries are in compliance with the material terms of its permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF, the businesses of APF and its Subsidiaries are not, to APF's Knowledge, being conducted in violation of any law, ordinance or regulation of any governmental entity except that no representation or warranty is made in this Section 6.14 with respect to environmental laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, no investigation or review by any governmental entity with respect to APF or its Subsidiaries is pending or, to the Knowledge of APF, threatened, nor, to the Knowledge of APF, has any government entity indicated an intention to conduct the same, other than, in each case, those which APF reasonably believes will not have a Material Adverse Effect on APF.

   6.15 Intellectual Property.

   (a) APF owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of APF as presently conducted. Each item of Intellectual Property owned or used by APF immediately prior to the Closing hereunder will be owned or available for use by APF on identical terms and conditions immediately subsequent to the Closing hereunder. APF has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) APF has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of APF's directors or officers (or employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that APF must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of APF which are material to the operation of APF's business.

   (c) APF has no patent or registration which has been issued to APF with respect to any of its Intellectual Property.

   (d) Nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of APF's business as presently conducted.

   6.16 Insurance. With respect to each current insurance policy to which APF is a party, a named insured or is otherwise the beneficiary of coverage, to the knowledge of APF: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither APF nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

   6.17 Tenants. To the Knowledge of APF and except as set forth on Schedule 1, no current tenant of a property owned by APF, which as of the date of APF's most recent quarterly report on Form 10-Q represented more than 5% of APF's total revenues, presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   6.18 Disclosure. APF is in compliance in all material respects with its obligation under the Securities Exchange Act to publicly disclose material information in a timely fashion.

                                  ARTICLE VII

               Representations and Warranties Concerning the Fund

   The General Partners and the Fund jointly and severally represent and warrant to APF and the Operating Partnership that the statements contained in this Article VII are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the General Partners and the Fund to APF and the Operating Partnership in accordance with the provisions of
Section 8.14 (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VII.

   7.1 Organization, Qualification, and Corporate Power. The Fund is a limited partnership duly organized, validly existing, and in good standing under the laws of Florida. The Fund is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Except as set forth in Section 7.1(a) of the Disclosure Schedule, the Fund has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Section 7.1(b) of the Disclosure Schedule lists the directors and officers of the corporate General Partner. The General Partners have been made available to APF and the Operating Partnership correct and complete copies of the certificate of limited partnership and the limited partnership agreement of the Fund (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the corporate General Partner and any organizational records of the Fund have been made available to APF and the Operating Partnership and are correct and complete in all material respects. The Fund is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   7.2 Capitalization. All of the outstanding ownership interests in the Fund (the "Fund Interests") consist of (i) one percent in general partnership interests and (ii) 50,000 units of limited partnership interests. All of the outstanding Fund Interests have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Fund to issue, sell, or otherwise cause to become outstanding any additional ownership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Fund.

   7.3 Authorization of Transaction. The Fund has full power and authority (including full limited partnership power and authority) to execute and deliver this Agreement and, upon the affirmative vote of a majority of the outstanding limited partnership Fund Interests, will have full power and authority (including limited partnership power and authority) to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Fund, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, moratorium and rights of creditors generally. The Fund is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   7.4 Noncontravention. Except as set forth in Section 7.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Fund is subject or any provision of the certificate of limited partnership or limited partnership agreement of the Fund or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Fund is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

   7.5 Title to Assets. The Fund has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC (the "Most Recent 10-Q") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent 10-Q.

   7.6 Subsidiaries. The Fund does not have any Subsidiaries, operating or otherwise.

   7.7 Reports and Financial Statements. The Fund has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "Fund SEC Documents"). All of the Fund SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Fund SEC Documents. None of the Fund SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Fund SEC Documents. There is no unresolved violation by any governmental entity of which the Fund has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to the Fund could have a Material Adverse Effect on the Fund. The financial statements of the Fund included in the Fund SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of the Fund as of the dates thereof and the results of operations and cash flows of the Fund for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   7.8 Events Subsequent to the Most Recent 10-Q. Since the date of the Most Recent 10-Q nothing has had a Material Adverse Effect on the Fund. Without limiting the generality of the foregoing, since that date, except as set forth in the appropriately lettered paragraph of Section 7.8 of the Disclosure
Schedule:

   (a) the Fund has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration (as reasonably determined by the General Partners) in the Ordinary Course of Business;

   (b) the Fund has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 except in the Ordinary Course of Business;

   (c) no party (including the Fund) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Fund is a party or by which it is bound except in the Ordinary Course of Business;

   (d) the Fund has not imposed any Security Interest upon any of its assets, tangible or intangible except in the Ordinary Course of Business;

   (e) the Fund has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 except in the Ordinary Course of Business;

   (f) the Fund has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

   (g) the Fund has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

   (h) the Fund has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

   (i) the Fund has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

   (j) the Fund has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

   (k) there has been no change made or authorized in the certificate of limited partnership or limited partnership agreement of the Fund;

   (l) the Fund has not issued, sold, or otherwise disposed of any ownership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any ownership interests in the Fund;

   (m) the Fund has not declared, set aside, or paid any dividend or made any distribution with respect to its ownership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its ownership interests other than distributions consistent with past practices;

   (n) the Fund has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

   (o) the Fund has not made any loan to, or entered into any other transaction with, any of the General Partners or the directors, officers, or employees of the corporate General Partner outside the Ordinary Course of Business;

   (p) the Fund has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

   (q) the Fund has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

   (r) to the Knowledge of the General Partners, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Fund; and

   (s) the Fund is not under any legal obligation, whether written or oral, to do any of the foregoing.

   7.9 Undisclosed Liabilities. The Fund does not have any Liability (and, to the Knowledge of the General Partners, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) or which are not in the aggregate material.

   7.10 Legal Compliance. Except as disclosed in the Fund SEC Documents, the Fund has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), the violation of which could cause a Material Adverse Effect to the Fund, of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

   7.11 Tax Matters.

   (a) The Fund has filed all material Tax Returns that it was required to file, including, without limitation, any material Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Fund (as shown on any filed Tax Return) have been paid. The Fund currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Fund does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Fund that arose in connection with any failure (or alleged failure) to pay any Tax.

   (b) The Fund has withheld and, if due, paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, Partner, or other third party.

   (c) The General Partners do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Fund either (A) claimed or raised by any authority in writing or (B) as to which any of the General Partners has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Fund for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Fund since December 31, 1996.

   (d) The Fund has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

   (e) The Fund has not filed a consent under Code (S)341(f) concerning collapsible corporations. The Fund has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G. The Fund has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S)6662. The Fund is not a party to any Tax allocation or sharing agreement. The Fund (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Fund) or (B) has any Liability for the Taxes of any Person (other than the Fund) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   7.12 Real Property.

   Section 7.12(a) of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased by the Fund. Section 7.12(b) of the Disclosure Schedule lists all leases and subleases to which the Fund is a party, and the General Partners have made available to APF correct and complete copies of all such leases and subleases (as amended to date). With respect to each lease and sublease listed in Section 7.12(b) of the Disclosure Schedule:

   (a) the lease or, to the Knowledge of the General Partners, the sublease is legal, valid, binding, enforceable, and in full force and effect, except as may be affected by bankruptcy, insolvency, moratorium and the rights of creditors generally;

   (b) no consent is required with respect to the lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of the lease or sublease or otherwise affect the ongoing validity of the lease or sublease;

   (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

   (d) no party to the lease or, to knowledge of the General Partners, sublease has repudiated any provision thereof;

   (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or, to the Knowledge of the General Partners, sublease;

   (f) the Fund has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

   (g) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required by the Fund in connection with the operation thereof and, to the Knowledge of the General Partners, have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

   (h) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

   7.13 Intellectual Property.

   (a) The Fund owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Fund as presently conducted. Each item of Intellectual Property owned or used by the Fund immediately prior to the Closing hereunder will be owned or available for use by the Fund on identical terms and conditions immediately subsequent to the Closing hereunder. The Fund has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) The Fund has not Knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the General Partners nor any of the corporate General Partner's directors and officers (and employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Fund must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the General Partners, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Fund which are material to the operation of the Fund's business.

   (c) The Fund has no patent or registration which has been issued to the Fund with respect to any of its Intellectual Property.

   (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Fund uses pursuant to license, sublicense, agreement, or permission. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

   (e) To the Knowledge of the General Partners, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Fund's business as presently conducted.

   7.14 Tangible Assets. The Fund owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted. Each such tangible asset is free from all material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the assets, in the opinion of the General Partners, necessary to conduct the Fund's business as it is currently being conducted.

   7.15 Contracts. Section 7.15 of the Disclosure Schedule lists all of the following types of contracts and other agreements to which the Fund is a party:

   (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

   (b) any agreement concerning a partnership or joint venture;

   (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

   (d) any agreement concerning confidentiality or noncompetition;

   (e) any agreement with any General Partner or any of their Affiliates (other than the Fund);

   (f) any agreement under which it has advanced or loaned any amount to any of the General Partners or the corporate General Partner's directors, officers, and employees outside the Ordinary Course of Business; or

   (g) any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

   The General Partners have made available to APF and the Operating Partnership a correct and complete copy of each written agreement listed in
Section 7.15 of the Disclosure Schedule (as amended to date) which is not included as an exhibit to a Fund SEC Document and a written summary setting forth the terms and conditions of each oral agreement referred to in Section
7.15 of the Disclosure Schedule. With respect to each agreement set forth in
Section 7.15 of the Disclosure Schedule or filed as an exhibit to a Fund SEC
Document: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

   7.16 Notes and Accounts Receivable. All notes and accounts receivable of the Fund are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Fund.

   7.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Fund.

   7.18 Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Fund has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets): (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (iii) the policy number and the period of coverage. With respect to each current insurance policy, to the Knowledge of the General Partners and the Fund: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Fund nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Fund has been covered during the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets) by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.
Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Fund.

   7.19 Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance, not already disclosed in the Fund SEC Documents, in which the Fund
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or, to its Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section
7.19 of the Disclosure Schedule or the Fund SEC Documents could result in any Material Adverse Effect on the Fund. None of the General Partners has any reason to believe that any additional such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Fund.

   7.20 Tenants. To the Knowledge of any of the General Partners, no current tenant of a property owned by the Fund presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   7.21 Employees. The Fund does not have and has never had any employees, officers or directors. The Fund is not and has never been a party to or had any liability with respect to any Employee Benefit Plan.

   7.22 Guaranties. The Fund is not a guarantor of and is not otherwise liable for any liability or obligation (including indebtedness) of any other Person.

   7.23 Registration Statement. The information furnished by the Fund for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

   7.24 Environmental Matters. The Fund is currently in compliance with all material environmental laws, ordinances, regulations and orders applicable to its business or properties, and, to the Knowledge of the General Partners, the tenants' present uses of the Fund's properties, whether leased or owned, do not materially violate any such laws, ordinances, regulations or orders. The Fund is not subject to any Liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or material or pollutant or any spill, leakage, discharge or release of any hazardous substance or material or pollutant as a result of having owned or operated any business prior to the Effective Time, which if a violation existed would have a Material Adverse Effect on the Fund.

   7.25 Vote Required. The affirmative vote of at least a majority of the outstanding Fund Interests is the only vote of any security holder in the Fund (under applicable law or otherwise) required to approve the Merger, this Agreement and the other transactions contemplated hereby.

   7.26 Disclosure. The representations and warranties contained in this
Article VII do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VII not misleading.

                                  ARTICLE VIII
                             Pre-Closing Covenants

   The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

   8.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article X below).

   8.2 Notices and Consents. The General Partners shall give any notices to third parties and obtain any third party consents referred to in Sections 5.1, 5.2, 7.3 and 7.4 above and the related sections of the Disclosure Schedule. APF, the OP General Partner and the Operating Partnership shall give any notices to third parties and obtain any third party consents referred to in Sections 6.4 and 6.5 above. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 5.1, 6.4 and
7.3 above.

   8.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement to the Effective Time, the General Partners will not, and will not cause the Fund to, take any action that adversely affects the ability of the Fund (i) to pursue its business in the ordinary course, (ii) to seek to preserve intact its current business organizations, and (iii) to preserve its relationships with its tenants; and the General Partners will not allow the Fund to, without the OP General Partner's prior written consent, which consent shall not be unreasonably withheld:

   (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any additional ownership interests (including the Fund Interests), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its ownership interests or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or (ii) any other securities in respect of, in lieu of or in substitution for the Fund Interests outstanding on the date hereof;

   (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Fund Interests);

   (c) split, combine, subdivide or reclassify any of its ownership interests or otherwise make any payments to the Partners; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution in respect of its ownership interests at such times and in such manner and amount as may be consistent with the Fund's past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from December 31, 1998 through the Effective Time, to the extent not otherwise paid or distributed to the Partners), or (ii) any distribution of property necessary for the representation and warranty set forth in Section
7.11 to be true and correct;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

   (e) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation outside the Ordinary Course of Business;

   (f) other than as may be necessary to consummate the Merger, adopt any amendments to its certificate of limited partnership or limited partnership agreement;

   (g) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, outside the Ordinary Course of Business;

   (h) engage in the conduct of any business the nature of which is materially different from the business in which the Fund is currently engaged;

   (i) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Fund;

   (j) forgive any indebtedness owed to the Fund or convert or contribute by way of capital contribution any such indebtedness owed;

   (k) authorize or enter into any agreement providing for management services to be provided by the Fund to any third party or an increase in management fees paid by any third party under existing management agreements;

   (l) mortgage, pledge, encumber, sell, lease or transfer any material assets of the Fund except as contemplated by this Agreement;

   (m) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

   (n) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

   8.4 Full Access. The General Partners shall permit representatives of APF and the OP General Partner to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Fund to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Fund. APF, the OP General Partner and the Operating Partnership shall permit representatives of the General Partners and the Fund to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of APF and the Operating Partnership to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to APF, the OP General Partner and the Operating Partnership. The Parties agree that any information obtained in connection with the exercise of their rights pursuant to this Section 8.4 shall be Confidential Information for purposes of this Agreement.

   8.5 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Articles V, VI or VII above, as applicable. No disclosure by any Party pursuant to this Section 8.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

   8.6 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each of APF, the Operating Partnership, the General Partners and the Fund shall use reasonable efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of APF after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

   8.7 Fund Partner Approval. The General Partners hereby agree to vote the Fund Interests owned by them in favor of this Agreement and the transactions contemplated hereby and agree, subject to the satisfaction of their fiduciary duties as general partners under Florida law, as reasonably determined by the General Partners, to recommend that the limited Partners of the Fund vote their Fund Interests in favor of this Agreement and the transactions contemplated hereby.

   8.8 Delivery of Certain Financial Statements.

   (a) In addition to disclosure in Fund SEC Documents required to be filed by the Fund, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, the Fund shall provide to APF and the OP General Partner with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by the Fund and each of the General Partners that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of the Fund as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   (b) In addition to disclosure in APF SEC Documents required to be filed by APF, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, APF shall provide to the Fund and the General Partners with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by APF that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of APF as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   8.9 State Takeover Statutes. APF, the APF Board of Directors, the Operating Partnership, the Fund and the General Partners shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation, including without limitation, the control share acquisition provisions of Section 3-701 et seq. of the Maryland GCL and the business combination provisions of Section 3-601 et seq of the Maryland GCL (each, a "Takeover Statute"), is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and
(ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

   8.10 Exclusivity. None of the General Partners shall solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of the Fund (including any acquisition structured as a merger, consolidation, or share exchange). The General Partners shall notify APF and the Operating Partnership immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

   8.11 Listing. APF shall effect, at or before the issuance of any APF Common Shares issued as Share Consideration pursuant to Article IV, authorization for listing or quotation of such APF Common Shares on the NYSE, subject to official notice of issuance.

   8.12 Maintenance of APF's Business. During the period from the date of this Agreement to the Effective Time, APF will not take any action that adversely affects the ability of APF (i) to pursue its business in the ordinary course,
(ii) to seek to preserve intact its current business organizations (iii) to preserve its relationships with its tenants and (iv) will not take any action to affect it status as a REIT for federal income tax purposes.

   8.13 Registration of Share Consideration. APF shall cause the Registration Statement to become effective prior to the Closing Date.

   8.14 Delivery and Approval of Disclosure Schedule and Schedule 1. Within fifteen (15) business days after the date of this Agreement the General Partners shall deliver to APF the Disclosure Schedule and APF shall deliver to the General Partners Schedule 1. Within fifteen (15) business days after APF receives the Disclosure Schedule it shall give the General Partners notice either that the disclosures in the Disclosure Schedule are, as to substance, satisfactory to APF, in its sole and absolute discretion, or that they are not satisfactory and that APF terminate this Merger Agreement pursuant to Section
11.2. Likewise, within fifteen (15) business days after the General Partners receive Schedule 1, the General Partners shall give APF notice either that the disclosures in Schedule 1 are, as to substance, satisfactory to them, in their sole and absolute discretion, or that they are not satisfactory and that such General Partners terminate the Agreement pursuant to Section 11.2. In the case of both APF and the General Partners, the failure of either to give the notice specified above within the applicable fifteen (15) business day period shall constitute approval of the Disclosure Schedule or Schedule 1, as applicable.

   8.15 Certain Acquisitions. APF or its Subsidiaries shall acquire CNL Fund Advisors, Inc., CNL Financial Corp. and CNL Financial Services, Inc. (collective, the "CNL Restaurant Services Group") substantially in accordance with the terms and conditions set forth in their respective merger agreements dated on or about the date hereof or such other terms that are mutually agreed to by the parties.

                                   ARTICLE IX

                             Post-Closing Covenants

   The Parties agree as follows with respect to the period following the
Closing:

   9.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XII below). The General Partners acknowledge and agree that from and after the Closing, the Surviving Partnership will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Fund.

   9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Fund, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article XII below).

   9.3 Transition. The General Partners will not take any action that is designed or intended to have the effect of discouraging any tenant, lessor, licensor, customer, supplier, or other business associate of the Fund from maintaining the same business relationships with the Surviving Partnership after the Closing as it maintained with the Fund prior to the Closing.

   9.4 Confidentiality.

   (a) The General Partners and the Fund will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to APF or the OP General Partner, as applicable, or destroy, at the request and option of APF or the OP General Partner, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the General Partners or the Fund is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such General Partner or the Fund, as applicable, will notify APF or the OP General Partner, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such General Partner or the Fund is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such General Partner or the Fund, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that such General Partner or the Fund, as applicable, shall use its best efforts to obtain, at the request of APF or the OP General Partner, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as APF or the OP General Partner, as applicable, shall designate.

   (b) APF, the OP General Partner and the Operating Partnership will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, if the Closing does not occur, deliver promptly to the Fund General Partners, as applicable, or destroy, at the request and option of the Fund or the General Partners, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Prior to the Closing and if the Closing does not occur, in the event that any of APF, the OP General Partner or the Operating Partnership is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, APF, the OP General Partner or the Operating Partnership, as applicable, will notify the Fund or the General Partners, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, APF, the OP General Partner or the Operating Partnership is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then APF, the OP General Partner or the Operating Partnership, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that APF, the OP General Partner or the Operating Partnership, as applicable, shall use its best efforts to obtain, at the request of the Fund or the General Partners, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Fund or the General Partners, as applicable, shall designate.

   9.5 Covenant Not to Compete. Unless employed by the Surviving Partnership or APF after the Closing, for a period of three years from and after the Closing Date, none of the General Partners will engage directly or indirectly in any business serving the restaurant industry that the Surviving Partnership or APF conducts as of the Closing Date, except existing restaurant businesses and properties currently owned or advised by affiliates of CNL Group, Inc., including CNL Advisory Services, Inc. In addition, and not in lieu of the foregoing, for a period of three years from and after the Closing Date, James
M. Seneff, Jr. hereby covenants and agrees not to engage or participate, directly or indirectly, as principal, agent, executive, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business that relates to the ownership, acquisition or development of "restaurant operations"; provided, however, for the purposes of this Agreement, "restaurant operations" shall not include the ownership, acquisition or development of hotel and health care properties that contain restaurant operations and those entities set forth on Schedule 9.5, and provided further, the noncompetition covenant shall not operate to preclude Mr. Seneff's ownership of APF Common Shares and of up to 5% of the equity securities of companies whose common stock is publicly traded that are engaged in owning, operating, franchising or making are engaged in owning, operating, franchising or making loans to restaurants and restaurant companies. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

   9.6 Tax Matters.

   (a) If there is an adjustment to any item reported on a pre-closing Tax Return that results in an increase in the Taxes payable by the Fund or any of the General Partners, and such adjustment results in a corresponding adjustment to items reported on a post-closing Tax Return with the result that the Taxes payable either by APF, any of its Subsidiaries, or by any consolidated group of companies of which APF or any Subsidiary are then members are reduced, or a refund of Taxes is increased, then any APF Indemnity Claim that the General Partners or Fund owes APF or the Operating Partnership pursuant to Article XII below shall be reduced by the amount by which such Taxes are reduced or such refunds are increased.

   (b) Any refund or credit of Taxes (including any statutory interest thereon) received by APF or any of its Subsidiaries attributable to periods ending on or prior to or including the Closing Date that were paid by the Fund pursuant to this Agreement shall reduce any APF Indemnity Claim that the General Partners or the Fund owes APF pursuant to Article XII below by an amount equal to the amount of such refund or credit.

   (c) In the event that APF or any of its Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that could affect the Fund or the General Partners, or if the Fund or any of the General Partners receives notice of such matters that could affect APF or any of its Subsidiaries, the party receiving such notice shall notify in writing the potentially affected party within ten
(10) days thereof. The failure of either party to give the notice required by this Section shall not impair such party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

   (d) The General Partners shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, reasonably settle or appeal all proceedings with respect to pre-closing Taxes.

                                   ARTICLE X

                       Conditions to Obligation to Close

   10.1 Conditions to Each Party's Obligation. The respective obligations of APF, the OP General Partner, the Operating Partnership, the Fund and the General Partners to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of APF and the General Partners:

   (a) Governmental Approvals and Consents. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 5.1, 6.4, and 7.3 above.

   (b) No Injunction or Proceedings. There shall not be any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of APF or the General Partners, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially adversely affect the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

   (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of APF, would have a Material Adverse Effect on the Fund or, in the sole judgment of any of the General Partners, would have a Material Adverse Effect on APF.

   (d) Shareholder/Partner Approvals. The stockholders of APF shall have approved APF's Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit A, and the Partners of the Fund shall have approved the Merger Proposal, amendments to the partnership agreement, if any.

   (e) Registration of Share Consideration. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

   10.2 Conditions to Obligation of APF, the OP General Partner and the Operating Partnership. The obligations of APF, the OP General Partner and the Operating Partnership to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) the General Partners and the Fund shall have delivered to APF and the OP General Partner a certificate to the effect that:

     (i) the representations and warranties set forth in Article V and
  Article VII above are true and correct in all material respects at and as of the Closing Date;

     (ii) the General Partners and the Fund have performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date;

     (iii) the General Partners and the Fund have procured all of the material third-party consents specified in, respectively, Section 5.2 and
  Section 7.4 above and the related sections of the Disclosure Schedule; and

     (iv) no action, suit, or proceeding is pending or, to their Knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
  (C) affect adversely the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

Notwithstanding the foregoing, APF's obligation to close as a result of a breach of the representations and warranties contained in Section 7.24 shall be governed solely by Section 10.2(e) below.

   (b) since December 31, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of the Fund, such determination to be made in the reasonable discretion of APF;

   (c) APF and the Operating Partnership shall have received an opinion dated as of the Closing Date from Baker and Hostetler LLP, counsel to the General Partners and the Fund, taken as a whole, in form and substance reasonably satisfactory to APF and the Operating Partnership;

   (d) APF shall have received the Disclosure Schedule and approved it in accordance with Section 8.14;

   (e) There shall not exist an unlawful environmental condition on one or more properties owned by the Fund, which in the opinion of a mutually acceptable environmental engineer or consultant, would require APF to expend in excess of $2,082,901 in order to remediate such unlawful environmental condition and cause the subject property or properties to comply with applicable environmental laws, ordinances, regulations or orders; and

   (f) If each of the CNL Income Funds approves its respective Proposed Acquisition, Merrill Lynch & Co. shall not have withdrawn its Fairness Opinion issued in connection with the Merger. If a Proposed Acquisition is not approved by the applicable CNL Income Fund, then the Special Committee of the Board of Directors of APF shall have received a fairness opinion addressed to APF and its stockholders from Merrill Lynch & Co. as to the fairness of the Proposed Acquisitions that were approved by the respective CNL Income Fund, including the consideration to be paid in connection therewith, to APF and its stockholders from a financial point of view.

   APF, the OP General Partner and the Operating Partnership may waive any condition specified in this Section 10.2 if they execute a writing so stating at or prior to the Closing.

   10.3 Conditions to Obligation of the General Partners and the Fund. The obligations of the General Partners and the Fund to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) APF, the OP General Partner and the Operating Partnership shall have delivered to the General Partners and the Fund a certificate to the effect that:

     (i) the representations and warranties set forth in Article VI above are true and correct in all material respects at and as of the Closing Date;

     (ii) APF, the OP General Partner and the Operating Partnership have performed and complied with all of their covenants hereunder in all material respects through the Closing; and

     (iii) no action, suit, or proceeding is pending or, to their knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

   (b) APF shall have delivered to the Fund for distribution to the Partners the Share Consideration pursuant to Section 4.2 and, as applicable, the cash and Notes pursuant to Section 4.4;

   (c) since September 30, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of APF;

   (d) APF shall have acquired the CNL Restaurant Services Group;

   (e) the General Partners shall have received Schedule 1 and approved it in accordance with Section 8.14;

   (f) the APF Common Shares shall have been approved for listing on the NYSE subject to official notice of issuance;

   (g) the General Partners shall have received an opinion dated as of the Closing Date from Shaw Pittman Potts & Trowbridge, counsel to APF and the Operating Partnership, in form and substance reasonably satisfactory to the General Partners; and

   (h) Legg Mason Wood Walker Incorporated shall not have withdrawn the Fund Fairness Opinion.

   The General Partners and the Fund may waive any condition specified in this
Section 10.3 if they execute a writing so stating at or prior to the Closing.

                                  ARTICLE XI

                                  Termination

   11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the General Partners, the limited partners of the Fund, the OP General Partner or the stockholders of APF, respectively, either by the mutual written consent of APF, the OP General Partner and the General Partners or by mutual action of the General Partners and the Boards of Directors of each of the corporate General Partner and the OP General Partner and the Special Committee.

   11.2 Termination by Individual Parties. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee and the Board of Directors of the OP General Partner in the event of a failure of a condition to the obligations of APF and the Operating Partnership set forth in
Section 10.2 of this Agreement; (b) by the General Partners in the event of a failure of a condition to the obligations of General Partners or the Fund set forth in Section 10.3 of this Agreement; (c) any Party if the Merger shall not have occurred by December 31, 1999 or (d) if a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

   11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article XI, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement or the obligations set forth in Sections 9.4 and 13.11.

                                  ARTICLE XII

                                Indemnification

   12.1 Indemnity Obligations of the General Partners and the Fund. Subject to Sections 12.5 and 12.6 hereof, each of the General Partners severally, in accordance with its percentage interest in the Share Consideration and limited in amount to the value of the APF Common Shares received by it, based upon the average per share closing price of the APF Common Shares for the first twenty trading days after the APF Common Shares are listed on NYSE (the "20 Day Average Price"), agree to indemnify and hold APF, the OP General Partner and the Surviving Partnership harmless from, and to reimburse APF, the OP General Partner and the Surviving Partnership for, any APF Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "APF Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost, or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of any of the General Partners or the Fund which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements, or undertakings of any of the General Partners or the Fund which are contained in or made pursuant to this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.1.

   12.2 Indemnity Obligations of APF, the OP General Partner and the Operating Partnership. Subject to Sections 12.5 and 12.6 hereof, APF, the OP General Partner and the Operating Partnership (including in its capacity as the Surviving Partnership) hereby jointly and severally agree to indemnify and hold each of the General Partners and the Fund harmless from, and to reimburse each of the General Partners and the Fund for, any Fund Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Fund Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost, or expense of any nature whatsoever incurred by any of the General Partners or the Fund resulting from
(i) any breach of any representation and warranty of APF, the OP General Partner or the Operating Partnership which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements, or undertakings of APF, the OP General Partner and the Operating Partnership which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 12.2.

   12.3 Appointment of Representative. James M. Seneff, Jr. is hereby appointed as the exclusive agent of the General Partners and the Fund to act on their behalf with respect to any and all Fund Indemnity Claims and any and all APF Indemnity Claims arising under this Agreement or such other representative as may be hereafter appointed by the General Partners. Such agent is herein referred to as the "Representative." The Representative shall take, and the General Partners agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the General Partners and the Fund, as fully as if such parties were acting on their own behalf, including, without limitation, asserting Fund Indemnity Claims against APF, the OP General Partner and the Operating Partnership, defending all APF Indemnity Claims, consenting to, compromising, or settling all Fund Indemnity Claims and APF Indemnity Claims, conducting negotiations with APF, the OP General Partner and the Operating Partnership and their representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants, or other representatives in connection with the foregoing matters. APF, the OP General Partner and the Operating Partnership shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the General Partners and the Fund. The Representative, acting pursuant to this Section 12.3, shall not be liable to any of the General Partners or the Fund for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

   12.4 Notification of Claims. Subject to the provisions of Section 12.5, in the event of the occurrence of an event which any Party asserts constitutes an APF Indemnity Claim or a Fund Indemnity Claim, as applicable, such Party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment, or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment, or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. Any indemnifying party may elect, at such Party's sole expense, to assume control of the defense, settlement, adjustment, or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment, or compromise of such claims, or ceasing to defend against such claims, unless such settlement is a cash settlement and contains an unconditional release of the indemnified party from all existing and future claims with respect to the matter being contested. In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

   12.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive until eighteen months from the Closing Date; provided, however, the representations and warranties contained in Sections 6.2, 6.3 and 7.11 shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby. No claim shall be made after the applicable survival period.

   12.6 Limitations. Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall and the other claims described in Article XIII exceed in the aggregate the dollar amount specified in Article XIII. As to APF Indemnity Claims, the liability of each General Partner shall be limited as provided in Article XIII.

   12.7 Exclusive Provisions; No Rescission. Except as set forth in this Agreement, no Party hereto is making any representation, warranty, covenant, or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant, or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any Party hereto, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the Parties under the provisions of this Article XII shall be the sole and exclusive remedy available to the Parties with respect to claims, assertions, events, or proceedings arising out of or relating to the Merger.

                                  ARTICLE XIII

                            Limitation of Liability

   13.1 Threshold. Notwithstanding anything to the contrary stated in this Agreement, in no event (i) shall the General Partners or any of them have any liability to APF and/or the OP General Partner and the Surviving Partnership on account of any APF Indemnity Claim or for any claim for breach of warranty or for misrepresentation, or any other claim whatsoever arising under this Agreement or in connection with the transaction contemplated herein (individually a "Claim" and collectively, "Claims") or for any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever directly resulting from Claims (collectively, "Losses") unless, until and only to the extent that the accumulated amount of all Losses exceeds the amount of $208,290 in the aggregate (the "Threshold") nor (ii) shall the individual or aggregate liability of the General Partners on account of Claims and Losses exceed the value of APF Common Shares actually issued to the General Partners in the Merger valued at the 20 Day Average Price. To the extent that any Claim is asserted against more than one General Partner, each General Partner shall be liable only for such General Partner's proportionate share of the Claim based on the percentage that the APF Common Shares received by such General Partner in the Merger is of the total APF Commons Shares comprising the Share Consideration. Any Claim against a General Partner, including an APF Indemnity Claim, may be satisfied by such General Partner, in its sole discretion, by surrendering to the claimant(s) APF Common Shares at a value equal to the closing price per share of such shares on the NYSE on the last trading day preceding the date such APF Common Shares are surrendered.

   13.2 Special Indemnification. APF agrees to indemnify, defend and hold harmless the General Partners against any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever, including reasonable attorneys' fees, arising after the Effective Time that would have arisen in their capacity as General Partners of the Fund had the Merger not been consummated and that are the result of APF's alleged actions or inactions. The Threshold described in Section 13.1 above shall not apply to APF obligations to indemnify the General Partners pursuant to this
Section 13.2.

                                  ARTICLE XIV

                                 Miscellaneous

   14.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of APF and the General Partners; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

   14.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

   14.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

   14.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of APF and the General Partners.

   14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   14.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   14.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  If to the Fund or the General Partners:

     c/o James M. Seneff, Jr.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 423-2894

  With copy to:

     Baker & Hostetler LLP
     Sun Trust Center, Suite 2300
     200 South Orange Avenue
     Orlando, Florida 32801
     Attn: Kenneth C. Wright, Esq.
     Telecopy: (407) 841-0168

  If to APF or the Operating Partnership:

     Curtis B. McWilliams
     Executive Vice President
     CNL American Properties, Inc.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 650-1000

  With copy to:

     Shaw Pittman Potts & Trowbridge
     2300 N Street, N.W.
     Washington, D.C. 20037
     Attn: John M. McDonald, Esq.
     Telecopy: (202) 663-8007

   Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

   14.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   14.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by APF, the OP General Partner and the General Partners. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   14.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   14.11 Expenses. If the Closing occurs, APF will bear all costs and expenses of the Parties incurred in connection with this Agreement and the transactions contemplated hereby to the extent not already paid by the Fund or the General Partners. If the Closing does not occur, APF, the OP General Partner and the Operating Partnership will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and the General Partners and the Fund will divide their costs and expenses (including legal fees and expenses) as follows:
(i) the Fund shall bear that percentage of the costs and expenses equal to the percentage obtained by dividing the number of Fund votes in favor of the Merger by the sum of the total number of votes cast and the total number of abstentions and (ii) the General Partners shall bear the remainder of the costs and expenses.

   14.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

   14.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

   14.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

   14.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in and for Orange County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne
                                          --------------------
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne
                                          --------------------
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND III, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          --------------------
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          James M. Seneff, Jr., as General
                                           Partner

                       CNL AMERICAN PROPERTIES FUND, INC.
                         SUPPLEMENT DATED       , 1999
                                       TO
                   PROSPECTUS/CONSENT SOLICITATION STATEMENT
                             DATED           , 1999
                          FOR CNL INCOME FUND IV, LTD.

   This supplement is being furnished to you, as a Limited Partner of CNL Income Fund IV, Ltd., which we refer to as the Income Fund, for the purpose of enabling you to evaluate the proposed Acquisition of your Income Fund by CNL American Properties Fund, Inc., a Maryland corporation, which is a real estate investment trust. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed Acquisition that are unique to you and the other Limited Partners of your Income Fund. This supplement does not purport to provide an overall summary of the proposed Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding APF and the other Income Funds being acquired by APF. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the consent solicitation. Unless otherwise indicated, the terms "we," "us," "our," and "ourselves" when used herein refer to James M. Seneff, Jr., Robert A. Bourne and CNL Realty Corporation, the general partners of your Income Fund. When we refer to APF, we are referring to CNL American Properties Fund, Inc. and its subsidiaries, including CNL APF Partners, L.P., a wholly owned limited partnership through which APF conducts its business and which we call the Operating Partnership.

   APF Share numbers in this consent solicitation reflect a one-for-two reverse stock split approved by the APF stockholders on May 27, 1999 and effective on June 3, 1999.

   APF has set the exchange value at $20.00 for the purposes of allocating the APF Share consideration offered to the Income Funds. In considering what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

                                    OVERVIEW

   Pursuant to the consent solicitation and this supplement, you are being asked to approve the Acquisition of your Income Fund by APF. Your Income Fund is one of 16 limited partnerships, which we refer to collectively as the Income Funds, that APF is seeking to acquire. Supplements have also been prepared for each of the other Income Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to D.F. King & Co., 77 Water Street, New York, New York 10005.

   There are material risks and potential disadvantages associated with the Acquisition that you should consider in determining whether to vote "For" or "Against" the Acquisition. These material risks include:

   . We are uncertain about the value at which APF Shares will trade following listing.

  . We have material conflicts in light of our being both general partners of the Income Funds and members of APF's Board of Directors.

  . As stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

  . Because your Income Fund has one tenant under bankruptcy protection, if your Income Fund approves the Acquisition along with each of the other Income Funds, you would become subject to any adverse consequences associated with the 24 restaurant properties that APF would have under bankruptcy protection.

  . Unlike your Income Fund, APF will not be prohibited from incurring indebtedness.

  .  The Acquisition is a taxable transaction.

  .  The Acquisition involves a fundamental change in your investment.

What is APF?

   APF is a full-service real estate investment trust formed in 1994, which offers a complete range of restaurant property services to operators of national and regional restaurant chains, from triple-net leasing and mortgage financing to site selection, construction management and build-to-suit development. As of June 30, 1999, APF had total assets of approximately $822 million and 32,000 stockholders of record. If APF acquires all of the Income Funds in the Acquisition, APF expects to have total assets of approximately $1.5 billion at the time of the consummation of the Acquisition and will be one of the largest triple-net lease REITs in the United States.

What will I receive if my Income Fund approves the Acquisition?

   If your Income Fund approves the Acquisition, you will be entitled to receive shares of APF common stock in exchange for the units of limited partnership interest that you own in your Income Fund. The APF Shares will be listed for trading on the New York Stock Exchange, or NYSE, concurrently with the consummation of the Acquisition. If you vote "Against" the Acquisition, and your Income Fund is nevertheless acquired by APF, you may elect to receive
consideration in the form of 7% callable notes due      2005.

How many APF Shares will I receive if my Income Fund is acquired by APF?

   Your Income Fund will receive 1,334,008 APF Shares before payment of Acquisition expenses. You will receive your proportion of such shares in accordance with the terms of your Income Fund's partnership agreement.

What is the value of an APF Share?

   We do not know the fair value of an APF Share. APF has assigned a value, which we refer to as the exchange value, of $20.00 per share. After careful consideration, APF concluded that the exchange value should be set at $20.00 and that the exchange value would be used to allocate the APF Share consideration among the 16 Income Funds. In determining what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

What is the required vote necessary to approve the Acquisition?

   Pursuant to the terms of your Income Fund's partnership agreement, APF's Acquisition of your Income Fund may not be consummated without the approval of greater than 50% of the outstanding units. Such an approval by your Income Fund's Limited Partners will be binding on you even if you vote "Against" the Acquisition.

Do you, as the general partners of my Income Fund, recommend that I vote "For" the proposed Acquisition?

   Yes. We unanimously recommend that you vote "For" the proposed Acquisition. We believe that the Acquisition is the best means to maximize the value of your investment in your Income Fund, as opposed to liquidating your Income Fund's portfolio or continuing unchanged the investment in your Income Fund.

How do I vote?

   Just indicate on the enclosed consent form, which is printed on the blue paper how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of Limited Partners, your units may be voted "For" or "Against" APF's Acquisition of your Income Fund. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Acquisition. If you do not vote or you abstain from voting, it will count as a vote "Against" the Acquisition.

What are the tax consequences of the Acquisition to me?

   The Acquisition is a taxable transaction. The tax obligations of individuals and tax-paying entities will generally be based on the difference between the value of the APF Shares you receive and the tax basis of your units.

We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Acquisition.

   We have estimated, based on the exchange value, that the taxable gain per average original $10,000 investment in your Income Fund will be $861.

                                  RISK FACTORS

   As a result of APF's Acquisition of your Income Fund, you will assume the risks associated with the assets of APF and the other Income Funds acquired by APF. Although the majority of APF's assets and the assets of the other Income Funds acquired by APF are substantially similar to those of your Income Fund, the restaurant properties owned by APF and the other Income Funds that are acquired by APF may be differently constructed, located in a different geographic area or of a different restaurant chain than the restaurant properties owned by your Income Fund. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

   The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Acquisition that are applicable to your Income Fund.

 Investment Risks

The exchange value was determined by APF, and the trading price of the APF Shares may decrease substantially below the exchange value upon listing.

   Your Income Fund will be receiving 1,334,008 APF Shares before payment of Acquisition expenses if your Income Fund approves the Acquisition. There has been no prior market for the APF Shares, and it is possible that the APF Shares may trade at prices substantially below the exchange value or the historical per share book value of the assets of APF. The APF Shares have been approved for listing on the NYSE, subject to official notice of issuance. Prior to listing, the existing APF stockholders have not had an active trading market in which they could sell their APF Shares. Additionally, any Limited Partners of the Income Funds who become APF stockholders as a result of the Acquisition, will have transformed their investment in non-tradable units into an investment in freely tradable APF Shares. Consequently, some of these stockholders may choose to sell their APF Shares upon listing at a time when demand for APF Shares may be relatively low. The market price of the APF Shares may be volatile after the Acquisition, and the APF Shares could trade at prices substantially less than the exchange value as a result of increased selling activity following the issuance of the APF Shares, the interest level of investors in purchasing the APF Shares after the Acquisition and the amount of distributions to be paid by APF.

Your distributions may decrease.

   In each of the years ended December 31, 1996, 1997 and 1998, your Income Fund distributed $920, $920 and $1,211, respectively, to you per $10,000 investment. The amount distributed to you in 1998 included a special distribution of net sales proceeds of $411 per $10,000 investment. While historically, APF has made distributions equal to 7.625% per APF Share, based on the exchange value, we cannot be sure that APF will be able to maintain this level of distributions in the future. In the event that APF is unable to maintain this level of distributions, your distributions per $10,000 investment may decrease substantially after the Acquisition.

The general partners will receive benefits from the Acquisition and will have conflicts of interest in the Acquisition.

   The general partners have three material conflicts of interest in the Acquisition of your Income Fund. First, we, James M. Seneff, Jr. and Robert A. Bourne, who also sit on the Board of Directors of APF, and CNL Realty Corp., an entity whose sole stockholders are Messrs. Seneff and Bourne are the three general partners of the Income Funds. As Board members of APF, Messrs. Seneff and Bourne have a different interest in the completion of the Acquisition which may conflict with your interest as a Limited Partner of the Income Fund or with their own positions as the general partners of your Income Fund. Second, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund. Third, while we will not receive any APF Shares as a result of APF's Acquisition of your Income fund, we may be required to pay all or a substantial portion of the Acquisition costs allocated to your Income Fund.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Acquisition, the terms of the Acquisition may have been more favorable to you and the other Limited Partners.

   We, as the general partners of your Income Fund, have not retained an independent representative to act on your behalf or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration to be received, of the Acquisition. No group of Limited Partners was empowered to negotiate the terms and conditions of the Acquisition or to determine what procedures should be used to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and APF have been the parties responsible for structuring all the terms and conditions of the Acquisition. We engaged legal counsel to assist with the preparation of the documentation for the Acquisition, including the consent solicitation, and such legal counsel did not serve, or purport to serve, as legal counsel for the Income Funds or Limited Partners. If an independent representative had been retained for the Income Funds, the terms of the Acquisition may have been different and possibly more favorable to the Limited Partners. In particular, had separate representation for each of the Income Funds been arranged by us, issues unique to the value of each of the specific Income Funds might have been highlighted or received greater attention, resulting in adjustments to the value assigned to the assets of such Income Funds and increasing the number of APF Shares or notes that would be allocable to such Income Fund if acquired in the Acquisition.

The Acquisition will result in a fundamental change in the nature of your investment.

   The Acquisition of your Income Fund involves a fundamental change in the nature of your investment. Your investment will change from constituting an interest in your Income Fund, which has a fixed portfolio of restaurant properties in which you participate in the profits from the operation of its restaurant properties, to holding common stock of APF, an operating company, that will own an interest in 1,231 restaurant properties, assuming only your Income Fund and the CNL Restaurant Businesses were acquired as of June 30, 1999. The risks inherent in investing in an operating company such as APF include that APF may invest in new restaurant properties that are not as profitable as APF anticipated, it may incur substantial indebtedness to make future acquisitions of restaurant properties that it may be unable to repay and it may make mortgage loans to prospective operators of national and regional restaurant chains that may not have the ability to repay.

   Also, an investment in APF may not outperform your investment in your Income Fund. Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Income Fund's assets, to an investment in an entity in which you may realize the value of your investment only through the sale of your APF Shares, not from liquidation proceeds from restaurant properties. Continuation of your Income Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Income Fund's restaurant properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your APF Shares or from the payments on any notes if you elect to receive notes.

Real Estate/Business Risks

In APF's borrowers default on mortgage loans, APF's income could be adversely affected.

   APF will be subject to risks inherent in the business of lending, such as the risk of default by or bankruptcy of the borrower. Upon a default by a borrower, APF may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with APF's administration of the mortgage loans and any collections upon a borrower's default. APF will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since APF's primary source of financing its mortgage loans will be through variable rate loans, any increase in interest rates will also increase APF's borrowing costs. In addition, any interest rate increases after a loan's origination could also adversely affect the value of the loans when securitized.

APF may not be able to access the securitization markets.

   The CNL Restaurant Financial Services Group previously "securitized" one portfolio of mortgage loans by contributing them to a trust that subsequently issued trust certificates representing beneficial ownership interests in the pool of mortgage loans. The CNL Restaurant Financial Services Group ultimately received the net proceeds paid to the trust from the sale of the trust certificates. APF now operates these lending and securitization operations. We cannot be sure that APF will be able to integrate successfully the lending and securitization operations into its business. In addition, APF's ability to access the securitization markets for the mortgage loans on favorable terms could be adversely affected by a variety of factors, including adverse market conditions and adverse performance of its loan portfolio or servicing responsibilities. If APF is unable to access the securitization market, it would have to retain as assets those mortgage loans it would otherwise securitize, thereby remaining exposed to the related credit and repayment risks on such mortgage loans. Under such circumstances, APF would also have to seek a different source for funding its operations than securitizations.

APF's gains on any completed securitizations may be overstated if prepayments or defaults are greater than anticipated.

   APF will report gains on sales of mortgage loans in any securitization based in part on the estimated fair value of the mortgage-related securities retained by APF. In a securitization, APF would expect to retain a residual-interest security and retain an interest-only strip security. The fair value of the residual-interest and interest-only strip security would be the present value of the estimated net cash flows to be received after considering the effects of prepayments and credit losses. The capitalized mortgage servicing rights and mortgage-related securities would be valued using prepayment, default, and interest rate assumptions that APF believes are reasonable. The amount of revenue recognized upon the sale of loans or loan participations will vary depending on the assumptions utilized.

   APF may have to make adjustments to the amount of revenue it recognizes for a securitization if the rate of prepayment, rate of default, and the estimates of the future costs of servicing utilized by APF vary from APF's estimates. For example, APF's gain upon the sale of loans will have been either overstated or understated if prepayments and/or defaults are greater than or less than anticipated. In addition, higher levels of future prepayments, and/or increases in delinquencies or liquidations, would result in a lower valuation of the mortgage-related securities. These adjustments would adversely affect APF's earnings in the period in which the adjustment is made. Such adjustments may be material if APF's estimates are significantly different from actual results.

APF's increased leverage increases APF's risk of default which could, in turn, adversely affect APF's results of operations and stockholder distributions.

   In addition to the issuance of APF Shares or the sale of units of the Operating Partnership, APF has funded and intends to continue to fund acquisitions and the development of new restaurant properties through short-term borrowings and by financing or refinancing its indebtedness on such properties on a longer-term basis when market conditions are appropriate. As of June 30, 1999, and assuming the acquisition of the CNL Restaurant Businesses, APF's debt service ratio was 3.31x and its ratio of debt-to-total assets was 35.92%. If only your Income Fund were acquired as of that date, APF's debt service ratio would have been 3.40x and its ratio of debt-to-total assets would have been 35.18%. As a general policy, APF's Board of Directors has allowed APF to borrow funds only when the ratio of debt-to-total assets of APF is 45% or less. APF's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that APF may incur in the future. Accordingly, APF's Board of Directors could modify the current policy at any time after the Acquisition. If this policy were changed, APF could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase APF's risk of default on its obligations and adversely affect APF's results of operations and its ability to make required distributions to its stockholders.

APF's ability to incur additional secured debt may dilute the value of the notes held by former Limited Partners of the Income Funds.

   APF may increase its level of secured debt. Payments on any notes issued by APF in connection with the Acquisition would be subordinated to any secured debt incurred by APF. Also, any secured debt would have a priority claim of repayment over the notes in the event that APF defaulted under its obligations.

APF's plan to grow through the acquisition and development of new restaurant properties could be adversely affected by trends in the real estate and financing businesses.

   APF's growth strategy is substantially based on the acquisition and development of additional restaurant properties. We do not know that APF will do so successfully because APF may have difficulty finding new restaurant properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional restaurant properties is subject to many risks. For instance, if an additional restaurant property is in a market in which APF has not invested before, APF will have relatively little experience in and may be unfamiliar with that new market.

The inability of a tenant or borrower to make lease and mortgage payments could have an adverse effect on APF.

   APF's business depends on the tenants' and borrowers' ability to pay their obligations to APF with respect to APF's real estate leases and mortgage loans. APF typically does not require that a third party guarantee the obligations of the tenant or the borrower. The ability of the tenants or borrowers to pay their obligations to APF in a timely manner will depend on a number of other factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a restaurant chain, may adversely affect the economic viability of the restaurant chain, including but not limited to:

  . national, regional and local economic conditions such as slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by APF's customers;

  .  changes or weaknesses in specific industry segments;

  . perceptions by prospective customers of the safety, convenience, services and attractiveness of the restaurant chain;

  .  changes in demographics, consumer tastes and traffic patterns;

  .  the ability to obtain and retain capable management;

  . the inability of a particular restaurant chain's computer system, or that of its franchisor or vendors, to adequately address year 2000 issues;

  .  increases in operating expenses; and

  .  increases in minimum wages, taxes or mandatory employee benefits.

APF has tenants of two significant restaurant chains that have filed for bankruptcy protection.

   The fact that APF has tenants of two significant restaurant chains, Boston Market and Long John Silver's, that have filed for bankruptcy protection may adversely affect APF's total rental, earned and interest income. Because all of APF's properties are leased on a triple-net basis, if a tenant has defaulted on its lease obligations or has declared bankruptcy, it would reduce APF's rental, earned and interest income until APF could lease those affected properties to a new tenant or tenants. As of June 30, 1999, your Income Fund had a tenant of one Boston Market restaurant property which continues to pay lease payments to your Income Fund.

   Assuming that your Income Fund is acquired by APF, you, as an APF stockholder or noteholder, may be subject to the adverse consequences associated with having significant tenants under bankruptcy protection. As of June 30, 1999, and assuming that all the Income Funds are acquired by APF, APF would have had 24 restaurant properties not generating rental income. This aggregate loss rental, earned and interest income of the leases of these properties, whether due to bankruptcy or otherwise, for the six months ended June 30, 1999 would have been equal to $1,175,483, which constitutes 2.12% of total rental, earned and interest income, including lost rental, earned and interest income, for such period.

 Tax Risks

APF's failure to qualify as a REIT for tax purposes would result in APF's taxation as a corporation and the reduction of funding available for stockholder distribution.

   If APF fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, APF may be subject to the federal alternative minimum tax and various state income taxes. Unless APF is entitled to relief under specific statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if APF loses its REIT status, the funds available for distribution to you, as an APF stockholder, would be reduced substantially for each of the years involved.

If APF cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

   Subject to adjustments that are unique to REITs, a REIT generally must distribute 95% of its taxable income. In the event that APF does not have sufficient cash, this distribution requirement may limit APF's ability to acquire additional restaurant properties and to make mortgage loans. Also, for the purposes of determining taxable income, APF may be required to include interest payments, rent and other items it has not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, APF could have taxable income in excess of cash available for distribution. If this occurred, APF would have to borrow funds or liquidate some of its assets in order to maintain its status as a REIT.

Changes in the tax law could adversely affect APF's REIT status.

   APF's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect APF's status as a REIT. In the event that there is a change in the tax laws that prevents APF from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, APF may not be able to make the same level of distributions to its stockholders. In addition, such change may limit APF's ability to invest in additional restaurant properties and to make additional mortgage loans.

                     CONSIDERATION PAID TO THE INCOME FUND

   The proposed number of APF Shares to be paid to your Income Fund was determined by APF in accordance with its own valuation methodologies regarding each Income Fund. We, as the general partners of each Income Fund, determined the fairness of the value of the APF Shares to be paid to your Income Fund based in part on the appraisal of the restaurant properties of your Income Fund by Valuation Associates. In addition, we engaged Legg Mason to provide us with an opinion that the APF Share consideration to be received by each Income Fund, individually, is fair from a financial point of view to each Income Fund.

   The following table sets forth the exchange value of the APF Shares to be paid to your Income Fund in the Acquisition. The APF Shares payable to your Income Fund will not change if APF acquires fewer than all of the Income Funds in the Acquisition. This data assumes that none of the Limited Partners of your Income Fund have elected to receive notes. You should note that the APF Shares may trade at prices substantially below the exchange value upon listing on the NYSE.

                 Original
                  Limited
                  Partner
  Original      Investments
   Limited         less
   Partner     Distributions Number of                                              Exchange Value
 Investments   of Net Sales     APF       Exchange                                  of APF Shares
    less       Proceeds per    Shares   Value of APF              Exchange Value     per Average
Distributions     $10,000    Offered to    Shares     Estimated    of APF Shares   $10,000 Original
of Net Sales     Original      Income    Payable to  Acquisition after Acquisition Limited Partner
 Proceeds(1)   Investment(1)    Fund    Income Fund   Expenses       Expenses         Investment
-------------  ------------- ---------- ------------ ----------- ----------------- ----------------
 $28,226,458      $9,409     1,334,008  $26,680,160   $333,000      $26,347,160         $8,782

--------
(1) The original Limited Partner investments in the Income Fund were $30,000,000. These columns reflect, as of December 31, 1998, an adjustment to the Limited Partners' original investments for special distributions of net sales proceeds from sales of restaurant properties and net sales proceeds added to the Income Fund's working capital and subsequently distributed to the Limited Partners of the Income Fund.

   If your Income Fund approves the Acquisition and you have voted "Against" the Acquisition, but you do not wish to own APF Shares, you can elect to
receive your portion of the consideration in 7.0% callable notes, due     ,
2005. The payment received by you and other Limited Partners who elect to receive notes will be equal to 97% of the value of your portion of the exchange value of the APF Shares that would otherwise have been paid to your Income
Fund. The notes will bear interest at 7.0% and will mature on     , 2005. APF
may redeem the notes at any time prior to their maturity at a price equal to the sum of the outstanding principal balance plus accrued interest. In addition, if Limited Partners in your Income Fund elect to receive notes in an amount greater than 15% of the exchange value of the APF Shares to be paid to your Income Fund, then APF has the right to decline to acquire your Income Fund.

                          EXPENSES OF THE ACQUISITION

   If your Income Fund approves the Acquisition, the portion of the Acquisition expenses attributable to your Income Fund will be paid by your Income Fund, as detailed below. The number of APF Shares paid to your Income Fund would reflect a reduction for your Income Fund's expenses of the Acquisition. Acquisition expenses are expected to range from 1.1% to 1.3% of the exchange value of the APF Shares payable to each Income Fund.

   If the Acquisition of your Income Fund is not approved, we will bear a percentage of all Acquisition expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Income Fund, divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Income Fund. In such event, your Income Fund will bear the remaining Acquisition expenses.

   The following table sets forth the estimated Acquisition expenses of acquiring your Income Fund:

                         Pre-closing Transaction Costs

      Legal Fees(1)................................................... $ 20,309
      Appraisals and Valuation(2).....................................    6,765
      Fairness Opinions(3)............................................   30,000
      Solicitation Fees(4)............................................   15,941
      Printing and Mailing(5).........................................   89,402
      Accounting and Other Fees(6)....................................   40,609
                                                                       --------
        Subtotal......................................................  203,026
                                                                       --------

                           Closing Transaction Costs

      Title, Transfer Tax and Recording Fees(7).......................   64,087
      Legal Closing Fees(8)...........................................   31,655
      Partnership Liquidation Costs(9)................................   34,232
                                                                       --------
        Subtotal......................................................  129,974
                                                                       --------
      Total........................................................... $333,000
                                                                       ========

--------
(1)Aggregate legal fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $423,998. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the value of the APF Share consideration payable to your Income Fund, based on the exchange value, to the total value of the APF Share consideration payable to all of the Income Funds, based on the exchange value.
(2)Aggregate appraisal and valuation fees to be incurred by all of the Income Funds in connection with the Acquisition were $105,420. Your Income Fund's pro-rata portion of these fees was determined based on the number of restaurant properties in your Income Fund.
(3)Each Income Fund received a fairness opinion from Legg Mason and incurred a fee of $30,000.
(4)Aggregate solicitation fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $250,000. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
(5)Aggregate printing and mailing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $1,399,998. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
(6)Aggregate accounting and other fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $841,245. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

(7)Aggregate title, transfer tax and recording fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $1,313,596. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.

(8) Aggregate legal closing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $648,842. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

(9) Aggregate partnership liquidation costs to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $698,901. Your Income Fund's pro-rata portion of these costs was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.

   The solicitation fees related to the Acquisition will be allocated among the Income Funds, us and APF depending upon whether the Acquisition is consummated. For purposes of the Acquisition, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

   If APF acquires all of the Income Funds, all of the solicitation fees will be payable by APF. If APF acquires less than all of the Income Funds, all of the solicitation fees will be payable by APF or the Income Funds that are acquired in proportion to their respective exchange values. If none of the Income Funds are acquired by APF, all of the solicitation fees will be payable by us.

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   Article 12 of your Income Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding units is required to approve a "Liquidating Sale," which is defined by the partnership agreement to include a transaction or series of transactions resulting in the transfer of 80% or more in value of your Income Fund's restaurant properties. Because the Acquisition of your Income Fund is a "Liquidating Sale" within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding units.

Consequence of Failure to Approve the Acquisition

   If the Limited Partners of your Income Fund representing greater than 50% of the outstanding units do not vote "For" the Acquisition, the Acquisition may not be consummated under the terms of the partnership agreement. In such event, we plan to continue to operate your Income Fund as a going concern and to eventually dispose of your Income Fund's restaurant properties approximately 7 to 15 years after they were acquired or as soon thereafter if, in our opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

Special Meeting to Discuss the Acquisition

   We, as general partners of the Income Funds, have scheduled a special meeting of the Limited Partners of your Income Fund to discuss the solicitation materials, which include the consent solicitation, this supplement and the other materials distributed to you, and the terms of APF's Acquisition of your Income Fund, prior to voting on the Acquisition. The special meeting will be
held at 10:00 a.m., Eastern time, on       , 1999, at                     . We
and members of APF's management intend to solicit actively your support for the Acquisition and would like to use the special meeting to answer questions about the Acquisition and the solicitation materials and to explain in person our reasons for recommending that you vote "For" the Acquisition.

                               VOTING PROCEDURES

   The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Acquisition of your Income Fund by APF. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

   In order for APF to acquire your Income Fund, the Limited Partners holding greater than 50% of the outstanding units of your Income Fund must approve the Acquisition. Your Income Fund will be acquired by a merger with the Operating Partnership, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated March 11, 1999, as amended, by and between APF and your Income Fund is attached hereto as Appendix B. We encourage you to read it.

   If you are not planning to attend the special meeting of the Limited Partners of your Income Fund and to vote in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the Acquisition of your Income Fund. The solicitation period will commence upon delivery of the solicitation materials to you on or about
 , 1999 and will continue until the later of (a)        , 1999, a date not less
than 60 calendar days from the initial delivery of the solicitation materials, or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond May 31, 2000. Any consent form received by Corporate Election Services prior to 5:00 p.m., Eastern time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your units will be counted as voting "Against" the Acquisition of your Income Fund and you will receive APF Shares if your Income Fund is acquired.

   A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. The first part seeks your consent to APF's Acquisition of your Income Fund and related matters. The exact matters which a vote in favor of the Acquisition will be deemed to approve are described above under "Required Vote." If you have interests in more than one Income Fund, you will receive multiple consent forms which will provide for separate votes for each Income Fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

   The second part of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints James M. Seneff, Jr. and Robert A. Bourne as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the Acquisition. The power of attorney is intended solely to ease the administrative burden of completing the Acquisition without requiring your signatures on multiple documents.

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                  TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following information has been prepared to compare the amounts of compensation paid and cash distributions made, by your Income Fund to us and our affiliates to the amounts that would have been paid if the compensation and distribution structure, which will be in effect after the Acquisition, had been in effect during the years presented below.

   Under your Income Fund's partnership agreement, we and our affiliates are entitled to receive fees in connection with managing the affairs of each Income Fund. Your partnership agreement also provides that we are to be reimbursed for our expenses for services performed for your Income Fund, such as legal, accounting, transfer agent, data processing and duplicating services.

   APF operates as an internally-advised REIT. If your Income Fund is acquired, it will share in the overall cost of managing the consolidated portfolio of restaurant properties owned by APF. As stockholders of APF, you and the other former Limited Partners of your Income Fund will receive distributions in proportion with your ownership of APF Shares. This cost participation and dividend payment are in lieu of the payments to us discussed above.

   During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, the aggregate amounts accrued or actually paid by your Income Fund to us are shown below under "Historical Distributions Paid to the General Partners and Affiliates" and the estimated amounts of compensation that would have been paid had the Acquisition been in effect for the periods presented, are shown below under "Pro Forma Distributions to Be Paid to the General Partners Following the Acquisition":

                                                  Year Ended        Six Months
                                                 December 31,         Ended
                                           ------------------------  June 30,
                                            1996    1997     1998      1999
                                           ------- ------- -------- ----------
Historical Distributions Paid to the
 General Partners and Affiliates:
  General Partner Distributions...........     --      --       --       --
  Accounting and Administrative Services.. $85,899 $81,838  $94,365  $45,902
  Broker/Dealer Commissions...............     --      --       --       --
  Due Diligence and Marketing Support
   Fees...................................     --      --       --       --
  Acquisition Fees........................     --      --       --       --
  Asset Management Fees...................     --      --       --       --
  Real Estate Disposition Fees(1).........     --      --    45,663
                                           ------- ------- --------  -------
    Total historical...................... $85,899 $81,838 $140,028  $45,902
Pro Forma Distributions to Be Paid to the
 General Partners Following the
 Acquisition:
  Cash Distributions on APF Shares(2).....     --      --       --       --
  Salary Compensation.....................     --      --       --       --
                                           ------- ------- --------  -------
    Total pro forma(3)....................     --      --       --       --

--------
(1) Payment of real estate disposition fees is subordinated to minimum returns and the return of original capital to the Limited Partners. To date, no such fees have been paid since the required minimum returns have not been made to the Limited Partners.

(2) Represents estimated distributions based on APF Shares received in the Acquisition.

(3) As a result of the Acquisition, we and our affiliates will no longer be entitled to receive the general partner distributions and fees described in the historical presentation above. However, this does not mean that APF will avoid incurring some portion of these costs on a going forward basis, particularly as such costs relate to accounting and administrative services and asset management. Due to APF's acquisition of the Advisor, APF became an internally advised REIT. Therefore, all accounting and administrative services and asset management expenses previously borne by the Advisor, will be borne internally by APF. The material costs that APF will continue to incur will be salaries of the employees utilized to perform such services and the costs of any assets necessary to perform such services.

           CASH DISTRIBUTIONS TO LIMITED PARTNERS OF YOUR INCOME FUND

   The information below should be read in conjunction with the information provided in this supplement under the caption "Financial Statements."

   The following table sets forth the distributions paid to the Limited Partners of your Income Fund per $10,000 original investment for the periods indicated below:

                                                               Six Months Ended
                                     Year Ended December 31,    June 30, 1999
                                    -------------------------- ----------------
                                    1994 1995 1996 1997  1998     Historical
                                    ---- ---- ---- ---- ------ ----------------
Distributions from Income.........  $763 $730 $775 $568 $  603       $271
Distributions from Sales of Prop-
 erties ..........................   --   --   --   --     411        --
Distributions from Return of Capi-
 tal(1)...........................   157  190  145  352    197        129
                                    ---- ---- ---- ---- ------       ----
  Total...........................  $920 $920 $920 $920 $1,211       $400
                                    ==== ==== ==== ==== ======       ====

--------

(1) Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income, including deductions for depreciation expense on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from non-cash items. This amount is not required to be presented as a return of capital except for purposes of this table, and the Income Fund has not treated this amount as a return of capital for any other purpose.

                        COMPARATIVE PER SHARE DATA

   The following tabulation reflects (a) the historical net income and book value per share of APF common stock in comparison with the adjusted historical net income and book value per share after giving effect to property acquisitions and the acquisition of the CNL Restaurant Businesses, and the pro forma net income and book value per share after giving effect to the Acquisition of your Income Fund, (b) the historical net income and book value per unit of your Income Fund in comparison with the equivalent pro forma net income and book value per share attributable to the 21.956 APF Shares that will be received by your Income Fund with respect to each of its outstanding units and assuming none of the Limited Partners elect to receive notes, and (c) the historical cash dividends per share of APF with the equivalent pro forma of
21.956 times the cash dividend paid on each APF Share. The historical per share information presented in this tabulation is derived from the financial information of APF and your Income Fund presented on pages S-24 through S-25.

   The pro forma financial information below is for informational purposes only and does not purport to be indicative of APF's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated by the pro forma financial information. The pro forma financial information should not be viewed as predictive of APF's financial results or conditions in the future.

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ ----------
APF
  Net Income:
    Historical.........................................     $1.21       $0.61
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........      1.08         .51
    Pro forma..........................................      1.09         .51
  Dividends:
    Historical.........................................      1.52         .76
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses(1).......      1.52         .76
    Pro forma(1).......................................      1.52         .76
  Book value:
    Historical.........................................     17.70       17.54
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........     16.28       16.20
    Pro forma..........................................       --          --
CNL Income Fund IV, Ltd.
  Net Income:
    Historical.........................................     30.36       13.70
    Equivalent pro forma(2)............................     23.93       11.20
  Dividends:
    Historical.........................................       n/a         n/a
    Equivalent pro forma(3)(4).........................     33.37       16.69
  Book Value:
    Historical.........................................    339.00      332.70
    Equivalent pro forma(2)............................    358.54      357.00

-------

(1) Reflects APF's historical dividend rate.

(2) Pro forma amounts for APF multiplied by 21.956 based on receipt by the partners of your Income Fund of 1,317,358 APF Shares, net of Acquisition expenses, in exchange for 60,000 units, or the ratio of exchange.

(3) Historical amounts for APF multiplied by 21.956, or the ratio of exchange.

(4) An equivalent pro forma dividend rate of $16.69 per share for the six months ended June 30, 1999 equates to $334 per original $10,000 investment. To review the pro forma financial information in greater detail with respect to APF after giving effect to the Acquisition and the acquisition of the CNL Restaurant Businesses, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

                                    FAIRNESS

General

   We believe the Acquisition to be fair to, and in the best interests of your Income Fund. After careful evaluation, we have concluded that the Acquisition is the best way to maximize the value of your investment. We recommend that you and the other Limited Partners approve the Acquisition and receive APF Shares.

   Based upon our analysis of the Acquisition, we believe that:

    .the terms of the Acquisition are fair to you and the other Limited
       Partners; and

    . after comparing the potential benefits and detriments of the Acquisition with those of several alternatives, the Acquisition is more economically attractive to you and the other Limited Partners than such alternatives.

   Our beliefs are based upon our analysis of the terms of the Acquisition, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Acquisition and the alternatives to the Acquisition and a review of the financial condition and performance of APF and your Income Fund and the terms of critical agreements, such as your Income Fund's partnership agreement.

   We also believe that the Acquisition is procedurally fair for several reasons. First, the Acquisition is required to be approved by Limited Partners holding greater than 50% of the outstanding units of your Income Fund and is subject to the closing conditions. Those closing conditions are that the APF Shares are listed on the NYSE, that the APF stockholders have approved the increase in the number of APF Shares authorized to be issued and that Merrill Lynch has issued a new fairness opinion if fewer than all of the Income Funds are acquired. Second, if your Income Fund is acquired all Limited Partners of your Income Fund who vote "Against" the Acquisition will be given the option of receiving APF Shares or notes.

   Although we believe the terms of the Acquisition are fair to you and the other Limited Partners, we have conflicts of interest with respect to the Acquisition. These conflicts include, among others:

  . that we will receive APF Shares, assuming APF acquires all of the Income Funds, upon completion of the Acquisition;

  . that Messrs. Seneff and Bourne are stockholders of APF and, as such, their interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund; and

  . we will be relieved from our material ongoing liabilities with respect to the Income Fund if it is acquired by APF.

Material Factors Underlying Belief as to Fairness

   The following is a discussion of the material factors underlying our belief that the terms of the Acquisition are fair as a whole to you and the other Limited Partners of your Income Fund and maximize the value of your investment.

   1. Consideration Offered. We will be offered the same form of consideration in the Acquisition as the Limited Partners with respect to our capital interest in the Income Fund. We believe that the form and amount of consideration offered to us and the Limited Partners, including dissenting Limited Partners who select the notes, constitute fair value. We compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Acquisition is fair based on such comparison. In addition, we believe the Acquisition is the best way to maximize the return on your investment because of your ability to participate in the potential appreciation of APF Shares. Since your Income Fund is restricted to owning and leasing a static number of restaurant properties due to the limitations contained in your Income Fund's partnership agreement and limited capital resources, your investments have less of an opportunity to appreciate. Because APF is a growth-oriented operating company, you will have the opportunity, as an APF stockholder, to participate in APF's future growth.

   2. Independent Appraisals and Fairness Opinions. Our belief as to the fairness of the Acquisition as a whole and to the Limited Partners of your Income Fund and our statements above regarding the material terms underlying our belief as to fairness are partially based upon the appraisal of your Income Fund's restaurant properties prepared by Valuation Associates and upon the fairness opinion provided by Legg Mason. A copy of the fairness opinion is attached hereto as Appendix A. We encourage you to read it. We attributed significant weight to the appraisal of Valuation Associates and the fairness opinion of Legg Mason, which we believe support our conclusion that the Acquisition is fair to the Limited Partners. We do not know of any factors that would materially alter the conclusions made in the appraisal of Valuation Associates or the fairness opinion of Legg Mason, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. We believe that the engagement of Valuation Associates to provide the appraisal and of Legg Mason to provide the fairness opinion assisted us in the fulfillment of our fiduciary duties to your Income Fund and the Limited Partners, notwithstanding that each: (1) of Valuation Associates and Legg Mason received fees for its services, (2) Legg Mason has previously provided investment banking services to the Income Funds and to Commercial Net Lease Realty, Inc., which at the time was an affiliate of CNL Group, Inc., and
(3) Valuation Associates has previously performed valuation appraisals for APF. We note that because the Acquisition of any one Income Fund is not a condition of the Acquisition of any other Income Fund, the fairness opinions analyze each Income Fund separately, not in combination with other Income Funds. However, based on the reasons stated in this section of the supplement and the opinion of Legg Mason that the APF Share consideration payable to each Income Fund is fair from a financial point of view, we believe the Acquisition is fair regardless of the number of Income Funds that are acquired in the Acquisition.

   In rendering its opinion with respect to the fairness, from a financial point of view, with respect to (a) the APF Shares offered with respect to your Income Fund, (b) the aggregate APF Shares offered with respect to the Income Funds, and (c) the method of allocating the APF Shares among the Income Funds, Legg Mason did not address or render any opinion with respect to other aspects of the Acquisition, including:

  . the value or fairness of the notes;

  . the prices at which the APF Shares may trade following the Acquisition or the trading value of the APF Shares to be offered compared with the current fair market value of the Income Funds' portfolios or assets if liquidated in real estate markets;

  . the tax consequences of any aspect of the Acquisition;

  . the fairness of the amounts or allocation of Acquisition costs or the amounts of Acquisition costs allocated to the Limited Partners; or

  . any other matters with respect to any specific individual partner or class of partners.

   In addition, Legg Mason was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Income Funds or their assets. Also, Legg Mason's opinion also does not compare the relative merits of the Acquisition with those of any other transaction or business strategy that was or might have been considered by us as alternatives to the Acquisition.

   Legg Mason's fairness opinion does not constitute a recommendation to you as to how to vote on the Acquisition or as to whether you should elect to receive the APF Share consideration or the notes.

   3. Valuation of Alternatives. Based on the appraisal of your Income Fund's restaurant properties, we estimated the value of your Income Fund if liquidated and as a going concern. On the basis of these calculations, we believe that the value of the APF Shares will exceed the going concern value and liquidation value of your Income Fund.

   4. Cash Available for Distribution Before and After the Acquisition. We believe the Acquisition will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. The effect of the Acquisition and the cash available for distribution will vary, however, from Income Fund to Income Fund. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of APF as an operating company and will also receive investment liquidity through the public market in APF Shares.

   5. Comparative Valuation Analysis. In assessing the fairness of the Acquisition, we relied on the appraisals prepared by Valuation Associates in connection with its engagement by us. Based on such information and other historical data of the Income Funds, we prepared a comparative valuation analysis, which supported our determination that the Acquisition is in the best interest of the Limited Partners of each of the Income Funds.

   The following table summarizes the results of our comparative valuation analysis:

                                                                                                         Weighted
                           Original        Original        Exchange                                   Average Trading
                            Limited    Limited Partner   Value of APF                     Estimated      Prices of
                            Partner    Investments less   Shares Paid      Estimated     Liquidation      Units
                          Investments  Distributions of       per        Going Concern    Value per     per Average
                             less         Net Sales     average $10,000    Value per       Average        $10,000
                         Distributions   Proceeds per   Limited Partner Average $10,000    $10,000       Original
                         of Net Sales  $10,000 Original    Original        Original       Original    Limited Partner
                          Proceeds(1)   Investment(1)    Investment(2)   Investment(3)  Investment(4)  Investment(5)
                         ------------- ---------------- --------------- --------------- ------------- ---------------
CNL Income Fund IV,
 Ltd. ..................  28,226,458        9,409            8,782           8,753          8,105          9,878

--------
(1) The original Limited Partner investments in the Income Fund were $30,000,000. These columns reflect, as of December 31, 1998, an adjustment to the Limited Partners' original investments for special distributions of net sales proceeds from sales of restaurant properties and net sales proceeds added to the Income Fund's working capital and subsequently distributed to the Limited Partners of the Income Fund.
(2) Values are based on the exchange value established by APF. Upon listing the APF Shares on the NYSE, the actual values at which the APF Shares will trade on the NYSE may be substantially below the exchange value.
(3) Represents the estimated value of an original $10,000 investment in your Income Fund, if your Income Fund continues unchanged, subject to the assumptions made by Valuation Associates in its appraisal.
(4) Represents the amount that we estimate would have been distributed to you with respect to an original $10,000 investment in the Income Fund if your Income Fund had sold its assets on December 31, 1998, subject to the assumptions made by Valuation Associates in its appraisal.
(5) Based on the weighted average trading prices of your Income Fund's units, per original $10,000 investment, in the secondary markets from July 1, 1998 to June 30, 1999. A substantial majority of the transfer prices in this column reflect purchases by your Income Fund as part of its distribution reinvestment program and do not necessarily reflect the prices in a secondary market.

   We believe that the comparative valuation analysis, when considered together with the anticipated effect of the Acquisition and with all the other differences between continued ownership of units as compared with the receipt of APF Shares, supports our recommendation in favor of the Acquisition.

                             CONFLICTS OF INTEREST

Affiliated General Partners

   As the general partners of your Income Fund, we each have a contractual obligation pursuant to your Income Fund's partnership agreement as well as a legal obligation under state law to assess whether the terms of the Acquisition are fair and equitable to the Limited Partners of your Income Fund without regard to whether the Acquisition is fair and equitable to any of the other participants, including the Limited Partners in other Income Funds. James M. Seneff, Jr. and Robert A. Bourne act as the individual general partners of all of the Income Funds and also as members of the Board of Directors of APF. While Messrs. Seneff and Bourne have sought faithfully to discharge their obligations to your Income Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to your Income Fund and also on APF's Board of Directors. Additionally, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

Benefits to General Partners

   As a result of the Acquisition, assuming only your Income Fund is acquired, we are expected to receive two material benefits. These benefits include:

  . James M. Seneff, Jr. and Robert A. Bourne, as your individual general partners, will also continue to serve as directors of APF with Mr. Seneff serving as Chairman of APF and Mr. Bourne serving as Vice Chairman. Furthermore, they will be entitled to receive performance-based incentives, including stock options under, APF's 1999 Performance Incentive Plan or any other such plan approved by the stockholders. The benefits that may be realized by Messrs. Seneff and Bourne are likely to exceed the benefits that they would expect to derive from the Income Funds if the Acquisition does not occur.

  . As general partners of your Income Fund, we are legally liable for all of your Income Fund's liabilities to the extent that your Income Fund is unable to satisfy such liabilities. Because the partnership agreement for your Income Fund prohibits the Income Fund from incurring indebtedness, the only liabilities the Income Fund has are liabilities with respect to its ongoing business operations. In the event that your Income Fund is acquired by APF, we would be relieved of our legal obligations to satisfy the liabilities of the acquired Income Fund.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the Acquisition to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Acquisition to you.

Material Tax Differences between the Ownership of Units and APF Shares

   Because your Income Fund is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a Limited Partner, you are required to take into account your share of the income or loss of your Income Fund, regardless of whether any cash is distributed to you. If your Income Fund is acquired by APF, and you have voted "For" the Acquisition, you will receive APF Shares. If you have voted "Against" the Acquisition but your Income Fund is acquired by APF, you may elect to receive notes.

   If your Income Fund is acquired by APF and you receive APF Shares, your ownership of APF Shares will affect the character and amount of income reportable by you in the future. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Income Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Income Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a Limited Partner, if your Income Fund is acquired by APF and you receive APF Shares, as a stockholder of APF you will be taxed based on the amount of distributions you receive from APF. Each year APF will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of APF's earnings and profits. Because the Acquisition is a taxable transaction, APF's tax basis in the acquired restaurant properties will be higher than your Income Fund's tax basis had been in the same properties. At the same time, however, APF may be required to utilize a slower method of depreciation with respect to some restaurant properties than that used by your Income Fund. As a result, APF's tax depreciation from the acquired restaurant properties will differ from your Income Fund's tax depreciation. Accordingly, under some circumstances, even if APF were to make the same level of distributions as your Income Fund, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of APF does not depend on its character to APF. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if APF incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Acquisition

   In connection with the Acquisition and for federal income tax purposes, if your Income Fund is acquired by APF the assets and any liabilities of your Income Fund will be transferred to APF in return for APF Shares and/or notes. Your Income Fund will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your Income Fund, including gain recognized as a result of the transfer of restaurant properties pursuant to the Acquisition. For purposes of allocating gain, we have valued the APF Shares at a price of $20. The estimated taxable gain, as of June 30, 1999, based on the $20 valuation, for an average $10,000 original Limited Partner investment in your Income Fund, is set forth in the table below for those Limited Partners subject to federal income taxation. The information in the table assumes that none of the Limited Partners in the Income Fund elected to receive notes.

                                                          Estimated Gain per
                                                       Average $10,000 Original
                                                      Limited Partner Investment
                                                      --------------------------
CNL Income Fund IV, Ltd..............................            $861

--------

   Under section 351(a) of the Internal Revenue Code of 1986, as amended, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. APF has represented to Shaw Pittman, APF's tax counsel, that, following the Acquisition, the Limited Partners of the Income Funds will not own stock possessing at least 80 percent of the total combined voting power of all classes of APF stock entitled to vote and at least
80 percent of the total number of shares of all other classes of APF stock. Based upon this representation, Shaw Pittman has opined that the Acquisition will not result in the acquisition of control of APF by the Limited Partners for purposes of section 351(a). Accordingly, the transfer of assets will result in recognition of gain or loss by each Income Fund that is acquired by APF.

   If your Income Fund is acquired by APF and no Limited Partners elect to receive the notes, your Income Fund will receive solely APF Shares in exchange for your Income Fund's assets. As a result, your Income Fund will recognize an amount of gain equal to the difference between:

  . the sum of (a) the fair market value of the APF Shares received by your Income Fund and (b) the amount of your Income Fund's liabilities, if any, assumed by the Operating Partnership, and

   . the adjusted tax basis of the assets transferred by your Income Fund to the Operating Partnership.

   If your Income Fund is acquired by APF and you or another Limited Partner in your Income Fund elect the notes option, your Income Fund will receive APF Shares and notes in exchange for your Income Fund's assets. Because the
principal portion of the notes will not be due until    , 2005, the
acquisition of your Income Fund's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your Income Fund's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the Acquisition, the amount of gain recognized by your Income Fund in the year of the Acquisition will be equal to the value of the APF Shares received by your Income Fund multiplied by the ratio that the gross profit realized by your Income Fund in the Acquisition bears to the total contract price for your Income Fund's assets. To the extent your Income Fund realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your Income Fund in the year of the Acquisition.

   The gross profit that your Income Fund realizes from the Acquisition will generally equal the excess, if any, of the selling price for your Income Fund's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by qualified indebtedness encumbering your Income Fund's assets, if any, that is assumed or taken subject to by the Operating Partnership. The exact amount of the gain to be recognized by your Income Fund in the year of the Acquisition will also vary depending upon the decisions of the Limited Partners to receive APF Shares or notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the Acquisition are likely to be treated as realized from the sale of a "section 1231 asset," which is real property or a depreciable asset used in a trade or business and held for more than one year. Your share of gains or losses from the sale of section 1231 assets of your Income Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Income Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your Income Fund recognizes will be allocated to you and the other Limited Partners in accordance with the terms of your Income Fund's partnership agreement. Each Limited Partner will be allocated and must report his, her or its allocable share of such gain, if any, pursuant to these terms, regardless of the Limited Partner's decision to receive notes rather than APF Shares. Even though a Limited Partner's election of the notes may decrease the amount of gain your Income Fund recognizes, the electing Limited Partner still will be required to take into account his, her or its share of your Income Fund's gain as determined under the partnership agreement of your Income Fund. Therefore, Limited Partners who elect the notes may recognize gain in the year of the Acquisition despite the fact that they will not receive cash with which to pay the tax on the gain. Such Limited Partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the Limited Partners electing to receive the notes.

   Tax Consequences of the Liquidation and Termination of Your Income Fund. If your Income Fund is acquired by APF, your Income Fund will be deemed to have been liquidated and distributed APF Shares or notes, as the case may be, to you. The taxable year of your Income Fund will end at this time, and you must report, in your taxable year that includes the date of the Acquisition, your share of all income, gain, loss, deduction and credit for your Income Fund through the date of the Acquisition, including gain or loss resulting from the Acquisition. If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your Income Fund's income attributable to more than one of its taxable years.

   The APF Shares or notes will be distributed among you and the other Limited Partners in a manner that we, as the general partners of your Income Fund, determine to be proportionate based on your respective capital account balances. If you receive APF Shares in the Acquisition and the value of those APF Shares exceeds your basis in your units, you will recognize gain equal to the difference between the fair market value of the APF Shares that you receive and your adjusted tax basis in your units. Your basis in the APF Shares will then equal the fair market value of the APF Shares on the closing date of the Acquisition, and your holding period for the APF Shares for purposes of determining capital gain or loss will begin on the closing date of the Acquisition. If you receive APF Shares in the Acquisition and your basis in your units exceeds the value of the APF Shares, you will not recognize gain or loss. Your basis in the APF Shares will equal the basis that you had in your units, and your holding period for purposes of determining capital gain or loss will begin on the closing date of the Acquisition.

   If you receive notes in the Acquisition, your basis in the notes distributed to you will equal your adjusted basis in your units, and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your Income Fund's holding period in the assets transferred to APF.

   Because the assets of your Income Fund are held for investment and not for resale, the Acquisition will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not a social club, voluntary employee's beneficiary association, supplemental unemployment benefit trust, or qualified group legal services plan as described in sections 501 (c)(7), (9), (17) or
(20) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Acquisition.

   Tax Consequences of the Acquisition to APF. APF will not recognize gain or loss as a result of the Acquisition. APF will have a holding period in the restaurant properties that begins on the closing date. The basis of the restaurant properties received by APF from the Income Funds will equal the fair market value of the APF Shares, plus the issue price of the notes issued in the Acquisition, plus the amount of any liabilities of the Income Funds assumed by APF.

   The aggregate basis of APF's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, APF's basis in each acquired restaurant property may differ from the Income Fund's basis therein, and the restaurant properties may be subject to different depreciable periods and methods as a result of the Acquisition. These factors could result in an overall change, following the Acquisition, in the depreciation deductions attributable to the restaurant properties acquired from the Income Funds following the Acquisition.

           SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund IV, Ltd.
                         Six Months Ended June 30, 1999

                                     Property                                 Historical   Historical
                                    Acquisition                                  CNL          CNL
                       Historical    Pro Forma                  Historical    Financial     Financial
                           APF      Adjustments     Subtotal     Advisor    Services, Inc.    Corp.      Subtotal
                       -----------  -----------    -----------  ----------  -------------- -----------  -----------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $27,900,894  $3,056,620(a)  $30,957,514  $        0    $        0   $         0  $30,957,514
 Fees.............               0           0               0   9,454,036     2,963,154        11,511   12,428,701
 Interest and
 Other Income.....       4,249,461           0       4,249,461      87,570       249,258    11,539,080   16,125,369
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Revenue...     $32,150,355  $3,056,620     $35,206,975  $9,541,606    $3,212,412   $11,550,591  $59,511,584
 Expenses:
 General and
 Administrative...       2,244,408           0       2,244,408   5,405,130     2,441,151       263,524   10,354,213
 Management and
 Advisory Fees....       1,681,870           0       1,681,870           0             0     1,231,905    2,913,775
 Fees to Related
 Parties..........               0           0               0      88,949       689,425             0      778,374
 Interest
 Expense..........               0           0               0      92,707             0    10,294,499   10,387,206
 State Taxes......         464,966           0         464,966           0             0             0      464,966
 Depreciation--
 Other............               0           0               0      77,130        39,032             0      116,162
 Depreciation--
 Property.........       3,701,974     967,179(a)    4,669,153           0             0             0    4,669,153
 Amortization.....           9,700           0           9,700          36             0             0        9,736
 Transaction
 Costs............         483,005           0         483,005           0             0             0      483,005
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Expenses..       8,585,923     967,179       9,553,102   5,663,952     3,169,608    11,789,928   30,176,590
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties and
 Provision for
 Losses on
 Properties.......     $23,564,432  $2,089,441     $25,653,873  $3,877,654    $   42,804   $  (239,337) $29,334,994
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........          31,241           0          31,241           0             0             0       31,241
 Gain (Loss) on
 Sale of
 Properties.......        (201,843)          0        (201,843)          0             0             0     (201,843)
 Provision For
 Losses on
 Properties.......        (540,522)          0        (540,522)          0             0             0     (540,522)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net Earnings
 (Losses) Before
 Benefit/
 (Provision) for
 Federal Income
 Taxes............      22,853,308   2,089,441      24,942,749   3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision)
 for Federal
 Income Taxes.....               0           0               0  (1,595,036)      (16,906)       86,202   (1,525,740)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net
 Earnings(Losses)..    $22,853,308  $2,089,441     $24,942,749  $2,282,618    $   25,898   $  (153,135) $27,098,130
                       ===========  ==========     ===========  ==========    ==========   ===========  ===========
                                                        Historical
                        Combining                       CNL Income
                        Pro Forma           Combined     Fund IV,   Pro Forma          Adjusted
                       Adjustments             APF         Ltd.    Adjustments         Pro Forma
                       ------------------- ------------ ---------- ------------------ ------------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $         0         $30,957,514  $1,089,757  $  10,143 (j)     $32,057,414
 Fees.............      (9,812,516)(b),(c)   2,616,185           0    (26,136)(k)       2,590,049
 Interest and
 Other Income.....         144,014 (d)      16,269,383      16,969          0          16,286,352
                       ------------------- ------------ ---------- ------------------ ------------
  Total Revenue...     $(9,668,502)        $49,843,082  $1,106,726  $ (15,993)        $50,933,815
 Expenses:
 General and
 Administrative...        (774,311)(e)       9,579,902     106,809    (50,508)(l),(m)   9,636,203
 Management and
 Advisory Fees....      (2,913,775)(f)               0           0          0 (n)               0
 Fees to Related
 Parties..........        (743,673)(g)          34,701           0          0              34,701
 Interest
 Expense..........               0          10,387,206           0          0          10,387,206
 State Taxes......               0             464,966      15,395      5,124 (o)         485,485
 Depreciation--
 Other............               0             116,162           0          0             116,162
 Depreciation--
 Property.........               0           4,669,153     202,745    107,509 (p)       4,979,407
 Amortization.....       1,079,371 (h)       1,089,107       2,259          0           1,091,366
 Transaction
 Costs............               0             483,005     104,166          0             587,171
                       ------------------- ------------ ---------- ------------------ ------------
  Total Expenses..      (3,352,388)         26,824,202     431,374     62,125          27,317,701
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties and
 Provision for
 Losses on
 Properties.......     $(6,316,114)        $23,018,880  $  675,352  $ (78,118)        $23,616,114
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........               0              31,241     146,616    (20,486)(q)         157,371
 Gain (Loss) on
 Sale of
 Properties.......               0            (201,843)          0          0            (201,843)
 Provision For
 Losses on
 Properties.......               0            (540,522)          0          0            (540,522)
                       ------------------- ------------ ---------- ------------------ ------------
 Net Earnings
 (Losses) Before
 Benefit/
 (Provision) for
 Federal Income
 Taxes............      (6,316,114)         22,307,756     821,968    (98,604)         23,031,120
 Benefit/(Provision)
 for Federal
 Income Taxes.....       1,525,740 (i)               0           0          0                   0
                       ------------------- ------------ ---------- ------------------ ------------
 Net
 Earnings(Losses)..    $(4,790,374)        $22,307,756  $  821,968  $ (98,604)        $23,031,120
                       =================== ============ ========== ================== ============

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund IV, Ltd.

                         Six Months Ended June 30, 1999

                                     Property                                Historical    Historical
                                    Acquisition                                 CNL           CNL
                       Historical    Pro Forma                  Historical   Financial     Financial
                          APF       Adjustments      Subtotal    Advisor   Services, Inc.    Corp.       Subtotal
                      ------------  -----------    ------------ ---------- -------------- ------------ -------------
Other data:
Earnings per
share/unit......      $       0.61  $      n/a     $        n/a $      n/a   $      n/a   $        n/a $         n/a
                      ============  ==========     ============ ==========   ==========   ============ =============
Book value per
share/unit......      $      17.54  $      n/a     $        n/a $      n/a   $      n/a   $        n/a $         n/a
                      ============  ==========     ============ ==========   ==========   ============ =============
Dividends per
share/unit......      $       0.76  $      n/a     $        n/a $      n/a   $      n/a   $        n/a $         n/a
                      ============  ==========     ============ ==========   ==========   ============ =============
Ratio of
Earnings to
Fixed Charges...             18.16x        n/a              n/a        n/a          n/a            n/a           n/a
                      ============  ==========     ============ ==========   ==========   ============ =============
Weighted average
shares
outstanding
during period...        37,347,883           0       37,347,883        n/a          n/a            n/a    37,347,883
                      ============  ==========     ============ ==========   ==========   ============ =============
Shares
outstanding.....        37,348,464           0       37,348,464        n/a          n/a            n/a    37,348,464
                      ============  ==========     ============ ==========   ==========   ============ =============
Balance sheet
data:
Real estate
assets, net.....      $691,443,127  $3,369,856(s)  $694,812,983 $        0   $        0   $          0  $694,812,983
Mortgages/notes
receivable......      $ 63,351,507  $        0     $ 63,351,507 $        0   $        0   $290,522,671   353,874,178
Receivables/due
from related
parties.........      $    649,972  $        0     $    649,972 $8,668,738   $5,417,084   $  1,125,933    15,861,727
Investment in
joint ventures..      $  1,081,046  $        0     $  1,081,046 $        0   $        0   $          0     1,081,046
Total assets....      $822,225,342  $3,369,856(s)  $825,595,198 $9,407,247   $6,369,606   $304,738,561 1,146,110,612
Total
liabilities/minority
interest........      $167,023,516  $3,369,856(s)  $170,393,372 $1,076,772   $  829,856   $300,143,224   472,443,224
Total equity....      $655,201,826  $        0     $655,201,826 $8,330,475   $5,539,750   $  4,595,337 $ 673,667,388
                                                         Historical
                       Combining                         CNL Income
                       Pro Forma             Combined       Fund      Pro Forma             Adjusted
                      Adjustments              APF        IV, Ltd.   Adjustments           Pro Forma
                      ------------------- -------------- ----------- ------------------- -----------------
Other data:
Earnings per
share/unit......      $       n/a         $          n/a $     13.70 $      n/a          $         0.51
                      =================== ============== =========== =================== =================
Book value per
share/unit......      $       n/a         $          n/a $    332.70 $      n/a          $        16.20
                      =================== ============== =========== =================== =================
Dividends per
share/unit......      $       n/a         $          n/a $     20.00 $      n/a          $          n/a
                      =================== ============== =========== =================== =================
Ratio of
Earnings to
Fixed Charges...              n/a                    n/a         n/a        n/a                    2.88x
                      =================== ============== =========== =================== =================
Weighted average
shares
outstanding
during period...        6,150,000             43,497,883         n/a  1,317,358              44,815,241(r)
                      =================== ============== =========== =================== =================
Shares
outstanding.....        6,150,000             43,498,464         n/a  1,317,358              44,815,822
                      =================== ============== =========== =================== =================
Balance sheet
data:
Real estate
assets, net.....      $         0         $  694,812,983 $16,494,738 $5,813,445 (t2)     $  717,121,166
Mortgages/notes
receivable......      $         0         $  353,874,178 $         0 $        0          $  353,874,178
Receivables/due
from related
parties.........      $(6,614,629)(u)     $    9,247,098 $    69,583 $ (160,865)(w)      $    9,155,816
Investment in
joint ventures..      $         0         $    1,081,046 $ 3,354,395 $  819,017 (t2)     $    5,254,458
Total assets....      $24,212,129 (t1)(u) $1,170,322,741 $20,904,798 $3,684,074 (t2)(w)  $1,194,911,613
Total
liabilities/minority
interest........      $(6,957,486)(u)(v)  $  465,485,738 $   942,830 $ (160,865)(w)      $  466,267,703
Total equity....      $31,169,615 (t1)(v) $  704,837,003 $19,961,968 $3,844,939 (t2)     $  728,643,910

        SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund IV, Ltd.

                   For the Year Ended December 31, 1998

                               Property                           Historical   Historical
                              Acquisition                            CNL          CNL                 Combining
                  Historical   Pro Forma             Historical   Financial    Financial              Pro Forma   Combined
                     APF      Adjustments  Subtotal   Advisor   Services, Inc.   Corp.     Subtotal  Adjustments    APF
                  ----------  ----------- ---------- ---------- -------------- ---------- ---------- ----------- ----------
Other data:
Earnings Per
Share/Unit......  $     1.21   $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Book Value Per
Share/Unit......  $    17.70   $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Dividends Per
Share/Unit......  $     1.52   $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Ratio of
Earnings to
Fixed Charges...       79.97x        n/a         n/a     n/a          n/a          n/a           n/a        n/a         n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Wtd. Avg. Shares
Outstanding.....  26,648,219   6,981,616  33,629,835     n/a          n/a          n/a    33,629,835  6,150,000  39,779,835
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Shares
Outstanding.....  37,337,927           0  37,337,927     n/a          n/a          n/a    37,337,927  6,150,000  43,487,927
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
                  Historical
                  CNL Income
                     Fund     Pro Forma   Adjusted
                   IV, Ltd.  Adjustments Pro Forma
                  ---------- ----------- --------------
Other data:
Earnings Per
Share/Unit......   $ 30.36    $     n/a  $     1.09
                  ========== =========== ==============
Book Value Per
Share/Unit......   $339.00    $     n/a  $    16.28
                  ========== =========== ==============
Dividends Per
Share/Unit......   $ 60.56    $     n/a  $      n/a
                  ========== =========== ==============
Ratio of
Earnings to
Fixed Charges...       n/a          n/a        3.04x
                  ========== =========== ==============
Wtd. Avg. Shares
Outstanding.....       n/a    1,317,358  41,097,193 (x)
                  ========== =========== ==============
Shares
Outstanding.....       n/a    1,317,358  44,805,285
                  ========== =========== ==============

--------
(a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if restaurant properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any restaurant properties for the periods prior to their construction completion and availability for occupancy.

(b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund:

     Origination fees from affiliates............................. $  (689,425)
     Secured equipment lease fees.................................     (67,967)
     Advisory fees................................................    (126,788)
     Reimbursement of administrative costs........................    (382,728)
     Acquisition fees.............................................  (4,452,252)
     Underwriting fees............................................     (54,248)
     Administrative, executive and guarantee fees.................    (532,389)
     Servicing fees...............................................    (572,728)
     Development fees.............................................     (38,853)
     Management fees..............................................  (1,681,870)
                                                                   ------------
      Total....................................................... $(8,599,248)
                                                                   ============

(c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

(d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................ $ 144,014

(e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs.............................. $(774,311)

(f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,681,870)
       Administrative executive and guarantee fees................    (126,788)
       Servicing fees.............................................    (572,728)
       Advisory fees..............................................    (532,389)
                                                                   ------------
                                                                   $(2,913,775)
                                                                   ============

(g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

(h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (u) below:

       Amortization of goodwill ..................................... $1,079,371

(i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

(j) Represents $10,143 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

(k) Represents the elimination of fees between the Advisor and the Income Fund:

       Management fees............................................... $       0
       Reimbursement of administrative costs.........................  (26,136)
                                                                      ---------
                                                                      $(26,136)
                                                                      =========

(l) Represents the elimination of $26,136 in administrative costs reimbursed by the Income Fund to the Advisor.

(m) Represents savings of $24,372 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

(n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

(o) Represents additional state income taxes of $5,124 resulting from assuming that acquisitions of restaurant properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

(p) Represents an increase in depreciation expense of $107,509 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

(q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $20,486 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

(r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

(s) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma restaurant properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

(t) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                         CNL Financial
                               Advisor   Services Group Income Fund     Total
                             ----------- -------------- -----------  ------------
   Fair Value of
    Consideration
    Received...............  $82,038,155  $50,734,122   $26,259,630  $159,031,907
                             ===========  ===========   ===========  ============
   Share Consideration.....  $76,000,000  $47,000,000   $23,806,907  $146,806,907
   Cash Consideration......          --           --        333,000       333,000
   APF Transaction Costs...    6,038,155    3,734,122     2,119,723    11,892,000
                             -----------  -----------   -----------  ------------
    Total Purchase Price...  $82,038,155  $50,734,122   $26,259,630  $159,031,907
                             ===========  ===========   ===========  ============
   Allocation of Purchase
    Price:
   ----------------------
   Net Assets--Historical..  $ 8,330,475  $10,135,087   $19,961,968  $ 38,427,530
   Purchase Price
    Adjustments:
    Land and buildings on
     operating leases......          --           --      4,631,682     4,631,682
    Net investment in
     direct financing
     leases................          --           --      1,181,763     1,181,763
    Investment in joint
     ventures..............          --           --        819,017       819,017
    Accrued rental income..          --           --       (290,049)     (290,049)
    Intangibles and other
     assets................          --    (2,575,792)      (44,751)   (2,620,543)
    Goodwill*..............          --    43,174,827           --     43,174,827
    Excess purchase price..   73,707,680          --            --     73,707,680
                             -----------  -----------   -----------  ------------
      Total Allocation.....  $82,038,155  $50,734,122   $26,259,630  $159,031,907
                             ===========  ===========   ===========  ============

* Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

  The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisitions based on the total purchase price for the acquisition of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,707,680 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations." Goodwill of $43,174,827 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

   1.Common Stock (CFA, CFS, CFC)--Class A..............       8,600
     Common Stock (CFA, CFS, CFC)--Class B..............       4,825
     Additional Paid-in Capital (CFA, CFS, CFC).........  12,568,974
     Retained Earnings..................................   5,883,163
     Accumulated distributions in excess of earnings....  73,707,680
     Goodwill for CFC/CFS (Intangibles and other
      assets)...........................................  43,174,827
     CFC/CFS Organizational Costs/Other Assets..........               2,575,792
     Cash to pay APF transaction costs..................               9,772,277
     APF Common Stock...................................                  61,500
     APF Capital in Excess of Par Value.................             122,938,500
     (To record acquisition of CFA, CFS and CFC)
   2.Partners' Capital..................................  19,961,968
     Land and buildings on operating leases.............   4,631,682
     Net investment in direct financing leases..........   1,181,763
     Investment in joint ventures.......................     819,017
     Accrued rental income..............................                 290,049
     Intangibles and other assets.......................                  44,751
     Cash to pay APF Transaction costs..................               2,119,723
     Cash consideration to Income Funds.................                 333,000
     APF Common Stock...................................                  13,174
     APF APIC...........................................              23,793,733
     (To record acquisition of Income Fund)

(u) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination or intercompany balances of $5,170,185 between CFC and CFS.

(v) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

(w) Represents the elimination by the Income Fund of $160,865 in related party payables recorded as receivables by the Advisor.

(x) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

   To review the pro forma financial information of APF in the event that APF acquires the CNL Restaurant Business and all of the Income Funds, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

         SELECTED HISTORICAL FINANCIAL DATA OF CNL INCOME FUND IV, LTD.

   The following table sets forth selected financial information for the Income Fund, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of CNL Income Fund IV, Ltd." in this supplement.

                             Six Months Ended
                                 June 30,                           Year Ended December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Revenues (1)............  $ 1,253,342 $ 1,024,493 $ 2,285,696 $ 2,531,385 $ 2,820,295 $ 2,871,572 $ 2,865,770
Net income (2)..........      821,968     712,597   1,821,449   1,720,668   2,347,167   2,210,339   2,310,524
Cash distributions
 declared (3)...........    1,200,000   2,433,748   3,633,748   2,760,000   2,760,000   2,760,000   2,760,000
Net income per Unit
 (2)....................        13.56       11.84       30.15       28.42       38.75       36.48       38.13
Cash distributions
 declared per Unit (3)..        20.00       40.56       60.56       46.00       46.00       46.00       46.00
GAAP book value per
 unit...................       332.70      340.52      339.00      369.20      381.63      388.14      397.30
Weighted average number
 of Limited Partner
 Units outstanding......       60,000      60,000      60,000      60,000      60,000      60,000      60,000
                                 June 30,                                December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Total assets............  $20,904,798 $21,298,812 $21,189,833 $23,309,888 $23,730,892 $24,057,829 $24,598,179
Total partners'
 capital................   19,961,968  20,431,148  20,340,000  22,152,299  22,897,631  23,288,164  23,837,825

--------
(1) Revenues include equity in earnings of joint ventures.
(2) Net income for the six months ended June 30, 1998 and the year ended December 31, 1998, includes $65,172 for a provision for loss on land and building. Net income for the year ended December 31, 1997, includes $6,652 from a loss on the sale of land and $70,337 for a provision for loss on land and building. Net income for the six months ended June 30, 1998 and for years ended December 31, 1998, 1996, 1995 and 1994 includes $120,915, $226,024, $221,390, $128,547 and $128,592, respectively, from gains on the sale of land and buildings.
(3) Distributions for the six months ended June 30, 1998, and the year ended December 31, 1998, include a special distribution to the Limited Partners of $1,233,748 in net sales proceeds from the sales of two restaurant properties in 1998.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
             AND RESULTS OF OPERATIONS OF CNL INCOME FUND IV, LTD.

Introduction

   The Income Fund is a Florida limited partnership that was organized on November 18, 1987, to acquire for cash, either directly or through joint venture arrangements, both newly constructed and existing restaurant properties, as well as land upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains. The leases generally are triple-net leases, with the lessees responsible for all repairs and maintenance, property taxes, insurance and utilities. As of June 30, 1999, the Income Fund owned 38 restaurant properties, which included interests in six restaurant properties owned by joint ventures in which the Income Fund is a co-venturer and two restaurant property owned with affiliates as tenants-in-common.

Capital Resources

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   During the six months ended June 30, 1999 and 1998, the Income Fund generated cash from operations, which consists of cash received from tenants, distributions from joint ventures, and interest and other income received, less cash paid for expenses, of $1,127,102 and $1,154,124, respectively. The decrease in cash from operations for the six months ended June 30, 1999 is primarily a result of changes in working capital.

   Other sources and uses of capital included the following during the six months ended June 30, 1999.

   In January 1999, the Income Fund used $533,200 of the net sales proceeds from the 1998 sale of the restaurant property in Naples, Florida to acquire a restaurant property in Zephyrhills, Florida, as tenants-in-common with CNL Income Fund XVII, Ltd., one of our affiliates. In connection therewith, the Income Fund and the affiliate entered into an agreement whereby each co-venturer will share in the profits and losses of the restaurant property in proportion to its applicable percentage interest. As of June 30, 1999, the Income Fund owned a 76 percent interest in the restaurant property in Zephyrhills, Florida. The sale of the restaurant property in Naples, Florida and the reinvestment of the net sales proceeds in the restaurant property in Zephyrhills, Florida, were structured to qualify as a like-kind exchange transaction for federal income tax purposes.

   Currently, rental income from the Income Fund's restaurant properties and net sales proceeds from the sale of restaurant properties, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use for the payment of Income Fund expenses, are invested in money market accounts or other short-term, highly liquid investments such as demand deposit accounts at commercial banks, certificates of deposit, and money market accounts with less than a 30-day maturity date. At June 30, 1999, the Income Fund had $651,282 invested in such short-term investments, as compared to $739,382 at December 31, 1998. The funds remaining at June 30, 1999 will be used to pay distributions and other liabilities.

   On May 11, 1999, four Limited Partners in several of the Income Funds served a lawsuit against us and APF in connection with the Acquisition. On July 8, 1999, the plaintiffs amended the complaint to add three additional Limited Partners as plaintiffs. Additionally, on June 22, 1999, a Limited Partner in several Income Funds served a lawsuit against us, APF, CNL Group, Inc. and the CNL Restaurant Businesses in connection with the Acquisition. We and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

 The Years Ended December 31, 1998, 1997 and 1996

   During the years ended December 31, 1998, 1997 and 1996, the Income Fund generated cash from operations of $2,362,320, $2,417,972 and $2,713,964, respectively. The decrease in cash from operations for 1998 and 1997, each as compared to the previous year, is primarily a result of changes in income and expenses and changes in the Income Fund's working capital.

   Cash from operations during the years ended December 31, 1998, 1997 and 1996 was also affected by the following.

   In October 1992, the Income Fund accepted a promissory note from the former tenant of the restaurant property in Maywood, Illinois, for $175,000 for amounts due relating to past due rents and real estate taxes and other expenses the Income Fund had incurred as a result of the former tenant's having defaulted under the terms of the lease. The note was non-interest bearing and was payable in 36 monthly installments of $2,500 through September 1995, and thereafter in eight monthly installments of $10,000, with the balance due and payable on February 20, 1996. The Income Fund discounted the note to a principal balance of $138,094 using an interest rate of ten percent. During 1995, the former tenant defaulted under the terms of the note. Because of the financial difficulties that the former tenant was experiencing, the Income Fund established an allowance for doubtful accounts for the full amount of unpaid principal and interest of $111,031 relating to this note. Therefore, no amounts were included in receivables at December 31, 1996. During 1997, the Income Fund ceased collection efforts for this note and wrote off the related allowance for doubtful accounts.

   Other sources and uses of capital included the following during the years ended December 31, 1998, 1997, and 1996.

   In January 1996, the Income Fund reinvested the net sales proceeds it received from the 1995 sale of the restaurant property in Hastings, Michigan, along with additional funds, in a Golden Corral restaurant property located in Clinton, North Carolina, with affiliates of ours as tenants-in-common. In connection therewith, the Income Fund and its affiliates entered into an agreement whereby each co-venturer will share in the profits and losses of the restaurant property in proportion to its applicable percentage interest. As of December 31, 1998, the Income Fund owned a 53 percent interest in this restaurant property.

   In September 1996, the Income Fund sold its restaurant property in Tampa, Florida, for $1,090,000 and received net sales proceeds of $1,049,550, which resulted in a gain of $221,390 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in December 1988 and had a cost of approximately $832,800, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $216,800 in excess of its original purchase price. In December 1996, the Income Fund reinvested the majority of the net sales proceeds in a Boston Market restaurant property, located in Richmond, Virginia. The remaining net sales proceeds were used to pay Income Fund liabilities.

   In June 1997, the Income Fund terminated the leases with the tenant of the restaurant properties in Portland and Winchester, Indiana. In connection therewith, the Income Fund accepted a promissory note from the former tenant for $32,343 for amounts relating to past due real estate taxes the Income Fund had accrued as a result of the former tenant's financial difficulties. The promissory note is uncollateralized, bears interest at a rate of ten percent per annum, and is being collected in 36 monthly installments. As of December 31, 1998, the Income Fund had collected the full amount of the promissory note.

   In July 1997, the Income Fund entered into new leases for the restaurant properties in Portland and Winchester, Indiana, with a new tenant to operate the restaurant properties as Arby's restaurants. In connection therewith, the Income Fund agreed to fund up to $125,000 in renovation costs for each restaurant property. As of December 31, 1998, such renovations had been completed.

   In November 1997, the Income Fund sold its restaurant property in Douglasville, Georgia to a third party for $402,000 and received net sales proceeds of $378,149. This restaurant property was originally acquired by the Income Fund in December 1994 and had a cost of approximately $363,800, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $16,900 in excess of its original purchase price. The Income Fund had recognized accrued rental income since the inception of the lease relating to the straight-lining of future scheduled rent increases in accordance with generally accepted accounting principles. Thus, the Income Fund wrote off the cumulative balance of such accrued rental income at the time of the sale of this restaurant property, which resulted in a loss of $6,652 for financial reporting purposes. Due to the fact that the straight-lining of future rent increases over the term of the lease is a non-cash accounting adjustment, the write off of these amounts is a loss for financial statement purposes only. The net sales proceeds were used to fund the renovation costs and to pay liabilities of the Income Fund, which include quarterly distributions to the Limited Partners. The Income Fund distributed amounts that we determined were sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale.

   In March 1998, the Income Fund sold its restaurant property in Fort Myers, Florida, to a third party for $842,100 and received net sales proceeds of $794,690, which resulted in a gain of $225,902 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in December 1988 and had a cost of approximately $598,000, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $196,700 in excess of its original purchase price. In addition, in March 1998, the Income Fund sold its restaurant property in Union Township, Ohio, to an unrelated third party for $680,000 and received net sales proceeds of $674,135, which resulted in a loss of $104,987 for financial reporting purposes. In connection with the sale of these restaurant properties, the Income Fund incurred deferred, subordinated real estate disposition fees of $45,663. In April 1998, the Income Fund distributed $1,233,748 of the net sales proceeds from these restaurant properties as a special distribution to the Limited Partners and used the remaining net proceeds to pay Income Fund liabilities.

   In addition, in July 1998, the Income Fund sold its restaurant property in Leesburg, Florida for $565,000 and received net sales proceeds of $523,931, which resulted in a total loss for financial reporting purposes of $135,509. At December 31, 1997, the Income Fund recorded a provision for loss on the land and building in the amount of $70,337 for this restaurant property. Thus, the Income Fund recognized the remaining loss of $65,172 for financial reporting purposes at July 1998, relating to the sale. In September 1998, the Income Fund contributed the majority of the net sales proceeds from the sale of the restaurant property in Leesburg, Florida, to a joint venture, Warren Joint Venture, to purchase and hold one restaurant property. The Income Fund has an approximate 36 percent interest in the profits and losses of Warren Joint Venture and the remaining interest in this joint venture is held by one of our affiliates.

   In September 1998, the Income Fund sold its restaurant property in Naples, Florida, to a third party for $563,000 and received net sales proceeds of $533,598, which resulted in a gain of $170,281 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in December 1988 and had a cost of approximately $410,500 excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $123,100 in excess of its original purchase price.

   In January 1999, the Income Fund invested a majority of the net sales proceeds in a restaurant property in Zephyrhills, Florida with an affiliate of ours as tenants-in-common. The Income Fund holds a 76 percent interest in the restaurant property. The Income Fund will account for its investment in this restaurant property using the equity method since the Income Fund will share control with an affiliate. We believe that the transaction, or a portion thereof, relating to the sale of the restaurant property in Naples, Florida and the reinvestment of the net sales proceeds will be structured to qualify as a like-kind exchange transaction for federal income tax purposes. However, the Income Fund will distribute amounts that we determine are sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale.

   During the years ended December 31, 1997 and 1996, the Income Fund received $294,000 and $22,300, respectively, in capital contributions from the corporate general partner in connection with the operations of the Income Fund. No such contributions were received during the year ended December 31, 1998.

   None of the restaurant properties owned by the Income Fund or the joint ventures in which the Income Fund owns an interest is or may be encumbered. Under its partnership agreement, the Income Fund is prohibited from borrowing for any purpose. However, we or our affiliates are entitled to reimbursement, at cost, for actual expenses incurred by us or our affiliates on behalf of the Income Fund. From time to time, affiliates of ours incur operating expenses on behalf of the Income Fund for which the Income Fund reimburses the affiliates without interest.

   Currently, rental income from the Income Fund's restaurant properties and net sales proceeds from the sale of restaurant properties, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use for the payment of Income Fund liabilities, are invested in money market accounts or other short-term highly liquid investments such as demand deposit accounts at commercial banks, CDs and money market accounts with less than a 30-day maturity date. At December 31, 1998, the Income Fund had $739,382 invested in such short-term investments, as compared to $876,452 at December 31, 1997. The decrease in the amount invested in short-term investments during 1998, as compared to 1997, is primarily attributable to the payment of construction costs accrued at December 31, 1997, which relate to the Income Fund's restaurant properties in Winchester and Portland, Indiana. The decrease was partially offset by an increase in cash due to using a portion of the net sales proceeds from the sales of the restaurant properties in Fort Myers, Florida, and Union Township, Ohio, for other Income Fund purposes. As of December 31, 1998, the average interest rate earned on the rental income deposited in demand deposit accounts at commercial banks was approximately three percent annually. Total liabilities at December 31, 1998, to the extent they exceed cash and cash equivalents at December 31, 1998, will be paid from future cash from operations and, in the event we elect to make additional contributions, from future contributions from us.

Short-Term Liquidity

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's short-term liquidity requirements consist primarily of the operating expenses of the Income Fund.

   The Income Fund's investment strategy of acquiring restaurant properties for cash and leasing them under triple-net leases to operators who generally meet specified financial standards minimizes the Income Fund's operating expenses. We believe that the leases will continue to generate cash flow in excess of operating expenses.

   We have the right, but not the obligation, to make additional capital contributions if we deem it appropriate in connection with the operations of the Income Fund.

   The Income Fund generally distributes cash from operations remaining after the payment of operating expenses of the Income Fund, to the extent that we determine that such funds are available for distribution. Based on current and anticipated future cash from operations and, for the six months ended June 30, 1998, net sales proceeds from the sale of the restaurant properties in Fort Myers, Florida and Union Township, Ohio, the Income Fund declared distributions to Limited Partners of $1,200,000 for the six months ended June 30, 1999 and $2,433,748 for the six months ended June 30, 1998, or $600,000 for each of the quarters ended June 30, 1999 and 1998. This represents distributions of $20.00 per unit for the six months ended June 30, 1999 and $40.56 per unit for the six months ended June 30, 1998, or $10.00 per unit for each of the quarters ended June 30, 1999 and 1998. Distributions for the six months ended June 30, 1998 included $1,233,748 as a result of the distribution of net sales proceeds from the 1998 sale of the restaurant properties in Ft. Myers, Florida and Union Township, Ohio.

   No distributions were made to us for the quarters and six months ended June 30, 1999 and 1998. No amounts distributed to the Limited Partners for the six months ended June 30, 1999 and 1998 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available for distribution to the Limited Partners on a quarterly basis.

   Total liabilities of the Income Fund, which include distributions payable, increased to $942,830 at June 30, 1999 from $849,833 at December 31, 1998, primarily as a result of the Income Fund accruing transaction costs relating to the Acquisition. Total liabilities at June 30, 1999, to the extent they exceed cash and cash equivalents at June 30, 1999, will be paid from future cash from operations, and in the event we elect to make additional contributions, from contributions from us.

 The Years Ended December 31, 1998, 1997 and 1996

   Due to low operating expenses and ongoing cash flow, we do not believe that working capital reserves are necessary at this time. In addition, because the leases for the Income Fund's restaurant properties are generally on a triple-net basis, it is not anticipated that a permanent reserve for maintenance and repairs will be established at this time. To the extent, however, that the Income Fund has insufficient funds for such purposes, we will contribute to the Income Fund an aggregate amount of up to one percent of the offering proceeds for maintenance and repairs.

   Based on (a) current and anticipated future cash from operations, (b) for the year ended December 31, 1998, net sales proceeds from the sale of the restaurant properties in Fort Myers, Florida and Union Township, Ohio and (c) to a lesser extent, for the years ended December 31, 1997 and 1998, additional capital contributions received from us of $294,000 and $22,300, the Income Fund declared distributions to the Limited Partners of $3,633,748 for the year ended December 31, 1998, $2,760,000 for the year ended December 31, 1997 and $2,760,000 for the year ended December 31, 1996. This represents distributions of $60.56 per unit for the year ended December 31, 1998 and $46 per unit for each of the years ended December 31, 1997 and 1996. Distributions for the year ended December 31, 1998 included $1,233,748 as a result of the distribution of net sales proceeds from the sale of the restaurant properties in Fort Myers, Florida and Union Township, Ohio. This special distribution was effectively a return of a portion of the Limited Partners' investment. However, in accordance with the Income Fund's partnership agreement, it was applied to the Limited Partners' unpaid preferred return. The reduced number of restaurant properties for which the Income Fund receives rental payments, as well as ongoing operations, reduced the Income Fund's revenues in 1998 and is expected to reduce the Partnership's revenues in subsequent years. The decrease in Income Fund revenues, combined with the fact that a significant portion of the Income Fund's expenses are fixed in nature, resulted in a decrease in cash distributions to the Limited Partners during 1998. No amounts distributed to the Limited Partners for the years ended December 31, 1998, 1997, and 1996 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions.

   During 1998, affiliates of ours incurred on behalf of the Income Fund $111,482 for operating expenses, as compared to $85,702 during 1997 and $114,409 during 1996. As of December 31, 1998, the Income Fund owed $103,315 to affiliates for such amounts and accounting and administrative services, as compared to $88,854 as of December 31, 1997. In addition, during the year ended December 31, 1998, the Income Fund incurred $45,663 in real estate disposition fees due to an affiliate as a result of its services in connection with the sale of two restaurant properties. The payment of such fees is deferred until the Limited Partners have received the sum of their 10% preferred return and their adjusted capital contributions. Amounts payable to other parties, including distributions payable, decreased to $700,855 at December 31, 1998 from $1,068,735 at December 31, 1997. The decrease in liabilities at December 31, 1998 is primarily attributable to the payment during the year ended December 31, 1998 of construction costs accrued at December 31, 1997 for the restaurant properties in Portland and Winchester, Indiana, in connection with the new leases entered into in July 1997. In addition, the decrease in total liabilities was attributable to a decrease in distributions payable to the Limited Partners at December 31, 1998, as compared to December 31, 1997. Total liabilities at December 31,

1998, to the extent they exceed cash and cash equivalents at December 31, 1998, will be paid from future cash from operations and, in the event the we elect to make additional contributions, from future contributions from us.

Long-Term Liquidity

   The Income Fund has no long-term debt or other long-term liquidity requirements.

Results of Operations

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   During the six months ended June 30, 1998, the Income Fund owned and leased 34 wholly owned restaurant properties, including two restaurant properties, one in each of Union Township, Ohio and Fort Myers, Florida, which were sold in March 1998 and during the six months ended June 30, 1999, the Income Fund owned and leased 30 wholly owned restaurant properties, generally to operators of fast-food and family-style restaurant chains. During the six months ended June 30, 1999 and 1998, the Income Fund earned $1,055,383 and $1,114,982, respectively, in rental income from operating leases and earned income from the direct financing leases from these restaurant properties, $527,724 and $543,097 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. The decrease in rental and earned income for the quarter and six months ended June 30, 1999 was primarily due to the sale of the restaurant properties in Fort Myers, Florida and Union Township, Ohio in March 1998, and the sale of the restaurant property in Naples, Florida in September 1998. During the six months ended June 30, 1999, the Income Fund used the net sales proceeds from the sale of the restaurant property in Naples, Florida to acquire a restaurant property in Zephyrhills, Florida, as tenants-in-common with CNL Income Fund XVII, Ltd., one of our affiliates. Rental and earned income are expected to remain at reduced amounts as a result of distributing the net sales proceeds from the 1998 sales of the restaurant properties in Fort Myers, Florida and Union Township, Ohio to the Limited Partners.

   In October 1998, the tenant of one Boston Market restaurant property filed for bankruptcy. As of July 31, 1999, the Income Fund had continued receiving rental payments relating to this lease. While the tenant has not rejected or affirmed the lease, there can be no assurance that the lease will not be rejected in the future. The lost revenues resulting from the rejection of this lease could have an adverse effect on the results of operations of the Income Fund if the Income Fund is not able to re-lease this restaurant property in a timely manner.

   During the six months ended June 30, 1998, the Income Fund also owned and leased five restaurant properties indirectly through joint venture arrangements and one restaurant property as tenants-in-common with our affiliates. During the six months ended June 30, 1999, the Income Fund owned and leased six restaurant properties through joint venture arrangements and two restaurant properties as tenants-in-common with our affiliates. In connection therewith, during the six months ended June 30, 1999 and 1998, the Income Fund recognized income of $146,616 and a loss of $148,888, respectively, of which income of $72,942 and a loss of $191,062 were recognized for the quarters ended June 30, 1999 and 1998, respectively. The increase in net income earned by joint ventures is primarily due to the fact that Kingsville Real Estate Joint Venture, in which the Income Fund owns a 68.87% interest in the profits and losses of the joint venture, established an allowance for doubtful accounts of approximately $50,800 and $65,900 during the quarter and six months ended June 30, 1998, respectively, in accordance with its collection policy. No such allowance was established during the quarter and six months ended June 30, 1999. In addition, during the quarter and six months ended June 30, 1998, Kingsville Real Estate Joint Venture established a provision for loss on land and net investment in the direct financing lease for its restaurant property in Kingsville, Texas for approximately $316,000. The allowance represented the difference between the restaurant property's carrying value at June 30, 1998 and the estimated net realizable value of the restaurant property. In January 1999, Kingsville Real Estate Joint Venture entered into a new lease for this restaurant property with a new tenant and we ceased collection efforts on the past due amounts. The increase in net income for the quarter and six months ended June 30, 1999 is also partially due to the fact that in September 1998 the Income Fund reinvested net sales proceeds from the 1998 sale of its restaurant property in Leesburg, Florida in Warren Joint Venture. In addition, the increase was also due to the fact that in January 1999, the Income Fund reinvested net sales proceeds from the 1998 sale of its restaurant property in Naples, Florida in a restaurant property in Zephyrhills, Florida, as tenants-in-common with one of our affiliates.

   Operating expenses, including depreciation and amortization, were $431,374 and $367,639 for the six months ended June 30, 1999 and 1998, respectively, of which $224,713 and $175,219 were incurred for the quarters ended June 30, 1999 and 1998, respectively. The increase in operating expenses for the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, was primarily due to the fact that the Income Fund incurred $71,148 and $104,166 for the quarter and six months ended June 30, 1999, respectively, in transaction costs related to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition with APF. If the Limited Partners reject the Acquisition, the Income Fund will bear the portion of the transaction costs based upon the percentage of "For" votes and we will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions. The increase in operating expenses for the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, was partially offset by a decrease in depreciation expense which resulted from the sale of four restaurant properties in 1998.

   During the quarter and six months ended June 30, 1998, the Income Fund recorded a provision for loss on land and building in the amount of $65,172 for financial reporting purposes for the restaurant property in Leesburg, Florida. The allowance at June 30, 1998, represented the difference between the restaurant property's carrying value at June 30, 1998 and the net realizable value of the restaurant property based on the net sales proceeds received in July 1998 from the sale of the restaurant property. No such provision was recorded for the quarter and six months ended June 30, 1999.

   As a result of the sales of the restaurant properties in Fort Myers, Florida and Union Township, Ohio, the Income Fund recognized a total gain of $120,915 for financial reporting purposes during the six months ended June 30, 1998. No restaurant properties were sold during the six months ended June 30, 1999.

 The Years Ended December 31, 1998, 1997 and 1996

   During 1996, the Income Fund owned and leased 36 wholly owned restaurant properties, including one restaurant property in Tampa, Florida, which was sold in September 1996, during 1997, the Income Fund owned and leased 35 wholly owned restaurant properties, including one restaurant property in Douglasville, Georgia, which was sold in November 1997, and during 1998, the Income Fund owned and leased 34 wholly owned restaurant properties, including four restaurant properties which were sold in 1998. In addition, during 1998, 1997, and 1996, the Income Fund was a co-venturer in five separate joint ventures that each owned and leased one restaurant property and one restaurant property with affiliates as tenants-in-common. In addition, during 1998, the Income Fund was a co-venturer in an additional joint venture that owned and leased one restaurant property. As of December 31, 1998, the Income Fund owned, either directly or through joint venture arrangements, 37 restaurant properties, which are, in general, subject to long-term, triple-net leases. The leases of the restaurant properties provide for minimum base annual rental amounts, payable in monthly installments, ranging from $18,100 to $135,800. Generally, the leases provide for percentage rent based on sales in excess of a specified amount to be paid annually. In addition, some of the leases provide that, commencing in the sixth lease year the percentage rent will be an amount equal to the greater of the percentage rent calculated under the lease formula or a specified percentage ranging from one-half to two percent of the purchase price.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $2,231,513, $2,189,386, and $2,397,691, respectively, in rental income from operating leases and earned income from direct financing leases from its wholly owned restaurant properties described above. The increase in rental and earned income during 1998, as compared to 1997, was partially attributable to the fact that during 1997, the Income Fund increased its allowance for doubtful accounts for past due rental amounts relating to the Hardee's restaurant properties located in Portland and Winchester, Indiana, which were leased by the same tenant, due to financial difficulties the tenant was experiencing. No such allowance was recorded during 1998 due to the fact that the Income Fund renovated both restaurant properties, as described above in "Capital Resources" and re-leased the restaurant properties to a new tenant for which rents commenced in October 1997. The decrease in rental and earned income during 1997, as compared to 1996, is partially attributable to the Income Fund increasing its allowance for doubtful accounts by approximately $28,500, for rental income amounts relating to the Hardee's restaurant properties located in Portland and Winchester, Indiana, as described above. Rental and earned income also decreased by approximately $86,200 during 1997 due to the fact that the Income Fund terminated the lease with the former tenant of the restaurant properties in Portland and Winchester, Indiana, in June 1997, as described above in "Capital Resources." The Income Fund re-leased these restaurant properties in October 1997, as described above. The decrease in rental and earned income for 1997, as compared to 1996, was slightly offset by an increase of approximately $20,200 in rental income from the new tenant of this restaurant property who began operating the restaurant property in October 1997, after it was renovated into an Arby's restaurant property.

   Rental and earned income decreased during 1997, as compared to 1996, as a result of the Income Fund establishing an allowance for doubtful accounts totalling approximately $128,200 during 1997, for rental amounts relating to the restaurant property located in Palm Bay, Florida, due to financial difficulties the tenant was experiencing. The tenant vacated the restaurant property in October 1997. Rental and earned income increased during 1998, as compared to 1997, due to the fact that no such allowance was established during 1998 and the fact that the Income Fund negotiated a settlement agreement with the former tenant's guarantor to collect some of the amounts due to the Income Fund from the former tenant. During 1998, the Income Fund collected and recognized as income a portion of the past due rental amounts from the former tenant's guarantor. In addition, in February 1998, the Income Fund entered into a new lease with a new tenant for this restaurant property.

   The increase in rental and earned income for the year ended December 31, 1998 was partially offset by a decrease in rental and earned income due to the sale of the restaurant property in Douglasville, Georgia in November 1997, the sale of the restaurant properties in Fort Myers, Florida and Union Township, Ohio in March 1998, and the sale of the restaurant property in Naples, Florida in September 1998. During the year ended December 31, 1998, the Income Fund used the net sales proceeds from the sale of the restaurant property in Douglasville, Georgia to fund renovation costs for two restaurant properties and for other Income Fund purposes. Rental and earned income are expected to remain at reduced amounts as a result of distributing the net sales proceeds from the 1998 sales of the restaurant properties in Fort Myers, Florida and Union Township, Ohio to the Limited Partners.

   In addition, rental and earned income decreased approximately $76,300 during the year ended 1997 as compared to 1996, as a result of the sale of the restaurant property in Tampa, Florida, in September 1996. The decrease in rental income for 1997 was offset by an increase of approximately $118,300 in rental income attributable to the reinvestment of the net sales proceeds in a restaurant property in Richmond, Virginia, in December 1996.

   For the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $83,377, $117,031 and $97,318, respectively, in contingent rental income from the Income Fund's wholly owned restaurant properties. The decrease in contingent rental income during the year ended December 31, 1998, as compared to the year ended December 31, 1997, is partially attributable to the Income Fund adjusting estimated contingent rental amounts accrued at December 31, 1997, to actual amounts during the year ended December 31, 1998 and is partially attributable to a decrease in gross sales for certain restaurant properties whose leases require the payment of contingent rental income. The increase in contingent rental income in 1997, as compared to 1996, is primarily attributable to an increase in gross sales for certain restaurant properties, the leases of which require the payment of contingent rental income.

   In addition, for the years ended December 31, 1998, 1997, and 1996, the Income Fund recognized a loss of $90,144 and income of $189,747 and $277,431, respectively, attributable to net income earned by joint ventures in which the Income Fund is a co-venturer. The decrease in net income in 1998, as compared to 1997, is primarily due to the fact that Kingsville Real Estate Joint Venture in which the Income Fund owns a 68.87% interest established an allowance for loss on the land and net investment in the direct financing lease for its restaurant property for approximately $316,000 during the year ended December 31, 1998. The tenant of this restaurant property experienced financial difficulties and ceased payment of rents under the terms of its lease agreement. The allowance represents the difference between the restaurant property's carrying value at December 31, 1998 and the estimated net realizable value of the restaurant property. In addition, the joint venture increased its allowance for doubtful accounts by approximately $130,000 during the year ended December 31, 1998, as compared to an increase in allowance for doubtful accounts of approximately $20,600 during the year ended December 31, 1997, for amounts due from this tenant deemed uncollectible in accordance with its collection policy. In January 1999, Kingsville Real Estate Joint Venture entered into a new lease for this restaurant property with a new tenant and we ceased collection efforts on the past due amounts. The decrease in net income for 1998, as compared to 1997, is partially offset by an increase in net income earned by joint ventures due to the fact that in September 1998, the Income Fund reinvested net sales proceeds from the sale of its restaurant property in Leesburg, Florida in Warren Joint Venture.

   The decrease in net income earned by these joint ventures during 1997, as compared to 1996, is partially attributable to the fact that, during July 1997, the operator of the restaurant property owned by Titusville Joint Venture vacated the restaurant property and ceased operations. In conjunction therewith, Titusville Joint Venture in which the Income Fund owns a 26.6% interest in the profits and losses of the joint venture established an allowance for doubtful accounts of approximately $27,000 during 1997. No such allowance was established during 1996. In addition, the joint venture recorded real estate tax expense of approximately $16,600 during 1997. No such real estate taxes were incurred during 1996. In addition, the joint venture wrote off unamortized lease costs of $23,500 in 1997 due to the tenant vacating the restaurant property. Titusville Joint Venture ceased collection efforts on past due amounts and the joint venture will not recognize any rental income from this restaurant property until a new tenant is located or until the restaurant property is sold and the proceeds from such a sale are reinvested in an additional restaurant property. Titusville Joint Venture is currently seeking either a replacement tenant or purchaser for this restaurant property. In addition, during 1998 and 1997, the joint venture established an allowance for loss on land and building for its restaurant property in Titusville, Florida, for approximately $125,300 and $147,000, respectively, for financial reporting purposes. The allowance represents the difference between the restaurant property's carrying value at December 31, 1998, and the estimated net realizable value of the restaurant property. Net income earned by joint ventures also decreased during 1997, as compared to 1996, due to an adjustment in estimated contingent rental amounts accrued at December 31, 1996, to actual amounts during the year ended December 31, 1997 for the restaurant property in Clinton, North Carolina, held as tenants-in-common.

   During the year ended December 31, 1998, one of the Income Fund's lessees, Shoney's, Inc., contributed more than ten percent of the Income Fund's total rental income, including the Income Fund's share of the rental income from six restaurant properties owned by joint ventures and one restaurant property owned with affiliates as tenant-in-common. As of December 31, 1998, Shoney's, Inc. was the lessee under leases relating to six restaurants. It is anticipated that, based on the minimum rental payments required by the leases, Shoney's, Inc. will continue to contribute more than ten percent of the Income Fund's total rental income during 1999. In addition, during the year ended December 31, 1998, two restaurant chains, Shoney's and Wendy's Old Fashioned Hamburger Restaurants, each accounted for more than ten percent of the Income Fund's total rental income, including the Income Fund's share of the rental income from six restaurant properties owned by joint ventures and one restaurant property owned with affiliates as tenants-in-common. In 1999, it is anticipated that these two restaurant chains each will continue to account for more than ten percent of the total rental income to which the Income Fund is entitled under the terms of the leases. Any failure of these lessees or restaurant chains could materially affect the Income Fund's income if the Income Fund is not able to release the restaurant properties in a timely manner.

   Operating expenses, including depreciation and amortization expense, were $690,271, $733,728, and $694,518 for the years ended December 31, 1998, 1997, and 1996, respectively. The decrease in operating expenses for 1998, as compared to 1997, and the increase in operating expenses for 1997, as compared to 1996, was partially due to the fact that during 1997, the Income Fund expensed approximately $25,400 in current and past due real estate taxes for the restaurant property in Palm Bay, Florida due to the tenant vacating the restaurant property in October 1997. The restaurant property was re-leased and the new tenant is responsible for these expenses beginning in December 1997. In addition, the decrease in operating expenses for 1998, as compared to 1997, is partially due to the decrease in depreciation expense which resulted from the sale of one restaurant property in November 1997, and the sale of four restaurant properties in 1998.

   The decrease in operating expenses for 1998, as compared to 1997, is partially offset by an increase in operating expense for 1998 due to the fact that the Income Fund incurred $18,286 in transaction costs related to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition. The increase in operating expenses during 1997 was also partially due to the fact that the Income Fund recorded bad debt expense of $12,794 from the former tenant during 1997, relating to the restaurant properties located in Portland and Winchester, Indiana, for past due rental income amounts. Due to the fact that the Income Fund re-leased these restaurant properties to a new tenant in October 1997, as described above, no such expense was recorded during 1998.

   The Income Fund is responsible for the proportionate share of real estate taxes and insurance expense for one of the two leases for the restaurant property in Maywood, Illinois. In addition, during 1998, 1997, and 1996, the Income Fund paid for a portion of the real estate taxes that are the responsibility of the other tenant of the Maywood restaurant property, due to a shortage of amounts collected from the tenant for the payment of their proportionate share of real estate taxes.

   In addition, as a result of the former tenant of the restaurant property in Leesburg, Florida, defaulting under the terms of its lease, the Income Fund incurred certain expenses, such as real estate taxes, insurance and maintenance expense relating to this restaurant property during 1998, 1997, and 1996. The Income Fund sold this restaurant property in July 1998, therefore the Income Fund does not anticipate incurring such expenses in future periods.

   As a result of the sales of four restaurant properties and one restaurant property, the Income Fund recognized a gain of $226,024 and $221,390, respectively, for financial reporting purposes during the years ended December 31, 1998 and 1996, respectively. In addition, as a result of the sale of the restaurant property in Douglasville, Georgia, in November 1997, the Income Fund recognized a loss for financial reporting purposes of $6,652 for the year ended December 31, 1997.

   During 1997, the Income Fund established an allowance for loss on land and building in the amount of $70,337 for financial reporting purposes for the restaurant property in Leesburg, Florida. The tenant of this restaurant property defaulted under the terms of its lease and vacated the restaurant property. The allowance represented the difference between the restaurant property's carrying value at December 31, 1997, and the estimated net realizable value for this restaurant property based on an anticipated sales price. In July 1998, the Income Fund sold this restaurant property.

   The Income Fund's leases as of December 31, 1998, are, in general, triple-net leases and contain provisions that the we believe mitigate the adverse effect of inflation. Such provisions include clauses requiring the payment of percentage rent based on certain restaurant sales above a specified level and/or automatic increases in base rent at specified times during the term of the lease. Management expects that increases in restaurant sales volumes due to inflation and real sales growth should result in an increase in rental income over time. Continued inflation also may cause capital appreciation of the Income Fund's restaurant properties. Inflation and changing prices, however, also may have an adverse impact on the sales of the restaurants and on potential capital appreciation of the restaurant properties.

Year 2000 Readiness Disclosure

 Overview of Year 2000 Problem

   The year 2000 problem concerns the inability of information and non-information technology systems to properly recognize and process date sensitive information beyond January 1, 2000. The failure to accurately recognize the year 2000 could result in a variety of problems from data miscalculations to the failure of entire systems.

 Information and Non-Information Technology Systems

   The Income Fund does not have any information or non-information technology systems. We and our affiliates provide all services requiring the use of information and non-information technology systems pursuant to a management agreement with the Income Fund. The information technology system of our affiliates consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. The non-information technology systems of our affiliates are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. Our affiliates have no internally generated programmed software coding to correct, because substantially all of the software utilized by us and our affiliates is purchased or licensed from external providers. The maintenance of non-information technology systems at the Income Fund's restaurant properties is the responsibility of the tenants of such properties in accordance with the terms of the Income Fund's leases.

 The Y2K Team

   In early 1998, we and our affiliates formed a Year 2000 team for the purpose of identifying, understanding and addressing the various issues associated with the year 2000 problem. The Y2K Team consists of us and members from our affiliates, including representatives from senior management, information systems, telecommunications, legal, office management, accounting and property management.

 Assessing Year 2000 Readiness

   The Y2K Team's initial step in assessing year 2000 readiness consists of identifying any systems that are date-sensitive and, accordingly, could have potential year 2000 problems. The Y2K Team has conducted inspections, interviews and tests to identify which of the Income Fund's systems could have a potential year 2000 problem.

   The information system of our affiliates is comprised of hardware and software applications from mainstream suppliers. Accordingly, the Y2K Team has contacted and is evaluating documentation from the respective vendors and manufacturers to verify the year 2000 compliance of their products. The Y2K Team has also requested and is evaluating documentation from the non-information technology systems providers of our affiliates.

   In addition, the Y2K Team has requested and is evaluating documentation from other companies with which the Income Fund has material third party relationships. Such third parties, in addition to the providers of information and non-information technology systems, consist of the Income Fund's transfer agent, and financial institutions. The Income Fund depends on its transfer agent to maintain and track investor information and its financial institutions for availability of cash.

   As of September 15, 1999, the Y2K Team had received responses from approximately 60% of the third parties. All of the responses were in writing. Of the third parties responding, all indicated that they are currently year 2000 compliant or will be year 2000 compliant prior to the year 2000. Although the Y2K Team continues to receive positive responses from the companies with which the Income Fund has third party relationships regarding their year 2000 compliance, we cannot be assured that the third parties have adequately considered the impact of the year 2000.

   In addition, the Y2K Team has requested documentation from the Income Fund's tenants. The Y2K Team is in the process of evaluating the responses and expects to complete this process by October 31, 1999. The Income Fund has also instituted a policy of requiring any new tenants to indicate that their systems are year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000.

 Achieving Year 2000 Compliance

   The Y2K Team has identified and completed upgrades of hardware equipment that was not year 2000 compliant. In addition, the Y2K Team has identified and completed upgrades of software applications that were not year 2000 compliant, although, we cannot be assured that the upgrade solutions provided by the vendors have addressed all possible year 2000 issues.

   The cost for these upgrades and other remedial measures is the responsibility of us and our affiliates. We do not expect that the Income Fund will incur any costs in connection with year 2000 remedial measures.

Assessing the Risks to the Income Fund of Non-Compliance and Developing Contingency Plans

 Risk of Failure of Information and Non-Information Technology Systems Used by the Income Fund

   We believe that the reasonably likely worst case scenario with regard to the information and non-information technology systems used by the Income Fund is the failure of one or more of these systems as a result of year 2000 problems. Because the Income Fund's major source of income is rental payments under long-term triple-net leases, any failure of information or non-information technology systems used by the Income Fund is not expected to have a material impact on the results of operations of the Income Fund. Even if such systems failed, the payment of rent under the Income Fund's leases would not be affected. In addition, the Y2K Team is expected to correct any Y2K problems within the control of us and our affiliates before the year 2000.

   The Y2K Team has determined that a contingency plan to address this risk is not necessary at this time. However, if the Y2K Team identifies additional risks associated with the year 2000 compliance of the information or non-information technology systems used by the Income Fund or if the progress of the Y2K Team in remediating year 2000 problems with such systems deviates from the anticipated timeline, the Y2K Team will develop a contingency plan if deemed necessary at that time.

 Risk of Inability of Transfer Agent to Accurately Maintain Income Fund Records

 We believe that the reasonably likely worst case scenario with regard to the Income Fund's transfer agent is that the transfer agent will fail to achieve year 2000 compliance of its systems and will not be able to accurately maintain the records of the Income Fund. This could result in the inability of the Income Fund to accurately identify its Limited Partners for purposes of distributions, delivery of disclosure materials and transfers of units. The Y2K Team has received certification from the Income Fund's transfer agent of its year 2000 compliance. Despite the positive response from the transfer agent, we cannot be assured that the transfer agent has addressed all possible year 2000 issues.

   The Y2K Team has developed a contingency plan pursuant to which we and our affiliates would maintain the records of the Income Fund manually, in the event that the systems of the transfer agent are not year 2000 compliant. We and our affiliates would have to allocate resources to internally perform the functions of the transfer agent. We do not anticipate that the additional cost of these resources would have a material impact on the results of operations of the Income Fund.

 Risk of Loss of Short-Term Liquidity from Failure of Financial Institutions to Achieve Year 2000 Compliance

   We believe that the reasonably likely worst case scenario with regard to its financial institutions is that some or all of its funds on deposit with such financial institutions may be temporarily unavailable. The Y2K Team has received responses from 93% of the Income Fund's financial institutions indicating that their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. Despite the positive responses from the financial institutions, we cannot be assured that the financial institutions have addressed all possible year 2000 issues. The loss of short-term liquidity could affect the Income Fund's ability to pay its expenses on a current basis. We do not anticipate that a loss of short-term liquidity would have a material impact on the results of operations of the Income Fund.

   Based upon the responses received from the Income Fund's financial institutions and the inability of the Y2K Team to identify a suitable alternative for the deposit of funds that is not subject to potential year 2000 problems, the Y2K Team has determined not to develop a contingency plan to address this risk.

 Risks of Late Payment or Non-Payment of Rent by Tenants

   We believe that the reasonably likely worst case scenario with regard to its tenants is that some of the tenants may make rental payments late as the result of the failure of the tenants to achieve year 2000 compliance of their systems used in the payment of rent, the failure of the tenants' financial institutions to achieve year 2000 compliance, or the temporary disruption of the tenants' businesses. The Y2K Team is in the process of requesting responses from the Income Fund's tenants indicating the extent to which their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. We cannot be assured that the tenants have addressed all possible year 2000 issues. The late payment of rent by one or more tenants would affect the results of operations of the Income Fund in the short-term.

   We are also aware of predictions that the year 2000 problem, if uncorrected, may result in a global economic crisis. We are not able to determine if such predictions are true. A widespread disruption of the economy could affect the ability of the Income Fund's tenants to pay rent and, accordingly, could have a material impact on the results of operations of the Income Fund.

   Because payment of rent is under the control of the Income Fund's tenants, the Y2K Team is not able to develop a contingency plan to address these risks. In the event of late payment or non-payment of rent, we will assess the remedies available to the Income Fund under its lease agreements.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998........  F-1
Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998........................................................  F-2
Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998........................  F-3
Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998.................................................................  F-4
Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998.............................................  F-5
Report of Independent Certified Public Accountants........................  F-7
Balance Sheets as of December 31, 1998 and 1997...........................  F-8
Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996.....................................................................  F-9
Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996............................................................ F-10
Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996..................................................................... F-11
Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................. F-12
Unaudited Pro Forma Financial Information................................. F-21
Unaudited Pro Forma Balance Sheet as of June 30, 1999..................... F-22
Unaudited Pro Forma Statement of Earnings for the Six Months Ended June
 30, 1999................................................................. F-24
Unaudited Pro Forma Statement of Earnings for the Year Ended December 31,
 1998..................................................................... F-26
Unaudited Pro Forma Statement of Cash Flows for the Six Months Ended June
 30, 1999................................................................. F-28
Unaudited Pro Forma Statement of Cash Flows for the Year Ended December
 31, 1998................................................................. F-30
Notes and Management's Assumptions to Unaudited Pro Forma Financial
 Statements............................................................... F-32

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                                      December
                                                          June 30,       31,
                                                            1999        1998
                                                         ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $3,947,353 and $3,744,609,
 respectively..........................................  $15,283,715 $15,486,459
Net investment in direct financing leases..............    1,211,023   1,231,482
Investment in joint ventures...........................    3,354,395   2,862,906
Cash and cash equivalents..............................      651,282     739,382
Restricted cash........................................          --      537,274
Receivables, less allowance for doubtful accounts of
 $250,622 and $258,641, respectively...................       69,583      24,676
Prepaid expenses.......................................       13,317       9,836
Lease costs, less accumulated amortization of $23,710
 and $21,450, respectively.............................       31,434      18,094
Accrued rental income..................................      290,049     279,724
                                                         ----------- -----------
                                                         $20,904,798 $21,189,833
                                                         =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable.......................................  $    85,694 $     4,503
Accrued and escrowed real estate taxes payable.........       43,826      36,732
Distributions payable..................................      600,000     600,000
Due to related parties.................................      160,865     148,978
Rents paid in advance and deposits.....................       52,445      59,620
                                                         ----------- -----------
  Total liabilities....................................      942,830     849,833
Commitments and Contingencies (Note 3)
Partners' capital......................................   19,961,968  20,340,000
                                                         ----------- -----------
                                                         $20,904,798 $21,189,833
                                                         =========== ===========



           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                        Quarter Ended      Six Months Ended
                                          June 30,             June 30,
                                      -----------------  ---------------------
                                        1999     1998       1999       1998
                                      -------- --------  ---------- ----------
Revenues:
  Rental income from operating
   leases...........................  $496,860 $511,225  $  993,393 $1,051,001
  Earned income from direct
   financing leases.................    30,864   31,872      61,990     63,981
  Contingent rental income..........    26,131   15,546      34,374     37,207
  Interest and other income.........     7,051    8,347      16,969     21,192
                                      -------- --------  ---------- ----------
                                       560,906  566,990   1,106,726  1,173,381
                                      -------- --------  ---------- ----------
Expenses:
  General operating and
   administrative...................    31,152   41,090      71,590     75,715
  Professional services.............    11,364   26,397      21,364     32,645
  Real estate taxes.................     8,576      --       13,855     20,755
  State and other taxes.............       --       106      15,395     15,747
  Depreciation and amortization.....   102,473  107,626     205,004    222,777
  Transaction costs.................    71,148      --      104,166        --
                                      -------- --------  ---------- ----------
                                       224,713  175,219     431,374    367,639
                                      -------- --------  ---------- ----------
Income Before Equity in Earnings
 (Loss) of Joint Ventures and Gain
 on Sale of Land and Buildings and
 Provision for Loss on Land and
 Building...........................   336,193  391,771     675,352    805,742
Equity in Earnings (Loss) of Joint
 Ventures...........................    72,942 (191,062)    146,616   (148,888)
Gain on Sale of Land and Buildings..       --       --          --     120,915
Provision for Loss on Land and
 Building...........................       --   (65,172)        --     (65,172)
                                      -------- --------  ---------- ----------
Net Income..........................  $409,135 $135,537  $  821,968 $  712,597
                                      ======== ========  ========== ==========
Allocation of Net Income:
  General partners..................  $  4,091 $    (66) $    8,220 $    2,417
  Limited partners..................   405,044  135,603     813,748    710,180
                                      -------- --------  ---------- ----------
                                      $409,135 $135,537  $  821,968 $  712,597
                                      ======== ========  ========== ==========
Net Income Per Limited Partner
 Unit...............................  $   6.75 $   2.26  $    13.56 $    11.84
                                      ======== ========  ========== ==========
Weighted Average Number of Limited
 Partner Units Outstanding..........    60,000   60,000      60,000     60,000
                                      ======== ========  ========== ==========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                      Six Months   Year Ended
                                                         Ended      December
                                                       June 30,        31,
                                                         1999         1998
                                                      -----------  -----------
General partners:
  Beginning balance.................................. $   769,078  $   756,354
  Net income.........................................       8,220       12,724
                                                      -----------  -----------
                                                          777,298      769,078
                                                      -----------  -----------
Limited partners:
  Beginning balance..................................  19,570,922   21,395,945
  Net income.........................................     813,748    1,808,725
  Distributions ($20.00 and $60.56 per limited
   partner unit, respectively).......................  (1,200,000)  (3,633,748)
                                                      -----------  -----------
                                                       19,184,670   19,570,922
                                                      -----------  -----------
    Total partners' capital.......................... $19,961,968  $20,340,000
                                                      ===========  ===========




           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                             June 30,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Increase (Decrease) in Cash and Cash Equivalents
Net Cash Provided by Operating Activities............ $ 1,127,102  $ 1,154,124
                                                      -----------  -----------
Cash Flows from Investing Activities:
  Proceeds from sale of land and buildings...........         --     1,468,825
  Additions to land and buildings on operating
   leases............................................         --      (275,000)
  Investment in joint ventures.......................    (533,200)         --
  Decrease in restricted cash........................     533,598          --
  Payment of lease costs.............................     (15,600)         --
                                                      -----------  -----------
  Net cash provided by (used in) investing
   activities........................................     (15,202)   1,193,825
                                                      -----------  -----------
Cash Flows from Financing Activities:
  Distributions to limited partners..................  (1,200,000)  (2,523,748)
                                                      -----------  -----------
      Net cash used in financing activities..........  (1,200,000)  (2,523,748)
                                                      -----------  -----------
Net Decrease in Cash and Cash Equivalents............     (88,100)    (175,799)
Cash and Cash Equivalents at Beginning of Period.....     739,382      876,452
                                                      -----------  -----------
Cash and Cash Equivalents at End of Period........... $   651,282  $   700,653
                                                      ===========  ===========
Supplemental Schedule of Non-Cash Investing and
 Financing Activities:
  Deferred real estate disposition fees incurred and
   unpaid at end of period........................... $       --   $    45,663
                                                      ===========  ===========
  Distributions declared and unpaid at end of
   period............................................ $   600,000  $   600,000
                                                      ===========  ===========



           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund IV, Ltd. (the "Partnership") for the year ended December 31, 1998.

2. Investment in Joint Ventures:

   In January 1999, the Partnership invested $533,200 in a property in Zephyrhills, Florida as tenants-in-common with CNL Income Fund XVII, Ltd., an affiliate of the general partners. As of March 31, 1999, the Partnership had a 76 percent interest in the property. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate, and amounts relating to its investment are included in investment in joint ventures.

   The following presents the combined, condensed financial information for all of the Partnership's investment in joint ventures and properties held as tenants-in-common at:

                                                         June 30,  December 31,
                                                           1999        1998
                                                        ---------- ------------
   Land and buildings on operating leases, less
    accumulated depreciation and allowance for loss on
    land and building.................................. $5,288,090  $4,406,943
   Net investment in direct financing leases, less
    allowance for impairment in carrying value.........    377,724     626,594
   Cash................................................     23,087      14,025
   Receivables.........................................      5,334      10,943
   Accrued rental income...............................    166,304     163,773
   Other assets........................................      2,924       2,513
   Liabilities.........................................     48,357      27,211
   Partners' capital...................................  5,815,106   5,197,580
   Revenues............................................    305,224     368,058
   Provision for loss on land and buildings and net
    investment in direct financing lease...............        --     (441,364)
   Net income (Loss)...................................    222,901    (212,388)

   The Partnership recognized income totalling $146,616 and a loss totaling $148,888 for the six months ended June 30, 1999 and 1998, respectively, of which income of $72,942 and a loss of $191,062 were recognized for the quarters ended June 30, 1999 and 1998, respectively, from these joint ventures.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998

3. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 1,334,008 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $26,259,630 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund IV, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund IV, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 18, 1999, except for the secondparagraph of Note 12 for which the date is March 11, 1999 and Note 13 for which the date is June 3, 1999

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                            December 31,
                                                       -----------------------
                                                          1998        1997
                                                       ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 land and building.................................... $15,486,459 $18,097,997
Net investment in direct financing leases.............   1,231,482   1,269,389
Investment in joint ventures..........................   2,862,906   2,708,012
Cash and cash equivalents.............................     739,382     876,452
Restricted cash.......................................     537,274         --
Receivables, less allowance for doubtful accounts of
 $258,641 and $295,580................................      24,676      37,669
Prepaid expenses......................................       9,836      11,115
Lease costs, less accumulated amortization of $21,450
 and $17,956..........................................      18,094      21,588
Accrued rental income.................................     279,724     287,466
Other assets..........................................         --          200
                                                       ----------- -----------
                                                       $21,189,833 $23,309,888
                                                       =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $     4,503 $     8,576
Accrued construction costs payable....................         --      250,000
Accrued and escrowed real estate taxes payable........      36,732      65,176
Distributions payable.................................     600,000     690,000
Due to related parties................................     148,978      93,854
Rents paid in advance and deposits....................      59,620      49,983
                                                       ----------- -----------
  Total liabilities...................................     849,833   1,157,589
Partners' capital.....................................  20,340,000  22,152,299
                                                       ----------- -----------
                                                       $21,189,833 $23,309,888
                                                       =========== ===========



                See accompanying notes to financial statements.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                  Year Ended December 31,
                                              ----------------------------------
                                                 1998        1997        1996
                                              ----------  ----------  ----------
Revenues:
  Rental income from operating leases.......  $2,104,520  $2,058,703  $2,263,677
  Earned income from direct financing
   leases...................................     126,993     130,683     134,014
  Contingent rental income..................      83,377     117,031      97,318
  Interest and other income.................      60,950      35,221      47,855
                                              ----------  ----------  ----------
                                               2,375,840   2,341,638   2,542,864
                                              ----------  ----------  ----------
Expenses:
  General operating and administrative......     151,775     149,808     161,714
  Professional services.....................      43,609      33,439      29,289
  Bad debt expense..........................         --       12,794         --
  Real estate taxes.........................      31,879      65,316      37,589
  State and other taxes.....................      15,747      16,476      21,694
  Depreciation and amortization.............     428,975     455,895     444,232
Transaction costs...........................      18,286         --          --
                                              ----------  ----------  ----------
                                                 690,271     733,728     694,518
                                              ----------  ----------  ----------
Income Before Equity in Earnings (Losses) of
 Joint Ventures, Gain (Loss) on Sale of Land
 and Buildings and Provision for Loss on
 Land and Building..........................   1,685,569   1,607,910   1,848,346
Equity in Earnings (Losses) of Joint
 Ventures...................................     (90,144)    189,747     277,431
Gain (Loss) on Sale of Land and Buildings...     226,024      (6,652)    221,390
Provision for Loss on Land and Building.....         --      (70,337)        --
                                              ----------  ----------  ----------
Net Income..................................  $1,821,449  $1,720,668  $2,347,167
                                              ==========  ==========  ==========
Allocation of Net Income:
  General partners..........................  $   12,724  $   15,697  $   22,219
  Limited partners..........................   1,808,725   1,704,971   2,324,948
                                              ----------  ----------  ----------
                                              $1,821,449  $1,720,668  $2,347,167
                                              ==========  ==========  ==========
Net Income Per Limited Partner Unit.........  $    30.15  $    28.42  $    38.75
                                              ==========  ==========  ==========
Weighted Average Number of Limited Partner
 Units Outstanding..........................      60,000      60,000      60,000
                                              ==========  ==========  ==========


                See accompanying notes to financial statements.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                 Years Ended December 31, 1998, 1997, and 1996

                             General Partners                       Limited Partners
                         ------------------------- ----------------------------------------------------
                                       Accumulated                              Accumulated Syndication
                         Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                         ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................   $241,504     $160,634    $30,000,000  $(19,687,963)  $16,013,989 $(3,440,000) $23,288,164
  Contributions from
   general partners.....     22,300          --             --            --            --          --        22,300
  Distributions to
   limited partners ($46
   per limited partner
   unit)................        --           --             --     (2,760,000)          --          --    (2,760,000)
  Net income............        --        22,219            --            --      2,324,948         --     2,347,167
                           --------     --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................    263,804      182,853     30,000,000   (22,447,963)   18,338,937  (3,440,000)  22,897,631
  Contributions from
   general partners.....    294,000          --             --            --            --          --       294,000
  Distributions to
   limited partners ($46
   per limited partner
   unit)................        --           --             --     (2,760,000)          --          --    (2,760,000)
  Net income............        --        15,697            --            --      1,704,971         --     1,720,668
                           --------     --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................    557,804      198,550     30,000,000   (25,207,963)   20,043,908  (3,440,000)  22,152,299
  Distributions to
   limited partners ($61
   per limited partner
   unit)................        --           --             --     (3,633,748)          --          --    (3,633,748)
  Net income............        --        12,724            --            --      1,808,725         --     1,821,449
                           --------     --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................   $557,804     $211,274    $30,000,000  $(28,841,711)  $21,852,633 $(3,440,000) $20,340,000
                           ========     ========    ===========  ============   =========== ===========  ===========



                See accompanying notes to financial statements.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
  Cash received from tenants............  $ 2,351,732  $ 2,345,612  $ 2,588,248
  Distributions from joint ventures.....      248,360      265,473      305,866
  Cash paid for expenses................     (274,436)    (211,213)    (206,059)
  Interest received.....................       36,664       18,100       25,909
                                          -----------  -----------  -----------
   Net cash provided by operating
    activities..........................    2,362,320    2,417,972    2,713,964
                                          -----------  -----------  -----------
 Cash Flows from Investing Activities:
  Proceeds from sale of land and
   building.............................    2,526,354      378,149    1,049,550
  Additions to land and buildings on
   operating leases.....................     (275,000)         --    (1,035,516)
  Investment in joint ventures..........     (493,398)         --      (437,489)
  Decrease (increase) in restricted
   cash.................................     (533,598)         --       518,150
  Payment of lease costs................          --       (17,384)      (2,230)
  Other.................................          --         9,122          --
                                          -----------  -----------  -----------
   Net cash provided by investing
    activities..........................    1,224,358      369,887       92,465
                                          -----------  -----------  -----------
 Cash Flows from Financing Activities:
  Contributions from general partners...          --       294,000       22,300
  Distributions to limited partners.....   (3,723,748)  (2,760,000)  (2,760,000)
                                          -----------  -----------  -----------
   Net cash used in financing
    activities..........................   (3,723,748)  (2,466,000)  (2,737,700)
                                          -----------  -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................     (137,070)     321,859       68,729
Cash and Cash Equivalents at Beginning
 of Year................................      876,452      554,593      485,864
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $   739,382  $   876,452  $   554,593
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income.............................  $ 1,821,449  $ 1,720,668  $ 2,347,167
                                          -----------  -----------  -----------
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation..........................      425,481      453,397      442,065
  Amortization..........................        3,494        2,498        2,167
  Equity in earnings of joint ventures,
   net of distributions.................      338,504       75,726       28,435
  Bad debt expense......................          --        12,794          --
  Loss (gain) on sale of land and
   buildings............................     (226,024)       6,652     (221,390)
  Provision for loss on land and
   building.............................          --        70,337          --
  Decrease in receivables...............        8,607        5,422       41,531
  Decrease (increase) in prepaid
   expenses.............................        1,279         (180)      (1,202)
  Decrease in net investment in direct
   financing leases.....................       37,907       34,215       30,885
  Increase in accrued rental income.....      (40,515)     (39,669)     (21,520)
  Increase (decrease) in accounts
   payable and accrued expenses.........      (26,960)      31,976       11,162
  Increase in due to related parties....        9,461       26,701       39,987
  Increase in rents paid in advance and
   deposits.............................        9,637       17,435       14,677
                                          -----------  -----------  -----------
   Total adjustments....................      540,871      697,304      366,797
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 2,362,320  $ 2,417,972  $ 2,713,964
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Investing and Financing Activities:
 Deferred real estate disposition fees
  incurred and unpaid at December 31....  $    45,663  $       --   $       --
                                          ===========  ===========  ===========
 Distributions declared and unpaid at
  December 31...........................  $   600,000  $   690,000  $   690,000
                                          ===========  ===========  ===========

                See accompanying notes to financial statements.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                  Years Ended December 31, 1998, 1997 and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund IV, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' best estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to decrease rental or other income or increase bad debt expense for the current period, although the Partnership

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership's investments in Holland Joint Venture, Titusville Joint Venture, Cocoa Joint Venture, Auburn Joint Venture, Kingsville Real Estate Joint Venture, Warren Joint Venture, and a property in Clinton, North Carolina, held as tenants-in-common, are accounted for using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Lease Costs--Brokerage fees associated with negotiating new leases are amortized over the terms of the new leases using the straight-line method.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

   Reclassification--Certain items in the prior years' financial statements have been reclassified to conform to 1998 presentation. These reclassifications had no effect on partners' capital or net income.

2. Leases:

   The Partnership leases its land or land and buildings primarily to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." The leases generally are classified as operating leases; however, some leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portion of one of these leases is an operating lease. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant generally pays all property taxes and assessments,

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996 fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two or four successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
   Land............................................... $ 7,244,512  $ 8,328,572
   Buildings..........................................  11,986,556   13,684,194
                                                       -----------  -----------
                                                        19,231,068   22,012,766
   Less accumulated depreciation......................  (3,744,609)  (3,844,432)
                                                       -----------  -----------
                                                        15,486,459   18,168,334
   Less allowance for loss on land and building.......         --       (70,337)
                                                       -----------  -----------
                                                       $15,486,459  $18,097,997
                                                       ===========  ===========

   In July 1997, the Partnership entered into new leases for the properties in Portland and Winchester, Indiana, with a new tenant to operate the properties as Arby's restaurants. In connection therewith, the Partnership incurred $125,000 in renovation costs for each property.

   In November 1997, the Partnership sold its property in Douglasville, Georgia to an unrelated third party for $402,000 and received net sales proceeds of $378,149 (net of $2,546 which represents amounts due to the former tenant for prorated rent). This property was originally acquired by the Partnership in December 1994 and had a cost of approximately $363,800, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $16,900 in excess of its original purchase price. Due to the fact that the Partnership had recognized accrued rental income since the inception of the lease relating to the straight-lining of future scheduled rent increases in accordance with generally accepted accounting principles, the Partnership wrote off the cumulative balance of such accrued rental income at the time of the sale of this property, resulting in a loss of $6,652 for financial reporting purposes. Due to the fact that the straight-lining of future rent increases over the term of the lease is a non-cash accounting adjustment, the write off of these amounts is a loss for financial statement purposes only.

   In March 1998, the Partnership sold its property in Fort Myers, Florida, to a third party for $842,100 and received net sales proceeds of $794,690, resulting in a gain of $225,902 for financial reporting purposes. This property was originally acquired by the Partnership in December 1988 and had a cost of approximately $598,000 excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the Property for approximately $196,700 in excess of its original purchase price.

   In March 1998, the Partnership sold its property in Union Township, Ohio to a third party for $680,000 and received net sales proceeds of $674,135, resulting in a loss of $104,987 for financial reporting purposes.

   In connection with the sale of the properties described above, the Partnership incurred deferred, subordinated, real estate disposition fees of $45,663 (see Note 10).

   In July 1998, the Partnership sold its property in Leesburg, Florida, for $565,000 and received net sales proceeds of $523,931, resulting in a loss for financial reporting purposes of $135,509. Due to the fact that at

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996
December 31, 1997, the Partnership had recorded a provision for loss on land and building in the amount of $70,337 for this property, the Partnership recognized the remaining loss of $65,172 for financial reporting purposes in July 1998, relating to the sale.

   In September 1998, the Partnership sold its property in Naples, Florida, to a third party for $563,000 and received net sales proceeds of $533,598, resulting in a gain of $170,281 for financial reporting purposes. This property was originally acquired by the Partnership in December 1988 and had a cost of approximately $410,500 excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $123,100 in excess of its original purchase price.

   Some leases provide for escalating guaranteed minimum rents throughout the lease terms. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997, and 1996, the Partnership recognized $40,515, $39,669 and
$21,520, respectively, of such rental income.

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

   1999............................................................. $ 1,975,839
   2000.............................................................   1,977,929
   2001.............................................................   1,947,479
   2002.............................................................   1,951,578
   2003.............................................................   1,759,818
   Thereafter.......................................................  10,670,163
                                                                     -----------
                                                                     $20,282,806
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                           1998        1997
                                                        ----------  -----------
   Minimum lease payments receivable................... $1,660,791  $ 1,825,690
   Estimated residual values...........................    527,829      527,829
   Less unearned income................................   (957,138)  (1,084,130)
                                                        ----------  -----------
   Net investment in direct financing leases........... $1,231,482  $ 1,269,389
                                                        ==========  ===========

   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

   1999.............................................................. $  164,899
   2000..............................................................    164,899
   2001..............................................................    164,899
   2002..............................................................    164,899
   2003..............................................................    164,899
   Thereafter........................................................    836,296
                                                                      ----------
                                                                      $1,660,791
                                                                      ==========

                           CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

                 Years Ended December 31, 1998, 1997 and 1996

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

5. Investment in Joint Ventures:

   As of December 31, 1997, the Partnership had a 51 percent, a 26.6%, a 57 percent, a 96.1% and a 68.87% interest in the profits and losses of Holland Joint Venture, Titusville Joint Venture, Cocoa Joint Venture, Auburn Joint Venture and Kingsville Real Estate Joint Venture, respectively, and a 53 percent interest in the profits and losses of a property in Clinton, North Carolina, held as tenants-in-common with affiliates of the general partners.

   The remaining interests in these joint ventures are held by affiliates of the Partnership which have the same general partners. Holland Joint Venture, Titusville Joint Venture, Cocoa Joint Venture, Auburn Joint Venture, Kingsville Real Estate Joint Venture and the Partnership and affiliates, as tenants-in-common, each own and lease one property to an operator of national fast-food or family-style restaurants.

   In September 1998, the Partnership entered into a joint venture arrangement, Warren Joint Venture, with an affiliate of the general partners, to hold one restaurant property. As of December 31, 1998, the Partnership had acquired a 35.71% interest in the profits and losses of the joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with the affiliates.

   The following presents the joint ventures' combined, condensed financial information at December 31:

                                                         1998        1997
                                                      ----------  ----------
   Land and buildings on operating leases, less
    accumulated depreciation and allowance for loss
    on land and building............................. $4,406,943  $3,338,372
   Net investment in direct financing leases less
    allowance for loss on building...................    626,594     842,633
   Cash..............................................     14,025      12,331
   Receivables.......................................     10,943      40,456
   Accrued rental income.............................    163,773     177,567
   Other assets......................................      2,513       2,029
   Liabilities.......................................     27,211      16,283
   Partners' capital.................................  5,197,580   4,397,105
   Revenues..........................................    368,058     434,177
   Provision for loss on land and buildings and net
    investment in direct financing lease.............   (441,364)   (147,039)
   Net income........................................   (212,388)    126,271

   The Partnership recognized a loss totalling $90,144 and income totalling $189,747 and $277,431 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures.

6. Restricted Cash:

   As of December 31, 1998, the net sales proceeds of $533,598 from the sale of the property in Naples, Florida, plus accrued interest of $3,676 were being held in an interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional property on behalf of the Partnership.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

7. Receivables:

   In June 1997, the Partnership terminated the leases with the tenant of the properties in Portland and Winchester, Indiana. In connection therewith, the Partnership accepted a promissory note from the former tenant for $32,343 for amounts relating to past due real estate taxes the Partnership had accrued as a result of the former tenant's financial difficulties. The promissory note, which is uncollateralized, bears interest at a rate of ten percent per annum, and is being collected in 36 monthly installments. As of December 31, 1998, the Partnership had collected the full amount of the promissory note.

8. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of property, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their adjusted capital contributions (the "10% Preferred Return").

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their 10% Preferred Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property not in liquidation of the Partnership is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During each of the years ended December 31, 1998, 1997, and 1996, the Partnership declared distributions to the limited partners of $3,633,748, $2,760,000, and $2,760,000, respectively. Distributions for the year ended December 31, 1998 included $1,233,748 as a result of the distribution of net sales proceeds from the sale of the properties in Fort Myers, Florida and Union Township, Ohio. This amount was applied toward the limited partners' 10% Preferred Return. No distributions have been made to the general partners to date.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

9. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                                1998        1997        1996
                                             ----------  ----------  ----------
   Net income for financial reporting
    purposes...............................  $1,821,449  $1,720,668  $2,347,167
   Depreciation for tax reporting purposes
    in excess of depreciation for financial
    reporting purposes.....................      (8,014)     (9,203)    (17,764)
   Allowance for loss on land and
    building...............................         --       70,337         --
   Direct financing leases recorded as
    operating leases for tax reporting
    purposes...............................      37,907      34,215      30,885
   Gain on sale of land and buildings for
    financial reporting purposes less than
    (in excess of) gain for tax reporting
    purposes...............................    (231,919)     44,918    (140,228)
   Capitalization of transaction costs for
    tax reporting purposes.................      18,286         --          --
   Equity in earnings of joint ventures for
    financial reporting purposes less than
    (in excess of) equity in earnings of
    joint ventures for tax reporting
    purposes...............................     319,186      51,115     (25,853)
   Allowance for doubtful accounts.........     (36,939)    138,647      (9,933)
   Accrued rental income...................     (40,515)    (39,669)    (21,520)
   Rents paid in advance...................       9,137       7,435      14,677
   Other...................................         501         --          --
                                             ----------  ----------  ----------
   Net income for federal income tax
    purposes...............................  $1,889,079  $2,018,463  $2,177,431
                                             ==========  ==========  ==========

10. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director, and vice chairman of the Board of CNL Fund Advisors, Inc. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to collectively as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate an annual, noncumulative, subordinated management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures, but not in excess of competitive fees for comparable services. These fees will be incurred and will be payable only after the limited partners receive their 10% Preferred Return. Due to the fact that these fees are noncumulative, if the limited partners have not received their 10% Preferred Return in any particular year, no management fees will be due or payable for such year. As a result of such threshold, no management fees were incurred during the years ended December 31, 1998, 1997, and 1996.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996 sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 10% Preferred Return, plus their adjusted capital contributions. For the year ended December 31, 1998, the Partnership incurred $45,663 in deferred, subordinated, real estate disposition fees as a result of the sales of properties. No deferred, subordinated real estate disposition fees were incurred for the years ended December 31, 1997 and 1996.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $94,365, $81,838 and $85,899 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   The due to related parties consisted of the following at December 31:

                                                                  1998    1997
                                                                -------- -------
   Due to the Affiliate:
     Expenditures incurred on behalf of the Partnership........ $ 53,363 $48,126
     Accounting and administrative services....................   49,952  40,728
     Deferred, subordinated real estate disposition fee........   45,663     --
   Other.......................................................      --    5,000
                                                                -------- -------
                                                                $148,978 $93,854
                                                                ======== =======

11. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures), for each of the years ended December 31:

                                                        1998     1997     1996
                                                      -------- -------- --------
   Shoney's, Inc..................................... $413,755 $427,238 $425,390
   Tampa Foods, L.P..................................      N/A      N/A  291,347

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures) for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
   Shoney's......................................... $541,175 $557,303 $557,841
   Wendy's Old Fashioned Hamburger Restaurants......  437,896  432,585  499,305
   Denny's..........................................      N/A  345,749  360,080
   Taco Bell........................................      N/A  262,909  251,314

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any of these lessees or restaurant chains could significantly impact the results of operations of the Partnership.

                            CNL INCOME FUND IV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

12. Subsequent Events:

   In January 1999, the Partnership used the net sales proceeds from the sale of the property in Naples, Florida to invest in a Property in Zephyrhills, Florida, with an affiliate of the general partners as tenants-in-common for a 76 percent interest in the property. The Partnership will account for its investment in this property using the equity method since the Partnership will share control with affiliates. On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 2,668,016 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was at $26,259,630 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

13. Reverse Stock Split:

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 12 being adjusted to 1,334,008 shares.

             UNAUDITED PRO FORMA FINANCIAL INFORMATION OF APF

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IV, Ltd.

   The following unaudited pro forma financial information with respect to APF gives effect to the acquisition of properties, the acquisition of CNL Fund Advisors, Inc. (the "Advisor" or "CFA") and the CNL Restaurant Financial Services Group, and the acquisition of the Income Fund (the acquisition of the Income Fund is referred to as the "Acquisition"), and is based on estimates and assumptions set forth below in the notes to such information which included pro forma adjustments. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF, the historical combined financial information of the Income Fund, the Advisor and CNL Restaurant Financial Services Group (shown separately as CNL Financial Services, Inc. ("CFS") and CNL Financial Corporation ("CFC")) and should be read in conjunction with the selected historical financial data and accompanying notes of APF, Income Fund, Advisor and CNL Restaurant Financial Services Group. The pro forma balance sheet assumes that the Acquisition occurred on June 30, 1999, and the pro forma consolidated statements of earnings and statements of cash flows assume that the acquisition of properties by APF from January 1, 1998 through July 31, 1999, the acquisition of the Advisor, the CNL Restaurant Financial Services Group and the Acquisition occurred on January 1, 1998.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partners elected to receive notes in the Acquisition. The assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Acquisition had been effected on the dates indicated or of the results which may be obtained in the future.





   See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IV, Ltd.

                              As of June 30, 1999

                                         Property                                               Historical
                                        Acquisition                             Historical CNL     CNL
                           Historical    Pro Forma                   Historical   Financial     Financial
                              APF       Adjustments      Subtotal     Advisor   Services, Inc.    Corp.        Subtotal
                          ------------  -----------    ------------  ---------- -------------- ------------ --------------
Assets:
Land and Building on
 Operating Leases (net
 of depreciation).......  $569,567,003  $3,369,856(A)  $572,936,859  $        0   $        0   $          0 $  572,936,859
Net Investment in Direct
 Financing Leases.......   132,179,949           0      132,179,949           0            0              0    132,179,949
Mortgages and Notes
 Receivable.............    63,351,507           0       63,351,507           0            0    290,522,671    353,874,178
Other Investments.......    16,197,812           0       16,197,812           0            0      6,361,082     22,558,894
Investment In Joint
 Ventures...............     1,081,046           0        1,081,046           0            0              0      1,081,046
Cash and Cash
 Equivalents............    18,764,033           0       18,764,033     333,295      639,036      1,767,517     21,503,881

Restricted
 Cash/Certificates of
 Deposit................     2,006,690           0        2,006,690           0            0      2,482,041      4,488,731
Receivables (net of
 allowances)/Due from
 Related Party..........       649,972           0          649,972   8,668,738    5,417,084      1,125,933     15,861,727
Accrued Rental Income...     5,875,698           0        5,875,698           0            0              0      5,875,698
Other Assets............    12,551,632           0       12,551,632     405,214      313,486      2,479,317     15,749,649
Goodwill................             0           0                0           0            0              0              0
                          ------------  ----------     ------------  ----------   ----------   ------------ --------------
 Total Assets...........  $822,225,342  $3,369,856     $825,595,198  $9,407,247   $6,369,606   $304,738,561 $1,146,110,612
                          ============  ==========     ============  ==========   ==========   ============ ==============
Liabilities and Equity:
Accounts Payable and
 Accrued Liabilities....  $  2,105,725  $        0     $  2,105,725  $  673,437   $  311,969   $  2,013,172 $    5,104,303
Accrued Construction
 Costs
 Payable................     9,745,014           0        9,745,014           0            0              0      9,745,014
Distributions Payable...             0           0                0           0            0              0              0
Due to Related Parties..     1,444,444           0        1,444,444           0      500,981     30,170,185     32,115,610
Income Tax Payable......             0           0                0      51,466       16,906        274,485        342,857
Line of Credit/Notes
 Payable................   149,000,000   3,369,856(A)   152,369,856     351,869            0    267,685,382    420,407,107
Deferred Income.........     2,466,355           0        2,466,355           0            0              0      2,466,355
Rents Paid in Advance...     1,617,367           0        1,617,367           0            0              0      1,617,367
Minority Interest.......       644,611           0          644,611           0            0              0        644,611
Common Stock............       373,484           0          373,484           0            0              0        373,484
Common Stock--Class A...             0           0                0       6,400        2,000            200          8,600
Common Stock--Class B...             0           0                0       3,600          724            501          4,825
Additional Paid-in-
 Capital................   669,997,715           0      669,997,715   3,328,376    5,303,503      3,937,095    682,566,689

Accumulated
 Distributions in Excess
 of Net Earnings........   (15,169,373)          0      (15,169,373)  4,992,099      233,523        657,541     (9,286,210)


Partners' Capital.......             0           0                0           0            0              0              0
                          ------------  ----------     ------------  ----------   ----------   ------------ --------------
 Total Liabilities and
  Equity................  $822,225,342  $3,369,856     $825,595,198  $9,407,247   $6,369,606   $304,738,561 $1,146,110,612
                          ============  ==========     ============  ==========   ==========   ============ ==============
Weighted Average Shares
 Outstanding............    37,347,883
                          ============
Shares Outstanding......    37,348,464
                          ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IV, Ltd.

                              As of June 30, 1999

                                                                   Historical
                                  Combining                        CNL Income
                                  Pro Forma                         Fund IV,    Pro Forma           Adjusted
                                 Adjustments        Combined APF      Ltd.     Adjustments         Pro Forma
                                 ------------      --------------  ----------- ------------      --------------
Assets:
Land and Building on Operating
 Leases (net of depreciation)..  $          0      $  572,936,859  $15,283,715 $  4,631,682 (B2) $  592,852,256
Net Investment in Direct
 Financing
 Leases.......................              0         132,179,949    1,211,023    1,181,763 (B2)    134,572,735
Mortgages and Notes
 Receivable...................              0         353,874,178            0            0         353,874,178
Other Investments.............              0          22,558,894            0            0          22,558,894
Investment In Joint Ventures..              0           1,081,046    3,354,395      819,017 (B2)      5,254,458
Cash and Cash Equivalents.....     (9,772,277)(B1)     11,731,604      651,282   (2,119,723)(B2)      9,930,163
                                                                                   (333,000)(B2)
Restricted Cash/Certificates
 of
 Deposit......................              0           4,488,731           0             0           4,488,731
Receivables (net of
 allowances)/Due
 from Related Party...........     (6,614,629)(C)       9,247,098       69,583     (160,865)(E)       9,155,816
Accrued Rental Income.........              0           5,875,698      290,049     (290,049)(B2)      5,875,698
Other Assets..................     (2,575,792)(B1)     13,173,857       44,751      (44,751)(B2)     13,173,857
Goodwill......................     43,174,827 (B1)     43,174,827            0            0          43,174,827
                                 ------------      --------------  ----------- ------------      --------------
 Total Assets.................     24,212,129      $1,170,322,741  $20,904,798    3,684,074      $1,194,911,613
                                 ============      ==============  =========== ============      ==============
Liabilities and Equity:
Accounts Payable and Accrued
 Liabilities..................   $          0      $    5,104,303  $   129,520 $          0      $    5,233,823
Accrued Construction Costs
 Payable......................              0           9,745,014            0            0           9,745,014
Distributions Payable.........              0                   0      600,000            0             600,000
Due to Related Parties........     (6,614,629)(C)      25,500,981      160,865     (160,865)(E)      25,500,981
Income Tax Payable............       (342,857)(D)               0            0            0                   0
Line of Credit/Notes Payable..              0         420,407,107            0            0         420,407,107
Deferred Income...............              0           2,466,355            0            0           2,466,355
Rents Paid in Advance.........              0           1,617,367       52,445            0           1,669,812
Minority Interest.............              0             644,611            0            0             644,611
Common Stock..................         61,500 (B1)        434,984            0       13,174 (B2)        448,158
Common Stock--Class A.........         (8,600)(B1)              0            0            0                   0
Common Stock--Class B.........         (4,825)(B1)              0            0            0                   0
Additional Paid-in-Capital....    122,938,500 (B1)    792,936,215            0   23,793,733 (B2)    816,729,948
                                  (12,568,974)(B1)
Accumulated Distributions in
 Excess of Net Earnings.......     (5,883,163)(B1)    (88,534,196)           0            0         (88,534,196)
                                  (73,707,680)(B1)
                                      342,857 (D)
Partners' Capital.............              0                   0   19,961,968  (19,961,968)(B2)              0
                                 ------------      --------------  ----------- ------------      --------------
 Total Liabilities and
  Equity......................   $ 24,212,129      $1,170,322,741  $20,904,798 $  3,684,074      $1,194,911,613
                                 ============      ==============  =========== ============      ==============
Weighted Average Shares
 Outstanding..................                                                                       44,815,241
                                                                                                 ==============
Shares Outstanding............                                                                       44,815,822
                                                                                                 ==============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IV, Ltd.

                     For the Six Months Ended June 30, 1999

                                        Property                                              Historical
                                       Acquisition                             Historical CNL     CNL
                          Historical    Pro Forma                  Historical    Financial     Financial
                              APF      Adjustments     Subtotal     Advisor    Services, Inc.    Corp.      Subtotal
                          -----------  -----------    -----------  ----------  -------------- -----------  -----------
Revenues:
 Rental and Earned
  Income................  $27,900,894  $3,056,620(a)  $30,957,514  $        0    $        0   $         0  $30,957,514
 Fees...................            0           0               0   9,454,036     2,963,154        11,511   12,428,701
 Interest and Other
  Income................    4,249,461           0       4,249,461      87,570       249,258    11,539,080   16,125,369
                          -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Total Revenue..........  $32,150,355  $3,056,620     $35,206,975  $9,541,606    $3,212,412   $11,550,591  $59,511,584
Expenses:
 General and
  Administrative........    2,244,408           0       2,244,408   5,405,130     2,441,151       263,524   10,354,213
 Management and Advisory
  Fees..................    1,681,870           0       1,681,870           0             0     1,231,905    2,913,775
 Fees Paid to Related
  Parties...............            0           0               0      88,949       689,425             0      778,374
 Interest Expense.......            0           0               0      92,707             0    10,294,499   10,387,206
 State Taxes............      464,966           0         464,966           0             0             0      464,966
 Depreciation--Other....            0           0               0      77,130        39,032             0      116,162
 Depreciation--
  Property..............    3,701,974     967,179(a)    4,669,153           0             0             0    4,669,153
 Amortization...........        9,700           0           9,700          36             0             0        9,736
 Transaction Costs......      483,005           0         483,005           0             0             0      483,005
                          -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Total Expenses.........    8,585,923     967,179       9,553,102   5,663,952     3,169,608    11,789,928   30,176,590
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...  $23,564,432  $2,089,441     $25,653,873  $3,877,654    $   42,804   $  (239,337) $29,334,994
 Equity in Earnings of
  Joint
  Ventures/Minority
  Interest..............       31,241           0          31,241           0             0             0       31,241
 Gain (Loss) on Sale of
  Properties............     (201,843)          0        (201,843)          0             0             0     (201,843)
 Provision for Losses on
  Properties............     (540,522)          0        (540,522)          0             0             0     (540,522)
                          -----------  ----------     -----------  ----------    ----------   -----------  -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   22,853,308   2,089,441      24,942,749   3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision) for
  Federal Income Taxes..            0           0               0  (1,595,036)      (16,906)       86,202   (1,525,740)
                          -----------  ----------     -----------  ----------    ----------   -----------  -----------
Net Earnings (Losses)...  $22,853,308  $2,089,441     $24,942,749  $2,282,618    $   25,898   $  (153,135) $27,098,130
                          ===========  ==========     ===========  ==========    ==========   ===========  ===========
Earnings Per
 Share/Unit.............  $      0.61  $      n/a     $       n/a  $      n/a    $      n/a   $       n/a  $       n/a
                          ===========  ==========     ===========  ==========    ==========   ===========  ===========
Wtd. Avg. Shares
 Outstanding............   37,347,883           0      37,347,883         n/a           n/a           n/a   37,347,883
                          ===========  ==========     ===========  ==========    ==========   ===========  ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IV, Ltd.

                     For the Six Months Ended June 30, 1999


                                        Combining                        Historical
                                        Pro Forma           Combined     CNL Income    Pro Forma          Adjusted
                                       Adjustments             APF      Fund IV, Ltd. Adjustments         Pro Forma
                                       -----------         -----------  ------------- -----------        -----------
Revenues:
 Rental and Earned Income............  $         0         $30,957,514   $1,089,757    $  10,143 (j)     $32,057,414
 Fees................................   (9,812,516)(b),(c)   2,616,185            0      (26,136)(k)       2,590,049
 Interest and Other Income...........      144,014 (d)      16,269,383       16,969            0          16,286,352
                                       -----------         -----------   ----------    ---------         -----------
 Total Revenue.......................  $(9,668,502)        $49,843,082   $1,106,726      (15,993)        $50,933,815
Expenses:
 General and Administrative..........     (774,311)(e)       9,579,902      106,809      (50,508)(l),(m)   9,636,203
 Management and Advisory Fees........   (2,913,775)(f)               0            0            0 (n)               0
 Fees Paid to Related Parties........     (743,673)(g)          34,701            0            0              34,701
 Interest Expense....................            0          10,387,206            0            0          10,387,206
 State Taxes.........................            0             464,966       15,395        5,124 (o)         485,485
 Depreciation--Other.................            0             116,162            0            0             116,162
 Depreciation--Property..............            0           4,669,153      202,745      107,509 (p)       4,979,407
 Amortization........................    1,079,371 (h)       1,089,107        2,259            0           1,091,366
 Transaction Costs...................            0             483,005      104,166            0             587,171
                                       -----------         -----------   ----------    ---------         -----------
 Total Expenses......................   (3,352,388)         26,824,202      431,374       62,125          27,317,701
Operating Earnings (Losses) Before
 Equity in Earnings of Joint
 Ventures/Minority Interests, Gain
 (Loss) on Sale of Properties, and
 Provision for Losses on Properties
 ....................................  $(6,316,114)        $23,018,880   $  675,352      (78,118)        $23,616,114
 Equity in
  Earnings of Joint Ventures/
  Minority Interest..................            0              31,241      146,616      (20,486)(q)         157,371
 Gain (Loss) on Sale of Properties...            0            (201,843)           0            0            (201,843)
 Provision for Losses on Properties..            0            (540,522)           0            0            (540,522)
                                       -----------         -----------   ----------    ---------         -----------
Net Earnings (Losses) Before Benefit/
 (Provision) for Federal Income
 Taxes...............................   (6,316,114)         22,307,756      821,968      (98,604)         23,031,120
 Benefit/(Provision) for Federal
  Income Taxes.......................    1,525,740(i)                0            0            0                   0
                                       -----------         -----------   ----------    ---------         -----------
Net Earnings (Losses)................  $(4,790,374)        $22,307,756   $  821,968      (98,604)        $23,031,120
                                       ===========         ===========   ==========    =========         ===========
Earnings Per Share/Unit..............  $       n/a         $       n/a   $    13.70          n/a         $      0.51
                                       ===========         ===========   ==========    =========         ===========
Wtd. Avg. Shares Outstanding.........    6,150,000          43,497,883          n/a    1,317,358          44,815,241 (r)
                                       ===========         ===========   ==========    =========         ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IV, Ltd.

                      For the Year Ended December 31, 1998

                                         Property                                               Historical
                                        Acquisition                              Historical CNL     CNL
                           Historical    Pro Forma                  Historical     Financial     Financial
                              APF       Adjustments     Subtotal      Advisor    Services, Inc.    Corp.       Subtotal
                          ------------  -----------    -----------  -----------  -------------- -----------  ------------
Revenues:
 Rental and Earned
  Income................  $ 33,129,661  $22,951,799(a) $56,081,460  $         0    $        0   $         0  $ 56,081,460
 Fees...................             0            0              0   28,904,063     6,619,064       418,904    35,942,031
 Interest and Other
  Income................     9,057,376            0      9,057,376      145,016       574,078    22,238,311    32,014,781
                          ------------  -----------    -----------  -----------    ----------   -----------  ------------
 Total Revenue..........  $ 42,187,037  $22,951,799    $65,138,836  $29,049,079    $7,193,142   $22,657,215  $124,038,272
Expenses:
 General and
  Administrative........     2,798,481            0      2,798,481    9,843,409     6,114,276     1,425,109    20,181,275
 Management and Advisory
  Fees..................     1,851,004            0      1,851,004            0             0     2,807,430     4,658,434
 Fees to Related
  Parties...............             0            0              0    1,247,278     1,773,406             0     3,020,684
 Interest Expense.......             0            0              0      148,415             0    21,350,174    21,498,589
 State Taxes............       548,320            0        548,320       19,126             0             0       567,446
 Depreciation--Other....             0            0              0      119,923        79,234             0       199,157
 Depreciation--
  Property..............     4,042,290    6,246,947(a)  10,289,237            0             0             0    10,289,237
 Amortization...........        11,808            0         11,808       57,077             0        95,116       164,001
 Transaction Costs......       157,054            0        157,054            0             0             0       157,054
                          ------------  -----------    -----------  -----------    ----------   -----------  ------------
 Total Expenses.........     9,408,957    6,246,947     15,655,904   11,435,228     7,966,916    25,677,829    60,735,877
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization
 and Provision for
 Losses on Properties ..  $ 32,778,080  $16,704,852    $49,482,932  $17,613,851    $ (773,774)  $(3,020,614) $ 63,302,395
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............       (14,138)           0        (14,138)           0             0             0       (14,138)
 Gain (Loss) on Sale of
  Properties............             0            0              0            0             0             0             0
 Gain on
  Securitization........             0            0              0            0             0     3,694,351     3,694,351
 Provision for Losses on
  Properties............      (611,534)           0       (611,534)           0             0             0      (611,534)
                          ------------  -----------    -----------  -----------    ----------   -----------  ------------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........    32,152,408   16,704,852     48,857,260   17,613,851      (773,774)      673,737    66,371,074
 Benefit/(Provision) for
  Federal Income Taxes..             0            0              0   (6,957,472)      305,641      (246,603)   (6,898,434)
                          ------------  -----------    -----------  -----------    ----------   -----------  ------------
Net Earnings (Losses)...  $ 32,152,408  $16,704,852    $48,857,260  $10,656,379    $ (468,133)  $   427,134  $ 59,472,640
                          ============  ===========    ===========  ===========    ==========   ===========  ============
Earnings Per
 Share/Unit.............  $       1.21  $       n/a    $       n/a  $       n/a    $      n/a   $       n/a  $        n/a
                          ============  ===========    ===========  ===========    ==========   ===========  ============
Wtd. Avg. Shares
 Outstanding............    26,648,219    6,981,616     33,629,835          n/a           n/a           n/a    33,629,835
                          ============  ===========    ===========  ===========    ==========   ===========  ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IV, Ltd.

                      For the Year Ended December 31, 1998

                           Combining                         Historical
                           Pro Forma            Combined     CNL Income    Pro Forma          Adjusted
                          Adjustments              APF      Fund IV, Ltd. Adjustments         Pro Forma
                          ------------         -----------  ------------- -----------        -----------
Revenues:
 Rental and Earned
  Income................  $          0         $56,081,460   $2,314,890    $  20,286 (j)     $58,416,636
 Fees...................   (32,715,768)(b),(c)   3,226,263            0      (31,155)(k)       3,195,108
 Interest and Other
  Income................       207,144 (d)      32,221,925       60,950            0          32,282,875
                          ------------         -----------   ----------    ---------         -----------
 Total Revenue..........  $(32,508,624)        $91,529,648   $2,375,840    $ (10,869)        $93,894,619
Expenses:
 General and
  Administrative........    (4,241,719)(e)      15,939,556      227,263      (71,599)(l),(m)  16,095,220
 Management and Advisory
  Fees..................    (4,658,434)(f)               0            0            0 (n)               0
 Fees to Related
  Parties...............    (2,161,897)(g)         858,787            0            0             858,787
 Interest Expense.......             0          21,498,589            0            0          21,498,589
 State Taxes............             0             567,446       15,747        8,202 (o)         591,395
 Depreciation--Other....             0             199,157            0            0             199,157
 Depreciation--
  Property..............      (340,898)(r)       9,948,339      425,483      215,017 (p)      10,588,839
 Amortization...........     2,158,741 (h)       2,322,742        3,492            0           2,326,234
 Transaction Costs......             0             157,054       18,286            0             175,340
                          ------------         -----------   ----------    ---------         -----------
 Total Expenses.........    (9,244,207)         51,491,670      690,271      151,620          52,333,561
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization
 and Provision for
 Losses on Properties...  $(23,264,417)        $40,037,978   $1,685,569    $(162,489)        $41,561,058
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............             0             (14,138)     (90,144)     (40,972)(q)        (145,254)
 Gain (Loss) on Sale of
  Properties............             0                   0      226,024            0             226,024
 Gain on
  Securitization........             0           3,694,351            0            0           3,694,351
 Provision for Losses on
  Properties............             0            (611,534)           0            0            (611,534)
                          ------------         -----------   ----------    ---------         -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   (23,264,417)         43,106,657    1,821,449     (203,461)         44,724,645
 Benefit/(Provision) for
  Federal Income Taxes..     6,898,434 (i)               0            0            0                   0
                          ------------         -----------   ----------    ---------         -----------
Net Earnings (Losses)...  $(16,365,983)        $43,106,657   $1,821,449    $(203,461)        $44,724,645
                          ============         ===========   ==========    =========         ===========
Earnings Per
 Share/Unit.............  $        n/a         $       n/a   $    30.36    $     n/a         $      1.09
                          ============         ===========   ==========    =========         ===========
Wtd. Avg. Shares
 Outstanding............     6,150,000          39,779,835          n/a    1,317,358          41,097,193 (s)
                          ============         ===========   ==========    =========         ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IV, Ltd.

                     For the Six Months Ended June 30, 1999

                                        Property                                     Historical    Historical
                                      Acquisition                                       CNL           CNL
                        Historical     Pro Forma                      Historical     Financial     Financial
                            APF       Adjustments        Subtotal       Advisor    Services, Inc.    Corp.        Subtotal
                       -------------  ------------     -------------  -----------  -------------- ------------  ------------
Cash Flows from
 Operating
 Activities:
Net Income
 (loss)...........     $  22,853,308  $  2,089,441 (a) $  24,942,749  $ 2,282,618    $  25,898    $   (153,135) $ 27,098,130
Adjustments to
 reconcile net
 income (loss) to
 net cash provided
 by (used in)
 operating
 activities:
 Depreciation.....         3,701,974       967,179 (b)     4,669,153       77,130       28,372               0     4,774,655
 Amortization
  expense.........             9,700             0             9,700           36            0         900,017       909,753
 Minority interest
  in income of
  consolidated
  joint venture...            17,610             0            17,610            0            0               0        17,610
 Equity in
  earnings of
  joint ventures,
  net of
  distributions...            25,120             0            25,120            0            0               0        25,120
 Loss (gain) on
  sale of land,
  buildings, and
  net investment
  in direct
  financing
  leases..........           201,843             0           201,843            0            0               0       201,843
 Provision for
  loss on land,
  buildings, and
  direct financing
  leases..........           540,522             0           540,522            0            0         (96,475)      444,047
 Gain on
  securitization..                 0             0                 0            0            0               0             0
 Net cash proceeds
  from
  securitization
  of notes
  receivable......                 0             0                 0            0            0               0             0
 Decrease
  (increase) in
  other
  receivables.....          (229,916)            0          (229,916)  (1,904,704)           0         (67,340)   (2,201,960)
 Increase in
  accrued interest
  income included
  in notes
  receivable......                 0             0                 0            0            0               0             0
 Decrease
  (increase) in
  accrued interest
  on mortgage note
  receivable......                 0             0                 0            0            0        (183,569)     (183,569)
 Investment in
  notes
  receivable......                 0             0                 0            0            0     (88,701,265)  (88,701,265)
 Collections on
  notes
  receivable......                 0             0                 0            0            0       9,662,971     9,662,971
 Increase in
  restricted
  cash............                 0             0                 0            0            0      (2,031,259)   (2,031,259)
 Decrease in due
  from related
  party...........                 0             0                 0            0     (193,244)         81,412      (111,832)
 Decrease
  (increase) in
  prepaid
  expenses........          (320,425)            0          (320,425)           0            0               0      (320,425)
 Decrease in net
  investment in
  direct financing
  leases..........           721,624             0           721,624            0            0               0       721,624
 Increase in
  accrued rental
  income..........        (1,915,785)            0        (1,915,785)           0            0               0    (1,915,785)
 Decrease
  (increase) in
  intangibles and
  other assets....                 0             0                 0      (36,946)           0         (51,848)      (88,794)
 Increase
  (decrease) in
  accounts
  payable, accrued
  expenses and
  other
  liabilities.....           135,281             0           135,281     (691,686)    (201,744)         94,671      (663,478)
 Increase
  (decrease) in
  due to related
  parties,
  excluding
  reimbursement of
  acquisition, and
  stock Issuance
  costs paid on
  behalf of the
  entity..........           575,868             0           575,868       (8,810)      18,669               0       585,727
 Decrease in
  accrued
  interest........                 0             0                 0            0            0         (57,986)      (57,986)
 Increase in rents
  paid in advance
  and deposits....           663,096             0           663,096            0        3,623               0       666,719
 Increase
  (decrease) in
  deferred rental
  income..........         1,276,472             0         1,276,472            0            0               0     1,276,472
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
 Total
  adjustments.....         5,402,984       967,179         6,370,163   (2,564,980)    (344,324)    (80,450,671)  (76,989,812)
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
 Net cash provided
  by (used in)
  operating
  activities......        28,256,292     3,056,620        31,312,912     (282,362)    (318,426)    (80,603,806)  (49,891,682)
Cash Flows from
 Investing
 Activities:
 Proceeds from
  sale of land,
  buildings,
  direct financing
  leases                   3,673,907             0         3,673,907       22,157            0               0     3,696,064
 Additions to land
  and buildings on
  operating
  leases..........      (170,153,724)  121,715,562 (f)   (48,438,162)           0      (20,873)              0   (48,459,035)
 Investment in
  direct financing
  leases..........       (44,186,644)            0       (44,186,644)           0            0               0   (44,186,644)
 Investment in
  joint venture...          (117,663)            0          (117,663)           0            0               0      (117,663)
 Acquisition of
  businesses......                 0             0                 0            0            0               0             0
 Purchase of other
  investments.....                 0             0                 0            0            0               0             0
 Net loss in
  market value
  from investments
  in trading......                 0             0                 0            0            0               0             0
 Proceeds from
  retained
  interest and
  securities,
  excluding
  investment
  income..........                 0             0                 0            0            0         182,607       182,607
 Investment in
  mortgage notes
  receivable......        (2,596,244)            0        (2,596,244)           0            0               0    (2,596,244)
 Collections on
  mortgage note
  receivable......           224,373             0           224,373            0            0               0       224,373
 Investment in
  notes
  receivable......       (22,358,869)            0       (22,358,869)           0            0               0   (22,358,869)
 Collection on
  notes
  receivable......           626,959             0           626,959            0            0               0       626,959
 Decrease in
  restricted
  cash............                 0             0                 0            0            0               0             0
 Increase in
  intangibles and
  other assets....        (3,198,326)            0        (3,198,326)           0            0               0    (3,198,326)
 Investment in
  certificates of
  deposit.........                 0             0                 0            0            0               0             0
 Other............                 0             0                 0            0            0               0             0
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
 Net cash provided
  by (used in)
  investing
  activities......      (238,086,231)  121,715,562      (116,370,669)      22,157      (20,873)        182,607  (116,186,778)
Cash Flows from
 Financing
 Activities:
 Subscriptions
  received from
  stockholders....           210,736             0           210,736            0       20,570               0       231,306
 Contributions
  from limited
  partners........                 0             0                 0            0            0               0             0
 Contributions
  from holder of
  minority
  interest........           366,289             0           366,289            0            0               0       366,289
 Reimbursement of
  acquisition and
  stock issuance
  costs paid by
  related parties
  on behalf of the
  entity..........        (1,258,062)            0        (1,258,062)           0            0               0    (1,258,062)
 Payment of stock
  issuance costs..          (735,785)            0          (735,785)           0            0               0      (735,785)
 Proceeds from
  borrowing on
  line of
  credit/notes
  payable.........       151,437,245             0       151,437,245            0            0      94,272,038   245,709,283
 Payment on line
  of credit/notes
  payable.........       (12,580,289)            0       (12,580,289)           0       (4,808)    (14,428,254)  (27,013,351)
 Retirement of
  shares of common
  stock ..........                 0             0                 0            0            0               0             0
 Distributions to
  holders of
  minority
  interest........           (21,105)            0           (21,105)           0            0               0       (21,105)
 Distributions to
  stockholders/limited
  partners........       (28,476,150)            0       (28,476,150)    (119,808)           0               0   (28,595,958)
 Other............        (3,548,744)            0        (3,548,744)           0            0        (181,146)   (3,729,890)
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
 Net cash provided
  by (used in)
  financing
  activities......       105,394,135             0       105,394,135     (119,808)      15,762      79,662,638   184,952,727
Net increase
 (decrease) in
 cash.............      (104,435,804)  124,772,182        20,336,378     (380,013)    (323,537)       (758,561)   18,874,267
Cash at beginning
 of year..........       123,199,837   (98,763,763)       24,436,074      713,308      962,573       2,526,078    28,638,033
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
Cash at end of
 year.............     $  18,764,033  $ 26,008,419     $  44,772,452  $   333,295     $639,036    $  1,767,517  $ 47,512,300
                       =============  ============     =============  ===========    =========    ============  ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IV, Ltd.
                     For the Six Months Ended June 30, 1999

                           Combining                      Historical
                           Pro Forma        Combined      CNL Income    Pro Forma        Adjusted
                          Adjustments         APF       Funds IV, Ltd. Adjustments      Pro Forma
                          -----------     ------------  -------------- -----------     ------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $(4,790,374)(a) $ 22,307,756    $  821,968   $   (98,604)(a) $ 23,031,120
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation...........            0        4,774,655       202,745       107,509 (b)    5,084,909
 Amortization expense...    1,079,371 (c)    1,989,124         2,259             0        1,991,383
 Minority interest in
  income of consolidated
  joint venture.........            0           17,610             0             0           17,610
 Equity in earnings of
  joint ventures, net of
  distributions.........            0           25,120        41,711        20,486 (d)       87,317
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases................            0          201,843             0             0          201,843
 Provision for loss on
  land, buildings, and
  direct financing
  leases................            0          444,047             0             0          444,047
 Gain on
  securitization........            0                0             0             0                0
 Net cash proceeds from
  securitization of
  notes receivable......            0                0             0             0                0
 Decrease (increase) in
  other receivables.....            0       (2,201,960)      (41,231)            0       (2,243,191)
 Increase in accrued
  interest income
  included in notes
  receivable............            0                0             0             0                0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............            0         (183,569)            0             0         (183,569)
 Investment in notes
  receivable............            0      (88,701,265)            0             0      (88,701,265)
 Collections on notes
  receivable............            0        9,662,971             0             0        9,662,971
 Increase in restricted
  cash..................            0       (2,031,259)            0             0       (2,031,259)
 Decrease in due from
  related party.........            0         (111,832)            0             0         (111,832)
 Decrease (increase) in
  prepaid expenses......            0         (320,425)       (3,481)            0         (323,906)
 Decrease in net
  investment in direct
  financing leases......            0          721,624        20,459             0          742,083
 Increase in accrued
  rental income.........            0       (1,915,785)      (10,325)            0       (1,926,110)
 Decrease (increase) in
  intangibles and other
  assets................            0          (88,794)            0             0          (88,794)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....            0         (663,478)       88,285             0         (575,193)
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  Issuance costs paid on
  behalf of the entity..            0          585,727        11,887             0          597,614
 Decrease in accrued
  interest..............            0          (57,986)            0             0          (57,986)
 Increase in rents paid
  in advance and
  deposits..............            0          666,719        (7,175)            0          659,544
 Increase (decrease) in
  deferred rental
  income................            0        1,276,472             0             0        1,276,472
                          -----------     ------------    ----------   -----------     ------------
 Total adjustments......    1,079,371      (75,910,441)      305,134       127,995      (75,477,312)
                          -----------     ------------    ----------   -----------     ------------
 Net cash provided by
  (used in) operating
  activities............   (3,711,003)     (53,602,685)    1,127,102        29,391      (52,446,192)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases................            0        3,696,064             0             0        3,696,064
 Additions to land and
  buildings on operating
  leases................    4,452,252 (e)  (44,006,783)            0             0      (44,006,783)
 Investment in direct
  financing leases......            0      (44,186,644)            0             0      (44,186,644)
 Investment in joint
  venture...............            0         (117,663)     (533,200)            0         (650,863)
 Acquisition of
  businesses............            0                0             0             0                0
 Purchase of other
  investments...........            0                0             0             0                0
 Net loss in market
  value from investments
  in trading............            0                0             0             0                0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....            0          182,607             0             0          182,607
 Investment in mortgage
  notes receivable......            0       (2,596,244)            0             0       (2,596,244)
 Collections on mortgage
  note receivable.......            0          224,373             0             0          224,373
 Investment in notes
  receivable............            0      (22,358,869)            0             0      (22,358,869)
 Collection on notes
  receivable............            0          626,959             0             0          626,959
 Decrease in restricted
  cash..................            0                0       533,598             0          533,598
 Increase in intangibles
  and other assets......            0      (3,198,326)             0             0      (3,198,326)
 Investment in
  certificates of
  deposit...............            0                0             0             0                0
 Other..................            0                0       (15,600)            0          (15,600)
                          -----------     ------------    ----------   -----------     ------------
 Net cash provided by
  (used in) investing
  activities............    4,452,252     (111,734,526)      (15,202)            0     (111,749,728)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....            0          231,306             0             0          231,306
 Contributions from
  limited partners......            0                0             0             0                0
 Contributions from
  holder of minority
  interest..............            0          366,289             0             0          366,289
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..            0       (1,258,062)            0             0      (1,258,062)
 Payment of stock
  issuance costs........            0         (735,785)            0             0         (735,785)
 Proceeds from borrowing
  on line of
  credit/notes payable..            0      245,709,283             0             0      245,709,283
 Payment on line of
  credit/notes payable..            0      (27,013,351)            0             0      (27,013,351)
 Retirement of shares of
  common stock..........            0                0             0             0                0
 Distributions to
  holders of minority
  interest..............            0          (21,105)            0             0          (21,105)
 Distributions to
  stockholders/limited
  partners..............            0      (28,595,958)   (1,200,000)            0      (29,795,958)
 Other..................            0       (3,729,890)            0             0       (3,729,890)
                          -----------     ------------    ----------   -----------     ------------
 Net cash provided by
  (used in) financing
  activities............            0      184,952,727    (1,200,000)            0      183,752,727
Net increase (decrease)
 in cash................      741,249       19,615,516       (88,100)       29,391       19,556,807
Cash at beginning of
 year...................   (2,526,031)      26,112,002       739,382    (2,400,195)      24,451,189
                          -----------     ------------    ----------   -----------     ------------
Cash at end of year.....  $(1,784,782)    $ 45,727,518    $  651,282   $(2,370,804)    $ 44,007,996
                          ===========     ============    ==========   ===========     ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IV, Ltd.

                      For the Year Ended December 31, 1998

                                        Property                                     Historical    Historical
                                      Acquisition                                       CNL            CNL
                        Historical     Pro Forma                      Historical     Financial      Financial
                            APF       Adjustments        Subtotal       Advisor    Services, Inc.     Corp.        Subtotal
                       -------------  ------------     -------------  -----------  -------------- -------------  -------------
Cash Flows from
 Operating
 Activities:
Net Income
 (loss)..........      $  32,152,408  $ 16,704,852 (a) $  48,857,260  $10,656,379    $ (468,133)  $     427,134  $  59,472,640
Adjustments to
 reconcile net
 income (loss) to
 net cash
 provided by
 (used in)
 operating
 activities:
 Depreciation....          4,042,290     6,246,947 (b)    10,289,237      119,923        79,234               0     10,488,394
 Amortization
  expense........             11,808             0            11,808       56,003             0       2,246,273      2,314,084
 Minority
  interest in
  income of
  consolidated
  joint venture..             30,156             0            30,156            0             0               0         30,156
 Equity in
  earnings of
  joint ventures,
  net of
  distributions..            (15,440)            0           (15,440)           0             0               0        (15,440)
 Loss (gain) on
  sale of land,
  building, net
  investment in
  direct
  financing
  leases.........                  0             0                 0            0             0               0              0
 Provision for
  loss on land,
  buildings, and
  direct
  financing
  leases/provision
  for deferred
  taxes..........            611,534             0           611,534            0             0         398,042      1,009,576
 Gain on
  securitization..                 0             0                 0            0             0      (3,356,538)    (3,356,538)
 Net cash
  proceeds from
  securitization
  of notes
  receivable.....                  0             0                 0            0             0     265,871,668    265,871,668
 Decrease
  (increase) in
  other
  receivables....            899,572             0           899,572   (3,896,090)            0         453,105     (2,543,413
 Increase in
  accrued
  interest income
  included in
  notes
  receivable.....                  0             0                 0            0             0        (170,492)      (170,492)
 Increase in
  accrued
  interest on
  mortgage note
  receivable.....                  0             0                 0            0             0               0              0
 Investment in
  notes
  receivable.....                  0             0                 0            0             0    (288,590,674)  (288,590,674)
 Collections on
  notes
  receivable.....                  0             0                 0            0             0      23,539,641     23,539,641
 Decrease in
  restricted
  cash...........                  0             0                 0            0             0       2,504,091      2,504,091
 Decrease
  (increase) in
  due from
  related party..                  0             0                 0            0        89,839      (1,043,527)      (953,688)
 Increase in
  prepaid
  expenses.......                  0             0                 0            0         7,246               0          7,246
 Decrease in net
  investment in
  direct
  financing
  leases.........          1,971,634             0         1,971,634            0             0               0      1,971,634
 Increase in
  accrued rental
  income.........         (2,187,652)            0        (2,187,652)           0             0               0     (2,187,652)
 Increase in
  intangibles and
  other assets...            (29,477)            0           (29,477)     (44,716)      (20,635)        (59,523)      (154,351)
 Increase
  (decrease) in
  accounts
  payable,
  accrued
  expenses and
  other
  liabilities....            467,972             0           467,972      156,317       325,898        (103,507)       846,680
 Increase in due
  to related
  parties,
  excluding
  reimbursement
  of acquisition,
  and stock
  issuance costs
  paid on behalf
  of the entity..             31,255             0            31,255            0      (164,619)              0       (133,364)
 Increase in
  accrued
  interest.......                  0             0                 0            0             0         (77,968)       (77,968)
 Increase in
  rents paid in
  advance and
  deposits.......            436,843             0           436,843            0             0               0        436,843
 Decrease in
  deferred rental
  income.........            693,372             0           693,372            0             0               0        693,372
                       -------------  ------------     -------------  -----------    ----------   -------------  -------------
 Total
  adjustments....          6,963,867     6,246,947        13,210,814   (3,608,563)      316,963       1,610,591     11,529,805
                       -------------  ------------     -------------  -----------    ----------   -------------  -------------
 Net cash
  provided by
  (used in)
  operating
  activities.....         39,116,275    22,951,799        62,068,074    7,047,816      (151,170)      2,037,725     71,002,445
Cash Flows from
 Investing
 Activities:
 Proceeds from
  sale of land,
  buildings,
  direct
  financing
  leases, and
  equipment......          2,385,941             0         2,385,941            0             0               0      2,385,941
 Additions to
  land and
  buildings on
  operating
  leases.........       (200,101,667)   (3,369,856)(e)  (325,187,085)    (381,671)     (236,372)              0   (325,805,128)
                                      (121,715,562)(i)
 Investment in
  direct
  financing
  leases.........        (47,115,435)            0       (47,115,435)           0             0               0    (47,115,435)
 Investment in
  joint venture..           (974,696)            0          (974,696)           0             0               0       (974,696)
 Acquisition of
  businesses.....                  0             0                 0            0             0               0              0

 Purchase of
  other
  investments....        (16,083,055)            0       (16,083,055)           0             0               0    (16,083,055)
 Net loss in
  market value
  from
  investments in
  trading
  securities.....                  0             0                 0            0             0         295,514        295,514
 Proceeds from
  retained
  interest and
  securities,
  excluding
  investment
  income.........                  0             0                 0            0             0         212,821        212,821
 Investment in
  mortgage notes
  receivable.....         (2,886,648)            0        (2,886,648)           0             0               0     (2,886,648)
 Collections on
  mortgage note
  receivable.....            291,990             0           291,990            0             0               0        291,990
 Investment in
  equipment notes
  receivable.....         (7,837,750)            0        (7,837,750)           0             0               0     (7,837,750)
 Collections on
  equipment notes
  receivable.....          1,263,633             0         1,263,633    1,783,240             0               0      3,046,873
 Decrease in
  restricted
  cash...........                  0             0                 0            0             0               0              0
 Increase in
  intangibles and
  other assets...         (6,281,069)            0        (6,281,069)           0             0               0     (6,281,069)
 Other...........                  0             0                 0      200,000             0               0        200,000
                       -------------  ------------     -------------  -----------    ----------   -------------  -------------
  Net cash
   provided by
   (used in)
   investing
   activities....       (277,338,756) (125,085,418)     (402,424,174)   1,601,569      (236,372)        508,335   (400,550,642)
Cash Flows from
 Financing
 Activities:
 Subscriptions
  received from
  stockholders...        385,523,966             0       385,523,966      966,115        51,830          50,100    386,592,011
 Contributions
  from limited
  partners.......                  0             0                 0            0             0               0              0
 Reimbursement of
  acquisition and
  stock issuance
  costs paid by
  related parties
  on behalf of
  the entity.....         (4,574,925)            0        (4,574,925)           0             0               0     (4,574,925)
 Payment of stock
  issuance
  costs..........        (34,579,650)            0       (34,579,650)           0             0               0    (34,579,650)
 Proceeds from
  borrowing on
  line of
  credit/notes
  payable........          7,692,040     3,369,856 (e)    11,061,896      198,296             0     413,555,624    424,815,816
 Payment on line
  of credit/notes
  payable........             (8,039)            0            (8,039)           0             0    (411,805,787)  (411,813,826)
 Retirement of
  shares of
  common stock...           (639,528)            0          (639,528)           0             0               0       (639,528)
 Distributions to
  holders of
  minority
  interest.......            (34,073)            0           (34,073)           0             0               0        (34,073)
 Distributions to
  stockholders/limited
  partners.......        (39,449,149)            0       (39,449,149)  (9,364,488)            0               0    (48,813,637)
 Other...........            (95,101)            0           (95,101)           0            24      (2,500,011)    (2,595,088)
                       -------------  ------------     -------------  -----------    ----------   -------------  -------------
  Net cash
   provided by
   (used in)
   financing
   activities....        313,835,541     3,369,856       317,205,397   (8,200,077)       51,854        (700,074)   308,357,100
Net increase
 (decrease) in
 cash............         75,613,060   (98,763,763)      (23,150,703)     449,308      (335,688)      1,845,986    (21,191,097)
Cash at beginning
 of year.........         47,586,777             0        47,586,777      264,000     1,298,261         680,092     49,829,130
                       -------------  ------------     -------------  -----------    ----------   -------------  -------------
Cash at end of
 year............      $ 123,199,837  $(98,763,763)    $  24,436,074  $   713,308    $  962,573   $   2,526,078  $  28,638,033
                       =============  ============     =============  ===========    ==========   =============  =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IV, Ltd.
                      For the Year Ended December 31, 1998

                           Combining                       Historical
                           Pro Forma         Combined      CNL Income    Pro Forma        Adjusted
                          Adjustments           APF       Fund IV, Ltd. Adjustments       Pro Forma
                          ------------     -------------  ------------- -----------     -------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $(16,365,983)(a) $  43,106,657   $1,821,449   $  (203,461)(a)  $ 44,724,645
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation...........      (340,898)(b)    10,147,496      425,483       215,017 (b)    10,787,996
 Amortization expense...     2,158,741 (c)     4,472,825        3,492             0         4,476,317
 Minority interest in
  income of consolidated
  joint venture.........             0            30,156            0             0            30,156
 Equity in earnings of
  joint ventures, net of
  distributions.........             0           (15,440)     338,504        40,972 (d)       364,036
 Loss (gain) on sale of
  land, building, net
  investment in direct
  financing leases......             0                 0     (226,024)            0          (226,024)
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes........             0         1,009,576            0             0         1,009,576
 Gain on
  securitization........             0        (3,356,538)           0             0        (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable......             0       265,871,668            0             0       265,871,668
 Decrease (increase) in
  other receivables.....             0        (2,543,413)       8,607             0        (2,534,806)
 Increase in accrued
  interest income
  included in notes
  receivable............             0          (170,492)           0             0          (170,492)
 Increase in accrued
  interest on mortgage
  note receivable.......             0                 0            0             0                 0
 Investment in notes
  receivable............             0     (288,590,674)            0             0      (288,590,674)
 Collections on notes
  receivable............             0        23,539,641            0             0        23,539,641
 Decrease in restricted
  cash..................             0         2,504,091            0             0         2,504,091
 Decrease (increase) in
  due from related
  party.................             0          (953,688)           0             0          (953,688)
 Increase in prepaid
  expenses..............             0             7,246        1,279             0             8,525
 Decrease in net
  investment in direct
  financing leases......             0         1,971,634       37,907             0         2,009,541
 Increase in accrued
  rental income.........             0        (2,187,652)     (40,515)            0        (2,228,167)
 Increase in intangibles
  and other assets......             0          (154,351)           0             0          (154,351)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....             0           846,680      (26,960)            0           819,720
 Increase in due to
  related parties,
  excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..             0          (133,364)       9,461             0          (123,903)
 Increase in accrued
  interest..............             0           (77,968)           0             0           (77,968)
 Increase in rents paid
  in advance and
  deposits..............             0           436,843        9,637             0           446,480
 Decrease in deferred
  rental income.........             0           693,372            0             0           693,372
                          ------------     -------------   ----------   -----------     -------------
 Total adjustments......     1,817,843        13,347,648      540,871       255,989        14,144,508
                          ------------     -------------   ----------   -----------     -------------
 Net cash provided by
  (used in) operating
  activities............   (14,548,140)       56,454,305    2,362,320        52,528        58,869,153
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............             0         2,385,941    2,526,354             0         4,912,295
 Additions to land and
  buildings on operating
  leases................    21,794,386 (h)  (304,010,742)    (275,000)            0      (304,285,742)
 Investment in direct
  financing leases......             0       (47,115,435)           0             0       (47,115,435)
 Investment in joint
  venture...............             0          (974,696)    (493,398)            0        (1,468,094)
 Acquisition of
  businesses............    (9,772,277)(f)    (9,772,277)           0    (2,119,723)(g)   (12,225,000)
                                                                           (333,000)(g)
 Purchase of other
  investments...........             0       (16,083,055)           0             0       (16,083,055)
 Net loss in market
  value from investments
  in trading
  securities............             0           295,514            0             0           295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....             0           212,821            0             0           212,821
 Investment in mortgage
  notes receivable......             0        (2,886,648)           0             0        (2,886,648)
 Collections on mortgage
  note receivable.......             0           291,990            0             0           291,990
 Investment in equipment
  notes receivable......             0        (7,837,750)           0             0        (7,837,750)
 Collections on
  equipment notes
  receivable............             0         3,046,873            0             0         3,046,873
 Decrease in restricted
  cash..................             0                 0     (533,598)            0          (533,598)
 Increase in intangibles
  and other assets......             0        (6,281,069)           0             0        (6,281,069)
 Other..................             0           200,000            0             0           200,000
                          ------------     -------------   ----------   -----------     -------------
 Net cash provided by
  (used in) investing
  activities............    12,022,109      (388,528,533)   1,224,358    (2,452,723)     (389,756,898)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....             0       386,592,011            0             0       386,592,011
 Contributions from
  Limited Partners......             0                 0            0             0                 0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..             0        (4,574,925)           0             0        (4,574,925)
 Payment of stock
  issuance costs........             0       (34,579,650)           0             0       (34,579,650)
 Proceeds from borrowing
  on line of
  credit/notes payable..             0       424,815,816            0             0       424,815,816
 Payment on line of
  credit/notes payable..             0      (411,813,826)           0             0      (411,813,826)
 Retirement of shares of
  common stock..........             0          (639,528)           0             0          (639,528)
 Distributions to
  holders of minority
  interest..............             0           (34,073)           0             0           (34,073)
 Distributions to
  stockholders/limited
  partners..............             0       (48,813,637)  (3,723,748)            0       (52,537,385)
 Other..................             0        (2,595,088)           0             0        (2,595,088)
                          ------------     -------------   ----------   -----------     -------------
 Net cash provided by
  (used in) financing
  activities............             0       308,357,100   (3,723,748)            0       304,633,352
Net increase (decrease)
 in cash................    (2,526,031)      (23,717,128)    (137,070)   (2,400,195)      (26,254,393)
Cash at beginning of
 year...................             0        49,829,130      876,452             0        50,705,582
                          ------------     -------------   ----------   -----------     -------------
Cash at end of year.....  $ (2,526,031)    $  26,112,002   $  739,382   $(2,400,195)    $  24,451,189
                          ============     =============   ==========   ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                         PRO FORMA FINANCIAL STATEMENTS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IV, Ltd.

1. Basis of Presentation

   The Pro Forma Balance Sheet as of June 30, 1999 reflects the transactions of the acquisition of the Advisor and CNL Restaurant Financial Services Group as set forth in this consent solicitation. The Pro Forma Statements of Earnings for the six months ended June 30, 1999, and for the year ended December 31, 1998, have been prepared to reflect (a) the issuance of additional shares and the property acquisitions completed from January 1, 1998 through July 31, 1999 and (b) the acquisition of the Advisor and CNL Restaurant Financial Services Group and the Acquisition of the Income Fund. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF and the historical combined financial information of the Advisor, CNL Restaurant Financial Services Group and the Income Fund and should be read in conjunction with the selected historical financial data and accompanying notes of APF, the Advisor the CNL Restaurant Financial Services Group and the Income Fund. The Pro Forma Balance Sheet was prepared as if the transactions described above occurred on June 30, 1999. The Pro Forma Statements of Earnings were prepared as if the transactions described above occurred as of January 1, 1998. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the transactions described above had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all material adjustments necessary to reflect the recurring effects of the transactions described above have been made.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partner elected the note option. This assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   The Pro Forma Balance Sheet and Pro Forma Statements of Earnings assume the issuance of the APF Shares relating to the purchase of the Advisor and the CNL Restaurant Financial Services Group without regard to a provision that provides for 1,000,000 APF Shares to be placed in escrow pending achievement of certain levels of property acquisition and/or mortgage loan origination. This presentation was selected in order to present both the most dilutive results as well as what management believes is the most likely result based on current information.

2. Method of Accounting

   The acquisition of the CNL Restaurant Financial Services Group and the Income Fund will be accounted for under the purchase accounting method. APF will recognize goodwill to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. As for the acquisition of the Advisor from a related party, APF will expense the costs incurred in acquiring the Advisor to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. The excess purchase price will be recorded as an expense on APF's consolidated statements of earnings.

   All significant intercompany balances and transactions between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund have been eliminated in the pro forma financial statements.

3. Reverse Stock Split

   In May 1999, the stockholders of APF approved a proposal for a one-for-two reverse stock split at the annual stockholder meeting. All information relating to shares outstanding and per share information has been restated for all periods presented.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IV, Ltd.


4. Adjustments to Pro Forma Balance Sheet

   The following describes the pro forma adjustments to the Pro Forma Balance Sheet as of March 31, 1999, as if the Acquisition was consummated on such date. For purposes of the pro forma financial statements, it is assumed that at a special meeting of stockholders for APF, the stockholders of APF approved a proposal for an amendment to its Articles of Incorporation to increase the number of authorized shares to an amount necessary to enable APF to issue the shares for the Acquisition.

     (A) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma properties acquired from April 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

     (B) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                            CNL
                                         Financial
                                         Services
                              Advisor      Group     Income Fund     Total
                            ----------- -----------  -----------  ------------
   Fair Value of
    Consideration
    Received............... $82,038,155 $50,734,122  $26,259,630  $159,031,907
                            =========== ===========  ===========  ============
   Share Consideration..... $76,000,000 $47,000,000  $23,806,907  $146,806,907
   Cash Consideration......         --          --       333,000       333,000
   APF Transaction Costs...   6,038,155   3,734,122    2,119,723    11,892,000
                            ----------- -----------  -----------  ------------
       Total Purchase
        Price.............. $82,038,155 $50,734,122  $26,259,630  $159,031,907
                            =========== ===========  ===========  ============
   Allocation of Purchase
    Price:
   Net Assets -
    Historical............. $ 8,330,475 $10,135,087  $19,961,968  $ 38,427,530
   Purchase Price
    Adjustments:
     Land and buildings on
      operating leases.....         --          --     4,631,682     4,631,682
     Net investment in
      direct financing
      leases...............         --          --     1,181,763     1,181,763
     Investment in joint
      ventures.............         --          --       819,017       819,017
     Accrued rental
      income...............         --          --      (290,049)     (290,049)
     Intangibles and other
      assets...............         --   (2,575,792)     (44,751)   (2,620,543)
     Goodwill*.............         --   43,174,827          --     43,174,827
     Excess purchase
      price................  73,707,680         --           --     73,707,680
                            ----------- -----------  -----------  ------------
       Total Allocation.... $82,038,155 $50,734,122  $26,259,630  $159,031,907
                            =========== ===========  ===========  ============

--------
  * Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

     The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisition of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,707,680 was expensed at

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IV, Ltd.

  June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations". Goodwill of $43,174,827 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

     1.Common Stock (CFA, CFS, CFC)--Class A...........      8,600
       Common Stock (CFA, CFS, CFC)--Class B...........      4,825
       Additional Paid-in Capital (CFA, CFS, CFC)...... 12,568,974
       Retained Earnings...............................  5,883,163
       Accumulated distributions in excess of
        earnings....................................... 73,707,680
       Goodwill for CFC/CFS (Intangibles and other
        assets)........................................ 43,174,827
        CFC/CFS Organizational Costs/Other Assets......              2,575,792
        Cash to pay APF transaction costs..............              9,772,277
        APF Common Stock...............................                 61,500
        APF Capital in Excess of Par Value.............            122,938,500
       (To record acquisition of CFA, CFS and CFC)
     2.Partners Capital................................ 19,961,968
       Land and buildings on operating leases..........  4,631,682
       Net investment in direct financing leases.......  1,181,763
       Investment in joint ventures....................    819,017
        Accrued rental income..........................                290,049
        Intangibles and other assets...................                 44,751
        Cash to pay APF Transaction costs..............              2,119,723
        Cash consideration to Income Funds.............                333,000
        APF Common Stock...............................                 13,174
        APF Capital in Excess of Par Value.............             23,793,733
       (To record acquisition of Income Fund)

     (C) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

     (D) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

     (E) Represents the elimination by the Income Fund of $160,865 in related party payables recorded as receivables by the Advisor.

5. Adjustments to Pro Forma Statements of Earnings

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                Group and

                         CNL Income Fund IV, Ltd.

       adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

       Origination fees from affiliates........................... $  (689,425)
       Secured equipment lease fees...............................     (67,967)
       Advisory fees..............................................    (126,788)
       Reimbursement of administrative costs......................    (382,728)
       Acquisition fees...........................................  (4,452,252)
       Underwriting fees..........................................     (54,248)
       Administrative, executive and guarantee fees...............    (532,389)
       Servicing fees.............................................    (572,728)
       Development fees...........................................     (38,853)
       Management fees............................................  (1,681,870)
                                                                   -----------
         Total.................................................... $(8,599,248)
                                                                   ===========

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $144,014

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs............................. $(774,311)

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IV, Ltd.


    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees........................................... $ (1,681,870)
       Administrative executive and guarantee fees...............     (126,788)
       Servicing fees............................................     (572,728)
       Advisory fees.............................................     (532,389)
                                                                  ------------
                                                                  $ (2,913,775)
                                                                  ============

    (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

       Amortization of goodwill..................................... $1,079,371

    (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $10,143 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k) Represents the elimination of fees between the Advisor and the Income Fund:

       Management fees............................................... $     --
       Reimbursement of administrative costs.........................  (26,136)
                                                                      --------
                                                                      $(26,136)
                                                                      ========

    (l) Represents the elimination of $26,136 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $24,372 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $5,124 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $107,509 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IV, Ltd.

       for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $20,486 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents rental and earned income of $22,951,799 and depreciation expense of $6,246,947 as if properties that had been operational when they were acquired by APF from January 1, 1998 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

       Origination fees from affiliates.......................... $ (1,773,406)
       Secured equipment lease fees..............................      (54,998)
       Advisory fees.............................................     (305,030)
       Reimbursement of administrative costs.....................     (408,762)
       Acquisition fees..........................................  (21,794,386)
       Underwriting fees.........................................     (388,491)
       Administrative, executive and guarantee fees..............   (1,233,043)
       Servicing fees............................................   (1,570,331)
       Development fees..........................................     (229,153)
       Management fees...........................................   (1,851,004)
                                                                  ------------
         Total................................................... $(29,608,604)
                                                                  ============

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                Group and

                         CNL Income Fund IV, Ltd.

       origination fees received by CNL Financial Services, Inc. during the year ended December 31, 1998 of $3,107,164 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(II)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $207,144

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs........................... $(4,241,719)

    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,851,004)
       Administrative executive and guarantee fees................  (1,233,043)
       Servicing fees.............................................  (1,269,357)
       Advisory fees..............................................    (305,030)
                                                                   -----------
                                                                   $(4,658,434)
                                                                   ===========

    (g) Represents the elimination of $2,161,897 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

       Amortization of goodwill..................................... $2,158,741

    (i) Represents the elimination of $6,898,434 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $20,286 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k) Represents the elimination of fees between the Advisor and the Income Fund:

       Management fees............................................... $     --
       Reimbursement of administrative costs.........................  (31,155)
                                                                      --------
                                                                      $(31,155)
                                                                      ========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IV, Ltd.


    (l) Represents the elimination of $31,155 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $40,444 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $8,202 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1998 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $215,017 as a result of adjusting the historical basis of the real estate owned indirectly by the Fund through joint venture or tenancy in common arrangements with affiliates or unrelated third parties, to fair value as a result by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $40,972 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Represents the decrease in depreciation expense of $340,898 as a result of eliminating acquisition fees (see 4(II)(b)) between APF and the Advisor which on a historical basis were capitalized as part of the basis of the building.

    (s) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

6. Adjustments to Pro Forma Statement of Cash Flows

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1999.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IV, Ltd.

    (d) Represents adjustment of equity in earnings to net income.

    (e) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (f) Represents the reversal of historical cash used for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.


  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

    (d) Represents adjustment of equity in earnings to net income.

    (e) Represents amounts borrowed under APF's credit facility from July 1, 1999 through July 31, 1999 to acquire properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

    (f) Represents the use of cash by APF to pay the transaction costs allocated to the acquisition of the Advisor and Restaurant Financial Group.

    (g) Represents the use of cash i) to pay for the cash consideration proposed in the offer to acquire the Income Fund and ii) to pay the transaction costs allocated to the acquisition of the Income Fund.

    (h) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (i) Represents the adjustment for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF as if these properties had been acquired on January 1, 1998.

       Non-Cash Investing Activities:

    On January 1, 1998, APF issued shares of its common stock to acquire the Advisor, CNL Restaurant Financial Services Group and the Income Fund, as described in 4(A) and 4(B).

                                                                     Appendix A

             [LETTERHEAD OF LEGG MASON WOOD WALKER, INCORPORATED]

                                March 10, 1999

James M. Seneff, Jr.
Robert A. Bourne
CNL Realty Corporation
as General Partners of
CNL Income Fund IV, Ltd.
400 East South Street
Orlando, FL 32801-2878

               Re: CNL Income Fund IV, Ltd. (the "Partnership")

Gentlemen:

   You have requested our opinion as investment bankers (a) as to the fairness, from a financial point of view, to the Partnership and its limited partners of the shares of common stock (the "Common Stock") of CNL American Properties Fund, Inc. (the "Acquiror") offered to them in the Merger (as defined below), (b) as to the fairness, from a financial point of view, of the aggregate Common Stock offered to the CNL Income Funds (as defined below) in the Merger Transactions (as defined below) and (c) as to the fairness, from a financial point of view, of the method of allocating the aggregate shares of Common Stock among the CNL Income Funds in the Merger Transactions. Under the terms of an agreement and plan of merger (the "Merger Agreement"), dated March 11, 1999, between the Partnership and the Acquiror, the Partnership will merge with and into a wholly owned subsidiary of the Acquiror and the partners of the Partnership will be offered shares of Common Stock as determined pursuant to the Merger Agreement (the "Share Consideration"); such transaction is hereafter referred to as the "Merger."

   The Partnership is one of sixteen Florida limited partnerships (the "CNL Income Funds") served by Messrs. Seneff, Bourne and CNL Realty Corporation as general partners (the "General Partners"). Each CNL Income Fund has executed a merger agreement with the Acquiror on terms similar to the Merger Agreement. The transactions to occur under such merger agreements are referred to as the "Merger Transactions."

   In connection with our opinion, we have, among other things:

     (i) reviewed the Merger Agreement and the merger agreements for each of the Merger Transactions;

     (ii) reviewed the Registration Statement on Form S-4 with respect to the Merger Transactions as filed on March 12, 1999;

     (iii) reviewed the financial statements and the related filings of the Partnership and the other CNL Income Funds on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (iv) reviewed the financial statements and the related filings of the Acquiror on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (v) reviewed certain internal information concerning the business and operations of the Partnership and the other CNL Income Funds furnished to us by the General Partners, including a draft of the Partnership's and the other CNL Income Funds' Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vi) reviewed certain internal information concerning the business and operations of the Acquiror furnished to us by management of the Acquiror, including a draft of the Acquiror's Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vii) reviewed certain financial data and operating statistics relating to the Partnership, the other CNL Income Funds and the Acquiror provided by the General Partners and the Acquiror and compared them with similar information of selected public companies that we deemed relevant to our inquiry;

     (viii) reviewed the appraisal (the "Appraisal") of the properties of the Partnership and the other CNL Income Funds prepared by Valuation Associates and dated January 6, 1999;

     (ix) held meetings and discussions with certain directors, officers and employees of the General Partners and the Acquiror concerning the operations, financial condition and future prospects of the Partnership, the other CNL Income Funds and the Acquiror; and

     (x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

   In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by or on behalf of the Partnership, the other CNL Income Funds and the Acquiror. We have further relied upon the assurances of the General Partners that they are unaware of any factors that would materially alter the conclusions made in Legg Mason's fairness opinion, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. Legg Mason assumed that the financial forecasts (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the General Partners and the Acquiror as to the future performance of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason also assumed, with the consent of the General Partners, that any material liabilities (contingent or otherwise, known or unknown) of the Partnership, the other CNL Income Funds and the Acquiror are as set forth in the financial statements of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason also assumed with the consent of the General Partners that the table prepared by or for the General Partners of the allocation of Share Consideration among the General Partners and the limited partners of the Partnership has been prepared in accordance with and complies with the terms and conditions of the partnership agreement of the Partnership. Legg Mason also assumed that the Appraisal was reasonably prepared by and reflected the good faith judgments of Valuation Associates and Legg Mason does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership, the other CNL Income Funds or the Acquiror. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof.

   We have acted as financial advisor to the General Partners and will receive a fee for our services. It is understood that this letter is for the information of the General Partners in their evaluation of the Merger Transactions and our opinion does not constitute a recommendation to the General Partners or any limited partner of the Partnership or any of the other CNL Income Funds as to how such partner should vote on the Merger or the Merger Transactions, as the case may be, or as to whether such partner should elect to receive the Share Consideration or cash and promissory notes of the Acquiror. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets. Additionally, our opinion does not compare the relative merits of the Merger and the Merger Transactions with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Merger and the Merger Transactions.

   It should be noted that in rendering this opinion with respect to the fairness, from a financial point of view, of (i) the Share Consideration to be offered with respect to the Partnership, (ii) the aggregate Common

Stock offered with respect to the CNL Income Funds and (iii) the method of allocating the shares of Common Stock of the Acquiror among the CNL Income Funds, Legg Mason has neither addressed, nor are we rendering any opinion with respect to, any other aspect of the Merger Transactions, including (a) the value or fairness of the cash and promissory notes option, (b) the prices at which the shares of Common Stock may trade following the Merger Transactions or the trading value of the shares to be offered compared with the current fair market value of the portfolios or other assets of the Partnership and the other CNL Income Funds if liquidated in real estate markets, (c) the tax effect of any aspect of the Merger Transactions, (d) the fairness of the amounts or allocation of the costs of the Merger Transactions or the amounts of such costs allocated to the limited partners or, (e) any other matters with respect to any specific individual partner or class of partners of the Partnership or the other CNL Income Funds.

   Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Share Consideration offered to the Partnership and its limited partners in the Merger, the aggregate shares of Common Stock offered by the Acquiror with respect to the CNL Income Funds in the Merger Transactions and the method of allocating the shares of Common Stock among the CNL Income Funds in the Merger Transactions are fair from a financial point of view.

                                          Very truly yours,

                                          /s/ Legg Mason Wood Walker,
                                           Incorporated
                                          -------------------------------------
                                          Legg Mason Wood Walker, Incorporated

                                                                      Appendix B
                                          October 27, 1999

CNL Income Fund IV, Ltd.
c/o James M. Seneff, Jr.
400 East South Street, Suite 500
Orlando, Florida 32801

  Re: Agreement and Plan of Merger dated March 11, 1999 by and among CNL
      American Properties Fund, Inc. ("APF"), CNL APF Partners, L.P. (the "Operating Partnership"), CNL APF GP Corp. (the "OP General Partner"), CNL Income Fund IV, Ltd. (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr. and CNL Realty Corporation (together, the "General Partners"), as amended by First Amendment to Agreement and Plan of Merger dated June 4, 1999 (the agreement and plan of merger, as so amended, the "Merger Agreement")

Gentlemen:

   Under the terms of Section 2.3 of the Merger Agreement, the closing of the merger of the Fund into the Operating Partnership is to occur within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X of the Merger Agreement but in no event later than March 31, 2000.

   The parties desire to further amend the Merger Agreement to modify the provisions thereof regarding the time for Closing and for the satisfaction or waiver of the conditions set out in Article X.

   Accordingly, the parties agree that Section 2.3 of the Merger Agreement is amended to provide that the Closing shall take place by the later of thirty
(30) days after the Partners of the Fund approve the Merger Proposal in accordance with the requirements of the Merger Agreement or March 31, 2000; however, in no event later than June 30, 2000. Further, the reference to "March 31, 2000" in the lead in of Sections 10.2 and 10.3 and in clause (c) of Section
11.2 is deleted and replaced with "the Closing Date."

   Capitalized terms used but not defined in this letter have the meanings such terms are given in the Merger Agreement.

   Except as specifically amended hereby, the Merger Agreement remains unmodified and in full force and effect.

   To evidence your agreement to the foregoing amendment of the Merger Agreement, please sign and return to me a copy of this letter.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

   Agreed as of the date of the above letter.

                                          CNL INCOME FUND IV, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr.
                                          Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr., as General
                                           Partner

                                          CNL APF GP CORP.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

   THIS FIRST AMENDMENT TO AGREEMENT AND PLAN MERGER is entered into as of the 4th day of June 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP Corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund IV, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Bourne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated March 11, 1999 by and among the Parties (the "Merger Agreement"), the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of the Merger Agreement; and

   WHEREAS, the Parties desire to amend the Merger Agreement in the manner set forth below.

                                   AGREEMENT:

1. AMENDMENTS TO MERGER AGREEMENT

   The Merger Agreement is hereby amended as follows in accordance with the provisions of Section 14.9 of the Merger Agreement:

   1.1 The definition of "Cash/Notes Option" is hereby deleted in its entirety.

   1.2 Clause (B) of Section 4.1(a)(iii)(B) is hereby deleted in its entirety and restated as follows:

     "(B) Notes in accordance with Section 4.4 below."

   1.3 Clause (i) of Section 4.2(ii) is hereby deleted in its entirety and restated as follows:

     "(ii) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund (or, if APF consummates the Reverse Split, for every $20.00 of expenses)."

   1.4 Section 4.4 is hereby deleted in its entirety and amended and restated as follows:

     "Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the note option, such limited partners shall be entitled to receive, in lieu of the Share Consideration, notes (the "Notes") in the aggregate amount equal to 97% of the value (based on the Exchange Value as defined in the Registration Statement) of the Share Consideration such Dissenting Partners would have otherwise received had such partners not elected to receive the Notes (the "Note Option"). The Notes will mature on the fifth anniversary of the Closing Date and will bear interest at a fixed rate equal to seven percent. The aggregate Share Consideration shall be reduced on a one-for-basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Note Option."

   1.5 The reference to "December 31, 1999" in the lead in of Section 10.2 is hereby deleted and replaced with March 31, 2000.

   1.6 The following subsection shall be added to Section 10.2

     "(g) The aggregate face amount of the Notes to be issued to Dissenting Limited Partners shall not have exceeded 15% of the value of the Share Consideration based on the Exchange Value."

   1.7 The reference to "December 31, 1999" in the lead in of Section 10.3 is hereby deleted and replaced with March 31, 2000.

   1.8 The reference to "December 31, 1999" in clause (c) of Section 11.2 is hereby deleted and replaced with "March 31, 2000."

2. GENERAL

   2.1 Except as specifically set forth in this First Amendment, the Merger Agreement shall remain unmodified and in full force and effect.

   2.2 This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   2.3 The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   2.4 This First Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr.
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                           Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND IV, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr.
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr., as General
                                           Partner

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger is entered into as of this 11th day of March, 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP Corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund IV, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Bourne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA") and the Florida Revised Uniform Limited Partnership Act (the "Florida RULPA");

   WHEREAS, the Fund is one of 18 CNL Income Funds (collectively with the Fund, the "CNL Income Funds") that APF is proposing to acquire (the "Proposed Acquisitions");

   WHEREAS, the Special Committee (the "Special Committee") of the independent members of the Board of Directors of APF has received a fairness opinion (the "Fairness Opinion") from Merrill Lynch & Co. as to the fairness to APF, from a financial point of view, of the consideration to be paid in connection with the Proposed Acquisitions;

   WHEREAS, the Special Committee has recommended the Merger to the Board of Directors of APF and the Board has approved the proposal to consummate the Merger (the "Merger Proposal") and the related transactions;

   WHEREAS, Legg Mason Wood Walker Incorporated has delivered a fairness opinion (the "Fund Fairness Opinion") to the General Partners as to the fairness to the Fund and its limited partners from a financial point of view, of the APF Common Share consideration offered to the Fund and its limited partners; and

   WHEREAS, the Board of Directors of the OP General Partner has unanimously approved the Merger Proposal;

   NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  Definitions

   1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

   "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

   "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504, or any similar group defined under a similar provision of state, local or foreign law.

   "Agreement" means this Agreement, as amended from time to time.

   "APF" has the meaning set forth in the preface above.

   "APF Common Shares" shall mean the shares of common stock, par value $0.01, of APF.

   "APF Indemnity Claim" has the meaning set forth in Section 12.1 below.

   "APF SEC Documents" has the meaning set forth in Section 6.7 below.

   "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

   "Business Combination" has the meaning set forth in Section 4.1(b) below.

   "Cash/Note Option" has the meaning set forth in Section 4.4 below.

   "Closing" has the meaning set forth in Section 2.3 below.

   "CNL Income Funds" has the meaning set forth in the second paragraph of the Recitals above.

   "Closing Date" has the meaning set forth in Section 2.3 below.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Confidential Information" means any information concerning the businesses and affairs of the Fund, the Operating Partnership or APF, if any, that is not already generally available to the public.

   "Delaware RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Disclosure Schedule" has the meaning set forth in the first paragraph of
Article VII below.

   "Dissenting Partners" has the meaning set forth in Section 4.4 below.

   "Effective Time" has the meaning set forth in Section 2.2 below.

   "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

   "Fairness Opinion" has the meaning set forth in the third paragraph of the Recitals above.

   "Florida RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Fund" has the meaning set forth in the preface above.

   "Fund Articles of Merger" has the meaning set forth in Section 2.2 below.

   "Fund Fairness Opinion" has the meaning set forth in the fifth paragraph of the recitals above.

   "Fund Indemnity Claim" has the meaning set forth in Section 12.2 below.

   "Fund Interests" means the general and limited partnership interests in the Fund.

   "Fund SEC Documents" has the meaning set forth in Section 7.7 below.

   "GAAP" means United States generally accepted accounting principles as in effect from time to time.

   "General Partners" has the meaning set forth in the preface above.

   "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation but excluding commercially available shrink wrap software), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

   "IRS" means the Internal Revenue Service.

   "Knowledge" means in the case of the Fund, CNL Realty Corporation, Inc., APF and the OP General Partner, the actual knowledge of a director or an executive officer after reasonable investigation and, in the case of the individual General Partners, the collective actual Knowledge of all of the General Partners after reasonable investigation. For the purposes of this Agreement, the Knowledge of one General Partner shall be attributed to the other General Partners.

   "Known" and "Knowingly" mean that the Fund, any General Partner or APF, as applicable, had Knowledge of the particular matter or took the action described with prior Knowledge.

   "Liability" means any liability (whether Known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

   "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to an industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

   "Merger" has the meaning set forth in the first paragraph of the Recitals above.

   "Merger Proposal" has the meaning set forth in fourth paragraph of the Recitals above.

   "Most Recent 10-Q" has the meaning set forth in Section 7.5 below.

   "Most Recent Balance Sheet" means the most recent balance sheet filed in a Fund SEC Document.

   "Notes" has the meaning set forth in Section 4.4 below.

   "NYSE" means the New York Stock Exchange.

   "OP Certificate of Merger" has the meaning set forth in Section 2.2 below.

   "OP General Partner" has the meaning set forth in the Preface above.

   "OP Limited Partner" means CNL APF LP Corp., a Delaware corporation and wholly owned subsidiary of APF.

   "Operating Partnership" has the meaning set forth in the preface above.

   "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

   "Party" or "Parties" has the meaning set forth in the preface above.

   "Partner" means any holder of Fund Interests.

   "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

   "Proposed Acquisitions" has the meaning set forth in the second paragraph of the Recitals above.

   "Registration Statement" means the registration statement on Form S-4 to be filed by APF to register the APF Common Shares to be issued as Share Consideration in the Merger.

   "Representative" has the meaning set forth in Section 12.3 below.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (e) any minor imperfection of title or similar lien which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on such Party.

   "Share Consideration" has the meaning set forth in Section 4.1(a) below.

   "Special Committee" has the meaning set forth in the third paragraph to the Recitals above.

   "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or otherwise control the management.

   "Surviving Partnership" has the meaning set forth in Section 2.1 below.

   "Takeover Statute" has the meaning set forth in Section 8.9 below.

   "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code

(S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

   "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   "Third-Party Claim" has the meaning set forth in Section 12.4 below.

                                   ARTICLE II

                        Merger; Effective Time; Closing

   2.1 Merger. Subject to the terms and conditions of this Agreement, the Delaware RULPA and the Florida RULPA, at the Effective Time, the Operating Partnership and the Fund shall consummate the Merger in which (i) the Fund shall be merged with and into the Operating Partnership and the separate limited partnership existence of the Fund shall thereupon cease, (ii) the Operating Partnership shall be the successor or surviving limited partnership in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate limited partnership existence of the Operating Partnership with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The limited partnership surviving the Merger is sometimes hereinafter referred to as the "Surviving Partnership." The Merger shall have the effects set forth in the Delaware RULPA and the Florida RULPA. As a result of the Merger, the outstanding Fund Interests shall be converted or cancelled in the manner provided in Article IV.

   2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, the Operating Partnership and the Fund shall (i) execute or cause to be executed (A) a Certificate of Merger in the form required by the Delaware RULPA (the "OP Certificate of Merger") and (B) Articles of Merger in the form required by the Florida RULPA (the "Fund Articles of Merger"), and
(ii) cause the OP Certificate of Merger to be filed with the Delaware Secretary of State as provided in the Delaware RULPA and the Fund Articles of Merger to be filed with the Florida Department of State as provided in the Florida RULPA, in each case, on the Closing Date or as soon as practicable thereafter. The Merger shall become effective at (i) such time as the OP Certificate of Merger has been duly filed with the Delaware of Secretary of State and the Fund Articles of Merger has been duly filed with the Florida Department of State or
(ii) such other time as is agreed upon by APF, the OP General Partner and the General Partners and specified in the OP Certificate of Merger and the Fund Articles of Merger. Such time is hereinafter referred to as the "Effective Time."

   2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw Pittman Potts & Trowbridge, 2300 N Street, N.W., Washington, D.C. 20037, commencing at 9:00 a.m. local time on such date as within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date as APF, the OP General Partner and the General Partners may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article X (the "Closing Date"). In no event shall the Closing Date be a date subsequent to December 31, 1999. At the Closing, there shall be delivered to APF, the Operating Partnership, the OP General Partner, the General Partners and the Fund the certificates and other documents and instruments required to be delivered under
Article X.

   2.4 Further Assurances. Each Party hereto will execute such further documents and instruments and take such further actions as may be reasonably requested by one or more of the other Parties to consummate the Merger, to vest the Surviving Partnership with full title to all assets, properties, rights, approvals, immunities and franchises of either the Fund or the Operating Partnership or to effect the other purposes of this Agreement.

                                  ARTICLE III

 Certificate of Limited Partnership; Limited Partnership Agreement;and General
                        Partner of Surviving Partnership

   3.1 Certificate of Limited Partnership. At the Effective Time, the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein.

   3.2 Limited Partnership Agreement. At the Effective Time, the limited partnership agreement of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the limited partnership agreement of the Surviving Partnership.

   3.3 General Partner. The general partner of the Operating Partnership immediately prior to the Effective Time shall be the general partner of the Surviving Partnership from and after the Effective Time until it is replaced or it resigns in accordance with the limited partnership agreement of the Surviving Partnership.

                                   ARTICLE IV

              Share Consideration; Payment of Share Consideration

   4.1 Share Consideration; Conversion or Cancellation of Fund Interests in Merger.

   (a) At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Fund Interests (i) shall be converted into the right to receive up to 2,668,016 fully paid and nonassessable APF Common Shares (1,334,008 APF Common Shares if the Reverse Split [defined below] occurs before the Closing) (the "Share Consideration") pursuant to the terms of
Section 4.2 below, (ii) shall cease to be outstanding, and (iii) shall be canceled and retired and shall cease to exist, and each Partner, as the holder of such Fund Interests shall cease to have any rights with respect thereto, except the right to receive either (A) APF Common Shares therefor in accordance with this Section 4.1 and Section 4.3 or (B) the cash and Notes in accordance with Section 4.4 below. Subject to the approval of the APF's shareholders of an amendment to its article of incorporation, APF anticipates that prior to the Closing it will effect a one for two reverse stock split (the "Reverse Split") pursuant to which each two shares of APF Common Shares outstanding will be exchanged for one share of APF Common Shares.

   (b) Except for the Reverse Stock Split described in Section 4.1(a), prior to the Effective Time, APF shall not split or combine the APF Common Shares, or pay a stock dividend or other stock distribution in APF Common Shares, or in rights or securities exchangeable for, convertible into or exercisable for APF Common Shares, or otherwise change APF Common Shares into, or exchange APF Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of APF as a result of which APF stockholders receive cash, stock, or other property in exchange for, or in connection with, their APF Common Shares (a "Business Combination") or otherwise), or make any other dividend or distribution on or of APF Common Shares (other than regular quarterly cash dividends paid on APF Common Shares or any distribution pursuant to APF's dividend reinvestment plan), without the parties hereto having first entered into an amendment to this Agreement pursuant to which the Share Consideration will be adjusted to reflect such split, combination, dividend, distribution, Business Combination, or change.

   (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the APF Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

   4.2 Payment of Share Consideration. At the Closing, subject to Section 4.4 below, the Partners shall receive the Share Consideration (less expenses paid by APF on behalf of the Fund), distributed in accordance with the provisions of the Fund's limited partnership agreement as of the Closing Date. For the purposes of this Agreement, the Share Consideration will be reduced (i) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund and (ii) as provided in Section 4.4 below.

   4.3 Fractional APF Common Shares. No certificates representing fractional APF Common Shares shall be issued upon conversion of any Fund Interests. Each Partner of the Fund who would otherwise be entitled to fractional APF Common Shares will receive one APF Common Share for a fractional interest representing 50% or more of one APF Common Share. No APF Common Shares will be issued for a fractional interest representing less than 50% of one APF Common Share.

   4.4 Cash/Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the cash/note option (the "Cash/Note Option"), such Dissenting Partners shall be entitled to receive, in lieu of the Share Consideration, consideration based on such Dissenting Partners' percentage interest (as determined by the Fund's partnership agreement) in the Fund's asset liquidation value of $24,307,286, based on Valuation Associates' appraisal. Such consideration shall be payable 10% in cash and 90% in Callable Notes due in 2006 (the "Notes"). The Notes will bear interest at a fixed rate equal to 120% of the applicable federal rate as of the date the consent solicitation on Form S-4 is mailed to the limited partners. The Share Consideration shall be reduced on a one-for-one basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Cash/Note Option.

                                   ARTICLE V

             Representations and Warranties of The General Partners

   Each General Partner severally represents and warrants to APF and the Operating Partnership that the statements contained in this Article V are correct and complete as of the date hereof and on the Closing Date:

   5.1 Authorization of Transaction. The General Partner has full power and authority (including, as applicable, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the General Partner, enforceable in accordance with its terms and conditions. The General Partner does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   5.2 Noncontravention. Except as set forth in Section 5.2 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the General Partner is subject or, as applicable, any provision of the General Partner's articles of incorporation, bylaws or other organizational documents.

                                   ARTICLE VI

 Representations and Warranties of APF, The OPGeneral Partner and The Operating
                                  Partnership

   APF, the OP General Partner and the Operating Partnership jointly and severally represent and warrant to the General Partners and the Fund that the statements contained in this Article VI are correct and complete as of the date hereof and the Closing Date:

   6.1 Organization. APF is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. APF is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on APF. APF has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The OP General Partner is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. The Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Operating Partnership is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Operating Partnership. The Operating Partnership has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. APF and the OP General Partner have delivered to the General Partners and the Fund correct and complete copies of the certificate of incorporation of APF and the OP General Partner and the certificate of limited partnership and the limited partnership agreement of the Operating Partnership (each as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of APF and the OP General Partner and any organizational records of the Operating Partnership have been made available to the General Partners and the Fund and are correct and complete. APF is not in default under or in violation of any provision of its certificate of incorporation, and the Operating Partnership is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   6.2 Capital Stock. The authorized capital stock of APF consists of 125,000,000 shares of common stock, $.01 par value (the "APF Common Shares"), of which 74,696,927 shares are outstanding as of January 31, 1999. Since January 31, 1999, APF has not issued any shares of capital stock. All outstanding APF Common Shares are, and all APF Common Shares issuable under any stock option plans of APF, will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the 58,331,984 APF Common Shares which may be issued in connection with APF's acquisition of the other 17 CNL Income Funds in the Proposed Acquisitions and the 12,300,000 APF Shares which may be issued in connection with APF's acquisition of CNL Fund Advisors, Inc., CNL Financial Services, Inc. and CNL Financial Corp., there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which APF is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem, or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock. All of the outstanding general partner interests of the Operating Partnership are owned by the OP General Partner, and all of the outstanding limited partner interests of the Operating Partnership are owned by the OP Limited Partnership, and there are outstanding on the date hereof no options, warrants, rights, commitments or any other agreements of any character to which the Operating Partnership or any partner thereof is a party or which it may be bound requiring it to issue, transfer, sell, purchase, register, redeem or acquire any interest in the Operating Partnership.

   6.3 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of APF will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Share Consideration will be registered under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. The Share Consideration will, when issued, be approved for listing on the NYSE, subject to official notice of issuance.

   6.4 Authorization of Transaction. APF, the OP General Partner and the Operating Partnership have full power and authority (including full corporate and limited partnership, as applicable, power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance by APF, the OP General Partner and the Operating Partnership of this Agreement have been duly and validly authorized by the boards of directors of APF and the OP General Partner. This Agreement constitutes the valid and legally binding obligation of APF, the OP General Partner and the Operating Partnership, enforceable in accordance with its terms and conditions. None of APF, the OP General Partner or the Operating Partnership needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which, APF, the OP General Partner or the Operating Partnership is subject or any provision of APF's or the OP General Partner's articles of incorporation or by-laws or the Operating Partnership's certificate of limited partnership or limited partnership agreement or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which APF, the OP General Partner or the Operating Partnership is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of a Security Interest upon any of its assets.

   6.6 Title to Assets. APF has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of its most recent quarterly report on Form 10-Q.

   6.7 Reports and Financial Statements. APF has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "APF SEC Documents"). All of the APF SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such APF SEC Documents. None of the APF SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed APF SEC Documents. There is no unresolved violation, criticism or exception by any governmental entity of which APF has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to APF could have a Material Adverse Effect on APF. The financial statements of APF included in the APF SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of APF as of the dates thereof and the results of operations and cash flows of APF for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   6.8 Events Subsequent to September 30, 1998. Since September 30, 1998, nothing has occurred which has had or would reasonably be expected to have a Material Adverse Effect on APF.

   6.9 Litigation. Except as publicly disclosed by APF in its APF SEC Documents or on Schedule 1, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of APF, threatened against APF or any of its Subsidiaries or any of their respective properties or assets which (a) if adversely determined, could reasonably be expected to have a Material Adverse Effect on APF or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by APF in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by APF in any APF SEC Document, none of APF or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on APF or would prevent or delay the consummation of the transactions contemplated hereby.

   6.10 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by APF for inclusion or incorporation by reference in (i) the Registration Statement to be filed by APF with the SEC in connection with the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the proxy statement sent by APF to its shareholders pertaining to the Merger will, at the date mailed to shareholders and at the times of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to APF, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the proxy statement, APF shall promptly so advise the General Partners and such event shall be so described, and such amendment or supplement (which the General Partners shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

   6.11 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by APF in its APF SEC Documents or disclosed in
Schedule 1, as of December 31, 1998, to APF's Knowledge, none of APF or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which are not fully reflected in, reserved against or otherwise described in the consolidated balance sheet of APF and its consolidated Subsidiaries (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in any reports filed by it with the APF SEC Documents, since December 31, 1998, the business of APF and its Subsidiaries has been carried on only in the ordinary and usual course, to APF's Knowledge, none of APF or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which could reasonably be expected to have, and there have been no events, changes or effects with respect to APF or its Subsidiaries Known to APF having or which could reasonably be expected to have, a Material Adverse Effect on APF.

   6.12 Brokers' Fees. Except for the fees and expenses paid to Merrill Lynch & Co. with respect to the delivery of the Fairness Opinion to the Special Committee and in connection with the financial services provided by Salomon Smith Barney, none of APF, the OP General Partner or the Operating Partnership has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

   6.13 Qualification as a REIT. APF is a "real estate investment trust" for federal income tax purposes. The consummation of the transactions contemplated by this Agreement will not cause APF to cease to qualify as a "real estate investment trust" for federal income tax purposes.

   6.14 Compliance with Applicable Law. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, it and its Subsidiaries hold all permits, licenses, variances, exemptions, order and approvals of all governmental entities necessary for the lawful conduct of their respective businesses, except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its

APF SEC Documents, to APF's Knowledge, APF and its Subsidiaries are in compliance with the material terms of its permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF, the businesses of APF and its Subsidiaries are not, to APF's Knowledge, being conducted in violation of any law, ordinance or regulation of any governmental entity except that no representation or warranty is made in this Section 6.14 with respect to environmental laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, no investigation or review by any governmental entity with respect to APF or its Subsidiaries is pending or, to the Knowledge of APF, threatened, nor, to the Knowledge of APF, has any government entity indicated an intention to conduct the same, other than, in each case, those which APF reasonably believes will not have a Material Adverse Effect on APF.

   6.15 Intellectual Property.

   (a) APF owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of APF as presently conducted. Each item of Intellectual Property owned or used by APF immediately prior to the Closing hereunder will be owned or available for use by APF on identical terms and conditions immediately subsequent to the Closing hereunder. APF has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) APF has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of APF's directors or officers (or employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that APF must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of APF which are material to the operation of APF's business.

   (c) APF has no patent or registration which has been issued to APF with respect to any of its Intellectual Property.

   (d) Nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of APF's business as presently conducted.

   6.16 Insurance. With respect to each current insurance policy to which APF is a party, a named insured or is otherwise the beneficiary of coverage, to the knowledge of APF: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither APF nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

   6.17 Tenants. To the Knowledge of APF and except as set forth on Schedule 1, no current tenant of a property owned by APF, which as of the date of APF's most recent quarterly report on Form 10-Q represented more than 5% of APF's total revenues, presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   6.18 Disclosure. APF is in compliance in all material respects with its obligation under the Securities Exchange Act to publicly disclose material information in a timely fashion.

                                  ARTICLE VII

               Representations and Warranties Concerning the Fund

   The General Partners and the Fund jointly and severally represent and warrant to APF and the Operating Partnership that the statements contained in this Article VII are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the General Partners and the Fund to APF and the Operating Partnership in accordance with the provisions of
Section 8.14 (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VII.

   7.1 Organization, Qualification, and Corporate Power. The Fund is a limited partnership duly organized, validly existing, and in good standing under the laws of Florida. The Fund is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Except as set forth in Section 7.1(a) of the Disclosure Schedule, the Fund has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Section 7.1(b) of the Disclosure Schedule lists the directors and officers of the corporate General Partner. The General Partners have been made available to APF and the Operating Partnership correct and complete copies of the certificate of limited partnership and the limited partnership agreement of the Fund (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the corporate General Partner and any organizational records of the Fund have been made available to APF and the Operating Partnership and are correct and complete in all material respects. The Fund is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   7.2 Capitalization. All of the outstanding ownership interests in the Fund (the "Fund Interests") consist of (i) one percent in general partnership interests and (ii) 60,000 units of limited partnership interests. All of the outstanding Fund Interests have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Fund to issue, sell, or otherwise cause to become outstanding any additional ownership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Fund.

   7.3 Authorization of Transaction. The Fund has full power and authority (including full limited partnership power and authority) to execute and deliver this Agreement and, upon the affirmative vote of a majority of the outstanding limited partnership Fund Interests, will have full power and authority (including limited partnership power and authority) to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Fund, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, moratorium and rights of creditors generally. The Fund is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   7.4 Noncontravention. Except as set forth in Section 7.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Fund is subject or any provision of the certificate of limited partnership or limited partnership agreement of the Fund or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Fund is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

   7.5 Title to Assets. The Fund has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC (the "Most Recent 10-Q") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent 10-Q.

   7.6 Subsidiaries. The Fund does not have any Subsidiaries, operating or otherwise.

   7.7 Reports and Financial Statements. The Fund has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "Fund SEC Documents"). All of the Fund SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Fund SEC Documents. None of the Fund SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Fund SEC Documents. There is no unresolved violation by any governmental entity of which the Fund has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to the Fund could have a Material Adverse Effect on the Fund. The financial statements of the Fund included in the Fund SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of the Fund as of the dates thereof and the results of operations and cash flows of the Fund for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   7.8 Events Subsequent to the Most Recent 10-Q. Since the date of the Most Recent 10-Q nothing has had a Material Adverse Effect on the Fund. Without limiting the generality of the foregoing, since that date, except as set forth in the appropriately lettered paragraph of Section 7.8 of the Disclosure
Schedule:

   (a) the Fund has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration (as reasonably determined by the General Partners) in the Ordinary Course of Business;

   (b) the Fund has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 except in the Ordinary Course of Business;

   (c) no party (including the Fund) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Fund is a party or by which it is bound except in the Ordinary Course of Business;

   (d) the Fund has not imposed any Security Interest upon any of its assets, tangible or intangible except in the Ordinary Course of Business;

   (e) the Fund has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 except in the Ordinary Course of Business;

   (f) the Fund has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

   (g) the Fund has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

   (h) the Fund has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

   (i) the Fund has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

   (j) the Fund has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

   (k) there has been no change made or authorized in the certificate of limited partnership or limited partnership agreement of the Fund;

   (l) the Fund has not issued, sold, or otherwise disposed of any ownership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any ownership interests in the Fund;

   (m) the Fund has not declared, set aside, or paid any dividend or made any distribution with respect to its ownership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its ownership interests other than distributions consistent with past practices;

   (n) the Fund has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

   (o) the Fund has not made any loan to, or entered into any other transaction with, any of the General Partners or the directors, officers, or employees of the corporate General Partner outside the Ordinary Course of Business;

   (p) the Fund has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

   (q) the Fund has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

   (r) to the Knowledge of the General Partners, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Fund; and

   (s) the Fund is not under any legal obligation, whether written or oral, to do any of the foregoing.

   7.9 Undisclosed Liabilities. The Fund does not have any Liability (and, to the Knowledge of the General Partners, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) or which are not in the aggregate material.

   7.10 Legal Compliance. Except as disclosed in the Fund SEC Documents, the Fund has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), the violation of which could cause a Material Adverse Effect to the Fund, of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

   7.11 Tax Matters.

   (a) The Fund has filed all material Tax Returns that it was required to file, including, without limitation, any material Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Fund (as shown on any filed Tax Return) have been paid. The Fund currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Fund does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Fund that arose in connection with any failure (or alleged failure) to pay any Tax.

   (b) The Fund has withheld and, if due, paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, Partner, or other third party.

   (c) The General Partners do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Fund either (A) claimed or raised by any authority in writing or (B) as to which any of the General Partners has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Fund for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Fund since December 31, 1996.

   (d) The Fund has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

   (e) The Fund has not filed a consent under Code (S)341(f) concerning collapsible corporations. The Fund has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G. The Fund has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S)6662. The Fund is not a party to any Tax allocation or sharing agreement. The Fund (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Fund) or (B) has any Liability for the Taxes of any Person (other than the Fund) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   7.12 Real Property.

   Section 7.12(a) of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased by the Fund. Section 7.12(b) of the Disclosure Schedule lists all leases and subleases to which the Fund is a party, and the General Partners have made available to APF correct and complete copies of all such leases and subleases (as amended to date). With respect to each lease and sublease listed in Section 7.12(b) of the Disclosure Schedule:

   (a) the lease or, to the Knowledge of the General Partners, the sublease is legal, valid, binding, enforceable, and in full force and effect, except as may be affected by bankruptcy, insolvency, moratorium and the rights of creditors generally;

   (b) no consent is required with respect to the lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of the lease or sublease or otherwise affect the ongoing validity of the lease or sublease;

   (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

   (d) no party to the lease or, to knowledge of the General Partners, sublease has repudiated any provision thereof;

   (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or, to the Knowledge of the General Partners, sublease;

   (f) the Fund has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

   (g) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required by the Fund in connection with the operation thereof and, to the Knowledge of the General Partners, have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

   (h) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

   7.13 Intellectual Property.

   (a) The Fund owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Fund as presently conducted. Each item of Intellectual Property owned or used by the Fund immediately prior to the Closing hereunder will be owned or available for use by the Fund on identical terms and conditions immediately subsequent to the Closing hereunder. The Fund has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) The Fund has not Knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the General Partners nor any of the corporate General Partner's directors and officers (and employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Fund must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the General Partners, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Fund which are material to the operation of the Fund's business.

   (c) The Fund has no patent or registration which has been issued to the Fund with respect to any of its Intellectual Property.

   (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Fund uses pursuant to license, sublicense, agreement, or permission. The General

Partners have made available to APF and the Operating Partnership correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

   (e) To the Knowledge of the General Partners, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Fund's business as presently conducted.

   7.14 Tangible Assets. The Fund owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted. Each such tangible asset is free from all material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the assets, in the opinion of the General Partners, necessary to conduct the Fund's business as it is currently being conducted.

   7.15 Contracts. Section 7.15 of the Disclosure Schedule lists all of the following types of contracts and other agreements to which the Fund is a party:

   (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

   (b) any agreement concerning a partnership or joint venture;

   (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

   (d) any agreement concerning confidentiality or noncompetition;

   (e) any agreement with any General Partner or any of their Affiliates (other than the Fund);

   (f) any agreement under which it has advanced or loaned any amount to any of the General Partners or the corporate General Partner's directors, officers, and employees outside the Ordinary Course of Business; or

   (g) any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

   The General Partners have made available to APF and the Operating Partnership a correct and complete copy of each written agreement listed in
Section 7.15 of the Disclosure Schedule (as amended to date) which is not included as an exhibit to a Fund SEC Document and a written summary setting forth the terms and conditions of each oral agreement referred to in Section
7.15 of the Disclosure Schedule. With respect to each agreement set forth in
Section 7.15 of the Disclosure Schedule or filed as an exhibit to a Fund SEC
Document: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

   7.16 Notes and Accounts Receivable. All notes and accounts receivable of the Fund are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Fund.

   7.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Fund.

   7.18 Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Fund has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets): (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (iii) the policy number and the period of coverage. With respect to each current insurance policy, to the Knowledge of the General Partners and the Fund: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Fund nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Fund has been covered during the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets) by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Fund.

   7.19 Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance, not already disclosed in the Fund SEC Documents, in which the Fund
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or, to its Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section
7.19 of the Disclosure Schedule or the Fund SEC Documents could result in any Material Adverse Effect on the Fund. None of the General Partners has any reason to believe that any additional such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Fund.

   7.20 Tenants. To the Knowledge of any of the General Partners, no current tenant of a property owned by the Fund presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   7.21 Employees. The Fund does not have and has never had any employees, officers or directors. The Fund is not and has never been a party to or had any liability with respect to any Employee Benefit Plan.

   7.22 Guaranties. The Fund is not a guarantor of and is not otherwise liable for any liability or obligation (including indebtedness) of any other Person.

   7.23 Registration Statement. The information furnished by the Fund for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

   7.24 Environmental Matters. The Fund is currently in compliance with all material environmental laws, ordinances, regulations and orders applicable to its business or properties, and, to the Knowledge of the General Partners, the tenants' present uses of the Fund's properties, whether leased or owned, do not materially violate any such laws, ordinances, regulations or orders. The Fund is not subject to any Liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or material or pollutant or any spill, leakage, discharge or release of any hazardous substance or material or pollutant as a result of having owned or operated any business prior to the Effective Time, which if a violation existed would have a Material Adverse Effect on the Fund.

   7.25 Vote Required. The affirmative vote of at least a majority of the outstanding Fund Interests is the only vote of any security holder in the Fund (under applicable law or otherwise) required to approve the Merger, this Agreement and the other transactions contemplated hereby.

   7.26 Disclosure. The representations and warranties contained in this
Article VII do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VII not misleading.

                                  ARTICLE VIII
                             Pre-Closing Covenants

   The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

   8.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article X below).

   8.2 Notices and Consents. The General Partners shall give any notices to third parties and obtain any third party consents referred to in Sections 5.1, 5.2, 7.3 and 7.4 above and the related sections of the Disclosure Schedule. APF, the OP General Partner and the Operating Partnership shall give any notices to third parties and obtain any third party consents referred to in Sections 6.4 and 6.5 above. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 5.1, 6.4 and
7.3 above.

   8.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement to the Effective Time, the General Partners will not, and will not cause the Fund to, take any action that adversely affects the ability of the Fund (i) to pursue its business in the ordinary course, (ii) to seek to preserve intact its current business organizations, and (iii) to preserve its relationships with its tenants; and the General Partners will not allow the Fund to, without the OP General Partner's prior written consent, which consent shall not be unreasonably withheld:

   (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any additional ownership interests (including the Fund Interests), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its ownership interests or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or (ii) any other securities in respect of, in lieu of or in substitution for the Fund Interests outstanding on the date hereof;

   (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Fund Interests);

   (c) split, combine, subdivide or reclassify any of its ownership interests or otherwise make any payments to the Partners; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution in respect of its ownership interests at such times and in such manner and amount as may be consistent with the Fund's past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from December 31, 1998 through the Effective Time, to the extent not otherwise paid or distributed to the Partners), or (ii) any distribution of property necessary for the representation and warranty set forth in Section
7.11 to be true and correct;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

   (e) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation outside the Ordinary Course of Business;

   (f) other than as may be necessary to consummate the Merger, adopt any amendments to its certificate of limited partnership or limited partnership agreement;

   (g) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, outside the Ordinary Course of Business;

   (h) engage in the conduct of any business the nature of which is materially different from the business in which the Fund is currently engaged;

   (i) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Fund;

   (j) forgive any indebtedness owed to the Fund or convert or contribute by way of capital contribution any such indebtedness owed;

   (k) authorize or enter into any agreement providing for management services to be provided by the Fund to any third party or an increase in management fees paid by any third party under existing management agreements;

   (l) mortgage, pledge, encumber, sell, lease or transfer any material assets of the Fund except as contemplated by this Agreement;

   (m) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

   (n) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

   8.4 Full Access. The General Partners shall permit representatives of APF and the OP General Partner to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Fund to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Fund. APF, the OP General Partner and the Operating Partnership shall permit representatives of the General Partners and the Fund to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of APF and the Operating Partnership to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to APF, the OP General Partner and the Operating Partnership. The Parties agree that any information obtained in connection with the exercise of their rights pursuant to this Section 8.4 shall be Confidential Information for purposes of this Agreement.

   8.5 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Articles V, VI or VII above, as applicable. No disclosure by any Party pursuant to this Section 8.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

   8.6 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each of APF, the Operating Partnership, the General Partners and the Fund shall use reasonable efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of APF after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

   8.7 Fund Partner Approval. The General Partners hereby agree to vote the Fund Interests owned by them in favor of this Agreement and the transactions contemplated hereby and agree, subject to the satisfaction of their fiduciary duties as general partners under Florida law, as reasonably determined by the General Partners, to recommend that the limited Partners of the Fund vote their Fund Interests in favor of this Agreement and the transactions contemplated hereby.

   8.8 Delivery of Certain Financial Statements.

   (a) In addition to disclosure in Fund SEC Documents required to be filed by the Fund, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, the Fund shall provide to APF and the OP General Partner with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by the Fund and each of the General Partners that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of the Fund as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   (b) In addition to disclosure in APF SEC Documents required to be filed by APF, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, APF shall provide to the Fund and the General Partners with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by APF that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of APF as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   8.9 State Takeover Statutes. APF, the APF Board of Directors, the Operating Partnership, the Fund and the General Partners shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation, including without limitation, the control share acquisition provisions of Section 3-701 et seq. of the Maryland GCL and the business combination provisions of Section 3-601 et seq of the Maryland GCL (each, a "Takeover Statute"), is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and
(ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

   8.10 Exclusivity. None of the General Partners shall solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of the Fund (including any acquisition structured as a merger, consolidation, or share exchange). The General Partners shall notify APF and the Operating Partnership immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

   8.11 Listing. APF shall effect, at or before the issuance of any APF Common Shares issued as Share Consideration pursuant to Article IV, authorization for listing or quotation of such APF Common Shares on the NYSE, subject to official notice of issuance.

   8.12 Maintenance of APF's Business. During the period from the date of this Agreement to the Effective Time, APF will not take any action that adversely affects the ability of APF (i) to pursue its business in the ordinary course,
(ii) to seek to preserve intact its current business organizations (iii) to preserve its relationships with its tenants and (iv) will not take any action to affect it status as a REIT for federal income tax purposes.

   8.13 Registration of Share Consideration. APF shall cause the Registration Statement to become effective prior to the Closing Date.

   8.14 Delivery and Approval of Disclosure Schedule and Schedule 1. Within fifteen (15) business days after the date of this Agreement the General Partners shall deliver to APF the Disclosure Schedule and APF shall deliver to the General Partners Schedule 1. Within fifteen (15) business days after APF receives the Disclosure Schedule it shall give the General Partners notice either that the disclosures in the Disclosure Schedule are, as to substance, satisfactory to APF, in its sole and absolute discretion, or that they are not satisfactory and that APF terminate this Merger Agreement pursuant to Section
11.2. Likewise, within fifteen (15) business days after the General Partners receive Schedule 1, the General Partners shall give APF notice either that the disclosures in Schedule 1 are, as to substance, satisfactory to them, in their sole and absolute discretion, or that they are not satisfactory and that such General Partners terminate the Agreement pursuant to Section 11.2. In the case of both APF and the General Partners, the failure of either to give the notice specified above within the applicable fifteen (15) business day period shall constitute approval of the Disclosure Schedule or Schedule 1, as applicable.

   8.15 Certain Acquisitions. APF or its Subsidiaries shall acquire CNL Fund Advisors, Inc., CNL Financial Corp. and CNL Financial Services, Inc. (collective, the "CNL Restaurant Services Group") substantially in accordance with the terms and conditions set forth in their respective merger agreements dated on or about the date hereof or such other terms that are mutually agreed to by the parties.

                                   ARTICLE IX

                             Post-Closing Covenants

   The Parties agree as follows with respect to the period following the
Closing:

   9.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XII below). The General Partners acknowledge and agree that from and after the Closing, the Surviving Partnership will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Fund.

   9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Fund, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article XII below).

   9.3 Transition. The General Partners will not take any action that is designed or intended to have the effect of discouraging any tenant, lessor, licensor, customer, supplier, or other business associate of the Fund from maintaining the same business relationships with the Surviving Partnership after the Closing as it maintained with the Fund prior to the Closing.

   9.4 Confidentiality.

   (a) The General Partners and the Fund will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to APF or the OP General Partner, as applicable, or destroy, at the request and option of APF or the OP General Partner, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the General Partners or the Fund is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such General Partner or the Fund, as applicable, will notify APF or the OP General Partner, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such General Partner or the Fund is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such General Partner or the Fund, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that such General Partner or the Fund, as applicable, shall use its best efforts to obtain, at the request of APF or the OP General Partner, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as APF or the OP General Partner, as applicable, shall designate.

   (b) APF, the OP General Partner and the Operating Partnership will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, if the Closing does not occur, deliver promptly to the Fund General Partners, as applicable, or destroy, at the request and option of the Fund or the General Partners, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Prior to the Closing and if the Closing does not occur, in the event that any of APF, the OP General Partner or the Operating Partnership is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, APF, the OP General Partner or the Operating Partnership, as applicable, will notify the Fund or the General Partners, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, APF, the OP General Partner or the Operating Partnership is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then APF, the OP General Partner or the Operating Partnership, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that APF, the OP General Partner or the Operating Partnership, as applicable, shall use its best efforts to obtain, at the request of the Fund or the General Partners, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Fund or the General Partners, as applicable, shall designate.

   9.5 Covenant Not to Compete. Unless employed by the Surviving Partnership or APF after the Closing, for a period of three years from and after the Closing Date, none of the General Partners will engage directly or indirectly in any business serving the restaurant industry that the Surviving Partnership or APF conducts as of the Closing Date, except existing restaurant businesses and properties currently owned or advised by affiliates of CNL Group, Inc., including CNL Advisory Services, Inc. In addition, and not in lieu of the foregoing, for a period of three years from and after the Closing Date, James
M. Seneff, Jr. hereby covenants and agrees not to engage or participate, directly or indirectly, as principal, agent, executive, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business that relates to the ownership, acquisition or development of "restaurant operations"; provided, however, for the purposes of this Agreement, "restaurant operations" shall not include the ownership, acquisition or development of hotel and health care properties that contain restaurant operations and those entities set forth on Schedule 9.5, and provided further, the noncompetition covenant shall not operate to preclude Mr. Seneff's ownership of APF Common Shares and of up to 5% of the equity securities of companies whose common stock is publicly traded that are engaged in owning, operating, franchising or making are engaged in owning, operating, franchising or making loans to restaurants and restaurant companies. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

   9.6 Tax Matters.

   (a) If there is an adjustment to any item reported on a pre-closing Tax Return that results in an increase in the Taxes payable by the Fund or any of the General Partners, and such adjustment results in a corresponding adjustment to items reported on a post-closing Tax Return with the result that the Taxes payable either by APF, any of its Subsidiaries, or by any consolidated group of companies of which APF or any Subsidiary are then members are reduced, or a refund of Taxes is increased, then any APF Indemnity Claim that the General Partners or Fund owes APF or the Operating Partnership pursuant to Article XII below shall be reduced by the amount by which such Taxes are reduced or such refunds are increased.

   (b) Any refund or credit of Taxes (including any statutory interest thereon) received by APF or any of its Subsidiaries attributable to periods ending on or prior to or including the Closing Date that were paid by the Fund pursuant to this Agreement shall reduce any APF Indemnity Claim that the General Partners or the Fund owes APF pursuant to Article XII below by an amount equal to the amount of such refund or credit.

   (c) In the event that APF or any of its Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that could affect the Fund or the General Partners, or if the Fund or any of the General Partners receives notice of such matters that could affect APF or any of its Subsidiaries, the party receiving such notice shall notify in writing the potentially affected party within ten
(10) days thereof. The failure of either party to give the notice required by this Section shall not impair such party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

   (d) The General Partners shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, reasonably settle or appeal all proceedings with respect to pre-closing Taxes.

                                   ARTICLE X

                       Conditions to Obligation to Close

   10.1 Conditions to Each Party's Obligation. The respective obligations of APF, the OP General Partner, the Operating Partnership, the Fund and the General Partners to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of APF and the General Partners:

   (a) Governmental Approvals and Consents. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 5.1, 6.4, and 7.3 above.

   (b) No Injunction or Proceedings. There shall not be any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of APF or the General Partners, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially adversely affect the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

   (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of APF, would have a Material Adverse Effect on the Fund or, in the sole judgment of any of the General Partners, would have a Material Adverse Effect on APF.

   (d) Shareholder/Partner Approvals. The stockholders of APF shall have approved APF's Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit A, and the Partners of the Fund shall have approved the Merger Proposal, amendments to the partnership agreement, if any.

   (e) Registration of Share Consideration. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

   10.2 Conditions to Obligation of APF, the OP General Partner and the Operating Partnership. The obligations of APF, the OP General Partner and the Operating Partnership to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) the General Partners and the Fund shall have delivered to APF and the OP General Partner a certificate to the effect that:

     (i) the representations and warranties set forth in Article V and
  Article VII above are true and correct in all material respects at and as of the Closing Date;

     (ii) the General Partners and the Fund have performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date;

     (iii) the General Partners and the Fund have procured all of the material third-party consents specified in, respectively, Section 5.2 and
  Section 7.4 above and the related sections of the Disclosure Schedule; and

     (iv) no action, suit, or proceeding is pending or, to their Knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
  (C) affect adversely the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

Notwithstanding the foregoing, APF's obligation to close as a result of a breach of the representations and warranties contained in Section 7.24 shall be governed solely by Section 10.2(e) below.

   (b) since December 31, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of the Fund, such determination to be made in the reasonable discretion of APF;

   (c) APF and the Operating Partnership shall have received an opinion dated as of the Closing Date from Baker and Hostetler LLP, counsel to the General Partners and the Fund, taken as a whole, in form and substance reasonably satisfactory to APF and the Operating Partnership;

   (d) APF shall have received the Disclosure Schedule and approved it in accordance with Section 8.14;

   (e) There shall not exist an unlawful environmental condition on one or more properties owned by the Fund, which in the opinion of a mutually acceptable environmental engineer or consultant, would require APF to expend in excess of $2,668,016 in order to remediate such unlawful environmental condition and cause the subject property or properties to comply with applicable environmental laws, ordinances, regulations or orders; and

   (f) If each of the CNL Income Funds approves its respective Proposed Acquisition, Merrill Lynch & Co. shall not have withdrawn its Fairness Opinion issued in connection with the Merger. If a Proposed Acquisition is not approved by the applicable CNL Income Fund, then the Special Committee of the Board of Directors of APF shall have received a fairness opinion addressed to APF and its stockholders from Merrill Lynch & Co. as to the fairness of the Proposed Acquisitions that were approved by the respective CNL Income Fund, including the consideration to be paid in connection therewith, to APF and its stockholders from a financial point of view.

   APF, the OP General Partner and the Operating Partnership may waive any condition specified in this Section 10.2 if they execute a writing so stating at or prior to the Closing.

   10.3 Conditions to Obligation of the General Partners and the Fund. The obligations of the General Partners and the Fund to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) APF, the OP General Partner and the Operating Partnership shall have delivered to the General Partners and the Fund a certificate to the effect that:

     (i) the representations and warranties set forth in Article VI above are true and correct in all material respects at and as of the Closing Date;

     (ii) APF, the OP General Partner and the Operating Partnership have performed and complied with all of their covenants hereunder in all material respects through the Closing; and

     (iii) no action, suit, or proceeding is pending or, to their knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

   (b) APF shall have delivered to the Fund for distribution to the Partners the Share Consideration pursuant to Section 4.2 and, as applicable, the cash and Notes pursuant to Section 4.4;

   (c) since September 30, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of APF;

   (d) APF shall have acquired the CNL Restaurant Services Group;

   (e) the General Partners shall have received Schedule 1 and approved it in accordance with Section 8.14;

   (f) the APF Common Shares shall have been approved for listing on the NYSE subject to official notice of issuance;

   (g) the General Partners shall have received an opinion dated as of the Closing Date from Shaw Pittman Potts & Trowbridge, counsel to APF and the Operating Partnership, in form and substance reasonably satisfactory to the General Partners; and

   (h) Legg Mason Wood Walker Incorporated shall not have withdrawn the Fund Fairness Opinion.

   The General Partners and the Fund may waive any condition specified in this
Section 10.3 if they execute a writing so stating at or prior to the Closing.

                                  ARTICLE XI

                                  Termination

   11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the General Partners, the limited partners of the Fund, the OP General Partner or the stockholders of APF, respectively, either by the mutual written consent of APF, the OP General Partner and the General Partners or by mutual action of the General Partners and the Boards of Directors of each of the corporate General Partner and the OP General Partner and the Special Committee.

   11.2 Termination by Individual Parties. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee and the Board of Directors of the OP General Partner in the event of a failure of a condition to the obligations of APF and the Operating Partnership set forth in
Section 10.2 of this Agreement; (b) by the General Partners in the event of a failure of a condition to the obligations of General Partners or the Fund set forth in Section 10.3 of this Agreement; (c) any Party if the Merger shall not have occurred by December 31, 1999 or (d) if a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

   11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article XI, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement or the obligations set forth in Sections 9.4 and 13.11.

                                  ARTICLE XII

                                Indemnification

   12.1 Indemnity Obligations of the General Partners and the Fund. Subject to Sections 12.5 and 12.6 hereof, each of the General Partners severally, in accordance with its percentage interest in the Share Consideration and limited in amount to the value of the APF Common Shares received by it, based upon the average per share closing price of the APF Common Shares for the first twenty trading days after the APF Common Shares are listed on NYSE (the "20 Day Average Price"), agree to indemnify and hold APF, the OP General Partner and the Surviving Partnership harmless from, and to reimburse APF, the OP General Partner and the Surviving Partnership for, any APF Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "APF Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost, or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of any of the General Partners or the Fund which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements, or undertakings of any of the General Partners or the Fund which are contained in or made pursuant to this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.1.

   12.2 Indemnity Obligations of APF, the OP General Partner and the Operating Partnership. Subject to Sections 12.5 and 12.6 hereof, APF, the OP General Partner and the Operating Partnership (including in its capacity as the Surviving Partnership) hereby jointly and severally agree to indemnify and hold each of the General Partners and the Fund harmless from, and to reimburse each of the General Partners and the Fund for, any Fund Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Fund Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost, or expense of any nature whatsoever incurred by any of the General Partners or the Fund resulting from
(i) any breach of any representation and warranty of APF, the OP General Partner or the Operating Partnership which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements, or undertakings of APF, the OP General Partner and the Operating Partnership which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 12.2.

   12.3 Appointment of Representative. James M. Seneff, Jr. is hereby appointed as the exclusive agent of the General Partners and the Fund to act on their behalf with respect to any and all Fund Indemnity Claims and any and all APF Indemnity Claims arising under this Agreement or such other representative as may be hereafter appointed by the General Partners. Such agent is herein referred to as the "Representative." The Representative shall take, and the General Partners agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the General Partners and the Fund, as fully as if such parties were acting on their own behalf, including, without limitation, asserting Fund Indemnity Claims against APF, the OP General Partner and the Operating Partnership, defending all APF Indemnity Claims, consenting to, compromising, or settling all Fund Indemnity Claims and APF Indemnity Claims, conducting negotiations with APF, the OP General Partner and the Operating Partnership and their representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants, or other representatives in connection with the foregoing matters. APF, the OP General Partner and the Operating Partnership shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the General Partners and the Fund. The Representative, acting pursuant to this Section 12.3, shall not be liable to any of the General Partners or the Fund for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

   12.4 Notification of Claims. Subject to the provisions of Section 12.5, in the event of the occurrence of an event which any Party asserts constitutes an APF Indemnity Claim or a Fund Indemnity Claim, as applicable, such Party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment, or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment, or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. Any indemnifying party may elect, at such Party's sole expense, to assume control of the defense, settlement, adjustment, or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment, or compromise of such claims, or ceasing to defend against such claims, unless such settlement is a cash settlement and contains an unconditional release of the indemnified party from all existing and future claims with respect to the matter being contested. In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

   12.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive until eighteen months from the Closing Date; provided, however, the representations and warranties contained in Sections 6.2, 6.3 and 7.11 shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby. No claim shall be made after the applicable survival period.

   12.6 Limitations. Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall and the other claims described in Article XIII exceed in the aggregate the dollar amount specified in Article XIII. As to APF Indemnity Claims, the liability of each General Partner shall be limited as provided in Article XIII.

   12.7 Exclusive Provisions; No Rescission. Except as set forth in this Agreement, no Party hereto is making any representation, warranty, covenant, or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant, or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any Party hereto, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the Parties under the provisions of this Article XII shall be the sole and exclusive remedy available to the Parties with respect to claims, assertions, events, or proceedings arising out of or relating to the Merger.

                                  ARTICLE XIII

                            Limitation of Liability

   13.1 Threshold. Notwithstanding anything to the contrary stated in this Agreement, in no event (i) shall the General Partners or any of them have any liability to APF and/or the OP General Partner and the Surviving Partnership on account of any APF Indemnity Claim or for any claim for breach of warranty or for misrepresentation, or any other claim whatsoever arising under this Agreement or in connection with the transaction contemplated herein (individually a "Claim" and collectively, "Claims") or for any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever directly resulting from Claims (collectively, "Losses") unless, until and only to the extent that the accumulated amount of all Losses exceeds the amount of $266,802 in the aggregate (the "Threshold") nor (ii) shall the individual or aggregate liability of the General Partners on account of Claims and Losses exceed the value of APF Common Shares actually issued to the General Partners in the Merger valued at the 20 Day Average Price. To the extent that any Claim is asserted against more than one General Partner, each General Partner shall be liable only for such General Partner's proportionate share of the Claim based on the percentage that the APF Common Shares received by such General Partner in the Merger is of the total APF Commons Shares comprising the Share Consideration. Any Claim against a General Partner, including an APF Indemnity Claim, may be satisfied by such General Partner, in its sole discretion, by surrendering to the claimant(s) APF Common Shares at a value equal to the closing price per share of such shares on the NYSE on the last trading day preceding the date such APF Common Shares are surrendered.

   13.2 Special Indemnification. APF agrees to indemnify, defend and hold harmless the General Partners against any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever, including reasonable attorneys' fees, arising after the Effective Time that would have arisen in their capacity as General Partners of the Fund had the Merger not been consummated and that are the result of APF's alleged actions or inactions. The Threshold described in Section 13.1 above shall not apply to APF obligations to indemnify the General Partners pursuant to this
Section 13.2.

                                  ARTICLE XIV

                                 Miscellaneous

   14.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of APF and the General Partners; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

   14.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

   14.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

   14.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of APF and the General Partners.

   14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   14.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   14.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  If to the Fund or the General Partners:

     c/o James M. Seneff, Jr.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 423-2894

  With copy to:

     Baker & Hostetler LLP
     Sun Trust Center, Suite 2300
     200 South Orange Avenue
     Orlando, Florida 32801
     Attn: Kenneth C. Wright, Esq.
     Telecopy: (407) 841-0168

  If to APF or the Operating Partnership:

     Curtis B. McWilliams
     Executive Vice President
     CNL American Properties, Inc.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 650-1000

  With copy to:

     Shaw Pittman Potts & Trowbridge
     2300 N Street, N.W.
     Washington, D.C. 20037
     Attn: John M. McDonald, Esq.
     Telecopy: (202) 663-8007

   Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

   14.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   14.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by APF, the OP General Partner and the General Partners. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   14.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   14.11 Expenses. If the Closing occurs, APF will bear all costs and expenses of the Parties incurred in connection with this Agreement and the transactions contemplated hereby to the extent not already paid by the Fund or the General Partners. If the Closing does not occur, APF, the OP General Partner and the Operating Partnership will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and the General Partners and the Fund will divide their costs and expenses (including legal fees and expenses) as follows:
(i) the Fund shall bear that percentage of the costs and expenses equal to the percentage obtained by dividing the number of Fund votes in favor of the Merger by the sum of the total number of votes cast and the total number of abstentions and (ii) the General Partners shall bear the remainder of the costs and expenses.

   14.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

   14.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

   14.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

   14.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in and for Orange County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr.
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne
                                          By: Robert A. Bourne
                                          Its: President
                                          CNL INCOME FUND IV, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr.
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr., as General
                                           Partner

                       CNL AMERICAN PROPERTIES FUND, INC.
                          SUPPLEMENT DATED      , 1999
                                       TO
                   PROSPECTUS/CONSENT SOLICITATION STATEMENT
                               DATED      , 1999
                          FOR CNL INCOME FUND V, LTD.

   This supplement is being furnished to you, as a Limited Partner of CNL Income Fund V, Ltd., which we refer to as the Income Fund, for the purpose of enabling you to evaluate the proposed Acquisition of your Income Fund by CNL American Properties Fund, Inc., a Maryland corporation, which is a real estate investment trust. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed Acquisition that are unique to you and the other Limited Partners of your Income Fund. This supplement does not purport to provide an overall summary of the proposed Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding APF and the other Income Funds being acquired by APF. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the consent solicitation. Unless otherwise indicated, the terms "we," "us," "our," and "ourselves" when used herein refer to James M. Seneff, Jr., Robert A. Bourne and CNL Realty Corporation, the general partners of your Income Fund. When we refer to APF, we are referring to CNL American Properties Fund, Inc. and its subsidiaries, including CNL APF Partners, L.P., wholly owned limited partnership through which APF conducts its business and which we call the Operating Partnership.

   Unless otherwise indicated, APF Share numbers in this consent solicitation reflect a one-for-two reverse stock split approved by the APF stockholders on May 27, 1999 and effective on June 3, 1999.

   APF has set the exchange value at $20.00 for the purposes of allocating the APF Share consideration offered to the Income Funds. In considering what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reserve stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

                                    OVERVIEW

   Pursuant to the consent solicitation and this supplement, you are being asked to approve the Acquisition of your Income Fund by APF. Your Income Fund is one of 16 limited partnerships, which we refer to collectively as the Income Funds, that APF is seeking to acquire. Supplements have also been prepared for each of the other Income Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to D.F. King & Co., 77 Water Street, New York, New York 10005.

   There are material risks and potential disadvantages associated with the Acquisition that you should consider in determining whether to vote "For" or "Against" the Acquisition. These material risks include:

   . We are uncertain about the value at which APF Shares will trade following listing.

   . We have material conflicts in light of our being both general partners of the Income Funds and members of APF's Board of Directors.

   . As stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

   . Because your Income Fund has one tenant under bankruptcy protection, if your Income Fund approves the Acquisition along with each of the other Income Funds, you would become subject to any adverse consequences associated with the 24 restaurant properties that APF would have under bankruptcy protection.

   . Unlike your Income Fund, APF will not be prohibited from incurring indebtedness.

   . The Acquisition is a taxable transaction.

   . The Acquisition involves a fundamental change in your investment.

What is APF?

   APF is a full-service real estate investment trust formed in 1994, which offers a complete range of restaurant property services to operators of national and regional restaurant chains, from triple-net leasing and mortgage financing to site selection, construction management and build-to-suit development. As of June 30, 1999, APF had total assets of approximately $822 million and 32,000 stockholders of record. APF acquires all of the Income Funds in the Acquisition, APF expects to have total assets of approximately $1.5 billion at the time of the consummation of the Acquisition and will be one of the largest triple-net lease REITs in the United States.

What will I receive if my Income Fund approves the Acquisition?

   If your Income Fund approves the Acquisition, you will be entitled to receive shares of APF common stock in exchange for the units of limited partnership interest that you own in your Income Fund. The APF Shares will be listed for trading on the New York Stock Exchange, or NYSE, concurrently with the consummation of the Acquisition. If you vote "Against" the Acquisition, and your Income Fund is nevertheless acquired by APF, you may elect to receive
consideration in the form of 7% callable notes due      2005.

How many APF Shares will I receive if my Income Fund is acquired by APF?

   Your Income Fund will receive 1,024,516 APF Shares before payment of Acquisition expenses. You will receive your proportion of such shares in accordance with the terms of your Income Fund's partnership agreement.

What is the value of an APF Share?

   We do not know the fair value of an APF Share. APF has assigned a value, which we refer to as the exchange value, of $20.00 per share. After careful consideration, APF concluded that the exchange value should be set at $20.00 and that the exchange value would be used to allocate the APF Share consideration among the 16 Income Funds. In determining what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

What is the required vote necessary to approve the Acquisition?

   Pursuant to the terms of your Income Fund's partnership agreement, APF's Acquisition of your Income Fund may not be consummated without the approval of greater than 50% of the outstanding units. Such an approval by your Income Fund's Limited Partners will be binding on you even if you vote "Against" the Acquisition.

Do you, as the general partners of my Income Fund, recommend that I vote "For" the proposed Acquisition?

   Yes. We unanimously recommend that you vote "For" the proposed Acquisition. We believe that the Acquisition is the best means to maximize the value of your investment in your Income Fund, as opposed to liquidating your Income Fund's portfolio or continuing unchanged the investment in your Income Fund.

How do I vote?

   Just indicate on the enclosed consent form, which is printed on the blue paper, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the Special Meeting of Limited Partners, your units may be voted "For" or "Against" APF's Acquisition of your Income Fund. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Acquisition. If you do not vote or you abstain from voting, it will count as a vote "Against" the Acquisition.

What are the tax consequences of the Acquisition to me?

   The Acquisition is a taxable transaction. The tax obligations of individuals and tax-paying entities will generally be based on the difference between the value of the APF Shares you receive and the tax basis of your units.

We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Acquisition.

   We have estimated, based on the exchange value, that the taxable gain per average original $10,000 investment in your Income Fund will be $256.

                                  RISK FACTORS

   As a result of APF's Acquisition of your Income Fund, you will assume the risks associated with the assets of APF and the other Income Funds acquired by APF. Although the majority of APF's assets and the assets of the other Income Funds acquired by APF are substantially similar to those of your Income Fund, the restaurant properties owned by APF and the other Income Funds that are acquired by APF may be differently constructed, located in a different geographic area or of a different restaurant chain than the restaurant properties owned by your Income Fund. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

   The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Acquisition that are applicable to your Income Fund.

 Investment Risks

The exchange value was determined by APF, and the trading price of the APF Shares may decrease substantially below the exchange value upon listing.

   Your Income Fund will be receiving 1,024,516 APF Shares before payment of Acquisition expenses if your Income Fund approves the Acquisition. There has been no prior market for the APF Shares, and it is possible that the APF Shares may trade at prices substantially below the exchange value or the historical per share book value of the assets of APF. The APF Shares have been approved for listing on the NYSE, subject to official notice of issuance. Prior to listing, the existing APF stockholders have not had an active trading market in which they could sell their APF Shares. Additionally, any Limited Partners of the Income Funds who become APF stockholders as a result of the Acquisition, will have transformed their investment in non-tradable units into an investment in freely tradable APF Shares. Consequently, some of these stockholders may choose to sell their APF Shares upon listing at a time when demand for APF Shares may be relatively low. The market price of the APF Shares may be volatile after the Acquisition, and the APF Shares could trade at prices substantially less than the exchange value as a result of increased selling activity following the issuance of the APF Shares, the interest level of investors in purchasing the APF Shares after the Acquisition and the amount of distributions to be paid by APF.

Your distributions may decrease.

   In each of the years ended December 31, 1996, 1997 and 1998, your Income Fund distributed $920, $920 and $1,535, respectively, to you per $10,000 investment. The amount distributed to you in 1998 included a special distribution of net sales proceeds of $735 per $10,000 investment. While historically, APF has made distributions equal to 7.625% per APF Share, based on the exchange value, we cannot be sure that APF will be able to maintain this level of distributions in the future. In the event that APF is unable to maintain this level of distributions, your distributions per $10,000 investment may decrease substantially after the Acquisition.

The general partners will receive benefits from the Acquisition and will have conflicts of interest in the Acquisition.

   The general partners have three material conflicts of interest in the Acquisition of your Income Fund. First, we, James M. Seneff, Jr. and Robert A. Bourne, who also sit on the Board of Directors of APF, and CNL Realty Corp., an entity whose sole stockholders are Messrs. Seneff and Bourne, are the three general partners of the Income Funds. As Board members of APF, Messrs. Seneff and Bourne have a different interest in the completion of the Acquisition which may conflict with your interest as a Limited Partner of the Income Fund or with their own positions as the general partners of your Income Fund. Second, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund. Third, while we will not receive any APF Shares as a result of APF's Acquisition of your Income Fund, we may be required to pay all or a substantial portion of the Acquisition costs allocated to your Income Fund.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Acquisition, the terms of the Acquisition may have been more favorable to you and the other Limited Partners.

   We, as the general partners of your Income Fund, have not retained an independent representative to act on your behalf or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration to be received, of the Acquisition. No group of Limited Partners was empowered to negotiate the terms and conditions of the Acquisition or to determine what procedures should be used to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and APF have been the parties responsible for structuring all the terms and conditions of the Acquisition. We engaged legal counsel to assist with the preparation of the documentation for the Acquisition, including the consent solicitation, and such legal counsel did not serve, or purport to serve, as legal counsel for the Income Funds or Limited Partners. If an independent representative had been retained for the Income Funds, the terms of the Acquisition may have been different and possibly more favorable to the Limited Partners. In particular, had separate representation for each of the Income Funds been arranged by us, issues unique to the value of each of the specific Income Funds might have been highlighted or received greater attention, resulting in adjustments to the value assigned to the assets of such Income Funds and increasing the number of APF Shares or notes that would be allocable to such Income Fund if acquired in the Acquisition.

The Acquisition will result in a fundamental change in the nature of your investment.

   The Acquisition of your Income Fund involves a fundamental change in the nature of your investment. Your investment will change from constituting an interest in your Income Fund, which has a fixed portfolio of restaurant properties in which you participate in the profits from the operation of its restaurant properties, to holding common stock of APF, an operating company, that will own an interest in 1,215 restaurant properties, assuming only your Income Fund and the CNL Restaurant Businesses were acquired as of June 30, 1999. The risks inherent in investing in an operating company such as APF include that APF may invest in new restaurant properties that are not as profitable as APF anticipated, it may incur of substantial indebtedness to make future acquisitions of restaurant properties that it may be unable to repay and it may make mortgage loans to prospective operators of national and regional restaurant chains that may not have the ability to repay.

   Also, an investment in APF may not outperform your investment in your Income Fund. Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Income Fund's assets, to an investment in an entity in which you may realize the value of your investment only through the sale of your APF Shares, not from liquidation proceeds from restaurant properties. Continuation of your Income Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Income Fund's restaurant properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your APF Shares (or from the combination of cash paid to and payments on any notes if you elect to receive notes.

 Real Estate/Business Risks

If APF's borrowers default on mortgage loans, APF's income could be adversely affected.

   APF will be subject to risks inherent in the business of lending, such as the risk of default by or bankruptcy of the borrower. Upon a default by a borrower, APF may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with APF's administration of the mortgage loans and any collections upon a borrower's default. APF will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since APF's primary source of financing its mortgage loans will be through variable rate loans, any increase in interest rates will also increase APF's borrowing costs. In addition, any interest rate increases after a loan's origination could also adversely affect the value of the loans when securitized.

APF may not be able to access the securitization markets.

   The CNL Restaurant Financial Services Group previously "securitized" one portfolio of mortgage loans by contributing them to a trust that subsequently issued trust certificates representing beneficial ownership interests in the pool of mortgage loans. The CNL Restaurant Financial Services Group ultimately received the net proceeds paid to the trust from the sale of the trust certificates. APF now operates these lending and securitization operations. We cannot be sure that APF will be able to integrate successfully the lending and securitization operations into its business. In addition, APF's ability to access the securitization markets for the mortgage loans on favorable terms could be adversely affected by a variety of factors, including adverse market conditions and adverse performance of its loan portfolio or servicing responsibilities. If APF is unable to access the securitization market, it would have to retain as assets those mortgage loans it would otherwise securitize, thereby remaining exposed to the related credit and repayment risks on such mortgage loans. Under such circumstances, APF would also have to seek a different source for funding its operations than securitizations.

APF's gains on any completed securitizations may be overstated if prepayments or defaults are greater than anticipated.

   APF will report gains on sales of mortgage loans in any securitization based in part on the estimated fair value of the mortgage-related securities retained by APF. In a securitization, APF would expect to retain a residual-interest security and retain an interest-only strip security. The fair value of the residual-interest and interest-only strip security would be the present value of the estimated net cash flows to be received after considering the effects of prepayments and credit losses. The capitalized mortgage servicing rights and mortgage-related securities would be valued using prepayment, default, and interest rate assumptions that APF believes are reasonable. The amount of revenue recognized upon the sale of loans or loan participations will vary depending on the assumptions utilized.

   APF may have to make adjustments to the amount of revenue it recognizes for a securitization if the rate of prepayment, rate of default, and the estimates of the future costs of servicing utilized by APF vary from APF's estimates. For example, APF's gain upon the sale of loans will have been either overstated or understated if prepayments and/or defaults are greater than or less than anticipated. In addition, higher levels of future prepayments, and/or increases in delinquencies or liquidations, would result in a lower valuation of the mortgage-related securities. These adjustments would adversely affect APF's earnings in the period in which the adjustment is made. Such adjustments may be material if APF's estimates are significantly different from actual results.

APF's increased leverage increases APF's risk of default which could, in turn, adversely affect APF's results of operations and stockholder distributions.

   In addition to the issuance of APF Shares or the sale of units of the Operating Partnership, APF has funded and intends to continue to Fund acquisitions and the development of new restaurant properties through short-term borrowings and by financing or refinancing its indebtedness on such properties on a longer-term basis when market conditions are appropriate. As of June 30, 1999, and assuming the acquisition of the CNL Restaurant Businesses, APF's debt service ratio was 3.31x and its ratio of debt-to-total assets was 35.93%. If only your Income Fund was acquired as of that date, APF's debt service ratio would have been 3.42x and its ratio of debt-to-total assets would have been 35.36%. As a general policy, APF's Board of Directors has allowed APF to borrow funds only when the ratio of debt-to-total assets of APF is 45% or less. APF's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that APF may incur in the future. Accordingly, APF's Board of Directors could modify the current policy at any time after the Acquisition. If this policy were changed, APF could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase APF's risk of default on its obligations and adversely affect APF's results of operations and its ability to make required distributions to its stockholders.

APF's ability to incur additional secured debt may dilute the value of the notes held by former Limited Partners of the Income Funds.

   APF may increase its level of secured debt. Payments on any notes issued by APF in connection with the Acquisition would be subordinated to any secured debt incurred by APF. Also, any secured debt would have a priority claim of repayment over the notes in the event that APF defaulted under its obligations.

APF's plan to grow through the acquisition and development of new restaurant properties could be adversely affected by trends in the real estate and financing businesses.

   APF's growth strategy is substantially based on the acquisition and development of additional restaurant properties. We do not know that APF will do so successfully because APF may have difficulty finding new restaurant properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional restaurant properties is subject to many risks. For instance, if an additional restaurant property is in a market in which APF has not invested before, APF will have relatively little experience in and may be unfamiliar with that new market.

The inability of a tenant or borrower to make lease and mortgage payments could have an adverse effect of APF.

   APF's business depends on the tenants' and borrowers' ability to pay their obligations to APF with respect to APF's real estate leases and mortgage loans. APF typically does not require that a third party guarantee the obligations of the tenant or the borrower. The ability of the tenants or borrowers to pay their obligations to APF in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a restaurant chain, may adversely affect the economic viability of the restaurant chain, including but not limited to:

  . national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by APF's customers;

  .  changes or weaknesses in specific industry segments;

  . perceptions by prospective customers of the safety, convenience, services and attractiveness of the restaurant chain;

  .  changes in demographics, consumer tastes and traffic patterns;

  .  the ability to obtain and retain capable management;

  . the inability of a particular restaurant chain's computer system, or that of its franchisor or vendors, to adequately address year 2000 issues;

  .  increases in operating expenses; and

  .  increases in minimum wages, taxes, or mandatory employee benefits.

APF has tenants of two significant restaurant chains that have filed for bankruptcy protection.

   The fact that APF has tenants of two significant restaurant chains, Boston Market and Long John Silver's, that have filed for bankruptcy protection may adversely affect APF's total rental, earned and interest income. Because all of APF's properties are leased on a triple-net basis, if a tenant has defaulted on its lease obligations or has declared bankruptcy, it would reduce APF's rental, earned and interest income until APF could lease those affected properties to a new tenant or tenants. As of June 30, 1999, your Income Fund had a tenant of one Boston Market restaurant property which continues to make lease payments to your Income Fund.

   Assuming that your Income Fund is acquired by APF, you, as an APF stockholder or noteholder, may be subject to the adverse consequences associated with having significant tenants under bankruptcy protection. As of June 30, 1999, and assuming that all the Income Funds are acquired by APF, APF would have had 24 restaurant properties not generating rental income. The aggregate lost rental, earned and interest income of the leases of these properties, whether due to bankruptcy or otherwise, for the six months ended June 30, 1999 would have been equal to $1,175,483, which constitutes 2.12% of total rental, earned and interest income, including lost rental, earned and interest income, for such period.

 Tax Risks

APF's failure to qualify as a REIT for tax purposes would result in APF's taxation as a corporation and the reduction of funding available for stockholder distribution.

   If APF fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, APF may be subject to the federal alternative minimum tax and various state income taxes. Unless APF is entitled to relief under specific statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if APF loses its REIT status, the funds available for distribution to you, as an APF stockholder, would be reduced substantially for each of the years involved.

If APF cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

   Subject to adjustments that are unique to REITs, a REIT generally must distribute 95% of its taxable income. In the event that APF does not have sufficient cash, this distribution requirement may limit APF's ability to acquire additional restaurant properties and to make mortgage loans. Also, for the purposes of determining taxable income, APF may be required to include interest payments, rent and other items it has not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, APF could have taxable income in excess of cash available for distribution. If this occurred, APF would have to borrow funds or liquidate some of its assets in order to maintain its status as a REIT.

Changes in the tax law could adversely affect APF's REIT status.

   APF's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect APF's status as a REIT. In the event that there is a change in the tax laws that prevents APF from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, APF may not be able to make the same level of distributions to its stockholders. In addition, such change may limit APF's ability to invest in additional restaurant properties and to make additional mortgage loans.

                     CONSIDERATION PAID TO THE INCOME FUND

   The proposed number of APF Shares to be paid to your Income Fund was determined by APF in accordance with its own valuation methodologies regarding each Income Fund. We, as the general partners of each Income Fund, determined the fairness of the value of the APF Shares to be paid to your Income Fund based in part on the appraisal of the restaurant properties of your Income Fund by Valuation Associates. In addition, we engaged Legg Mason to provide us with an opinion that the APF Share consideration to be received by each Income Fund, individually, is fair from a financial point of view to each Income Fund.

   The following table sets forth the exchange value of the APF Std Shares to be paid to your Income Fund in the Acquisition. The APF Shares payable to your Income Fund will not change if APF acquires fewer than all of the Income Funds in the Acquisition. This data assumes that none of the Limited Partners of your Income Fund has elected to receive the notes. You should note that the APF Shares may trade at prices substantially below the exchange value upon listing on the NYSE.

                 Original
                  Limited
                  Partner
  Original      Investments
   Limited         less
   Partner     Distributions                                                         Exchange Value
 Investments   of Net Sales   Number of    Exchange                                  of APF Shares
    less       Proceeds per      APF     Value of APF              Exchange Value     per Average
Distributions     $10,000      Shares       Shares     Estimated    of APF Shares   $10,000 Original
of Net Sales     Original    Offered to   Payable to  Acquisition after Acquisition Limited Partner
 Proceeds(1)   Investment(1) Income Fund Income Fund   Expenses       Expenses         Investment
-------------  ------------- ----------- ------------ ----------- ----------------- ----------------
$22,258,682       $8,903      1,024,516  $20,490,320   $273,000      $20,217,320         $8,087

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(1) The original Limited Partner investments in the Income Fund were $25,000,000. These columns reflect, as of December 31, 1998, an adjustment to the Limited Partners' original investments for special distributions of net sales proceeds from sales of restaurant properties and net sales proceeds added to the Income Fund's working capital and subsequently distributed to the Limited Partners of the Income Fund.

   If your Income Fund approves the Acquisition and you have voted "Against" the Acquisition, but you do not wish to own APF Shares, you can elect to
receive your portion of the consideration in 7.0% callable notes, due     ,
2005. The payment received by you and other Limited Partners who elect to receive notes will be equal to 97% of the value of your portion of the exchange value of the APF Shares that would otherwise have been paid to your Income
Fund. The notes will bear interest at 7.0% and will mature on     , 2005. APF
may redeem the notes at any time prior to their maturity at a price equal to the sum of the outstanding principal balance plus accrued interest. In addition, if Limited Partners in your Income Fund elect to receive notes in an amount greater than 15% of the exchange value of the APF Shares to be paid to your Income Fund, then APF has the right to decline to acquire your Income Fund.

                            EXPENSES OF ACQUISITION

   If your Income Fund approves the Acquisition, the portion of the Acquisition expenses attributable to your Income Fund will be paid by your Income Fund, as detailed below. The number of APF Shares paid to your

Income Fund would reflect a reduction for your Income Fund's expenses of the Acquisition. Acquisition expenses are expected to range from 1.1% to 1.3% of the exchange value of the APF Shares payable to each Income Fund.

   If the Acquisition of your Income Fund is not approved, we will bear a percentage of all Acquisition expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Income Fund, divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Income Fund. In such event, your Income Fund will bear the remaining Acquisition expenses.

   The following table sets forth the estimated Acquisition expenses of acquiring your Income Fund:

                         Pre-closing Transaction Costs

     Legal Fees(1).................................................... $ 15,940
     Appraisals and Valuation(2)......................................    4,290
     Fairness Opinions(3).............................................   30,000
     Solicitation Fees(4).............................................   13,209
     Printing and Mailing(5)..........................................   76,179
     Accounting and Other Fees(6).....................................   33,816
                                                                       --------
       Subtotal....................................................... $173,434
                                                                       --------

                           Closing Transaction Costs

     Title, Transfer Tax and Recording Fees(7)........................ $ 49,219
     Legal Closing Fees(8)............................................   24,311
     Partnership Liquidation Costs(9).................................   26,036
                                                                       --------
       Subtotal.......................................................   99,566
                                                                       --------
     Total............................................................ $273,000
                                                                       ========

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(1) Aggregate legal fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $423,998. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the value of the APF Share consideration payable to your Income Fund, based on the exchange value, to the total value of the APF Share consideration payable to all of the Income Funds, based on the exchange value.
(2) Aggregate appraisal and valuation fees to be incurred by all of the Income Funds in connection with the Acquisition were $105,420. Your Income Fund's pro-rata portion of these fees was determined based on the number of restaurant properties in your Income Fund.
(3) Each Income Fund received a fairness opinion from Legg Mason and incurred a fee of $30,000.
(4) Aggregate solicitation fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $250,000. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
(5) Aggregate printing and mailing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $1,399,998. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
(6) Aggregate accounting and other fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $841,245. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

(7) Aggregate title, transfer tax and recording fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $1,313,596. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.
(8) Aggregate legal closing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $648,842. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

(9) Aggregate partnership liquidation costs to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $698,901. Your Income Fund's pro-rata portion of these costs was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.

   The solicitation fees related to the Acquisition will be allocated among the Income Funds, us and APF depending upon whether the Acquisition is consummated. For purposes of the Acquisition, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

   If APF acquires all of the Income Funds, all of the solicitation fees will be payable by APF. If APF acquires less than all of the Income Funds, all of the solicitation fees will be payable by APF or the Income Funds that are acquired in proportion to their respective exchange values. If none of the Income Funds are acquired by APF, all of the solicitation fees will be payable by us.

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   Article 12 of your Income Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding units is required to approve a "Liquidating Sale," which is defined by the partnership agreement to include a transaction or series of transactions resulting in the transfer of 80% or more in value of your Income Fund's restaurant properties acquired within two years of the initial date of the prospectus (December 16, 1988). Because the Acquisition of your Income Fund is a "Liquidating Sale" within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding units.

Consequence of Failure to Approve the Acquisition

   If the Limited Partners of your Income Fund representing greater than 50% of the outstanding units do not vote "For" the Acquisition, the Acquisition may not be consummated under the terms of the partnership agreement. In such event, we plan to continue to operate your Income Fund as a going concern and to eventually dispose of your Income Fund's restaurant properties approximately 7 to 15 years after they were acquired or as soon thereafter if, in our opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

Special Meeting to Discuss the Acquisition

   We, as general partners of the Income Funds, have scheduled a special meeting of the Limited Partners of your Income Fund to discuss the solicitation materials, which include the consent solicitation, this supplement and the other materials distributed to you, and the terms of APF's Acquisition of your Income Fund, prior to voting on the Acquisition. The special meeting will be
held at 10:00 a.m., Eastern time, on       , 1999, at          . We and members
of APF's management intend to solicit actively your support for the Acquisition and would like to use the special meeting to answer questions about the Acquisition and the solicitation materials and to explain in person our reasons for recommending that you vote "For" the Acquisition.

                               VOTING PROCEDURES

   The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Acquisition of your Income Fund by APF. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

   In order for APF to acquire your Income Fund, the Limited Partners holding greater than 50% of the outstanding units of your Income Fund must approve the Acquisition. Your Income Fund will be acquired by a merger with the Operating Partnership, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated March 11, 1999, as amended, by and between APF and your Income Fund is attached hereto as Appendix B. We encourage you to read it.

   If you are not planning to attend the special meeting of the Limited Partners of your Income Fund and to vote in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the Acquisition of your Income Fund. The solicitation period will commence upon delivery of the solicitation materials to you (on or about
 , 1999 and will continue until the later of (a)       , 1999, a date not less
than 60 calendar days from the initial delivery of the solicitation materials, or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond May 31, 2000. Any consent form received by Corporate Election Services prior to 5:00 p.m., Eastern time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your units will be counted as voting "Against" the Acquisition of your Income Fund and you will receive APF Shares if your Income Fund is acquired.

   A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. The first part seeks your consent to APF's Acquisition of your Income Fund and related matters. The exact matters which a vote in favor of the Acquisition will be deemed to approve are described above under "Required Vote." If you have interests in more than one Income Fund, you will receive multiple consent forms which will provide for separate votes for each Income Fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

   The second part of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints James M. Seneff, Jr. and Robert A. Bourne as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the Acquisition. The power of attorney is intended solely to ease the administrative burden of completing the Acquisition without requiring your signatures on multiple documents.

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                  TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following information has been prepared to compare the amounts of compensation paid and cash distributions made, by your Income Fund to us and our affiliates to the amounts that would have been paid if the compensation and distribution structure, which will be in effect after the Acquisition, had been in effect during the years presented below.

   Under your Income Fund's partnership agreement, we and our affiliates are entitled to receive fees in connection with managing the affairs of each Income Fund. Your partnership agreement also provides that we are to be reimbursed for our expenses for services performed for your Income Fund, such as legal, accounting, transfer agent, data processing and duplicating services.

   APF operates as an internally-advised REIT. If your Income Fund is acquired, it will share in the overall cost of managing the consolidated portfolio of restaurant properties owned by APF. As stockholders of APF, you and the other former Limited Partners of your Income Fund will receive distributions in proportion with your ownership of APF Shares. This cost participation and dividend payment are in lieu of the payments to us discussed above.

   During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, the aggregate amounts accrued or actually paid by your Income Fund to us are shown below under "Historical Distributions Paid to the General Partners and Affiliates" and the estimated amounts of compensation that would have been paid had the Acquisition been in effect for the periods presented, are shown below under "Pro Forma Distributions to Be Paid to the General Partners Following the Acquisition":

                                      Year Ended December 31,
                                     ------------------------- Six Months Ended
                                       1996    1997     1998    June 30, 1999
                                     -------- ------- -------- ----------------
Historical Distributions Paid to
 the General Partners and
 Affiliates:
General Partner Distributions......       --      --       --          --
Accounting and Administrative
 Services..........................  $ 83,563 $80,145 $ 94,611     $42,723
Broker/Dealer Commissions..........       --      --       --          --
Due Diligence and Marketing Support
 Fees..............................       --      --       --          --
Acquisition Fees...................       --      --       --          --
Asset Management Fees..............       --      --       --          --
Real Estate Disposition Fees(1)....    34,500     --    65,400         --
                                     -------- ------- --------     -------
  Total historical.................  $118,063 $80,145 $160,011     $42,723
Pro Forma Distributions to be Paid
 to the General Partners Following
 the Acquisition:
Cash Distributions on APF
 Shares(2).........................       --      --       --          --
Salary Compensation................       --      --       --          --
                                     -------- ------- --------     -------
  Total pro forma(3)...............       --      --       --          --

--------
(1) Payment of real estate disposition fees is subordinated to minimum returns and the return of original capital to the Limited Partners. To date, no such fees have been paid since the required minimum returns have not been made to the Limited Partners.

(2) Represents estimated distributions based on APF Shares received in the Acquisition.

(3) As a result of the Acquisition, we and our affiliates will no longer be entitled to receive the general partner distributions and fees described in the historical presentation above. However, this does not mean that APF will avoid incurring some portion of these costs on a going forward basis, particularly as such costs relate to accounting and administrative services and asset management. Due to APF's acquisition of the Advisor, APF became an internally advised REIT. Therefore, all accounting and administrative services and asset management expenses previously borne by the Advisor, will be borne internally by APF. The material costs that APF will continue to incur will be salaries of the employees utilized to perform such services and the costs of any assets necessary to perform such services.

           CASH DISTRIBUTIONS TO LIMITED PARTNERS OF YOUR INCOME FUND

   The information below should be read in conjunction with the information provided in this supplement under the caption "Financial Statements."

   The following table sets forth the distributions paid to the Limited Partners of your Income Fund per $10,000 original investment for the periods indicated below:

                                                              Six Months Ended
                                    Year Ended December 31,    June 30, 1999
                                   -------------------------- ----------------
                                   1994 1995 1996 1997  1998     Historical
                                   ---- ---- ---- ---- ------ ----------------
Distributions from Income......... $690 $665 $566 $688 $  614       $400
Distributions from Sales of
 Properties.......................  --   --   --   --     735        --
Distributions from Return of
 Capital(1).......................  230  255  354  232    186        --
                                   ---- ---- ---- ---- ------       ----
  Total........................... $920 $920 $920 $920 $1,535       $400
                                   ==== ==== ==== ==== ======       ====

--------

(1) Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income, including deductions for depreciation expense, on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from non-cash items. This amount is not required to be presented as a return of capital except for purposes of this table, and the Income Fund has not treated this amount as a return of capital for any other purpose.

                        COMPARATIVE PER SHARE DATA

   The following tabulation reflects (a) the historical net income and book value per share of APF common stock in comparison with the adjusted historical net income and book value per share after giving effect to property acquisitions and the acquisition of the CNL Restaurant Businesses, and the pro forma net income and book value per share after giving effect to the Acquisition of your Income Fund, (b) the historical net income and book value per unit of your Income Fund in comparison with the equivalent pro forma net income and book value per share attributable to the 20.217 APF Shares that will be received by your Income Fund with respect to each of its outstanding units and assuming none of the Limited Partners elect to receive notes, and (c) the historical cash dividends per share of APF with the equivalent pro forma of
20.217 times the cash dividend paid on each APF Share. The historical per share information presented in this tabulation is derived from the financial information of APF and your Income Fund presented on pages S-24 through S-25.

   The pro forma financial information below is for informational purposes only and does not purport to be indicative of APF's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated by the pro forma financial information. The pro forma financial information should not be viewed as predictive of APF's financial results or conditions in the future.

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ ----------
APF
  Net Income:
    Historical.........................................     $1.21       $0.61
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........      1.08         .51
    Pro forma..........................................      1.09         .52
  Dividends:
    Historical.........................................      1.52         .76
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses(3).......      1.52         .76
    Pro forma(1).......................................      1.52         .76
  Book value:
    Historical.........................................     17.70       17.54
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........     16.27       16.20
    Pro forma..........................................     16.31       16.24
CNL Income Fund V, Ltd.
  Net Income:
    Historical.........................................     30.90       21.51
    Equivalent pro forma(2)............................     22.04       10.51
  Dividends:
    Historical.........................................       n/a         n/a
    Equivalent pro forma(3)(4).........................     30.73       15.37
  Book Value:
    Historical.........................................    324.54      326.05
    Equivalent pro forma(2)............................    329.74      328.32

--------

(1) Reflects APF's historical dividend rate.

(2) Pro forma amounts for APF multiplied by 20.217 based on receipt by the partners of your Income Fund of 1,010,866 APF Shares, net of Acquisition expenses, in exchange for 50,000 units, or the ratio of exchange.

(3) Historical amounts for APF multiplied by 20.217, or the ratio of exchange.

(4) An equivalent pro forma dividend rate of $15.37 per share for the six months ended June 30, 1999 equates to $307 per original $10,000 investment. To review the pro forma financial information in greater detail with respect to APF after giving effect to the Acquisition and the acquisition of the CNL Restaurant Businesses, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

                                    FAIRNESS

General

   We believe the Acquisition to be fair to, and in the best interests of your Income Fund. After careful evaluation, we have concluded that the Acquisition is the best way to maximize the value of your investment. We recommend that you and the other Limited Partners approve the Acquisition and receive APF Shares.

   Based upon our analysis of the Acquisition, we believe that:

   .the terms of the Acquisition are fair to you and the other Limited
    Partners; and

   . after comparing the potential benefits and detriments of the Acquisition with those of several alternatives, the Acquisition is more economically attractive to you and the other Limited Partners than such alternatives.

   Our beliefs are based upon our analysis of the terms of the Acquisition, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Acquisition and the alternatives to the Acquisition and a review of the financial condition and performance of APF and your Income Fund and the terms of critical agreements, such as your Income Fund's partnership agreement.

   We also believe that the Acquisition is procedurally fair for several reasons. First, the Acquisition is required to be approved by Limited Partners holding greater than 50% of the outstanding units of your Income Fund and is subject to the closing conditions. Those closing conditions are that the APF Shares are listed on the NYSE, that the APF stockholders have approved the increase in the number of APF Shares authorized to be issued and that Merrill Lynch has issued a new fairness opinion if fewer than all of the Income Funds are acquired. Second, if your Income Fund is acquired all Limited Partners of your Income Fund who vote "Against" the Acquisition will be given the option of receiving APF Shares or notes.

   Although we believe the terms of the Acquisition are fair to you and the other Limited Partners, we have conflicts of interest with respect to the Acquisition. These conflicts include, among others:

  . that we will receive APF Shares, assuming APF acquires all of the Income Funds, upon completion of the Acquisition;

  . that Messrs. Seneff and Bourne are stockholders of APF and, as such, their interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund; and

  . that we will be relieved from our material ongoing liabilities with respect to the Income Fund if it is acquired by APF.

Material Factors Underlying Belief as to Fairness

   The following is a discussion of the material factors underlying our belief that the terms of the Acquisition are fair as a whole to you and the other Limited Partners of your Income Fund and maximize the value of your investment.

   1. Consideration Offered. We will be offered the same form of consideration in the Acquisition as the Limited Partners with respect to our capital interest in the Income Fund. We believe that the form and amount of consideration offered to us and the Limited Partners, including dissenting Limited Partners who select the notes, constitute fair value. We compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Acquisition is fair based on such comparison. In addition, we believe the Acquisition is the best way to maximize the return on your investment because of your ability to participate in the potential appreciation of APF Shares. Since your Income Fund is restricted to owning and leasing a static number of restaurant properties due to the limitations contained in your Income Fund's partnership agreement and limited capital resources, your investments have less of an opportunity to appreciate. Because APF is a growth-oriented operating company, you, as an APF stockholder, will have the opportunity to participate in APF's future growth.

   2. Independent Appraisals and Fairness Opinions. Our belief as to the fairness of the Acquisition as a whole and to the Limited Partners of your Income Fund and our statements above regarding the material terms underlying our belief as to fairness are partially based upon the appraisal of your Income Fund's restaurant properties prepared by Valuation Associates and upon the fairness opinion provided by Legg Mason. A copy of the fairness opinion is attached hereto as Appendix A. We encourage you to read it. We attributed significant weight to the appraisal of Valuation Associates and the fairness opinion of Legg Mason, which we believe support our conclusion that the Acquisition is fair to the Limited Partners. We do not know of any factors that would materially alter the conclusions made in the appraisal of Valuation Associates or the fairness opinion of Legg Mason, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. We believe that the engagement of Valuation Associates to provide the appraisal and of Legg Mason to provide the fairness opinion assisted us in the fulfillment of our fiduciary duties to your Income Fund and the Limited Partners, notwithstanding that: (1) each of Valuation Associates and Legg Mason received fees for its services, (2) Legg Mason has previously provided investment banking services to the Income Funds and to Commercial Net Lease Realty, Inc., which at the time was an affiliate of CNL Group, Inc., and
(3) Valuation Associates has previously performed valuation appraisals for APF. We note that because the Acquisition of any one Income Fund is not a condition of the Acquisition of any other Income Fund, the fairness opinions analyze each Income Fund separately, not in combination with other Income Funds. However, based on the reasons stated in this section of the supplement and the opinion of Legg Mason that the APF Share consideration payable to each Income Fund is fair from a financial point of view, we believe the Acquisition is fair regardless of the number of Income Funds that are acquired in the Acquisition.

   In rendering its opinion with respect to the fairness, from a financial point of view, with respect to (a) the APF Shares offered with respect to your Income Fund, (b) the aggregate APF Shares offered with respect to the Income Funds, and (c) the method of allocating the APF Shares among the Funds, Legg Mason did not address or render any opinion with respect to other aspects of the Acquisition, including:

   . the value or fairness of the notes option;

   . the prices at which the APF Shares may trade following the Acquisition or the trading value of the APF Shares to be offered compared with the current fair market value of the Funds' portfolios or assets if liquidated in real estate markets;

   . the tax consequences of any aspect of the Acquisition;

   . the fairness of the amounts or allocation of Acquisition costs or the amounts of Acquisition costs allocated to the Limited Partners; or

   .any other matters with respect to any specific individual partner or class of partners.

   In addition, Legg Mason was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Income Funds or their assets. Also, Legg Mason's opinion also does not compare the relative merits of the Acquisition with those of any other transaction or business strategy that was or might have been considered by us as alternatives to the Acquisition.

   Legg Mason's fairness opinion does not constitute a recommendation to you as to how to vote on the Acquisition or as to whether you should elect to receive the APF Share consideration or the notes.

   3. Valuation of Alternatives. Based on the appraisal of the Income Fund's restaurant properties, we estimated the value of your Income Fund if liquidated and as a going concern. On the basis of these calculations, we believe that the value of the APF Shares will exceed the going concern value and liquidation value of your Income Fund.

   4. Cash Available for Distribution Before and After the Acquisition. We believe the Acquisition will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. The effect of the Acquisition and the cash available for distribution will vary, however, from Income Fund to Income Fund. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of APF as an operating company and will also receive investment liquidity through the public market in APF Shares.

   5. Comparative Valuation Analysis. In assessing the fairness of the Acquisition, we relied on the appraisals prepared by Valuation Associates in connection with its engagement by us. Based on such information and other historical data of the Income Funds, we prepared a comparative valuation analysis, which supported our determination that the Acquisition is in the best interest of the Limited Partners of each of the Income Funds.

   The following table summarizes the results of our comparative valuation analysis:

                                                                                                         Weighted
                           Original        Original        Exchange                                   Average Trading
                            Limited    Limited Partner   Value of APF                     Estimated      Prices of
                            Partner    Investments less   Shares Paid      Estimated     Liquidation      Units
                          Investments  Distributions of       per        Going Concern    Value per     per Average
                             less         Net Sales     average $10,000    Value per       Average        $10,000
                         Distributions   Proceeds per   Limited Partner Average $10,000    $10,000       Original
                         of Net Sales  $10,000 Original    Original        Original       Original    Limited Partner
                          Proceeds(1)   Investment(1)    Investment(2)   Investment(3)  Investment(4)  Investment(5)
                         ------------- ---------------- --------------- --------------- ------------- ---------------
CNL Income Fund V,
 Ltd. ..................  22,258,682        8,903            8,087           8,085          7,523          8,135

--------
(1) The original Limited Partner investments in the Income Fund were $25,000,000. These columns reflect, as of December 31, 1998, an adjustment to the Limited Partners' original investments for special distributions of net sales proceeds from sales of restaurant properties and net sales proceeds added to the Income Fund's working capital and subsequently distributed to the Limited Partners of the Income Fund.
(2) Values are based on the exchange value established by APF. Upon listing the APF Shares on the NYSE, the actual values at which the APF Shares will trade on the NYSE may be substantially below the exchange value.
(3) Represents the estimated value of an original $10,000 investment in your Income Fund, if your Income Fund continues unchanged, subject to the assumptions made by Valuation Associates in its appraisal.
(4) Represents the amount that we estimate would have been distributed to you with respect to an original $10,000 investment in the Income Fund if the Income Fund had sold their assets on December 31, 1998, subject to the assumptions made by Valuation Associates in its appraisal.
(5) Based on the weighted average trading prices of your Income Fund's units, per original $10,000 investment, in the secondary markets from July 1, 1998 to June 30, 1999. A substantial majority of the transfer prices in this column reflect purchases by your Income Fund as part of its distribution reinvestment program and do not necessarily reflect the prices in a secondary market.

   We believe that the comparative valuation analysis, when considered together with the anticipated effect of the Acquisition and with all the other differences between continued ownership of units as compared with the receipt of APF Shares, supports our recommendation in favor of the Acquisition.

                             CONFLICTS OF INTEREST

Affiliated General Partners

   As the general partners of your Income Fund, we each have a contractual obligation pursuant to your Income Fund's partnership agreement as well as a legal obligation under state law to assess whether the terms of the Acquisition are fair and equitable to the Limited Partners of your Income Fund without regard to whether the Acquisition is fair and equitable to any of the other participants, including the Limited Partners in other Income Funds. James M. Seneff, Jr. and Robert A. Bourne act as the individual general partners of all of the Income Funds and also as members of the Board of Directors of APF. While Messrs. Seneff and Bourne have sought faithfully to discharge their obligations to your Income Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to your Income Fund and also on APF's Board of Directors. Additionally, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

Benefits to General Partners

   As a result of the Acquisition, assuming only your Income Fund is acquired, we are expected to receive two material benefits. These benefits include:

  . James M. Seneff, Jr. and Robert A. Bourne, as your individual general partners, will continue to serve as directors of APF with Mr. Seneff serving as Chairman of APF and Mr. Bourne serving as Vice Chairman. Furthermore, they will be entitled to receive performance-based incentives, including stock options, under APF's 1999 Performance Incentive Plan or any other such plan approved by the stockholders. The benefits that may be realized by Messrs. Seneff and Bourne are likely to exceed the benefits that they would expect to derive from the Income Funds if the Acquisition does not occur.

  . As general partners of your Income Fund, we are legally liable for all of your Income Fund's liabilities to the extent that your Income Fund is unable to satisfy such liabilities. Because the partnership agreement for your Income Fund prohibits the Income Fund from incurring indebtedness, the only liabilities the Income Fund has are liabilities with respect to its ongoing business operations. In the event that your Income Fund is acquired by APF, we would be relieved of our legal obligation to satisfy the liabilities of the acquired Income Fund.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the Acquisition to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Acquisition to you.

Material Tax Differences between the Ownership of Units and APF Shares

   Because your Income Fund is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a Limited Partner, you are required to take into account your share of the income or loss of your Income Fund, regardless of whether any cash is distributed to you. If your Income Fund is acquired by APF, and you have voted "For" the Acquisition, you will receive APF Shares. If you have voted "Against" the Acquisition but your Income Fund is acquired by APF, you may elect to receive notes.

   If your Income Fund is acquired by APF and you receive APF Shares, your ownership of APF Shares will affect the character and amount of income reportable by you in the future. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Income Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Income Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a Limited Partner, if your Income Fund is acquired by APF and you receive APF Shares, as a stockholder of APF you will be taxed based on the amount of distributions you receive from APF. Each year APF will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of APF's earnings and profits. Because the Acquisition is a taxable transaction, APF's tax basis in the acquired restaurant properties will be higher than your Income Fund's tax basis had been in the same properties. At the same time, however, APF may be required to utilize a slower method of depreciation with respect to some restaurant properties than that used by your Income Fund. As a result, APF's tax depreciation from the acquired restaurant properties will differ from your Income Fund's tax depreciation. Accordingly, under some circumstances, even if APF were to make the same level of distributions as your Income Fund, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of APF does not depend on its character to APF. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if APF incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Acquisition

   In connection with the Acquisition and for federal income tax purposes, if your Income Fund is acquired by APF, the assets and any liabilities of your Income Fund will be transferred to APF in return for APF Shares and/or notes. Your Income Fund will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your Income Fund, including gain recognized as a result of the transfer of restaurant properties pursuant to the Acquisition. The estimated taxable gain or loss, as of June 30, 1999, based on the exchange value, for an average $10,000 original Limited Partner investment in your Income Fund, is set forth in the table below for those Limited Partners subject to federal income taxation.

                                                      Estimated Gain/(Loss) per
                                                       Average $10,000 Original
                                                      Limited Partner Investment
                                                      --------------------------
CNL Income Fund V, Ltd. .............................            $256

   Under section 351(a) of the Internal Revenue Code of 1986, as amended, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. APF has represented to Shaw Pittman, APF's tax counsel, that, following the Acquisition, the Limited Partners of the Income Funds will not own stock possessing at least 80 percent of the total combined voting power of all classes of APF stock entitled to vote and at least 80 percent of the total number of shares of all other classes of APF stock. Based upon this representation, Shaw Pittman has opined that the Acquisition will not result in the acquisition of control of APF by the Limited Partners for purposes of section 351(a). Accordingly, the transfer of assets will result in recognition of gain or loss by each Fund that is acquired by APF.

   If your Income Fund is acquired by APF and no Limited Partners elect to receive the notes, your Income Fund will receive solely APF Shares in exchange for your Income Fund's assets. As a result, your Income Fund will recognize an amount of gain equal to the difference between:

  . the sum of (a) the fair market value of the APF Shares received by your Income Fund and (b) the amount of your Income Fund's liabilities, if any, assumed by the Operating Partnership, and

  . the adjusted tax basis of the assets transferred by your Income Fund to the Operating Partnership.

   If your Income Fund is acquired by APF and you or another Limited Partner in your Income Fund elect the notes option, your Income Fund will receive APF Shares and notes in exchange for your Income Fund's assets. Because the
principal portion of the notes will not be due until     , 2005, the
acquisition of your Income Fund's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your Income Fund's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the Acquisition, the amount of gain recognized by your Income Fund in the year of the Acquisition will be equal to the value of the APF Shares received by your Income Fund multiplied by the ratio that the gross profit realized by your Income Fund in the Acquisition bears to the total contract price for your Income Fund's assets. To the extent your Income Fund realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your Income Fund in the year of the Acquisition.

   The gross profit that your Income Fund realizes from the Acquisition will generally equal the excess, if any, of the selling price for your Income Fund's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by qualified indebtedness encumbering your Income Fund's assets, if any, that is assumed or taken subject to by the Operating Partnership. The exact amount of the gain to be recognized by your Income Fund in the year of the Acquisition will also vary depending upon the decisions of the Limited Partners to receive APF Shares or notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the Acquisition are likely to be treated as realized from the sale of a "section 1231 asset," which is real property or a depreciable asset used in a trade or business and held for more than one year. Your share of gains or losses from the sale of section 1231 assets of your Income Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Income Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your Income Fund recognizes will be allocated to you and the other Limited Partners in accordance with the terms of your Income Fund's partnership agreement. Each Limited Partner will be allocated and must report his, her or its allocable share of such gain, if any, pursuant to these terms, regardless of the Limited Partner's decision to receive cash and Notes rather than APF Shares. Even though a Limited Partner's election of the Cash/Notes Option may decrease the amount of gain your Income Fund recognizes, the electing Limited Partner still will be required to take into account his, her or its share of your Income Fund's gain as determined under the partnership agreement of your Income Fund. Therefore, Limited Partners who elect the notes may recognize gain in the year of the Acquisition despite the fact that they will not receive cash with which to pay the tax on the gain. Such Limited Partners will adjust the basis of the Notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the Limited Partners electing to receive notes.

   Tax Consequences of the Liquidation and Termination of Your Fund. If your Income Fund is acquired by APF, your Income Fund will be deemed to have been liquidated and distributed APF Shares or notes, as the case may be, to you. The taxable year of your Income Fund will end at this time, and you must report, in your taxable year that includes the date of the Acquisition, your share of all income, gain, loss, deduction and credit for your Income Fund through the date of the Acquisition, including gain or loss resulting from the Acquisition. If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your Income Fund's income attributable to more than one of its taxable years.

   The APF Shares or notes will be distributed among you and the other Limited Partners in a manner that we, as the general partners of your Income Fund, determine to be proportionate based on your respective capital account balances. If you receive APF Shares in the Acquisition and the value of those APF Shares exceeds your basis in your units, you will recognize gain equal to the difference between the fair market value of the APF Shares that you receive and your adjusted tax basis in your units. Your basis in the APF Shares will then equal the fair market value of the APF Shares on the closing date of the Acquisition, and your holding period for the APF Shares for purposes of determining capital gain or loss will begin on the closing date of the Acquisition. If you receive APF Shares in the Acquisition and your basis in your units exceeds the value of the APF Shares, you will not recognize gain or loss. Your basis in the APF Shares will equal the basis that you had in your units, and your holding period for purposes of determining capital gain or loss will begin on the date that your holding period for your units began.

   If you receive notes in the Acquisition, your basis in the notes distributed to you will equal your adjusted basis in your units, reduced. Your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your holding period for your units.

   Because the assets of your Income Fund are held for investment and not for resale, the Acquisition will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not a social club, voluntary employee's beneficiary association, supplemental unemployment benefit trust, or qualified group legal services plan as described in sections 501 (c)(7), (9), (17) or
(20) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Acquisition.

   Tax Consequences of the Acquisition to APF. APF will not recognize gain or loss as a result of the Acquisition. APF will have a holding period in the restaurant properties that begins on the closing date. The basis of the restaurant properties received by APF from the Income Funds that are acquired by APF will equal the fair market value of the APF Shares, plus the issue price of the notes issued in the Acquisition, plus the amount of any liabilities of the Income Funds assumed by APF.

   The aggregate basis of APF's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, APF's basis in each acquired restaurant property may differ from the Income Fund's basis therein, and the restaurant properties may be subject to different depreciable periods and methods as a result of the Acquisition. These factors could result in an overall change, following the Acquisition, in the depreciation deductions attributable to the restaurant properties acquired from the Income Funds following the Acquisition.

          SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund V, Ltd.

                        Six Months Ended June 30, 1999

                                     Property                                 Historical   Historical
                                    Acquisition                                  CNL          CNL
                       Historical    Pro Forma                  Historical    Financial     Financial
                           APF      Adjustments     Subtotal     Advisor    Services, Inc.    Corp.      Subtotal
                       -----------  -----------    -----------  ----------  -------------- -----------  -----------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $27,900,894  $3,056,620(a)  $30,957,514  $        0    $        0   $         0  $30,957,514
 Fees.............               0           0               0   9,454,036     2,963,154        11,511   12,428,701
 Interest and
 Other Income.....       4,249,461           0       4,249,461      87,570       249,258    11,539,080   16,125,369
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Revenue...     $32,150,355  $3,056,620     $35,206,975  $9,541,606    $3,212,412   $11,550,591  $59,511,584
 Expenses:
 General and
 Administrative...       2,244,408           0       2,244,408   5,405,130     2,441,151       263,524   10,354,213
 Management and
 Advisory Fees....       1,681,870           0       1,681,870           0             0     1,231,905    2,913,775
 Fees to Related
 Parties..........               0           0               0      88,949       689,425             0      778,374
 Interest
 Expense..........               0           0               0      92,707             0    10,294,499   10,387,206
 State Taxes......         464,966           0         464,966           0             0             0      464,966
 Depreciation--
 Other............               0           0               0      77,130        39,032             0      116,162
 Depreciation--
 Property.........       3,701,974     967,179(a)    4,669,153           0             0             0    4,669,153
 Amortization.....           9,700           0           9,700          36             0             0        9,736
 Transaction
 Costs............         483,005           0         483,005           0             0             0      483,005
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Expenses..       8,585,923     967,179       9,553,102   5,663,952     3,169,608    11,789,928   30,176,590
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties and
 Provision for
 Losses on
 Properties.......     $23,564,432  $2,089,441     $25,653,873  $3,877,654    $   42,804   $  (239,337) $29,334,994
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........          31,241           0          31,241           0             0             0       31,241
 Gain (Loss) on
 Sale of
 Properties.......        (201,843)          0        (201,843)          0             0             0     (201,843)
 Provision For
 Loss on
 Properties.......        (540,522)          0        (540,522)          0             0             0     (540,522)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      22,853,308   2,089,441      24,942,749   3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision)
 for Federal
 Income Taxes.....               0           0               0  (1,595,036)      (16,906)       86,202   (1,525,740)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net
 Earnings(Losses)..    $22,853,308  $2,089,441     $24,942,749  $2,282,618    $   25,898   $  (153,135) $27,098,130
                       ===========  ==========     ===========  ==========    ==========   ===========  ===========
                                                        Historical
                        Combining                       CNL Income Acquisition
                        Pro Forma           Combined     Fund V,    Pro Forma          Adjusted
                       Adjustments             APF         Ltd.    Adjustments         Pro Forma
                       ------------------- ------------ ---------- ------------------ ------------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $         0         $30,957,514  $  667,285  $  10,354 (j)     $31,635,153
 Fees.............      (9,812,516)(b),(c)   2,616,185           0    (25,994)(k)       2,590,191
 Interest and
 Other Income.....         144,014 (d)      16,269,383     101,974          0          16,371,357
                       ------------------- ------------ ---------- ------------------ ------------
  Total Revenue...     $(9,668,502)        $49,843,082  $  769,259  $ (15,640)        $50,596,701
 Expenses:
 General and
 Administrative...        (774,311)(e)       9,579,902     106,071   ( 51,185)(l),(m)   9,634,788
 Management and
 Advisory Fees....      (2,913,775)(f)               0           0          0 (n)               0
 Fees to Related
 Parties..........        (743,673)(g)          34,701           0          0              34,701
 Interest
 Expense..........               0          10,387,206           0          0          10,387,206
 State Taxes......               0             464,966       6,404      3,935 (o)         475,305
 Depreciation--
 Other............               0             116,162           0          0             116,162
 Depreciation--
 Property.........               0           4,669,153     124,179     58,156 (p)       4,851,488
 Amortization.....       1,083,398 (h)       1,093,134           0          0           1,093,134
 Transaction
 Costs............               0             483,005      91,188          0             574,193
                       ------------------- ------------ ---------- ------------------ ------------
  Total Expenses..      (3,348,361)         26,828,229     327,842     10,906          27,166,977
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties and
 Provision for
 Losses on
 Properties.......     $(6,320,141)        $23,014,853  $  441,417  $ (26,546)        $23,429,724
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........               0              31,241     238,437    (17,456)(q)         252,222
 Gain (Loss) on
 Sale of
 Properties.......               0            (201,843)    395,422          0             193,579
 Provision For
 Loss on
 Properties.......               0            (540,522)          0          0            (540,522)
                       ------------------- ------------ ---------- ------------------ ------------
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      (6,320,141)        22,303 ,729   1,075,276    (44,002)         23,335,003
 Benefit/(Provision)
 for Federal
 Income Taxes.....       1,525,740 (i)               0           0          0                   0
                       ------------------- ------------ ---------- ------------------ ------------
 Net
 Earnings(Losses)..    $(4,794,401)        $22,303,729  $1,075,276  $ (44,002)        $23,335,003
                       =================== ============ ========== ================== ============

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund V, Ltd.

                        Six Months Ended June 30, 1999

                                     Property                                Historical    Historical
                                    Acquisition                                 CNL           CNL
                       Historical    Pro Forma                  Historical   Financial     Financial
                          APF       Adjustment       Subtotal    Advisor   Services, Inc.    Corp.        Subtotal
                      ------------  -----------    ------------ ---------- -------------- ------------ --------------
Other data:
Earnings per
share/unit......      $       0.61  $      n/a     $        n/a $      n/a   $      n/a   $        n/a            n/a
                      ============  ==========     ============ ==========   ==========   ============ ==============
Book value per
share/unit......      $      17.54  $      n/a     $        n/a $      n/a   $      n/a   $        n/a            n/a
                      ============  ==========     ============ ==========   ==========   ============ ==============
Dividends per
share/unit......      $       0.76  $      n/a     $        n/a $      n/a   $      n/a   $        n/a            n/a
                      ============  ==========     ============ ==========   ==========   ============ ==============
Ratio of
earnings to
fixed charges...             18.16x        n/a              n/a        n/a          n/a            n/a            n/a
                      ============  ==========     ============ ==========   ==========   ============ ==============
Weighted average
shares
outstanding
during period...        37,347,883           0     $ 37,347,883        n/a          n/a            n/a     37,347,883
                      ============  ==========     ============ ==========   ==========   ============ ==============
Shares
outstanding.....        37,348,464           0     $ 37,348,464        n/a          n/a            n/a     37,348,464
                      ============  ==========     ============ ==========   ==========   ============ ==============
Balance sheet
data:
Real estate
assets, net.....      $691,443,127  $3,369,856(s)  $694,812,983 $        0   $        0   $          0 $  694,812,983
Mortgages/notes
receivable......      $ 63,351,507           0     $ 63,351,507 $        0   $        0   $290,522,671 $  353,874,178
Receivables/due
from related
parties.........      $    649,972           0     $    649,972 $8,668,738   $5,417,084   $  1,125,933 $   15,861,727
Investment in
joint ventures..      $  1,081,046           0     $  1,081,046 $        0   $        0   $          0 $    1,081,046
Total assets....      $822,225,342  $3,369,856(s)  $825,595,198 $9,407,247   $6,369,606   $304,738,561 $1,146,110,612
Total
liabilities/minority
interest........      $167,023,516  $3,369,856(s)  $170,393,372 $1,076,772   $  829,856   $300,143,224 $  472,443,224
Total equity....      $655,201,826           0     $655,201,826 $8,330,475   $5,539,750   $  4,595,337 $  673,667,388
                                                          Historical
                       Combining                          CNL Income
                       Pro Forma              Combined      Fund V,    Pro Forma             Adjusted
                      Adjustments               APF          Ltd.     Adjustments           Pro Forma
                      -------------------- -------------- ----------- ------------------- -----------------
Other data:
Earnings per
share/unit......      $        n/a         $          n/a $     21.51 $      n/a          $         0.52
                      ==================== ============== =========== =================== =================
Book value per
share/unit......      $        n/a         $          n/a $    326.05 $      n/a          $        16.24
                      ==================== ============== =========== =================== =================
Dividends per
share/unit......      $        n/a         $          n/a $     20.00 $      n/a                     n/a
                      ==================== ============== =========== =================== =================
Ratio of
earnings to
fixed charges...               n/a                    n/a         n/a        n/a                    2.89x
                      ==================== ============== =========== =================== =================
Weighted average
shares
outstanding
during period...         6,150,000             43,497,883         n/a  1,010,866              44,508,749(r)
                      ==================== ============== =========== =================== =================
Shares
outstanding.....         6,150,000             43,498,464         n/a  1,010,866              44,509,330
                      ==================== ============== =========== =================== =================
Balance sheet
data:
Real estate
assets, net.....      $          0         $  694,812,983 $11,325,999 $3,718,183 (t2)     $  709,857,165
Mortgages/notes
receivable......      $          0         $  353,874,178 $   872,380 $        0          $  354,746,558
Receivables/due
from related
parties.........      $(6,614,629)(u)      $    9,247,098 $    36,368 $ (284,333)(w)      $    8,999,133
Investment in
joint ventures..      $          0         $    1,081,046 $ 2,392,506 $  523,830 (t2)     $    3,997,382
Total assets....      $ 23,951,658 (t1)(u) $1,170,062,270 $17,352,451 $1,655,075 (t2)(w)  $1,189,069,796
Total
liabilities/minority
interest........      $ (6,957,486)(u)(v)  $  465,485,738 $ 1,050,073 $ (284,333)(w)      $  466,251,478
Total equity....      $ 30,909,144 (t1)(v) $  704,576,532 $16,302,378 $1,939,408 (t2)     $  722,818,318

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund V, Ltd.

                   For the Year Ended December 31, 1998

                               Property                           Historical   Historical
                              Acquisition                            CNL          CNL                 Combining
                  Historical   Pro Forma             Historical   Financial    Financial              Pro Forma   Combined
                     APF      Adjustment   Subtotal   Advisor   Services, Inc.   Corp.     Subtotal  Adjustments    APF
                  ----------  ----------- ---------- ---------- -------------- ---------- ---------- ----------- ----------
Other data:
Earnings per
share/unit......  $     1.21   $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Book value per
share/unit......  $    17.70   $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Dividends per
share/unit......  $     1.52   $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Ratio of
earnings to
fixed charges...       79.97x        n/a         n/a     n/a          n/a          n/a           n/a        n/a         n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Weighted average
shares
outstanding.....  26,648,219   6,981,616  33,629,835     n/a          n/a          n/a    33,629,835  6,150,000  39,779,835
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Shares
outstanding.....  37,337,927           0  37,337,927     n/a          n/a          n/a    37,337,927  6,150,000  43,487,927
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
                  Historical
                  CNL Income
                   Fund V,    Pro Forma   Adjusted
                     Ltd.    Adjustments Pro Forma
                  ---------- ----------- -------------
Other data:
Earnings per
share/unit......   $ 30.90    $     n/a  $     1.09
                  ========== =========== =============
Book value per
share/unit......   $324.54    $     n/a  $    16.31
                  ========== =========== =============
Dividends per
share/unit......   $ 76.77    $     n/a         n/a
                  ========== =========== =============
Ratio of
earnings to
fixed charges...       n/a          n/a        3.02x
                  ========== =========== =============
Weighted average
shares
outstanding.....       n/a    1,010,866  40,790,701(x)
                  ========== =========== =============
Shares
outstanding.....       n/a    1,010,866  44,498,793
                  ========== =========== =============

--------
  (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if restaurant properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any restaurants properties for the periods prior to their construction completion and availability for occupancy.

  (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
      Fund:

       Origination fees from affiliates........................... $  (689,425)
       Secured equipment lease fees...............................     (67,967)
       Advisory fees..............................................    (126,788)
       Reimbursement of administrative costs......................    (382,728)
       Acquisition fees...........................................  (4,452,252)
       Underwriting fees..........................................     (54,248)
       Administrative, executive and guarantee fees...............    (532,389)
       Servicing fees.............................................    (572,728)
       Development fees...........................................     (38,853)
       Management fees............................................  (1,681,870)
                                                                   -----------
        Total..................................................... $(8,599,248)
                                                                   ===========

  (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $616,904 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

  (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................ $ 144,014

  (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs.............................. $(774,311)

  (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,681,870)
       Administrative executive and guarantee fees................    (532,389)
       Servicing fees.............................................    (572,728)
       Advisory fees..............................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

  (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

  (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (u) below:

       Amortization of goodwill ..................................... $1,083,398

  (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

  (j) Represents $10,354 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

  (k) Represents the elimination of fees between the Advisor and the Income
      Fund:

       Management fees................................................ $      0
       Reimbursement of administrative costs..........................  (25,994)
                                                                       --------
                                                                       $(25,994)
                                                                       ========

  (l) Represents the elimination of $25,994 in administrative costs reimbursed by the Income Fund to the Advisor.

  (m) Represents savings of $25,191 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

  (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

  (o) Represents additional state income taxes of $3,935 resulting from assuming that acquisitions of restaurant properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

  (p) Represents an increase in depreciation expense of $58,156 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

  (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $17,456 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

  (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

  (s) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma restaurant properties acquired from April 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (t) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                           CNL Financial
                                 Advisor   Services Group Income Fund     Total
                               ----------- -------------- -----------  ------------
     Fair Value of
      Consideration
      Received...............   82,298,626   50,895,204    20,212,956   153,406,786
                               ===========  ===========   ===========  ============

     Share Consideration.....  $76,000,000  $47,000,000   $18,241,786  $141,241,786
     Cash Consideration......          --           --        273,000       273,000
     APF Transaction Costs...    6,298,626    3,895,204     1,698,170    11,892,000
                               -----------  -----------   -----------  ------------
      Total Purchase Price...  $82,298,626  $50,895,204   $20,212,956  $153,406,786
                               ===========  ===========   ===========  ============
     Allocation of Purchase
     Price:
     ----------------------
     Net Assets --
      Historical.............  $ 8,330,475  $10,135,087   $16,302,378  $ 34,767,940
     Purchase Price
      Adjustments:
      Land and buildings on
       operating leases......          --           --      2,962,347     2,962,347
      Net investment in
       direct financing
       leases................          --           --        755,836       755,836
      Investment in joint
       ventures..............          --           --        523,830       523,830
      Accrued rental income..          --           --       (270,021)     (270,021)
      Intangibles and other
       assets................          --    (2,575,792)      (61,414)   (2,637,206)
      Goodwill*..............          --    43,335,909           --     43,335,909
      Excess purchase price..   73,968,151          --            --     73,968,151
                               -----------  -----------   -----------  ------------
         Total Allocation....  $82,298,626  $50,895,204   $20,212,956  $153,406,786
                               ===========  ===========   ===========  ============

  *Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

  The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisitions of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,968,151 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations." Goodwill of $43,335,909 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

   1. Common Stock (CFA, CFS, CFC)--Class A............      8,600
     Common Stock (CFA, CFS, CFC)--Class B.............      4,825
     Additional Paid-in Capital (CFA, CFS, CFC)........ 12,568,974
     Retained Earnings.................................  5,883,163
     Accumulated distributions in excess of earnings... 73,968,151
     Goodwill for CFC/CFS (Intangibles and other
      assets).......................................... 43,335,909
      CFC/CFS Organizational Costs/Other Assets........              2,575,792
      Cash to pay APF transaction costs................             10,193,830
      APF Common Stock.................................                 61,500
      APF Capital in Excess of Par Value...............            122,938,500
     (To record acquisition of CFA, CFS and CFC)
   2.Partners' Capital................................. 16,302,378
     Land and buildings on operating leases............  2,962,347
     Net investment in direct financing leases.........    755,836
     Investment in joint ventures......................    523,830
      Accrued rental income............................                270,021
      Intangibles and other assets.....................                 61,414
      Cash to pay APF Transaction costs................              1,698,170
      Cash consideration to Income Funds...............                273,000
      APF Common Stock.................................                 10,109
      APF Capital in Excess of Par Value...............             18,231,677
     (To record acquisition of Income Fund)

  (u) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

  (v) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

  (w) Represents the elimination by the Income Fund of $284,333 in related party payables recorded as receivables by the Advisor.

  (x) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

   To review the pro forma financial information of APF in the event that APF acquires the CNL Restaurant Businesses and all of the Income Funds, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

         SELECTED HISTORICAL FINANCIAL DATA OF CNL INCOME FUND V, LTD.

   The following table sets forth selected financial information for the Income Fund, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of CNL Income Fund V, Ltd." in this supplement.

                             Six Months Ended
                                 June 30,                           Year Ended December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Revenues(1).............  $ 1,007,696 $   960,258 $ 2,024,231 $ 2,147,770 $ 2,279,880 $ 2,314,818 $ 2,354,981
Net income(2)...........    1,075,276   1,000,897   1,544,895   1,731,915   1,428,159   1,679,820   1,743,029
Cash distributions
 declared(3)............    1,000,000   2,838,327   3,838,327   2,300,000   2,300,000   2,300,000   2,300,000
Net income per unit(2)..        21.32       19.89       30.70       34.40       28.31       33.26       34.51
Cash distributions
 declared per unit(3)...        20.00       56.77       76.77       46.00       46.00       46.00       46.00
GAAP book value per
 unit...................       326.05      333.66      324.54      370.41      379.65      393.90      405.67
Weighted average number
 of Limited Partner
 units outstanding......       50,000      50,000      50,000      50,000      50,000      50,000      50,000

                                 June 30,                                December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Total assets............  $17,352,451 $17,648,632 $17,135,485 $19,718,430 $20,133,002 $20,760,182 $21,299,865
Total partners'
 capital................   16,302,378  16,683,104  16,227,102  18,520,534  18,982,619  19,694,760  20,283,440

--------
(1) Revenues include equity in earnings of unconsolidated joint ventures and minority interest in income or loss of the consolidated joint venture.
(2) Net income for the six months ended June 30, 1999 and June 30, 1998 includes gain on sale of land and buildings of $395,422 and $442,605 respectively. Net income for the year ended December 31, 1998 includes $469,613, from gains on sales of land and buildings, $25,500 from a loss on sale of land and building and $403,157 for a provision for loss on land and building. Net income for the year ended December 31, 1997, includes $550,878 from gains on the sales of land and buildings, $141,567 from a loss on the sale of land and building and $250,694 for a provision for loss on land and building. Net income for the year ended December 31, 1996, includes $19,369 from the gains on sale of land and buildings and $239,525 for a provision for loss on land and buildings. Net income for the year ended December 31, 1995, includes $5,924 from a gain on sale of land and building.
(3) Distributions for the six months ended June 30, 1998, and the year ended December 31, 1998 include a special distribution to the Limited Partners of 1,838,327 as a result of the distribution of net sales proceeds from the sales of restaurant properties during 1999 and 1998.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS OF CNL INCOME FUND V, LTD.

Introduction

   The Income Fund is a Florida limited partnership that was organized on August 17, 1988, to acquire for cash, either directly or through joint venture arrangements, both newly constructed and existing restaurant properties, as well as land upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains. The leases are generally triple-net leases, with the lessees responsible for all repairs and maintenance, property taxes, insurance and utilities. As of June 30, 1999, the Income Fund owned 22 restaurant properties which included interests in three restaurant properties owned by joint ventures in which the Income Fund is a co-venturer and two restaurant properties owned with affiliates as tenants-in-common.

Capital Resources

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   During the six months ended June 30, 1999 and 1998, the Income Fund generated cash from operations, which consists of cash received from tenants, distributions from joint ventures, and interest and other income received, less cash paid for expenses, of $879,145 and $812,900, respectively. The increase in cash from operations for the six months ended June 30, 1999, is primarily a result of changes in income and expenses and changes in working capital.

   Other sources and uses of capital included the following during the six months ended June 30, 1999.

   During the six months ended June 30, 1999, the Income Fund sold its restaurant properties in Endicott and Ithaca, New York to the tenant for a total of $1,125,000 and received net sales proceeds of $1,113,759, which resulted in a total gain of $213,503 for financial reporting purposes. These restaurant properties were originally acquired by the Income Fund in December 1989 and had costs totalling approximately $942,600, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the properties for approximately $171,200 in excess of their original purchase prices. We expect to use the proceeds received from the sale of these restaurant properties to reinvest in additional restaurant properties or for other Income Fund purposes.

   In June 1999, Halls Joint Venture, in which the Income Fund owns a 48.9% interest, sold its restaurant property to the tenant in accordance with the option under its lease agreement to purchase the restaurant property, for $891,915. This resulted in a gain to the joint venture of approximately $239,300 for financial reporting purposes. The property was originally contributed to Halls Joint Venture in February 1990 and had a total cost of approximately $672,000, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the joint venture sold the restaurant property for approximately $219,900 in excess of its original purchase price. We believe that the transaction, or a portion thereof, relating to the sale of the restaurant property owned by Halls Joint Venture and the reinvestment of the proceeds will qualify as a like-kind exchange transaction for federal income tax purposes.

   As of December 31, 1998, the Income Fund had accepted two promissory notes in connection with the sale of two of its restaurant properties. During the six months ended June 30, 1999, the Income Fund collected the outstanding balance of $1,043,770 relating to the promissory note accepted in connection with the sale of the restaurant property in St. Cloud, Florida. The Income Fund intends to reinvest the amounts collected in additional restaurant properties.

   Currently, rental income from the Income Fund's restaurant properties, any amounts collected under its promissory notes and any net sales proceeds held by the Income Fund, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use for the payment of Income Fund expenses, are invested in money market accounts or other short-term, highly liquid investments such as demand deposit accounts at commercial banks, certificates of deposit, and money market accounts with less than a 30-day maturity date. At June 30, 1999, the Income Fund had $2,393,763 invested in such short-term investments, as compared to $352,648 at December 31, 1998. The increase in cash and cash equivalents at June 30, 1999 is primarily attributable to the receipt of net sales proceeds relating to the sales of the restaurant properties in Endicott and Ithaca, New York, and the receipt of the remaining outstanding balance of the mortgage note receivable, which relates to the prior sale of a restaurant property in St. Cloud, Florida. The funds remaining at June 30, 1999 will be used to reinvest in additional restaurant properties and to pay distributions and other liabilities.

   On May 11, 1999, four Limited Partners in several of the Income Funds served a lawsuit against us and APF in connection with the Acquisition. On July 8, 1999, the plaintiffs amended the complaint to add three additional Limited Partners as plaintiffs. Additionally, on June 22, 1999, a Limited Partner in several Income Funds served a lawsuit against us, APF, CNL Group, Inc. and the CNL Restaurant Businesses in connection with the Acquisition. We and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

 The Years Ended December 31, 1998, 1997 and 1996

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund generated cash from operations of $1,649,735, $1,813,231, and $2,103,745, respectively. The decrease in cash from operations during 1998 and 1997, each as compared to the previous year, is primarily a result of changes in income and expenses and changes in working capital.

   Other sources and uses of capital included the following during the years ended December 31, 1998, 1997, and 1996.

   During the year ended December 31, 1997, the Income Fund received $106,000 in capital contributions from the corporate general partner in connection with the operations of the Income Fund, as compared to $159,700 during the year ended December 31, 1996.

   In October 1996, the Income Fund sold its restaurant property in St. Cloud, Florida to the tenant for $1,150,000. In connection with the sale, the Income Fund received $100,000 in cash and accepted the remaining sales proceeds in the form of a promissory note in the principal sum of $1,057,299, which represented the balance of the sales price of $1,050,000 plus tenant closing costs in the amount of $7,299 that the Income Fund financed on behalf of the tenant. The promissory note bears interest at a rate of 10.75% per annum, is collateralized by a mortgage on the restaurant property and is being collected in 12 monthly installments of interest only followed by 168 equal monthly installments of principal and interest. This sale is also being accounted for under the installment sales method for financial reporting purposes. Therefore, the gain on the sale of the restaurant property was deferred and is being recognized as income proportionately as payments of principal under the mortgage note are collected. The Income Fund recognized a gain of $2,157 for financial reporting purposes for the year ended December 31, 1998, as compared to $338 for the year ended December 31, 1997 and $18,445 for the year ended December 31, 1996, and had a deferred gain in the amount of $181,308 at December 31, 1998, as compared to $183,465 at December 31, 1997. The mortgage note receivable balance relating to this restaurant property at December 31, 1998 was $871,812, as compared to $874,443 at December 31, 1997, which included accrued interest of $9,350 and $2,747, and net of the remaining deferred gain of $181,308 and $183,465. Payments collected under the mortgage note totalling $100,000 were used to pay liabilities of the Income Fund, which included quarterly distributions to the Limited Partners. We anticipate that payments collected under the mortgage note in the future will be reinvested in additional restaurant properties or used for payment of Income Fund liabilities.

   In January 1997, the Income Fund sold its restaurant property in Franklin, Tennessee, to the tenant, for $980,000 and received net sales proceeds of $960,741. Since the Income Fund had previously established an allowance for loss on land and building of $169,463 as of December 31, 1996 relating to this restaurant property, no loss was recognized during 1997 as a result of this sale. The Income Fund used $360,000 of the net sales proceeds to pay liabilities of the Income Fund, which included quarterly distributions to the Limited Partners. In addition, in June 1997, the Income Fund entered into an operating agreement for the restaurant property located in South Haven, Michigan, with an operator to operate the restaurant property as an Arby's restaurant. In connection with the agreement, the Income Fund used approximately $120,400 of the net sales proceeds from the sale of the restaurant property in Franklin, Tennessee to fund conversion costs associated with the Arby's restaurant property. In March 1998, the Income Fund entered into a new lease for this restaurant property with the former operator as tenant, to operate the restaurant property as an Arby's. In December 1997, the Income Fund reinvested approximately $244,800 of the net sales proceeds from the sale of the restaurant property in Franklin, Tennessee in a restaurant property located in Sandy, Utah, and approximately $150,000 in a restaurant property located in Vancouver, Washington, as tenants-in-common with affiliates of ours. The Income Fund intends to use the remaining net sales proceeds from the sale of the restaurant property in Franklin, Tennessee to pay liabilities of the Income Fund, which includes quarterly distributions to the Limited Partners.

   In June 1997, the Income Fund terminated the leases with the tenant of the restaurant properties in Connorsville and Richmond, Indiana. In connection with the terminated leases, the Income Fund accepted a promissory note from the former tenant for $35,297 for amounts relating to past due real estate taxes as a result of the former tenant's financial difficulties. The promissory note is uncollateralized, bears interest at a rate of ten percent per annum and is being collected in 36 monthly installments. Receivables at December 31, 1998 included $25,783 of such amounts, as compared to $37,099 at December 31, 1997. This included accrued interest of $1,802 in 1997. In July 1997, the Income Fund entered into a new lease for the restaurant property in Connorsville, Indiana, with a new tenant to operate the restaurant property as an Arby's restaurant. In connection with the lease, the Income Fund incurred $125,000 in renovation costs and paid these amounts during the year ended December 31, 1998.

   During 1997, the Income Fund sold its restaurant properties in Smyrna, Tennessee; Salem, New Hampshire; and Port St. Lucie and Tampa, Florida, for a total of $4,020,172 and received net sales proceeds totalling $3,925,876. This resulted in a total gain of $549,516 for financial reporting purposes. These restaurant properties were originally acquired by the Income Fund in 1989 and had a total cost of approximately $3,503,900, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold these restaurant properties for approximately $422,100 in excess of their original purchase prices. The Income Fund used approximately $132,500 of the net sales proceeds to pay liabilities of the Income Fund, which included quarterly distributions to the Limited Partners, and used the remaining net sales proceeds were used to acquire additional restaurant properties and acquire restaurant properties with our affiliates. The Income Fund distributed amounts that we determined were sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale.

   During the year ended December 31, 1996, the Income Fund established an allowance for the restaurant property in Richmond, Indiana, in the amount of $70,062. This represented the difference between the restaurant property's carrying value at December 31, 1996 and the estimate of net realizable value of the restaurant property based on an anticipated sales price of this restaurant property. In November 1997, the Income Fund sold this restaurant property to a third party for $400,000 and received net sales proceeds of $385,179. As a result of this transaction, the Income Fund recognized a loss of $141,567 for financial reporting purposes. In December 1997, the Income Fund reinvested the net sales proceeds in a restaurant property as tenants-in-common with affiliates of ours.

   During 1998, the Income Fund sold its restaurant properties in Port Orange, Florida, and Tyler, Texas to the tenants for a total of $2,180,000 and received net sales proceeds totalling $2,125,220, which resulted in a total gain of $466,322 for financial reporting purposes. These restaurant properties were originally acquired by the Income Fund in 1988 and 1989 and had costs totaling approximately $1,791,300, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant properties for approximately $333,900 in excess of their original purchase prices. In addition, the Income Fund incurred deferred, subordinated real estate disposition fees of $65,400 relating to the sales of the restaurant properties for which net sales proceeds were not reinvested in additional restaurant properties. The Income Fund distributed $1,838,327 of the net sales proceeds from the 1997 and 1998 sales of the properties in Tampa, Florida and Port Orange, Florida as a special distribution to the Limited Partners in April 1998. In addition, in May 1998, the Income Fund contributed the net sales proceeds from the sale of the restaurant property in Tyler, Texas to a joint venture arrangement. The Income Fund will distribute amounts that we determined were sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale.

   In May 1998, the Income Fund entered into a joint venture with one of our affiliates, RTO Joint Venture, to construct and hold one restaurant property. As of December 31, 1998, the Income Fund had contributed $766,746 to purchase land and pay for construction relating to the joint venture. Construction was completed and rent commenced in December 1998. The Income Fund holds a 53.12% interest in the profits and losses of the joint venture.

   None of the restaurant properties owned by the Income Fund or the joint ventures in which the Income Fund owns an interest is or may be encumbered. Under its partnership agreement, the Income Fund is prohibited from borrowing for any purpose. However, we or our affiliates are entitled to reimbursement, at cost, for actual expenses incurred by us or our affiliates on behalf of the Income Fund. From time to time, our affiliates incur operating expenses on behalf of the Income Fund for which the Income Fund reimburses the affiliates without interest.

   Rental income from the Income Fund's restaurant properties and net sales proceeds from the sale of restaurant properties, pending reinvestment in additional restaurant properties, distributions to the Limited Partners or use for the payment of Income Fund liabilities, are invested in money market accounts or other short-term highly liquid investments such as demand deposit accounts at commercial banks, CDs and money market accounts with less than a 30-day maturity date. At December 31, 1998, the Income Fund had $352,648 invested in such short-term investments as compared to $1,361,290 at December 31, 1997. The decrease in cash and cash equivalents during 1998 is primarily attributable to the fact that the Income Fund distributed amounts held at December 31, 1997 relating to the net sales proceeds received from the 1997 sale of the restaurant property in Tampa, Florida, as a special distribution to the Limited Partners during 1998. As of December 31, 1998, the average interest rate earned on the rental income deposited in demand deposit accounts was approximately two percent annually. The funds remaining at December 31, 1998, will be reinvested in additional restaurant properties, distributed to the Limited Partners or used for other Income Fund purposes.

Short-Term Liquidity

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's short-term liquidity requirements consist primarily of the operating expenses of the Income Fund.

   The Income Fund's investment strategy of acquiring restaurant properties for cash and leasing them under triple-net leases to operators who meet specified financial standards minimizes the Income Fund's operating expenses. We believe that the leases will continue to generate cash flow in excess of operating expenses.

   We have the right, but not the obligation, to make additional capital contributions if we deem it appropriate in connection with the operations of the Income Fund.

   The Income Fund generally distributes cash from operations remaining after the payment of operating expenses of the Income Fund, to the extent that we determine that such funds are available for distribution.

Based on current and anticipated future cash from operations, and for the six months ended June 30, 1998, proceeds received from the sales of restaurant properties, the Income Fund declared distributions to the Limited Partners of $1,000,000 for the six months ended June 30, 1999 and $2,838,327 for the six months ended June 30, 1998, or $500,000 for each of the quarters ended June 30, 1999 and 1998. This represents distributions of $20.00 per unit for the six months ended June 30, 1999 and $56.77 per unit for the six months ended June 30, 1998, or $10.00 per unit for each of the quarters ended June 30, 1999 and 1998. Distributions for the six months ended June 30, 1998, included $1,838,327 as a result of the distribution of net sales proceeds from the sale of restaurant properties.

   No distributions were made to us for the quarters and six months ended June 30, 1999 and 1998. No amounts distributed to the Limited Partners for six months ended June 30, 1999 and 1998 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available for distribution to the Limited Partners on a quarterly basis.

   Total liabilities of the Income Fund increased to $903,329 at June 30, 1999, from $752,467 at December 31, 1998, partially due to the Income Fund accruing transaction costs relating to the Acquisition. The increase in liabilities is also partially a result of an increase in rents paid in advance and an increase in amounts due to related parties at June 30, 1999, as compared to December 31, 1998. To the extent that liabilities at June 30, 1999 exceed cash and cash equivalents at June 30, 1999, excluding amounts held representing net sales proceeds from the sale of restaurant properties and collections under the promissory note, they will be paid from future cash from operations, or in the event we elect to make capital contributions, from future contributions from us.

 The Years Ended December 31, 1998, 1997 and 1996

   Due to low operating expenses and ongoing cash flow, we do not believe that working capital reserves are necessary at this time. In addition, because the leases of the Income Fund's restaurant properties are generally on a triple-net basis, it is not anticipated that a permanent reserve for maintenance and repairs will be established at this time. To the extent, however, that the Income Fund has insufficient funds for such purposes, we will contribute to the Income Fund an aggregate amount of up to one percent of the offering proceeds for maintenance and repairs.

   Based on current and anticipated future cash from operations, and for the years ended December 31, 1998 and 1997, a portion of the sales proceeds received from the sales of the restaurant properties, and for the years ended December 31, 1997 and 1996, additional capital contributions from us of $106,000 and $159,000, the Income Fund declared distributions to the Limited Partners of $3,838,327 for the year ended December 31, 1998, as compared to $2,300,000 for each of the years ended December 31, 1997 and 1996. This represents distributions of $77 per unit for the year ended December 31, 1998, as compared to $46 per unit for each of the years ended December 31, 1997 and 1996., Distributions for 1998 included $1,838,327 as a result of the distribution of net sales proceeds from the 1997 and 1998 sales of restaurant properties in Tampa and Port Orange, Florida. This special distribution was effectively a return of a portion of the Limited Partners' investment. However, in accordance with the Income Fund agreement, it was applied to the Limited Partners' unpaid cumulative preferred return. In deciding whether to sell restaurant properties, we considered factors such as potential capital appreciation, net cash flow and federal income tax considerations. The reduced number of restaurant properties for which the Income Fund receives rental payments, as well as ongoing operations, reduced the Income Fund's revenues in 1998 and is expected to reduce the Income Fund's revenues in subsequent years. The decrease in Income Fund revenues, combined with the fact that a significant portion of the Income Fund's expenses are fixed in nature, resulted in a decrease in cash distributions to the Limited Partners during 1998. No amounts distributed or to be distributed to the Limited Partners for the years ended December 1998, 1997, and 1996 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions.

   During 1998, affiliates of ours incurred on behalf of the Income Fund $79,438 for operating expenses, as compared to $77,353 during 1997 and $113,560 during 1996. As of December 31, 1998, the Income Fund owed $128,548 to affiliates for such amounts and accounting and administrative services, as compared to $109,367 as of December 31, 1997. In addition, during 1998, the Income Fund had incurred $65,400 in real estate disposition fees due to an affiliate as a result of its services in connection with the sale of the restaurant properties in St. Cloud, Port Orange, and Tampa, Florida, as compared to $34,500 during 1997. The payment of such fees is deferred until the Limited Partners have received the sum of their 10% Preferred Return and their adjusted capital contributions. Other liabilities, including distributions payable, decreased to $524,019 at December 31, 1998, from $831,100 at December 31, 1997. In part, this was due to a decrease in construction costs payable as a result of the payment during 1998 of construction costs accrued at December 31, 1997 for renovation costs relating to the Income Fund's restaurant property located in Connorsville, Indiana. The decrease in liabilities is also partially attributable to a decrease in distributions payable to the Limited Partners at December 31, 1998 and a decrease in accrued real estate tax expense relating to the restaurant properties in Belding and South Haven, Michigan at December 31, 1998. To the extent that liabilities at December 31, 1998 exceed cash and cash equivalents at December 31, 1998, they will be paid from future cash from operations, from amounts collected under the mortgage notes described above or, in the event that we elect to make additional capital contributions, from future contributions from us.

Long-Term Liquidity

   The Income Fund has no long-term debt or other long-term liquidity requirements.

Results of Operations

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   During the six months ended June 30, 1998, the Income Fund and its consolidated joint venture, CNL/Longacre Joint Venture, owned and leased 22 wholly owned restaurant properties, including two restaurant properties which were sold during 1998, and during the six months ended June 30, 1999, the Income Fund and CNL/Longacre Joint Venture owned and leased 20 wholly owned restaurant properties, including two restaurant properties which were sold in March 1999, to operators of fast-food and family-style restaurant chains. In connection with the restaurant properties, during the six months ended June 30, 1999 and 1998, the Income Fund, and CNL/Longacre Joint Venture, earned $667,285 and $713,849, respectively, in rental income from operating leases and earned income from direct financing leases, $328,354 and $328,088 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. The decrease in rental and earned income during the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, is partially attributable to a decrease of approximately $39,600 as a result of the sales of the restaurant properties during 1999, as described above in "Capital Resources," and 1998. The Income Fund intends to reinvest the majority of the net sales proceeds in additional restaurant properties.

   Rental and earned income also decreased by approximately $8,900 during the six months ended June 30, 1999 due to the fact that in August 1998, the tenant of the restaurant property in Daleville, Indiana terminated the lease with the Income Fund. The Income Fund is currently seeking a new tenant or purchaser for this restaurant property.

   The decrease in rental and earned income during the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, was partially offset by an increase of approximately $9,000 during the six months ended June 30, 1999, resulting from the Income Fund entering into a new lease for the restaurant property in South Haven, Michigan during the six months ended June 30, 1998.

   Rental and earned income during the quarters and six months ended June 30, 1999 and 1998, continued to remain at reduced amounts due to the fact that the Income Fund is not receiving rental income relating to the restaurant properties in Belding, Michigan and Lebanon, New Hampshire. Rental and earned income are expected to remain at reduced amounts until such time as the Income Fund executes new leases or until the restaurant properties are sold and these proceeds from such sales are reinvested in additional restaurant properties. The Income Fund is currently seeking new tenants or purchasers for these restaurant properties and the restaurant property in Daleville, Indiana, as described above.

   During the six months ended June 30, 1999 and 1998, the Income Fund also owned and leased three restaurant properties indirectly through joint venture arrangements, including one restaurant property in Halls Joint Venture which was sold in June 1999, and two restaurant properties as tenants-in-common with our affiliates. In connection therewith, during the six months ended June 30, 1999 and 1998, the Income Fund earned $229,265 and $72,103, respectively, $172,427 and $36,882 of which were earned during the quarters ended June 30, 1999 and 1998, respectively. The increase in net income earned by these joint ventures during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, is primarily attributable to the fact that in June 1999, Halls Joint Venture, in which the Income Fund owns a 48.9% interest, recognized a gain of approximately $239,300 for financial reporting purposes as a result of the sale of its restaurant property in June 1999, as described above in "Capital Resources." Because the joint venture intends to reinvest the sales proceeds in an additional restaurant property, the Income Fund does not anticipate that the sale of the restaurant property will have a material adverse effect on operations. The increase during the quarter and six months ended June 30, 1999 is also attributable to the fact that in May 1998, the Income Fund reinvested net sales proceeds from the sale of the restaurant property in Tyler, Texas, in RTO Joint Venture with one of our affiliates.

   During the six months ended June 30, 1999 and 1998, the Income Fund also earned $101,974 and $164,856, respectively, in interest and other income, $43,320 and $72,498 of which were earned during the quarters ended June 30, 1999 and 1998, respectively. The decrease during the quarter and six months ended June 30, 1999 was partially attributable to a reduction in the interest earned on the mortgage note accepted in connection with the sale of the restaurant property located in St. Cloud, Florida due to the fact that the Income Fund collected the remaining outstanding balance of the mortgage note during the quarter and six months ended June 30, 1999, as described above in "Capital Resources." Interest and other income was also lower during the quarter and six months ended June 30, 1999, partially due to the fact that during the quarter and six months ended June 30, 1998, the Income Fund earned interest on the net sales proceeds relating to the sale of the restaurant properties in Tyler, Texas and Port Orange, Florida, pending the reinvestment of the net sales proceeds in additional restaurant properties.

   During at least one of the six months ended June 30, 1999 and 1998, three restaurant chains, Golden Corral Family Steakhouse Restaurants and Tony Roma's Famous for Ribs Restaurant and Wendy's Old Fashioned Hamburger Restaurants, each accounted for more than ten percent of the Income Fund's total rental, earned and mortgage interest income, including rental and earned income from the Income Fund's consolidated joint venture, the Income Fund's share of the rental and earned income from restaurant properties owned by unconsolidated joint ventures and restaurant properties owned with our affiliates as tenants-in-common. It is anticipated that Golden Corral and Tony Roma's will continue to account for more than ten percent of the total rental income to which the Income Fund is entitled under the terms of its leases for the remainder of 1999. Any failure of these restaurant chains could materially affect the Income Fund's income if the Income Fund is not able to re-lease the restaurant properties in a timely manner.

   Operating expenses, including depreciation expense, were $327,842 and $249,333 for the six months ended June 30, 1999 and 1998, respectively, of which $176,992 and $125,144 were incurred for the quarters ended June 30, 1999 and 1998, respectively. The increase in operating expenses during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, was primarily attributable to the fact that the Income Fund incurred $59,718 and $91,188 during the quarter and six months ended June 30, 1999, respectively, in transaction costs relating to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition with APF. If the Limited Partners reject the Acquisition, the Income Fund will bear the portion of the transaction costs based on the percentage of "For" votes and we will bear the portion of the transaction costs based on the percentage of "Against" votes and abstentions.

   Due to tenant defaults under the terms of the lease arrangements for the restaurant properties in Belding, Michigan, Daleville, Indiana, and Lebanon, New Hampshire, the Income Fund and its consolidated joint venture, CNL/Longacre Joint Venture, have incurred and expects to continue to incur operating expenses such as repairs and maintenance, insurance, and real estate tax expenses, relating to these restaurant properties until the restaurant properties are sold or re-leased to new tenants.

   As a result of the sale of the restaurant properties in Myrtle Beach, South Carolina and St. Cloud, Florida in 1995 and 1996, respectively, and recording the gains from such sales using the installment method, the Income Fund recognized gains for financial reporting purposes of $181,919 and $1,783 during the six months ended June 30, 1999 and 1998, respectively, $309 and $992 of which were recognized during the quarters ended June 30, 1999 and 1998, respectively. The increase in the gain recognized during the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, and the decrease during the quarter ended June 30, 1999, is due to the fact that during the six months ended June 30, 1999, the Income Fund collected the remaining outstanding balance relating to the promissory note collateralized by a restaurant property in St. Cloud, Florida, as described above in "Capital Resources," which resulted in the recognition of the remaining deferred gain for financial reporting purposes.

   As a result of the 1999 sales of the restaurant properties as described above in "Capital Resources," and the 1998 sales of the restaurant properties in Port Orange, Florida and Tyler, Texas, the Income Fund recognized total gains of $213,503 and $440,822, for financial reporting purposes during the six months ended June 30, 1999 and 1998, respectively.

   During the quarter and six months ended June 30, 1998, the Income Fund established an allowance for loss on land and building of $152,633 for financial reporting purposes relating to the restaurant property in Belding, Michigan, which is vacant and which the Income Fund has not successfully re-leased. The loss represents the difference between the restaurant property's carrying value at June 30, 1998 and the current estimate of net realizable value at June 30, 1998. No additional allowance was deemed necessary for the quarter and six months ended June 30, 1999.

 The Years Ended December 31, 1998, 1997 and 1996

   During 1996, the Income Fund and its consolidated joint venture, CNL/Long Acre Joint Venture, owned and leased 26 wholly owned restaurant properties, including one restaurant property in St. Cloud, Florida that was sold in October 1996, during 1997, the Income Fund owned 27 wholly owned restaurant properties, including six restaurant properties that were sold during the year ended December 31, 1997, and during 1998, the Income Fund owned 21 wholly owned restaurant properties, including two restaurant properties that were sold during 1998. In addition, during 1998, 1997, and 1996, the Income Fund and its consolidated joint venture, CNL/Long Acre Joint Venture, was a co-venturer in three separate joint ventures that each owned and leased one restaurant property. During 1997, the Income Fund and its consolidated joint venture, CNL/Long Acre Joint Venture, owned and leased two restaurant properties, with certain of our affiliates, as tenants-in-common. In addition, during 1998, the Income Fund and its consolidated joint venture, CNL/Long Acre Joint Venture, was also a co-venturer in a joint venture that owns one restaurant property. As of December 31, 1998, the Income Fund owned, either directly or through joint venture arrangements, 22 restaurant properties which are, in general, subject to long-term, triple-net leases. The leases of the restaurant properties provide for minimum base annual rental amounts, payable in monthly installments, ranging from approximately $38,500 to $222,800. Generally, the leases provide for percentage rent based on sales in excess of a specified amount to be paid annually. In addition, a majority of the leases provide that, commencing in the sixth lease year, the percentage rent will be an amount equal to the greater of (i) the percentage rent calculated under the lease formula or
(ii) a specified percentage ranging from one-fourth to five percent of the purchase price paid by the Income Fund for the restaurant property.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund and its consolidated joint venture, CNL/Longacre Joint Venture, earned $1,367,303, $1,500,967, and $1,931,573, respectively, in rental income from operating leases and earned income from direct financing leases. The decrease in rental and earned income during the year ended December 31, 1998 and 1997, each as compared to the previous year, was partially attributable to a decrease of approximately $506,900 and $322,300, respectively, as a result of the sale of several restaurant properties, as described above in "Capital Resources." During 1998 and 1997, the decrease in rental income was partially offset by increases of approximately $299,900 and $24,700 due to the reinvestment of net sales proceeds in various restaurant properties during 1998 and 1997, as described above in "Capital Resources".

   Rental and earned income also decreased during 1998, as compared to 1997 and 1996, by approximately $39,100, due to the fact that in August 1998, the Income Fund terminated the lease with the tenant of the restaurant property in Daleville, Indiana due to financial difficulties the tenant is experiencing. The Income Fund is currently seeking a new tenant or purchaser for this restaurant property. The Income Fund will not recognize any rental income relating to this restaurant property until such time as the Income Fund executes a new lease or until the restaurant property is sold and the proceeds from such sale is reinvested in an additional restaurant property.

   The decrease in rental and earned income during 1998, as compared to 1997, was partially offset by, and the decrease in 1997, as compared to 1996, was partially attributable to the Income Fund increasing its allowance for doubtful accounts during 1997, by approximately $57,700 for rental and other amounts relating to the Hardee's restaurant properties located in Connorsville and Richmond, Indiana, which were leased by the same tenant, due to financial difficulties the tenant was experiencing. Rental and earned income decreased by approximately $79,200 during 1997 due to the fact that the Income Fund terminated the lease with the former tenant of these restaurant properties in June 1997 and we agreed that they will cease collection efforts on past due rental amounts once the former tenant of these restaurant properties pays all amounts due under the promissory note for past due real estate taxes described above in "Capital Resources." No such allowance was established during 1998 due to the fact that the Income Fund (i) re-leased the restaurant property located in Connorsville, Indiana, to a new tenant who began operating the restaurant property after it was renovated into an Arby's restaurant property and (ii) sold the restaurant property located in Richmond, Indiana, in November 1997, as described above in "Capital Resources."

   In October 1995, the tenant ceased operations of the restaurant property in South Haven, Michigan. In connection therewith, in June 1997, the Income Fund incurred renovation costs to convert the restaurant property into an Arby's restaurant and entered into an operating agreement. In March 1998, the Income Fund entered into a new lease for this restaurant property, as described above in "Capital Resources," and earned approximately $40,200 and $5,100 in rental income during 1998 and 1997, respectively.

   Rental and earned income in 1998, 1997, and 1996, continued to remain at reduced amounts due to the fact that the Income Fund is not receiving any rental income from the restaurant properties in Belding, Michigan and Lebanon, New Hampshire, as a result of the tenants defaulting under the terms of their leases and ceasing operations of the restaurants on the restaurant properties during 1995.

   For the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $133,179, $233,663, and $130,167, respectively, in contingent rental income. The decrease in contingent rental income during 1998, as compared to 1997, is partially attributable to, and the increase in contingent rental income during 1997, as compared to 1996, is primarily due to, amounts collected which represented a percentage of the net operating income generated by the restaurant under the operating agreement with the new operator of the restaurant property located in South Haven, Michigan. In March 1998, the Income Fund entered into a new lease for the restaurant property in South Haven, Michigan, with this operator. The decrease during 1998, as compared to 1997, is also partially attributable to sales of restaurant properties, whose leases required the payment of contingent rents.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $282,795, $302,503, and $147,804, respectively, in interest and other income. The increase in interest income during 1997, as compared to 1996, was primarily attributable to the interest earned on the mortgage note receivable accepted in connection with the sale of the restaurant property in St. Cloud, Florida in October 1996. In addition, interest income increased during 1997 due to interest earned on the net sales proceeds received relating to the sales of several restaurant properties.

   In addition, for the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $173,941, $56,015, and $46,452, respectively, attributable to net income earned by unconsolidated joint ventures in which the Income Fund is a co-venturer. The increase in net income earned by joint ventures during 1998, as compared to 1997, is primarily attributable to the fact that during 1998, the Income Fund reinvested a portion of the net sales proceeds it received from the 1997 and 1998 sales of several restaurant properties in a restaurant property with certain of our affiliates, as tenants-in-common and acquired an interest in RTO Joint Venture with one of our affiliates, as described above in "Capital Resources." The increase in net income earned by joint ventures during 1997, as compared to 1996, is primarily attributable to the fact that in October 1997, the Income Fund acquired an interest in a restaurant property with affiliates as tenants-in-common, as described above in "Capital Resources."

   During the year ended December 31, 1998, one lessee of the Income Fund and its consolidated joint venture, Golden Corral Corporation contributed more than ten percent of the Income Fund's total rental and mortgage interest income, including rental income from the Income Fund's consolidated joint venture and the Income Fund's share of the rental income from three restaurant properties owned by unconsolidated joint ventures and two restaurant properties owned with affiliates as tenants-in-common. As of December 31, 1998 Golden Corral Corporation was the lessee under leases relating to two restaurants. In addition, two restaurant chains, Golden Corral and Wendy's Old Fashioned Hamburger Restaurants, each accounted for more than ten percent of the Income Fund's total rental and mortgage interest income during 1998, including rental income from the Income Fund's consolidated joint venture and the Income Fund's share of the rental income from three restaurant properties owned by unconsolidated joint ventures and two restaurant properties owned with affiliates as tenants-in-common.

   Operating expenses, including depreciation and amortization expense, were $520,292, $574,472, and $631,565 for the years ended December 31, 1998, 1997, and 1996, respectively. The decrease in operating expenses during 1998 and 1997, each as compared to the previous year, was partially attributable to a decrease in depreciation expense as a result of the sales of restaurant properties in 1998, 1997, and 1996, as described above in "Capital Resources." The decrease in operating expenses during 1998, as compared to 1997, is partially offset by the fact that the Income Fund incurred $14,644 in transaction costs related to us retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition.

   In connection with the sale of its restaurant properties in St. Cloud, Florida and Myrtle Beach, South Carolina, during 1997 and 1996, respectively, as described above in "Capital Resources," the Income Fund recognized a gain for financial reporting purposes of $3,291, $1,362, and $19,369 for the years ended December 31, 1998, 1997, and 1996, respectively. In accordance with Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate," the Income Fund recorded the sales using the installment sales method. As such, the gain on the sales was deferred and is being recognized as income proportionately as payments under the mortgage notes are collected. Therefore, the balance of the deferred gain of $319,866 at December 31, 1998, will be recognized as income in future periods as payments are collected. For federal income tax purposes, gains of approximately $194,100 and $136,900 from the sale of the restaurant properties in St. Cloud, Florida, and Myrtle Beach, South Carolina, respectively, were also deferred and are being recognized as payments under the mortgage notes are collected.

   As a result of the sales of several restaurant properties as described above in "Capital Resources," the Income Fund recognized gains totalling $440,822 and $549,516 during 1998 and 1997, respectively, for financial reporting purposes. The gains for 1997, were partially offset by a loss of $141,567 for financial reporting purposes, resulting from the November 1997 sale of the restaurant property in Richmond, Indiana, as described above in "Capital Resources."

   During 1998 and 1997, the Income Fund established allowances for loss on land and buildings of $403,157 and $250,694, respectively, for financial reporting purposes, relating to restaurant properties which became vacant and for which the Income Fund has not successfully re-leased. The allowances represent the difference between the net carrying value at December 31, 1998 and 1997, and their current estimated net realizable values.

   At December 31, 1996, the Income Fund established an allowance for loss on land and building in the amount of $169,463 for its restaurant property in Franklin, Tennessee, for financial reporting purposes. The allowance represented the difference between (i) the restaurant property's carrying value at December 31, 1996, plus the additional rental income, accrued rental income, that the Income Fund had recognized since inception of the lease relating to the straight-lining of future scheduled rent increases minus (ii) $960,741 received as net sales proceeds in conjunction with the sale of the restaurant property in January 1997, as described above in "Capital Resources."

   In addition, during 1996, the Income Fund established an allowance for loss on land and building for its restaurant property in Richmond, Indiana. The allowance of $70,062 represented the difference between the restaurant property's carrying value at December 31, 1996, and the estimated fair value of the restaurant property based on an anticipated sales price of this restaurant property. This restaurant property was sold in November 1997, as described above in "Capital Resources."

   The Income Fund's leases as of December 31, 1998, are, in general, triple-net leases and contain provisions that we believe mitigate the adverse effect of inflation. Such provisions include clauses requiring the payment of percentage rent based on certain restaurant sales above a specified level and/or automatic increases in base rent at specified times during the term of the lease. Management expects that increases in restaurant sales volumes due to inflation and real sales growth should result in an increase in rental income for certain restaurant properties over time. Continued inflation also may cause capital appreciation of the Income Fund's restaurant properties. Inflation and changing prices, however, also may have an adverse impact on the sales of the restaurants and on potential capital appreciation of the restaurant properties.

Year 2000 Readiness Disclosure

 Overview of Year 2000 Problem

   The year 2000 problem concerns the inability of information and non-information technology systems to properly recognize and process date sensitive information beyond January 1, 2000. The failure to accurately recognize the year 2000 could result in a variety of problems from data miscalculations to the failure of entire systems.

 Information and Non-Information Technology Systems

   The Income Fund does not have any information or non-information technology systems. We and our affiliates provide all services requiring the use of information and non-information technology systems pursuant to a management agreement with the Income Fund. The information technology system of our affiliates consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. The non-information technology systems of our affiliates are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. Our affiliates have no internally generated programmed software coding to correct, because substantially all of the software utilized by us and our affiliates is purchased or licensed from external providers. The maintenance of non-information technology systems at the Income Fund's restaurant properties is the responsibility of the tenants of such properties in accordance with the terms of the Income Fund's leases.

 The Y2K Team

   In early 1998, we and our affiliates formed a Year 2000 team for the purpose of identifying, understanding and addressing the various issues associated with the year 2000 problem. The Y2K Team consists of us and

Rmembers from our affiliates, including representatives from senior management, information systems, telecommunications, legal, office management, accounting and property management.

 Assessing Year 2000 Readiness

   The Y2K Team's initial step in assessing year 2000 readiness consists of identifying any systems that are date-sensitive and, accordingly, could have potential year 2000 problems. The Y2K Team has conducted inspections, interviews and tests to identify which of the Income Fund's systems could have a potential year 2000 problem.

   The information system of our affiliates is comprised of hardware and software applications from mainstream suppliers. Accordingly, the Y2K Team has contacted and is evaluating documentation from the respective vendors and manufacturers to verify the year 2000 compliance of their products. The Y2K Team has also requested and is evaluating documentation from the non-information technology systems providers of our affiliates.

   In addition, the Y2K Team has requested and is evaluating documentation from other companies with which the Income Fund has material third party relationships. Such third parties, in addition to the providers of information and non-information technology systems, consist of the Income Fund's transfer agent, and financial institutions. The Income Fund depends on its transfer agent to maintain and track investor information and its financial institutions for availability of cash.

   As of September 15, 1999, the Y2K Team had received responses from approximately 60% of the third parties. All of the responses were in writing. Of the third parties responding, all indicated that they are currently year 2000 compliant or will be year 2000 compliant prior to the year 2000. Although the Y2K Team continues to receive positive responses from the companies with which the Income Fund has third party relationships regarding their year 2000 compliance, we cannot be assured that the third parties have adequately considered the impact of the year 2000.

   In addition, the Y2K Team has requested documentation from the Income Fund's tenants. The Y2K Team is in the process of evaluating the responses and expects to complete this process by October 31, 1999. The Income Fund has also instituted a policy of requiring any new tenants to indicate that their systems are year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000.

 Achieving Year 2000 Compliance

   The Y2K Team has identified and completed upgrades of hardware equipment that was not year 2000 compliant. In addition, the Y2K Team has identified and completed upgrades of software applications that were not year 2000 compliant, although, we cannot be assured that the upgrade solutions provided by the vendors have addressed all possible year 2000 issues.

   The cost for these upgrades and other remedial measures is the responsibility of us and our affiliates. We do not expect that the Income Fund will incur any costs in connection with year 2000 remedial measures.

Assessing the Risks to the Income Fund of Non-Compliance and Developing Contingency Plans

 Risk of Failure of Information and Non-Information Technology Systems Used by the Income Fund

   We believe that the reasonably likely worst case scenario with regard to the information and non-information technology systems used by the Income Fund is the failure of one or more of these systems as a result of year 2000 problems. Because the Income Fund's major source of income is rental payments under long-term triple-net leases, any failure of information or non-information technology systems used by the Income Fund is not expected to have a material impact on the results of operations of the Income Fund. Even if such systems failed, the payment of rent under the Income Fund's leases would not be affected. In addition, the Y2K Team is expected to correct any Y2K problems within the control of us and our affiliates before the year 2000.

   The Y2K Team has determined that a contingency plan to address this risk is not necessary at this time. However, if the Y2K Team identifies additional risks associated with the year 2000 compliance of the information or non-information technology systems used by the Income Fund or if the progress of the Y2K Team in remediating year 2000 problems with such systems deviates from the anticipated timeline, the Y2K Team will develop a contingency plan if deemed necessary at that time.

 Risk of Inability of Transfer Agent to Accurately Maintain Income Fund Records

 We believe that the reasonably likely worst case scenario with regard to the Income Fund's transfer agent is that the transfer agent will fail to achieve year 2000 compliance of its systems and will not be able to accurately maintain the records of the Income Fund. This could result in the inability of the Income Fund to accurately identify its Limited Partners for purposes of distributions, delivery of disclosure materials and transfers of units. The Y2K Team has received certification from the Income Fund's transfer agent of its year 2000 compliance. Despite the positive response from the transfer agent, we cannot be assured that the transfer agent has addressed all possible year 2000 issues.

   The Y2K Team has developed a contingency plan pursuant to which we and our affiliates would maintain the records of the Income Fund manually, in the event that the systems of the transfer agent are not year 2000 compliant. We and our affiliates would have to allocate resources to internally perform the functions of the transfer agent. We do not anticipate that the additional cost of these resources would have a material impact on the results of operations of the Income Fund.

 Risk of Loss of Short-Term Liquidity from Failure of Financial Institutions to Achieve Year 2000 Compliance

   We believe that the reasonably likely worst case scenario with regard to its financial institutions is that some or all of its funds on deposit with such financial institutions may be temporarily unavailable. The Y2K Team has received responses from 93% of the Income Fund's financial institutions indicating that their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. Despite the positive responses from the financial institutions, we cannot be assured that the financial institutions have addressed all possible year 2000 issues. The loss of short-term liquidity could affect the Income Fund's ability to pay its expenses on a current basis. We do not anticipate that a loss of short-term liquidity would have a material impact on the results of operations of the Income Fund.

   Based upon the responses received from the Income Fund's financial institutions and the inability of the Y2K Team to identify a suitable alternative for the deposit of funds that is not subject to potential year 2000 problems, the Y2K Team has determined not to develop a contingency plan to address this risk.

 Risks of Late Payment or Non-Payment of Rent by Tenants

   We believe that the reasonably likely worst case scenario with regard to its tenants is that some of the tenants may make rental payments late as the result of the failure of the tenants to achieve year 2000 compliance of their systems used in the payment of rent, the failure of the tenants' financial institutions to achieve year 2000 compliance, or the temporary disruption of the tenants' businesses. The Y2K Team is in the process of requesting responses from the Income Fund's tenants indicating the extent to which their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. We cannot be assured that the tenants have addressed all possible year 2000 issues. The late payment of rent by one or more tenants would affect the results of operations of the Income Fund in the short-term.

   We are also aware of predictions that the year 2000 problem, if uncorrected, may result in a global economic crisis. We are not able to determine if such predictions are true. A widespread disruption of the economy could affect the ability of the Income Fund's tenants to pay rent and, accordingly, could have a material impact on the results of operations of the Income Fund.

   Because payment of rent is under the control of the Income Fund's tenants, the Y2K Team is not able to develop a contingency plan to address these risks. In the event of late payment or non-payment of rent, we will assess the remedies available to the Income Fund under its lease agreements.

Interest Rate Risk

   The Income Fund has provided fixed rate mortgages to borrowers. The principal amounts outstanding under the mortgage notes totaled $2,049,981 at December 31, 1998. We believe that the estimated fair value of the mortgage notes at December 31, 1998 approximated the outstanding principal amounts.

   The Income Fund is exposed to equity loss in the event of changes in interest rates. The fair value of the mortgage notes would decline if interest rates rise.

   The following table presents the expected cash flows of principal that are sensitive to these changes.

                                                                  Mortgage notes
                                                                   Fixed Rates
                                                                  --------------
1999.............................................................   $   26,987
2000.............................................................    1,042,574
2001.............................................................       50,615
2002.............................................................       56,332
2003.............................................................       62,696
Thereafter.......................................................      810,777
                                                                    ----------
                                                                    $2,049,981
                                                                    ==========

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998........  F-1

Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998........................................................  F-2

Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998........................  F-3

Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998.................................................................  F-4

Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998.............................................  F-5

Report of Independent Certified Public Accountants........................  F-8

Balance Sheets as of December 31, 1998 and 1997...........................  F-9

Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996..................................................................... F-10

Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996............................................................ F-11

Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996..................................................................... F-12

Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................. F-13

Unaudited Pro Forma Financial Information................................. F-24

Unaudited Pro Forma Balance Sheet as of June 30, 1999..................... F-25

Unaudited Pro Forma Statement of Earnings for the Six Months Ended June
 30, 1999................................................................. F-27

Unaudited Pro Forma Statement of Earnings for the Year Ended December 31,
 1998..................................................................... F-29

Unaudited Pro Forma Statement of Cash Flows for the Six Months Ended June
 30, 1999................................................................. F-31

Unaudited Pro Forma Statement of Cash Flows for the Year Ended
 December 31, 1998........................................................ F-33

Notes and Management's Assumptions to Unaudited Pro Forma Financial
 Statements............................................................... F-35

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                        June 30,   December 31,
                                                          1999         1998
                                                       ----------- ------------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $1,879,306 and
 $1,895,755, respectively and allowance for loss on
 land and buildings of $653,851 in 1999 and 1998...... $ 9,635,693 $10,660,128
Net investment in direct financing leases.............   1,690,306   1,708,966
Investment in joint ventures..........................   2,392,506   2,282,012
Mortgage notes receivable, less deferred gain.........     872,380   1,748,060
Cash and cash equivalents.............................   2,393,763     352,648
Receivables, less allowance for doubtful accounts of
 $140,973 and $141,505, respectively..................      36,368      87,490
Prepaid expenses......................................       7,068       1,872
Accrued rental income.................................     270,021     239,963
Other assets..........................................      54,346      54,346
                                                       ----------- -----------
                                                       $17,352,451 $17,135,485
                                                       =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $    75,710 $     7,546
Accrued and escrowed real estate taxes payable........      20,068      10,361
Distributions payable.................................     500,000     500,000
Due to related parties................................     284,333     228,448
Rents paid in advance.................................      23,218       6,112
                                                       ----------- -----------
    Total liabilities.................................     903,329     752,467
Commitments and Contingencies (Note 5)
Minority interest.....................................     146,744     155,916
Partners' capital.....................................  16,302,378  16,227,102
                                                       ----------- -----------
                                                       $17,352,451 $17,135,485
                                                       =========== ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                        Quarter Ended       Six Months Ended
                                           June 30,             June 30,
                                       -----------------  ---------------------
                                         1999     1998       1999       1998
                                       -------- --------  ---------- ----------
Revenues:
  Rental income from operating
   leases............................  $282,637 $285,286  $  575,685 $  611,506
  Earned income from direct financing
   leases............................    45,717   42,802      91,600    102,343
  Interest and other income..........    43,320   72,498     101,974    164,856
                                       -------- --------  ---------- ----------
                                        371,674  400,586     769,259    878,705
                                       -------- --------  ---------- ----------
Expenses:
  General operating and
   administrative....................    34,888   38,763      71,002     77,317
  Bad debt expense...................       --     5,882         --       5,882
  Professional services..............    13,190    6,061      18,582     10,079
  Real estate taxes..................     8,682    9,756      16,487     16,420
  State and other taxes..............       447    1,911       6,404      9,658
  Depreciation.......................    60,067   62,771     124,179    129,977
  Transaction costs..................    59,718      --       91,188        --
                                       -------- --------  ---------- ----------
                                        176,992  125,144     327,842    249,333
                                       ======== ========  ========== ==========
Income Before Minority Interest in
 Loss of Consolidated Joint Venture,
 Equity in Earnings of Unconsolidated
 Joint Ventures, Gain on Sale of
 Land and Buildings and Provision for
 Loss on Land and Building...........   194,682  275,442     441,417    629,372
Minority Interest in Loss of Consoli-
 dated Joint Venture.................     4,787    4,033       9,172      9,450
Equity in Earnings of Unconsolidated
 Joint Ventures......................   172,427   36,882     229,265     72,103
Gain on Sale of Land and Buildings...       309      992     395,422    442,605
Provision for Loss on Land and Build-
 ing.................................       --  (152,633)        --    (152,633)
                                       -------- --------  ---------- ----------
Net Income...........................  $372,205 $164,716  $1,075,276 $1,000,897
                                       ======== ========  ========== ==========
Allocation of Net Income:
  General partners...................  $  3,722 $   (734) $    9,157 $    6,355
  Limited partners...................   368,483  165,450   1,066,119    994,542
                                       -------- --------  ---------- ----------
                                       $372,205 $164,716  $1,075,276 $1,000,897
                                       ======== ========  ========== ==========
Net Income Per Limited Partner Unit..  $   7.37 $   3.31  $    21.32 $    19.89
                                       ======== ========  ========== ==========
Weighted Average Number of Limited
 Partner Units Outstanding...........    50,000   50,000      50,000     50,000
                                       ======== ========  ========== ==========

           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
General partners:
  Beginning balance..............................   $   503,730    $   493,982
  Net income.....................................         9,157          9,748
                                                    -----------    -----------
                                                        512,887        503,730
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    15,723,372     18,026,552
  Net income.....................................     1,066,119      1,535,147
  Distributions ($20.00 and $76.77 per limited
   partner unit, respectively)...................    (1,000,000)    (3,838,327)
                                                    -----------    -----------
                                                     15,789,491     15,723,372
                                                    -----------    -----------
Total partners' capital..........................   $16,302,378    $16,227,102
                                                    ===========    ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                          Six Months Ended
                                                              June 30,
                                                        ----------------------
                                                           1999        1998
                                                        ----------  ----------
Increase (Decrease) in Cash and Cash Equivalents
 Net Cash Provided by Operating Activities............. $  879,145  $  812,900
                                                        ----------  ----------
 Cash Flows from Investing Activities:
  Proceeds from sale of land and buildings.............  1,113,759   2,125,220
  Additions to land and building on operating lease....        --     (125,000)
  Investment in joint venture..........................        --     (437,308)
  Collections on mortgage note receivable..............  1,048,211      10,684
                                                        ----------  ----------
   Net cash provided by investing activities...........  2,161,970   1,573,596
                                                        ----------  ----------
 Cash Flows from Financing Activities:
  Distributions to limited partners.................... (1,000,000) (2,913,327)
                                                        ----------  ----------
   Net cash used in financing activities............... (1,000,000) (2,913,327)
                                                        ----------  ----------
Net Increase (Decrease) in Cash and Cash Equivalents...  2,041,115    (526,831)
Cash and Cash Equivalents at Beginning of Period.......    352,648   1,361,290
                                                        ----------  ----------
Cash and Cash Equivalents at End of Period............. $2,393,763  $  834,459
                                                        ==========  ==========
Supplemental Schedule of Non-Cash Investing and
 Financing Activities:
 Deferred real estate disposition fees incurred and
  unpaid at end of period.............................. $      --   $   65,400
                                                        ==========  ==========
 Distributions declared and unpaid at end of period.... $  500,000  $  500,000
                                                        ==========  ==========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund V, Ltd. (the "Partnership") for the year ended December 31, 1998.

   The Partnership accounts for its 66.5% interest in CNL/Longacre Joint Venture using the consolidation method. Minority interest represents the minority joint venture partner's proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

2. Land and Buildings on Operating Leases:

   During the six months ended June 30, 1999, the Partnership sold its properties in Endicott and Ithaca, New York, to the tenant for a total of $1,125,000 and received net sales proceeds of $1,113,759 resulting in a total gain of $213,503 for financial reporting purposes. These properties were originally acquired by the Partnership in December 1989 and had costs totaling approximately $942,600, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold these properties for a total of approximately $171,200 in excess of their original purchase prices.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998


3. Investment in Joint Ventures:

   In June 1999, Halls Joint Venture, in which the Partnership owns a 48.9% interest, sold its property to the tenant, in accordance with the purchase option under the lease agreement, for $891,915. This resulted in a gain to the joint venture of approximately $239,300 for financial reporting purposes. The property was originally contributed to Halls Joint Venture in February 1990 and had a total cost of approximately $672,000, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the joint venture sold the property for approximately $219,900 in excess of its original purchase price. The following presents the combined, condensed financial information for all of the Partnership's investments in joint ventures at:

                                                       June 30,  December 31,
                                                         1999        1998
                                                      ---------- ------------
   Land and buildings on operating leases, less
    accumulated depreciation......................... $4,188,675  $4,812,568
   Net investment in direct financing lease..........    813,268     817,525
   Cash..............................................     16,469      17,992
   Restricted cash...................................    887,114         --
   Receivables.......................................         46       5,168
   Prepaid expenses..................................        498         458
   Accrued rental income.............................     76,713     112,279
   Liabilities.......................................     44,127      46,398
   Partners' capital.................................  5,938,656   5,719,592
   Revenues..........................................    326,204     555,103
   Gain on sale of property..........................    239,336         --
   Net income........................................    513,794     454,922

   The Partnership recognized income totaling $229,265 and $72,103 for the six months ended June 30, 1999 and 1998, respectively, from these joint venture, $172,427 and $36,882 of which was earned during the quarters ended June 30, 1999 and 1998, respectively.

4. Mortgage Notes Receivable:

   As of December 31, 1998, the Partnership had accepted two promissory notes in connection with the sale of two of its properties. During the six months ended June 30, 1999, the Partnership collected the outstanding balance of $1,043,770 relating to the promissory note accepted in connection with the sale of the property in St. Cloud, Florida, and in connection therewith, the Partnership recognized the remaining gain of $181,610 relating to this property, in accordance with Statement of Financial Accounting Standards
No. 66, "Accounting for Sales of Real Estate."

5. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 1,024,516 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998

$20,212,956 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

6. Concentration of Credit Risk:

   The following schedule presents total rental, earned, and mortgage interest income from individual lessees and borrowers, each representing more than ten percent of the Partnership's total rental, earned, and mortgage interest income (including the Partnership's share of total rental and earned income from joint ventures and properties held as tenants-in-common with affiliates), for each of the six months ended June 30:

                                                                 1999    1998
                                                                ------- -------
     Golden Corral............................................. $97,756 $97,756
     Tony Roma's...............................................  92,190  92,735
     Wendy's Old Fashioned Hamburger Restaurants...............     N/A  86,336

   The information denoted by N/A indicates that for the applicable period presented, the chain did not represent more than ten percent of the Partnership's total rental, earned, and mortgage interest income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains, could significantly impact the results of operations of the Partnership if the Partnership is not able to release the properties in a timely manner.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund V, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund V, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 18, 1999, except for Note 12 for which the date is March 11, 1999 and
 Note 13 for which the date is June 3, 1999

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 land and buildings.................................... $10,660,128 $12,421,143
Net investment in direct financing leases..............   1,708,966   2,277,481
Investment in joint ventures...........................   2,282,012   1,558,709
Mortgage notes receivable, less deferred gain..........   1,748,060   1,758,167
Cash and cash equivalents..............................     352,648   1,361,290
Receivables, less allowance for doubtful accounts of
 $141,505 and $137,892.................................      87,490     108,261
Prepaid expenses.......................................       1,872       9,307
Accrued rental income..................................     239,963     169,726
Other assets...........................................      54,346      54,346
                                                        ----------- -----------
                                                        $17,135,485 $19,718,430
                                                        =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable....................................... $     7,546 $    24,229
Accrued construction costs payable.....................         --      125,000
Accrued and escrowed real estate taxes payable.........      10,361      93,392
Distributions payable..................................     500,000     575,000
Due to related parties.................................     228,448     143,867
Rents paid in advance and deposits.....................       6,112      13,479
                                                        ----------- -----------
    Total liabilities..................................     752,467     974,967
Minority interest......................................     155,916     222,929
Partners' capital......................................  16,227,102  18,520,534
                                                        ----------- -----------
                                                        $17,135,485 $19,718,430
                                                        =========== ===========


                See accompanying notes to financial statements.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                 Year Ended December 31,
                                             ----------------------------------
                                                1998        1997        1996
                                             ----------  ----------  ----------
Revenues:
  Earned income from direct financing
   leases..................................  $1,168,301  $1,343,833  $1,746,021
  Rental income from operating leases......     199,002     157,134     185,552
  Contingent rental income.................     133,179     233,663     130,167
  Interest and other income................     282,795     302,503     147,804
                                             ----------  ----------  ----------
                                              1,783,277   2,037,133   2,209,544
                                             ----------  ----------  ----------
Expenses:
  General operating and administrative.....     166,878     166,346     178,991
  Professional services....................      20,542      23,172      22,605
  Bad debt expense.........................       5,882       9,007         --
  Real estate taxes........................      35,434      39,619      40,711
  State and other taxes....................       9,658      11,897      12,492
  Depreciation and amortization............     267,254     324,431     376,766
  Transaction costs........................      14,644         --          --
                                             ----------  ----------  ----------
                                                520,292     574,472     631,565
                                             ----------  ----------  ----------
Income Before Minority Interest in Loss of
 Consolidated Joint Venture, Equity in
 Earnings Of Unconsolidated Joint Ventures,
 Gain on Sale of Land and Buildings and
 Provision for Loss on Land and Buildings..   1,262,985   1,462,661   1,577,979
Minority interest in Loss of Consolidated
 Joint Venture.............................      67,013      54,622      23,884
Equity in Earnings of Unconsolidated Joint
 Ventures..................................     173,941      56,015      46,452
Gain on Sale of Land and Buildings.........     444,113     409,311      19,369
Provision for Loss on Land and Buildings ..    (403,157)   (250,694)   (239,525)
                                             ----------  ----------  ----------
Net Income.................................  $1,544,895  $1,731,915  $1,428,159
                                             ==========  ==========  ==========
Allocation of Net Income:
  General partners.........................  $    9,748  $   11,809  $   12,513
  Limited partners.........................   1,535,147   1,720,106   1,415,646
                                             ----------  ----------  ----------
                                             $1,544,895  $1,731,915  $1,428,159
                                             ==========  ==========  ==========
Net Income Per Limited Partner Unit........  $    30.70  $    34.40  $    28.31
                                             ==========  ==========  ==========
Weighted Average Number of Limited Partner
 Units Outstanding.........................      50,000      50,000      50,000
                                             ==========  ==========  ==========

                See accompanying notes to financial statements.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                  Years Ended December 31, 1998, 1997 and 1996

                          General Partners                  Limited Partners
                          ----------------- -------------------------------------------------
                                   Accumu-                              Accumu-
                          Contri-   lated     Contri-     Distri-        lated    Syndication
                          butions  Earnings   butions     butions      Earnings      Costs        Total
                          -------- -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1995...................  $ 77,500 $126,460 $25,000,000 $(15,168,240) $12,524,040 $(2,865,000) $19,694,760
Contributions from
 general partner........   159,700      --          --           --           --          --       159,700
Distributions to limited
 partners ($46 per
 limited partner unit)..       --       --          --    (2,300,000)         --          --    (2,300,000)
Net income..............       --    12,513         --           --     1,415,646         --     1,428,159
                          -------- -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1996...................   237,200  138,973  25,000,000  (17,468,240)  13,939,686  (2,865,000)  18,982,619
Contributions from
 general partner........   106,000      --          --           --           --          --       106,000
Distributions to limited
 partners ($46 per
 limited partner unit)..       --       --          --    (2,300,000)         --          --    (2,300,000)
Net income..............       --    11,809         --           --     1,720,106         --     1,731,915
                          -------- -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1997...................   343,200  150,782  25,000,000  (19,768,240)  15,659,792  (2,865,000)  18,520,534
Distributions to limited
 partners ($77 per
 limited partner unit)..       --       --          --    (3,838,327)         --          --    (3,838,327)
Net income..............       --     9,748         --           --     1,535,147         --     1,544,895
                          -------- -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1998...................  $343,200 $160,530 $25,000,000 $(23,606,567) $17,194,939 $(2,865,000) $16,227,102
                          ======== ======== =========== ============  =========== ===========  ===========


                See accompanying notes to financial statements.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
 Cash received from tenants.............  $ 1,490,412  $ 1,771,467  $ 2,083,722
 Distributions from unconsolidated joint
  ventures..............................      215,839       53,176       53,782
 Cash paid for expenses.................     (331,363)    (305,341)    (161,730)
 Interest received......................      274,847      293,929      127,971
                                          -----------  -----------  -----------
  Net cash provided by operating
   activities...........................    1,649,735    1,813,231    2,103,745
                                          -----------  -----------  -----------
 Cash Flows from Investing Activities:
 Proceeds from sale of land and
  buildings.............................    2,125,220    5,271,796      100,000
 Additions to land and buildings on
  operating leases......................     (125,000)  (1,900,790)         --
 Investment in direct financing leases..          --      (911,072)         --
 Investment in joint ventures...........     (765,201)  (1,090,062)         --
 Collections on mortgage notes
  receivable............................       19,931        9,265        6,712
 Other..................................          --           --       (26,287)
                                          -----------  -----------  -----------
  Net cash provided by investing
   activities...........................    1,254,950    1,379,137       80,425
                                          -----------  -----------  -----------
 Cash Flows from Financing Activities:
 Contributions from general partner.....          --       106,000      159,700
 Distributions to limited partners......   (3,913,327)  (2,300,000)  (2,300,000)
                                          -----------  -----------  -----------
  Net cash used in financing
   activities...........................   (3,913,327)  (2,194,000)  (2,140,300)
                                          -----------  -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................   (1,008,642)     998,368       43,870
Cash and Cash Equivalents at Beginning
 of Year................................    1,361,290      362,922      319,052
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $   352,648  $ 1,361,290  $   362,922
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income.............................  $ 1,544,895  $ 1,731,915  $ 1,428,159
                                          -----------  -----------  -----------
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
 Bad debt expense.......................        5,882        9,007          --
 Depreciation...........................      267,254      324,431      376,766
 Minority interest in loss of
  consolidated joint venture............      (67,013)     (54,622)     (23,884)
 Equity in earnings of unconsolidated
  joint ventures, net of distributions..       41,898       (2,839)       7,330
 Gain on sale of land and buildings.....     (444,113)    (409,311)     (19,369)
 Provisions for loss on land and
  buildings.............................      403,157      250,694      239,525
 Decrease in net investment in direct
  financing leases......................       38,017       42,682       46,387
 Decrease (increase) in accrued interest
  on mortgage note receivable...........       (6,533)       6,788       (9,414)
 Decrease (increase) in receivables.....       17,333      (43,006)      10,270
 Decrease in prepaid expenses...........        7,435        1,109        1,505
 Increase in accrued rental income......      (70,237)     (19,527)     (27,875)
 Increase (decrease) in accounts payable
  and accrued expenses..................     (100,554)     (12,509)      32,032
 Increase (decrease) in due to related
  parties...............................       19,181      (13,322)      59,945
 Increase (decrease) in rents paid in
  advance and deposits..................       (6,867)       1,741      (17,632)
                                          -----------  -----------  -----------
  Total adjustments.....................      104,840       81,316      675,586
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 1,649,735  $ 1,813,231  $ 2,103,745
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Investing and Financing Activities:
 Mortgage note accepted in connection
  with sale of land and buildings.......  $       --   $       --   $ 1,057,299
                                          ===========  ===========  ===========
 Deferred real estate disposition fees
  incurred and unpaid at end of year....  $    65,400  $       --   $    34,500
                                          ===========  ===========  ===========
 Distributions declared and unpaid at
  December 31...........................  $   500,000  $   575,000  $   575,000
                                          ===========  ===========  ===========

                See accompanying notes to financial statements.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                  Years Ended December 31, 1998, 1997 and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund V, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note 4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income are considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

decrease rental or other income or increase bad debt expense for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership accounts for its 66.5% interest in CNL/Longacre Joint Venture, a Florida general partnership, using the consolidation method. Minority interest represents the minority joint venture partner's proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

   The Partnership accounts for its interest in Cocoa Joint Venture, Halls Joint Venture, RTO Joint Venture and a property in each of Mesa, Arizona and Vancouver, Washington, held as tenants-in-common with affiliates, using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and properties.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

   Reclassification--Certain items in the prior years' financial statements have been reclassified to conform to 1998 presentation. These reclassifications had no effect on partners' capital or net income.

2. Leases:

   The Partnership leases its land and buildings primarily to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." The leases generally are classified as operating leases;

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

however, some leases have been classified as direct financing leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant generally pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to five successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                         1998         1997
                                                      -----------  -----------
     Land............................................ $ 5,352,136  $ 6,069,665
     Buildings.......................................   7,857,598    8,546,530
                                                      -----------  -----------
                                                       13,209,734   14,616,195
     Less accumulated depreciation...................  (1,895,755)  (1,944,358)
                                                      -----------  -----------
                                                       11,313,979   12,671,837
     Less allowance for loss on land and buildings...    (653,851)    (250,694)
                                                      -----------  -----------
                                                      $10,660,128  $12,421,143
                                                      ===========  ===========

   In January 1997, the Partnership sold its property in Franklin, Tennessee, to the tenant for $980,000 and received net sales proceeds of $960,741. Since the Partnership had established an allowance for loss on land and building as of December 31, 1996, no loss was recognized during 1997 as a result of the sale. The Partnership used $360,000 of the net sales proceeds to pay liabilities of the Partnership, including quarterly distributions to the limited partners.

   In June 1997, the Partnership entered into an operating agreement for the property located in South Haven, Michigan, with an operator to operate the property as an Arby's restaurant. In connection therewith, the Partnership used approximately $120,400 of the net sales proceeds from the sale of the property in Franklin, Tennessee, for conversion costs associated with the Arby's property. The Partnership reinvested the majority of the remaining net sales proceeds in additional properties.

   During 1997, the Partnership sold its properties in Salem, New Hampshire; Port St. Lucie, Florida; and Tampa, Florida for a total of $3,365,172 and received net sales proceeds totalling $3,291,566 resulting in a total gain of $447,521 for financial reporting purposes. These properties were originally acquired by the Partnership in 1989 and had total costs of approximately $2,934,400, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the properties for approximately $357,300 in excess of their original purchase prices. The Partnership reinvested the majority of net sales proceeds in additional properties.

   In November 1997, the Partnership sold its property in Richmond, Indiana, to a third party for $400,000 and received net sales proceeds of $385,179. As a result of this transaction, the Partnership recognized a loss of $141,567 for financial reporting purposes. In December 1997, the Partnership reinvested the net sales proceeds in a property located in Vancouver, Washington, as tenants-in-common with affiliates of the general partners (see Note 5).

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

   During the year ended December 31, 1998, the Partnership sold its properties in Port Orange, Florida, and Tyler, Texas to the tenants for a total of $2,180,000 and received net sales proceeds totalling $2,125,220, resulting in a total gain of $440,822 for financial reporting purposes. These properties were originally acquired by the Partnership in 1988 and 1989 and had costs totaling approximately $1,791,300, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold these properties for a total of approximately $333,900 in excess of their original purchase prices. In connection with the sale of the properties, the Partnership incurred deferred, subordinated, real estate disposition fees of $65,400 (see Note 10).

   In July 1997, the Partnership entered into a new lease for the property in Connorsville, Indiana, with a new tenant to operate the property as an Arby's restaurant. In connection therewith, during 1998, the Partnership paid $125,000 in renovation costs.

   In 1997, the Partnership established an allowance for loss on land and buildings of $250,694, for financial reporting purposes, relating to the properties in Belding, Michigan and Lebanon, New Hampshire. Due to the fact that the Partnership has not been able to successfully re-lease these properties, the Partnership increased the allowance by $155,612 for the property in Belding, Michigan, and $122,875 for the property in Lebanon, New Hampshire, owned by the Partnership's consolidated joint venture, CNL/Longacre Joint Venture at December 31, 1998. In addition, at December 31, 1998, the Partnership established an allowance for loss on land and building of $124,670 relating to the property located in Daleville, Indiana, due to the fact that the tenant terminated the lease with the Partnership. The allowances represent the difference between the net carrying values of the properties at December 31, 1998 and current estimates of net realizable values for these properties.

   Some leases provide for escalating guaranteed minimum rents throughout the lease terms. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997, and 1996, the Partnership recognized $70,237, $19,527, and
$27,875, respectively, of such rental income.

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

     1999........................................................... $ 1,087,538
     2000...........................................................   1,101,658
     2001...........................................................   1,075,591
     2002...........................................................     987,031
     2003...........................................................     999,957
     Thereafter.....................................................   8,250,965
                                                                     -----------
                                                                     $13,502,740
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant gross sales.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                            1998        1997
                                                         ----------  ----------
     Minimum lease payments receivable.................. $3,260,110  $4,213,033
     Estimated residual values..........................    566,502     806,792
     Less unearned income............................... (2,117,646) (2,742,344)
                                                         ----------  ----------
     Net investment in direct financing leases.......... $1,708,966  $2,277,481
                                                         ==========  ==========

   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

     1999............................................................ $  220,518
     2000............................................................    220,518
     2001............................................................    220,518
     2002............................................................    220,518
     2003............................................................    220,518
     Thereafter......................................................  2,157,520
                                                                      ----------
                                                                      $3,260,110
                                                                      ==========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

   In May 1997, the Partnership sold its property in Smyrna, Tennessee, to a third party for $655,000 and received net sales proceeds of $634,310, resulting in a gain of $101,995 for financial reporting purposes. This property was originally acquired by the Partnership in March 1989 and had a cost of approximately $569,500, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $64,800 in excess of its original purchase price. The Partnership used approximately $82,500 of the net sales proceeds to pay liabilities of the Partnership, including quarterly distributions to the limited partners. In addition, the Partnership reinvested the remaining net sales proceeds in additional properties as tenants-in-common with affiliates of the general partners.

   In June 1998, the Partnership terminated its lease with the tenant of the property in Daleville, Indiana. As a result, the Partnership reclassified these assets from net investment in direct financing lease to land and building on operating lease. In accordance with Statement of Financial Accounting Standards #13, "Accounting for Leases," the Partnership recorded the reclassified assets at the lower of original cost, present fair value, or present carrying value. No loss on termination of direct financing lease was recorded for financial reporting purposes.

5. Investment in Joint Ventures:

   As of December 31, 1998, the Partnership had a 43 percent and a 48.9% interest in the profits and losses of Cocoa Joint Venture and Halls Joint Venture, respectively. The remaining interests in these joint ventures are held by affiliates of the Partnership which have the same general partners.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   In October 1997, the Partnership used a portion of the net sales proceeds from the sale of the Property in Smyrna, Tennessee to acquire a property in Mesa, Arizona, as tenants-in-common with an affiliate of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 42.09% interest in this property.

   In addition, in December 1997, the Partnership used some or all of the net sales proceeds from the sales of the Properties in Franklin, Tennessee; Richmond, Indiana, and Smyrna, Tennessee to acquire a property in Vancouver, Washington, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 27.78% interest in this property.

   In May, 1998, the Partnership entered into a joint venture arrangement, RTO Joint Venture, with an affiliate of the general partners, to construct and hold one restaurant property. Construction was completed and rent commenced in December 1998. As of December 31, 1998, the Partnership had contributed $766,746 to the joint venture. The Partnership holds a 53.12% interest in the profits and losses of the joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with an affiliate.

   Cocoa Joint Venture, Halls Joint Venture, RTO Joint Venture and the Partnership and affiliates as tenants-in-common in two separate tenancy-in-common arrangements, each own and lease one property to an operator of national fast-food or family-style restaurants.

   The following presents the combined condensed financial information for all of the Partnership's investments in joint ventures at December 31:

                                                           1998       1997
                                                        ---------- ----------
   Land and buildings on operating leases, less
    accumulated depreciation........................... $4,812,568 $4,277,972
   Net investment in direct financing lease............    817,525        --
   Cash................................................     17,992     24,994
   Receivables.........................................      5,168      4,417
   Prepaid expenses....................................        458        270
   Accrued rental income...............................    112,279     68,819
   Liabilities.........................................     46,398      1,250
   Partners' capital...................................  5,719,592  4,375,222
   Revenues............................................    555,103    151,242
   Net income..........................................    454,922    121,605

   The Partnership recognized income totaling $173,941, $56,015, and $46,452 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures.

6. Mortgage Notes Receivable:

   In connection with the sale in 1995 of its property in Myrtle Beach, South Carolina, the Partnership accepted a promissory note in the principal sum of $1,040,000, collateralized by a mortgage on the property. The promissory note bears interest at 10.25% per annum and is being collected in 59 equal monthly

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

installments of $9,319, including interest, with a balloon payment of $991,332 due in July 2000. As a result of this sale being accounted for using the installment sales method for financial reporting purposes as required by Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate," the Partnership recognized a gain of $1,134, $1,024, and $924 for the years ended December 31, 1998, 1997, and 1996, respectively.

   In addition, in connection with the sale in 1996 of its property in St. Cloud, Florida, the Partnership accepted a promissory note in the principal sum of $1,057,299, representing the balance of the sales price of $1,050,000 plus tenant closing costs in the amount of $7,299 that the Partnership financed on behalf of the tenant. The note is collateralized by a mortgage on the property. The promissory note bears interest at a rate of 10.75% per annum and was being collected in 12 monthly installments of interest only, and thereafter in 168 equal monthly installments of principal and interest. As a result of this sale being accounted for using the installment sales method for financial reporting purposes as required by Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate," the Partnership recognized a gain of $2,157, $338, and $18,445 for the years ended December 31, 1998, 1997, and 1996, respectively.

   The mortgage notes receivable consisted of the following at December 31:

                                                          1998        1997
                                                       ----------  ----------
     Principal balance................................ $2,049,981  $2,069,912
     Accrued interest receivable......................     17,945      11,412
     Less deferred gains on sale of land and build-
      ings............................................   (319,866)   (323,157)
                                                       ----------  ----------
                                                       $1,748,060  $1,758,167
                                                       ==========  ==========

   The general partners believe that the estimated fair values of mortgage notes receivable at December 31, 1998 and 1997, approximate the outstanding principal amount based on estimated current rates at which similar loans would be made to borrowers with similar credit and for similar maturities.

7. Receivables:

   In June 1997, the Partnership terminated the leases with the tenant of the properties in Connorsville and Richmond, Indiana. In connection therewith, the Partnership accepted a promissory note from the former tenant for $35,297 for amounts relating to past due real estate taxes the Partnership had accrued as a result of the former tenant's financial difficulties. The promissory note is uncollateralized, bears interest at a rate of ten percent per annum, and is being collected in 36 monthly installments. Receivables at December 31, 1998 and 1997, included $25,783 and $37,099, respectively of such amounts, including accrued interest of $1,802 in 1997.

8. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their adjusted capital contributions (the "10% Preferred Return").

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their 10% Preferred Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners.

   Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the year ended December 31, 1998, the Partnership declared distributions to the limited partners of $3,838,327, and during each of the years ended December 31, 1997 and 1996, the Partnership distributed $2,300,000. Distributions for 1998 included $1,838,327 as a result of the distribution of net sales proceeds from the 1997 and 1998 sales of the properties in Tampa and Port Orange, Florida. This amount was applied toward the limited partners' 10% Preferred Return. No distributions have been made to the general partners to date.

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


9. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                                1998        1997        1996
                                             ----------  ----------  ----------
     Net income for financial reporting
      purposes.............................  $1,544,895  $1,731,915  $1,428,159
     Depreciation for tax reporting
      purposes less than (in excess of)
      depreciation for financial
      reporting purposes...................      18,802     (23,618)    (28,058)
     Gain on disposition of land and
      buildings for financial reporting
      purposes in excess of gain for tax
      reporting purposes...................     (16,347)   (354,648)     (1,606)
     Allowance for loss on land and
      buildings............................     403,157     250,694     239,525
     Direct financing leases recorded as
      operating leases for tax reporting
      purposes.............................      38,017      42,682      46,387
     Equity in earnings of unconsolidated
      joint ventures for tax reporting
      purposes in excess of (less than)
      equity in earnings of unconsolidated
      joint ventures for financial
      reporting purposes...................      10,795      (1,914)     (1,900)
     Capitalization of transaction costs
      for tax reporting purposes...........      14,644         --          --
     Allowance for doubtful accounts.......       3,613     100,149      33,254
     Accrued rental income.................     (70,237)    (19,527)    (27,875)
     Capitalization of administrative
      expenses for tax reporting purposes..      22,990         --          --
     Rents paid in advance.................      (6,867)      1,241     (17,632)
     Minority interest in temporary
      differences of consolidated joint
      venture..............................     (84,622)    (41,515)       (343)
     Other.................................       1,705      36,721         --
                                             ----------  ----------  ----------
     Net income for federal income tax
      purposes.............................  $1,880,545  $1,722,180  $1,669,911
                                             ==========  ==========  ==========

10. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate an annual, noncumulative, subordinated management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures, but not in excess of competitive fees for comparable services in the same geographic area. These fees will be incurred and will be payable only after the limited partners receive their 10% Preferred Return. Due to the fact that these fees are noncumulative, if the limited partners do not

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

receive their 10% Preferred Return in any particular year, no management fees will be due or payable for such year. As a result of such threshold, no management fees were incurred during the years ended December 1998, 1997, and 1996.

   The Affiliate of the Partnership is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 10% Preferred Return, plus their adjusted capital contributions. During the years ended December 31, 1998 and 1996, the Partnership incurred a deferred, subordinated real estate disposition fee of $65,400 and $34,500, respectively, as the result of the sale of the properties during 1998 and 1996, respectively. No deferred, subordinated real estate disposition fee was incurred for the year ended December 31, 1997 due to the reinvestment of net sales proceeds in additional properties.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $94,611, $80,145, and $83,563 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   During 1997, the Partnership and an affiliate of the general partners acquired a property in Mesa, Arizona, as tenants-in-common for a purchase price of $1,084,111 (of which the Partnership contributed $460,911 or 42.23%) from CNL BB Corp., also an affiliate of the general partners. CNL BB Corp. had purchased and temporarily held title to this property in order to facilitate the acquisition of the property by the Partnership. The purchase price paid by the Partnership represented the Partnership's percent of interest in the costs incurred by CNL BB Corp. to acquire and carry the property, including closing costs.

   The due to related parties consisted of the following at December 31:

                                                                1998     1997
                                                              -------- --------
     Due to Affiliates:
       Expenditures incurred on behalf of the Partnership.... $ 77,907 $ 67,106
       Accounting and administrative services................   50,641   42,261
       Deferred, subordinated real estate disposition fee....   99,900   34,500
                                                              -------- --------
                                                              $228,448 $143,867
                                                              ======== ========

11. Concentration of Credit Risk:

   The following schedule presents total rental and earned income (including mortgage interest income) from individual lessees, or affiliated groups of lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership share of total rental and earned income from unconsolidated joint ventures and the properties held as tenants-in-common with affiliates), for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
     Golden Corral Corporation...................... $195,511 $195,511 $    N/A
     Shoney's, Inc..................................      N/A  229,795  241,119

                            CNL INCOME FUND V, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   In addition, the following schedule presents total rental and earned income (including mortgage interest income) from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income and mortgage interest income (including the Partnership's share of total rental and earned income from joint ventures and the properties held as tenants-in-common with affiliates) for each of the years ended December 31:

                                                      1998     1997     1996
                                                    -------- -------- --------
     Wendy's Old Fashioned Hamburger Restaurant.... $220,347 $302,253 $293,817
     Golden Corral Family Steakhouse...............  195,511      N/A      N/A
     Denny's.......................................      N/A  312,510  310,021
     Perkins.......................................      N/A  228,492  268,939

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income (including mortgage interest income).

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains, could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

12. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 2,049,031 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $20,212,956 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

13. Reverse Stock Split:

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 12 being adjusted to 1,024,516 shares.

             UNAUDITED PRO FORMA FINANCIAL INFORMATION OF APF

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                          CNL Income Fund V, Ltd.

   The following unaudited pro forma financial information with respect to APF gives effect to the acquisition of properties, the acquisition of CNL Fund Advisors, Inc. (the "Advisor" or "CFA") and the CNL Restaurant Financial Services Group, and the acquisition of the Income Fund (the acquisition of the Income Fund is referred to as the "Acquisition"), and is based on estimates and assumptions set forth below in the notes to such information which included pro forma adjustments. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF, the historical combined financial information of the Income Fund, the Advisor and CNL Restaurant Financial Services Group (shown separately as CNL Financial Services, Inc. ("CFS") and CNL Financial Corporation ("CFC")) and should be read in conjunction with the selected historical financial data and accompanying notes of APF, Income Fund, Advisor and CNL Restaurant Financial Services Group. The pro forma balance sheet assumes that the Acquisition occurred on June 30, 1999, and the pro forma consolidated statements of earnings and statements of cash flows assume that the acquisition of properties by APF from January 1, 1998 through July 31, 1999, the acquisition of the Advisor, the CNL Restaurant Financial Services Group and the Acquisition occurred on January 1, 1998.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partners elected to receive notes in the Acquisition. The assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Acquisition had been effected on the dates indicated or of the results which may be obtained in the future.




   See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund V, Ltd.

                              As of June 30, 1999

                                          Property                                Historical
                                        Acquisition                                  CNL        Historical
                           Historical    Pro Forma                   Historical   Financial    CNL Financial
                              APF       Adjustments      Subtotal     Advisor   Services, Inc.     Corp.        Subtotal
                          ------------  ------------   ------------  ---------- -------------- ------------- --------------
Assets:
Land and Building on
 operating leases (net
 depreciation)..........  $569,567,003   $3,369,856(A) $572,936,859  $        0   $        0   $          0  $  572,936,859
Net Investment in Direct
 Financing Leases.......   132,179,949            0     132,179,949           0            0              0     132,179,949
Mortgages and Notes
 Receivable.............    63,351,507            0      63,351,507           0            0    290,522,671     353,874,178
Other Investments.......    16,197,812            0      16,197,812           0            0      6,361,082      22,558,894
Investment In Joint
 Ventures...............     1,081,046            0       1,081,046           0            0              0       1,081,046
Cash and Cash
 Equivalents............    18,764,033            0(A)   18,764,033     333,295      639,036      1,767,517      21,503,881
Restricted
 Cash/Certificates of
 Deposit................     2,006,690            0       2,006,690           0            0      2,482,041       4,488,731
Receivables (net
 allowances)/Due from
 Related Party..........       649,972            0         649,972   8,668,738    5,417,084      1,125,933      15,861,727
Accrued Rental Income...     5,875,698            0       5,875,698           0            0              0       5,875,698
Other Assets............    12,551,632            0      12,551,632     405,214      313,486      2,479,317      15,749,649
Goodwill................             0            0               0           0            0              0               0
                          ------------   ----------    ------------  ----------   ----------   ------------  --------------
 Total Assets...........  $822,225,342   $3,369,856    $825,595,198  $9,407,247   $6,369,606   $304,738,561  $1,146,110,612
                          ============   ==========    ============  ==========   ==========   ============  ==============
Liabilities and Equity:
Accounts Payable and
 Accrued Liabilities....  $  2,105,725   $        0    $  2,105,725  $  673,437   $  311,969   $  2,013,172  $    5,104,303
Accrued Construction
 Costs Payable..........     9,745,014            0       9,745,014           0            0              0       9,745,014
Distributions Payable...             0            0               0           0            0              0               0
Due to Related Parties..     1,444,444            0       1,444,444           0      500,981     30,170,185      32,115,610
Income Tax Payable......             0            0               0      51,466       16,906        274,485         342,857
Line of Credit/Notes
 payable................   149,000,000    3,369,856(A)  152,369,856     351,869            0    267,685,382     420,407,107
Deferred Income.........     2,466,355            0       2,466,355           0            0              0       2,466,355
Rents Paid in Advance...     1,617,367            0       1,617,367           0            0              0       1,617,367
Minority Interest.......       644,611            0         644,611           0            0              0         644,611
Common Stock............       373,484            0         373,484           0            0              0         373,484
Common Stock--Class A...             0            0               0       6,400        2,000            200           8,600
Common Stock--Class B...             0            0               0       3,600          724            501           4,825
Additional Paid-in-
 capital................   669,997,715            0     669,997,715   3,328,376    5,303,503      3,937,095     682,566,689

Accumulated
 distributions in excess
 of net earnings........   (15,169,373)           0     (15,169,373)  4,992,099      233,523        657,541      (9,286,210)
Partners' Capital.......             0            0               0           0            0              0               0
                          ------------   ----------    ------------  ----------   ----------   ------------  --------------
 Total Liabilities and
  Equity................  $822,225,342   $3,369,856    $825,595,198  $9,407,247   $6,369,606   $304,738,561  $1,146,110,612
                          ============   ==========    ============  ==========   ==========   ============  ==============
Wtd. Avg. Shares
 Outstanding............    37,347,883                                                                                    0
                          ============
Shares Outstanding......    37,348,464
                          ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund V, Ltd.

                              As of June 30, 1999


                           Combining                          Historical
                           Pro Forma            Combined      CNL Income   Pro Forma           Adjusted
                          Adjustments             APF        Fund V, Ltd. Adjustments         Pro Forma
                          ------------       --------------  ------------ ------------      --------------
Assets:
Land and Building on
 operating leases (net
 depreciation)..........  $          0       $  572,936,859  $ 9,635,693  $  2,962,347 (B2) $  585,534,899
Net Investment in Direct
 Financing
 Leases.................             0          132,179,949    1,690,306       755,836 (B2)    134,626,091
Mortgages and Notes
 Receivable.............             0          353,874,178      872,380             0         354,746,558
Other Investments.......             0           22,558,894            0             0          22,558,894
Investment In Joint
 Ventures...............             0            1,081,046    2,392,506       523,830 (B2)      3,997,382
Cash and Cash
 Equivalents............    (10,193,830)(B1)     11,310,051    2,393,763    (1,698,170)(B2)     11,732,644
                                                                              (273,000)(B2)
Restricted
 Cash/Certificates of
 Deposit................             0            4,488,731            0             0           4,488,731
Receivables (net
 allowances)/Due from
 Related Party..........    (6,614,629)(C)        9,247,098       36,368      (284,333)(E)       8,999,133
Accrued Rental Income...             0            5,875,698      270,021      (270,021)(B2)      5,875,698
Other Assets............    (2,575,792)(B1)      13,173,857       61,414       (61,414)(B2)     13,173,857
Goodwill................    43,335,909 (B1)      43,335,909            0             0          43,335,909
                          ------------       --------------  -----------  ------------      --------------
 Total Assets...........  $ 23,951,658       $1,170,062,270  $17,352,451  $  1,655,075      $1,189,069,796
                          ============       ==============  ===========  ============      ==============
Liabilities and Equity:
Accounts Payable and
 Accrued Liabilities....  $          0       $    5,104,303  $    95,778  $          0      $    5,200,081
Accrued Construction
 Costs Payable..........             0            9,745,014            0             0           9,745,014
Distributions Payable...             0                    0      500,000             0             500,000
Due to Related Parties..    (6,614,629)(C)       25,500,981      284,333      (284,333)(E)      25,500,981
Income Tax Payable......      (342,857)(D)                0            0             0                   0
Line of Credit/Notes
 payable................             0          420,407,107            0             0         420,407,107
Deferred Income.........             0            2,466,355            0             0           2,466,355
Rents Paid in Advance...             0            1,617,367       23,218             0           1,640,585
Minority Interest.......             0              644,611      146,744             0             791,355
Common Stock............        61,500 (B1)         434,984            0        10,109 (B2)        445,093
Common Stock--Class A...        (8,600)(B1)               0            0             0                   0
Common Stock--Class B...        (4,825)(B1)               0            0             0                   0
Additional Paid-in-
 capital................   122,938,500 (B1)     792,936,215            0    18,231,677 (B2)    811,167,892
                           (12,568,974)(B1)
Accumulated
 distributions in excess
 of net earnings........    (5,883,163)(B1)     (88,794,667)           0             0         (88,794,667)
                           (73,968,151)(B1)
                               342,857 (D)
Partners' Capital.......             0                    0   16,302,378   (16,302,378)(B2)              0
                          ------------       --------------  -----------  ------------      --------------
 Total Liabilities and
  Equity................  $ 23,951,658       $1,170,062,270  $17,352,451  $  1,655,075      $1,189,069,796
                          ============       ==============  ===========  ============      ==============
Wtd. Avg. Shares
 Outstanding............                                                                        44,508,749
                                                                                            ==============
Shares Outstanding......                                                                        44,509,330
                                                                                            ==============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund V, Ltd.

                     For the Six Months Ended June 30, 1999

                                                                               Historical
                                        Property                                  CNL      Historical
                                       Acquisition                             Financial       CNL
                          Historical    Pro Forma                  Historical  Services,    Financial
                              APF      Adjustments     Subtotal     Advisor       Inc.        Corp.      Subtotal
                          -----------  -----------    -----------  ----------  ----------  -----------  -----------
Revenues:
 Rental and Earned
  Income................  $27,900,894  $3,056,620(a)  $30,957,514  $        0  $        0  $         0  $30,957,514
 Fees...................            0           0               0   9,454,036   2,963,154       11,511   12,428,701
 Interest and Other
  Income................    4,249,461           0       4,249,461      87,570     249,258   11,539,080   16,125,369
                          -----------  ----------     -----------  ----------  ----------  -----------  -----------
 Total Revenue..........   32,150,355   3,056,620      35,206,975   9,541,606   3,212,412   11,550,591  $59,511,584
Expenses:
 General and
  Administrative........    2,244,408           0       2,244,408   5,405,130   2,441,151      263,524   10,354,213
 Management and Advisory
  Fees..................    1,681,870           0       1,681,870           0           0    1,231,905    2,913,775
 Fees Paid to Related
  Parties...............            0           0               0      88,949     689,425            0      778,374
 Interest Expense.......            0           0               0      92,707           0   10,294,499   10,387,206
 State Taxes............      464,966           0         464,966           0           0            0      464,966
 Depreciation--Other....            0           0               0      77,130      39,032            0      116,162
 Depreciation--
  Property..............    3,701,974     967,179(a)    4,669,153           0           0            0    4,669,153
 Amortization...........        9,700           0           9,700          36           0            0        9,736
 Transaction Costs......      483,005           0         483,005           0           0            0      483,005
                          -----------  ----------     -----------  ----------  ----------  -----------  -----------
 Total Expenses.........    8,585,923     967,179       9,553,102   5,663,952   3,169,608   11,789,928   30,176,590
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties ..   23,564,432   2,089,441      25,653,873   3,877,654      42,804     (239,337) $29,334,994
 Equity in Earnings of
  Joint
  Ventures/Minority
  Interest..............       31,241           0          31,241           0           0            0       31,241
 Gain (Loss) on Sale of
  Properties............     (201,843)          0        (201,843)          0           0            0     (201,843)
 Provision for Losses on
  Properties............     (540,522)          0        (540,522)          0           0            0     (540,522)
                          -----------  ----------     -----------  ----------  ----------  -----------  -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   22,853,308   2,089,441      24,942,749   3,877,654      42,804     (239,337)  28,623,870
 Benefit/(Provision) for
  Federal Income Taxes..            0           0               0  (1,595,036)    (16,906)      86,202   (1,525,740)
                          -----------  ----------     -----------  ----------  ----------  -----------  -----------
Net Earnings (Losses)...  $22,853,308  $2,089,441     $24,942,749  $2,282,618  $   25,898  $  (153,135) $27,098,130
                          ===========  ==========     ===========  ==========  ==========  ===========  ===========
Earnings Per
 Share/Unit.............  $      0.61  $      n/a     $       n/a  $      n/a  $      n/a  $       n/a  $       n/a
                          ===========  ==========     ===========  ==========  ==========  ===========  ===========
Wtd. Avg. Shares
 Outstanding............   37,347,883           0      37,347,883         n/a         n/a          n/a   37,347,883
                          ===========  ==========     ===========  ==========  ==========  ===========  ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund V, Ltd.

                     For the Six Months Ended June 30, 1999

                           Combining                       Historical
                           Pro Forma          Combined     CNL Income   Pro Forma         Adjusted
                          Adjustments            APF      Fund V, Ltd. Adjustments        Pro Forma
                          -----------        -----------  ------------ -----------       -----------
Revenues:
 Rental and Earned
  Income................  $         0        $30,957,514   $  667,285   $  10,354 (j)    $31,635,153
 Fees...................   (9,812,516)(b)(c)   2,616,185            0     (25,994)(k)      2,590,191
 Interest and Other
  Income................      144,014 (d)     16,269,383      101,974           0         16,371,357
                          -----------        -----------   ----------   ---------        -----------
 Total Revenue..........   (9,668,502)        49,843,082      769,259     (15,640)        50,596,701
Expenses:
 General and
  Administrative........     (774,311)(e)      9,579,902      106,071     (51,185)(l)(m)   9,634,788
 Management and Advisory
  Fees..................   (2,913,775)(f)              0            0           0 (n)              0
 Fees Paid to Related
  Parties...............     (743,673)(g)         34,701            0           0             34,701
 Interest Expense.......            0         10,387,206            0           0         10,387,206
 State Taxes............            0            464,966        6,404       3,935 (o)        475,305
 Depreciation--Other....            0            116,162            0           0            116,162
 Depreciation--
  Property..............            0          4,669,153      124,179      58,156 (p)      4,851,488
 Amortization...........    1,083,398 (h)      1,093,134            0           0          1,093,134
 Transaction Costs......            0            483,005       91,188           0            574,193
                          -----------        -----------   ----------   ---------        -----------
 Total Expenses.........   (3,348,361)        26,828,229      327,842      10,906         27,166,977
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...   (6,320,141)        23,014,853      441,417     (26,546)        23,429,724
 Equity in Earnings of
  Joint
  Ventures/Minority
  Interest..............            0             31,241      238,437     (17,456)(q)        252,222
 Gain (Loss) on Sale of
  Properties............            0           (201,843)     395,422           0            193,579
 Provision for Losses on
  Properties............            0           (540,522)           0           0           (540,522)
                          -----------        -----------   ----------   ---------        -----------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........   (6,320,141)        22,303,729    1,075,276     (44,002)        23,335,003
 Benefit/(Provision) for
  Federal Income Taxes..    1,525,740 (i)              0            0           0                  0
                          -----------        -----------   ----------   ---------        -----------
Net Earnings (Losses)...  $(4,794,401)       $22,303,729   $1,075,276   $ (44,002)       $23,335,003
                          ===========        ===========   ==========   =========        ===========
Earnings Per
 Share/Unit.............  $       n/a        $       n/a   $    21.51   $     n/a        $      0.52
                          ===========        ===========   ==========   =========        ===========
Wtd. Avg. Shares
 Outstanding............    6,150,000         43,497,883          n/a   1,010,866         44,508,749 (r)
                          ===========        ===========   ==========   =========        ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund V, Ltd.

                      For The Year Ended December 31, 1998

                                        Property                                  Historical
                                       Acquisition                                   CNL        Historical
                          Historical    Pro Forma                  Historical     Financial    CNL Financial
                              APF      Adjustments     Subtotal      Advisor    Services, Inc.     Corp.       Subtotal
                          -----------  -----------    -----------  -----------  -------------- ------------- ------------
Revenues:
 Rental and Earned
  Income................  $33,129,661  $22,951,799(a) $56,081,460  $         0    $       0     $        0   $ 56,081,460
 Fees...................            0            0              0   28,904,063    6,619,064        418,904     35,942,031
 Interest and Other
  Income................    9,057,376            0      9,057,376      145,016      574,078     22,238,311     32,014,781
                          -----------  -----------    -----------  -----------    ---------     ----------   ------------
 Total Revenue..........   42,187,037   22,951,799     65,138,836   29,049,079    7,193,142     22,657,215    124,038,272
Expenses:
 General and
  Administrative........    2,798,481            0      2,798,481    9,843,409    6,114,276      1,425,109     20,181,275
 Management and Advisory
  Fees..................    1,851,004            0      1,851,004            0            0      2,807,430      4,658,434
 Fees to Related
  Parties...............            0            0              0    1,247,278    1,773,406              0      3,020,684
 Interest Expense.......            0            0              0      148,415            0     21,350,174     21,498,589
 State Taxes............      548,320            0        548,320       19,126            0              0        567,446
 Depreciation--Other....            0            0              0      119,923       79,234              0        199,157
 Depreciation--
  Property..............    4,042,290    6,246,947(a)  10,289,237            0            0              0     10,289,237
 Amortization...........       11,808            0         11,808       57,077            0         95,116        164,001
 Transaction Costs......      157,054            0        157,054            0            0              0        157,054
                          -----------  -----------    -----------  -----------    ---------     ----------   ------------
 Total Expenses.........    9,408,957    6,246,947     15,655,904   11,435,228    7,966,916     25,677,829     60,735,877
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Provision for Losses on
 Properties and Gain on
 Securitization.........   32,778,080   16,704,852     49,482,932   17,613,851    (773,774)     (3,020,614)    63,302,395
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............      (14,138)           0        (14,138)           0            0              0        (14,138)
 Gain (Loss) on Sale of
  Properties............            0            0              0            0            0              0              0
 Gain on
  Securitization........            0            0              0            0            0      3,694,351      3,694,351
 Provision for Losses on
  Properties............     (611,534)           0       (611,534)           0            0              0       (611,534)
                          -----------  -----------    -----------  -----------    ---------     ----------   ------------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........   32,152,408   16,704,852     48,857,260   17,613,851     (773,774)       673,737     66,371,074
 Benefit/(Provision) for
  Federal Income Taxes..            0            0              0   (6,957,472)     305,641       (246,603)    (6,898,434)
                          -----------  -----------    -----------  -----------    ---------     ----------   ------------
Net Earnings (Losses)...  $32,152,408  $16,704,852    $48,857,260  $10,656,379    $(468,133)    $  427,134   $ 59,472,640
                          ===========  ===========    ===========  ===========    =========     ==========   ============
Earnings Per
 Share/Unit.............  $      1.21  $       n/a    $       n/a  $       n/a    $     n/a     $      n/a   $        n/a
                          ===========  ===========    ===========  ===========    =========     ==========   ============
Wtd. Avg. Shares
 Outstanding............   26,648,219    6,981,616     33,629,835          n/a          n/a            n/a     33,629,835
                          ===========  ===========    ===========  ===========    =========     ==========   ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund V, Ltd.

                      For The Year Ended December 31, 1998

                            Combining                         Historical
                            Pro Forma            Combined     CNL Income   Pro Forma          Adjusted
                           Adjustments              APF      Fund V, Ltd. Adjustments         Pro Forma
                          -------------         -----------  ------------ -----------        -----------
Revenues:
 Rental and Earned
  Income................  $           0         $56,081,460   $1,500,482      20,708 (j)     $57,602,650
 Fees...................    (32,715,768)(b),(c)   3,226,263            0     (28,720)(k)       3,197,543
 Interest and Other
  Income................        207,144 (d)      32,221,925      282,795           0          32,504,720
                          -------------         -----------   ----------   ---------         -----------
 Total Revenue..........    (32,508,624)         91,529,648    1,783,277      (8,012)         93,304,913
Expenses:
 General and
  Administrative........     (4,241,719)(e)      15,939,556      228,736     (70,394)(l),(m)  16,097,898
 Management and Advisory
  Fees..................     (4,658,434)(f)               0            0           0 (n)               0
 Fees to Related
  Parties...............     (2,161,897)(g)         858,787            0           0             858,787
 Interest Expense.......              0          21,498,589            0           0          21,498,589
 State Taxes............              0             567,446        9,658       6,299 (o)         583,403
 Depreciation--Other....              0             199,157            0           0             199,157
 Depreciation--
  Property..............       (340,898)(r)       9,948,339      267,254     116,311 (p)      10,331,904
 Amortization...........      2,166,795 (h)       2,330,796            0           0           2,330,796
 Transaction Costs......              0             157,054       14,644           0             171,698
                          -------------         -----------   ----------   ---------         -----------
 Total Expenses.........     (9,236,153)         51,499,724      520,292      52,216          52,072,232
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Provision for Losses on
 Properties and Gain on
 Securitization.........    (23,272,471)         40,029,924    1,262,985     (60,228)         41,232,681
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............              0             (14,138)     240,954     (34,911)(q)         191,905
 Gain (Loss) on Sale of
  Properties............              0                   0      444,113           0             444,113
 Gain on
  Securitization........              0           3,694,351            0           0           3,694,351
 Provision for Losses on
  Properties............              0            (611,534)    (403,157)          0          (1,014,691)
                          -------------         -----------   ----------   ---------         -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...    (23,272,471)         43,098,603    1,544,895     (95,139)         44,548,359
 Benefit/(Provision) for
  Federal Income Taxes..      6,898,434 (i)               0            0           0                   0
                          -------------         -----------   ----------   ---------         -----------
Net Earnings (Losses)...  $ (16,374,037)        $43,098,603   $1,544,895   $ (95,139)        $44,548,359
                          =============         ===========   ==========   =========         ===========
Earnings Per
 Share/Unit.............  $         n/a         $       n/a   $    30.90   $     n/a         $      1.09
                          =============         ===========   ==========   =========         ===========
Wtd. Avg. Shares
 Outstanding............      6,150,000          39,779,835          n/a   1,010,866          40,790,701 (s)
                          =============         ===========   ==========   =========         ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund V, Ltd.
                     For the Six Months Ended June 30, 1999

                                       Property                                    Historical    Historical
                                      Acquisition                                     CNL           CNL
                        Historical     Pro Forma                    Historical     Financial     Financial
                            APF       Adjustments      Subtotal       Advisor    Services, Inc.    Corp.        Subtotal
                       -------------  -----------    -------------  -----------  -------------- ------------  -------------
Cash Flows from
 Operating
 Activities:
Net Income (loss)...   $  22,853,308  $ 2,089,441(a) $  24,942,749  $ 2,282,618    $  25,898    $   (153,135) $  27,098,130
Adjustments to
 reconcile net
 income to net cash
 provided by
 operating
 activities:
 Depreciation.......       3,701,974      967,179(b)     4,669,153       77,130       28,372               0      4,774,655
 Amortization
  expense...........           9,700            0            9,700           36            0         900,017        909,753
 Minority interest
  in income of
  consolidated joint
  venture...........          17,610            0           17,610            0            0               0         17,610
 Equity in earnings
  of joint ventures,
  net of
  distributions.....          25,120            0           25,120            0            0               0         25,120
 Loss (gain) on sale
  of land,
  buildings, and net
  investment in
  direct financing
  leases............         201,843            0          201,843            0            0               0        201,843
 Provision for loss
  on land,
  buildings, and
  direct financing
  leases............         540,522            0          540,522            0            0         (96,475)       444,047
 Gain on
  securitization....               0            0                0            0            0               0              0
 Net cash proceeds
  from
  securitization of
  notes receivable..               0            0                0            0            0               0              0
 Decrease (increase)
  in other
  receivables.......        (229,916)           0         (229,916)  (1,904,704)           0         (67,340)    (2,201,960)
 Increase in accrued
  interest income
  included in notes
  receivable........               0            0                0            0            0               0              0
 Decrease (increase)
  in accrued
  interest on
  mortgage note
  receivable........               0            0                0            0            0        (183,569)      (183,569)
 Investment in notes
  receivable........               0            0                0            0            0     (88,701,265)   (88,701,265)
 Collections on
  notes receivable..               0            0                0            0            0       9,662,971      9,662,971
 Increase in
  restricted cash...               0            0                0            0            0      (2,031,259)    (2,031,259)
 Decrease in due
  from related
  party.............               0            0                0            0     (193,244)         81,412       (111,832)
 Decrease (increase)
  in prepaid
  expenses..........        (320,425)           0         (320,425)           0            0               0       (320,425)
 Decrease in net
  investment in
  direct financing
  leases............         721,624            0          721,624            0            0               0        721,624
 Increase in accrued
  rental income.....      (1,915,785)           0       (1,915,785)           0            0               0     (1,915,785)
 Decrease (increase)
  in intangibles and
  other assets......               0            0                0      (36,946)           0         (51,848)       (88,794)
 Increase (decrease)
  in accounts
  payable, accrued
  expenses and other
  liabilities.......         135,281            0          135,281     (691,686)    (201,744)         94,671       (663,478)
 Increase (decrease)
  in due to related
  parties, excluding
  reimbursement of
  acquisition, and
  stock issuance
  costs paid on
  behalf of the
  entity............         575,868            0          575,868       (8,810)      18,669               0        585,727
 Decrease in accrued
  interest..........               0            0                0            0            0         (57,986)       (57,986)
 Increase in rents
  paid in advance
  and deposits......         663,096            0          663,096            0        3,623               0        666,719
 Increase (decrease)
  in deferred rental
  income............       1,276,472            0        1,276,472            0            0               0      1,276,472
                       -------------  -----------    -------------  -----------    ---------    ------------  -------------
 Total adjustments..       5,402,984      967,179        6,370,163   (2,564,980)    (344,324)    (80,450,671)   (76,989,812)
                       -------------  -----------    -------------  -----------    ---------    ------------  -------------
 Net cash provided
  by (used in)
  operating
  activities........      28,256,292    3,056,620       31,312,912     (282,362)    (318,426)    (80,603,806)   (49,891,682)
Cash Flows from
 Investing
 Activities:
 Proceeds from sale
  of land,
  buildings, direct
  financing leases,
  and equipment.....       3,673,907            0        3,673,907       22,157            0               0      3,696,064
 Additions to land
  and buildings on
  operating leases..    (170,153,724) 121,715,562(f)   (48,438,162)           0      (20,873)              0    (48,459,035)
 Investment in
  direct financing
  leases............     (44,186,644)           0      (44,186,644)           0            0               0    (44,186,644)
 Investment in joint
  venture...........        (117,663)           0         (117,663)           0            0               0       (117,663)
 Acquisition of
  businesses........               0            0                0            0            0               0              0
 Purchase of other
  investments.......               0            0                0            0            0               0              0
 Net loss in market
  value from
  investments in
  trading
  securities........               0            0                0            0            0               0              0
 Proceeds from
  retained interest
  and securities,
  excluding
  investment
  income............               0            0                0            0            0         182,607        182,607
 Investment in
  mortgage notes
  receivable........      (2,596,244)           0       (2,596,244)           0            0               0     (2,596,244)
 Collections on
  mortgage note
  receivable........         224,373            0          224,373            0            0               0        224,373
 Investment in notes
  receivable........     (22,358,869)           0      (22,358,869)           0            0               0    (22,358,869)
 Collection on notes
  receivable........         626,959            0          626,959            0            0               0        626,959
 Decrease in
  restricted cash...               0            0                0            0            0               0              0
 Increase in
  intangibles and
  other assets......      (3,198,326)           0       (3,198,326)           0            0               0     (3,198,326)
 Investment in
  certificates of
  deposit...........               0            0                0            0            0               0              0
 Other..............               0            0                0            0            0               0              0
                       -------------  -----------    -------------  -----------    ---------    ------------  -------------
 Net cash provided
  by (used in)
  investing
  activities........    (238,086,231) 121,715,562     (116,370,669)      22,157      (20,873)        182,607   (116,186,778)
Cash Flows from
 Financing
 Activities:
 Subscriptions
  received from
  stockholders......         210,736            0          210,736            0       20,570               0        231,306
 Contributions from
  limited partners..               0            0                0            0            0               0              0
 Contributions from
  holder of minority
  interest..........         366,289            0          366,289            0            0               0        366,289
 Reimbursement of
  acquisition and
  stock issuance
  costs paid by
  related parties on
  behalf of the
  entity............      (1,258,062)           0       (1,258,062)           0            0               0     (1,258,062)
 Payment of stock
  issuance costs....        (735,785)           0         (735,785)           0            0               0       (735,785)
 Proceeds from
  borrowing on line
  of credit/notes
  payable...........     151,437,245            0      151,437,245            0            0      94,272,038    245,709,283
 Payment on line of
  credit/notes
  payable...........     (12,580,289)           0      (12,580,289)           0       (4,808)    (14,428,254)   (27,013,351)
 Retirement of
  shares of common
  stock.............               0            0                0            0            0               0              0
 Distributions to
  holders of
  minority
  interest..........         (21,105)           0          (21,105)           0            0               0        (21,105)
 Distributions to
  stockholders/limited
  partners..........     (28,476,150)           0      (28,476,150)    (119,808)           0               0    (28,595,958)
 Other..............      (3,548,744)           0       (3,548,744)           0            0        (181,146)    (3,729,890)
                       -------------  -----------    -------------  -----------    ---------    ------------  -------------
 Net cash provided
  by (used in)
  financing
  activities........     105,394,135            0      105,394,135     (119,808)      15,762      79,662,638    184,952,727
Net increase in
 cash...............    (104,435,804) 124,772,182       20,336,378     (380,013)    (323,537)       (758,561)    18,874,267
Cash at beginning of
 year...............     123,199,837  (98,763,763)      24,436,074      713,308      962,573       2,526,078     28,638,033
                       -------------  -----------    -------------  -----------    ---------    ------------  -------------
Cash at end of
 year...............   $  18,764,033  $26,008,419    $  44,772,452  $   333,295    $ 639,036    $  1,767,517  $  47,512,300
                       =============  ===========    =============  ===========    =========    ============  =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund V, Ltd.

                     For the Six Months Ended June 30, 1999


                           Combining                      Historical
                           Pro Forma        Combined      CNL Income   Proforma         Adjusted
                          Adjustments          APF       Fund V, Ltd. Adjustments      Pro Forma
                          -----------     -------------  ------------ -----------     ------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $(4,794,401)(a) $  22,303,729   $1,075,276  $   (44,002)(a) $ 23,335,003
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
 Depreciation...........            0         4,774,655      124,179       58,156 (b)    4,956,990
 Amortization expense...    1,083,398 (c)     1,993,151            0            0        1,993,151
 Minority interest in
  income of consolidated
  joint venture.........            0            17,610       (9,172)           0            8,438
 Equity in earnings of
  joint ventures, net of
  distributions.........            0            25,120     (110,494)      17,456 (d)      (67,918)
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases................            0           201,843     (395,422)           0         (193,579)
 Provision for loss on
  land, buildings, and
  direct financing
  leases................            0           444,047            0            0          444,047
 Gain on
  securitization........            0                 0            0            0                0
 Net cash proceeds from
  securitization of
  notes receivable......            0                 0            0            0                0
 Decrease (increase) in
  other receivables.....            0        (2,201,960)      51,122            0       (2,150,838)
 Increase in accrued
  interest income
  included in notes
  receivable............            0                 0            0            0                0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............            0          (183,569)       9,388            0         (174,181)
 Investment in notes
  receivable............            0       (88,701,265)           0            0      (88,701,265)
 Collections on notes
  receivable............            0         9,662,971            0            0        9,662,971
 Increase in restricted
  cash..................            0        (2,031,259)           0            0       (2,031,259)
 Decrease in due from
  related party.........            0          (111,832)           0            0         (111,832)
 Decrease (increase) in
  prepaid expenses......            0          (320,425)      (5,196)           0         (325,621)
 Decrease in net
  investment in direct
  financing leases......            0           721,624       18,660            0          740,284
 Increase in accrued
  rental income.........            0        (1,915,785)     (30,058)           0       (1,945,843)
 Decrease (increase) in
  intangibles and other
  assets................            0           (88,794)           0            0          (88,794)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....            0          (663.478)      77,871            0         (585,607)
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..            0           585,727       55,885            0          641,612
 Decrease in accrued
  interest..............            0           (57,986)           0            0          (57,986)
Increase in rents paid
 in advance and
 deposits...............            0           666,719       17,106            0          683,825
 Increase (decrease) in
  deferred rental
  income................            0         1,276,472            0            0        1,276,472
                          -----------     -------------   ----------  -----------     ------------
 Total adjustments......    1,083,398       (75,906,414)    (196,131)      75,612      (76,026,933)
                          -----------     -------------   ----------  -----------     ------------
 Net cash provided by
  (used in) operating
  activities............   (3,711,003)      (53,602,685)     879,145       31,610      (52,691,930)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............            0         3,696,064    1,113,759            0        4,809,823
 Additions to land and
  buildings on operating
  leases................    4,452,252 (e)   (44,006,783)           0            0      (44,006,783)
 Investment in direct
  financing leases......            0       (44,186,644)           0            0      (44,186,644)
 Investment in joint
  venture...............            0          (117,663)           0            0         (117,663)
 Acquisition of
  businesses............            0                 0            0            0                0
 Purchase of other
  investments...........            0                 0            0            0                0
 Net loss in market
  value from investments
  in trading
  securities............            0                 0            0            0                0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....            0           182,607            0            0          182,607
 Investment in mortgage
  notes receivable......            0        (2,596,244)           0            0       (2,596,244)
 Collections on mortgage
  note receivable.......            0           224,373    1,048,211            0        1,272,584
 Investment in notes
  receivable............            0       (22,358,869)           0            0      (22,358,869)
 Collection on notes
  receivable............            0           626,959            0            0          626,959
 Decrease in restricted
  cash..................            0                 0            0            0                0
 Increase in intangibles
  and other assets......            0        (3,198,326)           0            0       (3,198,326)
 Investment in
  certificates of
  deposit...............            0                 0            0            0                0
 Other..................            0                 0            0            0                0
                          -----------     -------------   ----------  -----------     ------------
 Net cash provided by
  (used in) investing
  activities............    4,452,252      (111,734,526)   2,161,970            0     (109,572,556)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....            0           231,306            0            0          231,306
 Contributions from
  limited partners......            0                 0            0            0                0
 Contributions from
  holder of minority
  interest..............            0           366,289            0            0          366,289
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..            0        (1,258,062)           0            0       (1,258,062)
 Payment of stock
  issuance costs........            0          (735,785)           0            0         (735,785)
 Proceeds from borrowing
  on line of
  credit/notes payable..            0       245,709,283            0            0      245,709,283
 Payment on line of
  credit/notes payable..            0       (27,013,351)           0            0      (27,013,351)
 Retirement of shares of
  common stock..........            0                 0            0            0                0
 Distributions to
  holders of minority
  interest..............            0           (21,105)           0            0          (21,105)
 Distributions to
  stockholders/limited
  partners .............            0       (28,595,958)  (1,000,000)           0     (29, 595,958)
 Other..................            0        (3,729,890)           0            0       (3,729,890)
                          -----------     -------------   ----------  -----------     ------------
 Net cash provided by
  (used in) financing
  activities............            0       184,952,727   (1,000,000)           0      183,952,727
Net increase in cash....      741,249        19,615,516    2,041,115       31,610       21,688,241
Cash at beginning of
 year...................   (2,947,584)       25,690,449      352,648   (1,915,087)      24,128,010
                          -----------     -------------   ----------  -----------     ------------
Cash at end of year.....  $(2,206,335)    $  45,305,965   $2,393,763  $(1,883,477)    $ 45,816,251
                          ===========     =============   ==========  ===========     ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund V, Ltd.

                      For the Year Ended December 31, 1998

                                                                                    Historical
                                          Property                                     CNL       Historical
                                        Acquisition                                 Financial       CNL
                           Historical    Pro Forma                     Historical   Services,    Financial
                              APF       Adjustments        Subtotal      Advisor       Inc.        Corp.        Subtotal
                          ------------  ------------     ------------  -----------  ----------  ------------  -------------
 Cash Flows from
  Operating Activities:
 Net Income (loss).....   $ 32,152,408  $ 16,704,852 (a) $ 48,857,260  $10,656,379  $ (468,133) $    427,134  $  59,472,640
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
 Depreciation..........      4,042,290     6,246,947 (b)   10,289,237      119,923      79,234             0     10,488,394
 Amortization expense..         11,808             0           11,808       56,003           0     2,246,273      2,314,084
 Minority interest in
  income of
  consolidated joint
  venture..............         30,156             0           30,156            0           0             0         30,156
 Equity in earnings of
  joint ventures, net
  of distributions.....        (15,440)            0          (15,440)           0           0             0       (15,440)
 Loss (gain) on sale of
  land, building, net
  investment in direct
  financing leases.....              0             0                0            0           0             0              0
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes.......        611,534             0          611,534            0           0       398,042      1,009,576
 Gain on
  securitization.......              0             0                0            0           0    (3,356,538)    (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable.....              0             0                0            0           0   265,871,668    265,871,668
 Decrease (increase) in
  other receivables....        899,572             0          899,572   (3,896,090)          0       453,105     (2,543,413)
 Increase in accrued
  interest income
  included in notes
  receivable...........              0             0                0            0           0      (170,492)      (170,492)
 Increase in accrued
  interest on mortgage
  note receivable......              0             0                0            0           0             0              0
 Investment in notes
  receivable...........              0             0                0            0           0  (288,590,674)  (288,590,674)
 Collections on notes
  receivable...........              0             0                0            0           0    23,539,641     23,539,641
 Decrease in restricted
  cash.................              0             0                0            0           0     2,504,091      2,504,091
 Decrease (increase) in
  due from related
  party................              0             0                0            0      89,839    (1,043,527)      (953,688)
 Increase in prepaid
  expenses.............              0             0                0            0       7,246             0          7,246
 Decrease in net
  investment in direct
  financing leases.....      1,971,634             0        1,971,634            0           0             0      1,971,634
 Increase in accrued
  rental income........     (2,187,652)            0       (2,187,652)           0           0             0     (2,187,652)
 Increase in
  intangibles and other
  assets...............        (29,477)            0          (29,477)     (44,716)    (20,635)      (59,523)      (154,351)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities....        467,972             0          467,972      156,317     325,898      (103,507)       846,680
 Increase in due to
  related parties,
  excluding
  reimbursement of
  acquisition, and
  stock issuance costs
  paid on behalf of the
  entity...............         31,255             0           31,255            0    (164,619)            0       (133,364)
 Increase in accrued
  interest.............              0             0                0            0           0       (77,968)       (77,968)
 Increase in rents paid
  in advance and
  deposits.............        436,843             0          436,843            0           0             0        436,843
 Decrease in deferred
  rental income........        693,372             0          693,372            0           0             0        693,372
                          ------------  ------------     ------------  -----------  ----------  ------------  -------------
  Total adjustments....      6,963,867     6,246,947       13,210,814   (3,608,563)    316,963     1,610,591     11,529,805
                          ------------  ------------     ------------  -----------  ----------  ------------  -------------
  Net cash provided by
   (used in) operating
   activities..........     39,116,275    22,951,799       62,068,074    7,047,816    (151,170)    2,037,725     71,002,445
 Cash Flows from
  Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment............      2,385,941             0        2,385,941            0           0             0      2,385,941
 Additions to land and    (200,101,667)                  (325,187,085)    (381,671)   (236,372)            0   (325,805,128)
  buildings on                            (3,369,856)(e)
  operating leases.....                 (121,715,562)(i)
 Investment in direct
  financing leases.....    (47,115,435)            0      (47,115,435)           0           0             0    (47,115,435)
 Investment in joint
  venture..............       (974,696)            0         (974,696)           0           0             0       (974,696)
 Acquisition of
  businesses...........              0             0                0                                                     0
 Purchase of other
  investments..........    (16,083,055)            0      (16,083,055)           0           0             0    (16,083,055)
 Net loss in market
  value from
  investments in
  trading securities...              0             0                0            0           0       295,514        295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment income....              0             0                0            0           0       212,821        212,821
 Investment in mortgage
  notes receivable.....     (2,886,648)            0       (2,886,648)           0           0             0     (2,886,648)
 Collections on
  mortgage note
  receivable...........        291,990             0          291,990            0           0             0        291,990
 Investment in
  equipment notes
  receivable...........     (7,837,750)            0       (7,837,750)           0           0             0     (7,837,750)
 Collections on
  equipment notes
  receivable...........      1,263,633             0        1,263,633    1,783,240           0             0      3,046,873
 Decrease in restricted
  cash.................              0             0                0            0           0             0              0
 Increase in
  intangibles and other
  assets...............     (6,281,069)            0       (6,281,069)           0           0             0     (6,281,069)
 Other.................              0             0                0      200,000           0             0        200,000
                          ------------  ------------     ------------  -----------  ----------  ------------  -------------
  Net cash provided by
   (used in) investing
   activities..........   (277,338,756) (125,085,418)    (402,424,174)   1,601,569    (236,372)      508,335   (400,550,642)
 Cash Flows from
  Financing Activities:
 Subscriptions received
  from stockholders....    385,523,966             0      385,523,966      966,115      51,830        50,100    386,592,011
 Contributions from
  limited partners.....              0             0                0            0           0             0              0
 Reimbursement of
  acquisition and stock
  issuance costs paid
  by related parties on
  behalf of the
  entity...............     (4,574,925)            0       (4,574,925)           0           0             0     (4,574,925)
 Payment of stock
  issuance costs.......    (34,579,650)            0      (34,579,650)           0           0             0    (34,579,650)
 Proceeds from
  borrowing on line of
  credit/notes
  payable..............      7,692,040     3,369,856 (e)   11,061,896      198,296           0   413,555,624    424,815,816
 Payment on line of
  credit/notes
  payable..............         (8,039)            0           (8,039)           0           0  (411,805,787)  (411,813,826)
 Retirement of shares
  of common stock......       (639,528)            0         (639,528)           0           0             0       (639,528)
 Distributions to
  holders of minority
  interest.............        (34,073)            0          (34,073)           0           0             0        (34,073)
 Distributions to
  stockholders/limited
  partners.............    (39,449,149)            0      (39,449,149)  (9,364,488)          0             0    (48,813,637)
 Other.................        (95,101)            0          (95,101)           0          24    (2,500,011)    (2,595,088)
                          ------------  ------------     ------------  -----------  ----------  ------------  -------------
  Net cash provided by
   (used in) financing
   activities..........    313,835,541     3,369,856      317,205,397   (8,200,077)     51,854      (700,074)   308,357,100
 Net increase
  (decrease) in cash...     75,613,060   (98,763,763)     (23,150,703)     449,308    (335,688)    1,845,986    (21,191,097)
 Cash at beginning of
  year.................     47,586,777             0       47,586,777      264,000   1,298,261       680,092     49,829,130
                          ------------  ------------     ------------  -----------  ----------  ------------  -------------
 Cash at end of year...   $123,199,837   (98,763,763)    $ 24,436,074      713,308     962,573     2,526,078  $  28,638,033
                          ============  ============     ============  ===========  ==========  ============  =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund V, Ltd.

                      For the Year Ended December 31, 1998

                           Combining                     Historical
                           Pro Forma        Combined     CNL Income   Proforma         Adjusted
                          Adjustments         APF       Fund V, Ltd. Adjustments      Pro Forma
                          -----------     ------------  ------------ -----------     ------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  (16,374,037)(a) $ 43,098,603   $1,544,895     (95,139)(a)  $ 44,548,359
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation...........     (340,898)(b)   10,147,496      267,254     116,311(b)     10,531,061
 Amortization expense...    2,166,795 (c)    4,480,879            0           0         4,480,879
 Minority interest in
  income of consolidated
  joint venture.........            0           30,156      (67,013)          0           (36,857)
 Equity in earnings of
  joint ventures, net of
  distributions.........            0          (15,440)      41,898      34,911(d)         61,369
 Loss (gain) on sale of
  land, building, net
  investment in direct
  financing leases......            0                0    (444,113)           0          (444,113)
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes........            0        1,009,576      403,157           0         1,412,733
 Gain on
  securitization........            0       (3,356,538)           0           0        (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable......            0      265,871,668            0           0       265,871,668
 Decrease (increase) in
  other receivables.....            0       (2,543,413)      23,215           0        (2,520,198)
 Increase in accrued
  interest income
  included in notes
  receivable............            0         (170,492)           0           0          (170,492)
 Increase in accrued
  interest on mortgage
  note receivable.......            0                0       (6,533)          0            (6,533)
 Investment in notes
  receivable............            0     (288,590,674)           0           0      (288,590,674)
 Collections on notes
  receivable............            0       23,539,641            0           0        23,539,641
 Decrease in restricted
  cash..................            0        2,504,091            0           0         2,504,091
 Decrease (increase) in
  due from related
  party.................            0         (953,688)           0           0          (953,688)
 Increase in prepaid
  expenses..............            0            7,246        7,435           0            14,681
 Decrease in net
  investment in direct
  financing leases......            0        1,971,634       38,017           0         2,009,651
 Increase in accrued
  rental income.........            0       (2,187,652)     (70,237)          0        (2,257,889)
 Increase in intangibles
  and other assets......            0         (154,351)           0           0          (154,351)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other
  liabilities...........            0          846,680     (100,554)          0           746,126
 Increase in due to
  related parties,
  excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..            0         (133,364)      19,181           0          (114,183)
 Increase in accrued
  interest..............            0          (77,968)           0           0           (77,968)
 Increase in rents paid
  in advance and
  deposits..............            0          436,843       (6,867)          0           429,976
 Decrease in deferred
  rental income.........            0          693,372            0           0           693,372
                          -----------     ------------   ----------  ----------      ------------
 Total adjustments......    1,825,897       13,355,702      104,840     151,222        13,611,764
                          -----------     ------------   ----------  ----------      ------------
 Net cash provided by
  (used in) operating
  activities............  (14,548,140)      56,454,305    1,649,735      56,083        58,160,123
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............            0        2,385,941    2,125,220           0         4,511,161
 Additions to land and
  buildings on operating
  leases................   21,794,386 (h) (304,010,742)    (125,000)          0      (304,135,742)
 Investment in direct
  financing leases......            0      (47,115,435)           0           0       (47,115,435)
 Investment in joint
  venture...............            0         (974,696)    (765,201)          0        (1,739,897)
 Acquisition of
  businesses............  (10,193,830)(f)  (10,193,830)           0  (1,698,170)(g)   (12,165,000)
                                                                  0    (273,000)(g)
 Purchase of other
  investments...........            0      (16,083,055)           0           0       (16,083,055)
 Net loss in market
  value from investments
  in trading
  securities............            0          295,514            0           0           295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....            0          212,821            0           0           212,821
 Investment in mortgage
  notes receivable......            0       (2,886,648)           0           0        (2,886,648)
 Collections on mortgage
  note receivable.......            0          291,990       19,931           0           311,921
 Investment in equipment
  notes receivable......            0       (7,837,750)           0           0        (7,837,750)
 Collections on
  equipment notes
  receivable............            0        3,046,873            0           0         3,046,873
 Decrease in restricted
  cash..................            0                0            0           0                 0
 Increase in intangibles
  and other assets......            0       (6,281,069)           0           0        (6,281,069)
 Other..................            0          200,000            0           0           200,000
                          -----------     ------------   ----------  ----------      ------------
 Net cash provided by
  (used in) investing
  activities............   11,600,556     (388,950,086)   1,254,950  (1,971,170)     (389,666,306)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....            0      386,592,011            0           0       386,592,011
 Contributions from
  limited partners......            0                0            0           0                 0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..            0       (4,574,925)           0           0        (4,574,925)
 Payment of stock
  issuance costs........            0      (34,579,650)           0           0       (34,579,650)
 Proceeds from borrowing
  on line of
  credit/notes payable..            0      424,815,816            0           0       424,815,816
 Payment on line of
  credit/notes payable..            0     (411,813,826)           0           0      (411,813,826)
 Retirement of shares of
  common stock..........            0         (639,528)           0           0          (639,528)
 Distributions to
  holders of minority
  interest..............            0          (34,073)           0           0           (34,073)
 Distributions to
  stockholders/limited
  partners..............            0      (48,813,637)  (3,913,327)          0       (52,726,964)
 Other..................            0       (2,595,088)           0           0        (2,595,088)
                          -----------     ------------   ----------  ----------      ------------
 Net cash provided by
  (used in) financing
  activities............            0      308,357,100   (3,913,327)          0       304,443,773
Net increase (decrease)
 in cash................   (2,947,584)     (24,138,681)  (1,008,642) (1,915,087)      (27,062,410)
Cash at beginning of
 year...................            0       49,829,130    1,361,290           0        51,190,420
                          -----------     ------------   ----------  ----------      ------------
Cash at end of year.....   (2,947,584)      25,690,449   $  352,648  (1,915,087)     $ 24,128,010
                          ===========     ============   ==========  ==========      ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                         PRO FORMA FINANCIAL STATEMENTS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund V, Ltd.

1. Basis of Presentation

   The Pro Forma Balance Sheet as of June 30, 1999 reflects the transactions of the acquisition of the Advisor and CNL Restaurant Financial Services Group as set forth in this consent solicitation. The Pro Forma Statements of Earnings for the six months ended June 30, 1999, and for the year ended December 31, 1998, have been prepared to reflect (a) the issuance of additional shares and the property acquisitions completed from January 1, 1998 through July 31, 1999 and (b) the acquisition of the Advisor and CNL Restaurant Financial Services Group and the Acquisition of the Income Fund. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF and the historical combined financial information of the Advisor, CNL Restaurant Financial Services Group and the Income Fund and should be read in conjunction with the selected historical financial data and accompanying notes of APF, the Advisor the CNL Restaurant Financial Services Group and the Income Fund. The Pro Forma Balance Sheet was prepared as if the transactions described above occurred on June 30, 1999. The Pro Forma Statements of Earnings were prepared as if the transactions described above occurred as of January 1, 1998. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the transactions described above had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all material adjustments necessary to reflect the recurring effects of the transactions described above have been made.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partner elected the note option. This assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   The Pro Forma Balance Sheet and Pro Forma Statements of Earnings assume the issuance of the APF Shares relating to the purchase of the Advisor and the CNL Restaurant Financial Services Group without regard to a provision that provides for 1,000,000 APF Shares to be placed in escrow pending achievement of certain levels of property acquisition and/or mortgage loan origination. This presentation was selected in order to present both the most dilutive results as well as what management believes is the most likely result based on current information.

2. Method of Accounting

   The acquisition of the CNL Restaurant Financial Services Group and the Income Fund will be accounted for under the purchase accounting method. APF will recognize goodwill to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. As for the acquisition of the Advisor from a related party, APF will expense the costs incurred in acquiring the Advisor to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. The excess purchase price will be recorded as an expense on APF's consolidated statements of earnings.

   All significant intercompany balances and transactions between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund have been eliminated in the pro forma financial statements.

3. Reverse Stock Split

   In May 1999, the stockholders of APF approved a proposal for a one-for-two reverse stock split at the annual stockholder meeting. All information relating to shares outstanding and per share information has been restated for all periods presented.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund V, Ltd.


4. Adjustments to Pro Forma Balance Sheet

   The following describes the pro forma adjustments to the Pro Forma Balance Sheet as of June 30, 1999, as if the Acquisition was consummated on such date. For purposes of the pro forma financial statements, it is assumed that at a special meeting of stockholders for APF, the stockholders of APF approved a proposal for an amendment to its Articles of Incorporation to increase the number of authorized shares to an amount necessary to enable APF to issue the shares for the Acquisition.

  (A) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma properties acquired from April 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (B) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                               CNL
                                            Financial
                                            Services
                                 Advisor      Group     Income Fund     Total
                               ----------- -----------  -----------  ------------
     Fair Value of
      Consideration
      Received...............  $82,298,626 $50,895,204  $20,212,956  $153,406,786
                               =========== ===========  ===========  ============

     Share Consideration.....  $76,000,000 $47,000,000  $18,241,786  $141,241,786
     Cash Consideration......          --          --       273,000       273,000
     APF Transaction Costs...    6,298,626   3,895,204    1,698,170    11,892,000
                               ----------- -----------  -----------  ------------
         Total Purchase
          Price..............  $82,298,626 $50,895,204  $20,212,956  $153,406,786
                               =========== ===========  ===========  ============
     Allocation of Purchase
      Price:
     Net Assets--Historical..  $ 8,330,475 $10,135,087  $16,302,378  $ 34,767,940
     Purchase Price
      Adjustments:
       Land and buildings on
        operating leases.....          --          --     2,962,347     2,962,347
       Net investment in
        direct financing
        leases...............          --          --       755,836       755,836
       Investment in joint
        ventures.............          --          --       523,830       523,830
       Accrued rental
        income...............          --          --      (270,021)     (270,021)
       Intangibles and other
        assets...............          --   (2,575,792)     (61,414)   (2,637,206)
       Goodwill*.............          --   43,335,909          --     43,335,909
       Excess purchase
        price................   73,968,151         --           --     73,968,151
                               ----------- -----------  -----------  ------------
         Total Allocation....  $82,298,626 $50,895,204  $20,212,956  $153,406,786
                               =========== ===========  ===========  ============

    --------
    * Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund V, Ltd.


    The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisition of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,968,151 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations". Goodwill of $43,335,909 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

     1.Common Stock (CFA, CFS, CFC)--Class A................       8,600
       Common Stock (CFA, CFS, CFC)--Class B................       4,825
       Additional Paid-in Capital (CFA, CFS, CFC)...........  12,568,974
       Retained Earnings....................................   5,883,163
       Accumulated distributions in excess of earnings......  73,968,151
       Goodwill for CFC/CFS (Intangibles and other assets)..  43,335,909
        CFC/CFS Organizational Costs/Other Assets...........               2,575,792
        Cash to pay APF transaction costs...................              10,193,830
        APF Common Stock....................................                  61,500
        APF Capital in Excess of Par Value..................             122,938,500
       (To record acquisition of CFA, CFS and CFC)

     2.Partners Capital................................... 16,302,378
       Land and buildings on operating leases.............  2,962,347
       Net investment in direct financing leases..........    755,836
       Investment in joint ventures.......................    523,830
        Accrued rental income.............................               270,021
        Intangibles and other assets......................                61,414
        Cash to pay APF Transaction costs.................             1,698,170
        Cash consideration to Income Fund.................               273,000
        APF Common Stock..................................                10,109
        APF Capital in Excess of Par Value................            18,231,677
       (To record acquisition of Income Fund)

  (C) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

  (D) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

  (E) Represents the elimination by the Income Fund of $284,333 in related party payables recorded as receivables by the Advisor.

5. Adjustments to Pro Forma Statements of Earnings

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the quarter ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund V, Ltd.


    (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

       Origination fees from affiliates........................... $  (689,425)
       Secured equipment lease fees...............................     (67,967)
       Advisory fees..............................................    (126,788)
       Reimbursement of administrative costs......................    (382,728)
       Acquisition fees...........................................  (4,452,252)
       Underwriting fees..........................................     (54,248)
       Administrative, executive and guarantee fees...............    (532,389)
       Servicing fees.............................................    (572,728)
       Development fees...........................................     (38,853)
       Management fees............................................  (1,681,870)
                                                                   -----------
         Total.................................................... $(8,599,248)
                                                                   ===========

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $144,014

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs............................. $(774,311)

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund V, Ltd.


    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,681,870)
       Administrative executive and guarantee fees................    (532,389)
       Servicing fees.............................................    (572,728)
       Advisory fees..............................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

    (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

       Amortization of goodwill..................................... $1,083,398

    (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $10,354 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k) Represents the elimination of fees between the Advisor and the Income Fund:

       Management fees............................................... $      0
       Reimbursement of administrative costs.........................  (25,994)
                                                                      --------
                                                                      $(25,994)
                                                                      ========

    (l) Represents the elimination of $25,994 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $25,191 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $3,935 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund V, Ltd.


    (p) Represents an increase in depreciation expense of $58,156 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $17,456 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents rental and earned income of $22,951,799 and depreciation expense of $6,246,947 as if properties that had been operational when they were acquired by APF from January 1, 1998 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

       Origination fees from affiliates.......................... $ (1,773,406)
       Secured equipment lease fees..............................      (54,998)
       Advisory fees.............................................     (305,030)
       Reimbursement of administrative costs.....................     (408,762)
       Acquisition fees..........................................  (21,794,386)
       Underwriting fees.........................................     (388,491)
       Administrative, executive and guarantee fees..............   (1,233,043)
       Servicing fees............................................   (1,570,331)
       Development fees..........................................     (229,153)
       Management fees...........................................   (1,851,004)
                                                                  ------------
         Total................................................... $(29,608,604)
                                                                  ============

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund V, Ltd.

       Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the year ended December 31, 1998 of $3,107,164 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(II)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $207,144

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs........................... $(4,241,719)

    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,851,004)
       Administrative executive and guarantee fees................  (1,233,043)
       Servicing fees.............................................  (1,269,357)
       Advisory fees..............................................    (305,030)
                                                                   -----------
                                                                   $(4,658,434)
                                                                   ===========

    (g) Represents the elimination of $2,161,897 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

       Amortization of goodwill..................................... $2,166,795

    (i) Represents the elimination of $6,898,434 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $20,708 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund V, Ltd.


    (k) Represents the elimination of fees between the Advisor and the Income Fund:

       Management fees................................................ $      0
       Reimbursement of administrative costs..........................  (28,720)
                                                                       --------
                                                                       $(28,720)
                                                                       ========

    (l) Represents the elimination of $28,720 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $41,674 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $6,299 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1998 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $116,311 as a result of adjusting the historical basis of the real estate owned indirectly by the Income Fund through joint venture or tenancy in common arrangements with affiliates or unrelated third parties, to fair value as a result by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $34,911 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Represents the decrease in depreciation expense of $340,898 as a result of eliminating acquisition fees (see 4(II)(b)) between APF and the Advisor which on a historical basis were capitalized as part of the basis of the building.

    (s) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund V, Ltd.


6. Adjustments to Pro Forma Statement of Cash Flows

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

    (d) Represents adjustment of equity in earnings to net income.

    (e) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (f) Represents the reversal of historical cash used for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.


  (II)The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

    (d) Represents adjustment of equity in earnings to net income.

    (e) Represents amounts borrowed under APF's credit facility from July 1, 1999 through June 30, 1999 to acquire properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

    (f) Represents the use of cash by APF to pay the transaction costs allocated to the acquisition of the Advisor and Restaurant Financial Group.

    (g) Represents the use of cash i) to pay for the cash consideration proposed in the offer to acquire the Income Fund and ii) to pay the transaction costs allocated to the acquisition of the Income Fund.

    (h) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund V, Ltd.

    (i) Represents the adjustment for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF as if these properties had been acquired on January 1, 1998.

      Non-Cash Investing Activities:

      On January 1, 1998, APF issued shares of its common stock to acquire the Advisor, CNL Restaurant Financial Services Group and the Income Fund, as described in 4(A) and 4(B).

                                                                     Appendix A

             [LETTERHEAD OF LEGG MASON WOOD WALKER, INCORPORATED]

                                March 10, 1999

James M. Seneff, Jr.
Robert A. Bourne
CNL Realty Corporation
as General Partners of
CNL Income Fund V, Ltd.
400 East South Street
Orlando, FL 32801-2878

                Re: CNL Income Fund V, Ltd. (the "Partnership")

Gentlemen:

   You have requested our opinion as investment bankers (a) as to the fairness, from a financial point of view, to the Partnership and its limited partners of the shares of common stock (the "Common Stock") of CNL American Properties Fund, Inc. (the "Acquiror") offered to them in the Merger (as defined below), (b) as to the fairness, from a financial point of view, of the aggregate Common Stock offered to the CNL Income Funds (as defined below) in the Merger Transactions (as defined below) and (c) as to the fairness, from a financial point of view, of the method of allocating the aggregate shares of Common Stock among the CNL Income Funds in the Merger Transactions. Under the terms of an agreement and plan of merger (the "Merger Agreement"), dated March 11, 1999, between the Partnership and the Acquiror, the Partnership will merge with and into a wholly owned subsidiary of the Acquiror and the partners of the Partnership will be offered shares of Common Stock as determined pursuant to the Merger Agreement (the "Share Consideration"); such transaction is hereafter referred to as the "Merger."

   The Partnership is one of sixteen Florida limited partnerships (the "CNL Income Funds") served by Messrs. Seneff, Bourne and CNL Realty Corporation as general partners (the "General Partners"). Each CNL Income Fund has executed a merger agreement with the Acquiror on terms similar to the Merger Agreement. The transactions to occur under such merger agreements are referred to as the "Merger Transactions."

   In connection with our opinion, we have, among other things:

     (i) reviewed the Merger Agreement and the merger agreements for each of the Merger Transactions;

     (ii) reviewed the Registration Statement on Form S-4 with respect to the Merger Transactions as filed on March 12, 1999;

     (iii) reviewed the financial statements and the related filings of the Partnership and the other CNL Income Funds on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (iv) reviewed the financial statements and the related filings of the Acquiror on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (v) reviewed certain internal information concerning the business and operations of the Partnership and the other CNL Income Funds furnished to us by the General Partners, including a draft of the Partnership's and the other CNL Income Funds' Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vi) reviewed certain internal information concerning the business and operations of the Acquiror furnished to us by management of the Acquiror, including a draft of the Acquiror's Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vii) reviewed certain financial data and operating statistics relating to the Partnership, the other CNL Income Funds and the Acquiror provided by the General Partners and the Acquiror and compared them with similar information of selected public companies that we deemed relevant to our inquiry;

     (viii) reviewed the appraisal (the "Appraisal") of the properties of the Partnership and the other CNL Income Funds prepared by Valuation Associates and dated January 6, 1999;

     (ix) held meetings and discussions with certain directors, officers and employees of the General Partners and the Acquiror concerning the operations, financial condition and future prospects of the Partnership, the other CNL Income Funds and the Acquiror; and

     (x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

   In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by or on behalf of the Partnership, the other CNL Income Funds and the Acquiror. We have further relied upon the assurances of the General Partners that they are unaware of any factors that would materially alter the conclusions made in Legg Mason's fairness opinion, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. Legg Mason assumed that the financial forecasts (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the General Partners and the Acquiror as to the future performance of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason also assumed, with the consent of the General Partners, that any material liabilities (contingent or otherwise, known or unknown) of the Partnership, the other CNL Income Funds and the Acquiror are as set forth in the financial statements of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason also assumed with the consent of the General Partners that the table prepared by or for the General Partners of the allocation of Share Consideration among the General Partners and the limited partners of the Partnership has been prepared in accordance with and complies with the terms and conditions of the partnership agreement of the Partnership. Legg Mason also assumed that the Appraisal was reasonably prepared by and reflected the good faith judgments of Valuation Associates and Legg Mason does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership, the other CNL Income Funds or the Acquiror. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof.

   We have acted as financial advisor to the General Partners and will receive a fee for our services. It is understood that this letter is for the information of the General Partners in their evaluation of the Merger Transactions and our opinion does not constitute a recommendation to the General Partners or any limited partner of the Partnership or any of the other CNL Income Funds as to how such partner should vote on the Merger or the Merger Transactions, as the case may be, or as to whether such partner should elect to receive the Share Consideration or cash and promissory notes of the Acquiror. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets. Additionally, our opinion does not compare the relative merits of the Merger and the Merger Transactions with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Merger and the Merger Transactions.

   It should be noted that in rendering this opinion with respect to the fairness, from a financial point of view, of (i) the Share Consideration to be offered with respect to the Partnership, (ii) the aggregate Common

Stock offered with respect to the CNL Income Funds and (iii) the method of allocating the shares of Common Stock of the Acquiror among the CNL Income Funds, Legg Mason has neither addressed, nor are we rendering any opinion with respect to, any other aspect of the Merger Transactions, including (a) the value or fairness of the cash and promissory notes option, (b) the prices at which the shares of Common Stock may trade following the Merger Transactions or the trading value of the shares to be offered compared with the current fair market value of the portfolios or other assets of the Partnership and the other CNL Income Funds if liquidated in real estate markets, (c) the tax effect of any aspect of the Merger Transactions, (d) the fairness of the amounts or allocation of the costs of the Merger Transactions or the amounts of such costs allocated to the limited partners or, (e) any other matters with respect to any specific individual partner or class of partners of the Partnership or the other CNL Income Funds.

   Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Share Consideration offered to the Partnership and its limited partners in the Merger, the aggregate shares of Common Stock offered by the Acquiror with respect to the CNL Income Funds in the Merger Transactions and the method of allocating the shares of Common Stock among the CNL Income Funds in the Merger Transactions are fair from a financial point of view.

                                          Very truly yours,

                                          /s/ Legg Mason Wood Walker,
                                           Incorporated
                                          -------------------------------------
                                          Legg Mason Wood Walker, Incorporated

                                                                      Appendix B
                                          October 27, 1999

CNL Income Fund V, Ltd.
c/o James M. Seneff, Jr.
400 East South Street, Suite 500
Orlando, Florida 32801

  Re: Agreement and Plan of Merger dated March 11, 1999 by and among CNL
      American Properties Fund, Inc. ("APF"), CNL APF Partners, L.P. (the "Operating Partnership"), CNL APF GP Corp. (the "OP General Partner"), CNL Income Fund V, Ltd. (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr. and CNL Realty Corporation (together, the "General Partners"), as amended by First Amendment to Agreement and Plan of Merger dated June 4, 1999 (the agreement and plan of merger, as so amended, the "Merger Agreement")

Gentlemen:

   Under the terms of Section 2.3 of the Merger Agreement, the closing of the merger of the Fund into the Operating Partnership is to occur within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X of the Merger Agreement but in no event later than March 31, 2000.

   The parties desire to further amend the Merger Agreement to modify the provisions thereof regarding the time for Closing and for the satisfaction or waiver of the conditions set out in Article X.

   Accordingly, the parties agree that Section 2.3 of the Merger Agreement is amended to provide that the Closing shall take place by the later of thirty
(30) days after the Partners of the Fund approve the Merger Proposal in accordance with the requirements of the Merger Agreement or March 31, 2000; however, in no event later than June 30, 2000. Further, the reference to "March 31, 2000" in the lead in of Sections 10.2 and 10.3 and in clause (c) of Section
11.2 is deleted and replaced with "the Closing Date."

   Capitalized terms used but not defined in this letter have the meanings such terms are given in the Merger Agreement.

   Except as specifically amended hereby, the Merger Agreement remains unmodified and in full force and effect.

   To evidence your agreement to the foregoing amendment of the Merger Agreement, please sign and return to me a copy of this letter.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

   Agreed as of the date of the above letter.

                                          CNL INCOME FUND V, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr.
                                          Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr., as General
                                           Partner

                                          CNL APF GP CORP.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

   THIS FIRST AMENDMENT TO AGREEMENT AND PLAN MERGER is entered into as of the 4th day of June 1999, by and among by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund V, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Borne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated March 11, 1999 by and among the Parties (the "Merger Agreement"), the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of the Merger Agreement; and

   WHEREAS, the Parties desire to amend the Merger Agreement in the manner set forth below.

                                  AGREEMENT:

1. Amendments to Merger Agreement

   The Merger Agreement is hereby amended as follows in accordance with the provisions of Section 14.9 of the Merger Agreement:

  1.1 The definition of "Cash/Notes Option" is hereby deleted in its entirety.

  1.2 Clause (B) of Section 4.1(a)(iii)(B) is hereby deleted in its entirety and restated as follows:

       "(B) Notes in accordance with Section 4.4 below."

  1.3 Clause (i) of Section 4.2(ii) is hereby deleted in its entirety and restated as follows:

       "(ii) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund (or, if APF consummates the Reverse Split, for every $20.00 of expenses)."

  1.4 Section 4.4 is hereby deleted in its entirety and amended and restated as follows:

     "Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the note option, such limited partners shall be entitled to receive, in lieu of the Share Consideration, notes (the "Notes") in the aggregate amount equal to 97% of the value (based on the Exchange Value as defined in the Registration Statement) of the Share Consideration such Dissenting Partners would have otherwise received had such partners not elected to receive the Notes (the "Note Option"). The Notes will mature on the fifth anniversary of the Closing Date and will bear interest at a fixed rate equal to seven percent. The aggregate Share Consideration shall be reduced on a one-for-basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Note Option."

  1.5 The reference to "December 31, 1999" in the lead in of Section 10.2 is hereby deleted and replaced with March 31, 2000.

  1.6 The following subsection shall be added to Section 10.2

       "(g) The aggregate face amount of the Notes to be issued to Dissenting Limited Partners shall not have exceeded 15% of the value of the Share Consideration based on the Exchange Value."

  1.7 The reference to "December 31, 1999" in the lead in of Section 10.3 is hereby deleted and replaced with March 31, 2000.

  1.8 The reference to "December 31, 1999" in clause (c) of Section 11.2 is hereby deleted and replaced with "March 31, 2000."

2. General

  2.1 Except as specifically set forth in this First Amendment, the Merger Agreement shall remain unmodified and in full force and effect.

  2.2 This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  2.3 The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  2.4 This First Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                           Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND V, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne_________________
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          James M. Seneff, Jr., as General
                                           Partner

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger is entered into as of this 11th day of March, 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP Corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund V, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Bourne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA") and the Florida Revised Uniform Limited Partnership Act (the "Florida RULPA");

   WHEREAS, the Fund is one of 18 CNL Income Funds (collectively with the Fund, the "CNL Income Funds") that APF is proposing to acquire (the "Proposed Acquisitions");

   WHEREAS, the Special Committee (the "Special Committee") of the independent members of the Board of Directors of APF has received a fairness opinion (the "Fairness Opinion") from Merrill Lynch & Co. as to the fairness to APF, from a financial point of view, of the consideration to be paid in connection with the Proposed Acquisitions;

   WHEREAS, the Special Committee has recommended the Merger to the Board of Directors of APF and the Board has approved the proposal to consummate the Merger (the "Merger Proposal") and the related transactions;

   WHEREAS, Legg Mason Wood Walker Incorporated has delivered a fairness opinion (the "Fund Fairness Opinion") to the General Partners as to the fairness to the Fund and its limited partners from a financial point of view, of the APF Common Share consideration offered to the Fund and its limited partners; and

   WHEREAS, the Board of Directors of the OP General Partner has unanimously approved the Merger Proposal;

   NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  Definitions

   1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

   "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

   "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504, or any similar group defined under a similar provision of state, local or foreign law.

   "Agreement" means this Agreement, as amended from time to time.

   "APF" has the meaning set forth in the preface above.

   "APF Common Shares" shall mean the shares of common stock, par value $0.01, of APF.

   "APF Indemnity Claim" has the meaning set forth in Section 12.1 below.

   "APF SEC Documents" has the meaning set forth in Section 6.7 below.

   "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

   "Business Combination" has the meaning set forth in Section 4.1(b) below.

   "Cash/Note Option" has the meaning set forth in Section 4.4 below.

   "Closing" has the meaning set forth in Section 2.3 below.

   "CNL Income Funds" has the meaning set forth in the second paragraph of the Recitals above.

   "Closing Date" has the meaning set forth in Section 2.3 below.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Confidential Information" means any information concerning the businesses and affairs of the Fund, the Operating Partnership or APF, if any, that is not already generally available to the public.

   "Delaware RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Disclosure Schedule" has the meaning set forth in the first paragraph of
Article VII below.

   "Dissenting Partners" has the meaning set forth in Section 4.4 below.

   "Effective Time" has the meaning set forth in Section 2.2 below.

   "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

   "Fairness Opinion" has the meaning set forth in the third paragraph of the Recitals above.

   "Florida RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Fund" has the meaning set forth in the preface above.

   "Fund Articles of Merger" has the meaning set forth in Section 2.2 below.

   "Fund Fairness Opinion" has the meaning set forth in the fifth paragraph of the recitals above.

   "Fund Indemnity Claim" has the meaning set forth in Section 12.2 below.

   "Fund Interests" means the general and limited partnership interests in the Fund.

   "Fund SEC Documents" has the meaning set forth in Section 7.7 below.

   "GAAP" means United States generally accepted accounting principles as in effect from time to time.

   "General Partners" has the meaning set forth in the preface above.

   "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation but excluding commercially available shrink wrap software), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

   "IRS" means the Internal Revenue Service.

   "Knowledge" means in the case of the Fund, CNL Realty Corporation, Inc., APF and the OP General Partner, the actual knowledge of a director or an executive officer after reasonable investigation and, in the case of the individual General Partners, the collective actual Knowledge of all of the General Partners after reasonable investigation. For the purposes of this Agreement, the Knowledge of one General Partner shall be attributed to the other General Partners.

   "Known" and "Knowingly" mean that the Fund, any General Partner or APF, as applicable, had Knowledge of the particular matter or took the action described with prior Knowledge.

   "Liability" means any liability (whether Known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

   "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to an industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

   "Merger" has the meaning set forth in the first paragraph of the Recitals above.

   "Merger Proposal" has the meaning set forth in fourth paragraph of the Recitals above.

   "Most Recent 10-Q" has the meaning set forth in Section 7.5 below.

   "Most Recent Balance Sheet" means the most recent balance sheet filed in a Fund SEC Document.

   "Notes" has the meaning set forth in Section 4.4 below.

   "NYSE" means the New York Stock Exchange.

   "OP Certificate of Merger" has the meaning set forth in Section 2.2 below.

   "OP General Partner" has the meaning set forth in the Preface above.

   "OP Limited Partner" means CNL APF LP Corp., a Delaware corporation and wholly owned subsidiary of APF.

   "Operating Partnership" has the meaning set forth in the preface above.

   "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

   "Party" or "Parties" has the meaning set forth in the preface above.

   "Partner" means any holder of Fund Interests.

   "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

   "Proposed Acquisitions" has the meaning set forth in the second paragraph of the Recitals above.

   "Registration Statement" means the registration statement on Form S-4 to be filed by APF to register the APF Common Shares to be issued as Share Consideration in the Merger.

   "Representative" has the meaning set forth in Section 12.3 below.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (e) any minor imperfection of title or similar lien which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on such Party.

   "Share Consideration" has the meaning set forth in Section 4.1(a) below.

   "Special Committee" has the meaning set forth in the third paragraph to the Recitals above.

   "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or otherwise control the management.

   "Surviving Partnership" has the meaning set forth in Section 2.1 below.

   "Takeover Statute" has the meaning set forth in Section 8.9 below.

   "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code

(S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

   "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   "Third-Party Claim" has the meaning set forth in Section 12.4 below.

                                   ARTICLE II

                        Merger; Effective Time; Closing

   2.1 Merger. Subject to the terms and conditions of this Agreement, the Delaware RULPA and the Florida RULPA, at the Effective Time, the Operating Partnership and the Fund shall consummate the Merger in which (i) the Fund shall be merged with and into the Operating Partnership and the separate limited partnership existence of the Fund shall thereupon cease, (ii) the Operating Partnership shall be the successor or surviving limited partnership in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate limited partnership existence of the Operating Partnership with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The limited partnership surviving the Merger is sometimes hereinafter referred to as the "Surviving Partnership." The Merger shall have the effects set forth in the Delaware RULPA and the Florida RULPA. As a result of the Merger, the outstanding Fund Interests shall be converted or cancelled in the manner provided in Article IV.

   2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, the Operating Partnership and the Fund shall (i) execute or cause to be executed (A) a Certificate of Merger in the form required by the Delaware RULPA (the "OP Certificate of Merger") and (B) Articles of Merger in the form required by the Florida RULPA (the "Fund Articles of Merger"), and
(ii) cause the OP Certificate of Merger to be filed with the Delaware Secretary of State as provided in the Delaware RULPA and the Fund Articles of Merger to be filed with the Florida Department of State as provided in the Florida RULPA, in each case, on the Closing Date or as soon as practicable thereafter. The Merger shall become effective at (i) such time as the OP Certificate of Merger has been duly filed with the Delaware of Secretary of State and the Fund Articles of Merger has been duly filed with the Florida Department of State or
(ii) such other time as is agreed upon by APF, the OP General Partner and the General Partners and specified in the OP Certificate of Merger and the Fund Articles of Merger. Such time is hereinafter referred to as the "Effective Time."

   2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw Pittman Potts & Trowbridge, 2300 N Street, N.W., Washington, D.C. 20037, commencing at 9:00 a.m. local time on such date as within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date as APF, the OP General Partner and the General Partners may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article X (the "Closing Date"). In no event shall the Closing Date be a date subsequent to December 31, 1999. At the Closing, there shall be delivered to APF, the Operating Partnership, the OP General Partner, the General Partners and the Fund the certificates and other documents and instruments required to be delivered under
Article X.

   2.4 Further Assurances. Each Party hereto will execute such further documents and instruments and take such further actions as may be reasonably requested by one or more of the other Parties to consummate the Merger, to vest the Surviving Partnership with full title to all assets, properties, rights, approvals, immunities and franchises of either the Fund or the Operating Partnership or to effect the other purposes of this Agreement.

                                  ARTICLE III

 Certificate of Limited Partnership; Limited Partnership Agreement;and General
                        Partner of Surviving Partnership

   3.1 Certificate of Limited Partnership. At the Effective Time, the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein.

   3.2 Limited Partnership Agreement. At the Effective Time, the limited partnership agreement of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the limited partnership agreement of the Surviving Partnership.

   3.3 General Partner. The general partner of the Operating Partnership immediately prior to the Effective Time shall be the general partner of the Surviving Partnership from and after the Effective Time until it is replaced or it resigns in accordance with the limited partnership agreement of the Surviving Partnership.

                                   ARTICLE IV

              Share Consideration; Payment of Share Consideration

   4.1 Share Consideration; Conversion or Cancellation of Fund Interests in Merger.

   (a) At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Fund Interests (i) shall be converted into the right to receive up to 2,049,031 fully paid and nonassessable APF Common Shares (1,024,516 APF Common Shares if the Reverse Split [defined below] occurs before the Closing) (the "Share Consideration") pursuant to the terms of
Section 4.2 below, (ii) shall cease to be outstanding, and (iii) shall be canceled and retired and shall cease to exist, and each Partner, as the holder of such Fund Interests shall cease to have any rights with respect thereto, except the right to receive either (A) APF Common Shares therefor in accordance with this Section 4.1 and Section 4.3 or (B) the cash and Notes in accordance with Section 4.4 below. Subject to the approval of the APF's shareholders of an amendment to its article of incorporation, APF anticipates that prior to the Closing it will effect a one for two reverse stock split (the "Reverse Split") pursuant to which each two shares of APF Common Shares outstanding will be exchanged for one share of APF Common Shares.

   (b) Except for the Reverse Stock Split described in Section 4.1(a), prior to the Effective Time, APF shall not split or combine the APF Common Shares, or pay a stock dividend or other stock distribution in APF Common Shares, or in rights or securities exchangeable for, convertible into or exercisable for APF Common Shares, or otherwise change APF Common Shares into, or exchange APF Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of APF as a result of which APF stockholders receive cash, stock, or other property in exchange for, or in connection with, their APF Common Shares (a "Business Combination") or otherwise), or make any other dividend or distribution on or of APF Common Shares (other than regular quarterly cash dividends paid on APF Common Shares or any distribution pursuant to APF's dividend reinvestment plan), without the parties hereto having first entered into an amendment to this Agreement pursuant to which the Share Consideration will be adjusted to reflect such split, combination, dividend, distribution, Business Combination, or change.

   (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the APF Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

   4.2 Payment of Share Consideration. At the Closing, subject to Section 4.4 below, the Partners shall receive the Share Consideration (less expenses paid by APF on behalf of the Fund), distributed in accordance with the provisions of the Fund's limited partnership agreement as of the Closing Date. For the purposes of this Agreement, the Share Consideration will be reduced (i) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund and (ii) as provided in Section 4.4 below.

   4.3 Fractional APF Common Shares. No certificates representing fractional APF Common Shares shall be issued upon conversion of any Fund Interests. Each Partner of the Fund who would otherwise be entitled to fractional APF Common Shares will receive one APF Common Share for a fractional interest representing 50% or more of one APF Common Share. No APF Common Shares will be issued for a fractional interest representing less than 50% of one APF Common Share.

   4.4 Cash/Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the cash/note option (the "Cash/Note Option"), such Dissenting Partners shall be entitled to receive, in lieu of the Share Consideration, consideration based on such Dissenting Partners' percentage interest (as determined by the Fund's partnership agreement) in the Fund's asset liquidation value of $18,799,647, based on Valuation Associates' appraisal. Such consideration shall be payable 10% in cash and 90% in Callable Notes due in 2006 (the "Notes"). The Notes will bear interest at a fixed rate equal to 120% of the applicable federal rate as of the date the consent solicitation on Form S-4 is mailed to the limited partners. The Share Consideration shall be reduced on a one-for-one basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Cash/Note Option.

                                   ARTICLE V

             Representations and Warranties of The General Partners

   Each General Partner severally represents and warrants to APF and the Operating Partnership that the statements contained in this Article V are correct and complete as of the date hereof and on the Closing Date:

   5.1 Authorization of Transaction. The General Partner has full power and authority (including, as applicable, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the General Partner, enforceable in accordance with its terms and conditions. The General Partner does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   5.2 Noncontravention. Except as set forth in Section 5.2 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the General Partner is subject or, as applicable, any provision of the General Partner's articles of incorporation, bylaws or other organizational documents.

                                   ARTICLE VI

 Representations and Warranties of APF, The OPGeneral Partner and The Operating
                                  Partnership

   APF, the OP General Partner and the Operating Partnership jointly and severally represent and warrant to the General Partners and the Fund that the statements contained in this Article VI are correct and complete as of the date hereof and the Closing Date:

   6.1 Organization. APF is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. APF is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on APF. APF has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The OP General Partner is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. The Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Operating Partnership is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Operating Partnership. The Operating Partnership has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. APF and the OP General Partner have delivered to the General Partners and the Fund correct and complete copies of the certificate of incorporation of APF and the OP General Partner and the certificate of limited partnership and the limited partnership agreement of the Operating Partnership (each as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of APF and the OP General Partner and any organizational records of the Operating Partnership have been made available to the General Partners and the Fund and are correct and complete. APF is not in default under or in violation of any provision of its certificate of incorporation, and the Operating Partnership is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   6.2 Capital Stock. The authorized capital stock of APF consists of 125,000,000 shares of common stock, $.01 par value (the "APF Common Shares"), of which 74,696,927 shares are outstanding as of January 31, 1999. Since January 31, 1999, APF has not issued any shares of capital stock. All outstanding APF Common Shares are, and all APF Common Shares issuable under any stock option plans of APF, will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the 58,950,969 APF Common Shares which may be issued in connection with APF's acquisition of the other 17 CNL Income Funds in the Proposed Acquisitions and the 12,300,000 APF Shares which may be issued in connection with APF's acquisition of CNL Fund Advisors, Inc., CNL Financial Services, Inc. and CNL Financial Corp., there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which APF is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem, or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock. All of the outstanding general partner interests of the Operating Partnership are owned by the OP General Partner, and all of the outstanding limited partner interests of the Operating Partnership are owned by the OP Limited Partnership, and there are outstanding on the date hereof no options, warrants, rights, commitments or any other agreements of any character to which the Operating Partnership or any partner thereof is a party or which it may be bound requiring it to issue, transfer, sell, purchase, register, redeem or acquire any interest in the Operating Partnership.

   6.3 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of APF will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Share Consideration will be registered under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. The Share Consideration will, when issued, be approved for listing on the NYSE, subject to official notice of issuance.

   6.4 Authorization of Transaction. APF, the OP General Partner and the Operating Partnership have full power and authority (including full corporate and limited partnership, as applicable, power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance by APF, the OP General Partner and the Operating Partnership of this Agreement have been duly and validly authorized by the boards of directors of APF and the OP General Partner. This Agreement constitutes the valid and legally binding obligation of APF, the OP General Partner and the Operating Partnership, enforceable in accordance with its terms and conditions. None of APF, the OP General Partner or the Operating Partnership needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which, APF, the OP General Partner or the Operating Partnership is subject or any provision of APF's or the OP General Partner's articles of incorporation or by-laws or the Operating Partnership's certificate of limited partnership or limited partnership agreement or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which APF, the OP General Partner or the Operating Partnership is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of a Security Interest upon any of its assets.

   6.6 Title to Assets. APF has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of its most recent quarterly report on Form 10-Q.

   6.7 Reports and Financial Statements. APF has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "APF SEC Documents"). All of the APF SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such APF SEC Documents. None of the APF SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed APF SEC Documents. There is no unresolved violation, criticism or exception by any governmental entity of which APF has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to APF could have a Material Adverse Effect on APF. The financial statements of APF included in the APF SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of APF as of the dates thereof and the results of operations and cash flows of APF for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   6.8 Events Subsequent to September 30, 1998. Since September 30, 1998, nothing has occurred which has had or would reasonably be expected to have a Material Adverse Effect on APF.

   6.9 Litigation. Except as publicly disclosed by APF in its APF SEC Documents or on Schedule 1, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of APF, threatened against APF or any of its Subsidiaries or any of their respective properties or assets which (a) if adversely determined, could reasonably be expected to have a Material Adverse Effect on APF or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by APF in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by APF in any APF SEC Document, none of APF or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on APF or would prevent or delay the consummation of the transactions contemplated hereby.

   6.10 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by APF for inclusion or incorporation by reference in (i) the Registration Statement to be filed by APF with the SEC in connection with the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the proxy statement sent by APF to its shareholders pertaining to the Merger will, at the date mailed to shareholders and at the times of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to APF, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the proxy statement, APF shall promptly so advise the General Partners and such event shall be so described, and such amendment or supplement (which the General Partners shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

   6.11 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by APF in its APF SEC Documents or disclosed in
Schedule 1, as of December 31, 1998, to APF's Knowledge, none of APF or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which are not fully reflected in, reserved against or otherwise described in the consolidated balance sheet of APF and its consolidated Subsidiaries (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in any reports filed by it with the APF SEC Documents, since December 31, 1998, the business of APF and its Subsidiaries has been carried on only in the ordinary and usual course, to APF's Knowledge, none of APF or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which could reasonably be expected to have, and there have been no events, changes or effects with respect to APF or its Subsidiaries Known to APF having or which could reasonably be expected to have, a Material Adverse Effect on APF.

   6.12 Brokers' Fees. Except for the fees and expenses paid to Merrill Lynch & Co. with respect to the delivery of the Fairness Opinion to the Special Committee and in connection with the financial services provided by Salomon Smith Barney, none of APF, the OP General Partner or the Operating Partnership has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

   6.13 Qualification as a REIT. APF is a "real estate investment trust" for federal income tax purposes. The consummation of the transactions contemplated by this Agreement will not cause APF to cease to qualify as a "real estate investment trust" for federal income tax purposes.

   6.14 Compliance with Applicable Law. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, it and its Subsidiaries hold all permits, licenses, variances, exemptions, order and approvals of all governmental entities necessary for the lawful conduct of their respective businesses, except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its

APF SEC Documents, to APF's Knowledge, APF and its Subsidiaries are in compliance with the material terms of its permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF, the businesses of APF and its Subsidiaries are not, to APF's Knowledge, being conducted in violation of any law, ordinance or regulation of any governmental entity except that no representation or warranty is made in this Section 6.14 with respect to environmental laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, no investigation or review by any governmental entity with respect to APF or its Subsidiaries is pending or, to the Knowledge of APF, threatened, nor, to the Knowledge of APF, has any government entity indicated an intention to conduct the same, other than, in each case, those which APF reasonably believes will not have a Material Adverse Effect on APF.

   6.15 Intellectual Property.

   (a) APF owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of APF as presently conducted. Each item of Intellectual Property owned or used by APF immediately prior to the Closing hereunder will be owned or available for use by APF on identical terms and conditions immediately subsequent to the Closing hereunder. APF has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) APF has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of APF's directors or officers (or employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that APF must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of APF which are material to the operation of APF's business.

   (c) APF has no patent or registration which has been issued to APF with respect to any of its Intellectual Property.

   (d) Nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of APF's business as presently conducted.

   6.16 Insurance. With respect to each current insurance policy to which APF is a party, a named insured or is otherwise the beneficiary of coverage, to the knowledge of APF: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither APF nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

   6.17 Tenants. To the Knowledge of APF and except as set forth on Schedule 1, no current tenant of a property owned by APF, which as of the date of APF's most recent quarterly report on Form 10-Q represented more than 5% of APF's total revenues, presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   6.18 Disclosure. APF is in compliance in all material respects with its obligation under the Securities Exchange Act to publicly disclose material information in a timely fashion.

                                  ARTICLE VII

               Representations and Warranties Concerning the Fund

   The General Partners and the Fund jointly and severally represent and warrant to APF and the Operating Partnership that the statements contained in this Article VII are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the General Partners and the Fund to APF and the Operating Partnership in accordance with the provisions of
Section 8.14 (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VII.

   7.1 Organization, Qualification, and Corporate Power. The Fund is a limited partnership duly organized, validly existing, and in good standing under the laws of Florida. The Fund is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Except as set forth in Section 7.1(a) of the Disclosure Schedule, the Fund has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Section 7.1(b) of the Disclosure Schedule lists the directors and officers of the corporate General Partner. The General Partners have been made available to APF and the Operating Partnership correct and complete copies of the certificate of limited partnership and the limited partnership agreement of the Fund (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the corporate General Partner and any organizational records of the Fund have been made available to APF and the Operating Partnership and are correct and complete in all material respects. The Fund is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   7.2 Capitalization. All of the outstanding ownership interests in the Fund (the "Fund Interests") consist of (i) one percent in general partnership interests and (ii) 50,000 units of limited partnership interests. All of the outstanding Fund Interests have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Fund to issue, sell, or otherwise cause to become outstanding any additional ownership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Fund.

   7.3 Authorization of Transaction. The Fund has full power and authority (including full limited partnership power and authority) to execute and deliver this Agreement and, upon the affirmative vote of a majority of the outstanding limited partnership Fund Interests, will have full power and authority (including limited partnership power and authority) to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Fund, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, moratorium and rights of creditors generally. The Fund is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   7.4 Noncontravention. Except as set forth in Section 7.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Fund is subject or any provision of the certificate of limited partnership or limited partnership agreement of the Fund or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Fund is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

   7.5 Title to Assets. The Fund has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC (the "Most Recent 10-Q") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent 10-Q.

   7.6 Subsidiaries. The Fund does not have any Subsidiaries, operating or otherwise.

   7.7 Reports and Financial Statements. The Fund has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "Fund SEC Documents"). All of the Fund SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Fund SEC Documents. None of the Fund SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Fund SEC Documents. There is no unresolved violation by any governmental entity of which the Fund has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to the Fund could have a Material Adverse Effect on the Fund. The financial statements of the Fund included in the Fund SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of the Fund as of the dates thereof and the results of operations and cash flows of the Fund for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   7.8 Events Subsequent to the Most Recent 10-Q. Since the date of the Most Recent 10-Q nothing has had a Material Adverse Effect on the Fund. Without limiting the generality of the foregoing, since that date, except as set forth in the appropriately lettered paragraph of Section 7.8 of the Disclosure
Schedule:

   (a) the Fund has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration (as reasonably determined by the General Partners) in the Ordinary Course of Business;

   (b) the Fund has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 except in the Ordinary Course of Business;

   (c) no party (including the Fund) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Fund is a party or by which it is bound except in the Ordinary Course of Business;

   (d) the Fund has not imposed any Security Interest upon any of its assets, tangible or intangible except in the Ordinary Course of Business;

   (e) the Fund has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 except in the Ordinary Course of Business;

   (f) the Fund has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

   (g) the Fund has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

   (h) the Fund has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

   (i) the Fund has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

   (j) the Fund has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

   (k) there has been no change made or authorized in the certificate of limited partnership or limited partnership agreement of the Fund;

   (l) the Fund has not issued, sold, or otherwise disposed of any ownership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any ownership interests in the Fund;

   (m) the Fund has not declared, set aside, or paid any dividend or made any distribution with respect to its ownership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its ownership interests other than distributions consistent with past practices;

   (n) the Fund has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

   (o) the Fund has not made any loan to, or entered into any other transaction with, any of the General Partners or the directors, officers, or employees of the corporate General Partner outside the Ordinary Course of Business;

   (p) the Fund has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

   (q) the Fund has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

   (r) to the Knowledge of the General Partners, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Fund; and

   (s) the Fund is not under any legal obligation, whether written or oral, to do any of the foregoing.

   7.9 Undisclosed Liabilities. The Fund does not have any Liability (and, to the Knowledge of the General Partners, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) or which are not in the aggregate material.

   7.10 Legal Compliance. Except as disclosed in the Fund SEC Documents, the Fund has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), the violation of which could cause a Material Adverse Effect to the Fund, of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

   7.11 Tax Matters.

   (a) The Fund has filed all material Tax Returns that it was required to file, including, without limitation, any material Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Fund (as shown on any filed Tax Return) have been paid. The Fund currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Fund does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Fund that arose in connection with any failure (or alleged failure) to pay any Tax.

   (b) The Fund has withheld and, if due, paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, Partner, or other third party.

   (c) The General Partners do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Fund either (A) claimed or raised by any authority in writing or (B) as to which any of the General Partners has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Fund for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Fund since December 31, 1996.

   (d) The Fund has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

   (e) The Fund has not filed a consent under Code (S)341(f) concerning collapsible corporations. The Fund has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G. The Fund has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S)6662. The Fund is not a party to any Tax allocation or sharing agreement. The Fund (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Fund) or (B) has any Liability for the Taxes of any Person (other than the Fund) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   7.12 Real Property.

   Section 7.12(a) of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased by the Fund. Section 7.12(b) of the Disclosure Schedule lists all leases and subleases to which the Fund is a party, and the General Partners have made available to APF correct and complete copies of all such leases and subleases (as amended to date). With respect to each lease and sublease listed in Section 7.12(b) of the Disclosure Schedule:

   (a) the lease or, to the Knowledge of the General Partners, the sublease is legal, valid, binding, enforceable, and in full force and effect, except as may be affected by bankruptcy, insolvency, moratorium and the rights of creditors generally;

   (b) no consent is required with respect to the lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of the lease or sublease or otherwise affect the ongoing validity of the lease or sublease;

   (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

   (d) no party to the lease or, to knowledge of the General Partners, sublease has repudiated any provision thereof;

   (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or, to the Knowledge of the General Partners, sublease;

   (f) the Fund has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

   (g) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required by the Fund in connection with the operation thereof and, to the Knowledge of the General Partners, have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

   (h) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

   7.13 Intellectual Property.

   (a) The Fund owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Fund as presently conducted. Each item of Intellectual Property owned or used by the Fund immediately prior to the Closing hereunder will be owned or available for use by the Fund on identical terms and conditions immediately subsequent to the Closing hereunder. The Fund has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) The Fund has not Knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the General Partners nor any of the corporate General Partner's directors and officers (and employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Fund must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the General Partners, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Fund which are material to the operation of the Fund's business.

   (c) The Fund has no patent or registration which has been issued to the Fund with respect to any of its Intellectual Property.

   (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Fund uses pursuant to license, sublicense, agreement, or permission. The General

Partners have made available to APF and the Operating Partnership correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

   (e) To the Knowledge of the General Partners, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Fund's business as presently conducted.

   7.14 Tangible Assets. The Fund owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted. Each such tangible asset is free from all material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the assets, in the opinion of the General Partners, necessary to conduct the Fund's business as it is currently being conducted.

   7.15 Contracts. Section 7.15 of the Disclosure Schedule lists all of the following types of contracts and other agreements to which the Fund is a party:

   (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

   (b) any agreement concerning a partnership or joint venture;

   (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

   (d) any agreement concerning confidentiality or noncompetition;

   (e) any agreement with any General Partner or any of their Affiliates (other than the Fund);

   (f) any agreement under which it has advanced or loaned any amount to any of the General Partners or the corporate General Partner's directors, officers, and employees outside the Ordinary Course of Business; or

   (g) any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

   The General Partners have made available to APF and the Operating Partnership a correct and complete copy of each written agreement listed in
Section 7.15 of the Disclosure Schedule (as amended to date) which is not included as an exhibit to a Fund SEC Document and a written summary setting forth the terms and conditions of each oral agreement referred to in Section
7.15 of the Disclosure Schedule. With respect to each agreement set forth in
Section 7.15 of the Disclosure Schedule or filed as an exhibit to a Fund SEC
Document: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

   7.16 Notes and Accounts Receivable. All notes and accounts receivable of the Fund are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Fund.

   7.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Fund.

   7.18 Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Fund has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets): (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (iii) the policy number and the period of coverage. With respect to each current insurance policy, to the Knowledge of the General Partners and the Fund: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Fund nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Fund has been covered during the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets) by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Fund.

   7.19 Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance, not already disclosed in the Fund SEC Documents, in which the Fund
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or, to its Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section
7.19 of the Disclosure Schedule or the Fund SEC Documents could result in any Material Adverse Effect on the Fund. None of the General Partners has any reason to believe that any additional such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Fund.

   7.20 Tenants. To the Knowledge of any of the General Partners, no current tenant of a property owned by the Fund presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   7.21 Employees. The Fund does not have and has never had any employees, officers or directors. The Fund is not and has never been a party to or had any liability with respect to any Employee Benefit Plan.

   7.22 Guaranties. The Fund is not a guarantor of and is not otherwise liable for any liability or obligation (including indebtedness) of any other Person.

   7.23 Registration Statement. The information furnished by the Fund for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

   7.24 Environmental Matters. The Fund is currently in compliance with all material environmental laws, ordinances, regulations and orders applicable to its business or properties, and, to the Knowledge of the General Partners, the tenants' present uses of the Fund's properties, whether leased or owned, do not materially violate any such laws, ordinances, regulations or orders. The Fund is not subject to any Liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or material or pollutant or any spill, leakage, discharge or release of any hazardous substance or material or pollutant as a result of having owned or operated any business prior to the Effective Time, which if a violation existed would have a Material Adverse Effect on the Fund.

   7.25 Vote Required. The affirmative vote of at least a majority of the outstanding Fund Interests is the only vote of any security holder in the Fund (under applicable law or otherwise) required to approve the Merger, this Agreement and the other transactions contemplated hereby.

   7.26 Disclosure. The representations and warranties contained in this
Article VII do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VII not misleading.

                                  ARTICLE VIII
                             Pre-Closing Covenants

   The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

   8.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article X below).

   8.2 Notices and Consents. The General Partners shall give any notices to third parties and obtain any third party consents referred to in Sections 5.1, 5.2, 7.3 and 7.4 above and the related sections of the Disclosure Schedule. APF, the OP General Partner and the Operating Partnership shall give any notices to third parties and obtain any third party consents referred to in Sections 6.4 and 6.5 above. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 5.1, 6.4 and
7.3 above.

   8.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement to the Effective Time, the General Partners will not, and will not cause the Fund to, take any action that adversely affects the ability of the Fund (i) to pursue its business in the ordinary course, (ii) to seek to preserve intact its current business organizations, and (iii) to preserve its relationships with its tenants; and the General Partners will not allow the Fund to, without the OP General Partner's prior written consent, which consent shall not be unreasonably withheld:

   (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any additional ownership interests (including the Fund Interests), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its ownership interests or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or (ii) any other securities in respect of, in lieu of or in substitution for the Fund Interests outstanding on the date hereof;

   (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Fund Interests);

   (c) split, combine, subdivide or reclassify any of its ownership interests or otherwise make any payments to the Partners; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution in respect of its ownership interests at such times and in such manner and amount as may be consistent with the Fund's past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from December 31, 1998 through the Effective Time, to the extent not otherwise paid or distributed to the Partners), or (ii) any distribution of property necessary for the representation and warranty set forth in Section
7.11 to be true and correct;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

   (e) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation outside the Ordinary Course of Business;

   (f) other than as may be necessary to consummate the Merger, adopt any amendments to its certificate of limited partnership or limited partnership agreement;

   (g) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, outside the Ordinary Course of Business;

   (h) engage in the conduct of any business the nature of which is materially different from the business in which the Fund is currently engaged;

   (i) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Fund;

   (j) forgive any indebtedness owed to the Fund or convert or contribute by way of capital contribution any such indebtedness owed;

   (k) authorize or enter into any agreement providing for management services to be provided by the Fund to any third party or an increase in management fees paid by any third party under existing management agreements;

   (l) mortgage, pledge, encumber, sell, lease or transfer any material assets of the Fund except as contemplated by this Agreement;

   (m) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

   (n) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

   8.4 Full Access. The General Partners shall permit representatives of APF and the OP General Partner to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Fund to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Fund. APF, the OP General Partner and the Operating Partnership shall permit representatives of the General Partners and the Fund to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of APF and the Operating Partnership to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to APF, the OP General Partner and the Operating Partnership. The Parties agree that any information obtained in connection with the exercise of their rights pursuant to this Section 8.4 shall be Confidential Information for purposes of this Agreement.

   8.5 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Articles V, VI or VII above, as applicable. No disclosure by any Party pursuant to this Section 8.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

   8.6 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each of APF, the Operating Partnership, the General Partners and the Fund shall use reasonable efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of APF after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

   8.7 Fund Partner Approval. The General Partners hereby agree to vote the Fund Interests owned by them in favor of this Agreement and the transactions contemplated hereby and agree, subject to the satisfaction of their fiduciary duties as general partners under Florida law, as reasonably determined by the General Partners, to recommend that the limited Partners of the Fund vote their Fund Interests in favor of this Agreement and the transactions contemplated hereby.

   8.8 Delivery of Certain Financial Statements.

   (a) In addition to disclosure in Fund SEC Documents required to be filed by the Fund, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, the Fund shall provide to APF and the OP General Partner with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by the Fund and each of the General Partners that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of the Fund as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   (b) In addition to disclosure in APF SEC Documents required to be filed by APF, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, APF shall provide to the Fund and the General Partners with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by APF that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of APF as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   8.9 State Takeover Statutes. APF, the APF Board of Directors, the Operating Partnership, the Fund and the General Partners shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation, including without limitation, the control share acquisition provisions of Section 3-701 et seq. of the Maryland GCL and the business combination provisions of Section 3-601 et seq of the Maryland GCL (each, a "Takeover Statute"), is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and
(ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

   8.10 Exclusivity. None of the General Partners shall solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of the Fund (including any acquisition structured as a merger, consolidation, or share exchange). The General Partners shall notify APF and the Operating Partnership immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

   8.11 Listing. APF shall effect, at or before the issuance of any APF Common Shares issued as Share Consideration pursuant to Article IV, authorization for listing or quotation of such APF Common Shares on the NYSE, subject to official notice of issuance.

   8.12 Maintenance of APF's Business. During the period from the date of this Agreement to the Effective Time, APF will not take any action that adversely affects the ability of APF (i) to pursue its business in the ordinary course,
(ii) to seek to preserve intact its current business organizations (iii) to preserve its relationships with its tenants and (iv) will not take any action to affect it status as a REIT for federal income tax purposes.

   8.13 Registration of Share Consideration. APF shall cause the Registration Statement to become effective prior to the Closing Date.

   8.14 Delivery and Approval of Disclosure Schedule and Schedule 1. Within fifteen (15) business days after the date of this Agreement the General Partners shall deliver to APF the Disclosure Schedule and APF shall deliver to the General Partners Schedule 1. Within fifteen (15) business days after APF receives the Disclosure Schedule it shall give the General Partners notice either that the disclosures in the Disclosure Schedule are, as to substance, satisfactory to APF, in its sole and absolute discretion, or that they are not satisfactory and that APF terminate this Merger Agreement pursuant to Section
11.2. Likewise, within fifteen (15) business days after the General Partners receive Schedule 1, the General Partners shall give APF notice either that the disclosures in Schedule 1 are, as to substance, satisfactory to them, in their sole and absolute discretion, or that they are not satisfactory and that such General Partners terminate the Agreement pursuant to Section 11.2. In the case of both APF and the General Partners, the failure of either to give the notice specified above within the applicable fifteen (15) business day period shall constitute approval of the Disclosure Schedule or Schedule 1, as applicable.

   8.15 Certain Acquisitions. APF or its Subsidiaries shall acquire CNL Fund Advisors, Inc., CNL Financial Corp. and CNL Financial Services, Inc. (collective, the "CNL Restaurant Services Group") substantially in accordance with the terms and conditions set forth in their respective merger agreements dated on or about the date hereof or such other terms that are mutually agreed to by the parties.

                                   ARTICLE IX

                             Post-Closing Covenants

   The Parties agree as follows with respect to the period following the
Closing:

   9.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XII below). The General Partners acknowledge and agree that from and after the Closing, the Surviving Partnership will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Fund.

   9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Fund, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article XII below).

   9.3 Transition. The General Partners will not take any action that is designed or intended to have the effect of discouraging any tenant, lessor, licensor, customer, supplier, or other business associate of the Fund from maintaining the same business relationships with the Surviving Partnership after the Closing as it maintained with the Fund prior to the Closing.

   9.4 Confidentiality.

   (a) The General Partners and the Fund will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to APF or the OP General Partner, as applicable, or destroy, at the request and option of APF or the OP General Partner, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the General Partners or the Fund is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such General Partner or the Fund, as applicable, will notify APF or the OP General Partner, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such General Partner or the Fund is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such General Partner or the Fund, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that such General Partner or the Fund, as applicable, shall use its best efforts to obtain, at the request of APF or the OP General Partner, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as APF or the OP General Partner, as applicable, shall designate.

   (b) APF, the OP General Partner and the Operating Partnership will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, if the Closing does not occur, deliver promptly to the Fund General Partners, as applicable, or destroy, at the request and option of the Fund or the General Partners, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Prior to the Closing and if the Closing does not occur, in the event that any of APF, the OP General Partner or the Operating Partnership is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, APF, the OP General Partner or the Operating Partnership, as applicable, will notify the Fund or the General Partners, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, APF, the OP General Partner or the Operating Partnership is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then APF, the OP General Partner or the Operating Partnership, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that APF, the OP General Partner or the Operating Partnership, as applicable, shall use its best efforts to obtain, at the request of the Fund or the General Partners, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Fund or the General Partners, as applicable, shall designate.

   9.5 Covenant Not to Compete. Unless employed by the Surviving Partnership or APF after the Closing, for a period of three years from and after the Closing Date, none of the General Partners will engage directly or indirectly in any business serving the restaurant industry that the Surviving Partnership or APF conducts as of the Closing Date, except existing restaurant businesses and properties currently owned or advised by affiliates of CNL Group, Inc., including CNL Advisory Services, Inc. In addition, and not in lieu of the foregoing, for a period of three years from and after the Closing Date, James
M. Seneff, Jr. hereby covenants and agrees not to engage or participate, directly or indirectly, as principal, agent, executive, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business that relates to the ownership, acquisition or development of "restaurant operations"; provided, however, for the purposes of this Agreement, "restaurant operations" shall not include the ownership, acquisition or development of hotel and health care properties that contain restaurant operations and those entities set forth on Schedule 9.5, and provided further, the noncompetition covenant shall not operate to preclude Mr. Seneff's ownership of APF Common Shares and of up to 5% of the equity securities of companies whose common stock is publicly traded that are engaged in owning, operating, franchising or making are engaged in owning, operating, franchising or making loans to restaurants and restaurant companies. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

   9.6 Tax Matters.

   (a) If there is an adjustment to any item reported on a pre-closing Tax Return that results in an increase in the Taxes payable by the Fund or any of the General Partners, and such adjustment results in a corresponding adjustment to items reported on a post-closing Tax Return with the result that the Taxes payable either by APF, any of its Subsidiaries, or by any consolidated group of companies of which APF or any Subsidiary are then members are reduced, or a refund of Taxes is increased, then any APF Indemnity Claim that the General Partners or Fund owes APF or the Operating Partnership pursuant to Article XII below shall be reduced by the amount by which such Taxes are reduced or such refunds are increased.

   (b) Any refund or credit of Taxes (including any statutory interest thereon) received by APF or any of its Subsidiaries attributable to periods ending on or prior to or including the Closing Date that were paid by the Fund pursuant to this Agreement shall reduce any APF Indemnity Claim that the General Partners or the Fund owes APF pursuant to Article XII below by an amount equal to the amount of such refund or credit.

   (c) In the event that APF or any of its Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that could affect the Fund or the General Partners, or if the Fund or any of the General Partners receives notice of such matters that could affect APF or any of its Subsidiaries, the party receiving such notice shall notify in writing the potentially affected party within ten
(10) days thereof. The failure of either party to give the notice required by this Section shall not impair such party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

   (d) The General Partners shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, reasonably settle or appeal all proceedings with respect to pre-closing Taxes.

                                   ARTICLE X

                       Conditions to Obligation to Close

   10.1 Conditions to Each Party's Obligation. The respective obligations of APF, the OP General Partner, the Operating Partnership, the Fund and the General Partners to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of APF and the General Partners:

   (a) Governmental Approvals and Consents. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 5.1, 6.4, and 7.3 above.

   (b) No Injunction or Proceedings. There shall not be any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of APF or the General Partners, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially adversely affect the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

   (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of APF, would have a Material Adverse Effect on the Fund or, in the sole judgment of any of the General Partners, would have a Material Adverse Effect on APF.

   (d) Shareholder/Partner Approvals. The stockholders of APF shall have approved APF's Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit A, and the Partners of the Fund shall have approved the Merger Proposal, amendments to the partnership agreement, if any.

   (e) Registration of Share Consideration. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

   10.2 Conditions to Obligation of APF, the OP General Partner and the Operating Partnership. The obligations of APF, the OP General Partner and the Operating Partnership to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) the General Partners and the Fund shall have delivered to APF and the OP General Partner a certificate to the effect that:

     (i) the representations and warranties set forth in Article V and
  Article VII above are true and correct in all material respects at and as of the Closing Date;

     (ii) the General Partners and the Fund have performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date;

     (iii) the General Partners and the Fund have procured all of the material third-party consents specified in, respectively, Section 5.2 and
  Section 7.4 above and the related sections of the Disclosure Schedule; and

     (iv) no action, suit, or proceeding is pending or, to their Knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
  (C) affect adversely the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

Notwithstanding the foregoing, APF's obligation to close as a result of a breach of the representations and warranties contained in Section 7.24 shall be governed solely by Section 10.2(e) below.

   (b) since December 31, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of the Fund, such determination to be made in the reasonable discretion of APF;

   (c) APF and the Operating Partnership shall have received an opinion dated as of the Closing Date from Baker and Hostetler LLP, counsel to the General Partners and the Fund, taken as a whole, in form and substance reasonably satisfactory to APF and the Operating Partnership;

   (d) APF shall have received the Disclosure Schedule and approved it in accordance with Section 8.14;

   (e) There shall not exist an unlawful environmental condition on one or more properties owned by the Fund, which in the opinion of a mutually acceptable environmental engineer or consultant, would require APF to expend in excess of $2,049,031 in order to remediate such unlawful environmental condition and cause the subject property or properties to comply with applicable environmental laws, ordinances, regulations or orders; and

   (f) If each of the CNL Income Funds approves its respective Proposed Acquisition, Merrill Lynch & Co. shall not have withdrawn its Fairness Opinion issued in connection with the Merger. If a Proposed Acquisition is not approved by the applicable CNL Income Fund, then the Special Committee of the Board of Directors of APF shall have received a fairness opinion addressed to APF and its stockholders from Merrill Lynch & Co. as to the fairness of the Proposed Acquisitions that were approved by the respective CNL Income Fund, including the consideration to be paid in connection therewith, to APF and its stockholders from a financial point of view.

   APF, the OP General Partner and the Operating Partnership may waive any condition specified in this Section 10.2 if they execute a writing so stating at or prior to the Closing.

   10.3 Conditions to Obligation of the General Partners and the Fund. The obligations of the General Partners and the Fund to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) APF, the OP General Partner and the Operating Partnership shall have delivered to the General Partners and the Fund a certificate to the effect that:

     (i) the representations and warranties set forth in Article VI above are true and correct in all material respects at and as of the Closing Date;

     (ii) APF, the OP General Partner and the Operating Partnership have performed and complied with all of their covenants hereunder in all material respects through the Closing; and

     (iii) no action, suit, or proceeding is pending or, to their knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

   (b) APF shall have delivered to the Fund for distribution to the Partners the Share Consideration pursuant to Section 4.2 and, as applicable, the cash and Notes pursuant to Section 4.4;

   (c) since September 30, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of APF;

   (d) APF shall have acquired the CNL Restaurant Services Group;

   (e) the General Partners shall have received Schedule 1 and approved it in accordance with Section 8.14;

   (f) the APF Common Shares shall have been approved for listing on the NYSE subject to official notice of issuance;

   (g) the General Partners shall have received an opinion dated as of the Closing Date from Shaw Pittman Potts & Trowbridge, counsel to APF and the Operating Partnership, in form and substance reasonably satisfactory to the General Partners; and

   (h) Legg Mason Wood Walker Incorporated shall not have withdrawn the Fund Fairness Opinion.

   The General Partners and the Fund may waive any condition specified in this
Section 10.3 if they execute a writing so stating at or prior to the Closing.

                                  ARTICLE XI

                                  Termination

   11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the General Partners, the limited partners of the Fund, the OP General Partner or the stockholders of APF, respectively, either by the mutual written consent of APF, the OP General Partner and the General Partners or by mutual action of the General Partners and the Boards of Directors of each of the corporate General Partner and the OP General Partner and the Special Committee.

   11.2 Termination by Individual Parties. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee and the Board of Directors of the OP General Partner in the event of a failure of a condition to the obligations of APF and the Operating Partnership set forth in
Section 10.2 of this Agreement; (b) by the General Partners in the event of a failure of a condition to the obligations of General Partners or the Fund set forth in Section 10.3 of this Agreement; (c) any Party if the Merger shall not have occurred by December 31, 1999 or (d) if a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

   11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article XI, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement or the obligations set forth in Sections 9.4 and 13.11.

                                  ARTICLE XII

                                Indemnification

   12.1 Indemnity Obligations of the General Partners and the Fund. Subject to Sections 12.5 and 12.6 hereof, each of the General Partners severally, in accordance with its percentage interest in the Share Consideration and limited in amount to the value of the APF Common Shares received by it, based upon the average per share closing price of the APF Common Shares for the first twenty trading days after the APF Common Shares are listed on NYSE (the "20 Day Average Price"), agree to indemnify and hold APF, the OP General Partner and the Surviving Partnership harmless from, and to reimburse APF, the OP General Partner and the Surviving Partnership for, any APF Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "APF Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost, or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of any of the General Partners or the Fund which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements, or undertakings of any of the General Partners or the Fund which are contained in or made pursuant to this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.1.

   12.2 Indemnity Obligations of APF, the OP General Partner and the Operating Partnership. Subject to Sections 12.5 and 12.6 hereof, APF, the OP General Partner and the Operating Partnership (including in its capacity as the Surviving Partnership) hereby jointly and severally agree to indemnify and hold each of the General Partners and the Fund harmless from, and to reimburse each of the General Partners and the Fund for, any Fund Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Fund Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost, or expense of any nature whatsoever incurred by any of the General Partners or the Fund resulting from
(i) any breach of any representation and warranty of APF, the OP General Partner or the Operating Partnership which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements, or undertakings of APF, the OP General Partner and the Operating Partnership which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 12.2.

   12.3 Appointment of Representative. James M. Seneff, Jr. is hereby appointed as the exclusive agent of the General Partners and the Fund to act on their behalf with respect to any and all Fund Indemnity Claims and any and all APF Indemnity Claims arising under this Agreement or such other representative as may be hereafter appointed by the General Partners. Such agent is herein referred to as the "Representative." The Representative shall take, and the General Partners agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the General Partners and the Fund, as fully as if such parties were acting on their own behalf, including, without limitation, asserting Fund Indemnity Claims against APF, the OP General Partner and the Operating Partnership, defending all APF Indemnity Claims, consenting to, compromising, or settling all Fund Indemnity Claims and APF Indemnity Claims, conducting negotiations with APF, the OP General Partner and the Operating Partnership and their representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants, or other representatives in connection with the foregoing matters. APF, the OP General Partner and the Operating Partnership shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the General Partners and the Fund. The Representative, acting pursuant to this Section 12.3, shall not be liable to any of the General Partners or the Fund for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

   12.4 Notification of Claims. Subject to the provisions of Section 12.5, in the event of the occurrence of an event which any Party asserts constitutes an APF Indemnity Claim or a Fund Indemnity Claim, as applicable, such Party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment, or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment, or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. Any indemnifying party may elect, at such Party's sole expense, to assume control of the defense, settlement, adjustment, or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment, or compromise of such claims, or ceasing to defend against such claims, unless such settlement is a cash settlement and contains an unconditional release of the indemnified party from all existing and future claims with respect to the matter being contested. In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

   12.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive until eighteen months from the Closing Date; provided, however, the representations and warranties contained in Sections 6.2, 6.3 and 7.11 shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby. No claim shall be made after the applicable survival period.

   12.6 Limitations. Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall and the other claims described in Article XIII exceed in the aggregate the dollar amount specified in Article XIII. As to APF Indemnity Claims, the liability of each General Partner shall be limited as provided in Article XIII.

   12.7 Exclusive Provisions; No Rescission. Except as set forth in this Agreement, no Party hereto is making any representation, warranty, covenant, or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant, or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any Party hereto, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the Parties under the provisions of this Article XII shall be the sole and exclusive remedy available to the Parties with respect to claims, assertions, events, or proceedings arising out of or relating to the Merger.

                                  ARTICLE XIII

                            Limitation of Liability

   13.1 Threshold. Notwithstanding anything to the contrary stated in this Agreement, in no event (i) shall the General Partners or any of them have any liability to APF and/or the OP General Partner and the Surviving Partnership on account of any APF Indemnity Claim or for any claim for breach of warranty or for misrepresentation, or any other claim whatsoever arising under this Agreement or in connection with the transaction contemplated herein (individually a "Claim" and collectively, "Claims") or for any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever directly resulting from Claims (collectively, "Losses") unless, until and only to the extent that the accumulated amount of all Losses exceeds the amount of $204,903 in the aggregate (the "Threshold") nor (ii) shall the individual or aggregate liability of the General Partners on account of Claims and Losses exceed the value of APF Common Shares actually issued to the General Partners in the Merger valued at the 20 Day Average Price. To the extent that any Claim is asserted against more than one General Partner, each General Partner shall be liable only for such General Partner's proportionate share of the Claim based on the percentage that the APF Common Shares received by such General Partner in the Merger is of the total APF Commons Shares comprising the Share Consideration. Any Claim against a General Partner, including an APF Indemnity Claim, may be satisfied by such General Partner, in its sole discretion, by surrendering to the claimant(s) APF Common Shares at a value equal to the closing price per share of such shares on the NYSE on the last trading day preceding the date such APF Common Shares are surrendered.

   13.2 Special Indemnification. APF agrees to indemnify, defend and hold harmless the General Partners against any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever, including reasonable attorneys' fees, arising after the Effective Time that would have arisen in their capacity as General Partners of the Fund had the Merger not been consummated and that are the result of APF's alleged actions or inactions. The Threshold described in Section 13.1 above shall not apply to APF obligations to indemnify the General Partners pursuant to this
Section 13.2.

                                  ARTICLE XIV

                                 Miscellaneous

   14.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of APF and the General Partners; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

   14.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

   14.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

   14.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of APF and the General Partners.

   14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   14.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   14.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  If to the Fund or the General Partners:

     c/o James M. Seneff, Jr.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 423-2894

  With copy to:

     Baker & Hostetler LLP
     Sun Trust Center, Suite 2300
     200 South Orange Avenue
     Orlando, Florida 32801
     Attn: Kenneth C. Wright, Esq.
     Telecopy: (407) 841-0168

  If to APF or the Operating Partnership:

     Curtis B. McWilliams
     Executive Vice President
     CNL American Properties, Inc.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 650-1000

  With copy to:

     Shaw Pittman Potts & Trowbridge
     2300 N Street, N.W.
     Washington, D.C. 20037
     Attn: John M. McDonald, Esq.
     Telecopy: (202) 663-8007

   Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

   14.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   14.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by APF, the OP General Partner and the General Partners. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   14.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   14.11 Expenses. If the Closing occurs, APF will bear all costs and expenses of the Parties incurred in connection with this Agreement and the transactions contemplated hereby to the extent not already paid by the Fund or the General Partners. If the Closing does not occur, APF, the OP General Partner and the Operating Partnership will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and the General Partners and the Fund will divide their costs and expenses (including legal fees and expenses) as follows:
(i) the Fund shall bear that percentage of the costs and expenses equal to the percentage obtained by dividing the number of Fund votes in favor of the Merger by the sum of the total number of votes cast and the total number of abstentions and (ii) the General Partners shall bear the remainder of the costs and expenses.

   14.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

   14.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

   14.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

   14.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in and for Orange County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND V, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne_________________
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          James M. Seneff, Jr., as General
                                           Partner

                       CNL AMERICAN PROPERTIES FUND, INC.
                       SUPPLEMENT DATED            , 1999
                                       TO
                   PROSPECTUS/CONSENT SOLICITATION STATEMENT
                             DATED           , 1999
                          FOR CNL INCOME FUND VI, LTD.

   This supplement is being furnished to you, as a Limited Partner of CNL Income Fund VI, Ltd., which we refer to as the Income Fund, for the purpose of enabling you to evaluate the proposed Acquisition of your Income Fund by CNL American Properties Fund, Inc., a Maryland corporation, which is a real estate investment trust. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed Acquisition that are unique to you and the other Limited Partners of your Income Fund. This supplement does not purport to provide an overall summary of the proposed Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding APF and the other Income Funds being acquired by APF. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the consent solicitation. Unless otherwise indicated, the terms "we," "us," "our," and "ourselves" when used herein refer to James M. Seneff, Jr., Robert A. Bourne and CNL Realty Corporation, the general partners of your Income Fund. When we refer to APF, we are referring to CNL American Properties Fund, Inc. and its subsidiaries, including CNL APF Partners, L.P., a wholly owned limited partnership through which APF conducts its business and which we call the Operating Partnership.

   APF Share numbers in this consent solicitation reflect a one-for-two reverse stock split approved by the APF stockholders on May 27, 1999 and effective on June 3, 1999.

   APF has set the exchange value at $20.00 for the purposes of allocating the APF Share consideration offered to the Income Funds. In considering what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

                                    OVERVIEW

   Pursuant to the consent solicitation and this supplement, you are being asked to approve the Acquisition of your Income Fund by APF. Your Income Fund is one of 8 limited partnerships, which we refer to collectively as the Income Funds, that APF is seeking to acquire. Supplements have also been prepared for each of the other Income Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to D.F. King & Co., 77 Water Street, New York, New York 10005.

   There are material risks and potential disadvantages associated with the Acquisition that you should consider in determining whether to vote "For" or "Against" the Acquisition. These material risks include:

  . We are uncertain about the value at which APF Shares will trade following listing.

  . We have material conflicts in light of our being both general partners of the Income Funds and members of APF's Board of Directors.

  . As stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

  . We will receive 19,296 APF Shares as a result of APF's Acquisition of your Income Fund.

  . Because your Income Fund has no tenants under bankruptcy protection, if your Income Fund approves the Acquisition along with each of the other Income Funds, you would become subject to any adverse consequences associated with the 24 restaurant properties that APF would have under bankruptcy protection.

  . Unlike your Income Fund, APF will not be prohibited from incurring indebtedness.

  . The Acquisition is a taxable transaction.

  . The Acquisition involves a fundamental change in your investment.

What is APF?

   APF is a full-service real estate investment trust formed in 1994, which offers a complete range of restaurant property services to operators of national and regional restaurant chains, from triple-net leasing and mortgage financing to site selection, construction management and build-to-suit development. As of June 30, 1999, APF had total assets of approximately $822 million and 32,000 stockholders of record. If APF acquires all of the Income Funds in the Acquisition, APF expects to have total assets of approximately $1.5 billion at the time of the consummation of the Acquisition and will be one of the largest triple-net lease REITs in the United States.

What will I receive if my Income Fund approves the Acquisition?

   If your Income Fund approves the Acquisition, you will be entitled to receive shares of APF common stock in exchange for the units of limited partnership interest that you own in your Income Fund. The APF Shares will be listed for trading on the New York Stock Exchange, or NYSE, concurrently with the consummation of the Acquisition. If you vote "Against" the Acquisition, and your Income Fund is nevertheless acquired by APF, you may elect to receive
consideration in the form of 7% callable notes due     2005.

How many APF Shares will I receive if my Income Fund is acquired by APF?

   Your Income Fund will receive 1,865,194 APF Shares before payment of Acquisition expenses. You will receive your proportion of such shares in accordance with the terms of your Income Fund's partnership agreement.

What is the value of an APF Share?

   We do not know the fair value of an APF Share. APF has assigned a value, which we refer to as the exchange value, of $20.00 per share. After careful consideration, APF concluded that the exchange value should be set at $20.00 and that the exchange value would be used to allocate the APF Share consideration among the 16 Income Funds. In determining what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

What is the required vote necessary to approve the Acquisition?

   Pursuant to the terms of your Income Fund's partnership agreement, APF's Acquisition of your Income Fund may not be consummated without the approval of greater than 50% of the outstanding units. Such an approval by your Income Fund's limited partners will be binding on you even if you vote "Against" the Acquisition.

Do you, as the general partners of my Income Fund, recommend that I vote "For" the proposed Acquisition?

   Yes. We unanimously recommend that you vote "For" the proposed Acquisition. We believe that the Acquisition is the best means to maximize the value of your investment in your Income Fund, as opposed to liquidating your Income Fund's portfolio or continuing unchanged the investment in your Income Fund.

How do I vote?

   Just indicate on the enclosed consent form, which is printed on the blue paper, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of Limited Partners, your units may be voted "For" or "Against" APF's Acquisition of your Income Fund. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Acquisition. If you do not vote or you abstain from voting, it will count as a vote "Against" the Acquisition.

What are the tax consequences of the Acquisition to me?

   The Acquisition is a taxable transaction. The tax obligations of individuals and tax-paying entities will generally be based on the difference between the value of the APF Shares you receive and the tax basis of your units.

We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Acquisition.

   We have estimated, based on the exchange value, that the taxable gain per average original $10,000 investment in your Income Fund will be $1,616.

                                  RISK FACTORS

   As a result of APF's Acquisition of your Income Fund, you will assume the risks associated with the assets of APF and the other Income Funds acquired by APF. Although the majority of APF's assets and the assets of the other Income Funds acquired by APF are substantially similar to those of your Income Fund, the restaurant properties owned by APF and the other Income Funds that are acquired by APF may be differently constructed, located in a different geographic area or of a different restaurant chain than the restaurant properties owned by your Income Fund. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

   The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Acquisition that are applicable to your Income Fund.

Investment Risks

The exchange value was determined by APF, and the trading price of the APF Shares may decrease substantially below the exchange value upon listing.

   Your Income Fund will be receiving 1,865,194 APF Shares before payment of Acquisition expenses if your Income Fund approves the Acquisition. There has been no prior market for the APF Shares, and it is possible that the APF Shares may trade at prices substantially below the exchange value or the historical per share book value of the assets of APF. The APF Shares have been approved for listing on the NYSE, subject to official notice of issuance. Prior to listing, the existing APF stockholders have not had an active trading market in which they could sell their APF Shares. Additionally, any Limited Partners of the Income Funds who become APF stockholders as a result of the Acquisition, will have transformed their investment in non-tradable units into an investment in freely tradable APF Shares. Consequently, some of these stockholders may choose to sell their APF Shares upon listing at a time when demand for APF Shares may be relatively low. The market price of the APF Shares may be volatile after the Acquisition, and the APF Shares could trade at prices substantially less than the exchange value as a result of increased selling activity following the issuance of the APF Shares, the interest level of investors in purchasing the APF Shares after the Acquisition and the amount of distributions to be paid by APF.

Your distributions may decrease.

   In each of the years ended December 31, 1996, 1997 and 1998, your Income Fund distributed $920, $900 and $920, respectively, to you per $10,000 investment. While historically, APF has made distributions equal to

7.625% per APF Share, based on the exchange value, we cannot be sure that APF will be able to maintain this level of distributions in the future. In the event that APF is unable to maintain this level of distributions in the future, your distributions per $10,000 investment may decrease substantially after the Acquisition.

The general partners will receive benefits from the Acquisition and will have conflicts of interest in the Acquisition.

   The general partners have three conflicts of interest in the Acquisition of your Income Fund. First, we, James M. Seneff, Jr. and Robert A. Bourne, who also sit on the Board of Directors of APF, and CNL Realty Corp., an entity whose sole stockholders are Messrs. Seneff and Bourne, are the three general partners of the Income Funds. As Board members of APF, Messrs. Seneff and Bourne have a different interest in the completion of the Acquisition which may conflict with your interest as a Limited Partner of the Income Fund or with their own positions as the general partners of your Income Fund. Second, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund. Third, assuming only your Income Fund is acquired in the Acquisition, we will receive 19,296 APF Shares. Finally, in the event that your Income Fund is not acquired, however, we may be required to pay all or a substantial portion of the Acquisition costs allocated to your Income Fund.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Acquisition, the terms of the Acquisition may have been more favorable to you and the other Limited Partners.

   We, as the general partners of your Income Fund, have not retained an independent representative to act on your behalf or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration to be received, of the Acquisition. No group of Limited Partners was empowered to negotiate the terms and conditions of the Acquisition or to determine what procedures should be used to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and APF have been the parties responsible for structuring all the terms and conditions of the Acquisition. We engaged legal counsel to assist with the preparation of the documentation for the Acquisition, including this consent solicitation, and such legal counsel did not serve, or purport to serve, as legal counsel for the Income Funds or Limited Partners. If an independent representative had been retained for the Income Funds, the terms of the Acquisition may have been different and possibly more favorable to the Limited Partners. In particular, had separate representation for each of the Income Funds been arranged by us, issues unique to the value of each of the specific Income Funds might have been highlighted or received greater attention, resulting in adjustments to the value assigned to the assets of such Income Funds and increasing the number of APF Shares or notes that would be allocable to such Income Fund if acquired in the Acquisition.

The Acquisition will result in a fundamental change in the nature of your investment.

   The Acquisition of your Income Fund involves a fundamental change in the nature of your investment. Your investment will change from constituting an interest in your Income Fund, which has a fixed portfolio of restaurant properties in which you participate in the profits from the operation of its restaurant properties, to holding common stock of APF, an operating company, that will own an interest in 1,231 restaurant properties, assuming only your Income Fund and the CNL Restaurant Businesses were acquired as of June 30, 1999. The risks inherent in investing in an operating company such as APF include that APF may invest in new restaurant properties that are not as profitable as APF anticipated, it may incur substantial indebtedness to make future acquisitions of restaurant properties that it may be unable to repay and it may make mortgage loans to prospective operators of national and regional restaurant chains that may not have the ability to repay.

   Also, an investment in APF may not outperform your investment in your Income Fund. Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Income Fund's assets, to an investment in an entity in which you may realize the value of your investment only through the sale of your APF Shares, not from liquidation proceeds from restaurant properties. Continuation of your Income Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Income Fund's restaurant properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your APF Shares or from the combination of cash paid to and payments on any notes if you elect to receive notes.

Real Estate/Business Risks

If APF's borrowers default on mortgage loans, APF's income could be adversely affected.

   APF will be subject to certain risks inherent in the business of lending, such as the risk of default by or bankruptcy of the borrower. Upon a default by a borrower, APF may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with APF's administration of the mortgage loans and any collections upon a borrower's default. APF will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since APF's primary source of financing its mortgage loans will be through variable rate loans, any increase in interest rates will also increase APF's borrowing costs. In addition, any interest rate increases after a loan's origination could also adversely affect the value of the loans when securitized.

APF may not be able to access the securitization markets.

   The CNL Restaurant Financial Services Group previously "securitized" one portfolio of mortgage loans by contributing them to a trust that subsequently issued trust certificates representing beneficial ownership interests in the pool of mortgage loans. The CNL Restaurant Financial Services Group ultimately received the net proceeds paid to the trust from the sale of the trust certificates. APF now operates these lending and securitization operations. We cannot be sure that APF will be able to integrate successfully the lending and securitization operations into its business. In addition, APF's ability to access the securitization markets for the mortgage loans on favorable terms could be adversely affected by a variety of factors, including adverse market conditions and adverse performance of its loan portfolio or servicing responsibilities. If APF is unable to access the securitization market, it would have to retain as assets those mortgage loans it would otherwise securitize, thereby remaining exposed to the related credit and repayment risks on such mortgage loans. Under such circumstances, APF would also have to seek a different source for funding its operations than securitizations.

APF's gains on any completed securitizations may be overstated if prepayments or defaults are greater than anticipated.

   APF will report gains on sales of mortgage loans in any securitization based in part on the estimated fair value of the mortgage-related securities retained by APF. In a securitization, APF would typically retain a residual-interest security and retain an interest-only strip security. The fair value of the residual-interest and interest-only strip security would be the present value of the estimated net cash flows to be received after considering the effects of prepayments and credit losses. The capitalized mortgage servicing rights and mortgage-related securities would be valued using prepayment, default, and interest rate assumptions that APF believes are reasonable. The amount of revenue recognized upon the sale of loans or loan participations will vary depending on the assumptions utilized.

   APF may have to make adjustments to the amount of revenue it recognizes for a securitization if the rate of prepayment, rate of default, and the estimates of the future costs of servicing utilized by APF vary from APF's estimates. For example, APF's gain upon the sale of loans will have been either overstated or understated if prepayments and/or defaults are greater than or less than anticipated. In addition, higher levels of future prepayments, and/or increases in delinquencies or liquidations, would result in a lower valuation of the mortgage-related securities. These adjustments would adversely affect APF's earnings in the period in which the adjustment is made. Such adjustments may be material if APF's estimates are significantly different from actual results.

APF's increased leverage increases APF's risk of default which could, in turn, adversely affect APF's results of operations and stockholder distributions.

   In addition to the issuance of APF Shares or the sale of units of the Operating Partnership, APF has funded and intends to continue to fund acquisitions and the development of new restaurant properties through short-term borrowings and by financing or refinancing its indebtedness on such properties on a longer-term basis when market conditions are appropriate. As of June 30, 1999, and assuming the acquisition of the CNL Restaurant Businesses, APF's debt service ratio was 3.31x and its ratio of debt-to-total assets was 35.91%. If only your Income Fund was acquired as of that date, APF's debt service ratio would have been 3.51x and its ratio of debt-to-total assets would have been 34.88%. As a general policy, APF's Board of Directors has allowed APF to borrow funds only when the ratio of debt-to-total assets of APF is 45% or less. APF's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that APF may incur in the future. Accordingly, APF's Board of Directors could modify the current policy at any time after the Acquisition. If this policy were changed, APF could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase APF's risk of default on its obligations and adversely affect APF's results of operations and its ability to make required distributions to its stockholders.

APF's ability to incur additional secured debt may dilute the value of the notes held by former Limited Partners of the Income Funds.

   APF may increase its level of secured debt. Payments on any notes issued by APF in connection with the Acquisition would be subordinated to any secured debt incurred by APF. Also, any secured debt would have a priority claim of repayment over the notes in the event that APF defaulted under its obligations.

APF's plan to grow through the acquisition and development of new restaurant properties could be adversely affected by trends in the real estate and financing businesses.

   APF's growth strategy is substantially based on the acquisition and development of additional restaurant properties. We do not know that APF will do so successfully because APF may have difficulty finding new restaurant properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional restaurant properties is subject to many risks. For instance, if an additional restaurant property is in a market in which APF has not invested before, APF will have relatively little experience in and may be unfamiliar with that new market.

The inability of a tenant or borrower to make lease and mortgage payments could have an adverse effect on APF.

   APF's business depends on the tenants' and borrowers' ability to pay their obligations to APF with respect to APF's real estate leases and mortgage loans. APF typically does not require that a third party guarantee the obligations of the tenant or the borrower. The ability of the tenants or borrowers to pay their obligations to APF in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a restaurant chain, may adversely affect the economic viability of the restaurant chain, including but not limited to:

  . national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by APF's customers;

  . changes or weaknesses in specific industry segments;

  . perceptions by prospective customers of the safety, convenience, services and attractiveness of the restaurant chain;

  . changes in demographics, consumer tastes and traffic patterns;

  . the ability to obtain and retain capable management;

  . the inability of a particular restaurant chain's computer system, or that of its franchisor or vendors, to adequately address year 2000 issues;

  . increases in operating, expenses; and

  . increases in minimum wages, taxes or mandatory employee benefits.

APF has tenants of two significant restaurant chains that have filed for bankruptcy protection.

   The fact that APF has tenants of two significant restaurant chains that have filed for bankruptcy protection may adversely affect APF's total rental, earned and interest income. Because all of APF's properties are leased on a triple-net basis, if a tenant has defaulted on its lease obligations or has declared bankruptcy, it would reduce APF's rental, earned and interest income until APF could lease those affected properties to a new tenant or tenants. As of June 30, 1999, your Income Fund had no tenants under bankruptcy protection. Therefore, assuming that your Income Fund is acquired by APF, you, as an APF stockholder or noteholder, may be subject to the adverse consequences associated with having significant tenants under bankruptcy protection. As of June 30, 1999, and assuming that all the Income Funds are acquired by APF, APF would have had 24 restaurant properties not generating rental income. The aggregate lost rental, earned and interest income of the leases of these properties, whether due to bankruptcy or otherwise, including lost rental, interest and earned income, would have been equal to $1,175,483, which constitutes 2.12% of total rental, earned and interest income, including lost rental, earned and interest income, for the same period.

Tax Risks

APF's failure to qualify as a REIT for tax purposes would result in APF's taxation as a corporation and the reduction of funding available for stockholder distribution.

   If APF fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, APF may be subject to the federal alternative minimum tax and various state income taxes. Unless APF is entitled to relief under specific statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if APF loses its REIT status, the funds available for distribution to you, as an APF stockholder, would be reduced substantially for each of the years involved.

If APF cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

   Subject to adjustments that are unique to REITs, a REIT generally must distribute 95% of its taxable income. In the event that APF does not have sufficient cash, this distribution requirement may limit APF's ability to acquire additional restaurant properties and to make mortgage loans. Also, for the purposes of determining taxable income, APF may be required to include interest payments, rent and other items it has not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, APF could have taxable income in excess of cash available for distribution. If this occurred, APF would have to borrow funds or liquidate some of its assets in order to maintain its status as a REIT.

Changes in the tax law could adversely affect APF's REIT status.

   APF's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect APF's status as a REIT. In the event that there is a change in the tax laws that prevents APF from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, APF may not be able to make the same level of distributions to its stockholders. In addition, such change may limit APF's ability to invest in additional restaurant properties and to make additional mortgage loans.

                     CONSIDERATION PAID TO THE INCOME FUND

   The proposed number of APF Shares to be paid to your Income Fund was determined by APF in accordance with its own valuation methodologies regarding each Income Fund. We, as the general partners of each Income Fund, determined the fairness of the value of the APF Shares to be paid to your Income Fund based in part on the appraisal of the restaurant properties of your Income Fund by Valuation Associates. In addition, we engaged Legg Mason to provide us with an opinion that the APF Share consideration to be received by each Income Fund, individually, is fair from a financial point of view to each Income Fund.

   The following table sets forth the exchange value of the APF Shares to be paid to your Income Fund in the Acquisition. The APF Shares payable to your Income Fund will not change if APF acquires fewer than all of the Income Funds in the Acquisition. This data assumes that none of the Limited Partners of your Income Fund have elected to receive the notes. You should note that the APF Shares may trade at prices substantially below the exchange value upon listing on the NYSE.

                 Original
                  Limited
                  Partner
  Original      Investments
   Limited         less
   Partner     Distributions Number of                                            Exchange Value
 Investments   of Net Sales     APF     Exchange                                  of APF Shares
    less       Proceeds per   Shares    Value of               Exchange Value of   per Average
Distributions     $10,000     Offered  APF Shares   Estimated     APF Shares     $10,000 Original
of  Net Sales    Original    to Income Payable to  Acquisition after Acquisition Limited Partner
 Proceeds(1)   Investment(1)   Fund    Income Fund  Expenses       Expenses         Investment
-------------  ------------- --------- ----------- ----------- ----------------- ----------------
$35,000,000       $10,000    1,865,194 $37,303,880  $409,000      $36,894,880        $10,541

--------

(1) As of December 31, 1998, the Income Fund had no distributions of net sales proceeds.

   If your Income Fund approves the Acquisition and you have voted "Against" the Acquisition, but you do not wish to own APF Shares, you can elect to
receive your portion of the consideration in 7.0% callable notes, due     ,
2005. The payment received by you and other Limited Partners who elect to receive notes will be equal to 97% of the value of your portion of the exchange value of the APF Shares that would otherwise have been paid to your Income
Fund. The notes will bear interest at 7.0% and will mature on     , 2005. APF
may redeem the notes at any time prior to their maturity at a price equal to the sum of the outstanding principal balance plus accrued interest. In addition, if Limited Partners in your Income Fund elect to receive notes in an amount greater than 15% of the exchange value of the APF Shares to be paid to your Income Fund, then APF has the right to decline to acquire your Income Fund.

                          EXPENSES OF THE ACQUISITION

   If your Income Fund approves the Acquisition, the portion of the Acquisition expenses attributable to your Income Fund will be paid by your Income Fund, as detailed below. The number of APF Shares paid to your Income Fund would reflect a reduction for your Income Fund's expenses of the Acquisition. Acquisition expenses are expected to range from 1.1% to 1.3% of the exchange value of the APF Shares payable to each Income Fund.

   If the Acquisition of your Income Fund is not approved, we will bear a percentage of all Acquisition expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your

Income Fund, divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Income Fund. In such event, your Income Fund will bear the remaining Acquisition expenses.

   The following table sets forth the estimated Acquisition expenses of acquiring your Income Fund:

                         Pre-closing Transaction Costs

   Legal Fees(1)...................................................... $ 28,415
   Appraisals and Valuation(2)........................................    6,435
   Fairness Opinions(3)...............................................   30,000
   Solicitation Fees(4)...............................................   16,346
   Printing and Mailing(5)............................................   91,672
   Accounting and Other Fees(6).......................................   54,101
                                                                       --------
       Subtotal....................................................... $226,969
                                                                       --------

                           Closing Transaction Costs

   Title, Transfer Tax and Recording Fees(7).......................... $ 89,606
   Legal Closing Fees(8)..............................................   44,260
   Partnership Liquidation Costs(9)...................................   48,165
                                                                       --------
       Subtotal.......................................................  182,031
                                                                       --------
   Total.............................................................. $409,000
                                                                       ========

  --------
  (1) Aggregate legal fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $423,998. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the value of the APF Share consideration payable to your Income Fund, based on the exchange value, to the total value of the APF Share consideration payable to all of the Income Funds, based on the exchange value.
  (2) Aggregate appraisal and valuation fees to be incurred by all of the Income Funds in connection with the Acquisition were $105,420. Your Income Fund's pro-rata portion of these fees was determined based on the number of restaurant properties in your Income Fund.
  (3) Each Income Fund received a fairness opinion from Legg Mason and incurred a fee of $30,000.
  (4) Aggregate solicitation fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $250,000. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
  (5) Aggregate printing and mailing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $1,399,998. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
  (6) Aggregate accounting and other fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $841,245. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

  (7) Aggregate title, transfer tax and recording fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $1,313,596. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund, to the total exchange value of the APF Shares payable to all of the Income Funds.
  (8) Aggregate legal closing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $648,842. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

  (9) Aggregate partnership liquidation costs to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $698,901. Your Income Fund's pro-rata portion of these costs was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.

   The solicitation fees related to the Acquisition will be allocated among the Income Funds, us and APF depending upon whether the Acquisition is consummated. For purposes of the Acquisition, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

   If APF acquires all of the Income Funds, all of the solicitation fees will be payable by APF. If APF acquires less than all of the Income Funds, all of the solicitation fees will be payable by APF or the Income Funds that are acquired in proportion to their respective exchange values. If none of the Income Funds are acquired by APF, all of the solicitation fees will be payable by us.

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   Article 12 of your Income Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding units is required to approve a "Liquidating Sale," which is defined by the partnership agreement to include a transaction or series of transactions resulting in the transfer of 80% or more in value of your Income Fund's restaurant properties acquired within two years of the initial date of the prospectus (June 1989). Because the Acquisition of your Income Fund is a "Liquidating Sale" within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding units.

Consequence of Failure to Approve the Acquisition

   If the Limited Partners of your Income Fund representing greater than 50% of the outstanding units do not vote "For" the Acquisition, the Acquisition may not be consummated under the terms of the partnership agreement. In such event, we plan to continue to operate your Income Fund as a going concern and to eventually dispose of your Income Fund's restaurant properties approximately 7 to 12 years after they were acquired or as soon thereafter if, in our opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

Special Meeting to Discuss the Acquisition

   We, as general partners of the Income Funds, have scheduled a special meeting of the Limited Partners of your Income Fund to discuss the solicitation materials, which include the consent solicitation, this supplement and the other materials distributed to you, and the terms of APF's Acquisition of your Income Fund, prior to voting on the Acquisition. The special meeting will be
held at 10:00 a.m., Eastern time, on               , 1999, at
                                          . We and members of APF's management
intend to solicit actively your support for the Acquisition and would like to use the special meeting to answer questions about the Acquisition and the solicitation materials and to explain in person our reasons for recommending that you vote "For" the Acquisition.

                               VOTING PROCEDURES

   The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Acquisition of your Income Fund by APF. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

   In order for APF to acquire your Income Fund, the Limited Partners holding greater than 50% of the outstanding units of your Income Fund must approve the Acquisition. Your Income Fund will be acquired by a merger with the Operating Partnership, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated March 11, 1999, as amended, by and between APF and your Income Fund is attached hereto as Appendix B. We encourage you to read it.

   If you are not planning to attend the special meeting of the Limited Partners of your Income Fund and to vote in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the Acquisition of your Income Fund. The solicitation period will commence upon delivery of the solicitation materials to you on or about
           , 1999 and will continue until the later of (a)           , 1999, a
date not less than 60 calendar days from the initial delivery of the solicitation materials, or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond May 31, 2000. Any consent form received by Corporate Election Services prior to 5:00 p.m., Eastern time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your units will be counted as voting "Against" the Acquisition of your Income Fund and you will receive APF Shares if your Income Fund is acquired.

   A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. The first part seeks your consent to APF's Acquisition of your Income Fund and related matters. The exact matters which a vote in favor of the Acquisition will be deemed to approve are described above under "Required Vote." If you have interests in more than one Income Fund, you will receive multiple consent forms which will provide for separate votes for each Income Fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

   The second part of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints James M. Seneff, Jr. and Robert A. Bourne as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the Acquisition. The power of attorney is intended solely to ease the administrative burden of completing the Acquisition without requiring your signatures on multiple documents.

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                  TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following information has been prepared to compare the amounts of compensation paid and cash distributions made, by your Income Fund to us and our affiliates to the amounts that would have been paid if the compensation and distribution structure, which will be in effect after the Acquisition, had been in effect during the years presented below.

   Under your Income Fund's partnership agreement, we and our affiliates are entitled to receive fees in connection with managing the affairs of each Income Fund. Your partnership agreement also provides that we are to be reimbursed for our expenses for services performed for your Income Fund, such as legal, accounting, transfer agent, data processing and duplicating services.

   APF operates as an internally-advised REIT. If your Income Fund is acquired, it will share in the overall cost of managing the consolidated portfolio of restaurant properties owned by APF. As stockholders of APF, you and the other former Limited Partners of your Income Fund will receive distributions in proportion with your ownership of APF Shares. This cost participation and dividend payment are in lieu of the payments to us discussed above.

   During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, the aggregate amounts accrued or actually paid by your Income Fund to us are shown below under "Historical

Distributions Paid to the General Partners and Affiliates" and the estimated amounts of compensation that would have been paid had the Acquisition been in effect for the periods presented, are shown below under "Pro Forma Distributions to Be Paid to the General Partners Following the Acquisition":

                                                        Six Months
                               Year Ended December 31,    Ended
                               ------------------------  June 30,
                                1996    1997     1998      1999
                               ------- ------- -------- ----------
Historical Distributions Paid
 to the General Partners and
 Affiliates:
  General Partner
   Distributions..............     --      --       --       --
  Accounting and
   Administrative Services.... $95,420 $87,877 $107,969  $44,607
  Broker/Dealer Commissions...     --      --       --       --
  Due Diligence and Marketing
   Support Fees...............     --      --       --       --
  Acquisition Fees............     --      --       --       --
  Asset Management Fees.......     --      --       --       --
  Real Estate Disposition
   Fees(1)....................     --      --       --       --
                               ------- ------- --------  -------
    Total historical.......... $95,420 $87,877 $107,969  $44,607
Pro Forma Distributions to Be
 Paid to the General Partners
 Following the Acquisition:
  Cash Distributions on APF
   Shares(2).................. $27,248 $28,743 $ 29,426  $14,713
  Salary Compensation.........     --      --       --       --
                               ------- ------- --------  -------
    Total pro forma(3)........ $27,248 $28,743 $ 29,426  $14,713

--------
(1) Payment of real estate disposition fees is subordinated to minimum returns and the return of original capital to the Limited Partners. To date, no such fees have been paid since the required minimum returns have not been made to the Limited Partners.

(2) Represents estimated distributions based on APF Shares received in the Acquisition.

(3) As a result of the Acquisition, we and our affiliates will no longer be entitled to receive the general partner distributions and fees described in the historical presentation above. However, this does not mean that APF will avoid incurring some portion of these costs on a going forward basis, particularly as such costs relate to accounting and administrative services and asset management. Due to APF's acquisition of the Advisor, APF became an internally advised REIT. Therefore, all accounting and administrative services and asset management expenses previously borne by the Advisor, will be borne internally by APF. The material costs that APF will continue to incur will be salaries of the employees utilized to perform such services and the costs of any assets necessary to perform such services.

           CASH DISTRIBUTIONS TO LIMITED PARTNERS OF YOUR INCOME FUND

   The information below should be read in conjunction with the information provided in this supplement under the caption "Financial Statements."

   The following table sets forth the distributions paid to the Limited Partners of your Income Fund per $10,000 original investment for the periods indicated below:

                                                        Six Months
                                                           Ended
                              Year Ended December 31,  June 30, 1999
                              ------------------------ -------------
                              1994 1995 1996 1997 1998  Historical
                              ---- ---- ---- ---- ---- -------------
Distributions from Income...  $876 $809 $793 $821 $885     $450
Distributions from Return of
 Capital(1).................    24   91  127   79   35      --
                              ---- ---- ---- ---- ----     ----
    Total...................  $900 $900 $920 $900 $920     $450
                              ==== ==== ==== ==== ====     ====

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(1) Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income, including deductions for depreciation expense, on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from non-cash items. This amount is not required to be presented as a return of capital except for purposes of this table, and the Income Fund has not treated this amount as a return of capital for any other purpose.

                        COMPARATIVE PER SHARE DATA

   The following tabulation reflects (a) the historical net income and book value per share of APF common stock in comparison with the adjusted historical net income and book value per share after giving effect to property acquisitions and the acquisition of the CNL Restaurant Businesses, and the pro forma net income and book value per share after giving effect to the Acquisition of your Income Fund, (b) the historical net income and book value per unit of your Income Fund in comparison with the equivalent pro forma net income and book value per share attributable to the 26.354 APF Shares that will be received by your Income Fund with respect to each of its outstanding units and assuming none of the Limited Partners elect to receive notes, and (c) the historical cash dividends per share of APF with the equivalent pro forma of
26.354 times the cash dividend paid on each APF Share. The historical per share information presented in this tabulation is derived from the financial information of APF and your Income Fund presented on pages S-22 through S-23.

   The pro forma financial information below is for informational purposes only and does not purport to be indicative of APF's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated by the pro forma financial information. The pro forma financial information should not be viewed as predictive of APF's financial results or conditions in the future.

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ ----------
APF
  Net Income:
    Historical.........................................     $1.21       $0.61
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........      1.08         .51
    Pro forma..........................................      1.10         .54
  Dividends:
    Historical.........................................      1.52         .76
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses(1).......      1.52         .76
    Pro forma(1).......................................      1.52         .76
  Book value:
    Historical.........................................     17.70       17.54
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........     16.29       16.21
    Pro forma..........................................     16.36       16.29
CNL Income Fund VI, Ltd.
  Net Income:
    Historical.........................................     43.16       30.41
    Equivalent pro forma(2)............................     28.99       14.23
  Dividends:
    Historical.........................................       n/a         n/a
    Equivalent pro forma(3)(4).........................     40.06       20.03
  Book Value:
    Historical.........................................    408.50      416.42
    Equivalent pro forma(2)............................    431.15      429.31

--------

(1) Reflects APF's historical dividend rate.

(2) Pro forma amounts for APF multiplied by 26.354 based on receipt by the partners of your Income Fund of 1,844,744 APF Shares, net of Acquisition expenses, in exchange for 70,000 units, or the ratio of exchange.

(3) Historical amounts for APF multiplied by 26.354, or the ratio of exchange.

(4) An equivalent pro forma dividend rate of $20.03 per share for the six months ended June 30, 1999 equates to $401 per original $10,000 investment. To review the pro forma financial information in greater detail with respect to APF after giving effect to the Acquisition and the acquisition of the CNL Restaurant Businesses, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

                                    FAIRNESS

General

   We believe the Acquisition to be fair to, and in the best interests of your Income Fund. After careful evaluation, we have concluded that the Acquisition is the best way to maximize the value of your investment. We recommend that you and the other Limited Partners approve the Acquisition and receive APF Shares.

   Based upon our analysis of the Acquisition, we believe that:

    . the terms of the Acquisition are fair to you and the other Limited
      Partners; and

    . after comparing the potential benefits and detriments of the Acquisition with those of several alternatives, the Acquisition is more economically attractive to you and the other Limited Partners than such alternatives.

   Our beliefs are based upon our analysis of the terms of the Acquisition, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Acquisition and the alternatives to the Acquisition and a review of the financial condition and performance of APF and your Income Fund and the terms of critical agreements, such as your Income Fund's partnership agreement.

   We also believe that the Acquisition is procedurally fair for several reasons. First, the Acquisition is required to be approved by Limited Partners holding greater than 50% of the outstanding units of your Income Fund and is subject to the closing conditions. Those closing conditions are that the APF Shares are listed on the NYSE, that the APF stockholders have approved the increase in the number of APF Shares authorized to be issued and that Merrill Lynch has issued a new fairness opinion if fewer than all of the Income Funds are acquired. Second, if your Income Fund is acquired all Limited Partners of your Income Fund who vote "Against" the Acquisition will be given the option of receiving APF Shares or notes.

   Although we believe the terms of the Acquisition are fair to you and the other Limited Partners, we have conflicts of interest with respect to the Acquisition. These conflicts include, among others:

  . that we will receive APF Shares, assuming APF acquires all of the Income
    Funds, upon completion of the Acquisition;

  . that Messrs. Seneff and Bourne are stockholders of APF and, as such, their interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund; and

  . that we will be relieved from our material ongoing liabilities with respect to the Income Fund if it is acquired by APF.

Material Factors Underlying Belief as to Fairness

   The following is a discussion of the material factors underlying our belief that the terms of the Acquisition are fair as a whole to you and the other Limited Partners of your Income Fund and maximize the value of your investment.

   1. Consideration Offered. We will be offered the same form of consideration in the Acquisition as the Limited Partners with respect to our capital interest in the Income Fund. We believe that the form and amount of consideration offered to us and the Limited Partners, including dissenting Limited Partners who select the notes, constitute fair value. We compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Acquisition is fair based on such comparison. In addition, we believe the Acquisition is the best way to maximize the return on your investment because of your ability to participate in the potential appreciation of APF Shares. Since your Income Fund is restricted to owning and leasing a static number of restaurant properties due to the limitations contained in your Income Fund's partnership agreement and limited capital resources, your investments have little or no opportunity to appreciate. Because APF is a growth-oriented company, you, as an APF stockholder, will have the opportunity to participate in APF's future growth.

   2. Independent Appraisals and Fairness Opinions. Our belief as to the fairness of the Acquisition as a whole and to the Limited Partners of your Income Fund and our statements above regarding the material terms underlying our belief as to fairness are partially based upon the appraisal of your Income Fund's restaurant properties prepared by Valuation Associates and upon the fairness opinion provided by Legg Mason. A copy of the fairness opinion is attached hereto as Appendix A. We encourage you to read it. We attributed significant weight to the appraisal of Valuation Associates and the fairness opinion of Legg Mason, which we believe support our conclusion that the Acquisition is fair to the Limited Partners. We do not know of any factors that would materially alter the conclusions made in the appraisal of Valuation Associates or the fairness opinion of Legg Mason, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. We believe that the engagement of Valuation Associates to provide the appraisal and of Legg Mason to provide the fairness opinion assisted us in the fulfillment of our fiduciary duties to your Income Fund and the Limited Partners, notwithstanding that: (1) each of Valuation Associates and Legg Mason received fees for its services, (2) Legg Mason has previously provided investment banking services to the Income Funds and to Commercial Net Lease Realty, Inc., which at the time was an affiliate of CNL Group, Inc., and
(3) Valuation Associates has previously performed valuation appraisals for APF. We note that because the Acquisition of any one Income Fund is not a condition of the Acquisition of any other Income Fund, the fairness opinions analyze each Income Fund separately, not in combination with other Income Funds. However, based on the reasons stated in this section of the supplement and the opinion of Legg Mason that the APF Share consideration payable to each Income Fund is fair from a financial point of view, we believe the Acquisition is fair regardless of the number of Income Funds that are acquired in the Acquisition.

   In rendering its opinion with respect to the fairness, from a financial point of view, with respect to (a) the APF Shares offered with respect to your Income Fund, (b) the aggregate APF Shares offered with respect to the Income Funds, and (c) the method of allocating the APF Shares among the Funds, Legg Mason did not address or render any opinion with respect to other aspects of the Acquisition, including:

  . the value or fairness of the notes;

  . the prices at which the APF Shares may trade following the Acquisition or the trading value of the APF Shares to be offered compared with the current fair market value of the Income Funds' portfolios or assets if liquidated in real estate markets;

  . the tax consequences of any aspect of the Acquisition;

  . the fairness of the amounts or allocation of Acquisition costs or the amounts of Acquisition costs allocated to the Limited Partners; or

  . any other matters with respect to any specific individual partner or class of partners.

   In addition, Legg Mason was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Income Funds or their assets. Also, Legg Mason's opinion does not compare the relative merits of the Acquisition with those of any other transaction or business strategy that was or might have been considered by us as alternatives to the Acquisition.

   Legg Mason's fairness opinion does not constitute a recommendation to you as to how to vote on the Acquisition or as to whether you should elect to receive the APF Share consideration or the notes.

   3. Valuation of Alternatives. Based on the appraisal of your Income Fund's restaurant properties, we estimated the value of your Income Fund if liquidated and as a going concern. On the basis of these calculations, we believe that the value of the APF Shares will exceed the going concern value and liquidation value of your Income Fund.

   4. Cash Available for Distribution Before and After the Acquisition. We believe the Acquisition will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. The effect of the Acquisition and the cash available for distribution will vary, however, from Income Fund to Income Fund. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of APF as an operating company and will also receive investment liquidity through the public market in APF Shares.

   5. Comparative Valuation Analysis. In assessing the fairness of the Acquisition, we relied on the appraisals prepared by Valuation Associates in connection with its engagement by us. Based on such information and other historical data of the Income Funds, we prepared a comparative valuation analysis, which supported our determination that the Acquisition is in the best interest of the Limited Partners of each of the Income Funds.

   The following table summarizes the results of our comparative valuation analysis:

                                                                                                         Weighted
                           Original        Original        Exchange                                   Average Trading
                            Limited    Limited Partner   Value of APF                     Estimated      Prices of
                            Partner    Investments less   Shares Paid      Estimated     Liquidation      Units
                          Investments  Distributions of       per        Going Concern    Value per     per Average
                             less         Net Sales     average $10,000    Value per       Average        $10,000
                         Distributions   Proceeds per   Limited Partner Average $10,000    $10,000       Original
                         of Net Sales  $10,000 Original    Original        Original       Original    Limited Partner
                          Proceeds(1)   Investment(1)    Investment(2)   Investment(3)  Investment(4)  Investment(5)
                         ------------- ---------------- --------------- --------------- ------------- ---------------
CNL Income Fund VI,
 Ltd. ..................  35,000,000        10,000          10,431          10,385          9,730          9,274

--------
(1) The Income Fund has had no distributions of net sales proceeds.
(2) Values are based on the exchange value established by APF. Upon listing the APF Shares on the NYSE, the actual values at which the APF Shares will trade on the NYSE may be substantially below the exchange value.
(3) Represents the estimated value of an original $10,000 investment in your Income Fund, if your Income Fund continues unchanged, subject to the assumptions made by Valuation Associates in its appraisal.
(4) Represents the amount that we estimate would have been distributed to you with respect to an original $10,000 investment in the Income Fund if your Income Fund had sold its assets on December 31, 1998, subject to the assumptions made by Valuation Associates in its appraisal.
(5) Based on the weighted average trading prices of your Income Fund's units, per original $10,000 investment, in the secondary markets from July 1, 1998 to June 30, 1999. A substantial majority of the transfer prices in this column reflect purchases by your Income Fund as part of its distribution reinvestment program and do not necessarily reflect the prices in a secondary market.

   We believe that the comparative valuation analysis, when considered together with the anticipated effect of the Acquisition and with all the other differences between continued ownership of units as compared with the receipt of APF Shares, supports our recommendation in favor of the Acquisition.

                             CONFLICTS OF INTEREST

Affiliated General Partners

   As the general partners of your Income Fund, we each have a contractual obligation pursuant to your Income Fund's partnership agreement as well as a legal obligation under state law, to assess whether the terms of the Acquisition are fair and equitable to the Limited Partners of your Income Fund without regard to whether the Acquisition is fair and equitable to any of the other participants including the Limited Partners in other Income Funds. James
M. Seneff, Jr. and Robert A. Bourne act as the individual general partners of all of the Income Funds and also as members of the Board of Directors of APF. While Messrs. Seneff and Bourne have sought faithfully to discharge their obligations to your Income Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to your Income Fund and also on APF's Board of Directors. Additionally, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

Substantial Benefits to General Partners

   As a result of the Acquisition, assuming only your Income Fund is acquired, we are expected to receive three material benefits. These benefits include:

  . With respect to our ownership in your Income Fund, we may be issued up to 19,296 APF Shares in accordance with the terms of your Income Fund's partnership agreement. The 19,296 APF Shares issued to us will have an exchange value of $385,920.

  . James M. Seneff, Jr. and Robert A. Bourne, as your individual general partners, will also continue to serve as directors of APF with Mr. Seneff serving as Chairman of APF and Mr. Bourne serving as Vice Chairman. Furthermore, they will be entitled to receive performance-based incentives, including stock options, under APF's 1999 Performance Incentive Plan or any other such plan approved by the stockholders. The benefits that may be realized by Messrs. Seneff and Bourne are likely to exceed the benefits that they would expect to derive from the Income Funds if the Acquisition does not occur.

  . As general partners of your Income Fund, we are legally liable for your Income Fund's liabilities to the extent that your Income Fund is unable to satisfy such liabilities. Because the partnership agreement for your Income Fund prohibits the Income Fund from incurring indebtedness, the only liabilities the Income Fund has are liabilities with respect to its ongoing business operations. In the event that your Income Funds are acquired by APF, we would be relieved of our legal obligation to satisfy the liabilities of the acquired Income Fund.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the Acquisition to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Acquisition to you.

Material Tax Differences between the Ownership of Units and APF Shares

   Because your Income Fund is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a Limited Partner, you are required to take into account your share of the income or loss of your Income Fund, regardless of whether any cash is distributed to you. If your Income Fund is acquired by APF, and you have voted "For" the Acquisition, you will receive APF Shares. If you have voted "Against" the Acquisition but your Income Fund is acquired by APF, you may elect to receive notes.

   If your Income Fund is acquired by APF and you receive APF Shares, your ownership of APF Shares will affect the character and amount of income reportable by you in the future. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Income Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Income Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a Limited Partner, if your Income Fund is acquired by APF and you receive APF Shares, as a stockholder of APF you will be taxed based on the amount of distributions you receive from APF. Each year APF will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of APF's earnings and profits. Because the Acquisition is a taxable transaction, APF's tax basis in the acquired restaurant properties will be higher than your Income Fund's tax basis had been in the same properties. At the same time, however, APF may be required to utilize a slower method of depreciation with respect to some restaurant properties than that used by your Income Fund. As a result, APF's tax depreciation from the acquired restaurant properties will differ from your Income Fund's tax depreciation. Accordingly, under some circumstances, even if APF were to make the same level of distributions as your Income Fund, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of APF does not depend on its character to APF. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if APF incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Acquisition

   In connection with the Acquisition and for federal income tax purposes, if your Income Fund is acquired by APF the assets and any liabilities of your Income Fund will be transferred to APF in return for APF Shares and/or notes. Your Income Fund will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your Income Fund, including gain recognized as a result of the transfer of restaurant properties pursuant to the Acquisition. For purposes of allocating gain, we have valued the APF Shares at a price of $20. The estimated taxable gain, as of June 30, 1999, based on the $20 valuation, for an average $10,000 original Limited Partner investment in your Income Fund, is set forth in the table below for those Limited Partners subject to federal income taxation. The information in the table assumes that none of the Limited Partners in the Income Fund elected to receive notes.

                                                          Estimated Gain per
                                                       Average $10,000 Original
                                                      Limited Partner Investment
                                                      --------------------------
CNL Income Fund VI, Ltd..............................           $1,616

   Under section 351(a) of the Internal Revenue Code of 1986, as amended, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. APF has represented to Shaw Pittman, APF's tax counsel, that, following the Acquisition, the Limited Partners of the Income Funds will not own stock possessing at least 80 percent of the total combined voting power of all classes of APF stock entitled to vote and at least 80 percent of the total number of shares of all other classes of APF stock. Based upon this representation, Shaw Pittman has opined that the Acquisition will not result in the acquisition of control of APF by the Limited Partners for purposes of section 351(a). Accordingly, the transfer of assets will result in recognition of gain or loss by each Income Fund that is acquired by APF.

   If your Income Fund is acquired by APF and no Limited Partners elect to receive the notes, your Income Fund will receive solely APF Shares in exchange for your Income Fund's assets. As a result, your Income Fund will recognize an amount of gain equal to the difference between:

  . the sum of (a) the fair market value of the APF Shares received by your Income Fund and (b) the amount of your Income Fund's liabilities, if any, assumed by the Operating Partnership, and

   .the adjusted tax basis of the assets transferred by your Income Fund to the Operating Partnership.

   If your Income Fund is acquired by APF and you or another Limited Partner in your Income Fund elect the notes option, your Income Fund will receive APF Shares and notes in exchange for your Income Fund's assets. Because the
principal portion of the notes will not be due until     , 2005, the
acquisition of your Income Fund's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your Income Fund's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the Acquisition, the amount of gain recognized by your Income Fund in the year of the Acquisition will be equal to the value of the APF Shares received by your Income Fund multiplied by the ratio that the gross profit realized by your Income Fund in the Acquisition bears to the total contract price for your Income Fund's assets. To the extent your Income Fund realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your Income Fund in the year of the Acquisition.

   The gross profit that your Income Fund realizes from the Acquisition will generally equal the excess, if any, of the selling price for your Income Fund's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by qualified indebtedness encumbering your Income Fund's assets, if any, that is assumed or taken subject to by the Operating Partnership. The exact amount of the gain to be recognized by your Income Fund in the year of the Acquisition will also vary depending upon the decisions of the Limited Partners to receive APF Shares or notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the Acquisition are likely to be treated as realized from the sale of a "section 1231 asset," which is real property or a depreciable asset used in a trade or business and held for more than one year. Your share of gains or losses from the sale of section 1231 assets of your Income Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Income Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your Income Fund recognizes will be allocated to you and the other Limited Partners in accordance with the terms of your Income Fund's partnership agreement. Each Limited Partner will be allocated and must report his, her or its allocable share of such gain, if any, pursuant to these terms, regardless of the Limited Partner's decision to receive notes rather than APF Shares. Even though a Limited Partner's election of the notes may decrease the amount of gain your Income Fund recognizes, the electing Limited Partner still will be required to take into account his, her or its share of your Income Fund's gain as determined under the partnership agreement of your Income Fund. Therefore, Limited Partners who elect the notes may recognize gain in the year of the Acquisition despite the fact that they will not receive cash with which to pay the tax on the gain. Such Limited Partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the Limited Partners electing to receive notes.

   Tax Consequences of the Liquidation and Termination of Your Fund. If your Income Fund is acquired by APF, your Income Fund will be deemed to have liquidated and distributed APF Shares or notes, as the case may be, to you. The taxable year of your Income Fund will end at this time, and you must report, in your taxable year that includes the date of the Acquisition, your share of all income, gain, loss, deduction and credit for your Income Fund through the date of the Acquisition, including gain or loss resulting from the Acquisition described above. If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your Income Fund's income attributable to more than one of its taxable years.

   The APF Shares or notes will be distributed among you and the other Limited Partners in a manner that we, as the general partners of your Income Fund, determine to be proportionate based on your respective capital account balances. If you receive APF Shares in the Acquisition and the value of those APF Shares exceeds your basis in your units, you will recognize gain equal to the difference between the fair market value of the APF Shares that you receive and your adjusted tax basis in your units. Your basis in the APF Shares will then equal the fair market value of the APF Shares on the closing date of the Acquisition, and your holding period for the APF Shares for purposes of determining capital gain or loss will begin on the closing date of the Acquisition. If you receive APF Shares in the Acquisition and your basis in your units exceeds the value of the APF Shares, you will not recognize gain or loss. Your basis in the APF Shares will equal the basis that you had in your units, and your holding period for purposes of determining capital gain or loss will begin on the closing date of the Acquisition.

   If you receive notes in the Acquisition, your basis in the notes distributed to you will equal your adjusted basis in your units. Your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your Income Fund's holding period in the assets transferred to APF.

   Because the assets of your Income Fund are held for investment and not for resale, the Acquisition will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not a social club, voluntary employee's beneficiary association, supplemental unemployment benefit trust, or qualified group legal services plan as described in sections 501(c)(7), (9), (17) or (20) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Acquisition.

   Tax Consequences of the Acquisition to APF. APF will not recognize gain or loss as a result of the Acquisition. APF will have a holding period in the restaurant properties that begins on the closing date. The basis of the restaurant properties received by APF from the Income Funds will equal the fair market value of the APF Shares, plus the issue price of the notes issued in the Acquisition, plus the amount of any liabilities of the Income Funds assumed by APF.

   The aggregate basis of APF's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, APF's basis in each acquired restaurant property may differ from the Income Fund's basis therein, and the restaurant properties may be subject to different depreciable periods and methods as a result of the Acquisition. These factors could result in an overall change, following the Acquisition, in the depreciation deductions attributable to the restaurant properties acquired from the Income Funds following the Acquisition.

           SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund VI, Ltd.

                         Six Months Ended June 30, 1999

                                     Property                                 Historical   Historical
                                    Acquisition                                  CNL          CNL
                       Historical    Pro Forma                  Historical    Financial     Financial
                           APF      Adjustments     Subtotal     Advisor    Services, Inc.    Corp.      Subtotal
                       -----------  -----------    -----------  ----------  -------------- -----------  -----------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $27,900,894  $3,056,620(a)  $30,957,514  $        0    $        0   $         0  $30,957,514
 Fees.............               0           0               0   9,454,036     2,963,154        11,511   12,428,701
 Interest and
 Other Income.....       4,249,461           0       4,249,461      87,570       249,258    11,539,080   16,125,369
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Revenue...     $32,150,355  $3,056,620     $35,206,975  $9,541,606    $3,212,412   $11,550,591   59,511,584
 Expenses:
 General and
 Administrative...       2,244,408           0       2,244,408   5,405,130     2,441,151       263,524   10,354,213
 Management and
 Advisory Fees....       1,681,870           0       1,681,870           0             0     1,231,905    2,913,775
 Fees to Related
 Parties..........               0           0               0      88,949       689,425             0      778,374
 Interest Gain on
 Sale of
 Properties
 Expense..........               0           0               0      92,707             0    10,294,499   10,387,206
 State Taxes......         464,966           0         464,966           0             0             0      464,966
 Depreciation--
 Other............               0           0               0      77,130        39,032             0      116,162
 Depreciation--
 Property.........       3,701,974     967,179(a)    4,669,153           0             0             0    4,669,153
 Amortization.....           9,700           0           9,700          36             0             0        9,736
 Transaction
 Costs............         483,005           0         483,005           0             0             0      483,005
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Expenses..       8,585,923     967,179       9,553,102   5,663,952     3,169,608    11,789,928   30,176,590
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties, and
 Provision for
 Losses on
 Properties.......     $23,564,432  $2,089,441     $25,653,873  $3,877,654    $   42,804   $  (239,337) $29,334,994
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........          31,241           0          31,241           0             0             0       31,241
 Gain (Loss) on
 Sale of
 Properties.......        (201,843)          0        (201,843)          0             0             0     (201,843)
 Provision For
 Losses on
 Properties.......        (540,522)          0        (540,522)          0             0             0     (540,522)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      22,853,308   2,089,441      24,942,749   3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision)
 for Federal
 Income Taxes.....               0           0               0  (1,595,036)      (16,906)       86,202   (1,525,740)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net Earnings
 (Losses).........     $22,853,308  $2,089,441     $24,942,749  $2,282,618    $   25,898   $  (153,135) $27,098,130)
                       ===========  ==========     ===========  ==========    ==========   ===========  ===========
                                                        Historical
                        Combining                       CNL Income
                        Pro Forma           Combined     Fund VI,    Pro Forma          Adjusted
                       Adjustments             APF         Ltd.     Adjustments         Pro Forma
                       ------------------- ------------ ----------- ------------------ ------------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $         0         $30,957,514  $ 1,446,459  $  24,594 (j)     $32,428,567
 Fees.............      (9,812,516)(b),(c)   2,616,185            0    (26,850)(k)       2,589,335
 Interest and
 Other Income.....         144,014 (d)      16,269,383       39,252          0          16,308,635
                       ------------------- ------------ ----------- ------------------ ------------
  Total Revenue...     $(9,668,502)        $49,843,082   $1,485,711  $  (2,256)        $51,326,537
 Expenses:
 General and
 Administrative...        (774,311)(e)       9,579,902       96,953    (51,203)(l),(m)   9,625,652
 Management and
 Advisory Fees....      (2,913,775)(f)               0            0          0 (n)               0
 Fees to Related
 Parties..........        (743,673)(g)          34,701            0          0              34,701
 Interest Gain on
 Sale of
 Properties
 Expense..........               0          10,387,206            0          0          10,387,206
 State Taxes......               0             464,966        9,713      7,164 (o)         481,843
 Depreciation--
 Other............               0             116,162            0          0             116,162
 Depreciation--
 Property.........               0           4,669,153      221,821    108,738 (p)       4,999,712
 Amortization.....       1,073,184 (h)       1,082,920          825          0           1,083,745
 Transaction
 Costs............               0             483,005      110,820          0             593,825
                       ------------------- ------------ ----------- ------------------ ------------
  Total Expenses..      (3,358,575)         26,818,015      440,132     64,699          27,322,846
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties, and
 Provision for
 Losses on
 Properties.......     $(6,309,927)        $23,025,067  $ 1,045,579  $ (66,955)        $24,003,691
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........               0              31,241      235,060    (27,393)(q)         238,908
 Gain (Loss) on
 Sale of
 Properties.......               0            (201,843)     848,303          0             646,460
 Provision For
 Losses on
 Properties.......               0            (540,522)           0          0            (540,522)
                       ------------------- ------------ ----------- ------------------ ------------
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      (6,309,927)         22,313,943    2,128,942    (94,348)         24,348,537
 Benefit/(Provision)
 for Federal
 Income Taxes.....       1,525,740(i)                0            0          0                   0
                       ------------------- ------------ ----------- ------------------ ------------
 Net Earnings
 (Losses).........     $(4,784,187)        $22,313,943  $ 2,128,942  $ (94,348)        $24,348,537
                       =================== ============ =========== ================== ============

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund VI, Ltd.

                         Six Months Ended June 30, 1999

                                    Property                                Historical    Historical
                                   Acquisition                                 CNL           CNL
                       Historical   Pro Forma                  Historical   Financial     Financial
                          APF      Adjustments      Subtotal    Advisor   Services, Inc.    Corp.        Subtotal
                      ------------ -----------    ------------ ---------- -------------- ------------ --------------
Other data:
Earnings per
share/unit......      $       0.61 $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Book value per
share/unit......      $      17.54 $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Dividends per
share/unit......      $       0.76 $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Ratio of
Earnings to
Fixed Charges...            18.16x        n/a              n/a        n/a          n/a            n/a            n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Weighted average
shares
outstanding
during period...        37,347,883          0       37,347,883        n/a          n/a            n/a     37,347,883
                      ============ ==========     ============ ==========   ==========   ============ ==============
Shares
outstanding.....        37,348,464          0       37,348,464        n/a          n/a            n/a     37,348,464
                      ============ ==========     ============ ==========   ==========   ============ ==============
Balance sheet
data:
Real estate
assets, net.....      $691,443,127 $3,369,856(s)  $694,812,983 $        0   $        0   $          0 $  694,812,983
Mortgages/notes
receivable......      $ 63,351,507 $        0     $ 63,351,507 $        0   $        0   $290,522,671 $  353,874,178
Receivables/due
from related
parties.........      $    649,972 $        0     $    649,972 $8,668,738   $5,417,084   $  1,125,933 $   15,861,727
Investment in
joint ventures..      $  1,081,046 $        0     $  1,081,046 $        0   $        0   $          0 $    1,081,046
Total assets....      $822,225,342 $3,369,856(s)  $825,595,198 $9,407,247   $6,369,606   $304,738,561 $1,146,110,612
Total
liabilities/minority
interest........      $167,023,516 $3,369,856(s)  $170,393,372 $1,076,772   $  829,856   $300,143,224 $  472,443,224
Total equity....      $655,201,826 $        0     $655,201,826 $8,330,475   $5,539,750   $  4,595,337 $  673,667,388
                                                          Historical
                       Combining                          CNL Income
                       Pro Forma              Combined     Fund VI,    Pro Forma              Adjusted
                      Adjustments               APF          Ltd.     Adjustments            Pro Forma
                      -------------------- -------------- ----------- -------------------- -----------------
Other data:
Earnings per
share/unit......      $       n/a          $          n/a $     30.41 $      n/a           $         0.54
                      ==================== ============== =========== ==================== =================
Book value per
share/unit......      $       n/a          $          n/a $    416.42 $      n/a           $        16.29
                      ==================== ============== =========== ==================== =================
Dividends per
share/unit......      $       n/a          $          n/a $     22.50 $      n/a           $          n/a
                      ==================== ============== =========== ==================== =================
Ratio of
Earnings to
Fixed Charges...              n/a                     n/a         n/a        n/a                     2.99x
                      ==================== ============== =========== ==================== =================
Weighted average
shares
outstanding
during period...        6,150,000              43,497,883         n/a  1,844,744               45,342,627(r)
                      ==================== ============== =========== ==================== =================
Shares
outstanding.....        6,150,000              43,498,464         n/a  1,844,744               45,343,208
                      ==================== ============== =========== ==================== =================
Balance sheet
data:
Real estate
assets, net.....      $         0          $  694,812,983 $19,155,910 $7,062,461 (t2)      $  721,031,354
Mortgages/notes
receivable......      $         0          $  353,874,178 $         0 $        0           $  353,874,178
Receivables/due
from related
parties.........      $(6,614,629)(u)      $    9,247,098 $    82,799 $  (26,828)(w)       $    9,303,069
Investment in
joint ventures..      $         0          $    1,081,046 $ 5,061,676 $  994,982 (t2)      $    7,137,704
Total assets....      $24,612,292 (t1),(u) $1,170,722,904 $30,241,561 $4,369,471 (t2),(w)  $1,205,333,936
Total
liabilities/minority
interest........      $(6,957,486)(u),(v)  $  465,485,738 $ 1,092,489 $  (26,828)(w)       $  466,551,399
Total equity....      $31,569,778 (t1),(v) $  705,237,166 $29,149,072 $4,396,299 (t2)      $  738,782,537

        SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund VI, Ltd.

                   For the Year Ended December 31, 1998

                               Property                           Historical   Historical
                              Acquisition                            CNL          CNL                 Combining
                  Historical   Pro Forma             Historical   Financial    Financial              Pro Forma   Combined
                     APF      Adjustments  Subtotal   Advisor   Services, Inc.   Corp.     Subtotal  Adjustments    APF
                  ----------  ----------- ---------- ---------- -------------- ---------- ---------- ----------- ----------
Earnings Per
Share/Unit......  $     1.21   $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Book Value Per
Share/Unit......  $    17.70   $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Dividends Per
Share/Unit......  $     1.52   $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Ratio of
Earnings to
Fixed Charges...       79.97x        n/a         n/a     n/a          n/a          n/a           n/a        n/a         n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Wtd. Avg. Shares
Outstanding.....  26,648,219   6,981,616  33,629,835     n/a          n/a          n/a    33,629,835  6,150,000  39,779,835
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Shares
Outstanding.....  37,337,927           0  37,337,927     n/a          n/a          n/a    37,337,927  6,150,000  43,487,927
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
                  Historical
                  CNL Income
                   Fund VI,   Pro Forma   Adjusted
                     Ltd.    Adjustments Pro Forma
                  ---------- ----------- -------------
Earnings Per
Share/Unit......   $  43.16   $     n/a  $     1.10
                  ========== =========== =============
Book Value Per
Share/Unit......   $ 408.50   $     n/a  $    16.36
                  ========== =========== =============
Dividends Per
Share/Unit......   $  46.00   $     n/a         n/a
                  ========== =========== =============
Ratio of
Earnings to
Fixed Charges...        n/a         n/a        3.08x
                  ========== =========== =============
Wtd. Avg. Shares
Outstanding.....        n/a   1,844,744  41,624,579(x)
                  ========== =========== =============
Shares
Outstanding.....        n/a   1,844,744  45,332,671
                  ========== =========== =============

--------
  (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if restaurant properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any restaurant properties for the periods prior to their construction completion and availability for occupancy.

  (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
      Fund:

       Origination fees from affiliates........................... $  (689,425)
       Secured equipment lease fees...............................     (67,967)
       Advisory fees..............................................    (126,788)
       Reimbursement of administrative costs......................    (382,728)
       Acquisition fees...........................................  (4,452,252)
       Underwriting fees..........................................     (54,248)
       Administrative, executive and guarantee fees...............    (532,389)
       Servicing fees.............................................    (572,728)
       Development fees...........................................     (38,853)
       Management fees............................................  (1,681,870)
                                                                   ------------
         Total.................................................... $(8,599,248)
                                                                   ============

  (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

  (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................ $ 144,014

  (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs.............................. $(774,311)

  (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,681,870)
       Administrative executive and guarantee fees................    (532,389)
       Servicing fees.............................................    (572,728)
       Advisory fees..............................................    (126,788)
                                                                   ------------
                                                                   $(2,913,775)
                                                                   ============

  (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

  (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (u) below:

       Amortization of goodwill ..................................... $1,073,184

  (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

  (j) Represents $24,594 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

  (k) Represents the elimination of fees between the Advisor and the Income
      Fund:

       Management fees................................................ $      0
       Reimbursement of administrative costs..........................  (26,850)
                                                                       --------
                                                                       $(26,850)
                                                                       ========

  (l) Represents the elimination of $26,850 in administrative costs reimbursed by the Income Fund to the Advisor.

  (m) Represents savings of $24,353 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

  (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

  (o) Represents additional state income taxes of $7,164 resulting from assuming that acquisitions of restaurant properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

  (p) Represents an increase in depreciation expense of $108,738 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

  (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $27,393 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

  (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

  (s) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma restaurant properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (t) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                           CNL Financial
                                 Advisor   Services Group Income Fund     Total
                               ----------- -------------- -----------  ------------
     Fair Value of
      Consideration Received.  $81,637,992  $50,486,653   $36,721,726  $168,846,371
                               ===========  ===========   ===========  ============
     Share Consideration.....  $76,000,000  $47,000,000   $33,545,371  $156,545,371
     Cash Consideration......          --           --        409,000       409,000
     APF Transaction Costs...    5,637,992    3,486,653     2,767,355    11,892,000
                               -----------  -----------   -----------  ------------
       Total Purchase Price..  $81,637,992  $50,486,653   $36,721,726  $168,846,371
                               ===========  ===========   ===========  ============
     Allocation of Purchase
     Price:
     ----------------------
     Net Assets --
      Historical.............  $ 8,330,475  $10,135,087   $29,149,072  $ 47,614,634
     Purchase Price
      Adjustments:...........
     Land and buildings on
      operating leases.......          --           --      5,626,796     5,626,796
     Net investment in direct
      financing leases.......          --           --      1,435,665     1,435,665
     Investment in joint
      ventures...............          --           --        994,982       994,982
     Accrued rental income...          --           --       (442,192)     (442,192)
     Intangibles and other
      assets.................          --    (2,575,792)      (42,597)   (2,618,389)
     Goodwill*...............          --    42,927,358           --     42,927,358
     Excess purchase price...   73,307,517          --            --     73,307,517
                               -----------  -----------   -----------  ------------
       Total Allocation......  $81,637,992  $50,486,653   $36,721,726  $168,846,371
                               ===========  ===========   ===========  ============

    * Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

  The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisitions of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,307,517 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations." Goodwill of $42,927,358 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

   1. Common Stock (CFA, CFS, CFC)--Class A.........................       8,600
     Common Stock (CFA, CFS, CFC)--Class B..........................       4,825
     Additional Paid-in Capital (CFA, CFS, CFC).....................  12,568,974
     Retained Earnings..............................................   5,883,163
     Accumulated distributions in excess of earnings................  73,307,517
     Goodwill for CFC/CFS (Intangibles and other assets)............  42,927,358
      CFC/CFS Organizational Costs/Other Assets.....................   2,575,792
      Cash to pay APF transaction costs.............................   9,124,645
      APF Common Stock..............................................      61,500
      APF Capital in Excess of Par Value............................ 122,938,500
     (To record acquisition of CFA, CFS and CFC)
   2.Partners' Capital..............................................  29,149,072
     Land and buildings on operating leases.........................   5,626,796
     Net investment in direct financing leases......................   1,435,665
     Investment in joint ventures...................................     994,982
      Accrued rental income.........................................     442,192
      Intangibles and other assets..................................      42,597
      Cash to pay APF Transaction costs.............................   2,767,355
      Cash consideration to Income Funds............................     409,000
      APF Common Stock..............................................      18,447
      APF Capital in Excess of Par Value............................  33,526,924
     (To record acquisition of Income Fund)

  (u) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

  (v) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

  (w) Represents the elimination by the Income Fund of $26,828 in related party payables recorded as receivables by the Advisor.

  (x) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

   To review the pro forma financial information of APF in the event that APF acquires the CNL Restaurant Businesses and all of the Income Funds, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

         SELECTED HISTORICAL FINANCIAL DATA OF CNL INCOME FUND VI, LTD.

   The following table sets forth selected financial information for the Income Fund, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of CNL Income Fund VI, Ltd." in this supplement.

                             Six Months Ended
                                 June 30,                           Year Ended December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Revenues (1)............  $ 1,720,771 $ 1,579,779 $ 3,370,532 $ 3,456,406 $ 3,565,493 $ 3,438,286 $ 3,468,897
Net income (2)..........    2,128,942   1,568,769   3,020,881   2,899,882   2,803,601   2,861,381   3,095,028
Cash distributions
 declared (3)...........    1,575,000   1,575,000   3,220,000   3,150,000   3,220,000   3,150,000   3,150,000
Net income per unit (2).        30.13       22.21       42.75       41.06       39.65       40.47       43.80
Cash distributions
 declared per
 unit (2)...............        22.50       22.50       46.00       45.00       46.00       45.00       45.00
GAAP book value per
 unit...................       416.42      411.26      408.50      411.35      414.92      420.87      424.99
Weighted average number
 of Limited
 Partner units
 outstanding............       70,000      70,000      70,000      70,000      70,000      70,000      70,000
                                 June 30,                                December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Total assets............  $30,241,561 $29,791,350 $29,655,896 $29,993,069 $30,129,286 $30,442,314 $30,754,999
Total partners' capital.   29,149,072  28,788,018  28,595,130  28,794,249  29,044,367  29,460,766  29,749,385

--------
(1) Revenues include equity in earnings of unconsolidated joint ventures and minority interest in income of the consolidated joint venture.
(2) Net income for the six months ended June 30, 1999 and 1998, includes $848,303 and $345,122, respectively from gains on sale of land and building. Net income for the years ended December 31, 1997 and 1996, includes provision for loss on land and building of $263,186 and $77,023, respectively. In addition, net income for the years ended December 31, 1997, 1996 and 1995, includes $79,777, $1,706 and $7,370, respectively, from a loss on sale of land and buildings. Net income for the years ended December 31, 1998, 1997, 1995 and 1994, also includes $345,122, $626,804,
    $103,283 and $332,664, respectively, from gains on sale of land and buildings.
(3) Distributions for the years ended December 31, 1998 and 1996, include a special distribution to the Limited Partners of $70,000, which represented cumulative excess operating reserves.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
             AND RESULTS OF OPERATIONS OF CNL INCOME FUND VI, LTD.

Introduction

   The Income Fund is a Florida limited partnership that was organized on August 17, 1988, to acquire for cash, either directly or through joint venture arrangements, both newly constructed and existing restaurant properties, as well as land upon which restaurants were to be constructed, which are leased primarily to operators of selected national and regional fast-food and family-style restaurant chains. The leases are triple-net leases, with the lessees generally responsible for all repairs and maintenance, property taxes, insurance and utilities. As of June 30, 1999, the Income Fund owned 38 restaurant properties, which included interests in six restaurant properties owned by joint ventures in which the Income Fund is a co-venturer and five restaurant properties owned with affiliates as tenants-in-common.

Capital Resources

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's primary source of capital for the six months ended June 30, 1999 and 1998 was cash from operations, which consists of cash received from tenants, distributions from joint ventures, and interest and other income received, less cash paid for expenses. Cash from operations was $1,663,032 and $1,655,360 for the six months ended June 30, 1999 and 1998, respectively. The increase in cash from operations for the six months ended June 30, 1999, was primarily a result of changes in income and expenses and changes in the Income Fund's working capital.

   Other sources and uses of capital included the following during the six months ended June 30, 1999.

   In April 1998, the Income Fund reinvested a portion of the net sales proceeds from the 1998 sale of the restaurant property in Melbourne, Florida, in a joint venture arrangement, Melbourne Joint Venture, with one of our affiliates, to construct and hold one restaurant property. As of June 30, 1999, the Income Fund had contributed approximately $539,100, of which approximately $44,100 was contributed during the six months ended June 30, 1999, to the joint venture to purchase land and pay for construction costs relating to the joint venture. As of June 30, 1999, the Income Fund owned a 50 percent interest in the profits and losses of the joint venture.

   In June 1999, the Income Fund sold four of its Burger King restaurant properties to the tenant in accordance with the purchase option under the lease agreements, for a total of approximately $4,354,000 and received net sales proceeds of $4,318,145. This resulted in a total gain of $848,303 for financial reporting purposes. These restaurant properties were originally acquired by the Income Fund in January 1990 and had costs totaling approximately $3,535,700, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold these restaurant properties for a total of approximately $782,400 in excess of their original purchase prices. As of June 30, 1999, the net sales proceeds of $4,318,145, plus accrued interest of $13,950, were being held in interest-bearing escrow accounts pending the release of funds to acquire additional restaurant properties. We believe that the transaction, or a portion thereof, relating to the sales of the four restaurant properties and the reinvestment of the net sales proceeds will qualify as like-kind exchange transactions for federal income tax purposes.

   Currently, rental income from the Income Fund's restaurant properties and any net sales proceeds held by the Income Fund, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use for the payment of Income Fund expenses, are invested in money market accounts or other short-term, highly liquid investments such as demand deposit accounts at commercial banks, certificates of deposit, and money market accounts with less than a 30-day maturity date. At June 30, 1999, the Income Fund had $1,124,292 invested in such short-term investments, as compared to $1,170,686 at December 31, 1998. The funds remaining at June 30, 1999, after payment of distributions and other liabilities, will be used to meet the Income Fund's working capital and other needs.

   On May 11, 1999, four Limited Partners in several of the Income Funds served a lawsuit against us and APF in connection with the Acquisition. On July 8, 1999, the plaintiffs amended the complaint to add three additional Limited Partners as plaintiffs. Additionally, on June 22, 1999, a Limited Partner in several Income Funds served a lawsuit against us, APF, CNL Group, Inc. and the CNL Restaurant Businesses in connection with the Acquisition. We and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

 The Years Ended December 31, 1998, 1997 and 1996

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund generated cash from operations of $3,243,660, $3,156,041, and $3,310,762, respectively. The increase in cash from operations during 1998 and 1997, each as compared to the previous year, is primarily a result of changes in income and expenses and changes in working capital during each of the respective years.

   Other sources and uses of capital included the following during the years ended December 31, 1998, 1997, and 1996.

   In January 1996, the Income Fund reinvested the remaining net sales proceeds from the 1995 sale of the restaurant property in Little Canada, Minnesota, in a Golden Corral restaurant property located in Clinton, North Carolina, with affiliates of ours as tenants-in-common. In connection therewith, the Income Fund and its affiliates entered into an agreement whereby each co-venturer will share in the profits and losses of the restaurant property in proportion to its applicable percentage interest. As of December 31, 1998, the Income Fund owned an 18 percent interest in this restaurant property.

   In March 1996, the Income Fund entered into an agreement with the tenant of the restaurant properties in Chester, Pennsylvania, and Orlando, Florida, for payment of rental payment deferrals the Income Fund had granted to the tenant through March 31, 1996. Under the agreement, the Income Fund agreed to abate approximately $42,700 of the rental payment deferral amounts. The tenant made payments of approximately $18,600 in each of April 1996, March 1997, and April 1998 in accordance with the terms of the agreement, and has agreed to pay the Income Fund the remaining balance due of approximately $74,400 in four remaining annual installments through 2002.

   In December 1996, the Income Fund sold its restaurant property in Dallas, Texas, to an unrelated third party for $1,016,000 and received net sales proceeds of $982,980. This restaurant property was originally acquired by the Income Fund in June 1994 and had a cost of approximately $980,900, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $2,100 in excess of its original purchase price. Due to the fact that the Income Fund had recognized accrued rental income since the inception of the lease relating to the straight-lining of future scheduled rent increases in accordance with generally accepted accounting principles, the Income Fund wrote off the cumulative balance of such accrued rental income at the time of the sale of this restaurant property. This resulted in a loss on land and building of $1,706 for financial reporting purposes. Due to the fact that the straight-lining of future rent increases over the term of the lease is a non-cash accounting adjustment, the write-off of these amounts is a loss for financial statement purposes only. In February 1997, the Income Fund reinvested the net sales proceeds, along with additional funds, in a Bertucci's restaurant property located in Marietta, Georgia, for a total cost of approximately $1,112,600. The transaction relating to the sale of the restaurant property in Dallas, Texas and the reinvestment of the net sales proceeds was structured to qualify as a like-kind exchange transaction for federal income tax purposes.

   In January 1997, Show Low Joint Venture, in which the Income Fund owns a 36 percent interest, sold the restaurant property to the tenant for $970,000, which resulted in a gain to the joint venture of approximately

$360,000 for financial reporting purposes. The restaurant property was originally contributed to Show Low Joint Venture in July 1990 and had a total cost of approximately $663,500, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the joint venture sold the restaurant property for approximately $306,500 in excess of its original purchase price. In June 1997, Show Low Joint Venture reinvested $782,413 of the net sales proceeds in a restaurant property in Greensboro, North Carolina. As of December 31, 1998, the Income Fund had received approximately $70,000, representing a return of capital for its pro-rata share of the uninvested net sales proceeds.

   In July 1997, the Income Fund sold the restaurant property in Whitehall, Michigan, to an unrelated third party, for $665,000 and received net sales proceeds of $626,907. This resulted in a loss of $79,777 for financial reporting purposes. In January 1998, the net sales proceeds were reinvested in a restaurant property in Overland Park, Kansas, with affiliates of ours as tenants-in-common, in January 1998. In connection therewith, the Income Fund and the affiliates entered into an agreement whereby each co-venturer will share in the profits and losses of the restaurant property in proportion to its applicable percentage interest. As of December 31, 1998, the Income Fund owned a 34.74% interest in this restaurant property.

   In addition, in July 1997, the Income Fund sold its restaurant property in Naples, Florida, to an unrelated third party, for $1,530,000 and received net sales proceeds of $1,477,780. This resulted in a gain of $186,550 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in December 1989 and had a cost of approximately $1,083,900, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $403,800 in excess of its original purchase price. In December 1997, the Income Fund reinvested the net sales proceeds in an IHOP restaurant property in Elgin, Illinois, for a total cost of approximately $1,484,100. A portion of the transaction, relating to the sale of the restaurant property in Naples, Florida, and the reinvestment of the net sales proceeds was structured to qualify as a like-kind exchange transaction for federal income tax purposes. The Income Fund distributed amounts that we determined were sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale.

   In addition, in July 1997, the Income Fund sold its restaurant property in Plattsmouth, Nebraska, to the tenant, for $700,000 and received net sales proceeds of $697,650, which resulted in a gain of $156,401 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in January 1990 and had a cost of approximately $561,000, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $138,400 in excess of its original purchase price. In January 1998, the Income Fund reinvested the net sales proceeds in an IHOP restaurant property in Memphis, Tennessee, with affiliates of ours as tenants-in-common. In connection therewith, the Income Fund and the affiliates entered into an agreement whereby each co-venturer will share in the profits and losses of the restaurant property in proportion to its applicable percentage interest. As of December 31, 1998, the Income Fund owned a 46.2% interest in this restaurant property. The Income Fund distributed amounts that we determined were sufficient to enable the Limited Partners to pay federal and state income taxes, if any, assumed by us, resulting from the sale.

   In June 1997, the Income Fund terminated the lease with the tenant of the restaurant property in Greensburg, Indiana. In connection therewith, the Income Fund accepted a promissory note from this former tenant for $13,077 for amounts relating to past due real estate taxes the Income Fund had incurred as a result of the former tenant's financial difficulties. The promissory note is uncollateralized, bears interest at a rate of ten percent per annum and is being collected in 36 monthly installments. Receivables at December 31, 1998 included $9,561 of such amounts. In July 1997, the Income Fund entered into a new lease for the restaurant property in Greensburg, Indiana, with a new tenant to operate the restaurant property as an Arby's restaurant. In connection therewith, the Income Fund agreed to fund $125,000 in renovation costs. The renovations were completed in October 1997, at which time payments of rent commenced.

   In September 1997, the Income Fund sold its restaurant property in Venice, Florida, to an unrelated third party, for $1,245,000 and received net sales proceeds of $1,201,648, which resulted in a gain of $283,853 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in August 1989 and had a cost of approximately $1,032,400, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $174,300 in excess of its original purchase price. In December 1997, the Income Fund reinvested the net sales proceeds in an IHOP restaurant property in Manassas, Virginia for a total cost of approximately $1,126,800. A portion of the transaction relating to the sale of the restaurant property in Venice, Florida and the reinvestment of the net sales proceeds was structured to qualify as a like-kind exchange transaction for federal income tax purposes. The Income Fund distributed amounts sufficient that we determined were to enable the Limited Partners to pay federal and state income taxes, taxes, if any, resulting from the sale.

   In October 1997, the Income Fund and an affiliate, as tenants-in-common, sold the restaurant property in Yuma, Arizona, in which the Income Fund owned a 51.67% interest, for a total sales price of $1,010,000 and received net sales proceeds of $982,025. This resulted in a gain, to the tenancy-in-common, of approximately $128,400 for financial reporting purposes. The restaurant property was originally acquired in July 1994 and had a total cost of approximately $861,700, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the restaurant property was sold for approximately $120,300 in excess of its original purchase price. The Income Fund received approximately $455,000, representing a return of capital for its pro-rata share of the net sales proceeds. In December 1997, the Income Fund reinvested the amounts received as a return of capital from the sale of the Yuma, Arizona restaurant property, in a restaurant property in Vancouver, Washington, as tenants-in-common with affiliates of ours. In connection therewith, the Income Fund and the affiliates entered into an agreement whereby each co-venturer will share in the profits and losses of the restaurant property in proportion to its applicable percentage interest. As of December 31, 1998, the Income Fund owned a 23.04% interest in this restaurant property. The transaction relating to the sale of the restaurant property in Yuma, Arizona and the reinvestment of the net sales proceeds was structured to qualify as a like-kind exchange transaction for federal income tax purposes.

   In January 1998, the Income Fund sold its restaurant property in Deland, Florida, to the tenant, for $1,250,000 and received net sales proceeds of $1,234,122, which resulted in a gain of $345,122 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in October 1989 and had a cost of approximately $1,000,000, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $234,100 in excess of its original purchase price. In June 1998, the Income Fund reinvested the majority of the net sales proceeds in a restaurant property in Fort Myers, Florida, with one of our affiliates as tenants-in-common. The transaction relating to the sale of the restaurant property in Deland, Florida and the reinvestment of the net sales proceeds was structured to qualify as a like-kind exchange transaction for federal income tax purposes.

   In February 1998, the Income Fund sold its restaurant property in Melbourne, Florida for $590,000 and received net sales proceeds of $552,910. Due to the fact that during 1997, the Income Fund recorded an allowance for loss of $158,239 for this restaurant property, no gain or loss relating to the sale was recognized for financial reporting purposes in February 1998. In April 1998, the Income Fund contributed a portion of the net sales proceeds to Melbourne Joint Venture, with one of our affiliates, to construct and hold one restaurant property. As of December 31, 1998, the Income Fund had contributed an amount to purchase land and pay construction costs relating to the restaurant property owned by the joint venture. The Income Fund has agreed to contribute additional amounts to fund additional construction costs of the joint venture. The Income Fund expects to have a 50% interest in the profits and losses of the joint venture.

   In addition, in February 1998, the Income Fund sold its restaurant property in Liverpool, New York, for $157,500 and received net sales proceeds of $145,221. Due to the fact that in prior years the Income Fund recorded an allowance for loss of $181,970 for this restaurant property, no gain or loss relating to the sale was recognized for financial reporting purposes in February 1998. The Income Fund intends to reinvest the net sales proceeds from the sale of this restaurant property in an additional restaurant property.

   In June 1998, the Income Fund sold its restaurant property in Bellevue, Nebraska, to a third party and received sales proceeds of $900,000. During 1998, the Income Fund wrote off $155,528 in accrued rental income, which represented a portion of the accrued rental income that the Income Fund had recognized since the inception of the lease relating to the straight-lining of future scheduled rent increases in accordance with generally accepted accounting principles. Thus, no gain or loss relating to this sale was recorded for financial reporting purposes in June 1998. This restaurant property was originally acquired by the Income Fund in December 1989 and had a cost of approximately $899,500, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $500 in excess of its original purchase price. In September 1998, the Income Fund contributed the majority of the net sales proceeds to Warren Joint Venture. The Income Fund has an approximate 64 percent interest in the profits and losses of Warren Joint Venture. The remaining interest in this joint venture is held by one of our affiliates.

   None of the restaurant properties owned by the Income Fund or the joint ventures in which the Income Fund owns an interest is or may be encumbered. Under its partnership agreement, the Income Fund is prohibited from borrowing for any purpose. However, we or our affiliates are entitled to reimbursement, at cost, for actual expenses incurred by us or our affiliates on behalf of the Income Fund. From time to time, affiliates of ours incur operating expenses on behalf of the Income Fund for which the Income Fund reimburses the affiliates without interest.

   Rental income from the Income Fund's restaurant properties and net sales proceeds from the sale of restaurant properties, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use for the payment of Income Fund expenses, are invested in money market accounts or other short-term highly liquid investments such as demand deposit accounts at commercial banks, CDs and money market accounts with less than a 30-day maturity date. At December 31, 1998, the Income Fund had $1,170,686 invested in such short-term investments as compared to $1,614,759 at December 31, 1997. The decrease in cash and cash equivalents during 1998 is primarily due to the receipt of $626,907 in net sales proceeds from the sale of the restaurant property in Whitehall, Michigan in July 1997, which were being held at December 31, 1997, but which were reinvested in a restaurant property in Overland Park, Kansas, as tenants-in-common with affiliates of ours, in January 1998. This decrease is partially offset by an increase in cash and cash equivalents due to the receipt of $145,221 in net sales proceeds from the sale of the restaurant property in Liverpool, New York in February 1998. As of December 31, 1998, the average interest rate earned on the rental income deposited in demand deposit accounts at commercial banks was approximately two percent annually. The funds remaining at December 31, 1998, after payment of distributions and other liabilities, will be used to invest in an additional restaurant property and to meet the Income Fund's working capital and other needs.

Short-Term Liquidity

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's short-term liquidity requirements consist primarily of the operating expenses of the Income Fund.

   The Income Fund's investment strategy of acquiring restaurant properties for cash and leasing them under triple-net leases to operators who generally meet specified financial standards minimizes the Income Fund's operating expenses. We believe that the leases will continue to generate cash flow in excess of operating expenses.

   We have the right, but not the obligation, to make additional capital contributions if we deem it appropriate in connection with the operations of the Income Fund.

   The Income Fund generally distributes cash from operations remaining after the payment of operating expenses of the Income Fund, to the extent that we determine that such funds are available for distribution. Based on cash from operations, the Income Fund declared distributions to the Limited Partners of $1,575,000 for each of the six months ended June 30, 1999 and 1998, or $787,500 for each of the quarters ended June 30, 1999 and 1998. This represents distributions of $22.50 per unit, for each applicable six months or $11.25 per unit for each of the quarters ended June 30, 1999 and 1998.

   No distributions were made to us for the quarters and six months ended June 30, 1999 and 1998. No amounts distributed to the Limited Partners for the six months ended June 30, 1999 and 1998 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available to the Limited Partners on a quarterly basis.

   Total liabilities of the Income Fund, which include distributions payable, increased to $952,383 at June 30, 1999, from $915,817 at December 31, 1998.
Primarily, this resulted from the Income Fund accruing transaction costs relating to the Acquisition. The increase in liabilities is partially offset by a decrease due to the Income Fund paying in January 1999 a special distribution of accumulated, excess operating reserves to the Limited Partners of $70,000 which has been accrued at December 31, 1998. We believe the Income Fund has sufficient cash on hand to meet the Income Fund's current working capital needs.

 The Years Ended December 31, 1998, 1997 and 1996

   Due to low operating expenses and ongoing cash flow, we do not believe that working capital reserves are necessary at this time. In addition, because the leases of the Income Fund's restaurant properties are on a triple-net basis, it is not anticipated that a permanent reserve for maintenance and repairs will be established at this time. To the extent, however, that the Income Fund has insufficient funds for such purposes, we will contribute to the Income Fund an aggregate amount of up to one percent of the offering proceeds for maintenance and repairs.

   Based on cash from operations, and cumulative excess operating reserves for the years ended December 31, 1998 and 1996, the Income Fund declared distributions to the Limited Partners of $3,220,000 for the year ended December 31, 1998, as compared to $3,150,000 for the year ended December 31, 1997 and $3,220,000 for the year ended December 31, 1996. This represents distributions of $46 per unit for the year ended December 31, 1998, as compared to $45 per unit for the year ended December 31, 1997 and $46 per unit for the year ended December 31, 1996. No amounts distributed to the Limited Partners for the years ended December 31, 1998, 1997, and 1996 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available for distribution to the Limited Partners on a quarterly basis.

   During 1998, affiliates of ours incurred on behalf of the Income Fund $103,157, for operating expenses, as compared to $82,503 during 1997 and $96,112 during 1996. As of December 31, 1998 the Income Fund owed $19,403 to affiliates for such amounts and accounting and administrative services, as compared to $32,019 as of December 31, 1997. Other liabilities of the Income Fund, including distributions payable, decreased to $896,414 at December 31, 1998 from $1,022,326 at December 31, 1997. The decrease in other liabilities is partially attributable to the payment during 1998 of renovation costs accrued at December 31, 1997 for the restaurant property in Greensburg, Indiana, in connection with the new lease entered into in July 1997. In addition, the decrease in other liabilities at December 31, 1998 was due to a decrease in accrued and escrowed real estate taxes payable as a result of the Income Fund accruing real estate taxes relating to its restaurant property in Melbourne, Florida at December 31, 1997 after the tenant vacated the restaurant property in October 1997. This restaurant property was sold in 1998 and no accrual was made at December 31, 1998. Other liabilities also decreased due to a decrease in rents paid in advance at December 31, 1998. The decrease in other liabilities is partially offset by an increase in distributions payable as a result of the Income Fund accruing a special distribution payable to the Limited Partners of $70,000 at December 31, 1998. We believe that the Income Fund has sufficient cash on hand to meet its current working capital needs.

Long-Term Liquidity

   The Income Fund has no long-term debt or other long-term liquidity requirements.

Results of Operations

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   During the six months ended June 30, 1998, the Income Fund and its consolidated joint venture, Caro Joint Venture, owned and leased 35 wholly owned restaurant properties, including four restaurant properties which were sold during 1998, to operators of fast-food and family-style restaurant chains. During the six months ended June 30, 1999, the Income Fund and Caro Joint Venture, owned and leased 32 wholly owned restaurant properties, including four restaurant properties which were sold in June 1999. In connection therewith, the Income Fund and Caro Joint Venture earned $1,429,977 and $1,384,259 during the six months ended June 30, 1999 and 1998, respectively, in rental income from operating leases, net of adjustments to accrued rental income, and earned income from direct financing leases from these restaurant properties, $717,160 and $627,999 of which was earned during the quarters ended June 30, 1999 and 1998. Rental and earned income increased during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, primarily as a result of the fact that during the quarter and six months ended June 30, 1998 the Income Fund wrote off approximately $155,500 in accrued rental income, or non-cash accounting adjustments relating to the straight-lining of future scheduled rent increases over the lease term in accordance with generally accepted accounting principles, relating to its restaurant property in Bellevue, Nebraska to adjust the carrying value of the asset to the net sales proceeds received in June 1998 from the sale of this restaurant property. The increase in rental and earned income was partially offset by a decrease in rental and earned income as a result of the sales of restaurant properties during 1998 and the 1999 sales which are described above in "Capital Resources". Rental and earned income are expected to remain at reduced amounts while equity in earnings of joint ventures is expected to increase due to the fact that the Income Fund reinvested the net sales proceeds from the 1998 sales of restaurant properties in joint ventures or in restaurant properties with our affiliates, as tenants-in-common.

   For the six months ended June 30, 1999 and 1998, the Income Fund also earned $16,482 and $34,479, respectively, in contingent rental income, $7,307 and $2,089 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. The decrease in contingent rental income during the six months ended June 30, 1999 is primarily attributable to a decrease in gross sales of certain restaurant properties, the leases of which require the payment of contingent rental income. Contingent rental income was higher for the quarter ended June 30, 1999, due to the fact that during the quarter ended June 30, 1998 the Income Fund adjusted estimated contingent rental amounts accrued at December 31, 1997, to actual amounts.

   For the six months ended June 30, 1998, the Income Fund owned and leased four restaurant properties indirectly through joint venture arrangements and five restaurant properties as tenants-in-common with our affiliates. For the six months ended June 30, 1999, the Income Fund owned and leased five restaurant properties indirectly through joint venture arrangements and five restaurant properties as tenants-in-common with our affiliates. In connection therewith, during the six months ended June 30, 1999 and 1998, the Income Fund earned $247,222 and $117,899, respectively, attributable to net income earned by these joint ventures, $123,447 and $61,403 of which was earned for the quarters ended June 30, 1999 and 1998, respectively. The increase in net income earned by joint ventures during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, is primarily due to the fact that in 1998 the Income Fund used the net sales proceeds from the 1998 sales of three restaurant properties to invest in Melbourne Joint Venture and Warren Joint Venture and to acquire an interest in a restaurant property in Fort Myers, Florida, with one of our affiliates as tenants-in-common.

   During the six months ended June 30, 1999 and 1998, the Income Fund earned $39,252 and $67,682, respectively, in interest and other income, $23,796 and $31,006 of which was earned for the quarters ended

June 30, 1999 and 1998. Interest and other income was higher during the quarter and six months ended June 30, 1998, partially due to the fact that during the quarter and six months ended June 30, 1998, the Income Fund earned interest on the net sales proceeds relating to the sale of the restaurant properties in Deland and Melbourne, Florida, and Liverpool, New York, pending the reinvestment of the net sales proceeds in additional restaurant properties. Interest and other income were also higher during the quarter and six months ended June 30, 1998, because Caro Joint Venture recognized approximately $13,300 in other income during such periods due to the fact that the joint venture reversed real estate tax expense as a result of the tenant of the restaurant property paying past due real estate taxes.

   Operating expenses, including depreciation and amortization expense, were $440,132 and $356,132 for the six months ended June 30, 1999 and 1998, respectively, of which $237,795 and $178,982 of which were incurred for the quarters ended June 30, 1999 and 1998, respectively. The increase in operating expenses for the quarter and six months ended June 30, 1999, was primarily due to the fact that the Income Fund incurred $77,695 and $110,820 in transaction costs during the quarter and six months ended June 30, 1999, respectively, related to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition with APF. If the Limited Partners reject the Acquisition, the Income Fund will bear the portion of the transaction costs based upon the percentage of "For" votes and we will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions. The increase in operating expenses was partially offset by a decrease in depreciation expense due to sales of several restaurant properties in 1998 and 1999.

   As a result of the sales of the four restaurant properties described above in "Capital Resources," the Income Fund recognized a gain of $848,303 during the quarter and six months ended June 30, 1999. In addition, as a result of the sale of the restaurant property in Deland, Florida, the Income Fund recognized a gain of $345,122 during the six months ended June 30, 1998 for financial reporting purposes.

 The Years Ended December 31, 1998, 1997 and 1996

   During 1996, the Income Fund and its consolidated joint venture, Caro Joint Venture owned and leased 38 wholly owned restaurant properties, including one restaurant property in Dallas, Texas, which was sold in December 1996, during 1997, the Income Fund owned and leased 40 wholly owned restaurant properties, including three restaurant properties which were sold in 1997, and during 1998, the Income Fund owned and leased 36 wholly owned restaurant properties, including four restaurant properties which were sold in 1998. In addition, during 1996, the Income Fund was a co-venturer in three separate joint ventures that each owned and leased one restaurant property, during 1997, the Income Fund was a co-venturer in three separate joint ventures that owned and leased a total of five restaurant properties, including one restaurant property in Show Low, Arizona, which was sold in January 1997, and during 1998, the Income Fund was a co-venturer in five separate joint ventures that owned and leased a total of six restaurant properties. During 1996, the Income Fund owned and leased two restaurant properties with affiliates as tenants-in-common, during 1997, the Income Fund owned and leased four restaurant properties with affiliates as tenants-in-common, including one restaurant property in Yuma, Arizona, which was sold in October, 1997, and during 1998, the Income Fund owned and leased five restaurant properties with affiliates as tenants-in-common. As of December 31, 1998, the Income Fund owned, either directly, as tenants-in-common with affiliates, or through joint venture arrangements, 42 restaurant properties which are subject to long-term, triple-net leases. The leases of the restaurant properties provide for minimum base annual rental amounts, payable in monthly installments, ranging from approximately $37,900 to $222,800. Generally, the leases provide for percentage rent based on sales in excess of a specified amount. In addition, some of the leases provide that, commencing in the fourth to sixth lease year, the percentage rent will be an amount equal to the greater of the percentage rent calculated under the lease formula or a specified percentage, ranging from one to five percent, of the purchase price or gross sales.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund and its consolidated joint venture, Caro Joint Venture, earned $2,823,377, $2,897,402, and $3,333,665, respectively, in rental income from operating leases, net of adjustments to accrued rental income, and earned income from direct financing leases. Rental and earned income decreased by approximately $185,200 during 1998 due to the sales of four restaurant properties during 1998. The decrease in rental and earned income during 1998 and 1997, each as compared to the previous year, was partially attributable to a decrease of approximately $226,600 and $159,400, during 1998 and 1997, respectively, as a result of the sales of four restaurant properties during 1997. The decrease in rental and earned income during 1997, as compared to 1996, was partially attributable to a decrease of $103,100 in rental and earned income from the sale of the restaurant property in Dallas, Texas in December 1996. The decrease in rental income during 1998 and 1997 was partially offset by an increase of approximately $19,600 and $109,400, respectively, due to the reinvestment of the net sales proceeds from the 1996 sale of the restaurant property in Dallas, Texas, in a restaurant property in Marietta, Georgia, in February 1997. The decrease in rental and earned income during 1998 and 1997 was partially offset by an increase of approximately $293,800 and $1,600, respectively, in rental and earned income due to the fact that the Income Fund reinvested the net sales proceeds from the 1997 sales of two restaurant properties in two IHOP restaurant properties in Elgin, Illinois and Manassas, Virginia in December 1997.

   In addition, the decrease in rental and earned income for 1998, as compared to 1997, was partially offset by the fact that during 1998, the Income Fund's consolidated joint venture collected and recognized as income past due rental amounts of approximately $36,000 for which the Income Fund had previously established an allowance for doubtful accounts. The decrease in rental income during 1998 as compared to 1997, was partially offset by, and the decrease in rental income during 1997, as compared to 1996, was attributable to, the fact that during 1997 the Income Fund's consolidated joint venture established an allowance for doubtful accounts for rental amounts unpaid by the tenant of the restaurant property in Caro, Michigan totalling approximately $84,500 due to financial difficulties the tenant was experiencing. No such allowance was established during 1998 or 1996.

   In addition, the decrease in rental and earned income during 1998 as compared to 1997, was partially offset by, and the decrease during 1997, as compared to 1996, was partially attributable to, the Income Fund increasing its allowance for doubtful accounts during 1997 by approximately $40,500 for rental amounts relating to the Hardee's restaurant property located in Greensburg, Indiana, due to financial difficulties the tenant was experiencing. No such allowance was recorded in 1998. Rental and earned income also decreased by approximately $43,700 during 1997 due to the fact that the Income Fund terminated the lease with the former tenant of the restaurant property in Greensburg, Indiana, in June 1997, as described above in "Capital Resources." We have agreed that they will cease collection efforts on past due rental amounts once the former tenant of this restaurant property pays all amounts due under the promissory note for past due real estate taxes described above in "Capital Resources." The decrease in rental and earned income in 1998 and 1997, each as compared to the previous year, was slightly offset by an increase of $18,400 and $14,200, respectively, in rental income from the new tenant of this restaurant property who began operating the restaurant property in 1997 after it was renovated into an Arby's restaurant property.

   In addition, the decrease in rental and earned income during 1998, as compared to 1997, was partially due to the fact that during June 1998, the Income Fund wrote off approximately $155,500 in accrued rental income relating to the restaurant property in Bellevue, Nebraska to adjust the carrying value of the asset to the net proceeds received from the sale of this restaurant property in June 1998. In addition, rental and earned income decreased during 1997, as a result of the Income Fund establishing an allowance for doubtful accounts during 1997 totalling approximately $107,100 for rental amounts relating to the restaurant property located in Melbourne, Florida, due to the fact that the tenant vacated the restaurant property in October 1997. The Income Fund will continue to pursue collection of past due rental amounts relating to this restaurant property and will recognize such amounts as income if collected. The Income Fund sold this restaurant property in February 1998, as described above in "Capital Resources."

   In addition, rental and earned income decreased by approximately $35,300 during 1997, as a result of the fact that in December 1996, the tenant ceased operations and vacated the restaurant property in Liverpool, New

York. The Income Fund sold this restaurant property in February 1998, as described above in "Capital Resources."

   The decrease in rental and earned income during 1997, as compared to 1996, was offset by the fact that the Income Fund collected and recorded as income approximately $18,600 and $5,300, respectively, in rental payment deferrals for the two restaurant properties leased by the same tenant in Chester, Pennsylvania, and Orlando, Florida. Previously, the Income Fund had established an allowance for doubtful accounts for these amounts. These amounts were collected in accordance with the agreement entered into in March 1996, with the tenant to pay the remaining balance of the rental payment deferral amounts as discussed above in "Capital Resources."

   For the years ended December 31, 1998, 1997, and 1996, the Income Fund also earned $156,676, $147,437, and $110,073, respectively, in contingent rental income. The increase in contingent rental income during 1998 and 1997, each as compared to the previous year, is primarily attributable to increases in gross sales relating to certain restaurant properties whose leases require the payment of contingent rent.

   In addition, for the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $323,105, $280,331, and $97,381, respectively, attributable to net income earned by joint ventures in which the Income Fund is a co-venturer. The increase in net income earned by joint ventures during 1998, as compared to 1997, is primarily due to the fact that in 1998, the Income Fund reinvested the net sales proceeds it received from the 1997 and 1998 sales of three restaurant properties, in additional restaurant properties in Overland Park, Kansas; Memphis, Tennessee, and Fort Myers, Florida with certain of our affiliates as tenants-in-common. The increase in net income earned by joint ventures during 1998, as compared to 1997, was partially offset by, and the increase in 1997, as compared to 1996, was primarily due to, the fact that in January 1997, Show Low Joint Venture, in which the Income Fund owns a 36 percent interest, recognized a gain of approximately $360,000 for financial reporting purposes as a result of the sale of its restaurant property. Show Low Joint Venture reinvested the majority of the net sales proceeds in a replacement restaurant property in June 1997. In addition, in October 1997, the Income Fund and an affiliate, as tenants-in-common, sold the restaurant property in Yuma, Arizona, and recognized a gain of approximately $128,400 for financial reporting purposes, as described above in "Capital Resources." The Income Fund owned a 51.67% interest in the restaurant property in Yuma, Arizona, held as tenants-in-common with an affiliate. The Income Fund reinvested its portion of the net sales proceeds in a restaurant property in Vancouver, Washington, in December 1997, as described above in "Capital Resources."

   During the year ended December 31, 1998, four of the Income Fund's lessees, Golden Corral Corporation, Restaurant Management Services, Inc., Mid-America Corporation, and IHOP Properties, Inc. each contributed more than ten percent of the Income Fund's total rental income, including rental income from the Income Fund's consolidated joint venture and the Income Fund's share of the rental income from the restaurant properties owned by five unconsolidated joint ventures in which the Income Fund is a co-venturer and five restaurant properties owned with affiliates as tenants-in-common. As of December 31, 1998, Golden Corral Corporation and IHOP Properties, Inc. were each the lessees under leases relating to five restaurants, Restaurant Management Services, Inc. was the lessee under leases relating to seven restaurants and Mid-America Corporation was the lessee under leases relating to four restaurants. It is anticipated that, based on the minimum annual rental payments required by the leases, these four lessees each will continue to contribute more than ten percent of the Income Fund's total rental income during 1999. In addition, three restaurant chains, Golden Corral, Burger King, and IHOP each accounted for more than ten percent of the Income Fund's total rental income during the year ended December 31, 1998, including the Income Fund's consolidated joint venture and the Income Fund's share of the rental income from the restaurant properties owned by five unconsolidated joint ventures in which the Income Fund is a co-venturer and five restaurant properties owned with affiliates as tenants-in-common. In 1999, it is anticipated that these restaurant chains each will continue to account for more than ten percent of the Income Fund's total rental income to which the Income Fund is entitled under the terms of the leases. Any failure of these lessees or restaurant chains could materially affect the Income Fund's income if the Income Fund is not able to re-lease the restaurant properties in a timely manner.

   For the years ended 1998, 1997, and 1996, the Income Fund also earned $110,502, $119,961, and $49,056, respectively, in interest and other income. The increase in interest and other income during the year ended December 31, 1997, as compared to the year ended December 31, 1996, was primarily attributable to interest earned on the net sales proceeds received and held in escrow relating to the sales of several restaurant properties pending reinvestment of the net sales proceeds in additional restaurant properties.

   Operating expenses, including depreciation and amortization expense, were $694,773, $840,365, and $683,163 for the years ended December 31, 1998, 1997, and 1996, respectively. The decrease in operating expenses during 1998, as compared to 1997, and the increase in operating expenses during 1997, as compared to 1996, is partially due to the fact that the Income Fund recorded approximately $122,400 in bad debt expense and approximately $19,400 in real estate tax expense during 1997 for the restaurant property located in Melbourne, Florida, due to the fact that the tenant vacated the restaurant property in October 1997. The Income Fund sold this restaurant property in February 1998, as described above in "Capital Resources." In addition, during 1997, the Income Fund's consolidated joint venture, Caro Joint Venture, recorded bad debt expense and real estate tax expense of approximately $26,200 relating to the restaurant property located in Caro, Michigan, representing past due rental and other amounts. No such bad debt expense and real estate tax expense were recorded during the year ended December 31, 1998 due to the fact that the tenant has been making rental payments in accordance with the terms of its lease agreement.

   The decrease in operating expenses during 1998, as compared to 1997, was partially attributable to, and the increase in operating expenses during 1997 as compared to 1996, was partially offset by, the decrease in depreciation expense which resulted from the sale of several restaurant properties during 1998 and 1997 and the sale of the restaurant property in Dallas, Texas in December 1996. The decrease in depreciation expense was partially offset by an increase in depreciation expense attributable to the purchase of the restaurant property in Marietta, Georgia, in February 1997.

   The decrease in operating expenses for 1998, is partially offset by the fact that the Income Fund incurred $20,211 in transaction costs in 1998 related our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition.

   As a result of the sale of the restaurant property in Deland, Florida, as described above in "Capital Resources," the Income Fund recognized a gain of $345,122 during the year ended December 31, 1998, for financial reporting purposes. As a result of the sales of the restaurant properties in Naples, Florida; Plattsmouth, Nebraska and Venice, Florida, as described above in "Capital Resources," the Income Fund recognized a gain of $626,804 during 1997 for financial reporting purposes. The gain for 1997 was partially offset by a loss of $79,777 for financial reporting purposes, resulting from the July 1997 sale of the restaurant property in Whitehall, Michigan, as described above in "Capital Resources." As a result of the sale of the restaurant property in Dallas, Texas, in December 1996, the Income Fund recognized a loss for financial reporting purposes of $1,706 for the year ended December 31, 1996, as discussed above in "Capital Resources."

   During the years ended December 31, 1996 and 1997, the Income Fund recorded provisions for losses on land and building in the amounts of $77,023 and $104,947, respectively, for financial reporting purposes for the restaurant property in Liverpool, New York. This lease was terminated in December 1996. The allowance at December 31, 1997, represented the difference between the restaurant property's carrying value at December
31, 1997 and the net realizable value of the restaurant property based on the net sales proceeds received in February 1998 from the sale of the restaurant property. The allowance at December 31, 1996, represented the difference between the restaurant property's carrying value at December 31, 1996 and the estimated net realizable value for this restaurant property based on an anticipated sales price to a third party. No such provision was recorded during the year ended December 31, 1998.

   During the year ended December 31, 1997, the Income Fund established an allowance for loss on land and an allowance for impairment in the carrying value of the net investment in direct financing lease for its restaurant property in Melbourne, Florida, in the amount of $158,239. The tenant of this restaurant property vacated the restaurant property in October 1997 and ceased making rental payments. The allowance represented the difference between the restaurant property's carrying value at December 31, 1997 and the net sales proceeds received in February 1998 from the sale of the restaurant property, as described above in "Capital Resources." No such provision was recorded during the year ended December 31, 1998 and 1996.

   The Income Fund's leases as of December 31, 1998, are triple-net leases and contain provisions that we believe mitigate the adverse effect of inflation. Such provisions include clauses requiring the payment of percentage rent based on certain restaurant sales above a specified level and/or automatic increases in base rent at specified times during the term of the lease. Management expects that increases in restaurant sales volumes due to inflation and real sales growth should result in an increase in rental income over time. Continued inflation also may cause capital appreciation of the Income Fund's restaurant properties. Inflation and changing prices, however, also may have an adverse impact on the sales of the restaurants and on potential capital appreciation of the restaurant properties.

Year 2000 Readiness Disclosure

 Overview of Year 2000 Problem

   The year 2000 problem concerns the inability of information and non-information technology systems to properly recognize and process date sensitive information beyond January 1, 2000. The failure to accurately recognize the year 2000 could result in a variety of problems from data miscalculations to the failure of entire systems.

 Information and Non-Information Technology Systems

   The Income Fund does not have any information or non-information technology systems. We and our affiliates provide all services requiring the use of information and non-information technology systems pursuant to a management agreement with the Income Fund. The information technology system of our affiliates consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. The non-information technology systems of our affiliates are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. Our affiliates have no internally generated programmed software coding to correct, because substantially all of the software utilized by us and our affiliates is purchased or licensed from external providers. The maintenance of non-information technology systems at the Income Fund's restaurant properties is the responsibility of the tenants of such properties in accordance with the terms of the Income Fund's leases.

 The Y2K Team

   In early 1998, we and our affiliates formed a Year 2000 team for the purpose of identifying, understanding and addressing the various issues associated with the year 2000 problem. The Y2K Team consists of us and members from our affiliates, including representatives from senior management, information systems, telecommunications, legal, office management, accounting and property management.

 Assessing Year 2000 Readiness

   The Y2K Team's initial step in assessing year 2000 readiness consists of identifying any systems that are date-sensitive and, accordingly, could have potential year 2000 problems. The Y2K Team has conducted inspections, interviews and tests to identify which of the Income Fund's systems could have a potential year 2000 problem.

   The information system of our affiliates is comprised of hardware and software applications from mainstream suppliers. Accordingly, the Y2K Team has contacted and is evaluating documentation from the respective vendors and manufacturers to verify the year 2000 compliance of their products. The Y2K Team has also requested and is evaluating documentation from the non-information technology systems providers of our affiliates.

   In addition, the Y2K Team has requested and is evaluating documentation from other companies with which the Income Fund has material third party relationships. Such third parties, in addition to the providers of information and non-information technology systems, consist of the Income Fund's transfer agent, and financial institutions. The Income Fund depends on its transfer agent to maintain and track investor information and its financial institutions for availability of cash.

   As of September 15, 1999, the Y2K Team had received responses from approximately 60% of the third parties. All of the responses were in writing. Of the third parties responding, all indicated that they are currently year 2000 compliant or will be year 2000 compliant prior to the year 2000. Although the Y2K Team continues to receive positive responses from the companies with which the Income Fund has third party relationships regarding their year 2000 compliance, we cannot be assured that the third parties have adequately considered the impact of the year 2000.

   In addition, the Y2K Team has requested documentation from the Income Fund's tenants. The Y2K Team is in the process of evaluating the responses and expects to complete this process by October 31, 1999. The Income Fund has also instituted a policy of requiring any new tenants to indicate that their systems are year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000.

 Achieving Year 2000 Compliance

   The Y2K Team has identified and completed upgrades of hardware equipment that was not year 2000 compliant. In addition, the Y2K Team has identified and completed upgrades of software applications that were not year 2000 compliant, although, we cannot be assured that the upgrade solutions provided by the vendors have addressed all possible year 2000 issues.

   The cost for these upgrades and other remedial measures is the responsibility of us and our affiliates. We do not expect that the Income Fund will incur any costs in connection with year 2000 remedial measures.

Assessing the Risks to the Income Fund of Non-Compliance and Developing Contingency Plans

 Risk of Failure of Information and Non-Information Technology Systems Used by the Income Fund

   We believe that the reasonably likely worst case scenario with regard to the information and non-information technology systems used by the Income Fund is the failure of one or more of these systems as a result of year 2000 problems. Because the Income Fund's major source of income is rental payments under long-term triple-net leases, any failure of information or non-information technology systems used by the Income Fund is not expected to have a material impact on the results of operations of the Income Fund. Even if such systems failed, the payment of rent under the Income Fund's leases would not be affected. In addition, the Y2K Team is expected to correct any Y2K problems within the control of us and our affiliates before the year 2000.

   The Y2K Team has determined that a contingency plan to address this risk is not necessary at this time. However, if the Y2K Team identifies additional risks associated with the year 2000 compliance of the information or non-information technology systems used by the Income Fund or if the progress of the Y2K Team in remediating year 2000 problems with such systems deviates from the anticipated timeline, the Y2K Team will develop a contingency plan if deemed necessary at that time.

 Risk of Inability of Transfer Agent to Accurately Maintain Income Fund Records

 We believe that the reasonably likely worst case scenario with regard to the Income Fund's transfer agent is that the transfer agent will fail to achieve year 2000 compliance of its systems and will not be able to accurately maintain the records of the Income Fund. This could result in the inability of the Income Fund to accurately identify its Limited Partners for purposes of distributions, delivery of disclosure materials and transfers of units. The Y2K Team has received certification from the Income Fund's transfer agent of its year 2000 compliance. Despite the positive response from the transfer agent, we cannot be assured that the transfer agent has addressed all possible year 2000 issues.

   The Y2K Team has developed a contingency plan pursuant to which we and our affiliates would maintain the records of the Income Fund manually, in the event that the systems of the transfer agent are not year 2000 compliant. We and our affiliates would have to allocate resources to internally perform the functions of the transfer agent. We do not anticipate that the additional cost of these resources would have a material impact on the results of operations of the Income Fund.

 Risk of Loss of Short-Term Liquidity from Failure of Financial Institutions to Achieve Year 2000 Compliance

   We believe that the reasonably likely worst case scenario with regard to its financial institutions is that some or all of its funds on deposit with such financial institutions may be temporarily unavailable. The Y2K Team has received responses from 93% of the Income Fund's financial institutions indicating that their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. Despite the positive responses from the financial institutions, we cannot be assured that the financial institutions have addressed all possible year 2000 issues. The loss of short-term liquidity could affect the Income Fund's ability to pay its expenses on a current basis. We do not anticipate that a loss of short-term liquidity would have a material impact on the results of operations of the Income Fund.

   Based upon the responses received from the Income Fund's financial institutions and the inability of the Y2K Team to identify a suitable alternative for the deposit of funds that is not subject to potential year 2000 problems, the Y2K Team has determined not to develop a contingency plan to address this risk.

 Risks of Late Payment or Non-Payment of Rent by Tenants

   We believe that the reasonably likely worst case scenario with regard to its tenants is that some of the tenants may make rental payments late as the result of the failure of the tenants to achieve year 2000 compliance of their systems used in the payment of rent, the failure of the tenants' financial institutions to achieve year 2000 compliance, or the temporary disruption of the tenants' businesses. The Y2K Team is in the process of requesting responses from the Income Fund's tenants indicating the extent to which their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. We cannot be assured that the tenants have addressed all possible year 2000 issues. The late payment of rent by one or more tenants would affect the results of operations of the Income Fund in the short-term.

   We are also aware of predictions that the year 2000 problem, if uncorrected, may result in a global economic crisis. We are not able to determine if such predictions are true. A widespread disruption of the economy could affect the ability of the Income Fund's tenants to pay rent and, accordingly, could have a material impact on the results of operations of the Income Fund.

   Because payment of rent is under the control of the Income Fund's tenants, the Y2K Team is not able to develop a contingency plan to address these risks. In the event of late payment or non-payment of rent, we will assess the remedies available to the Income Fund under its lease agreements.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998........   F-1
Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998........................................................   F-2
Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998........................   F-3
Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998.................................................................   F-4
Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998.............................................   F-5
Report of Independent Certified Public Accountants........................   F-7
Balance Sheets as of December 31, 1998 and 1997...........................   F-8
Statements of Income for the Years Ended December 31, 1998, 1997 and 1996.   F-9
Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996............................................................  F-10
Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996.....................................................................  F-11
Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996.................................................................  F-12
Unaudited Pro Forma Financial Information.................................  F-23
Unaudited Pro Forma Balance Sheet as of June 30, 1999.....................  F-24
Unaudited Pro Forma Statement of Earnings for the Six Months Ended June
 30, 1999.................................................................  F-26
Unaudited Pro Forma Statement of Earnings for the Year Ended December 31,
 1998.....................................................................  F-28
Unaudited Pro Forma Statement of Cash Flows for the Six Months Ended June
 30, 1999.................................................................  F-30
Unaudited Pro Forma Statement of Cash Flows for the Year Ended
 December 31, 1998........................................................  F-32
Notes and Management's Assumptions to Unaudited Pro Forma Financial
 Statements...............................................................  F-34

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                          June 30,   December 31,
                                                            1999         1998
                                                         ----------- ------------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $3,069,230 and $3,586,086,
 respectively..........................................  $15,258,241 $18,559,844
Net investment in direct financing leases..............    3,897,669   3,929,152
Investment in joint ventures...........................    5,061,676   5,021,121
Cash and cash equivalents..............................    1,124,292   1,170,686
Restricted cash........................................    4,332,095         --
Receivables, less allowance for doubtful accounts of
 $281,449 and $323,813, respectively...................       82,799     150,912
Prepaid expenses.......................................        6,172         949
Lease costs, less accumulated amortization of $8,006
 and $7,181............................................        9,694      10,519
Accrued rental income, less allowance for doubtful
 accounts of $44,793 and $38,944, respectively.........      442,192     785,982
Other assets...........................................       26,731      26,731
                                                         ----------- -----------
                                                         $30,241,561 $29,655,896
                                                         =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable.......................................  $    87,205 $     8,173
Accrued and escrowed real estate taxes payable.........        6,796       2,500
Due to related party...................................       26,828      19,403
Distributions payable..................................      787,500     857,500
Rents paid in advance and deposits.....................       44,054      28,241
                                                         ----------- -----------
    Total liabilities..................................      952,383     915,817
Commitments and Contingencies (Note 4)
Minority interest......................................      140,106     144,949
Partners' capital......................................   29,149,072  28,595,130
                                                         ----------- -----------
                                                         $30,241,561 $29,655,896
                                                         =========== ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                     Quarter Ended         Six Months Ended
                                        June 30,               June 30,
                                  ---------------------  ----------------------
                                     1999       1998        1999        1998
                                  ----------  ---------  ----------  ----------
Revenues:
 Rental income from operating
  leases........................  $  595,624  $ 653,877  $1,199,285  $1,288,852
 Adjustments to accrued rental
  income........................      (2,925)  (158,453)     (5,849)   (161,377)
 Earned income from direct
  financing leases..............     124,461    132,575     236,541     256,784
 Contingent rental income.......       7,307      2,089      16,482      34,479
 Interest and other income......      23,796     31,006      39,252      67,682
                                  ----------  ---------  ----------  ----------
                                     748,263    661,094   1,485,711   1,486,420
                                  ----------  ---------  ----------  ----------
Expenses:
 General operating and
  administrative................      37,328     40,577      78,111      86,042
 Bad debt expense...............         --      12,854         --       12,854
 Professional services..........      14,132     10,921      18,842      16,791
 State and other taxes..........         247        487       9,713      10,392
 Depreciation and amortization..     108,393    114,143     222,646     230,053
 Transaction costs..............      77,695        --      110,820         --
                                  ----------  ---------  ----------  ----------
                                     237,795    178,982     440,132     356,132
                                  ----------  ---------  ----------  ----------
Income Before Minority Interest
 in Income of Consolidated Joint
 Venture, Equity in Earnings of
 Unconsolidated Joint Ventures
 and Gain on Sale of
 Land and Buildings.............     510,468    482,112   1,045,579   1,130,288
Minority Interest in Income of
 Consolidated Joint Venture.....      (9,662)   (11,659)    (12,162)    (24,540)
Equity in Earnings of
 Unconsolidated Joint Ventures..     123,447     61,403     247,222     117,899
Gain on Sale of Land and
 Buildings......................     848,303        --      848,303     345,122
                                  ----------  ---------  ----------  ----------
Net Income......................  $1,472,556  $ 531,856  $2,128,942  $1,568,769
                                  ==========  =========  ==========  ==========
Allocation of Net Income:
 General partners...............  $   13,529  $   5,318  $   20,093  $   13,806
 Limited partners...............   1,459,027    526,538   2,108,849   1,554,963
                                  ----------  ---------  ----------  ----------
                                  $1,472,556  $ 531,856  $2,128,942  $1,568,769
                                  ==========  =========  ==========  ==========
Net Income Per Limited Partner
 Unit...........................  $    20.84  $    7.52  $    30.13  $    22.21
                                  ==========  =========  ==========  ==========
Weighted Average Number of
 Limited Partner Units
 Outstanding....................      70,000     70,000      70,000      70,000
                                  ==========  =========  ==========  ==========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                          Six
                                                      Months Ended   Year Ended
                                                        June 30,    December 31,
                                                          1999          1998
                                                      ------------  ------------
General partners:
  Beginning balance.................................. $   257,690   $   229,363
  Net income.........................................      20,093        28,327
                                                      -----------   -----------
                                                          277,783       257,690
                                                      -----------   -----------
Limited partners:
  Beginning balance..................................  28,337,440    28,564,886
  Net income.........................................   2,108,849     2,992,554
  Distributions ($22.50 and $46.00 per limited
   partner unit, respectively).......................  (1,575,000)   (3,220,000)
                                                      -----------   -----------
                                                       28,871,289    28,337,440
                                                      -----------   -----------
Total partners' capital.............................. $29,149,072   $28,595,130
                                                      ===========   ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                             June 30,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Increase (Decrease) in Cash and Cash Equivalents
  Net Cash Provided by Operating Activities.......... $ 1,663,032  $ 1,655,360
                                                      -----------  -----------
  Cash Flows from Investing Activities:
    Proceeds from sale of land and buildings.........   4,318,145    2,832,253
    Additions to land and buildings on operating
     leases..........................................         --      (125,000)
    Investment in joint ventures.....................     (44,121)  (2,740,640)
    Increase in restricted cash......................  (4,318,145)    (204,074)
    Payment of lease costs...........................      (3,300)      (3,300)
                                                      -----------  -----------
      Net cash provided by (used in) investing
       activities....................................     (47,421)    (240,761)
                                                      -----------  -----------
  Cash Flows from Financing Activities:
    Distributions to limited partners................  (1,645,000)  (1,575,000)
    Distributions to holder of minority interest.....     (17,005)     (21,020)
                                                      -----------  -----------
      Net cash used in financing activities..........  (1,662,005)  (1,596,020)
                                                      -----------  -----------
Net Decrease in Cash and Cash Equivalents............     (46,394)    (181,421)
Cash and Cash Equivalents at Beginning of Period.....   1,170,686    1,614,759
                                                      -----------  -----------
Cash and Cash Equivalents at End of Period........... $ 1,124,292  $ 1,433,338
                                                      ===========  ===========
Supplemental Schedule of Non-Cash Financing
 Activities:
  Distributions declared and unpaid at end of period. $   787,500  $   787,500
                                                      ===========  ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999 may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund VI, Ltd. (the "Partnership") for the year ended December 31, 1998.

   The Partnership accounts for its approximate 66 percent interest in the accounts of Caro Joint Venture using the consolidation method. Minority interest represents the minority joint venture partner's proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

2. Land and Buildings on Operating Leases:

   In June 1999, the Partnership sold four of its Burger King properties, one in each of Sevierville, Walker Springs, Broadway and Greeneville, Tennessee, to the tenant in accordance with the purchase option under the lease agreements, for a total of approximately $4,354,000 and received net sales proceeds of $4,318,145 resulting in a total gain of $848,303 for financial reporting purposes. These properties were originally acquired by the Partnership in January 1990 and had costs totaling approximately $3,535,700, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold these properties for a total of approximately $782,400 in excess of their original purchase prices.

3. Restricted Cash:

   As of June 30, 1999, the net sales proceeds of $4,318,145 from the sales of the four Burger King properties, plus accrued interest of $13,950, were being held in interest-bearing escrow accounts pending the release of funds by the escrow agent to acquire additional properties on behalf of the Partnership.

4. Commitments and Contingencies:

   On March 11, 1999 the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 1,865,194 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998

$36,721,726 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999 the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund VI, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund VI, Ltd. ( a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 19, 1999, except for Note 12,
 for which the date is March 11, 1999 and
 Note 13 for which the date is June 3, 1999

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 land and building..................................... $18,559,844 $20,785,684
Net investment in direct financing leases, less
 allowance for impairment in carrying value............   3,929,152   4,708,841
Investment in joint ventures...........................   5,021,121   1,130,139
Cash and cash equivalents..............................   1,170,686   1,614,759
Restricted cash........................................         --      709,227
Receivables, less allowance for doubtful accounts of
 $323,813 and $363,410.................................     150,912     157,989
Prepaid expenses.......................................         949       4,235
Lease costs, less accumulated amortization of $7,181
 and $5,581............................................      10,519      12,119
Accrued rental income, less allowance for doubtful
 accounts of $38,944 and $27,245.......................     785,982     843,345
Other assets...........................................      26,731      26,731
                                                        ----------- -----------
                                                        $29,655,896 $29,993,069
                                                        =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable....................................... $     8,173 $    14,138
Accrued construction costs payable.....................         --      125,000
Accrued and escrowed real estate taxes payable.........       2,500      38,025
Due to related parties.................................      19,403      32,019
Distributions payable..................................     857,500     787,500
Rents paid in advance and deposits.....................      28,241      57,663
                                                        ----------- -----------
    Total liabilities..................................     915,817   1,054,345
Minority interest......................................     144,949     144,475
Partners' capital......................................  28,595,130  28,794,249
                                                        ----------- -----------
                                                        $29,655,896 $29,993,069
                                                        =========== ===========


                See accompanying notes to financial statements.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                Year Ended December 31,
                                            ----------------------------------
                                               1998        1997        1996
                                            ----------  ----------  ----------
Revenues:
  Rental income from operating leases.....  $2,520,346  $2,465,817  $2,776,776
  Adjustments to accrued rental income....    (167,227)    (17,548)       (537)
  Earned income from direct financing
   leases.................................     470,258     449,133     557,426
  Contingent rental income................     156,676     147,437     110,073
  Interest and other income...............     110,502     119,961      49,056
                                            ----------  ----------  ----------
                                             3,090,555   3,164,800   3,492,794
                                            ----------  ----------  ----------
Expenses:
  General operating and administrative....     160,358     156,847     159,388
  Professional services...................      32,400      25,861      32,272
  Bad debt expense........................      12,854     131,184         --
  Real estate taxes.......................         --       43,676         --
  State and other taxes...................      10,392       8,969       7,930
  Depreciation and amortization...........     458,558     473,828     483,573
  Transaction costs.......................      20,211         --          --
                                            ----------  ----------  ----------
                                               694,773     840,365     683,163
                                            ----------  ----------  ----------
Income Before Minority Interest in Income
 of Consolidated Joint Venture, Equity in
 Earnings of Unconsolidated Joint
 Ventures, Gain (Loss) on Sale of Land and
 Buildings and Net Investment in Direct
 Financing Leases and Provision for Loss
 on Land and Building and Impairment in
 Carrying Value of Net Investment in
 Direct Financing Lease...................   2,395,782   2,324,435   2,809,631
Minority interest in Income of Consoli-
 dated Joint Venture......................     (43,128)     11,275     (24,682)
Equity in Earnings of Unconsolidated Joint
 Ventures.................................     323,105     280,331      97,381
Gain (Loss) on Sale of Land and Buildings
 and Net Investment in Direct Financing
 Leases...................................     345,122     547,027      (1,706)
Provision for Loss on Land and Buildings
 and Impairment in Carrying Value of Net
 Investment in Direct Financing Lease.....         --     (263,186)    (77,023)
                                            ----------  ----------  ----------
Net Income................................  $3,020,881  $2,899,882  $2,803,601
                                            ==========  ==========  ==========
Allocation of Net Income:
  General partners........................  $   28,327  $   25,353  $   28,337
  Limited partners........................   2,992,554   2,874,529   2,775,264
                                            ----------  ----------  ----------
                                            $3,020,881  $2,899,882  $2,803,601
                                            ==========  ==========  ==========
Net Income Per Limited Partner Unit.......  $    42.75  $    41.06  $    39.65
                                            ==========  ==========  ==========
Weighted Average Number of Limited Partner
 Units Outstanding........................      70,000      70,000      70,000
                                            ==========  ==========  ==========

                See accompanying notes to financial statements.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                 Years Ended December 31, 1998, 1997, and 1996

                             General Partners                       Limited Partners
                         ------------------------- ----------------------------------------------------
                                       Accumulated                              Accumulated Syndication
                         Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                         ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance,
 December 31, 1995......    $1,000      $174,673    $35,000,000  $(19,214,226)  $17,514,319 $(4,015,000) $29,460,766
 Distributions to
  limited partners
  ($46.00 per limited
  partner unit).........       --            --             --     (3,220,000)          --          --    (3,220,000)
 Net income.............       --         28,337            --            --      2,775,264         --     2,803,601
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance,
 December 31, 1996......     1,000       203,010     35,000,000   (22,434,226)   20,289,583  (4,015,000)  29,044,367
 Distributions to
  limited partners
  ($45.00 per limited
  partner unit).........       --            --             --     (3,150,000)          --          --    (3,150,000)
 Net income.............       --         25,353            --            --      2,874,529         --     2,899,882
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance,
 December 31, 1997......     1,000       228,363     35,000,000   (25,584,226)   23,164,112  (4,015,000)  28,794,249
 Distributions to
  limited partners
  ($46.00 per limited
  partner unit).........       --            --             --     (3,220,000)          --          --    (3,220,000)
 Net income.............       --         28,327            --            --      2,992,554         --     3,020,881
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance,
 December 31, 1998......    $1,000      $256,690    $35,000,000  $(28,804,226)  $26,156,666 $(4,015,000) $28,595,130
                            ======      ========    ===========  ============   =========== ===========  ===========


                See accompanying notes to financial statements.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
  Cash Flows from Operating Activities:
   Cash received from tenants...........  $ 3,092,644  $ 3,097,751  $ 3,363,188
   Distributions from unconsolidated
    joint ventures......................      328,721      144,016      114,163
   Cash paid for expenses...............     (270,339)    (180,530)    (203,432)
   Interest received....................       92,634       94,804       36,843
                                          -----------  -----------  -----------
     Net cash provided by operating
      activities........................    3,243,660    3,156,041    3,310,762
                                          -----------  -----------  -----------
  Cash Flows from Investing Activities:
   Proceeds from sale of land and
    buildings...........................    2,832,253    4,003,985      982,980
   Additions to land and buildings on
    operating leases....................     (125,000)  (2,666,258)         --
   Investment in direct financing
    leases..............................          --    (1,057,282)         --
   Investment in joint ventures.........   (3,896,598)    (521,867)    (146,090)
   Return of capital from joint
    ventures............................          (84)     524,975          --
   Collections on mortgage note
    receivable..........................          --           --         3,033
   Decrease (increase) in restricted
    cash................................      697,650      279,367     (977,017)
   Payment of lease costs...............       (3,300)      (3,300)      (3,300)
                                          -----------  -----------  -----------
     Net cash provided by (used in)
      investing activities..............     (495,079)     559,620     (140,394)
                                          -----------  -----------  -----------
  Cash Flows from Financing Activities:
   Distributions to limited partners....   (3,150,000)  (3,220,000)  (3,150,000)
   Distributions to holder of minority
    interest............................      (42,654)      (8,832)     (13,437)
                                          -----------  -----------  -----------
     Net cash used in financing
      activities........................   (3,192,654)  (3,228,832)  (3,163,437)
                                          -----------  -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................     (444,073)     486,829        6,931
Cash and Cash Equivalents at Beginning
 of Year................................    1,614,759    1,127,930    1,120,999
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $ 1,170,686  $ 1,614,759  $ 1,127,930
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
  Net income............................  $ 3,020,881  $ 2,899,882  $ 2,803,601
                                          -----------  -----------  -----------
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
   Bad debt expense.....................       12,854      131,184          --
   Depreciation.........................      456,958      471,938      481,683
   Amortization.........................        1,600        1,890        1,890
   Minority interest in income of
    consolidated joint venture..........       43,128      (11,275)      24,682
   Equity in earnings of unconsolidated
    joint ventures, net of
    distributions.......................        5,616     (136,315)      16,782
   Loss (gain) on sale of land and
    building............................     (345,122)    (547,027)       1,706
   Provision for loss on land and
    building and impairment in carrying
    value of net investment in direct
    financing lease.....................          --       263,186       77,023
   Decrease (increase) in receivables...        8,649       17,113      (90,360)
   Decrease (increase) in prepaid
    expenses............................        3,286       (3,072)       4,087
   Decrease in net investment in direct
    financing leases....................       63,868       67,389       68,177
   Decrease (increase) in accrued rental
    income..............................       51,142      (81,244)    (103,935)
   Increase (decrease) in accounts
    payable and accrued expenses........      (37,246)      25,964        2,529
   Increase (decrease) in due to related
    parties.............................      (12,532)      29,470       (3,391)
   Increase (decrease) in rents paid in
    advance and deposits................      (29,422)      26,958       26,288
                                          -----------  -----------  -----------
     Total adjustments..................      222,779      256,159      507,161
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 3,243,660  $ 3,156,041  $ 3,310,762
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Investing and Financing Activities:
  Distributions declared and unpaid at
   December 31..........................  $   857,500  $   787,500  $   857,500
                                          ===========  ===========  ===========

                See accompanying notes fo financial statements.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                  Years Ended December 31, 1998, 1997 and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund VI, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating method. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note 4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review the properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' best estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables and accrued rental income, and to decrease rental or other income or increase bad debt expense for the current

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership accounts for its approximate 66 percent interest in Caro Joint Venture, a Florida general partnership, using the consolidation method. Minority interest represents the minority joint venture partner's proportionate share of equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

   The Partnership's investments in Auburn Joint Venture, Show Low Joint Venture, Asheville Joint Venture, Warren Joint Venture, and Melbourne Joint Venture and properties in Clinton, North Carolina, Vancouver, Washington; Overland Park, Kansas; Memphis, Tennessee and Fort Myers, Florida, each of which is held as tenants-in-common with affiliates, are accounted for using the equity method since the Partnership shares control with the affiliates.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Lease Costs--Brokerage fees and lease incentive costs incurred in finding new tenants and negotiating new leases for the Partnership's properties are amortized over the terms of the new leases using the straight-line method.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

   Reclassification--Certain items in the prior years' financial statements have been reclassified to conform to 1998 presentation. These reclassifications had no effect on partners' capital or net income.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

2. Leases:

   The Partnership leases its land and buildings primarily to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." The leases generally are classified as operating leases; however, some leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of some of these leases are operating leases. Substantially all leases are for 10 to 20 years and provide for minimum and contingent rentals. In addition, the tenant pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to four successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                   1998         1997
                                -----------  -----------
      Land....................  $ 8,558,191  $10,046,309
      Buildings...............   13,587,739   14,344,114
                                -----------  -----------
                                 22,145,930   24,390,423
      Less accumulated
       depreciation...........   (3,586,086)  (3,327,334)
                                -----------  -----------
                                 18,559,844   21,063,089
      Less allowance for loss
       on land and building...          --      (277,405)
                                -----------  -----------
                                $18,559,844  $20,785,684
                                ===========  ===========

   In February 1997, the Partnership reinvested the net sales proceeds from the sale of a property in Dallas, Texas, along with additional funds, in a Bertucci's property in Marietta, Georgia, for a total cost of approximately $1,112,600.

   In July 1997, the Partnership sold the property in Whitehall, Michigan, to a third party, for $665,000 and received net sales proceeds of $626,907, resulting in a loss of $79,777 for financial reporting purposes.

   In addition, in July 1997, the Partnership sold its property in Naples, Florida, to a third party, for $1,530,000 and received net sales proceeds of $1,477,780, resulting in a gain of $186,550 for financial reporting purposes. This property was originally acquired by the Partnership in December 1989 and had a cost of approximately $1,083,900, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the partnership sold the property for approximately $403,800 in excess of its original purchase price. In December 1997, the Partnership reinvested the net sales proceeds in an IHOP property in Elgin, Illinois, for a total cost of approximately $1,484,100.

   In July 1997, the Partnership entered into a new lease for the property in Greensburg, Indiana, with a new tenant to operate the property as an Arby's restaurant. In connection therewith, the Partnership incurred $125,000 in renovation costs, which were paid in 1998.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

   In September 1997, the Partnership sold its property in Venice, Florida, to a third party, for $1,245,000 and received net sales proceeds of $1,201,648, resulting in a gain of $283,853 for financial reporting purposes. This property was originally acquired by the Partnership in August 1989 and had a cost of approximately $1,032,400, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $174,300 in excess of its original purchase price. In December 1997, the Partnership reinvested the net sales proceeds in an IHOP property in Manassas, Virginia, for a total cost of approximately $1,126,800.

   In 1997, the Partnership recorded a provision for loss on land and building in the amount of $104,947 for financial reporting purposes for the property in Liverpool, New York. The terms of this lease were terminated in December 1996. This allowance represented the difference between (i) the property's carrying value at December 31, 1997, and (ii) the net realizable value of the property based on the net sales proceeds of $145,221 received in February 1998 from the sale of the property. Due to the fact that in 1997 and prior years, the Partnership had recorded an allowance for loss totalling $181,970 for this property, no gain or loss was recognized for financial reporting purposes during 1998 relating to the sale of this Property in February 1998.

   During 1997, the Partnership established an allowance for loss on land in the amount of $95,435 for its property in Melbourne, Florida. The tenant of this Property vacated the property in October 1997 and ceased making rental payments. The allowance represents the difference between the property's carrying value for the land at December 31, 1997, and the net realizable value of the land based on the net sales proceeds of $552,910 received in February 1998 from the sale of the property. No gain or loss was recognized for financial reporting purposes relating to the sale of this property in February 1998.

   In January 1998, the Partnership sold its property in Deland, Florida, to the tenant for $1,250,000 and received net sales proceeds of $1,234,122, resulting in a gain of $345,122 for financial reporting purposes. This property was originally acquired by the Partnership in October 1989 and had a cost of approximately $1,000,000, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $234,100 in excess of its original purchase price. In June 1998, the Partnership sold its property in Bellevue, Nebraska, and received sales proceeds of $900,000. Due to the fact that during 1998, the Partnership wrote off $155,528 in accrued rental income, representing the majority of the accrued rental income that the Partnership had recognized since the inception of the lease relating to the straight-lining of future scheduled rent increases in accordance with generally accepted accounting principles, no gain or loss was recorded for financial reporting purposes in June 1998 relating to this sale. This property was originally acquired by the Partnership in December 1989 and had a cost of approximately $899,500, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $500 in excess of its original purchase price.

   Some leases provide for escalating guaranteed minimum rents throughout the lease terms. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997, and 1996, the Partnership recognized a loss of $51,142 (net of $155,528 in write-offs and $11,699 in reserves), and income of $81,244 (net of $17,548 in reserves) and $103,935 (net of $537 in reserves), respectively, of such rental income.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

     1999........................................................... $ 2,329,253
     2000...........................................................   2,402,277
     2001...........................................................   2,451,812
     2002...........................................................   2,466,895
     2003...........................................................   2,458,306
     Thereafter.....................................................  11,370,855
                                                                     -----------
                                                                     $23,479,398
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                         1998         1997
                                                      -----------  -----------
     Minimum lease payments receivable............... $ 7,212,677  $ 9,313,752
     Estimated residual values.......................   1,440,446    1,655,911
     Less unearned income............................  (4,723,971)  (6,198,018)
                                                      -----------  -----------
                                                        3,929,152    4,771,645
     Less allowance for impairment in carrying val-
      ue.............................................         --       (62,804)
                                                      -----------  -----------
     Net investment in direct financing leases....... $ 3,929,152  $ 4,708,841
                                                      ===========  ===========

   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

     1999............................................................ $  486,632
     2000............................................................    488,772
     2001............................................................    501,492
     2002............................................................    501,492
     2003............................................................    501,492
     Thereafter......................................................  4,732,797
                                                                      ----------
                                                                      $7,212,677
                                                                      ==========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (See Note 3).

   In July 1997, the Partnership sold its property in Naples, Florida, for which the building portion had been classified as a direct financing lease. In connection therewith, the gross investment (minimum lease payments receivable and estimated residual values) and unearned income relating to this property were removed from the accounts and the gain from the sale relating to this property was reflected in income (Note 3).

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

   In addition, in July 1997, the Partnership sold its property in Plattsmouth, Nebraska, to the tenant, for $700,000 and received net sales proceeds of $697,650, resulting in a gain of $156,401 for financial reporting purposes. This property was originally acquired by the Partnership in January 1990 and had a cost of approximately $561,000, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $138,400 in excess of its original purchase price.

   At December 31, 1997, the Partnership had established an allowance for impairment in carrying value in the amount of $62,804 for its property in Melbourne, Florida. The allowance represents the difference between (i) the carrying value of the net investment in the direct financing lease at December 31, 1997, and (ii) the net realizable value of the net investment in the direct financing lease based on the net sales proceeds received in February 1998 from the sale of the property (see Note 3).

   In June 1998, the Partnership sold its property in Bellevue, Nebraska, for which the building portion had been classified as a direct financing lease. In connection therewith, the gross investment (minimum lease payments receivable and estimated residual value) and unearned income relating to this property were removed from the accounts (see Note 3).

5. Investment in Joint Ventures:

   The Partnership has a 3.9%, a 36 percent, a 14.46%, and an 18 percent interest in the profits and losses of Auburn Joint Venture, Show Low Joint Venture, Asheville Joint Venture, and a property in Clinton, North Carolina, held as tenants-in-common, respectively. The remaining interests in these joint ventures and the property held as tenants in common are held by affiliates of the Partnership which have the same general partners.

   In January 1997, Show Low Joint Venture, in which the Partnership owns a 36 percent interest, sold its property to the tenant for $970,000, resulting in a gain to the joint venture of approximately $360,000 for financial reporting purposes. The property was originally contributed to Show Low Joint Venture in July 1990 and had a cost of approximately $663,500, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the joint venture sold the property for approximately $306,500 in excess of its original purchase price. In June 1997, Show Low Joint Venture reinvested $782,413 of net sales proceeds in a property in Greensboro, North Carolina. During 1997, the Partnership received approximately $70,000 representing a return of capital, for its pro-rata share of the uninvested net sales proceeds.

   In October 1997, the Partnership and an affiliate, as tenants-in-common, sold the property in Yuma, Arizona, in which the Partnership owned a 51.67% interest, for a total sales price of $1,010,000 and received net sales proceeds of $982,025, resulting in a gain, to the tenancy-in-common, of approximately $128,400 for financial reporting purposes. The property was originally acquired in July 1994 and had a total cost of approximately $861,700, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the property was sold for approximately $120,300 in excess of its original purchase price. The Partnership received approximately $455,000 representing a return of capital for its pro-rata share of the net sales proceeds. In December 1997, the Partnership reinvested the amounts received as a return of capital from the sale of the Yuma, Arizona property, in a property in Vancouver, Washington, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investment in the property in Vancouver, Washington, using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 23.04% interest in the Vancouver, Washington, property owned with affiliates as tenants-in-common.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   In January 1998, the Partnership contributed approximately $558,800 and $694,800 to acquire a property in Overland Park, Kansas, and a property in Memphis, Tennessee, respectively, as tenants-in-common with affiliates of the general partners. As of December 31, 1998, the Partnership had a 34.74% and a 46.2% interest in the property in Overland Park, Kansas and Memphis, Tennessee, respectively. In June 1998, the Partnership contributed approximately $1,249,300 to acquire a property in Fort Myers, Florida, as tenants-in-common with an affiliate of the general partners. As of December 31, 1998, the Partnership had an 85 percent interest in the property in Fort Myers, Florida. The Partnership accounts for its investments in these properties using the equity method since the Partnership shares control with affiliates, and amounts relating to its investments are included in investment in joint ventures.

   In April 1998, the Partnership entered into a joint venture arrangement, Melbourne Joint Venture, with an affiliate of the general partners, to construct and hold one restaurant property. As of December 31, 1998, the Partnership had contributed approximately $494,900 to purchase land and pay construction costs relating to the property owned by the joint venture and has agreed to contribute an additional $31,300 to fund additional construction costs to the joint venture. At December 31, 1998, the Partnership had an approximate 50 percent interest in the profits and losses of the joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with the affiliate.

   In September 1998, the Partnership entered into a joint venture arrangement, Warren Joint Venture, with an affiliate of the general partners to hold one restaurant property. As of December 31, 1998, the Partnership had contributed approximately $898,100 to the joint venture to acquire the restaurant property. As of December 31, 1998, the Partnership owned a 64.29% interest in the profits and losses of the joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with the affiliate.

   Auburn Joint Venture, Show Low Joint Venture, Asheville Joint Venture, Melbourne Joint Venture, Warren Joint Venture, and the Partnership and affiliates as tenants-in-common in five separate tenancy-in-common arrangements, each own and lease one property to an operator of national fast-food and family-style restaurants. The following presents the combined, condensed financial information for the joint ventures and the properties held as tenants-in-common with affiliates at December 31:

                                                           1998        1997
                                                        ----------- ----------
     Land and buildings on operating leases, less
      accumulated depreciation......................... $ 9,030,392 $4,568,842
     Net investment in direct financing leases.........   3,331,869    911,559
     Cash..............................................      12,138      7,991
     Receivables.......................................      56,360     22,230
     Accrued rental income.............................     237,451    160,197
     Other assets......................................       1,190        414
     Liabilities.......................................     105,868      7,557
     Partners' capital.................................  12,563,532  5,663,676
     Revenues..........................................   1,098,957    471,627
     Gain on sale of land and building.................         --     488,372
     Net income........................................     959,057    889,883

   The Partnership recognized income totalling $323,105, $280,331, and $97,381 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


6. Restricted Cash:

   As of December 31, 1997, net sales proceeds of $697,650 from the sale of the property in Plattsmouth, Nebraska, plus accrued interest of $11,577, were being held in an interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional property. In January 1998, the escrow agent released these funds to acquire the property in Memphis, Tennessee, with affiliates of the general partners, as tenants-in-common.

7. Receivables:

   In June 1997, the Partnership terminated the lease with the tenant of the property in Greensburg, Indiana. In connection therewith, the Partnership accepted a promissory note from this former tenant for $13,077 for amounts relating to past due real estate taxes the Partnership had incurred as a result of the former tenant's financial difficulties. The promissory note, which is uncollateralized, bears interest at a rate of ten percent per annum and is being collected in 36 monthly installments. Receivables at December 31, 1998 and 1997, included $9,561 and $13,631, respectively, of such amounts, including accrued interest of $554 in 1997.

8. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their adjusted capital contributions (the "10% Preferred Return").

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their 10% Preferred Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the years ended December 31, 1998, 1997, and 1996 the Partnership declared distributions to the limited partners of $3,220,000, $3,150,000 and $3,220,000, respectively. No distributions have been made to the general partners to date.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


9. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                               1998        1997        1996
                                            ----------  ----------  ----------
   Net income for financial reporting
    purposes..............................  $3,020,881  $2,899,882  $2,803,601
   Depreciation for tax reporting purposes
    in excess of depreciation for
    financial reporting purposes..........     (65,666)    (92,303)   (104,412)
   Allowance for loss on land and
    building..............................         --      263,186      77,023
   Direct financing leases recorded as
    operating leases for tax
    reporting purposes....................      63,868      67,392      68,177
   Gain and loss on sale of land and
    buildings for financial
    reporting purposes in excess of gain
    and loss on sale for
    tax reporting purposes................    (543,697)   (335,658)      1,706
   Equity in earnings of unconsolidated
    joint ventures for financial reporting
    purposes in excess of equity
    in earnings of unconsolidated joint
    ventures for tax reporting purposes...     (14,400)   (147,256)        (49)
   Allowance for doubtful accounts........     (39,597)    369,935     (78,517)
   Accrued rental income..................      51,142     (81,244)   (103,935)
   Rents paid in advance..................     (30,922)     26,458      26,288
   Capitalization of transaction costs for
    tax reporting purposes................      20,211         --          --
   Minority interest in timing differences
    of consolidated joint venture.........      14,513     (30,778)      1,781
                                            ----------  ----------  ----------
   Net income for federal income tax
    purposes..............................  $2,476,333  $2,939,614  $2,691,663
                                            ==========  ==========  ==========

10. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors, Inc. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate a management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures and the property held as tenants-in-common with an affiliate, but not in excess of competitive fees for comparable services. These fees are payable only after the limited partners receive their 10% Preferred Return. Due to the fact that these fees are noncumulative, if the limited partners have not received their 10% Preferred Return in any particular year, no management fees will be due or payable for such year. As a result of such threshold, no management fees were incurred during the years ended December 31, 1998, 1997, and 1996.

                           CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

                 Years Ended December 31, 1998, 1997 and 1996


   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 10% Preferred Return, plus their adjusted capital contributions. No deferred, subordinated real estate disposition fees have been incurred since inception.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $107,969, $87,877 and $95,420 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   The due to related parties at December 31, 1998 and 1997, totalled $19,403 and $32,019, respectively.

11. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures and the properties held as tenants-in-common with affiliates), for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
     Golden Corral Corporation...................... $758,646 $751,866 $758,348
     IHOP Properties, Inc...........................  454,889      N/A      --
     Mid-America Corporation........................  439,519  439,519  439,519
     Restaurant Management Services, Inc............  438,257  478,750  511,040

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures and the properties held as tenants-in-common with affiliates), for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
     Golden Corral Family Steakhouse Restaurants.... $758,646 $751,866 $758,348
     IHOP Properties, Inc...........................  454,889      N/A      --
     Burger King....................................  453,634  496,487  455,764
     Denny's........................................      N/A  317,041      N/A
     Hardee's.......................................      N/A      N/A  410,951

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to release the properties in a timely manner.

                            CNL INCOME FUND VI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

12. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 3,730,388 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $36,721,726 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

13. Reverse Stock Split:

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 12 being adjusted to 1,865,194 shares.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund VI, Ltd.

   The following unaudited pro forma financial information with respect to APF gives effect to the acquisition of properties, the acquisition of CNL Fund Advisors, Inc. (the "Advisor" or "CFA") and the CNL Restaurant Financial Services Group, and the acquisition of the Income Fund (the acquisition of the Income Fund is referred to as the "Acquisition"), and is based on estimates and assumptions set forth below in the notes to such information which included pro forma adjustments. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF, the historical combined financial information of the Income Fund, the Advisor and CNL Restaurant Financial Services Group (shown separately as CNL Financial Services Inc. ("CFS") and CNL Financial Corporation ("CFC")) and should be read in conjunction with the selected historical financial data and accompanying notes of APF, Income Fund, Advisor and CNL Restaurant Financial Services Group. The pro forma balance sheet assumes that the Acquisition occurred on June 30, 1999, and the pro forma consolidated statements of earnings and statements of cash flows assume that the acquisition of properties by APF from January 1, 1998 through July 31, 1999, the acquisition of the Advisor, the CNL Restaurant Financial Services Group and the Acquisition occurred on January 1, 1998.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partners elected to receive notes in the Acquisition. The assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Acquisition had been effected on the dates indicated or of the results which may be obtained in the future.




   See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VI, Ltd.

                              As of June 30, 1999

                                         Property                                 Historical
                                        Acquisition                                  CNL        Historical
                           Historical    Pro Forma                   Historical   Financial    CNL Financial
                              APF       Adjustments      Subtotal     Advisor   Services, Inc.     Corp.        Subtotal
                          ------------  -----------    ------------  ---------- -------------- ------------- --------------
        ASSETS:
Land and Building on
 operating leases (net
 depreciation)..........  $569,567,003  $ 3,369,856(A) $572,936,859  $        0   $        0   $          0    $572,936,859
Net Investment in
 Diresct Financing
 Leases.................   132,179,949            0     132,179,949           0            0              0     132,179,949
Mortgages and Notes
 Receivable.............    63,351,507            0      63,351,507           0            0    290,522,671     353,874,178
Other Investments.......    16,197,812            0      16,197,812           0            0      6,361,082      22,558,894
Investment In Joint
 Ventures...............     1,081,046            0       1,081,046           0            0              0       1,081,046
Cash and Cash
 Equivalents............    18,764,033            0(A)   18,764,033     333,295      639,036      1,767,517      21,503,881
Restricted
 Cash/Certificates of
 Deposit................     2,006,690            0       2,006,690           0            0      2,482,041       4,488,731
Receivables (net
 allowances)/Due from
 Related Party..........       649,972            0         649,972   8,668,738    5,417,084      1,125,933      15,861,727
Accrued Rental Income...     5,875,698            0       5,875,698           0            0              0       5,875,698
Other Assets............    12,551,632            0      12,551,632     405,214      313,486      2,479,317      15,749,649
Goodwill................             0            0               0           0            0              0               0
                          ------------  -----------    ------------  ----------   ----------   ------------  --------------
 Total Assets...........  $822,225,342  $3,369,856     $825,595,198  $9,407,247   $6,369,606   $304,738,561  $1,146,110,612
                          ============  ===========    ============  ==========   ==========   ============  ==============
       LIABILITIES AND EQUITY:
Accounts Payable and
 Accrued Liabilities....  $  2,105,725  $         0    $  2,105,725  $  673,437   $  311,969   $  2,013,172  $    5,104,303
Accrued Construction
 Costs Payable..........     9,745,014            0       9,745,014           0            0              0       9,745,014
Distributions Payable...             0            0               0           0            0              0               0
Due to Related Parties..     1,444,444            0       1,444,444           0      500,981     30,170,185      32,115,610
Income Tax Payable......             0            0               0      51,466       16,906        274,485         342,857
Line of Credit/Notes
 payable................   149,000,000    3,369,856(A)  152,369,856     351,869            0    267,685,382     420,407,107
Deferred Income.........     2,466,355            0       2,466,355           0            0              0       2,466,355
Rents Paid in Advance...     1,617,367            0       1,617,367           0            0              0       1,617,367
Minority Interest.......       644,611            0         644,611           0            0              0         644,611
Common Stock............       373,484            0         373,484           0            0              0         373,484
Common Stock--Class A...             0            0               0       6,400        2,000            200           8,600
Common Stock--Class B...             0            0               0       3,600          724            501           4,825
Additional Paid-in-
 capital................   669,997,715            0     669,997,715   3,328,376    5,303,503      3,937,095     682,566,689

Accumulated
 distributions in excess
 of net earnings........   (15,169,373)           0     (15,169,373)  4,992,099      233,523        657,541      (9,286,210)


Partners' Capital.......             0            0               0           0            0              0               0
                          ------------  -----------    ------------  ----------   ----------   ------------  --------------
 Total Liabilities and
  Equity................  $822,225,342  $ 3,369,856    $825,595,198  $9,407,247   $6,369,606   $304,738,561  $1,146,110,612)
                          ============  ===========    ============  ==========   ==========   ============  ==============
Wtd. Avg. Shares
 Outstanding............    37,347,883
                          ============
Shares Outstanding......    37,348,464
                          ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VI, Ltd.

                              As of June 30, 1999

                            Combining                        Historical
                            Pro Forma          Combined      CNL Income    Pro Forma           Adjusted
                           Adjustments           APF        Fund VI, Ltd. Adjustments         Pro Forma
                           -----------      --------------  ------------- ------------      --------------
         ASSETS:
 Land and Building on
  operating leases (net
  depreciation)..........  $         0      $  572,936,859   $15,258,241  $  5,626,796 (B2) $  593,821,896
 Net Investment in Direct
  Financing Leases.......            0         132,179,949     3,897,669     1,435,665 (B2)    137,513,283
 Mortgages and Notes
  Receivable.............            0         353,874,178             0             0         353,874,178
 Other Investments.......            0          22,558,894             0             0          22,558,894
 Investment In Joint
  Ventures...............            0           1,081,046     5,061,676       994,982 (B2)      7,137,704
 Cash and Cash
  Equivalents............   (9,124,645)(B1)     12,379,236     1,124,292    (2,767,355)(B2)     10,327,173
                                                                              (409,000)(B2)
 Restricted
  Cash/Certificates of
  Deposit................            0           4,488,731     4,332,095             0           8,820,826
 Receivables (net
  allowances)/Due from
  Related Party..........   (6,614,629)(C)       9,247,098        82,799       (26,828)(E)       9,303,069
 Accrued Rental Income...            0           5,875,698       442,192      (442,192)(B2)      5,875,698
 Other Assets............   (2,575,792)(B1)     13,173,857        42,597       (42,597)(B2)     13,173,857
 Goodwill................   42,927,358 (B1)     42,927,358             0             0          42,927,358
                           -----------      --------------   -----------  ------------      --------------
  Total Assets...........  $24,612,292      $1,170,722,904   $30,241,561  $  4,369,471      $1,205,333,936
                           ===========      ==============   ===========  ============      ==============
 LIABILITIES AND EQUITY:
 Accounts Payable and
  Accrued Liabilities....  $         0      $    5,104,303   $    94,001  $          0      $    5,198,304
 Accrued Construction
  Costs Payable..........            0           9,745,014             0             0           9,745,014
 Distributions Payable...            0                   0       787,500             0             787,500
 Due to Related Parties..   (6,614,629)(C)      25,500,981        26,828       (26,828)(E)      25,500,981
 Income Tax Payable......     (342,857)(D)               0             0             0                   0
 Line of Credit/Notes
  payable................            0         420,407,107             0             0         420,407,107
 Deferred Income.........            0           2,466,355             0             0           2,466,355
 Rents Paid in Advance...            0           1,617,367        44,054             0           1,661,421
 Minority Interest.......            0             644,611       140,106             0             784,717
 Common Stock............       61,500 (B1)        434,984             0        18,447 (B2)        453,431
 Common Stock--Class A...       (8,600)(B1)              0             0             0                   0
 Common Stock--Class B...       (4,825)(B1)              0             0             0                   0
 Additional Paid-in-
  capital................  122,938,500 (B1)    792,936,215             0    33,526,924 (B2)    826,463,139
                           (12,568,974)(B1)
 Accumulated
  distributions in excess
  of net earnings........   (5,883,163)(B1)    (88,134,033)            0             0         (88,134,033)
                           (73,307,517)(B1)
                               342,857 (D)
 Partners' Capital.......            0                   0    29,149,072   (29,149,072)(B2)              0
                           -----------      --------------   -----------  ------------      --------------
  Total Liabilities and
   Equity................  $24,612,292      $1,170,722,904   $30,241,561  $  4,369,471      $1,205,333,936
                           ===========      ==============   ===========  ============      ==============
 Wtd. Avg. Shares
  Outstanding............                                                                       45,342,627 (r)
                                                                                            ==============
 Shares Outstanding......                                                                       45,343,208
                                                                                            ==============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VI, Ltd.

                     For the Six Months Ended June 30, 1999

                                         Property                                Historical
                                       Acquisition                                  CNL        Historical
                          Historical    Pro Forma                  Historical    Financial    CNL Financial
                              APF      Adjustments     Subtotal     Advisor    Services, Inc.     Corp.      Subtotal
                          -----------  ------------   -----------  ----------  -------------- ------------- -----------
Revenues:
 Rental and Earned
  Income................  $27,900,894   $3,056,620(a) $30,957,514  $        0    $        0    $         0  $30,957,514
 Fees...................            0            0              0   9,454,036     2,963,154         11,511   12,428,701
 Interest and Other
  Income................    4,249,461            0      4,249,461      87,570       249,258     11,539,080   16,125,369
                          -----------   ----------    -----------  ----------    ----------    -----------  -----------
 Total Revenue..........   32,150,355    3,056,620     35,206,975   9,541,606     3,212,412     11,550,591  $59,511,584
Expenses:
 General and
  Administrative........    2,244,408            0      2,244,408   5,405,130     2,441,151        263,524   10,354,213
 Management and Advisory
  Fees..................    1,681,870            0      1,681,870           0             0      1,231,905    2,913,775
 Fees Paid to Related
  Parties...............            0            0              0      88,949       689,425              0      778,374
 Interest Expense.......            0            0              0      92,707             0     10,294,499   10,387,206
 State Taxes............      464,966            0        464,966           0             0              0      464,966
 Depreciation--Other....            0            0              0      77,130        39,032              0      116,162
 Depreciation--Property.    3,701,974      967,179(a)   4,669,153           0             0              0    4,669,153
 Amortization...........        9,700            0          9,700          36             0              0        9,736
 Transaction Costs......      483,005            0        483,005           0             0              0      483,005
                          -----------   ----------    -----------  ----------    ----------    -----------  -----------
 Total Expenses.........    8,585,923      967,179      9,553,102   5,663,952     3,169,608     11,789,928   30,176,590
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties ..   23,564,432    2,089,441     25,653,873   3,877,654        42,804    $  (239,337) $29,334,994
 Equity in Earnings of
  joint
  Ventures/Minority
  Interest..............       31,241            0         31,241           0             0              0       31,241
 Gain (Loss) on Sale of
  Properties............     (201,843)           0       (201,843)          0             0              0     (201,843)
 Provision for Losses on
  Properties............     (540,522)           0       (540,522)          0             0              0     (540,522)
                          -----------   ----------    -----------  ----------    ----------    -----------  -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   22,853,308    2,089,441     24,942,749   3,877,654        42,804       (239,337)  28,623,870
 Benefit/(Provision) for
  Federal Income Taxes..            0            0              0  (1,595,036)      (16,906)        86,202   (1,525,740)
                          -----------   ----------    -----------  ----------    ----------    -----------  -----------
Net Earnings (Losses)...  $22,853,308   $2,089,441    $24,942,749  $2,282,618    $   25,898    $  (153,135) $27,098,130
                          ===========   ==========    ===========  ==========    ==========    ===========  ===========
Earnings Per Share/Unit.  $      0.61   $      n/a    $       n/a  $      n/a    $      n/a    $       n/a  $       n/a
                          ===========   ==========    ===========  ==========    ==========    ===========  ===========
Wtd. Avg. Shares
 Outstanding............   37,347,883            0     37,347,883         n/a           n/a            n/a   37,347,883
                          ===========   ==========    ===========  ==========    ==========    ===========  ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VI, Ltd.

                     For the Six Months Ended June 30, 1999

                           Combining                        Historical
                           Pro Forma           Combined     CNL Income    Pro Forma           Adjusted
                          Adjustments             APF      Fund VI, Ltd. Adjustments          Pro Forma
                          -----------         -----------  ------------- -----------         -----------
Revenues:
 Rental and Earned
  Income................  $         0         $30,957,514   $1,446,459   $   24,594 (j)      $32,428,567
 Fees...................   (9,812,516)(b),(c)   2,616,185            0      (26,850)(k)        2,589,335
 Interest and Other
  Income................      144,014 (d)      16,269,383       39,252            0           16,308,635
                          -----------         -----------   ----------   ----------          -----------
 Total Revenue..........  $(9,668,502)        $49,843,082   $1,485,711   $   (2,256)         $51,326,537
Expenses:
 General and
  Administrative........     (774,311)(e)       9,579,902       96,953      (51,203)(l),(m)    9,625,652
 Management and Advisory
  Fees..................   (2,913,775)(f)               0            0            0 (n)                0
 Fees Paid to Related
  Parties...............     (743,673)(g)          34,701            0            0               34,701
 Interest Expense.......            0          10,387,206            0            0           10,387,206
 State Taxes............            0             464,966        9,713        7,164 (o)          481,843
 Depreciation--Other....            0             116,162            0            0              116,162
 Depreciation--Property.            0           4,669,153      221,821      108,738 (p)        4,999,712
 Amortization...........    1,073,184 (h)       1,082,920          825            0            1,083,745
 Transaction Costs......            0             483,005      110,820            0              593,825
                          -----------         -----------   ----------   ----------          -----------
 Total Expenses.........   (3,358,575)         26,818,015      440,132       64,699           27,322,846
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...  $(6,309,927)        $23,025,067   $1,045,579   $  (66,955)         $24,003,691
 Equity in Earnings of
  Joint
  Ventures/Minority
  Interest..............            0              31,241      235,060      (27,393)(q)          238,908
 Gain (Loss) on Sale of
  Properties............            0            (201,843)     848,303            0              646,460
 Provision for Losses on
  Properties............            0            (540,522)           0            0             (540,522)
                          -----------         -----------   ----------   ----------          -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   (6,309,927)         22,313,943    2,128,942      (94,348)          24,348,537
 Benefit/(Provision) for
  Federal Income Taxes..    1,525,740 (i)               0            0            0                    0
                          -----------         -----------   ----------   ----------          -----------
Net Earnings (Losses)...  $(4,784,187)        $22,313,943   $2,128,942   $  (94,348)         $24,348,537
                          ===========         ===========   ==========   ==========          ===========
Earnings Per Share/Unit.  $       n/a         $       n/a   $    30.41   $      n/a          $      0.54
                          ===========         ===========   ==========   ==========          ===========
Wtd. Avg. Shares
 Outstanding............    6,150,000          43,497,883          n/a    1,844,744           45,342,627 (r)
                          ===========         ===========   ==========   ==========          ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VI, Ltd.

                      For the Year Ended December 31, 1998

                                        Property                                  Historical
                                       Acquisition                                   CNL        Historical
                          Historical    Pro Forma                  Historical     Financial    CNL Financial
                              APF      Adjustments     Subtotal      Advisor    Services, Inc.     Corp.       Subtotal
                          -----------  -----------    -----------  -----------  -------------- ------------- ------------
Revenues:
 Rental and Earned
  Income................  $33,129,661  $22,951,799(a) $56,081,460  $         0    $        0    $         0  $ 56,081,460
 Fees...................            0            0              0   28,904,063     6,619,064        418,904    35,942,031
 Interest and Other
  Income................    9,057,376            0      9,057,376      145,016       574,078     22,238,311    32,014,781
                          -----------  -----------    -----------  -----------    ----------    -----------  ------------
 Total Revenue..........  $42,187,037  $22,951,799    $65,138,836  $29,049,079    $7,193,142    $22,657,215  $124,038,272
Expenses:
 General and
  Administrative........    2,798,481            0      2,798,481    9,843,409     6,114,276      1,425,109    20,181,275
 Management and Advisory
  Fees..................    1,851,004            0      1,851,004            0             0      2,807,430     4,658,434
 Fees to Related
  Parties...............            0            0              0    1,247,278     1,773,406              0     3,020,684
 Interest Expense.......            0            0              0      148,415             0     21,350,174    21,498,589
 State Taxes............      548,320            0        548,320       19,126             0              0       567,446
 Depreciation--Other....            0            0              0      119,923        79,234              0       199,157
 Depreciation--Property.    4,042,290    6,246,947(a)  10,289,237            0             0              0    10,289,237
 Amortization...........       11,808            0         11,808       57,077             0         95,116       164,001
 Transaction Costs......      157,054            0        157,054            0             0              0       157,054
                          -----------  -----------    -----------  -----------    ----------    -----------  ------------
 Total Expenses.........    9,408,957    6,246,947     15,655,904   11,435,228     7,966,916     25,677,829    60,735,877
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain on Sale
 of Properties, Gain on
 Securitization,
 Provision for Losses on
 Properties and Other
 Expenses...............  $32,778,080  $16,704,852    $49,482,932  $17,613,851    $ (773,774)   $(3,020,614) $ 63,302,395
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............      (14,138)           0        (14,138)           0             0              0       (14,138)
 Gain (Loss) on Sale of
  Properties............            0            0              0            0             0              0             0
 Gain on Securitization.            0            0              0            0             0      3,694,351     3,694,351
 Provision For Losses on
  Properties............     (611,534)           0       (611,534)           0             0              0      (611,534)
                          -----------  -----------    -----------  -----------    ----------    -----------  ------------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........   32,152,408   16,704,852     48,857,260   17,613,851      (773,774)       673,737    66,371,074
 Benefit/(Provision) for
  Federal Income Taxes..            0            0              0   (6,957,472)      305,641       (246,603)   (6,898,434)
                          -----------  -----------    -----------  -----------    ----------    -----------  ------------
Net Earnings (Losses)...  $32,152,408  $16,704,852    $48,857,260  $10,656,379    $ (468,133)   $   427,134  $ 59,472,640
                          ===========  ===========    ===========  ===========    ==========    ===========  ============
Earnings Per Share/Unit.  $      1.21  $       n/a    $       n/a  $       n/a    $      n/a    $       n/a  $        n/a
                          ===========  ===========    ===========  ===========    ==========    ===========  ============
Wtd. Avg. Shares
 Outstanding............   26,648,219    6,981,616     33,629,835          n/a           n/a            n/a    33,629,835
                          ===========  ===========    ===========  ===========    ==========    ===========  ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VI, Ltd.

                      For the Year Ended December 31, 1998

                           Combining                         Historical
                           Pro Forma            Combined     CNL Income    Pro Forma          Adjusted
                          Adjustments              APF      Fund VI, Ltd. Adjustments         Pro Forma
                          ------------         -----------  ------------- -----------        -----------
Revenues:
 Rental and Earned
  Income................  $          0         $56,081,460   $2,980,053    $  49,188 (j)     $59,110,701
 Fees...................   (32,715,768)(b),(c)   3,226,263            0      (32,437)(k)       3,193,826
 Interest and Other
  Income................       207,144 (d)      32,221,925      110,502            0          32,332,427
                          ------------         -----------   ----------    ---------         -----------
 Total Revenue..........  $(32,508,624)        $91,529,648   $3,090,555    $  16,751         $94,636,954
Expenses:
 General and
  Administrative........    (4,241,719)(e)      15,939,556      205,612      (83,770)(l),(m)  16,061,398
 Management and Advisory
  Fees..................    (4,658,434)(f)               0            0            0 (n)               0
 Fees to Related
  Parties...............    (2,161,897)(g)         858,787            0            0             858,787
 Interest Expense.......             0          21,498,589            0            0          21,498,589
 State Taxes............             0             567,446       10,392       11,469 (o)         589,307
 Depreciation--Other....             0             199,157            0            0             199,157
 Depreciation--Property.      (340,898)(r)       9,948,339      456,958      217,475 (p)      10,622,772
 Amortization...........     2,146,368 (h)       2,310,369        1,600            0           2,311,969
 Transaction Costs......             0             157,054       20,211            0             177,265
                          ------------         -----------   ----------    ---------         -----------
 Total Expenses.........    (9,256,580)         51,479,297      694,773      145,174          52,319,244
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization
 and Provision for
 Losses on Properties...  $(23,252,044)        $40,050,351   $2,395,782    $(128,423)        $42,317,710
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............             0             (14,138)     279,977      (54,785)(q)         211,054
 Gain (Loss) on Sale of
  Properties............             0                   0      345,122            0             345,122
 Gain on Securitization.             0           3,694,351            0            0           3,694,351
 Provision for Losses on
  Properties............             0            (611,534)           0            0            (611,534)
                          ------------         -----------   ----------    ---------         -----------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........   (23,252,044)         43,119,030    3,020,881     (183,208)         45,956,703
 Benefit/(Provision) for
  Federal Income Taxes..     6,898,434 (i)               0            0            0                   0
                          ------------         -----------   ----------    ---------         -----------
Net Earnings (Losses)...  $(16,353,610)        $43,119,030   $3,020,881    $(183,208)        $45,956,703
                          ============         ===========   ==========    =========         ===========
Earnings Per Share/Unit.  $        n/a         $       n/a   $    43.16    $     n/a         $      1.10
                          ============         ===========   ==========    =========         ===========
Wtd. Avg. Shares
 Outstanding............     6,150,000          39,779,835          n/a    1,844,744          41,624,579 (s)
                          ============         ===========   ==========    =========         ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VI, Ltd.

                     For the Six Months Ended June 30, 1999

                                        Property                                     Historical
                                      Acquisition                                       CNL        Historical
                        Historical     Pro Forma                      Historical     Financial    CNL Financial
                            APF       Adjustments        Subtotal       Advisor    Services, Inc.     Corp.        Subtotal
                       -------------  ------------     -------------  -----------  -------------- -------------  ------------
Cash Flows from
 Operating
 Activities:
 Net Income (loss).    $  22,853,308  $  2,089,441 (a) $  24,942,749  $ 2,282,618    $  25,898    $   (153,135)  $ 27,098,130
 Adjustments to
  reconcile net
  income to net
  cash provided by
  operating
  activities:
 Depreciation......        3,701,974       967,179 (b)     4,669,153       77,130       28,372               0      4,774,655
 Amortization
  expense..........            9,700             0             9,700           36            0         900,017        909,753
 Minority interest
  in income of
  consolidated
  joint venture....           17,610             0            17,610            0            0               0         17,610
 Equity in
  earnings of
  joint ventures,
  net of
  distributions....           25,120             0            25,120            0            0               0         25,120
 Loss (gain) on
  sale of land,
  buildings, and
  net investment
  in direct
  financing
  leases...........          201,843             0           201,843            0            0               0        201,843
 Provision for
  loss on land,
  buildings, and
  direct financing
  leases...........          540,522             0           540,522            0            0         (96,475)       444,047
 Gain on
  securitization...                0             0                 0            0            0               0              0
 Net cash proceeds
  from
  securitization
  of notes
  receivable.......                0             0                 0            0            0               0              0
 Decrease
  (increase) in
  other
  receivables......         (229,916)            0          (229,916)  (1,904,704)           0         (67,340)    (2,201,960)
 Increase in
  accrued interest
  income included
  in notes
  receivable.......                0             0                 0            0            0               0              0
 Decrease
  (increase) in
  accrued interest
  on mortgage note
  receivable.......                0             0                 0            0            0        (183,569)      (183,569)
 Investment in
  notes
  receivable.......                0             0                 0            0            0     (88,701,265)   (88,701,265)
 Collections on
  notes
  receivable.......                0             0                 0            0            0       9,662,971      9,662,971
 Increase in
  restricted cash..                0             0                 0            0            0      (2,031,259)    (2,031,259)
 Decrease in due
  from related
  party............                0             0                 0            0     (193,244)         81,412       (111,832)
 Decrease
  (increase) in
  prepaid
  expenses.........         (320,425)            0          (320,425)           0            0               0       (320,425)
 Decrease in net
  investment in
  direct financing
  leases...........          721,624             0           721,624            0            0               0        721,624
 Increase in
  accrued rental
  income...........       (1,915,785)            0        (1,915,785)           0            0               0     (1,915,785)
 Decrease
  (increase) in
  intangibles and
  other assets.....                                                       (36,946)                     (51,848)       (88,794)
 Increase
  (decrease) in
  accounts
  payable, accrued
  expenses and
  other
  liabilities......          135,281             0           135,281     (691,686)    (201,744)         94,671       (663,478)
 Increase
  (decrease) in
  due to related
  parties,
  excluding
  reimbursement of
  acquisition, and
  stock issuance
  costs paid on
  behalf of the
  entity...........          575,868             0           575,868       (8,810)      18,669               0        585,727
 Decrease in
  accrued
  interest.........                0             0                 0            0            0         (57,986)       (57,986)
 Increase in rents
  paid in advance
  and deposits.....          663,096             0           663,096            0        3,623               0        666,719
 Increase
  (decrease) in
  deferred rental
  income...........        1,276,472             0         1,276,472            0            0               0      1,276,472
                       -------------  ------------     -------------  -----------    ---------    ------------   ------------
   Total
    adjustments....        5,402,984       967,179         6,370,163   (2,564,980)    (344,324)    (80,450,671)   (76,989,812)
                       -------------  ------------     -------------  -----------    ---------    ------------   ------------
   Net cash
    provided by
    (used in)
    operating
    activities.....       28,256,292     3,056,620        31,312,912     (282,362)    (318,426)    (80,603,806)   (49,891,682)
Cash Flows from
 Investing
 Activities:
 Proceeds from sale
  of land,
  buildings, direct
  financing leases,
  and equipment....        3,673,907             0         3,673,907       22,157            0               0      3,696,064
 Additions to land
  and buildings on
  operating leases.     (170,153,724)  121,715,562 (f)   (48,438,162)           0      (20,873)              0    (48,459,035)
 Investment in
  direct financing
  leases...........      (44,186,644)            0       (44,186,644)           0            0               0    (44,186,644)
 Investment in
  joint venture....         (117,663)            0          (117,663)           0            0               0       (117,663)
 Aqcuisition of
  businesses.......                0             0                 0            0            0               0              0
 Purchase of other
  investments......                0             0                 0            0            0               0              0
 Net loss in market
  value from
  investments in
  trading
  securities.......                0             0                 0            0            0               0              0
 Proceeds from
  retained interest
  and securities,
  excluding
  investment
  income...........                0             0                 0            0            0         182,607        182,607
 Investment in
  mortgage notes
  receivable.......       (2,596,244)            0        (2,596,244)           0            0               0     (2,596,244)
 Collections on
  mortgage note
  receivable.......          224,373             0           224,373            0            0               0        224,373
 Investment in
  notes receivable.      (22,358,869)            0       (22,358,869)           0            0               0    (22,358,869)
 Collection on
  notes receivable.          626,959             0           626,959            0            0               0        626,959
 Decrease in
  restricted cash..                0             0                 0            0            0               0              0
 Increase in
  intangibles and
  other assets.....       (3,198,326)            0        (3,198,326)           0            0               0     (3,198,326)
 Investment in
  certificates of
  deposit..........                0             0                 0            0            0               0              0
 Other.............                0             0                 0            0            0               0              0
                       -------------  ------------     -------------  -----------    ---------    ------------   ------------
 Net cash provided
  by (used in)
  investing
  activities.......     (238,086,231)  121,715,562      (116,370,669)      22,157      (20,873)        182,607   (116,186,778)
Cash Flows from
 Financing
 Activities:
 Subscriptions
  received from
  stockholders.....          210,736             0           210,736            0       20,570               0        231,306
 Contributions from
  limited partners.                0             0                 0            0            0               0              0
 Contributions from
  holder of
  minority
  interest.........          366,289             0           366,289            0            0               0        366,289
 Reimbursement of
  acquisition and
  stock issuance
  costs paid by
  related parties
  on behalf of the
  entity...........       (1,258,062)            0        (1,258,062)           0            0               0     (1,258,062)
 Payment of stock
  issuance costs...         (735,785)            0          (735,785)           0            0               0       (735,785)
 Proceeds from
  borrowing on line
  of credit/notes
  payable..........      151,437,245             0       151,437,245            0            0      94,272,038    245,709,283
 Payment on line of
  credit/notes
  payable..........      (12,580,289)            0       (12,580,289)           0       (4,808)    (14,428,254)   (27,013,351)
 Retirement of
  shares of common
  stock............                0             0                 0            0            0               0              0
 Distributions to
  holders of
  minority
  interest.........          (21,105)            0           (21,105)           0            0               0        (21,105)
 Distributions to
  stockholders/limited
  partners.........      (28,476,150)            0       (28,476,150)    (119,808)           0               0    (28,595,958)
 Other.............       (3,548,744)            0        (3,548,744)           0            0        (181,146)    (3,729,890)
                       -------------  ------------     -------------  -----------    ---------    ------------   ------------
 Net cash provided
  by (used in)
  financing
  activities.......      105,394,135             0       105,394,135     (119,808)      15,762      79,662,638    184,952,727
Net increase
 (decrease) in
 cash..............     (104,435,804)  124,772,182        20,336,378     (380,013)    (323,537)       (758,561)    18,874,267
Cash at beginning
 of year...........      123,199,837   (98,763,763)       24,436,074      713,308      962,573       2,526,078     28,638,033
                       -------------  ------------     -------------  -----------    ---------    ------------   ------------
Cash at end of
 year..............    $  18,764,033  $ 26,008,419     $  44,772,452  $   333,295    $ 639,036    $  1,767,517   $ 47,512,300
                       =============  ============     =============  ===========    =========    ============   ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VI, Ltd.

                     For the Six Months Ended June 30, 1999

                          Combining                      Historical
                          Pro Forma        Combined      CNL Income    Proforma         Adjusted
                         Adjustments          APF       Fund VI, Ltd. Adjustments      Pro Forma
                         -----------     -------------  ------------- -----------     ------------
Cash Flows from
 Operating Activities:
 Net Income (loss)...... $(4,784,187)(a) $  22,313,943   $ 2,128,942  $   (94,348)(a) $ 24,348,537
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
 Depreciation...........           0         4,774,655       221,821      108,738 (b)    5,105,214
 Amortization expense...   1,073,184 (c)     1,982,937           825            0        1,983,762
 Minority interest in
  income of
  consolidated joint
  venture...............           0            17,610        12,162            0           29,772
 Equity in earnings of
  joint ventures, net
  of distributions......           0            25,120         3,566       27,393 (d)       56,079
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases................           0           201,843      (848,303)           0         (646,460)
 Provision for loss on
  land, buildings, and
  direct financing
  leases................           0           444,047             0            0          444,047
 Gain on
  securitization........           0                 0             0            0                0
 Net cash proceeds from
  securitization of
  notes receivable......           0                 0             0            0                0
 Decrease (increase) in
  other receivables.....           0        (2,201,960)       52,204            0       (2,149,756)
 Increase in accrued
  interest income
  included in notes
  receivable............           0                 0             0            0                0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............           0          (183,569)            0            0         (183,569)
 Investment in notes
  receivable............           0       (88,701,265)            0            0      (88,701,265)
 Collections on notes
  receivable............           0         9,662,971             0            0        9,662,971
 Increase in restricted
  cash..................           0        (2,031,259)            0            0       (2,031,259)
 Decrease in due from
  related party.........           0          (111,832)            0            0         (111,832)
 Decrease (increase) in
  prepaid expenses......           0          (320,425)       (5,223)           0         (325,648)
 Decrease in net
  investment in direct
  financing leases......           0           721,624        31,483            0          753,107
 Increase in accrued
  rental income.........           0        (1,915,785)      (46,311)           0       (1,962,096)
 Decrease (increase) in
  intangibles and other
  assets................           0           (88,794)            0            0          (88,794)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other
  liabilities...........           0          (663,478)       86,628            0         (576,850)
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and
  stock issuance costs
  paid on behalf of the
  entity................           0           585,727         7,425            0          593,152
 Decrease in accrued
  interest..............           0           (57,986)            0            0          (57,986)
 Increase in rents paid
  in advance and
  deposits..............           0           666,719        17,813            0          684,532
 Increase (decrease) in
  deferred rental
  income................           0         1,276,472             0            0        1,276,472
                         -----------     -------------   -----------  -----------     ------------
   Total adjustments....   1,073,184       (75,916,628)     (465,910)     136,131      (76,246,407)
                         -----------     -------------   -----------  -----------     ------------
   Net cash provided by
    (used in) operating
    activities..........  (3,711,003)      (53,602,685)    1,663,032       41,783      (51,897,870)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............           0         3,696,064     4,318,145            0        8,014,209
 Additions to land and
  buildings on operating
  leases................   4,452,252 (e)   (44,006,783)            0                   (44,006,783)
 Investment in direct
  financing leases......           0       (44,186,644)            0            0      (44,186,644)
 Investment in joint
  venture...............           0          (117,663)      (44,121)           0         (161,784)
 Acquisition of
  businesses............           0                 0             0            0                0
 Purchase of other
  investments...........           0                 0             0            0                0
 Net loss in market
  value from investments
  in trading securities.           0                 0             0            0                0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....           0           182,607             0            0          182,607
 Investment in mortgage
  notes receivable......           0        (2,596,244)            0            0       (2,596,244)
 Collections on mortgage
  note receivable.......           0           224,373             0            0          224,373
 Investment in notes
  receivable............           0       (22,358,869)            0            0      (22,358,869)
 Collection on notes
  receivable............           0           626,959             0            0          626,959
 Decrease in restricted
  cash..................           0                 0    (4,318,145)           0       (4,318,145)
 Increase in intangibles
  and other assets......           0        (3,198,326)            0            0       (3,198,326)
 Investment in
  certificates of
  deposit...............           0                 0             0            0                0
 Other..................           0                 0        (3,300)           0           (3,300)
                         -----------     -------------   -----------  -----------     ------------
 Net cash provided by
  (used in) investing
  activities............   4,452,252      (111,734,526)      (47,421)           0     (111,781,947)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....           0           231,306             0            0          231,306
 Contributions from
  limited partners......           0                 0             0            0                0
 Contributions from
  holder of minority
  interest..............           0           366,289             0            0          366,289
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..           0        (1,258,062)            0            0       (1,258,062)
 Payment of stock
  issuance costs........           0          (735,785)            0            0         (735,785)
 Proceeds from borrowing
  on line of
  credit/notes payable..           0       245,709,283             0            0      245,709,283
 Payment on line of
  credit/notes payable..           0       (27,013,351)            0            0      (27,013,351)
 Retirement of shares of
  common stock..........           0                 0             0            0                0
 Distributions to
  holders of minority
  interest..............           0           (21,105)      (17,005)           0          (38,110)
 Distributions to
  stockholders/limited
  partners..............           0       (28,595,958)   (1,645,000)           0      (30,240,958)
 Other..................           0        (3,729,890)            0            0       (3,729,890)
                         -----------     -------------   -----------  -----------     ------------
 Net cash provided by
  (used in) financing
  activities............           0       184,952,727    (1,662,005)           0      183,290,722
Net increase (decrease)
 in cash................     741,249        19,615,516       (46,394)      41,783       19,610,905
Cash at beginning of
 year...................  (1,878,399)       26,759,634     1,170,686   (3,087,303)      24,843,017
                         -----------     -------------   -----------  -----------     ------------
Cash at end of year..... $(1,137,150)    $  46,375,150   $ 1,124,292  $(3,045,520)    $ 44,453,922
                         ===========     =============   ===========  ===========     ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VI, Ltd.

                      For the Year Ended December 31, 1998

                                        Property                                      Historical
                                       Acquisition                                       CNL        Historical
                        Historical      Pro Forma                      Historical     Financial    CNL Financial
                            APF        Adjustments        Subtotal       Advisor    Services, Inc.     Corp.        Subtotal
                       -------------  -------------     -------------  -----------  -------------- -------------  ------------
Cash Flows from
 Operating
 Activities:
 Net income
  (loss)..........     $  32,152,408  $  16,704,852 (a) $  48,857,260  $10,656,379    $ (468,133)  $     427,134  $ 59,472,640
 Adjustments to
  reconcile net
  income (loss) to
  net cash
  provided by
  (used in)
  operating
  activities:
 Depreciation.....         4,042,290      6,246,947 (b)    10,289,237      119,923        79,234               0    10,488,394
 Amortization
  expense.........            11,808              0            11,808       56,003             0       2,246,273     2,314,084
 Minority interest
  in income of
  consolidated
  joint venture...            30,156              0            30,156            0             0               0        30,156
 Equity in
  earnings of
  joint ventures,
  net of
  distributions...           (15,440)             0           (15,440)           0             0               0       (15,440)
 Loss (gain) on
  sale of land,
  building, net
  investment in
  direct financing
  leases..........                 0              0                 0            0             0               0             0
 Provision for
  loss on land,
  buildings, and
  direct financing
  leases/provision
  for deferred
  taxes...........           611,534              0           611,534            0             0         398,042     1,009,576
 Gain on
  securitization..                 0              0                 0            0             0      (3,356,538)   (3,356,538)
 Net cash proceeds
  from
  securitization
  of notes
  receivable......                 0              0                 0            0             0     265,871,668   265,871,668
 Decrease
  (increase) in
  other
  receivables.....           899,572              0           899,572   (3,896,090)            0         453,105    (2,543,413)
 Increase in
  accrued interest
  income included
  in notes
  receivable......                 0              0                 0            0             0        (170,492)     (170,492)
 Increase in
  accrued interest
  on mortgage note
  receivable......                 0              0                 0            0             0               0             0
 Investment in
  notes
  receivable......                 0              0                 0            0             0    (288,590,674) (288,590,674)
 Collections on
  notes
  receivable......                 0              0                 0            0             0      23,539,641    23,539,641
 Decrease in
  restricted cash.                 0              0                 0            0             0       2,504,091     2,504,091
 Decrease
  (increase) in
  due from related
  party...........                 0              0                 0            0        89,839      (1,043,527)     (953,688)
 Increase in
  prepaid
  expenses........                 0              0                 0            0         7,246               0         7,246
 Decrease in net
  investment in
  direct financing
  leases..........         1,971,634              0         1,971,634            0             0               0     1,971,634
 Increase in
  accrued rental
  income..........        (2,187,652)             0        (2,187,652)           0             0               0    (2,187,652)
 Increase in
  intangibles and
  other assets....           (29,477)             0           (29,477)     (44,716)      (20,635)        (59,523)     (154,351)
 Increase
  (decrease) in
  accounts
  payable, accrued
  expenses and
  other
  liabilities.....           467,972              0           467,972      156,317       325,898        (103,507)      846,680
 Increase in due
  to related
  parties,
  excluding
  reimbursement of
  acquisition, and
  stock issuance
  costs paid on
  behalf of the
  entity..........            31,255              0            31,255            0      (164,619)              0      (133,364)
 Increase in
  accrued
  interest........                 0              0                 0            0             0         (77,968)      (77,968)
 Increase in rents
  paid in advance
  and deposits....           436,843              0           436,843            0             0               0       436,843
 Decrease in
  deferred rental
  income..........           693,372              0           693,372            0             0               0       693,372
                       -------------  -------------     -------------  -----------    ----------   -------------  ------------
  Total
   adjustments....         6,963,867      6,246,947        13,210,814   (3,608,563)      316,963       1,610,591    11,529,805
                       -------------  -------------     -------------  -----------    ----------   -------------  ------------
  Net cash
   provided by
   (used in)
   operating
   activities.....        39,116,275     22,951,799        62,068,074    7,047,816      (151,170)      2,037,725    71,002,445
Cash Flows from
 Investing
 Activities:
 Proceeds from
  sale of land,
  buildings,
  direct financing
  leases, and
  equipment.......         2,385,941              0         2,385,941            0             0               0     2,385,941
 Additions to land
  and buildings on
  operating
  leases..........      (200,101,667)    (3,369,856)(e)  (325,187,085)    (381,671)     (236,372)              0  (325,805,128)
                                       (121,715,562)(i)
 Investment in
  direct financing
  leases..........       (47,115,435)             0       (47,115,435)           0             0               0   (47,115,435)
 Investment in
  joint venture...          (974,696)             0          (974,696)           0             0               0      (974,696)
 Acquisition of
  businesses......                 0              0                 0                                                        0
 Purchase of other
  investments.....       (16,083,055)             0       (16,083,055)           0             0               0   (16,083,055)
 Net loss in
  market value
  from investments
  in trading
  securities......                 0              0                 0            0             0         295,514       295,514
 Proceeds from
  retained
  interest and
  securities,
  excluding
  investment
  income..........                 0              0                 0            0             0         212,821       212,821
 Investment in
  mortgage notes
  receivable......        (2,886,648)             0        (2,886,648)           0             0               0    (2,886,648)
 Collections on
  mortgage note
  receivable......           291,990              0           291,990            0             0               0       291,990
 Investment in
  equipment notes
  receivable......        (7,837,750)             0        (7,837,750)           0             0               0    (7,837,750)
 Collections on
  equipment notes
  receivable......         1,263,633              0         1,263,633    1,783,240             0               0     3,046,873
 Decrease in
  restricted cash.                 0              0                 0            0             0               0             0
 Increase in
  intangibles and
  other assets....        (6,281,069)             0        (6,281,069)           0             0               0    (6,281,069)
 Other............                 0              0                 0      200,000             0               0       200,000
                       -------------  -------------     -------------  -----------    ----------   -------------  ------------
 Net cash provided
  by (used in)
  investing
  activities......      (277,338,756)  (125,085,418)     (402,424,174)   1,601,569      (236,372)        508,335  (400,550,642)
Cash Flows from
 Financing
 Activities:
 Subscriptions
  received from
  stockholders....       385,523,966              0       385,523,966      966,115        51,830          50,100   386,592,011
 Contributions
  from limited
  partners........                 0              0                 0            0             0               0             0
 Reimbursement of
  acquisition and
  stock issuance
  costs paid by
  related parties
  on behalf of the
  entity..........        (4,574,925)             0        (4,574,925)           0             0               0    (4,574,925)
 Payment of stock
  issuance costs..       (34,579,650)             0       (34,579,650)           0             0               0   (34,579,650)
 Proceeds from
  borrowing on
  line of
  credit/notes
  payable.........         7,692,040      3,369,856 (e)    11,061,896      198,296             0     413,555,624   424,815,816
 Payment on line
  of credit/notes
  payable.........            (8,039)             0            (8,039)           0             0    (411,805,787) (411,813,826)
 Retirement of
  shares of common
  stock...........          (639,528)             0          (639,528)           0             0               0      (639,528)
 Distributions to
  holders of
  minority
  interest........           (34,073)             0           (34,073)           0             0               0       (34,073)
 Distributions to
  stockholders/limited
  partners........       (39,449,149)             0       (39,449,149)  (9,364,488)            0               0   (48,813,637)
 Other............           (95,101)             0           (95,101)           0            24      (2,500,011)   (2,595,088)
                       -------------  -------------     -------------  -----------    ----------   -------------  ------------
 Net cash provided
  by (used in)
  financing
  activities......       313,835,541      3,369,856       317,205,397   (8,200,077)       51,854        (700,074)  308,357,100
Net increase
 (decrease) in
 cash.............        75,613,060    (98,763,763)      (23,150,703)     449,308      (335,688)      1,845,986   (21,191,097)
Cash at beginning
 of year..........        47,586,777              0        47,586,777      264,000     1,298,261         680,092    49,829,130
                       -------------  -------------     -------------  -----------    ----------   -------------  ------------
Cash at end of
 year.............     $ 123,199,837  $ (98,763,763)    $  24,436,074  $   713,308    $  962,573   $   2,526,078  $ 28,638,033
                       =============  =============     =============  ===========    ==========   =============  ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VI, Ltd.

                      For the Year Ended December 31, 1998

                                   Combining                       Historical
                                   Pro Forma         Combined      CNL Income    Pro Forma        Adjusted
                                  Adjustments           APF       Fund VI, Ltd. Adjustments       Pro Forma
                                  ------------     -------------  ------------- -----------     -------------
Cash Flows from Operating
 Activities:
 Net income (loss)..............  $(16,353,610)(a) $  43,119,030   $ 3,020,881  $  (183,208)(a) $  45,956,703
 Adjustments to reconcile net
  income (loss) to net cash
  provided by (used
  in) operating activities:
 Depreciation...................      (340,898)(b)    10,147,496       456,958      217,475 (b)    10,821,929
 Amortization expense...........     2,146,368 (c)     4,460,452         1,600            0         4,462,052
 Minority interest in income of
  consolidated joint venture....             0            30,156        43,128            0            73,284
 Equity in earnings of joint
  ventures, net of
  distributions.................             0           (15,440)        5,616       54,785 (d)        44,961
 Loss (gain) on sale of land,
  building, net investment in
  direct
  financing leases..............             0                 0      (345,122)           0          (345,122)
 Provision for loss on land,
  buildings, and direct
  financing
  leases/provision for deferred
  taxes.........................             0         1,009,576             0            0         1,009,576
 Gain on securitization.........             0        (3,356,538)            0            0        (3,356,538)
 Net cash proceeds from
  securitization of notes
  receivable....................             0       265,871,668             0            0       265,871,668
 Decrease (increase) in other
  receivables...................             0        (2,543,413)       21,503            0        (2,521,910)
 Increase in accrued interest
  income included in notes
  receivable....................             0          (170,492)            0            0          (170,492)
 Increase in accrued interest on
  mortgage note receivable......             0                 0             0            0                 0
 Investment in notes receivable.             0      (288,590,674)            0            0      (288,590,674)
 Collections on notes
  receivable....................             0        23,539,641             0            0        23,539,641
 Decrease in restricted cash....             0         2,504,091             0            0         2,504,091
 Decrease (increase) in due from
  related party.................             0          (953,688)            0            0          (953,688)
 Increase in prepaid expenses...             0             7,246         3,286            0            10,532
 Decrease in net investment in
  direct financing leases.......             0         1,971,634        63,868            0         2,035,502
 Increase in accrued rental
  income........................             0        (2,187,652)       51,142            0        (2,136,510)
 Increase in intangibles and
  other assets..................             0          (154,351)            0            0          (154,351)
 Increase (decrease) in accounts
  payable, accrued expenses and
  other liabilities.............             0           846,680       (37,246)           0           809,434
 Increase in due to related
  parties, excluding
  reimbursement of
  acquisition, and stock issuance
  costs paid on behalf of the
  entity........................             0          (133,364)      (12,532)           0          (145,896)
 Increase in accrued interest...             0           (77,968)            0            0           (77,968)
 Increase in rents paid in
  advance and deposits..........             0           436,843       (29,422)           0           407,421
 Decrease in deferred rental
  income........................             0           693,372             0            0           693,372
                                  ------------     -------------   -----------  -----------     -------------
  Total adjustments.............     1,805,470        13,335,275       222,779      272,260        13,830,314
                                  ------------     -------------   -----------  -----------     -------------
  Net cash provided by (used in)
   operating activities.........   (14,548,140)       56,454,305     3,243,660       89,052        59,787,017
Cash Flows from Investing
 Activities:
 Proceeds from sale of land,
  buildings, direct financing
  leases, and equipment.........             0         2,385,941     2,832,253            0         5,218,194
 Additions to land and buildings
  on operating leases...........    21,794,386 (h)  (304,010,742)     (125,000)           0      (304,135,742)
 Investment in direct financing
  leases........................             0       (47,115,435)            0            0       (47,115,435)
 Investment in joint venture....             0          (974,696)   (3,896,682)           0        (4,871,378)
 Acquisition of businesses......    (9,124,645)(f)    (9,124,645)                (2,767,355)(g)   (12,301,000)
                                                                                   (409,000)(g)
 Purchase of other investments..             0       (16,083,055)            0            0       (16,083,055)
 Net loss in market value from
  investments in trading
  securities....................             0           295,514             0            0           295,514
 Proceeds from retained interest
  and securities, excluding
  investment income.............             0           212,821             0            0           212,821
 Investment in mortgage notes
  receivable....................             0        (2,886,648)            0            0        (2,886,648)
 Collections on mortgage note
  receivable....................             0           291,990             0            0           291,990
 Investment in equipment notes
  receivable....................             0        (7,837,750)            0            0        (7,837,750)
 Collections on equipment notes
  receivable....................             0         3,046,873             0            0         3,046,873
 Decrease in restricted cash....             0                 0       697,650            0           697,650
 Increase in intangibles and
  other assets..................             0        (6,281,069)            0            0        (6,281,069)
 Other..........................             0           200,000        (3,300)           0           196,700
                                  ------------     -------------   -----------  -----------     -------------
 Net cash provided by (used in)
  investing activities..........    12,669,741      (387,880,901)     (495,079)  (3,176,355)     (391,552,335)
Cash Flows from Financing
 Activities:
 Subscriptions received from
  stockholders..................             0       386,592,011             0            0       386,592,011
 Contributions from limited
  partners......................             0                 0             0            0                 0
 Reimbursement of acquisition
  and stock issuance costs paid
  by related
  parties on behalf of the
  entity........................             0        (4,574,925)            0            0        (4,574,925)
 Payment of stock issuance
  costs.........................             0       (34,579,650)            0            0       (34,579,650)
 Proceeds from borrowing on line
  of credit/notes payable.......             0       424,815,816             0            0       424,815,816
 Payment on line of credit/notes
  payable.......................             0      (411,813,826)            0            0      (411,813,826)
 Retirement of shares of common
  stock.........................             0          (639,528)            0            0          (639,528)
 Distributions to holders of
  minority interest.............             0           (34,073)      (42,654)           0           (76,727)
 Distributions to
  stockholders/limited partners.             0       (48,813,637)   (3,150,000)           0       (51,963,637)
 Other..........................             0        (2,595,088)            0            0        (2,595,088)
                                  ------------     -------------   -----------  -----------     -------------
 Net cash provided by (used in)
  financing activities..........             0       308,357,100    (3,192,654)           0       305,164,446
Net increase (decrease) in cash.    (1,878,399)      (23,069,496)     (444,073)  (3,087,303)      (26,600,872)
Cash at beginning of year.......             0        49,829,130     1,614,759            0        51,443,889
                                  ------------     -------------   -----------  -----------     -------------
Cash at end of year.............  $ (1,878,399)    $  26,759,634   $ 1,170,686  $(3,087,303)    $  24,843,017
                                  ============     =============   ===========  ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                         PRO FORMA FINANCIAL STATEMENTS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VI, Ltd.

1.Basis of Presentation

   The Pro Forma Balance Sheet as of June 30, 1999 reflects the transactions of the acquisition of the Advisor and CNL Restaurant Financial Services Group as set forth in this consent solicitation. The Pro Forma Statements of Earnings for the six months ended June 30, 1999, and for the year ended December 31, 1998, have been prepared to reflect (a) the issuance of additional shares and the property acquisitions completed from January 1, 1998 through July 31, 1999 and (b) the acquisition of the Advisor and CNL Restaurant Financial Services Group and the Acquisition of the Income Fund. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF and the historical combined financial information of the Advisor, CNL Restaurant Financial Services Group and the Income Fund and should be read in conjunction with the selected historical financial data and accompanying notes of APF, the Advisor the CNL Restaurant Financial Services Group and the Income Fund. The Pro Forma Balance Sheet was prepared as if the transactions described above occurred on June 30, 1999. The Pro Forma Statements of Earnings were prepared as if the transactions described above occurred as of January 1, 1998. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the transactions described above had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all material adjustments necessary to reflect the recurring effects of the transactions described above have been made.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partner elected the note option. This assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   The Pro Forma Balance Sheet and Pro Forma Statements of Earnings assume the issuance of the APF Shares relating to the purchase of the Advisor and the CNL Restaurant Financial Services Group without regard to a provision that provides for 1,000,000 APF Shares to be placed in escrow pending achievement of certain levels of property acquisition and/or mortgage loan origination. This presentation was selected in order to present both the most dilutive results as well as what management believes is the most likely result based on current information.

2.Method of Accounting

   The acquisition of the CNL Restaurant Financial Services Group and the Income Fund will be accounted for under the purchase accounting method. APF will recognize goodwill to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. As for the acquisition of the Advisor from a related party, APF will expense the costs incurred in acquiring the Advisor to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. The excess purchase price will be recorded as an expense on APF's consolidated statements of earnings.

   All significant intercompany balances and transactions between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund have been eliminated in the pro forma financial statements.

3.Reverse Stock Split

   In May 1999, the stockholders of APF approved a proposal for a one-for-two reverse stock split at the annual stockholder meeting. All information relating to shares outstanding and per share information has been restated for all periods presented.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VI, Ltd.


4.Adjustments to Pro Forma Balance Sheet

   The following describes the pro forma adjustments to the Pro Forma Balance Sheet as of June 30, 1999, as if the Acquisition was consummated on such date. For purposes of the pro forma financial statements, it is assumed that at a special meeting of stockholders for APF, the stockholders of APF approved a proposal for an amendment to its Articles of Incorporation to increase the number of authorized shares to an amount necessary to enable APF to issue the shares for the Acquisition.

  (A) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (B) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                               CNL
                                            Financial
                                            Services
                                 Advisor      Group     Income Fund     Total
                               ----------- -----------  -----------  ------------
     Fair Value of
      Consideration
      Received...............  $81,637,992 $50,486,653  $36,721,726  $168,846,371
                               =========== ===========  ===========  ============

     Share Consideration.....  $76,000,000 $47,000,000  $33,545,371  $156,545,371
     Cash Consideration......          --          --       409,000       409,000
     APF Transaction Costs...    5,637,992   3,486,653    2,767,355    11,892,000
                               ----------- -----------  -----------  ------------
         Total Purchase
          Price..............  $81,637,992 $50,486,653  $36,721,726  $168,846,371
                               =========== ===========  ===========  ============
     Allocation of Purchase
      Price:
     Net Assets--Historical..  $ 8,330,475 $10,135,087  $29,149,072  $ 47,614,634
     Purchase Price
      Adjustments:
       Land and buildings on
        operating leases.....          --          --     5,626,796     5,626,796
       Net investment in
        direct financing
        leases...............          --          --     1,435,665     1,435,665
       Investment in joint
        ventures.............          --          --       994,982       994,982
       Accrued rental income.          --          --      (442,192)     (442,192)
       Intangibles and other
        assets...............          --   (2,575,792)     (42,597)   (2,618,389)
       Goodwill*.............          --   42,927,358          --     42,927,358
       Excess purchase price.   73,307,517         --           --     73,307,517
                               ----------- -----------  -----------  ------------
         Total Allocation....  $81,637,992 $50,486,653  $36,721,726  $168,846,371
                               =========== ===========  ===========  ============

--------
* Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VI, Ltd.


    The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisition of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,307,517 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations". Goodwill of $42,927,358 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

        1.  Common Stock (CFA, CFS, CFC) -- Class A.....      8,600
         Common Stock (CFA, CFS, CFC) -- Class B........      4,825
         Additional Paid-in Capital (CFA, CFS, CFC)..... 12,568,974
         Retained Earnings..............................  5,883,163
         Accumulated distributions in excess of
          earnings...................................... 73,307,517
         Goodwill for CFC/CFS (Intangibles and other
          assets)....................................... 42,927,358
          CFC/CFS Organizational Costs/Other Assets.....              2,575,792
          Cash to pay APF transaction costs.............              9,124,645
          APF Common Stock..............................                 61,500
          APF Capital in Excess of Par Value............            122,938,500
         (To record acquisition of CFA, CFS and CFC)
        2.  Partners Capital............................ 29,149,072
         Land and buildings on operating leases.........  5,626,796
         Net investment in direct financing leases......  1,435,665
         Investment in joint ventures...................    994,982
          Accrued rental income.........................                442,192
          Intangibles and other assets..................                 42,597
          Cash to pay APF Transaction costs.............              2,767,355
          Cash consideration to Income Funds............                409,000
          APF Common Stock..............................                 18,447
          APF Capital in Excess of Par Value............             33,526,924
         (To record acquisition of Income Fund)

  (C) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

  (D) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

  (E) Represents the elimination by the Income Fund of $26,828 in related party payables recorded as receivables by the Advisor.

5.Adjustments to Pro Forma Statements of Earnings

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VI, Ltd.


    (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund:

         Origination fees from affiliates.......... $  (689,425)
         Secured equipment lease fees..............     (67,967)
         Advisory fees.............................    (126,788)
         Reimbursement of administrative costs.....    (382,728)
         Acquisition fees..........................  (4,452,252)
         Underwriting fees.........................     (54,248)
         Administrative, executive and guarantee
          fees.....................................    (532,389)
         Servicing fees............................    (572,728)
         Development fees..........................     (38,853)
         Management fees...........................  (1,681,870)
                                                    -----------
           Total................................... $(8,599,248)
                                                    ===========

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

         Interest income............................... $144,014

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

         General and administrative costs............ $(774,311)

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VI, Ltd.


    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

         Management fees........................... $(1,681,870)
         Administrative executive and guarantee
          fees.....................................    (532,389)
         Servicing fees............................    (572,728)
         Advisory fees.............................    (126,788)
                                                    -----------
                                                    $(2,913,775)
                                                    ===========

    (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

        Amortization of goodwill.................... $1,073,184

    (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $24,594 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k) Represents the elimination of fees between the Advisor and the Income Fund:

         Management fees.............................. $      0
         Reimbursement of administrative costs........  (26,850)
                                                       --------
                                                       $(26,850)
                                                       ========

    (l) Represents the elimination of $26,850 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $24,353 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $7,164 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $108,738 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VI, Ltd.

       for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $27,393 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents rental and earned income of $22,951,799 and depreciation expense of $6,246,947 as if properties that had been operational when they were acquired by APF from January 1, 1998 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
         Fund:

         Origination fees from affiliates......... $ (1,773,406)
         Secured equipment lease fees.............      (54,998)
         Advisory fees............................     (305,030)
         Reimbursement of administrative costs....     (408,762)
         Acquisition fees.........................  (21,794,386)
         Underwriting fees........................     (388,491)
         Administrative, executive and guarantee
          fees....................................   (1,233,043)
         Servicing fees...........................   (1,570,331)
         Development fees.........................     (229,153)
         Management fees..........................   (1,851,004)
                                                   ------------
           Total.................................. $(29,608,604)
                                                   ============

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                Group and

                         CNL Income Fund VI, Ltd.

       origination fees received by CNL Financial Services, Inc. during the year ended December 31, 1998 of $3,107,164 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(II)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

         Interest income............................... $207,144

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

         General and administrative costs.......... $(4,241,719)

    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

         Management fees........................... $(1,851,004)
         Administrative executive and guarantee
          fees.....................................  (1,233,043)
         Servicing fees............................  (1,269,357)
         Advisory fees.............................    (305,030)
                                                    -----------
                                                    $(4,658,434)
                                                    ===========

    (g) Represents the elimination of $2,161,897 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

         Amortization of goodwill.................... $2,146,368

    (i) Represents the elimination of $6,898,434 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $49,188 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k) Represents the elimination of fees between the Advisor and the Income Fund:

         Management fees.............................. $      0
         Reimbursement of administrative costs........  (32,437)
                                                       --------
                                                       $(32,437)
                                                       ========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VI, Ltd.


    (l) Represents the elimination of $32,437 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $51,333 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $11,469 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1998 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $217,475 as a result of adjusting the historical basis of the real estate owned indirectly by the Fund through joint venture or tenancy in common arrangements with affiliates or unrelated third parties, to fair value as a result by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $54,785 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Represents the decrease in depreciation expense of $340,898 as a result of eliminating acquisition fees (see 4(II)(b)) between APF and the Advisor which on a historical basis were capitalized as part of the basis of the building.

    (s) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

6.Adjustments to Pro Forma Statement of Cash Flows

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

    (a)  Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VI, Ltd.

    (d)  Represents adjustment of equity in earnings to net income.

    (e) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (f) Represents the reversal of historical cash used for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.


  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a)  Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

    (d)  Represents adjustment of equity in earnings to net income.

    (e) Represents amounts borrowed under APF's credit facility from July 1, 1999 through July 31, 1999 to acquire properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

    (f) Represents the use of cash by APF to pay the transaction costs allocated to the acquisition of the Advisor and Restaurant Financial Group.

    (g) Represents the use of cash i) to pay for the cash consideration proposed in the offer to acquire the Income Fund and ii) to pay the transaction costs allocated to the acquisition of the Income Fund.

    (h) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (i) Represents the adjustment for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF as if these properties had been acquired on January 1, 1998.

    Non-Cash Investing Activities:

    On January 1, 1998, APF issued shares of its common stock to acquire the Advisor, CNL Restaurant Financial Services Group and the Income Fund, as described in 4(A) and 4(B).

                                                                     Appendix A

             [LETTERHEAD OF LEGG MASON WOOD WALKER, INCORPORATED]

                                March 10, 1999

James M. Seneff, Jr.
Robert A. Bourne
CNL Realty Corporation
as General Partners of
CNL Income Fund VI, Ltd.
400 East South Street
Orlando, FL 32801-2878

               Re: CNL Income Fund VI, Ltd. (the "Partnership")

Gentlemen:

   You have requested our opinion as investment bankers (a) as to the fairness, from a financial point of view, to the Partnership and its limited partners of the shares of common stock (the "Common Stock") of CNL American Properties Fund, Inc. (the "Acquiror") offered to them in the Merger (as defined below), (b) as to the fairness, from a financial point of view, of the aggregate Common Stock offered to the CNL Income Funds (as defined below) in the Merger Transactions (as defined below) and (c) as to the fairness, from a financial point of view, of the method of allocating the aggregate shares of Common Stock among the CNL Income Funds in the Merger Transactions. Under the terms of an agreement and plan of merger (the "Merger Agreement"), dated March 11, 1999, between the Partnership and the Acquiror, the Partnership will merge with and into a wholly owned subsidiary of the Acquiror and the partners of the Partnership will be offered shares of Common Stock as determined pursuant to the Merger Agreement (the "Share Consideration"); such transaction is hereafter referred to as the "Merger."

   The Partnership is one of sixteen Florida limited partnerships (the "CNL Income Funds") served by Messrs. Seneff, Bourne and CNL Realty Corporation as general partners (the "General Partners"). Each CNL Income Fund has executed a merger agreement with the Acquiror on terms similar to the Merger Agreement. The transactions to occur under such merger agreements are referred to as the "Merger Transactions."

   In connection with our opinion, we have, among other things:

     (i) reviewed the Merger Agreement and the merger agreements for each of the Merger Transactions;

     (ii) reviewed the Registration Statement on Form S-4 with respect to the Merger Transactions as filed on March 12, 1999;

     (iii) reviewed the financial statements and the related filings of the Partnership and the other CNL Income Funds on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (iv) reviewed the financial statements and the related filings of the Acquiror on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (v) reviewed certain internal information concerning the business and operations of the Partnership and the other CNL Income Funds furnished to us by the General Partners, including a draft of the Partnership's and the other CNL Income Funds' Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vi) reviewed certain internal information concerning the business and operations of the Acquiror furnished to us by management of the Acquiror, including a draft of the Acquiror's Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vii) reviewed certain financial data and operating statistics relating to the Partnership, the other CNL Income Funds and the Acquiror provided by the General Partners and the Acquiror and compared them with similar information of selected public companies that we deemed relevant to our inquiry;

     (viii) reviewed the appraisal (the "Appraisal") of the properties of the Partnership and the other CNL Income Funds prepared by Valuation Associates and dated January 6, 1999;

     (ix) held meetings and discussions with certain directors, officers and employees of the General Partners and the Acquiror concerning the operations, financial condition and future prospects of the Partnership, the other CNL Income Funds and the Acquiror; and

     (x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

   In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by or on behalf of the Partnership, the other CNL Income Funds and the Acquiror. We have further relied upon the assurances of the General Partners that they are unaware of any factors that would materially alter the conclusions made in Legg Mason's fairness opinion, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. Legg Mason assumed that the financial forecasts (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the General Partners and the Acquiror as to the future performance of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason also assumed, with the consent of the General Partners, that any material liabilities (contingent or otherwise, known or unknown) of the Partnership, the other CNL Income Funds and the Acquiror are as set forth in the financial statements of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason also assumed with the consent of the General Partners that the table prepared by or for the General Partners of the allocation of Share Consideration among the General Partners and the limited partners of the Partnership has been prepared in accordance with and complies with the terms and conditions of the partnership agreement of the Partnership. Legg Mason also assumed that the Appraisal was reasonably prepared by and reflected the good faith judgments of Valuation Associates and Legg Mason does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership, the other CNL Income Funds or the Acquiror. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof.

   We have acted as financial advisor to the General Partners and will receive a fee for our services. It is understood that this letter is for the information of the General Partners in their evaluation of the Merger Transactions and our opinion does not constitute a recommendation to the General Partners or any limited partner of the Partnership or any of the other CNL Income Funds as to how such partner should vote on the Merger or the Merger Transactions, as the case may be, or as to whether such partner should elect to receive the Share Consideration or cash and promissory notes of the Acquiror. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets. Additionally, our opinion does not compare the relative merits of the Merger and the Merger Transactions with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Merger and the Merger Transactions.

   It should be noted that in rendering this opinion with respect to the fairness, from a financial point of view, of (i) the Share Consideration to be offered with respect to the Partnership, (ii) the aggregate Common

Stock offered with respect to the CNL Income Funds and (iii) the method of allocating the shares of Common Stock of the Acquiror among the CNL Income Funds, Legg Mason has neither addressed, nor are we rendering any opinion with respect to, any other aspect of the Merger Transactions, including (a) the value or fairness of the cash and promissory notes option, (b) the prices at which the shares of Common Stock may trade following the Merger Transactions or the trading value of the shares to be offered compared with the current fair market value of the portfolios or other assets of the Partnership and the other CNL Income Funds if liquidated in real estate markets, (c) the tax effect of any aspect of the Merger Transactions, (d) the fairness of the amounts or allocation of the costs of the Merger Transactions or the amounts of such costs allocated to the limited partners or, (e) any other matters with respect to any specific individual partner or class of partners of the Partnership or the other CNL Income Funds.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Share Consideration offered to the Partnership and its limited partners in the Merger, the aggregate shares of Common Stock offered by the Acquiror with respect to the CNL Income Funds in the Merger Transactions and the method of allocating the shares of Common Stock among the CNL Income Funds in the Merger Transactions are fair from a financial point of view.

                                          Very truly yours,

                                          /s/ Legg Mason Wood Walker,
                                           Incorporated
                                          -------------------------------------
                                          Legg Mason Wood Walker, Incorporated

                                                                      Appendix B
                                          October 27, 1999

CNL Income Fund VI, Ltd.
c/o James M. Seneff, Jr.
400 East South Street, Suite 500
Orlando, Florida 32801

  Re: Agreement and Plan of Merger dated March 11, 1999 by and among CNL
      American Properties Fund, Inc. ("APF"), CNL APF Partners, L.P. (the "Operating Partnership"), CNL APF GP Corp. (the "OP General Partner"), CNL Income Fund VI, Ltd. (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr. and CNL Realty Corporation (together, the "General Partners"), as amended by First Amendment to Agreement and Plan of Merger dated June 4, 1999 (the agreement and plan of merger, as so amended, the "Merger Agreement")

Gentlemen:

   Under the terms of Section 2.3 of the Merger Agreement, the closing of the merger of the Fund into the Operating Partnership is to occur within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X of the Merger Agreement but in no event later than March 31, 2000.

   The parties desire to further amend the Merger Agreement to modify the provisions thereof regarding the time for Closing and for the satisfaction or waiver of the conditions set out in Article X.

   Accordingly, the parties agree that Section 2.3 of the Merger Agreement is amended to provide that the Closing shall take place by the later of thirty
(30) days after the Partners of the Fund approve the Merger Proposal in accordance with the requirements of the Merger Agreement or March 31, 2000; however, in no event later than June 30, 2000. Further, the reference to "March 31, 2000" in the lead in of Sections 10.2 and 10.3 and in clause (c) of Section
11.2 is deleted and replaced with "the Closing Date."

   Capitalized terms used but not defined in this letter have the meanings such terms are given in the Merger Agreement.

   Except as specifically amended hereby, the Merger Agreement remains unmodified and in full force and effect.

   To evidence your agreement to the foregoing amendment of the Merger Agreement, please sign and return to me a copy of this letter.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

Agreed as of the date of the above letter.

                                          CNL INCOME FUND VI, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr.
                                          Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr., as General
                                           Partner

                                          CNL APF GP CORP.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                                                                     Appendix B

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

   THIS FIRST AMENDMENT TO AGREEMENT AND PLAN MERGER is entered into as of the 4th day of June 1999, by and among by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund VI, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Borne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated March 11, 1999 by and among the Parties (the "Merger Agreement"), the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of the Merger Agreement; and

   WHEREAS, the Parties desire to amend the Merger Agreement in the manner set forth below.

                                  AGREEMENT:

1. Amendments to Merger Agreement

   The Merger Agreement is hereby amended as follows in accordance with the provisions of Section 14.9 of the Merger Agreement:

  1.1 The definition of "Cash/Notes Option" is hereby deleted in its entirety.

  1.2 Clause (B) of Section 4.1(a)(iii)(B) is hereby deleted in its entirety and restated as follows:

       "(B) Notes in accordance with Section 4.4 below."

  1.3 Clause (i) of Section 4.2(ii) is hereby deleted in its entirety and restated as follows:

       "(ii) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund (or, if APF consummates the Reverse Split, for every $20.00 of expenses)."

  1.4 Section 4.4 is hereby deleted in its entirety and amended and restated as follows:

     "Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the note option, such limited partners shall be entitled to receive, in lieu of the Share Consideration, notes (the "Notes") in the aggregate amount equal to 97% of the value (based on the Exchange Value as defined in the Registration Statement) of the Share Consideration such Dissenting Partners would have otherwise received had such partners not elected to receive the Notes (the "Note Option"). The Notes will mature on the fifth anniversary of the Closing Date and will bear interest at a fixed rate equal to seven percent. The aggregate Share Consideration shall be reduced on a one-for-basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Note Option."

  1.5 The reference to "December 31, 1999" in the lead in of Section 10.2 is hereby deleted and replaced with March 31, 2000.

  1.6 The following subsection shall be added to Section 10.2

       "(g) The aggregate face amount of the Notes to be issued to Dissenting Limited Partners shall not have exceeded 15% of the value of the Share Consideration based on the Exchange Value."

  1.7 The reference to "December 31, 1999" in the lead in of Section 10.3 is hereby deleted and replaced with March 31, 2000.

  1.8 The reference to "December 31, 1999" in clause (c) of Section 11.2 is hereby deleted and replaced with "March 31, 2000."

2. General

  2.1 Except as specifically set forth in this First Amendment, the Merger Agreement shall remain unmodified and in full force and effect.

  2.2 This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  2.3 The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  2.4 This First Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                           Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND VI, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne_________________
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          James M. Seneff, Jr., as General
                                           Partner

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger is entered into as of this 11th day of March, 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP Corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund VI, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Bourne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA") and the Florida Revised Uniform Limited Partnership Act (the "Florida RULPA");

   WHEREAS, the Fund is one of 18 CNL Income Funds (collectively with the Fund, the "CNL Income Funds") that APF is proposing to acquire (the "Proposed Acquisitions");

   WHEREAS, the Special Committee (the "Special Committee") of the independent members of the Board of Directors of APF has received a fairness opinion (the "Fairness Opinion") from Merrill Lynch & Co. as to the fairness to APF, from a financial point of view, of the consideration to be paid in connection with the Proposed Acquisitions;

   WHEREAS, the Special Committee has recommended the Merger to the Board of Directors of APF and the Board has approved the proposal to consummate the Merger (the "Merger Proposal") and the related transactions;

   WHEREAS, Legg Mason Wood Walker Incorporated has delivered a fairness opinion (the "Fund Fairness Opinion") to the General Partners as to the fairness to the Fund and its limited partners from a financial point of view, of the APF Common Share consideration offered to the Fund and its limited partners; and

   WHEREAS, the Board of Directors of the OP General Partner has unanimously approved the Merger Proposal;

   NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  Definitions

   1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

   "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

   "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504, or any similar group defined under a similar provision of state, local or foreign law.

   "Agreement" means this Agreement, as amended from time to time.

   "APF" has the meaning set forth in the preface above.

   "APF Common Shares" shall mean the shares of common stock, par value $0.01, of APF.

   "APF Indemnity Claim" has the meaning set forth in Section 12.1 below.

   "APF SEC Documents" has the meaning set forth in Section 6.7 below.

   "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

   "Business Combination" has the meaning set forth in Section 4.1(b) below.

   "Cash/Note Option" has the meaning set forth in Section 4.4 below.

   "Closing" has the meaning set forth in Section 2.3 below.

   "CNL Income Funds" has the meaning set forth in the second paragraph of the Recitals above.

   "Closing Date" has the meaning set forth in Section 2.3 below.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Confidential Information" means any information concerning the businesses and affairs of the Fund, the Operating Partnership or APF, if any, that is not already generally available to the public.

   "Delaware RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Disclosure Schedule" has the meaning set forth in the first paragraph of
Article VII below.

   "Dissenting Partners" has the meaning set forth in Section 4.4 below.

   "Effective Time" has the meaning set forth in Section 2.2 below.

   "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

   "Fairness Opinion" has the meaning set forth in the third paragraph of the Recitals above.

   "Florida RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Fund" has the meaning set forth in the preface above.

   "Fund Articles of Merger" has the meaning set forth in Section 2.2 below.

   "Fund Fairness Opinion" has the meaning set forth in the fifth paragraph of the recitals above.

   "Fund Indemnity Claim" has the meaning set forth in Section 12.2 below.

   "Fund Interests" means the general and limited partnership interests in the Fund.

   "Fund SEC Documents" has the meaning set forth in Section 7.7 below.

   "GAAP" means United States generally accepted accounting principles as in effect from time to time.

   "General Partners" has the meaning set forth in the preface above.

   "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation but excluding commercially available shrink wrap software), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

   "IRS" means the Internal Revenue Service.

   "Knowledge" means in the case of the Fund, CNL Realty Corporation, Inc., APF and the OP General Partner, the actual knowledge of a director or an executive officer after reasonable investigation and, in the case of the individual General Partners, the collective actual Knowledge of all of the General Partners after reasonable investigation. For the purposes of this Agreement, the Knowledge of one General Partner shall be attributed to the other General Partners.

   "Known" and "Knowingly" mean that the Fund, any General Partner or APF, as applicable, had Knowledge of the particular matter or took the action described with prior Knowledge.

   "Liability" means any liability (whether Known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

   "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to an industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

   "Merger" has the meaning set forth in the first paragraph of the Recitals above.

   "Merger Proposal" has the meaning set forth in fourth paragraph of the Recitals above.

   "Most Recent 10-Q" has the meaning set forth in Section 7.5 below.

   "Most Recent Balance Sheet" means the most recent balance sheet filed in a Fund SEC Document.

   "Notes" has the meaning set forth in Section 4.4 below.

   "NYSE" means the New York Stock Exchange.

   "OP Certificate of Merger" has the meaning set forth in Section 2.2 below.

   "OP General Partner" has the meaning set forth in the Preface above.

   "OP Limited Partner" means CNL APF LP Corp., a Delaware corporation and wholly owned subsidiary of APF.

   "Operating Partnership" has the meaning set forth in the preface above.

   "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

   "Party" or "Parties" has the meaning set forth in the preface above.

   "Partner" means any holder of Fund Interests.

   "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

   "Proposed Acquisitions" has the meaning set forth in the second paragraph of the Recitals above.

   "Registration Statement" means the registration statement on Form S-4 to be filed by APF to register the APF Common Shares to be issued as Share Consideration in the Merger.

   "Representative" has the meaning set forth in Section 12.3 below.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (e) any minor imperfection of title or similar lien which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on such Party.

   "Share Consideration" has the meaning set forth in Section 4.1(a) below.

   "Special Committee" has the meaning set forth in the third paragraph to the Recitals above.

   "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or otherwise control the management.

   "Surviving Partnership" has the meaning set forth in Section 2.1 below.

   "Takeover Statute" has the meaning set forth in Section 8.9 below.

   "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code

(S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

   "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   "Third-Party Claim" has the meaning set forth in Section 12.4 below.

                                   ARTICLE II

                        Merger; Effective Time; Closing

   2.1 Merger. Subject to the terms and conditions of this Agreement, the Delaware RULPA and the Florida RULPA, at the Effective Time, the Operating Partnership and the Fund shall consummate the Merger in which (i) the Fund shall be merged with and into the Operating Partnership and the separate limited partnership existence of the Fund shall thereupon cease, (ii) the Operating Partnership shall be the successor or surviving limited partnership in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate limited partnership existence of the Operating Partnership with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The limited partnership surviving the Merger is sometimes hereinafter referred to as the "Surviving Partnership." The Merger shall have the effects set forth in the Delaware RULPA and the Florida RULPA. As a result of the Merger, the outstanding Fund Interests shall be converted or cancelled in the manner provided in Article IV.

   2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, the Operating Partnership and the Fund shall (i) execute or cause to be executed (A) a Certificate of Merger in the form required by the Delaware RULPA (the "OP Certificate of Merger") and (B) Articles of Merger in the form required by the Florida RULPA (the "Fund Articles of Merger"), and
(ii) cause the OP Certificate of Merger to be filed with the Delaware Secretary of State as provided in the Delaware RULPA and the Fund Articles of Merger to be filed with the Florida Department of State as provided in the Florida RULPA, in each case, on the Closing Date or as soon as practicable thereafter. The Merger shall become effective at (i) such time as the OP Certificate of Merger has been duly filed with the Delaware of Secretary of State and the Fund Articles of Merger has been duly filed with the Florida Department of State or
(ii) such other time as is agreed upon by APF, the OP General Partner and the General Partners and specified in the OP Certificate of Merger and the Fund Articles of Merger. Such time is hereinafter referred to as the "Effective Time."

   2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw Pittman Potts & Trowbridge, 2300 N Street, N.W., Washington, D.C. 20037, commencing at 9:00 a.m. local time on such date as within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date as APF, the OP General Partner and the General Partners may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article X (the "Closing Date"). In no event shall the Closing Date be a date subsequent to December 31, 1999. At the Closing, there shall be delivered to APF, the Operating Partnership, the OP General Partner, the General Partners and the Fund the certificates and other documents and instruments required to be delivered under
Article X.

   2.4 Further Assurances. Each Party hereto will execute such further documents and instruments and take such further actions as may be reasonably requested by one or more of the other Parties to consummate the Merger, to vest the Surviving Partnership with full title to all assets, properties, rights, approvals, immunities and franchises of either the Fund or the Operating Partnership or to effect the other purposes of this Agreement.

                                  ARTICLE III

 Certificate of Limited Partnership; Limited Partnership Agreement;and General
                        Partner of Surviving Partnership

   3.1 Certificate of Limited Partnership. At the Effective Time, the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein.

   3.2 Limited Partnership Agreement. At the Effective Time, the limited partnership agreement of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the limited partnership agreement of the Surviving Partnership.

   3.3 General Partner. The general partner of the Operating Partnership immediately prior to the Effective Time shall be the general partner of the Surviving Partnership from and after the Effective Time until it is replaced or it resigns in accordance with the limited partnership agreement of the Surviving Partnership.

                                   ARTICLE IV

              Share Consideration; Payment of Share Consideration

   4.1 Share Consideration; Conversion or Cancellation of Fund Interests in Merger.

   (a) At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Fund Interests (i) shall be converted into the right to receive up to 3,730,388 fully paid and nonassessable APF Common Shares (1,865,194 APF Common Shares if the Reverse Split [defined below] occurs before the Closing) (the "Share Consideration") pursuant to the terms of
Section 4.2 below, (ii) shall cease to be outstanding, and (iii) shall be canceled and retired and shall cease to exist, and each Partner, as the holder of such Fund Interests shall cease to have any rights with respect thereto, except the right to receive either (A) APF Common Shares therefor in accordance with this Section 4.1 and Section 4.3 or (B) the cash and Notes in accordance with Section 4.4 below. Subject to the approval of the APF's shareholders of an amendment to its article of incorporation, APF anticipates that prior to the Closing it will effect a one for two reverse stock split (the "Reverse Split") pursuant to which each two shares of APF Common Shares outstanding will be exchanged for one share of APF Common Shares.

   (b) Except for the Reverse Stock Split described in Section 4.1(a), prior to the Effective Time, APF shall not split or combine the APF Common Shares, or pay a stock dividend or other stock distribution in APF Common Shares, or in rights or securities exchangeable for, convertible into or exercisable for APF Common Shares, or otherwise change APF Common Shares into, or exchange APF Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of APF as a result of which APF stockholders receive cash, stock, or other property in exchange for, or in connection with, their APF Common Shares (a "Business Combination") or otherwise), or make any other dividend or distribution on or of APF Common Shares (other than regular quarterly cash dividends paid on APF Common Shares or any distribution pursuant to APF's dividend reinvestment plan), without the parties hereto having first entered into an amendment to this Agreement pursuant to which the Share Consideration will be adjusted to reflect such split, combination, dividend, distribution, Business Combination, or change.

   (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the APF Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

   4.2 Payment of Share Consideration. At the Closing, subject to Section 4.4 below, the Partners shall receive the Share Consideration (less expenses paid by APF on behalf of the Fund), distributed in accordance with the provisions of the Fund's limited partnership agreement as of the Closing Date. For the purposes of this Agreement, the Share Consideration will be reduced (i) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund and (ii) as provided in Section 4.4 below.

   4.3 Fractional APF Common Shares. No certificates representing fractional APF Common Shares shall be issued upon conversion of any Fund Interests. Each Partner of the Fund who would otherwise be entitled to fractional APF Common Shares will receive one APF Common Share for a fractional interest representing 50% or more of one APF Common Share. No APF Common Shares will be issued for a fractional interest representing less than 50% of one APF Common Share.

   4.4 Cash/Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the cash/note option (the "Cash/Note Option"), such Dissenting Partners shall be entitled to receive, in lieu of the Share Consideration, consideration based on such Dissenting Partners' percentage interest (as determined by the Fund's partnership agreement) in the Fund's asset liquidation value of $34,043,807, based on Valuation Associates' appraisal. Such consideration shall be payable 10% in cash and 90% in Callable Notes due in 2006 (the "Notes"). The Notes will bear interest at a fixed rate equal to 120% of the applicable federal rate as of the date the consent solicitation on Form S-4 is mailed to the limited partners. The Share Consideration shall be reduced on a one-for-one basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Cash/Note Option.

                                   ARTICLE V

             Representations and Warranties of The General Partners

   Each General Partner severally represents and warrants to APF and the Operating Partnership that the statements contained in this Article V are correct and complete as of the date hereof and on the Closing Date:

   5.1 Authorization of Transaction. The General Partner has full power and authority (including, as applicable, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the General Partner, enforceable in accordance with its terms and conditions. The General Partner does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   5.2 Noncontravention. Except as set forth in Section 5.2 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the General Partner is subject or, as applicable, any provision of the General Partner's articles of incorporation, bylaws or other organizational documents.

                                   ARTICLE VI

 Representations and Warranties of APF, The OPGeneral Partner and The Operating
                                  Partnership

   APF, the OP General Partner and the Operating Partnership jointly and severally represent and warrant to the General Partners and the Fund that the statements contained in this Article VI are correct and complete as of the date hereof and the Closing Date:

   6.1 Organization. APF is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. APF is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on APF. APF has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The OP General Partner is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. The Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Operating Partnership is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Operating Partnership. The Operating Partnership has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. APF and the OP General Partner have delivered to the General Partners and the Fund correct and complete copies of the certificate of incorporation of APF and the OP General Partner and the certificate of limited partnership and the limited partnership agreement of the Operating Partnership (each as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of APF and the OP General Partner and any organizational records of the Operating Partnership have been made available to the General Partners and the Fund and are correct and complete. APF is not in default under or in violation of any provision of its certificate of incorporation, and the Operating Partnership is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   6.2 Capital Stock. The authorized capital stock of APF consists of 125,000,000 shares of common stock, $.01 par value (the "APF Common Shares"), of which 74,696,927 shares are outstanding as of January 31, 1999. Since January 31, 1999, APF has not issued any shares of capital stock. All outstanding APF Common Shares are, and all APF Common Shares issuable under any stock option plans of APF, will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the 57,269,612 APF Common Shares which may be issued in connection with APF's acquisition of the other 17 CNL Income Funds in the Proposed Acquisitions and the 12,300,000 APF Shares which may be issued in connection with APF's acquisition of CNL Fund Advisors, Inc., CNL Financial Services, Inc. and CNL Financial Corp., there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which APF is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem, or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock. All of the outstanding general partner interests of the Operating Partnership are owned by the OP General Partner, and all of the outstanding limited partner interests of the Operating Partnership are owned by the OP Limited Partnership, and there are outstanding on the date hereof no options, warrants, rights, commitments or any other agreements of any character to which the Operating Partnership or any partner thereof is a party or which it may be bound requiring it to issue, transfer, sell, purchase, register, redeem or acquire any interest in the Operating Partnership.

   6.3 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of APF will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Share Consideration will be registered under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. The Share Consideration will, when issued, be approved for listing on the NYSE, subject to official notice of issuance.

   6.4 Authorization of Transaction. APF, the OP General Partner and the Operating Partnership have full power and authority (including full corporate and limited partnership, as applicable, power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance by APF, the OP General Partner and the Operating Partnership of this Agreement have been duly and validly authorized by the boards of directors of APF and the OP General Partner. This Agreement constitutes the valid and legally binding obligation of APF, the OP General Partner and the Operating Partnership, enforceable in accordance with its terms and conditions. None of APF, the OP General Partner or the Operating Partnership needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which, APF, the OP General Partner or the Operating Partnership is subject or any provision of APF's or the OP General Partner's articles of incorporation or by-laws or the Operating Partnership's certificate of limited partnership or limited partnership agreement or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which APF, the OP General Partner or the Operating Partnership is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of a Security Interest upon any of its assets.

   6.6 Title to Assets. APF has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of its most recent quarterly report on Form 10-Q.

   6.7 Reports and Financial Statements. APF has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "APF SEC Documents"). All of the APF SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such APF SEC Documents. None of the APF SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed APF SEC Documents. There is no unresolved violation, criticism or exception by any governmental entity of which APF has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to APF could have a Material Adverse Effect on APF. The financial statements of APF included in the APF SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of APF as of the dates thereof and the results of operations and cash flows of APF for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   6.8 Events Subsequent to September 30, 1998. Since September 30, 1998, nothing has occurred which has had or would reasonably be expected to have a Material Adverse Effect on APF.

   6.9 Litigation. Except as publicly disclosed by APF in its APF SEC Documents or on Schedule 1, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of APF, threatened against APF or any of its Subsidiaries or any of their respective properties or assets which (a) if adversely determined, could reasonably be expected to have a Material Adverse Effect on APF or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by APF in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by APF in any APF SEC Document, none of APF or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on APF or would prevent or delay the consummation of the transactions contemplated hereby.

   6.10 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by APF for inclusion or incorporation by reference in (i) the Registration Statement to be filed by APF with the SEC in connection with the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the proxy statement sent by APF to its shareholders pertaining to the Merger will, at the date mailed to shareholders and at the times of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to APF, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the proxy statement, APF shall promptly so advise the General Partners and such event shall be so described, and such amendment or supplement (which the General Partners shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

   6.11 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by APF in its APF SEC Documents or disclosed in
Schedule 1, as of December 31, 1998, to APF's Knowledge, none of APF or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which are not fully reflected in, reserved against or otherwise described in the consolidated balance sheet of APF and its consolidated Subsidiaries (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in any reports filed by it with the APF SEC Documents, since December 31, 1998, the business of APF and its Subsidiaries has been carried on only in the ordinary and usual course, to APF's Knowledge, none of APF or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which could reasonably be expected to have, and there have been no events, changes or effects with respect to APF or its Subsidiaries Known to APF having or which could reasonably be expected to have, a Material Adverse Effect on APF.

   6.12 Brokers' Fees. Except for the fees and expenses paid to Merrill Lynch & Co. with respect to the delivery of the Fairness Opinion to the Special Committee and in connection with the financial services provided by Salomon Smith Barney, none of APF, the OP General Partner or the Operating Partnership has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

   6.13 Qualification as a REIT. APF is a "real estate investment trust" for federal income tax purposes. The consummation of the transactions contemplated by this Agreement will not cause APF to cease to qualify as a "real estate investment trust" for federal income tax purposes.

   6.14 Compliance with Applicable Law. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, it and its Subsidiaries hold all permits, licenses, variances, exemptions, order and approvals of all governmental entities necessary for the lawful conduct of their respective businesses, except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, APF and its Subsidiaries are in compliance with the material terms of its permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF, the businesses of APF and its Subsidiaries are not, to APF's Knowledge, being conducted in violation of any law, ordinance or regulation of any governmental entity except that no representation or warranty is made in this Section 6.14 with respect to environmental laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, no investigation or review by any governmental entity with respect to APF or its Subsidiaries is pending or, to the Knowledge of APF, threatened, nor, to the Knowledge of APF, has any government entity indicated an intention to conduct the same, other than, in each case, those which APF reasonably believes will not have a Material Adverse Effect on APF.

   6.15 Intellectual Property.

   (a) APF owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of APF as presently conducted. Each item of Intellectual Property owned or used by APF immediately prior to the Closing hereunder will be owned or available for use by APF on identical terms and conditions immediately subsequent to the Closing hereunder. APF has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) APF has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of APF's directors or officers (or employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that APF must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of APF which are material to the operation of APF's business.

   (c) APF has no patent or registration which has been issued to APF with respect to any of its Intellectual Property.

   (d) Nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of APF's business as presently conducted.

   6.16 Insurance. With respect to each current insurance policy to which APF is a party, a named insured or is otherwise the beneficiary of coverage, to the knowledge of APF: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither APF nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

   6.17 Tenants. To the Knowledge of APF and except as set forth on Schedule 1, no current tenant of a property owned by APF, which as of the date of APF's most recent quarterly report on Form 10-Q represented more than 5% of APF's total revenues, presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   6.18 Disclosure. APF is in compliance in all material respects with its obligation under the Securities Exchange Act to publicly disclose material information in a timely fashion.

                                  ARTICLE VII

               Representations and Warranties Concerning the Fund

   The General Partners and the Fund jointly and severally represent and warrant to APF and the Operating Partnership that the statements contained in this Article VII are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the General Partners and the Fund to APF and the Operating Partnership in accordance with the provisions of
Section 8.14 (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VII.

   7.1 Organization, Qualification, and Corporate Power. The Fund is a limited partnership duly organized, validly existing, and in good standing under the laws of Florida. The Fund is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Except as set forth in Section 7.1(a) of the Disclosure Schedule, the Fund has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Section 7.1(b) of the Disclosure Schedule lists the directors and officers of the corporate General Partner. The General Partners have been made available to APF and the Operating Partnership correct and complete copies of the certificate of limited partnership and the limited partnership agreement of the Fund (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the corporate General Partner and any organizational records of the Fund have been made available to APF and the Operating Partnership and are correct and complete in all material respects. The Fund is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   7.2 Capitalization. All of the outstanding ownership interests in the Fund (the "Fund Interests") consist of (i) one percent in general partnership interests and (ii) 70,000 units of limited partnership interests. All of the outstanding Fund Interests have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Fund to issue, sell, or otherwise cause to become outstanding any additional ownership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Fund.

   7.3 Authorization of Transaction. The Fund has full power and authority (including full limited partnership power and authority) to execute and deliver this Agreement and, upon the affirmative vote of a majority of the outstanding limited partnership Fund Interests, will have full power and authority (including limited partnership power and authority) to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Fund, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, moratorium and rights of creditors generally. The Fund is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   7.4 Noncontravention. Except as set forth in Section 7.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Fund is subject or any provision of the certificate of limited partnership or limited partnership agreement of the Fund or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Fund is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

   7.5 Title to Assets. The Fund has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC (the "Most Recent 10-Q") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent 10-Q.

   7.6 Subsidiaries. The Fund does not have any Subsidiaries, operating or otherwise.

   7.7 Reports and Financial Statements. The Fund has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "Fund SEC Documents"). All of the Fund SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Fund SEC Documents. None of the Fund SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Fund SEC Documents. There is no unresolved violation by any governmental entity of which the Fund has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to the Fund could have a Material Adverse Effect on the Fund. The financial statements of the Fund included in the Fund SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of the Fund as of the dates thereof and the results of operations and cash flows of the Fund for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   7.8 Events Subsequent to the Most Recent 10-Q. Since the date of the Most Recent 10-Q nothing has had a Material Adverse Effect on the Fund. Without limiting the generality of the foregoing, since that date, except as set forth in the appropriately lettered paragraph of Section 7.8 of the Disclosure
Schedule:

   (a) the Fund has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration (as reasonably determined by the General Partners) in the Ordinary Course of Business;

   (b) the Fund has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 except in the Ordinary Course of Business;

   (c) no party (including the Fund) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Fund is a party or by which it is bound except in the Ordinary Course of Business;

   (d) the Fund has not imposed any Security Interest upon any of its assets, tangible or intangible except in the Ordinary Course of Business;

   (e) the Fund has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 except in the Ordinary Course of Business;

   (f) the Fund has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

   (g) the Fund has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

   (h) the Fund has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

   (i) the Fund has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

   (j) the Fund has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

   (k) there has been no change made or authorized in the certificate of limited partnership or limited partnership agreement of the Fund;

   (l) the Fund has not issued, sold, or otherwise disposed of any ownership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any ownership interests in the Fund;

   (m) the Fund has not declared, set aside, or paid any dividend or made any distribution with respect to its ownership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its ownership interests other than distributions consistent with past practices;

   (n) the Fund has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

   (o) the Fund has not made any loan to, or entered into any other transaction with, any of the General Partners or the directors, officers, or employees of the corporate General Partner outside the Ordinary Course of Business;

   (p) the Fund has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

   (q) the Fund has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

   (r) to the Knowledge of the General Partners, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Fund; and

   (s) the Fund is not under any legal obligation, whether written or oral, to do any of the foregoing.

   7.9 Undisclosed Liabilities. The Fund does not have any Liability (and, to the Knowledge of the General Partners, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) or which are not in the aggregate material.

   7.10 Legal Compliance. Except as disclosed in the Fund SEC Documents, the Fund has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), the violation of which could cause a Material Adverse Effect to the Fund, of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

   7.11 Tax Matters.

   (a) The Fund has filed all material Tax Returns that it was required to file, including, without limitation, any material Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Fund (as shown on any filed Tax Return) have been paid. The Fund currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Fund does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Fund that arose in connection with any failure (or alleged failure) to pay any Tax.

   (b) The Fund has withheld and, if due, paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, Partner, or other third party.

   (c) The General Partners do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Fund either (A) claimed or raised by any authority in writing or (B) as to which any of the General Partners has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Fund for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Fund since December 31, 1996.

   (d) The Fund has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

   (e) The Fund has not filed a consent under Code (S)341(f) concerning collapsible corporations. The Fund has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G. The Fund has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S)6662. The Fund is not a party to any Tax allocation or sharing agreement. The Fund (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Fund) or (B) has any Liability for the Taxes of any Person (other than the Fund) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   7.12 Real Property.

   Section 7.12(a) of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased by the Fund. Section 7.12(b) of the Disclosure Schedule lists all leases and subleases to which the Fund is a party, and the General Partners have made available to APF correct and complete copies of all such leases and subleases (as amended to date). With respect to each lease and sublease listed in Section 7.12(b) of the Disclosure Schedule:

   (a) the lease or, to the Knowledge of the General Partners, the sublease is legal, valid, binding, enforceable, and in full force and effect, except as may be affected by bankruptcy, insolvency, moratorium and the rights of creditors generally;

   (b) no consent is required with respect to the lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of the lease or sublease or otherwise affect the ongoing validity of the lease or sublease;

   (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

   (d) no party to the lease or, to knowledge of the General Partners, sublease has repudiated any provision thereof;

   (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or, to the Knowledge of the General Partners, sublease;

   (f) the Fund has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

   (g) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required by the Fund in connection with the operation thereof and, to the Knowledge of the General Partners, have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

   (h) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

   7.13 Intellectual Property.

   (a) The Fund owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Fund as presently conducted. Each item of Intellectual Property owned or used by the Fund immediately prior to the Closing hereunder will be owned or available for use by the Fund on identical terms and conditions immediately subsequent to the Closing hereunder. The Fund has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) The Fund has not Knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the General Partners nor any of the corporate General Partner's directors and officers (and employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Fund must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the General Partners, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Fund which are material to the operation of the Fund's business.

   (c) The Fund has no patent or registration which has been issued to the Fund with respect to any of its Intellectual Property.

   (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Fund uses pursuant to license, sublicense, agreement, or permission. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

   (e) To the Knowledge of the General Partners, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Fund's business as presently conducted.

   7.14 Tangible Assets. The Fund owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted. Each such tangible asset is free from all material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the assets, in the opinion of the General Partners, necessary to conduct the Fund's business as it is currently being conducted.

   7.15 Contracts. Section 7.15 of the Disclosure Schedule lists all of the following types of contracts and other agreements to which the Fund is a party:

   (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

   (b) any agreement concerning a partnership or joint venture;

   (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

   (d) any agreement concerning confidentiality or noncompetition;

   (e) any agreement with any General Partner or any of their Affiliates (other than the Fund);

   (f) any agreement under which it has advanced or loaned any amount to any of the General Partners or the corporate General Partner's directors, officers, and employees outside the Ordinary Course of Business; or

   (g) any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

   The General Partners have made available to APF and the Operating Partnership a correct and complete copy of each written agreement listed in
Section 7.15 of the Disclosure Schedule (as amended to date) which is not included as an exhibit to a Fund SEC Document and a written summary setting forth the terms and conditions of each oral agreement referred to in Section
7.15 of the Disclosure Schedule. With respect to each agreement set forth in
Section 7.15 of the Disclosure Schedule or filed as an exhibit to a Fund SEC
Document: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

   7.16 Notes and Accounts Receivable. All notes and accounts receivable of the Fund are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Fund.

   7.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Fund.

   7.18 Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Fund has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets): (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (iii) the policy number and the period of coverage. With respect to each current insurance policy, to the Knowledge of the General Partners and the Fund: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Fund nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Fund has been covered during the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets) by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.
Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Fund.

   7.19 Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance, not already disclosed in the Fund SEC Documents, in which the Fund
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or, to its Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section
7.19 of the Disclosure Schedule or the Fund SEC Documents could result in any Material Adverse Effect on the Fund. None of the General Partners has any reason to believe that any additional such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Fund.

   7.20 Tenants. To the Knowledge of any of the General Partners, no current tenant of a property owned by the Fund presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   7.21 Employees. The Fund does not have and has never had any employees, officers or directors. The Fund is not and has never been a party to or had any liability with respect to any Employee Benefit Plan.

   7.22 Guaranties. The Fund is not a guarantor of and is not otherwise liable for any liability or obligation (including indebtedness) of any other Person.

   7.23 Registration Statement. The information furnished by the Fund for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

   7.24 Environmental Matters. The Fund is currently in compliance with all material environmental laws, ordinances, regulations and orders applicable to its business or properties, and, to the Knowledge of the General Partners, the tenants' present uses of the Fund's properties, whether leased or owned, do not materially violate any such laws, ordinances, regulations or orders. The Fund is not subject to any Liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or material or pollutant or any spill, leakage, discharge or release of any hazardous substance or material or pollutant as a result of having owned or operated any business prior to the Effective Time, which if a violation existed would have a Material Adverse Effect on the Fund.

   7.25 Vote Required. The affirmative vote of at least a majority of the outstanding Fund Interests is the only vote of any security holder in the Fund (under applicable law or otherwise) required to approve the Merger, this Agreement and the other transactions contemplated hereby.

   7.26 Disclosure. The representations and warranties contained in this
Article VII do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VII not misleading.

                                  ARTICLE VIII
                             Pre-Closing Covenants

   The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

   8.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article X below).

   8.2 Notices and Consents. The General Partners shall give any notices to third parties and obtain any third party consents referred to in Sections 5.1, 5.2, 7.3 and 7.4 above and the related sections of the Disclosure Schedule. APF, the OP General Partner and the Operating Partnership shall give any notices to third parties and obtain any third party consents referred to in Sections 6.4 and 6.5 above. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 5.1, 6.4 and
7.3 above.

   8.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement to the Effective Time, the General Partners will not, and will not cause the Fund to, take any action that adversely affects the ability of the Fund (i) to pursue its business in the ordinary course, (ii) to seek to preserve intact its current business organizations, and (iii) to preserve its relationships with its tenants; and the General Partners will not allow the Fund to, without the OP General Partner's prior written consent, which consent shall not be unreasonably withheld:

   (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any additional ownership interests (including the Fund Interests), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its ownership interests or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or (ii) any other securities in respect of, in lieu of or in substitution for the Fund Interests outstanding on the date hereof;

   (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Fund Interests);

   (c) split, combine, subdivide or reclassify any of its ownership interests or otherwise make any payments to the Partners; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution in respect of its ownership interests at such times and in such manner and amount as may be consistent with the Fund's past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from December 31, 1998 through the Effective Time, to the extent not otherwise paid or distributed to the Partners), or (ii) any distribution of property necessary for the representation and warranty set forth in Section
7.11 to be true and correct;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

   (e) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation outside the Ordinary Course of Business;

   (f) other than as may be necessary to consummate the Merger, adopt any amendments to its certificate of limited partnership or limited partnership agreement;

   (g) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, outside the Ordinary Course of Business;

   (h) engage in the conduct of any business the nature of which is materially different from the business in which the Fund is currently engaged;

   (i) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Fund;

   (j) forgive any indebtedness owed to the Fund or convert or contribute by way of capital contribution any such indebtedness owed;

   (k) authorize or enter into any agreement providing for management services to be provided by the Fund to any third party or an increase in management fees paid by any third party under existing management agreements;

   (l) mortgage, pledge, encumber, sell, lease or transfer any material assets of the Fund except as contemplated by this Agreement;

   (m) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

   (n) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

   8.4 Full Access. The General Partners shall permit representatives of APF and the OP General Partner to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Fund to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Fund. APF, the OP General Partner and the Operating Partnership shall permit representatives of the General Partners and the Fund to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of APF and the Operating Partnership to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to APF, the OP General Partner and the Operating Partnership. The Parties agree that any information obtained in connection with the exercise of their rights pursuant to this Section 8.4 shall be Confidential Information for purposes of this Agreement.

   8.5 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Articles V, VI or VII above, as applicable. No disclosure by any Party pursuant to this Section 8.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

   8.6 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each of APF, the Operating Partnership, the General Partners and the Fund shall use reasonable efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of APF after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

   8.7 Fund Partner Approval. The General Partners hereby agree to vote the Fund Interests owned by them in favor of this Agreement and the transactions contemplated hereby and agree, subject to the satisfaction of their fiduciary duties as general partners under Florida law, as reasonably determined by the General Partners, to recommend that the limited Partners of the Fund vote their Fund Interests in favor of this Agreement and the transactions contemplated hereby.

   8.8 Delivery of Certain Financial Statements.

   (a) In addition to disclosure in Fund SEC Documents required to be filed by the Fund, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, the Fund shall provide to APF and the OP General Partner with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by the Fund and each of the General Partners that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of the Fund as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   (b) In addition to disclosure in APF SEC Documents required to be filed by APF, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, APF shall provide to the Fund and the General Partners with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by APF that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of APF as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   8.9 State Takeover Statutes. APF, the APF Board of Directors, the Operating Partnership, the Fund and the General Partners shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation, including without limitation, the control share acquisition provisions of Section 3-701 et seq. of the Maryland GCL and the business combination provisions of Section 3-601 et seq of the Maryland GCL (each, a "Takeover Statute"), is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and
(ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

   8.10 Exclusivity. None of the General Partners shall solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of the Fund (including any acquisition structured as a merger, consolidation, or share exchange). The General Partners shall notify APF and the Operating Partnership immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

   8.11 Listing. APF shall effect, at or before the issuance of any APF Common Shares issued as Share Consideration pursuant to Article IV, authorization for listing or quotation of such APF Common Shares on the NYSE, subject to official notice of issuance.

   8.12 Maintenance of APF's Business. During the period from the date of this Agreement to the Effective Time, APF will not take any action that adversely affects the ability of APF (i) to pursue its business in the ordinary course,
(ii) to seek to preserve intact its current business organizations (iii) to preserve its relationships with its tenants and (iv) will not take any action to affect it status as a REIT for federal income tax purposes.

   8.13 Registration of Share Consideration. APF shall cause the Registration Statement to become effective prior to the Closing Date.

   8.14 Delivery and Approval of Disclosure Schedule and Schedule 1. Within fifteen (15) business days after the date of this Agreement the General Partners shall deliver to APF the Disclosure Schedule and APF shall deliver to the General Partners Schedule 1. Within fifteen (15) business days after APF receives the Disclosure Schedule it shall give the General Partners notice either that the disclosures in the Disclosure Schedule are, as to substance, satisfactory to APF, in its sole and absolute discretion, or that they are not satisfactory and that APF terminate this Merger Agreement pursuant to Section
11.2. Likewise, within fifteen (15) business days after the General Partners receive Schedule 1, the General Partners shall give APF notice either that the disclosures in Schedule 1 are, as to substance, satisfactory to them, in their sole and absolute discretion, or that they are not satisfactory and that such General Partners terminate the Agreement pursuant to Section 11.2. In the case of both APF and the General Partners, the failure of either to give the notice specified above within the applicable fifteen (15) business day period shall constitute approval of the Disclosure Schedule or Schedule 1, as applicable.

   8.15 Certain Acquisitions. APF or its Subsidiaries shall acquire CNL Fund Advisors, Inc., CNL Financial Corp. and CNL Financial Services, Inc. (collective, the "CNL Restaurant Services Group") substantially in accordance with the terms and conditions set forth in their respective merger agreements dated on or about the date hereof or such other terms that are mutually agreed to by the parties.

                                   ARTICLE IX

                             Post-Closing Covenants

   The Parties agree as follows with respect to the period following the
Closing:

   9.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XII below). The General Partners acknowledge and agree that from and after the Closing, the Surviving Partnership will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Fund.

   9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Fund, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article XII below).

   9.3 Transition. The General Partners will not take any action that is designed or intended to have the effect of discouraging any tenant, lessor, licensor, customer, supplier, or other business associate of the Fund from maintaining the same business relationships with the Surviving Partnership after the Closing as it maintained with the Fund prior to the Closing.

   9.4 Confidentiality.

   (a) The General Partners and the Fund will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to APF or the OP General Partner, as applicable, or destroy, at the request and option of APF or the OP General Partner, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the General Partners or the Fund is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such General Partner or the Fund, as applicable, will notify APF or the OP General Partner, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such General Partner or the Fund is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such General Partner or the Fund, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that such General Partner or the Fund, as applicable, shall use its best efforts to obtain, at the request of APF or the OP General Partner, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as APF or the OP General Partner, as applicable, shall designate.

   (b) APF, the OP General Partner and the Operating Partnership will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, if the Closing does not occur, deliver promptly to the Fund General Partners, as applicable, or destroy, at the request and option of the Fund or the General Partners, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Prior to the Closing and if the Closing does not occur, in the event that any of APF, the OP General Partner or the Operating Partnership is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, APF, the OP General Partner or the Operating Partnership, as applicable, will notify the Fund or the General Partners, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, APF, the OP General Partner or the Operating Partnership is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then APF, the OP General Partner or the Operating Partnership, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that APF, the OP General Partner or the Operating Partnership, as applicable, shall use its best efforts to obtain, at the request of the Fund or the General Partners, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Fund or the General Partners, as applicable, shall designate.

   9.5 Covenant Not to Compete. Unless employed by the Surviving Partnership or APF after the Closing, for a period of three years from and after the Closing Date, none of the General Partners will engage directly or indirectly in any business serving the restaurant industry that the Surviving Partnership or APF conducts as of the Closing Date, except existing restaurant businesses and properties currently owned or advised by affiliates of CNL Group, Inc., including CNL Advisory Services, Inc. In addition, and not in lieu of the foregoing, for a period of three years from and after the Closing Date, James
M. Seneff, Jr. hereby covenants and agrees not to engage or participate, directly or indirectly, as principal, agent, executive, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business that relates to the ownership, acquisition or development of "restaurant operations"; provided, however, for the purposes of this Agreement, "restaurant operations" shall not include the ownership, acquisition or development of hotel and health care properties that contain restaurant operations and those entities set forth on Schedule 9.5, and provided further, the noncompetition covenant shall not operate to preclude Mr. Seneff's ownership of APF Common Shares and of up to 5% of the equity securities of companies whose common stock is publicly traded that are engaged in owning, operating, franchising or making are engaged in owning, operating, franchising or making loans to restaurants and restaurant companies. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

   9.6 Tax Matters.

   (a) If there is an adjustment to any item reported on a pre-closing Tax Return that results in an increase in the Taxes payable by the Fund or any of the General Partners, and such adjustment results in a corresponding adjustment to items reported on a post-closing Tax Return with the result that the Taxes payable either by APF, any of its Subsidiaries, or by any consolidated group of companies of which APF or any Subsidiary are then members are reduced, or a refund of Taxes is increased, then any APF Indemnity Claim that the General Partners or Fund owes APF or the Operating Partnership pursuant to Article XII below shall be reduced by the amount by which such Taxes are reduced or such refunds are increased.

   (b) Any refund or credit of Taxes (including any statutory interest thereon) received by APF or any of its Subsidiaries attributable to periods ending on or prior to or including the Closing Date that were paid by the Fund pursuant to this Agreement shall reduce any APF Indemnity Claim that the General Partners or the Fund owes APF pursuant to Article XII below by an amount equal to the amount of such refund or credit.

   (c) In the event that APF or any of its Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that could affect the Fund or the General Partners, or if the Fund or any of the General Partners receives notice of such matters that could affect APF or any of its Subsidiaries, the party receiving such notice shall notify in writing the potentially affected party within ten
(10) days thereof. The failure of either party to give the notice required by this Section shall not impair such party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

   (d) The General Partners shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, reasonably settle or appeal all proceedings with respect to pre-closing Taxes.

                                   ARTICLE X

                       Conditions to Obligation to Close

   10.1 Conditions to Each Party's Obligation. The respective obligations of APF, the OP General Partner, the Operating Partnership, the Fund and the General Partners to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of APF and the General Partners:

   (a) Governmental Approvals and Consents. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 5.1, 6.4, and 7.3 above.

   (b) No Injunction or Proceedings. There shall not be any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of APF or the General Partners, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially adversely affect the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

   (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of APF, would have a Material Adverse Effect on the Fund or, in the sole judgment of any of the General Partners, would have a Material Adverse Effect on APF.

   (d) Shareholder/Partner Approvals. The stockholders of APF shall have approved APF's Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit A, and the Partners of the Fund shall have approved the Merger Proposal, amendments to the partnership agreement, if any.

   (e) Registration of Share Consideration. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

   10.2 Conditions to Obligation of APF, the OP General Partner and the Operating Partnership. The obligations of APF, the OP General Partner and the Operating Partnership to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) the General Partners and the Fund shall have delivered to APF and the OP General Partner a certificate to the effect that:

     (i) the representations and warranties set forth in Article V and
  Article VII above are true and correct in all material respects at and as of the Closing Date;

     (ii) the General Partners and the Fund have performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date;

     (iii) the General Partners and the Fund have procured all of the material third-party consents specified in, respectively, Section 5.2 and
  Section 7.4 above and the related sections of the Disclosure Schedule; and

     (iv) no action, suit, or proceeding is pending or, to their Knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
  (C) affect adversely the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

Notwithstanding the foregoing, APF's obligation to close as a result of a breach of the representations and warranties contained in Section 7.24 shall be governed solely by Section 10.2(e) below.

   (b) since December 31, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of the Fund, such determination to be made in the reasonable discretion of APF;

   (c) APF and the Operating Partnership shall have received an opinion dated as of the Closing Date from Baker and Hostetler LLP, counsel to the General Partners and the Fund, taken as a whole, in form and substance reasonably satisfactory to APF and the Operating Partnership;

   (d) APF shall have received the Disclosure Schedule and approved it in accordance with Section 8.14;

   (e) There shall not exist an unlawful environmental condition on one or more properties owned by the Fund, which in the opinion of a mutually acceptable environmental engineer or consultant, would require APF to expend in excess of $3,730,388 in order to remediate such unlawful environmental condition and cause the subject property or properties to comply with applicable environmental laws, ordinances, regulations or orders; and

   (f) If each of the CNL Income Funds approves its respective Proposed Acquisition, Merrill Lynch & Co. shall not have withdrawn its Fairness Opinion issued in connection with the Merger. If a Proposed Acquisition is not approved by the applicable CNL Income Fund, then the Special Committee of the Board of Directors of APF shall have received a fairness opinion addressed to APF and its stockholders from Merrill Lynch & Co. as to the fairness of the Proposed Acquisitions that were approved by the respective CNL Income Fund, including the consideration to be paid in connection therewith, to APF and its stockholders from a financial point of view.

   APF, the OP General Partner and the Operating Partnership may waive any condition specified in this Section 10.2 if they execute a writing so stating at or prior to the Closing.

   10.3 Conditions to Obligation of the General Partners and the Fund. The obligations of the General Partners and the Fund to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) APF, the OP General Partner and the Operating Partnership shall have delivered to the General Partners and the Fund a certificate to the effect that:

     (i) the representations and warranties set forth in Article VI above are true and correct in all material respects at and as of the Closing Date;

     (ii) APF, the OP General Partner and the Operating Partnership have performed and complied with all of their covenants hereunder in all material respects through the Closing; and

     (iii) no action, suit, or proceeding is pending or, to their knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

   (b) APF shall have delivered to the Fund for distribution to the Partners the Share Consideration pursuant to Section 4.2 and, as applicable, the cash and Notes pursuant to Section 4.4;

   (c) since September 30, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of APF;

   (d) APF shall have acquired the CNL Restaurant Services Group;

   (e) the General Partners shall have received Schedule 1 and approved it in accordance with Section 8.14;

   (f) the APF Common Shares shall have been approved for listing on the NYSE subject to official notice of issuance;

   (g) the General Partners shall have received an opinion dated as of the Closing Date from Shaw Pittman Potts & Trowbridge, counsel to APF and the Operating Partnership, in form and substance reasonably satisfactory to the General Partners; and

   (h) Legg Mason Wood Walker Incorporated shall not have withdrawn the Fund Fairness Opinion.

   The General Partners and the Fund may waive any condition specified in this
Section 10.3 if they execute a writing so stating at or prior to the Closing.

                                  ARTICLE XI

                                  Termination

   11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the General Partners, the limited partners of the Fund, the OP General Partner or the stockholders of APF, respectively, either by the mutual written consent of APF, the OP General Partner and the General Partners or by mutual action of the General Partners and the Boards of Directors of each of the corporate General Partner and the OP General Partner and the Special Committee.

   11.2 Termination by Individual Parties. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee and the Board of Directors of the OP General Partner in the event of a failure of a condition to the obligations of APF and the Operating Partnership set forth in
Section 10.2 of this Agreement; (b) by the General Partners in the event of a failure of a condition to the obligations of General Partners or the Fund set forth in Section 10.3 of this Agreement; (c) any Party if the Merger shall not have occurred by December 31, 1999 or (d) if a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

   11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article XI, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement or the obligations set forth in Sections 9.4 and 13.11.

                                  ARTICLE XII

                                Indemnification

   12.1 Indemnity Obligations of the General Partners and the Fund. Subject to Sections 12.5 and 12.6 hereof, each of the General Partners severally, in accordance with its percentage interest in the Share Consideration and limited in amount to the value of the APF Common Shares received by it, based upon the average per share closing price of the APF Common Shares for the first twenty trading days after the APF Common Shares are listed on NYSE (the "20 Day Average Price"), agree to indemnify and hold APF, the OP General Partner and the Surviving Partnership harmless from, and to reimburse APF, the OP General Partner and the Surviving Partnership for, any APF Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "APF Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost, or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of any of the General Partners or the Fund which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements, or undertakings of any of the General Partners or the Fund which are contained in or made pursuant to this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.1.

   12.2 Indemnity Obligations of APF, the OP General Partner and the Operating Partnership. Subject to Sections 12.5 and 12.6 hereof, APF, the OP General Partner and the Operating Partnership (including in its capacity as the Surviving Partnership) hereby jointly and severally agree to indemnify and hold each of the General Partners and the Fund harmless from, and to reimburse each of the General Partners and the Fund for, any Fund Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Fund Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost, or expense of any nature whatsoever incurred by any of the General Partners or the Fund resulting from
(i) any breach of any representation and warranty of APF, the OP General Partner or the Operating Partnership which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements, or undertakings of APF, the OP General Partner and the Operating Partnership which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 12.2.

   12.3 Appointment of Representative. James M. Seneff, Jr. is hereby appointed as the exclusive agent of the General Partners and the Fund to act on their behalf with respect to any and all Fund Indemnity Claims and any and all APF Indemnity Claims arising under this Agreement or such other representative as may be hereafter appointed by the General Partners. Such agent is herein referred to as the "Representative." The Representative shall take, and the General Partners agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the General Partners and the Fund, as fully as if such parties were acting on their own behalf, including, without limitation, asserting Fund Indemnity Claims against APF, the OP General Partner and the Operating Partnership, defending all APF Indemnity Claims, consenting to, compromising, or settling all Fund Indemnity Claims and APF Indemnity Claims, conducting negotiations with APF, the OP General Partner and the Operating Partnership and their representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants, or other representatives in connection with the foregoing matters. APF, the OP General Partner and the Operating Partnership shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the General Partners and the Fund. The Representative, acting pursuant to this Section 12.3, shall not be liable to any of the General Partners or the Fund for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

   12.4 Notification of Claims. Subject to the provisions of Section 12.5, in the event of the occurrence of an event which any Party asserts constitutes an APF Indemnity Claim or a Fund Indemnity Claim, as applicable, such Party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment, or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment, or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. Any indemnifying party may elect, at such Party's sole expense, to assume control of the defense, settlement, adjustment, or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment, or compromise of such claims, or ceasing to defend against such claims, unless such settlement is a cash settlement and contains an unconditional release of the indemnified party from all existing and future claims with respect to the matter being contested. In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

   12.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive until eighteen months from the Closing Date; provided, however, the representations and warranties contained in Sections 6.2, 6.3 and 7.11 shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby. No claim shall be made after the applicable survival period.

   12.6 Limitations. Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall and the other claims described in Article XIII exceed in the aggregate the dollar amount specified in Article XIII. As to APF Indemnity Claims, the liability of each General Partner shall be limited as provided in Article XIII.

   12.7 Exclusive Provisions; No Rescission. Except as set forth in this Agreement, no Party hereto is making any representation, warranty, covenant, or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant, or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any Party hereto, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the Parties under the provisions of this Article XII shall be the sole and exclusive remedy available to the Parties with respect to claims, assertions, events, or proceedings arising out of or relating to the Merger.

                                  ARTICLE XIII

                            Limitation of Liability

   13.1 Threshold. Notwithstanding anything to the contrary stated in this Agreement, in no event (i) shall the General Partners or any of them have any liability to APF and/or the OP General Partner and the Surviving Partnership on account of any APF Indemnity Claim or for any claim for breach of warranty or for misrepresentation, or any other claim whatsoever arising under this Agreement or in connection with the transaction contemplated herein (individually a "Claim" and collectively, "Claims") or for any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever directly resulting from Claims (collectively, "Losses") unless, until and only to the extent that the accumulated amount of all Losses exceeds the amount of 373,039 in the aggregate (the "Threshold") nor
(ii) shall the individual or aggregate liability of the General Partners on account of Claims and Losses exceed the value of APF Common Shares actually issued to the General Partners in the Merger valued at the 20 Day Average Price. To the extent that any Claim is asserted against more than one General Partner, each General Partner shall be liable only for such General Partner's proportionate share of the Claim based on the percentage that the APF Common Shares received by such General Partner in the Merger is of the total APF Commons Shares comprising the Share Consideration. Any Claim against a General Partner, including an APF Indemnity Claim, may be satisfied by such General Partner, in its sole discretion, by surrendering to the claimant(s) APF Common Shares at a value equal to the closing price per share of such shares on the NYSE on the last trading day preceding the date such APF Common Shares are surrendered.

   13.2 Special Indemnification. APF agrees to indemnify, defend and hold harmless the General Partners against any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever, including reasonable attorneys' fees, arising after the Effective Time that would have arisen in their capacity as General Partners of the Fund had the Merger not been consummated and that are the result of APF's alleged actions or inactions. The Threshold described in Section 13.1 above shall not apply to APF obligations to indemnify the General Partners pursuant to this
Section 13.2.

                                  ARTICLE XIV

                                 Miscellaneous

   14.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of APF and the General Partners; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

   14.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

   14.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

   14.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of APF and the General Partners.

   14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   14.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   14.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  If to the Fund or the General Partners:

     c/o James M. Seneff, Jr.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 423-2894

  With copy to:

     Baker & Hostetler LLP
     Sun Trust Center, Suite 2300
     200 South Orange Avenue
     Orlando, Florida 32801
     Attn: Kenneth C. Wright, Esq.
     Telecopy: (407) 841-0168

  If to APF or the Operating Partnership:

     Curtis B. McWilliams
     Executive Vice President
     CNL American Properties, Inc.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 650-1000

  With copy to:

     Shaw Pittman Potts & Trowbridge
     2300 N Street, N.W.
     Washington, D.C. 20037
     Attn: John M. McDonald, Esq.
     Telecopy: (202) 663-8007

   Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

   14.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   14.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by APF, the OP General Partner and the General Partners. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   14.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   14.11 Expenses. If the Closing occurs, APF will bear all costs and expenses of the Parties incurred in connection with this Agreement and the transactions contemplated hereby to the extent not already paid by the Fund or the General Partners. If the Closing does not occur, APF, the OP General Partner and the Operating Partnership will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and the General Partners and the Fund will divide their costs and expenses (including legal fees and expenses) as follows:
(i) the Fund shall bear that percentage of the costs and expenses equal to the percentage obtained by dividing the number of Fund votes in favor of the Merger by the sum of the total number of votes cast and the total number of abstentions and (ii) the General Partners shall bear the remainder of the costs and expenses.

   14.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

   14.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

   14.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

   14.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in and for Orange County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND VI, Ltd.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne_________________
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          James M. Seneff, Jr., as General
                                           Partner

                       CNL AMERICAN PROPERTIES FUND, INC.
                          SUPPLEMENT DATED     , 1999
                                       TO
                   PROSPECTUS/CONSENT SOLICITATION STATEMENT
                             DATED           , 1999
                         FOR CNL INCOME FUND VII, LTD.

   This supplement is being furnished to you, as a Limited Partner of CNL Income Fund VII, Ltd., which we refer to as the Income Fund, for the purpose of enabling you to evaluate the proposed Acquisition of your Income Fund by CNL American Properties Fund, Inc., a Maryland corporation, which is a real estate investment trust. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed Acquisition that are unique to you and the other Limited Partners of your Income Fund. This supplement does not purport to provide an overall summary of the proposed Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding APF and the other Income Funds being acquired by APF. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the consent solicitation. Unless otherwise indicated, the terms "we," "us," "our," and "ourselves" when used herein refer to James M. Seneff, Jr., Robert A. Bourne and CNL Realty Corporation, the general partners of your Income Fund. When we refer to APF, we are referring to CNL American Properties Fund, Inc. and its subsidiaries, including CNL APF Partners, L.P., a wholly owned limited partnership through which APF conducts its business and which we call the Operating Partnership.

   APF Share numbers in this consent solicitation reflect a one-for-two reverse stock split approved by the APF stockholders on May 27, 1999 and effective on June 3, 1999.

   APF has set the exchange value at $20.00 for the purposes of allocating the APF Share consideration offered to the Income Funds. In considering what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

                                    OVERVIEW

   Pursuant to the consent solicitation and this supplement, you are being asked to approve the Acquisition of your Income Fund by APF. Your Income Fund is one of 16 limited partnerships, which we refer to collectively as the Income Funds, that APF is seeking to acquire. Supplements have also been prepared for each of the other Income Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to D.F. King & Co., 77 Water Street, New York, New York 10005.

   There are material risks and potential disadvantages associated with the Acquisition that you should consider in determining whether to vote "For" or "Against" the Acquisition. These material risks include:

   . We are uncertain about the value at which APF Shares will trade following listing.

   . We have material conflicts in light of our being both general partners of the Income Funds and members of APF's Board of Directors.

   . As stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

   . We will receive 16,139 APF Shares as a result of APF's Acquisition of your Income Fund.

   . Because your Income Fund has no tenants under bankruptcy protection, if your Income Fund approves the Acquisition along with each of the other Income Funds, you would become subject to any adverse consequences associated with the 24 restaurant properties that APF would have under bankruptcy protection.

   . Unlike your Income Fund, APF will not be prohibited from incurring indebtedness.

   . The Acquisition is a taxable transaction.

   . The Acquisition involves a fundamental change in your investment.

What is APF?

   APF is a full-service real estate investment trust formed in 1994, which offers a complete range of restaurant property services to operators of national and regional restaurant chains, from triple-net leasing and mortgage financing to site selection, construction management and build-to-suit development. As of June 30, 1999, APF had total assets of approximately $822 million and 32,000 stockholders of record. If APF acquires all of the Income Funds in the Acquisition, APF expects to have total assets of approximately $1.5 billion at the time of the consummation of the Acquisition and will be one of the largest triple-net lease REITs in the United States.

What will I receive if my Income Fund approves the Acquisition?

   If your Income Fund approves the Acquisition, you will be entitled to receive shares of APF common stock in exchange for the units of limited partnership interest that you own in your Income Fund. The APF Shares will be listed for trading on the New York Stock Exchange, or NYSE, concurrently with the consummation of the Acquisition. If you vote "Against" the Acquisition, and your Income Fund is nevertheless acquired by APF, you may elect to receive
consideration in the form of 7% callable notes due      2005.

How many APF Shares will I receive if my Income Fund is acquired by APF?

   Your Income Fund will receive 1,601,186 APF Shares before payment of Acquisition expenses. You will receive your proportion of such shares in accordance with the terms of your Income Fund's partnership agreement.

What is the value of an APF Share?

   We do not know the fair value of an APF Share. APF has assigned a value, which we refer to as the exchange value, of $20.00 per share. After careful consideration, APF concluded that the exchange value should be set at $20.00 and that the exchange value would be used to allocate the APF Share consideration among the 16 Income Funds. In determining what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

What is the required vote necessary to approve the Acquisition?

   Pursuant to the terms of your Income Fund's partnership agreement, APF's Acquisition of your Income Fund may not be consummated without the approval of greater than 50% of the outstanding units. Such an approval by your Income Fund's Limited Partners will be binding on you even if you vote "Against" the Acquisition.

Do you, as the general partners of my Income Fund, recommend that I vote "For" the proposed Acquisition?

   Yes. We unanimously recommend that you vote "For" the proposed Acquisition. We believe that the Acquisition is the best means to maximize the value of your investment in your Income Fund, as opposed to liquidating your Income Fund's portfolio or continuing unchanged the investment in your Income Fund.

How do I vote?

   Just indicate on the enclosed consent form, which is printed on the blue paper, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of Limited Partners, your units may be voted "For" or "Against" APF's Acquisition of your Income Fund. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Acquisition. If you do not vote or you abstain from voting, it will count as a vote "Against" the Acquisition.

What are the tax consequences of the Acquisition to me?

   The Acquisition is a taxable transaction. The tax obligations of individuals and tax-paying entities will generally be based on the difference between the value of the APF Shares you receive and the tax basis of your units.

   We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Acquisition.

   We have estimated, based on the exchange value, that the taxable gain per average original $10,000 investment in your Income Fund will be $2,300.

                                  RISK FACTORS

   As a result of APF's Acquisition of your Income Fund, you will assume the risks associated with the assets of APF and the other Income Funds acquired by APF. Although the majority of APF's assets and the assets of the other Income Funds acquired by APF are substantially similar to those of your Income Fund, the restaurant properties owned by APF and the other Income Funds that are acquired by APF may be differently constructed, located in a different geographic area or of a different restaurant chain than the restaurant properties owned by your Income Fund. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

   The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Acquisition that are applicable to your Income Fund.

Investment Risks

The exchange value was determined by APF, and the trading price of the APF Shares may decrease substantially below the exchange value upon listing.

   Your Income Fund will be receiving 1,601,186 APF Shares before payment of Acquisition expenses if your Income Fund approves the Acquisition. There has been no prior market for the APF Shares, and it is possible that the APF Shares may trade at prices substantially below the exchange value or the historical per share book value of the assets of APF. The APF Shares have been approved for listing on the NYSE, subject to official notice of issuance. Prior to listing, the existing APF stockholders have not had an active trading market in which they could sell their APF Shares. Additionally, any Limited Partners of the Income Funds who become APF stockholders as a result of the Acquisition will have transformed their investment in non-tradable units into an investment in freely tradable APF Shares. Consequently, some of these stockholders may choose to sell their APF Shares upon listing at a time when demand for APF Shares may be relatively low. The market price of the APF Shares may be volatile after the Acquisition, and the APF Shares could trade at prices substantially less than the exchange value as a result of increased selling activity following the issuance of the APF Shares, the interest level of investors in purchasing the APF Shares after the Acquisition and the amount of distributions to be paid by APF.

Your distributions may decrease.

   In each of the years ended December 31, 1996, 1997 and 1998, your Income Fund distributed $900 to you per $10,000 investment. While historically, APF has made distributions equal to 7.625% per APF Share, based on the exchange value, we cannot be sure that APF will be able to maintain this level of distributions in the future. In the event that APF is unable to maintain this level of distributions in the future, your distributions per $10,000 investment may decrease substantially after the Acquisition.

The general partners will receive benefits from the Acquisition and will have conflicts of interest in the Acquisition.

   The general partners have four material conflicts of interest in the Acquisition of your Income Fund. First, we, James M. Seneff, Jr. and Robert A. Bourne, who also sit on the Board of Directors of APF, and CNL Realty Corp., an entity whose sole stockholders are Messrs. Seneff and Bourne, are the three general partners of the Income Funds. As Board members of APF, Messrs. Seneff and Bourne have a different interest in the completion of the Acquisition which may conflict with your interest as a Limited Partner of the Income Fund or with their own positions as the general partners of your Income Fund. Second, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund. Third, assuming only your Income Fund is acquired in the Acquisition, we will receive 16,139 APF Shares. Finally, in the event that your Income Fund is not acquired, however, we may be required to pay all or a substantial portion of the Acquisition costs allocated to your Income Fund.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Acquisition, the terms of the Acquisition may have been more favorable to you and the other Limited Partners.

   We, as the general partners of your Income Fund, have not retained an independent representative to act on your behalf or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration to be received, of the Acquisition. No group of Limited Partners was empowered to negotiate the terms and conditions of the Acquisition or to determine what procedures should be used to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and APF have been the parties responsible for structuring all the terms and conditions of the Acquisition. We engaged legal counsel to assist with the preparation of the documentation for the Acquisition, including the consent solicitation, and such legal counsel did not serve, or purport to serve, as legal counsel for the Income Funds or Limited Partners. If an independent representative had been retained for the Income Funds, the terms of the Acquisition may have been different and possibly more favorable to the Limited Partners. In particular, had separate representation for each of the Income Funds been arranged by us, issues unique to the value of each of the specific Income Funds might have been highlighted or received greater attention, resulting in adjustments to the value assigned to the assets of such Income Funds and increasing the number of APF Shares or notes that would be allocable to such Income Fund if acquired in the Acquisition.

The Acquisition will result in a fundamental change in the nature of your investment.

   The Acquisition of your Income Fund involves a fundamental change in the nature of your investment. Your investment will change from constituting an interest in your Income Fund, which has a fixed portfolio of restaurant properties in which you participate in the profits from the operation of its restaurant properties, to holding common stock of APF, an operating company, that will own an interest in 1,231 restaurant properties, assuming only your Income Fund and the CNL Restaurant Businesses were acquired as of June 30, 1999. The risks inherent in investing in an operating company such as APF include that APF may invest in new restaurant properties that are not as profitable as APF anticipated, it may incur substantial indebtedness to make future acquisitions of restaurant properties that it may be unable to repay and it may make mortgage loans to prospective operators of national and regional restaurant chains that may not have the ability to repay.

   Also, an investment in APF may not outperform your investment in your Income Fund. Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Income Fund's assets, to an investment in an entity in which you may realize the value of your investment only through the sale of your APF Shares, not from liquidation proceeds from restaurant properties. Continuation of your Income Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Income Fund's restaurant properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your APF Shares or from the combination of cash paid to and payments on any notes if you elect to receive notes.

Real Estate/Business Risks

If APF's borrowers default on mortgage loans, APF's income could be adversely affected.

   APF will be subject to risks inherent in the business of lending, such as the risk of default by or bankruptcy of the borrower. Upon a default by a borrower, APF may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with APF's administration of the mortgage loans and any collections upon a borrower's default. APF will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since APF's primary source of financing its mortgage loans will be through variable rate loans, any increase in interest rates will also increase APF's borrowing costs. In addition, any interest rate increases after a loan's origination could also adversely affect the value of the loans when securitized.

APF may not be able to access the securitization markets.

   The CNL Restaurant Financial Services Group previously "securitized" one portfolio of mortgage loans by contributing them to a trust that subsequently issued trust certificates representing beneficial ownership interests in the pool of mortgage loans. The CNL Restaurant Financial Services Group ultimately received the net proceeds paid to the trust from the sale of the trust certificates. APF now operates these lending and securitization operations. We cannot be sure that APF will be able to integrate successfully the lending and securitization operations into its business. In addition, APF's ability to access the securitization markets for the mortgage loans on favorable terms could be adversely affected by a variety of factors, including adverse market conditions and adverse performance of its loan portfolio or servicing responsibilities. If APF is unable to access the securitization market, it would have to retain as assets those mortgage loans it would otherwise securitize, thereby remaining exposed to the related credit and repayment risks on such mortgage loans. Under such circumstances, APF would also have to seek a different source for funding its operations than securitizations.

APF's gains on any completed securitizations may be overstated if prepayments or defaults are greater than anticipated.

   APF will report gains on sales of mortgage loans in any securitization based in part on the estimated fair value of the mortgage-related securities retained by APF. In a securitization, APF would expect to retain a residual-interest security and retain an interest-only strip security. The fair value of the residual-interest and interest-only strip security would be the present value of the estimated net cash flows to be received after considering the effects of prepayments and credit losses. The capitalized mortgage servicing rights and mortgage-related securities would be valued using prepayment, default, and interest rate assumptions that APF believes are reasonable. The amount of revenue recognized upon the sale of loans or loan participations will vary depending on the assumptions utilized.

   APF may have to make adjustments to the amount of revenue it recognizes for a securitization if the rate of prepayment, rate of default, and the estimates of the future costs of servicing utilized by APF vary from APF's estimates. For example, APF's gain upon the sale of loans will have been either overstated or understated if prepayments and/or defaults are greater than or less than anticipated. In addition, higher levels of future prepayments, and/or increases in delinquencies or liquidations, would result in a lower valuation of the mortgage-related securities. These adjustments would adversely affect APF's earnings in the period in which the adjustment is made. Such adjustments may be material if APF's estimates are significantly different from actual results.

APF's increased leverage increases APF's risk of default which could, in turn, adversely affect APF's results of operations and stockholder distributions.

   In addition to the issuance of APF Shares or the sale of units of the Operating Partnership. APF has funded and intends to continue to fund acquisitions and the development of new restaurant properties through short-term borrowings and by financing or refinancing its indebtedness on such properties on a longer-term basis when market conditions are appropriate. As of June 30, 1999, and assuming the acquisition of the CNL Restaurant Businesses, APF's debt service ratio was 3.31x and its ratio of debt-to-total assets was 35.92%. If only your Income Fund was acquired as of that date. APF's debt service ratio would have been 3.44x and its ratio of debt to total assets would have been 35.03%. As a general policy, APF's Board of Directors has allowed APF to borrow funds only when the ratio of debt-to-total assets of APF is 45% or less. APF's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that APF may incur in the future. Accordingly, APF's Board of Directors could modify the current policy at any time after the Acquisition. If this policy were changed, APF could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase APF's risk of default on its obligations and adversely affect APF's results of operations and its ability to make required distributions to its stockholders.

APF's ability to incur additional secured debt may dilute the value of the notes held by former Limited Partners of the Income Funds.

   APF may increase its level of secured debt. Payments on any notes issued by APF in connection with the Acquisition would be subordinated to any secured debt incurred by APF. Also, any secured debt would have a priority claim of repayment over the notes in the event that APF defaulted under its obligations.

APF's plan to grow through the acquisition and development of new restaurant properties could be adversely affected by trends in the real estate and financing businesses.

   APF's growth strategy is substantially based on the acquisition and development of additional restaurant properties. We do not know that APF will do so successfully because APF may have difficulty finding new restaurant properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional restaurant properties is subject to many risks. For instance, if an additional restaurant property is in a market in which APF has not invested before, APF will have relatively little experience in and may be unfamiliar with that new market.

The inability of a tenant or borrower to make lease and mortgage payments could have an adverse effect on APF.

   APF's business depends on the tenants' and borrowers' ability to pay their obligations to APF with respect to APF's real estate leases and mortgage loans. APF typically does not require that a third party guarantee the obligations of the tenant or the borrower. The ability of the tenants or borrowers to pay their obligations to APF in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a restaurant chain, may adversely affect the economic viability of the restaurant chain, including but not limited to:

   . national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by APF's customers;

   . changes or weaknesses in specific industry segments;

   . perceptions by prospective customers of the safety, convenience, services and attractiveness of the restaurant chain;

   . changes in demographics, consumer tastes and traffic patterns;

   . the ability to obtain and retain capable management;

   . the inability of a particular restaurant chain's computer system, or that of its franchisor or vendors, to adequately address year 2000 issues;

   . increases in operating expenses; and

   . increases in minimum wages, taxes or mandatory employee benefits.

APF has tenants of two significant restaurant chains that have filed for bankruptcy protection.

   The fact that APF has tenants of two significant restaurant chains that have filed for bankruptcy protection may adversely affect APF's total rental, earned and interest income. Because all of APF's properties are leased on a triple-net basis, if a tenant has defaulted on its lease obligations or has declared bankruptcy, it would reduce APF's rental, earned and interest income until APF could lease those affected properties to a new tenant or tenants. As of June 30, 1999, your Income Fund had no tenants under bankruptcy protection. Therefore, assuming that your Income Fund is acquired by APF, you, as an APF stockholder or noteholder, may be subject to the adverse consequences associated with having significant tenants under bankruptcy protection. As of June 30, 1999, and assuming that all the Income Funds are acquired by APF, APF would have had 24 restaurant properties not generating rental income. The aggregate lost rental, earned and interest income of the leases of these properties, whether due to bankruptcy or otherwise, for the six months ended June 30, 1999, would have been equal to $1,175,483, which constitutes 2.12% of total rental, earned and interest income, including lost rental, earned and interest income, for the same period.

Tax Risks

APF's failure to qualify as a REIT for tax purposes would result in APF's taxation as a corporation and the reduction of funding available for stockholder distribution.

   If APF fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, APF may be subject to the federal alternative minimum tax and various state income taxes. Unless APF is entitled to relief under specific statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if APF loses its REIT status, the funds available for distribution to you, as an APF stockholder, would be reduced substantially for each of the years involved.

If APF cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

   Subject to adjustments that are unique to REITs, a REIT generally must distribute 95% of its taxable income. In the event that APF does not have sufficient cash, this distribution requirement may limit APF's ability to acquire additional restaurant properties and to make mortgage loans. Also, for the purposes of determining taxable income, APF may be required to include interest payments, rent and other items it has not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, APF could have taxable income in excess of cash available for distribution. If this occurred, APF would have to borrow funds or liquidate some of its assets in order to maintain its status as a REIT.

Changes in the tax law could adversely affect APF's REIT status.

   APF's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect APF's status as a REIT. In the event that there is a change in the tax laws that prevents APF from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, APF may not be able to make the same level of distributions to its stockholders. In addition, such change may limit APF's ability to invest in additional restaurant properties and to make additional mortgage loans.

                     CONSIDERATION PAID TO THE INCOME FUND

   The proposed number of APF Shares to be paid to your Income Fund was determined by APF in accordance with its own valuation methodologies regarding each Income Fund. We, as the general partners of each Income Fund, determined the fairness of the value of the APF Shares to be paid to your Income Fund based in part on the appraisal of the restaurant properties of your Income Fund by Valuation Associates. In addition, we engaged Legg Mason to provide us with an opinion that the APF Share consideration to be received by each Income Fund, individually, is fair from a financial point of view to each Income Fund.

   The following table sets forth the exchange value of the APF Shares to be paid to your Income Fund in the Acquisition. The APF Shares payable to your Income Fund will not change if APF acquires fewer than all of the Income Funds in the Acquisition. This data assumes that none of the Limited Partners of your Income Fund have elected to receive notes. You should note that the APF Shares may trade at prices substantially below the exchange value upon listing on the NYSE.

                 Original
                  Limited
                  Partner
  Original      Investments
   Limited         less
   Partner     Distributions                                                        Exchange Value
 Investments   of Net Sales               Exchange                                  of APF Shares
    less       Proceeds per   Number of   Value of               Exchange Value of   per Average
Distributions     $10,000    APF Shares  APF Shares   Estimated     APF Shares     $10,000 Original
of Net Sales     Original    Offered to  Payable to  Acquisition after Acquisition Limited Partner
 Proceeds(1)   Investment(1) Income Fund Income Fund  Expenses       Expenses         Investment
-------------  ------------- ----------- ----------- ----------- ----------------- ----------------
$30,000,000       $10,000     1,601,186  $32,023,720  $378,000      $31,645,720        $10,549

--------

(1) As of December 31, 1998, the Income Fund had no distributions of net sales proceeds.

   If your Income Fund approves the Acquisition and you have voted "Against" the Acquisition, but you do not wish to own APF Shares, you can elect to
receive your portion of the consideration in 7.0% callable notes, due    ,
2005. The payment received by you and other Limited Partners who elect to receive notes will be equal to 97% of the value of your portion of the exchange value of the APF Shares that would otherwise have been paid to your Income
Fund. The notes will bear interest at 7.0% and will mature on    , 2005. APF
may redeem the notes at any time prior to their maturity at a price equal to the sum of the outstanding principal balance plus accrued interest. In addition, if Limited Partners in your Income Fund elect to receive notes in an amount greater than 15% of the exchange value of the APF Shares to be paid to your Income Fund, the APF has the right to decline to acquire your Income Fund.

                          EXPENSES OF THE ACQUISITION

   If your Income Fund approves the Acquisition, the portion of the Acquisition expenses attributable to your Income Fund will be paid by your Income Fund, as detailed below. The number of APF Shares paid to your Income Fund would reflect a reduction for your Income Fund's expenses of the Acquisition. Acquisition expenses are expected to range from 1.1% to 1.3% of the exchange value of the APF Shares payable to each Income Fund.

   If the Acquisition of your Income Fund is not approved, we will bear a percentage of all Acquisition expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Income Fund, divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Income Fund. In such event, your Income Fund will bear the remaining Acquisition expenses.

   The following table sets forth the estimated Acquisition expenses of acquiring your Income Fund:

                         Pre-closing Transaction Costs

     Legal Fees (1)................................................... $ 24,336
     Appraisals and Valuation (2).....................................    6,600
     Fairness Opinions (3)............................................   30,000
     Solicitation Fees (4)............................................   17,237
     Printing and Mailing (5).........................................   96,673
     Accounting and Other Fees (6)....................................   47,615
                                                                       --------
         Subtotal.....................................................  222,461
                                                                       --------

                           Closing Transaction Costs

     Title, Transfer Tax and Recording Fees (7).......................   76,923
     Legal Closing Fees (8)...........................................   37,995
     Partnership Liquidation Costs (9)................................   40,621
                                                                       --------
         Subtotal.....................................................  155,539
                                                                       --------
     Total............................................................ $378,000
                                                                       ========

--------
(1) Aggregate legal fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $423,998. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the value of the APF Share consideration payable to your Income Fund, based on the exchange value, to the total value of the APF Share consideration payable to all of the Income Funds, based on the exchange value.
(2) Aggregate appraisal and valuation fees to be incurred by all of the Income Funds in connection with the Acquisition were $105,420. Your Income Fund's pro-rata portion of these fees was determined based on the number of restaurant properties in your Income Fund.
(3) Each Income Fund received a fairness opinion from Legg Mason and incurred a fee of $30,000.
(4) Aggregate solicitation fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $250,000. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
(5) Aggregate printing and mailing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $1,399,998. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
(6) Aggregate accounting and other fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $841,245. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

(7) Aggregate title, transfer tax and recording fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $1,313,596. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.
(8) Aggregate legal closing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $648,842. our Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

(9) Aggregate partnership liquidation costs to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $698,901. Your Income Fund's pro-rata portion of these costs was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.

   The solicitation fees related to the Acquisition will be allocated among the Income Funds, us and APF depending upon whether the Acquisition is consummated. For purposes of the Acquisition, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and other Limited Partners.

   If APF acquires all of the Income Funds, all of the solicitation fees will be payable by APF. If APF acquires less that all of the Income Funds, all of the solicitation fees will be payable by APF or the Income Funds that are acquired in proportion to their respective exchange values. If none of the Income Funds are acquired by APF, all of the solicitation fees will be payable by us.

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   Article 12 of your Income Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding units is required to approve a "Liquidating Sale," which is defined by the partnership agreement to include a transaction or series of transactions resulting in the transfer of 80% or more in value of your Income Fund's restaurant properties acquired within two years of the initial date of the prospectus (January 30, 1990). Because the Acquisition of your Income Fund is a "Liquidating Sale" within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding units.

Consequence of Failure to Approve the Acquisition

   If the Limited Partners of your Income Fund representing greater than 50% of the outstanding units do not vote "For" the Acquisition, the Acquisition may not be consummated under the terms of the partnership agreement. In such event, we plan to continue to operate your Income Fund as a going concern and to eventually dispose of your Income Fund's restaurant properties approximately 7 to 12 years after they were acquired or as soon thereafter if, in our opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

Special Meeting to Discuss the Acquisition

   We, as general partners of the Income Funds, have scheduled a special meeting of the Limited Partners of your Income Fund to discuss the solicitation materials, which include the consent solicitation, this supplement and the other materials distributed to you, and the terms of APF's Acquisition of your Income Fund, prior to voting on the Acquisition. The special meeting will be
held at 10:00 a.m., Eastern time, on               , 1999, at
                                          . We and members of APF's management
intend to solicit actively your support for the Acquisition and would like to use the special meeting to answer questions about the Acquisition and the solicitation materials and to explain in person our reasons for recommending that you vote "For" the Acquisition.

                               VOTING PROCEDURES

   The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Acquisition of your Income Fund by APF. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

   In order for APF to acquire your Income Fund, the Limited Partners holding greater than 50% of the outstanding units of your Income Fund must approve the Acquisition. Your Income Fund will be acquired by a merger with the Operating Partnership, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated March 11, 1999, as amended, by and between APF and your Income Fund is attached hereto as Appendix B. We encourage you to read it.

   If you are not planning to attend the special meeting of the Limited Partners of your Income Fund and to vote in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the Acquisition of your Income Fund. The solicitation period will commence upon delivery of the solicitation materials to you on or about
           , 1999 and will continue until the later of (a)           , 1999, a
date not less than 60 calendar days from the initial delivery of the solicitation materials, or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond May 31, 2000. Any consent form received by Corporate Election Services prior to 5:00 p.m., Eastern time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your units will be counted as voting "Against" the Acquisition of your Income Fund and you will receive APF Shares if your Income Fund is acquired.

   A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. The first part seeks your consent to APF's Acquisition of your Income Fund and related matters. The exact matters which a vote in favor of the Acquisition will be deemed to approve are described above under "Required Vote." If you have interests in more than one Income Fund, you will receive multiple consent forms which will provide for separate votes for each Income Fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

   The second part of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints James M. Seneff, Jr. and Robert A. Bourne as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the Acquisition. The power of attorney is intended solely to ease the administrative burden of completing the Acquisition without requiring your signatures on multiple documents.

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                  TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following information has been prepared to compare the amounts of compensation paid and cash distributions made, by your Income Fund to us and our affiliates to the amounts that would have been paid if the compensation and distribution structure, which will be in effect after the Acquisition, had been in effect during the years presented below.

   Under your Income Fund's partnership agreement, we and our affiliates are entitled to receive fees in connection with managing the affairs of each Income Fund. Your partnership agreement also provides that we are to be reimbursed for our expenses for services performed for your Income Fund, such as legal, accounting, transfer agent, data processing and duplicating services.

   APF operates as an internally-advised REIT. If your Income Fund is acquired, it will share in the overall cost of managing the consolidated portfolio of restaurant properties owned by APF. As stockholders of APF, you and the other former Limited Partners of your Income Fund will receive distributions in proportion with your ownership of APF Shares. This cost participation and dividend payment are in lieu of the payments to us discussed above.

   During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, the aggregate amounts accrued or actually paid by your Income Fund to us are shown below under "Historical Distributions Paid to the General Partners and Affiliates" and the estimated amounts of compensation that would have been paid had the Acquisition been in effect for the periods presented, are shown below under "Pro Forma Distributions to Be Paid to the General Partners Following the Acquisition":

                                      Year Ended December 31, Six Months Ended
                                      -----------------------    June 30,
                                       1996    1997    1998         1999
                                      ------- ------- ------- ----------------
Historical Distributions Paid to the
 General Partners and Affiliates:
General Partner Distributions........     --      --      --          --
Accounting and Administrative
 Services............................ $92,985 $77,078 $87,256     $36,446
Broker/Dealer Commissions............     --      --      --          --
Due Diligence and Marketing Support
 Fees................................     --      --      --          --
Acquisition Fees.....................     --      --      --          --
Asset Management Fees ...............     --      --      --          --
Real Estate Disposition Fees(1)......     --      --      --          --
                                      ------- ------- -------     -------
  Total historical................... $92,985 $77,078 $87,256     $36,446
Pro Forma Distribution to Be Paid to
 the General Partners Following the
 Acquisition:
Cash Distributions on APF Shares(2).. $22,790 $24,040 $24,611     $12,306
Salary Compensation..................     --      --      --          --
                                      ------- ------- -------     -------
  Total pro forma(3)................. $22,790 $24,040 $24,611     $12,306

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(1) Payment of real estate disposition fees is subordinated to minimum returns and the return of original capital to the Limited Partners. To date, no such fees have been paid since the required minimum returns have not been made to the Limited Partners.

(2) Represents estimated distributions based on APF Shares received in the Acquisition.

(3) As a result of the Acquisition, we and our affiliates will no longer be entitled to receive the general partner distributions and fees described in the historical presentation above. However, this does not mean that APF will avoid incurring some portion of these costs on a going forward basis, particularly as such costs relate to accounting and administrative services and asset management. Due to APF's acquisition of the Advisor, APF became an internally advised REIT. Therefore, all accounting and administrative services and asset management expenses previously borne by the Advisor, will be borne internally by APF. The material costs that APF will continue to incur will be salaries of the employees utilized to perform such services and the costs of any assets necessary to perform such services.

           CASH DISTRIBUTIONS TO LIMITED PARTNERS OF YOUR INCOME FUND

   The information below should be read in conjunction with the information provided in this supplement under the caption "Financial Statements."

   The following table sets forth the distributions paid to the Limited Partners of your Income Fund per $10,000 original investment for the periods indicated below:

                                                     Six Months Ended
                            Year Ended December 31,   June 30, 1999
                            ------------------------ ----------------
                            1994 1995 1996 1997 1998    Historical
                            ---- ---- ---- ---- ---- ----------------
Distributions from Income.  $826 $654 $768 $861 $814       $450
Distributions from Return
 of Capital...............    94  246  132   39   86        --
                            ---- ---- ---- ---- ----       ----
  Total...................  $920 $900 $900 $900 $900       $450
                            ==== ==== ==== ==== ====       ====

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(1) Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income, including deductions for depreciation expense, on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from non-cash items. This amount is not required to be presented as a return of capital except for purposes of this table, and the Income Fund has not treated this amount as a return of capital for any other purpose.

                        COMPARATIVE PER SHARE DATA

   The following tabulation reflects (a) the historical net income and book value per share of APF common stock in comparison with the adjusted historical net income and book value per share after giving effect of property acquisitions and the acquisition of the CNL Restaurant Businesses, and the pro forma net income and book value per share after giving effect to the Acquisition of your Income Fund, (b) the historical net income and book value per unit of your Income Fund in comparison with the equivalent pro forma net income and book value per share attributable to the .0527 APF Shares that will be received by your Income Fund with respect to each of its outstanding units and assuming none of the Limited Partners elect to receive notes, and (c) the historical cash dividends per share of APF with the equivalent pro forma of
 .0527 times the cash dividend paid on each APF Share. The historical per share information presented in this tabulation is derived from the financial information of APF and your Income Fund presented on pages S-22 through S-23.

   The pro forma financial information below is for informational purposes only and does not purport to be indicative of APF's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated by the pro forma financial information. The pro forma financial information should not be viewed as predictive of APF's financial results or conditions in the future.

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ ----------
APF
  Net Income:
    Historical.........................................    $1.21       $0.61
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........     1.08         .51
    Pro forma..........................................     1.10         .52
  Dividends:
    Historical.........................................     1.52         .76
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses(1).......     1.52         .76
    Pro forma(1).......................................     1.52         .76
  Book value:
    Historical.........................................    17.70       17.54
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........    16.28       16.21
    Pro forma..........................................    16.34       16.28
CNL Income Fund VII, Ltd.
  Net Income:
    Historical.........................................      .08         .05
    Equivalent pro forma(2)............................      .06         .03
  Dividends:
    Historical.........................................      n/a         n/a
    Equivalent pro forma(3)(4).........................      .08         .04
  Book Value:
    Historical.........................................      .81         .81
    Equivalent pro forma(2)............................      .86         .86

-------

(1) Reflects APF's historical dividend rate.

(2) Pro forma amounts for APF multiplied by .0527 based on receipt by the partners of your Income Fund of 1,582,286 APF Shares, net of Acquisition expenses, in exchange for 30,000,000 units, or the ratio of exchange.

(3) Historical amounts for APF multiplied by .0527, or the ratio of exchange.

(4) An equivalent pro forma dividend rate of $0.04 per share for the six months ended June 30, 1999 equates to $400 per original $10,000 investment. To review the pro forma financial information in greater detail with respect to APF after giving effect to the Acquisition and the acquisition of the CNL Restaurant Businesses, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

                                    FAIRNESS

General

   We believe the Acquisition to be fair to, and in the best interests of your Income Fund. After careful evaluation, we have concluded that the Acquisition is the best way to maximize the value of your investment. We recommend that you and the other Limited Partners approve the Acquisition and receive APF Shares.

   Based upon our analysis of the Acquisition, we believe that:

   . the terms of the Acquisition are fair to you and the other Limited
     Partners; and

   . after comparing the potential benefits and detriments of the Acquisition with those of several alternatives, the Acquisition is more economically attractive to you and the other Limited Partners than such alternatives.

   Our beliefs are based upon our analysis of the terms of the Acquisition, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Acquisition and the alternatives to the Acquisition and a review of the financial condition and performance of APF and your Income Fund and the terms of critical agreements, such as your Income Fund's partnership agreement.

   We also believe that the Acquisition is procedurally fair for several reasons. First, the Acquisition is required to be approved by Limited Partners holding greater than 50% of the outstanding units of your Income Fund and is subject to the closing conditions. Those closing conditions are that the APF Shares are listed on the NYSE, that the APF stockholders have approved the increase in the number of APF Shares authorized to be issued and that Merrill Lynch has issued a new fairness opinion if fewer than all of the Income Funds are acquired. Second, if your Income Fund is acquired all Limited Partners of your Income Fund who vote "Against" the Acquisition will be given the option of receiving APF Shares or notes.

   Although we believe the terms of the Acquisition are fair to you and the other Limited Partners, we have conflicts of interest with respect to the Acquisition. These conflicts include, among others:

   . that we will receive APF Shares, assuming APF acquires all of the Income Funds, upon completion of the Acquisition;

   . that Messrs. Seneff and Bourne are stockholders of APF and, as such, their interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund; and

   . that we will be relieved from our material ongoing liabilities with respect to the Income Fund if it is acquired by APF.

Material Factors Underlying Belief as to Fairness

   The following is a discussion of the material factors underlying our belief that the terms of the Acquisition are fair as a whole to you and the other Limited Partners of your Income Fund and maximize the value of your investment.

   1. Consideration Offered. We will be offered the same form of consideration in the Acquisition as the Limited Partners with respect to our capital interest in the Income Fund. We believe that the form and amount of consideration offered to us and the Limited Partners, including dissenting Limited Partners who select the notes, constitute fair value. We compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Acquisition is fair based on such comparison. In addition, we believe the Acquisition is the best way to maximize the return on your investment because of your ability to participate in the potential appreciation of APF Shares. Since your Income Fund is restricted to owning and leasing a static number of restaurant properties due to the limitations contained in your Income Fund's partnership agreement and limited capital resources, your investments have less of an opportunity to appreciate. Because APF is a growth-oriented operating company, you will have the opportunity, as an APF stockholder, to participate in APF's future growth.

   2. Independent Appraisals and Fairness Opinions. Our belief as to the fairness of the Acquisition as a whole and to the Limited Partners of your Income Fund and our statements above regarding the material terms underlying our belief as to fairness are partially based upon the appraisal of your Income Fund's restaurant properties prepared by Valuation Associates and upon the fairness opinion provided by Legg Mason. A copy of the fairness opinion is attached hereto as Appendix A. We encourage you to read it. We attributed significant weight to the appraisal of Valuation Associates and the fairness opinion of Legg Mason, which we believe support our conclusion that the Acquisition is fair to the Limited Partners. We do not know of any factors that would materially alter the conclusions made in the appraisal of Valuation Associates or the fairness opinion of Legg Mason, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. We believe that the engagement of Valuation Associates to provide the appraisal and of Legg Mason to provide the fairness opinion assisted us in the fulfillment of our fiduciary duties to your Income Fund and the Limited Partners, notwithstanding that: (1) each of Valuation Associates and Legg Mason received fees for its services, (2) Legg Mason has previously provided investment banking services to the Income Funds and to Commercial Net Lease Realty, Inc., which at the time was an affiliate of CNL Group, Inc., and
(3) Valuation Associates has previously performed valuation appraisals for APF. We note that because the Acquisition of any one Income Fund is not a condition of the Acquisition of any other Income Fund, the fairness opinions analyze each Income Fund separately, not in combination with other Income Funds. However, based on the reasons stated in this section of the supplement and the opinion of Legg Mason that the APF Share consideration payable to each Income Fund is fair from a financial point of view, we believe the Acquisition is fair regardless of the number of Income Funds that are acquired in the Acquisition.

   In rendering its opinion with respect to the fairness, from a financial point of view, with respect to (a) the APF Shares offered with respect to your Income Fund, (b) the aggregate APF Shares offered with respect to the Income Funds, and (c) the method of allocating the APF Shares among the Income Funds, Legg Mason did not address or render any opinion with respect to other aspects of the Acquisition, including:

   . the value or fairness of the notes;

   . the prices at which the APF Shares may trade following the Acquisition or the trading value of the APF Shares to be offered compared with the current fair market value of the Income Funds' portfolios or assets if liquidated in real estate markets;

   . the tax consequences of any aspect of the Acquisition;

   . the fairness of the amounts or allocation of Acquisition costs or the amounts of Acquisition costs allocated to the Limited Partners; or

   . any other matters with respect to any specific individual partner or class of partners.

   In addition, Legg Mason was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Income Funds or their assets. Also, Legg Mason's opinion also does not compare the relative merits of the Acquisition with those of any other transaction or business strategy that was or might have been considered by us as alternatives to the Acquisition.

   Legg Mason's fairness opinion does not constitute a recommendation to you as to how to vote on the Acquisition or as to whether you should elect to receive the APF Share consideration or the notes.

   3. Valuation of Alternatives. Based on the appraisal of your Income Fund's restaurant properties, we estimated the value of your Income Fund if liquidated and as a going concern. On the basis of these calculations, we believe that the value of the APF Shares will exceed the going concern value and liquidation value of your Income Fund.

   4. Cash Available for Distribution Before and After the Acquisition. We believe the Acquisition will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. The effect of the Acquisition and the cash available for distribution will vary, however, from Income Fund to Income Fund. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of APF as an operating company and will also receive investment liquidity through the public market in APF Shares.

   5. Comparative Valuation Analysis. In assessing the fairness of the Acquisition, we relied on the appraisals prepared by Valuation Associates in connection with its engagement by us. Based on such information and other historical data of the Income Funds, we prepared a comparative valuation analysis, which supported our determination that the Acquisition is in the best interest of the Limited Partners of each of the Income Funds.

   The following table summarizes the results of our comparative valuation analysis:

                                                                                                             Weighted
                             Original         Original         Exchange                                   Average Trading
                             Limited       Limited Partner   Value of APF                     Estimated      Prices of
                             Partner      Investments less    Shares Paid      Estimated     Liquidation      Units
                           Investments    any Distributions       per        Going Concern    Value per     per Average
                               less         of Net Sales    Average $10,000    Value per       Average        $10,000
                         Distributions of   Proceeds per    Limited Partner Average $10,000    $10,000       Original
                            Net Sales     $10,000 Original     Original        Original       Original    Limited Partner
                           Proceeds(1)      Investment(1)    Investment(2)   Investment(3)  Investment(4)  Investment(5)
                         ---------------- ----------------- --------------- --------------- ------------- ---------------
CNL Income Fund VII,
 Ltd. ..................    30,000,000         10,000           10,441          10,410          9,758          9,300

--------
(1) The Income Fund has had no distributions of net sales proceeds.
(2) Values are based on the exchange value established by APF. Upon listing the APF Shares on the NYSE, the actual values at which the APF Shares will trade on the NYSE may be substantially below the exchange value.
(3) Represents the estimated value of an original $10,000 investment in your Income Fund, if your Income Fund continues unchanged, subject to the assumptions made by Valuation Associates in its appraisal.
(4) Represents the amount that we estimate would have been distributed to you with respect to an original $10,000 investment in the Income Fund if your Income Fund had sold its assets on December 31, 1998, subject to the assumptions made by Valuation Associates in its appraisal.
(5) Based on the weighted average trading prices of your Income Fund's units, per original $10,000 investment, in the secondary markets from July 1, 1998 to June 30, 1999. A substantial majority of the transfer prices in this column reflect purchases by your Income Fund as part of its distribution reinvestment program and do not necessarily reflect the prices in a secondary market.

   We believe that the comparative valuation analysis, when considered together with the anticipated effect of the Acquisition and with all the other differences between continued ownership of units as compared with the receipt of APF Shares, supports our recommendation in favor of the Acquisition.

                             CONFLICTS OF INTEREST

Affiliated General Partners

   As the general partners of your Income Fund, we each have a contractual obligation pursuant to your Income Fund's partnership agreement as well as a legal obligation under state law to assess whether the terms of the Acquisition are fair and equitable to the Limited Partners of your Income Fund without regard to whether the Acquisition is fair and equitable to any of the other participants, including the Limited Partners in other Income Funds. James M. Seneff, Jr. and Robert A. Bourne act as the individual general partners of all of the Income Funds and also as members of the Board of Directors of APF. While Messrs. Seneff and Bourne have sought faithfully to discharge their obligations to your Income Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to your Income Fund and also on APF's Board of Directors. Additionally, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

Substantial Benefits to General Partners

   As a result of the Acquisition assuming only your Income Fund is acquired, we are expected to receive three material benefits. These benefits include:

   . With respect to our ownership in your Income Fund, we may be issued up to 16,139 APF Shares in accordance with the terms of your Income Fund's partnership agreement. The 16,139 APF Shares issued to us will have an exchange value of $322,780.

   . James M. Seneff, Jr. and Robert A. Bourne, as your individual general partners, will also continue to serve as directors of APF with Mr. Seneff serving as Chairman of APF and Mr. Bourne serving as Vice Chairman. Furthermore, they will be entitled to receive performance-based incentives, including stock options under APF's 1999 Performance Incentive Plan or any other such plan approved by the stockholders. The benefits that may be realized by Messrs. Seneff and Bourne are likely to exceed the benefits that they would expect to derive from the Income Funds if the Acquisition does not occur.

   . As general partners of your Income Fund, we are legally liable for all of your Income Fund's liabilities to the extent that your Income Fund is unable to satisfy such liabilities. Because the partnership agreement for your Income Fund prohibits the Income Fund from incurring indebtedness, the only liabilities the Income Fund has are liabilities with respect to its ongoing business operations. In the event that your Income Fund is acquired by APF, we would be relieved of our legal obligation to satisfy the liabilities of the acquired Income Fund.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the Acquisition to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Acquisition to you.

Material Tax Differences between the Ownership of Units and APF Shares

   Because your Income Fund is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a Limited Partner, you are required to take into account your share of the income or loss of your Income Fund regardless of whether any cash is distributed to you. If your Income Fund is acquired by APF, and you have voted "For" the Acquisition, you will receive APF Shares. If you have voted "Against" the Acquisition but your Income Fund is acquired by APF, you may elect to receive notes.

   If your Income Fund is acquired by APF and you receive APF Shares, your ownership of APF Shares will affect the character and amount of income reportable by you in the future. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Income Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Income Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a Limited Partner, if your Income Fund is acquired by APF and you receive APF Shares, as a stockholder of APF you will be taxed based on the amount of distributions you receive from APF. Each year APF will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of APF's earnings and profits. Because the Acquisition is a taxable transaction, APF's tax basis in the acquired restaurant properties will be higher than your Income Fund's tax basis had been in the same properties. At the same time, however, APF may be required to utilize a slower method of depreciation with respect to some restaurant properties than that used by your Income Fund. As a result, APF's tax depreciation from the acquired restaurant properties will differ from your Income Fund's tax depreciation. Accordingly, under some circumstances, even if APF were to make the same level of distributions as your Income Fund, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of APF does not depend on its character to APF. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if APF incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Acquisition

   In connection with the Acquisition and for federal income tax purposes, if your Income Fund is acquired by APF, the assets and any liabilities of your Income Fund will be transferred to APF in return for APF Shares and/or notes. Your Income Fund will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your Income Fund, including gain recognized as a result of the transfer of restaurant properties pursuant to the Acquisition. For purposes of allocating gain, we have valued the APF Shares at a price of $20. The estimated taxable gain, as of June 30, 1999, based on the $20 valuation, for an average $10,000 original Limited Partner investment in your Income Fund, is set forth in the table below for those Limited Partners subject to federal income taxation. The information in the table assumes that none of the Limited Partners in the Income Fund elected to receive notes.

                                                              Estimated Gain per
                                                               Average $10,000
                                                               Original Limited
                                                              Partner Investment
                                                              ------------------
CNL Income Fund VII, Ltd.....................................       $2,300

   Under section 351(a) of the Internal Revenue Code of 1986, as amended, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. APF has represented to Shaw Pittman, APF's tax counsel, that, following the Acquisition, the Limited Partners of the Income Funds will not own stock possessing at least 80 percent of the total combined voting power of all classes of APF stock entitled to vote and at least 80 percent of the total number of shares of all other classes of APF stock. Based upon this representation, Shaw Pittman has opined that the Acquisition will not result in the acquisition of control of APF by the Limited Partners for purposes of section 351(a). Accordingly, the transfer of assets will result in recognition of gain or loss by each Income Fund that is acquired by APF.

   If your Income Fund is acquired by APF and no Limited Partners elect to receive the notes, your Income Fund will receive solely APF Shares in exchange for your Income Fund's assets. As a result, your Income Fund will recognize an amount of gain equal to the difference between:

   . the sum of (a) the fair market value of the APF Shares received by your Income Fund and (b) the amount of your Income Fund's liabilities, if any, assumed by the Operating Partnership, and

   . the adjusted tax basis of the assets transferred by your Income Fund to the Operating Partnership.

   If your Income Fund is acquired by APF and you or another Limited Partner in your Income Fund elect the notes option, your Income Fund will receive APF Shares and notes in exchange for your Income Fund's assets. Because the
principal portion of the notes will not be due until     , 2005, the
acquisition of your Income Fund's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your Income Fund's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the Acquisition, the amount of gain recognized by your Income Fund in the year of the Acquisition will be equal to the value of the APF Shares received by your Income Fund multiplied by the ratio that the gross profit realized by your Income Fund in the Acquisition bears to the total contract price for your Income Fund's assets. To the extent your Income Fund realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your Income Fund in the year of the Acquisition.

   The gross profit that your Income Fund realizes from the Acquisition will generally equal the excess, if any, of the selling price for your Income Fund's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by qualified indebtedness encumbering your Income Fund's assets, if any, that is assumed or taken subject to by the Operating Partnership. The exact amount of the gain to be recognized by your Income Fund in the year of the Acquisition will also vary depending upon the decisions of the Limited Partners to receive APF Shares or notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the Acquisition are likely to be treated as realized from the sale of a "section 1231 asset," (which is real property or a depreciable asset used in a trade or business and held for more than one year. Your share of gains or losses from the sale of section 1231 assets of your Income Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Income Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your Income Fund recognizes will be allocated to you and the other Limited Partners in accordance with the terms of your Income Fund's partnership agreement. Each Limited Partner will be allocated and must report his, her or its allocable share of such gain, if any, pursuant to these terms, regardless of the Limited Partner's decision to receive notes rather than APF Shares. Even though a Limited Partner's election of the notes may decrease the amount of gain your Income Fund recognizes, the electing Limited Partner still will be required to take into account his, her or its share of your Income Fund's gain as determined under the partnership agreement of your Income Fund. Therefore, Limited Partners who elect the notes may recognize gain in the year of the Acquisition despite the fact that they will not receive cash with which to pay the tax on the gain. Such Limited Partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the Limited Partners electing to receive notes.

   Tax Consequences of the Liquidation and Termination of Your Income Fund. If your Income Fund is acquired by APF, your Income Fund will be deemed to have liquidated and distributed APF Shares or notes, as the case may be, to you. The taxable year of your Income Fund will end at this time, and you must report, in your taxable year that includes the date of the Acquisition, your share of all income, gain, loss, deduction and credit for your Income Fund through the date of the Acquisition, including gain or loss resulting from the Acquisition. If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your Income Fund's income attributable to more than one of its taxable years.

   The APF Shares or notes will be distributed among you and the other Limited Partners in a manner that we, as the general partners of your Income Fund, determine to be proportionate based on your respective capital account balances. If you receive APF Shares in the Acquisition and the value of those APF Shares exceeds your basis in your units, you will recognize gain or loss equal to the difference between the fair market value of the APF Shares that you receive and your adjusted tax basis in your units. Your basis in the APF Shares will then equal the fair market value of the APF Shares on the closing date of the Acquisition, and your holding period for the APF Shares for purposes of determining capital gain or loss will begin on the closing date of the Acquisition. If you receive APF Shares in the Acquisition and your basis in your units exceeds the value of the APF Shares, you will not recognize gain or loss. Your basis in the APF Shares will equal the basis that you had in your units, and your holding period for purposes of determining capital gain or loss will begin on the closing date of the Acquisition.

   If you receive notes in the Acquisition, your basis in the notes distributed to you will equal your adjusted basis in your units, and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your Income Fund's holding period in the assets transferred to APF.

   Because the assets of your Income Fund are held for investment and not for resale, the Acquisition will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not a social club, voluntary employee's beneficiary association, supplemental unemployment benefit trust, or qualified group legal services plan as described in sections 501 (c)(7), (9), (17) or
(20) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Acquisition.

   Tax Consequences of the Acquisition to APF. APF will not recognize gain or loss as a result of the Acquisition. APF will have a holding period in the restaurant properties that begins on the closing date. The basis of the restaurant properties received by APF from the Income Funds will equal the fair market value of the APF Shares, plus the issue price of the notes issued in the Acquisition, plus the amount of any liabilities of the Income Funds assumed by APF.

   The aggregate basis of APF's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, APF's basis in each acquired restaurant property may differ from the Income Fund's basis therein, and the restaurant properties may be subject to different depreciable periods and methods as a result of the Acquisition. These factors could result in an overall change, following the Acquisition, in the depreciation deductions attributable to the restaurant properties acquired from the Income Funds following the Acquisition.

          SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VII, Ltd.
                        Six Months Ended June 30, 1999

                                     Property                                 Historical   Historical
                                    Acquisition                                  CNL          CNL
                       Historical    Pro Forma                  Historical    Financial     Financial
                           APF      Adjustments     Subtotal     Advisor    Services, Inc.    Corp.      Subtotal
                       -----------  -----------    -----------  ----------  -------------- -----------  -----------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $27,900,894  $3,056,620(a)  $30,957,514  $        0    $        0   $         0  $30,957,514
 Fees.............               0           0               0   9,454,036     2,963,154        11,511   12,428,701
 Interest and
 Other Income.....       4,249,461           0       4,249,461      87,570       249,258    11,539,080   16,125,369
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Revenue...     $32,150,355   3,056,620      35,206,975   9,541,606     3,212,412    11,550,591  $59,511,584
 Expenses:
 General and
 Administrative...       2,244,408           0       2,244,408   5,405,130     2,441,151       263,524   10,354,213
 Management and
 Advisory Fees....       1,681,870           0       1,681,870           0             0     1,231,905    2,913,775
 Fees to Related
 Parties..........               0           0               0      88,949       689,425             0      778,374
 Interest.........               0           0               0      92,707             0    10,294,499   10,387,206
 State Taxes......         464,966           0         464,966           0             0             0      464,966
 Depreciation--
 Other............               0           0               0      77,130        39,032             0      116,162
 Depreciation--
 Property.........       3,701,974     967,179(a)    4,669,153           0             0             0    4,669,153
 Amortization.....           9,700           0           9,700          36             0             0        9,736
 Transaction
 Costs............         483,005           0         483,005           0             0             0      483,005
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Expenses..       8,585,923     967,179       9,553,102   5,663,952     3,169,608    11,789,928   30,176,590
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties, and
 Provision for
 Losses on
 Properties.......     $23,564,432  $2,089,441     $25,653,873  $3,877,654    $   42,804   $  (239,337) $29,334,994
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........          31,241           0          31,241           0             0             0       31,241
 Gain (Loss) on
 Sale of
 Properties.......        (201,843)          0        (201,843)          0             0             0     (201,843)
 Provision For
 Losses on
 Properties.......        (540,522)          0        (540,522)          0             0             0     (540,522)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      22,853,308   2,089,441      24,942,749   3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision)
 for Federal
 Income Taxes.....               0           0               0  (1,595,036)      (16,906)       86,202   (1,525,740)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net
 Earnings(Losses)..    $22,853,308  $2,089,441     $24,942,749  $2,282,618    $   25,898   $  (153,135) $27,098,130
                       ===========  ==========     ===========  ==========    ==========   ===========  ===========
                                                        Historical
                        Combining                       CNL Income
                        Pro Forma           Combined    Fund VII,   Pro Forma         Adjusted
                       Adjustments             APF         Ltd.    Adjustments        Pro Forma
                       ------------------- ------------ ---------- ----------------- ------------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $         0         $30,957,514  $1,189,934    37,863 (j)     $32,185,311
 Fees.............      (9,812,516)(b),(c)   2,616,185           0   (21,458)(k)       2,594,727
 Interest and
 Other Income.....         144,014 (d)      16,269,383      84,139         0          16,353,522
                       ------------------- ------------ ---------- ----------------- ------------
  Total Revenue...      (9,668,502)         49,843,082   1,274,073    16,405          51,133,560
 Expenses:
 General and
 Administrative...        (774,311)(e)       9,579,902      75,612   (41,831)(l),(m)   9,613,683
 Management and
 Advisory Fees....      (2,913,775)(f)               0           0         0 (n)               0
 Fees to Related
 Parties..........        (743,673)(g)          34,701           0         0              34,701
 Interest.........               0          10,387,206           0         0          10,387,206
 State Taxes......               0             464,966      13,055     6,150 (o)         484,171
 Depreciation--
 Other............               0             116,162           0         0             116,162
 Depreciation--
 Property.........               0           4,669,153     150,719    88,251 (p)       4,908,123
 Amortization.....       1,076,153 (h)       1,085,889           0         0           1,085,889
 Transaction
 Costs............               0             483,005     111,897         0             594,902
                       ------------------- ------------ ---------- ----------------- ------------
  Total Expenses..      (3,355,606)         26,820,984     351,283    52,570          27,224,837
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties, and
 Provision for
 Losses on
 Properties.......      (6,312,896)         23,022,098     922,790   (36,165)         23,908,723
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........               0              31,241     259,094   (28,017)(q)         262,318
 Gain (Loss) on
 Sale of
 Properties.......               0            (201,843)    189,244         0             (12,599)
 Provision For
 Losses on
 Properties.......               0            (540,522)          0         0            (540,522)
                       ------------------- ------------ ---------- ----------------- ------------
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      (6,312,896)         22,310,974   1,371,128   (64,182)         23,617,920
 Benefit/(Provision)
 for Federal
 Income Taxes.....       1,525,740 (i)               0           0         0                   0
                       ------------------- ------------ ---------- ----------------- ------------
 Net
 Earnings(Losses)..    $(4,787,156)        $22,310,974  $1,371,128   (64,182)        $23,617,920
                       =================== ============ ========== ================= ============

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VII, Ltd.
                        Six Months Ended June 30, 1999

                                     Property                                Historical    Historical
                                    Acquisition                                 CNL           CNL
                       Historical    Pro Forma                  Historical   Financial     Financial
                          APF       Adjustments      Subtotal    Advisor   Services, Inc.    Corp.        Subtotal
                      ------------  -----------    ------------ ---------- -------------- ------------ --------------
Other data:
Earnings per
share/unit......      $       0.61  $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============  ==========     ============ ==========   ==========   ============ ==============
Book value per
share/unit......      $      17.54  $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============  ==========     ============ ==========   ==========   ============ ==============
Dividends per
share/unit......      $       0.76  $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============  ==========     ============ ==========   ==========   ============ ==============
Ratio of
Earnings to
Fixed Charges...             18.16x        n/a              n/a        n/a          n/a            n/a            n/a
                      ============  ==========     ============ ==========   ==========   ============ ==============
Weighted average
shares
outstanding
during period...        37,347,883         n/a       37,347,883        n/a          n/a            n/a     37,347,883
                      ============  ==========     ============ ==========   ==========   ============ ==============
Shares
outstanding.....        37,348,464         n/a       37,348,464        n/a          n/a            n/a     37,348,464
                      ============  ==========     ============ ==========   ==========   ============ ==============
Balance sheet
data:
Real estate
assets, net.....      $691,443,127  $3,369,856(s)  $694,812,983 $        0   $        0   $          0 $  694,812,963
Mortgages/notes
receivable......      $ 63,351,507  $        0     $ 63,351,507 $        0   $        0   $290,522,671 $  353,874,178
Receivables/due
from related
parties.........      $    649,972  $        0     $    649,972 $8,668,738   $5,417,084   $  1,125,933 $   15,861,727
Investment in
joint ventures..      $  1,081,046  $        0     $  1,081,046          0   $        0   $          0 $    1,081,046
Total assets....      $822,225,342  $3,369,856(s)  $825,595,198 $9,407,247   $6,369,606   $304,738,561 $1,146,110,612
Total
liabilities/minority
interest........      $167,023,516  $3,369,856(s)  $170,393,372 $1,076,772   $  829,856   $300,143,224 $  472,443,224
Total equity....      $655,201,826  $        0     $655,201,826 $8,330,475   $5,539,750   $  4,595,337 $  673,667,388
                                                        Historical
                       Combining                        CNL Income
                       Pro Forma            Combined     Fund VII,   Pro Forma             Adjusted
                      Adjustments             APF          Ltd.     Adjustments           Pro Forma
                      ------------------ -------------- ----------- ------------------- -----------------
Other data:
Earnings per
share/unit......      $       n/a        $          n/a $      0.05 $      n/a          $         0.52
                      ================== ============== =========== =================== =================
Book value per
share/unit......      $       n/a        $          n/a $      0.81 $      n/a          $        16.28
                      ================== ============== =========== =================== =================
Dividends per
share/unit......      $       n/a        $          n/a $      0.05 $      n/a          $          n/a
                      ================== ============== =========== =================== =================
Ratio of
Earnings to
Fixed Charges...              n/a                   n/a         n/a        n/a                    2.92x
                      ================== ============== =========== =================== =================
Weighted average
shares
outstanding
during period...        6,150,000            43,497,883         n/a  1,582,286              45,080,169(r)
                      ================== ============== =========== =================== =================
Shares
outstanding.....        6,150,000            43,498,464         n/a  1,582,286              45,080,750
                      ================== ============== =========== =================== =================
Balance sheet
data:
Real estate
assets, net.....      $         0        $  694,812,983 $17,448,079 $7,413,375 (t2)     $  719,674,437
Mortgages/notes
receivable......      $         0        $  353,874,178 $ 1,235,728 $        0          $  355,109,906
Receivables/due
from related
parties.........      $(6,614,629)(u)    $    9,247,098 $     2,499 $  (25,464)(w)      $    9,224,133
Investment in
joint ventures..      $         0        $    1,081,046 $ 3,413,821 $1,044,420 (t2)     $    5,539,287
Total assets....      $24,420,261(t2)(u) $1,170,530,873 $25,319,329 $4,348,574 (t2)(w)  $1,200,198,776
Total
liabilities/minority
interest........      $(6,957,486)(u)(v) $  465,485,738 $   984,405 $  (25,464)(w)      $  466,444,679
Total equity....      $31,377,747(t1)(v) $  705,045,135 $24,334,924 $4,374,038 (t2)     $  733,754,097

        SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VII, Ltd.

                   For the Year Ended December 31, 1998

                                Property                            Historical   Historical
                               Acquisition                             CNL          CNL                  Combining
                  Historical    Pro Forma              Historical   Financial    Financial               Pro Forma   Combined
                      APF      Adjustments  Subtotal    Advisor   Services, Inc.   Corp.     Subtotal   Adjustments     APF
                  -----------  ----------- ----------- ---------- -------------- ---------- ----------- ----------- -----------
Other data:
Earnings Per
Share/Unit......  $      1.21   $     n/a  $       n/a    $n/a         $n/a         $n/a    $       n/a $      n/a  $       n/a
                  ===========   =========  ===========    ====         ====         ====    =========== ==========  ===========
Book Value Per
Share/Unit......  $     17.70   $     n/a  $       n/a    $n/a         $n/a         $n/a    $       n/a $      n/a  $       n/a
                  ===========   =========  ===========    ====         ====         ====    =========== ==========  ===========
Dividends Per
Share/Unit......  $      1.52   $     n/a  $       n/a    $n/a         $n/a         $n/a    $       n/a $      n/a  $       n/a
                  ===========   =========  ===========    ====         ====         ====    =========== ==========  ===========
Ratio of
Earnings to
Fixed Charges...        79.97x        n/a          n/a     n/a          n/a          n/a            n/a        n/a          n/a
                  ===========   =========  ===========    ====         ====         ====    =========== ==========  ===========
Wtd. Avg. Shares
Outstanding.....   26,648,219   6,981,616   33,629,835     n/a          n/a          n/a     33,629,835  6,150,000   39,779,835
                  ===========   =========  ===========    ====         ====         ====    =========== ==========  ===========
Shares
Outstanding.....   37,337,927           0   37,337,927     n/a          n/a          n/a     37,337,927  6,150,000   43,487,927
                  ===========   =========  ===========    ====         ====         ====    =========== ==========  ===========
                  Historical
                  CNL Income
                  Fund VII,   Pro Forma   Adjusted
                     Ltd.    Adjustments  Pro Forma
                  ---------- ----------- --------------
Other data:
Earnings Per
Share/Unit......    $0.08    $      n/a  $      1.10
                  ========== =========== ==============
Book Value Per
Share/Unit......    $0.81    $      n/a  $     16.34
                  ========== =========== ==============
Dividends Per
Share/Unit......    $0.09    $      n/a  $       n/a
                  ========== =========== ==============
Ratio of
Earnings to
Fixed Charges...      n/a           n/a         3.06x
                  ========== =========== ==============
Wtd. Avg. Shares
Outstanding.....      n/a     1,582,286   41,362,121(x)
                  ========== =========== ==============
Shares
Outstanding.....      n/a     1,582,286   45,070,213
                  ========== =========== ==============

--------
(a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if restaurant properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any restaurant properties for the periods prior to their construction completion and availability for occupancy.

(b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund:

      Origination fees from affiliates............................ $  (689,425)
      Secured equipment lease fees................................     (67,967)
      Advisory fees...............................................    (126,788)
      Reimbursement of administrative costs.......................    (382,728)
      Acquisition fees............................................  (4,452,252)
      Underwriting fees...........................................     (54,248)
      Administrative, executive and guarantee fees................    (532,389)
      Servicing fees..............................................    (572,728)
      Development fees............................................     (38,853)
      Management fees.............................................  (1,681,870)
                                                                   -----------
         Total.................................................... $(8,599,248)
                                                                   ===========

(c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

(d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

      Interest income.................................................. $144,014

(e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

      General and administrative costs.............................. $(774,311)

(f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

      Management fees............................................. $(1,681,870)
      Administrative executive and guarantee fees.................    (532,389)
      Servicing fees..............................................    (572,728)
      Advisory fees...............................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

(g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

(h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (u) below:

      Amortization of goodwill...................................... $1,076,153

(i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

(j) Represents $37,863 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

(k) Represents the elimination of fees between the Advisor and the Income Fund:

      Management fees................................................ $      0
      Reimbursement of administrative costs..........................  (21,458)
                                                                      --------
                                                                      $(21,458)
                                                                      ========

(l) Represents the elimination of $21,458 in administrative costs reimbursed by the Income Fund to the Advisor.

(m) Represents savings of $20,373 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

(n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

(o) Represents additional state income taxes of $6,150 resulting from assuming that acquisitions of restaurant properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

(p) Represents an increase in depreciation expense of $88,251 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

(q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $28,017 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

(r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

(s) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma restaurant properties acquired from April 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

(t) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                                CNL
                                             Financial
                                             Services
                                  Advisor      Group     Income Fund     Total
                                ----------- -----------  -----------  ------------
      Fair Value of
       Consideration Received.  $81,830,023 $50,605,410  $31,543,529  $163,978,962
                                =========== ===========  ===========  ============
      Share Consideration.....  $76,000,000 $47,000,000  $28,708,962  $151,708,962
      Cash Consideration......          --          --       378,000       378,000
      APF Transaction Costs...    5,830,023   3,605,410    2,456,567    11,892,000
                                ----------- -----------  -----------  ------------
       Total Purchase Price...  $81,830,023 $50,605,410  $31,543,529  $163,978,962
                                =========== ===========  ===========  ============
      Allocation of Purchase
       Price:
      Net Assets - Historical.  $ 8,330,475 $10,135,087  $24,334,924  $ 42,800,486
      Purchase Price
       Adjustments:
       Land and buildings on
        operating leases......          --          --     5,906,376     5,906,376
       Net investment in
        direct financing
        leases................          --          --     1,506,999     1,506,999
       Investment in joint
        ventures..............          --          --     1,044,420     1,044,420
       Accrued rental income..          --          --    (1,175,747)   (1,175,747)
       Intangibles and other
        assets................          --   (2,575,792)     (73,443)   (2,649,235)
       Goodwill*..............          --   43,046,115          --     43,046,115
       Excess purchase price..   73,499,548         --           --     73,499,548
                                ----------- -----------  -----------  ------------
        Total Allocation......  $81,830,023 $50,605,410  $31,543,529  $163,978,962
                                =========== ===========  ===========  ============

     * Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

  The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisitions of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,499,548 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations." Goodwill of $43,046,115 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

      1.Common Stock (CFA, CFS, CFC) - Class A.........        8,600
       Common Stock (CFA, CFS, CFC) - Class B..........        4,825
       Additional Paid-In Capital (CFA, CFS, CFC)......   12,568,974
       Retained Earnings...............................    5,883,163
       Accumulated distributions in excess of earnings.   73,499,548
       Goodwill for CFC/CFS (Intangibles and other
        assets)........................................   43,046,115
        CFC/CFS Organizational Costs/Other Assets......                2,575,792
        Cash to pay APF transaction costs..............                9,435,433
        APF Common Stock...............................                   61,500
        APF Capital in Excess of Par Value.............              122,938,500
       (To record acquisition of CFA, CFS and CFC)

      2.Partners' Capital..............................   24,334,924
       Land and buildings on operating leases..........    5,906,376
       Net investment in direct financing leases.......    1,506,999
       Investment in joint ventures....................    1,044,420
        Accrued rental income..........................                1,175,747
        Intangibles and other assets...................                   73,443
        Cash to pay APF Transaction costs..............                2,456,567
        Cash consideration to Income Funds.............                  378,000
        APF Common Stock...............................                   15,823
        APF Capital in Excess of Par Value.............               28,693,139
        (To record acquisition of the Income Fund)

(u) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

(v) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

(w) Represents the elimination by the Income Fund of $25,464 in related party payables recorded as receivables by the Advisor.

(x) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

  To review the pro forma financial information of APF in the event that APF acquires the CNL Restaurant Businesses and all of the Income Funds, see the section entitled "Unaudited Pro Forma /Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

        SELECTED HISTORICAL FINANCIAL DATA OF CNL INCOME FUND VII, LTD.

   The following table sets forth selected financial information for the Income Fund, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of CNL Income Fund VII, Ltd." in this supplement.

                             Six Months Ended
                                 June 30,                           Year Ended December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Revenues (1)............  $ 1,533,167 $ 1,438,798 $ 2,948,217 $ 2,919,734 $ 2,882,709 $ 2,716,883 $ 2,917,331
Net income (2)..........    1,371,128   1,204,135   2,466,018   2,606,008   2,326,863   1,982,148   2,503,300
Cash distributions
 declared(3)............    1,350,002   1,350,000   2,700,000   2,700,000   2,700,000   2,700,002   2,760,002
Net income per unit (2).        0.045       0.040       0.081       0.086       0.077       0.065       0.083
Cash distributions
 declared per unit(3)...        0.045       0.045       0.090       0.090       0.090       0.090       0.092
GAAP book value per
 unit...................        0.811       0.813       0.810       0.818       0.821       0.834       0.858
Weighted average number
 of Limited Partner
 units outstanding......   30,000,000  30,000,000  30,000,000  30,000,000  30,000,000  30,000,000  30,000,000
                                 June 30,                                December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Total assets............  $25,319,329 $25,301,757 $25,218,258 $25,479,762 $25,523,853 $25,915,616 $26,644,363
Total partners' capital.   24,334,924  24,401,913  24,313,796  24,547,778  24,641,770  25,014,907  25,732,761

--------
(1) Revenues include equity in earnings of unconsolidated joint ventures and minority interest in income of the consolidated joint venture.

(2) Net income for the six months ended June 30, 1999 and 1998, and for the years ended December 31, 1998, 1997, 1996, 1995 and 1994, includes $189,244, $499, $1,025, $184,627, $195,675, $1,421 and $77,379,
    respectively, from gains on dispositions of land and buildings. Net income for the years ended December 31, 1997, 1996 and 1995, includes a loss on sale of land and building of $19,739, $235,465 and $6,556, respectively. In addition, net income for the year ended December 31, 1995, includes a loss on demolition of building of $174,466.

(3) Distributions for the year ended December 31, 1994, include a special distribution to the Limited Partners of $60,000 which represented cumulative excess operating reserves.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
             AND RESULTS OF OPERATIONS OF CNL INCOME FUND VII, LTD.

Introduction

   The Income Fund is a Florida limited partnership that was organized on August 18, 1989, to acquire for cash, either directly or through joint venture arrangements, both newly constructed and existing restaurants, as well as land upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains. The leases are triple-net leases, with the lessees generally responsible for all repairs and maintenance, property taxes, insurance and utilities. As of June 30, 1999, the Income Fund owned 38 restaurant properties, which included interests in nine restaurant properties owned by joint ventures in which the Income Fund is a co-venturer and two restaurant properties owned with affiliates as tenants-in-common.

Capital Resources

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's primary source of capital for the six months ended June 30, 1999 and 1998 was cash from operations, which consists of cash received from tenants, distributions from joint ventures, and interest and other income received, less cash paid for expenses. Cash from operations was $1,405,372 and $1,401,833 for the six months ended June 30, 1999 and 1998, respectively. The increase in cash from operations for the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, is primarily a result of changes in working capital.

   Other sources and uses of capital included the following during the six months ended June 30, 1999.

   In June 1999, the Income Fund sold its restaurant property in Maryville, Tennessee to the tenant in accordance with the purchase option under the lease agreement to purchase the restaurant property for $1,068,802 and received net sales proceeds of $1,059,954. This resulted in a gain of $188,691 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in 1990 and had a cost of approximately $890,700, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $169,300 in excess of its original purchase price. As of June 30, 1999, the net sales proceeds of $1,059,954, plus accrued interest of $3,429, were being held in an interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional restaurant property. We believe that the transaction, or a portion thereof, relating to the sale of the restaurant property in Maryville, Tennessee and the reinvestment of the proceeds will qualify as a like-kind exchange transaction for federal income tax purposes. However, the Income Fund anticipates that it will distribute amounts that we determine to be sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale.

   In June 1999, Halls Joint Venture, in which the Income Fund owns a 51.1% interest, sold its restaurant property to the tenant in accordance with the purchase option under the lease agreement for $891,915, which resulted in a gain to the joint venture of approximately $239,300 for financial reporting purposes. The restaurant property was originally contributed to Halls Joint Venture in 1990 and had a total cost to the joint venture of approximately $672,000, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the joint venture sold the restaurant property for approximately $219,900 in excess of its original purchase price. We believe that the transaction, or a portion thereof, relating to the sale of the restaurant property in Halls Joint Venture and the reinvestment of the proceeds will qualify as a like-kind exchange transaction for federal income tax purposes.

   Currently, rental income from the Income Fund's restaurant properties and any net sales proceeds held by the Income Fund, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use for the payment of Income Fund expenses, are invested in money market accounts or other short-term, highly liquid investments such as demand deposit at commercial banks, certificates of deposit, and money market accounts with less than a 30-day maturity date. At June 30, 1999, the Income Fund had $906,629 invested in such short-term investments, as compared to $856,825 at December 31, 1998. The funds remaining at June 30, 1999, after payment of distributions and other liabilities, will be used to meet the Income Fund's working capital and other needs.

   On May 11, 1999, four Limited Partners in several of the Income Funds served a lawsuit against us and APF in connection with the Acquisition. On July 8, 1999, the plaintiffs amended the complaint to add three additional Limited Partners as plaintiffs. Additionally, on June 22, 1999, a Limited Partner in several Income Funds served a lawsuit against us, AFP, CNL Group, Inc. and the CNL Restaurant Businesses in connection with the Acquisition. We and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

 The Years Ended December 31, 1998, 1997 and 1996

   The Income Fund's primary source of capital for the years ended December 31, 1998, 1997, and 1996, was cash from operations of $2,790,975, $2,840,459 and
$2,670,869, respectively. The decrease in cash from operations during 1998, as compared to 1997, is primarily a result of changes in the Income Fund's working capital. The increase in cash from operations during 1997, as compared to 1996, is primarily a result of changes in income and expenses and changes in working capital.

   Other sources and uses of capital included the following during the years ended December 31, 1998, 1997, and 1996.

   In March 1996, the Income Fund entered into an agreement with the tenant of the restaurant property in Daytona Beach, Florida, for payment of rental payment deferrals the Income Fund had granted to the tenant through March 31, 1996. Under the agreement, the Income Fund agreed to abate approximately $13,200 of the rental payment deferral amounts. The tenant made payments of approximately $5,700 in each of April 1996, March 1997, and June 1998 in accordance with the terms of the agreement, and has agreed to pay the Income Fund the remaining balance due of approximately $22,300 in four remaining annual installments through 2002.

   In July 1996, the Income Fund sold its restaurant property in Colorado Springs, Colorado for $1,075,000 and received net sales proceeds of $1,044,909, which resulted in a gain of $194,839 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in July 1990 and had a cost of approximately $900,900, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $144,000 in excess of its original purchase price. In October 1996, the Income Fund reinvested the net sales proceeds, along with additional funds, in a Boston Market restaurant property located in Marietta, Georgia. A portion of the transaction relating to the sale of the restaurant property in Colorado Springs, Colorado and the reinvestment of the net sales proceeds were structured to qualify as a like-kind exchange transaction in accordance with Section 1031 of the Internal Revenue Code. The Income Fund distributed amounts that we determined were sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale.

   In addition, in October 1996, the Income Fund sold its restaurant property in Hartland, Michigan for $625,000 and received net sales proceeds of $617,035, which resulted in a loss of approximately $235,465 for financial reporting purposes. In February 1997, the Income Fund reinvested the net sales proceeds in CNL Mansfield Joint Venture. The Income Fund has a 79 percent interest in the profits and losses of CNL Mansfield Joint Venture. The remaining interest in this joint venture is held by an affiliate of the Income Fund, which has the same general partners.

   In May 1997, the Income Fund sold its restaurant property in Columbus, Indiana for $240,000 and received net sales proceeds of $223,589, which resulted in a loss of $19,739 for financial reporting purposes. In December 1997, the Income Fund reinvested the net sales proceeds, along with additional funds, in a restaurant property in Miami, Florida as tenants-in-common with affiliates of ours, in exchange for a 35.64% interest in this restaurant property.

   In October 1997, the Income Fund sold its restaurant property in Dunnellon, Florida for $800,000 and received net sales proceeds, net of $5,055 which represents amounts due to the former tenant for prepaid rent, of $752,745. This resulted in a gain of $183,701 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in August 1990 and had a cost of approximately $546,300, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $211,500 in excess of its original purchase price. In December 1997, the Income Fund reinvested these net sales proceeds in a restaurant property in Smithfield, North Carolina as tenants-in-common with one of our affiliates. We believe that the transaction, or a portion thereof, relating to the sale of the restaurant property in Dunnellon, Florida and the reinvestment of the net sales proceeds in the restaurant property in Smithfield, North Carolina will qualify as a like-kind exchange transaction in accordance with Section 1031 of the Internal Revenue Code. However, the Income Fund will distribute amounts that we determine to be sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale.

   In addition, in October 1997, the Income Fund and an affiliate, as tenants-in-common, sold the restaurant property in Yuma, Arizona, in which the Income Fund owned a 48.33% interest, for a total sales price of $1,010,000 and received net sales proceeds of $982,025. This resulted in a gain, to the tenancy-in-common, of approximately $128,400 for financial reporting purposes. The restaurant property was originally acquired in July 1994 and had a total cost of approximately $861,700, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the restaurant property was sold for approximately $120,300 in excess of its original purchase price. In December 1997, the Income Fund reinvested its portion of the net sales proceeds from the sale of the Yuma, Arizona restaurant property, along with funds from the sale of the wholly-owned restaurant property in Columbus, Indiana, in a restaurant property in Miami, Florida as tenants-in-common with affiliates of ours. We believe that the transaction, or a portion thereof, relating to the sale of the restaurant property in Yuma, Arizona and the reinvestment of the net sales proceeds in the restaurant property in Miami, Florida will qualify as a like-kind exchange transaction in accordance with Section 1031 of the Internal Revenue Code. However, the Income Fund will distribute amounts that we determine to be sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale.

   None of the restaurant properties owned by the Income Fund or the joint ventures in which the Income Fund owns an interest is or may be encumbered. Under its partnership agreement, the Income Fund is prohibited from borrowing for any purpose. However, we or our affiliates are entitled to reimbursement, at cost, for actual expenses incurred by us or our affiliates on behalf of the Income Fund. From time to time, affiliates of ours incur operating expenses on behalf of the Income Fund for which the Income Fund reimburse the affiliates without interest.

   Rental income from the Income Fund's restaurant properties and net sales proceeds from the sale of restaurant properties, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use for the payment of Income Fund expenses, are invested in money market accounts or other short-term highly liquid investments such as demand deposit accounts at commercial banks, CD's and money market accounts with less than a 30-day maturity date. At December 31, 1998, the Income Fund had $856,825 invested in such short-term investments, as compared to $761,317 at December 31, 1997. As of December 31, 1998, the average interest rate earned on the rental income deposited in demand deposit accounts at commercial banks was approximately two percent annually. The funds remaining at December 31, 1998 will be used for the payment of distributions and other liabilities.

Short-Term Liquidity

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's short-term liquidity requirements consist primarily of the operating expenses of the Income Fund.

   The Income Fund's investment strategy of acquiring restaurant properties for cash and leasing them under triple-net leases to operators who generally meet specified financial standards minimizes the Income Fund's operating expenses. We believe that the leases will continue to generate cash flow in excess of operating expenses.

   We have the right, but not the obligation, to make additional capital contributions if we deem it appropriate in connection with the operations of the Income Fund.

   The Income Fund generally distributes cash from operations remaining after the payment of operating expenses of the Income Fund, to the extent that we determine that such funds are available for distribution. Based on cash from operations, the Income Fund declared distributions to the Limited Partners of $1,350,000 for each of the six months ended June 30, 1999 and 1998, or $675,000 for each of the quarters ended June 30, 1999 and 1998. This represents distributions of $0.045 per unit for each applicable six months, or $0.023 per unit for each applicable quarter.

   No distributions were made to us for the quarters and six months ended June 30, 1999 and 1998. No amounts distributed to the Limited Partners for the six months ended June 30, 1999 and 1998 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available for distribution to the Limited Partners on a quarterly basis.

   Total liabilities of the Income Fund, which include distributions payable, increased to $838,345 at June 30, 1999 from $757,857 at December 31, 1998. The increase in liabilities at June 30, 1999 is primarily a result of the Income Fund accruing transaction costs relating to the Acquisition. We believe that the Income Fund has sufficient cash on hand to meet its current working capital needs.

   During the six months ended June 30, 1999, the Income Fund received notice from a tenant deciding to exercise the purchase option under the lease agreement relating to the Burger King restaurant property in Jefferson City, Tennessee. We believe that the anticipated sales price for this restaurant property exceeds the Income Fund's net carrying value attributable to the restaurant property. As of August 6, 1999, the sale had not occurred.

 The Years Ended December 31, 1998, 1997 and 1996

   Due to low operating expenses and ongoing cash flow, we do not believe that working capital reserves are necessary at this time. In addition, because the leases of the Income Fund's restaurant properties are generally on a triple-net basis, it is not anticipated that a permanent reserve for maintenance and repairs will be established at this time. To the extent, however, that the Income Fund has insufficient funds for such purposes, we will contribute to the Income Fund an aggregate amount of up to one percent of the offering proceeds for maintenance and repairs.

   Based primarily on cash from operations, the Income Fund declared distributions to the Limited Partners of $2,700,000 for each of the years ended December 31, 1998, 1997, and 1996. This represents distributions of $0.090 per unit for each of the years ended December 31, 1998, 1997, and 1996. No amounts distributed to the Limited Partners for the years ended December 31, 1998, 1997, and 1996 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions.

   During 1998, affiliates of ours incurred on behalf of the Income Fund $86,851 for operating expenses, as compared to $74,968 during 1997 and $97,288 during 1996. As of December 31, 1998, the Income Fund owed $17,911 to affiliates for such amounts and accounting and administrative services, as compared to $27,683 as of December 31, 1997. As of March 11, 1999, the Income Fund had reimbursed the affiliates all such amounts. In addition, as of December 31, 1998 and 1997, the Income Fund owed $7,200 in real estate disposition fees to an affiliate as a result of its services in connection with the 1995 sale of the restaurant property in Jacksonville, Florida. The payment of such fees is deferred until the Limited Partners have received the sum of their 10% preferred return and their adjusted capital contributions. Total liabilities, including distributions payable, of the Income Fund decreased to $732,746 at December 31, 1998 from $749,587 at December 31, 1997 primarily as a result of a decrease in rents paid in advance at December 31, 1998.

Long-Term Liquidity

   The Income Fund has no long-term debt or other long-term liquidity requirements.

Results of Operations

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   During the six months ended June 30, 1999 and 1998, the Income Fund and its consolidated joint venture, San Antonio #849 Joint Venture, owned and leased 29 wholly owned restaurant properties to operators of fast-food and family-style restaurant chains, including one restaurant property which was sold in 1999. The Income Fund and its consolidated joint venture, earned $1,186,255 and $1,199,345 during the six months ended June 30, 1999 and 1998, respectively, in rental income from operating leases and earned income from direct financing leases, $591,655 and $602,246 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. Rental and earned income decreased approximately $8,100 during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, primarily as a result of the sale of the restaurant property in Maryville, Tennessee, as described above in "Capital Resources."

   During the six months ended June 30, 1999 and 1998, the Income Fund owned and leased nine restaurant properties indirectly through other joint venture arrangements, including one restaurant property in Halls Joint Venture which was sold in 1999, and owned two restaurant properties indirectly with our affiliates as tenants-in-common. In connection therewith, during the six months ended June 30, 1999 and 1998, the Income Fund earned $268,374 and $151,193, respectively, $195,079 and $73,260 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. The increase in net income earned by joint ventures is attributable to the fact that in June 1999, Halls Joint Venture, in which the Income Fund owns a 51.1% interest, recognized a gain of approximately $239,300, approximately $122,000 of which was allocated to the Income Fund, for financial reporting purposes as a result of the sale of its restaurant property in June 1999, as described above in "Capital Resources." Because the joint venture intends to reinvest the sales proceeds in an additional restaurant property in 1999, the Income Fund does not anticipate that the sale of the restaurant property will have a material adverse effect on operations.

   Operating expenses, including depreciation expense, were $351,283 and $235,162 for the six months ended June 30, 1999 and 1998, respectively, of which $189,111 and $117,992 were incurred during the quarters ended June 30, 1999 and 1998, respectively. The increase in operating expenses during the quarter and six months ended June 30, 1999, was primarily due to the fact that during the quarter and six months ended June 30, 1999, the Income Fund incurred $78,624 and $111,897, respectively, in transaction costs related to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition with APF. If the Limited Partners reject the Acquisition, the Income Fund will bear the portion of the transaction costs based upon the percentage of "For" votes and we will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   As a result of the sale of the restaurant property in Florence, South Carolina in August 1995, and recording the gain using the installment method, the Income Fund recognized a gain for financial reporting purposes of $553 and $499 for the six months ended June 30, 1999 and 1998, respectively, $280 and $252 of which was recognized during the quarters ended June 30, 1999 and 1998, respectively. In addition, as a result of the sale of the restaurant property in Maryville, Tennessee, as described above in "Capital Resources," the Income Fund recognized a gain of $188,691 for financial reporting purposes during the quarter and six months ended June 30, 1999. No restaurant properties were sold during the quarter and six months ended June 30, 1998.

 The Years Ended December 31, 1998, 1997 and 1996

   During 1996, the Income Fund and its consolidated joint venture, San Antonio #849 Joint Venture, owned and leased 33 wholly owned restaurant properties, including two restaurant properties in Colorado Springs, Colorado, and Hartland, Michigan, which were sold in July and October 1996, respectively, during 1997, the Income Fund and its consolidated joint venture, San Antonio #849 Joint Venture, owned and leased 31 wholly owned restaurant properties, including two restaurant properties in Columbus, Indiana and Dunnellon, Florida, which were sold in May and October 1997, respectively, and during 1998, the Income Fund and its consolidated joint venture, San Antonio #849 Joint Venture, owned and leased 29 wholly owned restaurant properties. In addition, during 1996, the Income Fund and its consolidated joint venture, San Antonio #849 Joint Venture, was a co-venturer in three separate joint ventures which owned and leased eight restaurant properties and owned and leased one restaurant property with an affiliate as tenants-in-common. During 1997, the Income Fund and its consolidated joint venture, San Antonio #849 Joint Venture, was a co-venturer in four separate joint ventures which owned and leased nine restaurant properties and owned and leased three restaurant properties with affiliates as tenants-in-common, including one restaurant property in Yuma, Arizona which was sold in October 1997, and during 1998, the Income Fund and its consolidated joint venture, San Antonio #849 Joint Venture, was a co-venturer in four separate joint ventures which owned and leased nine restaurant properties and owned and leased two restaurant properties with affiliates as tenants-in-common. As December 31, 1998, the Income Fund and its consolidated joint venture, San Antonio #849 Joint Venture, owned either directly, as tenants-in-common with an affiliate, or through joint venture arrangements 40 restaurant properties, which are generally subject to long-term, triple-net leases. The leases of the restaurant properties provide for minimum base annual rental amounts, payable in monthly installments, ranging from approximately $22,100 to $191,900. Substantially all of the leases provide for percentage rent based on sales in excess of a specified amount. In addition, some of the leases provide that, commencing in the specified lease years, generally ranging from the sixth to the eleventh lease year, the annual base rent required under the terms of the lease will increase.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund and its consolidated joint venture, San Antonio #849 Joint Venture, earned $2,390,557, $2,436,222, and $2,459,094, respectively, in rental income from operating leases and earned income from direct financing leases. The decrease in rental and earned income during 1998 and 1997, each as compared to the previous year, was attributable to a decrease in rental and earned income as a result of the sales of the restaurant properties in Colorado Springs, Colorado; Hartland, Michigan; Columbus, Ohio and Dunnellon, Florida, in July 1996, October 1996, May 1997 and October 1997, respectively. The decrease in 1997, as compared to 1996, was partially offset by an increase in rental and earned income as a result of reinvesting the net sales proceeds from the sale of the restaurant property in Colorado, Springs, Colorado, in a restaurant property in Marietta, Georgia, in October 1996. Rental and earned income are expected to remain at reduced amounts in future years as a result of reinvesting the proceeds from the sales of the restaurant properties in Hartland, Michigan; Columbus, Ohio and Dunnellon, Florida in joint ventures and in restaurant properties owned with affiliates, as tenants-in-common, as described below. However, as a result of reinvesting in joint ventures and in restaurant properties owned with affiliates, as tenants-in-common, net income earned by unconsolidated joint ventures increased in 1998, as described below.

   For the years ended December 31, 1998, 1997 and 1996, the Income Fund also earned $93,906, $51,345, $44,973, respectively, in contingent rental income. The increase in contingent rental income during 1998 and 1997, each as compared to the previous year, is primarily a result of increased gross sales of certain restaurant properties requiring the payment of contingent rental income.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $171,263, $183,579, $240,079, respectively, in interest and other income. The decrease in interest and other income for 1997, as compared to 1996, is partially attributable to the fact that during 1996, the Income Fund recognized approximately $46,500 in other income due to the fact that the corporate franchisor of the restaurant properties in Pueblo and Colorado Springs, Colorado, paid past due real estate taxes relating to the restaurant properties and the Income Fund reversed such amounts during 1996 that it had previously accrued as payable during 1995. In addition, the decrease in interest and other income during 1997, as compared to 1996, was due to the fact that during 1996, the Income Fund earned approximately $10,000 in interest income on the net sales proceeds held in escrow relating to the restaurant property in Colorado Springs, Colorado. These proceeds were reinvested in a restaurant property in Marietta, Georgia, in October 1996.

   For the years ended December 31, 1998, 1997, and 1996, the Income Fund also earned $311,081, $267,251, $157,254, respectively, attributable to net income earned by unconsolidated joint ventures in which the Income Fund is a co-venturer and restaurant properties owned indirectly with affiliates as tenants-in-common. The increase in net income earned by joint ventures during the year ended 1998, as compared to 1997, is partially due to the fact that in February 1997, the Income Fund reinvested the net sales proceeds it received from the sale, in October 1996, of the restaurant property in Hartland, Michigan in CNL Mansfield Joint Venture, with an affiliate of the Income Fund which has the same general partners. In addition, the increase in net income earned by joint ventures during the year ended 1998, as compared to 1997, is partially due to the Income Fund investing in a restaurant property in Smithfield, North Carolina, in December 1997, with certain of our affiliates as tenants-in-common, as described above in "Capital Resources." In addition, the increase in net income earned by joint ventures during 1998 was partially offset by, and the increase in net income earned by joint ventures during 1997, as compared to 1996, is partially attributable to, the fact that in October 1997, the Income Fund and an affiliate, as tenants-in-common, sold the restaurant property in Yuma, Arizona, in which the Income Fund owned a 48.33% interest. The tenancy-in-common recognized a gain of approximately $128,400 for financial reporting purposes, as described above in "Capital Resources."

   During the year ended December 31, 1998, three lessees of the Income Fund and its consolidated joint venture, Golden Corral Corporation, Restaurant Management Services, Inc., and Waving Leaves, Inc., each contributed more than ten percent of the Income Fund's total rental income, including rental income from the Income Fund's consolidated joint venture and the Income Fund's share of rental income from nine restaurant properties owned by unconsolidated joint ventures and two restaurant properties owned with affiliates as tenants-in-common. As of December 31, 1998, Golden Corral Corporation was the lessee under leases relating to five restaurants, Restaurant Management Services, Inc. was the lessee under leases relating to seven restaurants and one site currently consisting of land only, and Waving Leaves, Inc. was the lessee under leases relating to four restaurants. It is anticipated that, based on the minimum rental payments required by the leases, these three lesses each will continue to contribute more than ten percent of the Income Fund's total rental income during 1999. In addition, during the year ended December 31, 1998, three restaurant chains, Golden Corral, Hardee's , and Burger King, each accounted for more than ten percent of the Income Fund's total rental income, including rental income from the Income Fund's consolidated joint venture and the Income Fund's share of rental income from nine restaurant properties owned by unconsolidated joint ventures and two restaurant properties owned with affiliates as tenants-in-common. In 1999, it is anticipated that these three restaurant chains each will continue to account for more than ten percent of the Income Fund's total rental income to which the Income Fund is entitled under the terms of the leases. Any failure of these lessees or restaurant chains could materially affect the Income Fund's income if the Income Fund is not able to re-lease the restaurant properties in a timely manner.

   Operating expenses, including depreciation and amortization expense, were $483,224, $478,614, and $516,056 for the years ended December 31, 1998, 1997, and 1996, respectively. The increase in operating expenses during 1998, as compared to 1997, is primarily a result of the Income Fund incurring $18,781 in transaction costs relating to us retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition. The increase in operating expenses during 1998, as compared to 1997, is partially offset be a decrease in general operating and administrative expenses.

   The decrease in operating expenses during 1997, as compared to 1996, was primarily a result of a decrease in accounting and administrative expenses associated with operating the Income Fund and its restaurant properties. In addition, the decrease in operating expenses during 1997, as compared to 1996, was due to the fact that in July 1996, the Income Fund sold the restaurant property in Colorado Springs, Colorado, as discussed above in "Capital Resources," and in connection therewith, paid approximately $9,000 in 1996 real estate taxes which were due upon the sale of the restaurant property. Because of the sale, no real estate taxes were recorded in 1997.

   The decrease in operating expenses during 1997, as compared to 1996, was also partially attributable to a decrease in depreciation expense due to the sales of the restaurant properties in Hartland, Michigan and Colorado Springs, Colorado in 1996. The decrease in depreciation expense was partially offset by the purchase of the restaurant property in Marietta, Georgia, in October 1996.

   In connection with the sale of its restaurant property in Florence, South Carolina, during 1995, the Income Fund recognized a gain for financial reporting purposes of $1,025, $926, $836 for these years ended December 31, 1998, 1997, and 1996, respectively. In accordance with Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate," the Income Fund recorded the sale using the installment sales method. As such, the gain on sale was deferred and is being recognized as income proportionately as payments under mortgage note are collected. Therefore, the balance of the deferred gain of $125,278 at December 31, 1998 is being recognized as income in future periods as payments ar collected. For federal income tax purposes, a gain of approximately $97,300 from the sale of this restaurant property was also deferred during 1995 and is being recognized as payments under the mortgage note are collected.

   As a result of the sale of the restaurant property in Columbus, Indiana, during 1997, as described above in "Capital Resources," the Income Fund recognized a loss of $19,739 for financial reporting purposes, for the year ended December 31, 1997. As a result of the sale of the restaurant property in Dunnellon, Florida, as described above in "Capital Resources," the Income Fund recognized a gain for financial reporting purposes of $183,701 for the year ended December 31, 1997.

   As a result of the sale of the restaurant property in Colorado Springs, Colorado, during 1996, as described above in "Capital Resources," the Income Fund recognized a gain of $194,839 for financial reporting purposes for the year ended December 31, 1996. As a result of the sale of the restaurant property in Hartland, Michigan, as described above in "Capital Resources," the Income Fund recognized a loss for financial reporting purposes of $235,465 for the year ended December 31, 1996.

   The Income Fund's leases as of December 31, 1998, are generally triple-net leases and contain provisions that we believe mitigate the adverse effect of inflation. Such provisions include clauses requiring the payment of percentage rent based n certain restaurant sales above a specified level and/or automatic increases in base rent at specified times during the term of the lease. Inflation has had a minimal effect on income from operations. Management expects that increases in restaurant sales volumes due to inflation and real sales growth should result in an increase in rental income over time. Continued inflation also may cause capital appreciation of the Income Fund's restaurant properties. Inflation and changing prices, however, also may have an adverse impact on the sales of the restaurants and on potential capital appreciation of the restaurant properties.

Year 2000 Readiness Disclosure

 Overview of Year 2000 Problem

   The year 2000 problem concerns the inability of information and non-information technology systems to properly recognize and process date sensitive information beyond January 1, 2000. The failure to accurately recognize the year 2000 could result in a variety of problems from data miscalculations to the failure of entire systems.

 Information and Non-Information Technology Systems

   The Income Fund does not have any information or non-information technology systems. We and our affiliates provide all services requiring the use of information and non-information technology systems pursuant to a management agreement with the Income Fund. The information technology system of our affiliates consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. The non-information technology systems of our affiliates are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. Our affiliates have no internally generated programmed software coding to correct, because substantially all of the software utilized by us and our affiliates is purchased or licensed from external providers. The maintenance of non-information technology systems at the Income Fund's restaurant properties is the responsibility of the tenants of such properties in accordance with the terms of the Income Fund's leases.

 The Y2K Team

   In early 1998, we and our affiliates formed a Year 2000 team for the purpose of identifying, understanding and addressing the various issues associated with the year 2000 problem. The Y2K Team consists of us and members from our affiliates, including representatives from senior management, information systems, telecommunications, legal, office management, accounting and property management.

 Assessing Year 2000 Readiness

   The Y2K Team's initial step in assessing year 2000 readiness consists of identifying any systems that are date-sensitive and, accordingly, could have potential year 2000 problems. The Y2K Team has conducted inspections, interviews and tests to identify which of the Income Fund's systems could have a potential year 2000 problem.

   The information system of our affiliates is comprised of hardware and software applications from mainstream suppliers. Accordingly, the Y2K Team has contacted and is evaluating documentation from the respective vendors and manufacturers to verify the year 2000 compliance of their products. The Y2K Team has also requested and is evaluating documentation from the non-information technology systems providers of our affiliates.

   In addition, the Y2K Team has requested and is evaluating documentation from other companies with which the Income Fund has material third party relationships. Such third parties, in addition to the providers of information and non-information technology systems, consist of the Income Fund's transfer agent, and financial institutions. The Income Fund depends on its transfer agent to maintain and track investor information and its financial institutions for availability of cash.

   As of September 15, 1999, the Y2K Team had received responses from approximately 60% of the third parties. All of the responses were in writing. Of the third parties responding, all indicated that they are currently year 2000 compliant or will be year 2000 compliant prior to the year 2000. Although the Y2K Team continues to receive positive responses from the companies with which the Income Fund has third party relationships regarding their year 2000 compliance, we cannot be assured that the third parties have adequately considered the impact of the year 2000.

   In addition, the Y2K Team has requested documentation from the Income Fund's tenants. The Y2K Team is in the process of evaluating the responses and expects to complete this process by October 31, 1999. The Income Fund has also instituted a policy of requiring any new tenants to indicate that their systems are year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000.

 Achieving Year 2000 Compliance

   The Y2K Team has identified and completed upgrades of hardware equipment that was not year 2000 compliant. In addition, the Y2K Team has identified and completed upgrades of software applications that were not year 2000 compliant, although, we cannot be assured that the upgrade solutions provided by the vendors have addressed all possible year 2000 issues.

   The cost for these upgrades and other remedial measures is the responsibility of us and our affiliates. We do not expect that the Income Fund will incur any costs in connection with year 2000 remedial measures.

Assessing the Risks to the Income Fund of Non-Compliance and Developing Contingency Plans

 Risk of Failure of Information and Non-Information Technology Systems Used by the Income Fund

   We believe that the reasonably likely worst case scenario with regard to the information and non-information technology systems used by the Income Fund is the failure of one or more of these systems as a result of year 2000 problems. Because the Income Fund's major source of income is rental payments under long-term triple-net leases, any failure of information or non-information technology systems used by the Income Fund is not expected to have a material impact on the results of operations of the Income Fund. Even if such systems failed, the payment of rent under the Income Fund's leases would not be affected. In addition, the Y2K Team is expected to correct any Y2K problems within the control of us and our affiliates before the year 2000.

   The Y2K Team has determined that a contingency plan to address this risk is not necessary at this time. However, if the Y2K Team identifies additional risks associated with the year 2000 compliance of the information or non-information technology systems used by the Income Fund or if the progress of the Y2K Team in remediating year 2000 problems with such systems deviates from the anticipated timeline, the Y2K Team will develop a contingency plan if deemed necessary at that time.

 Risk of Inability of Transfer Agent to Accurately Maintain Income Fund Records

 We believe that the reasonably likely worst case scenario with regard to the Income Fund's transfer agent is that the transfer agent will fail to achieve year 2000 compliance of its systems and will not be able to accurately maintain the records of the Income Fund. This could result in the inability of the Income Fund to accurately identify its Limited Partners for purposes of distributions, delivery of disclosure materials and transfers of units. The Y2K Team has received certification from the Income Fund's transfer agent of its year 2000 compliance. Despite the positive response from the transfer agent, we cannot be assured that the transfer agent has addressed all possible year 2000 issues.

   The Y2K Team has developed a contingency plan pursuant to which we and our affiliates would maintain the records of the Income Fund manually, in the event that the systems of the transfer agent are not year 2000 compliant. We and our affiliates would have to allocate resources to internally perform the functions of the transfer agent. We do not anticipate that the additional cost of these resources would have a material impact on the results of operations of the Income Fund.

 Risk of Loss of Short-Term Liquidity from Failure of Financial Institutions to Achieve Year 2000 Compliance

   We believe that the reasonably likely worst case scenario with regard to its financial institutions is that some or all of its funds on deposit with such financial institutions may be temporarily unavailable. The Y2K Team has received responses from 93% of the Income Fund's financial institutions indicating that their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. Despite the positive responses from the financial institutions, we cannot be assured that the financial institutions have addressed all possible year 2000 issues. The loss of short-term liquidity could affect the Income Fund's ability to pay its expenses on a current basis. We do not anticipate that a loss of short-term liquidity would have a material impact on the results of operations of the Income Fund.

   Based upon the responses received from the Income Fund's financial institutions and the inability of the Y2K Team to identify a suitable alternative for the deposit of funds that is not subject to potential year 2000 problems, the Y2K Team has determined not to develop a contingency plan to address this risk.

 Risks of Late Payment or Non-Payment of Rent by Tenants

   We believe that the reasonably likely worst case scenario with regard to its tenants is that some of the tenants may make rental payments late as the result of the failure of the tenants to achieve year 2000 compliance of their systems used in the payment of rent, the failure of the tenants' financial institutions to achieve year 2000 compliance, or the temporary disruption of the tenants' businesses. The Y2K Team is in the process of requesting responses from the Income Fund's tenants indicating the extent to which their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. We cannot be assured that the tenants have addressed all possible year 2000 issues. The late payment of rent by one or more tenants would affect the results of operations of the Income Fund in the short-term.

   We are also aware of predictions that the year 2000 problem, if uncorrected, may result in a global economic crisis. We are not able to determine if such predictions are true. A widespread disruption of the economy could affect the ability of the Income Fund's tenants to pay rent and, accordingly, could have a material impact on the results of operations of the Income Fund.

   Because payment of rent is under the control of the Income Fund's tenants, the Y2K Team is not able to develop a contingency plan to address these risks. In the event of late payment or non-payment of rent, we will assess the remedies available to the Income Fund under its lease agreements.

Interest Rate Risk

   The Income Fund has provided fixed rate mortgages to borrowers. The principal amounts outstanding under the mortgage notes totaled $1,357,877 at December 31, 1998. We believe that the estimated fair value of the mortgage notes at December 31, 1998 approximated the outstanding principal amounts.

   The Income Fund is exposed to equity loss in the event of changes in interest rates. The fair value of the mortgage notes would decline if interest rates rise.

   The following table presents the expected cash flows of principal that are sensitive to these changes.

                                                                  Mortgage notes
                                                                   Fixed Rates
                                                                  --------------
   1999..........................................................   $   11,968
   2000..........................................................    1,114,132
   2001..........................................................        2,195
   2002..........................................................        2,425
   2003..........................................................        2,679
   Thereafter....................................................      224,478
                                                                    ----------
                                                                    $1,357,877
                                                                    ==========

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998........   F-1

Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998........................................................   F-2

Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998........................   F-3

Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998.................................................................   F-4

Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998.............................................   F-5

Report of Independent Certified Public Accountants........................   F-8

Balance Sheets as of December 31, 1998 and 1997...........................   F-9

Statements of Income for the Years Ended December 31, 1998, 1997 and 1996.  F-10

Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996............................................................  F-11

Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996.....................................................................  F-12

Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996.................................................................  F-13

Unaudited Pro Forma Financial Information.................................  F-22

Unaudited Pro Forma Balance Sheet as of June 30, 1999.....................  F-23

Unaudited Pro Forma Statement of Earnings for the Six Months Ended June
 30, 1999.................................................................  F-25

Unaudited Pro Forma Statement of Earnings for the Year Ended December 31,
 1998.....................................................................  F-27

Unaudited Pro Forma Statement of Cash Flows for the Six Months Ended June
 30, 1999.................................................................  F-29

Unaudited Pro Forma Statement of Cash Flows for the Year Ended December
 31, 1998.................................................................  F-31

Notes and Management's Assumptions to Unaudited Pro Forma Financial
 Statements...............................................................  F-33

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                          June 30,    December
                                                            1999      31, 1998
                                                         ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $2,473,926 and $2,473,926,
 respectively..........................................  $14,127,414 $15,078,507
Net investment in direct financing leases..............    3,320,665   3,365,392
Investment in joint ventures...........................    3,413,821   3,327,934
Mortgage notes receivable, less deferred gain of
 $124,725 and $125,278, respectively...................    1,235,728   1,241,056
Cash and cash equivalents..............................      906,629     856,825
Restricted cash........................................    1,063,383         --
Receivables, less allowance for doubtful accounts of
 $16,679 and $28,853, respectively.....................        2,499      78,478
Prepaid expenses.......................................       13,021       4,116
Accrued rental income, less allowance for doubtful
 accounts of $9,845 in 1999 and 1998...................    1,175,747   1,205,528
Other assets...........................................       60,422      60,422
                                                         ----------- -----------
                                                         $25,319,329 $25,218,258
                                                         =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable.......................................  $    89,920 $     2,885
Escrowed real estate taxes payable.....................        4,249       5,834
Distributions payable..................................      675,000     675,000
Due to related parties.................................       25,464      25,111
Rents paid in advance and deposits.....................       43,712      49,027
                                                         ----------- -----------
  Total liabilities....................................      838,345     757,857
Commitments and Contingencies (Note 5)
Minority interest......................................      146,060     146,605
Partners' capital......................................   24,334,924  24,313,796
                                                         ----------- -----------
                                                         $25,319,329 $25,218,258
                                                         =========== ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                          Quarter Ended June 30,    Six Months Ended June 30,
                          ------------------------  --------------------------
                             1999         1998          1999          1998
                          -----------  -----------  ------------  ------------
Revenues:
  Rental income from
   operating leases.....  $   490,454  $   498,467  $    983,178  $    991,191
  Earned income from
   direct financing
   leases...............      101,201      103,779       203,077       208,154
  Contingent rental
   income...............        2,169        2,958         3,679        12,378
  Interest and other
   income...............       44,581       41,148        84,139        85,138
                          -----------  -----------  ------------  ------------
                              638,405      646,352     1,274,073     1,296,861
                          -----------  -----------  ------------  ------------
Expenses:
  General operating and
   administrative.......       28,491       34,550        63,827        67,662
  Professional
   services.............        7,366        7,313        11,785        12,594
  State and other
   taxes................          --            40        13,055         2,728
  Depreciation and
   amortization.........       74,630       76,089       150,719       152,178
  Transaction costs.....       78,624          --        111,897           --
                          -----------  -----------  ------------  ------------
                              189,111      117,992       351,283       235,162
                          -----------  -----------  ------------  ------------
Income Before Minority
 Interest in Income of
 Consolidated Joint
 Venture,
 Equity in Earnings of
 Unconsolidated Joint
 Ventures, and Gain on
 Sale of Land and
 Building...............      449,294      528,360       922,790     1,061,699
Minority Interest in
 Income of Consolidated
 Joint Venture..........       (4,631)      (4,596)       (9,280)       (9,256)
Equity in Earnings of
 Unconsolidated Joint
 Ventures...............      195,079       73,260       268,374       151,193
Gain on Sale of Land and
 Building...............      188,971          252       189,244           499
                          -----------  -----------  ------------  ------------
Net Income..............  $   828,713  $   597,276  $  1,371,128  $  1,204,135
                          ===========  ===========  ============  ============
Allocation of Net
 Income:
  General partners......  $     8,053  $     5,972  $     13,477  $     12,041
  Limited partners......      820,660      591,304     1,357,651     1,192,094
                          -----------  -----------  ------------  ------------
                          $   828,713  $   597,276  $  1,371,128  $  1,204,135
                          ===========  ===========  ============  ============
Net Income Per Limited
 Partner Unit...........  $     0.027  $     0.020  $      0.045  $      0.040
                          ===========  ===========  ============  ============
Weighted Average Number
 of Limited Partner
 Units Outstanding......   30,000,000   30,000,000    30,000,000    30,000,000
                          ===========  ===========  ============  ============

           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
General partners:
  Beginning balance..............................   $   205,744    $   181,085
  Net income.....................................        13,477         24,659
                                                    -----------    -----------
                                                        219,221        205,744
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    24,108,052     24,366,693
  Net income.....................................     1,357,651      2,441,359
  Distributions ($0.045 and $0.090 per limited
   partner unit, respectively)...................    (1,350,000)    (2,700,000)
                                                    -----------    -----------
                                                     24,115,703     24,108,052
                                                    -----------    -----------
Total partners' capital..........................   $24,334,924    $24,313,796
                                                    ===========    ===========


           See accompanying notes to condensed financial statements.

                           CLN INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                       Six Months Ended June
                                                                30,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Increase (Decrease) in Cash and Cash Equivalents
  Net Cash Provided by Operating Activities.......... $ 1,405,372  $ 1,401,833
                                                      -----------  -----------
  Cash Flows from Investing Activities:
    Proceeds from sale of land and building..........   1,059,954          --
    Increase in restricted cash......................  (1,061,529)         --
    Collections on mortgage notes receivable.........       5,832        5,267
    Other............................................         --        13,255
                                                      -----------  -----------
      Net cash provided by investing activities......       4,257       18,522
                                                      -----------  -----------
  Cash Flows from Financing Activities:
    Distributions to limited partners................  (1,350,000)  (1,350,000)
    Distributions to holder of minority interest.....      (9,825)      (9,663)
                                                      -----------  -----------
      Net cash used in financing activities..........  (1,359,825)  (1,359,663)
                                                      -----------  -----------
Net Increase in Cash and Cash Equivalents............      49,804       60,692
Cash and Cash Equivalents at Beginning of Period.....     856,825      761,317
                                                      -----------  -----------
Cash and Cash Equivalents at End of Period........... $   906,629  $   822,009
                                                      ===========  ===========
Supplemental Schedule of Non-Cash Financing
 Activities:
    Distributions declared and unpaid at end of
     period.......................................... $   675,000  $   675,000
                                                      ===========  ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND VII, LTD.
                        (a Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund VII, Ltd. (the "Partnership") for the year ended December 31, 1998.

   The Partnership accounts for its 83 percent interest in San Antonio #849 Joint Venture using the consolidation method. Minority interest represents the minority joint venture partners' proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

2. Land and Buildings on Operating Leases:

   In June 1999, the Partnership sold its property in Maryville, Tennessee to the tenant in accordance with the purchase option under the lease agreement to purchase the property, for $1,068,802, and received net sales proceeds of $1,059,954, resulting in a gain of $188,691 for financial reporting purposes. This property was originally acquired by the Partnership in 1990 at a cost of approximately $890,700, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold this property for a total of approximately $169,300 in excess of its original purchase price.

3. Investment in Joint Ventures:

   In June 1999, Halls Joint Venture, in which the Partnership owns a 51.1% interest, sold its property to the tenant in accordance with the purchase option under the lease agreement for $891,915, resulting in a gain to the joint venture of approximately $239,300 for financial reporting purposes. The property was originally contributed to Halls Joint Venture in 1990 and had a total cost of approximately $672,000, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the joint venture sold the property for approximately $219,900 in excess of its original purchase price.

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998


   The following presents the combined, condensed financial information for all of the Partnership's investments in joint ventures at:

                                                        June 30,    December
                                                          1999      31, 1998
                                                       ----------- -----------
   Land and buildings on operating leases, less
    accumulated depreciation.......................... $ 9,892,904 $10,612,379
   Cash...............................................       4,133       3,763
   Restricted cash....................................     887,114         --
   Receivables........................................          32      21,249
   Accrued rental income..............................     129,946     178,775
   Other assets.......................................       1,129       1,116
   Liabilities........................................       9,019       8,916
   Partners' capital..................................  10,906,239  10,808,366
   Revenues...........................................     630,777   1,324,602
   Gain on sale of land and building..................     239,336         --
   Net income.........................................     719,130   1,028,391

   The Partnership recognized income totaling $268,374 and $151,193 during the six months ended June 30, 1999 and 1998, respectively, from these joint ventures, $195,079 and $73,260 of which was earned during the quarters ended June 30, 1999 and 1998, respectively.

4. Restricted Cash:

   As of June 30, 1999, the net sales proceeds of $1,059,954 from the sale of the property in Maryville, Tennessee, plus accrued interest of $3,429, were being held in an interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional property.

5. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 1,601,186 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $31,543,529 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998


   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

   During the six months ended June 30, 1999, the Partnership received notice from a tenant deciding to exercise the purchase option under its lease agreement relating to the Burger King property in Jefferson City, Tennessee. The general partners believe that the anticipated sales price for this property exceeds the Partnership's net carrying value attributable to the property. As of August 6, 1999, the sales had not occurred.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund VII, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund VII, Ltd. (a Florida Limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 25, 1999, except for Note 11  for which the date is March 11, 1999 and
 Note 12 for which the date is June 3, 1999

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation.............................. $15,078,507 $15,382,863
Net investment indirect financing leases...............   3,365,392   3,447,152
Investment in joint ventures...........................   3,327,934   3,393,932
Mortgage notes receivable, less deferred gain..........   1,241,056   1,250,597
Cash and cash equivalents..............................     856,825     761,317
Receivables, less allowance for doubtful accounts of
 $28,853 and $32,959...................................      78,478      64,092
Prepaid expenses.......................................       4,116       4,755
Accrued rental income, less allowance for doubtful
 accounts of $9,845 in 1998 and 1997...................   1,205,528   1,114,632
Other assets...........................................      60,422      60,422
                                                        ----------- -----------
                                                        $25,218,258 $25,479,762
                                                        =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable....................................... $     2,885 $     6,131
Escrowed real estate taxes payable.....................       5,834       7,785
Distributions payable..................................     675,000     675,000
Due to related parties.................................      25,111      34,883
Rents paid in advance and deposits.....................      49,027      60,671
                                                        ----------- -----------
    Total liabilities..................................     757,857     784,470
Minority interest......................................     146,605     147,514
Partners' capital......................................  24,313,796  24,547,778
                                                        ----------- -----------
                                                        $25,218,258 $25,479,762
                                                        =========== ===========


                See accompanying notes to financial statements.

                           CLN INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                Year Ended December 31,
                                            ----------------------------------
                                               1998        1997        1996
                                            ----------  ----------  ----------
Revenues:
  Rental income from operating leases.....  $1,976,709  $1,960,724  $1,954,033
  Earned income from direct financing
   leases.................................     413,848     475,498     505,061
  Contingent rental income................      93,906      51,345      44,973
  Interest and other income...............     171,263     183,579     240,079
                                            ----------  ----------  ----------
                                             2,655,726   2,671,146   2,744,146
                                            ----------  ----------  ----------
Expenses:
  General operating and administrative....     133,915     143,173     159,001
  Professional services...................      23,443      23,546      27,640
  Real estate taxes.......................         --        2,979       9,010
  State and other taxes...................       2,729       4,560       2,448
  Depreciation............................     304,356     304,356     317,957
  Transaction costs.......................      18,781         --          --
                                            ----------  ----------  ----------
                                               483,224     478,614     516,056
                                            ----------  ----------  ----------
Income Before Minority Interest in Income
 of Consolidated Joint Venture, Equity in
 Earnings of Unconsolidated Joint
 Ventures, and Gain (Loss) on Sale of Land
 and Buildings............................   2,172,502   2,192,532   2,228,090
Minority Interest in Income of
 Consolidated Joint Venture...............     (18,590)    (18,663)    (18,691)
Equity in Earnings of Unconsolidated Joint
 Ventures.................................     311,081     267,251     157,254
Gain (Loss) on Sale of Land and
 Buildings................................       1,025     164,888     (39,790)
                                            ----------  ----------  ----------
Net Income................................  $2,466,018  $2,606,008  $2,326,863
                                            ==========  ==========  ==========
Allocation of Net Income:
  General partners........................  $   24,659  $   24,300  $   23,586
  Limited partners........................   2,441,359   2,581,708   2,303,277
                                            ----------  ----------  ----------
                                            $2,466,018  $2,606,008  $2,326,863
                                            ==========  ==========  ==========
Net Income Per Limited Partner Unit.......  $    0.081  $    0.086  $    0.077
                                            ==========  ==========  ==========
Weighted Average Number of Limited Partner
 Units Outstanding........................  30,000,000  30,000,000  30,000,000
                                            ==========  ==========  ==========

                See accompanying notes to financial statements.

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                  Years Ended December 31, 1998, 1997 and 1996

                         General Partners                 Limited Partners
                         ---------------- -------------------------------------------------
                                 Accumu-                              Accumu-
                         Contri-  lated     Contri-     Distri-        lated    Syndication
                         butions Earnings   butions     butions      Earnings      Costs        Total
                         ------- -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1995................... $1,000  $132,199 $30,000,000 $(14,777,623) $13,099,331 $(3,440,000) $25,014,907
  Distributions to
   limited partners
   ($0.090 per limited
   partner unit)........    --        --          --    (2,700,000)         --          --    (2,700,000)
  Net income............    --     23,586         --           --     2,303,277         --     2,326,863
                         ------  -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1996...................  1,000   155,785  30,000,000  (17,477,623)  15,402,608  (3,440,000)  24,641,770
  Distributions to
   limited partners
   ($0.090 per limited
   partner unit)........    --        --          --    (2,700,000)         --          --    (2,700,000)
  Net income............    --     24,300         --           --     2,581,708         --     2,606,008
                         ------  -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1997...................  1,000   180,085  30,000,000  (20,177,623)  17,984,316  (3,440,000)  24,547,778
  Distributions to
   limited partners
   ($0.090 per limited
   partner unit)........    --        --          --    (2,700,000)         --          --    (2,700,000)
  Net income............    --     24,659         --           --     2,441,359         --     2,466,018
                         ------  -------- ----------- ------------  ----------- -----------  -----------
Balance, December 31,
 1998................... $1,000  $204,744 $30,000,000 $(22,877,623) $20,425,675 $(3,440,000) $24,313,796
                         ======  ======== =========== ============  =========== ===========  ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                               Year Ended December 31,
                                         -------------------------------------
                                            1998         1997         1996
                                         -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
  Cash Flows from Operating Activities:
  Cash received from tenants...........  $ 2,435,937  $ 2,500,189  $ 2,549,406
  Distributions from unconsolidated
   joint ventures......................      376,557      300,696      191,174
  Cash paid for expenses...............     (187,925)    (140,819)    (248,523)
  Interest received....................      166,406      180,393      178,812
                                         -----------  -----------  -----------
    Net cash provided by operating
     activities........................    2,790,975    2,840,459    2,670,869
                                         -----------  -----------  -----------
Cash Flows from Investing Activities:
  Additions to land and buildings on
   operating leases....................          --           --    (1,041,555)
  Proceeds from sale of land and
   buildings...........................          --       976,334    1,661,943
  Investment in joint ventures.........          --    (1,650,905)         --
  Collections on mortgage notes
   receivable..........................       10,811        9,766        8,821
  Other................................       13,221          --           --
                                         -----------  -----------  -----------
    Net cash provided by (used in)
     investing activities..............       24,032     (664,805)     629,209
                                         -----------  -----------  -----------
Cash Flows from Financing Activities:
  Distributions to limited partners....   (2,700,000)  (2,700,000)  (2,700,000)
  Distributions to holder of minority
   interest............................      (19,499)     (19,766)     (19,723)
                                         -----------  -----------  -----------
    Net cash used in financing
     activities........................   (2,719,499)  (2,719,766)  (2,719,723)
                                         -----------  -----------  -----------
Net Increase (Decrease) in Cash and
 Cash Equivalents......................       95,508     (544,112)     580,355
Cash and Cash Equivalents at Beginning
 of Year...............................      761,317    1,305,429      725,074
                                         -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year..................................  $   856,825  $   761,317  $ 1,305,429
                                         ===========  ===========  ===========
Reconciliation of Net Income to Net
 Cash Provided by Operating Activities:
  Net income...........................  $ 2,466,018  $ 2,606,008  $ 2,326,863
                                         -----------  -----------  -----------
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation.........................      304,356      304,356      317,957
  Minority interest in income of
   consolidated joint venture..........       18,590       18,663       18,691
  Loss (gain) on sale of land and
   buildings...........................       (1,025)    (164,888)      39,790
  Equity in earnings of unconsolidated
   joint ventures, net of
   distributions.......................       65,476       33,445       33,920
  Decrease (increase) in receivables...      (27,330)      17,173      (14,827)
  Decrease (increase) in prepaid
   expenses............................          639         (101)         379
  Decrease in net investment in direct
   financing leases....................       81,760       76,941       70,329
  Increase in accrued rental income....      (90,896)    (102,142)    (104,639)
  Increase (decrease) in accounts
   payable and accrued expenses........       (5,197)       3,222      (40,072)
  Increase (decrease) in due to related
   parties.............................       (9,772)      25,816       (4,244)
  Increase (decrease) in rents paid in
   advance and deposits................      (11,644)      21,966       26,722
                                         -----------  -----------  -----------
    Total adjustments..................      324,957      234,451      344,006
                                         -----------  -----------  -----------
Net Cash Provided by Operating
 Activities............................  $ 2,790,975  $ 2,840,459  $ 2,670,869
                                         -----------  -----------  -----------
Supplemental Schedule of Non-Cash
 Investing and Financing Activities:
  Distributions declared and unpaid at
   December 31.........................  $   675,000  $   675,000  $   675,000
                                         ===========  ===========  ===========

                See accompanying notes to financial statements.

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                  Years Ended December 31, 1998, 1997 and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund VII, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

decrease rental or other income or increase bad debt expense for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership accounts for its 83.3% interest in San Antonio #849 Joint Venture using the consolidation method. Minority interest represents the minority joint venture partner's proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

   The Partnership's investments in Halls Joint Venture, CNL Restaurant Investments II, Des Moines Real Estate Joint Venture, and CNL Mansfield Joint Venture, and a property in Smithfield, North Carolina, and a property in Miami, Florida, for which each of the two properties is held as tenants-in-common with affiliates, are accounted for using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Reclassification--Certain items in the prior years' financial statements have been reclassified to conform to 1998 presentation. These reclassifications had no effect on partners' capital or net income.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


2. Leases:

   The Partnership leases its land or land and buildings primarily to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." The leases generally are classified as operating leases; however, some leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of the majority of these leases are operating leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant generally pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to four successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

     Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
     Land............................................. $ 8,430,465  $ 8,430,465
     Buildings........................................   9,121,968    9,121,968
                                                       -----------  -----------
                                                        17,552,433   17,552,433
     Less accumulated depreciation....................  (2,473,926)  (2,169,570)
                                                       -----------  -----------
                                                       $15,078,507  $15,382,863
                                                       ===========  ===========

   In May 1997, the Partnership sold its property in Columbus, Indiana, for $240,000 and received net sales proceeds of $223,589, resulting in a loss of $19,739 for financial reporting purposes.

   Some leases provide for escalating guaranteed minimum rents throughout the lease terms. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997, and 1996, the Partnership recognized $90,896, $102,142 (net of
$11,159 in reserves), and $104,639 (net of $1,631 in reserves), respectively, of such rental income.

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

     1999........................................................... $ 1,891,776
     2000...........................................................   1,925,741
     2001...........................................................   2,022,708
     2002...........................................................   2,034,710
     2003...........................................................   1,940,473
     Thereafter.....................................................  10,605,505
                                                                     -----------
                                                                     $20,420,913
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                          1998         1997
                                                       -----------  -----------
     Minimum lease payments receivable................ $ 5,915,553  $ 6,411,161
     Estimated residual values........................   1,008,935    1,008,935
     Less unearned income.............................  (3,559,096)  (3,972,944)
                                                       -----------  -----------
     Net investment in direct financing leases........ $ 3,365,392  $ 3,447,152
                                                       ===========  ===========

   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

     1999............................................................ $  495,609
     2000............................................................    495,609
     2001............................................................    496,766
     2002............................................................    496,766
     2003............................................................    496,766
     Thereafter......................................................  3,434,037
                                                                      ----------
                                                                      $5,915,553
                                                                      ==========

   In October 1997, the Partnership sold its property in Dunnellon, Florida, for $800,000 and received net sales proceeds (net of $5,055 which represents amounts due to the former tenant for prepaid rent) of $752,745, resulting in a gain of $183,701 for financial reporting purposes. This property was originally acquired by the Partnership in August 1990 and had a cost of approximately $546,300, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $211,500 in excess of its original purchase price.

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

5. Investment in Joint Ventures:

   The Partnership has a 51.1% interest, an 18 percent interest and a 4.79% interest in the profits and losses of Halls Joint Venture, CNL Restaurant Investments II, and Des Moines Real Estate Joint Venture, respectively. The remaining interests in these joint ventures are held by affiliates of the Partnership which have the same general partners.

   In February 1997, the Partnership entered into a joint venture arrangement, CNL Mansfield Joint Venture, with an affiliate of the Partnership which has the same general partners, to hold one restaurant property in Mansfield, Texas. As of December 31, 1998, the Partnership owned a 79 percent interest, respectively, in the profits and losses of the joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with the affiliate.

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   As of January 1, 1997, the Partnership had a 48.33% interest in a property in Yuma, Arizona, with an affiliate of the Partnership that has the same general partners, as tenants-in-common. In October 1997, the Partnership and the affiliate, as tenants-in-common, sold the property in Yuma, Arizona, for a total sales price of $1,010,000 and received net sales proceeds of $982,025 resulting in a gain of approximately $128,400 for financial reporting purposes. The property was originally acquired in July 1994 and had a total cost of approximately $861,700, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the property was sold for approximately $120,300 in excess of its original purchase price. In December 1997, the Partnership reinvested its portion of the net sales proceeds from the sale of the Yuma, Arizona, property, along with funds from the sale of a wholly-owned Property in Columbus, Indiana, in a property in Miami, Florida, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investment in the property in Miami, Florida, using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 35.64% interest in the Miami, Florida property owned with affiliates as tenants-in-common.

   In December 1997, the Partnership acquired a property in Smithfield, North Carolina as tenants-in-common with an affiliate of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 53 percent interest in this property.

   CNL Restaurant Investments II owns and leases six properties to an operator of national fast-food or family-style restaurants, and Halls Joint Venture, Des Moines Real Estate Joint Venture, CNL Mansfield Joint Venture, and the Partnership and affiliates as tenants-in-common in two separate tenancy-in-common arrangements, each own and lease one property to an operator of national fast-food or family-style restaurants. The following presents the combined, condensed financial information for the joint ventures and the two properties held as tenants-in-common with affiliates at December 31:

                                                          1998        1997
                                                       ----------- -----------
     Land and buildings on operating leases, less
      accumulated depreciation........................ $10,612,379 $10,892,405
     Cash.............................................       3,763         750
     Receivables......................................      21,249      18,819
     Accrued rental income............................     178,775     147,685
     Other assets.....................................       1,116       1,079
     Liabilities......................................       8,916       8,625
     Partners' capital................................  10,808,366  11,052,113
     Revenues.........................................   1,324,602   1,012,624
     Gain on sale of land and building................         --      128,371
     Net income.......................................   1,028,391     905,117

   The Partnership recognized income totalling $311,081, $267,251, and $157,254 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures and the two properties held as tenants-in-common with affiliates.

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


6. Mortgage Notes Receivable:

   In connection with the sale of its property in Florence, South Carolina during 1995, the Partnership accepted a promissory note in the principal sum of $1,160,000, collateralized by a mortgage on the property. The promissory note bears interest at a rate of 10.25% per annum and is being collected in 59 equal monthly installments of $10,395, with a balloon payment of $1,105,715 due in July 2000.

   In addition, the Partnership accepted a promissory note in the principal sum of $240,000 in connection with the sale of its property in Jacksonville, Florida in December 1995. The note is collateralized by a mortgage on the property. The promissory note bears interest at a rate of ten percent per annum and is being collected in 119 equal monthly installments of $2,106, with a balloon payment of $218,252 due in December 2005.

   The mortgage notes receivable consisted of the following at December 31:

                                                            1998        1997
                                                         ----------  ----------
     Principal balance.................................. $1,357,877  $1,368,688
     Accrued interest receivable........................      8,457       8,212
     Less deferred gain on sale of land and building....   (125,278)   (126,303)
                                                         ----------  ----------
                                                         $1,241,056  $1,250,597
                                                         ==========  ==========

   The general partners believe that the estimated fair values of mortgage notes receivable at December 31, 1998 and 1997, approximate the outstanding principal amount based on estimated current rates at which similar loans would be made to borrowers with similar credit and for similar maturities.

7. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their adjusted capital contributions (the "10% Preferred Return").

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their 10% Preferred Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property not in liquidation of the Partnership is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership,

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During each of the years ended December 31, 1998, 1997, and 1996, the Partnership declared distributions to the limited partners of $2,700,000. No distributions have been made to the general partners to date.

8. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                                1998        1997        1996
                                             ----------  ----------  ----------
   Net income for financial reporting
    purposes...............................  $2,466,018  $2,606,008  $2,326,863
   Depreciation for tax reporting purposes
    in excess of depreciation for financial
    reporting purposes.....................     (16,795)    (25,552)    (24,753)
   Gain on sale of land and buildings for
    financial reporting purposes in excess
    of gain for tax reporting purposes.....        (246)   (178,348)   (163,152)
   Direct financing leases recorded as
    operating leases for tax reporting
    purposes...............................      81,760      76,941      70,329
   Equity in earnings of unconsolidated
    joint ventures for tax reporting
    purposes in excess of (less than)
    equity in earnings of unconsolidated
    joint ventures for financial reporting
    purposes...............................      11,026     (55,911)      1,420
   Accrued rental income...................     (90,896)   (102,142)   (104,639)
   Rents paid in advance...................     (12,644)     21,966      26,722
   Minority interest in timing differences
    of unconsolidated joint venture........         982         981         981
   Allowance for uncollectible accounts....      (4,106)        --          --
   Capitalization of transaction costs for
    tax reporting purposes.................      18,781         --          --
   Other...................................         --      (10,275)        --
                                             ----------  ----------  ----------
   Net income for federal income tax
    purposes...............................  $2,453,880  $2,333,668  $2,133,771
                                             ==========  ==========  ==========

9. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

Partnership agreed to pay the Affiliate an annual, noncumulative, subordinated management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures and the properties held as tenants-in-common with affiliates, but not in excess of competitive fees for comparable services. These fees will be incurred and will be payable only after the limited partners receive their 10% Preferred Return. Due to the fact that these fees are noncumulative, if the limited partners have not received their 10% Preferred Return in any particular year, no management fee will be due or payable for such year. As a result of such threshold, no management fees were incurred during the years ended December 31, 1998, 1997, and 1996.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 10% Preferred Return, plus their adjusted capital contributions. No deferred, subordinated real estate disposition fees were incurred for the years ended December 31, 1998, 1997, and 1996.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $87,256, $77,078, and 92,985 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   The due to related parties consisted of the following at December 31:

                                                                 1998    1997
                                                                ------- -------
     Due to Affiliates:
       Expenditures incurred on behalf of the Partnership...... $10,111 $20,321
       Accounting and administrative services..................   7,800   7,362
       Deferred, subordinated real estate disposition fee......   7,200   7,200
                                                                ------- -------
                                                                $25,111 $34,883
                                                                ======= =======

10. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from the unconsolidated joint ventures and the two properties held as tenants-in-common with affiliates), for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
     Golden Corral Corporation...................... $732,650 $625,724 $608,852
     Restaurant Management Services, Inc............  448,691  444,069  446,867
     Waving Leaves, Inc.............................  300,546      N/A      --
     Flagstar Enterprises, Inc......................      N/A  307,738  464,042

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including

                           CNL INCOME FUND VII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

the Partnership's share of total rental and earned income from the unconsolidated joint ventures and the two properties held as tenants-in-common with affiliates) for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
     Golden Corral Family Steakhouse Restaurants.... $732,650 $625,724 $608,852
     Burger King....................................  469,984  466,626  478,901
     Hardees........................................  451,348  447,074  524,625

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

11. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 3,202,371 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $31,543,529 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

12. Reverse Stock Split:

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 11 being adjusted to 1,601,186 shares.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   For the Acquisitions of the Advisor, the CNL Restaurant Financial Services
                                   Group

                       and CNL Income Fund VII, Ltd.

   The following unaudited pro forma financial information with respect to APF gives effect to the acquisition of properties, the acquisition of CNL Fund Advisors, Inc. (the "Advisor" or "CFA") and the CNL Restaurant Financial Services Group, and the acquisition of the Income Fund (the acquisition of the Income Fund is referred to as the "Acquisition"), and is based on estimates and assumptions set forth below in the notes to such information which included pro forma adjustments. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF, the historical combined financial information of the Income Fund, the Advisor and CNL Restaurant Financial Services Group (shown separately as CNL Financial Services, Inc. ("CFS") and CNL Financial Corporation ("CFC")) and should be read in conjunction with the selected historical financial data and accompanying notes of APF, Income Fund, Advisor and CNL Restaurant Financial Services Group. The pro forma balance sheet assumes that the Acquisition occurred on June 30, 1999, and the pro forma consolidated statements of earnings and statements of cash flows assume that the acquisition of properties by APF from January 1, 1998 through July 31, 1999, the acquisition of the Advisor, the CNL Restaurant Financial Services Group and the Acquisition occurred on January 1, 1998.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partners elected to receive notes in the Acquisition. The assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Acquisition had been effected on the dates indicated or of the results which may be obtained in the future.




   See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VII, Ltd.
                              As of June 30, 1999


                                                        Property                                 Historical
                                                      Acquisition                                   CNL
                                         Historical    Pro Forma                    Historical   Financial
                                            APF       Adjustments       Subtotal     Advisor   Services, Inc.
                                        ------------  ------------    ------------  ---------- --------------
               ASSETS:
Land and Building on operating
 leases (net depreciation)............  $569,567,003  $ 3,369,856(A)  $572,936,859  $        0   $        0
Net Investment in Direct Financing
 Leases...............................   132,179,949            0      132,179,949           0            0
Mortgages and Notes Receivable........    63,351,507            0       63,351,507           0            0
Other Investments.....................    16,197,812            0       16,197,812           0            0
Investment In Joint Ventures..........     1,081,046            0        1,081,046           0            0
Cash and Cash Equivalents.............    18,764,033            0       18,764,033     333,295      639,036

Restricted Cash/Certificates of
 Deposit..............................     2,006,690            0        2,006,690           0            0
Receivables (net allowances)/ Due from
 Related Party........................       649,972            0          649,972   8,668,738    5,417,084
Accrued Rental Income.................     5,875,698            0        5,875,698           0            0
Other Assets..........................    12,551,632            0       12,551,632     405,214      313,486
Goodwill..............................             0            0                0           0            0
                                        ------------  -----------     ------------  ----------   ----------
 Total Assets.........................  $822,225,342  $ 3,369,856     $825,595,198  $9,407,247   $6,369,606
                                        ============  ===========     ============  ==========   ==========
       LIABILITIES AND EQUITY:
Accounts Payable and Accrued
 Liabilities..........................  $  2,105,725  $         0     $  2,105,725  $  673,437   $  311,969
Accrued Construction Costs Payable....     9,745,014            0        9,745,014           0            0
Distributions Payable.................             0            0                0           0            0
Due to Related Parties................     1,444,444            0        1,444,444           0      500,981
Income Tax Payable....................             0            0                0      51,466       16,906
Line of Credit/Notes payable..........   149,000,000    3,369,856(A)   152,369,856     351,869            0
Deferred Income.......................     2,466,355            0        2,466,355           0            0
Rents Paid in Advance.................     1,617,367            0        1,617,367           0            0
Minority Interest.....................       644,611            0          644,611           0            0
Common Stock..........................       373,484            0          373,484           0            0
Common Stock--Class A.................             0            0                0       6,400        2,000
Common Stock--Class B.................             0            0                0       3,600          724
Additional Paid-in-capital............   669,997,715            0      669,997,715   3,328,376    5,303,503

Accumulated distributions in excess of
 net earnings.........................   (15,169,373)           0      (15,169,373)  4,992,099      233,523


Partners' Capital.....................             0            0                0           0            0
                                        ------------  -----------     ------------  ----------   ----------
 Total Liabilities and Equity.........  $822,225,342  $ 3,369,856     $825,595,198  $9,407,247   $6,369,606
                                        ============  ===========     ============  ==========   ==========
Wtd. Avg. Shares Outstanding              37,347,883
                                        ============
Shares Outstanding                        37,348,464
                                        ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund VII, Ltd.

                              As of June 30, 1999

                     Historical                                                    Historical
                        CNL                       Combining                        CNL Income
                     Financial                    Pro Forma           Combined      Fund VII,   Pro Forma           Adjusted
                       Corp.        Subtotal     Adjustments            APF           Ltd.     Adjustments         Pro Forma
                    ------------ --------------  ------------      --------------  ----------- ------------      --------------
ASSETS:
Land and Building
 on operating
 leases (net
 depreciation)...   $          0 $  572,936,859  $          0      $  572,936,859  $14,127,414 $  5,906,376 (B2) $  592,970,649
Net Investment in
 Direct Financing
 Leases..........              0    132,179,949             0         132,179,949    3,320,665    1,506,999 (B2)    137,007,613
Mortgages and
 Notes
 Receivable......    290,522,671    353,874,178             0         353,874,178    1,235,728            0         355,109,906
Other
 Investments.....      6,361,082     22,558,894             0          22,558,894            0            0          22,558,894
Investment In
 Joint Ventures..              0      1,081,046             0           1,081,046    3,413,821    1,044,420 (B2)      5,539,287
Cash and Cash
 Equivalents.....      1,767,517     21,503,881    (9,435,433)(B1)     12,068,448      906,629   (2,456,567)(B2)     10,140,510
                                                                                                   (378,000)(B2)
Restricted
 Cash/Certificates
 of Deposit......      2,482,041      4,488,731             0           4,488,731    1,063,383            0           5,552,114
Receivables (net
 allowances)/Due
 from Related
 Party...........      1,125,933     15,861,727    (6,614,629)(C)       9,247,098        2,499      (25,464)(E)       9,224,133
Accrued Rental
 Income..........              0      5,875,698             0           5,875,698    1,175,747   (1,175,747)(B2)      5,875,698
Other Assets.....      2,479,317     15,749,649    (2,575,792)(B1)     13,173,857       73,443      (73,443)(B2)     13,173,857
Goodwill.........              0              0    43,046,115 (B1)     43,046,115            0            0          43,046,115
                    ------------ --------------  ------------      --------------  ----------- ------------      --------------
 Total Assets....   $304,738,561 $1,146,110,612  $ 24,420,261      $1,170,530,873  $25,319,329 $  4,348,574      $1,200,198,776
                    ============ ==============  ============      ==============  =========== ============      ==============
LIABILITIES AND
 EQUITY:
Accounts Payable
 and Accrued
 Liabilities.....   $  2,013,172 $    5,104,303  $          0      $    5,104,303  $    94,169 $          0      $    5,198,472
Accrued
 Construction
 Costs Payable...              0      9,745,014             0           9,745,014            0            0           9,745,014
Distributions
 Payable.........              0              0             0                   0      675,000            0             675,000
Due to Related
 Parties.........     30,170,185     32,115,610    (6,614,629)(C)      25,500,981       25,464      (25,464)(E)      25,500,981
Income Tax
 Payable.........        274,485        342,857      (342,857)(D)               0            0            0                   0
Line of
 Credit/Notes
 payable.........    267,685,382    420,407,107             0         420,407,107            0            0         420,407,107
Deferred Income..              0      2,466,355             0           2,466,355            0            0           2,466,355
Rents Paid in
 Advance.........              0      1,617,367             0           1,617,367       43,712            0           1,661,079
Minority
 Interest........              0        644,611             0             644,611      146,060            0             790,671
Common Stock.....              0        373,484        61,500 (B1)        434,984            0       15,823 (B2)        450,807
Common Stock--
 Class A.........            200          8,600        (8,600)(B1)              0            0            0                   0
Common Stock--
 Class B.........            501          4,825        (4,825)(B1)              0            0            0                   0
Additional Paid-
 in-capital......      3,937,095    682,566,689   122,938,500 (B1)    792,936,215            0   28,693,139 (B2)    821,629,354
                                                  (12,568,974)(B1)
Accumulated
 distributions in
 excess of net
 earnings........        657,541     (9,286,210)   (5,883,163)(B1)    (88,326,064)           0            0         (88,326,064)
                                                  (73,499,548)(B1)
                                                      342,857 (D)
Partners'
 Capital.........              0              0             0                   0   24,334,924  (24,334,924)(B2)              0
                    ------------ --------------  ------------      --------------  ----------- ------------      --------------
 Total
  Liabilities and
  Equity.........   $304,738,561 $1,146,110,612  $ 24,420,261      $1,170,530,873  $25,319,329 $  4,348,574      $1,200,198,776
                    ============ ==============  ============      ==============  =========== ============      ==============
Wtd. Avg. Shares
 Outstanding                                                                                                         45,080,169(r)
                                                                                                                 ==============
Shares
 Outstanding                                                                                                         45,080,750
                                                                                                                 ==============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VII, Ltd.
                     For the Six Months Ended June 30, 1999

                                         Property                                                Historical
                                        Acquisition                               Historical CNL     CNL
                           Historical    Pro Forma                   Historical     Financial     Financial
                              APF       Adjustments      Subtotal      Advisor    Services, Inc.    Corp.      Subtotal
                          ------------  -----------    ------------  -----------  -------------- -----------  -----------
Revenues:
 Rental and Earned
  Income................  $ 27,900,894  $ 3,056,620(a) $ 30,957,514  $         0    $        0   $         0  $30,957,514
 Fees...................             0            0               0    9,454,036     2,963,154        11,511   12,428,701
 Interest and Other
  Income................     4,249,461            0       4,249,461       87,570       249,258    11,539,080   16,125,369
                          ------------  -----------    ------------  -----------    ----------   -----------  -----------
 Total Revenue..........    32,150,355    3,056,620      35,206,975    9,541,606     3,212,412    11,550,591  $59,511,584
Expenses:
 General and
  Administrative........     2,244,408            0       2,244,408    5,405,130     2,441,151       263,524   10,354,213
 Management and Advisory
  Fees..................     1,681,870            0       1,681,870            0             0     1,231,905    2,913,775
 Fees Paid to Related
  Parties...............             0            0               0       88,949       689,425             0      778,374
 Interest Expense.......             0            0               0       92,707             0    10,294,499   10,387,206
 State Taxes............       464,966            0         464,966            0             0             0      464,966
 Depreciation--Other....             0            0               0       77,130        39,032             0      116,162
 Depreciation--
  Property..............     3,701,974      967,179(a)    4,669,153            0             0             0    4,669,153
 Amortization...........         9,700            0           9,700           36             0             0        9,736
 Transaction Costs......       483,005            0         483,005            0             0             0      483,005
                          ------------  -----------    ------------  -----------    ----------   -----------  -----------
 Total Expenses.........     8,585,923      967,179       9,553,102    5,663,952     3,169,608    11,789,928   30,176,590
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...  $ 23,564,432  $ 2,089,441    $ 25,653,873  $ 3,877,654    $   42,804   $  (239,337) $29,334,994

 Equity Earnings of
  Joint
  Ventures/Minority
  Interest .............        31,241            0          31,241            0             0             0       31,241
 Gain (Loss) on Sale of
  Properties............      (201,843)           0        (201,843)           0             0             0     (201,843)
 Provision For Losses on
  Properties............      (540,522)           0        (540,522)           0             0             0     (540,522)
                          ------------  -----------    ------------  -----------    ----------   -----------  -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...    22,853,308    2,089,441      24,942,749    3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision) for
  Federal Income Taxes..             0            0               0   (1,595,036)      (16,906)       86,202   (1,525,740)
                          ------------  -----------    ------------  -----------    ----------   -----------  -----------
Net Earnings (Losses)...  $ 22,853,308  $ 2,089,441    $ 24,942,749  $ 2,282,618    $   25,898   $  (153,135) $27,098,130
                          ============  ===========    ============  ===========    ==========   ===========  ===========
Earnings Per
 Share/Unit.............  $       0.61  $       n/a    $        n/a  $       n/a    $      n/a   $       n/a  $       n/a
                          ============  ===========    ============  ===========    ==========   ===========  ===========
Wtd. Avg. Shares
 Outstanding............    37,347,883            0      37,347,883          n/a           n/a           n/a   37,347,883
                          ============  ===========    ============  ===========    ==========   ===========  ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VII, Ltd.
                     For the Six Months Ended June 30, 1999


                           Combining                       Historical CNL
                           Pro Forma           Combined     Income Fund    Pro Forma          Adjusted
                          Adjustments             APF        VII, Ltd.    Adjustments         Pro Forma
                          -----------         -----------  -------------- -----------        -----------
Revenues:
 Rental and Earned
  Income................  $         0         $30,957,514   $ 1,189,934    $  37,863 (j)     $32,185,311
 Fees...................   (9,812,516)(b),(c)   2,616,185             0      (21,458)(k)       2,594,727
 Interest and Other
  Income................      144,014 (d)      16,269,383        84,139            0          16,353,522
                          -----------         -----------   -----------    ---------         -----------
 Total Revenue..........  $(9,668,502)        $49,843,082   $ 1,274,073    $  16,405         $51,133,560
Expenses:
 General and
  Administrative........     (774,311)(e)       9,579,902        75,612      (41,831)(l),(m)   9,613,683
 Management and Advisory
  Fees..................   (2,913,775)(f)               0             0            0 (n)               0
 Fees Paid to Related
  Parties...............     (743,673)(g)          34,701             0            0              34,701
 Interest Expense.......            0          10,387,206             0            0          10,387,206
 State Taxes............            0             464,966        13,055        6,150 (o)         484,171
 Depreciation--Other....            0             116,162             0            0             116,162
 Depreciation--
  Property..............            0           4,669,153       150,719       88,251 (p)       4,908,123
 Amortization...........    1,076,153 (h)       1,085,889             0            0           1,085,889
 Transaction Costs......            0             483,005       111,897            0             594,902
                          -----------         -----------   -----------    ---------         -----------
 Total Expenses.........   (3,355,606)         26,820,984       351,283       52,570          27,224,837
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...  $(6,312,896)        $23,022,098   $   922,790    $ (36,165)        $23,908,723
 Equity Earnings of
  Joint
  Ventures/Minority
  Interest..............            0              31,241       259,094      (28,017)(q)         262,318
 Gain (Loss) on Sale of
  Properties............            0            (201,843)      189,244            0             (12,599)
 Provision For Losses on
  Properties............            0            (540,522)            0            0            (540,522)
                          -----------         -----------   -----------    ---------         -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   (6,312,896)         22,310,974     1,371,128      (64,182)         23,617,920
 Benefit/(Provision) for
  Federal Income Taxes..    1,525,740 (i)               0             0            0                   0
                          -----------         -----------   -----------    ---------         -----------
Net Earnings (Losses)...  $(4,787,156)        $22,310,974   $ 1,371,128    $ (64,182)        $23,617,920
                          ===========         ===========   ===========    =========         ===========
Earnings Per
 Share/Unit.............  $       n/a         $       n/a   $      0.05    $     n/a         $      0.52
                          ===========         ===========   ===========    =========         ===========
Wtd. Avg. Shares
 Outstanding............    6,150,000          43,497,883           n/a    1,582,286          45,080,169(r)
                          ===========         ===========   ===========    =========         ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VII, Ltd.
                      For the Year Ended December 31, 1998

                                         Property                                               Historical
                                       Acquisition                               Historical CNL     CNL
                          Historical    Pro Forma                   Historical     Financial     Financial
                              APF      Adjustments      Subtotal      Advisor    Services, Inc.    Corp.       Subtotal
                          -----------  ------------    -----------  -----------  -------------- -----------  ------------
Revenues:
 Rental and Earned
  Income................  $33,129,661  $22,951,799(a)  $56,081,460  $         0    $        0   $         0   $56,081,460
 Fees...................            0            0               0   28,904,063     6,619,064       418,904    35,942,031
 Interest and Other
  Income................    9,057,376            0       9,057,376      145,016       574,078    22,238,311    32,014,781
                          -----------  -----------     -----------  -----------    ----------   -----------  ------------
 Total Revenue..........  $42,187,037  $22,951,799     $65,138,836  $29,049,079    $7,193,142   $22,657,215  $124,038,272
Expenses:
 General and
  Administrative........    2,798,481            0       2,798,481    9,843,409     6,114,276     1,425,109    20,181,275
 Management and Advisory
  Fees..................    1,851,004            0       1,851,004            0             0     2,807,430     4,658,434
 Fees to Related
  Parties...............            0            0               0    1,247,278     1,773,406             0     3,020,684
 Interest Expense.......            0            0               0      148,415             0    21,350,174    21,498,589
 State Taxes............      548,320            0         548,320       19,126             0             0       567,446
 Depreciation--Other....            0            0               0      119,923        79,234             0       199,157
 Depreciation--
  Property..............    4,042,290    6,246,947(a)   10,289,237            0             0             0    10,289,237
 Amortization...........       11,808            0          11,808       57,077             0        95,116       164,001
 Transaction Costs......      157,054            0         157,054            0             0             0       157,054
                          -----------  -----------     -----------  -----------    ----------   -----------  ------------
 Total Expenses.........    9,408,957    6,246,947      15,655,904   11,435,228     7,966,916    25,677,829    60,735,877
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization,
 Provision for Losses on
 Properties and Other
 Expenses...............  $32,778,080  $16,704,852     $49,482,932  $17,613,851    $ (773,774)  $(3,020,614)  $63,302,395
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............      (14,138)           0         (14,138)           0             0             0       (14,138)
 Gain (Loss) on Sale of
  Properties............            0            0               0            0             0             0             0
 Gain on
  Securitization........            0            0               0            0             0     3,694,351     3,694,351
 Other Expenses.........            0            0               0            0             0             0             0
 Provision For Losses on
  Properties............     (611,534)           0        (611,534)           0             0             0      (611,534)
                          -----------  -----------     -----------  -----------    ----------   -----------  ------------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   32,152,408   16,704,852      48,857,260   17,613,851      (773,774)      673,737    66,371,074
 Benefit/(Provision) for
  Federal Income Taxes..            0            0               0   (6,957,472)      305,641      (246,603)   (6,898,434)
                          -----------  -----------     -----------  -----------    ----------   -----------  ------------
Net Earnings (Losses)...  $32,152,408  $16,704,852     $48,857,260  $10,656,379    $ (468,133)  $   427,134   $59,472,640
                          ===========  ===========     ===========  ===========    ==========   ===========  ============
Earnings Per
 Share/Unit.............  $      1.21  $       n/a     $       n/a  $       n/a    $      n/a   $       n/a  $        n/a
                          ===========  ===========     ===========  ===========    ==========   ===========  ============
Wtd. Avg. Shares
 Outstanding............   26,648,219    6,981,616      33,629,835          n/a           n/a           n/a    33,629,835
                          ===========  ===========     ===========  ===========    ==========   ===========  ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund VII, Ltd.
                      For the Year Ended December 31, 1998

                           Combining                        Historical CNL
                           Pro Forma            Combined     Income Fund    Pro Forma          Adjusted
                          Adjustments              APF        VII, Ltd.    Adjustments         Pro Forma
                          ------------         -----------  -------------- -----------        -----------
Revenues:
 Rental and Earned
  Income................  $          0         $56,081,460    $2,484,463    $  75,726 (j)     $58,641,649
 Fees...................   (32,715,768)(b),(c)   3,226,263             0      (27,875)(k)       3,198,388
 Interest and Other
  Income................       207,144 (d)      32,221,925       171,263            0          32,393,188
                          ------------         -----------    ----------    ---------         -----------
 Total Revenue..........  $(32,508,624)        $91,529,648    $2,655,726    $  47,851         $94,233,225
Expenses:
 General and
  Administrative........    (4,241,719)(e)      15,939,556       157,358      (70,909)(l),(m)  16,026,005
 Management and Advisory
  Fees..................    (4,658,434)(f)               0             0            0 (n)               0
 Fees to Related
  Parties...............    (2,161,897)(g)         858,787             0            0             858,787
 Interest Expense.......             0          21,498,589             0            0          21,498,589
 State Taxes............             0             567,446         2,729        9,845 (o)         580,020
 Depreciation--Other....             0             199,157             0            0             199,157
 Depreciation--
  Property..............      (340,898)(r)       9,948,339       304,356      176,503 (p)      10,429,198
 Amortization...........     2,152,306 (h)       2,316,307             0            0           2,316,307
 Transaction Costs......             0             157,054        18,781            0             175,835
                          ------------         -----------    ----------    ---------         -----------
 Total Expenses.........    (9,250,642)         51,485,235       483,224      115,439          52,083,898
Operating
 Earnings(Losses) Before
 Equity in Earnings of
 Joint Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on
 Securitizations,
 Provision for Losses on
 Properties and Other
 Expenses...............  $(23,257,982)        $40,044,413    $2,172,502     $(67,588)        $42,149,327
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............             0             (14,138)      292,491      (56,034)(q)         222,319
 Gain (Loss)on Sale of
  Properties............             0                   0         1,025            0               1,025
 Gain on
  Securitization........             0           3,694,351             0            0           3,694,351
 Other Expenses.........             0                   0             0            0                   0
 Provision For Losses on
  Properties............             0            (611,534)            0            0            (611,534)
                          ------------         -----------    ----------    ---------         -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   (23,257,982)         43,113,092     2,466,018     (123,622)         45,455,488
 Benefit/(Provision) for
  Federal Income Taxes..     6,898,434 (i)               0             0            0                   0
                          ------------         -----------    ----------    ---------         -----------
Net Earnings (Losses)...  $(16,359,548)        $43,113,092    $2,466,018    $(123,622)        $45,455,488
                          ============         ===========    ==========    =========         ===========
Earnings Per
 Share/Unit.............  $        n/a         $       n/a    $     0.08    $     n/a         $      1.10
                          ============         ===========    ==========    =========         ===========
Wtd. Avg. Shares
 Outstanding............     6,150,000          39,779,835           n/a    1,582,286          41,362,121 (s)
                          ============         ===========    ==========    =========         ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund VII, Ltd.
                     For the Six Months Ended June 30, 1999

                                           Property                                                  Historical
                                         Acquisition                                 Historical CNL     CNL
                           Historical     Pro Forma                     Historical     Financial     Financial
                               APF       Adjustments       Subtotal       Advisor    Services, Inc.    Corp.
                          -------------  ------------    -------------  -----------  -------------- ------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $  22,853,308  $  2,089,441(a) $  24,942,749  $ 2,282,618    $  25,898    $   (153,135)
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
 Depreciation...........      3,701,974       967,179(b)     4,669,153       77,130       28,372               0
 Amortization expense...          9,700             0            9,700           36            0         900,017
 Minority interest in
  income of consolidated
  joint venture.........         17,610             0           17,610            0            0               0
 Equity in earnings of
  joint ventures, net of
  distributions.........         25,120             0           25,120            0            0               0
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases................        201,843             0          201,843            0            0               0
 Provision for loss on
  land, buildings, and
  direct financing
  leases................        540,522             0          540,522            0            0         (96,475)
 Gain on
  securitization........              0             0                0            0            0               0
 Net cash proceeds from
  securitization of
  notes receivable......              0             0                0            0            0               0
 Decrease (increase) in
  other receivables.....       (229,916)            0         (229,916)  (1,904,704)           0         (67,340)
 Increase in accrued
  interest income
  included in notes
  receivable............              0             0                0            0            0               0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............              0             0                0            0            0        (183,569)
 Investment in notes
  receivable............              0             0                0            0            0     (88,701,265)
 Collections on notes
  receivable............              0             0                0            0            0       9,662,971
 Increase in restricted
  cash..................              0             0                0            0            0      (2,031,259)
 Decrease in due from
  related party.........              0             0                0            0     (193,244)         81,412
 Decrease (increase) in
  prepaid expenses......       (320,425)            0         (320,425)           0            0               0
 Decrease in net
  investment in direct
  financing leases......        721,624             0          721,624            0            0               0
 Increase in accrued
  rental income.........     (1,915,785)            0       (1,915,785)           0            0               0
 Decrease (increase) in
  intangibles and other
  assets................                                                    (36,946)                     (51,848)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....        135,281             0          135,281     (691,686)    (201,744)         94,671
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..        575,868             0          575,868       (8,810)      18,669               0
 Decrease in accrued
  interest..............              0             0                0            0            0         (57,986)
 Increase in rents paid
  in advance and
  deposits..............        663,096             0          663,096            0        3,623               0
 Increase (decrease) in
  deferred rental
  income................      1,276,472             0        1,276,472            0            0               0
                          -------------  ------------    -------------  -----------    ---------    ------------
 Total adjustments......      5,402,984       967,179        6,370,163   (2,564,980)    (344,324)    (80,450,671)
                          -------------  ------------    -------------  -----------    ---------    ------------
 Net cash provided by
  (used in) operating
  activities............     28,256,292     3,056,620       31,312,912     (282,362)    (318,426)    (80,603,806)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............      3,673,907             0        3,673,907       22,157            0               0
 Additions to land and
  buildings on operating
  leases................   (170,153,724)  121,715,562(f)   (48,438,162)           0      (20,873)              0
 Investment in direct
  financing leases......    (44,186,644)            0      (44,186,644)           0            0               0
 Investment in joint
  venture...............       (117,663)            0         (117,663)           0            0               0
 Acquisition of
  businesses............              0             0                0            0            0               0

 Purchase of other
  investments...........              0             0                0            0            0               0
 Net loss in market
  value from investments
  in trading
  securities............              0             0                0            0            0               0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....              0             0                0            0            0         182,607
 Investment in mortgage
  notes receivable......     (2,596,244)            0       (2,596,244)           0            0               0
 Collections on mortgage
  note receivable.......        224,373             0          224,373            0            0               0
 Investment in notes
  receivable............    (22,358,869)            0      (22,358,869)           0            0               0
 Collection on notes
  receivable............        626,959             0          626,959            0            0               0
 Decrease in restricted
  cash..................              0             0                0            0            0               0
 Increase in intangibles
  and other assets......     (3,198,326)            0       (3,198,326)           0            0               0
 Investment in
  certificates of
  deposit...............              0             0                0            0            0               0
 Other..................              0             0                0            0            0               0
                          -------------  ------------    -------------  -----------    ---------    ------------
 Net cash provided by
  (used in) investing
  activities............   (238,086,231)  121,715,562     (116,370,669)      22,157      (20,873)        182,607
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....        210,736             0          210,736            0       20,570               0
 Contributions from
  limited partners......              0             0                0            0            0               0
 Contributions from
  holder of minority
  interest..............        366,289             0          366,289            0            0               0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..     (1,258,062)            0       (1,258,062)           0            0               0
 Payment of stock
  issuance costs........       (735,785)            0         (735,785)           0            0               0
 Proceeds from borrowing
  on line of
  credit/notes payable..    151,437,245             0      151,437,245            0            0      94,272,038
 Payment on line of
  credit/notes payable..    (12,580,289)            0      (12,580,289)           0       (4,808)    (14,428,254)
 Retirement of shares of
  common stock..........              0             0                0            0            0               0
 Distributions to
  holders of minority
  interest..............        (21,105)            0          (21,105)           0            0               0
 Distributions to
  stockholders/limited
  partners..............    (28,476,150)            0      (28,476,150)    (119,808)           0               0
 Other..................     (3,548,744)            0       (3,548,744)           0            0        (181,146)
                          -------------  ------------    -------------  -----------    ---------    ------------
 Net cash provided by
  (used in) financing
  activities............    105,394,135             0      105,394,135     (119,808)      15,762      79,662,638
Net increase (decrease)
 in cash................   (104,435,804)  124,772,182       20,336,378     (380,013)    (323,537)       (758,561)
Cash at beginning of
 year...................    123,199,837   (98,763,763)      24,436,074      713,308      962,573       2,526,078
                          -------------  ------------    -------------  -----------    ---------    ------------
Cash at end of year.....  $  18,764,033  $ 26,008,419    $  44,772,452  $   333,295    $ 639,036    $  1,767,517
                          =============  ============    =============  ===========    =========    ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund VII, Ltd.
                     For the Six Months Ended June 30, 1999


                                         Combining                    Historical CNL
                                         Pro Forma                     Income Fund    Pro Forma        Adjusted
                            Subtotal    Adjustments     Combined APF    VII, Ltd.    Adjustments       Pro Forma
                          ------------  -----------     ------------  -------------- -----------     -------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $ 27,098,130  $(4,787,156)(a) $ 22,310,974    $1,371,128   $   (64,182)(a) $  23,617,920
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
 Depreciation...........     4,774,655            0        4,774,655       150,719        88,251 (b)     5,013,625
 Amortization expense...       909,753    1,076,153 (c)    1,985,906             0             0         1,985,906
 Minority interest in
  income of consolidated
  joint venture.........        17,610            0           17,610         9,280             0            26,890
 Equity in earnings of
  joint ventures, net of
  distributions.........        25,120            0           25,120       (85,887)       28,017 (d)       (32,750)
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases................       201,843            0          201,843      (189,244)            0            12,599
 Provision for loss on
  land, buildings, and
  direct financing
  leases................       444,047            0          444,047             0             0           444,047
 Gain on
  securitization........             0            0                0             0             0                 0
 Net cash proceeds from
  securitization of
  notes receivable......             0            0                0             0             0                 0
 Decrease (increase) in
  other receivables.....    (2,201,960)           0       (2,201,960)       75,979             0        (2,125,981)
 Increase in accrued
  interest income
  included in notes
  receivable............             0            0                0             0             0                 0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............      (183,569)           0         (183,569)            0             0          (183,569)
 Investment in notes
  receivable............   (88,701,265)           0      (88,701,265)            0             0       (88,701,265)
 Collections on notes
  receivable............     9,662,971            0        9,662,971             0             0         9,662,971
 Increase in restricted
  cash..................    (2,031,259)           0       (2,031,259)            0             0        (2,031,259)
 Decrease in due from
  related party.........      (111,832)           0         (111,832)            0             0          (111,832)
 Decrease (increase) in
  prepaid expenses......      (320,425)           0         (320,425)       (8,905)            0          (329,330)
 Decrease in net
  investment in direct
  financing leases......       721,624            0          721,624        44,727             0           766,351
 Increase in accrued
  rental income.........    (1,915,785)           0       (1,915,785)      (41,108)            0        (1,956,893)
 Decrease (increase) in
  intangibles and other
  assets................       (88,794)           0          (88,794)            0             0           (88,794)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....      (663,478)           0         (663,478)       86,650             0          (576,828)
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..       585,727            0          585,727           353             0           586,080
 Decrease in accrued
  interest..............       (57,986)           0          (57,986)       (3,005)            0           (60,991)
 Increase in rents paid
  in advance and
  deposits..............       666,719            0          666,719        (5,315)            0           661,404
 Increase (decrease) in
  deferred rental
  income................     1,276,472            0        1,276,472             0             0         1,276,472
                          ------------  -----------     ------------    ----------   -----------     -------------
 Total adjustments......   (76,989,812)   1,076,153      (75,913,659)       34,244       116,268       (75,763,147)
                          ------------  -----------     ------------    ----------   -----------     -------------
 Net cash provided by
  (used in) operating
  activities............   (49,891,682)  (3,711,003)     (53,602,685)    1,405,372        52,086       (52,145,227)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............     3,696,064            0        3,696,064     1,059,954             0         4,756,018
 Additions to land and
  buildings on operating
  leases................   (48,459,035)   4,452,252(e)   (44,006,783)            0                     (44,006,783)
 Investment in direct
  financing leases......   (44,186,644)           0      (44,186,644)            0             0       (44,186,644)
 Investment in joint
  venture...............      (117,663)           0         (117,663)            0             0          (117,663)
 Acquisition of
  businesses............             0            0                0             0             0                 0
                                                                                               0
 Purchase of other
  investments...........             0            0                0             0             0                 0
 Net loss in market
  value from investments
  in trading
  securities............             0            0                0             0             0                 0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....       182,607            0          182,607             0             0           182,607
 Investment in mortgage
  notes receivable......    (2,596,244)           0       (2,596,244)            0             0        (2,596,244)
 Collections on mortgage
  note receivable.......       224,373            0          224,373         5,832             0           230,205
 Investment in notes
  receivable............   (22,358,869)           0      (22,358,869)            0             0       (22,358,869)
 Collection on notes
  receivable............       626,959            0          626,959             0             0           626,959
 Decrease in restricted
  cash..................             0            0                0    (1,061,529)            0        (1,061,529)
 Increase in intangibles
  and other assets......    (3,198,326)           0       (3,198,326)            0             0        (3,198,326)
 Investment in
  certificates of
  deposit...............             0            0                0             0             0                 0
 Other..................             0            0                0             0             0                 0
                          ------------  -----------     ------------    ----------   -----------     -------------
 Net cash provided by
  (used in) investing
  activities............  (116,186,778)   4,452,252     (111,734,526)        4,257             0      (111,730,269)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....       231,306            0          231,306             0             0           231,306
 Contributions from
  limited partners......             0            0                0             0             0                 0
 Contributions from
  holder of minority
  interest..............       366,289            0          366,289             0             0           366,289
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..    (1,258,062)           0       (1,258,062)            0             0        (1,258,062)
 Payment of stock
  issuance costs........      (735,785)           0         (735,785)            0             0          (735,785)
 Proceeds from borrowing
  on line of
  credit/notes payable..   245,709,283            0      245,709,283             0             0       245,709,283
 Payment on line of
  credit/notes payable..   (27,013,351)           0      (27,013,351)            0             0       (27,013,351)
 Retirement of shares of
  common stock..........             0            0                0             0             0                 0
 Distributions to
  holders of minority
  interest..............       (21,105)           0          (21,105)       (9,825)            0           (30,930)
 Distributions to
  stockholders/limited
  partners..............   (28,595,958)           0      (28,595,958)   (1,350,000)            0       (29,945,958)
 Other..................    (3,729,890)           0       (3,729,890)            0             0        (3,729,890)
                          ------------  -----------     ------------    ----------   -----------     -------------
 Net cash provided by
  (used in) financing
  activities............   184,952,727            0      184,952,727    (1,359,825)            0       183,592,902
Net increase (decrease)
 in cash................    18,874,267      741,249       19,615,516        49,804        52,086        19,717,406
Cash at beginning of
 year...................    28,638,033   (2,189,187)      26,448,846       856,825    (2,725,652)       24,580,019
                          ------------  -----------     ------------    ----------   -----------     -------------
Cash at end of year.....  $ 47,512,300  $(1,447,938)    $ 46,064,362    $  906,629   $(2,673,566)    $  44,297,425
                          ============  ===========     ============    ==========   ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund VII, Ltd.
                      For the Year Ended December 31, 1998

                                           Property                                      Historical    Historical
                            Restated      Acquisition                                       CNL            CNL
                           Historical      Pro Forma                      Historical     Financial      Financial
                               APF        Adjustments        Subtotal       Advisor    Services, Inc.     Corp.
                          -------------  -------------     -------------  -----------  -------------- -------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $  32,152,408  $  16,704,852 (a) $  48,857,260  $10,656,379    $ (468,133)  $     427,134
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation...........      4,042,290      6,246,947 (b)    10,289,237      119,923        79,234               0
 Amortization expense...         11,808              0            11,808       56,003             0       2,246,273
 Minority interest in
  income of consolidated
  joint venture.........         30,156              0            30,156            0             0               0
 Equity in earnings of
  joint ventures, net of
  distributions.........        (15,440)             0           (15,440)           0             0               0
 Loss (gain) on sale of
  land, building, net
  investment in direct
  financing leases......              0              0                 0            0             0               0
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes........        611,534              0           611,534            0             0         398,042
 Gain on
  securitization........              0              0                 0            0             0      (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable......              0              0                 0            0             0     265,871,668
 Decrease (increase) in
  other receivables.....        899,572              0           899,572   (3,896,090)            0         453,105
 Increase in accrued
  interest income
  included in notes
  receivable............              0              0                 0            0             0        (170,492)
 Increase in accrued
  interest on mortgage
  note receivable.......              0              0                 0            0             0               0
 Investment in notes
  receivable............              0              0                 0            0             0    (288,590,674)
 Collections on notes
  receivable............              0              0                 0            0             0      23,539,641
 Decrease in restricted
  cash..................              0              0                 0            0             0       2,504,091
 Decrease (increase) in
  due from related
  party.................              0              0                 0            0        89,839      (1,043,527)
 Increase in prepaid
  expenses..............              0              0                 0            0         7,246               0
 Decrease in net
  investment in direct
  financing leases......      1,971,634              0         1,971,634            0             0               0
 Increase in accrued
  rental income.........     (2,187,652)             0        (2,187,652)           0             0               0
 Increase in intangibles
  and other assets......        (29,477)             0           (29,477)     (44,716)      (20,635)        (59,523)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....        467,972              0           467,972      156,317       325,898        (103,507)
 Increase in due to
  related parties,
  excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..         31,255              0            31,255            0      (164,619)              0
 Increase in accrued
  interest..............              0              0                 0            0             0         (77,968)
 Increase in rents paid
  in advance and
  deposits..............        436,843              0           436,843            0             0               0
 Decrease in deferred
  rental income.........        693,372              0           693,372            0             0               0
                          -------------  -------------     -------------  -----------    ----------   -------------
 Total adjustments......      6,963,867      6,246,947        13,210,814   (3,608,563)      316,963       1,610,591
                          -------------  -------------     -------------  -----------    ----------   -------------
 Net cash provided by
  (used in) operating
  activities............     39,116,275     22,951,799        62,068,074    7,047,816      (151,170)      2,037,725
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............      2,385,941              0         2,385,941            0             0               0
 Additions to land and
  buildings on operating
  leases................   (200,101,667)    (3,369,856)(e)  (325,187,085)    (381,671)     (236,372)              0
                                          (121,715,562)(i)
 Investment in direct
  financing leases......    (47,115,435)             0       (47,115,435)           0             0               0
 Investment in joint
  venture...............       (974,696)             0          (974,696)           0             0               0
 Acquisition of
  businesses............              0              0                 0            0             0               0
 Purchase of other
  investments...........    (16,083,055)             0       (16,083,055)           0             0               0
 Net loss in market
  value from investments
  in trading
  securities............              0              0                 0            0             0         295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....              0              0                 0            0             0         212,821
 Investment in mortgage
  notes receivable......     (2,886,648)             0        (2,886,648)           0             0               0
 Collections on mortgage
  note receivable.......        291,990              0           291,990            0             0               0
 Investment in equipment
  notes receivable......     (7,837,750)             0        (7,837,750)           0             0               0
 Collections on
  equipment notes
  receivable............      1,263,633              0         1,263,633    1,783,240             0               0
 Decrease in restricted
  cash..................              0              0                 0            0             0               0
 Increase in intangibles
  and other assets......     (6,281,069)             0        (6,281,069)           0             0               0
 Other..................              0              0                 0      200,000             0               0
                          -------------  -------------     -------------  -----------    ----------   -------------
 Net cash provided by
  (used in) investing
  activities............   (277,338,756)  (125,085,418)     (402,424,174)   1,601,569      (236,372)        508,335
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....    385,523,966              0       385,523,966      966,115        51,830          50,100
 Contributions from
  limited partners......              0              0                 0            0             0               0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..     (4,574,925)             0        (4,574,925)           0             0               0
 Payment of stock
  issuance costs........    (34,579,650)             0       (34,579,650)           0             0               0
 Proceeds from borrowing
  on line of
  credit/notes payable..      7,692,040      3,369,856 (e)    11,061,896      198,296             0     413,555,624
 Payment on line of
  credit/notes payable..         (8,039)             0            (8,039)           0             0    (411,805,787)
 Retirement of shares of
  common stock..........       (639,528)             0          (639,528)           0             0               0
 Distributions to
  holders of minority
  interest..............        (34,073)             0           (34,073)           0             0               0
 Distributions to
  stockholders/limited
  partners..............    (39,449,149)             0       (39,449,149)  (9,364,488)            0               0
 Other..................        (95,101)             0           (95,101)           0            24      (2,500,011)
                          -------------  -------------     -------------  -----------    ----------   -------------
 Net cash provided by
  (used in) financing
  activities............    313,835,541      3,369,856       317,205,397   (8,200,077)       51,854        (700,074)
Net increase (decrease)
 in cash................     75,613,060    (98,763,763)      (23,150,703)     449,308      (335,688)      1,845,986
Cash at beginning of
 year...................     47,586,777              0        47,586,777      264,000     1,298,261         680,092
                          -------------  -------------     -------------  -----------    ----------   -------------
Cash at end of year.....  $ 123,199,837  $ (98,763,763)    $  24,436,074  $   713,308    $  962,573   $   2,526,078
                          =============  =============     =============  ===========    ==========   =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund VII, Ltd.
                      For the Year Ended December 31, 1998

                                          Combining                      Historical CNL
                                          Pro Forma         Combined         Income      Pro Forma        Adjusted
                            Subtotal     Adjustments           APF        Fund VII, Ltd Adjustments       Pro Forma
                          -------------  ------------     -------------  -------------- -----------     -------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $  59,472,640  $(16,359,548)(a) $  43,113,092   $ 2,466,018   $  (123,622)(a) $  45,455,488
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation...........     10,488,394      (340,898)(b)    10,147,496       304,356       176,503 (b)    10,628,355
 Amortization expense...      2,314,084     2,152,306 (c)     4,466,390             0             0         4,466,390
 Minority interest in
  income of consolidated
  joint venture.........         30,156             0            30,156        18,590             0            48,746
 Equity in earnings of
  joint ventures, net of
  distributions.........        (15,440)            0           (15,440)       65,476        56,034 (d)       106,070
 Loss(gain) on sale of
  land, building, net
  investment in direct
  financing leases......              0             0                 0        (1,025)            0            (1,025)
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes........      1,009,576             0         1,009,576             0             0         1,009,576
 Gain on
  securitization........     (3,356,538)            0        (3,356,538)            0             0        (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable......    265,871,668             0       265,871,668             0             0       265,871,668
 Decrease(increase) in
  other receivables.....     (2,543,413)            0        (2,543,413)      (27,330)            0        (2,570,743)
 Increase in accrued
  interest income
  included in notes
  receivable............       (170,492)            0          (170,492)            0             0          (170,492)
 Increase in accrued
  interest on mortgage
  note receivable.......              0             0                 0             0             0                 0
 Investment in notes
  receivable............   (288,590,674)            0      (288,590,674)            0             0      (288,590,674)
 Collections on notes
  receivable............     23,539,641             0        23,539,641             0             0        23,539,641
 Decrease in restricted
  cash..................      2,504,091             0         2,504,091             0             0         2,504,091
 Decrease(increase) in
  due from related
  party.................       (953,688)            0          (953,688)            0             0          (953,688)
 Increase in prepaid
  expenses..............          7,246             0             7,246           639             0             7,885
 Decrease in net
  investment in direct
  financing leases......      1,971,634             0         1,971,634        81,760             0         2,053,394
 Increase in accrued
  rental income.........     (2,187,652)            0        (2,187,652)      (90,896)            0        (2,278,548)
 Increase in intangibles
  and other assets......       (154,351)            0          (154,351)            0             0          (154,351)
 Increase(decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....        846,680             0           846,680        (5,197)            0           841,483
 Increase in due to
  related parties,
  excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..       (133,364)            0          (133,364)       (9,772)            0          (143,136)
 Increase in accrued
  interest..............        (77,968)            0           (77,968)            0             0           (77,968)
 Increase in rents paid
  in advance and
  deposits..............        436,843             0           436,843       (11,644)            0           425,199
 Decrease in deferred
  rental income.........        693,372             0           693,372             0             0           693,372
                          -------------  ------------     -------------   -----------   -----------     -------------
 Total adjustments......     11,529,805     1,811,408        13,341,213       324,957       232,537        13,898,707
                          -------------  ------------     -------------   -----------   -----------     -------------
 Net cash provided by
  (used in) operating
  activities............     71,002,445   (14,548,140)       56,454,305     2,790,975       108,915        59,354,195
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............      2,385,941             0         2,385,941             0             0         2,385,941
 Additions to land and
  buildings on operating
  leases................   (325,805,128)   21,794,386 (h)  (304,010,742)            0             0      (304,010,742)
 Investment in direct
  financing leases......    (47,115,435)            0       (47,115,435)            0             0       (47,115,435)
 Investment in joint
  venture...............       (974,696)            0          (974,696)            0             0          (974,696)
 Acquisition of
  businesses............              0    (9,435,433)(f)   (9,435,433)                  (2,456,567)(g)   (12,270,000)
                                                                                           (378,000)(g)
 Purchase of other
  investments...........    (16,083,055)            0       (16,083,055)            0             0       (16,083,055)
 Net loss in market
  value from investments
  in trading
  securities............        295,514             0           295,514             0             0           295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....        212,821             0           212,821             0             0           212,821
 Investment in mortgage
  notes receivable......     (2,886,648)            0        (2,886,648)            0             0        (2,886,648)
 Collections on mortgage
  note receivable.......        291,990             0           291,990        10,811             0           302,801
 Investment in equipment
  notes receivable......     (7,837,750)            0        (7,837,750)            0             0        (7,837,750)
 Collections on
  equipment notes
  receivable............      3,046,873             0         3,046,873             0             0         3,046,873
 Decrease in restricted
  cash..................              0             0                 0             0             0                 0
 Increase in intangibles
  and other assets......     (6,281,069)            0        (6,281,069)            0             0        (6,281,069)
 Other..................        200,000             0           200,000        13,221             0           213,221
                          -------------  ------------     -------------   -----------   -----------     -------------
 Net cash provided by
  (used in) investing
  activities............   (400,550,642)   12,358,953      (388,191,689)       24,032    (2,834,567)     (391,002,224)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....    386,592,011             0       386,592,011             0             0       386,592,011
 Contributions from
  limited partners......              0             0                 0             0             0                 0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..     (4,574,925)            0        (4,574,925)            0             0        (4,574,925)
 Payment of stock
  issuance costs........    (34,579,650)            0       (34,579,650)            0             0       (34,579,650)
 Proceeds from borrowing
  on line of
  credit/notes payable..    424,815,816             0       424,815,816             0             0       424,815,816
 Payment on line of
  credit/notes payable..   (411,813,826)            0      (411,813,826)            0             0      (411,813,826)
 Retirement of shares of
  common stock..........       (639,528)            0          (639,528)            0             0          (639,528)
 Distributions to
  holders of minority
  interest..............        (34,073)            0           (34,073)      (19,499)            0           (53,572)
 Distributions to
  stockholders/limited
  partners..............    (48,813,637)            0       (48,813,637)   (2,700,000)            0       (51,513,637)
 Other..................     (2,595,088)            0        (2,595,088)            0             0        (2,595,088)
                          -------------  ------------     -------------   -----------   -----------     -------------
 Net cash provided by
  (used in) financing
  activities............    308,357,100             0       308,357,100    (2,719,499)            0       305,637,601
Net increase (decrease)
 in cash................    (21,191,097)   (2,189,187)      (23,380,284)       95,508    (2,725,652)      (26,010,428)
Cash at beginning of
 year...................     49,829,130             0        49,829,130       761,317             0        50,590,447
                          -------------  ------------     -------------   -----------   -----------     -------------
Cash at end of year.....  $  28,638,033  $ (2,189,187)    $  26,448,846   $   856,825   $(2,725,652)    $  24,580,019
                          =============  ============     =============   ===========   ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                         PRO FORMA FINANCIAL STATEMENTS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund VII, Inc.

1. Basis of Presentation

   The Pro Forma Balance Sheet as of June 30, 1999 reflects the transactions of the acquisition of the Advisor and CNL Restaurant Financial Services Group as set forth in this consent solicitation. The Pro Forma Statements of Earnings for the six months ended June 30, 1999, and for the year ended December 31, 1998, have been prepared to reflect (a) the issuance of additional shares and the property acquisitions completed from January 1, 1998 through July 31, 1999 and (b) the acquisition of the Advisor and CNL Restaurant Financial Services Group and the Acquisition of the Income Fund. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF and the historical combined financial information of the Advisor, CNL Restaurant Financial Services Group and the Income Fund and should be read in conjunction with the selected historical financial data and accompanying notes of APF, the Advisor the CNL Restaurant Financial Services Group and the Income Fund. The Pro Forma Balance Sheet was prepared as if the transactions described above occurred on June 30, 1999. The Pro Forma Statements of Earnings were prepared as if the transactions described above occurred as of January 1, 1998. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the transactions described above had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all material adjustments necessary to reflect the recurring effects of the transactions described above have been made.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partner elected the note option. This assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   The Pro Forma Balance Sheet and Pro Forma Statements of Earnings assume the issuance of the APF Shares relating to the purchase of the Advisor and the CNL Restaurant Financial Services Group without regard to a provision that provides for 1,000,000 APF Shares to be placed in escrow pending achievement of certain levels of property acquisition and/or mortgage loan origination. This presentation was selected in order to present both the most dilutive results as well as what management believes is the most likely result based on current information.

2. Method of Accounting

   The acquisition of the CNL Restaurant Financial Services Group and the Income Fund will be accounted for under the purchase accounting method. APF will recognize goodwill to the extent that the purchase price paid exceeds the fair value of the net tangible assets acquired. As for the acquisition of the Advisor from a related party, APF will expense the costs incurred in acquiring the Advisor to the extent that the purchase price paid exceeds the fair value of the net tangible assets acquired. The excess purchase price will be recorded as an expense on APF's consolidated statements of earnings.

   All significant intercompany balances and transactions between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund have been eliminated in the pro forma financial statements.

3. Reverse Stock Split

   In May 1999, the stockholders of APF approved a proposal for a one-for-two reverse stock split at the annual stockholder meeting. All information relating to shares outstanding and per share information has been restated for all periods presented.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund VII, Inc.


4. Adjustments to Pro Forma Balance Sheet

   The following describes the pro forma adjustments to the Pro Forma Balance Sheet as of March 31, 1999, as if the Acquisition was consummated on such date. For purposes of the pro forma financial statements, it is assumed that at a special meeting of stockholders for APF, the stockholders of APF approved a proposal for an amendment to its Articles of Incorporation to increase the number of authorized shares to an amount necessary to enable APF to issue the shares for the Acquisition.

  (A) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (B) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                               CNL
                                            Financial
                                            Services
                                 Advisor      Group     Income Fund     Total
                               ----------- -----------  -----------  ------------
     Fair Value of
      Consideration Received.  $81,830,023 $50,605,410  $31,543,529  $163,978,962
                               =========== ===========  ===========  ============
     Share Consideration.....  $76,000,000 $47,000,000  $28,708,962  $151,708,962
     Cash Consideration......          --          --       378,000       378,000
     APF Transaction Costs...    5,830,023   3,605,410    2,456,567    11,892,000
                               ----------- -----------  -----------  ------------
         Total Purchase
          Price..............  $81,830,023 $50,605,410  $31,543,529  $163,978,962
                               =========== ===========  ===========  ============
     Allocation of Purchase
      Price:
     Net Assets--Historical..  $ 8,330,475 $10,135,087  $24,334,924  $ 42,800,486
     Purchase Price
      Adjustments:
       Land and buildings on
        operating leases.....          --          --     5,906,376     5,906,376
       Net investment in
        direct
        financing leases.....          --          --     1,506,999     1,506,999
       Investment in joint
        ventures.............          --          --     1,044,420     1,044,420
       Accrued rental income.          --          --    (1,175,747)   (1,175,747)
       Intangibles and other
        assets...............          --   (2,575,792)     (73,443)   (2,649,235)
       Goodwill*.............          --   43,046,115          --     43,046,115
       Excess purchase price.   73,499,548         --           --     73,499,548
                               ----------- -----------  -----------  ------------
         Total Allocation....  $81,830,023 $50,605,410  $31,543,529  $163,978,962
                               =========== ===========  ===========  ============

--------
* Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund VII, Inc.


    The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisition of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,499,548 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations". Goodwill of $43,046,115 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

          1. Common Stock (CFA, CFS, CFC)--Class A......       8,600
            Common Stock (CFA, CFS, CFC)--Class B.......       4,825
            Additional Paid-in Capital (CFA, CFS, CFC)..  12,568,974
            Retained Earnings...........................   5,883,163
            Accumulated distributions in excess of earn-
             ings.......................................  73,499,548
            Goodwill for CFC/CFS (Intangibles and other
             assets)....................................  43,046,115
              CFC/CFS Organizational Costs/Other Assets.               2,575,792
              Cash to pay APF transaction costs.........               9,435,433
              APF Common Stock..........................                  61,500
              APF Capital in Excess of Par Value........             122,938,500
            (To record acquisition of CFA, CFS and CFC)

          2. Partners' Capital..........................  24,334,924
            Land and buildings on operating leases......   5,906,376
            Net investment in direct financing leases...   1,506,999
            Investment in joint ventures................   1,044,420
              Accrued rental income.....................               1,175,747
              Intangibles and other assets..............                  73,443
              Cash to pay APF Transaction costs.........               2,456,567
              Cash consideration to Income Funds........                 378,000
              APF Common Stock..........................                  15,823
              APF Capital in Excess of Par Value........              28,693,139
              (To record acquisition of Income Fund)

  (C) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

  (D) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

  (E) Represents the elimination by the Income Fund of $25,464 in related party payables recorded as receivables by the Advisor.

5. Adjustments to Pro Forma Statements of Earnings

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund VII, Inc.


    (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

       Origination fees from affiliates........................... $  (689,425)
       Secured equipment lease fees...............................     (67,967)
       Advisory fees..............................................    (126,788)
       Reimbursement of administrative costs......................    (382,728)
       Acquisition fees...........................................  (4,452,252)
       Underwriting fees..........................................     (54,248)
       Administrative, executive and guarantee fees...............    (532,389)
       Servicing fees.............................................    (572,728)
       Development fees...........................................     (38,853)
       Management fees............................................  (1,681,870)
                                                                   -----------
         Total.................................................... $(8,599,248)
                                                                   ===========

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $144,014

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs............................. $(774,311)

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund VII, Inc.


    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,681,870)
       Administrative executive and guarantee fees................    (532,389)
       Servicing fees.............................................    (572,728)
       Advisory fees..............................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

    (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

       Amortization of goodwill..................................... $1,076,153

    (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $37,863 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k) Represents the elimination of fees between the Advisor and the Income Fund:

       Management fees............................................... $      0
       Reimbursement of administrative costs.........................  (21,458)
                                                                      --------
                                                                      $(21,458)
                                                                      ========

    (l) Represents the elimination of $21,458 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $20,373 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $6,150 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund VII, Inc.


    (p) Represents an increase in depreciation expense of $88,251 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $28,017 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents rental and earned income of $22,951,799 and depreciation expense of $6,246,947 as if properties that had been operational when they were acquired by APF from January 1, 1998 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

       Origination fees from affiliates.......................... $ (1,773,406)
       Secured equipment lease fees..............................      (54,998)
       Advisory fees.............................................     (305,030)
       Reimbursement of administrative costs.....................     (408,762)
       Acquisition fees..........................................  (21,794,386)
       Underwriting fees.........................................     (388,491)
       Administrative, executive and guarantee fees..............   (1,233,043)
       Servicing fees............................................   (1,570,331)
       Development fees..........................................     (229,153)
       Management fees...........................................   (1,851,004)
                                                                  ------------
         Total................................................... $(29,608,604)
                                                                  ============

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund VII, Inc.

       Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the year ended December 31, 1998 of $3,107,164 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(II)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $207,144

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs........................... $(4,241,719)

    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,851,004)
       Administrative executive and guarantee fees................  (1,233,043)
       Servicing fees.............................................  (1,269,357)
       Advisory fees..............................................    (305,030)
                                                                   -----------
                                                                   $(4,658,434)
                                                                   ===========

    (g) Represents the elimination of $2,161,897 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

       Amortization of goodwill..................................... $2,152,306

    (i) Represents the elimination of $6,898,434 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $75,726 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund VII, Inc.


    (k) Represents the elimination of fees between the Advisor and the Income Fund:

       Management fees............................................... $      0
       Reimbursement of administrative costs.........................  (27,875)
                                                                      --------
                                                                      $(27,875)
                                                                      ========

    (l) Represents the elimination of $27,875 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $43,034 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $9,845 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1998 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $176,503 as a result of adjusting the historical basis of the real estate owned indirectly by the Fund through joint venture or tenancy in common arrangements with affiliates or unrelated third parties, to fair value as a result by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $56,034 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Represents the decrease in depreciation expense of $340,898 as a result of eliminating acquisition fees (see 4(II)(b)) between APF and the Advisor which on a historical basis were capitalized as part of the basis of the building.

    (s) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund VII, Inc.


6. Adjustments to Pro Forma Statement of Cash Flows

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

    (d) Represents adjustment of equity in earnings to net income.

    (e) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (f) Represents the reversal of historical cash used for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.


  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

    (d) Represents adjustments of equity in earnings to net income.

    (e) Represents amounts borrowed under APF's credit facility from July 1, 1999 through June 30, 1999 to acquire properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

    (f) Represents the use of cash by APF to pay the transaction costs allocated to the acquisition of the Advisor and Restaurant Financial Group.

    (g) Represents the use of cash i) to pay for the cash consideration proposed in the offer to acquire the Income Fund and ii) to pay the transaction costs allocated to the acquisition of the Income Fund.

    (h) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (i) Represents the adjustment for property acquisitions that had been operational upon acquisition by APF as if these properties had been acquired on January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund VII, Inc.


    Non-Cash Investing Activities:

    On January 1, 1998, APF issued shares of its common stock to acquire the Advisor, CNL Restaurant Financial Services Group and the Income Fund, as described in 4(A) and 4(B).

                                                                     Appendix A

             [LETTERHEAD OF LEGG MASON WOOD WALKER, INCORPORATED]

                                March 10, 1999

James M. Seneff, Jr.
Robert A. Bourne
CNL Realty Corporation
as General Partners of
CNL Income Fund VII, Ltd.
400 East South Street
Orlando, FL 32801-2878

               Re: CNL Income Fund VII, Ltd. (the "Partnership")

Gentlemen:

   You have requested our opinion as investment bankers (a) as to the fairness, from a financial point of view, to the Partnership and its limited partners of the shares of common stock (the "Common Stock") of CNL American Properties Fund, Inc. (the "Acquiror") offered to them in the Merger (as defined below), (b) as to the fairness, from a financial point of view, of the aggregate Common Stock offered to the CNL Income Funds (as defined below) in the Merger Transactions (as defined below) and (c) as to the fairness, from a financial point of view, of the method of allocating the aggregate shares of Common Stock among the CNL Income Funds in the Merger Transactions. Under the terms of an agreement and plan of merger (the "Merger Agreement"), dated March 11, 1999, between the Partnership and the Acquiror, the Partnership will merge with and into a wholly owned subsidiary of the Acquiror and the partners of the Partnership will be offered shares of Common Stock as determined pursuant to the Merger Agreement (the "Share Consideration"); such transaction is hereafter referred to as the "Merger."

   The Partnership is one of sixteen Florida limited partnerships (the "CNL Income Funds") served by Messrs. Seneff, Bourne and CNL Realty Corporation as general partners (the "General Partners"). Each CNL Income Fund has executed a merger agreement with the Acquiror on terms similar to the Merger Agreement. The transactions to occur under such merger agreements are referred to as the "Merger Transactions."

   In connection with our opinion, we have, among other things:

     (i) reviewed the Merger Agreement and the merger agreements for each of the Merger Transactions;

     (ii) reviewed the Registration Statement on Form S-4 with respect to the Merger Transactions as filed on March 12, 1999;

     (iii) reviewed the financial statements and the related filings of the Partnership and the other CNL Income Funds on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (iv) reviewed the financial statements and the related filings of the Acquiror on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (v) reviewed certain internal information concerning the business and operations of the Partnership and the other CNL Income Funds furnished to us by the General Partners, including a draft of the Partnership's and the other CNL Income Funds' Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vi) reviewed certain internal information concerning the business and operations of the Acquiror furnished to us by management of the Acquiror, including a draft of the Acquiror's Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vii) reviewed certain financial data and operating statistics relating to the Partnership, the other CNL Income Funds and the Acquiror provided by the General Partners and the Acquiror and compared them with similar information of selected public companies that we deemed relevant to our inquiry;

     (viii) reviewed the appraisal (the "Appraisal") of the properties of the Partnership and the other CNL Income Funds prepared by Valuation Associates and dated January 6, 1999;

     (ix) held meetings and discussions with certain directors, officers and employees of the General Partners and the Acquiror concerning the operations, financial condition and future prospects of the Partnership, the other CNL Income Funds and the Acquiror; and

     (x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

   In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by or on behalf of the Partnership, the other CNL Income Funds and the Acquiror. We have further relied upon the assurances of the General Partners that they are unaware of any factors that would materially alter the conclusions made in Legg Mason's fairness opinion, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. Legg Mason assumed that the financial forecasts (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the General Partners and the Acquiror as to the future performance of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason also assumed, with the consent of the General Partners, that any material liabilities (contingent or otherwise, known or unknown) of the Partnership, the other CNL Income Funds and the Acquiror are as set forth in the financial statements of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason also assumed with the consent of the General Partners that the table prepared by or for the General Partners of the allocation of Share Consideration among the General Partners and the limited partners of the Partnership has been prepared in accordance with and complies with the terms and conditions of the partnership agreement of the Partnership. Legg Mason also assumed that the Appraisal was reasonably prepared by and reflected the good faith judgments of Valuation Associates and Legg Mason does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership, the other CNL Income Funds or the Acquiror. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof.

   We have acted as financial advisor to the General Partners and will receive a fee for our services. It is understood that this letter is for the information of the General Partners in their evaluation of the Merger Transactions and our opinion does not constitute a recommendation to the General Partners or any limited partner of the Partnership or any of the other CNL Income Funds as to how such partner should vote on the Merger or the Merger Transactions, as the case may be, or as to whether such partner should elect to receive the Share Consideration or cash and promissory notes of the Acquiror. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets. Additionally, our opinion does not compare the relative merits of the Merger and the Merger Transactions with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Merger and the Merger Transactions.

   It should be noted that in rendering this opinion with respect to the fairness, from a financial point of view, of (i) the Share Consideration to be offered with respect to the Partnership, (ii) the aggregate Common

Stock offered with respect to the CNL Income Funds and (iii) the method of allocating the shares of Common Stock of the Acquiror among the CNL Income Funds, Legg Mason has neither addressed, nor are we rendering any opinion with respect to, any other aspect of the Merger Transactions, including (a) the value or fairness of the cash and promissory notes option, (b) the prices at which the shares of Common Stock may trade following the Merger Transactions or the trading value of the shares to be offered compared with the current fair market value of the portfolios or other assets of the Partnership and the other CNL Income Funds if liquidated in real estate markets, (c) the tax effect of any aspect of the Merger Transactions, (d) the fairness of the amounts or allocation of the costs of the Merger Transactions or the amounts of such costs allocated to the limited partners or, (e) any other matters with respect to any specific individual partner or class of partners of the Partnership or the other CNL Income Funds.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Share Consideration offered to the Partnership and its limited partners in the Merger, the aggregate shares of Common Stock offered by the Acquiror with respect to the CNL Income Funds in the Merger Transactions and the method of allocating the shares of Common Stock among the CNL Income Funds in the Merger Transactions are fair from a financial point of view.

                                          Very truly yours,

                                          /s/ Legg Mason Wood Walker,
                                           Incorporated
                                          -------------------------------------
                                          Legg Mason Wood Walker, Incorporated

                                                                      Appendix B
                                          October 27, 1999

CNL Income Fund VII, Ltd.
c/o James M. Seneff, Jr.
400 East South Street, Suite 500
Orlando, Florida 32801

  Re: Agreement and Plan of Merger dated March 11, 1999 by and among CNL
      American Properties Fund, Inc. ("APF"), CNL APF Partners, L.P. (the "Operating Partnership"), CNL APF GP Corp. (the "OP General Partner"), CNL Income Fund VII, Ltd. (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr. and CNL Realty Corporation (together, the "General Partners"), as amended by First Amendment to Agreement and Plan of Merger dated June 4, 1999 (the agreement and plan of merger, as so amended, the "Merger Agreement")

Gentlemen:

   Under the terms of Section 2.3 of the Merger Agreement, the closing of the merger of the Fund into the Operating Partnership is to occur within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X of the Merger Agreement but in no event later than March 31, 2000.

   The parties desire to further amend the Merger Agreement to modify the provisions thereof regarding the time for Closing and for the satisfaction or waiver of the conditions set out in Article X.

   Accordingly, the parties agree that Section 2.3 of the Merger Agreement is amended to provide that the Closing shall take place by the later of thirty
(30) days after the Partners of the Fund approve the Merger Proposal in accordance with the requirements of the Merger Agreement or March 31, 2000; however, in no event later than June 30, 2000. Further, the reference to "March 31, 2000" in the lead in of Sections 10.2 and 10.3 and in clause (c) of Section
11.2 is deleted and replaced with "the Closing Date."

   Capitalized terms used but not defined in this letter have the meanings such terms are given in the Merger Agreement.

   Except as specifically amended hereby, the Merger Agreement remains unmodified and in full force and effect.

   To evidence your agreement to the foregoing amendment of the Merger Agreement, please sign and return to me a copy of this letter.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

   Agreed as of the date of the above letter.

                                          CNL INCOME FUND VII, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr.
                                          Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr., as General
                                           Partner

                                          CNL APF GP CORP.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

   THIS FIRST AMENDMENT TO AGREEMENT AND PLAN MERGER is entered into as of the 4th day of June 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund VII, Ltd. a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Bourne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   Recitals:

   WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated March 11, 1999 by and among the Parties (the "Merger Agreement"), the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of the Merger Agreement; and

   WHEREAS, the Parties desire to amend the Merger Agreement in the manner set forth below.

                                   Agreement:

1. AMENDMENTS TO MERGER AGREEMENT

   The Merger Agreement is hereby amended as follows in accordance with the provisions of Section 14.9 of the Merger Agreement:

  1.1 The definition of "Cash/Notes Option" is hereby deleted in its entirety.

  1.2 Clause (B) of Section 4.1(a)(iii)(B) is hereby deleted in its entirety and restated as follows:

    "(B) Notes in accordance with Section 4.4 below."

  1.3 Clause (i) of Section 4.2(ii) is hereby deleted in its entirety and restated as follows:

    "(ii) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund (or, if APF consummates the Reverse Split, for every $20.00 of expenses)."

  1.4 Section 4.4 is hereby deleted in its entirety and amended and restated as follows:

    "Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the note option, such limited partners shall be entitled to receive, in lieu of the Share Consideration, notes (the "Notes") in the aggregate amount equal to 97% of the value (based on the Exchange Value as defined in the Registration Statement) of the Share Consideration such Dissenting Partners would have otherwise received had such partners not elected to receive the Notes (the "Note Option"). The Notes will mature on the fifth anniversary of the Closing Date and will bear interest at a fixed rate equal to seven percent. The aggregate Share Consideration shall be reduced on a one-for-basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Note Option."

  1.5 The reference to "December 31, 1999" in the lead in of Section 10.2 is hereby deleted and replaced with March 31, 2000.

  1.6 The following subsection shall be added to Section 10.2:

    "(g) The aggregate face amount of the Notes to be issued to Dissenting Limited Partners shall not have exceeded 15% of the value of the Share Consideration based on the Exchange Value."

  1.7 The reference to "December 31, 1999" in the lead in of Section 10.3 is hereby deleted and replaced with March 31, 2000.

  1.8 The reference to "December 31, 1999" in clause (c) of Section 11.2 is hereby deleted and replaced with "March 31, 2000."

2. GENERAL

  2.1 Except as specifically set forth in this First Amendment, the Merger Agreement shall remain unmodified and in full force and effect.

  2.2 This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  2.3 The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  2.4 This First Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                           Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP CORP.

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND VII, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne_________________
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          James M. Seneff, Jr., as General
                                           Partner

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger is entered into as of this 11th day of March, 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP Corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund VII, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Bourne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA") and the Florida Revised Uniform Limited Partnership Act (the "Florida RULPA");

   WHEREAS, the Fund is one of 18 CNL Income Funds (collectively with the Fund, the "CNL Income Funds") that APF is proposing to acquire (the "Proposed Acquisitions");

   WHEREAS, the Special Committee (the "Special Committee") of the independent members of the Board of Directors of APF has received a fairness opinion (the "Fairness Opinion") from Merrill Lynch & Co. as to the fairness to APF, from a financial point of view, of the consideration to be paid in connection with the Proposed Acquisitions;

   WHEREAS, the Special Committee has recommended the Merger to the Board of Directors of APF and the Board has approved the proposal to consummate the Merger (the "Merger Proposal") and the related transactions;

   WHEREAS, Legg Mason Wood Walker Incorporated has delivered a fairness opinion (the "Fund Fairness Opinion") to the General Partners as to the fairness to the Fund and its limited partners from a financial point of view, of the APF Common Share consideration offered to the Fund and its limited partners; and

   WHEREAS, the Board of Directors of the OP General Partner has unanimously approved the Merger Proposal;

   NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  Definitions

   1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

   "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

   "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504, or any similar group defined under a similar provision of state, local or foreign law.

   "Agreement" means this Agreement, as amended from time to time.

   "APF" has the meaning set forth in the preface above.

   "APF Common Shares" shall mean the shares of common stock, par value $0.01, of APF.

   "APF Indemnity Claim" has the meaning set forth in Section 12.1 below.

   "APF SEC Documents" has the meaning set forth in Section 6.7 below.

   "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

   "Business Combination" has the meaning set forth in Section 4.1(b) below.

   "Cash/Note Option" has the meaning set forth in Section 4.4 below.

   "Closing" has the meaning set forth in Section 2.3 below.

   "CNL Income Funds" has the meaning set forth in the second paragraph of the Recitals above.

   "Closing Date" has the meaning set forth in Section 2.3 below.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Confidential Information" means any information concerning the businesses and affairs of the Fund, the Operating Partnership or APF, if any, that is not already generally available to the public.

   "Delaware RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Disclosure Schedule" has the meaning set forth in the first paragraph of
Article VII below.

   "Dissenting Partners" has the meaning set forth in Section 4.4 below.

   "Effective Time" has the meaning set forth in Section 2.2 below.

   "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

   "Fairness Opinion" has the meaning set forth in the third paragraph of the Recitals above.

   "Florida RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Fund" has the meaning set forth in the preface above.

   "Fund Articles of Merger" has the meaning set forth in Section 2.2 below.

   "Fund Fairness Opinion" has the meaning set forth in the fifth paragraph of the recitals above.

   "Fund Indemnity Claim" has the meaning set forth in Section 12.2 below.

   "Fund Interests" means the general and limited partnership interests in the Fund.

   "Fund SEC Documents" has the meaning set forth in Section 7.7 below.

   "GAAP" means United States generally accepted accounting principles as in effect from time to time.

   "General Partners" has the meaning set forth in the preface above.

   "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation but excluding commercially available shrink wrap software), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

   "IRS" means the Internal Revenue Service.

   "Knowledge" means in the case of the Fund, CNL Realty Corporation, Inc., APF and the OP General Partner, the actual knowledge of a director or an executive officer after reasonable investigation and, in the case of the individual General Partners, the collective actual Knowledge of all of the General Partners after reasonable investigation. For the purposes of this Agreement, the Knowledge of one General Partner shall be attributed to the other General Partners.

   "Known" and "Knowingly" mean that the Fund, any General Partner or APF, as applicable, had Knowledge of the particular matter or took the action described with prior Knowledge.

   "Liability" means any liability (whether Known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

   "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to an industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

   "Merger" has the meaning set forth in the first paragraph of the Recitals above.

   "Merger Proposal" has the meaning set forth in fourth paragraph of the Recitals above.

   "Most Recent 10-Q" has the meaning set forth in Section 7.5 below.

   "Most Recent Balance Sheet" means the most recent balance sheet filed in a Fund SEC Document.

   "Notes" has the meaning set forth in Section 4.4 below.

   "NYSE" means the New York Stock Exchange.

   "OP Certificate of Merger" has the meaning set forth in Section 2.2 below.

   "OP General Partner" has the meaning set forth in the Preface above.

   "OP Limited Partner" means CNL APF LP Corp., a Delaware corporation and wholly owned subsidiary of APF.

   "Operating Partnership" has the meaning set forth in the preface above.

   "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

   "Party" or "Parties" has the meaning set forth in the preface above.

   "Partner" means any holder of Fund Interests.

   "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

   "Proposed Acquisitions" has the meaning set forth in the second paragraph of the Recitals above.

   "Registration Statement" means the registration statement on Form S-4 to be filed by APF to register the APF Common Shares to be issued as Share Consideration in the Merger.

   "Representative" has the meaning set forth in Section 12.3 below.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (e) any minor imperfection of title or similar lien which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on such Party.

   "Share Consideration" has the meaning set forth in Section 4.1(a) below.

   "Special Committee" has the meaning set forth in the third paragraph to the Recitals above.

   "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or otherwise control the management.

   "Surviving Partnership" has the meaning set forth in Section 2.1 below.

   "Takeover Statute" has the meaning set forth in Section 8.9 below.

   "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code

(S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

   "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   "Third-Party Claim" has the meaning set forth in Section 12.4 below.

                                   ARTICLE II

                        Merger; Effective Time; Closing

   2.1 Merger. Subject to the terms and conditions of this Agreement, the Delaware RULPA and the Florida RULPA, at the Effective Time, the Operating Partnership and the Fund shall consummate the Merger in which (i) the Fund shall be merged with and into the Operating Partnership and the separate limited partnership existence of the Fund shall thereupon cease, (ii) the Operating Partnership shall be the successor or surviving limited partnership in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate limited partnership existence of the Operating Partnership with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The limited partnership surviving the Merger is sometimes hereinafter referred to as the "Surviving Partnership." The Merger shall have the effects set forth in the Delaware RULPA and the Florida RULPA. As a result of the Merger, the outstanding Fund Interests shall be converted or cancelled in the manner provided in Article IV.

   2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, the Operating Partnership and the Fund shall (i) execute or cause to be executed (A) a Certificate of Merger in the form required by the Delaware RULPA (the "OP Certificate of Merger") and (B) Articles of Merger in the form required by the Florida RULPA (the "Fund Articles of Merger"), and
(ii) cause the OP Certificate of Merger to be filed with the Delaware Secretary of State as provided in the Delaware RULPA and the Fund Articles of Merger to be filed with the Florida Department of State as provided in the Florida RULPA, in each case, on the Closing Date or as soon as practicable thereafter. The Merger shall become effective at (i) such time as the OP Certificate of Merger has been duly filed with the Delaware of Secretary of State and the Fund Articles of Merger has been duly filed with the Florida Department of State or
(ii) such other time as is agreed upon by APF, the OP General Partner and the General Partners and specified in the OP Certificate of Merger and the Fund Articles of Merger. Such time is hereinafter referred to as the "Effective Time."

   2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw Pittman Potts & Trowbridge, 2300 N Street, N.W., Washington, D.C. 20037, commencing at 9:00 a.m. local time on such date as within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date as APF, the OP General Partner and the General Partners may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article X (the "Closing Date"). In no event shall the Closing Date be a date subsequent to December 31, 1999. At the Closing, there shall be delivered to APF, the Operating Partnership, the OP General Partner, the General Partners and the Fund the certificates and other documents and instruments required to be delivered under
Article X.

   2.4 Further Assurances. Each Party hereto will execute such further documents and instruments and take such further actions as may be reasonably requested by one or more of the other Parties to consummate the Merger, to vest the Surviving Partnership with full title to all assets, properties, rights, approvals, immunities and franchises of either the Fund or the Operating Partnership or to effect the other purposes of this Agreement.

                                  ARTICLE III

 Certificate of Limited Partnership; Limited Partnership Agreement;and General
                        Partner of Surviving Partnership

   3.1 Certificate of Limited Partnership. At the Effective Time, the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein.

   3.2 Limited Partnership Agreement. At the Effective Time, the limited partnership agreement of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the limited partnership agreement of the Surviving Partnership.

   3.3 General Partner. The general partner of the Operating Partnership immediately prior to the Effective Time shall be the general partner of the Surviving Partnership from and after the Effective Time until it is replaced or it resigns in accordance with the limited partnership agreement of the Surviving Partnership.

                                   ARTICLE IV

              Share Consideration; Payment of Share Consideration

   4.1 Share Consideration; Conversion or Cancellation of Fund Interests in Merger.

   (a) At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Fund Interests (i) shall be converted into the right to receive up to 3,202,371 fully paid and nonassessable APF Common Shares (1,601,186 APF Common Shares if the Reverse Split [defined below] occurs before the Closing) (the "Share Consideration") pursuant to the terms of
Section 4.2 below, (ii) shall cease to be outstanding, and (iii) shall be canceled and retired and shall cease to exist, and each Partner, as the holder of such Fund Interests shall cease to have any rights with respect thereto, except the right to receive either (A) APF Common Shares therefor in accordance with this Section 4.1 and Section 4.3 or (B) the cash and Notes in accordance with Section 4.4 below. Subject to the approval of the APF's shareholders of an amendment to its article of incorporation, APF anticipates that prior to the Closing it will effect a one for two reverse stock split (the "Reverse Split") pursuant to which each two shares of APF Common Shares outstanding will be exchanged for one share of APF Common Shares.

   (b) Except for the Reverse Stock Split described in Section 4.1(a), prior to the Effective Time, APF shall not split or combine the APF Common Shares, or pay a stock dividend or other stock distribution in APF Common Shares, or in rights or securities exchangeable for, convertible into or exercisable for APF Common Shares, or otherwise change APF Common Shares into, or exchange APF Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of APF as a result of which APF stockholders receive cash, stock, or other property in exchange for, or in connection with, their APF Common Shares (a "Business Combination") or otherwise), or make any other dividend or distribution on or of APF Common Shares (other than regular quarterly cash dividends paid on APF Common Shares or any distribution pursuant to APF's dividend reinvestment plan), without the parties hereto having first entered into an amendment to this Agreement pursuant to which the Share Consideration will be adjusted to reflect such split, combination, dividend, distribution, Business Combination, or change.

   (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the APF Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

   4.2 Payment of Share Consideration. At the Closing, subject to Section 4.4 below, the Partners shall receive the Share Consideration (less expenses paid by APF on behalf of the Fund), distributed in accordance with the provisions of the Fund's limited partnership agreement as of the Closing Date. For the purposes of this Agreement, the Share Consideration will be reduced (i) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund and (ii) as provided in Section 4.4 below.

   4.3 Fractional APF Common Shares. No certificates representing fractional APF Common Shares shall be issued upon conversion of any Fund Interests. Each Partner of the Fund who would otherwise be entitled to fractional APF Common Shares will receive one APF Common Share for a fractional interest representing 50% or more of one APF Common Share. No APF Common Shares will be issued for a fractional interest representing less than 50% of one APF Common Share.

   4.4 Cash/Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the cash/note option (the "Cash/Note Option"), such Dissenting Partners shall be entitled to receive, in lieu of the Share Consideration, consideration based on such Dissenting Partners' percentage interest (as determined by the Fund's partnership agreement) in the Fund's asset liquidation value of $29,261,140, based on Valuation Associates' appraisal. Such consideration shall be payable 10% in cash and 90% in Callable Notes due in 2006 (the "Notes"). The Notes will bear interest at a fixed rate equal to 120% of the applicable federal rate as of the date the consent solicitation on Form S-4 is mailed to the limited partners. The Share Consideration shall be reduced on a one-for-one basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Cash/Note Option.

                                   ARTICLE V

             Representations and Warranties of The General Partners

   Each General Partner severally represents and warrants to APF and the Operating Partnership that the statements contained in this Article V are correct and complete as of the date hereof and on the Closing Date:

   5.1 Authorization of Transaction. The General Partner has full power and authority (including, as applicable, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the General Partner, enforceable in accordance with its terms and conditions. The General Partner does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   5.2 Noncontravention. Except as set forth in Section 5.2 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the General Partner is subject or, as applicable, any provision of the General Partner's articles of incorporation, bylaws or other organizational documents.

                                   ARTICLE VI

 Representations and Warranties of APF, The OPGeneral Partner and The Operating
                                  Partnership

   APF, the OP General Partner and the Operating Partnership jointly and severally represent and warrant to the General Partners and the Fund that the statements contained in this Article VI are correct and complete as of the date hereof and the Closing Date:

   6.1 Organization. APF is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. APF is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on APF. APF has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The OP General Partner is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. The Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Operating Partnership is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Operating Partnership. The Operating Partnership has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. APF and the OP General Partner have delivered to the General Partners and the Fund correct and complete copies of the certificate of incorporation of APF and the OP General Partner and the certificate of limited partnership and the limited partnership agreement of the Operating Partnership (each as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of APF and the OP General Partner and any organizational records of the Operating Partnership have been made available to the General Partners and the Fund and are correct and complete. APF is not in default under or in violation of any provision of its certificate of incorporation, and the Operating Partnership is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   6.2 Capital Stock. The authorized capital stock of APF consists of 125,000,000 shares of common stock, $.01 par value (the "APF Common Shares"), of which 74,696,927 shares are outstanding as of January 31, 1999. Since January 31, 1999, APF has not issued any shares of capital stock. All outstanding APF Common Shares are, and all APF Common Shares issuable under any stock option plans of APF, will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the 57,797,629 APF Common Shares which may be issued in connection with APF's acquisition of the other 17 CNL Income Funds in the Proposed Acquisitions and the 12,300,000 APF Shares which may be issued in connection with APF's acquisition of CNL Fund Advisors, Inc., CNL Financial Services, Inc. and CNL Financial Corp., there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which APF is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem, or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock. All of the outstanding general partner interests of the Operating Partnership are owned by the OP General Partner, and all of the outstanding limited partner interests of the Operating Partnership are owned by the OP Limited Partnership, and there are outstanding on the date hereof no options, warrants, rights, commitments or any other agreements of any character to which the Operating Partnership or any partner thereof is a party or which it may be bound requiring it to issue, transfer, sell, purchase, register, redeem or acquire any interest in the Operating Partnership.

   6.3 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of APF will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Share Consideration will be registered under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. The Share Consideration will, when issued, be approved for listing on the NYSE, subject to official notice of issuance.

   6.4 Authorization of Transaction. APF, the OP General Partner and the Operating Partnership have full power and authority (including full corporate and limited partnership, as applicable, power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance by APF, the OP General Partner and the Operating Partnership of this Agreement have been duly and validly authorized by the boards of directors of APF and the OP General Partner. This Agreement constitutes the valid and legally binding obligation of APF, the OP General Partner and the Operating Partnership, enforceable in accordance with its terms and conditions. None of APF, the OP General Partner or the Operating Partnership needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which, APF, the OP General Partner or the Operating Partnership is subject or any provision of APF's or the OP General Partner's articles of incorporation or by-laws or the Operating Partnership's certificate of limited partnership or limited partnership agreement or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which APF, the OP General Partner or the Operating Partnership is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of a Security Interest upon any of its assets.

   6.6 Title to Assets. APF has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of its most recent quarterly report on Form 10-Q.

   6.7 Reports and Financial Statements. APF has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "APF SEC Documents"). All of the APF SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such APF SEC Documents. None of the APF SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed APF SEC Documents. There is no unresolved violation, criticism or exception by any governmental entity of which APF has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to APF could have a Material Adverse Effect on APF. The financial statements of APF included in the APF SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of APF as of the dates thereof and the results of operations and cash flows of APF for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   6.8 Events Subsequent to September 30, 1998. Since September 30, 1998, nothing has occurred which has had or would reasonably be expected to have a Material Adverse Effect on APF.

   6.9 Litigation. Except as publicly disclosed by APF in its APF SEC Documents or on Schedule 1, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of APF, threatened against APF or any of its Subsidiaries or any of their respective properties or assets which (a) if adversely determined, could reasonably be expected to have a Material Adverse Effect on APF or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by APF in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by APF in any APF SEC Document, none of APF or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on APF or would prevent or delay the consummation of the transactions contemplated hereby.

   6.10 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by APF for inclusion or incorporation by reference in (i) the Registration Statement to be filed by APF with the SEC in connection with the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the proxy statement sent by APF to its shareholders pertaining to the Merger will, at the date mailed to shareholders and at the times of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to APF, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the proxy statement, APF shall promptly so advise the General Partners and such event shall be so described, and such amendment or supplement (which the General Partners shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

   6.11 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by APF in its APF SEC Documents or disclosed in
Schedule 1, as of December 31, 1998, to APF's Knowledge, none of APF or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which are not fully reflected in, reserved against or otherwise described in the consolidated balance sheet of APF and its consolidated Subsidiaries (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in any reports filed by it with the APF SEC Documents, since December 31, 1998, the business of APF and its Subsidiaries has been carried on only in the ordinary and usual course, to APF's Knowledge, none of APF or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which could reasonably be expected to have, and there have been no events, changes or effects with respect to APF or its Subsidiaries Known to APF having or which could reasonably be expected to have, a Material Adverse Effect on APF.

   6.12 Brokers' Fees. Except for the fees and expenses paid to Merrill Lynch & Co. with respect to the delivery of the Fairness Opinion to the Special Committee and in connection with the financial services provided by Salomon Smith Barney, none of APF, the OP General Partner or the Operating Partnership has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

   6.13 Qualification as a REIT. APF is a "real estate investment trust" for federal income tax purposes. The consummation of the transactions contemplated by this Agreement will not cause APF to cease to qualify as a "real estate investment trust" for federal income tax purposes.

   6.14 Compliance with Applicable Law. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, it and its Subsidiaries hold all permits, licenses, variances, exemptions, order and approvals of all governmental entities necessary for the lawful conduct of their respective businesses, except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its

APF SEC Documents, to APF's Knowledge, APF and its Subsidiaries are in compliance with the material terms of its permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF, the businesses of APF and its Subsidiaries are not, to APF's Knowledge, being conducted in violation of any law, ordinance or regulation of any governmental entity except that no representation or warranty is made in this Section 6.14 with respect to environmental laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, no investigation or review by any governmental entity with respect to APF or its Subsidiaries is pending or, to the Knowledge of APF, threatened, nor, to the Knowledge of APF, has any government entity indicated an intention to conduct the same, other than, in each case, those which APF reasonably believes will not have a Material Adverse Effect on APF.

   6.15 Intellectual Property.

   (a) APF owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of APF as presently conducted. Each item of Intellectual Property owned or used by APF immediately prior to the Closing hereunder will be owned or available for use by APF on identical terms and conditions immediately subsequent to the Closing hereunder. APF has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) APF has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of APF's directors or officers (or employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that APF must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of APF which are material to the operation of APF's business.

   (c) APF has no patent or registration which has been issued to APF with respect to any of its Intellectual Property.

   (d) Nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of APF's business as presently conducted.

   6.16 Insurance. With respect to each current insurance policy to which APF is a party, a named insured or is otherwise the beneficiary of coverage, to the knowledge of APF: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither APF nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

   6.17 Tenants. To the Knowledge of APF and except as set forth on Schedule 1, no current tenant of a property owned by APF, which as of the date of APF's most recent quarterly report on Form 10-Q represented more than 5% of APF's total revenues, presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   6.18 Disclosure. APF is in compliance in all material respects with its obligation under the Securities Exchange Act to publicly disclose material information in a timely fashion.

                                  ARTICLE VII

               Representations and Warranties Concerning the Fund

   The General Partners and the Fund jointly and severally represent and warrant to APF and the Operating Partnership that the statements contained in this Article VII are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the General Partners and the Fund to APF and the Operating Partnership in accordance with the provisions of
Section 8.14 (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VII.

   7.1 Organization, Qualification, and Corporate Power. The Fund is a limited partnership duly organized, validly existing, and in good standing under the laws of Florida. The Fund is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Except as set forth in Section 7.1(a) of the Disclosure Schedule, the Fund has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Section 7.1(b) of the Disclosure Schedule lists the directors and officers of the corporate General Partner. The General Partners have been made available to APF and the Operating Partnership correct and complete copies of the certificate of limited partnership and the limited partnership agreement of the Fund (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the corporate General Partner and any organizational records of the Fund have been made available to APF and the Operating Partnership and are correct and complete in all material respects. The Fund is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   7.2 Capitalization. All of the outstanding ownership interests in the Fund (the "Fund Interests") consist of (i) one percent in general partnership interests and (ii) 30,000,000 units of limited partnership interests. All of the outstanding Fund Interests have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Fund to issue, sell, or otherwise cause to become outstanding any additional ownership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Fund.

   7.3 Authorization of Transaction. The Fund has full power and authority (including full limited partnership power and authority) to execute and deliver this Agreement and, upon the affirmative vote of a majority of the outstanding limited partnership Fund Interests, will have full power and authority (including limited partnership power and authority) to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Fund, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, moratorium and rights of creditors generally. The Fund is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   7.4 Noncontravention. Except as set forth in Section 7.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Fund is subject or any provision of the certificate of limited partnership or limited partnership agreement of the Fund or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Fund is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

   7.5 Title to Assets. The Fund has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC (the "Most Recent 10-Q") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent 10-Q.

   7.6 Subsidiaries. The Fund does not have any Subsidiaries, operating or otherwise.

   7.7 Reports and Financial Statements. The Fund has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "Fund SEC Documents"). All of the Fund SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Fund SEC Documents. None of the Fund SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Fund SEC Documents. There is no unresolved violation by any governmental entity of which the Fund has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to the Fund could have a Material Adverse Effect on the Fund. The financial statements of the Fund included in the Fund SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of the Fund as of the dates thereof and the results of operations and cash flows of the Fund for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   7.8 Events Subsequent to the Most Recent 10-Q. Since the date of the Most Recent 10-Q nothing has had a Material Adverse Effect on the Fund. Without limiting the generality of the foregoing, since that date, except as set forth in the appropriately lettered paragraph of Section 7.8 of the Disclosure
Schedule:

   (a) the Fund has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration (as reasonably determined by the General Partners) in the Ordinary Course of Business;

   (b) the Fund has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 except in the Ordinary Course of Business;

   (c) no party (including the Fund) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Fund is a party or by which it is bound except in the Ordinary Course of Business;

   (d) the Fund has not imposed any Security Interest upon any of its assets, tangible or intangible except in the Ordinary Course of Business;

   (e) the Fund has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 except in the Ordinary Course of Business;

   (f) the Fund has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

   (g) the Fund has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

   (h) the Fund has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

   (i) the Fund has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

   (j) the Fund has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

   (k) there has been no change made or authorized in the certificate of limited partnership or limited partnership agreement of the Fund;

   (l) the Fund has not issued, sold, or otherwise disposed of any ownership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any ownership interests in the Fund;

   (m) the Fund has not declared, set aside, or paid any dividend or made any distribution with respect to its ownership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its ownership interests other than distributions consistent with past practices;

   (n) the Fund has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

   (o) the Fund has not made any loan to, or entered into any other transaction with, any of the General Partners or the directors, officers, or employees of the corporate General Partner outside the Ordinary Course of Business;

   (p) the Fund has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

   (q) the Fund has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

   (r) to the Knowledge of the General Partners, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Fund; and

   (s) the Fund is not under any legal obligation, whether written or oral, to do any of the foregoing.

   7.9 Undisclosed Liabilities. The Fund does not have any Liability (and, to the Knowledge of the General Partners, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) or which are not in the aggregate material.

   7.10 Legal Compliance. Except as disclosed in the Fund SEC Documents, the Fund has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), the violation of which could cause a Material Adverse Effect to the Fund, of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

   7.11 Tax Matters.

   (a) The Fund has filed all material Tax Returns that it was required to file, including, without limitation, any material Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Fund (as shown on any filed Tax Return) have been paid. The Fund currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Fund does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Fund that arose in connection with any failure (or alleged failure) to pay any Tax.

   (b) The Fund has withheld and, if due, paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, Partner, or other third party.

   (c) The General Partners do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Fund either (A) claimed or raised by any authority in writing or (B) as to which any of the General Partners has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Fund for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Fund since December 31, 1996.

   (d) The Fund has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

   (e) The Fund has not filed a consent under Code (S)341(f) concerning collapsible corporations. The Fund has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G. The Fund has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S)6662. The Fund is not a party to any Tax allocation or sharing agreement. The Fund (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Fund) or (B) has any Liability for the Taxes of any Person (other than the Fund) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   7.12 Real Property.

   Section 7.12(a) of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased by the Fund. Section 7.12(b) of the Disclosure Schedule lists all leases and subleases to which the Fund is a party, and the General Partners have made available to APF correct and complete copies of all such leases and subleases (as amended to date). With respect to each lease and sublease listed in Section 7.12(b) of the Disclosure Schedule:

   (a) the lease or, to the Knowledge of the General Partners, the sublease is legal, valid, binding, enforceable, and in full force and effect, except as may be affected by bankruptcy, insolvency, moratorium and the rights of creditors generally;

   (b) no consent is required with respect to the lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of the lease or sublease or otherwise affect the ongoing validity of the lease or sublease;

   (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

   (d) no party to the lease or, to knowledge of the General Partners, sublease has repudiated any provision thereof;

   (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or, to the Knowledge of the General Partners, sublease;

   (f) the Fund has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

   (g) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required by the Fund in connection with the operation thereof and, to the Knowledge of the General Partners, have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

   (h) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

   7.13 Intellectual Property.

   (a) The Fund owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Fund as presently conducted. Each item of Intellectual Property owned or used by the Fund immediately prior to the Closing hereunder will be owned or available for use by the Fund on identical terms and conditions immediately subsequent to the Closing hereunder. The Fund has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) The Fund has not Knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the General Partners nor any of the corporate General Partner's directors and officers (and employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Fund must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the General Partners, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Fund which are material to the operation of the Fund's business.

   (c) The Fund has no patent or registration which has been issued to the Fund with respect to any of its Intellectual Property.

   (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Fund uses pursuant to license, sublicense, agreement, or permission. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

   (e) To the Knowledge of the General Partners, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Fund's business as presently conducted.

   7.14 Tangible Assets. The Fund owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted. Each such tangible asset is free from all material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the assets, in the opinion of the General Partners, necessary to conduct the Fund's business as it is currently being conducted.

   7.15 Contracts. Section 7.15 of the Disclosure Schedule lists all of the following types of contracts and other agreements to which the Fund is a party:

   (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

   (b) any agreement concerning a partnership or joint venture;

   (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

   (d) any agreement concerning confidentiality or noncompetition;

   (e) any agreement with any General Partner or any of their Affiliates (other than the Fund);

   (f) any agreement under which it has advanced or loaned any amount to any of the General Partners or the corporate General Partner's directors, officers, and employees outside the Ordinary Course of Business; or

   (g) any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

   The General Partners have made available to APF and the Operating Partnership a correct and complete copy of each written agreement listed in
Section 7.15 of the Disclosure Schedule (as amended to date) which is not included as an exhibit to a Fund SEC Document and a written summary setting forth the terms and conditions of each oral agreement referred to in Section
7.15 of the Disclosure Schedule. With respect to each agreement set forth in
Section 7.15 of the Disclosure Schedule or filed as an exhibit to a Fund SEC
Document: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

   7.16 Notes and Accounts Receivable. All notes and accounts receivable of the Fund are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Fund.

   7.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Fund.

   7.18 Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Fund has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets): (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (iii) the policy number and the period of coverage. With respect to each current insurance policy, to the Knowledge of the General Partners and the Fund: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Fund nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Fund has been covered during the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets) by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.
Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Fund.

   7.19 Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance, not already disclosed in the Fund SEC Documents, in which the Fund
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or, to its Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section
7.19 of the Disclosure Schedule or the Fund SEC Documents could result in any Material Adverse Effect on the Fund. None of the General Partners has any reason to believe that any additional such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Fund.

   7.20 Tenants. To the Knowledge of any of the General Partners, no current tenant of a property owned by the Fund presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   7.21 Employees. The Fund does not have and has never had any employees, officers or directors. The Fund is not and has never been a party to or had any liability with respect to any Employee Benefit Plan.

   7.22 Guaranties. The Fund is not a guarantor of and is not otherwise liable for any liability or obligation (including indebtedness) of any other Person.

   7.23 Registration Statement. The information furnished by the Fund for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

   7.24 Environmental Matters. The Fund is currently in compliance with all material environmental laws, ordinances, regulations and orders applicable to its business or properties, and, to the Knowledge of the General Partners, the tenants' present uses of the Fund's properties, whether leased or owned, do not materially violate any such laws, ordinances, regulations or orders. The Fund is not subject to any Liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or material or pollutant or any spill, leakage, discharge or release of any hazardous substance or material or pollutant as a result of having owned or operated any business prior to the Effective Time, which if a violation existed would have a Material Adverse Effect on the Fund.

   7.25 Vote Required. The affirmative vote of at least a majority of the outstanding Fund Interests is the only vote of any security holder in the Fund (under applicable law or otherwise) required to approve the Merger, this Agreement and the other transactions contemplated hereby.

   7.26 Disclosure. The representations and warranties contained in this
Article VII do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VII not misleading.

                                  ARTICLE VIII
                             Pre-Closing Covenants

   The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

   8.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article X below).

   8.2 Notices and Consents. The General Partners shall give any notices to third parties and obtain any third party consents referred to in Sections 5.1, 5.2, 7.3 and 7.4 above and the related sections of the Disclosure Schedule. APF, the OP General Partner and the Operating Partnership shall give any notices to third parties and obtain any third party consents referred to in Sections 6.4 and 6.5 above. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 5.1, 6.4 and
7.3 above.

   8.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement to the Effective Time, the General Partners will not, and will not cause the Fund to, take any action that adversely affects the ability of the Fund (i) to pursue its business in the ordinary course, (ii) to seek to preserve intact its current business organizations, and (iii) to preserve its relationships with its tenants; and the General Partners will not allow the Fund to, without the OP General Partner's prior written consent, which consent shall not be unreasonably withheld:

   (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any additional ownership interests (including the Fund Interests), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its ownership interests or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or (ii) any other securities in respect of, in lieu of or in substitution for the Fund Interests outstanding on the date hereof;

   (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Fund Interests);

   (c) split, combine, subdivide or reclassify any of its ownership interests or otherwise make any payments to the Partners; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution in respect of its ownership interests at such times and in such manner and amount as may be consistent with the Fund's past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from December 31, 1998 through the Effective Time, to the extent not otherwise paid or distributed to the Partners), or (ii) any distribution of property necessary for the representation and warranty set forth in Section
7.11 to be true and correct;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

   (e) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation outside the Ordinary Course of Business;

   (f) other than as may be necessary to consummate the Merger, adopt any amendments to its certificate of limited partnership or limited partnership agreement;

   (g) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, outside the Ordinary Course of Business;

   (h) engage in the conduct of any business the nature of which is materially different from the business in which the Fund is currently engaged;

   (i) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Fund;

   (j) forgive any indebtedness owed to the Fund or convert or contribute by way of capital contribution any such indebtedness owed;

   (k) authorize or enter into any agreement providing for management services to be provided by the Fund to any third party or an increase in management fees paid by any third party under existing management agreements;

   (l) mortgage, pledge, encumber, sell, lease or transfer any material assets of the Fund except as contemplated by this Agreement;

   (m) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

   (n) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

   8.4 Full Access. The General Partners shall permit representatives of APF and the OP General Partner to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Fund to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Fund. APF, the OP General Partner and the Operating Partnership shall permit representatives of the General Partners and the Fund to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of APF and the Operating Partnership to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to APF, the OP General Partner and the Operating Partnership. The Parties agree that any information obtained in connection with the exercise of their rights pursuant to this Section 8.4 shall be Confidential Information for purposes of this Agreement.

   8.5 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Articles V, VI or VII above, as applicable. No disclosure by any Party pursuant to this Section 8.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

   8.6 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each of APF, the Operating Partnership, the General Partners and the Fund shall use reasonable efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of APF after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

   8.7 Fund Partner Approval. The General Partners hereby agree to vote the Fund Interests owned by them in favor of this Agreement and the transactions contemplated hereby and agree, subject to the satisfaction of their fiduciary duties as general partners under Florida law, as reasonably determined by the General Partners, to recommend that the limited Partners of the Fund vote their Fund Interests in favor of this Agreement and the transactions contemplated hereby.

   8.8 Delivery of Certain Financial Statements.

   (a) In addition to disclosure in Fund SEC Documents required to be filed by the Fund, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, the Fund shall provide to APF and the OP General Partner with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by the Fund and each of the General Partners that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of the Fund as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   (b) In addition to disclosure in APF SEC Documents required to be filed by APF, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, APF shall provide to the Fund and the General Partners with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by APF that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of APF as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   8.9 State Takeover Statutes. APF, the APF Board of Directors, the Operating Partnership, the Fund and the General Partners shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation, including without limitation, the control share acquisition provisions of Section 3-701 et seq. of the Maryland GCL and the business combination provisions of Section 3-601 et seq of the Maryland GCL (each, a "Takeover Statute"), is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and
(ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

   8.10 Exclusivity. None of the General Partners shall solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of the Fund (including any acquisition structured as a merger, consolidation, or share exchange). The General Partners shall notify APF and the Operating Partnership immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

   8.11 Listing. APF shall effect, at or before the issuance of any APF Common Shares issued as Share Consideration pursuant to Article IV, authorization for listing or quotation of such APF Common Shares on the NYSE, subject to official notice of issuance.

   8.12 Maintenance of APF's Business. During the period from the date of this Agreement to the Effective Time, APF will not take any action that adversely affects the ability of APF (i) to pursue its business in the ordinary course,
(ii) to seek to preserve intact its current business organizations (iii) to preserve its relationships with its tenants and (iv) will not take any action to affect it status as a REIT for federal income tax purposes.

   8.13 Registration of Share Consideration. APF shall cause the Registration Statement to become effective prior to the Closing Date.

   8.14 Delivery and Approval of Disclosure Schedule and Schedule 1. Within fifteen (15) business days after the date of this Agreement the General Partners shall deliver to APF the Disclosure Schedule and APF shall deliver to the General Partners Schedule 1. Within fifteen (15) business days after APF receives the Disclosure Schedule it shall give the General Partners notice either that the disclosures in the Disclosure Schedule are, as to substance, satisfactory to APF, in its sole and absolute discretion, or that they are not satisfactory and that APF terminate this Merger Agreement pursuant to Section
11.2. Likewise, within fifteen (15) business days after the General Partners receive Schedule 1, the General Partners shall give APF notice either that the disclosures in Schedule 1 are, as to substance, satisfactory to them, in their sole and absolute discretion, or that they are not satisfactory and that such General Partners terminate the Agreement pursuant to Section 11.2. In the case of both APF and the General Partners, the failure of either to give the notice specified above within the applicable fifteen (15) business day period shall constitute approval of the Disclosure Schedule or Schedule 1, as applicable.

   8.15 Certain Acquisitions. APF or its Subsidiaries shall acquire CNL Fund Advisors, Inc., CNL Financial Corp. and CNL Financial Services, Inc. (collective, the "CNL Restaurant Services Group") substantially in accordance with the terms and conditions set forth in their respective merger agreements dated on or about the date hereof or such other terms that are mutually agreed to by the parties.

                                   ARTICLE IX

                             Post-Closing Covenants

   The Parties agree as follows with respect to the period following the
Closing:

   9.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XII below). The General Partners acknowledge and agree that from and after the Closing, the Surviving Partnership will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Fund.

   9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Fund, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article XII below).

   9.3 Transition. The General Partners will not take any action that is designed or intended to have the effect of discouraging any tenant, lessor, licensor, customer, supplier, or other business associate of the Fund from maintaining the same business relationships with the Surviving Partnership after the Closing as it maintained with the Fund prior to the Closing.

   9.4 Confidentiality.

   (a) The General Partners and the Fund will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to APF or the OP General Partner, as applicable, or destroy, at the request and option of APF or the OP General Partner, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the General Partners or the Fund is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such General Partner or the Fund, as applicable, will notify APF or the OP General Partner, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such General Partner or the Fund is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such General Partner or the Fund, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that such General Partner or the Fund, as applicable, shall use its best efforts to obtain, at the request of APF or the OP General Partner, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as APF or the OP General Partner, as applicable, shall designate.

   (b) APF, the OP General Partner and the Operating Partnership will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, if the Closing does not occur, deliver promptly to the Fund General Partners, as applicable, or destroy, at the request and option of the Fund or the General Partners, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Prior to the Closing and if the Closing does not occur, in the event that any of APF, the OP General Partner or the Operating Partnership is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, APF, the OP General Partner or the Operating Partnership, as applicable, will notify the Fund or the General Partners, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, APF, the OP General Partner or the Operating Partnership is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then APF, the OP General Partner or the Operating Partnership, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that APF, the OP General Partner or the Operating Partnership, as applicable, shall use its best efforts to obtain, at the request of the Fund or the General Partners, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Fund or the General Partners, as applicable, shall designate.

   9.5 Covenant Not to Compete. Unless employed by the Surviving Partnership or APF after the Closing, for a period of three years from and after the Closing Date, none of the General Partners will engage directly or indirectly in any business serving the restaurant industry that the Surviving Partnership or APF conducts as of the Closing Date, except existing restaurant businesses and properties currently owned or advised by affiliates of CNL Group, Inc., including CNL Advisory Services, Inc. In addition, and not in lieu of the foregoing, for a period of three years from and after the Closing Date, James
M. Seneff, Jr. hereby covenants and agrees not to engage or participate, directly or indirectly, as principal, agent, executive, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business that relates to the ownership, acquisition or development of "restaurant operations"; provided, however, for the purposes of this Agreement, "restaurant operations" shall not include the ownership, acquisition or development of hotel and health care properties that contain restaurant operations and those entities set forth on Schedule 9.5, and provided further, the noncompetition covenant shall not operate to preclude Mr. Seneff's ownership of APF Common Shares and of up to 5% of the equity securities of companies whose common stock is publicly traded that are engaged in owning, operating, franchising or making are engaged in owning, operating, franchising or making loans to restaurants and restaurant companies. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

   9.6 Tax Matters.

   (a) If there is an adjustment to any item reported on a pre-closing Tax Return that results in an increase in the Taxes payable by the Fund or any of the General Partners, and such adjustment results in a corresponding adjustment to items reported on a post-closing Tax Return with the result that the Taxes payable either by APF, any of its Subsidiaries, or by any consolidated group of companies of which APF or any Subsidiary are then members are reduced, or a refund of Taxes is increased, then any APF Indemnity Claim that the General Partners or Fund owes APF or the Operating Partnership pursuant to Article XII below shall be reduced by the amount by which such Taxes are reduced or such refunds are increased.

   (b) Any refund or credit of Taxes (including any statutory interest thereon) received by APF or any of its Subsidiaries attributable to periods ending on or prior to or including the Closing Date that were paid by the Fund pursuant to this Agreement shall reduce any APF Indemnity Claim that the General Partners or the Fund owes APF pursuant to Article XII below by an amount equal to the amount of such refund or credit.

   (c) In the event that APF or any of its Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that could affect the Fund or the General Partners, or if the Fund or any of the General Partners receives notice of such matters that could affect APF or any of its Subsidiaries, the party receiving such notice shall notify in writing the potentially affected party within ten
(10) days thereof. The failure of either party to give the notice required by this Section shall not impair such party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

   (d) The General Partners shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, reasonably settle or appeal all proceedings with respect to pre-closing Taxes.

                                   ARTICLE X

                       Conditions to Obligation to Close

   10.1 Conditions to Each Party's Obligation. The respective obligations of APF, the OP General Partner, the Operating Partnership, the Fund and the General Partners to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of APF and the General Partners:

   (a) Governmental Approvals and Consents. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 5.1, 6.4, and 7.3 above.

   (b) No Injunction or Proceedings. There shall not be any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of APF or the General Partners, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially adversely affect the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

   (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of APF, would have a Material Adverse Effect on the Fund or, in the sole judgment of any of the General Partners, would have a Material Adverse Effect on APF.

   (d) Shareholder/Partner Approvals. The stockholders of APF shall have approved APF's Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit A, and the Partners of the Fund shall have approved the Merger Proposal, amendments to the partnership agreement, if any.

   (e) Registration of Share Consideration. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

   10.2 Conditions to Obligation of APF, the OP General Partner and the Operating Partnership. The obligations of APF, the OP General Partner and the Operating Partnership to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) the General Partners and the Fund shall have delivered to APF and the OP General Partner a certificate to the effect that:

     (i) the representations and warranties set forth in Article V and
  Article VII above are true and correct in all material respects at and as of the Closing Date;

     (ii) the General Partners and the Fund have performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date;

     (iii) the General Partners and the Fund have procured all of the material third-party consents specified in, respectively, Section 5.2 and
  Section 7.4 above and the related sections of the Disclosure Schedule; and

     (iv) no action, suit, or proceeding is pending or, to their Knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
  (C) affect adversely the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

Notwithstanding the foregoing, APF's obligation to close as a result of a breach of the representations and warranties contained in Section 7.24 shall be governed solely by Section 10.2(e) below.

   (b) since December 31, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of the Fund, such determination to be made in the reasonable discretion of APF;

   (c) APF and the Operating Partnership shall have received an opinion dated as of the Closing Date from Baker and Hostetler LLP, counsel to the General Partners and the Fund, taken as a whole, in form and substance reasonably satisfactory to APF and the Operating Partnership;

   (d) APF shall have received the Disclosure Schedule and approved it in accordance with Section 8.14;

   (e) There shall not exist an unlawful environmental condition on one or more properties owned by the Fund, which in the opinion of a mutually acceptable environmental engineer or consultant, would require APF to expend in excess of $3,202,371 in order to remediate such unlawful environmental condition and cause the subject property or properties to comply with applicable environmental laws, ordinances, regulations or orders; and

   (f) If each of the CNL Income Funds approves its respective Proposed Acquisition, Merrill Lynch & Co. shall not have withdrawn its Fairness Opinion issued in connection with the Merger. If a Proposed Acquisition is not approved by the applicable CNL Income Fund, then the Special Committee of the Board of Directors of APF shall have received a fairness opinion addressed to APF and its stockholders from Merrill Lynch & Co. as to the fairness of the Proposed Acquisitions that were approved by the respective CNL Income Fund, including the consideration to be paid in connection therewith, to APF and its stockholders from a financial point of view.

   APF, the OP General Partner and the Operating Partnership may waive any condition specified in this Section 10.2 if they execute a writing so stating at or prior to the Closing.

   10.3 Conditions to Obligation of the General Partners and the Fund. The obligations of the General Partners and the Fund to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) APF, the OP General Partner and the Operating Partnership shall have delivered to the General Partners and the Fund a certificate to the effect that:

     (i) the representations and warranties set forth in Article VI above are true and correct in all material respects at and as of the Closing Date;

     (ii) APF, the OP General Partner and the Operating Partnership have performed and complied with all of their covenants hereunder in all material respects through the Closing; and

     (iii) no action, suit, or proceeding is pending or, to their knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

   (b) APF shall have delivered to the Fund for distribution to the Partners the Share Consideration pursuant to Section 4.2 and, as applicable, the cash and Notes pursuant to Section 4.4;

   (c) since September 30, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of APF;

   (d) APF shall have acquired the CNL Restaurant Services Group;

   (e) the General Partners shall have received Schedule 1 and approved it in accordance with Section 8.14;

   (f) the APF Common Shares shall have been approved for listing on the NYSE subject to official notice of issuance;

   (g) the General Partners shall have received an opinion dated as of the Closing Date from Shaw Pittman Potts & Trowbridge, counsel to APF and the Operating Partnership, in form and substance reasonably satisfactory to the General Partners; and

   (h) Legg Mason Wood Walker Incorporated shall not have withdrawn the Fund Fairness Opinion.

   The General Partners and the Fund may waive any condition specified in this
Section 10.3 if they execute a writing so stating at or prior to the Closing.

                                  ARTICLE XI

                                  Termination

   11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the General Partners, the limited partners of the Fund, the OP General Partner or the stockholders of APF, respectively, either by the mutual written consent of APF, the OP General Partner and the General Partners or by mutual action of the General Partners and the Boards of Directors of each of the corporate General Partner and the OP General Partner and the Special Committee.

   11.2 Termination by Individual Parties. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee and the Board of Directors of the OP General Partner in the event of a failure of a condition to the obligations of APF and the Operating Partnership set forth in
Section 10.2 of this Agreement; (b) by the General Partners in the event of a failure of a condition to the obligations of General Partners or the Fund set forth in Section 10.3 of this Agreement; (c) any Party if the Merger shall not have occurred by December 31, 1999 or (d) if a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

   11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article XI, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement or the obligations set forth in Sections 9.4 and 13.11.

                                  ARTICLE XII

                                Indemnification

   12.1 Indemnity Obligations of the General Partners and the Fund. Subject to Sections 12.5 and 12.6 hereof, each of the General Partners severally, in accordance with its percentage interest in the Share Consideration and limited in amount to the value of the APF Common Shares received by it, based upon the average per share closing price of the APF Common Shares for the first twenty trading days after the APF Common Shares are listed on NYSE (the "20 Day Average Price"), agree to indemnify and hold APF, the OP General Partner and the Surviving Partnership harmless from, and to reimburse APF, the OP General Partner and the Surviving Partnership for, any APF Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "APF Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost, or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of any of the General Partners or the Fund which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements, or undertakings of any of the General Partners or the Fund which are contained in or made pursuant to this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.1.

   12.2 Indemnity Obligations of APF, the OP General Partner and the Operating Partnership. Subject to Sections 12.5 and 12.6 hereof, APF, the OP General Partner and the Operating Partnership (including in its capacity as the Surviving Partnership) hereby jointly and severally agree to indemnify and hold each of the General Partners and the Fund harmless from, and to reimburse each of the General Partners and the Fund for, any Fund Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Fund Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost, or expense of any nature whatsoever incurred by any of the General Partners or the Fund resulting from
(i) any breach of any representation and warranty of APF, the OP General Partner or the Operating Partnership which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements, or undertakings of APF, the OP General Partner and the Operating Partnership which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 12.2.

   12.3 Appointment of Representative. James M. Seneff, Jr. is hereby appointed as the exclusive agent of the General Partners and the Fund to act on their behalf with respect to any and all Fund Indemnity Claims and any and all APF Indemnity Claims arising under this Agreement or such other representative as may be hereafter appointed by the General Partners. Such agent is herein referred to as the "Representative." The Representative shall take, and the General Partners agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the General Partners and the Fund, as fully as if such parties were acting on their own behalf, including, without limitation, asserting Fund Indemnity Claims against APF, the OP General Partner and the Operating Partnership, defending all APF Indemnity Claims, consenting to, compromising, or settling all Fund Indemnity Claims and APF Indemnity Claims, conducting negotiations with APF, the OP General Partner and the Operating Partnership and their representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants, or other representatives in connection with the foregoing matters. APF, the OP General Partner and the Operating Partnership shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the General Partners and the Fund. The Representative, acting pursuant to this Section 12.3, shall not be liable to any of the General Partners or the Fund for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

   12.4 Notification of Claims. Subject to the provisions of Section 12.5, in the event of the occurrence of an event which any Party asserts constitutes an APF Indemnity Claim or a Fund Indemnity Claim, as applicable, such Party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment, or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment, or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. Any indemnifying party may elect, at such Party's sole expense, to assume control of the defense, settlement, adjustment, or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment, or compromise of such claims, or ceasing to defend against such claims, unless such settlement is a cash settlement and contains an unconditional release of the indemnified party from all existing and future claims with respect to the matter being contested. In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

   12.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive until eighteen months from the Closing Date; provided, however, the representations and warranties contained in Sections 6.2, 6.3 and 7.11 shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby. No claim shall be made after the applicable survival period.

   12.6 Limitations. Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall and the other claims described in Article XIII exceed in the aggregate the dollar amount specified in Article XIII. As to APF Indemnity Claims, the liability of each General Partner shall be limited as provided in Article XIII.

   12.7 Exclusive Provisions; No Rescission. Except as set forth in this Agreement, no Party hereto is making any representation, warranty, covenant, or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant, or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any Party hereto, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the Parties under the provisions of this Article XII shall be the sole and exclusive remedy available to the Parties with respect to claims, assertions, events, or proceedings arising out of or relating to the Merger.

                                  ARTICLE XIII

                            Limitation of Liability

   13.1 Threshold. Notwithstanding anything to the contrary stated in this Agreement, in no event (i) shall the General Partners or any of them have any liability to APF and/or the OP General Partner and the Surviving Partnership on account of any APF Indemnity Claim or for any claim for breach of warranty or for misrepresentation, or any other claim whatsoever arising under this Agreement or in connection with the transaction contemplated herein (individually a "Claim" and collectively, "Claims") or for any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever directly resulting from Claims (collectively, "Losses") unless, until and only to the extent that the accumulated amount of all Losses exceeds the amount of $320,237 in the aggregate (the "Threshold") nor (ii) shall the individual or aggregate liability of the General Partners on account of Claims and Losses exceed the value of APF Common Shares actually issued to the General Partners in the Merger valued at the 20 Day Average Price. To the extent that any Claim is asserted against more than one General Partner, each General Partner shall be liable only for such General Partner's proportionate share of the Claim based on the percentage that the APF Common Shares received by such General Partner in the Merger is of the total APF Commons Shares comprising the Share Consideration. Any Claim against a General Partner, including an APF Indemnity Claim, may be satisfied by such General Partner, in its sole discretion, by surrendering to the claimant(s) APF Common Shares at a value equal to the closing price per share of such shares on the NYSE on the last trading day preceding the date such APF Common Shares are surrendered.

   13.2 Special Indemnification. APF agrees to indemnify, defend and hold harmless the General Partners against any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever, including reasonable attorneys' fees, arising after the Effective Time that would have arisen in their capacity as General Partners of the Fund had the Merger not been consummated and that are the result of APF's alleged actions or inactions. The Threshold described in Section 13.1 above shall not apply to APF obligations to indemnify the General Partners pursuant to this
Section 13.2.

                                  ARTICLE XIV

                                 Miscellaneous

   14.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of APF and the General Partners; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

   14.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

   14.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

   14.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of APF and the General Partners.

   14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   14.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   14.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  If to the Fund or the General Partners:

     c/o James M. Seneff, Jr.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 423-2894

  With copy to:

     Baker & Hostetler LLP
     Sun Trust Center, Suite 2300
     200 South Orange Avenue
     Orlando, Florida 32801
     Attn: Kenneth C. Wright, Esq.
     Telecopy: (407) 841-0168

  If to APF or the Operating Partnership:

     Curtis B. McWilliams
     Executive Vice President
     CNL American Properties, Inc.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 650-1000

  With copy to:

     Shaw Pittman Potts & Trowbridge
     2300 N Street, N.W.
     Washington, D.C. 20037
     Attn: John M. McDonald, Esq.
     Telecopy: (202) 663-8007

   Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

   14.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   14.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by APF, the OP General Partner and the General Partners. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   14.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   14.11 Expenses. If the Closing occurs, APF will bear all costs and expenses of the Parties incurred in connection with this Agreement and the transactions contemplated hereby to the extent not already paid by the Fund or the General Partners. If the Closing does not occur, APF, the OP General Partner and the Operating Partnership will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and the General Partners and the Fund will divide their costs and expenses (including legal fees and expenses) as follows:
(i) the Fund shall bear that percentage of the costs and expenses equal to the percentage obtained by dividing the number of Fund votes in favor of the Merger by the sum of the total number of votes cast and the total number of abstentions and (ii) the General Partners shall bear the remainder of the costs and expenses.

   14.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

   14.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

   14.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

   14.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in and for Orange County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND VII, Ltd.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne_________________
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          James M. Seneff, Jr., as General
                                           Partner

                       CNL AMERICAN PROPERTIES FUND, INC.
                         SUPPLEMENT DATED       , 1999
                                       TO
                   PROSPECTUS/CONSENT SOLICITATION STATEMENT
                               DATED       , 1999
                         FOR CNL INCOME FUND VIII, LTD.

   This supplement is being furnished to you, as a Limited Partner of CNL Income Fund VIII, Ltd., which we refer to as the Income Fund, for the purpose of enabling you to evaluate the proposed Acquisition of your Income Fund by CNL American Properties Fund, Inc., a Maryland corporation, which is a real estate investment trust. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed Acquisition that are unique to you and the other Limited Partners of your Income Fund. This supplement does not purport to provide an overall summary of the proposed Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding APF and the other Income Funds being acquired by APF. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the consent solicitation. Unless otherwise indicated, the terms "we," "us," "our," and "ourselves" when used herein refer to James M. Seneff, Jr., Robert A. Bourne and CNL Realty Corporation, the general partners of your Income Fund. When we refer to APF, we are referring to CNL American Properties Fund, Inc. and its subsidiaries, including CNL APF Partners, L.P., a wholly owned limited partnership through which APF conducts its business and which we call the Operating Partnership.

   APF Share numbers in this consent solicitation reflect a one-for-two reverse stock split approved by the APF stockholders on May 27, 1999 and effective on June 3, 1999.

   APF has set the exchange value at $20.00 for the purposes of allocating the APF Share consideration offered to the Income Funds. In considering what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

                                    OVERVIEW

   Pursuant to the consent solicitation and this supplement, you are being asked to approve the Acquisition of your Income Fund by APF. Your Income Fund is one of 16 limited partnerships, which we refer to collectively as the Income Funds, that APF is seeking to acquire. Supplements have also been prepared for each of the other Income Funds, copies of which may be obtained without charge by each Limited Partner or his representative upon written request to D.F. King & Co., 77 Water Street, New York, New York 10005.

     There are material risks and potential disadvantages associated with the Acquisition that you should consider in determining whether to vote "For" or "Against" the Acquisition. These material risks include:

   . We are uncertain about the value at which APF Shares will trade following listing.

   . We have material conflicts in light of our being both general partners of the Income Funds and members of APF's Board of Directors.

   . As stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

   . We will receive 28,012 APF Shares as a result of APF's Acquisition of your Income Fund.

   . Because your Income Fund has no tenants under bankruptcy protection, if your Income Fund approves the Acquisition along with each of the other Income Funds, you would become subject to any adverse consequences associated with the 24 restaurant properties that APF would have under bankruptcy protection.

   . Unlike your Income Fund, APF will not be prohibited from incurring indebtedness.

   . The Acquisition is a taxable transaction.

   . The Acquisition involves a fundamental change in your investment.

What is APF?

   APF is a full-service real estate investment trust formed in 1994, which offers a complete range of restaurant property services to operators of national and regional restaurant chains, from triple-net leasing and mortgage financing to site selection, construction management and build-to-suit development. As of June 30, 1999, APF had total assets of approximately $822 million and 32,000 stockholders of record. If APF acquires all of the Income Funds in the Acquisition, APF expects to have total assets of approximately $1.5 billion at the time of the consummation of the Acquisition and will be one of the largest triple-net lease REITs in the United States.

What will I receive if my Income Fund approves the Acquisition?

   If your Income Fund approves the Acquisition, you will be entitled to receive shares of APF common stock in exchange for the units of limited partnership interest that you own in your Income Fund. The APF Shares will be listed for trading on the New York Stock Exchange, or NYSE, concurrently with the consummation of the Acquisition. If you vote "Against" the Acquisition, and your Income Fund is nevertheless acquired by APF, you may elect to receive
consideration in the form of 7% callable notes due       2005.

How many APF Shares will I receive if my Income Fund is acquired by APF?

   Your Income Fund will receive 2,021,318 APF Shares before payment of Acquisition expenses. You will receive your proportion of such shares in accordance with the terms of your Income Fund's partnership agreement.

What is the value of an APF Share?

   We do not know the fair value of an APF Share. APF has assigned a value, which we refer to as the exchange value, of $20.00 per share. After careful consideration, APF concluded that the exchange value should be set at $20.00 and that the exchange value would be used to allocate the APF Share consideration among the 16 Income Funds. In determining what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one for two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

What is the required vote necessary to approve the Acquisition?

   Pursuant to the terms of your Income Fund's partnership agreement, APF's Acquisition of your Income Fund may not be consummated without the approval of greater than 50% of the outstanding units. Such an approval by your Income Fund's limited partners will be binding on you even if you vote "Against" the Acquisition.


Do you, as the general partners of my Income Fund, recommend that I vote "For" the proposed Acquisition?

   Yes. We unanimously recommend that you vote "For" the proposed Acquisition. We believe that the Acquisition is the best means to maximize the value of your investment in your Income Fund, as opposed to liquidating your Income Fund's portfolio or continuing unchanged the investment in your Income Fund.

How do I vote?

   Just indicate on the enclosed consent form, which is printed on the blue paper, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of Limited Partners, your units may be voted "For" or "Against" APF's Acquisition of your Income Fund. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Acquisition. If you do not vote or you abstain from voting, it will count as a vote "Against" the Acquisition.


What are the tax consequences of the Acquisition to me?

   The Acquisition is a taxable transaction. The tax obligations of individuals and tax-paying entities will generally be based on the difference between the value of the APF Shares you receive and the tax basis of your units.

   We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Acquisition.

   We have estimated, based on the exchange value, that the taxable gain per average original $10,000 investment in your Income Fund will be $2,796.

                                  RISK FACTORS

   As a result of APF's Acquisition of your Income Fund, you will assume the risks associated with the assets of APF and the other Income Funds acquired by APF. Although the majority of APF's assets and the assets of the other Income Funds acquired by APF are substantially similar to those of your Income Fund, the restaurant properties owned by APF and the other Income Funds that are acquired by APF may be differently constructed, located in a different geographic area or of a different restaurant chain than the restaurant properties owned by your Income Fund. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

   The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Acquisition that are applicable to your Income Fund.

 Investment Risks

The exchange value was determined by APF, and the trading price of the APF Shares may decrease substantially below the exchange value upon listing.

   Your Income Fund will be receiving 2,021,318 APF Shares before payment of Acquisition expenses if your Income Fund approves the Acquisition. There has been no prior market for the APF Shares, and it is possible that the APF Shares may trade at prices substantially below the exchange value or the historical per share book value of the assets of APF. The APF Shares have been approved for listing on the NYSE, subject to official notice of issuance. Prior to listing, the existing APF stockholders have not had an active trading market in which they could sell their APF Shares. Additionally, any Limited Partners of the Income Funds who become APF stockholders as a result of the Acquisition, will have transformed their investment in non-tradable units into an investment in freely tradable APF Shares. Consequently, some of these stockholders may choose to sell their APF Shares upon listing at a time when demand for APF Shares may be relatively low. The market price of the APF Shares may be volatile after the Acquisition, and the APF Shares could trade at prices substantially less than the exchange value as a result of increased selling activity following the issuance of the APF Shares, the interest level of investors in purchasing the APF Shares after the Acquisition and the amount of distributions to be paid by APF.

Your distributions may decrease.

   In each of the years ended December 31, 1996, 1997 and 1998, your Income Fund distributed $975, $1,000 and $1,000, respectively, to you per $10,000 investment. While historically, APF has made distributions equal to 7.625% per APF Share, based on the exchange value, we cannot be sure that APF will be able to maintain this level of distributions in the future. In the event that APF is unable to maintain this level of distributions in the future, your distributions per $10,000 investment may decrease substantially after the Acquisition.

The general partners will receive benefits from the Acquisition and will have conflicts of interest in the Acquisition.

   The general partners have four material conflicts of interest in the Acquisition of your Income Fund. First, we, James M. Seneff, Jr. and Robert A. Bourne, who also sit on the Board of Directors of APF, and CNL Realty Corp., an entity whose sole stockholders are Messrs. Seneff and Bourne, are the three general partners of the Income Funds. As Board members of APF, Messrs. Seneff and Bourne have a different interest in the completion of the Acquisition which may conflict with your interest as a Limited Partner of the Income Fund or with their own positions as the general partners of your Income Fund. Second, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund. Third, assuming only your Income Fund is acquired in the Acquisition, we will receive 28,012 APF Shares. Finally, in the event that your Income Fund is not acquired, however, we may be required to pay all or a substantial portion of the Acquisition costs allocated to your Income Fund.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Acquisition, the terms of the Acquisition may have been more favorable to you and the other Limited Partners.

   We, as the general partners of your Income Fund, have not retained an independent representative to act on your behalf or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration to be received, of the Acquisition. No group of Limited Partners was empowered to negotiate the terms and conditions of the Acquisition or to determine what procedures should be used to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and APF have been the parties responsible for structuring all the terms and conditions of the Acquisition. We engaged legal counsel to assist with the preparation of the documentation for the Acquisition, including this consent solicitation, and such legal counsel did not serve, or purport to serve, as legal counsel for the Income Funds or Limited Partners. If an independent representative had been retained for the Income Funds, the terms of the Acquisition may have been different and possibly more favorable to the Limited Partners. In particular, had separate representation for each of the Income Funds been arranged by us, issues unique to the value of each of the specific Income Funds might have been highlighted or received greater attention, resulting in adjustments to the value assigned to the assets of such Income Funds and increasing the number of APF Shares or notes that would be allocable to such Income Fund if acquired in the Acquisition.

The Acquisition will result in a fundamental change in the nature of your investment.

   The Acquisition of your Income Fund involves a fundamental change in the nature of your investment. Your investment will change from constituting an interest in your Income Fund, which has a fixed portfolio of restaurant properties in which you participate in the profits from the operation of its restaurant properties, to holding common stock of APF, an operating company, that will own an interest in 1,229 restaurant properties, assuming only your Income Fund and the CNL Restaurant Businesses were acquired as of June 30, 1999. The risks inherent in investing in an operating company such as APF include that APF may invest in new restaurant properties that are not as profitable as APF anticipated, it may incur substantial indebtedness to make future acquisitions of restaurant properties that it may be unable to repay and it may make mortgage loans to prospective operators of national and regional restaurant chains that may not have the ability to repay.

   Also, an investment in APF may not outperform your investment in your Income Fund. Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds, if any, of a sale or refinancing of your Income Fund's assets, to an investment in an entity in which you may realize the value of your investment only through the sale of your APF Shares, not from liquidation proceeds, if any, from restaurant properties. Continuation of your Income Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Income Fund's restaurant properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your APF Shares or from the combination of cash paid to and payments on any notes if you elect to receive notes.

 Real Estate/Business Risks

If APF's borrowers default on mortgage loans, APF's income could be adversely affected.

   APF will be subject to risks inherent in the business of lending, such as the risk of default by or bankruptcy of the borrower. Upon a default by a borrower, APF may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with APF's administration of the mortgage loans and any collections upon a borrower's default. APF will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since APF's primary source of financing its mortgage loans will be through variable rate loans, any increase in interest rates will also increase APF's borrowing costs. In addition, any interest rate increases after a loan's origination could also adversely affect the value of the loans when securitized.

APF may not be able to access the securitization markets.

   The CNL Restaurant Financial Services Group previously "securitized" one portfolio of mortgage loans by contributing them to a trust that subsequently issued trust certificates representing beneficial ownership interests in the pool of mortgage loans. The CNL Restaurant Financial Services Group ultimately received the net proceeds paid to the trust from the sale of the trust certificates. APF now operates these lending and securitization operations. We cannot be sure that APF will be able to integrate successfully the lending and securitization operations into its business. In addition, APF's ability to access the securitization markets for the mortgage loans on favorable terms could be adversely affected by a variety of factors, including adverse market conditions and adverse performance of its loan portfolio or servicing responsibilities. If APF is unable to access the securitization market, it would have to retain as assets those mortgage loans it would otherwise securitize, thereby remaining exposed to the related credit and repayment risks on such mortgage loans. Under such circumstances, APF would also have to seek a different source for funding its operations than securitizations.

APF's gains on any completed securitizations may be overstated if prepayments or defaults are greater than anticipated.

   APF will report gains on sales of mortgage loans in any securitization based in part on the estimated fair value of the mortgage-related securities retained by APF. In a securitization, APF would expect to retain a residual-interest security and retain an interest-only strip security. The fair value of the residual-interest and interest-only strip security would be the present value of the estimated net cash flows to be received after considering the effects of prepayments and credit losses. The capitalized mortgage servicing rights and mortgage-related securities would be valued using prepayment, default, and interest rate assumptions that APF believes are reasonable. The amount of revenue recognized upon the sale of loans or loan participations will vary depending on the assumptions utilized.

   APF may have to make adjustments to the amount of revenue it recognizes for a securitization if the rate of prepayment, rate of default, and the estimates of the future costs of servicing utilized by APF vary from APF's estimates. For example, APF's gain upon the sale of loans will have been either overstated or understated if prepayments and/or defaults are greater than or less than anticipated. In addition, higher levels of future prepayments, and/or increases in delinquencies or liquidations, would result in a lower valuation of the mortgage-related securities. These adjustments would adversely affect APF's earnings in the period in which the adjustment is made. Such adjustments may be material if APF's estimates are significantly different from actual results.

APF's increased leverage increases APF's risk of default which could, in turn, adversely affect APF's results of operations and stockholder distributions.

   In addition to the issuance of APF Shares or the sale of units of the Operating Partnership, APF has funded and intends to continue to fund acquisitions and the development of new restaurant properties through short-term borrowings and by financing or refinancing its indebtedness on such properties on a longer-term basis when market conditions are appropriate. As of June 30, 1999, and assuming the acquisition of the CNL Restaurant Businesses, APF's debt service ratio was 3.31x and its ratio of debt-to-total assets was 35.91%. If only your Income Fund was acquired as of that date, APF's debt service ratio would have been 3.44x and its ratio of debt-to-total assets would have been 34.79%. As a general policy, APF's Board of Directors has allowed APF to borrow funds only when the ratio of debt-to-total assets of APF is 45% or less. APF's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that APF may incur in the future. Accordingly, APF's Board of Directors could modify the current policy at any time after the Acquisition. If this policy were changed, APF could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase APF's risk of default on its obligations and adversely affect APF's results of operations and its ability to make required distributions to its stockholders.

APF's ability to incur additional secured debt may dilute the value of the notes held by former Limited Partners of the Income Funds.

   APF may increase its level of secured debt. Payments on any notes issued by APF in connection with the Acquisition would be subordinated to any secured debt incurred by APF. Also, any secured debt would have a priority claim of repayment over the notes in the event that APF defaulted under its obligations.

APF's plan to grow through the acquisition and development of new restaurant properties could be adversely affected by trends in the real estate and financing businesses.

   APF's growth strategy is substantially based on the acquisition and development of additional restaurant properties. We do not know that APF will do so successfully because APF may have difficulty finding new restaurant properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional restaurant properties is subject to many risks. For instance, if an additional restaurant property is in a market in which APF has not invested before, APF will have relatively little experience in and may be unfamiliar with that new market.

The inability of a tenant or borrower to make lease and mortgage payments could have an adverse effect on APF.

   APF's business depends on the tenants' and borrowers' ability to pay their obligations to APF with respect to APF's real estate leases and mortgage loans. APF typically does not require that a third party guarantee the obligations of the tenant or the borrower. The ability of the tenants or borrowers to pay their obligations to APF in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a restaurant chain, may adversely affect the economic viability of the restaurant chain, including but not limited to:

  . national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by APF's customers;

  . changes or weaknesses in specific industry segments;

  . perceptions by prospective customers of the safety, convenience, services and attractiveness of the restaurant chain;

  . changes in demographics, consumer tastes and traffic patterns;

  . the ability to obtain and retain capable management;

  . the inability of a particular restaurant chain's computer system, or that of its franchisor or vendors, to adequately address year 2000 issues;

  . increases in operating expenses; and

  . increases in minimum wages, taxes or mandatory employee benefits.

APF has tenants of two significant restaurant chains that have filed for bankruptcy protection.

   The fact that APF has tenants of two significant restaurant chains that have filed for bankruptcy protection may adversely affect APF's total rental, earned and interest income. Because all of APF's properties are leased on a triple-net basis, if a tenant has defaulted on its lease obligations or has declared bankruptcy, it would reduce APF's rental, earned and interest income until APF could lease those affected properties to a new tenant or tenants. As of June 30, 1999, your Income Fund had no tenants under bankruptcy protection. Therefore, assuming that your Income Fund is acquired by APF, you, as an APF stockholder or noteholder, may be subject to the adverse consequences associated with having significant tenants under bankruptcy protection. As of June 30, 1999, and assuming that all the Income Funds are acquired by APF, APF would have had 24 restaurant properties not generating rental income. The aggregate lost rental, earned and interest income of the leases of these properties, whether due to bankruptcy or otherwise, for the six months ended June 30, 1999, would have been equal to $1,175,483, which constitutes 2.12% of total rental, earned and interest income, including lost rental, earned and interest income, for the same period.

 Tax Risks

APF's failure to qualify as a REIT for tax purposes would result in APF's taxation as a corporation and the reduction of funding available for stockholder distribution.

   If APF fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, APF may be subject to the federal alternative minimum tax and various state income taxes. Unless APF is entitled to relief under specific statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if APF loses its REIT status, the funds available for distribution to you, as an APF stockholder, would be reduced substantially for each of the years involved.

If APF cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

   Subject to adjustments that are unique to REITs, a REIT generally must distribute 95% of its taxable income. In the event that APF does not have sufficient cash, this distribution requirement may limit APF's ability to acquire additional restaurant properties and to make mortgage loans. Also, for the purposes of determining taxable income, APF may be required to include interest payments, rent and other items it has not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, APF could have taxable income in excess of cash available for distribution. If this occurred, APF would have to borrow funds or liquidate some of its assets in order to maintain its status as a REIT.

Changes in the tax law could adversely affect APF's REIT status.

   APF's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect APF's status as a REIT. In the event that there is a change in the tax laws that prevents APF from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, APF may not be able to make the same level of distributions to its stockholders. In addition, such change may limit APF's ability to invest in additional restaurant properties and to make additional mortgage loans.

                     CONSIDERATION PAID TO THE INCOME FUND

   The proposed number of APF Shares to be paid to your Income Fund was determined by APF in accordance with its own valuation methodologies regarding each Income Fund. We, as the general partners of each Income Fund, determined the fairness of the value of the APF Shares to be paid to your Income Fund based in part on the appraisal of the restaurant properties of your Income Fund by Valuation Associates. In addition, we engaged Legg Mason to provide us with an opinion that the APF Share consideration to be received by each Income Fund, individually, is fair from a financial point of view to each Income Fund.

   The following table sets forth the exchange value of the APF Shares to be paid to your Income Fund in the Acquisition. The APF Shares payable to your Income Fund will not change if APF acquires fewer than all of the Income Funds in the Acquisition. This data assumes that none of the Limited Partners of your Income

Fund have elected to receive notes. You should note that the APF Shares may trade at prices substantially below the exchange value upon listing on the NYSE.

                        Original Limited                                                              Exchange Value
 Original Limited     Partner Investments                                                             of APF Shares
Partner Investments    less Distributions    Number of  Exchange Value             Exchange Value of   per Average
less Distributions   of Net Sales Proceeds  APF Shares  of APF Shares   Estimated     APF Shares     $10,000 Original
   of Net Sales           per $10,000       Offered to     Payable     Acquisition after Acquisition Limited Partner
    Proceeds(1)      Original Investment(1) Income Fund to Income Fund  Expenses       Expenses         Investment
-------------------  ---------------------- ----------- -------------- ----------- ----------------- ----------------
 $35,000,000                $10,000          2,021,318   $40,426,360    $446,000      $39,980,360        $11,423

--------

(1) As of December 31, 1998, the Income Fund had no distributions of net sales proceeds.

   If your Income Fund approves the Acquisition and you have voted "Against" the Acquisition, but you do not wish to own APF Shares, you can elect to
receive your portion of the consideration in 7.0% callable notes, due     ,
2005. The payment received by you and other Limited Partners who elect to receive notes will be equal to 97% of the value of your portion of the exchange value of the APF Shares that would otherwise have been paid to your Income
Fund. The notes will bear interest at 7.0% and will mature on     , 2005. APF
may redeem the notes at any time prior to their maturity at a price equal to the sum of the outstanding principal balance plus accrued interest. In addition, if Limited Partners in your Income Fund elect to receive notes in an amount greater than 15% of the exchange value of the APF Shares to be paid to your Income Fund, then APF has the right to decline to acquire your Income Fund.

                          EXPENSES OF THE ACQUISITIONS

   If your Income Fund approves the Acquisition, the portion of the Acquisition expenses attributable to your Income Fund will be paid by your Income Fund, as detailed below. The number of APF Shares paid to your Income Fund would reflect a reduction for your Income Fund's expenses of the Acquisition. Acquisition expenses are expected to range from 1.1% to 1.3% of the exchange value of the APF Shares payable to each Income Fund.

   If the Acquisition of your Income Fund is not approved, we will bear a percentage of all Acquisition expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Income Fund, divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Income Fund. In such event, your Income Fund will bear the remaining Acquisition expenses.

   The following table sets forth the estimated Acquisition expenses of acquiring your Income Fund:

                         Pre-closing Transaction Costs

     Legal Fees(1).................................................... $ 30,710
     Appraisals and Valuation(2)......................................    5,940
     Fairness Opinions(3).............................................   30,000
     Solicitation Fees(4).............................................   18,791
     Printing and Mailing(5)..........................................  105,387
     Accounting and Other Fees(6).....................................   58,651
                                                                       --------
       Subtotal.......................................................  249,479
                                                                       --------

                           Closing Transaction Costs

     Title, Transfer Tax and Recording Fees(7)........................   97,106
     Legal Closing Fees(8)............................................   47,965
     Partnership Liquidation Costs(9).................................   51,450
                                                                       --------
       Subtotal.......................................................  196,521
                                                                       --------
     Total............................................................ $446,000
                                                                       ========

--------
(1) Aggregate legal fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $423,998. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the value of the APF Share consideration payable to your Income Fund, based on the exchange value, to the total value of the APF Share consideration payable to all of the Income Funds, based on the exchange value.
(2) Aggregate appraisal and valuation fees to be incurred by all of the Income Funds in connection with the Acquisition were $105,420. Your Income Fund's pro-rata portion of these fees was determined based on the number of restaurant properties in your Income Fund.
(3) Each Income Fund received a fairness opinion from Legg Mason and incurred a fee of $30,000.
(4) Aggregate solicitation fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $250,000. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
(5) Aggregate printing and mailing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $1,399,998. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
(6) Aggregate accounting and other fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $841,245. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

(7) Aggregate title, transfer tax and recording fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $1,313,596. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.
(8) Aggregate legal closing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $648,842. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

(9) Aggregate partnership liquidation costs to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $698,901. Your Income Fund's pro-rata portion of these costs was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.

   The solicitation fees related to the Acquisition will be allocated among the Income Funds, us and APF depending upon whether the Acquisition is consummated. For purposes of the Acquisition, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

   If APF acquires all of the Income Funds, all of the solicitation fees will be payable by APF. If APF acquires less than all of the Income Funds, all of the solicitation fees will be payable by APF or the Income Funds that are acquired in proportion to their respective exchange values. If none of the Income Funds are acquired by APF, all of the solicitation fees will be payable by us.

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   Article 12 of your Income Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding units is required to approve a "Liquidating Sale," which is defined by the partnership agreement to include a transaction or series of transactions resulting in the transfer of 80% or more in value of your Income Fund's restaurant properties acquired within two years of the initial date of the prospectus (August 1990). Because the Acquisition of your Income Fund is a "Liquidating Sale" within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding units.

Consequence of Failure to Approve the Acquisition

   If the Limited Partners of your Income Fund representing greater than 50% of the outstanding units do not vote "For" the Acquisition, the Acquisition may not be consummated under the terms of the partnership agreement. In such event, we plan to continue to operate your Income Fund as a going concern and to eventually dispose of your Income Fund's restaurant properties approximately 7 to 12 years after they were acquired or as soon thereafter if, in our opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

Special Meeting to Discuss the Acquisition

   We, as general partners of the Income Funds, have scheduled a special meeting of the Limited Partners of your Income Fund to discuss the solicitation materials, which include the consent solicitation, this supplement and the other materials distributed to you, and the terms of APF's Acquisition of your Income Fund, prior to voting on the Acquisition. The special meeting will be
held at 10:00 a.m., Eastern time, on       , 1999, at             . We and
members of APF's management intend to solicit actively your support for the Acquisition and would like to use the special meeting to answer questions about the Acquisition and the solicitation materials and to explain in person our reasons for recommending that you vote "For" the Acquisition.

                               VOTING PROCEDURES

   The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Acquisition of your Income Fund by APF. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

   In order for APF to acquire your Income Fund, the Limited Partners holding greater than 50% of the outstanding units of your Income Fund must approve the Acquisition. Your Income Fund will be acquired by a merger with the Operating Partnership, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated March 11, 1999, as amended, by and between APF and your Income Fund is attached hereto as Appendix B. We encourage you to read it.

   If you are not planning to attend the special meeting of the Limited Partners of your Income Fund and to vote in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the Acquisition of your Income Fund. The solicitation period will commence upon delivery of the solicitation materials to you (on or about
      , 1999 and will continue until the later of (a)       , 1999, a date not
less than 60 calendar days from the initial delivery of the solicitation materials, or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond May 31, 2000. Any consent form received by Corporate Election Services prior to 5:00 p.m., Eastern time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your units will be counted as voting "Against" the Acquisition of your Income Fund and you will receive APF Shares if your Income Fund is acquired.

   A copy of the consent form, on blue paper, accompanies each of the supplements that you, received in the mail with the consent solicitation. The consent form consists of two parts. The first part seeks your consent to APF's Acquisition of your Income Fund and related matters. The exact matters which a vote in favor of the Acquisition will be deemed to approve are described above under "Required Vote." If you have interests in more than one Income Fund, you will receive multiple consent forms which will provide for separate votes for each Income Fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

   The second part of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints James M. Seneff, Jr. and Robert A. Bourne as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the Acquisition. The power of attorney is intended solely to ease the administrative burden of completing the Acquisition without requiring your signatures on multiple documents.

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                  TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following information has been prepared to compare the amounts of compensation paid and cash distributions made, by your Income Fund to us and our affiliates to the amounts that would have been paid if the compensation and distribution structure, which will be in effect after the Acquisition, had been in effect during the years presented below.

   Under your Income Fund's partnership agreement, we and our affiliates are entitled to receive fees in connection with managing the affairs of each Income Fund. Your partnership agreement also provides that we are to be reimbursed for our expenses for services performed for your Income Fund, such as legal, accounting, transfer agent, data processing and duplicating services.

   APF operates as an internally-advised REIT. If your Income Fund is acquired, it will share in the overall cost of managing the consolidated portfolio of restaurant properties owned by APF. As stockholders of APF, you and the other former Limited Partners of your Income Fund will receive distributions in proportion with your ownership of APF Shares. This cost participation and dividend payment are in lieu of the payments to us discussed above.

   During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, the aggregate amounts accrued or actually paid by your Income Fund to us are shown below under "Historical Distributions Paid to the General Partners and Affiliates" and the estimated amounts of compensation that would have been paid had the Acquisition been in effect for the periods presented, are shown below under "Pro Forma Distributions to Be Paid to the General Partners Following the Acquisition":

                                      Year Ended December 31,
                                      ------------------------ Six Months Ended
                                        1996    1997    1998    June 30, 1999
                                      -------- ------- ------- ----------------
Historical Distributions Paid to the
 General Partners and Affiliates:
General Partner Distributions
 Broker/Dealer Commissions..........       --      --      --          --
Accounting and Administrative
 Services...........................  $ 89,317 $80,461 $96,202     $43,296
Due Diligence and Marketing Support
 Fees...............................       --      --      --          --
Acquisition Fees....................       --      --      --          --
Asset Management Fees...............       --      --      --          --
Real Estate Disposition Fees(1).....    41,250     --      --          --
                                      -------- ------- -------     -------
  Total historical..................  $130,567 $80,461 $96,202     $43,296
Pro Forma Distributions to Be Paid
 to the General Partners Following
 the Acquisition:
Cash Distributions on APF
 Shares(2)..........................  $ 39,556 $41,726 $42,717     $21,359
Salary Compensation.................       --      --      --          --
                                      -------- ------- -------     -------
  Total pro forma(3) ...............  $ 39,556 $41,726 $42,717     $21,359

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(1) Payment of real estate disposition fees is subordinated to minimum returns and the return of original capital to the Limited Partners. To date no such fees have been paid since the required minimum returns have not been made to the Limited Partners.

(2) Represents estimated distributions based on APF Shares received in the Acquisition.

(3)As a result of the Acquisition, we and our affiliates will no longer be entitled to receive the general partner distributions and fees described in the historical presentation above. However, this does not mean that APF will avoid incurring some portion of these costs on a going forward basis, particularly as such costs relate to accounting and administrative services and asset management. Due to APF's acquisition of the Advisor, APF became an internally advised REIT. Therefore, all accounting and administrative services and asset management expenses previously borne by the Advisor, will be borne internally by APF. The material costs that APF will continue to incur will be salaries of the employees utilized to perform such services and the costs of any assets necessary to perform such services.

           CASH DISTRIBUTIONS TO LIMITED PARTNERS OF YOUR INCOME FUND

   The information below should be read in conjunction with the information provided in this supplement under the caption "Financial Statements."

   The following table sets forth the distributions paid to the Limited Partners of your Income Fund per $10,000 original investment for the periods indicated below:

                                                                    Six Months
                                                                      Ended
                                                                     June 30,
                                          Year Ended December 31,      1999
                                        --------------------------- ----------
                                        1994 1995 1996 1997   1998  Historical
                                        ---- ---- ---- ----- ------ ----------
Distributions from Income.............. $936 $944 $875 $ 917 $  931    $377
Distributions from Return of
 Capital(1)............................    9    6  100 $  83     69      73
                                        ---- ---- ---- ----- ------    ----
  Total................................ $945 $950 $975 1,000 $1,000    $450
                                        ==== ==== ==== ===== ======    ====

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(1) Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income, including deductions on depreciation expense, on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from non-cash items. This amount is not required to be presented as a return of capital except for purposes of this table, and the Income Fund has not treated this amount as a return of capital for any other purpose.

   Cash distributions for the year ended December 31, 1997, include $350,000 earned in 1997, but declared payable in the first quarter of 1998.

                        COMPARATIVE PER SHARE DATA

   The following tabulation reflects (a) the historical net income and book value per share of APF common stock in comparison with the adjusted historical net income and book value per share after giving effect to property acquisitions and the acquisitions of the CNL Restaurant Businesses, and the pro forma net income and book value per share after giving effect to the Acquisition of your Income Fund, (b) the historical net income and book value per unit of your Income Fund in comparison with the equivalent pro forma net income and book value per share attributable to the .0571 APF Shares that will be received by your Income Fund with respect to each of its outstanding units and assuming none of the Limited Partners elect to receive notes, and (c) the historical cash dividends per share of APF with the equivalent pro forma of
 .0571 times the cash dividend paid on each APF Share. The historical per share information presented in this tabulation is derived from the financial information of APF and your Income Fund presented on pages S-24 through S-25.

   The pro forma financial information below is for informational purposes only and does not purport to be indicative of APF's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated by the pro forma financial information. The pro forma financial information should not be viewed as predictive of APF's financial results or conditions in the future.

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ ----------
APF
  Net Income:
    Historical.........................................    $1.21       $0.61
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........     1.08         .51
    Pro forma..........................................     1.11         .52
  Dividends:
    Historical.........................................     1.52         .76
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses(1).......     1.52         .76
    Pro forma(1).......................................     1.52         .76
  Book value:
    Historical.........................................    17.70       17.54
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........    16.28       16.22
    Pro forma..........................................    16.37       16.30
CNL Income Fund VIII, Ltd.
  Net Income:
    Historical.........................................      .09         .04
    Equivalent pro forma(2)............................      .06         .03
  Dividends:
    Historical.........................................      n/a         n/a
    Equivalent pro forma(3)(4).........................      .09         .04
  Book Value:
    Historical.........................................      .88         .87
    Equivalent pro forma(2)............................      .94         .93

--------

(1) Reflects APF's historical dividend rate.

(2) Pro forma amounts for APF multiplied by .0571 based on receipt by the partners of your Income Fund of 1,999,018 APF Shares, net of Acquisition expenses, in exchange for 35,000,000 units, or the ratio of exchange.

(3) Historical amounts for APF multiplied by .0571, or the ratio of exchange.

(4) An equivalent pro forma dividend rate of $0.04 per share for the six months ended June 30, 1999 equates to $434 per original $10,000 investment. To review the pro forma financial information in greater detail with respect to APF after giving effect to the Acquisition and the acquisition of the CNL Restaurant Businesses, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

                                    FAIRNESS

General

   We believe the Acquisition to be fair to, and in the best interests of your Income Fund. After careful evaluation, we have concluded that the Acquisition is the best way to maximize the value of your investment. We recommend that you and the other Limited Partners approve the Acquisition and receive APF Shares.

   Based upon our analysis of the Acquisition, we believe that:

   . the terms of the Acquisition are fair to you and the other Limited
     Partners; and

   . after comparing the potential benefits and detriments of the Acquisition with those of several alternatives, the Acquisition is more economically attractive to you and the other Limited Partners than such alternatives.

   Our beliefs are based upon our analysis of the terms of the Acquisition, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Acquisition and the alternatives to the Acquisition and a review of the financial condition and performance of APF and your Income Fund and the terms of critical agreements, such as your Income Fund's partnership agreement.

   We also believe that the Acquisition is procedurally fair for several reasons. First, the Acquisition is required to be approved by Limited Partners holding greater than 50% of the outstanding units of your Income Fund and is subject to the closing conditions. Those closing conditions are that the APF Shares are listed on the NYSE, that the APF stockholders have approved the increase in the number of APF Shares authorized to be issued and that Merrill Lynch has issued a new fairness opinion if fewer than all of the Income Funds are acquired. Second, if your Income Fund is acquired all Limited Partners of your Income Fund who vote "Against" the Acquisition will be given the option of receiving APF Shares or the notes.

   Although we believe the terms of the Acquisition are fair to you and the other Limited Partners, we have conflicts of interest with respect to the Acquisition. These conflicts include, among others:

  . that we will receive APF Shares, assuming APF acquires all of the Income Funds, upon completion of the Acquisition;

  . that Messrs. Seneff and Bourne are stockholders of APF and, as such, their interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund; and

   . that we will be relieved from our material ongoing liabilities with respect to the Income Fund if it is acquired by APF.

Material Factors Underlying Belief as to Fairness

   The following is a discussion of the material factors underlying our belief that the terms of the Acquisition are fair as a whole to you and the other Limited Partners of your Income Fund and maximize the value of your investment.

   1. Consideration Offered. We will be offered the same form of consideration in the Acquisition as the Limited Partners with respect to our capital interest in the Income Fund. We believe that the form and amount of consideration offered to us and the Limited Partners, including dissenting Limited Partners who select the notes, constitute fair value. We compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Acquisition is fair based on such comparison. In addition, we believe the Acquisition is the best way to maximize the return on your investment because of your ability to participate in the potential appreciation of APF Shares. Since your Income Fund is restricted to owning and leasing a static number of restaurant properties due to the limitations contained in your Income Fund's partnership agreement and limited capital resources, your investments have less of an opportunity to appreciate. Because APF is a growth-oriented operating company, you will have the opportunity, as an APF stockholder, to participate in APF's future growth.

   2. Independent Appraisals and Fairness Opinions. Our belief as to the fairness of the Acquisition as a whole and to the Limited Partners of your Income Fund and our statements above regarding the material terms underlying our belief as to fairness are partially based upon the appraisal of your Income Fund's restaurant properties prepared by Valuation Associates and upon the fairness opinion provided by Legg Mason. A copy of the fairness opinion is attached hereto as Appendix A. We encourage you to read it. We attributed significant weight to the appraisal of Valuation Associates and the fairness opinion of Legg Mason, which we believe support our conclusion that the Acquisition is fair to the Limited Partners. We do not know of any factors that would materially alter the conclusions made in the appraisal of Valuation Associates or the fairness opinion of Legg Mason, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. We believe that the engagement of Valuation Associates to provide the appraisal and of Legg Mason to provide the fairness opinion assisted us in the fulfillment of our fiduciary duties to your Income Fund and the Limited Partners, notwithstanding that: (1) each of Valuation Associates and Legg Mason received fees for its services, (2) Legg Mason has previously provided investment banking services to the Income Funds and to Commercial Net Lease Realty, Inc., which at the time was an affiliate of CNL Group, Inc. and
(3) Valuation Associates has previously performed valuation appraisals for APF. We note that because the Acquisition of any one Income Fund is not a condition of the Acquisition of any other Income Fund, the fairness opinions analyze each Income Fund separately, not in combination with other Income Funds. However, based on the reasons stated in this section of the supplement and the opinion of Legg Mason that the APF Share consideration payable to each Income Fund is fair from a financial point of view, we believe the Acquisition is fair regardless of the number of Income Funds that are acquired in the Acquisition.

   In rendering its opinion with respect to the fairness, from a financial point of view, with respect to (a) the APF Shares offered with respect to your Income Fund, (b) the aggregate APF Shares offered with respect to the Income Funds, and (c) the method of allocating the APF Shares among the Income Funds, Legg Mason did not address or render any opinion with respect to other aspects of the Acquisition, including:

   . the value or fairness of the notes;

   . the prices at which the APF Shares may trade following the Acquisition or the trading value of the APF Shares to be offered compared with the current fair market value of the Income Funds' portfolios or assets if liquidated in real estate markets;

   . the tax consequences of any aspect of the Acquisition;

   . the fairness of the amounts or allocation of Acquisition costs or the amounts of Acquisition costs allocated to the Limited Partners; or

   . any other matters with respect to any specific individual partner or class of partners.

   In addition, Legg Mason was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Income Funds or their assets. Also, Legg Mason's opinion also does not compare the relative merits of the Acquisition with those of any other transaction or business strategy that was or might have been considered by us as alternatives to the Acquisition.

   Legg Mason's fairness opinion does not constitute a recommendation to you as to how to vote on the Acquisition or as to whether you should elect to receive the APF Share consideration or the notes.

   3. Valuation of Alternatives. Based on the appraisal of your Income Fund's restaurant properties, we estimated the value of your Income Fund if liquidated and as a going concern. On the basis of these calculations, we believe that the value of the APF Shares will exceed the going concern value and liquidation value of your Income Fund.

   4. Cash Available for Distribution Before and After the Acquisition. We believe the Acquisition will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. The effect of the Acquisition and the cash available for distribution will vary, however, from Income Fund to Income Fund. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of APF as an operating company and will also receive investment liquidity through the public market in APF Shares.

   5. Comparative Valuation Analysis. In assessing the fairness of the Acquisition, we relied on the appraisals prepared by Valuation Associates in connection with its engagement by us. Based on such information and other historical data of the Income Funds, we prepared a comparative valuation analysis, which supported our determination that the Acquisition is in the best interest of the Limited Partners of each of the Income Funds.

   The following table summarizes the results of our comparative valuation analysis:

                                                                                                         Weighted
                           Original        Original        Exchange                                   Average Trading
                            Limited    Limited Partner   Value of APF                     Estimated      Prices of
                            Partner    Investments less   Shares Paid      Estimated     Liquidation      Units
                          Investments  Distributions of       per        Going Concern    Value per     per Average
                             less         Net Sales     Average $10,000    Value per       Average        $10,000
                         Distributions   Proceeds per   Limited Partner Average $10,000    $10,000       Original
                         of Net Sales  $10,000 Original    Original        Original       Original    Limited Partner
Income Fund               Proceeds(1)   Investment(1)    Investment(2)   Investment(3)  Investment(4)  Investment(5)
-----------              ------------- ---------------- --------------- --------------- ------------- ---------------
CNL Income Fund VIII,
 Ltd. ..................  35,000,000        10,000          11,263          11,227         10,473          9,300

--------
(1) The Income Fund has had no distributions of net sales proceeds.
(2) Values are based on the exchange value established by APF. Upon listing the APF Shares on the NYSE, the actual values at which the APF Shares will trade on the NYSE may be substantially below the exchange value.
(3) Represents the estimated value of an original $10,000 investment in your Income Fund, if your Income Fund continues unchanged, subject to the assumptions made by Valuation Associates in its appraisal.
(4) Represents the amount that we estimate would have been distributed to you with respect to an original $10,000 investment in the Income Fund if your Income Fund had sold its assets on December 31, 1998.
(5) Based on the weighted average trading prices of your Income Fund's units, per original $10,000 investment, in the secondary markets from July 1, 1998 to June 30, 1999. A substantial majority of the transfer prices in this column reflect purchases by your Income Fund as part of its distribution reinvestment program and do not necessarily reflect the prices in a secondary market.

   We believe that the comparative valuation analysis, when considered together with the anticipated effect of the Acquisition and with all the other differences between continued ownership of units as compared with the receipt of APF Shares, supports our recommendation in favor of the Acquisition.

                             CONFLICTS OF INTEREST

Affiliated General Partners

   As the general partners of your Income Fund, we each have a contractual obligation pursuant to your Income Fund's partnership agreement as well as a legal obligation under state law to assess whether the terms of the Acquisition are fair and equitable to the Limited Partners of your Income Fund without regard to whether the Acquisition is fair and equitable to any of the other participants, including the Limited Partners in other Income Funds. James M. Seneff, Jr. and Robert A. Bourne act as the individual general partners of all of the Income Funds and also as members of the Board of Directors of APF. While Messrs. Seneff and Bourne have sought faithfully to discharge their obligations to your Income Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to your Income Fund and also on APF's Board of Directors. Additionally, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

Benefits to General Partners

   As a result of the Acquisition, assuming only your Income Fund is acquired, we are expected to receive three material benefits. These benefits include:

  . With respect to our ownership in your Income Fund, we may be issued up to 28,012 APF Shares in the aggregate in accordance with the terms of your Income Fund's partnership agreement. The 28,012 APF Shares issued to us will have an exchange value of $560,240.

  . James M. Seneff, Jr. and Robert A. Bourne, as your individual general partners, will also continue to serve as directors of APF with Mr. Seneff serving as Chairman of APF and Mr. Bourne serving as Vice Chairman. Furthermore, they will be entitled to receive performance-based incentives, including stock options under APF's 1999 Performance Incentive Plan or any other such plan approved by the stockholders. The benefits that may be realized by Messrs. Seneff and Bourne are likely to exceed the benefits that they would expect to derive from the Income Funds if the Acquisition does not occur.

  . As general partners of your Income Fund, we are legally liable for your Income Fund's liabilities to the extent that your Income Fund is unable to satisfy such liabilities. Because the partnership agreement for your Income Fund prohibits the Income Fund from incurring indebtedness, the only liabilities the Income Fund has liabilities with respect to its ongoing business operations. In the event that your Income Fund is acquired by APF, we would be relieved of our legal obligation to satisfy the liabilities of the acquired Income Fund.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the Acquisition to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Acquisition to you.

Material Tax Differences between the Ownership of Units and APF Shares

   Because your Income Fund is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a Limited Partner, you are required to take into account your share of the income or loss of your Income Fund, regardless of whether any cash is distributed to you. If your Income Fund is acquired by APF, and you have voted "For" the Acquisition, you will receive APF Shares. If you have voted "Against" the Acquisition but your Income Fund is acquired by APF, you may elect to receive notes.

   If your Income Fund is acquired by APF and you receive APF Shares, your ownership of APF Shares will affect the character and amount of income reportable by you in the future. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Income Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Income Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a Limited Partner, if your Income Fund is acquired by APF and you receive APF Shares, as a stockholder of APF you will be taxed based on the amount of distributions you receive from APF. Each year APF will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of APF's earnings and profits. Because the Acquisition is a taxable transaction, APF's tax basis in the acquired restaurant properties will be higher than your Income Fund's tax basis had been in the same properties. At the same time, however, APF may be required to utilize a slower method of depreciation with respect to some restaurant properties than that used by your Income Fund. As a result, APF's tax depreciation from the acquired restaurant properties will differ from your Income Fund's tax depreciation. Accordingly, under some circumstances, even if APF were to make the same level of distributions as your Income Fund, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of APF does not depend on its character to APF. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if APF incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Acquisition

   In connection with the Acquisition and for federal income tax purposes, if your Income Fund is acquired by APF, the assets and any liabilities of your Income Fund will be transferred to APF in return for APF Shares and/or notes. Your Income Fund will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your Income Fund, including gain recognized as a result of the transfer of restaurant properties pursuant to the Acquisition. For purposes of allocating gain, we have valued the APF Shares at a price of $20. The estimated taxable gain, as of June 30, 1999, based on the $20 valuation, for an average $10,000 original Limited Partner investment in your Income Fund, is set forth in the table below for those Limited Partners subject to federal income taxation. The information in the table assumes that none of the Limited Partners in the Income Fund elected to receive notes.

                                                              Estimated Gain per
                                                               Average $10,000
                                                               Original Limited
                                                              Partner Investment
                                                              ------------------
CNL Income Fund VIII, Ltd. ..................................       $2,796

   Under section 351(a) of the Internal Revenue Code of 1986, as amended, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. APF has represented to Shaw Pittman, APF's tax counsel, that, following the Acquisition, the Limited Partners of the Income Funds will not own stock possessing at least 80 percent of the total combined voting power of all classes of APF stock entitled to vote and at least 80 percent of the total number of shares of all other classes of APF stock. Based upon this representation, Shaw Pittman has opined that the Acquisition will not result in the acquisition of control of APF by the Limited Partners for purposes of section 351(a). Accordingly, the transfer of assets will result in recognition of gain or loss by each Income Fund that is acquired by APF.

   If your Income Fund is acquired by APF and no Limited Partners elect to receive the notes, your Income Fund will receive solely APF Shares in exchange for your Income Fund's assets. As a result, your Income Fund will recognize an amount of gain equal to the difference between;

  . the sum of (a) the fair market value of the APF Shares received by your Income Fund and (b) the amount of your Income Fund's liabilities, if any, assumed by the Operating Partnership, and

  . the adjusted tax basis of the assets transferred by your Income Fund to the Operating Partnership.

   If your Income Fund is acquired by APF and you or another Limited Partner in your Income Fund elect the notes option, your Income Fund will receive APF Shares and notes in exchange for your Income Fund's assets. Because the
principal portion of the notes will not be due until     , 2005, the
acquisition of your Income Fund's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your Income Fund's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the Acquisition, the amount of gain recognized by your Income Fund in the year of the Acquisition will be equal to the value of the APF Shares received by your Income Fund multiplied by the ratio that the gross profit realized by your Income Fund in the Acquisition bears to the total contract price for your Income Fund's assets. To the extent your Income Fund realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your Income Fund in the year of the Acquisition.

   The gross profit that your Income Fund realizes from the Acquisition will generally equal the excess, if any, of the selling price for your Income Fund's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by qualified indebtedness encumbering your Income Fund's assets, if any, that is assumed or taken subject to by the Operating Partnership. The exact amount of the gain to be recognized by your Income Fund in the year of the Acquisition will also vary depending upon the decisions of the Limited Partners to receive APF Shares or notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the Acquisition are likely to be treated as realized from the sale of a "section 1231 asset," which is real property or a depreciable asset used in a trade or business and held for more than one year. Your share of gains or losses from the sale of section 1231 assets of your Income Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Income Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your Income Fund recognizes will be allocated to you and the other Limited Partners in accordance with the terms of your Income Fund's partnership agreement. Each Limited Partner will be allocated and must report his, her or its allocable share of such gain, if any, pursuant to these terms, regardless of the Limited Partner's decision to receive notes rather than APF Shares. Even though a Limited Partner's election of the notes may decrease the amount of gain your Income Fund recognizes, the electing Limited Partner still will be required to take into account his, her or its share of your Income Fund's gain as determined under the partnership agreement of your Income Fund. Therefore, Limited Partners who elect the notes may recognize gain in the year of the Acquisition despite the fact that they will not receive cash with which to pay the tax on the gain. Such Limited Partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the Limited Partners electing to receive notes.

   Tax Consequences of the Liquidation and Termination of Your Income Fund. If your Income Fund is acquired by APF, your Income Fund will be deemed to have liquidated and distributed APF Shares or notes, as the case may be, to you. The taxable year of your Income Fund will end at this time, and you must report, in your taxable year that includes the date of the Acquisition, your share of all income, gain, loss, deduction and credit for your Income Fund through the date of the Acquisition including gain or loss resulting from the Acquisition. If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your Income Fund's income attributable to more than one of its taxable years.

   The APF Shares or notes will be distributed among you and the other Limited Partners in a manner that we, as the general partners of your Income Fund, determine to be proportionate based on your respective capital account balances. If you receive APF Shares in the Acquisition and the value of those APF Shares exceeds your basis in your units, you will recognize gain equal to the difference between the fair market value of the APF Shares that you receive and your adjusted tax basis in your units. Your basis in the APF Shares will then equal the fair market value of the APF Shares on the closing date of the Acquisition, and your holding period for the APF Shares for purposes of determining capital gain or loss will begin on the closing date of the Acquisition. If you receive APF Shares in the Acquisition and your basis in your units exceeds the value of the APF Shares, you will not recognize gain or loss. Your basis in the APF Shares will equal the basis that you had in your units, and your holding period for purposes of determining capital gain or loss will begin on the closing date of the Acquisition.

   If you receive notes in the Acquisition, your basis in the notes distributed to you will equal your adjusted basis in your units, and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your Income Fund's holding period in the assets transferred to APF.

   Because the assets of your Income Fund are held for investment and not for resale, the Acquisition will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold Units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not a social club, voluntary employee's beneficiary association, supplemental unemployment benefit trust, or qualified group legal services plan as described in sections 501 (c)(7), (9), (17) or
(20) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Acquisition.

   Tax Consequences of the Acquisition to APF. APF will not recognize gain or loss as a result of the Acquisition. APF will have a holding period in the restaurant properties that begins on the closing date. The basis of the restaurant properties received by APF from the Income Funds will equal the fair market value of the APF Shares, plus the issue price of the notes issued in the Acquisition, plus the amount of any liabilities of the Income Funds assumed by APF.

   The aggregate basis of APF's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, APF's basis in each acquired restaurant property may differ from the Income Fund's basis therein, and the restaurant properties may be subject to different depreciable periods and methods as a result of the Acquisition. These factors could result in an overall change, following the Acquisition, in the depreciation deductions attributable to the restaurant properties acquired from the Income Funds following the Acquisition.

          SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.
                        Six Months Ended June 30, 1999

                                     Property                                 Historical   Historical
                                    Acquisition                                  CNL          CNL
                       Historical    Pro Forma                  Historical    Financial     Financial
                           APF      Adjustments     Subtotal     Advisor    Services, Inc.    Corp.      Subtotal
                       -----------  -----------    -----------  ----------  -------------- -----------  -----------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $27,900,894  $3,056,620(a)  $30,957,514  $        0    $        0   $         0  $30,957,514
 Fees.............               0           0               0   9,454,036     2,963,154        11,511   12,428,701
 Interest and
 Other Income.....       4,249,461           0       4,249,461      87,570       249,258    11,539,080   16,125,369
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Revenue...     $32,150,355  $3,056,620     $35,206,975  $9,541,606    $3,212,412   $11,550,591  $59,511,584
 Expenses:
 General and
 Administrative...       2,244,408           0       2,244,408   5,405,130     2,441,151       263,524   10,354,213
 Management and
 Advisory Fees....       1,681,870           0       1,681,870           0             0     1,231,905    2,913,775
 Fees to Related
 Parties..........               0           0               0      88,949       689,425             0      778,374
 Interest
 Expense..........               0           0               0      92,707             0    10,294,499   10,387,206
 State Taxes......         464,966           0         464,966           0             0             0      464,966
 Depreciation--
 Other............               0           0               0      77,130        39,032             0      116,162
 Depreciation--
 Property.........       3,701,974     967,179(a)    4,669,153           0             0             0    4,669,153
 Amortization.....           9,700           0           9,700          36             0             0        9,736
 Transaction
 Costs............         483,005           0         483,005           0             0             0      483,005
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Expenses..       8,585,923     967,179       9,553,102   5,663,952     3,169,608    11,789,928   30,176,590
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain on
 Sale of
 Properties and
 Provision for
 Losses on
 Properties.......     $23,564,432  $2,089,441     $25,653,873  $3,877,654    $   42,804   $  (239,337) $29,334,994
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........          31,241           0          31,241           0             0             0       31,241
 Gain (Loss) on
 Sale of
 Properties.......        (201,843)          0        (201,843)          0             0             0     (201,843)
 Provision For
 Losses on
 Properties.......        (540,522)          0        (540,522)          0             0             0     (540,522)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      22,853,308   2,089,441      24,942,749   3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision)
 for Federal
 Income Taxes.....               0           0               0  (1,595,036)      (16,906)       86,202  $(1,525,740)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net
 Earnings(Losses)..    $22,853,308  $2,089,441     $24,942,749  $2,282,618    $   25,898   $  (153,135) $27,098,130
                       ===========  ==========     ===========  ==========    ==========   ===========  ===========
                                                        Historical
                        Combining                       CNL Income
                        Pro Forma           Combined    Fund VIII,  Pro Forma          Adjusted
                       Adjustments             APF         Ltd.    Adjustments         Pro Forma
                       ------------------- ------------ ---------- ------------------ ------------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $         0         $30,957,514  $1,474,403  $  88,997 (j)     $32,520,914
 Fees.............      (9,812,516)(b),(c)   2,616,185           0    (27,894)(k)       2,588,291
 Interest and
 Other Income.....         144,014 (d)      16,269,383     111,409          0          16,380,792
                       ------------------- ------------ ---------- ------------------ ------------
  Total Revenue...     $(9,668,502)        $49,843,082  $1,585,812  $  61,103         $51,489,997
 Expenses:
 General and
 Administrative...        (774,311)(e)       9,579,902      86,645    (52,494)(l),(m)   9,614,053
 Management and
 Advisory Fees....      (2,913,775)(f)               0           0          0 (n)               0
 Fees to Related
 Parties..........        (743,673)(g)          34,701           0          0              34,701
 Interest
 Expense..........               0          10,387,206           0          0          10,387,206
 State Taxes......               0             464,966      17,646      7,764 (o)         490,376
 Depreciation--
 Other............               0             116,162           0          0             116,162
 Depreciation--
 Property.........               0           4,669,153     150,094     92,181 (p)       4,911,428
 Amortization.....       1,071,519 (h)       1,081,255           0          0           1,081,255
 Transaction
 Costs............               0             483,005     121,090          0             604,095
                       ------------------- ------------ ---------- ------------------ ------------
  Total Expenses..      (3,360,240)         26,816,350     375,475     47,451          27,239,276
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain on
 Sale of
 Properties and
 Provision for
 Losses on
 Properties.......     $(6,308,262)        $23,026,732  $1,210,337  $  13,652         $24,250,721
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........               0              31,241     123,193    (28,666)(q)         125,768
 Gain (Loss) on
 Sale of
 Properties.......               0            (201,843)          0          0            (201,843)
 Provision For
 Losses on
 Properties.......               0            (540,522)          0          0            (540,522)
                       ------------------- ------------ ---------- ------------------ ------------
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      (6,308,262)         22,315,608   1,333,530    (15,014)         23,634,124
 Benefit/(Provision)
 for Federal
 Income Taxes.....       1,525,740 (i)               0           0          0                   0
                       ------------------- ------------ ---------- ------------------ ------------
 Net
 Earnings(Losses)..    $(4,782,522)        $22,315,608  $1,333,530  $ (15,014)        $23,634,124
                       =================== ============ ========== ================== ============

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.

                        Six Months Ended June 30, 1999

                                Property                                Historical    Historical
                               Acquisition                                 CNL           CNL
                   Historical   Pro Forma                  Historical   Financial     Financial
                      APF      Adjustments      Subtotal    Advisor   Services, Inc.    Corp.        Subtotal
                  ------------ -----------    ------------ ---------- -------------- ------------ --------------
Other data:
Earnings per
share/unit......  $       0.61 $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                  ============ ==========     ============ ==========   ==========   ============ ==============
Book value per
share/unit......  $      17.54 $      n/a     $        n/a $      n/a   $      n/a   $        n/a            n/a
                  ============ ==========     ============ ==========   ==========   ============ ==============
Dividends per
share/unit......  $       0.76 $      n/a     $        n/a $      n/a   $      n/a   $        n/a            n/a
                  ============ ==========     ============ ==========   ==========   ============ ==============
Ratio of
Earnings to
Fixed Charges...        18.16x        n/a              n/a        n/a          n/a            n/a            n/a
                  ============ ==========     ============ ==========   ==========   ============ ==============
Weighted average
shares
outstanding
during period...    37,347,883          0       37,347,883        n/a          n/a            n/a     37,347,883
                  ============ ==========     ============ ==========   ==========   ============ ==============
Shares
outstanding.....    37,348,464          0       37,348,464        n/a          n/a            n/a     37,348,464
                  ============ ==========     ============ ==========   ==========   ============ ==============
Balance sheet
data:
Real estate
assets, net.....  $691,443,127 $3,369,856(s)  $694,812,983 $        0   $        0   $          0 $  694,812,983
Mortgages/notes
receivable......  $ 63,351,507 $        0     $ 63,351,507 $        0   $        0   $290,522,671 $  353,874,178
Receivable/due
from related
parties.........  $    649,972 $        0     $    649,972 $8,668,738   $5,417,084   $  1,125,933 $   15,861,727
Investment in
joint ventures..  $  1,081,046 $        0     $  1,081,046 $        0   $        0   $          0 $    1,081,046
Total assets....  $822,225,342 $3,369,856(s)  $825,595,198 $9,407,247   $6,369,606   $304,738,561 $1,146,110,612
Total
liabilities.....  $167,023,516 $3,369,856(s)  $170,393,372 $1,076,772   $  829,856   $300,143,224 $  472,443,224
Total equity....  $655,201,826 $        0     $655,201,826 $8,330,475   $5,539,750   $  4,595,337 $  673,667,388
                                                      Historical
                   Combining                          CNL Income
                   Pro Forma              Combined    Fund VIII,   Pro Forma              Adjusted
                  Adjustments               APF          Ltd.     Adjustments            Pro Forma
                  -------------------- -------------- ----------- -------------------- -----------------
Other data:
Earnings per
share/unit......  $       n/a          $          n/a $      0.04 $       n/a          $         0.52
                  ==================== ============== =========== ==================== =================
Book value per
share/unit......  $       n/a          $          n/a $      0.87 $       n/a          $        16.30
                  ==================== ============== =========== ==================== =================
Dividends per
share/unit......  $       n/a          $          n/a $      0.05 $       n/a          $          n/a
                  ==================== ============== =========== ==================== =================
Ratio of
Earnings to
Fixed Charges...          n/a                     n/a         n/a         n/a                    2.93x
                  ==================== ============== =========== ==================== =================
Weighted average
shares
outstanding
during period...    6,150,000              43,497,883         n/a   1,999,018              45,496,901(r)
                  ==================== ============== =========== ==================== =================
Shares
outstanding.....    6,150,000              43,498,464         n/a   1,999,018              45,497,482
                  ==================== ============== =========== ==================== =================
Balance sheet
data:
Real estate
assets, net.....  $         0          $  694,812,983 $23,341,047 $10,056,662 (t2)     $  728,210,692
Mortgages/notes
receivable......  $         0          $  353,874,178 $ 1,507,221 $         0          $  355,381,399
Receivable/due
from related
parties.........  $(6,614,629)(t)      $    9,247,098 $     5,426 $   (81,968)(w)      $    9,170,556
Investment in
joint ventures..  $         0          $    1,081,046   2,776,099 $ 1,416,815 (t2)     $    5,273,960
Total assets....  $24,720,014 (t1),(u) $1,170,830,626 $31,570,332 $ 5,960,134 (t2),(w) $1,208,361,092
Total
liabilities.....  $(6,957,486)(u),(v)  $  465,485,738 $ 1,156,497 $   (81,968)(w)      $  466,560,267
Total equity....  $31,677,500 (t1),(v) $  705,344,888 $30,413,835 $ 6,042,102 (t2)     $  741,800,825

        SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.

                   For the Year Ended December 31, 1998

                               Property                            Historical   Historical
                              Acquisition                             CNL          CNL                  Combining
                  Historical   Pro Forma              Historical   Financial    Financial               Pro Forma   Combined
                      APF     Adjustments  Subtotal    Advisor   Services, Inc.   Corp.     Subtotal   Adjustments     APF
                  ----------- ----------- ----------- ---------- -------------- ---------- ----------- ----------- -----------
Earnings Per
Share/Unit......  $      1.21 $      n/a  $       n/a   $ n/a        $ n/a        $ n/a    $       n/a  $     n/a  $       n/a
                  =========== ==========  ===========   =====        =====        =====    ===========  =========  ===========
Book Value Per
Share/Unit......  $     17.70 $      n/a  $       n/a   $ n/a        $ n/a        $ n/a    $       n/a  $     n/a  $       n/a
                  =========== ==========  ===========   =====        =====        =====    ===========  =========  ===========
Dividends Per
Share/Unit......  $      1.52 $      n/a  $       n/a   $ n/a        $ n/a        $ n/a    $       n/a  $     n/a  $       n/a
                  =========== ==========  ===========   =====        =====        =====    ===========  =========  ===========
Ratio of
Earnings to
Fixed Charges...       79.97x        n/a          n/a     n/a          n/a          n/a            n/a        n/a          n/a
                  =========== ==========  ===========   =====        =====        =====    ===========  =========  ===========
Wtd. Avg. Shares
Outstanding.....   26,648,219  6,981,616   33,629,835     n/a          n/a          n/a     33,629,835  6,150,000   39,779,835
                  =========== ==========  ===========   =====        =====        =====    ===========  =========  ===========
Shares
Outstanding.....   37,337,927          0   37,337,927     n/a          n/a          n/a     37,337,927  6,150,000   43,487,927
                  =========== ==========  ===========   =====        =====        =====    ===========  =========  ===========
                  Historical
                  CNL Income
                  Fund VIII,  Pro Forma   Adjusted
                     Ltd.    Adjustments  Pro Forma
                  ---------- ----------- ---------------
Earnings Per
Share/Unit......    $0.09    $      n/a  $      1.11
                  ========== =========== ===============
Book Value Per
Share/Unit......    $0.88    $      n/a  $     16.37
                  ========== =========== ===============
Dividends Per
Share/Unit......    $0.10    $      n/a  $       n/a
                  ========== =========== ===============
Ratio of
Earnings to
Fixed Charges...      n/a           n/a         3.10x
                  ========== =========== ===============
Wtd. Avg. Shares
Outstanding.....      n/a     1,999,018   41,778,853 (x)
                  ========== =========== ===============
Shares
Outstanding.....      n/a     1,999,018   45,486,945
                  ========== =========== ===============

--------
(a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if restaurant properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any restaurant properties for the periods prior to their construction completion and availability for occupancy.

(b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund:

         Origination fees from affiliates.......... $  (689,425)
         Secured equipment lease fees..............     (67,967)
         Advisory fees.............................    (126,788)
         Reimbursement of administrative costs.....    (382,728)
         Acquisition fees..........................  (4,452,252)
         Underwriting fees.........................     (54,248)
         Administrative, executive and guarantee
          fees.....................................    (532,389)
         Servicing fees............................    (572,728)
         Development fees..........................     (38,853)
         Management fees...........................  (1,681,870)
                                                    -----------
           Total................................... $(8,599,248)
                                                    ===========

(c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

(d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

         Interest income............................... $144,014

(e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

         General and administrative costs............ $(774,311)

(f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

         Management fees........................... $(1,681,870)
         Administrative executive and guarantee
          fees.....................................    (532,389)
         Servicing fees............................    (572,728)
         Advisory fees.............................    (126,788)
                                                    -----------
                                                    $(2,913,775)
                                                    ===========

(g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

(h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (u) below:

         Amortization of goodwill.................... $1,071,519

(i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

(j) Represents $88,997 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

(k) Represents the elimination of fees between the Advisor and the Income Fund:

         Management fees.............................. $      0
         Reimbursement of administrative costs........  (27,894)
                                                       --------
                                                       $(27,894)
                                                       ========

(l) Represents the elimination of $27,894 in administrative costs reimbursed by the Income Fund to the Advisor.

(m) Represents savings of $24,600 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

(n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

(o) Represents additional state income taxes of $7,764 resulting from assuming that acquisitions of restaurant properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

(p) Represents an increase in depreciation expense of $92,181 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

(q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $28,666 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

(r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

(s) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma restaurant properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

(t) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                         CNL Financial
                               Advisor   Services Group    Funds       Total
                             ----------- -------------- ----------- ------------
   Fair Value of
    Consideration
    Received...............  $81,530,270  $50,420,036   $39,843,631 $171,793,937
                             ===========  ===========   =========== ============
   Share Consideration.....   76,000,000   47,000,000    36,455,937  159,455,937
   Cash Consideration......          --           --        446,000      446,000
   APF Transaction Costs...    5,530,270    3,420,036     2,941,694   11,892,000
                             -----------  -----------   ----------- ------------
     Total Purchase Price..  $81,530,270  $50,420,036   $39,843,631 $171,793,937
                             ===========  ===========   =========== ============

                                             CNL
                                          Financial
                                          Services
                               Advisor      Group        Funds        Total
                             ----------- -----------  -----------  ------------
   Allocation of Purchase
    Price:
   Net Assets-Historical...  $ 8,330,475 $10,135,087  $30,413,835  $ 48,879,397
   Purchase Price
    Adjustments:
    Land and buildings on
     operating leases......          --          --     8,012,333     8,012,333
    Net investment in
     direct financing
     leases................          --          --     2,044,329     2,044,329
    Investment in joint
     ventures..............          --          --     1,416,815     1,416,815
    Accrued rental income..          --          --    (1,976,584)   (1,976,584)
    Intangibles and other
     assets................          --   (2,575,792)     (67,097)   (2,642,889)
    Goodwill*..............          --   42,860,741          --     42,860,741
    Excess purchase price..   73,199,795         --           --     73,199,795
                             ----------- -----------  -----------  ------------
     Total Allocation......  $81,530,270 $50,420,036  $39,843,631  $171,793,937
                             =========== ===========  ===========  ============

  --------
  * Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

  The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisitions of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,199,795 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations." Goodwill of $42,860,741 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

      1.Common Stock (CFA, CFS, CFC)--Class A...........       8,600
        Common Stock (CFA, CFS, CFC)--Class B...........       4,825
        Additional Paid-in Capital (CFA, CFS, CFC)......  12,568,974
        Retained Earnings...............................   5,883,163
        Accumulated distributions in excess of
         earnings.......................................  73,199,795
        Goodwill for CFC (Intangibles and other
         assets)........................................  42,860,741
         CFC/CFS Organizational Costs/Other Assets......               2,575,792
         Cash to pay APF transaction costs..............               8,950,306
         APF Common Stock...............................                  61,500
         APF Capital in Excess of Par Value.............             122,938,500
       (To record acquisition of CFA, CFS and CFC)
      2.Partners' Capital...............................  30,413,835
        Land and buildings on operating leases..........   8,012,333
        Net investment in direct financing leases.......   2,044,329
        Investment in joint ventures....................   1,416,815
         Accrued rental income..........................               1,976,584
         Intangibles and other assets...................                  67,097
         Cash to pay APF Transaction costs..............               2,941,694
         Cash consideration to Income Funds.............                 446,000
         APF Common Stock...............................                  19,990
         APF Capital in Excess of Par Value.............              36,435,947
        (To record acquisition of Income Fund)

(u) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

(v) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

(w) Represents the elimination by the Income Fund of $81,968 in related party payables recorded as receivables by the Advisor.

(x) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

   To review the pro forma financial information of APF in the event that APF acquires the CNL Restaurant Businesses and all of the Income Funds, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

        SELECTED HISTORICAL FINANCIAL DATA OF CNL INCOME FUND VIII, LTD.

   The following table sets forth selected financial information for the Income Fund, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of CNL Income Fund VIII, Ltd." in this supplement.

                             Six Months Ended
                                 June 30,                           Year Ended December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Revenues(1).............  $ 1,709,005 $ 1,797,089   3,625,906 $ 3,619,489 $ 3,593,610 $ 3,667,137   3,670,207
Net income(2)...........    1,333,530   1,598,777   3,288,912   3,241,567   3,096,992   3,336,755   3,308,267
Cash distributions
 declared(3)............    1,575,002   1,925,001   3,850,003   3,150,003   3,412,500   3,325,002   3,307,500
Net income per unit(2)..        0.038       0.045       0.093       0.092       0.088       0.094       0.094
Cash distributions
 declared per unit(3)...        0.045       0.055       0.110       0.090       0.098       0.095       0.095
GAAP book value per
 unit...................        0.869       0.883       0.876       0.892       0.889       0.898       0.898
Weighted average number
 of Limited Partner
 Units outstanding......   35,000,000  35,000,000  35,000,000  35,000,000  35,000,000  35,000,000  35,000,000
                                 June 30,                                December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Total assets............  $31,570,332 $31,980,610 $32,071,119 $32,258,296 $32,437,106 $32,575,586 $32,615,349
Total partners' capi-
 tal....................   30,413,835  30,890,174  30,655,307  31,216,398  31,124,834  31,440,342  31,428,589

--------
(1) Revenues include equity in earnings of unconsolidated joint ventures and minority interest in income of the consolidated joint venture.
(2) Net income for the years ended December 31, 1998 and 1995, includes $108,176 and $71,638, respectively, from a gain on sale of land and building. In addition, net income for the years ended December 31, 1996 and 1995, includes $99,031 and $11,712, respectively, from a loss on sale of land and buildings.
(3) Distributions for the six months ended June 30, 1999 and the year ended December 31, 1998, include an additional special distribution to the Limited Partners of $350,000 declared the first quarter of 1998 from cumulative excess operating reserves. Distributions for the years ended December 31, 1998, 1996 and 1995, include a special distribution to the Limited Partners of $350,000, $262,500 and $175,000, respectively, which represented cumulative excess operating reserves.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
            AND RESULTS OF OPERATIONS OF CNL INCOME FUND VIII, LTD.

Introduction

   The Income Fund is a Florida limited partnership that was organized on August 18, 1989, to acquire for cash, either directly or through joint venture arrangements, both newly constructed and existing restaurants, as well as land upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains. The leases are triple-net leases, with the lessees responsible for all repairs and maintenance, property taxes, insurance and utilities. As of June 30, 1999, the Income Fund owned 36 restaurant properties, which included interests in nine restaurant properties owned by joint ventures in which the Income Fund is a co-venturer.

Capital Resources

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's primary source of capital for the six months ended June 30, 1999 and 1998 was cash from operations, which consists of cash received from tenants, distributions from joint ventures, and interest and other income received, less cash paid for expenses. Cash from operations was $1,717,444 and $1,873,504 for the six months ended June 30, 1999 and 1998, respectively. The decrease in cash from operations for the six months ended June 30, 1999, is primarily a result of changes in income and expenses and changes in the Income Fund's working capital.

   Other sources and uses of capital included the following during the six months ended June 30, 1999.

   As of December 31, 1998, the Income Fund had accepted three promissory notes in connection with the sale of three of its restaurant properties. During the six months ended June 30, 1999, the maker relating to one of the promissory notes prepaid principal of $272,500, which was applied to the outstanding principal balance. The Income Fund intends to reinvest the $272,500 payment in an additional restaurant property.

   Currently, rental income from the Income Fund's restaurant properties and any amounts collected under its promissory note are invested in money market accounts or other short-term, highly liquid investments such as demand deposit accounts at commercial banks, certificates of deposits, and money market accounts with less than a 30-day maturity date, pending reinvestment in additional restaurant properties, use of such funds to pay Income Fund expenses or distributions to the partners. At June 30, 1999, the Income Fund had $1,896,858 invested in such short-term investments, as compared to $1,809,258 at December 31, 1998. The funds remaining at June 30, 1999, after payment of distributions and other liabilities, will be used to invest in an additional restaurant property and to meet the Income Fund's working capital and other needs.

   On May 11, 1999, four Limited Partners in several of the Income Funds served a lawsuit against us and APF in connection with the Acquisition. On July 8, 1999, the plaintiffs amended the complaint to add three additional Limited Partners as plaintiffs. Additionally, on June 22, 1999, a Limited Partner in several Income Funds served a lawsuit against us, APF, CNL Group, Inc. and the CNL Restaurant Businesses in connection with the Acquisition. We and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

 The Years Ended December 31, 1998, 1997 and 1996

   The Income Fund's primary source of capital for the years ended December 31, 1998, 1997, and 1996 was cash from operations. Cash from operations was $3,562,592, $3,543,056, and $3,462,668 for the years ended December 31, 1998,
1997, and 1996, respectively. The increase in cash from operations for 1998, as compared to 1997, was primarily a result of changes in the Income Fund's working capital, and the increase in cash from operations for 1997, as compared to 1996, was primarily a result of changes in income and expenses and changes in the Income Fund's working capital.

   Other sources and uses of capital included the following during the years ended December 31, 1998, 1997 and 1996.

   In May 1996, the Income Fund reinvested the remaining net sales proceeds of approximately $234,100 from the 1995 sale of the restaurant property in Ocoee, Florida in Middleburg Joint Venture, which purchased a restaurant property in Middleburg Heights, Ohio. The Income Fund has an approximate 12 percent interest in the profits and losses of Middleburg Joint Venture and the remaining interest in this joint venture is held by an affiliate which has the same general partners.

   In October 1996, the Income Fund sold its restaurant property in Orlando, Florida to the tenant for $1,375,000. In connection therewith, the Income Fund accepted a promissory note in the principal sum of $1,388, 568, which represents the gross sales price of $1,375,000 plus tenant closing costs of $13,568 that the Income Fund financial on behalf of the tenant. The promissory note bears interest at a rate of 10.75% per annum and is collateralized by a mortgage on the restaurant property. Initially, the promissory note is being collected in 12 monthly installments of interest only. Afterwards, it is being collected in 24 monthly installments of $15,413 consisting of principal and interest, and thereafter in 144 monthly installments of $16,220 consisting of principal and interest. The mortgage note receivable balance at December 31, 1998 of $1,356,466 includes accrued interest of $12,044 relating to this restaurant property, as compared to the mortgage note receivable balance at December 31, 1997 of $1,394,979, which includes accrued interest of $12,386. Proceeds received from the collection of this mortgage note will be distributed to the Limited Partners or will be used for other Income Fund purposes. This restaurant property was originally acquired by the Income Fund in December 1990 and had a cost of approximately $1,177,000, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $198,000 in excess of its original purchase price. The Income Fund had recognized accrued rental income since the inception of the lease relating to the straight lining of future scheduled rent increases in accordance with generally accepted accounting principles. Thus, the Income Fund wrote off the cumulative balance of such accrued rental income at the time of the sale of this restaurant property, which resulted in a loss of $99,031 for financial reporting purposes. Due to the fact that the straight lining of future scheduled rent increases over the term of the lease is a non-cash accounting adjustment, the write off of these amounts is a loss for financial statement purposes only.

   In July 1998, the Income Fund received $116,397 as a settlement from the Florida Department of Transportation for a right of way taking relating to a parcel of land on its restaurant property in Brooksville, Florida. In connection therewith, the Income Fund recognized a gain of $108,176 for financial reporting purposes. The Income Fund anticipates that it will distribute amounts that we determine to be sufficient, to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the right of way taking. The Income Fund intends to reinvest the proceeds in an additional restaurant property or use the funds for other Income Fund purposes.

   None of the restaurant properties owned by the Income Fund or the joint ventures in which the Income Fund owns an interest is or may be encumbered. Under its partnership agreement, the Income Fund is prohibited from borrowing for any purpose. However, we or our affiliates are entitled to reimbursement, at cost, for actual expenses incurred by us or our affiliates on behalf of the Income Fund. From time to time, affiliates of ours incur operating expenses on behalf of the Income Fund for which the Income Fund reimburses the affiliates without interest.

   Rental income from the Income Fund's restaurant properties and net sales proceeds from the sale of restaurant properties, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use of such funds to pay Income Fund expenses, are invested in money market accounts or other short-term highly liquid investments such as demand deposit accounts at commercial banks, CDs and money market accounts with less than a 30-day maturity date. At December 31, 1998, the Income Fund had $1,809,258 invested in such short-term investments, as compared to $1,602,236 at December 31, 1997. The increase during 1998, as compared to 1997, is primarily due to the receipt of a settlement for a right-of-way taking related to the Income Fund's restaurant property in Brooksville, Florida. As of December 31, 1998, the average interest rate earned on the rental income deposited in demand deposit accounts at commercial banks was approximately two percent annually. The funds remaining at December 31, 1998, after the payment of distributions and other liabilities, will be used to meet the Income Fund's working capital and other needs.

Short-Term Liquidity

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's short-term liquidity requirements consist primarily of the operating expenses of the Income Fund.

   The Income Fund's investment strategy of acquiring restaurant properties for cash and leasing them under triple-net leases to operators who generally meet specified financial standards minimizes the Income Fund's operating expenses. We believe that the leases will continue to generate cash flow in excess of operating expenses.

   We have the right, but not the obligation, to make additional capital contributions if we deem it appropriate in connection with the operations of the Income Fund.

   The Income Fund generally distributes cash from operations remaining after the payment of operating expenses of the Income Fund, to the extent that we determine that such funds are available for distribution. Based on cash from operations and, for the six months ended June 30, 1998, accumulated excess operating reserves, the Income Fund declared distributions to Limited Partners of $1,575,002 for the six months ended June 30, 1999 and $1,925,001 for the six months ended June 30, 1998, or $787,501 for each of the quarters ended June 30, 1999 and 1998. This represents distributions of $0.045 per unit for the six months ended June 30, 1999 and $0.055 per unit for the six months ended June 30, 1998, or $0.023 per unit for the quarters ended June 30, 1999 and 1998. No distributions were made to us for the quarters and six months ended June 30, 1999 and 1998. No amounts distributed to the Limited Partners for the six months ended June 30, 1999 and 1998 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available for distribution to the Limited Partners on a quarterly basis.

   Total liabilities of the Income Fund, including distributions payable, decreased to $1,047,857 at June 30, 1999 from $1,307,212 at December 31, 1998.
In part, this resulted from the payment of a special distribution accrued at December 31, 1998, of accumulated excess operating reserves to the Limited Partners of $350,000 in January 1999. In addition, the decrease in liabilities is partially offset by an increase in liabilities due to the Income Fund accruing transaction costs relating to the Acquisition. We believe that the Income Fund has sufficient cash on hand to meet its current working capital needs.

 The Years Ended December 31, 1998, 1997 and 1996

   Due to low operating expenses and ongoing cash flow, we believe that the Income Fund has sufficient working capital reserves at this time. In addition, because all leases of the Income Fund's restaurant properties are on a triple-net basis, it is not anticipated that a permanent reserve for maintenance and repairs will be established at this time. To the extent, however, that the income Fund has insufficient funds for such purposes, we will contribute to the Income Fund an aggregate amount of up to one percent of the offering proceeds for maintenance and repairs.

   Based on cash from operations, and for the years ended December 31, 1998 and 1996, cumulative excess operating reserves, the Income Fund declared distributions to the Limited Partners of $3,850,003 for the year ended December 31, 1998, as compared to $3,150,003 for the year ended December 31, 1997 and $3,412,500 for the year ended December 31, 1996. This represents distributions of $0.110 per unit for the year ended December 31, 1998, $0.090 per unit for the year ended December 31, 1997, and $0.098 per unit for the year ended December 31, 1996. No amounts distributed to the Limited Partners for the years ended December 31, 1998, 1997, and 1996, are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions.

   During 1998, affiliates of ours incurred $98,613 for operating expense on behalf of the Income Fund, as compared to $80,998 during 1997 and $100,264 during 1996. As of December 31, 1998, the Income Fund owed $20,216 to affiliates for such amounts and accounting and administrative services, as compared to $4,599 as of December 31, 1997. As of March 11, 1999, the Income Fund had reimbursed the affiliates all such amounts. In addition, during the year ended December 31, 1996, the Income Fund incurred $41,250 in real estate disposition fees due to an affiliate as a result of its services in connection with the sale of the restaurant property in Orlando, Florida and the two restaurant properties in Jacksonville, Florida, as compared to $13,800 during the year ended December 31, 1995. No such fees were incurred during the year ended December 31, 1998 and 1997. The payment of such fees is deferred until the Limited Partners have received the sum of their 10% preferred return and their adjusted capital contributions. Other liabilities of the Income Fund, including distributions payable, increased to $1,231,946 at December 31, 1998 from $873,875 at December 31, 1997. The increase in other liabilities is primarily attributable to the Income Fund's accruing a special distribution payable to the Limited Partners of $350,000 at December 31, 1998 from cumulative excess operating reserves. No special distribution payable was accrued at December 31, 1997. We believe that the Income Fund has sufficient cash on hand to meet its current working capital needs.

Long-Term Liquidity

   The Income Fund has no long-term debt or other long-term liquidity requirements.

Results of Operations

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   During the six months ended June 30, 1999 and 1998, the Income Fund and its consolidated joint venture, Woodway Joint Venture, owned and leased 28 wholly owned restaurant properties to operators of fast-food and family-style restaurant chains. In connection therewith, during the six months ended June 30, 1999 and 1998, the Income Fund and Woodway Joint Venture earned $1,457,789 and $1,508,188, respectively, in rental income from operating leases and earned income from direct financing leases, $727,941 and $753,190 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. Rental and earned income decreased during the quarter and six months ended June 30, 1999, due to the fact that the leases relating to four Burger King restaurant properties were amended to provide for rent reductions from August 1998 through the end of the lease term.

   For the six months ended June 30, 1999 and 1998, the Income Fund also earned $16,614 and $21,033, respectively, in contingent rental income, $13,335 and $2,547 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. Contingent rental income was lower during the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, due to the fact that during the six months ended June 30, 1998, the Income Fund recorded additional contingent rental amounts as a result of adjusting estimated contingent rental amounts accrued at December 31, 1997, to actual amounts. Contingent rental income was higher for the quarter ended June 30, 1999, as compared to the quarter ended June 30, 1998, due to a change in the percentage rent formula in accordance with the terms of the lease agreement for the Wendy's restaurant property in Midlothian, Virginia.

   During the six months ended June 30, 1999 and 1998, the Income Fund also earned $111,409 and $135,326, respectively, in interest and other income, $57,044 and $70,242 of which was earned during the quarters ended June 30, 1999 and 1998. The decrease in interest and other income during the quarter and six months ended June 30, 1999, is primarily attributable to a reduction in the interest earned on the mortgage note accepted in connection with the sale of the restaurant property located in Orlando, Florida due to the fact that the maker of the note prepaid principal in the amount of $272,500 during the six months ended June 30, 1999, as described above in "Capital Resources."

   For the quarters and six months ended June 30, 1999 and 1998, the Income Fund owned and leased eight restaurant properties indirectly through joint venture arrangements. In connection with these joint venture arrangements, during the six months ended June 30, 1999 and 1998, the Income Fund earned $129,878 and $139,253, respectively, attributable to net income earned by these unconsolidated joint ventures, $69,647 and $71,149 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. The decrease in net income earned by joint ventures for the quarter and six months ended June 30, 1999, is primarily due to the fact that the lease relating to the Burger King restaurant property in Asheville, North Carolina, owned by Asheville Joint Venture, was amended to provide for rent reductions from August 1998 through the end of the lease term.

   Operating expenses, including depreciation and amortization expense, were $375,475 and $198,312 for the six months ended June 30, 1999 and 1998, respectively, $205,950 and $102,852 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. The increase in operating expenses during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, is partially due to an increase in depreciation expense due to the fact that, in August 1998, the Income Fund reclassified the leases for four Burger King restaurant properties from direct financing leases to operating leases, as a result of lease amendments.

   The increase in operating expenses for the quarter and six months ended June 30, 1999, is also partially due to the fact that the Income Fund incurred $87,527 and $121,090, respectively, in transaction costs related to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition with APF. If the Limited Partners reject the Acquisition, the Income Fund will bear the portion of the transaction costs based upon the percentage of "For" votes and we will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   In addition, the increase in operating expenses for the six months ended June 30, 1999 is due to the Income Fund incurring additional state taxes due to changes in tax laws of a state in which the Income Fund conducts business.

 The Years Ended December 31, 1998, 1997 and 1996

   During 1996 and 1997, the Income Fund and its consolidated joint venture, Woodway Joint Venture, owned and leased 29 wholly-owned restaurant properties, including one restaurant property in Orlando, Florida, which was sold in October 1996, and during 1998, the Income Fund and its consolidated joint venture, Woodway Joint Venture, owned and leased 28 Wholly-owned restaurant properties. In addition, during 1996, 1997, and 1998, the Income Fund was a co-venturer in three joint ventures that owned and leased a total of eight restaurant properties. As of December 31, 1998, the Income Fund owned, either directly or through joint venture arrangements, 36 restaurant properties which are subject to long-term, triple-net leases. The leases of the restaurant properties provide for minimum base annual rental amounts, payable in monthly installments, ranging from approximately $41,300 to $213,800. All of the leases provide for percentage rant based on sales in excess of a specified amount. In addition, a majority of the leases provide that, commencing in specified lease years, ranging from the third to sixth lease year, the annual base rent required under the terms of the lease will increase.

   During the years ended December 31, 1998, 1997 and 1996, the Income Fund and its consolidated joint venture, Woodway Joint Venture, earned $2,991,048, $3,015,642, and $3,182,058, respectively, in rental income from operating leases and earned income from direct financing leases. The decrease in rental and earned income for 1998, as compared to 1997, is primarily due to the fact that the leases relating to the Burger King restaurant properties in New York City and Syracuse, New York and New Philadelphia and Mansfield, Ohio were amended to provide for rent reductions from August 1998 through the end of the lease terms. The decrease in rental and earned income during 1997 as compared to 1996, is primarily attributable to the sale of the restaurant property in Orlando, Florida, in October 1996, as described above in "Capital Resources."

   For the years ended December 31, 1998, 1997, and 1996, the Income Fund also earned $101,911, $85,735, and $31,712, respectively, in contingent rental income. The increase in contingent rental income for 1998, as compared to 1997, is primarily attributable to an increase in gross sales for certain restaurant properties requiring the payment of contingent rental income. The increase in contingent rental income during 1997 as compared to 1996, is primarily attributable to (i) the Income Fund adjusting estimated contingent rental amounts accrued at December 31, 1996, to actual amounts during the year ended December 31, 1997, and (ii) increased gross sales of certain restaurant properties requiring the payment of contingent rental income.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund also earned $269,744, $238,338, and $127,246, respectively, in interest and other income. The increase in interest and other income during 1997 as compared to 1996, is primarily attributable to the interest earned on the mortgage notes accepted in connection with the sale of the one restaurant property located in Orlando, Florida, in October 1996 and the two restaurant properties located in Jacksonville, Florida, in December 1995.

   For the years ended December 31, 1998, 1997, and 1996, the Income Fund also earned $276,721, $293,480, and $266,500, respectively, attributable to net income earned by unconsolidated joint ventures in which the Income Fund is a co-venturer. The decrease in net income by joint ventures for 1998, as compared to 1997, is primarily due to the fact that the lease relating to the Burger King restaurant property in Asheville, North Carolina of Asheville Joint Venture was amended to provide for rent reductions from August 1998 through the end of the lease term. The increase in net income earned by joint ventures during 1997 as compared to 1996, is primarily attributable to the fact that the Income Fund invested in Middleburg Joint Venture in May 1996, as described above in "Capital Resources."

   During the year ended December 31, 1998, three lessees of the Income Fund and its consolidated joint venture, Golden Corral Corporation, Carrols Corporation and Restaurant Management Services, Inc., each contributed more than ten percent of the Income Fund's total rental income, including rental income from the Income Fund's consolidated joint venture and the Income Fund's share of rental income from eight restaurant properties owned by joint ventures. As of December 31, 1998, Golden Corral Corporation was the lessee under leases relating to four restaurants, Carrols Corporation was the lessee under leases relating to five restaurants and, Restaurant Management Services, Inc. was the lessee under leases relating to five restaurants. It is anticipated that, based on the minimum annual rental payments required by the leases, these three lessees will continue to contribute more than ten percent of the Income Fund's total rental income during 1999. In addition, during the year ended December 31, 1998, three restaurant chains, Golden Corral Family Steakhouse Restaurants, Burger King and Shoney's, each accounted for more than ten percent of the Income Fund's total rental income, including rental income from the Income Fund's consolidated joint venture and the Income Fund's share of rental income from eight restaurant properties owned by unconsolidated joint ventures. In 1999, it is anticipated that these three restaurant chains each will continue to account for more than ten percent of the Income Fund's total rental income to which the Income Fund is entitled under the terms of the leases. Any failure of these lessees or restaurant chains could materially affect the Income Fund's income if the Income Fund is not able to re-lease the restaurant property in a timely manner.

   Operating expenses, including depreciation and amortization expense, were $445,170, $377,922, and $397,587 for the years ended December 31, 1998, 1997, and 1996, respectively. The increase in operating expenses during 1998, as compared to 1997, is partially due to an increase in depreciation expense relating to the fact that during 1998, the Income Fund reclassified the leases for its restaurant properties in New City and Syracuse, New York and New Philadelphia and Mansfield, Ohio from direct financing leases to operating leases due to lease amendments.

   The increase in operating expenses for 1998, is also partially due to the fact that the Income Fund incurred $21,042 in transaction costs related to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition. The decrease in operating expenses during 1997, as compared to 1996, is primarily attributable to a decrease in accounting and administrative expenses associated with operating the Income Fund and its restaurant properties.

   As a result of the right of way settlement for the Income Fund's restaurant property in Brooksville, Florida, as described above in "Capital Resources," the Income Fund recognized a gain on sale of land of $108,176 during the year ended December 31, 1998, for financial reporting purposes. As a result of the 1996 sale of the restaurant property in Orlando, Florida, as described above in "Capital Resources," the Income Fund recognized a loss of $99,031 for the year ended December 31, 1996. No restaurant properties were sold during 1997.

   The Income Fund's leases as of December 31, 1998, are triple-net leases and contain provisions that we believe mitigate the adverse effect of inflation. Such provisions include clauses requiring the payment of percentage rent based on certain restaurant sales above a specified level and/or automatic increases in base rent at specified times during the term of the lease. Management expects that increases in restaurant sales volume due to inflation and real sales growth should result in an increase in rental income over time. Continued inflation also may cause capital appreciation of the Income Fund's restaurant properties. Inflation and changing prices, however, also may have an adverse impact on the sales of the restaurants and on potential capital appreciation of the restaurant properties.

Year 2000 Readiness Disclosure

 Overview of Year 2000 Problem

   The year 2000 problem concerns the inability of information and non-information technology systems to properly recognize and process date sensitive information beyond January 1, 2000. The failure to accurately recognize the year 2000 could result in a variety of problems from data miscalculations to the failure of entire systems.

 Information and Non-Information Technology Systems

   The Income Fund does not have any information or non-information technology systems. We and our affiliates provide all services requiring the use of information and non-information technology systems pursuant to a management agreement with the Income Fund. The information technology system of our affiliates consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. The non-information technology systems of our affiliates are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. Our affiliates have no internally generated programmed software coding to correct, because substantially all of the software utilized by us and our affiliates is purchased or licensed from external providers. The maintenance of non-information technology systems at the Income Fund's restaurant properties is the responsibility of the tenants of such properties in accordance with the terms of the Income Fund's leases.

 The Y2K Team

   In early 1998, we and our affiliates formed a Year 2000 team for the purpose of identifying, understanding and addressing the various issues associated with the year 2000 problem. The Y2K Team consists of us and members from our affiliates, including representatives from senior management, information systems, telecommunications, legal, office management, accounting and property management.

 Assessing Year 2000 Readiness

   The Y2K Team's initial step in assessing year 2000 readiness consists of identifying any systems that are date-sensitive and, accordingly, could have potential year 2000 problems. The Y2K Team has conducted inspections, interviews and tests to identify which of the Income Fund's systems could have a potential year 2000 problem.

   The information system of our affiliates is comprised of hardware and software applications from mainstream suppliers. Accordingly, the Y2K Team has contacted and is evaluating documentation from the respective vendors and manufacturers to verify the year 2000 compliance of their products. The Y2K Team has also requested and is evaluating documentation from the non-information technology systems providers of our affiliates.

   In addition, the Y2K Team has requested and is evaluating documentation from other companies with which the Income Fund has material third party relationships. Such third parties, in addition to the providers of information and non-information technology systems, consist of the Income Fund's transfer agent, and financial institutions. The Income Fund depends on its transfer agent to maintain and track investor information and its financial institutions for availability of cash.

   As of September 15, 1999, the Y2K Team had received responses from approximately 60% of the third parties. All of the responses were in writing. Of the third parties responding, all indicated that they are currently year 2000 compliant or will be year 2000 complilant prior to the year 2000. Although the Y2K Team continues to receive positive responses from the companies with which the Income Fund has third party relationships regarding their year 2000 compliance, we cannot be assured that the third parties have adequately considered the impact of the year 2000.

   In addition, the Y2K Team has requested documentation from the Income Fund's tenants. The Y2K Team is in the process of evaluating the responses and expects to complete this process by October 31, 1999. The Income Fund has also instituted a policy of requiring any new tenants to indicate that their systems are year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000.

 Achieving Year 2000 Compliance

   The Y2K Team has identified and completed upgrades of hardware equipment that was not year 2000 compliant. In addition, the Y2K Team has identified and completed upgrades of software applications that were not year 2000 compliant, although, we cannot be assured that the upgrade solutions provided by the vendors have addressed all possible year 2000 issues.

   The cost for these upgrades and other remedial measures is the responsibility of us and our affiliates. We do not expect that the Income Fund will incur any costs in connection with year 2000 remedial measures.

Assessing the Risks to the Income Fund of Non-Compliance and Developing Contingency Plans

 Risk of Failure of Information and Non-Information Technology Systems Used by the Income Fund

   We believe that the reasonably likely worst case scenario with regard to the information and non-information technology systems used by the Income Fund is the failure of one or more of these systems as a result of year 2000 problems. Because the Income Fund's major source of income is rental payments under long-term triple-net leases, any failure of information or non-information technology systems used by the Income Fund is not expected to have a material impact on the results of operations of the Income Fund. Even if such systems failed, the payment of rent under the Income Fund's leases would not be affected. In addition, the Y2K Team is expected to correct any Y2K problems within the control of us and our affiliates before the year 2000.

   The Y2K Team has determined that a contingency plan to address this risk is not necessary at this time. However, if the Y2K Team identifies additional risks associated with the year 2000 compliance of the information or non-information technology systems used by the Income Fund or if the progress of the Y2K Team in remediating year 2000 problems with such systems deviates from the anticipated timeline, the Y2K Team will develop a contingency plan if deemed necessary at that time.

 Risk of Inability of Transfer Agent to Accurately Maintain Income Fund Records

 We believe that the reasonably likely worst case scenario with regard to the Income Fund's transfer agent is that the transfer agent will fail to achieve year 2000 compliance of its systems and will not be able to accurately maintain the records of the Income Fund. This could result in the inability of the Income Fund to accurately identify its Limited Partners for purposes of distributions, delivery of disclosure materials and transfers of units. The Y2K Team has received certification from the Income Fund's transfer agent of its year 2000 compliance. Despite the positive response from the transfer agent, we cannot be assured that the transfer agent has addressed all possible year 2000 issues.

   The Y2K Team has developed a contingency plan pursuant to which we and our affiliates would maintain the records of the Income Fund manually, in the event that the systems of the transfer agent are not year 2000 compliant. We and our affiliates would have to allocate resources to internally perform the functions of the transfer agent. We do not anticipate that the additional cost of these resources would have a material impact on the results of operations of the Income Fund.

 Risk of Loss of Short-Term Liquidity from Failure of Financial Institutions to Achieve Year 2000 Compliance

   We believe that the reasonably likely worst case scenario with regard to its financial institutions is that some or all of its funds on deposit with such financial institutions may be temporarily unavailable. The Y2K Team has received responses from 93% of the Income Fund's financial institutions indicating that their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. Despite the positive responses from the financial institutions, we cannot be assured that the financial institutions have addressed all possible year 2000 issues. The loss of short-term liquidity could affect the Income Fund's ability to pay its expenses on a current basis. We do not anticipate that a loss of short-term liquidity would have a material impact on the results of operations of the Income Fund.

   Based upon the responses received from the Income Fund's financial institutions and the inability of the Y2K Team to identify a suitable alternative for the deposit of funds that is not subject to potential year 2000 problems, the Y2K Team has determined not to develop a contingency plan to address this risk.

 Risks of Late Payment or Non-Payment of Rent by Tenants

   We believe that the reasonably likely worst case scenario with regard to its tenants is that some of the tenants may make rental payments late as the result of the failure of the tenants to achieve year 2000 compliance of their systems used in the payment of rent, the failure of the tenants' financial institutions to achieve year 2000 compliance, or the temporary disruption of the tenants' businesses. The Y2K Team is in the process of requesting responses from the Income Fund's tenants indicating the extent to which their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. We cannot be assured that the tenants have addressed all possible year 2000 issues. The late payment of rent by one or more tenants would affect the results of operations of the Income Fund in the short-term.

   We are also aware of predictions that the year 2000 problem, if uncorrected, may result in a global economic crisis. We are not able to determine if such predictions are true. A widespread disruption of the economy could affect the ability of the Income Fund's tenants to pay rent and, accordingly, could have a material impact on the results of operations of the Income Fund.

   Because payment of rent is under the control of the Income Fund's tenants, the Y2K Team is not able to develop a contingency plan to address these risks. In the event of late payment or non-payment of rent, we will assess the remedies available to the Income Fund under its lease agreements.

Interest Rate Risk

   The Income Fund has provided fixed rate mortgages to borrowers. The principal amounts outstanding under the mortgage notes totaled $1,795,920 at December 31, 1998. We believe that the estimated fair value of the mortgage notes at December 31, 1998 approximated the outstanding principal amounts.

   The Income Fund is exposed to equity loss in the event of changes in interest rates. The fair value of the mortgage notes would decline if interest rates rise.

   The following table presents the expected cash flows of principal that are sensitive to these changes.

                                                                  Mortgage notes
                                                                   Fixed Rates
                                                                  --------------
   1999..........................................................   $   47,552
   2000..........................................................       61,451
   2001..........................................................       68,361
   2002..........................................................       76,049
   2003..........................................................       84,601
   Thereafter....................................................    1,457,906
                                                                    ----------
                                                                    $1,795,920
                                                                    ==========

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998........  F-1

Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998........................................................  F-2

Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998........................  F-3

Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998.................................................................  F-4

Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998.............................................  F-5

Report of Independent Certified Public Accountants........................  F-7

Balance Sheets as of December 31, 1998 and 1997...........................  F-8

Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996.....................................................................  F-9

Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996............................................................ F-10

Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996..................................................................... F-11

Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................. F-12

Unaudited Pro Forma Financial Information................................. F-21

Unaudited Pro Forma Balance Sheet as of June 30, 1999..................... F-22

Unaudited Pro Forma Statement of Earnings for the Six Months Ended June
 30, 1999................................................................. F-24

Unaudited Pro Forma Statement of Earnings for the Year Ended December 31,
 1998..................................................................... F-26

Unaudited Pro Forma Statement of Cash Flows for the Six Months Ended June
 30, 1999................................................................. F-28

Unaudited Pro Forma Statement of Cash Flows for the Year Ended December
 31, 1998................................................................. F-30

Notes and Management's Assumptions to Unaudited Pro Forma Financial
 Statements............................................................... F-32

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                       June 30,   December 31,
                                                         1999         1998
                                                      ----------- ------------
                       ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $1,835,604 and
 $1,685,510, respectively............................ $15,619,184 $15,769,278
Net investment in direct financing leases............   7,721,863   7,802,785
Investment in joint ventures.........................   2,776,099   2,809,759
Mortgage notes receivable............................   1,507,221   1,811,726
Cash and cash equivalents............................   1,896,858   1,809,258
Receivables, less allowance for doubtful accounts of
 $24,636 in 1998.....................................       5,426      84,265
Prepaid expenses.....................................      14,426       3,959
Accrued rental income, less allowance for doubtful
 accounts of $4,501 in 1999 and 1998.................   1,976,584   1,927,418
Other assets.........................................      52,671      52,671
                                                      ----------- -----------
                                                      $31,570,332 $32,071,119
                                                      =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable..................................... $    96,091 $     4,258
Escrowed real estate taxes payable...................      21,347      27,838
Distributions payable................................     787,501   1,137,501
Due to related party.................................      81,968      75,266
Rents paid in advance................................      60,950      62,349
                                                      ----------- -----------
  Total liabilities..................................   1,047,857   1,307,212
Commitments and Contingencies (Note 3)
Minority interest....................................     108,640     108,600
Partners' capital....................................  30,413,835  30,655,307
                                                      ----------- -----------
                                                      $31,570,332 $32,071,119
                                                      =========== ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                     Quarter Ended         Six Months Ended
                                       June 30,                June 30,
                                 ----------------------  ----------------------
                                    1999        1998        1999        1998
                                 ----------  ----------  ----------  ----------
Revenues:
  Rental income from operating
   leases......................  $  492,313  $  455,192  $  985,302  $  910,748
  Earned income from direct
   financing leases............     235,628     297,998     472,487     597,440
  Contingent rental income.....      13,335       2,547      16,614      21,033
  Interest and other income....      57,044      70,242     111,409     135,326
                                 ----------  ----------  ----------  ----------
                                    798,320     825,979   1,585,812   1,664,547
                                 ----------  ----------  ----------  ----------
Expenses:
  General operating and
   administrative..............      34,860      43,649      72,509      76,092
  Professional services........       8,404       6,857      14,136      12,363
  State and other taxes........         112         103      17,646       5,372
  Depreciation.................      75,047      52,243     150,094     104,485
  Transaction costs............      87,527         --      121,090         --
                                 ----------  ----------  ----------  ----------
                                    205,950     102,852     375,475     198,312
                                 ----------  ----------  ----------  ----------
Income Before Minority Interest
 in Income of Consolidated
 Joint Venture and Equity in
 Earnings of Unconsolidated
 Joint Ventures................     592,370     723,127   1,210,337   1,466,235
Minority Interest in Income of
 Consolidated Joint Venture....      (3,330)     (3,307)     (6,685)     (6,711)
Equity in Earnings of
 Unconsolidated Joint
 Ventures......................      69,647      71,149     129,878     139,253
                                 ----------  ----------  ----------  ----------
Net Income.....................  $  658,687  $  790,969  $1,333,530  $1,598,777
                                 ==========  ==========  ==========  ==========
Allocation of Net Income:
  General partners.............  $    6,587  $    7,910  $   13,335  $   15,988
  Limited partners.............     652,100     783,059   1,320,195   1,582,789
                                 ----------  ----------  ----------  ----------
                                 $  658,687  $  790,969  $1,333,530  $1,598,777
                                 ==========  ==========  ==========  ==========
Net Income Per Limited Partner
 Unit..........................  $    0.019  $    0.022  $    0.038  $    0.045
                                 ==========  ==========  ==========  ==========
Weighted Average Number of
 Limited Partner Units
 Outstanding...................  35,000,000  35,000,000  35,000,000  35,000,000
                                 ==========  ==========  ==========  ==========

           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
General partners:
  Beginning balance..............................   $   258,248    $   226,441
  Net income.....................................        13,335         31,807
                                                    -----------    -----------
                                                        271,583        258,248
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    30,397,059     30,989,957
  Net income.....................................     1,320,195      3,257,105
  Distributions ($0.045 and $0.110 per limited
   partner unit, respectively)...................    (1,575,002)    (3,850,003)
                                                    -----------    -----------
                                                     30,142,252     30,397,059
                                                    -----------    -----------
Total partners' capital..........................   $30,413,835    $30,655,307
                                                    ===========    ===========




           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                             June 30,
                                                      -----------------------
                                                         1999         1998
                                                      -----------  ----------
Increase (Decrease) in Cash and Cash Equivalents
    Net Cash Provided by Operating Activities........ $ 1,717,444  $1,873,504
                                                      -----------  ----------
Cash Flows from Investing Activities:
  Collections on mortgage notes receivable...........     301,803      20,097
                                                      -----------  ----------
    Net cash provided by investing activities........     301,803      20,097
                                                      -----------  ----------
Cash Flows from Financing Activities:
  Distributions to limited partners..................  (1,925,002) (1,925,001)
  Distributions to holder of minority interest.......      (6,645)     (6,587)
                                                      -----------  ----------
    Net cash used in financing activities............  (1,931,647) (1,931,588)
                                                      -----------  ----------
Net Increase (Decrease) in Cash and Cash
 Equivalents.........................................      87,600     (37,987)
Cash and Cash Equivalents at Beginning of Period.....   1,809,258   1,602,236
                                                      -----------  ----------
Cash and Cash Equivalents at End of Period........... $ 1,896,858  $1,564,249
                                                      ===========  ==========
Supplemental Schedule of Non-Cash Financing
 Activities:
  Distributions declared and unpaid at end of
   period............................................ $   787,501  $  787,501
                                                      ===========  ==========



           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999 may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund VIII, Ltd. (the "Partnership") for the year ended December 31, 1998.

   The Partnership accounts for its approximate 88 percent interest in Woodway Joint Venture using the consolidation method. Minority interest represents the minority joint venture partner's proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

2. Mortgage Notes Receivable:

   As of December 31, 1998, the Partnership had accepted three promissory notes in connection with the sale of three of its properties. During the six months ended June 30, 1999, the maker relating to one of the promissory notes prepaid principal in the amount of $272,500 which was applied to the outstanding principal balance.

3. Merger Transaction:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 2,021,318 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $39,843,631 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates on June 22, 1999 in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

               Report of Independent Certified Public Accountants

To the Partners CNL Income Fund VIII, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund VIII, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
February 4, 1999, except for Note 11
 for which the date is March 11, 1999 and
 Note 12 for which the date is June 3, 1999

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                            December 31,
                                                       -----------------------
                                                          1998        1997
                                                       ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation............................. $15,769,278 $13,960,232
Net investment in direct financing leases.............   7,802,785  10,044,975
Investment in joint ventures..........................   2,809,759   2,877,717
Mortgage notes receivable.............................   1,811,726   1,853,386
Cash and cash equivalents.............................   1,809,258   1,602,236
Receivables, less allowance for doubtful accounts of
 $24,636 and $19,228..................................      84,265      51,393
Prepaid expenses......................................       3,959       4,357
Accrued rental income, less allowance for doubtful
 accounts of $4,501 in 1998 and 1997..................   1,927,418   1,811,329
Other assets..........................................      52,671      52,671
                                                       ----------- -----------
                                                       $32,071,119 $32,258,296
                                                       =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $     4,258 $     8,359
Escrowed real estate taxes payable....................      27,838      24,459
Distributions payable.................................   1,137,501     787,501
Due to related parties................................      75,266      59,649
Rents paid in advance and deposits....................      62,349      53,556
                                                       ----------- -----------
  Total liabilities...................................   1,307,212     933,524
Minority interest.....................................     108,600     108,374
Partners' capital.....................................  30,655,307  31,216,398
                                                       ----------- -----------
                                                       $32,071,119 $32,258,296
                                                       =========== ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                               Year Ended December 31,
                                         -------------------------------------
                                            1998         1997         1996
                                         -----------  -----------  -----------
Revenues:
  Rental income from operating leases... $ 1,897,209  $ 1,804,273  $ 1,867,968
  Earned income from direct financing
   leases...............................   1,093,839    1,211,369    1,314,090
  Contingent rental income..............     101,911       85,735       31,712
  Interest and other income.............     269,744      238,338      127,246
                                         -----------  -----------  -----------
                                           3,362,703    3,339,715    3,341,016
                                         -----------  -----------  -----------
Expenses:
  General operating and administrative..     146,943      140,586      156,177
  Professional services.................      24,837       23,284       27,682
  State and other taxes.................       5,372        5,081        4,757
  Depreciation..........................     246,976      208,971      208,971
  Transaction costs.....................      21,042          --           --
                                         -----------  -----------  -----------
                                             445,170      377,922      397,587
                                         -----------  -----------  -----------
Income Before Minority Interest in
 Income of Consolidated Joint Venture,
 Equity in Earnings of Unconsolidated
 Joint Ventures and Gain (Loss) on Sale
 of Land and Buildings..................   2,917,533    2,961,793    2,943,429
Minority Interest in Income of
 Consolidated Joint Venture.............     (13,518)     (13,706)     (13,906)
Equity in Earnings of Unconsolidated
 Joint Ventures.........................     276,721      293,480      266,500
Gain (Loss) on Sale of Land and
 Buildings..............................     108,176          --       (99,031)
                                         -----------  -----------  -----------
Net Income.............................. $ 3,288,912  $ 3,241,567  $ 3,096,992
                                         ===========  ===========  ===========
Allocation of Net Income:
  General partners...................... $    31,807  $    32,416  $    31,413
  Limited partners......................   3,257,105    3,209,151    3,065,579
                                         -----------  -----------  -----------
                                         $ 3,288,912  $ 3,241,567  $ 3,096,992
                                         ===========  ===========  ===========
Net Income Per Limited Partner Unit..... $     0.093  $     0.092  $     0.088
                                         ===========  ===========  ===========
Weighted Average Number of Limited
 Partner Units Outstanding..............  35,000,000   35,000,000   35,000,000
                                         ===========  ===========  ===========

                See accompanying notes to financial statements.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                 Years Ended December 31, 1998, 1997, and 1996

                             General Partners                       Limited Partners
                         ------------------------- ----------------------------------------------------
                                       Accumulated                              Accumulated Syndication
                         Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                         ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................    $1,000      $161,612    $35,000,000  $(15,772,138)  $16,064,868 $(4,015,000) $31,440,342
 Distributions to
  limited partners
  ($0.098 per limited
  partner unit).........       --            --             --     (3,412,500)          --          --    (3,412,500)
 Net income.............       --         31,413            --            --      3,065,579         --     3,096,992
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................     1,000       193,025     35,000,000   (19,184,638)   19,130,447  (4,015,000)  31,124,834
 Distributions to
  limited partners
  ($0.090 per limited
  partner unit).........       --            --             --     (3,150,003)          --          --    (3,150,003)
 Net income.............       --         32,416            --            --      3,209,151         --     3,241,567
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................     1,000       225,441     35,000,000   (22,334,641)   22,339,598  (4,015,000)  31,216,398
 Distributions to
  limited partners
  ($0.110 per limited
  partner unit).........       --            --             --     (3,850,003)          --          --    (3,850,003)
 Net income.............       --         31,807            --            --      3,257,105         --     3,288,912
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................    $1,000      $257,248    $35,000,000  $(26,184,644)  $25,596,703 $(4,015,000) $30,655,307
                            ======      ========    ===========  ============   =========== ===========  ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
 Cash received from tenants.............  $ 3,144,635  $ 3,114,439  $ 3,222,903
 Distributions from unconsolidated joint
  ventures..............................      344,643      356,589      323,531
 Cash paid for expenses.................     (185,270)    (163,215)    (194,218)
 Interest received......................      258,584      235,243      110,452
                                          -----------  -----------  -----------
  Net cash provided by operating
   activities...........................    3,562,592    3,543,056    3,462,668
                                          -----------  -----------  -----------
 Cash Flows from Investing Activities:
 Proceeds from sale of land and
  buildings.............................      116,397          --           --
 Additions to land and buildings on
  operating leases......................          --           --        (1,135)
 Investment in direct financing leases..          --           --        (1,326)
 Investment in joint venture............          --           --      (234,059)
 Collections on mortgage notes
  receivable............................       41,292        8,799        2,557
 Other..................................           36          --       (34,793)
                                          -----------  -----------  -----------
  Net cash provided by (used in)
   investing activities.................      157,725        8,799     (268,756)
                                          -----------  -----------  -----------
 Cash Flows from Financing Activities:
 Distributions to limited partners......   (3,500,003)  (3,412,502)  (3,325,000)
 Distributions to holder of minority
  interest..............................      (13,292)     (13,391)     (13,503)
                                          -----------  -----------  -----------
  Net cash used in financing
   activities...........................   (3,513,295)  (3,425,893)  (3,338,503)
                                          -----------  -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................      207,022      125,962     (144,591)
Cash and Cash Equivalents at Beginning
 of Year................................    1,602,236    1,476,274    1,620,865
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $ 1,809,258  $ 1,602,236  $ 1,476,274
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income.............................  $ 3,288,912  $ 3,241,567  $ 3,096,992
                                          -----------  -----------  -----------
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
 Depreciation...........................      246,976      208,971      208,971
 Minority interest in income of
  consolidated joint venture............       13,518       13,706       13,906
 Equity in earnings of unconsolidated
  joint ventures, net of distributions..       67,922       63,109       57,031
 Loss (gain) on sale of land and
  buildings.............................     (108,176)         --        99,031
 Decrease (increase) in receivables.....      (32,504)     (25,641)         429
 Decrease (increase) in prepaid
  expenses..............................          398           20       (1,465)
 Decrease in net investment in direct
  financing leases......................      177,947      178,250      157,194
 Increase in accrued rental income......     (116,089)    (128,736)    (219,757)
 Increase (decrease) in accounts payable
  and accrued expenses..................         (722)       9,987       12,203
 Increase (decrease) in due to related
  parties...............................       15,617        2,769       (4,505)
 Increase (decrease) in rents paid in
  advance and deposits..................        8,793      (20,946)      42,638
                                          -----------  -----------  -----------
  Total adjustments.....................      273,680      301,489      365,676
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 3,562,592  $ 3,543,056  $ 3,462,668
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Investing and Financing Activities:
 Mortgage notes accepted in exchange for
  sale of land and buildings............  $       --   $       --   $ 1,375,000
                                          ===========  ===========  ===========
 Distributions declared and unpaid at
  December 31...........................  $ 1,137,501  $   787,501  $ 1,050,000
                                          ===========  ===========  ===========

                See accompanying notes to financial statements.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                 Years Ended December 31, 1998, 1997, and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund VIII, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating method. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review the properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to decrease rental or other income or increase bad debt expense for the current period, although the Partnership

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and the allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership accounts for its 87.68% interest in Woodway Joint Venture using the consolidation method. Minority interest represents the minority joint venture partner's proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

   The Partnership's investments in Asheville Joint Venture, CNL Restaurant Investments II and Middleburg Joint Venture are accounted for using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

2. Leases:

   The Partnership leases its land and buildings primarily to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Some of the leases have been classified as operating leases and some of the leases have been classified as direct financing leases. For property leases classified as direct financing leases, the building portions of the majority of property leases are accounted for as direct financing leases while the land portions of these leases are accounted for as operating leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant pays all

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to four successive five-year periods subject to the same terms and conditions of the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
   Land............................................... $ 9,159,115  $ 9,167,336
   Buildings..........................................   8,295,673    6,231,430
                                                       -----------  -----------
                                                        17,454,788   15,398,766
   Less accumulated depreciation......................  (1,685,510)  (1,438,534)
                                                       -----------  -----------
                                                       $15,769,278  $13,960,232
                                                       ===========  ===========

   In July 1998, the Partnership received $116,397 as a settlement from the Florida Department of Transportation for a right of way taking related to a parcel of land on its property in Brooksville, Florida. In connection therewith, the Partnership recognized a gain of $108,176 for financial reporting purposes.

   Some leases provide for escalating guaranteed minimum rents throughout the lease terms. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997, and 1996, the Partnership recognized $116,089, $128,736 (net
$4,501 in reserves), and $219,757, respectively, of such rental income.

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

   1999............................................................. $ 1,889,012
   2000.............................................................   1,919,651
   2001.............................................................   2,017,044
   2002.............................................................   2,065,510
   2003.............................................................   2,096,121
   Thereafter.......................................................  12,027,545
                                                                     -----------
                                                                     $22,014,883
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                         1998          1997
                                                      -----------  ------------
   Minimum lease payments receivable................. $14,095,756  $ 18,939,788
   Estimated residual values.........................   2,457,619     3,040,615
   Less unearned income..............................  (8,750,590)  (11,935,428)
                                                      -----------  ------------
   Net investment in direct financing leases......... $ 7,802,785  $ 10,044,975
                                                      ===========  ============

   In August 1998, four of the Partnership's leases were amended. As a result, the Partnership reclassified these leases from direct financing leases to operating leases. In accordance with the Statement of Financial Accounting Standards #13, "Accounting for Leases," the Partnership recorded each of the reclassified leases at the lower of original cost, present fair value, or present carrying value. No losses on the termination of direct financing leases were recorded for financial reporting purposes.

   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

   1999............................................................. $ 1,106,822
   2000.............................................................   1,106,822
   2001.............................................................   1,130,328
   2002.............................................................   1,142,042
   2003.............................................................   1,142,042
   Thereafter.......................................................   8,467,700
                                                                     -----------
                                                                     $14,095,756
                                                                     ===========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


5. Investment in Joint Ventures:

   The Partnership has an 85.54%, a 36.8%, and a 12.46% interest in the profits and losses of Asheville Joint Venture, CNL Restaurant Investments II, and Middleburg Joint Venture, respectively. The remaining interests in these joint ventures are held by affiliates of the Partnership which have the same general partners.

   Asheville Joint Venture and Middleburg Joint Venture each own and lease one property, and CNL Restaurant Investments II owns and leases six properties to an operator of national fast-food or family-style restaurants. The following presents the joint ventures' combined, condensed financial information at December 31:

                                                           1998       1997
                                                        ---------- ----------
   Land and buildings on operating leases, less
    accumulated depreciation........................... $6,320,059 $6,487,210
   Net investment in direct financing lease............  1,319,045  1,335,223
   Cash................................................      1,176        596
   Receivables.........................................     17,395     14,169
   Prepaid expenses....................................        719      1,017
   Accrued rental income...............................    162,857    128,993
   Liabilities.........................................        580        864
   Partners' capital...................................  7,820,671  7,966,344
   Revenues............................................    940,168  1,001,284
   Net income..........................................    762,579    824,576

   The Partnership recognized income totalling $276,721, $293,480, and $266,500 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures.

6. Mortgage Notes Receivable:

   As of December 31, 1995, the Partnership had accepted two promissory notes in the principal sum totalling $460,000, in connection with the sale of two of its properties in Jacksonville, Florida. The promissory notes, which are collateralized by mortgages on the properties, bear interest at a rate of ten percent per annum, and are being collected in 119 equal monthly installments of $2,106 and $1,931, with balloon payments of $218,252 and $200,324, respectively, due in December 2005.

   In addition, in connection with the sale in 1996 of its property in Orlando, Florida, the Partnership accepted a promissory note in the principal sum of $1,388,568, representing the gross sales price of $1,375,000 plus tenant closing costs of $13,568 that the Partnership financed on behalf of the tenant. The promissory note bears interest at a rate of 10.75% per annum, is collateralized by a mortgage on the property and is being collected in 12 monthly installments of interest only, in 24 monthly installments of $15,413 consisting of principal and interest, and thereafter in 144 monthly installments of $16,220 consisting of principal and interest.

   The mortgage notes receivable consisted of the following at December 31:

                                                             1998       1997
                                                          ---------- ----------
   Principal balance..................................... $1,795,920 $1,837,212
   Accrued interest receivable...........................     15,806     16,174
                                                          ---------- ----------
                                                          $1,811,726 $1,853,386
                                                          ========== ==========

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The general partners believe that the estimated fair value of mortgage notes receivable at December 31, 1998 and 1997, approximated the outstanding principal amount based on estimated current rates at which similar loans would be made to borrowers with similar credit and for similar maturities.

7. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their adjusted capital contributions (the "10% Preferred Return").

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their 10% Preferred Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital account balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the years ended December 31, 1998, 1997, and 1996, the Partnership declared distributions to the limited partners of $3,850,003, $3,150,003, and $3,412,500, respectively. No distributions have been made to the general partners to date.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


8. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                               1998        1997        1996
                                            ----------  ----------  ----------
   Net income for financial reporting
    purposes..............................  $3,288,912  $3,241,567  $3,096,992
   Depreciation for tax reporting purposes
    in excess of depreciation for
    financial reporting purposes..........    (166,412)   (204,419)   (219,372)
   Direct financing leases recorded as
    operating leases for tax reporting
    purposes..............................     177,946     178,250     157,197
   Allowance for doubtful accounts........       5,408      18,954     (23,716)
   Accrued rental income..................    (116,089)   (133,237)   (219,757)
   Rents paid in advance..................       9,293     (21,446)     42,637
   Gain or loss on sale of land and
    buildings for tax reporting purposes
    in excess of gain or loss for
    financial reporting purposes..........       3,170         670      99,031
   Capitalized transaction costs for tax
    reporting purposes....................      21,042         --          --
   Equity in earnings of unconsolidated
    joint ventures for tax reporting
    purposes in excess of (less than)
    equity in earnings of unconsolidated
    joint ventures for financial reporting
    purposes..............................      15,563      (2,987)     13,320
   Minority interest in timing differences
    of consolidated joint venture.........       1,443       1,571       1,677
                                            ----------  ----------  ----------
   Net income for federal income tax
    purposes..............................  $3,240,276  $3,078,923  $2,948,009
                                            ==========  ==========  ==========

9. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors, Inc. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate an annual, noncumulative, subordinated management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures, but not in excess of competitive fees for comparable services. These fees will be incurred and will be payable only after the limited partners receive their 10% Preferred Return. Due to the fact that these fees are noncumulative, if the limited partners have not received their 10% Preferred Return in any particular year, no management fees will be due or payable for such year. As a result of such threshold, no management fees were incurred during the years ended December 31, 1998, 1997, and 1996.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 10% Preferred Return, plus their adjusted capital contributions. During the year ended December 31, 1996, the Partnership incurred $41,250 in deferred, subordinated real estate disposition fees as the result of the sale of the property in Orlando, Florida. No deferred, subordinated real estate disposition fees were incurred for the years ended December 31, 1998 and 1997.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $96,202, $80,461 and $89,317 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   The due to related parties consisted of the following at December 31:

                                                                 1998    1997
                                                                ------- -------
   Due to Affiliates:
     Accounting and administrative services.................... $20,216 $ 4,599
     Deferred, subordinated real estate disposition fee........  55,050  55,050
                                                                ------- -------
                                                                $75,266 $59,649
                                                                ======= =======

10. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from the unconsolidated joint ventures) for each of the years ended December 31:

                                                      1998     1997     1996
                                                    -------- -------- --------
   Golden Corral Corporation....................... $728,641 $706,839 $663,889
   Restaurant Management Services, Inc. ...........  527,360  531,110  533,990
   Carrols Corporation.............................  482,081  523,517  526,034
   Flagstar Enterprises, Inc. and Quincy's
    Restaurants, Inc. .............................      N/A      N/A  356,720

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from the unconsolidated joint ventures), for each of the years ended December 31:

                                                     1998      1997      1996
                                                   -------- ---------- --------
   Burger King.................................... $961,542 $1,003,419 $989,480
   Golden Corral Family Steakhouse Restaurants....  750,869    735,949  681,042
   Shoney's.......................................  603,304    607,054  609,072

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

                           CNL INCOME FUND VIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

11. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 4,042,635 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $39,843,631 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

12. Reverse Stock Split:

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 11 being adjusted to 2,021,318 shares.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

For the Acquisitions of the Advisor, the CNL Restaurant Financial Services

                   Group and CNL Income Fund VIII, Ltd.

   The following unaudited pro forma financial information with respect to APF gives effect to the acquisition of properties, the acquisition of CNL Fund Advisors, Inc. (the "Advisor" or "CFA") and the CNL Restaurant Financial Services Group, and the acquisition of the Income Fund (the acquisition of the Income Fund is referred to as the "Acquisition"), and is based on estimates and assumptions set forth below in the notes to such information which included pro forma adjustments. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF, the historical combined financial information of the Income Fund, the Advisor and CNL Restaurant Financial Services Group (shown separately as CNL Financial Services, Inc. ("CFS") and CNL Financial Corporation ("CFC")) and should be read in conjunction with the selected historical financial data and accompanying notes of APF, Income Fund, the Advisor and CNL Restaurant Financial Services Group. The pro forma balance sheet assumes that the Acquisition occurred on June 30, 1999, and the pro forma consolidated statements of earnings and statements of cash flows assume that the acquisition of properties by APF from January 1, 1998 through July 31, 1999, the acquisition of the Advisor, the CNL Restaurant Financial Services Group and the Acquisition occurred on January 1, 1998.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partners elected to receive notes in the Acquisition. The assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Acquisition had been effected on the dates indicated or of the results which may be obtained in the future.



   See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.

                              As of June 30, 1999

                                         Property                                 Historical
                                        Acquisition                                  CNL
                           Historical    Pro Forma                   Historical   Financial
                              APF       Adjustments      Subtotal     Advisor   Services, Inc.
                          ------------  -----------    ------------  ---------- --------------
ASSETS:
Land and Building on
 operating leases (net
 depreciation)..........  $569,567,003  $ 3,369,856(A) $572,936,859  $        0   $        0
Net Investment in Direct
 Financing Leases.......   132,179,949            0     132,179,949           0            0
Mortgages and Notes
 Receivable.............    63,351,507            0      63,351,507           0            0
Other Investments.......    16,197,812            0      16,197,812           0            0
Investment In Joint
 Ventures...............     1,081,046            0       1,081,046           0            0
Cash and Cash
 Equivalents............    18,764,033            0(A)   18,764,033     333,295      639,036
Restricted
 Cash/Certificates of
 Deposit................     2,006,690            0       2,006,690           0            0
Receivables (net
 allowances)/Due from
 Related Party..........       649,972            0         649,972   8,668,738    5,417,084
Accrued Rental Income...     5,875,698            0       5,875,698           0            0
Other Assets............    12,551,632            0      12,551,632     405,214      313,486
Goodwill................             0            0               0           0            0
                          ------------  -----------    ------------  ----------   ----------
 Total Assets...........  $822,225,342  $3,369,856     $825,595,198  $9,407,247   $6,369,606
                          ============  ===========    ============  ==========   ==========
LIABILITIES AND EQUITY:
Accounts Payable and
 Accrued Liabilities....  $  2,105,725  $         0    $  2,105,725  $  673,437   $  311,969
Accrued Construction
 Costs Payable..........     9,745,014            0       9,745,014           0            0
Distributions Payable...             0            0               0           0            0
Due to Related Parties..     1,444,444            0       1,444,444           0      500,981
Income Tax Payable......             0            0               0      51,466       16,906
Line of Credit/Notes
 payable................   149,000,000    3,369,856(A)  152,369,856     351,869            0
Deferred Income.........     2,466,355            0       2,466,355           0            0
Rents Paid in Advance...     1,617,367            0       1,617,367           0            0
Minority Interest.......       644,611            0         644,611           0            0
Common Stock............       373,484            0         373,484           0            0
Common Stock--Class A...             0            0               0       6,400        2,000
Common Stock--Class B...             0            0               0       3,600          724
Additional Paid-in-
 capital................   669,997,715            0     669,997,715   3,328,376    5,303,503
Accumulated
 distributions in excess
 of net earnings........   (15,169,373)           0     (15,169,373)  4,992,099      233,523
Partners' Capital.......             0            0               0           0            0
                          ------------  -----------    ------------  ----------   ----------
 Total Liabilities and
  Equity................  $822,225,342  $ 3,369,856    $825,595,198  $9,407,247   $6,369,606
                          ============  ===========    ============  ==========   ==========
Wtd. Avg. Shares
 Outstanding............    37,347,883
                          ============
Shares Outstanding......    37,348,464
                          ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.

                              As of June 30, 1999

                     Historical                                                    Historical
                        CNL                       Combining                        CNL Income
                     Financial                    Pro Forma                        Fund VIII,   Pro Forma           Adjusted
                       Corp.        Subtotal     Adjustments        Combined APF      Ltd.     Adjustments         Pro Forma
                    ------------ --------------  ------------      --------------  ----------- ------------      --------------
ASSETS:
Land and Building
 on operating
 leases (net
 depreciation)...   $          0 $  572,936,859  $          0      $  572,936,859  $15,619,184 $  8,012,333 (B2) $  596,568,376
Net Investment in
 Direct Financing
 Leases .........              0    132,179,949             0         132,179,949    7,721,863    2,044,329 (B2)    141,946,141
Mortgages and
 Notes
 Receivable......    290,522,671    353,874,178             0         353,874,178    1,507,221            0         355,381,399
Other
 Investments.....      6,361,082     22,558,894             0          22,558,894            0            0          22,558,894
Investment In
 Joint Ventures..              0      1,081,046             0           1,081,046    2,776,099    1,416,815 (B2)      5,273,960
Cash and Cash
 Equivalents.....      1,767,517     21,503,881    (8,950,306)(B1)     12,553,575    1,896,858   (2,941,694)(B2)     11,062,739
                                                                                                   (446,000)(B2)
Restricted
 Cash/Certificates
 of Deposit......      2,482,041      4,488,731             0           4,488,731            0            0           4,488,731
Receivables (net
 allowances)/Due
 from Related
 Party...........      1,125,933     15,861,727    (6,614,629)(C)       9,247,098        5,426      (81,968)(E)       9,170,556
Accrued Rental
 Income..........              0      5,875,698             0           5,875,698    1,976,584   (1,976,584)(B2)      5,875,698
Other Assets.....      2,479,317     15,749,649    (2,575,792)(B1)     13,173,857       67,097      (67,097)(B2)     13,173,857
Goodwill.........              0              0    42,860,741(B1)      42,860,741            0            0          42,860,741
                    ------------ --------------  ------------      --------------  ----------- ------------      --------------
 Total Assets....   $304,738,561 $1,146,110,612  $ 24,720,014      $1,170,830,626  $31,570,332    5,960,134      $1,208,361,092
                    ============ ==============  ============      ==============  =========== ============      ==============
LIABILITIES AND EQUITY:
Accounts Payable
 and Accrued
 Liabilities.....   $  2,013,172      5,104,303  $          0      $    5,104,303  $   117,438 $          0      $    5,221,741
Accrued
 Construction
 Costs Payable...              0      9,745,014             0           9,745,014            0            0           9,745,014
Distributions
 Payable.........              0              0             0                   0      787,501            0             787,501
Due to Related
 Parties.........     30,170,185     32,115,610    (6,614,629)(C)      25,500,981       81,968      (81,968)(E)      25,500,981
Income Tax
 Payable.........        274,485        342,857      (342,857)(D)               0            0            0                   0
Line of
 Credit/Notes
 payable.........    267,685,382    420,407,107             0         420,407,107            0            0         420,407,107
Deferred Income..              0      2,466,355             0           2,466,355            0            0           2,466,355
Rents Paid in
 Advance.........              0      1,617,367             0           1,617,367       60,950            0           1,678,317
Minority
 Interest........              0        644,611             0             644,611      108,640            0             753,251
Common Stock.....              0        373,484        61,500(B1)         434,984            0       19,990 (B2)        454,974
Common Stock--
 Class A.........            200          8,600        (8,600)(B1)              0            0            0                   0
Common Stock--
 Class B.........            501          4,825        (4,825)(B1)              0            0            0                   0
Additional Paid-
 in-capital......      3,937,095    682,566,689   122,938,500 (B1)    792,936,215            0   36,435,947 (B2)    829,372,162
                                                  (12,568,974)(B1)
Accumulated
 distributions in
 excess of net
 earnings........        657,541     (9,286,210)   (5,883,163)(B1)    (88,026,311)           0            0         (88,026,311)
                                                  (73,199,795)(B1)
                                                      342,857(D)
Partners'
 Capital.........              0              0             0                   0   30,413,835  (30,413,835)(B2)              0
                    ------------ --------------  ------------      --------------  ----------- ------------      --------------
 Total
  Liabilities and
  Equity.........   $304,738,561 $1,146,110,612  $ 24,720,014      $1,170,830,626  $31,570,332 $  5,960,134      $1,208,361,092
                    ============ ==============  ============      ==============  =========== ============      ==============
Wtd. Avg. Shares
 Outstanding.....                                                                                                    45,496,901(r)
                                                                                                                 ==============
Shares
 Outstanding.....                                                                                                    45,497,482
                                                                                                                 ==============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.

                     For the Six Months Ended June 30, 1999

                                         Property                                              Historical
                                       Acquisition                              Historical CNL     CNL
                          Historical    Pro Forma                  Historical     Financial     Financial
                              APF      Adjustments     Subtotal      Advisor    Services, Inc.    Corp.      Subtotal
                          -----------  ------------   -----------  -----------  -------------- -----------  -----------
Revenues:
 Rental and Earned
  Income................  $27,900,894   $3,056,620(a) $30,957,514  $         0    $        0   $         0  $30,957,514
 Fees...................            0            0              0    9,454,036     2,963,154        11,511   12,428,701
 Interest and Other
  Income................    4,249,461            0      4,249,461       87,570       249,258    11,539,080   16,125,369
                          -----------   ----------    -----------  -----------    ----------   -----------  -----------
 Total Revenue..........   32,150,355    3,056,620     35,206,975    9,541,606     3,212,412    11,550,591  $59,511,584
Expenses:
 General and
  Administrative........    2,244,408            0      2,244,408    5,405,130     2,441,151       263,524   10,354,213
 Management and Advisory
  Fees..................    1,681,870            0      1,681,870            0             0     1,231,905    2,913,775
 Fees Paid to Related
  Parties...............            0            0              0       88,949       689,425             0      778,374
 Interest Expense.......            0            0              0       92,707             0    10,294,499   10,387,206
 State Taxes............      464,966            0        464,966            0             0             0      464,966
 Depreciation--Other....            0            0              0       77,130        39,032             0      116,162
 Depreciation--
  Property..............    3,701,974      967,179(a)   4,669,153            0             0             0    4,669,153
 Amortization...........        9,700            0          9,700           36             0             0        9,736
 Transaction Costs......      483,005            0        483,005            0             0             0      483,005
                          -----------   ----------    -----------  -----------    ----------   -----------  -----------
 Total Expenses.........    8,585,923      967,179      9,553,102    5,663,952     3,169,608    11,789,928   30,176,590
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...  $23,564,432   $2,089,441    $25,653,873  $ 3,877,654    $   42,804   $  (239,337) $29,334,994

 Equity in Earnings of
  Joint
  Ventures/Minority
  Interest..............       31,241            0         31,241            0             0             0       31,241
 Gain (Loss) on Sale of
  Properties............     (201,843)           0       (201,843)           0             0             0     (201,843)
 Provision for Losses on
  Properties............     (540,522)           0       (540,522)           0             0             0     (540,522)
                          -----------   ----------    -----------  -----------    ----------   -----------  -----------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........   22,853,308    2,089,441     24,942,749    3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision) for
  Federal Income Taxes..            0            0              0   (1,595,036)      (16,906)       86,202   (1,525,740)
                          -----------   ----------    -----------  -----------    ----------   -----------  -----------
Net Earnings (Losses)...  $22,853,308   $2,089,441    $24,942,749  $ 2,282,618    $   25,898   $  (153,135) $27,098,130
                          ===========   ==========    ===========  ===========    ==========   ===========  ===========
Earnings Per
 Share/Unit.............  $      0.61   $      n/a    $       n/a  $       n/a    $      n/a   $       n/a  $       n/a
                          ===========   ==========    ===========  ===========    ==========   ===========  ===========
Wtd. Avg. Shares
 Outstanding............   37,347,883            0     37,347,883          n/a           n/a           n/a   37,347,883
                          ===========   ==========    ===========  ===========    ==========   ===========  ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.

                     For the Six Months Ended June 30, 1999


                            Combining                       Historical CNL
                            Pro Forma           Combined     Income Fund    Pro Forma          Adjusted
                           Adjustments             APF        VIII, Ltd.   Adjustments         Pro Forma
                           -----------         -----------  -------------- -----------        -----------
Revenues:
 Rental and Earned
  Income.................  $         0         $30,957,514    $1,474,403    $  88,997(j)      $32,520,914
 Fees....................   (9,812,516)(b),(c)   2,616,185             0      (27,894)(k)       2,588,291
 Interest and Other
  Income.................      144,014 (d)      16,269,383       111,409            0          16,380,792
                           -----------         -----------    ----------    ---------         -----------
 Total Revenue...........  $(9,668,502)        $49,843,082    $1,585,812    $  61,103         $51,489,997
Expenses:
 General and
  Administrative.........     (774,311)(e)       9,579,902        86,645      (52,494)(l),(m)   9,614,053
 Management and Advisory
  Fees...................   (2,913,775)(f)               0             0            0(n)                0
 Fees Paid to Related
  Parties................     (743,673)(g)          34,701             0            0              34,701
 Interest Expense........            0          10,387,206             0            0          10,387,206
 State Taxes.............            0             464,966        17,646        7,764(o)          490,376
 Depreciation--Other.....            0             116,162             0            0             116,162
 Depreciation--Property..            0           4,669,153       150,094       92,181(p)        4,911,428
 Amortization............    1,071,519(h)        1,081,255             0            0           1,081,255
 Transaction Costs.......            0             483,005       121,090            0             604,095
                           -----------         -----------    ----------    ---------         -----------
 Total Expenses..........   (3,360,240)         26,816,350       375,475       47,451          27,239,276
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for Losses
 on Properties...........  $(6,308,262)        $23,026,732    $1,210,337    $  13,652         $24,250,721
 Equity in Earnings of
  Joint Ventures/Minority
  Interest...............            0              31,241       123,193      (28,666)(q)         125,768
 Gain (Loss) on Sale of
  Properties.............            0            (201,843)            0            0            (201,843)
 Provision for Losses on
  Properties.............            0            (540,522)            0            0            (540,522)
                           -----------         -----------    ----------    ---------         -----------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes............   (6,308,262)         22,315,608     1,333,530      (15,014)         23,634,124
 Benefit/(Provision) for
  Federal Income
  Taxes..................    1,525,740(i)                0             0            0                   0
                           -----------         -----------    ----------    ---------         -----------
Net Earnings (Losses)....  $(4,782,522)        $22,315,608    $1,333,530    $ (15,014)        $23,634,124
                           ===========         ===========    ==========    =========         ===========
Earnings Per Share/Unit..  $       n/a         $       n/a    $     0.04    $     n/a         $      0.52
                           ===========         ===========    ==========    =========         ===========
Wtd. Avg. Shares
 Outstanding.............    6,150,000          43,497,883           n/a    1,999,018                    45,496,901(r)
                           ===========         ===========    ==========    =========         ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.

                      For the Year Ended December 31, 1998

                                         Property                                               Historical
                                       Acquisition                               Historical CNL     CNL
                          Historical    Pro Forma                   Historical     Financial     Financial
                              APF      Adjustments      Subtotal      Advisor    Services, Inc.    Corp.       Subtotal
                          -----------  ------------    -----------  -----------  -------------- -----------  ------------
Revenues:
 Rental and Earned
  Income................  $33,129,661  $22,951,799(a)  $56,081,460  $         0    $        0   $         0  $ 56,081,460
 Fees...................            0            0               0   28,904,063     6,619,064       418,904    35,942,031
 Interest and Other
  Income................    9,057,376            0       9,057,376      145,016       574,078    22,238,311    32,014,781
                          -----------  -----------     -----------  -----------    ----------   -----------  ------------
 Total Revenue..........  $42,187,037  $22,951,799     $65,138,836  $29,049,079    $7,193,142   $22,657,215  $124,038,272
Expenses:
 General and
  Administrative........    2,798,481            0       2,798,481    9,843,409     6,114,276     1,425,109    20,181,275
 Management and Advisory
  Fees..................    1,851,004            0       1,851,004            0             0     2,807,430     4,658,434
 Fees to Related
  Parties...............            0            0               0    1,247,278     1,773,406             0     3,020,684
 Interest Expense.......            0            0               0      148,415             0    21,350,174    21,498,589
 State Taxes............      548,320            0         548,320       19,126             0             0       567,446
 Depreciation--Other....            0            0               0      119,923        79,234             0       199,157
 Depreciation--
  Property..............    4,042,290    6,246,947(a)   10,289,237            0             0             0    10,289,237
 Amortization...........       11,808            0          11,808       57,077             0        95,116       164,001
 Transaction Costs......      157,054            0         157,054            0             0             0       157,054
                          -----------  -----------     -----------  -----------    ----------   -----------  ------------
 Total Expenses.........    9,408,957    6,246,947      15,655,904   11,435,228     7,966,916    25,677,829    60,735,877
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization,
 and Provision for
 Losses on Properties...  $32,778,080  $16,704,852     $49,482,932  $17,613,851    $ (773,774)  $(3,020,614) $ 63,302,395
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............      (14,138)           0         (14,138)           0             0             0       (14,138)
 Gain (Loss) on Sale of
  Properties............            0            0               0            0             0             0             0
 Gain on
  Securitization........            0            0               0            0             0     3,694,351     3,694,351
 Provision For Losses on
  Properties............     (611,534)           0        (611,534)           0             0             0      (611,534)
                          -----------  -----------     -----------  -----------    ----------   -----------  ------------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........   32,152,408   16,704,852      48,857,260   17,613,851      (773,774)      673,737    66,371,074
 Benefit/(Provision) for
  Federal Income Taxes..            0            0               0   (6,957,472)      305,641      (246,603)   (6,898,434)
                          -----------  -----------     -----------  -----------    ----------   -----------  ------------
Net Earnings (Losses)...  $32,152,408  $16,704,852     $48,857,260  $10,656,379    $ (468,133)  $   427,134  $ 59,472,640
                          ===========  ===========     ===========  ===========    ==========   ===========  ============
Earnings Per
 Share/Unit.............  $      1.21  $       n/a     $       n/a  $       n/a    $      n/a   $       n/a  $        n/a
                          ===========  ===========     ===========  ===========    ==========   ===========  ============
Wtd. Avg. Shares
 Outstanding............   26,648,219    6,981,616      33,629,835          n/a           n/a           n/a    33,629,835
                          ===========  ===========     ===========  ===========    ==========   ===========  ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.

                      For the Year Ended December 31, 1998

                                                            Historical
                           Combining                            CNL
                           Pro Forma            Combined    Income Fund  Pro Forma          Adjusted
                          Adjustments              APF      VIII, Ltd.  Adjustments         Pro Forma
                          ------------         -----------  ----------- -----------        -----------
Revenues:
 Rental and Earned
  Income................  $          0         $56,081,460  $3,092,959   $ 177,993 (j)     $59,352,412
 Fees...................   (32,715,768)(b),(c)   3,226,263           0     (30,172)(k)       3,196,091
 Interest and Other
  Income................       207,144 (d)      32,221,925     269,744           0          32,491,669
                          ------------         -----------  ----------   ---------         -----------
 Total Revenue..........  $(32,508,624)        $91,529,648  $3,362,703   $ 147,821         $95,040,172
Expenses:
 General and
  Administrative........    (4,241,719)(e)      15,939,556     171,780     (78,332)(l),(m)  16,033,004
 Management and Advisory
  Fees..................    (4,658,434)(f)               0           0           0 (n)               0
 Fees to Related
  Parties...............    (2,161,897)(g)         858,787           0           0             858,787
 Interest Expense.......             0          21,498,589           0           0          21,498,589
 State Taxes............             0             567,446       5,372      12,429 (o)         585,247
 Depreciation--Other....             0             199,157           0           0             199,157
 Depreciation--
  Property..............      (340,898)(r)       9,948,339     246,976     184,361 (p)      10,379,676
 Amortization...........     2,143,037 (h)       2,307,038           0           0           2,307,038
 Transaction Costs......             0             157,054      21,042           0             178,096
                          ------------         -----------  ----------   ---------         -----------
 Total Expenses.........    (9,259,911)         51,475,966     445,170     118,458          52,039,594
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization,
 and Provision for
 Losses on Properties...  $(23,248,713)        $40,053,682  $2,917,533   $  29,363         $43,000,578
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............             0             (14,138)    263,203     (57,332)(q)         191,733
 Gain (Loss) on Sale of
  Properties............             0                   0     108,176           0             108,176
 Gain on
  Securitization........             0           3,694,351           0           0           3,694,351
 Provision For Losses on
  Properties............             0            (611,534)          0           0            (611,534)
                          ------------         -----------  ----------   ---------         -----------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........   (23,248,713)         43,122,361   3,288,912     (27,969)         46,383,304
 Benefit/(Provision) for
  Federal Income Taxes..     6,898,434 (i)               0           0           0                   0
                          ------------         -----------  ----------   ---------         -----------
Net Earnings (Losses)...  $(16,350,279)        $43,122,361  $3,288,912   $ (27,969)        $46,383,304
                          ============         ===========  ==========   =========         ===========
Earnings Per
 Share/Unit.............  $        n/a         $       n/a  $     0.09   $     n/a         $      1.11
                          ============         ===========  ==========   =========         ===========
Wtd. Avg. Shares
 Outstanding............     6,150,000          39,779,835         n/a   1,999,018          41,778,853 (s)
                          ============         ===========  ==========   =========         ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.
                     For the Six Months Ended June 30, 1999

                                        Property                                                   Historical
                                      Acquisition                                  Historical CNL     CNL
                        Historical     Pro Forma                      Historical     Financial     Financial
                            APF       Adjustments        Subtotal       Advisor    Services, Inc.    Corp.        Subtotal
                       -------------  ------------     -------------  -----------  -------------- ------------  ------------
Cash Flows from
 Operating
 Activities:
Net Income
 (loss)...........     $  22,853,308  $  2,089,441 (a) $  24,942,749  $ 2,282,618    $  25,898    $   (153,135) $ 27,098,130
Adjustments to
 reconcile net
 income to net
 cash provided by
 operating
 activities:
 Depreciation.....         3,701,974       967,179 (b)     4,669,153       77,130       28,372               0     4,774,655
 Amortization
  expense.........             9,700             0             9,700           36            0         900,017       909,753
 Minority interest
  in income of
  consolidated
  joint venture...            17,610             0            17,610            0            0               0        17,610
 Equity in
  earnings of
  joint ventures,
  net of
  distributions...            25,120             0            25,120            0            0               0        25,120
 Loss (gain) on
  sale of land,
  buildings, and
  net investment
  in direct
  financing
  leases..........           201,843             0           201,843            0            0               0       201,843
 Provision for
  loss on land,
  buildings, and
  direct financing
  leases..........           540,522             0           540,522            0            0         (96,475)      444,047
 Gain on
  securitization..                 0             0                 0            0            0               0             0
 Net cash proceeds
  from
  securitization
  of notes
  receivable......                 0             0                 0            0            0               0             0
 Decrease
  (increase) in
  other
  receivables.....          (229,916)            0          (229,916)  (1,904,704)           0         (67,340)   (2,201,960)
 Increase in
  accrued interest
  income included
  in notes
  receivable......                 0             0                 0            0            0               0             0
 Decrease
  (increase) in
  accrued interest
  on mortgage note
  receivable......                 0             0                 0            0            0        (183,569)     (183,569)
 Investment in
  notes
  receivable......                 0             0                 0            0            0     (88,701,265)  (88,701,265)
 Collections on
  notes
  receivable......                 0             0                 0            0            0       9,662,971     9,662,971
 Increase in
  restricted
  cash............                 0             0                 0            0            0      (2,031,259)   (2,031,259)
 Decrease in due
  from related
  party...........                 0             0                 0            0     (193,244)         81,412      (111,832)
 Decrease
  (increase) in
  prepaid
  expenses........          (320,425)            0          (320,425)           0            0               0      (320,425)
 Decrease in net
  investment in
  direct financing
  leases..........           721,624             0           721,624            0            0               0       721,624
 Increase in
  accrued rental
  income..........        (1,915,785)            0        (1,915,785)           0            0               0    (1,915,785)
 Decrease
  (increase) in
  intangibles and
  other assets....                 0             0                 0      (36,946)           0         (51,848)      (88,794)
 Increase
  (decrease) in
  accounts
  payable, accrued
  expenses and
  other
  liabilities.....           135,281             0           135,281     (691,686)    (201,744)         94,671      (663,478)
 Increase
  (decrease) in
  due to related
  parties,
  excluding
  reimbursement of
  acquisition, and
  stock issuance
  costs paid on
  behalf of the
  entity..........           575,868             0           575,868       (8,810)      18,669               0       585,727
 Decrease in
  accrued
  interest........                 0             0                 0            0            0         (57,986)      (57,986)
 Increase in rents
  paid in advance
  and deposits....           663,096             0           663,096            0        3,623               0       666,719
 Increase
  (decrease) in
  deferred rental
  income..........         1,276,472             0         1,276,472            0            0               0     1,276,472
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
 Total
  adjustments.....         5,402,984       967,179         6,370,163   (2,564,980)    (344,324)    (80,450,671)  (76,989,812)
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
 Net cash provided
  by (used in)
  operating
  activities......        28,256,292     3,056,620        31,312,912     (282,362)    (318,426)    (80,603,806)  (49,891,682)
Cash Flows from
 Investing
 Activities:
 Proceeds from
  sale of land,
  buildings,
  direct financing
  leases, and
  equipment.......         3,673,907             0         3,673,907       22,157            0               0     3,696,064
 Additions to land
  and buildings on
  operating
  leases..........      (170,153,724)  121,715,562 (f)   (48,438,162)           0      (20,873)              0   (48,459,035)
 Investment in
  direct financing
  leases..........       (44,186,644)            0       (44,186,644)           0            0               0   (44,186,644)
 Investment in
  joint venture...          (117,663)            0          (117,663)           0            0               0      (117,663)
 Aqcuisition of
  businesses......                 0             0                 0            0            0               0             0
 Purchase of other
  investments.....                 0             0                 0            0            0               0             0
 Net loss in
  market value
  from investments
  in trading
  securities......                 0             0                 0            0            0               0             0
 Proceeds from
  retained
  interest and
  securities,
  excluding
  investment
  income..........                 0             0                 0            0            0         182,607       182,607
 Investment in
  mortgage notes
  receivable......        (2,596,244)            0        (2,596,244)           0            0               0    (2,596,244)
 Collections on
  mortgage note
  receivable......           224,373             0           224,373            0            0               0       224,373
 Investment in
  notes
  receivable......       (22,358,869)            0       (22,358,869)           0            0               0   (22,358,869)
 Collection on
  notes
  receivable......           626,959             0           626,959            0            0               0       626,959
 Decrease in
  restricted
  cash............                 0             0                 0            0            0               0             0
 Increase in
  intangibles and
  other assets....        (3,198,326)            0        (3,198,326)           0            0               0    (3,198,326)
 Investment in
  certificates of
  deposit.........                 0             0                 0            0            0               0             0
 Other............                 0             0                 0            0            0               0             0
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
 Net cash provided
  by (used in)
  investing
  activities......      (238,086,231)  121,715,562      (116,370,669)      22,157      (20,873)        182,607  (116,186,778)
Cash Flows from
 Financing
 Activities:
 Subscriptions
  received from
  stockholders....           210,736             0           210,736            0       20,570               0       231,306
 Contributions
  from limited
  partners........                 0             0                 0            0            0               0             0
 Contributions
  from holder of
  minority
  interest........           366,289             0           366,289            0            0               0       366,289
 Reimbursement of
  acquisition and
  stock issuance
  costs paid by
  related parties
  on behalf of the
  entity..........        (1,258,062)            0        (1,258,062)           0            0               0    (1,258,062)
 Payment of stock
  issuance costs..          (735,785)            0          (735,785)           0            0               0      (735,785)
 Proceeds from
  borrowing on
  line of
  credit/notes
  payable.........       151,437,245             0       151,437,245            0            0      94,272,038   245,709,283
 Payment on line
  of credit/notes
  payable.........       (12,580,289)            0       (12,580,289)           0       (4,808)    (14,428,254)  (27,013,351)
 Retirement of
  shares of common
  stock...........                 0             0                 0            0            0               0             0
 Distributions to
  holders of
  minority
  interest........           (21,105)            0           (21,105)           0            0               0       (21,105)
 Distributions to
  stockholders/limited
  partners........       (28,476,150)            0       (28,476,150)    (119,808)           0               0   (28,595,958)
 Other............        (3,548,744)            0        (3,548,744)           0            0        (181,146)   (3,729,890)
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
 Net cash provided
  by (used in)
  financing
  activities......       105,394,135             0       105,394,135     (119,808)      15,762      79,662,638   184,952,727
Net increase
 (decrease) in
 cash.............      (104,435,804)  124,772,182        20,336,378     (380,013)    (323,537)       (758,561)   18,874,267
Cash at beginning
 of year..........       123,199,837   (98,763,763)       24,436,074      713,308      962,573       2,526,078    28,638,033
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
Cash at end of
 year.............     $  18,764,033  $ 26,008,419     $  44,772,452  $   333,295    $ 639,036    $  1,767,517  $ 47,512,300
                       =============  ============     =============  ===========    =========    ============  ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.

                     For the Six Months Ended June 30, 1999

                                                         Historical
                           Combining                         CNL
                           Pro Forma                     Income Fund   Pro Forma        Adjusted
                          Adjustments     Combined APF    VIII Ltd.   Adjustments       Pro Forma
                          -----------     -------------  -----------  -----------     -------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $(4,782,522)(a) $  22,315,608  $ 1,333,530  $   (15,014)(a) $  23,634,124
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
 Depreciation...........            0         4,774,655      150,094       92,181 (b)     5,016,930
 Amortization expense...    1,071,519 (c)     1,981,272            0            0         1,981,272
 Minority interest in
  income of consolidated
  joint venture.........            0            17,610        6,685            0            24,295
 Equity in earnings of
  joint ventures, net of
  distributions.........            0            25,120       33,660       28,666 (d)        87,446
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases................            0           201,843            0            0           201,843
 Provision for loss on
  land, buildings, and
  direct financing
  leases................            0           444,047            0            0           444,047
 Gain on
  securitization........            0                 0            0            0                 0
 Net cash proceeds from
  securitization of
  notes receivable......            0                 0            0            0                 0
 Decrease (increase) in
  other receivables.....            0        (2,201,960)      81,541            0        (2,120,419)
 Increase in accrued
  interest income
  included in notes
  receivable............            0                 0            0            0                 0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............            0          (183,569)           0            0          (183,569)
 Investment in notes
  receivable............            0       (88,701,265)           0            0       (88,701,265)
 Collections on notes
  receivable............            0         9,662,971            0            0         9,662,971
 Increase in restricted
  cash..................            0        (2,031,259)           0            0        (2,031,259)
 Decrease in due from
  related party.........            0          (111,832)           0            0          (111,832)
 Decrease (increase) in
  prepaid expenses......            0          (320,425)     (10,467)           0          (330,892)
 Decrease in net
  investment in direct
  financing leases......            0           721,624       80,922            0           802,546
 Increase in accrued
  rental income.........            0        (1,915,785)     (49,166)           0        (1,964,951)
 Decrease (increase) in
  intangibles and other
  assets................            0           (88,794)           0            0           (88,794)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....            0          (663,478)      85,342            0          (578,136)
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..            0           585,727        6,702            0           592,429
 Decrease in accrued
  interest..............            0           (57,986)           0            0           (57,986)
 Increase in rents paid
  in advance and
  deposits..............            0           666,719       (1,399)           0           665,320
 Increase (decrease) in
  deferred rental
  income................            0         1,276,472            0            0         1,276,472
                          -----------     -------------  -----------  -----------     -------------
 Total adjustments......    1,071,519       (75,918,293)     383,914      120,847       (75,413,532)
                          -----------     -------------  -----------  -----------     -------------
 Net cash provided by
  (used in) operating
  activities............   (3,711,003)      (53,602,685)   1,717,444      105,833       (51,779,408)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............            0         3,696,064            0            0         3,696,064
 Additions to land and
  buildings on operating
  leases................    4,452,252 (e)   (44,006,783)           0                    (44,006,783)
 Investment in direct
  financing leases......            0       (44,186,644)           0            0       (44,186,644)
 Investment in joint
  venture...............            0          (117,663)           0            0          (117,663)
 Aqcuisition of
  businesses............            0                 0            0            0                 0
 Purchase of other
  investments...........            0                 0            0            0                 0
 Net loss in market
  value from investments
  in trading
  securities............            0                 0            0            0                 0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....            0           182,607            0            0           182,607
 Investment in mortgage
  notes receivable......            0        (2,596,244)           0            0        (2,596,244)
 Collections on mortgage
  note receivable.......            0           224,373      301,803            0           526,176
 Investment in notes
  receivable............            0       (22,358,869)           0            0       (22,358,869)
 Collection on notes
  receivable............            0           626,959            0            0           626,959
 Decrease in restricted
  cash..................            0                 0            0            0                 0
 Increase in intangibles
  and other assets......            0        (3,198,326)           0            0        (3,198,326)
 Investment in
  certificates of
  deposit...............            0                 0            0            0                 0
 Other..................            0                 0            0            0                 0
                          -----------     -------------  -----------  -----------     -------------
 Net cash provided by
  (used in) investing
  activities............    4,452,252      (111,734,526)     301,803            0      (111,432,723)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....            0           231,306            0            0           231,306
 Contributions from
  limited partners......            0                 0            0            0                 0
 Contributions from
  holder of minority
  interest..............            0           366,289            0            0           366,289
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..            0        (1,258,062)           0            0        (1,258,062)
 Payment of stock
  issuance costs........            0          (735,785)           0            0          (735,785)
 Proceeds from borrowing
  on line of
  credit/notes payable..            0       245,709,283            0            0       245,709,283
 Payment on line of
  credit/notes payable..            0       (27,013,351)           0            0       (27,013,351)
 Retirement of shares of
  common stock..........            0                 0            0            0                 0
 Distributions to
  holders of minority
  interest..............            0           (21,105)      (6,645)           0           (27,750)
 Distributions to
  stockholders/limited
  partners..............            0       (28,595,958)  (1,925,002)           0       (30,520,960)
 Other..................            0        (3,729,890)           0            0        (3,729,890)
                          -----------     -------------  -----------  -----------     -------------
 Net cash provided by
  (used in) financing
  activities............            0       184,952,727   (1,931,647)           0       183,021,080
Net increase (decrease)
 in cash................      741,249        19,615,516       87,600      105,833        19,808,949
Cash at beginning of
 year...................   (1,704,060)       26,933,973    1,809,258   (3,173,970)       25,569,261
                          -----------     -------------  -----------  -----------     -------------
Cash at end of year.....  $  (962,811)    $  46,549,489  $ 1,896,858  $(3,068,137)    $  45,378,210
                          ===========     =============  ===========  ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.

                      For the Year Ended December 31, 1998

                                        Property                                      Historical    Historical
                                       Acquisition                                       CNL            CNL
                        Historical      Pro Forma                      Historical     Financial      Financial
                            APF        Adjustments        Subtotal       Advisor    Services, Inc.     Corp.        Subtotal
                       -------------  -------------     -------------  -----------  -------------- -------------  -------------
Cash Flows from
 Operating
 Activities:
Net
 Income(loss)....      $  32,152,408  $  16,704,852 (a) $  48,857,260  $10,656,379    $ (468,133)  $     427,134  $  59,472,640
Adjustments to
 reconcile net
 income (loss) to
 net cash
 provided by
 (used in)
 operating
 activities:
 Depreciation....          4,042,290      6,246,947 (b)    10,289,237      119,923        79,234               0     10,488,394
 Amortization
  expense........             11,808              0            11,808       56,003             0       2,246,273      2,314,084
 Minority
  interest in
  income of
  consolidated
  joint venture..             30,156              0            30,156            0             0               0         30,156
 Equity in
  earnings of
  joint ventures,
  net of
  distributions..            (15,440)             0           (15,440)           0             0               0        (15,440)
 Loss (gain) on
  sale of land,
  building, net
  investment in
  direct
  financing
  leases.........                  0              0                 0            0             0               0              0
 Provision for
  loss on land,
  buildings, and
  direct
  financing
  leases/provision
  for deferred
  taxes..........            611,534              0           611,534            0             0         398,042      1,009,576
 Gain on
  securitization..                 0              0                 0            0             0      (3,356,538)    (3,356,538)
 Net cash
  proceeds from
  securitization
  of notes
  receivable.....                  0              0                 0            0             0     265,871,668    265,871,668
 Decrease
  (increase) in
  other
  receivables....            899,572              0           899,572   (3,896,090)            0         453,105     (2,543,413)
 Increase in
  accrued
  interest income
  included in
  notes
  receivable.....                  0              0                 0            0             0        (170,492)      (170,492)
 Increase in
  accrued
  interest on
  mortgage note
  receivable.....                  0              0                 0            0             0               0              0
 Investment in
  notes
  receivable.....                  0              0                 0            0             0    (288,590,674)  (288,590,674)
 Collections on
  notes
  receivable.....                  0              0                 0            0             0      23,539,641     23,539,641
 Decrease in
  restricted
  cash...........                  0              0                 0            0             0       2,504,091      2,504,091
 Decrease
  (increase) in
  due from
  related party..                  0              0                 0            0        89,839      (1,043,527)      (953,688)
 Increase in
  prepaid
  expenses.......                  0              0                 0            0         7,246               0          7,246
 Decrease in net
  investment in
  direct
  financing
  leases.........          1,971,634              0         1,971,634            0             0               0      1,971,634
 Increase in
  accrued rental
  income.........         (2,187,652)             0        (2,187,652)           0             0               0     (2,187,652)
 Increase in
  intangibles and
  other assets...            (29,477)             0           (29,477)     (44,716)      (20,635)        (59,523)      (154,351)
 Increase
  (decrease) in
  accounts
  payable,
  accrued
  expenses and
  other
  liabilities....            467,972              0           467,972      156,317       325,898        (103,507)       846,680
 Increase in due
  to related
  parties,
  excluding
  reimbursement
  of acquisition,
  and stock
  issuance costs
  paid on behalf
  of the entity..             31,255              0            31,255            0      (164,619)              0       (133,364)
 Increase in
  accrued
  interest.......                  0              0                 0            0             0         (77,968)       (77,968)
 Increase in
  rents paid in
  advance and
  deposits.......            436,843              0           436,843            0             0               0        436,843
 Decrease in
  deferred rental
  income.........            693,372              0           693,372            0             0               0        693,372
                       -------------  -------------     -------------  -----------    ----------   -------------  -------------
 Total
  adjustments....          6,963,867      6,246,947        13,210,814   (3,608,563)      316,963       1,610,591     11,529,805
                       -------------  -------------     -------------  -----------    ----------   -------------  -------------
 Net cash
  provided by
  (used in)
  operating
  activities.....         39,116,275     22,951,799        62,068,074    7,047,816      (151,170)      2,037,725     71,002,445
Cash Flows from
 Investing
 Activities:
 Proceeds from
  sale of land,
  buildings,
  direct
  financing
  leases, and
  equipment......          2,385,941              0         2,385,941            0             0               0      2,385,941
 Additions to
  land and
  buildings on
  operating
  leases.........       (200,101,667)    (3,369,856)(e)  (325,187,085)    (381,671)     (236,372)              0   (325,805,128)
                                       (121,715,562)(i)
 Investment in
  direct
  financing
  leases.........        (47,115,435)             0       (47,115,435)           0             0               0    (47,115,435)
 Investment in
  joint venture..           (974,696)             0          (974,696)           0             0               0       (974,696)
 Acquisition of
  businesses.....                  0              0                 0            0             0               0              0

 Purchase of
  other
  investments....        (16,083,055)             0       (16,083,055)           0             0               0    (16,083,055)
 Net loss in
  market value
  from
  investments in
  trading
  securities.....                  0              0                 0            0             0         295,514        295,514
 Proceeds from
  retained
  interest and
  securities,
  excluding
  investment
  income.........                  0              0                 0            0             0         212,821        212,821
 Investment in
  mortgage notes
  receivable.....         (2,886,648)             0        (2,886,648)           0             0               0     (2,886,648)
 Collections on
  mortgage note
  receivable.....            291,990              0           291,990            0             0               0        291,990
 Investment in
  equipment notes
  receivable.....         (7,837,750)             0        (7,837,750)           0             0               0     (7,837,750)
 Collections on
  equipment notes
  receivable.....          1,263,633              0         1,263,633    1,783,240             0               0      3,046,873
 Decrease in
  restricted
  cash...........                  0              0                 0            0             0               0              0
 Increase in
  intangibles and
  other assets...         (6,281,069)             0        (6,281,069)           0             0               0     (6,281,069)
 Other...........                  0              0                 0      200,000             0               0        200,000
                       -------------  -------------     -------------  -----------    ----------   -------------  -------------
 Net cash
  provided by
  (used in)
  investing
  activities.....       (277,338,756)  (125,085,418)     (402,424,174)   1,601,569      (236,372)        508,335   (400,550,642)
Cash Flows from
 Financing
 Activities:
 Subscriptions
  received from
  stockholders...        385,523,966              0       385,523,966      966,115        51,830          50,100    386,592,011
 Contributions
  from limited
  partners.......                  0              0                 0            0             0               0              0
 Reimbursement of
  acquisition and
  stock issuance
  costs paid by
  related parties
  on behalf of
  the entity.....         (4,574,925)             0        (4,574,925)           0             0               0     (4,574,925)
 Payment of stock
  issuance
  costs..........        (34,579,650)             0       (34,579,650)           0             0               0    (34,579,650)
 Proceeds from
  borrowing on
  line of
  credit/notes
  payable........          7,692,040      3,369,856 (e)    11,061,896      198,296             0     413,555,624    424,815,816
 Payment on line
  of credit/notes
  payable........             (8,039)             0            (8,039)           0             0    (411,805,787)  (411,813,826)
 Retirement of
  shares of
  common stock...           (639,528)             0          (639,528)           0             0               0       (639,528)
 Distributions to
  holders of
  minority
  interest.......            (34,073)             0           (34,073)           0             0               0        (34,073)
 Distributions to
  stockholders/limited
  partners.......        (39,449,149)             0       (39,449,149)  (9,364,488)            0               0    (48,813,637)
 Other...........            (95,101)             0           (95,101)           0            24      (2,500,011)    (2,595,088)
                       -------------  -------------     -------------  -----------    ----------   -------------  -------------
 Net cash
  provided by
  (used in)
  financing
  activities.....        313,835,541      3,369,856       317,205,397   (8,200,077)       51,854        (700,074)   308,357,100
Net increase
 (decrease) in
 cash............         75,613,060    (98,763,763)      (23,150,703)     449,308      (335,688)      1,845,986    (21,191,097)
Cash at beginning
 of year.........         47,586,777              0        47,586,777      264,000     1,298,261         680,092     49,829,130
                       -------------  -------------     -------------  -----------    ----------   -------------  -------------
Cash at end of
 year............      $ 123,199,837  $ (98,763,763)    $  24,436,074  $   713,308    $  962,573   $   2,526,078  $  28,638,033
                       =============  =============     =============  ===========    ==========   =============  =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.

                      For the Year Ended December 31, 1998

                                                          Historical
                           Combining                      CNL Income
                           Pro Forma         Combined        Funds      Pro Forma        Adjusted
                          Adjustments           APF       VIII, Ltd.   Adjustments       Pro Forma
                          ------------     -------------  -----------  -----------     -------------
Cash Flows from
 Operating Activities:
Net Income(loss)........  $(16,350,279)(a) $  43,122,361  $ 3,288,912  $   (27,969)(a) $  46,383,304
Adjustments to reconcile
 net income (loss) to
 net cash provided
 by(used in) operating
 activities:
 Depreciation...........      (340,898)(b)    10,147,496      246,976      184,361 (b)    10,578,833
 Amortization expense...     2,143,037 (c)     4,457,121            0            0         4,457,121
 Minority interest in
  income of consolidated
  joint venture.........             0            30,156       13,518            0            43,674
 Equity in earnings of
  joint ventures, net of
  distributions.........             0           (15,440)      67,922       57,332 (d)       109,814
 Loss(gain) on sale of
  land, building, net
  investment in direct
  financing leases......             0                 0     (108,176)           0          (108,176)
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes........             0         1,009,576            0            0         1,009,576
 Gain on
  securitization........             0        (3,356,538)           0            0        (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable......             0       265,871,668            0            0       265,871,668
 Decrease(increase) in
  other receivables.....             0        (2,543,413)     (32,504)           0        (2,575,917)
 Increase in accrued
  interest income
  included in notes
  receivable............             0          (170,492)           0            0          (170,492)
 Increase in accrued
  interest on mortgage
  note receivable.......             0                 0            0            0                 0
 Investment in notes
  receivable............             0      (288,590,674)           0            0      (288,590,674)
 Collections on notes
  receivable............             0        23,539,641            0            0        23,539,641
 Decrease in restricted
  cash..................             0         2,504,091            0            0         2,504,091
 Decrease(increase) in
  due from related
  party.................             0          (953,688)           0            0          (953,688)
 Increase in prepaid
  expenses..............             0             7,246          398            0             7,644
 Decrease in net
  investment in direct
  financing leases......             0         1,971,634      177,947            0         2,149,581
 Increase in accrued
  rental income.........             0        (2,187,652)    (116,089)           0        (2,303,741)
 Increase in intangibles
  and other assets......             0          (154,351)           0            0          (154,351)
 Increase(decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....             0           846,680         (722)           0           845,958
 Increase in due to
  related parties,
  excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..             0          (133,364)      15,617            0          (117,747)
 Increase in accrued
  interest..............             0           (77,968)           0            0           (77,968)
 Increase in rents paid
  in advance and
  deposits..............             0           436,843        8,793            0           445,636
 Decrease in deferred
  rental income.........             0           693,372            0            0           693,372
                          ------------     -------------  -----------  -----------     -------------
 Total adjustments......     1,802,139        13,331,944      273,680      241,693        13,847,317
                          ------------     -------------  -----------  -----------     -------------
 Net cash provided by
  (used in) operating
  activities............   (14,548,140)       56,454,305    3,562,592      213,724        60,230,621
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............             0         2,385,941      116,397            0         2,502,338
 Additions to land and
  buildings on operating
  leases................    21,794,386 (h)  (304,010,742)           0            0      (304,010,742)
 Investment in direct
  financing leases......             0       (47,115,435)           0            0       (47,115,435)
 Investment in joint
  venture...............             0          (974,696)           0            0          (974,696)
 Acquisition of
  businesses............    (8,950,306)(f)    (8,950,306)           0   (2,941,694)(g)   (12,338,000)
                                                                          (446,000)(g)
 Purchase of other
  investments...........             0       (16,083,055)           0            0       (16,083,055)
 Net loss in market
  value from investments
  in trading
  securities............             0           295,514            0            0           295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....             0           212,821            0            0           212,821
 Investment in mortgage
  notes receivable......             0        (2,886,648)           0            0        (2,886,648)
 Collections on mortgage
  note receivable.......             0           291,990       41,292            0           333,282
 Investment in equipment
  notes receivable......             0        (7,837,750)           0            0        (7,837,750)
 Collections on
  equipment notes
  receivable............             0         3,046,873            0            0         3,046,873
 Decrease in restricted
  cash..................             0                 0            0            0                 0
 Increase in intangibles
  and other assets......             0        (6,281,069)           0            0        (6,281,069)
 Other..................             0           200,000           36            0           200,036
                          ------------     -------------  -----------  -----------     -------------
 Net cash provided
  by(used in) investing
  activities............    12,844,080      (387,706,562)     157,725   (3,387,694)     (390,936,531)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....             0       386,592,011            0            0       386,592,011
 Contributions from
  limited partners......             0                 0            0            0                 0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..             0        (4,574,925)           0            0        (4,574,925)
 Payment of stock
  issuance costs........             0       (34,579,650)           0            0       (34,579,650)
 Proceeds from borrowing
  on line of
  credit/notes payable..             0       424,815,816            0            0       424,815,816
 Payment on line of
  credit/notes payable..             0      (411,813,826)           0            0      (411,813,826)
 Retirement of shares of
  common stock..........             0          (639,528)           0            0          (639,528)
 Distributions to
  holders of minority
  interest..............             0           (34,073)     (13,292)           0           (47,365)
 Distributions to
  stockholders/limited
  partners..............             0       (48,813,637)  (3,500,003)           0       (52,313,640)
 Other..................             0        (2,595,088)           0            0        (2,595,088)
                          ------------     -------------  -----------  -----------     -------------
 Net cash provided by
  (used in) financing
  activities............             0       308,357,100   (3,513,295)           0       304,843,805
Net increase(decrease)
 in cash................    (1,704,060)      (22,895,157)     207,022   (3,173,970)      (25,862,105)
Cash at beginning of
 year...................             0        49,829,130    1,602,236            0     $  51,431,366
                          ------------     -------------  -----------  -----------     -------------
Cash at end of year.....  $ (1,704,060)    $  26,933,973  $ 1,809,258  $(3,173,970)    $  25,569,261
                          ============     =============  ===========  ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                         PRO FORMA FINANCIAL STATEMENTS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.

1. Basis of Presentation

   The Pro Forma Balance Sheet as of June 30, 1999 reflects the transactions of the acquisition of the Advisor and CNL Restaurant Financial Services Group as set forth in this consent solicitation. The Pro Forma Statements of Earnings for the six months ended June 30, 1999, and for the year ended December 31, 1998, have been prepared to reflect (a) the issuance of additional shares and the property acquisitions completed from January 1, 1998 through July 31, 1999 and (b) the acquisition of the Advisor and CNL Restaurant Financial Services Group and the Acquisition of the Income Fund. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF and the historical combined financial information of the Advisor, CNL Restaurant Financial Services Group and the Income Fund and should be read in conjunction with the selected historical financial data and accompanying notes of APF, the Advisor the CNL Restaurant Financial Services Group and the Income Fund. The Pro Forma Balance Sheet was prepared as if the transactions described above occurred on June 30, 1999. The Pro Forma Statements of Earnings were prepared as if the transactions described above occurred as of January 1, 1998. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the transactions described above had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all material adjustments necessary to reflect the recurring effects of the transactions described above have been made.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partner elected the note option. This assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   The Pro Forma Balance Sheet and Pro Forma Statements of Earnings assume the issuance of the APF Shares relating to the purchase of the Advisor and the CNL Restaurant Financial Services Group without regard to a provision that provides for 1,000,000 APF Shares to be placed in escrow pending achievement of certain levels of property acquisition and/or mortgage loan origination. This presentation was selected in order to present both the most dilutive results as well as what management believes is the most likely result based on current information.

2. Method of Accounting

   The acquisition of the CNL Restaurant Financial Services Group and the Income Fund will be accounted for under the purchase accounting method. APF will recognize goodwill to the extent that the purchase price paid exceeds the fair value of the net tangible assets acquired. As for the acquisition of the Advisor from a related party, APF will expense the costs incurred in acquiring the Advisor to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. The excess purchase price will be recorded as an expense on APF's consolidated statements of earnings.

   All significant intercompany balances and transactions between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund have been eliminated in the pro forma financial statements.

3. Reverse Stock Split

   In May 1999, the stockholders of APF approved a proposal for a one-for-two reverse stock split at the annual stockholder meeting. All information relating to shares outstanding and per share information has been restated for all periods presented.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.


4. Adjustments to Pro Forma Balance Sheet

   The following describes the pro forma adjustments to the Pro Forma Balance Sheet as of March 31, 1999, as if the Acquisition was consummated on such date. For purposes of the pro forma financial statements, it is assumed that at a special meeting of stockholders for APF, the stockholders of APF approved a proposal for an amendment to its Articles of Incorporation to increase the number of authorized shares to an amount necessary to enable APF to issue the shares for the Acquisition.

  (A) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (B) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                               CNL
                                            Financial
                                            Services
                                 Advisor      Group        Funds        Total
                               ----------- -----------  -----------  ------------
     Fair Value of Considera-
      tion Received..........  $81,530,270 $50,420,036  $39,843,631  $171,793,937
                               =========== ===========  ===========  ============
     Share Consideration.....  $76,000,000 $47,000,000  $36,455,937  $159,455,937
     Cash Consideration......          --          --       446,000       446,000
     APF Transaction Costs...    5,530,270   3,420,036    2,941,694    11,892,000
                               ----------- -----------  -----------  ------------
     Total Purchase Price....  $81,530,270 $50,420,036  $39,843,631  $171,793,937
                               =========== ===========  ===========  ============
     Allocation of Purchase
      Price:
     Net Assets--Historical..  $ 8,330,475 $10,135,087  $30,413,835  $ 48,879,397
     Purchase Price Adjust-
      ments:
       Land and buildings on
        operating leases.....           --          --    8,012,333     8,012,333
       Net investment in
        direct financing
        leases...............           --          --    2,044,329     2,044,329
       Investment in joint
        ventures.............           --          --    1,416,815     1,416,815
       Accrued rental
        income...............           --          --   (1,976,584)   (1,976,584)
       Intangibles and other
        assets...............           --  (2,575,792)     (67,097)   (2,642,889)
       Goodwill*.............           --  42,860,741          --     42,860,741
       Excess purchase
        price................   73,199,795         --           --     73,199,795
                               ----------- -----------  -----------  ------------
         Total Allocation....  $81,530,270 $50,420,036  $39,843,631  $171,793,937
                               =========== ===========  ===========  ============

    --------
    * Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.

    The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisition of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,199,795 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations". Goodwill of $42,860,741 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

     1. Common Stock (CFA, CFS, CFC)--Class A..........      8,600
       Common Stock (CFA, CFS, CFC)--Class B...........      4,825
       Additional Paid-in Capital (CFA, CFS, CFC)...... 12,568,974
       Retained Earnings...............................  5,883,163
       Accumulated distributions in excess of
              earnings................................. 73,199,795
       Goodwill for CFC/CFS (Intangibles and other
              assets).................................. 42,860,741
         CFC/CFS Organizational Costs/Other Assets.....              2,575,792
         Cash to pay APF transaction costs.............              8,950,306
         APF Common Stock..............................                 61,500
         APF Capital in Excess of Par Value............            122,938,500
       (To record acquisition of CFA, CFS and CFC)

     2.Partners Capital................................ 30,413,835
       Land and buildings on operating leases..........  8,012,333
       Net investment in direct financing leases.......  2,044,329
       Investment in joint ventures....................  1,416,815
         Accrued rental income.........................              1,976,584
         Intangibles and other assets..................                 67,097
         Cash to pay APF Transaction costs.............              2,941,694
         Cash consideration to Income Funds............                446,000
         APF Common Stock..............................                 19,990
         APF Capital in Excess of Par Value............             36,435,947
       (To record acquisition of Income Fund)

  (C) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

  (D) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

  (E) Represents the elimination by the Income Fund of $81,968 in related party payables recorded as receivables by the Advisor.

5.Adjustments to Pro Forma Statements of Earnings

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1999.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.


    (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
          Fund:

      Origination fees from affiliates.............................   $(689,425)
      Secured equipment lease fees.................................     (67,967)
      Advisory fees................................................    (126,788)
      Reimbursement of administrative costs........................    (382,728)
      Acquisition fees.............................................  (4,452,252)
      Underwriting fees............................................     (54,248)
      Administrative, executive and guarantee fees.................    (532,389)
      Servicing fees............................................... (572,728)
      Development fees.............................................     (38,853)
      Management fees..............................................  (1,681,870)
                                                                    -----------
        Total...................................................... $(8,599,248)
                                                                    ===========

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

      Interest income.................................................. $144,014

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

      General and administrative costs.............................. $(774,311)

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.

    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

      Management fees............................................. $(1,681,870)
      Administrative executive and guarantee fees.................    (532,389)
      Servicing fees..............................................    (572,728)
      Advisory fees...............................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

    (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

      Amortization of goodwill...................................... $1,071,519

    (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $88,997 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k)   Represents the elimination of fees between the Advisor and the Income
          Fund:

      Management fees................................................ $      0
      Reimbursement of administrative costs..........................  (27,894)
                                                                      --------
                                                                      $(27,894)
                                                                      ========

    (l) Represents the elimination of $27,894 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $24,600 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $7,764 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.


    (p) Represents an increase in depreciation expense of $92,181 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $28,666 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents rental and earned income of $22,951,799 and depreciation expense of $6,246,947 as if properties that had been operational when they were acquired by APF from January 1, 1998 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

       Origination fees from affiliates.......................... $ (1,773,406)
       Secured equipment lease fees..............................      (54,998)
       Advisory fees.............................................     (305,030)
       Reimbursement of administrative costs.....................     (408,762)
       Acquisition fees..........................................  (21,794,386)
       Underwriting fees.........................................     (388,491)
       Administrative, executive and guarantee fees..............   (1,233,043)
       Servicing fees............................................   (1,570,331)
       Development fees..........................................     (229,153)
       Management fees...........................................   (1,851,004)
                                                                  ------------
         Total................................................... $(29,608,604)
                                                                  ============

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.

         presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the year ended December 31, 1998 of $3,107,164 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(II)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

      Interest income.................................................. $207,144

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

      General and administrative costs............................ $(4,241,719)

    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,851,004)
       Administrative executive and guarantee fees................  (1,233,043)
       Servicing fees.............................................  (1,269,357)
       Advisory fees..............................................    (305,030)
                                                                   -----------
                                                                   $(4,658,434)
                                                                   ===========

    (g) Represents the elimination of $2,161,897 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

      Amortization of goodwill...................................... $2,143,037

    (i) Represents the elimination of $6,898,434 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $177,993 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.


    (k)   Represents the elimination of fees between the Advisor and the Income
          Fund:

       Management fees............................................... $      0
       Reimbursement of administrative costs.........................  (30,172)
                                                                      --------
                                                                      $(30,172)
                                                                      ========

    (l) Represents the elimination of $30,172 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $48,160 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $12,429 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1998 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $184,361 as a result of adjusting the historical basis of the real estate owned indirectly by the Income Fund through joint venture or tenancy in common arrangements with affiliates or unrelated third parties, to fair value as a result by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $57,332 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Represents the decrease in depreciation expense of $340,898 as a result of eliminating acquisition fees (see 4(II)(b)) between APF and the Advisor which on a historical basis were capitalized as part of the basis of the building.

    (s) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund VIII, Ltd.


6. Adjustments to Pro Forma Statement of Cash Flows

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

    (a)   Represents pro forma adjustments to net income.

    (b)   Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

    (d)   Represents adjustment of equity in earnings to net income.

    (e) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (f) Represents the reversal of historical cash used for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.


  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a)   Represents pro forma adjustments to net income.

    (b)   Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

    (d)   Represents adjustment of equity in earnings to net income.

    (e) Represents amounts borrowed under APF's credit facility from July 1, 1999 through July 31, 1999 to acquire properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

    (f) Represents the use of cash by APF to pay the transaction costs allocated to the acquisition of the Advisor and Restaurant Financial Group.

    (g) Represents the use of cash i) to pay for the cash consideration proposed in the offer to acquire the Income Fund and ii) to pay the transaction costs allocated to the acquisition of the Income Fund.

    (h) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (i) Represents the adjustment for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF as if these properties had been acquired on January 1, 1998.

    Non Cash Investing Activities:

    On January 1, 1998, APF issued shares of its common stock to acquire the Advisor, CNL Restaurant Financial Services Group and the Income Fund, as described in 4(A) and 4(B).

                                                                     Appendix A

             [LETTERHEAD OF LEGG MASON WOOD WALKER, INCORPORATED]

                                March 10, 1999

James M. Seneff, Jr.
Robert A. Bourne
CNL Realty Corporation
as General Partners of
CNL Income Fund VIII, Ltd.
400 East South Street
Orlando, FL 32801-2878

              Re: CNL Income Fund VIII, Ltd. (the "Partnership")

Gentlemen:

   You have requested our opinion as investment bankers (a) as to the fairness, from a financial point of view, to the Partnership and its limited partners of the shares of common stock (the "Common Stock") of CNL American Properties Fund, Inc. (the "Acquiror") offered to them in the Merger (as defined below), (b) as to the fairness, from a financial point of view, of the aggregate Common Stock offered to the CNL Income Funds (as defined below) in the Merger Transactions (as defined below) and (c) as to the fairness, from a financial point of view, of the method of allocating the aggregate shares of Common Stock among the CNL Income Funds in the Merger Transactions. Under the terms of an agreement and plan of merger (the "Merger Agreement"), dated March 11, 1999, between the Partnership and the Acquiror, the Partnership will merge with and into a wholly owned subsidiary of the Acquiror and the partners of the Partnership will be offered shares of Common Stock as determined pursuant to the Merger Agreement (the "Share Consideration"); such transaction is hereafter referred to as the "Merger."

   The Partnership is one of sixteen Florida limited partnerships (the "CNL Income Funds") served by Messrs. Seneff, Bourne and CNL Realty Corporation as general partners (the "General Partners"). Each CNL Income Fund has executed a merger agreement with the Acquiror on terms similar to the Merger Agreement. The transactions to occur under such merger agreements are referred to as the "Merger Transactions."

   In connection with our opinion, we have, among other things:

     (i) reviewed the Merger Agreement and the merger agreements for each of the Merger Transactions;

     (ii) reviewed the Registration Statement on Form S-4 with respect to the Merger Transactions as filed on March 12, 1999;

     (iii) reviewed the financial statements and the related filings of the Partnership and the other CNL Income Funds on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (iv) reviewed the financial statements and the related filings of the Acquiror on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (v) reviewed certain internal information concerning the business and operations of the Partnership and the other CNL Income Funds furnished to us by the General Partners, including a draft of the Partnership's and the other CNL Income Funds' Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vi) reviewed certain internal information concerning the business and operations of the Acquiror furnished to us by management of the Acquiror, including a draft of the Acquiror's Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vii) reviewed certain financial data and operating statistics relating to the Partnership, the other CNL Income Funds and the Acquiror provided by the General Partners and the Acquiror and compared them with similar information of selected public companies that we deemed relevant to our inquiry;

     (viii) reviewed the appraisal (the "Appraisal") of the properties of the Partnership and the other CNL Income Funds prepared by Valuation Associates and dated January 6, 1999;

     (ix) held meetings and discussions with certain directors, officers and employees of the General Partners and the Acquiror concerning the operations, financial condition and future prospects of the Partnership, the other CNL Income Funds and the Acquiror; and

     (x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

   In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by or on behalf of the Partnership, the other CNL Income Funds and the Acquiror. We have further relied upon the assurances of the General Partners that they are unaware of any factors that would materially alter the conclusions made in Legg Mason's fairness opinion, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. Legg Mason assumed that the financial forecasts (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the General Partners and the Acquiror as to the future performance of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason also assumed, with the consent of the General Partners, that any material liabilities (contingent or otherwise, known or unknown) of the Partnership, the other CNL Income Funds and the Acquiror are as set forth in the financial statements of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason also assumed with the consent of the General Partners that the table prepared by or for the General Partners of the allocation of Share Consideration among the General Partners and the limited partners of the Partnership has been prepared in accordance with and complies with the terms and conditions of the partnership agreement of the Partnership. Legg Mason also assumed that the Appraisal was reasonably prepared by and reflected the good faith judgments of Valuation Associates and Legg Mason does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership, the other CNL Income Funds or the Acquiror. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof.

   We have acted as financial advisor to the General Partners and will receive a fee for our services. It is understood that this letter is for the information of the General Partners in their evaluation of the Merger Transactions and our opinion does not constitute a recommendation to the General Partners or any limited partner of the Partnership or any of the other CNL Income Funds as to how such partner should vote on the Merger or the Merger Transactions, as the case may be, or as to whether such partner should elect to receive the Share Consideration or cash and promissory notes of the Acquiror. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets. Additionally, our opinion does not compare the relative merits of the Merger and the Merger Transactions with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Merger and the Merger Transactions.

   It should be noted that in rendering this opinion with respect to the fairness, from a financial point of view, of (i) the Share Consideration to be offered with respect to the Partnership, (ii) the aggregate Common

Stock offered with respect to the CNL Income Funds and (iii) the method of allocating the shares of Common Stock of the Acquiror among the CNL Income Funds, Legg Mason has neither addressed, nor are we rendering any opinion with respect to, any other aspect of the Merger Transactions, including (a) the value or fairness of the cash and promissory notes option, (b) the prices at which the shares of Common Stock may trade following the Merger Transactions or the trading value of the shares to be offered compared with the current fair market value of the portfolios or other assets of the Partnership and the other CNL Income Funds if liquidated in real estate markets, (c) the tax effect of any aspect of the Merger Transactions, (d) the fairness of the amounts or allocation of the costs of the Merger Transactions or the amounts of such costs allocated to the limited partners or, (e) any other matters with respect to any specific individual partner or class of partners of the Partnership or the other CNL Income Funds.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Share Consideration offered to the Partnership and its limited partners in the Merger, the aggregate shares of Common Stock offered by the Acquiror with respect to the CNL Income Funds in the Merger Transactions and the method of allocating the shares of Common Stock among the CNL Income Funds in the Merger Transactions are fair from a financial point of view.

                                          Very truly yours,

                                          /s/ Legg Mason Wood Walker,
                                           Incorporated
                                          -------------------------------------
                                          Legg Mason Wood Walker, Incorporated

                                          October 27, 1999       Appendix B

CNL Income Fund VIII, Ltd.
c/o James M. Seneff, Jr.
400 East South Street, Suite 500
Orlando, Florida 32801

  Re: Agreement and Plan of Merger dated March 11, 1999 by and among CNL
      American Properties Fund, Inc. ("APF"), CNL APF Partners, L.P. (the "Operating Partnership"), CNL APF GP Corp. (the "OP General Partner"), CNL Income Fund VIII, Ltd. (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr. and CNL Realty Corporation (together, the "General Partners"), as amended by First Amendment to Agreement and Plan of Merger dated June 4, 1999 (the agreement and plan of merger, as so amended, the "Merger Agreement")

Gentlemen:

   Under the terms of Section 2.3 of the Merger Agreement, the closing of the merger of the Fund into the Operating Partnership is to occur within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X of the Merger Agreement but in no event later than March 31, 2000.

   The parties desire to further amend the Merger Agreement to modify the provisions thereof regarding the time for Closing and for the satisfaction or waiver of the conditions set out in Article X.

   Accordingly, the parties agree that Section 2.3 of the Merger Agreement is amended to provide that the Closing shall take place by the later of thirty
(30) days after the Partners of the Fund approve the Merger Proposal in accordance with the requirements of the Merger Agreement or March 31, 2000; however, in no event later than June 30, 2000. Further, the reference to "March 31, 2000" in the lead in of Sections 10.2 and 10.3 and in clause (c) of Section
11.2 is deleted and replaced with "the Closing Date."

   Capitalized terms used but not defined in this letter have the meanings such terms are given in the Merger Agreement.

   Except as specifically amended hereby, the Merger Agreement remains unmodified and in full force and effect.

   To evidence your agreement to the foregoing amendment of the Merger Agreement, please sign and return to me a copy of this letter.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

Agreed as of the date of the above letter.

                                          CNL INCOME FUND VIII, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr.
                                          Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr., as General
                                           Partner

                                          CNL APF GP CORP.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

   THIS FIRST AMENDMENT TO AGREEMENT AND PLAN MERGER is entered into as of the 4th day of June 1999, by and among by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund VIII, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Borne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   Recitals:

   WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated March 11, 1999 by and among the Parties (the "Merger Agreement"), the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of the Merger Agreement; and

   WHEREAS, the Parties desire to amend the Merger Agreement in the manner set forth below.

                                   Agreement:

1. Amendments to Merger Agreement

   The Merger Agreement is hereby amended as follows in accordance with the provisions of Section 14.9 of the Merger Agreement:

  1.1 The definition of "Cash/Notes Option" is hereby deleted in its entirety.

  1.2 Clause (B) of Section 4.1(a)(iii)(B) is hereby deleted in its entirety and restated as follows:

    "(B) Notes in accordance with Section 4.4 below."

  1.3 Clause (i) of Section 4.2(ii) is hereby deleted in its entirety and restated as follows:

    "(ii) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund (or, if APF consummates the Reverse Split, for every $20.00 of expenses)."

  1.4 Section 4.4 is hereby deleted in its entirety and amended and restated as follows:

    "Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the note option, such limited partners shall be entitled to receive, in lieu of the Share Consideration, notes (the "Notes") in the aggregate amount equal to 97% of the value (based on the Exchange Value as defined in the Registration Statement) of the Share Consideration such Dissenting Partners would have otherwise received had such partners not elected to receive the Notes (the "Note Option"). The Notes will mature on the fifth anniversary of the Closing Date and will bear interest at a fixed rate equal to seven percent. The aggregate Share Consideration shall be reduced on a one-for-basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Note Option."

  1.5 The reference to "December 31, 1999" in the lead in of Section 10.2 is hereby deleted and replaced with March 31, 2000.

  1.6 The following subsection shall be added to Section 10.2

    "(g) The aggregate face amount of the Notes to be issued to Dissenting Limited Partners shall not have exceeded 15% of the value of the Share Consideration based on the Exchange Value."

  1.7 The reference to "December 31, 1999" in the lead in of Section 10.3 is hereby deleted and replaced with March 31, 2000.

  1.8 The reference to "December 31, 1999" in clause (c) of Section 11.2 is hereby deleted and replaced with "March 31, 2000."

2. General

  2.1 Except as specifically set forth in this First Amendment, the Merger Agreement shall remain unmodified and in full force and effect.

  2.2 This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  2.3 The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  2.4 This First Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr.
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                           Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND VIII, Ltd.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr.
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr., as General
                                           Partner

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger is entered into as of this 11th day of March, 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP Corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund VIII, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Bourne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   Recitals:

   WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA") and the Florida Revised Uniform Limited Partnership Act (the "Florida RULPA");

   WHEREAS, the Fund is one of 18 CNL Income Funds (collectively with the Fund, the "CNL Income Funds") that APF is proposing to acquire (the "Proposed Acquisitions");

   WHEREAS, the Special Committee (the "Special Committee") of the independent members of the Board of Directors of APF has received a fairness opinion (the "Fairness Opinion") from Merrill Lynch & Co. as to the fairness to APF, from a financial point of view, of the consideration to be paid in connection with the Proposed Acquisitions;

   WHEREAS, the Special Committee has recommended the Merger to the Board of Directors of APF and the Board has approved the proposal to consummate the Merger (the "Merger Proposal") and the related transactions;

   WHEREAS, Legg Mason Wood Walker Incorporated has delivered a fairness opinion (the "Fund Fairness Opinion") to the General Partners as to the fairness to the Fund and its limited partners from a financial point of view, of the APF Common Share consideration offered to the Fund and its limited partners; and

   WHEREAS, the Board of Directors of the OP General Partner has unanimously approved the Merger Proposal;

   NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  Definitions

   1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

   "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

   "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504, or any similar group defined under a similar provision of state, local or foreign law.

   "Agreement" means this Agreement, as amended from time to time.

   "APF" has the meaning set forth in the preface above.

   "APF Common Shares" shall mean the shares of common stock, par value $0.01, of APF.

   "APF Indemnity Claim" has the meaning set forth in Section 12.1 below.

   "APF SEC Documents" has the meaning set forth in Section 6.7 below.

   "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

   "Business Combination" has the meaning set forth in Section 4.1(b) below.

   "Cash/Note Option" has the meaning set forth in Section 4.4 below.

   "Closing" has the meaning set forth in Section 2.3 below.

   "CNL Income Funds" has the meaning set forth in the second paragraph of the Recitals above.

   "Closing Date" has the meaning set forth in Section 2.3 below.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Confidential Information" means any information concerning the businesses and affairs of the Fund, the Operating Partnership or APF, if any, that is not already generally available to the public.

   "Delaware RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Disclosure Schedule" has the meaning set forth in the first paragraph of
Article VII below.

   "Dissenting Partners" has the meaning set forth in Section 4.4 below.

   "Effective Time" has the meaning set forth in Section 2.2 below.

   "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

   "Fairness Opinion" has the meaning set forth in the third paragraph of the Recitals above.

   "Florida RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Fund" has the meaning set forth in the preface above.

   "Fund Articles of Merger" has the meaning set forth in Section 2.2 below.

   "Fund Fairness Opinion" has the meaning set forth in the fifth paragraph of the recitals above.

   "Fund Indemnity Claim" has the meaning set forth in Section 12.2 below.

   "Fund Interests" means the general and limited partnership interests in the Fund.

   "Fund SEC Documents" has the meaning set forth in Section 7.7 below.

   "GAAP" means United States generally accepted accounting principles as in effect from time to time.

   "General Partners" has the meaning set forth in the preface above.

   "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation but excluding commercially available shrink wrap software), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

   "IRS" means the Internal Revenue Service.

   "Knowledge" means in the case of the Fund, CNL Realty Corporation, Inc., APF and the OP General Partner, the actual knowledge of a director or an executive officer after reasonable investigation and, in the case of the individual General Partners, the collective actual Knowledge of all of the General Partners after reasonable investigation. For the purposes of this Agreement, the Knowledge of one General Partner shall be attributed to the other General Partners.

   "Known" and "Knowingly" mean that the Fund, any General Partner or APF, as applicable, had Knowledge of the particular matter or took the action described with prior Knowledge.

   "Liability" means any liability (whether Known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

   "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to an industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

   "Merger" has the meaning set forth in the first paragraph of the Recitals above.

   "Merger Proposal" has the meaning set forth in fourth paragraph of the Recitals above.

   "Most Recent 10-Q" has the meaning set forth in Section 7.5 below.

   "Most Recent Balance Sheet" means the most recent balance sheet filed in a Fund SEC Document.

   "Notes" has the meaning set forth in Section 4.4 below.

   "NYSE" means the New York Stock Exchange.

   "OP Certificate of Merger" has the meaning set forth in Section 2.2 below.

   "OP General Partner" has the meaning set forth in the Preface above.

   "OP Limited Partner" means CNL APF LP Corp., a Delaware corporation and wholly owned subsidiary of APF.

   "Operating Partnership" has the meaning set forth in the preface above.

   "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

   "Party" or "Parties" has the meaning set forth in the preface above.

   "Partner" means any holder of Fund Interests.

   "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

   "Proposed Acquisitions" has the meaning set forth in the second paragraph of the Recitals above.

   "Registration Statement" means the registration statement on Form S-4 to be filed by APF to register the APF Common Shares to be issued as Share Consideration in the Merger.

   "Representative" has the meaning set forth in Section 12.3 below.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (e) any minor imperfection of title or similar lien which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on such Party.

   "Share Consideration" has the meaning set forth in Section 4.1(a) below.

   "Special Committee" has the meaning set forth in the third paragraph to the Recitals above.

   "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or otherwise control the management.

   "Surviving Partnership" has the meaning set forth in Section 2.1 below.

   "Takeover Statute" has the meaning set forth in Section 8.9 below.

   "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code

(S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

   "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   "Third-Party Claim" has the meaning set forth in Section 12.4 below.

                                   ARTICLE II

                        Merger; Effective Time; Closing

   2.1 Merger. Subject to the terms and conditions of this Agreement, the Delaware RULPA and the Florida RULPA, at the Effective Time, the Operating Partnership and the Fund shall consummate the Merger in which (i) the Fund shall be merged with and into the Operating Partnership and the separate limited partnership existence of the Fund shall thereupon cease, (ii) the Operating Partnership shall be the successor or surviving limited partnership in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate limited partnership existence of the Operating Partnership with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The limited partnership surviving the Merger is sometimes hereinafter referred to as the "Surviving Partnership." The Merger shall have the effects set forth in the Delaware RULPA and the Florida RULPA. As a result of the Merger, the outstanding Fund Interests shall be converted or cancelled in the manner provided in Article IV.

   2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, the Operating Partnership and the Fund shall (i) execute or cause to be executed (A) a Certificate of Merger in the form required by the Delaware RULPA (the "OP Certificate of Merger") and (B) Articles of Merger in the form required by the Florida RULPA (the "Fund Articles of Merger"), and
(ii) cause the OP Certificate of Merger to be filed with the Delaware Secretary of State as provided in the Delaware RULPA and the Fund Articles of Merger to be filed with the Florida Department of State as provided in the Florida RULPA, in each case, on the Closing Date or as soon as practicable thereafter. The Merger shall become effective at (i) such time as the OP Certificate of Merger has been duly filed with the Delaware of Secretary of State and the Fund Articles of Merger has been duly filed with the Florida Department of State or
(ii) such other time as is agreed upon by APF, the OP General Partner and the General Partners and specified in the OP Certificate of Merger and the Fund Articles of Merger. Such time is hereinafter referred to as the "Effective Time."

   2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw Pittman Potts & Trowbridge, 2300 N Street, N.W., Washington, D.C. 20037, commencing at 9:00 a.m. local time on such date as within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date as APF, the OP General Partner and the General Partners may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article X (the "Closing Date"). In no event shall the Closing Date be a date subsequent to December 31, 1999. At the Closing, there shall be delivered to APF, the Operating Partnership, the OP General Partner, the General Partners and the Fund the certificates and other documents and instruments required to be delivered under
Article X.

   2.4 Further Assurances. Each Party hereto will execute such further documents and instruments and take such further actions as may be reasonably requested by one or more of the other Parties to consummate the Merger, to vest the Surviving Partnership with full title to all assets, properties, rights, approvals, immunities and franchises of either the Fund or the Operating Partnership or to effect the other purposes of this Agreement.

                                  ARTICLE III

 Certificate of Limited Partnership; Limited Partnership Agreement;and General
                        Partner of Surviving Partnership

   3.1 Certificate of Limited Partnership. At the Effective Time, the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein.

   3.2 Limited Partnership Agreement. At the Effective Time, the limited partnership agreement of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the limited partnership agreement of the Surviving Partnership.

   3.3 General Partner. The general partner of the Operating Partnership immediately prior to the Effective Time shall be the general partner of the Surviving Partnership from and after the Effective Time until it is replaced or it resigns in accordance with the limited partnership agreement of the Surviving Partnership.

                                   ARTICLE IV

              Share Consideration; Payment of Share Consideration

   4.1 Share Consideration; Conversion or Cancellation of Fund Interests in Merger.

   (a) At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Fund Interests (i) shall be converted into the right to receive up to 4,042,635 fully paid and nonassessable APF Common Shares (2,021,318 APF Common Shares if the Reverse Split [defined below] occurs before the Closing) (the "Share Consideration") pursuant to the terms of
Section 4.2 below, (ii) shall cease to be outstanding, and (iii) shall be canceled and retired and shall cease to exist, and each Partner, as the holder of such Fund Interests shall cease to have any rights with respect thereto, except the right to receive either (A) APF Common Shares therefor in accordance with this Section 4.1 and Section 4.3 or (B) the cash and Notes in accordance with Section 4.4 below. Subject to the approval of the APF's shareholders of an amendment to its article of incorporation, APF anticipates that prior to the Closing it will effect a one for two reverse stock split (the "Reverse Split") pursuant to which each two shares of APF Common Shares outstanding will be exchanged for one share of APF Common Shares.

   (b) Except for the Reverse Stock Split described in Section 4.1(a), prior to the Effective Time, APF shall not split or combine the APF Common Shares, or pay a stock dividend or other stock distribution in APF Common Shares, or in rights or securities exchangeable for, convertible into or exercisable for APF Common Shares, or otherwise change APF Common Shares into, or exchange APF Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of APF as a result of which APF stockholders receive cash, stock, or other property in exchange for, or in connection with, their APF Common Shares (a "Business Combination") or otherwise), or make any other dividend or distribution on or of APF Common Shares (other than regular quarterly cash dividends paid on APF Common Shares or any distribution pursuant to APF's dividend reinvestment plan), without the parties hereto having first entered into an amendment to this Agreement pursuant to which the Share Consideration will be adjusted to reflect such split, combination, dividend, distribution, Business Combination, or change.

   (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the APF Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

   4.2 Payment of Share Consideration. At the Closing, subject to Section 4.4 below, the Partners shall receive the Share Consideration (less expenses paid by APF on behalf of the Fund), distributed in accordance with the provisions of the Fund's limited partnership agreement as of the Closing Date. For the purposes of this Agreement, the Share Consideration will be reduced (i) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund and (ii) as provided in Section 4.4 below.

   4.3 Fractional APF Common Shares. No certificates representing fractional APF Common Shares shall be issued upon conversion of any Fund Interests. Each Partner of the Fund who would otherwise be entitled to fractional APF Common Shares will receive one APF Common Share for a fractional interest representing 50% or more of one APF Common Share. No APF Common Shares will be issued for a fractional interest representing less than 50% of one APF Common Share.

   4.4 Cash/Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the cash/note option (the "Cash/Note Option"), such Dissenting Partners shall be entitled to receive, in lieu of the Share Consideration, consideration based on such Dissenting Partners' percentage interest (as determined by the Fund's partnership agreement) in the Fund's asset liquidation value of $37,070,274, based on Valuation Associates' appraisal. Such consideration shall be payable 10% in cash and 90% in Callable Notes due in 2006 (the "Notes"). The Notes will bear interest at a fixed rate equal to 120% of the applicable federal rate as of the date the consent solicitation on Form S-4 is mailed to the limited partners. The Share Consideration shall be reduced on a one-for-one basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Cash/Note Option.

                                   ARTICLE V

             Representations and Warranties of The General Partners

   Each General Partner severally represents and warrants to APF and the Operating Partnership that the statements contained in this Article V are correct and complete as of the date hereof and on the Closing Date:

   5.1 Authorization of Transaction. The General Partner has full power and authority (including, as applicable, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the General Partner, enforceable in accordance with its terms and conditions. The General Partner does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   5.2 Noncontravention. Except as set forth in Section 5.2 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the General Partner is subject or, as applicable, any provision of the General Partner's articles of incorporation, bylaws or other organizational documents.

                                   ARTICLE VI

 Representations and Warranties of APF, The OPGeneral Partner and The Operating
                                  Partnership

   APF, the OP General Partner and the Operating Partnership jointly and severally represent and warrant to the General Partners and the Fund that the statements contained in this Article VI are correct and complete as of the date hereof and the Closing Date:

   6.1 Organization. APF is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. APF is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on APF. APF has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The OP General Partner is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. The Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Operating Partnership is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Operating Partnership. The Operating Partnership has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. APF and the OP General Partner have delivered to the General Partners and the Fund correct and complete copies of the certificate of incorporation of APF and the OP General Partner and the certificate of limited partnership and the limited partnership agreement of the Operating Partnership (each as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of APF and the OP General Partner and any organizational records of the Operating Partnership have been made available to the General Partners and the Fund and are correct and complete. APF is not in default under or in violation of any provision of its certificate of incorporation, and the Operating Partnership is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   6.2 Capital Stock. The authorized capital stock of APF consists of 125,000,000 shares of common stock, $.01 par value (the "APF Common Shares"), of which 74,696,927 shares are outstanding as of January 31, 1999. Since January 31, 1999, APF has not issued any shares of capital stock. All outstanding APF Common Shares are, and all APF Common Shares issuable under any stock option plans of APF, will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the 56,957,365 APF Common Shares which may be issued in connection with APF's acquisition of the other 17 CNL Income Funds in the Proposed Acquisitions and the 12,300,000 APF Shares which may be issued in connection with APF's acquisition of CNL Fund Advisors, Inc., CNL Financial Services, Inc. and CNL Financial Corp., there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which APF is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem, or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock. All of the outstanding general partner interests of the Operating Partnership are owned by the OP General Partner, and all of the outstanding limited partner interests of the Operating Partnership are owned by the OP Limited Partnership, and there are outstanding on the date hereof no options, warrants, rights, commitments or any other agreements of any character to which the Operating Partnership or any partner thereof is a party or which it may be bound requiring it to issue, transfer, sell, purchase, register, redeem or acquire any interest in the Operating Partnership.

   6.3 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of APF will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Share Consideration will be registered under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. The Share Consideration will, when issued, be approved for listing on the NYSE, subject to official notice of issuance.

   6.4 Authorization of Transaction. APF, the OP General Partner and the Operating Partnership have full power and authority (including full corporate and limited partnership, as applicable, power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance by APF, the OP General Partner and the Operating Partnership of this Agreement have been duly and validly authorized by the boards of directors of APF and the OP General Partner. This Agreement constitutes the valid and legally binding obligation of APF, the OP General Partner and the Operating Partnership, enforceable in accordance with its terms and conditions. None of APF, the OP General Partner or the Operating Partnership needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which, APF, the OP General Partner or the Operating Partnership is subject or any provision of APF's or the OP General Partner's articles of incorporation or by-laws or the Operating Partnership's certificate of limited partnership or limited partnership agreement or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which APF, the OP General Partner or the Operating Partnership is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of a Security Interest upon any of its assets.

   6.6 Title to Assets. APF has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of its most recent quarterly report on Form 10-Q.

   6.7 Reports and Financial Statements. APF has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "APF SEC Documents"). All of the APF SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such APF SEC Documents. None of the APF SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed APF SEC Documents. There is no unresolved violation, criticism or exception by any governmental entity of which APF has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to APF could have a Material Adverse Effect on APF. The financial statements of APF included in the APF SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of APF as of the dates thereof and the results of operations and cash flows of APF for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   6.8 Events Subsequent to September 30, 1998. Since September 30, 1998, nothing has occurred which has had or would reasonably be expected to have a Material Adverse Effect on APF.

   6.9 Litigation. Except as publicly disclosed by APF in its APF SEC Documents or on Schedule 1, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of APF, threatened against APF or any of its Subsidiaries or any of their respective properties or assets which (a) if adversely determined, could reasonably be expected to have a Material Adverse Effect on APF or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by APF in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by APF in any APF SEC Document, none of APF or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on APF or would prevent or delay the consummation of the transactions contemplated hereby.

   6.10 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by APF for inclusion or incorporation by reference in (i) the Registration Statement to be filed by APF with the SEC in connection with the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the proxy statement sent by APF to its shareholders pertaining to the Merger will, at the date mailed to shareholders and at the times of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to APF, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the proxy statement, APF shall promptly so advise the General Partners and such event shall be so described, and such amendment or supplement (which the General Partners shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

   6.11 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by APF in its APF SEC Documents or disclosed in
Schedule 1, as of December 31, 1998, to APF's Knowledge, none of APF or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which are not fully reflected in, reserved against or otherwise described in the consolidated balance sheet of APF and its consolidated Subsidiaries (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in any reports filed by it with the APF SEC Documents, since December 31, 1998, the business of APF and its Subsidiaries has been carried on only in the ordinary and usual course, to APF's Knowledge, none of APF or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which could reasonably be expected to have, and there have been no events, changes or effects with respect to APF or its Subsidiaries Known to APF having or which could reasonably be expected to have, a Material Adverse Effect on APF.

   6.12 Brokers' Fees. Except for the fees and expenses paid to Merrill Lynch & Co. with respect to the delivery of the Fairness Opinion to the Special Committee and in connection with the financial services provided by Salomon Smith Barney, none of APF, the OP General Partner or the Operating Partnership has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

   6.13 Qualification as a REIT. APF is a "real estate investment trust" for federal income tax purposes. The consummation of the transactions contemplated by this Agreement will not cause APF to cease to qualify as a "real estate investment trust" for federal income tax purposes.

   6.14 Compliance with Applicable Law. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, it and its Subsidiaries hold all permits, licenses, variances, exemptions, order and approvals of all governmental entities necessary for the lawful conduct of their respective businesses, except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its

APF SEC Documents, to APF's Knowledge, APF and its Subsidiaries are in compliance with the material terms of its permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF, the businesses of APF and its Subsidiaries are not, to APF's Knowledge, being conducted in violation of any law, ordinance or regulation of any governmental entity except that no representation or warranty is made in this Section 6.14 with respect to environmental laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, no investigation or review by any governmental entity with respect to APF or its Subsidiaries is pending or, to the Knowledge of APF, threatened, nor, to the Knowledge of APF, has any government entity indicated an intention to conduct the same, other than, in each case, those which APF reasonably believes will not have a Material Adverse Effect on APF.

   6.15 Intellectual Property.

   (a) APF owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of APF as presently conducted. Each item of Intellectual Property owned or used by APF immediately prior to the Closing hereunder will be owned or available for use by APF on identical terms and conditions immediately subsequent to the Closing hereunder. APF has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) APF has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of APF's directors or officers (or employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that APF must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of APF which are material to the operation of APF's business.

   (c) APF has no patent or registration which has been issued to APF with respect to any of its Intellectual Property.

   (d) Nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of APF's business as presently conducted.

   6.16 Insurance. With respect to each current insurance policy to which APF is a party, a named insured or is otherwise the beneficiary of coverage, to the knowledge of APF: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither APF nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

   6.17 Tenants. To the Knowledge of APF and except as set forth on Schedule 1, no current tenant of a property owned by APF, which as of the date of APF's most recent quarterly report on Form 10-Q represented more than 5% of APF's total revenues, presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   6.18 Disclosure. APF is in compliance in all material respects with its obligation under the Securities Exchange Act to publicly disclose material information in a timely fashion.

                                  ARTICLE VII

               Representations and Warranties Concerning the Fund

   The General Partners and the Fund jointly and severally represent and warrant to APF and the Operating Partnership that the statements contained in this Article VII are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the General Partners and the Fund to APF and the Operating Partnership in accordance with the provisions of
Section 8.14 (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VII.

   7.1 Organization, Qualification, and Corporate Power. The Fund is a limited partnership duly organized, validly existing, and in good standing under the laws of Florida. The Fund is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Except as set forth in Section 7.1(a) of the Disclosure Schedule, the Fund has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Section 7.1(b) of the Disclosure Schedule lists the directors and officers of the corporate General Partner. The General Partners have been made available to APF and the Operating Partnership correct and complete copies of the certificate of limited partnership and the limited partnership agreement of the Fund (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the corporate General Partner and any organizational records of the Fund have been made available to APF and the Operating Partnership and are correct and complete in all material respects. The Fund is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   7.2 Capitalization. All of the outstanding ownership interests in the Fund (the "Fund Interests") consist of (i) one percent in general partnership interests and (ii) 35,000,000 units of limited partnership interests. All of the outstanding Fund Interests have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Fund to issue, sell, or otherwise cause to become outstanding any additional ownership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Fund.

   7.3 Authorization of Transaction. The Fund has full power and authority (including full limited partnership power and authority) to execute and deliver this Agreement and, upon the affirmative vote of a majority of the outstanding limited partnership Fund Interests, will have full power and authority (including limited partnership power and authority) to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Fund, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, moratorium and rights of creditors generally. The Fund is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   7.4 Noncontravention. Except as set forth in Section 7.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Fund is subject or any provision of the certificate of limited partnership or limited partnership agreement of the Fund or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Fund is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

   7.5 Title to Assets. The Fund has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC (the "Most Recent 10-Q") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent 10-Q.

   7.6 Subsidiaries. The Fund does not have any Subsidiaries, operating or otherwise.

   7.7 Reports and Financial Statements. The Fund has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "Fund SEC Documents"). All of the Fund SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Fund SEC Documents. None of the Fund SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Fund SEC Documents. There is no unresolved violation by any governmental entity of which the Fund has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to the Fund could have a Material Adverse Effect on the Fund. The financial statements of the Fund included in the Fund SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of the Fund as of the dates thereof and the results of operations and cash flows of the Fund for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   7.8 Events Subsequent to the Most Recent 10-Q. Since the date of the Most Recent 10-Q nothing has had a Material Adverse Effect on the Fund. Without limiting the generality of the foregoing, since that date, except as set forth in the appropriately lettered paragraph of Section 7.8 of the Disclosure
Schedule:

   (a) the Fund has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration (as reasonably determined by the General Partners) in the Ordinary Course of Business;

   (b) the Fund has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 except in the Ordinary Course of Business;

   (c) no party (including the Fund) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Fund is a party or by which it is bound except in the Ordinary Course of Business;

   (d) the Fund has not imposed any Security Interest upon any of its assets, tangible or intangible except in the Ordinary Course of Business;

   (e) the Fund has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 except in the Ordinary Course of Business;

   (f) the Fund has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

   (g) the Fund has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

   (h) the Fund has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

   (i) the Fund has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

   (j) the Fund has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

   (k) there has been no change made or authorized in the certificate of limited partnership or limited partnership agreement of the Fund;

   (l) the Fund has not issued, sold, or otherwise disposed of any ownership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any ownership interests in the Fund;

   (m) the Fund has not declared, set aside, or paid any dividend or made any distribution with respect to its ownership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its ownership interests other than distributions consistent with past practices;

   (n) the Fund has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

   (o) the Fund has not made any loan to, or entered into any other transaction with, any of the General Partners or the directors, officers, or employees of the corporate General Partner outside the Ordinary Course of Business;

   (p) the Fund has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

   (q) the Fund has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

   (r) to the Knowledge of the General Partners, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Fund; and

   (s) the Fund is not under any legal obligation, whether written or oral, to do any of the foregoing.

   7.9 Undisclosed Liabilities. The Fund does not have any Liability (and, to the Knowledge of the General Partners, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) or which are not in the aggregate material.

   7.10 Legal Compliance. Except as disclosed in the Fund SEC Documents, the Fund has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), the violation of which could cause a Material Adverse Effect to the Fund, of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

   7.11 Tax Matters.

   (a) The Fund has filed all material Tax Returns that it was required to file, including, without limitation, any material Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Fund (as shown on any filed Tax Return) have been paid. The Fund currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Fund does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Fund that arose in connection with any failure (or alleged failure) to pay any Tax.

   (b) The Fund has withheld and, if due, paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, Partner, or other third party.

   (c) The General Partners do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Fund either (A) claimed or raised by any authority in writing or (B) as to which any of the General Partners has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Fund for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Fund since December 31, 1996.

   (d) The Fund has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

   (e) The Fund has not filed a consent under Code (S)341(f) concerning collapsible corporations. The Fund has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G. The Fund has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S)6662. The Fund is not a party to any Tax allocation or sharing agreement. The Fund (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Fund) or (B) has any Liability for the Taxes of any Person (other than the Fund) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   7.12 Real Property.

   Section 7.12(a) of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased by the Fund. Section 7.12(b) of the Disclosure Schedule lists all leases and subleases to which the Fund is a party, and the General Partners have made available to APF correct and complete copies of all such leases and subleases (as amended to date). With respect to each lease and sublease listed in Section 7.12(b) of the Disclosure Schedule:

   (a) the lease or, to the Knowledge of the General Partners, the sublease is legal, valid, binding, enforceable, and in full force and effect, except as may be affected by bankruptcy, insolvency, moratorium and the rights of creditors generally;

   (b) no consent is required with respect to the lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of the lease or sublease or otherwise affect the ongoing validity of the lease or sublease;

   (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

   (d) no party to the lease or, to knowledge of the General Partners, sublease has repudiated any provision thereof;

   (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or, to the Knowledge of the General Partners, sublease;

   (f) the Fund has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

   (g) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required by the Fund in connection with the operation thereof and, to the Knowledge of the General Partners, have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

   (h) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

   7.13 Intellectual Property.

   (a) The Fund owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Fund as presently conducted. Each item of Intellectual Property owned or used by the Fund immediately prior to the Closing hereunder will be owned or available for use by the Fund on identical terms and conditions immediately subsequent to the Closing hereunder. The Fund has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) The Fund has not Knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the General Partners nor any of the corporate General Partner's directors and officers (and employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Fund must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the General Partners, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Fund which are material to the operation of the Fund's business.

   (c) The Fund has no patent or registration which has been issued to the Fund with respect to any of its Intellectual Property.

   (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Fund uses pursuant to license, sublicense, agreement, or permission. The General

Partners have made available to APF and the Operating Partnership correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

   (e) To the Knowledge of the General Partners, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Fund's business as presently conducted.

   7.14 Tangible Assets. The Fund owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted. Each such tangible asset is free from all material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the assets, in the opinion of the General Partners, necessary to conduct the Fund's business as it is currently being conducted.

   7.15 Contracts. Section 7.15 of the Disclosure Schedule lists all of the following types of contracts and other agreements to which the Fund is a party:

   (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

   (b) any agreement concerning a partnership or joint venture;

   (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

   (d) any agreement concerning confidentiality or noncompetition;

   (e) any agreement with any General Partner or any of their Affiliates (other than the Fund);

   (f) any agreement under which it has advanced or loaned any amount to any of the General Partners or the corporate General Partner's directors, officers, and employees outside the Ordinary Course of Business; or

   (g) any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

   The General Partners have made available to APF and the Operating Partnership a correct and complete copy of each written agreement listed in
Section 7.15 of the Disclosure Schedule (as amended to date) which is not included as an exhibit to a Fund SEC Document and a written summary setting forth the terms and conditions of each oral agreement referred to in Section
7.15 of the Disclosure Schedule. With respect to each agreement set forth in
Section 7.15 of the Disclosure Schedule or filed as an exhibit to a Fund SEC
Document: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

   7.16 Notes and Accounts Receivable. All notes and accounts receivable of the Fund are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Fund.

   7.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Fund.

   7.18 Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Fund has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets): (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (iii) the policy number and the period of coverage. With respect to each current insurance policy, to the Knowledge of the General Partners and the Fund: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Fund nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Fund has been covered during the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets) by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Fund.

   7.19 Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance, not already disclosed in the Fund SEC Documents, in which the Fund
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or, to its Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section
7.19 of the Disclosure Schedule or the Fund SEC Documents could result in any Material Adverse Effect on the Fund. None of the General Partners has any reason to believe that any additional such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Fund.

   7.20 Tenants. To the Knowledge of any of the General Partners, no current tenant of a property owned by the Fund presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   7.21 Employees. The Fund does not have and has never had any employees, officers or directors. The Fund is not and has never been a party to or had any liability with respect to any Employee Benefit Plan.

   7.22 Guaranties. The Fund is not a guarantor of and is not otherwise liable for any liability or obligation (including indebtedness) of any other Person.

   7.23 Registration Statement. The information furnished by the Fund for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

   7.24 Environmental Matters. The Fund is currently in compliance with all material environmental laws, ordinances, regulations and orders applicable to its business or properties, and, to the Knowledge of the General Partners, the tenants' present uses of the Fund's properties, whether leased or owned, do not materially violate any such laws, ordinances, regulations or orders. The Fund is not subject to any Liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or material or pollutant or any spill, leakage, discharge or release of any hazardous substance or material or pollutant as a result of having owned or operated any business prior to the Effective Time, which if a violation existed would have a Material Adverse Effect on the Fund.

   7.25 Vote Required. The affirmative vote of at least a majority of the outstanding Fund Interests is the only vote of any security holder in the Fund (under applicable law or otherwise) required to approve the Merger, this Agreement and the other transactions contemplated hereby.

   7.26 Disclosure. The representations and warranties contained in this
Article VII do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VII not misleading.

                                  ARTICLE VIII
                             Pre-Closing Covenants

   The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

   8.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article X below).

   8.2 Notices and Consents. The General Partners shall give any notices to third parties and obtain any third party consents referred to in Sections 5.1, 5.2, 7.3 and 7.4 above and the related sections of the Disclosure Schedule. APF, the OP General Partner and the Operating Partnership shall give any notices to third parties and obtain any third party consents referred to in Sections 6.4 and 6.5 above. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 5.1, 6.4 and
7.3 above.

   8.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement to the Effective Time, the General Partners will not, and will not cause the Fund to, take any action that adversely affects the ability of the Fund (i) to pursue its business in the ordinary course, (ii) to seek to preserve intact its current business organizations, and (iii) to preserve its relationships with its tenants; and the General Partners will not allow the Fund to, without the OP General Partner's prior written consent, which consent shall not be unreasonably withheld:

   (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any additional ownership interests (including the Fund Interests), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its ownership interests or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or (ii) any other securities in respect of, in lieu of or in substitution for the Fund Interests outstanding on the date hereof;

   (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Fund Interests);

   (c) split, combine, subdivide or reclassify any of its ownership interests or otherwise make any payments to the Partners; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution in respect of its ownership interests at such times and in such manner and amount as may be consistent with the Fund's past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from December 31, 1998 through the Effective Time, to the extent not otherwise paid or distributed to the Partners), or (ii) any distribution of property necessary for the representation and warranty set forth in Section
7.11 to be true and correct;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

   (e) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation outside the Ordinary Course of Business;

   (f) other than as may be necessary to consummate the Merger, adopt any amendments to its certificate of limited partnership or limited partnership agreement;

   (g) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, outside the Ordinary Course of Business;

   (h) engage in the conduct of any business the nature of which is materially different from the business in which the Fund is currently engaged;

   (i) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Fund;

   (j) forgive any indebtedness owed to the Fund or convert or contribute by way of capital contribution any such indebtedness owed;

   (k) authorize or enter into any agreement providing for management services to be provided by the Fund to any third party or an increase in management fees paid by any third party under existing management agreements;

   (l) mortgage, pledge, encumber, sell, lease or transfer any material assets of the Fund except as contemplated by this Agreement;

   (m) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

   (n) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

   8.4 Full Access. The General Partners shall permit representatives of APF and the OP General Partner to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Fund to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Fund. APF, the OP General Partner and the Operating Partnership shall permit representatives of the General Partners and the Fund to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of APF and the Operating Partnership to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to APF, the OP General Partner and the Operating Partnership. The Parties agree that any information obtained in connection with the exercise of their rights pursuant to this Section 8.4 shall be Confidential Information for purposes of this Agreement.

   8.5 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Articles V, VI or VII above, as applicable. No disclosure by any Party pursuant to this Section 8.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

   8.6 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each of APF, the Operating Partnership, the General Partners and the Fund shall use reasonable efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of APF after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

   8.7 Fund Partner Approval. The General Partners hereby agree to vote the Fund Interests owned by them in favor of this Agreement and the transactions contemplated hereby and agree, subject to the satisfaction of their fiduciary duties as general partners under Florida law, as reasonably determined by the General Partners, to recommend that the limited Partners of the Fund vote their Fund Interests in favor of this Agreement and the transactions contemplated hereby.

   8.8 Delivery of Certain Financial Statements.

   (a) In addition to disclosure in Fund SEC Documents required to be filed by the Fund, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, the Fund shall provide to APF and the OP General Partner with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by the Fund and each of the General Partners that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of the Fund as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   (b) In addition to disclosure in APF SEC Documents required to be filed by APF, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, APF shall provide to the Fund and the General Partners with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by APF that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of APF as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   8.9 State Takeover Statutes. APF, the APF Board of Directors, the Operating Partnership, the Fund and the General Partners shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation, including without limitation, the control share acquisition provisions of Section 3-701 et seq. of the Maryland GCL and the business combination provisions of Section 3-601 et seq of the Maryland GCL (each, a "Takeover Statute"), is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and
(ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

   8.10 Exclusivity. None of the General Partners shall solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of the Fund (including any acquisition structured as a merger, consolidation, or share exchange). The General Partners shall notify APF and the Operating Partnership immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

   8.11 Listing. APF shall effect, at or before the issuance of any APF Common Shares issued as Share Consideration pursuant to Article IV, authorization for listing or quotation of such APF Common Shares on the NYSE, subject to official notice of issuance.

   8.12 Maintenance of APF's Business. During the period from the date of this Agreement to the Effective Time, APF will not take any action that adversely affects the ability of APF (i) to pursue its business in the ordinary course,
(ii) to seek to preserve intact its current business organizations (iii) to preserve its relationships with its tenants and (iv) will not take any action to affect it status as a REIT for federal income tax purposes.

   8.13 Registration of Share Consideration. APF shall cause the Registration Statement to become effective prior to the Closing Date.

   8.14 Delivery and Approval of Disclosure Schedule and Schedule 1. Within fifteen (15) business days after the date of this Agreement the General Partners shall deliver to APF the Disclosure Schedule and APF shall deliver to the General Partners Schedule 1. Within fifteen (15) business days after APF receives the Disclosure Schedule it shall give the General Partners notice either that the disclosures in the Disclosure Schedule are, as to substance, satisfactory to APF, in its sole and absolute discretion, or that they are not satisfactory and that APF terminate this Merger Agreement pursuant to Section
11.2. Likewise, within fifteen (15) business days after the General Partners receive Schedule 1, the General Partners shall give APF notice either that the disclosures in Schedule 1 are, as to substance, satisfactory to them, in their sole and absolute discretion, or that they are not satisfactory and that such General Partners terminate the Agreement pursuant to Section 11.2. In the case of both APF and the General Partners, the failure of either to give the notice specified above within the applicable fifteen (15) business day period shall constitute approval of the Disclosure Schedule or Schedule 1, as applicable.

   8.15 Certain Acquisitions. APF or its Subsidiaries shall acquire CNL Fund Advisors, Inc., CNL Financial Corp. and CNL Financial Services, Inc. (collective, the "CNL Restaurant Services Group") substantially in accordance with the terms and conditions set forth in their respective merger agreements dated on or about the date hereof or such other terms that are mutually agreed to by the parties.

                                   ARTICLE IX

                             Post-Closing Covenants

   The Parties agree as follows with respect to the period following the
Closing:

   9.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XII below). The General Partners acknowledge and agree that from and after the Closing, the Surviving Partnership will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Fund.

   9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Fund, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article XII below).

   9.3 Transition. The General Partners will not take any action that is designed or intended to have the effect of discouraging any tenant, lessor, licensor, customer, supplier, or other business associate of the Fund from maintaining the same business relationships with the Surviving Partnership after the Closing as it maintained with the Fund prior to the Closing.

   9.4 Confidentiality.

   (a) The General Partners and the Fund will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to APF or the OP General Partner, as applicable, or destroy, at the request and option of APF or the OP General Partner, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the General Partners or the Fund is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such General Partner or the Fund, as applicable, will notify APF or the OP General Partner, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such General Partner or the Fund is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such General Partner or the Fund, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that such General Partner or the Fund, as applicable, shall use its best efforts to obtain, at the request of APF or the OP General Partner, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as APF or the OP General Partner, as applicable, shall designate.

   (b) APF, the OP General Partner and the Operating Partnership will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, if the Closing does not occur, deliver promptly to the Fund General Partners, as applicable, or destroy, at the request and option of the Fund or the General Partners, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Prior to the Closing and if the Closing does not occur, in the event that any of APF, the OP General Partner or the Operating Partnership is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, APF, the OP General Partner or the Operating Partnership, as applicable, will notify the Fund or the General Partners, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, APF, the OP General Partner or the Operating Partnership is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then APF, the OP General Partner or the Operating Partnership, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that APF, the OP General Partner or the Operating Partnership, as applicable, shall use its best efforts to obtain, at the request of the Fund or the General Partners, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Fund or the General Partners, as applicable, shall designate.

   9.5 Covenant Not to Compete. Unless employed by the Surviving Partnership or APF after the Closing, for a period of three years from and after the Closing Date, none of the General Partners will engage directly or indirectly in any business serving the restaurant industry that the Surviving Partnership or APF conducts as of the Closing Date, except existing restaurant businesses and properties currently owned or advised by affiliates of CNL Group, Inc., including CNL Advisory Services, Inc. In addition, and not in lieu of the foregoing, for a period of three years from and after the Closing Date, James
M. Seneff, Jr. hereby covenants and agrees not to engage or participate, directly or indirectly, as principal, agent, executive, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business that relates to the ownership, acquisition or development of "restaurant operations"; provided, however, for the purposes of this Agreement, "restaurant operations" shall not include the ownership, acquisition or development of hotel and health care properties that contain restaurant operations and those entities set forth on Schedule 9.5, and provided further, the noncompetition covenant shall not operate to preclude Mr. Seneff's ownership of APF Common Shares and of up to 5% of the equity securities of companies whose common stock is publicly traded that are engaged in owning, operating, franchising or making are engaged in owning, operating, franchising or making loans to restaurants and restaurant companies. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

   9.6 Tax Matters.

   (a) If there is an adjustment to any item reported on a pre-closing Tax Return that results in an increase in the Taxes payable by the Fund or any of the General Partners, and such adjustment results in a corresponding adjustment to items reported on a post-closing Tax Return with the result that the Taxes payable either by APF, any of its Subsidiaries, or by any consolidated group of companies of which APF or any Subsidiary are then members are reduced, or a refund of Taxes is increased, then any APF Indemnity Claim that the General Partners or Fund owes APF or the Operating Partnership pursuant to Article XII below shall be reduced by the amount by which such Taxes are reduced or such refunds are increased.

   (b) Any refund or credit of Taxes (including any statutory interest thereon) received by APF or any of its Subsidiaries attributable to periods ending on or prior to or including the Closing Date that were paid by the Fund pursuant to this Agreement shall reduce any APF Indemnity Claim that the General Partners or the Fund owes APF pursuant to Article XII below by an amount equal to the amount of such refund or credit.

   (c) In the event that APF or any of its Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that could affect the Fund or the General Partners, or if the Fund or any of the General Partners receives notice of such matters that could affect APF or any of its Subsidiaries, the party receiving such notice shall notify in writing the potentially affected party within ten
(10) days thereof. The failure of either party to give the notice required by this Section shall not impair such party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

   (d) The General Partners shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, reasonably settle or appeal all proceedings with respect to pre-closing Taxes.

                                   ARTICLE X

                       Conditions to Obligation to Close

   10.1 Conditions to Each Party's Obligation. The respective obligations of APF, the OP General Partner, the Operating Partnership, the Fund and the General Partners to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of APF and the General Partners:

   (a) Governmental Approvals and Consents. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 5.1, 6.4, and 7.3 above.

   (b) No Injunction or Proceedings. There shall not be any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of APF or the General Partners, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially adversely affect the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

   (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of APF, would have a Material Adverse Effect on the Fund or, in the sole judgment of any of the General Partners, would have a Material Adverse Effect on APF.

   (d) Shareholder/Partner Approvals. The stockholders of APF shall have approved APF's Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit A, and the Partners of the Fund shall have approved the Merger Proposal, amendments to the partnership agreement, if any.

   (e) Registration of Share Consideration. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

   10.2 Conditions to Obligation of APF, the OP General Partner and the Operating Partnership. The obligations of APF, the OP General Partner and the Operating Partnership to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) the General Partners and the Fund shall have delivered to APF and the OP General Partner a certificate to the effect that:

     (i) the representations and warranties set forth in Article V and
  Article VII above are true and correct in all material respects at and as of the Closing Date;

     (ii) the General Partners and the Fund have performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date;

     (iii) the General Partners and the Fund have procured all of the material third-party consents specified in, respectively, Section 5.2 and
  Section 7.4 above and the related sections of the Disclosure Schedule; and

     (iv) no action, suit, or proceeding is pending or, to their Knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
  (C) affect adversely the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

Notwithstanding the foregoing, APF's obligation to close as a result of a breach of the representations and warranties contained in Section 7.24 shall be governed solely by Section 10.2(e) below.

   (b) since December 31, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of the Fund, such determination to be made in the reasonable discretion of APF;

   (c) APF and the Operating Partnership shall have received an opinion dated as of the Closing Date from Baker and Hostetler LLP, counsel to the General Partners and the Fund, taken as a whole, in form and substance reasonably satisfactory to APF and the Operating Partnership;

   (d) APF shall have received the Disclosure Schedule and approved it in accordance with Section 8.14;

   (e) There shall not exist an unlawful environmental condition on one or more properties owned by the Fund, which in the opinion of a mutually acceptable environmental engineer or consultant, would require APF to expend in excess of $4,042,635 in order to remediate such unlawful environmental condition and cause the subject property or properties to comply with applicable environmental laws, ordinances, regulations or orders; and

   (f) If each of the CNL Income Funds approves its respective Proposed Acquisition, Merrill Lynch & Co. shall not have withdrawn its Fairness Opinion issued in connection with the Merger. If a Proposed Acquisition is not approved by the applicable CNL Income Fund, then the Special Committee of the Board of Directors of APF shall have received a fairness opinion addressed to APF and its stockholders from Merrill Lynch & Co. as to the fairness of the Proposed Acquisitions that were approved by the respective CNL Income Fund, including the consideration to be paid in connection therewith, to APF and its stockholders from a financial point of view.

   APF, the OP General Partner and the Operating Partnership may waive any condition specified in this Section 10.2 if they execute a writing so stating at or prior to the Closing.

   10.3 Conditions to Obligation of the General Partners and the Fund. The obligations of the General Partners and the Fund to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) APF, the OP General Partner and the Operating Partnership shall have delivered to the General Partners and the Fund a certificate to the effect that:

     (i) the representations and warranties set forth in Article VI above are true and correct in all material respects at and as of the Closing Date;

     (ii) APF, the OP General Partner and the Operating Partnership have performed and complied with all of their covenants hereunder in all material respects through the Closing; and

     (iii) no action, suit, or proceeding is pending or, to their knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

   (b) APF shall have delivered to the Fund for distribution to the Partners the Share Consideration pursuant to Section 4.2 and, as applicable, the cash and Notes pursuant to Section 4.4;

   (c) since September 30, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of APF;

   (d) APF shall have acquired the CNL Restaurant Services Group;

   (e) the General Partners shall have received Schedule 1 and approved it in accordance with Section 8.14;

   (f) the APF Common Shares shall have been approved for listing on the NYSE subject to official notice of issuance;

   (g) the General Partners shall have received an opinion dated as of the Closing Date from Shaw Pittman Potts & Trowbridge, counsel to APF and the Operating Partnership, in form and substance reasonably satisfactory to the General Partners; and

   (h) Legg Mason Wood Walker Incorporated shall not have withdrawn the Fund Fairness Opinion.

   The General Partners and the Fund may waive any condition specified in this
Section 10.3 if they execute a writing so stating at or prior to the Closing.

                                  ARTICLE XI

                                  Termination

   11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the General Partners, the limited partners of the Fund, the OP General Partner or the stockholders of APF, respectively, either by the mutual written consent of APF, the OP General Partner and the General Partners or by mutual action of the General Partners and the Boards of Directors of each of the corporate General Partner and the OP General Partner and the Special Committee.

   11.2 Termination by Individual Parties. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee and the Board of Directors of the OP General Partner in the event of a failure of a condition to the obligations of APF and the Operating Partnership set forth in
Section 10.2 of this Agreement; (b) by the General Partners in the event of a failure of a condition to the obligations of General Partners or the Fund set forth in Section 10.3 of this Agreement; (c) any Party if the Merger shall not have occurred by December 31, 1999 or (d) if a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

   11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article XI, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement or the obligations set forth in Sections 9.4 and 13.11.

                                  ARTICLE XII

                                Indemnification

   12.1 Indemnity Obligations of the General Partners and the Fund. Subject to Sections 12.5 and 12.6 hereof, each of the General Partners severally, in accordance with its percentage interest in the Share Consideration and limited in amount to the value of the APF Common Shares received by it, based upon the average per share closing price of the APF Common Shares for the first twenty trading days after the APF Common Shares are listed on NYSE (the "20 Day Average Price"), agree to indemnify and hold APF, the OP General Partner and the Surviving Partnership harmless from, and to reimburse APF, the OP General Partner and the Surviving Partnership for, any APF Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "APF Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost, or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of any of the General Partners or the Fund which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements, or undertakings of any of the General Partners or the Fund which are contained in or made pursuant to this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.1.

   12.2 Indemnity Obligations of APF, the OP General Partner and the Operating Partnership. Subject to Sections 12.5 and 12.6 hereof, APF, the OP General Partner and the Operating Partnership (including in its capacity as the Surviving Partnership) hereby jointly and severally agree to indemnify and hold each of the General Partners and the Fund harmless from, and to reimburse each of the General Partners and the Fund for, any Fund Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Fund Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost, or expense of any nature whatsoever incurred by any of the General Partners or the Fund resulting from
(i) any breach of any representation and warranty of APF, the OP General Partner or the Operating Partnership which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements, or undertakings of APF, the OP General Partner and the Operating Partnership which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 12.2.

   12.3 Appointment of Representative. James M. Seneff, Jr. is hereby appointed as the exclusive agent of the General Partners and the Fund to act on their behalf with respect to any and all Fund Indemnity Claims and any and all APF Indemnity Claims arising under this Agreement or such other representative as may be hereafter appointed by the General Partners. Such agent is herein referred to as the "Representative." The Representative shall take, and the General Partners agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the General Partners and the Fund, as fully as if such parties were acting on their own behalf, including, without limitation, asserting Fund Indemnity Claims against APF, the OP General Partner and the Operating Partnership, defending all APF Indemnity Claims, consenting to, compromising, or settling all Fund Indemnity Claims and APF Indemnity Claims, conducting negotiations with APF, the OP General Partner and the Operating Partnership and their representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants, or other representatives in connection with the foregoing matters. APF, the OP General Partner and the Operating Partnership shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the General Partners and the Fund. The Representative, acting pursuant to this Section 12.3, shall not be liable to any of the General Partners or the Fund for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

   12.4 Notification of Claims. Subject to the provisions of Section 12.5, in the event of the occurrence of an event which any Party asserts constitutes an APF Indemnity Claim or a Fund Indemnity Claim, as applicable, such Party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment, or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment, or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. Any indemnifying party may elect, at such Party's sole expense, to assume control of the defense, settlement, adjustment, or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment, or compromise of such claims, or ceasing to defend against such claims, unless such settlement is a cash settlement and contains an unconditional release of the indemnified party from all existing and future claims with respect to the matter being contested. In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

   12.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive until eighteen months from the Closing Date; provided, however, the representations and warranties contained in Sections 6.2, 6.3 and 7.11 shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby. No claim shall be made after the applicable survival period.

   12.6 Limitations. Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall and the other claims described in Article XIII exceed in the aggregate the dollar amount specified in Article XIII. As to APF Indemnity Claims, the liability of each General Partner shall be limited as provided in Article XIII.

   12.7 Exclusive Provisions; No Rescission. Except as set forth in this Agreement, no Party hereto is making any representation, warranty, covenant, or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant, or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any Party hereto, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the Parties under the provisions of this Article XII shall be the sole and exclusive remedy available to the Parties with respect to claims, assertions, events, or proceedings arising out of or relating to the Merger.

                                  ARTICLE XIII

                            Limitation of Liability

   13.1 Threshold. Notwithstanding anything to the contrary stated in this Agreement, in no event (i) shall the General Partners or any of them have any liability to APF and/or the OP General Partner and the Surviving Partnership on account of any APF Indemnity Claim or for any claim for breach of warranty or for misrepresentation, or any other claim whatsoever arising under this Agreement or in connection with the transaction contemplated herein (individually a "Claim" and collectively, "Claims") or for any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever directly resulting from Claims (collectively, "Losses") unless, until and only to the extent that the accumulated amount of all Losses exceeds the amount of $404,264 in the aggregate (the "Threshold") nor (ii) shall the individual or aggregate liability of the General Partners on account of Claims and Losses exceed the value of APF Common Shares actually issued to the General Partners in the Merger valued at the 20 Day Average Price. To the extent that any Claim is asserted against more than one General Partner, each General Partner shall be liable only for such General Partner's proportionate share of the Claim based on the percentage that the APF Common Shares received by such General Partner in the Merger is of the total APF Commons Shares comprising the Share Consideration. Any Claim against a General Partner, including an APF Indemnity Claim, may be satisfied by such General Partner, in its sole discretion, by surrendering to the claimant(s) APF Common Shares at a value equal to the closing price per share of such shares on the NYSE on the last trading day preceding the date such APF Common Shares are surrendered.

   13.2 Special Indemnification. APF agrees to indemnify, defend and hold harmless the General Partners against any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever, including reasonable attorneys' fees, arising after the Effective Time that would have arisen in their capacity as General Partners of the Fund had the Merger not been consummated and that are the result of APF's alleged actions or inactions. The Threshold described in Section 13.1 above shall not apply to APF obligations to indemnify the General Partners pursuant to this
Section 13.2.

                                  ARTICLE XIV

                                 Miscellaneous

   14.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of APF and the General Partners; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

   14.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

   14.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

   14.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of APF and the General Partners.

   14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   14.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   14.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  If to the Fund or the General Partners:

     c/o James M. Seneff, Jr.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 423-2894

  With copy to:

     Baker & Hostetler LLP
     Sun Trust Center, Suite 2300
     200 South Orange Avenue
     Orlando, Florida 32801
     Attn: Kenneth C. Wright, Esq.
     Telecopy: (407) 841-0168

  If to APF or the Operating Partnership:

     Curtis B. McWilliams
     Executive Vice President
     CNL American Properties, Inc.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 650-1000

  With copy to:

     Shaw Pittman Potts & Trowbridge
     2300 N Street, N.W.
     Washington, D.C. 20037
     Attn: John M. McDonald, Esq.
     Telecopy: (202) 663-8007

   Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

   14.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   14.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by APF, the OP General Partner and the General Partners. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   14.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   14.11 Expenses. If the Closing occurs, APF will bear all costs and expenses of the Parties incurred in connection with this Agreement and the transactions contemplated hereby to the extent not already paid by the Fund or the General Partners. If the Closing does not occur, APF, the OP General Partner and the Operating Partnership will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and the General Partners and the Fund will divide their costs and expenses (including legal fees and expenses) as follows:
(i) the Fund shall bear that percentage of the costs and expenses equal to the percentage obtained by dividing the number of Fund votes in favor of the Merger by the sum of the total number of votes cast and the total number of abstentions and (ii) the General Partners shall bear the remainder of the costs and expenses.

   14.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

   14.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

   14.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

   14.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in and for Orange County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND VIII, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne_________________
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          James M. Seneff, Jr., as General
                                           Partner

                       CNL AMERICAN PROPERTIES FUND, INC.
                         SUPPLEMENT DATED       , 1999
                                       TO
                   PROSPECTUS/CONSENT SOLICITATION STATEMENT
                               DATED       , 1999
                          FOR CNL INCOME FUND IX, LTD.

   This supplement is being furnished to you, as a Limited Partner of CNL Income Fund IX, Ltd., which we refer to as the Income Fund, for the purpose of enabling you to evaluate the proposed Acquisition of your Income Fund by CNL American Properties Fund, Inc., a Maryland corporation, which is a real estate investment trust. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed Acquisition that are unique to you and the other Limited Partners of your Income Fund. This supplement does not purport to provide an overall summary of the proposed Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding APF and the other Income Funds being acquired by APF. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the consent solicitation. Unless otherwise indicated, the terms "we," "us," "our," and "ourselves" when used herein refer to James M. Seneff, Jr., Robert A. Bourne and CNL Realty Corporation, the general partners of your Income Fund. When we refer to APF, we are referring to CNL American Properties Fund, Inc. and its subsidiaries, including CNL APF Partners, L.P., a wholly owned limited partnership through which APF conducts its business and which we call the Operating Partnership.

   APF Share numbers in this consent solicitation reflect a one-for-two reverse stock split approved by the APF stockholders on May 27, 1999 and effective on June 3, 1999.

   APF has set the exchange value at $20.00 for the purposes of allocating the APF Share consideration offered to the Income Funds. In considering what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reserve stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

                                    OVERVIEW

   Pursuant to the consent solicitation and this supplement, you are being asked to approve the Acquisition of your Income Fund by APF. Your Income Fund is one of 16 limited partnerships, which we refer to collectively as the Income Funds, that APF is seeking to acquire. Supplements have also been prepared for each of the other Income Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to D.F. King & Co., 77 Water Street, New York, New York 10005.

   There are material risks and potential disadvantages associated with the Acquisition that you should consider in determining whether to vote "For" or "Against" the Acquisition. These material risks include:

   . We are uncertain about the value at which APF Shares will trade following listing.

   . We have material conflicts in light of our being both general partners of the Income Funds and members of APF's Board of Directors.

   . As stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

   . We will receive 17,027 APF Shares as a result of APF's Acquisition of your Income Fund.

   . Because your Income Fund has no tenants under bankruptcy protection, if your Income Fund approves the Acquisition along with each of the other Income Funds, you would become subject to any adverse consequences associated with the 24 restaurant properties that APF would have under bankruptcy protection.

   . Unlike your Income Fund, APF will not be prohibited from incurring indebtedness.

   . The Acquisition is a taxable transaction.

   . The Acquisition involves a fundamental change in your investment.

What is APF?

   APF is a full-service real estate investment trust formed in 1994, which offers a complete range of restaurant property services to operators of national and regional restaurant chains, from triple-net leasing and mortgage financing to site selection, construction management and build-to-suit development. As of June 30, 1999, APF had total assets of approximately $822 million and 32,000 stockholders of record. If APF acquires all of the Income Funds in the Acquisition, APF expects to have total assets of approximately $1.5 billion at the time of the consummation of the Acquisition and will be one of the largest triple-net lease REITs in the United States.

What will I receive if my Income fund approves the Acquisition?

   If your Income Fund approves the Acquisition, you will be entitled to receive shares of APF common stock in exchange for the units of limited partnership interest that you own in your Income Fund. The APF Shares will be listed for trading on the New York Stock Exchange, or NYSE, concurrently with the consummation of the Acquisition, If you vote "Against" the Acquisition, and your Income Fund is nevertheless acquired by APF, you may elect to receive
consideration in the form of 7% callable notes due      2005.

How many APF Shares will I receive if my Income Fund is acquired by APF?

   Your Income Fund will receive 1,850,049 APF Shares before payment of Acquisition expenses. You will receive your proportion of such shares in accordance with the terms of your Income Fund's partnership agreement.

What is the value of an APF Share?

   We do not know the fair value of an APF Share. APF has assigned a value, which we refer to as the exchange value, of $20.00 per share. After careful consideration, APF concluded that the exchange value should be set at $20.00 and that the exchange value would be used to allocate the APF Share consideration among the 16 Income Funds. In determining what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

What is the required vote necessary to approve the Acquisition?

   Pursuant to the terms of your Income Fund's partnership agreement, APF's Acquisition of your Income Fund may not be consummated without the approval of greater than 50% of the outstanding units. Such an approval by your Income Fund's limited partners will be binding on you even if you vote "Against" the Acquisition.

Do you, as the general partners of my Income Fund, recommend that I vote "For" the proposed Acquisition?

   Yes. We unanimously recommend that you vote "For" the proposed Acquisition. We believe that the Acquisition is the best means to maximize the value of your investment in your Income Fund, as opposed to liquidating your Income Fund's portfolio or continuing unchanged the investment in your Income Fund.

How do I vote?

   Just indicate on the enclosed consent form, which is printed on the blue paper, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of Limited Partners, your units may be voted "For" or "Against" APF's Acquisition of your Income Fund. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Acquisition. If you do not vote or you abstain from voting, it will count as a vote "Against" the Acquisition.

What are the tax consequences of the Acquisition to me?

   The Acquisition is a taxable transaction. The tax obligations of individuals and tax-paying entities will generally be based on the difference between the value of the APF Shares you receive and the tax basis of your units.

We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Acquisition.

   We have estimated, based on the exchange value, that the taxable gain per average original $10,000 investment in your Income Fund will be $1,911.

                                  RISK FACTORS

   As a result of APF's Acquisition of your Income Fund, you will assume the risks associated with the assets of APF and the other Income Funds acquired by APF. Although the majority of APF's assets and the assets of the other Income Funds acquired by APF are substantially similar to those of your Income Fund, the restaurant properties owned by APF and the other Income Funds that are acquired by APF may be differently constructed, located in a different geographic area or of a different restaurant chain than the restaurant properties owned by your Income Fund. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

   The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Acquisition that are applicable to your Income Fund.

 Investment Risks

The exchange value was determined by APF, and the trading price of the APF Shares may decrease substantially below the exchange value upon listing.

   Your Income Fund will be receiving 1,850,049 APF Shares before payment of Acquisition expenses if your Income Fund approves the Acquisition. There has been no prior market for the APF Shares, and it is possible that the APF Shares may trade at prices substantially below the exchange value or the historical per share book value of the assets of APF. The APF Shares have been approved for listing on the NYSE, subject to official notice of issuance. Prior to listing, the existing APF stockholders have not had an active trading market in which they could sell their APF Shares. Additionally, any Limited Partners of the Income Funds who become APF stockholders as a result of the Acquisition, will have transformed their investment in non-tradable units into an investment in freely tradable APF Shares. Consequently, some of these stockholders may choose to sell their APF Shares upon listing at a time when demand for APF Shares may be relatively low. The market price of the APF Shares may be volatile after the Acquisition, and the APF Shares could trade at prices substantially less than the exchange value as a result of increased selling activity following the issuance of the APF Shares, the interest level of investors in purchasing the APF Shares after the Acquisition and the amount of distributions to be paid by APF.

Your distributions may decrease.

   In each of the years ended December 31, 1996, 1997 and 1998, your Income Fund distributed $910, $920 and $900, respectively, to you per $10,000 investment. While historically, APF has made distributions equal to

7.625% per APF Share, based on the exchange value, we cannot be sure that APF will be able to maintain this level of distributions in the future. In the event that APF is unable to maintain this level of distributions in the future, your distributions per $10,000 investment may decrease substantially after the Acquisition.

The general partners will receive benefits from the Acquisition and will have conflicts of interest in the Acquisition.

   The general partners have four material conflicts of interest in the Acquisition of your Income Fund. First, we, James M. Seneff, Jr. and Robert A. Bourne, who also sit on the Board of Directors of APF, and CNL Realty Corp., an entity whose sole stockholders are Messrs. Seneff and Bourne, are the three general partners of the Income Funds. As Board members of APF, Messrs. Seneff and Bourne have a different interest in the completion of the Acquisition which may conflict with your interest as a Limited Partner of the Income Fund or with their own positions as the general partners of your Income Fund. Second, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund. Third, assuming only your Income Fund is acquired in the Acquisition, we will receive 17,027 APF Shares. Finally, in the event that your Income Fund is not acquired, however, we may be required to pay all or a substantial portion of the Acquisition costs allocated to your Income Fund.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Acquisition, the terms of the Acquisition may have been more favorable to you and the other Limited Partners.

   We, as the general partners of your Income Fund, have not retained an independent representative to act on your behalf or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration to be received, of the Acquisition. No group of Limited Partners was empowered to negotiate the terms and conditions of the Acquisition or to determine what procedures should be used to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and APF have been the parties responsible for structuring all the terms and conditions of the Acquisition. We engaged legal counsel to assist with the preparation of the documentation for the Acquisition, including the consent solicitation, and such legal counsel did not serve, or purport to serve, as legal counsel for the Income Funds or Limited Partners. If an independent representative had been retained for the Income Funds, the terms of the Acquisition may have been different and possibly more favorable to the Limited Partners. In particular, had separate representation for each of the Income Funds been arranged by us, issues unique to the value of each of the specific Income Funds might have been highlighted or received greater attention, resulting in adjustments to the value assigned to the assets of such Income Funds and increasing the number of APF Shares or notes that would be allocable to such Income Fund if acquired in the Acquisition.

The Acquisition will result in a fundamental change in the nature of your investment.

   The Acquisition of your Income Fund involves a fundamental change in the nature of your investment. Your investment will change from constituting an interest in your Income Fund, which has a fixed portfolio of restaurant properties in which you participate in the profits from the operation of its restaurant properties, to holding common stock of APF, an operating company, that will own an interest in 1,233 restaurant properties assuming only your Income Fund and the CNL Restaurant Businesses were acquired as of June 30, 1999. The risks inherent in investing in an operating company such as APF include that APF may invest in new restaurant properties that are not as profitable as APF anticipated, it may incur substantial indebtedness to make future acquisitions of restaurant properties that it may be unable to repay and it may make mortgage loans to prospective operators of national and regional restaurant chains that may not have the ability to repay.

   Also, an investment in APF may not outperform your investment in your Income Fund. Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Income Fund's assets, to an investment in an entity in which you may realize the value of your investment only through the sale of your APF Shares, not from liquidation proceeds from restaurant properties. Continuation of your Income Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Income Fund's restaurant properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your APF Shares or from the combination of cash paid to and payments on any notes if you elect to receive notes.

 Real Estate/Business Risks

If APF's borrowers default on mortgage loans, APF's income could be adversely affected.

   APF will be subject to risks inherent in the business of lending, such as the risk of default by or bankruptcy of the borrower. Upon a default by a borrower, APF may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with APF's administration of the mortgage loans and any collections upon a borrower's default. APF will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since APF's primary source of financing its mortgage loans will be through variable rate loans, any increase in interest rates will also increase APF's borrowing costs. In addition, any interest rate increases after a loan's origination could also adversely affect the value of the loans when securitized.

APF may not be able to access the securitization markets.

   The CNL Restaurant Financial Services Group previously "securitized" one portfolio of mortgage loans by contributing them to a trust that subsequently issued trust certificates representing beneficial ownership interests in the pool of mortgage loans. The CNL Restaurant Financial Services Group ultimately received the net proceeds paid to the trust from the sale of the trust certificates. APF now operates these lending and securitization operations. We cannot be sure that APF will be able to integrate successfully the lending and securitization operations into its business. In addition, APF's ability to access the securitization markets for the mortgage loans on favorable terms could be adversely affected by a variety of factors, including adverse market conditions and adverse performance of its loan portfolio or servicing responsibilities. If APF is unable to access the securitization market, it would have to retain as assets those mortgage loans it would otherwise securitize, thereby remaining exposed to the related credit and repayment risks on such mortgage loans. Under such circumstances, APF would also have to seek a different source for funding its operations than securitizations.

APF's gains on any completed securitizations may be overstated if prepayments or defaults are greater than anticipated.

   APF will report gains on sales of mortgage loans in any securitization based in part on the estimated fair value of the mortgage-related securities retained by APF. In a securitization, APF would expect to retain a residual-interest security and retain an interest-only strip security. The fair value of the residual-interest and interest-only strip security would be the present value of the estimated net cash flows to be received after considering the effects of prepayments and credit losses. The capitalized mortgage servicing rights and mortgage-related securities would be valued using prepayment, default, and interest rate assumptions that APF believes are reasonable. The amount of revenue recognized upon the sale of loans or loan participations will vary depending on the assumptions utilized.

   APF may have to make adjustments to the amount of revenue it recognizes for a securitization if the rate of prepayment, rate of default, and the estimates of the future costs of servicing utilized by APF vary from APF's estimates. For example, APF's gain upon the sale of loans will have been either overstated or understated if prepayments and/or defaults are greater than or less than anticipated. In addition, higher levels of future prepayments, and/or increases in delinquencies or liquidations, would result in a lower valuation of the mortgage-related securities. These adjustments would adversely affect APF's earnings in the period in which the adjustment is made. Such adjustments may be material if APF's estimates are significantly different from actual results.

APF's increased leverage increases APF's risk of default which could, in turn, adversely affect APF's results of operations and stockholder distributions.

   In addition to the issuance of APF Shares or the sale of units of the Operating Partnership, APF has funded and intends to continue to fund acquisitions and the development of new restaurant properties through short-term borrowings and by financing or refinancing its indebtedness on such properties on a longer-term basis when market conditions are appropriate. As of June 30, 1999, and assuming the acquisition of the CNL Restaurant Businesses, APF's debt service ratio was 3.31x and its ratio of debt-to-total assets was 35.91%. If only your Income Fund was acquired as of that date, APF's debt service ratio would have been 3.43x and its ratio of debt-to-total assets would have been 34.89%. As a general policy, APF's Board of Directors has allowed APF to borrow funds only when the ratio of debt-to-total assets of APF is 45% or less. APF's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that APF may incur in the future. Accordingly, APF's Board of Directors could modify the current policy at any time after the Acquisition. If this policy were changed, APF could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase APF's risk of default on its obligations and adversely affect APF's results of operations and its ability to make required distributions to its stockholders.

APF's ability to incur additional secured debt may dilute the value of the notes held by former Limited Partners of the Income Funds.

   APF may increase its level of secured debt. Payments on any notes issued by APF in connection with the Acquisition would be subordinated to any secured debt incurred by APF. Also, any secured debt would have a priority claim of repayment over the notes in the event that APF defaulted under its obligations.

APF's plan to grow through the acquisition and development of new restaurant properties could be adversely affected by trends in the real estate and financing businesses.

   APF's growth strategy is substantially based on the acquisition and development of additional restaurant properties. We do not know that APF will do so successfully because APF may have difficulty finding new restaurant properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional restaurant properties is subject to many risks. For instance, if an additional restaurant property is in a market in which APF has not invested before, APF will have relatively little experience in and may be unfamiliar with that new market.

The inability of a tenant or borrower to make lease and mortgage payments could have an adverse effect on APF.

   APF's business depends on the tenants' and borrowers' ability to pay their obligations to APF with respect to APF's real estate leases and mortgage loans. APF typically does not require that a third party guarantee the obligations of the tenant or the borrower. The ability of the tenants or borrowers to pay their obligations to APF in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a restaurant chain, may adversely affect the economic viability of the restaurant chain, including but not limited to:

   . national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by APF's customers;

   . changes or weaknesses in specific industry segments;

   . perceptions by prospective customers of the safety, convenience, services and attractiveness of the restaurant chain;

   . changes in demographics, consumer tastes and traffic patterns;

   . the ability to obtain and retain capable management;

   . the inability of a particular restaurant chain's computer system, or that of its franchisor or vendors, to adequately address year 2000 issues;

   . increases in operating expenses; and

   . increases in minimum wages, taxes or mandatory employee benefits.

APF has tenants of two significant restaurant chains that have filed for bankruptcy protection.

   The fact that APF has tenants of two significant restaurant chains that have filed for bankruptcy protection may adversely affect APF's total rental, earned and interest income. Because all of APF's properties are leased on a triple-net basis, if a tenant has defaulted on its lease obligations or has declared bankruptcy, it would reduce APF's rental, earned and interest income until APF could lease those affected properties to a new tenant or tenants. As of June 30, 1999, your Income Fund had no tenants under bankruptcy protection. Therefore, assuming that your Income Fund is acquired by APF, you, as an APF stockholder or noteholder, may be subject to the adverse consequences associated with having significant tenants under bankruptcy protection. As of June 30, 1999, and assuming that all the Income Funds are acquired by APF, APF would have had 24 restaurant properties not generating rental income. The aggregate lost rental, earned and interest income of the leases of these properties, whether due to bankruptcy or otherwise, for the six months ended June 30, 1999 would have been equal to $1,175,483, which constitutes 2.12% of total rental, earned and interest income, including lost rental, earned and interest income, for such period.

 Tax Risks

APF's failure to qualify as a REIT for tax purposes would result in APF's taxation as a corporation and the reduction of funding available for stockholder distribution.

   If APF fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, APF may be subject to federal alternative minimum tax and various state income taxes. Unless APF is entitled to relief under specific statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if APF loses its REIT status, the funds available for distribution to you, as an APF stockholder, would be reduced substantially for each of the years involved.

If APF cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

   Subject to adjustments that are unique to REITs, a REIT generally must distribute 95% of its taxable income. In the event that APF does not have sufficient cash, this distribution requirement may limit APF's ability to acquire additional restaurant properties and to make mortgage loans. Also, for the purposes of determining taxable income, APF may be required to include interest payments, rent and other items it has not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, APF could have taxable income in excess of cash available for distribution. If this occurred, APF would have to borrow funds or liquidate some of its assets in order to maintain its status as a REIT.

Changes in the tax law could adversely affect APF's REIT status.

   APF's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect APF's status as a REIT. In the event that there is a change in the tax laws that prevents APF from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, APF may not be able to make the same level of distributions to its stockholders. In addition, such change may limit APF's ability to invest in additional restaurant properties and to make additional mortgage loans.

                     CONSIDERATION PAID TO THE INCOME FUND

   The proposed number of APF Shares to be paid to your Income Fund was determined by APF in accordance with its own valuation methodologies regarding each Income Fund. We, as the general partners of each Income Fund, determined the fairness of the value of the APF Shares to be paid to your Income Fund based in part on the appraisal of the restaurant properties of your Income Fund by Valuation Associates. In addition, we engaged Legg Mason to provide us with an opinion that the APF Share consideration to be received by each Income Fund, individually, is fair from a financial point of view to each Income Fund.

   The following table sets forth the exchange value of the APF Shares to be paid to your Income Fund in the Acquisition. The APF Shares payable to your Income Fund will not change if APF acquires fewer than all of the Income Funds in the Acquisition. This data assumes that none of the Limited Partners of your Income Fund have elected to receive notes. You should note that the APF Shares may trade at prices substantially below the exchange value upon listing on the NYSE.

                      Original
                      Limited
                      Partner
    Original        Investments
    Limited             less
    Partner       Distributions of Number of   Exchange                                  Exchange Value
  Investments        Net Sales        APF      Value of                                  of APF Shares
      less          Proceeds per     Shares       APF                  Exchange Value     per Average
Distributions of      $10,000      Offered to   Shares     Estimated    of APF Shares   $10,000 Original
   Net Sales          Original       Income   Payable to  Acquisition after Acquisition Limited Partner
  Proceeds(1)      Investment(1)      Fund    Income Fund  Expenses       Expenses         Investment
----------------  ---------------- ---------- ----------- ----------- ----------------- ----------------
  $35,000,000         $10,000      1,850,049  $37,000,980  $424,000      $36,576,980        $10,451

--------

(1) As of December 31, 1998, the Income Fund has had no distributions of net sales proceeds.

   If your Income Fund approves the Acquisition and you have voted "Against" the Acquisition, but you do not wish to own APF Shares, you can elect to
receive your portion of the consideration in 7.0% callable notes, due    ,
2005. The payment received by you and other Limited Partners who elect to receive notes will be equal to 97% of the value of your portion of the exchange value of the APF Shares that would otherwise have been paid to your Income
Fund. The notes will bear interest at 7.0% and will mature on    , 2005. APF
may redeem the notes at any time prior to their maturity at a price equal to the sum of the outstanding principal balance plus accrued interest. In addition, if Limited Partners in your Income Fund elect to receive notes in an amount greater than 15% of the exchange value of the APF Shares to be paid to your Income Fund, then APF has the right to decline to acquire your Income Fund.

                          EXPENSES OF THE ACQUISITION

   If your Income Fund approves the Acquisition, the portion of the Acquisition expenses attributable to your Income Fund will be paid by your Income Fund, as detailed below. The number of APF Shares paid to your Income Fund would reflect a reduction for your Income Fund's expenses of the Acquisition. Acquisition expenses are expected to range from 1.1% to 1.3% of the exchange value of the APF Shares payable to each Income Fund.

   If the Acquisition of your Income Fund is not approved, we will bear a percentage of all Acquisition expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Income Fund, divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Income Fund. In such event, your Income Fund will bear the remaining Acquisition expenses.

   The following table sets forth the estimated Acquisition expenses of acquiring your Income Fund:

                         Pre-closing Transaction Costs

     Legal Fees(1).................................................... $ 28,391
     Appraisals and Valuation(2)......................................    6,765
     Fairness Opinions(3).............................................   30,000
     Solicitation Fees(4).............................................   18,561
     Printing and Mailing Fees(5).....................................  104,098
     Accounting and Other Fees(6).....................................   55,968
                                                                       --------
       Subtotal.......................................................  243,783
                                                                       --------

                           Closing Transaction Costs

     Title, Transfer Tax and Recording Fees(7)........................   88,878
     Legal Closing Fees(8)............................................   43,901
     Partnership Liquidation Costs(9).................................   47,438
                                                                       --------
       Subtotal.......................................................  180,217
                                                                       --------
     Total............................................................ $424,000
                                                                       ========

--------
(1) Aggregate legal fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $423,998. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the value of the APF Share consideration payable to your Income Fund, based on the exchange value, to the total value of the APF Share consideration payable to all of the Income Funds, based on the exchange value.
(2) Aggregate appraisal and valuation fees to be incurred by all of the Income Funds in connection with the Acquisition were $105,420. Your Income Fund's pro-rata portion of these fees was determined based on the number of restaurant properties in your Income Fund.
(3) Each Income Fund received a fairness opinion from Legg Mason and incurred a fee of $30,000.
(4) Aggregate solicitation fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $250,000. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
(5) Aggregate printing and mailing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $1,399,998. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
(6) Aggregate accounting and other fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $841,245. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

(7) Aggregate title, transfer tax and recording fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $1,313,596. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.
(8) Aggregate legal closing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $648,842. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

(9) Aggregate partnership liquidation costs to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $698,901. Your Income Fund's pro-rata portion of these costs was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares to all of the Income Funds.

   The solicitation fees related to the Acquisition will be allocated among the Income Funds, us and APF depending upon whether the Acquisition is consummated. For purposes of the Acquisition, the term

"Solicitation Fees" includes costs such as telephone calls, broker-dealer fact sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

   If APF acquires all of the Income Funds, all of the solicitation fees will be payable by APF. If APF acquires less than all of the Income Funds, all of the solicitation fees will be payable by APF or the Income Funds that are acquired in proportion to their respective exchange values. If none of the Income Funds are acquired by APF, all of the solicitation fees will be payable by us.

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   Article 12 of your Income Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding units is required to approve a "Liquidating Sale," which is defined by the partnership agreement to include a transaction or series of transactions resulting in the transfer of 80% or more in value of your Income Fund's restaurant properties acquired within two years of the initial date of the prospectus (March 20, 1991). Because the Acquisition of your Income Fund is a "Liquidating Sale" within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding units.

Consequence of Failure to Approve the Acquisition

   If the Limited Partners of your Income Fund representing greater than 50% of the outstanding units do not vote "For" the Acquisition, the Acquisition may not be consummated under the terms of the partnership agreement. In such event, we plan to continue to operate your Income Fund as a going concern and to eventually dispose of your Income Fund's restaurant properties approximately 7 to 12 years after they were acquired or as soon thereafter if, in our opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

Special Meeting to Discuss the Acquisition

   We, as general partners of the Income Funds, have scheduled a special meeting of the Limited Partners of your Income Fund to discuss the solicitation, materials, which include the consent solicitation this supplement and the other materials distributed to you, and the terms of APF's Acquisition of your Income Fund, prior to voting on the Acquisition. The special meeting
will be held at 10:00 a.m., Eastern time, on       , 1999, at          . We and
members of APF's management intend to solicit actively your support for the Acquisition and would like to use the special meeting to answer questions about the Acquisition and the solicitation materials and to explain in person our reasons for recommending that you vote "For" the Acquisition.

                               VOTING PROCEDURES

   The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Acquisition of your Income Fund by APF. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

   In order for APF to acquire your Income Fund, the Limited Partners holding greater than 50% of the outstanding units of your Income Fund must approve the Acquisition. Your Income Fund will be acquired by a merger with the Operating Partnership, in the manner described in the consent solicitation. A copy of the

Agreement and Plan of Merger dated March 11, 1999, as amended, by and between APF and your Income Fund is attached hereto as Appendix B. We encourage you to read it.

   If you are not planning to attend the special meeting of the Limited Partners of your Income Fund and to vote in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the Acquisition of your Income Fund. The solicitation period will
commence upon delivery of the solicitation materials to you on or about       ,
1999 and will continue until the later of (a)       , 1999 a date not less than
60 calendar days from the initial delivery of the solicitation materials, or
(b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond May 31, 2000. Any consent form received by Corporate Election Services prior to 5:00 p.m., Eastern time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your units will be counted as voting "Against" the Acquisition of your Income Fund and you will receive APF Shares if your Income Fund is acquired.

   A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. The first part seeks your consent to APF's Acquisition of your Income Fund and related matters. The exact matters which a vote in favor of the Acquisition will be deemed to approve are described above under "Required Vote." If you have interests in more than one Income Fund, you will receive multiple consent forms which will provide for separate votes for each Income Fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

   The second part of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints James M. Seneff, Jr. and Robert A. Bourne as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the Acquisition. The power of attorney is intended solely to ease the administrative burden of completing the Acquisition without requiring your signatures on multiple documents.

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                  TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following information has been prepared to compare the amounts of compensation paid and cash distributions made, by your Income Fund to us and our affiliates to the amounts that would have been paid if the compensation and distribution structure, which will be in effect after the Acquisition, had been in effect during the years presented below.

   Under your Income Fund's partnership agreement, we and our affiliates are entitled to receive fees in connection with managing the affairs of each Income Fund. Your partnership agreement also provides that we are to be reimbursed for our expenses for services performed for your Income Fund, such as legal, accounting, transfer agent, data processing and duplicating services.

   APF operates as an internally-advised REIT. If your Income Fund is acquired, it will share in the overall cost of managing the consolidated portfolio of restaurant properties owned by APF. As stockholders of APF, you and the other former Limited Partners of your Income Fund will receive distributions in proportion with your ownership of APF Shares. This cost participation and dividend payment are in lieu of the payments to us discussed above.

   During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, the aggregate amounts accrued actually or paid by your Income Fund to us are shown below under "Historical Distributions Paid to the General Partners and Affiliates" and the estimated amounts of compensation that would have been paid had the Acquisition been in effect for the periods presented, are shown below under "Pro Forma Distributions to Be Paid to the General Partners Following the Acquisition":

                                       Year Ended December 31, Six Months Ended
                                       -----------------------     June 30,
                                        1996    1997    1998         1999
                                       ------- ------- ------- ----------------
Historical Distributions Paid to the
 General Partners and Affiliates:
  General Partner Distributions......      --      --      --          --
  Accounting and Administrative
   Services..........................  $82,487 $79,234 $94,808     $47,550
  Broker/Dealer Commissions..........      --      --      --          --
  Due Diligence and Marketing Support
   Fees..............................      --      --      --          --
  Acquisition Fees...................      --      --      --          --
  Asset Management Fees..............      --      --      --          --
  Real Estate Disposition Fees(1)....      --      --      --          --
                                       ------- ------- -------     -------
    Total historical.................  $82,487 $79,234 $94,808     $47,550
Pro Forma Distributions to Be Paid to
 the General Partners Following the
 Acquisition:
  Cash Distributions on APF
   Shares(2).........................  $24,044 $25,363 $25,966     $12,983
  Salary Compensation................      --      --      --          --
                                       ------- ------- -------     -------
    Total pro forma(3)...............  $24,044 $25,363 $25,966     $12,983

--------
(1) Payment of real estate disposition fees is subordinated to minimum returns and the return of original capital to the Limited Partners. To date, no such fees have been paid since the required minimum returns have not been made to the Limited Partners.

(2) Represents estimated distributions based on APF Shares received in the Acquisition.

(3) As a result of the Acquisition, we and our affiliates will no longer be entitled to receive the general partner distributions and fees described in the historical presentation above. However, this does not mean that APF will avoid incurring some portion of these costs on a going forward basis, particularly as such costs relate to accounting and administrative services and asset management. Due to APF's acquisition of the Advisor, APF became an internally advised REIT. Therefore, all accounting and administrative services and asset management expenses previously borne by the Advisor, will be borne internally by APF. The material costs that APF will continue to incur will be salaries of the employees utilized to perform such services and the costs of any assets necessary to perform such services.

           CASH DISTRIBUTIONS TO LIMITED PARTNERS OF YOUR INCOME FUND

   The information below should be read in conjunction with the information provided in this supplement under the caption "Financial Statements."

   The following table sets forth the distributions paid to the Limited Partners of your Income Fund per $10,000 original investment for the periods indicated below:

                                                              Six Months Ended
                                     Year Ended December 31,   June 30, 1999
                                     ------------------------ ----------------
                                     1994 1995 1996 1997 1998    Historical
                                     ---- ---- ---- ---- ---- ----------------
Distributions from Income........... $850 $845 $837 $831 $646       $332
Distributions from Return of
 Capital(1).........................   50   65   73   89  254        118
                                     ---- ---- ---- ---- ----       ----
  Total............................. $900 $910 $910 $920 $900       $450
                                     ==== ==== ==== ==== ====       ====

--------

(1) Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income, including deductions for depreciation expense, on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from non-cash items. This amount is not required to be presented as a return of capital except for purposes of this table, and the Income Fund has not treated this amount as a return of capital for any other purpose.

   Cash distributions for the year ended December 31, 1997, include $70,000 earned in 1997, but declared payable in the first quarter of 1998.

                        COMPARATIVE PER SHARE DATA

   The following tabulation reflects (a) the historical net income and book value per share of APF common stock in comparison with the adjusted historical net income and book value per share after giving effect to property acquisitions and the acquisition of the CNL Restaurant Businesses, and the pro forma net income and book value per share after giving effect to the Acquisition of your Income Fund, (b) the historical net income and book value per unit of your Income Fund in comparison with the equivalent pro forma net income and book value per share attributable to the .5225 APF Shares that will be received by your Income Fund with respect to each of its outstanding units and assuming none of the Limited Partners elect to receive notes, and (c) the historical cash dividends per share of APF with the equivalent pro forma of
 .5225 times the cash dividend paid on each APF Share. The historical per share information presented in this tabulation is derived from the financial information of APF and your Income Fund presented on pages S-23 through S-24.

   The pro forma financial information below is for informational purposes only and does not purport to be indicative of APF's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated by the pro forma financial information. The pro forma financial information should not be viewed as predictive of APF's financial results or conditions in the future.

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ ----------
APF
  Net Income:
    Historical.........................................    $1.21       $0.61
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........     1.08         .51
    Pro forma..........................................     1.09         .52
  Dividends:
    Historical.........................................     1.52         .76
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses(1).......     1.52         .76
    Pro forma(1).......................................     1.52         .76
  Book value:
    Historical.........................................    17.70       17.54
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........    16.29       16.21
    Pro forma..........................................    16.36       16.29
CNL Income Fund IX, Ltd.
  Net Income:
    Historical.........................................      .65         .34
    Equivalent pro forma(2)............................      .57         .27
  Dividends:
    Historical.........................................      n/a         n/a
    Equivalent pro forma(3)(4).........................      .79         .40
  Book Value:
    Historical.........................................     8.35        8.23
    Equivalent pro forma(2)............................     8.55        8.51

--------

(1) Reflects APF's historical dividend rate.

(2) Pro forma amounts for APF multiplied by .5225 based on receipt by the partners of your Income Fund of 1,828,849 APF Shares, net of Acquisition expenses, in exchange for 3,500,000 units, or the ratio of exchange.

(3) Historical amounts for APF multiplied by .5225, or the ratio of exchange.

(4) An equivalent pro forma dividend rate of $0.40 per share for the six months ended June 30, 1999 equates to $397 per original $10,000 investment. To review the pro forma financial information in greater detail with respect to APF after giving effect to the Acquisition and the acquisition of the CNL Restaurant Businesses, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

                                    FAIRNESS

General

     We believe the Acquisition to be fair to, and in the best interests of your Income Fund. After careful evaluation, we have concluded that the Acquisition is the best way to maximize the value of your investment. We recommend that you and the other Limited Partners approve the Acquisition and receive APF Shares.

   Based upon our analysis of the Acquisition, we believe that:

   . the terms of the Acquisition are fair to you and the other Limited
     Partners; and

   . after comparing the potential benefits and detriments of the Acquisition with those of several alternatives, the Acquisition is more economically attractive to you and the other Limited Partners than such alternatives.

   Our beliefs are based upon our analysis of the terms of the Acquisition, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Acquisition and the alternatives to the Acquisition and a review of the financial condition and performance of APF and your Income Fund and the terms of critical agreements, such as your Income Fund's partnership agreement.

   We also believe that the Acquisition is procedurally fair for several reasons. First, the Acquisition is required to be approved by Limited Partners holding greater than 50% of the outstanding units of your Income Fund and is subject to the closing conditions. Those closing conditions are that the APF Shares are listed on the NYSE, that the APF stockholders have approved the increase in the number of APF Shares authorized to be issued and that Merrill Lynch has issued a new fairness opinion if fewer than all of the Income Funds are acquired. Second, if your Income Fund is acquired all Limited Partners of your Income Fund who vote "Against" the Acquisition will be given the option of receiving APF Shares or the notes.

   Although we believe the terms of the Acquisition are fair to you and the other Limited Partners, we have conflicts of interest with respect to the Acquisition. These conflicts include, among others:

  . that we will receive APF Shares, assuming APF acquires all of the Income Funds, upon completion of the Acquisition;

  . that Messrs. Seneff and Bourne are stockholders of APF and, as such, their interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund; and

  . that we will be relieved from our material ongoing liabilities with respect to your Income Fund if it is acquired by APF.

Material Factors Underlying Belief as to Fairness

   The following is a discussion of the material factors underlying our belief that the terms of the Acquisition are fair as a whole to you and the other Limited Partners of your Income Fund and maximize the value of your investment.

   1. Consideration Offered. We will be offered the same form of consideration in the Acquisition as the Limited Partners with respect to our capital interest in the Income Fund. We believe that the form and amount of consideration offered to us and the Limited Partners, including dissenting Limited Partners who select the notes, constitute fair value. We compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Acquisition is fair based on such comparison. In addition, we believe the Acquisition is the best way to maximize the return on your investment because of your ability to participate in the potential appreciation of APF Shares. Since your Income Fund is restricted to owning and leasing a static number of restaurant properties due to the limitations contained in your Income Fund's partnership agreement and limited capital resources, your investments have less of an opportunity to appreciate. Because APF is a growth-oriented operating company, you will have the opportunity, as an APF stockholder, to participate in APF's future growth.

   2. Independent Appraisals and Fairness Opinions. Our belief as to the fairness of the Acquisition as a whole and to the Limited Partners of your Income Fund and our statements above regarding the material terms underlying our belief as to fairness are partially based upon the appraisal of your Income Fund's restaurant properties prepared by Valuation Associates and upon the fairness opinion provided by Legg Mason. A copy of the fairness opinion is attached hereto as Appendix A. We encourage you to read it. We attributed significant weight to the appraisal of Valuation Associates and the fairness opinion of Legg Mason, which we believe support our conclusion that the Acquisition is fair to the Limited Partners. We do not know of any factors that would materially alter the conclusions made in the appraisal of Valuation Associates or the fairness opinion of Legg Mason, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. We believe that the engagement of Valuation Associates to provide the appraisal and of Legg Mason to provide the fairness opinion assisted us in the fulfillment of our fiduciary duties to your Income Fund and the Limited Partners, notwithstanding that: (1) each of Valuation Associates and Legg Mason received fees for its services, (2) Legg Mason has previously provided investment banking services to the Income Funds and to Commercial Net Lease Realty, Inc., which at the time was an affiliate of CNL Group, Inc., and
(3) Valuation Associates has previously performed valuation appraisals for APF. We note that because the Acquisition of any one Income Fund is not a condition of the Acquisition of any other Income Fund, the fairness opinions analyze each Income Fund separately, not in combination with other Income Funds. However, based on the reasons stated in this section of the supplement and the opinion of Legg Mason that the APF Share consideration payable to each Income Fund is fair from a financial point of view, we believe the Acquisition is fair regardless of the number of Income Funds that are acquired in the Acquisition.

   In rendering its opinion with respect to the fairness, from a financial point of view, with respect to (a) the APF Shares offered with respect to your Income Fund, (b) the aggregate APF Shares offered with respect to the Income Funds, and (c) the method of allocating the APF Shares among the Income Funds, Legg Mason did not address or render any opinion with respect to other aspects of the Acquisition, including:

   . the value of fairness of the notes;

   . the prices at which the APF Shares may trade following the Acquisition or the trading value of the APF Shares to be offered compared with the current fair market value of the Income Funds' portfolios or assets if liquidated in real estate markets;

   . the tax consequences of any aspect of the Acquisition;

   . the fairness of the amounts of allocation of Acquisition costs or the amounts of Acquisition costs allocated to the Limited partners; or

   . any other matters with respect to any specific individual partner or class of partners.

   In addition, Legg Mason was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Income Funds or their assets. Also, Legg Mason's opinion also does not compare the relative merits of the Acquisition with those of any other transaction or business strategy that was or might have been considered by us as alternatives to the Acquisition.

   Legg Mason's fairness opinion does not constitute a recommendation to you as to how to vote on the Acquisition or as to whether you should elect to receive the APF Share consideration or the notes.

   3. Valuation of Alternatives. Based on the appraisal of your Income Fund's restaurant properties, we estimated the value of your Income Fund if liquidated and as a going concern. On the basis of these calculations, we believe that the value of the APF Shares will exceed the going concern value and liquidation value of your Income Fund.

   4. Cash Available for Distribution Before and After the Acquisition. We believe the Acquisition will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. The effect of the Acquisition and the cash available for distribution will vary, however, from Income Fund to Income Fund. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of APF as an operating company and will also receive investment liquidity through the public market in APF Shares.

   5. Comparative Valuation Analysis. In assessing the fairness of the Acquisition, we relied on the appraisals prepared by Valuation Associates in connection with its engagement by us. Based on such information and other historical data of the Income Funds, we prepared a comparative valuation analysis, which supported our determination that the Acquisition is in the best interest of the Limited Partners of each of the Income Funds.

   The following table summarizes the results of our comparative valuation analysis:

                                                                                                         Weighted
                           Original        Original                                                   Average Trading
                            Limited    Limited Partner     Exchange                       Estimated      Prices of
                            Partner    Investments less  Value of APF      Estimated     Liquidation      Units
                          Investments  Distributions of Shares Paid per  Going Concern    Value per     per Average
                             less         Net Sales     average $10,000    Value per       Average        $10,000
                         Distributions   Proceeds per   Limited Partner Average $10,000    $10,000       Original
                         of Net Sales  $10,000 Original    Original        Original       Original    Limited Partner
Income Fund               Proceeds(1)   Investment(1)    Investment(2)   Investment(3)  Investment(4)  Investment(5)
-----------              ------------- ---------------- --------------- --------------- ------------- ---------------
CNL Income Fund IX,
 Ltd....................  35,000,000        10,000          10,353          10,310          9,654          9,320

--------
(1) The Income Fund has had no distributions of net sales proceeds.
(2) Values are based on the exchange value established by APF. Upon listing the APF Shares on the NYSE, the actual values at which the APF Shares will trade on the NYSE may be substantially below the exchange value.
(3) Represents the estimated value of an original $10,000 investment in your Income Fund, if your Income Fund continues unchanged, subject to the assumptions made by Valuation Associates in its appraisal.
(4) Represents the amount that we estimate would have been distributed to you with respect to an original $10,000 investment in the Income Fund if your Income Fund had sold its assets on December 31, 1998, subject to the assumptions made by Valuation Associates in its appraisal.
(5) Based on the weighted average trading prices of your Income Fund's units, per original $10,000 investment, in the secondary markets from July 1, 1998 to June 30, 1999. A substantial majority of the transfer prices in this column reflect purchases by your Income Fund as part of its distribution reinvestment program and do not necessarily reflect the prices in a secondary market.

   We believe that the comparative valuation analysis, when considered together with the anticipated effect of the Acquisition and with all the other differences between continued ownership of units as compared with the receipt of APF Shares, supports our recommendation in favor of the Acquisition.

                             CONFLICTS OF INTEREST

Affiliated General Partners

   As the general partners of your Income Fund, we each have a contractual obligation pursuant to your Income Fund's partnership agreement as well as a legal obligation under state law to assess whether the terms of the Acquisition are fair and equitable to the Limited Partners of your Income Fund without regard to whether the Acquisition is fair and equitable to any of the other participants, including the Limited Partners in other Income Funds. James M. Seneff, Jr. and Robert A. Bourne act as the individual general partners of all of the Income Funds and also as members of the Board of Directors of APF. While Messrs. Seneff and Bourne have sought faithfully to discharge their obligations to your Income Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to your Income Fund and also on APF's Board of Directors. Additionally, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

Substantial Benefits to General Partners

   As a result of the Acquisition, assuming only your Income Fund is acquired, we are expected to receive three material benefits. These benefits include:

   . With respect to our ownership in your Income Fund, we may be issued up to 17,027 APF Shares in the aggregate in accordance with the terms of your Income Fund's partnership agreement. The 17,027 APF Shares issued to us will have an exchange value of $340,540.

   . James M. Seneff, Jr. and Robert A. Bourne, as your individual general partners, will also continue to serve as directors of APF with Mr. Seneff serving as Chairman of APF and Mr. Bourne serving as Vice Chairman. Furthermore, they will be entitled to receive performance-based incentives, including stock options under APF's 1999 Performance Incentive Plan or any other such plan approved by the stockholders. The benefits that may be realized by Messrs. Seneff and Bourne are likely to exceed the benefits that they would expect to derive from the Income Funds if the Acquisition does not occur.

   . As general partners of your Income Fund, we are legally liable for your Income Fund's liabilities to the extent that your Income Fund is unable to satisfy such liabilities. Because the partnership agreement for your Income Fund prohibits the Income Fund from incurring indebtedness, the only liabilities the Income Fund has are liabilities with respect to its ongoing business operations. In the event that your Income Fund is acquired by APF, we would be relieved of our legal obligation to satisfy the liabilities of the acquired Income Fund.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the Acquisition to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Acquisition to you.

Material Tax Differences between the Ownership of Units and APF Shares

   Because your Income Fund is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a Limited Partner, you are required to take into account your share of the income or loss of your Income Fund, regardless of whether any cash is distributed to you. If your Income Fund is acquired by APF, and you have voted "For" the Acquisition, you will receive APF Shares. If you have voted "Against" the Acquisition but your Income Fund is acquired by APF, you may elect to receive notes.

   If your Income Fund is acquired by APF and you receive APF Shares, your ownership of APF Shares will affect the character and amount of income reportable by you in the future. Currently, as the owner of Units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Income Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Income Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a Limited Partner, if your Income Fund is acquired by APF and you receive APF Shares, as a stockholder of APF you will be taxed based on the amount of distributions you receive from APF. Each year APF will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of APF's earnings and profits. Because the Acquisition is a taxable transaction, APF's tax basis in the acquired restaurant properties will be higher than your Income Fund's tax basis had been in the same properties. At the same time, however, APF may be required to utilize a slower method of depreciation with respect to some restaurant properties than that used by your Income Fund. As a result, APF's tax depreciation from the acquired restaurant properties will differ from your Income Fund's tax depreciation. Accordingly, under some circumstances, even if APF were to make the same level of distributions as your Income Fund, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of APF does not depend on its character to APF. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if APF incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Acquisition

   In connection with the Acquisition and for federal income tax purposes, if your Income Fund is acquired by APF, the assets and any liabilities of your Income Fund will be transferred to APF in return for APF Shares and/or notes. Your Income Fund will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your Income Fund, including gain recognized as a result of the transfer of restaurant properties pursuant to the Acquisition. For purposes of allocating gain, we have valued the APF Shares at a price of $20. The estimated taxable gain, as of June 30, 1999, based on the $20 valuation, for an average $10,000 original Limited Partner investment in your Income Fund, is set forth in the table below for those Limited Partners subject to federal income taxation. The information in the table assumes that none of the Limited Partners in the Income Fund elected to receive notes.

                                                                   Estimated
                                                                    Gain per
                                                                Average $10,000
                                                                Original Limited
                                                                    Partner
                                                                   Investment
                                                                ----------------
CNL Income Fund IX, Ltd........................................      $1,911

   Under section 351(a) of the Internal Revenue Code of 1986, as amended, no gain or loss is recognized if (1) property is transferred to a corporation by one more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. APF has represented to Shaw Pittman, APF's tax counsel, that, following the Acquisition, the Limited Partners of the Income Funds will not own stock possessing at least 80 percent of the total combined voting power of all classes of APF stock entitled to vote and at least 80 percent of the total number of shares of all other classes of APF stock. Based upon this representation, Shaw Pittman has opined that the Acquisition will not result in the acquisition of control of APF by the Limited Partners for purposes of section 351(a). Accordingly, the transfer of assets will result in recognition of gain or loss by each Fund that is acquired by APF.

   If your Income Fund is acquired by APF and no Limited Partners elect to receive the notes, your Income Fund will receive solely APF Shares in exchange for your Income Fund's assets. As a result, your Income Fund will recognize an amount of gain equal to the difference between:

   . the sum of (a) the fair market value of the APF Shares received by your Income Fund and (b) the amount of your Income Fund's liabilities, if any, assumed by the Operating Partnership, and

   . the adjusted tax basis of the assets transferred by your Income Fund to the Operating Partnership.

   If your Income Fund is acquired by APF and you or another Limited Partner in your Income Fund elect the notes option, your Income Fund will receive APF Shares and notes in exchange for your Income Fund's assets. Because the
principal portion of the notes will not be due until     , 2005, the
acquisition of your Income Fund's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your Income Fund's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the Acquisition, the amount of gain recognized by your Income Fund in the year of the Acquisition will be equal to the value of the APF Shares received by your Income Fund multiplied by the ratio that the gross profit realized by your Income Fund in the Acquisition bears to the total contract price for your Income Fund's assets. To the extent your Income Fund realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your Income Fund in the year of the Acquisition.

   The gross profit that your Income Fund realizes from the Acquisition will generally equal the excess, if any, of the selling price for your Income Fund's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by qualified indebtedness encumbering your Income Fund's assets, if any, that is assumed or taken subject to by the Operating Partnership. The exact amount of the gain to be recognized by your Income Fund in the year of the Acquisition will also vary depending upon the decisions of the Limited Partners to receive APF Shares or notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the Acquisition are likely to be treated as realized from the sale of a "section 1231 asset," which is, real property or a depreciable asset used in a trade or business and held for more than one year. Your share of gains or losses from the sale of section 1231 assets of your Income Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Income Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your Income Fund recognizes will be allocated to you and the other Limited Partners in accordance with the terms of your Income Fund's partnership agreement. Each Limited Partner will be allocated and must report his, her or its allocable share of such gain, if any, pursuant to these terms, regardless of the Limited Partner's decision to receive notes rather than APF Shares. Even though a Limited Partner's election of the notes may decrease the amount of gain your Income Fund recognizes, the electing Limited Partner still will be required to take into account his, her or its share of your Income Fund's gain as determined under the partnership agreement of your Income Fund. Therefore, Limited Partners who elect the notes may recognize gain in the year of the Acquisition despite the fact that they will not receive cash with which to pay the tax on the gain. Such Limited Partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the Limited Partners electing to receive notes.

   Tax Consequences of the Liquidation and Termination of Your Income Fund. If your Income Fund is acquired by APF, your Income Fund will be deemed to have liquidated and distributed APF Shares or notes, as the case may be, to you. The taxable year of your Income Fund will end at this time, and you must report, in your taxable year that includes the date of the Acquisition, your share of all income, gain, loss, deduction and credit for your Income Fund through the date of the Acquisition, including gain or loss resulting from the Acquisition. If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your Income Fund's income attributable to more than one of its taxable years.

   The APF Shares or notes will be distributed among you and the other Limited Partners in a manner that we, as the general partners of your Income Fund, determine to be proportionate based on your respective capital account balances. If you receive APF Shares in the Acquisition and the value of those APF Shares exceeds your basis in your units, you will recognize gain equal to the difference between the fair market value of the APF Shares that you receive and your adjusted tax basis in your units. Your basis in the APF Shares will then equal the fair market value of the APF Shares on the closing date of the Acquisition, and your holding period for the APF Shares for purposes of determining capital gain or loss will begin on the closing date of the Acquisition. If you receive APF Shares in the Acquisition and your basis in your units exceeds the value of the APF Shares, you will not recognize gain or loss. Your basis in the APF Shares will equal the basis that you had in your units, and your holding period for purposes of determining capital gain or loss will begin on the closing date of the Acquisition.

   If you receive notes in the Acquisition, your basis in the notes distributed to you will equal your adjusted basis in your units, and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your Income Fund's holding period in the assets transferred to APF.

   Because the assets of your Income Fund are held for investment and not for resale, the Acquisition will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not a social club, voluntary employee's beneficiary association, supplemental unemployment benefit trust, or qualified group legal services plan as described in sections 501 (c)(7), (9), (17) or
(20) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Acquisition.

   Tax Consequences of the Acquisition to APF. APF will not recognize gain or loss as a result of the Acquisition. APF will have a holding period in the restaurant properties that begins on the closing date. The basis of the restaurant properties received by APF from the Income Funds will equal the fair market value of the APF Shares, plus the issue price of the notes issued in the Acquisition, plus the amount of any liabilities of the Income Funds assumed by APF.

   The aggregate basis of APF's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, APF's basis in each acquired restaurant property may differ from the Income Fund's basis therein, and the restaurant properties may be subject to different depreciable periods and methods as a result of the Acquisition. These factors could result in an overall change, following the Acquisition, in the depreciation deductions attributable to the restaurant properties acquired from the Income Funds following the Acquisition.

           SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund IX, Ltd.

                         Six Months Ended June 30, 1999

                                     Property                                 Historical   Historical
                                    Acquisition                                  CNL          CNL
                       Historical    Pro Forma                  Historical    Financial     Financial
                           APF      Adjustments     Subtotal     Advisor    Services, Inc.    Corp.      Subtotal
                       -----------  -----------    -----------  ----------  -------------- -----------  -----------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $27,900,894  $3,056,620(a)  $30,957,514  $        0    $        0   $         0  $30,957,514
 Fees.............               0           0               0   9,454,036     2,963,154        11,511   12,428,701
 Interest and
 Other Income.....       4,249,461           0       4,249,461      87,570       249,258    11,539,080   16,125,369
  Total Revenue...     $32,150,355  $3,056,620     $35,206,975  $9,541,606    $3,212,412   $11,550,591  $59,511,584
 Expenses:
 General and
 Administrative...       2,244,408           0       2,244,408   5,405,130     2,441,151       263,524   10,354,213
 Management and
 Advisory Fees....       1,681,870           0       1,681,870           0             0     1,231,905    2,913,775
 Fees to Related
 Parties..........               0           0               0      88,949       689,425             0      778,374
 Interest
 Expense..........               0           0               0      92,707             0    10,294,499   10,387,206
 State Taxes......         464,966           0         464,966           0             0             0      464,966
 Depreciation--
 Other............               0           0               0      77,130        39,032             0      116,162
 Depreciation--
 Property.........       3,701,974     967,179(a)    4,669,153           0             0             0    4,669,153
 Amortization.....           9,700           0           9,700          36             0             0        9,736
 Transaction
 Costs............         483,005           0         483,005           0             0             0      483,005
  Total Expenses..       8,585,923     967,179       9,553,102   5,663,952     3,169,608    11,789,928   30,176,590
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/
 Minority
 Interest, Gain
 (Loss) on Sale of
 Properties, and
 Provision for
 Losses on
 Properties.......     $23,564,432  $2,089,441     $25,653,873  $3,877,654    $   42,804   $  (239,337) $29,334,994
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........          31,241           0          31,241           0             0             0       31,241
 Gain (Loss) on
 Sale of
 Properties.......        (201,843)          0        (201,843)          0             0             0     (201,843)
 Provision For
 Losses on
 Properties.......        (540,522)          0        (540,522)          0             0             0     (540,522)
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      22,853,308   2,089,441      24,942,749   3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision)
 for Federal
 Income Taxes.....               0           0               0  (1,595,036)      (16,906)       86,202   (1,525,740)
 Net
 Earnings(Losses)..    $22,853,308  $2,089,441     $24,942,749  $2,282,618    $   25,898   $  (153,135) $27,098,130
                       ===========  ==========     ===========  ==========    ==========   ===========  ===========
                                                        Historical
                        Combining                       CNL Income
                        Pro Forma           Combined     Fund IX,   Pro Forma          Adjusted
                       Adjustments             APF         Ltd.    Adjustments         Pro Forma
                       ------------------- ------------ ---------- ------------------ ------------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $         0         $30,957,514  $1,178,486  $ 45,876 (j)      $32,181,876
 Fees.............      (9,812,516)(b),(c)   2,616,185           0   (30,958)(k)        2,585,227
 Interest and
 Other Income.....         144,014 (d)      16,269,383      58,661         0           16,328,044
  Total Revenue...     $(9,668,502)        $49,843,082  $1,237,147  $ 14,918          $51,095,147
 Expenses:
 General and
 Administrative...        (774,311)(e)       9,579,902     118,967   (50,623)(l),(m)    9,648,246
 Management and
 Advisory Fees....      (2,913,775)(f)               0           0         0 (n)                0
 Fees to Related
 Parties..........        (743,673)(g)          34,701           0         0               34,701
 Interest
 Expense..........               0          10,387,206           0         0           10,387,206
 State Taxes......               0             464,966      24,884     7,106 (o)          496,956
 Depreciation--
 Other............               0             116,162           0         0              116,162
 Depreciation--
 Property.........               0           4,669,153     155,940    78,647 (p)        4,903,740
 Amortization.....        1,073,349 (h)      1,083,085         750         0            1,083,835
 Transaction
 Costs............               0             483,005     121,626         0              604,631
  Total Expenses..      (3,358,410)         26,818,180     422,167    35,130           27,275,477
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/
 Minority
 Interest, Gain
 (Loss) on Sale of
 Properties, and
 Provision for
 Losses on
 Properties.......     $(6,310,092)        $23,024,902  $  814,980  $(20,212)         $23,819,670
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........               0              31,241     284,057   (42,673)(q)          272,625
 Gain (Loss) on
 Sale of
 Properties.......               0            (201,843)     75,997         0             (125,846)
 Provision For
 Losses on
 Properties.......               0            (540,522)          0         0             (540,522)
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      (6,310,092)         22,313,778   1,175,034   (62,885)          23,425,927
 Benefit/(Provision)
 for Federal
 Income Taxes.....       1,525,740 (i)               0           0         0                    0
 Net
 Earnings(Losses)..    $(4,784,352)        $22,313,778  $1,175,034  $(62,885)         $23,425,927
                       =================== ============ ========== ================== ============

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund IX, Ltd.

                         Six Months Ended June 30, 1999

                                   Property                                Historical    Historical
                                  Acquisition                                 CNL           CNL
                     Historical    Pro Forma                  Historical   Financial     Financial
                        APF       Adjustments      Subtotal    Advisor   Services, Inc.    Corp.        Subtotal
                    ------------  -----------    ------------ ---------- -------------- ------------ --------------
Other data:
Earnings per
share/unit......    $       0.61  $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                    ============  ==========     ============ ==========   ==========   ============ ==============
Book value per
share/unit......    $      17.54  $      n/a     $        n/a $      n/a   $      n/a   $        n/a            n/a
                    ============  ==========     ============ ==========   ==========   ============ ==============
Dividends per
share/unit......    $       0.76  $      n/a     $        n/a $      n/a   $      n/a   $        n/a            n/a
                    ============  ==========     ============ ==========   ==========   ============ ==============
Ratio of
Earnings to
Fixed Charges...           18.16x        n/a              n/a        n/a          n/a            n/a            n/a
                    ============  ==========     ============ ==========   ==========   ============ ==============
Weighted average
shares
outstanding
during period...      37,347,883  $        0       37,347,883        n/a          n/a            n/a     37,347,883
                    ============  ==========     ============ ==========   ==========   ============ ==============
Shares
outstanding.....      37,348,464  $        0       37,348,464        n/a          n/a            n/a     37,348,464
                    ============  ==========     ============ ==========   ==========   ============ ==============
Balance sheet
data:
Real estate
assets, net.....    $691,443,127  $3,369,856(s)  $694,812,983 $        0   $        0   $          0 $  694,812,983
Mortgages/notes
receivable......    $ 63,351,507  $        0     $ 63,351,507 $        0   $        0   $290,522,671 $  353,874,178
Receivables/due
from related
parties.........    $    649,972  $        0     $    649,972 $8,668,738   $5,417,084   $  1,125,933 $   15,861,727
Investment from
joint ventures..    $  1,081,046  $        0     $  1,081,046 $        0   $        0   $          0 $    1,081,046
Total assets....    $822,225,342  $3,369,856(s)  $825,595,198 $9,407,247   $6,369,606   $304,738,561 $1,146,110,612
Total liabilities/
minority
interest........    $167,023,516  $3,369,856(s)  $170,393,372 $1,076,772   $  829,856   $300,143,224 $  472,443,224
Total equity....    $655,201,826  $        0     $655,201,826 $8,330,475   $5,539,750   $  4,595,337 $  673,667,388
                                                       Historical
                     Combining                         CNL Income    Merger
                     Pro Forma             Combined     Fund IX,    Pro Forma             Adjusted
                    Adjustments              APF          Ltd.     Adjustments           Pro Forma
                    ------------------- -------------- ----------- ------------------- -----------------
Other data:
Earnings per
share/unit......    $       n/a         $          n/a $  $   0.34 $      n/a          $         0.52
                    =================== ============== =========== =================== =================
Book value per
share/unit......    $       n/a         $          n/a $      8.23 $      n/a          $        16.29
                    =================== ============== =========== =================== =================
Dividends per
share/unit......    $       n/a         $          n/a $      0.45 $      n/a                     n/a
                    =================== ============== =========== =================== =================
Ratio of
Earnings to
Fixed Charges...            n/a                    n/a         n/a        n/a                    2.92x
                    =================== ============== =========== =================== =================
Weighted average
shares
outstanding
during period...      6,150,000             43,497,883         n/a  1,828,849              45,326,732(r)
                    =================== ============== =========== =================== =================
Shares
outstanding.....      6,150,000             43,498,464         n/a  1,828,849              45,327,313
                    =================== ============== =========== =================== =================
Balance sheet
data:
Real estate
assets, net.....    $         0         $  694,812,983 $20,204,637 $7,713,935 (t2)     $  722,731,555
Mortgages/notes
receivable......    $         0         $  353,874,178 $         0 $        0          $  353,874,178
Receivables/due
from related
parties.........    $(6,614,629)(u)     $    9,247,098 $    51,574 $  (22,000)(w)      $    9,276,672
Investment from
joint ventures..    $         0         $    1,081,046 $ 6,387,805 $1,086,764 (t2)     $    8,555,615
Total assets....    $24,601,619 (t1)(u) $1,170,712,231 $29,785,504 $4,404,799 (t2)(w)  $1,204,902,534
Total liabilities/
minority
interest........    $(6,957,486)(u)(v)  $  465,485,738 $   971,554 $  (22,000)(w)      $  466,435,292
Total equity....    $31,559,105 (t1)(v) $  705,226,493 $28,813,950 $4,426,799 (t2)     $  738,467,242

        SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund IX, Ltd.

                   For the Year Ended December 31, 1999

                               Property                           Historical   Historical
                              Acquisition                            CNL          CNL               Combining
                  Historical   Pro Forma             Historical   Financial    Financial            Pro Forma   Combined
                     APF      Adjustments  Subtotal   Advisor   Services, Inc.   Corp.    Subtotal Adjustments    APF
                  ----------  ----------- ---------- ---------- -------------- ---------- -------- ----------- ----------
Other data:
Earnings Per
Share/Unit......  $     1.21   $     n/a  $      n/a    $n/a         $n/a         $n/a      $n/a    $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====      ====    =========  ==========
Book Value Per
Share/Unit......  $    17.70   $     n/a  $      n/a    $n/a         $n/a         $n/a      $n/a    $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====      ====    =========  ==========
Dividends Per
Share/Unit......  $     1.52   $     n/a  $      n/a    $n/a         $n/a         $n/a      $n/a    $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====      ====    =========  ==========
Ratio of
Earnings to
Fixed Charges...       79.97x        n/a         n/a     n/a          n/a          n/a       n/a          n/a         n/a
                  ==========   =========  ==========    ====         ====         ====      ====    =========  ==========
Wtd. Avg. Shares
Outstanding.....  26,648,219   6,981,616  33,629,835     n/a          n/a          n/a       n/a    6,150,000  39,779,835
                  ==========   =========  ==========    ====         ====         ====      ====    =========  ==========
Shares
Outstanding.....  37,337,927           0  37,337,927     n/a          n/a          n/a       n/a    6,150,000  43,487,927
                  ==========   =========  ==========    ====         ====         ====      ====    =========  ==========
                  Historical
                  CNL Income   Merger
                   Fund IX,   Pro Forma   Adjusted
                     Ltd.    Adjustments Pro Forma
                  ---------- ----------- -------------
Other data:
Earnings Per
Share/Unit......    $ .65    $      n/a  $     1.09
                  ========== =========== =============
Book Value Per
Share/Unit......    $8.35    $      n/a  $    16.36
                  ========== =========== =============
Dividends Per
Share/Unit......    $ .90    $      n/a         n/a
                  ========== =========== =============
Ratio of
Earnings to
Fixed Charges...      n/a           n/a        3.06x
                  ========== =========== =============
Wtd. Avg. Shares
Outstanding.....      n/a     1,828,849  41,608,684(x)
                  ========== =========== =============
Shares
Outstanding.....      n/a     1,828,849  45,316,776
                  ========== =========== =============

--------
  (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if restaurant properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any restaurant properties for the periods prior to their construction completion and availability for occupancy.

  (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
      Fund:

       Origination fees from affiliates...........................  $  (689,425)
       Secured equipment lease fees...............................      (67,967)
       Advisory fees..............................................     (126,788)
       Reimbursement of administrative costs......................     (382,728)
       Acquisition fees...........................................   (4,452,252)
       Underwriting fees..........................................      (54,248)
       Administrative, executive and guarantee fees...............     (532,389)
       Servicing fees.............................................     (572,728)
       Development fees...........................................      (38,853)
       Management fees............................................   (1,681,870)
                                                                    ------------
        Total.....................................................  $(8,599,248)
                                                                    ============

  (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL
      Financial Corp. On a historical basis, CNL Financial Services, Inc.
      records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles.
      Total loan origination fees received by CNL Financial Services, Inc.
      during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

  (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended
      June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income............................................     $ 144,014

  (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs...........................    $(774,311)

  (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,681,870)
       Administrative executive and guarantee fees................    (532,389)
       Servicing fees.............................................    (572,728)
       Advisory fees..............................................    (126,788)
                                                                   ------------
                                                                   $(2,913,775)
                                                                   ============

  (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

  (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (u) below:

       Amortization of goodwill ..................................... $1,073,349

  (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

  (j) Represents $45,876 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

  (k) Represents the elimination of fees between the Advisor and the Income
      Fund:

       Management fees................................................ $      0
       Reimbursement of administrative costs..........................  (30,958)
                                                                       --------
                                                                       $(30,958)
                                                                       ========

  (l) Represents the elimination of $30,958 in administrative costs reimbursed by the Income Fund to the Advisor.

  (m) Represents savings of $19,665 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

  (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

  (o) Represents additional state income taxes of $7,106 resulting from assuming that acquisitions of restaurant properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

  (p) Represents an increase in depreciation expense of $78,647 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

  (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $42,673 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

  (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

  (s) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma restaurant properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (t) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                             CNL Financial
                                   Advisor   Services Group Income Fund     Total
                                 ----------- -------------- -----------  ------------
       Fair Value of
        Consideration
        Received...............  $81,648,665  $50,493,254   $36,414,830  $168,556,749
                                 ===========  ===========   ===========  ============
       Share Consideration.....   76,000,000   47,000,000    33,240,749   156,240,749
       Cash Consideration......          --           --        424,000       424,000
       APF Transaction Costs...    5,648,665    3,493,254     2,750,081    11,892,000
                                 -----------  -----------   -----------  ------------
        Total Purchase Price...  $81,648,665  $50,493,254   $36,414,830  $168,556,749
                                 ===========  ===========   ===========  ============
       Allocation of Purchase
        Price:
       Net Assets --
        Historical.............  $ 8,330,475  $10,135,087   $28,813,950  $ 47,279,512
       Purchase Price
        Adjustments:
        Land and buildings on
         operating leases......          --           --      6,145,838     6,145,838
        Net investment in
         direct financing
         leases................          --           --      1,568,097     1,568,097
        Investment in joint
         ventures..............          --           --      1,086,764     1,086,764
        Accrued rental income..          --           --     (1,170,144)   (1,170,144)
        Intangibles and other
         assets................          --    (2,575,792)      (29,675)   (2,605,467)
        Goodwill*..............          --    42,933,959           --     42,933,959
        Excess purchase price..   73,318,190          --            --     73,318,190
                                 -----------  -----------   -----------  ------------
        Total Allocation.......  $81,648,665  $50,493,254   $36,414,830  $168,556,749
                                 ===========  ===========   ===========  ============

* Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisitions of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,318,190 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations." Goodwill of $42,933,959 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

   1.Common Stock (CFA, CFS, CFC)--Class A............       8,600
    Common Stock (CFA, CFS, CFC)--Class B.............       4,825
    Additional Paid-in Capital (CFA, CFS, CFC)........  12,568,974
    Retained Earnings.................................   5,883,163
    Accumulated distributions in excess of earnings...  73,318,190
    Goodwill for CFC/CFS (Intangibles and other
     assets)..........................................  42,933,959
     CFC/CFS Organizational Costs/Other Assets........               2,575,792
     Cash to pay APF transaction costs................               9,141,919
     APF Common Stock.................................                  61,500
     APF Capital in Excess of Par Value...............             122,938,500
    (To record acquisition of CFA, CFS and CFC)

   2.Partners' Capital...................................  28,813,950
    Land and buildings on operating leases...............   6,145,838
    Net investment in direct financing leases............   1,568,097
    Investment in joint ventures.........................   1,086,764
     Accrued rental income...............................              1,170,144
     Intangibles and other assets........................                 29,675
     Cash to pay APF Transaction costs...................              2,750,081
     Cash consideration to Income Funds..................                424,000
     APF Common Stock....................................                 18,288
     APF Capital in Excess of Par Value..................             33,222,461
    (To record acquisition of Income Funds)

  (u) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

  (v) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

  (w) Represents the elimination by the Income Fund of $22,000 in related party payables recorded as receivables by the Advisor.

  (x) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

   To review the pro forma financial information of APF in the event that APF acquires the CNL Restaurant Businesses and all of the Income Funds, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

         SELECTED HISTORICAL FINANCIAL DATA OF CNL INCOME FUND IX, LTD.

   The following table sets forth certain selected information for the Income Fund, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of CNL Income Fund IX, Ltd." in this Supplement.

                             Six Months Ended
                                 June 30,                           Year Ended December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Revenues (1)............  $ 1,521,204 $ 1,273,479 $ 3,100,685 $ 3,230,343 $ 3,404,066 $ 3,428,147 $ 3,362,394
Net income (2)..........    1,175,034   1,041,698   2,286,698   2,937,632   2,960,299   2,987,971   3,003,583
Cash distributions
 declared (3)...........    1,575,002   1,645,002   3,220,004   3,150,004   3,185,004   3,185,004   3,150,002
Net income per Unit.....         0.33        0.29        0.65        0.83        0.84        0.85        0.85
Cash distributions
 declared per Unit (3)..         0.45        0.47        0.92        0.90        0.91        0.91        0.90
GAAP book value per
 Unit...................         8.23        8.44        8.35        8.61        8.67        8.74        8.79
Weighted average number
 of Limited Partner
 Units outstanding......    3,500,000   3,500,000   3,500,000   3,500,000   3,500,000   3,500,000   3,500,000

                                 June 30,                                December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Total assets............  $29,785,504 $30,498,707 $30,099,078 $31,096,421 $31,343,847 $31,517,255 $31,735,391
Total partners'
 capital................   28,813,950  29,543,920  29,213,918  30,147,224  30,359,596  30,584,301  30,781,334

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(1) Revenues include equity in earnings of joint ventures and adjustments to accrued rental income as a result of a tenant filing for bankruptcy.
(2) Net income for the year ended December 31, 1998 includes $314,775 from provision for loss on land and building and impairment in carrying value of net investment in direct financing lease. Net income for the six months ended June 30, 1999 and for the year ended December 31, 1997, includes $75,997 and $199,643, respectively, from a gain on sale of land, buildings and net investment in direct financing lease.
(3) Distributions for the six months ended June 30, 1998 and the year ended December 31, 1998, included a special distribution to the Limited Partners of $70,000 and distributions for the years ended December 31, 1996 and 1995, each includes a special distribution to the Limited Partners of $35,000, which represented cumulative excess operating reserves.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
             AND RESULTS OF OPERATIONS OF CNL INCOME FUND IX, LTD.

Introduction

   The Income Fund is a Florida limited partnership that was organized on April 16, 1990, to acquire for cash, either directly or through joint venture arrangements, both newly constructed and existing restaurants, as well as land upon which restaurants were to be constructed, which are leased primarily to operators of selected national and regional fast-food and family-style restaurant chains. The leases are generally triple-net leases, with the lessees responsible for all repairs and maintenance, property taxes, insurance and utilities. As of June 30, 1999, the Income Fund owned 40 restaurant properties, which included interests in 13 restaurant properties owned by joint ventures in which the Income Fund is a co-venturer and one restaurant property owned with an affiliate as tenants in common.

Capital Resources

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   During the six months ended June 30, 1999 and 1998, the Income Fund generated cash from operations, which consists of cash received from tenants, distributions from joint ventures, and interest and other income received, less cash paid for expenses of $1,470,503 and $1,633,800, respectively. The decrease in cash from operations for the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, is primarily a result of changes in the Income Fund's working capital.

   Other sources and uses of capital included the following during the quarter and six months ended June 30, 1999.

   During February 1999, the Income Fund sold its restaurant property in Corpus Christi, Texas and received sales proceeds of $1,350,000, which resulted in a gain of $56,369 for financial reporting purposes. In March 1999, the Income Fund sold its restaurant property in Rochester, New York and received sales proceeds of $1,250,000, which resulted in a gain of $19,628 for financial reporting purposes. These restaurant properties were originally acquired by the Income Fund in 1991 and 1992 and had a total cost of approximately $2,288,800, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant properties for approximately $111,200 in excess of their original purchase prices. In March 1999, the Income Fund reinvested a majority of the net sales proceeds in a Golden Corral restaurant property located in Albany, Georgia at an approximate cost of $1,641,000. The Income Fund intends to reinvest the remaining net sales proceeds in additional restaurant properties.

   Currently, rental income from the Income Fund's restaurant properties and any net sales proceeds held by the Income Fund, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use of such funds for the payment of Income Fund expenses, are invested in money market accounts or other short-term, highly liquid investments such as demand deposits in commercial banks, certificates of deposit, and money market accounts with less than a 30-day maturity date. At June 30, 1999, the Income Fund had $1,941,669 invested in such short-term investments, as compared to $1,287,379 at December 31, 1998. The increase in cash and cash equivalents for the six months ended June 30, 1999 was primarily attributable to the fact that the Income Fund is holding the remaining net sales proceeds relating to the restaurant property sales described above, pending reinvestment in additional restaurant properties. The funds remaining at June 30, 1999, after payment of distributions and other liabilities, will be used to invest in additional restaurant properties and to meet the Income Fund's working capital and other needs.

   On May 11, 1999, four Limited Partners in several of the Income Funds served a lawsuit against us and APF in connection with the Acquisition. On July 8, 1999, the plaintiffs amended the complaint to add three additional Limited Partners as plaintiffs. Additionally, on June 22, 1999, a Limited Partner in several Income

Funds served a lawsuit against us, APF, CNL Group, Inc. and the CNL Restaurant Businesses in connection with the Acquisition. We and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

 The Years Ended December 31, 1998, 1997 and 1996

   The Income Fund's primary source of capital for the years ended December 31, 1998, 1997, and 1996, was cash from operations. Cash from operations was $3,253,390, $3,157,964, and $3,356,240 for the years ended December 31, 1998,
1997, and 1996, respectively. The increase in cash from operations during 1998, as compared to 1997, and the decrease during 1997, as compared to 1996, is primarily a result of changes in income and expenses and changes in the Income Fund's working capital.

   Other sources and uses of capital included the following during the years ended December 31, 1998, 1997 and 1996.

   In December 1996, the tenant of the restaurant property in Woodmere, Ohio exercised its option, under the terms of its lease agreement, to substitute the existing restaurant property for a replacement restaurant property. In conjunction therewith, the Income Fund exchanged the Burger King restaurant property in Woodmere, Ohio with a Burger King restaurant property in Carrboro, North Carolina. The lease for the restaurant property in Woodmere, Ohio was amended to allow the restaurant property in Carrboro, North Carolina to continue under the terms of the original lease. All closing costs were paid by the tenant. The Income Fund accounted for this as a non-monetary exchange of similar assets and recorded the acquisition of the restaurant property in Carrboro, North Carolina at the net book value of the restaurant property in Woodmere, Ohio. No gain or loss was recognized due to this being accounted for as a non-monetary exchange of similar assets.

   In June 1997, the Income Fund sold its restaurant property in Alpharetta, Georgia and received net sales proceeds of $1,053,571, which resulted in a gain for financial reporting purposes of $199,643. This restaurant property was originally acquired by the Income Fund in September 1991 and had a cost of approximately $711,200, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $342,400 in excess of its original purchase price. In July 1997, the Income Fund reinvested approximately $1,049,800 of these net sales proceeds in an IHOP restaurant property in Englewood, Colorado as tenants-in-common with one of our affiliates. In connection therewith, the Income Fund and the affiliate entered into an agreement whereby each co-venturer will share in the profits and losses of the restaurant property in proportion to each co-venturer's percentage interest. As of December 31, 1998, the Income Fund owned a 67 percent interest in the restaurant property. This transaction, or a portion thereof, relating to the sale of the restaurant property in Alpharetta, Georgia and the reinvestment of the proceeds in an IHOP restaurant property in Englewood, Colorado was structured as a like-kind exchange transaction for federal income tax purposes.

   None of the restaurant properties owned by the Income Fund or the joint ventures in which the Income Fund owns an interest is or may be encumbered. Under its partnership agreement, the Income Fund is prohibited from borrowing for any purpose. However, we or our affiliates are entitled to reimbursement, at cost, for actual expenses incurred by us or our affiliates on behalf of the Income Fund. From time to time, affiliates of ours incur certain operating expenses on behalf of the Income Fund for which the Income Fund reimburses the affiliates without interest.

   Currently, rental income from the Income Fund's restaurant properties and net sales proceeds from the sale of restaurant properties, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use of such funds for payment of Income Fund expenses, are invested in money market accounts or other short-term highly liquid investments such as demand deposit accounts at commercial banks, CDs and money market accounts with less than a 30-day maturity date. At December 31, 1998, the Income Fund had $1,287,379 invested in such short-term investments, as compared to $1,250,388 at December 31, 1997. As of

December 31, 1998, the average interest rate earned on the rental income deposited in demand deposit accounts at commercial banks was approximately two percent annually.

Short-Term Liquidity

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's short-term liquidity requirements consist primarily of the operating expenses of the Income Fund.

   The Income Fund's investment strategy of acquiring restaurant properties for cash and leasing them under triple-net leases to operators who generally meet specified financial standards minimizes the Income Fund's operating expenses. We believe that the leases will continue to generate cash flow in excess of operating expenses.

   We have the right, but not the obligation, to make additional capital contributions if we deem it appropriate in connection with the operations of the Income Fund.

   The Income Fund generally distributes cash from operations remaining after the payment of operating expenses of the Income Fund, to the extent that we determine that such funds are available for distribution. Based on current and anticipated future cash from operations, and for the six months ended June 30, 1998, accumulated excess operating reserves, the Income Fund declared distributions to the Limited Partners of $1,575,002 for the six months ended June 30, 1999 and $1,645,002 for the six months ended June 30, 1998, or $787,501 for each of the quarters ended June 30, 1999 and 1998. This represents distributions of $0.45 per unit for the six months ended June 30, 1999 and $0.47 per unit for the six months ended June 30, 1998, or $0.23 per unit for each of the applicable quarters.

   No distributions were made to us for the quarters and the six months ended June 30, 1999 and 1998. No amounts distributed to the Limited Partners for the six months ended June 30, 1999 and 1998 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available for distribution to the Limited Partners on a quarterly basis.

   Total liabilities of the Income Fund, including distributions payable, increased to $971,554 at June 30, 1999, from $885,160 at December 31, 1998, primarily as a result of the Income Fund accruing transaction costs relating to the Acquisition. We believe that the Income Fund has sufficient cash on hand to meet its current working capital needs.

 The Years Ended December 31, 1998, 1997 and 1996

   Due to low operating expenses and ongoing cash flow, we believe that the Income Fund has sufficient working capital reserves at this time. In addition, because all leases of the Income Fund's restaurant properties are on a triple-net basis, it is not anticipated that a permanent reserve for maintenance and repairs will be established at this time. To the extent, however, that the Income Fund has insufficient funds for such purpose, we will contribute to the Income Fund an aggregate amount of up to one percent of the offering proceeds for maintenance and repairs.

   Based on cash from operations, the Income Fund declared distributions to the Limited Partners of $3,220,004, $3,150,004, and $3,185,004 for the years ended December 31, 1998, 1997, and 1996, respectively. This represents distributions of $0.92 per unit for the year ended December 31, 1998, $0.90 per unit for the year ended December 31, 1997 and $0.91 per unit for the year ended December 31, 1996. No amounts distributed to the Limited Partners for the years ended December 31, 1998, 1997 and 1996 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available for distribution to the limited partners on a quarterly basis.

   During 1998, affiliates of ours incurred on behalf of the Income Fund $111,596 for operating expenses, as compared to $77,999 during 1997 and $97,032 during 1996. As of December 31, 1998, the Income Fund owed $24,187 to affiliates for such amounts and accounting and administrative services, as compared to $4,619 as of December 31, 1998. As of March 11, 1999, the Income Fund had reimbursed the affiliates all such amounts. Other liabilities, including distributions payable, decreased to $860,973 at December 31, 1998 from $944,578 at December 31, 1997. In part, this resulted from a decrease in accrued real estate tax expense and a decrease in rents paid in advance at December 31, 1998.

Long-Term Liquidity

   The Income Fund has no long-term debt or other long-term liquidity requirements.

Results of Operations

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   During the six months ended June 30, 1998, the Income Fund owned and leased 27 wholly owned restaurant properties, and during the six months ended June 30, 1999, the Income Fund owned and leased 28 wholly owned restaurant properties, including two restaurant properties which were sold during 1999, to operators of fast-food and family-style restaurant chains. In connection with these restaurant properties, during the six months ended June 30, 1999 and 1998, the Income Fund earned $1,178,486 and $969,143, respectively, in rental income from operating leases, net of adjustments to accrued rental income, and earned income from direct financing leases, $586,503 and $282,249 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. Rental and earned income were higher for the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, due to the fact that in May 1998, the tenant of the restaurant properties in Williamsville and Rochester, New York filed for bankruptcy, rejected the lease relating to the restaurant property in Williamsville, New York and ceased making rental payments on such lease. As a result, during the quarter and six months ended June 30, 1998, the Income Fund wrote off approximately $267,600 of accrued rental income, or non-cash accounting adjustments relating to the straight-lining of future scheduled rent increases over the lease term in accordance with generally accepted accounting principles, relating to both restaurant properties. No such amounts were written-off during the quarter and six months ended June 30, 1999. Rental and earned income were also higher during the quarter and six months ended June 30, 1999, due to the fact that during the quarter and six months ended June 30, 1998, the Income Fund increased the allowance for doubtful accounts for past due rental amounts for these restaurant properties in the amount of $114,600 due to financial difficulties the tenant was experiencing. No such allowance was established during the quarter and six months ended June 30, 1999. The increase in rental and earned income during the quarter and six months ended June 30, 1999 was partially offset by a decrease in rental and earned income of approximately $21,000 and $63,900 for the quarter and six months ended June 30, 1999, respectively, due to the fact that the tenant ceased making rental payments relating to the restaurant property in Williamsville, New York in May 1998, as described above. The lost revenues resulting from this restaurant property could have an adverse effect on the results of operations of the Income Fund if the Income Fund is unable to re-lease the restaurant property in a timely manner. The Income Fund will not recognize rental income relating to this restaurant property until a new tenant is located or until the restaurant property is sold and the proceeds from such sale are reinvested in an additional restaurant property. We are currently seeking either a new tenant or purchaser for this restaurant property.

   The increase in rental and earned income was also offset by a decrease of approximately $39,000 and $48,000 during the quarter and six months ended June 30, 1999, respectively, due to the fact that the Income Fund sold the restaurant property located in Rochester, New York, as described above in "Capital Resources."

   Rental and earned income were also higher during the quarter and six months ended June 30, 1999 due to the fact that, during the quarter and six months ended June 30, 1998, the Income Fund collected and recorded as income approximately $14,600 and $29,300, respectively, of past due rental amounts for which the Income

Fund had previously established an allowance for doubtful accounts relating to the restaurant property in Grand Prairie, Texas, in accordance with the Income Fund's collection policy.

   The increase in rental and earned income during the quarter and six months ended June 30, 1999, was also partially offset by a decrease of approximately $40,300 and $62,300, respectively, as a result of the sale of the restaurant property in Corpus Christi, Texas, as described above in "Capital Resources." In March 1999, the Income Fund reinvested a portion of these net sales proceeds in a restaurant property in Albany, Georgia, as described above in "Capital Resources," which resulted in an increase in rental and earned income of approximately $44,100 and $48,900 during the quarter and six months ended June 30, 1999, respectively.

   In addition, the increase in rental and earned income was partially offset by a decrease of approximately $31,500 and $59,900 for the quarter and six months ended June 30, 1999, respectively, due to the fact that the leases relating to the Burger King restaurant properties in Shelby, North Carolina; Maple Heights, Ohio; Watertown, New York and Carrboro, North Carolina were amended to provide for rent reductions from August 1998 through the end of the lease terms. Rental and earned income relating to these restaurant properties are expected to remain at reduced amounts as a result of these amendments.

   For the six months ended June 30, 1999 and 1998, the Income Fund also owned and leased 13 restaurant properties indirectly through joint venture arrangements and one restaurant property with one of our affiliates as tenants-in-common. In connection therewith, during the six months ended June 30, 1999 and 1998, the Income Fund earned $284,057 and $276,668, respectively, attributable to net income earned by these joint ventures, $148,155 and $148,860 of which was earned during the quarters ended June 30, 1999 and 1998, respectively.

   Operating expenses, including depreciation and amortization expense, were $422,167 and $231,781 for the six months ended June 30, 1999 and 1998, respectively, of which $227,496 and $114,677 were incurred for the quarters ended June 30, 1999 and 1998, respectively. The increase in operating expenses was partially due to an increase in depreciation expense as a result of the lease amendments requiring the reclassification of two of the four leases from direct financing leases to operating leases during 1998 and the additional depreciation expense relating to the restaurant property acquired in March 1999.

   Operating expenses also increased during the quarter and six months ended June 30, 1999, due to an increase in legal fees, insurance, real estate tax expense and maintenance incurred in connection with the fact that the tenant of the restaurant property in Williamsville, New York filed for bankruptcy, rejected the lease, and ceased making rental payments. The Income Fund will continue to incur these types of expenses until a replacement tenant or purchaser is located. The Income Fund is currently seeking either a replacement tenant or purchaser for this restaurant property.

   The increase in operating expenses for the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, was also due to the fact that the Income Fund incurred $86,351 and $121,626, during the quarter and six months ended June 30, 1999, respectively, in transaction costs related to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition with APF. If the Limited Partners reject the Acquisition, the Income Fund will bear the portion of the transaction costs based upon the percentage of "For" votes and we will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   As a result of the sales of the restaurant properties in Corpus Christi, Texas and Rochester, New York, as described above in "Capital Resources," the Income Fund recognized a total gain of $75,997 for financial reporting purposes during the quarter and six months ended June 30, 1999. No restaurant properties were sold during the quarter and six months ended June 30, 1998.

 The Years Ended December 31, 1998, 1997 and 1996

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund owned and leased 28 wholly-owned restaurant properties, including one restaurant property in Alpharetta, Georgia, which was sold in

June 1997. In addition, during 1998, 1997, and 1996, the Income Fund was a co-venturer in two separate joint ventures that each owned and leased six restaurant properties and one joint venture that owned and leased one restaurant property. During 1998 and 1997, the Income Fund also owned and leased one restaurant property with an affiliate as tenants-in-common. As of December 31, 1998, the Income Fund owned, either directly or through joint venture arrangements, 41 restaurant properties, which are subject to long-term, triple-net leases. The leases of the restaurant properties provide for minimum base annual rental amounts, payable in monthly installments, ranging from approximately $51,500 to $171,400. Generally, the leases provide for percentage rent based on sales in excess of a specified amount. In addition, a majority of the leases provide that, commencing in specified lease years ranging from the third to the sixth lease year, the annual base rent required under the terms of the lease will increase.

   During the years ended December 31, 1998, 1997 and 1996, the Income Fund earned $2,354,610, $2,572,954, and $2,771,319, respectively, in rental income from operating leases, net of adjustments to accrued rental income, and earned income from direct financing leases from the Income Fund's wholly owned restaurant properties. The decrease in rental and earned income during 1998 and 1997, each as compared to the previous year, is due to the fact that the Income Fund established an allowance for doubtful accounts of approximately $93,800 and $68,800 during 1998 and 1997, respectively, relating to the Perkins restaurant properties in Williamsville and Rochester, New York, which were leased by the same tenant, due to financial difficulties the tenant is experiencing. No such allowance was established during 1996. In May 1998, the tenant of these restaurant properties filed for bankruptcy and rejected the lease relating to one of the restaurant properties. As a result, during 1998, the Income Fund wrote off approximately $267,600 of accrued rental income, or non-cash accounting adjustments relating to the straight-lining of future scheduled rent increases over the lease term in accordance with generally accepted accounting principles relating to both restaurant properties. The Income Fund will not recognize rental and earned income from the rejected restaurant property until a new tenant is located or until the restaurant property is sold and the proceeds from such sale are reinvested in an additional restaurant property. The lost revenues resulting from the lease that was rejected could have an adverse effect on the results of operations of the Income Fund if the Income Fund is unable to re-lease the restaurant property in a timely manner. We are currently seeking either a new tenant or purchaser for the restaurant property with the rejected lease. The Income Fund continued receiving rental payments on the lease that was not rejected and in March 1999, the Income Fund sold this restaurant property to a third party. The Income Fund intends to reinvest the net sales proceeds in an additional restaurant property.

   The decrease during 1998, as compared to 1997, is also partially attributable to a decrease of approximately $52,000 during 1998, due to the fact that the leases relating to the Burger King restaurant properties in Shelby, North Carolina; Maple Heights, Ohio; Watertown, New York and Carrboro, North Carolina were amended to provide for rent reductions. Rental and earned income relating to these restaurant properties are expected to remain at reduced amounts as a result of these amendments.

   The decrease in rental and earned income during 1998, as compared to 1997, is partially offset by an increase of approximately $93,800 for rental amounts relating to the Income Fund's restaurant properties in Blufton, Alliance and North Baltimore, Ohio, during 1998. During 1994, the leases relating to these restaurant properties were amended to provide for the payment of reduced annual base rent with no scheduled rent increases. In accordance with a provision in the amendments, as a result of the former tenant assigning the leases to a new tenant during 1998, the rents under the assigned leases, reverted back to those that were required under the original lease agreements.

   In addition, rental and earned income decreased approximately $47,700 and $51,800 during 1998 and 1997, respectively, as a result of the sale of the restaurant property in Alpharetta, Georgia, in June 1997. In July 1997, the Income Fund reinvested the net sales proceeds in a restaurant property in Englewood, Colorado, as tenants-in-common, with one of our affiliates, as discussed above in "Capital Resources."

   The decrease in rental and earned income during 1998, as compared to 1997, is partially offset by an increase in rental and earned income of approximately $49,100 during 1998, as a result of the Income Fund re-leasing the restaurant property in Copley Township, Ohio, for which rent commenced in 1997. The former operator of the restaurant property ceased operations of the restaurant property in April 1997, resulting in a decrease in rental income of approximately $65,000 during 1997, as compared to 1996.

   In addition, for the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $79,780, $74,867, and $120,999, respectively, in contingent rental income. The decrease in contingent rental income for 1997, as compared to 1996, is primarily attributable to a change, beginning in 1997, in the contingent rent formula, consisting of an increase to the sales breakpoint on which contingent rents are computed, in accordance with the terms of the leases, for certain restaurant properties requiring the payment of contingent rental income.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund also earned $596,166, $537,853, and $460,400, respectively, in income attributable to net income earned by joint ventures in which the Income Fund is a co-venturer. The increase in net income earned by joint ventures during 1998 and 1997, each as compared to the previous year, is primarily due to the fact that in July 1997, the Income Fund reinvested the net sales proceeds it received from the sale of the restaurant property in Alpharetta, Georgia, in an IHOP restaurant property located in Englewood, Colorado, as tenants-in-common, with one of our affiliates.

   During the year ended December 31, 1998, five of the Income Fund's lessees, or group of affiliated lessees, Carrols Corporation, TPI Restaurants, Inc., Flagstar Enterprises, Inc., Golden Corral Corporation and Burger King Corporation, each contributed more than ten percent of the Income Fund's total rental income, including the Income Fund's share of rental income from 13 restaurant properties owned by joint ventures and one restaurant property owned as tenants-in-common. As of December 31, 1998, Carrols Corporation was the lessee under leases relating to four restaurants, TPI Restaurants, Inc. was the lessee under leases relating to five restaurants, Flagstar Enterprises, Inc. was the lessee under leases relating to five restaurants, Burger King Corp. was the lessee under leases relating to the 13 restaurants owned by joint ventures and Golden Corral Corporation was the lessee under leases relating to two restaurants. It is anticipated that, based on the minimum rental payments required by the leases, these five lessees or groups of affiliated lessees each will continue to contribute more than ten percent of the Income Fund's total rental income in 1999. In addition, four restaurant chains, Burger King, Hardee's, Golden Corral, Family Steakhouse Restaurants, and Shoney's, each accounted for more than ten percent of the Income Fund's total rental income during 1998, including the Income Fund's share of the rental income from 13 restaurant properties owned by joint ventures and one restaurant property owned as tenants-in-common. It is anticipated that these four restaurant chains each will continue to account for more than ten percent of the total rental income to which the Income Fund is entitled under the terms of its leases. Any failure of these lessees or restaurant chains could materially affect the Income Fund's income if the Income Fund is not able to re-lease the restaurant properties in a timely manner.

   Operating expenses, including depreciation and amortization expense, were $499,212, $492,354, and $443,767 for the years ended December 31, 1998, 1997, and 1996, respectively. The increase in operating expenses during 1998, as compared to 1997 is partially attributable to the fact that the Income Fund incurred $19,041 in transaction costs related to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition. The increase in operating expenses during 1998 was also attributable to an increase in legal fees incurred in conjunction with the tenant of the restaurant properties in Williamsville and Rochester, New York filing for bankruptcy, as described above.

   The increase during 1998, as compared to 1997, is partially offset by, and the increase for 1997, as compared to 1996, is partially attributable to, the fact that during 1997, the Income Fund recorded bad debt expense of $21,000 relating to the restaurant property in Copley Township, Ohio. The former tenant ceased operating the restaurant property in April 1997, and we ceased collection efforts. In addition, the increase in operating expenses during 1997, as compared to 1996, was partially due to the fact that, the Income Fund recorded past due real estate taxes relating to the restaurant property in Copley Township, Ohio of $23,191 and $9,906 during 1997 and 1996, respectively. Due to the fact that the restaurant property was re-leased to a new tenant in September 1997, no such expenses were recorded during 1998.

   During the year ended December 31, 1998, the Income Fund established an allowance for loss on building and an impairment in carrying value of net investment in direct financing lease for a total of $314,775 for financial reporting purposes relating to the restaurant properties in Williamsville and Rochester, New York, due to the fact that, during 1998, the tenant, Brambury Associates, filed for bankruptcy. The losses represent the difference between each restaurant property's carrying value at December 31, 1998, and the current estimate of net realizable value at December 31, 1998 for each restaurant property. No such allowance was established during the years ended December 31, 1997 and 1996.

   As a result of the 1997 sale of the restaurant property in Alpharetta, Georgia, as described above in "Capital Resources," the Income Fund recognized a gain for financial reporting purposes of $199,643 for the year ended December 31, 1997. No restaurant properties were sold during 1998 or 1996.

   The Income Fund's leases as of December 31, 1998, in general, are triple-net leases and contain provisions that we believe mitigate the adverse effect of inflation. Such provisions include clauses requiring the payment of percentage rent based on certain restaurant sales above a specified level and/or automatic increases in base rent at specified times during the term of the lease. Management expects that increases in restaurant sales volumes due to inflation and real sales growth should result in an increase in rental income over time. Continued inflation also may cause capital appreciation of the Income Fund's restaurant properties. Inflation and changing prices, however, also may have an adverse impact on the sales of the restaurants and on potential capital appreciation of the restaurant properties.

Year 2000 Readiness Disclosure

 Overview of Year 2000 Problem

   The year 2000 problem concerns the inability of information and non-information technology systems to properly recognize and process date sensitive information beyond January 1, 2000. The failure to accurately recognize the year 2000 could result in a variety of problems from data miscalculations to the failure of entire systems.

 Information and Non-Information Technology Systems

   The Income Fund does not have any information or non-information technology systems. We and our affiliates provide all services requiring the use of information and non-information technology systems pursuant to a management agreement with the Income Fund. The information technology system of our affiliates consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. The non-information technology systems of our affiliates are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. Our affiliates have no internally generated programmed software coding to correct, because substantially all of the software utilized by us and our affiliates is purchased or licensed from external providers. The maintenance of non-information technology systems at the Income Fund's restaurant properties is the responsibility of the tenants of such properties in accordance with the terms of the Income Fund's leases.

 The Y2K Team

   In early 1998, we and our affiliates formed a Year 2000 team for the purpose of identifying, understanding and addressing the various issues associated with the year 2000 problem. The Y2K Team consists of us and members from our affiliates, including representatives from senior management, information systems, telecommunications, legal, office management, accounting and property management.

 Assessing Year 2000 Readiness

   The Y2K Team's initial step in assessing year 2000 readiness consists of identifying any systems that are date-sensitive and, accordingly, could have potential year 2000 problems. The Y2K Team has conducted inspections, interviews and tests to identify which of the Income Fund's systems could have a potential year 2000 problem.

   The information system of our affiliates is comprised of hardware and software applications from mainstream suppliers. Accordingly, the Y2K Team has contacted and is evaluating documentation from the respective vendors and manufacturers to verify the year 2000 compliance of their products. The Y2K Team has also requested and is evaluating documentation from the non-information technology systems providers of our affiliates.

   In addition, the Y2K Team has requested and is evaluating documentation from other companies with which the Income Fund has material third party relationships. Such third parties, in addition to the providers of information and non-information technology systems, consist of the Income Fund's transfer agent, and financial institutions. The Income Fund depends on its transfer agent to maintain and track investor information and its financial institutions for availability of cash.

   As of September 15, 1999, the Y2K Team had received responses from approximately 60% of the third parties. All of the responses were in writing. Of the third parties responding, all indicated that they are currently year 2000 compliant or will be year 2000 compliant prior to the year 2000. Although the Y2K Team continues to receive positive responses from the companies with which the Income Fund has third party relationships regarding their year 2000 compliance, we cannot be assured that the third parties have adequately considered the impact of the year 2000.

   In addition, the Y2K Team has requested documentation from the Income Fund's tenants. The Y2K Team is in the process of evaluating the responses and expects to complete this process by October 31, 1999. The Income Fund has also instituted a policy of requiring any new tenants to indicate that their systems are year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000.

 Achieving Year 2000 Compliance

   The Y2K Team has identified and completed upgrades of hardware equipment that was not year 2000 compliant. In addition, the Y2K Team has identified and completed upgrades of software applications that were not year 2000 compliant, although, we cannot be assured that the upgrade solutions provided by the vendors have addressed all possible year 2000 issues.

   The cost for these upgrades and other remedial measures is the responsibility of us and our affiliates. We do not expect that the Income Fund will incur any costs in connection with year 2000 remedial measures.

Assessing the Risks to the Income Fund of Non-Compliance and Developing Contingency Plans

 Risk of Failure of Information and Non-Information Technology Systems Used by the Income Fund

   We believe that the reasonably likely worst case scenario with regard to the information and non-information technology systems used by the Income Fund is the failure of one or more of these systems as a result of year 2000 problems. Because the Income Fund's major source of income is rental payments under long-term triple-net leases, any failure of information or non-information technology systems used by the Income Fund is not expected to have a material impact on the results of operations of the Income Fund. Even if such systems failed, the payment of rent under the Income Fund's leases would not be affected. In addition, the Y2K Team is expected to correct any Y2K problems within the control of us and our affiliates before the year 2000.

   The Y2K Team has determined that a contingency plan to address this risk is not necessary at this time. However, if the Y2K Team identifies additional risks associated with the year 2000 compliance of the information or non-information technology systems used by the Income Fund or if the progress of the Y2K Team in remediating year 2000 problems with such systems deviates from the anticipated timeline, the Y2K Team will develop a contingency plan if deemed necessary at that time.

 Risk of Inability of Transfer Agent to Accurately Maintain Income Fund Records

 We believe that the reasonably likely worst case scenario with regard to the Income Fund's transfer agent is that the transfer agent will fail to achieve year 2000 compliance of its systems and will not be able to accurately maintain the records of the Income Fund. This could result in the inability of the Income Fund to accurately identify its Limited Partners for purposes of distributions, delivery of disclosure materials and transfers of units. The Y2K Team has received certification from the Income Fund's transfer agent of its year 2000 compliance. Despite the positive response from the transfer agent, we cannot be assured that the transfer agent has addressed all possible year 2000 issues.

   The Y2K Team has developed a contingency plan pursuant to which we and our affiliates would maintain the records of the Income Fund manually, in the event that the systems of the transfer agent are not year 2000 compliant. We and our affiliates would have to allocate resources to internally perform the functions of the transfer agent. We do not anticipate that the additional cost of these resources would have a material impact on the results of operations of the Income Fund.

 Risk of Loss of Short-Term Liquidity from Failure of Financial Institutions to Achieve Year 2000 Compliance

   We believe that the reasonably likely worst case scenario with regard to its financial institutions is that some or all of its funds on deposit with such financial institutions may be temporarily unavailable. The Y2K Team has received responses from 93% of the Income Fund's financial institutions indicating that their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. Despite the positive responses from the financial institutions, we cannot be assured that the financial institutions have addressed all possible year 2000 issues. The loss of short-term liquidity could affect the Income Fund's ability to pay its expenses on a current basis. We do not anticipate that a loss of short-term liquidity would have a material impact on the results of operations of the Income Fund.

   Based upon the responses received from the Income Fund's financial institutions and the inability of the Y2K Team to identify a suitable alternative for the deposit of funds that is not subject to potential year 2000 problems, the Y2K Team has determined not to develop a contingency plan to address this risk.

 Risks of Late Payment or Non-Payment of Rent by Tenants

   We believe that the reasonably likely worst case scenario with regard to its tenants is that some of the tenants may make rental payments late as the result of the failure of the tenants to achieve year 2000 compliance of their systems used in the payment of rent, the failure of the tenants' financial institutions to achieve year 2000 compliance, or the temporary disruption of the tenants' businesses. The Y2K Team is in the process of requesting responses from the Income Fund's tenants indicating the extent to which their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. We cannot be assured that the tenants have addressed all possible year 2000 issues. The late payment of rent by one or more tenants would affect the results of operations of the Income Fund in the short-term.

   We are also aware of predictions that the year 2000 problem, if uncorrected, may result in a global economic crisis. We are not able to determine if such predictions are true. A widespread disruption of the economy could affect the ability of the Income Fund's tenants to pay rent and, accordingly, could have a material impact on the results of operations of the Income Fund.

   Because payment of rent is under the control of the Income Fund's tenants, the Y2K Team is not able to develop a contingency plan to address these risks. In the event of late payment or non-payment of rent, we will assess the remedies available to the Income Fund under its lease agreements.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998........  F-1
Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998........................................................  F-2
Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998........................  F-3
Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998.................................................................  F-4
Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998.............................................  F-5
Report of Independent Certified Public Accountants........................  F-7
Balance Sheets as of December 31, 1998 and 1997...........................  F-8
Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996.....................................................................  F-9
Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996............................................................ F-10
Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996..................................................................... F-11
Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................. F-12
Unaudited Pro Forma Financial Information................................. F-21
Unaudited Pro Forma Balance Sheet as of June 30, 1998..................... F-22
Unaudited Pro Forma Statement of Earnings for the Six Months Ended June
 30, 1999................................................................. F-24
Unaudited Pro Forma Statement of Earnings for the Year Ended December 31,
 1998..................................................................... F-26
Unaudited Pro Forma Statement of Cash Flows for the Six Months Ended June
 30, 1999................................................................. F-28
Unaudited Pro Forma Statement of Cash Flows for the Year Ended December
 31, 1998................................................................. F-30
Notes and Management's Assumptions to Unaudited Pro Forma Financial
 Statements............................................................... F-32

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                       June 30,   December 31,
                                                         1999         1998
                                                      ----------- ------------
                       ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $1,741,537 and
 $1,711,187, respectively, and allowance for loss on
 building of $249,368 for 1999 and 1998.............. $14,853,524 $15,066,178
Net investment in direct financing leases, less
 allowance for impairment in carrying value of
 $65,407 for 1998....................................   5,351,113   5,905,995
Investment in joint ventures.........................   6,387,805   6,473,381
Cash and cash equivalents............................   1,941,669   1,287,379
Receivables, less allowance for doubtful accounts of
 $92,952 and $206,052, respectively .................      51,574      93,569
Prepaid expenses.....................................      17,002       3,185
Lease costs, less accumulated amortization of $2,327
 and $1,577..........................................      12,673      13,423
Accrued rental income................................   1,170,144   1,255,968
                                                      ----------- -----------
                                                      $29,785,504 $30,099,078
                                                      =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable..................................... $    92,339 $     1,103
Escrowed real estate taxes payable...................      11,377       9,022
Distributions payable................................     787,501     787,501
Due to related parties...............................      22,000      24,187
Rents paid in advance and deposits...................      58,337      63,347
                                                      ----------- -----------
  Total liabilities..................................     971,554     885,160
Commitments and Contingencies (Note 4)
Partners' capital....................................  28,813,950  29,213,918
                                                      ----------- -----------
                                                      $29,785,504 $30,099,078
                                                      =========== ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                        Quarter Ended       Six Months Ended
                                          June 30,              June 30,
                                     -------------------  ---------------------
                                       1999      1998        1999       1998
                                     --------- ---------  ---------- ----------
Revenues:
  Rental income from operating
   leases..........................  $ 346,107 $ 417,741  $  764,902 $  894,478
  Adjustments to accrued rental
   income..........................        --   (267,598)        --    (267,598)
  Earned income from direct
   financing leases................    240,396   132,106     413,584    342,263
  Interest and other income........     35,410    16,047      58,661     27,668
                                     --------- ---------  ---------- ----------
                                       621,913   298,296   1,237,147    996,811
                                     --------- ---------  ---------- ----------
Expenses:
  General operating and
   administrative..................     42,662    37,701      84,635     71,079
  Bad debt expense.................        --      5,133         --       5,133
  Professional services............     16,879     8,406      25,941     14,742
  Real estate taxes ...............        699       --        8,391        --
  State and other taxes............        125       192      24,884     14,337
  Depreciation and amortization....     80,780    63,245     156,690    126,490
  Transaction costs................     86,351       --      121,626        --
                                     --------- ---------  ---------- ----------
                                       227,496   114,677     422,167    231,781
                                     --------- ---------  ---------- ----------
Income Before Equity in Earnings of
 Joint Ventures and Gain on Sale of
 Land and Building.................    394,417   183,619     814,980    765,030
Equity in Earnings of Joint
 Ventures..........................    148,155   148,860     284,057    276,668
Gain on Sale of Land and Building
 ..................................        --        --       75,997        --
                                     --------- ---------  ---------- ----------
Net Income.........................  $ 542,572 $ 332,479  $1,175,034 $1,041,698
                                     ========= =========  ========== ==========
Allocation of Net Income:
  General partners.................  $   5,426 $   3,325  $   11,554 $   10,417
  Limited partners.................    537,146   329,154   1,163,480  1,031,281
                                     --------- ---------  ---------- ----------
                                     $ 542,572 $ 332,479  $1,175,034 $1,041,698
                                     ========= =========  ========== ==========
Net Income Per Limited Partner
 Unit..............................  $    0.15 $    0.09  $     0.33 $     0.29
                                     ========= =========  ========== ==========
Weighted Average Number of Limited
 Partner Units Outstanding.........  3,500,000 3,500,000   3,500,000  3,500,000
                                     ========= =========  ========== ==========

           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
General partners:
  Beginning balance..............................   $   214,763    $   190,772
  Net income.....................................        11,554         23,991
                                                    -----------    -----------
                                                        226,317        214,763
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    28,999,155     29,956,452
  Net income.....................................     1,163,480      2,262,707
  Distributions ($0.45 and $0.92 per limited
   partner unit, respectively)...................    (1,575,002)    (3,220,004)
                                                    -----------    -----------
                                                     28,587,633     28,999,155
                                                    -----------    -----------
Total partners' capital..........................   $28,813,950    $29,213,918
                                                    ===========    ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                           Six Months Ended
                                                               June 30,
                                                        -----------------------
                                                           1999         1998
                                                        -----------  ----------
Increase (Decrease) in Cash and Cash Equivalents:
  Net Cash Provided by Operating Activities...........  $ 1,470,503  $1,633,800
                                                        -----------  ----------
  Cash Flows from Investing Activities:
    Proceeds from sale of land and building ..........    2,400,000         --
    Additions to land and buildings on operating
     leases...........................................   (1,641,211)        --
                                                        -----------  ----------
      Net cash provided by investing activities.......      758,789         --
                                                        -----------  ----------
  Cash Flows from Financing Activities:
    Distributions to limited partners.................   (1,575,002) (1,645,002)
                                                        -----------  ----------
      Net cash used in financing activities...........   (1,575,002) (1,645,002)
                                                        -----------  ----------
Net Increase (Decrease) in Cash and Cash Equivalents..      654,290     (11,202)
Cash and Cash Equivalents at Beginning of Period......    1,287,379   1,250,388
                                                        -----------  ----------
Cash and Cash Equivalents at End of Period............  $ 1,941,669  $1,239,186
                                                        ===========  ==========
Supplemental Schedule of Non-Cash Financing
 Activities:
  Distributions declared and unpaid at end of period..  $   787,501  $  787,501
                                                        ===========  ==========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund IX, Ltd. (the "Partnership") for the year ended December 31, 1998.

   Certain items in the prior year's financial statements have been reclassified to conform to 1999 presentation. These reclassifications had no effect on partners' capital or net income.

2. Land and Buildings on Operating Leases:

   During February and March 1999, the Partnership sold its properties in Corpus Christi, Texas and Rochester, New York, respectively, received net sales proceeds of $1,350,000 and $1,050,000, respectively, resulting in a gain of $56,369 and $19,628, respectively for financial reporting purposes (see Note
3). These properties were originally acquired by the Partnership in 1991 and 1992 and had a total cost of approximately $2,288,800, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the properties for a total of approximately $111,200 in excess of their original purchase prices. In March 1999, the Partnership reinvested a portion of the net sales proceeds it received from these sales, in a Golden Corral property located in Albany, Georgia, at an approximate cost of $1,641,000.

3. Net Investment in Direct Financing Leases:

   At December 31, 1998, the Partnership had recorded an allowance of $65,407 for impairment in the carrying value of the property in Rochester, New York, due to the tenant filing for bankruptcy. The allowance represented the difference between the carrying value of the property at December 31, 1998 and the estimated net realizable value for this property. In March 1999, the Partnership sold this property and received net sales proceeds of $1,050,000 and recorded a gain of $19,628 for financial reporting purposes, resulting in a net loss of approximately $45,800. The building portion of this property had been classified as a direct financing lease. In connection therewith, the gross investment (minimum lease payments receivable and the estimated residual value), unearned income and the allowance for impairment in carrying value relating to the building were removed from the accounts and the gain from the sale of the property was reflected in income (see Note 2.)

4. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 1,850,049 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998

evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $36,414,830 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners believe that the lawsuits are without merit and intend to defend vigorously against the claims.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund IX, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund IX, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
February 2, 1999, except for Note 10
 for which the date is March 11, 1999 and
 Note 11 for which the date is June 3, 1999

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 building.............................................. $15,066,178 $14,163,111
Net investment in direct financing leases, less
 allowance for impairment in carrying value............   5,905,995   7,482,757
Investment in joint ventures...........................   6,473,381   6,619,364
Cash and cash equivalents..............................   1,287,379   1,250,388
Receivables, less allowance for doubtful accounts of
 $206,052 and $108,316.................................      93,569      96,134
Prepaid expenses.......................................       3,185       3,924
Lease costs, less accumulated amortization of $1,577
 and $77...............................................      13,423      14,923
Accrued rental income..................................   1,255,968   1,465,820
                                                        ----------- -----------
                                                        $30,099,078 $31,096,421
                                                        =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable....................................... $     1,103 $     4,490
Accrued and escrowed real estate taxes payable.........       9,022      45,591
Distributions payable..................................     787,501     787,501
Due to related parties.................................      24,187       4,619
Rents paid in advance and deposits.....................      63,347     106,996
                                                        ----------- -----------
  Total liabilities....................................     885,160     949,197
Partners' capital......................................  29,213,918  30,147,224
                                                        ----------- -----------
                                                        $30,099,078 $31,096,421
                                                        =========== ===========


                See accompanying notes to financial statements.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                   Year Ended December 31,
                                               ---------------------------------
                                                  1998        1997       1996
                                               ----------  ---------- ----------
Revenues:
  Rental income from operating leases........  $1,804,248  $1,742,351 $1,854,245
  Adjustments to accrued rental income.......    (267,600)        --         --
  Earned income from direct financing
   leases....................................     826,962     830,603    917,074
  Contingent rental income...................      79,780      74,867    120,999
  Interest and other income..................      61,129      44,669     51,348
                                               ----------  ---------- ----------
                                                2,504,519   2,692,490  2,943,666
                                               ----------  ---------- ----------
Expenses:
  General operating and administrative.......     142,996     153,175    152,437
  Professional services......................      43,685      24,658     26,610
  Bad debt expense...........................       5,133      21,000        --
  Real estate taxes..........................       6,247      30,835      9,906
  State and other taxes......................      14,337      11,126      2,775
  Depreciation and amortization..............     267,773     251,560    252,039
  Transaction costs..........................      19,041         --         --
                                               ----------  ---------- ----------
                                                  499,212     492,354    443,767
                                               ----------  ---------- ----------
Income Before Equity in Earnings of Joint
 Ventures, Gain on Sale of Land and Building,
 and Provision for Loss on Building and
 Impairment in Carrying Value of Net
 Investment in Direct Financing Lease........   2,005,307   2,200,136  2,499,899
Equity in Earnings of Joint Ventures.........     596,166     537,853    460,400
Gain on Sale of Land and Building............         --      199,643        --
Provision for Loss on Building and Carrying
 Value of Net Investment in Direct Financing
 Lease.......................................    (314,775)        --         --
                                               ----------  ---------- ----------
Net Income...................................  $2,286,698  $2,937,632 $2,960,299
                                               ==========  ========== ==========
Allocation of Net Income:
  General partners...........................  $   23,991  $   27,380 $   29,603
  Limited partners...........................   2,262,707   2,910,252  2,930,696
                                               ----------  ---------- ----------
                                               $2,286,698  $2,937,632 $2,960,299
                                               ==========  ========== ==========
Net Income Per Limited Partner Unit..........  $     0.65  $     0.83 $     0.84
                                               ==========  ========== ==========
Weighted Average Number of Limited Partner
 Units Outstanding...........................   3,500,000   3,500,000  3,500,000
                                               ==========  ========== ==========

                See accompanying notes to financial statements.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                  Years Ended December 31, 1998, 1997 and 1996

                             General Partners                       Limited Partners
                         ------------------------- ----------------------------------------------------
                                       Accumulated                              Accumulated Syndication
                         Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                         ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................    $1,000      $132,789    $35,000,000  $(13,505,579)  $13,146,091 $(4,190,000) $30,584,301
 Distributions to
  limited partners
  ($0.91 per limited
  partner unit).........       --            --             --     (3,185,004)          --          --    (3,185,004)
 Net income.............       --         29,603            --            --      2,930,696         --     2,960,299
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................     1,000       162,392     35,000,000   (16,690,583)   16,076,787  (4,190,000)  30,359,596
 Distributions to
  limited partners
  ($0.90 per limited
  partner unit).........       --            --             --     (3,150,004)          --          --    (3,150,004)
 Net income.............       --         27,380            --            --      2,910,252         --     2,937,632
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................     1,000       189,772     35,000,000   (19,840,587)   18,987,039  (4,190,000)  30,147,224
 Distributions to
  limited partners
  ($0.92 per limited
  partner unit).........       --            --             --     (3,220,004)          --          --    (3,220,004)
 Net income.............       --         23,991            --            --      2,262,707         --     2,286,698
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................    $1,000      $213,763    $35,000,000  $(23,060,591)  $21,249,746 $(4,190,000) $29,213,918
                            ======      ========    ===========  ============   =========== ===========  ===========


                See accompanying notes to financial statements.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                               Year Ended December 31,
                                         -------------------------------------
                                            1998         1997         1996
                                         -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
 Cash received from tenants............  $ 2,695,934  $ 2,666,373  $ 2,900,048
 Distributions from joint ventures.....      738,544      676,806      603,833
 Cash paid for expenses................     (223,753)    (229,884)    (186,126)
 Interest received.....................       42,665       44,669       38,485
                                         -----------  -----------  -----------
  Net cash provided by operating
   activities..........................    3,253,390    3,157,964    3,356,240
                                         -----------  -----------  -----------
 Cash Flows from Investing Activities:
 Proceeds from sale of land and
  building.............................          --     1,053,571          --
 Investment in joint venture...........        3,605   (1,049,762)         --
 Payment of lease costs................          --       (15,000)         --
                                         -----------  -----------  -----------
  Net cash provided by (used in)
   operating activities................        3,605      (11,191)         --
                                         -----------  -----------  -----------
 Cash Flows from Financing Activities:
 Distributions to limited partners.....   (3,220,004)  (3,185,003)  (3,185,004)
                                         -----------  -----------  -----------
  Net cash used in financing
   activities..........................   (3,220,004)  (3,185,003)  (3,185,004)
                                         -----------  -----------  -----------
Net Increase (Decrease) in Cash and
 Cash Equivalents......................       36,991      (38,230)     171,236
Cash and Cash Equivalents at Beginning
 of Year...............................    1,250,388    1,288,618    1,117,382
                                         -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year..................................  $ 1,287,379  $ 1,250,388  $ 1,288,618
                                         ===========  ===========  ===========
Reconciliation of Net Income to Net
 Cash Provided by Operating Activities:
 Net income............................  $ 2,286,698  $ 2,937,632  $ 2,960,299
                                         -----------  -----------  -----------
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
 Bad debt expense......................        5,133       21,000          --
 Depreciation..........................      266,273      251,483      251,483
 Amortization..........................        1,500           77          556
 Equity in earnings of joint ventures,
  net of distributions.................      142,378      138,953      143,433
 Gain on sale of land and building.....          --      (199,643)         --
 Provision for loss on building and
  impairment in carrying value of net
  investment in direct financing
  lease................................      314,775          --           --
 Decrease (increase) in receivables....       (2,568)     (41,878)      87,823
 Decrease (increase) in prepaid
  expenses.............................          739          (79)      (2,913)
 Decrease in net investment in direct
  financing leases.....................       92,647      121,311       89,696
 Decrease (increase) in accrued rental
  income...............................      209,852      (70,837)    (225,434)
 Increase (decrease) in accounts
  payable and accrued expenses.........      (39,956)     (16,524)      12,111
 Increase (decrease) in due to related
  parties..............................       19,568        3,214       (4,639)
 Increase (decrease) in rents paid in
  advance and deposits.................      (43,649)      13,255       43,825
                                         -----------  -----------  -----------
  Total adjustments....................      966,692      220,332      395,941
                                         -----------  -----------  -----------
Net Cash Provided by Operating
 Activities............................  $ 3,253,390  $ 3,157,964  $ 3,356,240
                                         ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Investing and Financing Activities:
 Land and building under operating
  lease exchanged for land and building
  under operating lease................  $       --   $       --   $   406,768
                                         ===========  ===========  ===========
 Distributions declared and unpaid at
  December 31..........................  $   787,501  $   787,501  $   822,500
                                         ===========  ===========  ===========

                See accompanying notes to financial statements.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                 Years Ended December 31, 1998, 1997, and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund IX, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating method. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (see
  Note 4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, will be removed from the accounts and gains or losses from sales will be reflected in income. The general partners of the Partnership review the properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to decrease rental or other income or increase bad debt expense for the current period, although the Partnership

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

continued to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership's investments in three joint ventures and a property in Englewood, Colorado, for which the property is held as tenants-in-common with an affiliate, are accounted for using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Lease costs--Lease costs associated with negotiating a new lease are amortized over the term of the new lease using the straight-line method.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

   Reclassification--Certain items in the prior years' financial statements have been reclassified to conform to 1998 presentation. These reclassifications had no effect on partners' capital or net income.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


2. Leases:

   The Partnership leases its land and buildings to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Some of the leases have been classified as operating leases and some of the leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while a majority of the land portion of these leases are operating leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to five successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
   Land............................................... $ 8,207,939  $ 8,207,939
   Buildings..........................................   8,818,794    7,452,942
                                                       -----------  -----------
                                                        17,026,733   15,660,881
   Less accumulated depreciation......................  (1,711,187)  (1,497,770)
                                                       -----------  -----------
                                                       $15,315,546  $14,163,111
   Less allowance for loss on building................    (249,368)         --
                                                       -----------  -----------
                                                       $15,066,178  $14,163,111
                                                       ===========  ===========

   In June 1997, the Partnership sold its property in Alpharetta, Georgia, and received net sales proceeds of $1,053,571, resulting in a gain of $199,643 for financial reporting purposes. This property was originally acquired by the Partnership in September 1991 and had a cost of approximately $711,200, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $342,400 in excess of its original purchase price.

   During 1998, the Partnership recorded a provision for loss on building in the amount of $249,368 for financial reporting purposes relating to the property in Williamsville, New York. The tenant of this property filed for bankruptcy during 1998, and rejected the lease. The allowance represents the difference between the carrying value of the property at December 31, 1998 and the current estimated net realizable value for this property.

   Some leases provide for escalating guaranteed minimum rents throughout the lease term. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the year ended December 31, 1998, the Partnership recognized a loss of $209,852 (net of $267,600 in write-offs) and for the years ended December 31, 1997 and 1996, the Partnership recognized income of $70,837, and $225,434, respectively, of such rental income.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

   1999............................................................. $ 1,726,921
   2000.............................................................   1,726,921
   2001.............................................................   1,763,564
   2002.............................................................   1,889,001
   2003.............................................................   1,897,501
   Thereafter.......................................................   9,771,187
                                                                     -----------
                                                                     $18,775,095
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                         1998         1997
                                                      -----------  -----------
   Minimum lease payments receivable................. $11,521,454  $13,764,606
   Estimated residual values.........................   2,091,629    2,495,379
   Less unearned income..............................  (7,641,681)  (8,777,228)
                                                      -----------  -----------
                                                        5,971,402    7,482,757
   Less allowance for impairment in carrying value...     (65,407)         --
                                                      -----------  -----------
   Net investment in direct financing leases......... $ 5,905,995  $ 7,482,757
                                                      ===========  ===========

   In August 1998, four of the Partnership's leases were amended. As a result, the Partnership reclassified the direct financing leases to operating leases. In accordance with Statement of Financial Accounting Standards #13, "Accounting for Leases," the Partnership recorded each of the reclassified leases at the lower of original cost, present fair value, or present carrying amount. No loss on termination of direct financing lease was recorded for financial reporting purposes.

   During 1998, the Partnership recorded a provision for loss on investment in direct financing lease of $65,407 for financial reporting purposes relating to the Property in Rochester, New York, due to the fact that the tenant filed for bankruptcy during 1998. The allowance represents the difference between the carrying value of the Property at December 31, 1998 and the current estimated net realizable value for this Property.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The following is a schedule of future minimum lease payments to be received on the direct financing leases at December 31, 1998:

   1999............................................................. $   832,979
   2000.............................................................     832,979
   2001.............................................................     844,812
   2002.............................................................     890,607
   2003.............................................................     890,607
   Thereafter.......................................................   7,229,470
                                                                     -----------
                                                                     $11,521,454
                                                                     ===========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

5. Investment in Joint Ventures:

   The Partnership has a 45.2%, a 50 percent and a 27.33% interest in the profits and losses of CNL Restaurant Investments II, CNL Restaurant Investments III and Ashland Joint Venture, respectively. The remaining interests in these joint ventures are held by affiliates of the Partnership which have the same general partners.

   In July 1997, the Partnership used the net sales proceeds from the sale of the property in Alpharetta, Georgia, to acquire a 67 percent interest in an IHOP property located in Englewood, Colorado, as tenants-in-common with an affiliate of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate, and amounts relating to its investment are included in investment in joint ventures.

   CNL Restaurant Investments II and CNL Restaurant Investments III each own and lease six properties to an operator of national fast-food restaurants and Ashland Joint Venture owns and leases one property to an operator of national fast-food restaurants. The Partnership and an affiliate, as tenants in common own and lease one property to an operator of a national family-style restaurant. The following presents the joint ventures' combined, condensed financial information at December 31:

                                                         1998        1997
                                                      ----------- -----------
   Land and buildings on operating leases, less
    accumulated depreciation......................... $12,253,332 $12,582,754
   Net investment in direct financing lease..........     991,524   1,003,680
   Cash..............................................       1,196      15,124
   Receivables.......................................      23,283      35,773
   Prepaid expenses..................................      24,790      23,544
   Accrued rental income.............................      36,855      11,620
   Liabilities.......................................       1,641      14,280
   Partners' capital.................................  13,329,339  13,658,215
   Revenues..........................................   1,576,778   1,506,380
   Net income........................................   1,208,451   1,141,755

   The Partnership recognized income totalling $596,166, $537,853, and $460,400 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


6. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their adjusted capital contributions (the "10% Preferred Return").

   Generally, net sales proceeds from the sale of properties, not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their 10% Preferred Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property, not in liquidation of the Partnership, is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the years ended December 31, 1998, 1997, and 1996, the Partnership declared distributions to the limited partners of $3,220,004, $3,150,004, and $3,185,004, respectively. No distributions have been made to the general partners to date.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


7. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                                1998        1997        1996
                                             ----------  ----------  ----------
   Net income for financial reporting
    purposes...............................  $2,286,698  $2,937,632  $2,960,299
   Depreciation for tax reporting purposes
    in excess of depreciation for financial
    reporting purposes.....................     (97,473)   (116,620)   (123,734)
   Direct financing leases recorded as
    operating leases for tax reporting
    purposes...............................      92,647     121,311      89,696
   Gain on sale of land and building for
    financial reporting purposes in excess
    of gain for tax reporting purposes.....         --     (195,820)        --
   Equity in earnings of joint ventures for
    tax reporting purposes in excess of
    equity in earnings of joint ventures
    for financial reporting purposes.......       8,256      36,745      37,469
   Capitalization of transaction costs for
    tax reporting purposes.................      19,041         --          --
   Accrued rental income...................     209,852     (70,837)   (225,434)
   Rents paid in advance...................     (44,149)     13,255      43,825
   Allowance for loss on building and
    investment in direct financing leases..     314,775         --          --
   Allowance for doubtful accounts.........      97,736      79,333      14,221
                                             ----------  ----------  ----------
   Net income for federal income tax
    purposes...............................  $2,887,383  $2,804,999  $2,796,342
                                             ==========  ==========  ==========

8. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate an annual, noncumulative, subordinated management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures, but not in excess of competitive fees for comparable services. These fees will be incurred and will be payable only after the limited partners receive their 10% Preferred Return. Due to the fact that these fees are noncumulative, if the limited partners have not received their 10% Preferred Return in any particular year, no management fees will be due or payable for such year. As a result of such threshold, no management fees were incurred during the years ended December 31, 1998, 1997, and 1996.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 10% Preferred Return, plus their adjusted capital contributions. No deferred, subordinated real estate disposition fees have been incurred since inception.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $94,808, $79,234, and $82,487 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   The due to related parties at December 31, 1998 and 1997, totalled $24,187 and $4,619, respectively.

9. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures), for each of the years ended December 31:

                                                     1998     1997     1996
                                                   -------- -------- --------
   Burger King Corporation and BK Acquisition,
    Inc........................................... $647,953 $649,445 $623,949
   TPI Restaurants, Inc...........................  557,000  556,700  565,351
   Carrols Corporation............................  388,121  440,057  442,286
   Flagstar Enterprises, Inc......................  367,211  436,312  460,762
   Golden Corral Corporation......................  360,555  337,337      N/A

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures), for each of the years ended December 31:

                                                 1998       1997       1996
                                              ---------- ---------- ----------
   Burger King............................... $1,143,522 $1,249,715 $1,310,994
   Shoney's..................................    805,729    808,675    889,148
   Hardees...................................    438,324    436,312    460,762
   Golden Corral Family Steakhouse
    Restaurants..............................    360,555    337,337        N/A

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

                            CNL INCOME FUND IX, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


10. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 3,700,097 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $36,414,830 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

11. Reverse Stock Split:

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 10 being adjusted to 1,850,049 shares.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   For The Acquisitions Of The Advisor, The CNL Restaurant Financial Services
                                   Group

                       and CNL Income Fund IX, Ltd.

   The following unaudited pro forma financial information with respect to APF gives effect to the acquisition of properties, the acquisition of CNL Fund Advisors, Inc. (the "Advisor" or "CFA") and the CNL Restaurant Financial Services Group, and the acquisition of the Income Fund (the acquisition of the Income Fund is referred to as the "Acquisition"), and is based on estimates and assumptions set forth below in the notes to such information which included pro forma adjustments. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF, the historical combined financial information of the Income Fund, the Advisor and CNL Restaurant Financial Services Group (shown separately as CNL Financial Services, Inc, ("CFS") and CNL Financial Corporation ("CFC")) and should be read in conjunction with the selected historical financial data and accompanying notes of APF, Income Fund, Advisor and CNL Restaurant Financial Services Group. The pro forma balance sheet assumes that the Acquisition occurred on June 30, 1999, and the pro forma consolidated statements of earnings and statements of cash flows assume that the acquisition of properties by APF from January 1, 1998 through July 31, 1999, the acquisition of the Advisor, the CNL Restaurant Financial Services Group and the Acquisition occurred on January 1, 1998.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partners elected to receive notes in the Acquisition. The assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Acquisition had been effected on the dates indicated or of the results which may be obtained in the future.


   See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IX, Ltd.

                              As of June 30, 1999

                                         Property                                 Historical
                                        Acquisition                                  CNL
                           Historical    Pro Forma                   Historical   Financial
                              APF       Adjustments      Subtotal     Advisor   Services, Inc.
                          ------------  -----------    ------------  ---------- --------------
ASSETS:
Land and Building on
 operating
 leases (net
 depreciation)..........  $569,567,003  $3,369,856(A)  $572,936,859  $        0   $        0
Net Investment in Direct
 Financing
 Leases.................   132,179,949           0      132,179,949           0            0
Mortgages and Notes
 Receivable.............    63,351,507           0       63,351,507           0            0
Other Investments.......    16,197,812           0       16,197,812           0            0
Investment In Joint
 Ventures...............     1,081,046           0        1,081,046           0            0
Cash and Cash
 Equivalents............    18,764,033           0       18,764,033     333,295      639,036

Restricted
 Cash/Certificates of
 Deposit................     2,006,690           0        2,006,690           0            0
Receivables (net
 allowances)
 /Due from Related
 Party..................       649,972           0          649,972   8,668,738    5,417,084
Accrued Rental Income...     5,875,698           0        5,875,698           0            0
Other Assets............    12,551,632           0       12,551,632     405,214      313,486
Goodwill................             0           0                0           0            0
                          ------------  ----------     ------------  ----------   ----------
 Total Assets...........  $822,225,342  $3,369,856     $825,595,198  $9,407,247   $6,369,606
                          ============  ==========     ============  ==========   ==========
LIABILITIES AND EQUITY:
Accounts Payable and
 Accrued
 Liabilities............  $  2,105,725  $        0     $  2,105,725  $  673,437   $  311,969
Accrued Construction
 Costs Payable..........     9,745,014           0        9,745,014           0            0
Distributions Payable...             0           0                0           0            0
Due to Related Parties..     1,444,444           0        1,444,444           0      500,981
Income Tax Payable......             0           0                0      51,466       16,906
Line of Credit/Notes
 payable................   149,000,000   3,369,856(A)   152,369,856     351,869            0
Deferred Income.........     2,466,355           0        2,466,355           0            0
Rents Paid in Advance...     1,617,367           0        1,617,367           0            0
Minority Interest.......       644,611           0          644,611           0            0
Common Stock............       373,484           0          373,484           0            0
Common Stock--Class A...             0           0                0       6,400        2,000
Common Stock--Class B...             0           0                0       3,600          724
Additional Paid-in-
 capital................   669,997,715           0      669,997,715   3,328,376    5,303,503

Accumulated
 distributions in excess
 of net earnings........   (15,169,373)          0      (15,169,373)  4,992,099      233,523
Partners' Capital.......             0           0                0           0            0
                          ------------  ----------     ------------  ----------   ----------
 Total Liabilities and
  Equity................  $822,225,342  $3,369,856     $825,595,198  $9,407,247   $6,369,606
                          ============  ==========     ============  ==========   ==========
Wtd. Avg. Shares
 Outstanding............    37,347,883
                          ============
Shares Outstanding......    37,348,464
                          ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IX, Ltd.

                              As of June 30, 1999

                     Historical                                                    Historical
                        CNL                       Combining                        CNL Income
                     Financial                    Pro Forma           Combined      Fund IX,    Pro Forma           Adjusted
                       Corp.        Subtotal     Adjustments            APF           Ltd.     Adjustments         Pro Forma
                    ------------ --------------  ------------      --------------  ----------- ------------      --------------
ASSETS:
Land and Building
 on operating
 leases (net
 depreciation)...   $          0 $  572,936,859  $          0      $  572,936,859  $14,853,524 $  6,145,838 (B2) $  593,936,221
Net Investment in
 Direct Financing
 Leases..........              0    132,179,949             0         132,179,949    5,351,113    1,568,097 (B2)    139,099,159
Mortgages and
 Notes
 Receivable......    290,522,671    353,874,178             0         353,874,178            0            0         353,874,178
Other
 Investments.....      6,361,082     22,558,894             0          22,558,894            0            0          22,558,894
Investment In
 Joint Ventures..              0      1,081,046             0           1,081,046    6,387,805    1,086,764 (B2)      8,555,615
Cash and Cash
 Equivalents.....      1,767,517     21,503,881    (9,141,919)(B1)     12,361,962    1,941,669   (2,750,081)(B2)     11,129,550
                                                                                                   (424,000)(B2)
Restricted
 Cash/Certificates
 of Deposit......      2,482,041      4,488,731             0           4,488,731            0            0           4,488,731
Receivables (net
 allowances)/Due
 from Related
 Party...........      1,125,933     15,861,727    (6,614,629)(C)       9,247,098       51,574      (22,000)(E)       9,276,672
Accrued Rental
 Income..........              0      5,875,698             0           5,875,698    1,170,144   (1,170,144)(B2)      5,875,698
Other Assets.....      2,479,317     15,749,649    (2,575,792)(B1)     13,173,857       29,675      (29,675)(B2)     13,173,857
Goodwill.........              0              0    42,933,959 (B1)     42,933,959            0            0          42,933,959
                    ------------ --------------  ------------      --------------  ----------- ------------      --------------
 Total Assets....   $304,738,561 $1,146,110,612  $ 24,601,619      $1,170,712,231  $29,785,504 $  4,404,799      $1,204,902,534
                    ============ ==============  ============      ==============  =========== ============      ==============
LIABILITIES AND
 EQUITY:
Accounts Payable
 and Accrued
 Liabilities.....   $  2,013,172 $    5,104,303  $          0      $    5,104,303  $   103,716 $          0      $    5,208,019
Accrued
 Construction
 Costs Payable...              0      9,745,014             0           9,745,014            0            0           9,745,014
Distributions
 Payable.........              0              0             0                   0      787,501            0             787,501
Due to Related
 Parties.........     30,170,185     32,115,610    (6,614,629)(C)      25,500,981       22,000      (22,000)(E)      25,500,981
Income Tax
 Payable.........        274,485        342,857      (342,857)(D)               0            0            0                   0
Line of
 Credit/Notes
 payable.........    267,685,382    420,407,107             0         420,407,107            0            0         420,407,107
Deferred Income..              0      2,466,355             0           2,466,355            0            0           2,466,355
Rents Paid in
 Advance.........              0      1,617,367             0           1,617,367       58,337            0           1,675,704
Minority
 Interest........              0        644,611             0             644,611            0            0             644,611
Common Stock.....              0        373,484        61,500 (B1)        434,984            0       18,288 (B2)        453,272
Common Stock--
 Class A.........            200          8,600        (8,600)(B1)              0            0            0                   0
Common Stock--
 Class B.........            501          4,825        (4,825)(B1)              0            0            0                   0
Additional Paid-
 in-capital......      3,937,095    682,566,689   122,938,500 (B1)    792,936,215            0   33,222,461 (B2)    826,158,676
                                                  (12,568,974)(B1)
Accumulated
 distributions in
 excess of net
 earnings........        657,541     (9,286,210)   (5,883,163)(B1)    (88,144,706)           0            0         (88,144,706)
                                                  (73,318,190)(B1)
                                                      342,857 (D)
Partners'
 Capital.........              0              0             0                   0   28,813,950  (28,813,950)(B2)              0
                    ------------ --------------  ------------      --------------  ----------- ------------      --------------
 Total
  Liabilities and
  Equity.........   $304,738,561  1,146,110,612  $ 24,601,619      $1,170,712,231  $29,785,504 $  4,409,799      $1,204,902,534
                    ============ ==============  ============      ==============  =========== ============      ==============
Wtd. Avg. Shares
 Outstanding.....                                                                                                    45,326,732
                                                                                                                 ==============
Shares
 Outstanding.....                                                                                                    45,327,313
                                                                                                                 ==============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IX, Ltd.

                     For the Six Months Ended June 30, 1999

                                         Property                                              Historical
                                       Acquisition                              Historical CNL     CNL
                          Historical    Pro Forma                  Historical     Financial     Financial
                              APF      Adjustments     Subtotal      Advisor    Services, Inc.    Corp.      Subtotal
                          -----------  ------------   -----------  -----------  -------------- -----------  -----------
Revenues:
 Rental and Earned
  Income................  $27,900,894   $3,056,620(a) $30,957,514  $         0    $        0   $         0  $30,957,514
 Fees...................            0            0              0    9,454,036     2,963,154        11,511   12,428,701
 Interest and Other
  Income................    4,249,461            0      4,249,461       87,570       249,258    11,539,080   16,125,369
                          -----------   ----------    -----------  -----------    ----------   -----------  -----------
 Total Revenue..........   32,150,355    3,056,620     35,206,975    9,541,606     3,212,412    11,550,591  $59,511,584
Expenses:
 General and
  Administrative........    2,244,408            0      2,244,408    5,405,130     2,441,151       263,524   10,354,213
 Management and Advisory
  Fees..................    1,681,870            0      1,681,870            0             0     1,231,905    2,913,775
 Fees Paid to Related
  Parties...............            0            0              0       88,949       689,425             0      778,374
 Interest Expense.......            0            0              0       92,707             0    10,294,499   10,387,206
 State Taxes............      464,966            0        464,966            0             0             0      464,966
 Depreciation--Other....            0            0              0       77,130        39,032             0      116,162
 Depreciation--
  Property..............    3,701,974      967,179(a)   4,669,153            0             0             0    4,669,153
 Amortization...........        9,700            0          9,700           36             0             0        9,736
 Transaction Costs......      483,005            0        483,005            0             0             0      483,005
                          -----------   ----------    -----------  -----------    ----------   -----------  -----------
 Total Expenses.........    8,585,923      967,179      9,553,102    5,663,952     3,169,608    11,789,928   30,176,590
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties ..   23,564,432    2,089,441     25,653,873    3,877,654        42,804   $  (239,337) $29,334,994
 Equity in Earnings of
  Joint
  Ventures/Minority
  Interest .............       31,241            0         31,241            0             0             0       31,241
 Gain (Loss) on Sale of
  Properties............     (201,843)           0       (201,843)           0             0             0     (201,843)
 Provision for Losses on
  Properties............     (540,522)           0       (540,522)           0             0             0     (540,522)
                          -----------   ----------    -----------  -----------    ----------   -----------  -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   22,853,308    2,089,441     24,942,749    3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision) for
  Federal Income Taxes..            0            0              0   (1,595,036)      (16,906)       86,202   (1,525,740)
                          -----------   ----------    -----------  -----------    ----------   -----------  -----------
Net Earnings (Losses)...  $22,853,308   $2,089,441    $24,942,749  $ 2,282,618    $   25,898   $  (153,135) $27,098,130
                          ===========   ==========    ===========  ===========    ==========   ===========  ===========
Earnings Per
 Share/Unit.............  $      0.61   $      n/a    $       n/a  $       n/a    $      n/a   $       n/a  $       n/a
                          ===========   ==========    ===========  ===========    ==========   ===========  ===========
Wtd. Avg. Shares
 Outstanding............   37,347,883            0     37,347,883          n/a           n/a           n/a   37,347,883
                          ===========   ==========    ===========  ===========    ==========   ===========  ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IX, Ltd.

                     For the Six Months Ended June 30, 1999


                           Combining                       Historical CNL
                           Pro Forma           Combined     Income Fund    Pro Forma          Adjusted
                          Adjustments             APF         IX, Ltd.    Adjustments         Pro Forma
                          -----------         -----------  -------------- -----------        -----------
Revenues:
 Rental and Earned
  Income................  $         0         $30,957,514    $1,178,486    $  45,876 (j)     $32,181,876
 Fees...................   (9,812,516)(b),(c)   2,616,185             0      (30,958)(k)       2,585,227
 Interest and Other
  Income................      144,014 (d)      16,269,383        58,661            0          16,328,044
                          -----------         -----------    ----------    ---------         -----------
 Total Revenue..........  $(9,668,502)        $49,843,082    $1,237,147    $  14,918         $51,095,147
Expenses:
 General and
  Administrative........     (774,311)(e)       9,579,902       118,967      (50,623)(l),(m)   9,648,246
 Management and Advisory
  Fees..................   (2,913,775)(f)               0             0            0 (n)               0
 Fees Paid to Related
  Parties...............     (743,673)(g)          34,701             0            0              34,701
 Interest Expense.......            0          10,387,206             0            0          10,387,206
 State Taxes............            0             464,966        24,884        7,106 (o)         496,956
 Depreciation--Other....            0             116,162             0            0             116,162
 Depreciation--
  Property..............            0           4,669,153       155,940       78,647 (p)       4,903,740
 Amortization...........    1,073,349 (h)       1,083,085           750            0           1,083,835
 Transaction Costs......            0             483,005       121,626            0             604,631
                          -----------         -----------    ----------    ---------         -----------
 Total Expenses.........   (3,358,410)         26,818,180       422,167       35,130          27,275,477
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties ..  $(6,310,092)        $23,024,902    $  814,980    $ (20,212)        $23,819,670
 Equity in Earnings of
  Joint
  Ventures/Minority
  Interest..............            0              31,241       284,057      (42,673) (q)        272,625
 Gain (Loss) on Sale of
  Properties............            0            (201,843)       75,997            0            (125,846)
 Provision for Losses on
  Properties............            0            (540,522)            0            0            (540,522)
                          -----------         -----------    ----------    ---------         -----------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........   (6,310,092)         22,313,778     1,175,034      (62,885)         23,425,927
 Benefit/(Provision) for
  Federal Income Taxes..    1,525,740 (i)               0             0            0                   0
                          -----------         -----------    ----------    ---------         -----------
Net Earnings (Losses)...  $(4,784,352)        $22,313,778    $1,175,034    $ (62,885)        $23,425,927
                          ===========         ===========    ==========    =========         ===========
Earnings Per
 Share/Unit.............  $       n/a         $       n/a    $     0.34    $     n/a         $      0.52
                          ===========         ===========    ==========    =========         ===========
Wtd. Avg. Shares
 Outstanding............    6,150,000          43,497,883           n/a    1,828,849          45,326,732 (r)
                          ===========         ===========    ==========    =========         ===========

               CNL AMERICAN PROPERTIES FUND INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IX, Ltd.

                      For the Year Ended December 31, 1998


                                        Property                                               Historical
                                       Acquisition                              Historical CNL     CNL
                          Historical    Pro Forma                  Historical     Financial     Financial
                              APF      Adjustments     Subtotal      Advisor    Services, Inc.    Corp.       Subtotal
                          -----------  -----------    -----------  -----------  -------------- -----------  ------------
Revenues:
 Rental and Earned
  Income................  $33,129,661   22,951,799(a) $56,081,460  $         0    $        0   $         0  $ 56,081,460
 Fees...................            0            0              0   28,904,063     6,619,064       418,904    35,942,031
 Interest and Other
  Income................    9,057,376            0      9,057,376      145,016       574,078    22,238,311    32,014,781
                          -----------  -----------    -----------  -----------    ----------   -----------  ------------
 Total Revenue..........  $42,187,037  $22,951,799    $65,138,836  $29,049,079    $7,193,142   $22,657,215  $124,038,272
Expenses:
 General and
  Administrative........    2,798,481            0      2,798,481    9,843,409     6,114,276     1,425,109    20,181,275
 Management and Advisory
  Fees..................    1,851,004            0      1,851,004            0             0     2,807,430     4,658,434
 Fees to Related
  Parties...............            0            0              0    1,247,278     1,773,406             0     3,020,684
 Interest Expense.......            0            0              0      148,415             0    21,350,174    21,498,589
 State Taxes............      548,320            0        548,320       19,126             0             0       567,446
 Depreciation--Other....            0            0              0      119,923        79,234             0       199,157
 Depreciation--
  Property..............    4,042,290    6,246,947(a)  10,289,237            0             0             0    10,289,237
 Amortization...........       11,808            0         11,808       57,077             0        95,116       164,001
 Transaction Costs......      157,054            0        157,054            0             0             0       157,054
                          -----------  -----------    -----------  -----------    ----------   -----------  ------------
 Total Expenses.........    9,408,957    6,246,947     15,655,904   11,435,228     7,966,916    25,677,829    60,735,877
Operating
 Earnings(Losses) Before
 Equity in Earnings of
 Joint Ventures/Minority
 Interests, Provision
 for Losses on
 Properties and Gain on
 Securitization.........  $32,778,080  $16,704,852    $49,482,932  $17,613,851    $ (773,774)  $(3,020,614) $ 63,302,395
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............      (14,138)           0        (14,138)           0             0             0       (14,138)
 Gain on
  Securitization........            0            0              0            0             0     3,694,351     3,694,351
 Provision for Losses on
  Properties............     (611,534)           0       (611,534)           0             0             0      (611,534)
                          -----------  -----------    -----------  -----------    ----------   -----------  ------------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........   32,152,408   16,704,852     48,857,260   17,613,851      (773,774)      673,737    66,371,074
 Benefit/(Provision) for
  Federal Income Taxes..            0            0              0   (6,957,472)      305,641      (246,603)   (6,898,434)
                          -----------  -----------    -----------  -----------    ----------   -----------  ------------
Net Earnings (Losses)...  $32,152,408  $16,704,852    $48,857,260  $10,656,379    $ (468,133)  $   427,134  $ 59,472,640
                          ===========  ===========    ===========  ===========    ==========   ===========  ============
Earnings Per
 Share/Unit.............  $      1.21  $       n/a    $       n/a  $       n/a    $      n/a   $       n/a  $        n/a
                          ===========  ===========    ===========  ===========    ==========   ===========  ============
Wtd. Avg. Shares
 Outstanding............   26,648,219    6,981,616     33,629,835          n/a           n/a           n/a           n/a
                          ===========  ===========    ===========  ===========    ==========   ===========  ============

               CNL AMERICAN PROPERTIES FUND INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IX, Ltd.

                      For the Year Ended December 31, 1998

                                                            Historical
                           Combining                        CNL Income
                           Pro Forma            Combined     Fund IX,    Pro Forma          Adjusted
                          Adjustments              APF         Ltd.     Adjustments         Pro Forma
                          ------------         -----------  ----------  -----------        -----------
Revenues:
 Rental and Earned
  Income................  $          0         $56,081,460  $2,443,390   $  91,752 (j)     $58,616,602
 Fees...................   (32,715,768)(b),(c)   3,226,263           0     (32,477)(k)       3,193,786
 Interest and Other
  Income................       207,144 (d)      32,221,925      61,129           0          32,283,054
                          ------------         -----------  ----------   ---------         -----------
 Total Revenue..........  $(32,508,624)        $91,529,648  $2,504,519   $  59,275         $94,093,442
Expenses:
 General and
  Administrative........    (4,241,719)(e)      15,939,556     198,061     (76,088)(l),(m)  16,061,529
 Management and advisory
  Fees..................    (4,658,434)(f)               0           0           0 (n)               0
 Fees to Related
  Parties...............    (2,161,897)(g)         858,787           0           0             858,787
 Interest Expense.......             0          21,498,589           0           0          21,498,589
 State Taxes............             0             567,446      14,337      11,375 (o)         593,158
 Depreciation--Other....             0             199,157           0           0             199,157
 Depreciation--
  Property..............      (340,898)(r)       9,948,339     266,273     157,295 (p)      10,371,907
 Amortization...........     2,146,698 (h)       2,310,699       1,500           0           2,312,199
 Transaction Costs......             0             157,054      19,041           0             176,095
                          ------------         -----------  ----------   ---------         -----------
 Total Expenses.........    (9,256,250)         51,479,627     499,212      92,582          52,071,421
Operating
 Earnings(Losses) Before
 Equity in Earnings of
 Joint Ventures/Minority
 Interests, Provision
 for
 Losses on Properties
 and Gain on
 Securitization.........   (23,252,374)         40,050,021   2,005,307     (33,307)         42,022,021
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............             0             (14,138)    596,166     (85,347)(q)         496,681
 Gain on
  Securitization........             0           3,694,351           0           0           3,694,351
 Provision For Losses on
  Properties............             0            (611,534)   (314,775)          0            (926,309)
                          ------------         -----------  ----------   ---------         -----------
Net Earnings (Losses)
 Before
 Benefit(Provision) for
 Federal Income Taxes...   (23,252,374)         43,118,700   2,286,698    (118,654)         45,286,744
 Benefit/(Provision) for
  Federal Income
  Taxes.................     6,898,434 (i)               0           0           0                   0
                          ------------         -----------  ----------   ---------         -----------
Net Earnings (Losses)...  $(16,353,940)        $43,118,700  $2,286,698   $(118,654)        $45,286,744
                          ============         ===========  ==========   =========         ===========
Earnings Per
 Share/Unit.............  $        n/a         $       n/a  $      .65   $     n/a         $      1.09
                          ============         ===========  ==========   =========         ===========
Wtd. Avg. Shares
 Outstanding............     6,150,000          39,779,835         n/a   1,828,849          41,608,684(s)
                          ============         ===========  ==========   =========         ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IX, Ltd.

                     For the Six Months Ended June 30, 1999

                                        Property                                                   Historical
                                      Acquisition                                  Historical CNL     CNL
                        Historical     Pro Forma                      Historical     Financial     Financial
                            APF       Adjustments        Subtotal       Advisor    Services, Inc.    Corp.        Subtotal
                       -------------  ------------     -------------  -----------  -------------- ------------  ------------
Cash Flows from
 Operating
 Activities:
Net Income
 (loss)...........     $  22,853,308  $  2,089,441 (a) $  24,942,749  $ 2,282,618    $  25,898    $   (153,135) $ 27,098,130
Adjustments to
 reconcile net
 income to net
 cash provided by
 operating
 activities:
 Depreciation.....         3,701,974       967,179 (b)     4,669,153       77,130       28,372               0     4,774,655
 Amortization
  expense.........             9,700             0             9,700           36            0         900,017       909,753
 Minority interest
  in income of
  consolidated
  joint venture...            17,610             0            17,610            0            0               0        17,610
 Equity in
  earnings of
  joint ventures,
  net of
  distributions...            25,120             0            25,120            0            0               0        25,120
 Loss on sale of
  land, buildings,
  and net
  investment in
  direct financing
  leases..........           201,843             0           201,843            0            0               0       201,843
 Provision for
  loss on land,
  buildings, and
  direct financing
  leases..........           540,522             0           540,522            0            0         (96,475)      444,047
 Gain on
  securitization..                 0             0                 0            0            0               0             0
 Net cash proceeds
  from
  securitization
  of notes
  receivable......                 0             0                 0            0            0               0             0
 Decrease
  (increase) in
  other
  receivables.....          (229,916)            0          (229,916)  (1,904,704)           0         (67,340)   (2,201,960)
 Increase in
  accrued interest
  income included
  in notes
  receivable......                 0             0                 0            0            0               0             0
 Decrease
  (increase) in
  accrued interest
  on mortgage note
  receivable......                 0             0                 0            0            0        (183,569)     (183,569)
 Investment in
  notes
  receivable......                 0             0                 0            0            0     (88,701,265)  (88,701,265)
 Collections on
  notes
  receivable......                 0             0                 0            0            0       9,662,971     9,662,971
 Increase in
  restricted
  cash............                 0             0                 0            0            0      (2,031,259)   (2,031,259)
 Decrease in due
  from related
  party...........                 0             0                 0            0     (193,244)         81,412      (111,832)
 Decrease
  (increase) in
  prepaid
  expenses........          (320,425)            0          (320,425)           0            0               0      (320,425)
 Decrease in net
  investment in
  direct financing
  leases..........           721,624             0           721,624            0            0               0       721,624
 Increase in
  accrued rental
  income..........        (1,915,785)            0        (1,915,785)           0            0               0    (1,915,785)
 Decrease
  (increase) in
  intangibles and
  other assets....                                                        (36,946)                     (51,848)      (88,794)
 Increase
  (decrease) in
  accounts
  payable, accrued
  expenses and
  other
  liabilities.....           135,281             0           135,281     (691,686)    (201,744)         94,671      (663,478)
 Increase
  (decrease) in
  due to related
  parties,
  excluding
  reimbursement of
  acquisition, and
  stock issuance
  costs paid on
  behalf of the
  entity..........           575,868             0           575,868       (8,810)      18,669               0       585,727
 Decrease in
  accrued
  interest........                 0             0                 0            0            0         (57,986)      (57,986)
 Increase in rents
  paid in advance
  and deposits....           663,096             0           663,096            0        3,623               0       666,719
 Increase
  (decrease) in
  deferred rental
  income..........         1,276,472             0         1,276,472            0            0               0     1,276,472
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
 Total
  adjustments.....         5,402,984       967,179         6,370,163   (2,564,980)    (344,324)    (80,450,671)  (76,989,812)
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
 Net cash provided
  by (used in)
  operating
  activities......        28,256,292     3,056,620        31,312,912     (282,362)    (318,426)    (80,603,806)  (49,891,682)
Cash Flows from
 Investing
 Activities:
 Proceeds from
  sale of land,
  buildings,
  direct financing
  leases, and
  equipment.......         3,673,907             0         3,673,907       22,157            0               0     3,696,064
 Additions to land
  and buildings on
  operating
  leases..........      (170,153,724)  121,715,562 (f)   (48,438,162)           0      (20,873)              0   (48,459,035)
 Investment in
  direct financing
  leases..........       (44,186,644)            0       (44,186,644)           0            0               0   (44,186,644)
 Investment in
  joint venture...          (117,663)            0          (117,663)           0            0               0      (117,663)
 Acquisition of
  businesses......                 0             0                 0            0            0               0             0
 Purchase of other
  investments.....                 0             0                 0            0            0               0             0
 Net loss in
  market value
  from investments
  in trading
  securities......                 0             0                 0            0            0               0             0
 Proceeds from
  retained
  interest and
  securities,
  excluding
  investment
  income..........                 0             0                 0            0            0         182,607       182,607
 Investment in
  mortgage notes
  receivable......        (2,596,244)            0        (2,596,244)           0            0               0    (2,596,244)
 Collections on
  mortgage note
  receivable......           224,373             0           224,373            0            0               0       224,373
 Investment in
  notes
  receivable......       (22,358,869)            0       (22,358,869)           0            0               0   (22,358,869)
 Collection on
  notes
  receivable......           626,959             0           626,959            0            0               0       626,959
 Decrease in
  restricted
  cash............                 0             0                 0            0            0               0             0
 Increase in
  intangibles and
  other assets....        (3,198,326)            0        (3,198,326)           0            0               0    (3,198,326)
 Investment in
  certificates of
  deposit.........                 0             0                 0            0            0               0             0
 Other............                 0             0                 0            0            0               0             0
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
 Net cash provided
  by (used in)
  investing
  activities......      (238,086,231)  121,715,562      (116,370,669)      22,157      (20,873)        182,607  (116,186,778)
Cash Flows from
 Financing
 Activities:
 Subscriptions
  received from
  stockholders....           210,736             0           210,736            0       20,570               0       231,306
 Contributions
  from limited
  partners........                 0             0                 0            0            0               0             0
 Contributions
  from holder of
  minority
  interest........           366,289             0           366,289            0            0               0       366,289
 Reimbursement of
  acquisition and
  stock issuance
  costs paid by
  related parties
  on behalf of the
  entity..........        (1,258,062)            0        (1,258,062)           0            0               0    (1,258,062)
 Payment of stock
  issuance costs..          (735,785)            0          (735,785)           0            0               0      (735,785)
 Proceeds from
  borrowing on
  line of
  credit/notes
  payable.........       151,437,245             0       151,437,245            0            0      94,272,038   245,709,283
 Payment on line
  of credit/notes
  payable.........       (12,580,289)            0       (12,580,289)           0       (4,808)    (14,428,254)  (27,013,351)
 Retirement of
  shares of common
  stock...........                 0             0                 0            0            0               0             0
 Distributions to
  holders of
  minority
  interest........           (21,105)            0           (21,105)           0            0               0       (21,105)
 Distributions to
  stockholders/limited
  partners........       (28,476,150)            0       (28,476,150)    (119,808)           0               0   (28,595,958)
 Other............        (3,548,744)            0        (3,548,744)           0            0        (181,146)   (3,729,890)
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
 Net cash provided
  by (used in)
  financing
  activities......       105,394,135             0       105,394,135     (119,808)      15,762      79,662,638   184,952,727
Net increase
 (decrease) in
 cash.............      (104,435,804)  124,772,182        20,336,378     (380,013)    (323,537)       (758,561)   18,874,267
Cash at beginning
 of year..........       123,199,837   (98,763,763)       24,436,074      713,308      962,573       2,526,078    28,638,033
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
Cash at end of
 year.............     $  18,764,033  $ 26,008,419     $  44,772,452  $   333,295    $ 639,036    $  1,767,517  $ 47,512,300
                       =============  ============     =============  ===========    =========    ============  ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IX, Ltd.
                     For the Six Months Ended June 30, 1999

                                                         Historical
                           Combining                         CNL
                           Pro Forma                     Income Fund   Pro Forma        Adjusted
                          Adjustments     Combined APF    IX, Ltd.    Adjustments      Pro Forma
                          -----------     -------------  -----------  -----------     ------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $(4,784,352)(a) $  22,313,778  $ 1,175,034  $   (62,885)(a) $ 23,425,927
Adjustments to reconcile
 net income to net cash
 provided by
 operating activities:
 Depreciation...........            0         4,774,655      155,940       78,647 (b)    5,009,242
 Amortization expense...    1,073,349 (c)     1,983,102          750            0        1,983,852
 Minority interest in
  income of consolidated
  joint venture.........            0            17,610            0            0           17,610
 Equity in earnings of
  joint ventures, net of
  distributions.........            0            25,120       85,576       42,673 (d)      153,369
 Loss on sale of land,
  buildings, and net
  investment in direct
  financing leases......            0           201,843      (75,997)           0          125,846
 Provision for loss on
  land, buildings, and
  direct financing
  leases................            0           444,047            0            0          444,047
 Gain on
  securitization........            0                 0            0            0                0
 Net cash proceeds from
  securitization of
  notes receivable......            0                 0            0            0                0
 Decrease (increase) in
  other receivables.....            0        (2,201,960)      41,995            0       (2,159,965)
 Increase in accrued
  interest income
  included in notes
  receivable............            0                 0            0            0                0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............            0          (183,569)           0            0         (183,569)
 Investment in notes
  receivable............            0       (88,701,265)           0            0      (88,701,265)
 Collections on notes
  receivable............            0         9,662,971            0            0        9,662,971
 Increase in restricted
  cash..................            0        (2,031,259)           0            0       (2,031,259)
 Decrease in due from
  related party.........            0          (111,832)           0            0         (111,832)
 Decrease (increase) in
  prepaid expenses......            0          (320,425)     (13,817)           0         (334,242)
 Decrease in net
  investment in direct
  financing leases......            0           721,624       29,717            0          751,341
 Increase in accrued
  rental income.........            0        (1,915,785)     (15,089)           0       (1,930,874)
 Decrease (increase) in
  intangibles and other
  assets................            0           (88,794)           0            0          (88,794)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....            0          (663,478)      93,591            0         (569,887)
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..            0           585,727       (2,187)           0          583,540
 Decrease in accrued
  interest..............            0           (57,986)           0            0          (57,986)
 Increase in rents paid
  in advance and
  deposits..............            0           666,719      (5,010)            0          661,709
 Increase (decrease) in
  deferred rental
  income................            0         1,276,472            0            0        1,276,472
                          -----------     -------------  -----------  -----------     ------------
 Total adjustments......    1,073,349       (75,916,463)     295,469      121,320      (75,499,674)
                          -----------     -------------  -----------  -----------     ------------
 Net cash provided by
  (used in) operating
  activities............   (3,711,003)      (53,602,685)   1,470,503       58,435      (52,073,747)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............            0         3,696,064    2,400,000            0        6,096,064
 Additions to land and
  buildings on operating
  leases................    4,452,252 (e)   (44,006,783)  (1,641,211)                  (45,647,994)
 Investment in direct
  financing leases......            0       (44,186,644)           0            0      (44,186,644)
 Investment in joint
  venture...............            0          (117,663)           0            0         (117,663)
 Acquisition of
  businesses............            0                 0            0            0                0
 Purchase of other
  investments...........            0                 0            0            0                0
 Net loss in market
  value from investments
  in trading
  securities............            0                 0            0            0                0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....            0           182,607            0            0          182,607
 Investment in mortgage
  notes receivable......            0        (2,596,244)           0            0       (2,596,244)
 Collections on mortgage
  note receivable.......            0           224,373            0            0          224,373
 Investment in notes
  receivable............            0       (22,358,869)           0            0      (22,358,869)
 Collection on notes
  receivable............            0           626,959            0            0          626,959
 Decrease in restricted
  cash..................            0                 0            0            0                0
 Increase in intangibles
  and other assets......            0        (3,198,326)           0            0       (3,198,326)
 Investment in
  certificates of
  deposit...............            0                 0            0            0                0
 Other..................            0                 0            0            0                0
                          -----------     -------------  -----------  -----------     ------------
 Net cash provided by
  (used in) investing
  activities............    4,452,252      (111,734,526)     758,789            0     (110,975,737)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....            0           231,306            0            0          231,306
 Contributions from
  limited partners......            0                 0            0            0                0
 Contributions from
  holder of minority
  interest..............            0           366,289            0            0          366,289
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..            0        (1,258,062)           0            0       (1,258,062)
 Payment of stock
  issuance costs........            0          (735,785)           0            0         (735,785)
 Proceeds from borrowing
  on line of
  credit/notes payable..            0       245,709,283            0            0      245,709,283
 Payment on line of
  credit/notes payable..            0       (27,013,351)           0            0      (27,013,351)
 Retirement of shares of
  common stock..........            0                 0            0            0                0
 Distributions to
  holders of minority
  interest..............            0           (21,105)           0            0          (21,105)
 Distributions to
  stockholders/limited
  partners..............            0       (28,595,958)  (1,575,002)           0      (30,170,960)
 Other..................            0        (3,729,890)           0            0       (3,729,890)
                          -----------     -------------  -----------  -----------     ------------
 Net cash provided by
  (used in) financing
  activities............            0       184,952,727   (1,575,002)           0      183,377,725
Net increase (decrease)
 in cash................      741,249        19,615,516      654,290       58,435       20,328,241
Cash at beginning of
 year...................   (1,895,673)       26,742,360    1,287,379   (3,050,093)      24,979,646
                          -----------     -------------  -----------  -----------     ------------
Cash at end of year.....  $(1,154,424)    $  46,357,876  $ 1,941,669  $(2,991,658)    $ 45,307,887
                          ===========     =============  ===========  ===========     ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IX, Ltd.

                      For the Year Ended December 31, 1998

                                          Property                                      Historical    Historical
                                         Acquisition                                       CNL            CNL
                          Historical      Pro Forma                      Historical     Financial      Financial
                              APF        Adjustments        Subtotal       Advisor    Services, Inc.     Corp.        Subtotal
                         -------------  -------------     -------------  -----------  -------------- -------------  -------------
 Cash Flows from
  Operating
  Activities:
 Net Income
  (loss)...........      $  32,152,408  $  16,704,852 (a) $  48,857,260  $10,656,379    $ (468,133)  $     427,134  $  59,472,640
 Adjustments to
  reconcile net
  income (loss) to
  net cash provided
  by (used in)
  operating
  activities:
  Depreciation.....          4,042,290      6,246,947 (b)    10,289,237      119,923        79,234               0     10,488,394
  Amortization
   expense.........             11,808              0            11,808       56,003             0       2,246,273      2,314,084
  Minority
   interest in
   income of
   consolidated
   joint venture...             30,156              0            30,156            0             0               0         30,156
  Equity in
   earnings of
   joint ventures,
   net of
   distributions...            (15,440)             0           (15,440)           0             0               0        (15,440)
  Provision for
   loss on land,
   buildings, and
   direct
   financing
   leases/provision
   for deferred
   taxes...........            611,534              0           611,534            0             0         398,042      1,009,576
  Gain on
   securitization..                  0              0                 0            0             0      (3,356,538)    (3,356,538)
 Net cash proceeds
  from
  securitization
  of notes
  receivable.......                  0              0                 0            0             0     265,871,668    265,871,668
 Decrease
  (increase) in
  other
  receivables......            899,572              0           899,572   (3,896,090)            0         453,105     (2,543,413)
 Increase in
  accrued interest
  income included
  in notes
  receivable.......                  0              0                 0            0             0        (170,492)      (170,492)
 Increase in
  accrued interest
  on mortgage note
  receivable.......                  0              0                 0            0             0               0              0
 Investment in
  notes
  receivable.......                  0              0                 0            0             0    (288,590,674)  (288,590,674)
 Collections on
  notes
  receivable.......                  0              0                 0            0             0      23,539,641     23,539,641
 Decrease in
  restricted
  cash.............                  0              0                 0            0             0       2,504,091      2,504,091
 Decrease
  (increase) in
  due from related
  party............                  0              0                 0            0        89,839      (1,043,527)      (953,688)
 Increase in
  prepaid
  expenses.........                  0              0                 0            0         7,246               0          7,246
 Decrease in net
  investment in
  direct financing
  leases...........          1,971,634              0         1,971,634            0             0               0      1,971,634
 Increase
  (decrease) in
  accrued rental
  income...........         (2,187,652)             0        (2,187,652)           0             0               0     (2,187,652)
 Increase in
  intangibles and
  other assets.....            (29,477)             0           (29,477)     (44,716)      (20,635)        (59,523)      (154,351)
 Increase
  (decrease) in
  accounts
  payable, accrued
  expenses and
  other
  liabilities......            467,972              0           467,972      156,317       325,898        (103,507)       846,680
 Increase
  (decrease) in
  due to related
  parties,
  excluding
  reimbursement of
  acquisition, and
  stock issuance
  costs paid on
  behalf of the
  entity...........             31,255              0            31,255            0      (164,619)              0       (133,364)
 Increase in
  accrued
  interest.........                  0              0                 0            0             0         (77,968)       (77,968)
 Increase
  (decrease) in
  rents paid in
  advance and
  deposits.........            436,843              0           436,843            0             0               0        436,843
 Increase in
  deferred rental
  income...........            693,372              0           693,372            0             0               0        693,372
                         -------------  -------------     -------------  -----------    ----------   -------------  -------------
   Total
    adjustments....          6,963,867      6,246,947        13,210,814   (3,608,563)      316,963       1,610,591     11,529,805
                         -------------  -------------     -------------  -----------    ----------   -------------  -------------
   Net cash
    provided by
    (used in)
    operating
    activities.....         39,116,275     22,951,799        62,068,074    7,047,816      (151,170)      2,037,725     71,002,445
 Cash Flows from
  Investing
  Activities:
 Proceeds from
  sale of land,
  buildings,
  direct financing
  leases, and
  equipment........          2,385,941              0         2,385,941            0             0               0      2,385,941
 Additions to land
  and buildings on
  operating
  leases...........       (200,101,667)    (3,369,856)(e)  (325,187,085)    (381,671)     (236,372)              0   (325,605,128)
                                         (121,715,562)(i)
 Investment in
  direct financing
  leases...........        (47,115,435)             0       (47,115,435)           0             0               0    (47,115,435)
 Investment in
  joint venture....           (974,696)             0          (974,696)           0             0               0       (974,696)
 Acquisition of
  businesses.......                  0              0                 0            0             0               0              0

 Purchase of other
  investments......        (16,083,055)             0       (16,083,055)           0             0               0    (16,083,055)
 Net loss in
  market value
  from investments
  in trading
  securities.......                  0              0                 0            0             0         295,514        295,514
 Proceeds from
  retained
  interest and
  securities,
  excluding
  investment
  income...........                  0              0                 0            0             0         212,821        212,821
 Investment in
  mortgage notes
  receivable.......         (2,886,648)             0        (2,886,648)           0             0               0     (2,886,648)
 Collections on
  mortgage note
  receivable.......            291,990              0           291,990            0             0               0        291,990
 Investment in
  equipment notes
  receivable.......         (7,837,750)             0        (7,837,750)           0             0               0     (2,837,750)
 Collections on
  equipment notes
  receivable.......          1,263,633              0         1,263,633    1,783,240             0               0      3,046,873
 Decrease in
  restricted
  cash.............                  0              0                 0            0             0               0              0
 Increase in
  intangibles and
  other assets.....         (6,281,069)             0        (6,281,069)           0             0               0     (6,281,069)
 Other.............                  0              0                 0      200,000             0               0         200,00
                         -------------  -------------     -------------  -----------    ----------   -------------  -------------
   Net cash
    provided by
    (used in)
    investing
    activities.....       (277,338,756)  (125,085,418)     (402,424,174)   1,601,569      (236,372)        508,335   (400,550,642)
 Cash Flows from
  Financing
  Activities:
 Subscriptions
  received from
  stockholders.....        385,523,966                      385,523,966      966,115        51,830          50,100    386,592,011
 Contributions
  from limited
  partners.........                  0              0                 0            0             0               0              0
 Reimbursement of
  acquisition and
  stock issuance
  costs paid by
  related parties
  on behalf of the
  entity...........         (4,574,925)             0        (4,574,925)           0             0               0     (4,574,925)
 Payment of stock
  issuance costs...        (34,579,650)             0       (34,579,650)           0             0               0    (34,579,650)
 Proceeds from
  borrowing on
  line of
  credit/notes
  payable..........          7,692,040      3,369,856 (e)    11,061,896      198,296             0     413,555,624    424,815,816
 Payment on line
  of credit/notes
  payable..........             (8,039)             0            (8,039)           0             0    (411,805,787)  (411,813,826)
 Retirement of
  shares of common
  stock............           (639,528)             0          (639,528)           0             0               0       (639,528)
 Distributions to
  holders of
  minority
  interest.........            (34,073)             0           (34,073)           0             0               0        (34,073)
 Distributions to
  stockholders/limited
  partners.........        (39,449,149)             0       (39,449,149)  (9,364,488)            0               0    (48,813,637)
 Other.............            (95,101)             0           (95,101)           0            24      (2,500,011)    (2,595,088)
                         -------------  -------------     -------------  -----------    ----------   -------------  -------------
   Net cash
    provided by
    (used in)
    financing
    activities.....        313,835,541      3,369,856       317,205,397   (8,200,077)       51,854        (700,074)   308,357,100
 Net increase
  (decrease) in
  cash.............         75,613,060    (98,763,763)      (23,150,703)     449,308      (335,688)      1,845,986    (21,191,097)
 Cash at beginning
  of year..........         47,586,777              0        47,586,777      264,000     1,298,261         680,092     49,829,130
                         -------------  -------------     -------------  -----------    ----------   -------------  -------------
 Cash at end of
  year.............      $ 123,199,837    (98,763,763)    $  24,436,074  $   713,308       962,573       2,526,078  $  28,638,033
                         =============  =============     =============  ===========    ==========   =============  =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund IX, Ltd.

                      For the Year Ended December 31, 1998

                           Combining                        Historical
                           Pro Forma         Combined       CNL Income     Pro Forma        Adjusted
                          Adjustments           APF        Funds IX, Ltd. Adjustments       Pro Forma
                          ------------     -------------  --------------- -----------     -------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $(16,353,940)(a) $  43,118,700    $2,286,698    $  (118,654)(a) $  45,286,744
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation...........      (340,898)(b)    10,147,496       266,273        157,295 (b)    10,571,064
 Amortization expense...     2,146,698 (c)     4,460,782         1,500              0         4,462,282
 Minority interest in
  income of consolidated
  joint venture.........             0            30,156             0              0            30,156
 Equity in earnings of
  joint ventures, net of
  distributions.........             0           (15,440)      142,378         85,347 (d)       212,285
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes........             0         1,009,576       314,775              0         1,324,351
 Gain on
  securitization........             0        (3,356,538)            0              0        (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable......             0       265,871,668             0              0       265,871,668
 Decrease (increase) in
  other receivables.....             0        (2,543,413)        2,565              0        (2,540,848)
 Increase in accrued
  interest income
  included in notes
  receivable............             0          (170,492)            0              0          (170,492)
 Increase in accrued
  interest on mortgage
  note receivable.......             0                 0             0              0                 0
 Investment in notes
  receivable............             0      (288,590,674)            0              0      (288,590,674)
 Collections on notes
  receivable............             0        23,539,641             0              0        23,539,641
 Decrease in restricted
  cash..................             0         2,504,091             0              0         2,504,091
 Decrease (increase) in
  due from related
  party.................             0          (953,688)            0              0          (953,688)
 Increase in prepaid
  expenses..............             0             7,246           739              0             7,985
 Decrease in net
  investment in direct
  financing leases......             0         1,971,634        92,647              0         2,064,281
 Increase (decrease) in
  accrued rental
  income................             0        (2,187,652)      209,852              0        (1,977,800)
 Increase in intangibles
  and other assets......             0          (154,351)            0              0          (154,351)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....             0           846,680       (39,956)             0           806,724
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..             0          (133,364)       19,568              0          (113,796)
 Increase in accrued
  interest..............             0           (77,968)            0              0           (77,968)
 Increase (decrease) in
  rents paid in advance
  and deposits..........             0           436,843       (43,649)             0           393,194
 Increase in deferred
  rental income.........             0           693,372             0              0           693,372
                          ------------     -------------    ----------    -----------     -------------
 Total adjustments......     1,805,800        13,335,605       966,692        242,642        14,544,939
                          ------------     -------------    ----------    -----------     -------------
 Net cash provided by
  (used in) operating
  activities............   (14,548,140)       56,454,305     3,253,390        123,988        59,831,683
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............             0         2,385,941             0              0         2,385,941
 Additions to land and
  buildings on operating
  leases................    21,794,386 (h)  (304,010,742)            0              0      (304,010,742)
 Investment in direct
  financing leases......             0       (47,115,435)            0              0       (47,115,435)
 Investment in joint
  venture...............             0          (974,696)        3,605              0          (971,091)
 Acquisition of
  businesses............    (9,141,919)(f)    (9,141,919)            0     (2,750,081)(g)   (12,316,000)
                                                                             (424,000)(g)
 Purchase of other
  investments...........             0       (16,083,055)            0              0       (16,083,055)
 Net loss in market
  value from investments
  in trading
  securities............             0           295,514             0              0           295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment
  income................             0           212,821             0              0           212,821
 Investment in mortgage
  notes receivable......             0        (2,886,648)            0              0        (2,886,648)
 Collections on mortgage
  note receivable.......             0           291,990             0              0           291,990
 Investment in equipment
  notes receivable......             0        (7,837,750)            0              0        (7,837,750)
 Collections on
  equipment notes
  receivable............             0         3,046,873             0              0         3,046,873
 Decrease in restricted
  cash..................             0                 0             0              0                 0
 Increase in intangibles
  and other assets......             0        (6,281,069)            0              0        (6,281,069)
 Other..................             0           200,000             0              0           200,000
                          ------------     -------------    ----------    -----------     -------------
 Net cash provided by
  (used in) investing
  activities............    12,652,467      (387,898,175)        3,605     (3,174,081)     (391,068,651)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....             0       386,592,011             0              0       386,592,011
 Contributions from
  limited partners......             0                 0             0              0                 0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..             0        (4,574,925)            0              0        (4,574,925)
 Payment of stock
  issuance costs........             0       (34,579,650)            0              0       (34,579,650)
 Proceeds from borrowing
  on line of
  credit/notes payable..             0       424,815,816             0              0       424,815,816
 Payment on line of
  credit/notes payable..             0      (411,813,826)            0              0      (411,813,826)
 Retirement of shares of
  common stock..........             0          (639,528)            0              0          (639,528)
 Distributions to
  holders of minority
  interest..............             0           (34,073)            0              0           (34,073)
 Distributions to
  stockholders/limited
  partners..............             0       (48,813,637)   (3,220,004)             0       (52,033,641)
 Other..................             0        (2,595,088)            0              0        (2,595,088)
                          ------------     -------------    ----------    -----------     -------------
 Net cash provided by
  (used in) financing
  activities............             0       308,357,100    (3,220,004)             0       305,137,096
Net increase (decrease)
 in cash................    (1,895,673)      (23,086,770)       36,991     (3,050,093)      (26,099,872)
Cash at beginning of
 year...................             0        49,829,130     1,250,388              0        51,079,518
                          ------------     -------------    ----------    -----------     -------------
Cash at end of year.....    (1,895,673)       26,742,360     1,287,379    $(3,050,093)    $  24,979,646
                          ============     =============    ==========    ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund IX, Ltd.

1. Basis of Presentation

   The Pro Forma Balance Sheet as of June 30, 1999 reflects the transactions of the acquisition of the Advisor and CNL Restaurant Financial Services Group as set forth in this consent solicitation. The Pro Forma Statements of Earnings for the six months ended June 30, 1999, and for the year ended December 31, 1998, have been prepared to reflect (a) the issuance of additional shares and the property acquisitions completed from January 1, 1998 through July 31, 1999 and (b) the acquisition of the Advisor and CNL Restaurant Financial Services Group and the Acquisition of the Income Fund. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF and the historical combined financial information of the Advisor, CNL Restaurant Financial Services Group and the Income Fund and should be read in conjunction with the selected historical financial data and accompanying notes of APF, the Advisor the CNL Restaurant Financial Services Group and the Income Fund. The Pro Forma Balance Sheet was prepared as if the transactions described above occurred on June 30, 1999. The Pro Forma Statements of Earnings were prepared as if the transactions described above occurred as of January 1, 1998. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the transactions described above had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all material adjustments necessary to reflect the recurring effects of the transactions described above have been made.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partner elected the note option. This assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   The Pro Forma Balance Sheet and Pro Forma Statements of Earnings assume the issuance of the APF Shares relating to the purchase of the Advisor and the CNL Restaurant Financial Services Group without regard to a provision that provides for 1,000,000 APF Shares to be placed in escrow pending achievement of certain levels of property acquisition and/or mortgage loan origination. This presentation was selected in order to present both the most dilutive results as well as what management believes is the most likely result based on current information.

2. Method of Accounting

   The acquisition of the CNL Restaurant Financial Services Group and the Income Fund will be accounted for under the purchase accounting method. APF will recognize goodwill to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. As for the acquisition of the Advisor from a related party, APF will expense the costs incurred in acquiring the Advisor to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. The excess purchase price will be recorded as an expense on APF's consolidated statements of earnings.

   All significant intercompany balances and transactions between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund have been eliminated in the pro forma financial statements.

3. Reverse Stock Split

   In May 1999, the stockholders of APF approved a proposal for a one-for-two reverse stock split at the annual stockholder meeting. All information relating to shares outstanding and per share information has been restated for all periods presented.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund IX, Ltd.


4. Adjustments to Pro Forma Balance Sheet

   The following describes the pro forma adjustments to the Pro Forma Balance Sheet as of June 30, 1999, as if the Acquisition was consummated on such date. For purposes of the pro forma financial statements, it is assumed that at a special meeting of stockholders for APF, the stockholders of APF approved a proposal for an amendment to its Articles of Incorporation to increase the number of authorized shares to an amount necessary to enable APF to issue the shares for the Acquisition.

  (A) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (B) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                             CNL
                                          Financial
                                          Services
                               Advisor      Group     Income Fund     Total
                             ----------- -----------  -----------  ------------
Fair Value of Consideration
 Received..................  $81,648,665 $50,493,254  $36,414,830  $168,556,749
                             =========== ===========  ===========  ============
Share Consideration........  $76,000,000 $47,000,000  $33,240,749  $156,240,749
Cash Consideration.........          --          --       424,000       424,000
APF Transaction Costs......    5,648,665   3,493,254    2,750,081    11,892,000
                             ----------- -----------  -----------  ------------
    Total Purchase Price...  $81,648,665 $50,493,254  $36,414,830  $168,556,749
                             =========== ===========  ===========  ============
Allocation of Purchase
 Price:
Net Assets--Historical.....  $ 8,330,475 $10,135,087  $28,813,950  $ 47,279,512
Purchase Price Adjustments:
  Land and buildings on
   operating leases........          --          --     6,145,838     6,145,838
  Net investment in direct
   financing leases........          --          --     1,568,097     1,568,097
  Investment in joint ven-
   tures...................          --          --     1,086,764     1,086,764
  Accrued rental income....          --          --    (1,170,144)   (1,170,144)
  Intangibles and other as-
   sets....................          --   (2,575,792)     (29,675)   (2,605,467)
  Goodwill*................          --   42,933,959          --     42,933,959
  Excess purchase price....   73,318,190         --           --     73,318,190
                             ----------- -----------  -----------  ------------
    Total Allocation.......  $81,648,665 $50,493,254  $36,414,830  $168,556,749
                             =========== ===========  ===========  ============

--------
* Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund IX, Ltd.


The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisition of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,318,190 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations". Goodwill of $42,933,959 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

     1.Common Stock (CFA, CFS, CFC) - Class A..........      8,600
       Common Stock (CFA, CFS, CFC) - Class B..........      4,825
       Additional Paid-in Capital (CFA, CFS, CFC)...... 12,568,974
       Retained Earnings...............................  5,883,163
       Accumulated distributions in excess of earn-
        ings........................................... 73,318,190
       Goodwill for CFC/CFS (Intangibles and other as-
        sets).......................................... 42,933,959
         CFC/CFS Organizational Costs/Other Assets.....              2,575,792
         Cash to pay APF transaction costs.............              9,141,919
         APF Common Stock..............................                 61,500
         APF Capital in Excess of Par Value............            122,938,500
       (To record acquisition of CFA, CFS and CFC)
     2.Partners Capital................................ 28,813,950
       Land and buildings on operating leases..........  6,145,838
       Net investment in direct financing leases.......  1,568,097
       Investment in joint ventures....................  1,086,764
         Accrued rental income.........................              1,170,144
         Intangibles and other assets..................                 29,675
         Cash to pay APF Transaction costs.............              2,750,081
         Cash consideration to Income Fund.............                424,000
         APF Common Stock..............................                 18,288
         APF Capital in Excess of Par Value............             33,222,461
       (To record acquisition of the Income Fund)

  (C) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompnay balances of $5,170,185 between CFC and CFS.

  (D) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the Acquisition since the Acquisition Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the Acquisition.

  (E) Represents the elimination by the Income Fund of $22,000 in related party payables recorded as receivables by the Advisor.

5. Adjustments to Pro Forma Statements of Earnings

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1999.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund IX, Ltd.


    (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

         Origination fees from affiliates......................... $  (689,425)
         Secured equipment lease fees.............................     (67,967)
         Advisory fees............................................    (126,788)
         Reimbursement of administrative costs....................    (382,728)
         Acquisition fees.........................................  (4,452,252)
         Underwriting fees........................................     (54,248)
         Administrative, executive and guarantee fees.............    (532,389)
         Servicing fees...........................................    (572,728)
         Development fees.........................................     (38,853)
         Management fees..........................................  (1,681,870)
                                                                   -----------
           Total.................................................. $(8,599,248)
                                                                   ===========

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

         Interest income............................................... $144,014

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

         General and administrative costs........................... $(774,311)

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund IX, Ltd.


    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

         Management fees.......................................... $(1,681,870)
         Administrative executive and guarantee fees..............    (532,389)
         Servicing fees...........................................    (572,728)
         Advisory fees............................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

    (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

         Amortization of goodwill................................... $1,073,349

    (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $45,876 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k) Represents the elimination of fees between the Advisor and the Income Fund:

         Management fees............................................. $      0
         Reimbursement of administrative costs.......................  (30,958)
                                                                      --------
                                                                      $(30,958)
                                                                      ========

    (l) Represents the elimination of $30,958 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $19,665 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $7,106 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1998 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $78,647 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund IX, Ltd.

       for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $42,673 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1999.

  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents rental and earned income of $22,951,799 and depreciation expense of $6,246,947 as if properties that had been operational when they were acquired by APF from January 1, 1998 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

         Origination fees from affiliates........................ $ (1,773,406)
         Secured equipment lease fees............................      (54,998)
         Advisory fees...........................................     (305,030)
         Reimbursement of administrative costs...................     (408,762)
         Acquisition fees........................................  (21,794,386)
         Underwriting fees.......................................     (388,491)
         Administrative, executive and guarantee fees............   (1,233,043)
         Servicing fees..........................................   (1,570,331)
         Development fees........................................     (229,153)
         Management fees.........................................   (1,851,004)
                                                                  ------------
           Total................................................. $(29,608,604)
                                                                  ============

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund IX, Ltd.

       origination fees received by CNL Financial Services, Inc. during the year ended December 31, 1998 of $3,107,164 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(II)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

         Interest income............................................... $207,144

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

         General and administrative costs......................... $(4,241,719)

    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

         Management fees.......................................... $(1,851,004)
         Administrative executive and guarantee fees..............  (1,233,043)
         Servicing fees...........................................  (1,269,357)
         Advisory fees............................................    (305,030)
                                                                   -----------
                                                                   $(4,658,434)
                                                                   ===========

    (g) Represents the elimination of $2,161,897 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

         Amortization of goodwill................................... $2,146,698

    (i) Represents the elimination of $6,898,434 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $91,752 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k) Represents the elimination of fees between the Advisor and the Income Fund:

         Management fees............................................. $      0
         Reimbursement of administrative costs.......................  (32,477)
                                                                      --------
                                                                      $(32,477)
                                                                      ========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund IX, Ltd.


    (l) Represents the elimination of $32,477 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $43,611 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $11,375 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1998 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $157,295 as a result of adjusting the historical basis of the real estate owned indirectly by the Income Fund through joint venture or tenancy in common arrangements with affiliates or unrelated third parties, to fair value as a result by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $85,347 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Represents the decrease in depreciation expense of $340,898 as a result of eliminating acquisition fees (see 4(II)(b)) between APF and the Advisor which on a historical basis were capitalized as part of the basis of the building.

    (s) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

6. Adjustments to Pro Forma Statement of Cash Flows

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1999.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund IX, Ltd.

    (d) Represents adjustment of equity in earnings to net income.

    (e) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (f) Represents the reversal of historical cash used for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.



  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

    (d) Represents adjustment of equity in earnings to net income.

    (e) Represents amounts borrowed under APF's credit facility from July 1, 1999 through July 31, 1999 to acquire properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

    (f) Represents the use of cash by APF to pay the transaction costs allocated to the acquisition of the Advisor and Restaurant Financial Group.

    (g) Represents the use of cash i) to pay for the cash consideration proposed in the offer to acquire the Income Fund and ii) to pay the transaction costs allocated to the acquisition of the Income Fund.

    (h) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (i) Represents the adjustment for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF as if these properties had been acquired on January 1, 1998.

  Non-Cash Investing Activities:

  On January 1, 1998, APF issued shares of its common stock to acquire the Advisor, CNL Restaurant Financial Services Group and the Income Fund, as described in 4(A) and 4(B).

                                                                     Appendix A

             [LETTERHEAD OF LEGG MASON WOOD WALKER, INCORPORATED]

                                March 10, 1999

James M. Seneff, Jr.
Robert A. Bourne
CNL Realty Corporation
as General Partners of
CNL Income Fund IX, Ltd.
400 East South Street
Orlando, FL 32801-2878

               Re: CNL Income Fund IX, Ltd. (the "Partnership")

Gentlemen:

   You have requested our opinion as investment bankers (a) as to the fairness, from a financial point of view, to the Partnership and its limited partners of the shares of common stock (the "Common Stock") of CNL American Properties Fund, Inc. (the "Acquiror") offered to them in the Merger (as defined below), (b) as to the fairness, from a financial point of view, of the aggregate Common Stock offered to the CNL Income Funds (as defined below) in the Merger Transactions (as defined below) and (c) as to the fairness, from a financial point of view, of the method of allocating the aggregate shares of Common Stock among the CNL Income Funds in the Merger Transactions. Under the terms of an agreement and plan of merger (the "Merger Agreement"), dated March 11, 1999, between the Partnership and the Acquiror, the Partnership will merge with and into a wholly owned subsidiary of the Acquiror and the partners of the Partnership will be offered shares of Common Stock as determined pursuant to the Merger Agreement (the "Share Consideration"); such transaction is hereafter referred to as the "Merger."

   The Partnership is one of sixteen Florida limited partnerships (the "CNL Income Funds") served by Messrs. Seneff, Bourne and CNL Realty Corporation as general partners (the "General Partners"). Each CNL Income Fund has executed a merger agreement with the Acquiror on terms similar to the Merger Agreement. The transactions to occur under such merger agreements are referred to as the "Merger Transactions."

   In connection with our opinion, we have, among other things:

     (i) reviewed the Merger Agreement and the merger agreements for each of the Merger Transactions;

     (ii) reviewed the Registration Statement on Form S-4 with respect to the Merger Transactions as filed on March 12, 1999;

     (iii) reviewed the financial statements and the related filings of the Partnership and the other CNL Income Funds on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (iv) reviewed the financial statements and the related filings of the Acquiror on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (v) reviewed certain internal information concerning the business and operations of the Partnership and the other CNL Income Funds furnished to us by the General Partners, including a draft of the Partnership's and the other CNL Income Funds' Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vi) reviewed certain internal information concerning the business and operations of the Acquiror furnished to us by management of the Acquiror, including a draft of the Acquiror's Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vii) reviewed certain financial data and operating statistics relating to the Partnership, the other CNL Income Funds and the Acquiror provided by the General Partners and the Acquiror and compared them with similar information of selected public companies that we deemed relevant to our inquiry;

     (viii) reviewed the appraisal (the "Appraisal") of the properties of the Partnership and the other CNL Income Funds prepared by Valuation Associates and dated January 6, 1999;

     (ix) held meetings and discussions with certain directors, officers and employees of the General Partners and the Acquiror concerning the operations, financial condition and future prospects of the Partnership, the other CNL Income Funds and the Acquiror; and

     (x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

   In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by or on behalf of the Partnership, the other CNL Income Funds and the Acquiror. We have further relied upon the assurances of the General Partners that they are unaware of any factors that would materially alter the conclusions made in Legg Mason's fairness opinion, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. Legg Mason assumed that the financial forecasts (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the General Partners and the Acquiror as to the future performance of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason also assumed, with the consent of the General Partners, that any material liabilities (contingent or otherwise, known or unknown) of the Partnership, the other CNL Income Funds and the Acquiror are as set forth in the financial statements of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason also assumed with the consent of the General Partners that the table prepared by or for the General Partners of the allocation of Share Consideration among the General Partners and the limited partners of the Partnership has been prepared in accordance with and complies with the terms and conditions of the partnership agreement of the Partnership. Legg Mason also assumed that the Appraisal was reasonably prepared by and reflected the good faith judgments of Valuation Associates and Legg Mason does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership, the other CNL Income Funds or the Acquiror. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof.

   We have acted as financial advisor to the General Partners and will receive a fee for our services. It is understood that this letter is for the information of the General Partners in their evaluation of the Merger Transactions and our opinion does not constitute a recommendation to the General Partners or any limited partner of the Partnership or any of the other CNL Income Funds as to how such partner should vote on the Merger or the Merger Transactions, as the case may be, or as to whether such partner should elect to receive the Share Consideration or cash and promissory notes of the Acquiror. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets. Additionally, our opinion does not compare the relative merits of the Merger and the Merger Transactions with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Merger and the Merger Transactions.

   It should be noted that in rendering this opinion with respect to the fairness, from a financial point of view, of (i) the Share Consideration to be offered with respect to the Partnership, (ii) the aggregate Common

Stock offered with respect to the CNL Income Funds and (iii) the method of allocating the shares of Common Stock of the Acquiror among the CNL Income Funds, Legg Mason has neither addressed, nor are we rendering any opinion with respect to, any other aspect of the Merger Transactions, including (a) the value or fairness of the cash and promissory notes option, (b) the prices at which the shares of Common Stock may trade following the Merger Transactions or the trading value of the shares to be offered compared with the current fair market value of the portfolios or other assets of the Partnership and the other CNL Income Funds if liquidated in real estate markets, (c) the tax effect of any aspect of the Merger Transactions, (d) the fairness of the amounts or allocation of the costs of the Merger Transactions or the amounts of such costs allocated to the limited partners or, (e) any other matters with respect to any specific individual partner or class of partners of the Partnership or the other CNL Income Funds.

   Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Share Consideration offered to the Partnership and its limited partners in the Merger, the aggregate shares of Common Stock offered by the Acquiror with respect to the CNL Income Funds in the Merger Transactions and the method of allocating the shares of Common Stock among the CNL Income Funds in the Merger Transactions are fair from a financial point of view.

                                          Very truly yours,

                                          /s/ Legg Mason Wood Walker,
                                           Incorporated
                                          -------------------------------------
                                          Legg Mason Wood Walker, Incorporated

                                                                      Appendix B
                                          October 27, 1999

CNL Income Fund IX, Ltd.
c/o James M. Seneff, Jr.
400 East South Street, Suite 500
Orlando, Florida 32801

  Re: Agreement and Plan of Merger dated March 11, 1999 by and among CNL
      American Properties Fund, Inc. ("APF"), CNL APF Partners, L.P. (the "Operating Partnership"), CNL APF GP Corp. (the "OP General Partner"), CNL Income Fund IX, Ltd. (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr. and CNL Realty Corporation (together, the "General Partners"), as amended by First Amendment to Agreement and Plan of Merger dated June 4, 1999 (the agreement and plan of merger, as so amended, the "Merger Agreement")

Gentlemen:

   Under the terms of Section 2.3 of the Merger Agreement, the closing of the merger of the Fund into the Operating Partnership is to occur within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X of the Merger Agreement but in no event later than March 31, 2000.

   The parties desire to further amend the Merger Agreement to modify the provisions thereof regarding the time for Closing and for the satisfaction or waiver of the conditions set out in Article X.

   Accordingly, the parties agree that Section 2.3 of the Merger Agreement is amended to provide that the Closing shall take place by the later of thirty
(30) days after the Partners of the Fund approve the Merger Proposal in accordance with the requirements of the Merger Agreement or March 31, 2000; however, in no event later than June 30, 2000. Further, the reference to "March 31, 2000" in the lead in of Sections 10.2 and 10.3 and in clause (c) of Section
11.2 is deleted and replaced with "the Closing Date."

   Capitalized terms used but not defined in this letter have the meanings such terms are given in the Merger Agreement.

   Except as specifically amended hereby, the Merger Agreement remains unmodified and in full force and effect.

   To evidence your agreement to the foregoing amendment of the Merger Agreement, please sign and return to me a copy of this letter.


                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

   Agreed as of the date of the above letter.

                                          CNL INCOME FUND IX, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr.
                                          Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr., as General
                                           Partner

                                          CNL APF GP CORP.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

   THIS FIRST AMENDMENT TO AGREEMENT AND PLAN MERGER is entered into as of the 4th day of June 1999, by and among by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund IX, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Borne and Seneff, (the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated March 11, 1999 by and among the Parties (the "Merger Agreement"), the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of the Merger Agreement; and

   WHEREAS, the Parties desire to amend the Merger Agreement in the manner set forth below.

                                   AGREEMENT:

1. AMENDMENTS TO MERGER AGREEMENT

   The Merger Agreement is hereby amended as follows in accordance with the provisions of Section 14.9 of the Merger Agreement:

   1.1 The definition of "Cash/Notes Option" is hereby deleted in its entirety.

   1.2 Clause (B) of Section 4.1(a)(iii)(B) is hereby deleted in its entirety and restated as follows:

     "(B) Notes in accordance with Section 4.4 below."

   1.3 Clause (i) of Section 4.2 (ii) is hereby deleted in its entirety and restated as follows:

     "(ii) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund (or, if APF consummates the Reverse Split, for every $20.00 of expenses)."

   1.4 Section 4.4 is hereby deleted in its entirety and amended and restated as follows:

     "Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the note option, such limited partners shall be entitled to receive, in lieu of the Share Consideration, notes (the "Notes") in the aggregate amount equal to 97% of the value (based on the Exchange Value as defined in the Registration Statement) of the Share Consideration such Dissenting Partners would have otherwise received had such partners not elected to receive the Notes (the "Note Option"). The Notes will mature on the fifth anniversary of the Closing Date and will bear interest at a fixed rate equal to seven percent. The aggregate Share Consideration shall be reduced on a one-for-basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Note Option."

   1.5 The reference to "December 31, 1999" in the lead in of Section 10.2 is hereby deleted and replaced with March 31, 2000.

   1.6 The following subsection shall be added to Section 10.2.

     "(g) The aggregate face amount of the Notes to be issued to Dissenting Limited Partners shall not have exceeded 15% of the value of the Share Consideration based on the Exchange Value."

   1.7 The reference to "December 31, 1999" in the lead in of Section 10.3 is hereby deleted and replaced with March 31, 2000.

   1.8 The reference to "December 31, 1999" in clause (c) of Section 11.2 is hereby deleted and replaced with "March 31, 2000."

2. GENERAL

   2.1 Except as specifically set forth in this First Amendment, the Merger Agreement shall remain unmodified and in full force and effect.

   2.2 This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   2.3 The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   2.4 This First Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                           Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND IX, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne_________________
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          James M. Seneff, Jr., as General
                                           Partner

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger is entered into as of this 11th day of March, 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP Corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund IX, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Bourne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA") and the Florida Revised Uniform Limited Partnership Act (the "Florida RULPA");

   WHEREAS, the Fund is one of 18 CNL Income Funds (collectively with the Fund, the "CNL Income Funds") that APF is proposing to acquire (the "Proposed Acquisitions");

   WHEREAS, the Special Committee (the "Special Committee") of the independent members of the Board of Directors of APF has received a fairness opinion (the "Fairness Opinion") from Merrill Lynch & Co. as to the fairness to APF, from a financial point of view, of the consideration to be paid in connection with the Proposed Acquisitions;

   WHEREAS, the Special Committee has recommended the Merger to the Board of Directors of APF and the Board has approved the proposal to consummate the Merger (the "Merger Proposal") and the related transactions;

   WHEREAS, Legg Mason Wood Walker Incorporated has delivered a fairness opinion (the "Fund Fairness Opinion") to the General Partners as to the fairness to the Fund and its limited partners from a financial point of view, of the APF Common Share consideration offered to the Fund and its limited partners; and

   WHEREAS, the Board of Directors of the OP General Partner has unanimously approved the Merger Proposal;

   NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  Definitions

   1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

   "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

   "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504, or any similar group defined under a similar provision of state, local or foreign law.

   "Agreement" means this Agreement, as amended from time to time.

   "APF" has the meaning set forth in the preface above.

   "APF Common Shares" shall mean the shares of common stock, par value $0.01, of APF.

   "APF Indemnity Claim" has the meaning set forth in Section 12.1 below.

   "APF SEC Documents" has the meaning set forth in Section 6.7 below.

   "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

   "Business Combination" has the meaning set forth in Section 4.1(b) below.

   "Cash/Note Option" has the meaning set forth in Section 4.4 below.

   "Closing" has the meaning set forth in Section 2.3 below.

   "CNL Income Funds" has the meaning set forth in the second paragraph of the Recitals above.

   "Closing Date" has the meaning set forth in Section 2.3 below.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Confidential Information" means any information concerning the businesses and affairs of the Fund, the Operating Partnership or APF, if any, that is not already generally available to the public.

   "Delaware RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Disclosure Schedule" has the meaning set forth in the first paragraph of
Article VII below.

   "Dissenting Partners" has the meaning set forth in Section 4.4 below.

   "Effective Time" has the meaning set forth in Section 2.2 below.

   "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

   "Fairness Opinion" has the meaning set forth in the third paragraph of the Recitals above.

   "Florida RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Fund" has the meaning set forth in the preface above.

   "Fund Articles of Merger" has the meaning set forth in Section 2.2 below.

   "Fund Fairness Opinion" has the meaning set forth in the fifth paragraph of the recitals above.

   "Fund Indemnity Claim" has the meaning set forth in Section 12.2 below.

   "Fund Interests" means the general and limited partnership interests in the Fund.

   "Fund SEC Documents" has the meaning set forth in Section 7.7 below.

   "GAAP" means United States generally accepted accounting principles as in effect from time to time.

   "General Partners" has the meaning set forth in the preface above.

   "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation but excluding commercially available shrink wrap software), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

   "IRS" means the Internal Revenue Service.

   "Knowledge" means in the case of the Fund, CNL Realty Corporation, Inc., APF and the OP General Partner, the actual knowledge of a director or an executive officer after reasonable investigation and, in the case of the individual General Partners, the collective actual Knowledge of all of the General Partners after reasonable investigation. For the purposes of this Agreement, the Knowledge of one General Partner shall be attributed to the other General Partners.

   "Known" and "Knowingly" mean that the Fund, any General Partner or APF, as applicable, had Knowledge of the particular matter or took the action described with prior Knowledge.

   "Liability" means any liability (whether Known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

   "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to an industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

   "Merger" has the meaning set forth in the first paragraph of the Recitals above.

   "Merger Proposal" has the meaning set forth in fourth paragraph of the Recitals above.

   "Most Recent 10-Q" has the meaning set forth in Section 7.5 below.

   "Most Recent Balance Sheet" means the most recent balance sheet filed in a Fund SEC Document.

   "Notes" has the meaning set forth in Section 4.4 below.

   "NYSE" means the New York Stock Exchange.

   "OP Certificate of Merger" has the meaning set forth in Section 2.2 below.

   "OP General Partner" has the meaning set forth in the Preface above.

   "OP Limited Partner" means CNL APF LP Corp., a Delaware corporation and wholly owned subsidiary of APF.

   "Operating Partnership" has the meaning set forth in the preface above.

   "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

   "Party" or "Parties" has the meaning set forth in the preface above.

   "Partner" means any holder of Fund Interests.

   "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

   "Proposed Acquisitions" has the meaning set forth in the second paragraph of the Recitals above.

   "Registration Statement" means the registration statement on Form S-4 to be filed by APF to register the APF Common Shares to be issued as Share Consideration in the Merger.

   "Representative" has the meaning set forth in Section 12.3 below.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (e) any minor imperfection of title or similar lien which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on such Party.

   "Share Consideration" has the meaning set forth in Section 4.1(a) below.

   "Special Committee" has the meaning set forth in the third paragraph to the Recitals above.

   "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or otherwise control the management.

   "Surviving Partnership" has the meaning set forth in Section 2.1 below.

   "Takeover Statute" has the meaning set forth in Section 8.9 below.

   "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code

(S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

   "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   "Third-Party Claim" has the meaning set forth in Section 12.4 below.

                                   ARTICLE II

                        Merger; Effective Time; Closing

   2.1 Merger. Subject to the terms and conditions of this Agreement, the Delaware RULPA and the Florida RULPA, at the Effective Time, the Operating Partnership and the Fund shall consummate the Merger in which (i) the Fund shall be merged with and into the Operating Partnership and the separate limited partnership existence of the Fund shall thereupon cease, (ii) the Operating Partnership shall be the successor or surviving limited partnership in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate limited partnership existence of the Operating Partnership with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The limited partnership surviving the Merger is sometimes hereinafter referred to as the "Surviving Partnership." The Merger shall have the effects set forth in the Delaware RULPA and the Florida RULPA. As a result of the Merger, the outstanding Fund Interests shall be converted or cancelled in the manner provided in Article IV.

   2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, the Operating Partnership and the Fund shall (i) execute or cause to be executed (A) a Certificate of Merger in the form required by the Delaware RULPA (the "OP Certificate of Merger") and (B) Articles of Merger in the form required by the Florida RULPA (the "Fund Articles of Merger"), and
(ii) cause the OP Certificate of Merger to be filed with the Delaware Secretary of State as provided in the Delaware RULPA and the Fund Articles of Merger to be filed with the Florida Department of State as provided in the Florida RULPA, in each case, on the Closing Date or as soon as practicable thereafter. The Merger shall become effective at (i) such time as the OP Certificate of Merger has been duly filed with the Delaware of Secretary of State and the Fund Articles of Merger has been duly filed with the Florida Department of State or
(ii) such other time as is agreed upon by APF, the OP General Partner and the General Partners and specified in the OP Certificate of Merger and the Fund Articles of Merger. Such time is hereinafter referred to as the "Effective Time."

   2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw Pittman Potts & Trowbridge, 2300 N Street, N.W., Washington, D.C. 20037, commencing at 9:00 a.m. local time on such date as within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date as APF, the OP General Partner and the General Partners may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article X (the "Closing Date"). In no event shall the Closing Date be a date subsequent to December 31, 1999. At the Closing, there shall be delivered to APF, the Operating Partnership, the OP General Partner, the General Partners and the Fund the certificates and other documents and instruments required to be delivered under
Article X.

   2.4 Further Assurances. Each Party hereto will execute such further documents and instruments and take such further actions as may be reasonably requested by one or more of the other Parties to consummate the Merger, to vest the Surviving Partnership with full title to all assets, properties, rights, approvals, immunities and franchises of either the Fund or the Operating Partnership or to effect the other purposes of this Agreement.

                                  ARTICLE III

 Certificate of Limited Partnership; Limited Partnership Agreement;and General
                        Partner of Surviving Partnership

   3.1 Certificate of Limited Partnership. At the Effective Time, the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein.

   3.2 Limited Partnership Agreement. At the Effective Time, the limited partnership agreement of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the limited partnership agreement of the Surviving Partnership.

   3.3 General Partner. The general partner of the Operating Partnership immediately prior to the Effective Time shall be the general partner of the Surviving Partnership from and after the Effective Time until it is replaced or it resigns in accordance with the limited partnership agreement of the Surviving Partnership.

                                   ARTICLE IV

              Share Consideration; Payment of Share Consideration

   4.1 Share Consideration; Conversion or Cancellation of Fund Interests in Merger.

   (a) At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Fund Interests (i) shall be converted into the right to receive up to 3,700,097 fully paid and nonassessable APF Common Shares (1,850,049 APF Common Shares if the Reverse Split [defined below] occurs before the Closing) (the "Share Consideration") pursuant to the terms of
Section 4.2 below, (ii) shall cease to be outstanding, and (iii) shall be canceled and retired and shall cease to exist, and each Partner, as the holder of such Fund Interests shall cease to have any rights with respect thereto, except the right to receive either (A) APF Common Shares therefor in accordance with this Section 4.1 and Section 4.3 or (B) the cash and Notes in accordance with Section 4.4 below. Subject to the approval of the APF's shareholders of an amendment to its article of incorporation, APF anticipates that prior to the Closing it will effect a one for two reverse stock split (the "Reverse Split") pursuant to which each two shares of APF Common Shares outstanding will be exchanged for one share of APF Common Shares.

   (b) Except for the Reverse Stock Split described in Section 4.1(a), prior to the Effective Time, APF shall not split or combine the APF Common Shares, or pay a stock dividend or other stock distribution in APF Common Shares, or in rights or securities exchangeable for, convertible into or exercisable for APF Common Shares, or otherwise change APF Common Shares into, or exchange APF Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of APF as a result of which APF stockholders receive cash, stock, or other property in exchange for, or in connection with, their APF Common Shares (a "Business Combination") or otherwise), or make any other dividend or distribution on or of APF Common Shares (other than regular quarterly cash dividends paid on APF Common Shares or any distribution pursuant to APF's dividend reinvestment plan), without the parties hereto having first entered into an amendment to this Agreement pursuant to which the Share Consideration will be adjusted to reflect such split, combination, dividend, distribution, Business Combination, or change.

   (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the APF Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

   4.2 Payment of Share Consideration. At the Closing, subject to Section 4.4 below, the Partners shall receive the Share Consideration (less expenses paid by APF on behalf of the Fund), distributed in accordance with the provisions of the Fund's limited partnership agreement as of the Closing Date. For the purposes of this Agreement, the Share Consideration will be reduced (i) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund and (ii) as provided in Section 4.4 below.

   4.3 Fractional APF Common Shares. No certificates representing fractional APF Common Shares shall be issued upon conversion of any Fund Interests. Each Partner of the Fund who would otherwise be entitled to fractional APF Common Shares will receive one APF Common Share for a fractional interest representing 50% or more of one APF Common Share. No APF Common Shares will be issued for a fractional interest representing less than 50% of one APF Common Share.

   4.4 Cash/Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the cash/note option (the "Cash/Note Option"), such Dissenting Partners shall be entitled to receive, in lieu of the Share Consideration, consideration based on such Dissenting Partners' percentage interest (as determined by the Fund's partnership agreement) in the Fund's asset liquidation value of $33,776,342, based on Valuation Associates' appraisal. Such consideration shall be payable 10% in cash and 90% in Callable Notes due in 2006 (the "Notes"). The Notes will bear interest at a fixed rate equal to 120% of the applicable federal rate as of the date the consent solicitation on Form S-4 is mailed to the limited partners. The Share Consideration shall be reduced on a one-for-one basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Cash/Note Option.

                                   ARTICLE V

             Representations and Warranties of The General Partners

   Each General Partner severally represents and warrants to APF and the Operating Partnership that the statements contained in this Article V are correct and complete as of the date hereof and on the Closing Date:

   5.1 Authorization of Transaction. The General Partner has full power and authority (including, as applicable, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the General Partner, enforceable in accordance with its terms and conditions. The General Partner does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   5.2 Noncontravention. Except as set forth in Section 5.2 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the General Partner is subject or, as applicable, any provision of the General Partner's articles of incorporation, bylaws or other organizational documents.

                                   ARTICLE VI

                 Representations and Warranties of APF, The OP
                 General Partner and the Operating Partnership

   APF, the OP General Partner and the Operating Partnership jointly and severally represent and warrant to the General Partners and the Fund that the statements contained in this Article VI are correct and complete as of the date hereof and the Closing Date:

   6.1 Organization. APF is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. APF is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on APF. APF has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The OP General Partner is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. The Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Operating Partnership is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Operating Partnership. The Operating Partnership has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. APF and the OP General Partner have delivered to the General Partners and the Fund correct and complete copies of the certificate of incorporation of APF and the OP General Partner and the certificate of limited partnership and the limited partnership agreement of the Operating Partnership (each as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of APF and the OP General Partner and any organizational records of the Operating Partnership have been made available to the General Partners and the Fund and are correct and complete. APF is not in default under or in violation of any provision of its certificate of incorporation, and the Operating Partnership is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   6.2 Capital Stock. The authorized capital stock of APF consists of 125,000,000 shares of common stock, $.01 par value (the "APF Common Shares"), of which 74,696,927 shares are outstanding as of January 31, 1999. Since January 31, 1999, APF has not issued any shares of capital stock. All outstanding APF Common Shares are, and all APF Common Shares issuable under any stock option plans of APF, will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the 57,299,903 APF Common Shares which may be issued in connection with APF's acquisition of the other 17 CNL Income Funds in the Proposed Acquisitions and the 12,300,000 APF Shares which may be issued in connection with APF's acquisition of CNL Fund Advisors, Inc., CNL Financial Services, Inc. and CNL Financial Corp., there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which APF is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem, or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock. All of the outstanding general partner interests of the Operating Partnership are owned by the OP General Partner, and all of the outstanding limited partner interests of the Operating Partnership are owned by the OP Limited Partnership, and there are outstanding on the date hereof no options, warrants, rights, commitments or any other agreements of any character to which the Operating Partnership or any partner thereof is a party or which it may be bound requiring it to issue, transfer, sell, purchase, register, redeem or acquire any interest in the Operating Partnership.

   6.3 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of APF will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Share Consideration will be registered under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. The Share Consideration will, when issued, be approved for listing on the NYSE, subject to official notice of issuance.

   6.4 Authorization of Transaction. APF, the OP General Partner and the Operating Partnership have full power and authority (including full corporate and limited partnership, as applicable, power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance by APF, the OP General Partner and the Operating Partnership of this Agreement have been duly and validly authorized by the boards of directors of APF and the OP General Partner. This Agreement constitutes the valid and legally binding obligation of APF, the OP General Partner and the Operating Partnership, enforceable in accordance with its terms and conditions. None of APF, the OP General Partner or the Operating Partnership needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which, APF, the OP General Partner or the Operating Partnership is subject or any provision of APF's or the OP General Partner's articles of incorporation or by-laws or the Operating Partnership's certificate of limited partnership or limited partnership agreement or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which APF, the OP General Partner or the Operating Partnership is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of a Security Interest upon any of its assets.

   6.6 Title to Assets. APF has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of its most recent quarterly report on Form 10-Q.

   6.7 Reports and Financial Statements. APF has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "APF SEC Documents"). All of the APF SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such APF SEC Documents. None of the APF SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed APF SEC Documents. There is no unresolved violation, criticism or exception by any governmental entity of which APF has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to APF could have a Material Adverse Effect on APF. The financial statements of APF included in the APF SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of APF as of the dates thereof and the results of operations and cash flows of APF for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   6.8 Events Subsequent to September 30, 1998. Since September 30, 1998, nothing has occurred which has had or would reasonably be expected to have a Material Adverse Effect on APF.

   6.9 Litigation. Except as publicly disclosed by APF in its APF SEC Documents or on Schedule 1, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of APF, threatened against APF or any of its Subsidiaries or any of their respective properties or assets which (a) if adversely determined, could reasonably be expected to have a Material Adverse Effect on APF or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by APF in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by APF in any APF SEC Document, none of APF or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on APF or would prevent or delay the consummation of the transactions contemplated hereby.

   6.10 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by APF for inclusion or incorporation by reference in (i) the Registration Statement to be filed by APF with the SEC in connection with the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the proxy statement sent by APF to its shareholders pertaining to the Merger will, at the date mailed to shareholders and at the times of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to APF, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the proxy statement, APF shall promptly so advise the General Partners and such event shall be so described, and such amendment or supplement (which the General Partners shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

   6.11 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by APF in its APF SEC Documents or disclosed in
Schedule 1, as of December 31, 1998, to APF's Knowledge, none of APF or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which are not fully reflected in, reserved against or otherwise described in the consolidated balance sheet of APF and its consolidated Subsidiaries (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in any reports filed by it with the APF SEC Documents, since December 31, 1998, the business of APF and its Subsidiaries has been carried on only in the ordinary and usual course, to APF's Knowledge, none of APF or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which could reasonably be expected to have, and there have been no events, changes or effects with respect to APF or its Subsidiaries Known to APF having or which could reasonably be expected to have, a Material Adverse Effect on APF.

   6.12 Brokers' Fees. Except for the fees and expenses paid to Merrill Lynch & Co. with respect to the delivery of the Fairness Opinion to the Special Committee and in connection with the financial services provided by Salomon Smith Barney, none of APF, the OP General Partner or the Operating Partnership has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

   6.13 Qualification as a REIT. APF is a "real estate investment trust" for federal income tax purposes. The consummation of the transactions contemplated by this Agreement will not cause APF to cease to qualify as a "real estate investment trust" for federal income tax purposes.

   6.14 Compliance with Applicable Law. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, it and its Subsidiaries hold all permits, licenses, variances, exemptions, order and approvals of all governmental entities necessary for the lawful conduct of their respective businesses, except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its

APF SEC Documents, to APF's Knowledge, APF and its Subsidiaries are in compliance with the material terms of its permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF, the businesses of APF and its Subsidiaries are not, to APF's Knowledge, being conducted in violation of any law, ordinance or regulation of any governmental entity except that no representation or warranty is made in this Section 6.14 with respect to environmental laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, no investigation or review by any governmental entity with respect to APF or its Subsidiaries is pending or, to the Knowledge of APF, threatened, nor, to the Knowledge of APF, has any government entity indicated an intention to conduct the same, other than, in each case, those which APF reasonably believes will not have a Material Adverse Effect on APF.

   6.15 Intellectual Property.

   (a) APF owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of APF as presently conducted. Each item of Intellectual Property owned or used by APF immediately prior to the Closing hereunder will be owned or available for use by APF on identical terms and conditions immediately subsequent to the Closing hereunder. APF has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) APF has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of APF's directors or officers (or employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that APF must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of APF which are material to the operation of APF's business.

   (c) APF has no patent or registration which has been issued to APF with respect to any of its Intellectual Property.

   (d) Nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of APF's business as presently conducted.

   6.16 Insurance. With respect to each current insurance policy to which APF is a party, a named insured or is otherwise the beneficiary of coverage, to the knowledge of APF: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither APF nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

   6.17 Tenants. To the Knowledge of APF and except as set forth on Schedule 1, no current tenant of a property owned by APF, which as of the date of APF's most recent quarterly report on Form 10-Q represented more than 5% of APF's total revenues, presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   6.18 Disclosure. APF is in compliance in all material respects with its obligation under the Securities Exchange Act to publicly disclose material information in a timely fashion.

                                  ARTICLE VII

               Representations and Warranties Concerning the Fund

   The General Partners and the Fund jointly and severally represent and warrant to APF and the Operating Partnership that the statements contained in this Article VII are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the General Partners and the Fund to APF and the Operating Partnership in accordance with the provisions of
Section 8.14 (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VII.

   7.1 Organization, Qualification, and Corporate Power. The Fund is a limited partnership duly organized, validly existing, and in good standing under the laws of Florida. The Fund is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Except as set forth in Section 7.1(a) of the Disclosure Schedule, the Fund has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Section 7.1(b) of the Disclosure Schedule lists the directors and officers of the corporate General Partner. The General Partners have been made available to APF and the Operating Partnership correct and complete copies of the certificate of limited partnership and the limited partnership agreement of the Fund (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the corporate General Partner and any organizational records of the Fund have been made available to APF and the Operating Partnership and are correct and complete in all material respects. The Fund is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   7.2 Capitalization. All of the outstanding ownership interests in the Fund (the "Fund Interests") consist of (i) one percent in general partnership interests and (ii) 3,500,000 units of limited partnership interests. All of the outstanding Fund Interests have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Fund to issue, sell, or otherwise cause to become outstanding any additional ownership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Fund.

   7.3 Authorization of Transaction. The Fund has full power and authority (including full limited partnership power and authority) to execute and deliver this Agreement and, upon the affirmative vote of a majority of the outstanding limited partnership Fund Interests, will have full power and authority (including limited partnership power and authority) to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Fund, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, moratorium and rights of creditors generally. The Fund is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   7.4 Noncontravention. Except as set forth in Section 7.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Fund is subject or any provision of the certificate of limited partnership or limited partnership agreement of the Fund or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Fund is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

   7.5 Title to Assets. The Fund has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC (the "Most Recent 10-Q") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent 10-Q.

   7.6 Subsidiaries. The Fund does not have any Subsidiaries, operating or otherwise.

   7.7 Reports and Financial Statements. The Fund has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "Fund SEC Documents"). All of the Fund SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Fund SEC Documents. None of the Fund SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Fund SEC Documents. There is no unresolved violation by any governmental entity of which the Fund has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to the Fund could have a Material Adverse Effect on the Fund. The financial statements of the Fund included in the Fund SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of the Fund as of the dates thereof and the results of operations and cash flows of the Fund for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   7.8 Events Subsequent to the Most Recent 10-Q. Since the date of the Most Recent 10-Q nothing has had a Material Adverse Effect on the Fund. Without limiting the generality of the foregoing, since that date, except as set forth in the appropriately lettered paragraph of Section 7.8 of the Disclosure
Schedule:

   (a) the Fund has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration (as reasonably determined by the General Partners) in the Ordinary Course of Business;

   (b) the Fund has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 except in the Ordinary Course of Business;

   (c) no party (including the Fund) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Fund is a party or by which it is bound except in the Ordinary Course of Business;

   (d) the Fund has not imposed any Security Interest upon any of its assets, tangible or intangible except in the Ordinary Course of Business;

   (e) the Fund has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 except in the Ordinary Course of Business;

   (f) the Fund has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

   (g) the Fund has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

   (h) the Fund has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

   (i) the Fund has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

   (j) the Fund has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

   (k) there has been no change made or authorized in the certificate of limited partnership or limited partnership agreement of the Fund;

   (l) the Fund has not issued, sold, or otherwise disposed of any ownership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any ownership interests in the Fund;

   (m) the Fund has not declared, set aside, or paid any dividend or made any distribution with respect to its ownership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its ownership interests other than distributions consistent with past practices;

   (n) the Fund has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

   (o) the Fund has not made any loan to, or entered into any other transaction with, any of the General Partners or the directors, officers, or employees of the corporate General Partner outside the Ordinary Course of Business;

   (p) the Fund has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

   (q) the Fund has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

   (r) to the Knowledge of the General Partners, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Fund; and

   (s) the Fund is not under any legal obligation, whether written or oral, to do any of the foregoing.

   7.9 Undisclosed Liabilities. The Fund does not have any Liability (and, to the Knowledge of the General Partners, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) or which are not in the aggregate material.

   7.10 Legal Compliance. Except as disclosed in the Fund SEC Documents, the Fund has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), the violation of which could cause a Material Adverse Effect to the Fund, of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

   7.11 Tax Matters.

   (a) The Fund has filed all material Tax Returns that it was required to file, including, without limitation, any material Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Fund (as shown on any filed Tax Return) have been paid. The Fund currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Fund does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Fund that arose in connection with any failure (or alleged failure) to pay any Tax.

   (b) The Fund has withheld and, if due, paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, Partner, or other third party.

   (c) The General Partners do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Fund either (A) claimed or raised by any authority in writing or (B) as to which any of the General Partners has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Fund for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Fund since December 31, 1996.

   (d) The Fund has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

   (e) The Fund has not filed a consent under Code (S)341(f) concerning collapsible corporations. The Fund has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G. The Fund has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S)6662. The Fund is not a party to any Tax allocation or sharing agreement. The Fund (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Fund) or (B) has any Liability for the Taxes of any Person (other than the Fund) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   7.12 Real Property.

   Section 7.12(a) of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased by the Fund. Section 7.12(b) of the Disclosure Schedule lists all leases and subleases to which the Fund is a party, and the General Partners have made available to APF correct and complete copies of all such leases and subleases (as amended to date). With respect to each lease and sublease listed in Section 7.12(b) of the Disclosure Schedule:

   (a) the lease or, to the Knowledge of the General Partners, the sublease is legal, valid, binding, enforceable, and in full force and effect, except as may be affected by bankruptcy, insolvency, moratorium and the rights of creditors generally;

   (b) no consent is required with respect to the lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of the lease or sublease or otherwise affect the ongoing validity of the lease or sublease;

   (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

   (d) no party to the lease or, to knowledge of the General Partners, sublease has repudiated any provision thereof;

   (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or, to the Knowledge of the General Partners, sublease;

   (f) the Fund has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

   (g) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required by the Fund in connection with the operation thereof and, to the Knowledge of the General Partners, have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

   (h) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

   7.13 Intellectual Property.

   (a) The Fund owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Fund as presently conducted. Each item of Intellectual Property owned or used by the Fund immediately prior to the Closing hereunder will be owned or available for use by the Fund on identical terms and conditions immediately subsequent to the Closing hereunder. The Fund has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) The Fund has not Knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the General Partners nor any of the corporate General Partner's directors and officers (and employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Fund must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the General Partners, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Fund which are material to the operation of the Fund's business.

   (c) The Fund has no patent or registration which has been issued to the Fund with respect to any of its Intellectual Property.

   (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Fund uses pursuant to license, sublicense, agreement, or permission. The General

Partners have made available to APF and the Operating Partnership correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

   (e) To the Knowledge of the General Partners, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Fund's business as presently conducted.

   7.14 Tangible Assets. The Fund owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted. Each such tangible asset is free from all material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the assets, in the opinion of the General Partners, necessary to conduct the Fund's business as it is currently being conducted.

   7.15 Contracts. Section 7.15 of the Disclosure Schedule lists all of the following types of contracts and other agreements to which the Fund is a party:

   (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

   (b) any agreement concerning a partnership or joint venture;

   (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

   (d) any agreement concerning confidentiality or noncompetition;

   (e) any agreement with any General Partner or any of their Affiliates (other than the Fund);

   (f) any agreement under which it has advanced or loaned any amount to any of the General Partners or the corporate General Partner's directors, officers, and employees outside the Ordinary Course of Business; or

   (g) any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

   The General Partners have made available to APF and the Operating Partnership a correct and complete copy of each written agreement listed in
Section 7.15 of the Disclosure Schedule (as amended to date) which is not included as an exhibit to a Fund SEC Document and a written summary setting forth the terms and conditions of each oral agreement referred to in Section
7.15 of the Disclosure Schedule. With respect to each agreement set forth in
Section 7.15 of the Disclosure Schedule or filed as an exhibit to a Fund SEC
Document: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

   7.16 Notes and Accounts Receivable. All notes and accounts receivable of the Fund are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Fund.

   7.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Fund.

   7.18 Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Fund has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets): (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (iii) the policy number and the period of coverage. With respect to each current insurance policy, to the Knowledge of the General Partners and the Fund: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Fund nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Fund has been covered during the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets) by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Fund.

   7.19 Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance, not already disclosed in the Fund SEC Documents, in which the Fund
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or, to its Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section
7.19 of the Disclosure Schedule or the Fund SEC Documents could result in any Material Adverse Effect on the Fund. None of the General Partners has any reason to believe that any additional such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Fund.

   7.20 Tenants. To the Knowledge of any of the General Partners, no current tenant of a property owned by the Fund presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   7.21 Employees. The Fund does not have and has never had any employees, officers or directors. The Fund is not and has never been a party to or had any liability with respect to any Employee Benefit Plan.

   7.22 Guaranties. The Fund is not a guarantor of and is not otherwise liable for any liability or obligation (including indebtedness) of any other Person.

   7.23 Registration Statement. The information furnished by the Fund for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

   7.24 Environmental Matters. The Fund is currently in compliance with all material environmental laws, ordinances, regulations and orders applicable to its business or properties, and, to the Knowledge of the General Partners, the tenants' present uses of the Fund's properties, whether leased or owned, do not materially violate any such laws, ordinances, regulations or orders. The Fund is not subject to any Liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or material or pollutant or any spill, leakage, discharge or release of any hazardous substance or material or pollutant as a result of having owned or operated any business prior to the Effective Time, which if a violation existed would have a Material Adverse Effect on the Fund.

   7.25 Vote Required. The affirmative vote of at least a majority of the outstanding Fund Interests is the only vote of any security holder in the Fund (under applicable law or otherwise) required to approve the Merger, this Agreement and the other transactions contemplated hereby.

   7.26 Disclosure. The representations and warranties contained in this
Article VII do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VII not misleading.

                                  ARTICLE VIII
                             Pre-Closing Covenants

   The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

   8.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article X below).

   8.2 Notices and Consents. The General Partners shall give any notices to third parties and obtain any third party consents referred to in Sections 5.1, 5.2, 7.3 and 7.4 above and the related sections of the Disclosure Schedule. APF, the OP General Partner and the Operating Partnership shall give any notices to third parties and obtain any third party consents referred to in Sections 6.4 and 6.5 above. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 5.1, 6.4 and
7.3 above.

   8.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement to the Effective Time, the General Partners will not, and will not cause the Fund to, take any action that adversely affects the ability of the Fund (i) to pursue its business in the ordinary course, (ii) to seek to preserve intact its current business organizations, and (iii) to preserve its relationships with its tenants; and the General Partners will not allow the Fund to, without the OP General Partner's prior written consent, which consent shall not be unreasonably withheld:

   (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any additional ownership interests (including the Fund Interests), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its ownership interests or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or (ii) any other securities in respect of, in lieu of or in substitution for the Fund Interests outstanding on the date hereof;

   (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Fund Interests);

   (c) split, combine, subdivide or reclassify any of its ownership interests or otherwise make any payments to the Partners; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution in respect of its ownership interests at such times and in such manner and amount as may be consistent with the Fund's past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from December 31, 1998 through the Effective Time, to the extent not otherwise paid or distributed to the Partners), or (ii) any distribution of property necessary for the representation and warranty set forth in Section
7.11 to be true and correct;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

   (e) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation outside the Ordinary Course of Business;

   (f) other than as may be necessary to consummate the Merger, adopt any amendments to its certificate of limited partnership or limited partnership agreement;

   (g) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, outside the Ordinary Course of Business;

   (h) engage in the conduct of any business the nature of which is materially different from the business in which the Fund is currently engaged;

   (i) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Fund;

   (j) forgive any indebtedness owed to the Fund or convert or contribute by way of capital contribution any such indebtedness owed;

   (k) authorize or enter into any agreement providing for management services to be provided by the Fund to any third party or an increase in management fees paid by any third party under existing management agreements;

   (l) mortgage, pledge, encumber, sell, lease or transfer any material assets of the Fund except as contemplated by this Agreement;

   (m) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

   (n) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

   8.4 Full Access. The General Partners shall permit representatives of APF and the OP General Partner to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Fund to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Fund. APF, the OP General Partner and the Operating Partnership shall permit representatives of the General Partners and the Fund to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of APF and the Operating Partnership to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to APF, the OP General Partner and the Operating Partnership. The Parties agree that any information obtained in connection with the exercise of their rights pursuant to this Section 8.4 shall be Confidential Information for purposes of this Agreement.

   8.5 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Articles V, VI or VII above, as applicable. No disclosure by any Party pursuant to this Section 8.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

   8.6 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each of APF, the Operating Partnership, the General Partners and the Fund shall use reasonable efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of APF after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

   8.7 Fund Partner Approval. The General Partners hereby agree to vote the Fund Interests owned by them in favor of this Agreement and the transactions contemplated hereby and agree, subject to the satisfaction of their fiduciary duties as general partners under Florida law, as reasonably determined by the General Partners, to recommend that the limited Partners of the Fund vote their Fund Interests in favor of this Agreement and the transactions contemplated hereby.

   8.8 Delivery of Certain Financial Statements.

   (a) In addition to disclosure in Fund SEC Documents required to be filed by the Fund, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, the Fund shall provide to APF and the OP General Partner with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by the Fund and each of the General Partners that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of the Fund as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   (b) In addition to disclosure in APF SEC Documents required to be filed by APF, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, APF shall provide to the Fund and the General Partners with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by APF that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of APF as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   8.9 State Takeover Statutes. APF, the APF Board of Directors, the Operating Partnership, the Fund and the General Partners shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation, including without limitation, the control share acquisition provisions of Section 3-701 et seq. of the Maryland GCL and the business combination provisions of Section 3-601 et seq of the Maryland GCL (each, a "Takeover Statute"), is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and
(ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

   8.10 Exclusivity. None of the General Partners shall solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of the Fund (including any acquisition structured as a merger, consolidation, or share exchange). The General Partners shall notify APF and the Operating Partnership immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

   8.11 Listing. APF shall effect, at or before the issuance of any APF Common Shares issued as Share Consideration pursuant to Article IV, authorization for listing or quotation of such APF Common Shares on the NYSE, subject to official notice of issuance.

   8.12 Maintenance of APF's Business. During the period from the date of this Agreement to the Effective Time, APF will not take any action that adversely affects the ability of APF (i) to pursue its business in the ordinary course,
(ii) to seek to preserve intact its current business organizations (iii) to preserve its relationships with its tenants and (iv) will not take any action to affect it status as a REIT for federal income tax purposes.

   8.13 Registration of Share Consideration. APF shall cause the Registration Statement to become effective prior to the Closing Date.

   8.14 Delivery and Approval of Disclosure Schedule and Schedule 1. Within fifteen (15) business days after the date of this Agreement the General Partners shall deliver to APF the Disclosure Schedule and APF shall deliver to the General Partners Schedule 1. Within fifteen (15) business days after APF receives the Disclosure Schedule it shall give the General Partners notice either that the disclosures in the Disclosure Schedule are, as to substance, satisfactory to APF, in its sole and absolute discretion, or that they are not satisfactory and that APF terminate this Merger Agreement pursuant to Section
11.2. Likewise, within fifteen (15) business days after the General Partners receive Schedule 1, the General Partners shall give APF notice either that the disclosures in Schedule 1 are, as to substance, satisfactory to them, in their sole and absolute discretion, or that they are not satisfactory and that such General Partners terminate the Agreement pursuant to Section 11.2. In the case of both APF and the General Partners, the failure of either to give the notice specified above within the applicable fifteen (15) business day period shall constitute approval of the Disclosure Schedule or Schedule 1, as applicable.

   8.15 Certain Acquisitions. APF or its Subsidiaries shall acquire CNL Fund Advisors, Inc., CNL Financial Corp. and CNL Financial Services, Inc. (collective, the "CNL Restaurant Services Group") substantially in accordance with the terms and conditions set forth in their respective merger agreements dated on or about the date hereof or such other terms that are mutually agreed to by the parties.

                                   ARTICLE IX

                             Post-Closing Covenants

   The Parties agree as follows with respect to the period following the
Closing:

   9.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XII below). The General Partners acknowledge and agree that from and after the Closing, the Surviving Partnership will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Fund.

   9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Fund, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article XII below).

   9.3 Transition. The General Partners will not take any action that is designed or intended to have the effect of discouraging any tenant, lessor, licensor, customer, supplier, or other business associate of the Fund from maintaining the same business relationships with the Surviving Partnership after the Closing as it maintained with the Fund prior to the Closing.

   9.4 Confidentiality.

   (a) The General Partners and the Fund will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to APF or the OP General Partner, as applicable, or destroy, at the request and option of APF or the OP General Partner, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the General Partners or the Fund is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such General Partner or the Fund, as applicable, will notify APF or the OP General Partner, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such General Partner or the Fund is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such General Partner or the Fund, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that such General Partner or the Fund, as applicable, shall use its best efforts to obtain, at the request of APF or the OP General Partner, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as APF or the OP General Partner, as applicable, shall designate.

   (b) APF, the OP General Partner and the Operating Partnership will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, if the Closing does not occur, deliver promptly to the Fund General Partners, as applicable, or destroy, at the request and option of the Fund or the General Partners, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Prior to the Closing and if the Closing does not occur, in the event that any of APF, the OP General Partner or the Operating Partnership is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, APF, the OP General Partner or the Operating Partnership, as applicable, will notify the Fund or the General Partners, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, APF, the OP General Partner or the Operating Partnership is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then APF, the OP General Partner or the Operating Partnership, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that APF, the OP General Partner or the Operating Partnership, as applicable, shall use its best efforts to obtain, at the request of the Fund or the General Partners, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Fund or the General Partners, as applicable, shall designate.

   9.5 Covenant Not to Compete. Unless employed by the Surviving Partnership or APF after the Closing, for a period of three years from and after the Closing Date, none of the General Partners will engage directly or indirectly in any business serving the restaurant industry that the Surviving Partnership or APF conducts as of the Closing Date, except existing restaurant businesses and properties currently owned or advised by affiliates of CNL Group, Inc., including CNL Advisory Services, Inc. In addition, and not in lieu of the foregoing, for a period of three years from and after the Closing Date, James
M. Seneff, Jr. hereby covenants and agrees not to engage or participate, directly or indirectly, as principal, agent, executive, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business that relates to the ownership, acquisition or development of "restaurant operations"; provided, however, for the purposes of this Agreement, "restaurant operations" shall not include the ownership, acquisition or development of hotel and health care properties that contain restaurant operations and those entities set forth on Schedule 9.5, and provided further, the noncompetition covenant shall not operate to preclude Mr. Seneff's ownership of APF Common Shares and of up to 5% of the equity securities of companies whose common stock is publicly traded that are engaged in owning, operating, franchising or making are engaged in owning, operating, franchising or making loans to restaurants and restaurant companies. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

   9.6 Tax Matters.

   (a) If there is an adjustment to any item reported on a pre-closing Tax Return that results in an increase in the Taxes payable by the Fund or any of the General Partners, and such adjustment results in a corresponding adjustment to items reported on a post-closing Tax Return with the result that the Taxes payable either by APF, any of its Subsidiaries, or by any consolidated group of companies of which APF or any Subsidiary are then members are reduced, or a refund of Taxes is increased, then any APF Indemnity Claim that the General Partners or Fund owes APF or the Operating Partnership pursuant to Article XII below shall be reduced by the amount by which such Taxes are reduced or such refunds are increased.

   (b) Any refund or credit of Taxes (including any statutory interest thereon) received by APF or any of its Subsidiaries attributable to periods ending on or prior to or including the Closing Date that were paid by the Fund pursuant to this Agreement shall reduce any APF Indemnity Claim that the General Partners or the Fund owes APF pursuant to Article XII below by an amount equal to the amount of such refund or credit.

   (c) In the event that APF or any of its Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that could affect the Fund or the General Partners, or if the Fund or any of the General Partners receives notice of such matters that could affect APF or any of its Subsidiaries, the party receiving such notice shall notify in writing the potentially affected party within ten
(10) days thereof. The failure of either party to give the notice required by this Section shall not impair such party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

   (d) The General Partners shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, reasonably settle or appeal all proceedings with respect to pre-closing Taxes.

                                   ARTICLE X

                       Conditions to Obligation to Close

   10.1 Conditions to Each Party's Obligation. The respective obligations of APF, the OP General Partner, the Operating Partnership, the Fund and the General Partners to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of APF and the General Partners:

   (a) Governmental Approvals and Consents. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 5.1, 6.4, and 7.3 above.

   (b) No Injunction or Proceedings. There shall not be any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of APF or the General Partners, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially adversely affect the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

   (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of APF, would have a Material Adverse Effect on the Fund or, in the sole judgment of any of the General Partners, would have a Material Adverse Effect on APF.

   (d) Shareholder/Partner Approvals. The stockholders of APF shall have approved APF's Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit A, and the Partners of the Fund shall have approved the Merger Proposal, amendments to the partnership agreement, if any.

   (e) Registration of Share Consideration. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

   10.2 Conditions to Obligation of APF, the OP General Partner and the Operating Partnership. The obligations of APF, the OP General Partner and the Operating Partnership to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) the General Partners and the Fund shall have delivered to APF and the OP General Partner a certificate to the effect that:

     (i) the representations and warranties set forth in Article V and
  Article VII above are true and correct in all material respects at and as of the Closing Date;

     (ii) the General Partners and the Fund have performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date;

     (iii) the General Partners and the Fund have procured all of the material third-party consents specified in, respectively, Section 5.2 and
  Section 7.4 above and the related sections of the Disclosure Schedule; and

     (iv) no action, suit, or proceeding is pending or, to their Knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
  (C) affect adversely the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

Notwithstanding the foregoing, APF's obligation to close as a result of a breach of the representations and warranties contained in Section 7.24 shall be governed solely by Section 10.2(e) below.

   (b) since December 31, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of the Fund, such determination to be made in the reasonable discretion of APF;

   (c) APF and the Operating Partnership shall have received an opinion dated as of the Closing Date from Baker and Hostetler LLP, counsel to the General Partners and the Fund, taken as a whole, in form and substance reasonably satisfactory to APF and the Operating Partnership;

   (d) APF shall have received the Disclosure Schedule and approved it in accordance with Section 8.14;

   (e) There shall not exist an unlawful environmental condition on one or more properties owned by the Fund, which in the opinion of a mutually acceptable environmental engineer or consultant, would require APF to expend in excess of $3,700,097 in order to remediate such unlawful environmental condition and cause the subject property or properties to comply with applicable environmental laws, ordinances, regulations or orders; and

   (f) If each of the CNL Income Funds approves its respective Proposed Acquisition, Merrill Lynch & Co. shall not have withdrawn its Fairness Opinion issued in connection with the Merger. If a Proposed Acquisition is not approved by the applicable CNL Income Fund, then the Special Committee of the Board of Directors of APF shall have received a fairness opinion addressed to APF and its stockholders from Merrill Lynch & Co. as to the fairness of the Proposed Acquisitions that were approved by the respective CNL Income Fund, including the consideration to be paid in connection therewith, to APF and its stockholders from a financial point of view.

   APF, the OP General Partner and the Operating Partnership may waive any condition specified in this Section 10.2 if they execute a writing so stating at or prior to the Closing.

   10.3 Conditions to Obligation of the General Partners and the Fund. The obligations of the General Partners and the Fund to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) APF, the OP General Partner and the Operating Partnership shall have delivered to the General Partners and the Fund a certificate to the effect that:

     (i) the representations and warranties set forth in Article VI above are true and correct in all material respects at and as of the Closing Date;

     (ii) APF, the OP General Partner and the Operating Partnership have performed and complied with all of their covenants hereunder in all material respects through the Closing; and

     (iii) no action, suit, or proceeding is pending or, to their knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

   (b) APF shall have delivered to the Fund for distribution to the Partners the Share Consideration pursuant to Section 4.2 and, as applicable, the cash and Notes pursuant to Section 4.4;

   (c) since September 30, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of APF;

   (d) APF shall have acquired the CNL Restaurant Services Group;

   (e) the General Partners shall have received Schedule 1 and approved it in accordance with Section 8.14;

   (f) the APF Common Shares shall have been approved for listing on the NYSE subject to official notice of issuance;

   (g) the General Partners shall have received an opinion dated as of the Closing Date from Shaw Pittman Potts & Trowbridge, counsel to APF and the Operating Partnership, in form and substance reasonably satisfactory to the General Partners; and

   (h) Legg Mason Wood Walker Incorporated shall not have withdrawn the Fund Fairness Opinion.

   The General Partners and the Fund may waive any condition specified in this
Section 10.3 if they execute a writing so stating at or prior to the Closing.

                                  ARTICLE XI

                                  Termination

   11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the General Partners, the limited partners of the Fund, the OP General Partner or the stockholders of APF, respectively, either by the mutual written consent of APF, the OP General Partner and the General Partners or by mutual action of the General Partners and the Boards of Directors of each of the corporate General Partner and the OP General Partner and the Special Committee.

   11.2 Termination by Individual Parties. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee and the Board of Directors of the OP General Partner in the event of a failure of a condition to the obligations of APF and the Operating Partnership set forth in
Section 10.2 of this Agreement; (b) by the General Partners in the event of a failure of a condition to the obligations of General Partners or the Fund set forth in Section 10.3 of this Agreement; (c) any Party if the Merger shall not have occurred by December 31, 1999 or (d) if a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

   11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article XI, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement or the obligations set forth in Sections 9.4 and 13.11.

                                  ARTICLE XII

                                Indemnification

   12.1 Indemnity Obligations of the General Partners and the Fund. Subject to Sections 12.5 and 12.6 hereof, each of the General Partners severally, in accordance with its percentage interest in the Share Consideration and limited in amount to the value of the APF Common Shares received by it, based upon the average per share closing price of the APF Common Shares for the first twenty trading days after the APF Common Shares are listed on NYSE (the "20 Day Average Price"), agree to indemnify and hold APF, the OP General Partner and the Surviving Partnership harmless from, and to reimburse APF, the OP General Partner and the Surviving Partnership for, any APF Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "APF Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost, or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of any of the General Partners or the Fund which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements, or undertakings of any of the General Partners or the Fund which are contained in or made pursuant to this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.1.

   12.2 Indemnity Obligations of APF, the OP General Partner and the Operating Partnership. Subject to Sections 12.5 and 12.6 hereof, APF, the OP General Partner and the Operating Partnership (including in its capacity as the Surviving Partnership) hereby jointly and severally agree to indemnify and hold each of the General Partners and the Fund harmless from, and to reimburse each of the General Partners and the Fund for, any Fund Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Fund Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost, or expense of any nature whatsoever incurred by any of the General Partners or the Fund resulting from
(i) any breach of any representation and warranty of APF, the OP General Partner or the Operating Partnership which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements, or undertakings of APF, the OP General Partner and the Operating Partnership which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 12.2.

   12.3 Appointment of Representative. James M. Seneff, Jr. is hereby appointed as the exclusive agent of the General Partners and the Fund to act on their behalf with respect to any and all Fund Indemnity Claims and any and all APF Indemnity Claims arising under this Agreement or such other representative as may be hereafter appointed by the General Partners. Such agent is herein referred to as the "Representative." The Representative shall take, and the General Partners agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the General Partners and the Fund, as fully as if such parties were acting on their own behalf, including, without limitation, asserting Fund Indemnity Claims against APF, the OP General Partner and the Operating Partnership, defending all APF Indemnity Claims, consenting to, compromising, or settling all Fund Indemnity Claims and APF Indemnity Claims, conducting negotiations with APF, the OP General Partner and the Operating Partnership and their representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants, or other representatives in connection with the foregoing matters. APF, the OP General Partner and the Operating Partnership shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the General Partners and the Fund. The Representative, acting pursuant to this Section 12.3, shall not be liable to any of the General Partners or the Fund for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

   12.4 Notification of Claims. Subject to the provisions of Section 12.5, in the event of the occurrence of an event which any Party asserts constitutes an APF Indemnity Claim or a Fund Indemnity Claim, as applicable, such Party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment, or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment, or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. Any indemnifying party may elect, at such Party's sole expense, to assume control of the defense, settlement, adjustment, or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment, or compromise of such claims, or ceasing to defend against such claims, unless such settlement is a cash settlement and contains an unconditional release of the indemnified party from all existing and future claims with respect to the matter being contested. In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

   12.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive until eighteen months from the Closing Date; provided, however, the representations and warranties contained in Sections 6.2, 6.3 and 7.11 shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby. No claim shall be made after the applicable survival period.

   12.6 Limitations. Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall and the other claims described in Article XIII exceed in the aggregate the dollar amount specified in Article XIII. As to APF Indemnity Claims, the liability of each General Partner shall be limited as provided in Article XIII.

   12.7 Exclusive Provisions; No Rescission. Except as set forth in this Agreement, no Party hereto is making any representation, warranty, covenant, or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant, or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any Party hereto, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the Parties under the provisions of this Article XII shall be the sole and exclusive remedy available to the Parties with respect to claims, assertions, events, or proceedings arising out of or relating to the Merger.

                                  ARTICLE XIII

                            Limitation of Liability

   13.1 Threshold. Notwithstanding anything to the contrary stated in this Agreement, in no event (i) shall the General Partners or any of them have any liability to APF and/or the OP General Partner and the Surviving Partnership on account of any APF Indemnity Claim or for any claim for breach of warranty or for misrepresentation, or any other claim whatsoever arising under this Agreement or in connection with the transaction contemplated herein (individually a "Claim" and collectively, "Claims") or for any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever directly resulting from Claims (collectively, "Losses") unless, until and only to the extent that the accumulated amount of all Losses exceeds the amount of $370,010 in the aggregate (the "Threshold") nor (ii) shall the individual or aggregate liability of the General Partners on account of Claims and Losses exceed the value of APF Common Shares actually issued to the General Partners in the Merger valued at the 20 Day Average Price. To the extent that any Claim is asserted against more than one General Partner, each General Partner shall be liable only for such General Partner's proportionate share of the Claim based on the percentage that the APF Common Shares received by such General Partner in the Merger is of the total APF Commons Shares comprising the Share Consideration. Any Claim against a General Partner, including an APF Indemnity Claim, may be satisfied by such General Partner, in its sole discretion, by surrendering to the claimant(s) APF Common Shares at a value equal to the closing price per share of such shares on the NYSE on the last trading day preceding the date such APF Common Shares are surrendered.

   13.2 Special Indemnification. APF agrees to indemnify, defend and hold harmless the General Partners against any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever, including reasonable attorneys' fees, arising after the Effective Time that would have arisen in their capacity as General Partners of the Fund had the Merger not been consummated and that are the result of APF's alleged actions or inactions. The Threshold described in Section 13.1 above shall not apply to APF obligations to indemnify the General Partners pursuant to this
Section 13.2.

                                  ARTICLE XIV

                                 Miscellaneous

   14.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of APF and the General Partners; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

   14.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

   14.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

   14.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of APF and the General Partners.

   14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   14.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   14.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  If to the Fund or the General Partners:

     c/o James M. Seneff, Jr.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 423-2894

  With copy to:

     Baker & Hostetler LLP
     Sun Trust Center, Suite 2300
     200 South Orange Avenue
     Orlando, Florida 32801
     Attn: Kenneth C. Wright, Esq.
     Telecopy: (407) 841-0168

  If to APF or the Operating Partnership:

     Curtis B. McWilliams
     Executive Vice President
     CNL American Properties, Inc.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 650-1000

  With copy to:

     Shaw Pittman Potts & Trowbridge
     2300 N Street, N.W.
     Washington, D.C. 20037
     Attn: John M. McDonald, Esq.
     Telecopy: (202) 663-8007

   Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

   14.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   14.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by APF, the OP General Partner and the General Partners. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   14.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   14.11 Expenses. If the Closing occurs, APF will bear all costs and expenses of the Parties incurred in connection with this Agreement and the transactions contemplated hereby to the extent not already paid by the Fund or the General Partners. If the Closing does not occur, APF, the OP General Partner and the Operating Partnership will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and the General Partners and the Fund will divide their costs and expenses (including legal fees and expenses) as follows:
(i) the Fund shall bear that percentage of the costs and expenses equal to the percentage obtained by dividing the number of Fund votes in favor of the Merger by the sum of the total number of votes cast and the total number of abstentions and (ii) the General Partners shall bear the remainder of the costs and expenses.

   14.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

   14.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

   14.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

   14.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in and for Orange County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND IX, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne_________________
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          James M. Seneff, Jr., as General
                                           Partner

                       CNL AMERICAN PROPERTIES FUND, INC.
                          SUPPLEMENT DATED     , 1999
                                       TO
                   PROSPECTUS/CONSENT SOLICITATION STATEMENT
                             DATED           , 1999
                          FOR CNL INCOME FUND X, LTD.

   This supplement is being furnished to you, as a Limited Partner of CNL Income Fund X, Ltd., which we refer to as the Income Fund, for the purpose of enabling you to evaluate the proposed Acquisition of your Income Fund by CNL American Properties Fund, Inc., a Maryland corporation, which is a real estate investment trust. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed Acquisition that are unique to you and the other Limited Partners of your Income Fund. This supplement does not purport to provide an overall summary of the proposed Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding APF and the other Income Funds being acquired by APF. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the consent solicitation. Unless otherwise indicated, the terms "we," "us," "our," and "ourselves" when used herein refer to James M. Seneff, Jr., Robert A. Bourne and CNL Realty Corporation, the general partners of your Income Fund. When we refer to APF, we are referring to CNL American Properties Fund, Inc. and its subsidiaries, including CNL APF Partners, L.P., a wholly owned limited partnership through which APF conducts its business and which we call the Operating Partnership.

   APF Share numbers in this consent solicitation reflect a one-for-two reverse stock split approved by the APF stockholders on May 27, 1999 and effective on June 3, 1999.

   APF has set the exchange value at $20.00 for the purposes of allocating the APF Shares consideration offered to the Income Funds. In considering what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

                                    OVERVIEW

   Pursuant to the consent solicitation and this supplement, you are being asked to approve the Acquisition of your Income Fund by APF. Your Income Fund is one of 16 limited partnerships, which we refer to collectively as the Income Funds, that APF is seeking to acquire. Supplements have also been prepared for each of the other Income Funds, copies of which may be obtained without charge to each Limited Partner or his, her or its representative upon written request to D.F. King & Co., 77 Water Street, New York, New York 10005.

   There are material risks and potential disadvantages associated with the Acquisition that you should consider in determining whether to vote "For" or "Against" the Acquisition. These material risks include:

  . We are uncertain about the value at which APF Shares will trade following listing.

  . We have material conflicts in light of our being both general partners of the Income Funds and members of APF's Board of Directors.

  . As stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

  . We will receive 19,725 APF Shares as a result of APF's Acquisition of your Income Fund.

  . Because your Income Fund has one tenant under bankruptcy protection, if your Income Fund approves the Acquisition along with each of the other Income Funds, you would become subject to any adverse consequences associated with the 24 restaurant properties that APF would have under bankruptcy protection.

  . Unlike your Income Fund, APF will not be prohibited from incurring indebtedness.

  . The Acquisition is a taxable transaction.

  . The Acquisition involves a fundamental change in your investment.

What is APF?

  APF is a full-service real estate investment trust formed in 1994 which offers a complete range of restaurant property services to operators of national and regional restaurant chains, from triple-net leasing and mortgage financing to site selection, construction management and build-to-suit development. As of June 30, 1999, APF had total assets of approximately $822 million and 32,000 stockholders of record. If APF acquires all of the Income Funds in the Acquisition, APF expects to have total assets of approximately $1.5 billion at the time of the consummation of the Acquisition and will be one of the largest triple-net lease REITs in the United States.

What will I receive if my Income Fund approves the Acquisition?

   If your Income Fund approves the Acquisition, you will be entitled to receive shares of APF common stock in exchange for the units of limited partnership interest that you own in your Income Fund. The APF Shares will be listed for trading on the New York Stock Exchange, or NYSE, concurrently with the consummation of the Acquisition. If you vote "Against" the Acquisition, and your Income Fund is nevertheless acquired by APF, you may elect to receive
consideration in the form of 7% callable notes due       2005.

How many APF Shares will I receive if my Income Fund is acquired by APF?

   Your Income Fund will receive 2,121,622 APF Shares before payment of Acquisition expenses. You will receive your proportion of such shares in accordance with the terms of your Income Fund's partnership agreement.

What is the value of an APF Share?

   We do not know the fair value of an APF Share. APF has assigned a value, which we refer to as the exchange value, of $20.00 per share. After careful consideration, APF concluded that the exchange value should be set at $20.00 and that the exchange value would be used to allocate the APF Share consideration among the 16 Income Funds. In determining what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which and APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

What is the required vote necessary to approve the Acquisition?

   Pursuant to the terms of your Income Fund's partnership agreement, APF's Acquisition of your Income Fund may not be consummated without the approval of greater than 50% of the outstanding units. Such an approval by your Income Fund's Limited Partners will be binding on you even if you vote "Against" the Acquisition.

Do you, as the general partners of my Income Fund, recommend that I vote "For" the proposed Acquisition?

   Yes. We unanimously recommend that you vote "For" the proposed Acquisition. We believe that the Acquisition is the best means to maximize the value of your investment in your Income Fund, as opposed to liquidating your Income Fund's portfolio or continuing unchanged the investment in your Income Fund.

How do I vote?

   Just indicate on the enclosed consent form, which is printed on the blue paper, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of Limited Partners, your units may be voted "For" or "Against" APF's Acquisition of your Income Fund. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Acquisition. If you do not vote or you abstain from voting, it will count as a vote "Against" the Acquisition.

What are the tax consequences of the Acquisition to me?

   The Acquisition is a taxable transaction. The tax obligations of individuals and tax-paying entities will generally be based on the difference between the value of the APF Shares you receive and the tax basis of your units.

We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Acquisition.

   We have estimated, based on the exchange value, that the taxable gain per average original $10,000 investment in your Income Fund will be $1,773.

                                  RISK FACTORS

   As a result of APF's Acquisition of your Income Fund, you will assume the risks associated with the assets of APF and the other Income Funds acquired by APF. Although the majority of APF's assets and the assets of the other Income Funds acquired by APF are substantially similar to those of your Income Fund, the restaurant properties owned by APF and the other Income Funds that are acquired by APF may be differently constructed, located in a different geographic area or of a different restaurant chain than the restaurant properties owned by your Income Fund. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

   The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Acquisition that are applicable to your Income Fund.

 Investment Risks

The exchange value was determined by APF, and the trading price of the APF Shares may decrease substantially below the exchange value upon listing.

   Your Income Fund will be receiving 2,121,622 APF Shares before payment of Acquisition expenses if your Income Fund approves the Acquisition. There has been no prior market for the APF Shares, and it is possible that the APF Shares may trade at prices substantially below the exchange value or the historical per share book value of the assets of APF. The APF Shares have been approved for listing on the NYSE, subject to official notice of issuance. Prior to listing, the existing APF stockholders have not had an active trading market in which they could sell their APF Shares. Additionally, any Limited Partners of the Income Funds who become APF stockholders as a result of the Acquisition, will have transformed their investment in non-tradable units into an investment in freely tradable APF Shares. Consequently, some of these stockholders may choose to sell their APF Shares upon listing at a time when demand for APF Shares may be relatively low. The market price of the APF Shares may be volatile after the Acquisition, and the APF Shares could trade at prices substantially less than the exchange value as a result of increased selling activity following the issuance of the APF Shares, the interest level of investors in purchasing the APF Shares after the Acquisition and the amount of distributions to be paid by APF.

Your distributions may decrease.

   In each of the years ended December 31, 1996, 1997 and 1998, your Income Fund distributed $910, $920, and $900, respectively, to you per $10,000 investment. While historically, APF has made distributions equal to 7.625% per APF Share, based on the exchange value, we cannot be sure that APF will be able to maintain this level of distributions in the future. In the event that APF is unable to maintain this level of distributions in the future, your distributions per $10,000 investment may decrease substantially after the Acquisition.

The general partners will receive benefits from the Acquisition and will have conflicts of interest in the Acquisition.

   The general partners have four material conflicts of interest in the Acquisition of your Income Fund. First, we, James M. Seneff, Jr. and Robert A. Bourne, who also sit on the Board of Directors of APF, and CNL Realty Corp., an entity whose sole stockholders are Messrs. Seneff and Bourne, are the three general partners of the Income Funds. As Board members of APF, Messrs. Seneff and Bourne, have a different interest in the completion of the Acquisition which may conflict with your interest as a Limited Partner of the Income Fund or with their own positions as the general partners of your Income Fund. Second, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund. Third, assuming only your Income Fund is acquired in the Acquisition, we will receive 19,725 APF Shares. Finally, in the event that your Income Fund is not acquired, however, we may be required to pay all or a substantial portion of the Acquisition costs allocated to your Income Fund.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Acquisition, the terms of the Acquisition may have been more favorable to you and the other Limited Partners.

   We, as the general partners of your Income Fund, have not retained an independent representative to act on your behalf or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration to be received, of the Acquisition. No group of Limited Partners was empowered to negotiate the terms and conditions of the Acquisition or to determine what procedures should be used to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and APF have been the parties responsible for structuring all the terms and conditions of the Acquisition. We engaged legal counsel to assist with the preparation of the documentation for the Acquisition, including the consent solicitation, and such legal counsel did not serve, or purport to serve, as legal counsel for the Income Funds or Limited Partners. If and independent representative had been retained for the Income Funds, the terms of the Acquisition may have been different and possibly more favorable to the Limited Partners. In particular, had separate representation for each of the Income Funds been arranged by us, issues unique to the value of each of the specific Income Funds might have been highlighted or received greater attention, resulting in adjustments to the value assigned to the assets of such Income Funds and increasing the number of APF Shares or notes that would be allocable to such Income Fund if acquired in the Acquisition.

The Acquisition will result in a fundamental change in the nature of your investment.

   The Acquisition of your Income Fund involves a fundamental change in the nature of your investment. Your investment will change from constituting an interest in your Income Fund, which has a fixed portfolio of restaurant properties in which you participate in the profits from the operation of its restaurant properties, to holding common stock of APF, an operating company, that will own an interest in 1,242 restaurant properties, assuming only your Income Fund and the CNL Restaurant Businesses were acquired as of June 30, 1999. The risks inherent in investing in an operating company such as APF include that APF may invest in new restaurant properties that are not as profitable as APF anticipated, it may incur substantial indebtedness to make future acquisitions of restaurant properties that it may be unable to repay and it may make mortgage loans to prospective operators of national and regional restaurant chains that may not have the ability to repay.

   Also, an investment in APF may not outperform your investment in your Income Fund. Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Income Fund's assets, to an investment in an entity in which you may realize the value of your investment only through the sale of your APF Shares, not from liquidation proceeds from restaurant properties. Continuation of your Income Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Income Fund's restaurant properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your APF Shares or from the combination of cash paid to and payments on any notes if you elect to receive notes.

 Real Estate/Business Risk

If APF's borrowers default on mortgage loans, APF's income could be adversely affected.

   APF will be subject to risks inherent in the business of lending, such as the risk of default by or bankruptcy of the borrower. Upon a default by a borrower, APF may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with APF's administration of the mortgage loans and any collections upon a borrower's default. APF will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since APF's primary source of financing its mortgage loans will be through variable rate loans, any increase in interest rates will also increase APF's borrowing costs. In addition, any interest rate increases after a loan's origination could also adversely affect the value of the loans when securitized.

APF may not be able to access the securitization markets.

   The CNL Restaurant Financial Services Group previously "securitized" one portfolio of mortgage loans by contributing them to a trust that subsequently issued trust certificates representing beneficial ownership interests in the pool of mortgage loans. The CNL Restaurant Financial Services Group ultimately received the net proceeds paid to the trust from the sale of the trust certificates. APF now operates these lending and securitization operations. We cannot be sure that APF will be able to integrate successfully the lending and securitization operations into its business. In addition, APF's ability to access the securitization markets for the mortgage loans on favorable terms could be adversely affected by a variety of factors, including adverse market conditions and adverse performance of its loan portfolio or servicing responsibilities. If APF is unable to access the securitization market, it would have to retain as assets those mortgage loans it would otherwise securitize, thereby remaining exposed to the related credit and repayment risks on such mortgage loans. Under such circumstances, APF would also have to seek a different source for funding its operations than securitizations.

APF's gains on any completed securitizations may be overstated if prepayments or defaults are greater than anticipated.

   APF will report gains on sales of mortgage loans in any securitization based in part on the estimated fair value of the mortgage-related securities retained by APF. In a securitization, APF would expect to retain a residual-interest security and retain an interest-only strip security. The fair value of the residual-interest and interest-only strip security would be the present value of the estimated net cash flows to be received after considering the effects of prepayments and credit losses. The capitalized mortgage servicing rights and mortgage-related securities would be valued using prepayment, default, and interest rate assumptions that APF believes are reasonable. The amount of revenue recognized upon the sale of loans or loan participations will vary depending on the assumptions utilized.

   APF may have to make adjustments to the amount of revenue it recognizes for a securitization if the rate of prepayment, rate of default, and the estimates of the future costs of servicing utilized by APF vary from APF's estimates. For example, APF's gain upon the sale of loans will have been either overstated or understated if prepayments and/or defaults are greater than or less than anticipated. In addition, higher levels of future prepayments, and/or increases in delinquencies or liquidations, would result in a lower valuation of the mortgage-related securities. These adjustments would adversely affect APF's earnings in the period in which the adjustment is made. Such adjustments may be material if APF's estimates are significantly different from actual results.

APF's increased leverage increases APF's risk of default which could, in turn, adversely affect APF's results of operations and stockholder distributions.

   In addition to the issuance of APF Shares or the sale of units of the Operating Partnership, APF has funded and intends to continue to fund acquisitions and the development of new restaurant properties through short-term borrowings and by financing or refinancing its indebtedness on such properties on a longer-term basis when market conditions are appropriate. As of June 30, 1999, and assuming the acquisition of the CNL Restaurant Businesses, APF's debt service ratio was 3.31x and its ratio of debt-to-total assets was 35.90%. If only your Income Fund was acquired as of that date, APF's debt service ratio would have been 3.45x and its ratio of debt-to-total assets would have been 34.73%. As a general policy, APF's Board of Directors has allowed APF to borrow funds only when the ratio of debt-to-total assets of APF is 45% or less. APF's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that APF may incur in the future. Accordingly, APF's Board of Directors could modify the current policy at any time after the Acquisition. If this policy were changed, APF could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase APF's risk of default on its obligations and adversely affect APF's results of operations and its ability to make required distributions to its stockholders.

APF's ability to incur additional secured debt may dilute the value of the notes held by former Limited Partners of the Income Funds.

   APF may increase its level of secured debt. Payments on any notes issued by APF in connection with the Acquisition would be subordinated to any secured debt incurred by APF. Also, any secured debt would have a priority claim of repayment over the notes in the event that APF defaulted under its obligations.

APF's plan to grow through the acquisition and development of new restaurant properties could be adversely affected by trends in the real estate and financing businesses.

   APF's growth strategy is substantially based on the acquisition and development of additional restaurant properties. We do not know that APF will do so successfully because APF may have difficulty finding new restaurant properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional restaurant properties is subject to many risks. For instance, if an additional restaurant property is in a market in which APF has not invested before, APF will have relatively little experience in and may be unfamiliar with that new market.

The inability of a tenant or borrower to make lease and mortgage payments could have an adverse effect on APF.

   APF's business depends on the tenants' and borrowers' ability to pay their obligations to APF with respect to APF's real estate leases and mortgage loans. APF typically does not require that a third party guarantee the obligations of the tenant or the borrower. The ability of the tenants or borrowers to pay their obligations to APF in a timely manner will depend on a number of factors, including the successful operation of their business. Various factors, many of which are beyond the control of a restaurant chain, may adversely affect the economic viability of the restaurant chain, including but not limited to:

  . national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by APF's customers;

  .  change or weaknesses in specific industry segments;

  . perceptions by prospective customers of the safety, convenience, services and attractiveness of the restaurant chain;

  .  changes in demographics consumer tastes and traffic patterns;

  .  the ability to obtain and retain capable management;

  . the inability of a particular restaurant chain's computer system, or that of its franchisor or vendors, to adequately address year 2000 issues;

  .  increases in operating expenses; and

  .  increases in minimum wages, taxes or mandatory employee benefits.

APF has tenants of two significant restaurant chains that have filed for bankruptcy protection.

   The fact that APF has tenants of two significant restaurant chains, Boston Market and Long John Silver's, that have filed for bankruptcy protection may adversely affect APF's total rental, earned and interest income. Because all of APF's properties are leased on a triple-net basis, if a tenant has defaulted on its lease obligations or has declared bankruptcy, it would reduce APF's rental, earned and interest income until APF could lease those affected properties to a new tenant or tenants. As of June 30, 1999, your Income Fund had no tenants of Long John Silver's restaurant properties and a tenant of one Boston Market restaurant property which had ceased to pay lease payments to your Income Fund. The aggregate lost rental, interest and earned income of the lease of this property for the six months ended June 30, 1999 was $73,628, which constitutes 4.53% of total rental, earned and interest income, including lost rental, earned and interest income, for such period.

   Assuming that your Income Fund is acquired by APF, you, as an APF stockholder or noteholder, may be subject to the adverse consequences associated with having significant tenants under bankruptcy protection. As of June 30, 1999, and assuming that all the Income Funds are acquired by APF, APF would have had 24 restaurant properties not generating rental income. The aggregate lost rental, earned and interest income of the leases of these properties, whether due to bankruptcy or otherwise, for the six months ended June 30, 1999 would have been equal to $1,175,483, which constitutes 2.12% of total rental, earned and interest income, including lost rental, earned and interest income, for such period.

 Tax Risks

APF's failure to qualify as a REIT for tax purposes would result in APF's taxation as a corporation and the reduction of funding available for stockholder distribution.

   If APF fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, APF may be subject to the federal alternative minimum tax and various state income taxes. Unless APF is entitled to relief under specific statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if APF loses its REIT status, the funds available for distribution to you, as an APF stockholder, would be reduced substantially for each of the years involved.

If APF cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

   Subject to adjustments that are unique to REITs, a REIT generally must distribute 95% of its taxable income. In the event that APF does not have sufficient cash, this distribution requirement may limit APF's ability to acquire additional restaurant properties and to make mortgage loans. Also, for the purposes of determining taxable income, APF may be required to include interest payments, rent and other items it has not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, APF could have taxable income in excess of cash available for distribution. If this occurred, APF would have to borrow funds or liquidate some of its assets in order to maintain its status as a REIT.

Changes in the tax law could adversely affect APF's REIT status.

   APF's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect APF's status as a REIT. In the event that there is a change in the tax laws that prevents APF from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, APF may not be able to make the same level of distributions to its stockholders. In addition, such change may limit APF's ability to invest in additional restaurant properties and to make additional mortgage loans.

                     CONSIDERATION PAID TO THE INCOME FUND

   The proposed number of APF Shares to be paid to your Income Fund was determined by APF in accordance with its own valuation methodologies regarding each Income Fund. We, as the general partners of each Income Fund, determined the fairness of the value of the APF Shares to be paid to your Income Fund based in part on the appraisal of the restaurant properties of your Income Fund by Valuation Associates. In addition, we engaged Legg Mason to provide us with an opinion that the APF Share consideration to be received by each Income Fund, individually, is fair from a financial point of view to each Income Fund.

   The following table sets forth the exchange value of the APF Shares to be paid to your Income Fund in the Acquisition. The APF Shares payable to your Income Fund will not change if APF acquires fewer than all of the Income Funds in the Acquisition. This data assumes that none of the Limited Partners of your Income Fund have elected to receive the notes. You should note that the APF Shares may trade at prices substantially below the exchange value upon listing on the NYSE.

  Original      Original Limited
   Limited     Partner Investments                                                    Exchange
   Partner            less                                              Exchange    Value of APF
 Investments    Distributions of                Exchange                Value of     Shares per
    less       Net Sales Proceeds   Number of   Value of               APF Shares  Average $10,000
Distributions      per $10,000     APF Shares  APF Shares   Estimated     after       Original
of Net Sales        Original       Offered to  Payable to  Acquisition Acquisition Limited Partner
 Proceeds(1)      Investment(1)    Income Fund Income Fund  Expenses    Expenses     Investment
-------------  ------------------- ----------- ----------- ----------- ----------- ---------------
 $40,000,000         $10,000        2,121,622  $42,432,440  $467,000   $41,965,440     $10,393

--------

(1) As of December 31, 1998, the Income Fund had no distributions of net sales proceeds.

   If your Income Fund approves the Acquisition and you have voted "Against" the Acquisition, but you do not wish to own APF Shares, you can elect to
receive your portion of the consideration in 7.0% callable notes, due    ,
2005. The payment received by you and other Limited Partners who elect to receive notes will be equal to 97% of the value of your portion of the exchange value of the APF Shares that would otherwise have been paid to your Income
Fund. The notes will bear interest at 7.0% and will mature on   , 2005. APF may
redeem the notes at any time prior to their maturity at a price equal to the sum of the outstanding principal balance plus accrued interest. In addition, if Limited Partners in your Income Fund elect to receive notes in an amount greater than 15% of the exchange value of the APF Shares to be paid to your Income Fund, then APF has the right to decline to acquire your Income Fund.

                          EXPENSES OF THE ACQUISITION

   If your Income Fund approves the Acquisition, the portion of the Acquisition expenses attributable to your Income Fund will be paid by your Income Fund, as detailed below. The number of APF Shares paid to your Income Fund would reflect a reduction for your Income Fund's expenses of the Acquisition. Acquisition expenses are expected to range from 1.1% to 1.3% of the estimated value of the APF Shares payable to each Income Fund.

   If the Acquisition of your Income Fund is not approved, we will bear a percentage of all Acquisition expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Income Fund, divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Income Fund. In such event, your Income Fund will bear the remaining Acquisition expenses.

   The following table sets forth the estimated Acquisition expenses of acquiring your Income Fund:

                         Pre-closing Transaction Costs

      Legal Fees(1)................................................... $ 32,532
      Appraisals and Valuation(2).....................................    7,750
      Fairness Opinions(3)............................................   30,000
      Solicitation Fees(4)............................................   19,267
      Printing and Mailing(5).........................................  108,055
      Accounting and Other Fees(6)....................................   63,083
                                                                       --------
            Subtotal..................................................  260,687
                                                                       --------

                           Closing Transaction Costs

      Title, Transfer Tax and Recording Fees(7).......................  101,925
      Legal Closing Fees(8)...........................................   50,345
      Partnership Liquidation Costs(9)................................   54,043
                                                                       --------
            Subtotal..................................................  206,313
                                                                       --------
      Total........................................................... $467,000
                                                                       ========

--------
(1) Aggregate legal fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $423,998. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the value of the APF Share consideration payable to your Income Fund, based on the exchange value, to the total value of the APF Share consideration payable to all of the Income Funds, based on the exchange value.
(2) Aggregate appraisal and valuation fees to be incurred by all of the Income Funds in connection with the Acquisition were $105,420. Your Income Fund's pro-rata portion of these fees was determined based on the number of restaurant properties in your Income Fund.
(3) Each Income Fund received a fairness opinion from Legg Mason and incurred a fee of $30,000.
(4) Aggregate solicitation fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $250,000. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
(5) Aggregate printing and mailing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $1,399,998. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
(6) Aggregate accounting and other fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $841,245. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

(7) Aggregate title, transfer tax and recording fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $1,313,596. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the exchange value of the APF Shares consideration payable to your Income Fund, based on the exchange value, to the total exchange value of the APF Shares payable to all of the Income Funds.
(8) Aggregate legal closing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $648,842. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

(9) Aggregate partnership liquidation costs to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $698,901. Your Income Fund's pro-rata portion of these costs was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund, based on the exchange value, to the total exchange value of the APF Shares payable to all of the Income Funds.

   The solicitation fees related to the Acquisition will be allocated among the Income Funds, us and APF depending upon whether the Acquisition is consummated. For purposes of the Acquisition, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

   If APF acquires all of the Income Funds, all of the solicitation fees will be payable by APF. If APF acquires less than all of the Income Funds, all of the solicitation fees will be payable by APF or the Income Funds that are acquired in proportion to their respective exchange values. If none of the Income Funds are acquired by APF, all of the solicitation fees will be payable by us.

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   Article 12 of your Income Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding units is required to approve a "Liquidating Sale," which is defined by the partnership agreement to include a transaction or series of transactions resulting in the transfer of
80% or more in value of your Income Fund's restaurant properties acquired within two years of the initial date of the prospectus (September 1991). Because the Acquisition of your Income Fund is a "Liquidating Sale" within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding units.

Consequence of Failure to Approve the Acquisition

   If the Limited Partners of your Income Fund representing greater than 50% of the outstanding units do not vote "For" the Acquisition, the Acquisition may not be consummated under the terms of the partnership agreement. In such event, we plan to continue to operate your Income Fund as a going concern and to eventually dispose of your Income Fund's restaurant properties approximately 7 to 12 years after they were acquired or as soon thereafter if, in our opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

Special Meeting to Discuss the Acquisition

   We, as general partners of the Income Funds, have scheduled a special meeting of the Limited Partners of your Income Fund to discuss the solicitation materials, which include the consent solicitation, this supplement and the other materials distributed to you, and the terms of APF's Acquisition of your Income Fund, prior to voting on the Acquisition. The special meeting will be
held at 10:00 a.m., Eastern time, on               , 1999, at
                                          . We and members of APF's management
intend to solicit actively your support for the Acquisition and would like to use the special meeting to answer questions about the Acquisition and the solicitation materials and to explain in person our reasons for recommending that you vote "For" the Acquisition.

                               VOTING PROCEDURES

   The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Acquisition of your Income Fund by APF. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

   In order for APF to acquire your Income Fund, the Limited Partners holding greater than 50% of the outstanding units of your Income Fund must approve the Acquisition. Your Income Fund will be acquired by a merger with the Operating Partnership, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated March 11, 1999, as amended, by and between APF and your Income Fund is attached hereto as Appendix B. We encourage you to read it.

   If you are not planning to attend the special meeting of the Limited Partners of your Income Fund and to vote in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the Acquisition of your Income Fund. The solicitation period will commence upon delivery of the
solicitation materials to you on or about       , 1999 and will continue until
the later of (a)       , 1999 a date not less than 60 calendar days from the
initial delivery of the solicitation materials, or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond May 31, 2000. Any consent form received by Corporate Election Services prior to 5:00 p.m., Eastern time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your units will be counted as voting "Against" the Acquisition of your Income Fund and you will receive APF Shares if your Income Fund is acquired.

   A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. The first part seeks your consent to APF's Acquisition of your Income Fund and related matters. The exact matters which a vote in favor of the Acquisition will be deemed to approve are described above under "Required Vote." If you have interests in more than one Income Fund, you will receive multiple consent forms which will provide for separate votes for each Income Fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

   The second part of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints James M. Seneff, Jr. and Robert A. Bourne as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the Acquisition. The power of attorney is intended solely to ease the administrative burden of completing the Acquisition without requiring your signatures on multiple documents.

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                  TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following information has been prepared to compare the amounts of compensation paid and cash distributions made, by your Income Fund to us and our affiliates to the amounts that would have been paid if the compensation and distribution structure, which will be in effect after the Acquisition, had been in effect during the years presented below.

   Under your Income Fund's partnership agreement, we and our affiliates are entitled to receive fees in connection with managing the affairs of each Income Fund. Your partnership agreement also provides that we are to be reimbursed for our expenses for services performed for your Income Fund, such as legal, accounting, transfer agent, data processing and duplicating services.

   APF operates as an internally-advised REIT. If your Income Fund is acquired, it will share in the overall cost of managing the consolidated portfolio of restaurant properties owned by APF. As stockholders of APF, you and the other former Limited Partners of your Income Fund will receive distributions in proportion with your ownership of APF Shares. This cost participation and dividend payment are in lieu of the payments to us discussed above.

   During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, the aggregate amounts accrued or actually paid by your Income Fund to us are shown below under "Historical Distributions Paid to the General Partners and Affiliates" and the estimated amounts of compensation that would have been paid had the Acquisition been in effect for the periods presented, are shown below under "Pro Forma Distributions to be Paid to the General Partners following the Acquisition":

                                                                    Six Months
                                           Year Ended December 31,  Ended June
                                           ------------------------    30,
                                            1996    1997     1998      1999
                                           ------- ------- -------- ----------
Historical Distributions Paid to the
 General Partners and Affiliates:
  General Partner Distributions...........      --      --       --       --
  Accounting and Administrative Services.. $94,496 $87,967 $105,445  $51,378
  Broker/Dealer Commissions...............
  Due Diligence and Marketing Support
   Fee....................................      --      --       --       --
  Acquisition Fees........................      --      --       --       --
  Asset Management Fees...................      --      --       --       --
  Real Estate Disposition Fees(1).........      --      --       --       --
                                           ------- ------- --------  -------
    Total historical...................... $94,496 $87,967 $105,445  $51,378

Pro Forma Distributions to be Paid to the
 General Partners following the
 Acquisition:
  Cash Distributions on APF Shares(2)..... $27,853 $29,381 $ 30,079  $15,040
  Salary Compensation.....................      --      --       --       --
                                           ------- ------- --------  -------
    Total pro forma(3).................... $27,853 $29,381 $ 30,079  $15,040

--------
(1) Payment of real estate disposition fees is subordinated to minimum returns and the return of original capital to the Limited Partners. To date, no such fees have been paid since the required minimum returns have not been made to the Limited Partners.

(2) Represents estimated distributions based on APF Shares received in the Acquisition.

(3) As a result of the Acquisition, we and our affiliates will no longer be entitled to receive the general partner distributions and fees described in the historical presentation above. However, this does not mean that APF will avoid incurring some portion of these costs on a going forward basis, particularly as such costs relate to accounting and administrative services and asset management. Due to APF's acquisition of the Advisor, APF became an internally advised REIT. Therefore, all accounting and administrative services and asset management expenses previously borne by the Advisor, will be borne internally by APF. The material costs that APF will continue to incur will be salaries of the employees utilized to perform such services and the costs of any assets necessary to perform such services.

           CASH DISTRIBUTIONS TO LIMITED PARTNERS OF YOUR INCOME FUND

   The information below should be read in conjunction with the information provided in this supplement under the caption "Financial Statements."

   The following table sets forth the distributions paid to the Limited Partners of your Income Fund per $10,000 original investment for the periods indicated below:

                                                                     Six Months
                                                                     Ended June
                                            Year Ended December 31,   30, 1999
                                            ------------------------ ----------
                                            1994 1995 1996 1997 1998 Historical
                                            ---- ---- ---- ---- ---- ----------
Distributions from Income.................. $906 $879 $857 $874 $464    $339
Distributions from Return of Capital(1)....   --   31   53   46  436     111
                                            ---- ---- ---- ---- ----    ----
  Total.................................... $906 $910 $910 $920 $900    $450
                                            ==== ==== ==== ==== ====    ====

--------
(1) Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from non-cash items. This amount is not required to be presented as a return of capital except for purposes of this table, and the Income Fund has not treated this amount as a return of capital for any other purpose.

   Cash distributions for the year ended December 31, 1997 include $80,000 earned in 1997, but declared payable in the first quarter of 1998.

                        COMPARATIVE PER SHARE DATA

   The following tabulation reflects (a) the historical net income and book value per share of APF common stock in comparison with the adjusted historical net income and book value per share after giving effect to property acquisitions and the acquisition of the CNL Restaurant Businesses, and the pro forma net income and book value per share after giving effect to the Acquisition of your Income Fund, (b) the historical net income and book value per unit of your Income Fund in comparison with the equivalent pro forma net income and book value per share attributable to the .5246 APF Shares that will be received by your Income Fund with respect to each of its outstanding units and assuming none of the Limited Partners elect to receive notes, and (c) the historical cash dividends per share of APF with the equivalent pro forma of
 .5246 times the cash dividend paid on each APF Share. The historical per share information presented in this tabulation is derived from the financial information of APF and your Income Fund presented on pages S-22 through S-23.

   The pro forma financial information below is for informational purposes only and does not purport to be indicative of APF's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated by the pro forma financial information. The pro forma financial information should not be viewed as predictive of APF's financial results or conditions in the future.

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ ----------
APF
  Net Income:
    Historical.........................................    $1.21       $0.61
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........     1.08         .51
    Pro forma..........................................     1.08         .52
  Dividends:
    Historical.........................................     1.52         .76
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses(1).......     1.52         .76
    Pro forma(1).......................................     1.52         .76
  Book value:
    Historical.........................................    17.70       17.54
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........    16.29       16.22
    Pro forma..........................................    16.38       16.31
CNL Income Fund X, Ltd.
  Net Income:
    Historical.........................................      .47         .34
    Equivalent pro forma(2)............................      .57         .27
  Dividends:
    Historical.........................................      n/a         n/a
    Equivalent pro forma(3)(4).........................      .80         .40
  Book Value:
    Historical.........................................     8.34        8.23
    Equivalent pro forma(2)............................     8.59        8.56

-------

(1) Reflects APF's historical dividend rate.

(2) Pro forma amounts for APF multiplied by .5246 based on receipt by the partners of your Income Fund of 2,098,272 APF Shares, net of Acquisition expenses, in exchange for 4,000,000 units, or the ratio of exchange.

(3) Historical amounts for APF multiplied by .5246, or the ratio of exchange.

(4) An equivalent pro forma dividend rate of $0.40 per share for the six months ended June 30, 1999 equates to $399 per original $10,000 investment. To review the pro forma financial information in greater detail with respect to APF after giving effect to the Acquisition and the acquisition of the CNL Restaurant Businesses, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

                                    FAIRNESS

General

   We believe the Acquisition to be fair to, and in the best interests of your Income Fund. After careful evaluation, we have concluded that the Acquisition is the best way to maximize the value of your investment. We recommend that you and the other Limited Partners approve the Acquisition and receive APF Shares.

   Based upon our analysis of the Acquisition, we believe that:

    . the terms of the Acquisition are fair to you and the other Limited
      Partners; and

    . after comparing the potential benefits and detriments of the Acquisition with those of several alternatives, the Acquisition is more economically attractive to you and the other Limited Partners than such alternatives.

   Our beliefs are based upon our analysis of the terms of the Acquisition, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Acquisition and the alternatives to the Acquisition and a review of the financial condition and performance of APF and your Income Fund and the terms of critical agreements, such as your Income Fund's partnership agreement.

   We also believe that the Acquisition is procedurally fair for several reasons. First, the Acquisition is required to be approved by Limited Partners holding greater than 50% of the outstanding units of your Income Fund and is subject to the closing conditions. Those closing conditions are that the APF Shares are listed on the NYSE, that the APF stockholders have approved the increase in the number of APF Shares authorized to be issued and that Merrill Lynch has issued a new fairness opinion if fewer than all of the Income Funds are acquired. Second, if your Income Fund is acquired, all Limited Partners of your Income Fund who vote "Against" the Acquisition will be given the option of receiving APF Shares or notes.

   Although we believe the terms of the Acquisition are fair to you and the other Limited Partners, we have conflicts of interest with respect to the Acquisition. These conflicts include, among others:
    . that we will receive APF Shares, assuming APF acquires all of the Income Funds, upon completion of the Acquisition;

    . that Messrs. Seneff and Bourne are stockholders of APF and, as such, their interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund; and

    . that we will be relieved from our material ongoing liabilities with respect to the Income Fund if it is acquired by APF.

Material Factors Underlying Belief as to Fairness

   The following is a discussion of the material factors underlying our belief that the terms of the Acquisition are fair as a whole to you and the other Limited Partners of your Income Fund and maximize the value of your investment.

   1. Consideration Offered. We will be offered the same form of consideration in the Acquisition as the Limited Partners with respect to our capital interest in the Income Fund. We believe that the form and amount of consideration offered to us and the Limited Partners, including dissenting Limited Partners who select the notes, constitute fair value. We compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Acquisition is fair based on such comparison. In addition, we believe the Acquisition is the best way to maximize the return on your investment because of your ability to participate in the potential appreciation of APF Shares. Since your Income Fund is restricted to owning and leasing a static number of restaurant properties due to the limitations contained in your Income Fund's partnership agreement and limited capital resources, your investments have less of an opportunity to appreciate. Because APF is a growth-oriented operating company, you will have the opportunity, as an APF stockholder, to participate in APF's future growth.

   2. Independent Appraisals and Fairness Opinions. Our belief as to the fairness of the Acquisition as a whole and to the Limited Partners of your Income Fund and our statements above regarding the material terms underlying our belief as to fairness are partially based upon the appraisal of your Income Fund's restaurant properties prepared by Valuation Associates and upon the fairness opinion provided by Legg Mason. A copy of the fairness opinion is attached hereto as Appendix A. We encourage you to read it. We attributed
                   ----------
significant weight to the appraisal of Valuation Associates and the fairness opinion of Legg Mason, which we believe support our conclusion that the Acquisition is fair to the Limited Partners. We do not know of any factors that would materially alter the conclusions made in the appraisal of Valuation Associates or the fairness opinion of Legg Mason, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. We believe that the engagement of Valuation Associates to provide the appraisal and of Legg Mason to provide the fairness opinion assisted us in the fulfillment of our fiduciary duties to your Income Fund and the Limited Partners, notwithstanding that: (1) each of Valuation Associates and Legg Mason received fees for its services, (2) Legg Mason has previously provided investment banking services to the Income Funds and to Commercial Net Lease Realty, Inc., which at the time was an affiliate of CNL Group, Inc., and
(3) Valuation Associates has previously performed valuation appraisals for APF. We note that because the Acquisition of any one Income Fund is not a condition of the Acquisition of any other Income Fund, the fairness opinions analyze each Income Fund separately, not in combination with other Income Funds. However, based on the reasons stated in this section of the supplement and the opinion of Legg Mason that the APF Share consideration payable to each Income Fund is fair from a financial point of view, we believe the Acquisition is fair regardless of the number of Income Funds that are acquired in the Acquisition.

   In rendering its opinion with respect to the fairness, from a financial point of view, with respect to (a) the APF Shares offered with respect to your Income Fund, (b) the aggregate APF Shares offered with respect to the Income Funds, and (c) the method of allocating the APF Shares among the Income Funds, Legg Mason did not address or render any opinion with respect to other aspects of the Acquisition, including:

  . the value or fairness of the notes;

  . the prices at which the APF Shares may trade following the Acquisition or the trading value of the APF Shares to be offered compared with the current fair market value of the Income Funds' portfolios or assets if liquidated in real estate markets;

  . the tax consequences of any aspect of the Acquisition;

  . the fairness of the amounts or allocation of Acquisition costs or the amounts of Acquisition costs allocated to the Limited Partners; or

  . any other matters with respect to any specific individual partner or class of partners.

   In addition, Legg Mason was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Income Funds or their assets. Also, Legg Mason's opinion also does not compare the relative merits of the Acquisition with those of any other transaction or business strategy that was or might have been considered by us as alternatives to the Acquisition.

   Legg Mason's fairness opinion does not constitute a recommendation to you as to how to vote on the Acquisition or as to whether you should elect to receive the APF Share consideration or the notes.

   3. Valuation of Alternatives. Based on the appraisal of your Income Fund's restaurant properties, we estimated the value of your Income Fund if liquidated and as a going concern. On the basis of these calculations, we believe that the value of the APF Shares, will exceed the going concern value and liquidation value of your Income Fund.

   4. Cash Available for Distribution Before and After the Acquisition. We believe the Acquisition will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. The effect of the Acquisition and the cash available for distribution will vary, however, from Income Fund to Income Fund. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of APF as an operating company and will also receive investment liquidity through the public market in APF Shares.

   5. Comparative Valuation Analysis. In assessing the fairness of the Acquisition, we relied on the appraisals prepared by Valuation Associates in connection with its engagement by us. Based on such information and other historical data of the Income Funds, we prepared a comparative valuation analysis, which supported our determination that the Acquisition is in the best interest of the Limited Partners of each of the Income Funds.

   The following table summarizes the results of our comparative valuation analysis:

                                                                                                         Weighted
                           Original        Original        Exchange                                   Average Trading
                            Limited    Limited Partner   Value of APF                     Estimated      Prices of
                            Partner    Investments less   Shares Paid      Estimated     Liquidation      Units
                          Investments  Distributions of       per        Going Concern    Value per     per Average
                             less         Net Sales     Average $10,000    Value per       Average        $10,000
                         Distributions   Proceeds per   Limited Partner Average $10,000    $10,000       Original
                         of Net Sales  $10,000 Original    Original        Original       Original    Limited Partner
                          Proceeds(1)   Investment(1)    Investment(2)   Investment(3)  Investment(4)  Investment(5)
                         ------------- ---------------- --------------- --------------- ------------- ---------------
CNL Income Fund X,
 Ltd....................  40,000,000        10,000          10,393          10,349          9,649          9,340

--------
(1) The Income Fund has had no distributions of net sales proceeds.
(2) Values are based on the exchange value established by APF. Upon listing the APF Shares on the NYSE, the actual values at which the APF Shares will trade on the NYSE may be substantially below the exchange value.
(3) Represents the estimated value of an original $10,000 investment in your Income Fund, if your Income Fund continues unchanged, subject to the assumptions made by Valuation Associates in its appraisal.
(4) Represents the amount that we estimate would have been distributed to you with respect to an original $10,000 investment in the Income Fund if your Income Fund had sold its assets on December 31, 1998, subject to the assumptions made by Valuation Associates in its appraisal.
(5) Based on the weighted average trading prices of your Income Fund's units, per original $10,000 investment, in the secondary markets from July 1, 1998 to June 30, 1999. A substantial majority of the transfer prices in this column reflect purchases by your Income Fund as part of its distribution reinvestment program and do not necessarily reflect the prices in a secondary market.

   We believe that the comparative valuation analysis, when considered together with the anticipated effect of the Acquisition and with all the other differences between continued ownership of units as compared with the receipt of APF Shares, supports our recommendation in favor of the Acquisition.

                             CONFLICTS OF INTEREST

Affiliated General Partners

   As the general partners of your Income Fund, we each have a contractual obligation pursuant to your Income Fund's partnership agreement as well as a legal obligation under state law to assess whether the terms of the Acquisition are fair and equitable to the Limited Partners of your Income Fund without regard to whether the Acquisition is fair and equitable to any of the other participants, including the Limited Partners in other Income Funds. James M. Seneff, Jr. and Robert A. Bourne act as the individual general partners of all of the Income Funds and also as members of the Board of Directors of APF. While Messrs. Seneff and Bourne have sought faithfully to discharge their obligations to your Income Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to your Income Fund and also on APF's Board of Directors. Additionally, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

Substantial Benefits to General Partners

   As a result of the Acquisition, assuming only your Income Fund is acquired, we are expected to receive three material benefits. These benefits include:

  . With respect to our ownership in your Income Fund, we may be issued up to 19,725 APF Shares in the aggregate in accordance with the terms of your Income Fund's partnership agreement. The 19,725 APF Shares issued to us will have an exchange value of $394,500.

  . James M. Seneff, Jr. and Robert A. Bourne, as your individual general partners, will also continue to serve as directors of APF with Mr. Seneff serving as Chairman of APF and Mr. Bourne serving as Vice Chairman. Furthermore, they will be entitled to receive performance-based incentives, including stock options under APF's 1999 Performance Incentive Plan or any other such plan approved by the stockholders. The benefits that may be realized by Messrs. Seneff and Bourne are likely to exceed the benefits that they would expect to derive from the Income Funds if the Acquisition does not occur.

  . As general partners of your Income Fund, we are legally liable for all of your Income Fund's liabilities to the extent that your Income Fund is unable to satisfy such liabilities. Because the partnership agreement for your Income Fund prohibits the Income Fund from incurring indebtedness, the only liabilities the Income Fund has are liabilities with respect to their ongoing business operations. In the event that your Income Fund is acquired by APF, we would be relieved of our legal obligation to satisfy the liabilities of the acquired Income Fund.


                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the Acquisition to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Acquisition to you.

Material Tax Differences between the Ownership of Units and APF Shares

   Because your Income Fund is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a Limited Partner, you are required to take into account your share of the income or loss of your Income Fund, regardless of whether any cash is distributed to you. If your Income Fund is acquired by APF, and you have voted "For" the Acquisition, you will receive APF Shares. If you have voted "Against" the Acquisition but your Income Fund is acquired by APF, you may elect to receive notes.

   If your Income Fund is acquired by APF and you receive APF Shares, your ownership of APF Shares will affect the character and amount of income reportable by you in the future. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Income Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Income Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a Limited Partner, if your Income Fund is acquired by APF and you receive APF Shares, as a stockholder of APF you will be taxed based on the amount of distributions you receive from APF. Each year APF will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of APF's earnings and profits. Because the Acquisition is a taxable transaction, APF's tax basis in the acquired restaurant properties will be higher than your Income Fund's tax basis had been in the same properties. At the same time, however, APF may be required to utilize a slower method of depreciation with respect to some restaurant properties than that used by your Income Fund. As a result, APF's tax depreciation from the acquired restaurant properties will differ from your Income Fund's tax depreciation. Accordingly, under some circumstances, even if APF were to make the same level of distributions as your Income Fund, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of APF does not depend on its character to APF. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if APF incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Acquisition

   In connection with the Acquisition and for federal income tax purposes, if your Income Fund is acquired by APF, the assets and any liabilities of your Income Fund will be transferred to APF in return for APF Shares and/or Notes. Your Income Fund will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your Income Fund, including gain recognized as a result of the transfer of restaurant properties pursuant to the Acquisition. For purposes of allocating gain, we have valued the APF Shares at a price of $20. The estimated taxable gain, as of June 30, 1999, based on the $20 valuation, for an average $10,000 original Limited Partner investment in your Income Fund, is set forth in the table below for those Limited Partners subject to federal income taxation. The information in the table assumes that none of the Limited Partners in the Income Fund elected to receive notes.

                                                              Estimated Gain per
                                                               Average $10,000
                                                               Original Limited
                                                              Partner Investment
                                                              ------------------
CNL Income Fund X, Ltd. .....................................       $1,773

   Under section 351(a) of the Internal Revenue Code of 1986, as amended, no gain or loss is recognized if (1) property is transferred to a corporation by one more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. APF has represented to Shaw Pittman, APF's tax counsel, that, following the Acquisition, the Limited Partners of the Income Funds will not own stock possessing at least 80 percent of the total combined voting power of all classes of APF stock entitled to vote and at least 80 percent of the total number of shares of all other classes of APF stock. Based upon this representation, Shaw Pittman has opined that the Acquisition will not result in the acquisition of control of APF by the Limited Partners for purposes of section 351(a). Accordingly, the transfer of assets will result in recognition of gain or loss by each Income Fund that is acquired by APF.

   If your Income Fund is acquired by APF and no Limited Partners elect to receive the notes, your Income Fund will receive solely APF Shares in exchange for your Income Fund's assets. As a result, your Income Fund will recognize an amount of gain equal to the difference between:

  . the sum of (a) the fair market value of the APF Shares received by your Income Fund and (b) the amount of your Income Fund's liabilities, if any, assumed by the Operating Partnership, and

  . the adjusted tax basis of the assets transferred by your Income Fund to the Operating Partnership.

   If your Income Fund is acquired by APF and you or another Limited Partner in your Income Fund elect the notes option, your Income Fund will receive APF Shares and notes in exchange for your Income Fund's assets. Because the
principal portion of the notes will not be due until     , 2005, the
acquisition of your Income Fund's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your Income Fund's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the Acquisition, the amount of gain recognized by your Income Fund in the year of the Acquisition will be equal to the value of the APF Shares received by your Income Fund multiplied by the ratio that the gross profit realized by your Income Fund in the Acquisition bears to the total contract price for your Income Fund's assets. To the extent your Income Fund realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your Income Fund in the year of the Acquisition.

   The gross profit that your Income Fund realizes from the Acquisition will generally equal the excess, if any, of the selling price for your Income Fund's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by qualified indebtedness encumbering your Income Fund's assets, if any, that is assumed or taken subject to by the Operating Partnership. The exact amount of the gain to be recognized by your Income Fund in the year of the Acquisition will also vary depending upon the decisions of the Limited Partners to receive APF Shares or notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the Acquisition are likely to be treated as realized from the sale of a "section 1231 asset," (which is real property or a depreciable asset used in a trade or business and held for more than one year. Your share of gains or losses from the sale of section 1231 assets of your Income Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Income Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your Income Fund recognizes will be allocated to you and the other Limited Partners in accordance with the terms of your Income Fund's partnership agreement. Each Limited Partner will be allocated and must report his, her or its allocable share of such gain, if any, pursuant to these terms, regardless of the Limited Partner's decision to receive notes rather than APF Shares. Even though a Limited Partner's election of the notes may decrease the amount of gain your Income Fund recognizes, the electing Limited Partner still will be required to take into account his, her or its share of your Income Fund's gain as determined under the partnership agreement of your Income Fund. Therefore, Limited Partners who elect the notes may recognize gain in the year of the Acquisition despite the fact that they will not receive cash with which to pay the tax on the gain. Such Limited Partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the Limited Partners electing to receive notes.

   Tax Consequences of the Liquidation and Termination of Your Income Fund. If your Income Fund is acquired by APF, your Income Fund will be deemed to have liquidated and distributed APF Shares or notes, as the case may be, to you. The taxable year of your Income Fund will end at this time, and you must report, in your taxable year that includes the date of the Acquisition, your share of all income, gain, loss, deduction and credit for your Income Fund through the date of the Acquisition: including gain or loss resulting from the Acquisition. If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your Income Fund's income attributable to more than one of its taxable years.

   The APF Shares or notes will be distributed among you and the other Limited Partners in a manner that we, as the general partners of your Income Fund, determine to be proportionate based on your respective capital account balances. If you receive APF Shares in the Acquisition and the value of those APF Shares exceeds your basis in your units, you will recognize gain or loss equal to the difference between the fair market value of the APF Shares that you receive and your adjusted tax basis in your units. Your basis in the APF Shares will then equal the fair market value of the APF Shares on the closing date of the Acquisition, and your holding period for the APF Shares for purposes of determining capital gain or loss will begin on the closing date of the Acquisition. If you receive APF Shares in the Acquisition and your basis in your units exceeds the value of the APF Shares, you will not recognize gain or loss. Your basis in the APF Shares will equal the basis that you had in your units, and your holding period for purposes of determining capital gain or loss will begin on the closing date of the Acquisition.

   If you receive notes in the Acquisition, your basis in the notes distributed to you will equal your adjusted basis in your units. Your holding period for the Notes for purposes of determining capital gain or loss from the disposition of the notes will include your Income Fund's holding period in the assets transferred to APF.

   Because the assets of your Income Fund are held for investment and not for resale, the Acquisition will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not a social club, voluntary employee's beneficiary association, supplemental unemployment benefit trust, or qualified group legal services plan as described in sections 501 (c)(7), (9), (17) or
(20) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Acquisition.

   Tax Consequences of the Acquisition to APF. APF will not recognize gain or loss as a result of the Acquisition. APF will have a holding period in the restaurant properties that begins on the closing date. The basis of the restaurant properties received by APF from the Income Funds will equal the fair market value of the APF Shares, plus the issue price of the Notes issued in the Acquisition, plus the amount of any liabilities of the Income Funds assumed by APF.

   The aggregate basis of APF's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, APF's basis in each acquired restaurant property may differ from the Income Fund's basis therein, and the restaurant properties may be subject to different depreciable periods and methods as a result of the Acquisition. These factors could result in an overall change, following the Acquisition, in the depreciation deductions attributable to the restaurant properties acquired from the Income Funds following the Acquisition.

          SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund X, Ltd.

                        Six Months Ended June 30, 1999

                                     Property                                 Historical   Historical
                                    Acquisition                                  CNL          CNL
                       Historical    Pro Forma                  Historical    Financial     Financial
                           APF      Adjustments     Subtotal     Advisor    Services, Inc.    Corp.      Subtotal
                       -----------  -----------    -----------  ----------  -------------- -----------  -----------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $27,900,894  $3,056,620(a)  $30,957,514  $        0    $        0   $         0  $30,957,514
 Fees.............               0           0               0   9,454,036     2,963,154        11,511   12,428,701
 Interest and
 Other Income.....       4,249,461           0       4,249,461      87,570       249,258    11,539,080   16,125,369
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Revenue...     $32,150,355   3,056,620      35,206,975   9,541,606     3,212,412    11,550,591  $59,511,584
 Expenses:
 General and
 Administrative...       2,244,408           0       2,244,408   5,405,130     2,441,151       263,524   10,354,213
 Management and
 Advisory Fees....       1,681,870           0       1,681,870           0             0     1,231,905    2,913,775
 Fees to Related
 Parties..........               0           0               0      88,949       689,425             0      778,374
 Interest
 Expense..........               0           0               0      92,707             0    10,294,499   10,387,206
 State Taxes......         464,966           0         464,966           0             0             0      464,966
 Depreciation--
 Other............               0           0               0      77,130        39,032             0      116,162
 Depreciation--
 Property.........       3,701,974     967,179(a)    4,669,153           0             0             0    4,669,153
 Amortization.....           9,700           0           9,700          36             0             0        9,736
 Transaction
 Costs............         483,005           0         483,005           0             0             0      483,005
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Expenses..       8,585,923     967,179       9,553,102   5,663,952     3,169,608    11,789,928   30,176,590
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties, and
 Provision for
 Losses on
 Properties.......     $23,564,432  $2,089,441     $25,653,873  $3,877,654    $   42,804   $  (239,337) $29,334,994
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........          31,241           0          31,241           0             0             0       31,241
 Gain (Loss) on
 Sale of
 Properties.......        (201,843)          0        (201,843)          0             0             0     (201,843)
 Provision For
 Losses on
 Properties.......        (540,522)          0        (540,522)          0             0             0     (540,522)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net Earnings
 (Losses) Before
 Benefit/
 (Provision) for
 Federal Income
 Taxes............      22,853,308   2,089,441      24,942,749   3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision)
 for Federal
 Income Taxes.....               0           0               0  (1,595,036)      (16,906)       86,202   (1,525,740)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net
 Earnings(Losses)..    $22,853,308  $2,089,441     $24,942,749  $2,282,618    $   25,898   $  (153,135) $27,098,130
                       ===========  ==========     ===========  ==========    ==========   ===========  ===========
                                                        Historical
                        Combining                       CNL Income
                        Pro Forma           Combined      Fund X,    Pro Forma          Adjusted
                       Adjustments             APF         Ltd.     Adjustments         Pro Forma
                       ------------------- ------------ ----------- ------------------ ------------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $         0         $30,957,514  $ 1,519,275  $ 133,588 (j)     $32,610,377
 Fees.............      (9,812,516)(b),(c)   2,616,185            0    (32,338)(k)       2,583,847
 Interest and
 Other Income.....         144,014 (d)      16,269,383       31,462          0          16,300,845
                       ------------------- ------------ ----------- ------------------ ------------
  Total Revenue...     $(9,668,502)        $49,843,082   $1,550,737  $ 101,250         $51,495,069
 Expenses:
 General and
 Administrative...        (774,311)(e)       9,579,902      133,711    (56,229)(l),(m)   9,657,384
 Management and
 Advisory Fees....      (2,913,775)(f)               0            0          0 (n)               0
 Fees to Related
 Parties..........        (743,673)(g)          34,701            0          0              34,701
 Interest
 Expense..........               0          10,387,206            0          0          10,387,206
 State Taxes......               0             464,966       14,682      8,149 (o)         487,797
 Depreciation--
 Other............               0             116,162            0          0             116,162
 Depreciation--
 Property.........               0           4,669,153      156,550     81,731 (p)       4,907,434
 Amortization.....       1,070,482 (h)       1,080,218            0          0           1,080,218
 Transaction
 Costs............               0             483,005      124,449          0             607,454
                       ------------------- ------------ ----------- ------------------ ------------
  Total Expenses..      (3,361,277)         26,815,313      429,392     33,651          27,278,356
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties, and
 Provision for
 Losses on
 Properties.......     $(6,307,225)        $23,027,769  $ 1,121,345  $  67,599         $24,216,713
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........               0              31,241      172,516    (29,672)(q)         174,085
 Gain (Loss) on
 Sale of
 Properties.......               0            (201,843)      74,640          0            (127,203)
 Provision For
 Losses on
 Properties.......               0            (540,522)           0          0            (540,522)
                       ------------------- ------------ ----------- ------------------ ------------
 Net Earnings
 (Losses) Before
 Benefit/
 (Provision) for
 Federal Income
 Taxes............      (6,307,225)         22,316,645    1,368,501     37,927          23,723,073
 Benefit/(Provision)
 for Federal
 Income Taxes.....       1,525,740 (i)               0            0          0                   0
                       ------------------- ------------ ----------- ------------------ ------------
 Net
 Earnings(Losses)..    $(4,781,485)        $22,316,645  $ 1,368,501  $  37,927         $23,723,073
                       =================== ============ =========== ================== ============

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund X, Ltd.

                        Six Months Ended June 30, 1999

                                    Property                                Historical    Historical
                                   Acquisition                                 CNL           CNL
                       Historical   Pro Forma                  Historical   Financial     Financial
                          APF      Adjustments      Subtotal    Advisor   Services, Inc.    Corp.        Subtotal
                      ------------ -----------    ------------ ---------- -------------- ------------ --------------
Other data:
Earnings per
share/unit......      $       0.61 $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Book value per
share/unit......      $      17.54 $      n/a     $        n/a $      n/a   $      n/a   $        n/a            n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Dividends per
share/unit......      $       0.76 $      n/a     $        n/a $      n/a   $      n/a   $        n/a            n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Ratio of
Earnings to
Fixed Charges...            18.16x        n/a              n/a        n/a          n/a            n/a            n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Weighted average
shares
outstanding
during period...        37,347,883          0       37,347,883        n/a          n/a            n/a     37,347,883
                      ============ ==========     ============ ==========   ==========   ============ ==============
Shares
outstanding.....        37,348,464          0       37,348,464        n/a          n/a            n/a     37,348,464
                      ============ ==========     ============ ==========   ==========   ============ ==============
Balance sheet
data:
Real estate
assets, net.....      $691,443,127 $3,369,856(s)  $694,812,983 $        0   $        0   $          0   $694,812,983
Mortgages/notes
receivable......      $ 63,351,507 $        0     $ 63,351,507 $        0   $        0   $290,522,671   $353,874,178
Receivables/due
from related
parties.........      $    649,972 $        0     $    649,972 $8,668,738   $5,417,084   $  1,125,933 $   15,861,727
Investment in
joint ventures..      $  1,081,046 $        0     $  1,081,046 $        0   $        0   $          0 $    1,081,046
Total assets....      $822,225,342 $3,369,856(s)  $825,595,198 $9,407,247   $6,369,606   $304,738,561 $1,146,110,612
Total
liabilities/minority
interest........      $167,023,516 $3,369,856(s)  $170,393,372 $1,076,772   $  829,856   $300,143,224 $  472,443,224
Total equity....      $655,201,826 $        0     $655,201,826 $8,330,475   $5,539,750   $  4,595,337 $  673,667,388
                                                          Historical
                       Combining                          CNL Income
                       Pro Forma              Combined      Fund X,    Pro Forma              Adjusted
                      Adjustments               APF          Ltd.     Adjustments            Pro Forma
                      -------------------- -------------- ----------- -------------------- -----------------
Other data:
Earnings per
share/unit......      $       n/a          $          n/a $      0.34 $      n/a           $         0.52
                      ==================== ============== =========== ==================== =================
Book value per
share/unit......      $       n/a          $          n/a $      8.23 $      n/a           $        16.31
                      ==================== ============== =========== ==================== =================
Dividends per
share/unit......      $       n/a          $          n/a $      0.45 $      n/a           $          n/a
                      ==================== ============== =========== ==================== =================
Ratio of
Earnings to
Fixed Charges...              n/a                     n/a         n/a        n/a                     2.94x
                      ==================== ============== =========== ==================== =================
Weighted average
shares
outstanding
during period...        6,150,000              43,497,883         n/a  2,098,272               45,596,155(r)
                      ==================== ============== =========== ==================== =================
Shares
outstanding.....        6,150,000              43,498,464         n/a  2,098,272               45,596,736
                      ==================== ============== =========== ==================== =================
Balance sheet
data:
Real estate
assets, net.....      $         0          $  694,812,983 $27,319,361 $    9,030,323 (t2)  $  731,162,667
Mortgages/notes
receivable......      $         0          $  353,874,178 $         0 $        0           $  353,874,178
Receivables/due
from related
parties.........      $(6,614,629)(u)      $    9,247,098 $    54,716 $  (29,076)(w)       $    9,272,738
Investment in
joint ventures..      $         0          $    1,081,046 $ 4,179,673 $1,272,221 (t2)      $    6,532,940
Total assets....      $24,787,074 (t1),(u) $1,170,897,686 $34,134,791 $5,311,563 (t2),(w)  $1,210,344,040
Total
liabilities/minority
interest........      $(6,957,486)(u),(v)  $  465,485,738 $ 1,213,395 $  (29,076)(w)       $  466,670,057
Total equity....      $31,744,560 (t1),(v) $  705,411,948 $32,921,396 $5,340,639 (t2)      $  743,673,983

        SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund X, Ltd.

                   For the Year Ended December 31, 1998

                              Property                           Historical   Historical
                             Acquisition                            CNL          CNL                  Combining
                  Historical  Pro Forma             Historical   Financial    Financial               Pro Forma   Combined
                     APF     Adjustments  Subtotal   Advisor   Services, Inc.   Corp.     Subtotal   Adjustments    APF
                  ---------- ----------- ---------- ---------- -------------- ---------- ----------- ----------- ----------
Other data:
Earnings Per
Share/Unit......  $     1.21  $     n/a  $      n/a    $n/a         $n/a         $n/a    $       n/a  $     n/a  $      n/a
                  ==========  =========  ==========    ====         ====         ====    ===========  =========  ==========
Book Value Per
Share/Unit......  $    17.70  $     n/a  $      n/a    $n/a         $n/a         $n/a    $       n/a  $     n/a  $      n/a
                  ==========  =========  ==========    ====         ====         ====    ===========  =========  ==========
Dividends Per
Share/Unit......  $     1.52  $     n/a  $      n/a    $n/a         $n/a         $n/a    $       n/a  $     n/a  $      n/a
                  ==========  =========  ==========    ====         ====         ====    ===========  =========  ==========
Ratio of
Earnings to
Fixed Charges...      79.97x        n/a         n/a     n/a          n/a          n/a            n/a        n/a         n/a
                  ==========  =========  ==========    ====         ====         ====    ===========  =========  ==========
Wtd. Avg. Shares
Outstanding.....  26,648,219  6,981,616  33,629,835     n/a          n/a          n/a    $33,629,835  6,150,000  39,779,835
                  ==========  =========  ==========    ====         ====         ====    ===========  =========  ==========
Shares
Outstanding.....  37,337,927          0  37,337,927     n/a          n/a          n/a    $37,337,927  6,150,000  43,487,927
                  ==========  =========  ==========    ====         ====         ====    ===========  =========  ==========
                  Historical
                  CNL Income
                   Fund X,    Pro Forma   Adjusted
                     Ltd.    Adjustments Pro Forma
                  ---------- ----------- --------------
Other data:
Earnings Per
Share/Unit......    $0.47     $     n/a  $     1.08
                  ========== =========== ==============
Book Value Per
Share/Unit......    $8.34     $     n/a  $    16.38
                  ========== =========== ==============
Dividends Per
Share/Unit......    $ .90     $     n/a  $      n/a
                  ========== =========== ==============
Ratio of
Earnings to
Fixed Charges...      n/a           n/a       3.05x
                  ========== =========== ==============
Wtd. Avg. Shares
Outstanding.....      n/a     2,098,272  41,878,107 (x)
                  ========== =========== ==============
Shares
Outstanding.....      n/a     2,098,272  45,586,199
                  ========== =========== ==============

--------

(a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if restaurant properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any restaurant properties for the periods prior to their construction completion and availability for occupancy.

(b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund:

       Origination fees from affiliates...........................  $  (689,425)
       Secured equipment lease fees...............................      (67,967)
       Advisory fees..............................................     (126,788)
       Reimbursement of administrative costs......................     (382,728)
       Acquisition fees...........................................   (4,452,252)
       Underwriting fees..........................................      (54,248)
       Administrative, executive and guarantee fees...............     (532,389)
       Servicing fees.............................................     (572,728)
       Development fees...........................................      (38,853)
       Management fees............................................   (1,681,870)
                                                                    -----------
        Total.....................................................  $(8,599,248)
                                                                    ===========

(c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

(d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $144,014

(e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs............................. $(774,311)

(f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,681,870)
       Administrative executive and guarantee fees................    (532,389)
       Servicing fees.............................................    (572,728)
       Advisory fees..............................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

(g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

(h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (u) below:

       Amortization of goodwill..................................... $1,070,482

(i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

(j) Represents $133,588 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

(k) Represents the elimination of fees between the Advisor and the Income Fund:

       Management fees............................................... $      0
       Reimbursement of administrative costs.........................  (32,338)
                                                                      --------
                                                                      $(32,338)
                                                                      ========

(l) Represents the elimination of $32,338 in administrative costs reimbursed by the Income Fund to the Advisor.

(m) Represents savings of $23,891 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

(n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

(o) Represents additional state income taxes of $8,149 resulting from assuming that acquisitions of restaurant properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

(p) Represents an increase in depreciation expense of $81,731 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

(q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $29,672 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

(r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

(s) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma restaurant properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

(t) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                                  CNL
                                               Financial
                                               Services
                                    Advisor      Group     Income Fund     Total
                                  ----------- -----------  -----------  ------------
        Fair Value of
         Consideration
         Received...............  $81,463,210 $50,378,563  $41,779,262  $173,621,035
                                  =========== ===========  ===========  ============
        Share Consideration.....  $76,000,000 $47,000,000  $38,262,035  $161,262,035
        Cash Consideration......          --          --       467,000       467,000
        APF Transaction Costs...    5,463,210   3,378,563    3,050,227    11,892,000
                                  ----------- -----------  -----------  ------------
         Total Purchase Price...  $81,463,210 $50,378,563  $41,779,262  $173,621,035
                                  =========== ===========  ===========  ============
        Allocation of Purchase
         Price:
        Net Assets --
          Historical............  $ 8,330,475 $10,135,087  $32,921,396  $ 51,386,958
        Purchase Price
         Adjustments:
         Land and buildings on
          operating leases......          --          --     7,194,629     7,194,629
         Net investment in
          direct financing
          leases................          --          --     1,835,694     1,835,694
         Investment in joint
          ventures..............          --          --     1,272,221     1,272,221
         Accrued rental income..          --          --    (1,388,814)   (1,388,814)
         Intangibles and other
          assets................          --   (2,575,792)     (55,864)   (2,631,656)
         Goodwill*..............          --   42,819,268          --     42,819,268
         Excess purchase price..   73,132,735         --           --     73,132,735
                                  ----------- -----------  -----------  ------------
         Total Allocation.......  $81,463,210 $50,378,563  $41,779,262  $173,621,035
                                  =========== ===========  ===========  ============

            * Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business. The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisitions of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,132,735 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations." Goodwill of $42,819,268 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

        1. Common Stock (CFA, CFS, CFC) -- Class A.....      8,600
         Common Stock (CFA, CFS, CFC) -- Class B.......      4,825
         Additional Paid-in Capital (CFA, CFS, CFC).... 12,568,974
         Retained Earnings.............................  5,883,163
         Accumulated distributions in excess of
          earnings..................................... 73,132,735
         Goodwill for CFC/CFS (Intangibles and other
          assets)...................................... 42,819,268
          CFC/CFS Organizational Costs/Other Assets....              2,575,792
          Cash to pay APF transaction costs............              8,841,773
          APF Common Stock.............................                 61,500
          APF Capital in Excess of Par Value...........            122,938,500
         (To record acquisition of CFA, CFS and CFC)
        2. Partners' Capital........................... 32,921,396
         Land and buildings on operating leases........  7,194,629
         Net investment in direct financing leases.....  1,835,694
         Investment in joint ventures..................  1,272,221
          Accrued rental income........................              1,388,814
          Intangibles and other assets.................                 55,864
          Cash to pay APF Transaction costs............              3,050,227
          Cash consideration to Income Fund............                467,000
          APF Common Stock.............................                 20,983
          APF Capital in Excess of Par Value...........             38,241,052
          (To record acquisition of Income Fund)

(u) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

(v) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

(w) Represents the elimination by the Income Fund of $29,076 in related party payables recorded as receivables by the Advisor.

(x) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

   To review the pro forma financial information of APF in the event that APF acquires the CNL Restaurant Businesses and all of the Income Funds, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

         SELECTED HISTORICAL FINANCIAL DATA OF CNL INCOME FUND X, LTD.

   The following table sets forth selected financial information for the Income Fund, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of CNL Income Fund X, Ltd." in this supplement.

                            Six Months Ended
                                June 30,                           Year Ended December 31,
                         ----------------------- -----------------------------------------------------------
                            1999        1998        1998        1997        1996        1995        1994
                         ----------- ----------- ----------- ----------- ----------- ----------- -----------
                               (unaudited)
Revenues (1)............ $ 1,723,253 $ 1,289,733 $ 3,169,493 $ 3,813,248 $ 3,871,869 $ 3,875,779 $ 4,020,289
Net income (2)..........   1,368,501   1,221,595   1,878,858   3,531,381   3,461,812   3,552,067   3,672,841
Cash distributions
declared (3)............   1,800,002   1,880,002   3,680,004   3,600,003   3,640,003   3,640,003   3,625,017
Net income per unit
 (2)....................        0.34        0.30        0.46        0.87        0.86        0.88        0.91
Cash distributions
 declared per
 unit (3)...............        0.45        0.47        0.92        0.90        0.91        0.91        0.91
GAAP book value per
 unit...................        8.23        8.62        8.34        8.79        8.81        8.85        8.87
Weighted average number
 of Limited Partner
 units outstanding......   4,000,000   4,000,000   4,000,000   4,000,000   4,000,000   4,000,000   4,000,000

                                June 30,                                December 31,
                         ----------------------- -----------------------------------------------------------
                            1999        1998        1998        1997        1996        1995        1994
                         ----------- ----------- ----------- ----------- ----------- ----------- -----------
                               (unaudited)
Total assets............ $34,134,791 $35,688,216 $34,480,865 $36,289,727 $36,437,560 $36,563,796 $36,722,696
Total partners'
 capital................  32,921,396  34,495,636  33,352,897  35,154,043  35,222,665  35,400,856  35,488,792

--------
(1) Revenues include equity in earnings of unconsolidated joint ventures, minority interest in income of the consolidated joint venture and adjustments to accrued rental income as a result of certain tenants filing for bankruptcy and rejecting the leases related to these restaurant properties.
(2) Net income for the six months ended June 30, 1999 and 1998, and for the years ended December 31, 1998, 1997 and 1995, include $74,640, $171,159,
    $218,960, $132,238 and $67,214, respectively, from gains on sale of land and buildings. Net income for the year ended December 31, 1998 includes $1,001,846 from provision for loss on land, building and net investment in direct financing lease.
(3) Distributions for the six months ended June 30, 1998, and the years ended December 31, 1998, 1996 and 1995, each include a special distribution to the Limited Partners of $80,000, $80,000, $40,000 and $40,000,
    respectively, which represented cumulative excess operating reserves.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS OF CNL INCOME FUND X, LTD.

Introduction

   The Income Fund is a Florida limited partnership that was organized on April 16, 1990, to acquire for cash, either directly or through joint venture arrangements, both newly constructed and existing restaurants, as well as land upon which restaurants were to be constructed, which are leased primarily to operators of selected national and regional fast-food and family-style restaurant chains. The leases are triple-net leases, with the lessees generally responsible for all repairs and maintenance, property taxes, insurance and utilities. As of June 30, 1999, the Income Fund owned 49 restaurant properties, which included interests in ten restaurant properties owned by joint ventures in which the Income Fund is a co-venturer and two properties owned with our affiliates as tenants-in-common.

Capital Resources

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's primary source of capital for the six months ended June 30, 1999 and 1998 was cash from operations, which includes cash received from tenants, distributions from joint ventures, and interest and other income received, less cash paid for expenses. Cash from operations was $1,654,349 and $1,908,622 for the six months ended June 30, 1999 and 1998, respectively. The decrease in cash from operations for the six months ended June 30, 1999, is primarily a result of changes in working capital.

   Other sources and uses of capital included the following during the six months ended June 30, 1999.

   In January 1999, the Income Fund used a portion of the net proceeds from the sales of properties during 1998 and 1997 to enter into a joint venture arrangement, Ocean Shores Joint Venture, with CNL Income Fund XVII, Ltd., one of our affiliates, to own and lease one restaurant property. The Income Fund contributed approximately $802,400 to the joint venture and owned a 69.06% interest in the profits and losses of the joint venture as of June 30, 1999.

   In March 1999, the Income Fund sold its restaurant property in Amherst, New York and received net sales proceeds of $1,150,000. The Income Fund had recorded an allowance for impairment in the carrying value relating to this restaurant property of $93,328 at December 31, 1998 due to the tenant filing for bankruptcy. The allowance represented the difference between the carrying value of the property at December 31, 1998 and the estimated net realizable value for this property. At March 31, 1999 the Income Fund recorded a gain relating to the sale of this restaurant property of $74,460 for financial reporting purposes, which resulted in an aggregate net loss relating to the sale of this restaurant property of approximately $18,700. In March 1999, the Income Fund reinvested the net sales proceeds from the sale of this restaurant property, plus additional funds, in a Golden Corral restaurant property in Fremont, Nebraska.

   Currently, rental income from the Income Fund's restaurant properties and any net sales proceeds held by the Income Fund, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use of such funds for the payment of Income Fund expenses, are invested in money market accounts or other short-term, highly liquid investments such as demand deposit accounts at commercial banks, certificates of deposit and money market accounts with less than a 30-day maturity date. At June 30, 1999, the Income Fund had $1,136,363 invested in such short-term investments, as compared to $1,835,972 at December 31, 1998. The decrease in cash and cash equivalents is primarily attributable to the fact that in January 1999 the Income Fund used uninvested net sales proceeds from the 1997 and 1998 sales of restaurant properties to enter into a joint venture arrangement with one of our affiliates. The funds remaining at June 30, 1999, after payment of distributions and other liabilities, will be used to meet the Income Fund's working capital and other needs.

   On May 11, 1999, four Limited Partners in several of the Income Funds served a lawsuit against us and APF in connection with the Acquisition. On July 8, 1999, the plaintiffs amended the complaint to add three additional Limited Partners as plaintiffs. Additionally, on June 22, 1999, a Limited Partner in several Income Funds served a lawsuit against us, APF, CNL Group, Inc. and the CNL Restaurant Businesses in connection with the Acquisition. We and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

 The Years Ended December 31, 1998, 1997 and 1996

   The Income Fund's primary source of capital for the years ended December 31, 1998, 1997 and 1996 was cash from operations. Cash from operations was $3,604,438, $3,596,417 and $3,695,802 for the years ended December 31, 1998,
1997 and 1996, respectively. The increase in cash from operations during 1998, as compared to 1997, is primarily a result of changes in working capital. The decrease in cash from operations during 1997, as compared to 1996, is primarily a result of changes in income and expenses and changes in working capital.

   Other sources and uses of capital included the following during the years ended December 31, 1998, 1997 and 1996.

   In January 1996, the Income Fund reinvested the remaining net sales proceeds from the 1995 sale of the restaurant property in Denver, Colorado and the proceeds from the granting of an easement relating to the restaurant property in Hendersonville, North Carolina in a Golden Corral restaurant property located in Clinton, North Carolina with affiliates of ours as tenants-in-common. In connection therewith, the Income Fund and its affiliates entered into an agreement whereby each co-venturer will share in the profits and losses of the restaurant property in proportion to its applicable percentage interest. As of December 31, 1998, the Income Fund owned a 13% interest in this restaurant property.

   In September 1997, the Income Fund sold its restaurant property in Fremont, California to the franchisor for $1,420,000 and received net sales proceeds, net of $2,745, which represents amounts due to the former tenant for prorated rent, of $1,363,805. This resulted in a gain of $132,238 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in March 1992 and had a cost of approximately $1,116,900, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $249,700 in excess of its original purchase price. In October 1997, the Income Fund reinvested approximately $1,277,300 of the net proceeds in a Boston Market restaurant propery in Homewood, Alabama. The Income Fund acquired the Boston Market restaurant property from one of our affiliates. The affiliate had purchased and temporarily held title to the restaurant property in order to facilitate the acquisition of the restaurant property by the Income Fund. The purchase price paid by the Income Fund represented the costs incurred by the affiliate to acquire the restaurant property, including closing costs. We believe that the transaction, or a portion thereof, relating to the sale of the restaurant property in Fremont, California, and the reinvestment of the proceeds in a Boston Market restaurant property in Homewood, Alabama, will qualify as a like-kind exchange transaction for federal income tax purposes. However, the Income Fund will distribute amounts sufficient, at a level reasonably assumed by us, to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale. The Income Fund intends to reinvest the remaining net sales proceeds in an additional restaurant property or use such amounts to pay Income Fund liabilities.

   In December 1997, the Income Fund used approximately $130,400 that had been previously reserved for working capital purposes to invest in a Chevy's Fresh Mex restaurant property located in Miami, Florida, with affiliates of ours as tenants-in-common. In connection therewith, the Income Fund and its affiliates entered into an agreement whereby each co-venturer will share in the profits and losses of the restaurant property in proportion to its applicable percentage interest. As of December 31, 1998, the Income Fund owned a 6.69% interest in this restaurant property.

   In January 1998, the Income Fund sold its property in Sacramento, California to the tenant for $1,250,000 and received net sales proceeds of $1,230,672, which resulted in a gain of $163,350 for financial reporting purposes. This property was originally acquired by the Income Fund in December 1991 and had a cost of approximately $969,400, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the property for approximately $261,300 in excess of its original purchase price. In November 1998, the Income Fund reinvested the majority of the net sales proceeds it received from the sale of the restaurant property in Sacramento, California in a Jack in the Box restaurant property located in San Marcos, Texas. The Income Fund will distribute amounts sufficient, at a level reasonably assumed by us, to enable the Limited Partners to pay federal state income taxes, if any, resulting from the sale.

   In October 1995, the tenant of the Income Fund's restaurant property located in Austin, Texas entered into a sublease agreement for a vacant parcel of land under which the subtenant has the option to purchase such land. The subtenant exercised the purchase option and, in accordance with the terms of the sublease agreement, the tenant assigned the purchase contract, together with the purchase contract payment of $69,000, less closing costs of $1,000 that were incurred in anticipation of the sale, from the subtenant, to the Income Fund. In March 1998, the sale for the vacant parcel of land was consummated and the Income Fund recorded the net sales proceeds of $68,434, $68,000 of which had been received as a deposit in 1995. This resulted in a gain of $7,810 for financial reporting purposes.

   In October 1998, the Income Fund sold its restaurant property in Billings, Montana to the tenant for $362,000 and received net sales proceeds of $360,688, which resulted in a gain of $47,800 for financial reporting purposes. This property was originally acquired by the Income Fund in April 1992 and had a cost of approximately $302,000, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $58,700 in excess of its original purchase price. In January 1999, the Income Fund reinvested the majority of these proceeds plus remaining net proceeds from other sales of properties in a joint venture, Ocean Shores Joint Venture, with one of our affiliates, to hold one restaurant property. The Income Fund distributed amounts sufficient, at a level reasonably assumed by us, to enable the Limited Partners to pay federal and state income taxes, if any, resulting from the sale.

   None of the restaurant properties owned by the Income Fund or the joint ventures in which the Income Fund owns an interest is or may be encumbered. Under its partnership agreement, the Income Fund is prohibited from borrowing for any purpose. However, we or our affiliates are entitled to reimbursement, at cost, for actual expenses incurred by us or our affiliates on behalf of the Income Fund. From time to time, affiliates of ours incur operating expenses on behalf of the Income Fund for which the Income Fund reimburses the affiliates without interest.

   Rental income from the Income Fund's restaurant properties and net sales proceeds from the sale of restaurant properties, pending reinvestment in additional restaurant properties, distributions to Limited partners or payment of Income Fund liabilities, are invested in money market accounts or other short-term highly liquid investments such as demand deposit accounts at commercial banks, CDs and money market accounts with less than a 30-day maturity date. At December 31, 1998, the Income Fund had $1,835,972 invested in such short-term investments as compared to $1,583,883 at December 31, 1997. The increase in cash is primarily attributable to the Income Fund using only a portion of the net sales proceeds from the sale of the restaurant property in Sacramento, California to purchase the restaurant property in San Marcos, Texas. In January 1999, the Income Fund reinvested the remaining net proceeds in Ocean Shores Joint Venture. As of December 31, 1998, the average interest rate earned on the rental income deposited in demand deposit accounts at commercial banks was approximately two percent annually. The funds remaining at December 31, 1998, after payment of distributions and other liabilities and excluding amounts invested in January 1999 in Ocean Shores Joint Venture, will be used to meet the Income Fund's working capital and other needs.

Short-Term Liquidity

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's short-term liquidity requirements consist primarily of the operating expenses of the Income Fund.

   The Income Fund's investment strategy of acquiring restaurant properties for cash and leasing them under triple-net leases to operators who generally meet specified financial standards minimizes the Income Fund's operating expenses. We believe that the leases will continue to generate cash flow in excess of operating expenses.

   We have the right, but not the obligation, to make additional capital contributions if we deem it appropriate in connection with the operations of the Income Fund.

   The Income Fund generally distributes cash from operations remaining after the payment of operating expenses of the Income Fund, to the extent that we determine that such funds are available for distribution. Based on current and anticipated future cash from operations and, for the six months ended June 30, 1998, accumulated excess operating reserves, the Income Fund declared distributions to Limited Partners of $1,800,002 for the six months ended June 30, 1999 and $1,880,002 for the six months ended June 30, 1998, or $900,001 for each of the quarters ended June 30, 1999 and 1998. This represents distributions of $0.45 per unit for the six months ended June 30, 1999 and $0.47 per unit for the six months ended June 30, 1998, or $ 0.23 per unit for each of the quarters ended June 30, 1999 and 1998.

   No distributions were made to us for the quarters and six months ended June 30, 1999 and 1998. No amounts distributed to the Limited Partners for the six months ended June 30, 1999 and 1998 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available for distribution to the Limited Partners on a quarterly basis.

   Total liabilities of the Income Fund, including distributions payable, increased to $1,148,970 at June 30, 1999 from $1,063,223 at December 31, 1998 primarily as a result of the Income Fund accruing transaction costs relating to the Acquisition. We believe that the Income Fund has sufficient cash on hand to meet its current working capital needs.

 The Years Ended December 31, 1998, 1997 and 1996

   Due to low operating expenses and ongoing cash flow, we believe that the Income Fund has sufficient working capital reserves at this time. In addition, because all leases of the Income Fund's restaurant properties are on a triple-net basis, it is not anticipated that a permanent reserve for maintenance and repairs will be established at this time. To the extent, however, that the Income Fund has insufficient funds for such purpose, we will contribute to the Income Fund an aggregate amount of up to one percent of the offering proceeds for maintenance and repairs.

   Based on cash from operations, and during the years ended December 31, 1998 and 1996, cumulative excess operating reserves, the Income Fund declared distributions to the Limited Partners of $3,680,004 for the year ended December 31, 1998, $3,600,003 for the year ended December 31, 1997 and $3,640,003 for the year ended December 31, 1996. This represents distributions of $0.92 per unit for the year ended December 31, 1998, $0.90 per unit for the year ended December 31, 1997 and $0.91 per unit for the year ended December 31, 1996. No amounts distributed to the Limited Partners for the years ended December 31, 1998, 1997 and 1996 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available for distribution to the Limited Partners on a quarterly basis.

   During 1998, affiliates of ours incurred $125,405 for operating expenses, as compared to $86,327 during 1997 and $112,363 during 1996. As of December 31, 1998, the Income Fund owed $29,987 to affiliates for such amounts and accounting and administrative services, as compared to $4,946 as of December 31, 1997. As of March 11, 1999, the Income Fund had reimbursed the affiliates all such amounts. Other liabilities, including distributions payable, decreased to $1,033,236 at December 31, 1998 from $1,066,237 at December 31, 1997, primarily as a result of a decrease in rents paid in advance at December 31, 1998. We believe that the Income Fund has sufficient cash on hand to meet its current working capital needs.

Long-Term Liquidity

   The Income Fund has no long-term debt or other long-term liquidity requirements.

Results of Operations

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   During the six months ended June 30, 1998, the Income Fund and its consolidated joint venture, Allegan Real Estate Joint Venture, owned and leased 39 wholly owned restaurant properties, including one restaurant property in Sacramento, California, which was sold in January 1998, to operators of fast-food and family-style restaurant chains. During the six months ended June 30, 1999, the Income Fund and Allegan Real Estate Joint Venture owned and leased 39 wholly owned restaurant properties, including one restaurant property in Amherst, New York, which was sold in March 1999. During the six months ended June 30, 1999 and 1998, the Income Fund and Allegan Real Estate Joint Venture earned $1,519,275 and $1,097,953, respectively, in rental income from operating leases, net of adjustments to accrued rental income, and earned income from direct financing leases from these restaurant properties, $793,960 and $291,843 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. Rental and earned income was higher for the quarter and six months ended June 30, 1999, due to the fact that in May 1998, the tenant of the restaurant properties in Lancaster and Amherst, New York filed for bankruptcy, rejected the lease relating to the restaurant property in Lancaster, New York and ceased making rental payments on such lease. As a result, during the quarter and six months ended June 30, 1998, the Income Fund wrote off approximately $292,600 of accrued rental income, or non-cash accounting adjustment relating to the straight-lining of future scheduled rent increases over the lease term in accordance with generally accepted accounting principles, relating to both restaurant properties. No such amounts were written off during the quarter and six months ended June 30, 1999. Rental and earned income was also higher during the quarter and six months ended June 30, 1999, due to the fact that during the quarter and six months ended June 30, 1998, the Income Fund increased the allowance for doubtful accounts for past due rental amounts for these restaurant properties in the amount of $126,100 and $138,600, respectively, due to financial difficulties the tenant was experiencing. No such allowance was established during the quarter and six months ended June 30, 1999. The increase in rental and earned income during the quarter and six months ended June 30, 1999 was partially offset by a decrease in rental and earned income of approximately $35,900 and $71,900 for the quarter and six months ended June 30, 1999, respectively, due to the fact that the tenant ceased making rental payments relating to the restaurant property in Lancaster, New York, in May 1998, as described above. The lost revenues resulting from this restaurant property could have an adverse effect on the results of operations of the Income Fund if the Income Fund is unable to re-lease the restaurant property in a timely manner. The Income Fund will not recognize rental income relating to this restaurant property until a new tenant is located or until the restaurant property is sold and the proceeds from such sale are reinvested in an additional restaurant property. We are currently seeking either a new tenant or purchaser for this restaurant property.

   The increase in rental and earned income was also offset by a decrease of approximately $37,400 and $49,300 during the quarter and six months ended June 30, 1999, respectively, due to the fact that the Income Fund sold the restaurant property located in Amherst, New York, as described above in "Capital Resources." In addition, rental and earned income was higher during the quarter and six months ended June 30, 1999, due to the fact that the Income Fund collected and recognized as income some of the past due rental amounts for which the Income Fund had previously established an allowance for doubtful accounts relating to the Amherst restaurant property.

   The increase in rental and earned income was partially offset by a decrease in rental and earned income of approximately $36,800 and $73,600 for the quarter and six months ended June 30, 1999, respectively, due to the fact that in October 1998, the tenant of the Boston Market restaurant property in Homewood, Alabama, filed for bankruptcy, rejected the lease relating to this restaurant property and ceased making rental payments to the Income Fund. The Income Fund will not recognize rental and earned income from this restaurant property until a new tenant for this restaurant property is located or until the restaurant property is sold and the proceeds from such a sale are reinvested in an additional restaurant property. The lost revenues resulting from the rejection of this lease could have an adverse effect on the results of operations of the Income Fund if the Income Fund is not able to re-lease this restaurant property in a timely manner. We are currently seeking either a new tenant or purchaser for this restaurant property.

   The increase in rental and earned income was also partially offset by a decrease of $22,300 and $44,700 for the quarter and six months ended June 30, 1999, respectively, due to the fact that the leases relating to three Burger King restaurant properties were amended to provide for rent reductions from August 1998 through the end of the lease term. In addition, the increase in rental and earned income was offset by a decrease of approximately $10,600 and $26,800 for the quarter and six months ended June 30, 1999, respectively, as a result of the sale of the restaurant property in Billings, Montana in October 1998. However, rental and earned income increased by approximately $59,400 and $68,100 during the quarter and six months ended June 30, 1999, respectively, due to the reinvestment of net sales proceeds from the 1998 sale of the restaurant property in Sacramento, California in a restaurant property in San Marcos, Texas and the reinvestment of net sales proceeds from the 1999 sale of the restaurant property in Amherst, New York, in a restaurant property in Fremont, Nebraska.

   The increase in rental and earned income during the quarter and six months ended June 30, 1999, was also due to an increase of approximately $15,170 and $58,610 for the quarter and six months ended June 30, 1999, respectively, because in January 1999, the rents under the lease relating to the Perkins restaurant property in Ft. Pierce, Florida, which had been amended in a prior year to provide for rent reductions from May 1997 through December 31, 1998, reverted back to the amounts due under the original lease agreement. Rental and earned income during the quarter and six months ended June 30, 1999 were higher due to the fact that due to the lease amendment and questionable collectibility of future scheduled rent increases from this tenant, the Income Fund increased its reserve for accrued rental income, or non-cash accounting adjustment relating to the straight-lining of future scheduled rent increases over the lease term in accordance with generally accepted accounting principles, by approximately $133,500 and $139,600 during the quarter and six months ended June 30, 1998, respectively, as compared to approximately $6,100 and $12,200 during the quarter and six months ended June 30, 1999, respectively.

   During the six months ended June 30, 1999 and 1998, the Income Fund earned $31,462 and $58,766, respectively, in interest and other income, $17,748 and $32,294 of which was earned during the quarters ended June 30, 1999 and 1998. The decrease in interest and other income during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, was primarily attributable to the fact that during the quarter and six months ended June 30, 1998, the Income Fund earned interest on the net sales proceeds relating to the sale of the restaurant property in Sacramento, California, pending the reinvestment of the net sales proceeds in an additional restaurant property. The net sales proceeds were reinvested in November 1998.

   For the quarter and six months ended June 30, 1999 and 1998, the Income Fund also owned and leased eight restaurant properties indirectly through joint venture arrangements and two restaurant properties as tenants-in-common with our affiliates. For the quarter and six months ended June 30, 1999, the Income Fund also owned and leased one additional restaurant property indirectly through a joint venture arrangement. In connection therewith, during the six months ended June 30, 1999 and 1998, the Income Fund earned $176,494 and $137,269, respectively, $95,090 and $74,135 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. The increase in net income earned by unconsolidated joint ventures during the quarter and six months ended June 30, 1999, was primarily attributable to the Income Fund investing in a joint venture arrangement, Ocean Shores Joint Venture, in January 1999, with CNL Income Fund XVII, Ltd., one of our affiliates.

   Operating expenses, including depreciation expense, were $429,392 and $239,297 for the six months ended June 30, 1999 and 1998, respectively, of which $236,729 and $125,359 were incurred for the quarters ended June 30, 1999 and 1998, respectively. The increase in operating expenses during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, was primarily the result of an increase in depreciation expense due to the purchase of the restaurant property in Fremont, Nebraska in March 1999 and the fact that during 1998, the Income Fund reclassified the leases relating to three restaurant properties from direct financing leases to operating leases due to lease amendments. The increase in operating expenses was also partially due to the fact that the Income Fund accrued insurance, real estate tax expense, and legal fees as a result of the fact that two tenants filed for bankruptcy and rejected two leases relating to the restaurant properties in Lancaster, New York and Homewood, Alabama, as described above. The Income Fund will continue to incur these types of expenses, until replacement tenants or purchasers are located. The Income Fund is currently seeking either replacement tenants or purchasers for these restaurant properties.

   In addition, the increase in operating expenses for the quarter and six months ended June 30, 1999 was partially due to the fact that the Income Fund incurred $90,788 and $124,449 in transaction costs for the quarter and six months ended June 30, 1999, respectively, related to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition with APF. If the Limited Partners reject the Acquisition, the Income Fund will bear the portion of the transaction costs based upon the percentage of "For" votes and we will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   As a result of the sale of the restaurant property in Amherst, New York, as described above in "Capital Resources," the Income Fund recorded a gain of $74,640 for financial reporting purposes during the six months ended June 30, 1999. As a result of the sale of the restaurant property in Sacramento, California, and the sale of the parcel of land in Austin, Texas, the Income Fund recognized a gain of $171,159 for financial reporting purposes for the six months ended June 30, 1998.

 The Years Ended December 31, 1998, 1997 and 1996

   During 1996, the Income Fund and its consolidated joint venture, Allegan Real Estate Joint Venture, owned and leased 39 wholly-owned restaurant properties, and during 1997, the Income Fund owned and leased 40 wholly-owned restaurant properties, including one restaurant property in Fremont, California, which was sold in September 1997. During 1998, the Income Fund owned and leased 40 wholly-owned restaurant properties, including two restaurant properties sold in 1998. In addition, during 1998, 1997, and 1996, the Income Fund was a co-venturer in two separate joint ventures that each owned and leased one restaurant property and one joint venture which owned and leased six restaurant properties. During 1996, the Income Fund also owned and leased one restaurant property with affiliates as tenants-in-common and during 1997 and 1998, the Income Fund owned and leased two restaurant properties with affiliates as tenants-in-common. As of December 31, 1998, the Income Fund owned, either directly or through joint venture arrangements 48 restaurant properties which are subject to long-term, triple-net leases. The leases of the restaurant properties provide for minimum base annual rental amounts, payable in monthly installments, ranging from approximately $26,160 to $198,500. The majority of the leases provide for percentage rent based on sales in excess of a specified amount. In addition, a majority of the leases provide that, commencing in specified lease years, ranging from the second to the sixth lease year, the annual base rent required under the terms of the lease will increase.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund and its consolidated joint venture, Allegan Real Estate Joint Venture, earned $2,710,790, $3,402,320, and $3,481,139, respectively, in rental income from operating leases and earned income from direct financing leases. The decrease during the year ended December 31, 1998, as compared to the year ended December 31, 1997, was partially due to a decrease in rental and earned income of approximately $33,300 due to the fact that the tenant of the restaurant properties in Lancaster and Amherst, New York, filed for bankruptcy and rejected the lease relating to one of the two restaurant properties leased by Brambury Associates. As a result, the tenant ceased making rental payments, on the one rejected lease. The Income Fund wrote off approximately $292,600 of accrued rental income, or non-cash accounting adjustment relating to the straight-lining of future scheduled rent increases over the lease term in accordance with generally accepted accounting principles, relating to both restaurant properties. The Income Fund also increased the allowance for doubtful accounts for past due rental amounts for these restaurant properties in the amount of approximately $82,700 for the year ended December 31, 1998, as compared to the increase in allowance for doubtful accounts of approximately $64,600 for the year ended December 31, 1997 due to the fact that collection of such amounts is questionable. The Income Fund continued receiving rental payments relating to the lease that was not rejected until the Income Fund sold this restaurant property in March 1999. The lost revenues resulting from the lease that was rejected, as described above, could have an adverse effect on the results of operations of the Income Fund if the Income Fund is unable to re-lease these restaurant properties in a timely manner. We are currently seeking either a new tenant or purchaser for the restaurant property with the rejected lease. The decrease in rental and earned income during 1997, as compared to 1996, is partially attributable to the Income Fund increasing its allowance for doubtful accounts by approximately $64,600 during 1997, for rental amounts relating to these restaurant properties located in Lancaster and Amherst, New York. Rental and earned income also decreased by approximately $436,600 during 1997, as compared to 1996, due to the fact that the Income Fund sold its restaurant property in Fremont, California in September 1997, as described above in "Capital Resources."

   Additionally, the decrease in rental and earned income during the year ended December 31, 1998, as compared to the year ended December 31, 1997, is partially due to a decrease of approximately $68,800 in rental and earned income due to the fact that the lease relating to the Perkins restaurant property in Ft. Pierce, Florida, was amended to provide for rent reductions from May 1997 through December 31, 1998. Due to the lease amendment and questionable collectibility of future scheduled rent increases from this tenant, the Income Fund increased its reserve for accrued rental income, or non-cash accounting adjustment relating to the straight-lining of future scheduled rent increases over the lease term in accordance with generally accepted accounting principles, by approximately $151,800 during 1998, as compared to approximately $28,800 during 1997. In January 1999, the rents reverted back to the amounts due under the original lease agreement. In addition, rental and earned income decreased by approximately $210,100 during the year ended December 31, 1998, as a result of the sale of the restaurant properties in Fremont and Sacramento, California in September 1997 and January 1998 and the sale of the restaurant property in Billings, Montana in October 1998. The decrease in rental and earned income for 1998 was partially offset by the fact that the Income Fund recognized rental income of approximately $143,800 and $28,100 during 1998 and 1997, respectively, due to the reinvestment of a portion of the net sales proceeds from the 1997 sale of the restaurant property in Fremont, California, in a restaurant property in Homewood, Alabama in October 1997.

   In addition, rental and earned income decreased by approximately $3,800 due to the fact that in October 1998, Boston Chicken, Inc., the tenant of the Boston Market restaurant property in Homewood, Alabama, filed for bankruptcy and rejected the lease relating to this restaurant property and ceased making payments to the Income Fund, as described above. In conjunction with the rejected lease, the Income Fund wrote off approximately $13,200 of accrued rental income, or non-cash accounting adjustments relating to the straight-lining of future scheduled rent increases over the lease term in accordance with generally accepted accounting principles.

   The decrease in rental and earned income for the year ended December 31, 1998, as compared to the year ended December 31, 1997, is also partially due to a decrease of approximately $39,900 for 1998, due to the fact that the leases relating to the Burger King restaurant properties in Irondequoit, New York, Ashland, Ohio and Henderson, North Carolina were amended to provide for rent reductions from August 1998 through the end of the lease term.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund also earned $67,511, $51,678, and $45,126, respectively, in contingent rental income. The increase in contingent rental income during 1998, as compared to 1997, is partially attributable to an (i) increase in gross sales relating to certain restaurant properties during 1998 and due to (ii) adjusting estimated contingent rental amounts accrued at December 31, 1997, to actual amounts during the year ended December 31, 1998. The increase in contingent rental income during 1997, as compared to 1996, is primarily attributable to a change in the percentage rent formula in accordance with the terms of the lease agreement for one of the Income Fund's leases during 1997.

   For the years ended December 31, 1998, 1997, and 1996, the Income Fund also earned $292,013, $278,919, and $278,371, respectively, attributable to net income earned by unconsolidated joint ventures in which the Income Fund is a co-venturer. The increase in net income earned by unconsolidated joint ventures during 1998, as compared to 1997, is primarily attributable to the Income Fund investing in a restaurant property in Miami, Florida, in December 1997, with certain of our affiliates as tenants-in-common, as described above in "Capital Resources."

   During the year December 31, 1998, two lessees of the Income Fund and its consolidated joint venture, Golden Corral Corporation and Foodmaker, Inc., each contributed more than 10% of the Income Fund's total rental income, including rental income from the Income Fund's consolidated joint venture and the Income Fund's share of rental income from eight restaurant properties owned by unconsolidated joint ventures and two restaurant properties owned with affiliates as tenants-in-common. As of December 31, 1998, Golden Corral Corporation was the lessee under leases relating to four restaurants and Foodmaker, Inc. was the lessee under leases relating to six restaurants. It is anticipated that based on the minimum rental payments required by the leases, these two lessees will continue to contribute more than 10% of the Income Fund's total rental income during 1999. In addition, during the year ended December 31, 1998, five restaurant chains, Golden Corral, Hardee's, Burger King, Shoney's and Jack in the Box, each accounted for more than 10% of the Income Fund's total rental income, including rental income from the Income Fund's consolidated joint venture and the Income Fund's share of rental income from eight restaurant properties owned by unconsolidated joint ventures and two restaurant properties owned with affiliates as tenants-in-common. In 1999, it is anticipated that these five restaurant chains will continue to account for more than 10% of the Income Fund's total rental income to which the Income Fund is entitled under the terms of the leases. Any failure of these lessess or restaurant chains could materially affect the Income Fund's income if the Income Fund is not able to re-lease the restaurant properties in a timely manner.

   Operating expenses, including depreciation and amortization expense, were $507,749, $414,105, and $410,057 for the years ended December 31, 1998, 1997, and 1996, respectively. The increase in operating expenses during the year ended December 31, 1998, as compared to the year ended December 31, 1997, is partially the result of an increase in depreciation expense due to the purchase of the restaurant property in Homewood, Alabama, in October 1997 and the fact that during 1998, the Income Fund reclassified the leases relating to the restaurant properties in Irondequoit, New York, Ashland, Ohio, and Henderson, North Carolina from direct financing leases to operating leases due to lease amendments. In addition, the increase in operating expenses is partially due to the fact that the Income Fund recorded legal expenses relating to the restaurant properties in Lancaster and Amherst, New York due to the fact that the tenant of these restaurant properties filed for bankruptcy, as described above.

   In addition, the increase in operating expenses for 1998 is due to the fact that the Income Fund incurred $23,779 in transaction costs related to our retaining financial and legal advisors to assist us in evaluating and negotiating the proposed Acquisition with APF.

   During 1998, two tenants of the Income Fund, Brambury Associates and Boston Chicken, Inc. filed for bankruptcy and rejected the leases relating to two of their three leases. The Income Fund will incur certain expenses, such as real estate taxes, insurance and maintenance relating to these restaurant properties with rejected leases until replacement tenants or purchasers are located. The Income Fund is currently seeking either replacement tenants or purchasers for these restaurant properties with rejected leases.

   As a result of the sale of the restaurant properties in Sacramento, California and Billings, Montana, and the sale of the parcel of land in Austin, Texas, as described above in "Capital Resources," the Income Fund recognized a gain of $218,960 for financial reporting purposes during the year ended December 31, 1998. As a result of the sale of the restaurant property in Fremont, California, as discussed above in "Capital Resources," the Income Fund recognized a gain of $132,238 for financial reporting purposes for the year ended December 31, 1997. No restaurant properties were sold during the year ended December 31, 1996.

   During the year ended December 31, 1998, the Income Fund recorded a provision for loss on land, building, and impairment in carrying value of net investment in direct financing lease for financial reporting purposes relating to the restaurant properties in Lancaster, New York, Amherst, New York, and Homewood, Alabama. The tenants of these restaurant properties filed for bankruptcy during 1998, and rejected two of the three leases related to these restaurant properties. The allowance represents the difference between the carrying value of the restaurant properties at December 31, 1998, and the estimated net realizable value for these restaurant properties.

   The Income Fund's leases as of December 31, 1998, are, in general, triple-net leases and contain provisions that we Partners believe mitigate the adverse effect of inflation. Such provisions include clauses requiring the payment of percentage rent based on certain restaurant sales above a specified level and/or automatic increases in base rent at specified times during the term of the lease. Management expects that increases in restaurant sales volumes due to inflation and real sales growth should result in an increase in rental income for certain restaurant properties over time. Continued inflation also may cause capital appreciation of the Income Fund's restaurant properties. Inflation and changing prices, however, also may have an adverse impact on the sales of the restaurants and on potential capital appreciation of the restaurant properties.

Year 2000 Readiness Disclosure

 Overview of Year 2000 Problem

   The year 2000 problem concerns the inability of information and non-information technology systems to properly recognize and process date sensitive information beyond January 1, 2000. The failure to accurately recognize the year 2000 could result in a variety of problems from data miscalculations to the failure of entire systems.

 Information and Non-Information Technology Systems

   The Income Fund does not have any information or non-information technology systems. We and our affiliates provide all services requiring the use of information and non-information technology systems pursuant to a management agreement with the Income Fund. The information technology system of our affiliates consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. The non-information technology systems of our affiliates are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. Our affiliates have no internally generated programmed software coding to correct, because substantially all of the software utilized by us and our affiliates is purchased or licensed from external providers. The maintenance of non-information technology systems at the Income Fund's restaurant properties is the responsibility of the tenants of such properties in accordance with the terms of the Income Fund's leases.

 The Y2K Team

   In early 1998, we and our affiliates formed a Year 2000 team for the purpose of identifying, understanding and addressing the various issues associated with the year 2000 problem. The Y2K Team consists of us and members from our affiliates, including representatives from senior management, information systems, telecommunications, legal, office management, accounting and property management.

 Assessing Year 2000 Readiness

   The Y2K Team's initial step in assessing year 2000 readiness consists of identifying any systems that are date-sensitive and, accordingly, could have potential year 2000 problems. The Y2K Team has conducted inspections, interviews and tests to identify which of the Income Fund's systems could have a potential year 2000 problem.

   The information system of our affiliates is comprised of hardware and software applications from mainstream suppliers. Accordingly, the Y2K Team has contacted and is evaluating documentation from the respective vendors and manufacturers to verify the year 2000 compliance of their products. The Y2K Team has also requested and is evaluating documentation from the non-information technology systems providers of our affiliates.

   In addition, the Y2K Team has requested and is evaluating documentation from other companies with which the Income Fund has material third party relationships. Such third parties, in addition to the providers of information and non-information technology systems, consist of the Income Fund's transfer agent, and financial institutions. The Income Fund depends on its transfer agent to maintain and track investor information and its financial institutions for availability of cash.

   As of September 15, 1999, the Y2K Team had received responses from approximately 60% of the third parties. All of the responses were in writing. Of the third parties responding, all indicated that they are currently year 2000 compliant or will be year 2000 compliant prior to the year 2000. Although the Y2K Team continues to receive positive responses from the companies with which the Income Fund has third party relationships regarding their year 2000 compliance, we cannot be assured that the third parties have adequately considered the impact of the year 2000.

   In addition, the Y2K Team has requested documentation from the Income Fund's tenants. The Y2K Team is in the process of evaluating the responses and expects to complete this process by October 31, 1999. The Income Fund has also instituted a policy of requiring any new tenants to indicate that their systems are year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000.

 Achieving Year 2000 Compliance

   The Y2K Team has identified and completed upgrades of hardware equipment that was not year 2000 compliant. In addition, the Y2K Team has identified and completed upgrades of software applications that were not year 2000 compliant, although, we cannot be assured that the upgrade solutions provided by the vendors have addressed all possible year 2000 issues.

   The cost for these upgrades and other remedial measures is the responsibility of us and our affiliates. We do not expect that the Income Fund will incur any costs in connection with year 2000 remedial measures.

Assessing the Risks to the Income Fund of Non-Compliance and Developing Contingency Plans

 Risk of Failure of Information and Non-Information Technology Systems Used by the Income Fund

   We believe that the reasonably likely worst case scenario with regard to the information and non-information technology systems used by the Income Fund is the failure of one or more of these systems as a result of year 2000 problems. Because the Income Fund's major source of income is rental payments under long-term triple-net leases, any failure of information or non-information technology systems used by the Income Fund is not expected to have a material impact on the results of operations of the Income Fund. Even if such systems failed, the payment of rent under the Income Fund's leases would not be affected. In addition, the Y2K Team is expected to correct any Y2K problems within the control of us and our affiliates before the year 2000.

   The Y2K Team has determined that a contingency plan to address this risk is not necessary at this time. However, if the Y2K Team identifies additional risks associated with the year 2000 compliance of the information or non-information technology systems used by the Income Fund or if the progress of the Y2K Team in remediating year 2000 problems with such systems deviates from the anticipated timeline, the Y2K Team will develop a contingency plan if deemed necessary at that time.

 Risk of Inability of Transfer Agent to Accurately Maintain Income Fund Records

 We believe that the reasonably likely worst case scenario with regard to the Income Fund's transfer agent is that the transfer agent will fail to achieve year 2000 compliance of its systems and will not be able to accurately maintain the records of the Income Fund. This could result in the inability of the Income Fund to accurately identify its Limited Partners for purposes of distributions, delivery of disclosure materials and transfers of units. The Y2K Team has received certification from the Income Fund's transfer agent of its year 2000 compliance. Despite the positive response from the transfer agent, we cannot be assured that the transfer agent has addressed all possible year 2000 issues.

   The Y2K Team has developed a contingency plan pursuant to which we and our affiliates would maintain the records of the Income Fund manually, in the event that the systems of the transfer agent are not year 2000 compliant. We and our affiliates would have to allocate resources to internally perform the functions of the transfer agent. We do not anticipate that the additional cost of these resources would have a material impact on the results of operations of the Income Fund.

 Risk of Loss of Short-Term Liquidity from Failure of Financial Institutions to Achieve Year 2000 Compliance

   We believe that the reasonably likely worst case scenario with regard to its financial institutions is that some or all of its funds on deposit with such financial institutions may be temporarily unavailable. The Y2K Team has received responses from 93% of the Income Fund's financial institutions indicating that their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. Despite the positive responses from the financial institutions, we cannot be assured that the financial institutions have addressed all possible year 2000 issues. The loss of short-term liquidity could affect the Income Fund's ability to pay its expenses on a current basis. We do not anticipate that a loss of short-term liquidity would have a material impact on the results of operations of the Income Fund.

   Based upon the responses received from the Income Fund's financial institutions and the inability of the Y2K Team to identify a suitable alternative for the deposit of funds that is not subject to potential year 2000 problems, the Y2K Team has determined not to develop a contingency plan to address this risk.

 Risks of Late Payment or Non-Payment of Rent by Tenants

   We believe that the reasonably likely worst case scenario with regard to its tenants is that some of the tenants may make rental payments late as the result of the failure of the tenants to achieve year 2000 compliance of their systems used in the payment of rent, the failure of the tenants' financial institutions to achieve year 2000 compliance, or the temporary disruption of the tenants' businesses. The Y2K Team is in the process of requesting responses from the Income Fund's tenants indicating the extent to which their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. We cannot be assured that the tenants have addressed all possible year 2000 issues. The late payment of rent by one or more tenants would affect the results of operations of the Income Fund in the short-term.

   We are also aware of predictions that the year 2000 problem, if uncorrected, may result in a global economic crisis. We are not able to determine if such predictions are true. A widespread disruption of the economy could affect the ability of the Income Fund's tenants to pay rent and, accordingly, could have a material impact on the results of operations of the Income Fund.

   Because payment of rent is under the control of the Income Fund's tenants, the Y2K Team is not able to develop a contingency plan to address these risks. In the event of late payment or non-payment of rent, we will assess the remedies available to the Income Fund under its lease agreements.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998........  F-1

Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998........................................................  F-2

Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998........................  F-3

Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998.................................................................  F-4

Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998.............................................  F-5

Report of Independent Certified Public Accountants........................  F-8

Balance Sheets as of December 31, 1998 and 1997...........................  F-9

Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996..................................................................... F-10

Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996............................................................ F-11

Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996..................................................................... F-12

Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................. F-13

Unaudited Pro Forma Financial Information................................. F-23

Unaudited Pro Forma Balance Sheet as of June 30, 1999..................... F-24

Unaudited Pro Forma Statement of Earnings for the Six Months Ended June
 30, 1999................................................................. F-26

Unaudited Pro Forma Statement of Earnings for the Year Ended December 31,
 1998..................................................................... F-28

Unaudited Pro Forma Statement of Cash Flows for the Six Months Ended June
 30, 1999................................................................. F-30

Unaudited Pro Forma Statement of Cash Flows for the Year Ended December
 31, 1998................................................................. F-32

Notes and Management's Assumptions to Unaudited Pro Forma Financial
 Statements............................................................... F-34

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                         June 30,    December
                                                           1999      31, 1998
                                                        ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $1,486,382 and
 $1,329,832, respectively and allowance for loss on
 land and building of $908,518 in 1999 and 1998.......  $17,278,201 $16,685,182
Net investment in direct financing leases, less
 allowance for impairment in carrying value of $93,328
 in 1998..............................................   10,041,160  10,713,000
Investment in joint ventures..........................    4,179,673   3,421,329
Cash and cash equivalents.............................    1,136,363   1,835,972
Restricted cash.......................................          --      361,403
Receivables, less allowance for doubtful accounts of
 $113,570 and $236,810, respectively..................       54,716      81,100
Prepaid expenses......................................       20,280       5,229
Accrued rental income, less allowance for doubtful
 accounts of $281,618 and $269,421, respectively......    1,388,814   1,342,166
Other assets..........................................       35,584      35,484
                                                        ----------- -----------
                                                        $34,134,791 $34,480,865
                                                        =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable......................................  $    95,764 $     2,403
Accrued and escrowed real estate taxes payable........       24,270      27,418
Distributions payable.................................      900,001     900,001
Due to related party..................................       29,076      29,987
Rents paid in advance and deposits....................       99,859     103,414
                                                        ----------- -----------
  Total liabilities...................................    1,148,970   1,063,223
Commitments and contingencies (Note 5)
Minority interest.....................................       64,425      64,745
Partners' capital.....................................   32,921,396  33,352,897
                                                        ----------- -----------
                                                        $34,134,791 $34,480,865
                                                        =========== ===========

           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                     Quarter Ended        Six Months Ended
                                       June 30,               June 30,
                                  --------------------  ----------------------
                                    1999       1998        1999        1998
                                  ---------  ---------  ----------  ----------
Revenues:
  Rental income from operating
   leases........................ $ 513,902  $ 453,539  $  968,457  $  906,911
  Adjustments to accrued rental
   income........................    (6,099)  (426,116)    (12,197)   (432,215)
  Earned income from direct
   financing leases..............   286,157    264,420     563,015     623,257
  Interest and other income......    17,748     32,294      31,462      58,766
                                  ---------  ---------  ----------  ----------
                                    811,708    324,137   1,550,737   1,156,719
                                  ---------  ---------  ----------  ----------
Expenses:
  General operating and
   administrative................    36,293     45,324      86,775      83,561
  Bad debt expense...............       --       3,854         --        5,887
  Professional services..........    19,981      8,160      30,026      13,359
  Real estate taxes..............     5,306      9,574      16,910       9,574
  State and other taxes..........       105        249      14,682      10,520
  Depreciation...................    84,256     58,198     156,550     116,396
  Transaction costs..............    90,788        --      124,449         --
                                  ---------  ---------  ----------  ----------
                                    236,729    125,359     429,392     239,297
                                  ---------  ---------  ----------  ----------
Income Before Minority Interest
 in Income of Consolidated Joint
 Venture, Equity in Earnings of
 Unconsolidated Joint Ventures,
 and Gain on Sale of Land and
 Buildings.......................   574,979    198,778   1,121,345     917,422
Minority Interest in Income of
 Consolidated Joint Venture......    (2,099)    (2,069)     (3,978)     (4,255)
Equity in Earnings of
 Unconsolidated Joint Ventures...    95,090     74,135     176,494     137,269
Gain on Sale of Land and
 Buildings.......................       --         --       74,640     171,159
                                  ---------  ---------  ----------  ----------
Net Income....................... $ 667,970  $ 270,844  $1,368,501  $1,221,595
                                  =========  =========  ==========  ==========
Allocation of Net Income:
  General partners............... $   6,680  $   2,708  $   12,941  $   10,504
  Limited partners...............   661,290    268,136   1,355,560   1,211,091
                                  ---------  ---------  ----------  ----------
                                  $ 667,970  $ 270,844  $1,368,501  $1,221,595
                                  =========  =========  ==========  ==========
Net Income Per Limited Partner
 Unit............................ $    0.17  $    0.07  $     0.34  $     0.30
                                  =========  =========  ==========  ==========
Weighted Average Number of
 Limited Partner Units
 Outstanding..................... 4,000,000  4,000,000   4,000,000   4,000,000
                                  =========  =========  ==========  ==========

           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended Year Ended
                                                      June 30,      December
                                                        1999        31, 1998
                                                  ---------------- -----------
General partners:
  Beginning balance..............................   $   229,725    $   208,709
  Net income.....................................        12,941         21,016
                                                    -----------    -----------
                                                        242,666        229,725
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    33,123,172     34,945,334
  Net income.....................................     1,355,560      1,857,842
  Distributions ($0.45 and $0.92 per limited
   partner unit, respectively)...................    (1,800,002)    (3,680,004)
                                                    -----------    -----------
                                                     32,678,730     33,123,172
                                                    -----------    -----------
Total partners' capital..........................   $32,921,396    $33,352,897
                                                    ===========    ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                             June 30,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Increase (Decrease) in Cash and Cash Equivalents
  Net Cash Provided by Operating Activities.......... $ 1,654,349  $ 1,908,622
                                                      -----------  -----------
  Cash Flows from Investing Activities:
    Proceeds from sale of land and buildings.........   1,150,000    1,231,106
    Additions to land and buildings on operating
     leases..........................................  (1,257,217)         --
    Investment in joint venture......................    (802,431)         --
    Decrease (increase) in restricted cash...........     359,990   (1,140,970)
                                                      -----------  -----------
      Net cash provided by (used in) investing
       activities....................................    (549,658)      90,136
                                                      -----------  -----------
  Cash Flows from Financing Activities:
    Distributions to limited partners................  (1,800,002)  (1,880,002)
    Distributions to holder of minority interest.....      (4,298)      (4,268)
                                                      -----------  -----------
      Net cash used in financing activities..........  (1,804,300)  (1,884,270)
                                                      -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents.........................................    (699,609)     114,488
Cash and Cash Equivalents at Beginning of Period.....   1,835,972    1,583,883
                                                      -----------  -----------
Cash and Cash Equivalents at End of Period........... $ 1,136,363  $ 1,698,371
                                                      ===========  ===========
Supplemental Schedule of Non-Cash Financing
 Activities:
  Distributions declared and unpaid at end of
   period............................................ $   900,001  $   900,001
                                                      ===========  ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund X, Ltd. (the "Partnership") for the year ended December 31, 1998.

   The Partnership accounts for its 88.26% interest in Allegan Real Estate Joint Venture using the consolidation method. Minority interest represents the minority joint venture partner's proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

   Certain items in the prior year's financial statements have been reclassified to conform to 1999 presentation. These reclassifications had no effect on partners' capital or net income.

2. Land and Buildings on Operating Leases:

   In March 1999, the Partnership sold its property in Amherst, New York, and received net sales proceeds of $1,150,000 and recorded a gain of $74,640 for financial reporting purposes (see Note 3). In March 1999, the Partnership reinvested the net sales proceeds, plus additional funds, in a Golden Corral property in Fremont, Nebraska.

3. Net Investment in Direct Financing Leases:

   At December 31, 1998, the Partnership had recorded an allowance of $93,328 for the impairment in the carrying value of the Property in Amherst, New York, due to the tenant filing for bankruptcy. The allowance represented the difference between the carrying value of the property at December 31, 1998 and the estimated net realizable value for this property. In March 1999, the Partnership sold this property, received net sales proceeds of $1,150,000 and recorded a gain of $74,640 for financial reporting purposes, resulting in an aggregate net loss of approximately $18,700. The building portion of this property had been classified as a direct financing lease. In connection therewith, the gross investment (minimum lease payments receivable and the estimated residual value), unearned income and the allowance for impairment in carrying value relating to the building were removed from the accounts and the gain from the sale of the property was reflected in income (see Note 2).

4. Investment in Joint Ventures:

   In January 1999, the Partnership entered into a joint venture arrangement, Ocean Shores Joint Venture, with CNL Income Fund XVII, Ltd., an affiliate of the general partners, to own and lease one restaurant property. The Partnership contributed approximately $802,400 to the joint venture and as of June 30, 1999,

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998

owned a 69.06% interest in the profits and losses of the joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with an affiliate.

   The following presents the combined, condensed financial information for all of the Partnership's investments in joint ventures and properties held as tenants-in-common at:

                                                      June 30,   December 31,
                                                        1999         1998
                                                     ----------- ------------
   Land and buildings on operating leases, less
    accumulated depreciation........................ $ 9,575,806 $ 9,340,944
   Net investment in direct financing leases........   1,462,165     657,426
   Cash.............................................       3,753       2,935
   Receivables......................................          32       7,597
   Prepaid expenses.................................      12,018      24,337
   Accrued rental income............................      37,436      19,880
   Liabilities......................................       1,478       3,119
   Partners' capital................................  11,089,732  10,050,000
   Revenues.........................................     615,270   1,115,856
   Net income.......................................     468,911     843,914

   The Partnership recognized income totalling $176,494 and $137,269 for the six months ended June 30, 1999 and 1998, respectively, from these joint ventures, $95,090 and $74,135 of which was earned during the quarters ended June 30, 1999 and 1998, respectively.

5. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 2,121,622 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $41,779,262 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998

in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

               Report of Independent Certified Public Accountants

To the Partners CNL Income Fund X, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund X, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 30, 1999, except for the second paragraph of Note 11 which the date is March 11, 1999 and Note 12 for which the date is June 3, 1999

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 land and building..................................... $16,685,182 $15,709,899
Net investment in direct financing leases, less
 allowance for impairment in carrying value............  10,713,000  13,460,125
Investment in joint ventures...........................   3,421,329   3,505,326
Cash and cash equivalents..............................   1,835,972   1,583,883
Restricted cash........................................     361,403      92,236
Receivables, less allowance for doubtful accounts of
 $236,810 and $137,856.................................      81,100     123,903
Prepaid expenses.......................................       5,229       5,877
Accrued rental income, less allowance for doubtful
 accounts of $269,421 and $117,593.....................   1,342,166   1,775,374
Other assets...........................................      35,484      33,104
                                                        ----------- -----------
                                                        $34,480,865 $36,289,727
                                                        =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable....................................... $     2,403 $     6,033
Accrued and escrowed real estate taxes payable.........      27,418      27,784
Distributions payable..................................     900,001     900,001
Due to related parties.................................      29,987       4,946
Rents paid in advance and deposits.....................     103,414     132,419
                                                        ----------- -----------
  Total liabilities....................................   1,063,223   1,071,183
Minority interest......................................      64,745      64,501
Partners' capital......................................  33,352,897  35,154,043
                                                        ----------- -----------
                                                        $34,480,865 $36,289,727
                                                        =========== ===========


                See accompanying notes to financial statements.

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                 Year Ended December 31,
                                            -----------------------------------
                                               1998         1997        1996
                                            -----------  ----------  ----------
Revenues:
  Rental income from operating leases.....  $ 1,886,761  $1,896,607  $1,921,562
  Adjustments to accrued rental income....     (457,567)    (28,812)    (88,781)
  Earned income from direct financing
   leases.................................    1,281,596   1,534,525   1,648,358
  Contingent rental income................       67,511      51,678      45,126
  Interest and other income...............      108,481      88,853      75,896
                                            -----------  ----------  ----------
                                              2,886,782   3,542,851   3,602,161
                                            -----------  ----------  ----------
Expenses:
  General operating and administrative....      163,189     153,672     166,049
  Bad debt expense........................        5,887         --          --
  Professional services...................       44,309      26,890      33,692
  Real estate taxes.......................          199       9,703         --
  State and other taxes...................       10,520       9,372       2,357
  Depreciation and amortization...........      259,866     214,468     207,959
  Transaction costs.......................       23,779         --          --
                                            -----------  ----------  ----------
                                                507,749     414,105     410,057
                                            -----------  ----------  ----------
Income Before Minority Interest in Income
 of Consolidated Joint Venture, Equity in
 Earnings of Unconsolidated Joint
 Ventures, Gain on Sale of Land and
 Building and Provision for Loss on Land,
 Building, and Impairment in Carrying
 Value of Net Investment in Direct
 Financing Lease..........................    2,379,033   3,128,746   3,192,104
Minority Interest in Income of
 Consolidated Joint Venture...............       (9,302)     (8,522)     (8,663)
Equity in Earnings of Unconsolidated Joint
 Ventures.................................      292,013     278,919     278,371
Gain on Sale of Land and Building.........      218,960     132,238         --
Provision for Loss on Land, Building, and
 Impairment in Carrying Value of Net
 Investment in Direct Financing Lease.....   (1,001,846)        --          --
                                            -----------  ----------  ----------
Net Income................................  $ 1,878,858  $3,531,381  $3,461,812
                                            ===========  ==========  ==========
Allocation of Net Income:
  General partners........................  $    21,016  $   33,991  $   34,618
  Limited partners........................    1,857,842   3,497,390   3,427,194
                                            -----------  ----------  ----------
                                            $ 1,878,858  $3,531,381  $3,461,812
                                            ===========  ==========  ==========
Net Income Per Limited Partner Unit.......  $      0.46  $     0.87  $     0.86
                                            ===========  ==========  ==========
Weighted Average Number of Limited Partner
 Units Outstanding........................    4,000,000   4,000,000   4,000,000
                                            ===========  ==========  ==========

                See accompanying notes to financial statements.

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                 Years Ended December 31, 1998, 1997, and 1996

                             General Partners                       Limited Partners
                         ------------------------- ----------------------------------------------------
                                       Accumulated                              Accumulated Syndication
                         Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                         ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................    $1,000      $139,100    $40,000,000  $(13,723,133)  $13,773,889 $(4,790,000) $35,400,856
 Distributions to
  limited partners
  ($0.91 per limited
  partner unit).........       --            --             --     (3,640,003)          --          --    (3,640,003)
 Net income.............       --         34,618            --            --      3,427,194         --     3,461,812
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................     1,000       173,718     40,000,000   (17,363,136)   17,201,083  (4,790,000)  35,222,665
 Distributions to
  limited partners
  ($0.90 per limited
  partner unit).........       --            --             --     (3,600,003)          --          --    (3,600,003)
 Net income.............       --         33,991            --            --      3,497,390         --     3,531,381
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................     1,000       207,709     40,000,000   (20,963,139)   20,698,473  (4,790,000)  35,154,043
 Distributions to
  limited partners
  ($0.92 per limited
  partner unit).........       --            --             --     (3,680,004)          --          --    (3,680,004)
 Net income.............       --         21,016            --            --      1,857,842         --     1,878,858
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................    $1,000      $228,725    $40,000,000  $(24,643,143)  $22,556,315 $(4,790,000) $33,352,897
                            ======      ========    ===========  ============   =========== ===========  ===========


                See accompanying notes to financial statements.

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                 Year Ended December 31,
                                             ----------------------------------
                                                1998        1997        1996
                                             ----------  ----------  ----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
 Cash received from tenants................  $3,382,562  $3,380,391  $3,491,064
 Distributions from unconsolidated joint
  ventures.................................     373,004     353,207     354,648
 Cash paid for expenses....................    (221,284)   (190,902)   (211,345)
 Interest received.........................      70,156      53,721      61,435
                                             ----------  ----------  ----------
  Net cash provided by operating
   activities..............................   3,604,438   3,596,417   3,695,802
                                             ----------  ----------  ----------
 Cash Flows from Investing Activities:
 Proceeds from sale of land and building...   1,591,794   1,363,805         --
 Additions to land and buildings on
  operating leases.........................  (1,020,329) (1,277,308)       (978)
 Investment in direct financing leases.....         --          --       (1,542)
 Investment in joint venture...............         --     (130,404)   (108,952)
 Increase in restricted cash...............    (237,758)    (89,702)        --
 Other.....................................       3,006         --          --
                                             ----------  ----------  ----------
  Net cash provided by (used in) investing
   activities..............................     336,713    (133,609)   (111,472)
                                             ----------  ----------  ----------
 Cash Flows from Financing Activities:
 Distributions to limited partners.........  (3,680,004) (3,640,002) (3,640,003)
 Distributions to holder of minority
  interest.................................      (9,058)     (8,406)     (7,697)
                                             ----------  ----------  ----------
  Net cash used in financing activities....  (3,689,062) (3,648,408) (3,647,700)
                                             ----------  ----------  ----------
Net Increase (Decrease) in Cash and Cash
 Equivalents...............................     252,089    (185,600)    (63,370)
Cash and Cash Equivalents at Beginning of
 Year......................................   1,583,883   1,769,483   1,832,853
                                             ----------  ----------  ----------
Cash and Cash Equivalents at End of Year...  $1,835,972  $1,583,883  $1,769,483
                                             ==========  ==========  ==========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income................................  $1,878,858  $3,531,381  $3,461,812
                                             ----------  ----------  ----------
 Adjustments to reconcile net income to net
  cash provided by operating activities:
 Bad debt expense..........................       5,887         --          --
 Depreciation..............................     259,866     214,468     206,497
 Amortization..............................         --          --        1,462
 Minority interest in income of
  consolidated joint venture...............       9,302       8,522       8,663
 Equity in earnings of unconsolidated joint
  ventures, net of distributions...........      80,991      74,288      75,898
 Gain on sale of land and building.........    (218,960)   (132,238)        --
 Provision for loss on land, building, and
  impairment in carrying value of net
  investment in direct financing lease.....   1,001,846         --          --
 Decrease (increase) in receivables........       8,312     (71,222)     46,834
 Decrease (increase) in prepaid expenses...         648        (374)     (3,852)
 Decrease in net investment in direct
  financing leases.........................     219,237     211,942     160,007
 Decrease (increase) in accrued rental
  income...................................     300,791    (201,022)   (315,029)
 Increase in other assets..................      (2,380)        --          --
 Increase (decrease) in accounts payable
  and accrued expenses.....................      (3,996)    (14,156)     14,318
 Increase (decrease) in due to related
  parties..................................      25,041       3,337      (5,395)
 Increase (decrease) in rents paid in
  advance and deposits.....................      38,995     (28,509)     44,587
                                             ----------  ----------  ----------
  Total adjustments........................   1,725,580      65,036     233,990
                                             ----------  ----------  ----------
Net Cash Provided by Operating Activities..  $3,604,438  $3,596,417  $3,695,802
                                             ==========  ==========  ==========
Supplemental Schedule of Non-Cash Financing
 Activities:
 Distributions declared and unpaid at
  December 31..............................  $  900,001  $  900,001  $  940,000
                                             ==========  ==========  ==========

                See accompanying notes to financial statements.

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                 Years Ended December 31, 1998, 1997, and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund X, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs. If an impairment is indicated, the assets are adjusted to their fair value.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to decrease rental or other income or increase bad debt expense for the current period, although the Partnership

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

continued to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership accounts for its 88.26% interest in Allegan Real Estate Joint Venture using the consolidation method. Minority interest represents the minority joint venture partner's proportionate share of the equity in the Partnership's consolidated joint venture. All significant intercompany accounts and transactions have been eliminated.

   The Partnership's investments in CNL Restaurant Investments III, Williston Real Estate Joint Venture and Ashland Joint Venture, and the property in Clinton, North Carolina, and the property in Miami, Florida, for which each property is held as tenants-in-common with affiliates, are accounted for using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

   Reclassification--Certain items in the prior years' financial statements have been reclassified to conform to 1998 presentation. These reclassifications had no effect on partners' capital or net income.

2. Leases:

   The Partnership leases its land and buildings to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Some of the leases have been classified as operating leases and some of the leases have been classified as direct financing leases. For the leases classified as direct financing

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of the majority of these leases are operating leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to five successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
   Land............................................... $ 9,741,686  $ 9,947,295
   Buildings..........................................   8,588,903    6,875,851
   Construction in process............................     592,943          --
                                                       -----------  -----------
                                                        18,923,532   16,823,146
   Less accumulated depreciation......................  (1,329,832)  (1,113,247)
                                                       -----------  -----------
                                                        17,593,700   15,709,899
   Less allowance for loss on land and building.......    (908,518)         --
                                                       -----------  -----------
                                                       $16,685,182  $15,709,899
                                                       ===========  ===========

   During 1997, the Partnership sold its property in Fremont, California, to the franchisor, for $1,420,000 and received net sales proceeds of $1,363,805, resulting in a gain of $132,238 for financial reporting purposes. This property was originally acquired by the Partnership in March 1992 and had a cost of approximately $1,116,900, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $249,700 in excess of its original purchase price. In October 1997, the Partnership reinvested approximately $1,277,300 in a Boston Market property located in Homewood, Alabama.

   In March 1998, a vacant parcel of land relating to the property in Austin, Texas, was sold to a third party who had previously subleased the land from the Partnership's lessee. In connection therewith, the Partnership received net sales proceeds of $68,434 ($68,000 of which had been received and recorded as a deposit in 1995), resulting in a gain of $7,810 for financial reporting purposes.

   During 1998, the Partnership sold two properties for a total of $1,612,000 and received net sales proceeds totalling $1,591,360, resulting in a total gain of $211,150 for financial reporting purposes. These properties were originally acquired by the Partnership in 1991 and 1992 and had total costs of approximately $1,271,400, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the properties for approximately $320,000 in excess of their original purchase prices. In November 1998, the Partnership reinvested the majority of the net sales proceeds from the sale of its property in Sacramento, California in a Jack in the Box property in San Marcos, Texas.

   During the year ended December 31, 1998, the Partnership recorded a provision for loss on land and building totalling $908,518 for financial reporting purposes relating to the Properties in Lancaster, New York, Amherst, New York and Homewood, Alabama, respectively. The tenants of these Properties filed for

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

bankruptcy during 1998, and rejected the leases related to two of these Properties. The allowance represents the difference between the carrying value of the Properties at December 31, 1998 and the estimated net realizable value for these Properties.

   Some leases provide for escalating guaranteed minimum rents throughout the lease term. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the year ended December 31, 1998, the Partnership recognized a loss of $300,791 (net of $151,828 in reserves and $305,739 in write-offs) and for the years ended December 31, 1997 and 1996, the Partnership recognized income of $201,022 and $315,029, respectively, (net of reserves of $28,812 and $88,781, respectively).

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

   1999............................................................. $ 1,725,916
   2000.............................................................   1,737,475
   2001.............................................................   1,781,312
   2002.............................................................   1,896,469
   2003.............................................................   1,908,568
   Thereafter.......................................................  13,254,521
                                                                     -----------
                                                                     $22,304,261
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales. These amounts do not include minimum lease payments that will become due when the property under development is completed.

4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                       1998          1997
                                                   ------------  ------------
   Minimum lease payments receivable.............. $ 18,740,085  $ 25,273,063
   Estimated residual values......................    3,553,036     4,225,008
   Less unearned income...........................  (11,486,793)  (16,037,946)
                                                   ------------  ------------
                                                     10,806,328    13,460,125
   Less allowance for impairment in carrying
    value.........................................      (93,328)          --
                                                   ------------  ------------
   Net investment in direct financing leases...... $ 10,713,000  $ 13,460,125
                                                   ============  ============

   During 1997, the Partnership sold its property in Fremont, California, for which the building portion had been classified as a direct financing lease. In connection therewith, the gross investment (minimum lease payment receivable and estimated residual value) and unearned income relating to this property were removed from the accounts and the gain from the sale relating to the land portion of the property was reflected in income (Note 3).

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   During 1998, the Partnership sold a property, for which the building portion had been classified as a direct financing lease. In connection therewith, the gross investment (minimum lease payments receivable and the estimated residual value) and unearned income relating to the building were removed from the accounts and the gain from the sale of the property was reflected in income (see Note 3).

   During 1998, three of the Partnership's leases were amended and one of the Partnership's leases that was classified as a direct financing lease was rejected in connection with the tenant filing for bankruptcy. As a result, the Partnership reclassified the two of the three amended leases and the rejected lease from direct financing leases to operating leases. In accordance with the Statement of Financial Accounting Standards #13, "Accounting for Leases," the Partnership recorded the reclassified leases at the lower of original costs, present fair value, or present carrying amount. No losses on the termination of direct financing leases were recorded for financial reporting purposes.

   The following is a schedule of future minimum lease payments to be received on the direct financing leases at December 31, 1998:

   1999............................................................. $ 1,389,897
   2000.............................................................   1,391,381
   2001.............................................................   1,398,824
   2002.............................................................   1,429,020
   2003.............................................................   1,440,530
   Thereafter.......................................................  11,690,433
                                                                     -----------
                                                                     $18,740,085
                                                                     ===========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

5. Investment in Joint Ventures:

   The Partnership has a 50 percent, a 10.51%, a 40.95%, and a 13% interest in the profits and losses of CNL Restaurant Investments III, Ashland Joint Venture, Williston Real Estate Joint Venture and a property in Clinton, North Carolina, held as tenants-in-common with affiliates of the general partners. The remaining interests in these joint ventures are held by affiliates of the Partnership which have the same general partners.

   In December 1997, the Partnership acquired and leased a property in Miami, Florida, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 6.69% interest in this property.

   CNL Restaurant Investments III owns and leases six properties to an operator of national fast-food restaurants. Ashland Joint Venture, Williston Real Estate Joint Venture and the Partnership and affiliates as tenants-in-common in two separate tenancy-in-common arrangements, each own and lease one property to an

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

operator of national fast-food or family-style restaurants. The following presents the joint ventures' combined, condensed financial information at December 31:

                                                         1998        1997
                                                      ----------- -----------
   Land and buildings on operating leases, less
    accumulated depreciation......................... $ 9,340,944 $ 9,573,341
   Net investment in direct financing lease..........     657,426     661,991
   Cash..............................................       2,935       8,197
   Receivables.......................................       7,597      26,766
   Prepaid expenses..................................      24,337      22,852
   Accrued rental income.............................      19,880         --
   Liabilities.......................................       3,119       7,415
   Partners' capital.................................  10,050,000  10,285,732
   Revenues..........................................   1,115,856     930,470
   Net income........................................     843,914     695,878

   The Partnership recognized income totalling $292,013, $278,919, and $278,371 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures.

6. Restricted Cash:

   As of December 31, 1997, net sales proceeds of $89,702 from the sale of the property in Fremont, California, plus accrued interest of $2,534, were being held in an interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional property. The funds were released by the escrow agent in 1998 and were used to acquire an additional property. (See Note
3).

   As of December 31, 1998, the net sales proceeds of $359,990 from the sale of a property, plus accrued interest of $1,413 were being held in an interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional property.

7. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their adjusted capital contributions (the "10% Preferred Return").

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their 10% Preferred Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital account balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the years ended December 31, 1998, 1997, and 1996, the Partnership declared distributions to the limited partners of $3,680,004, $3,600,003, and $3,640,003, respectively. No distributions have been made to the general partners to date.

8. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                               1998        1997        1996
                                            ----------  ----------  ----------
   Net income for financial reporting
    purposes..............................  $1,878,858  $3,531,381  $3,461,812
   Depreciation for tax reporting purposes
    in excess of depreciation for
    financial reporting purposes..........    (228,986)   (289,098)   (298,518)
   Direct financing leases recorded as
    operating leases for tax reporting
    purposes..............................     219,237     211,942     160,007
   Equity in earnings of unconsolidated
    joint ventures for tax reporting
    purposes in excess of equity in
    earnings of unconsolidated joint
    ventures for financial
    reporting purposes....................      12,612      15,294      10,839
   Gain on sale of land and building for
    financial reporting purposes less than
    (in excess of) gain for tax
    reporting purposes....................      65,474     (42,996)        --
   Allowance for loss on land and
    building..............................   1,001,846         --          --
   Allowance for doubtful accounts........      98,954     133,428         --
   Accrued rental income..................     300,791    (201,022)   (315,029)
   Rents paid in advance..................      38,995     (22,593)     45,447
   Minority interest in timing differences
    of consolidated joint venture.........         413       1,461       2,184
   Capitalization of transaction costs for
    tax reporting purposes................      23,779         --          --
   Other..................................         --          --       (7,738)
                                            ----------  ----------  ----------
   Net income for federal income tax
    purposes..............................  $3,411,973  $3,337,797  $3,059,004
                                            ==========  ==========  ==========

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


9. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate an annual, noncumulative, subordinated management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures, but not in excess of competitive fees for comparable services. These fees will be incurred and will be payable only after the limited partners receive their 10% Preferred Return. Due to the fact that these fees are noncumulative, if the limited partners do not receive their 10% Preferred Return in any particular year, no management fees will be due or payable for such year. As a result of such threshold, no management fees were incurred during the years ended December 31, 1998, 1997, and 1996.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. In addition, the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 10% Preferred Return, plus their adjusted capital contributions. No deferred, subordinated real estate disposition fees have been incurred since inception.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $105,445, $87,967, and $94,496 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   During 1997, the Partnership acquired a property for a purchase price of $1,277,300 from CNL BB Corp., an affiliate of the general partners. CNL BB Corp. had purchased and temporarily held title to this property in order to facilitate the acquisition of the property by the Partnership. The purchase price paid by the Partnership represented the costs incurred by CNL BB Corp. to acquire and carry the property, including closing costs.

   The due to related parties at December 31, 1998 and 1997, totalled $29,987 and $4,946, respectively.

                            CNL INCOME FUND X, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


10. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees, or affiliated groups of lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from unconsolidated joint ventures and the properties held as tenants-in-common with affiliates), for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
   Golden Corral Corporation........................ $578,430 $548,399 $568,164
   Foodmaker, Inc...................................  436,577  646,477  684,277
   Flagstar Enterprises, Inc. (and Denny's Inc.
    during the years ended December 31, 1997 and
    1996)...........................................      N/A  602,913  668,919

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from unconsolidated joint ventures and the properties held as tenants-in-common with affiliates) for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
   Burger King...................................... $758,178 $777,378 $714,792
   Golden Corral Family Steakhouse Restaurants......  578,430  548,399  568,164
   Shoney's.........................................  440,333  441,052  439,330
   Jack in the Box..................................  436,577  646,477  684,277
   Hardees..........................................  400,716  403,882  468,037
   Perkins..........................................      N/A      N/A  393,046

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

11. Subsequent Events:

   In January 1999, the Partnership used the net proceeds from the sales of properties during 1998 and 1997 to enter into a joint venture arrangement, Ocean Shores Joint Venture, with an affiliate of the general partners, to hold one restaurant property. The Partnership contributed approximately $802,400 to acquire the restaurant property. The Partnership owns a 69.06% interest in the profits and losses of the joint venture. The Partnership will account for its investment in this joint venture under the equity method since the Partnership will share control with an affiliate.

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 4,243,243 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $41,779,262 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

12. Reverse Stock Split:

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 11 being adjusted to 2,121,622 shares.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund X, Ltd.

   The following unaudited pro forma financial information with respect to APF gives effect to the acquisition of properties, the acquisition of CNL Fund Advisors, Inc. (the "Advisor" or "CFA") and the CNL Restaurant Financial Services Group, and the acquisition of the Income Fund (the acquisition of the Income Fund is referred to as the "Acquisition"), and is based on estimates and assumptions set forth below in the notes to such information which included pro forma adjustments. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF, the historical combined financial information of the Income Fund, the Advisor and CNL Restaurant Financial Services Group (shown separately as CNL Financial Services, Inc. ("CFS") and CNL Financial Corporation ("CFC") and should be read in conjunction with the selected historical financial data and accompanying notes of APF, Income Fund, Advisor and CNL Restaurant Financial Services Group. The pro forma balance sheet assumes that the Acquisition occurred on June 30, 1999, and the pro forma consolidated statements of earnings and statements of cash flows assume that the acquisition of properties by APF from January 1, 1998 through July 31, 1999, the acquisition of the Advisor, the CNL Restaurant Financial Services Group and the Acquisition occurred on January 1, 1998.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partners elected to receive notes in the Acquisition. The assumption was chosen to show the maximum shares that would need to be issued and outstanding to each pro forma period presented.

   This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Acquisition had been effected on the dates indicated or of the results which may be obtained in the future.


   See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                          CNL Income Fund X, Ltd.

                              As of June 30, 1999

                                          Property                                Historical
                                        Acquisition                                  CNL
                           Historical    Pro Forma                   Historical   Financial
                              APF       Adjustments      Subtotal     Advisor   Services, Inc.
                          ------------  ------------   ------------  ---------- --------------
        ASSETS:
Land and Building on
 operating leases (net
 depreciation)..........  $569,567,003   $3,369,856(A) $572,936,859  $        0   $        0
Net Investment in Direct
 Financing Leases.......   132,179,949            0     132,179,949           0            0
Mortgages and Notes
 Receivable.............    63,351,507            0      63,351,507           0            0
Other Investments.......    16,197,812            0      16,197,812           0            0
Investment In Joint
 Ventures...............     1,081,046            0       1,081,046           0            0
Cash and Cash
 Equivalents............    18,764,033            0(A)   18,764,033     333,295      639,036

Restricted
 Cash/Certificates of
 Deposit................     2,006,690            0       2,006,690           0            0
Receivables (net
 allowances)/Due from
 Related Party..........       649,972            0         649,972   8,668,738    5,417,084
Accrued Rental Income...     5,875,698            0       5,875,698           0            0
Other Assets............    12,551,632            0      12,551,632     405,214      313,486
Goodwill................             0            0               0           0            0
                          ------------   ----------    ------------  ----------   ----------
 Total Assets...........  $822,225,342   $3,369,856    $825,595,198  $9,407,247   $6,369,606
                          ============   ==========    ============  ==========   ==========
LIABILITIES AND EQUITY:
Accounts Payable and
 Accrued Liabilities....  $  2,105,725   $        0    $  2,105,725  $  673,437   $  311,969
Accrued Construction
 Costs Payable..........     9,745,014            0       9,745,014           0            0
Distributions Payable...             0            0               0           0            0
Due to Related Parties..     1,444,444            0       1,444,444           0      500,981
Income Tax Payable......             0            0               0      51,466       16,906
Line of Credit/Notes
 payable................   149,000,000    3,369,856(A)  152,369,856     351,869            0
Deferred Income.........     2,466,355            0       2,466,355           0            0
Rents Paid in Advance...     1,617,367            0       1,617,367           0            0
Minority Interest.......       644,611            0         644,611           0            0
Common Stock............       373,484            0         373,484           0            0
Common Stock--Class A...             0            0               0       6,400        2,000
Common Stock--Class B...             0            0               0       3,600          724
Additional Paid-in-
 capital................   669,997,715            0     669,997,715   3,328,376    5,303,503

Accumulated
 distributions in excess
 of net earnings........   (15,169,373)           0     (15,169,373)  4,992,099      233,523
Partners' Capital.......             0            0               0           0            0
                          ------------   ----------    ------------  ----------   ----------
 Total Liabilities and
  Equity................  $822,225,342   $3,369,856    $825,595,198  $9,407,247   $6,369,606
                          ============   ==========    ============  ==========   ==========
Wtd. Avg. Shares
 Outstanding............    37,347,883
                          ============
Shares Outstanding......    37,348,464
                          ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund X, Ltd.
                              As of June 30, 1999

                            Historical
                               CNL                       Combining                        Historical
                            Financial                    Pro Forma                        CNL Income    Pro Forma
                              Corp.        Subtotal     Adjustments       Combined APF   Funds X, Ltd. Adjustments
                           ------------ --------------  -----------      --------------  ------------- ------------
       ASSETS:
  Land and Building
   on operating
   leases (net
   depreciation)...        $          0 $  572,936,859  $         0      $  572,936,859   $17,278,201  $  7,194,629 (B2)
  Net Investment in
   Direct Financing
   Leases..........                   0    132,179,949            0         132,179,949    10,041,160     1,835,694 (B2)
  Mortgages and
   Notes
   Receivable......         290,522,671    353,874,178            0         353,874,178             0             0
  Other
   Investments.....           6,361,082     22,558,894            0          22,558,894             0             0
  Investment In
   Joint Ventures..                   0      1,081,046            0           1,081,046     4,179,673     1,272,221 (B2)
  Cash and Cash
   Equivalents.....           1,767,517     21,503,881   (8,841,773)(B1)     12,662,108     1,136,363    (3,050,227)(B2)
                                                                                                           (467,000)(B2)
  Restricted
   Cash/Certificates
   of Deposit......           2,482,041      4,488,731            0           4,488,731             0             0
  Receivables (net
   allowances) Due
   from Related
   Party...........           1,125,933     15,861,727   (6,614,629)(C)       9,247,098        54,716       (29,076)(E)
  Accrued Rental
   Income..........                   0      5,875,698            0           5,875,698     1,388,814    (1,388,814)(B2)
  Other Assets.....           2,479,317     15,749,649   (2,575,792)(B1)     13,173,857        55,864       (55,864)(B2)
  Goodwill.........                   0              0   42,819,268 (B1)     42,819,268             0             0
                           ------------ --------------  -----------      --------------   -----------  ------------
   Total Assets....        $304,738,561 $1,146,110,612  $24,787,074      $1,170,897,686   $34,134,791  $  5,311,563
                           ============ ==============  ===========      ==============   ===========  ============
LIBILITIESAAND EQUITY:
  Accounts Payable
   and Accrued
   Liabilities.....        $  2,013,172 $    5,104,303            0      $    5,104,303   $   120,034             0
  Accrued
   Construction
   Costs Payable...                   0      9,745,014            0           9,745,014             0             0
  Distributions
   Payable.........                   0              0            0                   0       900,001             0
  Due to Related
   Parties.........          30,170,185     32,115,610   (6,614,629)(C)      25,500,981        29,076       (29,076)(E)
  Income Tax
   Payable.........             274,485        342,857     (342,857)(D)               0             0             0
  Line of
   Credit/Notes
   payable.........         267,685,382    420,407,107            0         420,407,107             0             0
  Deferred Income..                   0      2,466,355            0           2,466,355             0             0
  Rents Paid in
   Advance.........                   0      1,617,367            0           1,617,367        99,859             0
  Minority
   Interest........                   0        644,611            0             644,611        64,425             0
  Common Stock.....                   0        373,484       61,500 (B1)        434,984             0        20,983 (B2)
  Common Stock--
   Class A.........                 200          8,600       (8,600)(B1)              0             0             0
  Common Stock--
   Class B.........                 501          4,825       (4,825)(B1)              0             0             0
  Additional Paid-
   in-capital......           3,937,095    682,566,689  122,938,500 (B1)    792,936,215             0    38,241,052 (B2)
                                                        (12,568,974)(B1)
  Accumulated
   distributions in
   excess of net
   earnings........             657,541     (9,286,210)  (5,883,163)(B1)    (87,959,251)            0             0
                                                        (73,132,735)(B1)
                                                            342,857 (D)
  Partners'
   Capital.........                   0              0            0                   0    32,921,396   (32,921,396)(B2)
                           ------------ --------------  -----------      --------------   -----------  ------------
   Total
    Liabilities and
    Equity.........        $304,738,561 $1,146,110,612  $24,787,074      $1,170,897,686   $34,134,791  $  5,311,563
                           ============ ==============  ===========      ==============   ===========  ============
  Wtd. Avg. Shares
   Outstanding.....
  Shares
   Outstanding.....
                              Adjusted
                             Pro Forma
                           ---------------
       ASSETS:
  Land and Building
   on operating
   leases (net
   depreciation)...        $  597,409,689
  Net Investment in
   Direct Financing
   Leases..........           144,056,803
  Mortgages and
   Notes
   Receivable......           353,874,178
  Other
   Investments.....            22,558,894
  Investment In
   Joint Ventures..             6,532,940
  Cash and Cash
   Equivalents.....            10,281,244

  Restricted
   Cash/Certificates
   of Deposit......             4,488,731
  Receivables (net
   allowances) Due
   from Related
   Party...........             9,272,738
  Accrued Rental
   Income..........             5,875,698
  Other Assets.....            13,173,857
  Goodwill.........            42,819,268
                           ---------------
   Total Assets....        $1,210,344,040
                           ===============
LIBILITIESAAND EQUITY:
  Accounts Payable
   and Accrued
   Liabilities.....        $    5,224,337
  Accrued
   Construction
   Costs Payable...             9,745,014
  Distributions
   Payable.........               900,001
  Due to Related
   Parties.........            25,500,981
  Income Tax
   Payable.........                     0
  Line of
   Credit/Notes
   payable.........           420,407,107
  Deferred Income..             2,466,355
  Rents Paid in
   Advance.........             1,717,226
  Minority
   Interest........               709,036
  Common Stock.....               455,967
  Common Stock--
   Class A.........                     0
  Common Stock--
   Class B.........                     0
  Additional Paid-
   in-capital......           831,177,267

  Accumulated
   distributions in
   excess of net
   earnings........           (87,959,251)


  Partners'
   Capital.........                     0
                           ---------------
   Total
    Liabilities and
    Equity.........        $1,210,344,040
                           ===============
  Wtd. Avg. Shares
   Outstanding.....            45,596,155
                           ===============
  Shares
   Outstanding.....            45,596,736
                           ===============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund X, Ltd.

                     For the Six Months Ended June 30, 1999

                                         Property                                Historical
                                       Acquisition                                  CNL        Historical
                          Historical    Pro Forma                  Historical    Financial    CNL Financial
                              APF      Adjustments     Subtotal     Advisor    Services, Inc.     Corp.      Subtotal
                          -----------  ------------   -----------  ----------  -------------- ------------- -----------
Revenues:
 Rental and Earned
  Income................  $27,900,894   $3,056,620(a) $30,957,514  $        0    $        0    $         0  $30,957,514
 Fees...................            0            0              0   9,454,036     2,963,154         11,511   12,428,701
 Interest and Other
  Income................    4,249,461            0      4,249,461      87,570       249,258     11,539,080   16,125,369
                          -----------   ----------    -----------  ----------    ----------    -----------  -----------
 Total Revenue..........  $32,150,355   $3,056,620    $35,206,975  $9,541,606    $3,212,412    $11,550,591  $59,511,584
Expenses:
 General and
  Administrative .......    2,244,408            0      2,244,408   5,405,130     2,441,151        263,524   10,354,213
 Management and Advisory
  Fees..................    1,681,870            0      1,681,870           0             0      1,231,905    2,913,775
 Fees Paid to Related
  Parties...............            0            0              0      88,949       689,425              0      778,374
 Interest Expense.......            0            0              0      92,707             0     10,294,499   10,387,206
 State Taxes............      464,966            0        464,966           0             0              0      464,966
 Depreciation--Other....            0            0              0      77,130        39,032              0      116,162
 Depreciation--
  Property..............    3,701,974      967,179(a)   4,669,153           0             0              0    4,669,153
 Amortization...........        9,700            0          9,700          36             0              0        9,736
 Transaction Costs......      483,005            0        483,005           0             0              0      483,005
                          -----------   ----------    -----------  ----------    ----------    -----------  -----------
 Total Expenses.........    8,585,923      967,179      9,553,102   5,663,952     3,169,608     11,789,928   30,176,590
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...  $23,564,432   $2,089,441    $25,653,873  $3,877,654    $   42,804    $  (239,337) $29,334,994
 Equity in Earnings of
  Joint
  Ventures/Minority
  Interest .............       31,241            0         31,241           0             0              0       31,241
 Gain (Loss) on Sale of
  Properties............     (201,843)           0       (201,843)          0             0              0     (201,843)
 Provision for Losses on
  Properties............     (540,522)           0       (540,522)          0             0              0     (540,522)
                          -----------   ----------    -----------  ----------    ----------    -----------  -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   22,853,308    2,089,441     24,942,749   3,877,654        42,804       (239,337)  28,623,870
 Benefit/(Provision) for
  Federal Income Taxes..            0            0              0  (1,595,036)      (16,906)        86,202   (1,525,740)
                          -----------   ----------    -----------  ----------    ----------    -----------  -----------
Net Earnings (Losses)...  $22,853,308   $2,089,441    $24,942,749  $2,282,618    $   25,898    $  (153,135) $27,098,130
                          ===========   ==========    ===========  ==========    ==========    ===========  ===========
Earnings Per
 Share/Unit.............  $      0.61   $      n/a    $       n/a  $      n/a    $      n/a    $       n/a  $       n/a
                          ===========   ==========    ===========  ==========    ==========    ===========  ===========
Wtd. Avg. Shares
 Outstanding............   37,347,883            0     37,347,883         n/a           n/a            n/a   37,347,883
                          ===========   ==========    ===========  ==========    ==========    ===========  ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund X, Ltd.

                     For the Six Months Ended June 30, 1999


                           Combining
                           Pro Forma           Combined      Historical CNL     Pro Forma          Adjusted
                          Adjustments             APF      Income Fund X, Ltd. Adjustments         Pro Forma
                          -----------         -----------  ------------------- -----------        -----------
Revenues:
 Rental and Earned
  Income................  $         0         $30,957,514      $1,519,275       $ 133,588 (j)     $32,610,377
 Fees...................   (9,812,516)(b),(c)   2,616,185               0         (32,338)(k)       2,583,847
 Interest and Other
  Income................      144,014 (d)      16,269,383          31,462               0          16,300,845
                          -----------         -----------      ----------       ---------         -----------
 Total Revenue..........  $(9,668,502)        $49,843,082      $1,550,737       $ 101,250         $51,495,069
Expenses:
 General and
  Administrative .......     (774,311)(e)       9,579,902         133,711         (56,229)(l),(m)   9,657,384
 Management and Advisory
  Fees..................   (2,913,775)(f)               0               0               0 (n)               0
 Fees Paid to Related
  Parties...............     (743,673)(g)          34,701               0               0              34,701
 Interest Expense.......            0          10,387,206               0               0          10,387,206
 State Taxes............            0             464,966          14,682           8,149 (o)         487,797
 Depreciation--Other....            0             116,162               0               0             116,162
 Depreciation--
  Property..............            0           4,669,153         156,550          81,731 (p)       4,907,434
 Amortization...........    1,070,482 (h)       1,080,218               0               0           1,080,218
 Transaction Costs......            0             483,005         124,449               0             607,454
                          -----------         -----------      ----------       ---------         -----------
 Total Expenses.........   (3,361,277)         26,815,313         429,392          33,651          27,278,356
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...  $(6,307,225)        $23,027,769      $1,121,345       $  67,599         $24,216,713
 Equity in Earnings of
  Joint
  Ventures/Minority
  Interest..............            0              31,241         172,516         (29,672)(q)         174,085
 Gain (Loss) on Sale of
  Properties............            0            (201,843)         74,640               0            (127,203)
 Provision for Losses on
  Properties............            0            (540,522)              0               0            (540,522)
                          -----------         -----------      ----------       ---------         -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   (6,307,225)         22,316,645       1,368,501          37,927          23,723,073
 Benefit/(Provision) for
  Federal Income Taxes..    1,525,740 (i)               0               0               0                   0
                          -----------         -----------      ----------       ---------         -----------
Net Earnings (Losses)...  $(4,781,485)        $22,316,645      $1,368,501       $  37,927         $23,723,073
                          ===========         ===========      ==========       =========         ===========
Earnings Per
 Share/Unit.............  $       n/a         $       n/a      $     0.34             n/a         $      0.52
                          ===========         ===========      ==========       =========         ===========
Wtd. Avg. Shares
 Outstanding............    6,150,000          43,497,883             n/a       2,098,272          45,596,155 (r)
                          ===========         ===========      ==========       =========         ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund X, Ltd.

                      For the Year Ended December 31, 1998

                                         Property                                               Historical
                                       Acquisition                               Historical CNL     CNL
                          Historical    Pro Forma                   Historical     Financial     Financial
                              APF      Adjustments      Subtotal      Advisor    Services, Inc.    Corp.       Subtotal
                          -----------  ------------    -----------  -----------  -------------- -----------  ------------
Revenues:
 Rental and Earned
  Income................  $33,129,661  $22,951,799(a)  $56,081,460  $         0    $        0   $         0  $ 56,081,460
 Fees...................            0            0               0   28,904,063     6,619,064       418,904    35,942,031
 Interest and Other
  Income................    9,057,376            0       9,057,376      145,016       574,078    22,238,311    32,014,781
                          -----------  -----------     -----------  -----------    ----------   -----------  ------------
 Total Revenue..........  $42,187,037  $22,951,799     $65,138,836  $29,049,079    $7,193,142   $22,657,215  $124,038,272
Expenses:
 General and
  Administrative........    2,798,481            0       2,798,481    9,843,409     6,114,276     1,425,109    20,181,275
 Management and Advisory
  Fees..................    1,851,004            0       1,851,004            0             0     2,807,430     4,658,434
 Fees to Related
  Parties...............            0            0               0    1,247,278     1,773,406             0     3,020,684
 Interest Expense.......            0            0               0      148,415             0    21,350,174    21,498,589
 State Taxes............      548,320            0         548,320       19,126             0             0       567,446
 Depreciation--Other....            0            0               0      119,923        79,234             0       199,157
 Depreciation--
  Property..............    4,042,290    6,246,947(a)   10,289,237            0             0             0    10,289,237
 Amortization...........       11,808            0          11,808       57,077             0        95,116       164,001
 Transaction Costs......      157,054            0         157,054            0             0             0       157,054
                          -----------  -----------     -----------  -----------    ----------   -----------  ------------
 Total Expenses.........    9,408,957    6,246,947      15,655,904   11,435,228     7,966,916    25,677,829    60,735,877
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...  $32,778,080  $16,704,852     $49,482,932  $17,613,851    $ (773,774)  $(3,020,614)   63,302,395
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............      (14,138)           0         (14,138)           0             0             0       (14,138)
 Gain (Loss) on Sale of
  Properties............            0            0               0            0             0             0             0
 Gain on
  Securitization........            0            0               0            0             0     3,694,351     3,694,351
 Provision For Losses on
  Properties............     (611,534)           0        (611,534)           0             0             0      (611,534)
                          -----------  -----------     -----------  -----------    ----------   -----------  ------------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........   32,152,408   16,704,852      48,857,260   17,613,851      (773,774)      673,737    66,371,074
 Benefit/(Provision) for
  Federal Income Taxes..            0            0               0   (6,957,472)      305,641      (246,603)   (6,898,434)
                          -----------  -----------     -----------  -----------    ----------   -----------  ------------
Net Earnings (Losses)...  $32,152,408  $16,704,852     $48,857,260  $10,656,379    $ (468,133)  $   427,134  $ 59,472,640
                          ===========  ===========     ===========  ===========    ==========   ===========  ============
Earnings Per
 Share/Unit.............  $      1.21  $       n/a     $       n/a  $       n/a    $      n/a   $       n/a  $        n/a
                          ===========  ===========     ===========  ===========    ==========   ===========  ============
Wtd. Avg. Shares
 Outstanding............   26,648,219    6,981,616      33,629,835          n/a           n/a           n/a  $ 33,629,835
                          ===========  ===========     ===========  ===========    ==========   ===========  ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund X, Ltd.

                      For the Year Ended December 31, 1998

                                                            Historical
                           Combining                        CNL Income
                           Pro Forma            Combined      Fund X,     Pro Forma          Adjusted
                          Adjustments              APF         Ltd.      Adjustments         Pro Forma
                          ------------         -----------  -----------  -----------        -----------
Revenues:
 Rental and Earned
  Income................  $          0         $56,081,460  $ 2,778,301   $ 267,176 (j)     $59,126,937
 Fees...................   (32,715,768)(b),(c)   3,226,263            0     (34,727)(k)       3,191,536
 Interest and Other
  Income................       207,144 (d)      32,221,925      108,481           0          32,330,406
                          ------------         -----------  -----------   ---------         -----------
 Total Revenue..........  $(32,508,624)        $91,529,648  $ 2,886,782   $ 232,449         $94,648,879
Expenses:
 General and
  Administrative........    (4,241,719)(e)      15,939,556      213,584     (84,885)(l),(m)  16,068,255
 Management and Advisory
  Fees..................    (4,658,434)(f)               0            0           0 (n)               0
 Fees to Related
  Parties...............    (2,161,897)(g)         858,787            0           0             858,787
 Interest Expense.......             0          21,498,589            0           0          21,498,589
 State Taxes............             0             567,446       10,520      13,045 (o)         591,011
 Depreciation--Other....             0             199,157            0           0             199,157
 Depreciation--                                                             163,461
  Property..............      (340,898)(r)       9,948,339      259,866         (p)          10,371,666
 Amortization...........     2,140,963 (h)       2,304,964            0           0           2,304,964
 Transaction Costs......             0             157,054       23,779           0             180,833
                          ------------         -----------  -----------   ---------         -----------
 Total Expenses.........    (9,261,985)         51,473,892      507,749      91,621          52,073,262
Operating
 Earnings(Losses) Before
 Equity in Earnings of
 Joint Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties ..  $(23,246,639)        $40,055,756  $ 2,379,033   $ 140,828         $42,575,617
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............             0             (14,138)     282,711     (59,345)(q)         209,228
 Gain (Loss) on Sale of
  Properties............             0                   0      218,960           0             218,960
 Gain on
  Securitization........             0           3,694,351            0           0           3,694,351
 Provision For Losses on
  Properties............             0            (611,534)  (1,001,846)          0          (1,613,380)
                          ------------         -----------  -----------   ---------         -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   (23,246,639)         43,124,435    1,878,858      81,483          45,084,776
 Benefit/(Provision) for
  Federal Income Taxes..     6,898,434 (i)               0            0           0                   0
                          ------------         -----------  -----------   ---------         -----------
Net Earnings (Losses)...  $(16,348,205)        $43,124,435  $ 1,878,858   $  81,483         $45,084,776
                          ============         ===========  ===========   =========         ===========
Earnings Per
 Share/Unit.............  $        n/a         $       n/a  $      0.47   $     n/a         $      1.08
                          ============         ===========  ===========   =========         ===========
Wtd. Avg. Shares
 Outstanding............     6,150,000          39,779,835          n/a   2,098,272          41,878,107 (s)
                          ============         ===========  ===========   =========         ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund X, Ltd.

                     For the Six Months Ended June 30, 1999

                                        Property                                                   Historical
                                      Acquisition                                  Historical CNL     CNL
                        Historical     Pro Forma                      Historical     Financial     Financial
                            APF       Adjustments        Subtotal       Advisor    Services, Inc.    Corp.        Subtotal
                       -------------  ------------     -------------  -----------  -------------- ------------  ------------
Cash Flows from
 Operating
 Activities:
Net Income
 (loss)...........     $  22,853,308  $  2,089,441 (a) $  24,942,749  $ 2,282,618    $  25,898    $   (153,135) $ 27,098,130
Adjustments to
 reconcile net
 income to net
 cash provided by
 operating
 activities:
 Depreciation.....         3,701,974       967,179 (b)     4,669,153       77,130       28,372               0     4,774,655
 Amortization
  expense.........             9,700             0             9,700           36            0         900,017       909,753
 Minority interest
  in income of
  consolidated
  joint venture...            17,610             0            17,610            0            0               0        17,610
 Equity in
  earnings of
  joint ventures,
  net of
  distributions...            25,120             0            25,120            0            0               0        25,120
 Loss (gain) on
  sale of land,
  buildings, and
  net investment
  in direct
  financing
  leases..........           201,843             0           201,843            0            0               0       201,843
 Provision for
  loss on land,
  buildings, and
  direct financing
  leases..........           540,522             0           540,522            0            0         (96,475)      444,047
 Gain on
  securitization..                 0             0                 0            0            0               0             0
 Net cash proceeds
  from
  securitization
  of notes
  receivable......                 0             0                 0            0            0               0             0
 Decrease
  (increase) in
  other
  receivables.....          (229,916)            0          (229,916)  (1,904,704)           0         (67,340)   (2,201,960)
 Increase in
  accrued interest
  income included
  in notes
  receivable......                 0             0                 0            0            0               0             0
 Decrease
  (increase) in
  accrued interest
  on mortgage note
  receivable......                 0             0                 0            0            0        (183,569)     (183,569)
 Investment in
  notes
  receivable......                 0             0                 0            0            0     (88,701,265)  (88,701,265)
 Collections on
  notes
  receivable......                 0             0                 0            0            0       9,662,971     9,662,971
 Increase in
  restricted
  cash............                 0             0                 0            0            0      (2,031,259)   (2,031,259)
 Decrease in due
  from related
  party...........                 0             0                 0            0     (193,244)         81,412      (111,832)
 Decrease
  (increase) in
  prepaid
  expenses........          (320,425)            0          (320,425)           0            0               0      (320,425)
 Decrease in net
  investment in
  direct financing
  leases..........           721,624             0           721,624            0            0               0       721,624
 Increase in
  accrued rental
  income..........        (1,915,785)            0        (1,915,785)           0            0               0    (1,915,785)
 Decrease
  (increase) in
  intangibles and
  other assets....                                                        (36,946)                     (51,848)      (88,794)
 Increase
  (decrease) in
  accounts
  payable, accrued
  expenses and
  other
  liabilities.....           135,281             0           135,281     (691,686)    (201,744)         94,671      (663,478)
 Increase
  (decrease) in
  due to related
  parties,
  excluding
  reimbursement of
  acquisition, and
  stock issuance
  costs paid on
  behalf of the
  entity..........           575,868             0           575,868       (8,810)      18,669               0       585,727
 Decrease in
  accrued
  interest........                 0             0                 0            0            0         (57,986)      (57,986)
 Increase in rents
  paid in advance
  and deposits....           663,096             0           663,096            0        3,623               0       666,719
 Increase
  (decrease) in
  deferred rental
  income..........         1,276,472             0         1,276,472            0            0               0     1,276,472
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
 Total
  adjustments.....         5,402,984       967,179         6,370,163   (2,564,980)    (344,324)    (80,450,671)  (76,989,812)
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
 Net cash provided
  by (used in)
  operating
  activities......        28,256,292     3,056,620        31,312,912     (282,362)    (318,426)    (80,603,806)  (49,891,682)
Cash Flows from
 Investing
 Activities:
 Proceeds from
  sale of land,
  buildings,
  direct financing
  leases, and
  equipment.......         3,673,907             0         3,673,907       22,157            0               0     3,696,064
 Additions to land
  and buildings on
  operating
  leases..........      (170,153,724)  121,715,562 (f)   (48,438,162)           0      (20,873)              0   (48,459,035)
 Investment in
  direct financing
  leases..........       (44,186,644)            0       (44,186,644)           0            0               0   (44,186,644)
 Investment in
  joint venture...          (117,663)            0          (117,663)           0            0               0      (117,663)
 Acquisition of
  businesses......                 0             0                 0            0            0               0             0
 Purchase of other
  investments.....                 0             0                 0            0            0               0             0
 Net loss in
  market value
  from investments
  in trading
  securities......                 0             0                 0            0            0               0             0
 Proceeds from
  retained
  interest and
  securities,
  excluding
  investment
  income..........                 0             0                 0            0            0         182,607       182,607
 Investment in
  mortgage notes
  receivable......        (2,596,244)            0        (2,596,244)           0            0               0    (2,596,244)
 Collections on
  mortgage note
  receivable......           224,373             0           224,373            0            0               0       224,373
 Investment in
  notes
  receivable......       (22,358,869)            0       (22,358,869)           0            0               0   (22,358,869)
 Collection on
  notes
  receivable......           626,959             0           626,959            0            0               0       626,959
 Decrease in
  restricted
  cash............                 0             0                 0            0            0               0             0
 Increase in
  intangibles and
  other assets....        (3,198,326)            0        (3,198,326)           0            0               0    (3,198,326)
 Investment in
  certificates of
  deposit.........                 0             0                 0            0            0               0             0
 Other............                 0             0                 0            0            0               0             0
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
 Net cash provided
  by (used in)
  investing
  activities......      (238,086,231)  121,715,562      (116,370,669)      22,157      (20,873)        182,607  (116,186,778)
Cash Flows from
 Financing
 Activities:
 Subscriptions
  received from
  stockholders....           210,736             0           210,736            0       20,570               0       231,306
 Contributions
  from limited
  partners........                 0             0                 0            0            0               0             0
 Contributions
  from holder of
  minority
  interest........           366,289             0           366,289            0            0               0       366,289
 Reimbursement of
  acquisition and
  stock issuance
  costs paid by
  related parties
  on behalf of the
  entity..........        (1,258,062)            0        (1,258,062)           0            0               0    (1,258,062)
 Payment of stock
  issuance costs..          (735,785)            0          (735,785)           0            0               0      (735,785)
 Proceeds from
  borrowing on
  line of
  credit/notes
  payable.........       151,437,245             0       151,437,245            0            0      94,272,038   245,709,283
 Payment on line
  of credit/notes
  payable.........       (12,580,289)            0       (12,580,289)           0       (4,808)    (14,428,254)  (27,013,351)
 Retirement of
  shares of common
  stock...........                 0             0                 0            0            0               0             0
 Distributions to
  holders of
  minority
  interest........           (21,105)            0           (21,105)           0            0               0       (21,105)
 Distributions to
  stockholders/limited
  partners........       (28,476,150)            0       (28,476,150)    (119,808)           0               0   (28,595,958)
 Other............        (3,548,744)            0        (3,548,744)           0            0        (181,146)   (3,729,890)
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
 Net cash provided
  by (used in)
  financing
  activities......       105,394,135             0       105,394,135     (119,808)      15,762      79,662,638   184,952,727
Net increase
 (decrease) in
 cash.............      (104,435,804)  124,772,182        20,336,378     (380,013)    (323,537)       (758,561)   18,874,267
Cash at beginning
 of year..........       123,199,837   (98,763,763)       24,436,074      713,308      962,573       2,526,078    28,638,033
                       -------------  ------------     -------------  -----------    ---------    ------------  ------------
Cash at end of
 year.............     $  18,764,033  $ 26,008,419     $  44,772,452  $   333,295    $ 639,036    $  1,767,517  $ 47,512,300
                       =============  ============     =============  ===========    =========    ============  ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund X, Ltd.
                     For the Six Months Ended June 30, 1999

                                                         Historical
                           Combining                         CNL
                           Pro Forma                     Income Fund   Pro Forma        Adjusted
                          Adjustments     Combined APF     X, Ltd.    Adjustments       Pro Forma
                          -----------     -------------  -----------  -----------     -------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $(4,781,485)(a) $  22,316,645  $1,368,501   $    37,927 (a) $  23,723,073
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
 Depreciation...........            0         4,774,655     156,550        81,731 (b)     5,012,936
 Amortization expense...    1,070,482 (c)     1,980,235           0             0         1,980,235
 Minority interest in
  income of consolidated
  joint venture.........            0            17,610       3,978             0            21,588
 Equity in earnings of
  joint ventures, net of
  distributions.........            0            25,120      44,087        29,672 (d)        98,879
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases................            0           201,843     (74,640)            0           127,203
 Provision for loss on
  land, buildings, and
  direct financing
  leases................            0           444,047           0             0           444,047
 Gain on
  securitization........            0                 0           0             0                 0
 Net cash proceeds from
  securitization of
  notes receivable......            0                 0           0             0                 0
 Decrease (increase) in
  other receivables.....            0        (2,201,960)     27,797             0        (2,174,163)
 Increase in accrued
  interest income
  included in notes
  receivable............            0                 0           0             0                 0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............            0          (183,569)          0             0          (183,569)
 Investment in notes
  receivable............            0       (88,701,265)          0             0       (88,701,265)
 Collections on notes
  receivable............            0         9,662,971           0             0         9,662,971
 Increase in restricted
  cash..................            0        (2,031,259)          0             0        (2,031,259)
 Decrease in due from
  related party.........            0          (111,832)          0             0          (111,832)
 Decrease (increase) in
  prepaid expenses......            0          (320,425)    (15,051)            0          (335,476)
 Decrease in net
  investment in direct
  financing leases......            0           721,624     104,128             0           825,752
 Increase in accrued
  rental income.........            0        (1,915,785)    (46,648)            0        (1,962,433)
 Decrease (increase) in
  intangibles and other
  assets................            0           (88,794)       (100)            0           (88,894)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....            0          (663,478)     90,213             0          (573,265)
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..            0           585,727        (911)            0           584,816
 Decrease in accrued
  interest..............            0           (57,986)          0             0           (57,986)
 Increase in rents paid
  in advance and
  deposits..............            0           666,719      (3,555)            0           663,164
 Increase (decrease) in
  deferred rental
  income................            0         1,276,472           0             0         1,276,472
                          -----------     -------------  ----------   -----------     -------------
 Total adjustments......    1,070,482       (75,919,330)    285,848       111,403       (75,522,079)
                          -----------     -------------  ----------   -----------     -------------
 Net cash provided by
  (used in) operating
  activities............   (3,711,003)      (53,602,685)  1,654,349       149,330       (51,799,006)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............            0         3,696,064   1,150,000             0         4,846,064
 Additions to land and
  buildings on operating
  leases................    4,452,252 (e)   (44,006,783) (1,257,217)                    (45,264,000)
 Investment in direct
  financing leases......            0       (44,186,644)          0             0       (44,186,644)
 Investment in joint
  venture...............            0          (117,663)   (802,431)            0          (920,094)
 Acquisition of
  businesses............            0                 0           0             0                 0
 Purchase of other
  investments...........            0                 0           0             0                 0
 Net loss in market
  value from investments
  in trading
  securities............            0                 0           0             0                 0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....            0           182,607           0             0           182,607
 Investment in mortgage
  notes receivable......            0        (2,596,244)          0             0        (2,596,244)
 Collections on mortgage
  note receivable.......            0           224,373           0             0           224,373
 Investment in notes
  receivable............            0       (22,358,869)          0             0       (22,358,869)
 Collection on notes
  receivable............            0           626,959           0             0           626,959
 Decrease in restricted
  cash..................            0                 0     359,990             0           359,990
 Increase in intangibles
  and other assets......            0        (3,198,326)          0             0        (3,198,326)
 Investment in
  certificates of
  deposit...............            0                 0           0             0                 0
 Other..................            0                 0           0             0                 0
                          -----------     -------------  ----------   -----------     -------------
 Net cash provided by
  (used in) investing
  activities............    4,452,252      (111,734,526)   (549,658)            0      (112,284,184)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....            0           231,306           0             0           231,306
 Contributions from
  limited partners......            0                 0           0             0                 0
 Contributions from
  holder of minority
  interest..............            0           366,289           0             0           366,289
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..            0        (1,258,062)          0             0        (1,258,062)
 Payment of stock
  issuance costs........            0          (735,785)          0             0          (735,785)
 Proceeds from borrowing
  on line of
  credit/notes payable..            0       245,709,283           0             0       245,709,283
 Payment on line of
  credit/notes payable..            0       (27,013,351)          0             0       (27,013,351)
 Retirement of shares of
  common stock..........            0                 0           0             0                 0
 Distributions to
  holders of minority
  interest..............            0           (21,105)     (4,298)            0           (25,403)
 Distributions to
  stockholders/limited
  partners..............            0       (28,595,958) (1,800,002)            0       (30,395,960)
 Other..................            0        (3,729,890)          0             0        (3,729,890)
                          -----------     -------------  ----------   -----------     -------------
 Net cash provided by
  (used in) financing
  activities............            0       184,952,727  (1,804,300)            0       183,148,427
Net increase (decrease)
 in cash................      741,249        19,615,516    (699,609)      149,330        19,065,237
Cash at beginning of
 year...................   (1,595,527)       27,042,506   1,835,972    (3,212,938)       25,665,540
                          -----------     -------------  ----------   -----------     -------------
Cash at end of year.....  $  (854,278)    $  46,658,022  $1,136,363   $(3,063,608)    $  44,730,777
                          ===========     =============  ==========   ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund X, Ltd.

                      For the Year Ended December 31, 1998

                                        Property                                     Historical    Historical
                                      Acquisition                                       CNL            CNL
                        Historical     Pro Forma                      Historical     Financial      Financial
                            APF       Adjustments        Subtotal       Advisor    Services, Inc.     Corp.        Subtotal
                       -------------  ------------     -------------  -----------  -------------- -------------  -------------
Cash Flows from
 Operating
 Activities:
Net Income
 (loss)..........      $  32,152,408  $ 16,704,852 (a) $  48,857,260  $10,656,379    $ (468,133)  $     427,134  $  59,472,640
Adjustments to
 reconcile net
 income(loss) to
 net cash
 provided by
 (used in)
 operating
 activities:
 Depreciation....          4,042,290     6,246,947 (b)    10,289,237      119,923        79,234               0     10,488,394
 Amortization
  expense........             11,808             0            11,808       56,003             0       2,246,273      2,314,084
 Minority
  interest in
  income of
  consolidated
  joint venture..             30,156             0            30,156            0             0               0         30,156
 Equity in
  earnings of
  joint ventures,
  net of
  distributions..            (15,440)            0           (15,440)           0             0               0        (15,440)
 Loss (gain) on
  sale of land,
  building, net
  investment in
  direct
  financing
  leases.........                  0             0                 0            0             0               0              0
 Provision for
  loss on land,
  buildings, and
  direct
  financing
  leases/provision
  for deferred
  taxes..........            611,534             0           611,534            0             0         398,042      1,009,576
 Gain on
  securitization..                 0             0                 0            0             0      (3,356,538)    (3,356,538)
 Net cash
  proceeds from
  securitization
  of notes
  receivable.....                  0             0                 0            0             0     265,871,668    265,871,668
 Decrease
  (increase) in
  other
  receivables....            899,572             0           899,572   (3,896,090)            0         453,105     (2,543,413)
 Increase in
  accrued
  interest income
  included in
  notes
  receivable.....                  0             0                 0            0             0        (170,492)      (170,492)
 Increase in
  accrued
  interest on
  mortgage note
  receivable.....                  0             0                 0            0             0               0              0
 Investment in
  notes
  receivable.....                  0             0                 0            0             0    (288,590,674)  (288,590,674)
 Collections on
  notes
  receivable.....                  0             0                 0            0             0      23,539,641     23,539,641
 Decrease in
  restricted
  cash...........                  0             0                 0            0             0       2,504,091      2,504,091
 Decrease
  (increase) in
  due from
  related party..                  0             0                 0            0        89,839      (1,043,527)      (953,688)
 Increase in
  prepaid
  expenses.......                  0             0                 0            0         7,246               0          7,246
 Decrease in net
  investment in
  direct
  financing
  leases.........          1,971,634             0         1,971,634            0             0               0      1,971,634
 Increase in
  accrued rental
  income.........         (2,187,652)            0        (2,187,652)           0             0               0     (2,187,652)
 Increase in
  intangibles and
  other assets...            (29,477)            0           (29,477)     (44,716)      (20,635)        (59,523)      (154,351)
 Increase
  (decrease) in
  accounts
  payable,
  accrued
  expenses and
  other
  liabilities....            467,972             0           467,972      156,317       325,898        (103,507)       846,680
 Increase in due
  to related
  parties,
  excluding
  reimbursement
  of acquisition,
  and stock
  issuance costs
  paid on behalf
  of the entity..             31,255             0            31,255            0      (164,619)              0       (133,364)
 Increase in
  accrued
  interest.......                  0             0                 0            0             0         (77,968)       (77,968)
 Increase in
  rents paid in
  advance and
  deposits.......            436,843             0           436,843            0             0               0        436,643
 Decrease in
  deferred rental
  income.........            693,372             0           693,372            0             0               0        693,372
                       -------------  ------------     -------------  -----------    ----------   -------------  -------------
 Total
  adjustments....          6,963,867     6,246,947        13,210,814   (3,608,563)      316,963       1,610,591     11,529,805
                       -------------  ------------     -------------  -----------    ----------   -------------  -------------
 Net cash
  provided by
  (used in)
  operating
  activities.....         39,116,275    22,951,799        62,068,074    7,047,816      (151,170)      2,037,725     71,002,445
Cash Flows from
 Investing
 Activities:
 Proceeds from
  sale of land,
  buildings,
  direct
  financing
  leases, and
  equipment......          2,385,941             0         2,385,941            0             0               0      2,385,941
 Additions to
  land and
  buildings on
  operating
  leases.........       (200,101,667)   (3,369,856)(e)  (325,187,085)    (381,671)     (236,372)              0   (325,805,128)
                                      (121,715,562)(i)
 Investment in
  direct
  financing
  leases.........        (47,115,435)            0       (47,115,435)           0             0               0    (47,115,435)
 Investment in
  joint venture..           (974,696)            0          (974,696)           0             0               0       (974,696)
 Acquisition of
  businesses.....                  0             0                 0                                                         0

 Purchase of
  other
  investments....        (16,083,055)            0       (16,083,055)           0             0               0    (16,083,055)
 Net loss in
  market value
  from
  investments in
  trading
  securities.....                  0             0                 0            0             0         295,514        295,514
 Proceeds from
  retained
  interest and
  securities,
  excluding
  investment
  income.........                  0             0                 0            0             0         212,821        212,821
 Investment in
  mortgage notes
  receivable.....         (2,886,648)            0        (2,886,648)           0             0               0     (2,886,648)
 Collections on
  mortgage note
  receivable.....            291,990             0           291,990            0             0               0        291,990
 Investment in
  equipment notes
  receivable.....         (7,837,750)            0        (7,837,750)           0             0               0     (7,837,750)
 Collections on
  equipment notes
  receivable.....          1,263,633             0         1,263,633    1,783,240             0               0      3,046,873
 Decrease in
  restricted
  cash...........                  0             0                 0            0             0               0              0
 Increase in
  intangibles and
  other assets...         (6,281,069)            0        (6,281,069)           0             0               0     (6,281,069)
 Other...........                  0             0                 0      200,000             0               0        200,000
                       -------------  ------------     -------------  -----------    ----------   -------------  -------------
 Net cash
  provided by
  (used in)
  investing
  activities.....       (277,338,756) (125,085,418)     (402,424,174)   1,601,569      (236,372)        508,335   (400,550,642)
Cash Flows from
 Financing
 Activities:
 Subscriptions
  received from
  stockholders...        385,523,966             0       385,523,966      966,115        51,830          50,100    386,592,011
 Contributions
  from limited
  partners.......                  0             0                 0            0             0               0              0
 Reimbursement of
  acquisition and
  stock issuance
  costs paid by
  related parties
  on behalf of
  the entity.....         (4,574,925)            0        (4,574,925)           0             0               0     (4,574,925)
 Payment of stock
  issuance
  costs..........        (34,579,650)            0       (34,579,650)           0             0               0    (34,579,650)
 Proceeds from
  borrowing on
  line of
  credit/notes
  payable........          7,692,040     3,369,856 (e)    11,061,896      198,296             0     413,555,624    424,815,816
 Payment on line
  of credit/notes
  payable........             (8,039)            0            (8,039)           0             0    (411,805,787)  (411,813,826)
 Retirement of
  shares of
  common stock...           (639,528)            0          (639,528)           0             0               0       (639,528)
 Distributions to
  holders of
  minority
  interest.......            (34,073)            0           (34,073)           0             0               0        (34,073)
 Distributions to
  stockholders/limited
  partners.......        (39,449,149)            0       (39,449,149)  (9,364,488)            0               0    (48,813,637)
 Other...........            (95,101)            0           (95,101)           0            24      (2,500,011)    (2,595,088)
                       -------------  ------------     -------------  -----------    ----------   -------------  -------------
 Net cash
  provided by
  (used in)
  financing
  activities.....        313,835,541     3,369,856       317,205,397   (8,200,077)       51,854        (700,074)   308,357,100
Net increase
 (decrease) in
 cash............         75,613,060   (98,763,763)      (23,150,703)     449,308      (335,688)      1,845,986    (21,191,097)
Cash at beginning
 of year.........         47,586,777             0        47,586,777      264,000     1,298,261         680,092     49,829,130
                       -------------  ------------     -------------  -----------    ----------   -------------  -------------
Cash at end of
 year............      $ 123,199,837  $(98,763,763)    $  24,436,074  $   713,308    $  962,573   $   2,526,078  $  28,638,033
                       =============  ============     =============  ===========    ==========   =============  =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                     Group and CNL Income Fund X, Ltd.

                      For the Year Ended December 31, 1998

                                                          Historical
                           Combining                      CNL Income
                           Pro Forma         Combined        Fund      Pro Forma        Adjusted
                          Adjustments           APF        X, Ltd.    Adjustments       Pro Forma
                          ------------     -------------  ----------  -----------     -------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $(16,348,205)(a) $  43,124,435  $1,878,858  $    81,483 (a) $  45,084,776
Adjustments to reconcile
 net income(loss) to net
 cash provided by(used
 in) operating
 activities:
 Depreciation...........      (340,898)(b)    10,147,496     259,866      163,461 (b)    10,570,823
 Amortization expense...     2,140,963 (c)     4,455,047           0            0         4,455,047
 Minority interest in
  income of consolidated
  joint venture.........             0            30,156       9,302            0            39,458
 Equity in earnings of
  joint ventures, net of
  distributions.........             0           (15,440)     80,991       59,345 (d)       124,896
 Loss (gain) on sale of
  land, building, net
  investment in direct
  financing leases......             0                 0    (218,960)           0          (218,960)
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes........             0         1,009,576   1,001,846            0         2,011,422
 Gain on
  securitization........             0        (3,356,538)          0            0        (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable......             0       265,871,668           0            0       265,871,668
 Decrease(increase) in
  other receivables.....             0        (2,543,413)     14,199            0        (2,529,214)
 Increase in accrued
  interest income
  included in notes
  receivable............             0          (170,492)          0            0          (170,492)
 Increase in accrued
  interest on mortgage
  note receivable.......             0                 0           0            0                 0
 Investment in notes
  receivable............             0      (288,590,674)          0            0      (288,590,674)
 Collections on notes
  receivable............             0        23,539,641           0            0        23,539,641
 Decrease in restricted
  cash..................             0         2,504,091           0            0         2,504,091
 Decrease(increase) in
  due from related
  party.................             0          (953,688)          0            0          (953,688)
 Increase in prepaid
  expenses..............             0             7,246         648            0             7,894
 Decrease in net
  investment in direct
  financing leases......             0         1,971,634     219,237            0         2,190,871
 Increase in accrued
  rental income.........             0        (2,187,652)    300,791            0        (1,886,861)
 Increase in intangibles
  and other assets......             0          (154,351)     (2,380)           0          (156,731)
 Increase(decrease) in
  accounts payable,
  accrued expenses and
  other
  liabilities...........             0           846,680      (3,996)           0           842,684
 Increase in due to
  related parties,
  excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..             0          (133,364)     25,041            0          (108,323)
 Increase in accrued
  interest..............             0           (77,968)          0            0           (77,968)
 Increase in rents paid
  in advance and
  deposits..............             0           436,843      38,995            0           475,838
 Decrease in deferred
  rental income.........             0           693,372           0            0           693,372
                          ------------     -------------  ----------  -----------     -------------
 Total adjustments......     1,800,065        13,329,870   1,725,580      222,806        15,278,256
                          ------------     -------------  ----------  -----------     -------------
 Net cash provided by
  (used in) operating
  activities............   (14,548,140)       56,454,305   3,604,438      304,289        60,363,032
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............             0         2,385,941   1,591,794            0         3,977,735
 Additions to land and
  buildings on operating
  leases................    21,794,386 (h)  (304,010,742) (1,020,329)           0      (305,031,071)
 Investment in direct
  financing leases......             0       (47,115,435)          0            0       (47,115,435)
 Investment in joint
  venture...............             0          (974,696)          0            0          (974,696)
 Acquisition of
  businesses............    (8,841,773)(f)    (8,841,773)              (3,050,227)(g)   (12,359,000)
                                                                         (467,000)(g)
 Purchase of other
  investments...........             0       (16,083,055)          0            0       (16,083,055)
 Net loss in market
  value from investments
  in trading
  securities............             0           295,514           0            0           295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment
  income................             0           212,821           0            0           212,821
 Investment in mortgage
  notes receivable......             0        (2,886,648)          0            0        (2,886,648)
 Collections on mortgage
  note receivable.......             0           291,990           0            0           291,990
 Investment in equipment
  notes receivable......             0        (7,837,750)          0            0        (7,837,750)
 Collections on
  equipment notes
  receivable............             0         3,046,873           0            0         3,046,873
 Decrease in restricted
  cash..................             0                 0    (237,758)           0          (237,758)
 Increase in intangibles
  and other assets......             0        (6,281,069)          0            0        (6,281,069)
 Other..................             0           200,000       3,006            0           203,006
                          ------------     -------------  ----------  -----------     -------------
 Net cash provided by
  (used in) investing
  activities............    12,952,613      (387,598,029)    336,713   (3,517,227)     (390,778,543)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....             0       386,592,011           0            0       386,592,011
 Contributions from
  limited partners......             0                 0           0            0                 0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..             0        (4,574,925)          0            0        (4,574,925)
 Payment of stock
  issuance costs........             0       (34,579,650)          0            0       (34,579,650)
 Proceeds from borrowing
  on line of
  credit/notes payable..             0       424,815,816           0            0       424,815,816
 Payment on line of
  credit/notes payable..             0      (411,813,826)          0            0      (411,813,826)
 Retirement of shares of
  common stock..........             0          (639,528)          0            0          (639,528)
 Distributions to
  holders of minority
  interest..............             0           (34,073)     (9,058)           0           (43,131)
 Distributions to
  stockholders/limited
  partners..............             0       (48,813,637) (3,680,004)           0       (52,493,641)
 Other..................             0        (2,595,088)          0            0        (2,595,088)
                          ------------     -------------  ----------  -----------     -------------
 Net cash provided
  by(used in) financing
  activities............             0       308,357,100  (3,689,062)           0       304,668,038
Net increase (decrease)
 in cash................    (1,595,527)      (22,786,624)    252,089   (3,212,938)      (25,747,473)
Cash at beginning of
 year...................             0        49,829,130   1,583,883            0        51,413,013
                          ------------     -------------  ----------  -----------     -------------
Cash at end of year.....  $ (1,595,527)    $  27,042,506  $1,835,972  $(3,212,938)    $  25,665,540
                          ============     =============  ==========  ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                         PRO FORMA FINANCIAL STATEMENTS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                          CNL Income Fund X, Ltd.

1. Basis of Presentation

   The Pro Forma Balance Sheet as of June 30, 1999 reflects the transactions of the acquisition of the Advisor and CNL Restaurant Financial Services Group as set forth in this consent solicitation. The Pro Forma Statements of Earnings for the six months ended June 30, 1999, and for the year ended December 31, 1998, have been prepared to reflect (a) the issuance of additional shares and the property acquisitions completed from January 1, 1998 through July 31, 1999 and (b) the acquisition of the Advisor and CNL Restaurant Financial Services Group and the Acquisition of the Income Fund. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF and the historical combined financial information of the Advisor, CNL Restaurant Financial Services Group and the Income Fund and should be read in conjunction with the selected historical financial data and accompanying notes of APF, the Advisor the CNL Restaurant Financial Services Group and the Income Fund. The Pro Forma Balance Sheet was prepared as if the transactions described above occurred on June 30, 1999. The Pro Forma Statements of Earnings were prepared as if the transactions described above occurred as of January 1, 1998. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the transactions described above had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all material adjustments necessary to reflect the recurring effects of the transactions described above have been made.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partner elected the note option. This assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   The Pro Forma Balance Sheet and Pro Forma Statements of Earnings assume the issuance of the APF Shares relating to the purchase of the Advisor and the CNL Restaurant Financial Services Group without regard to a provision that provides for 1,000,000 APF Shares to be placed in escrow pending achievement of certain levels of property acquisition and/or mortgage loan origination. This presentation was selected in order to present both the most dilutive results as well as what management believes is the most likely result based on current information.

2. Method of Accounting

   The acquisition of the CNL Restaurant Financial Services Group and the Income Fund will be accounted for under the purchase accounting method. APF will recognize goodwill to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. As for the acquisition of the Advisor from a related party, APF will expense the costs incurred in acquiring the Advisor to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. The excess purchase price will be recorded as an expense on APF's consolidated statements of earnings.

   All significant intercompany balances and transactions between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund have been eliminated in the pro forma financial statements.

3. Reverse Stock Split

   In May 1999, the stockholders of APF approved a proposal for a one-for-two reverse stock split at the annual stockholder meeting. All information relating to shares outstanding and per share information has been restated for all periods presented.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                          CNL Income Fund X, Ltd.


4. Adjustments to Pro Forma Balance Sheet

   The following describes the pro forma adjustments to the Pro Forma Balance Sheet as of June 30, 1999, as if the Acquisition was consummated on such date. For purposes of the pro forma financial statements, it is assumed that at a special meeting of stockholders for APF, the stockholders of APF approved a proposal for an amendment to its Articles of Incorporation to increase the number of authorized shares to an amount necessary to enable APF to issue the shares for the Acquisition. (A) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

     (B) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                             CNL
                                          Financial
                                          Services
                               Advisor      Group     Income Fund     Total
                             ----------- -----------  -----------  ------------
   Fair Value of
    Consideration
    Received...............   81,463,210  50,378,563   41,779,262   173,621,035
                             =========== ===========  ===========  ============
   Share Consideration.....  $76,000,000 $47,000,000  $38,262,035  $161,262,035
   Cash Consideration......          --          --       467,000       467,000
   APF Transaction Costs...    5,463,210   3,378,563    3,050,227    11,892,000
                             ----------- -----------  -----------  ------------
     Total Purchase Price..  $81,463,210 $50,378,563  $41,779,262  $173,621,035
                             =========== ===========  ===========  ============
   Allocation of Purchase
    Price:
   Net Assets--Historical..  $ 8,330,475 $10,135,087  $32,921,396  $ 51,386,958
   Purchase Price
    Adjustments:
   Land and buildings on
    operating leases.......          --          --     7,194,629     7,194,629
   Net investment in direct
    financing leases.......          --          --     1,835,694     1,835,694
   Investment in joint
    ventures...............          --          --     1,272,221     1,272,221
   Accrued rental income...          --          --    (1,388,814)   (1,388,814)
   Intangibles and other
    assets.................          --   (2,575,792)     (55,864)   (2,631,656)
   Goodwill*...............          --   42,819,268          --     42,819,268
   Excess purchase price...   73,132,735         --           --     73,132,735
                             ----------- -----------  -----------  ------------
     Total Allocation......  $81,463,210 $50,378,563  $41,779,262  $173,621,035
                             =========== ===========  ===========  ============

  --------
  * Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

     The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisition of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,132,735 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations". Goodwill of $42,819,268 relating to the

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                          CNL Income Fund X, Ltd.

  acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

   1. Common Stock (CFA, CFS, CFC)--Class A............      8,600
    Common Stock (CFA, CFS, CFC)--Class B..............      4,825
    Additional Paid-in Capital (CFA, CFS, CFC)......... 12,568,974
    Retained Earnings..................................  5,883,163
    Accumulated distributions in excess of earnings.... 73,132,735
    Goodwill for CFC/CFS (Intangibles and other
     assets)........................................... 42,819,268
     CFC/CFS Organizational Costs/Other Assets.........              2,575,792
     Cash to pay APF transaction costs.................              8,841,773
     APF Common Stock..................................                 61,500
     APF Capital in Excess of Par Value................            122,938,500
    (To record acquisition of CFA, CFS and CFC)

   2. Partners Capital................................... 32,921,396
    Land and buildings on operating leases...............  7,194,629
    Net investment in direct financing leases............  1,835,694
    Investment in joint ventures.........................  1,272,221
     Accrued rental income...............................              1,388,814
     Intangibles and other assets........................                 55,864
     Cash to pay APF Transaction costs...................              3,050,227
     Cash consideration to Income Fund...................                467,000
     APF Common Stock....................................                 20,983
     APF Capital in Excess of Par Value..................             38,241,052
    (To record acquisition of Income Fund)

     (C) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

     (D) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

     (E) Represents the elimination by the Income Fund of $29,076 in related party payables recorded as receivables by the Advisor.

5. Adjustments to Pro Forma Statements of Earnings

   (I) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

     (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                          CNL Income Fund X, Ltd.


     (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund:

     Origination fees from affiliates............................. $  (689,425)
     Secured equipment lease fees.................................     (67,967)
     Advisory fees................................................    (126,788)
     Reimbursement of administrative costs........................    (382,728)
     Acquisition fees.............................................  (4,452,252)
     Underwriting fees............................................     (54,248)
     Administrative, executive and guarantee fees.................    (532,389)
     Servicing fees...............................................    (572,728)
     Development fees.............................................     (38,853)
     Management fees..............................................  (1,681,870)
                                                                   -----------
       Total...................................................... $(8,599,248)
                                                                   ===========

     (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

     (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

     Interest income................................................... $144,014

     (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

     General and administrative costs............................... $(774,311)

     (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

   Management fees................................................ $(1,681,870)
   Administrative executive and guarantee fees....................    (532,389)
   Servicing fees.................................................    (572,728)
   Advisory fees..................................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                          CNL Income Fund X, Ltd.


     (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

     (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

       Amortization of goodwill..................................... $1,070,482

     (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

     (j) Represents $133,588 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

     (k) Represents the elimination of fees between the Advisor and the Income Fund:

       Management fees............................................... $      0
       Reimbursement of administrative costs.........................  (32,338)
                                                                      --------
                                                                      $(32,338)
                                                                      ========

     (l) Represents the elimination of $32,338 in administrative costs reimbursed by the Income Fund to the Advisor.

     (m) Represents savings of $23,891 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

     (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

     (o) Represents additional state income taxes of $8,149 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

     (p) Represents an increase in depreciation expense of $81,731 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

     (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $29,672 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                          CNL Income Fund X, Ltd.


     (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

   (II) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

     (a) Represents rental and earned income of $22,951,799 and depreciation expense of $6,246,947 as if properties that had been operational when they were acquired by APF from January 1, 1998 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

     (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund:

   Origination fees from affiliates.............................. $ (1,773,406)
   Secured equipment lease fees..................................      (54,998)
   Advisory fees.................................................     (305,030)
   Reimbursement of administrative costs.........................     (408,762)
   Acquisition fees..............................................  (21,794,386)
   Underwriting fees.............................................     (388,491)
   Administrative, executive and guarantee fees..................   (1,233,043)
   Servicing fees................................................   (1,570,331)
   Development fees..............................................     (229,153)
   Management fees...............................................   (1,851,004)
                                                                  ------------
     Total....................................................... $(29,608,604)
                                                                  ============

     (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the year ended December 31, 1998 of $3,107,164 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

     (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(II)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

   Interest income..................................................... $207,144

     (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                          CNL Income Fund X, Ltd.

  acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

   General and administrative costs............................... $(4,241,719)

     (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

   Management fees................................................ $(1,851,004)
   Administrative executive and guarantee fees....................  (1,233,043)
   Servicing fees.................................................  (1,269,357)
   Advisory fees..................................................    (305,030)
                                                                   -----------
                                                                   $(4,658,434)
                                                                   ===========

     (g) Represents the elimination of $2,161,897 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

     (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

   Amortization of goodwill......................................... $2,140,963

     (i) Represents the elimination of $6,898,434 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

     (j) Represents $267,176 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

     (k) Represents the elimination of fees between the Advisor and the Income Fund:

   Management fees................................................... $      0
   Reimbursement of administrative costs.............................  (34,727)
                                                                      --------
                                                                      $(34,727)
                                                                      ========

     (l) Represents the elimination of $34,727 in administrative costs reimbursed by the Income Fund to the Advisor.

     (m) Represents savings of $50,158 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

     (n) Represents the elimination of $0 in management fees by the Income Fund to the Advisor.

     (o) Represents additional state income taxes of $13,045 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1998 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                          CNL Income Fund X, Ltd.


     (p) Represents an increase in depreciation expense of $163,461 as a result of adjusting the historical basis of the real estate owned indirectly by the Income Fund through joint venture or tenancy in common arrangements with affiliates or unrelated third parties, to fair value as a result by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

     (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $59,345 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

     (r) Represents the decrease in depreciation expense of $340,898 as a result of eliminating acquisition fees (see 4(II)(b)) between APF and the Advisor which on a historical basis were capitalized as part of the basis of the building.

     (s) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

6. Adjustments to Pro Forma Statement of Cash Flows

   (I) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

     (a) Represents pro forma adjustments to net income.

     (b) Represents add back of pro forma depreciation expense to net income.

     (c) Represents add back of pro forma amortization of goodwill expense to net income.

     (d) Represents adjustment of equity in earnings to net income.

    (e) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (f) Represents the reversal of historical cash used for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.


   (II) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

     (a) Represents pro forma adjustments to net income.

     (b) Represents add back of pro forma depreciation expense to net income.

     (c) Represents add back of pro forma amortization of goodwill expense to net income.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                          CNL Income Fund X, Ltd.

     (d) Represents adjustment of equity in earnings to net income.

    (e) Represents amounts borrowed under APF's credit facility from July 1, 1999 through July 31, 1999 to acquire properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

    (f) Represents the use of cash by APF to pay the transaction costs allocated to the acquisition of the Advisor and Restaurant Financial Group.

    (g) Represents the use of cash i) to pay for the cash consideration proposed in the offer to acquire the Income Fund and ii) to pay the transaction costs allocated to the acquisition of the Income Fund.

    (h) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (i) Represents the adjustment for property acquisition from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF as if these properties had been acquired on January 1, 1998.

       Non-Cash Investing Activities:

    On January 1, 1998, APF issued shares of its common stock to acquire the Advisor, CNL Restaurant Financial Services Group and the Income Fund, as described in 4(A) and 4(B).

                                                                     Appendix A

             [LETTERHEAD OF LEGG MASON WOOD WALKER, INCORPORATED]

                                March 10, 1999

James M. Seneff, Jr.
Robert A. Bourne
CNL Realty Corporation
as General Partners of
CNL Income Fund X, Ltd.
400 East South Street
Orlando, FL 32801-2878

                Re: CNL Income Fund X, Ltd. (the "Partnership")

Gentlemen:

   You have requested our opinion as investment bankers (a) as to the fairness, from a financial point of view, to the Partnership and its limited partners of the shares of common stock (the "Common Stock") of CNL American Properties Fund, Inc. (the "Acquiror") offered to them in the Merger (as defined below), (b) as to the fairness, from a financial point of view, of the aggregate Common Stock offered to the CNL Income Funds (as defined below) in the Merger Transactions (as defined below) and (c) as to the fairness, from a financial point of view, of the method of allocating the aggregate shares of Common Stock among the CNL Income Funds in the Merger Transactions. Under the terms of an agreement and plan of merger (the "Merger Agreement"), dated March 11, 1999, between the Partnership and the Acquiror, the Partnership will merge with and into a wholly owned subsidiary of the Acquiror and the partners of the Partnership will be offered shares of Common Stock as determined pursuant to the Merger Agreement (the "Share Consideration"); such transaction is hereafter referred to as the "Merger."

   The Partnership is one of sixteen Florida limited partnerships (the "CNL Income Funds") served by Messrs. Seneff, Bourne and CNL Realty Corporation as general partners (the "General Partners"). Each CNL Income Fund has executed a merger agreement with the Acquiror on terms similar to the Merger Agreement. The transactions to occur under such merger agreements are referred to as the "Merger Transactions."

   In connection with our opinion, we have, among other things:

     (i) reviewed the Merger Agreement and the merger agreements for each of the Merger Transactions;

     (ii) reviewed the Registration Statement on Form S-4 with respect to the Merger Transactions as filed on March 12, 1999;

     (iii) reviewed the financial statements and the related filings of the Partnership and the other CNL Income Funds on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (iv) reviewed the financial statements and the related filings of the Acquiror on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (v) reviewed certain internal information concerning the business and operations of the Partnership and the other CNL Income Funds furnished to us by the General Partners, including a draft of the Partnership's and the other CNL Income Funds' Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vi) reviewed certain internal information concerning the business and operations of the Acquiror furnished to us by management of the Acquiror, including a draft of the Acquiror's Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vii) reviewed certain financial data and operating statistics relating to the Partnership, the other CNL Income Funds and the Acquiror provided by the General Partners and the Acquiror and compared them with similar information of selected public companies that we deemed relevant to our inquiry;

     (viii) reviewed the appraisal (the "Appraisal") of the properties of the Partnership and the other CNL Income Funds prepared by Valuation Associates and dated January 6, 1999;

     (ix) held meetings and discussions with certain directors, officers and employees of the General Partners and the Acquiror concerning the operations, financial condition and future prospects of the Partnership, the other CNL Income Funds and the Acquiror; and

     (x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

   In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by or on behalf of the Partnership, the other CNL Income Funds and the Acquiror. We have further relied upon the assurances of the General Partners that they are unaware of any factors that would materially alter the conclusions made in Legg Mason's fairness opinion, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. Legg Mason assumed that the financial forecasts (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the General Partners and the Acquiror as to the future performance of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason also assumed, with the consent of the General Partners, that any material liabilities (contingent or otherwise, known or unknown) of the Partnership, the other CNL Income Funds and the Acquiror are as set forth in the financial statements of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason also assumed with the consent of the General Partners that the table prepared by or for the General Partners of the allocation of Share Consideration among the General Partners and the limited partners of the Partnership has been prepared in accordance with and complies with the terms and conditions of the partnership agreement of the Partnership. Legg Mason also assumed that the Appraisal was reasonably prepared by and reflected the good faith judgments of Valuation Associates and Legg Mason does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership, the other CNL Income Funds or the Acquiror. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof.

   We have acted as financial advisor to the General Partners and will receive a fee for our services. It is understood that this letter is for the information of the General Partners in their evaluation of the Merger Transactions and our opinion does not constitute a recommendation to the General Partners or any limited partner of the Partnership or any of the other CNL Income Funds as to how such partner should vote on the Merger or the Merger Transactions, as the case may be, or as to whether such partner should elect to receive the Share Consideration or cash and promissory notes of the Acquiror. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets. Additionally, our opinion does not compare the relative merits of the Merger and the Merger Transactions with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Merger and the Merger Transactions.

   It should be noted that in rendering this opinion with respect to the fairness, from a financial point of view, of (i) the Share Consideration to be offered with respect to the Partnership, (ii) the aggregate Common

Stock offered with respect to the CNL Income Funds and (iii) the method of allocating the shares of Common Stock of the Acquiror among the CNL Income Funds, Legg Mason has neither addressed, nor are we rendering any opinion with respect to, any other aspect of the Merger Transactions, including (a) the value or fairness of the cash and promissory notes option, (b) the prices at which the shares of Common Stock may trade following the Merger Transactions or the trading value of the shares to be offered compared with the current fair market value of the portfolios or other assets of the Partnership and the other CNL Income Funds if liquidated in real estate markets, (c) the tax effect of any aspect of the Merger Transactions, (d) the fairness of the amounts or allocation of the costs of the Merger Transactions or the amounts of such costs allocated to the limited partners or, (e) any other matters with respect to any specific individual partner or class of partners of the Partnership or the other CNL Income Funds.

   Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Share Consideration offered to the Partnership and its limited partners in the Merger, the aggregate shares of Common Stock offered by the Acquiror with respect to the CNL Income Funds in the Merger Transactions and the method of allocating the shares of Common Stock among the CNL Income Funds in the Merger Transactions are fair from a financial point of view.

                                        Very truly yours,

                                        /s/ Legg Mason Wood Walker, Incorporated
                                        ----------------------------------------
                                        Legg Mason Wood Walker, Incorporated

                                                                      Appendix B
                                          October 27, 1999

CNL Income Fund X, Ltd.
c/o James M. Seneff, Jr.
400 East South Street, Suite 500
Orlando, Florida 32801

  Re: Agreement and Plan of Merger dated March 11, 1999 by and among CNL
      American Properties Fund, Inc. ("APF"), CNL APF Partners, L.P. (the "Operating Partnership"), CNL APF GP Corp. (the "OP General Partner"), CNL Income Fund X, Ltd. (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr. and CNL Realty Corporation (together, the "General Partners"), as amended by First Amendment to Agreement and Plan of Merger dated June 4, 1999 (the agreement and plan of merger, as so amended, the "Merger Agreement")

Gentlemen:

   Under the terms of Section 2.3 of the Merger Agreement, the closing of the merger of the Fund into the Operating Partnership is to occur within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X of the Merger Agreement but in no event later than March 31, 2000.

   The parties desire to further amend the Merger Agreement to modify the provisions thereof regarding the time for Closing and for the satisfaction or waiver of the conditions set out in Article X.

   Accordingly, the parties agree that Section 2.3 of the Merger Agreement is amended to provide that the Closing shall take place by the later of thirty
(30) days after the Partners of the Fund approve the Merger Proposal in accordance with the requirements of the Merger Agreement or March 31, 2000; however, in no event later than June 30, 2000. Further, the reference to "March 31, 2000" in the lead in of Sections 10.2 and 10.3 and in clause (c) of Section
11.2 is deleted and replaced with "the Closing Date."

   Capitalized terms used but not defined in this letter have the meanings such terms are given in the Merger Agreement.

   Except as specifically amended hereby, the Merger Agreement remains unmodified and in full force and effect.

   To evidence your agreement to the foregoing amendment of the Merger Agreement, please sign and return to me a copy of this letter.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ John T. Walker
                                          ------------------
                                          Name: John T. Walker
                                          Its: President

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ John T. Walker
                                          ------------------
                                          Name: John T. Walker
                                          Its: President

   Agreed as of the date of the above letter.

                                          CNL INCOME FUND X, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          James M. Seneff, Jr.
                                          Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          James M. Seneff, Jr., as General
                                           Partner

                                          CNL APF GP CORP.

                                          /s/ John T. Walker
                                          ------------------
                                          Name: John T. Walker
                                          Its: President

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

   THIS FIRST AMENDMENT TO AGREEMENT AND PLAN MERGER is entered into as of the 4th day of June 1999, by and among by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund X, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Borne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   Recitals:

   WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated March 11, 1999 by and among the Parties (the "Merger Agreement"), the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of the Merger Agreement; and

   WHEREAS, the Parties desire to amend the Merger Agreement in the manner set forth below.

                                   Agreement:

1. AMENDMENTS TO MERGER AGREEMENT

   The Merger Agreement is hereby amended as follows in accordance with the provisions of Section 14.9 of the Merger Agreement:

     1.1 The definition of "Cash/Notes Option" is hereby deleted in its entirety.

     1.2 Clause (B) of Section 4.1(a)(iii)(B) is hereby deleted in its entirety and restated as follows:

     "(B) Notes in accordance with Section 4.4 below."

     1.3 Clause (i) of Section 4.2(ii) is hereby deleted in its entirety and restated as follows:

     "(ii) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund (or, if APF consummates the Reverse Split, for every $20.00 of expenses)."

     1.4 Section 4.4 is hereby deleted in its entirety and amended and restated as follows:

     "Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the note option, such limited partners shall be entitled to receive, in lieu of the Share Consideration, notes (the "Notes") in the aggregate amount equal to 97% of the value (based on the Exchange Value as defined in the Registration Statement) of the Share Consideration such Dissenting Partners would have otherwise received had such partners not elected to receive the Notes (the "Note Option"). The Notes will mature on the fifth anniversary of the Closing Date and will bear interest at a fixed rate equal to seven percent. The aggregate Share Consideration shall be reduced on a one-for-basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Note Option."

     1.5 The reference to "December 31, 1999" in the lead in of Section 10.2 is hereby deleted and replaced with March 31, 2000.

     1.6 The following subsection shall be added to Section 10.2

     "(g) The aggregate face amount of the Notes to be issued to Dissenting Limited Partners shall not have exceeded 15% of the value of the Share Consideration based on the Exchange Value."

     1.7 The reference to "December 31, 1999" in the lead in of Section 10.3 is hereby deleted and replaced with March 31, 2000.

     1.8 The reference to "December 31, 1999" in clause (c) of Section 11.2 is hereby deleted and replaced with "March 31, 2000."

2. GENERAL

     2.1 Except as specifically set forth in this First Amendment, the Merger Agreement shall remain unmodified and in full force and effect.

     2.2 This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     2.3 The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     2.4 This First Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr.
                                          ___________________
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                           Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne
                                          _________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne
                                          _________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND X, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          ___________________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr.
                                          ___________________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          _________________
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          ___________________
                                          James M. Seneff, Jr., as General
                                           Partner

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger is entered into as of this 11th day of March, 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP Corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund X, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Bourne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA") and the Florida Revised Uniform Limited Partnership Act (the "Florida RULPA");

   WHEREAS, the Fund is one of 18 CNL Income Funds (collectively with the Fund, the "CNL Income Funds") that APF is proposing to acquire (the "Proposed Acquisitions");

   WHEREAS, the Special Committee (the "Special Committee") of the independent members of the Board of Directors of APF has received a fairness opinion (the "Fairness Opinion") from Merrill Lynch & Co. as to the fairness to APF, from a financial point of view, of the consideration to be paid in connection with the Proposed Acquisitions;

   WHEREAS, the Special Committee has recommended the Merger to the Board of Directors of APF and the Board has approved the proposal to consummate the Merger (the "Merger Proposal") and the related transactions;

   WHEREAS, Legg Mason Wood Walker Incorporated has delivered a fairness opinion (the "Fund Fairness Opinion") to the General Partners as to the fairness to the Fund and its limited partners from a financial point of view, of the APF Common Share consideration offered to the Fund and its limited partners; and

   WHEREAS, the Board of Directors of the OP General Partner has unanimously approved the Merger Proposal;

   NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  Definitions

   1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

   "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

   "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504, or any similar group defined under a similar provision of state, local or foreign law.

   "Agreement" means this Agreement, as amended from time to time.

   "APF" has the meaning set forth in the preface above.

   "APF Common Shares" shall mean the shares of common stock, par value $0.01, of APF.

   "APF Indemnity Claim" has the meaning set forth in Section 12.1 below.

   "APF SEC Documents" has the meaning set forth in Section 6.7 below.

   "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

   "Business Combination" has the meaning set forth in Section 4.1(b) below.

   "Cash/Note Option" has the meaning set forth in Section 4.4 below.

   "Closing" has the meaning set forth in Section 2.3 below.

   "CNL Income Funds" has the meaning set forth in the second paragraph of the Recitals above.

   "Closing Date" has the meaning set forth in Section 2.3 below.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Confidential Information" means any information concerning the businesses and affairs of the Fund, the Operating Partnership or APF, if any, that is not already generally available to the public.

   "Delaware RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Disclosure Schedule" has the meaning set forth in the first paragraph of
Article VII below.

   "Dissenting Partners" has the meaning set forth in Section 4.4 below.

   "Effective Time" has the meaning set forth in Section 2.2 below.

   "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

   "Fairness Opinion" has the meaning set forth in the third paragraph of the Recitals above.

   "Florida RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Fund" has the meaning set forth in the preface above.

   "Fund Articles of Merger" has the meaning set forth in Section 2.2 below.

   "Fund Fairness Opinion" has the meaning set forth in the fifth paragraph of the recitals above.

   "Fund Indemnity Claim" has the meaning set forth in Section 12.2 below.

   "Fund Interests" means the general and limited partnership interests in the Fund.

   "Fund SEC Documents" has the meaning set forth in Section 7.7 below.

   "GAAP" means United States generally accepted accounting principles as in effect from time to time.

   "General Partners" has the meaning set forth in the preface above.

   "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation but excluding commercially available shrink wrap software), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

   "IRS" means the Internal Revenue Service.

   "Knowledge" means in the case of the Fund, CNL Realty Corporation, Inc., APF and the OP General Partner, the actual knowledge of a director or an executive officer after reasonable investigation and, in the case of the individual General Partners, the collective actual Knowledge of all of the General Partners after reasonable investigation. For the purposes of this Agreement, the Knowledge of one General Partner shall be attributed to the other General Partners.

   "Known" and "Knowingly" mean that the Fund, any General Partner or APF, as applicable, had Knowledge of the particular matter or took the action described with prior Knowledge.

   "Liability" means any liability (whether Known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

   "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to an industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

   "Merger" has the meaning set forth in the first paragraph of the Recitals above.

   "Merger Proposal" has the meaning set forth in fourth paragraph of the Recitals above.

   "Most Recent 10-Q" has the meaning set forth in Section 7.5 below.

   "Most Recent Balance Sheet" means the most recent balance sheet filed in a Fund SEC Document.

   "Notes" has the meaning set forth in Section 4.4 below.

   "NYSE" means the New York Stock Exchange.

   "OP Certificate of Merger" has the meaning set forth in Section 2.2 below.

   "OP General Partner" has the meaning set forth in the Preface above.

   "OP Limited Partner" means CNL APF LP Corp., a Delaware corporation and wholly owned subsidiary of APF.

   "Operating Partnership" has the meaning set forth in the preface above.

   "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

   "Party" or "Parties" has the meaning set forth in the preface above.

   "Partner" means any holder of Fund Interests.

   "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

   "Proposed Acquisitions" has the meaning set forth in the second paragraph of the Recitals above.

   "Registration Statement" means the registration statement on Form S-4 to be filed by APF to register the APF Common Shares to be issued as Share Consideration in the Merger.

   "Representative" has the meaning set forth in Section 12.3 below.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (e) any minor imperfection of title or similar lien which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on such Party.

   "Share Consideration" has the meaning set forth in Section 4.1(a) below.

   "Special Committee" has the meaning set forth in the third paragraph to the Recitals above.

   "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or otherwise control the management.

   "Surviving Partnership" has the meaning set forth in Section 2.1 below.

   "Takeover Statute" has the meaning set forth in Section 8.9 below.

   "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code

(S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

   "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   "Third-Party Claim" has the meaning set forth in Section 12.4 below.

                                   ARTICLE II

                        Merger; Effective Time; Closing

   2.1 Merger. Subject to the terms and conditions of this Agreement, the Delaware RULPA and the Florida RULPA, at the Effective Time, the Operating Partnership and the Fund shall consummate the Merger in which (i) the Fund shall be merged with and into the Operating Partnership and the separate limited partnership existence of the Fund shall thereupon cease, (ii) the Operating Partnership shall be the successor or surviving limited partnership in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate limited partnership existence of the Operating Partnership with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The limited partnership surviving the Merger is sometimes hereinafter referred to as the "Surviving Partnership." The Merger shall have the effects set forth in the Delaware RULPA and the Florida RULPA. As a result of the Merger, the outstanding Fund Interests shall be converted or cancelled in the manner provided in Article IV.

   2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, the Operating Partnership and the Fund shall (i) execute or cause to be executed (A) a Certificate of Merger in the form required by the Delaware RULPA (the "OP Certificate of Merger") and (B) Articles of Merger in the form required by the Florida RULPA (the "Fund Articles of Merger"), and
(ii) cause the OP Certificate of Merger to be filed with the Delaware Secretary of State as provided in the Delaware RULPA and the Fund Articles of Merger to be filed with the Florida Department of State as provided in the Florida RULPA, in each case, on the Closing Date or as soon as practicable thereafter. The Merger shall become effective at (i) such time as the OP Certificate of Merger has been duly filed with the Delaware of Secretary of State and the Fund Articles of Merger has been duly filed with the Florida Department of State or
(ii) such other time as is agreed upon by APF, the OP General Partner and the General Partners and specified in the OP Certificate of Merger and the Fund Articles of Merger. Such time is hereinafter referred to as the "Effective Time."

   2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw Pittman Potts & Trowbridge, 2300 N Street, N.W., Washington, D.C. 20037, commencing at 9:00 a.m. local time on such date as within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date as APF, the OP General Partner and the General Partners may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article X (the "Closing Date"). In no event shall the Closing Date be a date subsequent to December 31, 1999. At the Closing, there shall be delivered to APF, the Operating Partnership, the OP General Partner, the General Partners and the Fund the certificates and other documents and instruments required to be delivered under
Article X.

   2.4 Further Assurances. Each Party hereto will execute such further documents and instruments and take such further actions as may be reasonably requested by one or more of the other Parties to consummate the Merger, to vest the Surviving Partnership with full title to all assets, properties, rights, approvals, immunities and franchises of either the Fund or the Operating Partnership or to effect the other purposes of this Agreement.

                                  ARTICLE III

 Certificate of Limited Partnership; Limited Partnership Agreement;and General
                        Partner of Surviving Partnership

   3.1 Certificate of Limited Partnership. At the Effective Time, the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein.

   3.2 Limited Partnership Agreement. At the Effective Time, the limited partnership agreement of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the limited partnership agreement of the Surviving Partnership.

   3.3 General Partner. The general partner of the Operating Partnership immediately prior to the Effective Time shall be the general partner of the Surviving Partnership from and after the Effective Time until it is replaced or it resigns in accordance with the limited partnership agreement of the Surviving Partnership.

                                   ARTICLE IV

              Share Consideration; Payment of Share Consideration

   4.1 Share Consideration; Conversion or Cancellation of Fund Interests in Merger.

   (a) At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Fund Interests (i) shall be converted into the right to receive up to 4,243,243 fully paid and nonassessable APF Common Shares (2,121,622 APF Common Shares if the Reverse Split [defined below] occurs before the Closing) (the "Share Consideration") pursuant to the terms of
Section 4.2 below, (ii) shall cease to be outstanding, and (iii) shall be canceled and retired and shall cease to exist, and each Partner, as the holder of such Fund Interests shall cease to have any rights with respect thereto, except the right to receive either (A) APF Common Shares therefor in accordance with this Section 4.1 and Section 4.3 or (B) the cash and Notes in accordance with Section 4.4 below. Subject to the approval of the APF's shareholders of an amendment to its article of incorporation, APF anticipates that prior to the Closing it will effect a one for two reverse stock split (the "Reverse Split") pursuant to which each two shares of APF Common Shares outstanding will be exchanged for one share of APF Common Shares.

   (b) Except for the Reverse Stock Split described in Section 4.1(a), prior to the Effective Time, APF shall not split or combine the APF Common Shares, or pay a stock dividend or other stock distribution in APF Common Shares, or in rights or securities exchangeable for, convertible into or exercisable for APF Common Shares, or otherwise change APF Common Shares into, or exchange APF Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of APF as a result of which APF stockholders receive cash, stock, or other property in exchange for, or in connection with, their APF Common Shares (a "Business Combination") or otherwise), or make any other dividend or distribution on or of APF Common Shares (other than regular quarterly cash dividends paid on APF Common Shares or any distribution pursuant to APF's dividend reinvestment plan), without the parties hereto having first entered into an amendment to this Agreement pursuant to which the Share Consideration will be adjusted to reflect such split, combination, dividend, distribution, Business Combination, or change.

   (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the APF Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

   4.2 Payment of Share Consideration. At the Closing, subject to Section 4.4 below, the Partners shall receive the Share Consideration (less expenses paid by APF on behalf of the Fund), distributed in accordance with the provisions of the Fund's limited partnership agreement as of the Closing Date. For the purposes of this Agreement, the Share Consideration will be reduced (i) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund and (ii) as provided in Section 4.4 below.

   4.3 Fractional APF Common Shares. No certificates representing fractional APF Common Shares shall be issued upon conversion of any Fund Interests. Each Partner of the Fund who would otherwise be entitled to fractional APF Common Shares will receive one APF Common Share for a fractional interest representing 50% or more of one APF Common Share. No APF Common Shares will be issued for a fractional interest representing less than 50% of one APF Common Share.

   4.4 Cash/Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the cash/note option (the "Cash/Note Option"), such Dissenting Partners shall be entitled to receive, in lieu of the Share Consideration, consideration based on such Dissenting Partners' percentage interest (as determined by the Fund's partnership agreement) in the Fund's asset liquidation value of $38,583,104, based on Valuation Associates' appraisal. Such consideration shall be payable 10% in cash and 90% in Callable Notes due in 2006 (the "Notes"). The Notes will bear interest at a fixed rate equal to 120% of the applicable federal rate as of the date the consent solicitation on Form S-4 is mailed to the limited partners. The Share Consideration shall be reduced on a one-for-one basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Cash/Note Option.

                                   ARTICLE V

             Representations and Warranties of The General Partners

   Each General Partner severally represents and warrants to APF and the Operating Partnership that the statements contained in this Article V are correct and complete as of the date hereof and on the Closing Date:

   5.1 Authorization of Transaction. The General Partner has full power and authority (including, as applicable, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the General Partner, enforceable in accordance with its terms and conditions. The General Partner does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   5.2 Noncontravention. Except as set forth in Section 5.2 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the General Partner is subject or, as applicable, any provision of the General Partner's articles of incorporation, bylaws or other organizational documents.

                                   ARTICLE VI

 Representations and Warranties of APF, The OPGeneral Partner and The Operating
                                  Partnership

   APF, the OP General Partner and the Operating Partnership jointly and severally represent and warrant to the General Partners and the Fund that the statements contained in this Article VI are correct and complete as of the date hereof and the Closing Date:

   6.1 Organization. APF is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. APF is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on APF. APF has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The OP General Partner is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. The Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Operating Partnership is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Operating Partnership. The Operating Partnership has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. APF and the OP General Partner have delivered to the General Partners and the Fund correct and complete copies of the certificate of incorporation of APF and the OP General Partner and the certificate of limited partnership and the limited partnership agreement of the Operating Partnership (each as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of APF and the OP General Partner and any organizational records of the Operating Partnership have been made available to the General Partners and the Fund and are correct and complete. APF is not in default under or in violation of any provision of its certificate of incorporation, and the Operating Partnership is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   6.2 Capital Stock. The authorized capital stock of APF consists of 125,000,000 shares of common stock, $.01 par value (the "APF Common Shares"), of which 74,696,927 shares are outstanding as of January 31, 1999. Since January 31, 1999, APF has not issued any shares of capital stock. All outstanding APF Common Shares are, and all APF Common Shares issuable under any stock option plans of APF, will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the 56,756,757 APF Common Shares which may be issued in connection with APF's acquisition of the other 17 CNL Income Funds in the Proposed Acquisitions and the 12,300,000 APF Shares which may be issued in connection with APF's acquisition of CNL Fund Advisors, Inc., CNL Financial Services, Inc. and CNL Financial Corp., there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which APF is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem, or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock. All of the outstanding general partner interests of the Operating Partnership are owned by the OP General Partner, and all of the outstanding limited partner interests of the Operating Partnership are owned by the OP Limited Partnership, and there are outstanding on the date hereof no options, warrants, rights, commitments or any other agreements of any character to which the Operating Partnership or any partner thereof is a party or which it may be bound requiring it to issue, transfer, sell, purchase, register, redeem or acquire any interest in the Operating Partnership.

   6.3 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of APF will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Share Consideration will be registered under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. The Share Consideration will, when issued, be approved for listing on the NYSE, subject to official notice of issuance.

   6.4 Authorization of Transaction. APF, the OP General Partner and the Operating Partnership have full power and authority (including full corporate and limited partnership, as applicable, power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance by APF, the OP General Partner and the Operating Partnership of this Agreement have been duly and validly authorized by the boards of directors of APF and the OP General Partner. This Agreement constitutes the valid and legally binding obligation of APF, the OP General Partner and the Operating Partnership, enforceable in accordance with its terms and conditions. None of APF, the OP General Partner or the Operating Partnership needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which, APF, the OP General Partner or the Operating Partnership is subject or any provision of APF's or the OP General Partner's articles of incorporation or by-laws or the Operating Partnership's certificate of limited partnership or limited partnership agreement or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which APF, the OP General Partner or the Operating Partnership is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of a Security Interest upon any of its assets.

   6.6 Title to Assets. APF has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of its most recent quarterly report on Form 10-Q.

   6.7 Reports and Financial Statements. APF has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "APF SEC Documents"). All of the APF SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such APF SEC Documents. None of the APF SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed APF SEC Documents. There is no unresolved violation, criticism or exception by any governmental entity of which APF has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to APF could have a Material Adverse Effect on APF. The financial statements of APF included in the APF SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of APF as of the dates thereof and the results of operations and cash flows of APF for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   6.8 Events Subsequent to September 30, 1998. Since September 30, 1998, nothing has occurred which has had or would reasonably be expected to have a Material Adverse Effect on APF.

   6.9 Litigation. Except as publicly disclosed by APF in its APF SEC Documents or on Schedule 1, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of APF, threatened against APF or any of its Subsidiaries or any of their respective properties or assets which (a) if adversely determined, could reasonably be expected to have a Material Adverse Effect on APF or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by APF in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by APF in any APF SEC Document, none of APF or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on APF or would prevent or delay the consummation of the transactions contemplated hereby.

   6.10 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by APF for inclusion or incorporation by reference in (i) the Registration Statement to be filed by APF with the SEC in connection with the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the proxy statement sent by APF to its shareholders pertaining to the Merger will, at the date mailed to shareholders and at the times of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to APF, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the proxy statement, APF shall promptly so advise the General Partners and such event shall be so described, and such amendment or supplement (which the General Partners shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

   6.11 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by APF in its APF SEC Documents or disclosed in
Schedule 1, as of December 31, 1998, to APF's Knowledge, none of APF or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which are not fully reflected in, reserved against or otherwise described in the consolidated balance sheet of APF and its consolidated Subsidiaries (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in any reports filed by it with the APF SEC Documents, since December 31, 1998, the business of APF and its Subsidiaries has been carried on only in the ordinary and usual course, to APF's Knowledge, none of APF or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which could reasonably be expected to have, and there have been no events, changes or effects with respect to APF or its Subsidiaries Known to APF having or which could reasonably be expected to have, a Material Adverse Effect on APF.

   6.12 Brokers' Fees. Except for the fees and expenses paid to Merrill Lynch & Co. with respect to the delivery of the Fairness Opinion to the Special Committee and in connection with the financial services provided by Salomon Smith Barney, none of APF, the OP General Partner or the Operating Partnership has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

   6.13 Qualification as a REIT. APF is a "real estate investment trust" for federal income tax purposes. The consummation of the transactions contemplated by this Agreement will not cause APF to cease to qualify as a "real estate investment trust" for federal income tax purposes.

   6.14 Compliance with Applicable Law. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, it and its Subsidiaries hold all permits, licenses, variances, exemptions, order and approvals of all governmental entities necessary for the lawful conduct of their respective businesses, except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its

APF SEC Documents, to APF's Knowledge, APF and its Subsidiaries are in compliance with the material terms of its permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF, the businesses of APF and its Subsidiaries are not, to APF's Knowledge, being conducted in violation of any law, ordinance or regulation of any governmental entity except that no representation or warranty is made in this Section 6.14 with respect to environmental laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, no investigation or review by any governmental entity with respect to APF or its Subsidiaries is pending or, to the Knowledge of APF, threatened, nor, to the Knowledge of APF, has any government entity indicated an intention to conduct the same, other than, in each case, those which APF reasonably believes will not have a Material Adverse Effect on APF.

   6.15 Intellectual Property.

   (a) APF owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of APF as presently conducted. Each item of Intellectual Property owned or used by APF immediately prior to the Closing hereunder will be owned or available for use by APF on identical terms and conditions immediately subsequent to the Closing hereunder. APF has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) APF has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of APF's directors or officers (or employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that APF must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of APF which are material to the operation of APF's business.

   (c) APF has no patent or registration which has been issued to APF with respect to any of its Intellectual Property.

   (d) Nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of APF's business as presently conducted.

   6.16 Insurance. With respect to each current insurance policy to which APF is a party, a named insured or is otherwise the beneficiary of coverage, to the knowledge of APF: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither APF nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

   6.17 Tenants. To the Knowledge of APF and except as set forth on Schedule 1, no current tenant of a property owned by APF, which as of the date of APF's most recent quarterly report on Form 10-Q represented more than 5% of APF's total revenues, presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   6.18 Disclosure. APF is in compliance in all material respects with its obligation under the Securities Exchange Act to publicly disclose material information in a timely fashion.

                                  ARTICLE VII

               Representations and Warranties Concerning the Fund

   The General Partners and the Fund jointly and severally represent and warrant to APF and the Operating Partnership that the statements contained in this Article VII are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the General Partners and the Fund to APF and the Operating Partnership in accordance with the provisions of
Section 8.14 (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VII.

   7.1 Organization, Qualification, and Corporate Power. The Fund is a limited partnership duly organized, validly existing, and in good standing under the laws of Florida. The Fund is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Except as set forth in Section 7.1(a) of the Disclosure Schedule, the Fund has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Section 7.1(b) of the Disclosure Schedule lists the directors and officers of the corporate General Partner. The General Partners have been made available to APF and the Operating Partnership correct and complete copies of the certificate of limited partnership and the limited partnership agreement of the Fund (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the corporate General Partner and any organizational records of the Fund have been made available to APF and the Operating Partnership and are correct and complete in all material respects. The Fund is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   7.2 Capitalization. All of the outstanding ownership interests in the Fund (the "Fund Interests") consist of (i) one percent in general partnership interests and (ii) 4,000,000 units of limited partnership interests. All of the outstanding Fund Interests have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Fund to issue, sell, or otherwise cause to become outstanding any additional ownership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Fund.

   7.3 Authorization of Transaction. The Fund has full power and authority (including full limited partnership power and authority) to execute and deliver this Agreement and, upon the affirmative vote of a majority of the outstanding limited partnership Fund Interests, will have full power and authority (including limited partnership power and authority) to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Fund, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, moratorium and rights of creditors generally. The Fund is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   7.4 Noncontravention. Except as set forth in Section 7.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Fund is subject or any provision of the certificate of limited partnership or limited partnership agreement of the Fund or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Fund is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

   7.5 Title to Assets. The Fund has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC (the "Most Recent 10-Q") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent 10-Q.

   7.6 Subsidiaries. The Fund does not have any Subsidiaries, operating or otherwise.

   7.7 Reports and Financial Statements. The Fund has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "Fund SEC Documents"). All of the Fund SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Fund SEC Documents. None of the Fund SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Fund SEC Documents. There is no unresolved violation by any governmental entity of which the Fund has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to the Fund could have a Material Adverse Effect on the Fund. The financial statements of the Fund included in the Fund SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of the Fund as of the dates thereof and the results of operations and cash flows of the Fund for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   7.8 Events Subsequent to the Most Recent 10-Q. Since the date of the Most Recent 10-Q nothing has had a Material Adverse Effect on the Fund. Without limiting the generality of the foregoing, since that date, except as set forth in the appropriately lettered paragraph of Section 7.8 of the Disclosure
Schedule:

   (a) the Fund has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration (as reasonably determined by the General Partners) in the Ordinary Course of Business;

   (b) the Fund has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 except in the Ordinary Course of Business;

   (c) no party (including the Fund) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Fund is a party or by which it is bound except in the Ordinary Course of Business;

   (d) the Fund has not imposed any Security Interest upon any of its assets, tangible or intangible except in the Ordinary Course of Business;

   (e) the Fund has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 except in the Ordinary Course of Business;

   (f) the Fund has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

   (g) the Fund has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

   (h) the Fund has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

   (i) the Fund has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

   (j) the Fund has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

   (k) there has been no change made or authorized in the certificate of limited partnership or limited partnership agreement of the Fund;

   (l) the Fund has not issued, sold, or otherwise disposed of any ownership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any ownership interests in the Fund;

   (m) the Fund has not declared, set aside, or paid any dividend or made any distribution with respect to its ownership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its ownership interests other than distributions consistent with past practices;

   (n) the Fund has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

   (o) the Fund has not made any loan to, or entered into any other transaction with, any of the General Partners or the directors, officers, or employees of the corporate General Partner outside the Ordinary Course of Business;

   (p) the Fund has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

   (q) the Fund has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

   (r) to the Knowledge of the General Partners, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Fund; and

   (s) the Fund is not under any legal obligation, whether written or oral, to do any of the foregoing.

   7.9 Undisclosed Liabilities. The Fund does not have any Liability (and, to the Knowledge of the General Partners, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) or which are not in the aggregate material.

   7.10 Legal Compliance. Except as disclosed in the Fund SEC Documents, the Fund has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), the violation of which could cause a Material Adverse Effect to the Fund, of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

   7.11 Tax Matters.

   (a) The Fund has filed all material Tax Returns that it was required to file, including, without limitation, any material Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Fund (as shown on any filed Tax Return) have been paid. The Fund currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Fund does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Fund that arose in connection with any failure (or alleged failure) to pay any Tax.

   (b) The Fund has withheld and, if due, paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, Partner, or other third party.

   (c) The General Partners do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Fund either (A) claimed or raised by any authority in writing or (B) as to which any of the General Partners has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Fund for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Fund since December 31, 1996.

   (d) The Fund has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

   (e) The Fund has not filed a consent under Code (S)341(f) concerning collapsible corporations. The Fund has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G. The Fund has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S)6662. The Fund is not a party to any Tax allocation or sharing agreement. The Fund (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Fund) or (B) has any Liability for the Taxes of any Person (other than the Fund) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   7.12 Real Property.

   Section 7.12(a) of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased by the Fund. Section 7.12(b) of the Disclosure Schedule lists all leases and subleases to which the Fund is a party, and the General Partners have made available to APF correct and complete copies of all such leases and subleases (as amended to date). With respect to each lease and sublease listed in Section 7.12(b) of the Disclosure Schedule:

   (a) the lease or, to the Knowledge of the General Partners, the sublease is legal, valid, binding, enforceable, and in full force and effect, except as may be affected by bankruptcy, insolvency, moratorium and the rights of creditors generally;

   (b) no consent is required with respect to the lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of the lease or sublease or otherwise affect the ongoing validity of the lease or sublease;

   (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

   (d) no party to the lease or, to knowledge of the General Partners, sublease has repudiated any provision thereof;

   (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or, to the Knowledge of the General Partners, sublease;

   (f) the Fund has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

   (g) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required by the Fund in connection with the operation thereof and, to the Knowledge of the General Partners, have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

   (h) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

   7.13 Intellectual Property.

   (a) The Fund owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Fund as presently conducted. Each item of Intellectual Property owned or used by the Fund immediately prior to the Closing hereunder will be owned or available for use by the Fund on identical terms and conditions immediately subsequent to the Closing hereunder. The Fund has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) The Fund has not Knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the General Partners nor any of the corporate General Partner's directors and officers (and employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Fund must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the General Partners, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Fund which are material to the operation of the Fund's business.

   (c) The Fund has no patent or registration which has been issued to the Fund with respect to any of its Intellectual Property.

   (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Fund uses pursuant to license, sublicense, agreement, or permission. The General

Partners have made available to APF and the Operating Partnership correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

   (e) To the Knowledge of the General Partners, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Fund's business as presently conducted.

   7.14 Tangible Assets. The Fund owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted. Each such tangible asset is free from all material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the assets, in the opinion of the General Partners, necessary to conduct the Fund's business as it is currently being conducted.

   7.15 Contracts. Section 7.15 of the Disclosure Schedule lists all of the following types of contracts and other agreements to which the Fund is a party:

   (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

   (b) any agreement concerning a partnership or joint venture;

   (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

   (d) any agreement concerning confidentiality or noncompetition;

   (e) any agreement with any General Partner or any of their Affiliates (other than the Fund);

   (f) any agreement under which it has advanced or loaned any amount to any of the General Partners or the corporate General Partner's directors, officers, and employees outside the Ordinary Course of Business; or

   (g) any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

   The General Partners have made available to APF and the Operating Partnership a correct and complete copy of each written agreement listed in
Section 7.15 of the Disclosure Schedule (as amended to date) which is not included as an exhibit to a Fund SEC Document and a written summary setting forth the terms and conditions of each oral agreement referred to in Section
7.15 of the Disclosure Schedule. With respect to each agreement set forth in
Section 7.15 of the Disclosure Schedule or filed as an exhibit to a Fund SEC
Document: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

   7.16 Notes and Accounts Receivable. All notes and accounts receivable of the Fund are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Fund.

   7.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Fund.

   7.18 Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Fund has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets): (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (iii) the policy number and the period of coverage. With respect to each current insurance policy, to the Knowledge of the General Partners and the Fund: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Fund nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Fund has been covered during the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets) by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Fund.

   7.19 Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance, not already disclosed in the Fund SEC Documents, in which the Fund
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or, to its Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section
7.19 of the Disclosure Schedule or the Fund SEC Documents could result in any Material Adverse Effect on the Fund. None of the General Partners has any reason to believe that any additional such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Fund.

   7.20 Tenants. To the Knowledge of any of the General Partners, no current tenant of a property owned by the Fund presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   7.21 Employees. The Fund does not have and has never had any employees, officers or directors. The Fund is not and has never been a party to or had any liability with respect to any Employee Benefit Plan.

   7.22 Guaranties. The Fund is not a guarantor of and is not otherwise liable for any liability or obligation (including indebtedness) of any other Person.

   7.23 Registration Statement. The information furnished by the Fund for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

   7.24 Environmental Matters. The Fund is currently in compliance with all material environmental laws, ordinances, regulations and orders applicable to its business or properties, and, to the Knowledge of the General Partners, the tenants' present uses of the Fund's properties, whether leased or owned, do not materially violate any such laws, ordinances, regulations or orders. The Fund is not subject to any Liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or material or pollutant or any spill, leakage, discharge or release of any hazardous substance or material or pollutant as a result of having owned or operated any business prior to the Effective Time, which if a violation existed would have a Material Adverse Effect on the Fund.

   7.25 Vote Required. The affirmative vote of at least a majority of the outstanding Fund Interests is the only vote of any security holder in the Fund (under applicable law or otherwise) required to approve the Merger, this Agreement and the other transactions contemplated hereby.

   7.26 Disclosure. The representations and warranties contained in this
Article VII do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VII not misleading.

                                  ARTICLE VIII
                             Pre-Closing Covenants

   The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

   8.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article X below).

   8.2 Notices and Consents. The General Partners shall give any notices to third parties and obtain any third party consents referred to in Sections 5.1, 5.2, 7.3 and 7.4 above and the related sections of the Disclosure Schedule. APF, the OP General Partner and the Operating Partnership shall give any notices to third parties and obtain any third party consents referred to in Sections 6.4 and 6.5 above. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 5.1, 6.4 and
7.3 above.

   8.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement to the Effective Time, the General Partners will not, and will not cause the Fund to, take any action that adversely affects the ability of the Fund (i) to pursue its business in the ordinary course, (ii) to seek to preserve intact its current business organizations, and (iii) to preserve its relationships with its tenants; and the General Partners will not allow the Fund to, without the OP General Partner's prior written consent, which consent shall not be unreasonably withheld:

   (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any additional ownership interests (including the Fund Interests), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its ownership interests or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or (ii) any other securities in respect of, in lieu of or in substitution for the Fund Interests outstanding on the date hereof;

   (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Fund Interests);

   (c) split, combine, subdivide or reclassify any of its ownership interests or otherwise make any payments to the Partners; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution in respect of its ownership interests at such times and in such manner and amount as may be consistent with the Fund's past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from December 31, 1998 through the Effective Time, to the extent not otherwise paid or distributed to the Partners), or (ii) any distribution of property necessary for the representation and warranty set forth in Section
7.11 to be true and correct;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

   (e) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation outside the Ordinary Course of Business;

   (f) other than as may be necessary to consummate the Merger, adopt any amendments to its certificate of limited partnership or limited partnership agreement;

   (g) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, outside the Ordinary Course of Business;

   (h) engage in the conduct of any business the nature of which is materially different from the business in which the Fund is currently engaged;

   (i) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Fund;

   (j) forgive any indebtedness owed to the Fund or convert or contribute by way of capital contribution any such indebtedness owed;

   (k) authorize or enter into any agreement providing for management services to be provided by the Fund to any third party or an increase in management fees paid by any third party under existing management agreements;

   (l) mortgage, pledge, encumber, sell, lease or transfer any material assets of the Fund except as contemplated by this Agreement;

   (m) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

   (n) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

   8.4 Full Access. The General Partners shall permit representatives of APF and the OP General Partner to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Fund to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Fund. APF, the OP General Partner and the Operating Partnership shall permit representatives of the General Partners and the Fund to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of APF and the Operating Partnership to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to APF, the OP General Partner and the Operating Partnership. The Parties agree that any information obtained in connection with the exercise of their rights pursuant to this Section 8.4 shall be Confidential Information for purposes of this Agreement.

   8.5 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Articles V, VI or VII above, as applicable. No disclosure by any Party pursuant to this Section 8.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

   8.6 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each of APF, the Operating Partnership, the General Partners and the Fund shall use reasonable efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of APF after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

   8.7 Fund Partner Approval. The General Partners hereby agree to vote the Fund Interests owned by them in favor of this Agreement and the transactions contemplated hereby and agree, subject to the satisfaction of their fiduciary duties as general partners under Florida law, as reasonably determined by the General Partners, to recommend that the limited Partners of the Fund vote their Fund Interests in favor of this Agreement and the transactions contemplated hereby.

   8.8 Delivery of Certain Financial Statements.

   (a) In addition to disclosure in Fund SEC Documents required to be filed by the Fund, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, the Fund shall provide to APF and the OP General Partner with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by the Fund and each of the General Partners that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of the Fund as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   (b) In addition to disclosure in APF SEC Documents required to be filed by APF, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, APF shall provide to the Fund and the General Partners with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by APF that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of APF as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   8.9 State Takeover Statutes. APF, the APF Board of Directors, the Operating Partnership, the Fund and the General Partners shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation, including without limitation, the control share acquisition provisions of Section 3-701 et seq. of the Maryland GCL and the business combination provisions of Section 3-601 et seq of the Maryland GCL (each, a "Takeover Statute"), is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and
(ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

   8.10 Exclusivity. None of the General Partners shall solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of the Fund (including any acquisition structured as a merger, consolidation, or share exchange). The General Partners shall notify APF and the Operating Partnership immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

   8.11 Listing. APF shall effect, at or before the issuance of any APF Common Shares issued as Share Consideration pursuant to Article IV, authorization for listing or quotation of such APF Common Shares on the NYSE, subject to official notice of issuance.

   8.12 Maintenance of APF's Business. During the period from the date of this Agreement to the Effective Time, APF will not take any action that adversely affects the ability of APF (i) to pursue its business in the ordinary course,
(ii) to seek to preserve intact its current business organizations (iii) to preserve its relationships with its tenants and (iv) will not take any action to affect it status as a REIT for federal income tax purposes.

   8.13 Registration of Share Consideration. APF shall cause the Registration Statement to become effective prior to the Closing Date.

   8.14 Delivery and Approval of Disclosure Schedule and Schedule 1. Within fifteen (15) business days after the date of this Agreement the General Partners shall deliver to APF the Disclosure Schedule and APF shall deliver to the General Partners Schedule 1. Within fifteen (15) business days after APF receives the Disclosure Schedule it shall give the General Partners notice either that the disclosures in the Disclosure Schedule are, as to substance, satisfactory to APF, in its sole and absolute discretion, or that they are not satisfactory and that APF terminate this Merger Agreement pursuant to Section
11.2. Likewise, within fifteen (15) business days after the General Partners receive Schedule 1, the General Partners shall give APF notice either that the disclosures in Schedule 1 are, as to substance, satisfactory to them, in their sole and absolute discretion, or that they are not satisfactory and that such General Partners terminate the Agreement pursuant to Section 11.2. In the case of both APF and the General Partners, the failure of either to give the notice specified above within the applicable fifteen (15) business day period shall constitute approval of the Disclosure Schedule or Schedule 1, as applicable.

   8.15 Certain Acquisitions. APF or its Subsidiaries shall acquire CNL Fund Advisors, Inc., CNL Financial Corp. and CNL Financial Services, Inc. (collective, the "CNL Restaurant Services Group") substantially in accordance with the terms and conditions set forth in their respective merger agreements dated on or about the date hereof or such other terms that are mutually agreed to by the parties.

                                   ARTICLE IX

                             Post-Closing Covenants

   The Parties agree as follows with respect to the period following the
Closing:

   9.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XII below). The General Partners acknowledge and agree that from and after the Closing, the Surviving Partnership will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Fund.

   9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Fund, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article XII below).

   9.3 Transition. The General Partners will not take any action that is designed or intended to have the effect of discouraging any tenant, lessor, licensor, customer, supplier, or other business associate of the Fund from maintaining the same business relationships with the Surviving Partnership after the Closing as it maintained with the Fund prior to the Closing.

   9.4 Confidentiality.

   (a) The General Partners and the Fund will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to APF or the OP General Partner, as applicable, or destroy, at the request and option of APF or the OP General Partner, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the General Partners or the Fund is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such General Partner or the Fund, as applicable, will notify APF or the OP General Partner, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such General Partner or the Fund is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such General Partner or the Fund, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that such General Partner or the Fund, as applicable, shall use its best efforts to obtain, at the request of APF or the OP General Partner, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as APF or the OP General Partner, as applicable, shall designate.

   (b) APF, the OP General Partner and the Operating Partnership will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, if the Closing does not occur, deliver promptly to the Fund General Partners, as applicable, or destroy, at the request and option of the Fund or the General Partners, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Prior to the Closing and if the Closing does not occur, in the event that any of APF, the OP General Partner or the Operating Partnership is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, APF, the OP General Partner or the Operating Partnership, as applicable, will notify the Fund or the General Partners, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, APF, the OP General Partner or the Operating Partnership is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then APF, the OP General Partner or the Operating Partnership, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that APF, the OP General Partner or the Operating Partnership, as applicable, shall use its best efforts to obtain, at the request of the Fund or the General Partners, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Fund or the General Partners, as applicable, shall designate.

   9.5 Covenant Not to Compete. Unless employed by the Surviving Partnership or APF after the Closing, for a period of three years from and after the Closing Date, none of the General Partners will engage directly or indirectly in any business serving the restaurant industry that the Surviving Partnership or APF conducts as of the Closing Date, except existing restaurant businesses and properties currently owned or advised by affiliates of CNL Group, Inc., including CNL Advisory Services, Inc. In addition, and not in lieu of the foregoing, for a period of three years from and after the Closing Date, James
M. Seneff, Jr. hereby covenants and agrees not to engage or participate, directly or indirectly, as principal, agent, executive, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business that relates to the ownership, acquisition or development of "restaurant operations"; provided, however, for the purposes of this Agreement, "restaurant operations" shall not include the ownership, acquisition or development of hotel and health care properties that contain restaurant operations and those entities set forth on Schedule 9.5, and provided further, the noncompetition covenant shall not operate to preclude Mr. Seneff's ownership of APF Common Shares and of up to 5% of the equity securities of companies whose common stock is publicly traded that are engaged in owning, operating, franchising or making are engaged in owning, operating, franchising or making loans to restaurants and restaurant companies. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

   9.6 Tax Matters.

   (a) If there is an adjustment to any item reported on a pre-closing Tax Return that results in an increase in the Taxes payable by the Fund or any of the General Partners, and such adjustment results in a corresponding adjustment to items reported on a post-closing Tax Return with the result that the Taxes payable either by APF, any of its Subsidiaries, or by any consolidated group of companies of which APF or any Subsidiary are then members are reduced, or a refund of Taxes is increased, then any APF Indemnity Claim that the General Partners or Fund owes APF or the Operating Partnership pursuant to Article XII below shall be reduced by the amount by which such Taxes are reduced or such refunds are increased.

   (b) Any refund or credit of Taxes (including any statutory interest thereon) received by APF or any of its Subsidiaries attributable to periods ending on or prior to or including the Closing Date that were paid by the Fund pursuant to this Agreement shall reduce any APF Indemnity Claim that the General Partners or the Fund owes APF pursuant to Article XII below by an amount equal to the amount of such refund or credit.

   (c) In the event that APF or any of its Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that could affect the Fund or the General Partners, or if the Fund or any of the General Partners receives notice of such matters that could affect APF or any of its Subsidiaries, the party receiving such notice shall notify in writing the potentially affected party within ten
(10) days thereof. The failure of either party to give the notice required by this Section shall not impair such party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

   (d) The General Partners shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, reasonably settle or appeal all proceedings with respect to pre-closing Taxes.

                                   ARTICLE X

                       Conditions to Obligation to Close

   10.1 Conditions to Each Party's Obligation. The respective obligations of APF, the OP General Partner, the Operating Partnership, the Fund and the General Partners to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of APF and the General Partners:

   (a) Governmental Approvals and Consents. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 5.1, 6.4, and 7.3 above.

   (b) No Injunction or Proceedings. There shall not be any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of APF or the General Partners, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially adversely affect the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

   (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of APF, would have a Material Adverse Effect on the Fund or, in the sole judgment of any of the General Partners, would have a Material Adverse Effect on APF.

   (d) Shareholder/Partner Approvals. The stockholders of APF shall have approved APF's Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit A, and the Partners of the Fund shall have approved the Merger Proposal, amendments to the partnership agreement, if any.

   (e) Registration of Share Consideration. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

   10.2 Conditions to Obligation of APF, the OP General Partner and the Operating Partnership. The obligations of APF, the OP General Partner and the Operating Partnership to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) the General Partners and the Fund shall have delivered to APF and the OP General Partner a certificate to the effect that:

     (i) the representations and warranties set forth in Article V and
  Article VII above are true and correct in all material respects at and as of the Closing Date;

     (ii) the General Partners and the Fund have performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date;

     (iii) the General Partners and the Fund have procured all of the material third-party consents specified in, respectively, Section 5.2 and
  Section 7.4 above and the related sections of the Disclosure Schedule; and

     (iv) no action, suit, or proceeding is pending or, to their Knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
  (C) affect adversely the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

Notwithstanding the foregoing, APF's obligation to close as a result of a breach of the representations and warranties contained in Section 7.24 shall be governed solely by Section 10.2(e) below.

   (b) since December 31, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of the Fund, such determination to be made in the reasonable discretion of APF;

   (c) APF and the Operating Partnership shall have received an opinion dated as of the Closing Date from Baker and Hostetler LLP, counsel to the General Partners and the Fund, taken as a whole, in form and substance reasonably satisfactory to APF and the Operating Partnership;

   (d) APF shall have received the Disclosure Schedule and approved it in accordance with Section 8.14;

   (e) There shall not exist an unlawful environmental condition on one or more properties owned by the Fund, which in the opinion of a mutually acceptable environmental engineer or consultant, would require APF to expend in excess of $4,243,243 in order to remediate such unlawful environmental condition and cause the subject property or properties to comply with applicable environmental laws, ordinances, regulations or orders; and

   (f) If each of the CNL Income Funds approves its respective Proposed Acquisition, Merrill Lynch & Co. shall not have withdrawn its Fairness Opinion issued in connection with the Merger. If a Proposed Acquisition is not approved by the applicable CNL Income Fund, then the Special Committee of the Board of Directors of APF shall have received a fairness opinion addressed to APF and its stockholders from Merrill Lynch & Co. as to the fairness of the Proposed Acquisitions that were approved by the respective CNL Income Fund, including the consideration to be paid in connection therewith, to APF and its stockholders from a financial point of view.

   APF, the OP General Partner and the Operating Partnership may waive any condition specified in this Section 10.2 if they execute a writing so stating at or prior to the Closing.

   10.3 Conditions to Obligation of the General Partners and the Fund. The obligations of the General Partners and the Fund to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) APF, the OP General Partner and the Operating Partnership shall have delivered to the General Partners and the Fund a certificate to the effect that:

     (i) the representations and warranties set forth in Article VI above are true and correct in all material respects at and as of the Closing Date;

     (ii) APF, the OP General Partner and the Operating Partnership have performed and complied with all of their covenants hereunder in all material respects through the Closing; and

     (iii) no action, suit, or proceeding is pending or, to their knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

   (b) APF shall have delivered to the Fund for distribution to the Partners the Share Consideration pursuant to Section 4.2 and, as applicable, the cash and Notes pursuant to Section 4.4;

   (c) since September 30, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of APF;

   (d) APF shall have acquired the CNL Restaurant Services Group;

   (e) the General Partners shall have received Schedule 1 and approved it in accordance with Section 8.14;

   (f) the APF Common Shares shall have been approved for listing on the NYSE subject to official notice of issuance;

   (g) the General Partners shall have received an opinion dated as of the Closing Date from Shaw Pittman Potts & Trowbridge, counsel to APF and the Operating Partnership, in form and substance reasonably satisfactory to the General Partners; and

   (h) Legg Mason Wood Walker Incorporated shall not have withdrawn the Fund Fairness Opinion.

   The General Partners and the Fund may waive any condition specified in this
Section 10.3 if they execute a writing so stating at or prior to the Closing.

                                  ARTICLE XI

                                  Termination

   11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the General Partners, the limited partners of the Fund, the OP General Partner or the stockholders of APF, respectively, either by the mutual written consent of APF, the OP General Partner and the General Partners or by mutual action of the General Partners and the Boards of Directors of each of the corporate General Partner and the OP General Partner and the Special Committee.

   11.2 Termination by Individual Parties. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee and the Board of Directors of the OP General Partner in the event of a failure of a condition to the obligations of APF and the Operating Partnership set forth in
Section 10.2 of this Agreement; (b) by the General Partners in the event of a failure of a condition to the obligations of General Partners or the Fund set forth in Section 10.3 of this Agreement; (c) any Party if the Merger shall not have occurred by December 31, 1999 or (d) if a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

   11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article XI, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement or the obligations set forth in Sections 9.4 and 13.11.

                                  ARTICLE XII

                                Indemnification

   12.1 Indemnity Obligations of the General Partners and the Fund. Subject to Sections 12.5 and 12.6 hereof, each of the General Partners severally, in accordance with its percentage interest in the Share Consideration and limited in amount to the value of the APF Common Shares received by it, based upon the average per share closing price of the APF Common Shares for the first twenty trading days after the APF Common Shares are listed on NYSE (the "20 Day Average Price"), agree to indemnify and hold APF, the OP General Partner and the Surviving Partnership harmless from, and to reimburse APF, the OP General Partner and the Surviving Partnership for, any APF Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "APF Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost, or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of any of the General Partners or the Fund which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements, or undertakings of any of the General Partners or the Fund which are contained in or made pursuant to this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.1.

   12.2 Indemnity Obligations of APF, the OP General Partner and the Operating Partnership. Subject to Sections 12.5 and 12.6 hereof, APF, the OP General Partner and the Operating Partnership (including in its capacity as the Surviving Partnership) hereby jointly and severally agree to indemnify and hold each of the General Partners and the Fund harmless from, and to reimburse each of the General Partners and the Fund for, any Fund Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Fund Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost, or expense of any nature whatsoever incurred by any of the General Partners or the Fund resulting from
(i) any breach of any representation and warranty of APF, the OP General Partner or the Operating Partnership which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements, or undertakings of APF, the OP General Partner and the Operating Partnership which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 12.2.

   12.3 Appointment of Representative. James M. Seneff, Jr. is hereby appointed as the exclusive agent of the General Partners and the Fund to act on their behalf with respect to any and all Fund Indemnity Claims and any and all APF Indemnity Claims arising under this Agreement or such other representative as may be hereafter appointed by the General Partners. Such agent is herein referred to as the "Representative." The Representative shall take, and the General Partners agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the General Partners and the Fund, as fully as if such parties were acting on their own behalf, including, without limitation, asserting Fund Indemnity Claims against APF, the OP General Partner and the Operating Partnership, defending all APF Indemnity Claims, consenting to, compromising, or settling all Fund Indemnity Claims and APF Indemnity Claims, conducting negotiations with APF, the OP General Partner and the Operating Partnership and their representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants, or other representatives in connection with the foregoing matters. APF, the OP General Partner and the Operating Partnership shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the General Partners and the Fund. The Representative, acting pursuant to this Section 12.3, shall not be liable to any of the General Partners or the Fund for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

   12.4 Notification of Claims. Subject to the provisions of Section 12.5, in the event of the occurrence of an event which any Party asserts constitutes an APF Indemnity Claim or a Fund Indemnity Claim, as applicable, such Party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment, or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment, or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. Any indemnifying party may elect, at such Party's sole expense, to assume control of the defense, settlement, adjustment, or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment, or compromise of such claims, or ceasing to defend against such claims, unless such settlement is a cash settlement and contains an unconditional release of the indemnified party from all existing and future claims with respect to the matter being contested. In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

   12.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive until eighteen months from the Closing Date; provided, however, the representations and warranties contained in Sections 6.2, 6.3 and 7.11 shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby. No claim shall be made after the applicable survival period.

   12.6 Limitations. Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall and the other claims described in Article XIII exceed in the aggregate the dollar amount specified in Article XIII. As to APF Indemnity Claims, the liability of each General Partner shall be limited as provided in Article XIII.

   12.7 Exclusive Provisions; No Rescission. Except as set forth in this Agreement, no Party hereto is making any representation, warranty, covenant, or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant, or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any Party hereto, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the Parties under the provisions of this Article XII shall be the sole and exclusive remedy available to the Parties with respect to claims, assertions, events, or proceedings arising out of or relating to the Merger.

                                  ARTICLE XIII

                            Limitation of Liability

   13.1 Threshold. Notwithstanding anything to the contrary stated in this Agreement, in no event (i) shall the General Partners or any of them have any liability to APF and/or the OP General Partner and the Surviving Partnership on account of any APF Indemnity Claim or for any claim for breach of warranty or for misrepresentation, or any other claim whatsoever arising under this Agreement or in connection with the transaction contemplated herein (individually a "Claim" and collectively, "Claims") or for any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever directly resulting from Claims (collectively, "Losses") unless, until and only to the extent that the accumulated amount of all Losses exceeds the amount of $424,324 in the aggregate (the "Threshold") nor (ii) shall the individual or aggregate liability of the General Partners on account of Claims and Losses exceed the value of APF Common Shares actually issued to the General Partners in the Merger valued at the 20 Day Average Price. To the extent that any Claim is asserted against more than one General Partner, each General Partner shall be liable only for such General Partner's proportionate share of the Claim based on the percentage that the APF Common Shares received by such General Partner in the Merger is of the total APF Commons Shares comprising the Share Consideration. Any Claim against a General Partner, including an APF Indemnity Claim, may be satisfied by such General Partner, in its sole discretion, by surrendering to the claimant(s) APF Common Shares at a value equal to the closing price per share of such shares on the NYSE on the last trading day preceding the date such APF Common Shares are surrendered.

   13.2 Special Indemnification. APF agrees to indemnify, defend and hold harmless the General Partners against any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever, including reasonable attorneys' fees, arising after the Effective Time that would have arisen in their capacity as General Partners of the Fund had the Merger not been consummated and that are the result of APF's alleged actions or inactions. The Threshold described in Section 13.1 above shall not apply to APF obligations to indemnify the General Partners pursuant to this
Section 13.2.

                                  ARTICLE XIV

                                 Miscellaneous

   14.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of APF and the General Partners; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

   14.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

   14.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

   14.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of APF and the General Partners.

   14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   14.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   14.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  If to the Fund or the General Partners:

     c/o James M. Seneff, Jr.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 423-2894

  With copy to:

     Baker & Hostetler LLP
     Sun Trust Center, Suite 2300
     200 South Orange Avenue
     Orlando, Florida 32801
     Attn: Kenneth C. Wright, Esq.
     Telecopy: (407) 841-0168

  If to APF or the Operating Partnership:

     Curtis B. McWilliams
     Executive Vice President
     CNL American Properties, Inc.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 650-1000

  With copy to:

     Shaw Pittman Potts & Trowbridge
     2300 N Street, N.W.
     Washington, D.C. 20037
     Attn: John M. McDonald, Esq.
     Telecopy: (202) 663-8007

   Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

   14.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   14.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by APF, the OP General Partner and the General Partners. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   14.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   14.11 Expenses. If the Closing occurs, APF will bear all costs and expenses of the Parties incurred in connection with this Agreement and the transactions contemplated hereby to the extent not already paid by the Fund or the General Partners. If the Closing does not occur, APF, the OP General Partner and the Operating Partnership will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and the General Partners and the Fund will divide their costs and expenses (including legal fees and expenses) as follows:
(i) the Fund shall bear that percentage of the costs and expenses equal to the percentage obtained by dividing the number of Fund votes in favor of the Merger by the sum of the total number of votes cast and the total number of abstentions and (ii) the General Partners shall bear the remainder of the costs and expenses.

   14.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

   14.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

   14.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

   14.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in and for Orange County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                           Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne
                                          --------------------
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne
                                          --------------------
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND X, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          --------------------
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          James M. Seneff, Jr., as General
                                           Partner

                       CNL AMERICAN PROPERTIES FUND, INC.
                          SUPPLEMENT DATED     , 1999
                                       TO
                   PROSPECTUS/CONSENT SOLICITATION STATEMENT
                             DATED           , 1999
                          FOR CNL INCOME FUND XI, LTD.

   This supplement is being furnished to you, as a Limited Partner of CNL Income Fund XI, Ltd., which we refer to as the Income Fund, for the purpose of enabling you to evaluate the proposed Acquisition of your Income Fund by CNL American Properties Fund, Inc., a Maryland corporation, which is a real estate investment trust. This Supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed Acquisition that are unique to you and the other Limited Partners of your Income Fund. This supplement does not purport to provide an overall summary of the proposed Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding APF and the other Income Funds being acquired by APF. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the consent solicitation. Unless otherwise indicated, the terms "we," "us," "our," and "ourselves" when used herein refer to James M. Seneff, Jr., Robert A. Bourne and CNL Realty Corporation, the general partners of your Income Fund. When we refer to APF, we are referring to CNL American Properties Fund, Inc. and its subsidiaries, including CNL APF Partners, L.P., a wholly owned limited partnership through which APF conducts its business and which we call the Operating Partnership.

   APF Share numbers in this consent solicitation reflect a one-for-two reverse stock split approved by the APF stockholders on May 27, 1999 and effective on June 3, 1999.

   APF has set the exchange value at $20.00 for the purposes of allocating the APF Share consideration offered to the Income Funds. In considering what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

                                    OVERVIEW

   Pursuant to the consent solicitation and this supplement, you are being asked to approve the Acquisition of your Income Fund by APF. Your Income Fund is one of 16 limited partnerships, which we refer to collectively as the Income Funds, that APF is seeking to acquire. Supplements have also been prepared for each of the other Income Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to D.F. King & Co., 77 Water Street, New York, New York 10005.

   There are material risks and potential disadvantages associated with the Acquisition that you should consider in determining whether to vote "For" or "Against" the Acquisition. These material risks include:

    .Uncertainty about the value at which APF Shares will trade following listing.

   . We have material conflicts in light of our being both general partners of the Income Funds and members of APF's Board of Directors.

   . As stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

   . We will receive 21,328 APF Shares as a result of APF's Acquisition of your Income Fund.

   . Because your Income Fund has no tenants under bankruptcy protection, if your Income Fund approves the Acquisition along with each of the other Income Funds, you would become subject to any adverse consequences associated with the 24 restaurant properties that APF would have under bankruptcy protection.

    .Unlike your Income Fund, APF will not be prohibited from incurring indebtedness.

    .The Acquisition is a taxable transaction.

    .The acquisition involves a fundamental change in your investment.

What is APF?

   APF is a full-service real estate investment trust formed in 1994, which offers a complete range of restaurant property services to operators of national and regional restaurant chains, from triple-net leasing and mortgage financing to site selection, construction management and build-to-suit development. As of June 30, 1999, APF had total assets of approximately $822 million and 32,000 stockholders of record. If APF acquires all of the Income Funds in the Acquisition, APF expects to have total assets of approximately $1.5 billion at the time of the consummation of the Acquisition and will be one of the largest triple-net lease REITs in the United States.

What will I receive if my Income Fund approves the Acquisition?

   If your Income Fund approves the Acquisition, you will be entitled to receive shares of APF common stock in exchange for the units of limited partnership interest that you own in your Income Fund. The APF Shares will be listed for trading on the New York Stock Exchange, or NYSE, concurrently with the consummation of the Acquisition. If you vote "Against" the Acquisition, and your Income Fund is nevertheless acquired by APF, you may elect to receive
consideration in the form of 7% callable notes due     2005.

How many APF Shares will I receive if my Income Fund is acquired by APF?

   Your Income Fund will receive 2,197,098 APF Shares before payment of Acquisition expenses. You will receive your proportion of such shares in accordance with the terms of your Income Fund's partnership agreement.

What is the value of an APF Share?

   We do not know the fair value of an APF Share. APF has assigned a value, which we refer to as the exchange value, of $20.00 per share. After careful consideration, APF concluded that the exchange value should be set at $20.00 and that the exchange value would be used to allocate the APF Share consideration among the 16 Income Funds. In determining what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

What is the required vote necessary to approve the Acquisition?

   Pursuant to the terms of your Income Fund's partnership agreement, APF's Acquisition of your Income Fund may not be consummated without the approval of greater than 50% of the outstanding units. Such an approval by your Income Fund's Limited Partners will be binding on you even if you vote "Against" the Acquisition.

Do you, as the general partners of my Income Fund, recommend that I vote "For" the proposed Acquisition?

   Yes. We unanimously recommend that you vote "For" the proposed Acquisition. We believe that the Acquisition is the best means to maximize the value of your investment in your Income Fund, as opposed to liquidating your Income Fund's portfolio or continuing unchanged the investment in your Income Fund.

How do I vote?

   Just indicate on the enclosed consent form, which is printed on the blue paper, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of Limited Partners, your units may be voted "For" or "Against" APF's Acquisition of your Income Fund. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Acquisition. If you do not vote or you abstain from voting, it will count as a vote "Against" the Acquisition.

What are the tax consequences of the Acquisition to me?

   The Acquisition is a taxable transaction. The tax obligations of individuals and tax-paying entities will generally be based on the difference between the value of the APF Shares you receive and the tax basis of your units.

  We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Acquisition.

   We have estimated, based on the exchange value, that the gain per average original $10,000 investment in your Income Fund will be $1,940.

                                  RISK FACTORS

   As a result of APF's Acquisition of your Income Fund, you will assume the risks associated with the assets of APF and the other Income Funds acquired by APF. Although the majority of APF's assets and the assets of the other Income Funds acquired by APF are substantially similar to those of your Income Fund, the restaurant properties owned by APF and the other Income Funds that are acquired by APF may be differently constructed, located in a different geographic area or of a different restaurant chain than the restaurant properties owned by your Income Fund. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

   The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Acquisition that are applicable to your Income Fund.

 Investment Risks

The exchange value was determined by APF, and the trading price of the APF Shares may decrease substantially below the exchange value upon listing.

   Your Income Fund will be receiving 2,197,098 APF Shares before payment of Acquisition expenses if your Income Fund approves the Acquisition. There has been no prior market for the APF Shares, and it is possible that the APF Shares may trade at prices substantially below the exchange value or the historical per share book value of the assets of APF. The APF Shares have been approved for listing on the NYSE, subject to official notice of issuance. Prior to listing, the existing APF stockholders have not had an active trading market in which they could sell their APF Shares. Additionally, any Limited Partners of the Income Funds who become APF stockholders as a result of the Acquisition, will have transformed their investment in non-tradable units into an investment in freely tradable APF Shares. Consequently, some of these stockholders may choose to sell their APF Shares upon listing at a time when demand for APF Shares may be relatively low. The market price of the APF Shares may be volatile after the Acquisition, and the APF Shares could trade at prices substantially less than the exchange value as a result of increased selling activity following the issuance of the APF Shares, the interest level of investors in purchasing the APF Shares after the Acquisition and the amount of distributions to be paid by APF.

Your distribution may decrease

   In each of the years ended December 31, 1996, 1997 and 1998, your Income Fund distributed, $885, $885 and $905, respectively, to you per $10,000 investment. While historically, APF has made distributions equal to

7.62% per APF Share, based on the exchange value, we cannot be sure that APF will be able to maintain this level of distributions in the future. In the event that APF is unable to maintain this level of distributions in the future, your distributions per $10,000 investment may decrease substantially after the Acquisition.

The general partners will receive benefits from the Acquisition and will have conflicts of interest in the Acquisition.

   The general partners have four material conflicts of interest in the Acquisition of your Income Fund. First, we, James M. Seneff, Jr. and Robert A. Bourne, who also sit on the Board of Directors of APF, and CNL Realty Corp., an entity whose sole stockholders are Messrs. Seneff and Bourne, are the three general partners of the Income Funds. As Board members of APF, Messrs. Seneff and Bourne, have a different interest in the completion of the Acquisition which may conflict with your interest as a Limited Partner of the Income Fund or with their own positions as the general partners of your Income Fund. Second, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund. Third, assuming only your Income Fund is acquired in the Acquisition, we will receive 21,328 APF Shares. Finally, in the event that your Income Fund is not acquired, however, we may be required to pay all or a substantial portion of the Acquisition costs allocated to your Income Fund.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Acquisition, the terms of the Acquisition may have been more favorable to you and the other Limited Partners.

   We, as the general partners of your Income Fund, have not retained an independent representative to act on your behalf or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration to be received, of the Acquisition. No group of Limited Partners was empowered to negotiate the terms and conditions of the Acquisition or to determine what procedures should be used to protect the rights and interest of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interest of the Limited Partners. We and APF have been the parties responsible for structuring all the terms and conditions of the Acquisition. We engaged legal counsel to assist with the preparation of the documentation for the Acquisition, including the consent solicitation, and such legal counsel did not serve, or purport to serve, as legal counsel for the Income Funds or Limited Partners. If an independent representative had been retained for the Income Funds, the terms of the Acquisition may have been different and possibly more favorable to the Limited Partners. In particular, had separate representation for each of the Income Funds been arranged by us, issues unique to the value of each of the specific Income Funds might have been highlighted or received greater attention, resulting in adjustments to the value assigned to the assets of such Income Funds and increasing the number of APF Shares or notes that would be allocable to such Income Fund if acquired in the Acquisition.

The Acquisition will result in a fundamental change in the nature of your investment.

   The Acquisition of your Income Fund involves a fundamental change in the nature of your investment. Your investment will change from constituting an interest in your Income Fund, which has a fixed portfolio of restaurant properties in which you participate in the profits from the operation of its restaurant properties, to holding common stock of APF, an operating company, that will own an interest in 1,233 restaurant properties, assuming only your Income Fund and the CNL Restaurant Businesses were acquired as of June 30, 1999. The risks inherent in investing in an operating company such as APF include that APF may invest in new restaurant properties that are not as profitable as APF anticipated, it may incur substantial indebtedness to make future acquisitions of restaurant properties that it may be unable to repay and it may make mortgage loans to prospective operators of national and regional restaurant chains that may not have the ability to repay.

   Also, an investment in APF may not outperform your investment in your Income Fund. Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Income Fund's assets, to an investment in an entity in which you may realize the value of your investment only through the sale of your APF Shares, not from liquidation proceeds from restaurant properties. Continuation of your Income Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Income Fund's restaurant properties, and your share of these sale proceeds, if any, could be higher than the amount realized from the sale of your APF Shares or from the combination of cash paid to and payments on any notes if you elect to receive notes.

 Real Estate/Business Risks

If APF's borrower's default on mortgage loans, APF's income could be adversely affected.

   APF will be subject to risks inherent in the business of lending, such as the risk of default by or bankruptcy of the borrower. Upon a default by a borrower, APF may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with APF's administration of the mortgage loans and any collections upon a borrower's default. APF will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since APF's primary source of financing its mortgage loans will be through variable rate loans, any increase in interest rates will also increase APF's borrowing costs. In addition, any interest rate increases after a loan's origination could also adversely effect the value of the loans when securitized.

APF may not be able to access the securitization markets.

   The CNL Restaurant Financial Services Group previously "securitized" one portfolio of mortgage loans by contributing them to a trust that subsequently issued trust certificates representing beneficial ownership interests in the pool of mortgage loans. The CNL Restaurant Financial Services Group ultimately received the net proceeds paid to the trust from the sale of the trust certificates. APF now operates these lending and securitization operations. We cannot be sure that APF will be able to integrate successfully the lending and securitization operations into its business. In addition, APF's ability to access the securitization markets for the mortgage loans on favorable terms could be adversely affected by a variety of factors, including adverse market conditions and adverse performance of its loan portfolio or servicing responsibilities. If APF is unable to access the securitization market, it would have to retain as assets those mortgage loans it would otherwise securitize, thereby remaining exposed to the related credit and repayment risks on such mortgage loans. Under such circumstances, APF would also have to seek a different source for funding its operations than securitizations.

APF's gains on any completed securitizations may be overstated if prepayment or defaults are greater than anticipated.

   APF will report gains on sales of mortgage loans in any securitization based in part on the estimated fair value of the mortgage-related securities retained by APF. In a securitization, APF would expect to retain a residual-interest security and retain an interest-only strip security. The fair value of the residual-interest and interest-only strip security would be the present value of the estimated net cash flows to be received after considering the effects of prepayments and credit losses. The capitalized mortgage servicing rights and mortgage-related securities would be valued using prepayment, default, and interest rate assumptions that APF believes are reasonable. The amount of revenue recognized upon the sale of loans or loan participations will vary depending on the assumptions utilized.

   APF may have to make adjustments to the amount of revenue it recognizes for a securitization if the rate of prepayment, rate of default, and the estimates of the future costs of servicing utilized by APF vary from APF's estimates. For example, APF's gain upon the sale of loans will have been either overstated or understated if prepayments and/or defaults are greater than or less than anticipated. In addition, higher levels of future prepayments, and/or increases in delinquencies or liquidations, would result in a lower valuation of the mortgage-related securities. These adjustments would adversely affect APF's earnings in the period in which the adjustment is made. Such adjustments may be material if APF's estimates are significantly different from actual results.

APF's increased leverage increases APF's risk of default which could, in turn, adversely affect APF's results of operations and stockholders distributions.

   In addition to the issuance of APF Shares or the sale of units of the Operating Partnership, APF has funded and intends to continue to fund acquisitions and the development of new restaurant properties through short-term borrowings and by financing or refinancing its indebtedness on such properties on a longer-term basis when market conditions are appropriate. As of June 30, 1999, and assuming the acquisition of the CNL Restaurant Businesses, APF's debt service ratio was 3.31x and its ratio of debt-to-total assets was 35.90%. If only your Income Fund was acquired as of that date, APF's debt service ratio would have been 3.46x and its ratio of debt-to-total assets would have been 34.68%. As a general policy, APF's Board of Directors has allowed APF to borrow funds only when the ratio of debt-to-total assets of APF is 45% or less. APF's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that APF may incur in the future. Accordingly, APF's Board of Directors could modify the current policy at any time after the Acquisition. If this policy were changed, APF could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase APF's risk of default on its obligations and adversely affect APF's results of operations and its ability to make required distributions to its stockholders.

APF's ability to incur additional secured debt may dilute the value of the notes held by former Limited Partners of the Income Funds.

   APF may increase its level of secured debt. Payments on any notes issued by APF in connection with the Acquisition would be subordinated to any secured debt incurred by APF. Also, any secured debt would have a priority claim of repayment over the notes in the event that APF defaulted under its obligations.

APF's plan to grow through the acquisition and development of new restaurant properties could be adversely affected by trends in the real estate and financing businesses.

   APF's growth strategy is substantially based on the acquisition and development of additional restaurant properties. We do not know that APF will do so successfully because APF may have difficulty finding new restaurant properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional restaurant properties is subject to many risks. For instance, if an additional restaurant property is in a market in which APF has not invested before, APF will have relatively little experience in and may be unfamiliar with that new market.

The inability of a tenant or borrower to make lease and mortgage payments could have an adverse effect on APF.

   APF's business depends on the tenants' and borrowers' ability to pay their obligations to APF with respect to APF's real estate leases and mortgage loans. APF typically does not require that a third party guarantee the obligations of the tenant or the borrower. The ability of the tenants or borrowers to pay their obligations to APF in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a restaurant chain, may adversely affect the economic viability of the restaurant chain, including but not limited to:

  . national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by APF's customers;

  . changes or weaknesses in specific industry segments;

  . perceptions by prospective customers of the safety, convenience, services and attractiveness of the restaurant chain;

  . changes in demographics, consumer tastes and traffic patterns;

  . the ability to obtain and retain capable management;

  . the inability of a particular restaurant chain's computer system, or that of its franchisor or vendors, to adequately address year 2000 issues;

  . increases in operating expenses; and

  . increases in minimum wages, taxes or mandatory employee benefits.

APF has tenants of two significant restaurant chains that have filed for bankruptcy protection.

   The fact that APF has tenants of two significant restaurant chains that have filed for bankruptcy protection may adversely affect APF's total rental, earned and interest income. Because all of APF's properties are leased on a triple-net basis, if a tenant has defaulted on its lease obligations or has declared bankruptcy, it would reduce APF's rental, earned and interest income until APF could lease those affected properties to a new tenant or tenants. As of June 30, 1999, your Income Fund had no tenants under bankruptcy protection. Therefore, assuming that your Income Fund is acquired by APF, you, as an APF stockholder or noteholder, may be subject to the adverse consequences associated with having significant tenants under bankruptcy protection. As of June 30, 1999, and assuming that all the Income Funds are acquired by APF, APF would have had 24 restaurant properties not generating rental income. The aggregate lost rental, earned and interest income of the leases of these properties, whether due to bankruptcy or otherwise, for the six months ended June 30, 1999, would have been equal to $1,175,483, which constitutes 1.33% of total rental, earned and interest income, including lost rental, earned and interest income, for the same period.

 Tax Risks

APF's failure to qualify as a REIT for tax purposes would result in APF's taxation as a corporation and the reduction of funding available for stockholder distribution.

   If APF fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, APF may be subject to the federal alternative minimum tax and various state income taxes. Unless APF is entitled to relief under specific statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if APF loses its REIT status, the funds available for distribution to you, as an APF stockholder, would be reduced substantially for each of the years involved.

If APF cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

   Subject to adjustments that are unique to REITs, a REIT generally must distribute 95% of its taxable income. In the event that APF does not have sufficient cash, this distribution requirement may limit APF's ability to acquire additional restaurant properties and to make mortgage loans. Also, for the purposes of determining taxable income, APF may be required to include interest payments, rent and other items it has not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, APF could have taxable income in excess of cash available for distribution. If this occurred, APF would have to borrow funds or liquidate some of its assets in order to maintain its status as a REIT.

Changes in the tax law could adversely affect APF's REIT status.

   APF's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect APF's status as a REIT. In the event that there is a change in the tax laws that prevents APF from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, APF may not be able to make the same level of distributions to its stockholders. In addition, such change may limit APF's ability to invest in additional restaurant properties and to make additional mortgage loans.

                     CONSIDERATION PAID TO THE INCOME FUND

   The proposed number of APF Shares to be paid to your Income Fund was determined by APF in accordance with its own valuation methodologies regarding each Income Fund. We, as the general partners of each Income Fund, determined the fairness of the value of the APF Shares to be paid to your Income Fund based in part on the appraisal of the restaurant properties of your Income Fund by Valuation Associates. In addition, we engaged Legg Mason to provide us with an opinion that the APF Share consideration to be received by each Income Fund, individually, is fair from a financial point of view to each Income Fund.

   The following table sets forth the exchange value of the APF Shares to be paid to your Income Fund in the Acquisition. The APF Shares payable to your Income Fund will not change if APF acquires fewer than all of the Income Funds in the Acquisition. This data assumes that none of the Limited Partners of your Income Fund have elected to receive the notes. You should note that the APF Shares may trade at prices significantly below the exchange value upon listing on the NYSE.

  Original      Original Limited
   Limited     Partner Investments                                                 Exchange Value
   Partner            less                                              Exchange    of APF Shares
 Investments    Distributions of                Exchange                Value of         per
    less       Net Sales Proceeds   Number of   Value of               APF Shares  Average $10,000
Distributions      per $10,000     APF Shares  APF Shares   Estimated     after       Original
of Net Sales        Original       Offered to  Payable to  Acquisition Acquisition Limited Partner
Proceeds (1)      Investment(1)    Income Fund Income Fund  Expenses    Expenses     Investment
-------------  ------------------- ----------- ----------- ----------- ----------- ---------------
 $40,000,000         $10,000        2,197,098  $43,941,960  $464,000   $43,477,960     $10,869

--------

(1) As of December 31, 1998, the Income Fund had no distributions of net sales proceeds.

   If your Income Fund approves the Acquisition and you have voted "Against" the Acquisition, but you do not wish to own APF Shares, you can elect to
receive your portion of the consideration in 7.0% callable notes, due     ,
2005. The payment received by you and other Limited Partners who elect to receive notes will be equal to 97% of the value of your portion of the exchange value of the APF Shares that would otherwise have been paid to your Income
Fund. The notes will bear interest at 7.0% and will mature on     , 2005. APF
may redeem the notes at any time prior to their maturity at a price equal to the sum of the outstanding principal balance plus accrued interest. In addition, if Limited Partners in your Income Fund elect to receive notes in an amount greater than 15% of the exchange value of the APF Shares to be paid to your Income Fund, then APF has the right to decline to acquire your Income Fund.

                          EXPENSES OF THE ACQUISITION

   If your Income Fund approves the Acquisition, the portion of the Acquisition expenses attributable to your Income Fund will be paid by your Income Fund, as detailed below. The number of APF Shares paid to your Income Fund would reflect a reduction for your Income Fund's expenses of the Acquisition. Acquisition expenses are expected to range from 1.1% to 1.3% of the exchange value of the APF Shares payable to each Income Fund.

   If the Acquisition of your Income Fund is not approved, we will bear a percentage of all Acquisition expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Income Fund, divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Income Fund. In such event, your Income Fund will bear the remaining Acquisition expenses.

   The following table sets forth the estimated Acquisition expenses of acquiring your Income Fund:

                         Pre-closing Transaction Costs

     Legal Fees(1).................................................... $ 33,769
     Appraisals and Valuation(2)......................................    6,435
     Fairness Opinions(3).............................................   30,000
     Solicitation Fees(4).............................................   17,440
     Printing and Mailing(5)..........................................   97,808
     Accounting and Other Fees(6).....................................   64,612
                                                                       --------
       Subtotal.......................................................  250,064
                                                                       --------

                           Closing Transaction Costs

     Title, Transfer Tax and Recording Fees(7)........................  105,551
     Legal Closing Fees(8)............................................   52,136
     Partnership Liquidation Costs(9).................................   56,249
                                                                       --------
       Subtotal.......................................................  213,936
                                                                       --------
     Total............................................................ $464,000
                                                                       ========

--------
(1) Aggregate legal fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $423,998. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the value of the APF Share consideration payable to your Income Fund, based on the exchange value, to the total value of the APF Share consideration payable to all of the Income Funds, based on the exchange value.
(2) Aggregate appraisal and valuation fees to be incurred by all of the Income Funds in connection with the Acquisition were $105,420. Your Income Fund's pro-rata portion of these fees was determined based on the number of restaurant properties in your Income Fund.
(3) Each Income Fund received a fairness opinion from Legg Mason and incurred a fee of $30,000.
(4) Aggregate solicitation fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $250,000. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
(5) Aggregate printing and mailing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $1,399,998. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
(6) Aggregate accounting and other fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $841,245. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

(7) Aggregate title, transfer tax and recording fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $1,313,596. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.
(8) Aggregate legal closing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $648,842. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

(9) Aggregate partnership liquidation costs to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $698,901. Your Income Fund's pro-rata portion of these costs was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.

   The solicitation fees related to the Acquisition will be allocated among the Income Funds, us and APF depending upon whether the Acquisition is consummated. For the purposes of the Acquisition, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

   If APF acquires all of the Income Funds, all of the solicitation fees will be payable by APF. If APF acquires less than all of the Income Funds, all of the solicitation fees will be payable by APF or the Income

Funds that are acquired in proportion to their respective exchange values. If none of the Income Funds are acquired by APF, all of the solicitation fees will be payable by us.

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   Article 12 of your Income Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding units is required to approve a "Liquidating Sale," which is defined by the partnership agreement to include a transaction or series of transactions resulting in the transfer of 80% or more in value of the Income Fund's restaurant properties acquired within two years of the initial date of the prospectus (March 12, 1992). Because the Acquisition of your Income Fund is a "Liquidating Sale" within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding units.

Required Amendment to the Partnership Agreement

   Your Income Fund's partnership agreement includes one provision that may prevent the successful completion of APF's Acquisition of your Income Fund. This provision must be amended in order to successfully complete the Acquisition. Therefore, in addition to being asked to vote "For" the Acquisition, you will also be asked to vote "For" this amendment. The proposed amendment is summarized below:

  . Amendment to Roll-Up Prohibition. Article 21 of the partnership agreement currently provides that your Income Fund may not participate in any transaction involving (1) the acquisition, merger, conversion or consolidation, either directly or indirectly, of your Income Fund, and
    (2) the issuance of securities of any other partnership, real estate investment trust, corporation, trust or other entity that would be created or would survive after the successful completion of such transaction.

   If the Limited Partners holding greater than 50% of the outstanding units approve this amendment to your Income Fund's partnership agreement, Article 21 will be deleted in its entirety.

Partnership Agreement Amendment Procedures

   Pursuant to Article 13 of your Income Fund's partnership agreement, we may propose amendments to the partnership agreement. Article 13 of the partnership agreement requires that we furnish you with a verbatim statement of the proposed amendment, which is attached to this supplement as Appendix C, and to include an opinion of our counsel regarding whether the proposed amendment would change your Income Fund to a general partnership, change our liability or your liability, or allow you to take part in the control or management of your Income Fund. The form of opinion of Baker & Hostetler, LLP is attached to this supplement as Appendix D.

Consequence of Failure to Approve the Acquisition or the Amendments

   If the Limited Partners of your Income Fund representing greater than 50% of the outstanding units do not vote "For" the Acquisition and vote "For" the proposed amendment to the partnership agreement, the Acquisition may not be consummated under the terms of the partnership agreement. In such event, we plan to continue to operate your Income Fund as a going concern and to eventually dispose of your Income Fund's restaurant properties approximately 7 to 12 years after they were acquired or as soon thereafter if, in our opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

Special Meeting to Discuss the Acquisition

   We, as general partners of the Income Funds, have scheduled a special meeting of the Limited Partners of your Income Fund to discuss the solicitation materials, which include the consent solicitation, this supplement and the other materials distributed to you, and the terms of APF's Acquisition of your Income Fund, prior to voting on the Acquisition. The special meeting will be
held at 10:00 a.m., Eastern time, on               , 1999, at
                                          . We and members of APF's management
intend to
solicit actively your support for the Acquisition and would like to use the special meeting to answer questions about the Acquisition and the solicitation materials and to explain in person our reasons for recommending that you vote "For" the Acquisition.

                               VOTING PROCEDURES

   The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Acquisition of your Income Fund by APF and "For" or "Against" the proposed amendment to the partnership agreement. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

   In order for APF to acquire your Income Fund, the Limited Partners holding greater than 50% of the outstanding units of your Income Fund must approve the Acquisition and the proposed amendment to the partnership agreement. Your Income Fund will be acquired by a merger with the Operating Partnership, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated March 11, 1999, as amended, by and between APF and your Income Fund is attached hereto as Appendix B. We encourage you to read it.

   If you are not planning to attend the special meeting of the Limited Partners of your Income Fund and to vote in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the Acquisition of your Income Fund and "For" or "Against" the proposed amendment to the partnership agreement. The solicitation period will commence upon delivery of the solicitation materials to you on or about
           , 1999 and will continue until the later of (a)           , 1999, a
date not less than 60 calendar days from the initial delivery of the solicitation materials, or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond May 31, 2000. Any consent form received by Corporate Election Services prior to 5:00 p.m., Eastern time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your units will be counted as voting "Against" the Acquisition of your Income Fund and "Against" the proposed amendment to the partnership agreement, and you will receive APF Shares if your Income Fund is acquired.

   A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. The first part seeks your consent to APF's Acquisition of your Income Fund, the proposed amendment to the partnership agreement, and related matters. The exact matters which a vote in favor of the Acquisition will be deemed to approve are described above under "Required Vote." If you have interests in more than one Income Fund, you will receive multiple consent forms which will provide for separate votes for each Income Fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

   The second part of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints James M. Seneff, Jr. and Robert A. Bourne as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to amend the partnership agreement and to complete the Acquisition. The power of attorney is intended solely to ease the administrative burden of completing the Acquisition without requiring your signatures on multiple documents.

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                  TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following information has been prepared to compare the amounts of compensation paid and cash distributions made, by your Income Fund to us and our affiliates to the amounts that would have been paid if the compensation and distribution structure, which will be in effect after the Acquisition, had been in effect during the years presented below.

   Under your Income Fund's partnership agreement, we and our affiliates are entitled to receive fees in connection with managing the affairs of each Income Fund. Your partnership agreement also provides that we are to be reimbursed for our expenses for services performed for your Income Fund, such as legal, accounting, transfer agent, data processing and duplicating services.

   APF operates as an internally-advised REIT. If your Income Fund is acquired, it will share in the overall cost of managing the consolidated portfolio of restaurant properties owned by APF. As stockholders of APF, you and the other former Limited Partners of your Income Fund will receive distributions in proportion with your ownership of APF Shares. This cost participation and dividend payment are in lieu of the payments to us discussed above.

   During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, the aggregate amounts accrued or actually paid by your Income Fund to us are shown below under "Historical Distributions Paid to the General Partners and Affiliates" and the estimated amounts of compensation that would have been paid had the Acquisition been in effect for the periods presented, are shown below under "Pro Forma Distributions to Be Paid to the General Partners Following the Acquisition":

                                          Year Ended December 31,   Six Months
                                         -------------------------- Ended June
                                           1996     1997     1998    30, 1999
                                         -------- -------- -------- ----------
Historical Distributions Paid to the
 General Partners and Affiliates:
  General Partner Distributions.........       --       --       --       --
  Accounting and Administrative
   Services............................. $ 95,845 $ 88,667 $101,423  $45,370
  Property Management Fees.............. $ 37,293 $ 37,974 $ 39,393  $19,200
  Broker/Dealer Commissions.............       --       --       --       --
  Due Diligence and Marketing Support
   Fees.................................       --       --       --       --
  Acquisition Fees......................       --       --       --       --
  Asset Management Fees.................       --       --       --       --
  Real Estate Disposition Fees(1).......       --       --       --       --
                                         -------- -------- --------  -------
    Total historical.................... $133,138 $126,641 $140,816  $64,570
Pro Forma Distributions to be Paid to
 the General Partners Following the
 Acquisition:
  Cash Distributions on APF Shares(2)... $ 30,117 $ 31,769 $ 32,524  $16,262
  Salary Compensation...................       --       --       --       --
                                         -------- -------- --------  -------
    Total pro forma(3).................. $ 30,117 $ 31,769 $ 32,524  $16,262

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(1) Payment of real estate disposition fees is subordinated to minimum returns and the return of original capital to the Limited Partners. To date, no such fees have been paid since the required minimum returns have not been made to the Limited Partners.

(2) Represents estimated distributions based on APF Shares received in the Acquisition.

(3) As a result of the Acquisition, we and our affiliates will no longer be entitled to receive the general partner distributions and fees described in the historical presentation above. However, this does not mean that APF will avoid incurring some portion of these costs on a going forward basis, particularly as such costs relate to accounting and administrative services and asset management. Due to APF's acquisition of the Advisor, APF became an internally advised REIT. Therefore, all accounting and administrative services and asset management expenses previously borne by the Advisor, will be borne internally by APF. The material costs that APF will continue to incur will be salaries of the employees utilized to perform such services and the costs of any assets necessary to perform such services.

           CASH DISTRIBUTIONS TO LIMITED PARTNERS OF YOUR INCOME FUND

   The information below should be read in conjunction with the information provided in this supplement under the caption "Financial Statements."

   The following table sets forth the distributions paid to the Limited Partners of your Income Fund per $10,000 original investment for the periods indicated below:

                                                              Six Months Ended
                                     Year Ended December 31,   June 30, 1999
                                     ------------------------ ----------------
                                     1994 1995 1996 1997 1998    Historical
                                     ---- ---- ---- ---- ---- ----------------
Distributions from Income........... $810 $793 $858 $816 $905       $365
Distributions from Return of
 Capital(1).........................   46   92   27   69   --         73
                                     ---- ---- ---- ---- ----       ----
  Total............................. $856 $885 $885 $885 $905       $438
                                     ==== ==== ==== ==== ====       ====

--------

(1) Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income, including deductions for depreciation expense, on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from non-cash items. This amount is not required to be presented as a return of capital except for purposes of this table, and the Income Fund has not treated this amount as a return of capital for any other purpose.

   Cash distributions for the year ended December 31, 1997 include $40,000 earned in 1997 but declared payable in the first quarter of 1998.

                        COMPARATIVE PER SHARE DATA

   The following tabulation reflects (a) the historical net income and book value per share of APF common stock in comparison with the adjusted historical net income and book value per share after giving effect to property acquisitions and the acquisition of the CNL Restaurant Businesses, and the pro forma net income and book value per share after giving effect to the Acquisition of your Income Fund, (b) the historical net income and book value per unit of your Income Fund in comparison with the equivalent pro forma net income and book value per share attributable to the .5435 APF Shares that will be received by your Income Fund with respect to each of its outstanding units and assuming none of the Limited Partners elect to receive notes, and (c) the historical cash dividends per share of APF with the equivalent pro forma of
 .5435 times the cash dividend paid on each APF Share. The historical per share information presented in this tabulation is derived from the financial information of APF and your Income Fund presented on pages S-23 through S-24.

   The pro forma financial information below is for informational purposes only and does not purport to be indicative of APF's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated by the pro forma financial information. The pro forma financial information should not be viewed as predictive of APF's financial results or conditions in the future.

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ ----------
APF
  Net Income:
    Historical.........................................    $1.21       $0.61
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........     1.08         .51
    Pro forma..........................................     1.11         .52
  Dividends:
    Historical.........................................     1.52         .76
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses(1).......     1.52         .76
    Pro forma(1).......................................     1.52         .76
  Book value:
    Historical.........................................    17.70       17.54
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........    16.29       16.22
    Pro forma..........................................    16.39       16.32
CNL Income Fund XI, Ltd.
  Net Income:
    Historical.........................................      .95         .37
    Equivalent pro forma(2)............................      .60         .28
  Dividends:
    Historical.........................................      n/a         n/a
    Equivalent pro forma(3)(4).........................      .83         .41
  Book Value:
    Historical.........................................     8.61        8.55
    Equivalent pro forma(2)............................     8.91        8.87

--------

(1) Reflects APF's historical dividend rate.

(2) Pro forma amounts for APF multiplied by .5435 based on receipt by the partners of your Income Fund of 2,173,898 APF Shares, net of Acquisition expenses, in exchange for 4,000,000 units, or the ratio of exchange.

(3) Historical amounts for APF multiplied by .5435, or the ratio of exchange.

(4) An equivalent pro forma dividend rate of $0.41 per share for the six months ended June 30, 1999 equates to $413 per original $10,000 investment. To review the pro forma financial information in greater detail with respect to APF after giving effect to the Acquisition and the acquisition of the CNL Restaurant Businesses, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

                                    FAIRNESS

General

   We believe the Acquisition to be fair to, and in the best interests of your Income Fund. After careful evaluation, we have concluded that the Acquisition is the best way to maximize the value of your investment. We recommend that you and the other Limited Partners approve the Acquisition and receive APF Shares.

   Based upon our analysis of the Acquisition, we believe that:

     .the terms of the Acquisition are fair to you and the other Limited Partners; and

    . after comparing the potential benefits and detriments of the Acquisition with those of several alternatives, the Acquisition is more economically attractive to you and the other Limited Partners than such alternatives.

   Our beliefs are based upon our analysis of the terms of the Acquisition, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Acquisition and the alternatives to the Acquisition and a review of the financial condition and performance of APF and your Income Fund and the terms of critical agreements, such as your Income Fund's partnership agreement.

   We also believe that the Acquisition is procedurally fair for several reasons. First, the Acquisition is required to be approved by Limited Partners holding greater than 50% of the outstanding units of your Income Fund and is subject to the closing conditions. Those closing conditions are that the APF Shares are listed on the NYSE, that the APF stockholders have approved the increase in the number of APF Shares authorized to be issued and that Merrill Lynch has issued a new fairness opinion if fewer than all of the Income Funds are acquired. Second, if your Income Fund is acquired, all Limited Partners of your Income Fund who vote "Against" the acquisition will be given the option of receiving APF Shares or notes.

   Although we believe the terms of the Acquisition are fair to you and the other Limited Partners, we have conflicts of interest with respect to the Acquisition. These conflicts include, among others:

  . that we will receive APF Shares, assuming APF acquires all of the Income Funds, upon completion of the Acquisition;

  . that Messrs. Seneff and Bourne are stockholders of APF and, as such, their interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund; and

  . that we will be relieved from our material ongoing liabilities with respect to the Income Fund if it is acquired by APF.

Material Factors Underlying Belief as to Fairness

   The following is a discussion of the material factors underlying our belief that the terms of the Acquisition are fair as a whole to you and the other Limited Partners of your Income Fund and maximize the value of your investment.

   1. Consideration Offered. We will be offered the same form of consideration in the Acquisition as the Limited Partners with respect to our capital interest in the Income Fund. We believe that the form and amount of consideration offered to us and the Limited Partners, including dissenting Limited Partners who select the notes, constitute fair value. We compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Acquisition is fair based on such comparison. We believe the Acquisition is the best way to maximize the return on your investment because of your ability to participate in the potential appreciation of APF Shares. Since your Income Fund is restricted to owning and leasing a static number of restaurant properties due to the limitations contained in your Income Fund's partnership agreement and limited capital resources, your investments have less of an opportunity to appreciate. Because APF is a growth-oriented operating company, you will have the opportunity as an APF stockholder to participate in APF's future growth.

   2. Independent Appraisals and Fairness Opinions. Our belief as to the fairness of the Acquisition as a whole and to the Limited Partners of your Income Fund and our statements above regarding the material terms underlying our belief as to fairness are partially based upon the appraisal of your Income Fund's restaurant properties prepared by Valuation Associates and upon the fairness opinion provided by Legg Mason. A copy of the fairness opinion is attached hereto as Appendix A. We encourage you to read it. We attributed significant weight to the appraisal of Valuation Associates and the fairness opinion of Legg Mason, which we believe support our conclusion that the Acquisition is fair to the Limited Partners. We do not know of any factors that would materially alter the conclusions made in the appraisal of Valuation Associates or the fairness opinion of Legg Mason, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. We believe that the engagement of Valuation Associates to provide the appraisal and of Legg Mason to provide the fairness opinion assisted us in the fulfillment of our fiduciary duties to your Income Fund and the Limited Partners, notwithstanding that: (1) each of Valuation Associates and Legg Mason received fees for its services, (2) Legg Mason has previously provided investment banking services to the Income Funds and to Commercial Net Lease Realty, Inc., which at the time was an affiliate of CNL Group Inc., and
(3) Valuation Associates has previously performed valuation appraisals for APF. We note that because the Acquisition of any one Income Fund is not a condition of the Acquisition of any other Income Fund, the fairness opinions analyze each Income Fund separately, not in combination with other Income Funds. However, based on the reasons stated in this section of the supplement and the opinion of Legg Mason that the APF Share consideration payable to each Income Fund is fair from a financial point of view, we believe the Acquisition is fair regardless of the number of Income Funds that are acquired in the Acquisition.

   In rendering its opinion with respect to the fairness, from a financial point of view, with respect to (a) the APF Shares offered with respect to your Income Fund, (b) the aggregate APF Shares offered with respect to the Income Funds, and (c) the method of allocating the APF Shares among the Income Funds, Legg Mason did not address or render any opinion with respect to other aspects of the Acquisition, including:

  . the value or fairness of the notes;

  . the prices at which the APF Shares may trade following the Acquisition or the trading value of the APF Shares to be offered compared with the current fair market value of the Income Funds' portfolios or assets if liquidated in real estate markets;

  . the tax consequences of any aspect of the Acquisition;

  . the fairness of the amounts or allocation of Acquisition costs or the amounts of Acquisition costs allocated to the Limited Partners; or

  . any other matters with respect to any specific individual partner or class of partners.

   In addition, Legg Mason was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Income Funds or their assets. Also, Legg Mason's opinion also does not compare the relative merits of the Acquisition with those of any other transaction or business strategy that was or might have been considered by us as alternatives to the Acquisition.

   Legg Mason's fairness opinion does not constitute a recommendation to you as to how to vote on the Acquisition or as to whether you should elect to receive the APF Share consideration or the notes.

   3. Valuation of Alternatives. Based on the appraisal of your Income Fund's restaurant properties, we estimated the value of your Income Fund if liquidated and as a going concern. On the basis of these calculations, we believe that the value of the APF Shares will exceed the going concern value and liquidation value of your Income Fund.

   4. Cash Available for Distribution Before and After the Acquisition. We believe the Acquisition will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. The effect of the Acquisition and the cash available for distribution will vary, however, from Income Fund to Income Fund. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of APF as an operating company and will also receive investment liquidity through the public market in APF Shares.

   5. Comparative Valuation Analysis. In assessing the fairness of the Acquisition, we relied on the appraisals prepared by Valuation Associates in connection with its engagement by us. Based on such information and other historical data of the Income Funds, we prepared a comparative valuation analysis, which supported our determination that the Acquisition is in the best interest of the Limited Partners of each of the Income Funds.

   The following table summarizes the results of our comparative valuation analysis:

                                                                                                         Weighted
                           Original        Original        Exchange                                   Average Trading
                            Limited    Limited Partner   Value of APF                     Estimated      Prices of
                            Partner    Investments less   Shares Paid      Estimated     Liquidation      Units
                          Investments  Distributions of       per        Going Concern    Value per     per Average
                             less         Net Sales     average $10,000    Value per       Average        $10,000
                         Distributions   Proceeds per   Limited Partner Average $10,000    $10,000       Original
                         of Net Sales  $10,000 Original    Original        Original       Original    Limited Partner
                          Proceeds(1)   Investment(1)    Investment(2)   Investment(3)  Investment(4)  Investment(5)
                         ------------- ---------------- --------------- --------------- ------------- ---------------
CNL Income Fund XI,
 Ltd. ..................  40,000,000        10,000          10,763          10,729         10,000          9,110

--------
(1) The Income Fund has had no distributions of net sales proceeds.
(2) Values are based on the exchange value established by APF. Upon listing the APF Shares on the NYSE, the actual values at which the APF Shares will trade on the NYSE may be substantially below the exchange value.
(3) Represents the estimated value of an original $10,000 investment in your Income Fund, if your Income Fund continues unchanged, subject to the assumptions made by Valuation Associates in its appraisal.
(4) Represents the amount that we estimate would have been distributed to you with respect to an original $10,000 investment in the Income Fund if your Income Fund had sold its assets on December 31, 1998, subject to the assumptions made by Valuation Associates in its appraisal.
(5) Based on the weighted average trading prices of your Income Fund's units, per original $10,000 investment, in the secondary markets from July 1, 1998 to June 30, 1999. A substantial majority of the transfer prices in this column reflect purchases by your Income Fund of units as part of its distribution reinvestment program and do not necessarily reflect the prices in a secondary market.

   We believe that the comparative valuation analysis, when considered together with the anticipated effect of the Acquisition and with all the other differences between continued ownership of units as compared with the receipt of APF Shares, supports our recommendation in favor of the Acquisition.

                             CONFLICTS OF INTEREST

Affiliated General Partners

   As the general partners of your Income Fund, we each have contractual obligations pursuant to your Income Fund's partnership agreement as well as a legal obligation under state law to assess whether the terms of the Acquisition are fair and equitable to the Limited Partners of your Income Fund without regard to whether the Acquisition is fair and equitable to any of the other participants, including the Limited Partners in other Income Funds. James M. Seneff, Jr. and Robert A. Bourne act as the individual general partners of all of the Income Funds and also as members of the Board of Directors of APF. While Messrs. Seneff and Bourne have sought faithfully to discharge their obligations to your Income Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to your Income Fund and also on APF's Board of Directors. Additionally, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

Substantial Benefits to General Partners

   As a result of the Acquisition, assuming only your Income Fund is acquired, we are expected to receive three material benefits. These benefits include:

  . With respect to our ownership in your Income Fund, we may be issued up to 21,328 APF Shares in the aggregate in accordance with the terms of your Income Fund's partnership agreement. The 21,328 APF Shares issued to us will have an exchange value of $426,560.

  . James M. Seneff, Jr. and Robert A. Bourne as your individual general partners, will also continue to serve as directors of APF with Mr. Seneff serving as Chairman of APF and Mr. Bourne serving as Vice Chairman. Furthermore, they will be entitled to receive stock options, under APF's 1999 Performance Incentive Plan or any other such plan approved by the stockholders. The benefits that may be realized by Messrs. Seneff and Bourne are likely to exceed the benefits that they would expect to derive from the Income Funds if the Acquisition does not occur.

  . As general partners of your Income Fund, we are legally liable for all of your Income Fund's liabilities to the extent that your Income Fund is unable to satisfy such liabilities. Because the partnership agreement for your Income Fund prohibits the Income Fund from incurring indebtedness, the only liabilities the Income Fund has are liabilities with respect to its ongoing business operations. In the event that your Income Fund is acquired by APF, we would be relieved of our legal obligation to satisfy the liabilities of the acquired Income Fund.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the Acquisition to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Acquisition to you.

Material Tax Differences between the Ownership of Units and APF Shares

   Because your Income Fund is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a Limited Partner, you are required to take into account your share of the income or loss of your Income Fund, regardless of whether any cash is distributed to you. If your Income Fund is acquired by APF, and you have voted "For" the Acquisition, you will receive APF Shares. If you have voted "Against" the Acquisition but your Income Fund is acquired by APF, you may elect to receive notes.

   If your Income Fund is acquired by APF and you receive APF Shares, your ownership of APF Shares will affect the character and amount of income reportable by you in the future. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Income Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Income Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a Limited Partner, if your Income Fund is acquired by APF and you receive APF Shares, as a stockholder of APF you will be taxed based on the amount of distributions you receive from APF. Each year APF will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of APF's earnings and profits. Because the Acquisition is a taxable transaction, APF's tax basis in the acquired restaurant properties will be higher than your Income Fund's tax basis had been in the same properties. At the same time, however, APF may be required to utilize a slower method of depreciation with respect to some restaurant properties than that used by your Income Fund. As a result, APF's tax depreciation from the acquired restaurant properties will differ from your Income Fund's tax depreciation. Accordingly, under some circumstances, even if APF were to make the same level of distributions as your Income Fund, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of APF does not depend on its character to APF. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if APF incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Acquisition

   In connection with the Acquisition and for federal income tax purposes, if your Income Fund is acquired by APF, the assets and any liabilities of your Income Fund will be transferred to APF in return for APF Shares and/or notes. Your Income Fund will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your Income Fund, including gain recognized as a result of the transfer of restaurant properties pursuant to the Acquisition. For purposes of allocating gain, we have valued the APF Shares at a price of $20. The estimated taxable gain, as of June 30, 1999, based on the $20 valuation, for an average $10,000 original Limited Partner investment in your Income Fund, is set forth in the table below for those Limited Partners subject to federal income taxation. The information in the table assumes that none of the Limited Partners in the Income Fund elected to receive notes.

                                                                  Estimated
                                                                   Gain per
                                                               Average $10,000
                                                               Original Limited
                                                              Partner Investment
                                                              ------------------
CNL Income Fund XI, Ltd. ....................................       $1,940

   Under section 351(a) of the Internal Revenue Code of 1986, as amended, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. APF has represented to Shaw Pittman, APF's tax counsel, that, following the Acquisition, the Limited Partners of the Income Funds will not own stock possessing at least 80 percent of the total combined voting power of all classes of APF stock entitled to vote and at least 80 percent of the total number of shares of all other classes of APF stock. Based upon this representation, Shaw Pittman has opined that the Acquisition will not result in the acquisition of control of APF by the Limited Partners for purposes of section 351(a). Accordingly, the transfer of assets will result in recognition of gain or loss by each Income Fund that is acquired by APF.

   If your Income Fund is acquired by APF and no Limited Partners elect to receive the notes, your Income Fund will receive solely APF Shares in exchange for your Income Fund's assets. As a result, your Income Fund will recognize an amount of gain equal to the difference between:

  . the sum of (a) the fair market value of the APF Shares received by your Income Fund and (b) the amount of your Income Fund's liabilities, if any, assumed by the Operating Partnership, and

  . the adjusted tax basis of the assets transferred by your Income Fund to the Operating Partnership.

   If your Income Fund is acquired by APF and you or another Limited Partner in your Income Fund elect the notes option, your Income Fund will receive APF Shares, and notes in exchange for your Income Fund's assets. Because the
principal portion of the notes will not be due until     , 2005, the
acquisition of your Income Fund's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your Income Fund's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the Acquisition, the amount of gain recognized by your Income Fund in the year of the Acquisition will be equal to the value of the APF Shares received by your Income Fund multiplied by the ratio that the gross profit realized by your Income Fund in the Acquisition bears to the total contract price for your Income Fund's assets. To the extent your Income Fund realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your Income Fund in the year of the Acquisition.

   The gross profit that your Income Fund realizes from the Acquisition will generally equal the excess, if any, of the selling price for your Income Fund's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by qualified indebtedness encumbering your Income Fund's assets, if any, that is assumed or taken subject to by the Operating Partnership. The exact amount of the gain to be recognized by your Income Fund in the year of the Acquisition will also vary depending upon the decisions of the Limited Partners to receive APF Shares or notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the Acquisition are likely to be treated as realized from the sale of a "section 1231 asset," which is real property or a depreciable asset used in a trade or business and held for more than one year. Your share of gains or losses from the sale of section 1231 assets of your Income Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Income Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your Income Fund recognizes will be allocated to you and the other Limited Partners in accordance with the terms of your Income Fund's partnership agreement. Each Limited Partner will be allocated and must report his, her or its allocable share of such gain, if any, pursuant to these terms, regardless of the Limited Partner's decision to receive notes rather than APF Shares. Even though a Limited Partner's election of the notes may decrease the amount of gain your Income Fund recognizes, the electing Limited Partner still will be required to take into account his, her or its share of your Income Fund's gain as determined under the partnership agreement of your Income Fund. Therefore, Limited Partners who elect the notes may recognize gain in the year of the Acquisition despite the fact that they will not receive cash with which to pay the tax on the gain. Such Limited Partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the Limited Partners electing to receive notes.

   Tax Consequences of the Liquidation and Termination of Your Income Fund. If your Income Fund is acquired by APF, your Income Fund will be deemed to have liquidated and distributed APF Shares and/or notes, as the case may be, to you. The taxable year of your Income Fund will end at this time, and you must report, in your taxable year that includes the date of the Acquisition, your share of all income, gain, loss, deduction and credit for your Income Fund through the date of the Acquisition, including gain or loss resulting from the Acquisition. If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your Income Fund's income attributable to more than one of its taxable years.

   The APF Shares or notes will be distributed among you and the other Limited Partners in a manner that we, as the general partners of your Income Fund, determine to be proportionate based on your respective capital account balances. If you receive APF Shares in the Acquisition and the value of those APF Shares exceeds your basis in your units, you will recognize gain equal to the difference between the fair market value of the APF Shares that you receive and your adjusted tax basis in your units. Your basis in the APF Shares will then equal the fair market value of the APF Shares on the closing date of the Acquisition, and your holding period for the APF Shares for purposes of determining capital gain or loss will begin on the closing date of the Acquisition. If you receive APF Shares in the Acquisition and your basis in your units exceeds the value of the APF Shares, you will not recognize gain or loss. Your basis in the APF Shares will equal the basis that you had in your units, and your holding period for purposes of determining capital gain or loss will begin on the closing date of the Acquisition.

   If you receive notes in the Acquisition, your basis in the notes distributed to you will equal your adjusted basis in your units and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your Income Fund's holding period in the assets transferred to APF.

   Because the assets of your Income Fund are held for investment and not for resale, the Acquisition will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not a social club, voluntary employee's beneficiary association, supplemental unemployment benefit trust, or qualified group legal services plan as described in sections 501 (c)(7), (9), (17) or
(20) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Acquisition.

   Tax Consequences of the Acquisition to APF. APF will not recognize gain or loss as a result of the Acquisition. APF will have a holding period in the restaurant properties that begins on the closing date. The basis of the restaurant properties received by APF from the Income Funds will equal the fair market value of the APF Shares, plus the issue price of the notes issued in the Acquisition, plus the amount of any liabilities of the Income Funds assumed by APF.

   The aggregate basis of APF's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, APF's basis in each acquired restaurant property may differ from the Income Fund's basis therein, and the restaurant properties may be subject to different depreciable periods and methods as a result of the Acquisition. These factors could result in an overall change, following the Acquisition, in the depreciation deductions attributable to the restaurant properties acquired from the Income Funds following the Acquisition.

           SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XI, Ltd.

                         Six Months Ended June 30, 1999

                                     Property                                 Historical   Historical
                                    Acquisition                                  CNL          CNL
                       Historical    Pro Forma                  Historical    Financial     Financial
                           APF      Adjustments     Subtotal     Advisor    Services, Inc.    Corp.      Subtotal
                       -----------  -----------    -----------  ----------  -------------- -----------  -----------
 Operating Data:
 Revenues:
 Rental and
 Earned Income...      $27,900,894  $3,056,620(a)  $30,957,514  $        0    $        0   $         0  $30,957,514
 Fees............                0           0               0   9,454,036     2,963,154        11,511   12,428,701
 Interest and
 Other Income....        4,249,461           0       4,249,461      87,570       249,258    11,539,080   16,125,369
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Total Revenue...      $32,150,355   3,056,620      35,206,975   9,541,606     3,212,412    11,550,591  $59,511,584
 Expenses:
 General and
 Administrative..        2,244,408           0       2,244,408   5,405,130     2,441,151       263,524   10,354,213
 Management and
 Advisory Fees...        1,681,870           0       1,681,870           0             0     1,231,905    2,913,775
 Fees to Related
 Parties.........                0           0               0      88,949       689,425             0      778,374
 Interest
 Expense.........                0           0               0      92,707             0    10,294,499   10,387,206
 State Taxes.....          464,966           0         464,966           0             0             0      464,966
 Depreciation--
 Other...........                0           0               0      77,130        39,032             0      116,162
 Depreciation--
 Property........        3,701,974     967,179(a)    4,669,153           0             0             0    4,669,153
 Amortization....            9,700           0           9,700          36             0             0        9,736
 Transaction
 Costs...........          483,005           0         483,005           0             0             0      483,005
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Total Expenses..        8,585,923     967,179       9,553,102   5,663,952     3,169,608    11,789,928   30,176,590
 Operating
 Earnings
 (Losses) Before
 Equity in
 Earnings of
 Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale
 of Properties
 and Provision
 for Losses on
 Properties......      $23,564,432  $2,089,441     $25,653,873  $3,877,654    $   42,804   $  (239,337) $29,334,994
 Equity in
 Earnings of
 Joint
 Ventures/Minority
 Interest........           31,241           0          31,241           0             0             0       31,241
 Gain (Loss) on
 Sale of
 Properties......         (201,843)          0        (201,843)          0             0             0     (201,843)
 Provision For
 Losses on
 Properties......         (540,522)          0        (540,522)          0             0             0     (540,522)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net Earnings
 (Losses) Before
 Benefit
 (Provision) for
 Federal Income
 Taxes...........       22,853,308   2,089,441      24,942,749   3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision)
 for Federal
 Income Taxes....                0           0               0  (1,595,036)      (16,906)       86,202   (1,525,740)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net
 Earnings(Losses)..    $22,853,308  $2,089,441     $24,942,749  $2,282,618    $   25,898   $  (153,135) $27,098,130
                       ===========  ==========     ===========  ==========    ==========   ===========  ===========
                        Combining                        Historical
                        Pro Forma           Combined     CNL Income    Pro Forma          Adjusted
                       Adjustments             APF      Fund XI, Ltd. Adjustments         Pro Forma
                       ------------------- ------------ ------------- ------------------ ------------
 Operating Data:
 Revenues:
 Rental and
 Earned Income...      $         0         $30,957,514   $1,819,762    $  30,840 (j)     $32,808,116
 Fees............       (9,812,516)(b),(c)   2,616,185            0      (36,759)(k)       2,579,426
 Interest and
 Other Income....          144,014 (d)      16,269,383       42,055            0          16,311,438
                       ------------------- ------------ ------------- ------------------ ------------
 Total Revenue...      $(9,668,502)        $49,843,082   $1,861,817    $  (5,919)        $51,698,980
 Expenses:
 General and
 Administrative..         (774,311)(e)       9,579,902       94,421      (40,842)(l),(m)   9,633,481
 Management and
 Advisory Fees...       (2,913,775)(f)               0       19,200      (19,200)(n)               0
 Fees to Related
 Parties.........         (743,673)(g)          34,701            0            0              34,701
 Interest
 Expense.........                0          10,387,206            0            0          10,387,206
 State Taxes.....                0             464,966       28,346        8,439 (o)         501,751
 Depreciation--
 Other...........                0             116,162            0            0             116,162
 Depreciation--
 Property........                0           4,669,153      213,292      108,894 (p)       4,991,339
 Amortization....        1,069,718 (h)       1,079,454            0            0           1,079,454
 Transaction
 Costs...........                0             483,005      120,097            0             603,102
                       ------------------- ------------ ------------- ------------------ ------------
 Total Expenses..       (3,362,041)         26,814,549      475,356       57,291          27,347,196
 Operating
 Earnings
 (Losses) Before
 Equity in
 Earnings of
 Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale
 of Properties
 and Provision
 for Losses on
 Properties......      $(6,306,461)        $23,028,533   $1,386,461    $ (63,210)        $24,351,784
 Equity in
 Earnings of
 Joint
 Ventures/Minority
 Interest........                0              31,241       89,929      (27,649)(q)          93,521
 Gain (Loss) on
 Sale of
 Properties......                0            (201,843)           0            0            (201,843)
 Provision For
 Losses on
 Properties......                0            (540,522)           0            0            (540,522)
                       ------------------- ------------ ------------- ------------------ ------------
 Net Earnings
 (Losses) Before
 Benefit
 (Provision) for
 Federal Income
 Taxes...........       (6,306,461)         22,317,409    1,476,390      (90,859)         23,702,940
 Benefit/(Provision)
 for Federal
 Income Taxes....        1,525,740 (i)               0            0            0                   0
                       ------------------- ------------ ------------- ------------------ ------------
 Net
 Earnings(Losses)..    $(4,780,721)        $22,317,409   $1,476,390    $ (90,859)        $23,702,940
                       =================== ============ ============= ================== ============

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XI, Ltd.

                         Six Months Ended June 30, 1999

                                                                          Historical
                                    Property                                 CNL      Historical
                                   Acquisition                            Financial      CNL
                       Historical   Pro Forma                  Historical Services,   Financial
                          APF      Adjustments      Subtotal    Advisor      Inc.       Corp.        Subtotal
                      ------------ -----------    ------------ ---------- ---------- ------------ --------------
Other data:
Earnings per
share/unit......      $       0.61 $      n/a     $        n/a $      n/a $      n/a $        n/a $          n/a
                      ============ ==========     ============ ========== ========== ============ ==============
Book value per
share/unit......      $      17.54 $      n/a     $        n/a $      n/a $      n/a $        n/a $          n/a
                      ============ ==========     ============ ========== ========== ============ ==============
Dividends per
share/unit......      $       0.76 $      n/a     $        n/a $      n/a $      n/a $        n/a $          n/a
                      ============ ==========     ============ ========== ========== ============ ==============
Ratio of
Earnings to
Fixed Charges...            18.16x        n/a              n/a        n/a        n/a          n/a            n/a
                      ============ ==========     ============ ========== ========== ============ ==============
Weighted average
shares
outstanding
during period...        37,347,883          0       37,347,883        n/a        n/a          n/a     37,347,883
                      ============ ==========     ============ ========== ========== ============ ==============
Shares
outstanding.....        37,348,464          0       37,348,464        n/a        n/a          n/a     37,348,464
                      ============ ==========     ============ ========== ========== ============ ==============
Balance sheet
data:
Real estate
assets, net.....      $691,443,127 $3,369,856(s)  $694,812,983 $        0 $        0 $          0 $  694,812,983
Mortgages/notes
receivable......      $ 63,351,507 $        0     $ 63,351,507 $        0 $        0 $290,522,671 $  353,874,178
Receivables/due
from related
parties.........      $    649,972 $        0     $    649,972 $8,668,738 $5,417,084 $  1,125,933 $   15,861,727
Investment in
joint ventures..      $  1,081,046 $        0     $  1,081,046 $        0 $        0 $          0 $    1,081,046
Total assets....      $822,225,342 $3,369,856(s)  $825,595,198 $9,407,247 $6,369,606 $304,738,561 $1,146,110,612
Total
liabilities/minority
interest........      $167,023,516 $3,369,856(s)  $170,393,372 $1,076,772 $  829,856 $300,143,224 $  472,443,224
Total equity....      $655,201,826 $        0     $655,201,826 $8,330,475 $5,539,750 $  4,595,337 $  673,667,388
                                                          Historical
                       Combining                          CNL Income
                       Pro Forma              Combined     Fund XI,    Pro Forma              Adjusted
                      Adjustments               APF          Ltd.     Adjustments            Pro Forma
                      -------------------- -------------- ----------- -------------------- -----------------
Other data:
Earnings per
share/unit......      $       n/a          $          n/a $      0.37 $      n/a           $         0.52
                      ==================== ============== =========== ==================== =================
Book value per
share/unit......      $       n/a          $          n/a $      8.55 $      n/a           $        16.32
                      ==================== ============== =========== ==================== =================
Dividends per
share/unit......      $       n/a          $          n/a $      0.44 $      n/a           $          n/a
                      ==================== ============== =========== ==================== =================
Ratio of
Earnings to
Fixed Charges...              n/a                     n/a         n/a        n/a                     2.93x
                      ==================== ============== =========== ==================== =================
Weighted average
shares
outstanding
during period...        6,150,000              43,497,883         n/a  2,173,898               45,671,781(r)
                      ==================== ============== =========== ==================== =================
Shares
outstanding.....        6,150,000              43,498,464         n/a  2,173,898               45,672,362
                      ==================== ============== =========== ==================== =================
Balance sheet
data:
Real estate
assets, net.....      $         0          $  694,812,983 $29,236,754 $9,639,564 (t2)      $  733,689,301
Mortgages/notes
receivable......      $         0          $  353,874,178 $         0 $        0           $  353,874,178
Receivables/due
from related
parties.........      $(6,614,629)(u)      $    9,247,098 $    82,368 $  (24,887)(w)       $    9,304,579
Investment in
joint ventures..      $         0          $    1,081,046 $ 2,772,561 $1,358,053 (t2)      $    5,211,660
Total assets....      $24,836,474 (t1),(u) $1,170,947,086 $35,744,319 $5,530,908 (t2),(w)  $1,212,222,313
Total
liabilities/minority
interest........      $(6,957,486)(u),(v)  $  465,485,738 $ 1,560,329 $  (24,887)(w)       $  467,021,180
Total equity....      $31,793,960 (t1),(v) $  705,461,348 $34,183,990 $5,555,795 (t2)      $  745,201,133

        SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XI, Ltd.

                   For the Year Ended December 31, 1998

                                                                 Historical
                               Property                             CNL     Historical
                              Acquisition                        Financial     CNL                  Combining
                  Historical   Pro Forma              Historical Services,  Financial               Pro Forma   Combined
                      APF     Adjustments  Subtotal    Advisor      Inc.      Corp.     Subtotal   Adjustments    APF
                  ----------- ----------- ----------- ---------- ---------- ---------- ----------- ----------- ----------
Other data:
Earnings Per
Share/Unit......  $      1.21  $     n/a  $       n/a   $ n/a      $ n/a      $ n/a    $       n/a  $     n/a  $      n/a
                  ===========  =========  ===========   =====      =====      =====    ===========  =========  ==========
Dividends Per
Share/Unit......  $      1.52  $     n/a  $       n/a   $ n/a      $ n/a      $ n/a    $       n/a  $     n/a  $      n/a
                  ===========  =========  ===========   =====      =====      =====    ===========  =========  ==========
Book Value Per
Share/Unit......  $     17.70  $     n/a  $       n/a   $ n/a      $ n/a      $ n/a    $       n/a  $     n/a  $      n/a
                  ===========  =========  ===========   =====      =====      =====    ===========  =========  ==========
Ratio of
Earnings to
Fixed Charges...       79.97x        n/a          n/a     n/a        n/a        n/a            n/a        n/a         n/a
                  ===========  =========  ===========   =====      =====      =====    ===========  =========  ==========
Wtd. Avg. Shares
Outstanding.....   26,648,219  6,981,616   33,629,835     n/a        n/a        n/a     33,629,835  6,150,000  39,779,835
                  ===========  =========  ===========   =====      =====      =====    ===========  =========  ==========
Shares
Outstanding.....   37,337,927          0   37,337,927     n/a        n/a        n/a     33,337,927  6,150,000  43,487,927
                  ===========  =========  ===========   =====      =====      =====    ===========  =========  ==========
                  Historical
                  CNL Income
                   Fund XI,   Pro Forma   Adjusted
                     Ltd.    Adjustments  Pro Forma
                  ---------- ----------- --------------
Other data:
Earnings Per
Share/Unit......    $ 0.95    $     n/a  $      1.11
                  ========== =========== ==============
Dividends Per
Share/Unit......    $ 0.91    $     n/a  $       n/a
                  ========== =========== ==============
Book Value Per
Share/Unit......    $ 8.61    $     n/a  $     16.39
                  ========== =========== ==============
Ratio of
Earnings to
Fixed Charges...       n/a          n/a        3.12x
                  ========== =========== ==============
Wtd. Avg. Shares
Outstanding.....       n/a    2,173,898   41,953,733(x)
                  ========== =========== ==============
Shares
Outstanding.....       n/a    2,173,898   45,661,825
                  ========== =========== ==============

--------
(a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if restaurant properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any restaurant properties for the periods prior to their construction completion and availability for occupancy.

(b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund:

       Origination fees from affiliates........................... $  (689,425)
       Secured equipment lease fees...............................     (67,967)
       Advisory fees..............................................    (126,788)
       Reimbursement of administrative costs......................    (382,728)
       Acquisition fees...........................................  (4,452,252)
       Underwriting fees..........................................     (54,248)
       Administrative, executive and guarantee fees...............    (532,389)
       Servicing fees.............................................    (572,728)
       Development fees...........................................     (38,853)
       Management fees............................................  (1,681,870)
                                                                   -----------
         Total.................................................... $(8,599,248)
                                                                   ===========

(c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

(d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $144,014

(e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs............................. $(774,311)

(f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,681,870)
       Administrative executive and guarantee fees................    (532,389)
       Servicing fees.............................................    (572,728)
       Advisory fees..............................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

(g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

(h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (u) below:

       Amortization of goodwill..................................... $1,069,718

(i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

(j) Represents $30,840 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

(k) Represents the elimination of fees between the Advisor and the Income Fund:

       Management fees.............................................. $ (19,200)
       Reimbursement of administrative costs........................   (17,559)
                                                                     ---------
                                                                     $ (36,759)
                                                                     =========

(l)Represents the elimination of $17,559 in administrative costs reimbursed by the Income Fund to the Advisor.

(m) Represents savings of $23,283 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

(n) Represents the elimination of $19,200 in management fees by the Income Fund to the Advisor.

(o) Represents additional state income taxes of $8,439 resulting from assuming that acquisitions of restaurant properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

(p) Represents an increase in depreciation expense of $108,894 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

(q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $27,649 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

(r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

(s) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma restaurant properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

(t) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                         CNL Financial
                               Advisor   Services Group Income Fund     Total
                             ----------- -------------- -----------  ------------
   Fair Value of
    Consideration
    Received...............  $81,413,810  $50,348,014   $43,333,961  $175,095,785
                             ===========  ===========   ===========  ============
   Share Consideration.....  $76,000,000  $47,000,000   $39,739,785  $162,739,785
   Cash Consideration......          --           --        464,000       464,000
   APF Transaction Costs...    5,413,810    3,348,014     3,130,176    11,892,000
                             -----------  -----------   -----------  ------------
     Total Purchase Price..  $81,413,810  $50,348,014   $43,333,961  $175,095,785
                             ===========  ===========   ===========  ============
   Allocation of Purchase
    Price:
    Net Assets--
     Historical............  $ 8,330,475  $10,135,087   $34,183,990  $ 52,649,552
   Purchase Price
    Adjustments:
    Land and buildings on
     operating leases......                               7,680,023     7,680,023
    Net investment in
     direct financing
     leases................                               1,959,541     1,959,541
    Investment in joint
     ventures..............                               1,358,053     1,358,053
    Accrued rental income..                              (1,711,758)   (1,711,758)
    Intangibles and other
     assets................                (2,575,792)     (135,888)   (2,711,680)
    Goodwill*..............                42,788,719           --     42,788,719
    Excess purchase price..   73,083,335          --            --     73,083,335
                             -----------  -----------   -----------  ------------
     Total Allocation......  $81,413,810  $50,348,014   $43,333,961  $175,095,785
                             ===========  ===========   ===========  ============

  * Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.
The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisitions of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,083,335 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations." Goodwill of $42,788,719 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

       1.Common Stock (CFA, CFS, CFC)--Class A..........       8,600
         Common Stock (CFA, CFS, CFC)--Class B..........       4,825
         Additional Paid-in Capital (CFA, CFS, CFC).....  12,568,974
         Retained Earnings..............................   5,883,163
         Accumulated distributions in excess of
          earnings......................................  73,083,335
         Goodwill for CFC/CFS (Intangibles and other
          assets).......................................  42,788,719
         CFC/CFS Organizational Costs/Other Assets......               2,575,792
         Cash to pay APF transaction costs..............               8,761,824
         APF Common Stock...............................                  61,500
         APF Capital in Excess of Par Value.............             122,938,500
         (To record acquisition of CFA, CFS and CFC)
       2.Partners' Capital..............................  34,183,990
         Land and buildings on operating leases.........   7,680,023
         Net investment in direct financing leases......   1,959,541
         Investment in joint ventures...................   1,358,053
         Accrued rental income..........................               1,711,758
         Intangibles and other assets...................                 135,888
         Cash to pay APF Transaction costs..............               3,130,176
         Cash consideration to Income Fund..............                 464,000
         APF Common Stock...............................                  21,739
         APF Capital in Excess of Par Value.............              39,718,046
         (To record acquisition of Income Fund)

(u) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

(v) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

(w) Represents the elimination by the Income Fund of $24,887 in related party payables recorded as receivables by the Advisor.

(x) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

   To review the pro forma financial information of APF in the event that APF acquires the CNL Restaurant Businesses and all of the Income Funds, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

         SELECTED HISTORICAL FINANCIAL DATA OF CNL INCOME FUND XI, LTD.

   The following table sets forth selected financial information for the Income Fund, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of CNL Income Fund XI, Ltd." in this supplement.

                            Six Months Ended
                                June 30,                           Year Ended December 31,
                         ----------------------- -----------------------------------------------------------
                            1999        1998        1998        1997        1996        1995        1994
                         ----------- ----------- ----------- ----------- ----------- ----------- -----------
                               (unaudited)
Revenue (1)............. $ 1,951,746 $ 1,988,880 $ 4,067,454 $ 3,998,538 $ 3,976,787 $ 3,920,528 $ 3,933,435
Net income (2)..........   1,476,390   1,627,478   3,809,404   3,295,079   3,464,705   3,202,176   3,272,492
Cash distributions
 declared (3)...........   1,750,012   1,790,012   3,660,024   3,500,024   3,540,024   3,540,023   3,425,007
Net income per unit (2)
 .......................        0.37        0.40        0.94        0.82        0.86        0.79        0.81
Cash distributions
 declared per unit (3)
 .......................        0.44        0.45        0.92        0.88        0.89        0.89        0.86
GAAP book value per
 unit...................        8.55        8.54        8.61        8.58        8.63        8.65        8.73
Weighted average number
 of Limited Partner
 units outstanding......   4,000,000   4,000,000   4,000,000   4,000,000   4,000,000   4,000,000   4,000,000
                                June 30,                                December 31,
                         ----------------------- -----------------------------------------------------------
                            1999        1998        1998        1997        1996        1995        1994
                         ----------- ----------- ----------- ----------- ----------- ----------- -----------
                               (unaudited)
Total assets ........... $35,744,319 $35,665,956 $36,103,592 $35,785,538 $36,003,045 $36,086,683 $36,335,476
Total partners'
 capital................  34,183,990  34,145,698  34,457,612  34,308,232  34,513,177  34,588,496  34,926,343

--------
(1) Revenues include equity in earnings of unconsolidated joint ventures and minority interest in income of consolidated joint ventures.
(2) Net income for the years ended December 31, 1998 and 1996, include $461,861 and $213,685, respectively, from a gain on sale of land and buildings.
(3) Distributions for the year ended December 31, 1998, include special distributions to the Limited Partners of $40,000 and $120,000 declared during the six months ended June 30, and December 31, respectively, which represented cumulative excess operating reserves. Distributions for the year ended December 31, 1996, includes a special distribution to the Limited Partners of $40,000, which represented cumulative excess operating reserves.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
             AND RESULTS OF OPERATIONS OF CNL INCOME FUND XI, LTD.

Introduction

   The Income Fund is a Florida limited partnership that was organized on August 20, 1991, to acquire for cash, either directly or through joint venture arrangements, both newly constructed and existing restaurants, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains. The leases are triple-net leases, with the lessees responsible for all repairs and maintenance, property taxes, insurance and utilities. As of June 30, 1999, the Income Fund owned 40 restaurant properties, which included interests in five restaurant properties owned by joint ventures in which the Income Fund is a co-venturer and one restaurant property owned with one of our affiliates as tenants-in-common.

Capital Resources

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's primary source of capital for the six months ended June 30, 1999 and 1998 was cash from operations, which consists of cash received from tenants, distributions from joint ventures, and interest and other income received, less cash paid for expenses. Cash from operations was $1,797,730 and $2,038,262 for the six months ended June 30, 1999 and 1998, respectively. The decrease in cash from operations for the six months ended June 30, 1999 is primarily a result of changes in income and expenses and changes in working capital.

   Other sources and uses of capital included the following during the six months ended June 30, 1999.

   In January 1999, the Income Fund reinvested a portion of the net sales proceeds it received from the 1998 sale of the restaurant property in Nashua, New Hampshire in a Burger King restaurant property located in Yelm, Washington, at an approximate cost of $1,032,400. In addition, in February 1999, the Income Fund reinvested a portion of the remaining net sales proceeds in a joint venture arrangement, Portsmouth Joint Venture, with CNL Income Fund XVIII, Ltd., one of our affiliates, to purchase and hold one restaurant property. The Income Fund contributed approximately $247,300 and had a 42.8% interest in the profits and losses of the joint venture as of June 30, 1999. The Income Fund intends to invest the remaining net sales proceeds in an additional restaurant property.

   Currently, rental income from the Income Fund's restaurant properties and net sales proceeds from the sale of a restaurant property, pending reinvestment in an additional restaurant property, distributions to Limited Partners or use of such funds for the payment of Income Fund expenses, are invested in money market accounts or other short-term, highly liquid investments such as demand deposit accounts, certificates of deposit, and money market accounts with less than a 30-day maturity date. At June 30, 1999, the Income Fund had $1,804,990 invested in such short-term investments, as compared to $1,559,240 at December 31, 1998. The increase in cash and cash equivalents during the six months ended June 30, 1999 is primarily attributable to the release of a portion of the funds held in escrow at December 31, 1998 which to the sale of the restaurant property in Nashua, New Hampshire, net of reinvestment in restaurant properties. The funds remaining at June 30, 1999, after payment of distributions and other liabilities, will be used to invest in an additional restaurant property and to meet the Income Fund's working capital and other needs.

   On May 11, 1999, four Limited Partners in several of the Income Funds served a lawsuit against us and APF in connection with the Acquisition. On July 8, 1999, the plaintiffs amended the complaint to add three additional Limited Partners as plaintiffs. Additionally, on June 22, 1999, a Limited Partner in several Income Funds served a lawsuit against us, APF, CNL Group, Inc. and the CNL Restaurant Businesses in connection with the Acquisition. We and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

 The Years Ended December 31, 1998, 1997 and 1996

   The Income Fund's primary source of capital for the years ended December 31, 1998, 1997, and 1996, was cash from operation. Cash from operations was $3,894,062, $3,642,796, and $3,601,714 for the years ended December 31, 1998,
1997, and 1996, respectively. The increase during 1998, as compared to 1997, is primarily a result of changes in working capital and changes in income and expenses. The increase in cash from operations during 1997, as compared to 1996, is primarily a result of changes in income and expenses.

   Other sources and uses of capital included the following during the years ended December 31, 1998, 1997, and 1996.

   In November 1996, the Income Fund sold its restaurant property in Philadelphia, Pennsylvania for $1,050,000 and received net sales proceeds of $1,044,750, which resulted in a gain of $213,685 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in September 1992, and had a cost of approximately $877,900, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $166,900 in excess of its original purchase price. As of December 31, 1996, the net sales proceeds of $1,044,750, plus accrued interest of $3,072, were being held in an interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional restaurant property. The sale of this restaurant property was structured to qualify as a like-kind exchange transaction in accordance with Section 1031 of the Internal Revenue Code. As a result, no gain was recognized for federal income tax purposes. Therefore, the Income Fund was not required to distribute any of the net sales proceeds from the sale of this restaurant property to Limited Partners for the purpose of paying federal and state income taxes.

   In January 1997, the Income Fund reinvested the net sales proceeds from the 1996 sale of the restaurant property in Philadelphia, Pennsylvania in a Black-eyed Pea restaurant property located in Corpus Christi, Texas with one of our affiliates as tenants-in-common. In connection therewith, the Income Fund and the affiliate entered into an agreement whereby each co-venturer will share in the profits and losses of the restaurant property in proportion to its applicable percentage interest. As of December 31, 1998, the Income Fund owned a 72.58% interest in this restaurant property.

   In October 1998, the Income Fund sold its restaurant property in Nashua, New Hampshire for $1,748,000 and received net sales proceeds of $1,630,296, which resulted in a gain of $461,861 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in 1992 and had a cost of approximately $1,302,414, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $327,900 in excess of its original purchase price. As of December 31, 1998, the net sales proceeds of $1,630,296, plus accrued interest of $10,640, were being held in an interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional restaurant property.

   In January 1999, the Income Fund reinvested a portion of the net sales proceeds it received from the sale of the property in Nashua, New Hampshire in a Burger King property located in Yelm, Washington at an approximate cost of $1,054,000. In addition, in February 1999, the Income Fund reinvested the remaining net sales proceeds it received from the sale of the property in Nashua, New Hampshire in a joint venture arrangement, Portsmouth Joint Venture, with an affiliate of ours to purchase and hold one restaurant property, at a total cost of approximately $584,100. The Income Fund contributed approximately $250,000 and has an approximate 43% interest in the profits and losses of the joint venture.

   None of the restaurant properties owned by the Income Fund or the joint ventures in which the Income Fund owns an interest is or may be encumbered. Subject to restrictions on borrowing, however, the Income Fund may borrow funds but will not encumber any of the restaurant properties in connection with any such borrowing. The Income Fund will not borrow for the purpose of returning capital to the Limited Partners. The Income Fund will not borrow under arrangements that would make the Limited Partners liable to creditors of the Income Fund. We further have represented that we will use our reasonable efforts to structure any borrowing so that it will not constitute "acquisition indebtedness" for federal income tax purposes and also will limit the Income Fund's outstanding indebtedness to three percent of the aggregate adjusted tax basis of its restaurant properties. From time to time, affiliates of ours incur operating expenses on behalf of the Income Fund for which the Income Fund reimburses the affiliates without interest.

   Rental income from the Income Fund's restaurant properties and net sales proceeds from the sale of restaurant properties, pending reinvestment in additional restaurant properties, distributors to Limited Partners or use of such funds for the payment of Income Fund expenses, are invested in money market accounts or other short-term highly liquid investments such as demand deposit accounts at commercial banks, CDs and money market accounts wih less than a 30-day maturity date. At December 31, 1998, the Income Fund had $1,559,240 invested in such short-term investments, as compared to $1,272,386 at December 31, 1997. As of December 31, 1998, the average interest rate earned on the rental income deposited in demand deposit accounts at commercial banks was approximately three percent annually. The funds remaining at December 31, 1998, after payment of distributions and other liabilities, will be used to meet the Income Fund's working capital and other needs.

Short-Term Liquidity

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's short-term liquidity requirements consist primarily of the operating expenses of the Income Fund.

   The Income Fund's investment strategy of acquiring restaurant properties for cash and leasing them under triple-net leases to operators who generally meet specified financial standards minimizes the Income Fund's operating expenses. We believe that the leases will continue to generate cash flow in excess of operating expenses.

   We have the right, but not the obligation, to make additional capital contributions if we deem it appropriate in connection with the operations of the Income Fund.

   The Income Fund generally distributes cash from operations remaining after the payment of operating expenses of the Income Fund, to the extent that we determine that such funds are available for distribution. Based on cash from operations, and for the six months ended June 30, 1998, accumulated excess operating reserves, the Income Fund declared distributions to Limited Partners of $1,750,012 for the six months ended June 30, 1999 and $1,790,012 for the six months ended June 30, 1998 or $875,006 for each of the quarters ended June 30, 1999 and 1998. This represents distributions of $0.44 per unit for the six months ended June 30, 1999 and $0.45 per unit for the six months ended June 30 1998 or $0.22 per unit for each of the quarters ended June 30, 1999 and 1998. No distributions were made to us for the quarters and six months ended June 30, 1999 and 1998. No amounts distributed to the Limited Partners for the six months ended June 30, 1999 and 1998 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available for distribution to the Limited Partners on a quarterly basis.

   Total liabilities of the Income Fund, including distributions payable, decreased to $1,055,825 at June 30, 1999 from $1,142,120 at December 31, 1998.
Primarily, this resulted from the payment in January 1999 of a special distribution accrued at December 31, 1998 of $120,000, which represented cumulative excess operating reserves. We believe that the Income Fund has sufficient cash on hand to meet its current working capital needs.

 The Years Ended December 31, 1998, 1997 and 1996

   Due to low operating expenses and ongoing cash flow, we believe that the Income Fund has sufficient working capital reserves at this time. In addition, because all leases of the Income Fund's restaurant properties are on a triple-net basis, it is not anticipated that a permanent reserve for maintenance and repairs will be established at this time. To the extent, however, that the income Fund has insufficient funds for such purposes, we will contribute to the Income Fund an aggregate amount of up to one percent of the offering proceeds for maintenance and repairs.

   Based on cash from operations and, during the years ended December 31, 1998 and 1996, cumulative excess operating reserves, the Income Fund declared distributions to the Limited Partners of $3,660,024 for the year ended December 31, 1998, $3,500,024 for the year ended December 31, 1997 and $3,540,024 for the year ended December 31, 1996. This represents a distribution of $0.92 per unit for the year ended December 31, 1998, $0.88 per unit for the year ended December 31, 1997 and $0.89 per unit for the year ended December 31, 1996. No amounts distributed to the Limited Partners for the years ended December 31, 1998, 1997 and 1996 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions.

   During 1998, affiliates of ours incurred $109,290 for operating expenses, as compared to $83,747 during 1997 and $105,643 during 1996. As of December 31, 1998 the Income Fund owed $25,446 to our affiliates for such amounts, accounting and administrative services and management fees, as compared to $6,648 as of December 31, 1997. As of March 11, 1999, the Income Fund had reimbursed the affiliates all such amounts. Other liabilities, including distributions payable, increased to $1,116,674 at December 31, 1998 from $969,257 at December 31, 1997. In part, this resulted from the Income Fund's accruing a special distribution payable to the Limited Partners of $120,000 at December 31, 1998, which was paid in January 1999, and an increase in rents paid in advance at December 31, 1998.

Long-Term Liquidity

   The Income Fund has no long-term debt or other long-term liquidity requirements.

Results of Operations

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   During the six months ended June 30, 1999 and 1998, the Income Fund and its consolidated joint ventures, Denver Joint Venture and CNL/Airport Joint Venture, owned and leased 36 wholly owned restaurant properties, including one restaurant property in Nashua, New Hampshire, which was sold in October 1998, to operators of fast-food and family-style restaurant chains. During the six months ended June 30, 1999 and 1998, the Income Fund, Denver Joint Venture and CNL/Airport Joint Venture earned $1,764,869 and $1,764,387, respectively, in rental income from operating leases and earned income from direct financing leases, $885,840 and $881,836 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. In addition, during the six months ended June 30, 1999 and 1998, the Income Fund earned $54,893 and $62,764, respectively, in contingent rental income, $34,651 and $42,996 of which was earned during the quarters ended June 30, 1999 and 1998, respectively.

   In addition, during the six months ended June 30, 1998, the Income Fund owned and leased two restaurant properties indirectly through other joint venture arrangements and owned and leased one restaurant property with an affiliate as tenants-in-common. During the six months ended June 30, 1999 the Income Fund owned and leased three restaurant properties indirectly through other joint venture arrangements and owned and leased one restaurant property with an affiliate as tenants-in-common. In connection therewith, during the six months ended June 30, 1999 and 1998, the Income Fund earned $123,135 and $97,605, respectively, $65,134 and $57,604 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. Net income earned by unconsolidated joint ventures increased during the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, as a result of the fact that in February 1999, the Income Fund reinvested a portion of the net sales proceeds from the 1998 sale of the restaurant property in Nashua, New Hampshire, in Portsmouth Joint Venture, with CNL Income Fund XVIII, Ltd., one of our affiliates. In addition, net income earned by joint ventures during the six months ended June 30, 1998 was less than that earned during the six months ended June 30, 1999, partially due to the fact that Ashland Joint Venture adjusted estimated contingent rental amounts accrued at December 31, 1997 to actual amounts during the six months ended June 30, 1998.

   During the six months ended June 30, 1999 and 1998, the Income Fund earned $42,055 and $98,048, respectively, in interest and other income, $21,121 and $85,643 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. Interest and other income earned during the quarter and six months ended June 30, 1998, was more than that earned during the quarter and six months ended June 30, 1999, primarily because the Income Fund collected and recognized $60,000 in other income in May 1998, as a result of the execution of an amendment to a purchase and sale agreement with a third party to extend the closing date for the sale of the Burger King restaurant property located in Nashua, New Hampshire. In accordance with the terms of the amendment, the Income Fund was deemed to have earned the $60,000 upon execution of the amendment to extend the closing date for the sale of this restaurant property. This restaurant property was sold in October 1998.

   Operating expenses, including depreciation and amortization expense, were $475,356 and $361,402 for the six months ended June 30, 1999 and 1998, respectively, $242,880 and $179,651 of which were incurred during the quarters ended June 30, 1999 and 1998, respectively. The increase in operating expenses during the quarter and six months ended June 30, 1999, as compared to 1998, is primarily a result of the Income Fund incurring $85,130 and $120,097, respectively, in transaction costs relating to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition with APF. If the Limited Partners reject the Acquisition, the Income Fund will bear the portion of the transaction costs based upon the percentage of "For" votes and we will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

 The Years Ended December 31, 1998, 1997 and 1996

   During the year ended December 31, 1996, the Income Fund and its consolidated joint ventures, Denver Joint Venture and CNL/Airport Joint Venture, owned and leased 37 wholly-owned restaurant properties, including one restaurant property in Philadelphia, Pennsylvania, which was sold in November 1996. During the year ended December 31, 1997, the Income Fund and its consolidated joint ventures, Denver Joint Venture and CNL/Airport Joint Venture, owned and leased 36 wholly-owned restaurant properties, and during the year ended December 31, 1998, the Income Fund and its consolidated joint ventures, Denver Joint Venture and CNL/Airport Joint Venture, owned and leased 37 wholly-owned restaurant properties, including one restaurant property in Columbus, Ohio exchanged for one restaurant property in Danbury, Connecticut and one restaurant property in Nashua, New Hampshire, which was sold in October 1998. In addition, during 1998, 1997, and 1996, the Income Fund and its consolidated joint ventures, Denver Joint Venture and CNL/Airport Joint Venture, was a co-venturer in two separate joint ventures that each owned and leased one restaurant property, and during 1998 and 1997, the Income Fund owned and leased one restaurant property with an affiliate as tenants-in-common. As of December 31, 1998, the Income Fund owned, either directly or through joint venture arrangements, 38 restaurant properties that are subject to long-term, triple-net leases. The leases of the restaurant properties provide for minimum base annual rental amounts, payable in monthly installments, ranging from approximately $45,600 to $191,900. The majority of the leases provide for percentage rent based on sales in excess of a specified amount. In addition, some of the leases provide that, commencing in specified lease years, generally the sixth lease year, the annual base rent required under the terms of the lease will increase.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund and its consolidated joint ventures, Denver Joint Venture and CNL/Airport Joint Venture, earned $3,537,605, $3,543,984, and $3,615,977, respectively, in rental income from operating leases and earned income from direct financing leases. The decrease in rental and earned income during 1997 as compared to 1996 is primarily attributable to the sale of the restaurant property in Philadelphia, Pennsylvania in November 1996, as described above in "Capital Resources." In January 1997, the Income Fund reinvested the net sales proceeds in a restaurant property in Corpus Christi, Texas, with one of our affiliates, as described above in "Capital Resources."

   For the years ended December 31, 1998, 1997, and 1996, the Income Fund also earned $243,115, $225,888, and $251,312, respectively, in contingent rental income. The increase in contingent rental income during 1998, as compared to 1997, is primarily due to an increase in gross sales of certain restaurant properties whose leases require the payment of contingent rental income. The decrease during 1997, as compared to 1996, is primarily due to the sale of the restaurant property in Philadelphia, Pennsylvania.

   In addition, for the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $215,501, $236,103, and $118,211, respectively, attributable to net income earned by unconsolidated joint ventures in which the Income Fund is a co-venturer. The decrease in net income earned by joint ventures during 1998, as compared to 1997, is primarily due to Ashland Joint Venture adjusting estimated contingent rental amounts accrued at December 31, 1997 to actual amounts billed during 1998. The increase in net income earned by unconsolidated joint ventures during 1997, as compared to 1996, is primarily attributable to the Income Fund investing in a restaurant property in Corpus Christi, Texas, in January 1997, with one of our affiliates as tenants-in-common, as described above in "Capital Resources."

   During the year ended December 31, 1998, five lessees, or group of affiliated lessees, of the Income Fund and its consolidated joint ventures, Golden Corral Corporation, Foodmaker, Inc., Burger King Corporation, DenAmerica, and Advantica Restaurant Group, Inc., each contributed more than 10% of the Income Fund's total rental income, including rental income from the Income Fund's consolidated joint ventures, the Income Fund's share of rental income from two restaurant properties owned by unconsolidated joint ventures and one restaurant property owned with an affiliate as tenants-in-common. As of December 31, 1998, Golden Corral Corporation was the lessee under leases relating to three restaurants, Foodmaker, Inc. was the lessee under leases relating to eight restaurants, Burger King Corporation was the lessee under leases relating to seven restaurants, Advantica Restaurant Group, Inc. was the lessee under leases relating to five restaurants, and DenAmerica Corporation was the lessee under leases relating to five restaurants. It is anticipated that, based on the minimum rental payments required by the leases, these five tenants each will continue to contribute more than 10% of the Income Fund's total rental income during 1999. In addition, during the year ended December 31, 1998, four restaurant chains, Golden Corral, Jack in the Box, Burger King, and Denny's, each accounted for more than 10% of the Income Fund's total rental income, including rental income from the Income Fund's consolidated joint ventures and the Income Fund's share of rental income from two restaurant properties owned by unconsolidated joint ventures and one restaurant property owned with an affiliate as tenants-in-common. In 1999, it is anticipated that these restaurant chains each will continue to account for more than 10% of the total rental income to which the Income Fund is entitled under the terms of its leases. Any failure of these lessees or restaurant chains could materially affect the Income Fund's income if the Income Fund is not able to re-lease the restaurant properties in a timely manner.

   In addition, for the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $139,707, $62,440, and $61,403, respectively, in interest and other income. The increase in interest and other income during 1998, as compared to 1997, was primarily attributable to the Income Fund collecting and recognizing $60,000 in other income in May 1998, as a result of executing an amendment to a purchase and sale agreement with a third party to extend the closing date for the Burger King restaurant property located in Nashua, New Hampshire. In accordance with the terms of the amendment, the Income Fund was deemed to have earned the $60,000 upon execution of the amendment to extend the closing date of this restaurant property. This restaurant property was sold in October 1998, as described above in "Capital Resources."

   Operating expenses, including depreciation and amortization expense, were $719,911, $703,459, and $725,767 for the years ended December 31, 1998, 1997, and 1996, respectively. The increase in operating expenses during 1998, as compared to 1997, is primarily a result of the Income Fund incurring $20,888 in transaction costs relating to our retaining financial and legal advisors to assist us in evaluating and negotiating the proposed Acquisition with APF, as described above in "Capital Resources."

   The decrease in operating expenses during 1997, as compared to 1996, is primarily attributable to a decrease in depreciation expense as a result of the sale of the restaurant property in Philadelphia, Pennsylvania.

   As a result of the sale of the restaurant property in Nashua, New Hampshire, as described above in "Capital Resources," the Income Fund recognized a gain of $461,861 for financial reporting purposes for the year ended December 31, 1998. In addition, as a result of the sale of the restaurant property in Philadelphia, Pennsylvania, as described above in "Capital Resources," the Income Fund recognized a gain of $213,685 for financial reporting purposes for the year ended December 31, 1996. No restaurant properties were sold during the year ended December 31, 1997.

   The Income Fund's leases as of December 31, 1998, are, in general, triple-net leases and contain provisions that we Partners believe mitigate the adverse effect of inflation. Such provisions include clauses requiring the payment of percentage rent based on certain restaurant sales above a specified level and/or automatic increases in base rent at specified times during the term of the lease. Management expects that increases in restaurant sales volumes due to inflation and real sales growth should result in an increase in rental income for certain restaurant properties over time. Continued inflation also may cause capital appreciation of the Income Fund's restaurant properties. Inflation and changing prices, however, also may have an adverse impact on the sales of the restaurants and on potential capital appreciation of the restaurant properties.

Year 2000 Readiness Disclosure

Overview of Year 2000 Problem

   The year 2000 problem concerns the inability of information and non-information technology systems to properly recognize and process date sensitive information beyond January 1, 2000. The failure to accurately recognize the year 2000 could result in a variety of problems from data miscalculations to the failure of entire systems.

Information and Non-Information Technology Systems

   The Income Fund does not have any information or non-information technology systems. We and our affiliates provide all services requiring the use of information and non-information technology systems pursuant to a management agreement with the Income Fund. The information technology system of our affiliates consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. The non-information technology systems of our affiliates are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. Our affiliates have no internally generated programmed software coding to correct, because substantially all of the software utilized by us and our affiliates is purchased or licensed from external providers. The maintenance of non-information technology systems at the Income Fund's restaurant properties is the responsibility of the tenants of such properties in accordance with the terms of the Income Fund's leases.

The Y2K Team

   In early 1998, we and our affiliates formed a Year 2000 team for the purpose of identifying, understanding and addressing the various issues associated with the year 2000 problem. The Y2K Team consists of us and members from our affiliates, including representatives from senior management, information systems, telecommunications, legal, office management, accounting and property management.

Assessing Year 2000 Readiness

   The Y2K Team's initial step in assessing year 2000 readiness consists of identifying any systems that are date-sensitive and, accordingly, could have potential year 2000 problems. The Y2K Team has conducted inspections, interviews and tests to identify which of the Income Fund's systems could have a potential year 2000 problem.

   The information system of our affiliates is comprised of hardware and software applications from mainstream suppliers. Accordingly, the Y2K Team has contacted and is evaluating documentation from the respective vendors and manufacturers to verify the year 2000 compliance of their products. The Y2K Team has also requested and is evaluating documentation from the non-information technology systems providers of our affiliates.

   In addition, the Y2K Team has requested and is evaluating documentation from other companies with which the Income Fund has material third party relationships. Such third parties, in addition to the providers of information and non-information technology systems, consist of the Income Fund's transfer agent, and financial institutions. The Income Fund depends on its transfer agent to maintain and track investor information and its financial institutions for availability of cash.

   As of September 15, 1999, the Y2K Team had received responses from approximately 60% of the third parties. All of the responses were in writing. Of the third parties responding, all indicated that they are currently year 2000 compliant or will be year 2000 compliant prior to the year 2000. Although the Y2K Team continues to receive positive responses from the companies with which the Income Fund has third party relationships regarding their year 2000 compliance, we cannot be assured that the third parties have adequately considered the impact of the year 2000.

   In addition, the Y2K Team has requested documentation from the Income Fund's tenants. The Y2K Team is in the process of evaluating the responses and expects to complete this process by October 31, 1999. The Income Fund has also instituted a policy of requiring any new tenants to indicate that their systems are year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000.

Achieving Year 2000 Compliance

   The Y2K Team has identified and completed upgrades of hardware equipment that was not year 2000 compliant. In addition, the Y2K Team has identified and completed upgrades of software applications that were not year 2000 compliant, although, we cannot be assured that the upgrade solutions provided by the vendors have addressed all possible year 2000 issues.

   The cost for these upgrades and other remedial measures is the responsibility of us and our affiliates. We do not expect that the Income Fund will incur any costs in connection with year 2000 remedial measures.

Assessing the Risks to the Income Fund of Non-Compliance and Developing Contingency Plans

 Risk of Failure of Information and Non-Information Technology Systems Used by the Income Fund

   We believe that the reasonably likely worst case scenario with regard to the information and non-information technology systems used by the Income Fund is the failure of one or more of these systems as a result of year 2000 problems. Because the Income Fund's major source of income is rental payments under long-term triple-net leases, any failure of information or non-information technology systems used by the Income Fund is not expected to have a material impact on the results of operations of the Income Fund. Even if such systems failed, the payment of rent under the Income Fund's leases would not be affected. In addition, the Y2K Team is expected to correct any Y2K problems within the control of us and our affiliates before the year 2000.

   The Y2K Team has determined that a contingency plan to address this risk is not necessary at this time. However, if the Y2K Team identifies additional risks associated with the year 2000 compliance of the information or non-information technology systems used by the Income Fund or if the progress of the Y2K Team in remediating year 2000 problems with such systems deviates from the anticipated timeline, the Y2K Team will develop a contingency plan if deemed necessary at that time.

 Risk of Inability of Transfer Agent to Accurately Maintain Income Fund Records

  We believe that the reasonably likely worst case scenario with regard to the Income Fund's transfer agent is that the transfer agent will fail to achieve year 2000 compliance of its systems and will not be able to accurately maintain the records of the Income Fund. This could result in the inability of the Income Fund to accurately identify its Limited Partners for purposes of distributions, delivery of disclosure materials and transfers of units. The Y2K Team has received certification from the Income Fund's transfer agent of its year 2000 compliance. Despite the positive response from the transfer agent, we cannot be assured that the transfer agent has addressed all possible year 2000 issues.

   The Y2K Team has developed a contingency plan pursuant to which we and our affiliates would maintain the records of the Income Fund manually, in the event that the systems of the transfer agent are not year 2000 compliant. We and our affiliates would have to allocate resources to internally perform the functions of the transfer agent. We do not anticipate that the additional cost of these resources would have a material impact on the results of operations of the Income Fund.

 Risk of Loss of Short-Term Liquidity from Failure of Financial Institutions to Achieve Year 2000 Compliance

   We believe that the reasonably likely worst case scenario with regard to its financial institutions is that some or all of its funds on deposit with such financial institutions may be temporarily unavailable. The Y2K Team has received responses from 93% of the Income Fund's financial institutions indicating that their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. Despite the positive responses from the financial institutions, we cannot be assured that the financial institutions have addressed all possible year 2000 issues. The loss of short-term liquidity could affect the Income Fund's ability to pay its expenses on a current basis. We do not anticipate that a loss of short-term liquidity would have a material impact on the results of operations of the Income Fund.

   Based upon the responses received from the Income Fund's financial institutions and the inability of the Y2K Team to identify a suitable alternative for the deposit of funds that is not subject to potential year 2000 problems, the Y2K Team has determined not to develop a contingency plan to address this risk.

 Risks of Late Payment or Non-Payment of Rent by Tenants

   We believe that the reasonably likely worst case scenario with regard to its tenants is that some of the tenants may make rental payments late as the result of the failure of the tenants to achieve year 2000 compliance of their systems used in the payment of rent, the failure of the tenants' financial institutions to achieve year 2000 compliance, or the temporary disruption of the tenants' businesses. The Y2K Team is in the process of requesting responses from the Income Fund's tenants indicating the extent to which their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. We cannot be assured that the tenants have addressed all possible year 2000 issues. The late payment of rent by one or more tenants would affect the results of operations of the Income Fund in the short-term.

   We are also aware of predictions that the year 2000 problem, if uncorrected, may result in a global economic crisis. We are not able to determine if such predictions are true. A widespread disruption of the economy could affect the ability of the Income Fund's tenants to pay rent and, accordingly, could have a material impact on the results of operations of the Income Fund.

   Because payment of rent is under the control of the Income Fund's tenants, the Y2K Team is not able to develop a contingency plan to address these risks. In the event of late payment or non-payment of rent, we will assess the remedies available to the Income Fund under its lease agreements.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998.......   F-1

Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998.......................................................   F-2

Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998 ......................   F-3

Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998................................................................   F-4

Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998 ...........................................   F-5

Report of Independent Certified Public Accountants.......................   F-7

Balance Sheets as of December 31, 1998 and 1997..........................   F-8

Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996....................................................................   F-9

Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996...........................................................  F-10

Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-11

Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................  F-12

Unaudited Pro Forma Financial Information................................  F-20

Unaudited Pro Forma Balance Sheet as of June 30, 1999....................  F-21

Unaudited Pro Forma Statement of Earnings for the Six Months Ended June
 30, 1999................................................................  F-23

Unaudited Pro Forma Statement of Earnings for the Year Ended December 31,
 1998....................................................................  F-25

Unaudited Pro Forma Statement of Cash Flows for the Six Months Ended June
 30, 1999................................................................  F-27

Unaudited Pro Forma Statement of Cash Flows for the Year Ended December
 31, 1998................................................................  F-29

Notes and Management's Assumptions to Unaudited Pro Forma Financial
 Statements..............................................................  F-31

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                        June 30,   December 31,
                                                          1999         1998
                                                       ----------- ------------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $2,803,077 and
 $2,589,785, respectively............................. $21,808,299 $21,683,785
Net investment in direct financing leases.............   7,428,455   6,786,286
Investment in joint ventures..........................   2,772,561   2,521,613
Cash and cash equivalents.............................   1,804,990   1,559,240
Restricted cash.......................................         --    1,640,936
Receivables, less allowance for doubtful accounts of
 $562 and $5,820, respectively........................      82,368     132,311
Prepaid expenses......................................      13,864      12,335
Accrued rental income.................................   1,711,758   1,645,062
Other assets..........................................     122,024     122,024
                                                       ----------- -----------
                                                       $35,744,319 $36,103,592
                                                       =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $    89,097 $    14,461
Accrued and escrowed real estate taxes payable........      15,677      15,138
Distributions payable.................................     875,006     995,006
Due to related party..................................      24,887      25,446
Rents paid in advance and deposits....................      51,158      92,069
                                                       ----------- -----------
  Total liabilities...................................   1,055,825   1,142,120
Commitments and Contingencies (Note 4)
Minority interest.....................................     504,504     503,860
Partners' capital.....................................  34,183,990  34,457,612
                                                       ----------- -----------
                                                       $35,744,319 $36,103,592
                                                       =========== ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                     Quarter Ended         Six Months Ended
                                        June 30,               June 30,
                                  ---------------------  ----------------------
                                    1999        1998        1999        1998
                                  ---------  ----------  ----------  ----------
Revenues:
  Rental income from operating
   leases.......................  $ 646,271  $  675,491  $1,289,771  $1,350,982
  Earned income from direct
   financing leases.............    239,569     206,345     475,098     413,405
  Contingent rental income......     34,651      42,996      54,893      62,764
  Interest and other income.....     21,121      85,643      42,055      98,048
                                  ---------  ----------  ----------  ----------
                                    941,612   1,010,475   1,861,817   1,925,199
                                  ---------  ----------  ----------  ----------
Expenses:
  General operating and
   administrative...............     29,589      44,999      71,949      74,457
  Professional services.........     11,634       9,241      22,472      14,193
  Management fees to related
   party........................      9,724       9,710      19,200      19,052
  State and other taxes.........        157       1,036      28,346      24,370
  Depreciation and
   amortization.................    106,646     114,665     213,292     229,330
  Transaction costs.............     85,130         --      120,097         --
                                  ---------  ----------  ----------  ----------
                                    242,880     179,651     475,356     361,402
                                  ---------  ----------  ----------  ----------
Income Before Minority Interests
 in Income of Consolidated Joint
 Ventures and Equity in Earnings
 of Unconsolidated Joint
 Ventures.......................    698,732     830,824   1,386,461   1,563,797
Minority Interests in Income of
 Consolidated Joint Ventures....    (16,797)    (16,906)    (33,206)    (33,924)
Equity in Earnings of
 Unconsolidated Joint Ventures..     65,134      57,604     123,135      97,605
                                  ---------  ----------  ----------  ----------
Net Income......................  $ 747,069  $  871,522  $1,476,390  $1,627,478
                                  =========  ==========  ==========  ==========
Allocation of Net Income:
  General partners..............  $   7,471  $    8,715  $   14,764  $   16,275
  Limited partners..............    739,598     862,807   1,461,626   1,611,203
                                  ---------  ----------  ----------  ----------
                                  $ 747,069  $  871,522  $1,476,390  $1,627,478
                                  =========  ==========  ==========  ==========
Net Income Per Limited Partner
 Unit...........................  $    0.18  $     0.22  $     0.37  $     0.40
                                  =========  ==========  ==========  ==========
Weighted Average Number of
 Limited Partner Units
 Outstanding....................  4,000,000   4,000,000   4,000,000   4,000,000
                                  =========  ==========  ==========  ==========

           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
General partners:
  Beginning balance..............................   $   211,047    $   176,232
  Net income.....................................        14,764         34,815
                                                    -----------    -----------
                                                        225,811        211,047
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    34,246,565     34,132,000
  Net income.....................................     1,461,626      3,774,589
  Distributions ($0.44 and $0.92 per limited
   partner unit, respectively)...................    (1,750,012)    (3,660,024)
                                                    -----------    -----------
                                                     33,958,179     34,246,565
                                                    -----------    -----------
Total partners' capital..........................   $34,183,990    $34,457,612
                                                    ===========    ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                             June 30,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Increase (Decrease) in Cash and Cash Equivalents
  Net Cash Provided by Operating Activities.......... $ 1,797,730  $ 2,038,262
                                                      -----------  -----------
  Cash Flows from Investing Activities:
    Additions to land and buildings on operating
     leases..........................................    (337,806)         --
    Investment in direct financing leases............    (694,610)         --
    Investment in joint venture......................    (247,286)         --
    Decrease in restricted cash......................   1,630,296          --
                                                      -----------  -----------
      Net cash provided by investing activities......     350,594          --
                                                      -----------  -----------
  Cash Flows from Financing Activities:
    Distributions to limited partners................  (1,870,012)  (1,790,012)
    Distributions to holders of minority interests...     (32,562)     (34,830)
                                                      -----------  -----------
      Net cash used in financing activities..........  (1,902,574)  (1,824,842)
                                                      -----------  -----------
Net Increase in Cash and Cash Equivalents............     245,750      213,420
Cash and Cash Equivalents at Beginning of Period.....   1,559,240    1,272,386
                                                      -----------  -----------
Cash and Cash Equivalents at End of Period........... $ 1,804,990  $ 1,485,806
                                                      ===========  ===========
Supplemental Schedule of Non-Cash Financing
 Activities:
    Distributions declared and unpaid at end of
     period.......................................... $   875,006  $   875,006
                                                      ===========  ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999 may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund XI, Ltd. (the "Partnership") for the year ended December 31, 1998.

   The Partnership accounts for its 85 percent interest in Denver Joint Venture and its 77.33% interest in CNL/Airport Joint Venture using the consolidation method. Minority interests represent the minority joint venture partners' proportionate share of the equity in the Partnership's consolidated joint ventures. All significant intercompany accounts and transactions have been eliminated.

2. Land and Buildings on Operating Leases:

   In January 1999, the Partnership reinvested a portion of the net sales proceeds it received from the 1998 sale of the property in Nashua, New Hampshire in a Burger King property located in Yelm, Washington, at an approximate cost of $1,032,400. In accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases," the land portion of this property was classified as an operating lease while the building portion was classified as a capital lease.

3. Investment in Joint Ventures:

   In February 1999, the Partnership reinvested a portion of the remaining net sales proceeds it received from the 1998 sale of the property in Nashua, New Hampshire in a joint venture arrangement, Portsmouth Joint Venture, with CNL Income Fund XVIII, Ltd., an affiliate of the general partners, to purchase and hold one restaurant property. As of June 30, 1999, the Partnership had contributed approximately $247,000 to the joint venture and owned a 42.8% interest in the profits and losses of this joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with this affiliate.

   The following presents the combined, condensed financial information for the joint ventures and the property held as tenants-in-common with an affiliate at:

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998


                                                       June 30,  December 31,
                                                         1999        1998
                                                      ---------- ------------
   Land and buildings on operating leases, less
    accumulated depreciation......................... $3,639,814  $3,427,681
   Net investment in direct financing lease..........    322,625         --
   Cash..............................................      2,009       1,109
   Receivables.......................................     32,541         --
   Prepaid expenses..................................      3,246       8,290
   Accrued rental income.............................    149,398     130,585
   Partners' capital.................................  4,149,633   3,567,665
   Revenues..........................................    232,703     399,305
   Net income........................................    181,750     300,036

   The Partnership recognized income totalling $123,135 and $97,605 for the six months ended June 30, 1999 and 1998, respectively, from these joint ventures, $65,134 and $57,604 of which was earned during the quarters ended June 30, 1999 and 1998, respectively.

4. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 2,197,098 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $43,333,961 of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund XI, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund XI, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
February 1, 1999, except
 for the second paragraph of Note 11
 for which the date is March 11, 1999 and Note 12 for which the date is June 3, 1999

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                            December 31,
                                                       -----------------------
                                                          1998        1997
                                                       ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation............................. $21,683,785 $23,561,017
Net investment in direct financing leases.............   6,786,286   6,611,661
Investment in joint ventures..........................   2,521,613   2,567,786
Cash and cash equivalents.............................   1,559,240   1,272,386
Restricted cash.......................................   1,640,936         --
Receivables, less allowance for doubtful accounts
 $5,820 in 1998.......................................     132,311     119,575
Prepaid expenses......................................      12,335      13,363
Accrued rental income.................................   1,645,062   1,517,726
Other assets..........................................     122,024     122,024
                                                       ----------- -----------
                                                       $36,103,592 $35,785,538
                                                       =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $    14,461 $     6,508
Accrued and escrowed real estate taxes payable........      15,138      19,410
Distributions payable.................................     995,006     875,006
Due to related parties................................      25,446       6,648
Rents paid in advance and deposits....................      92,069      68,333
                                                       ----------- -----------
  Total liabilities...................................   1,142,120     975,905
Minority interests....................................     503,860     501,401
Partners' capital.....................................  34,457,612  34,308,232
                                                       ----------- -----------
                                                       $36,103,592 $35,785,538
                                                       =========== ===========


                See accompanying notes to financial statements.

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                Year Ended December 31,
                                            ----------------------------------
                                               1998        1997        1996
                                            ----------  ----------  ----------
Revenues:
  Rental income from operating leases...... $2,644,418  $2,702,558  $2,765,327
  Earned income from direct financing
   leases..................................    893,187     841,426     850,650
  Contingent rental income.................    243,115     225,888     251,312
  Interest and other income................    139,707      62,440      61,403
                                            ----------  ----------  ----------
                                             3,920,427   3,832,312   3,928,692
                                            ----------  ----------  ----------
Expenses:
  General operating and administrative.....    154,434     148,380     164,642
  Professional services....................     34,140      32,077      30,984
  Management fees to related parties.......     39,393      37,974      37,293
  Real estate taxes........................      2,858         --          --
  State and other taxes....................     24,262      25,779      14,650
  Depreciation and amortization............    443,936     459,249     478,198
  Transaction costs........................     20,888         --          --
                                            ----------  ----------  ----------
                                               719,911     703,459     725,767
                                            ----------  ----------  ----------
Income Before Minority Interests in Income
 of Consolidated Joint Ventures, Equity in
 Earnings of Unconsolidated Joint Ventures
 and Gain on Sale of Land and Buildings....  3,200,516   3,128,853   3,202,925
Minority Interests in Income of
 Consolidated Joint Ventures...............    (68,474)    (69,877)    (70,116)
Equity in Earnings of Unconsolidated Joint
 Ventures..................................    215,501     236,103     118,211
Gain on Sale of Land and Buildings.........    461,861         --      213,685
                                            ----------  ----------  ----------
Net Income................................. $3,809,404  $3,295,079  $3,464,705
                                            ==========  ==========  ==========
Allocation of Net Income:
  General partners......................... $   34,815  $   32,951  $   33,356
  Limited partners.........................  3,774,589   3,262,128   3,431,349
                                            ----------  ----------  ----------
                                            $3,809,404  $3,295,079  $3,464,705
                                            ==========  ==========  ==========
Net Income Per Limited Partner Unit........ $     0.94  $     0.82  $     0.86
                                            ==========  ==========  ==========
Weighted Average Number of Limited Partner
 Units Outstanding.........................  4,000,000   4,000,000   4,000,000
                                            ==========  ==========  ==========

                See accompanying notes to financial statements.

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                 Years Ended December 31, 1998, 1997, and 1996

                             General Partners                       Limited Partners
                         ------------------------- ----------------------------------------------------
                                       Accumulated                              Accumulated Syndication
                         Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                         ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................    $1,000      $108,925    $40,000,000  $(11,515,062)  $10,783,633 $(4,790,000) $34,588,496
 Distributions to
  limited partners
  ($0.89 per limited
  partners unit)........       --            --             --     (3,540,024)          --          --    (3,540,024)
 Net income.............       --         33,356            --            --      3,431,349         --     3,464,705
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................     1,000       142,281     40,000,000   (15,055,086)   14,214,982  (4,790,000)  34,513,177
 Distributions to
  limited partners
  ($0.88 per limited
  partners unit)........       --            --             --     (3,500,024)          --          --    (3,500,024)
 Net income.............       --         32,951            --            --      3,262,128         --     3,295,079
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................     1,000       175,232     40,000,000   (18,555,110)   17,477,110  (4,790,000)  34,308,232
 Distributions to
  limited partners
  ($0.92 per limited
  partners unit)........       --            --             --     (3,660,024)          --          --    (3,660,024)
 Net income.............       --         34,815            --            --      3,774,589         --     3,809,404
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................    $1,000      $210,047    $40,000,000  $(22,215,134)  $21,251,699 $(4,790,000) $34,457,612
                            ======      ========    ===========  ============   =========== ===========  ===========


                See accompanying notes to financial statements.

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                 Year Ended December 31,
                                             ----------------------------------
                                                1998        1997        1996
                                             ----------  ----------  ----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
 Cash received from tenants................  $3,826,352  $3,585,979  $3,657,138
 Distributions from unconsolidated joint
  ventures.................................     262,843     250,497     148,375
 Cash paid for expenses....................    (247,138)   (237,312)   (251,408)
 Interest received.........................      52,005      43,632      47,609
                                             ----------  ----------  ----------
  Net cash provided by operating
   activities..............................   3,894,062   3,642,796   3,601,714
                                             ----------  ----------  ----------
 Cash Flows from Investing Activities:
 Proceeds from sale of land and buildings..   1,630,296         --    1,044,750
 Investment in joint ventures..............      (1,169) (1,044,750)        --
 Decrease (increase) in restricted cash....  (1,630,296)  1,044,750  (1,044,750)
                                             ----------  ----------  ----------
  Net cash used in investing activities....      (1,169)        --          --
                                             ----------  ----------  ----------
 Cash Flows From Financing Activities:
 Distributions to limited partners.........  (3,540,024) (3,540,024) (3,540,024)
 Distributions to holders of minority
  interests................................     (66,015)    (56,246)    (58,718)
                                             ----------  ----------  ----------
  Net cash used in financing activities....  (3,606,039) (3,596,270) (3,598,742)
                                             ----------  ----------  ----------
Net Increase in Cash and Cash Equivalents..     286,854      46,526       2,972
Cash and Cash Equivalents at Beginning of
 Year......................................   1,272,386   1,225,860   1,222,888
                                             ----------  ----------  ----------
Cash and Cash Equivalents at End of Year...  $1,559,240  $1,272,386  $1,225,860
                                             ==========  ==========  ==========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income................................  $3,809,404  $3,295,079  $3,464,705
                                             ----------  ----------  ----------
 Adjustments to reconcile net income to net
  cash provided by operating activities:
 Depreciation..............................     443,936     458,660     476,198
 Amortization..............................         --          589       2,000
 Gain on sale of land and buildings........    (461,861)        --     (213,685)
 Minority interests in income of
  consolidated joint ventures..............      68,474      69,877      70,116
 Equity in earnings of unconsolidated joint
  ventures, net of distributions...........      47,342      14,394      30,164
 Decrease (increase) in receivables........     (23,376)    (23,957)     25,855
 Decrease (increase) in prepaid expenses...       1,028        (136)        151
 Decrease in net investment in direct
  financing leases.........................      90,236      74,706      62,366
 Increase in accrued rental income.........    (127,336)   (260,223)   (296,439)
 Increase in accounts payable and accrued
  expenses.................................       3,681       2,143       4,280
 Increase (decrease) in due to related
  parties..................................      18,798       4,527      (4,386)
 Increase (decrease) in rents paid in
  advance and deposits.....................      23,736       7,137     (19,611)
                                             ----------  ----------  ----------
  Total adjustments........................      84,658     347,717     137,009
                                             ----------  ----------  ----------
Net Cash Provided by Operating Activities..  $3,894,062  $3,642,796  $3,601,714
                                             ==========  ==========  ==========
Supplemental Schedule of Non-Cash Financing
 Activities:
 Land and building under operating lease
  exchanged for land and building
  under operating lease....................  $  718,930  $      --   $      --
                                             ==========  ==========  ==========
 Distributions declared and unpaid at
  December 31..............................  $  995,006  $  875,006  $  915,006
                                             ==========  ==========  ==========

                See accompanying notes to financial statements.

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                 Years Ended December 31, 1998, 1997, and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund XI, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to the fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables and

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

accrued rental income, and to decrease rental or other income or increase bad debt expense for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership accounts for its 85 percent interest in Denver Joint Venture and its 77.33% interest in CNL/Airport Joint Venture using the consolidation method. Minority interests represent the minority joint venture partners' proportionate share of equity in the Partnership's consolidated joint ventures. All significant intercompany accounts and transactions have been eliminated.

   The Partnership's investments in Ashland Joint Venture and Des Moines Real Estate Joint Venture, and a property in Corpus Christi, Texas, for which the property is held as tenants-in-common, are accounted for using the equity method since the Partnership shares control with affiliates which have the same General Partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

2. Leases:

   The Partnership leases its land and buildings to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Some of the leases are classified as operating leases and some of the leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

the majority of these leases are operating leases. Substantially all leases are for 14 to 20 years and provide for minimum and contingent rentals. In addition, the tenant pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to five successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
      Land............................................ $11,607,426  $12,269,964
      Buildings.......................................  12,666,144   13,746,182
                                                       -----------  -----------
                                                        24,273,570   26,016,146
      Less accumulated depreciation...................  (2,589,785)  (2,455,129)
                                                       -----------  -----------
                                                       $21,683,785  $23,561,017
                                                       ===========  ===========

   In September 1998, the tenant of the property in Columbus, Ohio, exercised its option under the terms of its lease agreement, to exchange one existing property with a replacement property. In conjunction therewith, the Partnership exchanged the Burger King property in Columbus, Ohio, for a Burger King property in Danbury, Connecticut. The lease for the property in Columbus, Ohio, was amended to allow the property in Danbury, Connecticut to continue under the terms of the original lease. All closing costs were paid by the tenant. The Partnership accounted for this as a nonmonetary exchange of similar assets and recorded the acquisition of the property in Danbury, Connecticut at the net book value of the property in Columbus, Ohio. No gain or loss was recognized due to this being accounted for as a nonmonetary exchange of similar assets.

   In October 1998, the Partnership sold its property in Nashua, New Hampshire, to a third party for $1,748,000, and received net sales proceeds of $1,630,296, resulting in a gain of $461,861 for financial reporting purposes. This property was originally acquired by the Partnership in 1992 at a cost of approximately $1,302,400, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold this property for a total of approximately $327,900 in excess of its original purchase price.

   Some leases provide for escalating guaranteed minimum rents throughout the lease term. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997, and 1996, the Partnership recognized $127,336, $260,233 and
$296,439, respectively, of such rental income.

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

      1999.......................................................... $ 2,426,198
      2000..........................................................   2,426,198
      2001..........................................................   2,435,203
      2002..........................................................   2,486,388
      2003..........................................................   2,644,398
      Thereafter....................................................  16,656,009
                                                                     -----------
                                                                     $29,074,394
                                                                     ===========

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                          1998         1997
                                                       -----------  -----------
      Minimum lease payments receivable............... $13,985,977  $13,834,907
      Estimated residual values.......................   2,210,329    2,144,114
      Less unearned income............................  (9,410,020)  (9,367,360)
                                                       -----------  -----------
      Net investment in direct financing leases....... $ 6,786,286  $ 6,611,661
                                                       ===========  ===========

   The following is a schedule of future minimum lease payments to be received on the direct financing leases at December 31, 1998:

      1999.......................................................... $   988,575
      2000..........................................................     988,575
      2001..........................................................     988,575
      2002..........................................................     999,775
      2003..........................................................   1,019,879
      Thereafter....................................................   9,000,598
                                                                     -----------
                                                                     $13,985,977
                                                                     ===========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

5. Investment in Joint Ventures:

   The Partnership has a 62.16% and a 76.6% interest in the profits and losses of Ashland Joint Venture and Des Moines Real Estate Joint Venture, respectively. The remaining interests in these joint ventures are held by affiliates of the Partnership which have the same general partners.

   In January 1997, the Partnership acquired a 72.58% interest in a Black-eyed Pea property in Corpus Christi, Texas, as tenants-in-common with an affiliate of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate, and amounts relating to its investment are included in investment in joint ventures.

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   Ashland Joint Venture, Des Moines Real Estate Joint Venture and the Partnership and affiliate, as tenants-in-common, each own and lease one property to an operator of national fast-food restaurants. The following presents the joint ventures' combined, condensed financial information at December 31:

                                                            1998       1997
                                                         ---------- ----------
   Land and buildings on operating leases, less accumu-
    lated depreciation.................................  $3,427,681 $3,511,507
   Cash................................................       1,109        621
   Receivables.........................................         --      21,638
   Prepaid expenses....................................       8,290      6,939
   Accrued rental income...............................     130,585     99,429
   Liabilities.........................................         --         466
   Partners' capital...................................   3,567,665  3,639,668
   Revenues............................................     399,305    430,923
   Net income..........................................     300,036    334,962

   The Partnership recognized income totalling $215,501, $236,103, and $118,211 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures.

6. Restricted Cash:

   As of December 31, 1998, the net sales proceeds of $1,630,296 from the sale of the property in Nashua, New Hampshire, plus accrued interest of $10,640, were being held in an interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional property (See Note 11).

7. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their invested capital contributions (the "Limited Partners' 10% Return").

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their Limited Partners' 10% Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership,

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the years ended December 31, 1998, 1997, and 1996, the Partnership declared distributions to the limited partners of $3,660,024, $3,500,024 and $3,540,024, respectively. No distributions have been made to the general partners to date.

8. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                               1998        1997        1996
                                            ----------  ----------  ----------
Net income for financial reporting
 purposes.................................  $3,809,404  $3,295,079  $3,464,705
Depreciation for tax reporting purposes
 less than (in excess of) depreciation for
 financial reporting purposes.............       2,899     (43,077)    (39,035)
Gain on sale of land and building for
 financial reporting purposes in excess of
 gain for tax reporting purposes..........    (461,861)        --     (213,685)
Direct financing leases recorded as
 operating leases for tax reporting
 purposes.................................      90,236      74,706      62,366
Equity in earnings of unconsolidated joint
 ventures for financial reporting purposes
 in excess of equity in earnings of
 unconsolidated joint ventures for tax
 reporting purposes.......................      (5,906)    (13,296)       (606)
Capitalization of transaction costs for
 tax reporting purposes...................      20,888         --          --
Accrued rental income.....................    (127,336)   (260,223)   (296,439)
Rents paid in advance.....................      23,236      22,436     (19,611)
Allowance for doubtful accounts...........       5,820     (14,746)     (8,114)
Minority interests in timing differences
 of consolidated joint ventures...........    (44,316)      14,430      15,933
                                            ----------  ----------  ----------
Net income for federal income tax
 purposes.................................  $3,313,064  $3,075,309  $2,965,514
                                            ==========  ==========  ==========

9. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors, Inc. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate a management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

ventures. The management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Affiliate. The Partnership incurred management fees of $39,393, $37,974, and $37,293 for the years ended December 31, 1998, 1997, and 1996, respectively.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 10% Preferred Return, plus their adjusted capital contributions. No deferred, subordinated real estate disposition fees have been incurred since inception.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $101,423, $88,667, and $95,845 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   During 1997, the Partnership and an affiliate of the general partners acquired a property as tenants-in-common for a purchase price of $1,441,057 (of which the Partnership contributed $1,044,750 or 72.50%) from CNL BB Corp., an affiliate of the general partners. CNL BB Corp. had purchased and temporarily held title to this property in order to facilitate the acquisition of the property by the Partnership and the affiliate. The purchase price paid by the Partnership and the affiliate represented the costs incurred by CNL BB Corp. to acquire and carry the property, including closing costs.

   The due to related parties at December 31, 1998 and 1997, totalled $25,446 and $6,648, respectively.

10. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of rental and earned income from the unconsolidated joint ventures and the property held as tenants-in-common with an affiliate of the general partners), for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
Foodmaker, Inc...................................... $768,032 $768,032 $768,032
Burger King Corporation and BK Acquisition, Inc.....  695,427  733,620  712,334
Golden Corral Corporation...........................  564,104  538,871  538,355
DenAmerica Corporation..............................  536,779  489,623      N/A
Advantica Restaurant Group, Inc. (Denny's, Inc. and
 Quincy's Restaurants, Inc., during the year ended
 December 31, 1998).................................  473,726      N/A      N/A
Flagstar Enterprises, Inc. (and Denny's, Inc. and
 Quincy's Restaurants, Inc. during the years ended
 December 31, 1997 and 1996)........................      N/A  780,502  774,347

                            CNL INCOME FUND XI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from the unconsolidated joint ventures and the property held as tenants-in-common with an affiliate of the general partners), for each of the years ended December 31:

                                                  1998       1997       1996
                                               ---------- ---------- ----------
Burger King................................... $1,144,250 $1,198,027 $1,271,606
Denny's.......................................    898,908    854,141    747,341
Jack in the Box...............................    768,032    768,032    768,032
Golden Corral Family Steakhouse Restaurants...    564,103    538,871    538,355

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the Properties in a timely manner.

11. Subsequent Events:

   In January 1999, the Partnership reinvested a portion of the net sales proceeds it received from the sale of the property in Nashua, New Hampshire, in a Burger King property located in Yelm, Washington, at an approximate cost of $1,034,000. In connection therewith, the Partnership entered into a long term, triple-net lease with terms substantially the same as its other leases.

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 4,394,196 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $43,333,961 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

12. Reverse Stock Split:

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 11 being adjusted to 2,197,098 shares.

             UNAUDITED PRO FORMA FINANCIAL INFORMATION OF APF

     For the acquisitions of the Advisor, the CNL Restaurant Financial

                Services Group and CNL Income Fund XI, Ltd.

   The following unaudited pro forma financial information with respect to APF gives effect to the acquisition of properties, the acquisition of CNL Fund Advisors, Inc. (the "Advisor" or "CFA") and the CNL Restaurant Financial Services Group, and the acquisition of the Income Fund (the acquisition of the Income Fund is referred to as the "Acquisition"), and is based on estimates and assumptions set forth below in the notes to such information which included pro forma adjustments. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF, the historical combined financial information of the Income Fund, the Advisor and CNL Restaurant Financial Services Group (shown separately as CNL Financial Services, Inc. ("CFS") and CNL Financial Corporation ("CFC")) and should be read in conjunction with the selected historical financial data and accompanying notes of APF, Income Fund, Advisor and CNL Restaurant Financial Services Group. The pro forma balance sheet assumes that the Acquisition occurred on June 30, 1999, and the pro forma consolidated statements of earnings and statements of cash flows assume that the acquisition of properties by APF from January 1, 1998 through July 31, 1999, the acquisition of the Advisor, the CNL Restaurant Financial Services Group and the Acquisition occurred on January 1, 1998.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partners elected to receive notes in the Acquisition. The assumption was chosen to show the maximum shares that would need to be issued and outstanding to each pro forma period presented.

   This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Acquisition had been effected on the dates indicated or of the results which may be obtained in the future.


   See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XI, Ltd.

                              As of June 30, 1999

                                            Property                                 Historical
                                           Acquisition                                  CNL
                              Historical    Pro Forma                   Historical   Financial
                                 APF       Adjustments      Subtotal     Advisor   Services, Inc.
                             ------------  -----------    ------------  ---------- --------------
          ASSETS:
Land and Building on
 operating
 leases (net depreciation).. $569,567,003  $3,369,856(A)  $572,936,859  $        0   $        0
Net Investment in Direct
 Financing
 Leases....................   132,179,949           0      132,179,949           0            0
Mortgages and Notes
 Receivable................    63,351,507           0       63,351,507           0            0
Other Investments..........    16,197,812           0       16,197,812           0            0
Investment In Joint
 Ventures..................     1,081,046           0        1,081,046           0            0
Cash and Cash Equivalents..    18,764,033           0(A)    18,764,033     333,295      639,036

Restricted
 Cash/Certificates of
 Deposit...................     2,006,690           0        2,006,690           0            0
Receivables (net
 allowances)
 /Due from Related Party...       649,972           0          649,972   8,668,738    5,417,084
Accrued Rental Income......     5,875,698           0        5,875,698           0            0
Other Assets...............    12,551,632           0       12,551,632     405,214      313,486
Goodwill...................             0           0                0           0            0
                             ------------  ----------     ------------  ----------   ----------
 Total Assets..............  $822,225,342  $3,369,856     $825,595,198  $9,407,247   $6,369,606
                             ============  ==========     ============  ==========   ==========
  LIABILITIES AND EQUITY:
Accounts Payable and
 Accrued
 Liabilities...............  $  2,105,725  $        0     $  2,105,725  $  673,437   $  311,969
Accrued Construction Costs
 Payable...................     9,745,014           0        9,745,014           0            0
Distributions Payable......             0           0                0           0            0
Due to Related Parties.....     1,444,444           0        1,444,444           0      500,981
Income Tax Payable.........             0           0                0      51,466       16,906
Line of Credit/Notes
 payable...................   149,000,000   3,369,856(A)   152,369,856     351,869            0
Deferred Income............     2,466,355           0        2,466,355           0            0
Rents Paid in Advance......     1,617,367           0        1,617,367           0            0
Minority Interest..........       644,611           0          644,611           0            0
Common Stock...............       373,484           0          373,484           0            0
Common Stock--Class A......             0           0                0       6,400        2,000
Common Stock--Class B......             0           0                0       3,600          724
Additional Paid-in-
 capital...................   669,997,715           0      669,997,715   3,328,376    5,303,503

Accumulated distributions
 in
 excess of net earnings....   (15,169,373)          0      (15,169,373)  4,992,099      233,523


Partners' Capital..........             0           0                0           0            0
                             ------------  ----------     ------------  ----------   ----------
 Total Liabilities and
  Equity...................  $822,225,342  $3,369,856     $825,595,198  $9,407,247   $6,369,606
                             ============  ==========     ============  ==========   ==========
Wtd. Avg. Shares
 Outstanding                   37,347,883
                             ============
Shares Outstanding             37,348,464
                             ============

                       CNL AMERICAN PROPERTIES FUND, INC.

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XI, Ltd.

                              As of June 30, 1999

                     Historical                                                    Historical
                        CNL                       Combining                        CNL Income
                     Financial                    Pro Forma           Combined      Fund XI,    Pro Forma          Adjusted
                       Corp.        Subtotal     Adjustments            APF           Ltd.     Adjustments        Pro Forma
                    ------------ --------------  ------------      --------------  ----------- -----------      --------------
     ASSETS:
Land and Building
 on operating
 leases (net
 depreciation)...   $          0    572,936,859  $          0      $  572,936,859  $21,808,299 $ 7,680,023 (B2) $  602,425,181
Net Investment in
 Direct Financing
 Leases..........              0    132,179,949             0         132,179,949    7,428,455   1,959,541 (B2)    141,567,945
Mortgages and
 Notes
 Receivable......    290,522,671    353,874,178             0         353,874,178            0           0         353,874,178
Other
 Investments.....      6,361,082     22,558,894             0          22,558,894            0           0          22,558,894
Investment In
 Joint Ventures..              0      1,081,046             0           1,081,046    2,772,561   1,358,053 (B2)      5,211,660
Cash and Cash
 Equivalents.....      1,767,517     21,503,881    (8,761,824)(B1)     12,742,057    1,804,990  (3,130,176)(B2)     10,952,871
                                                                                                  (464,000)(B2)
Restricted
 Cash/Certificates
 of Deposit......      2,482,041      4,488,731             0           4,488,731            0           0           4,488,731
Receivables (net
 allowances)
 /Due from
 Related Party...      1,125,933     15,861,727    (6,614,629)(C)       9,247,098       82,368     (24,887)(E)       9,304,579
Accrued Rental
 Income..........              0      5,875,698             0           5,875,698    1,711,758  (1,711,758)(B2)      5,875,698
Other Assets.....      2,479,317     15,749,649    (2,575,792)(B1)     13,173,857      135,888    (135,888)(B2)     13,173,857
Goodwill.........              0              0    42,788,719 (B1)     42,788,719            0           0          42,788,719
                    ------------ --------------  ------------      --------------  ----------- -----------      --------------
 Total Assets....   $304,738,561 $1,146,110,612  $ 24,836,474      $1,170,947,086  $35,744,319 $ 5,530,908      $1,212,222,313
                    ============ ==============  ============      ==============  =========== ===========      ==============
 LIABILITIES AND
     EQUITY:
Accounts Payable
 and Accrued
 Liabilities.....   $  2,013,172 $    5,104,303  $          0      $    5,104,303  $   104,774 $         0      $    5,209,077
Accrued
 Construction
 Costs Payable...              0      9,745,014             0           9,745,014            0           0           9,745,014
Distributions
 Payable.........              0              0             0                   0      875,006           0             875,006
Due to Related
 Parties.........     30,170,185     32,115,610    (6,614,629)(C)      25,500,981       24,887     (24,887)(E)      25,500,981
Income Tax
 Payable.........        274,485        342,857      (342,857)(D)               0            0           0                   0
Line of
 Credit/Notes
 payable.........    267,685,382    420,407,107             0         420,407,107            0           0         420,407,107
Deferred Income..              0      2,466,355             0           2,466,355            0           0           2,466,355
Rents Paid in
 Advance.........              0      1,617,367             0           1,617,367       51,158           0           1,668,525
Minority
 Interest........              0        644,611             0             644,611      504,504           0           1,149,115
Common Stock.....              0        373,484        61,500 (B1)        434,984            0      21,739 (B2)        456,723
Common Stock--
 Class A.........            200          8,600        (8,600)(B1)              0            0           0                   0
Common Stock--
 Class B.........            501          4,825        (4,825)(B1)              0            0           0                   0
Additional Paid-
 in-capital......      3,937,095    682,566,689   122,938,500 (B1)    792,936,215            0  39,718,046 (B2)    832,654,261
                                                  (12,568,974)(B1)
Accumulated
 distributions in
 excess of net
 earnings........        657,541     (9,286,210)   (5,883,163)(B1)    (87,909,851)           0           0         (87,909,851)
                                                  (73,083,335)(B1)
                                                      342,857 (D)
Partners'
 Capital.........              0              0             0                   0   34,183,990 (34,183,990)(B2)              0
                    ------------ --------------  ------------      --------------  ----------- -----------      --------------
 Total
  Liabilities and
  Equity.........   $304,738,561 $1,146,110,612  $ 24,836,474      $1,170,947,086  $35,744,319 $ 5,530,908      $1,212,222,313
                    ============ ==============  ============      ==============  =========== ===========      ==============
Wtd. Avg. Shares
 Outstanding.....                                                                                                   45,671,781
                                                                                                                ==============
Shares
 Outstanding.....                                                                                                   45,672,362
                                                                                                                ==============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XI, Ltd.

                     For the Six Months Ended June 30, 1999

                                        Property                                               Historical
                                       Acquisition                              Historical CNL     CNL
                          Historical    Pro Forma                  Historical     Financial     Financial
                              APF      Adjustments     Subtotal      Advisor    Services, Inc.    Corp.      Subtotal
                          -----------  -----------    -----------  -----------  -------------- -----------  -----------
Revenues:
 Rental and Earned
  Income................  $27,900,894  $3,056,620(a)  $30,957,514  $         0    $        0   $         0  $30,957,514
 Fees...................            0           0               0    9,454,036     2,963,154        11,511   12,428,701
 Interest and Other
  Income................    4,249,461           0       4,249,461       87,570       249,258    11,539,080   16,125,369
                          -----------  ----------     -----------  -----------    ----------   -----------  -----------
 Total Revenue..........   32,150,355   3,056,620      35,206,975    9,541,606     3,212,412    11,550,591   59,511,584
Expenses:
 General and
  Administrative........    2,244,408           0       2,244,408    5,405,130     2,441,151       263,524   10,354,213
 Management and Advisory
  Fees..................    1,681,870           0       1,681,870            0             0     1,231,905    2,913,775
 Fees Paid to Related
  Parties...............            0           0               0       88,949       689,425             0      778,374
 Interest Expense ......            0           0               0       92,707             0    10,294,499   10,387,206
 State Taxes............      464,966           0         464,966            0             0             0      464,966
 Depreciation--Other....            0           0               0       77,130        39,032             0      116,162
 Depreciation--
  Property..............    3,701,974     967,179(a)    4,669,153            0             0             0    4,669,153
 Amortization...........        9,700           0           9,700           36             0             0        9,736
 Transaction Costs......      483,005           0         483,005            0             0             0      483,005
                          -----------  ----------     -----------  -----------    ----------   -----------  -----------
 Total Expenses.........    8,585,923     967,179       9,553,102    5,663,952     3,169,608    11,789,928   30,176,590
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...  $23,564,432  $2,089,441     $25,653,873  $ 3,877,654    $   42,804   $  (239,337) $29,334,994
 Equity Earnings of
  Joint
  Ventures/Minority
  Interest..............       31,241           0          31,241            0             0             0       31,241
 Gain (Loss) on Sale of
  Properties............     (201,843)          0        (201,843)           0             0             0     (201,843)
 Provision For Loss on
  Properties............     (540,522)          0        (540,522)           0             0             0     (540,522)
                          -----------  ----------     -----------  -----------    ----------   -----------  -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   22,853,308   2,089,441      24,942,749     3,877,654       42,804      (239,337)  28,623,870
 Benefit/(Provision) for
  Federal Income Taxes..            0           0               0   (1,595,036)      (16,906)       86,202   (1,525,740)
                          -----------  ----------     -----------  -----------    ----------   -----------  -----------
Net Earnings (Losses)...  $22,853,308  $2,089,441     $24,942,749  $ 2,282,618    $   25,898   $  (153,135) $27,098,130
                          ===========  ==========     ===========  ===========    ==========   ===========  ===========
Earnings Per
 Share/Unit.............  $      0.61  $      n/a     $       n/a  $       n/a    $      n/a   $       n/a  $       n/a
                          ===========  ==========     ===========  ===========    ==========   ===========  ===========
Wtd. Avg. Shares
 Outstanding               37,347,883           0      37,347,883          n/a           n/a           n/a   37,347,883
                          ===========  ==========     ===========  ===========    ==========   ===========  ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XI, Ltd.

                     For the Six Months Ended June 30, 1999

                                                           Historical
                           Combining                           CNL
                           Pro Forma           Combined    Income Fund  Pro Forma          Adjusted
                          Adjustments             APF       XI, Ltd.   Adjustments         Pro Forma
                          -----------         -----------  ----------- -----------        -----------
Revenues:
 Rental and Earned
  Income................  $         0         $30,957,514  $1,819,762   $  30,840 (j)     $32,808,116
 Fees...................   (9,812,516)(b),(c)   2,616,185           0     (36,759)(k)       2,579,426
 Interest and Other
  Income................      144,014 (d)      16,269,383      42,055           0          16,311,438
                          -----------         -----------  ----------   ---------         -----------
 Total Revenue..........   (9,668,502)         49,843,082   1,861,817      (5,919)         51,698,980
Expenses:
 General and
  Administrative........     (774,311)(e)       9,579,902      94,421     (40,842)(l),(m)   9,633,481
 Management and Advisory
  Fees..................   (2,913,775)(f)               0      19,200     (19,200)(n)               0
 Fees Paid to Related
  Parties...............     (743,673)(g)          34,701           0           0              34,701
 Interest Expense.......            0          10,387,206           0           0          10,387,206
 State Taxes............            0             464,966      28,346       8,439 (o)         501,751
 Depreciation--Other....            0             116,162           0           0             116,162
 Depreciation--
  Property..............            0           4,669,153     213,292     108,894 (p)       4,991,339
 Amortization...........    1,069,718 (h)       1,079,454           0           0           1,079,454
 Transaction Costs......            0             483,005     120,097           0             603,102
                          -----------         -----------  ----------   ---------         -----------
 Total Expenses.........   (3,362,041)         26,814,549     475,356      57,291          27,347,196
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...  $(6,306,461)        $23,028,533  $1,386,461   $ (63,210)        $24,351,784
 Equity Earnings of
  Joint
  Ventures/Minority
  Interest..............            0              31,241      89,929     (27,649)(q)          93,521
 Gain (Loss) on Sale of
  Properties............            0            (201,843)          0           0            (201,843)
 Provision For Loss on
  Properties............            0            (540,522)          0           0            (540,522)
                          -----------         -----------  ----------   ---------         -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   (6,306,461)         22,317,409   1,476,390     (90,859)         23,702,940
 Benefit/(Provision) for
  Federal Income Taxes..    1,525,740 (i)               0           0           0                   0
                          -----------         -----------  ----------   ---------         -----------
Net Earnings (Losses)...  $(4,780,721)        $22,317,409  $1,476,390   $ (90,859)        $23,702,940
                          ===========         ===========  ==========   =========         ===========
Earnings Per
 Share/Unit.............  $       n/a         $       n/a  $     0.37   $     n/a         $      0.52
                          ===========         ===========  ==========   =========         ===========
Wtd. Avg. Shares
 Outstanding............    6,150,000          43,497,883         n/a   2,173,898          45,671,781 (r)
                          ===========         ===========  ==========   =========         ===========

               CNL AMERICAN PROPERTIES FUND INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XI, Ltd.

                      For the Year Ended December 31, 1998

                                         Property                                  Historical
                                       Acquisition                                    CNL        Historical
                          Historical    Pro Forma                   Historical     Financial    CNL Financial
                              APF      Adjustments      Subtotal      Advisor    Services, Inc.     Corp.       Subtotal
                          -----------  ------------    -----------  -----------  -------------- ------------- ------------
Revenues:
 Rental and Earned
  Income................  $33,129,661  $22,951,799(a)  $56,081,460  $         0    $        0    $         0  $ 56,081,460
 Fees...................            0            0               0   28,904,063     6,619,064        418,904    35,942,031
 Interest and Other
  Income................    9,057,376            0       9,057,376      145,016       574,078     22,238,311    32,014,781
                          -----------  -----------     -----------  -----------    ----------    -----------  ------------
 Total Revenue..........  $42,187,037  $22,951,799     $65,138,836  $29,049,079    $7,193,142    $22,657,215  $124,038,272
Expenses:
 General and
  Administrative........    2,798,481            0       2,798,481    9,843,409     6,114,276      1,425,109    20,181,275
 Management and Advisory
  Fees..................    1,851,004            0       1,851,004            0             0      2,807,430     4,658,434
 Fees to Related
  Parties...............            0            0               0    1,247,278     1,773,406              0     3,020,684
 Interest Expense ......            0            0               0      148,415             0     21,350,174    21,498,589
 State Taxes............      548,320            0         548,320       19,126             0              0       567,446
 Depreciation--Other....            0            0               0      119,923        79,234              0       199,157
 Depreciation--
  Property..............    4,042,290    6,246,947(a)   10,289,237            0             0              0    10,289,237
 Amortization...........       11,808            0          11,808       57,077             0         95,116       164,001
 Transaction Costs......      157,054            0         157,054            0             0              0       157,054
                          -----------  -----------     -----------  -----------    ----------    -----------  ------------
 Total Expenses.........    9,408,957    6,246,947      15,655,904   11,435,228     7,966,916     25,677,829    60,735,877
Operating
 Earnings(Losses) Before
 Equity in Earnings of
 Joint Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization,
 Provision for Losses on
 Properties and Other
 Expenses...............  $32,778,080  $16,704,852     $49,482,932  $17,613,851    $ (773,774)   $(3,020,614) $ 63,302,395
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............      (14,138)           0         (14,138)           0             0              0       (14,138)
 Gain (Loss) on Sale of
  Properties............            0            0               0            0             0              0             0
 Gain on
  Securitization........            0            0               0            0             0      3,694,351     3,694,351
 Other Expenses.........            0            0               0            0             0              0             0
 Provision For Losses on
  Properties............     (611,534)           0        (611,534)           0             0              0      (611,534)
                          -----------  -----------     -----------  -----------    ----------    -----------  ------------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   32,152,408   16,704,852      48,857,260   17,613,851      (773,774)       673,737    66,371,074
 Benefit/(Provision) for
  Federal Income Taxes..            0            0               0   (6,957,472)      305,641       (246,603)   (6,898,434)
                          -----------  -----------     -----------  -----------    ----------    -----------  ------------
Net Earnings (Losses)...  $32,152,408  $16,704,852     $48,857,260  $10,656,379    $ (468,133)   $   427,134  $ 59,472,640
                          ===========  ===========     ===========  ===========    ==========    ===========  ============
Earnings Per
 Share/Unit.............  $      1.21  $       n/a     $       n/a  $       n/a    $      n/a    $       n/a  $        n/a
                          ===========  ===========     ===========  ===========    ==========    ===========  ============
Wtd. Avg. Shares
 Outstanding............   26,648,219    6,981,616      33,629,835          n/a           n/a            n/a    33,629,835
                          ===========  ===========     ===========  ===========    ==========    ===========  ============

               CNL AMERICAN PROPERTIES FUND INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XI, Ltd.

                      For the Year Ended December 31, 1998

                                                            Historical
                           Combining                            CNL
                           Pro Forma            Combined    Income Fund  Pro Forma          Adjusted
                          Adjustments              APF       XI, Ltd.   Adjustments         Pro Forma
                          ------------         -----------  ----------- -----------        -----------
Revenues:
 Rental and Earned
  Income................  $          0         $56,081,460  $3,780,720   $  61,679 (j)     $59,923,859
 Fees...................   (32,715,768)(b),(c)   3,226,263           0     (72,158)(k)       3,154,105
 Interest and Other
  Income................       207,144 (d)      32,221,925     139,707           0          32,361,632
                          ------------         -----------  ----------   ---------         -----------
 Total Revenue..........  $(32,508,624)        $91,529,648  $3,920,427   $ (10,479)        $95,439,596
Expenses:
 General and
  Administrative........    (4,241,719)(e)      15,939,556     191,432     (86,848)(l),(m)  16,044,140
 Management and Advisory
  Fees..................    (4,658,434)(f)               0      39,393     (39,393)(n)               0
 Fees to Related
  Parties...............    (2,161,897)(g)         858,787           0           0             858,787
 Interest Expense.......             0          21,498,589           0           0          21,498,589
 State Taxes............             0             567,446      24,262      13,509 (o)         605,217
 Depreciation--Other....             0             199,157           0           0             199,157
 Depreciation--
  Property..............      (340,898)(r)       9,948,339     443,936     217,789 (p)      10,610,064
 Amortization...........     2,139,436 (h)       2,303,437           0           0           2,303,437
 Transaction Costs......             0             157,054      20,888           0             177,942
                          ------------         -----------  ----------   ---------         -----------
 Total Expenses.........    (9,263,512)         51,472,365     719,911     105,057          52,297,333
Operating
 Earnings(Losses) Before
 Equity in Earnings of
 Joint Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization,
 Provision for Losses on
 Properties and
 Other Expenses.........  $(23,245,112)        $40,057,283  $3,200,516   $(115,536)        $43,142,263
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............             0             (14,138)    147,027     (55,298)(q)          77,591
 Gain (Loss) on Sale of
  Properties............             0                   0     461,861           0             461,861
 Gain on
  Securitization........             0           3,694,351           0           0           3,694,351
 Other Expenses.........             0                   0           0           0                  0
 Provision For Losses on
  Properties............             0            (611,534)          0           0            (611,534)
                          ------------         -----------  ----------   ---------         -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   (23,245,112)         43,125,962   3,809,404    (170,834)         46,764,532
 Benefit/(Provision) for
  Federal Income
  Taxes.................     6,898,434 (i)               0           0           0                   0
                          ------------         -----------  ----------   ---------         -----------
Net Earnings (Losses)...  $(16,346,678)        $43,125,962  $3,809,404   $(170,834)        $46,764,532
                          ============         ===========  ==========   =========         ===========
Earnings Per
 Share/Unit.............  $        n/a         $       n/a  $     0.95   $     n/a         $      1.11
                          ============         ===========  ==========   =========         ===========
Wtd. Avg. Shares
 Outstanding............     6,150,000          39,779,835         n/a   2,173,898         41,953,733 (s)
                          ============         ===========  ==========   =========         ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XI, Ltd.
                     For the Six Months Ended June 30, 1999

                                           Property                                                   Historical
                                         Acquisition                                  Historical CNL     CNL
                           Historical     Pro Forma                      Historical     Financial     Financial
                               APF       Adjustments        Subtotal       Advisor    Services, Inc.    Corp.
                          -------------  ------------     -------------  -----------  -------------- ------------
Cash Flows from
 Operating Activities:
 Net Income (loss)......  $  22,853,308  $  2,089,441 (a) $  24,942,749  $ 2,282,618    $  25,898    $   (153,135)
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
 Depreciation...........      3,701,974       967,179 (b)     4,669,153       77,130       28,372               0
 Amortization expense...          9,700             0             9,700           36            0         900,017
 Minority interest in
  income of consolidated
  joint venture.........         17,610             0            17,610            0            0               0
 Equity in earnings of
  joint ventures, net of
  distributions.........         25,120             0            25,120            0            0               0
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases................        201,843             0           201,843            0            0               0
 Provision for loss on
  land, buildings, and
  direct financing
  leases................        540,522             0           540,522            0            0         (96,475)
 Gain on
  securitization........              0             0                 0            0            0               0
 Net cash proceeds from
  securitization of
  notes receivable......              0             0                 0            0            0               0
 Decrease (increase) in
  other receivables.....       (229,916)            0          (229,916)  (1,904,704)           0         (67,340)
 Increase in accrued
  interest income
  included in notes
  receivable............              0             0                 0            0            0               0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............              0             0                 0            0            0        (183,569)
 Investment in notes
  receivable............              0             0                 0            0            0     (88,701,265)
 Collections on notes
  receivable............              0             0                 0            0            0       9,662,971
 Increase in restricted
  cash..................              0             0                 0            0            0      (2,031,259)
 Decrease in due from
  related party.........              0             0                 0            0     (193,244)         81,412
 Decrease (increase) in
  prepaid expenses......       (320,425)            0          (320,425)           0            0               0
 Decrease in net
  investment in direct
  financing leases......        721,624             0           721,624            0            0               0
 Increase in accrued
  rental income.........     (1,915,785)            0        (1,915,785)           0            0               0
 Decrease (increase) in
  intangibles and other
  assets................              0             0                 0      (36,946)           0         (51,848)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....        135,281             0           135,281     (691,686)    (201,744)         94,671
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..        575,868             0           575,868       (8,810)      18,669               0
 Decrease in accrued
  interest..............              0             0                 0            0            0         (57,986)
 Increase in rents paid
  in advance and
  deposits..............        663,096             0           663,096            0        3,623               0
 Increase (decrease) in
  deferred rental
  income................      1,276,472             0         1,276,472            0            0               0
                          -------------  ------------     -------------  -----------    ---------    ------------
  Total adjustments.....      5,402,984       967,179         6,370,163   (2,564,980)    (344,324)    (80,450,671)
                          -------------  ------------     -------------  -----------    ---------    ------------
  Net cash provided by
   (used in) operating
   activities...........     28,256,292     3,056,620        31,312,912     (282,362)    (318,426)    (80,603,806)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............      3,673,907             0         3,673,907       22,157            0               0
 Additions to land and
  buildings on operating
  leases................   (170,153,724)  121,715,562 (f)   (48,438,162)           0      (20,873)              0
 Investment in direct
  financing leases......    (44,186,644)            0       (44,186,644)           0            0               0
 Investment in joint
  venture...............       (117,663)            0          (117,663)           0            0               0
 Acquisition of
  businesses............              0             0                 0            0            0               0
 Purchase of other
  investments...........              0             0                 0            0            0               0
 Net loss in market
  value from investments
  in trading
  securities............              0             0                 0            0            0               0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....              0             0                 0            0            0         182,607
 Investment in mortgage
  notes receivable......     (2,596,244)            0        (2,596,244)           0            0               0
 Collections on mortgage
  note receivable.......        224,373             0           224,373            0            0               0
 Investment in notes
  receivable............    (22,358,869)            0       (22,358,869)           0            0               0
 Collection on notes
  receivable............        626,959             0           626,959            0            0               0
 Decrease in restricted
  cash..................              0             0                 0            0            0               0
 Increase in intangibles
  and other assets......     (3,198,326)            0        (3,198,326)           0            0               0
 Investment in
  certificates of
  deposit...............              0             0                 0            0            0               0
 Other..................              0             0                 0            0            0               0
                          -------------  ------------     -------------  -----------    ---------    ------------
 Net cash provided by
  (used in) investing
  activities............   (238,086,231)  121,715,562      (116,370,669)      22,157      (20,873)        182,607
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....        210,736             0           210,736            0       20,570               0
 Contributions from
  limited partners......              0             0                 0            0            0               0
 Contributions from
  holder of minority
  interest..............        366,289             0           366,289            0            0               0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..     (1,258,062)            0        (1,258,062)           0            0               0
 Payment of stock
  issuance costs........       (735,785)            0          (735,785)           0            0               0
 Proceeds from borrowing
  on line of
  credit/notes payable..    151,437,245             0       151,437,245            0            0      94,272,038
 Payment on line of
  credit/notes payable..    (12,580,289)            0       (12,580,289)           0       (4,808)    (14,428,254)
 Retirement of shares of
  common stock..........              0             0                 0            0            0               0
 Distributions to
  holders of minority
  interest..............        (21,105)            0           (21,105)           0            0               0
 Distributions to
  stockholders/limited
  partners..............    (28,476,150)            0       (28,476,150)    (119,808)           0               0
 Other..................     (3,548,744)            0        (3,548,744)           0            0        (181,146)
                          -------------  ------------     -------------  -----------    ---------    ------------
 Net cash provided by
  (used in) financing
  activities............    105,394,135             0       105,394,135     (119,808)      15,762      79,662,638
Net increase (decrease)
 in cash................   (104,435,804)  124,772,182        20,336,378     (380,013)    (323,537)       (758,561)
Cash at beginning of
 year...................    123,199,837   (98,763,763)       24,436,074      713,308      962,573       2,526,078
                          -------------  ------------     -------------  -----------    ---------    ------------
Cash at end of year.....  $  18,764,033    26,008,419        44,772,452  $   333,295    $ 639,036    $  1,767,517
                          =============  ============     =============  ===========    =========    ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XI, Ltd.

                     For the Six Months Ended June 30, 1999

                                         Combining                      Historical
                                         Pro Forma                      CNL Income    Pro Forma        Adjusted
                            Subtotal    Adjustments     Combined APF   Fund XI, Ltd. Adjustments       Pro Forma
                          ------------  -----------     -------------  ------------- -----------     -------------
Cash Flows from
 Operating Activities:
Net Income(loss)........  $ 27,098,130  $(4,780,721)(a) $  22,317,409   $ 1,476,390  $   (90,859)(a) $  23,702,940
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
 Depreciation...........     4,774,655            0         4,774,655       213,292      108,894 (b)     5,096,841
 Amortization expense...       909,753    1,069,718 (c)     1,979,471             0            0         1,979,471
 Minority interest in
  income of consolidated
  joint venture.........        17,610            0            17,610        33,206            0            50,816
 Equity in earnings of
  joint ventures, net of
  distributions.........        25,120            0            25,120        (3,662)      27,649 (d)        49,107
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases................       201,843            0           201,843             0            0           201,843
 Provision for loss on
  land, buildings, and
  direct financing
  leases................       444,047            0           444,047             0            0           444,047
 Gain on
  securitization........             0            0                 0             0            0                 0
 Net cash proceeds from
  securitization of
  notes receivable......             0            0                 0             0            0                 0
 Decrease(increase) in
  other receivables.....    (2,201,960)           0        (2,201,960)       60,583            0        (2,141,377)
 Increase in accrued
  interest income
  included in notes
  receivable............             0            0                 0             0            0                 0
 Decrease(increase) in
  accrued interest on
  mortgage
  note receivable.......      (183,569)           0          (183,569)            0            0          (183,569)
 Investment in notes
  receivable............   (88,701,265)           0       (88,701,265)            0            0       (88,701,265)
 Collections on notes
  receivable............     9,662,971            0         9,662,971             0            0         9,662,971
 Increase in restricted
  cash..................    (2,031,259)           0        (2,031,259)            0            0        (2,031,259)
 Decrease in due from
  related party.........      (111,832)           0          (111,832)            0            0          (111,832)
 Decrease(increase) in
  prepaid expenses......      (320,425)           0          (320,425)       (1,529)           0          (321,954)
 Decrease in net
  investment in direct
  financing leases......       721,624            0           721,624        52,441            0           774,065
 Increase in accrued
  rental income.........    (1,915,785)           0        (1,915,785)      (66,696)           0        (1,982,481)
 Decrease(increase) in
  intangibles and other
  assets................       (88,794)           0           (88,794)            0            0           (88,794)
 Increase(decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....      (663,478)           0          (663,478)       75,175            0          (588,303)
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..       585,727            0           585,727          (559)           0           585,168
 Decrease in accrued
  interest..............       (57,986)           0           (57,986)            0            0           (57,986)
 Increase in rents paid
  in advance and
  deposits..............       666,719            0           666,719       (40,911)           0           625,808
 Increase(decrease) in
  deferred rental
  income................     1,276,472            0         1,276,472             0            0         1,276,472
                          ------------  -----------     -------------   -----------  -----------     -------------
 Total adjustments......   (76,989,812)   1,069,718       (75,920,094)      321,340      136,543       (75,462,211)
                          ------------  -----------     -------------   -----------  -----------     -------------
 Net cash provided
  by(used in) operating
  activities............   (49,891,682)  (3,711,003)      (53,602,685)    1,797,730       45,684       (51,759,271)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............     3,696,064            0         3,696,064             0            0         3,696,064
 Additions to land and
  buildings on operating
  leases................   (48,459,035)   4,452,252 (e)   (44,006,783)     (337,806)                   (44,344,589)
 Investment in direct
  financing leases......   (44,186,644)           0       (44,186,644)     (694,610)           0       (44,881,254)
 Investment in joint
  venture...............      (117,663)           0          (117,663)     (247,286)           0          (364,949)
 Acquisition of
  businesses............             0            0                 0             0            0                 0
 Purchase of other
  investments...........             0            0                 0             0            0                 0
 Net loss in market
  value from investments
  in trading
  securities............             0            0                 0             0            0                 0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....       182,607            0           182,607             0            0           182,607
 Investment in mortgage
  notes receivable......    (2,596,244)           0        (2,596,244)            0            0        (2,596,244)
 Collections on mortgage
  note receivable.......       224,373            0           224,373             0            0           224,373
 Investment in notes
  receivable............   (22,358,869)           0       (22,358,869)            0            0       (22,358,869)
 Collection on notes
  receivable............       626,959            0           626,959             0            0           626,959
 Decrease in restricted
  cash..................             0            0                 0     1,630,296            0         1,630,296
 Increase in intangibles
  and other assets......    (3,198,326)           0        (3,198,326)            0            0        (3,198,326)
 Investment in
  certificates of
  deposit...............             0            0                 0             0            0                 0
 Other..................             0            0                 0             0            0                 0
                          ------------  -----------     -------------   -----------  -----------     -------------
 Net cash provided
  by(used in) investing
  activities............  (116,186,778)   4,452,252      (111,734,526)      350,594            0      (111,383,932)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....       231,306            0           231,306             0            0           231,306
 Contributions from
  limited partners......             0            0                 0             0            0                 0
 Contributions from
  holder of minority
  interest..............       366,289            0           366,289             0            0           366,289
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..    (1,258,062)           0        (1,258,062)            0            0        (1,258,062)
 Payment of stock
  issuance costs........      (735,785)           0          (735,785)            0            0          (735,785)
 Proceeds from borrowing
  on line of
  credit/notes payable..   245,709,283            0       245,709,283             0            0       245,709,283
 Payment on line of
  credit/notes payable..   (27,013,351)           0       (27,013,351)            0            0       (27,013,351)
 Retirement of shares of
  common stock..........             0            0                 0             0            0                 0
 Distributions to
  holders of minority
  interest..............       (21,105)           0           (21,105)      (32,562)           0           (53,667)
 Distributions to
  stockholders/limited
  partners..............   (28,595,958)           0       (28,595,958)   (1,870,012)           0       (30,465,970)
 Other..................    (3,729,890)           0        (3,729,890)            0            0        (3,729,890)
                          ------------  -----------     -------------   -----------  -----------     -------------
 Net cash provided
  by(used in) financing
  activities............   184,952,727            0       184,952,727    (1,902,574)           0       183,050,153
Net increase (decrease)
 in cash................    18,874,267      741,249        19,615,516       245,750       45,684        19,906,950
Cash at beginning of
 year...................    28,638,033   (1,515,578)       27,122,455     1,559,240   (3,491,923)       25,189,772
                          ------------  -----------     -------------   -----------  -----------     -------------
Cash at end of year.....  $ 47,512,300  $  (774,329)    $  46,737,971   $ 1,804,990  $(3,446,239)    $  45,096,722
                          ============  ===========     =============   ===========  ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XI, Ltd.
                      For the Year Ended December 31, 1998

                                          Property                                                  Historical
                                        Acquisition                                 Historical CNL     CNL
                           Historical    Pro Forma                     Historical     Financial     Financial
                              APF       Adjustments        Subtotal      Advisor    Services, Inc.    Corp.
                          ------------  ------------     ------------  -----------  -------------- ------------
Cash Flows from
 Operating Activities:
Net Income(loss)........  $ 32,152,408  $ 16,704,852 (a) $ 48,857,260  $10,656,379    $(468,133)   $    427,134
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation...........     4,042,290     6,246,947 (b)   10,289,237      119,923        79,234              0
 Amortization expense...        11,808             0           11,808       56,003             0      2,246,273
 Minority interest in
  income of consolidated
  joint venture.........        30,156             0           30,156            0             0              0
 Equity in earnings of
  joint ventures, net of
  distributions.........       (15,440)            0          (15,440)           0             0              0
 Loss (gain) on sale of
  land, building, net
  investment in direct
  financing leases......             0             0                0            0             0              0
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes........       611,534             0          611,534            0             0        398,042
 Gain on
  securitization........             0             0                0            0             0     (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable......             0             0                0            0             0    265,871,668
 Decrease (increase) in
  other receivables.....       899,572             0          899,572   (3,896,090)            0        453,105
 Increase in accrued
  interest income
  included in notes
  receivable............             0             0                0            0             0       (170,492)
 Increase in accrued
  interest on mortgage
  note receivable.......             0             0                0            0             0              0
 Investment in notes
  receivable............             0             0                0            0             0   (288,590,674)
 Collections on notes
  receivable............             0             0                0            0             0     23,539,641
 Decrease in restricted
  cash..................             0             0                0            0             0      2,504,091
 Decrease (increase) in
  due from related
  party.................             0             0                0            0        89,839     (1,043,527)
 Increase in prepaid
  expenses..............             0             0                0            0         7,246              0
 Decrease in net
  investment in direct
  financing leases......     1,971,634             0        1,971,634            0             0              0
 Increase in accrued
  rental income.........    (2,187,652)            0       (2,187,652)           0             0              0
 Increase in intangibles
  and other assets......       (29,477)            0          (29,477)     (44,716)      (20,635)       (59,523)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....       467,972             0          467,972      156,317       325,898       (103,507)
 Increase in due to
  related parties,
  excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..        31,255             0           31,255            0      (164,619)             0
 Increase in accrued
  interest..............             0             0                0            0             0        (77,968)
 Increase in rents paid
  in advance and
  deposits..............       436,843             0          436,843            0             0              0
 Decrease in deferred
  rental income.........       693,372             0          693,372            0             0              0
                          ------------  ------------     ------------  -----------    ----------   ------------
 Total adjustments......     6,963,867     6,246,947       13,210,814   (3,608,563)      316,963      1,610,591
                          ------------  ------------     ------------  -----------    ----------   ------------
 Net cash provided by
  (used in) operating
  activities............    39,116,275    22,951,799       62,068,074    7,047,816      (151,170)     2,037,725
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............     2,385,941             0        2,385,941            0             0              0
 Additions to land and
  buildings on operating
  leases................  (200,101,667)   (3,369,856)(e) (325,187,085)    (381,671)     (236,372)             0
                                        (121,715,562)(i)
 Investment in direct
  financing leases......   (47,115,435)            0      (47,115,435)           0             0              0
 Investment in joint
  venture...............      (974,696)            0         (974,696)           0             0              0
 Acquisition of
  businesses............             0             0                0            0             0              0
 Purchase of other
  investments...........   (16,083,055)            0      (16,083,055)           0             0              0
 Net loss in market
  value from investments
  in trading
  securities............             0             0                0            0             0        295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....             0             0                0            0             0        212,821
 Investment in mortgage
  notes receivable......    (2,886,648)            0       (2,886,648)           0             0              0
 Collections on mortgage
  note receivable.......       291,990             0          291,990            0             0              0
 Investment in equipment
  notes receivable......    (7,837,750)            0       (7,837,750)           0             0              0
 Collections on
  equipment notes
  receivable............     1,263,633             0        1,263,633    1,783,240             0              0
 Decrease in restricted
  cash..................             0             0                0            0             0              0
 Increase in intangibles
  and other assets......    (6,281,069)            0       (6,281,069)           0             0              0
 Other..................             0             0                0      200,000             0              0
                          ------------  ------------     ------------  -----------    ----------   ------------
 Net cash provided by
  (used in) investing
  activities............  (277,338,756) (125,085,418)    (402,424,174)   1,601,569      (236,372)       508,335
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....   385,523,966             0      385,523,966      966,115        51,830         50,100
 Contributions from
  limited partners......             0             0                0            0             0              0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..    (4,574,925)            0       (4,574,925)           0             0              0
 Payment of stock
  issuance costs........   (34,579,650)            0      (34,579,650)           0             0              0
 Proceeds from borrowing
  on line of
  credit/notes payable..     7,692,040     3,369,856 (e)   11,061,896      198,296             0    413,555,624
 Payment on line of
  credit/notes payable..        (8,039)            0           (8,039)           0             0   (411,805,787)
 Retirement of shares of
  common stock..........      (639,528)            0         (639,528)           0             0              0
 Distributions to
  holders of minority
  interest..............       (34,073)            0          (34,073)           0             0              0
 Distributions to
  stockholders/limited
  partners..............   (39,449,149)            0      (39,449,149)  (9,364,488)            0              0
 Other..................       (95,101)            0          (95,101)           0            24     (2,500,011)
                          ------------  ------------     ------------  -----------    ----------   ------------
 Net cash provided by
  (used in) financing
  activities............   313,835,541     3,369,856      317,205,397   (8,200,077)       51,854       (700,074)
Net increase (decrease)
 in cash................    75,613,060   (98,763,763)     (23,150,703)     449,308      (335,688)     1,845,986
Cash at beginning of
 year...................    47,586,777             0       47,586,777      264,000     1,298,261        680,092
                          ------------  ------------     ------------  -----------    ----------   ------------
Cash at end of year.....  $123,199,837  $(98,763,763)    $ 24,436,074  $   713,308    $  962,573   $  2,526,078
                          ============  ============     ============  ===========    ==========   ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XI, Ltd.
                      For the Year Ended December 31, 1998

                                          Combining                      Historical
                                          Pro Forma                      CNL Income    Pro Forma      Adjusted Pro
                            Subtotal     Adjustments      Combined APF  Fund XI, Ltd. Adjustments        Forma
                          -------------  ------------     ------------  ------------- -----------     ------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $  59,472,640  $(16,346,678)(a) $ 43,125,962   $ 3,809,404  $  (170,834)(a) $ 46,764,532
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation...........     10,488,394      (340,898)(b)   10,147,496       443,936      217,789 (b)   10,809,221
 Amortization expense...      2,314,084     2,139,436 (c)    4,453,520             0            0        4,453,520
 Minority interest in
  income of consolidated
  joint venture.........         30,156             0           30,156        68,474            0           98,630
 Equity in earnings of
  joint ventures, net of
  distributions.........        (15,440)            0          (15,440)       47,342       55,298 (d)       87,200
 Loss (gain) on sale of
  land, building, net
  investment in direct
  financing leases......              0             0                0      (461,861)           0         (461,861)
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes........      1,009,576             0        1,009,576             0            0        1,009,576
 Gain on
  securitization........     (3,356,538)            0       (3,356,538)            0            0       (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable......    265,871,668             0      265,871,668             0            0      265,871,668
 Decrease (increase) in
  other receivables.....     (2,543,413)            0       (2,543,413)      (23,376)           0       (2,566,789)
 Increase in accrued
  interest income
  included in notes
  receivable............       (170,492)            0         (170,492)            0            0         (170,492)
 Increase in accrued
  interest on mortgage
  note receivable.......              0             0                0             0            0                0
 Investment in notes
  receivable............   (288,590,674)            0     (288,590,674)            0            0     (288,590,674)
 Collections on notes
  receivable............     23,539,641             0       23,539,641             0            0       23,539,641
 Decrease in restricted
  cash..................      2,504,091             0        2,504,091             0            0        2,504,091
 Decrease (increase) in
  due from related
  party.................       (953,688)            0         (953,688)            0            0         (953,688)
 Increase in prepaid
  expenses..............          7,246             0            7,246         1,028            0            8,274
 Decrease in net
  investment in direct
  financing leases......      1,971,634             0        1,971,634        90,236            0        2,061,870
 Increase in accrued
  rental income.........     (2,187,652)            0       (2,187,652)     (127,336)           0       (2,314,988)
 Increase in intangibles
  and other assets......       (154,351)            0         (154,351)            0            0         (154,351)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....        846,680             0          846,680         3,681            0          850,361
 Increase in due to
  related parties,
  excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..       (133,364)            0         (133,364)       18,798            0         (114,566)
 Increase in accrued
  interest..............        (77,968)            0          (77,968)            0            0          (77,968)
 Increase in rents paid
  in advance and
  deposits..............        436,843             0          436,843        23,736            0          460,579
 Decrease in deferred
  rental income.........        693,372             0          693,372             0            0          693,372
                          -------------  ------------     ------------   -----------  -----------     ------------
 Total adjustments......     11,529,805     1,798,538       13,328,343        84,658      273,087       13,686,088
                          -------------  ------------     ------------   -----------  -----------     ------------
 Net cash provided by
  (used in) operating
  activities............     71,002,445   (14,548,140)      56,454,305     3,894,062      102,253       60,450,620
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............      2,385,941             0        2,385,941     1,630,296            0        4,016,237
 Additions to land and
  buildings on operating
  leases................   (325,805,128)   21,794,386 (h) (304,010,742)            0            0     (304,010,742)
 Investment in direct
  financing leases......    (47,115,435)            0      (47,115,435)            0            0      (47,115,435)
 Investment in joint
  venture...............       (974,696)            0         (974,696)       (1,169)           0         (975,865)
 Acquisition of
  businesses............              0    (8,761,824)(f)   (8,761,824)            0   (3,130,176)(g)  (12,356,000)
                                                                                         (464,000)(g)
 Purchase of other
  investments...........    (16,083,055)            0      (16,083,055)            0            0      (16,083,055)
 Net loss in market
  value from investments
  in trading
  securities............        295,514             0          295,514             0            0          295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....        212,821             0          212,821             0            0          212,821
 Investment in mortgage
  notes receivable......     (2,886,648)            0       (2,886,648)            0            0       (2,886,648)
 Collections on mortgage
  note receivable.......        291,990             0          291,990             0            0          291,990
 Investment in equipment
  notes receivable......     (7,837,750)            0       (7,837,750)            0            0       (7,837,750)
 Collections on
  equipment notes
  receivable............      3,046,873             0        3,046,873             0            0        3,046,873
 Decrease in restricted
  cash..................              0             0                0    (1,630,296)           0       (1,630,296)
 Increase in intangibles
  and other assets......     (6,281,069)            0       (6,281,069)            0            0       (6,281,069)
 Other..................        200,000             0          200,000             0            0          200,000
                          -------------  ------------     ------------   -----------  -----------     ------------
 Net cash provided by
  (used in) investing
  activities............   (400,550,642)   13,032,562     (387,518,080)       (1,169)  (3,594,176)    (391,113,425)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....    386,592,011             0      386,592,011             0            0      386,592,011
 Contributions from
  limited partners......              0             0                0             0            0                0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..     (4,574,925)            0       (4,574,925)            0            0       (4,574,925)
 Payment of stock
  issuance costs........    (34,579,650)            0      (34,579,650)            0            0      (34,579,650)
 Proceeds from borrowing
  on line of
  credit/notes payable..    424,815,816                    424,815,816             0            0      424,815,816
 Payment on line of
  credit/notes payable..   (411,813,826)            0     (411,813,826)            0            0     (411,813,826)
 Retirement of shares of
  common stock..........       (639,528)            0         (639,528)            0            0         (639,528)
 Distributions to
  holders of minority
  interest..............        (34,073)            0          (34,073)      (66,015)           0         (100,088)
 Distributions to
  stockholders/limited
  partners..............    (48,813,637)            0      (48,813,637)   (3,540,024)           0      (52,353,661)
 Other..................     (2,595,088)            0       (2,595,088)            0            0       (2,595,088)
                          -------------  ------------     ------------   -----------  -----------     ------------
 Net cash provided by
  (used in) financing
  activities............    308,357,100             0      308,357,100    (3,606,039)           0      304,751,061
Net increase (decrease)
 in cash................    (21,191,097)   (1,515,578)     (22,706,675)      286,854   (3,491,923)     (25,911,744)
Cash at beginning of
 year...................     49,829,130             0       49,829,130     1,272,386            0       51,101,516
                          -------------  ------------     ------------   -----------  -----------     ------------
Cash at end of year.....  $  28,638,033  $ (1,515,578)    $ 27,122,455   $ 1,559,240  $(3,491,923)    $ 25,189,772
                          =============  ============     ============   ===========  ===========     ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                         PRO FORMA FINANCIAL STATEMENTS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XI, Ltd.

1. Basis of Presentation

   The Pro Forma Balance Sheet as of June 30, 1999 reflects the transactions of the acquisition of the Advisor and CNL Restaurant Financial Services Group as set forth in this consent solicitation. The Pro Forma Statements of Earnings for the six months ended June 30, 1999, and for the year ended December 31, 1998, have been prepared to reflect (a) the issuance of additional shares and the property acquisitions completed from January 1, 1998 through July 31, 1999 and (b) the acquisition of the Advisor and CNL Restaurant Financial Services Group and the Acquisition of the Income Fund. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF and the historical combined financial information of the Advisor, CNL Restaurant Financial Services Group and the Income Fund and should be read in conjunction with the selected historical financial data and accompanying notes of APF, the Advisor the CNL Restaurant Financial Services Group and the Income Fund. The Pro Forma Balance Sheet was prepared as if the transactions described above occurred on June 30, 1999. The Pro Forma Statements of Earnings were prepared as if the transactions described above occurred as of January 1, 1998. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the transactions described above had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all material adjustments necessary to reflect the recurring effects of the transactions described above have been made.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partner elected the note option. This assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   The Pro Forma Balance Sheet and Pro Forma Statements of Earnings assume the issuance of the APF Shares relating to the purchase of the Advisor and the CNL Restaurant Financial Services Group without regard to a provision that provides for 1,000,000 APF Shares to be placed in escrow pending achievement of certain levels of property acquisition and/or mortgage loan origination. This presentation was selected in order to present both the most dilutive results as well as what management believes is the most likely result based on current information.

2. Method of Accounting

   The acquisition of the CNL Restaurant Financial Services Group and the Income Fund will be accounted for under the purchase accounting method. APF will recognize goodwill to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. As for the acquisition of the Advisor from a related party, APF will expense the costs incurred in acquiring the Advisor to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. The excess purchase price will be recorded as an expense on APF's consolidated statements of earnings.

   All significant intercompany balances and transactions between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund have been eliminated in the pro forma financial statements.

3. Reverse Stock Split

   In May 1999, the stockholders of APF approved a proposal for a one-for-two reverse stock split at the annual stockholder meeting. All information relating to shares outstanding and per share information has been restated for all periods presented.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XI, Ltd.


4. Adjustments to Pro Forma Balance Sheet

   The following describes the pro forma adjustments to the Pro Forma Balance Sheet as of June 30, 1999, as if the Acquisition was consummated on such date. For purposes of the pro forma financial statements, it is assumed that at a special meeting of stockholders for APF, the stockholders of APF approved a proposal for an amendment to its Articles of Incorporation to increase the number of authorized shares to an amount necessary to enable APF to issue the shares for the Acquisition.

  (A) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (B) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                               CNL
                                            Financial
                                            Services
                                 Advisor      Group     Income Fund     Total
                               ----------- -----------  -----------  ------------
     Fair Value of
      Consideration
      Received...............  $81,413,810 $50,348,014  $43,333,961  $175,095,785
                               =========== ===========  ===========  ============
     Share Consideration.....  $76,000,000 $47,000,000  $39,739,785  $162,739,785
     Cash Consideration......          --          --       464,000       464,000
     APF Transaction Costs...    5,413,810   3,348,014    3,130,176    11,892,000
                               ----------- -----------  -----------  ------------
         Total Purchase
          Price..............  $81,413,810 $50,348,014  $43,333,961  $175,095,785
                               =========== ===========  ===========  ============
     Allocation of Purchase
      Price:
     Net Assets--Historical..  $ 8,330,475 $10,135,087  $34,183,990  $ 52,649,552
     Purchase Price
      Adjustments:
       Land and buildings on
        operating leases.....          --          --     7,680,023     7,680,023
       Net investment in
        direct financing
        leases...............          --          --     1,959,541     1,959,541
       Investment in joint
        ventures.............          --          --     1,358,053     1,358,053
       Accrued rental
        income...............          --          --    (1,711,758)   (1,711,758)
       Intangibles and other
        assets...............          --   (2,575,792)    (135,888)   (2,711,680)
       Goodwill*.............          --   42,788,719          --     42,788,719
       Excess purchase
        price................   73,083,335         --           --     73,083,335
                               ----------- -----------  -----------  ------------
         Total Allocation....  $81,413,810 $50,348,014  $43,333,961  $175,095,785
                               =========== ===========  ===========  ============

    --------
    * Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XI, Ltd.


    The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisition of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,083,335 was expensed at March 31, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations". Goodwill of $42,788,719 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

     1.  Common Stock (CFA, CFS, CFC)--Class A........       8,600
         Common Stock (CFA, CFS, CFC)--Class B........       4,825
         Additional Paid-in Capital (CFA, CFS, CFC)...  12,568,974
         Retained Earnings............................   5,883,163
         Accumulated distributions in excess of
          earnings....................................  73,083,335
         Goodwill for CFC/CFS (Intangibles and other
          assets).....................................  42,788,719
          CFC/CFS Organizational Costs/Other Assets...               2,575,792
         Cash to pay APF transaction costs............               8,761,824
         APF Common Stock.............................                  61,500
         APF Capital in Excess of Par Value...........             122,938,500
         (To record acquisition of CFA, CFS and CFC)

     2.  Partners Capital.............................  34,183,990
         Land and buildings on operating leases.......   7,680,023
         Net investment in direct financing leases....   1,959,541
         Investment in joint ventures.................   1,358,053
         Accrued rental income........................               1,711,758
         Intangibles and other assets.................                 135,888
         Cash to pay APF Transaction costs............               3,130,176
         Cash consideration to Income Fund............                 464,000
          APF Common Stock............................                  21,739
          APF Capital in Excess of Par Value..........              39,718,046
         (To record acquisition of Income Fund)

  (C) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

  (D) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

  (E) Represents the elimination by the Income Fund of $24,887 in related party payables recorded as receivables by the Advisor.

5. Adjustments to Pro Forma Statements of Earnings

(I) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XI, Ltd.


  (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

  (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
      Fund:

       Origination fees from affiliates........................... $  (689,425)
       Secured equipment lease fees...............................     (67,967)
       Advisory fees..............................................    (126,788)
       Reimbursement of administrative costs......................    (382,728)
       Acquisition fees...........................................  (4,452,252)
       Underwriting fees..........................................     (54,248)
       Administrative, executive and guarantee fees...............    (532,389)
       Servicing fees.............................................    (572,728)
       Development fees...........................................     (38,853)
       Management fees............................................  (1,681,870)
                                                                   -----------
         Total.................................................... $(8,599,248)
                                                                   ===========

  (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

  (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $144,014

  (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs............................. $(774,311)

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XI, Ltd.


  (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,681,870)
       Administrative executive and guarantee fees................    (532,389)
       Servicing fees.............................................    (572,728)
       Advisory fees..............................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

  (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

  (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

       Amortization of goodwill..................................... $1,069,718

  (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

  (j) Represents $30,840 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

  (k) Represents the elimination of fees between the Advisor and the Income
      Fund:

       Management fees............................................... $(19,200)
       Reimbursement of administrative costs.........................  (17,559)
                                                                      --------
                                                                      $(36,759)
                                                                      ========

  (l) Represents the elimination of $17,559 in administrative costs reimbursed by the Income Fund to the Advisor.

  (m) Represents savings of $23,283 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

  (n) Represents the elimination of $19,200 in management fees by the Income Fund to the Advisor.

  (o) Represents additional state income taxes of $8,439 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1998 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1999.

  (p) Represents an increase in depreciation expense of $108,894 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                Group and

                         CNL Income Fund XI, Ltd.

     of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

  (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $27,649 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

  (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

(II) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

  (a) Represents rental and earned income of $22,951,799 and depreciation expense of $6,246,947 as if properties that had been operational when they were acquired by APF from January 1, 1998 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

  (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
      Fund:

       Origination fees from affiliates.......................... $ (1,773,406)
       Secured equipment lease fees..............................      (54,998)
       Advisory fees.............................................     (305,030)
       Reimbursement of administrative costs.....................     (408,762)
       Acquisition fees..........................................  (21,794,386)
       Underwriting fees.........................................     (388,491)
       Administrative, executive and guarantee fees..............   (1,233,043)
       Servicing fees............................................   (1,570,331)
       Development fees..........................................     (229,153)
       Management fees...........................................   (1,851,004)
                                                                  ------------
         Total................................................... $(29,608,604)
                                                                  ============

  (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the year ended December 31, 1998 of $3,107,164 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XI, Ltd.


  (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(II)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $207,144

  (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs........................... $(4,241,719)

  (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,851,004)
       Administrative executive and guarantee fees................  (1,233,043)
       Servicing fees.............................................  (1,269,357)
       Advisory fees..............................................    (305,030)
                                                                   -----------
                                                                   $(4,658,434)
                                                                   ===========

  (g) Represents the elimination of $2,161,897 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

  (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

       Amortization of goodwill..................................... $2,139,436

  (i) Represents the elimination of $6,898,434 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

  (j) Represents $61,679 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

  (k) Represents the elimination of fees between the Advisor and the Income
      Fund:

       Management fees............................................... $(39,393)
       Reimbursement of administrative costs.........................  (32,765)
                                                                      --------
                                                                      $(72,158)
                                                                      ========

  (l) Represents the elimination of $32,765 in administrative costs reimbursed by the Income Fund to the Advisor.

  (m) Represents savings of $54,083 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XI, Ltd.


  (n) Represents the elimination of $39,393 in management fees by the Income Fund to the Advisor.

  (o) Represents additional state income taxes of $13,509 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1998 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

  (p) Represents an increase in depreciation expense of $217,789 as a result of adjusting the historical basis of the real estate owned indirectly by the Fund through joint venture or tenancy in common arrangements with affiliates or unrelated third parties, to fair value as a result by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

  (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $55,298 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

  (r) Represents the decrease in depreciation expense of $340,898 as a result of eliminating acquisition fees (see 4(II)(b)) between APF and the Advisor which on a historical basis were capitalized as part of the basis of the building.

  (s) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

6. Adjustments to Pro Forma Statement of Cash Flows

(I) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

  (a) Represents pro forma adjustments to net income.

  (b) Represents add back of pro forma depreciation expense to net income.

  (c) Represents add back of pro forma amortization of goodwill expense to net income.

  (d) Represents adjustment of equity in earnings to net income.

  (e) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

  (f) Represents the reversal of historical cash used for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XI, Ltd.


(II) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

  (a) Represents pro forma adjustments to net income.

  (b) Represents add back of pro forma depreciation expense to net income.

  (c) Represents add back of pro forma amortization of goodwill expense to net income.

  (d) Represents adjustments of equity in earnings to net income.

  (e) Represents amounts borrowed under APF's credit facility from July 1, 1999 through July 31, 1999 to acquire properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

  (f) Represents the use of cash by APF to pay the transaction costs allocated to the acquisition of the Advisor and Restaurant Financial Group.

  (g) Represents the use of cash i) to pay for the cash consideration proposed in the offer to acquire the Income Fund and ii) to pay the transaction costs allocated to the acquisition of the Income Fund.

  (h) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

  (i) Represents the adjustment for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF as if these properties had been acquired on January 1, 1998.

    Non-Cash Investing Activities:

    On January 1, 1998, APF issued shares of its common stock to acquire the Advisor, CNL Restaurant Financial Services Group and the Income Fund, as described in 4(A) and 4(B).

                                                                     Appendix A

             [LETTERHEAD OF LEGG MASON WOOD WALKER, INCORPORATED]

                                March 10, 1999

James M. Seneff, Jr.
Robert A. Bourne
CNL Realty Corporation
as General Partners of
CNL Income Fund XI, Ltd.
400 East South Street
Orlando, FL 32801-2878

               Re: CNL Income Fund XI, Ltd. (the "Partnership")

Gentlemen:

   You have requested our opinion as investment bankers (a) as to the fairness, from a financial point of view, to the Partnership and its limited partners of the shares of common stock (the "Common Stock") of CNL American Properties Fund, Inc. (the "Acquiror") offered to them in the Merger (as defined below), (b) as to the fairness, from a financial point of view, of the aggregate Common Stock offered to the CNL Income Funds (as defined below) in the Merger Transactions (as defined below) and (c) as to the fairness, from a financial point of view, of the method of allocating the aggregate shares of Common Stock among the CNL Income Funds in the Merger Transactions. Under the terms of an agreement and plan of merger (the "Merger Agreement"), dated March 11, 1999, between the Partnership and the Acquiror, the Partnership will merge with and into a wholly owned subsidiary of the Acquiror and the partners of the Partnership will be offered shares of Common Stock as determined pursuant to the Merger Agreement (the "Share Consideration"); such transaction is hereafter referred to as the "Merger."

   The Partnership is one of sixteen Florida limited partnerships (the "CNL Income Funds") served by Messrs. Seneff, Bourne and CNL Realty Corporation as general partners (the "General Partners"). Each CNL Income Fund has executed a merger agreement with the Acquiror on terms similar to the Merger Agreement. The transactions to occur under such merger agreements are referred to as the "Merger Transactions."

   In connection with our opinion, we have, among other things:

     (i) reviewed the Merger Agreement and the merger agreements for each of the Merger Transactions;

     (ii) reviewed the Registration Statement on Form S-4 with respect to the Merger Transactions as filed on March 12, 1999;

     (iii) reviewed the financial statements and the related filings of the Partnership and the other CNL Income Funds on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (iv) reviewed the financial statements and the related filings of the Acquiror on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (v) reviewed certain internal information concerning the business and operations of the Partnership and the other CNL Income Funds furnished to us by the General Partners, including a draft of the Partnership's and the other CNL Income Funds' Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vi) reviewed certain internal information concerning the business and operations of the Acquiror furnished to us by management of the Acquiror, including a draft of the Acquiror's Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vii) reviewed certain financial data and operating statistics relating to the Partnership, the other CNL Income Funds and the Acquiror provided by the General Partners and the Acquiror and compared them with similar information of selected public companies that we deemed relevant to our inquiry;

     (viii) reviewed the appraisal (the "Appraisal") of the properties of the Partnership and the other CNL Income Funds prepared by Valuation Associates and dated January 6, 1999;

     (ix) held meetings and discussions with certain directors, officers and employees of the General Partners and the Acquiror concerning the operations, financial condition and future prospects of the Partnership, the other CNL Income Funds and the Acquiror; and

     (x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

   In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by or on behalf of the Partnership, the other CNL Income Funds and the Acquiror. We have further relied upon the assurances of the General Partners that they are unaware of any factors that would materially alter the conclusions made in Legg Mason's fairness opinion, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. Legg Mason assumed that the financial forecasts (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the General Partners and the Acquiror as to the future performance of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason also assumed, with the consent of the General Partners, that any material liabilities (contingent or otherwise, known or unknown) of the Partnership, the other CNL Income Funds and the Acquiror are as set forth in the financial statements of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason also assumed with the consent of the General Partners that the table prepared by or for the General Partners of the allocation of Share Consideration among the General Partners and the limited partners of the Partnership has been prepared in accordance with and complies with the terms and conditions of the partnership agreement of the Partnership. Legg Mason also assumed that the Appraisal was reasonably prepared by and reflected the good faith judgments of Valuation Associates and Legg Mason does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership, the other CNL Income Funds or the Acquiror. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof.

   We have acted as financial advisor to the General Partners and will receive a fee for our services. It is understood that this letter is for the information of the General Partners in their evaluation of the Merger Transactions and our opinion does not constitute a recommendation to the General Partners or any limited partner of the Partnership or any of the other CNL Income Funds as to how such partner should vote on the Merger or the Merger Transactions, as the case may be, or as to whether such partner should elect to receive the Share Consideration or cash and promissory notes of the Acquiror. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets. Additionally, our opinion does not compare the relative merits of the Merger and the Merger Transactions with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Merger and the Merger Transactions.

   It should be noted that in rendering this opinion with respect to the fairness, from a financial point of view, of (i) the Share Consideration to be offered with respect to the Partnership, (ii) the aggregate Common

Stock offered with respect to the CNL Income Funds and (iii) the method of allocating the shares of Common Stock of the Acquiror among the CNL Income Funds, Legg Mason has neither addressed, nor are we rendering any opinion with respect to, any other aspect of the Merger Transactions, including (a) the value or fairness of the cash and promissory notes option, (b) the prices at which the shares of Common Stock may trade following the Merger Transactions or the trading value of the shares to be offered compared with the current fair market value of the portfolios or other assets of the Partnership and the other CNL Income Funds if liquidated in real estate markets, (c) the tax effect of any aspect of the Merger Transactions, (d) the fairness of the amounts or allocation of the costs of the Merger Transactions or the amounts of such costs allocated to the limited partners or, (e) any other matters with respect to any specific individual partner or class of partners of the Partnership or the other CNL Income Funds.

   Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Share Consideration offered to the Partnership and its limited partners in the Merger, the aggregate shares of Common Stock offered by the Acquiror with respect to the CNL Income Funds in the Merger Transactions and the method of allocating the shares of Common Stock among the CNL Income Funds in the Merger Transactions are fair from a financial point of view.

                                          Very truly yours,

                                          /s/ Legg Mason Wood Walker,
                                           Incorporated
                                          -------------------------------------
                                          Legg Mason Wood Walker, Incorporated

                                                                 Appendix B

                                          October 27, 1999

CNL Income Fund XI, Ltd.
c/o James M. Seneff, Jr.
400 East South Street, Suite 500
Orlando, Florida 32801

  Re: Agreement and Plan of Merger dated March 11, 1999 by and among CNL
      American Properties Fund, Inc. ("APF"), CNL APF Partners, L.P. (the "Operating Partnership"), CNL APF GP Corp. (the "OP General Partner"), CNL Income Fund XI, Ltd. (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr. and CNL Realty Corporation (together, the "General Partners"), as amended by First Amendment to Agreement and Plan of Merger dated June 4, 1999 (the agreement and plan of merger, as so amended, the "Merger Agreement")

Gentlemen:

   Under the terms of Section 2.3 of the Merger Agreement, the closing of the merger of the Fund into the Operating Partnership is to occur within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X of the Merger Agreement but in no event later than March 31, 2000.

   The parties desire to further amend the Merger Agreement to modify the provisions thereof regarding the time for Closing and for the satisfaction or waiver of the conditions set out in Article X.

   Accordingly, the parties agree that Section 2.3 of the Merger Agreement is amended to provide that the Closing shall take place by the later of thirty
(30) days after the Partners of the Fund approve the Merger Proposal in accordance with the requirements of the Merger Agreement or March 31, 2000; however, in no event later than June 30, 2000. Further, the reference to "March 31, 2000" in the lead in of Sections 10.2 and 10.3 and in clause (c) of Section
11.2 is deleted and replaced with "the Closing Date."

   Capitalized terms used but not defined in this letter have the meanings such terms are given in the Merger Agreement.

   Except as specifically amended hereby, the Merger Agreement remains unmodified and in full force and effect.

   To evidence your agreement to the foregoing amendment of the Merger Agreement, please sign and return to me a copy of this letter.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

Agreed as of the date of the above letter.

                                          CNL INCOME FUND XI, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr.
                                          Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr., as General
                                           Partner

                                          CNL APF GP CORP.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

   THIS FIRST AMENDMENT TO AGREEMENT AND PLAN MERGER is entered into as of the 4th day of June 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP Corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund XI, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Bourne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                  RECITALS:

   WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated March 11, 1999 by and among the Parties (the "Merger Agreement"), the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of the Merger Agreement; and

   WHEREAS, the Parties desire to amend the Merger Agreement in the manner set forth below.

                                   AGREEMENT:

1. AMENDMENTS TO MERGER AGREEMENT

   The Merger Agreement is hereby amended as follows in accordance with the provisions of Section 14.9 of the Merger Agreement:

   1.1 The definition of "Cash/Notes Option" is hereby deleted in its entirety.

   1.2 Clause (B) of Section 4.1(a)(iii)(B) is hereby deleted in its entirety and restated as follows:

     "(B) Notes in accordance with Section 4.4 below."

   1.3 Clause (i) of Section 4.2(ii) is hereby deleted in its entirety and restated as follows:

     "(ii) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund (or, if APF consummates the Reverse Split, for every $20.00 of expenses)."

   1.4 Section 4.4 is hereby deleted in its entirety and amended and restated as follows:

     "Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the note option, such limited partners shall be entitled to receive, in lieu of the Share Consideration, notes (the "Notes") in the aggregate amount equal to 97% of the value (based on the Exchange Value as defined in the Registration Statement) of the Share Consideration such Dissenting Partners would have otherwise received had such partners not elected to receive the Notes (the "Note Option"). The Notes will mature on the fifth anniversary of the Closing Date and will bear interest at a fixed rate equal to seven percent. The aggregate Share Consideration shall be reduced on a one-for-basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Note Option."

  1.5 The reference to "December 31, 1999" in the lead in of Section 10.2 is hereby deleted and replaced with March 31, 2000.

   1.6 The following subsection shall be added to Section 10.2

     "(g) The aggregate face amount of the Notes to be issued to Dissenting Limited Partners shall not have exceeded 15% of the value of the Share Consideration based on the Exchange Value."

  1.7 The reference to "December 31, 1999" in the lead in of Section 10.3 is hereby deleted and replaced with March 31, 2000.

  1.8 The reference to "December 31, 1999" in clause (c) of Section 11.2 is hereby deleted and replaced with "March 31, 2000."

2. GENERAL

  2.1 Except as specifically set forth in this First Amendment, the Merger Agreement shall remain unmodified and in full force and effect.

  2.2 This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  2.3 The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  2.4 This First Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr.
                                          ----------------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                           Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne
                                          ----------------------------------
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne
                                          ----------------------------------
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND XI, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          ----------------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr.
                                          ----------------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          ----------------------------------
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          ----------------------------------
                                          James M. Seneff, Jr., as General
                                           Partner

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger is entered into as of this 11th day of March, 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP Corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund XI, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Bourne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA") and the Florida Revised Uniform Limited Partnership Act (the "Florida RULPA");

   WHEREAS, the Fund is one of 18 CNL Income Funds (collectively with the Fund, the "CNL Income Funds") that APF is proposing to acquire (the "Proposed Acquisitions");

   WHEREAS, the Special Committee (the "Special Committee") of the independent members of the Board of Directors of APF has received a fairness opinion (the "Fairness Opinion") from Merrill Lynch & Co. as to the fairness to APF, from a financial point of view, of the consideration to be paid in connection with the Proposed Acquisitions;

   WHEREAS, the Special Committee has recommended the Merger to the Board of Directors of APF and the Board has approved the proposal to consummate the Merger (the "Merger Proposal") and the related transactions;

   WHEREAS, Legg Mason Wood Walker Incorporated has delivered a fairness opinion (the "Fund Fairness Opinion") to the General Partners as to the fairness to the Fund and its limited partners from a financial point of view, of the APF Common Share consideration offered to the Fund and its limited partners; and

   WHEREAS, the Board of Directors of the OP General Partner has unanimously approved the Merger Proposal;

   NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  Definitions

   1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

   "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

   "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504, or any similar group defined under a similar provision of state, local or foreign law.

   "Agreement" means this Agreement, as amended from time to time.

   "APF" has the meaning set forth in the preface above.

   "APF Common Shares" shall mean the shares of common stock, par value $0.01, of APF.

   "APF Indemnity Claim" has the meaning set forth in Section 12.1 below.

   "APF SEC Documents" has the meaning set forth in Section 6.7 below.

   "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

   "Business Combination" has the meaning set forth in Section 4.1(b) below.

   "Cash/Note Option" has the meaning set forth in Section 4.4 below.

   "Closing" has the meaning set forth in Section 2.3 below.

   "CNL Income Funds" has the meaning set forth in the second paragraph of the Recitals above.

   "Closing Date" has the meaning set forth in Section 2.3 below.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Confidential Information" means any information concerning the businesses and affairs of the Fund, the Operating Partnership or APF, if any, that is not already generally available to the public.

   "Delaware RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Disclosure Schedule" has the meaning set forth in the first paragraph of
Article VII below.

   "Dissenting Partners" has the meaning set forth in Section 4.4 below.

   "Effective Time" has the meaning set forth in Section 2.2 below.

   "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

   "Fairness Opinion" has the meaning set forth in the third paragraph of the Recitals above.

   "Florida RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Fund" has the meaning set forth in the preface above.

   "Fund Articles of Merger" has the meaning set forth in Section 2.2 below.

   "Fund Fairness Opinion" has the meaning set forth in the fifth paragraph of the recitals above.

   "Fund Indemnity Claim" has the meaning set forth in Section 12.2 below.

   "Fund Interests" means the general and limited partnership interests in the Fund.

   "Fund SEC Documents" has the meaning set forth in Section 7.7 below.

   "GAAP" means United States generally accepted accounting principles as in effect from time to time.

   "General Partners" has the meaning set forth in the preface above.

   "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation but excluding commercially available shrink wrap software), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

   "IRS" means the Internal Revenue Service.

   "Knowledge" means in the case of the Fund, CNL Realty Corporation, Inc., APF and the OP General Partner, the actual knowledge of a director or an executive officer after reasonable investigation and, in the case of the individual General Partners, the collective actual Knowledge of all of the General Partners after reasonable investigation. For the purposes of this Agreement, the Knowledge of one General Partner shall be attributed to the other General Partners.

   "Known" and "Knowingly" mean that the Fund, any General Partner or APF, as applicable, had Knowledge of the particular matter or took the action described with prior Knowledge.

   "Liability" means any liability (whether Known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

   "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to an industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

   "Merger" has the meaning set forth in the first paragraph of the Recitals above.

   "Merger Proposal" has the meaning set forth in fourth paragraph of the Recitals above.

   "Most Recent 10-Q" has the meaning set forth in Section 7.5 below.

   "Most Recent Balance Sheet" means the most recent balance sheet filed in a Fund SEC Document.

   "Notes" has the meaning set forth in Section 4.4 below.

   "NYSE" means the New York Stock Exchange.

   "OP Certificate of Merger" has the meaning set forth in Section 2.2 below.

   "OP General Partner" has the meaning set forth in the Preface above.

   "OP Limited Partner" means CNL APF LP Corp., a Delaware corporation and wholly owned subsidiary of APF.

   "Operating Partnership" has the meaning set forth in the preface above.

   "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

   "Party" or "Parties" has the meaning set forth in the preface above.

   "Partner" means any holder of Fund Interests.

   "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

   "Proposed Acquisitions" has the meaning set forth in the second paragraph of the Recitals above.

   "Registration Statement" means the registration statement on Form S-4 to be filed by APF to register the APF Common Shares to be issued as Share Consideration in the Merger.

   "Representative" has the meaning set forth in Section 12.3 below.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (e) any minor imperfection of title or similar lien which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on such Party.

   "Share Consideration" has the meaning set forth in Section 4.1(a) below.

   "Special Committee" has the meaning set forth in the third paragraph to the Recitals above.

   "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or otherwise control the management.

   "Surviving Partnership" has the meaning set forth in Section 2.1 below.

   "Takeover Statute" has the meaning set forth in Section 8.9 below.

   "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code

(S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

   "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   "Third-Party Claim" has the meaning set forth in Section 12.4 below.

                                   ARTICLE II

                        Merger; Effective Time; Closing

   2.1 Merger. Subject to the terms and conditions of this Agreement, the Delaware RULPA and the Florida RULPA, at the Effective Time, the Operating Partnership and the Fund shall consummate the Merger in which (i) the Fund shall be merged with and into the Operating Partnership and the separate limited partnership existence of the Fund shall thereupon cease, (ii) the Operating Partnership shall be the successor or surviving limited partnership in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate limited partnership existence of the Operating Partnership with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The limited partnership surviving the Merger is sometimes hereinafter referred to as the "Surviving Partnership." The Merger shall have the effects set forth in the Delaware RULPA and the Florida RULPA. As a result of the Merger, the outstanding Fund Interests shall be converted or cancelled in the manner provided in Article IV.

   2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, the Operating Partnership and the Fund shall (i) execute or cause to be executed (A) a Certificate of Merger in the form required by the Delaware RULPA (the "OP Certificate of Merger") and (B) Articles of Merger in the form required by the Florida RULPA (the "Fund Articles of Merger"), and
(ii) cause the OP Certificate of Merger to be filed with the Delaware Secretary of State as provided in the Delaware RULPA and the Fund Articles of Merger to be filed with the Florida Department of State as provided in the Florida RULPA, in each case, on the Closing Date or as soon as practicable thereafter. The Merger shall become effective at (i) such time as the OP Certificate of Merger has been duly filed with the Delaware of Secretary of State and the Fund Articles of Merger has been duly filed with the Florida Department of State or
(ii) such other time as is agreed upon by APF, the OP General Partner and the General Partners and specified in the OP Certificate of Merger and the Fund Articles of Merger. Such time is hereinafter referred to as the "Effective Time."

   2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw Pittman Potts & Trowbridge, 2300 N Street, N.W., Washington, D.C. 20037, commencing at 9:00 a.m. local time on such date as within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date as APF, the OP General Partner and the General Partners may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article X (the "Closing Date"). In no event shall the Closing Date be a date subsequent to December 31, 1999. At the Closing, there shall be delivered to APF, the Operating Partnership, the OP General Partner, the General Partners and the Fund the certificates and other documents and instruments required to be delivered under
Article X.

   2.4 Further Assurances. Each Party hereto will execute such further documents and instruments and take such further actions as may be reasonably requested by one or more of the other Parties to consummate the Merger, to vest the Surviving Partnership with full title to all assets, properties, rights, approvals, immunities and franchises of either the Fund or the Operating Partnership or to effect the other purposes of this Agreement.

                                  ARTICLE III

 Certificate of Limited Partnership; Limited Partnership Agreement;and General
                        Partner of Surviving Partnership

   3.1 Certificate of Limited Partnership. At the Effective Time, the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein.

   3.2 Limited Partnership Agreement. At the Effective Time, the limited partnership agreement of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the limited partnership agreement of the Surviving Partnership.

   3.3 General Partner. The general partner of the Operating Partnership immediately prior to the Effective Time shall be the general partner of the Surviving Partnership from and after the Effective Time until it is replaced or it resigns in accordance with the limited partnership agreement of the Surviving Partnership.

                                   ARTICLE IV

              Share Consideration; Payment of Share Consideration

   4.1 Share Consideration; Conversion or Cancellation of Fund Interests in Merger.

   (a) At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Fund Interests (i) shall be converted into the right to receive up to 4,394,196 fully paid and nonassessable APF Common Shares (2,197,098 APF Common Shares if the Reverse Split [defined below] occurs before the Closing) (the "Share Consideration") pursuant to the terms of
Section 4.2 below, (ii) shall cease to be outstanding, and (iii) shall be canceled and retired and shall cease to exist, and each Partner, as the holder of such Fund Interests shall cease to have any rights with respect thereto, except the right to receive either (A) APF Common Shares therefor in accordance with this Section 4.1 and Section 4.3 or (B) the cash and Notes in accordance with Section 4.4 below. Subject to the approval of the APF's shareholders of an amendment to its article of incorporation, APF anticipates that prior to the Closing it will effect a one for two reverse stock split (the "Reverse Split") pursuant to which each two shares of APF Common Shares outstanding will be exchanged for one share of APF Common Shares.

   (b) Except for the Reverse Stock Split described in Section 4.1(a), prior to the Effective Time, APF shall not split or combine the APF Common Shares, or pay a stock dividend or other stock distribution in APF Common Shares, or in rights or securities exchangeable for, convertible into or exercisable for APF Common Shares, or otherwise change APF Common Shares into, or exchange APF Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of APF as a result of which APF stockholders receive cash, stock, or other property in exchange for, or in connection with, their APF Common Shares (a "Business Combination") or otherwise), or make any other dividend or distribution on or of APF Common Shares (other than regular quarterly cash dividends paid on APF Common Shares or any distribution pursuant to APF's dividend reinvestment plan), without the parties hereto having first entered into an amendment to this Agreement pursuant to which the Share Consideration will be adjusted to reflect such split, combination, dividend, distribution, Business Combination, or change.

   (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the APF Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

   4.2 Payment of Share Consideration. At the Closing, subject to Section 4.4 below, the Partners shall receive the Share Consideration (less expenses paid by APF on behalf of the Fund), distributed in accordance with the provisions of the Fund's limited partnership agreement as of the Closing Date. For the purposes of this Agreement, the Share Consideration will be reduced (i) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund and (ii) as provided in Section 4.4 below.

   4.3 Fractional APF Common Shares. No certificates representing fractional APF Common Shares shall be issued upon conversion of any Fund Interests. Each Partner of the Fund who would otherwise be entitled to fractional APF Common Shares will receive one APF Common Share for a fractional interest representing 50% or more of one APF Common Share. No APF Common Shares will be issued for a fractional interest representing less than 50% of one APF Common Share.

   4.4 Cash/Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the cash/note option (the "Cash/Note Option"), such Dissenting Partners shall be entitled to receive, in lieu of the Share Consideration, consideration based on such Dissenting Partners' percentage interest (as determined by the Fund's partnership agreement) in the Fund's asset liquidation value of $40,255,527, based on Valuation Associates' appraisal. Such consideration shall be payable 10% in cash and 90% in Callable Notes due in 2006 (the "Notes"). The Notes will bear interest at a fixed rate equal to 120% of the applicable federal rate as of the date the consent solicitation on Form S-4 is mailed to the limited partners. The Share Consideration shall be reduced on a one-for-one basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Cash/Note Option.

                                   ARTICLE V

             Representations and Warranties of The General Partners

   Each General Partner severally represents and warrants to APF and the Operating Partnership that the statements contained in this Article V are correct and complete as of the date hereof and on the Closing Date:

   5.1 Authorization of Transaction. The General Partner has full power and authority (including, as applicable, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the General Partner, enforceable in accordance with its terms and conditions. The General Partner does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   5.2 Noncontravention. Except as set forth in Section 5.2 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the General Partner is subject or, as applicable, any provision of the General Partner's articles of incorporation, bylaws or other organizational documents.

                                   ARTICLE VI

 Representations and Warranties of APF, The OPGeneral Partner and The Operating
                                  Partnership

   APF, the OP General Partner and the Operating Partnership jointly and severally represent and warrant to the General Partners and the Fund that the statements contained in this Article VI are correct and complete as of the date hereof and the Closing Date:

   6.1 Organization. APF is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. APF is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on APF. APF has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The OP General Partner is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. The Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Operating Partnership is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Operating Partnership. The Operating Partnership has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. APF and the OP General Partner have delivered to the General Partners and the Fund correct and complete copies of the certificate of incorporation of APF and the OP General Partner and the certificate of limited partnership and the limited partnership agreement of the Operating Partnership (each as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of APF and the OP General Partner and any organizational records of the Operating Partnership have been made available to the General Partners and the Fund and are correct and complete. APF is not in default under or in violation of any provision of its certificate of incorporation, and the Operating Partnership is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   6.2 Capital Stock. The authorized capital stock of APF consists of 125,000,000 shares of common stock, $.01 par value (the "APF Common Shares"), of which 74,696,927 shares are outstanding as of January 31, 1999. Since January 31, 1999, APF has not issued any shares of capital stock. All outstanding APF Common Shares are, and all APF Common Shares issuable under any stock option plans of APF, will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the 56,605,804 APF Common Shares which may be issued in connection with APF's acquisition of the other 17 CNL Income Funds in the Proposed Acquisitions and the 12,300,000 APF Shares which may be issued in connection with APF's acquisition of CNL Fund Advisors, Inc., CNL Financial Services, Inc. and CNL Financial Corp., there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which APF is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem, or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock. All of the outstanding general partner interests of the Operating Partnership are owned by the OP General Partner, and all of the outstanding limited partner interests of the Operating Partnership are owned by the OP Limited Partnership, and there are outstanding on the date hereof no options, warrants, rights, commitments or any other agreements of any character to which the Operating Partnership or any partner thereof is a party or which it may be bound requiring it to issue, transfer, sell, purchase, register, redeem or acquire any interest in the Operating Partnership.

   6.3 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of APF will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Share Consideration will be registered under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. The Share Consideration will, when issued, be approved for listing on the NYSE, subject to official notice of issuance.

   6.4 Authorization of Transaction. APF, the OP General Partner and the Operating Partnership have full power and authority (including full corporate and limited partnership, as applicable, power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance by APF, the OP General Partner and the Operating Partnership of this Agreement have been duly and validly authorized by the boards of directors of APF and the OP General Partner. This Agreement constitutes the valid and legally binding obligation of APF, the OP General Partner and the Operating Partnership, enforceable in accordance with its terms and conditions. None of APF, the OP General Partner or the Operating Partnership needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which, APF, the OP General Partner or the Operating Partnership is subject or any provision of APF's or the OP General Partner's articles of incorporation or by-laws or the Operating Partnership's certificate of limited partnership or limited partnership agreement or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which APF, the OP General Partner or the Operating Partnership is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of a Security Interest upon any of its assets.

   6.6 Title to Assets. APF has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of its most recent quarterly report on Form 10-Q.

   6.7 Reports and Financial Statements. APF has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "APF SEC Documents"). All of the APF SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such APF SEC Documents. None of the APF SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed APF SEC Documents. There is no unresolved violation, criticism or exception by any governmental entity of which APF has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to APF could have a Material Adverse Effect on APF. The financial statements of APF included in the APF SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of APF as of the dates thereof and the results of operations and cash flows of APF for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   6.8 Events Subsequent to September 30, 1998. Since September 30, 1998, nothing has occurred which has had or would reasonably be expected to have a Material Adverse Effect on APF.

   6.9 Litigation. Except as publicly disclosed by APF in its APF SEC Documents or on Schedule 1, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of APF, threatened against APF or any of its Subsidiaries or any of their respective properties or assets which (a) if adversely determined, could reasonably be expected to have a Material Adverse Effect on APF or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by APF in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by APF in any APF SEC Document, none of APF or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on APF or would prevent or delay the consummation of the transactions contemplated hereby.

   6.10 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by APF for inclusion or incorporation by reference in (i) the Registration Statement to be filed by APF with the SEC in connection with the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the proxy statement sent by APF to its shareholders pertaining to the Merger will, at the date mailed to shareholders and at the times of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to APF, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the proxy statement, APF shall promptly so advise the General Partners and such event shall be so described, and such amendment or supplement (which the General Partners shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

   6.11 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by APF in its APF SEC Documents or disclosed in
Schedule 1, as of December 31, 1998, to APF's Knowledge, none of APF or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which are not fully reflected in, reserved against or otherwise described in the consolidated balance sheet of APF and its consolidated Subsidiaries (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in any reports filed by it with the APF SEC Documents, since December 31, 1998, the business of APF and its Subsidiaries has been carried on only in the ordinary and usual course, to APF's Knowledge, none of APF or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which could reasonably be expected to have, and there have been no events, changes or effects with respect to APF or its Subsidiaries Known to APF having or which could reasonably be expected to have, a Material Adverse Effect on APF.

   6.12 Brokers' Fees. Except for the fees and expenses paid to Merrill Lynch & Co. with respect to the delivery of the Fairness Opinion to the Special Committee and in connection with the financial services provided by Salomon Smith Barney, none of APF, the OP General Partner or the Operating Partnership has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

   6.13 Qualification as a REIT. APF is a "real estate investment trust" for federal income tax purposes. The consummation of the transactions contemplated by this Agreement will not cause APF to cease to qualify as a "real estate investment trust" for federal income tax purposes.

   6.14 Compliance with Applicable Law. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, it and its Subsidiaries hold all permits, licenses, variances, exemptions, order and approvals of all governmental entities necessary for the lawful conduct of their respective businesses, except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, APF and its Subsidiaries are in compliance with the material terms of its permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF, the businesses of APF and its Subsidiaries are not, to APF's Knowledge, being conducted in violation of any law, ordinance or regulation of any governmental entity except that no representation or warranty is made in this Section 6.14 with respect to environmental laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, no investigation or review by any governmental entity with respect to APF or its Subsidiaries is pending or, to the Knowledge of APF, threatened, nor, to the Knowledge of APF, has any government entity indicated an intention to conduct the same, other than, in each case, those which APF reasonably believes will not have a Material Adverse Effect on APF.

   6.15 Intellectual Property.

   (a) APF owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of APF as presently conducted. Each item of Intellectual Property owned or used by APF immediately prior to the Closing hereunder will be owned or available for use by APF on identical terms and conditions immediately subsequent to the Closing hereunder. APF has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) APF has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of APF's directors or officers (or employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that APF must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of APF which are material to the operation of APF's business.

   (c) APF has no patent or registration which has been issued to APF with respect to any of its Intellectual Property.

   (d) Nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of APF's business as presently conducted.

   6.16 Insurance. With respect to each current insurance policy to which APF is a party, a named insured or is otherwise the beneficiary of coverage, to the knowledge of APF: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither APF nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

   6.17 Tenants. To the Knowledge of APF and except as set forth on Schedule 1, no current tenant of a property owned by APF, which as of the date of APF's most recent quarterly report on Form 10-Q represented more than 5% of APF's total revenues, presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   6.18 Disclosure. APF is in compliance in all material respects with its obligation under the Securities Exchange Act to publicly disclose material information in a timely fashion.

                                  ARTICLE VII

               Representations and Warranties Concerning the Fund

   The General Partners and the Fund jointly and severally represent and warrant to APF and the Operating Partnership that the statements contained in this Article VII are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the General Partners and the Fund to APF and the Operating Partnership in accordance with the provisions of
Section 8.14 (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VII.

   7.1 Organization, Qualification, and Corporate Power. The Fund is a limited partnership duly organized, validly existing, and in good standing under the laws of Florida. The Fund is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Except as set forth in Section 7.1(a) of the Disclosure Schedule, the Fund has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Section 7.1(b) of the Disclosure Schedule lists the directors and officers of the corporate General Partner. The General Partners have been made available to APF and the Operating Partnership correct and complete copies of the certificate of limited partnership and the limited partnership agreement of the Fund (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the corporate General Partner and any organizational records of the Fund have been made available to APF and the Operating Partnership and are correct and complete in all material respects. The Fund is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   7.2 Capitalization. All of the outstanding ownership interests in the Fund (the "Fund Interests") consist of (i) one percent in general partnership interests and (ii) 4,000,000 units of limited partnership interests. All of the outstanding Fund Interests have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Fund to issue, sell, or otherwise cause to become outstanding any additional ownership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Fund.

   7.3 Authorization of Transaction. The Fund has full power and authority (including full limited partnership power and authority) to execute and deliver this Agreement and, upon the affirmative vote of a majority of the outstanding limited partnership Fund Interests, will have full power and authority (including limited partnership power and authority) to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Fund, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, moratorium and rights of creditors generally. The Fund is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   7.4 Noncontravention. Except as set forth in Section 7.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Fund is subject or any provision of the certificate of limited partnership or limited partnership agreement of the Fund or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Fund is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

   7.5 Title to Assets. The Fund has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC (the "Most Recent 10-Q") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent 10-Q.

   7.6 Subsidiaries. The Fund does not have any Subsidiaries, operating or otherwise.

   7.7 Reports and Financial Statements. The Fund has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "Fund SEC Documents"). All of the Fund SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Fund SEC Documents. None of the Fund SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Fund SEC Documents. There is no unresolved violation by any governmental entity of which the Fund has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to the Fund could have a Material Adverse Effect on the Fund. The financial statements of the Fund included in the Fund SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of the Fund as of the dates thereof and the results of operations and cash flows of the Fund for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   7.8 Events Subsequent to the Most Recent 10-Q. Since the date of the Most Recent 10-Q nothing has had a Material Adverse Effect on the Fund. Without limiting the generality of the foregoing, since that date, except as set forth in the appropriately lettered paragraph of Section 7.8 of the Disclosure
Schedule:

   (a) the Fund has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration (as reasonably determined by the General Partners) in the Ordinary Course of Business;

   (b) the Fund has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 except in the Ordinary Course of Business;

   (c) no party (including the Fund) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Fund is a party or by which it is bound except in the Ordinary Course of Business;

   (d) the Fund has not imposed any Security Interest upon any of its assets, tangible or intangible except in the Ordinary Course of Business;

   (e) the Fund has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 except in the Ordinary Course of Business;

   (f) the Fund has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

   (g) the Fund has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

   (h) the Fund has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

   (i) the Fund has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

   (j) the Fund has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

   (k) there has been no change made or authorized in the certificate of limited partnership or limited partnership agreement of the Fund;

   (l) the Fund has not issued, sold, or otherwise disposed of any ownership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any ownership interests in the Fund;

   (m) the Fund has not declared, set aside, or paid any dividend or made any distribution with respect to its ownership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its ownership interests other than distributions consistent with past practices;

   (n) the Fund has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

   (o) the Fund has not made any loan to, or entered into any other transaction with, any of the General Partners or the directors, officers, or employees of the corporate General Partner outside the Ordinary Course of Business;

   (p) the Fund has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

   (q) the Fund has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

   (r) to the Knowledge of the General Partners, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Fund; and

   (s) the Fund is not under any legal obligation, whether written or oral, to do any of the foregoing.

   7.9 Undisclosed Liabilities. The Fund does not have any Liability (and, to the Knowledge of the General Partners, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) or which are not in the aggregate material.

   7.10 Legal Compliance. Except as disclosed in the Fund SEC Documents, the Fund has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), the violation of which could cause a Material Adverse Effect to the Fund, of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

   7.11 Tax Matters.

   (a) The Fund has filed all material Tax Returns that it was required to file, including, without limitation, any material Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Fund (as shown on any filed Tax Return) have been paid. The Fund currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Fund does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Fund that arose in connection with any failure (or alleged failure) to pay any Tax.

   (b) The Fund has withheld and, if due, paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, Partner, or other third party.

   (c) The General Partners do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Fund either (A) claimed or raised by any authority in writing or (B) as to which any of the General Partners has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Fund for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Fund since December 31, 1996.

   (d) The Fund has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

   (e) The Fund has not filed a consent under Code (S)341(f) concerning collapsible corporations. The Fund has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G. The Fund has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S)6662. The Fund is not a party to any Tax allocation or sharing agreement. The Fund (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Fund) or (B) has any Liability for the Taxes of any Person (other than the Fund) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   7.12 Real Property.

   Section 7.12(a) of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased by the Fund. Section 7.12(b) of the Disclosure Schedule lists all leases and subleases to which the Fund is a party, and the General Partners have made available to APF correct and complete copies of all such leases and subleases (as amended to date). With respect to each lease and sublease listed in Section 7.12(b) of the Disclosure Schedule:

   (a) the lease or, to the Knowledge of the General Partners, the sublease is legal, valid, binding, enforceable, and in full force and effect, except as may be affected by bankruptcy, insolvency, moratorium and the rights of creditors generally;

   (b) no consent is required with respect to the lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of the lease or sublease or otherwise affect the ongoing validity of the lease or sublease;

   (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

   (d) no party to the lease or, to knowledge of the General Partners, sublease has repudiated any provision thereof;

   (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or, to the Knowledge of the General Partners, sublease;

   (f) the Fund has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

   (g) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required by the Fund in connection with the operation thereof and, to the Knowledge of the General Partners, have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

   (h) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

   7.13 Intellectual Property.

   (a) The Fund owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Fund as presently conducted. Each item of Intellectual Property owned or used by the Fund immediately prior to the Closing hereunder will be owned or available for use by the Fund on identical terms and conditions immediately subsequent to the Closing hereunder. The Fund has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) The Fund has not Knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the General Partners nor any of the corporate General Partner's directors and officers (and employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Fund must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the General Partners, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Fund which are material to the operation of the Fund's business.

   (c) The Fund has no patent or registration which has been issued to the Fund with respect to any of its Intellectual Property.

   (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Fund uses pursuant to license, sublicense, agreement, or permission. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

   (e) To the Knowledge of the General Partners, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Fund's business as presently conducted.

   7.14 Tangible Assets. The Fund owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted. Each such tangible asset is free from all material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the assets, in the opinion of the General Partners, necessary to conduct the Fund's business as it is currently being conducted.

   7.15 Contracts. Section 7.15 of the Disclosure Schedule lists all of the following types of contracts and other agreements to which the Fund is a party:

   (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

   (b) any agreement concerning a partnership or joint venture;

   (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

   (d) any agreement concerning confidentiality or noncompetition;

   (e) any agreement with any General Partner or any of their Affiliates (other than the Fund);

   (f) any agreement under which it has advanced or loaned any amount to any of the General Partners or the corporate General Partner's directors, officers, and employees outside the Ordinary Course of Business; or

   (g) any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

   The General Partners have made available to APF and the Operating Partnership a correct and complete copy of each written agreement listed in
Section 7.15 of the Disclosure Schedule (as amended to date) which is not included as an exhibit to a Fund SEC Document and a written summary setting forth the terms and conditions of each oral agreement referred to in Section
7.15 of the Disclosure Schedule. With respect to each agreement set forth in
Section 7.15 of the Disclosure Schedule or filed as an exhibit to a Fund SEC
Document: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

   7.16 Notes and Accounts Receivable. All notes and accounts receivable of the Fund are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Fund.

   7.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Fund.

   7.18 Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Fund has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets): (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (iii) the policy number and the period of coverage. With respect to each current insurance policy, to the Knowledge of the General Partners and the Fund: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Fund nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Fund has been covered during the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets) by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Fund.

   7.19 Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance, not already disclosed in the Fund SEC Documents, in which the Fund
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or, to its Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section
7.19 of the Disclosure Schedule or the Fund SEC Documents could result in any Material Adverse Effect on the Fund. None of the General Partners has any reason to believe that any additional such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Fund.

   7.20 Tenants. To the Knowledge of any of the General Partners, no current tenant of a property owned by the Fund presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   7.21 Employees. The Fund does not have and has never had any employees, officers or directors. The Fund is not and has never been a party to or had any liability with respect to any Employee Benefit Plan.

   7.22 Guaranties. The Fund is not a guarantor of and is not otherwise liable for any liability or obligation (including indebtedness) of any other Person.

   7.23 Registration Statement. The information furnished by the Fund for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

   7.24 Environmental Matters. The Fund is currently in compliance with all material environmental laws, ordinances, regulations and orders applicable to its business or properties, and, to the Knowledge of the General Partners, the tenants' present uses of the Fund's properties, whether leased or owned, do not materially violate any such laws, ordinances, regulations or orders. The Fund is not subject to any Liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or material or pollutant or any spill, leakage, discharge or release of any hazardous substance or material or pollutant as a result of having owned or operated any business prior to the Effective Time, which if a violation existed would have a Material Adverse Effect on the Fund.

   7.25 Vote Required. The affirmative vote of at least a majority of the outstanding Fund Interests is the only vote of any security holder in the Fund (under applicable law or otherwise) required to approve the Merger, this Agreement and the other transactions contemplated hereby.

   7.26 Disclosure. The representations and warranties contained in this
Article VII do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VII not misleading.

                                  ARTICLE VIII
                             Pre-Closing Covenants

   The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

   8.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article X below).

   8.2 Notices and Consents. The General Partners shall give any notices to third parties and obtain any third party consents referred to in Sections 5.1, 5.2, 7.3 and 7.4 above and the related sections of the Disclosure Schedule. APF, the OP General Partner and the Operating Partnership shall give any notices to third parties and obtain any third party consents referred to in Sections 6.4 and 6.5 above. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 5.1, 6.4 and
7.3 above.

   8.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement to the Effective Time, the General Partners will not, and will not cause the Fund to, take any action that adversely affects the ability of the Fund (i) to pursue its business in the ordinary course, (ii) to seek to preserve intact its current business organizations, and (iii) to preserve its relationships with its tenants; and the General Partners will not allow the Fund to, without the OP General Partner's prior written consent, which consent shall not be unreasonably withheld:

   (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any additional ownership interests (including the Fund Interests), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its ownership interests or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or (ii) any other securities in respect of, in lieu of or in substitution for the Fund Interests outstanding on the date hereof;

   (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Fund Interests);

   (c) split, combine, subdivide or reclassify any of its ownership interests or otherwise make any payments to the Partners; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution in respect of its ownership interests at such times and in such manner and amount as may be consistent with the Fund's past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from December 31, 1998 through the Effective Time, to the extent not otherwise paid or distributed to the Partners), or (ii) any distribution of property necessary for the representation and warranty set forth in Section
7.11 to be true and correct;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

   (e) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation outside the Ordinary Course of Business;

   (f) other than as may be necessary to consummate the Merger, adopt any amendments to its certificate of limited partnership or limited partnership agreement;

   (g) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, outside the Ordinary Course of Business;

   (h) engage in the conduct of any business the nature of which is materially different from the business in which the Fund is currently engaged;

   (i) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Fund;

   (j) forgive any indebtedness owed to the Fund or convert or contribute by way of capital contribution any such indebtedness owed;

   (k) authorize or enter into any agreement providing for management services to be provided by the Fund to any third party or an increase in management fees paid by any third party under existing management agreements;

   (l) mortgage, pledge, encumber, sell, lease or transfer any material assets of the Fund except as contemplated by this Agreement;

   (m) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

   (n) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

   8.4 Full Access. The General Partners shall permit representatives of APF and the OP General Partner to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Fund to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Fund. APF, the OP General Partner and the Operating Partnership shall permit representatives of the General Partners and the Fund to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of APF and the Operating Partnership to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to APF, the OP General Partner and the Operating Partnership. The Parties agree that any information obtained in connection with the exercise of their rights pursuant to this Section 8.4 shall be Confidential Information for purposes of this Agreement.

   8.5 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Articles V, VI or VII above, as applicable. No disclosure by any Party pursuant to this Section 8.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

   8.6 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each of APF, the Operating Partnership, the General Partners and the Fund shall use reasonable efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of APF after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

   8.7 Fund Partner Approval. The General Partners hereby agree to vote the Fund Interests owned by them in favor of this Agreement and the transactions contemplated hereby and agree, subject to the satisfaction of their fiduciary duties as general partners under Florida law, as reasonably determined by the General Partners, to recommend that the limited Partners of the Fund vote their Fund Interests in favor of this Agreement and the transactions contemplated hereby.

   8.8 Delivery of Certain Financial Statements.

   (a) In addition to disclosure in Fund SEC Documents required to be filed by the Fund, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, the Fund shall provide to APF and the OP General Partner with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by the Fund and each of the General Partners that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of the Fund as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   (b) In addition to disclosure in APF SEC Documents required to be filed by APF, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, APF shall provide to the Fund and the General Partners with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by APF that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of APF as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   8.9 State Takeover Statutes. APF, the APF Board of Directors, the Operating Partnership, the Fund and the General Partners shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation, including without limitation, the control share acquisition provisions of Section 3-701 et seq. of the Maryland GCL and the business combination provisions of Section 3-601 et seq of the Maryland GCL (each, a "Takeover Statute"), is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and
(ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

   8.10 Exclusivity. None of the General Partners shall solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of the Fund (including any acquisition structured as a merger, consolidation, or share exchange). The General Partners shall notify APF and the Operating Partnership immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

   8.11 Listing. APF shall effect, at or before the issuance of any APF Common Shares issued as Share Consideration pursuant to Article IV, authorization for listing or quotation of such APF Common Shares on the NYSE, subject to official notice of issuance.

   8.12 Maintenance of APF's Business. During the period from the date of this Agreement to the Effective Time, APF will not take any action that adversely affects the ability of APF (i) to pursue its business in the ordinary course,
(ii) to seek to preserve intact its current business organizations (iii) to preserve its relationships with its tenants and (iv) will not take any action to affect it status as a REIT for federal income tax purposes.

   8.13 Registration of Share Consideration. APF shall cause the Registration Statement to become effective prior to the Closing Date.

   8.14 Delivery and Approval of Disclosure Schedule and Schedule 1. Within fifteen (15) business days after the date of this Agreement the General Partners shall deliver to APF the Disclosure Schedule and APF shall deliver to the General Partners Schedule 1. Within fifteen (15) business days after APF receives the Disclosure Schedule it shall give the General Partners notice either that the disclosures in the Disclosure Schedule are, as to substance, satisfactory to APF, in its sole and absolute discretion, or that they are not satisfactory and that APF terminate this Merger Agreement pursuant to Section
11.2. Likewise, within fifteen (15) business days after the General Partners receive Schedule 1, the General Partners shall give APF notice either that the disclosures in Schedule 1 are, as to substance, satisfactory to them, in their sole and absolute discretion, or that they are not satisfactory and that such General Partners terminate the Agreement pursuant to Section 11.2. In the case of both APF and the General Partners, the failure of either to give the notice specified above within the applicable fifteen (15) business day period shall constitute approval of the Disclosure Schedule or Schedule 1, as applicable.

   8.15 Certain Acquisitions. APF or its Subsidiaries shall acquire CNL Fund Advisors, Inc., CNL Financial Corp. and CNL Financial Services, Inc. (collective, the "CNL Restaurant Services Group") substantially in accordance with the terms and conditions set forth in their respective merger agreements dated on or about the date hereof or such other terms that are mutually agreed to by the parties.

                                   ARTICLE IX

                             Post-Closing Covenants

   The Parties agree as follows with respect to the period following the
Closing:

   9.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XII below). The General Partners acknowledge and agree that from and after the Closing, the Surviving Partnership will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Fund.

   9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Fund, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article XII below).

   9.3 Transition. The General Partners will not take any action that is designed or intended to have the effect of discouraging any tenant, lessor, licensor, customer, supplier, or other business associate of the Fund from maintaining the same business relationships with the Surviving Partnership after the Closing as it maintained with the Fund prior to the Closing.

   9.4 Confidentiality.

   (a) The General Partners and the Fund will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to APF or the OP General Partner, as applicable, or destroy, at the request and option of APF or the OP General Partner, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the General Partners or the Fund is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such General Partner or the Fund, as applicable, will notify APF or the OP General Partner, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such General Partner or the Fund is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such General Partner or the Fund, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that such General Partner or the Fund, as applicable, shall use its best efforts to obtain, at the request of APF or the OP General Partner, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as APF or the OP General Partner, as applicable, shall designate.

   (b) APF, the OP General Partner and the Operating Partnership will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, if the Closing does not occur, deliver promptly to the Fund General Partners, as applicable, or destroy, at the request and option of the Fund or the General Partners, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Prior to the Closing and if the Closing does not occur, in the event that any of APF, the OP General Partner or the Operating Partnership is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, APF, the OP General Partner or the Operating Partnership, as applicable, will notify the Fund or the General Partners, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, APF, the OP General Partner or the Operating Partnership is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then APF, the OP General Partner or the Operating Partnership, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that APF, the OP General Partner or the Operating Partnership, as applicable, shall use its best efforts to obtain, at the request of the Fund or the General Partners, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Fund or the General Partners, as applicable, shall designate.

   9.5 Covenant Not to Compete. Unless employed by the Surviving Partnership or APF after the Closing, for a period of three years from and after the Closing Date, none of the General Partners will engage directly or indirectly in any business serving the restaurant industry that the Surviving Partnership or APF conducts as of the Closing Date, except existing restaurant businesses and properties currently owned or advised by affiliates of CNL Group, Inc., including CNL Advisory Services, Inc. In addition, and not in lieu of the foregoing, for a period of three years from and after the Closing Date, James
M. Seneff, Jr. hereby covenants and agrees not to engage or participate, directly or indirectly, as principal, agent, executive, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business that relates to the ownership, acquisition or development of "restaurant operations"; provided, however, for the purposes of this Agreement, "restaurant operations" shall not include the ownership, acquisition or development of hotel and health care properties that contain restaurant operations and those entities set forth on Schedule 9.5, and provided further, the noncompetition covenant shall not operate to preclude Mr. Seneff's ownership of APF Common Shares and of up to 5% of the equity securities of companies whose common stock is publicly traded that are engaged in owning, operating, franchising or making are engaged in owning, operating, franchising or making loans to restaurants and restaurant companies. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

   9.6 Tax Matters.

   (a) If there is an adjustment to any item reported on a pre-closing Tax Return that results in an increase in the Taxes payable by the Fund or any of the General Partners, and such adjustment results in a corresponding adjustment to items reported on a post-closing Tax Return with the result that the Taxes payable either by APF, any of its Subsidiaries, or by any consolidated group of companies of which APF or any Subsidiary are then members are reduced, or a refund of Taxes is increased, then any APF Indemnity Claim that the General Partners or Fund owes APF or the Operating Partnership pursuant to Article XII below shall be reduced by the amount by which such Taxes are reduced or such refunds are increased.

   (b) Any refund or credit of Taxes (including any statutory interest thereon) received by APF or any of its Subsidiaries attributable to periods ending on or prior to or including the Closing Date that were paid by the Fund pursuant to this Agreement shall reduce any APF Indemnity Claim that the General Partners or the Fund owes APF pursuant to Article XII below by an amount equal to the amount of such refund or credit.

   (c) In the event that APF or any of its Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that could affect the Fund or the General Partners, or if the Fund or any of the General Partners receives notice of such matters that could affect APF or any of its Subsidiaries, the party receiving such notice shall notify in writing the potentially affected party within ten
(10) days thereof. The failure of either party to give the notice required by this Section shall not impair such party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

   (d) The General Partners shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, reasonably settle or appeal all proceedings with respect to pre-closing Taxes.

                                   ARTICLE X

                       Conditions to Obligation to Close

   10.1 Conditions to Each Party's Obligation. The respective obligations of APF, the OP General Partner, the Operating Partnership, the Fund and the General Partners to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of APF and the General Partners:

   (a) Governmental Approvals and Consents. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 5.1, 6.4, and 7.3 above.

   (b) No Injunction or Proceedings. There shall not be any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of APF or the General Partners, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially adversely affect the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

   (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of APF, would have a Material Adverse Effect on the Fund or, in the sole judgment of any of the General Partners, would have a Material Adverse Effect on APF.

   (d) Shareholder/Partner Approvals. The stockholders of APF shall have approved APF's Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit A, and the Partners of the Fund shall have approved the Merger Proposal, amendments to the partnership agreement, if any.

   (e) Registration of Share Consideration. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

   10.2 Conditions to Obligation of APF, the OP General Partner and the Operating Partnership. The obligations of APF, the OP General Partner and the Operating Partnership to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) the General Partners and the Fund shall have delivered to APF and the OP General Partner a certificate to the effect that:

     (i) the representations and warranties set forth in Article V and
  Article VII above are true and correct in all material respects at and as of the Closing Date;

     (ii) the General Partners and the Fund have performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date;

     (iii) the General Partners and the Fund have procured all of the material third-party consents specified in, respectively, Section 5.2 and
  Section 7.4 above and the related sections of the Disclosure Schedule; and

     (iv) no action, suit, or proceeding is pending or, to their Knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
  (C) affect adversely the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

Notwithstanding the foregoing, APF's obligation to close as a result of a breach of the representations and warranties contained in Section 7.24 shall be governed solely by Section 10.2(e) below.

   (b) since December 31, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of the Fund, such determination to be made in the reasonable discretion of APF;

   (c) APF and the Operating Partnership shall have received an opinion dated as of the Closing Date from Baker and Hostetler LLP, counsel to the General Partners and the Fund, taken as a whole, in form and substance reasonably satisfactory to APF and the Operating Partnership;

   (d) APF shall have received the Disclosure Schedule and approved it in accordance with Section 8.14;

   (e) There shall not exist an unlawful environmental condition on one or more properties owned by the Fund, which in the opinion of a mutually acceptable environmental engineer or consultant, would require APF to expend in excess of $4,394,196 in order to remediate such unlawful environmental condition and cause the subject property or properties to comply with applicable environmental laws, ordinances, regulations or orders; and

   (f) If each of the CNL Income Funds approves its respective Proposed Acquisition, Merrill Lynch & Co. shall not have withdrawn its Fairness Opinion issued in connection with the Merger. If a Proposed Acquisition is not approved by the applicable CNL Income Fund, then the Special Committee of the Board of Directors of APF shall have received a fairness opinion addressed to APF and its stockholders from Merrill Lynch & Co. as to the fairness of the Proposed Acquisitions that were approved by the respective CNL Income Fund, including the consideration to be paid in connection therewith, to APF and its stockholders from a financial point of view.

   APF, the OP General Partner and the Operating Partnership may waive any condition specified in this Section 10.2 if they execute a writing so stating at or prior to the Closing.

   10.3 Conditions to Obligation of the General Partners and the Fund. The obligations of the General Partners and the Fund to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) APF, the OP General Partner and the Operating Partnership shall have delivered to the General Partners and the Fund a certificate to the effect that:

     (i) the representations and warranties set forth in Article VI above are true and correct in all material respects at and as of the Closing Date;

     (ii) APF, the OP General Partner and the Operating Partnership have performed and complied with all of their covenants hereunder in all material respects through the Closing; and

     (iii) no action, suit, or proceeding is pending or, to their knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

   (b) APF shall have delivered to the Fund for distribution to the Partners the Share Consideration pursuant to Section 4.2 and, as applicable, the cash and Notes pursuant to Section 4.4;

   (c) since September 30, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of APF;

   (d) APF shall have acquired the CNL Restaurant Services Group;

   (e) the General Partners shall have received Schedule 1 and approved it in accordance with Section 8.14;

   (f) the APF Common Shares shall have been approved for listing on the NYSE subject to official notice of issuance;

   (g) the General Partners shall have received an opinion dated as of the Closing Date from Shaw Pittman Potts & Trowbridge, counsel to APF and the Operating Partnership, in form and substance reasonably satisfactory to the General Partners; and

   (h) Legg Mason Wood Walker Incorporated shall not have withdrawn the Fund Fairness Opinion.

   The General Partners and the Fund may waive any condition specified in this
Section 10.3 if they execute a writing so stating at or prior to the Closing.

                                  ARTICLE XI

                                  Termination

   11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the General Partners, the limited partners of the Fund, the OP General Partner or the stockholders of APF, respectively, either by the mutual written consent of APF, the OP General Partner and the General Partners or by mutual action of the General Partners and the Boards of Directors of each of the corporate General Partner and the OP General Partner and the Special Committee.

   11.2 Termination by Individual Parties. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee and the Board of Directors of the OP General Partner in the event of a failure of a condition to the obligations of APF and the Operating Partnership set forth in
Section 10.2 of this Agreement; (b) by the General Partners in the event of a failure of a condition to the obligations of General Partners or the Fund set forth in Section 10.3 of this Agreement; (c) any Party if the Merger shall not have occurred by December 31, 1999 or (d) if a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

   11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article XI, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement or the obligations set forth in Sections 9.4 and 13.11.

                                  ARTICLE XII

                                Indemnification

   12.1 Indemnity Obligations of the General Partners and the Fund. Subject to Sections 12.5 and 12.6 hereof, each of the General Partners severally, in accordance with its percentage interest in the Share Consideration and limited in amount to the value of the APF Common Shares received by it, based upon the average per share closing price of the APF Common Shares for the first twenty trading days after the APF Common Shares are listed on NYSE (the "20 Day Average Price"), agree to indemnify and hold APF, the OP General Partner and the Surviving Partnership harmless from, and to reimburse APF, the OP General Partner and the Surviving Partnership for, any APF Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "APF Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost, or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of any of the General Partners or the Fund which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements, or undertakings of any of the General Partners or the Fund which are contained in or made pursuant to this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.1.

   12.2 Indemnity Obligations of APF, the OP General Partner and the Operating Partnership. Subject to Sections 12.5 and 12.6 hereof, APF, the OP General Partner and the Operating Partnership (including in its capacity as the Surviving Partnership) hereby jointly and severally agree to indemnify and hold each of the General Partners and the Fund harmless from, and to reimburse each of the General Partners and the Fund for, any Fund Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Fund Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost, or expense of any nature whatsoever incurred by any of the General Partners or the Fund resulting from
(i) any breach of any representation and warranty of APF, the OP General Partner or the Operating Partnership which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements, or undertakings of APF, the OP General Partner and the Operating Partnership which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 12.2.

   12.3 Appointment of Representative. James M. Seneff, Jr. is hereby appointed as the exclusive agent of the General Partners and the Fund to act on their behalf with respect to any and all Fund Indemnity Claims and any and all APF Indemnity Claims arising under this Agreement or such other representative as may be hereafter appointed by the General Partners. Such agent is herein referred to as the "Representative." The Representative shall take, and the General Partners agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the General Partners and the Fund, as fully as if such parties were acting on their own behalf, including, without limitation, asserting Fund Indemnity Claims against APF, the OP General Partner and the Operating Partnership, defending all APF Indemnity Claims, consenting to, compromising, or settling all Fund Indemnity Claims and APF Indemnity Claims, conducting negotiations with APF, the OP General Partner and the Operating Partnership and their representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants, or other representatives in connection with the foregoing matters. APF, the OP General Partner and the Operating Partnership shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the General Partners and the Fund. The Representative, acting pursuant to this Section 12.3, shall not be liable to any of the General Partners or the Fund for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

   12.4 Notification of Claims. Subject to the provisions of Section 12.5, in the event of the occurrence of an event which any Party asserts constitutes an APF Indemnity Claim or a Fund Indemnity Claim, as applicable, such Party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment, or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment, or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. Any indemnifying party may elect, at such Party's sole expense, to assume control of the defense, settlement, adjustment, or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment, or compromise of such claims, or ceasing to defend against such claims, unless such settlement is a cash settlement and contains an unconditional release of the indemnified party from all existing and future claims with respect to the matter being contested. In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

   12.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive until eighteen months from the Closing Date; provided, however, the representations and warranties contained in Sections 6.2, 6.3 and 7.11 shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby. No claim shall be made after the applicable survival period.

   12.6 Limitations. Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall and the other claims described in Article XIII exceed in the aggregate the dollar amount specified in Article XIII. As to APF Indemnity Claims, the liability of each General Partner shall be limited as provided in Article XIII.

   12.7 Exclusive Provisions; No Rescission. Except as set forth in this Agreement, no Party hereto is making any representation, warranty, covenant, or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant, or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any Party hereto, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the Parties under the provisions of this Article XII shall be the sole and exclusive remedy available to the Parties with respect to claims, assertions, events, or proceedings arising out of or relating to the Merger.

                                  ARTICLE XIII

                            Limitation of Liability

   13.1 Threshold. Notwithstanding anything to the contrary stated in this Agreement, in no event (i) shall the General Partners or any of them have any liability to APF and/or the OP General Partner and the Surviving Partnership on account of any APF Indemnity Claim or for any claim for breach of warranty or for misrepresentation, or any other claim whatsoever arising under this Agreement or in connection with the transaction contemplated herein (individually a "Claim" and collectively, "Claims") or for any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever directly resulting from Claims (collectively, "Losses") unless, until and only to the extent that the accumulated amount of all Losses exceeds the amount of $439,420 in the aggregate (the "Threshold") nor (ii) shall the individual or aggregate liability of the General Partners on account of Claims and Losses exceed the value of APF Common Shares actually issued to the General Partners in the Merger valued at the 20 Day Average Price. To the extent that any Claim is asserted against more than one General Partner, each General Partner shall be liable only for such General Partner's proportionate share of the Claim based on the percentage that the APF Common Shares received by such General Partner in the Merger is of the total APF Commons Shares comprising the Share Consideration. Any Claim against a General Partner, including an APF Indemnity Claim, may be satisfied by such General Partner, in its sole discretion, by surrendering to the claimant(s) APF Common Shares at a value equal to the closing price per share of such shares on the NYSE on the last trading day preceding the date such APF Common Shares are surrendered.

   13.2 Special Indemnification. APF agrees to indemnify, defend and hold harmless the General Partners against any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever, including reasonable attorneys' fees, arising after the Effective Time that would have arisen in their capacity as General Partners of the Fund had the Merger not been consummated and that are the result of APF's alleged actions or inactions. The Threshold described in Section 13.1 above shall not apply to APF obligations to indemnify the General Partners pursuant to this
Section 13.2.

                                  ARTICLE XIV

                                 Miscellaneous

   14.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of APF and the General Partners; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

   14.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

   14.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

   14.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of APF and the General Partners.

   14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   14.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   14.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  If to the Fund or the General Partners:

     c/o James M. Seneff, Jr.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 423-2894

  With copy to:

     Baker & Hostetler LLP
     Sun Trust Center, Suite 2300
     200 South Orange Avenue
     Orlando, Florida 32801
     Attn: Kenneth C. Wright, Esq.
     Telecopy: (407) 841-0168

  If to APF or the Operating Partnership:

     Curtis B. McWilliams
     Executive Vice President
     CNL American Properties, Inc.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 650-1000

  With copy to:

     Shaw Pittman Potts & Trowbridge
     2300 N Street, N.W.
     Washington, D.C. 20037
     Attn: John M. McDonald, Esq.
     Telecopy: (202) 663-8007

   Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

   14.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   14.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by APF, the OP General Partner and the General Partners. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   14.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   14.11 Expenses. If the Closing occurs, APF will bear all costs and expenses of the Parties incurred in connection with this Agreement and the transactions contemplated hereby to the extent not already paid by the Fund or the General Partners. If the Closing does not occur, APF, the OP General Partner and the Operating Partnership will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and the General Partners and the Fund will divide their costs and expenses (including legal fees and expenses) as follows:
(i) the Fund shall bear that percentage of the costs and expenses equal to the percentage obtained by dividing the number of Fund votes in favor of the Merger by the sum of the total number of votes cast and the total number of abstentions and (ii) the General Partners shall bear the remainder of the costs and expenses.

   14.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

   14.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

   14.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

   14.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in and for Orange County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr.
                                          ----------------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                           Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne
                                          ----------------------------------
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne
                                          ----------------------------------
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND XI, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          ----------------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr.
                                          ----------------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          ----------------------------------
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          ----------------------------------
                                          James M. Seneff, Jr., as General
                                           Partner

                                                                      Appendix C

                            CERTIFICATE OF AMENDMENT
                                       TO
                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF

                            CNL INCOME FUND XI, LTD.
--------------------------------------------------------------------------------
          (Insert name currently on file with Florida Dept. of State)

Pursuant to the provisions of section 620.109, Florida Statutes, this Florida limited partnership, whose certificate was filed with the Florida Department of State on August 20, 1991, adopts the following certificate of amendment to its certificate of limited partnership:

FIRST: Amendment(s): (indicate article number(s) being amended, added, or deleted)

Article XX, Section 21.5 is deleted in its entirety, and all cross references to such section are deleted in their entirety.

SECOND: This certificate of amendment shall be effective at the time of its filing with the Florida Department of State.

THIRD: Signature(s)
Signature of current general partner(s):

                                          -------------------------------------
                                          James M. Seneff, Jr.

                                          -------------------------------------
                                          Robert A. Bourne

                                          CNL REALTY CORPORATION

                                          By: _________________________________
                                             Name:

Signature(s) of new general partner(s), if applicable: N/A

                                                                      Appendix D

                               [FORM OF OPINION]

                                       , 1999

   James M. Seneff, Jr.
   Robert A. Bourne
   400 East South Street
   Orlando, Florida 32801

Gentlemen:

   We have acted as counsel to CNL Income Fund XI, Ltd., a Florida limited partnership (the "Partnership") of which you are the general partners (the "General Partners"), in connection with the proposed amendment (the "Proposed Amendment") to the Amended and Restated Agreement of Limited Partnership of CNL Income Fund XI, Ltd. (the "Partnership Agreement"). The Partnership Agreement requires that in connection with any proposed amendment to the Partnership Agreement (other than ministerial amendments and those amendments dealing with the transfer of a limited partner's partnership interest or the admission of substituted or additional limited partners), the General Partners must obtain an opinion of counsel concerning whether such proposed amendment would result in changing the Partnership to a general partnership. The Proposed Amendment would delete the provision in the Partnership Agreement that prohibits the Partnership from participating in any transaction involving (i) the acquisition, merger, conversion, or consolidation, either directly or indirectly, of the Partnership, and (ii) the issuance of securities of any other partnership, real estate investment trust, corporation trust or other entity that would be created or would survive after the successful completion of such transaction.

   This opinion is furnished pursuant to the Partnership Agreement. In rendering our opinion, we have examined and relied on the Partnership Agreement, the Proposed Amendment, and the Certificate of Limited Partnership of the Partnership. We have, in addition, made such other inquiries of fact and examinations of law as we have deemed necessary for purposes of rendering this opinion.

   We are members of the Bar of the State of Florida and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the State of Florida and are expressing no opinion as to the laws of any jurisdiction other than those of the State of Florida and our opinion is so limited.

   In rendering the opinion set forth below, we have assumed: the genuineness of all signatures on records, certificates, instruments, agreements and other documents submitted to us for examination; the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, facsimile, reproduced, or conformed copies and the authenticity of the originals of such latter documents; the accuracy and completeness of all factual representations made in the above-referenced documents; and the legal capacity of all natural persons.

   Based upon the foregoing and subject to the limitations and qualifications hereinafter set forth, we are of the opinion that the Proposed Amendment to the Partnership Agreement would not result in changing the Partnership to a general partnership.

   This opinion letter is based upon and limited to laws of the State of Florida as in effect on the date of this letter and to our current knowledge of facts in existence as of the date of this letter and material to the opinions expressed in this letter. This opinion letter is rendered as of the date hereof, and does not purport to analyze, evaluate or consider the legal effect of any event, legal or factual, occurring after such date that may alter the validity, effect or contents of this opinion, and we assume no obligation to update the opinion set forth herein.

This opinion letter is limited to the matters expressly set forth in this letter, and no other statement or opinions should be inferred beyond the matters expressly stated.

   Except as agreed by us in writing, our opinion is solely for the benefit of the addressees shown on the first page hereof and the limited partners of the Partnership and may be relied upon by such parties solely for the purposes for which it is being furnished. Without our prior written consent, this opinion letter may not be used, circulated, quoted or otherwise referred to for any purpose except as stated herein.

                                          Very truly yours,

                                          Baker & Hostetler LLP

                       CNL AMERICAN PROPERTIES FUND, INC.
                          SUPPLEMENT DATED     , 1999
                                       TO
                   PROSPECTUS/CONSENT SOLICITATION STATEMENT
                             DATED           , 1999
                         FOR CNL INCOME FUND XII, LTD.

   This supplement is being furnished to you, as a Limited Partner of CNL Income Fund XII, Ltd., which we refer to as the Income Fund, for the purpose of enabling you to evaluate the proposed Acquisition of your Income Fund by CNL American Properties Fund, Inc., a Maryland corporation, which is a real estate investment trust. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed Acquisition that are unique to you and the other Limited Partners of your Income Fund. This supplement does not purport to provide an overall summary of the proposed Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding APF and the other Income Funds being acquired by APF. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the consent solicitation. Unless otherwise indicated, the terms "we," "us," "our," and "ourselves" when used herein refer to James M. Seneff, Jr., Robert A. Bourne and CNL Realty Corporation, the general partners of your Income Fund. When we refer to APF, we are referring to CNL American Properties Fund, Inc. and its subsidiaries, including CNL APF Partners, L.P., a wholly owned limited partnership through which APF conducts its business and which we call the Operating Partnership.

   APF Share numbers in this consent solicitation reflect a one-for-two reverse stock split approved by the APF stockholders on May 27, 1999 and effective on June 3, 1999.

   APF has set the exchange value at $20.00 for the purposes of allocating the APF Share consideration offered to the Income Funds. In considering what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade: Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

                                    OVERVIEW

   Pursuant to the consent solicitation and this supplement, you are being asked to approve the Acquisition of your Income Fund by APF. Your Income Fund is one of 16 limited partnerships, which we refer to collectively as the Income Funds that APF is seeking to acquire. Supplements have also been prepared for each of the other Income Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to D.F. King & Co., 77 Water Street, New York, New York 10005.

   There are material risks and potential disadvantages associated with the Acquisition that you should consider in determining whether to vote "For" or "Against" the Acquisition. These material risks include:

   . We are uncertain about the value at which APF Shares will trade following listing.

   . We have material conflicts in light of our being both general partners of the Income Funds and members of APF's Board of Directors.

   . As stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

   . We will receive 17,992 APF Shares as a result of APF's Acquisition of your Income Fund.

   . Because your Income Fund has six tenants under bankruptcy protection, if your Income Fund approves the Acquisition along with each of the other Income Funds, you would become subject to any adverse consequences associated with the 24 restaurant properties that APF would have under bankruptcy protection.

   . Unlike your Income Fund, APF will not be prohibited from incurring indebtedness.

   . The Acquisition is a taxable transaction.

   . The Acquisition involves a fundamental change in your investment.

What is APF?

   APF is a full-service real estate investment trust formed in 1994, which offers a complete range of restaurant property services to operators of national and regional restaurant chains, from triple-net leasing and mortgage financing to site selection, construction management and build-to-suit development. As of June 30, 1999, APF had total assets of approximately $822 million and 32,000 stockholders of record. If APF acquires all of the Income Funds in the Acquisition, APF expects to have total assets of approximately $1.5 billion at the time of the consummation of the Acquisition and will be one of the largest triple-net lease REITs in the United States.

What will I received if my Income Fund approves the Acquisitions?

   If your Income Fund approves the Acquisition, you will be entitled to receive shares of APF common stock in exchange for the units of limited partnership interest that you own in your Income Fund. The APF Shares will be listed for trading on the New York Stock Exchange, or NYSE, concurrently with the consummation of the Acquisition. If you vote "Against" the Acquisition, and your Income Fund is nevertheless acquired by APF, you may elect to receive
consideration in the form of 7%callable notes due    , 2005.

How many APF Shares will I receive if my Income Fund is acquired by APF?

   Your Income Fund will receive 2,384,248 APF Shares before payment of Acquisition expenses. You will receive your proportion of such shares in accordance with the terms of your Income Fund's partnership agreement.

What is the value of an APF Share?

   We do not know the fair value of an APF Share. APF has assigned a value, which we refer to as the exchange value, of $20.00 per share. After careful consideration, APF concluded that the exchange value should be set at $20.00 and that the exchange value would be used to allocate the APF Share consideration among the 16 Income Funds. In determining what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value f an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value of which and APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

What is the required vote necessary to approve the Acquisition?

   Pursuant to the terms of your Income Fund's partnership agreement, APF's Acquisition of your Income Fund may not be consummated without the approval of greater than 50% of the outstanding units. Such an approval by your Income Fund's Limited Partners will be binding on you even if you vote "Against" the Acquisition.


Do you, as the general partners of my Income Fund, recommend that I vote "For" the proposed Acquisition?

   Yes. We unanimously recommend that you vote "For" the proposed Acquisition. We believe that the Acquisition is the best means to maximize the value of your investment in your Income Fund, as opposed to liquidating your Income Fund's portfolio or continuing unchanged the investment in your Income Fund.

How do I vote?

   Just indicate on the enclosed consent form, which is printed on the blue paper, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of Limited Partners, your units may be voted "For" or "Against" APF's Acquisition of your Income Fund. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Acquisition. If you do not vote or you abstain from voting, it will count as a vote "Against" the Acquisition.



What are the tax consequences of the Acquisition to me?

   The Acquisition is a taxable transaction. The tax obligations of individuals and tax-paying entities will generally be based on the difference between the value of the APF Shares you receive and the tax basis of your units.

We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Acquisition.

   We have estimated, based on the exchange value, that the taxable gain per average original $10,000 investment in your Income Fund will be $1,710.

                                  RISK FACTORS

   As a result of APF's Acquisition of your Income Fund, you will assume the risks associated with the assets of APF and the other Income Funds acquired by APF. Although the majority of APF's assets and the assets of the other Income Funds acquired by APF are substantially similar to those of your Income Fund, the restaurant properties owned by APF and the other Income Funds that are acquired by APF may be differently constructed, located in a different geographic area or of a different restaurant chain than the restaurant properties owned by your Income Fund. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

   The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Acquisition that are applicable to your Income Fund.

 Investment Risks

The exchange value was determined by APF, and the trading price of the APF Shares may decrease substantially below the exchange value upon listing.

   Your Income Fund will be receiving 2,384,248 APF Shares before payment of Acquisition expenses if your Income Fund approves the Acquisition. There has been no prior market for the APF Shares, and it is possible that the APF Shares may trade at prices substantially below the exchange value or the historical per share book value of the assets of APF. The APF Shares have been approved for listing on the NYSE, subject to official notice of issuance. Prior to listing, the existing APF stockholders have not had an active trading market in which they could sell their APF Shares. Additionally, any Limited Partners of the Income Funds who become APF stockholders as a result of the Acquisition, will have transformed their investment in non-tradable units into an investment in freely tradable APF Shares. Consequently, some of these stockholders may choose to sell their APF Shares upon listing at a time when demand for APF Shares may be relatively low. The market price of the APF Shares may be volatile after the Acquisition, and the APF Shares could trade at prices substantially less than the exchange value as a result of increased selling activity following the issuance of the APF Shares, the interest level of investors in purchasing the APF Shares after the Acquisition and the amount of distributions to be paid by APF.

Your distributions may decrease.

   In each of the years ended December 31, 1996, 1997 and 1998, your Income Fund distributed $850, $850 and $880, respectively, to you per $10,000 investment. While historically, APF has made distributions equal to

7.625% per APF Share, based on the exchange value, we cannot be sure that APF will be able to maintain this level of distributions in the future. In the event that APF is unable to maintain this level of distributions in the future, your distributions per $10,000 investment may decrease substantially after the Acquisition.

The general partners will receive benefits from the Acquisition and will have conflicts of interest in the Acquisition.

   The general partners have four material conflicts of interest in the Acquisition of your Income Fund. First, we, James M. Seneff, Jr. and Robert A. Bourne, who also sit on the Board of Directors of APF, and CNL Realty Corp., an entity whose sole stockholders are Messrs. Seneff and Bourne, are the three general partners of the Income Funds. As Board members of APF, Messrs. Seneff and Bourne have a different interest in the completion of the Acquisition which may conflict with your interest as a Limited Partner of the Income Fund or with their own positions as the general partners of your Income Fund. Second, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund. Third, assuming only your Income Fund is acquired in the Acquisition, we will receive 17,992 APF Shares. Finally, in the event that your Income Fund is not acquired, however, we may be required to pay all or a substantial portion of the Acquisition costs allocated to your Income Fund.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Acquisition, the terms of the Acquisition may have been more favorable to you and the other Limited Partners.

   We, as the general partners of your Income Fund, have not retained an independent representative to act on your behalf or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration to be received, of the Acquisition. No group of Limited Partners was empowered to negotiate the terms and conditions of the Acquisition or to determine what procedures should be used to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and APF have been the parties responsible for structuring all the terms and conditions of the Acquisition. We engaged legal counsel to assist with the preparation of the documentation for the Acquisition, including the consent solicitation, and such legal counsel did not serve, or purport to serve, as legal counsel for the Income Funds or Limited Partners. If an independent representative had been retained for the Income Funds, the terms of the Acquisition may have been different and possibly more favorable to the Limited Partners. In particular, had separate representation for each of the Income Funds been arranged by us, issues unique to the value of each of the specific Income Funds might have been highlighted or received greater attention, resulting in adjustments to the value assigned to the assets of such Income Funds and increasing the number of APF Shares or notes that would be allocable to such Income Fund if acquired in the Acquisition.

The Acquisition will result in a fundamental change in the nature of your investment.

   The Acquisition of your Income Fund involves a fundamental change in the nature of your investment. Your investment will change from constituting an interest in your Income Fund, which has a fixed portfolio of restaurant properties in which you participate in the profits from the operation of its restaurant properties, to holding common stock of APF, an operating company, that will own an interest in 1,240 restaurant properties, assuming only your Income Fund and the CNL Restaurant Businesses were acquired as of June 30, 1999. The risks inherent in investing in an operating company such as APF include that APF may invest in new restaurant properties that are not as profitable as APF anticipated, it may incur substantial indebtedness to make future acquisitions of restaurant properties that it may be unable to repay and it may make mortgage loans to prospective operators of national and regional restaurant chains that may not have the ability to repay.

   Also, an investment in APF may not outperform your investment in your Income Fund. Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Income Fund's assets, to an investment in an entity in which you may realize the value of your investment only through the sale of your APF Shares, not from liquidation proceeds from restaurant properties. Continuation of your Income Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Income Fund's restaurant properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your APF Shares or from the payments on any notes if you elect to receive notes.

 Real Estate/Business Risks

If APF's borrower's default on mortgage loans, APF's income could be adversely affected.

   APF will be subject to risks inherent in the business of lending, such as the risk of default by or bankruptcy of the borrower. Upon a default by a borrower, APF may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with APF's administration of the mortgage loans and any collections upon a borrower's default. APF will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since APF's primary source of financing its mortgage loans will be through variable rate loans, any increase in interest rates will also increase APF's borrowing costs. In addition, any interest rate increases after a loan's origination could also adversely affect the value of the loans when securitized.

APF may not be able to access the securitization markets.

   The CNL Restaurant Financial Services Group previously "securitized" one portfolio of mortgage loans by contributing them to a trust that subsequently issued trust certificates representing beneficial ownership interests in the pool of mortgage loans. The CNL Restaurant Financial Services Group ultimately received the net proceeds paid to the trust from the sale of the trust certificates. APF now operates these lending and securitization operations. We cannot be sure that APF will be able to integrate successfully the lending and securitization operations into its business. In addition, APF's ability to access the securitization markets for the mortgage loans on favorable terms could be adversely affected by a variety of factors, including adverse market conditions and adverse performance of its loan portfolio or servicing responsibilities. If APF is unable to access the securitization market, it would have to retain as assets those mortgage loans it would otherwise securitize, thereby remaining exposed to the related credit and repayment risks on such mortgage loans. Under such circumstances, APF would also have to seek a different source for funding its operations than securitizations.

APF's gains on any completed securitizations may be overstated if prepayments or defaults are greater than anticipated.

   APF will report gains on sales of mortgage loans in any securitization based in part on the estimated fair value of the mortgage-related securities retained by APF. In a securitization, APF would expect to retain a residual-interest security and retain an interest-only strip security. The fair value of the residual-interest and interest-only strip security would be the present value of the estimated net cash flows to be received after considering the effects of prepayments and credit losses. The capitalized mortgage servicing rights and mortgage-related securities would be valued using prepayment, default, and interest rate assumptions that APF believes are reasonable. The amount of revenue recognized upon the sale of loans or loan participations will vary depending on the assumptions utilized.

   APF may have to make adjustments to the amount of revenue it recognizes for a securitization if the rate of prepayment, rate of default, and the estimates of the future costs of servicing utilized by APF vary from APF's estimates. For example, APF's gain upon the sale of loans will have been either overstated or understated if prepayments and/or defaults are greater than or less than anticipated. In addition, higher levels of future prepayments, and/or increases in delinquencies or liquidations, would result in a lower valuation of the mortgage-related securities. These adjustments would adversely affect APF's earnings in the period in which the adjustment is made. Such adjustments may be material if APF's estimates are significantly different from actual results.

APF's increased leverage increases APF's risk of default which could, in turn, adversely affect APF's results of operations and stockholder distributions.

   In addition to the issuance of APF Shares or the sale of units of the Operating Partnership, APF has funded and intends to continue to fund acquisitions and the development of new restaurant properties through short-term borrowings and by financing or refinancing its indebtedness on such properties on a longer-term basis when market conditions are appropriate. As of June 30, 1999, and assuming the acquisition of the CNL Restaurant Businesses, APF's debt service ratio was 3.31x and its ratio of debt-to-total assets was 35.90%. If only your Income Fund was acquired as of that date, APF's debt service ratio would have been 3.49x and its ratio of debt-to-total assets would have been 34.59%. As a general policy, APF's Board of Directors has allowed APF to borrow funds only when the ratio of debt-to-total assets of APF is 45% or less. APF's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that APF may incur in the future. Accordingly, APF's Board of Directors could modify the current policy at any time after the Acquisition. If this policy were changed, APF could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase APF's risk of default on its obligations and adversely affect APF's results of operations and its ability to make required distributions to its stockholders.

APF's ability to incur additional secured debt may dilute the value of the notes held by former Limited Partners of the Income Funds.

   APF may increase its level of secured debt. Payments on any notes issued by APF in connection with the Acquisition would be subordinated to any secured debt incurred by APF. Also, any secured debt would have a priority claim of repayment over the notes in the event that APF defaulted under its obligations.

APF's plan to grow through the acquisition and development of new restaurant properties could be adversely affected by trends in the real estate and financing businesses.

   APF's growth strategy is substantially based on the acquisition and development of additional restaurant properties. We do not know that APF will do so successfully because APF may have difficulty finding new restaurant properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional restaurant properties is subject to many risks. For instance, if an additional restaurant property is in a market in which APF has not invested before, APF will have relatively little experience in and may be unfamiliar with that new market.

The inability of a tenant or borrower to make lease and mortgage payments could have an adverse effect on APF.

   APF's business depends on the tenants' and borrowers' ability to pay their obligations to APF with respect to APF's real estate leases and mortgage loans. APF typically does not require that a third party guarantee the obligations of the tenant or the borrower. The ability of the tenants or borrowers to pay their obligations to APF in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a restaurant chain, may adversely affect the economic viability of the restaurant chain, including but not limited to:

  . national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by APF's customers;

  .changes or weaknesses in specific industry segments;

  . perceptions by prospective customers of the safety, convenience, services and attractiveness of the restaurant chain;

  .changes in demographics, consumer tastes and traffic patterns;

  .the ability to obtain and retain capable management;

  . the inability of a particular restaurant chain's computer system, or that of its franchisor or vendors, to adequately address year 2000 issues;

  .increases in operating expenses; and

  .increases in minimum wages, taxes or mandatory employee benefits.

APF has tenants of two significant restaurant chains that have filed for bankruptcy protection.

   The fact that APF has tenants of two significant restaurant chains, Boston Market and Long John Silver's, that have filed for bankruptcy protection may adversely affect APF's total rental, earned and interest income. Because all of APF's properties are leased on a triple-net basis, if a tenant has defaulted on its lease obligations or has declared bankruptcy, it would reduce APF's rental, earned and interest income until APF could lease those affected properties to a new tenant or tenants. As of June 30, 1999, your Income Fund had no Boston Market restaurant properties and tenants of six Long John Silver's restaurant properties one of which had ceased to pay lease payments to your Income Fund. The aggregate lost rental, interest and earned income of the leases of the property for the six months ended June 30, 1999 was $39,223, which constitutes 1.89% of total rental, interest and earned income, including lost rental, interest and earned income, for such period.

   Assuming that your Income Fund is acquired by APF, you, as an APF stockholder or noteholder, may be subject to the adverse consequences associated with having significant tenants under bankruptcy protection. As of June 30, 1999, and assuming that all the Income Funds are acquired by APF, APF would have had 24 restaurant properties not generating rental income. The aggregate lost rental, earned and interest income of the leases of these properties, whether due to bankruptcy or otherwise, for the six months ended June 30, 1999 would have been equal to $1,175,483, which constitutes 2.12% of total rental, earned and interest income, including lost rental, earned and interest income, for such period.

 Tax Risks

APF's failure to qualify as a REIT for tax purposes would result in APF's taxation as a corporation and the reduction of funding available for stockholder distribution.

   If APF fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, APF may be subject to the federal alternative minimum tax and various state income taxes. Unless APF is entitled to relief under specific statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if APF loses its REIT status, the funds available for distribution to you, as an APF stockholder, would be reduced substantially for each of the years involved.

If APF cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

   Subject to adjustments that are unique to REITs, a REIT generally must distribute 95% of its taxable income. In the event that APF does not have sufficient cash, this distribution requirement may limit APF's ability to acquire additional restaurant properties and to make mortgage loans. Also, for the purposes of determining taxable income, APF may be required to include interest payments, rent and other items it has not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, APF could have taxable income in excess of cash available for distribution. If this occurred, APF would have to borrow funds or liquidate some of its assets in order to maintain its status as a REIT.

Changes in the tax law could adversely affect APF's REIT status.

   APF's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect APF's status as a REIT. In the event that there is a change in the tax laws that prevents APF from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, APF may not be able to make the same level of distributions to its stockholders. In addition, such change may limit APF's ability to invest in additional restaurant properties and to make additional mortgage loans.

                     CONSIDERATION PAID TO THE INCOME FUND

   The proposed number of APF Shares to be paid to your Income Fund was determined by APF in accordance with its own valuation methodologies regarding each Income Fund. We, as the general partners of each Income Fund, determined the fairness of the value of the APF Shares to be paid to your Income Fund based in part on the appraisal of the restaurant properties of your Income Fund by Valuation Associates. In addition, we engaged Legg Mason to provide us with an opinion that the APF Share consideration to be received by each Income Fund, individually, is fair from a financial point of view to each Income Fund.

   The following table sets forth the exchange value of the APF Shares to be paid to your Income Fund in the Acquisition. The APF Shares payable to your Income Fund will not change if APF acquires fewer than all of the Income Funds in the Acquisition. This data assumes that none of the Limited Partners of your Income Fund have elected to receive notes. You should note that the APF Shares may trade at prices substantially below the exchange value upon listing on the NYSE.

                 Original
                  Limited                                                     Exchange
                  Partner                                                     Value of
  Original      Investments                                                  APF Shares
   Limited         less                                                         per
   Partner     Distributions                                      Exchange    Average
 Investments   of Net Sales               Exchange                Value of    $10,000
    less       Proceeds per   Number of   Value of               APF Shares   Original
Distributions     $10,000    APF Shares  APF Shares   Estimated     after     Limited
of Net Sales     Original    Offered to  Payable to  Acquisition Acquisition  Partner
  Proceeds     Investment(1) Income Fund Income Fund  Expenses    Expenses   Investment
-------------  ------------- ----------- ----------- ----------- ----------- ----------
$45,000,000       $10,000     2,384,248  $47,684,960  $504,000   $47,180,960  $10,485

--------

(1) As of December 31, 1998, the Income Fund had made no distributions of net sales proceeds.

   If your Income Fund approves the Acquisition and you have voted "Against" the Acquisition, but you do not wish to own APF Shares, you can elect to
receive your portion of the consideration in 7.0% callable notes, due     ,
2005. The payment received by you and other Limited Partners who elect to receive notes will be equal to 97% of the value of your portion of the exchange value of the APF Shares that would otherwise have been paid to your Income
Fund. The notes will bear interest at 7.0% and will mature on     , 2005. APF
may redeem the notes at any time prior to their maturity at a price equal to the sum of the outstanding principal balance plus accrued interest. In addition, if Limited Partners in your Income Fund elect to receive notes in an amount greater than 15% of the exchange value of the APF Shares to be paid to your Income Fund, then APF has the right to decline to acquire your Income Fund.

                          EXPENSES OF THE ACQUISITION

   If your Income Fund approves the Acquisition, the portion of the Acquisition expenses attributable to your Income Fund will be paid by your Income Fund, as detailed below. The number of APF Shares paid to your Income Fund would reflect a reduction for your Income Fund's expenses of the Acquisition. Acquisition expenses are expected to range from 1.1% to 1.3% of the exchange value of the APF Shares payable to each Income Fund.

   If the Acquisition of your Income Fund is not approved, we will bear a percentage of all Acquisition expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Income Fund, divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Income Fund. In such event, your Income Fund will bear the remaining Acquisition expenses.

   The following table sets forth the estimated Acquisition expenses of acquiring your Income Fund:

                         Pre-closing Transaction Costs

   Legal Fees(1) ..................................................... $ 37,036
   Appraisals and Valuation(2)........................................    7,920
   Fairness Opinions(3)...............................................   30,000
   Solicitation Fees(4)...............................................   18,900
   Printing and Mailing(5)............................................  106,000
   Accounting and Other Fees(6).......................................   72,387
                                                                       --------
        Subtotal...................................................... $272,243
                                                                       --------

                           Closing Transaction Costs

   Title, Transfer Tax, and Recording Fees(7).......................... $114,542
   Legal Closing Fees(8)...............................................   56,577
   Partnership Liquidation Costs(9)....................................   60,638
                                                                        --------
        Subtotal.......................................................  231,757
                                                                        --------
   Total............................................................... $504,000
                                                                        ========

  --------
  (1) Aggregate legal fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $423,998. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the value of the APF Share consideration payable to your Income Fund, based on the exchange value, to the total value of the APF Share consideration payable to all of the Income Funds, based on the exchange value.
  (2) Aggregate appraisal and valuation fees to be incurred by all of the Income Funds in connection with the Acquisition were $105,420. Your Income Fund's pro-rata portion of these fees was determined based on the number of restaurant properties in your Income Fund.
  (3) Each Income Fund received a fairness opinion from Legg Mason and incurred a fee of $30,000.
  (4) Aggregate solicitation fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $250,000. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
  (5) Aggregate printing and mailing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $1,399,998. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
  (6) Aggregate accounting and other fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $841,245. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

  (7) Aggregate title, transfer tax and recording fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $1,313,596. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.
  (8) Aggregate legal closing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $648,842. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

  (9) Aggregate partnership liquidation costs to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $698,901. Your Income Fund's pro-rata portion of these costs was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.

   The solicitation fees related to the Acquisition will be allocated among the Income Funds, us and APF depending upon whether the Acquisition is consummated. For purposes of the Acquisition, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer fact sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

   If APF acquires all of the Income Funds, all of the solicitation fees will be payable by APF. If APF acquires less than all of the Income Funds, all of the solicitation fees will be payable by APF or the Income Funds that are acquired in proportion to their respective exchange values. If none of the Income Funds are acquired by APF, all of the solicitation fees will be payable by us.

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   Article 12 of your Income Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding units is required to approve a "Liquidating Sale," which is defined by the partnership agreement to include a transaction or series of transactions resulting in the transfer of 80% or more in value of your Income Fund's restaurant properties acquired within two years of the initial date of the prospectus (October 1992). Because the Acquisition of your Income Fund is a "Liquidating Sale" within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding units.

Required Amendment to the Partnership Agreement

   Your Income Fund's partnership agreement includes one provision that may prevent the successful completion of APF's Acquisition of your Income Fund. This provision must be amended in order to successfully complete the Acquisition. Therefore, in addition to being asked to vote "For" the Acquisition, you will also be asked to vote "For" this amendment. The proposed amendment is summarized below:

  . Amendment to Roll-Up Prohibition. Article 21 of the partnership agreement currently provides that your Income Fund may not participate in any transaction involving (1) the acquisition, merger, conversion or consolidation, either directly or indirectly, of your Income Fund, and
     (2) the issuance of securities of any other partnership, real estate investment trust, corporation, trust or other entity that would be created or would survive after the successful completion of such transaction.

   If the Limited Partners holding greater than 50% of the outstanding units approve this amendment to your Income Fund's partnership agreement, Article 21 will be deleted in its entirety.

Partnership Agreement Amendment Procedures

   Pursuant to Article 13 of your Income Fund's partnership agreement, we may propose amendments to the partnership agreement. Article 13 of the partnership agreement requires that we furnish you with a verbatim statement of the proposed amendment, which is attached to this supplement as Appendix C, and to include an opinion of our counsel regarding whether the proposed amendment would change your Income Fund to a general partnership, change our liability or your liability, or allow you to take part in the control or management of your Income Fund. The form of opinion of Baker & Hostetler LLP is attached to this supplement as Appendix D.

Consequence of Failure to Approve the Acquisition or the Amendments

   If the Limited Partners of your Income Fund representing greater than 50% of the outstanding units do not vote "For" the Acquisition and vote "For" the proposed amendment to the partnership agreement, the Acquisition may not be consummated under the terms of the partnership agreement. In such event, we plan to continue to operate your Income Fund as a going concern and to eventually dispose of your Income Fund's restaurant properties approximately 7 to 12 years after they were acquired or as soon thereafter if, in our opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

Special Meeting to Discuss the Acquisition

   We, as general partners of the Income Fund, have scheduled a special meeting of the Limited Partners of your Income Fund to discuss the solicitation materials, which include the consent solicitation, this supplement and the other materials distributed to you, and the terms of APF's Acquisition of your Income Fund, prior to voting on the Acquisition. The special meeting will be
held at 10:00 a.m., Eastern time, on               , 1999, at
                                          . We and members of APF's management
intend to solicit actively your support for the Acquisition and would like to use the special meeting to answer questions about the Acquisition and the solicitation materials and to explain in person our reasons for recommending that you vote "For" the Acquisition.

                               VOTING PROCEDURES

   The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Acquisition of your Income Fund by APF and "For" or "Against" the proposed amendment to the partnership agreement. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

   In order for APF to acquire your Income Fund, the Limited Partners holding greater than 50% of the outstanding units of your Income Fund must approve the Acquisition and the proposed amendment to the partnership agreement. Your Income Fund will be acquired by a merger with the Operating Partnership, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated March 11, 1999, as amended, by and between APF and your Income Fund is attached hereto as Appendix B. We encourage you to read it.

   If you are not planning to attend the special meeting of the Limited Partners of your Income Fund and to vote in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the Acquisition of your Income Fund and "For" or "Against" the proposed amendment to the partnership agreement. The solicitation period will commence upon delivery of the solicitation materials to you on or about
           , 1999 and will continue until the later of (a)           , 1999, a
date not less than 60 calendar days from the initial delivery of the solicitation materials, or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond May 31, 2000. Any consent form received by Corporate Election Services prior to 5:00 p.m., Eastern time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your units will be counted as voting "Against" the Acquisition of your Income Fund and "Against" the proposed amendment to the partnership agreement, and you will receive APF Shares if your Income Fund is acquired.

   A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. The first part seeks your consent to APF's Acquisition of your Income Fund, the proposed amendment to the partnership agreement, and related matters. The exact matters which a vote in favor of the Acquisition will be deemed to approve are described above under "Required Vote." If you have interests in more than one Income Fund, you will receive multiple consent forms which will provide for separate votes for each Income Fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

   The second part of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints James M. Seneff, Jr. and Robert A. Bourne as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to amend the partnership agreement and to complete the Acquisition. The power of attorney is intended solely to ease the administrative burden of completing the Acquisition without requiring your signatures on multiple documents.

   COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS TO THE GENERAL PARTNERS AND
                                THEIR AFFILIATES

   The following information has been prepared to compare the amounts of compensation paid and cash distributions made, by your Income Fund to us and our affiliates to the amounts that would have been paid if the compensation and distribution structure, which will be in effect after the Acquisition, had been in effect during the years presented below.

   Under your Income Fund's partnership agreement, we and our affiliates are entitled to receive fees in connection with managing the affairs of each Income Fund. Your partnership agreement also provides that we are to be reimbursed for our expenses for services performed for your Income Fund, such as legal, accounting, transfer agent, data processing and duplicating services.

   APF operates as an internally-advised REIT. If your Income Fund is acquired, it will share in the overall cost of managing the consolidated portfolio of restaurant properties owned by APF. As stockholders of APF, you and the other former Limited Partners of your Income Fund will receive distributions in proportion with your ownership of APF Shares. This cost participation and dividend payment are in lieu of the payments to us discussed above.

   During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, the aggregate amounts accrued or actually paid by your Income Fund to us are shown below under "Historical Distributions Paid to the General Partners and Affiliates" and the estimated amounts of compensation that would have been paid had the Acquisition been in effect for the periods presented, are shown below under "Pro Forma Distributions to Be Paid to the General Partners Following the Acquisition":

                                     Year Ended December 31,   Six Months Ended
                                    --------------------------     June 30,
                                      1996     1997     1998         1999
                                    -------- -------- -------- ----------------
Historical Distributions Paid to
 the General Partners and
 Affiliates:
  General Partner Distributions...       --       --       --          --
  Accounting and Administrative
   Services.......................  $ 97,722 $ 92,866 $107,911     $49,317
  Property Management Fees........    40,244   40,218   41,537      21,455
  Broker/Dealer Commissions.......       --       --       --          --
  Due Diligence and Marketing
   Support Fees...................       --       --       --          --
  Acquisition Fees................       --       --       --          --
  Asset Management Fees...........       --       --       --          --
  Real Estate Disposition
   Fees(1)........................       --       --       --          --
                                    -------- -------- --------     -------
    Total historical..............  $137,966 $133,084 $149,448     $70,772
Pro Forma Distributions to Be Paid
 to the General Partners Following
 the Acquisition:
  Cash Distributions on APF
   Shares(2)......................  $ 25,407 $ 26,801 $ 27,438     $13,719
  Salary Compensation.............       --       --       --          --
                                    -------- -------- --------     -------
    Total pro forma(3)............  $ 25,407 $ 26,801 $ 27,438     $13,719

--------
(1) Payment of real estate disposition fees is subordinated to minimum returns and the return of original capital to the Limited Partners. To date, no such fees have been paid since the required minimum returns have not been made to the Limited Partners.

(2) Represents estimated distributions based on APF Shares received in the Acquisition.

(3) As a result of the Acquisition, we and our affiliates will no longer be entitled to receive the general partner distributions and fees described in the historical presentation above. However, this does not mean that APF will avoid incurring some portion of these costs on a going forward basis, particularly as such costs relate to accounting and administrative services and asset management. Due to APF'S acquisition of the Advisor, APF became an internally advised REIT. Therefore, all accounting and administrative services and asset management expenses previously borne by the Advisor, will be borne internally by APF. The material costs that APF will continue to incur will be salaries of the employees utilized to perform such services and the costs of any assets necessary to perform such services.

           CASH DISTRIBUTIONS TO LIMITED PARTNERS OF YOUR INCOME FUND

   The information below should be read in conjunction with the information provided in this supplement under the caption "Financial Statements."

   The following table sets forth the distributions paid to the Limited Partners of your Income Fund per $10,000 original investment for the periods indicated below:

                                                                     Six Months
                                                                       Ended
                                                                      June 30,
                                            Year Ended December 31,     1999
                                            ------------------------ ----------
                                            1994 1995 1996 1997 1998 Historical
                                            ---- ---- ---- ---- ---- ----------
Distributions from Income.................. $850 $860 $850 $850 $645    $408
Distributions from Return of Capital(1)....  --   --   --   --   235      17
                                            ---- ---- ---- ---- ----    ----
  Total.................................... $850 $860 $850 $850 $880    $425
                                            ==== ==== ==== ==== ====    ====

--------

(1) Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income, including deductions for depreciation expense, on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from non-cash items. This amount is not required to be presented as a return of capital except for purposes of this table, and the Income Fund has not treated this amount as a return of capital for any other purpose.

                        COMPARATIVE PER SHARE DATA

   The following tabulation reflects (a) the historical net income and book value per share of APF common stock in comparison with the adjusted historical net income and book value per share after giving effect to property acquisitions and the acquisition of the CNL Restaurant Businesses, and the pro forma net income and book value per share after giving effect to the Acquisition of your Income Fund, (b) the historical net income and book value per unit of your Income Fund in comparison with the equivalent pro forma net income and book value per share attributable to the .5242 APF Shares that will be received by your Income Fund with respect to each of its outstanding units and assuming none of the Limited Partners elect to receive notes, and (c) the historical cash dividends per share of APF with the equivalent pro forma of
 .5242 times the cash dividend paid on each APF Share. The historical per share information presented in this tabulation is derived from the financial information of APF and your Income Fund presented on pages S-23 through S-24.

   The pro forma financial information below is for informational purposes only and does not purport to be indicative of APF's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated by the pro forma financial information. The pro forma financial information should not be viewed as predictive of APF's financial results or conditions in the future.

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ ----------
APF
  Net Income:
    Historical.........................................    $1.21       $0.61
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........     1.08         .51
    Pro forma..........................................     1.09         .53
  Dividends:
    Historical.........................................     1.52         .76
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses(1).......     1.52         .76
    Pro forma(1).......................................     1.52         .76
  Book value:
    Historical.........................................    17.70       17.54
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........    16.29       16.22
    Pro forma..........................................    16.40       16.33
CNL Income Fund XII, Ltd.
  Net Income:
    Historical.........................................      .65         .41
    Equivalent pro forma(2)............................      .57         .28
  Dividends:
    Historical.........................................      n/a         n/a
    Equivalent pro forma(3)(4).........................      .80         .40
  Book Value:
    Historical.........................................     8.75        8.74
    Equivalent pro forma(2)............................     8.60        8.56

--------

(1) Reflects APF's historical dividend rate.

(2) Pro forma amounts for APF multiplied by .5242 based on receipt by the partners of your Income Fund of 2,359,048 APF Shares, net of Acquisition expenses, in exchange for 4,500,000 units, or the ratio of exchange.

(3) Historical amounts for APF multiplied by .5242, or the ratio of exchange.

(4) An equivalent pro forma dividend rate of $0.40 per share for the six months ended June 30, 1999 equates to $398 per original $10,000 investment. To review the pro forma financial information in greater detail with respect to APF after giving effect to the Acquisition and the acquisition of the CNL Restaurant Businesses, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

                                    FAIRNESS

General

   We believe the Acquisition to be fair to, and in the best interests of your Income Fund. After careful evaluation, we have concluded that the Acquisition is the best way to maximize the value of your investment. We recommend that you and the other Limited Partners approve the Acquisition and receive APF Shares.

   Based upon our analysis of the Acquisition, we believe that:

    .the terms of the Acquisition are fair to you and the other Limited Partners; and

    . after comparing the potential benefits and detriments of the Acquisition with those of several alternatives, the Acquisition is more economically attractive to you and the other Limited Partners than such alternatives.

   Our beliefs are based upon our analysis of the terms of the Acquisition, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Acquisition and the alternatives to the Acquisition and a review of the financial condition and performance of APF and your Income Fund and the terms of critical agreements, such as your Income Fund's partnership agreement.

   We also believe that the Acquisition is procedurally fair for several reasons. First, the Acquisition is required to be approved by Limited Partners holding greater than 50% of the outstanding units of your Income Fund and is subject to the closing conditions. Those closing conditions are that the APF Shares are listed on the NYSE, that the APF stockholders have approved the increase in the number of APF Shares authorized to be issued and that Merrill Lynch has issued a new fairness opinion if fewer than all of the Income Funds are acquired. Second, if your Income Fund is acquired, all Limited Partners of your Income Fund who vote "Against" the Acquisition will be given the option of receiving APF Shares or notes.

   Although we believe the terms of the Acquisition are fair to you and the other Limited Partners, we have conflicts of interest with respect to the Acquisition. These conflicts include, among others:

  . that we will receive APF Shares, assuming APF acquires all of the Income Funds, upon completion of the Acquisition;

  . that Messrs. Seneff and Bourne are stockholders of APF and, as such, their interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund; and

  . that we will be relieved from our material ongoing liabilities with respect to the Income Fund if it is acquired by APF.

Material Factors Underlying Belief as to Fairness

   The following is a discussion of the material factors underlying our belief that the terms of the Acquisition are fair as a whole to you and the other Limited Partners of your Income Fund and maximize the value of your investment.

   1. Consideration Offered. We will be offered the same form of consideration in the Acquisition as the Limited Partners with respect to our capital interest in the Income Fund. We believe that the form and amount of consideration offered to us and the Limited Partners, including dissenting Limited Partners who select the notes, constitute fair value. We compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Acquisition is fair based on such comparison. In addition, we believe the Acquisition is the best way to maximize the return on your investment because of your ability to participate in the potential appreciation of APF Shares. Since your Income Fund is restricted to owning and leasing a static number of restaurant properties due to the limitations contained in your Income Fund's partnership agreement and limited capital resources, your investments have less of an opportunity to appreciate. Because APF is a growth-oriented operating company, you will have the opportunity as an APF stockholder to participate in APF's future growth.

   2. Independent Appraisals and Fairness Opinions. Our belief as to the fairness of the Acquisition as a whole and to the Limited Partners of your Income Fund and our statements above regarding the material terms underlying our belief as to fairness are partially based upon the appraisal of your Income Fund's restaurant properties prepared by Valuation Associates and upon the fairness opinion provided by Legg Mason. A copy of the fairness opinion is attached hereto as Appendix A. We encourage you to read it. We attributed significant weight to the appraisal of Valuation Associates and the fairness opinion of Legg Mason, which we believe support our conclusion that the Acquisition is fair to the Limited Partners. We do not know of any factors that would materially alter the conclusions made in the appraisal of Valuation Associates or the fairness opinion of Legg Mason, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. We believe that the engagement of Valuation Associates to provide the appraisal and of Legg Mason to provide the fairness opinion assisted us in the fulfillment of our fiduciary duties to your Income Fund and the Limited Partners, notwithstanding that: (1) each of Valuation Associates and Legg Mason received fees for its services, (2) Legg Mason has previously provided investment banking services to the Income Funds and to Commercial Net Lease Realty, Inc., which at the time was an affiliate of CNL Group, Inc, and
(3) Valuation Associates has previously performed valuation appraisals for APF. We note that because the Acquisition of any one Income Fund is not a condition of the Acquisition of any other Income Fund, the fairness opinions analyze each Income Fund separately, not in combination with other Income Funds. However, based on the reasons stated in this section of the supplement and the opinion of Legg Mason that the APF Share consideration payable to each Income Fund is fair from a financial point of view, we believe the Acquisition is fair regardless of the number of Income Funds that are acquired in the Acquisition.

   In rendering its opinion with respect to the fairness, from a financial point of view, with respect to (a) the APF Shares offered with respect to your Income Fund, (b) the aggregate APF Shares offered with respect to the Income Funds, and (c) the method of allocating the APF Shares among the Income Funds, Legg Mason did not address or render any opinion with respect to other aspects of the Acquisition, including:

  .the value or fairness of the notes;

  . the prices at which the APF Shares any trade following the Acquisition or the trading value of the APF Shares to be offered compared with the current fair market value of the Income Funds' portfolios or assets if liquidated in real estate markets;

  .the tax consequences of any aspect of the Acquisition;

  . the fairness of the amounts or allocation of Acquisition costs or the amounts of Acquisition costs allocated to the Limited Partners; or

  .any other matters with respect to any specific individual partner or class of partners.

   In addition, Legg Mason was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Income Funds or their assets. Also, Legg Mason's opinion also does not compare the relative merits of the Acquisition with those of any other transaction or business strategy that was or might have been considered by us as alternatives to the Acquisition.

   Legg Mason's fairness opinion does not constitute a recommendation to you as to how to vote on the Acquisition or as to whether you should elect to receive the APF Share consideration or the notes.

   3. Valuation of Alternatives. Based on the appraisal of your Income Fund's restaurant properties, we estimated the value of your Income Fund if liquidated and as a going concern . On the basis of these calculations, we believe that the value of the APF Shares will exceed the going concern value and liquidation value of your Income Fund.

   4. Cash Available for Distribution Before and After the Acquisition. We believe the Acquisition will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. The effect of the Acquisition and the cash available for distribution will vary, however, from Income Fund to Income Fund. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of APF as an operating company and will also receive investment liquidity through the public market in APF Shares.

   5. Comparative Valuation Analysis. In assessing the fairness of the Acquisition, we relied on the appraisals prepared by Valuation Associates in connection with its engagement by us. Based on such information and other historical data of the Income Funds, we prepared a comparative valuation analysis, which supported our determination that the Acquisition is in the best interest of the Limited Partners of each of the Income Funds.

   The following table summarizes the results of our comparative valuation analysis:

                                                                                                         Weighted
                           Original        Original        Exchange                                   Average Trading
                            Limited    Limited Partner   Value of APF                     Estimated      Prices of
                            Partner    Investments less   Shares Paid      Estimated     Liquidation      Units
                          Investments  Distributions of       per        Going Concern    Value per     per Average
                             less         Net Sales     average $10,000    Value per       Average        $10,000
                         Distributions   Proceeds per   Limited Partner Average $10,000    $10,000       Original
                         of Net Sales  $10,000 Original    Original        Original       Original    Limited Partner
                          Proceeds(1)   Investment(1)    Investment(2)   Investment(3)  Investment(4)  Investment(5)
                         ------------- ---------------- --------------- --------------- ------------- ---------------
CNL Income Fund XII,
 Ltd....................  45,000,000        10,000          10,405          10,356          9,504          9,270

--------
(1) The Income Fund has had no distributions of net sales proceeds.
(2) Values are based on the exchange value established by APF. Upon listing the APF Shares on the NYSE, the actual values at which the APF Shares will trade on the NYSE may be substantially below the exchange value.
(3) Represents the estimated value of an original $10,000 investment in your Income Fund, if your Income Fund continues unchanged, subject to the assumptions made by Valuation Associates in its appraisal.
(4) Represents the amount that we estimate would have been distributed to you with respect to an original $10,000 investment in the Income Fund if your Income Fund had sold its assets on December 31, 1998, subject to the assumptions made by Valuation Associates in its appraisal.
(5) Based on the weighted average trading prices of your Income Fund's units, per original $10,000 investment, in the secondary markets from July 1, 1998 to June 30, 1999. A substantial majority of the transfer prices in this column reflect purchases by your Income Fund of units as part of its distribution reinvestment program, and do not necessarily reflect the prices in a secondary market.

   We believe that the comparative valuation analysis, when considered together with the anticipated effect of the Acquisition and with all the other differences between continued ownership of units as compared with the receipt of APF Shares, supports our recommendation in favor of the Acquisition.

                             CONFLICTS OF INTEREST

Affiliated General Partners

   As the general partners of your Income Fund, we each have a contractual obligation pursuant to your Income Fund's partnership agreement as well as a legal obligation under state law to assess whether the terms of the Acquisition are fair and equitable to the Limited Partners of your Income Fund without regard to whether the Acquisition is fair and equitable to any of the other participants, including the Limited Partners in other Income Funds. James M. Seneff, Jr. and Robert A. Bourne act as the individual general partners of all of the Income Funds and also as members of the Board of Directors of APF. While Messrs. Seneff and Bourne have sought faithfully to discharge their obligations to your Income Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to your Income Fund and also on APF's Board of Directors. Additionally, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

Substantial Benefits to General Partners

   As a result of the Acquisition, assuming only your Income Fund is acquired, we are expected to receive three material benefits. These benefits include:

  . With respect to our ownership in your Income Fund, we may be issued up to 17,992 APF Shares in the aggregate in accordance with the terms of your Income Fund's partnership agreement. The 17,992 APF Shares issued to us will have an exchange value of $359,840.

  . James M. Seneff, Jr. and Robert A. Bourne as your individual general partners, will also continue to serve as directors of APF with Mr. Seneff serving as Chairman of APF and Mr. Bourne serving as Vice Chairman. Furthermore, they will be entitled to receive performance-based incentives, including stock options, under APF's 1999 Performance Incentive Plan or any other such plan approved by the stockholders. The benefits that may be realized by Messrs. Seneff and Bourne are likely to exceed the benefits that they would expect to derive from the Income Funds if the Acquisition does not occur.

  . As general partners of your Income Fund, we are legally liable for all of your Income Fund's liabilities to the extent that your Income Fund is unable to satisfy such liabilities. Because the partnership agreement for your Income Fund prohibits the Income Fund from incurring indebtedness, the only liabilities the Income Fund has are liabilities with respect to its ongoing business operations. In the event that your Income Fund is acquired by APF, we would be relieved of our legal obligation to satisfy the liabilities of the acquired Income Fund.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the Acquisition to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Acquisition to you.

Material Tax Differences between the Ownership of Units and APF Shares

   Because your Income Fund is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a Limited Partner, you are required to take into account your share of the income or loss of your Income Fund, regardless of whether any cash is distributed to you. If your Income Fund is acquired by APF, and you have voted "For" the Acquisition, you will receive APF Shares. If you have voted "Against" the Acquisition but your Income Fund is acquired by APF, you may elect to receive notes.

   If your Income Fund is acquired by APF and you receive APF Shares, your ownership of APF Shares will affect the character and amount of income reportable by you in the future. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Income Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Income Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a Limited Partner, if your Income Fund is acquired by APF and you receive APF Shares, as a stockholder of APF you will be taxed based on the amount of distributions you receive from APF. Each year APF will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of APF's earnings and profits. Because the Acquisition is a taxable transaction, APF's tax basis in the acquired restaurant properties will be higher than your Income Fund's tax basis had been in the same properties. At the same time, however, APF may be required to utilize a slower method of depreciation with respect to some restaurant properties than that used by your Income Fund. As a result, APF's tax depreciation from the acquired restaurant properties will differ from your Income Fund's tax depreciation. Accordingly, under some circumstances, even if APF were to make the same level of distributions as your Income Fund, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of APF does not depend on its character to APF. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if APF incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Acquisition

   In connection with the Acquisition and for federal income tax purposes, if your Income Fund is acquired by APF, the assets and any liabilities of your Income Fund will be transferred to APF in return for APF Shares and/or notes. Your Income Fund will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your Income Fund, including gain recognized as a result of the transfer of restaurant properties pursuant to the Acquisition. For purposes of allocating gain, we have valued the APF Shares at a price of $20. The estimated taxable gain or loss, as of June 30, 1999, based on the $20 valuation, for an average $10,000 original Limited Partner investment in your Income Fund, is set forth in the table below for those Limited Partners subject to federal income taxation. The information in the table assumes that none of the Limited Partners in the Income Fund elected to receive notes.

                                                              Estimated Gain per
                                                               Average $10,000
                                                               Original Limited
                                                              Partner Investment
                                                              ------------------
CNL Income Fund XII, Ltd.....................................       $1,710

   Under section 351(a) of the Internal Revenue Code of 1986, as amended, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. APF has represented to Shaw Pittman, APF's tax counsel, that, following the Acquisition, the Limited Partners of the Income Funds will not own stock possessing at least 80 percent of the total combined voting power of all classes of APF stock entitled to vote and at least 80 percent of the total number of shares of all other classes of APF stock. Based upon this representation, Shaw Pittman has opined that the Acquisition will not result in the acquisition of control of APF by the Limited Partners for purposes of section 351(a). Accordingly, the transfer of assets will result in recognition of gain or loss by each Income Fund that is acquired by APF.

   If your Income Fund is acquired by APF and no Limited Partners elect to receive the notes, your Income Fund will receive solely APF Shares in exchange for your Income Fund's assets. As a result, your Income Fund will recognize an amount of gain equal to the difference between:

  . the sum of (a) the fair market value of the APF Shares received by your Income Fund and (b) the amount of your Income Fund's liabilities, if any, assumed by the Operating Partnership, and

  . the adjusted tax basis of the assets transferred by your Income Fund to the Operating Partnership.

   If your Income Fund is acquired by APF and you or another Limited Partner in your Income Fund elect the notes option, your Income Fund will receive APF Shares and notes in exchange for your Income Fund's assets. Because the
principal portion of the notes will not be due until     , 2005, the
acquisition of your Income Fund's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your Income Fund's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the Acquisition, the amount of gain recognized by your Income Fund in the year of the Acquisition will be equal to the value of the APF Shares received by your Income Fund multiplied by the ratio that the gross profit realized by your Income Fund in the Acquisition bears to the total contract price for your Income Fund's assets. To the extent your Income Fund realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your Income Fund in the year of the Acquisition.

   The gross profit that your Income Fund realizes from the Acquisition will generally equal the excess, if any, of the selling price for your Income Fund's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by qualified indebtedness encumbering your Income Fund's assets, if any, that is assumed or taken subject to by the Operating Partnership. The exact amount of the gain to be recognized by your Income Fund in the year of the Acquisition will also vary depending upon the decisions of the Limited Partners to receive APF Shares or notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the Acquisition are likely to be treated as realized from the sale of a "section 1231 asset," which is real property or a depreciable asset used in a trade or business and held for more than one year. Your share of gains or losses from the sale of section 1231 assets of your Income Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Income Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your Income Fund recognizes will be allocated to you and the other Limited Partners in accordance with the terms of your Income Fund's partnership agreement. Each Limited Partner will be allocated and must report his, her or its allocable share of such gain, if any, pursuant to these terms, regardless of the Limited Partner's decision to receive notes rather than APF Shares. Even though a Limited Partner's election of the notes may decrease the amount of gain your Income Fund recognizes, the electing Limited Partner still will be required to take into account his, her or its share of your Income Fund's gain as determined under the partnership agreement of your Income Fund. Therefore, Limited Partners who elect the notes may recognize gain in the year of the Acquisition despite the fact that they will not receive cash with which to pay the tax on the gain. Such Limited Partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the Limited Partners electing to receive notes.

   Tax Consequences of the Liquidation and Termination of Your Income Fund. If your Income Fund is acquired by APF, your Income Fund will be deemed to have liquidated and distributed APF Shares or notes, as the case may be, to you. The taxable year of your Income Fund will end at this time, and you must report, in your taxable year that includes the date of the Acquisition, your share of all income, gain, loss, deduction and credit for your Income Fund through the date of the Acquisition, including gain or loss resulting from the Acquisition. If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your Income Fund's income attributable to more than one of its taxable years.

   The APF Shares or notes will be distributed among you and the other Limited Partners in a manner that we, as the general partners of your Income Fund, determine to be proportionate based on your respective capital account balances. If you receive APF Shares in the Acquisition and the value of those APF Shares exceeds your basis in your units, you will recognize gain equal to the difference between the fair market value of the APF Shares that you receive and your adjusted tax basis in your units. Your basis in the APF Shares will then equal the fair market value of the APF Shares on the closing date of the Acquisition, and your holding period for the APF Shares for purposes of determining capital gain or loss will begin on the closing date of the Acquisition. If you receive APF Shares in the Acquisition and your basis in your units exceeds the value of the APF Shares, you will not recognize gain or loss. Your basis in the APF Shares will equal the basis that you had in your units, and your holding period for purposes of determining capital gain or loss will begin on the closing date of the Acquisition.

   If you receive notes in the Acquisition, your basis in the notes distributed to you will equal your adjusted basis in your units, and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your Income Fund's holding period in the assets transferred to APF.

   Because the assets of your Income Fund are held for investment and not for resale, the Acquisition will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not a social club, voluntary employee's beneficiary association, supplemental unemployment benefit trust, or qualified group legal services plan as described in sections 501 (c)(7), (9), (17) or
(20) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Acquisition.

   Tax Consequences of the Acquisition to APF. APF will not recognize gain or loss as a result of the Acquisition. APF will have a holding period in the restaurant properties that begins on the closing date. The basis of the restaurant properties received by APF from the Income Funds will equal the fair market value of the APF Shares, plus the issue price of the notes issued in the Acquisition, plus the amount of any liabilities of the Income Funds assumed by APF.

   The aggregate basis of APF's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, APF's basis in each acquired restaurant property may differ from the Income Fund's basis therein, and the restaurant properties may be subject to different depreciable periods and methods as a result of the Acquisition. These factors could result in an overall change, following the Acquisition, in the depreciation deductions attributable to the restaurant properties acquired from the Income Funds following the Acquisition.

          SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XII, Ltd.

                        Six Months Ended June 30, 1999

                                     Property                                 Historical   Historical
                                    Acquisition                                  CNL          CNL
                       Historical    Pro Forma                  Historical    Financial     Financial
                           APF      Adjustments     Subtotal     Advisor    Services, Inc.    Corp.      Subtotal
                       -----------  -----------    -----------  ----------  -------------- -----------  -----------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $27,900,894  $3,056,620(a)  $30,957,514  $        0    $        0   $         0  $30,957,514
 Fees.............               0           0               0   9,454,036     2,963,154        11,511   12,428,701
 Interest and
 Other Income.....       4,249,461           0       4,249,461      87,570       249,258    11,539,080   16,125,369
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Revenue...     $32,150,355   3,056,620      35,206,975   9,541,606     3,212,412    11,550,591   59,511,584
 Expenses:
 General and
 Administrative...       2,244,408           0       2,244,408   5,405,130     2,441,151       263,524   10,354,213
 Management and
 Advisory Fees....       1,681,870           0       1,681,870           0             0     1,231,905    2,913,775
 Fees to Related
 Parties..........               0           0               0      88,949       689,425             0      778,374
 Interest
 Expense..........               0           0               0      92,707             0    10,294,499   10,387,206
 State Taxes......         464,966           0         464,966           0             0             0      464,966
 Depreciation--
 Other............               0           0               0      77,130        39,032             0      116,162
 Depreciation--
 Property.........       3,701,974     967,179(a)    4,669,153           0             0             0    4,669,153
 Amortization.....           9,700           0           9,700          36             0             0        9,736
 Transaction
 Costs............         483,005           0         483,005           0             0             0      483,005
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Expenses..       8,585,923     967,179       9,553,102   5,663,952     3,169,608    11,789,928   30,176,590
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties and
 Provision for
 Losses on
 Properties.......     $23,564,432  $2,089,441     $25,653,873  $3,877,654    $   42,804   $  (239,337) $29,334,994
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........          31,241           0          31,241           0             0             0       31,241
 Gain (Loss) on
 Sale of
 Properties.......        (201,843)          0        (201,843)          0             0             0     (201,843)
 Provision For
 Losses on
 Properties.......        (540,522)          0        (540,522)          0             0             0     (540,522)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      22,853,308   2,089,441      24,942,749   3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision)
 for Federal
 Income Taxes.....               0           0               0  (1,595,036)      (16,906)       86,202   (1,525,740)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net Earnings
 (Losses).........     $22,853,308  $2,089,441     $24,942,749  $2,282,618    $   25,898   $  (153,135) $27,098,130
                       ===========  ==========     ===========  ==========    ==========   ===========  ===========
                                                        Historical
                        Combining                       CNL Income
                        Pro Forma           Combined    Fund XII,   Pro Forma          Adjusted
                       Adjustments             APF         Ltd.    Adjustments         Pro Forma
                       ------------------- ------------ ---------- ------------------ ------------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $         0         $30,957,514  $1,987,888  $ 56,314 (j)      $33,001,716
 Fees.............      (9,812,516)(b),(c)   2,616,185           0   (50,040)(k)        2,566,145
 Interest and
 Other Income.....         144,014 (d)      16,269,383      44,935         0           16,314,318
                       ------------------- ------------ ---------- ------------------ ------------
  Total Revenue...     $(9,668,502)        $49,843,082  $2,032,823  $  6,274          $51,882,179
 Expenses:
 General and
 Administrative...        (774,311)(e)       9,579,902     104,953   (52,434)(l),(m)    9,632,421
 Management and
 Advisory Fees....      (2,913,775)(f)               0      21,455   (21,455)(n)                0
 Fees to Related
 Parties..........        (743,673)(g)          34,701           0         0               34,701
 Interest
 Expense..........               0          10,387,206           0         0           10,387,206
 State Taxes......               0             464,966      20,764     9,158 (o)          494,888
 Depreciation--
 Other............               0             116,162           0         0              116,162
 Depreciation--
 Property.........               0           4,669,153     167,782    74,264 (p)        4,911,199
 Amortization.....       1,067,882 (h)       1,077,618         995         0            1,078,613
 Transaction
 Costs............               0             483,005     127,682         0              610,687
                       ------------------- ------------ ---------- ------------------ ------------
  Total Expenses..      (3,363,877)         26,812,713     443,631     9,533           27,265,877
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties and
 Provision for
 Losses on
 Properties.......     $(6,304,625)        $23,030,369  $1,589,192  $ (3,259)         $24,616,302
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........               0              31,241     190,206   (14,299)(q)          207,148
 Gain (Loss) on
 Sale of
 Properties.......               0            (201,843)     74,714         0             (127,129)
 Provision For
 Losses on
 Properties.......               0            (540,522)          0         0             (540,522)
                       ------------------- ------------ ---------- ------------------ ------------
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      (6,304,625)         22,319,245   1,854,112   (17,558)          24,155,799
 Benefit/(Provision)
 for Federal
 Income Taxes.....       1,525,740 (i)               0           0         0                    0
                       ------------------- ------------ ---------- ------------------ ------------
 Net Earnings
 (Losses).........     $(4,778,885)        $22,319,245  $1,854,112  $(17,558)         $24,155,799
                       =================== ============ ========== ================== ============

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XII, Ltd.

                        Six Months Ended June 30, 1999

                                     Property                                Historical    Historical
                                    Acquisition                                 CNL           CNL
                       Historical    Pro Forma                  Historical   Financial     Financial
                          APF       Adjustments      Subtotal    Advisor   Services, Inc.    Corp.        Subtotal
                      ------------  -----------    ------------ ---------- -------------- ------------ --------------
Other data:
Earnings per
share/unit......      $       0.61  $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============  ==========     ============ ==========   ==========   ============ ==============
Book value per
share/unit......      $      17.54  $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============  ==========     ============ ==========   ==========   ============ ==============
Dividends per
share/unit......      $   $   0.76  $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============  ==========     ============ ==========   ==========   ============ ==============
Ratio of
Earnings to
Fixed Charges...             18.16x        n/a              n/a        n/a          n/a            n/a            n/a
                      ============  ==========     ============ ==========   ==========   ============ ==============
Weighted average
shares
outstanding
during period...        37,347,883           0       37,347,883        n/a          n/a            n/a     37,347,883
                      ============  ==========     ============ ==========   ==========   ============ ==============
Shares
outstanding.....        37,348,464           0       37,348,464        n/a          n/a            n/a     37,348,464
                      ============  ==========     ============ ==========   ==========   ============ ==============
Balance sheet
data:
Real estate
assets, net.....      $691,443,127  $3,369,856(s)  $694,812,983 $        0   $        0   $          0 $  694,812,983
Mortgages/notes
receivable......      $ 63,351,507  $        0     $ 63,351,507 $        0   $        0   $290,522,671 $  353,874,178
Receivables/due
from related
parties.........      $    649,972  $        0     $    649,972 $8,668,738   $5,417,084   $  1,125,933 $   15,861,727
Investment in
joint ventures..      $  1,081,046  $        0     $  1,081,046 $        0   $        0   $          0 $    1,081,046
Total assets....      $822,225,342  $3,369,856(s)  $825,595,198 $9,407,247   $6,369,606   $304,738,561 $1,146,110,612
Total
liabilities/minority
interest........      $167,023,516  $3,369,856(s)  $170,393,372 $1,076,772   $  829,856   $300,143,224 $  472,443,224
Total equity....      $655,201,826  $        0     $655,201,826 $8,330,475   $5,539,750   $  4,595,337 $  673,667,388
                                                         Historical
                       Combining                         CNL Income
                       Pro Forma             Combined     Fund XII,   Pro Forma              Adjusted
                      Adjustments              APF          Ltd.     Adjustments            Pro Forma
                      ------------------- -------------- ----------- -------------------- ------------------
Other data:
Earnings per
share/unit......      $       n/a         $          n/a $      0.41 $      n/a           $         0.53
                      =================== ============== =========== ==================== ==================
Book value per
share/unit......      $       n/a         $          n/a $      8.74 $      n/a           $        16.33
                      =================== ============== =========== ==================== ==================
Dividends per
share/unit......      $       n/a         $          n/a $      0.43 $      n/a           $          n/a
                      =================== ============== =========== ==================== ==================
Ratio of
Earnings to
Fixed Charges...              n/a                    n/a         n/a        n/a                     2.97x
                      =================== ============== =========== ==================== ==================
Weighted average
shares
outstanding
during period...        6,150,000             43,497,883         n/a  2,359,048               45,856,931 (r)
                      =================== ============== =========== ==================== ==================
Shares
outstanding.....        6,150,000             43,498,464         n/a  2,359,048               45,857,512
                      =================== ============== =========== ==================== ==================
Balance sheet
data:
Real estate
assets, net.....      $         0         $  694,812,983 $32,466,496 $9,015,954 (t2)      $  736,295,433
Mortgages/notes
receivable......      $         0         $  353,874,178 $    54,294 $        0           $  353,928,472
Receivables/due
from related
parties.........      $(6,614,629)(u)     $    9,247,098 $    79,416 $  (28,712)(w)       $    9,297,802
Investment in
joint ventures..      $         0         $    1,081,046 $ 2,722,141 $1,270,196 (t2)      $    5,073,383
Total assets....      $24,955,195(t1),(u) $1,171,065,807 $40,474,487 $3,763,649 (t2),(w)  $1,215,303,943
Total
liabilities/minority
interest........      $(6,957,486)(u),(v) $  465,485,738 $ 1,142,038 $  (28,712)(w)       $  466,599,064
Total equity....      $31,912,681(t1),(v) $  705,580,069 $39,332,449 $3,792,361 (t2)      $  748,704,879

        SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XII, Ltd.

                   For the Year Ended December 31, 1998

                                Property                            Historical   Historical
                               Acquisition                             CNL          CNL                  Combining
                  Historical    Pro Forma              Historical   Financial    Financial               Pro Forma   Combined
                      APF      Adjustments  Subtotal    Advisor   Services, Inc.   Corp.     Subtotal   Adjustments     APF
                  -----------  ----------- ----------- ---------- -------------- ---------- ----------- ----------- -----------
Other data:
Earnings Per
Share/Unit......  $      1.21  $      n/a  $       n/a    $n/a         $n/a         $n/a    $       n/a $      n/a  $       n/a
                  ===========  ==========  ===========    ====         ====         ====    =========== ==========  ===========
Book Value Per
Share/Unit......  $     17.70  $      n/a  $       n/a    $n/a         $n/a         $n/a    $       n/a $      n/a  $       n/a
                  ===========  ==========  ===========    ====         ====         ====    =========== ==========  ===========
Dividends Per
Share/Unit......  $      1.52  $      n/a  $       n/a    $n/a         $n/a         $n/a    $       n/a $      n/a  $       n/a
                  ===========  ==========  ===========    ====         ====         ====    =========== ==========  ===========
Ratio of
Earnings to
Fixed Charges...        79.97x        n/a          n/a     n/a          n/a          n/a            n/a        n/a          n/a
                  ===========  ==========  ===========    ====         ====         ====    =========== ==========  ===========
Wtd. Avg. Shares
Outstanding.....   26,648,219   6,981,616   33,629,835     n/a          n/a          n/a     33,629,835  6,150,000   39,779,835
                  ===========  ==========  ===========    ====         ====         ====    =========== ==========  ===========
Shares
Outstanding.....   37,337,927           0   37,337,927     n/a          n/a          n/a     37,337,927  6,150,000   43,487,927
                  ===========  ==========  ===========    ====         ====         ====    =========== ==========  ===========
                  Historical
                  CNL Income
                  Fund XII,   Pro Forma   Adjusted
                     Ltd.    Adjustments Pro Forma
                  ---------- ----------- --------------
Other data:
Earnings Per
Share/Unit......    $ .65           n/a  $     1.09
                  ========== =========== ==============
Book Value Per
Share/Unit......    $8.75           n/a  $    16.40
                  ========== =========== ==============
Dividends Per
Share/Unit......    $0.88           n/a  $      n/a
                  ========== =========== ==============
Ratio of
Earnings to
Fixed Charges...      n/a           n/a        3.09x
                  ========== =========== ==============
Wtd. Avg. Shares
Outstanding.....      n/a     2,359,048  42,138,883 (x)
                  ========== =========== ==============
Shares
Outstanding.....      n/a     2,359,048  45,846,975
                  ========== =========== ==============

--------
(a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if restaurant properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any restaurant properties for the periods prior to their construction completion and availability for occupancy.

(b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund:

     Origination fees from affiliates............................. $  (689,425)
     Secured equipment lease fees.................................     (67,967)
     Advisory fees................................................    (126,788)
     Reimbursement of administrative costs........................    (382,728)
     Acquisition fees.............................................  (4,452,252)
     Underwriting fees............................................     (54,248)
     Administrative, executive and guarantee fees.................    (532,389)
     Servicing fees...............................................    (572,728)
     Development fees.............................................     (38,853)
     Management fees..............................................  (1,681,870)
                                                                   -----------
       Total...................................................... $(8,599,248)
                                                                   ===========

(c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

(d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

     Interest income................................................... $144,014

(e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

     General and administrative costs............................... $(774,311)

(f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

     Management fees.............................................. $(1,681,870)
     Administrative executive and guarantee fees..................    (532,389)
     Servicing fees...............................................    (572,728)
     Advisory fees................................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

(g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

(h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (u) below:

     Amortization of goodwill....................................... $1,067,883

(i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

(j) Represents $56,314 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

(k) Represents the elimination of fees between the Advisor and the Income Fund:

     Management fees................................................. $(21,455)
     Reimbursement of administrative costs...........................  (28,585)
                                                                      --------
                                                                      $(50,040)
                                                                      ========

(l) Represents the elimination of $28,585 in administrative costs reimbursed by the Income Fund to the Advisor.

(m) Represents savings of $23,849 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

(n) Represents the elimination of $21,455 in management fees by the Income Fund to the Advisor.

(o) Represents additional state income taxes of $9,158 resulting from assuming that acquisitions of restaurant properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

(p) Represents an increase in depreciation expense of $74,264 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

(q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $14,299 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

(r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

(s) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma restaurant properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

(t) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                         CNL Financial
                               Advisor   Services Group Income Fund     Total
                             ----------- -------------- -----------  ------------
   Fair Value of
    Consideration
    Received...............  $81,295,089  $50,274,594   $46,951,127  $178,520,810
                             ===========  ===========   ===========  ============
   Share Consideration.....  $76,000,000  $47,000,000   $43,124,810  $166,124,810
   Cash Consideration......          --           --        504,000       504,000
   APF Transaction Costs...    5,295,089    3,274,594     3,322,317    11,892,000
                             -----------  -----------   -----------  ------------
     Total Purchase Price..  $81,295,089  $50,274,594   $46,951,127  $178,520,810
                             ===========  ===========   ===========  ============
   Allocation of Purchase
    Price:
   Net Assets--Historical..  $ 8,330,475  $10,135,087   $39,332,449  $ 57,798,011
   Purchase Price
    Adjustments:
    Land and buildings on
     operating leases......          --           --      7,183,181     7,183,181
    Net investment in
     direct financing
     leases................          --           --      1,832,773     1,832,773
    Investment in joint
     ventures..............          --           --      1,270,196     1,270,196
    Accrued rental income..          --           --     (2,624,549)   (2,624,549)
    Intangibles and other
     assets................          --    (2,575,792)      (42,923)   (2,618,715)
    Goodwill*..............          --    42,715,299           --     42,715,299
    Excess purchase price..   72,964,614          --            --     72,964,614
                             -----------  -----------   -----------  ------------
     Total Allocation......  $81,295,089  $50,274,594   $46,951,127  $178,520,810
                             ===========  ===========   ===========  ============

* Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

  The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisitions of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $72,964,614 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations." Goodwill of $42,715,299 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

   1.Common Stock (CFA, CFS, CFC)--Class A............       8,600
    Common Stock (CFA, CFS, CFC)--Class B.............       4,825
    Additional Paid-in Capital (CFA, CFS, CFC)........  12,568,974
    Retained Earnings.................................   5,883,163
    Accumulated distributions in excess of earnings...  72,964,614
    Goodwill for CFC/ICFS (Intangibles and other
     assets)..........................................  42,715,299
     CFC/CFS Organizational Costs/Other Assets........               2,575,792
     Cash to pay APF transaction costs................               8,569,683
     APF Common Stock.................................                  61,500
     APF Capital in Excess of Par Value...............             122,938,500
    (To record acquisition of CFA, CFS and CFC)
   2.Partners' Capital................................  39,332,449
    Land and buildings on operating leases............   7,183,181
    Net investment in direct financing leases.........   1,832,773
    Investment in joint ventures......................   1,270,196
     Accrued rental income............................               2,624,549
     Intangibles and other assets.....................                  42,923
     Cash to pay APF Transaction costs................               3,322,317
     Cash consideration to Income Fund................                 504,000
     APF Common Stock.................................                  23,590
     APF Capital in Excess of Par Value...............              43,101,220
    (To record acquisition of Income Fund)

(u) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

(v) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

(w) Represents the elimination by the Income Fund of $28,712 in related party payables recorded as receivables by the Advisor.

(x) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

   To review the pro forma financial information of APF in the event that APF acquires the CNL Restaurant Businesses and all of the Income Funds, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

        SELECTED HISTORICAL FINANCIAL DATA OF CNL INCOME FUND XII, LTD.

   The following table sets forth selected financial information for the Income Fund, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of CNL Income Fund XII, Ltd." in this supplement.

                             Six Months Ended
                                 June 30,                           Year Ended December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Revenues (1)............  $ 2,223,029 $ 1,939,113 $ 4,051,192 $ 4,522,216 $ 4,553,058 $ 4,570,571 $ 4,548,580
Net income (2)..........    1,854,112   1,575,026   2,933,537   3,952,214   3,943,043   4,014,372   4,027,834
Cash distributions
 declared (3)...........    1,912,504   1,912,504   3,960,008   3,825,008   3,825,008   3,870,007   3,825,006
Net income per unit
 (2)....................         0.41        0.35        0.65        0.87        0.87        0.88        0.89
Cash distributions
 declared per unit (3)..         0.43        0.43        0.88        0.85        0.85        0.86        0.85
GAAP book value per
 unit...................         8.74        8.91        8.75        8.98        8.95        8.93        8.90
Weighted average number
 of Limited Partner
 units outstanding......    4,500,000   4,500,000   4,500,000   4,500,000   4,500,000   4,500,000   4,500,000
                                 June 30,                                December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Total assets............  $40,474,487 $41,206,624 $40,634,898 $41,430,990 $41,343,138 $41,229,132 $41,127,173
Total partners'
 capital................   39,332,449  40,079,834  39,390,841  40,417,312  40,290,106  40,172,071  40,027,706

--------
(1) Revenues include equity in earnings of joint ventures and adjustments to accrued rental income due to the tenant of certain restaurant properties filing for bankruptcy.
(2) Net income for the six months ended June 30, 1999 includes $74,714 from a gain on sale of land and building. Net income for the years ended December 31, 1998 and 1996, includes $104,374 and $15,355, respectively, from a loss on sale of land and building. Net income for the year ended December 31, 1998, includes $206,535 for a provision for loss on building.
(3) Distributions for the years ended December 31, 1998 and 1995, include a special distribution to the Limited Partners of $135,000 and $45,000, respectively, which represented cumulative excess operating reserves.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
             AND RESULTS OF OPERATIONS OF CNL INCOME FUND XII, LTD.

Introduction

   The Income Fund is a Florida limited partnership that was organized on August 20, 1991, to acquire for cash, either directly or through joint venture arrangements, both newly constructed and existing restaurants, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains. The leases are triple-net leases, with the lessees generally responsible for all repairs and maintenance, property taxes, insurance and utilities. As of June 30, 1999, the Income Fund owned 47 restaurant properties, which included interests in five restaurant properties owned by joint ventures in which the Income Fund is a co-venturer.

Capital Resources

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's primary source of capital for the six months ended June 30, 1999 and 1998, was cash from operations, which consists of cash received from tenants, distributions from joint ventures, and interest and other income received, less cash paid for expenses. Cash from operations was $1,837,011 and $2,183,206 for the six months ended June 30, 1999 and 1998, respectively. The decrease in cash from operations for the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, is primarily a result of changes in working capital.

   Other sources and uses of capital included the following during the six months ended June 30, 1999.

   In August 1998, the Income Fund entered into a joint venture arrangement, Columbus Joint Venture, with our affiliates to construct, own and lease one restaurant property. As of June 30, 1999, the Income Fund had contributed approximately $251,100, of which approximately $135,800 was contributed during the six months ended June 30, 1999, to the joint venture to purchase land and pay for construction costs relating to the joint venture. As of June 30, 1999, the Income Fund owned an approximate 28 percent interest in the profits and losses of the joint venture.

   In May 1999, the Income Fund sold its restaurant property in Morganton, North Carolina to an unrelated third party for $550,000 and received $467,300 in cash and accepted the remaining sales proceeds in the form of a promissory note in the principal sum of $55,000. The Income Fund had recorded an allowance for loss on building relating to this restaurant property of $206,535 at December 31, 1998 due to the tenant filing for bankruptcy. The allowance represented the difference between the carrying value of the restaurant property at December 31, 1998 and the estimated net realizable value for this restaurant property. At June 30, 1999, the Income Fund recorded a gain relating to the sale of this restaurant property of $74,714 for financial reporting purposes, which resulted in an overall net loss relating to the sale of this restaurant property of approximately $131,800. The promissory note is collateralized by a mortgage on the restaurant property. The promissory note bears interest at a rate of 10.25% per annum and is being collected in 60 monthly installments of principal and interest. Net sales proceeds of $467,300 in cash and proceeds received from the collection of this promissory note will be used to reinvest in an additional restaurant property.

   Currently, rental income from the Income Fund's restaurant properties and net sales proceeds from the sale of restaurant properties, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use of such funds for the payment of Income Fund expenses, are invested in money market accounts or other short-term, highly liquid investments such as demand deposits at commercial banks, certificates of deposit, and money market accounts with less than a 30-day maturity date. At June 30, 1999, the Income Fund had $2,484,668 invested in such short-term investments, as compared to $2,362,980 at December 31, 1998. The funds remaining at June 30, 1999, after payment of distributions and other liabilities, will be used to acquire additional restaurant properties and to meet the Income Fund's working capital and other needs.

   On May 11, 1999, four Limited Partners in several of the Income Funds served a lawsuit against us and APF in connection with the Acquisition. On July 8, 1999, the plaintiffs amended the complaint to add three additional Limited Partners as plaintiffs. Additiuonally, on June 22, 1999, a Limited Partner in several Income Funds served a lawsuit against us, APF, CNL Group, Inc. and the CNL Restaurant Businesses in connection with the Acquisition. We and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

 The Years Ended December 31, 1998, 1997 and 1996

   The Income Fund's primary source of capital for the years ended December 31, 1998, 1997 and 1996 was cash from operations. Cash from operations was $4,116,780, $3,806,988 and $3,951,689 for the years ended December 31, 1998,
1997 and 1996, respectively. The increase in cash from operations during 1998, as compared to 1997, is primarily a result of changes in working capital, and the decrease in cash from operations during 1997, as compared to 1996, is primarily a result of changes in income and expenses and changes in working capital during each of the respective years.

   Other sources and uses of capital included the following during the years ended December 31, 1998, 1997 and 1996.

   In April 1996, the Income Fund sold its restaurant property in Houston, Texas to an unrelated third party for $1,640,000. As a result of this transaction, the Income Fund recognized a loss of $15,355 for financial reporting purposes. This was primarily due to acquisition fees and miscellaneous acquisition expenses that the Income Fund had allocated to this restaurant property. In May 1996, the Income Fund reinvested the sales proceeds from this sale, along with additional funds, in Middleburg Joint Venture. The Income Fund has an 87.54% interest in the profits and losses of Middleburg Joint Venture and the remaining interest in this joint venture is held by an affiliate of the Income Fund, which has the same general partners.

   In March 1997, the Income Fund entered into a new lease for the restaurant property in Tempe, Arizona. In connection therewith, the Income Fund incurred $55,000 in renovation costs, which were completed in May 1997.

   In August 1998, the Income Fund entered into a joint venture arrangement, Columbus Joint Venture, with our affiliates to construct and hold one restaurant property. As of December 31, 1998, the Income Fund had contributed approximately $115,000 to purchase land and pay for construction costs relating to the joint venture and owned a 27.72% interest in profits and losses of this joint venture. When funding is completed, the Income Fund expects to have an approximate 28 percent interest in profits and losses of the joint venture.

   In December 1998, the Income Fund sold its restaurant property in Monroe, North Carolina to an unrelated third party and received net sales proceeds of $483,549. As a result of this transaction, the Income Fund recognized a loss of $104,374 for financial reporting purposes. The Income Fund intends to reinvest these net sales proceeds in an additional restaurant property.

   None of the restaurant properties owned by the Income Fund or the joint ventures in which the Income Fund owns an interest is or may be encumbered. Subject to restrictions on borrowing, however, the Income Fund may borrow funds but will not encumber any of the restaurant properties in connection with any such borrowing. The Income Fund will not borrow for the purpose of returning capital to the Limited Partners. The Income Fund will not borrow under arrangements that would make the Limited Partners liable to creditors of the Income Fund. We further have represented that we will use our reasonable efforts to structure any borrowing so that it will not constitute "acquisition indebtedness" for federal income tax purposes and also will limit the Income Fund's outstanding indebtedness to three percent of the aggregate adjusted tax basis of its restaurant properties. From time to time, affiliates of ours incur operating expenses on behalf of the Income Fund for which the Income Fund reimburses the affiliates without interest.

   Rental income from the Income Fund's restaurant properties and net sales proceeds from the sales of restaurant properties, pending investment in additional restaurant properties, distributions to Limited Partners or use of such funds for the payment of Income Fund expenses, are invested in money market accounts or other short-term highly liquid investments such as demand deposit accounts at commercial banks, CDs and money market accounts with less than a 30-day maturity date. At December 31, 1998, the Income Fund had $2,362,980 invested in such short-term investments, as compared to $1,706,415 at December 31, 1997. The increase in cash and cash equivalents during 1998 is primarily due to the receipt of $483,549 in net sales proceeds from the 1998 sale of the restaurant property in Monroe, North Carolina. As of December 31, 1998, the average interest rate earned on the rental income deposited in demand deposit accounts at commercial banks was approximately three percent annually. The Funds remaining at December 31, 1998, after payment of distributions and other liabilities, will be used to meet the Income Fund's working capital and other needs.

Short-Term Liquidity

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's short-term liquidity requirements consist primarily of the operating expenses of the Income Fund.

   The Income Fund's investment strategy of acquiring restaurant properties for cash and leasing them under triple-net leases to operators who meet specified financial standards minimizes the Income Fund's operating expenses. We believe that the leases will continue to generate cash flow in excess of operating expenses.

   We have the right, but not the obligation, to make additional capital contributions if we deem it appropriate in connection with the operations of the Income Fund.

   The Income Fund generally distributes cash from operations remaining after the payment of operating expenses of the Income Fund, to the extent that we determine that such funds are available for distribution. Based on current cash from operations, the Income Fund declared distributions to the Limited Partners of $1,912,504 for each of the six months ended June 30, 1999 and 1998, or $956,252 for each of the quarters ended June 30, 1999 and 1998. This represents distributions of $0.43 per unit for each applicable six months, or $0.21 per unit for each applicable quarter.

   No distributions were made to us for the quarters and six months ended June 30, 1999 and 1998. No amounts distributed to the Limited Partners for the six months ended June 30, 1999 and 1998 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available for distribution to the Limited Partners on a quarterly basis.

   Total liabilities of the Income Fund decreased to $1,142,038 at June 30, 1999 from $1,244,057 at December 31, 1998, primarily as a result of the Income Fund paying a special distribution in January 1999 to the Limited Partners of $135,000 accrued at December 31, 1998. We believe that the Income Fund has sufficient cash on hand to meet its current working capital needs.

 The Years Ended December 31, 1998, 1997 and 1996

   Due to low operating expenses and ongoing cash flow, we believe that the Income Fund has sufficient working capital reserves at this time. In addition, because all leases of the Income Fund's restaurant properties are on a triple-net basis, it is not anticipated that a permanent reserve for maintenance and repairs will be established at this time. To the extent, however, that the income Fund has insufficient funds for such purposes, we will contribute to the Income Fund an aggregate amount of up to one percent of the offering proceeds for maintenance and repairs.

   Based on cash from operations, the Income Fund declared distributions to the Limited Partners of $3,960,008 for the year ended December 31, 1998 and $3,825,008 for each of the years ended December 31, 1997 and 1996. This represents a distribution of $0.88 per unit for the year ended December 31, 1998 and $0.85 per unit for each of the years ended December 31, 1997 and 1996. No amounts distributed or to be distributed to the Limited Partners for the years ended December 31, 1998, 1997 and 1996 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available for distribution to Limited Partners on a quarterly basis.

   During 1998, affiliates of ours incurred on behalf of the Income Fund $130,847 for operating expenses, as compared to $97,078 during 1997 and $118,929 during 1996. As of December 31, 1998, the Income Fund owed $24,025 to affiliates for such amounts and accounting and administrative services, as compared to $6,887 as of December 31, 1997. As of March 11, 1999, the Income Fund had reimbursed the affiliates all such amounts. Other liabilities, including distributions payable, increased to $1,220,032 at December 31, 1998 from $1,006,791 at December 31, 1997, primarily as the result of the Income Fund's accruing a special distribution of accumulated, excess operating reserves payable to the Limited Partners of $135,000 at December 31, 1998. The increase was also partially a result of an increase in rents paid in advance at December 31, 1998.


Long-Term Liquidity

   The Income Fund has no long-term debt or other long-term liquidity requirements.

Results of Operations

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998


   During the six months ended June 30, 1998, the Income Fund owned and leased 44 wholly owned restaurant properties, including one restaurant property sold in December 1998, and during the six months ended June 30, 1999, the Income Fund owned and leased 43 wholly owned restaurant properties, including one restaurant property sold in May 1999, to operators of fast-food and family-style restaurant chains. During the six months ended June 30, 1999 and 1998, the Income Fund earned $1,983,206 and $1,858,822, respectively, in rental income from operating leases, net of adjustments to accrued rental income, and earned income from direct financing leases from these restaurant properties, $1,001,988 and $824,602 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. Rental and earned income was lower during the quarter and six months ended June 30, 1998, as compared to the quarter and six months ended June 30, 1999, due to the fact that in June 1998, Long John Silver's, Inc. filed for bankruptcy and rejected the leases relating to three of the eight restaurant properties that it leased. As a result, the tenant ceased making rental payments on the three rejected leases, and during the quarter and six months ended June 30, 1998, the Income Fund wrote off accrued rental income, or non-cash accounting adjustments relating to the straight-lining of future scheduled rent increases over the lease term in accordance with generally accepted accounting principles, relating to these restaurant properties. No amounts were written-off during the quarter and six months ended June 30, 1999. The effect from the write-off of accrued rental income was partially offset by the fact that the Income Fund recorded rental and earned income during the quarter and six months ended June 30, 1998, prior to the tenant vacating the restaurant properties in June 1998. No rental and earned income was recognized during the quarter and six months ended June 30, 1999 from the former tenant. The Income Fund has continued receiving rental payments relating to the five leases not rejected by the tenant. In December 1998 and May 1999, the Income Fund sold two of the vacant restaurant properties and intends to reinvest the net sales proceeds from the sales of these restaurant properties in additional restaurant properties, as discussed in "Capital Resources". In July 1999, the Income Fund entered into a new lease with a new tenant for the remaining vacant restaurant property. In connection with the new lease, the tenant has agreed to pay for all construction costs necessary to convert this restaurant property into a new concept. Conversion of this restaurant property is expected to be completed during the third quarter of 1999, at which time rental payments are expected to commence. While Long John Silver's, Inc. has not rejected or affirmed the remaining five leases, there can be no assurance that some or all of the leases will not be rejected in the future. The lost revenues that would result in the event the remaining five leases are rejected could have an adverse effect on the results of operations of the Income Fund, if the Income Fund is not able to re-lease these restaurant properties in a timely manner.

   In addition, during the six months ended June 30, 1998, the Income Fund owned and leased four restaurant properties indirectly through joint venture arrangements and during the six months ended June 30, 1999, the Income Fund owned and leased five restaurant properties indirectly through joint venture arrangements. In connection with the joint venture arrangements, during the six months ended June 30, 1999 and 1998, the Income Fund earned $190,206 and $21,892, respectively, of which income of $119,068 and a loss of $43,758 were recognized during the quarters ended June 30, 1999 and 1998, respectively. Net income earned by joint ventures was lower during the quarter and six months ended June 30, 1998, as compared to the quarter and six months ended June 30, 1999, primarily due to the fact that Kingsville Real Estate Joint Venture, in which the Income Fund owns a 31.13% interest in the profits and losses of the joint venture, established an allowance for doubtful accounts of approximately $50,800 and $65,900 during the quarter and six months ended June 30, 1998, respectively, in accordance with its collection policy. No such allowance was established during the quarter and six months ended June 30, 1999. In addition, during the quarter and six months ended June 30, 1998, Kingsville Real Estate Joint Venture established a provision for loss on land and net investment in direct financing lease for its restaurant property in Kingsville, Texas for approximately $316,000. The allowance represented the difference between the restaurant property's carrying value at June 30, 1998 and the estimated net realizable value of the restaurant property. In January 1999, Kingsville Real Estate Joint Venture entered into a new lease for this restaurant property with a new tenant and we ceased collection efforts on the past due amounts.

   During the six months ended June 30, 1999, five restaurant chains, Long John Silver's, Hardee's, Jack in the Box, Golden Corral, and Denny's, each accounted for more than ten percent of the Income Fund's total rental income, including the Income Fund's share of rental income from five restaurant properties owned by joint ventures. During 1998, Long John Silver's Inc. filed for bankruptcy, as described above. It is anticipated that during the remainder of 1999, Jack in the Box, Denny's, Golden Corral, and Hardee's each will continue to account for more than ten percent of the Income Fund's total rental income to which the Income Fund is entitled under the terms of the leases. Any failure of these restaurant chains could materially affect the Income Fund's income if the Income Fund is not able to re-lease the restaurant properties in a timely manner.

   Operating expenses, including depreciation and amortization expense, were $443,631 and $364,087 for the six months ended June 30, 1999 and 1998, respectively, of which $231,662 and $199,846 were incurred during the quarters ended June 30, 1999 and 1998, respectively. The increase in operating expenses during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, was partially a result of the Income Fund incurring $92,263 and $127,682 in transaction costs during the quarter and six months ended June 30, 1999, respectively, relating to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition with APF. If the Limited Partners reject the Acquisition, the Income Fund will bear the portion of the transaction costs based upon the percentage of "For" votes and we will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   In addition, the increase in operating expenses during the quarter and six months ended June 30, 1999, was partially attributable to the fact that the Income Fund incurred legal, insurance and real estate tax expenses on the two restaurant properties for which the leases were rejected and which were vacant during the quarter and six months ended June 30, 1999, as a result of Long John Silver's, Inc. filing for bankruptcy, as described above. In addition, the increase in operating expenses during the quarter and six months ended June 30, 1999, was partially attributable to an increase in depreciation expense due to the fact that during 1998, the Income Fund reclassified these assets from net investment in direct financing leases to land and buildings on operating leases. In May 1999, the Income Fund sold one of the vacant restaurant properties and in July 1999 the Income

Fund entered into a long-term triple net lease with a new tenant for the remaining vacant restaurant property. The new tenant is responsible for real estate taxes, insurance and maintenance; therefore, we do not anticipate that the Income Fund will continue to incur these expenses. The Income Fund will incur certain expenses such as real estate taxes, insurance, and maintenance relating to one or more of the five restaurant properties still leased by Long John Silver's, Inc. if one or more of the leases are rejected.

   The increase in operating expenses during the quarter and six months ended June 30, 1999 was partially offset by the fact that during the quarter and six months ended June 30, 1998, the Income Fund recorded bad debt expense for past due principal and interest amounts relating to the loan with the tenant of the restaurant property in Kingsville Real Estate Joint Venture due to financial difficulties the tenant experienced. In January 1999, Kingsville Real Estate Joint Venture entered into a new lease with a new tenant, and we ceased collection efforts on the past due amounts.

   As a result of the sale of the restaurant property in Morganton, North Carolina, as described above in "Capital Resources," the Income Fund recorded a gain of $74,714 for financial reporting purposes during the quarter and six months ended June 30, 1999. No restaurant properties were sold during the quarter and six months ended June 30, 1998.

 The Years Ended December 31, 1998, 1997 and 1996

   During the years ended December 31, 1996, the Income Fund owned and leased 45 wholly-owned restaurant properties, including the restaurant property in Houston, Texas, which was sold in April 1996. During 1998 and 1997, the Income Fund owned and leased 44 wholly-owned restaurant properties, including the restaurant property in Monroe, North Carolina, which was sold in December 1998. During 1996 and 1997, the Income Fund was a co-venturer in four separate joint ventures that each owned and leased one restaurant property, and during 1998, the Income Fund was a co-venturer in five separate joint ventures that each owned and leased one restaurant property. As of December 31, 1998, the Income Fund owned, either directly or through joint venture arrangements, 48 restaurant properties that are, in general, subject to long-term, triple-net leases. The leases of the restaurant properties provide for minimum base annual rental payments, payable in monthly installments, ranging from approximately $48,000 to $213,800. The majority of the leases provide for percentage rent based on sales in excess of a specified amount. In addition, some of the leases provide that, commencing in specified lease years, generally the sixth lease year, the annual base rent required under the terms of the lease will increase.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $3,862,390, $4,102,842, and $4,165,640, respectively, in rental income from operating leases, net of adjustments to accrued rental income and earned income from direct financing leases from restaurant properties wholly-owned by the Income Fund. Rental and earned income decreased approximately $136,300 during 1998, as compared to 1997, primarily due to the fact that in June 1998, Long John Silver's, Inc., filed for bankruptcy and rejected the leases relating to three of its eight leases, as described above. In conjunction with the three rejected leases, during 1998, the Income Fund wrote off approximately $224,900 of accrued rental income, or non-cash accounting adjustments relating to the straight-lining of future scheduled rent increases over the lease term in accordance with generally accepted accounting principles. In December 1998, the Income Fund sold one of the vacant restaurant properties, as described above in "Capital Resources," and intends to reinvest the net sales proceeds from the sale of this restaurant property in an additional restaurant property. The Income Fund will not recognize any rental and earned income from these two vacant restaurant properties until new tenants for these restaurant properties are located, or until the restaurant properties are sold and the proceeds from such sales are reinvested in additional restaurant properties.

   The decrease in rental and earned income during 1997, as compared to 1996, is primarily attributable to a decrease of approximately $51,800 during the year ended December 31, 1997 as a result of the sale of the restaurant property in Houston, Texas, in April 1996, as discussed above in "Capital Resources."

   In addition, rental and earned income also decreased approximately $23,500 during 1997 as a result of the fact that the tenant of the restaurant property in Tempe, Arizona, declared bankruptcy and ceased operations of the restaurant business located on the restaurant property in June 1996. As a result of the termination of this lease, during the year ended December 31, 1996, the Income Fund reclassified this lease from a direct financing lease to an operating lease. In March 1997, the Income Fund entered into a new lease for the restaurant property in Tempe, Arizona with a new tenant to operate the restaurant property for which rental payments commenced in July 1997. The decrease in rental and earned income during 1997, as compared to 1996, was partially offset by an increase in rental income earned from the new tenant during 1997.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund also earned $23,433, $54,330, and $67,652, respectively, in contingent rental income. The decrease in contingent rental income during 1998 and 1997, each as compared to the previous year, is primarily attributable to decreased gross sales of certain restaurant properties requiring the payments of contingent rental income.

   In addition, for the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $95,142, $277,325, and $200,499, respectively, attributable to net income earned by joint ventures in which the Income Fund is a co-venturer. The decrease in net income earned by joint ventures during 1998, as compared to 1997, is primarily due to the fact that Kingsville Real Estate Joint Venture, in which the Income Fund owns a 31.13% interest in the profits and losses of the joint venture, established an allowance for doubtful accounts of approximately $116,700 during 1998. The tenant of this restaurant property experienced financial difficulties and ceased payment of rents under the terms of their lease agreement. No such allowance was established during the year ended December 31, 1997. In addition, during 1998, the joint venture established an allowance for loss on land and net investment in the direct financing lease for its restaurant property in Kingsville, Texas of approximately $316,000. The allowance represents the difference between the restaurant property's carrying value at December 31, 1998 and the estimated net realizable value of the restaurant property. In January 1999, Kingsville Real Estate Joint Venture entered into a new lease for this restaurant property with a new tenant. The increase in net income earned by joint ventures during 1997, as compared to 1996, is primarily due to the fact that the Income Fund invested in Middelburg Joint Venture in May 1996, as described above in "Capital Resources."

   During the year ended December 31, 1998, four of the Income Fund's lessees, or group of affiliated lessees, (a) Long John Silver's, Inc., (b) Foodmaker, Inc., (c) Denny's Inc. and Quincy's, Inc., which are affiliated under common control of Advantica Restaurant Group, Inc., and (d) Flagstar Enterprises, Inc., each contributed more than 10% of the Income Fund's total rental income, including the Income Fund's share of rental income from five restaurant properties owned by joint ventures. As of December 31, 1998, Long John Silver's, Inc. was the lessee under leases relating to five restaurants, excluding the three leases rejected by the tenant, as described above, Foodmaker, Inc. was the lessee under leases relating to 10 restaurants, Advantica restaurant Group, Inc. was the lessee under leases relating to four restaurants, and Flagstar Enterprises, Inc. was the lessee under leases relating to 11 restaurants. It is anticipated that based on the minimum rental payments required by the leases, Foodmaker, Inc., Advantica restaurant Group, Inc., and Flagstar Enterprises, Inc. each will continue to contribute more than 10% of the Income Fund's total rental income during 1999. In addition, during the year ended December 31, 1998, four restaurant chains, Long John Silver's, Hardee's, Jack in the Box, and Denny's, each accounted for more than 10% of the Income Fund's total rental income, including the Income Fund's share of rental income from five restaurant properties owned by joint ventures. During 1998, Long John Silver's Inc. filed for bankruptcy, as described above. In 1999, it is anticipated that Jack in the Box, Denny's, and Hardee's each will continue to account for more that 10% of the Income Fund's total rental income to which the Income Fund is entitled under the terms of the leases. Any failure of these lessees or restaurant chains could materially affect the Income Fund's income if the Income Fund is not able to re-lease the restaurant properties in a timely manner.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund also earned $70,227, $87,719, and $119,267, respectively, in interest and other income. The decrease in interest and other income during 1998, as compared to 1997, is primarily a result of the Income Fund establishing an allowance for doubtful accounts during 1998, of approximately $17,300 for past due accrued interest income amounts that relate to the loan with the tenant of the restaurant property in Kingsville Real Estate Joint Venture due to financial difficulties the tenant is experiencing. In January 1999, Kingsville Real Estate Joint Venture entered into a new lease with a new tenant, and in conjunction therewith, we agreed to cease collection efforts on the past due amounts. The decrease in interest and other income during 1997, as compared to 1996, is primarily attributable to the Income Fund granting certain easement rights during 1996, to the owner of the restaurant property adjacent to the Income Fund's restaurant property in Black Mountain, North Carolina, in exchange for $25,000. In addition, the decrease in interest and other income during 1997, as compared to 1996, is offset by an increase attributable to the Income Fund recognizing approximately $7,900 in other income due to the fact that the former tenant of the restaurant property in Tempe, Arizona, paid past due real estate taxes relating to the restaurant property and the Income Fund reversed such amounts during 1997 that it had previously accrued as payable during 1996.

   Operating expenses, including depreciation and amortization expense, were $806,746, $570,002, and $594,660, for the years ended December 31, 1998, 1997, and 1996, respectively. The increase in operating expenses during 1998, as compared to 1997, is primarily attributable to the fact that the Income Fund recorded bad debt expense for past due principal and interest amounts relating to the loan with the tenant of the restaurant property in Kingsville Real Estate Joint Venture due to financial difficulties the tenant is experiencing. In January 1999, Kingsville Real Estate Joint Venture entered into a new lease with a new tenant, and we ceased collection efforts on the past due amounts.

   In addition, the increase in operating expenses during 1998, is partially attributable to the fact that the Income Fund accrued insurance and real estate tax expenses as a result of Long John Silver's, Inc. filing for bankruptcy and rejecting the leases relating to three of its eight leased restaurant properties in June 1998, as described above. In addition, the increase in operating expenses during 1998 is partially attributable to an increase in depreciation expense due to the fact that during 1998, the Income Fund reclassified these assets from net investment in direct financing leases to land and buildings on operating leases. In December 1998, the Income Fund sold one of the vacant restaurant properties and intends to reinvest the net sales proceeds it received from the sale of this restaurant property in an additional restaurant property. The Income Fund will continue to incur certain expenses, such as real estate taxes, insurance, and maintenance relating to the two remaining, vacant restaurant properties until new tenants or buyers are located.

   In addition, the increase in operating expenses during 1998, is partially a result of the Income Fund incurring $24,282 in transaction costs relating to our retaining financial and legal advisors to assist us in evaluating and negotiating the proposed Acquisition with APF, as described above in "Capital Resources."

   The decrease in operating expenses during 1997, as compared to 1996, is partially attributable to the fact that during 1996, the Income Fund recorded current and past due real estate taxes relating to the restaurant property in Tempe, Arizona, due to financial difficulties the tenant was experiencing. As described above, the amounts accrued during 1996 were reversed and recorded as other income during 1997. No real estate taxes were recorded during 1997 relating to the restaurant property in Tempe, Arizona, due to the fact that the new tenant is responsible for the real estate taxes under the terms of the new lease.

   In addition, the decrease in operating expenses during 1997, as compared to 1996, is partially attributable to a decrease in accounting and administrative expenses associated with operating the Income Fund and its restaurant properties. In addition, the decrease in operating expenses during 1997 is partially attributable to the Income Fund incurring certain expenses, such as insurance and legal fees during 1996, due to the former tenant of the restaurant property in Tempe, Arizona declaring bankruptcy during 1996.

   As a result of the sales of the restaurant properties in Monroe, North Carolina and Houston, Texas, as described above in "Capital Resources," the Income Fund recognized losses of $104,374 and $15,355 for financial reporting purposes for the years ended December 31, 1998 and 1996, respectively. No restaurant properties were sold during 1997.

   During the year ended December 31, 1998, the Income Fund recorded a provision for loss on building in the amount of $206,535 for financial reporting purposes relating to the Long John Silver's restaurant property in Morganton, North Carolina. The tenant of this restaurant property filed for bankruptcy and ceased payment of rents under the terms of its lease agreement, as described above. The allowance represents the difference between the carrying value of the restaurant property at December 31, 1998 and the estimated net realizable value for this restaurant property.

   The Income Fund's leases as of December 31, 1998, are, in general, triple-net leases and contain provisions that we Partners believe mitigate the adverse effect of inflation. Such provisions include clauses requiring the payment of percentage rent based on certain restaurant sales above a specified level and/or automatic increases in base rent at specified times during the term of the lease. Management expects that increases in restaurant sales volumes due to inflation and real sales growth should result in an increase in rental income for certain restaurant properties over time. Continued inflation also may cause capital appreciation of the Income Fund's restaurant properties. Inflation and changing prices, however, also may have an adverse impact on the sales of the restaurants and on potential capital appreciation of the restaurant properties.

Year 2000 Readiness Disclosure

 Overview of Year 2000 Problem

   The year 2000 problem concerns the inability of information and non-information technology systems to properly recognize and process date sensitive information beyond January 1, 2000. The failure to accurately recognize the year 2000 could result in a variety of problems from data miscalculations to the failure of entire systems.

 Information and Non-Information Technology Systems

   The Income Fund does not have any information or non-information technology systems. We and our affiliates provide all services requiring the use of information and non-information technology systems pursuant to a management agreement with the Income Fund. The information technology system of our affiliates consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. The non-information technology systems of our affiliates are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. Our affiliates have no internally generated programmed software coding to correct, because substantially all of the software utilized by us and our affiliates is purchased or licensed from external providers. The maintenance of non-information technology systems at the Income Fund's restaurant properties is the responsibility of the tenants of such properties in accordance with the terms of the Income Fund's leases.

 The Y2K Team

   In early 1998, we and our affiliates formed a Year 2000 team for the purpose of identifying, understanding and addressing the various issues associated with the year 2000 problem. The Y2K Team consists of us and members from our affiliates, including representatives from senior management, information systems, telecommunications, legal, office management, accounting and property management.

 Assessing Year 2000 Readiness

   The Y2K Team's initial step in assessing year 2000 readiness consists of identifying any systems that are date-sensitive and, accordingly, could have potential year 2000 problems. The Y2K Team has conducted inspections, interviews and tests to identify which of the Income Fund's systems could have a potential year 2000 problem.

   The information system of our affiliates is comprised of hardware and software applications from mainstream suppliers. Accordingly, the Y2K Team has contacted and is evaluating documentation from the respective vendors and manufacturers to verify the year 2000 compliance of their products. The Y2K Team has also requested and is evaluating documentation from the non-information technology systems providers of our affiliates.

   In addition, the Y2K Team has requested and is evaluating documentation from other companies with which the Income Fund has material third party relationships. Such third parties, in addition to the providers of information and non-information technology systems, consist of the Income Fund's transfer agent, and financial institutions. The Income Fund depends on its transfer agent to maintain and track investor information and its financial institutions for availability of cash.

   As of September 15, 1999, the Y2K Team had received responses from approximately 60% of the third parties. All of the responses were in writing. Of the third parties responding, all indicated that they are currently year 2000 compliant or will be year 2000 compliant prior to the year 2000. Although the Y2K Team continues to receive positive responses from the companies with which the Income Fund has third party relationships regarding their year 2000 compliance, we cannot be assured that the third parties have adequately considered the impact of the year 2000.

   In addition, the Y2K Team has requested documentation from the Income Fund's tenants. The Y2K Team is in the process of evaluating the responses and expects to complete this process by October 31, 1999. The Income Fund has also instituted a policy of requiring any new tenants to indicate that their systems are year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000.

 Achieving Year 2000 Compliance

   The Y2K Team has identified and completed upgrades of hardware equipment that was not year 2000 compliant. In addition, the Y2K Team has identified and completed upgrades of software applications that were not year 2000 compliant, although, we cannot be assured that the upgrade solutions provided by the vendors have addressed all possible year 2000 issues.

   The cost for these upgrades and other remedial measures is the responsibility of us and our affiliates. We do not expect that the Income Fund will incur any costs in connection with year 2000 remedial measures.

Assessing the Risks to the Income Fund of Non-Compliance and Developing Contingency Plans

 Risk of Failure of Information and Non-Information Technology Systems Used by the Income Fund

   We believe that the reasonably likely worst case scenario with regard to the information and non-information technology systems used by the Income Fund is the failure of one or more of these systems as a result of year 2000 problems. Because the Income Fund's major source of income is rental payments under long-term triple-net leases, any failure of information or non-information technology systems used by the Income Fund is not expected to have a material impact on the results of operations of the Income Fund. Even if such systems failed, the payment of rent under the Income Fund's leases would not be affected. In addition, the Y2K Team is expected to correct any Y2K problems within the control of us and our affiliates before the year 2000.

   The Y2K Team has determined that a contingency plan to address this risk is not necessary at this time. However, if the Y2K Team identifies additional risks associated with the year 2000 compliance of the information or non-information technology systems used by the Income Fund or if the progress of the Y2K Team in remediating year 2000 problems with such systems deviates from the anticipated timeline, the Y2K Team will develop a contingency plan if deemed necessary at that time.

 Risk of Inability of Transfer Agent to Accurately Maintain Income Fund Records

 We believe that the reasonably likely worst case scenario with regard to the Income Fund's transfer agent is that the transfer agent will fail to achieve year 2000 compliance of its systems and will not be able to accurately maintain the records of the Income Fund. This could result in the inability of the Income Fund to accurately identify its Limited Partners for purposes of distributions, delivery of disclosure materials and transfers of units. The Y2K Team has received certification from the Income Fund's transfer agent of its year 2000 compliance. Despite the positive response from the transfer agent, we cannot be assured that the transfer agent has addressed all possible year 2000 issues.

   The Y2K Team has developed a contingency plan pursuant to which we and our affiliates would maintain the records of the Income Fund manually, in the event that the systems of the transfer agent are not year 2000 compliant. We and our affiliates would have to allocate resources to internally perform the functions of the transfer agent. We do not anticipate that the additional cost of these resources would have a material impact on the results of operations of the Income Fund.

 Risk of Loss of Short-Term Liquidity from Failure of Financial Institutions to Achieve Year 2000 Compliance

   We believe that the reasonably likely worst case scenario with regard to its financial institutions is that some or all of its funds on deposit with such financial institutions may be temporarily unavailable. The Y2K Team has received responses from 93% of the Income Fund's financial institutions indicating that their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. Despite the positive responses from the financial institutions, we cannot be assured that the financial institutions have addressed all possible year 2000 issues. The loss of short-term liquidity could affect the Income Fund's ability to pay its expenses on a current basis. We do not anticipate that a loss of short-term liquidity would have a material impact on the results of operations of the Income Fund.

   Based upon the responses received from the Income Fund's financial institutions and the inability of the Y2K Team to identify a suitable alternative for the deposit of funds that is not subject to potential year 2000 problems, the Y2K Team has determined not to develop a contingency plan to address this risk.

 Risks of Late Payment or Non-Payment of Rent by Tenants

   We believe that the reasonably likely worst case scenario with regard to its tenants is that some of the tenants may make rental payments late as the result of the failure of the tenants to achieve year 2000 compliance of their systems used in the payment of rent, the failure of the tenants' financial institutions to achieve year 2000 compliance, or the temporary disruption of the tenants' businesses. The Y2K Team is in the process of requesting responses from the Income Fund's tenants indicating the extent to which their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. We cannot be assured that the tenants have addressed all possible year 2000 issues. The late payment of rent by one or more tenants would affect the results of operations of the Income Fund in the short-term.

   We are also aware of predictions that the year 2000 problem, if uncorrected, may result in a global economic crisis. We are not able to determine if such predictions are true. A widespread disruption of the economy could affect the ability of the Income Fund's tenants to pay rent and, accordingly, could have a material impact on the results of operations of the Income Fund.

   Because payment of rent is under the control of the Income Fund's tenants, the Y2K Team is not able to develop a contingency plan to address these risks. In the event of late payment or non-payment of rent, we will assess the remedies available to the Income Fund under its lease agreements.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998.......   F-1
Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998.......................................................   F-2
Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and
 for the Year Ended December 31, 1998....................................   F-3
Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998................................................................   F-4
Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998............................................   F-5
Report of Independent Certified Public Accountants.......................   F-7
Balance Sheets as of December 31, 1998 and 1997..........................   F-8
Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996....................................................................   F-9
Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996...........................................................  F-10
Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-11
Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................  F-12
Unaudited Pro Forma Financial Information................................  F-21
Unaudited Pro Forma Balance Sheet as of June 30, 1999....................  F-22
Unaudited Pro Forma Statement of Earnings for the Six Months Ended June
 30, 1999................................................................  F-24
Unaudited Pro Forma Statement of Earnings for the Year Ended December 31,
 1998....................................................................  F-26
Unaudited Pro Forma Statement of Cash Flows for the Six Months Ended June
 30, 1999................................................................  F-28
Unaudited Pro Forma Statement of Cash Flows for the Year Ended December
 31, 1998................................................................  F-30
Notes and Management's Assumptions to Unaudited Pro Forma Financial
 Statements..............................................................  F-32

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                        June 30,   December 31,
                                                          1999         1998
                                                       ----------- ------------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $1,952,802 and
 $1,795,099, respectively, and allowance for loss on
 building of $206,535 in 1998......................... $20,087,965 $20,703,333
Net investment in direct financing leases.............  12,378,531  12,471,978
Investment in joint ventures..........................   2,722,141   2,522,004
Mortgage note receivable..............................      54,294          --
Cash and cash equivalents.............................   2,484,668   2,362,980
Receivables, less allowance for doubtful accounts of
 $3,620 and $214,633, respectively....................      79,416      16,862
Prepaid expenses......................................      17,622       7,038
Lease costs, less accumulated amortization of $4,252
 and $3,256, respectively.............................      25,301      26,297
Accrued rental income, less allowance for doubtful
 accounts
 of $6,323 in 1999 and 1998...........................   2,624,549   2,524,406
                                                       ----------- -----------
                                                       $40,474,487 $40,634,898
                                                       =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $    99,964 $    21,195
Accrued and escrowed real estate taxes payable........      20,302      10,137
Distributions payable.................................     956,252   1,091,252
Due to related party..................................      28,712      24,025
Rents paid in advance and deposits....................      36,808      97,448
                                                       ----------- -----------
  Total liabilities...................................   1,142,038   1,244,057
Commitments and Contingencies (Note 5)
Partners' capital.....................................  39,332,449  39,390,841
                                                       ----------- -----------
                                                       $40,474,487 $40,634,898
                                                       =========== ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                       Quarter Ended        Six Months Ended
                                         June 30,               June 30,
                                   ---------------------  ---------------------
                                      1999       1998        1999       1998
                                   ---------- ----------  ---------- ----------
Revenues:
  Rental income from operating
   leases........................  $  629,748 $  658,592  $1,234,632 $1,285,138
  Adjustments to accrued rental
   income........................         --    (224,867)        --    (224,867)
  Earned income from direct fi-
   nancing leases................     376,240    390,877     748,574    798,551
  Contingent rental income.......       2,311      6,295       4,682     13,717
  Interest and other income......      25,180     29,430      44,935     44,682
                                   ---------- ----------  ---------- ----------
                                    1,029,479    860,327   2,032,823  1,917,221
                                   ---------- ----------  ---------- ----------
Expenses:
  General operating and adminis-
   trative.......................      31,597     31,541      78,881     66,006
  Professional services..........      11,435        --       22,576     12,986
  Bad debt expense...............         --      75,699         --      84,667
  Management fees to related par-
   ty............................      10,925     10,971      21,455     21,551
  Real estate taxes..............       1,371      1,152       3,496      1,152
  State and other taxes..........         --         405      20,764     17,653
  Depreciation and amortization..      84,071     80,078     168,777    160,072
  Transaction costs..............      92,263        --      127,682        --
                                   ---------- ----------  ---------- ----------
                                      231,662    199,846     443,631    364,087
                                   ---------- ----------  ---------- ----------
Income Before Equity in Earnings
 (Loss) of Joint Ventures and
 Gain on Sale of Land and
 Building........................     797,817    660,481   1,589,192  1,553,134
Equity in Earnings (Loss) of
 Joint Ventures..................     119,068    (43,758)    190,206     21,892
Gain on Sale of Land and Build-
 ing.............................      74,714        --       74,714        --
                                   ---------- ----------  ---------- ----------
Net Income.......................  $  991,599 $  616,723  $1,854,112 $1,575,026
                                   ========== ==========  ========== ==========
Allocation of Net Income:
  General partners...............  $    9,270 $    6,167  $   17,895 $   15,750
  Limited partners...............     982,329    610,556   1,836,217  1,559,276
                                   ---------- ----------  ---------- ----------
                                   $  991,599 $  616,723  $1,854,112 $1,575,026
                                   ========== ==========  ========== ==========
Net Income Per Limited Partner
 Unit............................  $     0.22 $     0.14  $     0.41 $     0.35
                                   ========== ==========  ========== ==========
Weighted Average Number of Lim-
 ited Partner Units Outstanding..   4,500,000  4,500,000   4,500,000  4,500,000
                                   ========== ==========  ========== ==========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
General partners:
  Beginning balance..............................   $   223,305    $   192,411
  Net income.....................................        17,895         30,894
                                                    -----------    -----------
                                                        241,200        223,305
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    39,167,536     40,224,901
  Net income.....................................     1,836,217      2,902,643
  Distributions ($0.43 and $0.88 per limited
   partner unit, respectively)...................    (1,912,504)    (3,960,008)
                                                    -----------    -----------
                                                     39,091,249     39,167,536
                                                    -----------    -----------
    Total partners' capital......................   $39,332,449    $39,390,841
                                                    ===========    ===========



           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                             June 30,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Increase (Decrease) in Cash and Cash Equivalents
  Net Cash Provided by Operating Activities.......... $ 1,837,011  $ 2,183,206
                                                      -----------  -----------
  Cash Flows from Investing Activities:
    Proceeds from sale of land and building..........     467,300          --
    Investment in joint venture......................    (135,825)         --
    Collections on mortgage note receivable..........         706          --
    Payment of lease costs...........................         --        (3,500)
                                                      -----------  -----------
      Net cash provided by (used in) investing activ-
       ities.........................................     332,181       (3,500)
                                                      -----------  -----------
  Cash Flows from Financing Activities:
    Distributions to limited partners................  (2,047,504)  (1,912,504)
                                                      -----------  -----------
      Net cash used in financing activities..........  (2,047,504)  (1,912,504)
                                                      -----------  -----------
Net Increase in Cash and Cash Equivalents............     121,688      267,202
Cash and Cash Equivalents at Beginning of Period.....   2,362,980    1,706,415
                                                      -----------  -----------
Cash and Cash Equivalents at End of Period........... $ 2,484,668  $ 1,973,617
                                                      -----------  -----------
Supplemental Schedule of Non-Cash Financing Activi-
 ties:
  Mortgage note accepted in exchange for sale of land
   and building...................................... $    55,000  $       --
                                                      ===========  ===========
  Distributions declared and unpaid at end of peri-
   od................................................ $   956,252  $   956,252
                                                      ===========  ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund XII, Ltd. (the "Partnership") for the year ended December 31, 1998.

2. Land and Buildings on Operating Leases:

   At December 31, 1998, the Partnership had recorded an allowance for loss on building of $206,535 relating to the property in Morganton, North Carolina, due to the tenant filing for bankruptcy. The allowance represented the difference between the carrying value of the property at December 31, 1998 and the estimated net realizable value for this property. In May 1999, the Partnership sold this property to an unrelated third party for $550,000, received $467,300 in cash and accepted the remaining net sales proceeds in the form of a promissory note (See Note 3), resulting in a gain of $74,714 for financial reporting purposes. This gain, when netted against the allowance recorded at December 31, 1998, resulted in a total net loss of approximately $131,800.

3. Mortgage Note Receivable:

   In connection with the sale of the property in Morganton, North Carolina, in May 1999, the Partnership accepted a promissory note in the principal sum of $55,000 collateralized by a mortgage on the property. The promissory note bears interest at a rate of 10.25% per annum and is being collected in 60 monthly installments of principal and interest.

4. Concentration of Credit Risk:

   The following schedule presents total rental and earned income (including mortgage interest income) from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of rental and earned income from joint ventures) for each of the six months ended June 30:

                                                                 1999     1998
                                                               -------- --------
   Jack in the Box............................................ $512,334 $511,296
   Denny's....................................................  403,411  377,287
   Hardee's...................................................  388,484  392,060
   Golden Corral..............................................  243,680      N/A
   Long John Silver's.........................................  236,194  335,117

   The information denoted by N/A indicates that for the applicable period presented, the chain did not represent more than ten percent of the Partnership's total rental and earned income.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

   In June 1998, a tenant, Long John Silver's, Inc., filed for bankruptcy and rejected the leases relating to three of its eight Properties and ceased making rental payments to the Partnership. In December 1998 and May 1999, the Partnership sold two of the vacant properties. In July 1999, the Partnership entered into a new lease with a new tenant for the remaining vacant property for which rental payments are expected to commence in the third quarter of 1999. While Long John Silver's, Inc. has not rejected or affirmed the remaining five leases, there can be no assurance that some or all of the leases will not be rejected in the future. The lost revenues that would result in the event the remaining five leases are rejected could have an adverse effect on the results of operations of the Partnership, if the Partnership is not able to re-lease these properties in a timely manner.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any of these restaurant chains could significantly impact the results of operations of the Partnership, if the Partnership is not able to re-lease the properties in a timely manner.

5. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 2,384,248 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $46,951,127 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transactions costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund XII, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund XII, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 27, 1999, except for Note 11
 for which the date is March 11, 1999 and
 Note 12 for which the date is June 3, 1999

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                     December 31,
                                                -----------------------
                                                   1998        1997
                                                ----------- -----------
                    ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for
 loss on building.............................. $20,703,333 $20,820,279
Net investment in direct financing leases......  12,471,978  13,656,265
Investment in joint ventures...................   2,522,004   2,517,421
Cash and cash equivalents......................   2,362,980   1,706,415
Receivables, less allowance for doubtful
 accounts of $214,633 and $7,482...............      16,862     202,472
Prepaid expenses...............................       7,038       7,216
Lease costs, less accumulated amortization of
 $3,256 and $1,307.............................      26,297      24,746
Accrued rental income, less allowance for
 doubtful accounts of $6,323 in 1998...........   2,524,406   2,496,176
                                                ----------- -----------
                                                $40,634,898 $41,430,990
                                                =========== ===========
       LIABILITIES AND PARTNERS' CAPITAL
Accounts payable............................... $    21,195 $    10,558
Accrued and escrowed real estate taxes
 payable.......................................      10,137       3,244
Distributions payable..........................   1,091,252     956,252
Due to related parties.........................      24,025       6,887
Rents paid in advance and deposits.............      97,448      36,737
  Total liabilities............................   1,244,057   1,013,678
Partners' capital..............................  39,390,841  40,417,312
                                                ----------- -----------
                                                $40,634,898 $41,430,990
                                                =========== ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                Year Ended December 31,
                                            ---------------------------------
                                               1998        1997       1996
                                            ----------  ---------- ----------
Revenues:
  Rental income from operating leases...... $2,515,351  $2,455,312 $2,473,574
  Adjustments to accrued rental income.....   (224,867)        --         --
  Earned income from direct financing
   leases..................................  1,571,906   1,647,530  1,692,066
  Contingent rental income.................     23,433      54,330     67,652
  Interest and other income................     70,227      87,719    119,267
                                            ----------  ---------- ----------
                                             3,956,050   4,244,891  4,352,559
                                            ----------  ---------- ----------
Expenses:
  General operating and administrative.....    148,427     162,593    173,614
  Professional services....................     32,758      28,665     39,121
  Bad debt expense.........................    188,990         --         --
  Management fees to related parties.......     41,537      40,218     40,244
  Real estate taxes........................      8,989         --       7,891
  State and other taxes....................     17,653      18,496     18,471
  Depreciation and amortization............    344,110     320,030    315,319
  Transaction costs........................     24,282         --         --
                                            ----------  ---------- ----------
                                               806,746     570,002    594,660
                                            ----------  ---------- ----------
Income Before Equity in Earnings of Joint
 Ventures, Loss on Sale of Land and
 Buildings, and Provision for Loss on
 Building..................................  3,149,304   3,674,889  3,757,899
Equity in Earnings of Joint Ventures.......     95,142     277,325    200,499
Loss on Sale of Land and Buildings.........   (104,374)        --     (15,355)
Provision for Loss on Building.............   (206,535)        --         --
                                            ----------  ---------- ----------
Net Income................................. $2,933,537  $3,952,214 $3,943,043
                                            ==========  ========== ==========
Allocation of Net Income:
  General partners......................... $   30,894  $   39,522 $   39,533
  Limited partners.........................  2,902,643   3,912,692  3,903,510
                                            ----------  ---------- ----------
                                            $2,933,537  $3,952,214 $3,943,043
                                            ==========  ========== ==========
Net Income Per Limited Partner Unit........ $     0.65  $     0.87 $     0.87
                                            ==========  ========== ==========
Weighted Average Number of Limited Partner
 Units Outstanding.........................  4,500,000   4,500,000  4,500,000
                                            ==========  ========== ==========

                See accompanying notes to financial statements.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                  Years Ended December 31, 1998, 1997 and 1996

                              General Partners                       Limited Partners
                          ------------------------- ----------------------------------------------------
                                        Accumulated                              Accumulated Syndication
                          Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                          ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................     $1,000      $112,356    $45,000,000  $(10,690,019)  $11,123,278 $(5,374,544) $40,172,071
 Distributions to
  limited partners
  ($0.85 per limited
  partner unit).........        --            --             --     (3,825,008)          --          --    (3,825,008)
 Net income.............        --         39,533            --            --      3,903,510         --     3,943,043
                             ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................      1,000       151,889     45,000,000   (14,515,027)   15,026,788  (5,374,544)  40,290,106
 Distributions to
  limited partners
  ($0.85 per limited
  partner unit).........        --            --             --     (3,825,008)          --          --    (3,825,008)
 Net income.............        --         39,522            --            --      3,912,692         --     3,952,214
                             ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................      1,000       191,411     45,000,000   (18,340,035)   18,939,480  (5,374,544)  40,417,312
 Distributions to
  limited partners
  ($0.88 per limited
  partner unit).........        --            --             --     (3,960,008)          --          --    (3,960,008)
 Net income.............        --         30,894            --            --      2,902,643         --     2,933,537
                             ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................     $1,000      $222,305    $45,000,000  $(22,300,043)  $21,842,123 $(5,374,544) $39,390,841
                             ======      ========    ===========  ============   =========== ===========  ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
  Cash received from tenants............  $ 4,094,016  $ 3,736,731  $ 3,951,047
  Distributions from joint ventures.....      205,815      256,653      190,596
  Cash paid for expenses................     (243,316)    (252,145)    (278,240)
  Interest received.....................       60,265       65,749       88,286
                                          -----------  -----------  -----------
    Net cash provided by operating ac-
     tivities...........................    4,116,780    3,806,988    3,951,689
                                          -----------  -----------  -----------
Cash Flows from Investing Activities:
  Proceeds from sale of land and build-
   ing..................................      483,549          --     1,640,000
  Additions to land and buildings on op-
   erating leases.......................          --       (55,000)         --
  Investment in joint ventures..........     (115,256)         --    (1,645,024)
  Collections on loan to tenant of joint
   venture..............................          --         4,886        7,741
  Payment of lease costs................       (3,500)     (26,052)         --
                                          -----------  -----------  -----------
    Net cash provided by (used in) in-
     vesting activities.................      364,793      (76,166)       2,717
                                          -----------  -----------  -----------
Cash Flows from Financing Activities:
  Distributions to limited partners.....   (3,825,008)  (3,825,008)  (3,870,008)
                                          -----------  -----------  -----------
    Net cash used in financing activi-
     ties...............................   (3,825,008)  (3,825,008)  (3,870,008)
                                          -----------  -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................      656,565      (94,186)      84,398
Cash and Cash Equivalents at Beginning
 of Year................................    1,706,415    1,800,601    1,716,203
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $ 2,362,980  $ 1,706,415  $ 1,800,601
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
  Net income............................  $ 2,933,537  $ 3,952,214  $ 3,943,043
                                          -----------  -----------  -----------
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
  Bad debt expense......................      188,990          --           --
  Depreciation..........................      342,161      317,189      313,319
  Amortization..........................        1,949        2,841        2,000
  Equity in earnings of joint venture,
   net of distributions.................      110,673      (20,672)      (9,903)
  Loss on sale of land and buildings....      104,374          --        15,355
  Provision for loss on building........      206,535          --           --
  Decrease in net investment in direct
   financing leases.....................      164,614      132,771      121,597
  Decrease (increase) in receivables....       (3,380)      (4,450)      48,671
  Decrease (increase) in prepaid ex-
   penses...............................          178         (430)      (4,862)
  Increase in accrued rental income.....      (28,230)    (533,121)    (518,502)
  Increase (decrease) in accounts pay-
   able and accrued expenses............       17,530      (10,207)       8,745
  Increase (decrease) in due to related
   parties..............................       17,138        3,906       (4,269)
  Increase (decrease) in rents paid in
   advance and deposits.................       60,711      (33,053)      36,495
                                          -----------  -----------  -----------
    Total adjustments...................    1,183,243     (145,226)       8,646
                                          -----------  -----------  -----------
Net Cash Provided by Operating Activi-
 ties...................................  $ 4,116,780  $ 3,806,988  $ 3,951,689
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash Fi-
 nancing Activities:
Distributions declared and unpaid at De-
 cember 31..............................  $ 1,091,252  $   956,252  $   956,252
                                          ===========  ===========  ===========

                See accompanying notes to financial statements.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                 Years Ended December 31, 1998, 1997, and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund XII, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators or franchisees of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair values. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

decrease rental or other income or increase bad debt expense for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership's investments in Des Moines Real Estate Joint Venture, Williston Real Estate Joint Venture, Kingsville Real Estate Joint Venture, Middleburg Joint Venture and Columbus Joint Venture are accounted for using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Lease Costs--Brokerage fees associated with negotiating a new lease are amortized over the term of the new lease using the straight-line method.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

2. Leases:

   The Partnership leases its land and buildings to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Some of the leases have been classified as operating leases and some of the leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of the majority of the leases are operating leases. Substantially all leases are for 14 to 20 years and provide for minimum and contingent rentals. In addition, the tenant pays all property taxes and assessments,

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to four successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
   Land............................................... $12,584,387  $12,837,754
   Buildings..........................................  10,120,580    9,443,412
                                                       -----------  -----------
                                                        22,704,967   22,281,166
   Less accumulated depreciation......................  (1,795,099)  (1,460,887)
                                                       -----------  -----------
                                                        20,909,868   20,820,279
   Less allowance for loss on building................    (206,535)         --
                                                       -----------  -----------
                                                       $20,703,333  $20,820,279
                                                       ===========  ===========

   In March 1997, the Partnership entered into a new lease for the property in Tempe, Arizona. In connection therewith, the Partnership incurred $55,000 in renovation costs which were completed in May 1997.

   In December 1998, the Partnership sold its property in Monroe, North Carolina, and received net sales proceeds of $483,549, resulting in a loss of $104,374 for financial reporting purposes.

   Some leases provide for escalating guaranteed minimum rents throughout the lease term. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997 and 1996, the Partnership recognized $28,230 (net of $6,323 in reserves and $224,867 in write-offs), $533,121, and $518,502, respectively, of such rental income.

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

   1999............................................................. $ 2,212,548
   2000.............................................................   2,214,984
   2001.............................................................   2,224,926
   2002.............................................................   2,244,948
   2003.............................................................   2,521,540
   Thereafter.......................................................  21,695,400
                                                                     -----------
                                                                     $33,114,346
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

   During the year ended December 31, 1998, the Partnership established an allowance for loss on building of $206,535, relating to the Long John Silver's property in Morganton, North Carolina. The tenant of this property filed for bankruptcy and ceased payment of rents under the terms of its lease agreement. The allowance represents the difference between the carrying value of the property at December 31, 1998, and the current estimated net realizable value for this property.

4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                          1998         1997
                                                       -----------  -----------
   Minimum lease payments receivable.................. $24,790,776  $28,413,665
   Estimated residual values..........................   3,924,188    4,190,941
   Less unearned income............................... (16,242,986) (18,948,341)
                                                       -----------  -----------
   Net investment in direct financing leases.......... $12,471,978  $13,656,265
                                                       ===========  ===========

   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

   1999............................................................. $ 1,678,170
   2000.............................................................   1,678,170
   2001.............................................................   1,678,170
   2002.............................................................   1,678,170
   2003.............................................................   1,731,030
   Thereafter.......................................................  16,347,066
                                                                     -----------
                                                                     $24,790,776
                                                                     ===========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

   During the year ended December 31, 1998, three of the Partnership's leases with Long John Silver's, Inc. were rejected in connection with the tenant filing for bankruptcy. As a result, the Partnership reclassified these assets from net investment in direct financing leases to land and buildings on operating leases. In accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases," the Partnership recorded the reclassified assets at the lower of original cost, present fair value, or present carrying value. No loss on termination of direct financing leases was recorded for financial reporting purposes.

5. Investment in Joint Ventures:

   As of December 31, 1998, the Partnership had a 59.05%, an 18.61%, a 31.13%, and an 87.54% interest in the profits and losses of Williston Real Estate Joint Venture, Des Moines Real Estate Joint Venture, Kingsville Real Estate Joint Venture, and Middleburg Joint Venture, respectively. The remaining interests in these joint ventures are held by affiliates of the Partnership which have the same general partners.

   In August 1998, the Partnership entered into a joint venture agreement, Columbus Joint Venture, with affiliates of the general partners, to construct and hold one restaurant property. As of December 31, 1998, the

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

Partnership contributed amounts to purchase land and pay construction costs relating to the joint venture. The Partnership has agreed to contribute additional amounts to the joint venture for construction costs. As of December 31, 1998 the Partnership owned a 27.72% interest in the profits and losses of this joint venture. When funding is complete, the Partnership expects to have an approximate 28 percent interest in the profits and losses of the joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with affiliates.

   Williston Real Estate Joint Venture, Des Moines Real Estate Joint Venture, Kingsville Real Estate Joint Venture, Middleburg Joint Venture, and Columbus Joint Venture each own and lease one property to an operator of national fast-food or family-style restaurants. The following presents the joint ventures' combined, condensed financial information at December 31:

                                                            1998        1997
                                                         ----------  ----------
   Land and buildings on operating leases, less
    accumulated depreciation and allowance for loss on
    land................................................ $2,498,504  $1,768,636
   Net investment in direct financing leases, less
    allowance for impairment in carrying value..........  2,219,798   2,446,688
   Cash.................................................      5,671       6,893
   Receivables..........................................        --       13,843
   Accrued rental income................................    166,447     157,252
   Other assets.........................................        283         443
   Liabilities..........................................    483,138       7,673
   Partners' capital....................................  4,407,565   4,386,082
   Revenues.............................................    337,881     481,085
   Provision for loss on land and direct financing
    lease...............................................   (316,113)        --
   Net income (loss)....................................    (38,867)    446,047

   The Partnership recognized income totalling $95,142, $277,325, and $200,499 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures.

6. Receivables:

   During 1993, the Partnership loaned $208,855 to the tenant of the property owned by Kingsville Real Estate Joint Venture in connection with the purchase of equipment for the restaurant property. The loan, which bore interest at a rate of ten percent, was payable over 84 months and was collateralized by the restaurant equipment. Receivables at December 31, 1997, included $188,642 relating to this loan, including accrued interest of $7,488. During the year ended December 31, 1998, the Partnership established an allowance for doubtful accounts of $205,965, which represented the entire amount outstanding under the loan plus accrued interest, due to the uncertainty of collectibility of this note. No amounts relating to this loan are included in receivables at December 31, 1998.

7. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their invested capital contributions (the "Limited Partners' 10% Return").

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their Limited Partners' 10% Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the year ended December 31, 1998, the Partnership declared distributions to the limited partners of $3,960,008, and during each of the years ended December 31, 1997 and 1996, the Partnership declared distributions to the limited partners of $3,825,008. No distributions have been made to the general partners to date.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


8. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                                1998        1997        1996
                                             ----------  ----------  ----------
   Net income for financial reporting
    purposes...............................  $2,933,537  $3,952,214  $3,943,043
   Depreciation for tax reporting purposes
    in excess of depreciation for financial
    reporting purposes.....................    (224,652)   (249,366)   (259,752)
   Direct financing leases recorded as
    operating leases for tax reporting
    purposes...............................     164,614     132,771     121,597
   Provision for loss on building..........     206,535         --          --
   Loss on sale of land and buildings for
    tax reporting purposes less than (in
    excess of) loss for financial reporting
    purposes...............................      25,699         --      (26,151)
   Capitalization of transaction costs for
    tax reporting purposes.................      24,282         --          --
   Equity in earnings of joint ventures for
    tax reporting purposes in excess of
    (less than) equity in earnings of joint
    ventures for financial reporting
    purposes...............................     138,311     (51,481)    (46,345)
   Allowance for doubtful accounts.........     207,151     (15,913)    (16,396)
   Accrued rental income...................     (28,230)   (533,121)   (518,502)
   Rents paid in advance...................      60,711     (39,303)     36,495
                                             ----------  ----------  ----------
   Net income for federal income tax
    purposes...............................  $3,507,958  $3,195,801  $3,233,989
                                             ==========  ==========  ==========

9. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliates acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate a management fee of one percent of the sum of gross revenues from properties owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures. The management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Affiliate. The Partnership incurred management fees of $41,537, $40,218, and $40,244 for the years ended December 31, 1998, 1997, and 1996, respectively.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 10% Preferred Return, plus their adjusted capital contributions. No deferred, subordinated real estate disposition fees have been incurred since inception.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $107,911, $92,866, and $97,722 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   The due to related parties at December 31, 1998 and 1997, totalled $24,025 and $6,887, respectively.

10. Concentration of Credit Risk:

   The following schedule presents rental and earned income from individual lessees, or affiliated groups of lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of rental and earned income from joint ventures) for each of the years ended December 31:

                                                 1998       1997       1996
                                              ---------- ---------- ----------
   Foodmaker, Inc............................ $1,023,630 $1,024,667 $1,024,667
   Flagstar Enterprises, Inc. (and Denny's
    Inc. and Quincy's Restaurants, Inc. for
    the years ended December 31, 1997 and
    1996)....................................    784,922  1,216,908  1,224,953
   Long John Silver's, Inc...................    508,351    647,829    649,992
   Advantica Restaurant Group, Inc. (and
    Denny's, Inc. and Quincy's Restaurants,
    Inc. for the year ended December 31,
    1998)....................................    424,742        N/A        N/A

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of rental and earned income from joint ventures) for each of the years ended December 31:

                                                   1998       1997       1996
                                                ---------- ---------- ----------
   Jack in the Box............................. $1,023,630 $1,024,667 $1,024,667
   Hardee's....................................    784,922    787,260    791,998
   Denny's.....................................    782,486    807,547    818,672
   Long John Silver's..........................    574,044    713,522    715,685

   The information denoted by N/A indicates that for each period presented, the tenant or group of affiliated tenants and the chain did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

                           CNL INCOME FUND XII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   In June 1998, a tenant, Long John Silver's, Inc., filed for bankruptcy and rejected the leases relating to three of its eight leases and ceased making rental payments to the Partnership. In December 1998, the Partnership sold one of the vacant properties and intends to reinvest the net sales proceeds from the sale of this property in an additional property. The Partnership will not recognize rental and earned income from these two remaining properties until new tenants for these properties are located or until the properties are sold and the proceeds from such sales are reinvested in additional properties. While Long John Silver's, Inc. has not rejected or affirmed the remaining five leases, there can be no assurance that some or all of the leases will not be rejected in the future. The lost revenues resulting from the two remaining vacant properties, as described above, and the possible rejection of the remaining five leases could have an adverse effect on the results of operations of the Partnership, if the Partnership is not able to re-lease these properties in a timely manner. The general partners are currently seeking either new tenants or purchasers for the two remaining vacant properties.

11. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 4,768,496 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $46,951,127 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradeable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

12. Reverse Stock Split:

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 11 being adjusted to 2,384,248 shares.

             UNAUDITED PRO FORMA FINANCIAL INFORMATION OF APF

  For The Acquisitions Of The Advisor, The CNL Restaurant Financial Services
                   Group And CNL Income Fund XII, Ltd.

   The following unaudited pro forma financial information with respect to APF gives effect to the acquisition of properties, the acquisition of CNL Fund Advisors, Inc. (the "Advisor" or "CFA") and the CNL Restaurant Financial Services Group, and the acquisition of the Income Fund (the acquisition of the Income Fund is referred to as the "Acquisition"), and is based on estimates and assumptions set forth below in the notes to such information which included pro forma adjustments. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF, the historical combined financial information of the Income Fund, the Advisor and CNL Restaurant Financial Services Group (shown separately as CNL Financial Services, Inc. ("CFS") and CNL Financial Corporation ("CFC")) and should be read in conjunction with the selected historical financial data and accompanying notes of APF, Income Fund, Advisor and CNL Restaurant Financial Services Group. The pro forma balance sheet assumes that the Acquisition occurred on June 30, 1999, and the pro forma consolidated statements of earnings and statements of cash flows assume that the acquisition of properties by APF from January 1, 1998 through July 31, 1999, the acquisition of the Advisor, the CNL Restaurant Financial Services Group and the Acquisition occurred on January 1, 1998.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partners elected to receive notes in the Acquisition. The assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Acquisition had been effected on the dates indicated or of the results which may be obtained in the future.




    See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XII, Ltd.

                              As of June 30, 1999

                                         Property                                 Historical
                                        Acquisition                                  CNL
                           Historical    Pro Forma                   Historical   Financial
                              APF       Adjustments      Subtotal     Advisor   Services, Inc.
                          ------------  -----------    ------------  ---------- --------------
        ASSETS:
Land and Building on
 operating
 leases (net
 depreciation)..........  $569,567,003  $ 3,369,856(A) $572,936,859  $        0   $        0
Net Investment in Direct
 Financing Leases.......   132,179,949            0     132,179,949           0            0
Mortgages and
 NotesReceivable........    63,351,507            0      63,351,507           0            0
Other Investments.......    16,197,812            0      16,197,812           0            0
Investment In Joint
 Ventures...............     1,081,046            0       1,081,046           0            0
Cash and Cash
 Equivalents............    18,764,033            0(A)   18,764,033     333,295      639,036

Restricted
 Cash/Certificates of
 Deposit................     2,006,690            0       2,006,690           0            0
Receivables (net
 allowances) /Due from
 Related Party..........       649,972            0         649,972   8,668,738    5,417,084
Accrued Rental Income...     5,875,698            0       5,875,698           0            0
Other Assets............    12,551,632            0      12,551,632     405,214      313,486
Goodwill................             0            0               0           0            0
                          ------------  -----------    ------------  ----------   ----------
 Total Assets...........  $822,225,342  $3,369,856     $825,595,198  $9,407,247   $6,369,606
                          ============  ===========    ============  ==========   ==========
LIABILITIES AND EQUITY:
Accounts Payable and
 Accrued Liabilities....  $  2,105,725  $         0    $  2,105,725  $  673,437   $  311,969
Accrued Construction
 Costs Payable..........     9,745,014            0       9,745,014           0            0
Distributions Payable...             0            0               0           0            0
Due to Related Parties..     1,444,444            0       1,444,444           0      500,981
Income Tax Payable......             0            0               0      51,466       16,906
Line of Credit/Notes
 payable................   149,000,000    3,369,856(A)  152,369,856     351,869            0
Deferred Income.........     2,466,355            0       2,466,355           0            0
Rents Paid in Advance...     1,617,367            0       1,617,367           0            0
Minority Interest.......       644,611            0         644,611           0            0
Common Stock............       373,484            0         373,484           0            0
Common Stock--Class A...             0            0               0       6,400        2,000
Common Stock--Class B...             0            0               0       3,600          724
Additional Paid-in-
 capital................   669,997,715            0     669,997,715   3,328,376    5,303,503

Accumulated
 distributions in excess
 of net earnings........   (15,169,373)           0     (15,169,373)  4,992,099      233,523


Partners' Capital.......             0            0               0           0            0
                          ------------  -----------    ------------  ----------   ----------
 Total Liabilities and
  Equity................  $822,225,342  $ 3,369,856    $825,595,198  $9,407,247   $6,369,606
                          ============  ===========    ============  ==========   ==========
Wtd. Avg. Shares
 Outstanding............    37,347,883
                          ============
Shares Outstanding......    37,348,464
                          ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XII, Ltd.

                              As of June 30, 1999

                                                                                   Historical
                     Historical                                                        CNL
                        CNL                       Combining                          Income
                     Financial                    Pro Forma           Combined      Fund XII    Pro Forma
                       Corp.        Subtotal     Adjustments            APF           Ltd.     Adjustments
                    ------------ --------------  ------------      --------------  ----------- ------------
     ASSETS:
Land and Building
 on operating
 leases (net
 depreciation)...   $          0 $  572,936,859  $          0      $  572,936,859  $20,087,965 $  7,183,181 (B2)
Net Investment in
 Direct
 Financing Leases..            0    132,179,949             0         132,179,949   12,378,531    1,832,773 (B2)
Mortgages and
 Notes
 Receivable......    290,522,671    353,874,178             0         353,874,178       54,294            0
Other
 Investments.....      6,361,082     22,558,894             0          22,558,894            0            0
Investment In
 Joint Ventures..              0      1,081,046             0           1,081,046    2,722,141    1,270,196 (B2)
Cash and Cash
 Equivalents.....      1,767,517     21,503,881    (8,569,683)(B1)     12,934,198    2,484,668   (3,322,317)(B2)
                                                                                                   (504,000)(B2)
Restricted
 Cash/Certificates
 of Deposit......      2,482,041      4,488,731             0           4,488,731            0            0
Receivables (net
 allowances)/Due
 from Related
 Party...........      1,125,933     15,861,727    (6,614,629)(C)       9,247,098       79,416      (28,712)(E)
Accrued Rental
 Income..........              0      5,875,698             0           5,875,698    2,624,549   (2,624,549)(B2)
Other Assets.....      2,479,317     15,749,649    (2,575,792)(B1)     13,173,857       42,923      (42,923)(B2)
Goodwill.........              0              0    42,715,299 (B1)     42,715,299            0            0
                    ------------ --------------  ------------      --------------  ----------- ------------
 Total Assets....   $304,738,561 $1,146,110,612  $ 24,955,195      $1,171,065,807  $40,474,487 $  3,763,649
                    ============ ==============  ============      ==============  =========== ============
LIABILITIES AND EQUITY:
Accounts Payable
 and Accrued
 Liabilities.....   $  2,013,172 $    5,104,303  $          0      $    5,104,303  $   120,266 $          0
Accrued
 Construction
 Costs Payable...              0      9,745,014             0           9,745,014            0            0
Distributions
 Payable.........              0              0             0                   0      956,252            0
Due to Related
 Parties.........     30,170,185     32,115,610    (6,614,629)(C)      25,500,981       28,712      (28,712)(E)
Income Tax
 Payable.........        274,485        342,857      (342,857)(D)               0            0            0
Line of
 Credit/Notes
 payable.........    267,685,382    420,407,107             0         420,407,107            0            0
Deferred Income..              0      2,466,355             0           2,466,355            0            0
Rents Paid in
 Advance.........              0      1,617,367             0           1,617,367       36,808            0
Minority
 Interest........              0        644,611             0             644,611            0            0
Common Stock.....              0        373,484        61,500 (B1)        434,984            0       23,590 (B2)
Common Stock--
 Class A.........            200          8,600        (8,600)(B1)              0            0            0
Common Stock--
 Class B.........            501          4,825        (4,825)(B1)              0            0            0
Additional Paid-
 in-capital......      3,937,095    682,566,689   122,938,500 (B1)    792,936,215            0   43,101,220 (B2)
                                                  (12,568,974)(B1)
Accumulated
 distributions in
 excess of net
 earnings........        657,541     (9,286,210)   (5,883,163)(B1)    (87,791,130)           0            0
                                                  (72,964,614)(B1)
                                                      342,857 (D)
Partners'
 Capital.........              0              0             0                   0   39,332,449  (39,332,449)(B2)
                    ------------ --------------  ------------      --------------  ----------- ------------
 Total
  Liabilities and
  Equity.........   $304,738,561 $1,146,110,612  $ 24,955,195      $1,171,065,807  $40,474,487 $  3,763,649
                    ============ ==============  ============      ==============  =========== ============
Wtd. Avg. Shares
 Outstanding.....
Shares
 Outstanding.....
                       Adjusted
                      Pro Forma
                    ------------------
     ASSETS:
Land and Building
 on operating
 leases (net
 depreciation)...   $  600,208,005
Net Investment in
 Direct
 Financing Leases..    146,391,253
Mortgages and
 Notes
 Receivable......      353,928,472
Other
 Investments.....       22,558,894
Investment In
 Joint Ventures..        5,073,383
Cash and Cash
 Equivalents.....       11,592,549
Restricted
 Cash/Certificates
 of Deposit......        4,488,731
Receivables (net
 allowances)/Due
 from Related
 Party...........        9,297,802
Accrued Rental
 Income..........        5,875,698
Other Assets.....       13,173,857
Goodwill.........       42,715,299
                    ------------------
 Total Assets....   $1,215,303,943
                    ==================
LIABILITIES AND EQUITY:
Accounts Payable
 and Accrued
 Liabilities.....   $    5,224,569
Accrued
 Construction
 Costs Payable...        9,745,014
Distributions
 Payable.........          956,252
Due to Related
 Parties.........       25,500,981
Income Tax
 Payable.........                0
Line of
 Credit/Notes
 payable.........      420,407,107
Deferred Income..        2,466,355
Rents Paid in
 Advance.........        1,654,175
Minority
 Interest........          644,611
Common Stock.....          458,574
Common Stock--
 Class A.........                0
Common Stock--
 Class B.........                0
Additional Paid-
 in-capital......      836,037,435
Accumulated
 distributions in
 excess of net
 earnings........      (87,791,130)
Partners'
 Capital.........                0
                    ------------------
 Total
  Liabilities and
  Equity.........   $1,215,303,943
                    ==================
Wtd. Avg. Shares
 Outstanding.....       45,856,931 (r)
                    ==================
Shares
 Outstanding.....       45,857,512
                    ==================

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XII, Ltd.

                     For the Six Months Ended June 30, 1999

                                          Property                                                Historical
                                        Acquisition                                Historical CNL     CNL
                           Historical    Pro Forma                    Historical     Financial    Financial
                              APF       Adjustments       Subtotal      Advisor    Services, Inc.   Corp.      Subtotal
                          ------------  ------------    ------------  -----------  -------------- ----------  -----------
Revenues:
 Rental and Earned
  Income................  $ 27,900,894  $ 3,056,620(a)  $ 30,957,514  $         0    $       0    $        0  $30,957,514
 Fees...................             0            0                0    9,454,036    2,963,154        11,511   12,428,701
 Interest and Other
  Income................     4,249,461            0        4,249,461       87,570      249,258    11,539,080   16,125,369
                          ------------  -----------     ------------  -----------    ---------    ----------  -----------
 Total Revenue..........    32,150,355    3,056,620       35,206,975    9,541,606    3,212,412    11,550,591  $59,511,584
Expenses:
 General and
  Administrative........     2,244,408            0        2,244,408    5,405,130    2,441,151       263,524   10,354,213
 Management and Advisory
  Fees..................     1,681,870            0        1,681,870            0            0     1,231,905    2,913,775
 Fees Paid to Related
  Parties...............             0            0                0       88,949      689,425             0      778,374
 Interest Expense.......             0            0                0       92,707            0    10,294,499   10,387,206
 State Taxes............       464,966            0          464,966            0            0             0      464,966
 Depreciation--Other....             0            0                0       77,130       39,032             0      116,162
 Depreciation--
  Property..............     3,701,974      967,179(a)     4,669,153            0            0             0    4,669,153
 Amortization...........         9,700            0            9,700           36            0             0        9,736
 Transaction Costs......       483,005            0          483,005            0            0             0      483,005
                          ------------  -----------     ------------  -----------    ---------    ----------  -----------
 Total Expenses.........     8,585,923      967,179        9,553,102    5,663,952    3,169,608    11,789,928   30,176,590
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties ..  $ 23,564,432  $ 2,089,441     $ 25,653,873  $ 3,877,654    $  42,804    $ (239,337) $29,334,994
 Equity Earnings of
  Joint
  Ventures/Minority
  Interest..............        31,241            0           31,241            0            0             0       31,241
 Gain (Loss) on Sale of
  Properties............      (201,843)           0         (201,843)           0            0             0     (201,843)
 Provision For Losses on
  Properties............      (540,522)           0         (540,522)           0            0             0     (540,522)
                          ------------  -----------     ------------  -----------    ---------    ----------  -----------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........    22,853,308    2,089,441       24,942,749    3,877,654       42,804      (239,337)  28,623,870
Benefit/(Provision) for
 Federal Income Taxes...             0            0                0   (1,595,036)     (16,906)       86,202   (1,525,740)
                          ------------  -----------     ------------  -----------    ---------    ----------  -----------
Net Earnings (Losses)...  $ 22,853,308  $ 2,089,441     $ 24,942,749  $ 2,282,618    $  25,898    $ (153,135) $27,098,130
                          ============  ===========     ============  ===========    =========    ==========  ===========
Earnings Per
 Share/Unit.............  $       0.61  $       n/a     $        n/a  $       n/a    $     n/a    $      n/a  $       n/a
                          ============  ===========     ============  ===========    =========    ==========  ===========
Wtd. Avg. Shares
 Outstanding............    37,347,883            0       37,347,883          n/a          n/a           n/a   37,347,883
                          ============  ===========     ============  ===========    =========    ==========  ===========

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XII, Ltd.

                     For the Six Months Ended June 30, 1999

                                                           Historical
                           Combining                           CNL
                           Pro Forma           Combined    Income Fund  Pro Forma          Adjusted
                          Adjustments             APF       XII, Ltd.  Adjustments         Pro Forma
                          -----------         -----------  ----------- -----------        -----------
Revenues:
 Rental and Earned
  Income................  $         0         $30,957,514  $1,987,888   $  56,314 (j)     $33,001,716
 Fees...................   (9,812,516)(b),(c)   2,616,185           0     (50,040)(k)       2,566,145
 Interest and Other
  Income................      144,014 (d)      16,269,383      44,935           0          16,314,318
                          -----------         -----------  ----------   ---------         -----------
 Total Revenue..........  $(9,668,502)        $49,843,082  $2,032,823   $   6,274         $51,882,179
Expenses:
 General and
  Administrative........     (774,311)(e)       9,579,902     104,953     (52,434)(l),(m)   9,632.421
 Management and Advisory
  Fees..................   (2,913,775)(f)               0      21,455     (21,455)(n)               0
 Fees Paid to Related
  Parties...............     (743,673)(g)          34,701           0           0              34,701
 Interest Expense.......            0          10,387,206           0           0          10,387,206
 State Taxes............            0             464,966      20,764       9,158 (o)         494,888
 Depreciation--Other....            0             116,162           0           0             116,162
 Depreciation--
  Property..............            0           4,669,153     167,782      74,264 (p)       4,911,199
 Amortization...........    1,067,882 (h)       1,077,618         995           0           1,078,613
 Transaction Costs......            0             483,005     127,682           0             610,687
                          -----------         -----------  ----------   ---------         -----------
 Total Expenses.........   (3,363,877)         26,812,713     443,631       9,533          27,265,877
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...  $(6,304,625)        $23,030,369  $1,589,192   $  (3,259)        $24,616,302
 Equity Earnings of
  Joint
  Ventures/Minority
  Interest..............            0              31,241     190,206     (14,299)(q)         207,148
 Gain (Loss) on Sale of
  Properties............            0            (201,843)     74,714           0            (127,129)
 Provision For Losses on
  Properties............            0            (540,522)          0           0            (540,522)
                          -----------         -----------  ----------   ---------         -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   (6,304,625)         22,319,245   1,854,112     (17,558)         24,155,799
Benefit/(Provision) for
 Federal Income
 Taxes..................    1,525,740 (i)               0           0           0                   0
                          -----------         -----------  ----------   ---------         -----------
Net Earnings (Losses)...  $(4,778,885)        $22,319,245  $1,854,112   $ (17,558)        $24,155,799
                          ===========         ===========  ==========   =========         ===========
Earnings Per
 Share/Unit.............  $       n/a         $       n/a  $     0.41   $     n/a         $      0.53
                          ===========         ===========  ==========   =========         ===========
Wtd. Avg. Shares
 Outstanding............    6,150,000          43,497,883         n/a   2,359,048          45,856,931 (r)
                          ===========         ===========  ==========   =========         ===========

              CNL AMERICAN PROPERTIES FUND INC., AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XII, Ltd.

                      For the Year Ended December 31, 1998

                                        Property                                               Historical
                                       Acquisition                              Historical CNL     CNL
                          Historical    Pro Forma                  Historical     Financial     Financial
                              APF      Adjustments     Subtotal      Advisor    Services, Inc.    Corp.       Subtotal
                          -----------  -----------    -----------  -----------  -------------- -----------  ------------
Revenues:
 Rental and Earned
  Income................  $33,129,661  $22,951,799(a) $56,081,460  $         0    $        0   $         0  $ 56,081,460
 Fees...................            0            0              0   28,904,063     6,619,064       418,904    35,942,031
 Interest and Other
  Income................    9,057,376            0      9,057,376      145,016       574,078    22,238,311    32,014,781
                          -----------  -----------    -----------  -----------    ----------   -----------  ------------
 Total Revenue..........  $42,187,037  $22,951,799    $65,138,836  $29,049,079    $7,193,142   $22,657,215  $124,038,272
Expenses:
 General and
  Administrative........    2,798,481            0      2,798,481    9,843,409     6,114,276     1,425,109    20,181,275
 Management and Advisory
  Fees..................    1,851,004            0      1,851,004            0             0     2,807,430     4,658,434
 Fees to Related
  Parties...............            0            0              0    1,247,278     1,773,406             0     3,020,684
 Interest Expense.......            0            0              0      148,415             0    21,350,174    21,498,589
 State Taxes............      548,320            0        548,320       19,126             0             0       567,446
 Depreciation--Other....            0            0              0      119,923        79,234             0       199,157
 Depreciation--
  Property..............    4,042,290    6,246,947(a)  10,289,237            0             0             0    10,289,237
 Amortization...........       11,808            0         11,808       57,077             0        95,116       164,001
 Transaction Costs......      157,054            0        157,054            0             0             0       157,054
                          -----------  -----------    -----------  -----------    ----------   -----------  ------------
 Total Expenses.........    9,408,957    6,246,947     15,655,904   11,435,228     7,966,916    25,677,829    60,735,877
Operating
 Earnings(Losses) Before
 Equity in Earnings of
 Joint Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization
 and Provision for
 Losses on Properties
 and Other Expenses.....  $32,778,080  $16,704,852    $49,482,932  $17,613,851    $ (773,774)  $(3,020,614) $ 63,302,395
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............      (14,138)           0        (14,138)           0             0             0       (14,138)
 Gain (Loss) on Sale of
  Properties............            0            0              0            0             0             0             0
 Gain on
  Securitization........            0            0              0            0             0     3,694,351     3,694,351
 Other Expenses.........            0            0              0            0             0             0             0
 Provision For Losses on
  Properties............     (611,534)           0       (611,534)           0             0             0      (611,534)
                          -----------  -----------    -----------  -----------    ----------   -----------  ------------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   32,152,408   16,704,852     48,857,260   17,613,851      (773,774)      673,737    66,371,074
 Benefit/(Provision) for
  Federal Income Taxes..            0            0              0   (6,957,472)      305,641      (246,603)   (6,898,434)
                          -----------  -----------    -----------  -----------    ----------   -----------  ------------
Net Earnings (Losses)...  $32,152,408  $16,704,852    $48,857,260  $10,656,379    $ (468,133)  $   427,134  $ 59,472,640
                          ===========  ===========    ===========  ===========    ==========   ===========  ============
Earnings Per
 Share/Unit.............  $      1.21  $       n/a    $       n/a  $       n/a    $      n/a   $       n/a  $        n/a
                          ===========  ===========    ===========  ===========    ==========   ===========  ============
Wtd. Avg. Shares
 Outstanding............   26,648,219    6,981,616     33,629,835          n/a           n/a           n/a    33,629,835
                          ===========  ===========    ===========  ===========    ==========   ===========  ============

              CNL AMERICAN PROPERTIES FUND INC., AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XII, Ltd.

                      For the Year Ended December 31, 1998

                                                            Historical
                           Combining                            CNL
                           Pro Forma            Combined    Income Fund   Pro Forma          Adjusted
                          Adjustments              APF       XII, Ltd.   Adjustments         Pro Forma
                          ------------         -----------  -----------  -----------        -----------
Revenues:
 Rental and Earned                                                        $ 112,628
  Income................  $          0         $56,081,460  $3,885,823          (j)         $60,079,911
 Fees...................   (32,715,768)(b),(c)   3,226,263           0      (79,305)(k)       3,146,958
 Interest and Other
  Income................       207,144 (d)      32,221,925      70,227            0          32,292,152
                          ------------         -----------  ----------    ---------         -----------
 Total Revenue..........  $(32,508,624)        $91,529,648  $3,956,050    $  33,323         $95,519,021
Expenses:
 General and
  Administrative........    (4,241,719)(e)      15,939,556     379,164      (86,651)(l),(m)  16,232,069
 Management and Advisory
  Fees..................    (4,658,434)(f)               0      41,537      (41,537)(n)               0
 Fees to Related
  Parties...............    (2,161,897)(g)         858,787           0            0             858,787
 Interest Expense.......             0          21,498,589           0            0          21,498,589
                                                                             14,660
 State Taxes............             0             567,446      17,653          (o)             599,759
 Depreciation--Other....             0             199,157           0            0             199,157
 Depreciation--                                                             148,529
  Property..............      (340,898)(r)       9,948,339     342,161          (p)          10,439,029
 Amortization...........     2,135,765 (h)       2,299,766       1,949            0           2,301,715
 Transaction Costs......             0             157,054      24,282            0             181,336
                          ------------         -----------  ----------    ---------         -----------
 Total Expenses.........    (9,267,183)         51,468,694     806,746       35,001          52,310,441
Operating
 Earnings(Losses) Before
 Equity in Earnings of
 Joint Ventures/Minority
 Interests, (Gain) Loss
 on Sale of Properties,
 Gain on Securitization,
 and Provision for
 Losses on Properties
 and Other Expenses.....  $(23,241,441)        $40,060,954  $3,149,304    $  (1,678)        $43,208,580
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............             0             (14,138)     95,142      (28,598)(q)          52,406
 Loss on Sale of
  Properties............             0                   0    (104,374)           0            (104,374)
 Gain on
  Securitization........             0           3,694,351           0            0           3,694,351
 Other Expenses.........             0                   0           0            0                   0
 Provision For Loss on
  Properties............             0            (611,534)   (206,535)           0            (818,069)
                          ------------         -----------  ----------    ---------         -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income
 Taxes..................   (23,241,441)         43,129,633   2,933,537      (30,276)         46,032,894
 Benefit/(Provision) for
  Federal Income
  Taxes.................     6,898,434 (i)               0           0            0                   0
                          ------------         -----------  ----------    ---------         -----------
Net Earnings (Losses)...  $(16,343,007)        $43,129,633  $2,933,537    $ (30,276)        $46,032,894
                          ============         ===========  ==========    =========         ===========
Earnings Per
 Share/Unit.............  $        n/a         $       n/a  $      .65          n/a         $      1.09
                          ============         ===========  ==========    =========         ===========
Wtd. Avg. Shares
 Outstanding............     6,150,000          39,779,835         n/a    2,359,048          42,138,883 (s)
                          ============         ===========  ==========    =========         ===========

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XII, Ltd.

                     For the Six Months Ended June 30, 1999

                                           Property                                                   Historical
                                         Acquisition                                  Historical CNL     CNL
                           Historical     Pro Forma                      Historical     Financial     Financial
                               APF       Adjustments        Subtotal       Advisor    Services, Inc.    Corp.
                          -------------  ------------     -------------  -----------  -------------- ------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $  22,853,308  $  2,089,441 (a) $  24,942,749  $ 2,282,618    $  25,898    $   (153,135)
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
 Depreciation...........      3,701,974       967,179 (b)     4,669,153       77,130       28,372               0
 Amortization expense...          9,700             0             9,700           36            0         900,017
 Minority interest in
  income of consolidated
  joint venture.........         17,610             0            17,610            0            0               0
 Equity in earnings of
  joint ventures, net of
  distributions.........         25,120             0            25,120            0            0               0
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases................        201,843             0           201,843            0            0               0
 Provision for loss on
  land, buildings, and
  direct financing
  leases................        540,522             0           540,522            0            0         (96,475)
 Gain on
  securitization........              0             0                 0            0            0               0
 Net cash proceeds from
  securitization of
  notes receivable......              0             0                 0            0            0               0
 Decrease (increase) in
  other receivables.....       (229,916)            0          (229,916)  (1,904,704)           0         (67,340)
 Increase in accrued
  interest income
  included in notes
  receivable............              0             0                 0            0            0               0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............              0             0                 0            0            0        (183,569)
 Investment in notes
  receivable............              0             0                 0            0            0     (88,701,265)
 Collections on notes
  receivable............              0             0                 0            0            0       9,662,971
 Increase in restricted
  cash..................              0             0                 0            0            0      (2,031,259)
 Decrease in due from
  related party.........              0             0                 0            0     (193,244)         81,412
 Decrease (increase) in
  prepaid expenses......       (320,425)            0          (320,425)           0            0               0
 Decrease in net
  investment in direct
  financing leases......        721,624             0           721,624            0            0               0
 Increase in accrued
  rental income.........     (1,915,785)            0        (1,915,785)           0            0               0
 Decrease (increase) in
  intangibles and other
  assets................              0             0                        (36,946)           0         (51,848)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....        135,281             0           135,281     (691,686)    (201,744)         94,671
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..        575,868             0           575,868       (8,810)      18,669               0
 Decrease in accrued
  interest..............              0             0                 0            0            0         (57,986)
 Increase in rents paid
  in advance and
  deposits..............        663,096             0           663,096            0        3,623               0
 Increase (decrease) in
  deferred rental
  income................      1,276,472             0         1,276,472            0            0               0
                          -------------  ------------     -------------  -----------    ---------    ------------
  Total adjustments.....      5,402,984       967,179         6,370,163   (2,564,980)    (344,324)    (80,450,671)
                          -------------  ------------     -------------  -----------    ---------    ------------
  Net cash provided by
   (used in) operating
   activities...........     28,256,292     3,056,620        31,312,912     (282,362)    (318,426)    (80,603,806)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............      3,673,907             0         3,673,907       22,157            0               0
 Additions to land and
  buildings on operating
  leases................   (170,153,724)  121,715,562 (f)   (48,438,162)           0      (20,873)              0
 Investment in direct
  financing leases......    (44,186,644)            0       (44,186,644)           0            0               0
 Investment in joint
  venture...............       (117,663)            0          (117,663)           0            0               0
 Acquisition of
  businesses............              0             0                 0            0            0               0
 Purchase of other
  investments...........              0             0                 0            0            0               0
 Net loss in market
  value from investments
  in trading
  securities............              0             0                 0            0            0               0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....              0             0                 0            0            0         182,607
 Investment in mortgage
  notes receivable......     (2,596,244)            0        (2,596,244)           0            0               0
 Collections on mortgage
  note receivable.......        224,373             0           224,373            0            0               0
 Investment in notes
  receivable............    (22,358,869)            0       (22,358,869)           0            0               0
 Collection on notes
  receivable............        626,959             0           626,959            0            0               0
 Decrease in restricted
  cash..................              0             0                 0            0            0               0
 Increase in intangibles
  and other assets......     (3,198,326)            0        (3,198,326)           0            0               0
 Investment in
  certificates of
  deposit...............              0             0                 0            0            0               0
 Other..................              0             0                 0            0            0               0
                          -------------  ------------     -------------  -----------    ---------    ------------
  Net cash provided by
   (used in) investing
   activities...........   (238,086,231)  121,715,562      (116,370,669)      22,157      (20,873)        182,607
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....        210,736             0           210,736            0       20,570               0
 Contributions from
  limited partners......              0             0                 0            0            0               0
 Contributions from
  holder of minority
  interest..............        366,289             0           366,289            0            0               0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..     (1,258,062)            0        (1,258,062)           0            0               0
 Payment of stock
  issuance costs........       (735,785)            0          (735,785)           0            0               0
 Proceeds from borrowing
  on line of
  credit/notes payable..    151,437,245             0       151,437,245            0            0      94,272,038
 Payment on line of
  credit/notes payable..    (12,580,289)            0       (12,580,289)           0       (4,808)    (14,428,254)
 Retirement of shares of
  common stock..........              0             0                 0            0            0               0
 Distributions to
  holders of minority
  interest..............        (21,105)            0           (21,105)           0            0               0
 Distributions to
  stockholders/limited
  partners..............    (28,476,150)            0       (28,476,150)    (119,808)           0               0
 Other..................     (3,548,744)            0        (3,548,744)           0            0        (181,146)
                          -------------  ------------     -------------  -----------    ---------    ------------
  Net cash provided by
   (used in) financing
   activities...........    105,394,135             0       105,394,135     (119,808)      15,762      79,662,638
Net increase (decrease)
 in cash................   (104,435,804)  124,772,182        20,336,378     (380,013)    (323,537)       (758,561)
Cash at beginning of
 year...................    123,199,837   (98,763,763)       24,436,074      713,308      962,573       2,526,078
                          -------------  ------------     -------------  -----------    ---------    ------------
Cash at end of year ....  $  18,764,033  $ 26,008,419     $  44,772,452  $   333,295    $ 639,036    $  1,767,517
                          =============  ============     =============  ===========    =========    ============

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES
            UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XII, Ltd.
                     For the Six Months Ended June 30, 1999

                                                                         Historical
                                           Combining                         CNL
                                           Pro Forma                     Income Fund   Pro Forma        Adjusted
                             Subtotal     Adjustments     Combined APF    XII, Ltd.   Adjustments       Pro Forma
                           -------------  -----------     -------------  -----------  -----------     -------------
 Cash Flows from
  Operating Activities:
 Net Income (loss).......  $  27,098,130  $(4,778,885)(a) $  22,319,245  $ 1,854,112  $   (17,558)(a) $  24,155,799
 Adjustments to reconcile
  net income to net cash
  provided by operating
  activities:
 Depreciation............      4,774,655            0         4,774,655      167,782       74,264 (b)     5,016,701
 Amortization expense....        909,753    1,067,882 (c)     1,977,635          995            0         1,978,630
 Minority interest in
  income of consolidated
  joint venture..........         17,610            0            17,610            0            0            17,610
 Equity in earnings of
  joint ventures, net of
  distributions..........         25,120            0            25,120      (64,312)      14,299 (d)       (24,893)
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases.................        201,843            0           201,843      (74,714)           0           127,129
 Provision for loss on
  land, buildings, and
  direct financing
  leases.................        444,047            0           444,047            0            0           444,047
 Gain on
  securitization.........              0            0                 0            0            0                 0
 Net cash proceeds from
  securitization of
  notes receivable.......              0            0                 0            0            0                 0
 Decrease (increase) in
  other receivables......     (2,201,960)           0        (2,201,960)     (62,553)           0        (2,264,513)
 Increase in accrued
  interest income
  included in notes
  receivable.............              0            0                 0            0            0                 0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable.............       (183,569)           0          (183,569)           0            0          (183,569)
 Investment in notes
  receivable.............    (88,701,265)           0       (88,701,265)           0            0       (88,701,265)
 Collections on notes
  receivable.............      9,662,971            0         9,662,971            0            0         9,662,971
 Increase in restricted
  cash...................     (2,031,259)           0        (2,031,259)           0            0        (2,031,259)
 Decrease in due from
  related party..........       (111,832)           0          (111,832)           0            0          (111,832)
 Decrease (increase) in
  prepaid expenses.......       (320,425)           0          (320,425)     (10,584)           0          (331,009)
 Decrease in net
  investment in direct
  financing leases.......        721,624            0           721,624       93,447            0           815,071
 Increase in accrued
  rental income..........     (1,915,785)           0        (1,915,785)    (100,143)           0        (2,015,928)
 Decrease (increase) in
  intangibles and other
  assets.................        (88,794)           0           (88,794)           0            0           (88,794)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities......       (663,478)           0          (663,478)      88,934            0          (574,544)
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity...        585,727            0           585,727        4,687            0           590,414
 Decrease in accrued
  interest...............        (57,986)           0           (57,986)           0            0           (57,986)
 Increase in rents paid
  in advance and
  deposits...............        666,719            0           666,719      (60,640)           0           606,079
 Increase (decrease) in
  deferred rental
  income.................      1,276,472            0         1,276,472            0            0         1,276,472
                           -------------  -----------     -------------  -----------  -----------     -------------
   Total adjustments.....    (76,989,812)   1,067,882       (75,921,930)     (17,101)      88,563       (75,850,468)
                           -------------  -----------     -------------  -----------  -----------     -------------
   Net cash provided by
    (used in) operating
    activities...........    (49,891,682)  (3,711,003)      (53,602,685)   1,837,011       71,005       (51,694,669)
 Cash Flows from
  Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment..............      3,696,064            0         3,696,064      467,300            0         4,163,364
 Additions to land and
  buildings on operating
  leases.................    (48,459,035)   4,452,252 (e)   (44,006,783)           0            0       (44,006,783)
 Investment in direct
  financing leases.......    (44,186,644)           0       (44,186,644)           0            0       (44,186,644)
 Investment in joint
  venture................       (117,663)           0          (117,663)    (135,825)           0          (253,488)
 Acquisition of
  businesses.............              0            0                 0            0            0                 0
 Purchase of other
  investments............              0            0                 0            0            0                 0
 Net loss in market
  value from investments
  in trading
  securities.............              0            0                 0            0            0                 0
 Proceeds from retained
  interest and
  securities, excluding
  investment income......        182,607            0           182,607            0            0           182,607
 Investment in mortgage
  notes receivable.......     (2,596,244)           0        (2,596,244)           0            0        (2,596,244)
 Collections on mortgage
  note receivable........        224,373            0           224,373            0            0           224,373
 Investment in notes
  receivable.............    (22,358,869)           0       (22,358,869)           0            0       (22,358,869)
 Collection on notes
  receivable.............        626,959            0           626,959            0            0           626,959
 Decrease in restricted
  cash...................              0            0                 0            0            0                 0
 Increase in intangibles
  and other assets.......     (3,198,326)           0        (3,198,326)           0            0        (3,198,326)
 Investment in
  certificates of
  deposit................              0            0                 0            0            0                 0
 Other...................              0            0                 0          706            0               706
                           -------------  -----------     -------------  -----------  -----------     -------------
   Net cash provided by
    (used in) investing
    activities...........   (116,186,778)   4,452,252      (111,734,526)     332,181            0      (111,402,345)
 Cash Flows from
  Financing Activities:
 Subscriptions received
  from stockholders......        231,306            0           231,306            0            0           231,306
 Contributions from
  limited partners.......              0            0                 0            0            0                 0
 Contributions from
  holder of minority
  interest...............        366,289            0           366,289            0            0           366,289
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related
  parties on behalf of
  the entity.............     (1,258,062)           0        (1,258,062)           0            0        (1,258,062)
 Payment of stock
  issuance costs.........       (735,785)           0          (735,785)           0            0          (735,785)
 Proceeds from borrowing
  on line of
  credit/notes payable...    245,709,283            0       245,709,283            0            0       245,709,283
 Payment on line of
  credit/notes payable...    (27,013,351)           0       (27,013,351)           0            0       (27,013,351)
 Retirement of shares of
  common stock...........              0            0                 0            0            0                 0
 Distributions to
  holders of minority
  interest...............        (21,105)           0           (21,105)           0            0           (21,105)
 Distributions to
  stockholders/limited
  partners...............    (28,595,958)           0       (28,595,958)  (2,047,504)           0       (30,643,462)
 Other...................     (3,729,890)           0        (3,729,890)           0            0        (3,729,890)
                           -------------  -----------     -------------  -----------  -----------     -------------
   Net cash provided by
    (used in) financing
    activities...........    184,952,727            0       184,952,727   (2,047,504)           0       182,905,223
 Net increase (decrease)
  in cash................     18,874,267      741,249        19,615,516      121,688       71,005        19,808,209
 Cash at beginning of
  year...................     28,638,033   (1,323,437)       27,314,596    2,362,980   (3,679,466)       25,998,110
                           -------------  -----------     -------------  -----------  -----------     -------------
 Cash at end of year.....  $  47,512,300  $  (582,188)    $  46,930,112  $ 2,484,668  $(3,608,461)    $  45,806,319
                           =============  ===========     =============  ===========  ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XII, Ltd.

                      For the Year Ended December 31, 1998

                                           Property                                      Historical    Historical
                                          Acquisition                                       CNL            CNL
                           Historical      Pro Forma                      Historical     Financial      Financial
                               APF        Adjustments        Subtotal       Advisor    Services, Inc.     Corp.
                          -------------  -------------     -------------  -----------  -------------- -------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $  32,152,408  $  16,704,852 (a) $  48,857,260  $10,656,379     $(468,133)  $     427,134
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation...........      4,042,290      6,246,947 (b)    10,289,237      119,923        79,234               0
 Amortization expense...         11,808              0            11,808       56,003             0       2,246,273
 Minority interest in
  income of consolidated
  joint venture.........         30,156              0            30,156            0             0               0
 Equity in earnings of
  joint ventures, net of
  distributions.........        (15,440)             0           (15,440)           0             0               0
 Loss (gain) on sale of
  land, building, net
  investment in direct
  financing leases......              0              0                 0            0             0               0
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes........        611,534              0           611,534            0             0         398,042
 Gain on
  securitization........              0              0                 0            0             0      (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable......              0              0                 0            0             0     265,871,668
 Decrease (increase) in
  other receivables.....        899,572              0           899,572   (3,896,090)            0         453,105
 Increase in accrued
  interest income
  included in notes
  receivable............              0              0                 0            0             0        (170,492)
 Increase in accrued
  interest on mortgage
  note receivable.......              0              0                 0            0             0               0
 Investment in notes
  receivable............              0              0                 0            0             0    (288,590,674)
 Collections on notes
  receivable............              0              0                 0            0             0      23,539,641
 Decrease in restricted
  cash..................              0              0                 0            0             0       2,504,091
 Decrease (increase) in
  due from related
  party.................              0              0                 0            0        89,839      (1,043,527)
 Increase in prepaid
  expenses..............              0              0                 0            0         7,246               0
 Decrease in net
  investment in direct
  financing leases......      1,971,634              0         1,971,634            0             0               0
 Increase in accrued
  rental income.........     (2,187,652)             0        (2,187,652)           0             0               0
 Increase in intangibles
  and other assets......        (29,477)             0           (29,477)     (44,716)      (20,635)        (59,523)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....        467,972              0           467,972      156,317       325,898        (103,507)
 Increase in due to
  related parties,
  excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..         31,255              0            31,255            0      (164,619)              0
 Increase in accrued
  interest..............              0              0                 0            0             0         (77,968)
 Increase in rents paid
  in advance and
  deposits..............        436,843              0           436,843            0             0               0
 Decrease in deferred
  rental income.........        693,372              0           693,372            0             0               0
                          -------------  -------------     -------------  -----------    ----------   -------------
 Total adjustments......      6,963,867      6,246,947        13,210,814   (3,608,563)      316,963       1,610,591
                          -------------  -------------     -------------  -----------    ----------   -------------
 Net cash provided by
  (used in) operating
  activities............     39,116,275     22,951,799        62,068,074    7,047,816      (151,170)      2,037,725
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............      2,385,941              0         2,385,941            0             0               0
 Additions to land and
  buildings on operating
  leases................   (200,101,667)    (3,369,856)(e)  (325,187,085)    (381,671)     (236,372)              0
                                          (121,715,562)(i)
 Investment in direct
  financing leases......    (47,115,435)             0       (47,115,435)           0             0               0
 Investment in joint
  venture...............       (974,696)             0          (974,696)           0             0               0
 Acquisition of
  businesses............              0              0                 0            0             0               0
 Purchase of other
  investments...........    (16,083,055)             0       (16,083,055)           0             0               0
 Net loss in market
  value from investments
  in trading
  securities............              0              0                 0            0             0         295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....              0              0                 0            0             0         212,821
 Investment in mortgage
  notes receivable......     (2,886,648)             0        (2,886,648)           0             0               0
 Collections on mortgage
  note receivable.......        291,990              0           291,990            0             0               0
 Investment in equipment
  notes receivable......     (7,837,750)             0        (7,837,750)           0             0               0
 Collections on
  equipment notes
  receivable............      1,263,633              0         1,263,633    1,783,240             0               0
 Decrease in restricted
  cash..................              0              0                 0            0             0               0
 Increase in intangibles
  and other assets......     (6,281,069)             0        (6,281,069)           0             0               0
 Other..................              0              0                 0      200,000             0               0
                          -------------  -------------     -------------  -----------    ----------   -------------
 Net cash provided
  by(used in) investing
  activities............   (277,338,756)  (125,085,418)     (402,424,174)   1,601,569      (236,372)        508,335
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....    385,523,966              0       385,523,966      966,115        51,830          50,100
 Contributions from
  limited partners......              0              0                 0            0             0               0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..     (4,574,925)             0        (4,574,925)           0             0               0
 Payment of stock
  issuance costs........    (34,579,650)             0       (34,579,650)           0             0               0
 Proceeds from borrowing
  on line of
  credit/notes payable..      7,692,040      3,369,856 (e)    11,061,896      198,296             0     413,555,624
 Payment on line of
  credit/notes payable..         (8,039)             0            (8,039)           0             0    (411,805,787)
 Retirement of shares of
  common stock..........       (639,528)             0          (639,528)           0             0               0
 Distributions to
  holders of minority
  interest..............        (34,073)             0           (34,073)           0             0               0
 Distributions to
  stockholders/limited
  partners..............    (39,449,149)             0       (39,449,149)  (9,364,488)            0               0
 Other..................        (95,101)             0           (95,101)           0            24      (2,500,011)
                          -------------  -------------     -------------  -----------    ----------   -------------
 Net cash provided by
  (used in) financing
  activities............    313,835,541      3,369,856       317,205,397   (8,200,077)       51,854        (700,074)
Net increase(decrease)
 in cash................     75,613,060    (98,763,763)      (23,150,703)     449,308      (335,688)      1,845,986
Cash at beginning of
 year...................     47,586,777              0        47,586,777      264,000     1,298,261         680,092
                          -------------  -------------     -------------  -----------    ----------   -------------
Cash at end of year.....  $ 123,199,837  $ (98,763,763)    $  24,436,074  $   713,308    $  962,573   $   2,526,078
                          =============  =============     =============  ===========    ==========   =============

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XII, Ltd.

                      For the Year Ended December 31, 1998

                                                                                Historical
                                                 Combining                      CNL Income
                                                 Pro Forma         Combined        Fund       Pro Forma        Adjusted
                                   Subtotal     Adjustments           APF        XII, Ltd.   Adjustments       Pro Forma
                                 -------------  ------------     -------------  -----------  -----------     -------------
Cash Flows from Operating
 Activities:
Net Income (loss)..............  $  59,472,640  $(16,343,007)(a) $  43,129,633  $ 2,933,537  $   (30,276)(a) $  46,032,894
Adjustments to reconcile net
 income(loss) to net cash
 provided by
 (used in) operating activities:
 Depreciation..................     10,488,394      (340,898)(b)    10,147,496      342,161      148,529 (b)    10,638,186
 Amortization expense..........      2,314,084     2,135,765 (c)     4,449,849        1,949            0         4,451,798
 Minority interest in income of
  consolidated joint venture...         30,156             0            30,156            0            0            30,156
 Equity in earnings of joint
  ventures, net of
  distributions................        (15,440)            0           (15,440)     110,673       28,598 (d)       123,831
 Loss (gain) on sale of land,
  building, net investment in
  direct
  financing leases.............              0             0                 0      104,374            0           104,374
 Provision for loss on land,
  buildings, and direct
  financing leases/provision
  for deferred taxes...........      1,009,576             0         1,009,576      206,535            0         1,216,111
 Gain on securitization........     (3,356,538)            0        (3,356,538)           0            0        (3,356,538)
 Net cash proceeds from
  securitization of notes
  receivable...................    265,871,668             0       265,871,668            0            0       265,871,668
 Decrease (increase) in other
  receivables..................     (2,543,413)            0        (2,543,413)     185,610            0        (2,357,803)
 Increase in accrued interest
  income included in notes
  receivable...................       (170,492)            0          (170,492)           0            0          (170,492)
 Increase in accrued interest
  on mortgage note receivable..              0             0                 0            0            0                 0
 Investment in notes
  receivable...................   (288,590,674)            0      (288,590,674)           0            0      (288,590,674)
 Collections on notes
  receivable...................     23,539,641             0        23,539,641            0            0        23,539,641
 Decrease in restricted cash...      2,504,091             0         2,504,091            0            0         2,504,091
 Decrease (increase) in due
  from related party...........       (953,688)            0          (953,688)           0            0          (953,688)
 Increase in prepaid expenses..          7,246             0             7,246          178            0             7,424
 Decrease in net investment in
  direct financing leases......      1,971,634             0         1,971,634      164,614            0         2,136,248
 Increase in accrued rental
  income.......................     (2,187,652)            0        (2,187,652)     (28,230)           0        (2,215,882)
 Increase in intangibles and
  other assets.................       (154,351)            0          (154,351)           0            0          (154,351)
 Increase (decrease) in
  accounts payable, accrued
  expenses and other
  liabilities..................        846,680             0           846,680       17,530            0           864,210
 Increase in due to related
  parties, excluding
  reimbursement of acquisition,
  and stock issuance costs paid
  on behalf of the entity......       (133,364)            0          (133,364)      17,138            0          (116,226)
 Increase in accrued interest..        (77,968)            0           (77,968)           0            0           (77,968)
 Increase in rents paid in
  advance and deposits.........        436,843             0           436,843       60,711            0           497,554
 Decrease in deferred rental
  income.......................        693,372             0           693,372            0            0           693,372
                                 -------------  ------------     -------------  -----------  -----------     -------------
 Total adjustments.............     11,529,805     1,794,867        13,324,672    1,183,243      177,127        14,685,042
                                 -------------  ------------     -------------  -----------  -----------     -------------
 Net cash provided by(used in)
  operating activities.........     71,002,445   (14,548,140)       56,454,305    4,116,780      146,851        60,717,936
Cash Flows from Investing
 Activities:
 Proceeds from sale of land,
  buildings, direct financing
  leases, and equipment........      2,385,941             0         2,385,941      483,549            0         2,869,490
 Additions to land and
  buildings on operating
  leases.......................   (325,805,128)   21,794,386 (h)  (304,010,742)           0            0      (304,010,742)
 Investment in direct financing
  leases.......................    (47,115,435)            0       (47,115,435)           0            0       (47,115,435)
 Investment in joint venture...       (974,696)            0          (974,696)    (115,256)           0        (1,089,952)
 Acquisition of businesses.....              0    (8,569,683)(f)    (8,569,683)           0   (3,322,317)(g)   (12,396,000)
                                                                                                (504,000)(g)
 Purchase of other
  investments..................    (16,083,055)            0       (16,083,055)           0            0       (16,083,055)
 Net loss in market value from
  investments in trading
  securities...................        295,514             0           295,514            0            0           295,514
 Proceeds from retained
  interest and securities,
  excluding investment income..        212,821             0           212,821            0            0           212,821
 Investment in mortgage notes
  receivable...................     (2,886,648)            0        (2,886,648)           0            0        (2,886,648)
 Collections on mortgage note
  receivable...................        291,990             0           291,990            0            0           291,990
 Investment in equipment notes
  receivable...................     (7,837,750)            0        (7,837,750)           0            0        (7,837,750)
 Collections on equipment notes
  receivable...................      3,046,873             0         3,046,873            0            0         3,046,873
 Decrease in restricted cash...              0             0                 0            0            0                 0
 Increase in intangibles and
  other assets.................     (6,281,069)            0        (6,281,069)           0            0        (6,281,069)
 Other.........................        200,000             0           200,000       (3,500)           0           196,500
                                 -------------  ------------     -------------  -----------  -----------     -------------
 Net cash provided by(used in)
  investing activities.........   (400,550,642)   13,224,703      (387,325,939)     364,793   (3,826,317)     (390,787,463)
Cash Flows from Financing
 Activities:
 Subscriptions received from
  stockholders.................    386,592,011             0       386,592,011            0            0       386,592,011
 Contributions from limited
  partners.....................              0             0                 0            0            0                 0
 Reimbursement of acquisition
  and stock issuance costs paid
  by related parties on behalf
  of the entity................     (4,574,925)            0        (4,574,925)           0            0        (4,574,925)
 Payment of stock issuance
  costs........................    (34,579,650)            0       (34,579,650)           0            0       (34,579,650)
 Proceeds from borrowing on
  line of credit/notes
  payable......................    424,815,816             0       424,815,816            0            0       424,815,816
 Payment on line of
  credit/notes payable.........   (411,813,826)            0      (411,813,826)           0            0      (411,813,826)
 Retirement of shares of common
  stock........................       (639,528)            0          (639,528)           0            0          (639,528)
 Distributions to holders of
  minority interest............        (34,073)            0           (34,073)           0            0           (34,073)
 Distributions to
  stockholders/limited
  partners.....................    (48,813,637)            0       (48,813,637)  (3,825,008)           0       (52,638,645)
 Other.........................     (2,595,088)            0        (2,595,088)           0            0        (2,595,088)
                                 -------------  ------------     -------------  -----------  -----------     -------------
 Net cash provided by(used in)
  financing activities.........    308,357,100             0       308,357,100   (3,825,008)           0       304,532,092
Net increase(decrease) in
 cash..........................    (21,191,097)   (1,323,437)      (22,514,534)     656,565   (3,679,466)      (25,537,435)
Cash at beginning of year......     49,829,130             0        49,829,130    1,706,415            0        51,535,545
                                 -------------  ------------     -------------  -----------  -----------     -------------
Cash at end of year............  $  28,638,033  $ (1,323,437)    $  27,314,596  $ 2,362,980  $(3,679,466)    $  25,998,110
                                 =============  ============     =============  ===========  ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XII, Ltd.

1. Basis of Presentation

   The Pro Forma Balance Sheet as of June 30, 1999 reflects the transactions of the acquisition of the Advisor and CNL Restaurant Financial Services Group as set forth in this consent solicitation. The Pro Forma Statements of Earnings for the six months ended June 30, 1999, and for the year ended December 31, 1998, have been prepared to reflect (a) the issuance of additional shares and the property acquisitions completed from January 1, 1998 through July 31, 1999 and (b) the acquisition of the Advisor and CNL Restaurant Financial Services Group and the Acquisition of the Income Fund. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF and the historical combined financial information of the Advisor, CNL Restaurant Financial Services Group and the Income Fund and should be read in conjunction with the selected historical financial data and accompanying notes of APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund. The Pro Forma Balance Sheet was prepared as if the transactions described above occurred on June 30, 1999. The Pro Forma Statements of Earnings were prepared as if the transactions described above occurred as of January 1, 1998. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the transactions described above had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all material adjustments necessary to reflect the recurring effects of the transactions described above have been made.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partner elected the note option. This assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   The Pro Forma Balance Sheet and Pro Forma Statements of Earnings assume the issuance of the APF Shares relating to the purchase of the Advisor and the CNL Restaurant Financial Services Group without regard to a provision that provides for 1,000,000 APF Shares to be placed in escrow pending achievement of certain levels of property acquisition and/or mortgage loan origination. This presentation was selected in order to present both the most dilutive results as well as what management believes is the most likely result based on current information.

2. Method of Accounting

   The acquisition of the CNL Restaurant Financial Services Group and the Income Fund will be accounted for under the purchase accounting method. APF will recognize goodwill to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. As for the acquisition of the Advisor from a related party, APF will expense the costs incurred in acquiring the Advisor to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. The excess purchase price will be recorded as an expense on APF's consolidated statements of earnings.

   All significant intercompany balances and transactions between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund have been eliminated in the pro forma financial statements.

3. Reverse Stock Split

   In May 1999, the stockholders of APF approved a proposal for a one-for-two reverse stock split at the annual stockholder meeting. All information relating to shares outstanding and per share information has been restated for all periods presented.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XII, Ltd.


4. Adjustments to Pro Forma Balance Sheet

   The following describes the pro forma adjustments to the Pro Forma Balance Sheet as of June 30, 1999, as if the Acquisition was consummated on such date. For purposes of the pro forma financial statements, it is assumed that at a special meeting of stockholders for APF, the stockholders of APF approved a proposal for an amendment to its Articles of Incorporation to increase the number of authorized shares to an amount necessary to enable APF to issue the shares for the Acquisition.

  (A) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (B) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                             CNL
                                          Financial
                                          Services
                               Advisor      Group     Income Fund     Total
                             ----------- -----------  -----------  ------------
Fair Value of Consideration
 Received..................  $81,295,089 $50,274,594  $46,951,127  $178,520,810
                             =========== ===========  ===========  ============
Share Consideration........  $76,000,000 $47,000,000  $43,124,810  $166,124,810
Cash Consideration.........          --          --       504,000       504,000
APF Transaction Costs......    5,295,089   3,274,594    3,322,317    11,892,000
                             ----------- -----------  -----------  ------------
    Total Purchase Price...  $81,295,089 $50,274,594  $46,951,127  $178,520,810
                             =========== ===========  ===========  ============
Allocation of Purchase
 Price:
Net Assets--Historical.....  $ 8,330,475 $10,135,087  $39,332,449  $ 57,798,011
Purchase Price Adjustments:
  Land and buildings on op-
   erating leases..........          --          --     7,183,181     7,183,181
  Net investment in direct
   financing leases........          --          --     1,832,773     1,832,773
  Investment in joint ven-
   tures...................          --          --     1,270,196     1,270,196
  Accrued rental income....          --          --    (2,624,549)   (2,624,549)
  Intangibles and other as-
   sets....................          --   (2,575,792)     (42,923)   (2,618,715)
  Goodwill*................          --   42,715,299          --     42,715,299
  Excess purchase price....   72,964,614         --           --     72,964,614
                             ----------- -----------  -----------  ------------
    Total Allocation.......  $81,295,089 $50,274,594  $46,951,127  $178,520,810
                             =========== ===========  ===========  ============

--------
* Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XII, Ltd.


The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisition of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $72,964,614 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations". Goodwill of $42,715,299 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

     1.Common Stock (CFA, CFS, CFC) - Class A..........      8,600
       Common Stock (CFA, CFS, CFC) - Class B..........      4,825
       Additional Paid In Capital (CFA, CFS, CFC)...... 12,568,974
       Retained Earnings...............................  5,883,163
       Accumulated distributions in excess of earn-
        ings........................................... 72,964,614
       Goodwill for CFC/CFS (Intangibles and other as-
        sets).......................................... 42,715,299
         CFC/CFS Organizational Costs/Other Assets.....              2,575,792
         Cash to pay APF transaction costs.............              8,569,683
         APF Common Stock..............................                 61,500
         APF Capital in Excess of Par Value............            122,938,500
       (To record acquisition of CFA, CFS and CFC)
     2.Partners Capital................................ 39,332,449
       Land and buildings on operating leases..........  7,183,181
       Net investment in direct financing leases.......  1,832,773
       Investment in joint ventures....................  1,270,196
         Accrued rental income.........................              2,624,549
         Intangibles and other assets..................                 42,923
         Cash to pay APF Transaction costs.............              3,322,317
         Cash consideration to Income Fund.............                504,000
         APF Common Stock..............................                 23,590
         APF Capital in Excess of Par Value............             43,101,220
       (To record acquisition of Income Fund)

  (C) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

  (D) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

  (E) Represents the elimination by the Income Fund of $28,712 in related party payables recorded as receivables by the Advisor.

5. Adjustments to Pro Forma Statements of Earnings

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XII, Ltd.


    (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

         Origination fees from affiliates......................... $  (689,425)
         Secured equipment lease fees.............................     (67,967)
         Advisory fees............................................    (126,788)
         Reimbursement of administrative costs....................    (382,728)
         Acquisition fees.........................................  (4,452,252)
         Underwriting fees........................................     (54,248)
         Administrative, executive and guarantee fees.............    (532,389)
         Servicing fees...........................................    (572,728)
         Development fees.........................................     (38,853)
         Management fees..........................................  (1,681,870)
                                                                   -----------
           Total.................................................. $(8,599,248)
                                                                   ===========

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

         Interest income............................................... $144,014

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

         General and administrative costs........................... $(774,311)

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XII, Ltd.

    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

         Management fees.......................................... $(1,681,870)
         Administrative executive and guarantee fees..............    (532,389)
         Servicing fees...........................................    (572,728)
         Advisory fees............................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

    (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

         Amortization of goodwill................................... $1,067,883

    (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $56,314 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k) Represents the elimination of fees between the Advisor and the Income Fund:

         Management fees............................................. $(21,455)
         Reimbursement of administrative costs.......................  (28,585)
                                                                      --------
                                                                      $(50,040)
                                                                      ========

    (l) Represents the elimination of $28,585 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $23,849 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $21,455 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $9,158 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $74,264 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XII, Ltd.

       for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $14,299 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents rental and earned income of $22,951,799 and depreciation expense of $6,246,947 as if properties that had been operational when they were acquired by APF from January 1, 1998 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

         Origination fees from affiliates........................ $ (1,773,406)
         Secured equipment lease fees............................      (54,998)
         Advisory fees...........................................     (305,030)
         Reimbursement of administrative costs...................     (408,762)
         Acquisition fees........................................  (21,794,386)
         Underwriting fees.......................................     (388,491)
         Administrative, executive and guarantee fees............   (1,233,043)
         Servicing fees..........................................   (1,570,331)
         Development fees........................................     (229,153)
         Management fees.........................................   (1,851,004)
                                                                  ------------
           Total................................................. $(29,608,604)
                                                                  ============

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                Group and

                        CNL Income Fund XII, Ltd.

       origination fees received by CNL Financial Services, Inc. during the year ended December 31, 1998 of $3,107,164 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(II)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

         Interest income.............................................. $ 207,144

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

         General and administrative costs....................... $   (4,241,719)

    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

         Management fees.......................................... $(1,851,004)
         Administrative executive and guarantee fees..............   1,233,043)
         Servicing fees...........................................  (1,269,357)
         Advisory fees............................................    (305,030)
                                                                   -----------
                                                                   $(4,658,434)
                                                                   ===========

    (g) Represents the elimination of $2,161,897 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.


    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

         Amortization of goodwill................................... $2,135,765

    (i) Represents the elimination of $6,898,434 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $112,628 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k) Represents the elimination of fees between the Advisor and the Income Fund:

         Management fees............................................. $(41,537)
         Reimbursement of administrative costs.......................  (37,768)
                                                                      --------
                                                                      $(79,305)
                                                                      ========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XII, Ltd.


    (l) Represents the elimination of $37,768 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $48,883 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $41,537 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $14,660 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1998 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $148,529 as a result of adjusting the historical basis of the real estate owned indirectly by the Income Fund through joint venture or tenancy in common arrangements with affiliates or unrelated third parties, to fair value as a result by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $28,598 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Represents the decrease in depreciation expense of $340,898 as a result of eliminating acquisition fees (see 4(II)(b)) between APF and the Advisor which on a historical basis were capitalized as part of the basis of the building.

    (s) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

6. Adjustments to Pro Forma Statement of Cash Flows

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XII, Ltd.

    (d) Represents adjustment of equity in earnings to net income.

    (e) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (f) Represents the reversal of historical cash used for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.


  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

    (d) Represents adjustment of equity in earnings to net income.

    (e) Represents amounts borrowed under APF's credit facility from July 1, 1999 through July 31, 1999 to acquire properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

    (f) Represents the use of cash by APF to pay the transaction costs allocated to the acquisition of the Advisor and Restaurant Financial Group.

    (g) Represents the use of cash i) to pay for the cash consideration proposed in the offer to acquire the Income Fund and ii) to pay the transaction costs allocated to the acquisition of the Income Fund.

    (h) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (i) Represents the adjustment for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF as if these properties had been acquired on January 1, 1998.

    Non-Cash Investing Activities:

    On January 1, 1998, APF issued shares of its common stock to acquire the Advisor, CNL Restaurant Financial Services Group and the Income Fund, as described in 4(A) and 4(B).

                                                                     Appendix A

             [LETTERHEAD OF LEGG MASON WOOD WALKER, INCORPORATED]

                                March 10, 1999

James M. Seneff, Jr.
Robert A. Bourne
CNL Realty Corporation
as General Partners of
CNL Income Fund XII, Ltd.
400 East South Street
Orlando, FL 32801-2878

               Re: CNL Income Fund XII, Ltd. (the "Partnership")

Gentlemen:

   You have requested our opinion as investment bankers (a) as to the fairness, from a financial point of view, to the Partnership and its limited partners of the shares of common stock (the "Common Stock") of CNL American Properties Fund, Inc. (the "Acquiror") offered to them in the Merger (as defined below), (b) as to the fairness, from a financial point of view, of the aggregate Common Stock offered to the CNL Income Funds (as defined below) in the Merger Transactions (as defined below) and (c) as to the fairness, from a financial point of view, of the method of allocating the aggregate shares of Common Stock among the CNL Income Funds in the Merger Transactions. Under the terms of an agreement and plan of merger (the "Merger Agreement"), dated March 11, 1999, between the Partnership and the Acquiror, the Partnership will merge with and into a wholly owned subsidiary of the Acquiror and the partners of the Partnership will be offered shares of Common Stock as determined pursuant to the Merger Agreement (the "Share Consideration"); such transaction is hereafter referred to as the "Merger."

   The Partnership is one of sixteen Florida limited partnerships (the "CNL Income Funds") served by Messrs. Seneff, Bourne and CNL Realty Corporation as general partners (the "General Partners"). Each CNL Income Fund has executed a merger agreement with the Acquiror on terms similar to the Merger Agreement. The transactions to occur under such merger agreements are referred to as the "Merger Transactions."

   In connection with our opinion, we have, among other things:

     (i) reviewed the Merger Agreement and the merger agreements for each of the Merger Transactions;

     (ii) reviewed the Registration Statement on Form S-4 with respect to the Merger Transactions as filed on March 12, 1999;

     (iii) reviewed the financial statements and the related filings of the Partnership and the other CNL Income Funds on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (iv) reviewed the financial statements and the related filings of the Acquiror on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (v) reviewed certain internal information concerning the business and operations of the Partnership and the other CNL Income Funds furnished to us by the General Partners, including a draft of the Partnership's and the other CNL Income Funds' Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vi) reviewed certain internal information concerning the business and operations of the Acquiror furnished to us by management of the Acquiror, including a draft of the Acquiror's Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vii) reviewed certain financial data and operating statistics relating to the Partnership, the other CNL Income Funds and the Acquiror provided by the General Partners and the Acquiror and compared them with similar information of selected public companies that we deemed relevant to our inquiry;

     (viii) reviewed the appraisal (the "Appraisal") of the properties of the Partnership and the other CNL Income Funds prepared by Valuation Associates and dated January 6, 1999;

     (ix) held meetings and discussions with certain directors, officers and employees of the General Partners and the Acquiror concerning the operations, financial condition and future prospects of the Partnership, the other CNL Income Funds and the Acquiror; and

     (x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

   In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by or on behalf of the Partnership, the other CNL Income Funds and the Acquiror. We have further relied upon the assurances of the General Partners that they are unaware of any factors that would materially alter the conclusions made in Legg Mason's fairness opinion, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. Legg Mason assumed that the financial forecasts (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the General Partners and the Acquiror as to the future performance of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason also assumed, with the consent of the General Partners, that any material liabilities (contingent or otherwise, known or unknown) of the Partnership, the other CNL Income Funds and the Acquiror are as set forth in the financial statements of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason also assumed with the consent of the General Partners that the table prepared by or for the General Partners of the allocation of Share Consideration among the General Partners and the limited partners of the Partnership has been prepared in accordance with and complies with the terms and conditions of the partnership agreement of the Partnership. Legg Mason also assumed that the Appraisal was reasonably prepared by and reflected the good faith judgments of Valuation Associates and Legg Mason does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership, the other CNL Income Funds or the Acquiror. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof.

   We have acted as financial advisor to the General Partners and will receive a fee for our services. It is understood that this letter is for the information of the General Partners in their evaluation of the Merger Transactions and our opinion does not constitute a recommendation to the General Partners or any limited partner of the Partnership or any of the other CNL Income Funds as to how such partner should vote on the Merger or the Merger Transactions, as the case may be, or as to whether such partner should elect to receive the Share Consideration or cash and promissory notes of the Acquiror. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets. Additionally, our opinion does not compare the relative merits of the Merger and the Merger Transactions with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Merger and the Merger Transactions.

   It should be noted that in rendering this opinion with respect to the fairness, from a financial point of view, of (i) the Share Consideration to be offered with respect to the Partnership, (ii) the aggregate Common

Stock offered with respect to the CNL Income Funds and (iii) the method of allocating the shares of Common Stock of the Acquiror among the CNL Income Funds, Legg Mason has neither addressed, nor are we rendering any opinion with respect to, any other aspect of the Merger Transactions, including (a) the value or fairness of the cash and promissory notes option, (b) the prices at which the shares of Common Stock may trade following the Merger Transactions or the trading value of the shares to be offered compared with the current fair market value of the portfolios or other assets of the Partnership and the other CNL Income Funds if liquidated in real estate markets, (c) the tax effect of any aspect of the Merger Transactions, (d) the fairness of the amounts or allocation of the costs of the Merger Transactions or the amounts of such costs allocated to the limited partners or, (e) any other matters with respect to any specific individual partner or class of partners of the Partnership or the other CNL Income Funds.

   Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Share Consideration offered to the Partnership and its limited partners in the Merger, the aggregate shares of Common Stock offered by the Acquiror with respect to the CNL Income Funds in the Merger Transactions and the method of allocating the shares of Common Stock among the CNL Income Funds in the Merger Transactions are fair from a financial point of view.

                                          Very truly yours,

                                          /s/ Legg Mason Wood Walker,
                                           Incorporated
                                          -------------------------------------
                                          Legg Mason Wood Walker, Incorporated

                                                                      Appendix B
                                          October 27, 1999

CNL Income Fund XII, Ltd.
c/o James M. Seneff, Jr.
400 East South Street, Suite 500
Orlando, Florida 32801

  Re: Agreement and Plan of Merger dated March 11, 1999 by and among CNL
      American Properties Fund, Inc. ("APF"), CNL APF Partners, L.P. (the "Operating Partnership"), CNL APF GP Corp. (the "OP General Partner"), CNL Income Fund XII, Ltd. (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr. and CNL Realty Corporation (together, the "General Partners"), as amended by First Amendment to Agreement and Plan of Merger dated June 4, 1999 (the agreement and plan of merger, as so amended, the "Merger Agreement")

Gentlemen:

   Under the terms of Section 2.3 of the Merger Agreement, the closing of the merger of the Fund into the Operating Partnership is to occur within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X of the Merger Agreement but in no event later than March 31, 2000.

   The parties desire to further amend the Merger Agreement to modify the provisions thereof regarding the time for Closing and for the satisfaction or waiver of the conditions set out in Article X.

   Accordingly, the parties agree that Section 2.3 of the Merger Agreement is amended to provide that the Closing shall take place by the later of thirty
(30) days after the Partners of the Fund approve the Merger Proposal in accordance with the requirements of the Merger Agreement or March 31, 2000; however, in no event later than June 30, 2000. Further, the reference to "March 31, 2000" in the lead in of Sections 10.2 and 10.3 and in clause (c) of Section
11.2 is deleted and replaced with "the Closing Date."

   Capitalized terms used but not defined in this letter have the meanings such terms are given in the Merger Agreement.

   Except as specifically amended hereby, the Merger Agreement remains unmodified and in full force and effect.

   To evidence your agreement to the foregoing amendment of the Merger Agreement, please sign and return to me a copy of this letter.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

   Agreed as of the date of the above letter.

                                          CNL INCOME FUND XII, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr.
                                          Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr., as General
                                           Partner

                                          CNL APF GP CORP.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

   THIS FIRST AMENDMENT TO AGREEMENT AND PLAN MERGER is entered into as of the 4th day of June 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP Corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund XII, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Borne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated March 11, 1999 by and among the Parties (the "Merger Agreement"), the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of the Merger Agreement; and

   WHEREAS, the Parties desire to amend the Merger Agreement in the manner set forth below.

                                  AGREEMENT:

1. AMENDMENTS TO MERGER AGREEMENT

   The Merger Agreement is hereby amended as follows in accordance with the provisions of Section 14.9 of the Merger Agreement:

   1.1 The definition of "Cash/Notes Option" is hereby deleted in its entirety.

   1.2 Clause (B) of Section 4.1(a)(iii)(B) is hereby deleted in its entirety and restated as follows:

     "(B) Notes in accordance with Section 4.4 below."

   1.3 Clause (i) of Section 4.2(ii) is hereby deleted in its entirety and restated as follows:

     "(ii) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund (or, if APF consummates the Reverse Split, for every $20.00 of expenses)."

  1.4 Section 4.4 is hereby deleted in its entirety and amended and restated as follows:

     "Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the note option, such limited partners shall be entitled to receive, in lieu of the Share Consideration, notes (the "Notes") in the aggregate amount equal to 97% of the value (based on the Exchange Value as defined in the Registration Statement) of the Share Consideration such Dissenting Partners would have otherwise received had such partners not elected to receive the Notes (the "Note Option"). The Notes will mature on the fifth anniversary of the Closing Date and will bear interest at a fixed rate equal to seven percent. The aggregate Share Consideration shall be reduced on a one-for-basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Note Option."

  1.5 The reference to "December 31, 1999" in the lead in of Section 10.2 is hereby deleted and replaced with March 31, 2000.

   1.6 The following subsection shall be added to Section 10.2

    "(g) The aggregate face amount of the Notes to be issued to Dissenting
       Limited Partners shall not have exceeded 15% of the value of the Share Consideration based on the Exchange Value."

  1.7 The reference to "December 31, 1999" in the lead in of Section 10.3 is hereby deleted and replaced with March 31, 2000.

  1.8 The reference to "December 31, 1999" in clause (c) of Section 11.2 is hereby deleted and replaced with "March 31, 2000."

2. GENERAL

  2.1 Except as specifically set forth in this First Amendment, the Merger Agreement shall remain unmodified and in full force and effect.

  2.2 This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  2.3 The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  2.4 This First Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr.
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                           Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP CORP.

                                          /s/ Robert A. Bourne
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND XII, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr.
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr., as General
                                           Partner

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger is entered into as of this 11th day of March, 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP Corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund XII, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Bourne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA") and the Florida Revised Uniform Limited Partnership Act (the "Florida RULPA");

   WHEREAS, the Fund is one of 18 CNL Income Funds (collectively with the Fund, the "CNL Income Funds") that APF is proposing to acquire (the "Proposed Acquisitions");

   WHEREAS, the Special Committee (the "Special Committee") of the independent members of the Board of Directors of APF has received a fairness opinion (the "Fairness Opinion") from Merrill Lynch & Co. as to the fairness to APF, from a financial point of view, of the consideration to be paid in connection with the Proposed Acquisitions;

   WHEREAS, the Special Committee has recommended the Merger to the Board of Directors of APF and the Board has approved the proposal to consummate the Merger (the "Merger Proposal") and the related transactions;

   WHEREAS, Legg Mason Wood Walker Incorporated has delivered a fairness opinion (the "Fund Fairness Opinion") to the General Partners as to the fairness to the Fund and its limited partners from a financial point of view, of the APF Common Share consideration offered to the Fund and its limited partners; and

   WHEREAS, the Board of Directors of the OP General Partner has unanimously approved the Merger Proposal;

   NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  Definitions

   1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

   "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

   "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504, or any similar group defined under a similar provision of state, local or foreign law.

   "Agreement" means this Agreement, as amended from time to time.

   "APF" has the meaning set forth in the preface above.

   "APF Common Shares" shall mean the shares of common stock, par value $0.01, of APF.

   "APF Indemnity Claim" has the meaning set forth in Section 12.1 below.

   "APF SEC Documents" has the meaning set forth in Section 6.7 below.

   "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

   "Business Combination" has the meaning set forth in Section 4.1(b) below.

   "Cash/Note Option" has the meaning set forth in Section 4.4 below.

   "Closing" has the meaning set forth in Section 2.3 below.

   "CNL Income Funds" has the meaning set forth in the second paragraph of the Recitals above.

   "Closing Date" has the meaning set forth in Section 2.3 below.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Confidential Information" means any information concerning the businesses and affairs of the Fund, the Operating Partnership or APF, if any, that is not already generally available to the public.

   "Delaware RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Disclosure Schedule" has the meaning set forth in the first paragraph of
Article VII below.

   "Dissenting Partners" has the meaning set forth in Section 4.4 below.

   "Effective Time" has the meaning set forth in Section 2.2 below.

   "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

   "Fairness Opinion" has the meaning set forth in the third paragraph of the Recitals above.

   "Florida RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Fund" has the meaning set forth in the preface above.

   "Fund Articles of Merger" has the meaning set forth in Section 2.2 below.

   "Fund Fairness Opinion" has the meaning set forth in the fifth paragraph of the recitals above.

   "Fund Indemnity Claim" has the meaning set forth in Section 12.2 below.

   "Fund Interests" means the general and limited partnership interests in the Fund.

   "Fund SEC Documents" has the meaning set forth in Section 7.7 below.

   "GAAP" means United States generally accepted accounting principles as in effect from time to time.

   "General Partners" has the meaning set forth in the preface above.

   "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation but excluding commercially available shrink wrap software), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

   "IRS" means the Internal Revenue Service.

   "Knowledge" means in the case of the Fund, CNL Realty Corporation, Inc., APF and the OP General Partner, the actual knowledge of a director or an executive officer after reasonable investigation and, in the case of the individual General Partners, the collective actual Knowledge of all of the General Partners after reasonable investigation. For the purposes of this Agreement, the Knowledge of one General Partner shall be attributed to the other General Partners.

   "Known" and "Knowingly" mean that the Fund, any General Partner or APF, as applicable, had Knowledge of the particular matter or took the action described with prior Knowledge.

   "Liability" means any liability (whether Known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

   "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to an industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

   "Merger" has the meaning set forth in the first paragraph of the Recitals above.

   "Merger Proposal" has the meaning set forth in fourth paragraph of the Recitals above.

   "Most Recent 10-Q" has the meaning set forth in Section 7.5 below.

   "Most Recent Balance Sheet" means the most recent balance sheet filed in a Fund SEC Document.

   "Notes" has the meaning set forth in Section 4.4 below.

   "NYSE" means the New York Stock Exchange.

   "OP Certificate of Merger" has the meaning set forth in Section 2.2 below.

   "OP General Partner" has the meaning set forth in the Preface above.

   "OP Limited Partner" means CNL APF LP Corp., a Delaware corporation and wholly owned subsidiary of APF.

   "Operating Partnership" has the meaning set forth in the preface above.

   "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

   "Party" or "Parties" has the meaning set forth in the preface above.

   "Partner" means any holder of Fund Interests.

   "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

   "Proposed Acquisitions" has the meaning set forth in the second paragraph of the Recitals above.

   "Registration Statement" means the registration statement on Form S-4 to be filed by APF to register the APF Common Shares to be issued as Share Consideration in the Merger.

   "Representative" has the meaning set forth in Section 12.3 below.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (e) any minor imperfection of title or similar lien which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on such Party.

   "Share Consideration" has the meaning set forth in Section 4.1(a) below.

   "Special Committee" has the meaning set forth in the third paragraph to the Recitals above.

   "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or otherwise control the management.

   "Surviving Partnership" has the meaning set forth in Section 2.1 below.

   "Takeover Statute" has the meaning set forth in Section 8.9 below.

   "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code

(S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

   "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   "Third-Party Claim" has the meaning set forth in Section 12.4 below.

                                   ARTICLE II

                        Merger; Effective Time; Closing

   2.1 Merger. Subject to the terms and conditions of this Agreement, the Delaware RULPA and the Florida RULPA, at the Effective Time, the Operating Partnership and the Fund shall consummate the Merger in which (i) the Fund shall be merged with and into the Operating Partnership and the separate limited partnership existence of the Fund shall thereupon cease, (ii) the Operating Partnership shall be the successor or surviving limited partnership in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate limited partnership existence of the Operating Partnership with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The limited partnership surviving the Merger is sometimes hereinafter referred to as the "Surviving Partnership." The Merger shall have the effects set forth in the Delaware RULPA and the Florida RULPA. As a result of the Merger, the outstanding Fund Interests shall be converted or cancelled in the manner provided in Article IV.

   2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, the Operating Partnership and the Fund shall (i) execute or cause to be executed (A) a Certificate of Merger in the form required by the Delaware RULPA (the "OP Certificate of Merger") and (B) Articles of Merger in the form required by the Florida RULPA (the "Fund Articles of Merger"), and
(ii) cause the OP Certificate of Merger to be filed with the Delaware Secretary of State as provided in the Delaware RULPA and the Fund Articles of Merger to be filed with the Florida Department of State as provided in the Florida RULPA, in each case, on the Closing Date or as soon as practicable thereafter. The Merger shall become effective at (i) such time as the OP Certificate of Merger has been duly filed with the Delaware of Secretary of State and the Fund Articles of Merger has been duly filed with the Florida Department of State or
(ii) such other time as is agreed upon by APF, the OP General Partner and the General Partners and specified in the OP Certificate of Merger and the Fund Articles of Merger. Such time is hereinafter referred to as the "Effective Time."

   2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw Pittman Potts & Trowbridge, 2300 N Street, N.W., Washington, D.C. 20037, commencing at 9:00 a.m. local time on such date as within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date as APF, the OP General Partner and the General Partners may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article X (the "Closing Date"). In no event shall the Closing Date be a date subsequent to December 31, 1999. At the Closing, there shall be delivered to APF, the Operating Partnership, the OP General Partner, the General Partners and the Fund the certificates and other documents and instruments required to be delivered under
Article X.

   2.4 Further Assurances. Each Party hereto will execute such further documents and instruments and take such further actions as may be reasonably requested by one or more of the other Parties to consummate the Merger, to vest the Surviving Partnership with full title to all assets, properties, rights, approvals, immunities and franchises of either the Fund or the Operating Partnership or to effect the other purposes of this Agreement.

                                  ARTICLE III

 Certificate of Limited Partnership; Limited Partnership Agreement;and General
                        Partner of Surviving Partnership

   3.1 Certificate of Limited Partnership. At the Effective Time, the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein.

   3.2 Limited Partnership Agreement. At the Effective Time, the limited partnership agreement of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the limited partnership agreement of the Surviving Partnership.

   3.3 General Partner. The general partner of the Operating Partnership immediately prior to the Effective Time shall be the general partner of the Surviving Partnership from and after the Effective Time until it is replaced or it resigns in accordance with the limited partnership agreement of the Surviving Partnership.

                                   ARTICLE IV

              Share Consideration; Payment of Share Consideration

   4.1 Share Consideration; Conversion or Cancellation of Fund Interests in Merger.

   (a) At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Fund Interests (i) shall be converted into the right to receive up to 4,768,496 fully paid and nonassessable APF Common Shares (2,384,248 APF Common Shares if the Reverse Split [defined below] occurs before the Closing) (the "Share Consideration") pursuant to the terms of
Section 4.2 below, (ii) shall cease to be outstanding, and (iii) shall be canceled and retired and shall cease to exist, and each Partner, as the holder of such Fund Interests shall cease to have any rights with respect thereto, except the right to receive either (A) APF Common Shares therefor in accordance with this Section 4.1 and Section 4.3 or (B) the cash and Notes in accordance with Section 4.4 below. Subject to the approval of the APF's shareholders of an amendment to its article of incorporation, APF anticipates that prior to the Closing it will effect a one for two reverse stock split (the "Reverse Split") pursuant to which each two shares of APF Common Shares outstanding will be exchanged for one share of APF Common Shares.

   (b) Except for the Reverse Stock Split described in Section 4.1(a), prior to the Effective Time, APF shall not split or combine the APF Common Shares, or pay a stock dividend or other stock distribution in APF Common Shares, or in rights or securities exchangeable for, convertible into or exercisable for APF Common Shares, or otherwise change APF Common Shares into, or exchange APF Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of APF as a result of which APF stockholders receive cash, stock, or other property in exchange for, or in connection with, their APF Common Shares (a "Business Combination") or otherwise), or make any other dividend or distribution on or of APF Common Shares (other than regular quarterly cash dividends paid on APF Common Shares or any distribution pursuant to APF's dividend reinvestment plan), without the parties hereto having first entered into an amendment to this Agreement pursuant to which the Share Consideration will be adjusted to reflect such split, combination, dividend, distribution, Business Combination, or change.

   (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the APF Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

   4.2 Payment of Share Consideration. At the Closing, subject to Section 4.4 below, the Partners shall receive the Share Consideration (less expenses paid by APF on behalf of the Fund), distributed in accordance with the provisions of the Fund's limited partnership agreement as of the Closing Date. For the purposes of this Agreement, the Share Consideration will be reduced (i) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund and (ii) as provided in Section 4.4 below.

   4.3 Fractional APF Common Shares. No certificates representing fractional APF Common Shares shall be issued upon conversion of any Fund Interests. Each Partner of the Fund who would otherwise be entitled to fractional APF Common Shares will receive one APF Common Share for a fractional interest representing 50% or more of one APF Common Share. No APF Common Shares will be issued for a fractional interest representing less than 50% of one APF Common Share.

   4.4 Cash/Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the cash/note option (the "Cash/Note Option"), such Dissenting Partners shall be entitled to receive, in lieu of the Share Consideration, consideration based on such Dissenting Partners' percentage interest (as determined by the Fund's partnership agreement) in the Fund's asset liquidation value of $42,752,014, based on Valuation Associates' appraisal. Such consideration shall be payable 10% in cash and 90% in Callable Notes due in 2006 (the "Notes"). The Notes will bear interest at a fixed rate equal to 120% of the applicable federal rate as of the date the consent solicitation on Form S-4 is mailed to the limited partners. The Share Consideration shall be reduced on a one-for-one basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Cash/Note Option.

                                   ARTICLE V

             Representations and Warranties of The General Partners

   Each General Partner severally represents and warrants to APF and the Operating Partnership that the statements contained in this Article V are correct and complete as of the date hereof and on the Closing Date:

   5.1 Authorization of Transaction. The General Partner has full power and authority (including, as applicable, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the General Partner, enforceable in accordance with its terms and conditions. The General Partner does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   5.2 Noncontravention. Except as set forth in Section 5.2 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the General Partner is subject or, as applicable, any provision of the General Partner's articles of incorporation, bylaws or other organizational documents.

                                   ARTICLE VI

 Representations and Warranties of APF, The OPGeneral Partner and The Operating
                                  Partnership

   APF, the OP General Partner and the Operating Partnership jointly and severally represent and warrant to the General Partners and the Fund that the statements contained in this Article VI are correct and complete as of the date hereof and the Closing Date:

   6.1 Organization. APF is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. APF is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on APF. APF has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The OP General Partner is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. The Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Operating Partnership is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Operating Partnership. The Operating Partnership has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. APF and the OP General Partner have delivered to the General Partners and the Fund correct and complete copies of the certificate of incorporation of APF and the OP General Partner and the certificate of limited partnership and the limited partnership agreement of the Operating Partnership (each as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of APF and the OP General Partner and any organizational records of the Operating Partnership have been made available to the General Partners and the Fund and are correct and complete. APF is not in default under or in violation of any provision of its certificate of incorporation, and the Operating Partnership is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   6.2 Capital Stock. The authorized capital stock of APF consists of 125,000,000 shares of common stock, $.01 par value (the "APF Common Shares"), of which 74,696,927 shares are outstanding as of January 31, 1999. Since January 31, 1999, APF has not issued any shares of capital stock. All outstanding APF Common Shares are, and all APF Common Shares issuable under any stock option plans of APF, will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the 56,231,504 APF Common Shares which may be issued in connection with APF's acquisition of the other 17 CNL Income Funds in the Proposed Acquisitions and the 12,300,000 APF Shares which may be issued in connection with APF's acquisition of CNL Fund Advisors, Inc., CNL Financial Services, Inc. and CNL Financial Corp., there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which APF is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem, or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock. All of the outstanding general partner interests of the Operating Partnership are owned by the OP General Partner, and all of the outstanding limited partner interests of the Operating Partnership are owned by the OP Limited Partnership, and there are outstanding on the date hereof no options, warrants, rights, commitments or any other agreements of any character to which the Operating Partnership or any partner thereof is a party or which it may be bound requiring it to issue, transfer, sell, purchase, register, redeem or acquire any interest in the Operating Partnership.

   6.3 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of APF will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Share Consideration will be registered under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. The Share Consideration will, when issued, be approved for listing on the NYSE, subject to official notice of issuance.

   6.4 Authorization of Transaction. APF, the OP General Partner and the Operating Partnership have full power and authority (including full corporate and limited partnership, as applicable, power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance by APF, the OP General Partner and the Operating Partnership of this Agreement have been duly and validly authorized by the boards of directors of APF and the OP General Partner. This Agreement constitutes the valid and legally binding obligation of APF, the OP General Partner and the Operating Partnership, enforceable in accordance with its terms and conditions. None of APF, the OP General Partner or the Operating Partnership needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which, APF, the OP General Partner or the Operating Partnership is subject or any provision of APF's or the OP General Partner's articles of incorporation or by-laws or the Operating Partnership's certificate of limited partnership or limited partnership agreement or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which APF, the OP General Partner or the Operating Partnership is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of a Security Interest upon any of its assets.

   6.6 Title to Assets. APF has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of its most recent quarterly report on Form 10-Q.

   6.7 Reports and Financial Statements. APF has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "APF SEC Documents"). All of the APF SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such APF SEC Documents. None of the APF SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed APF SEC Documents. There is no unresolved violation, criticism or exception by any governmental entity of which APF has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to APF could have a Material Adverse Effect on APF. The financial statements of APF included in the APF SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of APF as of the dates thereof and the results of operations and cash flows of APF for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   6.8 Events Subsequent to September 30, 1998. Since September 30, 1998, nothing has occurred which has had or would reasonably be expected to have a Material Adverse Effect on APF.

   6.9 Litigation. Except as publicly disclosed by APF in its APF SEC Documents or on Schedule 1, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of APF, threatened against APF or any of its Subsidiaries or any of their respective properties or assets which (a) if adversely determined, could reasonably be expected to have a Material Adverse Effect on APF or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by APF in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by APF in any APF SEC Document, none of APF or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on APF or would prevent or delay the consummation of the transactions contemplated hereby.

   6.10 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by APF for inclusion or incorporation by reference in (i) the Registration Statement to be filed by APF with the SEC in connection with the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the proxy statement sent by APF to its shareholders pertaining to the Merger will, at the date mailed to shareholders and at the times of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to APF, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the proxy statement, APF shall promptly so advise the General Partners and such event shall be so described, and such amendment or supplement (which the General Partners shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

   6.11 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by APF in its APF SEC Documents or disclosed in
Schedule 1, as of December 31, 1998, to APF's Knowledge, none of APF or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which are not fully reflected in, reserved against or otherwise described in the consolidated balance sheet of APF and its consolidated Subsidiaries (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in any reports filed by it with the APF SEC Documents, since December 31, 1998, the business of APF and its Subsidiaries has been carried on only in the ordinary and usual course, to APF's Knowledge, none of APF or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which could reasonably be expected to have, and there have been no events, changes or effects with respect to APF or its Subsidiaries Known to APF having or which could reasonably be expected to have, a Material Adverse Effect on APF.

   6.12 Brokers' Fees. Except for the fees and expenses paid to Merrill Lynch & Co. with respect to the delivery of the Fairness Opinion to the Special Committee and in connection with the financial services provided by Salomon Smith Barney, none of APF, the OP General Partner or the Operating Partnership has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

   6.13 Qualification as a REIT. APF is a "real estate investment trust" for federal income tax purposes. The consummation of the transactions contemplated by this Agreement will not cause APF to cease to qualify as a "real estate investment trust" for federal income tax purposes.

   6.14 Compliance with Applicable Law. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, it and its Subsidiaries hold all permits, licenses, variances, exemptions, order and approvals of all governmental entities necessary for the lawful conduct of their respective businesses, except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its

APF SEC Documents, to APF's Knowledge, APF and its Subsidiaries are in compliance with the material terms of its permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF, the businesses of APF and its Subsidiaries are not, to APF's Knowledge, being conducted in violation of any law, ordinance or regulation of any governmental entity except that no representation or warranty is made in this Section 6.14 with respect to environmental laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, no investigation or review by any governmental entity with respect to APF or its Subsidiaries is pending or, to the Knowledge of APF, threatened, nor, to the Knowledge of APF, has any government entity indicated an intention to conduct the same, other than, in each case, those which APF reasonably believes will not have a Material Adverse Effect on APF.

   6.15 Intellectual Property.

   (a) APF owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of APF as presently conducted. Each item of Intellectual Property owned or used by APF immediately prior to the Closing hereunder will be owned or available for use by APF on identical terms and conditions immediately subsequent to the Closing hereunder. APF has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) APF has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of APF's directors or officers (or employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that APF must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of APF which are material to the operation of APF's business.

   (c) APF has no patent or registration which has been issued to APF with respect to any of its Intellectual Property.

   (d) Nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of APF's business as presently conducted.

   6.16 Insurance. With respect to each current insurance policy to which APF is a party, a named insured or is otherwise the beneficiary of coverage, to the knowledge of APF: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither APF nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

   6.17 Tenants. To the Knowledge of APF and except as set forth on Schedule 1, no current tenant of a property owned by APF, which as of the date of APF's most recent quarterly report on Form 10-Q represented more than 5% of APF's total revenues, presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   6.18 Disclosure. APF is in compliance in all material respects with its obligation under the Securities Exchange Act to publicly disclose material information in a timely fashion.

                                  ARTICLE VII

               Representations and Warranties Concerning the Fund

   The General Partners and the Fund jointly and severally represent and warrant to APF and the Operating Partnership that the statements contained in this Article VII are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the General Partners and the Fund to APF and the Operating Partnership in accordance with the provisions of
Section 8.14 (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VII.

   7.1 Organization, Qualification, and Corporate Power. The Fund is a limited partnership duly organized, validly existing, and in good standing under the laws of Florida. The Fund is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Except as set forth in Section 7.1(a) of the Disclosure Schedule, the Fund has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Section 7.1(b) of the Disclosure Schedule lists the directors and officers of the corporate General Partner. The General Partners have been made available to APF and the Operating Partnership correct and complete copies of the certificate of limited partnership and the limited partnership agreement of the Fund (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the corporate General Partner and any organizational records of the Fund have been made available to APF and the Operating Partnership and are correct and complete in all material respects. The Fund is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   7.2 Capitalization. All of the outstanding ownership interests in the Fund (the "Fund Interests") consist of (i) one percent in general partnership interests and (ii) 4,500,000 units of limited partnership interests. All of the outstanding Fund Interests have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Fund to issue, sell, or otherwise cause to become outstanding any additional ownership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Fund.

   7.3 Authorization of Transaction. The Fund has full power and authority (including full limited partnership power and authority) to execute and deliver this Agreement and, upon the affirmative vote of a majority of the outstanding limited partnership Fund Interests, will have full power and authority (including limited partnership power and authority) to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Fund, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, moratorium and rights of creditors generally. The Fund is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   7.4 Noncontravention. Except as set forth in Section 7.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Fund is subject or any provision of the certificate of limited partnership or limited partnership agreement of the Fund or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Fund is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

   7.5 Title to Assets. The Fund has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC (the "Most Recent 10-Q") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent 10-Q.

   7.6 Subsidiaries. The Fund does not have any Subsidiaries, operating or otherwise.

   7.7 Reports and Financial Statements. The Fund has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "Fund SEC Documents"). All of the Fund SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Fund SEC Documents. None of the Fund SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Fund SEC Documents. There is no unresolved violation by any governmental entity of which the Fund has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to the Fund could have a Material Adverse Effect on the Fund. The financial statements of the Fund included in the Fund SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of the Fund as of the dates thereof and the results of operations and cash flows of the Fund for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   7.8 Events Subsequent to the Most Recent 10-Q. Since the date of the Most Recent 10-Q nothing has had a Material Adverse Effect on the Fund. Without limiting the generality of the foregoing, since that date, except as set forth in the appropriately lettered paragraph of Section 7.8 of the Disclosure
Schedule:

   (a) the Fund has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration (as reasonably determined by the General Partners) in the Ordinary Course of Business;

   (b) the Fund has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 except in the Ordinary Course of Business;

   (c) no party (including the Fund) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Fund is a party or by which it is bound except in the Ordinary Course of Business;

   (d) the Fund has not imposed any Security Interest upon any of its assets, tangible or intangible except in the Ordinary Course of Business;

   (e) the Fund has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 except in the Ordinary Course of Business;

   (f) the Fund has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

   (g) the Fund has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

   (h) the Fund has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

   (i) the Fund has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

   (j) the Fund has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

   (k) there has been no change made or authorized in the certificate of limited partnership or limited partnership agreement of the Fund;

   (l) the Fund has not issued, sold, or otherwise disposed of any ownership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any ownership interests in the Fund;

   (m) the Fund has not declared, set aside, or paid any dividend or made any distribution with respect to its ownership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its ownership interests other than distributions consistent with past practices;

   (n) the Fund has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

   (o) the Fund has not made any loan to, or entered into any other transaction with, any of the General Partners or the directors, officers, or employees of the corporate General Partner outside the Ordinary Course of Business;

   (p) the Fund has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

   (q) the Fund has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

   (r) to the Knowledge of the General Partners, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Fund; and

   (s) the Fund is not under any legal obligation, whether written or oral, to do any of the foregoing.

   7.9 Undisclosed Liabilities. The Fund does not have any Liability (and, to the Knowledge of the General Partners, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) or which are not in the aggregate material.

   7.10 Legal Compliance. Except as disclosed in the Fund SEC Documents, the Fund has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), the violation of which could cause a Material Adverse Effect to the Fund, of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

   7.11 Tax Matters.

   (a) The Fund has filed all material Tax Returns that it was required to file, including, without limitation, any material Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Fund (as shown on any filed Tax Return) have been paid. The Fund currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Fund does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Fund that arose in connection with any failure (or alleged failure) to pay any Tax.

   (b) The Fund has withheld and, if due, paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, Partner, or other third party.

   (c) The General Partners do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Fund either (A) claimed or raised by any authority in writing or (B) as to which any of the General Partners has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Fund for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Fund since December 31, 1996.

   (d) The Fund has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

   (e) The Fund has not filed a consent under Code (S)341(f) concerning collapsible corporations. The Fund has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G. The Fund has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S)6662. The Fund is not a party to any Tax allocation or sharing agreement. The Fund (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Fund) or (B) has any Liability for the Taxes of any Person (other than the Fund) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   7.12 Real Property.

   Section 7.12(a) of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased by the Fund. Section 7.12(b) of the Disclosure Schedule lists all leases and subleases to which the Fund is a party, and the General Partners have made available to APF correct and complete copies of all such leases and subleases (as amended to date). With respect to each lease and sublease listed in Section 7.12(b) of the Disclosure Schedule:

   (a) the lease or, to the Knowledge of the General Partners, the sublease is legal, valid, binding, enforceable, and in full force and effect, except as may be affected by bankruptcy, insolvency, moratorium and the rights of creditors generally;

   (b) no consent is required with respect to the lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of the lease or sublease or otherwise affect the ongoing validity of the lease or sublease;

   (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

   (d) no party to the lease or, to knowledge of the General Partners, sublease has repudiated any provision thereof;

   (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or, to the Knowledge of the General Partners, sublease;

   (f) the Fund has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

   (g) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required by the Fund in connection with the operation thereof and, to the Knowledge of the General Partners, have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

   (h) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

   7.13 Intellectual Property.

   (a) The Fund owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Fund as presently conducted. Each item of Intellectual Property owned or used by the Fund immediately prior to the Closing hereunder will be owned or available for use by the Fund on identical terms and conditions immediately subsequent to the Closing hereunder. The Fund has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) The Fund has not Knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the General Partners nor any of the corporate General Partner's directors and officers (and employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Fund must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the General Partners, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Fund which are material to the operation of the Fund's business.

   (c) The Fund has no patent or registration which has been issued to the Fund with respect to any of its Intellectual Property.

   (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Fund uses pursuant to license, sublicense, agreement, or permission. The General

Partners have made available to APF and the Operating Partnership correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

   (e) To the Knowledge of the General Partners, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Fund's business as presently conducted.

   7.14 Tangible Assets. The Fund owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted. Each such tangible asset is free from all material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the assets, in the opinion of the General Partners, necessary to conduct the Fund's business as it is currently being conducted.

   7.15 Contracts. Section 7.15 of the Disclosure Schedule lists all of the following types of contracts and other agreements to which the Fund is a party:

   (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

   (b) any agreement concerning a partnership or joint venture;

   (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

   (d) any agreement concerning confidentiality or noncompetition;

   (e) any agreement with any General Partner or any of their Affiliates (other than the Fund);

   (f) any agreement under which it has advanced or loaned any amount to any of the General Partners or the corporate General Partner's directors, officers, and employees outside the Ordinary Course of Business; or

   (g) any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

   The General Partners have made available to APF and the Operating Partnership a correct and complete copy of each written agreement listed in
Section 7.15 of the Disclosure Schedule (as amended to date) which is not included as an exhibit to a Fund SEC Document and a written summary setting forth the terms and conditions of each oral agreement referred to in Section
7.15 of the Disclosure Schedule. With respect to each agreement set forth in
Section 7.15 of the Disclosure Schedule or filed as an exhibit to a Fund SEC
Document: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

   7.16 Notes and Accounts Receivable. All notes and accounts receivable of the Fund are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Fund.

   7.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Fund.

   7.18 Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Fund has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets): (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (iii) the policy number and the period of coverage. With respect to each current insurance policy, to the Knowledge of the General Partners and the Fund: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Fund nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Fund has been covered during the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets) by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Fund.

   7.19 Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance, not already disclosed in the Fund SEC Documents, in which the Fund
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or, to its Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section
7.19 of the Disclosure Schedule or the Fund SEC Documents could result in any Material Adverse Effect on the Fund. None of the General Partners has any reason to believe that any additional such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Fund.

   7.20 Tenants. To the Knowledge of any of the General Partners, no current tenant of a property owned by the Fund presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   7.21 Employees. The Fund does not have and has never had any employees, officers or directors. The Fund is not and has never been a party to or had any liability with respect to any Employee Benefit Plan.

   7.22 Guaranties. The Fund is not a guarantor of and is not otherwise liable for any liability or obligation (including indebtedness) of any other Person.

   7.23 Registration Statement. The information furnished by the Fund for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

   7.24 Environmental Matters. The Fund is currently in compliance with all material environmental laws, ordinances, regulations and orders applicable to its business or properties, and, to the Knowledge of the General Partners, the tenants' present uses of the Fund's properties, whether leased or owned, do not materially violate any such laws, ordinances, regulations or orders. The Fund is not subject to any Liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or material or pollutant or any spill, leakage, discharge or release of any hazardous substance or material or pollutant as a result of having owned or operated any business prior to the Effective Time, which if a violation existed would have a Material Adverse Effect on the Fund.

   7.25 Vote Required. The affirmative vote of at least a majority of the outstanding Fund Interests is the only vote of any security holder in the Fund (under applicable law or otherwise) required to approve the Merger, this Agreement and the other transactions contemplated hereby.

   7.26 Disclosure. The representations and warranties contained in this
Article VII do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VII not misleading.

                                  ARTICLE VIII
                             Pre-Closing Covenants

   The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

   8.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article X below).

   8.2 Notices and Consents. The General Partners shall give any notices to third parties and obtain any third party consents referred to in Sections 5.1, 5.2, 7.3 and 7.4 above and the related sections of the Disclosure Schedule. APF, the OP General Partner and the Operating Partnership shall give any notices to third parties and obtain any third party consents referred to in Sections 6.4 and 6.5 above. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 5.1, 6.4 and
7.3 above.

   8.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement to the Effective Time, the General Partners will not, and will not cause the Fund to, take any action that adversely affects the ability of the Fund (i) to pursue its business in the ordinary course, (ii) to seek to preserve intact its current business organizations, and (iii) to preserve its relationships with its tenants; and the General Partners will not allow the Fund to, without the OP General Partner's prior written consent, which consent shall not be unreasonably withheld:

   (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any additional ownership interests (including the Fund Interests), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its ownership interests or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or (ii) any other securities in respect of, in lieu of or in substitution for the Fund Interests outstanding on the date hereof;

   (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Fund Interests);

   (c) split, combine, subdivide or reclassify any of its ownership interests or otherwise make any payments to the Partners; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution in respect of its ownership interests at such times and in such manner and amount as may be consistent with the Fund's past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from December 31, 1998 through the Effective Time, to the extent not otherwise paid or distributed to the Partners), or (ii) any distribution of property necessary for the representation and warranty set forth in Section
7.11 to be true and correct;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

   (e) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation outside the Ordinary Course of Business;

   (f) other than as may be necessary to consummate the Merger, adopt any amendments to its certificate of limited partnership or limited partnership agreement;

   (g) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, outside the Ordinary Course of Business;

   (h) engage in the conduct of any business the nature of which is materially different from the business in which the Fund is currently engaged;

   (i) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Fund;

   (j) forgive any indebtedness owed to the Fund or convert or contribute by way of capital contribution any such indebtedness owed;

   (k) authorize or enter into any agreement providing for management services to be provided by the Fund to any third party or an increase in management fees paid by any third party under existing management agreements;

   (l) mortgage, pledge, encumber, sell, lease or transfer any material assets of the Fund except as contemplated by this Agreement;

   (m) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

   (n) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

   8.4 Full Access. The General Partners shall permit representatives of APF and the OP General Partner to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Fund to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Fund. APF, the OP General Partner and the Operating Partnership shall permit representatives of the General Partners and the Fund to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of APF and the Operating Partnership to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to APF, the OP General Partner and the Operating Partnership. The Parties agree that any information obtained in connection with the exercise of their rights pursuant to this Section 8.4 shall be Confidential Information for purposes of this Agreement.

   8.5 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Articles V, VI or VII above, as applicable. No disclosure by any Party pursuant to this Section 8.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

   8.6 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each of APF, the Operating Partnership, the General Partners and the Fund shall use reasonable efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of APF after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

   8.7 Fund Partner Approval. The General Partners hereby agree to vote the Fund Interests owned by them in favor of this Agreement and the transactions contemplated hereby and agree, subject to the satisfaction of their fiduciary duties as general partners under Florida law, as reasonably determined by the General Partners, to recommend that the limited Partners of the Fund vote their Fund Interests in favor of this Agreement and the transactions contemplated hereby.

   8.8 Delivery of Certain Financial Statements.

   (a) In addition to disclosure in Fund SEC Documents required to be filed by the Fund, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, the Fund shall provide to APF and the OP General Partner with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by the Fund and each of the General Partners that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of the Fund as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   (b) In addition to disclosure in APF SEC Documents required to be filed by APF, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, APF shall provide to the Fund and the General Partners with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by APF that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of APF as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   8.9 State Takeover Statutes. APF, the APF Board of Directors, the Operating Partnership, the Fund and the General Partners shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation, including without limitation, the control share acquisition provisions of Section 3-701 et seq. of the Maryland GCL and the business combination provisions of Section 3-601 et seq of the Maryland GCL (each, a "Takeover Statute"), is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and
(ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

   8.10 Exclusivity. None of the General Partners shall solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of the Fund (including any acquisition structured as a merger, consolidation, or share exchange). The General Partners shall notify APF and the Operating Partnership immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

   8.11 Listing. APF shall effect, at or before the issuance of any APF Common Shares issued as Share Consideration pursuant to Article IV, authorization for listing or quotation of such APF Common Shares on the NYSE, subject to official notice of issuance.

   8.12 Maintenance of APF's Business. During the period from the date of this Agreement to the Effective Time, APF will not take any action that adversely affects the ability of APF (i) to pursue its business in the ordinary course,
(ii) to seek to preserve intact its current business organizations (iii) to preserve its relationships with its tenants and (iv) will not take any action to affect it status as a REIT for federal income tax purposes.

   8.13 Registration of Share Consideration. APF shall cause the Registration Statement to become effective prior to the Closing Date.

   8.14 Delivery and Approval of Disclosure Schedule and Schedule 1. Within fifteen (15) business days after the date of this Agreement the General Partners shall deliver to APF the Disclosure Schedule and APF shall deliver to the General Partners Schedule 1. Within fifteen (15) business days after APF receives the Disclosure Schedule it shall give the General Partners notice either that the disclosures in the Disclosure Schedule are, as to substance, satisfactory to APF, in its sole and absolute discretion, or that they are not satisfactory and that APF terminate this Merger Agreement pursuant to Section
11.2. Likewise, within fifteen (15) business days after the General Partners receive Schedule 1, the General Partners shall give APF notice either that the disclosures in Schedule 1 are, as to substance, satisfactory to them, in their sole and absolute discretion, or that they are not satisfactory and that such General Partners terminate the Agreement pursuant to Section 11.2. In the case of both APF and the General Partners, the failure of either to give the notice specified above within the applicable fifteen (15) business day period shall constitute approval of the Disclosure Schedule or Schedule 1, as applicable.

   8.15 Certain Acquisitions. APF or its Subsidiaries shall acquire CNL Fund Advisors, Inc., CNL Financial Corp. and CNL Financial Services, Inc. (collective, the "CNL Restaurant Services Group") substantially in accordance with the terms and conditions set forth in their respective merger agreements dated on or about the date hereof or such other terms that are mutually agreed to by the parties.

                                   ARTICLE IX

                             Post-Closing Covenants

   The Parties agree as follows with respect to the period following the
Closing:

   9.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XII below). The General Partners acknowledge and agree that from and after the Closing, the Surviving Partnership will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Fund.

   9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Fund, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article XII below).

   9.3 Transition. The General Partners will not take any action that is designed or intended to have the effect of discouraging any tenant, lessor, licensor, customer, supplier, or other business associate of the Fund from maintaining the same business relationships with the Surviving Partnership after the Closing as it maintained with the Fund prior to the Closing.

   9.4 Confidentiality.

   (a) The General Partners and the Fund will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to APF or the OP General Partner, as applicable, or destroy, at the request and option of APF or the OP General Partner, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the General Partners or the Fund is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such General Partner or the Fund, as applicable, will notify APF or the OP General Partner, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such General Partner or the Fund is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such General Partner or the Fund, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that such General Partner or the Fund, as applicable, shall use its best efforts to obtain, at the request of APF or the OP General Partner, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as APF or the OP General Partner, as applicable, shall designate.

   (b) APF, the OP General Partner and the Operating Partnership will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, if the Closing does not occur, deliver promptly to the Fund General Partners, as applicable, or destroy, at the request and option of the Fund or the General Partners, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Prior to the Closing and if the Closing does not occur, in the event that any of APF, the OP General Partner or the Operating Partnership is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, APF, the OP General Partner or the Operating Partnership, as applicable, will notify the Fund or the General Partners, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, APF, the OP General Partner or the Operating Partnership is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then APF, the OP General Partner or the Operating Partnership, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that APF, the OP General Partner or the Operating Partnership, as applicable, shall use its best efforts to obtain, at the request of the Fund or the General Partners, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Fund or the General Partners, as applicable, shall designate.

   9.5 Covenant Not to Compete. Unless employed by the Surviving Partnership or APF after the Closing, for a period of three years from and after the Closing Date, none of the General Partners will engage directly or indirectly in any business serving the restaurant industry that the Surviving Partnership or APF conducts as of the Closing Date, except existing restaurant businesses and properties currently owned or advised by affiliates of CNL Group, Inc., including CNL Advisory Services, Inc. In addition, and not in lieu of the foregoing, for a period of three years from and after the Closing Date, James
M. Seneff, Jr. hereby covenants and agrees not to engage or participate, directly or indirectly, as principal, agent, executive, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business that relates to the ownership, acquisition or development of "restaurant operations"; provided, however, for the purposes of this Agreement, "restaurant operations" shall not include the ownership, acquisition or development of hotel and health care properties that contain restaurant operations and those entities set forth on Schedule 9.5, and provided further, the noncompetition covenant shall not operate to preclude Mr. Seneff's ownership of APF Common Shares and of up to 5% of the equity securities of companies whose common stock is publicly traded that are engaged in owning, operating, franchising or making are engaged in owning, operating, franchising or making loans to restaurants and restaurant companies. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

   9.6 Tax Matters.

   (a) If there is an adjustment to any item reported on a pre-closing Tax Return that results in an increase in the Taxes payable by the Fund or any of the General Partners, and such adjustment results in a corresponding adjustment to items reported on a post-closing Tax Return with the result that the Taxes payable either by APF, any of its Subsidiaries, or by any consolidated group of companies of which APF or any Subsidiary are then members are reduced, or a refund of Taxes is increased, then any APF Indemnity Claim that the General Partners or Fund owes APF or the Operating Partnership pursuant to Article XII below shall be reduced by the amount by which such Taxes are reduced or such refunds are increased.

   (b) Any refund or credit of Taxes (including any statutory interest thereon) received by APF or any of its Subsidiaries attributable to periods ending on or prior to or including the Closing Date that were paid by the Fund pursuant to this Agreement shall reduce any APF Indemnity Claim that the General Partners or the Fund owes APF pursuant to Article XII below by an amount equal to the amount of such refund or credit.

   (c) In the event that APF or any of its Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that could affect the Fund or the General Partners, or if the Fund or any of the General Partners receives notice of such matters that could affect APF or any of its Subsidiaries, the party receiving such notice shall notify in writing the potentially affected party within ten
(10) days thereof. The failure of either party to give the notice required by this Section shall not impair such party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

   (d) The General Partners shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, reasonably settle or appeal all proceedings with respect to pre-closing Taxes.

                                   ARTICLE X

                       Conditions to Obligation to Close

   10.1 Conditions to Each Party's Obligation. The respective obligations of APF, the OP General Partner, the Operating Partnership, the Fund and the General Partners to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of APF and the General Partners:

   (a) Governmental Approvals and Consents. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 5.1, 6.4, and 7.3 above.

   (b) No Injunction or Proceedings. There shall not be any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of APF or the General Partners, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially adversely affect the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

   (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of APF, would have a Material Adverse Effect on the Fund or, in the sole judgment of any of the General Partners, would have a Material Adverse Effect on APF.

   (d) Shareholder/Partner Approvals. The stockholders of APF shall have approved APF's Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit A, and the Partners of the Fund shall have approved the Merger Proposal, amendments to the partnership agreement, if any.

   (e) Registration of Share Consideration. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

   10.2 Conditions to Obligation of APF, the OP General Partner and the Operating Partnership. The obligations of APF, the OP General Partner and the Operating Partnership to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) the General Partners and the Fund shall have delivered to APF and the OP General Partner a certificate to the effect that:

     (i) the representations and warranties set forth in Article V and
  Article VII above are true and correct in all material respects at and as of the Closing Date;

     (ii) the General Partners and the Fund have performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date;

     (iii) the General Partners and the Fund have procured all of the material third-party consents specified in, respectively, Section 5.2 and
  Section 7.4 above and the related sections of the Disclosure Schedule; and

     (iv) no action, suit, or proceeding is pending or, to their Knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
  (C) affect adversely the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

Notwithstanding the foregoing, APF's obligation to close as a result of a breach of the representations and warranties contained in Section 7.24 shall be governed solely by Section 10.2(e) below.

   (b) since December 31, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of the Fund, such determination to be made in the reasonable discretion of APF;

   (c) APF and the Operating Partnership shall have received an opinion dated as of the Closing Date from Baker and Hostetler LLP, counsel to the General Partners and the Fund, taken as a whole, in form and substance reasonably satisfactory to APF and the Operating Partnership;

   (d) APF shall have received the Disclosure Schedule and approved it in accordance with Section 8.14;

   (e) There shall not exist an unlawful environmental condition on one or more properties owned by the Fund, which in the opinion of a mutually acceptable environmental engineer or consultant, would require APF to expend in excess of $4,768,496 in order to remediate such unlawful environmental condition and cause the subject property or properties to comply with applicable environmental laws, ordinances, regulations or orders; and

   (f) If each of the CNL Income Funds approves its respective Proposed Acquisition, Merrill Lynch & Co. shall not have withdrawn its Fairness Opinion issued in connection with the Merger. If a Proposed Acquisition is not approved by the applicable CNL Income Fund, then the Special Committee of the Board of Directors of APF shall have received a fairness opinion addressed to APF and its stockholders from Merrill Lynch & Co. as to the fairness of the Proposed Acquisitions that were approved by the respective CNL Income Fund, including the consideration to be paid in connection therewith, to APF and its stockholders from a financial point of view.

   APF, the OP General Partner and the Operating Partnership may waive any condition specified in this Section 10.2 if they execute a writing so stating at or prior to the Closing.

   10.3 Conditions to Obligation of the General Partners and the Fund. The obligations of the General Partners and the Fund to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) APF, the OP General Partner and the Operating Partnership shall have delivered to the General Partners and the Fund a certificate to the effect that:

     (i) the representations and warranties set forth in Article VI above are true and correct in all material respects at and as of the Closing Date;

     (ii) APF, the OP General Partner and the Operating Partnership have performed and complied with all of their covenants hereunder in all material respects through the Closing; and

     (iii) no action, suit, or proceeding is pending or, to their knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

   (b) APF shall have delivered to the Fund for distribution to the Partners the Share Consideration pursuant to Section 4.2 and, as applicable, the cash and Notes pursuant to Section 4.4;

   (c) since September 30, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of APF;

   (d) APF shall have acquired the CNL Restaurant Services Group;

   (e) the General Partners shall have received Schedule 1 and approved it in accordance with Section 8.14;

   (f) the APF Common Shares shall have been approved for listing on the NYSE subject to official notice of issuance;

   (g) the General Partners shall have received an opinion dated as of the Closing Date from Shaw Pittman Potts & Trowbridge, counsel to APF and the Operating Partnership, in form and substance reasonably satisfactory to the General Partners; and

   (h) Legg Mason Wood Walker Incorporated shall not have withdrawn the Fund Fairness Opinion.

   The General Partners and the Fund may waive any condition specified in this
Section 10.3 if they execute a writing so stating at or prior to the Closing.

                                  ARTICLE XI

                                  Termination

   11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the General Partners, the limited partners of the Fund, the OP General Partner or the stockholders of APF, respectively, either by the mutual written consent of APF, the OP General Partner and the General Partners or by mutual action of the General Partners and the Boards of Directors of each of the corporate General Partner and the OP General Partner and the Special Committee.

   11.2 Termination by Individual Parties. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee and the Board of Directors of the OP General Partner in the event of a failure of a condition to the obligations of APF and the Operating Partnership set forth in
Section 10.2 of this Agreement; (b) by the General Partners in the event of a failure of a condition to the obligations of General Partners or the Fund set forth in Section 10.3 of this Agreement; (c) any Party if the Merger shall not have occurred by December 31, 1999 or (d) if a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

   11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article XI, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement or the obligations set forth in Sections 9.4 and 13.11.

                                  ARTICLE XII

                                Indemnification

   12.1 Indemnity Obligations of the General Partners and the Fund. Subject to Sections 12.5 and 12.6 hereof, each of the General Partners severally, in accordance with its percentage interest in the Share Consideration and limited in amount to the value of the APF Common Shares received by it, based upon the average per share closing price of the APF Common Shares for the first twenty trading days after the APF Common Shares are listed on NYSE (the "20 Day Average Price"), agree to indemnify and hold APF, the OP General Partner and the Surviving Partnership harmless from, and to reimburse APF, the OP General Partner and the Surviving Partnership for, any APF Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "APF Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost, or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of any of the General Partners or the Fund which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements, or undertakings of any of the General Partners or the Fund which are contained in or made pursuant to this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.1.

   12.2 Indemnity Obligations of APF, the OP General Partner and the Operating Partnership. Subject to Sections 12.5 and 12.6 hereof, APF, the OP General Partner and the Operating Partnership (including in its capacity as the Surviving Partnership) hereby jointly and severally agree to indemnify and hold each of the General Partners and the Fund harmless from, and to reimburse each of the General Partners and the Fund for, any Fund Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Fund Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost, or expense of any nature whatsoever incurred by any of the General Partners or the Fund resulting from
(i) any breach of any representation and warranty of APF, the OP General Partner or the Operating Partnership which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements, or undertakings of APF, the OP General Partner and the Operating Partnership which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 12.2.

   12.3 Appointment of Representative. James M. Seneff, Jr. is hereby appointed as the exclusive agent of the General Partners and the Fund to act on their behalf with respect to any and all Fund Indemnity Claims and any and all APF Indemnity Claims arising under this Agreement or such other representative as may be hereafter appointed by the General Partners. Such agent is herein referred to as the "Representative." The Representative shall take, and the General Partners agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the General Partners and the Fund, as fully as if such parties were acting on their own behalf, including, without limitation, asserting Fund Indemnity Claims against APF, the OP General Partner and the Operating Partnership, defending all APF Indemnity Claims, consenting to, compromising, or settling all Fund Indemnity Claims and APF Indemnity Claims, conducting negotiations with APF, the OP General Partner and the Operating Partnership and their representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants, or other representatives in connection with the foregoing matters. APF, the OP General Partner and the Operating Partnership shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the General Partners and the Fund. The Representative, acting pursuant to this Section 12.3, shall not be liable to any of the General Partners or the Fund for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

   12.4 Notification of Claims. Subject to the provisions of Section 12.5, in the event of the occurrence of an event which any Party asserts constitutes an APF Indemnity Claim or a Fund Indemnity Claim, as applicable, such Party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment, or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment, or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. Any indemnifying party may elect, at such Party's sole expense, to assume control of the defense, settlement, adjustment, or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment, or compromise of such claims, or ceasing to defend against such claims, unless such settlement is a cash settlement and contains an unconditional release of the indemnified party from all existing and future claims with respect to the matter being contested. In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

   12.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive until eighteen months from the Closing Date; provided, however, the representations and warranties contained in Sections 6.2, 6.3 and 7.11 shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby. No claim shall be made after the applicable survival period.

   12.6 Limitations. Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall and the other claims described in Article XIII exceed in the aggregate the dollar amount specified in Article XIII. As to APF Indemnity Claims, the liability of each General Partner shall be limited as provided in Article XIII.

   12.7 Exclusive Provisions; No Rescission. Except as set forth in this Agreement, no Party hereto is making any representation, warranty, covenant, or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant, or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any Party hereto, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the Parties under the provisions of this Article XII shall be the sole and exclusive remedy available to the Parties with respect to claims, assertions, events, or proceedings arising out of or relating to the Merger.

                                  ARTICLE XIII

                            Limitation of Liability

   13.1 Threshold. Notwithstanding anything to the contrary stated in this Agreement, in no event (i) shall the General Partners or any of them have any liability to APF and/or the OP General Partner and the Surviving Partnership on account of any APF Indemnity Claim or for any claim for breach of warranty or for misrepresentation, or any other claim whatsoever arising under this Agreement or in connection with the transaction contemplated herein (individually a "Claim" and collectively, "Claims") or for any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever directly resulting from Claims (collectively, "Losses") unless, until and only to the extent that the accumulated amount of all Losses exceeds the amount of $476,850 in the aggregate (the "Threshold") nor (ii) shall the individual or aggregate liability of the General Partners on account of Claims and Losses exceed the value of APF Common Shares actually issued to the General Partners in the Merger valued at the 20 Day Average Price. To the extent that any Claim is asserted against more than one General Partner, each General Partner shall be liable only for such General Partner's proportionate share of the Claim based on the percentage that the APF Common Shares received by such General Partner in the Merger is of the total APF Commons Shares comprising the Share Consideration. Any Claim against a General Partner, including an APF Indemnity Claim, may be satisfied by such General Partner, in its sole discretion, by surrendering to the claimant(s) APF Common Shares at a value equal to the closing price per share of such shares on the NYSE on the last trading day preceding the date such APF Common Shares are surrendered.

   13.2 Special Indemnification. APF agrees to indemnify, defend and hold harmless the General Partners against any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever, including reasonable attorneys' fees, arising after the Effective Time that would have arisen in their capacity as General Partners of the Fund had the Merger not been consummated and that are the result of APF's alleged actions or inactions. The Threshold described in Section 13.1 above shall not apply to APF obligations to indemnify the General Partners pursuant to this
Section 13.2.

                                  ARTICLE XIV

                                 Miscellaneous

   14.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of APF and the General Partners; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

   14.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

   14.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

   14.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of APF and the General Partners.

   14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   14.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   14.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  If to the Fund or the General Partners:

     c/o James M. Seneff, Jr.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 423-2894

  With copy to:

     Baker & Hostetler LLP
     Sun Trust Center, Suite 2300
     200 South Orange Avenue
     Orlando, Florida 32801
     Attn: Kenneth C. Wright, Esq.
     Telecopy: (407) 841-0168

  If to APF or the Operating Partnership:

     Curtis B. McWilliams
     Executive Vice President
     CNL American Properties, Inc.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 650-1000

  With copy to:

     Shaw Pittman Potts & Trowbridge
     2300 N Street, N.W.
     Washington, D.C. 20037
     Attn: John M. McDonald, Esq.
     Telecopy: (202) 663-8007

   Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

   14.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   14.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by APF, the OP General Partner and the General Partners. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   14.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   14.11 Expenses. If the Closing occurs, APF will bear all costs and expenses of the Parties incurred in connection with this Agreement and the transactions contemplated hereby to the extent not already paid by the Fund or the General Partners. If the Closing does not occur, APF, the OP General Partner and the Operating Partnership will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and the General Partners and the Fund will divide their costs and expenses (including legal fees and expenses) as follows:
(i) the Fund shall bear that percentage of the costs and expenses equal to the percentage obtained by dividing the number of Fund votes in favor of the Merger by the sum of the total number of votes cast and the total number of abstentions and (ii) the General Partners shall bear the remainder of the costs and expenses.

   14.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

   14.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

   14.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

   14.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in and for Orange County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr.
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND XII, Ltd.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr.
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr., as General
                                           Partner

                                                                      Appendix C

                            CERTIFICATE OF AMENDMENT
                                       TO
                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
                           CNL INCOME FUND XII, LTD.

--------------------------------------------------------------------------------
          (Insert name currently on file with Florida Dept. of State)

   Pursuant to the provisions of section 620.109, Florida Statutes, this Florida limited partnership, whose certificate was filed with the Florida Department of State on August 20, 1991, adopts the following certificate of amendment to its certificate of limited partnership:

  FIRST: Amendment(s): (indicate article number(s) being amended, added, or deleted)

   Article XX, Section 21.5 is deleted in its entirety, and all cross references to such section are deleted in their entirety.

  SECOND: This certificate of amendment shall be effective at the time of its filing with the Florida Department of State.

  THIRD: Signature(s)
  Signature of current general partner(s):

                                          _____________________________________
                                                   James M. Seneff, Jr.

                                          _____________________________________
                                                     Robert A. Bourne

                                          CNL Realty Corporation


                                          By:__________________________________
                                            Name:

                      Signature(s) of new general partner(s), if applicable: N/A

                                                                      Appendix D

                               [FORM OF OPINION]

                                       , 1999

   James M. Seneff, Jr.
   Robert A. Bourne
   400 East South Street
   Orlando, Florida 32801

Gentlemen:

   We have acted as counsel to CNL Income Fund XII, Ltd., a Florida limited partnership (the "Partnership") of which you are the general partners (the "General Partners"), in connection with the proposed amendment (the "Proposed Amendment") to the Amended and Restated Agreement of Limited Partnership of CNL Income Fund XII, Ltd. (the "Partnership Agreement"). The Partnership Agreement requires that in connection with any proposed amendment to the Partnership Agreement (other than ministerial amendments and those amendments dealing with the transfer of a limited partner's partnership interest or the admission of substituted or additional limited partners), the General Partners must obtain an opinion of counsel concerning whether such proposed amendment would result in changing the Partnership to a general partnership. The Proposed Amendment would delete the provision in the Partnership Agreement that prohibits the Partnership from participating in any transaction involving (i) the acquisition, merger, conversion, or consolidation, either directly or indirectly, of the Partnership, and (ii) the issuance of securities of any other partnership, real estate investment trust, corporation trust or other entity that would be created or would survive after the successful completion of such transaction.

   This opinion is furnished pursuant to the Partnership Agreement. In rendering our opinion, we have examined and relied on the Partnership Agreement, the Proposed Amendment, and the Certificate of Limited Partnership of the Partnership. We have, in addition, made such other inquiries of fact and examinations of law as we have deemed necessary for purposes of rendering this opinion.

   We are members of the Bar of the State of Florida and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the State of Florida and are expressing no opinion as to the laws of any jurisdiction other than those of the State of Florida and our opinion is so limited.

   In rendering the opinion set forth below, we have assumed: the genuineness of all signatures on records, certificates, instruments, agreements and other documents submitted to us for examination; the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, facsimile, reproduced, or conformed copies and the authenticity of the originals of such latter documents; the accuracy and completeness of all factual representations made in the above-referenced documents; and the legal capacity of all natural persons.

   Based upon the foregoing and subject to the limitations and qualifications hereinafter set forth, we are of the opinion that the Proposed Amendment to the Partnership Agreement would not result in changing the Partnership to a general partnership.

   This opinion letter is based upon and limited to laws of the State of Florida as in effect on the date of this letter and to our current knowledge of facts in existence as of the date of this letter and material to the opinions expressed in this letter. This opinion letter is rendered as of the date hereof, and does not purport to analyze, evaluate or consider the legal effect of any event, legal or factual, occurring after such date that may alter the validity, effect or contents of this opinion, and we assume no obligation to update the opinion set forth herein.

This opinion letter is limited to the matters expressly set forth in this letter, and no other statement or opinions should be inferred beyond the matters expressly stated.

   Except as agreed by us in writing, our opinion is solely for the benefit of the addressees shown on the first page hereof and the limited partners of the Partnership and may be relied upon by such parties solely for the purposes for which it is being furnished. Without our prior written consent, this opinion letter may not be used, circulated, quoted or otherwise referred to for any purpose except as stated herein.

                                          Very truly yours,

                                          Baker & Hostetler LLP

                       CNL AMERICAN PROPERTIES FUND, INC.
                          SUPPLEMENT DATED     , 1999
                                       TO
                   PROSPECTUS/CONSENT SOLICITATION STATEMENT
                             DATED           , 1999
                         FOR CNL INCOME FUND XIII, LTD.

   This supplement is being furnished to you, as a Limited Partner of CNL Income Fund XIII, Ltd., which we refer to as the Income Fund, for the purpose of enabling you to evaluate the proposed Acquisition of your Income Fund by CNL American Properties Fund, Inc., a Maryland corporation, which is a real estate investment trust. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed Acquisition that are unique to you and the other Limited Partners of your Income Fund. This supplement does not purport to provide an overall summary of the proposed Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding APF and the other Income Funds being acquired by APF. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the consent solicitation. Unless otherwise indicated, the terms "we," "us," "our," and "ourselves" when used herein refer to James M. Seneff, Jr., Robert A. Bourne and CNL Realty Corporation, the general partners of your Income Fund. When we refer to APF, we are referring to CNL American Properties Fund, Inc. and its subsidiaries, including CNL APF Partners, L.P., a wholly owned limited partnership through which APF conducts its business and which we call the Operating Partnership.

   APF Share numbers in this consent solicitation reflect a one-for-two reverse stock split approved by the APF stockholders on May 27, 1999 and effective on June 3, 1999.

   APF has set the exchange value at $20.00 for the purposes of allocating the APF Share consideration offered to the Income Funds. In considering what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

                                    OVERVIEW

   Pursuant to the consent solicitation and this supplement, you are being asked to approve the Acquisition of your Income Fund by APF. Your Income Fund is one of 16 limited partnerships, which we refer to collectively as the Income Funds, that APF is seeking to acquire. Supplements have also been prepared for each of the other Income Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to D.F. King & Co., 77 Water Street, New York, New York 10005.

   There are material risks and potential disadvantges associated with the Acquisition that you should consider in determining whether to vote "For" or "Against" the Acquisition. These material risks include:

   . We are uncertain about the value at which APF Shares will trade following listing.

   . We have material conflicts in light of our being both general partners of the Income Funds and members of APF's Board of Directors.

   . As stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

   . Because your Income Fund has five tenants under bankruptcy protection, if your Income Fund approves the Acquisition along with each of the other Income Funds, you would become subject to any adverse consequences associated with the 24 restaurant properties that APF would have under bankruptcy protection.

   . Unlike your Income Fund, APF will not be prohibited from incurring indebtedness.

   . The Acquisition is a taxable transaction.

   . The Acquisition involves a fundamental change in your investment.

What is APF?

   APF is a full-service real estate investment trust formed in 1994, which offers a complete range of restaurant property services to operators of national and regional restaurant chains, from triple-net leasing and mortgage financing to site selection, construction management and build-to-suit development. As of June 30, 1999, APF had total assets of approximately $822 million and 32,000 stockholders of record. If APF acquires all of the Income Funds in the Acquisition, APF expects to have total assets of approximately $1.5 billion at the time of the consummation of the Acquisition and will be one of the largest triple-net lease REITs in the United States.

What will I receive if my Income Fund approves the Acquisition?

   If your Income Fund approves the Acquisition, you will be entitled to receive shares of APF common stock in exchange for the units of limited partnership interest that you own in your Income Fund. The APF Shares will be listed for trading on the New York Stock Exchange, or NYSE, concurrently with the consummation of the Acquisition. If you vote "Against" the Acquisition, and your Income Fund is nevertheless acquired by APF, you may elect to receive
consideration in the form of 7% callable notes due      2005.

How many APF Shares will I receive if my Income Fund is acquired by APF?

   Your Income Fund will receive 1,943,093 APF Shares before payment of Acquisition expenses. You will receive your proportion of such shares in accordance with the terms of your Income Fund's partnership agreement.

What is the value of an APF Share?

   We do not know the fair value of an APF Share. APF has assigned a value, which we refer to as the exchange value, of $20.00 per share. After careful consideration, APF concluded that the exchange value should be set at $20.00 and that the exchange value would be used to allocate the APF Share consideration among the 16 Income Funds. In determining what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

What is the required vote necessary to approve the Acquisition?

   Pursuant to the terms of your Income Fund's partnership agreement, APF's Acquisition of your Income Fund may not be consummated without the approval of greater than 50% of the outstanding units. Such an approval by your Income Fund's Limited Partners will be binding on you even if you vote "Against" the Acquisition.

Do you, as the general partners of my Income Fund, recommend that I vote "For" the proposed Acquisition?

   Yes. We unanimously recommend that you vote "For" the proposed Acquisition. We believe that the Acquisition is the best means to maximize the value of your investment in your Income Fund, as opposed to liquidating your Income Fund's portfolio or continuing unchanged the investment in your Income Fund.

How do I vote?

   Just indicate on the enclosed consent form, which is printed on the blue paper, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of Limited Partners, your units may be voted "For" or "Against" APF's Acquisition of your Income Fund. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Acquisition. If you do not vote or you abstain from voting, it will count as a vote "Against" the Acquisition.

What are the tax consequences of the Acquisition to me?

   The Acquisition is a taxable transaction. The tax obligations of individuals and tax-paying entities will generally be based on the difference between the value of the APF Shares you receive and the tax basis of your units.

   We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Acquisition.

   We have estimated, based on the exchange value, that the taxable gain per average original $10,000 investment in your Income Fund will be $710.

                                  RISK FACTORS

   As a result of APF's Acquisition of your Income Fund, you will assume the risks associated with the assets of APF and the other Income Funds acquired by APF. Although the majority of APF's assets and the assets of the other Income Funds acquired by APF are substantially similar to those of your Income Fund, the restaurant properties owned by APF and the other Income Funds that are acquired by APF may be differently constructed, located in a different geographic area or of a different restaurant chain than the restaurant properties owned by your Income Fund. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

   The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Acquisition that are applicable to your Income Fund.

Investment Risks

The exchange value was determined by APF, and the trading price of the APF Shares may decrease substantially below the exchange value upon listing.

   Your Income Fund will be receiving 1,943,093 APF Shares before payment of Acquisition expenses if your Income Fund approves the Acquisition. There has been no prior market for the APF Shares, and it is possible that the APF Shares may trade at prices substantially below the exchange value or the historical per share book value of the assets of APF. The APF Shares have been approved for listing on the NYSE, subject to official notice of issuance. Prior to listing, the existing APF stockholders have not had an active trading market in which they could sell their APF Shares. Additionally, any Limited Partners of the Income Funds who become APF stockholders as a result of the Acquisition, will have transformed their investment in non-tradable units into an investment in freely tradable APF Shares. Consequently, some of these stockholders may choose to sell their APF Shares upon listing at a time when demand for APF Shares may be relatively low. The market price of the APF Shares may be volatile after the Acquisition, and the APF Shares could trade at prices substantially less than the exchange value as a result of increased selling activity following the issuance of the APF Shares, the interest level of investors in purchasing the APF Shares after the Acquisition and the amount of distributions to be paid by APF.

Your distributions may decrease.

   In each of the years ended December 31, 1996, 1997 and 1998, your Income Fund distributed $850 to you per $10,000 investment. While historically, APF has made distributions equal to 7.625% per APF Share, based on the exchange value, we cannot be sure that APF will be able to maintain this level of distributions in the future. In the event that APF is unable to maintain this level of distributions in the future, your distributions per $10,000 investment may decrease substantially after the Acquisition.

The general partners will receive benefits from the Acquisition and will have conflicts of interest in the Acquisition.

   The general partners have three material conflicts of interest in the Acquisition of your Income Fund. First, we, James M. Seneff, Jr. and Robert A. Bourne, who also sit on the Board of Directors of APF, and CNL Realty Corp., an entity whose sole stockholders are Messrs. Seneff and Bourne, are the three general partners of the Income Funds. As Board members of APF, Messrs. Seneff and Bourne have a different interest in the completion of the Acquisition which may conflict with your interest as a Limited Partner of the Income Fund or with their own positions as the general partners of your Income Fund. Second, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund. Third, while we will not receive any APF Shares as a result of APF's Acquisition of your Income Fund, we may be required to pay all or a substantial portion of the Acquisition costs allocated to your Income Fund.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Acquisition, the terms of the Acquisition may have been more favorable to you and the other Limited Partners.

   We, as the general partners of your Income Fund, have not retained an independent representative to act on your behalf or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration to be received, of the Acquisition. No group of Limited Partners was empowered to negotiate the terms and conditions of the Acquisition or to determine what procedures should be used to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We are and have been the parties responsible for structuring all the terms and conditions of the Acquisition. We engaged legal counsel to assist with the preparation of the documentation for the Acquisition, including the consent solicitation, and such legal counsel did not serve, or purport to serve, as legal counsel for the Income Funds or Limited Partners. If an independent representative had been retained for the Income Funds, the terms of the Acquisition may have been different and possibly more favorable to the Limited Partners. In particular, had separate representation for each of the Income Funds been arranged by us, issues unique to the value of each of the specific Income Funds might have been highlighted or received greater attention, resulting in adjustments to the value assigned to the assets of such Income Funds and increasing the number of APF Shares or notes that would be allocable to such Income Fund if acquired in the Acquisition.

The Acquisition will result in a fundamental change in the nature of your investment.

   The Acquisition of your Income Fund involves a fundamental change in the nature of your investment. Your investment will change from constituting an interest in your Income Fund, which has a fixed portfolio of restaurant properties in which you participate in the profits from the operation of its restaurant properties, to holding common stock of APF, an operating company, that will own an interest in 1,270 restaurant properties, assuming only your Income Fund and the CNL Restaurant Businesses were acquired as of June 30, 1999. The risks inherent in investing in an operating company such as APF include that APF may invest in new restaurant properties that are not as profitable as APF anticipated it may incur substantial indebtedness to make future acquisitions of restaurant properties that it may be unable to repay and it may make mortgage loans to prospective operators of national and regional restaurant chains that may not have the ability to repay.

   Also, an investment in APF may not outperform your investment in your Income Fund. Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Income Fund's assets, to an investment in an entity in which you may realize the value of your investment only through the sale of your APF Shares, not from liquidation proceeds from restaurant properties. Continuation of your Income Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Income Fund's restaurant properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your APF Shares or from the combination of cash paid to and payments on any notes if you elect to receive notes.

Real Estate/Business Risks

If APF's borrowers default on mortgage loans, APF's income could be adversely affected.

   APF will be subject to risks inherent in the business of lending, such as the risk of default by or bankruptcy of the borrower. Upon a default by a borrower, APF may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with APF's administration of the mortgage loans and any collections upon a borrower's default. APF will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since APF's primary source of financing its mortgage loans will be through variable rate loans, any increase in interest rates will also increase APF's borrowing costs. In addition, any interest rate increases after a loan's origination could also adversely affect the value of the loans when securitized.

APF may not be able to access the securitization markets.

   The CNL Restaurant Financial Services Group previously "securitized" one portfolio of mortgage loans by contributing them to a trust that subsequently issued trust certificates representing beneficial ownership interests in the pool of mortgage loans. The CNL Restaurant Financial Services Group ultimately received the net proceeds paid to the trust from the sale of the trust certificates. APF now operates these lending and securitization operations. We cannot be sure that APF will be able to integrate successfully the lending and securitization operations into its business. In addition, APF's ability to access the securitization markets for the mortgage loans on favorable terms could be adversely affected by a variety of factors, including adverse market conditions and adverse performance of its loan portfolio or servicing responsibilities. If APF is unable to access the securitization market, it would have to retain as assets those mortgage loans it would otherwise securitize, thereby remaining exposed to the related credit and repayment risks on such mortgage loans. Under such circumstances, APF would also have to seek a different source for funding its operations than securitizations.

APF's gains on any completed securitizations may be overstated if prepayments or defaults are greater than anticipated.

   APF will report gains on sales of mortgage loans in any securitization based in part on the estimated fair value of the mortgage-related securities retained by APF. In a securitization, APF would expect to retain a residual-interest security and retain an interest-only strip security. The fair value of the residual-interest and interest-only strip security would be the present value of the estimated net cash flows to be received after considering the effects of prepayments and credit losses. The capitalized mortgage servicing rights and mortgage-related securities would be valued using prepayment, default, and interest rate assumptions that APF believes are reasonable. The amount of revenue recognized upon the sale of loans or loan participations will vary depending on the assumptions utilized.

   APF may have to make adjustments to the amount of revenue it recognizes for a securitization if the rate of prepayment, rate of default, and the estimates of the future costs of servicing utilized by APF vary from APF's estimates. For example, APF's gain upon the sale of loans will have been either overstated or understated if prepayments and/or defaults are greater than or less than anticipated. In addition, higher levels of future prepayments, and/or increases in delinquencies or liquidations, would result in a lower valuation of the mortgage-related securities. These adjustments would adversely affect APF's earnings in the period in which the adjustment is made. Such adjustments may be material if APF's estimates are significantly different from actual results.

APF's increased leverage increases APF's risk of default which could, in turn, adversely affect APF's results of operations and stockholder distributions.

   In addition to the issuance of APF Shares or the sale of units of the Operating Partnership, APF has funded and intends to continue to Fund acquisitions and the development of new restaurant properties through short-term borrowings and by financing or refinancing its indebtedness on such properties on a longer-term basis when market conditions are appropriate. As of June 30, 1999, and assuming the acquisition of the CNL Restaurant Businesses, APF's debt service ratio was 3.31x and its ratio of debt-to-total assets was 35.91%. If only your Income Fund was acquired as of that date, APF's debt service ratio would have been 3.42x and its ratio of debt-to-total assets would have been 34.82%. As a general policy, APF's Board of Directors has allowed APF to borrow funds only when the ratio of debt-to-total assets of APF is 45% or less. APF's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that APF may incur in the future. Accordingly, APF's Board of Directors could modify the current policy at any time after the Acquisition. If this policy were changed, APF could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase APF's risk of default on its obligations and adversely affect APF's results of operations and its ability to make required distributions to its stockholders.

APF's ability to incur additional secured debt may dilute the value of the notes held by former Limited Partners of the Income Funds.

   APF may increase its level of secured debt. Payments on any notes issued by APF in connection with the Acquisition would be subordinated to any secured debt incurred by APF. Also, any secured debt would have a priority claim of repayment over the notes in the event that APF defaulted under its obligations.

APF's plan to grow through the acquisition and development of new restaurant properties could be adversely affected by trends in the real estate and financing businesses.

   APF's growth strategy is substantially based on the acquisition and development of additional restaurant properties. We do not know that APF will do so successfully because APF may have difficulty finding new restaurant properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional restaurant properties is subject to many risks. For instance, if an additional restaurant property is in a market in which APF has not invested before, APF will have relatively little experience in and may be unfamiliar with that new market.

The inability of a tenant or borrower to make lease and mortgage payments could have an adverse effect on APF.

   APF's business depends on the tenants' and borrowers' ability to pay their obligations to APF with respect to APF's real estate leases and mortgage loans. APF typically does not require that a third party guarantee the obligations of the tenant or the borrower. The ability of the tenants or borrowers to pay their obligations to APF in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a restaurant chain, may adversely affect the economic viability of the restaurant chain, including but not limited to:

  . national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by APF's customers;

  . changes or weaknesses in specific industry segments;

  . perceptions by prospective customers of the safety, convenience, services and attractiveness of the restaurant chain;

  . changes in demographics, consumer tastes and traffic patterns;

  . the ability to obtain and retain capable management;

  . the inability of a particular restaurant chain's computer system, or that of its franchisor or vendors, to adequately address year 2000 issues;

  . increases in operating expenses; and

  . increases in minimum wages, taxes or mandatory employee benefits.

APF has tenants of two significant restaurant chains that have filed for bankruptcy protection.

   The fact that APF has tenants of two significant restaurant chains, Boston Market and Long John Silver's, that have filed for bankruptcy protection may adversely affect APF's total rental, earned and interest income. Because all of APF's properties are leased on a triple-net basis, if a tenant has defaulted on its lease obligations or has declared bankruptcy, it would reduce APF's rental, earned and interest income until APF could lease those affected properties to a new tenant or tenants. As of June 30, 1999, your Income Fund had no tenants of Boston Market restaurant properties and five Long John Silver's restaurant properties which continue to pay lease payments to your Income Fund.

   Assuming that your Income Fund is acquired by APF, you, as an APF stockholder or noteholder, may be subject to the adverse consequences associated with having significant tenants under bankruptcy protection. As of June 30, 1999, and assuming that all the Income Funds are acquired by APF, APF would have had 24 restaurant properties not generating rental income. The aggregate lost rental, earned and interest income of the leases of these properties, whether due to bankruptcy or otherwise, for the six months ended June 30, 1999 would have been equal to $1,175,483, which constitutes 2.12% of total rental, earned and interest income, including lost rental, earned and interest income, for such period.

Tax Risks

APF's failure to qualify as a REIT for tax purposes would result in APF's taxation as a corporation and the reduction of funding available for stockholder distribution.

   If APF fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, APF may be subject to the federal alternative minimum tax and various state income taxes. Unless APF is entitled to relief under specific statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if APF loses its REIT status, the funds available for distribution to you, as an APF stockholder, would be reduced substantially for each of the years involved.

If APF cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

   Subject to adjustments that are unique to REITs, a REIT generally must distribute 95% of its taxable income. In the event that APF does not have sufficient cash, this distribution requirement may limit APF's ability to acquire additional restaurant properties and to make mortgage loans. Also, for the purposes of determining taxable income, APF may be required to include interest payments, rent and other items it has not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, APF could have taxable income in excess of cash available for distribution. If this occurred, APF would have to borrow funds or liquidate some of its assets in order to maintain its status as a REIT.

Changes in the tax law could adversely affect APF's REIT status.

   APF's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect APF's status as a REIT. In the event that there is a change in the tax laws that prevents APF from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, APF may not be able to make the same level of distributions to its stockholders. In addition, such change may limit APF's ability to invest in additional restaurant properties and to make additional mortgage loans.

                     CONSIDERATION PAID TO THE INCOME FUND

   The proposed number of APF Shares to be paid to your Income Fund was determined by APF in accordance with its own valuation methodologies regarding each Income Fund. We, as the general partners of each Income Fund, determined the fairness of the value of the APF Shares to be paid to your Income Fund based in part on the appraisal of the restaurant properties of your Income Fund by Valuation Associates. In addition, we engaged Legg Mason to provide us with an opinion that the APF Share consideration to be received by each Income Fund, individually, is fair from a financial point of view to each Income Fund.

   The following table sets forth the exchange value of the APF Shares to be paid to your Income Fund in the Acquisition. The APF Shares payable to your Income Fund will not change if APF acquires fewer than all of the Income Funds in the Acquisition. This data assumes that none of the Limited Partners of your Income Fund have elected to receive the notes. You should note that the APF Shares may trade at prices substantially below the exchange value upon listing on the NYSE.

                 Original
                  Limited                                                   Exchange
                  Partner                                                   Value of
  Original      Investments                                                APF Shares
   Limited         less                                                       per
   Partner     Distributions Number of  Exchange                Exchange    Average
 Investments   of Net Sales     APF     Value of                Value of    $10,000
    less       Proceeds per   Shares   APF Shares              APF Shares   Original
Distributions     $10,000     Offered  Payable to   Estimated     after     Limited
of Net Sales     Original    to Income   Income    Acquisition Acquisition  Partner
  Proceeds     Investment(1)   Fund       Fund      Expenses    Expenses   Investment
-------------  ------------- --------- ----------  ----------- ----------- ----------
$40,000,000       $10,000    1,943,093 $38,861,860  $430,000   $38,431,860   $9,608

--------

(1) As of December 31, 1998, the Income Fund had no distributions of net sales proceeds.

   If your Income Fund approves the Acquisition and you have voted "Against" the Acquisition, but you do not wish to own APF Shares, you can elect to
receive your portion of the consideration in 7.0% callable notes, due     ,
2005. The payment received by you and other Limited Partners who elect to receive notes will be equal to 97% of the value of your portion of the exchange value of the APF Shares that would otherwise have been paid to your Income
Fund. The notes will bear interest at 7.0% and will mature on     , 2005. APF
may redeem the notes at any time prior to their maturity at a price equal to the sum of the outstanding principal balance plus accrued interest. In addition, if Limited Partners in your Income Fund elect to receive notes in an amount greater than 15% of the exchange value of the APF Shares to be paid to your Income Fund, then APF has the right to decline to acquire your Income Fund.

                          EXPENSES OF THE ACQUISITION

   If your Income Fund approves the Acquisition, the portion of the Acquisition expenses attributable to your Income Fund will be paid by your Income Fund, as detailed below. The number of APF Shares paid to your Income Fund would reflect a reduction for your Income Fund's expenses of the Acquisition. Acquisition expenses are expected to range from 1.1% to 1.3% of the exchange value of the APF Shares payable to each Income Fund.

   If the Acquisition of your Income Fund is not approved, we will bear a percentage of all Acquisition expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Income Fund, divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Income Fund. In such event, your Income Fund will bear the remaining Acquisition expenses.

   The following table sets forth the estimated Acquisition expenses of acquiring your Income Fund:

                         Pre-closing Transaction Costs

      Legal Fees(1)................................................... $ 30,622
      Appraisals and Valuation(2).....................................    7,750
      Fairness Opinions(3)............................................   30,000
      Solicitation Fees(4)............................................   16,679
      Printing & Mailing(5)...........................................   93,544
      Accounting and Other Fees(6)....................................   62,154
                                                                       --------
          Subtotal....................................................  240,749
                                                                       --------

                           Closing Transaction Costs

      Title, Transfer Tax and Recording Fees(7).......................   93,348
      Legal Closing Fees(8)...........................................   46,109
      Partnership Liquidation Costs(9)................................   49,794
                                                                       --------
          Subtotal....................................................  189,251
                                                                       --------
      Total........................................................... $430,000
                                                                       ========

     --------
     (1) Aggregate legal fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $423,998. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the value of the APF Share consideration payable to your Income Fund, based on the exchange value, to the total value of the APF Share consideration payable to all of the Income Funds, based on the exchange value.
     (2) Aggregate appraisal and valuation fees to be incurred by all of the Income Funds in connection with the Acquisition were $105,420. Your Income Fund's pro-rata portion of these fees was determined based on the number of restaurant properties in your Income Fund.
     (3) Each Income Fund received a fairness opinion from Legg Mason and incurred a fee of $30,000.
     (4) Aggregate solicitation fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $250,000. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
     (5) Aggregate printing and mailing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $1,399,998. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
     (6) Aggregate accounting and other fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $841,245. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

     (7) Aggregate title, transfer tax and recording fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $1,313,596. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.

     (8) Aggregate legal closing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $648,842. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

     (9) Aggregate partnership liquidation costs to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $698,901. Your Income Fund's pro-rata portion of these costs was determined based on the exchange ratio of the value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.

   The solicitation fees related to the Acquisition will be allocated among the Income Funds, us and APF depending upon whether the Acquisition is consummated. For purposes of the Acquisition, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

   If APF acquires all of the Income Funds, all of the solicitation fees will be payable by APF. If APF acquires less than all of the Income Funds, all of the solicitation fees will be payable by APF or the Income Funds that are acquired in proportion to their respective exchange values. If none of the Income Funds are acquired by APF, all of the solicitation fees will be payable by us.

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   Article 12 of your Income Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding units is required to approve a "Liquidating Sale," which is defined by the partnership agreement to include a transaction or series of transactions resulting in the transfer of 80% or more in value of your Income Fund's restaurant properties acquired within two years of the initial date of the prospectus (March 17, 1993). Because the Acquisition of your Income Fund is a "Liquidating Sale" within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding of units.

Required Amendment to the Partnership Agreement

   Your Income Fund's partnership agreement includes one provision that may prevent the successful completion of APF's Acquisition of your Income Fund. This provision must be amended in order to successfully complete the Acquisition. Therefore, in addition to being asked to vote "For" the Acquisition, you will also be asked to vote "FOR" this amendment. The proposed amendment is summarized below:

  . Amendment to Roll-Up Prohibition. Article 21 of the partnership agreement currently provides that your Income Fund may not participate in any transaction involving (1) the acquisition, merger, conversion or consolidation, either directly or indirectly, of your Income Fund, and
    (2) the issuance of securities of any other partnership, real estate investment trust, corporation, trust or other entity that would be created or would survive after the successful completion of such transaction.

   If the Limited Partners holding greater than 50% of the outstanding units approve this amendment to your Income Fund's partnership agreement, Article 21 will be deleted in its entirety.

Partnership Agreement Amendment Procedures

   Pursuant to Article 13 of your Income Fund's partnership agreement, we may propose amendments to the partnership agreement. Article 13 of the partnership agreement requires that we furnish you with a verbatim statement of the proposed amendment, which is attached to this supplement as Appendix C, and to include an opinion of our counsel regarding whether the proposed amendment would change your Income Fund to a general partnership, change our liability or your liability, or allow you to take part in the control or management of your Income Fund. The form of opinion of Baker & Hostetler LLP is attached to this supplement as Appendix D.

Consequence of Failure to Approve the Acquisition or the Amendments

   If the Limited Partners of your Income Fund representing greater than 50% of the outstanding units do not vote "For" the Acquisition and vote "For" the proposed amendment to the partnership agreement, the Acquisition may not be consummated under the terms of the partnership agreement. In such event, we plan to continue to operate your Income Fund as a going concern and to eventually dispose of your Income Fund's restaurant properties approximately 7 to 12 years after they were acquired, or as soon thereafter if, in our opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

Special Meeting to Discuss the Acquisition

   We, as general partners of the Income Funds, have scheduled a special meeting of the Limited Partners of your Income Fund to discuss the solicitation materials, which include the consent solicitation, this supplement and the other materials distributed to you, and the terms of APF's Acquisition of your Income Fund, prior to voting on the Acquisition. The special meeting will be
held at 10:00 a.m., Eastern time, on               , 1999, at
                                          . We and members of APF's management
intend to solicit actively your support for the Acquisition and would like to use the special meeting to answer questions about the Acquisition and the solicitation materials, and to explain in person our reasons for recommending that you vote "For" the Acquisition.

                               VOTING PROCEDURES

   The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent, constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Acquisition of your Income Fund by APF and "For" or "Against" the proposed amendment to the partnership agreement. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

   In order for APF to acquire your Income Fund, the Limited Partners holding greater than 50% of the outstanding units of your Income Fund must approve the Acquisition and the proposed amendment to the partnership agreement. Your Income Fund will be acquired by a merger with the Operating Partnership, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated March 11, 1999, as amended, by and between APF and your Income Fund is attached hereto as Appendix B. We encourage you to read it.

   If you are not planning to attend the special meeting of the Limited Partners of your Income Fund and to vote in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the Acquisition of your Income Fund and "For" or "Against" the proposed amendment to the partnership agreement. The solicitation period will commence upon delivery of the solicitation materials to you on or about
           , 1999 and will continue until the later of (a)           , 1999 a
date not less than 60 calendar days from the initial delivery of the solicitation materials, or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond May 31, 2000. Any consent form received by Corporate Election Services prior to 5:00 p.m., Eastern time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your units will be counted as voting "Against" the Acquisition of your Income Fund and "Against" the proposed amendment to the partnership agreement, and you will receive APF Shares if your Income Fund is acquired.

   A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. The first part seeks your consent to APF's Acquisition of your Income Fund, the proposed amendment to the partnership agreement, and related matters. The exact matters which a vote in favor of the Acquisition will be deemed to approve are described above under "Required Vote." If you have interests in more than one Income Fund, you will receive multiple consent forms which will provide for separate votes for each Income Fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

   The second part of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints James M. Seneff, Jr. and Robert A. Bourne as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to amend the partnership agreement and to complete the Acquisition. The power of attorney is intended solely to ease the administrative burden of completing the Acquisition without requiring your signatures on multiple documents.

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                  TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following information has been prepared to compare the amounts of compensation paid and cash distributions made, by your Income Fund to us and our affiliates to the amounts that would have been paid if the compensation and distribution structure, which will be in effect after the Acquisition, had been in effect during the years presented below.

   Under your Income Fund's partnership agreement, we and our affiliates are entitled to receive fees in connection with managing the affairs of each Income Fund. Your partnership agreement also provides that we are to be reimbursed for our expenses for services performed for your Income Fund, such as legal, accounting, transfer agent, data processing and duplicating services.

   APF operates as an internally-advised REIT. If your Income Fund is acquired, it will share in the overall cost of managing the consolidated portfolio of restaurant properties owned by APF. As stockholders of APF, you and the other former Limited Partners of your Income Fund will receive distributions in proportion with your ownership of APF Shares. This cost participation and dividend payment are in lieu of the payments to us discussed above.

   During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, the aggregate amounts accrued or actually paid by your Income Fund to us are shown below under "Historical Distributions Paid to the General Partners and Affiliates" and the estimated amounts of compensation that would have been paid had the Acquisition been in effect for the periods presented, are shown below under "Pro Forma Distributions to Be Paid to the General Partners Following the Acquisition":

                                                                         Six
                                                                       Months
                                                                        Ended
                                             Year Ended December 31,    June
                                            --------------------------   30,
                                              1996     1997     1998    1999
                                            -------- -------- -------- -------
Historical Distributions Paid to the
 General Partners and Affiliates:
  General Partner Distributions............      --       --       --      --
  Accounting and Administrative Services... $ 91,272 $ 87,322 $ 98,719 $47,917
  Broker/Dealer Commissions................      --       --       --      --
  Property Management Fees.................   35,675   34,321   35,257  17,777
  Due Diligence and Marketing Support Fee..      --       --       --      --
  Acquisition Fees.........................      --       --       --      --
  Asset Management Fees....................      --       --       --      --
  Real Estate Disposition Fees(1)..........      --       --       --      --
                                            -------- -------- -------- -------
    Total historical....................... $126,947 $121,643 $133,976 $65,694
Pro Forma Distributions to Be Paid to the
 General Partners Following the
 Acquisition:
  Cash Distributions on APF Shares(2)......      --       --       --      --
  Salary Compensation......................      --       --       --      --
                                            -------- -------- -------- -------
    Total pro forma(3).....................      --       --       --      --
                                            ======== ======== ======== =======

--------
(1) Payment of real estate disposition fees is subordinated to minimum returns and the return of original capital to the Limited Partners. To date, no such fees have been paid since the required minimum returns have not been made to the Limited Partners.

(2) Represents estimated distributions based on APF Shares received in the Acquisition.

(3) As a result of the Acquisition, we and our affiliates will no longer be entitled to receive the general partner distributions and fees described in the historical presentation above. However, this does not mean that APF will avoid incurring some portion of these costs on a going forward basis, particularly as such costs relate to accounting and administrative services and asset management. Due to APF's acquisition of the Advisor, APF became an internally advised REIT. Therefore, all accounting and administrative services and asset management expenses previously borne by the Advisor, will be borne internally by APF. The material costs that APF will continue to incur will be salaries of the employees utilized to perform such services and the costs of any assets necessary to perform such services.

           CASH DISTRIBUTIONS TO LIMITED PARTNERS OF YOUR INCOME FUND

   The information below should be read in conjunction with the information provided in this supplement under the caption "Financial Statements."

   The following table sets forth the distributions paid to the Limited Partners of your Income Fund per $10,000 original investment for the periods indicated below:

                                                                        Six
                                                                    Months Ended
                                                                      June 30,
                                           Year Ended December 31,      1999
                                           ------------------------ ------------
                                           1994 1995 1996 1997 1998  Historical
                                           ---- ---- ---- ---- ---- ------------
Distributions from Income................. $756 $821 $800 $751 $617     $251
Distributions from Sales of Properties....  --   --   --   --   --       --
Distributions from Return of Capital(1)...  --    23   50   99  233      174
                                           ---- ---- ---- ---- ----     ----
    Total................................. $756 $844 $850 $850 $850     $425
                                           ==== ==== ==== ==== ====     ====

--------

(1) Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income, including deductions for depreciation expense, on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from non-cash items. This amount is not required to be presented as a return of capital except for purposes of this table, and the Income Fund has not treated this amount as a return of capital for any other purpose.

                        COMPARATIVE PER SHARE DATA

   The following tabulation reflects (a) the historical net income and book value per share of APF common stock in comparison with the adjusted historical net income and book value per share after giving effect to property acquisitions and the acquisition of the CNL Restaurant Businesses, and the pro forma net income and book value per share after giving effect to the Acquisition of your Income Fund, (b) the historical net income and book value per unit of your Income Fund in comparison with the equivalent pro forma net income and book value per share attributable to the .4804 APF Shares that will be received by your Income Fund with respect to each of its outstanding units and assuming none of the Limited Partners elect to receive notes, and (c) the historical cash dividends per share of APF with the equivalent pro forma of
 .4804 times the cash dividend paid on each APF Share. The historical per share information presented in this tabulation is derived from the financial information of APF and your Income Fund presented on pages S-23 through S-24.

   The pro forma financial information below is for informational purposes only and does not purport to be indicative of APF's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated by the pro forma financial information. The pro forma financial information should not be viewed as predictive of APF's financial results or conditions in the future.

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ ----------
APF
  Net Income:
    Historical.........................................    $1.21       $0.61
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........     1.08         .51
    Pro forma..........................................     1.09         .51
  Dividends:
    Historical.........................................     1.52         .76
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses(1).......     1.52         .76
    Pro forma(1).......................................     1.52         .76
  Book value:
    Historical.........................................    17.70       17.54
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........    16.29       16.21
    Pro forma..........................................    16.37       16.30
CNL Income Fund XIII, Ltd.
  Net Income:
    Historical.........................................      .62         .25
    Equivalent pro forma(2)............................      .52         .25
  Dividends:
    Historical.........................................      n/a         n/a
    Equivalent pro forma(3)(4).........................      .73         .37
  Book Value:
    Historical.........................................     8.44        8.27
    Equivalent pro forma(2)............................     7.86        7.83

--------

(1) Reflects APF's historical dividend rate.

(2) Pro forma amounts for APF multiplied by .4804 based on receipt by the partners of your Income Fund of 1,921,593 APF Shares, net of Acquisition expenses, in exchange for 4,000,000 units, or the ratio of exchange.

(3) Historical amounts for APF multiplied by .4804, or the ratio of exchange.

(4) An equivalent pro forma dividend rate of $0.37 per share for the six months ended June 30, 1999 equates to $365 per original $10,000 investment.To review the pro forma financial information in greater detail with respect to APF after giving effect to the Acquisition and the acquisition of the CNL Restaurant Businesses, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

                                    FAIRNESS

General

   We believe the Acquisition to be fair to, and in the best interests of your Income Fund. After careful evaluation, we have concluded that the Acquisition is the best way to maximize the value of your investment. We recommend that you and the other Limited Partners approve the Acquisition and receive APF Shares.

   Based upon our analysis of the Acquisition, we believe that:

    . the terms of the Acquisition are fair to you and the other Limited
      Partners; and

    . after comparing the potential benefits and detriments of the Acquisition with those of several alternatives, the Acquisition is more economically attractive to you and the other Limited Partners than such alternatives.

   Our beliefs are based upon our analysis of the terms of the Acquisition, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Acquisition and the alternatives to the Acquisition and a review of the financial condition and performance of APF and your Income Fund and the terms of critical agreements, such as your Income Fund's partnership agreement.

   We also believe that the Acquisition is procedurally fair for several reasons. First, the Acquisition is required to be approved by Limited Partners holding greater than 50% of outstanding units of your Income Fund and is subject to the closing conditions. Those closing conditions are that the APF Shares are listed on the NYSE, that the APF stockholders have approved the increase in the number of APF Shares authorized to be issued and that Merrill Lynch has issued a new fairness opinion if fewer than all of the Income Funds are acquired. Second, if your Income Fund is acquired, all Limited Partners of your Income Fund who vote "Against" the Acquisition will be given the option of receiving APF Shares or notes.

   Although we believe the terms of the Acquisition are fair to you and the other Limited Partners, we have conflicts of interest with respect to the Acquisition. These conflicts include, among others:

  . that we will receive APF Shares, assuming APF acquires all of the Income
    Funds, upon completion of the Acquisition;

  . that Messrs. Seneff and Bourne are stockholders of APF and, as such, their interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund; and

  . that we will be relieved from ongoing liabilities with respect to the Income Funds if it is acquired by APF.

Material Factors Underlying Belief as to Fairness

   The following is a discussion of the material factors underlying our belief that the terms of the Acquisition are fair as a whole to you and the other Limited Partners of your Income Fund and maximize the value of your investment.

   1. Consideration Offered. We will be offered the same form of consideration in the Acquisition as the Limited Partners with respect to our capital interest in the Income Fund. We believe that the form and amount of consideration offered to us and the Limited Partners, including dissenting Limited Partners who select the notes, constitute fair value. We compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Acquisition is fair based on such comparison. In addition, we believe the Acquisition is the best way to maximize the return on your investment because of your ability to participate in the potential appreciation of APF Shares. Since your Income Fund is restricted to owning and leasing a static number of restaurant properties due to the limitations contained in your Income Fund's partnership agreement and limited capital resources, your investments have less of an opportunity to appreciate. Because APF is a growth-oriented operating company you will have the opportunity, as an APF stockholder, to participate in APF's future growth.

   2. Independent Appraisals and Fairness Opinions. Our belief as to the fairness of the Acquisition as a whole and to the Limited Partners of your Income Fund and our statements above regarding the material terms underlying our belief as to fairness are partially based upon the appraisal of your Income Fund's restaurant properties prepared by Valuation Associates and upon the fairness opinion provided by Legg Mason. A copy of the fairness opinion is attached hereto as Appendix A. We encourage you to read it. We attributed significant weight to the appraisal of Valuation Associates and the fairness opinion of Legg Mason, which we believe support our conclusion that the Acquisition is fair to the Limited Partners. We do not know of any factors that would materially alter the conclusions made in the appraisal of Valuation Associates or the fairness opinion of Legg Mason, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. We believe that the engagement of Valuation Associates to provide the appraisal and of Legg Mason to provide the fairness opinion assisted us in the fulfillment of our fiduciary duties to your Income Fund and the Limited Partners, notwithstanding that: (1) each of Valuation Associates and Legg Mason received fees for its services, (2) Legg Mason has previously provided investment banking services to the Income Funds and to Commercial Net Lease Realty, Inc., which at the time was an affiliate of CNL Group, Inc., and
(3) Valuation Associates has previously performed valuation appraisals for APF. We note that because the Acquisition of any one Income Fund is not a condition of the Acquisition of any other Income Fund, the fairness opinions analyze each Income Fund separately, not in combination with other Income Funds. However, based on the reasons stated in this section of the supplement and the opinion of Legg Mason that the APF Share consideration payable to each Income Fund is fair from a financial point of view, we believe the Acquisition is fair regardless of the number of Income Funds that are acquired in the Acquisition.

   In rendering its opinion with respect to the fairness, from a financial point of view, with respect to (a) the APF Shares offered with respect to your Income Fund, (b) the aggregate APF Shares offered with respect to the Income Funds, and (c) the method of allocating the APF Shares among the Income Funds, Legg Mason did not address or render any opinion with respect to other aspects of the Acquisition, including:

   .the value or fairness of the notes;

  . the prices at which the APF Shares may trade following the Acquisition or the trading value of the APF Shares to be offered compared with the current fair market value of the Income Funds' portfolios or assets if liquidated in real estate markets;

  . the tax consequences of any aspect of the Acquisition;

  . the fairness of the amounts or allocation of Acquisition costs or the amounts of Acquisition costs allocated to the Limited Partners; or

  . any other matters with respect to any specific individual partner or class of partners.

   In addition, Legg Mason was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Income Funds or their assets. Also, Legg Mason's opinion also does not compare the relative merits of the Acquisition with those of any other transaction or business strategy that was or might have been considered by us as alternatives to the Acquisition.

   Legg Mason's fairness opinion does not constitute a recommendation to you as to how to vote on the Acquisition or as to whether you should elect to receive the APF Share consideration or the notes.

   3. Valuation of Alternatives. Based on the appraisal of your Income Fund's restaurant properties, we estimated the value of your Income Fund if liquidated and as a going concern. On the basis of these calculations, we believe that the value of the APF Shares will exceed the going concern value and liquidation value of your Income Fund.

   4. Cash Available for Distribution Before and After the Acquisition. We believe the Acquisition will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. The effect of the Acquisition and the cash available for distribution will vary, however, from Income Fund to Income Fund. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of APF as an operating company and will also receive investment liquidity through the public market in APF Shares.

   5. Comparative Valuation Analysis. In assessing the fairness of the Acquisition, we relied on the appraisals prepared by Valuation Associates in connection with its engagement by us. Based on such information and other historical data of the Income Funds, we prepared a comparative valuation analysis, which supported our determination that the Acquisition is in the best interest of the Limited Partners of each of the Income Funds.

   The following table summarizes the results of our comparative valuation analysis:

                                                                                                              Weighted
                                                Original        Exchange                                   Average Trading
                              Original      Limited Partner   Value of APF                     Estimated      Prices of
                              Limited       Investments less   Shares Paid      Estimated     Liquidation      Units
                              Partner       Distributions of       per        Going Concern    Value per     per Average
                            Investments        Net Sales     average $10,000    Value per       Average        $10,000
                         less Distributions   Proceeds per   Limited Partner Average $10,000    $10,000       Original
                            of Net Sales    $10,000 Original    Original        Original       Original    Limited Partner
                            Proceeds(1)      Investment(1)    Investment(2)   Investment(3)  Investment(4)  Investment(5)
                         ------------------ ---------------- --------------- --------------- ------------- ---------------
CNL Income Fund XIII,
 Ltd. ..................    $40,000,000         $10,000          $9,608          $9,571         $8,676         $8,940

--------
(1) The Income Fund has had no distributions of net sales proceeds.
(2) Values are based on the exchange value established by APF. Upon listing the APF Shares on the NYSE, the actual values at which the APF Shares will trade on the NYSE may be substantially below the exchange value.
(3) Represents the estimated value of an original $10,000 investment in your Income Fund, if your Income Fund continues unchanged, subject to the assumptions made by Valuation Associates in its appraisal.
(4)Represents the amount that we estimate would have been distributed to you with respect to an original $10,000 investment in the Income Fund if your Income Fund had sold its assets on December 31, 1998, subject to the assumptions made by Valuation Associates in its appraisal.
(5) Based on the weighted average trading prices of your Income Fund's units, per original $10,000 investment, in the secondary markets from July 1, 1998 to June 30, 1999. A substantial majority of the transfer prices in this column reflect purchases by your Income Fund of units as part of its distribution reinvestment program, and do not necessarily reflect the prices in a secondary market.

   We believe that the comparative valuation analysis, when considered together with the anticipated effect of the Acquisition and with all the other differences between continued ownership of units as compared with the receipt of APF Shares, supports our recommendation in favor of the Acquisition.

                             CONFLICTS OF INTEREST

Affiliated General Partners

   As the general partners of your Income Fund, we each have a contractual obligation pursuant to your Income Fund's partnership agreement as well as a legal obligation under state law to assess whether the terms of the Acquisition are fair and equitable to the Limited Partners of your Income Fund without regard to whether the Acquisition is fair and equitable to any of the other participants, including the Limited Partners in other Income Funds. James M. Seneff, Jr. and Robert A. Bourne act as the individual general partners of all of the Income Funds and also as members of the Board of Directors of APF. While Messrs. Seneff and Bourne have sought faithfully to discharge their obligations to your Income Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to your Income Fund and also on APF's Board of Directors. Additionally, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

Benefits to General Partners

   As a result of the Acquisition assuming only your Income Fund is acquired, we are expected to receive two material benefits. These benefits include:

  . James M. Seneff, Jr. and Robert A. Bourne, as your individual general partners, will also continue to serve as directors of APF with Mr. Seneff serving as Chairman of APF and Mr. Bourne serving as Vice Chairman. Furthermore, they will be entitled to receive performance-based incentives, including stock options, under APF's 1999 Performance Incentive Plan or any other such plan approved by the stockholders. The benefits that may be realized by Messrs. Seneff and Bourne are likely to exceed the benefits that they would expect to derive from the Income Funds if the Acquisition does not occur.

  . As general partners of your Income Fund, we are legally liable for all of your Income Fund's liabilities to the extent that your Income Fund is unable to satisfy such liabilities. Because the partnership agreement for your Income Fund prohibits the Income Fund from incurring indebtedness, the only liabilities the Income Fund has are liabilities with respect to its ongoing business operations. In the event that your Income Fund is acquired by APF, we would be relieved of our legal obligation to satisfy the liabilities of the acquired Income Fund.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the Acquisition to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Acquisition to you.

Material Tax Differences between the Ownership of Units and APF Shares

   Because your Income Fund is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a Limited Partner, you are required to take into account your share of the income or loss of your Income Fund, regardless of whether any cash is distributed to you. If your Income Fund is acquired by APF, and you have voted "For" the Acquisition, you will receive APF Shares. If you have voted "Against" the Acquisition but your Income Fund is acquired by APF, you may elect to receive notes.

   If your Income Fund is acquired by APF and you receive APF Shares, your ownership of APF Shares will affect the character and amount of income reportable by you in the future. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Income Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Income Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a Limited Partner, if your Income Fund is acquired by APF and you receive APF Shares, as a stockholder of APF you will be taxed based on the amount of distributions you receive from APF. Each year APF will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of APF's earnings and profits. Because the Acquisition is a taxable transaction, APF's tax basis in the acquired restaurant properties will be higher than your Income Fund's tax basis had been in the same properties. At the same time, however, APF may be required to utilize a slower method of depreciation with respect to some restaurant properties than that used by your Income Fund. As a result, APF's tax depreciation from the acquired restaurant properties will differ from your Income Fund's tax depreciation. Accordingly, under some circumstances, even if APF were to make the same level of distributions as your Income Fund, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of APF does not depend on its character to APF. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if APF incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Acquisition

   In connection with the Acquisition and for federal income tax purposes, if your Income Fund is acquired by APF, the assets and any liabilities of your Income Fund will be transferred to APF in return for APF Shares and/or notes. Your Income Fund will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your Income Fund, including gain recognized as a result of the transfer of restaurant properties pursuant to the Acquisition. For purposes of allocating gain, we have valued the APF Shares at a price of $20. The estimated taxable gain, as of June 30, 1999, based on the $20 valuation, for an average $10,000 original Limited Partner investment in your Income Fund, is set forth in the table below for those Limited Partners subject to federal income taxation. The information in the table assumes that none of the Limited Partners in the Income Fund elected to receive notes.

                                                               Estimated Gain
                                                             per Average $10,000
                                                              Original Limited
                                                             Partner Investment
                                                             -------------------
CNL Income Fund XIII, Ltd. .................................        $710

   Under section 351(a) of the Internal Revenue Code of 1986, as amended, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. APF has represented to Shaw Pittman, APF's tax counsel, that, following the Acquisition, the Limited Partners of the Income Funds will not own stock possessing at least 80 percent of the total combined voting power of all classes of APF stock entitled to vote and at least 80 percent of the total number of shares of all other classes of APF stock. Based upon this representation, Shaw Pittman has opined that the Acquisition will not result in the acquisition of control of APF by the Limited Partners for purposes of section 351(a). Accordingly, the transfer of assets will result in recognition of gain or loss by each Income Fund that is acquired by APF.

   If your Income Fund is acquired by APF and no Limited Partners elect to receive the notes, your Income Fund will receive solely APF Shares in exchange for your Income Fund's assets. As a result, your Income Fund will recognize an amount of gain equal to the difference between;

  . the sum of (a) the fair market value of the APF Shares received by your Income Fund and (b) the amount of your Income Fund's liabilities, if any, assumed by the Operating Partnership, and

  . the adjusted tax basis of the assets transferred by your Income Fund to the Operating Partnership.

   If your Income Fund is acquired by APF and you or another Limited Partner in your Income Fund elect the notes option, your Income Fund will receive APF Shares, and notes in exchange for your Income Fund's assets. Because the
principal portion of the notes will not be due until     , 2005, the
acquisition of your Income Fund's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your Income Fund's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the Acquisition, the amount of gain recognized by your Income Fund in the year of the Acquisition will be equal to the value of the APF Shares received by your Income Fund multiplied by the ratio that the gross profit realized by your Income Fund in the Acquisition bears to the total contract price for your Income Fund's assets. To the extent your Income Fund realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your Income Fund in the year of the Acquisition.

   The gross profit that your Income Fund realizes from the Acquisition will generally equal the excess, if any, of the selling price for your Income Fund's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by qualified indebtedness encumbering your Income Fund's assets, if any, that is assumed or taken subject to by the Operating Partnership. The exact amount of the gain to be recognized by your Income Fund in the year of the Acquisition will also vary depending upon the decisions of the Limited Partners to receive APF Shares or notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the Acquisition are likely to be treated as realized from the sale of a "section 1231 asset," which is real property or a depreciable asset used in a trade or business and held for more than one year. Your share of gains or losses from the sale of section 1231 assets of your Income Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Income Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your Income Fund recognizes will be allocated to you and the other Limited Partners in accordance with the terms of your Income Fund's partnership agreement. Each Limited Partner will be allocated and must report his, her or its allocable share of such gain, if any, pursuant to these terms, regardless of the Limited Partner's decision to receive notes rather than APF Shares. Even though a Limited Partner's election of the notes may decrease the amount of gain your Income Fund recognizes, the electing Limited Partner still will be required to take into account his, her or its share of your Income Fund's gain as determined under the partnership agreement of your Income Fund. Therefore, Limited Partners who elect the notes may recognize gain in the year of the Acquisition despite the fact that they will not receive cash with which to pay the tax on the gain. Such Limited Partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the Limited Partners electing to receive notes.

   Tax Consequences of the Liquidation and Termination of Your Income Fund. If your Income Fund is acquired by APF, your Income Fund will be deemed to have liquidated and distributed APF Shares or notes, as the case may be, to you. The taxable year of your Income Fund will end at this time, and you must report, in your taxable year that includes the date of the Acquisition, your share of all income, gain, loss, deduction and credit for your Income Fund through the date of the Acquisition, including gain or loss resulting from the Acquisition. If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your Income Fund's income attributable to more than one of its taxable years.

   The APF Shares or notes will be distributed among you and the other Limited Partners in a manner that we, as the general partners of your Income Fund, determine to be proportionate based on your respective capital account balances. If you receive APF Shares in the Acquisition and the value of those APF Shares exceeds your basis in your units, you will recognize gain equal to the difference between the fair market value of the APF Shares that you receive and your adjusted tax basis in your units. Your basis in the APF Shares will then equal the fair market value of the APF Shares on the closing date of the Acquisition, and your holding period for the APF Shares for purposes of determining capital gain or loss will begin on the closing date of the Acquisition. If you receive APF shares in the Acquisition and your basis in your units exceeds the value of the APF Shares, you will not recognize gain or loss. Your basis in the APF Shares will equal the basis that you had in your units, and your holding period for purposes of determining capital gain or loss will begin on the closing date of the Acquisition.

   If you receive notes in the Acquisition, your basis in the notes distributed to you will equal your adjusted basis in your units. Your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your Income Fund's holding period in assets transferred to APF.

   Because the assets of your Income Fund are held for investment and not for resale, the Acquisition will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not a social club, voluntary employee's beneficiary association, supplemental unemployment benefit trust, or qualified group legal services plan as described in sections 501 (c)(7), (9), (17) or
(20) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Acquisition.

   Tax Consequences of the Acquisition to APF. APF will not recognize gain or loss as a result of the Acquisition. APF will have a holding period in the restaurant properties that begins on the closing date. The basis of the restaurant properties received by APF from the Income Funds will equal the fair market value of the APF Shares, plus the issue price of the notes issued in the Acquisition, plus the amount of any liabilities of the Income Funds assumed by APF.

   The aggregate basis of APF's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, APF's basis in each acquired restaurant property may differ from the Income Fund's basis therein, and the restaurant properties may be subject to different depreciable periods and methods as a result of the Acquisition. These factors could result in an overall change, following the Acquisition, in the depreciation deductions attributable to the restaurant properties acquired from the Income Funds following the Acquisition.

          SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XIII, Ltd.

                        Six Months Ended June 30, 1999

                                     Property                                 Historical   Historical
                                    Acquisition                                  CNL          CNL
                       Historical    Pro Forma                  Historical    Financial     Financial
                           APF      Adjustments     Subtotal     Advisor    Services, Inc.    Corp.      Subtotal
                       -----------  -----------    -----------  ----------  -------------- -----------  -----------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $27,900,894  $3,056,620(a)  $30,957,514  $        0    $        0   $         0  $30,957,514
 Fees.............               0           0               0   9,454,036     2,963,154        11,511   12,428,701
 Interest and
 Other Income.....       4,249,461           0       4,249,461      87,570       249,258    11,539,080   16,125,369
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Revenue...     $32,150,355   3,056,620      35,206,975   9,541,606     3,212,412    11,550,591  $59,511,584
 Expenses:
 General and
 Administrative...       2,244,408           0       2,244,408   5,405,130     2,441,151       263,524   10,354,213
 Management and
 Advisory Fees....       1,681,870           0       1,681,870           0             0     1,231,905    2,913,775
 Fees to Related
 Parties..........               0           0               0      88,949       689,425             0      778,374
 Interest
 Expense..........               0           0               0      92,707             0    10,294,499   10,387,206
 State Taxes......         464,966           0         464,966           0             0             0      464,966
 Depreciation--
 Other............               0           0               0      77,130        39,032             0      116,162
 Depreciation--
 Property.........       3,701,974     967,179(a)    4,669,153           0             0             0    4,669,153
 Amortization.....           9,700           0           9,700          36             0             0        9,736
 Transaction
 Costs............         483,005           0         483,005           0             0             0      483,005
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Expenses..       8,585,923     967,179       9,553,102   5,663,952     3,169,608    11,789,928   30,176,590
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties and
 Provisions for
 Loss on
 Properties.......     $23,564,432  $2,089,441     $25,653,873  $3,877,654    $   42,804   $  (239,337) $29,334,994
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........          31,241           0          31,241           0             0             0       31,241
 Gain (Loss) on
 Sale of
 Properties.......        (201,843)          0        (201,843)          0             0             0     (201,843)
 Provisions For
 Losses on
 Properties.......        (540,522)          0        (540,522)          0             0             0     (540,522)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      22,853,308   2,089,441      24,942,749   3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision)
 for Federal
 Income Taxes.....               0           0               0  (1,595,036)      (16,906)       86,202   (1,525,740)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net
 Earnings(Losses)..    $22,853,308  $2,089,441     $24,942,749  $2,282,618    $   25,898   $  (153,135) $27,098,130
                       ===========  ==========     ===========  ==========    ==========   ===========  ===========
                                                        Historical
                        Combining                       CNL Income
                        Pro Forma           Combined    Fund XIII,    Pro Forma          Adjusted
                       Adjustments             APF         Ltd.      Adjustments         Pro Forma
                       ------------------- ------------ ------------ ------------------ ------------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $         0         $30,957,514  $ 1,696,832   $  23,535 (j)     $32,677,881
 Fees.............      (9,812,516)(b),(c)   2,616,185            0     (48,188)(k)       2,567,997
 Interest and
 Other Income.....         144,014 (d)      16,269,383       12,993           0          16,282,376
                       ------------------- ------------ ------------ ------------------ ------------
  Total Revenue...     $(9,668,502)        $49,843,082   $1,709,825   $ (24,653)        $51,528,254
 Expenses:
 General and
 Administrative...        (774,311)(e)       9,579,902      109,501     (54,122)(l),(m)   9,635,281
 Management and
 Advisory Fees....      (2,913,775)(f)               0       17,777    (17,777)(n)                0
 Fees to Related
 Parties..........        (743,673)(g)          34,701            0           0              34,701
 Interest
 Expense..........               0          10,387,206            0           0          10,387,206
 State Taxes......               0             464,966       21,476       7,463 (o)         493,905
 Depreciation--
 Other............               0             116,162            0           0             116,162
 Depreciation--
 Property.........               0           4,669,153      199,667      71,011 (p)       4,939,831
 Amortization.....       1,072,345 (h)       1,082,081        1,004           0           1,083,085
 Transaction
 Costs............               0             483,005      113,883           0             596,888
                       ------------------- ------------ ------------ ------------------ ------------
  Total Expenses..      (3,359,414)         26,817,176      463,308       6,575          27,287,059
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties and
 Provisions for
 Loss on
 Properties.......     $(6,309,088)        $23,025,906  $ 1,246,517   $ (31,228)        $24,241,195
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........               0              31,241      120,554     (10,234)(q)         141,561
 Gain (Loss) on
 Sale of
 Properties.......               0            (201,843)    (352,285)          0            (554,128)
 Provisions For
 Losses on
 Properties.......               0            (540,522)           0           0            (540,522)
                       ------------------- ------------ ------------ ------------------ ------------
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      (6,309,088)         22,314,782    1,014,786     (41,462)         23,288,106
 Benefit/(Provision)
 for Federal
 Income Taxes.....       1,525,740 (i)               0            0           0                   0
                       ------------------- ------------ ------------ ------------------ ------------
 Net
 Earnings(Losses)..    $(4,783,348)        $22,314,782  $ 1,014,786   $ (41,462)        $23,288,106
                       =================== ============ ============ ================== ============

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XIII, Ltd.

                        Six Months Ended June 30, 1999

                                    Property                                Historical    Historical
                                   Acquisition                                 CNL           CNL
                       Historical   Pro Forma                  Historical   Financial     Financial
                          APF      Adjustments      Subtotal    Advisor   Services, Inc.    Corp.        Subtotal
                      ------------ -----------    ------------ ---------- -------------- ------------ --------------
Other data:
Earnings per
share/unit......      $       0.61 $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Book value per
share/unit......      $      17.54 $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Dividends per
share/unit......      $       0.76 $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Ratio of
Earnings to
Fixed Charges...            18.16x        n/a              n/a        n/a          n/a            n/a            n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Weighted average
shares
outstanding
during period...        37,347,883          0       37,347,883        n/a          n/a            n/a     37,347,883
                      ============ ==========     ============ ==========   ==========   ============ ==============
Shares
outstanding.....        37,348,464          0       37,348,464        n/a          n/a            n/a     37,348,464
                      ============ ==========     ============ ==========   ==========   ============ ==============
Balance sheet
data:
Real estate
assets, net.....      $691,443,127 $3,369,856(s)  $694,812,983 $        0   $        0   $          0 $  694,812,983
Mortgages/notes
receivable......      $ 63,351,507 $        0     $ 63,351,507 $        0   $        0   $290,522,671 $  353,874,178
Receivables/due
from related
parties.........      $    649,972 $        0     $    649,972 $8,668,738   $5,417,084   $  1,125,933 $   15,861,727
Investment in
joint ventures..      $  1,081,046 $        0     $  1,081,046 $        0   $        0   $          0 $    1,081,046
Total assets....      $822,225,342 $3,369,856(s)  $825,595,198 $9,407,247   $6,369,606   $304,738,561 $1,146,110,612
Total
liabilities/minority
interest........      $167,023,516 $3,369,856(s)  $170,393,372 $1,076,772   $  829,856   $300,143,224 $  472,443,224
Total equity....      $655,201,826 $        0     $655,201,826 $8,330,475   $5,539,750   $  4,595,337 $  673,667,388
                                                          Historical
                       Combining                          CNL Income
                       Pro Forma              Combined    Fund XIII,   Pro Forma              Adjusted
                      Adjustments               APF          Ltd.     Adjustments            Pro Forma
                      -------------------- -------------- ----------- -------------------- ---------------
Other data:
Earnings per
share/unit......      $       n/a          $          n/a $      0.25 $      n/a           $         0.51
                      ==================== ============== =========== ==================== ===============
Book value per
share/unit......      $       n/a          $          n/a $      8.27 $      n/a           $        16.30
                      ==================== ============== =========== ==================== ===============
Dividends per
share/unit......      $       n/a          $          n/a $      0.43 $      n/a           $          n/a
                      ==================== ============== =========== ==================== ===============
Ratio of
Earnings to
Fixed Charges...              n/a                     n/a         n/a        n/a                     2.90x
                      ==================== ============== =========== ==================== ===============
Weighted average
shares
outstanding
during period...        6,150,000              43,497,883         n/a  1,921,593               45,419,476
                      ==================== ============== =========== ==================== ===============
Shares
outstanding.....        6,150,000              43,498,464         n/a  1,921,593               45,420,057
                      ==================== ============== =========== ==================== ===============
Balance sheet
data:
Real estate
assets, net.....      $         0          $  694,812,983 $29,901,608 $5,962,320 (t2)      $  730,676,911
Mortgages/notes
receivable......      $         0          $  353,874,178 $         0 $        0           $  353,874,178
Receivables/due
from related
parties.........      $(6,614,629)(u)      $    9,247,098 $    78,930 $  (48,066)(w)       $    9,277,962
Investment in
joint ventures..      $         0          $    1,081,046 $ 2,447,615 $  839,991 (t2)      $    4,368,652
Total assets....      $24,666,560 (t1),(u) $1,170,777,172 $34,693,708 $1,885,746 (t2),(w)  $1,207,356,626
Total
liabilities/minority
interest........      $(6,957,486)(u),(v)  $  465,485,738 $ 1,629,523 $  (48,066)(w)       $  467,067,195
Total equity....      $31,624,046 (t1),(u) $  705,291,434 $33,064,185 $1,933,812 (t2)      $  740,289,431

        SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XIII, Ltd.

                   For the Year Ended December 31, 1998

                               Property                           Historical   Historical
                              Acquisition                            CNL          CNL                 Combining
                  Historical   Pro Forma             Historical   Financial    Financial              Pro Forma   Combined
                     APF      Adjustments  Subtotal   Advisor   Services, Inc.   Corp.     Subtotal  Adjustments    APF
                  ----------  ----------- ---------- ---------- -------------- ---------- ---------- ----------- ----------
Other data:
Earnings Per
Share/Unit......  $     1.21   $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Book Value Per
Share/Unit......  $    17.70   $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Dividends Per
Share/Unit......  $     1.52   $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Ratio of
Earnings to
Fixed Charges...       79.97x        n/a         n/a     n/a          n/a          n/a                      n/a         n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Wtd. Avg. Shares
Outstanding.....  26,648,219   6,981,616  33,629,835     n/a          n/a          n/a    33,629,835  6,150,000  39,779,835
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Shares
Outstanding.....  37,337,927           0  37,337,927     n/a          n/a          n/a    37,337,927  6,150,000  43,487,927
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
                  Historical
                  CNL Income
                  Fund XIII,  Pro Forma   Adjusted
                     Ltd.    Adjustments Pro Forma
                  ---------- ----------- -------------
Other data:
Earnings Per
Share/Unit......    $0.62     $     n/a  $     1.09
                  ========== =========== =============
Book Value Per
Share/Unit......    $8.44     $     n/a  $    16.37
                  ========== =========== =============
Dividends Per
Share/Unit......    $0.85     $     n/a  $      n/a
                  ========== =========== =============
Ratio of
Earnings to
Fixed Charges...      n/a           n/a        3.06x
                  ========== =========== =============
Wtd. Avg. Shares
Outstanding.....      n/a     1,921,593  41,701,428(x)
                  ========== =========== =============
Shares
Outstanding.....      n/a     1,921,593  45,409,520
                  ========== =========== =============

--------
  (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if restaurant properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any restaurant properties for the periods prior to their construction completion and availability for occupancy.

  (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
      Fund:

       Origination fees from affiliates........................... $  (689,425)
       Secured equipment lease fees...............................     (67,967)
       Advisory fees..............................................    (126,788)
       Reimbursement of administrative costs......................    (382,728)
       Acquisition fees...........................................  (4,452,252)
       Underwriting fees..........................................     (54,248)
       Administrative, executive and guarantee fees...............    (532,389)
       Servicing fees.............................................    (572,728)
       Development fees...........................................     (38,853)
       Management fees............................................  (1,681,870)
                                                                   ------------
       Total...................................................... $(8,599,248)
                                                                   ============

  (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

  (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $144,014

  (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs.............................. $(774,311)

  (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,681,870)
       Administrative executive and guarantee fees................    (532,389)
       Servicing fees.............................................    (572,728)
       Advisory fees..............................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

  (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

  (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (u) below:

       Amortization of goodwill ..................................... $1,072,345

  (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

  (j) Represents $23,535 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

  (k) Represents the elimination of fees between the Advisor and the Income
      Fund:

       Management fees............................................... $(17,777)
       Reimbursement of administrative costs.........................  (30,411)
                                                                      --------
                                                                      $(48,188)
                                                                      ========

  (l) Represents the elimination of $30,411 in administrative costs reimbursed by the Income Fund to the Advisor.

  (m) Represents savings of $23,711 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

  (n) Represents the elimination of $17,777 in management fees by the Income Fund to the Advisor.

  (o) Represents additional state income taxes of $7,463 resulting from assuming that acquisitions of restaurant properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

  (p) Represents an increase in depreciation expense of $71,011 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

  (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $10,234 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

  (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

  (s) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma restaurant properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (t) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                           CNL Financial
                                 Advisor   Services Group Income Fund     Total
                               ----------- -------------- -----------  ------------
     Fair Value of
      Consideration Received.  $81,583,724  $50,453,093   $38,283,180  $170,319,997
                               ===========  ===========   ===========  ============
     Share Consideration.....  $76,000,000  $47,000,000   $34,997,997  $157,997,997
     Cash Consideration......          --           --        430,000       430,000
     APF Transaction Costs...    5,583,724    3,453,093     2,855,183    11,892,000
                               -----------  -----------   -----------  ------------
       Total Purchase Price..  $81,583,724  $50,453,093   $38,283,180  $170,319,997
                               ===========  ===========   ===========  ============
     Allocation of Purchase
      Price:
     Net Assets--Historical..  $ 8,330,475  $10,135,087   $33,064,185  $ 51,529,747
      Purchase Price
       Adjustments:
      Land and buildings on
       operating leases......          --           --      4,750,292     4,750,292
      Net investment in
       direct financing
       leases................          --           --      1,212,027     1,212,027
      Investment in joint
       ventures..............          --           --        839,991       839,991
      Accrued rental income..          --           --     (1,532,130)   (1,532,130)
      Intangibles and other
       assets................          --    (2,575,792)      (51,185)   (2,626,977)
      Goodwill*..............          --    42,893,798           --     42,893,798
      Excess purchase price..   73,253,249          --            --     73,253,249
                               -----------  -----------   -----------  ------------
       Total Allocation......  $81,583,724  $50,453,093   $38,283,180  $170,319,997
                               ===========  ===========   ===========  ============

    * Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.
  The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisitions of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,253,249 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations." Goodwill of $42,893,798 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

   1. Common Stock (CFA, CFS, CFC)--Class A.............       8,600
   Common Stock (CFA, CFS, CFC)--Class B................       4,825
   Additional Paid-in Capital (CFA, CFS, CFC)...........  12,568,974
   Retained Earnings....................................   5,883,163
   Accumulated distributions in excess of earnings......  73,253,249
   Goodwill for CFC/CFS (Intangibles and other assets)..  42,893,798
     CFC/CFS Organizational Costs/Other Assets..........               2,575,792
     Cash to pay APF transaction costs..................               9,036,817
     APF Common Stock...................................                  61,500
     APF Capital in Excess of Par Value.................             122,938,500
     (To record acquisition of CFA, CFS and CFC)
   2. Partners' Capital.................................  33,064,185
   Land and buildings on operating leases...............   4,750,292
   Net investment in direct financing leases............   1,212,027
   Investment in joint ventures.........................     839,991
     Accrued rental income..............................               1,532,130
     Intangibles and other assets.......................                  51,185
     Cash to pay APF Transaction costs..................               2,855,183
     Cash consideration to Income Funds.................                 430,000
     APF Common Stock...................................                  19,216
     APF Capital in Excess of Par Value.................              34,978,781
    (To record acquisition of Income Fund)

  (u) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

  (v) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

  (w) Represents the elimination by the Income Fund of $48,066 in related party payables recorded as receivables by the Advisor.

  (x) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

   To review the pro forma financial information of APF in the event that APF acquires the CNL Restaurant Businesses and all of the Income Funds, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

       SELECTED HISTORICAL FINANCIAL DATA OF CNL INCOME FUND XIII, LTD.

   The following table sets forth selected financial information for the Income Fund, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of CNL Income Fund XIII, Ltd." in this supplement.

                             Six Months Ended
                                 June 30,                           Year Ended December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Revenues (1)............  $ 1,830,379 $ 1,632,204  $3,482,210 $ 3,832,470 $ 3,795,754 $ 3,956,874  $3,679,212
Net income (2)..........    1,014,786   1,313,726   2,495,855   3,035,627   3,231,815   3,319,174   3,117,632
Cash distributions
 declared...............    1,700,004   1,700,004   3,400,008   3,400,008   3,400,008   3,375,011   3,025,009
Net income per unit (2).         0.25        0.33        0.62        0.75        0.80        0.82        0.77
Cash distributions
 declared per unit......         0.43        0.43        0.85        0.85        0.85        0.84        0.76
GAAP book value per
 unit...................         8.27        8.57        8.44        8.66        8.75        8.80        8.81
Weighted average number
 of Limited Partner
 units outstanding......    4,000,000   4,000,000   4,000,000   4,000,000   4,000,000   4,000,000   4,000,000

                                 June 30,                                December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Total assets............  $34,693,708 $35,200,074 $34,687,493 $35,523,590 $35,945,070 $36,054,757 $36,145,882
Total partners' capital.   33,064,185  34,267,278 $33,749,403  34,653,556  35,017,937  35,186,130 $35,241,967

--------
(1) Revenues include equity in earnings of joint ventures and adjustments to accrued rental income due to the tenant of certain restaurant properties filing for bankruptcy.
(2) Net income for the six months ended June 30, 1999 includes a loss on disposal of building of $352,285. In addition, net income for the year ended December 31, 1998, includes a provision for loss on building of $297,885. Net income for the year ended December 31, 1997, includes a loss on sale of land and direct financing lease of $48,538. Net income for the year ended December 31, 1996, includes a gain on sale of land of $82,855.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
            AND RESULTS OF OPERATIONS OF CNL INCOME FUND XIII, LTD.

Introduction

   The Income Fund is a Florida limited partnership that was organized on September 25, 1992, to acquire for cash, either directly or through joint venture arrangements, both newly constructed and existing restaurants, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains. The leases are triple-net leases, with the lessees generally responsible for all repairs and maintenance, property taxes, insurance and utilities. As of June 30, 1999, the Income Fund owned 47 restaurant properties which included two restaurant properties owned by joint ventures in which the Income Fund is a co-venturer and three restaurant properties owned with affiliates as tenants-in-common.

Capital Resources

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's primary source of capital for the six months ended June 30, 1999 and 1998 was cash from operations, which consists of cash received from tenants, distributions from joint ventures, and interest and other income received, less cash paid for expenses. Cash from operations was $1,633,260 and $1,733,901 for the six months ended June 30, 1999 and 1998, respectively. The decrease in cash from operations for the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, is primarily a result of changes in working capital.

   In November 1998, the Income Fund entered into a new lease for the restaurant property located in Tampa, Florida with a new tenant to operate the restaurant property as a Steak-N-Shake restaurant. In connection with the new lease agreement, during the six months ended June 30, 1999, the building located on the Income Fund's restaurant property was demolished. As a result, the undepreciated cost of the building of $352,285 was charged to net income for financial reporting purposes. As of June 30, 1999, a new building had been constructed and became operational. The Income Fund will use a portion of the net sales proceeds from the sale of the restaurant property in Houston, Texas to pay such costs.

   In May 1999, the Income Fund entered into a new lease for the restaurant property in Philadelphia, Pennsylvania with a new tenant to operate the property as an Arby's restaurant. In connection with the lease, the Income Fund agreed to pay up to $433,000 in renovation costs relating to this restaurant property. No such amounts have been incurred as of June 30, 1999. The Income Fund intends to use a portion of the net sales proceeds from the sale of the restaurant property in Houston, Texas to pay such costs.

   In July 1999, the Income Fund sold its restaurant property in Houston, Texas to a third party for $1,073,887 and received net sales proceeds of $1,063,318, which resulted in a gain of $176,159 for financial reporting purposes. The Income Fund intends to use the net sales proceeds to pay for renovation costs.

   Currently, rental income from the Income Fund's restaurant properties and any net sales proceeds from the sale of restaurant properties, pending the use of such proceeds to pay construction and renovation costs, reinvestment in additional restaurant properties, distributions to Limited Partners or use of such funds for the payment of income expenses, are invested in money market accounts or other short-term, highly liquid investments such as demand deposits at commercial banks, certificates of deposit, and money markets with less than a 30-day maturity date. At June 30, 1999, the Income Fund had $682,240 invested in such short-term investments, as compared to $766,859 at December 31, 1998. The funds remaining at June 30, 1999 will be used to pay distributions and other liabilities.

   On May 11, 1999, four Limited Partners in several of the Income Funds served a lawsuit against us and APF in connection with the Acquisition. On July 8, 1999, the plaintiffs amended the complaint to add three additional Limited Partners as plaintiffs. Additionally, on June 22, 1999, a Limited Partner in several Income Funds served a lawsuit against us, APF, CNL Group, Inc. and the CNL Restaurant Businesses in connection with the Acquisition. We and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

 The Years Ended December 31, 1998, 1997 and 1996

   The Income Fund's primary source of capital is cash from operations. Cash from operations was $3,277,301, $3,273,557 and $3,367,581 for the years ended December 31, 1998, 1997 and 1996, respectively. The increase in cash from operations during 1998, as compared to 1997, and the decrease in cash from operations during 1997, as compared to 1996, is primarily a result of changes in income and expenses and changes in working capital.

   Other sources and uses of capital included the following during the years ended December 31, 1998, 1997 and 1996.

   In November 1996, the Income Fund sold its restaurant property in Richmond, Virginia to the tenant and received sales proceeds of $550,000, which resulted in a gain of $82,855 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in March 1994 and had a cost of approximately $415,400, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $134,600 in excess of its original purchase price. In January 1997, the Income Fund reinvested the net sales proceeds in a restaurant property located in Akron, Ohio with one of our affiliates as tenants-in-common. In connection therewith, the Income Fund and the affiliate entered into an agreement whereby each co-venturer will share in the profits and losses of the restaurant property in proportion to its applicable percentage interest. As of December 31, 1998, the Income Fund owned a 63.09% interest in this restaurant property. The sale of the restaurant property in Richmond, Virginia and the reinvestment of the net sales proceeds in a restaurant property in Akron, Ohio were structured to qualify as a like-kind exchange transaction in accordance with Section 1031 of the Internal Revenue Code. As a result, no gain was recognized for federal income tax purposes. Therefore, the Income Fund was not required to distribute any of the net sales proceeds from the sale of this restaurant property to Limited Partners for the purpose of paying federal and state income taxes.

   In October 1997, the Income Fund sold its restaurant property in Orlando, Florida to a third party for $953,371 and received net sales proceeds of $932,849, which resulted in a loss of $48,538 for financial reporting purposes. In December 1997, the Income Fund reinvested the net sales proceeds in a restaurant property located in Miami, Florida with affiliates of ours as tenants-in-common. In connection therewith, the Income Fund and its affiliates entered into an agreement whereby each co-venturer will share in the profits and losses of the restaurant property in proportion to its applicable percentage interest. As of December 31, 1998, the Income Fund owned a 47.83% interest in this restaurant property.

   During the year ended December 31, 1997, the Income Fund loaned $196,980 to the former tenant of the Denny's restaurant property in Orlando, Florida in order to facilitate the sale of the restaurant property. Upon the sale of the restaurant property in October 1997, the Income Fund collected $127,843 of the amounts advanced and wrote off the balance of $69,137.

   None of the restaurant properties owned by the Income Fund or the joint ventures in which the Income Fund owns an interest is or may be encumbered. Subject to restrictions on borrowing, however, the Income Fund may borrow funds but will not encumber any of the restaurant properties in connection with any such borrowing. The Income Fund will not borrow for the purpose of returning capital to the Limited Partners. The Income Fund will not borrow under arrangements that would make the Limited Partners liable to creditors of the Income Fund. We further have represented that we will use our reasonable efforts to structure any borrowing so that it will not constitute "acquisition indebtedness" for federal income tax purposes. Also, it will limit the Income Fund's outstanding indebtedness to three percent of the aggregate adjusted tax basis of its restaurant properties. From time to time, affiliates of ours incur operating expenses on behalf of the Income Fund for which the Income Fund reimburses the affiliates without interest.

   Rental income from the Income Fund restaurant properties and net sales proceeds from the sale of restaurant properties, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use of such funds for the payment of Income Fund expenses, are invested in money market accounts or other short-term highly liquid investments such as demand deposit accounts at commercial banks, CDs and money market accounts with less than a 30-day maturity date. At December 31, 1998, the Income Fund had $766,859 invested in such short-term investments, as compared to $907,980 at December 31, 1997. The decrease in cash and cash equivalents during the year ended December 31, 1998 is primarily the result of an increase in rents due at December 31, 1998. As of December 31, 1998, the average interest rate earned on the rental income deposited in demand deposit accounts at commercial banks was approximately three percent annually. The funds remaining at December 31, 1998 will be used towards the payment of distributions and other liabilities.

Short-Term Liquidity

 Six Months Ended June 3, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's short-term liquidity requirements consist primarily of the operating expenses of the Income Fund.

   The Income Fund's investment strategy of acquiring restaurant properties for cash and leasing them under triple-net leases to operators who meet specified financial standards minimizes the Income Fund's operating expenses. We believe that the leases will continue to generate cash flow in excess of operating expenses.

   We have the right, but not the obligation, to make additional capital contributions if we deem it appropriate in connection with the operations of the Income Fund.

   The Income Fund generally distributes cash from operations remaining after the payment of operating expenses of the Income Fund, to the extent that we determine that such funds are available for distribution. Based on current and future anticipated cash from operations, the Income Fund declared distributions to the Limited Partners of $1,700,004 for each of the six months ended June 30, 1999 and 1998, or $850,002 for each applicable quarter. This represents distributions of $0.43 per unit for each applicable six months, or $0.21 per unit for each applicable quarter.

   No distributions were made to us for the quarters and six months ended June 30, 1999 and 1998. No amounts distributed to the Limited Partners for the six months ended June 30, 1999 and 1998 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available for distribution to the Limited Partners on a quarterly basis.

   Total liabilities of the Income Fund, which include distributions payable, increased to $1,629,523 at June 30, 1999 from $938,090 at December 31, 1998, primarily as a result of the Income Fund accruing construction costs relating to the Steak-N-Shake restaurant property. To the extent that liabilities at June 30, 1999 exceed cash and cash equivalents at June 30, 1999, they will be paid from net sales proceeds from the sale of a restaurant property, future cash from operations or, in the event we elect to make capital contributions or loans, from future contributions or loans from us.

 The Years Ended December 31, 1998, 1997 and 1996

   Due to low operating expenses and ongoing cash flows, we believe that the Income Fund has sufficient working capital reserves at this time. In addition, because all leases of the Income Fund's restaurant properties are on a triple-net basis, it is not anticipated that a permanent reserve for maintenance and repairs will be established at this time. To the extent, however, that the Income Fund has insufficient funds for such purposes, we will contribute to the Income Fund an aggregate amount of up to one percent of the offering proceeds for maintenance and repairs. We have the right to cause the Income Fund to maintain additional reserves if, in our discretion, we determine such reserves are required to meet the Income Fund's working capital needs.

   Based on current and future anticipated cash from operations, the Income Fund declared distributions to the Limited Partners of $3,400,008 for each of the years ended December 31, 1998, 1997 and 1996. This represents distributions of $0.85 per unit for each of the years ended December 31, 1998, 1997 and 1996. No amounts distributed to the Limited Partners for the years ended December 31, 1998, 1997 and 1996 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available for distribution to the Limited Partners on a quarterly basis.

   During 1998, affiliates of ours incurred on behalf of the Income Fund $101,134 for operating expenses, as compared to $87,870 during 1997 and $97,819 during 1996. As of December 31, 1998, the Income Fund owed $22,529 to related parties for such amounts, accounting and administrative services and management fees, as compared to $6,791 as of December 31, 1997. As of March 11, 1999, the Income Fund had reimbursed the affiliates all such amounts. Other liabilities, including distributions payable, increased to $915,561 at December 31, 1998 from $863,243 at December 31, 1997, primarily as the result of an increase in rents paid in advance and deposits at December 31, 1998. Total liabilities for the year ended December 31, 1998, to the extent they exceed cash and cash equivalents, will be paid from future cash from operations. We believe that the Income Fund has sufficient cash on hand to meet its current working capital needs.

   In November 1998, the Income Fund entered into a new lease for the restaurant property located in Tampa, Florida, with a new tenant to operate the restaurant property as a Steak-N-Shake restaurant. In connection therewith, the Income Fund has agreed to fund up to $600,000 in conversion costs associated with this restaurant property. No amounts were funded as of the year ended December 31, 1998.

Long-Term Liquidity

   The Income Fund has no long-term debt or other long-term liquidity requirements.

Results of Operations

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   During each of the six months ended June 30, 1999 and 1998, the Income Fund owned and leased 42 wholly owned restaurant properties to operators of fast-food and family-style restaurant chains. During the six months ended June 30, 1999 and 1998, the Income Fund earned $1,586,589 and $1,336,528, respectively, in rental income from operating leases, net of adjustments to accrued rental income, and earned income from direct financing leases from these restaurant properties, $797,194 and $500,978 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. Rental and earned income was lower during the quarter and six months ended June 30, 1998, as compared to the quarter and six months ended June 30, 1999, due to the fact that in June 1998, Long John Silver's, Inc. filed for bankruptcy and rejected the leases relating to three of the eight restaurant properties it leased and ceased making rental payments on the three rejected leases. As a result, during the quarter and six months ended June 30, 1998, the Income Fund wrote off accrued rental income, or non-cash accounting adjustments relating to the straight-lining of future scheduled rent increases over the lease term in accordance with generally accepted accounting principles, relating to these restaurant properties. No amounts were written-off during the quarter and six months ended June 30, 1999. The effect from the write-off of accrued rental income was partially offset by the fact that the Income Fund recorded rental and earned income during the quarter and six months ended June 30, 1998, prior to the tenant vacating the restaurant properties in June 1998. No rental and earned income was recognized during the quarter and six months ended June 30, 1999 from the former tenant. The Income Fund has continued to receive rental payments relating to the leases not rejected by the tenant.

   Rental and earned income increased during the quarter and six months ended June 30, 1999, by approximately $46,500 and $85,000, respectively, due to the fact that the Income Fund re-leased two of these restaurant properties to new tenants with rental payments commencing in December 1998 for one lease and June 1999 for the other lease. In May 1999, the Income Fund released the remaining vacant restaurant property to a new tenant, and intends to renovate the restaurant property into an Arby's restaurant, as described above in "Capital Resources." While Long John Silver's, Inc. has not rejected or affirmed the remaining five leases, there can be no assurance that some or all of the leases will not be rejected in the future. The lost revenues that would result in the event the remaining five leases are rejected could have an adverse effect on the results of operations of the Income Fund if the Income Fund is not able to re-lease these restaurant properties in a timely manner.

   During the six months ended June 30, 1999 and 1998, the Income Fund also earned $110,243 and $141,008, respectively, in contingent rental income, $69,638 and $75,085 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. Contingent rental income was higher during the quarter and six months ended June 30, 1998, as compared to the quarter and six months ended June 30, 1999, due to the fact that during the quarter and six months ended June 30, 1998, the Income Fund recorded additional contingent rental amounts as a result of adjusting estimated contingent rental amounts accrued at December 31, 1997, to actual amounts.

   During the six months ended June 30, 1999 and 1998, the Income Fund also owned and leased two restaurant properties indirectly through joint venture arrangements and three restaurant properties with our affiliates as tenants-in-common. In connection therewith, during the six months ended June 30, 1999 and 1998, the Income Fund earned $120,554 and $121,482, respectively, $60,327 and $57,175 of which was earned during the quarters ended June 30, 1999 and 1998, respectively.

   Operating expenses, including depreciation and amortization expense, were $463,308 and $318,478 for the six months ended June 30, 1999 and 1998, respectively, of which $234,316 and $156,655 were incurred for the quarters ended June 30, 1999 and 1998, respectively. The increase in operating expenses during the quarter and six months ended June 30, 1999, is primarily due to the fact that the Income Fund incurred $80,702 and $113,883, during the quarter and six months ended June 30, 1999, respectively, in transaction costs related to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition with APF. If the Limited Partners reject the Acquisition, the Income Fund will bear the portion of the transaction costs based upon the percentage of "For" votes and we will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   In addition, the increase in operating expenses during the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, is partially attributable to an increase in insurance, legal fees and real estate tax expenses as a result of Long John Silver's, Inc. filing for bankruptcy and rejecting the leases relating to three restaurant properties in June 1998, as described above. During 1998, the Income Fund entered into two leases, each with a new tenant for two of the three vacant restaurant properties, to operate the restaurant properties as a Lions Choice restaurant and a Steak-N-Shake restaurant. In addition, in May 1999, the Income Fund re-leased the remaining restaurant property to a new tenant and intends to renovate the restaurant property into an Arby's restaurant, as described above in "Capital Resources." In accordance with the lease agreements, the new tenant of the Lions Choice restaurant property became responsible for real estate taxes, insurance and maintenance relating to this restaurant property during 1998 and the new tenant of the Arby's restaurant property became responsible for these expenses in May 1999. The Income Fund will continue to incur these expenses relating to the restaurant property that is expected to be converted into a Steak-N-Shake until the conversion of this restaurant property is completed, at which point this tenant will be responsible for these expenses under the terms of its lease. The Income Fund will also incur additional insurance and real estate tax expenses if one or more of the leases relating to the five restaurant properties still leased by Long John Silver's, Inc. are rejected.

 The Years Ended December 31, 1998, 1997 and 1996

   During 1996, the Income Fund owned and leased 44 wholly-owned restaurant properties, including one restaurant property in Richmond, Virginia, which was sold in November 1996, during 1997, the Income Fund owned and leased 43 wholly-owned restaurant properties, including one restaurant property in Orlando, Florida, which was sold in October 1997, and during 1998, the Income Fund owned and leased 42 wholly-owned restaurant properties. During 1998, 1997, and 1996, the Income Fund was a co-venturer in two separate joint ventures that each owned and leased one restaurant property. In addition, during 1996, the Income Fund owned and leased one restaurant property, and during 1997 and 1998, owned and leased three restaurant properties, with certain of our affiliates as tenants-in-common. As of December 31, 1998, the Income Fund owned, either directly, as tenants-in-common with affiliates or through joint venture arrangements, 47 restaurant properties, which are subject to long-term, triple-net leases. The leases of the restaurant properties provide for minimum base annual rental amounts, payable in monthly installments, ranging from approximately $27,400 to $191,900. A majority of the leases provide for percentage rent based on sales in excess of a specified amount. In addition, the majority of the leases provide that, commencing in specified lease years, the annual base rent required under the terms of the lease will increase.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $2,862,491, $3,347,609, and $3,376,286, respectively, in rental income from operating leases, net of adjustments to accrued rental income, and earned income from direct financing leases from restaurant properties wholly-owned by the Income Fund. Rental and earned income decreased by approximately $211,400 during 1998, as compared to 1997, primarily due to the fact that in June 1998, Long John Silver's, Inc., filed for bankruptcy and rejected the leases relating to three of the eight restaurant properties it leased and ceased making rental payments on the three rejected leases. The Income Fund continued receiving rental payments relating to the leases not yet rejected by the tenant. In conjunction with the three rejected leases, during the year ended December 31, 1998, the Income Fund wrote off approximately $307,400 of accrued rental income, or non-cash accounting adjustment relating to the straight-lining of future scheduled rent increases over the lease term in accordance with generally accepted accounting principles.

   The decrease in rental and earned income during 1997, as compared to 1996, was partially attributable to a decrease of approximately $116,200 as a result of the fact that in February 1997, the former tenant of the Denny's restaurant property in Orlando, Florida, ceased making rental payments as a result of the former tenant vacating the restaurant property.

   The decrease in rental and earned income during 1997, as compared to 1996, was partially offset by the fact that the Income Fund established an allowance for doubtful accounts of approximately $15,300 and $85,400 during 1997 and 1996, respectively, for past due rental amounts relating to the Denny's restaurant property in Orlando, Florida, due to financial difficulties the tenant was experiencing. The decrease during 1997, as compared to 1996, was also offset by the fact that during 1996, the Income Fund established an allowance for doubtful accounts of approximately $72,700 for accrued rental income amounts previously recorded, due to the fact that future scheduled rent increased are recognized on a straight-line basis over the term of the lease in accordance with generally accepted accounting principles. No such allowance was recorded during 1997. The Income Fund sold this restaurant property in October 1997, and reinvested the net sales proceeds in a restaurant property in Miami, Florida, as tenants-in-common, with certain of our affiliates, as described above in "Capital Resources."

   In addition, the decrease in rental and earned income during 1997, as compared to 1996, is partially attributable to a decrease of approximately $46,200, due to the fact that the Income Fund sold its restaurant property in Richmond, Virginia, in November 1996. The Income Fund reinvested the net sales proceeds in a restaurant property located in Akron, Ohio, as tenants-in-common, with one of our affiliates, as described above in "Capital Resources."

   For the years ended December 31, 1998, 1997, and 1996, the Income Fund also earned $326,906, $287,751, and $299,495, respectively, in contingent rental income. The increase in contingent rental income during 1998, as compared to 1997, is primarily the result of the gross sales of four restaurant properties meeting the threshold during 1998, under the terms of their leases requiring payment of contingent rental income. The decrease in contingent rental income during 1997, as compared to 1996, is primarily the result of the Income Fund adjusting estimated contingent rental amounts accrued at December 31, 1996, to actual amounts during the year ended December 31, 1997.

   In addition, for the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $243,492, $150,417, and $60,654, respectively, attributable to net income earned by joint ventures in which the Income Fund is a co-venturer. The increase in net income earned by these joint ventures during 1998, as compared to 1997, is primarily attributable to the fact that in December 1997, the Income Fund reinvested the net sales proceeds it received from the sale, in October 1997, of the restaurant property in Orlando, Florida, in a restaurant property located in Miami, Florida, with certain of our affiliates as tenants-in-common, as described above in "Capital Resources." The increase during 1997, as compared to 1996 is primarily attributable to the fact that in January 1997, the Income Fund reinvested the net sales proceeds from the sale of the restaurant property in Richmond, Virginia, in a restaurant property in Akron, Ohio, with one of our affiliates, as tenants-in-common as described above in "Capital Resources."

   During the year ended December 31, 1998, four of the Income Fund's lessees, Flagstar Enterprises, Inc., Long John Silver's, Inc., Golden Corral Corporation, and Foodmaker, Inc. each contributed more than 10% of the Income Fund's total rental income, including the Income Fund's share of rental income from two restaurant properties owned by joint ventures and three restaurant properties owned with affiliates as tenants-in-common. As of December 31, 1998, Flagstar Corporation was the lessee under leases relating to 11 restaurants, Long John Silver's, Inc. was the lessee under leases relating to five restaurants, excluding three restaurants for which Long John Silver's, Inc. rejected the leases as a result of filing for bankruptcy, as described above, Golden Corral Corporation was the lessee under leases relating to three restaurants, and Foodmaker, Inc. was the lessee under leases relating to five restaurants. In addition, during the year ended December 31, 1998, five restaurant chains, Long John Silver's, Hardee's, Golden Corral, Jack in the Box, and Burger King, each accounted for more than 10% of the Income Fund's share of rental income, including the Income Fund's share of rental income from two restaurant properties owned by joint ventures and three restaurant properties owned with affiliates as tenants-in-common. It is anticipated that Hardee's, Golden Corral, Jack in the Box and Burger King, each will continue to account for more than ten percent of the total rental income under the terms of its leases. Any failure of these lessees or restaurant chains could materially affect the Income Fund's income if the Income Fund is not able to re-lease the restaurant properties in a timely manner.

   Operating expenses, including depreciation and amortization expense, were $688,470, $748,305 and $646,794 for the years ended December 31, 1998, 1997, and 1996, respectively. The decrease in operating expenses during 1998, as compared to 1997, is partially attributable to, and the increase in operating expenses during 1997, as compared to 1996, is primarily the result of, the fact that during 1997, the Income Fund recorded bad debts expense of approximately $54,000 for rental amounts due from the former tenant of the Denny's restaurant property in Orlando, Florida, as a result of the fact that the former tenant ceased making rental payments. The Income Fund ceased collection efforts on rental amounts not collected from the tenant at the sale of the restaurant property in October 1997, as described above in "Capital Resources." In addition, during 1997 the Income Fund recorded bad debt expense of approximately $69,100 relating to the advances made to the former tenant of the Denny's restaurant property in Orlando, Florida, that were not recovered from the former tenant, as described above in "Capital Resources."

   The decrease in operating expenses during 1998, as compared to 1997, is partially offset by an increase in insurance and real estate tax expenses as a result of Long John Silver's Inc. filing for bankruptcy and rejecting the leases relating to three restaurant properties in June 1998. In addition, the decrease in operating expenses during 1998 is partially offset by an increase in depreciation expense due to the fact that during 1998, the

Income Fund reclassified the three vacant restaurant properties from net investment in direct financing leases to land and building on operating leases.

   The decrease in operating expenses during 1998 is also partially offset by the fact that the Income Fund has incurred $23,291 in transaction costs related to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition with APF.

   During the year ended December 31, 1998, the Income Fund recorded a provision for loss on building in the amount of $297,885 for financial purposes relating to one of the restaurant properties for which Long John Silver's, Inc. rejected the lease. The allowance represents the difference between the restaurant property's carrying value at December 31, 1998 and the current estimate of net realizable value at December 31, 1998 for the restaurant property. No such allowance was established during the years ended December 31, 1997 and 1996.

   As a result of the sale of the restaurant property in Orlando, Florida, as described above in "Capital Resources, " the Income Fund recognized a loss for financial reporting purposes of $48,538 for the year ended December 31, 1997. In addition, as a result of the sale of the restaurant property in Richmond, Virginia, as described above in "Capital Resources," the Income Fund recognized a gain of $82,855 for financial reporting purposes for the year ended December 31, 1996. No restaurant properties were sold during 1998.

   The Income Fund's leases as of December 31, 1998, are, in general, triple-net leases and contain provisions that we Partners believe mitigate the adverse effect of inflation. Such provisions include clauses requiring the payment of percentage rent based on certain restaurant sales above a specified level and/or automatic increases in base rent at specified times during the term of the lease. Management expects that increases in restaurant sales volumes due to inflation and real sales growth should result in an increase in rental income for certain restaurant properties over time. Continued inflation also may cause capital appreciation of the Income Fund's restaurant properties. Inflation and changing prices, however, also may have an adverse impact on the sales of the restaurants and on potential capital appreciation of the restaurant properties.

Year 2000 Readiness Disclosure

 Overview of Year 2000 Problem

   The year 2000 problem concerns the inability of information and non-information technology systems to properly recognize and process date sensitive information beyond January 1, 2000. The failure to accurately recognize the year 2000 could result in a variety of problems from data miscalculations to the failure of entire systems.

 Information and Non-Information Technology Systems

   The Income Fund does not have any information or non-information technology systems. We and our affiliates provide all services requiring the use of information and non-information technology systems pursuant to a management agreement with the Income Fund. The information technology system of our affiliates consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. The non-information technology systems of our affiliates are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. Our affiliates have no internally generated programmed software coding to correct, because substantially all of the software utilized by us and our affiliates is purchased or licensed from external providers. The maintenance of non-information technology systems at the Income Fund's restaurant properties is the responsibility of the tenants of such properties in accordance with the terms of the Income Fund's leases.

 The Y2K Team

   In early 1998, we and our affiliates formed a Year 2000 team for the purpose of identifying, understanding and addressing the various issues associated with the year 2000 problem. The Y2K Team consists of us and members from our affiliates, including representatives from senior management, information systems, telecommunications, legal, office management, accounting and property management.

 Assessing Year 2000 Readiness

   The Y2K Team's initial step in assessing year 2000 readiness consists of identifying any systems that are date-sensitive and, accordingly, could have potential year 2000 problems. The Y2K Team has conducted inspections, interviews and tests to identify which of the Income Fund's systems could have a potential year 2000 problem.

   The information system of our affiliates is comprised of hardware and software applications from mainstream suppliers. Accordingly, the Y2K Team has contacted and is evaluating documentation from the respective vendors and manufacturers to verify the year 2000 compliance of their products. The Y2K Team has also requested and is evaluating documentation from the non-information technology systems providers of our affiliates.

   In addition, the Y2K Team has requested and is evaluating documentation from other companies with which the Income Fund has material third party relationships. Such third parties, in addition to the providers of information and non-information technology systems, consist of the Income Fund's transfer agent, and financial institutions. The Income Fund depends on its transfer agent to maintain and track investor information and its financial institutions for availability of cash.

   As of September 15, 1999, the Y2K Team had received responses from approximately 60% of the third parties. All of the responses were in writing. Of the third parties responding, all indicated that they are currently year 2000 compliant or will be year 2000 compliant prior to the year 2000. Although the Y2K Team continues to receive positive responses from the companies with which the Income Fund has third party relationships regarding their year 2000 compliance, we cannot be assured that the third parties have adequately considered the impact of the year 2000.

   In addition, the Y2K Team has requested documentation from the Income Fund's tenants. The Y2K Team is in the process of evaluating the responses and expects to complete this process by October 31, 1999. The Income Fund has also instituted a policy of requiring any new tenants to indicate that their systems are year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000.

 Achieving Year 2000 Compliance

   The Y2K Team has identified and completed upgrades of hardware equipment that was not year 2000 compliant. In addition, the Y2K Team has identified and completed upgrades of software applications that were not year 2000 compliant, although, we cannot be assured that the upgrade solutions provided by the vendors have addressed all possible year 2000 issues.

   The cost for these upgrades and other remedial measures is the responsibility of us and our affiliates. We do not expect that the Income Fund will incur any costs in connection with year 2000 remedial measures.

Assessing the Risks to the Income Fund of Non-Compliance and Developing Contingency Plans

 Risk of Failure of Information and Non-Information Technology Systems Used by the Income Fund

   We believe that the reasonably likely worst case scenario with regard to the information and non-information technology systems used by the Income Fund is the failure of one or more of these systems as a result of year 2000 problems. Because the Income Fund's major source of income is rental payments under long-term triple-net leases, any failure of information or non-information technology systems used by the Income Fund is not expected to have a material impact on the results of operations of the Income Fund. Even if such systems failed, the payment of rent under the Income Fund's leases would not be affected. In addition, the Y2K Team is expected to correct any Y2K problems within the control of us and our affiliates before the year 2000.

   The Y2K Team has determined that a contingency plan to address this risk is not necessary at this time. However, if the Y2K Team identifies additional risks associated with the year 2000 compliance of the information or non-information technology systems used by the Income Fund or if the progress of the Y2K Team in remediating year 2000 problems with such systems deviates from the anticipated timeline, the Y2K Team will develop a contingency plan if deemed necessary at that time.

 Risk of Inability of Transfer Agent to Accurately Maintain Income Fund Records

 We believe that the reasonably likely worst case scenario with regard to the Income Fund's transfer agent is that the transfer agent will fail to achieve year 2000 compliance of its systems and will not be able to accurately maintain the records of the Income Fund. This could result in the inability of the Income Fund to accurately identify its Limited Partners for purposes of distributions, delivery of disclosure materials and transfers of units. The Y2K Team has received certification from the Income Fund's transfer agent of its year 2000 compliance. Despite the positive response from the transfer agent, we cannot be assured that the transfer agent has addressed all possible year 2000 issues.

   The Y2K Team has developed a contingency plan pursuant to which we and our affiliates would maintain the records of the Income Fund manually, in the event that the systems of the transfer agent are not year 2000 compliant. We and our affiliates would have to allocate resources to internally perform the functions of the transfer agent. We do not anticipate that the additional cost of these resources would have a material impact on the results of operations of the Income Fund.

 Risk of Loss of Short-Term Liquidity from Failure of Financial Institutions to Achieve Year 2000 Compliance

   We believe that the reasonably likely worst case scenario with regard to its financial institutions is that some or all of its funds on deposit with such financial institutions may be temporarily unavailable. The Y2K Team has received responses from 93% of the Income Fund's financial institutions indicating that their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. Despite the positive responses from the financial institutions, we cannot be assured that the financial institutions have addressed all possible year 2000 issues. The loss of short-term liquidity could affect the Income Fund's ability to pay its expenses on a current basis. We do not anticipate that a loss of short-term liquidity would have a material impact on the results of operations of the Income Fund.

   Based upon the responses received from the Income Fund's financial institutions and the inability of the Y2K Team to identify a suitable alternative for the deposit of funds that is not subject to potential year 2000 problems, the Y2K Team has determined not to develop a contingency plan to address this risk.

 Risks of Late Payment or Non-Payment of Rent by Tenants

   We believe that the reasonably likely worst case scenario with regard to its tenants is that some of the tenants may make rental payments late as the result of the failure of the tenants to achieve year 2000 compliance of their systems used in the payment of rent, the failure of the tenants' financial institutions to achieve year 2000 compliance, or the temporary disruption of the tenants' businesses. The Y2K Team is in the process of requesting responses from the Income Fund's tenants indicating the extent to which their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. We cannot be assured that the tenants have addressed all possible year 2000 issues. The late payment of rent by one or more tenants would affect the results of operations of the Income Fund in the short-term.

   We are also aware of predictions that the year 2000 problem, if uncorrected, may result in a global economic crisis. We are not able to determine if such predictions are true. A widespread disruption of the economy could affect the ability of the Income Fund's tenants to pay rent and, accordingly, could have a material impact on the results of operations of the Income Fund.

   Because payment of rent is under the control of the Income Fund's tenants, the Y2K Team is not able to develop a contingency plan to address these risks. In the event of late payment or non-payment of rent, we will assess the remedies available to the Income Fund under its lease agreements.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998........   F-1
Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998........................................................   F-2
Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998........................   F-3
Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998.................................................................   F-4
Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998.............................................   F-5
Report of Independent Certified Public Accountants........................   F-7
Balance Sheets as of December 31, 1998 and 1997...........................   F-8
Statements of Income for the Years Ended December 31, 1998, 1997 and 1996.   F-9
Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996............................................................  F-10
Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996.....................................................................  F-11
Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996.................................................................  F-12
Unaudited Pro Forma Financial Information.................................  F-22
Unaudited Pro Forma Balance Sheet as of June 30, 1999.....................  F-23
Unaudited Pro Forma Statement of Earnings for the Six Months Ended June
 30, 1999.................................................................  F-25
Unaudited Pro Forma Statement of Earnings for the Year Ended December 31,
 1998.....................................................................  F-27
Unaudited Pro Forma Statement of Cash Flows for the Six Months Ended June
 30, 1999.................................................................  F-29
Unaudited Pro Forma Statement of Cash Flows for the Year Ended December
 31, 1998.................................................................  F-31
Notes and Management's Assumptions to Unaudited Pro Forma Financial
 Statements...............................................................  F-33

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                        June 30,   December 31,
                                                          1999         1998
                                                       ----------- ------------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $2,299,486 and
 $2,107,624, respectively, and allowance for loss on
 building of $297,885 in 1999 and 1998................ $22,393,406 $22,945,358
Net investment in direct financing leases.............   7,508,202   6,951,890
Investment in joint ventures..........................   2,447,615   2,451,336
Cash and cash equivalents.............................     682,240     766,859
Receivables, less allowance for doubtful accounts of
 $1,734 and $532, respectively........................      78,930     121,119
Prepaid expenses......................................      16,322       8,453
Lease costs, less accumulated amortization of $887 in
 1999.................................................      34,863      17,875
Accrued rental income.................................   1,532,130   1,424,603
                                                       ----------- -----------
                                                       $34,693,708 $34,687,493
                                                       =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $    88,908 $     4,068
Accrued construction costs payable....................     600,000         --
Accrued and escrowed real estate taxes payable........       8,229       6,923
Distributions payable.................................     850,002     850,002
Due to related parties................................      48,066      22,529
Rents paid in advance and deposits....................      34,318      54,568
                                                       ----------- -----------
    Total liabilities.................................   1,629,523     938,090
Commitments and Contingencies (Note 3)
Partners' capital.....................................  33,064,185  33,749,403
                                                       ----------- -----------
                                                       $34,693,708 $34,687,493
                                                       =========== ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                      Quarter Ended        Six Months Ended
                                        June 30,               June 30,
                                   --------------------  ----------------------
                                     1999       1998        1999        1998
                                   ---------  ---------  ----------  ----------
Revenues:
  Rental income from operating
   leases........................  $ 600,198  $ 613,911  $1,196,643  $1,232,426
  Adjustments to accrued rental
   income........................        --    (311,118)        --     (311,118)
  Earned income from direct fi-
   nancing leases................    196,996    198,185     389,946     415,220
  Contingent rental income.......     69,638     75,085     110,243     141,008
  Interest and other income......      6,225     12,991      12,993      33,186
                                   ---------  ---------  ----------  ----------
                                     873,057    589,054   1,709,825   1,510,722
                                   ---------  ---------  ----------  ----------
Expenses:
  General operating and adminis-
   trative.......................     33,055     40,490      74,574      70,584
  Professional services..........      8,954      6,230      20,993      14,635
  Bad debt expense...............        615        --          615         --
  Management fees to related par-
   ty............................      9,181      8,821      17,777      17,774
  Real estate taxes..............      4,979      2,888      13,319       2,888
  State and other taxes..........        --         231      21,476      16,184
  Depreciation and amortization..     96,830     97,995     200,671     196,413
  Transaction costs..............     80,702        --      113,883         --
                                   ---------  ---------  ----------  ----------
                                     234,316    156,655     463,308     318,478
                                   ---------  ---------  ----------  ----------
Income Before Equity in Earnings
 of Joint Ventures and Loss on
 Demolition of Building..........    638,741    432,399   1,246,517   1,192,244
Equity in Earnings of Joint Ven-
 tures...........................     60,327     57,175     120,554     121,482
Loss on Demolition of Building...   (352,285)       --     (352,285)        --
                                   ---------  ---------  ----------  ----------
Net Income.......................  $ 346,783  $ 489,574  $1,014,786  $1,313,726
                                   =========  =========  ==========  ==========
Allocation of Net Income:
  General partners...............  $   5,348  $   4,895  $   12,028  $   13,137
  Limited partners...............    341,435    484,679   1,002,758   1,300,589
                                   ---------  ---------  ----------  ----------
                                   $ 346,783  $ 489,574  $1,014,786  $1,313,726
                                   =========  =========  ==========  ==========
Net Income Per Limited Partner
 Unit............................  $    0.09  $    0.12  $     0.25  $     0.33
                                   =========  =========  ==========  ==========
Weighted Average Number of Lim-
 ited Partner Units Outstanding..  4,000,000  4,000,000   4,000,000   4,000,000
                                   =========  =========  ==========  ==========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
General partners:
  Beginning balance..............................   $   163,874    $   137,207
  Net income.....................................        12,028         26,667
                                                    -----------    -----------
                                                        175,902        163,874
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    33,585,529     34,516,349
  Net income.....................................     1,002,758      2,469,188
  Distributions ($0.43 and $0.85 per limited
   partner unit, respectively)...................    (1,700,004)    (3,400,008)
                                                    -----------    -----------
                                                     32,888,283     33,585,529
                                                    -----------    -----------
Total partners' capital..........................   $33,064,185    $33,749,403
                                                    ===========    ===========



           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                             June 30,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Increase (Decrease) in Cash and Cash Equivalents
  Net Cash Provided by Operating Activities.........  $ 1,633,260  $ 1,733,901
                                                      -----------  -----------
  Cash Flows from Investing Activities:
    Payment of lease costs..........................      (17,875)         --
                                                      -----------  -----------
      Net cash used in investing activities.........      (17,875)         --
                                                      -----------  -----------
  Cash Flows from Financing Activities:
    Distributions to limited partners...............   (1,700,004)  (1,700,004)
                                                      -----------  -----------
      Net cash used in financing activities.........   (1,700,004)  (1,700,004)
                                                      -----------  -----------
Net Increase (Decrease) in Cash and Cash Equiva-
 lents..............................................      (84,619)      33,897
Cash and Cash Equivalents at Beginning of Period....      766,859      907,980
                                                      -----------  -----------
Cash and Cash Equivalents at End of Period..........  $   682,240  $   941,877
                                                      ===========  ===========
Supplemental Schedule of Non-Cash Investing and Non-
 Cash Financing Activities:
  Construction costs incurred and unpaid at end of
   period...........................................  $   600,000  $       --
  Distributions declared and unpaid at end of quar-
   ter..............................................  $   850,002  $   850,002
                                                      ===========  ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund XIII, Ltd. (the "Partnership") for the year ended December 31, 1998.

2. Land and Buildings:

   In November 1998, the Partnership entered into a new lease for the property in Tampa, Florida with a new tenant to operate the property as a Steak-N-Shake restaurant. In connection with the new lease agreement, during the six months ended June 30, 1999, the building located on the Partnership's property was demolished. As a result, the undepreciated cost of the building of $352,285 was charged to net income for financial reporting purposes.

3. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 1,943,093 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $38,283,180 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the Properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998


   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

   In May 1999, the Partnership entered into a new lease for the property in Philadelphia, Pennsylvania, with a new tenant to operate the property as an Arby's restaurant. In connection therewith, the Partnership agreed to pay up to $433,000 in renovation costs, none of which have been incurred as of June 30, 1999.

4. Subsequent Event:

   In July 1999, the Partnership sold its property in Houston, Texas, to a third party for $1,073,887 and received net sales proceeds of $1,063,318, resulting in a gain of $176,159 for financial reporting purposes.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund XIII, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund XIII, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
February 1, 1999, except for Note 11
 for which the date is March 11, 1999 and Note 12 for which the date is June 3, 1999

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                          December 31,
                                                     -----------------------
                                                        1998        1997
                                                     ----------- -----------
                      ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 building..........................................  $22,945,358 $22,788,618
Net investment in direct financing leases..........    6,951,890   7,910,470
Investment in joint ventures.......................    2,451,336   2,457,810
Cash and cash equivalents..........................      766,859     907,980
Receivables, less allowance for doubtful accounts
 of $532 in 1998...................................      121,119      23,946
Prepaid expenses...................................        8,453      10,368
Lease costs........................................       17,875          --
Organization costs, less accumulated amortization
 of $10,000 and $9,422.............................          --          578
Accrued rental income..............................    1,424,603   1,423,820
                                                     ----------- -----------
                                                     $34,687,493 $35,523,590
                                                     =========== ===========
         LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................  $     4,068 $     7,671
Accrued and escrowed real estate taxes payable.....        6,923          --
Distributions payable..............................      850,002     850,002
Due to related parties.............................       22,529       6,791
Rents paid in advance and deposits.................       54,568       5,570
    Total liabilities..............................      938,090     870,034
Commitment (Note 10)
Partners' capital..................................   33,749,403  34,653,556
                                                     ----------- -----------
                                                     $34,687,493 $35,523,590
                                                     =========== ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                 Year Ended December 31,
                                             ----------------------------------
                                                1998        1997        1996
                                             ----------  ----------  ----------
Revenues:
  Rental income from operating leases....... $2,404,934  $2,371,062  $2,477,156
  Adjustments to accrued rental income......   (307,405)        --          --
  Earned income from direct financing
   leases...................................    764,962     976,547     899,130
  Contingent rental income..................    326,906     287,751     299,495
  Interest and other income.................     49,321      46,693      59,319
                                             ----------  ----------  ----------
                                              3,238,718   3,682,053   3,735,100
                                             ----------  ----------  ----------
Expenses:
  General operating and administrative......    150,239     152,918     156,466
  Bad debt expense..........................        --      123,071         --
  Professional services.....................     26,869      25,595      33,746
  Management fees to related party..........     35,257      34,321      35,675
  Real estate taxes.........................     13,989         --       10,680
  State and other taxes.....................     16,172      18,301      16,793
  Depreciation and amortization.............    422,653     394,099     393,434
  Transaction costs.........................     23,291         --          --
                                             ----------  ----------  ----------
                                                688,470     748,305     646,794
                                             ----------  ----------  ----------
Income Before Equity in Earnings of Joint
 Ventures, Gain (Loss) on Sale of Land,
 Buildings and Investment in Direct
 Financing Lease, and Provision for Loss on
 Building...................................  2,550,248   2,933,748   3,088,306
Equity in Earnings of Joint Ventures........    243,492     150,417      60,654
Gain (Loss) on Sale of Land, Buildings and
 Investment in Direct Financing Lease.......        --      (48,538)     82,855
Provision for Loss on Building..............   (297,885)        --          --
                                             ----------  ----------  ----------
Net Income.................................. $2,495,855  $3,035,627  $3,231,815
                                             ==========  ==========  ==========
Allocation of Net Income:
  General partners.......................... $   26,667  $   30,690  $   31,490
  Limited partners..........................  2,469,188   3,004,937   3,200,325
                                             ----------  ----------  ----------
                                             $2,495,855  $3,035,627  $3,231,815
                                             ==========  ==========  ==========
Net Income Per Limited Partner Unit......... $     0.62  $     0.75  $     0.80
                                             ==========  ==========  ==========
Weighted Average Number of Limited Partner
 Units Outstanding..........................  4,000,000   4,000,000   4,000,000
                                             ==========  ==========  ==========


                See accompanying notes to financial statements.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                 Years Ended December 31, 1998, 1997, and 1996

                            General Partners                     Limited Partners
                         ---------------------- ----------------------------------------------------
                                       Accumu-                                 Accumu-
                                        lated                                   lated    Syndication
                         Contributions Earnings Contributions Distributions   Earnings      Costs        Total
                         ------------- -------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................    $1,000     $ 74,027  $40,000,000  $ (7,528,384)  $ 7,304,656 $(4,665,169) $35,186,130
  Distribution to
   limited partners
   ($0.85 per limited
   partner unit)........       --           --           --     (3,400,008)          --          --    (3,400,008)
  Net income............       --        31,490          --            --      3,200,325         --     3,231,815
                            ------     --------  -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................     1,000      105,517   40,000,000   (10,928,392)   10,504,981  (4,665,169)  35,017,937
  Distribution to
   limited partners
   ($0.85 per limited
   partner unit)........       --           --           --     (3,400,008)          --          --    (3,400,008)
  Net income............       --        30,690          --            --      3,004,937         --     3,035,627
                            ------     --------  -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................     1,000      136,207   40,000,000   (14,328,400)   13,509,918  (4,665,169)  34,653,556
  Distribution to
   limited partners
   ($0.85 per limited
   partner unit)........       --           --           --     (3,400,008)          --          --    (3,400,008)
  Net income............       --        26,667          --            --      2,469,188         --     2,495,855
                            ------     --------  -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................    $1,000     $162,874  $40,000,000  $(17,728,408)  $15,979,106 $(4,665,169) $33,749,403
                            ======     ========  ===========  ============   =========== ===========  ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
Cash Flows from Operating Activities:
  Cash received from tenants............  $ 3,235,985  $ 3,329,633  $ 3,476,985
  Distributions from joint ventures.....      250,270      151,322       93,700
  Cash paid for expenses................     (245,273)    (236,793)    (251,454)
  Interest received.....................       36,319       29,395       48,350
                                          -----------  -----------  -----------
    Net cash provided by operating
     activities.........................    3,277,301    3,273,557    3,367,581
                                          -----------  -----------  -----------
Cash Flows from Investing Activities:
  Proceeds from sale of land and
   building.............................          --       932,849      550,000
  Advances to tenant....................          --      (196,980)         --
  Repayment of advances.................          --       127,843          --
  Investment in joint ventures..........         (539)  (1,482,849)         --
  Payment of lease costs................      (17,875)         --           --
  Decrease (increase) in restricted
   cash.................................          --       550,000     (550,000)
                                          -----------  -----------  -----------
    Net cash used in investing
     activities.........................      (18,414)     (69,137)         --
                                          -----------  -----------  -----------
Cash Flows from Financing Activities:
  Distributions to limited partners.....   (3,400,008)  (3,400,008)  (3,400,008)
                                          -----------  -----------  -----------
    Net cash used in financing
     activities.........................   (3,400,008)  (3,400,008)  (3,400,008)
                                          -----------  -----------  -----------
Net Decrease in Cash and Cash
 Equivalents............................     (141,121)    (195,588)     (32,427)
Cash and Cash Equivalents at Beginning
 of Year................................      907,980    1,103,568    1,135,995
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $   766,859  $   907,980  $ 1,103,568
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
  Net income............................  $ 2,495,855  $ 3,035,627  $ 3,231,815
                                          -----------  -----------  -----------
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Bad debt expense....................          --       123,071          --
    Depreciation........................      421,840      391,434      391,434
    Amortization........................          637        2,665        2,000
    Equity in earnings of joint
     ventures, net of distributions.....        6,954          905       33,046
    Loss (gain) on sale of land and
     building...........................          --        48,538      (82,855)
    Provision for loss on building......      297,885          --           --
    Decrease (increase) in receivables..      (97,173)      23,845      (28,034)
    Decrease in net investment in direct
     financing leases...................       82,115       84,646       80,214
    Increase (decrease) in prepaid
     expenses...........................        1,915       (1,225)      (5,005)
    Increase in accrued rental income...         (783)    (378,850)    (313,540)
    Increase (decrease) in accounts
     payable and accrued expenses.......        3,320      (12,761)      12,137
    Increase (decrease) in due to
     related parties....................       15,738        4,197       (4,773)
    Increase (decrease) in rents paid in
     advance and deposits...............       48,998      (48,535)      51,142
                                          -----------  -----------  -----------
      Total adjustments.................      781,446      237,930      135,766
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 3,277,301  $ 3,273,557  $ 3,367,581
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Investing and Financing Activities:
  Distributions declared and unpaid at
   December 31..........................  $   850,002  $   850,002  $   850,002
                                          ===========  ===========  ===========

                See accompanying notes to financial statements.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                 Years Ended December 31, 1998, 1997, and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund XIII, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' estimate of net cash flows expected to be generated from its properties and the need for asset impairment write-downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables and

                          CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

                 Years Ended December 31, 1998, 1997 and 1996

accrued rental income, and to decrease rental or other income for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership accounts for its interest in Attalla Joint Venture and Salem Joint Venture, and a property in Arvada, Colorado, a property in Akron, Ohio, and a property in Miami, Florida, for which each property is held as tenants-in-common with affiliates, using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Organization Costs--Organization costs were amortized over five years using the straight-line method.

   Lease Costs--Lease incentive costs and brokerage and legal fees associated with negotiating new leases are amortized over the term of the new lease using the straight-line method.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

   Reclassification--Certain items in the prior years' financial statements have been reclassified to conform to 1998 presentation. These reclassifications had no effect on partners' capital or net income.

2. Leases:

   The Partnership leases its land or land and buildings to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Some of the leases are classified as operating leases

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

and some of the leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of the majority of these leases are operating leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to five successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
      Land............................................ $12,742,897  $12,742,897
      Buildings.......................................  12,607,970   11,743,041
                                                       -----------  -----------
                                                        25,350,867   24,485,938
      Less accumulated depreciation...................  (2,107,624)  (1,697,320)
                                                       -----------  -----------
                                                        23,243,243   22,788,618
                                                       -----------  -----------
      Less allowance for loss on building.............    (297,885)         --
                                                       -----------  -----------
                                                       $22,945,358  $22,788,618
                                                       ===========  ===========

   In October 1997, the Partnership sold its property in Orlando, Florida, to a third party for $953,371 and received net sales proceeds of $932,849, resulting in a loss of $48,538 for financial reporting purposes. In December 1997, the Partnership reinvested the net sales proceeds in a property located in Miami, Florida, as tenants-in-common, with affiliates of the general partners (see
Note 5).

   At December 31, 1998, the Partnership established an allowance for loss on building of $297,885, relating to one property in Philadelphia, Pennsylvania. The tenant of this property filed for bankruptcy and ceased payment of rents under the terms of its lease agreement. The allowance represents the difference between the carrying value of the property at December 31, 1998, and the current estimate of net realizable value for this property.

   Generally, the leases provide for escalating guaranteed minimum rents throughout the lease term. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997, and 1996, the Partnership recognized $783 (net of $307,405 in write-offs), $378,850, and $313,540, respectively, of such rental income.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

      1999.......................................................... $ 2,188,225
      2000..........................................................   2,179,331
      2001..........................................................   2,190,526
      2002..........................................................   2,220,532
      2003..........................................................   2,257,154
      Thereafter....................................................  20,981,325
                                                                     -----------
                                                                     $32,017,093
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                          1998         1997
                                                       -----------  -----------
      Minimum lease payments receivable............... $13,789,643  $15,747,868
      Estimated residual values.......................   2,344,575    2,582,058
      Less unearned income............................  (9,182,328) (10,419,456)
                                                       -----------  -----------
      Net investment in direct financing leases....... $ 6,951,890  $ 7,910,470
                                                       ===========  ===========

   In October 1997, the Partnership sold its property in Orlando, Florida, for which the building portion had been classified as a direct financing lease. In connection therewith, the gross investment (minimum lease payment receivable and estimated residual value) and unearned income relating to this property were removed from the accounts and the loss from the sale relating to the land portion of the property and the net investment in direct financing lease was reflected in income (Note 3).

   In June 1998, three of the Partnership's leases with Long John Silver's, Inc. were rejected in connection with the tenant filing for bankruptcy. As a result, the Partnership reclassified these assets from net investment in direct financing leases to land and buildings on operating leases. In accordance with Statement of Financial Accounting Standards #13, "Accounting for Leases," the Partnership recorded the reclassified assets at the lower of original cost, present fair value, or present carrying value. No loss on termination of direct financing leases was recorded for financial reporting purposes.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

      1999.......................................................... $   857,997
      2000..........................................................     857,997
      2001..........................................................     870,737
      2002..........................................................     888,571
      2003..........................................................     889,113
      Thereafter....................................................   9,425,228
                                                                     -----------
                                                                     $13,789,643
                                                                     ===========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

5. Investment in Joint Ventures:

   The Partnership has a 50 percent and a 27.8% interest in the profits and losses of Attalla Joint Venture and Salem Joint Venture, respectively. The remaining interests in these joint ventures are held by affiliates of the Partnership which have the same general partners.

   The Partnership also owns a property in Arvada, Colorado, as tenants-in-common with an affiliate of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate. As of December 31, 1998, the Partnership owned a 66.13% interest in this property.

   In January 1997, the Partnership used the net sales proceeds from the 1996 sale of the property in Richmond, Virginia, to acquire a property in Akron, Ohio, as tenants-in-common with an affiliate of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 63.09% interest in this property.

   In addition, in December 1997, the Partnership acquired a property in Miami, Florida, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures. As of December 31, 1998, the Partnership owned a 47.83% interest in this property.

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   Attalla Joint Venture and Salem Joint Venture and the Partnership and affiliates, as tenants-in-common in three separate tenancy-in-common arrangements, each own and lease one property to an operator of national fast-food or family-style restaurants. The following presents the combined, condensed financial information for the joint ventures and the properties held as tenants-in-common with affiliates at December 31:

                                                            1998       1997
                                                         ---------- ----------
      Land and buildings on operating leases, less
       accumulated depreciation......................... $4,174,420 $4,256,861
      Net investment in direct financing leases.........    360,790    364,479
      Cash..............................................     19,083     18,729
      Receivables.......................................        546        --
      Prepaid expenses..................................        454        380
      Accrued rental income.............................    182,217    106,653
      Liabilities.......................................     16,028     15,653
      Partners' capital.................................  4,721,482  4,731,449
      Revenues..........................................    569,719    347,971
      Net income........................................    476,700    285,922

   The Partnership recognized income totalling $243,492, $150,417, and $60,654 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures and the properties held as tenants-in-common with affiliates.

6. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their invested capital contributions (the "Limited Partners' 10% Return").

   Generally, net sales proceeds from the sale of properties, not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their Limited Partners' 10% Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from the sale of a property, not in liquidation of the Partnership, is in general, allocated in the same manner as net sales proceeds will be distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During each of the years ended December 31, 1998, 1997, and 1996, the Partnership declared distributions to the limited partners of $3,400,008. No distributions have been made to the general partners to date.

7. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                                1998        1997        1996
                                             ----------  ----------  ----------
   Net income for financial reporting
    purposes...............................  $2,495,855  $3,035,627  $3,231,815
   Depreciation for tax reporting purposes
    in excess of depreciation for financial
    reporting purposes.....................     (59,127)   (100,696)   (103,634)
   Direct financing leases recorded as
    operating leases for tax reporting
    purposes...............................      82,115      84,646      80,214
   Capitalization of transaction costs for
    tax reporting purposes.................      23,291         --          --
   Equity in earnings of joint ventures for
    tax reporting purposes in excess of
    (less than) equity in earnings of joint
    ventures for financial reporting
    purposes...............................     (27,118)    (19,727)      6,819
   Gain on sale of property for financial
    reporting purposes, deferred for tax
    reporting purposes.....................         --          --      (82,855)
   Loss on sale of property for financial
    reporting purposes in excess of loss
    for tax reporting purposes.............         --       38,823         --
   Allowance for loss on building..........     297,885         --          --
   Allowance for doubtful accounts.........         532    (150,734)    102,198
   Accrued rental income...................        (783)   (378,850)   (313,540)
   Rents paid in advance...................      38,165     (48,535)     51,142
                                             ----------  ----------  ----------
   Net income for federal income tax
    purposes...............................  $2,850,815  $2,460,554  $2,972,159
                                             ==========  ==========  ==========

8. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate a management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures and the property held as tenants-in-common with an affiliate. The management fee, which will not

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Affiliate. All or any portion of the management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Affiliates shall determine. The Partnership incurred management fees of $35,257, $34,321, and $35,675 for the years ended December 31, 1998, 1997, and 1996, respectively.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 10% Preferred Return, plus their adjusted capital contributions. No deferred, subordinated real estate disposition fees have been incurred since inception.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. For the years ended December 31, 1998, 1997, and 1996, the expenses incurred for these services were $98,719, $87,322, and $91,272, respectively.

   During 1997, the Partnership and an affiliate of the general partners acquired a property in Akron, Ohio, as tenants-in-common for a purchase price of $872,625 (of which the Partnership contributed $550,000 or 63.03%) from CNL BB Corp., also an affiliate of the general partners. CNL BB Corp. had purchased and temporarily held title to this property in order to facilitate the acquisition of the property by the Partnership and the affiliate, as tenants-in-common. The purchase price paid by the Partnership and the affiliate represented the costs incurred by CNL BB Corp. to acquire and carry the property, including closing costs.

   The due to related parties at December 31, 1998 and 1997, totalled $22,529, and $6,791, respectively.

9. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures and the properties held as tenants-in-common with affiliates) for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
      Flagstar Enterprises, Inc..................... $649,525 $744,199 $765,109
      Long John Silver's, Inc. .....................  571,066  759,064  764,565
      Golden Corral Corporation.....................  542,900  536,886  539,568
      Foodmaker, Inc. ..............................  458,690  450,816  450,393
      Checkers Drive-In Restaurants, Inc............      N/A      N/A  412,422

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures and the properties held as tenants-in-common with affiliates) for each of the years ended December 31:

                                                        1998     1997     1996
                                                      -------- -------- --------
      Hardee's....................................... $649,525 $649,762 $670,249
      Long John Silver's.............................  571,066  759,064  764,565
      Golden Corral Family Steakhouse Restaurants....  542,900  536,886  539,568
      Burger King....................................  497,670  484,111  431,280
      Jack in the Box................................  458,690  450,816  450,393
      Checkers Drive-In Restaurants..................      N/A      N/A  412,422

   The information denoted by N/A indicates that for each period presented, the tenant and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

   In June 1998, Long John Silver's, Inc. filed for bankruptcy and rejected the leases relating to three of the eight Properties it leased and ceased making rental payments to the Partnership. During 1998, the Partnership entered into a new lease for two of the three properties with new tenants. The general partners are currently seeking either a new tenant or a purchaser for the remaining property. The Partnership will not recognize rental and earned income from this property until a new tenant is located or until the property is sold and the proceeds from such sale is reinvested in an additional property. While Long John Silver's, Inc. has not rejected or affirmed the remaining five leases, there can be no assurance that some or all of the leases will not be rejected in the future. The lost revenues resulting from the vacant property, and the possible rejection of the remaining five leases could have an adverse effect on the results of operations of the Partnership if the Partnership is unable to re-lease these properties in a timely manner.

10. Commitment:

   In November 1998, the Partnership entered into a new lease for the property in Tampa, Florida, with a new tenant to operate the property as a Steak-N-Shake restaurant. In connection therewith, the Partnership agreed to pay up to $600,000 in renovation costs, none of which were incurred as of the year ended December 31, 1998.

11. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 3,886,185 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on

                           CNL INCOME FUND XIII, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $38,283,180 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

12. Reverse Stock Split:

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 11 being adjusted to 1,943,093 shares.

             UNAUDITED PRO FORMA FINANCIAL INFORMATION OF APF

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                        CNL Income Fund XIII, Ltd.

   The following unaudited pro forma financial information with respect to APF gives effect to the acquisition of properties, the acquisition of CNL Fund Advisors, Inc. (the "Advisor" or "CFA") and the CNL Restaurant Financial Services Group, and the acquisition of the Income Fund (the acquisition of the Income Fund is referred to as the "Acquisition"), and is based on estimates and assumptions set forth below in the notes to such information which included pro forma adjustments. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF, the historical combined financial information of the Income Fund, the Advisor and CNL Restaurant Financial Services Group (shown separately as CNL Financial Services, Inc. ("CFS") and CNL Financial Corporation ("CFC")) and should be read in conjunction with the selected historical financial data and accompanying notes of APF, Income Fund, Advisor and CNL Restaurant Financial Services Group. The pro forma balance sheet assumes that the Acquisition occurred on June 30, 1999, and the pro forma consolidated statements of earnings and statements of cash flows assume that the acquisition of properties by APF from January 1, 1998 through July 31, 1999, the acquisition of the Advisor, the CNL Restaurant Financial Services Group and the Acquisition occurred on January 1, 1998.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partners elected to receive notes in the Acquisition. The assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Acquisition had been effected on the dates indicated or of the results which may be obtained in the future.



   See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                        CNL Income Fund XIII, Ltd.

                              As of June 30, 1999

                                           Property                                Historical
                                         Acquisition                                  CNL        Historical
                            Historical    Pro Forma                   Historical   Financial    CNL Financial
                               APF       Adjustments      Subtotal     Advisor   Services, Inc.     Corp.        Subtotal
                           ------------  ------------   ------------  ---------- -------------- ------------- --------------
         ASSETS:
 Land and Building on
  operating leases (net
  depreciation).........   $569,567,003   $3,369,856(A) $572,936,859  $        0   $        0   $          0  $  572,936,859
 Net Investment in
  Direct Financing
  Leases................    132,179,949            0     132,179,949           0            0              0     132,179,949
 Mortgages and Notes
  Receivable............     63,351,507            0      63,351,507           0            0    290,522,671     353,874,178
 Other Investments......     16,197,812            0      16,197,812           0            0      6,361,082      22,558,894
 Investment In Joint
  Ventures..............      1,081,046            0       1,081,046           0            0              0       1,081,046
 Cash and Cash
  Equivalents...........     18,764,033            0(A)   18,764,033     333,295      639,036      1,767,517      21,503,881

 Restricted
  Cash/Certificates of
  Deposit...............      2,006,690            0       2,006,690           0            0      2,482,041       4,488,731
 Receivables (net
  allowances)/Due from
  Related Party.........        649,972            0         649,972   8,668,738    5,417,084      1,125,933      15,861,727
 Accrued Rental Income..      5,875,698            0       5,875,698           0            0              0       5,875,698
 Other Assets...........     12,551,632            0      12,551,632     405,214      313,486      2,479,317      15,749,649
 Goodwill...............              0            0               0           0            0              0               0
                           ------------   ----------    ------------  ----------   ----------   ------------  --------------
  Total Assets..........   $822,225,342   $3,369,856    $825,595,198  $9,407,247   $6,369,606   $304,738,561  $1,146,110,612
                           ============   ==========    ============  ==========   ==========   ============  ==============
 LIABILITIES AND EQUITY:
 Accounts Payable and
  Accrued Liabilities...   $  2,105,725   $        0    $  2,105,725  $  673,437   $  311,969   $  2,013,172  $    5,104,303
 Accrued Construction
  Costs Payable.........      9,745,014            0       9,745,014           0            0              0       9,745,014
 Distributions Payable..              0            0               0           0            0              0               0
 Due to Related
  Parties...............      1,444,444            0       1,444,444           0      500,981     30,170,185      32,115,610
 Income Tax Payable.....              0            0               0      51,466       16,906        274,485         342,857
 Line of Credit/Notes
  payable...............    149,000,000    3,369,856(A)  152,369,856     351,869            0    267,685,382     420,407,107
 Deferred Income........      2,466,355            0       2,466,355           0            0              0       2,466,355
 Rents Paid in Advance..      1,617,367            0       1,617,367           0            0              0       1,617,367
 Minority Interest......        644,611            0         644,611           0            0              0         644,611
 Common Stock...........        373,484            0         373,484           0            0              0         373,484
 Common Stock--Class A..              0            0               0       6,400        2,000            200           8,600
 Common Stock--Class B..              0            0               0       3,600          724            501           4,825
 Additional Paid-in-
  capital...............    669,997,715            0     669,997,715   3,328,376    5,303,503      3,937,095     682,566,689

 Accumulated
  distributions in
  excess of net
  earnings..............    (15,169,373)           0     (15,169,373)  4,992,099      233,523        657,541      (9,286,210)
 Partners' Capital......              0            0               0           0            0              0               0
                           ------------   ----------    ------------  ----------   ----------   ------------  --------------
  Total Liabilities and
   Equity...............   $822,225,342   $3,369,856    $825,595,198  $9,407,247   $6,369,606   $304,738,561  $1,146,110,612
                           ============   ==========    ============  ==========   ==========   ============  ==============
 Wtd. Avg. Shares
  Outstanding...........     37,347,883                                                                                    0
                           ============
 Shares Outstanding.....     37,348,464
                           ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                        CNL Income Fund XIII, Ltd.

                              As of June 30, 1999

                                                            Historical
                           Combining                        CNL Income
                           Pro Forma           Combined     Fund XIII,   Pro Forma           Adjusted
                          Adjustments            APF           Ltd.     Adjustments         Pro Forma
                          ------------      --------------  ----------- ------------      --------------
        ASSETS:
Land and Building on
 operating leases (net
 depreciation)..........  $          0      $  572,936,859  $22,393,406 $  4,750,292 (B2) $  600,080,557
Net Investment in Direct
 Financing Leases.......             0         132,179,949    7,508,202    1,212,027 (B2)    140,900,178
Mortgages and Notes
 Receivable.............             0         353,874,178            0            0         353,874,178
Other Investments.......             0          22,558,894            0            0          22,558,894
Investment In Joint
 Ventures...............             0           1,081,046    2,447,615      839,991 (B2)      4,368,652
Cash and Cash
 Equivalents............    (9,036,817)(B1)     12,467,064      682,240   (2,855,183)(B2)      9,864,121
                                                                            (430,000)(B2)
Restricted
 Cash/Certificates of
 Deposit................             0           4,488,731            0            0           4,488,731
Receivables (net
 allowances)/Due from
 Related Party..........    (6,614,629)(C)       9,247,098       78,930      (48,066)(E)       9,277,962
Accrued Rental Income...             0           5,875,698    1,532,130   (1,532,130)(B2)      5,875,698
Other Assets............    (2,575,792)(B1)     13,173,857       51,185      (51,185)(B2)     13,173,857
Goodwill................    42,893,798 (B1)     42,893,798            0            0          42,893,798
                          ------------      --------------  ----------- ------------      --------------
 Total Assets...........  $ 24,666,560      $1,170,777,172  $34,693,708 $  1,885,746      $1,207,356,626
                          ============      ==============  =========== ============      ==============
LIABILITIES AND EQUITY:
Accounts Payable and
 Accrued Liabilities....  $          0      $    5,104,303  $    97,137 $          0      $    5,201,440
Accrued Construction
 Costs
 Payable................             0           9,745,014      600,000            0          10,345,014
Distributions Payable...             0                   0      850,002            0             850,002
Due to Related Parties..    (6,614,629)(C)      25,500,981       48,066      (48,066)(E)      25,500,981
Income Tax Payable......      (342,857)(D)               0            0            0                   0
Line of Credit/Notes
 payable................             0         420,407,107            0            0         420,407,107
Deferred Income.........             0           2,466,355            0            0           2,466,355
Rents Paid in Advance...             0           1,617,367       34,318            0           1,651,685
Minority Interest.......             0             644,611            0            0             644,611
Common Stock............        61,500 (B1)        434,984            0       19,216 (B2)        454,200
Common Stock--Class A...        (8,600)(B1)              0            0            0                   0
Common Stock--Class B...        (4,825)(B1)              0            0            0                   0
Additional Paid-in-
 capital................   122,938,500 (B1)    792,936,215            0   34,978,781 (B2)    827,914,996
                           (12,568,974)(B1)
Accumulated
 distributions in excess
 of net earnings........    (5,883,163)(B1)    (88,079,765)           0            0         (88,079,765)
                           (73,253,249)(B1)
                               342,857 (D)
Partners' Capital.......             0                   0   33,064,185  (33,064,185)(B2)              0
                          ------------      --------------  ----------- ------------      --------------
 Total Liabilities and
  Equity................  $ 24,666,560      $1,170,777,172  $34,693,708 $  1,885,746      $1,207,356,626
                          ============      ==============  =========== ============      ==============
Wtd. Avg. Shares
 Outstanding............                                                                      45,419,476
                                                                                          ==============
Shares Outstanding......                                                                      45,420,057
                                                                                          ==============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                        CNL Income Fund XIII, Ltd.

                     For the Six Months Ended June 30, 1999

                                         Property                                              Historical
                                       Acquisition                              Historical CNL     CNL
                          Historical    Pro Forma                  Historical     Financial     Financial
                              APF      Adjustments     Subtotal      Advisor    Services, Inc.    Corp.      Subtotal
                          -----------  ------------   -----------  -----------  -------------- -----------  -----------
Revenues:
 Rental and Earned
  Income................  $27,900,894   $3,056,620(a) $30,957,514  $         0    $        0   $         0  $30,957,514
 Fees...................            0            0              0    9,454,036     2,963,154        11,511   12,428,701
 Interest and Other
  Income................    4,249,461            0      4,249,461       87,570       249,258    11,539,080   16,125,369
                          -----------   ----------    -----------  -----------    ----------   -----------  -----------
 Total Revenue..........   32,150,355    3,056,620     35,206,975    9,541,606     3,212,412    11,550,591  $59,511,584
Expenses:
 General and
  Administrative........    2,244,408            0      2,244,408    5,405,130     2,441,151       263,524   10,354,213
 Management and Advisory
  Fees..................    1,681,870            0      1,681,870            0             0     1,231,905    2,913,775
 Fees Paid to Related
  Parties...............            0            0              0       88,949       689,425             0      778,374
 Interest Expense.......            0            0              0       92,707             0    10,294,499   10,387,206
 State Taxes............      464,966            0        464,966            0             0             0      464,966
 Depreciation--Other....            0            0              0       77,130        39,032             0      116,162
 Depreciation--
  Property..............    3,701,974      967,179(a)   4,669,153            0             0             0    4,669,153
 Amortization...........        9,700            0          9,700           36             0             0        9,736
 Transaction Costs......      483,005            0        483,005            0             0             0      483,005
                          -----------   ----------    -----------  -----------    ----------   -----------  -----------
 Total Expenses.........    8,585,923      967,179      9,553,102    5,663,952     3,169,608    11,789,928   30,176,590
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties ..  $23,564,432   $2,089,441    $25,653,873  $ 3,877,654    $   42,804   $  (239,337) $29,334,994
 Equity in Earnings of
  Joint
  Ventures/Minority
  Interest .............       31,241            0         31,241            0             0             0       31,241
 Gain (Loss) on Sale of
  Properties............     (201,843)           0       (201,843)           0             0             0     (201,843)
 Provision for Losses on
  Properties............     (540,522)           0       (540,522)           0             0             0     (540,522)
                          -----------   ----------    -----------  -----------    ----------   -----------  -----------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........   22,853,308    2,089,441     24,942,749    3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision) for
  Federal Income Taxes..            0            0              0   (1,595,036)      (16,906)       86,202   (1,525,740)
                          -----------   ----------    -----------  -----------    ----------   -----------  -----------
Net Earnings (Losses)...  $22,853,308   $2,089,441    $24,942,749  $ 2,282,618    $   25,898   $  (153,135) $27,098,130
                          ===========   ==========    ===========  ===========    ==========   ===========  ===========
Earnings Per
 Share/Unit.............  $      0.61   $      n/a    $       n/a  $       n/a    $      n/a   $       n/a  $       n/a
                          ===========   ==========    ===========  ===========    ==========   ===========  ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                        CNL Income Fund XIII, Ltd.

                     For the Six Months Ended June 30, 1999


                           Combining                         Historical
                           Pro Forma           Combined      CNL Income     Pro Forma          Adjusted
                          Adjustments             APF      Fund XIII, Ltd. Adjustments         Pro Forma
                          -----------         -----------  --------------- -----------        -----------
Revenues:
 Rental and Earned
  Income................  $         0         $30,957,514    $1,696,832     $  23,535 (j)     $32,677,881
 Fees...................   (9,812,516)(b),(c)   2,616,185             0       (48,188)(k)       2,567,997
 Interest and Other
  Income................      144,014 (d)      16,269,383        12,993             0          16,282,376
                          -----------         -----------    ----------     ---------         -----------
 Total Revenue..........  $(9,668,502)        $49,843,082    $1,709,825     $ (24,653)        $51,528,254
Expenses:
 General and
  Administrative........     (774,311)(e)       9,579,902       109,501       (54,122)(l),(m)   9,635,281
 Management and Advisory
  Fees..................   (2,913,775)(f)               0        17,777       (17,777)(n)               0
 Fees Paid to Related
  Parties...............     (743,673)(g)          34,701             0             0              34,701
 Interest Expense.......            0          10,387,206             0             0          10,387,206
 State Taxes............            0             464,966        21,476         7,463 (o)         493,905
 Depreciation--Other....            0             116,162             0             0             116,162
 Depreciation--
  Property..............            0           4,669,153       199,667        71,011 (p)       4,939,831
 Amortization...........    1,072,345 (h)       1,082,081         1,004             0           1,083,085
 Transaction Costs......            0             483,005       113,883             0             596,888
                          -----------         -----------    ----------     ---------         -----------
 Total Expenses.........   (3,359,414)         26,817,176       463,308         6,575          27,287,059
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...  $(6,309,088)        $23,025,906    $1,246,517     $ (31,228)        $24,241,195
 Equity in Earnings of
  Joint
  Ventures/Minority
  Interest..............            0              31,241       120,554       (10,234)(q)         141,561
 Gain (Loss) on Sale of
  Properties............            0            (201,843)     (352,285)            0            (554,128)
 Provision for Losses on
  Properties............            0            (540,522)            0             0            (540,522)
                          -----------         -----------    ----------     ---------         -----------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........   (6,309,088)         22,314,782     1,014,786       (41,462)         23,288,106
 Benefit/(Provision) for
  Federal Income Taxes..    1,525,740 (i)               0             0             0                   0
                          -----------         -----------    ----------     ---------         -----------
Net Earnings (Losses)...  $(4,783,348)        $22,314,782    $1,014,786     $ (41,462)        $23,288,106
                          ===========         ===========    ==========     =========         ===========
Earnings Per
 Share/Unit.............  $       n/a         $       n/a    $     0.25     $     n/a         $      0.51
                          ===========         ===========    ==========     =========         ===========
Wtd. Avg. Shares
 Outstanding............    6,150,000          43,497,883           n/a     1,921,593          45,419,476 (r)
                          ===========         ===========    ==========     =========         ===========

               CNL AMERICAN PROPERTIES FUND INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                        CNL Income Fund XIII, Ltd.

                      For the Year Ended December 31, 1998

                                         Property                                               Historical
                                       Acquisition                               Historical CNL     CNL
                          Historical    Pro Forma                   Historical     Financial     Financial
                              APF      Adjustments      Subtotal      Advisor    Services, Inc.    Corp.       Subtotal
                          -----------  ------------    -----------  -----------  -------------- -----------  ------------
Revenues:
 Rental and Earned
  Income................  $33,129,661   22,951,799(a)  $56,081,460  $         0    $        0   $         0  $ 56,081,460
 Fees...................            0            0               0   28,904,063     6,619,064       418,904    35,942,031
 Interest and Other
  Income................    9,057,376            0       9,057,376      145,016       574,078    22,238,311    32,014,781
                          -----------  -----------     -----------  -----------    ----------   -----------  ------------
 Total Revenue..........  $42,187,037  $22,951,799     $65,138,836  $29,049,079    $7,193,142   $22,657,215  $124,038,272
Expenses:
 General and
  Administrative........    2,798,481            0       2,798,481    9,843,409     6,114,276     1,425,109    20,181,275
 Management and Advisory
  Fees..................    1,851,004            0       1,851,004            0             0     2,807,430     4,658,434
 Fees to Related
  Parties...............            0            0               0    1,247,278     1,773,406             0     3,020,684
 Interest Expense.......            0            0               0      148,415             0    21,350,174    21,498,589
 State Taxes............      548,320            0         548,320       19,126             0             0       567,446
 Depreciation--Other....            0            0               0      119,923        79,234             0       199,157
 Depreciation--
  Property..............    4,042,290    6,246,947(a)   10,289,237            0             0             0    10,289,237
 Amortization...........       11,808            0          11,808       57,077             0        95,116       164,001
 Transaction Costs......      157,054            0         157,054            0             0             0       157,054
                          -----------  -----------     -----------  -----------    ----------   -----------  ------------
 Total Expenses.........    9,408,957    6,246,947      15,655,904   11,435,228     7,966,916    25,677,829    60,735,877
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization
 and Provision for
 Losses on Properties...  $32,778,080  $16,704,852     $49,482,932  $17,613,851    $ (773,774)  $(3,020,614) $ 63,302,395
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............      (14,138)           0         (14,138)           0             0             0       (14,138)
 Gain (Loss) on Sale of
  Properties............            0            0               0            0             0             0             0
 Gain on
  Securitization........            0            0               0            0             0     3,694,351     3,694,351
 Provision for Losses on
  Properties............     (611,534)           0        (611,534)           0             0             0      (611,534)
                          -----------  -----------     -----------  -----------    ----------   -----------  ------------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........   32,152,408   16,704,852      48,857,260   17,613,851      (773,774)      673,737    66,371,074
 Benefit/(Provision) for
  Federal Income Taxes..            0            0               0   (6,957,472)      305,641      (246,603)   (6,898,434)
                          -----------  -----------     -----------  -----------    ----------   -----------  ------------
Net Earnings (Losses)...  $32,152,408  $16,704,852     $48,857,260  $10,656,379    $ (468,133)  $   427,134  $ 59,472,640
                          ===========  ===========     ===========  ===========    ==========   ===========  ============
Earnings Per
 Share/Unit.............  $      1.21  $       n/a     $       n/a  $       n/a    $      n/a   $       n/a  $        n/a
                          ===========  ===========     ===========  ===========    ==========   ===========  ============
Wtd. Avg. Shares
 Outstanding............   26,648,219    6,981,616      33,629,835          n/a           n/a           n/a    33,629,835
                          ===========  ===========     ===========  ===========    ==========   ===========  ============

               CNL AMERICAN PROPERTIES FUND INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                        CNL Income Fund XIII, Ltd.

                      For the Year Ended December 31, 1998

                           Combining                          Historical
                           Pro Forma            Combined      CNL Income     Pro Forma           Adjusted
                          Adjustments              APF      Fund XIII, Ltd. Adjustments          Pro Forma
                          ------------         -----------  --------------- -----------         -----------
Revenues:
 Rental and Earned
  Income................  $          0         $56,081,460    $3,189,397     $  47,069 (i)      $59,317,926
 Fees...................   (32,715,768)(b),(c)   3,226,263             0       (69,563) (k)       3,156,700
 Interest and Other
  Income................       207,144 (d)      32,221,925        49,321             0           32,271,246
                          ------------         -----------    ----------     ---------          -----------
 Total Revenue..........  $(32,508,624)        $91,529,648    $3,238,718     $ (22,494)         $94,745,872
Expenses:
 General and
  Administrative........    (4,241,719)(e)      15,939,556       191,097       (76,253) (l),(m)  16,054,400
 Management and Advisory
  Fees..................    (4,658,434)(f)               0        35,257       (35,257) (n)               0
 Fees to Related
  Parties...............    (2,161,897)(g)         858,787             0             0              858,787
 Interest Expense.......             0          21,498,589             0             0           21,498,589
 State Taxes............             0             567,446        16,172        11,948 (o)          595,566
 Depreciation--Other....             0             199,157             0             0              199,157
 Depreciation--
  Property..............      (340,898)(r)       9,948,339       421,840       142,022 (p)       10,512,201
 Amortization...........     2,144,690 (h)       2,308,691           813             0            2,309,504
 Transaction Costs......             0             157,054        23,291             0              180,345
                          ------------         -----------    ----------     ---------          -----------
 Total Expenses.........    (9,258,258)         51,477,619       688,470        42,460           52,208,549
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization
 and Provision for
 Losses on Properties...   (23,250,366)         40,052,029     2,550,248       (64,954)         $42,537,323
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............             0             (14,138)      243,492       (20,468) (q)         208,886
 Gain (Loss) on Sale of
  Properties............             0                   0             0             0                    0
 Gain on
  Securitization........             0           3,694,351             0             0            3,694,351
 Provision for Losses on
  Properties............             0            (611,534)     (297,885)            0             (909,419)
                          ------------         -----------    ----------     ---------          -----------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........   (23,250,366)         43,120,708     2,495,855       (85,422)          45,531,141
 Benefit/(Provision) for
  Federal Income Taxes..     6,898,434 (i)               0             0             0                    0
                          ------------         -----------    ----------     ---------          -----------
Net Earnings (Losses)...  $(16,351,932)        $43,120,708    $2,495,855     $ (85,422)         $45,531,141
                          ============         ===========    ==========     =========          ===========
Earnings Per
 Share/Unit.............  $        n/a         $       n/a    $     0.62     $     n/a          $      1.09
                          ============         ===========    ==========     =========          ===========
Wtd. Avg. Shares
 Outstanding............     6,150,000          39,779,835           n/a     1,921,593           41,701,428 (s)
                          ============         ===========    ==========     =========          ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XIII, Ltd.
                     For the Six Months Ended June 30, 1999

                                           Property                                                   Historical
                                         Acquisition                                  Historical CNL     CNL
                           Historical     Pro Forma                      Historical     Financial     Financial
                               APF       Adjustments        Subtotal       Advisor    Services, Inc.    Corp.
                          -------------  ------------     -------------  -----------  -------------- ------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $  22,853,308  $  2,089,441 (a) $  24,942,749  $ 2,282,618    $  25,898    $   (153,135)
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
 Depreciation...........      3,701,974       967,179 (b)     4,669,153       77,130       28,372               0
 Amortization expense...          9,700             0             9,700           36            0         900,017
 Minority interest in
  income of consolidated
  joint venture.........         17,610             0            17,610            0            0               0
 Equity in earnings of
  joint ventures, net of
  distributions.........         25,120             0            25,120            0            0               0
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases................        201,843             0           201,843            0            0               0
 Provision for loss on
  land, buildings, and
  direct
  financing leases......        540,522             0           540,522            0            0         (96,475)
 Gain on
  securitization........              0             0                 0            0            0               0
 Net cash proceeds from
  securitization of
  notes receivable......              0             0                 0            0            0               0
 Decrease (increase) in
  other receivables.....       (229,916)            0          (229,916)  (1,904,704)           0         (67,340)
 Increase in accrued
  interest income
  included in
  notes receivable......              0             0                 0            0            0               0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............              0             0                 0            0            0        (183,569)
 Investment in notes
  receivable............              0             0                 0            0            0     (88,701,265)
 Collections on notes
  receivable............              0             0                 0            0            0       9,662,971
 Increase in restricted
  cash..................              0             0                 0            0            0      (2,031,259)
 Decrease in due from
  related party.........              0             0                 0            0     (193,244)         81,412
 Decrease (increase) in
  prepaid expenses......       (320,425)            0          (320,425)           0            0               0
 Decrease in net
  investment in direct
  financing leases......        721,624             0           721,624            0            0               0
 Increase in accrued
  rental income.........     (1,915,785)            0        (1,915,785)           0            0               0
 Decrease (increase) in
  intangibles and other
  assets................              0             0                 0      (36,946)           0         (51,848)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....        135,281             0           135,281     (691,686)    (201,744)         94,671
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..        575,868             0           575,868       (8,810)      18,669               0
 Decrease in accrued
  interest..............              0             0                 0            0            0         (57,986)
 Increase in rents paid
  in advance and
  deposits..............        663,096             0           663,096            0        3,623               0
 Increase (decrease) in
  deferred rental
  income................      1,276,472             0         1,276,472            0            0               0
                          -------------  ------------     -------------  -----------    ---------    ------------
 Total adjustments......      5,402,984       967,179         6,370,163   (2,564,980)    (344,324)    (80,450,671)
                          -------------  ------------     -------------  -----------    ---------    ------------
 Net cash provided by
  (used in) operating
  activities............     28,256,292     3,056,620        31,312,912     (282,362)    (318,426)    (80,603,806)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............      3,673,907             0         3,673,907       22,157            0               0
 Additions to land and
  buildings on operating
  leases................   (170,153,724)  121,715,562 (f)   (48,438,162)           0      (20,873)              0
 Investment in direct
  financing leases......    (44,186,644)            0       (44,186,644)           0            0               0
 Investment in joint
  venture...............       (117,663)            0          (117,663)           0            0               0
 Acquisition of
  businesses............              0             0                 0            0            0               0

 Purchase of other
  investments...........              0             0                 0            0            0               0
 Net loss in market
  value from investments
  in trading
  securities............              0             0                 0            0            0               0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....              0             0                 0            0            0         182,607
 Investment in mortgage
  notes receivable......     (2,596,244)            0        (2,596,244)           0            0               0
 Collections on mortgage
  note receivable.......        224,373             0           224,373            0            0               0
 Investment in notes
  receivable............    (22,358,869)            0       (22,358,869)           0            0               0
 Collection on notes
  receivable............        626,959             0           626,959            0            0               0
 Decrease in restricted
  cash..................              0             0                 0            0            0               0
 Increase in intangibles
  and other assets......     (3,198,326)            0        (3,198,326)           0            0               0
 Investment in
  certificates of
  deposit...............              0             0                 0            0            0               0
 Other..................              0             0                 0            0            0               0
                          -------------  ------------     -------------  -----------    ---------    ------------
 Net cash provided by
  (used in) investing
  activities............   (238,086,231)  121,715,562      (116,370,669)      22,157      (20,873)        182,607
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....        210,736             0           210,736            0       20,570               0
 Contributions from
  limited partners......              0             0                 0            0            0               0
 Contributions from
  holder of minority
  interest..............        366,289             0           366,289            0            0               0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..     (1,258,062)            0        (1,258,062)           0            0               0
 Payment of stock
  issuance costs........       (735,785)            0          (735,785)           0            0               0
 Proceeds from borrowing
  on line of
  credit/notes payable..    151,437,245             0       151,437,245            0            0      94,272,038
 Payment on line of
  credit/notes payable..    (12,580,289)            0       (12,580,289)           0       (4,808)    (14,428,254)
 Retirement of shares of
  common stock..........              0             0                 0            0            0               0
 Distributions to
  holders of minority
  interest..............        (21,105)            0           (21,105)           0            0               0
 Distributions to
  stockholders/limited
  partners..............    (28,476,150)            0       (28,476,150)    (119,808)           0               0
 Other..................     (3,548,744)            0        (3,548,744)           0            0        (181,146)
                          -------------  ------------     -------------  -----------    ---------    ------------
 Net cash provided by
  (used in) financing
  activities............    105,394,135             0       105,394,135     (119,808)      15,762      79,662,638
 Net increase (decrease)
  in cash...............   (104,435,804)  124,772,182        20,336,378     (380,013)    (323,537)       (758,561)
 Cash at beginning of
  year..................    123,199,837   (98,763,763)       24,436,074      713,308      962,573       2,526,078
                          -------------  ------------     -------------  -----------    ---------    ------------
 Cash at end of year....  $  18,764,033  $ 26,008,419     $  44,772,452  $   333,295    $ 639,036    $  1,767,517
                          =============  ============     =============  ===========    =========    ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                        CNL Income Fund XIII, Ltd.

                     For the Six Months Ended June 30, 1999

                                         Combining                     Historical CNL
                                         Pro Forma                      Income Fund    Pro Forma        Adjusted
                            Subtotal    Adjustments     Combined APF     XIII, Ltd.   Adjustments       Pro Forma
                          ------------  -----------     -------------  -------------- -----------     -------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $ 27,098,130  $(4,783,348)(a) $  22,314,782    $1,014,786   $   (41,462)(a) $  23,288,106
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
 Depreciation...........     4,774,655            0         4,774,655       199,667        71,011 (b)     5,045,333
 Amortization expense...       909,753    1,072,345 (c)     1,982,098         1,004             0         1,983,102
 Minority interest in
  income of consolidated
  joint venture.........        17,610            0            17,610             0             0            17,610
 Equity in earnings of
  joint ventures, net of
  distributions.........        25,120            0            25,120         3,604        10,234 (d)        38,958
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases................       201,843            0           201,843       352,285             0           554,128
 Provision for loss on
  land, buildings, and
  direct financing
  leases................       444,047            0           444,047             0             0           444,047
 Gain on
  securitization........             0            0                 0             0             0                 0
 Net cash proceeds from
  securitization of
  notes receivable......             0            0                 0             0             0                 0
 Decrease (increase) in
  other receivables.....    (2,201,960)           0        (2,201,960)       42,189             0        (2,159,771)
 Increase in accrued
  interest income
  included in notes
  receivable............             0            0                 0             0             0                 0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............      (183,569)           0          (183,569)            0             0          (183,569)
 Investment in notes
  receivable............   (88,701,265)           0       (88,701,265)            0             0       (88,701,265)
 Collections on notes
  receivable............     9,662,971            0         9,662,971             0             0         9,662,971
 Increase in restricted
  cash..................    (2,031,259)           0        (2,031,259)            0             0        (2,031,259)
 Decrease in due from
  related party.........      (111,832)           0          (111,832)            0             0          (111,832)
 Decrease (increase) in
  prepaid expenses......      (320,425)           0          (320,425)       (7,869)            0          (328,294)
 Decrease in net
  investment in direct
  financing leases......       721,624            0           721,624        43,688             0           765,312
 Increase in accrued
  rental income.........    (1,915,785)           0        (1,915,785)     (107,527)            0        (2,023,312)
 Decrease (increase) in
  intangibles and other
  assets................       (88,794)           0           (88,794)            0             0           (88,794)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....      (663,478)           0          (663,478)       86,146             0          (577,332)
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..       585,727            0           585,727        25,537             0           611,264
 Decrease in accrued
  interest..............       (57,986)           0           (57,986)            0             0           (57,986)
 Increase in rents paid
  in advance and
  deposits..............       666,719            0           666,719       (20,250)            0           646,469
 Increase (decrease) in
  deferred rental
  income................     1,276,472            0         1,276,472             0             0         1,276,472
                          ------------  -----------     -------------    ----------   -----------     -------------
 Total adjustments......   (76,989,812)   1,072,345       (75,917,467)      618,474        81,245       (75,217,748)
                          ------------  -----------     -------------    ----------   -----------     -------------
 Net cash provided by
  (used in) operating
  activities............   (49,891,682)  (3,711,003)      (53,602,685)    1,633,260        39,783       (51,929,642)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............     3,696,064            0         3,696,064             0             0         3,696,064
 Additions to land and
  buildings on operating
  leases................   (48,459,035)   4,452,252 (e)   (44,006,783)            0             0       (44,006,783)
 Investment in direct
  financing leases......   (44,186,644)           0       (44,186,644)            0             0       (44,186,644)
 Investment in joint
  venture...............      (117,663)           0          (117,663)            0             0          (117,663)
 Acquisition of
  businesses............             0            0                 0             0             0                 0
 Purchase of other
  investments...........             0            0                 0             0             0                 0
 Net loss in market
  value from investments
  in trading
  securities............             0            0                 0             0             0                 0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....       182,607            0           182,607             0             0           182,607
 Investment in mortgage
  notes receivable......    (2,596,244)           0        (2,596,244)            0             0        (2,596,244)
 Collections on mortgage
  note receivable.......       224,373            0           224,373             0             0           224,373
 Investment in notes
  receivable............   (22,358,869)           0       (22,358,869)            0             0       (22,358,869)
 Collection on notes
  receivable............       626,959            0           626,959             0             0           626,959
 Decrease in restricted
  cash..................             0            0                 0             0             0                 0
 Increase in intangibles
  and other assets......    (3,198,326)           0        (3,198,326)            0             0        (3,198,326)
 Investment in
  certificates of
  deposit...............             0            0                 0             0             0                 0
 Other..................             0            0                 0       (17,875)            0           (17,875)
                          ------------  -----------     -------------    ----------   -----------     -------------
 Net cash provided by
  (used in) investing
  activities............  (116,186,778)   4,452,252      (111,734,526)      (17,875)            0      (111,752,401)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....       231,306            0           231,306             0             0           231,306
 Contributions from
  limited partners......             0            0                 0             0             0                 0
 Contributions from
  holder of minority
  interest..............       366,289            0           366,289             0             0           366,289
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..    (1,258,062)           0        (1,258,062)            0             0        (1,258,062)
 Payment of stock
  issuance costs........      (735,785)           0          (735,785)            0             0          (735,785)
 Proceeds from borrowing
  on line of
  credit/notes payable..   245,709,283            0       245,709,283             0             0       245,709,283
 Payment on line of
  credit/notes payable..   (27,013,351)           0       (27,013,351)            0             0       (27,013,351)
 Retirement of shares of
  common stock..........             0            0                 0             0             0                 0
 Distributions to
  holders of minority
  interest..............       (21,105)           0           (21,105)            0             0           (21,105)
 Distributions to
  stockholders/limited
  partners..............   (28,595,958)           0       (28,595,958)   (1,700,004)            0       (30,295,962)
 Other..................    (3,729,890)           0        (3,729,890)            0             0        (3,729,890)
                          ------------  -----------     -------------    ----------   -----------     -------------
 Net cash provided by
  (used in) financing
  activities............   184,952,727            0       184,952,727    (1,700,004)            0       183,252,723
Net increase (decrease)
 in cash................    18,874,267      741,249        19,615,516       (84,619)       39,783        19,570,680
Cash at beginning of
 year...................    28,638,033   (1,790,571)       26,847,462       766,859    (3,208,115)       24,406,206
                          ------------  -----------     -------------    ----------   -----------     -------------
Cash at end of year.....  $ 47,512,300  $(1,049,322)    $  46,462,978    $  682,240   $(3,168,332)    $  43,976,886
                          ============  ===========     =============    ==========   ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                        CNL Income Fund XIII, Ltd.

                      For the Year Ended December 31, 1998

                                           Property                                      Historical    Historical
                            Restated      Acquisition                                       CNL            CNL
                           Historical      Pro Forma                      Historical     Financial      Financial
                               APF        Adjustments        Subtotal       Advisor    Services, Inc.     Corp.
                          -------------  -------------     -------------  -----------  -------------- -------------
Cash Flows from
 Operating Activities:
Net Income(loss)........  $  32,152,408  $  16,704,852 (a) $  48,857,260  $10,656,379    $ (468,133)  $     427,134
Adjustments to reconcile
 net income(loss) to net
 cash provided by (used
 in) operating
 activities:
 Depreciation...........      4,042,290      6,246,947 (b)    10,289,237      119,923        79,234               0
 Amortization expense...         11,808              0            11,808       56,003             0       2,246,273
 Minority interest in
  income of consolidated
  joint venture.........         30,156              0            30,156            0             0               0
 Equity in earnings of
  joint ventures, net of
  distributions.........        (15,440)             0           (15,440)           0             0               0
 Loss (gain) on sale of
  land, building, net
  investment in direct
  financing leases......              0              0                 0            0             0               0
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes........        611,534              0           611,534            0             0         398,042
 Gain on
  securitization........              0              0                 0            0             0      (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable......              0              0                 0            0             0     265,871,668
 Decrease (increase) in
  other receivables.....        899,572              0           899,572   (3,896,090)            0         453,105
 Increase in accrued
  interest income
  included in notes
  receivable............              0              0                 0            0             0        (170,492)
 Increase in accrued
  interest on mortgage
  note receivable.......              0              0                 0            0             0               0
 Investment in notes
  receivable............              0              0                 0            0             0    (288,590,674)
 Collections on notes
  receivable............              0              0                 0            0             0      23,539,641
 Decrease in restricted
  cash..................              0              0                 0            0             0       2,504,091
 Decrease (increase) in
  due from related
  party.................              0              0                 0            0        89,839      (1,043,527)
 Increase in prepaid
  expenses..............              0              0                 0            0         7,246               0
 Decrease in net
  investment in direct
  financing leases......      1,971,634              0         1,971,634            0             0               0
 Increase in accrued
  rental income.........     (2,187,652)             0        (2,187,652)           0             0               0
 Increase in intangibles
  and other assets......        (29,477)             0           (29,477)     (44,716)      (20,635)        (59,523)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....        467,972              0           467,972      156,317       325,898        (103,507)
 Increase in due to
  related parties,
  excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..         31,255              0            31,255            0      (164,619)              0
 Increase in accrued
  interest..............              0              0                 0            0             0         (77,968)
 Increase in rents paid
  in advance and
  deposits..............        436,843              0           436,843            0             0               0
 Decrease in deferred
  rental income.........        693,372              0           693,372            0             0               0
                          -------------  -------------     -------------  -----------    ----------   -------------  ---
 Total adjustments......      6,963,867      6,246,947        13,210,814   (3,608,563)      316,963       1,610,591
                          -------------  -------------     -------------  -----------    ----------   -------------  ---
 Net cash provided
  by(used in) operating
  activities............     39,116,275     22,951,799        62,068,074    7,047,816      (151,170)      2,037,725
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............      2,385,941              0         2,385,941            0             0               0
 Additions to land and
  buildings on operating
  leases................   (200,101,667)    (3,369,856)(e)  (325,187,085)    (381,671)     (236,372)              0
                                          (121,715,562)(i)
 Investment in direct
  financing leases......    (47,115,435)             0       (47,115,435)           0             0               0
 Investment in joint
  venture...............       (974,696)             0          (974,696)           0             0               0
 Acquisition of
  businesses............              0              0                 0            0             0               0
 Purchase of other
  investments...........    (16,083,055)             0       (16,083,055)           0             0               0
 Net loss in market
  value from investments
  in trading
  securities............              0              0                 0            0             0         295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment
  income................              0              0                 0            0             0         212,821
 Investment in mortgage
  notes receivable......     (2,886,648)             0        (2,886,648)           0             0               0
 Collections on mortgage
  note receivable.......        291,990              0           291,990            0             0               0
 Investment in equipment
  notes receivable......     (7,837,750)             0        (7,837,750)           0             0               0
 Collections on
  equipment notes
  receivable............      1,263,633              0         1,263,633    1,783,240             0               0
 Decrease in restricted
  cash..................              0              0                 0            0             0               0
 Increase in intangibles
  and other assets......     (6,281,069)             0        (6,281,069)           0             0               0
                                      0              0                 0            0             0               0
 Other..................              0              0                 0      200,000             0               0
                          -------------  -------------     -------------  -----------    ----------   -------------  ---
 Net cash provided
  by(used in) investing
  activities............   (277,338,756)  (125,085,418)     (402,424,174)   1,601,569      (236,372)        508,335
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....    385,523,966              0       385,523,966      966,115        51,830          50,100
 Contributions from
  limited partners......              0              0                 0            0             0               0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..     (4,574,925)             0        (4,574,925)           0             0               0
 Payment of stock
  issuance costs........    (34,579,650)             0       (34,579,650)           0             0               0
 Proceeds from borrowing
  on line of
  credit/notes payable..      7,692,040      3,369,856 (e)    11,061,896      198,296             0     413,555,624
 Payment on line of
  credit/notes payable..         (8,039)             0            (8,039)           0             0    (411,805,787)
 Retirement of shares of
  common stock..........       (639,528)             0          (639,528)           0             0               0
 Distributions to
  holders of minority
  interest..............        (34,073)             0           (34,073)           0             0               0
 Distributions to
  stockholders/limited
  partners..............    (39,449,149)             0       (39,449,149)  (9,364,488)            0               0
 Other..................        (95,101)             0           (95,101)           0            24      (2,500,011)
                          -------------  -------------     -------------  -----------    ----------   -------------  ---
 Net cash provided by
  (used in) financing
  activities............    313,835,541      3,369,856       317,205,397   (8,200,077)       51,854        (700,074)
Net increase(decrease)
 in cash................     75,613,060    (98,763.763)      (23,150,703)     449,308      (335,688)      1,845,986
Cash at beginning of
 year...................     47,586,777              0        47,586,777      264,000     1,298,261         680,092
                          -------------  -------------     -------------  -----------    ----------   -------------  ---
Cash at end of year.....  $ 123,199,837  $ (98,763,763)    $  24,436,074  $   713,308    $  962,573   $   2,526,078
                          =============  =============     =============  ===========    ==========   =============  ===

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                        CNL Income Fund XIII, Ltd.

                      For the Year Ended December 31, 1998

                                                                           Historical
                                            Combining                      CNL Income
                                            Pro Forma         Combined      Fund XIII,   Pro Forma        Adjusted
                              Subtotal     Adjustments           APF          Ltd.      Adjustments       Pro Forma
                            -------------  ------------     -------------  -----------  -----------     -------------
 Cash Flows from
  Operating Activities:
 Net Income(loss)........   $  59,472,640  $(16,351,932)(a) $  43,120,708  $ 2,495,855  $   (85,422)(a) $  45,531,141
 Adjustments to reconcile
  net income(loss) to net
  cash provided by(used
  in) operating
  activities:
 Depreciation............      10,488,394      (340,898)(b)    10,147,496      421,840      142,022 (b)    10,711,358
 Amortization expense....       2,314,084     2,144,690 (c)     4,458,774          813            0         4,459,587
 Minority interest in
  income of consolidated
  joint venture..........          30,156             0            30,156            0            0            30,156
 Equity in earnings of
  joint ventures, net of
  distributions..........         (15,440)            0           (15,440)       6,778       20,468 (d)        11,806
 Loss(gain) on sale of
  land, building, net
  investment in direct
  financing leases.......               0             0                 0            0            0                 0
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes.........       1,009,576             0         1,009,576      297,885            0         1,307,461
 Gain on securitization..      (3,356,538)            0        (3,356,538)           0            0        (3,356,538)
 Net cash proceeds from
  securitization of notes
  receivable.............     265,871,668             0       265,871,668            0            0       265,871,668
 Decrease(increase) in
  other receivables......      (2,543,413)            0        (2,543,413)     (97,173)           0        (2,640,586)
 Increase in accrued
  interest income
  included in notes
  receivable.............        (170,492)            0          (170,492)           0            0          (170,492)
 Increase in accrued
  interest on mortgage
  note receivable........               0             0                 0            0            0                 0
 Investment in notes
  receivable.............    (288,590,674)            0      (288,590,674)           0            0      (288,590,674)
 Collections on notes
  receivable.............      23,539,641             0        23,539,641            0            0        23,539,641
 Decrease in restricted
  cash...................       2,504,091             0         2,504,091            0            0         2,504,091
 Decrease(increase) in
  due from related
  party..................        (953,688)            0          (953,688)           0            0          (953,688)
 Increase in prepaid
  expenses...............           7,246             0             7,246        1,915            0             9,161
 Decrease in net
  investment in direct
  financing leases.......       1,971,634             0         1,971,634       82,115            0         2,053,749
 Increase in accrued
  rental income..........      (2,187,652)            0        (2,187,652)        (783)           0        (2,188,435)
 Increase in intangibles
  and other assets.......        (154,351)            0          (154,351)           0            0          (154,351)
 Increase(decrease) in
  accounts payable,
  accrued expenses and
  other liabilities......         846,680             0           846,680        3,320            0           850,000
 Increase in due to
  related parties,
  excluding reimbursement
  of acquisition, and
  stock issuance costs
  paid on behalf of the
  entity.................        (133,364)            0          (133,364)      15,738            0          (117,626)
 Increase in accrued
  interest...............         (77,968)            0           (77,968)           0            0           (77,968)
 Increase in rents paid
  in advance and
  deposits...............         436,843             0           436,843       48,998            0           485,841
 Decrease in deferred
  rental income..........         693,372             0           693,372            0            0           693,372
                            -------------  ------------     -------------  -----------  -----------     -------------
  Total adjustments......      11,529,805     1,803,792        13,333,597      781,446      162,490        14,277,533
                            -------------  ------------     -------------  -----------  -----------     -------------
  Net cash provided
   by(used in) operating
   activities............      71,002,445   (14,548,140)       56,454,305    3,277,301       77,068        59,808,674
 Cash Flows from
  Investing Activities:
 Proceeds from sale of
  land, buildings, direct
  financing leases, and
  equipment..............       2,385,941             0         2,385,941            0            0         2,385,941
 Additions to land and
  buildings on operating
  leases.................    (325,805,128)   21,794,386 (h)  (304,010,742)           0            0      (304,010,742)
 Investment in direct
  financing leases.......     (47,115,435)            0       (47,115,435)           0            0       (47,115,435)
 Investment in joint
  venture................        (974,696)            0          (974,696)        (539)           0          (975,235)
 Acquisition of
  businesses.............               0   (9,036,817)(f)     (9,036,817)           0   (2,855,183)(g)   (12,322,000)
                                                                                           (430,000)(g)
 Purchase of other
  investments............     (16,083,055)            0       (16,083,055)           0            0       (16,083,055)
 Net loss in market value
  from investments in
  trading securities.....         295,514             0           295,514            0            0           295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment income......         212,821             0           212,821            0            0           212,821
 Investment in mortgage
  notes receivable.......      (2,886,648)            0        (2,886,648)           0            0        (2,886,648)
 Collections on mortgage
  note receivable........         291,990             0           291,990            0            0           291,990
 Investment in equipment
  notes receivable.......      (7,837,750)            0        (7,837,750)           0            0        (7,837,750)
 Collections on equipment
  notes receivable.......       3,046,873             0         3,046,873            0            0         3,046,873
 Decrease in restricted
  cash...................               0             0                 0            0            0                 0
 Increase in intangibles
  and other assets.......      (6,281,069)            0        (6,281,069)           0            0        (6,281,069)
                                        0             0                 0            0            0                 0
 Other...................         200,000             0           200,000      (17,875)           0           182,125
                            -------------  ------------     -------------  -----------  -----------     -------------
  Net cash provided
   by(used in) investing
   activities............    (400,550,642)   12,757,569      (387,793,073)     (18,414)  (3,285,183)     (391,096,670)
 Cash Flows from
  Financing Activities:
 Subscriptions received
  from stockholders......     386,592,011             0       386,592,011            0            0       386,592,011
 Contributions from
  limited partners.......               0             0                 0            0            0                 0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity...      (4,574,925)            0        (4,574,925)           0            0        (4,574,925)
 Payment of stock
  issuance costs.........     (34,579,650)            0       (34,579,650)           0            0       (34,579,650)
 Proceeds from borrowing
  on line of credit/notes
  payable................     424,815,816             0       424,815,816            0            0       424,815,816
 Payment on line of
  credit/notes payable...    (411,813,826)            0      (411,813,826)           0            0      (411,813,826)
 Retirement of shares of
  common stock...........        (639,528)            0          (639,528)           0            0          (639,528)
 Distributions to holders
  of minority interest...         (34,073)            0           (34,073)           0            0           (34,073)
 Distributions to
  stockholders/limited
  partners...............     (48,813,637)            0       (48,813,637)  (3,400,008)           0       (52,213,645)
 Other...................      (2,595,088)            0        (2,595,088)           0            0        (2,595,088)
                            -------------  ------------     -------------  -----------  -----------     -------------
  Net cash provided
   by(used in) financing
   activities............     308,357,100             0       308,357,100   (3,400,008)           0       304,957,092
 Net increase(decrease)
  in cash................     (21,191,097)   (1,790,571)      (22,981,668)    (141,121)  (3,208,115)      (26,330,904)
 Cash at beginning of
  year...................      49,829,130             0        49,829,130      907,980            0        50,737,110
                            -------------  ------------     -------------  -----------  -----------     -------------
 Cash at end of year.....   $  28,638,033  $ (1,790,571)    $  26,847,462  $   766,859  $(3,208,115)    $  24,406,206
                            =============  ============     =============  ===========  ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                         PRO FORMA FINANCIAL STATEMENTS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XIII, Ltd.

1. Basis of Presentation

   The Pro Forma Balance Sheet as of June 30, 1999 reflects the transactions of the acquisition of the Advisor and CNL Restaurant Financial Services Group as set forth in this consent solicitation. The Pro Forma Statements of Earnings for the six months ended June 30, 1999, and for the year ended December 31, 1998, have been prepared to reflect (a) the issuance of additional shares and the property acquisitions completed from January 1, 1998 through July 31, 1999 and (b) the acquisition of the Advisor and CNL Restaurant Financial Services Group and the Acquisition of the Income Fund. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF and the historical combined financial information of the Advisor, CNL Restaurant Financial Services Group and the Income Fund and should be read in conjunction with the selected historical financial data and accompanying notes of APF, the Advisor the CNL Restaurant Financial Services Group and the Income Fund. The Pro Forma Balance Sheet was prepared as if the transactions described above occurred on June 30, 1999. The Pro Forma Statements of Earnings were prepared as if the transactions described above occurred as of January 1, 1998. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the transactions described above had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all material adjustments necessary to reflect the recurring effects of the transactions described above have been made.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partner elected the note option. This assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   The Pro Forma Balance Sheet and Pro Forma Statements of Earnings assume the issuance of the APF Shares relating to the purchase of the Advisor and the CNL Restaurant Financial Services Group without regard to a provision that provides for 1,000,000 APF Shares to be placed in escrow pending achievement of certain levels of property acquisition and/or mortgage loan origination. This presentation was selected in order to present both the most dilutive results as well as what management believes is the most likely result based on current information.

2. Method of Accounting

   The acquisition of the CNL Restaurant Financial Services Group and the Income Fund will be accounted for under the purchase accounting method. APF will recognize goodwill to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. As for the acquisition of the Advisor from a related party, APF will expense the costs incurred in acquiring the Advisor to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. The excess purchase price will be recorded as an expense on APF's consolidated statements of earnings.

   All significant intercompany balances and transactions between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund have been eliminated in the pro forma financial statements.

3. Reverse Stock Split

   In May 1999, the stockholders of APF approved a proposal for a one-for-two reverse stock split at the annual stockholder meeting. All information relating to shares outstanding and per share information has been restated for all periods presented.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XIII, Ltd.

4. Adjustments to Pro Forma Balance Sheet

   The following describes the pro forma adjustments to the Pro Forma Balance Sheet as of June 30, 1999, as if the Acquisition was consummated on such date. For purposes of the pro forma financial statements, it is assumed that at a special meeting of stockholders for APF, the stockholders of APF approved a proposal for an amendment to its Articles of Incorporation to increase the number of authorized shares to an amount necessary to enable APF to issue the shares for the Acquisition.

  (A) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (B) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                            CNL
                                         Financial
                                         Services
                              Advisor      Group     Income Fund     Total
                            ----------- -----------  -----------  ------------
    Fair Value of
     Consideration
     Received.............. $81,583,724 $50,453,093  $38,283,180  $170,319,997
                            =========== ===========  ===========  ============
    Share Consideration.... $76,000,000 $47,000,000  $34,997,997  $157,997,997
    Cash Consideration.....         --          --       430,000       430,000
    APF Transaction Costs..   5,583,724   3,453,093    2,855,183    11,892,000
                            ----------- -----------  -----------  ------------
        Total Purchase
         Price............. $81,583,724 $50,453,093  $38,283,180  $170,319,997
                            =========== ===========  ===========  ============
    Allocation of Purchase
     Price:
    Net Assets -
     Historical............ $ 8,330,475 $10,135,087  $33,064,185  $ 51,529,747
    Purchase Price
     Adjustments:
      Land and buildings on
       operating leases....         --          --     4,750,292     4,750,292
      Net investment in
       direct financing
       leases..............         --          --     1,212,027     1,212,027
      Investment in joint
       ventures............         --          --       839,991       839,991
      Accrued rental
       income..............         --          --    (1,532,130)   (1,532,130)
      Intangibles and other
       assets..............         --   (2,575,792)     (51,185)   (2,626,977)
      Goodwill*............         --   42,893,798          --     42,893,798
      Excess purchase
       price...............  73,253,249         --           --     73,253,249
                            ----------- -----------  -----------  ------------
        Total Allocation... $81,583,724 $50,453,093  $38,283,180  $170,319,997
                            =========== ===========  ===========  ============

--------
* Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XIII, Ltd.


    The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisition of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,253,249 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations". Goodwill of $42,893,798 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

       1.Common Stock (CFA, CFS, CFC) - Class A.........      8,600
         Common Stock (CFA, CFS, CFC) - Class B.........      4,825
         Additional Paid-In Capital (CFA, CFS, CFC)..... 12,568,974
         Retained Earnings..............................  5,883,163
         Accumulated distributions in excess of
          earnings...................................... 73,253,249
         Goodwill for CFC/CFS (Intangibles and other
          assets)....................................... 42,893,798
          CFC/CFS Organizational Costs/Other Assets.....              2,575,792
          Cash to pay APF transaction costs.............              9,036,817
          APF Common Stock..............................                 61,500
          APF Capital in Excess of Par Value............            122,938,500
         (To record acquisition of CFA, CFS and CFC)
       2.Partners Capital............................... 33,064,185
         Land and buildings on operating leases.........  4,750,292
         Net investment in direct financing leases......  1,212,027
         Investment in joint ventures...................    839,991
          Accrued rental income.........................              1,532,130
          Intangibles and other assets..................                 51,185
          Cash to pay APF Transaction costs.............              2,855,183
          Cash consideration to Income Fund.............                430,000
          APF Common Stock..............................                 19,216
          APF Capital in Excess of Par Value............             34,978,781
         (To record acquisition of Income Fund)

  (C) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

  (D) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

  (E) Represents the elimination by the Income Fund of $48,066 in related party payables recorded as receivables by the Advisor.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XIII, Ltd.


5. Adjustments to Pro Forma Statements of Earnings

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

       Origination fees from affiliates........................... $  (689,425)
       Secured equipment lease fees...............................     (67,967)
       Advisory fees..............................................    (126,788)
       Reimbursement of administrative costs......................    (382,728)
       Acquisition fees...........................................  (4,452,252)
       Underwriting fees..........................................     (54,248)
       Administrative, executive and guarantee fees...............    (532,389)
       Servicing fees.............................................    (572,728)
       Development fees...........................................     (38,853)
       Management fees............................................  (1,681,870)
                                                                   -----------
         Total.................................................... $(8,599,248)
                                                                   ===========

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $144,014

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs............................. $(774,311)

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XIII, Ltd.


    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,681,870)
       Administrative executive and guarantee fees................    (532,389)
       Servicing fees.............................................    (572,728)
       Advisory fees..............................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

    (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above.

       Amortization of goodwill..................................... $1,072,345

    (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $23,535 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k) Represents the elimination of fees between the Advisor and the Income Fund:

       Management fees............................................... $(17,777)
       Reimbursement of administrative costs.........................  (30,411)
                                                                      --------
                                                                      $(48,188)
                                                                      ========

    (l) Represents the elimination of $30,411 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $23,711 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $17,777 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $7,463 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $71,011 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XIII, Ltd.


    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $10,234 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1,
       1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents rental and earned income of $22,951,799 and depreciation expense of $6,246,947 as if properties that had been operational when they were acquired by APF from January 1, 1998 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

       Origination fees from affiliates.......................... $ (1,773,406)
       Secured equipment lease fees..............................      (54,998)
       Advisory fees.............................................     (305,030)
       Reimbursement of administrative costs.....................     (408,762)
       Acquisition fees..........................................  (21,794,386)
       Underwriting fees.........................................     (388,491)
       Administrative, executive and guarantee fees..............   (1,233,043)
       Servicing fees............................................   (1,570,331)
       Development fees..........................................     (229,153)
       Management fees...........................................   (1,851,004)
                                                                  ------------
       Total..................................................... $(29,608,604)
                                                                  ============

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the year ended December 31, 1998 of $3,107,164 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the year ended December 31, 1998, which were deferred for pro forma

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XIII, Ltd.

       purposes as described in 5(II)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $207,144

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs........................... $(4,241,719)

    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,851,004)
       Administrative executive and guarantee fees................  (1,233,043)
       Servicing fees.............................................  (1,269,357)
       Advisory fees..............................................    (305,030)
                                                                   -----------
                                                                   $(4,658,434)
                                                                   ===========

    (g) Represents the elimination of $2,161,897 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

       Amortization of goodwill..................................... $2,144,690

    (i) Represents the elimination of $6,898,434 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $47,069 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k) Represents the elimination of fees between the Advisor and the Income Fund:

       Management fees............................................... $(35,257)
       Reimbursement of administrative costs.........................  (34,306)
                                                                      --------
                                                                      $(69,563)
                                                                      ========

    (l) Represents the elimination of $34,306 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $41,947 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $35,257 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $11,948 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1998 through

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XIII, Ltd.

       July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $142,022 as a result of adjusting the historical basis of the real estate owned indirectly by the Income Fund through joint venture or tenancy in common arrangements with affiliates or unrelated third parties, to fair value as a result by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $20,468 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Represents the decrease in depreciation expense of $340,898 as a result of eliminating acquisition fees (see 4(II)(b)) between APF and the Advisor which on a historical basis were capitalized as part of the basis of the building.

    (s) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

6.Adjustments to Pro Forma Statement of Cash Flows

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1999.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

    (d) Represents adjustment of equity in earnings to net income.

    (e) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (f) Represents the reversal of historical cash used for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XIII, Ltd.


  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

    (d) Represents adjustment of equity in earnings to net income.

    (e) Represents amounts borrowed under APF's credit facility from July 1, 1999 through July 31, 1999 to acquire properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

    (f) Represents the use of cash by APF to pay the transaction costs allocated to the acquisition of the Advisor and Restaurant Financial Group.

    (g) Represents the use of cash i) to pay for the cash consideration proposed in the offer to acquire the Income Fund and ii) to pay the transaction costs allocated to the acquisition of the Income Fund.

    (h) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (i) Represents the adjustment for property acquisition from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF as if these properties had been acquired on January 1, 1998.

    Non Cash Investing Activities:

     On January 1, 1998, APF issued shares of its common stock to acquire the Advisor, CNL Restaurant Financial Services Group and the Income Fund, as described in 4(A) and 4(B).

                                                                     Appendix A

             [LETTERHEAD OF LEGG MASON WOOD WALKER, INCORPORATED]

                                March 10, 1999

James M. Seneff, Jr.
Robert A. Bourne
CNL Realty Corporation
as General Partners of
CNL Income Fund XIII, Ltd.
400 East South Street
Orlando, FL 32801-2878

              Re: CNL Income Fund XIII, Ltd. (the "Partnership")

Gentlemen:

   You have requested our opinion as investment bankers (a) as to the fairness, from a financial point of view, to the Partnership and its limited partners of the shares of common stock (the "Common Stock") of CNL American Properties Fund, Inc. (the "Acquiror") offered to them in the Merger (as defined below), (b) as to the fairness, from a financial point of view, of the aggregate Common Stock offered to the CNL Income Funds (as defined below) in the Merger Transactions (as defined below) and (c) as to the fairness, from a financial point of view, of the method of allocating the aggregate shares of Common Stock among the CNL Income Funds in the Merger Transactions. Under the terms of an agreement and plan of merger (the "Merger Agreement"), dated March 11, 1999, between the Partnership and the Acquiror, the Partnership will merge with and into a wholly owned subsidiary of the Acquiror and the partners of the Partnership will be offered shares of Common Stock as determined pursuant to the Merger Agreement (the "Share Consideration"); such transaction is hereafter referred to as the "Merger."

   The Partnership is one of sixteen Florida limited partnerships (the "CNL Income Funds") served by Messrs. Seneff, Bourne and CNL Realty Corporation as general partners (the "General Partners"). Each CNL Income Fund has executed a merger agreement with the Acquiror on terms similar to the Merger Agreement. The transactions to occur under such merger agreements are referred to as the "Merger Transactions."

   In connection with our opinion, we have, among other things:

     (i) reviewed the Merger Agreement and the merger agreements for each of the Merger Transactions;

     (ii) reviewed the Registration Statement on Form S-4 with respect to the Merger Transactions as filed on March 12, 1999;

     (iii) reviewed the financial statements and the related filings of the Partnership and the other CNL Income Funds on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (iv) reviewed the financial statements and the related filings of the Acquiror on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (v) reviewed certain internal information concerning the business and operations of the Partnership and the other CNL Income Funds furnished to us by the General Partners, including a draft of the Partnership's and the other CNL Income Funds' Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vi) reviewed certain internal information concerning the business and operations of the Acquiror furnished to us by management of the Acquiror, including a draft of the Acquiror's Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vii) reviewed certain financial data and operating statistics relating to the Partnership, the other CNL Income Funds and the Acquiror provided by the General Partners and the Acquiror and compared them with similar information of selected public companies that we deemed relevant to our inquiry;

     (viii) reviewed the appraisal (the "Appraisal") of the properties of the Partnership and the other CNL Income Funds prepared by Valuation Associates and dated January 6, 1999;

     (ix) held meetings and discussions with certain directors, officers and employees of the General Partners and the Acquiror concerning the operations, financial condition and future prospects of the Partnership, the other CNL Income Funds and the Acquiror; and

     (x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

   In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by or on behalf of the Partnership, the other CNL Income Funds and the Acquiror. We have further relied upon the assurances of the General Partners that they are unaware of any factors that would materially alter the conclusions made in Legg Mason's fairness opinion, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. Legg Mason assumed that the financial forecasts (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the General Partners and the Acquiror as to the future performance of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason also assumed, with the consent of the General Partners, that any material liabilities (contingent or otherwise, known or unknown) of the Partnership, the other CNL Income Funds and the Acquiror are as set forth in the financial statements of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason also assumed with the consent of the General Partners that the table prepared by or for the General Partners of the allocation of Share Consideration among the General Partners and the limited partners of the Partnership has been prepared in accordance with and complies with the terms and conditions of the partnership agreement of the Partnership. Legg Mason also assumed that the Appraisal was reasonably prepared by and reflected the good faith judgments of Valuation Associates and Legg Mason does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership, the other CNL Income Funds or the Acquiror. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof.

   We have acted as financial advisor to the General Partners and will receive a fee for our services. It is understood that this letter is for the information of the General Partners in their evaluation of the Merger Transactions and our opinion does not constitute a recommendation to the General Partners or any limited partner of the Partnership or any of the other CNL Income Funds as to how such partner should vote on the Merger or the Merger Transactions, as the case may be, or as to whether such partner should elect to receive the Share Consideration or cash and promissory notes of the Acquiror. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets. Additionally, our opinion does not compare the relative merits of the Merger and the Merger Transactions with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Merger and the Merger Transactions.

   It should be noted that in rendering this opinion with respect to the fairness, from a financial point of view, of (i) the Share Consideration to be offered with respect to the Partnership, (ii) the aggregate Common

Stock offered with respect to the CNL Income Funds and (iii) the method of allocating the shares of Common Stock of the Acquiror among the CNL Income Funds, Legg Mason has neither addressed, nor are we rendering any opinion with respect to, any other aspect of the Merger Transactions, including (a) the value or fairness of the cash and promissory notes option, (b) the prices at which the shares of Common Stock may trade following the Merger Transactions or the trading value of the shares to be offered compared with the current fair market value of the portfolios or other assets of the Partnership and the other CNL Income Funds if liquidated in real estate markets, (c) the tax effect of any aspect of the Merger Transactions, (d) the fairness of the amounts or allocation of the costs of the Merger Transactions or the amounts of such costs allocated to the limited partners or, (e) any other matters with respect to any specific individual partner or class of partners of the Partnership or the other CNL Income Funds.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Share Consideration offered to the Partnership and its limited partners in the Merger, the aggregate shares of Common Stock offered by the Acquiror with respect to the CNL Income Funds in the Merger Transactions and the method of allocating the shares of Common Stock among the CNL Income Funds in the Merger Transactions are fair from a financial point of view.

                                          Very truly yours,

                                          /s/ Legg Mason Wood Walker,
                                           Incorporated
                                          -------------------------------------
                                          Legg Mason Wood Walker, Incorporated

                                                                      Appendix B
                                          October 27, 1999

CNL Income Fund XIII, Ltd.
c/o James M. Seneff, Jr.
400 East South Street, Suite 500
Orlando, Florida 32801

  Re: Agreement and Plan of Merger dated March 11, 1999 by and among CNL
      American Properties Fund, Inc. ("APF"), CNL APF Partners, L.P. (the "Operating Partnership"), CNL APF GP Corp. (the "OP General Partner"), CNL Income Fund XIII, Ltd. (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr. and CNL Realty Corporation (together, the "General Partners"), as amended by First Amendment to Agreement and Plan of Merger dated June 4, 1999 (the agreement and plan of merger, as so amended, the "Merger Agreement")

Gentlemen:

   Under the terms of Section 2.3 of the Merger Agreement, the closing of the merger of the Fund into the Operating Partnership is to occur within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X of the Merger Agreement but in no event later than March 31, 2000.

   The parties desire to further amend the Merger Agreement to modify the provisions thereof regarding the time for Closing and for the satisfaction or waiver of the conditions set out in Article X.

   Accordingly, the parties agree that Section 2.3 of the Merger Agreement is amended to provide that the Closing shall take place by the later of thirty
(30) days after the Partners of the Fund approve the Merger Proposal in accordance with the requirements of the Merger Agreement or March 31, 2000; however, in no event later than June 30, 2000. Further, the reference to "March 31, 2000" in the lead in of Sections 10.2 and 10.3 and in clause (c) of Section
11.2 is deleted and replaced with "the Closing Date."

   Capitalized terms used but not defined in this letter have the meanings such terms are given in the Merger Agreement.

   Except as specifically amended hereby, the Merger Agreement remains unmodified and in full force and effect.

   To evidence your agreement to the foregoing amendment of the Merger Agreement, please sign and return to me a copy of this letter.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

   Agreed as of the date of the above letter.

                                          CNL INCOME FUND XIII, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr.
                                          Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr., as General
                                           Partner

                                          CNL APF GP CORP.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

   THIS FIRST AMENDMENT TO AGREEMENT AND PLAN MERGER is entered into as of the 4th day of June 1999, by and among by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund XIII, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Borne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated March 11, 1999 by and among the Parties (the "Merger Agreement"), the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of the Merger Agreement; and

   WHEREAS, the Parties desire to amend the Merger Agreement in the manner set forth below.

                                  AGREEMENT:

1. Amendments to Merger Agreement

   The Merger Agreement is hereby amended as follows in accordance with the provisions of Section 14.9 of the Merger Agreement:

  1.1 The definition of "Cash/Notes Option" is hereby deleted in its entirety.

  1.2 Clause (B) of Section 4.1(a)(iii)(B) is hereby deleted in its entirety and restated as follows:

       "(B) Notes in accordance with Section 4.4 below."

  1.3 Clause (i) of Section 4.2(ii) is hereby deleted in its entirety and restated as follows:

       "(ii) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund (or, if APF consummates the Reverse Split, for every $20.00 of expenses)."

  1.4 Section 4.4 is hereby deleted in its entirety and amended and restated as follows:

     "Note Option." In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the note option, such limited partners shall be entitled to receive, in lieu of the Share Consideration, notes (the "Notes") in the aggregate amount equal to 97% of the value (based on the Exchange Value as defined in the Registration Statement) of the Share Consideration such Dissenting Partners would have otherwise received had such partners not elected to receive the Notes (the "Note Option"). The Notes will mature on the fifth anniversary of the Closing Date and will bear interest at a fixed rate equal to seven percent. The aggregate Share Consideration shall be reduced on a one-for-basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Note Option."

  1.5 The reference to "December 31, 1999" in the lead in of Section 10.2 is hereby deleted and replaced with March 31, 2000.

  1.6 The following subsection shall be added to Section 10.2

       "(g) The aggregate face amount of the Notes to be issued to Dissenting Limited Partners shall not have exceeded 15% of the value of the Share Consideration based on the Exchange Value."

  1.7 The reference to "December 31, 1999" in the lead in of Section 10.3 is hereby deleted and replaced with March 31, 2000.

  1.8 The reference to "December 31, 1999" in clause (c) of Section 11.2 is hereby deleted and replaced with "March 31, 2000."

2. General

  2.1 Except as specifically set forth in this First Amendment, the Merger Agreement shall remain unmodified and in full force and effect.

  2.2 This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  2.3 The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  2.4 This First Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                           Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND XIII, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne_________________
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          James M. Seneff, Jr., as General
                                           Partner

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger is entered into as of this 11th day of March, 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP Corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund XIII, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Bourne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA") and the Florida Revised Uniform Limited Partnership Act (the "Florida RULPA");

   WHEREAS, the Fund is one of 18 CNL Income Funds (collectively with the Fund, the "CNL Income Funds") that APF is proposing to acquire (the "Proposed Acquisitions");

   WHEREAS, the Special Committee (the "Special Committee") of the independent members of the Board of Directors of APF has received a fairness opinion (the "Fairness Opinion") from Merrill Lynch & Co. as to the fairness to APF, from a financial point of view, of the consideration to be paid in connection with the Proposed Acquisitions;

   WHEREAS, the Special Committee has recommended the Merger to the Board of Directors of APF and the Board has approved the proposal to consummate the Merger (the "Merger Proposal") and the related transactions;

   WHEREAS, Legg Mason Wood Walker Incorporated has delivered a fairness opinion (the "Fund Fairness Opinion") to the General Partners as to the fairness to the Fund and its limited partners from a financial point of view, of the APF Common Share consideration offered to the Fund and its limited partners; and

   WHEREAS, the Board of Directors of the OP General Partner has unanimously approved the Merger Proposal;

   NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  Definitions

   1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

   "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

   "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504, or any similar group defined under a similar provision of state, local or foreign law.

   "Agreement" means this Agreement, as amended from time to time.

   "APF" has the meaning set forth in the preface above.

   "APF Common Shares" shall mean the shares of common stock, par value $0.01, of APF.

   "APF Indemnity Claim" has the meaning set forth in Section 12.1 below.

   "APF SEC Documents" has the meaning set forth in Section 6.7 below.

   "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

   "Business Combination" has the meaning set forth in Section 4.1(b) below.

   "Cash/Note Option" has the meaning set forth in Section 4.4 below.

   "Closing" has the meaning set forth in Section 2.3 below.

   "CNL Income Funds" has the meaning set forth in the second paragraph of the Recitals above.

   "Closing Date" has the meaning set forth in Section 2.3 below.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Confidential Information" means any information concerning the businesses and affairs of the Fund, the Operating Partnership or APF, if any, that is not already generally available to the public.

   "Delaware RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Disclosure Schedule" has the meaning set forth in the first paragraph of
Article VII below.

   "Dissenting Partners" has the meaning set forth in Section 4.4 below.

   "Effective Time" has the meaning set forth in Section 2.2 below.

   "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

   "Fairness Opinion" has the meaning set forth in the third paragraph of the Recitals above.

   "Florida RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Fund" has the meaning set forth in the preface above.

   "Fund Articles of Merger" has the meaning set forth in Section 2.2 below.

   "Fund Fairness Opinion" has the meaning set forth in the fifth paragraph of the recitals above.

   "Fund Indemnity Claim" has the meaning set forth in Section 12.2 below.

   "Fund Interests" means the general and limited partnership interests in the Fund.

   "Fund SEC Documents" has the meaning set forth in Section 7.7 below.

   "GAAP" means United States generally accepted accounting principles as in effect from time to time.

   "General Partners" has the meaning set forth in the preface above.

   "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation but excluding commercially available shrink wrap software), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

   "IRS" means the Internal Revenue Service.

   "Knowledge" means in the case of the Fund, CNL Realty Corporation, Inc., APF and the OP General Partner, the actual knowledge of a director or an executive officer after reasonable investigation and, in the case of the individual General Partners, the collective actual Knowledge of all of the General Partners after reasonable investigation. For the purposes of this Agreement, the Knowledge of one General Partner shall be attributed to the other General Partners.

   "Known" and "Knowingly" mean that the Fund, any General Partner or APF, as applicable, had Knowledge of the particular matter or took the action described with prior Knowledge.

   "Liability" means any liability (whether Known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

   "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to an industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

   "Merger" has the meaning set forth in the first paragraph of the Recitals above.

   "Merger Proposal" has the meaning set forth in fourth paragraph of the Recitals above.

   "Most Recent 10-Q" has the meaning set forth in Section 7.5 below.

   "Most Recent Balance Sheet" means the most recent balance sheet filed in a Fund SEC Document.

   "Notes" has the meaning set forth in Section 4.4 below.

   "NYSE" means the New York Stock Exchange.

   "OP Certificate of Merger" has the meaning set forth in Section 2.2 below.

   "OP General Partner" has the meaning set forth in the Preface above.

   "OP Limited Partner" means CNL APF LP Corp., a Delaware corporation and wholly owned subsidiary of APF.

   "Operating Partnership" has the meaning set forth in the preface above.

   "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

   "Party" or "Parties" has the meaning set forth in the preface above.

   "Partner" means any holder of Fund Interests.

   "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

   "Proposed Acquisitions" has the meaning set forth in the second paragraph of the Recitals above.

   "Registration Statement" means the registration statement on Form S-4 to be filed by APF to register the APF Common Shares to be issued as Share Consideration in the Merger.

   "Representative" has the meaning set forth in Section 12.3 below.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (e) any minor imperfection of title or similar lien which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on such Party.

   "Share Consideration" has the meaning set forth in Section 4.1(a) below.

   "Special Committee" has the meaning set forth in the third paragraph to the Recitals above.

   "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or otherwise control the management.

   "Surviving Partnership" has the meaning set forth in Section 2.1 below.

   "Takeover Statute" has the meaning set forth in Section 8.9 below.

   "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code

(S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

   "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   "Third-Party Claim" has the meaning set forth in Section 12.4 below.

                                   ARTICLE II

                        Merger; Effective Time; Closing

   2.1 Merger. Subject to the terms and conditions of this Agreement, the Delaware RULPA and the Florida RULPA, at the Effective Time, the Operating Partnership and the Fund shall consummate the Merger in which (i) the Fund shall be merged with and into the Operating Partnership and the separate limited partnership existence of the Fund shall thereupon cease, (ii) the Operating Partnership shall be the successor or surviving limited partnership in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate limited partnership existence of the Operating Partnership with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The limited partnership surviving the Merger is sometimes hereinafter referred to as the "Surviving Partnership." The Merger shall have the effects set forth in the Delaware RULPA and the Florida RULPA. As a result of the Merger, the outstanding Fund Interests shall be converted or cancelled in the manner provided in Article IV.

   2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, the Operating Partnership and the Fund shall (i) execute or cause to be executed (A) a Certificate of Merger in the form required by the Delaware RULPA (the "OP Certificate of Merger") and (B) Articles of Merger in the form required by the Florida RULPA (the "Fund Articles of Merger"), and
(ii) cause the OP Certificate of Merger to be filed with the Delaware Secretary of State as provided in the Delaware RULPA and the Fund Articles of Merger to be filed with the Florida Department of State as provided in the Florida RULPA, in each case, on the Closing Date or as soon as practicable thereafter. The Merger shall become effective at (i) such time as the OP Certificate of Merger has been duly filed with the Delaware of Secretary of State and the Fund Articles of Merger has been duly filed with the Florida Department of State or
(ii) such other time as is agreed upon by APF, the OP General Partner and the General Partners and specified in the OP Certificate of Merger and the Fund Articles of Merger. Such time is hereinafter referred to as the "Effective Time."

   2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw Pittman Potts & Trowbridge, 2300 N Street, N.W., Washington, D.C. 20037, commencing at 9:00 a.m. local time on such date as within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date as APF, the OP General Partner and the General Partners may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article X (the "Closing Date"). In no event shall the Closing Date be a date subsequent to December 31, 1999. At the Closing, there shall be delivered to APF, the Operating Partnership, the OP General Partner, the General Partners and the Fund the certificates and other documents and instruments required to be delivered under
Article X.

   2.4 Further Assurances. Each Party hereto will execute such further documents and instruments and take such further actions as may be reasonably requested by one or more of the other Parties to consummate the Merger, to vest the Surviving Partnership with full title to all assets, properties, rights, approvals, immunities and franchises of either the Fund or the Operating Partnership or to effect the other purposes of this Agreement.

                                  ARTICLE III

 Certificate of Limited Partnership; Limited Partnership Agreement;and General
                        Partner of Surviving Partnership

   3.1 Certificate of Limited Partnership. At the Effective Time, the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein.

   3.2 Limited Partnership Agreement. At the Effective Time, the limited partnership agreement of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the limited partnership agreement of the Surviving Partnership.

   3.3 General Partner. The general partner of the Operating Partnership immediately prior to the Effective Time shall be the general partner of the Surviving Partnership from and after the Effective Time until it is replaced or it resigns in accordance with the limited partnership agreement of the Surviving Partnership.

                                   ARTICLE IV

              Share Consideration; Payment of Share Consideration

   4.1 Share Consideration; Conversion or Cancellation of Fund Interests in Merger.

   (a) At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Fund Interests (i) shall be converted into the right to receive up to 3,886,185 fully paid and nonassessable APF Common Shares (1,943,093 APF Common Shares if the Reverse Split [defined below] occurs before the Closing) (the "Share Consideration") pursuant to the terms of
Section 4.2 below, (ii) shall cease to be outstanding, and (iii) shall be canceled and retired and shall cease to exist, and each Partner, as the holder of such Fund Interests shall cease to have any rights with respect thereto, except the right to receive either (A) APF Common Shares therefor in accordance with this Section 4.1 and Section 4.3 or (B) the cash and Notes in accordance with Section 4.4 below. Subject to the approval of the APF's shareholders of an amendment to its article of incorporation, APF anticipates that prior to the Closing it will effect a one for two reverse stock split (the "Reverse Split") pursuant to which each two shares of APF Common Shares outstanding will be exchanged for one share of APF Common Shares.

   (b) Except for the Reverse Stock Split described in Section 4.1(a), prior to the Effective Time, APF shall not split or combine the APF Common Shares, or pay a stock dividend or other stock distribution in APF Common Shares, or in rights or securities exchangeable for, convertible into or exercisable for APF Common Shares, or otherwise change APF Common Shares into, or exchange APF Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of APF as a result of which APF stockholders receive cash, stock, or other property in exchange for, or in connection with, their APF Common Shares (a "Business Combination") or otherwise), or make any other dividend or distribution on or of APF Common Shares (other than regular quarterly cash dividends paid on APF Common Shares or any distribution pursuant to APF's dividend reinvestment plan), without the parties hereto having first entered into an amendment to this Agreement pursuant to which the Share Consideration will be adjusted to reflect such split, combination, dividend, distribution, Business Combination, or change.

   (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the APF Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

   4.2 Payment of Share Consideration. At the Closing, subject to Section 4.4 below, the Partners shall receive the Share Consideration (less expenses paid by APF on behalf of the Fund), distributed in accordance with the provisions of the Fund's limited partnership agreement as of the Closing Date. For the purposes of this Agreement, the Share Consideration will be reduced (i) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund and (ii) as provided in Section 4.4 below.

   4.3 Fractional APF Common Shares. No certificates representing fractional APF Common Shares shall be issued upon conversion of any Fund Interests. Each Partner of the Fund who would otherwise be entitled to fractional APF Common Shares will receive one APF Common Share for a fractional interest representing 50% or more of one APF Common Share. No APF Common Shares will be issued for a fractional interest representing less than 50% of one APF Common Share.

   4.4 Cash/Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the cash/note option (the "Cash/Note Option"), such Dissenting Partners shall be entitled to receive, in lieu of the Share Consideration, consideration based on such Dissenting Partners' percentage interest (as determined by the Fund's partnership agreement) in the Fund's asset liquidation value of $34,688,461, based on Valuation Associates' appraisal. Such consideration shall be payable 10% in cash and 90% in Callable Notes due in 2006 (the "Notes"). The Notes will bear interest at a fixed rate equal to 120% of the applicable federal rate as of the date the consent solicitation on Form S-4 is mailed to the limited partners. The Share Consideration shall be reduced on a one-for-one basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Cash/Note Option.

                                   ARTICLE V

             Representations and Warranties of The General Partners

   Each General Partner severally represents and warrants to APF and the Operating Partnership that the statements contained in this Article V are correct and complete as of the date hereof and on the Closing Date:

   5.1 Authorization of Transaction. The General Partner has full power and authority (including, as applicable, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the General Partner, enforceable in accordance with its terms and conditions. The General Partner does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   5.2 Noncontravention. Except as set forth in Section 5.2 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the General Partner is subject or, as applicable, any provision of the General Partner's articles of incorporation, bylaws or other organizational documents.

                                   ARTICLE VI

 Representations and Warranties of APF, The OPGeneral Partner and The Operating
                                  Partnership

   APF, the OP General Partner and the Operating Partnership jointly and severally represent and warrant to the General Partners and the Fund that the statements contained in this Article VI are correct and complete as of the date hereof and the Closing Date:

   6.1 Organization. APF is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. APF is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on APF. APF has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The OP General Partner is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. The Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Operating Partnership is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Operating Partnership. The Operating Partnership has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. APF and the OP General Partner have delivered to the General Partners and the Fund correct and complete copies of the certificate of incorporation of APF and the OP General Partner and the certificate of limited partnership and the limited partnership agreement of the Operating Partnership (each as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of APF and the OP General Partner and any organizational records of the Operating Partnership have been made available to the General Partners and the Fund and are correct and complete. APF is not in default under or in violation of any provision of its certificate of incorporation, and the Operating Partnership is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   6.2 Capital Stock. The authorized capital stock of APF consists of 125,000,000 shares of common stock, $.01 par value (the "APF Common Shares"), of which 74,696,927 shares are outstanding as of January 31, 1999. Since January 31, 1999, APF has not issued any shares of capital stock. All outstanding APF Common Shares are, and all APF Common Shares issuable under any stock option plans of APF, will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the 57,113,815 APF Common Shares which may be issued in connection with APF's acquisition of the other 17 CNL Income Funds in the Proposed Acquisitions and the 12,300,000 APF Shares which may be issued in connection with APF's acquisition of CNL Fund Advisors, Inc., CNL Financial Services, Inc. and CNL Financial Corp., there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which APF is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem, or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock. All of the outstanding general partner interests of the Operating Partnership are owned by the OP General Partner, and all of the outstanding limited partner interests of the Operating Partnership are owned by the OP Limited Partnership, and there are outstanding on the date hereof no options, warrants, rights, commitments or any other agreements of any character to which the Operating Partnership or any partner thereof is a party or which it may be bound requiring it to issue, transfer, sell, purchase, register, redeem or acquire any interest in the Operating Partnership.

   6.3 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of APF will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Share Consideration will be registered under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. The Share Consideration will, when issued, be approved for listing on the NYSE, subject to official notice of issuance.

   6.4 Authorization of Transaction. APF, the OP General Partner and the Operating Partnership have full power and authority (including full corporate and limited partnership, as applicable, power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance by APF, the OP General Partner and the Operating Partnership of this Agreement have been duly and validly authorized by the boards of directors of APF and the OP General Partner. This Agreement constitutes the valid and legally binding obligation of APF, the OP General Partner and the Operating Partnership, enforceable in accordance with its terms and conditions. None of APF, the OP General Partner or the Operating Partnership needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which, APF, the OP General Partner or the Operating Partnership is subject or any provision of APF's or the OP General Partner's articles of incorporation or by-laws or the Operating Partnership's certificate of limited partnership or limited partnership agreement or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which APF, the OP General Partner or the Operating Partnership is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of a Security Interest upon any of its assets.

   6.6 Title to Assets. APF has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of its most recent quarterly report on Form 10-Q.

   6.7 Reports and Financial Statements. APF has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "APF SEC Documents"). All of the APF SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such APF SEC Documents. None of the APF SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed APF SEC Documents. There is no unresolved violation, criticism or exception by any governmental entity of which APF has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to APF could have a Material Adverse Effect on APF. The financial statements of APF included in the APF SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of APF as of the dates thereof and the results of operations and cash flows of APF for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   6.8 Events Subsequent to September 30, 1998. Since September 30, 1998, nothing has occurred which has had or would reasonably be expected to have a Material Adverse Effect on APF.

   6.9 Litigation. Except as publicly disclosed by APF in its APF SEC Documents or on Schedule 1, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of APF, threatened against APF or any of its Subsidiaries or any of their respective properties or assets which (a) if adversely determined, could reasonably be expected to have a Material Adverse Effect on APF or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by APF in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by APF in any APF SEC Document, none of APF or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on APF or would prevent or delay the consummation of the transactions contemplated hereby.

   6.10 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by APF for inclusion or incorporation by reference in (i) the Registration Statement to be filed by APF with the SEC in connection with the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the proxy statement sent by APF to its shareholders pertaining to the Merger will, at the date mailed to shareholders and at the times of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to APF, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the proxy statement, APF shall promptly so advise the General Partners and such event shall be so described, and such amendment or supplement (which the General Partners shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

   6.11 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by APF in its APF SEC Documents or disclosed in
Schedule 1, as of December 31, 1998, to APF's Knowledge, none of APF or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which are not fully reflected in, reserved against or otherwise described in the consolidated balance sheet of APF and its consolidated Subsidiaries (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in any reports filed by it with the APF SEC Documents, since December 31, 1998, the business of APF and its Subsidiaries has been carried on only in the ordinary and usual course, to APF's Knowledge, none of APF or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which could reasonably be expected to have, and there have been no events, changes or effects with respect to APF or its Subsidiaries Known to APF having or which could reasonably be expected to have, a Material Adverse Effect on APF.

   6.12 Brokers' Fees. Except for the fees and expenses paid to Merrill Lynch & Co. with respect to the delivery of the Fairness Opinion to the Special Committee and in connection with the financial services provided by Salomon Smith Barney, none of APF, the OP General Partner or the Operating Partnership has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

   6.13 Qualification as a REIT. APF is a "real estate investment trust" for federal income tax purposes. The consummation of the transactions contemplated by this Agreement will not cause APF to cease to qualify as a "real estate investment trust" for federal income tax purposes.

   6.14 Compliance with Applicable Law. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, it and its Subsidiaries hold all permits, licenses, variances, exemptions, order and approvals of all governmental entities necessary for the lawful conduct of their respective businesses, except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its

APF SEC Documents, to APF's Knowledge, APF and its Subsidiaries are in compliance with the material terms of its permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF, the businesses of APF and its Subsidiaries are not, to APF's Knowledge, being conducted in violation of any law, ordinance or regulation of any governmental entity except that no representation or warranty is made in this Section 6.14 with respect to environmental laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, no investigation or review by any governmental entity with respect to APF or its Subsidiaries is pending or, to the Knowledge of APF, threatened, nor, to the Knowledge of APF, has any government entity indicated an intention to conduct the same, other than, in each case, those which APF reasonably believes will not have a Material Adverse Effect on APF.

   6.15 Intellectual Property.

   (a) APF owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of APF as presently conducted. Each item of Intellectual Property owned or used by APF immediately prior to the Closing hereunder will be owned or available for use by APF on identical terms and conditions immediately subsequent to the Closing hereunder. APF has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) APF has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of APF's directors or officers (or employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that APF must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of APF which are material to the operation of APF's business.

   (c) APF has no patent or registration which has been issued to APF with respect to any of its Intellectual Property.

   (d) Nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of APF's business as presently conducted.

   6.16 Insurance. With respect to each current insurance policy to which APF is a party, a named insured or is otherwise the beneficiary of coverage, to the knowledge of APF: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither APF nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

   6.17 Tenants. To the Knowledge of APF and except as set forth on Schedule 1, no current tenant of a property owned by APF, which as of the date of APF's most recent quarterly report on Form 10-Q represented more than 5% of APF's total revenues, presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   6.18 Disclosure. APF is in compliance in all material respects with its obligation under the Securities Exchange Act to publicly disclose material information in a timely fashion.

                                  ARTICLE VII

               Representations and Warranties Concerning the Fund

   The General Partners and the Fund jointly and severally represent and warrant to APF and the Operating Partnership that the statements contained in this Article VII are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the General Partners and the Fund to APF and the Operating Partnership in accordance with the provisions of
Section 8.14 (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VII.

   7.1 Organization, Qualification, and Corporate Power. The Fund is a limited partnership duly organized, validly existing, and in good standing under the laws of Florida. The Fund is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Except as set forth in Section 7.1(a) of the Disclosure Schedule, the Fund has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Section 7.1(b) of the Disclosure Schedule lists the directors and officers of the corporate General Partner. The General Partners have been made available to APF and the Operating Partnership correct and complete copies of the certificate of limited partnership and the limited partnership agreement of the Fund (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the corporate General Partner and any organizational records of the Fund have been made available to APF and the Operating Partnership and are correct and complete in all material respects. The Fund is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   7.2 Capitalization. All of the outstanding ownership interests in the Fund (the "Fund Interests") consist of (i) one percent in general partnership interests and (ii) 4,000,000 units of limited partnership interests. All of the outstanding Fund Interests have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Fund to issue, sell, or otherwise cause to become outstanding any additional ownership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Fund.

   7.3 Authorization of Transaction. The Fund has full power and authority (including full limited partnership power and authority) to execute and deliver this Agreement and, upon the affirmative vote of a majority of the outstanding limited partnership Fund Interests, will have full power and authority (including limited partnership power and authority) to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Fund, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, moratorium and rights of creditors generally. The Fund is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   7.4 Noncontravention. Except as set forth in Section 7.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Fund is subject or any provision of the certificate of limited partnership or limited partnership agreement of the Fund or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Fund is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

   7.5 Title to Assets. The Fund has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC (the "Most Recent 10-Q") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent 10-Q.

   7.6 Subsidiaries. The Fund does not have any Subsidiaries, operating or otherwise.

   7.7 Reports and Financial Statements. The Fund has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "Fund SEC Documents"). All of the Fund SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Fund SEC Documents. None of the Fund SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Fund SEC Documents. There is no unresolved violation by any governmental entity of which the Fund has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to the Fund could have a Material Adverse Effect on the Fund. The financial statements of the Fund included in the Fund SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of the Fund as of the dates thereof and the results of operations and cash flows of the Fund for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   7.8 Events Subsequent to the Most Recent 10-Q. Since the date of the Most Recent 10-Q nothing has had a Material Adverse Effect on the Fund. Without limiting the generality of the foregoing, since that date, except as set forth in the appropriately lettered paragraph of Section 7.8 of the Disclosure
Schedule:

   (a) the Fund has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration (as reasonably determined by the General Partners) in the Ordinary Course of Business;

   (b) the Fund has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 except in the Ordinary Course of Business;

   (c) no party (including the Fund) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Fund is a party or by which it is bound except in the Ordinary Course of Business;

   (d) the Fund has not imposed any Security Interest upon any of its assets, tangible or intangible except in the Ordinary Course of Business;

   (e) the Fund has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 except in the Ordinary Course of Business;

   (f) the Fund has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

   (g) the Fund has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

   (h) the Fund has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

   (i) the Fund has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

   (j) the Fund has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

   (k) there has been no change made or authorized in the certificate of limited partnership or limited partnership agreement of the Fund;

   (l) the Fund has not issued, sold, or otherwise disposed of any ownership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any ownership interests in the Fund;

   (m) the Fund has not declared, set aside, or paid any dividend or made any distribution with respect to its ownership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its ownership interests other than distributions consistent with past practices;

   (n) the Fund has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

   (o) the Fund has not made any loan to, or entered into any other transaction with, any of the General Partners or the directors, officers, or employees of the corporate General Partner outside the Ordinary Course of Business;

   (p) the Fund has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

   (q) the Fund has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

   (r) to the Knowledge of the General Partners, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Fund; and

   (s) the Fund is not under any legal obligation, whether written or oral, to do any of the foregoing.

   7.9 Undisclosed Liabilities. The Fund does not have any Liability (and, to the Knowledge of the General Partners, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) or which are not in the aggregate material.

   7.10 Legal Compliance. Except as disclosed in the Fund SEC Documents, the Fund has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), the violation of which could cause a Material Adverse Effect to the Fund, of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

   7.11 Tax Matters.

   (a) The Fund has filed all material Tax Returns that it was required to file, including, without limitation, any material Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Fund (as shown on any filed Tax Return) have been paid. The Fund currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Fund does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Fund that arose in connection with any failure (or alleged failure) to pay any Tax.

   (b) The Fund has withheld and, if due, paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, Partner, or other third party.

   (c) The General Partners do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Fund either (A) claimed or raised by any authority in writing or (B) as to which any of the General Partners has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Fund for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Fund since December 31, 1996.

   (d) The Fund has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

   (e) The Fund has not filed a consent under Code (S)341(f) concerning collapsible corporations. The Fund has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G. The Fund has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S)6662. The Fund is not a party to any Tax allocation or sharing agreement. The Fund (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Fund) or (B) has any Liability for the Taxes of any Person (other than the Fund) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   7.12 Real Property.

   Section 7.12(a) of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased by the Fund. Section 7.12(b) of the Disclosure Schedule lists all leases and subleases to which the Fund is a party, and the General Partners have made available to APF correct and complete copies of all such leases and subleases (as amended to date). With respect to each lease and sublease listed in Section 7.12(b) of the Disclosure Schedule:

   (a) the lease or, to the Knowledge of the General Partners, the sublease is legal, valid, binding, enforceable, and in full force and effect, except as may be affected by bankruptcy, insolvency, moratorium and the rights of creditors generally;

   (b) no consent is required with respect to the lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of the lease or sublease or otherwise affect the ongoing validity of the lease or sublease;

   (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

   (d) no party to the lease or, to knowledge of the General Partners, sublease has repudiated any provision thereof;

   (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or, to the Knowledge of the General Partners, sublease;

   (f) the Fund has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

   (g) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required by the Fund in connection with the operation thereof and, to the Knowledge of the General Partners, have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

   (h) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

   7.13 Intellectual Property.

   (a) The Fund owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Fund as presently conducted. Each item of Intellectual Property owned or used by the Fund immediately prior to the Closing hereunder will be owned or available for use by the Fund on identical terms and conditions immediately subsequent to the Closing hereunder. The Fund has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) The Fund has not Knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the General Partners nor any of the corporate General Partner's directors and officers (and employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Fund must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the General Partners, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Fund which are material to the operation of the Fund's business.

   (c) The Fund has no patent or registration which has been issued to the Fund with respect to any of its Intellectual Property.

   (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Fund uses pursuant to license, sublicense, agreement, or permission. The General

Partners have made available to APF and the Operating Partnership correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

   (e) To the Knowledge of the General Partners, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Fund's business as presently conducted.

   7.14 Tangible Assets. The Fund owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted. Each such tangible asset is free from all material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the assets, in the opinion of the General Partners, necessary to conduct the Fund's business as it is currently being conducted.

   7.15 Contracts. Section 7.15 of the Disclosure Schedule lists all of the following types of contracts and other agreements to which the Fund is a party:

   (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

   (b) any agreement concerning a partnership or joint venture;

   (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

   (d) any agreement concerning confidentiality or noncompetition;

   (e) any agreement with any General Partner or any of their Affiliates (other than the Fund);

   (f) any agreement under which it has advanced or loaned any amount to any of the General Partners or the corporate General Partner's directors, officers, and employees outside the Ordinary Course of Business; or

   (g) any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

   The General Partners have made available to APF and the Operating Partnership a correct and complete copy of each written agreement listed in
Section 7.15 of the Disclosure Schedule (as amended to date) which is not included as an exhibit to a Fund SEC Document and a written summary setting forth the terms and conditions of each oral agreement referred to in Section
7.15 of the Disclosure Schedule. With respect to each agreement set forth in
Section 7.15 of the Disclosure Schedule or filed as an exhibit to a Fund SEC
Document: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

   7.16 Notes and Accounts Receivable. All notes and accounts receivable of the Fund are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Fund.

   7.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Fund.

   7.18 Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Fund has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets): (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (iii) the policy number and the period of coverage. With respect to each current insurance policy, to the Knowledge of the General Partners and the Fund: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Fund nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Fund has been covered during the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets) by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Fund.

   7.19 Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance, not already disclosed in the Fund SEC Documents, in which the Fund
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or, to its Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section
7.19 of the Disclosure Schedule or the Fund SEC Documents could result in any Material Adverse Effect on the Fund. None of the General Partners has any reason to believe that any additional such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Fund.

   7.20 Tenants. To the Knowledge of any of the General Partners, no current tenant of a property owned by the Fund presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   7.21 Employees. The Fund does not have and has never had any employees, officers or directors. The Fund is not and has never been a party to or had any liability with respect to any Employee Benefit Plan.

   7.22 Guaranties. The Fund is not a guarantor of and is not otherwise liable for any liability or obligation (including indebtedness) of any other Person.

   7.23 Registration Statement. The information furnished by the Fund for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

   7.24 Environmental Matters. The Fund is currently in compliance with all material environmental laws, ordinances, regulations and orders applicable to its business or properties, and, to the Knowledge of the General Partners, the tenants' present uses of the Fund's properties, whether leased or owned, do not materially violate any such laws, ordinances, regulations or orders. The Fund is not subject to any Liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or material or pollutant or any spill, leakage, discharge or release of any hazardous substance or material or pollutant as a result of having owned or operated any business prior to the Effective Time, which if a violation existed would have a Material Adverse Effect on the Fund.

   7.25 Vote Required. The affirmative vote of at least a majority of the outstanding Fund Interests is the only vote of any security holder in the Fund (under applicable law or otherwise) required to approve the Merger, this Agreement and the other transactions contemplated hereby.

   7.26 Disclosure. The representations and warranties contained in this
Article VII do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VII not misleading.

                                  ARTICLE VIII
                             Pre-Closing Covenants

   The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

   8.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article X below).

   8.2 Notices and Consents. The General Partners shall give any notices to third parties and obtain any third party consents referred to in Sections 5.1, 5.2, 7.3 and 7.4 above and the related sections of the Disclosure Schedule. APF, the OP General Partner and the Operating Partnership shall give any notices to third parties and obtain any third party consents referred to in Sections 6.4 and 6.5 above. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 5.1, 6.4 and
7.3 above.

   8.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement to the Effective Time, the General Partners will not, and will not cause the Fund to, take any action that adversely affects the ability of the Fund (i) to pursue its business in the ordinary course, (ii) to seek to preserve intact its current business organizations, and (iii) to preserve its relationships with its tenants; and the General Partners will not allow the Fund to, without the OP General Partner's prior written consent, which consent shall not be unreasonably withheld:

   (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any additional ownership interests (including the Fund Interests), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its ownership interests or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or (ii) any other securities in respect of, in lieu of or in substitution for the Fund Interests outstanding on the date hereof;

   (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Fund Interests);

   (c) split, combine, subdivide or reclassify any of its ownership interests or otherwise make any payments to the Partners; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution in respect of its ownership interests at such times and in such manner and amount as may be consistent with the Fund's past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from December 31, 1998 through the Effective Time, to the extent not otherwise paid or distributed to the Partners), or (ii) any distribution of property necessary for the representation and warranty set forth in Section
7.11 to be true and correct;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

   (e) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation outside the Ordinary Course of Business;

   (f) other than as may be necessary to consummate the Merger, adopt any amendments to its certificate of limited partnership or limited partnership agreement;

   (g) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, outside the Ordinary Course of Business;

   (h) engage in the conduct of any business the nature of which is materially different from the business in which the Fund is currently engaged;

   (i) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Fund;

   (j) forgive any indebtedness owed to the Fund or convert or contribute by way of capital contribution any such indebtedness owed;

   (k) authorize or enter into any agreement providing for management services to be provided by the Fund to any third party or an increase in management fees paid by any third party under existing management agreements;

   (l) mortgage, pledge, encumber, sell, lease or transfer any material assets of the Fund except as contemplated by this Agreement;

   (m) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

   (n) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

   8.4 Full Access. The General Partners shall permit representatives of APF and the OP General Partner to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Fund to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Fund. APF, the OP General Partner and the Operating Partnership shall permit representatives of the General Partners and the Fund to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of APF and the Operating Partnership to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to APF, the OP General Partner and the Operating Partnership. The Parties agree that any information obtained in connection with the exercise of their rights pursuant to this Section 8.4 shall be Confidential Information for purposes of this Agreement.

   8.5 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Articles V, VI or VII above, as applicable. No disclosure by any Party pursuant to this Section 8.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

   8.6 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each of APF, the Operating Partnership, the General Partners and the Fund shall use reasonable efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of APF after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

   8.7 Fund Partner Approval. The General Partners hereby agree to vote the Fund Interests owned by them in favor of this Agreement and the transactions contemplated hereby and agree, subject to the satisfaction of their fiduciary duties as general partners under Florida law, as reasonably determined by the General Partners, to recommend that the limited Partners of the Fund vote their Fund Interests in favor of this Agreement and the transactions contemplated hereby.

   8.8 Delivery of Certain Financial Statements.

   (a) In addition to disclosure in Fund SEC Documents required to be filed by the Fund, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, the Fund shall provide to APF and the OP General Partner with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by the Fund and each of the General Partners that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of the Fund as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   (b) In addition to disclosure in APF SEC Documents required to be filed by APF, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, APF shall provide to the Fund and the General Partners with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by APF that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of APF as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   8.9 State Takeover Statutes. APF, the APF Board of Directors, the Operating Partnership, the Fund and the General Partners shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation, including without limitation, the control share acquisition provisions of Section 3-701 et seq. of the Maryland GCL and the business combination provisions of Section 3-601 et seq of the Maryland GCL (each, a "Takeover Statute"), is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and
(ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

   8.10 Exclusivity. None of the General Partners shall solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of the Fund (including any acquisition structured as a merger, consolidation, or share exchange). The General Partners shall notify APF and the Operating Partnership immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

   8.11 Listing. APF shall effect, at or before the issuance of any APF Common Shares issued as Share Consideration pursuant to Article IV, authorization for listing or quotation of such APF Common Shares on the NYSE, subject to official notice of issuance.

   8.12 Maintenance of APF's Business. During the period from the date of this Agreement to the Effective Time, APF will not take any action that adversely affects the ability of APF (i) to pursue its business in the ordinary course,
(ii) to seek to preserve intact its current business organizations (iii) to preserve its relationships with its tenants and (iv) will not take any action to affect it status as a REIT for federal income tax purposes.

   8.13 Registration of Share Consideration. APF shall cause the Registration Statement to become effective prior to the Closing Date.

   8.14 Delivery and Approval of Disclosure Schedule and Schedule 1. Within fifteen (15) business days after the date of this Agreement the General Partners shall deliver to APF the Disclosure Schedule and APF shall deliver to the General Partners Schedule 1. Within fifteen (15) business days after APF receives the Disclosure Schedule it shall give the General Partners notice either that the disclosures in the Disclosure Schedule are, as to substance, satisfactory to APF, in its sole and absolute discretion, or that they are not satisfactory and that APF terminate this Merger Agreement pursuant to Section
11.2. Likewise, within fifteen (15) business days after the General Partners receive Schedule 1, the General Partners shall give APF notice either that the disclosures in Schedule 1 are, as to substance, satisfactory to them, in their sole and absolute discretion, or that they are not satisfactory and that such General Partners terminate the Agreement pursuant to Section 11.2. In the case of both APF and the General Partners, the failure of either to give the notice specified above within the applicable fifteen (15) business day period shall constitute approval of the Disclosure Schedule or Schedule 1, as applicable.

   8.15 Certain Acquisitions. APF or its Subsidiaries shall acquire CNL Fund Advisors, Inc., CNL Financial Corp. and CNL Financial Services, Inc. (collective, the "CNL Restaurant Services Group") substantially in accordance with the terms and conditions set forth in their respective merger agreements dated on or about the date hereof or such other terms that are mutually agreed to by the parties.

                                   ARTICLE IX

                             Post-Closing Covenants

   The Parties agree as follows with respect to the period following the
Closing:

   9.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XII below). The General Partners acknowledge and agree that from and after the Closing, the Surviving Partnership will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Fund.

   9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Fund, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article XII below).

   9.3 Transition. The General Partners will not take any action that is designed or intended to have the effect of discouraging any tenant, lessor, licensor, customer, supplier, or other business associate of the Fund from maintaining the same business relationships with the Surviving Partnership after the Closing as it maintained with the Fund prior to the Closing.

   9.4 Confidentiality.

   (a) The General Partners and the Fund will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to APF or the OP General Partner, as applicable, or destroy, at the request and option of APF or the OP General Partner, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the General Partners or the Fund is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such General Partner or the Fund, as applicable, will notify APF or the OP General Partner, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such General Partner or the Fund is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such General Partner or the Fund, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that such General Partner or the Fund, as applicable, shall use its best efforts to obtain, at the request of APF or the OP General Partner, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as APF or the OP General Partner, as applicable, shall designate.

   (b) APF, the OP General Partner and the Operating Partnership will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, if the Closing does not occur, deliver promptly to the Fund General Partners, as applicable, or destroy, at the request and option of the Fund or the General Partners, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Prior to the Closing and if the Closing does not occur, in the event that any of APF, the OP General Partner or the Operating Partnership is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, APF, the OP General Partner or the Operating Partnership, as applicable, will notify the Fund or the General Partners, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, APF, the OP General Partner or the Operating Partnership is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then APF, the OP General Partner or the Operating Partnership, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that APF, the OP General Partner or the Operating Partnership, as applicable, shall use its best efforts to obtain, at the request of the Fund or the General Partners, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Fund or the General Partners, as applicable, shall designate.

   9.5 Covenant Not to Compete. Unless employed by the Surviving Partnership or APF after the Closing, for a period of three years from and after the Closing Date, none of the General Partners will engage directly or indirectly in any business serving the restaurant industry that the Surviving Partnership or APF conducts as of the Closing Date, except existing restaurant businesses and properties currently owned or advised by affiliates of CNL Group, Inc., including CNL Advisory Services, Inc. In addition, and not in lieu of the foregoing, for a period of three years from and after the Closing Date, James
M. Seneff, Jr. hereby covenants and agrees not to engage or participate, directly or indirectly, as principal, agent, executive, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business that relates to the ownership, acquisition or development of "restaurant operations"; provided, however, for the purposes of this Agreement, "restaurant operations" shall not include the ownership, acquisition or development of hotel and health care properties that contain restaurant operations and those entities set forth on Schedule 9.5, and provided further, the noncompetition covenant shall not operate to preclude Mr. Seneff's ownership of APF Common Shares and of up to 5% of the equity securities of companies whose common stock is publicly traded that are engaged in owning, operating, franchising or making are engaged in owning, operating, franchising or making loans to restaurants and restaurant companies. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

   9.6 Tax Matters.

   (a) If there is an adjustment to any item reported on a pre-closing Tax Return that results in an increase in the Taxes payable by the Fund or any of the General Partners, and such adjustment results in a corresponding adjustment to items reported on a post-closing Tax Return with the result that the Taxes payable either by APF, any of its Subsidiaries, or by any consolidated group of companies of which APF or any Subsidiary are then members are reduced, or a refund of Taxes is increased, then any APF Indemnity Claim that the General Partners or Fund owes APF or the Operating Partnership pursuant to Article XII below shall be reduced by the amount by which such Taxes are reduced or such refunds are increased.

   (b) Any refund or credit of Taxes (including any statutory interest thereon) received by APF or any of its Subsidiaries attributable to periods ending on or prior to or including the Closing Date that were paid by the Fund pursuant to this Agreement shall reduce any APF Indemnity Claim that the General Partners or the Fund owes APF pursuant to Article XII below by an amount equal to the amount of such refund or credit.

   (c) In the event that APF or any of its Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that could affect the Fund or the General Partners, or if the Fund or any of the General Partners receives notice of such matters that could affect APF or any of its Subsidiaries, the party receiving such notice shall notify in writing the potentially affected party within ten
(10) days thereof. The failure of either party to give the notice required by this Section shall not impair such party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

   (d) The General Partners shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, reasonably settle or appeal all proceedings with respect to pre-closing Taxes.

                                   ARTICLE X

                       Conditions to Obligation to Close

   10.1 Conditions to Each Party's Obligation. The respective obligations of APF, the OP General Partner, the Operating Partnership, the Fund and the General Partners to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of APF and the General Partners:

   (a) Governmental Approvals and Consents. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 5.1, 6.4, and 7.3 above.

   (b) No Injunction or Proceedings. There shall not be any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of APF or the General Partners, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially adversely affect the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

   (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of APF, would have a Material Adverse Effect on the Fund or, in the sole judgment of any of the General Partners, would have a Material Adverse Effect on APF.

   (d) Shareholder/Partner Approvals. The stockholders of APF shall have approved APF's Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit A, and the Partners of the Fund shall have approved the Merger Proposal, amendments to the partnership agreement, if any.

   (e) Registration of Share Consideration. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

   10.2 Conditions to Obligation of APF, the OP General Partner and the Operating Partnership. The obligations of APF, the OP General Partner and the Operating Partnership to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) the General Partners and the Fund shall have delivered to APF and the OP General Partner a certificate to the effect that:

     (i) the representations and warranties set forth in Article V and
  Article VII above are true and correct in all material respects at and as of the Closing Date;

     (ii) the General Partners and the Fund have performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date;

     (iii) the General Partners and the Fund have procured all of the material third-party consents specified in, respectively, Section 5.2 and
  Section 7.4 above and the related sections of the Disclosure Schedule; and

     (iv) no action, suit, or proceeding is pending or, to their Knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
  (C) affect adversely the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

Notwithstanding the foregoing, APF's obligation to close as a result of a breach of the representations and warranties contained in Section 7.24 shall be governed solely by Section 10.2(e) below.

   (b) since December 31, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of the Fund, such determination to be made in the reasonable discretion of APF;

   (c) APF and the Operating Partnership shall have received an opinion dated as of the Closing Date from Baker and Hostetler LLP, counsel to the General Partners and the Fund, taken as a whole, in form and substance reasonably satisfactory to APF and the Operating Partnership;

   (d) APF shall have received the Disclosure Schedule and approved it in accordance with Section 8.14;

   (e) There shall not exist an unlawful environmental condition on one or more properties owned by the Fund, which in the opinion of a mutually acceptable environmental engineer or consultant, would require APF to expend in excess of $3,886,185 in order to remediate such unlawful environmental condition and cause the subject property or properties to comply with applicable environmental laws, ordinances, regulations or orders; and

   (f) If each of the CNL Income Funds approves its respective Proposed Acquisition, Merrill Lynch & Co. shall not have withdrawn its Fairness Opinion issued in connection with the Merger. If a Proposed Acquisition is not approved by the applicable CNL Income Fund, then the Special Committee of the Board of Directors of APF shall have received a fairness opinion addressed to APF and its stockholders from Merrill Lynch & Co. as to the fairness of the Proposed Acquisitions that were approved by the respective CNL Income Fund, including the consideration to be paid in connection therewith, to APF and its stockholders from a financial point of view.

   APF, the OP General Partner and the Operating Partnership may waive any condition specified in this Section 10.2 if they execute a writing so stating at or prior to the Closing.

   10.3 Conditions to Obligation of the General Partners and the Fund. The obligations of the General Partners and the Fund to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) APF, the OP General Partner and the Operating Partnership shall have delivered to the General Partners and the Fund a certificate to the effect that:

     (i) the representations and warranties set forth in Article VI above are true and correct in all material respects at and as of the Closing Date;

     (ii) APF, the OP General Partner and the Operating Partnership have performed and complied with all of their covenants hereunder in all material respects through the Closing; and

     (iii) no action, suit, or proceeding is pending or, to their knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

   (b) APF shall have delivered to the Fund for distribution to the Partners the Share Consideration pursuant to Section 4.2 and, as applicable, the cash and Notes pursuant to Section 4.4;

   (c) since September 30, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of APF;

   (d) APF shall have acquired the CNL Restaurant Services Group;

   (e) the General Partners shall have received Schedule 1 and approved it in accordance with Section 8.14;

   (f) the APF Common Shares shall have been approved for listing on the NYSE subject to official notice of issuance;

   (g) the General Partners shall have received an opinion dated as of the Closing Date from Shaw Pittman Potts & Trowbridge, counsel to APF and the Operating Partnership, in form and substance reasonably satisfactory to the General Partners; and

   (h) Legg Mason Wood Walker Incorporated shall not have withdrawn the Fund Fairness Opinion.

   The General Partners and the Fund may waive any condition specified in this
Section 10.3 if they execute a writing so stating at or prior to the Closing.

                                  ARTICLE XI

                                  Termination

   11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the General Partners, the limited partners of the Fund, the OP General Partner or the stockholders of APF, respectively, either by the mutual written consent of APF, the OP General Partner and the General Partners or by mutual action of the General Partners and the Boards of Directors of each of the corporate General Partner and the OP General Partner and the Special Committee.

   11.2 Termination by Individual Parties. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee and the Board of Directors of the OP General Partner in the event of a failure of a condition to the obligations of APF and the Operating Partnership set forth in
Section 10.2 of this Agreement; (b) by the General Partners in the event of a failure of a condition to the obligations of General Partners or the Fund set forth in Section 10.3 of this Agreement; (c) any Party if the Merger shall not have occurred by December 31, 1999 or (d) if a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

   11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article XI, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement or the obligations set forth in Sections 9.4 and 13.11.

                                  ARTICLE XII

                                Indemnification

   12.1 Indemnity Obligations of the General Partners and the Fund. Subject to Sections 12.5 and 12.6 hereof, each of the General Partners severally, in accordance with its percentage interest in the Share Consideration and limited in amount to the value of the APF Common Shares received by it, based upon the average per share closing price of the APF Common Shares for the first twenty trading days after the APF Common Shares are listed on NYSE (the "20 Day Average Price"), agree to indemnify and hold APF, the OP General Partner and the Surviving Partnership harmless from, and to reimburse APF, the OP General Partner and the Surviving Partnership for, any APF Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "APF Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost, or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of any of the General Partners or the Fund which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements, or undertakings of any of the General Partners or the Fund which are contained in or made pursuant to this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.1.

   12.2 Indemnity Obligations of APF, the OP General Partner and the Operating Partnership. Subject to Sections 12.5 and 12.6 hereof, APF, the OP General Partner and the Operating Partnership (including in its capacity as the Surviving Partnership) hereby jointly and severally agree to indemnify and hold each of the General Partners and the Fund harmless from, and to reimburse each of the General Partners and the Fund for, any Fund Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Fund Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost, or expense of any nature whatsoever incurred by any of the General Partners or the Fund resulting from
(i) any breach of any representation and warranty of APF, the OP General Partner or the Operating Partnership which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements, or undertakings of APF, the OP General Partner and the Operating Partnership which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 12.2.

   12.3 Appointment of Representative. James M. Seneff, Jr. is hereby appointed as the exclusive agent of the General Partners and the Fund to act on their behalf with respect to any and all Fund Indemnity Claims and any and all APF Indemnity Claims arising under this Agreement or such other representative as may be hereafter appointed by the General Partners. Such agent is herein referred to as the "Representative." The Representative shall take, and the General Partners agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the General Partners and the Fund, as fully as if such parties were acting on their own behalf, including, without limitation, asserting Fund Indemnity Claims against APF, the OP General Partner and the Operating Partnership, defending all APF Indemnity Claims, consenting to, compromising, or settling all Fund Indemnity Claims and APF Indemnity Claims, conducting negotiations with APF, the OP General Partner and the Operating Partnership and their representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants, or other representatives in connection with the foregoing matters. APF, the OP General Partner and the Operating Partnership shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the General Partners and the Fund. The Representative, acting pursuant to this Section 12.3, shall not be liable to any of the General Partners or the Fund for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

   12.4 Notification of Claims. Subject to the provisions of Section 12.5, in the event of the occurrence of an event which any Party asserts constitutes an APF Indemnity Claim or a Fund Indemnity Claim, as applicable, such Party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment, or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment, or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. Any indemnifying party may elect, at such Party's sole expense, to assume control of the defense, settlement, adjustment, or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment, or compromise of such claims, or ceasing to defend against such claims, unless such settlement is a cash settlement and contains an unconditional release of the indemnified party from all existing and future claims with respect to the matter being contested. In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

   12.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive until eighteen months from the Closing Date; provided, however, the representations and warranties contained in Sections 6.2, 6.3 and 7.11 shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby. No claim shall be made after the applicable survival period.

   12.6 Limitations. Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall and the other claims described in Article XIII exceed in the aggregate the dollar amount specified in Article XIII. As to APF Indemnity Claims, the liability of each General Partner shall be limited as provided in Article XIII.

   12.7 Exclusive Provisions; No Rescission. Except as set forth in this Agreement, no Party hereto is making any representation, warranty, covenant, or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant, or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any Party hereto, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the Parties under the provisions of this Article XII shall be the sole and exclusive remedy available to the Parties with respect to claims, assertions, events, or proceedings arising out of or relating to the Merger.

                                  ARTICLE XIII

                            Limitation of Liability

   13.1 Threshold. Notwithstanding anything to the contrary stated in this Agreement, in no event (i) shall the General Partners or any of them have any liability to APF and/or the OP General Partner and the Surviving Partnership on account of any APF Indemnity Claim or for any claim for breach of warranty or for misrepresentation, or any other claim whatsoever arising under this Agreement or in connection with the transaction contemplated herein (individually a "Claim" and collectively, "Claims") or for any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever directly resulting from Claims (collectively, "Losses") unless, until and only to the extent that the accumulated amount of all Losses exceeds the amount of $388,619 in the aggregate (the "Threshold") nor (ii) shall the individual or aggregate liability of the General Partners on account of Claims and Losses exceed the value of APF Common Shares actually issued to the General Partners in the Merger valued at the 20 Day Average Price. To the extent that any Claim is asserted against more than one General Partner, each General Partner shall be liable only for such General Partner's proportionate share of the Claim based on the percentage that the APF Common Shares received by such General Partner in the Merger is of the total APF Commons Shares comprising the Share Consideration. Any Claim against a General Partner, including an APF Indemnity Claim, may be satisfied by such General Partner, in its sole discretion, by surrendering to the claimant(s) APF Common Shares at a value equal to the closing price per share of such shares on the NYSE on the last trading day preceding the date such APF Common Shares are surrendered.

   13.2 Special Indemnification. APF agrees to indemnify, defend and hold harmless the General Partners against any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever, including reasonable attorneys' fees, arising after the Effective Time that would have arisen in their capacity as General Partners of the Fund had the Merger not been consummated and that are the result of APF's alleged actions or inactions. The Threshold described in Section 13.1 above shall not apply to APF obligations to indemnify the General Partners pursuant to this
Section 13.2.

                                  ARTICLE XIV

                                 Miscellaneous

   14.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of APF and the General Partners; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

   14.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

   14.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

   14.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of APF and the General Partners.

   14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   14.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   14.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  If to the Fund or the General Partners:

     c/o James M. Seneff, Jr.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 423-2894

  With copy to:

     Baker & Hostetler LLP
     Sun Trust Center, Suite 2300
     200 South Orange Avenue
     Orlando, Florida 32801
     Attn: Kenneth C. Wright, Esq.
     Telecopy: (407) 841-0168

  If to APF or the Operating Partnership:

     Curtis B. McWilliams
     Executive Vice President
     CNL American Properties, Inc.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 650-1000

  With copy to:

     Shaw Pittman Potts & Trowbridge
     2300 N Street, N.W.
     Washington, D.C. 20037
     Attn: John M. McDonald, Esq.
     Telecopy: (202) 663-8007

   Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

   14.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   14.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by APF, the OP General Partner and the General Partners. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   14.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   14.11 Expenses. If the Closing occurs, APF will bear all costs and expenses of the Parties incurred in connection with this Agreement and the transactions contemplated hereby to the extent not already paid by the Fund or the General Partners. If the Closing does not occur, APF, the OP General Partner and the Operating Partnership will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and the General Partners and the Fund will divide their costs and expenses (including legal fees and expenses) as follows:
(i) the Fund shall bear that percentage of the costs and expenses equal to the percentage obtained by dividing the number of Fund votes in favor of the Merger by the sum of the total number of votes cast and the total number of abstentions and (ii) the General Partners shall bear the remainder of the costs and expenses.

   14.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

   14.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

   14.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

   14.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in and for Orange County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

   IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                           Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND XIII, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne_________________
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          James M. Seneff, Jr., as General
                                           Partner

                                                                      Appendix C

                            CERTIFICATE OF AMENDMENT
                                       TO
                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF


                           CNL Income Fund XIII, Ltd.
--------------------------------------------------------------------------------
          (Insert name currently on file with Florida Dept. of State)

   Pursuant to the provisions of section 620.109, Florida Statues, this Florida limited partnership, whose certificate was filed with the Florida Department of State on September 25, 1992, adopts the following certificate of amendment to its certificate of limited partnership:

   FIRST: Amendment(s): (indicate article number(s) being amended, added, or deleted)

   Article XX, Section 21.5 is deleted in its entirety, and all cross references to such section are deleted in their entirety.

   SECOND: This certificate of amendment shall be effective at the time of its filing with the Florida Department of State.

   THIRD: Signature(s)
Signature of current general partner(s):

                                          -------------------------------------
                                          James M. Seneff, Jr.

                                          -------------------------------------
                                          Robert A. Bourne

                                          CNL REALTY CORPORATION

                                          By:
                                          -------------------------------------
                                          Name:

Signature(s) of new general partner(s), if applicable: N/A

                                                                      Appendix D

                               [FORM OF OPINION]

                                       , 1999

James M. Seneff, Jr.
Robert A. Bourne
400 East South Street
Orlando, Florida 32801

Gentlemen:

   We have acted as counsel to CNL Income Fund XIII, Ltd., a Florida limited partnership (the "Partnership") of which you are the general partners (the "General Partners"), in connection with the proposed amendment (the "Proposed Amendment") to the Amended and Restated Agreement of Limited Partnership of CNL Income Fund XIII, Ltd. (the "Partnership Agreement"). The Partnership Agreement requires that in connection with any proposed amendment to the Partnership Agreement (other than ministerial amendments and those amendments dealing with the transfer of a limited partner's partnership interest or the admission of substituted or additional limited partners), the General Partners must obtain an opinion of counsel concerning whether such proposed amendment would result in changing the Partnership to a general partnership. The Proposed Amendment would delete the provision in the Partnership Agreement that prohibits the Partnership from participating in any transaction involving (i) the acquisition, merger, conversion, or consolidation, either directly or indirectly, of the Partnership, and (ii) the issuance of securities of any other partnership, real estate investment trust, corporation trust or other entity that would be created or would survive after the successful completion of such transaction.

   This opinion is furnished pursuant to the Partnership Agreement. In rendering our opinion, we have examined and relied on the Partnership Agreement, the Proposed Amendment, and the Certificate of Limited Partnership of the Partnership. We have, in addition, made such other inquiries of fact and examinations of law as we have deemed necessary for purposes of rendering this opinion.

   We are members of the Bar of the State of Florida and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the State of Florida and are expressing no opinion as to the laws of any jurisdiction other than those of the State of Florida and our opinion is so limited.

   In rendering the opinion set forth below, we have assumed: the genuineness of all signatures on records, certificates, instruments, agreements and other documents submitted to us for examination; the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, facsimile, reproduced, or conformed copies and the authenticity of the originals of such latter documents; the accuracy and completeness of all factual representations made in the above-referenced documents; and the legal capacity of all natural persons.

   Based upon the foregoing and subject to the limitations and qualifications hereinafter set forth, we are of the opinion that the Proposed Amendment to the Partnership Agreement would not result in changing the Partnership to a general partnership.

   This opinion letter is based upon and limited to laws of the State of Florida as in effect on the date of this letter and to our current knowledge of facts in existence as of the date of this letter and material to the opinions expressed in this letter. This opinion letter is rendered as of the date hereof, and does not purport to analyze, evaluate or consider the legal effect of any event, legal or factual, occurring after such date that may alter the validity, effect or contents of this opinion, and we assume no obligation to update the opinion set forth herein.

This opinion letter is limited to the matters expressly set forth in this letter, and no other statement or opinions should be inferred beyond the matters expressly stated.

   Except as agreed by us in writing, our opinion is solely for the benefit of the addressees shown on the first page hereof and the limited partners of the Partnership and may be relied upon by such parties solely for the purposes for which it is being furnished. Without our prior written consent, this opinion letter may not be used, circulated, quoted or otherwise referred to for any purpose except as stated herein.

                                          Very truly yours,

                                          Baker & Hostetler LLP

                       CNL AMERICAN PROPERTIES FUND, INC.
                          SUPPLEMENT DATED     , 1999
                                       TO
                   PROSPECTUS/CONSENT SOLICITATION STATEMENT
                             DATED           , 1999
                         FOR CNL INCOME FUND XIV, LTD.

   This supplement is being furnished to you, as a Limited Partner of CNL Income Fund XIV, Ltd., which we refer to as the Income Fund, for the purpose of enabling you to evaluate the proposed Acquisition of your Income Fund by CNL American Properties Fund, Inc., a Maryland corporation, which is a real estate investment trust. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed Acquisition that are unique to you and the other Limited Partners of your Income Fund. This supplement does not purport to provide an overall summary of the proposed Acquisition and should be read in conjunction with the accompanying Prospectus Consent Solicitation Statement, which includes detailed discussions regarding APF and the other Income Funds being acquired by APF. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the consent solicitation. Unless otherwise indicated, the terms "we," "us," "our," and "ourselves" when used herein refer to James M. Seneff, Jr., Robert A. Bourne and CNL Realty Corporation, the general partners of your Income Fund. When we refer to APF, we are referring to CNL American Properties Fund, Inc. and its subsidiaries, including CNL APF Partners, L.P., a wholly owned limited partnership through which APF conducts its business and which we call the Operating Partnership.

   APF Share numbers in this consent solicitation reflect a one-for-two reverse stock split approved by the APF stockholders on May 27, 1999 and effective on June 3, 1999.

   APF has set the exchange value at $20.00 for the purposes of allocating the APF Share consideration offered to the Income Funds. In considering what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

                                    OVERVIEW

   Pursuant to the consent solicitation and this supplement, you are being asked to approve the Acquisition of your Income Fund by APF. Your Income Fund is one of 16 limited partnerships,which we refer to collectively as the Income Funds, that APF is seeking to acquire. Supplements have also been prepared for each of the other Income Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to D.F. King & Co., 77 Water Street, New York, New York 10005.

   There are material risks and potential disadvantages associated with the Acquisition that you should consider in determining whether to vote "For" or "Against" the Acquisition. These material risks include:

   . We are uncertain about the value at which APF Shares will trade following listing.

   . We have material conflicts in light of our being both general partners of the Income Funds and members of APF's Board of Directors.

   . As stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

   . Because your Income Fund has six tenants under bankruptcy protection, if your Income Fund approves the Acquisition along with each of the other Income Funds, you would become subject to any adverse consequences associated with the 24 restaurant properties that APF would have under bankruptcy protection.

   . Unlike your Income Fund, APF will not be prohibited from incurring indebtedness.

   . The Acquisition is a taxable transaction.

   . The Acquisition involves a fundamental change in your investment.

What is APF?

   APF is a full-service real estate investment trust formed in 1994, which offers a complete range of restaurant property services to operators of national and regional restaurant chains, from triple-net leasing and mortgage financing to site selection, construction management and build-to-suit development. As of June 30, 1999, APF had total assets of approximately $822 million and 32,000 stockholders of record. If APF acquires all of the Income Funds in the Acquisition, APF expects to have total assets of approximately $1.5 billion at the time of the consummation of the Acquisition and will be one of the largest triple-net lease REITs in the United States.

What will I receive if my Income Fund approves the Acquisition?

   If your Income Fund approves the Acquisition, you will be entitled to receive shares of APF common stock in exchange for the units of limited partnership interest that you own in your Income Fund. The APF Shares will be listed for trading on the New York Stock Exchange, or NYSE, concurrently with the consummation of the Acquisition. If you vote "Against" the Acquisition, and your Income Fund is nevertheless acquired by APF, you may elect to receive
consideration in the form of 7% callable notes due   2005.

How many APF Shares will I receive if my Income Fund is acquired by APF?

   Your Income Fund will receive 2,156,521 APF Shares before payment of Acquisition expenses. You will receive your proportion of such shares in accordance with the terms of your Income Fund's partnership agreement.

What is the value of an APF Share?

   We do not know the fair value of an APF Share. APF has assigned a value, which we refer to as the exchange value, of $20.00 per share. After careful consideration, APF concluded that the exchange value should be set at $20.00 and that the exchange value would be used to allocate the APF Share consideration among the 16 Income Funds. In determining what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

What is the required vote necessary to approve the Acquisition?

   Pursuant to the terms of your Income Fund's partnership agreement, APF's Acquisition of your Income Fund may not be consummated without the approval of greater than 50% of the outstanding units. Such an approval by your Income Fund's Limited Partners will be binding on you even if you vote "Against" the Acquisition.


Do you, as the general partners of my Income Fund, recommend that I vote "For" the proposed Acquisition?

   Yes. We unanimously recommend that you vote "For" the proposed Acquisition. We believe that the Acquisition is the best means to maximize the value of your investment in your Income Fund, as opposed to liquidating your Income Fund's portfolio or continuing unchanged the investment in your Income Fund.

How do I vote?

   Just indicate on the enclosed consent form, which is printed on the blue paper, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of Limited Partners, your units may be voted "For" or "Against" APF's Acquisition of your Income Fund. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Acquisition. If you do not vote or you abstain from voting, it will count as a vote "Against" the Acquisition.

What are the tax consequences of the Acquisition to me?

   The Acquisition is a taxable transaction. The tax obligations of individuals and tax-paying entities will generally be based on the difference between the value of the APF Shares you receive and the tax basis of your units.

   We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Acquisition.

   We have estimated, based on the exchange value, that the taxable gain per average original $10,000 investment in your Income Fund will be $303.

                                  RISK FACTORS

   As a result of APF's Acquisition of your Income Fund, you will assume the risks associated with the assets of APF and the other Income Funds acquired by APF. Although the majority of APF's assets and the assets of the other Income Funds acquired by APF are substantially similar to those of your Income Fund, the restaurant properties owned by APF and the other Income Funds that are acquired by APF may be differently constructed, located in a different geographic area or of a different restaurant chain than the restaurant properties owned by your Income Fund. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

   The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Acquisition that are applicable to your Income Fund.

 Investment Risks

The exchange value was determined by APF, and the trading price of the APF Shares may decrease substantially below the exchange value upon listing.

   Your Income Fund will be receiving 2,156,521 APF Shares before payment of Acquisition expenses if your Income Fund approves the Acquisition. There has been no prior market for the APF Shares, and it is possible that the APF Shares may trade at prices substantially below the exchange value or the historical per share book value of the assets of APF. The APF Shares have been approved for listing on the NYSE, subject to official notice of issuance. Prior to listing, the existing APF stockholders have not had an active trading market in which they could sell their APF Shares. Additionally, any Limited Partners of the Income Funds who become APF stockholders as a result of the Acquisition, will have transformed their investment in non-tradable units into an investment in freely tradable APF Shares. Consequently, some of these stockholders may choose to sell their APF Shares upon listing at a time when demand for APF Shares may be relatively low. The market price of the APF Shares may be volatile after the Acquisition, and the APF Shares could trade at prices substantially less than the exchange value as a result of increased selling activity following the issuance of the APF Shares, the interest level of investors in purchasing the APF Shares after the Acquisition and the amount of distributions to be paid by APF.

Your distributions may decrease.

   In each of the years ended December 31, 1996, 1997 and 1998, your Income Fund distributed $825 to you per $10,000 investment. While historically, APF has made distributions equal to 7.625% per APF Share, based on the exchange value, we cannot be sure that APF will be able to maintain this level of distributions in the future. In the event that APF is unable to maintain this level of distributions in the future, your distributions per $10,000 investment may decrease substantially after the Acquisition.

The general partners will receive benefits from the Acquisition and will have conflicts of interest in the Acquisition.

   The general partners have three material conflicts of interest in the Acquisition of your Income Fund. First, we, James M. Seneff, Jr. and Robert A. Bourne, who also sit on the Board of Directors of APF, and CNL Realty Corp., an entity whose sole stockholders are Messrs. Seneff and Bourne, are the three general partners of the Income Funds. As Board members of APF, Messrs. Seneff and Bourne have a different interest in the completion of the Acquisition which may conflict with your interest as a Limited Partner of the Income Fund or with their own positions as the general partners of your Income Fund. Second, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund. Third, while we will not receive any APF Shares as a result of APF's Acquisition of your Income Fund, we may be required to pay all or a substantial portion of the Acquisition costs allocated to your Income Fund.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Acquisition, the terms of the Acquisition may have been more favorable to you and the other Limited Partners.

   We, as the general partners of your Income Fund, have not retained an independent representative to act on your behalf or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration to be received, of the Acquisition. No group of Limited Partners was empowered to negotiate the terms and conditions of the Acquisition or to determine what procedures should be used to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and APF have been the parties responsible for structuring all the terms and conditions of the Acquisition. We engaged legal counsel to assist with the preparation of the documentation for the Acquisition, including the consent solicitation, and such legal counsel did not serve, or purport to serve, as legal counsel for the Income Funds or Limited Partners. If an independent representative had been retained for the Income Funds, the terms of the Acquisition may have been different and possibly more favorable to the Limited Partners. In particular, had separate representation for each of the Income Funds been arranged by us, issues unique to the value of each of the specific Income Funds might have been highlighted or received greater attention, resulting in adjustments to the value assigned to the assets of such Income Funds and increasing the number of APF Shares or notes that would be allocable to such Income Fund if acquired in the Acquisition.

The Acquisition will result in a fundamental change in the nature of your investment.

   The Acquisition of your Income Fund involves a fundamental change in the nature of your investment. Your investment will change from constituting an interest in your Income Fund, which has a fixed portfolio of restaurant properties in which you participate in the profits from the operation of its restaurant properties, to holding common stock of APF, an operating company, that will own an interest in 1,249 restaurant properties, assuming only your Income Fund and the CNL Restaurant Businesses were acquired as of June 30, 1999. The risks inherent in investing in an operating company such as APF include that APF may invest in new restaurant properties that are not as profitable as APF anticipated, it may incur substantial indebtedness to make future acquisitions of restaurant properties that it may be unable to repay and it may make mortgage loans to prospective operators of national and regional restaurant chains that may not have the ability to repay.

   Also, an investment in APF may not outperform your investment in your Income Fund. Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Income Fund's assets, to an investment in an entity in which you may realize the value of your investment only through the sale of your APF Shares, not from liquidation proceeds from restaurant properties. Continuation of your Income Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Income Fund's restaurant properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your APF Shares or from the payments on any notes if you elect to receive notes.

Real Estate/Business Risks

If APF's borrowers default on mortgage loans, APF's income could be adversely affected.

   APF will be subject to risks inherent in the business of lending, such as the risk of default by or bankruptcy of the borrower. Upon a default by a borrower, APF may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with APF's administration of the mortgage loans and any collections upon a borrower's default. APF will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since APF's primary source of financing its mortgage loans will be through variable rate loans, any increase in interest rates will also increase APF's borrowing costs. In addition, any interest rate increases after a loan's origination could also adversely effect the value of the loans when securitized.

APF may not be able to access the securitization markets.

   The CNL Restaurant Financial Services Group previously "securitized" one portfolio of mortgage loans by contributing them to a trust that subsequently issued trust certificates representing beneficial ownership interests in the pool of mortgage loans. The CNL Restaurant Financial Services Group ultimately received the net proceeds paid to the trust from the sale of the trust certificates. APF now operates these lending and securitization operations. We cannot be sure that APF will be able to integrate successfully the lending and securitization operations into its business. In addition, APF's ability to access the securitization markets for the mortgage loans on favorable terms could be adversely affected by a variety of factors, including adverse market conditions and adverse performance of its loan portfolio or servicing responsibilities. If APF is unable to access the securitization market, it would have to retain as assets those mortgage loans it would otherwise securitize, thereby remaining exposed to the related credit and repayment risks on such mortgage loans. Under such circumstances, APF would also have to seek a different source for funding its operations than securitizations.

APF's gains on any completed securitizations may be overstated if prepayments or defaults are greater than anticipated.

   APF will report gains on sales of mortgage loans in any securitization based in part on the estimated fair value of the mortgage-related securities retained by APF. In a securitization, APF would expect to retain a residual-interest security and retain an interest-only strip security. The fair value of the residual-interest and interest-only strip security would be the present value of the estimated net cash flows to be received after considering the effects of prepayments and credit losses. The capitalized mortgage servicing rights and mortgage-related securities would be valued using prepayment, default, and interest rate assumptions that APF believes are reasonable. The amount of revenue recognized upon the sale of loans or loan participations will vary depending on the assumptions utilized.

   APF may have to make adjustments to the amount of revenue it recognizes for a securitization if the rate of prepayment, rate of default, and the estimates of the future costs of servicing utilized by APF vary from APF's estimates. For example, APF's gain upon the sale of loans will have been either overstated or understated if prepayments and/or defaults are greater than or less than anticipated. In addition, higher levels of future prepayments, and/or increases in delinquencies or liquidations, would result in a lower valuation of the mortgage-related securities. These adjustments would adversely affect APF's earnings in the period in which the adjustment is made. Such adjustments may be material if APF's estimates are significantly different from actual results.

APF's increased leverage increases APF's risk of default which could, in turn, adversely affect APF's results of operations and stockholder distributions.

   In addition to the issuance of APF Shares or the sale of units of the Operating Partnership, APF has funded and intends to continue to fund acquisitions and the development of new restaurant properties through short-term borrowings and by financing or refinancing its indebtedness on such properties on a longer-term basis when market conditions are appropriate. As of June 30, 1999, and assuming the acquisition of the CNL Restaurant Businesses, APF's debt service ratio was 3.31x and its ratio of debt-to-total assets was 35.90%. If only your Income Fund was acquired as of that date, APF's debt service ratio would have been 3.45x and its ratio of debt-to-total assets would have been 34.72%. As a general policy, APF's Board of Directors has allowed APF to borrow funds only when the ratio of debt-to-total assets of APF is 45% or less. APF's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that APF may incur in the future. Accordingly, APF's Board of Directors could modify the current policy at any time after the Acquisition. If this policy were changed, APF could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase APF's risk of default on its obligations and adversely affect APF's results of operations and its ability to make required distributions to its stockholders.

APF's ability to incur additional secured debt may dilute the value of the notes held by former Limited Partners of the Income Funds

   APF may increase its level of secured debt. Payments on any notes issued by APF in connection with the Acquisition would be subordinated to any secured debt incurred by APF. Also, any secured debt would have a priority claim of repayment over the notes in the event that APF defaulted under its obligations.

APF's plan to grow through the acquisition and development of new restaurant properties could be adversely affected by trends in the real estate and financing businesses.

   APF's growth strategy is substantially based on the acquisition and development of additional restaurant properties. We do not know that APF will do so successfully because APF may have difficulty finding new restaurant properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional restaurant properties is subject to many risks. For instance, if an additional restaurant property is in a market in which APF has not invested before, APF will have relatively little experience in and may be unfamiliar with that new market.

The inability of a tenant or borrower to make lease and mortgage payments could have an adverse effect on APF.

   APF's business depends on the tenants' and borrowers' ability to pay their obligations to APF with respect to APF's real estate leases and mortgage loans. APF typically does not require that a third party guarantee the obligations of the tenant or the borrower. The ability of the tenants or borrowers to pay their obligations to APF in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a restaurant chain, may adversely affect the economic viability of the restaurant chain, including but not limited to:

  . national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by APF's customers;

  .  changes or weaknesses in specific industry segments;

  . perceptions by prospective customers of the safety, convenience, services and attractiveness of the restaurant chain;

  .  changes in demographics, consumer tastes and traffic patterns;

  .  the ability to obtain and retain capable management;

  . the inability of a particular restaurant chain's computer system, or that of its franchisor or vendors, to adequately address year 2000 issues;

  .  increases in operating expenses; and

  .  increases in minimum wages, taxes or mandatory employee benefits.

APF has tenants of two significant restaurant chains that have filed for bankruptcy protection.

   The fact that APF has tenants of two significant restaurant chains, Boston Market and Long John Silver's, that have filed for bankruptcy protection may adversely affect APF's total rental, earned and interest income. Because all of APF's properties are leased on a triple-net basis, if a tenant has defaulted on its lease obligations or has declared bankruptcy, it would reduce APF's rental, earned and interest income until APF could lease those affected properties to a new tenant or tenants. As of June 30, 1999, your Income Fund had no Boston Market restaurant properties and tenants of six Long John Silver's restaurant properties one of which had ceased to pay lease payments to your Income Fund. The aggregate lost rental, interest and earned income of the leases of the property for the six months ended June 30, 1999 was $37,979, which constitutes 2.12% of total rental, interest and earned income, including lost rental, interest and earned income, for such period.

   Assuming that your Income Fund is acquired by APF, you, as an APF stockholder or noteholder, may be subject to the adverse consequences associated with having significant tenants under bankruptcy protection. As of June 30, 1999, and assuming that all the Income Funds are acquired by APF, APF would have had 24 restaurant properties not generating rental income. The aggregate lost rental, earned and interest income of the leases of these properties, whether due to bankruptcy or otherwise, for the six months ended June 30, 1999 would have been equal to $1,175,483, which constitutes 1.33% of total rental, earned and interest income, including lost rental, earned and interest income, for such period.

 Tax Risks

APF's failure to qualify as a REIT for tax purposes would result in APF's taxation as a corporation and the reduction of funding available for stockholder distribution.

   If APF fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, APF may be subject to the federal alternative minimum tax and various state income taxes. Unless APF is entitled to relief under specific statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if APF loses its REIT status, the funds available for distribution to you, as an APF stockholder, would be reduced substantially for each of the years involved.

If APF cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

   Subject to adjustments that are unique to REITs, a REIT generally must distribute 95% of its taxable income. In the event that APF does not have sufficient cash, this distribution requirement may limit APF's ability to acquire additional restaurant properties and to make mortgage loans. Also, for the purposes of determining taxable income, APF may be required to include interest payments, rent and other items it has not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, APF could have taxable income in excess of cash available for distribution. If this occurred, APF would have to borrow funds or liquidate some of its assets in order to maintain its status as a REIT.

Changes in the tax law could adversely affect APF's REIT status.

   APF's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect APF's status as a REIT. In the event that there is a change in the tax laws that prevents APF from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, APF may not be able to make the same level of distributions to its stockholders. In addition, such change may limit APF's ability to invest in additional restaurant properties and to make additional mortgage loans.

                     CONSIDERATION PAID TO THE INCOME FUND

   The proposed number of APF Shares to be paid to your Income Fund was determined by APF in accordance with its own valuation methodologies regarding each Income Fund. We, as the general partners of each Income Fund, determined the fairness of the value of the APF Shares to be paid to your Income Fund based in part on the appraisal of the restaurant properties of your Income Fund by Valuation Associates. In addition, we engaged Legg Mason to provide us with an opinion that the APF Share consideration to be received by each Income Fund, individually, is fair from a financial point of view to each Income Fund.

   The following table sets forth the exchange value of the APF Shares to be paid to your Income Fund in the Acquisition. The APF Shares payable to your Income Fund will not change if APF acquires fewer than all of the Income Funds in the Acquisition. This data assumes that none of the Limited Partners of your Income Fund have elected to receive the notes. You should note that the APF Shares may trade at prices substantially below the exchange value upon listing on the NYSE.

                        Original Limited                                              Exchange    Exchange Value
 Original Limited     Partner Investments                                             Value of    of APF Shares
Partner Investments  less Distributions of  Number of APF Exchange Value             APF Shares    per Average
less Distributions     Net Sales Proceeds      Shares     of APF Shares   Estimated     after    $10,000 Original
   of Net Sales            per 10,000        Offered to     Payable to   Acquisition Acquisition Limited Partner
    Proceeds(1)      Original Investment(1)  Income Fund   Income Fund    Expenses    Expenses      Investment
-------------------  ---------------------- ------------- -------------- ----------- ----------- ----------------
$45,000,000                 $10,000           2,156,521    $43,130,420    $464,000   $42,666,420      $9,481

--------

(1) As of December 31, 1998, the Income Fund had no distributions of net sales proceeds.

   If your Income Fund approves the Acquisition and you have voted "Against" the Acquisition, but you do not wish to own APF Shares, you can elect to
receive your portion of the consideration in 7.0% callable notes, due     ,
2005. The payment received by you and other Limited Partners who elect to receive notes will be equal to 97% of the value of your portion of the exchange value of the APF Shares that would otherwise have been paid to your Income
Fund. The notes will bear interest at 7.0% and will mature on     , 2005. APF
may redeem the notes at any time prior to their maturity at a price equal to the sum of the outstanding principal balance plus accrued interest. In addition, if Limited Partners in your Income Fund elect to receive notes in an amount greater than 15% of the exchange value of the APF Shares to be paid to your Income Fund, then APF has the right to decline to acquire your Income Fund.

                          EXPENSES OF THE ACQUISITION

   If your Income Fund approves the Acquisition, the portion of the Acquisition expenses attributable to your Income Fund will be paid by your Income Fund, as detailed below. The number of APF Shares paid to your Income Fund would reflect a reduction for your Income Fund's expenses of the Acquisition. Acquisition expenses are expected to range from 1.1% to 1.3% of the exchange value of the APF Shares payable to each Income Fund.

   If the Acquisition of your Income Fund is not approved, we will bear a percentage of all Acquisition expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Income Fund, divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Income Fund. In such event, your Income Fund will bear the remaining Acquisition expenses.

   The following table sets forth the estimated Acquisition expenses of acquiring your Income Fund:

                       Pre-closing Transaction Costs
        Legal Fees(1)...................................... $ 34,529
        Appraisals and Valuation(2)........................    9,570
        Fairness Opinions(3)...............................   30,000
        Solicitation Fees(4)...............................   16,488
        Printing and Mailing Fees(5).......................   92,470
        Accounting and Other Fees(6).......................   71,198
                                                            --------
            Subtotal.......................................  254,255
                                                            --------
                         Closing Transaction Costs
        Title, Transfer Tax and Recording Fees(7)..........  103,601
        Legal Closing Fees(8)..............................   51,173
        Partnership Liquidation Costs(9)...................   54,971
                                                            --------
            Subtotal.......................................  209,745
                                                            --------
        Total.............................................. $464,000
                                                            ========

            --------
            (1) Aggregate legal fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $423,998. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the value of the APF Share consideration payable to your Income Fund, based on the exchange value, to the total value of the APF Share consideration payable to all of the Income Funds, based on the exchange value.
            (2) Aggregate appraisal and valuation fees to be incurred by all of the Income Funds in connection with the Acquisition were $105,420. Your Income Fund's pro-rata portion of these fees was determined based on the number of restaurant properties in your Income Fund.
            (3) Each Income Fund received a fairness opinion from Legg Mason and incurred a fee of $30,000.
            (4) Aggregate solicitation fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $250,000. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
            (5) Aggregate printing and mailing fees to be incurred by the
                Income Funds in connection with the Acquisition is estimated to be $1,399,998. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
            (6) Aggregate accounting and other fees to be incurred by the
                Income Funds in connection with the Acquisition is estimated to be $841,245. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

            (7) Aggregate title, transfer tax and recording fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $1,313,596. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.
            (8) Aggregate legal closing fees to be incurred by the Income
                Funds in connection with the Acquisition is estimated to be $648,842. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

            (9) Aggregate partnership liquidation costs to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $698,901. Your Income Fund's pro-rata portion of these costs was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund, based on the exchange value, to the total exchange value of the APF Shares payable to all of the Income Funds.

   The solicitation fees related to the Acquisition will be allocated among the Income Funds, us and APF depending upon whether the Acquisition is consummated. For purposes of the Acquisition, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

   If APF acquires all of the Income Funds, all of the solicitation fees will be payable by APF. If APF acquires less than all of the Income Funds, all of the solicitation fees will be payable by APF or the Income Funds that are acquired in proportion to their respective exchange values. If none of the Income Funds are acquired by APF, all of the solicitation fees will be payable by us.

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   Article 12 of your Income Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding units is required to approve a "Liquidating Sale," which is defined by the partnership agreement to include a transaction or series of transactions resulting in the transfer of 80% or more in value of your Income Fund's restaurant properties acquired within two years of the initial date of the prospectus (September 1993). Because the Acquisition of your Income Fund is a "Liquidating Sale" within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding units.

Required Amendment to the Partnership Agreement

   Your Income Fund's partnership agreement includes one provision that may prevent the successful completion of APF's Acquisition of your Income Fund. This provision must be amended in order to successfully complete the Acquisition. Therefore, in addition to being asked to vote "For" the Acquisition, you will also be asked to vote "For" this amendment. The proposed amendment is summarized below:

 . Amendment to Roll-Up Prohibition. Article 21 of the partnership agreement currently provides that your Income Fund may not participate in any transaction involving (1) the acquisition, merger, conversion or consolidation, either directly or indirectly, of your Income Fund, and (2) the issuance of securities of any other partnership, real estate investment trust, corporation, trust or other entity that would be created or would survive after the successful completion of such transaction.

   If the Limited Partners holding greater than 50% of the outstanding units approve this amendment to your Income Fund's partnership agreement, Article 21 will be deleted in its entirety.

Partnership Agreement Amendment Procedures

   Pursuant to Article 13 of your Income Fund's partnership agreement, we may propose amendments to the partnership agreement. Article 13 of the partnership agreement requires that we furnish you with a verbatim statement of the proposed amendment, which is attached to this Supplement as Appendix C, and to include an opinion of our counsel regarding whether the proposed amendment would change your Income Fund to a general partnership, change our liability or your liability, or allow you to take part in the control or management of your Income Fund. The form of opinion of Baker & Hostetler LLP is attached to this supplement as Appendix D.

Consequence of Failure to Approve the Acquisition or the Amendments

   If the Limited Partners of your Income Fund representing greater than 50% of the outstanding units do not vote "For" the Acquisition and vote "For" the proposed amendment to the partnership agreement, the Acquisition may not be consummated under the terms of the partnership agreement. In such event, we plan to continue to operate your Income Fund as a going concern and to eventually dispose of your Income Fund's restaurant properties approximately 7 to 12 years after they were acquired or as soon thereafter if, in our opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

Special Meeting to Discuss the Acquisition

   We, as general partners of the Income Funds, have scheduled a special meeting of the Limited Partners of your Income Fund to discuss the solicitation materials, which include the consent solicitation, this supplement and the other materials distributed to you, and the terms of APF's Acquisition of your Income Fund, prior to voting on the Acquisition. The special meeting will be
held at 10:00 a.m., Eastern time, on               , 1999, at
                                    . We and members of APF's management intend
to solicit actively your support for the Acquisition and would like to use the special meeting to answer questions about the Acquisition and the solicitation materials and to explain in person our reasons for recommending that you vote "For" the Acquisition.

                               VOTING PROCEDURES

   The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Acquisition of your Income Fund by APF and "For" or "Against" the proposed amendment to the partnership agreement. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

   In order for APF to acquire your Income Fund, the Limited Partners holding greater than 50% of the outstanding units of your Income Fund must approve the Acquisition and the proposed amendment to the partnership agreement. Your Income Fund will be acquired by a merger with the Operating Partnership, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated March 11, 1999, as amended, by and between APF and your Income Fund is attached hereto as Appendix B. We encourage you to read it.

   If you are not planning to attend the special meeting of the Limited Partners of your Income Fund and to vote in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the Acquisition of your Income Fund and "For" or "Against" the proposed amendment to the partnership agreement. The solicitation period will commence upon delivery of the solicitation materials to you on or about
           , 1999 and will continue until the later of (a)           , 1999, a
date not less than 60 calendar days from the initial delivery of the solicitation materials, or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond May 31, 2000. Any consent form received by Corporate Election Services prior to 5:00 p.m., Eastern time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your units will be counted as voting "Against" the Acquisition of your Income Fund and "Against" the proposed amendment to the partnership agreement, and you will receive APF Shares if your Income Fund is acquired.

   A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. The first part seeks your consent to

APF's Acquisition of your Income Fund, the proposed amendment to the partnership agreement, and related matters. The exact matters which a vote in favor of the Acquisition will be deemed to approve are described above under "Required Vote." If you have interests in more than one Income Fund, you will receive multiple consent forms which will provide for separate votes for each Income Fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

   The second part of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints James M. Seneff, Jr. and Robert A. Bourne as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to amend the partnership agreement and to complete the Acquisition. The power of attorney is intended solely to ease the administrative burden of completing the Acquisition without requiring your signatures on multiple documents.

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                  TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following information has been prepared to compare the amounts of compensation paid and cash distributions made, by your Income Fund to us and our affiliates to the amounts that would have been paid if the compensation and distribution structure, which will be in effect after the Acquisition, had been in effect during the years presented below.

   Under your Income Fund's partnership agreement, we and our affiliates are entitled to receive fees in connection with managing the affairs of each Income Fund. Your partnership agreement also provides that we are to be reimbursed for our expenses for services performed for your Income Fund, such as legal, accounting, transfer agent, data processing and duplicating services.

   APF operates as an internally-advised REIT. If your Income Fund is acquired, it will share in the overall cost of managing the consolidated portfolio of restaurant properties owned by APF. As stockholders of APF, you and the other former Limited Partners of your Income Fund will receive distributions in proportion with your ownership of APF Shares. This cost participation and dividend payment are in lieu of the payments to us discussed above.

   During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, the aggregate amounts accrued or actually paid by your Income Fund to us are shown below under "Historical Distributions Paid to the General Partners and Affiliates" and the estimated amounts of compensation that would have been paid had the Acquisition been in effect for the periods presented, are shown below under "Pro Forma Distributions to be Paid to the General Partners Following the Acquisition":

                                     Year Ended December 31,   Six Months Ended
                                    --------------------------     June 30,
                                      1996     1997     1998         1999
                                    -------- -------- -------- ----------------
Historical Distributions Paid to
 the General Partners and
 Affiliates:
  General Partner Distributions...        --       --       --          --
  Accounting and Administration
   Services.......................   $96,082  $89,910 $110,618     $54,168
  Property Management Fees........    38,785   38,626   37,430      19,472
  Broker/Dealer Commissions.......
  Due Diligence and Marketing
   Support Fees...................        --       --       --          --
  Acquisition Fees................        --       --       --          --
  Asset Management Fees...........        --       --       --          --
  Real Estate Disposition
   Fees(1)........................        --       --       --          --
                                    -------- -------- --------     -------
    Total historical..............  $134,867 $128,536 $148,048     $73,640
Pro Forma Distributions to be Paid
 to the General Partners Following
 the Acquisition:
  Cash Distributions on APF
   Shares(2)......................        --       --       --          --
  Salary Compensation.............        --       --       --          --
                                    -------- -------- --------     -------
    Total pro forma(3)............        --       --       --          --

--------
(1) Payment of real estate disposition fees is subordinated to minimum returns and the return of original capital to the Limited Partners. To date, no such fees have been paid since the required minimum returns have not been made to the Limited Partners.

(2) Represents estimated distributions based on APF Shares received in the Acquisition.

(3) As a result of the Acquisition, we and our affiliates will no longer be entitled to receive the general partner distributions and fees described in the historical presentation above. However, this does not mean that APF will avoid incurring some portion of these costs on a going forward basis, particularly as such costs relate to accounting and administrative services and asset management. Due to APF's acquisition of the Advisor, APF became an internally advised REIT. Therefore, all accounting and administrative services and asset management expenses previously borne by the Advisor, will be borne internally by APF. The material costs that APF will continue to incur will be salaries of the employees utilized to perform such services and the costs of any assets necessary to perform such services.

           CASH DISTRIBUTIONS TO LIMITED PARTNERS OF YOUR INCOME FUND

   The information below should be read in conjunction with the information provided in this supplement under the caption "Financial Statements."

   The following table sets forth the distributions paid to the Limited Partners of your Income Fund per $10,000 original investment for the periods indicated below:

                                                                      Six
                                                                 Months Ended
                                        Year Ended December 31,  June 30, 1999
                                        ------------------------ -------------
                                        1994 1995 1996 1997 1998  Historical
                                        ---- ---- ---- ---- ---- -------------
Distributions from Income.............. $650 $806 $825 $807 $704     $310
Distributions from Return of
 Capital(1)............................   --   --   --   18  121      103
                                        ---- ---- ---- ---- ----     ----
  Total................................ $650 $806 $825 $825 $825     $413
                                        ==== ==== ==== ==== ====     ====

--------

(1) Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income, including deductions for depreciation expense, on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from non-cash items. This amount is not required to be presented as a return of capital except for purposes of this table, and the Income Fund has not treated this amount as a return of capital for any other purpose.

                        COMPARATIVE PER SHARE DATA

   The following tabulation reflects (a) the historical net income and book value per share of APF common stock in comparison with the adjusted historical net income and book value per share after giving effect to property acquisitions and the acquisition of the CNL Restaurant Businesses, and the pro forma net income and book value per share after giving effect to the Acquisition of your Income Fund, (b) the historical net income and book value per unit of your Income Fund in comparison with the equivalent pro forma net income and book value per share attributable to the .4741 APF Shares that will be received by your Income Fund with respect to each of its outstanding units and assuming none of the Limited Partners elect to receive notes, and (c) the historical cash dividends per share of APF with the equivalent pro forma of
 .4741 times the cash dividend paid on each APF Share. The historical per share information presented in this tabulation is derived from the financial information of APF and your Income Fund presented on pages S-23 through S-24.

   The pro forma financial information below is for informational purposes only and does not purport to be indicative of APF's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated by the pro forma financial information. The pro forma financial information should not be viewed as predictive of APF's financial results or conditions in the future.

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ ----------
APF
  Net Income:
    Historical.........................................    $1.21       $0.61
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........     1.08         .51
    Pro forma..........................................     1.10         .52
  Dividends:
    Historical.........................................     1.52         .76
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses(1).......     1.52         .76
    Pro forma(1).......................................     1.52         .76
  Book value:
    Historical.........................................    17.70       17.54
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........    16.29       16.22
    Pro forma..........................................    16.38       16.31
CNL Income Fund XIV, Ltd.
  Net Income:
    Historical.........................................      .71         .31
    Equivalent pro forma(2)............................      .52         .25
  Dividends:
    Historical.........................................      n/a         n/a
    Equivalent pro forma(3)(4).........................      .72         .36
  Book Value:
    Historical.........................................     8.77        8.67
    Equivalent pro forma(2)............................     7.77        7.73

--------

(1) Reflects APF's historical dividend rate.

(2) Pro forma amounts for APF multiplied by .4741 based on receipt by the partners of your Income Fund of 2,133,321 APF Shares, net of Acquisition expenses, in exchange for 4,500,000 units, or the ratio of exchange.

(3) Historical amounts for APF multiplied by .4741, or the ratio of exchange.

(4) An equivalent pro forma dividend rate of $.36 per share for the six months ended June 30, 1999 equates to $360 per original $10,000 investment. To review the pro forma financial information in greater detail with respect to APF after giving effect to the Acquisition and the acquisition of the CNL Restaurant Businesses, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

                                    FAIRNESS

General

   We believe the Acquisition to be fair to, and in the best interests of your Income Fund. After careful evaluation, we have concluded that the Acquisition is the best way to maximize the value of your investment. We recommend that you and the other Limited Partners approve the Acquisition and receive APF Shares.

   Based upon our analysis of the Acquisition, we believe that:

    . the terms of the Acquisition are fair to you and the other Limited Partners; and

    . after comparing the potential benefits and detriments of the Acquisition with those of several alternatives, the Acquisition is more economically attractive to you and the other Limited Partners than such alternatives.

   Our beliefs are based upon our analysis of the terms of the Acquisition, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Acquisition and the alternatives to the Acquisition and a review of the financial condition and performance of APF and your Income Fund and the terms of critical agreements, such as your Income Fund's partnership agreement.

   We also believe that the Acquisition is procedurally fair for several reasons. First, the Acquisition is required to be approved by Limited Partners holding greater than 50% of the outstanding units of your Income Fund and is subject to the closing conditions. Those closing conditions are that the APF Shares are listed on the NYSE, that the APF stockholders have approved the increase in the number of APF Shares authorized to be issued and that Merrill Lynch has issued a new fairness opinion if fewer than all of the Income Funds are acquired. Second, if your Income Fund is acquired, all Limited Partners of your Income Fund who vote "Against" the Acquisition will be given the option of receiving APF Shares or notes.

   Although we believe the terms of the Acquisition are fair to you and the other Limited Partners, we have conflicts of interest with respect to the Acquisition. These conflicts include, among others:

    . that we will receive APF Shares, assuming APF acquires all of the Income Funds, upon completion of the Acquisition;

    . that Messrs. Seneff and Bourne are stockholders of APF and, as such, their interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund; and

    . that we will be relieved from our material ongoing liabilities with respect to Income Fund if it is acquired by APF.

Material Factors Underlying Belief as to Fairness

   The following is a discussion of the material factors underlying our belief that the terms of the Acquisition are fair as a whole to you and the other Limited Partners of your Income Fund and maximize the value of your investment.

   1. Consideration Offered. We will be offered the same form of consideration in the Acquisition as the Limited Partners with respect to our capital interest in the Income Fund. We believe that the form and amount of consideration offered to us and the Limited Partners, including dissenting Limited Partners who select the notes, constitute fair value. We compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Acquisition is fair based on such comparison. In addition, we believe the Acquisition is the best way to maximize the return on your investment because of your ability to participate in the potential appreciation of APF Shares. Since your Income Fund is restricted to owning and leasing a static number of restaurant properties due to the limitations contained in your Income Fund's partnership agreement and limited capital resources, your investments have less of an opportunity to appreciate. Because APF is a growth-oriented operating company, you will have the opportunity as an APF stockholder to participate in APF's future growth.

   2. Independent Appraisals and Fairness Opinions. Our belief as to the fairness of the Acquisition as a whole and to the Limited Partners of your Income Fund and our statements above regarding the material terms underlying our belief as to fairness are partially based upon the appraisal of your Income Fund's restaurant properties prepared by Valuation Associates and upon the fairness opinion provided by Legg Mason. A copy of the fairness opinion is attached hereto as Appendix A. We encourage you to read it. We attributed significant weight to the appraisal of Valuation Associates and the fairness opinion of Legg Mason, which we believe support our conclusion that the Acquisition is fair to the Limited Partners. We do not know of any factors that would materially alter the conclusions made in the appraisal of Valuation Associates or the fairness opinion of Legg Mason, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. We believe that the engagement of Valuation Associates to provide the appraisal and of Legg Mason to provide the fairness opinion assisted us in the fulfillment of our fiduciary duties to your Income Fund and the Limited Partners, notwithstanding that: (1) each of Valuation Associates and Legg Mason received fees for its services, (2) Legg Mason has previously provided investment banking services to the Income Funds and to Commercial Net Lease Realty, Inc., which at the time was an affiliate of CNL Group, Inc., and
(3) Valuation Associates has previously performed valuation appraisals for APF. We note that because the Acquisition of any one Income Fund is not a condition of the Acquisition of any other Income Fund, the fairness opinions analyze each Income Fund separately, not in combination with other Income Funds. However, based on the reasons stated in this section of the supplement and the opinion of Legg Mason that the APF Share consideration payable to each Income Fund is fair from a financial point of view, we believe the Acquisition is fair regardless of the number of Income Funds that are acquired in the Acquisition.

   In rendering its opinion with respect to the fairness, from a financial point of view, with respect to (a) the APF Shares offered with respect to your Income Fund, (b) the aggregate APF Shares offered with respect to the Income Funds, and (c) the method of allocating the APF Shares among the Income Funds, Legg Mason did not address or render any opinion with respect to other aspects of the Acquisition, including:

  .  the value or fairness of the notes;

  . the prices at which the APF Shares may trade following the Acquisition or the trading value of the APF Shares to be offered compared with the current fair market value of the Income Funds' portfolios or assets if liquidated in real estate markets;

  .  the tax consequences of any aspect of the Acquisition;

  . the fairness of the amounts or allocation of Acquisition costs or the amounts of Acquisition costs allocated to the Limited Partners; or

  . any other matters with respect to any specific individual partner or class of partners.

   In addition, Legg Mason was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Income Funds or their assets. Also, Legg Mason's opinion also does not compare the relative merits of the Acquisition with those of any other transaction or business strategy that was or might have been considered by us as alternatives to the Acquisition.

   Legg Mason's fairness opinion does not constitute a recommendation to you as to how to vote on the Acquisition or as to whether you should elect to receive the APF Share consideration or the notes.

   3. Valuation of Alternatives. Based on the appraisal of your Income Fund's restaurant properties, we estimated the value of your Income Fund if liquidated and as a going concern. On the basis of these calculations, we believe that the value of the APF Shares will exceed the going concern value and liquidation value of your Income Fund.

   4. Cash Available for Distribution Before and After the Acquisition. We believe the Acquisition will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. The effect of the Acquisition and the cash available for distribution will vary, however, from Income Fund to Income Fund. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of APF as an operating company and will also receive investment liquidity through the public market in APF Shares.

   5. Comparative Valuation Analysis. In assessing the fairness of the Acquisition, we relied on the appraisals prepared by Valuation Associates in connection with its engagement by us. Based on such information and other historical data of the Income Funds, we prepared a comparative valuation analysis, which supported our determination that the Acquisition is in the best interest of the Limited Partners of each of the Income Funds.

   The following table summarizes the results of our comparative valuation analysis:

                                                                                                         Weighted
                           Original        Original        Exchange                                   Average Trading
                            Limited    Limited Partner   Value of APF                     Estimated      Prices of
                            Partner    Investments less   Shares Paid      Estimated     Liquidation      Units
                          Investments  Distributions of       per        Going Concern    Value per     per Average
                             less         Net Sales     Average $10,000    Value per       Average        $10,000
                         Distributions   Proceeds per   Limited Partner Average $10,000    $10,000       Original
                         of Net Sales  $10,000 Original    Original        Original       Original    Limited Partner
                          Proceeds(1)   Investment(1)    Investment(2)   Investment(3)  Investment(4)  Investment(5)
                         ------------- ---------------- --------------- --------------- ------------- ---------------
CNL Income Fund XIV,
 Ltd. ..................  45,000,000        10,000           9,481           9,430          8,518          8,960

--------
(1) The Income Fund has had no distributions of net sales proceeds.
(2) Values are based on the exchange value established by APF. Upon listing the APF Shares on the NYSE, the actual values at which the APF Shares will trade on the NYSE may be substantially below the exchange value.
(3) Represents the estimated value of an original $10,000 investment in your Income Fund, if your Income Fund continues unchanged subject to the assumptions made by Valuation Associates in its appraisal.
(4) Represents the amount that we estimate would have been distributed to you with respect to an original $10,000 investment in the Income Fund if your Income Fund had sold its assets on December 31, 1998, subject to the assumptions made by Valuation Associates in its appraisal.
(5) Based on the weighted average trading prices of your Income Fund's units, per original $10,000 investment, in the secondary markets from July 1, 1998 to June 30, 1999. A substantial majority of the transfer prices in this column reflect purchases by your Income Fund as part of its distribution reinvestment program and do not necessarily reflect the prices in a secondary market.

   We believe that the comparative valuation analysis, when considered together with the anticipated effect of the Acquisition and with all the other differences between continued ownership of units as compared with the receipt of APF Shares, supports our recommendation in favor of the Acquisition.

                             CONFLICTS OF INTEREST

Affiliated General Partners

   As the general partners of your Income Fund, we each have a contractual obligation pursuant to your Income Fund's partnership agreement as well as a legal obligation under state law to assess whether the terms of the Acquisition are fair and equitable to the Limited Partners of your Income Fund without regard to whether the Acquisition is fair and equitable to any of the other participants, including the Limited Partners in other Income Funds. James M. Seneff, Jr. and Robert A. Bourne act as the individual general partners of all of the Income Funds and also as members of the Board of Directors of APF. While Messrs. Seneff and Bourne have sought faithfully to discharge their obligations to your Income Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to your Income Fund and also on APF's Board of Directors. Additionally, as stockholders of APF, Messrs. Seneff's and Bourne's interest in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

Benefits to General Partners

   As a result of the Acquisition, assuming only your Income Fund is acquired, we are expected to receive two material benefits. These benefits include:

  . James M. Seneff, Jr. and Robert A. Bourne, as your individual general partners, will also continue to serve as directors of APF with Mr. Seneff serving as Chairman of APF and Mr. Bourne serving as Vice Chairman. Furthermore, they will be entitled to receive performance-based incentives, including stock options, under APF's 1999 Performance Incentive Plan or any other such plan approved by the stockholders. The benefits that may be realized by Messrs. Seneff and Bourne are likely to exceed the benefits that they would expect to derive from the Income Funds if the Acquisition does not occur.

  . As general partners of your Income Fund, we are legally liable for all of your Income Fund's liabilities to the extent that your Income Fund is unable to satisfy such liabilities. Because the partnership agreement for your Income Fund prohibits the Income Fund from incurring indebtedness, the only liabilities the Income Fund has are liabilities with respect to its ongoing business operations. In the event that your Income Fund is acquired by APF, we would be relieved of our legal obligation to satisfy the liabilities of the acquired Income Fund.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the Acquisition to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Acquisition to you.

Material Tax Differences between the Ownership of Units and APF Shares

   Because your Income Fund is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a Limited Partner, you are required to take into account your share of the income or loss of your Income Fund, regardless of whether any cash is distributed to you. If your Income Fund is acquired by APF, and you have voted "For" the Acquisition, you will receive APF Shares. If you have voted "Against" the Acquisition but your Income Fund is acquired by APF, you may elect to receive notes.

   If your Income Fund is acquired by APF and you receive APF Shares, your ownership of APF Shares will affect the character and amount of income reportable by you in the future. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Income Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Income Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a Limited Partner, if your Income Fund is acquired by APF and you receive APF Shares, as a stockholder of APF you will be taxed based on the amount of distributions you receive from APF. Each year APF will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of APF's earnings and profits. Because the Acquisition is a taxable transaction, APF's tax basis in the acquired restaurant properties will be higher than your Income Fund's tax basis had been in the same properties. At the same time, however, APF may be required to utilize a slower method of depreciation with respect to some restaurant properties than that used by your Income Fund. As a result, APF's tax depreciation from the acquired restaurant properties will differ from your Income Fund's tax depreciation. Accordingly, under some circumstances, even if APF were to make the same level of distributions as your Income Fund, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of APF does not depend on its character to APF. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if APF incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Acquisition

   In connection with the Acquisition and for federal income tax purposes, if your Income Fund is acquired by APF the assets and any liabilities of your Income Fund will be transferred to APF in return for APF Shares and/or notes. Your Income Fund will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your Income Fund, including gain recognized as a result of the transfer of restaurant properties pursuant to the Acquisition. For purposes of allocating gain, we have valued the APF Shares at a price of $20. The estimated taxable gain, as of June 30, 1999, based on the $20 valuation, for an average $10,000 original Limited Partner investment in your Income Fund, is set forth in the table below for those Limited Partners subject to federal income taxation. The information in the table assumes that none of the Limited Partners in the Income Fund elected to receive notes.

                                                              Estimated Gain per
                                                               Average $10,000
                                                               Original Limited
                                                              Partner Investment
                                                              ------------------
CNL Income Fund XIV, Ltd. ...................................        $303

--------

   Under section 351(a) of the Internal Revenue Code of 1986, as amended, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. APF has represented to Shaw Pittman, APF's tax counsel, that, following the Acquisition, the Limited Partners of the Income Funds will not own stock possessing at least 80 percent of the total combined voting power of all classes of APF stock entitled to vote and at least 80 percent of the total number of shares of all other classes of APF stock. Based upon this representation, Shaw Pittman has opined that the Acquisition will not result in the acquisition of control of APF by the Limited Partners for purposes of section 351(a). Accordingly, the transfer of assets will result in recognition of gain or loss by each Income Fund that is acquired by APF.

   If your Income Fund is acquired by APF and no Limited Partners elect to receive the notes, your Income Fund will receive solely APF Shares in exchange for your Income Fund's assets. As a result, your Income Fund will recognize an amount of gain equal to the difference between:

  . the sum of (a) the fair market value of the APF Shares received by your Income Fund and (b) the amount of your Income Fund's liabilities, if any, assumed by the Operating Partnership, and

  . the adjusted tax basis of the assets transferred by your Income Fund to the Operating Partnership.

   If your Income Fund is acquired by APF and you or another Limited Partner in your Income Fund elect the notes option, your Income Fund will receive APF Shares and notes in exchange for your Income Fund's assets. Because the
principal portion of the notes will not be due until     , 2005, the
acquisition of your Income Fund's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your Income Fund's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the Acquisition, the amount of gain recognized by your Income Fund in the year of the Acquisition will be equal to the value of the APF Shares received by your Income Fund multiplied by the ratio that the gross profit realized by your Income Fund in the Acquisition bears to the total contract price for your Income Fund's assets. To the extent your Income Fund realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your Income Fund in the year of the Acquisition.

   The gross profit that your Income Fund realizes from the Acquisition will generally equal the excess, if any, of the selling price for your Income Fund's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by qualified indebtedness encumbering your Income Fund's assets, if any, that is assumed or taken subject to by the Operating Partnership. The exact amount of the gain to be recognized by your Income Fund in the year of the Acquisition will also vary depending upon the decisions of the Limited Partners to receive APF Shares or notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the Acquisition are likely to be treated as realized from the sale of a "section 1231 asset," which is real property or a depreciable asset used in a trade or business and held for more than one year. Your share of gains or losses from the sale of section 1231 assets of your Income Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Income Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your Income Fund recognizes will be allocated to you and the other Limited Partners in accordance with the terms of your Income Fund's partnership agreement. Each Limited Partner will be allocated and must report his, her or its allocable share of such gain, if any, pursuant to these terms, regardless of the Limited Partner's decision to receive notes rather than APF Shares. Even though a Limited Partner's election of the notes may decrease the amount of gain your Income Fund recognizes, the electing Limited Partner still will be required to take into account his, her or its share of your Income Fund's gain as determined under the partnership agreement of your Income Fund. Therefore, Limited Partners who elect the notes may recognize gain in the year of the Acquisition despite the fact that they will not receive cash with which to pay the tax on the gain. Such Limited Partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the Limited Partners electing to receive notes.

   Tax Consequences of the Liquidation and Termination of Your Income Fund. If your Income Fund is acquired by APF, your Income Fund will be deemed to have liquidated and distributed APF Shares or notes, as the case may be, to you. The taxable year of your Income Fund will end at this time, and you must report, in your taxable year that includes the date of the Acquisition, your share of all income, gain, loss, deduction and credit for your Income Fund through the date of the Acquisition, including gain or loss resulting from the Acquisition. If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your Income Fund's income attributable to more than one of its taxable years.

   The APF Shares or notes will be distributed among you and the other Limited Partners in a manner that we, as the general partners of your Income Fund, determine to be proportionate based on your respective capital account balances. If you receive APF Shares in the Acquisition and the value of those APF Shares exceeds your basis in your units, you will recognize gain or loss equal to the difference between the fair market value of the APF Shares that you receive and your adjusted tax basis in your units. Your basis in the APF Shares will then equal the fair market value of the APF Shares on the closing date of the Acquisition, and your holding period for the APF Shares for purposes of determining capital gain or loss will begin on the closing date of the Acquisition. If you receive APF Shares in the Acquisition and your basis in your units exceeds the value of the APF Shares, you will not recognize gain or loss. Your basis in the APF Shares will equal the basis that you had in your units, and your holding period for purposes of determining capital gain or loss will begin on the closing date of the Acquisition.

   If you receive notes in the Acquisition, your basis in the notes distributed to you will equal your adjusted basis in your units, and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your Income Fund's holding period in the assets transferred to APF.

   Because the assets of your Income Fund are held for investment and not for resale, the Acquisition will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not a social club, voluntary employee's beneficiary association, supplemental unemployment benefit trust, or qualified group legal services plan as described in sections 501 (c)(7), (9), (17) or
(20) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Acquisition.

   Tax Consequences of the Acquisition to APF. APF will not recognize gain or loss as a result of the Acquisition. APF will have a holding period in the restaurant properties that begins on the closing date. The basis of the restaurant properties received by APF from the Income Funds will equal the fair market value of the APF Shares, plus the issue price of the notes issued in the Acquisition, plus the amount of any liabilities of the Income Funds assumed by APF.

   The aggregate basis of APF's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, APF's basis in each acquired restaurant property may differ from the Income Fund's basis therein, and the restaurant properties may be subject to different depreciable periods and methods as a result of the Acquisition. These factors could result in an overall change, following the Acquisition, in the depreciation deductions attributable to the restaurant properties acquired from the Income Funds following the Acquisition.

          SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XIV, Ltd.
                        Six Months Ended June 30, 1999

                                     Property                                  Historical   Historical
                                    Acquisition                                   CNL          CNL
                       Historical    Pro Forma                  Historical     Financial     Financial
                           APF      Adjustments     Subtotal      Advisor    Services, Inc.    Corp.      Subtotal
                       -----------  -----------    -----------  -----------  -------------- -----------  -----------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $27,900,894  $3,056,620(a)  $30,957,514  $         0    $        0   $         0  $30,957,514
 Fees.............               0           0               0    9,454,036     2,963,154        11,511   12,428,701
 Interest and
 Other Income.....       4,249,461           0       4,249,461       87,570       249,258    11,539,080   16,125,369
                       -----------  ----------     -----------  -----------    ----------   -----------  -----------
  Total Revenue...     $32,150,355   3,056,620      35,206,975    9,541,606     3,212,412    11,550,591  $59,511,584
 Expenses:
 General and
 Administrative...       2,244,408           0       2,244,408    5,405,130     2,441,151       263,524   10,354,213
 Management and
 Advisory Fees....       1,681,870           0       1,681,870            0             0     1,231,905    2,913,775
 Fees to Related
 Parties..........               0           0               0       88,949       689,425             0      778,374
 Interest
 Expense..........               0           0               0       92,707             0    10,294,499   10,387,206
 State Taxes......         464,966           0         464,966            0             0             0      464,966
 Depreciation--
 Other............               0           0               0       77,130        39,032             0      116,162
 Depreciation--
 Property.........       3,701,974     967,179(a)    4,669,153            0             0             0    4,669,153
 Amortization.....           9,700           0           9,700           36             0             0        9,736
 Transaction
 Costs............         483,005           0         483,005            0             0             0      483,005
                       -----------  ----------     -----------  -----------    ----------   -----------  -----------
  Total Expenses..       8,585,923     967,179       9,553,102    5,663,952     3,169,608    11,789,928   30,176,590
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest and Gain
 (Loss) on Sale of
 Properties, and
 Provision for
 Losses on
 Properties.......     $23,564,432  $2,089,441     $25,653,873  $ 3,877,654    $   42,804   $  (239,337) $29,334,994
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........          31,241           0          31,241            0             0             0       31,241
 Gain (Loss) on
 Sale of
 Properties.......        (201,843)          0        (201,843)           0             0             0     (201,843)
 Provision For
 Losses on
 Properties.......        (540,522)          0        (540,522)           0             0             0     (540,522)
                       -----------  ----------     -----------  -----------    ----------   -----------  -----------
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      22,853,308   2,089,441      24,942,749    3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision)
 for Federal
 Income Taxes.....               0           0               0   (1,595,036)      (16,906)       86,202   (1,525,740)
                       -----------  ----------     -----------  -----------    ----------   -----------  -----------
 Net Earnings
 (Losses).........     $22,853,308  $2,089,441     $24,942,749  $ 2,282,618    $   25,898   $  (153,135) $27,098,130
                       ===========  ==========     ===========  ===========    ==========   ===========  ===========
                                                        Historical
                        Combining                       CNL Income
                        Pro Forma           Combined     Fund XIV,    Pro Forma          Adjusted
                       Adjustments             APF         Ltd.      Adjustments         Pro Forma
                       ------------------- ------------ ------------ ------------------ ------------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $         0         $30,957,514  $ 1,858,822   $  31,852 (j)     $32,848,188
 Fees.............      (9,812,516)(b),(c)   2,616,185            0     (53,661)(k)       2,562,524
 Interest and
 Other Income.....         144,014 (d)      16,269,383       17,480           0          16,286,863
                       ------------------- ------------ ------------ ------------------ ------------
  Total Revenue...      (9,668,502)         49,843,082    1,876,302     (21,809)         51,697,575
 Expenses:
 General and
 Administrative...        (774,311)(e)       9,579,902      104,090     (57,431)(l),(m)   9,626,561
 Management and
 Advisory Fees....      (2,913,775)(f)               0       19,472     (19,472)(n)               0
 Fees to Related
 Parties..........        (743,673)(g)          34,701            0           0              34,701
 Interest
 Expense..........               0          10,387,206            0           0          10,387,206
 State Taxes......               0             464,966       30,688       8,283 (o)         503,937
 Depreciation--
 Other............               0             116,162            0           0             116,162
 Depreciation--
 Property.........               0           4,669,153      195,858      54,194 (p)       4,919,205
 Amortization.....       1,070,127 (h)       1,079,863        2,414           0           1,082,277
 Transaction
 Costs............               0             483,005      118,213           0             601,218
                       ------------------- ------------ ------------ ------------------ ------------
  Total Expenses..      (3,361,632)         26,814,958      470,735     (14,426)         27,271,267
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest and Gain
 (Loss) on Sale of
 Properties, and
 Provision for
 Losses on
 Properties.......     $(6,306,870)        $23,028,124  $ 1,405,567   $  (7,383)        $24,426,308
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........               0              31,241      188,822     (12,142)(q)         207,921
 Gain (Loss) on
 Sale of
 Properties.......               0            (201,843)     (60,882)          0            (262,725)
 Provision For
 Losses on
 Properties.......               0            (540,522)    (121,207)          0            (661,729)
                       ------------------- ------------ ------------ ------------------ ------------
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      (6,306,870)         22,317,000    1,412,300     (19,525)         23,709,775
 Benefit/(Provision)
 for Federal
 Income Taxes.....       1,525,740 (i)               0            0           0                   0
                       ------------------- ------------ ------------ ------------------ ------------
 Net Earnings
 (Losses).........     $(4,781,130)        $22,317,000  $ 1,412,300   $ (19,525)        $23,709,775
                       =================== ============ ============ ================== ============

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XIV, Ltd.

                        Six Months Ended June 30, 1999

                                    Property                                Historical    Historical
                                   Acquisition                                 CNL           CNL
                       Historical   Pro Forma                  Historical   Financial     Financial
                          APF      Adjustments      Subtotal    Advisor   Services, Inc.    Corp.        Subtotal
                      ------------ -----------    ------------ ---------- -------------- ------------ --------------
Other data:
Earnings per
share/unit......      $       0.61 $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Book value per
share/unit......      $      17.54 $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Dividends per
share/unit......      $       0.76 $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Ratio of
Earnings to
Fixed Charges ..            18.16x        n/a              n/a        n/a          n/a            n/a            n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Weighted average
shares
outstanding
during period...        37,347,883          0       37,347,883        n/a          n/a            n/a     37,347,883
                      ============ ==========     ============ ==========   ==========   ============ ==============
Shares
outstanding.....        37,348,464          0       37,348,464        n/a          n/a            n/a     37,348,464
                      ============ ==========     ============ ==========   ==========   ============ ==============
Balance sheet
data:
Real estate
assets, net.....      $691,443,127 $3,369,856(s)  $694,812,983 $        0   $        0   $          0 $  694,812,983
Mortgages/notes
receivable......      $ 63,351,507 $        0     $ 63,351,507 $        0   $        0   $290,522,671 $  353,874,178
Receivables/due
from related
parties.........      $    649,972 $        0     $    649,972 $8,668,738   $5,417,084   $  1,125,933 $   15,861,727
Investment in
joint ventures..      $  1,081,046 $        0     $  1,081,046 $        0   $        0   $          0 $    1,081,046
Total assets....      $822,225,342 $3,369,856(s)  $825,595,198 $9,407,247   $6,369,606   $304,738,561 $1,146,110,612
Total
liabilities/minority
interest........      $167,023,516 $3,369,856(s)  $170,393,372 $1,076,772   $  829,856   $300,143,224 $  472,443,224
Total equity....      $655,201,826 $        0     $655,201,826 $8,330,475   $5,539,750   $  4,595,337 $  673,667,388
                                                          Historical
                       Combining                          CNL Income
                       Pro Forma              Combined     Fund XIV,   Pro Forma              Adjusted
                      Adjustments               APF          Ltd.     Adjustments            Pro Forma
                      -------------------- -------------- ----------- -------------------- -----------------
Other data:
Earnings per
share/unit......      $       n/a          $          n/a $      0.31 $      n/a           $         0.52
                      ==================== ============== =========== ==================== =================
Book value per
share/unit......      $       n/a          $          n/a $      8.67 $      n/a           $        16.31
                      ==================== ============== =========== ==================== =================
Dividends per
share/unit......      $       n/a          $          n/a $       .41 $      n/a           $         0.66
                      ==================== ============== =========== ==================== =================
Ratio of
Earnings to
Fixed Charges ..              n/a                     n/a         n/a        n/a                     2.93x
                      ==================== ============== =========== ==================== =================
Weighted average
shares
outstanding
during period...        6,150,000              43,497,883         n/a  2,133,321               45,631,204(r)
                      ==================== ============== =========== ==================== =================
Shares
outstanding.....        6,150,000              43,498,464         n/a  2,133,321               45,631,785
                      ==================== ============== =========== ==================== =================
Balance sheet
data:
Real estate
assets, net.....      $         0          $  694,812,983 $32,685,507 $4,839,668 (t2)      $  732,338,158
Mortgages/notes
receivable......      $         0          $  353,874,178 $         0 $        0           $  353,874,178
Receivables/due
from related
parties.........      $(6,614,629)(u)      $    9,247,098 $    56,816 $  (47,290)(w)       $    9,256,624
Investment in
joint ventures..      $         0          $    1,081,046 $ 3,850,463 $  681,828 (t2)      $    5,613,337
Total assets....      $24,810,028 (t1),(u) $1,170,920,640 $40,168,986 $ (194,870)(t2),(w)  $1,210,894,756
Total
liabilities/minority
interest........      $(6,957,486)(u),(v)  $  465,485,738 $ 1,137,222 $  (47,290)(w)       $  466,575,670
Total equity....      $31,767,514 (t1),(v) $  705,434,902 $39,031,764 $ (147,580)(t2)      $  744,319,086

        SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XIV, Ltd.

                   For the Year Ended December 31, 1998

                              Property                           Historical   Historical
                             Acquisition                            CNL          CNL                 Combining
                  Historical  Pro Forma             Historical   Financial    Financial              Pro Forma   Combined
                     APF     Adjustments  Subtotal   Advisor   Services, Inc.   Corp.     Subtotal  Adjustments    APF
                  ---------- ----------- ---------- ---------- -------------- ---------- ---------- ----------- ----------
Other data:
Earnings Per
Share/Unit......  $     1.21  $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========  =========  ==========    ====         ====         ====    ==========  =========  ==========
Book Value Per
Share/Unit......  $    17.70  $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========  =========  ==========    ====         ====         ====    ==========  =========  ==========
Dividends Per
Share/Unit......  $     1.52  $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========  =========  ==========    ====         ====         ====    ==========  =========  ==========
Ratio of
Earnings to
Fixed Charges...      79.97x        n/a         n/a     n/a          n/a          n/a           n/a        n/a         n/a
                  ==========  =========  ==========    ====         ====         ====    ==========  =========  ==========
Wtd. Avg. Shares
Outstanding.....  26,648,219  6,981,616  33,629,835     n/a          n/a          n/a    33,629,835  6,150,000  39,779,835
                  ==========  =========  ==========    ====         ====         ====    ==========  =========  ==========
Shares
Outstanding.....  37,337,927          0  37,337,927     n/a          n/a          n/a    37,337,927  6,150,000  43,487,927
                  ==========  =========  ==========    ====         ====         ====    ==========  =========  ==========
                  Historical
                  CNL Income
                  Fund XIV,   Pro Forma   Adjusted
                     Ltd.    Adjustments Pro Forma
                  ---------- ----------- --------------
Other data:
Earnings Per
Share/Unit......    $ .71     $     n/a  $     1.10
                  ========== =========== ==============
Book Value Per
Share/Unit......    $8.77     $     n/a  $    16.38
                  ========== =========== ==============
Dividends Per
Share/Unit......    $ .83     $     n/a  $      n/a
                  ========== =========== ==============
Ratio of
Earnings to
Fixed Charges...      n/a           n/a       3.10x
                  ========== =========== ==============
Wtd. Avg. Shares
Outstanding.....      n/a     2,133,321  41,913,156 (x)
                  ========== =========== ==============
Shares
Outstanding.....      n/a     2,133,321  45,621,248
                  ========== =========== ==============

--------
(a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if restaurant properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any restaurant properties for the periods prior to their construction completion and availability for occupancy.

(b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund:

      Origination fees from affiliates............................ $  (689,425)
      Secured equipment lease fees................................     (67,967)
      Advisory fees...............................................    (126,788)
      Reimbursement of administrative costs.......................    (382,728)
      Acquisition fees............................................  (4,452,252)
      Underwriting fees...........................................     (54,248)
      Administrative, executive and guarantee fees................    (532,389)
      Servicing fees..............................................    (572,728)
      Development fees............................................     (38,853)
      Management fees.............................................  (1,681,870)
                                                                   -----------
        Total..................................................... $(8,599,248)
                                                                   ===========

(c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

(d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

      Interest income.................................................. $144,014

(e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

      General and administrative costs.............................. $(774,311)

(f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

      Management fees............................................. $(1,681,870)
      Administrative executive and guarantee fees.................    (532,389)
      Servicing fees..............................................    (572,728)
      Advisory fees...............................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

(g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

(h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (u) below:

      Amortization of goodwill...................................... $1,070,127

(i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

(j) Represents $31,852 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

(k) Represents the elimination of fees between the Advisor and the Income Fund:

      Management fees................................................ $(19,472)
      Reimbursement of administrative costs..........................  (34,189)
                                                                      --------
                                                                      $(53,661)
                                                                      ========

(l) Represents the elimination of $34,189 in administrative costs reimbursed by the Income Fund to the Advisor.

(m) Represents savings of $23,242 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

(n) Represents the elimination of $19,472 in management fees by the Income Fund to the Advisor.

(o) Represents additional state income taxes of $8,283 resulting from assuming that acquisitions of restaurant properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

(p) Represents an increase in depreciation expense of $54,194 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

(q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $12,142 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

(r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

(s) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma restaurant properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

(t) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                         CNL Financial
                               Advisor   Services Group Income Fund     Total
                             ----------- -------------- -----------  ------------
   Fair Value of
    Consideration
    Received...............  $81,440,256  $50,364,369   $42,435,559  $174,240,184
                             ===========  ===========   ===========  ============
   Share Consideration.....  $76,000,000  $47,000,000   $38,884,184  $161,884,184
   Cash Consideration......          --           --        464,000       464,000
   APF Transaction Costs...    5,440,256    3,364,369     3,087,375    11,892,000
                             -----------  -----------   -----------  ------------
     Total Purchase Price..  $81,440,256  $50,364,369   $42,435,559  $174,240,184
                             -----------  -----------   -----------  ------------
   Allocation of Purchase
    Price:
   Net Assets--Historical..  $ 8,330,475  $10,135,087   $39,031,764  $ 57,497,326
   Purchase Price
    Adjustments:
    Land and buildings on
     operating leases......          --           --      3,855,855     3,855,855
    Net investment in
     direct financing
     leases................          --           --        983,813       983,813
    Investment in joint
     ventures..............          --           --        681,828       681,828
    Accrued rental income..          --           --     (2,068,192)   (2,068,192)
    Intangibles and other
     assets................          --    (2,575,792)      (49,509)   (2,625,301)
    Goodwill*..............          --    42,805,074           --     42,805,074
    Excess purchase price..   73,109,781          --            --     73,109,781
                             -----------  -----------   -----------  ------------
     Total Allocation......  $81,440,256  $50,364,369   $42,435,559  $174,240,184
                             ===========  ===========   ===========  ============

  * Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

  The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisitions of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,109,781 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations." Goodwill of $42,805,074 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

   1.Common Stock (CFA, CFS, CFC) - Class A............      8,600
    Common Stock (CFA, CFS, CFC) - Class B.............      4,825
    Additional Paid-in Capital (CFA, CFS, CFC)......... 12,568,974
    Retained Earnings..................................  5,883,163
    Accumulated distributions in excess of earnings.... 73,109,781
    Goodwill for CFC/CFS (Intangibles and other
     assets)........................................... 42,805,074
     CFC/CFS Organizational Costs/Other Assets.........              2,575,792
     Cash to pay APF transaction costs.................              8,804,625
     APF Common Stock..................................                 61,500
     APF Capital in Excess of Par Value................            122,938,500
   (To record acquisition of CFA, CFS and CFC)
   2.Partners' Capital................................. 39,031,764
    Land and buildings on operating leases.............  3,855,855
    Net investment in direct financing leases..........    983,813
    Investment in joint ventures.......................    681,828
    Accrued rental income..............................              2,068,192
     Intangibles and other assets......................                 49,509
     Cash to pay APF Transaction costs.................              3,087,375
     Cash consideration to Income Fund.................                464,000
     APF Common Stock..................................                 21,333
     APF Capital in Excess of Par Value................             38,862,851
   (To record acquisition of Income Fund)

(u) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

(v) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

(w) Represents the elimination by the Income Fund of $47,290 in related party payables recorded as receivables by the Advisor.

(x) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

   To review the pro forma financial information of APF in the event that APF acquires the CNL Restaurant Businesses and all of the Income Funds, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

        SELECTED HISTORICAL FINANCIAL DATA OF CNL INCOME FUND XIV, LTD.

   The following table sets forth selected financial information for the Income Fund, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of CNL Income Fund XIV, Ltd." in this supplement.

                            Six Months Ended
                                June 30,                           Year Ended December 31,
                         ----------------------- -----------------------------------------------------------
                            1999        1998        1998        1997        1996        1995        1994
                         ----------- ----------- ----------- ----------- ----------- ----------- -----------
                               (unaudited)
Revenues (1)............ $ 2,065,124 $ 1,833,277 $ 3,831,810 $ 4,268,693 $ 4,503,039 $ 4,406,707 $ 3,371,695
Net income (2)..........   1,412,300   1,635,021   3,199,087   3,665,940   3,916,329   3,751,237   2,932,075
Cash distributions
 declared...............   1,856,260   1,856,260   3,712,520   3,712,520   3,712,522   3,628,130   2,850,554
Net income per unit
 (2)....................        0.31        0.36        0.70        0.81        0.86        0.83        0.66
Cash distributions
 declared per unit......        0.41        0.41        0.83        0.83        0.83        0.81        0.65
GAAP book value per
 unit...................        8.67        8.84        8.77        8.89        8.90        8.85        9.06
Weighted average number
 of Limited Partner
 units outstanding......   4,500,000   4,500,000   4,500,000   4,500,000   4,500,000   4,500,000   4,383,150
                                June 30,                                December 31,
                         ----------------------- -----------------------------------------------------------
                            1999        1998        1998        1997        1996        1995        1994
                         ----------- ----------- ----------- ----------- ----------- ----------- -----------
                               (unaudited)
Total assets............ $40,168,986 $40,820,360 $40,538,159 $40,984,624 $41,045,849 $40,838,104 $40,866,591
Total partners'
 capital................  39,031,764  39,767,918  39,475,724  39,989,157  40,035,737  39,831,930  39,708,823

--------
(1) Revenues include equity in earnings of the joint ventures and adjustments to accrued rental income due to the tenants of certain restaurant properties filing for bankruptcy.
(2) Net income for the six months ended June 30, 1999, includes $121,207 for a provision for loss on building and $60,882 from a loss on land and building. Net income for the six months ended June 30, 1998, includes $112,206 from gains on sale of land and building. Net income for the year ended December 31, 1998, includes $37,155 for a provision for loss on building and $112,206 from gains on sales of land and building. Net income for the year ended December 31, 1995, includes $66,518 from loss on sale of land.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                    OPERATIONS OF CNL INCOME FUND XIV, LTD.

Introduction

   The Income Fund is a Florida limited partnership that was organized on September 25, 1992, to acquire for cash, either directly or through joint venture arrangements, both newly constructed and existing restaurants, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains. The leases are triple-net leases, with the lessee responsible for all repairs and maintenance, property taxes, insurance and utilities. As of June 30, 1999, the Income Fund owned 56 restaurant properties, which included interests in ten restaurant properties owned by joint ventures in which the Income Fund is a co-venturer.

Capital Resources

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's primary source of capital for the six months ended June 30, 1999 and 1998 was cash from operations, which consists of cash received from tenants, distributions from joint ventures, and interest and other income received, less cash paid for expenses. Cash from operations was $1,746,523 and $1,845,728 for the six months ended June 30, 1999 and 1998, respectively. The decrease in cash from operations for the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, is primarily a result of changes in working capital.

   Other sources and uses of capital included the following during the six months ended June 30, 1999.

   In April 1998, the Income Fund reinvested a portion of the net sales proceeds from the 1998 sale of the restaurant property in Madison, Alabama in a joint venture arrangement, Melbourne Joint Venture, with one of our affiliates to construct and hold one restaurant property. As of June 30, 1999, the Income Fund had contributed approximately $539,100, of which approximately $44,100 was contributed during the six months ended June 30, 1999, to the joint venture to purchase land and pay for construction costs relating to the joint venture. As of June 30, 1999, the Income Fund owned a 50 percent interest in the profits and losses of the joint venture.

   In May 1999, the Income Fund sold its restaurant property in Stockbridge, Georgia to an unrelated third party for $700,000 and received net sales proceeds of $696,300. As a result of this transaction, the Income Fund recognized a loss of $60,882 for financial reporting purposes. The Income Fund intends to reinvest these net sales proceeds in an additional restaurant property.

   In May 1999, the Income Fund entered into an agreement with an unrelated third party to sell the Long John Silver's property in Shelby, North Carolina. At June 30, 1999, the Income Fund established a provision for loss on building related to the anticipated sale of this property. As of August 9, 1999, the sale had not occurred.

   Currently, rental income from the Income Fund's restaurant properties and any net sales proceeds held by the Income Fund, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use of such funds for the payment of Income Fund expenses, are invested in money market accounts or other short-term, highly liquid investments, such as demand deposit accounts at commercial banks, certificates of deposit, and money market accounts with less than a 30-day maturity date. At June 30, 1999, the Income Fund had $1,458,499 invested in such short-term investments, as compared to $949,056 at December 31, 1998. The increase in cash and cash equivalents during the six months ended June 30, 1999 is primarily due to the receipt of $696,300 in net sales proceeds from the sale of the restaurant property in Stockbridge, Georgia. The funds remaining at June 30, 1999, after payment of distributions and other liabilities, will be used to acquire an additional restaurant property and to meet the Income Fund's working capital and other needs.

   On May 11, 1999, four Limited Partners in several of the Income Funds served a lawsuit against us and APF in connection with the Acquisition. On July 8, 1999, the plaintiffs amended the complaint to add three additional Limited Partners as plaintiffs. Additionally, on June 22, 1999, a Limited Partner in several Income Funds served a lawsuit against us, APF, CNL Group, Inc. and the CNL Restaurant Businesses in connection with the Acquisition. We and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

 The Years Ended December 31, 1998, 1997 and 1996

   The Income Fund's primary source of capital for the years ended December 31, 1998, 1997 and 1996, was cash from operations. Cash from operations was $3,514,544, $3,606,190 and $3,706,296 for the years ended December 31, 1998,
1997 and 1996, respectively. The decrease in cash from operations during 1998 and 1997, each as compared to the previous year, is primarily a result of changes in income and expenses and changes in working capital.

   Other sources and uses of capital included the following during the years ended December 31, 1998, 1997 and 1996.

   In September 1996, Wood-Ridge Real Estate Joint Venture, a joint venture in which the Income Fund owns a 50 percent interest, sold its two restaurant properties to the tenant for $5,020,878 and received net sales proceeds of $5,001,180. This resulted in a gain to the joint venture of approximately $261,100 for financial reporting purposes. These restaurant properties were originally acquired by Wood-Ridge Real Estate Joint Venture in September 1994 and had a combined total cost of approximately $4,302,500, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the joint venture sold these properties for approximately $698,700 in excess of their original purchase price. In October 1996, Wood-Ridge Real Estate Joint Venture reinvested $4,404,046 of the net sales proceeds in five restaurant properties. In January 1997, the joint venture reinvested $502,598 of the remaining net sales proceeds in an additional restaurant property. During 1997, the Income Fund and the other joint venture partner each received approximately $52,000, which represents a return of capital, for the remaining uninvested net sales proceeds.

   In September 1997, the Income Fund entered into a joint venture arrangement, CNL Kingston Joint Venture, with one of our affiliates to construct and hold one restaurant property. As of December 31, 1998, the Income Fund owned a 39.94 percent interest in the profits and losses of the joint venture.

   In January 1998, the Income Fund sold its restaurant property in Madison, Alabama and two restaurant properties in Richmond, Virginia to third parties for a total of $1,667,462 and received net sales proceeds of $1,606,702. This resulted in a total gain of $70,798 for financial reporting purposes. These restaurant properties were originally acquired by the Income Fund in 1993 and 1994, and had costs totaling approximately $1,393,400, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold these restaurant properties for a total of $213,300 in excess of their original purchase prices. In April 1998, the Income Fund reinvested a portion of the net sales proceeds from the sale of the restaurant property in Madison, Alabama in a joint venture arrangement. The Income Fund distributed amounts that we determined were sufficient to enable the Limited Partners to pay federal and state income taxes, if any, resulting from these sales.

   In April 1998, the Income Fund reached an agreement to accept $360,000 for the restaurant property in Riviera Beach, Florida, which was taken through a right of way taking in December 1997. The Income Fund had received preliminary sales proceeds of $318,592 as of December 31, 1997. Upon agreement of the final sales price of $360,000, and receipt of the remaining sales proceeds of $41,408, the Income Fund recognized a gain of $41,408 for financial reporting purposes. This restaurant property was originally acquired by the

Income Fund in 1994 and had a cost of approximately $276,400, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold this restaurant property for a total of approximately $83,600 in excess of its original purchase price. In October 1998, the Income Fund reinvested the net sales proceeds from the right of way taking of the restaurant property in Riviera Beach, Florida in a restaurant property in Fayetteville, North Carolina.

   In addition, in April 1998, the Income Fund reinvested a portion of the net sales proceeds from the sale of the property in Madison, Alabama in a joint venture arrangement, Melbourne Joint Venture, with an affiliate of ours to construct and hold one restaurant property at a total cost of $1,052,552. During 1998, the Income Fund contributed amounts to purchase land and pay for construction costs relating to the joint venture and has agreed to contribute additional amounts in 1999 for additional construction costs. When funding is completed, the Income Fund expects to have an approximate 50 percent interest in the profits and losses of the joint venture. As of December 31, 1998, the Income Fund had a 50 percent interest in the profits and losses of this joint venture.

   In October 1998, the Income Fund reinvested approximately $1,537,000 of the net sales proceeds it received from the sales of the restaurant properties in Richmond, Virginia, the right of way taking of the restaurant property in Riviera Beach, Florida, and a portion of the net sales proceeds it received from the sale of the restaurant property in Madison, Alabama, along with additional funds held as cash and cash equivalents at December 31, 1997, in a restaurant property located in Fayetteville, North Carolina. The Income Fund acquired the restaurant property from one of our affiliates. The affiliate had purchased and temporarily held title to the restaurant property in order to facilitate the acquisition of the restaurant property by the Income Fund. The purchase price paid by the Income Fund represented the costs incurred by the affiliate to acquire the restaurant property, including closing costs.

   None of the restaurant properties owned by the Income Fund or the joint ventures in which the Income Fund owns an interest is or may be encumbered. Subject to restrictions on borrowing, however, the Income Fund may borrow funds but will not encumber any of the restaurant properties in connection with any such borrowing. The Income Fund will not borrow for the purpose of returning capital to the Limited Partners. The Income Fund will not borrow under arrangements that would make the Limited Partners liable to creditors of the Income Fund. We further have represented that we will use our reasonable efforts to structure any borrowing so that it will not constitute "acquisition indebtedness" for federal income tax purposes and also will limit the Income Fund's outstanding indebtedness to three percent of the aggregate adjusted tax basis of its restaurant properties. From time to time, affiliates of ours incur operating expenses on behalf of the Income Fund for which the Income Fund reimburses the affiliates without interest.

   Rental income from the Income Fund's restaurant properties and net sales proceeds from the sale of restaurant properties, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use of such funds for the payment of Income Fund expenses, are invested in money market accounts or other short-term, highly liquid investments such as demand deposit accounts at commercial banks, CDs and money markets accounts with less than a 30-day maturity date. At December 31, 1998, the Income Fund had $949,056 invested in such short-term investments, as compared to $1,285,777 at December 31, 1997. The decrease in cash is primarily attributable to the Income Fund investing a portion of the amounts held at December 31, 1997 in a restaurant property in Fayetteville, North Carolina. As of December 31, 1998, the average interest rate earned on the rental income deposited in demand deposit accounts at commercial banks was approximately three percent annually. The funds remaining at December 31, 1998, after the payment of distributions and other liabilities, will be used to meet the Income Fund's working capital and other needs. Total liabilities at December 31, 1998, to the extent they exceed cash and cash equivalents at December 31, 1998, will be paid from future cash from operations and, in the event we elect to make additional contributions, from future general partner contributions.

Short-Term Liquidity

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's short-term liquidity requirements consist primarily of the operating expenses of the Income Fund.

   The Income Fund's investment strategy of acquiring restaurant properties for cash and leasing them under triple-net leases to operators who generally meet specified financial standards minimizes the Income Fund's operating expenses. We believe that the leases will continue to generate cash flow in excess of operating expenses.

   We have the right, but not the obligation, to make additional capital contributions if we deem it appropriate in connection with the operations of the Income Fund.

   The Income Fund generally distributes cash from operations remaining after the payment of operating expenses of the Income Fund, to the extent that we determine that such funds are available for distribution. Based on current and anticipated future cash from operations, the Income Fund declared distributions to the Limited Partners of $1,856,260 for each of the six months ended June 30, 1999 and 1998, or $928,130 for each of the quarters ended June 30, 1999 and 1998. This represents distributions of $0.41 per unit for each applicable six months, or $0.21 per unit for each applicable quarter.

   No distributions were made to us for the quarters and six months ended June 30, 1999 and 1998. No amounts distributed to the Limited Partners for the six months ended June 30, 1999 and 1998 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contribution. The Income Fund intends to continue to make distributions of cash available for distribution to the Limited Partners on a quarterly basis.

   Total liabilities of the Income Fund, including distributions payable, increased to $1,137,222 at June 30, 1999 from $1,062,435 at December 31, 1998.
The increase in liabilities at June 30, 1999 is partially a result of the Income Fund accruing transaction costs relating to the Acquisition. We believe that the Income Fund has sufficient cash on hand to meet its current working capital needs.

 The Years Ended December 31, 1998, 1997 and 1996

   Due to low operating expenses and ongoing cash flow, we believe that the Income Fund has sufficient working capital reserves at this time. In addition, because leases of the Income Fund's restaurant properties are on a triple-net basis, it is not anticipated that a permanent reserve for maintenance and repairs will be established at this time. To the extent, however, that the Income Fund has insufficient funds for such purposes, we will contribute to the Income Fund an aggregate amount of up to one percent of the offering proceeds for maintenance and repairs. We have the right to cause the Income Fund to maintain additional reserves if, in our discretion, we determine such reserves are required to meet the Income Fund's working capital needs.

   Based primarily on current and future cash from operations, the Income Fund declared distributions to the Limited Partners of $3,712,520, $3,712,520 and $3,712,522 for the years ended December 31, 1998, 1997, and 1996, respectively. This represents distributions of $0.83 per unit for each of the years ended December 31, 1998, 1997 and 1996. No amounts distributed or to be distributed to the Limited Partners for the years ended 1998, 1997 and 1996 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return of their adjusted capital contributions.

   During 1998, affiliates of ours incurred on behalf of the Income Fund $113,352 for operating expenses, as compared to $87,695 during 1997 and $94,152 during 1996. At December 31, 1998, the Income Fund owed $25,432, to affiliates for such amounts and accounting and administrative services and management fees, as compared to $7,853 at December 31, 1997. As of March 11, 1999, the Income Fund had reimbursed the affiliates all such amounts. Other liabilities, including distributions payable, increased to $1,037,003 at

December 31, 1998 from $987,614 at December 31, 1997, primarily as a result of an increase in rents paid in advance at December 31, 1998. Liabilities, at December 31, 1998, to the extent they exceed cash and cash equivalents at December 31, 1998, will be paid from future cash from operations.

Long-Term Liquidity

   The Income Fund has no long-term debt or other long-term liquidity requirements.

Results of Operations

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   During the six months ended June 30, 1998, the Income Fund owned and leased 49 wholly owned restaurant properties, including three restaurant properties which were sold during 1998, and during the six months ended June 30, 1999, the Income Fund owned and leased 47 wholly owned restaurant properties, including one restaurant property which was sold during 1999, to operators of fast-food and family-style restaurant chains. During the six months ended June 30, 1999 and 1998, the Income Fund earned $1,858,822 and $1,622,184, respectively, in rental income from operating leases, net of adjustments to accrued rental income, and earned income from direct financing leases from these restaurant properties, $952,851 and $662,688 of which was earned during the quarters ended June 30, 1999 and 1998, respectively.

   Rental and earned income was lower during the quarter and six months ended June 30, 1998, as compared to the quarter and six months ended June 30, 1999, primarily due to the fact that in June 1998 Long John Silver's, Inc. filed for bankruptcy and rejected the leases relating to four of the nine restaurant properties it leased. As a result, this tenant ceased making rental payments on the four rejected leases. In connection with the four rejected leases, during the six months ended June 30, 1998, the Income Fund wrote off approximately $263,000 of accrued rental income, or non-cash accounting adjustments relating to the straight-lining of future scheduled rent increases over the lease term in accordance with generally accepted accounting principles, relating to these four restaurant properties. The Income Fund has continued to receive rental payments relating to the five leases not rejected by the tenant. The Income Fund has entered into new leases, each with a new tenant, for two of the four vacant restaurant properties. In connection with the new leases, the tenant for each restaurant property has agreed to pay for all costs necessary to convert these restaurant properties into different restaurant concepts. Conversion of both restaurant properties was completed in March 1999, at which time rental payments commenced. In May 1999, the Income Fund sold one of the vacant restaurant properties and intends to reinvest the net sales proceeds in an additional restaurant property. The Income Fund will not recognize any rental and earned income from the remaining vacant restaurant property until a replacement tenant for this restaurant property is located, or until the restaurant property is sold and the proceeds from the sale are reinvested in an additional restaurant property. While Long John Silver's, Inc. has not rejected or affirmed the remaining five leases, there can be no assurance that some or all of these leases will not be rejected in the future. The lost revenues resulting from the remaining vacant restaurant property, as described above, and the possible rejection of the remaining five leases, could have an adverse effect on the results of operations of the Income Fund, if the Income Fund was not able to re-lease these restaurant properties in a timely manner.

   The increase in rental and earned income during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, was partially offset by a decrease in rental and earned income during the quarter and six months ended June 30, 1999, as a result of the 1998 sales of the restaurant properties in Madison, Alabama and Richmond, Virginia. This decrease in rental and earned income was partially offset by the fact in October 1998 the Income Fund reinvested the majority of the net sales proceeds from the sale of the above restaurant properties in a restaurant property in Fayetteville, North Carolina. The Income Fund reinvested the remaining net sales proceeds in Melbourne Joint Venture, as described below.

   During the six months ended June 30, 1999 and 1998, the Income Fund also owned and leased ten and nine restaurant properties respectively, indirectly through joint venture arrangements. In connection therewith, during the six months ended June 30, 1999 and 1998, the Income Fund earned $188,822 and $164,631, respectively, $95,136 and $82,126 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. The increase in net income earned by joint ventures during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, is primarily attributable to the Income Fund investing in Melbourne Joint Venture in April 1998.

   In addition, during the six months ended June 30, 1999 and 1998, the Income Fund earned $17,480 and $46,462, respectively, in interest and other income, $6,960 and $25,483 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. Interest and other income was higher during the quarter and six months ended June 30, 1998 than that earned during the quarter and six months ended June 30, 1999, primarily due to the fact that the Income Fund earned interest on the net sales proceeds relating to the sales of two restaurant properties during 1998, as described above, pending reinvestment in additional restaurant properties. These net sales proceeds were reinvested in October 1998.

   Operating expenses, including depreciation and amortization expense, were $470,735 and $310,462 for the six months ended June 30, 1999 and 1998, respectively, of which $232,735 and $148,972 were incurred during the quarters ended June 30, 1999 and 1998, respectively. The increase in operating expenses during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, was primarily due to the fact that during the quarter and six months ended June 30, 1999, the Income Fund incurred $85,038 and $118,213, respectively, in transaction costs related to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition with APF. If the Limited Partners reject the Acquisition, the Income Fund will bear the portion of the transaction costs based upon the percentage of "For" votes and we will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   The increase in operating expenses during the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, was also partially attributable to an increase in depreciation expense due to the fact that during the six months ended June 30, 1998, Long John Silver's, Inc. filed for bankruptcy and rejected the leases relating to four restaurant properties, as described above. In conjunction therewith, the Income Fund reclassified these assets from net investment in direct financing leases to land and buildings on operating leases.

   During the six months ended June 30, 1999 and 1998, the Income Fund incurred certain expenses, such as real estate taxes, insurance and maintenance relating to the four restaurant properties whose leases were rejected by the tenant, as described above. The Income Fund has entered into new leases, each with a new tenant, for two of the four rejected restaurant properties. The new tenants are responsible for real estate taxes, insurance, and maintenance relating to the respective restaurant properties and the Income Fund also sold one of the vacant restaurant properties, as described above; therefore, we do not anticipate the Income Fund will incur these expenses for these three restaurant properties in the future. However, the Income Fund will continue to incur certain expenses, such as real estate taxes, insurance and maintenance relating to the remaining, vacant restaurant property until a new tenant or purchaser is located. The Income Fund is currently seeking either a new tenant or purchaser for this restaurant property. In addition, the Income Fund will incur certain expenses such as real estate taxes, insurance, and maintenance relating to one or more of the five restaurant properties still leased by Long John Silver's, Inc. if one or more of the leases are rejected.

   As a result of the sale of the restaurant property in Stockbridge, Georgia, as described above in "Capital Resources," the Income Fund recognized a loss of $60,882 for financial reporting purposes during the quarter and six months ended June 30, 1999. As a result of the sale of the restaurant property in Richmond, Virginia during the six months ended June 30, 1998, and the receipt of proceeds from the right of way taking of the restaurant property in Riviera Beach, Florida, during the quarter and six months ended June 30, 1998, the Income Fund recognized gains of $41,408 and $112,206, respectively, for financial reporting purposes.

   At June 30, 1999, the Income Fund recorded a provision for loss on building in the amount of $121,207 for financial reporting purposes relating to a Long John Silver's restaurant property in Shelby, North Carolina the lease for which was rejected by the tenant, as described above. The tenant of this restaurant property filed for bankruptcy and ceased payment of rents under the terms of its lease agreement. The allowance represents the difference between the carrying value of the restaurant property at June 30, 1999 and the estimated net sales proceeds from the sale of the restaurant property based on a sales contract with an unrelated third party.

 The Years Ended December 31, 1998, 1997 and 1996

   The Income Fund owned and leased 50 wholly-owned restaurant properties during 1998, 1997, and 1996, including one restaurant property in Riviera Beach, Florida which was condemned through a total right of way taking in December 1997 and two restaurant properties in Richmond, Virginia and one restaurant property in Madison, Alabama, each sold during the year ended December 31, 1998. In addition, during 1996, the Income Fund was a co-venturer in three joint ventures that owned and leased nine restaurant properties, including two restaurant properties in Wood-Ridge Real Estate Joint Venture, which were sold in September 1996, during 1997, the Income Fund was a co-venture in four separate joint ventures that owned and leased nine restaurant properties, and during 1998, the Income Fund was a co-venturer in five separate joint ventures that owned and leased 10 restaurant properties. As of December 31, 1998, the Income Fund owned, either directly or through joint venture arrangements, 57 restaurant properties, which are, in general, subject to long-term, triple-net leases. The leases of the restaurant properties provide for minimum base annual rental amounts, payable in monthly installments, ranging from approximately $18,900 to $203,600. All of the leases provide for percentage rent based on sales in excess of a specified amount. In addition, the majority of the leases provide that, commencing in specified lease years, generally the sixth or ninth year, the annual base rent required under the terms of the lease will increase.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $3,359,955, $3,911,527, and $3,987,525, respectively, in rental income from operating leases, net of adjustments to accrued rental income, and earned income from direct financing leases from restaurant properties wholly-owned by the Income Fund.

   The decrease in rental and earned income during 1998, as compared to 1997, is primarily attributable to a decrease of approximately $212,300 due to the fact that in June 1998, Long John Silver's Inc. filed for bankruptcy and rejected the leases relating to four of the nine restaurant properties leased by Long John Silver's, Inc., as described above. In conjunction with the four rejected leases, during 1998, the Income Fund wrote off approximately $265,000 of accrued rental income, or non-cash accounting adjustments relating to the straight-lining of future scheduled rent increases over the lease term in accordance with generally accepted accounting principles, relating to these four restaurant properties.

   In addition, rental and earned income decreased by approximately $162,600 in 1998, as compared to 1997, as a result of the 1998 sales of the restaurant properties in Madison, Alabama and Richmond, Virginia and the 1997 right of way taking of the restaurant property in Riviera Beach, Florida. The decrease in rental and earned income was partially offset by the fact that in October 1998, the Income Fund reinvested the majority of the net sales proceeds from the sale of the above restaurant properties in a restaurant property in Fayetteville, North Carolina, as described above in "Capital Resources." In addition, the decrease during 1998 is partially offset by an increase in rental income relating to the restaurant property in Akron, Ohio, as described below, being operational for a full year in 1998 as compared to a partial year in 1997.

   The decrease in rental and earned income during 1997, as compared to 1996, was primarily attributable to the fact that during May 1997, the temporary operator of the restaurant property in Akron, Ohio ceased restaurant operations and vacated the restaurant property. The Income Fund ceased recording rental income and wrote off the related allowance for doubtful accounts. The Income Fund entered into a long-term, triple-net lease for this restaurant property with the operator of an Arlington Big Boy in September 1997, and rental income commenced in December 1997.

   The decrease in rental and earned income during 1997 as compared to 1996, was partially due to the fact that the Income Fund wrote off accrued rent relating to the restaurant property in Madison, Alabama to adjust the carrying value of the asset to the net proceeds received from the sale of this restaurant property in January 1998.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund also earned $63,776, $21,617, and $7,014, respectively, in contingent rental income. The increase in contingent rental income during 1998 and 1997, each as compared to the previous year, is primarily attributable to increased gross sales of certain restaurant properties requiring the payments of contingent rental income.

   In addition, for the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $317,654, $309,879, and $459,137, respectively, attributable to net income earned by joint ventures in which the Income Fund is a co-venturer. The increase in net income earned by joint ventures during 1998, as compared to 1997, is primarily attributable to the fact that CNL Kingston Joint Venture was operational for a full year in 1998, as compared to a partial year in 1997. The decrease in net income earned by joint ventures during 1997 as compared to 1996, is primarily attributable to the fact that in September 1996, Wood-Ridge Real Estate Joint Venture, in which the Income Fund owns a 50 percent interest, recognized a gain of approximately $261,000 for financial reporting purposes as a result of the sale of its restaurant properties in September 1996, as described above in "Capital Resources."

   During the year ended December 31, 1998, five lessees (or group of affiliated lessees) of the Income Fund, Flagstar Enterprises, Inc., Foodmaker, Inc., Long John Silver's, Inc., Checkers Drive-In Restaurants, Inc., and Golden Corral Corporation, each contributed more than 10 percent of the Income Fund's total rental income, including the Income Fund's share of rental income from 10 restaurant properties owned by joint ventures. As of December 31, 1998, Flagstar Enterprises, Inc. was the lessee under leases relating to six restaurants, Foodmaker, Inc. was the lessee under leases relating to six restaurants, Long John Silver's, Inc. was the lessee under leases relating to five restaurants, excluding the four leases rejected by this tenant, as described above, Checkers Drive-In Restaurants, Inc. was the lessee under leases relating to 15 restaurants, and Golden Corral Corporation was the lessee under leases relating to four restaurants. It is anticipated that based on the minimum rental payments required by the leases, that Flagstar Enterprises, Inc., Foodmaker, Inc., Checkers Drive-In Restaurants, Inc., and Golden Corral Corporation each will continue to contribute more than 10 percent of the Income Fund's total rental income in 1999. In addition, during the year ended December 31, 1998, six restaurant chains, Hardee's, Denny's, Jack in the Box, Long John Silver's, Checkers, and Golden Corral, each accounted for more than 10 percent of the Income Fund's total rental income, including the Income Fund's share of rental income from 10 restaurant properties owned by joint ventures. During 1998, Long John Silver's, Inc. filed for bankruptcy, as described above. In 1999, it is anticipated that Hardee's, Denny's, Jack in the Box, Checkers, and Golden Corral each will account for more than 10 percent of the total rental income to which the Income Fund is entitled under the terms of the leases. Any failure of these lessees or restaurant chains could materially affect the Income Fund's income if the Income Fund is not able to re-lease the restaurant properties in a timely manner.

   In addition, during the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $90,425, $47,287, and $56,377, respectively in interest and other income. The increase in interest and other income during 1998, as compared to 1997, is primarily due to an increase in interest income earned on net sales proceeds relating to the sales of several restaurant properties during 1998 described above, pending the reinvestment of the net sales proceeds in additional restaurant properties.

   Operating expenses, including depreciation and amortization expense, were $707,774, $602,753, and $586,710 for the years ended December 31, 1998, 1997, and 1996, respectively. The increase in operating expenses during the year ended December 31, 1998, as compared to the year ended December 31, 1997, is partially attributable to the fact that the Income Fund accrued insurance and real estate tax expenses as a result of Long John Silver's, Inc. filing for bankruptcy and rejecting the leases relating to four restaurant properties in June 1998, as described above. In addition, the increase in operating expenses during 1998 is partially attributable to an increase in depreciation expense due to the fact that during 1998, the Income Fund reclassified these assets from net investment in direct financing leases to land and buildings on operating leases. In accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases," the Income Fund recorded the reclassified assets at the lower of original cost, present fair value, or present carrying amount, which resulted in a loss on termination of direct financing lease of $21,873 for financial reporting purposes during the year ended December 31, 1998. No such loss was recorded during 1997 and 1996. The Income Fund has since entered into new leases, each with a new tenant, for two of the four restaurant properties, as described above. The new tenants are responsible for real estate taxes, insurance and maintenance relating to their respective restaurant properties; therefore, we do not anticipate the Income Fund will incur these expenses for these two restaurant properties in the future. However, the Income Fund will continue to incur certain expenses, such as real estate taxes, insurance and maintenance relating to the two remaining, vacant restaurant properties until new tenants or purchasers are located. As described above, the Income Fund is currently seeking either new tenants or purchasers for these restaurant properties.

   In addition, the increase in operating expenses for 1998, is also partially due to the fact that the Income Fund incurred $25,231 in transaction costs related to our retaining financial and legal advisors to assist us in evaluating and negotiating the proposed Acquisition with APF, as described above in "Capital Resources."

   The increase in operating expenses during 1997, as compared to 1996, was primarily attributable to the fact that the Income Fund recorded bad debt expense of $10,500 during 1997 relating to the restaurant property in Akron, Ohio. Due to the fact that the temporary operator ceased operating the restaurant property in May, 1997, as described above in "Capital Resources," we ceased further collection efforts of these past due amounts.

   As a result of the former tenant of the restaurant property in Akron, Ohio, defaulting under the terms of its lease during 1994 and the Income Fund leasing the restaurant property to temporary operators who subsequently ceased operating the restaurant property, the Income Fund incurred real estate taxes during the years ended December 31, 1998, 1997, and 1996. The Income Fund entered into a long-term, triple-net lease for this restaurant property with the operator of an Arlington Big Boy in September 1997, and rental income commenced in December 1997. The new tenant is responsible for real estate taxes; therefore, we do not anticipate the Income Fund will incur these expenses in the future.

   As a result of the sales of several restaurant properties and the receipt of proceeds from the right of way taking of the restaurant property in Riviera Beach, Florida, as described above in "Capital Resources," the Income Fund recognized gains totaling $112,206 for financial reporting purposes during the year ended December 31, 1998. No restaurant properties were sold during 1997 and 1996.

   At December 31, 1998, the Income Fund recorded a provision for loss on building in the amount of $37,155 for financial reporting purposes relating to a Long John Silver's restaurant property whose lease was rejected by the tenant, as described above. The tenant of this restaurant property filed for bankruptcy and ceased payment of rents under the terms of its lease agreement. The allowance represents the difference between the carrying value of the restaurant property at December 31, 1998 and the estimated net realizable value for the restaurant property.

   The Income Fund's leases as of December 31, 1998, are, in general, triple-net leases and contain provisions that we Partners believe mitigate the adverse effect of inflation. Such provisions include clauses requiring the payment of percentage rent based on certain restaurant sales above a specified level and/or automatic increases in base rent at specified times during the term of the lease. Management expects that increases in restaurant sales volumes due to inflation and real sales growth should result in an increase in rental income for certain restaurant properties over time. Continued inflation also may cause capital appreciation of the Income Fund's restaurant properties. Inflation and changing prices, however, also may have an adverse impact on the sales of the restaurants and on potential capital appreciation of the restaurant properties.

Year 2000 Readiness Disclosure

 Overview of Year 2000 Problem

   The year 2000 problem concerns the inability of information and non-information technology systems to properly recognize and process date sensitive information beyond January 1, 2000. The failure to accurately recognize the year 2000 could result in a variety of problems from data miscalculations to the failure of entire systems.

 Information and Non-Information Technology Systems

   The Income Fund does not have any information or non-information technology systems. We and our affiliates provide all services requiring the use of information and non-information technology systems pursuant to a management agreement with the Income Fund. The information technology system of our affiliates consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. The non-information technology systems of our affiliates are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. Our affiliates have no internally generated programmed software coding to correct, because substantially all of the software utilized by us and our affiliates is purchased or licensed from external providers. The maintenance of non-information technology systems at the Income Fund's restaurant properties is the responsibility of the tenants of such properties in accordance with the terms of the Income Fund's leases.

 The Y2K Team

   In early 1998, we and our affiliates formed a Year 2000 team for the purpose of identifying, understanding and addressing the various issues associated with the year 2000 problem. The Y2K Team consists of us and members from our affiliates, including representatives from senior management, information systems, telecommunications, legal, office management, accounting and property management.

 Assessing Year 2000 Readiness

   The Y2K Team's initial step in assessing year 2000 readiness consists of identifying any systems that are date-sensitive and, accordingly, could have potential year 2000 problems. The Y2K Team has conducted inspections, interviews and tests to identify which of the Income Fund's systems could have a potential year 2000 problem.

   The information system of our affiliates is comprised of hardware and software applications from mainstream suppliers. Accordingly, the Y2K Team has contacted and is evaluating documentation from the respective vendors and manufacturers to verify the year 2000 compliance of their products. The Y2K Team has also requested and is evaluating documentation from the non-information technology systems providers of our affiliates.

   In addition, the Y2K Team has requested and is evaluating documentation from other companies with which the Income Fund has material third party relationships. Such third parties, in addition to the providers of information and non-information technology systems, consist of the Income Fund's transfer agent, and financial institutions. The Income Fund depends on its transfer agent to maintain and track investor information and its financial institutions for availability of cash.

   As of September 15, 1999, the Y2K Team had received responses from approximately 60% of the third parties. All of the responses were in writing. Of the third parties responding, all indicated that they are currently year 2000 compliant or will be year 2000 compliant prior to the year 2000. Although the Y2K Team continues to receive positive responses from the companies with which the Income Fund has third party relationships regarding their year 2000 compliance, we cannot be assured that the third parties have adequately considered the impact of the year 2000.

   In addition, the Y2K Team has requested documentation from the Income Fund's tenants. The Y2K Team is in the process of evaluating the responses and expects to complete this process by October 31, 1999. The Income Fund has also instituted a policy of requiring any new tenants to indicate that their systems are year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000.

 Achieving Year 2000 Compliance

   The Y2K Team has identified and completed upgrades of hardware equipment that was not year 2000 compliant. In addition, the Y2K Team has identified and completed upgrades of software applications that were not year 2000 compliant, although, we cannot be assured that the upgrade solutions provided by the vendors have addressed all possible year 2000 issues.

   The cost for these upgrades and other remedial measures is the responsibility of us and our affiliates. We do not expect that the Income Fund will incur any costs in connection with year 2000 remedial measures.

Assessing the Risks to the Income Fund of Non-Compliance and Developing Contingency Plans

 Risk of Failure of Information and Non-Information Technology Systems Used by the Income Fund

   We believe that the reasonably likely worst case scenario with regard to the information and non-information technology systems used by the Income Fund is the failure of one or more of these systems as a result of year 2000 problems. Because the Income Fund's major source of income is rental payments under long-term triple-net leases, any failure of information or non-information technology systems used by the Income Fund is not expected to have a material impact on the results of operations of the Income Fund. Even if such systems failed, the payment of rent under the Income Fund's leases would not be affected. In addition, the Y2K Team is expected to correct any Y2K problems within the control of us and our affiliates before the year 2000.

   The Y2K Team has determined that a contingency plan to address this risk is not necessary at this time. However, if the Y2K Team identifies additional risks associated with the year 2000 compliance of the information or non-information technology systems used by the Income Fund or if the progress of the Y2K Team in remediating year 2000 problems with such systems deviates from the anticipated timeline, the Y2K Team will develop a contingency plan if deemed necessary at that time.

 Risk of Inability of Transfer Agent to Accurately Maintain Income Fund Records

 We believe that the reasonably likely worst case scenario with regard to the Income Fund's transfer agent is that the transfer agent will fail to achieve year 2000 compliance of its systems and will not be able to accurately maintain the records of the Income Fund. This could result in the inability of the Income Fund to accurately identify its Limited Partners for purposes of distributions, delivery of disclosure materials and transfers of units. The Y2K Team has received certification from the Income Fund's transfer agent of its year 2000 compliance. Despite the positive response from the transfer agent, we cannot be assured that the transfer agent has addressed all possible year 2000 issues.

   The Y2K Team has developed a contingency plan pursuant to which we and our affiliates would maintain the records of the Income Fund manually, in the event that the systems of the transfer agent are not year 2000 compliant. We and our affiliates would have to allocate resources to internally perform the functions of the transfer agent. We do not anticipate that the additional cost of these resources would have a material impact on the results of operations of the Income Fund.

 Risk of Loss of Short-Term Liquidity from Failure of Financial Institutions to Achieve Year 2000 Compliance

   We believe that the reasonably likely worst case scenario with regard to its financial institutions is that some or all of its funds on deposit with such financial institutions may be temporarily unavailable. The Y2K Team has received responses from 93% of the Income Fund's financial institutions indicating that their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. Despite the positive responses from the financial institutions, we cannot be assured that the financial institutions have addressed all possible year 2000 issues. The loss of short-term liquidity could affect the Income Fund's ability to pay its expenses on a current basis. We do not anticipate that a loss of short-term liquidity would have a material impact on the results of operations of the Income Fund.

   Based upon the responses received from the Income Fund's financial institutions and the inability of the Y2K Team to identify a suitable alternative for the deposit of funds that is not subject to potential year 2000 problems, the Y2K Team has determined not to develop a contingency plan to address this risk.

 Risks of Late Payment or Non-Payment of Rent by Tenants

   We believe that the reasonably likely worst case scenario with regard to its tenants is that some of the tenants may make rental payments late as the result of the failure of the tenants to achieve year 2000 compliance of their systems used in the payment of rent, the failure of the tenants' financial institutions to achieve year 2000 compliance, or the temporary disruption of the tenants' businesses. The Y2K Team is in the process of requesting responses from the Income Fund's tenants indicating the extent to which their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. We cannot be assured that the tenants have addressed all possible year 2000 issues. The late payment of rent by one or more tenants would affect the results of operations of the Income Fund in the short-term.

   We are also aware of predictions that the year 2000 problem, if uncorrected, may result in a global economic crisis. We are not able to determine if such predictions are true. A widespread disruption of the economy could affect the ability of the Income Fund's tenants to pay rent and, accordingly, could have a material impact on the results of operations of the Income Fund.

   Because payment of rent is under the control of the Income Fund's tenants, the Y2K Team is not able to develop a contingency plan to address these risks. In the event of late payment or non-payment of rent, we will assess the remedies available to the Income Fund under its lease agreements.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998........  F-1
Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998........................................................  F-2
Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1998 and for the Year Ended December 31, 1998........................  F-3
Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998.................................................................  F-4
Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998.............................................  F-5
Report of Independent Certified Public Accountants........................  F-7
Balance Sheets as of December 31, 1998 and 1997...........................  F-8
Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996.....................................................................  F-9
Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996............................................................ F-10
Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996..................................................................... F-11
Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................. F-12
Unaudited Pro Forma Financial Information................................. F-23
Unaudited Pro Forma Balance Sheet as of June 30, 1999..................... F-24
Unaudited Pro Forma Statement of Earnings for the Six Months Ended June
 30, 1999................................................................. F-26
Unaudited Pro Forma Statement of Earnings for the Year Ended December 31,
 1998..................................................................... F-28
Unaudited Pro Forma Statement of Cash Flows for the Six Months Ended June
 30, 1999................................................................. F-30
Unaudited Pro Forma Statement of Cash Flows for the Year Ended December
 31, 1998................................................................. F-32
Notes and Management's Assumptions to Unaudited Pro Forma Financial
 Statements............................................................... F-34

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                        June 30,   December 31,
                                                          1999         1998
                                                       ----------- ------------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 building............................................. $24,871,707 $26,509,264
Net investment in direct financing leases.............   7,813,800   7,300,102
Investment in joint ventures..........................   3,850,463   3,813,175
Cash and cash equivalents.............................   1,458,499     949,056
Receivables, less allowance for doubtful accounts of
 $1,105 in 1999 and 1998..............................      56,816      62,824
Prepaid expenses......................................      18,407       8,389
Lease costs, less accumulated amortization of $1,898
 in 1999..............................................      31,102         --
Accrued rental income, less allowance for doubtful
 accounts of $12,622 in 1999 and 1998.................   2,068,192   1,895,349
                                                       ----------- -----------
                                                       $40,168,986 $40,538,159
                                                       =========== ===========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $    88,637 $     2,577
Accrued and escrowed real estate taxes payable........       5,152      18,198
Distributions payable.................................     928,130     928,130
Due to related party..................................      47,290      25,432
Rents paid in advance and deposits....................      68,013      88,098
                                                       ----------- -----------
  Total liabilities...................................   1,137,222   1,062,435
Commitments and Contingencies (Note 3)
Partners' capital.....................................  39,031,764  39,475,724
                                                       ----------- -----------
                                                       $40,168,986 $40,538,159
                                                       =========== ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                    Quarter Ended         Six Months Ended
                                      June 30,                June 30,
                                ----------------------  ----------------------
                                   1999        1998        1999        1998
                                ----------  ----------  ----------  ----------
Revenues:
  Rental income from operating
   leases.....................  $  730,510  $  707,601  $1,437,315  $1,424,878
  Adjustments to accrued
   rental income..............         --     (262,969)        --     (262,969)
  Earned income from direct
   financing leases...........     222,341     218,056     421,507     460,275
  Interest and other income...       6,960      25,483      17,480      46,462
                                ----------  ----------  ----------  ----------
                                   959,811     688,171   1,876,302   1,668,646
                                ----------  ----------  ----------  ----------
Expenses:
  General operating and
   administrative.............      32,840      42,628      81,183      78,931
  Professional services.......       9,792      10,695      17,576      16,877
  Management fees to related
   party......................       9,928       9,280      19,472      18,786
  Real estate taxes...........         457       1,276       5,331       4,726
  State and other taxes.......         334          40      30,688      21,036
  Depreciation and
   amortization...............      94,346      85,053     198,272     170,106
  Transaction costs...........      85,038         --      118,213         --
                                ----------  ----------  ----------  ----------
                                   232,735     148,972     470,735     310,462
                                ----------  ----------  ----------  ----------
Income Before Equity in
 Earnings of Joint Ventures,
 Gain (Loss) on Sale of Land
 and Buildings and Provision
 for Loss on Building.........     727,076     539,199   1,405,567   1,358,184
Equity in Earnings of Joint
 Ventures.....................      95,136      82,126     188,822     164,631
Gain (Loss) on Sale of Land
 and Buildings................     (60,882)     41,408     (60,882)    112,206
Provision for Loss on
 Building.....................     (60,325)        --     (121,207)        --
                                ----------  ----------  ----------  ----------
Net Income....................  $  701,005  $  662,733  $1,412,300  $1,635,021
                                ==========  ==========  ==========  ==========
Allocation of Net Income:
  General partners............  $    7,695  $    6,214  $   15,163     $15,228
  Limited partners............     693,310     656,519   1,397,137   1,619,793
                                ----------  ----------  ----------  ----------
                                $  701,005  $  662,733  $1,412,300  $1,635,021
                                ==========  ==========  ==========  ==========
Net Income Per Limited Partner
 Unit.........................  $     0.15  $     0.15  $     0.31  $     0.36
                                ==========  ==========  ==========  ==========
Weighted Average Number of
 Limited Partner Units
 Outstanding..................   4,500,000   4,500,000   4,500,000   4,500,000
                                ==========  ==========  ==========  ==========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
General partners:
  Beginning balance..............................   $   177,733    $   146,640
  Net income.....................................        15,163         31,093
                                                    -----------    -----------
                                                        192,896        177,733
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    39,297,991     39,842,517
  Net income.....................................     1,397,137      3,167,994
  Distributions ($0.41 and $0.83 per limited
   partner unit, respectively)...................    (1,856,260)    (3,712,520)
                                                    -----------    -----------
                                                     38,838,868     39,297,991
                                                    -----------    -----------
    Total partners' capital......................   $39,031,764    $39,475,724
                                                    ===========    ===========



           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                             June 30,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Increase (Decrease) in Cash and Cash Equivalents
  Net Cash Provided by Operating Activities.......... $ 1,746,523  $ 1,845,728
                                                      -----------  -----------
  Cash Flows from Investing Activities:
    Proceeds from sale of land and buildings.........     696,300    1,250,140
    Investment in joint ventures.....................     (44,120)    (310,097)
    Increase in restricted cash......................         --      (193,654)
    Payment of lease costs...........................     (33,000)         --
                                                      -----------  -----------
      Net cash proovided by investing activities.....     619,180      746,389
                                                      -----------  -----------
  Cash Flows from Financing Activities:
    Distributions to limited partners................  (1,856,260)  (1,856,260)
                                                      -----------  -----------
      Net cash used in financing activities..........  (1,856,260)  (1,856,260)
                                                      -----------  -----------
Net Increase in Cash and Cash Equivalents............     509,443      735,857
Cash and Cash Equivalents at Beginning of Period.....     949,056    1,285,777
                                                      -----------  -----------
Cash and Cash Equivalents at End of Period........... $ 1,458,499  $ 2,021,634
                                                      ===========  ===========
Supplemental Schedule of Non-Cash Financing
 Activities:
    Distributions declared and unpaid at end of
     period.......................................... $   928,130  $   928,130
                                                      ===========  ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund XIV, Ltd. (the "Partnership") for the year ended December 31, 1998.

   Certain items in the prior year's financial statements have been reclassified to conform to 1999 presentation. These reclassifications had no effect on partners' capital or net income.

2. Land and Building on Operating Leases:

   Land and buildings on operating leases consisted of the following at:

                                                       June 30,    December 31,
                                                         1999          1998
                                                      -----------  ------------
      Land........................................... $15,900,097  $16,195,936
      Buildings......................................  10,966,349   12,024,577
                                                      -----------  -----------
                                                       26,866,446   28,220,513
      Less accumulated depreciation..................  (1,836,377)  (1,674,094)
                                                      -----------  -----------
                                                       25,030,069   26,546,419
      Less allowance for loss on building............    (158,362)     (37,155)
                                                      -----------  -----------
                                                      $24,871,707  $26,509,264
                                                      ===========  ===========

   As of December 31, 1998, the Partnership recorded a provision for loss on building in the amount of $37,155 for financial reporting purposes relating to the Long John Silver's property in Shelby, North Carolina. The tenant of this property filed for bankruptcy and ceased payment of rents under the terms of its lease agreement. The allowance represented the difference between the carrying value of the property at December 31, 1998 and the estimated net realizable value for the property. During the six months ended June 30, 1999, the Partnership increased the allowance by $121,207 to a total of $158,362. The adjusted allowance represented the difference between the carrying value of the property at June 30, 1999 and the estimated net sales proceeds from the sale of the property based on a sales contract with an unrelated third party.

   In May 1999, the Partnership sold its property in Stockbridge, Georgia to a third party for $700,000, and received net sales proceeds of $696,300, resulting in a loss of $60,882 for financial reporting purposes.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998


3. Commitments and Contingencies

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 2,156,521 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $42,435,559 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

   In May 1999, the Partnership entered into an agreement with an unrelated third party to sell the Long John Silver's property in Shelby, North Carolina. At June 30, 1999, the Partnership established a provision for loss on building related to the anticipated sale of this property (see Note 2). As of August 9, 1999, the sale had not occurred.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund XIV, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund XIV, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 22, 1999, except for Note 11
 for which the date is March 11, 1999 and
 Note 12 for which the date is June 3, 1999

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 building.............................................. $26,509,264 $25,217,725
Net investment in direct financing leases..............   7,300,102   9,041,485
Investment in joint ventures...........................   3,813,175   3,271,739
Cash and cash equivalents..............................     949,056   1,285,777
Restricted cash........................................         --      318,592
Receivables, less allowance for doubtful accounts of
 $1,105 in 1998........................................      62,824      19,912
Prepaid expenses.......................................       8,389       7,915
Organization costs, less accumulated amortization of
 $10,000 and $8,599....................................         --        1,401
Accrued rental income less allowance for doubtful
 accounts of $12,622 and $6,295........................   1,895,349   1,820,078
                                                        ----------- -----------
                                                        $40,538,159 $40,984,624
                                                        =========== ===========

           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable....................................... $     2,577 $    10,258
Accrued and escrowed real estate taxes payable.........      18,198      19,570
Distributions payable..................................     928,130     928,130
Due to related parties.................................      25,432       7,853
Rents paid in advance and deposits.....................      88,098      29,656
                                                        ----------- -----------
    Total liabilities..................................   1,062,435     995,467
Partners' capital......................................  39,475,724  39,989,157
                                                        ----------- -----------
                                                        $40,538,159 $40,984,624
                                                        =========== ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                 Year Ended December 31,
                                             ---------------------------------
                                                1998        1997       1996
                                             ----------  ---------- ----------
Revenues:
 Rental income from operating leases........ $2,792,931  $2,872,283 $2,953,895
 Adjustments to accrued rental income.......   (277,319)        --         --
 Earned income from direct financing
  leases....................................    844,343   1,017,627  1,026,616
 Contingent rental income...................     63,776      21,617      7,014
 Interest and other income..................     90,425      47,287     56,377
                                             ----------  ---------- ----------
                                              3,514,156   3,958,814  4,043,902
                                             ----------  ---------- ----------
Expenses:
 General operating and administrative.......    168,184     154,654    162,163
 Professional services......................     34,309      29,746     24,138
 Bad debt expense...........................        --       10,500        --
 Management fees to related parties.........     37,430      38,626     38,785
 Real estate taxes..........................     17,435       7,192      3,426
 State and other taxes......................     22,498      21,874     18,109
 Loss on termination of direct financing
  lease.....................................     21,873         --         --
 Depreciation and amortization..............    380,814     340,161    340,089
 Transaction costs..........................     25,231         --         --
                                             ----------  ---------- ----------
                                                707,774     602,753    586,710
                                             ----------  ---------- ----------
Income Before Equity in Earnings of Joint
 Ventures, Gain on Land and Building from
 Right of Way Taking, Gain on Sale of Land
 and Building, and Provision for Loss on
 Building...................................  2,806,382   3,356,061  3,457,192
Equity in Earnings of Joint Ventures........    317,654     309,879    459,137
Gain on Land and Building from Right of Way
 Taking.....................................     41,408         --         --
Gain on Sale of Land and Building...........     70,798         --         --
Provision for Loss on Building..............    (37,155)        --         --
                                             ----------  ---------- ----------
Net Income.................................. $3,199,087  $3,665,940 $3,916,329
                                             ==========  ========== ==========
Allocation of Net Income:
 General partners........................... $   31,093  $   36,659 $   39,163
 Limited partners...........................  3,167,994   3,629,281  3,877,166
                                             ----------  ---------- ----------
                                             $3,199,087  $3,665,940 $3,916,329
                                             ==========  ========== ==========
Net Income Per Limited Partner Unit......... $     0.70  $     0.81 $    0 .86
                                             ==========  ========== ==========
Weighted Average Number of Limited Partner
 Units Outstanding..........................  4,500,000   4,500,000  4,500,000
                                             ==========  ========== ==========

                See accompanying notes to financial statements.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                  Years Ended December 31, 1998, 1997 and 1996

                             General Partners                       Limited Partners
                         ------------------------- ----------------------------------------------------
                                       Accumulated                              Accumulated Syndication
                         Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                         ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................    $1,000      $ 69,818    $45,000,000  $ (6,710,883)  $ 6,855,940 $(5,383,945) $39,831,930
  Distributions to
   limited
   partners ($0.83 per
   limited partner
   unit)................       --            --             --     (3,712,522)          --          --    (3,712,522)
  Net income............       --         39,163            --            --      3,877,166         --     3,916,329
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................     1,000       108,981     45,000,000   (10,423,405)   10,733,106  (5,383,945)  40,035,737
  Distributions to
   limited
   partners ($0.83 per
   limited partner
   unit)................       --            --             --     (3,712,520)          --          --    (3,712,520)
  Net income............       --         36,659            --            --      3,629,281         --     3,665,940
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................     1,000       145,640     45,000,000   (14,135,925)   14,362,387  (5,383,945)  39,989,157
  Distributions to
   limited
   partners ($0.83 per
   limited partner
   unit)................       --            --             --     (3,712,520)          --          --    (3,712,520)
  Net income............       --         31,093            --            --      3,167,994         --     3,199,087
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................    $1,000      $176,733    $45,000,000  $(17,848,445)  $17,530,381 $(5,383,945) $39,475,724
                            ======      ========    ===========  ============   =========== ===========  ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
  Cash Flows from Operating Activities:
    Cash received from tenants..........  $ 3,391,042  $ 3,501,064  $ 3,572,793
    Distributions from joint ventures...      343,684      308,220      340,299
    Cash paid for expenses..............     (293,428)    (243,326)    (250,885)
    Interest received...................       73,246       40,232       44,089
                                          -----------  -----------  -----------
      Net cash provided by operating
       activities.......................    3,514,544    3,606,190    3,706,296
                                          -----------  -----------  -----------
  Cash Flows from Investing Activities:
    Proceeds from sale of land and
     building...........................    1,606,702          --           --
    Proceeds received from right of way
     taking.............................       41,408      318,592          --
    Additions to land and buildings on
     operating leases...................     (605,712)         --           --
    Investment in direct financing
     leases.............................     (931,237)         --           --
    Investment in joint ventures........     (568,498)    (121,855)      (7,500)
    Return of capital from joint
     venture............................          --        51,950          --
    Decrease (increase) in restricted
     cash...............................      318,592     (318,592)         --
                                          -----------  -----------  -----------
      Net cash used in investing
       activities.......................     (138,745)     (69,905)      (7,500)
                                          -----------  -----------  -----------
  Cash Flows from Financing Activities:
    Distributions to limited partners...   (3,712,520)  (3,712,520)  (3,712,522)
                                          -----------  -----------  -----------
      Net cash used in financing
       activities.......................   (3,712,520)  (3,712,520)  (3,712,522)
                                          -----------  -----------  -----------
  Net Decrease in Cash and Cash
   Equivalents..........................     (336,721)    (176,235)     (13,726)
  Cash and Cash Equivalents at Beginning
   of Year..............................    1,285,777    1,462,012    1,475,738
                                          -----------  -----------  -----------
  Cash and Cash Equivalents at End of
   Year.................................  $   949,056  $ 1,285,777  $ 1,462,012
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
  Net income............................  $ 3,199,087  $ 3,665,940  $ 3,916,329
                                          -----------  -----------  -----------
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Bad debt expense....................          --        10,500          --
    Loss on termination of direct
     financing lease....................       21,873          --           --
    Depreciation........................      378,381      337,180      337,181
    Amortization........................        2,433        2,981        2,908
    Equity in earnings of joint
     ventures, net of distributions.....       26,030       (1,659)    (118,889)
    Gain on land and building from right
     of way taking......................      (41,408)         --           --
    Gain on sale of land and building...      (70,798)         --           --
    Provision for loss on building......       37,155          --           --
    Decrease in net investment in direct
     financing leases...................       82,359       83,787       74,798
    Increase in receivables.............      (38,232)      (6,935)     (13,946)
    Decrease (increase) in prepaid
     expenses...........................         (474)         328       (4,802)
    Increase in accrued rental income...     (148,845)    (471,287)    (491,221)
    Increase (decrease) in accounts
     payable and accrued expenses.......       (9,038)      12,017       (8,408)
    Increase (decrease) in due to
     related parties....................       17,579        6,202       (5,218)
    Increase (decrease) in rents paid in
     advance and deposits...............       58,442      (32,864)      17,564
                                          -----------  -----------  -----------
      Total adjustments.................      315,457      (59,750)    (210,033)
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 3,514,544  $ 3,606,190  $ 3,706,296
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Financing Activities:
  Distributions declared and unpaid at
   December 31..........................  $   928,130  $   928,130  $   928,130
                                          ===========  ===========  ===========

                See accompanying notes to financial statements.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                  Years Ended December 31, 1998, 1997 and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund XIV, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' best estimate of net cash flows expected to be generated from its properties and the need for asset impairment write downs.

                          CNL INCOME FUND XIV , LTD.
                        (A Florida Limited Partnership)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

                 Years Ended December 31, 1998, 1997 and 1996


   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to decrease rental or other income or increase bad debt expense for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership accounts for its interests in Attalla Joint Venture, Wood-Ridge Real Estate Joint Venture, Salem Joint Venture, Melbourne Joint Venture, and CNL Kingston Joint Venture using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institution with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Organization Costs--Organization costs were amortized over five years using the straight-line method.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

   Reclassification--Certain items in the prior years' financial statements have been reclassified to conform to 1998 presentation. These reclassifications had no effect on partners' capital or net income.

2. Leases:

   The Partnership leases its land or land and buildings primarily to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Some of the leases are classified as operating leases

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

and some of the leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of the majority of the leases are operating leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to five successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
      Land............................................ $16,195,936  $16,425,914
      Buildings.......................................  12,024,577   10,087,524
                                                       -----------  -----------
                                                        28,220,513   26,513,438
      Less accumulated depreciation...................  (1,674,094)  (1,295,713)
                                                       -----------  -----------
                                                        26,546,419   25,217,725
      Less allowance for loss on building.............     (37,155)         --
                                                       -----------  -----------
                                                       $26,509,264  $25,217,725
                                                       ===========  ===========

   During the year ended December 31, 1998, the Partnership sold its property in Madison, Alabama and two properties in Richmond, Virginia, to third parties for a total of $1,667,462 and received net sales proceeds of $1,606,702, resulting in a total gain of $70,798 for financial reporting purposes. These properties were originally acquired by the Partnership in 1993 and 1994, and had costs totalling approximately $1,393,400, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold these properties for a total of approximately $213,300 in excess of their original purchase prices.

   In addition, in April 1998, the Partnership reached an agreement to accept $360,000 for the property in Riviera Beach, Florida, which was taken through a right of way taking in December 31, 1997. The Partnership had received preliminary sales proceeds of $318,592 as of December 31, 1997. Upon agreement of the final sales price of $360,000, and receipt of the remaining sales proceeds of $41,408, the Partnership recognized a gain of $41,408 for financial reporting purposes. This property was originally acquired by the Partnership in 1994 and had a cost of approximately $276,400, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold this property for a total of approximately $83,600 in excess of its original purchase price.

   In October 1998, the Partnership reinvested approximately $1,537,000 of the net sales proceeds it received from the sales of the properties in Richmond, Virginia and the right of way taking of the property in Riviera Beach, Florida, and a portion of the net sales proceeds it received from the sale of the property in Madison, Alabama, in a property located in Fayetteville, North Carolina.

   At December 31, 1998, the Partnership recorded a provision for loss on building in the amount of $37,155 for financial reporting purposes relating to a Long John Silver's Property. The tenant of this Property filed for

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

bankruptcy and ceased payment of rents under the terms of its lease agreement. The allowance represents the difference between the carrying value of the Property at December 31, 1998 and the estimated net realizable value for the Property.

   Generally, the leases provide for escalating guaranteed minimum rents throughout the lease term. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997, and 1996, the Partnership recognized $148,845 (net of $6,327 in reserves and $277,319 in write-offs), $471,287 (net of $6,295 in reserves), and $491,221, respectively, of such rental income.

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

      1999.......................................................... $ 2,486,272
      2000..........................................................   2,538,562
      2001..........................................................   2,557,759
      2002..........................................................   2,615,117
      2003..........................................................   2,632,784
      Thereafter....................................................  27,438,256
                                                                     -----------
                                                                     $40,268,750
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                         1998          1997
                                                      -----------  ------------
      Minimum lease payments receivable.............. $14,282,003  $ 18,621,827
      Estimated residual values......................   2,373,313     2,842,002
      Less unearned income...........................  (9,355,214)  (12,422,344)
                                                      -----------  ------------
      Net investment in direct financing leases...... $ 7,300,102  $  9,041,485
                                                      ===========  ============

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

      1999.......................................................... $   898,054
      2000..........................................................     899,947
      2001..........................................................     902,770
      2002..........................................................     911,239
      2003..........................................................     914,901
      Thereafter....................................................   9,755,092
                                                                     -----------
                                                                     $14,282,003
                                                                     ===========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

   In January 1998, the Partnership sold its property in Madison, Alabama, for which the building portion had been classified as a direct financing lease. In connection therewith, the gross investment (minimum lease payments receivable and the estimated residual value) and unearned income relating to the building were removed from the accounts (see Note 3).

   In June 1998, four of the Partnership's leases with Long John Silver's, Inc. were rejected in connection with the tenant filing for bankruptcy. As a result, the Partnership reclassified these assets from net investment in direct financing leases to land and buildings on operating leases. In accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases," in June 1998, the Partnership recorded the reclassified assets at the lower of original cost, present fair value, or present carrying amount, which resulted in a loss on termination of direct financing lease of $21,873 for financial reporting purposes.

5. Investment in Joint Ventures:

   The Partnership owns a 50 percent, a 72.2% and a 50 percent interest in the profits and losses of Attalla Joint Venture, Salem Joint Venture and Wood-Ridge Real Estate Joint Venture, respectively. The remaining interests in these joint ventures are held by affiliates of the Partnership which have the same general partners.

   In January 1997, Wood-Ridge Real Estate Joint Venture reinvested $502,598 of the remaining net sales proceeds, from the 1996 sales of two properties, in a Taco Bell property in Anniston, Alabama. During the year ended December 31, 1997, the Partnership and the other joint venture partner had each received approximately $52,000, representing a return of capital, for the remaining uninvested net sales proceeds. As of December 31, 1998, the Partnership owned a 50 percent interest in the profits and losses of this joint venture.

   In September 1997, the Partnership entered into a joint venture arrangement, CNL Kingston Joint Venture, with an affiliate of the general partners, to construct and hold one restaurant property. In connection therewith, the Partnership contributed amounts to CNL Kingston Joint Venture to fund construction costs relating to the property owned by the joint venture. As of December 31, 1998, the Partnership owned a 39.94% interest in the profits and losses of the joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with an affiliate.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   In April 1998, the Partnership entered into a joint venture arrangement, Melbourne Joint Venture, with an affiliate of the general partners, to construct and hold one restaurant property, at a total cost of $1,052,552. During 1998, the Partnership contributed amounts to purchase land and pay for construction costs relating to the joint venture and has agreed to contribute additional amounts in 1999 for additional construction costs. As of December 31, 1998, the Partnership owned a 50 percent interest in the profits and losses of this joint venture. When funding is complete, the Partnership expects to have an approximate 50 percent interest in the profits and losses of the joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with an affiliate.

   As of December 31, 1998, Attalla Joint Venture, Salem Joint Venture, CNL Kingston Joint Venture, and Melbourne Joint Venture each owned and leased one property, and Wood-Ridge Real Estate Joint Venture owned and leased six properties, to operators of fast-food or family-style restaurants. The following presents the joint ventures' condensed financial information at December 31:

                                                           1998       1997
                                                        ---------- ----------
      Land and buildings on operating leases, less
       accumulated depreciation........................ $6,913,765 $6,008,240
      Net investment in direct financing lease.........    360,790    364,479
      Cash.............................................     87,922     13,842
      Receivables......................................     47,545      2,571
      Accrued rental income............................    194,526    150,621
      Other assets.....................................      1,055      1,257
      Liabilities......................................    171,590    231,061
      Partners' capital................................  7,434,013  6,309,949
      Revenues.........................................    750,147    712,004
      Net income.......................................    615,127    588,835

   The Partnership recognized income totalling $317,654, $309,879, and $459,137 for the years ended December 31, 1998, 1997, and 1996, respectively, from these joint ventures.

6. Restricted Cash:

   In December 1997, the Partnership received preliminary sales proceeds of $318,592 for the property in Riviera Beach, Florida which was taken through a right of way taking. In October 1998, the Partnership reinvested these proceeds in a property in Fayetteville, North Carolina (see Note 3).

7. Allocations and Distributions:

   Generally, all net income and net losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners is subordinated to receipt by the limited partners of an aggregate, ten percent, cumulative, noncompounded annual return on their invested capital contributions (the "Limited Partners' 10% Return").

   Generally, net sales proceeds from the sales of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

their Limited Partners' 10% Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from a sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts, and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a sale of properties, in liquidation of the Partnership will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to the partners with positive capital account balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During each of the years ended December 31, 1998 and 1997, the Partnership declared distributions to the limited partners of $3,712,520 and during the year ended December 31, 1996, the Partnership declared distributions to the limited partners of $3,712,522. No distributions have been made to the general partners to date.

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


8. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                                1998        1997        1996
                                             ----------  ----------  ----------
      Net income for financial reporting
       purposes............................  $3,199,087  $3,665,940  $3,916,329
      Depreciation for tax reporting
       purposes in excess of depreciation
       for financial reporting purposes....     (77,202)   (130,766)   (130,766)
      Direct financing leases recorded as
       operating leases for tax reporting
       purposes............................      82,359      83,787      74,798
      Gain on sale of land and building for
       tax reporting purposes in excess of
       gain for financial reporting
       purposes............................      94,442         --          --
      Gain on land and building from right
       of way taking deferred for tax
       reporting purposes..................     (41,408)        --          --
      Allowance for loss on building.......      37,155         --          --
      Equity in earnings of joint ventures
       for financial reporting purposes
       less than (in excess of) equity in
       earnings of joint ventures for tax
       reporting purposes..................      35,645       3,109    (174,253)
      Capitalization of transaction costs
       for tax reporting purposes..........      25,231         --          --
      Allowance for doubtful accounts......       1,105         --          --
      Accrued rental income................    (148,845)   (471,287)   (491,221)
      Loss on lease termination of direct
       financing lease.....................      21,873         --          --
      Rents paid in advance................      53,442     (32,864)     17,564
      Other................................       1,034     (21,988)     23,878
                                             ----------  ----------  ----------
      Net income for federal income tax
       purposes............................  $3,283,918  $3,095,931  $3,236,329
                                             ==========  ==========  ==========

9. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of directors of CNL Fund Advisors, Inc. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate a management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures. The management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

Affiliate. All or any portion of the management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Affiliates shall determine. The Partnership incurred management fees of $37,430, $38,626, and $38,785 for the years ended December 31, 1998, 1997, and 1996, respectively.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties, based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate Limited Partners' 10% Return plus their invested capital contributions. No deferred, subordinated real estate disposition fees have been incurred since inception.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $110,618, $89,910, and $96,082 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   During 1998, the Partnership acquired a property for a purchase price of approximately $1,537,000 from CNL First Corp., an affiliate of the general partners. CNL First Corp. had purchased and temporarily held title to this property in order to facilitate the acquisition of the property by the Partnership. The purchase price paid by the Partnership represented the costs incurred by CNL First Corp. to acquire and carry the property, including closing costs.

   The due to related parties at December 31, 1998 and 1997, totalled $25,432 and $7,853, respectively.

10. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees, or affiliated groups of lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures) for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
      Long John Silver's, Inc. ..................... $634,121 $850,159 $853,992
      Checkers Drive-In Restaurants, Inc. ..........  628,816  724,612  732,941
      Foodmaker, Inc. ..............................  574,481  562,725  556,100
      Golden Corral Corporation.....................  534,624  520,911  476,350
      Flagstar Enterprises, Inc. ...................  427,801  483,606  498,655
      Denny's, Inc. ................................      N/A  379,767  380,939

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures) for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
      Long John Silver's............................ $634,121 $850,159 $853,992
      Checkers Drive-in Restaurants.................  628,816  724,612  732,941
      Denny's.......................................  625,101  618,154  615,021
      Jack in the Box...............................  574,481  562,725  556,100
      Golden Corral Family Steakhouse Restaurants...  534,624  520,911  476,350
      Hardee's......................................  427,801  483,606  498,655

   The information denoted by N/A indicates that for each period presented, the tenant or group of affiliated tenants and the chains did not represent more than ten percent of the Partnership's total rental and earned income.

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any lessee or restaurant chain contributing more than ten percent of the Partnership's revenues could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

   In June 1998, Long John Silver's, Inc. filed for bankruptcy and rejected the leases relating to four of its nine leases and ceased making rental payments to the Partnership on the rejected leases. The Partnership will not recognize any rental and earned income from these Properties until new tenants for these Properties are located, or until the Properties are sold and the proceeds from such sales are reinvested in additional Properties. While Long John Silver's, Inc. has not rejected or affirmed the remaining five leases, there can be no assurance that some or all of these leases will not be rejected in the future. The lost revenues resulting from the four leases that were rejected, as described above, and the possible rejection of the remaining five leases could have an adverse effect on the results of operations of the Partnership if the Partnership is not able to re-lease these properties in a timely manner. The Partnership entered into new leases, each with a new tenant, for two of the four rejected leases.

11. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 4,313,041 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $42,435,559 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the

                           CNL INCOME FUND XIV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

12. Reverse Stock Split:

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 11 being adjusted to 2,156,521 shares.

             UNAUDITED PRO FORMA FINANCIAL INFORMATION OF APF

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XIV, Ltd.

   The following unaudited pro forma financial information with respect to APF gives effect to the acquisition of properties, the acquisition of CNL Fund Advisors, Inc. (the "Advisor" or "CFA") and the CNL Restaurant Financial Services Group, and the acquisition of the Income Fund (the acquisition of the Income Fund is referred to as the "Acquisition"), and is based on estimates and assumptions set forth below in the notes to such information which included pro forma adjustments. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF, the historical combined financial information of the Income Fund, the Advisor and CNL Restaurant Financial Services Group (shown separately as CNL Financial Services, Inc. ("CFS") and CNL Financial Corporation ("CFC")) and should be read in conjunction with the selected historical financial data and accompanying notes of APF, Income Fund, the Advisor and CNL Restaurant Financial Services Group. The pro forma balance sheet assumes that the Acquisition occurred on June 30, 1999, and the pro forma consolidated statements of earnings and statements of cash flows assume that the acquisition of properties by APF from January 1, 1998 through July 31, 1999, the acquisition of the Advisor, the CNL Restaurant Financial Services Group and the Acquisition occurred on January 1, 1998.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partners elected to receive notes in the Acquisition. The assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Acquisition had been effected on the dates indicated or of the results which may be obtained in the future.



   See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XIV, Ltd.

                              As of June 30, 1999

                                         Property                                 Historical
                                        Acquisition                                  CNL
                           Historical    Pro Forma                   Historical   Financial
                              APF       Adjustments      Subtotal     Advisor   Services, Inc.
                          ------------  -----------    ------------  ---------- --------------
        ASSETS:
Land and Building on
 operating
 leases (net
 depreciation)..........  $569,567,003  $ 3,369,856(A) $572,936,859  $        0   $        0
Net Investment in Direct
 Financing
 Leases.................   132,179,949            0     132,179,949           0            0
Mortgages and Notes
 Receivable.............    63,351,507            0      63,351,507           0            0
Other Investments.......    16,197,812            0      16,197,812           0            0
Investment In Joint
 Ventures...............     1,081,046            0       1,081,046           0            0
Cash and Cash
 Equivalents............    18,764,033            0      18,764,033     333,295      639,036

Restricted
 Cash/Certificates of
 Deposit................     2,006,690            0       2,006,690           0            0
Receivables (net
 allowances)
 /Due from Related
 Party..................       649,972            0         649,972   8,668,738    5,417,084
Accrued Rental Income...     5,875,698            0       5,875,698           0            0
Other Assets............    12,551,632            0      12,551,632     405,214      313,486
Goodwill................             0            0               0           0            0
                          ------------  -----------    ------------  ----------   ----------
 Total Assets...........  $822,225,342  $3,369,856     $825,595,198  $9,407,247   $6,369,606
                          ============  ===========    ============  ==========   ==========
LIABILITIES AND EQUITY:
Accounts Payable and
 Accrued
 Liabilities............  $  2,105,725  $         0    $  2,105,725  $  673,437   $  311,969
Accrued Construction
 Costs Payable..........     9,745,014            0       9,745,014           0            0
Distributions Payable...             0            0               0           0            0
Due to Related Parties..     1,444,444            0       1,444,444           0      500,981
Income Tax Payable......             0            0               0      51,466       16,906
Line of Credit/Notes
 payable................   149,000,000    3,369,856(A)  152,369,856     351,869            0
Deferred Income.........     2,466,355            0       2,466,355           0            0
Rents Paid in Advance...     1,617,367            0       1,617,367           0            0
Minority Interest.......       644,611            0         644,611           0            0
Common Stock............       373,484            0         373,484           0            0
Common Stock--Class A...             0            0               0       6,400        2,000
Common Stock--Class B...             0            0               0       3,600          724
Additional Paid-in-
 capital................   669,997,715            0     669,997,715   3,328,376    5,303,503

Accumulated
 distributions in excess
 of net earnings........   (15,169,373)           0     (15,169,373)  4,992,099      233,523


Partners' Capital.......             0            0               0           0            0
                          ------------  -----------    ------------  ----------   ----------
 Total Liabilities and
  Equity................  $822,225,342  $ 3,369,856    $825,595,198  $9,407,247   $6,369,606
                          ============  ===========    ============  ==========   ==========
Wtd. Avg. Shares
 Outstanding............    37,347,883
                          ============
Shares Outstanding......    37,348,464
                          ============

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group andCNL Income Fund XIV, Ltd.

                              As of June 30, 1999

                     Historical                                                    Historical
                        CNL                       Combining                        CNL Income
                     Financial                    Pro Forma           Combined        Fund      Pro Forma          Adjusted
                       Corp.        Subtotal     Adjustments            APF         XIV, Ltd.  Adjustments        Pro Forma
                    ------------ --------------  ------------      --------------  ----------- -----------      --------------
     ASSETS:
Land and Building
 on operating
 leases (net
 depreciation)...   $          0 $  572,936,859  $          0      $  572,936,859  $24,871,707 $ 3,855,855 (B2) $  601,664,421
Net Investment in
 Direct Financing
 Leases..........              0    132,179,949             0         132,179,949    7,813,800     983,813 (B2)    140,977,562
Mortgages and
 Notes
 Receivable......    290,522,671    353,874,178             0         353,874,178            0           0         353,874,178
Other
 Investments.....      6,361,082     22,558,894             0          22,558,894            0           0          22,558,894
Investment In
 Joint Ventures..              0      1,081,046             0           1,081,046    3,850,463     681,828 (B2)      5,613,337
Cash and Cash
 Equivalents.....      1,767,517     21,503,881    (8,804,625)(B1)     12,699,256    1,458,499  (3,087,375)(B2)     10,606,380
                                                                                                  (464,000)(B2)
Restricted
 Cash/Certificates
 of Deposit......      2,482,041      4,488,731             0           4,488,731            0           0           4,488,731
Receivables (net
 allowances)
 /Due from
 Related Party...      1,125,933     15,861,727    (6,614,629)(C)       9,247,098       56,816     (47,290)(E)       9,256,624
Accrued Rental
 Income..........              0      5,875,698             0           5,875,698    2,068,192  (2,068,192)(B2)      5,875,698
Other Assets.....      2,479,317     15,749,649    (2,575,792)(B1)     13,173,857       49,509     (49,509)(B2)     13,173,857
Goodwill.........              0              0    42,805,074 (B1)     42,805,074            0           0          42,805,074
                    ------------ --------------  ------------      --------------  ----------- -----------      --------------
 Total Assets....   $304,738,561 $1,146,110,612  $ 24,810,028      $1,170,920,640  $40,168,986 $  (194,870)     $1,210,894,756
                    ============ ==============  ============      ==============  =========== ===========      ==============
 LIABILITIES AND
     EQUITY:
Accounts Payable
 and Accrued
 Liabilities.....   $  2,013,172 $    5,104,303  $          0      $    5,104,303  $    93,789 $         0      $    5,198,092
Accrued
 Construction
 Costs Payable...              0      9,745,014             0           9,745,014            0           0           9,745,014
Distributions
 Payable.........              0              0             0                   0      928,130           0             928,130
Due to Related
 Parties.........     30,170,185     32,115,610    (6,614,629)(C)      25,500,981       47,290     (47,290)(E)      25,500,981
Income Tax
 Payable.........        274,485        342,857      (342,857)(D)               0            0           0                   0
Line of
 Credit/Notes
 payable.........    267,685,382    420,407,107             0         420,407,107            0           0         420,407,107
Deferred Income..              0      2,466,355             0           2,466,355            0           0           2,466,355
Rents Paid in
 Advance.........              0      1,617,367             0           1,617,367       68,013           0           1,685,380
Minority
 Interest........              0        644,611             0             644,611            0           0             644,611
Common Stock.....              0        373,484        61,500 (B1)        434,984            0      21,333 (B2)        456,317
Common Stock--
 Class A.........            200          8,600        (8,600)(B1)              0            0           0                   0
Common Stock--
 Class B.........            501          4,825        (4,825)(B1)              0            0           0                   0
Additional Paid-
 in-capital......      3,937,095    682,566,689   122,938,500 (B1)    792,936,215            0  38,862,851 (B2)    831,799,066
                                                  (12,568,974)(B1)
Accumulated
 distributions in
 excess of net
 earnings........        657,541     (9,286,210)   (5,883,163)(B1)    (87,936,297)           0           0         (87,936,297)
                                                  (73,109,781)(B1)
                                                      342,857 (D)
Partners'
 Capital.........              0              0             0                   0   39,031,764 (39,031,764)(B2)              0
                    ------------ --------------  ------------      --------------  ----------- -----------      --------------
 Total
  Liabilities and
  Equity.........   $304,738,561 $1,146,110,612  $ 24,810,028      $1,170,920,640  $40,168,986 $  (194,870)     $1,210,894,756
                    ============ ==============  ============      ==============  =========== ===========      ==============
Wtd. Avg. Shares
 Outstanding.....                                                                                                   45,631,204
                                                                                                                ==============
Shares
 Outstanding.....                                                                                                   45,631,785
                                                                                                                ==============

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

For the acquisition of the Advisor, the CNL Restaurant Financial Services Group
                       and CNL Income Fund XIV Ltd.
                     For the Six Months Ended June 30, 1999

                                          Property                                   Historical   Historical
                                        Acquisition                                     CNL           CNL
                           Historical    Pro Forma                    Historical     Financial     Financial
                              APF       Adjustments       Subtotal      Advisor    Services, Inc.    Corp.      Subtotal
                          ------------  ------------    ------------  -----------  -------------- -----------  -----------
Revenues:
 Rental and Earned
  Income................  $ 27,900,894  $ 3,056,620(a)  $ 30,957,514  $         0    $        0   $         0  $30,957,514
 Fees...................             0            0                0    9,454,036     2,963,154        11,511   12,428,701
 Interest and Other
  Income................     4,249,461            0        4,249,461       87,570       249,258    11,539,080   16,125,369
                          ------------  -----------     ------------  -----------    ----------   -----------  -----------
 Total Revenue..........    32,150,355    3,056,620       35,206,975    9,541,606     3,212,412    11,550,591  $59,511,584
Expenses:
 General and
  Administrative .......     2,244,408            0        2,244,408    5,405,130     2,441,151       263,524   10,354,213
 Management and Advisory
  Fees..................     1,681,870            0        1,681,870            0             0     1,231,905    2,913,775
 Fees Paid to Related
  Parties...............             0            0                0       88,949       689,425             0      778,374
 Interest Expense.......             0            0                0       92,707             0    10,294,499   10,387,206
 State Taxes............       464,966            0          464,966            0             0             0      464,966
 Depreciation--Other....             0            0                0       77,130        39,032             0      116,162
 Depreciation--
  Property..............     3,701,974      967,179(a)     4,669,153            0             0             0    4,669,153
 Amortization...........         9,700            0            9,700           36             0             0        9,736
 Transaction Costs......       483,005            0          483,005            0             0             0      483,005
                          ------------  -----------     ------------  -----------    ----------   -----------  -----------
 Total Expenses.........     8,585,923      967,179        9,553,102    5,663,952     3,169,608    11,789,928   30,176,590
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...  $ 23,564,432  $ 2,089,441     $ 25,653,873  $ 3,877,654    $   42,804   $  (239,337) $29,334,994
 Equity in Earnings of
  Joint
  Ventures/Minority
  Interest..............        31,241            0           31,241            0             0             0       31,241
 Gain (Loss) on Sale of
  Properties............      (201,843)           0         (201,843)           0             0             0     (201,843)
 Provision for Losses on
  Properties............      (540,522)           0         (540,522)           0             0             0     (540,522)
                          ------------  -----------     ------------  -----------    ----------   -----------  -----------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........    22,853,308    2,089,441       24,942,749    3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision) for
  Federal Income Taxes..             0            0                0   (1,595,036)      (16,906)      86,202    (1,525,740)
                          ------------  -----------     ------------  -----------    ----------   -----------  -----------
Net Earnings (Losses)...  $ 22,853,308  $ 2,089,441     $ 24,942,749  $ 2,282,618    $   25,898   $  (153,135) $27,098,130
                          ============  ===========     ============  ===========    ==========   ===========  ===========
Earnings Per
 Share/Unit.............  $       0.61  $       n/a     $        n/a  $       n/a    $      n/a   $       n/a  $       n/a
                          ============  ===========     ============  ===========    ==========   ===========  ===========
Wtd. Avg. Shares
 Outstanding............    37,347,883            0       37,347,883          n/a           n/a           n/a   37,347,883
                          ============  ===========     ============  ===========    ==========   ===========  ===========

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XIV, Ltd.

                     For the Six Months Ended June 30, 1999

                           Combining                       Historical CNL
                           Pro Forma           Combined     Income Fund    Pro Forma          Adjusted
                          Adjustments             APF        XIV, Ltd.    Adjustments         Pro Forma
                          -----------         -----------  -------------- -----------        -----------
Revenues:
 Rental and Earned
  Income................  $         0         $30,957,514    $1,858,822    $  31,852 (j)     $32,848,188
 Fees...................   (9,812,516)(b),(c)   2,616,185             0      (53,661)(k)       2,562,524
 Interest and Other
  Income................      144,014 (d)      16,269,383        17,480            0          16,286,863
                          -----------         -----------    ----------    ---------         -----------
 Total Revenue..........  $(9,668,502)        $49,843,082    $1,876,302    $ (21,809)        $51,697,575
Expenses:
 General and
  Administrative .......     (774,311)(e)       9,579,902       104,090      (57,431)(l),(m)   9,626,561
 Management and Advisory
  Fees..................   (2,913,775)(f)               0        19,472     (19,472)(n)                0
 Fees Paid to Related
  Parties...............     (743,673)(g)          34,701             0            0              34,701
 Interest Expense.......            0          10,387,206             0            0          10,387,206
 State Taxes............            0             464,966        30,688        8,283 (o)         503,937
 Depreciation--Other....            0             116,162             0            0             116,162
 Depreciation--
  Property..............            0           4,669,153       195,858       54,194 (p)       4,919,205
 Amortization...........    1,070,127 (h)       1,079,863         2,414            0           1,082,277
 Transaction Costs......            0             483,005       118,213            0             601,218
                          -----------         -----------    ----------    ---------         -----------
 Total Expenses.........   (3,361,632)         26,814,958       470,735      (14,426)         27,271,267
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...  $(6,306,870)        $23,028,124    $1,405,567    $  (7,383)        $24,426,308
 Equity Earnings of
  Joint
  Ventures/Minority
  Interest..............            0              31,241       188,822      (12,142)(q)         207,921
 Gain (Loss) on Sale of
  Properties............            0            (201,843)      (60,882)           0            (262,725)
 Provision for Losses on
  Properties............            0            (540,522)     (121,207)           0            (661,729)
                          -----------         -----------    ----------    ---------         -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   (6,306,870)         22,317,000     1,412,300      (19,525)         23,709,775
 Benefit/(Provision) for
  Federal Income
  Taxes.................    1,525,740 (i)               0             0            0                   0
                          -----------         -----------    ----------    ---------         -----------
Net Earnings (Losses)...  $(4,781,130)        $22,317,000    $1,412,300    $ (19,525)        $23,709,775
                          ===========         ===========    ==========    =========         ===========
Earnings Per
 Share/Unit.............  $       n/a         $       n/a    $     0.31    $     n/a         $      0.52
                          ===========         ===========    ==========    =========         ===========
Wtd. Avg. Shares
 Outstanding............    6,150,000          43,497,883           n/a    2,133,321          45,631,204 (r)
                          ===========         ===========    ==========    =========         ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

For the acquisition of the Advisor, the CNL Restaurant Financial Services Group
                       and CNL Income Fund XIV Ltd.
                      For the Year Ended December 31, 1998

                                         Property                                  Historical
                                       Acquisition                                    CNL        Historical
                          Historical    Pro Forma                   Historical     Financial    CNL Financial
                              APF      Adjustments      Subtotal      Advisor    Services, Inc.     Corp.       Subtotal
                          -----------  ------------    -----------  -----------  -------------- ------------- ------------
Revenues:
 Rental and Earned
  Income................  $33,129,661  $22,951,799(a)  $56,081,460  $         0    $        0    $         0  $ 56,081,460
 Fees...................            0            0               0   28,904,063     6,619,064        418,904    35,942,031
 Interest and Other
  Income................    9,057,376            0       9,057,376      145,016       574,078     22,238,311    32,014,781
                          -----------  -----------     -----------  -----------    ----------    -----------  ------------
 Total Revenue..........  $42,187,037  $22,951,799     $65,138,836  $29,049,079    $7,193,142    $22,657,215  $124,038,272
Expenses:
 General and
  Administrative........    2,798,481            0       2,798,481    9,843,409     6,114,276      1,425,109    20,181,275
 Management and Advisory
  Fees..................    1,851,004            0       1,851,004            0             0      2,807,430     4,658,434
 Fees to Related
  Parties...............            0            0               0    1,247,278     1,773,406              0     3,020,684
 Interest Expense.......            0            0               0      148,415             0     21,350,174    21,498,589
 State Taxes............      548,320            0         548,320       19,126             0              0       567,446
 Depreciation--Other....            0            0               0      119,923        79,234              0       199,157
 Depreciation--
  Property..............    4,042,290    6,246,947(a)   10,289,237            0             0              0    10,289,237
 Amortization...........       11,808            0          11,808       57,077             0         95,116       164,001
 Transaction Costs......      157,054            0         157,054            0             0              0       157,054
                          -----------  -----------     -----------  -----------    ----------    -----------  ------------
 Total Expenses.........    9,408,957    6,246,947      15,655,904   11,435,228     7,966,916     25,677,829    60,735,877
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Provision for Losses on
 Properties and Gain on
 Securitization.........  $32,778,080  $16,704,852     $49,482,932  $17,613,851    $ (773,774)   $(3,020,614) $ 63,302,395
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............      (14,138)           0         (14,138)           0             0              0       (14,138)
 Gain (Loss) on Sale of
  Properties............            0            0               0            0             0              0             0
 Gain on
  Securitization........            0            0               0            0             0      3,694,351     3,694,351
 Provision for Losses on
  Properties............     (611,534)           0        (611,534)           0             0              0      (611,534)
                          -----------  -----------     -----------  -----------    ----------    -----------  ------------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   32,152,408   16,704,852      48,857,260   17,613,851      (773,774)       673,737    66,371,074
 Benefit/(Provision) for
  Federal Income Taxes..            0            0               0   (6,957,472)      305,641       (246,603)   (6,898,434)
                          -----------  -----------     -----------  -----------    ----------    -----------  ------------
Net Earnings (Losses)...  $32,152,408  $16,704,852     $48,857,260  $10,656,379    $ (468,133)   $   427,134  $ 59,472,640
                          ===========  ===========     ===========  ===========    ==========    ===========  ============
Earnings Per
 Share/Unit.............  $      1.21  $       n/a     $       n/a  $       n/a    $      n/a    $       n/a  $        n/a
                          ===========  ===========     ===========  ===========    ==========    ===========  ============
Wtd. Avg. Shares
 Outstanding............   26,648,219    6,981,616      33,629,835          n/a           n/a            n/a    33,629,835
                          ===========  ===========     ===========  ===========    ==========    ===========  ============

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XIV, Ltd.

                      For the Year Ended December 31, 1998

                                                            Historical
                           Combining                        CNL Income
                           Pro Forma            Combined       Fund      Pro Forma           Adjusted
                          Adjustments              APF      XIV, Ltd.   Adjustments          Pro Forma
                          ------------         -----------  ----------  -----------         -----------
Revenues:
Rental and Earned
 Income.................  $          0         $56,081,460  $3,423,731   $  63,704 (j)      $59,568,895
Fees....................   (32,715,768)(b),(c)   3,226,263           0     (78,060)(k)        3,148,203
Interest and Other
 Income.................       207,144 (d)      32,221,925      90,425           0           32,312,350
                          ------------         -----------  ----------   ---------          -----------
Total Revenue...........  $(32,508,624)        $91,529,648  $3,514,156   $ (14,356)         $95,029,448
Expenses:
General and
 Administrative.........    (4,241,719)(e)      15,939,556     219,928     (94,999) (l),(m)  16,064,485
Management and Advisory
 Fees...................    (4,658,434)(f)               0      37,430     (37,430) (n)               0
Fees to Related
 Parties................    (2,161,897)(g)         858,787           0           0              858,787
Interest Expense........             0          21,498,589           0           0           21,498,589
State Taxes.............             0             567,446      22,498      13,260 (o)          603,204
Depreciation--Other.....             0             199,157           0           0              199,157
Depreciation--Property..      (340,898)(r)       9,948,339     378,382     108,388 (p)       10,435,109
Amortization............     2,140,254 (h)       2,304,255       2,432           0            2,306,687
Transaction Costs.......             0             157,054      25,231           0              182,285
                          ------------         -----------  ----------   ---------          -----------
Total Expenses..........    (9,262,694)         51,473,183     685,901     (10,781)          52,148,303
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Provision for Losses on
 Properties and Gain on
 Securitization.........  $(23,245,930)        $40,056,465  $2,828,255   $  (3,575)         $42,881,145
Equity in Earnings of
 Joint Venture/Minority
 Interest...............             0             (14,138)    317,654     (24,283)(q)          279,233
Gain (Loss) on Sale of
 Properties.............             0                   0      90,333           0               90,333
Gain on Securitization..             0           3,694,351           0           0            3,694,351
Provision for Losses on
 Properties.............             0            (611,534)    (37,155)          0             (648,689)
                          ------------         -----------  ----------   ---------          -----------
Net Earnings (Losses)
 Before Benefit/
 (Provision) for Federal
 Income Taxes...........   (23,245,930)         43,125,144   3,199,087     (27,858)          46,296,373
Benefit/(Provision) for
 Federal Income Taxes...     6,898,434 (i)               0           0           0                    0
                          ------------         -----------  ----------   ---------          -----------
Net Earnings (Losses)...  $(16,347,496)        $43,125,144  $3,199,087   $ (27,858)         $46,296,373
                          ============         ===========  ==========   =========          ===========
Earnings Per
 Share/Unit.............  $        n/a         $       n/a  $      .71   $     n/a          $      1.10
                          ============         ===========  ==========   =========          ===========
Wtd. Avg. Shares
 Outstanding............     6,150,000          39,779,835         n/a   2,133,321           41,913,156 (s)
                          ============         ===========  ==========   =========          ===========

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XIV, Ltd.

                     For the Six Months Ended June 30, 1999

                                           Property                                     Historical    Historical
                                         Acquisition                                       CNL           CNL
                           Historical     Pro Forma                      Historical     Financial     Financial
                               APF       Adjustments        Subtotal       Advisor    Services, Inc.    Corp.
                          -------------  ------------     -------------  -----------  -------------- ------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $  22,853,308  $  2,089,441 (a) $  24,942,749  $ 2,282,618    $  25,898    $   (153,135)
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities:
 Depreciation...........      3,701,974       967,179 (b)     4,669,153       77,130       28,372               0
 Amortization expense...          9,700             0             9,700           36            0         900,017
 Minority interest in
  income of consolidated
  joint venture.........         17,610             0            17,610            0            0               0
 Equity in earnings of
  joint ventures, net of
  distributions.........         25,120             0            25,120            0            0               0
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases................        201,843             0           201,843            0            0               0
 Provision for loss on
  land, buildings,
  direct financing
  leases and deferred
  taxes.................        540,522             0           540,522            0            0         (96,475)
 Gain on
  securitization........              0             0                 0            0            0               0
 Net cash proceeds from
  securitization of
  notes receivable......              0             0                 0            0            0               0
 Decrease (increase) in
  other receivables.....       (229,916)            0          (229,916)  (1,904,704)           0         (67,340)
 Increase in accrued
  interest income
  included in notes
  receivable............              0             0                 0            0            0               0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............              0             0                 0            0            0        (183,569)
 Investment in notes
  receivable............              0             0                 0            0            0     (88,701,265)
 Collections on notes
  receivable............              0             0                 0            0            0       9,662,971
 Increase in restricted
  cash..................              0             0                 0            0            0      (2,031,259)
 Decrease in due from
  related party.........              0             0                 0            0     (193,244)         81,412
 Decrease (increase) in
  prepaid expenses......       (320,425)            0          (320,425)           0            0               0
 Decrease in net
  investment in direct
  financing leases......        721,624             0           721,624            0            0               0
 Increase in accrued
  rental income.........     (1,915,785)            0        (1,915,785)           0            0               0
 Decrease (increase) in
  intangibles and other
  assets................              0             0                 0      (36,946)           0         (51,848)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....        135,281             0           135,281     (691,686)    (201,744)         94,671
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..        575,868             0           575,868       (8,810)      18,669               0
 Decrease in accrued
  interest..............              0             0                 0            0            0         (57,986)
 Increase in rents paid
  in advance and
  deposits..............        663,096             0           663,096            0        3,623               0
 Increase (decrease) in
  deferred rental
  income................      1,276,472             0         1,276,472            0            0               0
                          -------------  ------------     -------------  -----------    ---------    ------------
 Total adjustments......      5,402,984       967,179         6,370,163   (2,564,980)    (344,324)    (80,450,671)
                          -------------  ------------     -------------  -----------    ---------    ------------
 Net cash provided by
  (used in) operating
  activities............     28,256,292     3,056,620        31,312,912     (282,362)    (318,426)    (80,603,806)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............      3,673,907             0         3,673,907       22,157            0               0
 Additions to land and
  buildings on operating
  leases................   (170,153,724)  121,715,562 (f)   (48,438,162)           0      (20,873)              0
 Investment in direct
  financing leases......    (44,186,644)            0       (44,186,644)           0            0               0
 Investment in joint
  venture...............       (117,663)            0          (117,663)           0            0               0
 Aqcuisition of
  businesses............              0             0                 0            0            0               0

 Purchase of other
  investments...........              0             0                 0            0            0               0
 Net loss in market
  value from investments
  in trading
  securities............              0             0                 0            0            0               0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....              0             0                 0            0            0         182,607
 Investment in mortgage
  notes receivable......     (2,596,244)            0        (2,596,244)           0            0               0
 Collections on mortgage
  note receivable.......        224,373             0           224,373            0            0               0
 Investment in notes
  receivable............    (22,358,869)            0       (22,358,869)           0            0               0
 Collection on notes
  receivable............        626,959             0           626,959            0            0               0
 Decrease in restricted
  cash..................              0             0                 0            0            0               0
 Increase in intangibles
  and other assets......     (3,198,326)            0        (3,198,326)           0            0               0
 Investment in
  certificates of
  deposit...............              0             0                 0            0            0               0
 Other..................              0             0                 0            0            0               0
                          -------------  ------------     -------------  -----------    ---------    ------------
 Net cash provided by
  (used in) investing
  activities............   (238,086,231)  121,715,562      (116,370,669)      22,157      (20,873)        182,607
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....        210,736             0           210,736            0       20,570               0
 Contributions from
  limited partners......              0             0                 0            0            0               0
 Contributions from
  holder of minority
  interest..............        366,289             0           366,289            0            0               0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..     (1,258,062)            0        (1,258,062)           0            0               0
 Payment of stock
  issuance costs........       (735,785)            0          (735,785)           0            0               0
 Proceeds from borrowing
  on line of
  credit/notes payable..    151,437,245             0       151,437,245            0            0      94,272,038
 Payment on line of
  credit/notes payable..    (12,580,289)            0       (12,580,289)           0       (4,808)    (14,428,254)
 Retirement of shares of
  common stock..........              0             0                 0            0            0               0
 Distributions to
  holders of minority
  interest..............        (21,105)            0           (21,105)           0            0               0
 Distributions to
  stockholders/limited
  partners..............    (28,476,150)            0       (28,476,150)    (119,808)           0               0
 Other..................     (3,548,744)            0        (3,548,744)           0            0        (181,146)
                          -------------  ------------     -------------  -----------    ---------    ------------
 Net cash provided by
  (used in) financing
  activities............    105,394,135             0       105,394,135     (119,808)      15,762      79,662,638
Net increase (decrease)
 in cash................   (104,435,804)  124,772,182        20,336,378     (380,013)    (323,537)       (758,561)
Cash at beginning of
 year...................    123,199,837   (98,763,763)       24,436,074      713,308      962,573       2,526,078
                          -------------  ------------     -------------  -----------    ---------    ------------
Cash at end of year.....  $  18,764,033  $ 26,008,419     $  44,772,452  $   333,295    $ 639,036    $  1,767,517
                          =============  ============     =============  ===========    =========    ============

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES
            UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XIV, Ltd.

                     For the Six Months Ended June 30, 1999

                                                                      Historical
                                         Combining                        CNL
                                         Pro Forma                    Income Fund   Pro Forma        Adjusted
                            Subtotal    Adjustments     Combined APF   XIV, Ltd.   Adjustments      Pro Forma
                          ------------  -----------     ------------  -----------  -----------     ------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $ 27,098,130  $(4,781,130)(a) $ 22,317,000  $1,412,300   $   (19,525)(a) $ 23,709,775
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation...........     4,774,655            0        4,774,655     195,858        54,194 (b)    5,024,707
 Amortization expense...       909,753    1,070,127 (c)    1,979,880       2,414             0        1,982,294
 Minority interest in
  income of consolidated
  joint venture.........        17,610            0           17,610           0             0           17,610
 Equity in earnings of
  joint ventures, net of
  distributions.........        25,120            0           25,120       6,316        12,142 (d)       43,578
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases................       201,843            0          201,843      60,882             0          262,725
 Provision for loss on
  land, buildings,
  direct financing
  leases and deferred
  taxes.................       444,047            0          444,047     121,207             0          565,254
 Gain on
  securitization........             0            0                0           0             0                0
 Net cash proceeds from
  securitization of
  notes receivable......             0            0                0           0             0                0
 Decrease (increase) in
  other receivables.....    (2,201,960)           0       (2,201,960)      3,638             0       (2,198,322)
 Increase in accrued
  interest income
  included in notes
  receivable............             0            0                0           0             0                0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............      (183,569)           0         (183,569)          0             0         (183,569)
 Investment in notes
  receivable............   (88,701,265)           0      (88,701,265)          0             0      (88,701,265)
 Collections on notes
  receivable............     9,662,971            0        9,662,971           0             0        9,662,971
 Increase in restricted
  cash..................    (2,031,259)           0       (2,031,259)          0             0       (2,031,259)
 Decrease in due from
  related party.........      (111,832)           0         (111,832)          0             0         (111,832)
 Decrease (increase) in
  prepaid expenses......      (320,425)           0         (320,425)    (10,018)            0         (330,443)
 Decrease in net
  investment in direct
  financing leases......       721,624            0          721,624      51,982             0          773,606
 Increase in accrued
  rental income.........    (1,915,785)           0       (1,915,785)   (172,843)            0       (2,088,628)
 Decrease (increase) in
  intangibles and other
  assets................       (88,794)           0          (88,794)          0             0          (88,794)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....      (663,478)           0         (663,478)     18,621             0         (644,857)
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition and stock
  issuance costs paid on
  behalf of the entity..       585,727            0          585,727      76,251             0          661,978
 Decrease in accrued
  interest..............       (57,986)           0          (57,986)          0             0          (57,986)
 Increase in rents paid
  in advance and
  deposits..............       666,719            0          666,719     (20,085)            0          646,634
 Increase (decrease) in
  deferred rental
  income................     1,276,472            0        1,276,472           0             0        1,276,472
                          ------------  -----------     ------------  ----------   -----------     ------------
 Total adjustments......   (76,989,812)   1,070,127      (75,919,685)    334,223        66,336      (75,519,126)
                          ------------  -----------     ------------  ----------   -----------     ------------
 Net cash provided by
  (used in) operating
  activities............   (49,891,682)  (3,711,003)     (53,602,685)  1,746,523        46,811      (51,809,351)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............     3,696,064            0        3,696,064     696,300             0        4,392,364
 Additions to land and
  buildings on operating
  leases................   (48,459,035)   4,452,252(e)   (44,006,783)          0             0      (44,006,783)
 Investment in direct
  financing leases......   (44,186,644)           0      (44,186,644)          0             0      (44,186,644)
 Investment in joint
  venture...............      (117,663)           0         (117,663)    (44,120)            0         (161,783)
 Aqcuisition of
  businesses............             0            0                0           0             0                0
 Purchase of other
  investments...........             0            0                0           0             0                0
 Net loss in market
  value from investments
  in trading
  securities............             0            0                0           0             0                0
 Proceeds from retained
  interest and
  securities, excluding
  investment
  income................       182,607            0          182,607           0             0          182,607
 Investment in mortgage
  notes receivable......    (2,596,244)           0       (2,596,244)          0             0       (2,596,244)
 Collections on mortgage
  note receivable.......       224,373            0          224,373           0             0          224,373
 Investment in notes
  receivable............   (22,358,869)           0      (22,358,869)          0             0      (22,358,869)
 Collection on notes
  receivable............       626,959            0          626,959           0             0          626,959
 Decrease in restricted
  cash..................             0            0                0           0             0                0
 Increase in intangibles
  and other assets......    (3,198,326)           0       (3,198,326)          0             0       (3,198,326)
 Investment in
  certificates of
  deposit...............             0            0                0           0             0                0
 Other..................             0            0                0     (33,000)            0          (33,000)
                          ------------  -----------     ------------  ----------   -----------     ------------
 Net cash provided by
  (used in) investing
  activities............  (116,186,778)   4,452,252     (111,734,526)    619,180             0     (111,115,346)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....       231,306            0          231,306           0             0          231,306
 Contributions from
  limited partners......             0            0                0           0             0                0
 Contributions from
  holder of minority
  interest..............       366,289            0          366,289           0             0          366,289
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..    (1,258,062)           0       (1,258,062)          0             0       (1,258,062)
 Payment of stock
  issuance costs........      (735,785)           0         (735,785)          0             0         (735,785)
 Proceeds from borrowing
  on line of
  credit/notes payable..   245,709,283            0      245,709,283           0             0      245,709,283
 Payment on line of
  credit/notes payable..   (27,013,351)           0      (27,013,351)          0             0      (27,013,351)
 Retirement of shares of
  common stock..........             0            0                0           0             0                0
 Distributions to
  holders of minority
  interest..............       (21,105)           0          (21,105)          0             0          (21,105)
 Distributions to
  stockholders/limited
  partners..............   (28,595,958)           0      (28,595,958) (1,856,260)            0      (30,452,218)
 Other..................    (3,729,890)           0       (3,729,890)          0             0       (3,729,890)
                          ------------  -----------     ------------  ----------   -----------     ------------
 Net cash provided by
  (used in) financing
  activities............   184,952,727            0      184,952,727  (1,856,260)            0      183,096,467
Net increase (decrease)
 in cash................    18,874,267      741,249       19,615,516     509,443        46,811       20,171,770
Cash at beginning of
 year...................    28,638,033   (1,558,379)      27,079,654     949,056    (3,446,562)      24,582,148
                          ------------  -----------     ------------  ----------   -----------     ------------
Cash at end of year.....  $ 47,512,300  $  (817,130)    $ 46,695,170  $1,458,499   $(3,399,751)    $ 44,753,918
                          ============  ===========     ============  ==========   ===========     ============

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XIV, Ltd.

                      For the Year Ended December 31, 1998

                                           Property                                      Historical    Historical
                                          Acquisition                                       CNL            CNL
                           Historical      Pro Forma                      Historical     Financial      Financial
                               APF        Adjustments        Subtotal       Advisor    Services, Inc.     Corp.
                          -------------  -------------     -------------  -----------  -------------- -------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $  32,152,408  $  16,704,852 (a) $  48,857,260  $10,656,379    $ (468,133)  $     427,134
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation...........      4,042,290      6,246,947 (b)    10,289,237      119,923        79,234               0
 Amortization expense...         11,808              0            11,808       56,003             0       2,246,273
 Minority interest in
  income of consolidated
  joint venture.........         30,156              0            30,156            0             0               0
 Equity in earnings of
  joint ventures, net of
  distributions.........        (15,440)             0           (15,440)           0             0               0
 Loss (gain) on sale of
  land, building, net
  investment in direct
  financing leases......              0              0                 0            0             0               0
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes........        611,534              0           611,534            0             0         398,042
 Gain on
  securitization........              0              0                 0            0             0      (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable......              0              0                 0            0             0     265,871,668
 Decrease (increase) in
  other receivables.....        899,572              0           899,572   (3,896,090)            0         453,105
 Increase in accrued
  interest income
  included in notes
  receivable............              0              0                 0            0             0        (170,492)
 Increase in accrued
  interest on mortgage
  note receivable.......              0              0                 0            0             0               0
 Investment in notes
  receivable............              0              0                 0            0             0    (288,590,674)
 Collections on notes
  receivable............              0              0                 0            0             0      23,539,641
 Decrease in restricted
  cash..................              0              0                 0            0             0       2,504,091
 Decrease (increase) in
  due from related
  party.................              0              0                 0            0        89,839      (1,043,527)
 Increase in prepaid
  expenses..............              0              0                 0            0         7,246               0
 Decrease in net
  investment in direct
  financing leases......      1,971,634              0         1,971,634            0             0               0
 Increase in accrued
  rental income.........     (2,187,652)             0        (2,187,652)           0             0               0
 Increase in intangibles
  and other assets......        (29,477)             0           (29,477)     (44,716)      (20,635)        (59,523)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....        467,972              0           467,972      156,317       325,898        (103,507)
 Increase in due to
  related parties,
  excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..         31,255              0            31,255            0      (164,619)              0
 Increase in accrued
  interest..............              0              0                 0            0             0         (77,968)
 Increase in rents paid
  in advance and
  deposits..............        436,843              0           436,843            0             0               0
 Decrease in deferred
  rental income.........        693,372              0           693,372            0             0               0
                          -------------  -------------     -------------  -----------    ----------   -------------
 Total adjustments......      6,963,867      6,246,947        13,210,814   (3,608,563)      316,963       1,610,591
                          -------------  -------------     -------------  -----------    ----------   -------------
 Net cash provided by
  (used in) operating
  activities............     39,116,275     22,951,799        62,068,074    7,047,816      (151,170)      2,037,725
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............      2,385,941              0         2,385,941            0             0               0
 Additions to land and
  buildings on operating
  leases................   (200,101,667)    (3,369,856)(e)  (325,187,085)    (381,671)     (236,372)              0
                                          (121,715,562)(i)
 Investment in direct
  financing leases......    (47,115,435)             0       (47,115,435)           0             0               0
 Investment in joint
  venture...............       (974,696)             0          (974,696)           0             0               0
 Acquisition of
  businesses............              0              0                 0            0             0               0
 Purchase of other
  investments...........    (16,083,055)             0       (16,083,055)           0             0               0
 Net loss in market
  value from investments
  in trading
  securities............              0              0                 0            0             0         295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....              0              0                 0            0             0         212,821
 Investment in mortgage
  notes receivable......     (2,886,648)             0        (2,886,648)           0             0               0
 Collections on mortgage
  note receivable.......        291,990              0           291,990            0             0               0
 Investment in equipment
  notes receivable......     (7,837,750)             0        (7,837,750)           0             0               0
 Collections on
  equipment notes
  receivable............      1,263,633              0         1,263,633    1,783,240             0               0
 Decrease in restricted
  cash..................              0              0                 0            0             0               0
 Increase in intangibles
  and other assets......     (6,281,069)             0        (6,281,069)           0             0               0
 Other..................              0              0                 0      200,000             0               0
                          -------------  -------------     -------------  -----------    ----------   -------------
 Net cash provided by
  (used in) investing
  activities............   (277,338,756)  (125,085,418)     (402,424,174)   1,601,569      (236,372)        508,335
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....    385,523,966              0       385,523,966      966,115        51,830          50,100
 Contributions from
  limited partners......              0              0                 0            0             0               0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..     (4,574,925)             0        (4,574,925)           0             0               0
 Payment of stock
  issuance costs........    (34,579,650)             0       (34,579,650)           0             0               0
 Proceeds from borrowing
  on line of
  credit/notes payable..      7,692,040      3,369,856 (e)    11,061,896      198,296             0     413,555,624
 Payment on line of
  credit/notes payable..         (8,039)             0            (8,039)           0             0    (411,805,787)
 Retirement of shares of
  common stock..........       (639,528)             0          (639,528)           0             0               0
 Distributions to
  holders of minority
  interest..............        (34,073)             0           (34,073)           0             0               0
 Distributions to
  stockholders/limited
  partners..............    (39,449,149)             0       (39,449,149)  (9,364,488)            0               0
 Other..................        (95,101)             0           (95,101)           0            24      (2,500,011)
                          -------------  -------------     -------------  -----------    ----------   -------------
 Net cash provided by
  (used in) financing
  activities............    313,835,541      3,369,856       317,205,397   (8,200,077)       51,854        (700,074)
Net increase (decrease)
 in cash................     75,613,060    (98,763,763)      (23,150,703)     449,308      (335,688)      1,845,986
Cash at beginning of
 year...................     47,586,777              0        47,586,777      264,000     1,298,261         680,092
                          -------------  -------------     -------------  -----------    ----------   -------------
Cash at end of year.....  $ 123,199,837  $ (98,763,763)    $  24,436,074  $   713,308    $  962,573   $   2,526,078
                          =============  =============     =============  ===========    ==========   =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XIV, Ltd.

            UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS--(Continued)

                      For the Year Ended December 31, 1998

                                                                        Historical
                                         Combining                      CNL Income
                                         Pro Forma                          Fund      Pro Forma        Adjusted
                            Subtotal    Adjustments      Combined APF    XIV, Ltd.   Adjustments       Pro Forma
                          ------------  ------------     -------------  -----------  -----------     -------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $ 59,472,640  $(16,347,496)(a) $  43,125,144  $ 3,199,087  $   (27,858)(a) $  46,296,373
Adjustments to reconcile
 net income(loss) to net
 cash provided by
 (used in) operating
 activities:                                       0                                           0
 Depreciation...........    10,488,394      (340,898)(b)    10,147,496      378,382      108,388 (b)    10,634,266
 Amortization expense...     2,314,084     2,140,254 (c)     4,454,338        2,432            0         4,456,770
 Minority interest in
  income of consolidated
  joint venture.........       30,1560                          30,156            0            0            30,156
 Equity in earnings of
  joint ventures, net of
  distributions.........       (15,440)            0           (15,440)      26,030       24,283 (d)        34,873
 Loss (gain) on sale of
  land, building, net
  investment in direct
 financing leases.......             0             0                 0      (90,333)           0           (90,333)
 Provision for loss on
  land, buildings, and
  direct financing
 leases/provision for
  deferred taxes........     1,009,576                       1,009,576       37,155            0         1,046,731
 Gain on
  securitization........    (3,356,538)            0        (3,356,538)           0            0        (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable......   265,871,668             0       265,871,668            0            0       265,871,668
 Decrease (increase) in
  other receivables.....    (2,543,413)            0        (2,543,413)     (38,232)           0        (2,581,645)
 Increase in accrued
  interest income
  included in notes
 receivable.............      (170,492)            0          (170,492)           0            0          (170,492)
 Increase in accrued
  interest on mortgage
  note receivable.......             0             0                 0            0            0                 0
 Investment in notes
  receivable............  (288,590,674)            0      (288,590,674)           0            0      (288,590,674)
 Collections on notes
  receivable............    23,539,641             0        23,539,641            0            0        23,539,641
 Decrease in restricted
  cash..................     2,504,091             0         2,504,091            0            0         2,504,091
 Decrease (increase) in
  due from related
  party.................      (953,688)            0          (953,688)           0            0          (953,688)
 Increase in prepaid
  expenses..............         7,246             0             7,246         (474)           0             6,772
 Decrease in net
  investment in direct
  financing leases......     1,971,634             0         1,971,634       82,359            0         2,053,993
 Increase in accrued
  rental income.........    (2,187,652)            0        (2,187,652)    (148,845)           0        (2,336,497)
 Increase in intangibles
  and other assets......      (154,351)            0          (154,351)           0            0          (154,351)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....  846,680                  0           846,680       (9,038)           0           837,642
 Increase in due to
  related parties,
  excluding
  reimbursement of
 acquisition, and stock
  issuance costs paid on
  behalf of the
 entity.................      (133,364)            0          (133,364)      17,579            0          (115,785)
 Increase in accrued
  interest..............       (77,968)            0           (77,968)           0            0           (77,968)
 Increase in rents paid
  in advance and
  deposits..............       436,843             0           436,843       58,442            0           495,285
 Decrease in deferred
  rental income.........       693,372             0           693,372            0            0           693,372
                          ------------  ------------     -------------  -----------  -----------     -------------
 Total adjustments......    11,529,805     1,799,356        13,329,161      315,457      132,671        13,777,289
                          ------------  ------------     -------------  -----------  -----------     -------------
 Net cash provided by
  (used in) operating
  activities............    71,002,445   (14,548,140)       56,454,305    3,514,544      104,813        60,073,662
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases,
 and equipment..........     2,385,941             0         2,385,941    1,606,702            0         3,992,643
 Additions to land and
  buildings on operating
  leases................  (325,805,128)   21,794,386 (h)  (304,010,742)    (605,712)           0      (304,616,454)
 Investment in direct
  financing leases......   (47,115,435)            0       (47,115,435)    (931,237)           0       (48,046,672)
 Investment in joint
  venture...............      (974,696)            0          (974,696)    (568,498)           0        (1,543,194)
 Acquisition of
  businesses............             0    (8,804,625)(f)    (8,804,625)               (3,087,375)(g)   (12,356,000)
                                                                                        (464,000)(g)
 Purchase of other
  investments...........   (16,083,055)            0       (16,083,055)           0            0       (16,083,055)
 Net loss in market
  value from investments
  in trading
 securities.............       295,514             0           295,514            0            0           295,514
 Proceeds from retained
  interest and
  securities, excluding
 investment income......       212,821             0           212,821            0            0           212,821
 Investment in mortgage
  notes receivable......    (2,886,648)            0        (2,886,648)           0            0        (2,886,648)
 Collections on mortgage
  note receivable.......       291,990             0           291,990            0            0           291,990
 Investment in equipment
  notes receivable......    (7,837,750)            0        (7,837,750)           0            0        (7,837,750)
 Collections on
  equipment notes
  receivable............     3,046,873             0         3,046,873            0            0         3,046,873
 Decrease in restricted
  cash..................             0             0                 0      318,592            0           318,592
 Increase in intangibles
  and other assets......    (6,281,069)            0        (6,281,069)           0            0        (6,281,069)
 Other..................       200,000             0           200,000       41,408            0           241,408
                          ------------  ------------     -------------  -----------  -----------     -------------
 Net cash provided by
  (used in) investing
  activities............  (400,550,642)   12,989,761      (387,560,881)    (138,745)  (3,551,375)     (391,251,001)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....   386,592,011             0       386,592,011            0            0       386,592,011
 Contributions from
  limited partners......             0             0                 0            0            0                 0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
 related parties on
  behalf of the entity..    (4,574,925)            0        (4,574,925)           0            0        (4,574,925)
 Payment of stock
  issuance costs........   (34,579,650)            0       (34,579,650)           0            0       (34,579,650)
 Proceeds from borrowing
  on line of
  credit/notes payable..   424,815,816             0       424,815,816            0            0       424,815,816
 Payment on line of
  credit/notes payable..  (411,813,826)            0      (411,813,826)           0            0      (411,813,826)
 Retirement of shares of
  common stock..........      (639,528)            0          (639,528)           0            0          (639,528)
 Distributions to
  holders of minority
  interest..............       (34,073)            0           (34,073)           0            0           (34,073)
 Distributions to
  stockholders/limited
  partners..............   (48,813,637)            0       (48,813,637)  (3,712,520)           0       (52,526,157)
 Other..................    (2,595,088)            0        (2,595,088)           0            0        (2,595,088)
                          ------------  ------------     -------------  -----------  -----------     -------------
 Net cash provided by
  (used in) financing
  activities............   308,357,100             0       308,357,100   (3,712,520)           0       304,644,580
Net increase (decrease)
 in cash................   (21,191,097)   (1,558,379)      (22,749,476)    (336,721)  (3,446,562)      (26,532,759)
Cash at beginning of
 year...................    49,829,130             0        49,829,130    1,285,777            0        51,114,907
                          ------------  ------------     -------------  -----------  -----------     -------------
Cash at end of year.....  $ 28,638,033  $ (1,558,379)    $  27,079,654  $   949,056  $(3,446,562)    $  24,582,148
                          ============  ============     =============  ===========  ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                         PRO FORMA FINANCIAL STATEMENTS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XIV, Ltd.

1. Basis of Presentation

   The Pro Forma Balance Sheet as of June 30, 1999 reflects the transactions of the acquisition of the Advisor and CNL Restaurant Financial Services Group as set forth in this consent solicitation. The Pro Forma Statements of Earnings for the six months ended June 30, 1999, and for the year ended December 31, 1998, have been prepared to reflect (a) the issuance of additional shares and the property acquisitions completed from January 1, 1998 through July 31, 1999 and (b) the acquisition of the Advisor and CNL Restaurant Financial Services Group and the Acquisition of the Income Fund. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF and the historical combined financial information of the Advisor, CNL Restaurant Financial Services Group and the Income Fund and should be read in conjunction with the selected historical financial data and accompanying notes of APF, the Advisor the CNL Restaurant Financial Services Group and the Income Fund. The Pro Forma Balance Sheet was prepared as if the transactions described above occurred on June 30, 1999. The Pro Forma Statements of Earnings were prepared as if the transactions described above occurred as of January 1, 1998. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the transactions described above had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all material adjustments necessary to reflect the recurring effects of the transactions described above have been made.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partner elected the note option. This assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   The Pro Forma Balance Sheet and Pro Forma Statements of Earnings assume the issuance of the APF Shares relating to the purchase of the Advisor and the CNL Restaurant Financial Services Group without regard to a provision that provides for 1,000,000 APF Shares to be placed in escrow pending achievement of certain levels of property acquisition and/or mortgage loan origination. This presentation was selected in order to present both the most dilutive results as well as what management believes is the most likely result based on current information.

2. Method of Accounting

   The acquisition of the CNL Restaurant Financial Services Group and the Income Fund will be accounted for under the purchase accounting method. APF will recognize goodwill to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. As for the acquisition of the Advisor from a related party, APF will expense the costs incurred in acquiring the Advisor to the extent the purchase price paid exceeds the fair value of the net tangible assets acquired. The excess purchase price will be recorded as an expense on APF's consolidated statements of earnings.

   All significant intercompany balances and transactions between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund have been eliminated in the pro forma financial statements.

3. Reverse Stock Split

   In May 1999, the stockholders of APF approved a proposal for a one-for-two reverse stock split at the annual stockholder meeting. All information relating to shares outstanding and per share information has been restated for all periods presented.

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XIV, Ltd.

4. Adjustments to Pro Forma Balance Sheet

   The following describes the pro forma adjustments to the Pro Forma Balance Sheet as of June 30, 1999, as if the Acquisition was consummated on such date. For purposes of the pro forma financial statements, it is assumed that at a special meeting of stockholders for APF, the stockholders of APF approved a proposal for an amendment to its Articles of Incorporation to increase the number of authorized shares to an amount necessary to enable APF to issue the shares for the Acquisition.

  (A) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (B) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                               CNL
                                            Financial
                                            Services
                                 Advisor      Group     Income Fund     Total
                               ----------- -----------  -----------  ------------
     Fair Value of Considera-
      tion Received..........  $81,440,256 $50,364,369  $42,435,559  $174,240,184
                               =========== ===========  ===========  ============
     Share Consideration.....  $76,000,000 $47,000,000  $38,884,184  $161,884,184
     Cash Consideration......          --          --       464,000       464,000
     APF Transaction Costs...    5,440,256   3,364,369    3,087,375    11,892,000
                               ----------- -----------  -----------  ------------
         Total Purchase
          Price..............  $81,440,256 $50,364,369  $42,435,559  $174,240,184
                               =========== ===========  ===========  ============
     Allocation of Purchase
      Price:

     Net Assets--Historical..  $ 8,330,475 $10,135,087  $39,031,764  $ 57,497,326
     Purchase Price Adjust-
      ments:
       Land and buildings on
        operating leases.....          --          --     3,855,855     3,855,855
       Net investment in
        direct financing
        leases...............          --          --       983,813       983,813
       Investment in joint
        ventures.............          --          --       681,828       681,828
       Accrued rental in-
        come.................          --          --    (2,068,192)   (2,068,192)
       Intangibles and other
        assets...............          --   (2,575,792)     (49,509)   (2,625,301)
       Goodwill*.............          --   42,805,074          --     42,805,074
       Excess purchase
        price................   73,109,781         --           --     73,109,781
                               ----------- -----------  -----------  ------------
         Total Allocation....  $81,440,256 $50,364,369  $42,435,559  $174,240,184
                               =========== ===========  ===========  ============

--------
* Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XIV, Ltd.


   The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisition of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,109,781 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations". Goodwill of $42,805,074 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

     1.Common Stock (CFA, CFS, CFC) -- Class A.........      8,600
       Common Stock (CFA, CFS, CFC) -- Class B.........      4,825
       Additional Paid-in Capital (CFA, CFS, CFC)...... 12,568,974
       Retained Earnings...............................  5,883,163
       Accumulated distributions in excess of earn-
        ings........................................... 73,109,781
       Goodwill for CFC/CFS (Intangibles and other as-
        sets).......................................... 42,805,074
         CFC/CFS Organizational Costs/Other Assets.....              2,575,792
         Cash to pay APF transaction costs.............              8,804,625
         APF Common Stock..............................                 61,500
         APF Capital in Excess of Par Value............            122,938,500
       (To record acquisition of CFA, CFS and CFC)
     2.Partners Capital................................ 39,031,764
       Land and buildings on operating leases..........  3,855,855
       Net investment in direct financing leases.......    983,813
       Investment in joint ventures....................    681,828
         Accrued rental income.........................              2,068,192
         Intangibles and other assets..................                 49,509
         Cash to pay APF Transaction costs.............              3,087,375
         Cash consideration to Income Income Fund......                464,000
         APF Common Stock..............................                 21,333
         APF APIC......................................             38,862,851
       (To record acquisition of Income Fund)

  (C) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

  (D) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

  (E) Represents the elimination by the Income Fund of $47,290 in related party payables recorded as receivables by the Advisor.

5.Adjustments to Pro Forma Statements of Earnings

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XIV, Ltd.


    (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

         Origination fees from affiliates......................... $  (689,425)
         Secured equipment lease fees.............................     (67,967)
         Advisory fees............................................    (126,788)
         Reimbursement of administrative costs....................    (382,728)
         Acquisition fees.........................................  (4,452,252)
         Underwriting fees........................................     (54,248)
         Administrative, executive and guarantee fees.............    (532,389)
         Servicing fees...........................................    (572,728)
         Development fees.........................................     (38,853)
         Management fees..........................................  (1,681,870)
                                                                   -----------
           Total.................................................. $(8,599,248)
                                                                   ===========

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

         Interest income............................................... $144,014

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

         General and administrative costs........................... $(774,311)

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XIV, Ltd.


    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

         Management fees.......................................... $(1,681,870)
         Administrative executive and guarantee fees..............    (532,389)
         Servicing fees...........................................    (572,728)
         Advisory fees............................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

    (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

         Amortization of goodwill................................... $1,070,127

    (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $31,852 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k) Represents the elimination of fees between the Advisor and the Income Fund:

         Management fees............................................. $(19,472)
         Reimbursement of administrative costs.......................  (34,189)
                                                                      --------
                                                                      $(53,661)
                                                                      ========

    (l) Represents the elimination of $34,189 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $23,242 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $19,472 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $8,283 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $54,194 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XIV, Ltd.

       to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $12,142 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1999.

  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents rental and earned income of $22,951,799 and depreciation expense of $6,246,947 as if properties that had been operational when they were acquired by APF from January 1, 1998 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

         Origination fees from affiliates........................ $ (1,773,406)
         Secured equipment lease fees............................      (54,998)
         Advisory fees...........................................     (305,030)
         Reimbursement of administrative costs...................     (408,762)
         Acquisition fees........................................  (21,794,386)
         Underwriting fees.......................................     (388,491)
         Administrative, executive and guarantee fees............   (1,233,043)
         Servicing fees..........................................   (1,570,331)
         Development fees........................................     (229,153)
         Management fees.........................................   (1,851,004)
                                                                  ------------
           Total................................................. $(29,608,604)
                                                                  ============

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the year ended December 31,

             CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                Group and

                        CNL Income Fund XIV, Ltd.

       1998 of $3,107,164 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(II)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

         Interest income............................................... $207,144

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

         General and administrative costs......................... $(4,241,719)

    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

         Management fees.......................................... $(1,851,004)
         Administrative executive and guarantee fees..............  (1,233,043)
         Servicing fees...........................................  (1,269,357)
         Advisory fees............................................    (305,030)
                                                                   -----------
                                                                   $(4,658,434)
                                                                   ===========

    (g) Represents the elimination of $2,161,897 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

         Amortization of goodwill................................... $2,140,254

    (i) Represents the elimination of $6,898,434 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $63,704 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k) Represents the elimination of fees between the Advisor and the Income Fund:

         Management fees............................................. $(37,430)
         Reimbursement of administrative costs.......................  (40,630)
                                                                      --------
                                                                      $(78,060)
                                                                      ========

    (l) Represents the elimination of $40,630 in administrative costs reimbursed by the Income Fund to the Advisor.

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XIV, Ltd.


    (m) Represents savings of $54,369 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $37,430 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $13,260 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1998 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $108,388 as a result of adjusting the historical basis of the real estate owned indirectly by the Income Fund through joint venture or tenancy in common arrangements with affiliates or unrelated third parties, to fair value as a result by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $24,283 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Represents the decrease in depreciation expense of $340,898 as a result of eliminating acquisition fees (see 4(II)(b)) between APF and the Advisor which on a historical basis were capitalized as part of the basis of the building.

    (s) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

6. Adjustments to Pro Forma Statement of Cash Flows

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the quarter ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1999.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

    (d) Represents adjustment of equity in earnings to net income.

              CNL AMERICAN PROPERTIES FUND, INC., AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XIV, Ltd.


    (e) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (f) Represents the reversal of historical cash used for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.


  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

    (d) Represents adjustments of equity in earnings to net income.

    (e) Represents amounts borrowed under APF's credit facility from July 1, 1999 through July 31, 1999 to acquire properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

    (f) Represents the use of cash by APF to pay the transaction costs allocated to the acquisition of the Advisor and Restaurant Financial Group.

    (g) Represents the use of cash i) to pay for the cash consideration proposed in the offer to acquire the Income Fund and ii) to pay the transaction costs allocated to the acquisition of the Income Fund.

    (h) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (i) Represents the adjustment for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF as if these properties had been acquired on January 1, 1998.

    Non-Cash Investing Activities:

    On January 1, 1998, APF issued shares of its common stock to acquire the Advisor, CNL Restaurant Financial Services Group and the Income Fund, as described in 4(A) and 4(B).

                                                                     Appendix A

             [LETTERHEAD OF LEGG MASON WOOD WALKER, INCORPORATED]

                                March 10, 1999

James M. Seneff, Jr.
Robert A. Bourne
CNL Realty Corporation
as General Partners of
CNL Income Fund XIV, Ltd.
400 East South Street
Orlando, FL 32801-2878

               Re: CNL Income Fund XIV, Ltd. (the "Partnership")

Gentlemen:

   You have requested our opinion as investment bankers (a) as to the fairness, from a financial point of view, to the Partnership and its limited partners of the shares of common stock (the "Common Stock") of CNL American Properties Fund, Inc. (the "Acquiror") offered to them in the Merger (as defined below), (b) as to the fairness, from a financial point of view, of the aggregate Common Stock offered to the CNL Income Funds (as defined below) in the Merger Transactions (as defined below) and (c) as to the fairness, from a financial point of view, of the method of allocating the aggregate shares of Common Stock among the CNL Income Funds in the Merger Transactions. Under the terms of an agreement and plan of merger (the "Merger Agreement"), dated March 11, 1999, between the Partnership and the Acquiror, the Partnership will merge with and into a wholly owned subsidiary of the Acquiror and the partners of the Partnership will be offered shares of Common Stock as determined pursuant to the Merger Agreement (the "Share Consideration"); such transaction is hereafter referred to as the "Merger."

   The Partnership is one of sixteen Florida limited partnerships (the "CNL Income Funds") served by Messrs. Seneff, Bourne and CNL Realty Corporation as general partners (the "General Partners"). Each CNL Income Fund has executed a merger agreement with the Acquiror on terms similar to the Merger Agreement. The transactions to occur under such merger agreements are referred to as the "Merger Transactions."

   In connection with our opinion, we have, among other things:

     (i) reviewed the Merger Agreement and the merger agreements for each of the Merger Transactions;

     (ii) reviewed the Registration Statement on Form S-4 with respect to the Merger Transactions as filed on March 12, 1999;

     (iii) reviewed the financial statements and the related filings of the Partnership and the other CNL Income Funds on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (iv) reviewed the financial statements and the related filings of the Acquiror on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (v) reviewed certain internal information concerning the business and operations of the Partnership and the other CNL Income Funds furnished to us by the General Partners, including a draft of the Partnership's and the other CNL Income Funds' Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vi) reviewed certain internal information concerning the business and operations of the Acquiror furnished to us by management of the Acquiror, including a draft of the Acquiror's Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vii) reviewed certain financial data and operating statistics relating to the Partnership, the other CNL Income Funds and the Acquiror provided by the General Partners and the Acquiror and compared them with similar information of selected public companies that we deemed relevant to our inquiry;

     (viii) reviewed the appraisal (the "Appraisal") of the properties of the Partnership and the other CNL Income Funds prepared by Valuation Associates and dated January 6, 1999;

     (ix) held meetings and discussions with certain directors, officers and employees of the General Partners and the Acquiror concerning the operations, financial condition and future prospects of the Partnership, the other CNL Income Funds and the Acquiror; and

     (x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

   In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by or on behalf of the Partnership, the other CNL Income Funds and the Acquiror. We have further relied upon the assurances of the General Partners that they are unaware of any factors that would materially alter the conclusions made in Legg Mason's fairness opinion, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. Legg Mason assumed that the financial forecasts (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the General Partners and the Acquiror as to the future performance of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason also assumed, with the consent of the General Partners, that any material liabilities (contingent or otherwise, known or unknown) of the Partnership, the other CNL Income Funds and the Acquiror are as set forth in the financial statements of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason also assumed with the consent of the General Partners that the table prepared by or for the General Partners of the allocation of Share Consideration among the General Partners and the limited partners of the Partnership has been prepared in accordance with and complies with the terms and conditions of the partnership agreement of the Partnership. Legg Mason also assumed that the Appraisal was reasonably prepared by and reflected the good faith judgments of Valuation Associates and Legg Mason does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership, the other CNL Income Funds or the Acquiror. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof.

   We have acted as financial advisor to the General Partners and will receive a fee for our services. It is understood that this letter is for the information of the General Partners in their evaluation of the Merger Transactions and our opinion does not constitute a recommendation to the General Partners or any limited partner of the Partnership or any of the other CNL Income Funds as to how such partner should vote on the Merger or the Merger Transactions, as the case may be, or as to whether such partner should elect to receive the Share Consideration or cash and promissory notes of the Acquiror. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets. Additionally, our opinion does not compare the relative merits of the Merger and the Merger Transactions with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Merger and the Merger Transactions.

   It should be noted that in rendering this opinion with respect to the fairness, from a financial point of view, of (i) the Share Consideration to be offered with respect to the Partnership, (ii) the aggregate Common

Stock offered with respect to the CNL Income Funds and (iii) the method of allocating the shares of Common Stock of the Acquiror among the CNL Income Funds, Legg Mason has neither addressed, nor are we rendering any opinion with respect to, any other aspect of the Merger Transactions, including (a) the value or fairness of the cash and promissory notes option, (b) the prices at which the shares of Common Stock may trade following the Merger Transactions or the trading value of the shares to be offered compared with the current fair market value of the portfolios or other assets of the Partnership and the other CNL Income Funds if liquidated in real estate markets, (c) the tax effect of any aspect of the Merger Transactions, (d) the fairness of the amounts or allocation of the costs of the Merger Transactions or the amounts of such costs allocated to the limited partners or, (e) any other matters with respect to any specific individual partner or class of partners of the Partnership or the other CNL Income Funds.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Share Consideration offered to the Partnership and its limited partners in the Merger, the aggregate shares of Common Stock offered by the Acquiror with respect to the CNL Income Funds in the Merger Transactions and the method of allocating the shares of Common Stock among the CNL Income Funds in the Merger Transactions are fair from a financial point of view.

                                          Very truly yours,

                                          /s/ Legg Mason Wood Walker,
                                           Incorporated
                                          -------------------------------------
                                          Legg Mason Wood Walker, Incorporated

                                                                      Appendix B

                                          October 27, 1999

CNL Income Fund XIV, Ltd.
c/o James M. Seneff, Jr.
400 East South Street, Suite 500
Orlando, Florida 32801

  Re: Agreement and Plan of Merger dated March 11, 1999 by and among CNL
      American Properties Fund, Inc. ("APF"), CNL APF Partners, L.P. (the "Operating Partnership"), CNL APF GP Corp. (the "OP General Partner"), CNL Income Fund XIV, Ltd. (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr. and CNL Realty Corporation (together, the "General Partners"), as amended by First Amendment to Agreement and Plan of Merger dated June 4, 1999 (the agreement and plan of merger, as so amended, the "Merger Agreement")

   Gentlemen:

   Under the terms of Section 2.3 of the Merger Agreement, the closing of the merger of the Fund into the Operating Partnership is to occur within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X of the Merger Agreement but in no event later than March 31, 2000.

   The parties desire to further amend the Merger Agreement to modify the provisions thereof regarding the time for Closing and for the satisfaction or waiver of the conditions set out in Article X.

   Accordingly, the parties agree that Section 2.3 of the Merger Agreement is amended to provide that the Closing shall take place by the later of thirty
(30) days after the Partners of the Fund approve the Merger Proposal in accordance with the requirements of the Merger Agreement or March 31, 2000; however, in no event later than June 30, 2000. Further, the reference to "March 31, 2000" in the lead in of Sections 10.2 and 10.3 and in clause (c) of Section
11.2 is deleted and replaced with "the Closing Date."

   Capitalized terms used but not defined in this letter have the meanings such terms are given in the Merger Agreement.

   Except as specifically amended hereby, the Merger Agreement remains unmodified and in full force and effect.

   To evidence your agreement to the foregoing amendment of the Merger Agreement, please sign and return to me a copy of this letter.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

Agreed as of the date of the above letter.

                                          CNL INCOME FUND XIV, LTD.

                                          By: CNL Realty Corporation, as
                                              General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          James M. Seneff, Jr.
                                          Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          --------------------
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          James M. Seneff, Jr., as General
                                           Partner

                                          CNL APF GP Corp.

                                          By: /s/ John T. Walker
                                          ----------------------
                                          Name: John T. Walker
                                          --------------------
                                          Its: President
                                               ---------

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

   THIS FIRST AMENDMENT TO AGREEMENT AND PLAN MERGER is entered into as of the 4th day of June 1999, by and among by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund XIV, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Borne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated March 11, 1999 by and among the Parties (the "Merger Agreement"), the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of the Merger Agreement; and

   WHEREAS, the Parties desire to amend the Merger Agreement in the manner set forth below.

                                   AGREEMENT:

1. AMENDMENTS TO MERGER AGREEMENT

   The Merger Agreement is hereby amended as follows in accordance with the provisions of Section 14.9 of the Merger Agreement:

  1.1 The definition of "Cash/Notes Option" is hereby deleted in its entirety.

  1.2 Clause (B) of Section 4.1(a)(iii)(B) is hereby deleted in its entirety and restated as follows:

       "(B) Notes in accordance with Section 4.4 below."

  1.3 Clause (i) of Section 4.2(ii) is hereby deleted in its entirety and restated as follows:

       "(ii) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund (or, if APF consummates the Reverse Split, for every $20.00 of expenses)."

  1.4 Section 4.4 is hereby deleted in its entirety and amended and restated as follows:

       "Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the note option, such limited partners shall be entitled to receive, in lieu of the Share Consideration, notes (the "Notes") in the aggregate amount equal to 97% of the value (based on the Exchange Value as defined in the Registration Statement) of the Share Consideration such Dissenting Partners would have otherwise received had such partners not elected to receive the Notes (the "Note Option"). The Notes will mature on the fifth anniversary of the Closing Date and will bear interest at a fixed rate equal to seven percent. The aggregate Share Consideration shall be reduced on a one-for-basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Note Option."

  1.5 The reference to "December 31, 1999" in the lead in of Section 10.2 is hereby deleted and replaced with March 31, 2000.

  1.6 The following subsection shall be added to Section 10.2

     "(g) The aggregate face amount of the Notes to be issued to Dissenting
  Limited Partners shall not   have exceeded 15% of the value of the Share
  Consideration based on the Exchange Value."

  1.7 The reference to "December 31, 1999" in the lead in of Section 10.3 is hereby deleted and replaced with March 31, 2000.

  1.8 The reference to "December 31, 1999" in clause (c) of Section 11.2 is hereby deleted and replaced with "March 31, 2000."

2. GENERAL

  2.1 Except as specifically set forth in this First Amendment, the Merger Agreement shall remain unmodified and in full force and effect.

  2.2 This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  2.3 The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  2.4 This First Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                           Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne
                                          --------------------
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP CORP.

                                          /s/ Robert A. Bourne
                                          --------------------
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND XIV, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          --------------------
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          James M. Seneff, Jr., as General
                                           Partner

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger is entered into as of this 11th day of March, 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP Corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund XIV, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Bourne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA") and the Florida Revised Uniform Limited Partnership Act (the "Florida RULPA");

   WHEREAS, the Fund is one of 18 CNL Income Funds (collectively with the Fund, the "CNL Income Funds") that APF is proposing to acquire (the "Proposed Acquisitions");

   WHEREAS, the Special Committee (the "Special Committee") of the independent members of the Board of Directors of APF has received a fairness opinion (the "Fairness Opinion") from Merrill Lynch & Co. as to the fairness to APF, from a financial point of view, of the consideration to be paid in connection with the Proposed Acquisitions;

   WHEREAS, the Special Committee has recommended the Merger to the Board of Directors of APF and the Board has approved the proposal to consummate the Merger (the "Merger Proposal") and the related transactions;

   WHEREAS, Legg Mason Wood Walker Incorporated has delivered a fairness opinion (the "Fund Fairness Opinion") to the General Partners as to the fairness to the Fund and its limited partners from a financial point of view, of the APF Common Share consideration offered to the Fund and its limited partners; and

   WHEREAS, the Board of Directors of the OP General Partner has unanimously approved the Merger Proposal;

   NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  Definitions

   1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

   "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

   "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504, or any similar group defined under a similar provision of state, local or foreign law.

   "Agreement" means this Agreement, as amended from time to time.

   "APF" has the meaning set forth in the preface above.

   "APF Common Shares" shall mean the shares of common stock, par value $0.01, of APF.

   "APF Indemnity Claim" has the meaning set forth in Section 12.1 below.

   "APF SEC Documents" has the meaning set forth in Section 6.7 below.

   "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

   "Business Combination" has the meaning set forth in Section 4.1(b) below.

   "Cash/Note Option" has the meaning set forth in Section 4.4 below.

   "Closing" has the meaning set forth in Section 2.3 below.

   "CNL Income Funds" has the meaning set forth in the second paragraph of the Recitals above.

   "Closing Date" has the meaning set forth in Section 2.3 below.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Confidential Information" means any information concerning the businesses and affairs of the Fund, the Operating Partnership or APF, if any, that is not already generally available to the public.

   "Delaware RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Disclosure Schedule" has the meaning set forth in the first paragraph of
Article VII below.

   "Dissenting Partners" has the meaning set forth in Section 4.4 below.

   "Effective Time" has the meaning set forth in Section 2.2 below.

   "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

   "Fairness Opinion" has the meaning set forth in the third paragraph of the Recitals above.

   "Florida RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Fund" has the meaning set forth in the preface above.

   "Fund Articles of Merger" has the meaning set forth in Section 2.2 below.

   "Fund Fairness Opinion" has the meaning set forth in the fifth paragraph of the recitals above.

   "Fund Indemnity Claim" has the meaning set forth in Section 12.2 below.

   "Fund Interests" means the general and limited partnership interests in the Fund.

   "Fund SEC Documents" has the meaning set forth in Section 7.7 below.

   "GAAP" means United States generally accepted accounting principles as in effect from time to time.

   "General Partners" has the meaning set forth in the preface above.

   "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation but excluding commercially available shrink wrap software), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

   "IRS" means the Internal Revenue Service.

   "Knowledge" means in the case of the Fund, CNL Realty Corporation, Inc., APF and the OP General Partner, the actual knowledge of a director or an executive officer after reasonable investigation and, in the case of the individual General Partners, the collective actual Knowledge of all of the General Partners after reasonable investigation. For the purposes of this Agreement, the Knowledge of one General Partner shall be attributed to the other General Partners.

   "Known" and "Knowingly" mean that the Fund, any General Partner or APF, as applicable, had Knowledge of the particular matter or took the action described with prior Knowledge.

   "Liability" means any liability (whether Known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

   "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to an industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

   "Merger" has the meaning set forth in the first paragraph of the Recitals above.

   "Merger Proposal" has the meaning set forth in fourth paragraph of the Recitals above.

   "Most Recent 10-Q" has the meaning set forth in Section 7.5 below.

   "Most Recent Balance Sheet" means the most recent balance sheet filed in a Fund SEC Document.

   "Notes" has the meaning set forth in Section 4.4 below.

   "NYSE" means the New York Stock Exchange.

   "OP Certificate of Merger" has the meaning set forth in Section 2.2 below.

   "OP General Partner" has the meaning set forth in the Preface above.

   "OP Limited Partner" means CNL APF LP Corp., a Delaware corporation and wholly owned subsidiary of APF.

   "Operating Partnership" has the meaning set forth in the preface above.

   "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

   "Party" or "Parties" has the meaning set forth in the preface above.

   "Partner" means any holder of Fund Interests.

   "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

   "Proposed Acquisitions" has the meaning set forth in the second paragraph of the Recitals above.

   "Registration Statement" means the registration statement on Form S-4 to be filed by APF to register the APF Common Shares to be issued as Share Consideration in the Merger.

   "Representative" has the meaning set forth in Section 12.3 below.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (e) any minor imperfection of title or similar lien which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on such Party.

   "Share Consideration" has the meaning set forth in Section 4.1(a) below.

   "Special Committee" has the meaning set forth in the third paragraph to the Recitals above.

   "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or otherwise control the management.

   "Surviving Partnership" has the meaning set forth in Section 2.1 below.

   "Takeover Statute" has the meaning set forth in Section 8.9 below.

   "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code

(S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

   "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   "Third-Party Claim" has the meaning set forth in Section 12.4 below.

                                   ARTICLE II

                        Merger; Effective Time; Closing

   2.1 Merger. Subject to the terms and conditions of this Agreement, the Delaware RULPA and the Florida RULPA, at the Effective Time, the Operating Partnership and the Fund shall consummate the Merger in which (i) the Fund shall be merged with and into the Operating Partnership and the separate limited partnership existence of the Fund shall thereupon cease, (ii) the Operating Partnership shall be the successor or surviving limited partnership in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate limited partnership existence of the Operating Partnership with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The limited partnership surviving the Merger is sometimes hereinafter referred to as the "Surviving Partnership." The Merger shall have the effects set forth in the Delaware RULPA and the Florida RULPA. As a result of the Merger, the outstanding Fund Interests shall be converted or cancelled in the manner provided in Article IV.

   2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, the Operating Partnership and the Fund shall (i) execute or cause to be executed (A) a Certificate of Merger in the form required by the Delaware RULPA (the "OP Certificate of Merger") and (B) Articles of Merger in the form required by the Florida RULPA (the "Fund Articles of Merger"), and
(ii) cause the OP Certificate of Merger to be filed with the Delaware Secretary of State as provided in the Delaware RULPA and the Fund Articles of Merger to be filed with the Florida Department of State as provided in the Florida RULPA, in each case, on the Closing Date or as soon as practicable thereafter. The Merger shall become effective at (i) such time as the OP Certificate of Merger has been duly filed with the Delaware of Secretary of State and the Fund Articles of Merger has been duly filed with the Florida Department of State or
(ii) such other time as is agreed upon by APF, the OP General Partner and the General Partners and specified in the OP Certificate of Merger and the Fund Articles of Merger. Such time is hereinafter referred to as the "Effective Time."

   2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw Pittman Potts & Trowbridge, 2300 N Street, N.W., Washington, D.C. 20037, commencing at 9:00 a.m. local time on such date as within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date as APF, the OP General Partner and the General Partners may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article X (the "Closing Date"). In no event shall the Closing Date be a date subsequent to December 31, 1999. At the Closing, there shall be delivered to APF, the Operating Partnership, the OP General Partner, the General Partners and the Fund the certificates and other documents and instruments required to be delivered under
Article X.

   2.4 Further Assurances. Each Party hereto will execute such further documents and instruments and take such further actions as may be reasonably requested by one or more of the other Parties to consummate the Merger, to vest the Surviving Partnership with full title to all assets, properties, rights, approvals, immunities and franchises of either the Fund or the Operating Partnership or to effect the other purposes of this Agreement.

                                  ARTICLE III

 Certificate of Limited Partnership; Limited Partnership Agreement;and General
                        Partner of Surviving Partnership

   3.1 Certificate of Limited Partnership. At the Effective Time, the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein.

   3.2 Limited Partnership Agreement. At the Effective Time, the limited partnership agreement of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the limited partnership agreement of the Surviving Partnership.

   3.3 General Partner. The general partner of the Operating Partnership immediately prior to the Effective Time shall be the general partner of the Surviving Partnership from and after the Effective Time until it is replaced or it resigns in accordance with the limited partnership agreement of the Surviving Partnership.

                                   ARTICLE IV

              Share Consideration; Payment of Share Consideration

   4.1 Share Consideration; Conversion or Cancellation of Fund Interests in Merger.

   (a) At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Fund Interests (i) shall be converted into the right to receive up to 4,313,041 fully paid and nonassessable APF Common Shares (2,156,521 APF Common Shares if the Reverse Split [defined below] occurs before the Closing) (the "Share Consideration") pursuant to the terms of
Section 4.2 below, (ii) shall cease to be outstanding, and (iii) shall be canceled and retired and shall cease to exist, and each Partner, as the holder of such Fund Interests shall cease to have any rights with respect thereto, except the right to receive either (A) APF Common Shares therefor in accordance with this Section 4.1 and Section 4.3 or (B) the cash and Notes in accordance with Section 4.4 below. Subject to the approval of the APF's shareholders of an amendment to its article of incorporation, APF anticipates that prior to the Closing it will effect a one for two reverse stock split (the "Reverse Split") pursuant to which each two shares of APF Common Shares outstanding will be exchanged for one share of APF Common Shares.

   (b) Except for the Reverse Stock Split described in Section 4.1(a), prior to the Effective Time, APF shall not split or combine the APF Common Shares, or pay a stock dividend or other stock distribution in APF Common Shares, or in rights or securities exchangeable for, convertible into or exercisable for APF Common Shares, or otherwise change APF Common Shares into, or exchange APF Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of APF as a result of which APF stockholders receive cash, stock, or other property in exchange for, or in connection with, their APF Common Shares (a "Business Combination") or otherwise), or make any other dividend or distribution on or of APF Common Shares (other than regular quarterly cash dividends paid on APF Common Shares or any distribution pursuant to APF's dividend reinvestment plan), without the parties hereto having first entered into an amendment to this Agreement pursuant to which the Share Consideration will be adjusted to reflect such split, combination, dividend, distribution, Business Combination, or change.

   (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the APF Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

   4.2 Payment of Share Consideration. At the Closing, subject to Section 4.4 below, the Partners shall receive the Share Consideration (less expenses paid by APF on behalf of the Fund), distributed in accordance with the provisions of the Fund's limited partnership agreement as of the Closing Date. For the purposes of this Agreement, the Share Consideration will be reduced (i) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund and (ii) as provided in Section 4.4 below.

   4.3 Fractional APF Common Shares. No certificates representing fractional APF Common Shares shall be issued upon conversion of any Fund Interests. Each Partner of the Fund who would otherwise be entitled to fractional APF Common Shares will receive one APF Common Share for a fractional interest representing 50% or more of one APF Common Share. No APF Common Shares will be issued for a fractional interest representing less than 50% of one APF Common Share.

   4.4 Cash/Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the cash/note option (the "Cash/Note Option"), such Dissenting Partners shall be entitled to receive, in lieu of the Share Consideration, consideration based on such Dissenting Partners' percentage interest (as determined by the Fund's partnership agreement) in the Fund's asset liquidation value of $38,309,732, based on Valuation Associates' appraisal. Such consideration shall be payable 10% in cash and 90% in Callable Notes due in 2006 (the "Notes"). The Notes will bear interest at a fixed rate equal to 120% of the applicable federal rate as of the date the consent solicitation on Form S-4 is mailed to the limited partners. The Share Consideration shall be reduced on a one-for-one basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Cash/Note Option.

                                   ARTICLE V

             Representations and Warranties of The General Partners

   Each General Partner severally represents and warrants to APF and the Operating Partnership that the statements contained in this Article V are correct and complete as of the date hereof and on the Closing Date:

   5.1 Authorization of Transaction. The General Partner has full power and authority (including, as applicable, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the General Partner, enforceable in accordance with its terms and conditions. The General Partner does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   5.2 Noncontravention. Except as set forth in Section 5.2 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the General Partner is subject or, as applicable, any provision of the General Partner's articles of incorporation, bylaws or other organizational documents.

                                   ARTICLE VI

 Representations and Warranties of APF, The OPGeneral Partner and The Operating
                                  Partnership

   APF, the OP General Partner and the Operating Partnership jointly and severally represent and warrant to the General Partners and the Fund that the statements contained in this Article VI are correct and complete as of the date hereof and the Closing Date:

   6.1 Organization. APF is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. APF is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on APF. APF has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The OP General Partner is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. The Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Operating Partnership is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Operating Partnership. The Operating Partnership has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. APF and the OP General Partner have delivered to the General Partners and the Fund correct and complete copies of the certificate of incorporation of APF and the OP General Partner and the certificate of limited partnership and the limited partnership agreement of the Operating Partnership (each as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of APF and the OP General Partner and any organizational records of the Operating Partnership have been made available to the General Partners and the Fund and are correct and complete. APF is not in default under or in violation of any provision of its certificate of incorporation, and the Operating Partnership is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   6.2 Capital Stock. The authorized capital stock of APF consists of 125,000,000 shares of common stock, $.01 par value (the "APF Common Shares"), of which 74,696,927 shares are outstanding as of January 31, 1999. Since January 31, 1999, APF has not issued any shares of capital stock. All outstanding APF Common Shares are, and all APF Common Shares issuable under any stock option plans of APF, will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the 56,686,959 APF Common Shares which may be issued in connection with APF's acquisition of the other 17 CNL Income Funds in the Proposed Acquisitions and the 12,300,000 APF Shares which may be issued in connection with APF's acquisition of CNL Fund Advisors, Inc., CNL Financial Services, Inc. and CNL Financial Corp., there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which APF is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem, or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock. All of the outstanding general partner interests of the Operating Partnership are owned by the OP General Partner, and all of the outstanding limited partner interests of the Operating Partnership are owned by the OP Limited Partnership, and there are outstanding on the date hereof no options, warrants, rights, commitments or any other agreements of any character to which the Operating Partnership or any partner thereof is a party or which it may be bound requiring it to issue, transfer, sell, purchase, register, redeem or acquire any interest in the Operating Partnership.

   6.3 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of APF will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Share Consideration will be registered under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. The Share Consideration will, when issued, be approved for listing on the NYSE, subject to official notice of issuance.

   6.4 Authorization of Transaction. APF, the OP General Partner and the Operating Partnership have full power and authority (including full corporate and limited partnership, as applicable, power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance by APF, the OP General Partner and the Operating Partnership of this Agreement have been duly and validly authorized by the boards of directors of APF and the OP General Partner. This Agreement constitutes the valid and legally binding obligation of APF, the OP General Partner and the Operating Partnership, enforceable in accordance with its terms and conditions. None of APF, the OP General Partner or the Operating Partnership needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which, APF, the OP General Partner or the Operating Partnership is subject or any provision of APF's or the OP General Partner's articles of incorporation or by-laws or the Operating Partnership's certificate of limited partnership or limited partnership agreement or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which APF, the OP General Partner or the Operating Partnership is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of a Security Interest upon any of its assets.

   6.6 Title to Assets. APF has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of its most recent quarterly report on Form 10-Q.

   6.7 Reports and Financial Statements. APF has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "APF SEC Documents"). All of the APF SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such APF SEC Documents. None of the APF SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed APF SEC Documents. There is no unresolved violation, criticism or exception by any governmental entity of which APF has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to APF could have a Material Adverse Effect on APF. The financial statements of APF included in the APF SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of APF as of the dates thereof and the results of operations and cash flows of APF for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   6.8 Events Subsequent to September 30, 1998. Since September 30, 1998, nothing has occurred which has had or would reasonably be expected to have a Material Adverse Effect on APF.

   6.9 Litigation. Except as publicly disclosed by APF in its APF SEC Documents or on Schedule 1, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of APF, threatened against APF or any of its Subsidiaries or any of their respective properties or assets which (a) if adversely determined, could reasonably be expected to have a Material Adverse Effect on APF or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by APF in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by APF in any APF SEC Document, none of APF or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on APF or would prevent or delay the consummation of the transactions contemplated hereby.

   6.10 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by APF for inclusion or incorporation by reference in (i) the Registration Statement to be filed by APF with the SEC in connection with the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the proxy statement sent by APF to its shareholders pertaining to the Merger will, at the date mailed to shareholders and at the times of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to APF, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the proxy statement, APF shall promptly so advise the General Partners and such event shall be so described, and such amendment or supplement (which the General Partners shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

   6.11 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by APF in its APF SEC Documents or disclosed in
Schedule 1, as of December 31, 1998, to APF's Knowledge, none of APF or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which are not fully reflected in, reserved against or otherwise described in the consolidated balance sheet of APF and its consolidated Subsidiaries (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in any reports filed by it with the APF SEC Documents, since December 31, 1998, the business of APF and its Subsidiaries has been carried on only in the ordinary and usual course, to APF's Knowledge, none of APF or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which could reasonably be expected to have, and there have been no events, changes or effects with respect to APF or its Subsidiaries Known to APF having or which could reasonably be expected to have, a Material Adverse Effect on APF.

   6.12 Brokers' Fees. Except for the fees and expenses paid to Merrill Lynch & Co. with respect to the delivery of the Fairness Opinion to the Special Committee and in connection with the financial services provided by Salomon Smith Barney, none of APF, the OP General Partner or the Operating Partnership has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

   6.13 Qualification as a REIT. APF is a "real estate investment trust" for federal income tax purposes. The consummation of the transactions contemplated by this Agreement will not cause APF to cease to qualify as a "real estate investment trust" for federal income tax purposes.

   6.14 Compliance with Applicable Law. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, it and its Subsidiaries hold all permits, licenses, variances, exemptions, order and approvals of all governmental entities necessary for the lawful conduct of their respective businesses, except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its

APF SEC Documents, to APF's Knowledge, APF and its Subsidiaries are in compliance with the material terms of its permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF, the businesses of APF and its Subsidiaries are not, to APF's Knowledge, being conducted in violation of any law, ordinance or regulation of any governmental entity except that no representation or warranty is made in this Section 6.14 with respect to environmental laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, no investigation or review by any governmental entity with respect to APF or its Subsidiaries is pending or, to the Knowledge of APF, threatened, nor, to the Knowledge of APF, has any government entity indicated an intention to conduct the same, other than, in each case, those which APF reasonably believes will not have a Material Adverse Effect on APF.

   6.15 Intellectual Property.

   (a) APF owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of APF as presently conducted. Each item of Intellectual Property owned or used by APF immediately prior to the Closing hereunder will be owned or available for use by APF on identical terms and conditions immediately subsequent to the Closing hereunder. APF has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) APF has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of APF's directors or officers (or employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that APF must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of APF which are material to the operation of APF's business.

   (c) APF has no patent or registration which has been issued to APF with respect to any of its Intellectual Property.

   (d) Nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of APF's business as presently conducted.

   6.16 Insurance. With respect to each current insurance policy to which APF is a party, a named insured or is otherwise the beneficiary of coverage, to the knowledge of APF: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither APF nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

   6.17 Tenants. To the Knowledge of APF and except as set forth on Schedule 1, no current tenant of a property owned by APF, which as of the date of APF's most recent quarterly report on Form 10-Q represented more than 5% of APF's total revenues, presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   6.18 Disclosure. APF is in compliance in all material respects with its obligation under the Securities Exchange Act to publicly disclose material information in a timely fashion.

                                  ARTICLE VII

               Representations and Warranties Concerning the Fund

   The General Partners and the Fund jointly and severally represent and warrant to APF and the Operating Partnership that the statements contained in this Article VII are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the General Partners and the Fund to APF and the Operating Partnership in accordance with the provisions of
Section 8.14 (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VII.

   7.1 Organization, Qualification, and Corporate Power. The Fund is a limited partnership duly organized, validly existing, and in good standing under the laws of Florida. The Fund is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Except as set forth in Section 7.1(a) of the Disclosure Schedule, the Fund has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Section 7.1(b) of the Disclosure Schedule lists the directors and officers of the corporate General Partner. The General Partners have been made available to APF and the Operating Partnership correct and complete copies of the certificate of limited partnership and the limited partnership agreement of the Fund (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the corporate General Partner and any organizational records of the Fund have been made available to APF and the Operating Partnership and are correct and complete in all material respects. The Fund is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   7.2 Capitalization. All of the outstanding ownership interests in the Fund (the "Fund Interests") consist of (i) one percent in general partnership interests and (ii) 4,500,000 units of limited partnership interests. All of the outstanding Fund Interests have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Fund to issue, sell, or otherwise cause to become outstanding any additional ownership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Fund.

   7.3 Authorization of Transaction. The Fund has full power and authority (including full limited partnership power and authority) to execute and deliver this Agreement and, upon the affirmative vote of a majority of the outstanding limited partnership Fund Interests, will have full power and authority (including limited partnership power and authority) to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Fund, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, moratorium and rights of creditors generally. The Fund is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   7.4 Noncontravention. Except as set forth in Section 7.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Fund is subject or any provision of the certificate of limited partnership or limited partnership agreement of the Fund or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Fund is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

   7.5 Title to Assets. The Fund has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC (the "Most Recent 10-Q") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent 10-Q.

   7.6 Subsidiaries. The Fund does not have any Subsidiaries, operating or otherwise.

   7.7 Reports and Financial Statements. The Fund has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "Fund SEC Documents"). All of the Fund SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Fund SEC Documents. None of the Fund SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Fund SEC Documents. There is no unresolved violation by any governmental entity of which the Fund has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to the Fund could have a Material Adverse Effect on the Fund. The financial statements of the Fund included in the Fund SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of the Fund as of the dates thereof and the results of operations and cash flows of the Fund for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   7.8 Events Subsequent to the Most Recent 10-Q. Since the date of the Most Recent 10-Q nothing has had a Material Adverse Effect on the Fund. Without limiting the generality of the foregoing, since that date, except as set forth in the appropriately lettered paragraph of Section 7.8 of the Disclosure
Schedule:

   (a) the Fund has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration (as reasonably determined by the General Partners) in the Ordinary Course of Business;

   (b) the Fund has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 except in the Ordinary Course of Business;

   (c) no party (including the Fund) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Fund is a party or by which it is bound except in the Ordinary Course of Business;

   (d) the Fund has not imposed any Security Interest upon any of its assets, tangible or intangible except in the Ordinary Course of Business;

   (e) the Fund has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 except in the Ordinary Course of Business;

   (f) the Fund has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

   (g) the Fund has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

   (h) the Fund has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

   (i) the Fund has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

   (j) the Fund has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

   (k) there has been no change made or authorized in the certificate of limited partnership or limited partnership agreement of the Fund;

   (l) the Fund has not issued, sold, or otherwise disposed of any ownership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any ownership interests in the Fund;

   (m) the Fund has not declared, set aside, or paid any dividend or made any distribution with respect to its ownership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its ownership interests other than distributions consistent with past practices;

   (n) the Fund has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

   (o) the Fund has not made any loan to, or entered into any other transaction with, any of the General Partners or the directors, officers, or employees of the corporate General Partner outside the Ordinary Course of Business;

   (p) the Fund has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

   (q) the Fund has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

   (r) to the Knowledge of the General Partners, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Fund; and

   (s) the Fund is not under any legal obligation, whether written or oral, to do any of the foregoing.

   7.9 Undisclosed Liabilities. The Fund does not have any Liability (and, to the Knowledge of the General Partners, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) or which are not in the aggregate material.

   7.10 Legal Compliance. Except as disclosed in the Fund SEC Documents, the Fund has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), the violation of which could cause a Material Adverse Effect to the Fund, of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

   7.11 Tax Matters.

   (a) The Fund has filed all material Tax Returns that it was required to file, including, without limitation, any material Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Fund (as shown on any filed Tax Return) have been paid. The Fund currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Fund does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Fund that arose in connection with any failure (or alleged failure) to pay any Tax.

   (b) The Fund has withheld and, if due, paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, Partner, or other third party.

   (c) The General Partners do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Fund either (A) claimed or raised by any authority in writing or (B) as to which any of the General Partners has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Fund for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Fund since December 31, 1996.

   (d) The Fund has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

   (e) The Fund has not filed a consent under Code (S)341(f) concerning collapsible corporations. The Fund has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G. The Fund has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S)6662. The Fund is not a party to any Tax allocation or sharing agreement. The Fund (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Fund) or (B) has any Liability for the Taxes of any Person (other than the Fund) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   7.12 Real Property.

   Section 7.12(a) of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased by the Fund. Section 7.12(b) of the Disclosure Schedule lists all leases and subleases to which the Fund is a party, and the General Partners have made available to APF correct and complete copies of all such leases and subleases (as amended to date). With respect to each lease and sublease listed in Section 7.12(b) of the Disclosure Schedule:

   (a) the lease or, to the Knowledge of the General Partners, the sublease is legal, valid, binding, enforceable, and in full force and effect, except as may be affected by bankruptcy, insolvency, moratorium and the rights of creditors generally;

   (b) no consent is required with respect to the lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of the lease or sublease or otherwise affect the ongoing validity of the lease or sublease;

   (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

   (d) no party to the lease or, to knowledge of the General Partners, sublease has repudiated any provision thereof;

   (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or, to the Knowledge of the General Partners, sublease;

   (f) the Fund has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

   (g) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required by the Fund in connection with the operation thereof and, to the Knowledge of the General Partners, have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

   (h) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

   7.13 Intellectual Property.

   (a) The Fund owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Fund as presently conducted. Each item of Intellectual Property owned or used by the Fund immediately prior to the Closing hereunder will be owned or available for use by the Fund on identical terms and conditions immediately subsequent to the Closing hereunder. The Fund has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) The Fund has not Knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the General Partners nor any of the corporate General Partner's directors and officers (and employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Fund must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the General Partners, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Fund which are material to the operation of the Fund's business.

   (c) The Fund has no patent or registration which has been issued to the Fund with respect to any of its Intellectual Property.

   (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Fund uses pursuant to license, sublicense, agreement, or permission. The General

Partners have made available to APF and the Operating Partnership correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

   (e) To the Knowledge of the General Partners, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Fund's business as presently conducted.

   7.14 Tangible Assets. The Fund owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted. Each such tangible asset is free from all material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the assets, in the opinion of the General Partners, necessary to conduct the Fund's business as it is currently being conducted.

   7.15 Contracts. Section 7.15 of the Disclosure Schedule lists all of the following types of contracts and other agreements to which the Fund is a party:

   (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

   (b) any agreement concerning a partnership or joint venture;

   (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

   (d) any agreement concerning confidentiality or noncompetition;

   (e) any agreement with any General Partner or any of their Affiliates (other than the Fund);

   (f) any agreement under which it has advanced or loaned any amount to any of the General Partners or the corporate General Partner's directors, officers, and employees outside the Ordinary Course of Business; or

   (g) any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

   The General Partners have made available to APF and the Operating Partnership a correct and complete copy of each written agreement listed in
Section 7.15 of the Disclosure Schedule (as amended to date) which is not included as an exhibit to a Fund SEC Document and a written summary setting forth the terms and conditions of each oral agreement referred to in Section
7.15 of the Disclosure Schedule. With respect to each agreement set forth in
Section 7.15 of the Disclosure Schedule or filed as an exhibit to a Fund SEC
Document: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

   7.16 Notes and Accounts Receivable. All notes and accounts receivable of the Fund are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Fund.

   7.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Fund.

   7.18 Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Fund has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets): (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (iii) the policy number and the period of coverage. With respect to each current insurance policy, to the Knowledge of the General Partners and the Fund: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Fund nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Fund has been covered during the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets) by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Fund.

   7.19 Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance, not already disclosed in the Fund SEC Documents, in which the Fund
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or, to its Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section
7.19 of the Disclosure Schedule or the Fund SEC Documents could result in any Material Adverse Effect on the Fund. None of the General Partners has any reason to believe that any additional such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Fund.

   7.20 Tenants. To the Knowledge of any of the General Partners, no current tenant of a property owned by the Fund presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   7.21 Employees. The Fund does not have and has never had any employees, officers or directors. The Fund is not and has never been a party to or had any liability with respect to any Employee Benefit Plan.

   7.22 Guaranties. The Fund is not a guarantor of and is not otherwise liable for any liability or obligation (including indebtedness) of any other Person.

   7.23 Registration Statement. The information furnished by the Fund for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

   7.24 Environmental Matters. The Fund is currently in compliance with all material environmental laws, ordinances, regulations and orders applicable to its business or properties, and, to the Knowledge of the General Partners, the tenants' present uses of the Fund's properties, whether leased or owned, do not materially violate any such laws, ordinances, regulations or orders. The Fund is not subject to any Liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or material or pollutant or any spill, leakage, discharge or release of any hazardous substance or material or pollutant as a result of having owned or operated any business prior to the Effective Time, which if a violation existed would have a Material Adverse Effect on the Fund.

   7.25 Vote Required. The affirmative vote of at least a majority of the outstanding Fund Interests is the only vote of any security holder in the Fund (under applicable law or otherwise) required to approve the Merger, this Agreement and the other transactions contemplated hereby.

   7.26 Disclosure. The representations and warranties contained in this
Article VII do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VII not misleading.

                                  ARTICLE VIII
                             Pre-Closing Covenants

   The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

   8.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article X below).

   8.2 Notices and Consents. The General Partners shall give any notices to third parties and obtain any third party consents referred to in Sections 5.1, 5.2, 7.3 and 7.4 above and the related sections of the Disclosure Schedule. APF, the OP General Partner and the Operating Partnership shall give any notices to third parties and obtain any third party consents referred to in Sections 6.4 and 6.5 above. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 5.1, 6.4 and
7.3 above.

   8.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement to the Effective Time, the General Partners will not, and will not cause the Fund to, take any action that adversely affects the ability of the Fund (i) to pursue its business in the ordinary course, (ii) to seek to preserve intact its current business organizations, and (iii) to preserve its relationships with its tenants; and the General Partners will not allow the Fund to, without the OP General Partner's prior written consent, which consent shall not be unreasonably withheld:

   (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any additional ownership interests (including the Fund Interests), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its ownership interests or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or (ii) any other securities in respect of, in lieu of or in substitution for the Fund Interests outstanding on the date hereof;

   (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Fund Interests);

   (c) split, combine, subdivide or reclassify any of its ownership interests or otherwise make any payments to the Partners; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution in respect of its ownership interests at such times and in such manner and amount as may be consistent with the Fund's past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from December 31, 1998 through the Effective Time, to the extent not otherwise paid or distributed to the Partners), or (ii) any distribution of property necessary for the representation and warranty set forth in Section
7.11 to be true and correct;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

   (e) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation outside the Ordinary Course of Business;

   (f) other than as may be necessary to consummate the Merger, adopt any amendments to its certificate of limited partnership or limited partnership agreement;

   (g) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, outside the Ordinary Course of Business;

   (h) engage in the conduct of any business the nature of which is materially different from the business in which the Fund is currently engaged;

   (i) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Fund;

   (j) forgive any indebtedness owed to the Fund or convert or contribute by way of capital contribution any such indebtedness owed;

   (k) authorize or enter into any agreement providing for management services to be provided by the Fund to any third party or an increase in management fees paid by any third party under existing management agreements;

   (l) mortgage, pledge, encumber, sell, lease or transfer any material assets of the Fund except as contemplated by this Agreement;

   (m) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

   (n) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

   8.4 Full Access. The General Partners shall permit representatives of APF and the OP General Partner to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Fund to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Fund. APF, the OP General Partner and the Operating Partnership shall permit representatives of the General Partners and the Fund to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of APF and the Operating Partnership to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to APF, the OP General Partner and the Operating Partnership. The Parties agree that any information obtained in connection with the exercise of their rights pursuant to this Section 8.4 shall be Confidential Information for purposes of this Agreement.

   8.5 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Articles V, VI or VII above, as applicable. No disclosure by any Party pursuant to this Section 8.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

   8.6 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each of APF, the Operating Partnership, the General Partners and the Fund shall use reasonable efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of APF after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

   8.7 Fund Partner Approval. The General Partners hereby agree to vote the Fund Interests owned by them in favor of this Agreement and the transactions contemplated hereby and agree, subject to the satisfaction of their fiduciary duties as general partners under Florida law, as reasonably determined by the General Partners, to recommend that the limited Partners of the Fund vote their Fund Interests in favor of this Agreement and the transactions contemplated hereby.

   8.8 Delivery of Certain Financial Statements.

   (a) In addition to disclosure in Fund SEC Documents required to be filed by the Fund, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, the Fund shall provide to APF and the OP General Partner with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by the Fund and each of the General Partners that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of the Fund as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   (b) In addition to disclosure in APF SEC Documents required to be filed by APF, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, APF shall provide to the Fund and the General Partners with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by APF that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of APF as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   8.9 State Takeover Statutes. APF, the APF Board of Directors, the Operating Partnership, the Fund and the General Partners shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation, including without limitation, the control share acquisition provisions of Section 3-701 et seq. of the Maryland GCL and the business combination provisions of Section 3-601 et seq of the Maryland GCL (each, a "Takeover Statute"), is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and
(ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

   8.10 Exclusivity. None of the General Partners shall solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of the Fund (including any acquisition structured as a merger, consolidation, or share exchange). The General Partners shall notify APF and the Operating Partnership immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

   8.11 Listing. APF shall effect, at or before the issuance of any APF Common Shares issued as Share Consideration pursuant to Article IV, authorization for listing or quotation of such APF Common Shares on the NYSE, subject to official notice of issuance.

   8.12 Maintenance of APF's Business. During the period from the date of this Agreement to the Effective Time, APF will not take any action that adversely affects the ability of APF (i) to pursue its business in the ordinary course,
(ii) to seek to preserve intact its current business organizations (iii) to preserve its relationships with its tenants and (iv) will not take any action to affect it status as a REIT for federal income tax purposes.

   8.13 Registration of Share Consideration. APF shall cause the Registration Statement to become effective prior to the Closing Date.

   8.14 Delivery and Approval of Disclosure Schedule and Schedule 1. Within fifteen (15) business days after the date of this Agreement the General Partners shall deliver to APF the Disclosure Schedule and APF shall deliver to the General Partners Schedule 1. Within fifteen (15) business days after APF receives the Disclosure Schedule it shall give the General Partners notice either that the disclosures in the Disclosure Schedule are, as to substance, satisfactory to APF, in its sole and absolute discretion, or that they are not satisfactory and that APF terminate this Merger Agreement pursuant to Section
11.2. Likewise, within fifteen (15) business days after the General Partners receive Schedule 1, the General Partners shall give APF notice either that the disclosures in Schedule 1 are, as to substance, satisfactory to them, in their sole and absolute discretion, or that they are not satisfactory and that such General Partners terminate the Agreement pursuant to Section 11.2. In the case of both APF and the General Partners, the failure of either to give the notice specified above within the applicable fifteen (15) business day period shall constitute approval of the Disclosure Schedule or Schedule 1, as applicable.

   8.15 Certain Acquisitions. APF or its Subsidiaries shall acquire CNL Fund Advisors, Inc., CNL Financial Corp. and CNL Financial Services, Inc. (collective, the "CNL Restaurant Services Group") substantially in accordance with the terms and conditions set forth in their respective merger agreements dated on or about the date hereof or such other terms that are mutually agreed to by the parties.

                                   ARTICLE IX

                             Post-Closing Covenants

   The Parties agree as follows with respect to the period following the
Closing:

   9.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XII below). The General Partners acknowledge and agree that from and after the Closing, the Surviving Partnership will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Fund.

   9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Fund, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article XII below).

   9.3 Transition. The General Partners will not take any action that is designed or intended to have the effect of discouraging any tenant, lessor, licensor, customer, supplier, or other business associate of the Fund from maintaining the same business relationships with the Surviving Partnership after the Closing as it maintained with the Fund prior to the Closing.

   9.4 Confidentiality.

   (a) The General Partners and the Fund will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to APF or the OP General Partner, as applicable, or destroy, at the request and option of APF or the OP General Partner, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the General Partners or the Fund is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such General Partner or the Fund, as applicable, will notify APF or the OP General Partner, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such General Partner or the Fund is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such General Partner or the Fund, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that such General Partner or the Fund, as applicable, shall use its best efforts to obtain, at the request of APF or the OP General Partner, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as APF or the OP General Partner, as applicable, shall designate.

   (b) APF, the OP General Partner and the Operating Partnership will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, if the Closing does not occur, deliver promptly to the Fund General Partners, as applicable, or destroy, at the request and option of the Fund or the General Partners, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Prior to the Closing and if the Closing does not occur, in the event that any of APF, the OP General Partner or the Operating Partnership is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, APF, the OP General Partner or the Operating Partnership, as applicable, will notify the Fund or the General Partners, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, APF, the OP General Partner or the Operating Partnership is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then APF, the OP General Partner or the Operating Partnership, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that APF, the OP General Partner or the Operating Partnership, as applicable, shall use its best efforts to obtain, at the request of the Fund or the General Partners, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Fund or the General Partners, as applicable, shall designate.

   9.5 Covenant Not to Compete. Unless employed by the Surviving Partnership or APF after the Closing, for a period of three years from and after the Closing Date, none of the General Partners will engage directly or indirectly in any business serving the restaurant industry that the Surviving Partnership or APF conducts as of the Closing Date, except existing restaurant businesses and properties currently owned or advised by affiliates of CNL Group, Inc., including CNL Advisory Services, Inc. In addition, and not in lieu of the foregoing, for a period of three years from and after the Closing Date, James
M. Seneff, Jr. hereby covenants and agrees not to engage or participate, directly or indirectly, as principal, agent, executive, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business that relates to the ownership, acquisition or development of "restaurant operations"; provided, however, for the purposes of this Agreement, "restaurant operations" shall not include the ownership, acquisition or development of hotel and health care properties that contain restaurant operations and those entities set forth on Schedule 9.5, and provided further, the noncompetition covenant shall not operate to preclude Mr. Seneff's ownership of APF Common Shares and of up to 5% of the equity securities of companies whose common stock is publicly traded that are engaged in owning, operating, franchising or making are engaged in owning, operating, franchising or making loans to restaurants and restaurant companies. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

   9.6 Tax Matters.

   (a) If there is an adjustment to any item reported on a pre-closing Tax Return that results in an increase in the Taxes payable by the Fund or any of the General Partners, and such adjustment results in a corresponding adjustment to items reported on a post-closing Tax Return with the result that the Taxes payable either by APF, any of its Subsidiaries, or by any consolidated group of companies of which APF or any Subsidiary are then members are reduced, or a refund of Taxes is increased, then any APF Indemnity Claim that the General Partners or Fund owes APF or the Operating Partnership pursuant to Article XII below shall be reduced by the amount by which such Taxes are reduced or such refunds are increased.

   (b) Any refund or credit of Taxes (including any statutory interest thereon) received by APF or any of its Subsidiaries attributable to periods ending on or prior to or including the Closing Date that were paid by the Fund pursuant to this Agreement shall reduce any APF Indemnity Claim that the General Partners or the Fund owes APF pursuant to Article XII below by an amount equal to the amount of such refund or credit.

   (c) In the event that APF or any of its Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that could affect the Fund or the General Partners, or if the Fund or any of the General Partners receives notice of such matters that could affect APF or any of its Subsidiaries, the party receiving such notice shall notify in writing the potentially affected party within ten
(10) days thereof. The failure of either party to give the notice required by this Section shall not impair such party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

   (d) The General Partners shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, reasonably settle or appeal all proceedings with respect to pre-closing Taxes.

                                   ARTICLE X

                       Conditions to Obligation to Close

   10.1 Conditions to Each Party's Obligation. The respective obligations of APF, the OP General Partner, the Operating Partnership, the Fund and the General Partners to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of APF and the General Partners:

   (a) Governmental Approvals and Consents. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 5.1, 6.4, and 7.3 above.

   (b) No Injunction or Proceedings. There shall not be any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of APF or the General Partners, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially adversely affect the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

   (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of APF, would have a Material Adverse Effect on the Fund or, in the sole judgment of any of the General Partners, would have a Material Adverse Effect on APF.

   (d) Shareholder/Partner Approvals. The stockholders of APF shall have approved APF's Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit A, and the Partners of the Fund shall have approved the Merger Proposal, amendments to the partnership agreement, if any.

   (e) Registration of Share Consideration. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

   10.2 Conditions to Obligation of APF, the OP General Partner and the Operating Partnership. The obligations of APF, the OP General Partner and the Operating Partnership to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) the General Partners and the Fund shall have delivered to APF and the OP General Partner a certificate to the effect that:

     (i) the representations and warranties set forth in Article V and
  Article VII above are true and correct in all material respects at and as of the Closing Date;

     (ii) the General Partners and the Fund have performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date;

     (iii) the General Partners and the Fund have procured all of the material third-party consents specified in, respectively, Section 5.2 and
  Section 7.4 above and the related sections of the Disclosure Schedule; and

     (iv) no action, suit, or proceeding is pending or, to their Knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
  (C) affect adversely the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

Notwithstanding the foregoing, APF's obligation to close as a result of a breach of the representations and warranties contained in Section 7.24 shall be governed solely by Section 10.2(e) below.

   (b) since December 31, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of the Fund, such determination to be made in the reasonable discretion of APF;

   (c) APF and the Operating Partnership shall have received an opinion dated as of the Closing Date from Baker and Hostetler LLP, counsel to the General Partners and the Fund, taken as a whole, in form and substance reasonably satisfactory to APF and the Operating Partnership;

   (d) APF shall have received the Disclosure Schedule and approved it in accordance with Section 8.14;

   (e) There shall not exist an unlawful environmental condition on one or more properties owned by the Fund, which in the opinion of a mutually acceptable environmental engineer or consultant, would require APF to expend in excess of $4,313,041 in order to remediate such unlawful environmental condition and cause the subject property or properties to comply with applicable environmental laws, ordinances, regulations or orders; and

   (f) If each of the CNL Income Funds approves its respective Proposed Acquisition, Merrill Lynch & Co. shall not have withdrawn its Fairness Opinion issued in connection with the Merger. If a Proposed Acquisition is not approved by the applicable CNL Income Fund, then the Special Committee of the Board of Directors of APF shall have received a fairness opinion addressed to APF and its stockholders from Merrill Lynch & Co. as to the fairness of the Proposed Acquisitions that were approved by the respective CNL Income Fund, including the consideration to be paid in connection therewith, to APF and its stockholders from a financial point of view.

   APF, the OP General Partner and the Operating Partnership may waive any condition specified in this Section 10.2 if they execute a writing so stating at or prior to the Closing.

   10.3 Conditions to Obligation of the General Partners and the Fund. The obligations of the General Partners and the Fund to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) APF, the OP General Partner and the Operating Partnership shall have delivered to the General Partners and the Fund a certificate to the effect that:

     (i) the representations and warranties set forth in Article VI above are true and correct in all material respects at and as of the Closing Date;

     (ii) APF, the OP General Partner and the Operating Partnership have performed and complied with all of their covenants hereunder in all material respects through the Closing; and

     (iii) no action, suit, or proceeding is pending or, to their knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

   (b) APF shall have delivered to the Fund for distribution to the Partners the Share Consideration pursuant to Section 4.2 and, as applicable, the cash and Notes pursuant to Section 4.4;

   (c) since September 30, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of APF;

   (d) APF shall have acquired the CNL Restaurant Services Group;

   (e) the General Partners shall have received Schedule 1 and approved it in accordance with Section 8.14;

   (f) the APF Common Shares shall have been approved for listing on the NYSE subject to official notice of issuance;

   (g) the General Partners shall have received an opinion dated as of the Closing Date from Shaw Pittman Potts & Trowbridge, counsel to APF and the Operating Partnership, in form and substance reasonably satisfactory to the General Partners; and

   (h) Legg Mason Wood Walker Incorporated shall not have withdrawn the Fund Fairness Opinion.

   The General Partners and the Fund may waive any condition specified in this
Section 10.3 if they execute a writing so stating at or prior to the Closing.

                                  ARTICLE XI

                                  Termination

   11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the General Partners, the limited partners of the Fund, the OP General Partner or the stockholders of APF, respectively, either by the mutual written consent of APF, the OP General Partner and the General Partners or by mutual action of the General Partners and the Boards of Directors of each of the corporate General Partner and the OP General Partner and the Special Committee.

   11.2 Termination by Individual Parties. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee and the Board of Directors of the OP General Partner in the event of a failure of a condition to the obligations of APF and the Operating Partnership set forth in
Section 10.2 of this Agreement; (b) by the General Partners in the event of a failure of a condition to the obligations of General Partners or the Fund set forth in Section 10.3 of this Agreement; (c) any Party if the Merger shall not have occurred by December 31, 1999 or (d) if a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

   11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article XI, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement or the obligations set forth in Sections 9.4 and 13.11.

                                  ARTICLE XII

                                Indemnification

   12.1 Indemnity Obligations of the General Partners and the Fund. Subject to Sections 12.5 and 12.6 hereof, each of the General Partners severally, in accordance with its percentage interest in the Share Consideration and limited in amount to the value of the APF Common Shares received by it, based upon the average per share closing price of the APF Common Shares for the first twenty trading days after the APF Common Shares are listed on NYSE (the "20 Day Average Price"), agree to indemnify and hold APF, the OP General Partner and the Surviving Partnership harmless from, and to reimburse APF, the OP General Partner and the Surviving Partnership for, any APF Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "APF Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost, or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of any of the General Partners or the Fund which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements, or undertakings of any of the General Partners or the Fund which are contained in or made pursuant to this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.1.

   12.2 Indemnity Obligations of APF, the OP General Partner and the Operating Partnership. Subject to Sections 12.5 and 12.6 hereof, APF, the OP General Partner and the Operating Partnership (including in its capacity as the Surviving Partnership) hereby jointly and severally agree to indemnify and hold each of the General Partners and the Fund harmless from, and to reimburse each of the General Partners and the Fund for, any Fund Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Fund Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost, or expense of any nature whatsoever incurred by any of the General Partners or the Fund resulting from
(i) any breach of any representation and warranty of APF, the OP General Partner or the Operating Partnership which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements, or undertakings of APF, the OP General Partner and the Operating Partnership which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 12.2.

   12.3 Appointment of Representative. James M. Seneff, Jr. is hereby appointed as the exclusive agent of the General Partners and the Fund to act on their behalf with respect to any and all Fund Indemnity Claims and any and all APF Indemnity Claims arising under this Agreement or such other representative as may be hereafter appointed by the General Partners. Such agent is herein referred to as the "Representative." The Representative shall take, and the General Partners agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the General Partners and the Fund, as fully as if such parties were acting on their own behalf, including, without limitation, asserting Fund Indemnity Claims against APF, the OP General Partner and the Operating Partnership, defending all APF Indemnity Claims, consenting to, compromising, or settling all Fund Indemnity Claims and APF Indemnity Claims, conducting negotiations with APF, the OP General Partner and the Operating Partnership and their representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants, or other representatives in connection with the foregoing matters. APF, the OP General Partner and the Operating Partnership shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the General Partners and the Fund. The Representative, acting pursuant to this Section 12.3, shall not be liable to any of the General Partners or the Fund for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

   12.4 Notification of Claims. Subject to the provisions of Section 12.5, in the event of the occurrence of an event which any Party asserts constitutes an APF Indemnity Claim or a Fund Indemnity Claim, as applicable, such Party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment, or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment, or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. Any indemnifying party may elect, at such Party's sole expense, to assume control of the defense, settlement, adjustment, or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment, or compromise of such claims, or ceasing to defend against such claims, unless such settlement is a cash settlement and contains an unconditional release of the indemnified party from all existing and future claims with respect to the matter being contested. In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

   12.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive until eighteen months from the Closing Date; provided, however, the representations and warranties contained in Sections 6.2, 6.3 and 7.11 shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby. No claim shall be made after the applicable survival period.

   12.6 Limitations. Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall and the other claims described in Article XIII exceed in the aggregate the dollar amount specified in Article XIII. As to APF Indemnity Claims, the liability of each General Partner shall be limited as provided in Article XIII.

   12.7 Exclusive Provisions; No Rescission. Except as set forth in this Agreement, no Party hereto is making any representation, warranty, covenant, or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant, or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any Party hereto, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the Parties under the provisions of this Article XII shall be the sole and exclusive remedy available to the Parties with respect to claims, assertions, events, or proceedings arising out of or relating to the Merger.

                                  ARTICLE XIII

                            Limitation of Liability

   13.1 Threshold. Notwithstanding anything to the contrary stated in this Agreement, in no event (i) shall the General Partners or any of them have any liability to APF and/or the OP General Partner and the Surviving Partnership on account of any APF Indemnity Claim or for any claim for breach of warranty or for misrepresentation, or any other claim whatsoever arising under this Agreement or in connection with the transaction contemplated herein (individually a "Claim" and collectively, "Claims") or for any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever directly resulting from Claims (collectively, "Losses") unless, until and only to the extent that the accumulated amount of all Losses exceeds the amount of $431,304 in the aggregate (the "Threshold") nor (ii) shall the individual or aggregate liability of the General Partners on account of Claims and Losses exceed the value of APF Common Shares actually issued to the General Partners in the Merger valued at the 20 Day Average Price. To the extent that any Claim is asserted against more than one General Partner, each General Partner shall be liable only for such General Partner's proportionate share of the Claim based on the percentage that the APF Common Shares received by such General Partner in the Merger is of the total APF Commons Shares comprising the Share Consideration. Any Claim against a General Partner, including an APF Indemnity Claim, may be satisfied by such General Partner, in its sole discretion, by surrendering to the claimant(s) APF Common Shares at a value equal to the closing price per share of such shares on the NYSE on the last trading day preceding the date such APF Common Shares are surrendered.

   13.2 Special Indemnification. APF agrees to indemnify, defend and hold harmless the General Partners against any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever, including reasonable attorneys' fees, arising after the Effective Time that would have arisen in their capacity as General Partners of the Fund had the Merger not been consummated and that are the result of APF's alleged actions or inactions. The Threshold described in Section 13.1 above shall not apply to APF obligations to indemnify the General Partners pursuant to this
Section 13.2.

                                  ARTICLE XIV

                                 Miscellaneous

   14.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of APF and the General Partners; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

   14.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

   14.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

   14.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of APF and the General Partners.

   14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   14.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   14.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  If to the Fund or the General Partners:

     c/o James M. Seneff, Jr.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 423-2894

  With copy to:

     Baker & Hostetler LLP
     Sun Trust Center, Suite 2300
     200 South Orange Avenue
     Orlando, Florida 32801
     Attn: Kenneth C. Wright, Esq.
     Telecopy: (407) 841-0168

  If to APF or the Operating Partnership:

     Curtis B. McWilliams
     Executive Vice President
     CNL American Properties, Inc.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 650-1000

  With copy to:

     Shaw Pittman Potts & Trowbridge
     2300 N Street, N.W.
     Washington, D.C. 20037
     Attn: John M. McDonald, Esq.
     Telecopy: (202) 663-8007

   Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

   14.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   14.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by APF, the OP General Partner and the General Partners. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   14.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   14.11 Expenses. If the Closing occurs, APF will bear all costs and expenses of the Parties incurred in connection with this Agreement and the transactions contemplated hereby to the extent not already paid by the Fund or the General Partners. If the Closing does not occur, APF, the OP General Partner and the Operating Partnership will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and the General Partners and the Fund will divide their costs and expenses (including legal fees and expenses) as follows:
(i) the Fund shall bear that percentage of the costs and expenses equal to the percentage obtained by dividing the number of Fund votes in favor of the Merger by the sum of the total number of votes cast and the total number of abstentions and (ii) the General Partners shall bear the remainder of the costs and expenses.

   14.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

   14.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

   14.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

   14.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in and for Orange County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne
                                          --------------------
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne
                                          --------------------
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND XIV, Ltd.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          --------------------
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          James M. Seneff, Jr., as General
                                           Partner

                                                                      Appendix C

                            CERTIFICATE OF AMENDMENT
                                       TO
                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF

                           CNL Income Fund XIV, Ltd.
--------------------------------------------------------------------------------
          (Insert name currently on file with Florida Dept. of State)

   Pursuant to the provisions of section 620,109, Florida Statutes, this Florida limited partnership, whose certificate was filed with the Florida Department of State on September 25, 1992, adopts the following certificate of amendment to its certificate of limited partnership:

  FIRST: Amendment(s): (indicate article number(s) being amended, added, or deleted)

   Article XX, Section 21.5 is deleted in its entirety, and all cross references to such section are deleted in their entirety.

  SECOND: This certificate of amendment shall be effective at the time of its filing with the Florida Department of State.

  THIRD: Signature(s)
  Signature of current general partner(s):

                                          _____________________________________
                                                   James M. Seneff, Jr.

                                          _____________________________________
                                                     Robert A. Bourne

                                          CNL Realty Corporation


                                          By:
                                            ___________________________________
                                            Name:

   Signature(s) of new general partner(s), if applicable: N/A

                                                                      Appendix D

                               [FORM OF OPINION]

                                       , 1999

James M. Seneff, Jr.
Robert A. Bourne
400 East South Street
Orlando, Florida 32801

Gentlemen:

   We have acted as counsel to CNL Income Fund XIV, Ltd., a Florida limited partnership (the "Partnership") of which you are the general partners (the "General Partners"), in connection with the proposed amendment (the "Proposed Amendment") to the Amended and Restated Agreement of Limited Partnership of CNL Income Fund XIV, Ltd. (the "Partnership Agreement"). The Partnership Agreement requires that in connection with any proposed amendment to the Partnership Agreement (other than ministerial amendments and those amendments dealing with the transfer of a limited partner's partnership interest or the admission of substituted or additional limited partners), the General Partners must obtain an opinion of counsel concerning whether such proposed amendment would result in changing the Partnership to a general partnership. The Proposed Amendment would delete the provision in the Partnership Agreement that prohibits the Partnership from participating in any transaction involving (i) the acquisition, merger, conversion, or consolidation, either directly or indirectly, of the Partnership, and (ii) the issuance of securities of any other partnership, real estate investment trust, corporation trust or other entity that would be created or would survive after the successful completion of such transaction.

   This opinion is furnished pursuant to the Partnership Agreement. In rendering our opinion, we have examined and relied on the Partnership Agreement, the Proposed Amendment, and the Certificate of Limited Partnership of the Partnership. We have, in addition, made such other inquiries of fact and examinations of law as we have deemed necessary for purposes of rendering this opinion.

   We are members of the Bar of the State of Florida and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the State of Florida and are expressing no opinion as to the laws of any jurisdiction other than those of the State of Florida and our opinion is so limited.

   In rendering the opinion set forth below, we have assumed: the genuineness of all signatures on records, certificates, instruments, agreements and other documents submitted to us for examination; the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, facsimile, reproduced, or conformed copies and the authenticity of the originals of such latter documents; the accuracy and completeness of all factual representations made in the above-referenced documents; and the legal capacity of all natural persons.

   Based upon the foregoing and subject to the limitations and qualifications hereinafter set forth, we are of the opinion that the Proposed Amendment to the Partnership Agreement would not result in changing the Partnership to a general partnership.

   This opinion letter is based upon and limited to laws of the State of Florida as in effect on the date of this letter and to our current knowledge of facts in existence as of the date of this letter and material to the opinions expressed in this letter. This opinion letter is rendered as of the date hereof, and does not purport to analyze, evaluate or consider the legal effect of any event, legal or factual, occurring after such date that may alter the validity, effect or contents of this opinion, and we assume no obligation to update the opinion set forth herein.

This opinion letter is limited to the matters expressly set forth in this letter, and no other statement or opinions should be inferred beyond the matters expressly stated.

   Except as agreed by us in writing, our opinion is solely for the benefit of the addressees shown on the first page hereof and the limited partners of the Partnership and may be relied upon by such parties solely for the purposes for which it is being furnished. Without our prior written consent, this opinion letter may not be used, circulated, quoted or otherwise referred to for any purpose except as stated herein.

                                          Very truly yours,

                                          Baker & Hostetler LLP

                       CNL AMERICAN PROPERTIES FUND, INC.
                          SUPPLEMENT DATED     , 1999
                                       TO
                   PROSPECTUS/CONSENT SOLICITATION STATEMENT
                             DATED           , 1999
                          FOR CNL INCOME FUND XV, LTD.

   This supplement is being furnished to you, as a Limited Partner of CNL Income Fund XV, Ltd., which we refer to as the Income Fund, for the purpose of enabling you to evaluate the proposed Acquisition of your Income Fund by CNL American Properties Fund, Inc., a Maryland corporation, which is a real estate investment trust. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed Acquisition that are unique to you and the other Limited Partners of your Income Fund. This supplement does not purport to provide an overall summary of the proposed Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding APF and the other Income Funds being acquired by APF. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the consent solicitation. Unless otherwise indicated, the terms "we," "us," "our," and "ourselves" when used herein refer to James M. Seneff, Jr., Robert A. Bourne and CNL Realty Corporation, the general partners of your Income Fund. When we refer to APF, we are referring to CNL American Properties Fund, Inc. and its subsidiaries, including CNL APF Partners, L.P., a wholly owned limited partnership through which APF conducts its business and which we call the Operating Partnership.

   APF Share numbers in this consent solicitation reflect a one-for-two reverse stock split approved by the APF stockholders on May 27, 1999 and effective on June 3, 1999.

   APF has set the exchange value at $20.00 for the purposes of allocating the APF Share consideration offered to the Income Funds. In considering what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

                                    OVERVIEW

   Pursuant to the consent solicitation and this supplement, you are being asked to approve the Acquisition of your Income Fund by APF. Your Income Fund is one of 16 limited partnerships, which we refer to collectively as the Income Funds, that APF is seeking to acquire. Supplements have also been prepared for each of the other Income Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to D.F. King & Co., 77 Water Street, New York, New York 10005.

   There are material risks and potential disadvantages associated with the Acquisition that you should consider in determining whether to vote "For" or "Against" the Acquisition. These material risks include:

  . We are uncertain about the value at which APF Shares will trade following listing.

  . We have material conflicts in light of our being both general partners of the Income Funds and members of APF's Board of Directors.

  . As stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

  . Because your Income Fund has seven tenants under bankruptcy protection, if your Income Fund approves the Acquisition along with each of the other Income Funds, you would become subject to any adverse consequences associated with the 24 restaurant properties that APF would have under bankruptcy protection.

  . Unlike your Income Fund, APF will not be prohibited from incurring indebtedness.

  .  The Acquisition is a taxable transaction.

  .  The Acquisition involves a fundamental change in your investment.

What is APF?

   APF is a full-service real estate investment trust formed in 1994, which offers a complete range of restaurant property services to operators of national and regional restaurant chains, from triple-net leasing and mortgage financing to site selection, construction management and build-to-suit development. As of June 30, 1999, APF had total assets of approximately $822 million and 32,000 stockholders of record. If APF acquires all of the Income Funds in the Acquisition, APF expects to have total assets of approximately $1.5 billion at the time of the consummation of the Acquisition and will be one of the largest triple-net lease REITs in the United States.

What will I receive if my Income Fund approves the Acquisition?

   If your Income Fund approves the Acquisition, you will be entitled to receive shares of APF common stock in exchange for the units of limited partnership interest that you own in your Income Fund. The APF Shares will be listed for trading on the New York Stock Exchange, or NYSE, concurrently with the consummation of the Acquisition. If you vote "Against" the Acquisition, and your Income Fund is nevertheless acquired by APF, you may elect to receive
consideration in the form of 7% callable notes due     2005.

How many APF Shares will I receive if my Income Fund is acquired by APF?

   Your Income Fund will receive 1,866,951 APF Shares before payment of Acquisition expenses. You will receive your proportion of such shares in accordance with the terms of your Income Fund's partnership agreement.

What is the value of an APF Share?

   We do not know the fair value of an APF Share. APF has assigned a value, which we refer to as the exchange value, of $20.00 per share. After careful consideration, APF concluded that the exchange value should be set at $20.00 and that the exchange value would be used to allocate the APF Share consideration among the 16 Income Funds. In determining what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

What is the required vote necessary to approve the Acquisition?

   Pursuant to the terms of your Income Fund's partnership agreement, APF's acquisition of your Income Fund may not be consummated without the approval of greater than 50% of the outstanding units. Such an approval by your Income Fund's Limited Partners will be binding on you even if you vote "Against" the Acquisition.

Do you, as the general partners of my Income Fund, recommend that I vote "For" the proposed Acquisition?

   Yes. We unanimously recommend that you vote "For" the proposed Acquisition. We believe that the Acquisition is the best means to maximize the value of your investment in your Income Fund, as opposed to liquidating your Income Fund's portfolio or continuing unchanged the investment in your Income Fund.

How do I vote?

   Just indicate on the enclosed consent form, which is printed on the blue paper, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of Limited Partners, your units may be voted "For" or "Against" APF's Acquisition of your Income Fund. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Acquisition. If you do not vote or you abstain from voting, it will count as a vote "Against" the Acquisition.

What are the tax consequences of the Acquisition to me?

   The Acquisition is a taxable transaction. The tax obligations of individuals and tax-paying entities will generally be based on the difference between the value of the APF Shares you receive and the tax basis of your units. If you elect to receive notes, your tax will be based upon your allocable share of the gain which will be recognized by your Income Fund; your Income Fund's gain will generally equal the excess, if any, of the value of the APF Shares received by your Income Fund over the tax basis of your Income Fund's net assets. Depending on the type of real property gain, some of the gain may be subject to a 25% rate of tax.

We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Acquisition.

   We have estimated, based on the exchange value, that your loss per average $10,000 investment in your Income Fund will be $(70).

                                  RISK FACTORS

   As a result of APF's Acquisition of your Income Fund, you will assume the risks associated with the assets of APF and the other Income Funds acquired by APF. Although the majority of APF's assets and the assets of the other Income Funds acquired by APF are substantially similar to those of your Income Fund, the restaurant properties owned by APF and the other Income Funds that are acquired by APF may be differently constructed, located in a different geographic area or of a different restaurant chain than the restaurant properties owned by your Income Fund. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

   The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Acquisition that are applicable to your Income Fund.

 Investment Risks

The exchange value was determined by APF, and the trading price of the APF Shares may decrease substantially below the exchange value upon listing.

   Your Income Fund will be receiving 1,866,951 APF Shares before payment of Acquisition expenses if your Income Fund approves the Acquisition. There has been no prior market for the APF Shares, and it is possible that the APF Shares will trade at prices substantially below the exchange value or the historical per share book value of the assets of APF. The APF Shares have been approved for listing on the NYSE, subject to official notice of issuance. Prior to listing, the existing APF stockholders have not had an active trading market in which they could sell their APF Shares. Additionally, any Limited Partners of the Funds who become APF stockholders as a result of the Acquisition, will have transformed their investment in non-tradable units into an investment in freely tradable APF Shares. Consequently, some of these stockholders may choose to sell their APF Shares upon listing at a time when demand for APF Shares may be relatively low. The market price of the APF Shares may be volatile after the Acquisition, and the APF Shares could trade at prices substantially less than the exchange value as a result of increased selling activity following the issuance of the APF Shares, the interest level of investors in purchasing the APF Shares after the Acquisition and the amount of distributions to be paid by APF.

Your distributions may decrease.

   In each of the years ended December 31, 1996, 1997 and 1998, your Income Fund distributed $820, $850 and $800, respectively, to you per $10,000 investment. While historically, APF has made distributions equal to 7.625% per APF Share, based on the exchange value, we cannot be sure that APF will be able to maintain this level of distributions in the future. In the event that APF is unable to maintain this level of distributions in the future, your distributions per $10,000 investment may decrease substantially after the Acquisition.

The general partners will receive benefits from the Acquisition and will have conflicts of interest in the Acquisition.

   The general partners have three material conflicts of interest in the Acquisition of your Income Fund. First, we, James M. Seneff, Jr. and Robert A. Bourne, who also sit on the Board of Directors of APF, and CNL Realty Corp., an entity whose sole stockholders are Messrs. Seneff and Bourne, are the three general partners of the Income Funds. As Board members of APF, Messrs. Seneff and Bourne have a different interest in the completion of the Acquisition which may conflict with your interest as a Limited Partner of the Income Fund or with their own positions as the general partners of your Income Fund. Second, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund. Third, while we will not receive any APF Shares as a result of APF's Acquisition of your Income Fund, we, may be required to pay all or a substantial portion of the Acquisition costs allocated to your Income Fund.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Acquisition, the terms of the Acquisition may have been more favorable to you and the other Limited Partners.

   We, as the general partners of your Income Fund, have not retained an independent representative to act on your behalf or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration to be received, of the Acquisition. No group of Limited Partners was empowered to negotiate the terms and conditions of the Acquisition or to determine what procedures should be used to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and APF have been the parties responsible for structuring all the terms and conditions of the Acquisition. We engaged legal counsel to assist with the preparation of the documentation for the Acquisition, including the consent solicitation, and such legal counsel did not serve, or purport to serve, as legal counsel for the Income Funds or Limited Partners. If an independent representative had been retained for the Income Funds, the terms of the Acquisition may have been different and possibly more favorable to the Limited Partners. In particular, had separate representation for each of the Income Funds been arranged by us, issues unique to the value of each of the specific Income Funds might have been highlighted or received greater attention, resulting in adjustments to the value assigned to the assets of such Income Funds and increasing the number of APF Shares or notes that would be allocable to such Income Fund if acquired in the Acquisition.

The Acquisition will result in a fundamental change in the nature of your investment.

   The Acquisition of your Income Fund involves a fundamental change in the nature of your investment. Your investment will change from constituting an interest in your Income Fund, which has a fixed portfolio of restaurant properties in which you participate in the profits from the operation of its restaurant properties, to holding common stock of APF, an operating company, that will own an interest in 1,243 restaurant properties, assuming only your Income Fund and the CNL Restaurant Businesses were acquired as of June 30, 1999. The risks inherent in investing in an operating company such as APF include that APF may invest in new restaurant properties that are not as profitable as APF anticipated, it may incur substantial indebtedness to make future acquisitions of restaurant properties that it may be unable to repay and it may make mortgage loans to prospective operators of national and regional restaurant chains that may not have the ability to repay.

   Also, any investment in APF may not outperform your investment in your Income Fund. Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Income Fund's assets, to an investment in an entity in which you may realize the value of your investment only through the sale of your APF Shares, not from liquidation proceeds from restaurant properties. Continuation of your Income Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Income Fund's restaurant properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your APF Shares or from the combination of cash paid to and payments on any notes if you elect to receive notes.

You may not receive the potential appreciation of your Income Fund's restaurant property portfolio if your Income Fund is acquired.

   Your Income Fund's partnership agreement provides that unless earlier terminated pursuant to its terms, your Income Fund will be terminated, dissolved, and its assets liquidated on December 31, 2031. At the time of your Income Fund's formation, we contemplated that its investment program would terminate and its investments would be liquidated some time between 2001 and 2006. If your Income Fund is acquired by APF in the Acquisition, your Income Fund will be liquidated prior to the originally contemplated timeframe. Due to the lack of certainty with respect to the potential appreciation of APF Shares, an investment in APF Shares may not outperform the potential appreciation of your investment in your Income Fund if your Income Fund had remained in existence at least until the contemplated liquidation date.

 Real Estate/Business Risks

If APF's borrowers default on mortgage loans, APF's income could be adversely affected.

   APF will be subject to risks inherent in the business of lending, such as the risk of default by or bankruptcy of the borrower. Upon a default by a borrower, APF may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with APF's administration of the mortgage loans and any collections upon a borrower's default. APF will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since APF's primary source of financing its mortgage loans will be through variable rate loans, any increase in interest rates will also increase APF's borrowing costs. In addition, any interest rate increases after a loan's origination could also adversely affect the value of the loans when securitized.

APF may not be able to access the securitization markets.

   The CNL Restaurant Financial Services Group previously "securitized" one portfolio of mortgage loans by contributing them to a trust that subsequently issued trust certificates representing beneficial ownership interests in the pool of mortgage loans. The CNL Restaurant Financial Services Group ultimately received the net proceeds paid to the trust from the sale of the trust certificates. APF now operates these lending and securitization operations. We cannot be sure that APF will be able to integrate successfully the lending and securitization operations into its business. In addition, APF's ability to access the securitization markets for the mortgage loans on favorable terms could be adversely affected by a variety of factors, including adverse market conditions and adverse performance of its loan portfolio or servicing responsibilities. If APF is unable to access the securitization market, it would have to retain as assets those mortgage loans it would otherwise securitize, thereby remaining exposed to the related credit and repayment risks on such mortgage loans. Under such circumstances APF would also have to seek a different source for funding its operations than securitizations.

APF's gains on any completed securitizations may be overstated if prepayments or defaults are greater than anticipated.

   APF will report gains on sales of mortgage loans in any securitization based in part on the estimated fair value of the mortgage-related securities retained by APF. In a securitization, APF would expect to retain a residual-interest security and retain an interest-only strip security. The fair value of the residual-interest and interest-only strip security would be the present value of the estimated net cash flows to be received after considering the effects of prepayments and credit losses. The capitalized mortgage servicing rights and mortgage-related securities would be valued using prepayment, default, and interest rate assumptions that APF believes are reasonable. The amount of revenue recognized upon the sale of loans or loan participations will vary depending on the assumptions utilized.

   APF may have to make adjustments to the amount of revenue it recognizes for a securitization if the rate of prepayment, rate of default, and the estimates of the future costs of servicing utilized by APF vary from APF's estimates. For example, APF's gain upon the sale of loans will have been either overstated or understated if prepayments and/or defaults are greater than or less than anticipated. In addition, higher levels of future prepayments, and/or increases in delinquencies or liquidations, would result in a lower valuation of the mortgage-related securities. These adjustments would adversely affect APF's earnings in the period in which the adjustment is made. Such adjustments may be material if APF's estimates are significantly different from actual results.

APF's increased leverage increases APF's risk of default which could, in turn, adversely affect APF's results of operations and stockholders distributions.

   In addition to the issuance of APF Shares or the sale of units of the Operating Partnership, APF has funded and intends to continue to Fund acquisitions and the development of new restaurant properties through short-term borrowings and by financing or refinancing its indebtedness on such properties on a longer-term basis when market conditions are appropriate. As of June 30, 1999, and assuming the acquisition of the CNL Restaurant Businesses, APF's debt service ratio was 3.31x and its ratio of debt-to-total assets was 35.91%. If only your Income Fund was acquired as of that date, APF's debt service ratio would have been 3.43x and its ratio of debt-to-total assets would have been 34.88%. As a general policy, APF's Board of Directors has allowed APF to borrow funds only when the ratio of debt-to-total assets of APF is 45% or less. APF's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that APF may incur in the future. Accordingly, APF's Board of Directors could modify the current policy at any time after the Acquisition. If this policy were changed, APF could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase APF's risk of default on its obligations and adversely affect APF's results of operations and its ability to make distributions to its stockholders.

APF's ability to incur additional secured debt may dilute the value of the notes held by former Limited Partners of the Income Funds.

   APF may increase its level of secured debt. Payments on any notes issued by APF in connection with the Acquisition would be subordinated to any secured debt incurred by APF. Also, any secured debt would have a priority claim of repayment over the notes in the event that APF defaulted under its obligations.

APF's plan to grow through the acquisition and development of new restaurant properties could be adversely affected by trends in the real estate and financing businesses.

   APF's growth strategy is substantially based on the acquisition and development of additional restaurant properties. We do not know that APF will do so successfully because APF may have difficulty finding new restaurant properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional restaurant properties is subject to many risks. For instance, if an additional restaurant property is in a market in which APF has not invested before, APF will have relatively little experience in and may be unfamiliar with that new market.

The inability of a tenant or borrower to make lease and mortgage payments could have an adverse effect on APF.

   APF's business depends on the tenants' and borrowers' ability to pay their obligations to APF with respect to APF's real estate leases and mortgage loans. APF typically does not require that a third party guarantee the obligations of the tenant or the borrower. The ability of the tenants or borrowers to pay their obligations to APF in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a restaurant chain, may adversely affect the economic viability of the restaurant chain, including but not limited to:

   . national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by APF's customers;

   . changes or weaknesses in specific industry segments;

   . perceptions by prospective customers of the safety, convenience, services and attractiveness of the restaurant chain;

   . changes in demographics, consumer tastes and traffic patterns;

   . the ability to obtain and retain capable management;

   . the inability of a particular restaurant chain's computer system, or that of its franchisor or vendors, to adequately address year 2000 issues;

   . increases in operating expenses; and

   . increases in minimum wages, taxes or mandatory employee benefits.

APF has tenants of two significant restaurant chains that have filed for bankruptcy protection.

   The fact that APF has tenants of two significant restaurant chains, Boston Market and Long John Silver's, that have filed for bankruptcy protection may adversely affect APF's total rental, earned and interest income. Because all of APF's properties are leased on a triple-net basis, if a tenant has defaulted on its lease obligations or has declared bankruptcy, it would reduce APF's rental, earned and interest income until APF could lease those affected properties to a new tenant or tenants. As of June 30, 1999, your Income Fund had no tenants of Boston Market restaurant properties and seven Long John Silver's restaurant properties three of which had ceased to pay lease payments to your Income Fund. The aggregate lost rental, earned and interest income of the leases of these properties for the six months ended June 30, 1999 was $152,736, which constitutes 8.58% of total rental, earned and interest income, including lost rental, earned and interest income, for such period.

   Assuming that your Income Fund is acquired by APF, you, as an APF stockholder or noteholder, may be subject to the adverse consequences associated with having significant tenants under bankruptcy protection. As of June 30, 1999, and assuming that all the Income Funds are acquired by APF, APF would have had 24 restaurant properties not generating rental income. The aggregate lost rental, interest and earned income of the leases of these properties, whether due to bankruptcy or otherwise, for the six months ended June 30, 1999 would have been equal to $1,175,483, which constitutes 2.12% of total rental, interest and earned income, including lost rental, interest and earned income, for such period.

 Tax Risks

   APF's failure to qualify as a REIT for tax purposes would result in APF's taxation as a corporation and the reduction of funding available for stockholder distribution.

   If APF fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, APF may be subject to the federal alternative minimum tax and various state income taxes. Unless APF is entitled to relief under specific statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if APF loses its REIT status, the funds available for distribution to you, as an APF stockholder, would be reduced substantially for each of the years involved.

If APF cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

   Subject to adjustments that are unique to REITs, a REIT generally must distribute 95% of its taxable income. In the event that APF does not have sufficient cash, this distribution requirement may limit APF's ability to acquire additional restaurant properties and to make mortgage loans. Also, for the purposes of determining taxable income, APF may be required to include interest payments, rent and other items it has not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, APF could have taxable income in excess of cash available for distribution. If this occurred, APF would have to borrow funds or liquidate some of its assets in order to maintain its status as a REIT.

Changes in the tax law could adversely affect APF's REIT status.

   APF's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect APF's status as a REIT. In the event that there is a change in the tax laws that prevents APF from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, APF may not be able to make the same level of distributions to its stockholders. In addition, such change may limit APF's ability to invest in additional restaurant properties and to make additional mortgage loans.

                     CONSIDERATION PAID TO THE INCOME FUND

   The proposed number of APF Shares to be paid to your Income Fund was determined by APF in accordance with its own valuation methodologies regarding each Income Fund. We, as the general partners of each Income Fund, determined the fairness of the value of the APF Shares to be paid to your Income Fund based in part on the appraisal of the restaurant properties of your Income Fund by Valuation Associates. In addition, we engaged Legg Mason to provide us with an opinion that the APF Share consideration to be received by each Income Fund, individually, is fair from a financial point of view to each Income Fund.

   The following table sets forth the exchange value of the APF Shares to be paid to your Income Fund in the Acquisition. The APF Shares payable to your Income Fund will not change if APF acquires fewer than all of the Income Funds in the Acquisition. This data assumes that none of the Limited Partners of your Income Fund have elected to receive the notes. You should note that the APF shares may trade at prices substantially below the exchange value upon listing on the NYSE.

                                                                                               Exchange Value
                                                                                               of APF Shares
Original Limited      Original Limited                                              Exchange    per Average
     Partner        Partner Investments                                             Value of      $10,000
Investments  less  less Distributions of  Number of APF Exchange Value             APF Shares     Original
Distributions of   Net Sales Proceeds per    Shares         of APF      Estimated     after       Limited
       Net                $10,000          Offered to   Shares Payable Acquisition Acquisition    Partner
Sales Proceeds(1)  Original Investment(1)  Income Fund  to Income Fund  Expenses    Expenses     Investment
-----------------  ---------------------- ------------- -------------- ----------- ----------- --------------
$40,000,000               $10,000           1,866,951    $37,339,020    $412,000   $36,927,020     $9,232

--------

(1) As of December 31, 1998, the Income Fund had no distributions of net sales proceeds.

   If your Income Fund approves the Acquisition and you have voted "Against" the Acquisition, but you do not wish to own APF Shares, you can elect to
receive your portion of the consideration in 7.0% callable notes, due   , 2005.
The payment received by you and other Limited Partners who elect to receive notes will be equal to 97% of the value of your portion of the exchange value of the APF Shares that would otherwise have been paid to your Income Fund. The
notes will bear interest at 7.0% and will mature on   , 2005. APF may redeem
the notes at any time prior to their maturity at a price equal to the sum of the outstanding principal balance plus accrued interest. In addition, if Limited Partners in your Income Fund elect to receive notes in an amount greater than 15% of the exchange value of the APF Shares to be paid to your Income Fund, then APF has the right to decline to acquire your Income Fund.

                          EXPENSES OF THE ACQUISITION

   If your Income Fund approves the Acquisition, the portion of the Acquisition expenses attributable to your Income Fund will be paid by your Income Fund, as detailed below. The number of APF Shares paid to your Income Fund would reflect a reduction for your Income Fund's expenses of the Acquisition. Acquisition expenses are expected to range from 1.1% to 1.3% of the exchange value of the APF Shares payable to each Income Fund.

   If the Acquisition of your Income Fund is not approved, we will bear a percentage of all Acquisition expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Income Fund, divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Income Fund. In such event, your Income Fund will bear the remaining Acquisition expenses.

   The following table sets forth the estimated Acquisition expenses of acquiring your Income Fund:

                         Pre-closing Transaction Costs

     Legal Fees(1).................................................... $ 30,247
     Appraisals and Valuation(2)......................................    8,080
     Fairness Opinions(3).............................................   30,000
     Solicitation Fees(4).............................................   14,819
     Printing and Mailing(5)..........................................   83,113
     Accounting and Other Fees(6).....................................   63,964
                                                                       --------
       Subtotal.......................................................  230,223
                                                                       --------

                           Closing Transaction Costs

     Title, Transfer Tax and Recording Fees(7)........................   89,690
     Legal Closing Fees(8)............................................   44,302
     Partnership Liquidation Costs(9).................................   47,785
                                                                       --------
       Subtotal.......................................................  181,777
                                                                       --------
     Total............................................................ $412,000
                                                                       ========

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(1) Aggregate legal fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $423,998. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the value of the APF Share consideration payable to your Income Fund, based on the exchange value, to the total value of the APF Share consideration payable to all of the Income Funds, based on the exchange value.
(2) Aggregate appraisal and valuation fees to be incurred by all of the Income Funds in connection with the Acquisition were $105,420. Your Income Fund's pro-rata portion of these fees was determined based on the number of restaurant properties in your Income Fund.
(3) Each Income Fund received a fairness opinion from Legg Mason and incurred a fee of $30,000.
(4) Aggregate solicitation fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $250,000. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
(5) Aggregate printing and mailing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $1,399,998. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
(6) Aggregate accounting and other fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $841,245. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

(7) Aggregate title, transfer tax and recording fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $1,313,596. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.

(8) Aggregate legal closing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $648,842. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

(9) Aggregate partnership liquidation costs to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $698,901. Your Income Fund's pro-rata portion of these costs was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.

   The solicitation fees related to the Acquisition will be allocated among the Income Funds, us and APF depending upon whether the Acquisition is consummated. For purposes of the Acquisition, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

   If APF acquires all of the Income Funds, all of the solicitation fees will be payable by APF. If APF acquires less than all of the Income Funds, all of the solicitation fees will be payable by APF or the Income Funds that are acquired in proportion to their respective exchange values. If none of the Income Funds are acquired by APF, all of the solicitation fees will be payable by us.

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   Article 12 of your Income Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding units is required to approve a "Liquidating Sale," which is defined by the partnership agreement to include a transaction or series of transactions resulting in the transfer of 80% or more in value of the Income Fund's restaurant properties acquired within two years of the initial date of the prospectus (February 23, 1994). Because the Acquisition of your Income Fund is a "Liquidating Sale" within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding units.

Required Amendment to the Partnership Agreement

   Your Income Fund's partnership agreement includes one provision that may prevent the successful completion of APF's Acquisition of your Income Fund. This provision must be amended in order to successfully complete the Acquisition. Therefore, in addition to being asked to vote "For" the Acquisition, you will also be asked to vote "For" this amendment. The proposed amendment is summarized below:

   .Amendment to Roll-Up Prohibition. Article 21 of the partnership agreement currently provides that your Income Fund may not participate in any transaction involving (1) the acquisition, merger, conversion or consolidation, either directly or indirectly, of your Income Fund, and
    (2) the issuance of securities of any other partnership, real estate investment trust, corporation, trust or other entity that would be created or would survive after the successful completion of such transaction.

   If the Limited Partners holding greater than 50% of the outstanding units approve this amendment to your Income Fund's partnership agreement, Article 21 will be deleted in its entirety.

Partnership Agreement Amendment Procedures

   Pursuant to Article 13 of your Income Fund's partnership agreement, we may propose amendments to the partnership agreement. Article 13 of the partnership agreement requires that we furnish you with a verbatim statement of the proposed amendment, which is attached to this supplement as Appendix C, and to include an opinion of our counsel regarding whether the proposed amendment would change your Income Fund to a general partnership, change our liability or your liability, or allowing you to take part in the control or management of your Income Fund. The form of opinion of Baker & Hostetler LLP is attached to this supplement as Appendix D.

Consequence of Failure to Approve the Acquisition or the Amendments

   If the Limited Partners of your Income Fund representing greater than 50% of the outstanding units do not vote "For" the Acquisition and vote "For" the proposed amendment to the partnership agreement, the Acquisition may not be consummated under the terms of the partnership agreement. In such event, we plan to continue to operate your Income Fund as a going concern and to eventually dispose of your Income Fund's restaurant properties approximately 7 to 12 years after they were acquired or as soon thereafter if, in our opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

Special Meeting to Discuss the Acquisition

   We, as general partners of the Income Funds, have scheduled a special meeting of the Limited Partners of your Income Fund to discuss the solicitation materials, which include the consent solicitation, this supplement and the other materials distributed to you, and the terms of APF's Acquisition of your Income Fund, prior to voting on the Acquisition. The special meeting will be
held at 10:00 a.m., Eastern time, on         , 1999, at
                                          . We and members of APF's management
intend to solicit actively your support for the Acquisition and would like to use the special meeting to answer questions about the Acquisition and the solicitation materials and to explain in person our reasons for recommending that you vote "For" the Acquisition.

                               VOTING PROCEDURES

   The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Acquisition of your Income Fund by APF and "For" or "Against" the proposed amendment to the partnership agreement. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

   In order for APF to acquire your Income Fund, the Limited Partners holding greater than 50% of the outstanding units of your Income Fund must approve the Acquisition and the proposed amendment to the partnership agreement. Your Income Fund will be acquired by a merger with the Operating Partnership, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated March 11, 1999, as amended, by and between APF and your Income Fund is attached hereto as Appendix B. We encourage you to read it.

   If you are not planning to attend the special meeting of the Limited Partners of your Income Fund and to vote in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the Acquisition of your Income Fund and "For" or "Against" the proposed amendment to the partnership agreement. The solicitation period will commence upon delivery of the solicitation materials to you on or about
  , 1999 and will continue until the later of (a)        , 1999 a date not less
than 60 calendar days from the initial delivery of the solicitation materials, or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond May 31, 2000. Any consent form received by Corporate Election Services prior to 5:00 p.m., Eastern time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your units will be counted as voting "Against" the Acquisition of your Income Fund and "Against" the proposed amendment to the partnership agreement, and you will receive APF Shares if your Income Fund is acquired.

   A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. The first part seeks your consent to

APF's Acquisition of your Income Fund, the proposed amendment to the partnership agreement, and related matters. The exact matters which a vote in favor of the Acquisition will be deemed to approve are described above under "Required Vote." If you have interests in more than one Income Fund, you will receive multiple consent forms which will provide for separate votes for each Income Fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

   The second part of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints James M. Seneff, Jr. and Robert A. Bourne as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to amend the partnership agreement and to complete the Acquisition. The power of attorney is intended solely to ease the administrative burden of completing the Acquisition without requiring your signatures on multiple documents.

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                  TO THE GENERAL PARTNERS AND THEIR AFFILIATES

The following information has been prepared to compare the amounts of compensation paid and cash distributions made, by your Income Fund to us and our affiliates to the amounts that would have been paid if the compensation and distribution structure, which will be in effect after the Acquisition, had been in effect during the years presented below.

Under your Income Fund's partnership agreement, we and our affiliates are entitled to receive fees in connection with managing the affairs of each Income Fund. Your partnership agreement also provides that we are to be reimbursed for our expenses for services performed for your Income Fund, such as legal, accounting, transfer agent, data processing and duplicating services.

APF operates as an internally-advised REIT. If your Income Fund is acquired, it will share in the overall cost of managing the consolidated portfolio of restaurant properties owned by APF. As stockholders of APF, you and the other former Limited Partners of your Income Fund will receive distributions in proportion with your ownership of APF Shares. This cost participation and dividend payment are in lieu of the payments to us discussed above.

During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, the aggregate amounts accrued or actually paid by your Income Fund to us are shown below under "Historical Distributions Paid to the General Partners and Affiliates" and the estimated amounts of compensation that would have been paid had the Acquisition been in effect for the periods presented, are shown below under "Pro Forma Distributions to Be Paid to the General Partners following the Acquisition":

                                     Year Ended December 31,   Six Months Ended
                                    --------------------------     June 30,
                                      1996     1997     1998         1999
                                    -------- -------- -------- ----------------
Historical Distributions Paid to
 the General Partners and
 Affiliates:
  General Partner Distributions...       --       --       --          --
  Accounting and Administrative
   Services.......................  $ 87,265 $ 78,051 $ 92,573     $47,602
  Broker/Dealer Commissions
  Property Management Fees........    35,126   35,321   33,990      16,144
  Due Diligence and Marketing
   Support Fees...................       --       --       --          --
  Acquisition Fees................       --       --       --          --
  Asset Management Fees...........       --       --       --          --
  Real Estate Disposition
   Fees(1)........................       --       --       --          --
                                    -------- -------- --------     -------
    Total historical..............  $122,391 $113,372 $126,563     $63,746
Pro Forma Distributions to Be Paid
 to the General Partners following
 the Acquisition:
  Cash Distributions on APF
   Shares(2)......................       --       --       --          --
  Salary Compensation.............       --       --       --          --
                                    -------- -------- --------     -------
    Total pro forma(3)............       --       --       --          --
                                    ======== ======== ========     =======

--------
(1) Payment of real estate disposition fees is subordinated to minimum returns and the return of original capital to the Limited Partners. To date, no such fees have been paid since the required minimum returns have not been made to the Limited Partners.

(2) Represents estimated distributions based on APF Shares received in the Acquisition.

(3) As a result of the Acquisition, we and our affiliates will no longer be entitled to receive the general partner distributions and fees described in the historical presentation above. However, this does not mean that APF will avoid incurring some portion of these costs on a going forward basis, particularly as such costs relate to accounting and administrative services and asset management. Due to APF's acquisition of the Advisor, APF became an internally advised REIT. Therefore, all accounting and administrative services and asset management expenses previously borne by the Advisor, will be borne internally by APF. The material costs that APF will continue to incur will be salaries of the employees utilized to perform such services and the costs of any assets necessary to perform such services.

           CASH DISTRIBUTIONS TO LIMITED PARTNERS OF YOUR INCOME FUND

   The information below should be read in conjunction with the information provided in this supplement under the caption "Financial Statements."

   The following table sets forth the distributions paid to the Limited Partners of your Income Fund per $10,000 original investment for the periods indicated below:

                                                                     Six Months
                                                                     Ended June
                                                                        30,
                                            Year Ended December 31,     1999
                                            ------------------------ ----------
                                            1994 1995 1996 1997 1998 Historical
                                            ---- ---- ---- ---- ---- ----------
Distributions from Income.................. $406 $725 $820 $850 $654    $297
Distributions from Return of Capital(1)....    3  --   --   --   146     103
                                            ---- ---- ---- ---- ----    ----
  Total.................................... $409 $725 $820 $850 $800    $400
                                            ==== ==== ==== ==== ====    ====

--------

(1) Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income, including deductions for depreciation expense, on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from non-cash items. This amount is not required to be presented as a return of capital except for purposes of this table, and the Income Fund has not treated this amount as a return of capital for any other purpose.

   Cash distributions for the years ended December 31, 1997 include $250,000 earned in 1997, but declared payable in the first quarter of 1998.

                        COMPARATIVE PER SHARE DATA

   The following tabulation reflects (a) the historical net income and book value per share of APF common stock in comparison with the adjusted historical net income and book value per share after giving effect to property acquisitions and the acquisition of the CNL Restaurant Businesses, and the pro forma net income and book value per share after giving effect to the Acquisition of your Income Fund, (b) the historical net income and book value per unit of your Income Fund in comparison with the equivalent pro forma net income and book value per share attributable to the .4616 APF Shares that will be received by your Income Fund with respect to each of its outstanding units and assuming none of the Limited Partners elect to receive notes, and (c) the historical cash dividends per share of APF with the equivalent pro forma of
 .4616 times the cash dividend paid on each APF Share. The historical per share information presented in this tabulation is derived from the financial information of APF and your Income Fund presented on pages S-23 through S-24.

   The pro forma financial information below is for informational purposes only and does not purport to be indicative of APF's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated by the pro forma financial information. The pro forma financial information should not be viewed as predictive of APF's financial results or conditions in the future.

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ ----------
APF
  Net Income:
    Historical.........................................    $1.21       $0.61
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........     1.08         .51
    Pro forma..........................................     1.10         .52
  Dividends:
    Historical.........................................     1.52         .76
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses(1).......     1.52         .76
    Pro forma(1).......................................     1.52         .76
  Book value:
    Historical.........................................    17.70       17.54
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........    16.29       16.21
    Pro forma..........................................    16.36       16.29
CNL Income Fund XV, Ltd.
  Net Income:
    Historical.........................................      .66         .30
    Equivalent pro forma(2)............................      .51         .24
  Dividends:
    Historical.........................................      n/a         n/a
    Equivalent pro forma(3)(4).........................      .70         .35
  Book Value:
    Historical.........................................     8.87        8.77
    Equivalent pro forma(2)............................     7.55        7.52

--------

(1) Reflects APF's historical dividend rate.

(2) Pro forma amounts for APF multiplied by .4616 based on receipt by the partners of your Income Fund of 1,846,351 APF Shares, net of Acquisition expenses, in exchange for 4,000,000 units, or the ratio of exchange.

(3) Historical amounts for APF multiplied by .4616, or the ratio of exchange.

(4) An equivalent pro forma dividend rate of $0.35 per share for the six months ended June 30, 1999 equates to $351 per original $10,000 investment. To review the pro forma financial information in greater detail with respect to APF after giving effect to the Acquisition and the acquisition of the CNL Restaurant Businesses, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

                                    FAIRNESS

General

   We believe the Acquisition to be fair to, and in the best interests of your Income Fund. After careful evaluation, we have concluded that the Acquisition is the best way to maximize the value of your investment. We recommend that you and the other Limited Partners approve the Acquisition and receive APF Shares.

   Based upon our analysis of the Acquisition, we believe that:

   . the terms of the Acquisition are fair to you and the other Limited Partners; and

   . after comparing the potential benefits and detriments of the Acquisition with those of several alternatives, the Acquisition is more economically attractive to you and the other Limited Partners than such alternatives.

   Our beliefs are based upon our analysis of the terms of the Acquisition, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Acquisition and the alternatives to the Acquisition and a review of the financial condition and performance of APF and your Income Fund and the terms of critical agreements, such as your Income Fund's partnership agreement.

   We also believe that the Acquisition is procedurally fair for several reasons. First, the Acquisition is required to be approved by Limited Partners holding greater than 50% of the outstanding units of your Income Fund and is subject to the closing conditions. Those closing conditions are that the APF Shares are listed on the NYSE, that the APF stockholders have approved the increase in the number of APF Shares authorized to be issued and that Merrill Lynch has issued a new fairness opinion if fewer than all of the Income Funds are acquired. Second, if your Income Fund is acquired, all Limited Partners of your Income Fund who vote "Against" the Acquisition will be given the option of receiving APF Shares or notes.

   Although we believe the terms of the Acquisition are fair to you and the other Limited Partners, we have conflicts of interest with respect to the Acquisition. These conflicts include, among others:

  . that we will receive APF Shares, assuming APF acquires all of the Income Funds, upon completion of the Acquisition;

  . that Messrs. Seneff and Bourne are stockholders of APF and, as such, their interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund; and

  . that we will be relieved from our material ongoing liabilities with respect to Income Fund if it is acquired by APF.

Material Factors Underlying Belief as to Fairness

   The following is a discussion of the material factors underlying our belief that the terms of the Acquisition are fair as a whole to you and the other Limited Partners of your Income Fund and maximize the value of your investment.

   1. Consideration Offered. We will be offered the same form of consideration in the Acquisition as the Limited Partners with respect to our capital interest in the Income Fund. We believe that the form and amount of consideration offered to us and the Limited Partners, including dissenting Limited Partners who select the notes, constitute fair value. We compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Acquisition is fair based on such comparison. In addition, we believe the Acquisition is the best way to maximize the return on your investment because of your ability to participate in the potential appreciation of APF Shares. Since your Income Fund is restricted to owning and leasing a static number of restaurant properties due to the limitations contained in your Income Fund's partnership agreement and limited capital resources, your investments have less of an opportunity to appreciate. Because APF is a growth-oriented operating company, you will have the opportunity, as an APF stockholder, to participate in APF's future growth.

   2. Independent Appraisals and Fairness Opinions. Our belief as to the fairness of the Acquisition as a whole and to the Limited Partners of your Income Fund and our statements above regarding the material terms underlying our belief as to fairness are partially based upon the appraisal of your Income Fund's restaurant properties prepared by Valuation Associates and upon the fairness opinion provided by Legg Mason. A copy of the fairness opinion is attached hereto as Appendix A. We encourage you to read it. We attributed significant weight to the appraisal of Valuation Associates and the fairness opinion of Legg Mason, which we believe support our conclusion that the Acquisition is fair to the Limited Partners. We do not know of any factors that would materially alter the conclusions made in the appraisal of Valuation Associates or the fairness opinion of Legg Mason, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. We believe that the engagement of Valuation Associates to provide the appraisal and of Legg Mason to provide the fairness opinion assisted us in the fulfillment of our fiduciary duties to your Income Fund and the Limited Partners, notwithstanding that: (1) each of Valuation Associates and Legg Mason received fees for its services, (2) Legg Mason has previously provided investment banking services to the Income Funds and to Commercial Net Lease Realty, Inc., which at the time was an affiliate of CNL Group, Inc., and
(3) Valuation Associates has previously performed valuation appraisals for APF. We note that because the Acquisition of any one Income Fund is not a condition of the Acquisition of any other Income Fund, the fairness opinions analyze each Income Fund separately, not in combination with other Income Funds. However, based on the reasons stated in this section of the supplement and the opinion of Legg Mason that the APF Share consideration payable to each Income Fund is fair from a financial point of view, we believe the Acquisition is fair regardless of the number of Income Funds that are acquired in the Acquisition.

   In rendering its opinion with respect to the fairness, from a financial point of view, with respect to (a) the APF Shares offered with respect to your Income Fund, (b) the aggregate APF Shares offered with respect to the Income Funds, and (c) the method of allocating the APF Shares among the Income Funds, Legg Mason did not address or render any opinion with respect to other aspects of the Acquisition, including:

   .  the value or fairness of the notes;

   . the prices at which the APF Shares may trade following the Acquisition or the trading value of the APF Shares to be offered compared with the current fair market value of the Income Funds' portfolios or assets if liquidated in real estate markets;

   .  the tax consequences of any aspect of the Acquisition;

   . the fairness of the amounts or allocation of Acquisition costs or the amounts of Acquisition costs allocated to the Limited Partners; or

   . any other matters with respect to any specific individual partner or class of partners.

   In addition, Legg Mason was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Income Funds or their assets. Also, Legg Mason's opinion also does not compare the relative merits of the Acquisition with those of any other transaction or business strategy that was or might have been considered by us as alternatives to the Acquisition.

   Legg Mason's fairness opinion does not constitute a recommendation to you as to how to vote on the Acquisition or as to whether you should elect to receive the APF Share consideration or the notes.

   3. Valuation of Alternatives. Based on the appraisal of the Income Fund's restaurant properties, we estimated the value of your Income Fund if liquidated and as a ongoing concern. On the basis of these calculations, we believe that the value of the APF Shares will exceed the going concern value and liquidation value of your Income Fund.

   4. Cash Available for Distribution Before and After the Acquisition. We believe the Acquisition will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. The effect of the Acquisition and the cash available for distribution will vary, however, from Income Fund to Income Fund. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of APF as an operating company and will also receive investment liquidity through the public market in APF Shares.

   5. Comparative Valuation Analysis. In assessing the fairness of the Acquisition, we relied on the appraisals prepared by Valuation Associates in connection with its engagement by us. Based on such information and other historical data of the Income Funds, we prepared a comparative valuation analysis, which supported our determination that the Acquisition is in the best interest of the Limited Partners of each of the Income Funds.

   The following table summarizes the results of our comparative valuation analysis:

                                                                                                         Weighted
                           Original        Original                                                   Average Trading
                            Limited    Limited Partner  Exchange Value                    Estimated      Prices of
                            Partner    Investments less  of APF Shares     Estimated     Liquidation      Units
                          Investments  Distributions of    Paid per      Going Concern    Value per     per Average
                              any         Net Sales     average $10,000    Value per       Average        $10,000
                         Distributions   Proceeds per   Limited Partner Average $10,000    $10,000       Original
                         of Net Sales  $10,000 Original    Original        Original       Original    Limited Partner
                          Proceeds(1)   Investment(1)    Investment(2)   Investment(3)  Investment(4)  Investment(5)
                         ------------- ---------------- --------------- --------------- ------------- ---------------
CNL Income Fund XV,
 Ltd.  .................  40,000,000        10,000           9,232           9,182          8,295          8,530

--------
(1) The Income Fund has had no distributions of net sales proceeds.
(2) Values are based on the exchange value established by APF. Upon listing the APF Shares on the NYSE, the actual values at which the APF Shares will trade on the NYSE may be substantially below the exchange value.
(3) Represents the estimated value of an original $10,000 investment in your Income Fund, if your Income Fund continues unchanged, subject to the assumptions made by Valuation Associates in its appraisal.
(4) Represents the amount that we estimate would have been distributed to you with respect to an original $10,000 investment in the Income Fund if your Income Fund had sold its assets on December 31, 1998, subject to the assumptions made by Valuation Associates in its appraisal.
(5) Based on the weighted average trading prices of your Income Fund's units, per original $10,000 investment, in the secondary markets from July 1, 1998 to June 30, 1999. A substantial majority of the transfer prices in this column reflect purchases by your Income Fund as part of its distribution reinvestment program, and do not necessarily reflect the prices in a secondary market.

   We believe that the comparative valuation analysis, when considered together with the anticipated effect of the Acquisition and with all the other differences between continued ownership of units as compared with the receipt of APF Shares, supports our recommendation in favor of the Acquisition.

                             CONFLICTS OF INTEREST

Affiliated General Partners

   As the general partners of your Income Fund, we each have a contractual obligation pursuant to your Income Fund's partnership agreement as well as a legal obligation under state law to assess whether the terms of the Acquisition are fair and equitable to the Limited Partners of your Income Fund without regard to whether the Acquisition is fair and equitable to any of the other participants, including the Limited Partners in other Income Funds. James M. Seneff, Jr. and Robert A. Bourne act as the individual general partners of all of the Income Funds and also as members of the Board of Directors of APF. While Messrs. Seneff and Bourne have sought faithfully to discharge their obligations to your Income Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to your Income Fund and also on APF's Board of Directors. Additionally, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

Benefits to General Partners

   As a result of the Acquisition assuming only your Income Fund is acquired, we are expected to receive two material benefits. These benefits include:

   . James M. Seneff, Jr. and Robert A. Bourne, as your individual general partners, will also continue to serve as directors of APF with Mr. Seneff serving as Chairman of APF and Mr. Bourne serving as Vice Chairman. Furthermore, they will be entitled to receive performance-based incentives, including stock options, under APF's 1999 Performance Incentive Plan or any other such plan approved by the stockholders. The benefits that may be realized by Messrs. Seneff and Bourne are likely to exceed the benefits that they would expect to derive from the Income Funds if the Acquisition does not occur.

   . As general partners of your Income Fund, we are legally liable for all of your Income Fund's liabilities to the extent that your Income Fund is unable to satisfy such liabilities. Because the partnership agreement for your Income Fund prohibits the Income Fund from incurring indebtedness, the only liabilities the Income Fund has are liabilities with respect to its ongoing business operations. In the event that your Income Fund is acquired by APF, we would be relieved of our legal obligation to satisfy the liabilities of the acquired Income Fund.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the Acquisition to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Acquisition to you.

Material Tax Differences between the Ownership of Units and APF Shares

   Because your Income Fund is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a Limited Partner, you are required to take into account your share of the income or loss of your Income Fund, regardless of whether any cash is distributed to you. If your Income Fund is acquired by APF, and you have voted "For" the Acquisition, you will receive APF Shares. If you have voted "Against" the Acquisition but your Income Fund is acquired by APF, you may elect to receive notes.

   If your Income Fund is acquired by APF and you receive APF Shares, your ownership of APF Shares will affect the character and amount of income reportable by you in the future. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Income Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Income Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a Limited Partner, if your Income Fund is acquired by APF and you receive APF Shares, as a stockholder of APF you will be taxed based on the amount of distributions you receive from APF. Each year APF will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of APF's earnings and profits. Because the Acquisition is a taxable transaction, APF's tax basis in the acquired restaurant properties will be higher than your Income Fund's tax basis had been in the same properties. At the same time, however, APF may be required to utilize a slower method of depreciation with respect to some restaurant properties than that used by your Income Fund. As a result, APF's tax depreciation from the acquired restaurant properties will differ from your Income Fund's tax depreciation. Accordingly, under some circumstances, even if APF were to make the same level of distributions as your Income Fund, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of APF does not depend on its character to APF. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if APF incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Acquisition

   In connection with the Acquisition and for federal income tax purposes, if your Income Fund is acquired by APF the assets and any liabilities of your Income Fund will be transferred to APF in return for APF Shares and/or notes. Your Income Fund will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your Income Fund, including gain recognized as a result of the transfer of restaurant properties pursuant to the Acquisition. For purposes of allocating gain, we have valued the APF Shares at a price of $20. The estimated taxable gain, as of June 30, 1999, based on the $20 valuation, for an average $10,000 original Limited Partner investment in your Income Fund, is set forth in the table below for those Limited Partners subject to federal income taxation. The information in the table assumes that none of the Limited Partners in the Income Fund elected to receive notes.

                                                              Estimated Gain per
                                                               Average $10,000
                                                               Original Limited
                                                              Partner Investment
                                                              ------------------
CNL Income Fund XV, Ltd. ....................................        $(70)

   Under section 351(a) of the Internal Revenue Code of 1986, as amended, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. APF has represented to Shaw Pittman, APF's tax counsel, that, following the Acquisition, the Limited Partners of the Income Funds will not own stock possessing at least 80 percent of the total combined voting power of all classes of APF stock entitled to vote and at least 80 percent of the total number of shares of all other classes of APF stock. Based upon this representation, Shaw Pittman has opined that the Acquisition will not result in the acquisition of control of APF by the Limited Partners for purposes of section 351(a). Accordingly, the transfer of assets will result in recognition of gain or loss by each Income Fund that is acquired by APF.

   If your Income Fund is acquired by APF and no Limited Partners elect to receive the notes, your Income Fund will receive solely APF Shares in exchange for your Income Fund's assets. As a result, your Income Fund will recognize an amount of gain equal to the difference between:

  . the sum of (a) the fair market value of the APF Shares received by your Income Fund and (b) the amount of your Income Fund's liabilities, if any, assumed by the Operating Partnership, and

  . the adjusted tax basis of the assets transferred by your Income Fund to the Operating Partnership.

   If your Income Fund is acquired by APF and you or another Limited Partner in your Income Fund elect the notes option, your Income Fund will receive APF Shares and/or notes in exchange for your Income Fund's assets. Because the
principal portion of the notes will not be due until     , 2005, the
acquisition of your Income Fund's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your Income Fund's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the Acquisition, the amount of gain recognized by your Income Fund in the year of the Acquisition will be equal to the value of the APF Shares received by your Income Fund multiplied by the ratio that the gross profit realized by your Income Fund in the Acquisition bears to the total contract price for your Income Fund's assets. To the extent your Income Fund realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your Income Fund in the year of the Acquisition.

   The gross profit that your Income Fund realizes from the Acquisition will generally equal the excess, if any, of the selling price for your Income Fund's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by qualified indebtedness encumbering your Income Fund's assets, if any, that is assumed or taken subject to by the Operating Partnership. The exact amount of the gain to be recognized by your Income Fund in the year of the Acquisition will also vary depending upon the decisions of the Limited Partners to receive APF Shares or notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the Acquisition are likely to be treated as realized from the sale of a "section 1231 asset," which is real property or a depreciable assets used in a trade or business and held for more than one year. Your share of gains or losses from the sale of section 1231 assets of your Income Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Income Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your Income Fund recognizes will be allocated to you and the other Limited Partners in accordance with the terms of your Income Fund's partnership agreement. Each Limited Partner will be allocated and must report his, her or its allocable share of such gain, if any, pursuant to these terms, regardless of the Limited Partner's decision to receive Notes rather than APF Shares. Even though a Limited Partner's election of the notes may decrease the amount of gain your Income Fund recognizes, the electing Limited Partner still will be required to take into account his, her or its share of your Income Fund's gain as determined under the partnership agreement of your Income Fund. Therefore, Limited Partners who elect the notes may recognize gain in the year of the Acquisition despite the fact that they will not receive cash with which to pay the tax on the gain. Such Limited Partners will adjust the basis of the Notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the Limited Partners electing to receive notes.

   Tax Consequences of the Liquidation and Termination of Your Income Fund. If your Income Fund is acquired by APF, your Income Fund will be deemed to have liquidated and distributed APF Shares or notes, as the case may be, to you. The taxable year of your Income Fund will end at this time, and you must report, in your taxable year that includes the date of the Acquisition, your share of all income, gain, loss, deduction and credit for your Income Fund through the date of the Acquisition including gain or loss resulting from the Acquisition. If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your Income Fund's income attributable to more than one of its taxable years.

   The APF Shares or notes will be distributed among you and the other Limited Partners in a manner that we, as the general partners of your Income Fund, determine to be proportionate based on your respective capital account balances. If you receive APF Shares in the Acquisition and the value of those APF Shares exceeds your basis in your units, , you will recognize gain equal to the difference between the fair market value of the APF Shares that you receive and your adjusted tax basis in your units. Your basis in the APF Shares will then equal the fair market value of the APF Shares on the closing date of the Acquisition, and your holding period for the APF Shares for purposes of determining capital gain or loss will begin on the closing date of the Acquisition. If you receive APF Shares in the Acquisition and your basis in your units exceeds the value of the APF Shares, you will not recognize gain or loss. Your basis in the APF Shares will equal the basis that you had in your units, and your holding period for purposes of determining capital gain or loss will begin on the closing date of the Acquisition.

   If you receive notes in the Acquisition, your basis in the notes distributed to you will equal your adjusted basis in your units. Your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your Income Fund's holding period in the assets transferred to APF.

   Because the assets of your Income Fund are held for investment and not for resale, the Acquisition will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not a social club, voluntary employee's beneficiary association, supplemental unemployment benefit trust, or qualified group legal services plan as described in sections 501(c)(7), (9), (17) or (20) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Acquisition.

   Tax Consequences of the Acquisition to APF. APF will not recognize gain or loss as a result of the Acquisition. APF will have a holding period in the restaurant properties that begins on the closing date. The basis of the restaurant properties received by APF from the Income Funds will equal the fair market value of the APF Shares, plus the issue price of the notes issued in the Acquisition, plus the amount of any liabilities of the Income Funds assumed by APF.

   The aggregate basis of APF's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, APF's basis in each acquired restaurant property may differ from the Income Fund's basis therein, and the restaurant properties may be subject to different depreciable periods and methods as a result of the Acquisition. These factors could result in an overall change, following the Acquisition, in the depreciation deductions attributable to the restaurant properties acquired from the Income Funds following the Acquisition.

          SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XV, Ltd.

                        Six Months Ended June 30, 1999

                                     Property                                 Historical   Historical
                                    Acquisition                                  CNL          CNL
                       Historical    Pro Forma                  Historical    Financial     Financial
                           APF      Adjustments     Subtotal     Advisor    Services, Inc.    Corp.      Subtotal
                       -----------  -----------    -----------  ----------  -------------- -----------  -----------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $27,900,894  $3,056,620(a)  $30,957,514  $        0    $        0   $         0  $30,957,514
 Fees.............               0           0               0   9,454,036     2,963,154        11,511   12,428,701
 Interest and
 Other Income.....       4,249,461           0       4,249,461      87,570       249,258    11,539,080   16,125,369
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Revenue...     $32,150,355   3,056,620      35,206,975   9,541,606     3,212,412    11,550,591  $59,511,584
 Expenses:
 General and
 Administrative...       2,244,408           0       2,244,408   5,405,130     2,441,151       263,524   10,354,213
 Management and
 Advisory Fees....       1,681,870           0       1,681,870           0             0     1,231,905    2,913,775
 Fees to Related
 Parties..........               0           0               0      88,949       689,425             0      778,374
 Interest
 Expense..........               0           0               0      92,707             0    10,294,499   10,387,206
 State Taxes......         464,966           0         464,966           0             0             0      464,966
 Depreciation--
 Other............               0           0               0      77,130        39,032             0      116,162
 Depreciation--
 Property.........       3,701,974     967,179(a)    4,669,153           0             0             0    4,669,153
 Amortization.....           9,700           0           9,700          36             0             0        9,736
 21 Transaction
 Costs............         483,005           0         483,005           0             0             0      483,005
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Expenses..       8,585,923     967,179       9,553,102   5,663,952     3,169,608    11,789,928   30,176,590
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties and
 Provision for
 Losses on
 Properties.......     $23,564,432  $2,089,441     $25,653,873  $3,877,654    $   42,804   $  (239,337) $29,334,994
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........          31,241           0          31,241           0             0             0       31,241
 Gain (Loss) on
 Sale of
 Properties.......        (201,843)          0        (201,843)          0             0             0     (201,843)
 Provision For
 Losses on
 Properties.......        (540,522)          0        (540,522)          0             0             0     (540,522)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      22,853,308   2,089,441      24,942,749   3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision)
 for Federal
 Income Taxes.....               0           0               0  (1,595,036)      (16,906)       86,202   (1,525,740)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net Earnings
 (Losses).........     $22,853,308  $2,089,441     $24,942,749  $2,282,618    $   25,898   $  (153,135) $27,098,130
                       ===========  ==========     ===========  ==========    ==========   ===========  ===========
                                                        Historical
                        Combining                       CNL Income
                        Pro Forma           Combined     Fund XV,     Pro Forma          Adjusted
                       Adjustments             APF         Ltd.      Adjustments         Pro Forma
                       ------------------- ------------ ------------ ------------------ ------------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $         0         $30,957,514  $ 1,608,193   $ 23,780 (j)      $32,589,487
 Fees.............      (9,812,516)(b),(c)   2,616,185            0    (45,627)(k)        2,570,558
 Interest and
 Other Income.....         144,014 (d)      16,269,383       20,114          0           16,289,497
                       ------------------- ------------ ------------ ------------------ ------------
  Total Revenue...      (9,668,502)         49,843,082   $1,628,307    (21,847)          51,449,542
 Expenses:
 General and
 Administrative...        (774,311)(e)       9,579,902      113,623   ( 55,888)(l),(m)    9,637,637
 Management and
 Advisory Fees....      (2,913,775)(f)               0       16,144    (16,144)(n)                0
 Fees to Related
 Parties..........        (743,673)(g)          34,701            0          0               34,701
 Interest
 Expense..........               0          10,387,206            0          0           10,387,206
 State Taxes......               0             464,966       30,305      7,171 (o)          502,442
 Depreciation--
 Other............               0             116,162            0          0              116,162
 Depreciation--
 Property.........               0           4,669,153      149,677     32,464 (p)        4,851,294
 Amortization.....       1,073,165 (h)       1,082,901          870          0            1,083,771
 21 Transaction
 Costs............               0             483,005      107,297          0              590,302
                       ------------------- ------------ ------------ ------------------ ------------
  Total Expenses..      (3,358,594)         26,817,996      417,916    (32,397)          27,203,515
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties and
 Provision for
 Losses on
 Properties.......     $(6,309,908)        $23,025,086  $ 1,210,391   $ 10,550          $24,246,027
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........               0              31,241      123,928     (7,123)(q)          148,046
 Gain (Loss) on
 Sale of
 Properties.......               0            (201,843)           0          0             (201,843)
 Provision For
 Losses on
 Properties.......               0            (540,522)    (132,446)         0             (672,968)
                       ------------------- ------------ ------------ ------------------ ------------
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      (6,309,908)         22,313,962    1,201,873      3,427           23,519,262
 Benefit/(Provision)
 for Federal
 Income Taxes.....       1,525,740(i)                0            0          0                    0
                       ------------------- ------------ ------------ ------------------ ------------
 Net Earnings
 (Losses).........     $(4,784,168)        $22,313,962  $ 1,201,873   $  3,427          $23,519,262
                       =================== ============ ============ ================== ============

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XV, Ltd.

                        Six Months Ended June 30, 1999

                                Property                                Historical    Historical
                               Acquisition                                 CNL           CNL
                   Historical   Pro Forma                  Historical   Financial     Financial
                      APF      Adjustments      Subtotal    Advisor   Services, Inc.    Corp.        Subtotal
                  ------------ -----------    ------------ ---------- -------------- ------------ --------------
Other data:
Earnings per
share/unit......  $       0.61 $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                  ============ ==========     ============ ==========   ==========   ============ ==============
Book value per
share/unit......  $      17.54 $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                  ============ ==========     ============ ==========   ==========   ============ ==============
Dividends per
share/unit......  $       0.76 $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                  ============ ==========     ============ ==========   ==========   ============ ==============
Ratio of
Earnings to
Fixed Charges...        18.16x        n/a              n/a        n/a          n/a            n/a            n/a
                  ============ ==========     ============ ==========   ==========   ============ ==============
Weighted average
shares
outstanding
during period...    37,347,883          0       37,347,883        n/a          n/a            n/a     37,347,883
                  ============ ==========     ============ ==========   ==========   ============ ==============
Shares
outstanding.....    37,348,464          0       37,348,464        n/a          n/a            n/a     37,348,464
                  ============ ==========     ============ ==========   ==========   ============ ==============
Balance sheet
data:
Real estate
assets, net.....  $691,443,127 $3,369,856(s)  $694,812,983 $        0   $        0   $          0 $  694,812,983
Mortgages/notes
receivable......  $ 63,351,507 $        0     $ 63,351,507 $        0   $        0   $290,522,671 $  353,874,178
Receivables/due
from related
parties.........  $    649,972 $        0     $    649,972 $8,668,738   $5,417,084   $  1,125,933 $   15,861,727
Investment in
joint ventures..  $  1,081,046 $        0     $  1,081,046 $        0   $        0   $          0 $    1,081,046
Total assets....  $822,225,342 $3,369,856(s)  $825,595,198 $9,407,247   $6,369,606   $304,738,561 $1,146,110,612
Total
liabilities.....  $167,023,516 $3,369,856(s)  $170,393,372 $1,076,772   $  829,856   $300,143,224 $  472,443,224
Total equity....  $655,201,826 $        0     $655,201,826 $8,330,475   $5,539,750   $  4,595,337 $  673,667,388
                                                      Historical
                   Combining                          CNL Income
                   Pro Forma              Combined     Fund XV,    Pro Forma              Adjusted
                  Adjustments               APF          Ltd.     Adjustments            Pro Forma
                  -------------------- -------------- ----------- -------------------- -----------------
Other data:
Earnings per
share/unit......  $       n/a          $          n/a $      0.30 $       n/a          $         0.52
                  ==================== ============== =========== ==================== =================
Book value per
share/unit......  $       n/a          $          n/a $      8.77 $       n/a          $        16.29
                  ==================== ============== =========== ==================== =================
Dividends per
share/unit......  $       n/a          $          n/a $      0.40 $       n/a          $          n/a
                  ==================== ============== =========== ==================== =================
Ratio of
Earnings to
Fixed Charges...          n/a                     n/a         n/a         n/a                   2.92x
                  ==================== ============== =========== ==================== =================
Weighted average
shares
outstanding
during period...    6,150,000              43,497,883         n/a   1,846,351              45,344,234(r)
                  ==================== ============== =========== ==================== =================
Shares
outstanding.....    6,150,000              43,498,464         n/a   1,846,351              45,344,815
                  ==================== ============== =========== ==================== =================
Balance sheet
data:
Real estate
assets, net.....  $         0          $  694,812,983 $30,439,959 $ 2,997,007 (t2)     $  728,249,949
Mortgages/notes
receivable......  $         0          $  353,874,178 $         0 $         0          $  353,874,178
Receivables/due
from related
parties.........  $(6,614,629)(u)      $    9,247,098 $    43,835 $   (36,701)(w)      $    9,254,232
Investment in
joint ventures..  $         0          $    1,081,046 $ 2,726,054 $   422,228 (t2)     $    4,229,328
Total assets....  $24,613,528 (t1),(u) $1,170,724,140 $36,053,109 $(1,558,879)(t2),(w) $1,205,218,370
Total
liabilities.....  $(6,957,486)(u),(v)  $  465,485,738 $   985,336 $   (36,701)(w)      $  466,434,373
Total equity....  $31,571,014 (t1),(v) $  705,238,402 $35,067,773 $(1,522,178)(t2)     $  738,783,997

        SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XV, Ltd.

                   For the Year Ended December 31, 1998

                               Property                           Historical   Historical
                              Acquisition                            CNL          CNL                 Combining
                  Historical   Pro Forma             Historical   Financial    Financial              Pro Forma   Combined
                     APF      Adjustments  Subtotal   Advisor   Services, Inc.   Corp.     Subtotal  Adjustments    APF
                  ----------  ----------- ---------- ---------- -------------- ---------- ---------- ----------- ----------
Other data:
Earnings Per
Share/Unit......  $     1.21   $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Book Value Per
Share/Unit......  $    17.70   $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Dividends Per
Share/Unit......  $     1.52   $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Ratio of
Earnings to
Fixed Charges...       79.97x        n/a         n/a     n/a          n/a          n/a           n/a        n/a         n/a
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Wtd. Avg. Shares
Outstanding.....  26,648,219   6,981,616  33,629,835     n/a          n/a          n/a    33,629,835  6,150,000  39,779,835
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
Shares
Outstanding.....  37,337,927           0  37,337,927     n/a          n/a          n/a    37,337,927  6,150,000  43,487,927
                  ==========   =========  ==========    ====         ====         ====    ==========  =========  ==========
                  Historical
                  CNL Income
                   Fund XV,   Pro Forma   Adjusted
                     Ltd.    Adjustments Pro Forma
                  ---------- ----------- -------------
Other data:
Earnings Per
Share/Unit......    $0.66     $     n/a  $     1.10
                  ========== =========== =============
Book Value Per
Share/Unit......    $8.87     $     n/a  $    16.36
                  ========== =========== =============
Dividends Per
Share/Unit......    $0.80     $     n/a  $      n/a
                  ========== =========== =============
Ratio of
Earnings to
Fixed Charges...      n/a           n/a        3.07x
                  ========== =========== =============
Wtd. Avg. Shares
Outstanding.....      n/a     1,846,351  41,626,186(x)
                  ========== =========== =============
Shares
Outstanding.....      n/a     1,846,351  45,334,278
                  ========== =========== =============

--------
  (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if restaurant properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any restaurant properties for the periods prior to their construction completion and availability for occupancy.

  (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
      Fund:

       Origination fees from affiliates...........................  $  (689,425)
       Secured equipment lease fees...............................      (67,967)
       Advisory fees..............................................     (126,788)
       Reimbursement of administrative costs......................     (382,728)
       Acquisition fees...........................................   (4,452,252)
       Underwriting fees..........................................      (54,248)
       Administrative, executive and guarantee fees...............     (532,389)
       Servicing fees.............................................     (572,728)
       Development fees...........................................      (38,853)
       Management fees............................................   (1,681,870)
                                                                    ------------
        Total.....................................................  $(8,599,248)
                                                                    ============

  (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

  (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $144,014

  (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs.............................. $(774,311)

  (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,681,870)
       Administrative executive and guarantee fees................    (532,389)
       Servicing fees.............................................    (572,728)
       Advisory fees..............................................    (126,788)
                                                                   ------------
                                                                   $(2,913,775)
                                                                   ============

  (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

  (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (u) below:

       Amortization of goodwill ..................................... $1,073,165

  (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

  (j) Represents $23,780 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

  (k) Represents the elimination of fees between the Advisor and the Income
      Fund:

       Management fees............................................... $(16,144)
       Reimbursement of administrative costs.........................  (29,483)
                                                                      ---------
                                                                      $(45,627)
                                                                      =========

  (l) Represents the elimination of $29,483 in administrative costs reimbursed by the Income Fund to the Advisor.

  (m) Represents savings of $26,405 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

  (n) Represents the elimination of $16,144 in management fees by the Income Fund to the Advisor.

  (o) Represents additional state income taxes of $7,171 resulting from assuming that acquisitions of restaurant properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

  (p) Represents an increase in depreciation expense of $32,464 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

  (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $7,123 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

  (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.


  (s) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma restaurant properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (t) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                           CNL Financial
                                 Advisor   Services Group Income Fund     Total
                               ----------- -------------- -----------  ------------
     Fair Value of
      Consideration
      Received...............  $81,636,756  $50,485,889   $36,726,950  $168,849,595
                               ===========  ===========   ===========  ============
     Share Consideration.....  $76,000,000  $47,000,000   $33,545,595  $156,545,595
     Cash Consideration......          --           --        412,000       412,000
     APF Transaction Costs...    5,636,756    3,485,889     2,769,355    11,892,000
                               -----------  -----------   -----------  ------------
       Total Purchase Price..  $81,636,756  $50,485,889   $36,726,950  $168,849,595
                               ===========  ===========   ===========  ============
     Allocation of Purchase
      Price:
     Net Assets --
      Historical.............  $ 8,330,475  $10,135,087   $35,067,773  $ 53,533,335
     Purchase Price
      Adjustments:
     Land and buildings on
      operating leases.......          --           --      2,387,772     2,387,772
     Net investment in direct
      financing leases.......          --           --        609,235       609,235
     Investment in joint
      ventures...............          --           --        422,228       422,228
     Accrued rental income...          --           --     (1,740,806)   (1,740,806)
     Intangibles and other
      assets.................          --    (2,575,792)      (19,252)   (2,595,044)
     Goodwill*...............          --    42,926,594           --     42,926,594
     Excess purchase price...   73,306,281          --            --     73,306,281
                               -----------  -----------   -----------  ------------
       Total Allocation......  $81,636,756  $50,485,889   $36,726,950  $168,849,595
                               ===========  ===========   ===========  ============

    *Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

    The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisitions of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,306,281 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations." Goodwill of $42,926,594 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

   1.Common Stock (CFA, CFS, CFC)--Class A............       8,600
    Common Stock (CFA, CFS, CFC)--Class B.............       4,825
    Additional Paid-in Capital (CFA, CFS, CFC)........  12,568,974
    Retained Earnings.................................   5,883,163
    Accumulated distributions in excess of earnings...  73,306,281
    Goodwill for CFC/CFS (Intangibles and other
       assets)........................................  42,926,594
     CFC/CFS Organizational Costs/Other Assets........               2,575,792
     Cash to pay APF transaction costs................               9,122,645
     APF Common Stock.................................                  61,500
     APF Capital in Excess of Par Value...............             122,938,500
    (To record acquisition of CFA, CFS and CFC).......
   2.Partners' Capital................................  35,067,773
    Land and buildings on operating leases............   2,387,772
    Net investment in direct financing leases.........     609,235
    Investment in joint ventures......................     422,228
     Accrued rental income............................               1,740,806
     Intangibles and other assets.....................                  19,252
     Cash to pay APF Transaction costs................               2,769,355
     Cash consideration to Income Funds...............                 412,000
     APF Common Stock.................................                  18,464
     APF Capital in Excess of Par Value...............              33,527,132
    (To record acquisition of Income Fund)

  (u) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor.

  (v) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

  (w) Represents the elimination by the Income Fund of $36,701 in related party payables recorded as receivables by the Advisor.

  (x) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

   To review the pro forma financial information of APF in the event that APF acquires the CNL Restaurant Businesses and all of the Income Funds, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

         SELECTED HISTORICAL FINANCIAL DATA OF CNL INCOME FUND XV, LTD.

   The following table sets forth selected financial information for the Income Fund, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of CNL Income Fund XV, Ltd." in this supplement.

                            Six Months Ended
                                June 30,                           Year Ended December 31,
                         ----------------------- -----------------------------------------------------------
                            1999        1998        1998        1997        1996        1995        1994
                         ----------- ----------- ----------- ----------- ----------- ----------- -----------
                               (unaudited)
Revenues (1)............ $ 1,752,235 $ 1,652,348 $ 3,471,040 $ 3,908,014 $ 4,068,610 $ 3,914,985 $ 1,319,692
Net income (2)..........   1,201,873   1,399,972   2,642,497   3,434,905   3,585,059   3,372,468   1,185,918
Cash distributions
 declared...............   1,600,000   1,800,000   3,400,000   3,200,000   3,280,000   2,900,001   1,185,946
Net income per unit
 (2)....................        0.30        0.35        0.65        0.85        0.89        0.83        0.41
Cash distributions
 declared per
 Unit (3)...............        0.40        0.45        0.85        0.80        0.82        0.73        0.41
GAAP book value per
 unit...................        8.77        8.96        8.87        9.06        9.00        8.92       12.16
Weighted average number
 of Limited Partner
 units outstanding......   4,000,000   4,000,000   4,000,000   4,000,000   4,000,000   4,000,000   2,893,690

                                June 30,                                December 31,
                         ----------------------- -----------------------------------------------------------
                            1999        1998        1998        1997        1996        1995        1994
                         ----------- ----------- ----------- ----------- ----------- ----------- -----------
                               (unaudited)
Total assets............ $36,053,109 $36,699,888 $36,359,054 $37,045,723 $36,936,678 $36,516,732 $37,058,475
Total partners'
 capital................  35,067,773  35,823,375  35,465,900  36,223,403  35,988,498  35,683,439  35,210,972

--------
(1) Revenues include equity in earnings of the joint venture and adjustments to accrued rental income due to Long John Silver's Inc. filing for bankruptcy and rejecting four of the Income Fund's leases.
(2) Net income for the six months ended June 30, 1999 and for the year ended December 31, 1998, includes $132,446 and $280,907, respectively from provision for loss on land and buildings. Net income for the year ended December 31, 1995, includes $71,023 from loss on sale of land.
(3) Distributions for the six months ended June 30, 1998 and the years ended December 31, 1998 and 1996 include a special distribution to the Limited Partners of $200,000, $200,000 and $80,000, respectively, which represented cumulative excess operating reserves.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                     OPERATIONS OF CNL INCOME FUND XV, LTD.

Introduction

   The Income Fund is a Florida limited partnership that was organized on September 2, 1993, to acquire for cash, either directly or through joint venture arrangements, both newly constructed and existing restaurants, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains. The leases are triple-net leases with the lessee responsible for all repairs and maintenance, property taxes, insurance and utilities. As of June 30, 1999, the Income Fund owned 50 restaurant properties, including interests in six restaurant properties owned by a joint venture in which the Income Fund is a co-venturer and two restaurant properties owned with affiliates as tenants-in-common.

Capital Resources

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's primary source of capital for the six months ended June 30, 1999 and 1998 was cash from operations, which consists of cash received from tenants, distributions from joint ventures, and interest and other income received, less cash paid for expenses. Cash from operations was $1,468,759 and $1,710,905 for the six months ended June 30, 1999 and 1998, respectively. The decrease in cash from operations for the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, was primarily a result of changes in income and expenses and changes in working capital.

   Currently, cash reserves and rental income from the Income Fund's restaurant properties, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use of such funds for the payment of Income Fund expenses, are invested in money market accounts or other short-term, highly liquid investments such as demand deposits at commercial banks, certificates of deposit, and money market accounts with less than a 30-day maturity date. At June 30, 1999, the Income Fund had $1,083,203 invested in such short-term investments, as compared to $1,214,444 at December 31, 1998. The funds remaining at June 30, 1999, after payment of distributions and other liabilities, will be used meet the Income Fund's working capital and other needs.

   On May 11, 1999, four Limited Partners in several of the Income Funds served a lawsuit against us and APF in connection with the Acquisition. On July 8, 1999, the plaintiffs amended the complaint to add three additional Limited Partners as plaintiffs. Additionally, on June 22, 1999, a Limited Partner in several Income Funds served a lawsuit against us, APF, CNL Group, Inc. and the CNL Restaurant Businesses in connection with the Acquisition. We and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

 The Years Ended December 31, 1998, 1997 and 1996

   The Income Fund's primary source of capital is cash from operations. Cash from operations was $3,216,728, $3,306,595 and $3,434,682 for the years ended December 31, 1998, 1997 and 1996, respectively. The decrease in cash from operations during 1998, as compared to 1997, and the decrease during 1997, as compared to 1996, is primarily a result of changes in income and expenses and changes in the Income Fund's working capital.

   In January 1996, the Income Fund invested in a Golden Corral restaurant property located in Clinton, North Carolina with affiliates of ours as tenants-in-common. In connection therewith, the Income Fund and its affiliates entered into an agreement whereby each co-venturer will share in the profits and losses of the restaurant property in proportion to its applicable percentage interest. As of December 31, 1998, the Income Fund owned a 16% interest in this restaurant property.

   In September 1996, Wood-Ridge Real Estate Joint Venture, in which the Income Fund owns a 50% interest, sold its two restaurant properties to the tenant for $5,020,878 and received net sales proceeds of $5,001,180. This resulted in a gain to the joint venture of approximately $261,100 for financial reporting purposes. These restaurant properties were originally acquired by Wood-Ridge Real Estate Joint Venture in September 1994 and had a combined total cost of approximately $4,302,500, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the joint venture sold these restaurant properties for approximately $698,700 in excess of their original purchase price. In October 1996, Wood-Ridge Real Estate Joint Venture reinvested $4,404,046 of the net sales proceeds in five restaurant properties. In January 1997, the joint venture reinvested $502,598 of the remaining net sales proceeds in an additional restaurant property. As of December 31, 1998, the Income Fund had received approximately $52,000, representing its pro-rata share of the uninvested net sales proceeds.

   In June 1998, the Income Fund invested in a Bennigan's restaurant property located in Fort Myers, Florida with one of our affiliates as tenants-in-common. In connection therewith, the Income Fund and its affiliate entered into an agreement whereby each co-venturer will share in the profits and losses of the restaurant property in proportion to its applicable percentage interest. As of December 31, 1998, the Income Fund owned a 15% interest in this restaurant property.

   None of the restaurant properties owned by the Income Fund or the joint ventures in which the Income Fund owns an interest is or may be encumbered. Subject to restrictions on borrowing, however, the Income Fund may borrow funds but will not encumber any of the restaurant properties in connection with any such borrowing. The Income Fund will not borrow for the purpose of returning capital to the Limited Partners. The Income Fund will not borrow under arrangements that would make the Limited Partners liable to creditors of the Income Fund. We further have represented that we will use our reasonable efforts to structure any borrowings so that it will not constitute "acquisition indebtedness" for federal income tax purposes and also will limit the Income Fund's outstanding indebtedness to three percent of the aggregate adjusted tax basis of its restaurant properties. From time to time, affiliates of ours incur operating expenses on behalf of the Income Fund for which the Income Fund reimburses the affiliates without interest.

   Cash reserves and rental income from the Income Fund's restaurant properties and net sales proceeds from the sale of restaurant properties, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use of such funds for the payment of Income Fund expenses, are invested in money market accounts or other short-term, highly liquid investments such as demand deposit accounts at commercial banks, CDs and money market accounts with less than a 30-day maturity date. At December 31, 1998, the Income Fund had $1,214,444 invested in such short-term investments, as compared to $1,614,708 at December 31, 1997. The decrease in cash and cash equivalents during 1998 is primarily due to the fact that in June 1998 the Income Fund invested in a Bennigan's restaurant property as tenants-in-common with one of our affiliates. Also, the Income Fund declared and paid a special distribution of cumulative excess operating reserves to the Limited Partners of $200,000 during 1998. As of December 31, 1998, the average interest rate earned on the rental income deposited in demand deposit accounts at commercial banks was approximately three percent annually. The funds remaining at December 31, 1998, after payment of distributions and other liabilities, will be used to meet the Income Fund's working capital and other needs.

Short-Term Liquidity

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's short-term liquidity requirements consist primarily of the operating expenses of the Income Fund.

   The Income Fund's investment strategy of acquiring restaurant properties for cash and leasing them under triple-net leases to operators who generally meet specified financial standards minimizes the Income Fund's operating expenses. We believe that the leases will continue to generate cash flow in excess of operating expenses.

   We have the right, but not the obligation, to make additional capital contributions if we deem it appropriate in connection with the operations of the Income Fund.

   The Income Fund generally distributes cash from operations remaining after the payment of operating expenses of the Income Fund, to the extent that we determine that such funds are available for distribution. Based on current and anticipated future cash from operations, and for the six months ended June 30, 1998, accumulated excess operating reserves, the Income Fund declared distributions to Limited Partners of $1,600,000 for the six months ended June 30, 1999 and $1,800,000 for the six months ended June 30, 1998, or $800,000 for each of the quarters ended June 30, 1999 and 1998. This represents distributions of $0.40 per unit for the six months ended June 30, 1999 and $0.45 per unit for the six months ended June 30, 1998, or $0.20 for each of the quarters ended June 30, 1999 and 1998.

   No distributions were made to us for the quarters and six months ended June 30, 1999 and 1998. No amounts distributed to the Limited Partners for the six months ended June 30, 1999 and 1998 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available for distribution to the Limited Partners on a quarterly basis.

   Total liabilities of the Income Fund, including distributions payable, increased to $985,336 at June 30, 1999 from $893,154 at December 31, 1998, primarily as a result of the Income Fund accruing transaction costs relating to the Acquisition. We believe that the Income Fund has sufficient cash on hand to meet its current working capital needs.

   In June 1999, the Income Fund entered into an agreement with an unrelated third party to sell the Long John Silver's restaurant property in Gastonia, North Carolina. At June 30, 1999, the Income Fund established a provision for loss on building and related to the anticipated sale of this restaurant property. As of August 6, 1999, the sale had not occurred.

 The Years Ended December 31, 1998, 1997 and 1996

   Due to low operating expenses and ongoing cash flow, we believe that the Income Fund has sufficient working capital reserves at this time. In addition, because all leases of the Income Fund's restaurant properties are on a triple-net basis, it is not anticipated that a permanent reserve for maintenance and repairs will be established at this time. To the extent, however, that the Income Fund has insufficient funds for such purposes, we will contribute to the Income Fund an aggregate amount of up to one percent of the offering proceeds for maintenance and repairs. We have the right to cause the Income Fund to maintain additional reserves if, in our discretion, we determine such reserves are required to meet the Income Fund's working capital needs.

   Based on cash from operations, and for the years ended December 31, 1998 and 1996, cumulative operating reserves, the Income Fund declared distributions to the Limited Partners of $3,400,000 for the year ended December 31, 1998, $3,200,000 for the year ended December 31, 1997 and $3,280,000 for the year ended December 31, 1996. This represents distributions of $0.85 per unit for the year ended December 31, 1998, $0.80 per unit for the year ended December 31, 1997 and $0.82 per unit for the year ended December 31, 1996. No amounts distributed or to be distributed to the Limited Partners for the years ended December 31, 1998, 1997 or 1996 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available for distributions to the Limited Partners on a quarterly basis.

   During 1998, affiliates of ours incurred on behalf of the Income Fund $98,978 for operating expenses, as compared to $78,821 during 1997 and $86,714 during 1996. As of December 31, 1998, the Income Fund owed $23,337 to related parties for such amounts, accounting and administrative services and management fees, as compared to $4,311 as of December 31, 1997. As of March 11, 1999, the Income Fund reimbursed the affiliates all such amounts. Other liabilities, including distributions payable, increased to $869,817 at December 31, 1998 from $818,009 at December 31, 1997, primarily as a result of an increase in rents paid in advance at December 31, 1998. We believe that the Income and has sufficient cash on hand to meet its current working capital needs.

Long-Term Liquidity

   The Income Fund has no long-term debt or other long-term liquidity requirements.

Results of Operations

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   During each of the six months ended June 30, 1999 and 1998, the Income Fund owned and leased 42 wholly owned restaurant properties to operators of fast-food and family-style restaurant chains. During the six months ended June 30, 1999 and 1998, the Income Fund earned $1,608,193 and $1,492,417, respectively, in rental income from operating leases, net of adjustments to accrued rental income and earned income from direct financing leases from these restaurant properties, $803,985 and $597,477 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. Rental and earned income was lower during the quarter and six months ended June 30, 1998, as compared to the quarter and six months ended June 30, 1999, primarily due to the fact that in June 1998, Long John Silver's, Inc. filed for bankruptcy and rejected the leases relating to four of the eight restaurant properties. As a result, during the quarter and six months ended June 30, 1998, the Income Fund wrote off accrued rental income, or non-cash accounting adjustment relating to the straight-lining of future scheduled rent increases over the lease term in accordance with generally accepted accounting principles, relating to these restaurant properties. No amounts were written off during the quarter and six months ended June 30, 1999. The effect from the write-off of accrued rental income was partially offset by the fact that the Income Fund recorded rental and earned income during the quarter and six months ended June 30, 1998, prior to the tenant vacating the restaurant properties in June 1998. The Income Fund has continued receiving rental payments relating to the four leases not rejected by the tenant. In May 1999, the Income Fund re-leased one of the restaurant properties with rental payments beginning in July 1999. The Income Fund will not recognize rental and earned income from the three remaining restaurant properties with rejected leases until new tenants for these restaurant properties are located or until the restaurant properties are sold and the proceeds from such sales are reinvested in additional restaurant properties. We are currently seeking either new tenants or purchasers for the three remaining restaurant properties with rejected leases. While Long John Silver's, Inc. has not rejected or affirmed the remaining four leases, there can be no assurance that some or all of the leases will not be rejected in the future. The lost revenues resulting from the four leases that were rejected, as described above, and the lost revenues that would result in the event the remaining four leases are rejected could have an adverse effect on the results of operations of the Income Fund if the Income Fund is unable to re-lease these restaurant properties in a timely manner.

   During the six months ended June 30, 1999 and 1998, the Income Fund earned $20,114 and $39,637, respectively, in interest and other income, $9,010 and $19,451 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. The decrease in interest and other income during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, was primarily attributable to a decrease in cash and cash equivalents related to the fact that, in June 1998, Long John Silver's, Inc. filed for bankruptcy and rejected the leases relating to four of the eight restaurant properties they lease. As a result, this tenant ceased making rental payments on the four rejected leases, as described above.

   For the quarter and six months ended June 30, 1999 and 1998, the Income Fund also owned and leased six restaurant properties indirectly through one joint venture arrangement and two restaurant properties as tenants-in-common with our affiliates. In connection with these joint venture arrangements, during the six months ended June 30, 1999 and 1998, the Income Fund earned $123,928 and $120,294, respectively, $62,027 and $60,549 of which was earned during the quarters ended June 30, 1999 and 1998, respectively.

   Operating expenses, including depreciation and amortization expense, were $417,916 and $252,376 for the six months ended June 30, 1999 and 1998, respectively, $222,744 and $124,967 of which was incurred during the quarters ended June 30, 1999 and 1998, respectively. The increase in operating expenses during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, was partially attributable to the fact that the Income Fund accrued insurance and real estate taxes as a result of Long John Silver's, Inc. filing for bankruptcy and rejecting the leases relating to four restaurant properties in June 1998. In addition, the increase in operating expenses was partially attributable to an increase in depreciation expense due to the fact that during the year ended December 31, 1998 the Income Fund reclassified these assets from net investment in direct financing leases to land and buildings on operating leases. In May 1999, the Income Fund re-leased one of the restaurant properties with a rejected lease. The Income Fund will continue to incur certain expenses, such as real estate taxes, insurance and maintenance relating to the restaurant properties with rejected leases until replacement tenants or purchasers are located. The Income Fund is currently seeking either replacement tenants or purchasers for these restaurant properties. In addition, the Income Fund will incur certain expenses such as real estate taxes, insurance and maintenance relating to one or more of the four restaurant properties still leased by Long John Silver's, Inc. if one or more of the leases are rejected.

   The increase in operating expenses for the quarter and six months ended June 30, 1999 was also partially due to the fact that the Income Fund incurred $74,477 and $107,297 in transaction costs for the quarter and six months ended June 30, 1999, respectively, related to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition with APF. If the Limited Partners reject the Acquisition, the Income Fund will bear the portion of the transaction costs based upon the percentage of "For" votes and we will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   At June 30, 1999, the Income Fund recorded a provision for loss on building in the amount of $132,446 for financial reporting purposes relating to a Long John Silver's restaurant property in Gastonia, North Carolina, the lease for which was rejected by the tenant in June 1998, as described above. The tenant of this restaurant property filed for bankruptcy and ceased payment of rents under the terms of its lease agreement. The impairment represents the difference between the carrying value of the restaurant property at June 30, 1999 and the estimated net sales proceeds from the sale of the restaurant property based on a purchase and pending sales contract with an unrelated third party.

 The Years Ended December 31, 1998, 1997 and 1996

   The Income Fund owned and leased 42 wholly-owned restaurant properties during 1996, 1997, and 1998. In addition, during 1996, the Income Fund was a co-venturer in one joint venture that owned and leased seven restaurant properties, including two restaurant properties in Wood-Ridge Real Estate Joint Venture, which were sold in September 1996, and the Income Fund owned and leased one restaurant property with affiliates, as tenants-in-common. During 1997, the Income Fund was a co-venturer in one joint venture that owned and leased six restaurant properties and owned and leased one restaurant property with affiliates as tenants-in-common. During 1998, the Income Fund owned and leased one additional restaurant property with an affiliate as tenants-in-common. As of December 31, 1998, the Income Fund owned, either directly or through joint venture arrangements, 50 restaurant properties, which are generally subject to long-term, triple-net leases. The leases of the restaurant properties provide for minimum base annual rental payments, payable in monthly installments, ranging from approximately $22,500 to $190,600. The majority of the leases provide for percentage rent based on sales in excess of a specified amount. In addition, the majority of the leases provide that, commencing in specified lease years, generally from the sixth or the ninth lease year, the annual base rent required under the terms of the lease will increase.

   During the years ended December 31, 1998, 1997 and 1996, the Income Fund earned $3,130,205, $3,586,791, and $3,596,466, respectively, in rental income from operating leases, or net of adjustments to accrued rental income, and earned income from direct financing leases from restaurant properties wholly-owned by the Income Fund. The decrease in rental and earned income during 1998, as compared to 1997, is primarily due to a decrease in rental and earned income of approximately $197,700 due to the fact that, in June 1998, Long John Silver's, Inc., filed for bankruptcy and rejected the leases relating to four of the eight restaurant properties leased by Long John Silver's, Inc. As a result, this tenant ceased making rental payments on the four rejected leases. The Income Fund has continued receiving rental payments relating to the leases not rejected by the tenant. In conjunction with the four rejected leases, during the year ended December 31, 1998, the Income Fund wrote off approximately $250,600 of accrued rental income, or non-cash accounting adjustment relating to the straight-lining of future scheduled rent increases over the lease term in accordance with generally accepted accounting principles. We are currently seeking either new tenants or purchasers for these restaurant properties. The Income Fund will not recognize rental and earned income from these restaurant properties until new tenants for these restaurant properties are located or until the restaurant properties are sold and the proceeds from such sales are reinvested in additional restaurant properties. While Long John Silver's, Inc. has not rejected or affirmed the remaining four leases, there can be no assurance that some or all of the leases will not be rejected in the future. The lost revenues resulting from the four leases that were rejected, as described above, and the possible rejection of the remaining four leases could have an adverse effect on the results of operations of the Income Fund if the Income Fund is unable to re-lease these restaurant properties in a timely manner.

   During the years ended December 31, 1998, 1997 and 1996, the Income Fund also earned $41,463, $25,791, and $23,318, respectively, in contingent rental income. Contingent rental income for the year ended December 31, 1998, as compared to 1997, increased primarily as a result of increased gross sales of certain restaurant properties that are subject to leases requiring payment of contingent rental income.

   In addition, for the years ended December 31, 1998, 1997 and 1996, the Income Fund earned $236,553, $239,249 and $392,862, respectively, attributable to net income earned by joint ventures in which the Income Fund is a co-venturer. The decrease in net income earned by joint ventures during 1997, as compared to 1996, is primarily attributable to the fact that in September 1996, Wood-Ridge Real Estate Joint Venture, in which the Income Fund owns a 50% interest, recognized a gain of approximately $261,100 for financial reporting purposes as a result of the sale of its restaurant properties in September 1996, as described above in "Capital Resources." The joint venture reinvested the majority of the net sales proceeds in five restaurant properties in October 1996 and one restaurant property in January 1997; therefore, the sale of the two restaurant properties did not have a material adverse effect on operations.

   During the year ended December 31, 1998, five lessees of the Income Fund, Flagstar Enterprises, Inc., Checkers Drive-In Restaurants, Inc., Long John Silver's, Inc., Foodmaker, Inc. and Golden Corral Corporation, each contributed more than 10% of the Income Fund's total rental income, including the Income Fund's share of rental income from six restaurant properties owned by a joint venture and two restaurant properties owned with affiliates as tenants-in-common. As of December 31, 1998, Flagstar Enterprises, Inc. was the lessee under leases relating to eight restaurants, Checkers Drive-In Restaurants, Inc. was the lessee under leases relating to 14 restaurants, Long John Silver's, Inc. was the lessee under leases relating to four restaurants, excluding the four leases rejected by the tenant as described above, Foodmaker, Inc. was the lessee under leases relating to four restaurants and Golden Corral Corporation was lessee under leases relating to five restaurants. It is anticipated that, based on the minimum rental payments required by the leases, Flagstar Enterprises, Inc., Checkers Drive-In Restaurants, Foodmaker, Inc., and Golden Corral Corporation each will continue to contribute more than 10% of the Income Fund's total rental income in 1999. In addition, during the year ended December 31, 1998, five restaurant chains, Hardee's, Checkers Drive-In Restaurants, Long John Silver's, Golden Corral and Jack in the Box, each accounted for more than 10% of the Income Fund's total rental income, including the Income Fund's share of rental income from six restaurant properties owned by a joint venture and two restaurant properties owned with affiliates as tenants-in-common. In 1999, it is anticipated that Hardee's, Checker's Drive-In Restaurants, Golden Corral and Jack in the Box each will continue to account for more than 10% of the total rental income to which the Income Fund is entitled under the terms of the leases. Any failure of these lessees or restaurant chains could materially affect the Income Fund's income if the Income Fund is not able to re-lease the restaurant properties in a timely manner.

   Operating expenses, including depreciation and amortization expense, were $547,636, $473,109, and $483,551 for the years ended December 31, 1998, 1997 and 1996, respectively. The increase in operating expenses during 1998, as compared to 1997, is partially attributable to the fact that the Income Fund accrued insurance and real estate taxes as a result of Long John Silver's, Inc. filing for bankruptcy and rejecting the leases relating to four restaurant properties in June 1998. In addition, the increase in operating expenses during the year ended December 31, 1998, is partially attributable to an increase in depreciation expense due to the fact that during the year ended December 31, 1998, the Income Fund reclassified these assets from net investment in direct financing leases to land and buildings on operating leases. The Income Fund will continue to incur certain expenses, such as real estate taxes, insurance and maintenance relating to these restaurant properties with rejected leases until replacement tenants or purchasers are located. The Income Fund is currently seeking either replacement tenants or purchasers for these restaurant properties.

   The increase in operating expenses for 1998, is also partially due to the fact that the Income Fund incurred $23,196 in transaction costs related to the our retaining financial and legal advisors to assist us in evaluating and negotiating the proposed Acquisition. The decrease in operating expenses during 1997, as compared to 1996, is primarily attributable to a decrease in accounting and administrative expenses associated with operating the Income Fund and its restaurant properties.

   During the year ended December 31, 1998, the Income Fund established an allowance for loss on land and buildings of $280,907 for financial reporting purposes relating to two of the four Long John Silver's restaurant properties whose leases were rejected by the tenant, as described above. The loss represents the difference between the carrying value of the restaurant properties at December 31, 1998 and the current estimated net realizable value for these restaurant properties. No such allowance was established during the years ended December 31, 1997 and 1996.

   The Income Fund's leases as of December 31, 1998, are triple-net leases and contain provisions that the we believe mitigate the adverse effect of inflation. Such provisions include clauses requiring the payment of percentage rent based on certain restaurant sales above a specified level and/or automatic increases in base rent at specified times during the term of the lease. Management expects that increases in restaurant sales volumes due to inflation and real sales growth should result in an increase in rental income over time. Continued inflation also may cause capital appreciation of the Income Fund's restaurant properties. Inflation and changing prices, however, also may have an adverse impact on the sales of the restaurants and on potential capital appreciation of the restaurant properties.

Year 2000 Readiness Disclosure

 Overview of Year 2000 Problem

   The year 2000 problem concerns the inability of information and non-information technology systems to properly recognize and process date sensitive information beyond January 1, 2000. The failure to accurately recognize the year 2000 could result in a variety of problems from data miscalculations to the failure of entire systems.

 Information and Non-Information Technology Systems

   The Income Fund does not have any information or non-information technology systems. We and our affiliates provide all services requiring the use of information and non-information technology systems pursuant to a management agreement with the Income Fund. The information technology system of our affiliates consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. The non-information technology systems of our affiliates are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. Our affiliates have no internally generated programmed software coding to correct, because substantially all of the software utilized by us and our affiliates is purchased or licensed from external providers. The maintenance of non-information technology systems at the Income Fund's restaurant properties is the responsibility of the tenants of such properties in accordance with the terms of the Income Fund's leases.

 The Y2K Team

   In early 1998, we and our affiliates formed a Year 2000 team for the purpose of identifying, understanding and addressing the various issues associated with the year 2000 problem. The Y2K Team consists of us and members from our affiliates, including representatives from senior management, information systems, telecommunications, legal, office management, accounting and property management.

 Assessing Year 2000 Readiness

   The Y2K Team's initial step in assessing year 2000 readiness consists of identifying any systems that are date-sensitive and, accordingly, could have potential year 2000 problems. The Y2K Team has conducted inspections, interviews and tests to identify which of the Income Fund's systems could have a potential year 2000 problem.

   The information system of our affiliates is comprised of hardware and software applications from mainstream suppliers. Accordingly, the Y2K Team has contacted and is evaluating documentation from the respective vendors and manufacturers to verify the year 2000 compliance of their products. The Y2K Team has also requested and is evaluating documentation from the non-information technology systems providers of our affiliates.

   In addition, the Y2K Team has requested and is evaluating documentation from other companies with which the Income Fund has material third party relationships. Such third parties, in addition to the providers of information and non-information technology systems, consist of the Income Fund's transfer agent, and financial institutions. The Income Fund depends on its transfer agent to maintain and track investor information and its financial institutions for availability of cash.

   As of September 15, 1999, the Y2K Team had received responses from approximately 60% of the third parties. All of the responses were in writing. Of the third parties responding, all indicated that they are currently year 2000 compliant or will be year 2000 compliant prior to the year 2000. Although the Y2K Team continues to receive positive responses from the companies with which the Income Fund has third party relationships regarding their year 2000 compliance, we cannot be assured that the third parties have adequately considered the impact of the year 2000.

   In addition, the Y2K Team has requested documentation from the Income Fund's tenants. The Y2K Team is in the process of evaluating the responses and expects to complete this process by October 31, 1999. The Income Fund has also instituted a policy of requiring any new tenants to indicate that their systems are year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000.

 Achieving Year 2000 Compliance

   The Y2K Team has identified and completed upgrades of hardware equipment that was not year 2000 compliant. In addition, the Y2K Team has identified and completed upgrades of software applications that were not year 2000 compliant, although, we cannot be assured that the upgrade solutions provided by the vendors have addressed all possible year 2000 issues.

   The cost for these upgrades and other remedial measures is the responsibility of us and our affiliates. We do not expect that the Income Fund will incur any costs in connection with year 2000 remedial measures.

Assessing the Risks to the Income Fund of Non-Compliance and Developing Contingency Plans

 Risk of Failure of Information and Non-Information Technology Systems Used by the Income Fund

   We believe that the reasonably likely worst case scenario with regard to the information and non-information technology systems used by the Income Fund is the failure of one or more of these systems as a result of year 2000 problems. Because the Income Fund's major source of income is rental payments under long-term triple-net leases, any failure of information or non-information technology systems used by the Income Fund is not expected to have a material impact on the results of operations of the Income Fund. Even if such systems failed, the payment of rent under the Income Fund's leases would not be affected. In addition, the Y2K Team is expected to correct any Y2K problems within the control of us and our affiliates before the year 2000.

   The Y2K Team has determined that a contingency plan to address this risk is not necessary at this time. However, if the Y2K Team identifies additional risks associated with the year 2000 compliance of the information or non-information technology systems used by the Income Fund or if the progress of the Y2K Team in remediating year 2000 problems with such systems deviates from the anticipated timeline, the Y2K Team will develop a contingency plan if deemed necessary at that time.

 Risk of Inability of Transfer Agent to Accurately Maintain Income Fund Records

 We believe that the reasonably likely worst case scenario with regard to the Income Fund's transfer agent is that the transfer agent will fail to achieve year 2000 compliance of its systems and will not be able to accurately maintain the records of the Income Fund. This could result in the inability of the Income Fund to accurately identify its Limited Partners for purposes of distributions, delivery of disclosure materials and transfers of units. The Y2K Team has received certification from the Income Fund's transfer agent of its year 2000 compliance. Despite the positive response from the transfer agent, we cannot be assured that the transfer agent has addressed all possible year 2000 issues.

   The Y2K Team has developed a contingency plan pursuant to which we and our affiliates would maintain the records of the Income Fund manually, in the event that the systems of the transfer agent are not year 2000 compliant. We and our affiliates would have to allocate resources to internally perform the functions of the transfer agent. We do not anticipate that the additional cost of these resources would have a material impact on the results of operations of the Income Fund.

 Risk of Loss of Short-Term Liquidity from Failure of Financial Institutions to Achieve Year 2000 Compliance

   We believe that the reasonably likely worst case scenario with regard to its financial institutions is that some or all of its funds on deposit with such financial institutions may be temporarily unavailable. The Y2K Team has received responses from 93% of the Income Fund's financial institutions indicating that their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. Despite the positive responses from the financial institutions, we cannot be assured that the financial institutions have addressed all possible year 2000 issues. The loss of short-term liquidity could affect the Income Fund's ability to pay its expenses on a current basis. We do not anticipate that a loss of short-term liquidity would have a material impact on the results of operations of the Income Fund.

   Based upon the responses received from the Income Fund's financial institutions and the inability of the Y2K Team to identify a suitable alternative for the deposit of funds that is not subject to potential year 2000 problems, the Y2K Team has determined not to develop a contingency plan to address this risk.

 Risks of Late Payment or Non-Payment of Rent by Tenants

   We believe that the reasonably likely worst case scenario with regard to its tenants is that some of the tenants may make rental payments late as the result of the failure of the tenants to achieve year 2000 compliance of their systems used in the payment of rent, the failure of the tenants' financial institutions to achieve year 2000 compliance, or the temporary disruption of the tenants' businesses. The Y2K Team is in the process of requesting responses from the Income Fund's tenants indicating the extent to which their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. We cannot be assured that the tenants have addressed all possible year 2000 issues. The late payment of rent by one or more tenants would affect the results of operations of the Income Fund in the short-term.

   We are also aware of predictions that the year 2000 problem, if uncorrected, may result in a global economic crisis. We are not able to determine if such predictions are true. A widespread disruption of the economy could affect the ability of the Income Fund's tenants to pay rent and, accordingly, could have a material impact on the results of operations of the Income Fund.

   Because payment of rent is under the control of the Income Fund's tenants, the Y2K Team is not able to develop a contingency plan to address these risks. In the event of late payment or non-payment of rent, we will assess the remedies available to the Income Fund under its lease agreements.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998.......   F-1

Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999, and 1998......................................................   F-2

Condensed Statements of Partners' Capital for the Six Months Ended
 June 30, 1999 and for the Year Ended December 31, 1998..................   F-3

Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998................................................................   F-4

Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998............................................   F-5

Report of Independent Certified Public Accountants.......................   F-7

Balance Sheets as of December 31, 1998 and 1997..........................   F-8

Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996....................................................................   F-9

Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996...........................................................  F-10

Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996....................................................................  F-11

Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996................................................................  F-12

Unaudited Pro Forma Financial Information................................  F-21

Unaudited Pro Forma Balance Sheet as of June 30, 1999....................  F-22

Unaudited Pro Forma Statement of Earnings for the Six Months Ended June
 30, 1999................................................................  F-24

Unaudited Pro Forma Statement of Earnings for the Year Ended December 31,
 1998....................................................................  F-26

Unaudited Pro Forma Statement of Cash Flows for the Six Months Ended June
 30, 1999................................................................  F-28

Unaudited Pro Forma Statement of Cash Flows for the Year Ended December
 31, 1998................................................................  F-30

Notes and Management's Assumptions to Unaudited Pro Forma Financial
 Statements..............................................................  F-32

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                        June 30,   December 31,
                                                          1999         1998
                                                       ----------- ------------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation of $1,230,329 and
 $1,080,652, respectively and allowance for loss on
 land and building of $413,353 and $280,907,
 respectively......................................... $22,891,786 $23,173,909
Net investment in direct financing leases.............   7,548,173   7,589,694
Investment in joint ventures..........................   2,726,054   2,743,450
Cash and cash equivalents.............................   1,083,203   1,214,444
Receivables, less allowance for doubtful accounts of
 $849 in 1999 and 1998................................      43,835      62,465
Prepaid expenses......................................      19,252       9,627
Organization costs, less accumulated amortization of
 $10,000 and $9,549, respectively.....................         --          451
Accrued rental income.................................   1,740,806   1,565,014
                                                       ----------- -----------
                                                       $36,053,109 $36,359,054
                                                       =========== ===========

          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $    81,072 $       592
Accrued and escrowed real estate taxes payable........      29,799      16,019
Distributions payable.................................     800,000     800,000
Due to related party..................................      36,701      23,337
Rents paid in advance and deposits....................      37,764      53,206
                                                       ----------- -----------
  Total liabilities...................................     985,336     893,154
Commitments and Contingencies (Note 3)................
Partners' capital.....................................  35,067,773  35,465,900
                                                       ----------- -----------
                                                       $36,053,109 $36,359,054
                                                       =========== ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                     Quarter Ended        Six Months Ended
                                       June 30,               June 30,
                                    1999       1998        1999        1998
                                  ---------  ---------  ----------  ----------
Revenues:
  Rental income from operating
   leases........................ $ 594,419  $ 618,834  $1,188,465  $1,250,545
  Adjustments to accrued rental
   income........................       --    (265,192)        --     (265,192)
  Earned income from direct
   financing leases..............   209,566    243,835     419,728     507,064
  Interest and other income......     9,010     19,451      20,114      39,637
                                  ---------  ---------  ----------  ----------
                                    812,995    616,928   1,628,307   1,532,054
                                  ---------  ---------  ----------  ----------
Expenses:
  General operating and
   administrative................    34,365     35,368      74,682      66,963
  Professional services..........    13,617      8,708      22,221      13,509
  Management fees to related
   party.........................     8,093      8,525      16,144      17,295
  Real estate taxes..............     8,030      2,646      16,720       2,646
  State and other taxes..........     9,114      7,620      30,305      27,763
  Depreciation and amortization..    75,048     62,100     150,547     124,200
  Transaction costs..............    74,477        --      107,297         --
                                  ---------  ---------  ----------  ----------
                                    222,744    124,967     417,916     252,376
                                  ---------  ---------  ----------  ----------
Income Before Equity in Earnings
 of Joint Ventures and Provision
 for Loss on Building............   590,251    491,961   1,210,391   1,279,678
Equity in Earnings of Joint
 Ventures........................    62,027     60,549     123,928     120,294
Provision for Loss on Building...  (132,446)       --     (132,446)        --
                                  ---------  ---------  ----------  ----------
Net Income....................... $ 519,832  $ 552,510  $1,201,873  $1,399,972
                                  =========  =========  ==========  ==========
Allocation of Net Income:
  General partners............... $   5,996  $   5,525  $   12,817  $   14,000
  Limited partners...............   513,836    546,985   1,189,056   1,385,972
                                  ---------  ---------  ----------  ----------
                                  $ 519,832  $ 552,510  $1,201,873  $1,399,972
                                  =========  =========  ==========  ==========
Net Income Per Limited Partner
 Unit............................ $    0.13  $    0.14  $     0.30  $     0.35
                                  =========  =========  ==========  ==========
Weighted Average Number of
 Limited Partner Units
 Outstanding..................... 4,000,000  4,000,000   4,000,000   4,000,000
                                  =========  =========  ==========  ==========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
General partners:
  Beginning balance..............................   $   145,629    $   117,411
  Net income.....................................        12,817         28,218
                                                    -----------    -----------
                                                        158,446        145,629
                                                    -----------    -----------
Limited partners:
  Beginning balance..............................    35,320,271     36,105,992
  Net income.....................................     1,189,056      2,614,279
  Distributions ($0.40 and $0.85 per limited
   partner unit, respectively)...................    (1,600,000)    (3,400,000)
                                                    -----------    -----------
                                                     34,909,327     35,320,271
                                                    -----------    -----------
Total partners' capital..........................   $35,067,773    $35,465,900
                                                    ===========    ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                        Six Months Ended
                                                            June 30,
                                                     ------------------------
                                                        1999         1998
                                                     -----------  -----------
Increase (Decrease) in Cash and Cash Equivalents
  Net Cash Provided by Operating Activities......... $ 1,468,759  $ 1,710,905
                                                     -----------  -----------
Cash Flows from Investing Activities:
  Investment in joint venture.......................         --      (207,986)
                                                     -----------  -----------
    Net Cash used in investing activities...........         --      (207,986)
                                                     -----------  -----------
Cash Flows from Financing Activities:
  Distributions to limited partners.................  (1,600,000)  (1,800,000)
                                                     -----------  -----------
    Net cash used in financing activities...........  (1,600,000)  (1,800,000)
                                                     -----------  -----------
Net Decrease in Cash and Cash Equivalents...........    (131,241)    (297,081)
Cash and Cash Equivalents at Beginning of Period....   1,214,444    1,614,708
                                                     -----------  -----------
Cash and Cash Equivalents at End of Period.......... $ 1,083,203  $ 1,317,627
                                                     ===========  ===========
Supplemental Schedule of Non-Cash Financing
 Activities:
  Distributions declared and unpaid at end of
   Period........................................... $   800,000  $   800,000
                                                     ===========  ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund XV, Ltd. (the "Partnership") for the year ended December 31, 1998.

2. Land and Building on Operating Leases

   At June 30, 1999, the Partnership recorded a provision for loss on building in the amount of $132,446 for financial reporting purposes relating the Long John Silver's property in Gastonia, North Carolina. The tenant of this property filed for bankruptcy and ceased payment of rents under the terms of its lease agreement. The allowance represents the difference between the carrying value of the property at June 30, 1999 and the estimated net sales proceeds from the sale of the property based on a purchase and sales contract with an unrelated third party (see Note 4).

3. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 1,866,951 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $36,726,950 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

   In June 1999, the Partnership entered into an agreement with an unrelated third party to sell the Long John Silver's property in Gastonia, North Carolina. At June 30, 1999, the Partnership established a provision for loss on building related to the anticipated sale of this property (see Note 2). As of August 6, 1999, the sale had not occurred.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund XV, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund XV, Ltd. (a Florida Limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 27, 1999, except for
the second  paragraph of
Note 10, for which the  date
is March 11, 1999 and Note
11  for which the date is
June 3, 1999

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 land and building..................................... $23,173,909 $22,145,138
Net investment in direct financing leases..............   7,589,694   9,264,307
Investment in joint ventures...........................   2,743,450   2,561,816
Cash and cash equivalents..............................   1,214,444   1,614,708
Receivables, less allowance for doubtful accounts of
 $849 in 1998..........................................      62,465      26,888
Prepaid expenses.......................................       9,627       7,633
Organization costs, less accumulated amortization of
 $9,549 and $7,548.....................................         451       2,452
Accrued rental income..................................   1,565,014   1,422,781
                                                        ----------- -----------
                                                        $36,359,054 $37,045,723
                                                        =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable....................................... $       592 $     6,991
Accrued and escrowed real estate taxes payable.........      16,019       6,158
Distributions payable..................................     800,000     800,000
Due to related parties.................................      23,337       4,311
Rents paid in advance..................................      53,206       4,860
                                                        ----------- -----------
  Total liabilities....................................     893,154     822,320
Partners' capital......................................  35,465,900  36,223,403
                                                        ----------- -----------
                                                        $36,359,054 $37,045,723
                                                        =========== ===========


           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                  Year Ended December 31,
                                              ---------------------------------
                                                 1998        1997       1996
                                              ----------  ---------- ----------
Revenues:
  Rental income from operating leases........ $2,443,550  $2,527,261 $2,527,261
  Adjustments to accrued rental income.......   (250,631)        --         --
  Earned income from direct financing
   leases....................................    937,286   1,059,530  1,069,205
  Contingent rental income...................     41,463      25,791     23,318
  Interest and other income..................     62,819      56,183     55,964
                                              ----------  ---------- ----------
                                               3,234,487   3,668,765  3,675,748
                                              ----------  ---------- ----------
Expenses:
  General operating and administrative.......    137,794     135,714    149,388
  Professional services......................     26,208      24,526     19,881
  Management fees to related parties.........     33,990      35,321     35,126
  Real estate taxes..........................     16,797         --         --
  State and other taxes......................     27,763      29,200     30,924
  Depreciation and amortization..............    281,888     248,348    248,232
  Transaction costs..........................     23,196         --         --
                                              ----------  ---------- ----------
                                                 547,636     473,109    483,551
                                              ----------  ---------- ----------
Income Before Equity in Earnings of Joint
 Ventures and Provision for Loss on Land and
 Buildings...................................  2,686,851   3,195,656  3,192,197
Equity in Earnings of Joint Ventures.........    236,553     239,249    392,862
Provision for Loss on Land and Buildings.....   (280,907)        --         --
                                              ----------  ---------- ----------
Net Income................................... $2,642,497  $3,434,905 $3,585,059
                                              ==========  ========== ==========
Allocation of Net Income:
  General partners........................... $   28,218  $   34,349 $   35,851
  Limited partners...........................  2,614,279   3,400,556  3,549,208
                                              ----------  ---------- ----------
                                              $2,642,497  $3,434,905 $3,585,059
                                              ==========  ========== ==========
Net Income Per Limited Partner Unit.......... $     0.65  $     0.85 $     0.89
                                              ==========  ========== ==========
Weighted Average Number of Limited Partner
 Units Outstanding...........................  4,000,000   4,000,000  4,000,000
                                              ==========  ========== ==========

           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                  Years Ended December 31, 1998, 1997 and 1996

                             General Partners                       Limited Partners
                         ------------------------- ----------------------------------------------------
                                       Accumulated                              Accumulated Syndication
                         Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                         ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................    $1,000      $ 46,211    $40,000,000  $ (4,085,947)  $ 4,512,175 $(4,790,000) $35,683,439
 Distributions to
  limited partners
  ($0.82 per limited
  partner unit).........       --            --             --     (3,280,000)          --          --    (3,280,000)
 Net income.............       --         35,851            --            --      3,549,208         --     3,585,059
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................     1,000        82,062     40,000,000    (7,365,947)    8,061,383  (4,790,000)  35,988,498
 Distributions to
  limited partners
  ($0.80 per limited
  partner unit).........       --            --             --     (3,200,000)          --          --    (3,200,000)
 Net income.............       --         34,349            --            --      3,400,556         --     3,434,905
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................     1,000       116,411     40,000,000   (10,565,947)   11,461,939  (4,790,000)  36,223,403
 Distributions to
  limited partners
  ($0.85 per limited
  partner unit).........       --            --             --     (3,400,000)          --          --    (3,400,000)
 Net income.............       --         28,218            --            --      2,614,279         --     2,642,497
                            ------      --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................    $1,000      $144,629    $40,000,000  $(13,965,947)  $14,076,218 $(4,790,000) $35,465,900
                            ======      ========    ===========  ============   =========== ===========  ===========

           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
Cash Flows from Operating Activities:
 Cash received from tenants.............  $ 3,143,119  $ 3,228,741  $ 3,378,973
 Distributions from joint ventures......      271,075      249,318      259,407
 Cash paid for expenses.................     (252,042)    (218,106)    (246,748)
 Interest received......................       54,576       46,642       43,050
                                          -----------  -----------  -----------
  Net cash provided by operating
   activities...........................    3,216,728    3,306,595    3,434,682
                                          -----------  -----------  -----------
Cash Flows from Investing Activities:
 Investment in joint ventures...........     (216,992)         --      (129,939)
 Return of capital from joint venture...          --        51,950          --
                                          -----------  -----------  -----------
  Net cash provided by (used in)
   investing activities.................     (216,992)      51,950     (129,939)
                                          -----------  -----------  -----------
Cash Flows from Financing Activities:
 Distributions to limited partners......   (3,400,000)  (3,280,000)  (3,200,000)
                                          -----------  -----------  -----------
  Net cash used in financing
   activities...........................   (3,400,000)  (3,280,000)  (3,200,000)
                                          -----------  -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................     (400,264)      78,545      104,743
Cash and Cash Equivalents at Beginning
 of Year................................    1,614,708    1,536,163    1,431,420
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $ 1,214,444  $ 1,614,708  $ 1,536,163
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income.............................  $ 2,642,497  $ 3,434,905  $ 3,585,059
                                          -----------  -----------  -----------
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation..........................      279,051      245,563      245,563
  Amortization..........................        2,837        2,785        2,669
  Equity in earnings of joint ventures,
   net of distributions.................       34,522       10,069     (133,455)
  Provision for loss on land and
   buildings............................      280,907          --           --
  Decrease (increase) in receivables....      (33,427)       3,288       58,013
  Decrease in net investment in direct
   financing leases.....................       85,884       87,508       77,834
  Increase in prepaid expenses..........       (1,994)        (584)      (4,234)
  Increase in accrued rental income.....     (142,233)    (431,079)    (431,654)
  Increase in accounts payable and
   accrued expenses.....................        3,462        1,515        1,972
  Increase (decrease) in due to related
   parties..............................       16,876        2,956       (6,880)
  Increase (decrease) in rents paid in
   advance..............................       48,346      (50,331)      39,795
                                          -----------  -----------  -----------
   Total adjustments....................      574,231     (128,310)    (150,377)
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 3,216,728  $ 3,306,595  $ 3,434,682
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Financing Activities:
Distributions declared and unpaid at
 December 31............................  $   800,000  $   800,000  $   880,000
                                          ===========  ===========  ===========

           See accompanying notes to condensed financial statements.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                 Years Ended December 31, 1998, 1997, and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund XV, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note 4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

     Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the Partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that change could occur in the near term which could adversely affect the general partners' best estimate of net cash flows expected to be generated from its properties and the need for asset impairment write downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to

                           CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

                 Years Ended December 31, 1998, 1997 and 1996

decrease rental or other income or increase bad debt expense for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership accounts for its interests in Wood-Ridge Real Estate Joint Venture and properties in Clinton, North Carolina and Fort Myers, Florida, held as tenants-in-common with affiliates, using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Organization Costs--Organization costs were amortized over five years using the straight-line method.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

2. Leases:

   The Partnership leases its land or land and buildings primarily to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Some of the leases are classified as operating leases and some of the leases are classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of the majority of these leases are operating leases. Substantially all leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, generally the tenant pays all property taxes and

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to five successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                   1998         1997
                                -----------  -----------
      Land....................  $15,579,852  $15,579,852
      Buildings...............    8,955,616    7,366,887
                                -----------  -----------
                                 24,535,468   22,946,739
      Less accumulated
       depreciation...........   (1,080,652)    (801,601)
                                -----------  -----------
                                 23,454,816   22,145,138
      Less allowance for loss
       on land and buildings..     (280,907)         --
                                -----------  -----------
                                $23,173,909  $22,145,138
                                ===========  ===========

   During the year ended December 31, 1998, the Partnership established an allowance for loss on land and buildings of $280,907 for financial reporting purposes relating to two of the four Long John Silver's properties whose leases were rejected by the tenant as a result of the tenant filing for bankruptcy. The loss represents the difference between the carrying value of the properties at December 31, 1998 and the current estimated net realizable value for these properties.

   Generally, the leases provide for escalating guaranteed minimum rents throughout the lease term. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997 and 1996, the Partnership recognized $142,233 (net of $250,631 in write-offs), $431,079, and $431,654, respectively, of such rental income.

   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

      1999.......................................................... $ 2,079,263
      2000..........................................................   2,205,272
      2001..........................................................   2,208,745
      2002..........................................................   2,239,958
      2003..........................................................   2,255,872
      Thereafter....................................................  24,476,132
                                                                     -----------
                                                                     $35,465,242
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                        1998          1997
                                                    ------------  ------------
      Minimum lease payments receivable............ $ 15,275,632  $ 19,905,444
      Estimated residual values....................    2,460,656     2,873,859
      Less unearned income.........................  (10,146,594)  (13,514,996)
                                                    ------------  ------------
      Net investment in direct financing leases.... $  7,589,694  $  9,264,307
                                                    ============  ============

   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

      1999.......................................................... $   922,497
      2000..........................................................     925,241
      2001..........................................................     930,728
      2002..........................................................     953,085
      2003..........................................................     958,440
      Thereafter....................................................  10,585,641
                                                                     -----------
                                                                     $15,275,632
                                                                     ===========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

   During the year ended December 31, 1998, four of the eight leases with Long John Silver's, Inc. were rejected in connection with the tenant filing for bankruptcy. As a result, the Partnership reclassified these assets from net investment in direct financing leases to land and buildings on operating leases. In accordance with the Statement of Financial Accounting Standards #13, "Accounting for Leases," the Partnership recorded the reclassified assets at the lower of original cost, present fair value, or present carrying amount. No losses on the termination of direct financing leases were recorded for financial reporting purposes.

5. Investment in Joint Ventures:

   The Partnership has a 50 percent interest in the profits and losses of Wood-Ridge Real Estate Joint Venture. The remaining interest in this joint venture is held by an affiliate of the Partnership which has the same general partners. The Partnership also has a 16 percent interest in a Property in Clinton, North Carolina, with affiliates of the Partnership that has the same general partners, as tenants-in-common. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures.

   In January 1997, Wood-Ridge Real Estate Joint Venture reinvested $502,598, of the net sales proceeds from the sale of two properties during 1996 in one property. As of December 31, 1998, the Partnership had received approximately $52,000, representing its pro-rata share of the uninvested net sales proceeds. As of December 31, 1998, the Partnership owned a 50 percent interest in the profits and losses of the joint venture.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   In June 1998, the Partnership acquired a property in Fort Myers, Florida, with an affiliate of the general partners as tenants-in-common. In connection therewith, the Partnership contributed an amount to acquire a 15 percent interest in such property. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures.

   Wood-Ridge Real Estate Joint Venture owns and leases six properties to operators of national fast-food or family-style restaurants. The Partnership and affiliates, as tenants-in-common in two separate tenancy-in-common arrangements, each own and lease one property to an operator of national fast-food or family-style restaurants.

   The following presents the combined, condensed financial information for all of the Partnership's investments in joint ventures at December 31:

                                                           1998       1997
                                                        ---------- ----------
      Land and buildings on operating leases, less
       accumulated depreciation........................ $6,063,237 $5,563,722
      Net investment in direct financing lease.........    826,780        --
      Cash.............................................     87,245     10,890
      Receivables......................................      1,677      5,923
      Accrued rental income............................     96,768     74,001
      Other assets.....................................        857      1,078
      Liabilities......................................     69,285     18,195
      Partners' capital................................  7,007,279  5,637,419
      Revenues.........................................    705,002    650,354
      Net income.......................................    579,480    522,611

   The Partnership recognized income totalling $236,553, $239,249 and $392,862 for the years ended December 31, 1998, 1997 and 1996, respectively, from these entities.

6. Allocations and Distributions:

   Generally, all net income and losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners shall be subordinated to receipt by the limited partners of an aggregate, eight percent, cumulative, noncompounded annual return on their invested capital contributions (the "Limited Partners' 8% Return").

   Generally, net sales proceeds from the sales of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their Limited Partners' 8% Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners. Any gain from a sale of a property not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

partners with positive balances in their capital accounts, and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a liquidating sale of properties, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to distribute to the partners with positive capital accounts balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the years ended December 31, 1998, 1997 and 1996, the Partnership declared distributions to the limited partners of $3,400,000, $3,200,000 and $3,280,000, respectively. No distributions have been made to the general partners to date.

7. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                                1998        1997        1996
                                             ----------  ----------  ----------
      Net income for financial reporting
       purposes............................  $2,642,497  $3,434,905  $3,585,059
      Depreciation for tax reporting
       purposes in excess of depreciation
       for financial reporting purposes....    (126,518)   (160,007)   (160,007)
      Direct financing leases recorded as
       operating leases for tax reporting
       purposes............................      85,884      87,508      77,834
      Allowance for loss on land and
       buildings...........................     280,907         --          --
      Equity in earnings of joint ventures
       for tax reporting purposes in excess
       of (less than) equity in earnings of
       joint ventures for financial
       reporting purposes..................      33,872      23,823    (158,836)
      Accrued rental income................    (142,233)   (431,079)   (431,654)
      Rents paid in advance................      48,346     (50,331)     39,795
      Capitalization of transaction costs
       for tax reporting purposes..........      23,196         --          --
      Other................................       1,686        (670)      2,127
                                             ----------  ----------  ----------
      Net income for federal income tax
       purposes............................  $2,847,637  $2,904,149  $2,954,318
                                             ==========  ==========  ==========

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


8. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director and vice chairman of the board of CNL Fund Advisors, Inc. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate a management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures. The management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Affiliate. All or any portion of the management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Affiliate shall determine. The Partnership incurred management fees of $33,990, $35,321 and $35,126 for the years ended December 31, 1998, 1997 and 1996, respectively.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate 8% Preferred Return, plus their invested capital contributions. No deferred, subordinated real estate disposition fees have been incurred since inception.

   During the years ended December 31, 1998, 1997 and 1996, the Affiliate of the general partners provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $92,573, $78,051 and $87,265 for the years ended December 31, 1998, 1997 and 1996, respectively, for such services.

   The due to related parties at December 31, 1998 and 1997, totalled $23,337 and $4,311, respectively.

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


9. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees or affiliated groups of lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental and earned income from joint ventures) for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
      Checkers Drive-In Restaurants, Inc. .......... $719,308 $716,905 $723,558
      Golden Corral Corporation.....................  595,343  582,600  531,775
      Flagstar Enterprises, Inc. (and Quincy's
       Restaurants, Inc. for the years ended
       December 31, 1997
       and 1996)....................................  541,527  635,413  638,042
      Long John Silver's, Inc.......................  510,187  710,325  714,804
      Foodmaker, Inc................................  417,426  417,426  417,426

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of rental and earned income from joint ventures) for each of the years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
      Checkers Drive-In Restaurants................. $719,308 $716,905 $723,558
      Golden Corral Family Steakhouse Restaurants...  595,343  582,600  531,775
      Long John Silver's............................  573,104  773,265  777,743
      Hardee's......................................  541,527  543,889  546,037
      Jack in the Box...............................  417,426  417,426  417,426

   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

   In June 1998, the tenant of eight of the Long John Silver's Properties filed for bankruptcy and rejected the leases relating to four Properties. The rental income relating to these Properties will terminate until new tenants or buyers for the Properties are located. While Long John Silver's, Inc. has not rejected or affirmed the remaining four leases, there can be no assurance that some of all of the leases will not be rejected in the future. The lost revenues resulting from the four leases that were rejected, as described above, and the possible rejection of the remaining four leases could have an adverse effect on the results of operations of the Partnership if the Partnership is unable to re-lease these Properties in a timely manner.

10. Subsequent Events:

   In January 1999, a Boston Market tenant rejected its lease and ceased making rental payments related to this lease.

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary

                            CNL INCOME FUND XV, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 3,733,901 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $36,726,950 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

11. Reverse Stock Split:

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 10 being adjusted to 1,866,951 shares.

             UNAUDITED PRO FORMA FINANCIAL INFORMATION OF APF

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XV, Ltd.

   The following unaudited pro forma financial information with respect to APF gives effect to the acquisition of properties, the acquisition of CNL Fund Advisors, Inc. (the "Advisor" or "CFA") and the CNL Restaurant Financial Services Group, and the acquisition of the Income Fund (the acquisition of the Income Fund is referred to as the "Acquisition"), and is based on estimates and assumptions set forth below in the notes to such information which included pro forma adjustments. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF, the historical combined financial information of the Income Fund, the Advisor and CNL Restaurant Financial Services Group (shown separately as CNL Financial Services, Inc. ("CFS") and CNL Financial Corporation ("CFC") and should be read in conjunction with the selected historical financial data and accompanying notes of APF, Income Fund, Advisor and CNL Restaurant Financial Services Group. The pro forma balance sheet assumes that the Acquisition occurred on June 30, 1999, and the pro forma consolidated statements of earnings and statements of cash flows assume that the acquisition of properties by APF from January 1, 1998 through July 31, 1999, the acquisition of the Advisor, the CNL Restaurant Financial Services Group and the Acquisition occurred on January 1, 1998.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partners elected to receive notes in the Acquisition. The assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Acquisition had been effected on the dates indicated or of the results which may be obtained in the future.



   See accompanying notes and management's assumptions to unaudited pro forma financial statements.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XV, Ltd.

                              As of June 30, 1999

                                         Property                                 Historical
                                        Acquisition                                  CNL
                           Historical    Pro Forma                   Historical   Financial
                              APF       Adjustments      Subtotal     Advisor   Services, Inc.
                          ------------  -----------    ------------  ---------- --------------
        ASSETS:
Land and Building on
 operating leases (net
 depreciation)..........  $569,567,003  $ 3,369,856(A) $572,936,859  $        0   $        0
Net Investment in Direct
 Financing Leases.......   132,179,949            0     132,179,949           0            0
Mortgages and Notes
 Receivable.............    63,351,507            0      63,351,507           0            0
Other Investments.......    16,197,812            0      16,197,812           0            0
Investment In Joint
 Ventures...............     1,081,046            0       1,081,046           0            0
Cash and Cash
 Equivalents............    18,764,033            0(A)   18,764,033     333,295      639,036

Restricted
 Cash/Certificates of
 Deposit................     2,006,690            0       2,006,690           0            0
Receivables (net
 allowances)/
 Due from Related
 Party..................       649,972            0         649,972   8,668,738    5,417,084
Accrued Rental Income...     5,875,698            0       5,875,698           0            0
Other Assets............    12,551,632            0      12,551,632     405,214      313,486
Goodwill................             0            0               0           0            0
                          ------------  -----------    ------------  ----------   ----------
 Total Assets...........  $822,225,342  $3,369,856     $825,595,198  $9,407,247   $6,369,606
                          ============  ===========    ============  ==========   ==========
LIABILITIES AND EQUITY:
Accounts Payable and
 Accrued Liabilities....  $  2,105,725  $         0    $  2,105,725  $  673,437   $  311,969
Accrued Construction
 Costs Payable..........     9,745,014            0       9,745,014           0            0
Distributions Payable...             0            0               0           0            0
Due to Related Parties..     1,444,444            0       1,444,444           0      500,981
Income Tax Payable......             0            0               0      51,466       16,906
Line of Credit/Notes
 payable................   149,000,000    3,369,856(A)  152,369,856     351,869            0
Deferred Income.........     2,466,355            0       2,466,355           0            0
Rents Paid in Advance...     1,617,367            0       1,617,367           0            0
Minority Interest.......       644,611            0         644,611           0            0
Common Stock............       373,484            0         373,484           0            0
Common Stock--Class A...             0            0               0       6,400        2,000
Common Stock--Class B...             0            0               0       3,600          724
Additional Paid-in-
 capital................   669,997,715            0     669,997,715   3,328,376    5,303,503

Accumulated
 distributions in excess
 of net earnings........   (15,169,373)           0     (15,169,373)  4,992,099      233,523

Partners' Capital.......             0            0               0           0            0
                          ------------  -----------    ------------  ----------   ----------
 Total Liabilities and
  Equity................  $822,225,342  $ 3,369,856    $825,595,198  $9,407,247   $6,369,606
                          ============  ===========    ============  ==========   ==========
Wtd. Avg. Shares
 Outstanding............    37,347,883
                          ============
Shares Outstanding......    37,348,464
                          ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XV, Ltd.

                              As of June 30, 1999

                     Historical                                                    Historical
                        CNL                       Combining                        CNL Income
                     Financial                    Pro Forma           Combined      Fund XV,    Pro Forma           Adjusted
                       Corp.        Subtotal     Adjustments            APF           Ltd.     Adjustments         Pro Forma
                    ------------ --------------  ------------      --------------  ----------- ------------      --------------
     ASSETS:
Land and Building
 on operating
 leases (net
 depreciation)...   $          0 $  572,936,859  $          0      $  572,936,859  $22,891,786 $  2,387,772 (B2) $  598,216,417
Net Investment in
 Direct Financing
 Leases..........              0    132,179,849             0         132,179,949    7,548,173      609,235 (B2)    140,337,357
Mortgages and
 Notes
 Receivable......    290,522,671    353,874,178             0         353,874,178            0            0         353,874,178
Other
 Investments.....      6,361,082     22,558,894             0          22,558,894            0            0          22,558,894
Investment In
 Joint Ventures..              0      1,081,046             0           1,081,046    2,726,054      422,228 (B2)      4,229,328
Cash and Cash
 Equivalents.....      1,767,517     21,503,851    (9,122,645)(B1)     12,381,236    1,083,203   (2,769,355)(B2)     10,283,084
                                                                                                   (412,000)(B2)
Restricted
 Cash/Certificates
 of Deposit......      2,482,041      4,488,731             0           4,488,731            0            0           4,488,731
Receivables (net
 allowances)
 /Due from
 Related Party...      1,125,933     15,861,727    (6,614,629)(C)       9,247,098       43,835      (36,701)(E)       9,254,232
Accrued Rental
 Income..........              0      5,875,698             0           5,875,698    1,740,806   (1,740,806)(B2)      5,875,698
Other Assets.....      2,479,317     15,749,649    (2,575,792)(B1)     13,173,857       19,252      (19,252)(B2)     13,173,857
Goodwill.........              0              0    42,926,594 (B1)     42,926,594            0            0          42,926,594
                    ------------ --------------  ------------      --------------  ----------- ------------      --------------
 Total Assets....   $304,738,561 $1,146,110,612  $ 24,613,528      $1,170,724,140  $36,053,109 $ (1,558,879)     $1,205,218,370
                    ============ ==============  ============      ==============  =========== ============      ==============
 LIABILITIES AND
     EQUITY:
Accounts Payable
 and Accrued
 Liabilities.....   $  2,013,172 $    5,104,303  $          0      $    5,104,303  $   110,871 $          0      $    5,215,174
Accrued
 Construction
 Costs Payable...              0      9,745,014             0           9,745,014            0            0           9,745,014
Distributions
 Payable.........              0              0             0                   0      800,000            0             800,000
Due to Related
 Parties.........     30,170,185     32,115,610    (6,614,629)(C)      25,500,981       36,701      (36,701)(E)      25,500,981
Income Tax
 Payable.........        274,485        342,857      (342,857)(D)               0            0            0                   0
Line of
 Credit/Notes
 payable.........    267,685,382    420,407,107             0         420,407,107            0            0         420,407,107
Deferred Income..              0      2,466,355             0           2,466,355            0            0           2,466,355
Rents Paid in
 Advance.........              0      1,617,367             0           1,617,367       37,764            0           1,655,131
Minority
 Interest........              0        644,611             0             644,611            0            0             644,611
Common Stock.....              0        373,484        61,500 (B1)        434,984            0       18,464 (B2)        453,448
Common Stock--
 Class A.........            200          8,600        (8,600)(B1)              0            0            0                   0
Common Stock--
 Class B.........            501          4,825        (4,825)(B1)              0            0            0                   0
Additional Paid-
 in-capital......      3,937,095    682,566,689   122,938,500 (B1)    792,936,215            0   33,527,131 (B2)    826,463,346
                                                  (12,568,974)(B1)
Accumulated
 distributions in
 excess of net
 earnings........        657,541     (9,286,210)   (5,883,163)(B1)    (88,132,797)           0            0         (88,132,797)
                                                  (73,306,281)(B1)
                                                      342,857 (D)
Partners'
 Capital.........              0              0             0                   0   35,067,773  (35,067,773)(B2)              0
                    ------------ --------------  ------------      --------------  ----------- ------------      --------------
 Total
  Liabilities and
  Equity.........   $304,738,561 $1,146,110,612  $ 24,613,528      $1,170,724,140  $36,053,109 $ (1,558,879)     $1,205,218,370
                    ============ ==============  ============      ==============  =========== ============      ==============
Wtd. Avg. Shares
 Outstanding.....                                                                                                    45,344,234
                                                                                                                 ==============
Shares
 Outstanding.....                                                                                                    45,344,815
                                                                                                                 ==============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XV, Ltd.

                     For the Six Months Ended June 30, 1999

                                         Property                                   Historical
                                       Acquisition                                     CNL        Historical
                          Historical    Pro Forma                    Historical     Financial    CNL Financial
                             APF       Adjustments       Subtotal      Advisor    Services, Inc.     Corp.      Subtotal
                         ------------  ------------    ------------  -----------  -------------- ------------- -----------
Revenues:
 Rental and Earned
  Income...............  $ 27,900,894  $ 3,056,620(a)  $ 30,957,514  $         0    $        0    $         0  $30,957,514
 Fees..................             0            0                0    9,454,036     2,963,154         11,511   12,428,701
 Interest and Other
  Income...............     4,249,461            0        4,249,461       87,570       249,258     11,539,080   16,125,369
                         ------------  -----------     ------------  -----------    ----------    -----------  -----------
 Total Revenue.........    32,150,355    3,056,620       35,206,975    9,541,606     3,212,412     11,550,591  $59,511,584
Expenses:
 General and
  Administrative.......     2,244,408            0        2,244,408    5,405,130     2,441,151        263,524   10,354,213
 Management and
  Advisory Fees........     1,681,870            0        1,681,870            0             0      1,231,905    2,913,775
 Fees Paid to Related
  Parties..............             0            0                0       88,949       689,425              0      778,374
 Interest Expense......             0            0                0       92,707             0     10,294,499   10,387,206
 State Taxes...........       464,966            0          464,966            0             0              0      464,966
 Depreciation--Other...             0            0                0       77,130        39,032              0      116,162
 Depreciation--
  Property.............     3,701,974      967,179(a)     4,669,153            0             0              0    4,669,153
 Amortization..........         9,700            0            9,700           36             0              0        9,736
 Transaction Costs.....       483,005            0          483,005            0             0              0      483,005
                         ------------  -----------     ------------  -----------    ----------    -----------  -----------
 Total Expenses........     8,585,923      967,179        9,553,102    5,663,952     3,169,608     11,789,928   30,176.590
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties..  $ 23,564,432  $ 2,089,441     $ 25,653,873  $ 3,877,654    $   42,804    $  (239,337) $29,334,994
 Equity in Earnings of
  Joint
  Ventures/Minority
  Interest.............        31,241            0           31,241            0             0              0       31,241
 Gain (Loss) on Sale of
  Properties...........      (201,843)           0         (201,843)           0             0              0     (201,843)
 Provision for Losses
  on Properties........      (540,522)           0         (540,522)           0             0              0     (540,522)
                         ------------  -----------     ------------  -----------    ----------    -----------  -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision)
 for Federal Income
 Taxes.................    22,853,308    2,089,441       24,942,749    3,877,654        42,804       (239,337)  28,623,870
 Benefit/(Provision)
  for Federal Income
  Taxes................             0            0                0   (1,595,036)      (16,906)        86,202   (1,525,740)
                         ------------  -----------     ------------  -----------    ----------    -----------  -----------
Net Earnings (Losses)..  $ 22,853,308  $ 2,089,441     $ 24,942,749  $ 2,282,618    $   25,898    $  (153,135) $27,098,130
                         ============  ===========     ============  ===========    ==========    ===========  ===========
Earnings Per
 Share/Unit............  $       0.61  $       n/a     $        n/a  $       n/a    $      n/a    $       n/a  $       n/a
                         ============  ===========     ============  ===========    ==========    ===========  ===========
Wtd. Avg. Shares
 Outstanding...........    37,347,883            0       37,347,883          n/a           n/a            n/a   37,347,883
                         ============  ===========     ============  ===========    ==========    ===========  ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XV, Ltd.

                     For the Six Months Ended June 30, 1999

                                                           Historical
                           Combining                           CNL
                           Pro Forma           Combined    Income Fund   Pro Forma           Adjusted
                          Adjustments             APF       XV, Ltd.    Adjustments         Pro Forma
                          -----------         -----------  -----------  -----------        ------------
Revenues:
 Rental and Earned
  Income................  $         0         $30,957,514  $ 1,608,193   $  23,780 (j)     $ 32,589,487
 Fees...................   (9,812,516)(b),(c)   2,616,185            0     (45,627)(k)        2,570,558
 Interest and Other
  Income................      144,014 (d)      16,269,383       20,114           0           16,289,497
                          -----------         -----------  -----------   ---------         ------------
 Total Revenue..........  $(9,668,502)        $49,843,082  $ 1,628,307   $ (21,847)        $ 51,449,542
Expenses:
 General and
  Administrative .......     (774,311)(e)       9,579,902      113,623     (55,888)(l),(m)    9,637,637
 Management and Advisory
  Fees..................   (2,913,775)(f)               0       16,144     (16,144)(n)                0
 Fees Paid to Related
  Parties...............     (743,673)(g)          34,701            0           0               34,701
 Interest Expense.......            0          10,387,206            0           0           10,387,206
 State Taxes............            0             464,966       30,305       7,171 (o)          502,442
 Depreciation--Other....            0             116,162            0           0              116,162
 Depreciation--
  Property..............            0           4,669,153      149,677      32,464 (p)        4,851,294
 Amortization...........    1,073,165 (h)       1,082,901          870           0            1,083,771
 Transaction Costs......            0             483,005      107,297           0              590,302
                          -----------         -----------  -----------   ---------         ------------
 Total Expenses.........   (3,358,594)         26,817,996      417,916     (32,397)          27,203,515
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...  $(6,309,908)        $23,025,086  $ 1,210,391   $  10,550         $ 24,246,027
 Equity in Earnings of
  Joint
  Ventures/Minority
  Interest..............            0              31,241      123,928      (7,123)(q)          148,046
 Gain (Loss) on Sale of
  Properties............            0            (201,843)           0           0             (201,843)
 Provision for Losses on
  Properties............            0            (540,522)    (132,446)          0             (672,968)
                          -----------         -----------  -----------   ---------         ------------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
  Federal Income
  Taxes.................   (6,309,908)         22,313,962    1,201,873       3,427           23,519,262
 Benefit/(Provision) for
  Federal Income
  Taxes.................    1,525,740 (i)               0            0           0                    0
                          -----------         -----------  -----------   ---------         ------------
Net Earnings (Losses)...  $(4,784,168)        $22,313,962  $ 1,201,873   $   3,427         $ 23,519,262
                          ===========         ===========  ===========   =========         ============
Earnings Per
 Share/Unit.............  $       n/a         $       n/a  $      0.30   $     n/a         $       0.52
                          ===========         ===========  ===========   =========         ============
Wtd. Avg. Shares
 Outstanding............    6,150,000          43,497,883          n/a   1,846,351           45,344,234(r)
                          ===========         ===========  ===========   =========         ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XV, Ltd.

                      For the Year Ended December 31, 1998


                                        Property                                               Historical
                                       Acquisition                              Historical CNL     CNL
                          Historical    Pro Forma                  Historical     Financial     Financial
                              APF      Adjustments     Subtotal      Advisor    Services, Inc.    Corp.       Subtotal
                          -----------  -----------    -----------  -----------  -------------- -----------  ------------
Revenues:
 Rental and Earned
  Income................  $33,129,661  $22,951,799(a) $56,081,460  $         0    $        0   $         0  $ 56,081,460
 Fees...................            0            0              0   28,904,063     6,619,064       418,904    35,942,031
 Interest and Other
  Income................    9,057,376            0      9,057,376      145,016       574,078    22,238,311    32,014,781
                          -----------  -----------    -----------  -----------    ----------   -----------  ------------
 Total Revenue..........  $42,187,037  $22,951,799    $65,138,836  $29,049,079    $7,193,142   $22,657,215  $124,038,272
Expenses:
 General and
  Administrative........    2,798,481            0      2,798,481    9,843,409     6,114,276     1,425,109    20,181,275
 Management and Advisory
  Fees..................    1,851,004            0      1,851,004            0             0     2,807,430     4,658,434
 Fees to Related
  Parties...............            0            0              0    1,247,278     1,773,406             0     3,020,684
 Interest Expense.......            0            0              0      148,415             0    21,350,174    21,498,589
 State Taxes............      548,320            0        548,320       19,126             0             0       567,446
 Depreciation--Other....            0            0              0      119,923        79,234             0       199,157
 Depreciation--
  Property..............    4,042,290    6,246,947(a)  10,289,237            0             0             0    10,289,237
 Amortization...........       11,808            0         11,808       57,077             0        95,116       164,001
 Transaction Costs......      157,054            0        157,054            0             0             0       157,054
                          -----------  -----------    -----------  -----------    ----------   -----------  ------------
 Total Expenses.........    9,408,957    6,246,947     15,655,904   11,435,228     7,966,916    25,677,829    60,735,877
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization
 and Provision for
 Losses on Properties ..  $32,778,080  $16,704,852    $49,482,932  $17,613,851    $ (773,774)  $(3,020,614) $ 63,302,395
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............      (14,138)           0        (14,138)           0             0             0       (14,138)
 Gain (Loss) on Sale of
  Properties............            0            0              0            0             0             0             0
 Gain on
  Securitization........            0            0              0            0             0     3,694,351     3,694,351
 Provision for Losses on
  Properties............     (611,534)           0       (611,534)           0             0             0      (611,534)
                          -----------  -----------    -----------  -----------    ----------   -----------  ------------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   32,152,408   16,704,852     48,857,260   17,613,851      (773,774)      673,737    66,371,074
 Benefit/(Provision) for
  Federal Income Taxes..            0            0              0   (6,957,472)      305,641      (246,603)   (6,898,434)
                          -----------  -----------    -----------  -----------    ----------   -----------  ------------
Net Earnings (Losses)...  $32,152,408  $16,704,852    $48,857,260  $10,656,379    $ (468,133)  $   427,134  $ 59,472,640
                          ===========  ===========    ===========  ===========    ==========   ===========  ============
Earnings Per
 Share/Unit.............  $      1.21  $       n/a    $       n/a  $       n/a    $      n/a   $       n/a  $        n/a
                          ===========  ===========    ===========  ===========    ==========   ===========  ============
Wtd. Avg. Shares
 Outstanding............   26,648,219    6,981,616     33,629,835          n/a           n/a           n/a    33,629,835
                          ===========  ===========    ===========  ===========    ==========   ===========  ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XV, Ltd.

                      For the Year Ended December 31, 1998

                                                            Historical
                           Combining                        CNL Income
                           Pro Forma            Combined     Fund XV,    Pro Forma          Adjusted
                          Adjustments              APF         Ltd.     Adjustments         Pro Forma
                          ------------         -----------  ----------  -----------        -----------
Revenues:
 Rental and Earned
  Income................  $          0         $56,081,460  $3,171,668   $  47,560 (j)     $59,300,688
 Fees...................   (32,715,768)(b),(c)   3,226,263           0     (66,435)(k)       3,159,828
 Interest and Other
  Income................       207,144 (d)      32,221,925      62,819           0          32,284,744
                          ------------         -----------  ----------   ---------         -----------
 Total Revenue..........  $(32,508,624)        $91,529,648  $3,234,487   $ (18,875)        $94,745,260
Expenses:
 General and
  Administrative........    (4,241,719)(e)      15,939,556     180,799     (73,333)(l),(m)  16,047,022
 Management and Advisory
  Fees..................    (4,658,434)(f)               0      33,990     (33,990)(n)               0
 Fees to Related
  Parties...............    (2,161,897)(g)         858,787           0           0             858,787
 Interest Expense.......             0          21,498,589           0           0          21,498,589
 State Taxes............             0             567,446      27,763      11,479 (o)         606,688
 Depreciation--Other....             0             199,157           0           0             199,157
 Depreciation--
  Property..............      (340,898)(r)       9,948,339     279,051      64,927 (p)      10,292,317
 Amortization...........     2,146,330 (h)       2,310,331       2,837           0           2,313,168
 Transaction Costs......             0             157,054      23,196           0             180,250
                          ------------         -----------  ----------   ---------         -----------
 Total Expenses.........    (9,256,618)         51,479,259     547,636     (30,917)         51,995,978
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization
 and Provision for
 Losses on Properties...  $(23,252,006)        $40,050,389  $2,686,851   $  12,042         $42,749,282
 Equity in Earnings of
  Joint Venture/Minority
  Interest..............             0             (14,138)    236,553     (14,246)(q)         208,169
 Gain (Loss) on Sale of
  Properties............             0                   0           0           0                   0
 Gain on
  Securitization........             0           3,694,351           0           0           3,694,351
 Provision for Losses on
  Properties............             0            (611,534)   (280,907)          0            (892,441)
                          ------------         -----------  ----------   ---------         -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   (23,252,006)         43,119,068   2,642,497      (2,204)         45,759,361
 Benefit/(Provision) for
  Federal Income Taxes..     6,898,434 (i)               0           0           0                   0
                          ------------         -----------  ----------   ---------         -----------
Net Earnings (Losses)...  $(16,353,572)        $43,119,068  $2,642,497   $  (2,204)        $45,759,361
                          ============         ===========  ==========   =========         ===========
Earnings Per
 Share/Unit.............  $        n/a         $       n/a  $     0.66   $     n/a         $      1.10
                          ============         ===========  ==========   =========         ===========
Wtd. Avg. Shares
 Outstanding............     6,150,000          39,779,835         n/a   1,846,351          41,626,186 (s)
                          ============         ===========  ==========   =========         ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XV, Ltd.
                     For the Six Months Ended June 30, 1999

                                           Property                                                   Historical
                                         Acquisition                                  Historical CNL     CNL
                           Historical     Pro Forma                      Historical     Financial     Financial
                               APF       Adjustments        Subtotal       Advisor    Services, Inc.    Corp.
                          -------------  ------------     -------------  -----------  -------------- ------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $  22,853,308  $  2,089,441 (a) $  24,942,749  $ 2,282,618    $  25,898    $   (153,135)
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
 Depreciation...........      3,701,974       967,179 (b)     4,669,153       77,130       28,372               0
 Amortization expense...          9,700             0             9,700           36            0         900,017
 Minority interest in
  income of consolidated
  joint venture.........         17,610             0            17,610            0            0               0
 Equity in earnings of
  joint ventures, net of
  distributions.........         25,120             0            25,120            0            0               0
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases................        201,843             0           201,843            0            0               0
 Provision for loss on
  land, buildings, and
  direct financing
  leases................        540,522             0           540,522            0            0         (96,475)
 Gain on
  securitization........              0             0                 0            0            0               0
 Net cash proceeds from
  securitization of
  notes receivable......              0             0                 0            0            0               0
 Decrease (increase) in
  other receivables.....       (229,916)            0          (229,916)  (1,904,704)           0         (67,340)
 Increase in accrued
  interest income
  included in notes
  receivable............              0             0                 0            0            0               0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............              0             0                 0            0            0        (183,569)
 Investment in notes
  receivable............              0             0                 0            0            0     (88,701,265)
 Collections on notes
  receivable............              0             0                 0            0            0       9,662,971
 Increase in restricted
  cash..................              0             0                 0            0            0      (2,031,259)
 Decrease in due from
  related party.........              0             0                 0            0     (193,244)         81,412
 Decrease (increase) in
  prepaid expenses......       (320,425)            0          (320,425)           0            0               0
 Decrease in net
  investment in direct
  financing leases......        721,624             0           721,624            0            0               0
 Increase in accrued
  rental income.........     (1,915,785)            0        (1,915,785)           0            0               0
 Decrease (increase) in
  intangibles and other
  assets................              0             0                 0      (36,946)           0         (51,848)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....        135,281             0           135,281     (691,686)    (201,744)         94,671
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..        575,868             0           575,868       (8,810)      18,669               0
 Decrease in accrued
  interest..............              0             0                 0            0            0         (57,986)
 Increase in rents paid
  in advance and
  deposits..............        663,096             0           663,096            0        3,623               0
 Increase (decrease) in
  deferred rental
  income................      1,276,472             0         1,276,472            0            0               0
                          -------------  ------------     -------------  -----------    ---------    ------------
 Total adjustments......      5,402,984       967,179         6,370,163   (2,564,980)    (344,324)    (80,450,671)
                          -------------  ------------     -------------  -----------    ---------    ------------
 Net cash provided by
  (used in) operating
  activities............     28,256,292     3,056,620        31,312,912     (282,362)    (318,426)    (80,603,806)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............      3,673,907             0         3,673,907       22,157            0               0
 Additions to land and
  buildings on operating
  leases................   (170,153,724)  121,715,562 (f)   (48,438,162)           0      (20,873)              0
 Investment in direct
  financing leases......    (44,186,644)            0       (44,186,644)           0            0               0
 Investment in joint
  venture...............       (117,663)            0          (117,663)           0            0               0
 Acquisition of
  businesses............              0             0                 0            0            0               0
 Purchase of other
  investments...........              0             0                 0            0            0               0
 Net loss in market
  value from investments
  in trading
  securities............              0             0                 0            0            0               0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....              0             0                 0            0            0         182,607
 Investment in mortgage
  notes receivable......     (2,596,244)            0        (2,596,244)           0            0               0
 Collections on mortgage
  note receivable.......        224,373             0           224,373            0            0               0
 Investment in notes
  receivable............    (22,358,869)            0       (22,358,869)           0            0               0
 Collection on notes
  receivable............        626,959             0           626,959            0            0               0
 Decrease in restricted
  cash..................              0             0                 0            0            0               0
 Increase in intangibles
  and other assets......     (3,198,326)            0        (3,198,326)           0            0               0
 Investment in
  certificates of
  deposit...............              0             0                 0            0            0               0
 Other..................              0             0                 0            0            0               0
                          -------------  ------------     -------------  -----------    ---------    ------------
 Net cash provided by
  (used in) investing
  activities............   (238,086,231)  121,715,562      (116,370,669)      22,157      (20,873)        182,607
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....        210,736             0           210,736            0       20,570               0
 Contributions from
  limited partners......              0             0                 0            0            0               0
 Contributions from
  holder of minority
  interest..............        366,289             0           366,289            0            0               0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..     (1,258,062)            0        (1,258,062)           0            0               0
 Payment of stock
  issuance costs........       (735,785)            0          (735,785)           0            0               0
 Proceeds from borrowing
  on line of
  credit/notes payable..    151,437,245             0       151,437,245            0            0      94,272,038
 Payment on line of
  credit/notes payable..    (12,580,289)            0       (12,580,289)           0       (4,808)    (14,428,254)
 Retirement of shares of
  common stock..........              0             0                 0            0            0               0
 Distributions to
  holders of minority
  interest..............        (21,105)            0           (21,105)           0            0               0
 Distributions to
  stockholders/limited
  partners..............    (28,476,150)            0       (28,476,150)    (119,808)           0               0
 Other..................     (3,548,744)            0        (3,548,744)           0            0        (181,146)
                          -------------  ------------     -------------  -----------    ---------    ------------
 Net cash provided by
  (used in) financing
  activities............    105,394,135             0       105,394,135     (119,808)      15,762      79,662,638
Net increase (decrease)
 in cash................   (104,435,804)  124,772,182        20,336,378     (380,013)    (323,537)       (758,561)
Cash at beginning of
 year...................    123,199,837   (98,763,763)       24,436,074      713,308      962,573       2,526,078
                          -------------  ------------     -------------  -----------    ---------    ------------
Cash at end of year.....  $  18,764,033  $ 26,008,419     $  44,772,452  $   333,295    $ 639,036    $  1,767,517
                          =============  ============     =============  ===========    =========    ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XV, Ltd.

                     For the Six Months Ended June 30, 1999

                                                                        Historical
                                          Combining                         CNL
                                          Pro Forma                     Income Fund   Pro Forma        Adjusted
                            Subtotal     Adjustments     Combined APF    XV, Ltd.    Adjustments       Pro Forma
                          -------------  -----------     -------------  -----------  -----------     -------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $  27,098,130  $(4,784,168)(a) $  22,313,962  $ 1,201,873  $     3,427 (a) $  23,519,262
Adjustments to reconcile
 net income to net cash
 provided by
 operating activities:
 Depreciation...........      4,774,655            0         4,774,655      149,677       32,464 (b)     4,956,796
 Amortization expense...        909,753    1,073,165 (c)     1,982,918          870            0         1,983,788
 Minority interest in
  income of consolidated
  joint venture.........         17,610            0            17,610            0            0            17,610
 Equity in earnings of
  joint ventures, net of
  distributions.........         25,120            0            25,120       16,977        7,123 (d)        49,220
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases................        201,843            0           201,843            0            0           201,843
 Provision for loss on
  land, buildings, and
  direct financing
  leases................        444,047            0           444,047      132,446            0           576,493
 Gain on
  securitization........              0            0                 0            0            0                 0
 Net cash proceeds from
  securitization of
  notes receivable......              0            0                 0            0            0                 0
 Decrease (increase) in
  other receivables.....     (2,201,960)           0        (2,201,960)      18,630            0        (2,183,330)
 Increase in accrued
  interest income
  included in notes
  receivable............              0            0                 0            0            0                 0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............       (183,569)           0          (183,569)           0            0          (183,569)
 Investment in notes
  receivable............    (88,701,265)           0       (88,701,265)           0            0       (88,701,265)
 Collections on notes
  receivable............      9,662,971            0         9,662,971            0            0         9,662,971
 Increase in restricted
  cash..................     (2,031,259)           0        (2,031,259)           0            0        (2,031,259)
 Decrease in due from
  related party.........       (111,832)           0          (111,832)           0            0          (111,832)
 Decrease (increase) in
  prepaid expenses......       (320,425)           0          (320,425)      (9,625)           0          (330,050)
 Decrease in net
  investment in direct
  financing leases......        721,624            0           721,624       41,521            0           763,145
 Increase in accrued
  rental income.........     (1,915,785)           0        (1,915,785)    (175,792)           0        (2,091,577)
 Decrease (increase) in
  intangibles and other
  assets................        (88,794)           0           (88,794)           0            0           (88,794)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....       (663,478)           0          (663,478)      94,260            0          (569,218)
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..        585,727            0           585,727       13,364            0           599,091
 Decrease in accrued
  interest..............        (57,986)           0           (57,986)           0            0           (57,986)
 Increase in rents paid
  in advance and
  deposits..............        666,719            0           666,719      (15,442)           0           651,277
 Increase (decrease) in
  deferred rental
  income................      1,276,472            0         1,276,472            0            0         1,276,472
                          -------------  -----------     -------------  -----------  -----------     -------------
 Total adjustments......    (76,989,812)   1,073,165       (75,916,647)     266,886       39,587       (75,610,174)
                          -------------  -----------     -------------  -----------  -----------     -------------
 Net cash provided by
  (used in) operating
  activities............    (49,891,682)  (3,711,003)      (53,602,685)   1,468,759       43,014       (52,090,912)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............      3,696,064            0         3,696,064            0            0         3,696,064
 Additions to land and
  buildings on operating
  leases................    (48,459,035)   4,452,252 (e)   (44,006,783)           0                    (44,006,783)
 Investment in direct
  financing leases......    (44,186,644)           0       (44,186,644)           0            0       (44,186,644)
 Investment in joint
  venture...............       (117,663)           0          (117,663)           0            0          (117,663)
 Acquisition of
  businesses............              0            0                 0                         0                 0
 Purchase of other
  investments...........              0            0                 0            0            0                 0
 Net loss in market
  value from investments
  in trading
  securities............              0            0                 0            0            0                 0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....        182,607            0           182,607            0            0           182,607
 Investment in mortgage
  notes receivable......     (2,596,244)           0        (2,596,244)           0            0        (2,596,244)
 Collections on mortgage
  note receivable.......        224,373            0           224,373            0            0           224,373
 Investment in notes
  receivable............    (22,358,869)           0       (22,358,869)           0            0       (22,358,869)
 Collection on notes
  receivable............        626,959            0           626,959            0            0           626,959
 Decrease in restricted
  cash..................              0            0                 0            0            0                 0
 Increase in intangibles
  and other assets......     (3,198,326)           0        (3,198,326)           0            0        (3,198,326)
 Investment in
  certificates of
  deposit...............              0            0                 0            0            0                 0
 Other..................              0            0                 0            0            0                 0
                          -------------  -----------     -------------  -----------  -----------     -------------
 Net cash provided by
  (used in) investing
  activities............   (116,186,778)   4,452,252      (111,734,526)           0            0      (111,734,526)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....        231,306            0           231,306            0            0           231,306
 Contributions from
  limited partners......              0            0                 0            0            0                 0
 Contributions from
  holder of minority
  interest..............        366,289            0           366,289            0            0           366,289
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..     (1,258,062)           0        (1,258,062)           0            0        (1,258,062)
 Payment of stock
  issuance costs........       (735,785)           0          (735,785)           0            0          (735,785)
 Proceeds from borrowing
  on line of
  credit/notes payable..    245,709,283            0       245,709,283            0            0       245,709,283
 Payment on line of
  credit/notes payable..    (27,013,351)           0       (27,013,351)           0            0       (27,013,351)
 Retirement of shares of
  common stock..........              0            0                 0            0            0                 0
 Distributions to
  holders of minority
  interest..............        (21,105)           0           (21,105)           0            0           (21,105)
 Distributions to
  stockholders/limited
  partners..............    (28,595,958)           0 (g)   (28,595,958)  (1,600,000)           0       (30,195,958)
 Other..................     (3,729,890)           0        (3,729,890)           0            0        (3,729,890)
                          -------------  -----------     -------------  -----------  -----------     -------------
 Net cash provided by
  (used in) financing
  activities............    184,952,727            0       184,952,727   (1,600,000)           0       183,352,727
Net increase (decrease)
 in cash................     18,874,267      741,249        19,615,516     (131,241)      43,014        19,527,289
Cash at beginning of
year....................     28,638,033   (1,876,399)       26,761,634    1,214,444   (3,104,386)       24,871,692
                          -------------  -----------     -------------  -----------  -----------     -------------
Cash at end of year.....  $  47,512,300  $(1,135,150)    $  46,377,150  $ 1,083,203  $(3,061,372)    $  44,398,981
                          =============  ===========     =============  ===========  ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XV, Ltd.

                      For the Year Ended December 31, 1998

                                           Property                                     Historical    Historical
                                         Acquisition                                       CNL            CNL
                           Historical     Pro Forma                      Historical     Financial      Financial
                               APF       Adjustments        Subtotal       Advisor    Services, Inc.     Corp.
                          -------------  ------------     -------------  -----------  -------------- -------------
Cash Flows from
 Operating Activities:
Net Income(loss)........  $  32,152,408  $ 16,704,852 (a) $  48,857,260  $10,656,379    $ (468,133)  $     427,134
Adjustments to reconcile
 net income(loss) to net
 cash provided by (used
 in) operating
 activities:
 Depreciation...........      4,042,290     6,246,947 (b)    10,289,237      119,923        79,234               0
 Amortization expense...         11,808             0            11,808       56,003             0       2,246,273
 Minority interest in
  income of consolidated
  joint venture.........         30,156             0            30,156            0             0               0
 Equity in earnings of
  joint ventures, net of
  distributions.........        (15,440)            0           (15,440)           0             0               0
 Loss (gain) on sale of
  land, building, net
  investment in direct
  financing leases......              0             0                 0            0             0               0
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes........        611,534             0           611,534            0             0         398,042
 Gain on
  securitization........              0             0                 0            0             0      (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable......              0             0                 0            0             0     265,871,668
 Decrease (increase) in
  other receivables.....        899,572             0           899,572   (3,896,090)            0         453,105
 Increase in accrued
  interest income
  included in notes
  receivable............              0             0                 0            0             0        (170,492)
 Increase in accrued
  interest on mortgage
  note receivable.......              0             0                 0            0             0               0
 Investment in notes
  receivable............              0             0                 0            0             0    (288,590,674)
 Collections on notes
  receivable............              0             0                 0            0             0      23,539,641
 Decrease in restricted
  cash..................              0             0                 0            0             0       2,504,091
 Decrease (increase) in
  due from related
  party.................              0             0                 0            0        89,839      (1,043,527)
 Increase in prepaid
  expenses..............              0             0                 0            0         7,246               0
 Decrease in net
  investment in direct
  financing leases......      1,971,634             0         1,971,634            0             0               0
 Increase in accrued
  rental income.........     (2,187,652)            0        (2,187,652)           0             0               0
 Increase in intangibles
  and other assets......        (29,477)            0           (29,477)     (44,716)      (20,635)        (59,523)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....        467,972             0           467,972      156,317       325,898        (103,507)
 Increase in due to
  related parties,
  excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..         31,255             0            31,255            0      (164,619)              0
 Increase in accrued
  interest..............              0             0                 0            0             0         (77,968)
 Increase in rents paid
  in advance and
  deposits..............        436,843             0           436,843            0             0               0
 Decrease in deferred
  rental income.........        693,372             0           693,372            0             0               0
                          -------------  ------------     -------------  -----------    ----------   -------------
 Total adjustments......      6,963,867     6,246,947        13,210,814   (3,608,563)      316,963       1,610,591
                          -------------  ------------     -------------  -----------    ----------   -------------
 Net cash provided
  by(used in) operating
  activities............     39,116,275    22,951,799        62,068,074    7,047,816      (151,170)      2,037,725
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............      2,385,941             0         2,385,941            0             0               0
 Additions to land and
  buildings on operating
  leases................   (200,101,667)   (3,369,856)(e)  (325,187,085)    (381,671)     (236,372)              0
                                         (121,715,562)(i)
 Investment in direct
  financing leases......    (47,115,435)            0       (47,115,435)           0             0               0
 Investment in joint
  venture...............       (974,696)            0          (974,696)           0             0               0
 Acquisition of
  businesses............              0             0                 0            0             0               0
 Purchase of other
  investments...........    (16,083,055)            0       (16,083,055)           0             0               0
 Net loss in market
  value from investments
  in trading
  securities............              0             0                 0            0             0         295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....              0             0                 0            0             0         212,821
 Investment in mortgage
  notes receivable......     (2,886,648)            0        (2,886,648)           0             0               0
 Collections on mortgage
  note receivable.......        291,990             0           291,990            0             0               0
 Investment in equipment
  notes receivable......     (7,837,750)            0        (7,837,750)           0             0               0
 Collections on
  equipment notes
  receivable............      1,263,633             0         1,263,633    1,783,240             0               0
 Decrease in restricted
  cash..................              0             0                 0            0             0               0
 Increase in intangibles
  and other assets......     (6,281,069)            0        (6,281,069)           0             0               0
 Other..................              0             0                 0      200,000             0               0
                          -------------  ------------     -------------  -----------    ----------   -------------
 Net cash provided
  by(used in) investing
  activities............   (277,338,756) (125,085,418)     (402,424,174)   1,601,569      (236,372)        508,335
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....    385,523,966             0       385,523,966      966,115        51,830          50,100
 Contributions from
  limited partners......              0             0                 0            0             0               0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..     (4,574,925)            0        (4,574,925)           0             0               0
 Payment of stock
  issuance costs........    (34,579,650)            0       (34,579,650)           0             0               0
 Proceeds from borrowing
  on line of
  credit/notes payable..      7,692,040     3,369,856 (e)    11,061,896      198,296             0     413,555,624
 Payment on line of
  credit/notes payable..         (8,039)            0            (8,039)           0             0    (411,805,787)
 Retirement of shares of
  common stock..........       (639,528)            0          (639,528)           0             0               0
 Distributions to
  holders of minority
  interest..............        (34,073)            0           (34,073)           0             0               0
 Distributions to
  stockholders/limited
  partners..............    (39,449,149)            0       (39,449,149)  (9,364,488)            0               0
 Other..................        (95,101)            0           (95,101)           0            24      (2,500,011)
                          -------------  ------------     -------------  -----------    ----------   -------------
 Net cash provided by
  (used in) financing
  activities............    313,835,541     3,369,856       317,205,397   (8,200,077)       51,854        (700,074)
Net increase(decrease)
 in cash................     75,613,060   (98,763,763)      (23,150,703)     449,308      (335,688)      1,845,986
Cash at beginning of
 year...................     47,586,777             0        47,586,777      264,000     1,298,261         680,092
                          -------------  ------------     -------------  -----------    ----------   -------------
Cash at end of year.....  $ 123,199,837  $(98,763,763)    $  24,436,074  $   713,308    $  962,573       2,526,078
                          =============  ============     =============  ===========    ==========   =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XV, Ltd.

                      For the Year Ended December 31, 1998

                                                                        Historical
                                         Combining                      CNL Income
                                         Pro Forma         Combined      Fund XV,     Pro Forma        Adjusted
                            Subtotal    Adjustments           APF          Ltd.      Adjustments       Pro Forma
                          ------------  ------------     -------------  -----------  -----------     -------------
Cash Flows from
 Operating Activities:
Net Income(loss)........  $ 59,472,640  $(16,353,572)(a) $  43,119,068  $ 2,642,497  $    (2,204)(a) $  45,759,361
Adjustments to reconcile
 net income(loss) to net
 cash provided by(used
 in) operating
 activities:
 Depreciation...........    10,488,394      (340,898)(b)    10,147,496      279,051       64,927 (b)    10,491,474
 Amortization expense...     2,314,084     2,146,330 (c)     4,460,414        2,837            0         4,463,251
 Minority interest in
  income of consolidated
  joint venture.........        30,156             0            30,156            0            0            30,156
 Equity in earnings of
  joint ventures, net of
  distributions.........       (15,440)            0           (15,440)      34,522       14,246 (d)        33,328
 Loss(gain) on sale of
  land, building, net
  investment in direct
  financing leases......             0             0                 0            0            0                 0
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes........     1,009,576             0         1,009,576      280,907            0         1,290,483
 Gain on
  securitization........    (3,356,538)            0        (3,356,538)           0            0        (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable......   265,871,668             0       265,871,668            0            0       265,871,668
 Decrease(increase) in
  other receivables.....    (2,543,413)            0        (2,543,413)     (33,427)           0        (2,576,840)
 Increase in accrued
  interest income
  included in notes
  receivable............      (170,492)            0          (170,492)           0            0          (170,492)
 Increase in accrued
  interest on mortgage
  note receivable.......             0             0                 0            0            0                 0
 Investment in notes
  receivable............  (288,590,674)            0      (288,590,674)           0            0      (288,590,674)
 Collections on notes
  receivable............    23,539,641             0        23,539,641            0            0        23,539,641
 Decrease in restricted
  cash..................     2,504,091             0         2,504,091            0            0         2,504,091
 Decrease(increase) in
  due from related
  party.................      (953,688)            0          (953,688)           0            0          (953,688)
 Increase in prepaid
  expenses..............         7,246             0             7,246       (1,994)           0             5,252
 Decrease in net
  investment in direct
  financing leases......     1,971,634             0         1,971,634       85,884            0         2,057,518
 Increase in accrued
  rental income.........    (2,187,652)            0        (2,187,652)    (142,233)           0        (2,329,885)
 Increase in intangibles
  and other assets......      (154,351)            0          (154,351)           0            0          (154,351)
 Increase(decrease) in
  accounts payable,
  accrued expenses and
  other
  liabilities...........       846,680             0           846,680        3,462            0           850,142
 Increase in due to
  related parties,
  excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..      (133,364)            0          (133,364)      16,876            0          (116,488)
 Increase in accrued
  interest..............       (77,968)            0           (77,968)           0            0           (77,968)
 Increase in rents paid
  in advance and
  deposits..............       436,843             0           436,843       48,346            0           485,189
 Decrease in deferred
  rental income.........       693,372             0           693,372            0            0           693,372
                          ------------  ------------     -------------  -----------  -----------     -------------
 Total adjustments......    11,529,505     1,805,432        13,335,237      574,231       79,173        13,988,641
                          ------------  ------------     -------------  -----------  -----------     -------------
 Net cash provided
  by(used in) operating
  activities............    71,002,445   (14,548,140)       56,454,305    3,216,728       76,969        59,748,002
Cash Flows from
 Investing Activities:                                                                         0
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............     2,385,941             0         2,385,941            0            0         2,385,941
 Additions to land and
  buildings on operating
  leases................  (325,805,128)   21,794,386 (h)  (304,010,742)           0            0      (304,010,742)
 Investment in direct
  financing leases......   (47,115,435)            0       (47,115,435)           0            0       (47,115,435)
 Investment in joint
  venture...............      (974,696)            0          (974,696)    (216,992)           0        (1,191,688)
 Acquisition of
  businesses............             0    (9,122,645)(f)    (9,122,645)           0   (2,769,355)(g)   (12,304,000)
                                                                                        (412,000)(g)
 Purchase of other
  investments...........   (16,083,055)            0       (16,083,055)           0            0       (16,083,055)
 Net loss in market
  value from investments
  in trading
  securities............       295,514             0           295,514            0            0           295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....       212,821             0           212,821            0            0           212,821
 Investment in mortgage
  notes receivable......    (2,886,648)            0        (2,886,648)           0            0        (2,886,648)
 Collections on mortgage
  note receivable.......       291,990             0           291,990            0            0           291,990
 Investment in equipment
  notes receivable......    (7,837,750)            0        (7,837,750)           0            0        (7,837,750)
 Collections on
  equipment notes
  receivable............     3,046,873             0         3,046,873            0            0         3,046,873
 Decrease in restricted
  cash..................             0             0                 0            0            0                 0
 Increase in intangibles
  and other assets......    (6,281,069)            0        (6,281,069)           0            0        (6,281,069)
 Other..................       200,000             0           200,000            0            0           200,000
                          ------------  ------------     -------------  -----------  -----------     -------------
 Net cash provided
  by(used in) investing
  activities............  (400,550,642)   12,671,741      (387,878,901)    (216,992)  (3,181,355)     (391,277,248)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....   386,592,011             0       386,592,011            0            0       386,592,011
 Contributions from
  limited partners......             0             0                 0            0            0                 0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..    (4,574,925)            0        (4,574,925)           0            0        (4,574,925)
 Payment of stock
  issuance costs........   (34,579,650)            0       (34,579,650)           0            0       (34,579,650)
 Proceeds from borrowing
  on line of
  credit/notes payable..   424,815,816             0       424,815,816            0            0       424,815,816
 Payment on line of
  credit/notes payable..  (411,813,826)            0      (411,813,826)           0            0      (411,813,826)
 Retirement of shares of
  common stock..........      (639,528)            0          (639,528)           0            0          (639,528)
 Distributions to
  holders of minority
  interest..............       (34,073)            0           (34,073)           0            0           (34,073)
 Distributions to
  stockholders/limited
  partners..............   (48,813,637)            0       (48,813,637)  (3,400,000)           0       (52,213,637)
 Other..................    (2,595,088)            0        (2,595,088)           0            0        (2,595,088)
                          ------------  ------------     -------------  -----------  -----------     -------------
 Net cash provided
  by(used in) financing
  activities............   308,357,100             0       308,357,100   (3,400,000)           0       304,957,100
Net increase(decrease)
 in cash................   (21,191,097)   (1,876,399)      (23,067,496)    (400,264)  (3,104,386)      (26,572,146)
Cash at beginning of
 year...................    49,829,130             0        49,829,130    1,614,708            0        51,443,838
                          ------------  ------------     -------------  -----------  -----------     -------------
Cash at end of year.....  $ 28,638,033  $ (1,876,399)    $  26,761,634  $ 1,214,444  $(3,104,386)    $  24,871,692
                          ============  ============     =============  ===========  ===========     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                         PRO FORMA FINANCIAL STATEMENTS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XV, Ltd.

1. Basis of Presentation

   The Pro Forma Balance Sheet as of June 30, 1999 reflects the transactions of the acquisition of the Advisor and CNL Restaurant Financial Services Group as set forth in this consent solicitation. The Pro Forma Statements of Earnings for the six months ended June 30, 1999, and for the year ended December 31, 1998, have been prepared to reflect (a) the issuance of additional shares and the property acquisitions completed from January 1, 1998 through July 31, 1999 and (b) the acquisition of the Advisor and CNL Restaurant Financial Services Group and the Acquisition of the Income Fund. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF and the historical combined financial information of the Advisor, CNL Restaurant Financial Services Group and the Income Fund and should be read in conjunction with the selected historical financial data and accompanying notes of APF, the Advisor the CNL Restaurant Financial Services Group and the Income Fund. The Pro Forma Balance Sheet was prepared as if the transactions described above occurred on June 30, 1999. The Pro Forma Statements of Earnings were prepared as if the transactions described above occurred as of January 1, 1998. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the transactions described above had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all material adjustments necessary to reflect the recurring effects of the transactions described above have been made.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partner elected the note option. This assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   The Pro Forma Balance Sheet and Pro Forma Statements of Earnings assume the issuance of the APF Shares relating to the purchase of the Advisor and the CNL Restaurant Financial Services Group without regard to a provision that provides for 1,000,000 APF Shares to be placed in escrow pending achievement of certain levels of property acquisition and/or mortgage loan origination. This presentation was selected in order to present both the most dilutive results as well as what management believes is the most likely result based on current information.

2. Method of Accounting

   The acquisition of the CNL Restaurant Financial Services Group and the Income Fund will be accounted for under the purchase accounting method. APF will recognize goodwill to the extent that the purchase price paid exceeds the fair value of the net tangible assets acquired. As for the acquisition of the Advisor from a related party, APF will expense the costs incurred in acquiring the Advisor to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. The excess purchase price will be recorded as an expense on APF's consolidated statements of earnings.

   All significant intercompany balances and transactions between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund have been eliminated in the pro forma financial statements.

3. Reverse Stock Split

   In May 1999, the stockholders of APF approved a proposal for a one-for-two reverse stock split at the annual stockholder meeting. All information relating to shares outstanding and per share information has been restated for all periods presented.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XV, Ltd.


4. Adjustments to Pro Forma Balance Sheet

   The following describes the pro forma adjustments to the Pro Forma Balance Sheet as of June 30, 1999, as if the Acquisition was consummated on such date. For purposes of the pro forma financial statements, it is assumed that at a special meeting of stockholders for APF, the stockholders of APF approved a proposal for an amendment to its Articles of Incorporation to increase the number of authorized shares to an amount necessary to enable APF to issue the shares for the Acquisition.

  (A) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (B) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                             CNL
                                          Financial
                                          Services
                               Advisor      Group     Income Fund     Total
                             ----------- -----------  -----------  ------------
Fair Value of Consideration
 Received..................  $81,636,756 $50,485,889  $36,726,950  $168,849,595
                             =========== ===========  ===========  ============
Share Consideration........  $76,000,000 $47,000,000  $33,545,595  $156,545,595
Cash Consideration.........          --          --       412,000       412,000
APF Transaction Costs......    5,636,756   3,485,889    2,769,355    11,892,000
                             ----------- -----------  -----------  ------------
    Total Purchase Price...  $81,636,756 $50,485,889  $36,726,950  $168,849,595
                             =========== ===========  ===========  ============
Allocation of Purchase
 Price:
Net Assets--Historical.....  $ 8,330,475 $10,135,087  $35,067,773  $ 53,533,335
Purchase Price Adjustments:
  Land and buildings on
   operating leases........          --          --     2,387,772     2,387,772
  Net investment in direct
   financing leases........          --          --       609,235       609,235
  Investment in joint
   ventures................          --          --       422,228       422,228
  Accrued rental income....          --          --    (1,740,806)   (1,740,806)
  Intangibles and other
   assets..................          --   (2,575,792)     (19,252)   (2,595,044)
  Goodwill*................          --   42,926,594          --     42,926,594
  Excess purchase price....   73,306,281         --           --     73,306,281
                             ----------- -----------  -----------  ------------
    Total Allocation.......  $81,636,756 $50,485,889  $36,726,950  $168,849,595
                             =========== ===========  ===========  ============

--------
* Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XV, Ltd.


     The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisition of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,306,281 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations". Goodwill of $42,926,594 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

     1.Common Stock (CFA, CFS, CFC)--Class A...........      8,600
       Common Stock (CFA, CFS, CFC)--Class B...........      4,825
       Additional Paid-in Capital (CFA, CFS, CFC)...... 12,568,974
       Retained Earnings...............................  5,883,163
       Accumulated distributions in excess of earn-
        ings........................................... 73,306,281
       Goodwill for CFC/CFS (Intangibles and other as-
        sets).......................................... 42,926,594
         CFC/CFS Organizational Costs/Other Assets.....              2,575,792
         Cash to pay APF transaction costs.............              9,122,645
         APF Common Stock..............................                 61,500
         APF Capital in Excess of Par Value............            122,938,500
       (To record acquisition of CFA, CFS and CFC)
     2.Partners Capital................................ 35,067,773
       Land and buildings on operating leases..........  2,387,772
       Net investment in direct financing leases.......    609,235
       Investment in joint ventures....................    422,228
         Accrued rental income.........................              1,740,806
         Intangibles and other assets..................                 19,252
         Cash to pay APF Transaction costs.............              2,769,355
         Cash consideration to Income Fund.............                412,000
         APF Common Stock..............................                 18,464
         APF Capital in Excess of Par Value............             33,527,131
       (To record acquisition of Income Fund)

  (C) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

  (D) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the Acquisition.

  (E) Represents the elimination by the Income Fund of $36,701 in related party payables recorded as receivables by the Advisor.

5. Adjustments to Pro Forma Statements of Earnings

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1999.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XV, Ltd.


    (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

         Origination fees from affiliates......................... $  (689,425)
         Secured equipment lease fees.............................     (67,967)
         Advisory fees............................................    (126,788)
         Reimbursement of administrative costs....................    (382,728)
         Acquisition fees.........................................  (4,452,252)
         Underwriting fees........................................     (54,248)
         Administrative, executive and guarantee fees.............    (532,389)
         Servicing fees...........................................    (572,728)
         Development fees.........................................     (38,853)
         Management fees..........................................  (1,681,870)
                                                                   -----------
           Total.................................................. $(8,599,248)
                                                                   ===========

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

         Interest income............................................... $144,014

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

         General and administrative costs........................... $(774,311)

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XV, Ltd.


    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

         Management fees.......................................... $(1,681,870)
         Administrative executive and guarantee fees..............    (532,389)
         Servicing fees...........................................    (572,728)
         Advisory fees............................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

    (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

         Amortization of goodwill................................... $1,073,165

    (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $23,780 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k) Represents the elimination of fees between the Advisor and the Income Fund:

         Management fees............................................ $ (16,144)
         Reimbursement of administrative costs......................   (29,483)
                                                                     ---------
                                                                     $ (45,627)
                                                                     =========

    (l) Represents the elimination of $29,483 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $26,405 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $16,144 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $7,171 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $32,464 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XV, Ltd.

       for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $7,123 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents rental and earned income of $22,951,799 and depreciation expense of $6,246,947 as if properties that had been operational when they were acquired by APF from January 1, 1998 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

         Origination fees from affiliates........................ $ (1,773,406)
         Secured equipment lease fees............................      (54,998)
         Advisory fees...........................................     (305,030)
         Reimbursement of administrative costs...................     (408,762)
         Acquisition fees........................................  (21,794,386)
         Underwriting fees.......................................     (388,491)
         Administrative, executive and guarantee fees............   (1,233,043)
         Servicing fees..........................................   (1,570,331)
         Development fees........................................     (229,153)
         Management fees.........................................   (1,851,004)
                                                                  ------------
           Total................................................. $(29,608,604)
                                                                  ============

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                Group and

                         CNL Income Fund XV, Ltd.

       origination fees received by CNL Financial Services, Inc. during the year ended December 31, 1998 of $3,107,164 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(II)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

         Interest income............................................... $207,144

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

         General and administrative costs......................... $(4,241,719)

    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

         Management fees.......................................... $(1,851,004)
         Administrative executive and guarantee fees..............  (1,233,043)
         Servicing fees...........................................  (1,269,357)
         Advisory fees............................................    (305,030)
                                                                   -----------
                                                                   $(4,658,434)
                                                                   ===========

    (g) Represents the elimination of $2,161,897 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

         Amortization of goodwill................................... $2,146,330

    (i) Represents the elimination of $6,898,434 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $47,560 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k) Represents the elimination of fees between the Advisor and the Income Fund:

         Management fees............................................. $(33,990)
         Reimbursement of administrative costs.......................  (32,445)
                                                                      --------
                                                                      $(66,435)
                                                                      ========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XV, Ltd.


    (l) Represents the elimination of $32,445 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $40,888 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $33,990 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $11,479 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1998 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $64,927 as a result of adjusting the historical basis of the real estate owned indirectly by the Fund through joint venture or tenancy in common arrangements with affiliates or unrelated third parties, to fair value as a result by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $14,246 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Represents the decrease in depreciation expense of $340,898 as a result of eliminating acquisition fees (see 4(II)(b)) between APF and the Advisor which on a historical basis were capitalized as part of the basis of the building.

    (s) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

6. Adjustments to Pro Forma Statement of Cash Flows

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1999.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XV, Ltd.

    (d) Represents adjustment of equity in earnings to net income.

    (e) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (f) Represents the reversal of historical cash used for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.


  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

      (a) Represents pro forma adjustments to net income.

      (b) Represents add back of pro forma depreciation expense to net income.

      (c) Represents add back of pro forma amortization of goodwill expense to net income.

      (d) Represents adjustment of equity in earnings to net income.

    (e) Represents amounts borrowed under APF's credit facility from July 1, 1999 through July 31, 1999 to acquire properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

    (f) Represents the use of cash by APF to pay the transaction costs allocated to the acquisition of the Advisor and Restaurant Financial Group.

    (g) Represents the use of cash i) to pay for the cash consideration proposed in the offer to acquire the Income Fund and ii) to pay the transaction costs allocated to the acquisition of the Income Fund.

    (h) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (i) Represents the adjustment for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF as if these properties had been acquired on January 1, 1998.

    Non-Cash Investing Activities:

    On January 1, 1999, APF issued shares of its common stock to acquire the Advisor, CNL Restaurant Financial Services Group and the Income Fund, as described in 4(A) and 4(B).

                                                                     Appendix A

             [LETTERHEAD OF LEGG MASON WOOD WALKER, INCORPORATED]

                                March 10, 1999

James M. Seneff, Jr.
Robert A. Bourne
CNL Realty Corporation
as General Partners of
CNL Income Fund XV, Ltd.
400 East South Street
Orlando, FL 32801-2878

               Re: CNL Income Fund XV, Ltd. (the "Partnership")

Gentlemen:

   You have requested our opinion as investment bankers (a) as to the fairness, from a financial point of view, to the Partnership and its limited partners of the shares of common stock (the "Common Stock") of CNL American Properties Fund, Inc. (the "Acquiror") offered to them in the Merger (as defined below), (b) as to the fairness, from a financial point of view, of the aggregate Common Stock offered to the CNL Income Funds (as defined below) in the Merger Transactions (as defined below) and (c) as to the fairness, from a financial point of view, of the method of allocating the aggregate shares of Common Stock among the CNL Income Funds in the Merger Transactions. Under the terms of an agreement and plan of merger (the "Merger Agreement"), dated March 11, 1999, between the Partnership and the Acquiror, the Partnership will merge with and into a wholly owned subsidiary of the Acquiror and the partners of the Partnership will be offered shares of Common Stock as determined pursuant to the Merger Agreement (the "Share Consideration"); such transaction is hereafter referred to as the "Merger."

   The Partnership is one of sixteen Florida limited partnerships (the "CNL Income Funds") served by Messrs. Seneff, Bourne and CNL Realty Corporation as general partners (the "General Partners"). Each CNL Income Fund has executed a merger agreement with the Acquiror on terms similar to the Merger Agreement. The transactions to occur under such merger agreements are referred to as the "Merger Transactions."

   In connection with our opinion, we have, among other things:

     (i) reviewed the Merger Agreement and the merger agreements for each of the Merger Transactions;

     (ii) reviewed the Registration Statement on Form S-4 with respect to the Merger Transactions as filed on March 12, 1999;

     (iii) reviewed the financial statements and the related filings of the Partnership and the other CNL Income Funds on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (iv) reviewed the financial statements and the related filings of the Acquiror on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (v) reviewed certain internal information concerning the business and operations of the Partnership and the other CNL Income Funds furnished to us by the General Partners, including a draft of the Partnership's and the other CNL Income Funds' Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vi) reviewed certain internal information concerning the business and operations of the Acquiror furnished to us by management of the Acquiror, including a draft of the Acquiror's Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vii) reviewed certain financial data and operating statistics relating to the Partnership, the other CNL Income Funds and the Acquiror provided by the General Partners and the Acquiror and compared them with similar information of selected public companies that we deemed relevant to our inquiry;

     (viii) reviewed the appraisal (the "Appraisal") of the properties of the Partnership and the other CNL Income Funds prepared by Valuation Associates and dated January 6, 1999;

     (ix) held meetings and discussions with certain directors, officers and employees of the General Partners and the Acquiror concerning the operations, financial condition and future prospects of the Partnership, the other CNL Income Funds and the Acquiror; and

     (x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

   In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by or on behalf of the Partnership, the other CNL Income Funds and the Acquiror. We have further relied upon the assurances of the General Partners that they are unaware of any factors that would materially alter the conclusions made in Legg Mason's fairness opinion, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. Legg Mason assumed that the financial forecasts (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the General Partners and the Acquiror as to the future performance of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason also assumed, with the consent of the General Partners, that any material liabilities (contingent or otherwise, known or unknown) of the Partnership, the other CNL Income Funds and the Acquiror are as set forth in the financial statements of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason also assumed with the consent of the General Partners that the table prepared by or for the General Partners of the allocation of Share Consideration among the General Partners and the limited partners of the Partnership has been prepared in accordance with and complies with the terms and conditions of the partnership agreement of the Partnership. Legg Mason also assumed that the Appraisal was reasonably prepared by and reflected the good faith judgments of Valuation Associates and Legg Mason does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership, the other CNL Income Funds or the Acquiror. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof.

   We have acted as financial advisor to the General Partners and will receive a fee for our services. It is understood that this letter is for the information of the General Partners in their evaluation of the Merger Transactions and our opinion does not constitute a recommendation to the General Partners or any limited partner of the Partnership or any of the other CNL Income Funds as to how such partner should vote on the Merger or the Merger Transactions, as the case may be, or as to whether such partner should elect to receive the Share Consideration or cash and promissory notes of the Acquiror. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets. Additionally, our opinion does not compare the relative merits of the Merger and the Merger Transactions with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Merger and the Merger Transactions.

   It should be noted that in rendering this opinion with respect to the fairness, from a financial point of view, of (i) the Share Consideration to be offered with respect to the Partnership, (ii) the aggregate Common

Stock offered with respect to the CNL Income Funds and (iii) the method of allocating the shares of Common Stock of the Acquiror among the CNL Income Funds, Legg Mason has neither addressed, nor are we rendering any opinion with respect to, any other aspect of the Merger Transactions, including (a) the value or fairness of the cash and promissory notes option, (b) the prices at which the shares of Common Stock may trade following the Merger Transactions or the trading value of the shares to be offered compared with the current fair market value of the portfolios or other assets of the Partnership and the other CNL Income Funds if liquidated in real estate markets, (c) the tax effect of any aspect of the Merger Transactions, (d) the fairness of the amounts or allocation of the costs of the Merger Transactions or the amounts of such costs allocated to the limited partners or, (e) any other matters with respect to any specific individual partner or class of partners of the Partnership or the other CNL Income Funds.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Share Consideration offered to the Partnership and its limited partners in the Merger, the aggregate shares of Common Stock offered by the Acquiror with respect to the CNL Income Funds in the Merger Transactions and the method of allocating the shares of Common Stock among the CNL Income Funds in the Merger Transactions are fair from a financial point of view.

                                          Very truly yours,

                                          /s/ Legg Mason Wood Walker,
                                           Incorporated
                                          -------------------------------------
                                          Legg Mason Wood Walker, Incorporated

                                                                      Appendix B
                                          October 27, 1999

CNL Income Fund XV, Ltd.
c/o James M. Seneff, Jr.
400 East South Street, Suite 500
Orlando, Florida 32801

  Re: Agreement and Plan of Merger dated March 11, 1999 by and among CNL
      American Properties Fund, Inc. ("APF"), CNL APF Partners, L.P. (the "Operating Partnership"), CNL APF GP Corp. (the "OP General Partner"), CNL Income Fund XV, Ltd. (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr. and CNL Realty Corporation (together, the "General Partners"), as amended by First Amendment to Agreement and Plan of Merger dated June 4, 1999 (the agreement and plan of merger, as so amended, the "Merger Agreement")

Gentlemen:

   Under the terms of Section 2.3 of the Merger Agreement, the closing of the merger of the Fund into the Operating Partnership is to occur within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X of the Merger Agreement but in no event later than March 31, 2000.

   The parties desire to further amend the Merger Agreement to modify the provisions thereof regarding the time for Closing and for the satisfaction or waiver of the conditions set out in Article X.

   Accordingly, the parties agree that Section 2.3 of the Merger Agreement is amended to provide that the Closing shall take place by the later of thirty
(30) days after the Partners of the Fund approve the Merger Proposal in accordance with the requirements of the Merger Agreement or March 31, 2000; however, in no event later than June 30, 2000. Further, the reference to "March 31, 2000" in the lead in of Sections 10.2 and 10.3 and in clause (c) of Section
11.2 is deleted and replaced with "the Closing Date."

   Capitalized terms used but not defined in this letter have the meanings such terms are given in the Merger Agreement.

   Except as specifically amended hereby, the Merger Agreement remains unmodified and in full force and effect.

   To evidence your agreement to the foregoing amendment of the Merger Agreement, please sign and return to me a copy of this letter.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

   Agreed as of the date of the above letter.

                                          CNL INCOME FUND XV, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr.
                                          Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          James M. Seneff, Jr., as General
                                           Partner

                                          CNL APF GP CORP.

                                          /s/ John T. Walker
                                          Name: John T. Walker
                                          Its: President

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

   THIS FIRST AMENDMENT TO AGREEMENT AND PLAN MERGER is entered into as of the 4th day of June 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund XV, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Borne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated March 11, 1999 by and among the Parties (the "Merger Agreement"), the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of the Merger Agreement; and

   WHEREAS, the Parties desire to amend the Merger Agreement in the manner set forth below.

                                   AGREEMENT:

1. AMENDMENTS TO MERGER AGREEMENT

   The Merger Agreement is hereby amended as follows in accordance with the provisions of Section 14.9 of the Merger Agreement:

  1.1 The definition of "Cash/Notes Option" is hereby deleted in its entirety.

  1.2 Clause (B) of Section 4.1(a)(iii)(B) is hereby deleted in its entirety and restated as follows:

     "(B) Notes in accordance with Section 4.4 below."

  1.3 Clause (i) of Section 4.2(ii) is hereby deleted in its entirety and restated as follows:

       "(ii) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund (or, if APF consummates the Reverse Split, for every $20.00 of expenses)."

  1.4 Section 4.4 is hereby deleted in its entirety and amended and restated as follows:

       "Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the note option, such limited partners shall be entitled to receive, in lieu of the Share Consideration, notes (the "Notes") in the aggregate amount equal to 97% of the value (based on the Exchange Value as defined in the Registration Statement) of the Share Consideration such Dissenting Partners would have otherwise received had such partners not elected to receive the Notes (the "Note Option"). The Notes will mature on the fifth anniversary of the Closing Date and will bear interest at a fixed rate equal to seven percent. The aggregate Share Consideration shall be reduced on a one-for-basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Note Option."

  1.5 The reference to "December 31, 1999" in the lead in of Section 10.2 is hereby deleted and replaced with March 31, 2000.

  1.6 The following subsection shall be added to Section 10.2

       "(g) The aggregate face amount of the Notes to be issued to Dissenting Limited Partners shall not have exceeded 15% of the value of the Share Consideration based on the Exchange Value."

  1.7 The reference to "December 31, 1999" in the lead in of Section 10.3 is hereby deleted and replaced with March 31, 2000.

  1.8 The reference to "December 31, 1999" in clause (c) of Section 11.2 is hereby deleted and replaced with "March 31, 2000."

2. GENERAL

  2.1 Except as specifically set forth in this First Amendment, the Merger Agreement shall remain unmodified and in full force and effect.

  2.2 This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  2.3 The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  2.4 This First Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                           Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND XV, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne_________________
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          James M. Seneff, Jr., as General
                                           Partner

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger is entered into as of this 11th day of March, 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP Corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund XV, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Bourne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA") and the Florida Revised Uniform Limited Partnership Act (the "Florida RULPA");

   WHEREAS, the Fund is one of 18 CNL Income Funds (collectively with the Fund, the "CNL Income Funds") that APF is proposing to acquire (the "Proposed Acquisitions");

   WHEREAS, the Special Committee (the "Special Committee") of the independent members of the Board of Directors of APF has received a fairness opinion (the "Fairness Opinion") from Merrill Lynch & Co. as to the fairness to APF, from a financial point of view, of the consideration to be paid in connection with the Proposed Acquisitions;

   WHEREAS, the Special Committee has recommended the Merger to the Board of Directors of APF and the Board has approved the proposal to consummate the Merger (the "Merger Proposal") and the related transactions;

   WHEREAS, Legg Mason Wood Walker Incorporated has delivered a fairness opinion (the "Fund Fairness Opinion") to the General Partners as to the fairness to the Fund and its limited partners from a financial point of view, of the APF Common Share consideration offered to the Fund and its limited partners; and

   WHEREAS, the Board of Directors of the OP General Partner has unanimously approved the Merger Proposal;

   NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  Definitions

   1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

   "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

   "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504, or any similar group defined under a similar provision of state, local or foreign law.

   "Agreement" means this Agreement, as amended from time to time.

   "APF" has the meaning set forth in the preface above.

   "APF Common Shares" shall mean the shares of common stock, par value $0.01, of APF.

   "APF Indemnity Claim" has the meaning set forth in Section 12.1 below.

   "APF SEC Documents" has the meaning set forth in Section 6.7 below.

   "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

   "Business Combination" has the meaning set forth in Section 4.1(b) below.

   "Cash/Note Option" has the meaning set forth in Section 4.4 below.

   "Closing" has the meaning set forth in Section 2.3 below.

   "CNL Income Funds" has the meaning set forth in the second paragraph of the Recitals above.

   "Closing Date" has the meaning set forth in Section 2.3 below.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Confidential Information" means any information concerning the businesses and affairs of the Fund, the Operating Partnership or APF, if any, that is not already generally available to the public.

   "Delaware RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Disclosure Schedule" has the meaning set forth in the first paragraph of
Article VII below.

   "Dissenting Partners" has the meaning set forth in Section 4.4 below.

   "Effective Time" has the meaning set forth in Section 2.2 below.

   "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

   "Fairness Opinion" has the meaning set forth in the third paragraph of the Recitals above.

   "Florida RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Fund" has the meaning set forth in the preface above.

   "Fund Articles of Merger" has the meaning set forth in Section 2.2 below.

   "Fund Fairness Opinion" has the meaning set forth in the fifth paragraph of the recitals above.

   "Fund Indemnity Claim" has the meaning set forth in Section 12.2 below.

   "Fund Interests" means the general and limited partnership interests in the Fund.

   "Fund SEC Documents" has the meaning set forth in Section 7.7 below.

   "GAAP" means United States generally accepted accounting principles as in effect from time to time.

   "General Partners" has the meaning set forth in the preface above.

   "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation but excluding commercially available shrink wrap software), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

   "IRS" means the Internal Revenue Service.

   "Knowledge" means in the case of the Fund, CNL Realty Corporation, Inc., APF and the OP General Partner, the actual knowledge of a director or an executive officer after reasonable investigation and, in the case of the individual General Partners, the collective actual Knowledge of all of the General Partners after reasonable investigation. For the purposes of this Agreement, the Knowledge of one General Partner shall be attributed to the other General Partners.

   "Known" and "Knowingly" mean that the Fund, any General Partner or APF, as applicable, had Knowledge of the particular matter or took the action described with prior Knowledge.

   "Liability" means any liability (whether Known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

   "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to an industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

   "Merger" has the meaning set forth in the first paragraph of the Recitals above.

   "Merger Proposal" has the meaning set forth in fourth paragraph of the Recitals above.

   "Most Recent 10-Q" has the meaning set forth in Section 7.5 below.

   "Most Recent Balance Sheet" means the most recent balance sheet filed in a Fund SEC Document.

   "Notes" has the meaning set forth in Section 4.4 below.

   "NYSE" means the New York Stock Exchange.

   "OP Certificate of Merger" has the meaning set forth in Section 2.2 below.

   "OP General Partner" has the meaning set forth in the Preface above.

   "OP Limited Partner" means CNL APF LP Corp., a Delaware corporation and wholly owned subsidiary of APF.

   "Operating Partnership" has the meaning set forth in the preface above.

   "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

   "Party" or "Parties" has the meaning set forth in the preface above.

   "Partner" means any holder of Fund Interests.

   "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

   "Proposed Acquisitions" has the meaning set forth in the second paragraph of the Recitals above.

   "Registration Statement" means the registration statement on Form S-4 to be filed by APF to register the APF Common Shares to be issued as Share Consideration in the Merger.

   "Representative" has the meaning set forth in Section 12.3 below.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (e) any minor imperfection of title or similar lien which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on such Party.

   "Share Consideration" has the meaning set forth in Section 4.1(a) below.

   "Special Committee" has the meaning set forth in the third paragraph to the Recitals above.

   "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or otherwise control the management.

   "Surviving Partnership" has the meaning set forth in Section 2.1 below.

   "Takeover Statute" has the meaning set forth in Section 8.9 below.

   "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code

(S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

   "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   "Third-Party Claim" has the meaning set forth in Section 12.4 below.

                                   ARTICLE II

                        Merger; Effective Time; Closing

   2.1 Merger. Subject to the terms and conditions of this Agreement, the Delaware RULPA and the Florida RULPA, at the Effective Time, the Operating Partnership and the Fund shall consummate the Merger in which (i) the Fund shall be merged with and into the Operating Partnership and the separate limited partnership existence of the Fund shall thereupon cease, (ii) the Operating Partnership shall be the successor or surviving limited partnership in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate limited partnership existence of the Operating Partnership with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The limited partnership surviving the Merger is sometimes hereinafter referred to as the "Surviving Partnership." The Merger shall have the effects set forth in the Delaware RULPA and the Florida RULPA. As a result of the Merger, the outstanding Fund Interests shall be converted or cancelled in the manner provided in Article IV.

   2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, the Operating Partnership and the Fund shall (i) execute or cause to be executed (A) a Certificate of Merger in the form required by the Delaware RULPA (the "OP Certificate of Merger") and (B) Articles of Merger in the form required by the Florida RULPA (the "Fund Articles of Merger"), and
(ii) cause the OP Certificate of Merger to be filed with the Delaware Secretary of State as provided in the Delaware RULPA and the Fund Articles of Merger to be filed with the Florida Department of State as provided in the Florida RULPA, in each case, on the Closing Date or as soon as practicable thereafter. The Merger shall become effective at (i) such time as the OP Certificate of Merger has been duly filed with the Delaware of Secretary of State and the Fund Articles of Merger has been duly filed with the Florida Department of State or
(ii) such other time as is agreed upon by APF, the OP General Partner and the General Partners and specified in the OP Certificate of Merger and the Fund Articles of Merger. Such time is hereinafter referred to as the "Effective Time."

   2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw Pittman Potts & Trowbridge, 2300 N Street, N.W., Washington, D.C. 20037, commencing at 9:00 a.m. local time on such date as within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date as APF, the OP General Partner and the General Partners may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article X (the "Closing Date"). In no event shall the Closing Date be a date subsequent to December 31, 1999. At the Closing, there shall be delivered to APF, the Operating Partnership, the OP General Partner, the General Partners and the Fund the certificates and other documents and instruments required to be delivered under
Article X.

   2.4 Further Assurances. Each Party hereto will execute such further documents and instruments and take such further actions as may be reasonably requested by one or more of the other Parties to consummate the Merger, to vest the Surviving Partnership with full title to all assets, properties, rights, approvals, immunities and franchises of either the Fund or the Operating Partnership or to effect the other purposes of this Agreement.

                                  ARTICLE III

 Certificate of Limited Partnership; Limited Partnership Agreement;and General
                        Partner of Surviving Partnership

   3.1 Certificate of Limited Partnership. At the Effective Time, the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein.

   3.2 Limited Partnership Agreement. At the Effective Time, the limited partnership agreement of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the limited partnership agreement of the Surviving Partnership.

   3.3 General Partner. The general partner of the Operating Partnership immediately prior to the Effective Time shall be the general partner of the Surviving Partnership from and after the Effective Time until it is replaced or it resigns in accordance with the limited partnership agreement of the Surviving Partnership.

                                   ARTICLE IV

              Share Consideration; Payment of Share Consideration

   4.1 Share Consideration; Conversion or Cancellation of Fund Interests in Merger.

   (a) At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Fund Interests (i) shall be converted into the right to receive up to 3,733,901 fully paid and nonassessable APF Common Shares (1,866,951 APF Common Shares if the Reverse Split [defined below] occurs before the Closing) (the "Share Consideration") pursuant to the terms of
Section 4.2 below, (ii) shall cease to be outstanding, and (iii) shall be canceled and retired and shall cease to exist, and each Partner, as the holder of such Fund Interests shall cease to have any rights with respect thereto, except the right to receive either (A) APF Common Shares therefor in accordance with this Section 4.1 and Section 4.3 or (B) the cash and Notes in accordance with Section 4.4 below. Subject to the approval of the APF's shareholders of an amendment to its article of incorporation, APF anticipates that prior to the Closing it will effect a one for two reverse stock split (the "Reverse Split") pursuant to which each two shares of APF Common Shares outstanding will be exchanged for one share of APF Common Shares.

   (b) Except for the Reverse Stock Split described in Section 4.1(a), prior to the Effective Time, APF shall not split or combine the APF Common Shares, or pay a stock dividend or other stock distribution in APF Common Shares, or in rights or securities exchangeable for, convertible into or exercisable for APF Common Shares, or otherwise change APF Common Shares into, or exchange APF Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of APF as a result of which APF stockholders receive cash, stock, or other property in exchange for, or in connection with, their APF Common Shares (a "Business Combination") or otherwise), or make any other dividend or distribution on or of APF Common Shares (other than regular quarterly cash dividends paid on APF Common Shares or any distribution pursuant to APF's dividend reinvestment plan), without the parties hereto having first entered into an amendment to this Agreement pursuant to which the Share Consideration will be adjusted to reflect such split, combination, dividend, distribution, Business Combination, or change.

   (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the APF Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

   4.2 Payment of Share Consideration. At the Closing, subject to Section 4.4 below, the Partners shall receive the Share Consideration (less expenses paid by APF on behalf of the Fund), distributed in accordance with the provisions of the Fund's limited partnership agreement as of the Closing Date. For the purposes of this Agreement, the Share Consideration will be reduced (i) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund and (ii) as provided in Section 4.4 below.

   4.3 Fractional APF Common Shares. No certificates representing fractional APF Common Shares shall be issued upon conversion of any Fund Interests. Each Partner of the Fund who would otherwise be entitled to fractional APF Common Shares will receive one APF Common Share for a fractional interest representing 50% or more of one APF Common Share. No APF Common Shares will be issued for a fractional interest representing less than 50% of one APF Common Share.

   4.4 Cash/Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the cash/note option (the "Cash/Note Option"), such Dissenting Partners shall be entitled to receive, in lieu of the Share Consideration, consideration based on such Dissenting Partners' percentage interest (as determined by the Fund's partnership agreement) in the Fund's asset liquidation value of $33,159,327,based on Valuation Associates' appraisal. Such consideration shall be payable 10% in cash and 90% in Callable Notes due in 2006 (the "Notes"). The Notes will bear interest at a fixed rate equal to 120% of the applicable federal rate as of the date the consent solicitation on Form S-4 is mailed to the limited partners. The Share Consideration shall be reduced on a one-for-one basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Cash/Note Option.

                                   ARTICLE V

             Representations and Warranties of The General Partners

   Each General Partner severally represents and warrants to APF and the Operating Partnership that the statements contained in this Article V are correct and complete as of the date hereof and on the Closing Date:

   5.1 Authorization of Transaction. The General Partner has full power and authority (including, as applicable, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the General Partner, enforceable in accordance with its terms and conditions. The General Partner does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   5.2 Noncontravention. Except as set forth in Section 5.2 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the General Partner is subject or, as applicable, any provision of the General Partner's articles of incorporation, bylaws or other organizational documents.

                                   ARTICLE VI

 Representations and Warranties of APF, The OPGeneral Partner and The Operating
                                  Partnership

   APF, the OP General Partner and the Operating Partnership jointly and severally represent and warrant to the General Partners and the Fund that the statements contained in this Article VI are correct and complete as of the date hereof and the Closing Date:

   6.1 Organization. APF is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. APF is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on APF. APF has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The OP General Partner is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. The Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Operating Partnership is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Operating Partnership. The Operating Partnership has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. APF and the OP General Partner have delivered to the General Partners and the Fund correct and complete copies of the certificate of incorporation of APF and the OP General Partner and the certificate of limited partnership and the limited partnership agreement of the Operating Partnership (each as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of APF and the OP General Partner and any organizational records of the Operating Partnership have been made available to the General Partners and the Fund and are correct and complete. APF is not in default under or in violation of any provision of its certificate of incorporation, and the Operating Partnership is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   6.2 Capital Stock. The authorized capital stock of APF consists of 125,000,000 shares of common stock, $.01 par value (the "APF Common Shares"), of which 74,696,927 shares are outstanding as of January 31, 1999. Since January 31, 1999, APF has not issued any shares of capital stock. All outstanding APF Common Shares are, and all APF Common Shares issuable under any stock option plans of APF, will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the 57,266,099 APF Common Shares which may be issued in connection with APF's acquisition of the other 17 CNL Income Funds in the Proposed Acquisitions and the 12,300,000 APF Shares which may be issued in connection with APF's acquisition of CNL Fund Advisors, Inc., CNL Financial Services, Inc. and CNL Financial Corp., there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which APF is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem, or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock. All of the outstanding general partner interests of the Operating Partnership are owned by the OP General Partner, and all of the outstanding limited partner interests of the Operating Partnership are owned by the OP Limited Partnership, and there are outstanding on the date hereof no options, warrants, rights, commitments or any other agreements of any character to which the Operating Partnership or any partner thereof is a party or which it may be bound requiring it to issue, transfer, sell, purchase, register, redeem or acquire any interest in the Operating Partnership.

   6.3 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of APF will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Share Consideration will be registered under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. The Share Consideration will, when issued, be approved for listing on the NYSE, subject to official notice of issuance.

   6.4 Authorization of Transaction. APF, the OP General Partner and the Operating Partnership have full power and authority (including full corporate and limited partnership, as applicable, power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance by APF, the OP General Partner and the Operating Partnership of this Agreement have been duly and validly authorized by the boards of directors of APF and the OP General Partner. This Agreement constitutes the valid and legally binding obligation of APF, the OP General Partner and the Operating Partnership, enforceable in accordance with its terms and conditions. None of APF, the OP General Partner or the Operating Partnership needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which, APF, the OP General Partner or the Operating Partnership is subject or any provision of APF's or the OP General Partner's articles of incorporation or by-laws or the Operating Partnership's certificate of limited partnership or limited partnership agreement or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which APF, the OP General Partner or the Operating Partnership is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of a Security Interest upon any of its assets.

   6.6 Title to Assets. APF has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of its most recent quarterly report on Form 10-Q.

   6.7 Reports and Financial Statements. APF has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "APF SEC Documents"). All of the APF SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such APF SEC Documents. None of the APF SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed APF SEC Documents. There is no unresolved violation, criticism or exception by any governmental entity of which APF has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to APF could have a Material Adverse Effect on APF. The financial statements of APF included in the APF SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of APF as of the dates thereof and the results of operations and cash flows of APF for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   6.8 Events Subsequent to September 30, 1998. Since September 30, 1998, nothing has occurred which has had or would reasonably be expected to have a Material Adverse Effect on APF.

   6.9 Litigation. Except as publicly disclosed by APF in its APF SEC Documents or on Schedule 1, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of APF, threatened against APF or any of its Subsidiaries or any of their respective properties or assets which (a) if adversely determined, could reasonably be expected to have a Material Adverse Effect on APF or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by APF in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by APF in any APF SEC Document, none of APF or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on APF or would prevent or delay the consummation of the transactions contemplated hereby.

   6.10 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by APF for inclusion or incorporation by reference in (i) the Registration Statement to be filed by APF with the SEC in connection with the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the proxy statement sent by APF to its shareholders pertaining to the Merger will, at the date mailed to shareholders and at the times of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to APF, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the proxy statement, APF shall promptly so advise the General Partners and such event shall be so described, and such amendment or supplement (which the General Partners shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

   6.11 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by APF in its APF SEC Documents or disclosed in
Schedule 1, as of December 31, 1998, to APF's Knowledge, none of APF or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which are not fully reflected in, reserved against or otherwise described in the consolidated balance sheet of APF and its consolidated Subsidiaries (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in any reports filed by it with the APF SEC Documents, since December 31, 1998, the business of APF and its Subsidiaries has been carried on only in the ordinary and usual course, to APF's Knowledge, none of APF or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which could reasonably be expected to have, and there have been no events, changes or effects with respect to APF or its Subsidiaries Known to APF having or which could reasonably be expected to have, a Material Adverse Effect on APF.

   6.12 Brokers' Fees. Except for the fees and expenses paid to Merrill Lynch & Co. with respect to the delivery of the Fairness Opinion to the Special Committee and in connection with the financial services provided by Salomon Smith Barney, none of APF, the OP General Partner or the Operating Partnership has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

   6.13 Qualification as a REIT. APF is a "real estate investment trust" for federal income tax purposes. The consummation of the transactions contemplated by this Agreement will not cause APF to cease to qualify as a "real estate investment trust" for federal income tax purposes.

   6.14 Compliance with Applicable Law. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, it and its Subsidiaries hold all permits, licenses, variances, exemptions, order and approvals of all governmental entities necessary for the lawful conduct of their respective businesses, except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its

APF SEC Documents, to APF's Knowledge, APF and its Subsidiaries are in compliance with the material terms of its permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF, the businesses of APF and its Subsidiaries are not, to APF's Knowledge, being conducted in violation of any law, ordinance or regulation of any governmental entity except that no representation or warranty is made in this Section 6.14 with respect to environmental laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, no investigation or review by any governmental entity with respect to APF or its Subsidiaries is pending or, to the Knowledge of APF, threatened, nor, to the Knowledge of APF, has any government entity indicated an intention to conduct the same, other than, in each case, those which APF reasonably believes will not have a Material Adverse Effect on APF.

   6.15 Intellectual Property.

   (a) APF owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of APF as presently conducted. Each item of Intellectual Property owned or used by APF immediately prior to the Closing hereunder will be owned or available for use by APF on identical terms and conditions immediately subsequent to the Closing hereunder. APF has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) APF has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of APF's directors or officers (or employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that APF must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of APF which are material to the operation of APF's business.

   (c) APF has no patent or registration which has been issued to APF with respect to any of its Intellectual Property.

   (d) Nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of APF's business as presently conducted.

   6.16 Insurance. With respect to each current insurance policy to which APF is a party, a named insured or is otherwise the beneficiary of coverage, to the knowledge of APF: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither APF nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

   6.17 Tenants. To the Knowledge of APF and except as set forth on Schedule 1, no current tenant of a property owned by APF, which as of the date of APF's most recent quarterly report on Form 10-Q represented more than 5% of APF's total revenues, presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   6.18 Disclosure. APF is in compliance in all material respects with its obligation under the Securities Exchange Act to publicly disclose material information in a timely fashion.

                                  ARTICLE VII

               Representations and Warranties Concerning the Fund

   The General Partners and the Fund jointly and severally represent and warrant to APF and the Operating Partnership that the statements contained in this Article VII are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the General Partners and the Fund to APF and the Operating Partnership in accordance with the provisions of
Section 8.14 (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VII.

   7.1 Organization, Qualification, and Corporate Power. The Fund is a limited partnership duly organized, validly existing, and in good standing under the laws of Florida. The Fund is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Except as set forth in Section 7.1(a) of the Disclosure Schedule, the Fund has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Section 7.1(b) of the Disclosure Schedule lists the directors and officers of the corporate General Partner. The General Partners have been made available to APF and the Operating Partnership correct and complete copies of the certificate of limited partnership and the limited partnership agreement of the Fund (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the corporate General Partner and any organizational records of the Fund have been made available to APF and the Operating Partnership and are correct and complete in all material respects. The Fund is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   7.2 Capitalization. All of the outstanding ownership interests in the Fund (the "Fund Interests") consist of (i) one percent in general partnership interests and (ii) 4,000,000 units of limited partnership interests. All of the outstanding Fund Interests have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Fund to issue, sell, or otherwise cause to become outstanding any additional ownership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Fund.

   7.3 Authorization of Transaction. The Fund has full power and authority (including full limited partnership power and authority) to execute and deliver this Agreement and, upon the affirmative vote of a majority of the outstanding limited partnership Fund Interests, will have full power and authority (including limited partnership power and authority) to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Fund, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, moratorium and rights of creditors generally. The Fund is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   7.4 Noncontravention. Except as set forth in Section 7.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Fund is subject or any provision of the certificate of limited partnership or limited partnership agreement of the Fund or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Fund is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

   7.5 Title to Assets. The Fund has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC (the "Most Recent 10-Q") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent 10-Q.

   7.6 Subsidiaries. The Fund does not have any Subsidiaries, operating or otherwise.

   7.7 Reports and Financial Statements. The Fund has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "Fund SEC Documents"). All of the Fund SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Fund SEC Documents. None of the Fund SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Fund SEC Documents. There is no unresolved violation by any governmental entity of which the Fund has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to the Fund could have a Material Adverse Effect on the Fund. The financial statements of the Fund included in the Fund SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of the Fund as of the dates thereof and the results of operations and cash flows of the Fund for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   7.8 Events Subsequent to the Most Recent 10-Q. Since the date of the Most Recent 10-Q nothing has had a Material Adverse Effect on the Fund. Without limiting the generality of the foregoing, since that date, except as set forth in the appropriately lettered paragraph of Section 7.8 of the Disclosure
Schedule:

   (a) the Fund has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration (as reasonably determined by the General Partners) in the Ordinary Course of Business;

   (b) the Fund has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 except in the Ordinary Course of Business;

   (c) no party (including the Fund) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Fund is a party or by which it is bound except in the Ordinary Course of Business;

   (d) the Fund has not imposed any Security Interest upon any of its assets, tangible or intangible except in the Ordinary Course of Business;

   (e) the Fund has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 except in the Ordinary Course of Business;

   (f) the Fund has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

   (g) the Fund has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

   (h) the Fund has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

   (i) the Fund has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

   (j) the Fund has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

   (k) there has been no change made or authorized in the certificate of limited partnership or limited partnership agreement of the Fund;

   (l) the Fund has not issued, sold, or otherwise disposed of any ownership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any ownership interests in the Fund;

   (m) the Fund has not declared, set aside, or paid any dividend or made any distribution with respect to its ownership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its ownership interests other than distributions consistent with past practices;

   (n) the Fund has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

   (o) the Fund has not made any loan to, or entered into any other transaction with, any of the General Partners or the directors, officers, or employees of the corporate General Partner outside the Ordinary Course of Business;

   (p) the Fund has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

   (q) the Fund has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

   (r) to the Knowledge of the General Partners, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Fund; and

   (s) the Fund is not under any legal obligation, whether written or oral, to do any of the foregoing.

   7.9 Undisclosed Liabilities. The Fund does not have any Liability (and, to the Knowledge of the General Partners, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) or which are not in the aggregate material.

   7.10 Legal Compliance. Except as disclosed in the Fund SEC Documents, the Fund has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), the violation of which could cause a Material Adverse Effect to the Fund, of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

   7.11 Tax Matters.

   (a) The Fund has filed all material Tax Returns that it was required to file, including, without limitation, any material Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Fund (as shown on any filed Tax Return) have been paid. The Fund currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Fund does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Fund that arose in connection with any failure (or alleged failure) to pay any Tax.

   (b) The Fund has withheld and, if due, paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, Partner, or other third party.

   (c) The General Partners do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Fund either (A) claimed or raised by any authority in writing or (B) as to which any of the General Partners has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Fund for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Fund since December 31, 1996.

   (d) The Fund has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

   (e) The Fund has not filed a consent under Code (S)341(f) concerning collapsible corporations. The Fund has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G. The Fund has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S)6662. The Fund is not a party to any Tax allocation or sharing agreement. The Fund (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Fund) or (B) has any Liability for the Taxes of any Person (other than the Fund) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   7.12 Real Property.

   Section 7.12(a) of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased by the Fund. Section 7.12(b) of the Disclosure Schedule lists all leases and subleases to which the Fund is a party, and the General Partners have made available to APF correct and complete copies of all such leases and subleases (as amended to date). With respect to each lease and sublease listed in Section 7.12(b) of the Disclosure Schedule:

   (a) the lease or, to the Knowledge of the General Partners, the sublease is legal, valid, binding, enforceable, and in full force and effect, except as may be affected by bankruptcy, insolvency, moratorium and the rights of creditors generally;

   (b) no consent is required with respect to the lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of the lease or sublease or otherwise affect the ongoing validity of the lease or sublease;

   (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

   (d) no party to the lease or, to knowledge of the General Partners, sublease has repudiated any provision thereof;

   (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or, to the Knowledge of the General Partners, sublease;

   (f) the Fund has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

   (g) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required by the Fund in connection with the operation thereof and, to the Knowledge of the General Partners, have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

   (h) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

   7.13 Intellectual Property.

   (a) The Fund owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Fund as presently conducted. Each item of Intellectual Property owned or used by the Fund immediately prior to the Closing hereunder will be owned or available for use by the Fund on identical terms and conditions immediately subsequent to the Closing hereunder. The Fund has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) The Fund has not Knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the General Partners nor any of the corporate General Partner's directors and officers (and employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Fund must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the General Partners, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Fund which are material to the operation of the Fund's business.

   (c) The Fund has no patent or registration which has been issued to the Fund with respect to any of its Intellectual Property.

   (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Fund uses pursuant to license, sublicense, agreement, or permission. The General

Partners have made available to APF and the Operating Partnership correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

   (e) To the Knowledge of the General Partners, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Fund's business as presently conducted.

   7.14 Tangible Assets. The Fund owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted. Each such tangible asset is free from all material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the assets, in the opinion of the General Partners, necessary to conduct the Fund's business as it is currently being conducted.

   7.15 Contracts. Section 7.15 of the Disclosure Schedule lists all of the following types of contracts and other agreements to which the Fund is a party:

   (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

   (b) any agreement concerning a partnership or joint venture;

   (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

   (d) any agreement concerning confidentiality or noncompetition;

   (e) any agreement with any General Partner or any of their Affiliates (other than the Fund);

   (f) any agreement under which it has advanced or loaned any amount to any of the General Partners or the corporate General Partner's directors, officers, and employees outside the Ordinary Course of Business; or

   (g) any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

   The General Partners have made available to APF and the Operating Partnership a correct and complete copy of each written agreement listed in
Section 7.15 of the Disclosure Schedule (as amended to date) which is not included as an exhibit to a Fund SEC Document and a written summary setting forth the terms and conditions of each oral agreement referred to in Section
7.15 of the Disclosure Schedule. With respect to each agreement set forth in
Section 7.15 of the Disclosure Schedule or filed as an exhibit to a Fund SEC
Document: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

   7.16 Notes and Accounts Receivable. All notes and accounts receivable of the Fund are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Fund.

   7.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Fund.

   7.18 Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Fund has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets): (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (iii) the policy number and the period of coverage. With respect to each current insurance policy, to the Knowledge of the General Partners and the Fund: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Fund nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Fund has been covered during the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets) by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Fund.

   7.19 Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance, not already disclosed in the Fund SEC Documents, in which the Fund
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or, to its Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section
7.19 of the Disclosure Schedule or the Fund SEC Documents could result in any Material Adverse Effect on the Fund. None of the General Partners has any reason to believe that any additional such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Fund.

   7.20 Tenants. To the Knowledge of any of the General Partners, no current tenant of a property owned by the Fund presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   7.21 Employees. The Fund does not have and has never had any employees, officers or directors. The Fund is not and has never been a party to or had any liability with respect to any Employee Benefit Plan.

   7.22 Guaranties. The Fund is not a guarantor of and is not otherwise liable for any liability or obligation (including indebtedness) of any other Person.

   7.23 Registration Statement. The information furnished by the Fund for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

   7.24 Environmental Matters. The Fund is currently in compliance with all material environmental laws, ordinances, regulations and orders applicable to its business or properties, and, to the Knowledge of the General Partners, the tenants' present uses of the Fund's properties, whether leased or owned, do not materially violate any such laws, ordinances, regulations or orders. The Fund is not subject to any Liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or material or pollutant or any spill, leakage, discharge or release of any hazardous substance or material or pollutant as a result of having owned or operated any business prior to the Effective Time, which if a violation existed would have a Material Adverse Effect on the Fund.

   7.25 Vote Required. The affirmative vote of at least a majority of the outstanding Fund Interests is the only vote of any security holder in the Fund (under applicable law or otherwise) required to approve the Merger, this Agreement and the other transactions contemplated hereby.

   7.26 Disclosure. The representations and warranties contained in this
Article VII do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VII not misleading.

                                  ARTICLE VIII
                             Pre-Closing Covenants

   The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

   8.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article X below).

   8.2 Notices and Consents. The General Partners shall give any notices to third parties and obtain any third party consents referred to in Sections 5.1, 5.2, 7.3 and 7.4 above and the related sections of the Disclosure Schedule. APF, the OP General Partner and the Operating Partnership shall give any notices to third parties and obtain any third party consents referred to in Sections 6.4 and 6.5 above. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 5.1, 6.4 and
7.3 above.

   8.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement to the Effective Time, the General Partners will not, and will not cause the Fund to, take any action that adversely affects the ability of the Fund (i) to pursue its business in the ordinary course, (ii) to seek to preserve intact its current business organizations, and (iii) to preserve its relationships with its tenants; and the General Partners will not allow the Fund to, without the OP General Partner's prior written consent, which consent shall not be unreasonably withheld:

   (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any additional ownership interests (including the Fund Interests), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its ownership interests or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or (ii) any other securities in respect of, in lieu of or in substitution for the Fund Interests outstanding on the date hereof;

   (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Fund Interests);

   (c) split, combine, subdivide or reclassify any of its ownership interests or otherwise make any payments to the Partners; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution in respect of its ownership interests at such times and in such manner and amount as may be consistent with the Fund's past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from December 31, 1998 through the Effective Time, to the extent not otherwise paid or distributed to the Partners), or (ii) any distribution of property necessary for the representation and warranty set forth in Section
7.11 to be true and correct;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

   (e) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation outside the Ordinary Course of Business;

   (f) other than as may be necessary to consummate the Merger, adopt any amendments to its certificate of limited partnership or limited partnership agreement;

   (g) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, outside the Ordinary Course of Business;

   (h) engage in the conduct of any business the nature of which is materially different from the business in which the Fund is currently engaged;

   (i) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Fund;

   (j) forgive any indebtedness owed to the Fund or convert or contribute by way of capital contribution any such indebtedness owed;

   (k) authorize or enter into any agreement providing for management services to be provided by the Fund to any third party or an increase in management fees paid by any third party under existing management agreements;

   (l) mortgage, pledge, encumber, sell, lease or transfer any material assets of the Fund except as contemplated by this Agreement;

   (m) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

   (n) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

   8.4 Full Access. The General Partners shall permit representatives of APF and the OP General Partner to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Fund to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Fund. APF, the OP General Partner and the Operating Partnership shall permit representatives of the General Partners and the Fund to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of APF and the Operating Partnership to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to APF, the OP General Partner and the Operating Partnership. The Parties agree that any information obtained in connection with the exercise of their rights pursuant to this Section 8.4 shall be Confidential Information for purposes of this Agreement.

   8.5 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Articles V, VI or VII above, as applicable. No disclosure by any Party pursuant to this Section 8.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

   8.6 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each of APF, the Operating Partnership, the General Partners and the Fund shall use reasonable efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of APF after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

   8.7 Fund Partner Approval. The General Partners hereby agree to vote the Fund Interests owned by them in favor of this Agreement and the transactions contemplated hereby and agree, subject to the satisfaction of their fiduciary duties as general partners under Florida law, as reasonably determined by the General Partners, to recommend that the limited Partners of the Fund vote their Fund Interests in favor of this Agreement and the transactions contemplated hereby.

   8.8 Delivery of Certain Financial Statements.

   (a) In addition to disclosure in Fund SEC Documents required to be filed by the Fund, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, the Fund shall provide to APF and the OP General Partner with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by the Fund and each of the General Partners that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of the Fund as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   (b) In addition to disclosure in APF SEC Documents required to be filed by APF, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, APF shall provide to the Fund and the General Partners with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by APF that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of APF as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   8.9 State Takeover Statutes. APF, the APF Board of Directors, the Operating Partnership, the Fund and the General Partners shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation, including without limitation, the control share acquisition provisions of Section 3-701 et seq. of the Maryland GCL and the business combination provisions of Section 3-601 et seq of the Maryland GCL (each, a "Takeover Statute"), is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and
(ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

   8.10 Exclusivity. None of the General Partners shall solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of the Fund (including any acquisition structured as a merger, consolidation, or share exchange). The General Partners shall notify APF and the Operating Partnership immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

   8.11 Listing. APF shall effect, at or before the issuance of any APF Common Shares issued as Share Consideration pursuant to Article IV, authorization for listing or quotation of such APF Common Shares on the NYSE, subject to official notice of issuance.

   8.12 Maintenance of APF's Business. During the period from the date of this Agreement to the Effective Time, APF will not take any action that adversely affects the ability of APF (i) to pursue its business in the ordinary course,
(ii) to seek to preserve intact its current business organizations (iii) to preserve its relationships with its tenants and (iv) will not take any action to affect it status as a REIT for federal income tax purposes.

   8.13 Registration of Share Consideration. APF shall cause the Registration Statement to become effective prior to the Closing Date.

   8.14 Delivery and Approval of Disclosure Schedule and Schedule 1. Within fifteen (15) business days after the date of this Agreement the General Partners shall deliver to APF the Disclosure Schedule and APF shall deliver to the General Partners Schedule 1. Within fifteen (15) business days after APF receives the Disclosure Schedule it shall give the General Partners notice either that the disclosures in the Disclosure Schedule are, as to substance, satisfactory to APF, in its sole and absolute discretion, or that they are not satisfactory and that APF terminate this Merger Agreement pursuant to Section
11.2. Likewise, within fifteen (15) business days after the General Partners receive Schedule 1, the General Partners shall give APF notice either that the disclosures in Schedule 1 are, as to substance, satisfactory to them, in their sole and absolute discretion, or that they are not satisfactory and that such General Partners terminate the Agreement pursuant to Section 11.2. In the case of both APF and the General Partners, the failure of either to give the notice specified above within the applicable fifteen (15) business day period shall constitute approval of the Disclosure Schedule or Schedule 1, as applicable.

   8.15 Certain Acquisitions. APF or its Subsidiaries shall acquire CNL Fund Advisors, Inc., CNL Financial Corp. and CNL Financial Services, Inc. (collective, the "CNL Restaurant Services Group") substantially in accordance with the terms and conditions set forth in their respective merger agreements dated on or about the date hereof or such other terms that are mutually agreed to by the parties.

                                   ARTICLE IX

                             Post-Closing Covenants

   The Parties agree as follows with respect to the period following the
Closing:

   9.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XII below). The General Partners acknowledge and agree that from and after the Closing, the Surviving Partnership will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Fund.

   9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Fund, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article XII below).

   9.3 Transition. The General Partners will not take any action that is designed or intended to have the effect of discouraging any tenant, lessor, licensor, customer, supplier, or other business associate of the Fund from maintaining the same business relationships with the Surviving Partnership after the Closing as it maintained with the Fund prior to the Closing.

   9.4 Confidentiality.

   (a) The General Partners and the Fund will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to APF or the OP General Partner, as applicable, or destroy, at the request and option of APF or the OP General Partner, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the General Partners or the Fund is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such General Partner or the Fund, as applicable, will notify APF or the OP General Partner, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such General Partner or the Fund is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such General Partner or the Fund, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that such General Partner or the Fund, as applicable, shall use its best efforts to obtain, at the request of APF or the OP General Partner, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as APF or the OP General Partner, as applicable, shall designate.

   (b) APF, the OP General Partner and the Operating Partnership will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, if the Closing does not occur, deliver promptly to the Fund General Partners, as applicable, or destroy, at the request and option of the Fund or the General Partners, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Prior to the Closing and if the Closing does not occur, in the event that any of APF, the OP General Partner or the Operating Partnership is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, APF, the OP General Partner or the Operating Partnership, as applicable, will notify the Fund or the General Partners, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, APF, the OP General Partner or the Operating Partnership is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then APF, the OP General Partner or the Operating Partnership, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that APF, the OP General Partner or the Operating Partnership, as applicable, shall use its best efforts to obtain, at the request of the Fund or the General Partners, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Fund or the General Partners, as applicable, shall designate.

   9.5 Covenant Not to Compete. Unless employed by the Surviving Partnership or APF after the Closing, for a period of three years from and after the Closing Date, none of the General Partners will engage directly or indirectly in any business serving the restaurant industry that the Surviving Partnership or APF conducts as of the Closing Date, except existing restaurant businesses and properties currently owned or advised by affiliates of CNL Group, Inc., including CNL Advisory Services, Inc. In addition, and not in lieu of the foregoing, for a period of three years from and after the Closing Date, James
M. Seneff, Jr. hereby covenants and agrees not to engage or participate, directly or indirectly, as principal, agent, executive, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business that relates to the ownership, acquisition or development of "restaurant operations"; provided, however, for the purposes of this Agreement, "restaurant operations" shall not include the ownership, acquisition or development of hotel and health care properties that contain restaurant operations and those entities set forth on Schedule 9.5, and provided further, the noncompetition covenant shall not operate to preclude Mr. Seneff's ownership of APF Common Shares and of up to 5% of the equity securities of companies whose common stock is publicly traded that are engaged in owning, operating, franchising or making are engaged in owning, operating, franchising or making loans to restaurants and restaurant companies. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

   9.6 Tax Matters.

   (a) If there is an adjustment to any item reported on a pre-closing Tax Return that results in an increase in the Taxes payable by the Fund or any of the General Partners, and such adjustment results in a corresponding adjustment to items reported on a post-closing Tax Return with the result that the Taxes payable either by APF, any of its Subsidiaries, or by any consolidated group of companies of which APF or any Subsidiary are then members are reduced, or a refund of Taxes is increased, then any APF Indemnity Claim that the General Partners or Fund owes APF or the Operating Partnership pursuant to Article XII below shall be reduced by the amount by which such Taxes are reduced or such refunds are increased.

   (b) Any refund or credit of Taxes (including any statutory interest thereon) received by APF or any of its Subsidiaries attributable to periods ending on or prior to or including the Closing Date that were paid by the Fund pursuant to this Agreement shall reduce any APF Indemnity Claim that the General Partners or the Fund owes APF pursuant to Article XII below by an amount equal to the amount of such refund or credit.

   (c) In the event that APF or any of its Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that could affect the Fund or the General Partners, or if the Fund or any of the General Partners receives notice of such matters that could affect APF or any of its Subsidiaries, the party receiving such notice shall notify in writing the potentially affected party within ten
(10) days thereof. The failure of either party to give the notice required by this Section shall not impair such party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

   (d) The General Partners shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, reasonably settle or appeal all proceedings with respect to pre-closing Taxes.

                                   ARTICLE X

                       Conditions to Obligation to Close

   10.1 Conditions to Each Party's Obligation. The respective obligations of APF, the OP General Partner, the Operating Partnership, the Fund and the General Partners to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of APF and the General Partners:

   (a) Governmental Approvals and Consents. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 5.1, 6.4, and 7.3 above.

   (b) No Injunction or Proceedings. There shall not be any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of APF or the General Partners, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially adversely affect the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

   (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of APF, would have a Material Adverse Effect on the Fund or, in the sole judgment of any of the General Partners, would have a Material Adverse Effect on APF.

   (d) Shareholder/Partner Approvals. The stockholders of APF shall have approved APF's Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit A, and the Partners of the Fund shall have approved the Merger Proposal, amendments to the partnership agreement, if any.

   (e) Registration of Share Consideration. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

   10.2 Conditions to Obligation of APF, the OP General Partner and the Operating Partnership. The obligations of APF, the OP General Partner and the Operating Partnership to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) the General Partners and the Fund shall have delivered to APF and the OP General Partner a certificate to the effect that:

     (i) the representations and warranties set forth in Article V and
  Article VII above are true and correct in all material respects at and as of the Closing Date;

     (ii) the General Partners and the Fund have performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date;

     (iii) the General Partners and the Fund have procured all of the material third-party consents specified in, respectively, Section 5.2 and
  Section 7.4 above and the related sections of the Disclosure Schedule; and

     (iv) no action, suit, or proceeding is pending or, to their Knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
  (C) affect adversely the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

Notwithstanding the foregoing, APF's obligation to close as a result of a breach of the representations and warranties contained in Section 7.24 shall be governed solely by Section 10.2(e) below.

   (b) since December 31, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of the Fund, such determination to be made in the reasonable discretion of APF;

   (c) APF and the Operating Partnership shall have received an opinion dated as of the Closing Date from Baker and Hostetler LLP, counsel to the General Partners and the Fund, taken as a whole, in form and substance reasonably satisfactory to APF and the Operating Partnership;

   (d) APF shall have received the Disclosure Schedule and approved it in accordance with Section 8.14;

   (e) There shall not exist an unlawful environmental condition on one or more properties owned by the Fund, which in the opinion of a mutually acceptable environmental engineer or consultant, would require APF to expend in excess of $3,733,901 in order to remediate such unlawful environmental condition and cause the subject property or properties to comply with applicable environmental laws, ordinances, regulations or orders; and

   (f) If each of the CNL Income Funds approves its respective Proposed Acquisition, Merrill Lynch & Co. shall not have withdrawn its Fairness Opinion issued in connection with the Merger. If a Proposed Acquisition is not approved by the applicable CNL Income Fund, then the Special Committee of the Board of Directors of APF shall have received a fairness opinion addressed to APF and its stockholders from Merrill Lynch & Co. as to the fairness of the Proposed Acquisitions that were approved by the respective CNL Income Fund, including the consideration to be paid in connection therewith, to APF and its stockholders from a financial point of view.

   APF, the OP General Partner and the Operating Partnership may waive any condition specified in this Section 10.2 if they execute a writing so stating at or prior to the Closing.

   10.3 Conditions to Obligation of the General Partners and the Fund. The obligations of the General Partners and the Fund to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) APF, the OP General Partner and the Operating Partnership shall have delivered to the General Partners and the Fund a certificate to the effect that:

     (i) the representations and warranties set forth in Article VI above are true and correct in all material respects at and as of the Closing Date;

     (ii) APF, the OP General Partner and the Operating Partnership have performed and complied with all of their covenants hereunder in all material respects through the Closing; and

     (iii) no action, suit, or proceeding is pending or, to their knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

   (b) APF shall have delivered to the Fund for distribution to the Partners the Share Consideration pursuant to Section 4.2 and, as applicable, the cash and Notes pursuant to Section 4.4;

   (c) since September 30, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of APF;

   (d) APF shall have acquired the CNL Restaurant Services Group;

   (e) the General Partners shall have received Schedule 1 and approved it in accordance with Section 8.14;

   (f) the APF Common Shares shall have been approved for listing on the NYSE subject to official notice of issuance;

   (g) the General Partners shall have received an opinion dated as of the Closing Date from Shaw Pittman Potts & Trowbridge, counsel to APF and the Operating Partnership, in form and substance reasonably satisfactory to the General Partners; and

   (h) Legg Mason Wood Walker Incorporated shall not have withdrawn the Fund Fairness Opinion.

   The General Partners and the Fund may waive any condition specified in this
Section 10.3 if they execute a writing so stating at or prior to the Closing.

                                  ARTICLE XI

                                  Termination

   11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the General Partners, the limited partners of the Fund, the OP General Partner or the stockholders of APF, respectively, either by the mutual written consent of APF, the OP General Partner and the General Partners or by mutual action of the General Partners and the Boards of Directors of each of the corporate General Partner and the OP General Partner and the Special Committee.

   11.2 Termination by Individual Parties. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee and the Board of Directors of the OP General Partner in the event of a failure of a condition to the obligations of APF and the Operating Partnership set forth in
Section 10.2 of this Agreement; (b) by the General Partners in the event of a failure of a condition to the obligations of General Partners or the Fund set forth in Section 10.3 of this Agreement; (c) any Party if the Merger shall not have occurred by December 31, 1999 or (d) if a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

   11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article XI, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement or the obligations set forth in Sections 9.4 and 13.11.

                                  ARTICLE XII

                                Indemnification

   12.1 Indemnity Obligations of the General Partners and the Fund. Subject to Sections 12.5 and 12.6 hereof, each of the General Partners severally, in accordance with its percentage interest in the Share Consideration and limited in amount to the value of the APF Common Shares received by it, based upon the average per share closing price of the APF Common Shares for the first twenty trading days after the APF Common Shares are listed on NYSE (the "20 Day Average Price"), agree to indemnify and hold APF, the OP General Partner and the Surviving Partnership harmless from, and to reimburse APF, the OP General Partner and the Surviving Partnership for, any APF Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "APF Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost, or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of any of the General Partners or the Fund which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements, or undertakings of any of the General Partners or the Fund which are contained in or made pursuant to this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.1.

   12.2 Indemnity Obligations of APF, the OP General Partner and the Operating Partnership. Subject to Sections 12.5 and 12.6 hereof, APF, the OP General Partner and the Operating Partnership (including in its capacity as the Surviving Partnership) hereby jointly and severally agree to indemnify and hold each of the General Partners and the Fund harmless from, and to reimburse each of the General Partners and the Fund for, any Fund Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Fund Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost, or expense of any nature whatsoever incurred by any of the General Partners or the Fund resulting from
(i) any breach of any representation and warranty of APF, the OP General Partner or the Operating Partnership which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements, or undertakings of APF, the OP General Partner and the Operating Partnership which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 12.2.

   12.3 Appointment of Representative. James M. Seneff, Jr. is hereby appointed as the exclusive agent of the General Partners and the Fund to act on their behalf with respect to any and all Fund Indemnity Claims and any and all APF Indemnity Claims arising under this Agreement or such other representative as may be hereafter appointed by the General Partners. Such agent is herein referred to as the "Representative." The Representative shall take, and the General Partners agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the General Partners and the Fund, as fully as if such parties were acting on their own behalf, including, without limitation, asserting Fund Indemnity Claims against APF, the OP General Partner and the Operating Partnership, defending all APF Indemnity Claims, consenting to, compromising, or settling all Fund Indemnity Claims and APF Indemnity Claims, conducting negotiations with APF, the OP General Partner and the Operating Partnership and their representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants, or other representatives in connection with the foregoing matters. APF, the OP General Partner and the Operating Partnership shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the General Partners and the Fund. The Representative, acting pursuant to this Section 12.3, shall not be liable to any of the General Partners or the Fund for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

   12.4 Notification of Claims. Subject to the provisions of Section 12.5, in the event of the occurrence of an event which any Party asserts constitutes an APF Indemnity Claim or a Fund Indemnity Claim, as applicable, such Party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment, or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment, or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. Any indemnifying party may elect, at such Party's sole expense, to assume control of the defense, settlement, adjustment, or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment, or compromise of such claims, or ceasing to defend against such claims, unless such settlement is a cash settlement and contains an unconditional release of the indemnified party from all existing and future claims with respect to the matter being contested. In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

   12.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive until eighteen months from the Closing Date; provided, however, the representations and warranties contained in Sections 6.2, 6.3 and 7.11 shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby. No claim shall be made after the applicable survival period.

   12.6 Limitations. Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall and the other claims described in Article XIII exceed in the aggregate the dollar amount specified in Article XIII. As to APF Indemnity Claims, the liability of each General Partner shall be limited as provided in Article XIII.

   12.7 Exclusive Provisions; No Rescission. Except as set forth in this Agreement, no Party hereto is making any representation, warranty, covenant, or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant, or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any Party hereto, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the Parties under the provisions of this Article XII shall be the sole and exclusive remedy available to the Parties with respect to claims, assertions, events, or proceedings arising out of or relating to the Merger.

                                  ARTICLE XIII

                            Limitation of Liability

   13.1 Threshold. Notwithstanding anything to the contrary stated in this Agreement, in no event (i) shall the General Partners or any of them have any liability to APF and/or the OP General Partner and the Surviving Partnership on account of any APF Indemnity Claim or for any claim for breach of warranty or for misrepresentation, or any other claim whatsoever arising under this Agreement or in connection with the transaction contemplated herein (individually a "Claim" and collectively, "Claims") or for any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever directly resulting from Claims (collectively, "Losses") unless, until and only to the extent that the accumulated amount of all Losses exceeds the amount of $373,390 in the aggregate (the "Threshold") nor (ii) shall the individual or aggregate liability of the General Partners on account of Claims and Losses exceed the value of APF Common Shares actually issued to the General Partners in the Merger valued at the 20 Day Average Price. To the extent that any Claim is asserted against more than one General Partner, each General Partner shall be liable only for such General Partner's proportionate share of the Claim based on the percentage that the APF Common Shares received by such General Partner in the Merger is of the total APF Commons Shares comprising the Share Consideration. Any Claim against a General Partner, including an APF Indemnity Claim, may be satisfied by such General Partner, in its sole discretion, by surrendering to the claimant(s) APF Common Shares at a value equal to the closing price per share of such shares on the NYSE on the last trading day preceding the date such APF Common Shares are surrendered.

   13.2 Special Indemnification. APF agrees to indemnify, defend and hold harmless the General Partners against any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever, including reasonable attorneys' fees, arising after the Effective Time that would have arisen in their capacity as General Partners of the Fund had the Merger not been consummated and that are the result of APF's alleged actions or inactions. The Threshold described in Section 13.1 above shall not apply to APF obligations to indemnify the General Partners pursuant to this
Section 13.2.

                                  ARTICLE XIV

                                 Miscellaneous

   14.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of APF and the General Partners; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

   14.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

   14.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

   14.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of APF and the General Partners.

   14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   14.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   14.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  If to the Fund or the General Partners:

     c/o James M. Seneff, Jr.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 423-2894

  With copy to:

     Baker & Hostetler LLP
     Sun Trust Center, Suite 2300
     200 South Orange Avenue
     Orlando, Florida 32801
     Attn: Kenneth C. Wright, Esq.
     Telecopy: (407) 841-0168

  If to APF or the Operating Partnership:

     Curtis B. McWilliams
     Executive Vice President
     CNL American Properties, Inc.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 650-1000

  With copy to:

     Shaw Pittman Potts & Trowbridge
     2300 N Street, N.W.
     Washington, D.C. 20037
     Attn: John M. McDonald, Esq.
     Telecopy: (202) 663-8007

   Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

   14.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   14.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by APF, the OP General Partner and the General Partners. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   14.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   14.11 Expenses. If the Closing occurs, APF will bear all costs and expenses of the Parties incurred in connection with this Agreement and the transactions contemplated hereby to the extent not already paid by the Fund or the General Partners. If the Closing does not occur, APF, the OP General Partner and the Operating Partnership will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and the General Partners and the Fund will divide their costs and expenses (including legal fees and expenses) as follows:
(i) the Fund shall bear that percentage of the costs and expenses equal to the percentage obtained by dividing the number of Fund votes in favor of the Merger by the sum of the total number of votes cast and the total number of abstentions and (ii) the General Partners shall bear the remainder of the costs and expenses.

   14.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

   14.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

   14.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

   14.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in and for Orange County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

   IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                           Officer

                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                           Partner

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne_________________
                                          By: Robert A. Bourne
                                          Its: President

                                          CNL INCOME FUND XV, LTD.

                                          By: CNL Realty Corporation, as
                                           General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr._____________
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne_________________
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr._____________
                                          James M. Seneff, Jr., as General
                                           Partner

                                                                      Appendix C

                            CERTIFICATE OF AMENDMENT
                                       TO
                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF

                            CNL Income Fund XV, Ltd

--------------------------------------------------------------------------------
          (Insert name currently on file with Florida Dept. of State)

   Pursuant to the provisions of section 620,109, Florida Statutes, this Florida limited partnership, whose certificate was filed with the Florida Department of State on September 2, 1993, adopts the following certificate of amendment to its certificate of limited partnership:

  FIRST: Amendment(s): (indicate article number(s) being amended, added, or deleted)

   Article XX, Section 21.5 is deleted in its entirety, and all cross references to such section are deleted in their entirety.

  SECOND: This certificate of amendment shall be effective at the time of its filing with the Florida Department of State.

  THIRD: Signature(s)
  Signature of current general partner(s):

                                          _____________________________________
                                                   James M. Seneff, Jr.

                                          _____________________________________
                                                     Robert A. Bourne

                                          CNL Realty Corporation


                                          By:
                                            ___________________________________
                                            Name:

   Signature(s) of new general partner(s), if applicable: N/A

                                                                      Appendix D

                               [FORM OF OPINION]

                                       , 1999

James M. Seneff, Jr.
Robert A. Bourne
400 East South Street
Orlando, Florida 32801

Gentlemen:

   We have acted as counsel to CNL Income Fund XV, Ltd., a Florida limited partnership (the "Partnership") of which you are the general partners (the "General Partners"), in connection with the proposed amendment (the "Proposed Amendment") to the Amended and Restated Agreement of Limited Partnership of CNL Income Fund XV, Ltd. (the "Partnership Agreement"). The Partnership Agreement requires that in connection with any proposed amendment to the Partnership Agreement (other than ministerial amendments and those amendments dealing with the transfer of a limited partner's partnership interest or the admission of substituted or additional limited partners), the General Partners must obtain an opinion of counsel concerning whether such proposed amendment would result in changing the Partnership to a general partnership. The Proposed Amendment would delete the provision in the Partnership Agreement that prohibits the Partnership from participating in any transaction involving (i) the acquisition, merger, conversion, or consolidation, either directly or indirectly, of the Partnership, and (ii) the issuance of securities of any other partnership, real estate investment trust, corporation trust or other entity that would be created or would survive after the successful completion of such transaction.

   This opinion is furnished pursuant to the Partnership Agreement. In rendering our opinion, we have examined and relied on the Partnership Agreement, the Proposed Amendment, and the Certificate of Limited Partnership of the Partnership. We have, in addition, made such other inquiries of fact and examinations of law as we have deemed necessary for purposes of rendering this opinion.

   We are members of the Bar of the State of Florida and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the State of Florida and are expressing no opinion as to the laws of any jurisdiction other than those of the State of Florida and our opinion is so limited.

   In rendering the opinion set forth below, we have assumed: the genuineness of all signatures on records, certificates, instruments, agreements and other documents submitted to us for examination; the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, facsimile, reproduced, or conformed copies and the authenticity of the originals of such latter documents; the accuracy and completeness of all factual representations made in the above-referenced documents; and the legal capacity of all natural persons.

   Based upon the foregoing and subject to the limitations and qualifications hereinafter set forth, we are of the opinion that the Proposed Amendment to the Partnership Agreement would not result in changing the Partnership to a general partnership.

   This opinion letter is based upon and limited to laws of the State of Florida as in effect on the date of this letter and to our current knowledge of facts in existence as of the date of this letter and material to the opinions expressed in this letter. This opinion letter is rendered as of the date hereof, and does not purport to analyze, evaluate or consider the legal effect of any event, legal or factual, occurring after such date that may alter the validity, effect or contents of this opinion, and we assume no obligation to update the opinion set forth herein.

This opinion letter is limited to the matters expressly set forth in this letter, and no other statement or opinions should be inferred beyond the matters expressly stated.

   Except as agreed by us in writing, our opinion is solely for the benefit of the addressees shown on the first page hereof and the limited partners of the Partnership and may be relied upon by such parties solely for the purposes for which it is being furnished. Without our prior written consent, this opinion letter may not be used, circulated, quoted or otherwise referred to for any purpose except as stated herein.

                                          Very truly yours,

                                          Baker & Hostetler LLP

                       CNL AMERICAN PROPERTIES FUND, INC.
                          SUPPLEMENT DATED     , 1999
                                       TO
                   PROSPECTUS/CONSENT SOLICITATION STATEMENT
                             DATED           , 1999
                         FOR CNL INCOME FUND XVI, LTD.

   This supplement is being furnished to you, as a Limited Partner of CNL Income Fund XVI, Ltd., which we refer to as the Income Fund, for the purpose of enabling you to evaluate the proposed Acquisition of your Income Fund by CNL American Properties Fund, Inc., a Maryland corporation, which is a real estate investment trust. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed Acquisition that are unique to you and the other Limited Partners of your Income Fund. This supplement does not purport to provide an overall summary of the proposed Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding APF and the other Income Funds being acquired by APF. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the consent solicitation. Unless otherwise indicated, the terms "we," "us," "our," and "ourselves" when used herein refer to James M. Seneff, Jr., Robert A. Bourne and CNL Realty Corporation, the general partners of your Income Fund. When we refer to APF, we are referring to CNL American Properties Fund, Inc. and its subsidiaries, including CNL APF Partners, L.P., a wholly owned limited partnership through which APF conducts its business and which we call the Operating Partnership.

   APF Share numbers in this consent solicitation reflect a one-for-two reverse stock split approved by the APF stockholders on May 27, 1999 and effective June 3, 1999.

   APF has set the exchange value at $20.00 for the purposes of allocating the APF Share consideration offered to the Income Funds. In considering what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

                                    OVERVIEW

   Pursuant to the consent solicitation and this supplement, you are being asked to approve the Acquisition of your Income Fund by APF. Your Income Fund is one of 16 limited partnerships, which we refer to collectively as the Income Funds) that APF is seeking to acquire. Supplements have also been prepared for each of the other Income Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to D.F. King & Co., 77 Water Street, New York, New York 10005.

   There are material risks and potential disadvantages associated with the Acquisition that you should consider in determining whether to vote "For" or "Against" the Acquisition. These material risks include:

   . We are uncertain about the value at which APF Shares will trade following listing.

   . We have material conflicts in light of our being both general partners of the Income Funds and members of APF's Board of Directors.

   . As stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

   . Because your Income Fund has six tenants under bankruptcy protection, if your Income Fund approves the Acquisition along with each of the other Income Funds, you would become subject to any adverse consequences associated with the 24 restaurant properties that APF would have under bankruptcy protection.

   . Unlike your Income Fund, APF will not be prohibited from incurring indebtedness,

   . The Acquisition is a taxable transaction.

   . The Acquisition involves a fundamental change in your investment.

What is APF?

   APF is a full-service estate investment trust formed in 1994, which offers a complete range of restaurant property services to operators of national and regional restaurant chains, from triple-net leasing and mortgage financing to site selection, construction management and build-to-suit development. As of June 30, 1999, APF had total assets of approximately $822 million and 32,000 stockholders of record. If APF acquires all of the Income Funds in the Acquisition, APF expects to have total assets of approximately $1.5 billion at the time of the consummation of the Acquisition and will be one of the largest triple-net lease REITs in the United States.

What will I receive if my Income Fund approves the Acquisition?

   If your Income Fund approves the Acquisition, you will be entitled to receive shares of APF common stock in exchange for the units of limited partnership interest that you own in your income Fund. The APF Shares will be listed for trading on the New York Stock Exchange, or NYSE, concurrently with the consummation of the Acquisition. If you vote "Against" the Acquisition, and your Income Fund is nevertheless acquired by APF, you may elect to receive
consideration in the form of 7% callable notes due     2005.

How many APF Shares will I receive if my Income Fund is acquired by APF?

   Your Income Fund will receive 2,160,474 APF Shares before payment of Acquisition expenses. You will receive your proportion of such shares in accordance with the terms of your Income Fund's partnership agreement.

What is the value of an APF Share?

   We do not know the fair value of an APF Share. APF has assigned a value, which we refer to as the exchange value, of $20.00 per share. After careful consideration, APF concluded that the exchange value should be set at $20.00 and that the exchange value would be used to allocate the APF Share consideration among the 16 Income Funds. In determining what the exchange value should be, APF used the offering price of its three previous public offerings, in each of which, after giving effect for the one-for-two reverse stock split, the price of the APF Shares sold to the public was also $20.00 per share and in all three of which the aggregate proceeds raised were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

What is the required vote necessary to approve the Acquisition?

   Pursuant to the terms of your Income Fund's partnership agreement, APF's acquisition of your Income Fund may not be consummated without the approval of greater than 50% of the outstanding units. Such an approval by your Income Fund's Limited Partners will be binding on you even if you vote "Against" the Acquisition.

Do you, as the general partners of my Income Fund, recommend that I vote "For" the proposed Acquisition?

   Yes. We unanimously recommend that you vote "For" the proposed Acquisition. We believe that the Acquisition is the best means to maximize the value of your investment in your Income Fund, as opposed to liquidating your Income Fund's portfolio or continuing unchanged the investment in your Income Fund.

How do I vote?

   Just indicate on the enclosed consent form, which is printed on the blue paper, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of Limited Partners, your units may be voted "For" or "Against" APF's acquisition of your Income Fund. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Acquisition. If you do not vote or you abstain from voting, it will count as a vote "Against" the Acquisition.

What are the tax consequences of the Acquisition to me?

   The Acquisition is a taxable transaction. The tax obligations of individuals and taxing-paying entities will generally be based on the difference between the value of the APF Shares you receive and the tax basis of your units.

We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Acquisition.

   We have estimated, based on the exchange value, that the taxable gain per average original $10,000 investment in your Income Fund will be $127.

                                  RISK FACTORS

   As a result of APF's Acquisition of your Income Fund, you will assume the risks associated with the assets of APF and the other Income Funds acquired by APF. Although the majority of APF's assets and the assets of the other Income Funds acquired by APF are substantially similar to those of your Income Fund, the restaurant properties owned by APF and the other Income Funds that are acquired by APF may be differently constructed, located in a different geographic area or of a different restaurant chain than the restaurant properties owned by your Income Fund. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

   The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Acquisition that are applicable to your Income Fund.

 Investment Risks

The exchange value was determined by APF, and the trading price of the APF Shares may decrease substantially below the exchange value upon listing.

   Your Income Fund will be receiving 2,160,474 APF Shares before payment of Acquisition expenses if your Income Fund approves the Acquisition. There has been no prior market for the APF Shares, and it is possible that the APF Shares may trade at prices substantially below the Exchange Value or the historical per share book value of the assets of APF. The APF Shares have been approved for listing on the NYSE, subject to official notice of issuance. Prior to listing, the existing APF stockholders have not had an active trading market in which they could sell their APF Shares. Additionally, any Limited Partners of the Income Funds who become APF stockholders as a result of the Acquisition, will have transformed their investment in non-tradable units into an investment in freely tradable APF Shares. Consequently, some of these stockholders may choose to sell their APF Shares upon listing at a time when demand for APF Shares may be relatively low. The market price of the APF Shares may be volatile after the Acquisition, and the APF Shares could trade at prices substantially less than the exchange value as a result of increased selling activity following the issuance of the APF Shares, the interest level of investors in purchasing the APF Shares after the Acquisition and the amount of distributions to be paid by APF.

Your distributions may decrease.

   In each of the years ended December 31, 1996, 1997 and 1998, your Income Fund distributed $788, $820 and $800, respectively, to you per $10,000 investment. While historically, APF has made distributions equal to

7.625% per APF Share, based on the exchange value, we cannot be sure that APF will be able to maintain this level of distributions in the future. In the event that APF is unable to maintain this level of distributions in the future, your distributions per $10,000 investment may decrease substantially after the Acquisition.

The general partners will receive benefits from the Acquisition and will have conflicts of interest in the Acquisition.

   The general partners have three material conflicts of interest in the Acquisition of your Income Fund. First, we, James M. Seneff, Jr. and Robert A. Bourne, who also sit on the Board of Directors of APF, and CNL Realty Corp., an entity whose sole stockholders are Messrs. Seneff and Bourne, are the three general partners of the Income Funds. As Board members of APF, Messrs. Seneff and Bourne, have a different interest in the completion of the Acquisition which may conflict with your interest as a Limited Partner of the Income Fund or with their own positions as the general partners of your Income Fund. Second, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund. Third, while we will not receive any APF Shares as a result of APF's Acquisition of your Income Fund, we may be required to pay all or a substantial portion of the Acquisition costs allocated to your Income Fund.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Acquisition, the terms of the Acquisition may have been more favorable to you and the other Limited Partners.

   We, as the general partners of your Income Fund, have not retained an independent representative to act on your behalf or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration to be received, of the Acquisition. No group of Limited Partners was empowered to negotiate the terms and conditions of the Acquisition or to determine what procedures should be used to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and APF have been the parties responsible for structuring all the terms and conditions of the Acquisition. We engaged legal counsel to assist with the preparation of the documentation for the Acquisition, including the consent solicitation, and such legal counsel did not serve, or purport to serve, as legal counsel for the Income Funds or Limited Partners. If an independent representative had been retained for the Income Funds, the terms of the Acquisition may have been different and possibly more favorable to the Limited Partners. In particular, had separate representation for each of the Income Funds been arranged by us, issues unique to the value of each of the specific Income Funds might have been highlighted or received greater attention, resulting in adjustments to the value assigned to the assets of such Income Funds and increasing the number of APF Shares or notes that would be allocable to such Income Fund if acquired in the Acquisition.

The Acquisition will result in a fundamental change in the nature of your investment.

   The Acquisition of your Income Fund involves a fundamental change in the nature of your investment. Your investment will change from constituting an interest in your Income Fund, which has a fixed portfolio of restaurant properties in which you participate in the profits from the operation of its restaurant properties, to holding common stock of APF, an operating company, that will own an interest in 1,237 restaurant properties, assuming only your Income Fund and the CNL Restaurant Businesses were acquired as of June 30, 1999. The risks inherent in investing in an operating company such as APF include that APF may invest in new restaurant properties that are not as profitable as APF anticipated, it may incur substantial indebtedness to make future acquisitions of restaurant properties that it may be unable to repay and it may make mortgage loans to prospective operators of national and regional restaurant chains that may not have the ability to repay.

   Also, an investment in APF may not outperform your investment in your Income Fund. Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Income Fund's assets, to an investment in an entity in which you may realize the value of your investment only through the sale of your APF Shares, not from liquidation proceeds from restaurant properties. Continuation of your Income Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Income Fund's restaurant properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your APF Shares or from the combination of cash paid to and payments on any notes if you elect to receive notes.

You may not receive the potential appreciation of your Income Fund's restaurant property portfolio if your Income Fund is acquired.

   Your Income Fund's partnership agreement provides that unless earlier terminated pursuant to its terms, your Income Fund will be terminated, dissolved, and its assets liquidated on December 31, 2031. At the time of your Income Fund's formation, we contemplated that its investment program would terminate and its investments would be liquidated some time between 2002 and 2007. If your Income Fund is acquired by APF in the Acquisition, your Income Fund will be liquidated prior to the originally contemplated timeframe. Due to the lack of certainty with respect to the potential appreciation of APF Shares, an investment in APF Shares may not outperform the potential appreciation of your investment in your Income Fund if your Income Fund had remained in existence at least until the contemplated liquidation date.

 Real Estate/Business Risks

If APF's borrowers default on mortgage loans, APF's income could be adversely affected.

   APF will be subject to risks inherent in the business of lending, such as the risk of default by or bankruptcy of the borrower. Upon a default by a borrower, APF may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with APF's administration of the mortgage loans and any collections upon a borrower's default. APF will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since APF's primary source of financing its mortgage loans will be through variable rate loans, any increase in interest rates will also increase APF's borrowing costs. In addition, any interest rate increases after a loan's origination could also adversely affect the value of the loans when securitized.

APF may not be able to access the securitization markets.

   The CNL Restaurant Financial Services Group previously "securitized" one portfolio of mortgage loans by contributing them to a trust that subsequently issued trust certificates representing beneficial ownership interests in the pool of mortgage loans. The CNL Restaurant Financial Services Group ultimately received the net proceeds paid to the trust from the sale of the trust certificates. APF now operates these lending and securitization operations. We cannot be sure that APF will be able to integrate successfully the lending and securitization operations into its business. In addition, APF's ability to access the securitization markets for the mortgage loans on favorable terms could be adversely affected by a variety of factors, including adverse market conditions and adverse performance of its loan portfolio or servicing responsibilities. If APF is unable to access the securitization market, it would have to retain as assets those mortgage loans it would otherwise securitize, thereby remaining exposed to the related credit and repayment risks on such mortgage loans. Under such circumstances, APF would also have to seek a different source for funding its operations than securitizations.

APF's gains on any completed securitizations may be overstated if prepayments or defaults are greater than anticipated.

   APF will report gains on sales of mortgage loans in any securitization based in part on the estimated fair value of the mortgage-related securities retained by APF. In a securitization, APF would expect to retain a residual-interest security and retain an interest-only strip security. The fair value of the residual-interest and interest-only strip security would be the present value of the estimated net cash flows to be received after considering the effects of prepayments and credit losses. The capitalized mortgage servicing rights and mortgage-related securities would be valued using prepayment, default, and interest rate assumptions that APF believes are reasonable. The amount of revenue recognized upon the sale of loans or loan participations will vary depending on the assumptions utilized.

   APF may have to make adjustments to the amount of revenue it recognizes for a securitization if the rate of prepayment, rate of default, and the estimates of the future costs of servicing utilized by APF vary from APF's estimates. For example, APF's gain upon the sale of loans will have been either overstated or understated if prepayments and/or defaults are greater than or less than anticipated. In addition, higher levels of future prepayments, and/or increases in delinquencies or liquidations, would result in a lower valuation of the mortgage-related securities. These adjustments would adversely affect APF's earnings in the period in which the adjustment is made. Such adjustments may be material if APF's estimates are significantly different from actual results.

APF's increased leverage increases APF's risk of default which could, in turn, adversely affect APF's results of operations and stockholder distributions.

   In addition to the issuance of APF Shares or the sale of units of the Operating Partnership, APF has funded and intends to continue to Fund acquisitions and the development of new restaurant properties through short-term borrowings and by financing or refinancing its indebtedness on such properties on a longer-term basis when market conditions are appropriate. As of June 30, 1999, and assuming the acquisition of the CNL Restaurant Businesses, APF's debt service ratio was 3.31x and its ratio of debt-to-total assets was 35.90%. If only your Income Fund was acquired as of that date, APF's debt service ratio would have been 3.45x and its ratio of debt-to-total assets would have been 34.72%. As a general policy, APF's Board of Directors has allowed APF to borrow funds only when the ratio of debt-to-total assets of APF is 45% or less. APF's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that APF may incur in the future. Accordingly, APF's Board of Directors could modify the current policy at any time after the Acquisition. If this policy were changed, APF could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase APF's risk of default on its obligations and adversely affect APF's results of operations and its ability to make required distributions to its stockholders.

APF's ability to incur additional secured debt may dilute the value of the notes held by former Limited Partners of the Income Funds.

   APF may increase its level of secured debt. Payments on any notes issued by APF in connection with the Acquisition would be subordinated to any secured debt incurred by APF. Also, any secured debt would have a priority claim of repayment over the notes in the event that APF defaulted under its obligations.

APF's plan to grow through the acquisition and development of new restaurant properties could be adversely affected by trends in the real estate and financing businesses.

   APF's growth strategy is substantially based on the acquisition and development of additional restaurant properties. We do not know that APF will do so successfully because APF may have difficulty finding new restaurant properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional restaurant properties is subject to many risks. For instance, if an additional restaurant property is in a market in which APF has not invested before, APF will have relatively little experience in and may be unfamiliar with that new market.

The inability of a tenant or borrower to make lease and mortgage payments could have an adverse effect on APF.

   APF's business depends on the tenants' and borrowers' ability to pay their obligations to APF with respect to APF's real estate leases and mortgage loans. APF typically does not require that a third party guarantee the obligations of the tenant or the borrower. The ability of the tenants or borrowers to pay their obligations to APF in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a restaurant chain, may adversely affect the economic viability of the restaurant chain, including but not limited to:

   . national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by APF's customers;

   . changes or weaknesses in specific industry segments;

   . perceptions by prospective customers of the safety, convenience, services and attractiveness of the restaurant chain;

   . changes in demographics, consumer tastes and traffic patterns;

   . the ability to obtain and retain capable management;

   . the inability of a particular restaurant chain's computer system, or that of its franchisor or vendors, to adequately address year 2000 issues;

   . increases in operating expenses; and

   . increases in minimum wages, taxes or mandatory employee benefits.

APF has tenants of two significant restaurant chains that have filed for bankruptcy protection.

   The fact that APF has tenants of two significant restaurant chains, Boston Market and Long John Silver's, that have filed for bankruptcy protection may adversely affect APF's total rental, earned and interest income. Because all of APF's properties are leased on a triple-net basis, if a tenant has defaulted on its lease obligations or has declared bankruptcy, it would reduce APF's rental, earned and interest income until APF could lease those affected properties to a new tenant or tenants. As of June 30, 1999, your Income Fund had tenants of four Boston Market restaurant properties and two Long John Silver's restaurant properties of which two Boston Market restaurant properties and one Long John Silver's restaurant property had ceased to pay lease payments to your Income Fund. The aggregate lost rental, earned and interest income of the leases of these properties for the six months ended June 30, 1999 was $146,207, which constitutes 7.13% of total rental, earned and interest income, including lost rental, earned and interest income, for such period.

   Assuming that your Income Fund is acquired by APF, you, as an APF stockholder or noteholder, may be subject to the adverse consequences associated with having significant tenants under bankruptcy protection. As of June 30, 1999, and assuming that all the Income Funds are acquired by APF, APF would have had 24 restaurant properties not generating rental income. The aggregate lost rental, interest and earned income of the leases of these properties, whether due to bankruptcy or otherwise, for the six months ended June 30, 1999 would have been equal to $1,175,483, which constitutes 2.12% of total rental, interest and earned income, including lost rental, interest and earned income, for such period.

 Tax Risks

APF's failure to qualify as a REIT for tax purposes would result in APF's taxation as a corporation and the reduction of funding available for stockholder distribution.

   If APF fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, APF may be subject to the federal alternative minimum tax and various state income taxes. Unless APF is entitled to relief under specific statutory provisions, it could not elect to be taxed as a

REIT for four taxable years following the year during which it was disqualified. Therefore, if APF loses its REIT status, the funds available for distribution to you, as an APF stockholder, would be reduced substantially for each of the years involved.

If APF cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

   Subject to adjustments that are unique to REITs, a REIT generally must distribute 95% of its taxable income. In the event that APF does not have sufficient cash, this distribution requirement may limit APF's ability to acquire additional restaurant properties and to make mortgage loans. Also, for the purposes of determining taxable income, APF may be required to include interest payments, rent and other items it has not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, APF could have taxable income in excess of cash available for distribution. If this occurred, APF would have to borrow funds or liquidate some of its assets in order to maintain its status as a REIT.

Changes in the tax law could adversely affect APF's REIT status.

   APF's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect APF's status as a REIT. In the event that there is a change in the tax laws that prevents APF from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, APF may not be able to make the same level of distributions to its stockholders. In addition, such change may limit APF's ability to invest in additional restaurant properties and to make additional mortgage loans.

                     CONSIDERATION PAID TO THE INCOME FUND

   The proposed number of APF Shares to be paid to your Income Fund was determined by APF in accordance with its own valuation methodologies regarding each Income Fund. We, as the general partners or each Income Fund, determined the fairness of the value of the APF Shares to be paid to your Income Fund based in part on the appraisal of the restaurant properties of your Income Fund by Valuation Associates. In addition, we engaged Legg Mason to provide us with an opinion that the APF Share consideration to be received by each Income Fund, individually, is fair from a financial point of view to each Income Fund.

   The following table sets forth the exchange value of the APF Shares to be paid to your Income Fund in the Acquisition. The APF Shares payable to your Income Fund will not change if APF acquires fewer than all of the Income Funds in the Acquisition. This data assumes that none of the Limited Partners of your Income Fund have elected to receive notes. You should note that the APF Shares may trade at prices substantially below the exchange value upon listing on the NYSE.

                   Original
                   Limited
  Original         Partner
   Limited       Investments
   Partner          less                                                               Exchange Value of
 Investments   Distributions of               Exchange                                  APF Shares per
    less          Net Sales      Number of  Value of APF              Exchange Value    Average $10,000
Distributions    Proceeds per   APF Shares     Shares     Estimated    of APF Shares   Original Limited
of Net Sales   $10,000 Original Offered to   Payable to  Acquisition after Acquisition      Partner
 Proceeds(1)    Investment(1)   Income Fund Income Fund   Expenses       Expenses         Investment
-------------  ---------------- ----------- ------------ ----------- ----------------- -----------------
 $45,000,000       $10,000       2,160,474  $43,209,480   $462,000      $42,747,480         $9,499

--------

(1) As of December 31, 1998, the Income Fund had no distributions of net sales proceeds.

   If your Income Fund approves the Acquisition and you have voted "Against" the Acquisition, but you do not wish to own APF Shares, you can elect to receive your portion of the consideration in 7.0% callable notes,
due     , 2005. The payment received by you and other Limited Partners who elect to receive notes will be equal to 97% of the value of your portion of the exchange value of the APF Shares that would otherwise have been paid to your
Income Fund. The notes will bear interest at 7.0% and will mature on     ,
2005. APF may redeem the notes at any time prior to their maturity at a price equal to the sum of the outstanding principal balance plus accrued interest. In addition, if Limited Partners in your Income Fund elect to receive notes in an amount greater than 15% of the exchange value of the APF Shares to be paid to your Income Fund, then APF has the right to decline to acquire your Income Fund.

                          EXPENSES OF THE ACQUISITION

   If your Income Fund approves the Acquisition, the portion of the Acquisition expenses attributable to your Income Fund will be paid by your Income Fund, as detailed below. The number of APF Shares paid to your Income Fund would reflect a reduction for your Income Fund's expenses of the Acquisition. Acquisition expenses are expected to range from 1.1% to 1.3% of the exchange value of the APF Shares payable to each Income Fund.

   If the Acquisition of your Income Fund is not approved, we will bear a percentage of all Acquisition expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Income Fund, divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Income Fund. In such event, your Income Fund will bear the remaining Acquisition expenses.

   The following table sets forth the estimated Acquisition expenses of acquiring your Income Fund:

                         Pre-closing Transaction Costs

     Legal Fees (1)................................................... $ 34,494
     Appraisals and Valuation (2).....................................    7,260
     Fairness Opinions (3)............................................   30,000
     Solicitation Fees (4)............................................   16,499
     Printing and Mailing (5).........................................   92,531
     Accounting and Other Fees (6)....................................   70,748
                                                                       --------
         Subtotal .................................................... $251,532
                                                                       --------

                           Closing Transaction Costs

     Title, Transfer Tax and Recording Fees (7).......................  103,791
     Legal Closing Fees (8)...........................................   51,267
     Partnership Liquidation Costs (9)................................   55,410
                                                                       --------
         Subtotal ....................................................  210,468
                                                                       --------
     Total ........................................................... $462,000
                                                                       ========

    --------
  (1) Aggregate legal fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $423,998. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the value of the APF Share consideration payable to your Income Fund, based on the exchange value, to the total value of the APF Share consideration payable to all of the Income Funds, based on the exchange value.
  (2) Aggregate appraisal and valuation fees to be incurred by all of the Income Funds in connection with the Acquisition were $105,420. Your Income Fund's pro-rata portion of these fees was determined based on the number of restaurant properties in your Income Fund.
  (3) Each Income Fund received a fairness opinion from Legg Mason and incurred a fee of $30,000.
  (4) Aggregate solicitation fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $250,000. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.

  (5) Aggregate printing and mailing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $1,399,998. Your Income Fund's pro-rata portion of these fees was determined based on the number of Limited Partners in your Income Fund.
  (6) Aggregate accounting and other fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $841,245. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

  (7) Aggregate title, transfer tax and recording fees to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $1,313,596. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.
  (8) Aggregate legal closing fees to be incurred by the Income Funds in connection with the Acquisition is estimated to be $648,842. Your Income Fund's pro-rata portion of these fees was determined based on the ratio of your Income Fund's total assets as of June 30, 1999 to the total assets of all of the Income Funds as of June 30, 1999.

  (9) Aggregate partnership liquidation costs to be incurred by all of the Income Funds in connection with the Acquisition is estimated to be $698,901. Your Income Fund's pro-rata portion of these costs was determined based on the ratio of the exchange value of the APF Shares payable to your Income Fund to the total exchange value of the APF Shares payable to all of the Income Funds.

   The solicitation fees related to the Acquisition will be allocated among the Income Funds, us and APF depending upon whether the Acquisition is consummated. For purposes of the Acquisition, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer fact Sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

   If APF acquires all of the Income Funds, all of the solicitation fees will be payable by APF. If APF acquires less than all of the Income Funds, all of the solicitation fees will be payable by APF or the Income Funds that are acquired in proportion to their respective exchange values. If none of the Income Funds are acquired by APF, all of the solicitation fees will be payable by us.

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   Article 12 of your Income Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding units is required to approve a "Liquidating Sale," which is defined by the partnership agreement to include a transaction or series of transactions resulting in the transfer of 80% or more in value of the Income Fund's restaurant properties acquired within two years of the initial date of the prospectus (September 1994). Because the Acquisition of your Income Fund is a "Liquidating Sale" within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding units.

Required Amendment to the Partnership Agreement

   Your Income Fund's partnership agreement includes one provision that may prevent the successful completion of APF's Acquisition of your Income Fund. This provision must be amended in order to successfully complete the Acquisition. Therefore, in addition to being asked to vote "For" the Acquisition, you will also be asked to vote "For" this amendment. The proposed amendment is summarized below:

   . Amendment to Roll-Up Prohibition. Article 21 of the partnership agreement currently provides that your Income Fund may not participate in any transaction involving (1) the acquisition, merger, conversion or consolidation, either directly or indirectly, of your Income Fund, and
     (2) the issuance of securities of any other partnership, real estate investment trust, corporation, trust or other entity that would be created or would survive after the successful completion of such transaction.

   If the Limited Partners holding greater than 50% of the outstanding units approve this amendment to your Income Fund's partnership agreement, Article 21 will be deleted in its entirety.

Partnership Agreement Amendment Procedures

   Pursuant to Article 13 of your Income Fund's partnership agreement, we may propose amendments to the partnership agreement. Article 13 of the partnership agreement requires that we furnish you with a verbatim statement of the proposed amendment, which is attached to this supplement as Appendix C, and to include an opinion of our counsel regarding whether the proposed amendment would change your Income Fund to a general partnership, change our liability or your liability, or allowing you to take part in the control or management of your Income Fund. The form of opinion of Baker & Hostetler LLP is attached to this supplement as Appendix D.

Consequence of Failure to Approve the Acquisition or the Amendments

   If the Limited Partners of your Income Fund representing greater than 50% of the outstanding units do not vote "For" the Acquisition and vote "For" the proposed amendment to the partnership agreement, the Acquisition may not be consummated under the terms of the partnership agreement. In such event, we plan to continue to operate your Income Fund as a going concern and to eventually dispose of your Income Fund's restaurant properties approximately 7 to 12 years after they were acquired, or as soon thereafter if, in our opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

Special Meeting to Discuss the Acquisition

   We, as general partners of the Income Funds, have scheduled a special meeting of the Limited Partners of your Income Fund to discuss the solicitation materials, which include the consent solicitation, this supplement and the other materials distributed to you, and the terms of APF's Acquisition of your Income Fund, prior to voting on the Acquisition. The special meeting will be
held at 10:00 a.m., Eastern time, on               , 1999, at
                                          . We and members of APF's management
intend to solicit actively your support for the Acquisition and would like to use the special meeting to answer questions about the Acquisition and the solicitation materials and to explain in person our reasons for recommending that you vote "For" the Acquisition.

                               VOTING PROCEDURES

   The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Acquisition of your Income Fund by APF and "For" or "Against" the proposed amendment to the partnership agreement. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

   In order for APF to acquire your Income Fund, the Limited Partners holding greater than 50% of the outstanding Units of your Income Fund must approve the Acquisition. Your Income Fund will be acquired by a merger with the Operating Partnership, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated March 11, 1999, as amended, by and between APF and your Income Fund is attached hereto as Appendix B. We encourage you to read it.

   If you are not planning to attend the special meeting of the Limited Partners of your Income Fund and to vote in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the Acquisition of your Income Fund and "For" or "Against" the proposed amendment to the partnership agreement. The solicitation period will commence upon delivery of the solicitation materials
to you on or about            , 1999 and will continue until the later of (a)
          , 1999, a date not less than 60 calendar days from the initial delivery of the solicitation materials, or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond May 31, 2000. Any consent form received by Corporate Election Services prior to 5:00 p.m., Eastern time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your units will be counted as voting "Against" the Acquisition of your Income Fund and "Against" the proposed amendment to the partnership agreement, and you will receive APF Shares if your Income Fund is acquired.

   A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. The first part seeks your consent to APF's Acquisition of your Income Fund, the proposed amendment to the partnership agreement and related matters. The exact matters which a vote in favor of the Acquisition will be deemed to approve are described above under "Required Vote." If you have interests in more than one Income Fund, you will receive multiple consent forms which will provide for separate votes for each Income Fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

   The second part of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints James M. Seneff, Jr. and Robert A. Bourne as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to amend the partnership agreement and to complete the Acquisition. The power of attorney is intended solely to ease the administrative burden of completing the Acquisition without requiring your signatures on multiple documents.

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                  TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following information has been prepared to compare the amounts of compensation paid and cash distributions made, by your Income Fund to us and our affiliates to the amounts that would have been paid if the compensation and distribution structure, which will be in effect after the Acquisition, had been in effect during the years presented below.

   Under your Income Fund's partnership agreement, we and our affiliates are entitled to receive fees in connection with managing the affairs of each Income Fund. Your partnership agreement also provides that we are to be reimbursed for our expenses for services performed for your Income Fund, such as legal, accounting, transfer agent, data processing and duplicating services.

   APF operates as an internally-advised REIT. If your Income Fund is acquired, it will share in the overall cost of managing the consolidated portfolio of restaurant properties owned by APF. As stockholders of APF, you and the other former Limited Partners of your Income Fund will receive distributions in proportion with your ownership of APF Shares. This cost participation and dividend payment are in lieu of the payments to us discussed above.

   During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, the aggregate amounts accrued or actually paid by your Income Fund to us are shown below under "Historical Distributions Paid to the General Partners and Affiliates" and the estimated amounts of compensation that would have been paid had the Acquisition been in effect for the periods presented, are shown below under "Pro Forma Distributions to Be Paid to the General Partners Following the Acquisition":

                                                                    Six Months
                                          Year Ended December 31,     Ended
                                         --------------------------  June 30,
                                           1996     1997     1998      1999
                                         -------- -------- -------- ----------
Historical Distributions Paid to the
 General Partners and Affiliates:
 General Partner Distributions..........      --       --       --       --
 Accounting and Administrative
  Services.............................. $118,677 $ 89,270 $102,840  $48,741
 Broker/Dealer Commissions..............      --       --       --       --
 Property Management Fees...............   39,206   40,087   38,570   18,113
 Due Diligence and Marketing Support
  Fees..................................      --       --       --       --
 Acquisition Fees.......................      --       --       --       --
 Asset Management Fees..................      --       --       --       --
 Real Estate Disposition Fees(1)........      --       --       --       --
                                         -------- -------- --------  -------
    Total historical.................... $157,883 $129,357 $141,410  $66,854
Pro Forma Distributions to Be Paid to
 the General Partners Following the
 Acquisition:
 Cash Distributions on APF Shares(2)....      --       --       --       --
 Salary Compensation....................      --       --       --       --
                                         -------- -------- --------  -------
    Total pro forma(3)..................      --       --       --       --

--------
(1) Payment of real estate disposition fees is subordinated to minimum returns and the return of original capital to the Limited Partners. To date, no such fees have been paid since the required minimum returns have not been made to the Limited Partners.

(2) Represents estimated distributions based on APF Shares received in the Acquisition.

(3) As a result of the Acquisition, we and our affiliates will no longer be entitled to receive the general partner distributions and fees described in the historical presentation above. However, this does not mean that APF will avoid incurring some portion of these costs on a going forward basis, particularly as such costs relate to accounting and administrative services and asset management. Due to APF's acquisition of the Advisor, APF became an internally advised REIT. Therefore, all accounting and administrative services and asset management expenses previously borne by the Advisor, will be borne internally by APF. The material costs that APF will continue to incur will be salaries of the employees utilized to perform such services and the costs of any assets necessary to perform such services.

           CASH DISTRIBUTIONS TO LIMITED PARTNERS OF YOUR INCOME FUND

   The information below should be read in conjunction with the information provided in this supplement under the caption "Financial Statements."

   The following table sets forth the distributions paid to the Limited Partners of your Income Fund per $10,000 original investment for the periods indicated below:

                                                                   Six Months
                                                                      Ended
                                         Year Ended December 31,  June 30, 1999
                                         ------------------------ -------------
                                         1994 1995 1996 1997 1998  Historical
                                         ---- ---- ---- ---- ---- -------------
Distributions from Income............... $125 $600 $788 $805 $655     $288
Distributions from Return of Capital....  --     1  --    15  145      112
                                         ---- ---- ---- ---- ----     ----
  Total................................. $125 $601 $788 $820 $800     $400
                                         ==== ==== ==== ==== ====     ====

--------

(1) Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income, including deductions for depreciation expense, on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from non-cash items. This amount is not required to be presented as a return of capital except for purposes of this table, and the Income Fund has not treated this amount as a return of capital for any other purpose.

   Cash distributions for the year ended December 31, 1997, include $90,000 of amounts earned in 1997, but declared payable in the first quarter of 1998.

                        COMPARATIVE PER SHARE DATA

   The following tabulation reflects (a) the historical net income and book value per share of APF common stock in comparison with the adjusted historical net income and book value per share after giving effect to property acquisitions and the acquisition of the CNL Restaurant Businesses, and the pro forma net income and book value per share after giving effect to the Acquisition of your Income Fund, (b) the historical net income and book value per unit of your Income Fund in comparison with the equivalent pro forma net income and book value per share attributable to the .4750 APF Shares that will be received by your Income Fund with respect to each of its outstanding units and assuming none of the Limited Partners elect to receive notes, and (c) the historical cash dividends per share of APF with the equivalent pro forma of
 .4750 times the cash dividend paid on each APF Share. The historical per share information presented in this tabulation is derived from the financial information of APF and your Income Fund presented on pages S-23 through S-24.

   The pro forma financial information below is for informational purposes only and does not purport to be indicative of APF's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated by the pro forma financial information. The pro forma financial information should not be viewed as predictive of APF's financial results or conditions in the future.

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ ----------
APF
  Net Income:
    Historical.........................................    $1.21       $0.61
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........     1.08         .51
    Pro forma..........................................     1.10         .52
  Dividends:
    Historical.........................................     1.52         .76
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses(1).......     1.52         .76
    Pro forma(1).......................................     1.52         .76
  Book value:
    Historical.........................................    17.70       17.54
    Historical Adjusted for Property Acquisitions and
     Acquisition of CNL Restaurant Businesses..........    16.29       16.22
    Pro forma..........................................    16.38       16.31
CNL Income Fund XVI, Ltd.
  Net Income:
    Historical.........................................      .66         .29
    Equivalent pro forma(2)............................      .52         .25
  Dividends:
    Historical.........................................      n/a         n/a
    Equivalent pro forma(3)(4).........................      .72         .36
  Book Value:
    Historical.........................................     8.71        8.60
    Equivalent pro forma(2)............................     7.78        7.75

--------

(1) Reflects APF's historical dividend rate.

(2) Pro forma amounts for APF multiplied by .4750 based on receipt by the partners of your Income Fund of 2,137,374 APF Shares, net of Acquisition expenses, in exchange for 4,500,000 units, or the ratio of exchange.

(3) Historical amounts for APF multiplied by .4750, or the ratio of exchange.

(4) An equivalent pro forma dividend rate of $0.36 per share for the six months ended June 30, 1999 equates to $361 per original $10,000 investment. To review the pro forma financial information in greater detail with respect to APF after giving effect to the Acquisition and the acquisition of the CNL Restaurant Businesses, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

                                    FAIRNESS

General

   We believe the Acquisition to be fair to, and in the best interests of your Income Fund. After careful evaluation, we have concluded that the Acquisition is the best way to maximize the value of your investment. We recommend that you and the other Limited Partners approve the Acquisition and receive APF Shares.

   Based upon our analysis of the Acquisition, we believe that:

    . the terms of the Acquisition are fair to you and the other Limited
      Partners; and

    . after comparing the potential benefits and detriments of the Acquisition with those of several alternatives, the Acquisition is more economically attractive to you and the other Limited Partners than such alternatives.

   Our beliefs are based upon our analysis of the terms of the Acquisition, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Acquisition and the alternatives to the Acquisition and a review of the financial condition and performance of APF and your Income Fund and the terms of critical agreements, such as your Income Fund's partnership agreement.

   We also believe that the Acquisition is procedurally fair for several reasons. First, the Acquisition is required to be approved by Limited Partners holding greater than 50% of the outstanding units of your Income Fund and is subject to the closing conditions. Those closing conditions are that the APF Shares are listed on the NYSE, that the APF stockholders have approved the increase in the number of APF Shares authorized to be issued and that Merrill Lynch has issued a new fairness opinion if fewer than all of the Income Funds are acquired. Second, if your Income Fund is acquired, all Limited Partners of your Income Fund who vote "Against" the Acquisition will be given the option of receiving APF Shares or notes.

   Although we believe the terms of the Acquisition are fair to you and the other Limited Partners, we have conflicts of interest with respect to the Acquisition. These conflicts include, among others:

  . that we will receive APF Shares, assuming APF acquires all of the Income Funds, upon completion of the Acquisition;

  . that Messrs. Seneff and Bourne are stockholders of APF and, as such, their interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund; and

  . that we will be relieved from certain ongoing liabilities with respect to Income Fund if it is that are acquired by APF.

Material Factors Underlying Belief as to Fairness

   The following is a discussion of the material factors underlying our belief that the terms of the Acquisition are fair as a whole to you and the other Limited Partners of your Income Fund and maximize the value of your investment.

   1. Consideration Offered. We will be offered the same form of consideration in the Acquisition as the Limited Partners with respect to our capital interest in the Income Fund. We believe that the form and amount of consideration offered to us and the Limited Partners, including dissenting Limited Partners who select the notes, constitute fair value. We compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Acquisition is fair based on such comparison. In addition, we believe the Acquisition is the best way to maximize the return on your investment because of your ability to participate in the potential appreciation of APF Shares. Since your Income Fund is restricted to owning and leasing a static number of restaurant properties due to restrictions contained in your Income Fund's partnership agreement and limited capital resources, your investments have less of an opportunity to appreciate. Because APF is a growth-oriented operating company, you, as an APF stockholder, will have the opportunity to participate in APF's future growth.

   2. Independent Appraisals and Fairness Opinions. Our belief as to the fairness of the Acquisition as a whole and to the Limited Partners of your Income Fund and our statements above regarding the material terms underlying our belief as to fairness are partially based upon the appraisal of your Income Fund's restaurant properties prepared by Valuation Associates and upon the fairness opinion provided by Legg Mason. A copy of the fairness opinion is attached hereto as Appendix A. We encourage you to read it. We attributed significant weight to the appraisal of Valuation Associates and the fairness opinion of Legg Mason, which we believe support our conclusion that the Acquisition is fair to the Limited Partners. We do not know of any factors that would materially alter the conclusions made in the appraisal of Valuation Associates or the fairness opinion of Legg Mason, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. We believe that the engagement of Valuation Associates to provide the appraisal and of Legg Mason to provide the fairness opinion assisted us in the fulfillment of our fiduciary duties to your Income Fund and the Limited Partners, notwithstanding that: (1) each of Valuation Associates and Legg Mason received fees for its services, (2) Legg Mason has previously provided investment banking services to the Income Funds and to Commercial Net Lease Realty, Inc., which at the time was an affiliate of CNL Group, Inc., and
(3) Valuation Associates has previously performed valuation appraisals for APF. We note that because the Acquisition of any one Income Fund is not a condition of the Acquisition of any other Income Fund, the fairness opinions analyze each Income Fund separately, not in combination with other Income Funds. However, based on the reasons stated in this section of the supplement and the opinion of Legg Mason that the APF Share consideration payable to each Income Fund is fair from a financial point of view, we believe the Acquisition is fair regardless of the number of Income Funds that are acquired in the Acquisition.

   In rendering its opinion with respect to the fairness, from a financial point of view, with respect to (a) the APF Shares offered with respect to your Income Fund, (b) the aggregate APF Shares offered with respect to the Income Funds, and (c) the method of allocating the APF Shares among the Income Funds, Legg Mason did not address or render any opinion with respect to other aspects of the Acquisition, including:

   . the value or fairness of the notes;

   . the prices at which the APF Shares may trade following the Acquisition or the trading value of the APF Shares to be offered compared with the current fair market value of the Income Funds' portfolios or assets if liquidated in real estate markets;

   . the tax consequences of any aspect of the Acquisition;

   . the fairness of the amounts or allocation of Acquisition costs or the amounts of Acquisition costs allocated to the Limited Partners; or

   . any other matters with respect to any specific individual partner or class of partners.

   In addition, Legg Mason was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Income Funds or their assets. Also, Legg Mason's opinion also does not compare the relative merits of the Acquisition with those of any other transaction or business strategy that was or might have been considered by us as alternatives to the Acquisition.

   Legg Mason's fairness opinion does not constitute a recommendation to you as to how to vote on the Acquisition or as to whether you should elect to receive the APF Share consideration or the notes.

   3. Valuation of Alternatives. Based on the appraisal of your Income Fund's restaurant properties, we estimated the value of your Income Fund if liquidated and as a going concern. On the basis of these calculations, we believe that the value of the APF Shares will exceed the going concern value and liquidation value of your Income Fund.

   4. Cash Available for Distribution Before and After the Acquisition. We believe the Acquisition will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. The effect of the Acquisition and the cash available for distribution will vary, however, from Income Fund to Income Fund. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of APF as an operating company and will also receive investment liquidity through the public market in APF Shares.

   5. Comparative Valuation Analysis. In assessing the fairness of the Acquisition, we relied on the appraisals prepared by Valuation Associates in connection with its engagement by us. Based on such information and other historical data of the Income Funds, we prepared a comparative valuation analysis, which supported our determination that the Acquisition is in the best interest of the Limited Partners of each of the Income Funds.

   The following table summarizes the results of our comparative valuation analysis:

                                                                                                         Weighted
                           Original        Original        Exchange                                   Average Trading
                            Limited    Limited Partner   Value of APF                     Estimated      Prices of
                            Partner    Investments less   Shares Paid      Estimated     Liquidation      Units
                          Investments  Distributions of       per        Going Concern    Value per     per Average
                             less         Net Sales     Average $10,000    Value per       Average        $10,000
                         Distributions   Proceeds per   Limited Partner Average $10,000    $10,000       Original
                         of Net Sales  $10,000 Original    Original        Original       Original    Limited Partner
                          Proceeds(1)   Investment(1)    Investment(2)   Investment(3)  Investment(4)  Investment(5)
                         ------------- ---------------- --------------- --------------- ------------- ---------------
CNL Income Funds XVI,
 Ltd. ..................  45,000,000        10,000           9,499           9,449          8,621          8,760

--------
(1) The Income Fund has had no distributions of net sales proceeds.
(2) Values are based on the exchange value established by APF. Upon listing the APF Shares on the NYSE, the actual values at which the APF Shares will trade on the NYSE may be substantially below the exchange value.
(3) Represents the estimated value of an original $10,000 investment in your Income Fund, if your Income Fund continues unchanged, subject to the assumptions made by Valuation Associates in its appraisal.
(4) Represents the amount that we estimate would have been distributed to you with respect to an original $10,000 investment in the Income Fund if your Income Fund had sold its assets on December 31, 1998, subject to the assumptions made by Valuation Associates in its appraisal.
(5) Based on the weighted average trading prices of your Income Fund's units, per original $10,000 investment, in the secondary markets from July 1, 1998 to June 30, 1999. A substantial majority of the transfer prices in this column reflect purchases by your Income Fund as part of its distribution reinvestment program and do not necessarily reflect the prices in a secondary market.

   We believe that the comparative valuation analysis, when considered together with the anticipated effect of the Acquisition and with all the other differences between continued ownership of units as compared with the receipt of APF Shares, supports our recommendation in favor of the Acquisition.

                             CONFLICTS OF INTEREST

Affiliated General Partners

   As the general partners of your Income Fund, we each have a contractual obligation pursuant to your Income Fund's partnership agreement as well as a legal obligation under state law to assess whether the terms of the Acquisition are fair and equitable to the Limited Partners of your Income Fund without regard to whether the Acquisition is fair and equitable to any of the other participants, including the Limited Partners in other Income Funds. James M. Seneff, Jr. and Robert A. Bourne act as the individual general partners of all of the Income Funds and also as members of the Board of Directors of APF. While Messrs. Seneff and Bourne have sought faithfully to discharge their obligations to your Income Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to your Income Fund and also on APF's Board of Directors. Additionally, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Fund and with their own as general partners of your Income Fund.

Benefits to General Partners

   As a result of the Acquisition, assuming only your Income Fund is acquired, we are expected to receive two material benefits. These benefits include:

  . James M. Seneff, Jr. and Robert A. Bourne, as your individual general partners, will also continue to serve as directors of APF with Mr. Seneff serving as Chairman of APF and Mr. Bourne serving as Vice Chairman. Furthermore, they will be entitled to receive performance-based incentives, including stock options, under APF's 1999 Performance Incentive Plan or any other such plan approved by the stockholders. The benefits that may be realized by Messrs. Seneff and Bourne are likely to exceed the benefits that they would expect to derive from the Income Funds if the Acquisition does not occur.

  . As general partners of your Income Fund, we are legally liable for all of your Income Fund's liabilities to the extent that your Income Fund is unable to satisfy such liabilities. Because the partnership agreement for your Income Fund prohibits the Income Fund from incurring indebtedness, the only liabilities the Income Fund has are liabilities with respect to its ongoing business operations. In the event that your Income Fund is acquired by APF, we would be relieved of our legal obligation to satisfy the liabilities of the acquired Income Fund.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the Acquisition to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Acquisition to you.

Material Tax Differences between the Ownership of Units and APF Shares

   Because your Income Fund is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a Limited Partner, you are required to take into account your share of the income or loss of your Income Fund, regardless of whether any cash is distributed to you. If your Income Fund is acquired by APF, and you have voted "For" the Acquisition, you will receive APF Shares. If you have voted "Against" the Acquisition but your Income Fund is acquired by APF, you may elect to receive notes.

   If your Income Fund is acquired by APF and you receive APF Shares, your ownership of APF Shares will affect the character and amount of income reportable by you in the future. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Income Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Income Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a Limited Partner, if your Income Fund is acquired by APF and you receive APF Shares, as a stockholder of APF you will be taxed based on the amount of distributions you receive from APF. Each year APF will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of APF's earnings and profits. Because the Acquisition is a taxable transaction, APF's tax basis in the acquired restaurant properties will be higher than your Income Fund's tax basis had been in the same properties.

At the same time, however, APF may be required to utilize a slower method of depreciation with respect to some restaurant properties than that used by your Income Fund. As a result, APF's tax depreciation from the acquired restaurant properties will differ from your Income Fund's tax depreciation. Accordingly, under some circumstances, even if APF were to make the same level of distributions as your Income Fund, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of APF does not depend on its character to APF. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if APF incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Acquisition

   In connection with the Acquisition and for federal income tax purposes, if your Income Fund is acquired by APF, the assets and any liabilities of your Income Fund will be transferred to APF in return for APF Shares and/or notes. Your Income Fund will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your Income Fund, including gain recognized as a result of the transfer of restaurant properties pursuant to the Acquisition. For purposes of allocating gain, we have valued the APF Shares at a price of $20. The estimated taxable gain, as of June 30, 1999, based on the $20 valuation, for an average $10,000 original Limited Partner investment in your Income Fund, is set forth in the table below for those Limited Partners subject to federal income taxation. The information in the table assumes that none of the Limited Partners in the Income Fund elected to receive notes.

                                                                 Estimated
                                                                 Gain per
                                                              Average $10,000
                                                             Original Limited
Income Fund                                                Partner Investment(1)
-----------                                                ---------------------
CNL Income Fund XVI, Ltd..................................         $127

--------
(1) Values are based on the exchange value established by APF. Upon listing the APF Shares on the NYSE, the actual values at which the APF Shares will trade on the NYSE may be significantly below the exchange value.

   Under section 351(a) of the Internal Revenue Code of 1986, as amended, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. APF has represented to Shaw Pittman, APF's tax counsel, that, following the Acquisition, the Limited Partners of the Income Funds will not own stock possessing at least 80 percent of the total combined voting power of all classes of APF stock entitled to vote and at least 80 percent of the total number of shares of all other classes of APF stock. Based upon this representation, Shaw Pittman has opined that the Acquisition will not result in the acquisition of control of APF by the Limited Partners for purposes of section 351(a). Accordingly, the transfer of assets will result in recognition of gain or loss by each Income Fund that is acquired by APF.

   If your Income Fund is acquired by APF and no Limited Partners elect to receive the notes, your Income Fund will receive solely APF Shares in exchange for your Income Fund's assets. As a result, your Income Fund will recognize an amount of gain equal to the difference between:

   . the sum of (a) the fair market value of the APF Shares received by your Income Fund and (b) the amount of your Income Fund's liabilities, if any, assumed by the Operating Partnership, and

   . the adjusted tax basis of the assets transferred by your Income Fund to the Operating Partnership.

   If your Income Fund is acquired by APF and you or another Limited Partner in your Income Fund elect the notes option, your Income Fund will receive APF Shares and notes in exchange for your Income Fund's
assets. Because the principal portion of the notes will not be due until     ,
2005, the acquisition of your Income Fund's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your Income Fund's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the Acquisition, the amount of gain recognized by your Income Fund in the year of the Acquisition will be equal to the value of the APF Shares received by your Income Fund multiplied by the ratio that the gross profit realized by your Income Fund in the Acquisition bears to the total contract price for your Income Fund's assets. To the extent your Income Fund realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your Income Fund in the year of the Acquisition.

   The gross profit that your Income Fund realizes from the Acquisition will generally equal the excess, if any, of the selling price for your Income Fund's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by qualified indebtedness encumbering your Income Fund's assets, if any, that is assumed or taken subject to by the Operating Partnership. The exact amount of the gain to be recognized by your Income Fund in the year of the Acquisition will also vary depending upon the decisions of the Limited Partners to receive APF Shares or notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the Acquisition are likely to be treated as realized from the sale of a "section 1231 asset," which is real property or a depreciable asset used in a trade or business and held for more than one year. Your share of gains or losses from the sale of section 1231 assets of your Income Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Income Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your Income Fund recognizes will be allocated to you and the other Limited Partners in accordance with the terms of your Income Fund's partnership agreement. Each Limited Partner will be allocated and must report his, her or its allocable share of such gain, if any, pursuant to these terms, regardless of the Limited Partner's decision to receive notes rather than APF Shares. Even though a Limited Partner's election of the notes may decrease the amount of gain your Income Fund recognizes, the electing Limited Partner still will be required to take into account his, her or its share of your Income Fund's gain as determined under the partnership agreement of your Income Fund. Therefore, Limited Partners who elect the notes may recognize gain in the year of the Acquisition despite the fact that they will not receive cash with which to pay the tax on the gain. Such Limited Partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the Limited Partners electing to receive notes.

   Tax Consequences of the Liquidation and Termination of Your Income Fund. If your Income Fund is acquired by APF, your Income Fund will be deemed to have liquidated and distributed APF Shares and/or notes, as the case may be, to you. The taxable year of your Income Fund will end at this time, and you must report, in your taxable year that includes the date of the Acquisition, your share of all income, gain, loss, deduction and credit for your Income Fund through the date of the Acquisition including gain or loss resulting from the Acquisition. If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your Income Fund's income attributable to more than one of its taxable years.

   The APF Shares or notes will be distributed among you and the other Limited Partners in a manner that we, as the general partners of your Income Fund, determine to be proportionate based on your respective capital account balances. If you receive APF Shares in the Acquisition and the value of those APF Shares exceeds your basis in your units, you will recognize gain equal to the difference between the fair market value of the APF Shares that you receive and your adjusted tax basis in your units. Your basis in the APF Shares will then equal the fair market value of the APF Shares on the closing date of the Acquisition, and your holding period for the APF Shares for purposes of determining capital gain or loss will begin on the closing date of the Acquisition. If you receive APF Shares in the Acquisition and your basis in your units exceeds the value of the APF Shares, you will not recognize gain or loss. Your basis in the APF Shares will equal the basis that you had in your units, and your holding period for purposes of determining capital gain or loss will begin on the closing date of the Acquisition.

   If you receive notes in the Acquisition, your basis in the notes distributed to you will equal your adjusted basis in your units and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your Income Fund's holding period in the assets transferred to APF.

   Because the assets of your Income Fund are held for investment and not for resale, the Acquisition will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not a social club, voluntary employee's beneficiary association, supplemental unemployment benefit trust, or qualified group legal services plan as described in sections 501(c)(7), (9), (17) or (20) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Acquisition.

   Tax Consequences of the Acquisition to APF. APF will not recognize gain or loss as a result of the Acquisition. APF will have a holding period in the restaurant properties that begins on the closing date. The basis of the restaurant properties received by APF from the Income Funds will equal the fair market value of the APF Shares, plus the issue price of the notes issued in the Acquisition, plus the amount of any liabilities of the Income Funds assumed by APF.

   The aggregate basis of APF's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, APF's basis in each acquired restaurant property may differ from the Income Fund's basis therein, and the restaurant properties may be subject to different depreciable periods and methods as a result of the Acquisition. These factors could result in an overall change, following the Acquisition, in the depreciation deductions attributable to the restaurant properties acquired from the Income Funds following the Acquisition.

          SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XVI, Ltd.

                        Six Months Ended June 30, 1999

                                     Property                                 Historical   Historical
                                    Acquisition                                  CNL          CNL
                       Historical    Pro Forma                  Historical    Financial     Financial
                           APF      Adjustments     Subtotal     Advisor    Services, Inc.    Corp.      Subtotal
                       -----------  -----------    -----------  ----------  -------------- -----------  -----------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $27,900,894  $3,056,620(a)  $30,957,514  $        0    $        0   $         0  $30,957,514
 Fees.............               0           0               0   9,454,036     2,963,154        11,511   12,428,701
 Interest and
 Other Income.....       4,249,461           0       4,249,461      87,570       249,258    11,539,080   16,125,369
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Revenue...     $32,150,355   3,056,620      35,206,975   9,541,606     3,212,412    11,550,591  $59,511,584
 Expenses:
 General and
 Administrative...       2,244,408           0       2,244,408   5,405,130     2,441,151       263,524   10,354,213
 Management and
 Advisory Fees....       1,681,870           0       1,681,870           0             0     1,231,905    2,913,775
 Fees to Related
 Parties..........               0           0               0      88,949       689,425             0      778,374
 Interest
 Expense..........               0           0               0      92,707             0    10,294,499   10,387,206
 State Taxes......         464,966           0         464,966           0             0             0      464,966
 Depreciation--
 Other............               0           0               0      77,130        39,032             0      116,162
 Depreciation--
 Property.........       3,701,974     967,179(a)    4,669,153           0             0             0    4,669,153
 Amortization.....           9,700           0           9,700          36             0             0        9,736
 Transaction
 Costs............         483,005           0         483,005           0             0             0      483,005
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
  Total Expenses..       8,585,923     967,179       9,553,102   5,663,952     3,169,608    11,789,928   30,176,590
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties and
 Provision for
 Losses on
 Properties.......     $23,564,432  $2,089,441     $25,653,873  $3,877,654    $   42,804   $  (239,337) $29,334,994
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........          31,241           0          31,241           0             0             0       31,241
 Gain (Loss) on
 Sale of
 Properties.......        (201,843)          0        (201,843)          0             0             0     (201,843)
 Provision For
 Losses on
 Properties.......        (540,522)          0        (540,522)          0             0             0     (540,522)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      22,853,308   2,089,441      24,942,749   3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision)
 for Federal
 Income Taxes.....               0           0               0  (1,595,036)      (16,906)       86,202   (1,525,740)
                       -----------  ----------     -----------  ----------    ----------   -----------  -----------
 Net
 Earnings(Losses)..    $22,853,308  $2,089,441     $24,942,749  $2,282,618    $   25,898   $  (153,135) $27,098,130
                       ===========  ==========     ===========  ==========    ==========   ===========  ===========
                                                        Historical
                        Combining                       CNL Income
                        Pro Forma           Combined    Fund XVI,    Pro Forma          Adjusted
                       Adjustments             APF         Ltd.     Adjustments         Pro Forma
                       ------------------- ------------ ----------- ------------------ ------------
 Operating Data:
 Revenues:
 Rental and Earned
 Income...........     $         0         $30,957,514  $1,872,345   $  17,285 (j)     $32,847,144
 Fees.............      (9,812,516)(b),(c)   2,616,185           0     (45,940)(k)       2,570,245
 Interest and
 Other Income.....         144,014 (d)      16,269,383      31,192           0          16,300,575
                       ------------------- ------------ ----------- ------------------ ------------
  Total Revenue...     $(9,668,502)        $49,843,082  $1,903,537   $ (28,655)        $51,717,964
 Expenses:
 General and
 Administrative...        (774,311)(e)       9,579,902     135,537     (50,024)(l),(m)   9,665,415
 Management and
 Advisory Fees....      (2,913,775)(f)               0      18,113     (18,113)(n)               0
 Fees to Related
 Parties..........        (743,673)(g)          34,701           0           0              34,701
 Interest
 Expense..........               0          10,387,206           0           0          10,387,206
 State Taxes......               0             464,966      24,356       8,298 (o)         497,620
 Depreciation--
 Other............               0             116,162           0           0             116,162
 Depreciation--
 Property.........               0           4,669,153     291,304      75,621 (p)       5,036,078
 Amortization.....       1,070,087 (h)       1,079,823       1,783           0           1,081,606
 Transaction
 Costs............               0             483,005     116,210           0             599,215
                       ------------------- ------------ ----------- ------------------ ------------
  Total Expenses..      (3,361,672)         26,814,918     587,303      15,782          27,418,003
 Operating
 Earnings (Losses)
 Before Equity in
 Earnings of Joint
 Ventures/Minority
 Interest, Gain
 (Loss) on Sale of
 Properties and
 Provision for
 Losses on
 Properties.......     $(6,306,830)        $23,028,164  $1,316,234   $ (44,437)        $24,299,961
 Equity in
 Earnings of Joint
 Ventures/Minority
 Interest.........               0              31,241      79,712      (5,474)(q)         105,479
 Gain (Loss) on
 Sale of
 Properties.......               0            (201,843)          0           0            (201,843)
 Provision For
 Losses on
 Properties.......               0            (540,522)    (84,478)          0            (625,000)
                       ------------------- ------------ ----------- ------------------ ------------
 Net Earnings
 (Losses) Before
 Benefit/(Provision)
 for Federal
 Income Taxes.....      (6,306,830)         22,317,040   1,311,468     (49,911)         23,578,597
 Benefit/(Provision)
 for Federal
 Income Taxes.....       1,525,740(i)                0           0           0                   0
                       ------------------- ------------ ----------- ------------------ ------------
 Net
 Earnings(Losses)..    $(4,781,090)        $22,317,040  $1,311,468   $ (49,911)        $23,578,597
                       =================== ============ =========== ================== ============

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XVI, Ltd.

                        Six Months Ended June 30, 1999

                                    Property                                Historical    Historical
                                   Acquisition                                 CNL           CNL
                       Historical   Pro Forma                  Historical   Financial     Financial
                          APF      Adjustments      Subtotal    Advisor   Services, Inc.    Corp.        Subtotal
                      ------------ -----------    ------------ ---------- -------------- ------------ --------------
Other data:
Earnings per
share/unit......      $       0.61 $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Book value per
share/unit......      $      17.54 $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Dividends per
share/unit......      $       0.76 $      n/a     $        n/a $      n/a   $      n/a   $        n/a $          n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Ratio of
Earnings to
Fixed Charges...            18.16x        n/a              n/a        n/a          n/a            n/a            n/a
                      ============ ==========     ============ ==========   ==========   ============ ==============
Weighted average
shares
outstanding
during period...        37,347,883          0       37,347,883        n/a          n/a            n/a     37,347,883
                      ============ ==========     ============ ==========   ==========   ============ ==============
Shares
outstanding.....        37,348,464          0       37,348,464        n/a          n/a            n/a     37,348,464
                      ============ ==========     ============ ==========   ==========   ============ ==============
Balance sheet
data:
Real estate
assets, net.....      $691,443,127 $3,369,856(s)  $694,812,983 $        0   $        0   $          0 $  694,812,983
Mortgages/notes
receivable......      $ 63,351,507 $        0     $ 63,351,507 $        0   $        0   $290,522,671 $  353,874,178
Receivables/due
from related
parties.........      $    649,972 $        0     $    649,972 $8,668,738   $5,417,084   $  1,125,933 $   15,861,727
Investment in
joint ventures..      $  1,081,046 $        0     $  1,081,046 $        0   $        0   $          0 $    1,081,046
Total assets....      $822,225,342 $3,369,856(s)  $825,595,198 $9,407,247   $6,369,606   $304,738,561 $1,146,110,612
Total
liabilities/minority
interest........      $167,023,516 $3,369,856(s)  $170,393,372 $1,076,772   $  829,856   $300,143,224 $  472,443,224
Total equity....      $655,201,826 $        0     $655,201,826 $8,330,475   $5,539,750   $  4,595,337 $  673,667,388
                                                          Historical
                       Combining                          CNL Income
                       Pro Forma              Combined     Fund XVI,   Pro Forma             Adjusted
                      Adjustments               APF          Ltd.     Adjustments           Pro Forma
                      -------------------- -------------- ----------- ------------------- ------------------
Other data:
Earnings per
share/unit......      $       n/a          $          n/a        0.29 $      n/a          $         0.52
                      ==================== ============== =========== =================== ==================
Book value per
share/unit......      $       n/a          $          n/a $      8.60 $      n/a          $        16.31
                      ==================== ============== =========== =================== ==================
Dividends per
share/unit......      $       n/a          $          n/a $      0.40 $      n/a          $          n/a
                      ==================== ============== =========== =================== ==================
Ratio of
Earnings to
Fixed Charges...              n/a                     n/a         n/a        n/a                   2.92x
                      ==================== ============== =========== =================== ==================
Weighted average
shares
outstanding
during period...        6,150,000              43,497,883         n/a  2,137,374              45,635,257 (r)
                      ==================== ============== =========== =================== ==================
Shares
outstanding.....        6,150,000              43,498,464         n/a  2,137,374              45,635,838
                      ==================== ============== =========== =================== ==================
Balance sheet
data:
Real estate
assets, net.....      $         0          $  694,812,983 $35,195,761 $4,766,472 (t1)     $  734,775,216
Mortgages/notes
receivable......      $         0          $  353,874,178 $         0 $        0          $  353,874,178
Receivables/due
from related
parties.........      $(6,614,629)(u)      $    9,247,098 $    88,638 $  (30,120)(w)      $    9,305,616
Investment in
joint ventures..      $         0          $    1,081,046 $ 1,657,442 $  671,516(t2)      $    3,410,004
Total assets....      $24,812,615 (t1),(u) $1,170,923,227 $39,798,073 $  231,930(t2),(w)  $1,210,953,230
Total
liabilities/minority
interest........      $(6,957,486)(u),(v)  $  465,485,738 $ 1,094,681 $  (30,120)(w)      $  466,550,299
Total equity....      $31,770,101 (t1),(v) $  705,437,489 $38,703,392 $  262,050 (t2)     $  744,402,931

        SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XVI, Ltd.

                   For the Year Ended December 31, 1998

                              Property                           Historical   Historical
                             Acquisition                            CNL          CNL                 Combining
                  Historical  Pro Forma             Historical   Financial    Financial              Pro Forma   Combined
                     APF     Adjustments  Subtotal   Advisor   Services, Inc.   Corp.     Subtotal  Adjustments    APF
                  ---------- ----------- ---------- ---------- -------------- ---------- ---------- ----------- ----------
Other data:
Earnings Per
Share/Unit......  $     1.21  $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========  =========  ==========    ====         ====         ====    ==========  =========  ==========
Book Value Per
Share/Unit......  $    17.70  $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========  =========  ==========    ====         ====         ====    ==========  =========  ==========
Dividends Per
Share/Unit......  $     1.52  $     n/a  $      n/a    $n/a         $n/a         $n/a    $      n/a  $     n/a  $      n/a
                  ==========  =========  ==========    ====         ====         ====    ==========  =========  ==========
Ratio of
Earnings to
Fixed Charges...      79.97x        n/a         n/a     n/a          n/a          n/a           n/a        n/a         n/a
                  ==========  =========  ==========    ====         ====         ====    ==========  =========  ==========
Wtd. Avg. Shares
Outstanding.....  26,648,219  6,981,616  33,629,835     n/a          n/a          n/a    33,629,835  6,150,000  39,779,835
                  ==========  =========  ==========    ====         ====         ====    ==========  =========  ==========
Shares
Outstanding.....  37,337,927          0  37,337,927     n/a          n/a          n/a    37,337,927  6,150,000  43,487,927
                  ==========  =========  ==========    ====         ====         ====    ==========  =========  ==========
                  Historical
                  CNL Income
                  Fund XVI,   Pro Forma   Adjusted
                     Ltd.    Adjustments Pro Forma
                  ---------- ----------- --------------
Other data:
Earnings Per
Share/Unit......    $0.66    $      n/a  $     1.10
                  ========== =========== ==============
Book Value Per
Share/Unit......    $8.71    $      n/a  $    16.38
                  ========== =========== ==============
Dividends Per
Share/Unit......    $0.80    $      n/a  $      n/a
                  ========== =========== ==============
Ratio of
Earnings to
Fixed Charges...      n/a           n/a        3.08x
                  ========== =========== ==============
Wtd. Avg. Shares
Outstanding.....      n/a     2,137,374  41,917,209 (s)
                  ========== =========== ==============
Shares
Outstanding.....      n/a     2,137,374  45,625,301
                  ========== =========== ==============

--------
  (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if restaurant properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any restaurant properties for the periods prior to their construction completion and availability for occupancy.

  (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
      Fund:

       Origination fees from affiliates........................... $  (689,425)
       Secured equipment lease fees...............................     (67,967)
       Advisory fees..............................................    (126,788)
       Reimbursement of administrative costs......................    (382,728)
       Acquisition fees...........................................  (4,452,252)
       Underwriting fees..........................................     (54,248)
       Administrative, executive and guarantee fees...............    (532,389)
       Servicing fees.............................................    (572,728)
       Development fees...........................................     (38,853)
       Management fees............................................  (1,681,870)
                                                                   ------------
       Total...................................................... $(8,599,248)
                                                                   ============

  (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

  (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

       Interest income................................................. $144,014

  (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

       General and administrative costs.............................. $(774,311)

  (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

       Management fees............................................ $(1,681,870)
       Administrative executive and guarantee fees................    (532,389)
       Servicing fees.............................................    (572,728)
       Advisory fees..............................................    (126,788)
                                                                   ------------
                                                                   $(2,913,775)
                                                                   ============

  (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

  (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (u) below:

       Amortization of goodwill ..................................... $1,070,087

  (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

  (j) Represents $17,285 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

  (k) Represents the elimination of fees between the Advisor and the Income
      Fund:

       Management fees............................................... $(18,113)
       Reimbursement of administrative costs.........................  (27,827)
                                                                      ---------
                                                                      $(45,940)
                                                                      =========

  (l) Represents the elimination of $27,827 in administrative costs reimbursed by the Income Fund to the Advisor.

  (m) Represents savings of $22,197 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

  (n) Represents the elimination of $18,113 in management fees by the Income Fund to the Advisor.

  (o) Represents additional state income taxes of $8,298 resulting from assuming that acquisitions of restaurant properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

  (p) Represents an increase in depreciation expense of $75,621 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

  (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $5,474 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the restaurant properties.

  (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

  (s) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma restaurant properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (t) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                           CNL Financial
                                 Advisor   Services Group Income Fund     Total
                               ----------- -------------- -----------  ------------
     For Value of
      Consideration Received   $81,437,669  $50,362,768   $42,519,005  $174,319,442
                               ===========  ===========   ===========  ============
     Share Consideration.....  $76,000,000  $47,000,000   $38,965,442  $161,965,442
     Cash Consideration......          --           --        462,000       462,000
     APF Transaction Costs...    5,437,669    3,362,768     3,091,563    11,892,000
                               -----------  -----------   -----------  ------------
     Total Purchase Price....  $81,437,669  $50,362,768   $42,519,005  $174,319,442
                               ===========  ===========   ===========  ============
     Allocation of Purchase
      Price:
     ----------------------
     Net Assets --
      Historical.............  $ 8,330,475  $10,135,087   $38,703,392  $ 57,168,954
     Purchase Price
      Adjustments:
      Land and buildings on
       operating leases......          --           --      3,797,538     3,797,538
      Net investment in
       direct financing
       leases................          --           --        968,934       968,934
      Investment in joint
       ventures..............          --           --        671,516       671,516
      Accrued rental income..          --           --     (1,593,617)   (1,593,617)
      Intangibles and other
       assets................          --    (2,575,792)      (28,758)   (2,604,550)
      Goodwill*..............          --    42,803,473           --     42,803,473
      Excess purchase price..   73,107,194          --            --     73,107,194
                               -----------  -----------   -----------  ------------
        Total Allocation.....  $81,437,669  $50,362,768   $42,519,005  $174,319,442
                               ===========  ===========   ===========  ============

  * Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt business.

    The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisition of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,107,194 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations." Goodwill of $42,803,473 relating to the acquisitions of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

        1.Common Stock (CFA, CFS, CFC)--Class A.........       8,600
          Common Stock (CFA, CFS, CFC)--Class B.........       4,825
          Additional Paid-in Capital (CFA, CFS, CFC)....  12,568,974
          Retained Earnings.............................   5,883,163
          Accumulated distributions in excess of
           earnings.....................................  73,107,194
          Goodwill for CFC/CFS (Intangibles and other
           assets)......................................  42,803,473
            CFC/CFS Organizational Costs/Other Assets...               2,575,792
            Cash to pay APF transaction costs...........               8,800,437
            APF Common Stock............................                  61,500
            APF Capital in Excess of Par Value..........             122,938,500
          (To record acquisition of CFA, CFS and CFC)
        2.Partners' Capital.............................  38,703,392
          Land and buildings on operating leases........   3,797,538
          Net investment in direct financing leases.....     968,934
          Investment in joint ventures..................     671,516
          Accrued rental income.........................               1,593,617
          Intangibles and other assets..................                  28,758
            Cash to pay APF Transaction costs...........               3,091,563
            Cash consideration to Income Funds..........                 462,000
            APF Common Stock............................                  21,374
            APF Capital in Excess of Par Value..........              38,944,068
          (To record acquisition of Income Fund)

  (u) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS.

  (v) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the acquisition since the Merger Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the acquisition.

  (w) Represents the elimination by the Income Fund of $30,120 in related party payables recorded as receivables by the Advisor.

  (x) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

   To review the pro forma financial information of APF in the event that APF acquires the CNL Restaurant Businesses and all of the Income Funds, see the section entitled "Unaudited Pro Forma Financial Information of APF" in the consent solicitation starting on page F-439 through F-455.

        SELECTED HISTORICAL FINANCIAL DATA OF CNL INCOME FUND XVI, LTD.

   The following table sets forth selected financial information for the Income Fund, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of CNL Income Fund XVI, Ltd." in this supplement.

                             Six Months Ended
                                 June 30,                           Year Ended December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Revenues(1).............  $ 1,983,249 $ 2,087,088 $ 4,093,756 $ 4,455,994 $ 4,438,218 $ 3,023,641 $   207,735
Net income(2)...........    1,311,468   1,686,071   2,976,998   3,660,327   3,748,198   2,430,841     187,577
Cash distributions
 declared...............    1,800,000   1,890,000   3,690,000   3,600,000   3,543,751   2,437,832     151,434
Net income per unit(2)..         0.29        0.37        0.65        0.81        0.82        0.60        0.17
Cash distributions
 declared per unit(3)...         0.40        0.42        0.82        0.80        0.79        0.61        0.14
GAAP book value per
 unit...................         8.60        8.82        8.71        8.87        8.85        9.88       15.59
Weighted average number
 of Limited Partner
 units outstanding......    4,500,000   4,500,000   4,500,000   4,500,000   4,500,000   4,010,281   1,120,499
                                 June 30,                                December 31,
                          ----------------------- -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                (unaudited)
Total assets............  $39,798,073 $40,707,659 $40,188,641 $40,938,320 $40,955,642 $41,240,500 $19,310,413
Total partners'
 capital................   38,703,392  39,700,997  39,191,924  39,904,926  39,844,599  39,640,152  17,474,033

--------
(1) Revenues include equity in earnings of joint venture and adjustments to accrued rental income due to the tenants of certain restaurant properties filing for bankruptcy.
(2) Net income for the six months ended June 30, 1999 and the year ended December 31, 1998 includes $84,478 and $266,257, respectively, for a provision for loss on building. Net income for the years ended December 31, 1997 and 1996, includes $41,148 and $124,305, respectively, from gains on sales of land and building.
(3) Distributions for the six months ended June 30, 1998 and the year ended December 31, 1998 include a special distribution to the Limited Partners of $90,000, which represented cumulative excess operating reserves.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
             AND RESULTS OF OPERATIONS OF CNL INCOME FUND XVI, LTD.

Introduction

   The Income Fund is a Florida limited partnership that was organized on September 2, 1993, to acquire for cash, either directly or through joint venture arrangements, both newly constructed and existing restaurant properties, as well as land upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains. The leases are triple-net leases, with the lessee responsible for all repairs and maintenance, property taxes, insurance and utilities. As of June 30, 1999, the Income Fund owned 44 restaurant properties, which included one restaurant property owned by a joint venture in which the Income Fund is a co-venturer and two restaurant properties owned with affiliates as tenants-in-common.

Capital Resources

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's primary source of capital for the six months ended June 30, 1999 and 1998, was cash from operations, which consists of cash received from tenants, distributions from joint ventures, and interest and other income received, less cash paid for expenses. Cash from operations was $1,600,589 and $1,922,221 for the six months ended June 30, 1999 and 1998, respectively. The decrease in cash from operations for the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, is primarily a result of changes in income and expenses and changes in working capital.

   Other sources and uses of capital included the following during the six months ended June 30, 1999.

   In August 1998, the Income Fund entered into a joint venture arrangement, Columbus Joint Venture, with our affiliates to construct, own and lease one restaurant property. As of June 30, 1999, the Income Fund had contributed approximately $293,000, of which approximately $158,500 was contributed during the six months ended June 30, 1999, to purchase land and pay for construction costs relating to the joint venture. As of June 30, 1999, the Income Fund owned an approximate 32 percent interest in the profits and losses of the joint venture.

   Currently, cash reserves and rental income from the Income Fund's restaurant properties, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use of such funds for the payment of Income Fund expenses, are invested in money market accounts or other short-term, highly liquid investments such as demand deposit accounts in commercial banks, certificates of deposit, and money market accounts with less than a 30-day maturity date. At June 30, 1999, the Income Fund had $1,233,857 invested in such short-term investments, as compared to $1,603,589 at December 31, 1998. Cash and cash equivalents decreased during the six months ended June 30, 1999, primarily as a result of the Income Fund funding additional amounts to Columbus Joint Venture to pay for construction costs relating to the joint venture. The funds remaining at June 30, 1999, after payment of distributions and other liabilities, will be used to pay renovation costs for the Las Vegas restaurant property and to meet the Income Fund's working capital and other needs.

   On May 11, 1999, four Limited Partners in several of the Income Funds served a lawsuit against us and APF in connection with the Acquisition. On July 8, 1999, the plaintiffs amended the complaint to add three additional Limited Partners as plaintiffs. Additionally, on June 22, 1999, a Limited Partner in several Income Funds served a lawsuit against us, APF, CNL Group, Inc. and the CNL Restaurant Businesses in connection with the Acquisition. We and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

 The Years Ended December 31, 1998, 1997 and 1996

   The Income Fund's primary source of capital is cash from operations. Cash from operations was $3,623,694, $3,780,424 and $3,753,726 for the years ended December 31, 1998, 1997 and 1996, respectively. The decrease in cash from operations during 1998, as compared to 1997, and the increase during 1997, as compared to 1996, is primarily a result of changes in income and expenses and changes in working capital.

   Other sources and uses of capital included the following during the years ended December 31, 1998, 1997 and 1996.

   During the year ended December 31, 1996, the Income Fund used its remaining net offering proceeds to acquire two additional restaurant properties, one of which was undeveloped land on which a restaurant was constructed, and to establish a working capital reserve of approximately $60,000 for Income Fund purposes.

   As a result of the Income Fund's tenant selling its restaurant business located on the Income Fund's restaurant property in Appleton, Wisconsin in April 1996, the Income Fund sold its restaurant property for $775,000. This resulted in a gain for financial reporting purposes of $124,305. This restaurant property was originally acquired by the Income Fund in February 1995 and had a cost of approximately $595,100, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $179,900 in excess of its original purchase price. In October 1996, the Income Fund reinvested the net sales proceeds in a Boston Market restaurant property in Fayetteville, North Carolina as tenants-in-common with one of our affiliates. In connection therewith, the Income Fund and its affiliate entered into an agreement whereby each co-venturer will share in the profits and losses of the restaurant property in proportion to each co-venturer's interest. The Income Fund owns an 80.44% interest in the restaurant property. The sale of the restaurant property in Appleton, Wisconsin was structured to qualify as a like-kind exchange transaction in accordance with Section 1031 of the Internal Revenue Code. As a result, no gain was recognized for federal income tax purposes. Therefore, the Income Fund was not required to distribute any of the net sales proceeds from the sale of this restaurant property to Limited Partners for the purpose of paying federal and state income taxes.

   In March 1997, the Income Fund sold its restaurant property in Oviedo, Florida for $620,000 and received net sales proceeds of $610,384, which resulted in a gain of $41,148 for financial reporting purposes. This restaurant property was originally acquired by the Income Fund in November 1994 and had a cost of approximately $509,700, excluding acquisition fees and miscellaneous acquisition expenses. Therefore, the Income Fund sold the restaurant property for approximately $100,700 in excess of its original purchase price. In January 1998, the Income Fund reinvested that net sales proceeds in an IHOP restaurant property in Memphis, Tennessee as tenants-in-common with affiliates of ours. In connection therewith, the Income Fund and its affiliates entered into an agreement whereby each co-venturer will share in the profits and losses of the restaurant property in proportion to each co-venturer's interest. The Income Fund owns a 40.42% interest in the restaurant property.

   In April 1998, the Income Fund received approximately $162,000 from the developer of the restaurant property in Farmington, New Mexico. This represents a reimbursement from the developer upon final reconciliation of the total construction costs to the total construction costs funded by the Income Fund in accordance with the development agreement. In August 1998, the Income Fund entered into a joint venture arrangement, Columbus Joint Venture, with affiliates of ours to construct and hold one restaurant property. As of December 31, 1998, the Income Fund had contributed approximately $134,500 to purchase land and pay for construction costs relating to the joint venture for a 32.35% interest in the profits and losses of the joint venture. When funding is completed, the Income Fund expects to have an approximate 32 percent interest in the profits and losses of the joint venture.

   None of the restaurant properties owned by the Income Fund, or the joint venture or tenancy in common arrangements in which the Income Fund owns an interest, is or may be encumbered. Subject to restrictions on borrowing, however, the Income Fund may borrow funds but will not encumber any of the restaurant properties in connection with any such borrowing. The Income Fund will not borrow for the purpose of returning capital to the Limited Partners. The Income Fund will not borrow under arrangements that would make the Limited Partners liable to creditors of the Income Fund. We further have represented that we will use our reasonable efforts to structure any borrowing so that it will not constitute "acquisition indebtedness" for federal income tax purposes and also will limit the Income Fund's outstanding indebtedness to three percent of the aggregate adjusted tax basis of its restaurant properties. In addition, the Income Fund will not borrow unless it first obtains an opinion of counsel that such borrowing will not constitute acquisition indebtedness. From time to time, affiliates of ours incur operating expenses on behalf of the Income Fund for which the Income Fund reimburses the affiliates without interest.

   Cash reserves, rental income from the Income Fund's restaurant properties and net sales proceeds from the sale of restaurant properties, pending reinvestment in additional restaurant properties, distributions to Limited Partners or use of such funds for the payment of Income Fund expenses, are invested in money market accounts or other short-term, highly liquid investments such as demand deposit accounts at commercial banks, CDs and money market accounts with less than a 30-day maturity date. At December 31, 1998, the Income Fund had $1,603,589 invested in such short-term investments, as compared to $1,673,869 at December 31, 1997. As of December 31, 1998, the average interest rate earned on the rental income deposited in demand deposit accounts at commercial banks was approximately three percent annually. The funds remaining at December 31, 1998, after payment of distributions and other liabilities, will be used to meet the Income Fund's working capital and other needs.

Short-Term Liquidity

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   The Income Fund's short-term liquidity requirements consist primarily of the operating expenses of the Income Fund.

   The Income Fund's investment strategy of acquiring restaurant properties for cash and leasing them under triple-net leases to operators who generally meet specified financial standards minimizes the Income Fund's operating expenses. We believe that the leases will continue to generate cash flow in excess of operating expenses.

   We have the right, but not the obligation, to make additional capital contributions if we deem it appropriate in connection with the operations of the Income Fund.

   The Income Fund generally distributes cash from operations remaining after the payment of operating expenses of the Income Fund, to the extent that we determine that such funds are available for distribution. Based on current and anticipated future cash from operations, and for the six months ended June 30, 1998, accumulated excess operating reserves, the Income Fund declared distributions to Limited Partners of $1,800,000 for the six months ended June 30, 1999 and $1,890,000 for the six months ended June 30, 1998, or $900,000 for each of the quarters ended June 30, 1999 and 1998. This represents distributions of $0.40 per unit for the six months ended June 30, 1999 and $0.42 per unit for the six months ended June 30, 1998, or $0.20 per unit for each applicable quarter.

   No distributions were made to us for the quarters and six months ended June 30, 1999 and 1998. No amounts distributed to the Limited Partners for the six months ended June 30, 1999 and 1998 are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Income Fund intends to continue to make distributions of cash available for distribution to the Limited Partners on a quarterly basis.

   Total liabilities of the Income Fund, including distributions payable, increased to $1,094,681 at June 30, 1999 from $996,717 at December 31, 1998.
The increase in liabilities at June 30, 1999 was partially a result of the Income Fund accruing transaction costs relating to the Acquisition. In addition, the increase in liabilities at June 30, 1999 was partially a result of the Income Fund accruing construction costs payable of $15,000 at June 30, 1999. We believe that the Income Fund has sufficient cash on hand to meet its current working capital needs.

   In February 1999, the Income Fund entered into a new lease for the restaurant property located in Las Vegas, Nevada with a new tenant to operate the restaurant property as a Big Boy restaurant. In connection with the agreement, the Income Fund has agreed to fund up to $150,000 in conversion costs associated with this restaurant property, $15,000 of which had been incurred and accrued as of June 30, 1999. The renovations are expected to be completed in August 1999.

 The Years Ended December 31, 1998, 1997 and 1996

   Due to low operating expenses and ongoing cash flow, we believe that the Income Fund has sufficient working capital reserves at this time. In addition, because all leases of the Income Fund's restaurant properties are on a triple-net basis, it is not anticipated that a permanent reserve for maintenance and repairs will be established at this time. To the extent, however, that the Income Fund has insufficient funds for such purposes, we will contribute to the Income Fund an aggregate amount of up to one percent of the offering proceeds for maintenance and repairs. We have the right to cause the Income Fund to maintain additional reserves if, in our discretion, we determine such reserves are required to meet the Income Fund's working needs.

   Based on cash from operations, and for the year ended December 31, 1998, cumulative excess operating reserves, the Income Fund declared distributions to the Limited Partners of $3,690,000 for the year ended December 31, 1998, $3,600,000 for the year ended December 31, 1997 and $3,543,751 for the year ended December 31, 1996. This represents distributions of $0.82 per unit for the year ended December 31, 1998, $0.80 per unit for the year ended December 31, 1997 and $0.79 per unit for the year ended December 31, 1996. No amounts distributed to the Limited Partners for the years ended December 31, 1998, 1997 and 1996, are required to be or have been treated by the Income Fund as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions.

   In addition, during 1996, affiliates of ours incurred on behalf of the Income Fund $9,356 for acquisition expenses. During the year ended December 31, 1998, affiliates of ours incurred $125,080 for operating expenses, as compared to $84,319 during the year ended December 31, 1997 and $105,144 during the year ended December 31, 1996. As of December 31, 1998, the Income Fund owed $26,476 to related parties for such amounts, accounting and administrative services and management fees, as compared to $3,351 as of December 31, 1997. As of March 11, 1999, the Income Fund had reimbursed the affiliates all such amounts. Other liabilities, including distributions payable, decreased to $970,241 at December 31, 1998 from $1,030,043 at December 31, 1997, primarily as a result of the payment during the year ended December 31, 1998 of construction costs accrued for certain restaurant properties at December 31, 1997. The Income Fund intends to continue to make distributions of cash available for distribution to limited partners on a quarterly basis.

Long-Term Liquidity

   The Income Fund has no long-term debt or other long-term liquidity requirements.

Results of Operations

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

   During the six months ended June 30, 1998, the Income Fund owned and leased 43 wholly owned restaurant properties, including two restaurant properties in Madison and Chattanooga, Tennessee that were exchanged for two restaurant properties in Lawrence, Kansas and Indianapolis, Indiana, and during the six months ended June 30, 1999, the Income Fund owned and leased 41 wholly owned restaurant properties, to operators of fast-food and family-style restaurant chains. During the six months ended June 30, 1999 and 1998, the Income Fund earned $1,872,345 and $1,987,628, respectively, in rental income from operating leases, net of adjustments to accrued rental income, and earned income from direct financing leases from these restaurant properties, $940,431 and $924,486 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. Rental and earned income decreased approximately $115,300 during the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, as a result of the fact that in 1998 three tenants filed for bankruptcy and rejected the leases relating to four of the seven restaurant properties leased by these tenants. As a result, these tenants ceased making rental payments on the four rejected leases. The Income Fund has continued receiving rental payments relating to the three leases not rejected by the tenants. In March 1999, the Income Fund entered into a new lease with a new tenant for one of the vacant restaurant properties for which rental payments commenced in April 1999. We are currently seeking either new tenants or purchasers for the three remaining rejected and vacant restaurant properties. The Income Fund will not recognize any rental and earned income from these vacant restaurant properties until new tenants for these restaurant properties are located or until the restaurant properties are sold and the proceeds from such sales are reinvested in additional restaurant properties. While the tenants have not rejected or affirmed the remaining three leases, there can be no assurance that some or all of these leases will not be rejected in the future. The lost revenues resulting from the three rejected and vacant restaurant properties and the possible rejection of the three remaining leases could have an adverse effect on the results of operations of the Income Fund if the Income Fund is not able to re-lease the restaurant properties in a timely manner.

   The decrease in rental and earned income during the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, is also attributable to the fact that in July 1998, the tenant of the Shoney's restaurant property in Las Vegas, Nevada vacated the restaurant property and ceased making rental payments on this restaurant property. As a result, during the quarter and six months ended June 30, 1998, the Income Fund wrote off approximately $77,300 of accrued rental income, or non-cash accounting adjustments relating to the straight-lining of future scheduled rent increases over the lease term in accordance with generally accepted accounting principles, relating to this restaurant property. The write-off of accrued rental income was partially offset by the fact that the Income Fund recorded approximately $28,200 and $62,700 in rental and earned income during the quarter and six months ended June 30, 1998, respectively, prior to the tenant vacating the restaurant property. No rental and earned income was recognized during the quarter and six months ended June 30, 1999 relating to this restaurant property. During the six months ended June 30, 1999, the Income Fund established an allowance for doubtful accounts of approximately $20,700 for rental and earned income amounts due from this tenant because collection of such amounts is questionable. We are pursuing collection of past due amounts from the former tenant and will recognize such amounts as income if collected. In February 1999, the Income Fund entered into a new lease with a new tenant for this restaurant property for which rental payments are expected to commence during the third quarter of 1999.

   During the six months ended June 30, 1999 and 1998, the Income Fund owned and leased two restaurant properties with our affiliates as tenants-in-common and during the six months ended June 30, 1999, the Income Fund owned and leased one additional restaurant property indirectly through a joint venture arrangement. In connection therewith, during the six months ended June 30, 1999 and 1998, the Income Fund earned $79,712 and $64,956, respectively, $41,906 and $33,522 of which was earned during the quarters ended June 30, 1999 and 1998, respectively. The increase in net income earned by joint ventures during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, was primarily attributable to the fact that in August 1998, the Income Fund invested in Columbus Joint Venture with our affiliates.

   Operating expenses, including depreciation and amortization expense, were $587,303 and $401,017 for the six months ended June 30, 1999 and 1998, respectively, $303,026 and $188,375 of which were incurred during the quarters ended June 30, 1999 and 1998, respectively. The increase in operating expenses during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, was partially due to the fact that the Income Fund incurred $83,052 and $116,210, respectively, in transaction costs relating to our retaining financial and legal advisors to assist us in evaluating and negotiating the Acquisition with AFP. If the Limited Partners reject the Acquisition, the Income Fund will bear the portion of the transaction costs based upon the percentage of "For" votes and we will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   In addition, the increase in operating expenses during the quarter and six months ended June 30, 1999, is partially due to the fact that the Income Fund incurred certain expenses, such as real estate taxes, insurance, and maintenance relating to a Shoney's restaurant property, two Boston Market restaurant properties and two Long John Silver's restaurant properties which became vacant during 1998, or during the six months ended June 30, 1999 due to financial difficulties or bankruptcies, as described above. In addition, the increase in operating expenses was partially attributable to an increase in depreciation expense due to the fact that during 1998, the Income Fund reclassified these leases from net investment in direct financing leases to land and buildings on operating leases as a result of the lease terminations. The Income Fund entered into new leases with new tenants for the Shoney's restaurant property in Las Vegas, Nevada and the Long John Silver's restaurant property in Celina, Ohio in February and March 1999, respectively. The new tenants are responsible for real estate taxes, insurance, and maintenance relating to these two restaurant properties; therefore, the general partners do not anticipate that the Income Fund will incur these expenses for these two restaurant properties in the future. However, the Income Fund will continue to incur certain expenses, such as real estate taxes, insurance, and maintenance related to the three remaining vacant restaurant properties until new tenants for these restaurant properties are located or until the restaurant properties are sold. The Income Fund is currently seeking new tenants or buyers for these restaurant properties. In addition, the Income Fund will incur certain expenses such as real estate taxes, insurance, and maintenance relating to one or more of the three restaurant properties still leased by Long John Silver's, Inc., Finest Foodservice, L.L.C., and Boston Chicken, Inc., if one or more of the leases are rejected.

   At June 30, 1999, the Income Fund recorded a provision for loss on building in the amount of $84,478 for financial reporting purposes relating to a Boston Market restaurant property in Lawrence, Kansas the lease for which was rejected by the tenant, as described above. The tenant of this property filed for bankruptcy and ceased payments of rents under the terms of its lease agreement. The allowance represents the difference between the carrying value of the restaurant property at June 30, 1999 and the estimated net realizable value for the restaurant property.

 The Years Ended December 31, 1998, 1997 and 1996

   The Income Fund owned and leased 43 wholly-owned restaurant properties, including one restaurant property in Appleton, Wisconsin, which was sold in April 1996, during 1996, 42 wholly-owned restaurant properties, including one restaurant property in Oviedo, Florida, which was sold in March 1997, during 1997, and 43 wholly-owned restaurant properties, including two restaurant properties in Madison and Chattanooga, Tennessee exchanged for two restaurant properties in Lawrence, Kansas and Indianapolis, Indiana, during 1998. In addition, during 1997 and 1996, the Income Fund owned and leased one restaurant property with an affiliate, as tenants-in-common, and during 1998, the Income Fund was a co-venturer in a joint venture arrangement that owned and leased one restaurant property, and the Income Fund owned and leased two restaurant properties with affiliates, as tenants-in-common. As of December 31, 1998, the Income Fund owned, either directly, as tenants-in-common or through a joint venture arrangement, 44 restaurant properties which are generally subject to long-term, triple-net leases that provide for minimum base annual rental amounts, payable in monthly installments, ranging from approximately $21,600 to $220,600. All of the leases provide for percentage rent based on sales in excess of a specified amount. In addition, the majority of the leases provide that, commencing in specified lease years, generally the sixth lease year, the annual base rent required under the terms of the lease will increase.

   During the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $3,864,121, $4,266,069, and $4,297,558, respectively, in rental income from operating leases, net of adjustments to accrued rental income, and earned income from direct financing leases from restaurant properties wholly-owned by the Income Fund. The decrease in rental and earned income during 1998, as compared to 1997, is partially attributable to the fact that in July 1998, the tenant of the Shoney's restaurant property in Las Vegas, Nevada ceased restaurant operations and vacated the restaurant property. The Income Fund established an allowance for doubtful accounts during 1998 of approximately $82,500 for rental and earned income amounts due from this tenant due to the fact that collection of such amounts is questionable. We are pursing collection of past due amounts from the former tenant, and will recognize such amounts as income if collected. In February 1999, the Income Fund entered into a new lease with a new tenant for this restaurant property. In addition, during 1998, the Income Fund wrote off approximately $77,300 of accrued rental income, or non-cash accounting adjustments relating to the straight-lining of future scheduled rent increases over the lease term in accordance with generally accepted accounting principles, relating to this restaurant property.

   In addition, rental and earned income decreased approximately $110,500 during 1998 as a result of the fact that in 1998, three tenants, Long John Silver's, Inc., Finest Foodservice, L.L.C., and Boston Chicken, Inc., filed for bankruptcy and rejected the leases relating to four of the seven restaurant properties leased by these tenants, as described above. The Income Fund has continued receiving rental payments relating to the leases not rejected by the tenants. In conjunction with the four rejected leases, during 1998 the Income Fund wrote off approximately $107,000 of accrued rental income, or non-cash accounting adjustment relating to the straight-lining of future scheduled rent increases over the lease term in accordance with generally accepted accounting principles. We are currently seeking either new tenants or purchasers for these restaurant properties.

   In addition, the decrease in rental and earned income during 1998 and 1997, each as compared to the previous year, is partially the result of a decrease in rental income due to the sale of the restaurant property in Oviedo, Florida, in March 1997. The net sales proceeds were reinvested in a restaurant property in Memphis, Tennessee, with certain of our affiliates as tenants-in-common, resulting in an increase in equity in earnings of joint venture, as described below. In addition, the decrease in rental and earned income during 1997, as compared to 1996, is a result of the sale of the restaurant property in Appleton, Wisconsin in April 1996. The decrease during 1997 as compared to 1996 is partially offset by the acquisition of two additional restaurant properties in 1996 that were operational for a full year in 1997, as compared to a partial year in 1996.

   In addition, for the years ended December 31, 1998, 1997, and 1996, the Income Fund earned $132,002, $73,507, and $19,668, respectively, attributable to net income earned by joint ventures. The increase in net income earned by joint ventures during 1998, as compared to 1997, is primarily attributable to the fact that in January 1998, the Income Fund reinvested the net sales proceeds it received from the 1997 sale of the restaurant property in Oviedo, Florida, in an IHOP restaurant property in Memphis, Tennessee, with certain of our affiliates as tenants-in-common. The increase during 1997, as compared to 1996, is primarily attributable to the fact that in October 1996, the Income Fund reinvested the net sales proceeds it received from the sale of the restaurant property in Appleton, Wisconsin, in a restaurant property in Fayetteville, North Carolina, with certain of our affiliates. This restaurant property was operational for a full year in 1997, as compared to a partial year in 1996.

   During the year ended December 31, 1998, three lessees of the Income Fund, Golden Corral Corporation, Foodmaker, Inc., and DenAmerica Corp. each contributed more than 10% of the Income Fund's total rental income, including the Income Fund's share of rental income from the restaurant property owned by a joint venture and the two restaurant properties owned with affiliates as tenants-in-common. As of December 31, 1998, Golden Corral Corporation was the lessee under leases relating to six restaurants, Foodmaker, Inc. was the lessee under leases relating to five restaurants, and DenAmerica Corp. was the lessee under leases relating to nine restaurants. It is anticipated that, based on the minimum rental payments required by the leases, each of these lessees will continue to contribute more than 10% of the Income Fund's total rental income in 1999. In addition, during the year ended December 31, 1998, four restaurant chains, Golden Corral, Jack in the Box, Boston Market, and Denny's each accounted for more than 10% of the Income Fund's total rental income, including the Income Fund's share of rental income from the restaurant property owned by a joint venture and the two restaurant properties owned with affiliates as tenants-in-common. During 1998, the tenants of four Boston Market restaurant properties filed for bankruptcy as described below. In 1999, it is anticipated that Golden Corral, Jack in the Box and Denny's each will continue to account for more than 10% of the total rental income to which the Income Fund is entitled under the terms of the leases. Any failure of these lessees or restaurant chains could materially affect the Income Fund's income if the Income Fund is not able to re-lease the restaurant properties in a timely manner.

   During 1998, the tenants of four Boston Market restaurant properties filed for bankruptcy and rejected the leases relating to two restaurant properties. The Income Fund will not recognize any rental and earned income from these restaurant properties until new tenants for the restaurant properties are located, or until the restaurant properties are sold and the proceeds from such sales are reinvested in additional restaurant properties. While the tenants have not rejected or affirmed the remaining two leases, there can be no assurance that some or all of the leases will not be rejected in the future. The lost revenues resulting from the two leases that were rejected, as described above, and the possible rejection of the remaining two leases could have an adverse effect on the results of operations of the Income Fund if the Income Fund is not able to re-lease these restaurant properties in a timely manner.

   Operating expenses, including depreciation and amortization expense, were $850,501, $836,815 and $814,325 for the years ended December 31, 1998, 1997, and 1996, respectively. The increase in operating expenses during 1998, as compared to 1997, is primarily due to the fact that the Income Fund incurred $24,652 in transaction costs relating to our retaining financial and legal advisors to assist us in evaluating and negotiating the proposed Acquisition with APF.

   The increase in operating expenses during 1998 is partially offset by a decrease in depreciation expense as a result of the reimbursement of construction costs from the developer relating to the restaurant property in Farmington, New Mexico, which reduced the depreciable basis of land and building on operating leases during 1998, as described above in "Capital Resources."

   During 1998, the Income Fund incurred certain expenses, such as real estate taxes, insurance, and maintenance relating to a Shoney's restaurant property, two Boston Market restaurant properties and two Long John Silver's restaurant properties which became vacant, as described above. In February 1999, the Income Fund entered into a new lease with a new tenant for the Shoney's restaurant property in Las Vegas, Nevada. The new tenant is responsible for real estate taxes, insurance, and maintenance relating to this restaurant property; therefore, we do not anticipate that the Income Fund will incur these expenses for this restaurant property in the future. However, the Income Fund will continue to incur certain expenses, such as real estate taxes, insurance, and maintenance related to the four remaining vacant restaurant properties until new tenants for these restaurant properties are located or until the restaurant properties are sold. The Income Fund is currently seeking new tenants or buyers for these restaurant properties.

   The increase in operating expenses during 1997, as compared to 1996, is partially attributable to an increase in depreciation expense as the result of the acquisition of additional restaurant properties during 1996, and the fact that the restaurant properties acquired during 1996 were operational for a full year in 1997, as compared to a partial year in 1996. Operating expenses also increased during 1997, as a result of the Income Fund incurring additional taxes relating to the filing of various state tax returns during 1997.

   As a result of the sale of the restaurant property in Oviedo, Florida, as described above in "Capital Resources," the Income Fund recognized a gain of $41,148 for financial reporting purposes for the year ended December 31, 1997. As a result of the sale of the restaurant property in Appleton, Wisconsin, as described in "Capital Resources," the Income Fund recognized a gain for financial reporting purposes of $124,305 for the year ended December 31, 1996. No restaurant properties were sold during 1998.

   During the year ended December 31, 1998, the Income Fund recorded a provision for loss on building of $266,257 for financial reporting purposes relating to a Long John Silver's restaurant property in Celina, Ohio.

The tenant of this restaurant property filed for bankruptcy and ceased payment of rents under the terms of its lease agreement. The allowance represents the difference between the restaurant property's carrying value at December 31, 1998 and the estimated net realizable value for this restaurant property. No such allowance was established during the years ended December 31, 1997 and 1996.

   The Income Fund's leases as of December 31, 1998, are, in general, triple-net leases and contain provisions that we Partners believe mitigate the adverse effect of inflation. Such provisions include clauses requiring the payment of percentage rent based on certain restaurant sales above a specified level and/or automatic increases in base rent at specified times during the term of the lease. Management expects that increases in restaurant sales volumes due to inflation and real sales growth should result in an increase in rental income for certain restaurant properties over time. Continued inflation also may cause capital appreciation of the Income Fund's restaurant properties. Inflation and changing prices, however, also may have an adverse impact on the sales of the restaurants and on potential capital appreciation of the restaurant properties.

Year 2000 Readiness Disclosure

 Overview of Year 2000 Problem

   The year 2000 problem concerns the inability of information and non-information technology systems to properly recognize and process date sensitive information beyond January 1, 2000. The failure to accurately recognize the year 2000 could result in a variety of problems from data miscalculations to the failure of entire systems.

 Information and Non-Information Technology Systems

   The Income Fund does not have any information or non-information technology systems. We and our affiliates provide all services requiring the use of information and non-information technology systems pursuant to a management agreement with the Income Fund. The information technology system of our affiliates consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. The non-information technology systems of our affiliates are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. Our affiliates have no internally generated programmed software coding to correct, because substantially all of the software utilized by us and our affiliates is purchased or licensed from external providers. The maintenance of non-information technology systems at the Income Fund's restaurant properties is the responsibility of the tenants of such properties in accordance with the terms of the Income Fund's leases.

 The Y2K Team

   In early 1998, we and our affiliates formed a Year 2000 team for the purpose of identifying, understanding and addressing the various issues associated with the year 2000 problem. The Y2K Team consists of us and members from our affiliates, including representatives from senior management, information systems, telecommunications, legal, office management, accounting and property management.

 Assessing Year 2000 Readiness

   The Y2K Team's initial step in assessing year 2000 readiness consists of identifying any systems that are date-sensitive and, accordingly, could have potential year 2000 problems. The Y2K Team has conducted inspections, interviews and tests to identify which of the Income Fund's systems could have a potential year 2000 problem.

   The information system of our affiliates is comprised of hardware and software applications from mainstream suppliers. Accordingly, the Y2K Team has contacted and is evaluating documentation from the respective vendors and manufacturers to verify the year 2000 compliance of their products. The Y2K Team has also requested and is evaluating documentation from the non-information technology systems providers of our affiliates.

   In addition, the Y2K Team has requested and is evaluating documentation from other companies with which the Income Fund has material third party relationships. Such third parties, in addition to the providers of information and non-information technology systems, consist of the Income Fund's transfer agent, and financial institutions. The Income Fund depends on its transfer agent to maintain and track investor information and its financial institutions for availability of cash.

   As of September 15, 1999, the Y2K Team had received responses from approximately 60% of the third parties. All of the responses were in writing. Of the third parties responding, all indicated that they are currently year 2000 compliant or will be year 2000 compliant prior to the year 2000. Although the Y2K Team continues to receive positive responses from the companies with which the Income Fund has third party relationships regarding their year 2000 compliance, we cannot be assured that the third parties have adequately considered the impact of the year 2000.

   In addition, the Y2K Team has requested documentation from the Income Fund's tenants. The Y2K Team is in the process of evaluating the responses and expects to complete this process by October 31, 1999. The Income Fund has also instituted a policy of requiring any new tenants to indicate that their systems are year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000.

 Achieving Year 2000 Compliance

   The Y2K Team has identified and completed upgrades of hardware equipment that was not year 2000 compliant. In addition, the Y2K Team has identified and completed upgrades of software applications that were not year 2000 compliant, although, we cannot be assured that the upgrade solutions provided by the vendors have addressed all possible year 2000 issues.

   The cost for these upgrades and other remedial measures is the responsibility of us and our affiliates. We do not expect that the Income Fund will incur any costs in connection with year 2000 remedial measures.

Assessing the Risks to the Income Fund of Non-Compliance and Developing Contingency Plans

 Risk of Failure of Information and Non-Information Technology Systems Used by the Income Fund

   We believe that the reasonably likely worst case scenario with regard to the information and non-information technology systems used by the Income Fund is the failure of one or more of these systems as a result of year 2000 problems. Because the Income Fund's major source of income is rental payments under long-term triple-net leases, any failure of information or non-information technology systems used by the Income Fund is not expected to have a material impact on the results of operations of the Income Fund. Even if such systems failed, the payment of rent under the Income Fund's leases would not be affected. In addition, the Y2K Team is expected to correct any Y2K problems within the control of us and our affiliates before the year 2000.

   The Y2K Team has determined that a contingency plan to address this risk is not necessary at this time. However, if the Y2K Team identifies additional risks associated with the year 2000 compliance of the information or non-information technology systems used by the Income Fund or if the progress of the Y2K Team in remediating year 2000 problems with such systems deviates from the anticipated timeline, the Y2K Team will develop a contingency plan if deemed necessary at that time.

 Risk of Inability of Transfer Agent to Accurately Maintain Income Fund Records

 We believe that the reasonably likely worst case scenario with regard to the Income Fund's transfer agent is that the transfer agent will fail to achieve year 2000 compliance of its systems and will not be able to accurately maintain the records of the Income Fund. This could result in the inability of the Income Fund to accurately identify its Limited Partners for purposes of distributions, delivery of disclosure materials and transfers of units. The Y2K Team has received certification from the Income Fund's transfer agent of its year 2000 compliance. Despite the positive response from the transfer agent, we cannot be assured that the transfer agent has addressed all possible year 2000 issues.

   The Y2K Team has developed a contingency plan pursuant to which we and our affiliates would maintain the records of the Income Fund manually, in the event that the systems of the transfer agent are not year 2000 compliant. We and our affiliates would have to allocate resources to internally perform the functions of the transfer agent. We do not anticipate that the additional cost of these resources would have a material impact on the results of operations of the Income Fund.

 Risk of Loss of Short-Term Liquidity from Failure of Financial Institutions to Achieve Year 2000 Compliance

   We believe that the reasonably likely worst case scenario with regard to its financial institutions is that some or all of its funds on deposit with such financial institutions may be temporarily unavailable. The Y2K Team has received responses from 93% of the Income Fund's financial institutions indicating that their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. Despite the positive responses from the financial institutions, we cannot be assured that the financial institutions have addressed all possible year 2000 issues. The loss of short-term liquidity could affect the Income Fund's ability to pay its expenses on a current basis. We do not anticipate that a loss of short-term liquidity would have a material impact on the results of operations of the Income Fund.

   Based upon the responses received from the Income Fund's financial institutions and the inability of the Y2K Team to identify a suitable alternative for the deposit of funds that is not subject to potential year 2000 problems, the Y2K Team has determined not to develop a contingency plan to address this risk.

 Risks of Late Payment or Non-Payment of Rent by Tenants

   We believe that the reasonably likely worst case scenario with regard to its tenants is that some of the tenants may make rental payments late as the result of the failure of the tenants to achieve year 2000 compliance of their systems used in the payment of rent, the failure of the tenants' financial institutions to achieve year 2000 compliance, or the temporary disruption of the tenants' businesses. The Y2K Team is in the process of requesting responses from the Income Fund's tenants indicating the extent to which their systems are currently year 2000 compliant or are expected to be year 2000 compliant prior to the year 2000. We cannot be assured that the tenants have addressed all possible year 2000 issues. The late payment of rent by one or more tenants would affect the results of operations of the Income Fund in the short-term.

   We are also aware of predictions that the year 2000 problem, if uncorrected, may result in a global economic crisis. We are not able to determine if such predictions are true. A widespread disruption of the economy could affect the ability of the Income Fund's tenants to pay rent and, accordingly, could have a material impact on the results of operations of the Income Fund.

   Because payment of rent is under the control of the Income Fund's tenants, the Y2K Team is not able to develop a contingency plan to address these risks. In the event of late payment or non-payment of rent, we will assess the remedies available to the Income Fund under its lease agreements.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Condensed Balance Sheets as of June 30, 1999 and December 31, 1998........   F-1

Condensed Statements of Income for the Quarters and Six Months Ended June
 30, 1999 and 1998........................................................   F-2

Condensed Statements of Partners' Capital for the Six Months Ended June
 30, 1999 and for the Year Ended December 31, 1998........................   F-3

Condensed Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998.................................................................   F-4

Notes to Condensed Financial Statements for the Quarters and Six Months
 Ended June 30, 1999 and 1998.............................................   F-5

Report of Independent Certified Public Accountants........................   F-7

Balance Sheets as of December 31, 1998 and 1997...........................   F-8

Statements of Income for the Years Ended December 31, 1998, 1997 and
 1996.....................................................................   F-9

Statements of Partners' Capital for the Years Ended December 31, 1998,
 1997 and 1996............................................................  F-10

Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
 1996.....................................................................  F-11

Notes to Financial Statements for the Years Ended December 31, 1998, 1997
 and 1996.................................................................  F-12

Unaudited Pro Forma Financial Information.................................  F-21

Unaudited Pro Forma Balance Sheet as of June 30, 1999.....................  F-22

Unaudited Pro Forma Statement of Earnings for the Six Months Ended June
 30, 1999.................................................................  F-24

Unaudited Pro Forma Statement of Earnings for the Year Ended December 31,
 1998.....................................................................  F-26

Unaudited Pro Forma Statement of Cash Flows for the Six Months Ended June
 30, 1999.................................................................  F-28

Unaudited Pro Forma Statement of Cash Flows for the Year Ended December
 31, 1998.................................................................  F-30

Notes and Management's Assumptions to Unaudited Pro Forma Financial State-
 ments....................................................................  F-32

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                            CONDENSED BALANCE SHEETS

                                                        June 30,   December 31,
                                                          1999         1998
                                                       ----------- ------------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 building............................................. $30,635,221 $ 30,215,549
Net investment in direct financing leases.............   4,560,540    5,361,848
Investment in joint ventures..........................   1,657,442    1,504,465
Cash and cash equivalents.............................   1,233,857    1,603,589
Receivables, less allowance for doubtful accounts of
 $112,153 and $89,822, respectively...................      88,638       63,214
Prepaid expenses......................................      17,282       13,745
Lease costs, less accumulated amortization of $333 in
 1999.................................................      11,476          --
Organization costs, less accumulated amortization of
 $10,000 and $8,550, respectively.....................         --         1,450
Accrued rental income.................................   1,593,617    1,424,781
                                                       ----------- ------------
                                                       $39,798,073 $ 40,188,641
                                                       =========== ============
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable...................................... $    85,275 $      1,816
Accrued construction costs payable....................      15,000          --
Accrued and escrowed real estate taxes payable........      17,515        7,163
Distributions payable.................................     900,000      900,000
Due to related party..................................      30,120       26,476
Rents paid in advance and deposits....................      46,771       61,262
                                                       ----------- ------------
    Total liabilities.................................   1,094,681      996,717
Commitments and Contingencies (Note 4)
Partners' capital.....................................  38,703,392   39,191,924
                                                       ----------- ------------
                                                       $39,798,073 $ 40,188,641
                                                       =========== ============


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                         CONDENSED STATEMENTS OF INCOME

                                     Quarter Ended         Six Months Ended
                                       June 30,                June 30,
                                 ----------------------  ----------------------
                                    1999        1998        1999        1998
                                 ----------  ----------  ----------  ----------
Revenues:
  Rental income from operating
   leases......................  $  806,415  $  883,229  $1,604,784  $1,771,324
  Adjustments to accrued rental
   income......................         --     (119,072)        --     (119,072)
  Earned income from direct
   financing leases............     134,016     160,329     267,561     335,376
  Interest and other income....      11,239      19,743      31,192      34,504
                                 ----------  ----------  ----------  ----------
                                    951,670     944,229   1,903,537   2,022,132
                                 ----------  ----------  ----------  ----------
Expenses:
  General operating and
   administrative..............      30,838      41,002      78,457      74,023
  Professional services........      17,733       8,511      27,060      17,951
  Management fees to related
   party.......................       9,112       9,853      18,113      19,816
  Real estate taxes............      12,867         839      30,020         839
  State and other taxes........       1,191          89      24,356      19,391
  Depreciation and
   amortization................     148,233     128,081     293,087     268,997
  Transaction costs............      83,052         --      116,210         --
                                 ----------  ----------  ----------  ----------
                                    303,026     188,375     587,303     401,017
                                 ----------  ----------  ----------  ----------
Income Before Equity in
 Earnings of Joint Ventures and
 Provision for Loss on
 Building......................     648,644     755,854   1,316,234   1,621,115
Equity in Earnings of Joint
 Ventures......................      41,906      33,522      79,712      64,956
Provision for Loss on
 Building......................     (84,478)        --      (84,478)        --
                                 ----------  ----------  ----------  ----------
Net Income.....................  $  606,072  $  789,376  $1,311,468  $1,686,071
                                 ==========  ==========  ==========  ==========
Allocation of Net Income:
  General partners.............  $    6,628  $    7,894  $   13,682  $   16,861
  Limited partners.............     599,444     781,482   1,297,786   1,669,210
                                 ----------  ----------  ----------  ----------
                                 $  606,072  $  789,376  $1,311,468  $1,686,071
                                 ==========  ==========  ==========  ==========
Net Income Per Limited Partner
 Unit..........................  $     0.13  $     0.17  $     0.29  $     0.37
                                 ==========  ==========  ==========  ==========
Weighted Average Number of
 Limited Partner Units
 Outstanding...................   4,500,000   4,500,000   4,500,000   4,500,000
                                 ==========  ==========  ==========  ==========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                   CONDENSED STATEMENTS OF PARTNERS' CAPITAL

                                                 Six Months Ended  Year Ended
                                                     June 30,     December 31,
                                                 ---------------- ------------
                                                       1999           1998
                                                 ---------------- ------------
General partners:
  Beginning balance.............................   $   131,300    $    99,615
  Net income....................................        13,682         31,685
                                                   -----------    -----------
                                                       144,982        131,300
                                                   -----------    -----------
Limited partners:
  Beginning balance.............................    39,060,624     39,805,311
  Net income....................................     1,297,786      2,945,313
Distributions ($0.40 and $0.82 per limited
 partner unit, respectively)....................    (1,800,000)    (3,690,000)
                                                   -----------    -----------
                                                    38,558,410     39,060,624
                                                   -----------    -----------
Total partners' capital.........................   $38,703,392    $39,191,924
                                                   ===========    ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         Six Months Ended
                                                             June 30,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Increase (Decrease) in Cash and Cash Equivalents
 Net Cash Provided by Operating Activities........... $ 1,600,589  $ 1,922,221
                                                      -----------  -----------
 Cash Flows from Investing Activities:
  Reimbursement of construction costs from
   developer.........................................         --       161,204
  Investment in direct financing leases..............         --       (31,504)
  Investment in joint ventures.......................    (158,512)    (607,896)
  Decrease in restricted cash........................         --       610,384
  Payment of lease costs.............................     (11,809)         --
                                                      -----------  -----------
    Net cash provided by (used in) investing
     activities......................................    (170,321)     132,188
                                                      -----------  -----------
 Cash Flows from Financing Activities:
  Distributions to limited partners..................  (1,800,000)  (1,890,000)
                                                      -----------  -----------
    Net cash used in financing activities............  (1,800,000)  (1,890,000)
                                                      -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents.........................................    (369,732)     164,409
Cash and Cash Equivalents at Beginning of Period.....   1,603,589    1,673,869
                                                      -----------  -----------
Cash and Cash Equivalents at End of Period........... $ 1,233,857  $ 1,838,278
                                                      ===========  ===========
Supplemental Schedule of Non-Cash Investing and
 Financing Activities:
 Land and building under operating lease exchanged
  for land and building under operating lease........ $       --   $   779,181
                                                      ===========  ===========
 Land and building under direct financing lease
  exchanged for land and building under direct
  financing lease.................................... $       --   $   761,334
                                                      ===========  ===========
 Construction costs incurred and unpaid at end of
  period............................................. $    15,000  $       --
                                                      ===========  ===========
 Distributions declared and unpaid at end of period.. $   900,000  $   900,000
                                                      ===========  ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 1999 and 1998

1. Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

   These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund XVI, Ltd. (the "Partnership") for the year ended December 31, 1998.

   Effective January 1, 1999, the Partnership adopted Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities." The Statement requires that an entity expense the costs of start-up activities and organization costs as they are incurred. Adoption of this statement did not have a material effect on the Partnership's financial position or results of operations.

2. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at:

                                                       June 30,    December 31,
                                                         1999          1998
                                                      -----------  ------------
   Land.............................................. $15,378,217  $15,378,217
   Buildings.........................................  17,826,235   17,045,781
                                                      -----------  -----------
                                                       33,204,452   32,423,998
   Less accumulated depreciation.....................  (2,233,496)  (1,942,192)
                                                      -----------  -----------
                                                       30,970,956   30,481,806
   Construction in progress..........................      15,000          --
                                                      -----------  -----------
                                                       30,985,956   30,481,806
   Less allowance for loss on building...............    (350,735)    (266,257)
                                                      -----------  -----------
                                                      $30,635,221  $30,215,549
                                                      ===========  ===========

   During the six months ended June 30, 1999, the Partnership recorded a provision for loss on building of $84,478 relating to the Boston Market property in Lawrence, Kansas. The tenant of this property filed for bankruptcy and ceased payment of rents under the terms of its lease agreement. The allowance represents the difference between the carrying value of the property at June 30, 1999 and the estimated net realizable value for the property.

3. Investment in Direct Financing Leases:

   During the six months ended June 30, 1999, the tenant of the Shoney's property in Las Vegas, Nevada terminated its lease due to financial difficulties. As a result, the Partnership reclassified the asset from net

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

              Quarters and Six Months Ended June 30, 1999 and 1998

investment in direct financing leases to land and buildings on operating leases. In accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases," the Partnership recorded the reclassified asset at the lower of original cost, present fair value, or present carrying amount. No loss on termination of direct financing leases was recorded for financial reporting purposes.

4. Commitments and Contingencies:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 2,160,474 shares of its common stock, par value $0.01 per share (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $42,519,005 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and therefore, would be freely tradeable at the option of the former limited partners. At a special meeting of the partners that is expected to be held in the fourth quarter of 1999, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. If the limited partners at the special meeting approve the Merger, APF will own the properties and other assets of the Partnership. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

   On May 11, 1999, four limited partners in several of the CNL Income Funds served a lawsuit against the general partners and APF in connection with the proposed Merger. On July 8, 1999, the plaintiffs amended the complaint to add three additional limited partners as plaintiffs. Additionally, on June 22, 1999, a limited partner in certain of the CNL Income Funds served a lawsuit against the general partners, APF, CNL Fund Advisors, Inc. and certain of its affiliates in connection with the proposed Merger. The general partners and APF believe that the lawsuits are without merit and intend to defend vigorously against the claims.

   In February 1999, the Partnership entered into a new lease for the property in Las Vegas, Nevada, with a new tenant to operate the property as a Big Boy restaurant. In connection with the agreement, the Partnership has agreed to pay up to $150,000 in renovation costs, $15,000 of which had been incurred and accrued as construction in process as of June 30, 1999. The renovations are expected to be completed in August 1999.

               Report of Independent Certified Public Accountants

To the Partners
CNL Income Fund XVI, Ltd.

   In our opinion, the accompanying balance sheets and the related statements of income, of partner's capital and of cash flows present fairly, in all material respects, the financial position of CNL Income Fund XVI, Ltd. (a Florida limited partnership) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 26, 1999, except for Note 11
 for which the date is March 11, 1999 and
 Note 12 for which the date is June 3, 1999

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                        ASSETS
Land and buildings on operating leases, less
 accumulated depreciation and allowance for loss on
 building.............................................. $30,215,549 $30,658,994
Net investment in direct financing leases..............   5,361,848   5,968,812
Investment in joint ventures...........................   1,504,465     771,684
Cash and cash equivalents..............................   1,603,589   1,673,869
Restricted cash........................................         --      627,899
Receivables, less allowance for doubtful accounts of
 $89,822 and $879......................................      63,214      31,946
Prepaid expenses.......................................      13,745       9,293
Organization costs, less accumulated amortization of
 $8,550 and $6,550.....................................       1,450       3,450
Accrued rental income..................................   1,424,781   1,192,373
                                                        ----------- -----------
                                                        $40,188,641 $40,938,320
                                                        =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Acquisition and construction costs payable............. $       --  $    53,278
Accounts payable.......................................       1,816       2,707
Accrued and escrowed real estate taxes payable.........       7,163       4,353
Distributions payable..................................     900,000     900,000
Due to related parties.................................      26,476       3,351
Rents paid in advance and deposits.....................      61,262      69,705
                                                        ----------- -----------
Total liabilities......................................     996,717   1,033,394
Partners' capital......................................  39,191,924  39,904,926
                                                        ----------- -----------
                                                        $40,188,641 $40,938,320
                                                        =========== ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                              STATEMENTS OF INCOME

                                                 Year Ended December 31,
                                             ---------------------------------
                                                1998        1997       1996
                                             ----------  ---------- ----------
Revenues:
  Rental income from operating leases....... $3,446,902  $3,562,920 $3,571,244
  Adjustments to accrued rental income......   (184,368)        --         --
  Earned income from direct financing
   leases...................................    601,587     703,149    726,314
  Contingent rental income..................     35,860      35,604     37,600
  Interest income...........................     60,199      73,634     75,160
  Other income..............................      1,574       7,180      8,232
                                             ----------  ---------- ----------
                                              3,961,754   4,382,487  4,418,550
                                             ----------  ---------- ----------
Expenses:
  General operating and administrative......    158,519     186,934    183,734
  Professional services.....................     40,471      25,352     26,569
  Management fees to related parties........     38,570      40,087     39,206
  Real estate taxes.........................      9,060         --         --
  State and other taxes.....................     19,398      20,559     12,369
  Loss on termination of direct financing
   lease....................................      4,471         --         --
  Depreciation and amortization.............    555,360     563,883    552,447
  Transaction costs.........................     24,652         --         --
                                             ----------  ---------- ----------
                                                850,501     836,815    814,325
                                             ----------  ---------- ----------
Income Before Equity in Earnings of Joint
 Ventures, Gain on Sale of Land and
 Buildings, and Provision for Loss on
 Building...................................  3,111,253   3,545,672  3,604,225
Equity in Earnings of Joint Ventures........    132,002      73,507     19,668
Gain on Sale of Land and Buildings..........        --       41,148    124,305
Provision for Loss on Building..............   (266,257)        --         --
                                             ----------  ---------- ----------
Net Income.................................. $2,976,998  $3,660,327 $3,748,198
                                             ==========  ========== ==========
Allocation of Net Income:
  General partners.......................... $   31,685  $   36,192 $   36,239
  Limited partners..........................  2,945,313   3,624,135  3,711,959
                                             ----------  ---------- ----------
                                             $2,976,998  $3,660,327 $3,748,198
                                             ==========  ========== ==========
Net Income Per Limited Partner Unit......... $     0.65  $     0.81 $     0.82
                                             ==========  ========== ==========
Weighted Average Number of Limited Partner
 Units Outstanding..........................  4,500,000   4,500,000  4,500,000
                                             ==========  ========== ==========

                See accompanying notes to financial statements.

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                        STATEMENTS OF PARTNERS' CAPITAL

                 Years Ended December 31, 1998, 1997, and 1996

                             General Partners                       Limited Partners
                         ------------------------- ----------------------------------------------------
                                       Accumulated                              Accumulated Syndication
                         Contributions  Earnings   Contributions Distributions   Earnings      Costs        Total
                         ------------- ----------- ------------- -------------  ----------- -----------  -----------
Balance, December 31,
 1995...................    $ 1,000     $ 26,184    $45,000,000  $ (2,589,266)  $ 2,592,234 $(5,390,000) $39,640,152
 Distributions to
  limited partners
  ($0.79 per limited
  partner unit).........        --           --             --     (3,543,751)          --          --    (3,543,751)
 Net income.............        --        36,239            --            --      3,711,959         --     3,748,198
                            -------     --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1996...................      1,000       62,423     45,000,000    (6,133,017)    6,304,193  (5,390,000)  39,844,599
 Distributions to
  limited partners
  ($0.80 per limited
  partner unit).........        --           --             --     (3,600,000)          --          --    (3,600,000)
 Net income.............        --        36,192            --            --      3,624,135         --     3,660,327
                            -------     --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1997...................      1,000       98,615     45,000,000    (9,733,017)    9,928,328  (5,390,000)  39,904,926
 Distributions to
  limited partners
  ($0.82 per limited
  partner unit).........        --           --             --     (3,690,000)          --          --    (3,690,000)
 Net income.............        --        31,685            --            --      2,945,313         --     2,976,998
                            -------     --------    -----------  ------------   ----------- -----------  -----------
Balance, December 31,
 1998...................    $ 1,000     $130,300    $45,000,000  $(13,423,017)  $12,873,641 $(5,390,000) $39,191,924
                            =======     ========    ===========  ============   =========== ===========  ===========


                See accompanying notes to financial statements.

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents:
 Cash Flows from Operating Activities:
 Cash received from tenants.............  $ 3,675,430  $ 3,881,005  $ 4,007,432
 Distributions from joint venture.......      143,279       76,212       20,279
 Cash paid for expenses.................     (273,929)    (231,712)    (349,145)
 Interest received......................       78,914       54,919       75,160
                                          -----------  -----------  -----------
  Net cash provided by operating
   activities...........................    3,623,694    3,780,424    3,753,726
                                          -----------  -----------  -----------
 Cash Flows from Investing Activities:
 Proceeds from sale of land and
  buildings.............................          --       610,384      775,000
 Reimbursement of construction costs
  from developer........................      161,648          --           --
 Additions to land and buildings on
  operating leases......................       (3,545)     (23,501)  (2,355,627)
 Investment in direct financing leases..      (28,403)     (29,257)    (405,937)
 Investment in joint ventures...........     (744,058)         --      (775,000)
 Decrease (increase) in restricted
  cash..................................      610,384     (610,384)         --
                                          -----------  -----------  -----------
  Net cash used in investing
   activities...........................       (3,974)     (52,758)  (2,761,564)
                                          -----------  -----------  -----------
 Cash Flows from Financing Activities:
 Reimbursement of acquisition costs paid
  by related parties on behalf of the
  Partnership...........................          --           --        (2,494)
 Distributions to limited partners......   (3,690,000)  (3,600,000)  (3,431,251)
                                          -----------  -----------  -----------
  Net cash used in financing
   activities...........................   (3,690,000)  (3,600,000)  (3,433,745)
                                          -----------  -----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................      (70,280)     127,666   (2,441,583)
Cash and Cash Equivalents at Beginning
 of Year................................    1,673,869    1,546,203    3,987,786
                                          -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year...................................  $ 1,603,589  $ 1,673,869  $ 1,546,203
                                          ===========  ===========  ===========
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
 Net income.............................  $ 2,976,998  $ 3,660,327  $ 3,748,198
                                          -----------  -----------  -----------
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
 Loss on termination of direct financing
  lease.................................        4,471          --           --
 Depreciation...........................      553,360      561,883      550,447
 Amortization...........................        2,000        2,000        2,000
 Equity in earnings of joint ventures,
  net of distributions..................       11,277        2,705          611
 Gain on sale of land and buildings.....          --       (41,148)    (124,305)
 Provision for loss on building.........      266,257          --           --
 Decrease (increase) in receivables.....      (13,753)      26,633       58,396
 Decrease in net investment in direct
  financing leases......................       43,343       37,684       29,269
 Increase in prepaid expenses...........       (4,452)        (119)      (8,514)
 Increase in accrued rental income......     (232,408)    (444,650)    (468,201)
 Increase in accounts payable and
  accrued expenses......................        1,919        1,455          517
 Increase (decrease) in due to related
  parties, excluding reimbursement of
  acquisition costs paid on behalf of
  the Partnership.......................       23,125        1,059      (76,259)
 Increase (decrease) in rents paid in
  advance and deposits..................       (8,443)     (27,405)      41,567
                                          -----------  -----------  -----------
   Total adjustments....................      646,696      120,097        5,528
                                          -----------  -----------  -----------
Net Cash Provided by Operating
 Activities.............................  $ 3,623,694  $ 3,780,424  $ 3,753,726
                                          ===========  ===========  ===========
Supplemental Schedule of Non-Cash
 Investing and Financing Activities:
 Related parties paid certain
  acquisition costs on behalf of the
  Partnership as follows:                 $       --   $       --   $     9,356
                                          ===========  ===========  ===========
 Land and building under operating lease
  exchanged for land and building under
  operating lease.......................  $   779,181  $       --   $       --
                                          ===========  ===========  ===========
 Land and building under direct
  financing lease exchanged for land and
  building under direct financing
  lease.................................  $   761,334  $       --   $       --
                                          ===========  ===========  ===========
 Distributions declared and unpaid at
  December 31...........................  $   900,000  $   900,000  $   900,000
                                          ===========  ===========  ===========

                See accompanying notes to financial statements.

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                 Years Ended December 31, 1998, 1997, and 1996

1. Significant Accounting Policies:

   Organization and Nature of Business--CNL Income Fund XVI, Ltd. (the "Partnership") is a Florida limited partnership that was organized for the purpose of acquiring both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed, which are leased primarily to operators of national and regional fast-food and family-style restaurant chains.

   The general partners of the Partnership are CNL Realty Corporation (the "Corporate General Partner"), James M. Seneff, Jr. and Robert A. Bourne. Mr. Seneff and Mr. Bourne are also 50 percent shareholders of the Corporate General Partner. The general partners have responsibility for managing the day-to-day operations of the Partnership.

   Real Estate and Lease Accounting--The Partnership records the acquisition of land and buildings at cost, including acquisition and closing costs. Land and buildings are leased to unrelated third parties on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating methods. Such methods are described below:

     Direct financing method--The leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the asset) (Note
  4). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Partnership's net investment in the leases.

     Operating method--Land and building leases accounted for using the operating method are recorded at cost, revenue is recognized as rentals are earned and depreciation is charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives of 30 years. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term commencing on the date the property is placed in service.

   Accrued rental income represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled rental payments to date. Whenever a tenant defaults under the terms of its lease, or events or changes in circumstance indicate that the tenant will not lease the property through the end of the lease term, the Partnership either reserves or writes-off the cumulative accrued rental income balance.

   When the properties are sold, the related cost and accumulated depreciation for operating leases and the net investment for direct financing leases, plus any accrued rental income, are removed from the accounts and gains or losses from sales are reflected in income. The general partners of the partnership review properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. The general partners determine whether an impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, the assets are adjusted to their fair value. Although the general partners have made their best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect the general partners' best estimate of net cash flows expected to be generated from its properties and the need for asset impairment write downs.

   When the collection of amounts recorded as rental or other income is considered to be doubtful, an adjustment is made to increase the allowance for doubtful accounts, which is netted against receivables, and to

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

                 Years Ended December 31, 1998, 1997 and 1996

decrease rental or other income or increase bad debt expense for the current period, although the Partnership continues to pursue collection of such amounts. If amounts are subsequently determined to be uncollectible, the corresponding receivable and allowance for doubtful accounts are decreased accordingly.

   Investment in Joint Ventures--The Partnership's investments in Columbus Joint Venture and the properties in Corpus Christi, Texas and Memphis, Tennessee, each of which is held as tenants-in-common with affiliates, are accounted for using the equity method since the Partnership shares control with affiliates which have the same general partners.

   Cash and Cash Equivalents--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

   Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partnership limits investment of temporary cash investments to financial institutions with high credit standing; therefore, the Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Organization Costs- Organization costs are being amortized over five years using the straight-line method.

   Income Taxes--Under Section 701 of the Internal Revenue Code, all income, expenses and tax credit items flow through to the partners for tax purposes. Therefore, no provision for federal income taxes is provided in the accompanying financial statements. The Partnership is subject to certain state taxes on its income and property.

   Additionally, for tax purposes, syndication costs are included in Partnership equity and in the basis of each partner's investment. For financial reporting purposes, syndication costs are netted against partners' capital and represent a reduction of Partnership equity and a reduction in the basis of each partner's investment.

   Use of Estimates--The general partners of the Partnership have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. The more significant areas requiring the use of management estimates relate to the allowance for doubtful accounts and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

2. Leases:

   The Partnership leases its land or land and buildings primarily to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Some of the leases are classified as operating leases and some of the leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portion of some of the leases are operating leases. All leases are for 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant pays all property taxes and assessments, fully maintains

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to five successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3. Land and Buildings on Operating Leases:

   Land and buildings on operating leases consisted of the following at December 31:

                                                          1998         1997
                                                       -----------  -----------
      Land............................................ $15,378,217  $15,259,455
      Buildings.......................................  17,045,781   16,836,982
                                                       -----------  -----------
                                                        32,423,998   32,096,437
      Less accumulated depreciation...................  (1,942,192)  (1,437,443)
                                                       -----------  -----------
                                                        30,481,806   30,658,994
      Less allowance for loss on building.............    (266,257)         --
                                                       -----------  -----------
                                                       $30,215,549  $30,658,994
                                                       ===========  ===========

   In March 1997, the Partnership sold its property in Oviedo, Florida, for $620,000 and received net sales proceeds of $610,384, resulting in a gain of $41,148 for financial reporting purposes. This property was originally acquired by the Partnership in November 1994 and had a cost of approximately $509,700, excluding acquisition fees and miscellaneous acquisition expenses; therefore, the Partnership sold the property for approximately $100,700 in excess of its original purchase price.

   In May 1998, the tenant of the property in Madison, Tennessee exercised its option under the terms of its lease agreement, to exchange one existing property with a replacement property. In conjunction therewith, the Partnership exchanged the Boston Market property in Madison, Tennessee for a Boston Market property in Lawrence, Kansas. The lease for the property in Madison, Tennessee was amended to allow the property in Lawrence, Kansas to continue under the terms of the original lease. All closing costs were paid by the tenant. The Partnership accounted for this as a nonmonetary exchange of similar assets and recorded the acquisition of the property in Lawrence, Kansas at the net book value of the property in Madison, Tennessee. No gain or loss was recognized due to this being accounted for as a monetary exchange of similar assets.

   During the year ended December 31, 1998, the Partnership recorded a provision for loss on building of $266,257, relating to the Long John Silver's property located in Celina, Ohio. The tenant of this Property filed for bankruptcy and ceased payment of rents under the terms of its lease agreement. The allowance represents the difference between the carrying value of the property at December 31, 1998, and the current estimate of net realizable value for this property.

   Generally, the leases provide for escalating guaranteed minimum rents throughout the lease term. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1998, 1997 and 1996, the Partnership recognized $232,408 (net of $184,368 in write-offs), $444,650, and $468,201, respectively, of such rental income.

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The following is a schedule of the future minimum lease payments to be received on noncancellable operating leases at December 31, 1998:

      1999.......................................................... $ 2,903,108
      2000..........................................................   3,029,386
      2001..........................................................   3,085,219
      2002..........................................................   3,102,234
      2003..........................................................   3,110,316
      Thereafter....................................................  31,971,152
                                                                     -----------
                                                                     $47,201,415
                                                                     ===========

   Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of the tenant's gross sales.

4. Net Investment in Direct Financing Leases:

   The following lists the components of the net investment in direct financing leases at December 31:

                                                          1998         1997
                                                       -----------  -----------
      Minimum lease payments receivable............... $11,674,487  $13,526,299
      Estimated residual values.......................   1,710,925    1,932,560
      Less unearned income............................  (8,023,564)  (9,490,047)
                                                       -----------  -----------
      Net investment in direct financing leases....... $ 5,361,848  $ 5,968,812
                                                       ===========  ===========

   The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1998:

      1999.......................................................... $   684,769
      2000..........................................................     692,689
      2001..........................................................     695,755
      2002..........................................................     701,765
      2003..........................................................     706,248
      Thereafter....................................................   8,193,261
                                                                     -----------
                                                                     $11,674,487
                                                                     ===========

   The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

   In June 1998, the tenant of the property in Chattanooga, Tennessee exercised its option under the terms of its lease agreement, to exchange one existing property with a replacement property. In conjunction therewith, the Partnership exchanged the Boston Market property in Chattanooga, Tennessee for a Boston Market property in Indianapolis, Indiana. The lease for the property in Chattanooga, Tennessee was amended to allow the property in Indianapolis, Indiana to continue under the terms of the original lease. All closing costs were paid

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

by the tenant. The Partnership accounted for this as a nonmonetary exchange of similar assets and recorded the acquisition of the property in Indianapolis, Indiana at the net book value of the property in Chattanooga, Tennessee. No gain or loss was recognized due to this being accounted for as a nonmonetary exchange of similar assets.

   During the year ended December 31, 1998, one of the Partnership's leases with Long John Silver's, Inc. was rejected in connection with the tenant filing for bankruptcy. As a result, the Partnership reclassified the asset from net investment in direct financing leases to land and buildings on operating leases. In accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases," the Partnership recorded the reclassified asset at the lower of original cost, present fair value, or present carrying amount, which resulted in a loss on the termination of a direct financing lease of $4,471 for financial reporting purposes.

5. Investment in Joint Ventures:

   The Partnership owns a property in Fayetteville, North Carolina, as tenants-in-common with an affiliate of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with an affiliate. As of December 31, 1998, the Partnership owned an 80.44% interest in this property.

   In January 1998, the Partnership acquired a 40.42% interest in an IHOP property in Memphis, Tennessee, as tenants-in-common with affiliates of the general partners. The Partnership accounts for its investment in this property using the equity method since the Partnership shares control with affiliates, and amounts relating to its investment are included in investment in joint ventures.

   In August 1998, the Partnership entered into a joint venture arrangement, Columbus Joint Venture, with affiliates of the general partners, to construct and hold one restaurant property. As of December 31, 1998, the Partnership had contributed approximately $134,500, to purchase land and pay construction costs relating to the joint venture. The Partnership has agreed to contribute additional amounts to the joint venture relating to $182,900 in additional construction costs to the joint venture. As of December 31, 1998, the Partnership owned a 32.35% interest in this joint venture. When funding is completed, the Partnership expects to have an approximate 32 percent interest in the profits and losses of the joint venture. The Partnership accounts for its investment in this joint venture under the equity method since the Partnership shares control with affiliates.

   Columbus Joint Venture and the Partnership and affiliates, as tenants-in-common in two separate tenancy-in-common arrangements, each own and lease one property to operators of national fast-food and family-style restaurants. The following presents the combined, condensed financial information for the joint venture and the properties held as tenants-in-common with affiliates at December 31:

                                                             1998      1997
                                                          ---------- --------
      Land and buildings on operating lease, less
       accumulated depreciation.......................... $3,274,577 $941,142
      Cash...............................................      4,825    8,190
      Prepaid expenses...................................        197       29
      Accrued rental income..............................     56,105   20,171
      Liabilities........................................    477,951    8,163
      Partners' capital..................................  2,857,753  961,369
      Revenues...........................................    284,333  112,744
      Net income.........................................    235,485   91,575

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   The Partnership recognized income totalling $132,002, $73,507, and $19,668 for the years ended December 31, 1998, 1997, and 1996, respectively, from this joint venture and the properties held as tenants-in-common with affiliates.

6.  Restricted Cash:

   As of December 31, 1997, the net sales proceeds of $610,384 from the sale of the property in Oviedo, Florida, plus accrued interest of $17,515, were being held in an interest-bearing escrow account pending the release of funds by the escrow agent to acquire an additional property. In January 1998, the funds were released from escrow and the Partnership acquired a 40.42% interest in an IHOP property in Memphis, Tennessee, as tenants-in-common with affiliates of the general partners (see Note 5).

7. Allocations and Distributions:

   Generally, net income and losses of the Partnership, excluding gains and losses from the sale of properties, are allocated 99 percent to the limited partners and one percent to the general partners. Distributions of net cash flow are made 99 percent to the limited partners and one percent to the general partners; provided, however, that the one percent of net cash flow to be distributed to the general partners shall be subordinated to receipt by the limited partners of an aggregate, eight percent, cumulative, noncompounded annual return on their invested capital contributions (the "Limited Partners' 8% Return").

   Generally, net sales proceeds from the sale of properties not in liquidation of the Partnership, to the extent distributed, will be distributed first to the limited partners in an amount sufficient to provide them with their Limited Partners' 8% Return, plus the return of their adjusted capital contributions. The general partners will then receive, to the extent previously subordinated and unpaid, a one percent interest in all prior distributions of net cash flow and a return of their capital contributions. Any remaining sales proceeds will be distributed 95 percent to the limited partners and five percent to the general partners.

   Any gain from the sale of a property, not in liquidation of the Partnership is, in general, allocated in the same manner as net sales proceeds are distributable. Any loss from the sale of a property is, in general, allocated first, on a pro rata basis, to partners with positive balances in their capital accounts; and thereafter, 95 percent to the limited partners and five percent to the general partners.

   Generally, net sales proceeds from a sale of properties in liquidation of the Partnership, will be used in the following order: i) first to pay and discharge all of the Partnership's liabilities to creditors, ii) second, to establish reserves that may be deemed necessary for any anticipated or unforeseen liabilities or obligations of the Partnership, iii) third, to pay all of the Partnership's liabilities, if any, to the general and limited partners, iv) fourth, after allocations of net income, gains and/or losses, to the partners with positive capital account balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero, and v) thereafter, any funds remaining shall then be distributed 95 percent to the limited partners and five percent to the general partners.

   During the years ended December 31, 1998, 1997, and 1996, the Partnership declared distributions to the limited partners of $3,690,000, $3,600,000, and $3,543,751, respectively. No distributions have been made to the general partners to date.

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


8. Income Taxes:

   The following is a reconciliation of net income for financial reporting purposes to net income for federal income tax purposes for the years ended December 31:

                                               1998        1997        1996
                                            ----------  ----------  ----------
      Net income for financial reporting
       purposes............................ $2,976,998  $3,660,327  $3,748,198
      Depreciation for tax reporting
       purposes less than (in excess of)
       depreciation for financial reporting
       purposes............................        809       3,576      (1,943)
      Allowance for loss on building.......    266,257         --          --
      Direct financing leases recorded as
       operating leases for tax reporting
       purposes............................     43,343      37,684      29,269
      Loss on termination of direct
       financing leases....................      4,471         --          --
      Equity in earnings of joint ventures
       for financial reporting purposes in
       excess of equity in earnings of
       joint ventures for tax reporting
       purposes............................    (11,217)       (477)     (1,330)
      Gain on sale of land and buildings
       for financial reporting purposes
       less than (in excess of) gain for
       tax reporting purposes..............        --       23,764    (124,305)
      Allowance for doubtful accounts......     88,943      (8,996)      6,913
      Accrued rental income................   (232,408)   (444,650)   (468,201)
      Rents paid in advance................     (8,443)    (27,405)     47,221
      Capitalization of transaction costs
       for tax reporting purposes..........     24,652         --          --
      Other................................        212         --        4,008
                                            ----------  ----------  ----------
      Net income for federal income tax
       purposes............................ $3,153,617  $3,243,823  $3,239,830
                                            ==========  ==========  ==========

9. Related Party Transactions:

   One of the individual general partners, James M. Seneff, Jr., is one of the principal shareholders of CNL Group, Inc., the majority stockholder of CNL Fund Advisors, Inc. The other individual general partner, Robert A. Bourne, serves as treasurer, director, and vice chairman of the board of directors of CNL Fund Advisors. During the years ended December 31, 1998, 1997, and 1996, CNL Fund Advisors, Inc. (hereinafter referred to as the "Affiliate") performed certain services for the Partnership, as described below.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate acted as manager of the Partnership's properties pursuant to a management agreement with the Partnership. In connection therewith, the Partnership agreed to pay the Affiliate an annual, noncumulative, subordinated management fee of one percent of the sum of gross revenues from properties wholly owned by the Partnership and the Partnership's allocable share of gross revenues from joint ventures. The management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Affiliate. All or any portion of the management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Affiliate shall

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996

determine. The Partnership incurred management fees of $38,570, $40,087, and $39,206 for the years ended December 31, 1998, 1997, and 1996, respectively.

   The Affiliate is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more properties, based on the lesser of one-half of a competitive real estate commission or three percent of the sales price if the Affiliate provides a substantial amount of services in connection with the sale. However, if the net sales proceeds are reinvested in a replacement property, no such real estate disposition fees will be incurred until such replacement property is sold and the net sales proceeds are distributed. The payment of the real estate disposition fee is subordinated to receipt by the limited partners of their aggregate Limited Partners' 8% Return, plus their invested capital contributions. No deferred, subordinated real estate disposition fees have been incurred since inception.

   During the years ended December 31, 1998, 1997, and 1996, the Affiliate provided accounting and administrative services to the Partnership on a day-to-day basis. The Partnership incurred $102,840, $89,270, and $118,677 for the years ended December 31, 1998, 1997, and 1996, respectively, for such services.

   During 1996, the Partnership acquired one property from an affiliate of the general partners, for a purchase price of $775,000. The property is being held as tenants-in-common, with another affiliate of the general partners. The affiliate had purchased and temporarily held title to this property in order to facilitate the acquisition of the property by the Partnership. The purchase price paid by the Partnership represented the costs incurred by the affiliate to acquire the property, including closing costs.

   The due to related parties at December 31, 1998 and 1997 totalled $26,476 and $3,351, respectively.

10. Concentration of Credit Risk:

   The following schedule presents total rental and earned income from individual lessees, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental income from the joint venture and the properties held as tenants-in-common with affiliates) for each of the years ended December 31:

                                                  1998       1997       1996
                                               ---------- ---------- ----------
      DenAmerica Corp......................... $1,164,160 $1,046,845 $1,051,328
      Golden Corral Corporation...............    971,344    979,009    954,476
      Foodmaker, Inc..........................    558,466    556,610    556,610

   In addition, the following schedule presents total rental and earned income from individual restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income (including the Partnership's share of total rental income from the joint venture and the properties held as tenants-in-common with affiliates) for each of the years ended December 31:

                                                 1998       1997       1996
                                              ---------- ---------- ----------
      Denny's................................ $1,164,160 $1,164,928 $1,163,621
      Golden Corral Family Steakhouse
       Restaurants...........................    971,344    979,009    954,476
      Jack in the Box........................    558,466    556,610    556,610
      Boston Market..........................    467,043    329,300    260,756

                           CNL INCOME FUND XVI, LTD.
                        (A Florida Limited Partnership)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1998, 1997 and 1996


   Although the Partnership's properties are geographically diverse throughout the United States and the Partnership's lessees operate a variety of restaurant concepts, default by any one of these lessees or restaurant chains could significantly impact the results of operations of the Partnership if the Partnership is not able to re-lease the properties in a timely manner.

   In October 1998, Finest Foodservice, L.L.C. and Boston Chicken, Inc., the tenants of four Boston Market properties filed for bankruptcy and rejected the leases relating to two properties. The Partnership will not recognize any rental and earned income from these properties until new tenants for the properties are located, or until the properties are sold and the proceeds from such sales are reinvested in additional properties. While the tenants have not rejected or affirmed the remaining two leases, there can be no assurance that some or all of the leases will not be rejected in the future. The lost revenues resulting from the two leases that were rejected, as described above, and the possible rejection of the remaining two leases could have an adverse effect on the results of operations of the Partnership if the Partnership is not able to re-lease these properties in a timely manner.

11. Subsequent Event:

   On March 11, 1999, the Partnership entered into an Agreement and Plan of Merger with CNL American Properties Fund, Inc. ("APF"), pursuant to which the Partnership would be merged with and into a subsidiary of APF (the "Merger"). As consideration for the Merger, APF has agreed to issue 4,320,947 shares of its common stock, par value $0.01 per shares (the "APF Shares"). In order to assist the general partners in evaluating the proposed merger consideration, the general partners retained Valuation Associates, a nationally recognized real estate appraisal firm, to appraise the Partnership's restaurant property portfolio. Based on Valuation Associates' appraisal, the fair value of the Partnership's property portfolio and other assets was $42,519,005 as of December 31, 1998. The APF Shares are expected to be listed for trading on the New York Stock Exchange concurrently with the consummation of the Merger, and, therefore, would be freely tradeable at the option of the former limited partners. At a special meeting of the partners, limited partners holding in excess of 50% of the Partnership's outstanding limited partnership interests must approve the Merger prior to consummation of the transaction. The general partners intend to recommend that the limited partners of the Partnership approve the Merger. In connection with their recommendation, the general partners will solicit the consent of the limited partners at the special meeting. If the limited partners reject the Merger, the Partnership will bear the portion of the transaction costs based upon the percentage of "For" votes and the general partners will bear the portion of such transaction costs based upon the percentage of "Against" votes and abstentions.

12. Reverse Stock Split:

   On June 3, 1999 a one-for-two reverse stock split approved by the stockholders of APF became effective. This resulted in the consideration referred to in Note 11 being adjusted to 2,160,474 shares.

             UNAUDITED PRO FORMA FINANCIAL INFORMATION OF APF

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                   Group and CNL Income Fund XVI, Ltd.

   The following unaudited pro forma financial information with respect to APF gives effect to the acquisition of properties, the acquisition of CNL Fund Advisors, Inc. (the "Advisor" or "CFA") and the CNL Restaurant Financial Services Group, and the acquisition of the Income Fund (the acquisition of the Income Fund is referred to as the "Acquisition"), and is based on estimates and assumptions set forth below in the notes to such information which included pro forma adjustments. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF, the historical combined financial information of the Income Fund, the Advisor and CNL Restaurant Financial Services Group (shown separately as CNL Financial Services Inc. ("CFS") and CNL Financial Corporation ("CFC")) and should be read in conjunction with the selected historical financial data and accompanying notes of APF, Income Fund, Advisor and CNL Restaurant Financial Services Group. The pro forma balance sheet assumes that the Acquisition occurred on June 30, 1999, and the pro forma consolidated statements of earnings and statements of cash flows assume that the acquisition of properties by APF from January 1, 1998 through July 31, 1999, the acquisition of the Advisor, the CNL Restaurant Financial Services Group and the Acquisition occurred on January 1, 1998.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partners elected to receive notes in the Acquisition. The assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Acquisition had been effected on the dates indicated or of the results which may be obtained in the future.


    See accompanying notes and management's assumptions to unaudited pro forma financial statements.

                       CNL AMERICAN PROPERTIES FUND, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XVI, Ltd.

                              As of June 30, 1999

                                         Property                                 Historical
                                        Acquisition                                  CNL
                           Historical    Pro Forma                   Historical   Financial
                              APF       Adjustments      Subtotal     Advisor   Services, Inc.
                          ------------  -----------    ------------  ---------- --------------
        ASSETS:
Land and Building on
 operating
 leases (net
 depreciation)..........  $569,567,003  $3,369,856(A)  $572,936,859  $        0   $        0
Net Investment in Direct
 Financing
 Leases.................   132,179,949           0      132,179,949           0            0
Mortgages and Notes
 Receivable.............    63,351,507           0       63,351,507           0            0
Other Investments.......    16,197,812           0       16,197,812           0            0
Investment In Joint
 Ventures...............     1,081,046           0        1,081,046           0            0
Cash and Cash
 Equivalents............    18,764,033           0       18,764,033     333,295      639,036

Restricted
 Cash/Certificates of
 Deposit................     2,006,690           0        2,006,690           0            0
Receivables (net
 allowances)
 /Due from Related
 Party..................       649,972           0          649,972   8,668,738    5,417,084
Accrued Rental Income...     5,875,698           0        5,875,698           0            0
Other Assets............    12,551,632           0       12,551,632     405,214      313,486
Goodwill................             0           0                0           0            0
                          ------------  ----------     ------------  ----------   ----------
 Total Assets...........  $822,225,342  $3,369,856     $825,595,198  $9,407,247   $6,369,606
                          ============  ==========     ============  ==========   ==========
LIABILITIES AND EQUITY:
Accounts Payable and
 Accrued
 Liabilities............  $  2,105,725  $        0     $  2,105,725  $  673,437   $  311,969
Accrued Construction
 Costs
 Payable................     9,745,014           0        9,745,014           0            0
Distributions Payable...             0           0                0           0            0
Due to Related Parties..     1,444,444           0        1,444,444           0      500,981
Income Tax Payable......             0           0                0      51,466       16,906
Line of Credit/Notes
 payable................   149,000,000   3,369,856(A)   152,369,856     351,869            0
Deferred Income.........     2,466,355           0        2,466,355           0            0
Rents Paid in Advance...     1,617,367           0        1,617,367           0            0
Minority Interest.......       644,611           0          644,611           0            0
Common Stock............       373,484           0          373,484           0            0
Common Stock--Class A...             0           0                0       6,400        2,000
Common Stock--Class B...             0           0                0       3,600          724
Additional Paid-in-
 capital................   669,997,715           0      669,997,715   3,328,376    5,303,503

Accumulated
 distributions in excess
 of net earnings........   (15,169,373)          0      (15,169,373)  4,992,099      233,523
Partners' Capital.......             0           0                0           0            0
                          ------------  ----------     ------------  ----------   ----------
 Total Liabilities and
  Equity................  $822,225,342  $3,369,856     $825,595,198  $9,407,247   $6,369,606
                          ============  ==========     ============  ==========   ==========
Wtd. Avg. Shares
 Outstanding............    37,347,883
                          ============
Shares Outstanding......    37,348,464
                          ============

                       CNL AMERICAN PROPERTIES FUND, INC.

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XVI, Ltd.

                              As of June 30, 1999

                     Historical                                                    Historical
                        CNL                       Combining                        CNL Income
                     Financial                    Pro Forma           Combined      Fund XVI,   Pro Forma           Adjusted
                       Corp.        Subtotal     Adjustments            APF           Ltd.     Adjustments         Pro Forma
                    ------------ --------------  ------------      --------------  ----------- ------------      --------------
     ASSETS:
Land and Building
 on operating
 leases (net
 depreciation)...   $          0 $  572,936,859  $          0      $  572,936,859  $30,635,221 $  3,797,538 (B2) $  607,369,618
Net Investment in
 Direct Financing
 Leases..........              0    132,179,949             0         132,179,949    4,560,540      968,934 (B2)    137,709,423
Mortgages and
 Notes
 Receivable......    290,522,671    353,874,178             0         353,874,178            0            0         353,874,178
Other
 Investments.....      6,361,082     22,558,894             0          22,558,894            0            0          22,558,894
Investment In
 Joint Ventures..              0      1,081,046             0           1,081,046    1,657,442      671,516 (B2)      3,410,004
Cash and Cash
 Equivalents.....      1,767,517     21,503,881    (8,800,437)(B1)     12,703,444    1,233,857   (3,091,563)(B2)     10,383,738
                                                                                                   (462,000)(B2)
Restricted
 Cash/Certificates
 of Deposit......      2,482,041      4,488,731             0           4,488,731            0            0           4,488,731
Receivables (net
 allowances)
 /Due from
 Related Party...      1,125,933     15,861,727    (6,614,629)(C)       9,247,098       88,638      (30,120)(E)       9,305,616
Accrued Rental
 Income..........              0      5,875,698             0           5,875,698    1,593,617   (1,593,617)(B2)      5,875,698
Other Assets.....      2,479,317     15,749,649    (2,575,792)(B1)     13,173,857       28,758      (28,758)(B2)     13,173,857
Goodwill.........              0              0    42,803,473 (B1)     42,803,473            0            0          42,803,473
                    ------------ --------------  ------------      --------------  ----------- ------------      --------------
 Total Assets....   $304,738,561 $1,146,110,612  $ 24,812,615      $1,170,923,227  $39,798,073 $    231,930      $1,210,953,230
                    ============ ==============  ============      ==============  =========== ============      ==============
 LIABILITIES AND
     EQUITY:
Accounts Payable
 and Accrued
 Liabilities.....   $  2,013,172 $    5,104,303  $          0      $    5,104,303  $   102,790 $          0      $    5,207,093
Accrued
 Construction
 Costs Payable...              0      9,745,014             0           9,745,014       15,000            0           9,760,014
Distributions
 Payable.........              0              0             0                   0      900,000            0             900,000
Due to Related
 Parties.........     30,170,185     32,115,610    (6,614,629)(C)      25,500,981       30,120      (30,120)(E)      25,500,981
Income Tax
 Payable.........        274,485        342,857      (342,857)(D)               0            0            0                   0
Line of
 Credit/Notes
 payable.........    267,685,382    420,407,107             0         420,407,107            0            0         420,407,107
Deferred Income..              0      2,466,355             0           2,466,355            0            0           2,466,355
Rents Paid in
 Advance.........              0      1,617,367             0           1,617,367       46,771            0           1,664,138
Minority
 Interest........              0        644,611             0             644,611            0            0             644,611
Common Stock.....              0        373,484        61,500 (B1)        434,984            0       21,374 (B2)        456,358
Common Stock--
 Class A.........            200          8,600        (8,600)(B1)              0            0            0                   0
Common Stock--
 Class B.........            501          4,825        (4,825)(B1)              0            0            0                   0
Additional Paid-
 in-capital......      3,937,095    682,566,689   122,938,500 (B1)    792,936,215            0   38,944,068 (B2)    831,880,283
                                                  (12,568,974)(B1)
Accumulated
 distributions in
 excess of net
 earnings........        657,541     (9,286,210)   (5,883,163)(B1)    (87,933,710)           0            0         (87,933,710)
                                                  (73,107,194)(B1)
                                                      342,857 (D)
Partners'
 Capital.........              0              0             0                   0   38,703,392  (38,703,392)(B2)              0
                    ------------ --------------  ------------      --------------  ----------- ------------      --------------
 Total
  Liabilities and
  Equity.........   $304,738,561 $1,146,110,612  $ 24,812,615      $1,170,923,227  $39,798,073 $    231,930      $1,210,953,230
                    ============ ==============  ============      ==============  =========== ============      ==============
Wtd. Avg. Shares
 Outstanding.....                                                                                                    45,635,257
                                                                                                                 ==============
Shares
 Outstanding.....                                                                                                    45,635,838
                                                                                                                 ==============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XVI, Ltd.

                     For the Six Months Ended June 30, 1999

                                         Property                                                Historical
                                        Acquisition                               Historical CNL     CNL
                           Historical    Pro Forma                   Historical     Financial     Financial
                              APF       Adjustments      Subtotal      Advisor    Services, Inc.    Corp.      Subtotal
                          ------------  -----------    ------------  -----------  -------------- -----------  -----------
Revenues:
 Rental and Earned
  Income................  $ 27,900,894  $ 3,056,620(a) $ 30,957,514  $         0    $        0   $         0  $30,957,514
 Fees...................             0            0               0    9,454,036     2,963,154        11,511   12,428,701
 Interest and Other
  Income................     4,249,461            0       4,249,461       87,570       249,258    11,539,080   16,125,369
                          ------------  -----------    ------------  -----------    ----------   -----------  -----------
 Total Revenue..........    32,150,355    3,056,620      35,206,975    9,541,606     3,212,412    11,550,591  $59,511,584
Expenses:
 General and
  Administrative .......     2,244,408            0       2,244,408    5,405,130     2,441,151       263,524   10,354,213
 Management and Advisory
  Fees..................     1,681,870            0       1,681,870            0             0     1,231,905    2,913,775
 Fees Paid to Related
  Parties...............             0            0               0       88,949       689,425             0      778,374
 Interest Expense.......             0            0               0       92,707             0    10,294,499   10,387,206
 State Taxes............       464,966            0         464,966            0             0             0      464,966
 Depreciation--Other....             0            0               0       77,130        39,032             0      116,162
 Depreciation--
  Property..............     3,701,974      967,179(a)    4,669,153            0             0             0    4,669,153
 Amortization...........         9,700            0           9,700           36             0             0        9,736
 Transaction Costs......       483,005            0         483,005            0             0             0      483,005
                          ------------  -----------    ------------  -----------    ----------   -----------  -----------
 Total Expenses.........     8,585,923      967,179       9,553,102    5,663,952     3,169,608    11,789,928   30,176,590
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties
 and Provision for
 Losses on Properties...  $ 23,564,432  $ 2,089,441    $ 25,653,873  $ 3,877.654    $   42,804   $  (239,337) $29,334,994
 Equity in Earnings of
  Joint
  Ventures/Minority
  Interest..............        31,241            0          31,241            0             0             0       31,241
 Gain (Loss) on Sale of
  Properties............      (201,843)           0        (201,843)           0             0             0     (201,843)
 Provision for Losses on
  Properties............      (540,522)           0        (540,522)           0             0             0     (540,522)
                          ------------  -----------    ------------  -----------    ----------   -----------  -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income  Taxes..    22,853,308    2,089,441      24,942,749    3,877,654        42,804      (239,337)  28,623,870
 Benefit/(Provision) for
  Federal Income Taxes..             0            0               0   (1,595,036)      (16,906)       86,202   (1,525,740)
                          ------------  -----------    ------------  -----------    ----------   -----------  -----------
Net Earnings (Losses)...  $ 22,853,308  $ 2,089,441    $ 24,942,749  $ 2,282,618    $   25,898   $  (153,135) $27,098,130
                          ============  ===========    ============  ===========    ==========   ===========  ===========
Earnings Per
 Share/Unit.............  $       0.61  $       n/a    $        n/a  $       n/a    $      n/a   $       n/a  $       n/a
                          ============  ===========    ============  ===========    ==========   ===========  ===========
Wtd. Avg. Shares
 Outstanding............    37,347,883            0      37,347,883          n/a           n/a           n/a   37,347,883
                          ============  ===========    ============  ===========    ==========   ===========  ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XVI, Ltd.
                     For the Six Months Ended June 30, 1999

                                                           Historical
                           Combining                           CNL
                           Pro Forma           Combined    Income Fund   Pro Forma           Adjusted
                          Adjustments             APF       XVI, Ltd.   Adjustments          Pro Forma
                          -----------         -----------  -----------  -----------         -----------
Revenues:
 Rental and Earned
  Income................  $         0         $30,957,514  $1,872,345   $   17,285 (j)      $32,847,144
 Fees...................   (9,812,516)(b),(c)   2,616,185           0      (45,940)(k)        2,570,245
 Interest and Other
  Income................      144,014 (d)      16,269,383      31,192            0           16,300,575
                          -----------         -----------  ----------   ----------          -----------
 Total Revenue..........   (9,668,502)         49,843,082   1,903,537      (28,655)          51,717,964
Expenses:
 General and
  Administrative........     (774,311)(e)       9,579,902     135,537      (50,024)(l),(m)    9,665,415
 Management and Advisory
  Fees..................   (2,913,775)(f)               0      18,113      (18,113)(n)                0
 Fees Paid to Related
  Parties...............     (743,673)(g)          34,701           0            0               34,701
 Interest Expense.......            0          10,387,206           0            0           10,387,206
 State Taxes............            0             464,966      24,356        8,298 (o)          497,620
 Depreciation--Other....            0             116,162           0            0              116,162
 Depreciation--
  Property..............            0           4,669,153     291,304       75,621 (p)        5,036,078
 Amortization...........    1,070,087 (h)       1,079,823       1,783            0            1,081,606
 Transaction Costs......            0             483,005     116,210            0              599,215
                          -----------         -----------  ----------   ----------          -----------
 Total Expenses.........   (3,361,672)         26,814,918     587,303       15,782           27,418,003
Operating Earnings
 (Losses) Before Equity
 in
 Earnings of Joint
 Ventures/Minority
 Interests,
 Gain (Loss) on Sale of
 Properties and
 Provision for
 Losses on Properties ..   (6,306,830)         23,028,164   1,316,234      (44,437)          24,299,961
 Equity in Earnings of
  Joint
  Ventures/Minority
  Interest..............            0              31,241      79,712       (5,474)(q)          105,479
 Gain (Loss) on Sale of
  Properties............            0            (201,843)          0            0             (201,843)
 Provision for Losses on
  Properties............            0            (540,522)    (84,478)           0             (625,000)
                          -----------         -----------  ----------   ----------          -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   (6,306,830)         22,317,040   1,311,468      (49,911)          23,578,597
 Benefit/(Provision) for
  Federal Income
  Taxes.................    1,525,740 (i)               0           0            0                    0
                          -----------         -----------  ----------   ----------          -----------
Net Earnings (Losses)...  $(4,781,090)        $22,317,040  $1,311,468      (49,911)         $23,578,597
                          ===========         ===========  ==========   ==========          ===========
Earnings Per
 Share/Unit.............  $       n/a         $       n/a  $     0.29   $      n/a          $      0.52
                          ===========         ===========  ==========   ==========          ===========
Wtd. Avg. Shares
 Outstanding............    6,150,000          43,497,883         n/a    2,137,374           45,635,257 (r)
                          ===========         ===========  ==========   ==========          ===========

               CNL AMERICAN PROPERTIES FUND INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XVI, Ltd.
                      For the Year Ended December 31, 1998

                                        Property                                               Historical
                                       Acquisition                              Historical CNL     CNL
                          Historical    Pro Forma                  Historical     Financial     Financial
                              APF      Adjustments     Subtotal      Advisor    Services, Inc.    Corp.       Subtotal
                          -----------  -----------    -----------  -----------  -------------- -----------  ------------
Revenues:
 Rental and Earned
  Income................  $33,129,661  $22,951,799(a) $56,081,460  $         0    $        0   $         0  $ 56,081,460
 Fees...................            0            0              0   28,904,063     6,619,064       418,904    35,942,031
 Interest and Other
  Income................    9,057,376            0      9,057,376      145,016       574,078    22,238,311    32,014,781
                          -----------  -----------    -----------  -----------    ----------   -----------  ------------
 Total Revenue..........  $42,187,037  $22,951,799    $65,138,836  $29,049,079    $7,193,142   $22,657,215  $124,038,272
Expenses:
 General and
  Administrative........    2,798,481            0      2,798,481    9,843,409     6,114,276     1,425,109    20,181,275
 Management and Advisory
  Fees..................    1,851,004            0      1,851,004            0             0     2,807,430     4,658,434
 Fees to Related
  Parties...............            0            0              0    1,247,278     1,773,406             0     3,020,684
 Interest Expense.......            0            0              0      148,415             0    21,350,174    21,498,589
 State Taxes............      548,320            0        548,320       19,126             0             0       567,446
 Depreciation--Other....            0            0              0      119,923        79,234             0       199,157
 Depreciation--
  Property..............    4,042,290    6,246,947(a)  10,289,237            0             0             0    10,289,237
 Amortization...........       11,808            0         11,808       57,077             0        95,116       164,001
 Transaction Costs......      157,054            0        157,054            0             0             0       157,054
                          -----------  -----------    -----------  -----------    ----------   -----------  ------------
 Total Expenses.........    9,408,957    6,246,947     15,655,904   11,435,228     7,966,916    25,677,829    60,735,877
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization
 and Provision for
 Losses on Properties...  $32,778,080  $16,704,852    $49,482,932  $17,613,851    $ (773,774)  $(3,020,614) $ 63,302,395
 Equity in Earnings of
  Joint
  Venture/Minority
  Interest..............      (14,138)           0        (14,138)           0             0             0       (14,138)
 Gain (Loss) on Sale of
  Properties............            0            0              0            0             0             0             0
 Gain on
  Securitization........            0            0              0            0             0     3,694,351     3,694,351
 Provision for Losses on
  Properties............     (611,534)           0       (611,534)           0             0             0      (611,534)
                          -----------  -----------    -----------  -----------    ----------   -----------  ------------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   32,152,408   16,704,852     48,857,260   17,613,851      (773,774)      673,737    66,371,074
 Benefit/(Provision) for
  Federal Income Taxes..            0            0              0   (6,957,472)      305,641      (246,603)   (6,898,434)
                          -----------  -----------    -----------  -----------    ----------   -----------  ------------
Net Earnings (Losses)...  $32,152,408  $16,704,852    $48,857,260  $10,656,379    $ (468,133)  $   427,134  $ 59,472,640
                          ===========  ===========    ===========  ===========    ==========   ===========  ============
Earnings Per
 Share/Unit.............  $      1.21  $       n/a    $       n/a  $       n/a    $      n/a   $       n/a  $        n/a
                          ===========  ===========    ===========  ===========    ==========   ===========  ============
Wtd. Avg. Shares
 Outstanding............   26,648,219    6,981,616     33,629,835          n/a           n/a           n/a    33,629,835
                          ===========  ===========    ===========  ===========    ==========   ===========  ============

               CNL AMERICAN PROPERTIES FUND INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XVI, Ltd.
                      For the Year Ended December 31, 1998

                                                            Historical
                           Combining                            CNL
                           Pro Forma            Combined    Income Fund   Pro Forma           Adjusted
                          Adjustments              APF       XVI, Ltd.   Adjustments          Pro Forma
                          ------------         -----------  -----------  -----------         -----------
Revenues:
 Rental and Earned
  Income................  $          0         $56,081,460  $3,899,981   $   34,569 (j)      $60,016,010
 Fees...................   (32,715,768)(b),(c)   3,226,263           0      (77,002)(k)        3,149,261
 Interest and Other
  Income................       207,144 (d)      32,221,925      61,773            0           32,283,698
                          ------------         -----------  ----------   ----------          -----------
 Total Revenue..........  $(32,508,624)        $91,529,648  $3,961,754   $  (42,433)         $95,448,969
Expenses:
 General and
  Administrative........    (4,241,719)(e)      15,939,556     208,050      (79,032)(l),(m)   16,068,574
 Management and Advisory
  Fees..................    (4,658,434)(f)               0      38,570      (38,570) (n)               0
 Fees to Related
  Parties...............    (2,161,897)(g)         858,787           0            0              858,787
 Interest Expense.......             0          21,498,589           0            0           21,498,589
 State Taxes............             0             567,446      19,398       13,284 (o)          600,128
 Depreciation--Other....             0             199,157           0            0              199,157
 Depreciation--
  Property..............      (340,898)(r)       9,948,339     553,359      151,242 (p)       10,652,940
 Amortization...........     2,140,174 (h)       2,304,175       2,001            0            2,306,176
 Transaction Costs......             0             157,054      24,652            0              181,706
                          ------------         -----------  ----------   ----------          -----------
 Total Expenses.........    (9,262,774)         51,473,103     846,030       46,924           52,366,057
Operating Earnings
 (Losses) Before Equity
 in Earnings of Joint
 Ventures/Minority
 Interests, Gain (Loss)
 on Sale of Properties,
 Gain on Securitization
 and Provision for
 Losses on Properties...  $(23,245,850)        $40,056,545  $3,115,724   $  (89,357)         $43,082,912
 Equity in Earnings of
  Joint
  Venture/Minority
  Interest..............             0             (14,138)    132,002      (10,948)(q)          106,916
 Gain (Loss) on Sale of
  Properties............             0                   0      (4,471)           0               (4,471)
 Gain on
  Securitization........             0           3,694,351           0            0            3,694,351
 Provision for Losses on
  Properties............             0            (611,534)   (266,257)           0             (877,791)
                          ------------         -----------  ----------   ----------          -----------
Net Earnings (Losses)
 Before
 Benefit/(Provision) for
 Federal Income Taxes...   (23,245,850)         43,125,224   2,976,998     (100,305)          46,001,917
 Benefit/(Provision) for
  Federal Income Taxes..     6,898,434 (i)               0           0            0                    0
                          ------------         -----------  ----------   ----------          -----------
Net Earnings (Losses)...  $(16,347,416)        $43,125,224  $2,976,998   $ (100,305)         $46,001,917
                          ============         ===========  ==========   ==========          ===========
Earnings Per
 Share/Unit.............  $        n/a         $       n/a  $     0.66   $      n/a          $      1.10
                          ============         ===========  ==========   ==========          ===========
Wtd. Avg. Shares
 Outstanding............     6,150,000          39,779,835         n/a    2,137,374           41,917,209 (s)
                          ============         ===========  ==========   ==========          ===========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XVI, Ltd.
                     For the Six Months Ended June 30, 1999

                                           Property                                                   Historical
                                         Acquisition                                  Historical CNL     CNL
                           Historical     Pro Forma                      Historical     Financial     Financial
                               APF       Adjustments        Subtotal       Advisor    Services, Inc.    Corp.
                          -------------  ------------     -------------  -----------  -------------- ------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $  22,853,308  $  2,089,441 (a) $  24,942,749  $ 2,282,618    $  25,898    $   (153,135)
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
 Depreciation...........      3,701,974       967,179 (b)     4,669,153       77,130       28,372               0
 Amortization expense...          9,700             0             9,700           36            0         900,017
 Minority interest in
  income of consolidated
  joint venture.........         17,610             0            17,610            0            0               0
 Equity in earnings of
  joint ventures, net of
  distributions.........         25,120             0            25,120            0            0               0
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct financing
  leases................        201,843             0           201,843            0            0               0
 Provision for loss on
  land, buildings, and
  direct financing
  leases................        540,522             0           540,522            0            0         (96,475)
 Gain on
  securitization........              0             0                 0            0            0               0
 Net cash proceeds from
  securitization of
  notes receivable......              0             0                 0            0            0               0
 Decrease (increase) in
  other receivables.....       (229,916)            0          (229,916)  (1,904,704)           0         (67,340)
 Increase in accrued
  interest income
  included in notes
  receivable............              0             0                 0            0            0               0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............              0             0                 0            0            0        (183,569)
 Investment in notes
  receivable............              0             0                 0            0            0     (88,701,265)
 Collections on notes
  receivable............              0             0                 0            0            0       9,662,971
 Increase in restricted
  cash..................              0             0                 0            0            0      (2,031,259)
 Decrease in due from
  related party.........              0             0                 0            0     (193,244)         81,412
 Decrease (increase) in
  prepaid expenses......       (320,425)            0          (320,425)           0            0               0
 Decrease in net
  investment in direct
  financing leases......        721,624             0           721,624            0            0               0
 Increase in accrued
  rental income.........     (1,915,785)            0        (1,915,785)           0            0               0
 Decrease (increase) in
  intangibles and other
  assets................                                                     (36,946)                     (51,848)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....        135,281             0           135,281     (691,686)    (201,744)         94,671
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..        575,868             0           575,868       (8,810)      18,669               0
 Decrease in accrued
  interest..............              0             0                 0            0            0         (57,986)
 Increase in rents paid
  in advance and
  deposits..............        663,096             0           663,096            0        3,623               0
 Increase (decrease) in
  deferred rental
  income................      1,276,472             0         1,276,472            0            0               0
                          -------------  ------------     -------------  -----------    ---------    ------------
 Total adjustments......      5,402,984       967,179         6,370,163   (2,564,980)    (344,324)    (80,450,671)
                          -------------  ------------     -------------  -----------    ---------    ------------
 Net cash provided by
  (used in) operating
  activities............     28,256,292     3,056,620        31,312,912     (282,362)    (318,426)    (80,603,806)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............      3,673,907             0         3,673,907       22,157            0               0
 Additions to land and
  buildings on operating
  leases................   (170,153,724)  121,715,562 (f)   (48,438,162)           0      (20,873)              0
 Investment in direct
  financing leases......    (44,186,644)            0       (44,186,644)           0            0               0
 Investment in joint
  venture...............       (117,663)            0          (117,663)           0            0               0
 Aqcuisition of
  businesses............              0             0                 0            0            0               0
 Purchase of other
  investments...........              0             0                 0            0            0               0
 Net loss in market
  value from investments
  in trading
  securities............              0             0                 0            0            0               0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....              0             0                 0            0            0         182,607
 Investment in mortgage
  notes receivable......     (2,596,244)            0        (2,596,244)           0            0               0
 Collections on mortgage
  note receivable.......        224,373             0           224,373            0            0               0
 Investment in notes
  receivable............    (22,358,869)            0       (22,358,869)           0            0               0
 Collection on notes
  receivable............        626,959             0           626,959            0            0               0
 Decrease in restricted
  cash..................              0             0                 0            0            0               0
 Increase in intangibles
  and other assets......     (3,198,326)            0        (3,198,326)           0            0               0
 Investment in
  certificates of
  deposit...............              0             0                 0            0            0               0
 Other..................              0             0                 0            0            0               0
                          -------------  ------------     -------------  -----------    ---------    ------------
 Net cash provided by
  (used in) investing
  activities............   (238,086,231)  121,715,562      (116,370,669)      22,157      (20,873)        182,607
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....        210,736             0           210,736            0       20,570               0
 Contributions from
  limited partners......              0             0                 0            0            0               0
 Contributions from
  holder of minority
  interest..............        366,289             0           366,289            0            0               0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..     (1,258,062)            0        (1,258,062)           0            0               0
 Payment of stock
  issuance costs........       (735,785)            0          (735,785)           0            0               0
 Proceeds from borrowing
  on line of
  credit/notes payable..    151,437,245             0       151,437,245            0            0      94,272,038
 Payment on line of
  credit/notes payable..    (12,580,289)            0       (12,580,289)           0       (4,808)    (14,428,254)
 Retirement of shares of
  common stock..........              0             0                 0            0            0               0
 Distributions to
  holders of minority
  interest..............        (21,105)            0           (21,105)           0            0               0
 Distributions to
  stockholders/limited
  partners..............    (28,476,150)            0       (28,476,150)    (119,808)           0               0
 Other..................     (3,548,744)            0        (3,548,744)           0            0        (181,146)
                          -------------  ------------     -------------  -----------    ---------    ------------
 Net cash provided by
  (used in) financing
  activities............    105,394,135             0       105,394,135     (119,808)      15,762      79,662,638
Net increase (decrease)
 in cash................   (104,435,804)  124,772,182        20,336,378     (380,013)    (323,537)       (758,561)
Cash at beginning of
 year...................    123,199,837   (98,763,763)       24,436,074      713,308      962,573       2,526,078
                          -------------  ------------     -------------  -----------    ---------    ------------
Cash at end of year.....  $  18,764,033  $ 26,008,419     $  44,772,452  $   333,295    $ 639,036    $  1,767,517
                          =============  ============     =============  ===========    =========    ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XVI, Ltd.
                     For the Six Months Ended June 30, 1999

                                                                       Historical
                                          Combining                    CNL Income
                                          Pro Forma                       Fund       Pro Forma        Adjusted
                            Subtotal     Adjustments     Combined APF   XVI, Ltd.   Adjustments      Pro Forma
                          -------------  -----------     ------------  -----------  -----------     ------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $  27,098,130  $(4,781,090)(a) $ 22,317,040  $ 1,311,468  $   (49,911)(a) $ 23,578,597
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
 Depreciation...........      4,774,655            0        4,774,655      291,304       75,621 (b)    5,141,580
 Amortization expense...        909,753    1,070,087 (c)    1,979,840        1,783            0        1,981,623
 Minority interest in
  income of consolidated
  joint venture.........         17,610            0           17,610            0            0           17,610
 Equity in earnings of
  joint ventures, net of
  distributions.........         25,120            0           25,120        5,535        5,474 (d)       36,129
 Loss (gain) on sale of
  land, buildings, and
  net investment in
  direct
  financing leases......        201,843            0          201,843            0            0          201,843
 Provision for loss on
  land, buildings, and
  direct financing
  leases................        444,047            0          444,047       84,478            0          528,525
 Gain on
  securitization........              0            0                0            0            0                0
 Net cash proceeds from
  securitization of
  notes receivable......              0            0                0            0            0                0
 Decrease (increase) in
  other receivables.....     (2,201,960)           0       (2,201,960)     (25,424)           0       (2,227,384)
 Increase in accrued
  interest income
  included in notes
  receivable............              0            0                0            0            0                0
 Decrease (increase) in
  accrued interest on
  mortgage note
  receivable............       (183,569)           0         (183,569)           0            0         (183,569)
 Investment in notes
  receivable............    (88,701,265)           0      (88,701,265)           0            0      (88,701,265)
 Collections on notes
  receivable............      9,662,971            0        9,662,971            0            0        9,662,971
 Increase in restricted
  cash..................     (2,031,259)           0       (2,031,259)           0            0       (2,031,259)
 Decrease in due from
  related party.........       (111,832)           0         (111,832)           0            0         (111,832)
 Decrease (increase) in
  prepaid expenses......       (320,425)           0         (320,425)      (3,537)           0         (323,962)
 Decrease in net
  investment in direct
  financing leases......        721,624            0          721,624       20,854            0          742,478
 Increase in accrued
  rental income.........     (1,915,785)           0       (1,915,785)    (168,836)           0       (2,084,621)
 Decrease (increase) in
  intangibles and other
  assets................        (88,794)           0          (88,794)           0            0          (88,794)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....       (663,478)           0         (663,478)      93,811            0         (569,667)
 Increase (decrease) in
  due to related
  parties, excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..        585,727            0          585,727        3,644            0          589,371
 Decrease in accrued
  interest..............        (57,986)           0          (57,986)           0            0          (57,986)
 Increase in rents paid
  in advance and
  deposits..............        666,719            0          666,719      (14,491)           0          652,228
 Increase (decrease) in
  deferred rental
  income................      1,276,472            0        1,276,472            0            0        1,276,472
                          -------------  -----------     ------------  -----------  -----------     ------------
 Total adjustments......    (76,989,812)   1,070,087      (75,919,725)     289,121       81,095      (75,549,509)
                          -------------  -----------     ------------  -----------  -----------     ------------
 Net cash provided by
  (used in) operating
  activities............    (49,891,682)  (3,711,003)     (53,602,685)   1,600,589       31,184      (51,970,912)
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............      3,696,064            0        3,696,064            0            0        3,696,064
 Additions to land and
  buildings on operating
  leases................    (48,459,035)   4,452,252 (e)  (44,006,783)           0            0      (44,006,783)
 Investment in direct
  financing leases......    (44,186,644)           0      (44,186,644)           0            0      (44,186,644)
 Investment in joint
  venture...............       (117,663)           0         (117,663)    (158,512)           0         (276,175)
 Aqcuisition of
  businesses............              0            0                0            0            0                0
 Purchase of other
  investments...........              0            0                0            0            0                0
 Net loss in market
  value from investments
  in trading
  securities............              0            0                0            0            0                0
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....        182,607            0          182,607            0            0          182,607
 Investment in mortgage
  notes receivable......     (2,596,244)           0       (2,596,244)           0            0       (2,596,244)
 Collections on mortgage
  note receivable.......        224,373            0          224,373            0            0          224,373
 Investment in notes
  receivable............    (22,358,869)           0      (22,358,869)           0            0      (22,358,869)
 Collection on notes
  receivable............        626,959            0          626,959            0            0          626,959
 Decrease in restricted
  cash..................              0            0                0            0            0                0
 Increase in intangibles
  and other assets......     (3,198,326)           0       (3,198,326)           0            0       (3,198,326)
 Investment in
  certificates of
  deposit...............              0            0                0            0            0                0
 Other..................              0            0                0      (11,809)           0          (11,809)
                          -------------  -----------     ------------  -----------  -----------     ------------
 Net cash provided by
  (used in) investing
  activities............   (116,186,778)   4,452,252     (111,734,526)    (170,321)           0     (111,904,847)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....        231,306            0          231,306            0            0          231,306
 Contributions from
  limited partners......              0            0                0            0            0                0
 Contributions from
  holder of minority
  interest..............        366,289            0          366,289            0            0          366,289
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..     (1,258,062)           0       (1,258,062)           0            0       (1,258,062)
 Payment of stock
  issuance costs........       (735,785)           0         (735,785)           0            0         (735,785)
 Proceeds from borrowing
  on line of
  credit/notes payable..    245,709,283            0      245,709,283            0            0      245,709,283
 Payment on line of
  credit/notes payable..    (27,013,351)           0      (27,013,351)           0            0      (27,013,351)
 Retirement of shares of
  common stock..........              0            0                0            0            0                0
 Distributions to
  holders of minority
  interest..............        (21,105)           0          (21,105)           0            0          (21,105)
 Distributions to
  stockholders/limited
  partners..............    (28,595,958)           0      (28,595,958)  (1,800,000)           0      (30,395,958)
 Other..................     (3,729,890)           0       (3,729,890)           0            0       (3,729,890)
                          -------------  -----------     ------------  -----------  -----------     ------------
 Net cash provided by
  (used in) financing
  activities............    184,952,727            0      184,952,727   (1,800,000)           0      183,152,727
Net increase (decrease)
 in cash................     18,874,267      741,249       19,615,516     (369,732)      31,184       19,276,968
Cash at beginning of
 year...................     28,638,033   (1,554,191)      27,083,842    1,603,589   (3,491,678)      25,195,753
                          -------------  -----------     ------------  -----------  -----------     ------------
Cash at end of year.....  $  47,512,300  $  (812,942)    $ 46,699,358  $ 1,233,857  $(3,460,494)    $ 44,472,721
                          =============  ===========     ============  ===========  ===========     ============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XVI, Ltd.

                      For the Year Ended December 31, 1998

                                           Property                                     Historical    Historical
                                         Acquisition                                       CNL            CNL
                           Historical     Pro Forma                      Historical     Financial      Financial
                               APF       Adjustments        Subtotal       Advisor    Services, Inc.     Corp.
                          -------------  ------------     -------------  -----------  -------------- -------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $  32,152,408  $ 16,704,852 (a) $  48,857,260  $10,656,379    $ (468,133)  $     427,134
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation...........      4,042,290     6,246,947 (b)    10,289,237      119,923        79,234               0
 Amortization expense...         11,808             0            11,808       56,003             0       2,246,273
 Minority interest in
  income of consolidated
  joint venture.........         30,156             0            30,156            0             0               0
 Equity in earnings of
  joint ventures, net of
  distributions.........        (15,440)            0           (15,440)           0             0               0
 Loss (gain) on sale of
  land, building, net
  investment in direct
  financing leases......              0             0                 0            0             0               0
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes........        611,534             0           611,534            0             0         398,042
 Gain on
  securitization........              0             0                 0            0             0      (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable......              0             0                 0            0             0     265,871,668
 Decrease (increase) in
  other receivables.....        899,572             0           899,572   (3,896,090)            0         453,105
 Increase in accrued
  interest income
  included in notes
  receivable............              0             0                 0            0             0        (170,492)
 Increase in accrued
  interest on mortgage
  note receivable.......              0             0                 0            0             0               0
 Investment in notes
  receivable............              0             0                 0            0             0    (288,590,674)
 Collections on notes
  receivable............              0             0                 0            0             0      23,539,641
 Decrease in restricted
  cash..................              0             0                 0            0             0       2,504,091
 Decrease (increase) in
  due from related
  party.................              0             0                 0            0        89,839      (1,043,527)
 Increase in prepaid
  expenses..............              0             0                 0            0         7,246               0
 Decrease in net
  investment in direct
  financing leases......      1,971,634             0         1,971,634            0             0               0
 Increase in accrued
  rental income.........     (2,187,652)            0        (2,187,652)           0             0               0
 Increase in intangibles
  and other assets......        (29,477)            0           (29,477)     (44,716)      (20,635)        (59,523)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....        467,972             0           467,972      156,317       325,898        (103,507)
 Increase in due to
  related parties,
  excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..         31,255             0            31,255            0      (164,619)              0
 Increase in accrued
  interest..............              0             0                 0            0             0         (77,968)
 Increase in rents paid
  in advance and
  deposits..............        436,843             0           436,843            0             0               0
 Decrease in deferred
  rental income.........        693,372             0           693,372            0             0               0
                          -------------  ------------     -------------  -----------    ----------   -------------
 Total adjustments......      6,963,867     6,246,947        13,210,814   (3,608,563)      316,963       1,610,591
                          -------------  ------------     -------------  -----------    ----------   -------------
 Net cash provided by
  (used in) operating
  activities............     39,116,275    22,951,799        62,068,074    7,047,816      (151,170)      2,037,725
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............      2,385,941             0         2,385,941            0             0               0
 Additions to land and
  buildings on operating
  leases................   (200,101,667)   (3,369,856)(e)  (325,187,085)    (381,671)     (236,372)              0
                                         (121,715,562)(i)
 Investment in direct
  financing leases......    (47,115,435)            0       (47,115,435)           0             0               0
 Investment in joint
  venture...............       (974,696)            0          (974,696)           0             0               0
 Acquisition of
  businesses............              0             0                 0            0             0               0
 Purchase of other
  investments...........    (16,083,055)            0       (16,083,055)           0             0               0
 Net loss in market
  value from investments
  in trading
  securities............              0             0                 0            0             0         295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....              0             0                 0            0             0         212,821
 Investment in mortgage
  notes receivable......     (2,886,648)            0        (2,886,648)           0             0               0
 Collections on mortgage
  note receivable.......        291,990             0           291,990            0             0               0
 Investment in equipment
  notes receivable......     (7,837,750)            0        (7,837,750)           0             0               0
 Collections on
  equipment notes
  receivable............      1,263,633             0         1,263,633    1,783,240             0               0
 Decrease in restricted
  cash..................              0             0                 0            0             0               0
 Increase in intangibles
  and other assets......     (6,281,069)            0        (6,281,069)           0             0               0
 Other..................              0             0                 0      200,000             0               0
                          -------------  ------------     -------------  -----------    ----------   -------------
 Net cash provided by
  (used in) investing
  activities............   (277,338,756) (125,085,418)     (402,424,174)   1,601,569      (236,372)        508,335
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....    385,523,966             0       385,523,966      966,115        51,830          50,100
 Contributions from
  limited partners......              0             0                 0            0             0               0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..     (4,574,925)            0        (4,574,925)           0             0               0
 Payment of stock
  issuance costs........    (34,579,650)            0       (34,579,650)           0             0               0
 Proceeds from borrowing
  on line of
  credit/notes payable..      7,692,040     3,369,856 (e)    11,061,896      198,296             0     413,555,624
 Payment on line of
  credit/notes payable..         (8,039)            0            (8,039)           0             0    (411,805,787)
 Retirement of shares of
  common stock..........       (639,528)            0          (639,528)           0             0               0
 Distributions to
  holders of minority
  interest..............        (34,073)            0           (34,073)           0             0               0
 Distributions to
  stockholders/limited
  partners..............    (39,449,149)            0       (39,449,149)  (9,364,488)            0               0
 Other..................        (95,101)            0           (95,101)           0            24      (2,500,011)
                          -------------  ------------     -------------  -----------    ----------   -------------
 Net cash provided by
  (used in) financing
  activities............    313,835,541     3,369,856       317,205,397   (8,200,077)       51,854        (700,074)
Net increase (decrease)
 in cash................     75,613,060   (98,763,763)      (23,150,703)     449,308      (335,688)      1,845,986
Cash at beginning of
 year...................     47,586,777             0        47,586,777      264,000     1,298,261         680,092
                          -------------  ------------     -------------  -----------    ----------   -------------
Cash at end of year.....  $ 123,199,837  $(98,763,763)    $  24,436,074  $   713,308    $  962,573   $   2,526,078
                          =============  ============     =============  ===========    ==========   =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                    Group and CNL Income Fund XVI, Ltd.

                      For the Year Ended December 31, 1998

                                                                         Historical
                                          Combining                      CNL Income
                                          Pro Forma         Combined         Fund      Pro Forma         Adjusted
                            Subtotal     Adjustments           APF        XVI, Ltd.   Adjustments        Pro Forma
                          -------------  ------------     -------------  -----------  ------------     -------------
Cash Flows from
 Operating Activities:
Net Income (loss).......  $  59,472,640  $(16,347,416)(a) $  43,125,224  $ 2,976,998  $   (100,305)(a) $  46,001,917
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation...........     10,488,394      (340,898)(b)    10,147,496      553,359       151,242 (b)    10,852,097
 Amortization expense...      2,314,054     2,140,174 (c)     4,454,258        2,001             0         4,456,259
 Minority interest in
  income of consolidated
  joint venture.........         30,156             0            30,156            0             0            30,156
 Equity in earnings of
  joint ventures, net of
  distributions.........        (15,440)            0           (15,440)      11,277        10,948 (d)         6,785
 Loss (gain) on sale of
  land, building, net
  investment in direct
  financing leases......              0             0                 0        4,471             0             4,471
 Provision for loss on
  land, buildings, and
  direct financing
  leases/provision for
  deferred taxes........      1,009,576             0         1,009,576      266,257             0         1,275,833
 Gain on
  securitization........     (3,356,538)            0        (3,356,538)           0             0        (3,356,538)
 Net cash proceeds from
  securitization of
  notes receivable......    265,871,668             0       265,871,668            0             0       265,871,668
 Decrease(increase) in
  other receivables.....     (2,543,413)            0        (2,543,413)     (13,753)            0        (2,557,166)
 Increase in accrued
  interest income
  included in notes
  receivable............       (170,492)            0          (170,492)           0             0          (170,492)
 Increase in accrued
  interest on mortgage
  note receivable.......              0             0                 0            0             0                 0
 Investment in notes
  receivable............   (288,590,674)            0      (288,590,674)           0             0      (288,590,674)
 Collections on notes
  receivable............     23,539,641             0        23,539,641            0             0        23,539,641
 Decrease in restricted
  cash..................      2,504,091             0         2,504,091            0             0         2,504,091
 Decrease(increase) in
  due from related
  party.................       (953,688)            0          (953,688)           0             0          (953,688)
 Increase in prepaid
  expenses..............          7,246             0             7,246       (4,452)            0             2,794
 Decrease in net
  investment in direct
  financing leases......      1,971,634             0         1,971,634       43,343             0         2,014,977
 Increase in accrued
  rental income.........     (2,187,652)            0        (2,187,652)    (232,408)            0        (2,420,060)
 Increase in intangibles
  and other assets......       (154,351)            0          (154,351)           0             0          (154,351)
 Increase (decrease) in
  accounts payable,
  accrued expenses and
  other liabilities.....        846,680             0           846,680        1,919             0           848,599
 Increase in due to
  related parties,
  excluding
  reimbursement of
  acquisition, and stock
  issuance costs paid on
  behalf of the entity..       (133,364)            0          (133,364)      23,125             0          (110,239)
 Increase in accrued
  interest..............        (77,968)            0           (77,968)           0             0           (77,968)
 Increase in rents paid
  in advance and
  deposits..............        436,843             0           436,843       (8,443)            0           428,400
 Decrease in deferred
  rental income.........        693,372             0           693,372            0             0           693,372
                          -------------  ------------     -------------  -----------  ------------     -------------
 Total adjustments......     11,529,805     1,799,276        13,329,081      646,696       162,190        14,137,967
                          -------------  ------------     -------------  -----------  ------------     -------------
 Net cash provided by
  (used in) operating
  activities............     71,002,445   (14,548,140)       56,454,305    3,623,694        61,885        60,139,884
Cash Flows from
 Investing Activities:
 Proceeds from sale of
  land, buildings,
  direct financing
  leases, and
  equipment.............      2,385,941             0         2,385,941            0             0         2,385,941
 Additions to land and
  buildings on operating
  leases................   (325,805,128)   21,794,386 (h)  (304,010,742)      (3,545)            0      (304,014,287)
 Investment in direct
  financing leases......    (47,115,435)            0       (47,115,435)     (28,403)            0       (47,143,838)
 Investment in joint
  venture...............       (974,696)            0          (974,696)    (744,058)            0        (1,718,754)
 Acquisition of
  businesses............              0    (8,800,437)(f)    (8,800,437)           0    (3,091,563)(g)   (12,354,000)
                                                                                          (462,000)(g)
 Purchase of other
  investments...........    (16,083,055)            0       (16,083,055)           0             0       (16,083,055)
 Net loss in market
  value from investments
  in trading
  securities............        295,514             0           295,514            0             0           295,514
 Proceeds from retained
  interest and
  securities, excluding
  investment income.....        212,821             0           212,821            0             0           212,821
 Investment in mortgage
  notes receivable......     (2,886,648)            0        (2,886,648)           0             0        (2,886,648)
 Collections on mortgage
  note receivable.......        291,990             0           291,990                          0           291,990
 Investment in equipment
  notes receivable......     (7,837,750)            0        (7,837,750)           0             0        (7,837,750)
 Collections on
  equipment notes
  receivable............      3,046,873             0         3,046,873            0             0         3,046,873
 Decrease in restricted
  cash..................              0             0                 0      610,384             0           610,384
 Increase in intangibles
  and other assets......     (6,281,069)            0        (6,281,069)           0             0        (6,281,069)
 Other..................        200,000             0           200,000      161,648             0           361,648
                          -------------  ------------     -------------  -----------  ------------     -------------
 Net cash provided by
  (used in) investing
  activities............   (400,550,642)   12,993,949      (387,556,693)      (3,974)   (3,553,563)     (391,114,230)
Cash Flows from
 Financing Activities:
 Subscriptions received
  from stockholders.....    386,592,011             0       386,592,011            0             0       386,592,011
 Contributions from
  limited partners......              0             0                 0            0             0                 0
 Reimbursement of
  acquisition and stock
  issuance costs paid by
  related parties on
  behalf of the entity..     (4,574,925)            0        (4,574,925)           0             0        (4,574,925)
 Payment of stock
  issuance costs........    (34,579,650)            0       (34,579,650)           0             0       (34,579,650)
 Proceeds from borrowing
  on line of
  credit/notes payable..    424,815,816             0       424,815,816            0             0       424,815,816
 Payment on line of
  credit/notes payable..   (411,813,826)            0      (411,813,826)           0             0      (411,813,826)
 Retirement of shares of
  common stock..........       (639,528)            0          (639,528)           0             0          (639,528)
 Distributions to
  holders of minority
  interest..............        (34,073)            0           (34,073)           0             0           (34,073)
 Distributions to
  stockholders/limited
  partners..............    (48,813,637)            0       (48,813,637)  (3,690,000)            0       (52,503,637)
 Other..................     (2,595,088)            0        (2,595,088)           0             0        (2,595,088)
                          -------------  ------------     -------------  -----------  ------------     -------------
 Net cash provided by
  (used in) financing
  activities............    308,357,100             0       308,357,100   (3,690,000)            0       304,667,100
Net increase (decrease)
 in cash................    (21,191,097)   (1,554,191)      (22,745,288)     (70,280)   (3,491,678)      (26,307,246)
Cash at beginning of
 year...................     49,829,130             0        49,829,130    1,673,869             0        51,502,999
                          -------------  ------------     -------------  -----------  ------------     -------------
Cash at end of year.....  $  28,638,033  $ (1,554,191)    $  27,083,842  $ 1,603,589  $ (3,491,678)    $  25,195,753
                          =============  ============     =============  ===========  ============     =============

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XVI, Ltd.

1. Basis of Presentation

   The Pro Forma Balance Sheet as of June 30, 1999 reflects the transactions of the acquisition of the Advisor and CNL Restaurant Financial Services Group as set forth in this consent solicitation. The Pro Forma Statements of Earnings for the six months ended June 30, 1999, and for the year ended December 31, 1998, have been prepared to reflect (a) the issuance of additional shares and the property acquisitions completed from January 1, 1998 through July 31, 1999 and (b) the acquisition of the Advisor and CNL Restaurant Financial Services Group and the Acquisition of the Income Fund. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of APF and the historical combined financial information of the Advisor, CNL Restaurant Financial Services Group and the Income Fund and should be read in conjunction with the selected historical financial data and accompanying notes of APF, the Advisor the CNL Restaurant Financial Services Group and the Income Fund. The Pro Forma Balance Sheet was prepared as if the transactions described above occurred on June 30, 1999. The Pro Forma Statements of Earnings were prepared as if the transactions described above occurred as of January 1, 1998. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the transactions described above had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all material adjustments necessary to reflect the recurring effects of the transactions described above have been made.

   The Pro Forma Balance Sheet and Pro Forma Statement of Earnings assume that no Limited Partner elected the note option. This assumption was chosen to show the maximum shares that would need to be issued and outstanding for each pro forma period presented.

   The Pro Forma Balance Sheet and Pro Forma Statements of Earnings assume the issuance of the APF Shares relating to the purchase of the Advisor and the CNL Restaurant Financial Services Group without regard to a provision that provides for 1,000,000 APF Shares to be placed in escrow pending achievement of certain levels of property acquisition and/or mortgage loan origination. This presentation was selected in order to present both the most dilutive results as well as what management believes is the most likely result based on current information.

2. Method of Accounting

   The acquisition of the CNL Restaurant Financial Services Group and the Income Fund will be accounted for under the purchase accounting method. APF will recognize goodwill to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. As for the acquisition of the Advisor from a related party, APF will expense the costs incurred in acquiring the Advisor to the extent that the purchase price exceeds the fair value of the net tangible assets acquired. The excess purchase price will be recorded as an expense on APF's consolidated statements of earnings.

   All significant intercompany balances and transactions between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income Fund have been eliminated in the pro forma financial statements.

3. Reverse Stock Split

   In May 1999, the stockholders of APF approved a proposal for a one-for-two reverse stock split at the annual stockholder meeting. All information relating to shares outstanding and per share information has been restated for all periods presented.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XVI, Ltd.


4. Adjustments to Pro Forma Balance Sheet

   The following describes the pro forma adjustments to the Pro Forma Balance Sheet as of June 30, 1999, as if the Acquisition was consummated on such date. For purposes of the pro forma financial statements, it is assumed that at a special meeting of stockholders for APF, the stockholders of APF approved a proposal for an amendment to its Articles of Incorporation to increase the number of authorized shares to an amount necessary to enable APF to issue the shares for the Acquisition.

  (A) Represents the use of $3,369,856 borrowed under APF's credit facility at June 30, 1999 to pro forma properties acquired from July 1, 1999 through July 31, 1999 as if these properties had been acquired on June 30, 1999. Based on historical results through July 31, 1999, all interest costs related to the borrowings under the credit facility were eligible for capitalization, resulting in no pro forma adjustments to interest expense.

  (B) Represents the effect of recording the acquisitions of the Advisor, the CNL Restaurant Financial Services Group and the Income Fund using the purchase accounting method.

                                               CNL
                                            Financial
                                            Services
                                 Advisor      Group     Income Fund     Total
                               ----------- -----------  -----------  ------------
     Fair Value of
      Consideration
      Received...............  $81,437,669 $50,362,768  $42,519,005  $174,319,442
                               =========== ===========  ===========  ============
     Share Consideration.....  $76,000,000 $47,000,000  $38,965,442  $161,965,442
     Cash Consideration......          --          --       462,000       462,000
     APF Transaction Costs...    5,437,669   3,362,768    3,091,563    11,892,000
                               ----------- -----------  -----------  ------------
         Total Purchase
          Price..............  $81,437,669 $50,362,768  $42,519,005  $174,319,442
                               =========== ===========  ===========  ============
     Allocation of Purchase
      Price:
     Net Assets--Historical..  $ 8,330,475 $10,135,087  $38,703,392  $ 57,168,954
     Purchase Price Adjust-
      ments:
       Land and buildings on
        operating leases.....          --          --     3,797,538     3,797,538
       Net investment in
        direct financing
        leases...............          --          --       968,934       968,934
       Investment in joint
        ventures.............          --          --       671,516       671,516
       Accrued rental in-
        come.................          --          --    (1,593,617)   (1,593,617)
       Intangibles and other
        assets...............          --   (2,575,792)     (28,758)   (2,604,550)
       Goodwill*.............          --   42,803,473          --     42,803,473
       Excess purchase
        price................   73,107,194         --           --     73,107,194
                               ----------- -----------  -----------  ------------
         Total Allocation....  $81,437,669 $50,362,768  $42,519,005  $174,319,442
                               =========== ===========  ===========  ============

    --------
    * Goodwill represents the portion of the purchase price which is assumed to relate to the ongoing value of the debt.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XVI, Ltd.

    The APF Transaction costs of $11,892,000 are allocated pro rata to each acquisition based on the total purchase price for the acquisition of the Advisor, CNL Financial Services Group and the Income Fund. The excess purchase price paid for the Advisor to a related party of $73,107,194 was expensed at June 30, 1999 because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations". Goodwill of $42,803,473 relating to the acquisition of the CNL Financial Services Group is being amortized over 20 years. APF did not acquire any intangibles as part of any of the acquisitions. The entries were as follows:

         1.Common Stock (CFA, CFS, CFC) - Class A......       8,600
           Common Stock (CFA, CFS, CFC) - Class B......       4,825
           Additional Paid-in Capital (CFA, CFS, CFC)..  12,568,974
           Retained Earnings...........................   5,883,163
           Accumulated distributions in excess of
            earnings...................................  73,107,194
           Goodwill for CFC/CFS (Intangibles and other
            assets)....................................  42,803,473
             CFC/CFS Organizational Costs/Other
              Assets...................................               2,575,792
             Cash to pay APF transaction costs.........               8,800,437
             APF Common Stock..........................                  61,500
             APF Capital in Excess of Par Value........             122,938,500
           (To record acquisition of CFA, CFS and CFC)
         2.Partners Capital............................  38,703,392
           Land and buildings on operating leases......   3,797,538
           Net investment in direct financing leases...     968,934
           Investment in joint ventures................     671,516
             Accrued rental income.....................               1,593,617
             Intangibles and other assets..............                  28,758
             Cash to pay APF Transaction costs.........               3,091,563
             Cash consideration to Income Fund.........                 462,000
             APF Common Stock..........................                  21,374
             APF Capital in Excess of Par Value........              38,944,068
           (To record the acquisition of the Income
            Fund)

  (C) Represents the elimination by APF of $1,444,444 in related party payables recorded as receivables by the Advisor, and the elimination of intercompany balances of $5,170,185 between CFC and CFS .

  (D) Represents the elimination of federal income taxes payable of $342,857 from liabilities assumed in the Acquisition since the Acquisition Agreement requires that the Advisor and CNL Restaurant Financial Services Group have no accumulated or current earnings and profits for federal income tax purposes at the time of the Acquisition.

  (E) Represents the elimination by the Income Fund of $30,120 in related party payables recorded as receivables by the Advisor.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XVI, Ltd.


5. Adjustments to Pro Forma Statements of Earnings

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents rental and earned income of $3,056,620 and depreciation expense of $967,179 as if properties that had been operational when they were acquired by APF from January 1, 1999 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

         Origination fees from affiliates......................... $  (689,425)
         Secured equipment lease fees.............................     (67,967)
         Advisory fees............................................    (126,788)
         Reimbursement of administrative costs....................    (382,728)
         Acquisition fees.........................................  (4,452,252)
         Underwriting fees........................................     (54,248)
         Administrative, executive and guarantee fees.............    (532,389)
         Servicing fees...........................................    (572,728)
         Development fees.........................................     (38,853)
         Management fees..........................................  (1,681,870)
                                                                   -----------
           Total.................................................. $(8,599,248)
                                                                   ===========

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan origination fees received by CNL Financial Services, Inc. during the six months ended June 30, 1999 of $1,213,268 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the six months ended June 30, 1999 and the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(I)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

         Interest income............................................... $144,014

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

         General and administrative costs........................... $(774,311)

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XVI, Ltd.


    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

         Management fees.......................................... $(1,681,870)
         Administrative executive and guarantee fees..............    (532,389)
         Servicing fees...........................................    (572,728)
         Advisory fees............................................    (126,788)
                                                                   -----------
                                                                   $(2,913,775)
                                                                   ===========

    (g) Represents the elimination of $743,673 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

         Amortization of goodwill................................... $1,070,087

    (i) Represents the elimination of $1,525,740 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $17,285 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k) Represents the elimination of fees between the Advisor and the Income Fund:

         Management fees............................................. $(18,113)
         Reimbursement of administrative costs.......................  (27,827)
                                                                      --------
                                                                      $(45,940)
                                                                      ========

    (l) Represents the elimination of $27,827 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $22,197 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $18,113 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $8,298 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1999 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $75,621 as a result of adjusting the historical basis of the real estate wholly owned by the Income Fund to fair value as a result of accounting

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XVI, Ltd.

       for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $5,474 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a proposal for a one-for-two reverse stock split and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Earnings for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents rental and earned income of $22,951,799 and depreciation expense of $6,246,947 as if properties that had been operational when they were acquired by APF from January 1, 1998 through July 31, 1999 had been acquired and leased on January 1, 1998. No pro forma adjustments were made for any properties for the periods prior to their construction completion and availability for occupancy.

    (b) Represents the elimination of intercompany fees between APF, the Advisor, the CNL Restaurant Financial Services Group and the Income
        Fund:

         Origination fees from affiliates........................ $ (1,773,406)
         Secured equipment lease fees............................      (54,998)
         Advisory fees...........................................     (305,030)
         Reimbursement of administrative costs...................     (408,762)
         Acquisition fees........................................  (21,794,386)
         Underwriting fees.......................................     (388,491)
         Administrative, executive and guarantee fees............   (1,233,043)
         Servicing fees..........................................   (1,570,331)
         Development fees........................................     (229,153)
         Management fees.........................................   (1,851,004)
                                                                  ------------
           Total................................................. $(29,608,604)
                                                                  ============

    (c) CNL Financial Services, Inc. receives loan origination fees from borrowers in conjunction with originating loans on behalf of CNL Financial Corp. On a historical basis, CNL Financial Services, Inc. records all of the loan origination fees received as revenue. For purposes of presenting pro forma financial statements of these entities on a combined basis, these loan origination fees are required to be deferred and amortized into revenues over the term of the loans originated in accordance with generally accepted accounting principles. Total loan

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

  For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                Group and

                        CNL Income Fund XVI, Ltd.

       origination fees received by CNL Financial Services, Inc. during the year ended December 31, 1998 of $3,107,164 are being deferred for pro forma purposes and are being amortized over the terms of the underlying loans (15 years).

    (d) Represents the amortization of the loan origination fees received by CNL Financial Services Inc. from borrowers during the year ended December 31, 1998, which were deferred for pro forma purposes as described in 5(II)(c). These deferred loan origination fees are being amortized and recorded as interest income over the terms of the underlying loans (15 years).

         Interest income............................................... $207,144

    (e) Represents the elimination of i) intercompany expenses paid by APF to the Advisor, and ii) the capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during the period as if costs relating to properties developed by APF were subject to capitalization during the period under development.

         General and administrative costs......................... $(4,241,719)

    (f) Represents the elimination of advisory fees between APF, the Advisor and the CNL Restaurant Financial Services Group:

         Management fees.......................................... $(1,851,004)
         Administrative executive and guarantee fees..............  (1,233,043)
         Servicing fees...........................................  (1,269,357)
         Advisory fees............................................    (305,030)
                                                                   -----------
                                                                   $(4,658,434)
                                                                   ===========

    (g) Represents the elimination of $2,161,897 in fees between the Advisor and the CNL Restaurant Financial Services Group resulting from agreements between these entities.

    (h) Represents the amortization of the goodwill resulting from the acquisition of the CNL Restaurant Financial Services Group referred to in footnote (4) above:

         Amortization of goodwill................................... $2,140,174

    (i) Represents the elimination of $6,898,434 in provisions for federal income taxes as a result of the merger of the Advisor and the CNL Restaurant Financial Services Group into the REIT corporate structure that exists within APF. APF expects to continue to qualify as a REIT and does not expect to incur federal income taxes.

    (j) Represents $34,569 in accrued rental income resulting from the straight-lining of scheduled rent increases throughout the lease terms for the leases acquired from the Income Fund as if the leases had been acquired on January 1, 1998.

    (k) Represents the elimination of fees between the Advisor and the Income Fund:

         Management fees............................................. $(38,570)
         Reimbursement of administrative costs.......................  (38,432)
                                                                      --------
                                                                      $(77,002)
                                                                      ========

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XVI, Ltd.


    (l) Represents the elimination of $38,432 in administrative costs reimbursed by the Income Fund to the Advisor.

    (m) Represents savings of $40,600 in historical professional services and administrative expenses (audit and legal fees, office supplies, etc.) resulting from preparing quarterly and annual financial and tax reports for one combined entity instead of individual entities.

    (n) Represents the elimination of $38,570 in management fees by the Income Fund to the Advisor.

    (o) Represents additional state income taxes of $13,284 resulting from assuming that acquisitions of properties that had been operational when APF acquired them from January 1, 1998 through July 31, 1999 had been acquired on January 1, 1998 and assuming that the shares issued in conjunction with acquiring the Advisor, CNL Financial Services Group and the Income Fund had been issued as of January 1, 1998 and that these entities had operated under a REIT structure as of January 1, 1998.

    (p) Represents an increase in depreciation expense of $151,242 as a result of adjusting the historical basis of the real estate owned indirectly by the Fund through joint venture or tenancy in common arrangements with affiliates or unrelated third parties, to fair value as a result by the Income Fund to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (q) Represents a decrease to equity in earnings from income earned by joint ventures as a result of an increase in depreciation expense of $10,948 as a result of adjusting the historical basis of the real estate owned by the Income Fund, indirectly through joint venture or tenancy in common arrangements, to fair value as a result of accounting for the Acquisition of the Income Fund under the purchase accounting method. The adjustment to the basis of the buildings owned indirectly by the Income Fund is being depreciated using the straight-line method over the remaining useful lives of the properties.

    (r) Represents the decrease in depreciation expense of $340,898 as a result of eliminating acquisition fees (see 4(II)(b)) between APF and the Advisor which on a historical basis were capitalized as part of the basis of the building.

    (s) Common shares issued during the period required to fund acquisitions as if they had been acquired on January 1, 1998 were assumed to have been issued and outstanding as of January 1, 1998. For purposes of the pro forma financial statements, it is assumed that the stockholders approved a one-for-two reverse stock split proposal and a proposal to increase the number of authorized common shares of APF on January 1, 1998.

6. Adjustments to Pro Forma Statement of Cash Flows

  (I) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the six months ended June 30, 1999, as if the Acquisition was consummated as of January 1, 1999.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

              CNL AMERICAN PROPERTIES FUND, INC. AND SUBSIDIARIES

                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
             UNAUDITED PRO FORMA FINANCIAL STATEMENTS--(Continued)

   For the acquisitions of the Advisor, the CNL Restaurant Financial Services
                                 Group and

                         CNL Income Fund XVI, Ltd.

    (d) Represents adjustment of equity in earnings to net income.

    (e) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (f) Represents the reversal of historical cash used for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.


  (II) The following describes the pro forma adjustments to the Pro Forma Statement of Cash Flows for the year ended December 31, 1998, as if the Acquisition was consummated as of January 1, 1998.

    (a) Represents pro forma adjustments to net income.

    (b) Represents add back of pro forma depreciation expense to net income.

    (c) Represents add back of pro forma amortization of goodwill expense to net income.

    (d) Represents adjustment of equity in earnings to net income.

    (e) Represents amounts borrowed under APF's credit facility from July 1, 1999 through July 31, 1999 to acquire properties that had been operational upon acquisition by APF since it is assumed that these properties had been acquired on January 1, 1998.

    (f) Represents the use of cash by APF to pay the transaction costs allocated to the acquisition of the Advisor and Restaurant Financial Group.

    (g) Represents the use of cash i) to pay for the cash consideration proposed in the offer to acquire the Income Fund and ii) to pay the transaction costs allocated to the acquisition of the Income Fund.

    (h) Represents the elimination of acquisition fees paid to the Advisor and capitalized on a historical basis as part of the cost of land and building.

    (i) Represents the adjustment for property acquisitions from January 1, 1999 through June 30, 1999 for properties that had been operational upon acquisition by APF as if these properties had been acquired on January 1, 1998.

      Non-Cash Investing Activities:

      On January 1, 1998, APF issued shares of its common stock to acquire the Advisor, CNL Restaurant Financial Services Group and the Income Fund, as described in 4(A) and 4(B).

                                                                     Appendix A

             [LETTERHEAD OF LEGG MASON WOOD WALKER, INCORPORATED]

                                March 10, 1999

James M. Seneff, Jr.
Robert A. Bourne
CNL Realty Corporation
as General Partners of
CNL Income Fund XVI, Ltd.
400 East South Street
Orlando, FL 32801-2878

               Re: CNL Income Fund XVI, Ltd. (the "Partnership")

Gentlemen:

   You have requested our opinion as investment bankers (a) as to the fairness, from a financial point of view, to the Partnership and its limited partners of the shares of common stock (the "Common Stock") of CNL American Properties Fund, Inc. (the "Acquiror") offered to them in the Merger (as defined below), (b) as to the fairness, from a financial point of view, of the aggregate Common Stock offered to the CNL Income Funds (as defined below) in the Merger Transactions (as defined below) and (c) as to the fairness, from a financial point of view, of the method of allocating the aggregate shares of Common Stock among the CNL Income Funds in the Merger Transactions. Under the terms of an agreement and plan of merger (the "Merger Agreement"), dated March 11, 1999, between the Partnership and the Acquiror, the Partnership will merge with and into a wholly owned subsidiary of the Acquiror and the partners of the Partnership will be offered shares of Common Stock as determined pursuant to the Merger Agreement (the "Share Consideration"); such transaction is hereafter referred to as the "Merger."

   The Partnership is one of sixteen Florida limited partnerships (the "CNL Income Funds") served by Messrs. Seneff, Bourne and CNL Realty Corporation as general partners (the "General Partners"). Each CNL Income Fund has executed a merger agreement with the Acquiror on terms similar to the Merger Agreement. The transactions to occur under such merger agreements are referred to as the "Merger Transactions."

   In connection with our opinion, we have, among other things:

     (i) reviewed the Merger Agreement and the merger agreements for each of the Merger Transactions;

     (ii) reviewed the Registration Statement on Form S-4 with respect to the Merger Transactions as filed on March 12, 1999;

     (iii) reviewed the financial statements and the related filings of the Partnership and the other CNL Income Funds on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (iv) reviewed the financial statements and the related filings of the Acquiror on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the nine months ended September 30, 1998;

     (v) reviewed certain internal information concerning the business and operations of the Partnership and the other CNL Income Funds furnished to us by the General Partners, including a draft of the Partnership's and the other CNL Income Funds' Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vi) reviewed certain internal information concerning the business and operations of the Acquiror furnished to us by management of the Acquiror, including a draft of the Acquiror's Form 10-K for the year ended December 31, 1998, cash flow projections and operating budgets;

     (vii) reviewed certain financial data and operating statistics relating to the Partnership, the other CNL Income Funds and the Acquiror provided by the General Partners and the Acquiror and compared them with similar information of selected public companies that we deemed relevant to our inquiry;

     (viii) reviewed the appraisal (the "Appraisal") of the properties of the Partnership and the other CNL Income Funds prepared by Valuation Associates and dated January 6, 1999;

     (ix) held meetings and discussions with certain directors, officers and employees of the General Partners and the Acquiror concerning the operations, financial condition and future prospects of the Partnership, the other CNL Income Funds and the Acquiror; and

     (x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

   In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by or on behalf of the Partnership, the other CNL Income Funds and the Acquiror. We have further relied upon the assurances of the General Partners that they are unaware of any factors that would materially alter the conclusions made in Legg Mason's fairness opinion, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions. Legg Mason assumed that the financial forecasts (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the General Partners and the Acquiror as to the future performance of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason also assumed, with the consent of the General Partners, that any material liabilities (contingent or otherwise, known or unknown) of the Partnership, the other CNL Income Funds and the Acquiror are as set forth in the financial statements of the Partnership, the other CNL Income Funds and the Acquiror, respectively. Legg Mason also assumed with the consent of the General Partners that the table prepared by or for the General Partners of the allocation of Share Consideration among the General Partners and the limited partners of the Partnership has been prepared in accordance with and complies with the terms and conditions of the partnership agreement of the Partnership. Legg Mason also assumed that the Appraisal was reasonably prepared by and reflected the good faith judgments of Valuation Associates and Legg Mason does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership, the other CNL Income Funds or the Acquiror. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof.

   We have acted as financial advisor to the General Partners and will receive a fee for our services. It is understood that this letter is for the information of the General Partners in their evaluation of the Merger Transactions and our opinion does not constitute a recommendation to the General Partners or any limited partner of the Partnership or any of the other CNL Income Funds as to how such partner should vote on the Merger or the Merger Transactions, as the case may be, or as to whether such partner should elect to receive the Share Consideration or cash and promissory notes of the Acquiror. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets. Additionally, our opinion does not compare the relative merits of the Merger and the Merger Transactions with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Merger and the Merger Transactions.

   It should be noted that in rendering this opinion with respect to the fairness, from a financial point of view, of (i) the Share Consideration to be offered with respect to the Partnership, (ii) the aggregate Common

Stock offered with respect to the CNL Income Funds and (iii) the method of allocating the shares of Common Stock of the Acquiror among the CNL Income Funds, Legg Mason has neither addressed, nor are we rendering any opinion with respect to, any other aspect of the Merger Transactions, including (a) the value or fairness of the cash and promissory notes option, (b) the prices at which the shares of Common Stock may trade following the Merger Transactions or the trading value of the shares to be offered compared with the current fair market value of the portfolios or other assets of the Partnership and the other CNL Income Funds if liquidated in real estate markets, (c) the tax effect of any aspect of the Merger Transactions, (d) the fairness of the amounts or allocation of the costs of the Merger Transactions or the amounts of such costs allocated to the limited partners or, (e) any other matters with respect to any specific individual partner or class of partners of the Partnership or the other CNL Income Funds.

   Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Share Consideration offered to the Partnership and its limited partners in the Merger, the aggregate shares of Common Stock offered by the Acquiror with respect to the CNL Income Funds in the Merger Transactions and the method of allocating the shares of Common Stock among the CNL Income Funds in the Merger Transactions are fair from a financial point of view.

                                          Very truly yours,

                                          /s/ Legg Mason Wood Walker,
                                           Incorporated
                                          -------------------------------------
                                          Legg Mason Wood Walker, Incorporated

                                                                      Appendix B
                                          October 27, 1999

CNL Income Fund XVI, Ltd.
c/o James M. Seneff, Jr.
400 East South Street, Suite 500
Orlando, Florida 32801

  Re: Agreement and Plan of Merger dated March 11, 1999 by and among CNL
      American Properties Fund, Inc. ("APF"), CNL APF Partners, L.P. (the "Operating Partnership"), CNL APF GP Corp. (the "OP General Partner"), CNL Income Fund XVI, Ltd. (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr. and CNL Realty Corporation (together, the "General Partners"), as amended by First Amendment to Agreement and Plan of Merger dated June 4, 1999 (the agreement and plan of merger, as so amended, the "Merger Agreement")

Gentlemen:

   Under the terms of Section 2.3 of the Merger Agreement, the closing of the merger of the Fund into the Operating Partnership is to occur within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X of the Merger Agreement but in no event later than March 31, 2000.

   The parties desire to further amend the Merger Agreement to modify the provisions thereof regarding the time for Closing and for the satisfaction or waiver of the conditions set out in Article X.

   Accordingly, the parties agree that Section 2.3 of the Merger Agreement is amended to provide that the Closing shall take place by the later of thirty
(30) days after the Partners of the Fund approve the Merger Proposal in accordance with the requirements of the Merger Agreement or March 31, 2000; however, in no event later than June 30, 2000. Further, the reference to "March 31, 2000" in the lead in of Sections 10.2 and 10.3 and in clause (c) of Section
11.2 is deleted and replaced with "the Closing Date."

   Capitalized terms used but not defined in this letter have the meanings such terms are given in the Merger Agreement.

   Except as specifically amended hereby, the Merger Agreement remains unmodified and in full force and effect.

   To evidence your agreement to the foregoing amendment of the Merger Agreement, please sign and return to me a copy of this letter.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ John T. Walker
                                          ------------------
                                          Name: John T. Walker
                                          Its: President


                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                              Partner

                                          /s/ John T. Walker
                                          ------------------
                                          Name: John T. Walker
                                          Its: President

   Agreed as of the date of the above letter.

                                          CNL INCOME FUND XVI, LTD.

                                          By: CNL Realty Corporation, as
                                              General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          James M. Seneff, Jr.
                                          Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          --------------------
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          James M. Seneff, Jr., as General
                                           Partner


                                          CNL APF GP CORP.

                                          /s/ John T. Walker
                                          ------------------
                                          Name: John T. Walker
                                          Its: President

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

   THIS FIRST AMENDMENT TO AGREEMENT AND PLAN MERGER is entered into as of the 4th day of June 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund XVI, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Borne and Seneff, (the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated March 11, 1999 by and among the Parties (the "Merger Agreement"), the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of the Merger Agreement; and

   WHEREAS, the Parties desire to amend the Merger Agreement in the manner set forth below.

                                   AGREEMENT:

1. AMENDMENTS TO MERGER AGREEMENT

   The Merger Agreement is hereby amended as follows in accordance with the provisions of Section 14.9 of the Merger Agreement:

   1.1 The definition of "Cash/Notes Option" is hereby deleted in its entirety.

   1.2 Clause (B) of Section 4.1(a)(iii)(B) is hereby deleted in its entirety and restated as follows:

       "(B) Notes in accordance with Section 4.4 below."

   1.3 Clause (i) of Section 4.2(ii) is hereby deleted in its entirety and restated as follows:

       "(ii) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund (or, if APF consummates the Reverse Split, for every $20.00 of expenses)."

   1.4 Section 4.4 is hereby deleted in its entirety and amended and restated as follows:

       "Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the note option, such limited partners shall be entitled to receive, in lieu of the Share Consideration, notes (the "Notes") in the aggregate amount equal to 97% of the value (based on the Exchange Value as defined in the Registration Statement) of the Share Consideration such Dissenting Partners would have otherwise received had such partners not elected to receive the Notes (the "Note Option"). The Notes will mature on the fifth anniversary of the Closing Date and will bear interest at a fixed rate equal to seven percent. The aggregate Share Consideration shall be reduced on a one-for-basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Note Option."

   1.5 The reference to "December 31, 1999" in the lead in of Section 10.2 is hereby deleted and replaced with March 31, 2000.

   1.6 The following subsection shall be added to Section 10.2.

       "(g) The aggregate face amount of the Notes to be issued to Dissenting Limited Partners shall not have exceeded 15% of the value of the Share Consideration based on the Exchange Value."

   1.7 The reference to "December 31, 1999" in the lead in of Section 10.3 is hereby deleted and replaced with March 31, 2000.

   1.8 The reference to "December 31, 1999" in clause (c) of Section 11.2 is hereby deleted and replaced with "March 31, 2000."

2. GENERAL

   2.1 Except as specifically set forth in this First Amendment, the Merger Agreement shall remain unmodified and in full force and effect.

   2.2 This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   2.3 The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   2.4 This First Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chairman and Chief Executive
                                               Officer


                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                              Partner


                                          /s/ Robert A. Bourne
                                          --------------------
                                          By: Robert A. Bourne
                                          Its: President


                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne
                                          --------------------
                                          By: Robert A. Bourne
                                          Its: President


                                          CNL INCOME FUND XVI, LTD.

                                          By: CNL Realty Corporation, as
                                              General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer


                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          --------------------
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          James M. Seneff, Jr., as General
                                           Partner

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger is entered into as of this 11th day of March, 1999, by and among CNL American Properties Fund, Inc., a Maryland corporation ("APF"), CNL APF Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), CNL APF GP Corp., a Delaware corporation (the "OP General Partner"), CNL Income Fund XVI, Ltd., a Florida limited partnership (the "Fund"), and Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, a Florida corporation (together with Messrs. Bourne and Seneff, the "General Partners"). APF, the Operating Partnership, the OP General Partner, the Fund and the General Partners are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

   WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby the Fund will be merged with and into the Operating Partnership, and the Operating Partnership will be the surviving limited partnership in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA") and the Florida Revised Uniform Limited Partnership Act (the "Florida RULPA");

   WHEREAS, the Fund is one of 18 CNL Income Funds (collectively with the Fund, the "CNL Income Funds") that APF is proposing to acquire (the "Proposed Acquisitions");

   WHEREAS, the Special Committee (the "Special Committee") of the independent members of the Board of Directors of APF has received a fairness opinion (the "Fairness Opinion") from Merrill Lynch & Co. as to the fairness to APF, from a financial point of view, of the consideration to be paid in connection with the Proposed Acquisitions;

   WHEREAS, the Special Committee has recommended the Merger to the Board of Directors of APF and the Board has approved the proposal to consummate the Merger (the "Merger Proposal") and the related transactions;

   WHEREAS, Legg Mason Wood Walker Incorporated has delivered a fairness opinion (the "Fund Fairness Opinion") to the General Partners as to the fairness to the Fund and its limited partners from a financial point of view, of the APF Common Share consideration offered to the Fund and its limited partners; and

   WHEREAS, the Board of Directors of the OP General Partner has unanimously approved the Merger Proposal;

   NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  Definitions

   1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

   "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

   "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504, or any similar group defined under a similar provision of state, local or foreign law.

   "Agreement" means this Agreement, as amended from time to time.

   "APF" has the meaning set forth in the preface above.

   "APF Common Shares" shall mean the shares of common stock, par value $0.01, of APF.

   "APF Indemnity Claim" has the meaning set forth in Section 12.1 below.

   "APF SEC Documents" has the meaning set forth in Section 6.7 below.

   "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

   "Business Combination" has the meaning set forth in Section 4.1(b) below.

   "Cash/Note Option" has the meaning set forth in Section 4.4 below.

   "Closing" has the meaning set forth in Section 2.3 below.

   "CNL Income Funds" has the meaning set forth in the second paragraph of the Recitals above.

   "Closing Date" has the meaning set forth in Section 2.3 below.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Confidential Information" means any information concerning the businesses and affairs of the Fund, the Operating Partnership or APF, if any, that is not already generally available to the public.

   "Delaware RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Disclosure Schedule" has the meaning set forth in the first paragraph of
Article VII below.

   "Dissenting Partners" has the meaning set forth in Section 4.4 below.

   "Effective Time" has the meaning set forth in Section 2.2 below.

   "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

   "Fairness Opinion" has the meaning set forth in the third paragraph of the Recitals above.

   "Florida RULPA" has the meaning set forth in the first paragraph of the Recitals above.

   "Fund" has the meaning set forth in the preface above.

   "Fund Articles of Merger" has the meaning set forth in Section 2.2 below.

   "Fund Fairness Opinion" has the meaning set forth in the fifth paragraph of the recitals above.

   "Fund Indemnity Claim" has the meaning set forth in Section 12.2 below.

   "Fund Interests" means the general and limited partnership interests in the Fund.

   "Fund SEC Documents" has the meaning set forth in Section 7.7 below.

   "GAAP" means United States generally accepted accounting principles as in effect from time to time.

   "General Partners" has the meaning set forth in the preface above.

   "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation but excluding commercially available shrink wrap software), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

   "IRS" means the Internal Revenue Service.

   "Knowledge" means in the case of the Fund, CNL Realty Corporation, Inc., APF and the OP General Partner, the actual knowledge of a director or an executive officer after reasonable investigation and, in the case of the individual General Partners, the collective actual Knowledge of all of the General Partners after reasonable investigation. For the purposes of this Agreement, the Knowledge of one General Partner shall be attributed to the other General Partners.

   "Known" and "Knowingly" mean that the Fund, any General Partner or APF, as applicable, had Knowledge of the particular matter or took the action described with prior Knowledge.

   "Liability" means any liability (whether Known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

   "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to an industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

   "Merger" has the meaning set forth in the first paragraph of the Recitals above.

   "Merger Proposal" has the meaning set forth in fourth paragraph of the Recitals above.

   "Most Recent 10-Q" has the meaning set forth in Section 7.5 below.

   "Most Recent Balance Sheet" means the most recent balance sheet filed in a Fund SEC Document.

   "Notes" has the meaning set forth in Section 4.4 below.

   "NYSE" means the New York Stock Exchange.

   "OP Certificate of Merger" has the meaning set forth in Section 2.2 below.

   "OP General Partner" has the meaning set forth in the Preface above.

   "OP Limited Partner" means CNL APF LP Corp., a Delaware corporation and wholly owned subsidiary of APF.

   "Operating Partnership" has the meaning set forth in the preface above.

   "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

   "Party" or "Parties" has the meaning set forth in the preface above.

   "Partner" means any holder of Fund Interests.

   "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

   "Proposed Acquisitions" has the meaning set forth in the second paragraph of the Recitals above.

   "Registration Statement" means the registration statement on Form S-4 to be filed by APF to register the APF Common Shares to be issued as Share Consideration in the Merger.

   "Representative" has the meaning set forth in Section 12.3 below.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (e) any minor imperfection of title or similar lien which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on such Party.

   "Share Consideration" has the meaning set forth in Section 4.1(a) below.

   "Special Committee" has the meaning set forth in the third paragraph to the Recitals above.

   "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or otherwise control the management.

   "Surviving Partnership" has the meaning set forth in Section 2.1 below.

   "Takeover Statute" has the meaning set forth in Section 8.9 below.

   "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code

(S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

   "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   "Third-Party Claim" has the meaning set forth in Section 12.4 below.

                                   ARTICLE II

                        Merger; Effective Time; Closing

   2.1 Merger. Subject to the terms and conditions of this Agreement, the Delaware RULPA and the Florida RULPA, at the Effective Time, the Operating Partnership and the Fund shall consummate the Merger in which (i) the Fund shall be merged with and into the Operating Partnership and the separate limited partnership existence of the Fund shall thereupon cease, (ii) the Operating Partnership shall be the successor or surviving limited partnership in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate limited partnership existence of the Operating Partnership with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The limited partnership surviving the Merger is sometimes hereinafter referred to as the "Surviving Partnership." The Merger shall have the effects set forth in the Delaware RULPA and the Florida RULPA. As a result of the Merger, the outstanding Fund Interests shall be converted or cancelled in the manner provided in Article IV.

   2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, the Operating Partnership and the Fund shall (i) execute or cause to be executed (A) a Certificate of Merger in the form required by the Delaware RULPA (the "OP Certificate of Merger") and (B) Articles of Merger in the form required by the Florida RULPA (the "Fund Articles of Merger"), and
(ii) cause the OP Certificate of Merger to be filed with the Delaware Secretary of State as provided in the Delaware RULPA and the Fund Articles of Merger to be filed with the Florida Department of State as provided in the Florida RULPA, in each case, on the Closing Date or as soon as practicable thereafter. The Merger shall become effective at (i) such time as the OP Certificate of Merger has been duly filed with the Delaware of Secretary of State and the Fund Articles of Merger has been duly filed with the Florida Department of State or
(ii) such other time as is agreed upon by APF, the OP General Partner and the General Partners and specified in the OP Certificate of Merger and the Fund Articles of Merger. Such time is hereinafter referred to as the "Effective Time."

   2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw Pittman Potts & Trowbridge, 2300 N Street, N.W., Washington, D.C. 20037, commencing at 9:00 a.m. local time on such date as within five (5) business days following the fulfillment or waiver of the conditions set forth in Article X (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date as APF, the OP General Partner and the General Partners may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article X (the "Closing Date"). In no event shall the Closing Date be a date subsequent to December 31, 1999. At the Closing, there shall be delivered to APF, the Operating Partnership, the OP General Partner, the General Partners and the Fund the certificates and other documents and instruments required to be delivered under
Article X.

   2.4 Further Assurances. Each Party hereto will execute such further documents and instruments and take such further actions as may be reasonably requested by one or more of the other Parties to consummate the Merger, to vest the Surviving Partnership with full title to all assets, properties, rights, approvals, immunities and franchises of either the Fund or the Operating Partnership or to effect the other purposes of this Agreement.

                                  ARTICLE III

 Certificate of Limited Partnership; Limited Partnership Agreement;and General
                        Partner of Surviving Partnership

   3.1 Certificate of Limited Partnership. At the Effective Time, the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein.

   3.2 Limited Partnership Agreement. At the Effective Time, the limited partnership agreement of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the limited partnership agreement of the Surviving Partnership.

   3.3 General Partner. The general partner of the Operating Partnership immediately prior to the Effective Time shall be the general partner of the Surviving Partnership from and after the Effective Time until it is replaced or it resigns in accordance with the limited partnership agreement of the Surviving Partnership.

                                   ARTICLE IV

              Share Consideration; Payment of Share Consideration

   4.1 Share Consideration; Conversion or Cancellation of Fund Interests in Merger.

   (a) At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Fund Interests (i) shall be converted into the right to receive up to 4,320,947 fully paid and nonassessable APF Common Shares (2,160,474 APF Common Shares if the Reverse Split [defined below] occurs before the Closing) (the "Share Consideration") pursuant to the terms of
Section 4.2 below, (ii) shall cease to be outstanding, and (iii) shall be canceled and retired and shall cease to exist, and each Partner, as the holder of such Fund Interests shall cease to have any rights with respect thereto, except the right to receive either (A) APF Common Shares therefor in accordance with this Section 4.1 and Section 4.3 or (B) the cash and Notes in accordance with Section 4.4 below. Subject to the approval of the APF's shareholders of an amendment to its article of incorporation, APF anticipates that prior to the Closing it will effect a one for two reverse stock split (the "Reverse Split") pursuant to which each two shares of APF Common Shares outstanding will be exchanged for one share of APF Common Shares.

   (b) Except for the Reverse Stock Split described in Section 4.1(a), prior to the Effective Time, APF shall not split or combine the APF Common Shares, or pay a stock dividend or other stock distribution in APF Common Shares, or in rights or securities exchangeable for, convertible into or exercisable for APF Common Shares, or otherwise change APF Common Shares into, or exchange APF Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of APF as a result of which APF stockholders receive cash, stock, or other property in exchange for, or in connection with, their APF Common Shares (a "Business Combination") or otherwise), or make any other dividend or distribution on or of APF Common Shares (other than regular quarterly cash dividends paid on APF Common Shares or any distribution pursuant to APF's dividend reinvestment plan), without the parties hereto having first entered into an amendment to this Agreement pursuant to which the Share Consideration will be adjusted to reflect such split, combination, dividend, distribution, Business Combination, or change.

   (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the APF Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

   4.2 Payment of Share Consideration. At the Closing, subject to Section 4.4 below, the Partners shall receive the Share Consideration (less expenses paid by APF on behalf of the Fund), distributed in accordance with the provisions of the Fund's limited partnership agreement as of the Closing Date. For the purposes of this Agreement, the Share Consideration will be reduced (i) by one APF Common Share for every $10.00 of expenses incurred by the Fund but paid or assumed by APF on behalf of the Fund and (ii) as provided in Section 4.4 below.

   4.3 Fractional APF Common Shares. No certificates representing fractional APF Common Shares shall be issued upon conversion of any Fund Interests. Each Partner of the Fund who would otherwise be entitled to fractional APF Common Shares will receive one APF Common Share for a fractional interest representing 50% or more of one APF Common Share. No APF Common Shares will be issued for a fractional interest representing less than 50% of one APF Common Share.

   4.4 Cash/Note Option. In the event that the Merger is consummated and one or more limited partners (the "Dissenting Partners") of the Fund vote against the Merger and affirmatively elect the cash/note option (the "Cash/Note Option"), such Dissenting Partners shall be entitled to receive, in lieu of the Share Consideration, consideration based on such Dissenting Partners' percentage interest (as determined by the Fund's partnership agreement) in the Fund's asset liquidation value of $38,772,898, based on Valuation Associates' appraisal. Such consideration shall be payable 10% in cash and 90% in Callable Notes due in 2006 (the "Notes"). The Notes will bear interest at a fixed rate equal to 120% of the applicable federal rate as of the date the consent solicitation on Form S-4 is mailed to the limited partners. The Share Consideration shall be reduced on a one-for-one basis for all APF Shares otherwise distributable to Dissenting Partners had such Dissenting Partners not elected the Cash/Note Option.

                                   ARTICLE V

             Representations and Warranties of The General Partners

   Each General Partner severally represents and warrants to APF and the Operating Partnership that the statements contained in this Article V are correct and complete as of the date hereof and on the Closing Date:

   5.1 Authorization of Transaction. The General Partner has full power and authority (including, as applicable, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the General Partner, enforceable in accordance with its terms and conditions. The General Partner does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   5.2 Noncontravention. Except as set forth in Section 5.2 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the General Partner is subject or, as applicable, any provision of the General Partner's articles of incorporation, bylaws or other organizational documents.

                                   ARTICLE VI

                 Representations and Warranties of APF, The OP
                 General Partner and The Operating Partnership

   APF, the OP General Partner and the Operating Partnership jointly and severally represent and warrant to the General Partners and the Fund that the statements contained in this Article VI are correct and complete as of the date hereof and the Closing Date:

   6.1 Organization. APF is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. APF is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on APF. APF has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The OP General Partner is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. The Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Operating Partnership is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Operating Partnership. The Operating Partnership has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. APF and the OP General Partner have delivered to the General Partners and the Fund correct and complete copies of the certificate of incorporation of APF and the OP General Partner and the certificate of limited partnership and the limited partnership agreement of the Operating Partnership (each as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of APF and the OP General Partner and any organizational records of the Operating Partnership have been made available to the General Partners and the Fund and are correct and complete. APF is not in default under or in violation of any provision of its certificate of incorporation, and the Operating Partnership is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   6.2 Capital Stock. The authorized capital stock of APF consists of 125,000,000 shares of common stock, $.01 par value (the "APF Common Shares"), of which 74,696,927 shares are outstanding as of January 31, 1999. Since January 31, 1999, APF has not issued any shares of capital stock. All outstanding APF Common Shares are, and all APF Common Shares issuable under any stock option plans of APF, will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the 56,679,053 APF Common Shares which may be issued in connection with APF's acquisition of the other 17 CNL Income Funds in the Proposed Acquisitions and the 12,300,000 APF Shares which may be issued in connection with APF's acquisition of CNL Fund Advisors, Inc., CNL Financial Services, Inc. and CNL Financial Corp., there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which APF is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem, or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock. All of the outstanding general partner interests of the Operating Partnership are owned by the OP General Partner, and all of the outstanding limited partner interests of the Operating Partnership are owned by the OP Limited Partnership, and there are outstanding on the date hereof no options, warrants, rights, commitments or any other agreements of any character to which the Operating Partnership or any partner thereof is a party or which it may be bound requiring it to issue, transfer, sell, purchase, register, redeem or acquire any interest in the Operating Partnership.

   6.3 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of APF will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Share Consideration will be registered under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. The Share Consideration will, when issued, be approved for listing on the NYSE, subject to official notice of issuance.

   6.4 Authorization of Transaction. APF, the OP General Partner and the Operating Partnership have full power and authority (including full corporate and limited partnership, as applicable, power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance by APF, the OP General Partner and the Operating Partnership of this Agreement have been duly and validly authorized by the boards of directors of APF and the OP General Partner. This Agreement constitutes the valid and legally binding obligation of APF, the OP General Partner and the Operating Partnership, enforceable in accordance with its terms and conditions. None of APF, the OP General Partner or the Operating Partnership needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which, APF, the OP General Partner or the Operating Partnership is subject or any provision of APF's or the OP General Partner's articles of incorporation or by-laws or the Operating Partnership's certificate of limited partnership or limited partnership agreement or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which APF, the OP General Partner or the Operating Partnership is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of a Security Interest upon any of its assets.

   6.6 Title to Assets. APF has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of its most recent quarterly report on Form 10-Q.

   6.7 Reports and Financial Statements. APF has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "APF SEC Documents"). All of the APF SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such APF SEC Documents. None of the APF SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed APF SEC Documents. There is no unresolved violation, criticism or exception by any governmental entity of which APF has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to APF could have a Material Adverse Effect on APF. The financial statements of APF included in the APF SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of APF as of the dates thereof and the results of operations and cash flows of APF for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   6.8 Events Subsequent to September 30, 1998. Since September 30, 1998, nothing has occurred which has had or would reasonably be expected to have a Material Adverse Effect on APF.

   6.9 Litigation. Except as publicly disclosed by APF in its APF SEC Documents or on Schedule 1, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of APF, threatened against APF or any of its Subsidiaries or any of their respective properties or assets which (a) if adversely determined, could reasonably be expected to have a Material Adverse Effect on APF or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by APF in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by APF in any APF SEC Document, none of APF or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on APF or would prevent or delay the consummation of the transactions contemplated hereby.

   6.10 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by APF for inclusion or incorporation by reference in (i) the Registration Statement to be filed by APF with the SEC in connection with the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the proxy statement sent by APF to its shareholders pertaining to the Merger will, at the date mailed to shareholders and at the times of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to APF, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the proxy statement, APF shall promptly so advise the General Partners and such event shall be so described, and such amendment or supplement (which the General Partners shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

   6.11 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by APF in its APF SEC Documents or disclosed in
Schedule 1, as of December 31, 1998, to APF's Knowledge, none of APF or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which are not fully reflected in, reserved against or otherwise described in the consolidated balance sheet of APF and its consolidated Subsidiaries (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in any reports filed by it with the APF SEC Documents, since December 31, 1998, the business of APF and its Subsidiaries has been carried on only in the ordinary and usual course, to APF's Knowledge, none of APF or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which could reasonably be expected to have, and there have been no events, changes or effects with respect to APF or its Subsidiaries Known to APF having or which could reasonably be expected to have, a Material Adverse Effect on APF.

   6.12 Brokers' Fees. Except for the fees and expenses paid to Merrill Lynch & Co. with respect to the delivery of the Fairness Opinion to the Special Committee and in connection with the financial services provided by Salomon Smith Barney, none of APF, the OP General Partner or the Operating Partnership has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

   6.13 Qualification as a REIT. APF is a "real estate investment trust" for federal income tax purposes. The consummation of the transactions contemplated by this Agreement will not cause APF to cease to qualify as a "real estate investment trust" for federal income tax purposes.

   6.14 Compliance with Applicable Law. Except as publicly disclosed by APF in its APF SEC Documents, to APF's Knowledge, it and its Subsidiaries hold all permits, licenses, variances, exemptions, order and approvals of all governmental entities necessary for the lawful conduct of their respective businesses, except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its

APF SEC Documents, to APF's Knowledge, APF and its Subsidiaries are in compliance with the material terms of its permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on APF. Except as publicly disclosed by APF, the businesses of APF and its Subsidiaries are not, to APF's Knowledge, being conducted in violation of any law, ordinance or regulation of any governmental entity except that no representation or warranty is made in this Section 6.14 with respect to environmental laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on APF. Except as publicly disclosed by APF in its APF SEC Documents, no investigation or review by any governmental entity with respect to APF or its Subsidiaries is pending or, to the Knowledge of APF, threatened, nor, to the Knowledge of APF, has any government entity indicated an intention to conduct the same, other than, in each case, those which APF reasonably believes will not have a Material Adverse Effect on APF.

   6.15 Intellectual Property.

   (a) APF owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of APF as presently conducted. Each item of Intellectual Property owned or used by APF immediately prior to the Closing hereunder will be owned or available for use by APF on identical terms and conditions immediately subsequent to the Closing hereunder. APF has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) APF has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of APF's directors or officers (or employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that APF must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of APF which are material to the operation of APF's business.

   (c) APF has no patent or registration which has been issued to APF with respect to any of its Intellectual Property.

   (d) Nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of APF's business as presently conducted.

   6.16 Insurance. With respect to each current insurance policy to which APF is a party, a named insured or is otherwise the beneficiary of coverage, to the knowledge of APF: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither APF nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

   6.17 Tenants. To the Knowledge of APF and except as set forth on Schedule 1, no current tenant of a property owned by APF, which as of the date of APF's most recent quarterly report on Form 10-Q represented more than 5% of APF's total revenues, presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   6.18 Disclosure. APF is in compliance in all material respects with its obligation under the Securities Exchange Act to publicly disclose material information in a timely fashion.

                                  ARTICLE VII

               Representations and Warranties Concerning the Fund

   The General Partners and the Fund jointly and severally represent and warrant to APF and the Operating Partnership that the statements contained in this Article VII are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the General Partners and the Fund to APF and the Operating Partnership in accordance with the provisions of
Section 8.14 (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VII.

   7.1 Organization, Qualification, and Corporate Power. The Fund is a limited partnership duly organized, validly existing, and in good standing under the laws of Florida. The Fund is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Except as set forth in Section 7.1(a) of the Disclosure Schedule, the Fund has full limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Fund. Section 7.1(b) of the Disclosure Schedule lists the directors and officers of the corporate General Partner. The General Partners have been made available to APF and the Operating Partnership correct and complete copies of the certificate of limited partnership and the limited partnership agreement of the Fund (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the corporate General Partner and any organizational records of the Fund have been made available to APF and the Operating Partnership and are correct and complete in all material respects. The Fund is not in default under or in violation of any provision of its certificate of limited partnership or limited partnership agreement.

   7.2 Capitalization. All of the outstanding ownership interests in the Fund (the "Fund Interests") consist of (i) one percent in general partnership interests and (ii) 4,500,000 units of limited partnership interests. All of the outstanding Fund Interests have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Fund to issue, sell, or otherwise cause to become outstanding any additional ownership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Fund.

   7.3 Authorization of Transaction. The Fund has full power and authority (including full limited partnership power and authority) to execute and deliver this Agreement and, upon the affirmative vote of a majority of the outstanding limited partnership Fund Interests, will have full power and authority (including limited partnership power and authority) to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Fund, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, moratorium and rights of creditors generally. The Fund is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

   7.4 Noncontravention. Except as set forth in Section 7.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Fund is subject or any provision of the certificate of limited partnership or limited partnership agreement of the Fund or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Fund is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

   7.5 Title to Assets. The Fund has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or set forth in its most recent quarterly report on Form 10-Q filed with the SEC (the "Most Recent 10-Q") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent 10-Q.

   7.6 Subsidiaries. The Fund does not have any Subsidiaries, operating or otherwise.

   7.7 Reports and Financial Statements. The Fund has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (along with any such documents filed subsequent to the date hereof, the "Fund SEC Documents"). All of the Fund SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Fund SEC Documents. None of the Fund SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Fund SEC Documents. There is no unresolved violation by any governmental entity of which the Fund has received written notice with respect to such entity or statement which, if resolved in manner unfavorable to the Fund could have a Material Adverse Effect on the Fund. The financial statements of the Fund included in the Fund SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of the Fund as of the dates thereof and the results of operations and cash flows of the Fund for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

   7.8 Events Subsequent to the Most Recent 10-Q. Since the date of the Most Recent 10-Q nothing has had a Material Adverse Effect on the Fund. Without limiting the generality of the foregoing, since that date, except as set forth in the appropriately lettered paragraph of Section 7.8 of the Disclosure
Schedule:

   (a) the Fund has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration (as reasonably determined by the General Partners) in the Ordinary Course of Business;

   (b) the Fund has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 except in the Ordinary Course of Business;

   (c) no party (including the Fund) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Fund is a party or by which it is bound except in the Ordinary Course of Business;

   (d) the Fund has not imposed any Security Interest upon any of its assets, tangible or intangible except in the Ordinary Course of Business;

   (e) the Fund has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 except in the Ordinary Course of Business;

   (f) the Fund has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

   (g) the Fund has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

   (h) the Fund has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

   (i) the Fund has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

   (j) the Fund has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

   (k) there has been no change made or authorized in the certificate of limited partnership or limited partnership agreement of the Fund;

   (l) the Fund has not issued, sold, or otherwise disposed of any ownership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any ownership interests in the Fund;

   (m) the Fund has not declared, set aside, or paid any dividend or made any distribution with respect to its ownership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its ownership interests other than distributions consistent with past practices;

   (n) the Fund has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

   (o) the Fund has not made any loan to, or entered into any other transaction with, any of the General Partners or the directors, officers, or employees of the corporate General Partner outside the Ordinary Course of Business;

   (p) the Fund has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

   (q) the Fund has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

   (r) to the Knowledge of the General Partners, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Fund; and

   (s) the Fund is not under any legal obligation, whether written or oral, to do any of the foregoing.

   7.9 Undisclosed Liabilities. The Fund does not have any Liability (and, to the Knowledge of the General Partners, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) or which are not in the aggregate material.

   7.10 Legal Compliance. Except as disclosed in the Fund SEC Documents, the Fund has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), the violation of which could cause a Material Adverse Effect to the Fund, of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

   7.11 Tax Matters.

   (a) The Fund has filed all material Tax Returns that it was required to file, including, without limitation, any material Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Fund (as shown on any filed Tax Return) have been paid. The Fund currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Fund does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Fund that arose in connection with any failure (or alleged failure) to pay any Tax.

   (b) The Fund has withheld and, if due, paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, Partner, or other third party.

   (c) The General Partners do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Fund either (A) claimed or raised by any authority in writing or (B) as to which any of the General Partners has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Fund for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The General Partners have made available to APF and the Operating Partnership correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Fund since December 31, 1996.

   (d) The Fund has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

   (e) The Fund has not filed a consent under Code (S)341(f) concerning collapsible corporations. The Fund has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G. The Fund has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S)6662. The Fund is not a party to any Tax allocation or sharing agreement. The Fund (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Fund) or (B) has any Liability for the Taxes of any Person (other than the Fund) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   7.12 Real Property.

   Section 7.12(a) of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased by the Fund. Section 7.12(b) of the Disclosure Schedule lists all leases and subleases to which the Fund is a party, and the General Partners have made available to APF correct and complete copies of all such leases and subleases (as amended to date). With respect to each lease and sublease listed in Section 7.12(b) of the Disclosure Schedule:

   (a) the lease or, to the Knowledge of the General Partners, the sublease is legal, valid, binding, enforceable, and in full force and effect, except as may be affected by bankruptcy, insolvency, moratorium and the rights of creditors generally;

   (b) no consent is required with respect to the lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of the lease or sublease or otherwise affect the ongoing validity of the lease or sublease;

   (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

   (d) no party to the lease or, to knowledge of the General Partners, sublease has repudiated any provision thereof;

   (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or, to the Knowledge of the General Partners, sublease;

   (f) the Fund has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

   (g) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required by the Fund in connection with the operation thereof and, to the Knowledge of the General Partners, have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

   (h) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

   7.13 Intellectual Property.

   (a) The Fund owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Fund as presently conducted. Each item of Intellectual Property owned or used by the Fund immediately prior to the Closing hereunder will be owned or available for use by the Fund on identical terms and conditions immediately subsequent to the Closing hereunder. The Fund has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

   (b) The Fund has not Knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the General Partners nor any of the corporate General Partner's directors and officers (and employees with responsibility for Intellectual Property matters) has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Fund must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the General Partners, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Fund which are material to the operation of the Fund's business.

   (c) The Fund has no patent or registration which has been issued to the Fund with respect to any of its Intellectual Property.

   (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Fund uses pursuant to license, sublicense, agreement, or permission. The General

Partners have made available to APF and the Operating Partnership correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

   (e) To the Knowledge of the General Partners, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Fund's business as presently conducted.

   7.14 Tangible Assets. The Fund owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted. Each such tangible asset is free from all material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the assets, in the opinion of the General Partners, necessary to conduct the Fund's business as it is currently being conducted.

   7.15 Contracts. Section 7.15 of the Disclosure Schedule lists all of the following types of contracts and other agreements to which the Fund is a party:

   (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

   (b) any agreement concerning a partnership or joint venture;

   (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

   (d) any agreement concerning confidentiality or noncompetition;

   (e) any agreement with any General Partner or any of their Affiliates (other than the Fund);

   (f) any agreement under which it has advanced or loaned any amount to any of the General Partners or the corporate General Partner's directors, officers, and employees outside the Ordinary Course of Business; or

   (g) any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

   The General Partners have made available to APF and the Operating Partnership a correct and complete copy of each written agreement listed in
Section 7.15 of the Disclosure Schedule (as amended to date) which is not included as an exhibit to a Fund SEC Document and a written summary setting forth the terms and conditions of each oral agreement referred to in Section
7.15 of the Disclosure Schedule. With respect to each agreement set forth in
Section 7.15 of the Disclosure Schedule or filed as an exhibit to a Fund SEC
Document: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as may be affected by bankruptcy, insolvency, moratorium or the rights of creditors generally); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

   7.16 Notes and Accounts Receivable. All notes and accounts receivable of the Fund are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Fund.

   7.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Fund.

   7.18 Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Fund has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets): (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (iii) the policy number and the period of coverage. With respect to each current insurance policy, to the Knowledge of the General Partners and the Fund: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Fund nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Fund has been covered during the past five years (or such lesser periods as the Fund has actively engaged in business or owned any material assets) by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Fund.

   7.19 Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance, not already disclosed in the Fund SEC Documents, in which the Fund
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or, to its Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section
7.19 of the Disclosure Schedule or the Fund SEC Documents could result in any Material Adverse Effect on the Fund. None of the General Partners has any reason to believe that any additional such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Fund.

   7.20 Tenants. To the Knowledge of any of the General Partners, no current tenant of a property owned by the Fund presently intends to materially change its relationship with the owner of the property, either due to the transactions contemplated hereby or otherwise.

   7.21 Employees. The Fund does not have and has never had any employees, officers or directors. The Fund is not and has never been a party to or had any liability with respect to any Employee Benefit Plan.

   7.22 Guaranties. The Fund is not a guarantor of and is not otherwise liable for any liability or obligation (including indebtedness) of any other Person.

   7.23 Registration Statement. The information furnished by the Fund for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

   7.24 Environmental Matters. The Fund is currently in compliance with all material environmental laws, ordinances, regulations and orders applicable to its business or properties, and, to the Knowledge of the General Partners, the tenants' present uses of the Fund's properties, whether leased or owned, do not materially violate any such laws, ordinances, regulations or orders. The Fund is not subject to any Liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or material or pollutant or any spill, leakage, discharge or release of any hazardous substance or material or pollutant as a result of having owned or operated any business prior to the Effective Time, which if a violation existed would have a Material Adverse Effect on the Fund.

   7.25 Vote Required. The affirmative vote of at least a majority of the outstanding Fund Interests is the only vote of any security holder in the Fund (under applicable law or otherwise) required to approve the Merger, this Agreement and the other transactions contemplated hereby.

   7.26 Disclosure. The representations and warranties contained in this
Article VII do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VII not misleading.

                                  ARTICLE VIII
                             Pre-Closing Covenants

   The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

   8.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article X below).

   8.2 Notices and Consents. The General Partners shall give any notices to third parties and obtain any third party consents referred to in Sections 5.1, 5.2, 7.3 and 7.4 above and the related sections of the Disclosure Schedule. APF, the OP General Partner and the Operating Partnership shall give any notices to third parties and obtain any third party consents referred to in Sections 6.4 and 6.5 above. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 5.1, 6.4 and
7.3 above.

   8.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement to the Effective Time, the General Partners will not, and will not cause the Fund to, take any action that adversely affects the ability of the Fund (i) to pursue its business in the ordinary course, (ii) to seek to preserve intact its current business organizations, and (iii) to preserve its relationships with its tenants; and the General Partners will not allow the Fund to, without the OP General Partner's prior written consent, which consent shall not be unreasonably withheld:

   (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any additional ownership interests (including the Fund Interests), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its ownership interests or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any of its ownership interests, or (ii) any other securities in respect of, in lieu of or in substitution for the Fund Interests outstanding on the date hereof;

   (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Fund Interests);

   (c) split, combine, subdivide or reclassify any of its ownership interests or otherwise make any payments to the Partners; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution in respect of its ownership interests at such times and in such manner and amount as may be consistent with the Fund's past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from December 31, 1998 through the Effective Time, to the extent not otherwise paid or distributed to the Partners), or (ii) any distribution of property necessary for the representation and warranty set forth in Section
7.11 to be true and correct;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

   (e) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation outside the Ordinary Course of Business;

   (f) other than as may be necessary to consummate the Merger, adopt any amendments to its certificate of limited partnership or limited partnership agreement;

   (g) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, outside the Ordinary Course of Business;

   (h) engage in the conduct of any business the nature of which is materially different from the business in which the Fund is currently engaged;

   (i) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Fund;

   (j) forgive any indebtedness owed to the Fund or convert or contribute by way of capital contribution any such indebtedness owed;

   (k) authorize or enter into any agreement providing for management services to be provided by the Fund to any third party or an increase in management fees paid by any third party under existing management agreements;

   (l) mortgage, pledge, encumber, sell, lease or transfer any material assets of the Fund except as contemplated by this Agreement;

   (m) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

   (n) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

   8.4 Full Access. The General Partners shall permit representatives of APF and the OP General Partner to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Fund to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Fund. APF, the OP General Partner and the Operating Partnership shall permit representatives of the General Partners and the Fund to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of APF and the Operating Partnership to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to APF, the OP General Partner and the Operating Partnership. The Parties agree that any information obtained in connection with the exercise of their rights pursuant to this Section 8.4 shall be Confidential Information for purposes of this Agreement.

   8.5 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Articles V, VI or VII above, as applicable. No disclosure by any Party pursuant to this Section 8.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

   8.6 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each of APF, the Operating Partnership, the General Partners and the Fund shall use reasonable efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of APF after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

   8.7 Fund Partner Approval. The General Partners hereby agree to vote the Fund Interests owned by them in favor of this Agreement and the transactions contemplated hereby and agree, subject to the satisfaction of their fiduciary duties as general partners under Florida law, as reasonably determined by the General Partners, to recommend that the limited Partners of the Fund vote their Fund Interests in favor of this Agreement and the transactions contemplated hereby.

   8.8 Delivery of Certain Financial Statements.

   (a) In addition to disclosure in Fund SEC Documents required to be filed by the Fund, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, the Fund shall provide to APF and the OP General Partner with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by the Fund and each of the General Partners that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of the Fund as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   (b) In addition to disclosure in APF SEC Documents required to be filed by APF, promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, APF shall provide to the Fund and the General Partners with (i) true and correct copies of its unaudited consolidated balance sheet as of the most recently completed calendar quarter and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by APF that such balance sheets (including the related notes, if any) present fairly, in all material respects, the financial position of APF as of their respective dates, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

   8.9 State Takeover Statutes. APF, the APF Board of Directors, the Operating Partnership, the Fund and the General Partners shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation, including without limitation, the control share acquisition provisions of Section 3-701 et seq. of the Maryland GCL and the business combination provisions of Section 3-601 et seq of the Maryland GCL (each, a "Takeover Statute"), is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and
(ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

   8.10 Exclusivity. None of the General Partners shall solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of the Fund (including any acquisition structured as a merger, consolidation, or share exchange). The General Partners shall notify APF and the Operating Partnership immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

   8.11 Listing. APF shall effect, at or before the issuance of any APF Common Shares issued as Share Consideration pursuant to Article IV, authorization for listing or quotation of such APF Common Shares on the NYSE, subject to official notice of issuance.

   8.12 Maintenance of APF's Business. During the period from the date of this Agreement to the Effective Time, APF will not take any action that adversely affects the ability of APF (i) to pursue its business in the ordinary course,
(ii) to seek to preserve intact its current business organizations (iii) to preserve its relationships with its tenants and (iv) will not take any action to affect it status as a REIT for federal income tax purposes.

   8.13 Registration of Share Consideration. APF shall cause the Registration Statement to become effective prior to the Closing Date.

   8.14 Delivery and Approval of Disclosure Schedule and Schedule 1. Within fifteen (15) business days after the date of this Agreement the General Partners shall deliver to APF the Disclosure Schedule and APF shall deliver to the General Partners Schedule 1. Within fifteen (15) business days after APF receives the Disclosure Schedule it shall give the General Partners notice either that the disclosures in the Disclosure Schedule are, as to substance, satisfactory to APF, in its sole and absolute discretion, or that they are not satisfactory and that APF terminate this Merger Agreement pursuant to Section
11.2. Likewise, within fifteen (15) business days after the General Partners receive Schedule 1, the General Partners shall give APF notice either that the disclosures in Schedule 1 are, as to substance, satisfactory to them, in their sole and absolute discretion, or that they are not satisfactory and that such General Partners terminate the Agreement pursuant to Section 11.2. In the case of both APF and the General Partners, the failure of either to give the notice specified above within the applicable fifteen (15) business day period shall constitute approval of the Disclosure Schedule or Schedule 1, as applicable.

   8.15 Certain Acquisitions. APF or its Subsidiaries shall acquire CNL Fund Advisors, Inc., CNL Financial Corp. and CNL Financial Services, Inc. (collective, the "CNL Restaurant Services Group") substantially in accordance with the terms and conditions set forth in their respective merger agreements dated on or about the date hereof or such other terms that are mutually agreed to by the parties.

                                   ARTICLE IX

                             Post-Closing Covenants

   The Parties agree as follows with respect to the period following the
Closing:

   9.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XII below). The General Partners acknowledge and agree that from and after the Closing, the Surviving Partnership will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Fund.

   9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Fund, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article XII below).

   9.3 Transition. The General Partners will not take any action that is designed or intended to have the effect of discouraging any tenant, lessor, licensor, customer, supplier, or other business associate of the Fund from maintaining the same business relationships with the Surviving Partnership after the Closing as it maintained with the Fund prior to the Closing.

   9.4 Confidentiality.

   (a) The General Partners and the Fund will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to APF or the OP General Partner, as applicable, or destroy, at the request and option of APF or the OP General Partner, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the General Partners or the Fund is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such General Partner or the Fund, as applicable, will notify APF or the OP General Partner, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such General Partner or the Fund is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such General Partner or the Fund, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that such General Partner or the Fund, as applicable, shall use its best efforts to obtain, at the request of APF or the OP General Partner, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as APF or the OP General Partner, as applicable, shall designate.

   (b) APF, the OP General Partner and the Operating Partnership will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, if the Closing does not occur, deliver promptly to the Fund General Partners, as applicable, or destroy, at the request and option of the Fund or the General Partners, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Prior to the Closing and if the Closing does not occur, in the event that any of APF, the OP General Partner or the Operating Partnership is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, APF, the OP General Partner or the Operating Partnership, as applicable, will notify the Fund or the General Partners, as applicable, promptly of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, APF, the OP General Partner or the Operating Partnership is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then APF, the OP General Partner or the Operating Partnership, as applicable, may disclose the Confidential Information to such tribunal; provided, however, that APF, the OP General Partner or the Operating Partnership, as applicable, shall use its best efforts to obtain, at the request of the Fund or the General Partners, as applicable, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Fund or the General Partners, as applicable, shall designate.

   9.5 Covenant Not to Compete. Unless employed by the Surviving Partnership or APF after the Closing, for a period of three years from and after the Closing Date, none of the General Partners will engage directly or indirectly in any business serving the restaurant industry that the Surviving Partnership or APF conducts as of the Closing Date, except existing restaurant businesses and properties currently owned or advised by affiliates of CNL Group, Inc., including CNL Advisory Services, Inc. In addition, and not in lieu of the foregoing, for a period of three years from and after the Closing Date, James
M. Seneff, Jr. hereby covenants and agrees not to engage or participate, directly or indirectly, as principal, agent, executive, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business that relates to the ownership, acquisition or development of "restaurant operations"; provided, however, for the purposes of this Agreement, "restaurant operations" shall not include the ownership, acquisition or development of hotel and health care properties that contain restaurant operations and those entities set forth on Schedule 9.5, and provided further, the noncompetition covenant shall not operate to preclude Mr. Seneff's ownership of APF Common Shares and of up to 5% of the equity securities of companies whose common stock is publicly traded that are engaged in owning, operating, franchising or making are engaged in owning, operating, franchising or making loans to restaurants and restaurant companies. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

   9.6 Tax Matters.

   (a) If there is an adjustment to any item reported on a pre-closing Tax Return that results in an increase in the Taxes payable by the Fund or any of the General Partners, and such adjustment results in a corresponding adjustment to items reported on a post-closing Tax Return with the result that the Taxes payable either by APF, any of its Subsidiaries, or by any consolidated group of companies of which APF or any Subsidiary are then members are reduced, or a refund of Taxes is increased, then any APF Indemnity Claim that the General Partners or Fund owes APF or the Operating Partnership pursuant to Article XII below shall be reduced by the amount by which such Taxes are reduced or such refunds are increased.

   (b) Any refund or credit of Taxes (including any statutory interest thereon) received by APF or any of its Subsidiaries attributable to periods ending on or prior to or including the Closing Date that were paid by the Fund pursuant to this Agreement shall reduce any APF Indemnity Claim that the General Partners or the Fund owes APF pursuant to Article XII below by an amount equal to the amount of such refund or credit.

   (c) In the event that APF or any of its Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that could affect the Fund or the General Partners, or if the Fund or any of the General Partners receives notice of such matters that could affect APF or any of its Subsidiaries, the party receiving such notice shall notify in writing the potentially affected party within ten
(10) days thereof. The failure of either party to give the notice required by this Section shall not impair such party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

   (d) The General Partners shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, reasonably settle or appeal all proceedings with respect to pre-closing Taxes.

                                   ARTICLE X

                       Conditions to Obligation to Close

   10.1 Conditions to Each Party's Obligation. The respective obligations of APF, the OP General Partner, the Operating Partnership, the Fund and the General Partners to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of APF and the General Partners:

   (a) Governmental Approvals and Consents. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 5.1, 6.4, and 7.3 above.

   (b) No Injunction or Proceedings. There shall not be any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of APF or the General Partners, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially adversely affect the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

   (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of APF, would have a Material Adverse Effect on the Fund or, in the sole judgment of any of the General Partners, would have a Material Adverse Effect on APF.

   (d) Shareholder/Partner Approvals. The stockholders of APF shall have approved APF's Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit A, and the Partners of the Fund shall have approved the Merger Proposal, amendments to the partnership agreement, if any.

   (e) Registration of Share Consideration. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

   10.2 Conditions to Obligation of APF, the OP General Partner and the Operating Partnership. The obligations of APF, the OP General Partner and the Operating Partnership to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) the General Partners and the Fund shall have delivered to APF and the OP General Partner a certificate to the effect that:

     (i) the representations and warranties set forth in Article V and
  Article VII above are true and correct in all material respects at and as of the Closing Date;

     (ii) the General Partners and the Fund have performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date;

     (iii) the General Partners and the Fund have procured all of the material third-party consents specified in, respectively, Section 5.2 and
  Section 7.4 above and the related sections of the Disclosure Schedule; and

     (iv) no action, suit, or proceeding is pending or, to their Knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
  (C) affect adversely the right of the Surviving Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

Notwithstanding the foregoing, APF's obligation to close as a result of a breach of the representations and warranties contained in Section 7.24 shall be governed solely by Section 10.2(e) below.

   (b) since December 31, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of the Fund, such determination to be made in the reasonable discretion of APF;

   (c) APF and the Operating Partnership shall have received an opinion dated as of the Closing Date from Baker and Hostetler LLP, counsel to the General Partners and the Fund, taken as a whole, in form and substance reasonably satisfactory to APF and the Operating Partnership;

   (d) APF shall have received the Disclosure Schedule and approved it in accordance with Section 8.14;

   (e) There shall not exist an unlawful environmental condition on one or more properties owned by the Fund, which in the opinion of a mutually acceptable environmental engineer or consultant, would require APF to expend in excess of $4,320,947 in order to remediate such unlawful environmental condition and cause the subject property or properties to comply with applicable environmental laws, ordinances, regulations or orders; and

   (f) If each of the CNL Income Funds approves its respective Proposed Acquisition, Merrill Lynch & Co. shall not have withdrawn its Fairness Opinion issued in connection with the Merger. If a Proposed Acquisition is not approved by the applicable CNL Income Fund, then the Special Committee of the Board of Directors of APF shall have received a fairness opinion addressed to APF and its stockholders from Merrill Lynch & Co. as to the fairness of the Proposed Acquisitions that were approved by the respective CNL Income Fund, including the consideration to be paid in connection therewith, to APF and its stockholders from a financial point of view.

   APF, the OP General Partner and the Operating Partnership may waive any condition specified in this Section 10.2 if they execute a writing so stating at or prior to the Closing.

   10.3 Conditions to Obligation of the General Partners and the Fund. The obligations of the General Partners and the Fund to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction on or prior to December 31, 1999 of the following conditions:

   (a) APF, the OP General Partner and the Operating Partnership shall have delivered to the General Partners and the Fund a certificate to the effect that:

     (i) the representations and warranties set forth in Article VI above are true and correct in all material respects at and as of the Closing Date;

     (ii) APF, the OP General Partner and the Operating Partnership have performed and complied with all of their covenants hereunder in all material respects through the Closing; and

     (iii) no action, suit, or proceeding is pending or, to their knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

   (b) APF shall have delivered to the Fund for distribution to the Partners the Share Consideration pursuant to Section 4.2 and, as applicable, the cash and Notes pursuant to Section 4.4;

   (c) since September 30, 1998, there shall not have occurred any material adverse changes in the business, properties, operations or condition (financial or otherwise) of APF;

   (d) APF shall have acquired the CNL Restaurant Services Group;

   (e) the General Partners shall have received Schedule 1 and approved it in accordance with Section 8.14;

   (f) the APF Common Shares shall have been approved for listing on the NYSE subject to official notice of issuance;

   (g) the General Partners shall have received an opinion dated as of the Closing Date from Shaw Pittman Potts & Trowbridge, counsel to APF and the Operating Partnership, in form and substance reasonably satisfactory to the General Partners; and

   (h) Legg Mason Wood Walker Incorporated shall not have withdrawn the Fund Fairness Opinion.

   The General Partners and the Fund may waive any condition specified in this
Section 10.3 if they execute a writing so stating at or prior to the Closing.

                                  ARTICLE XI

                                  Termination

   11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the General Partners, the limited partners of the Fund, the OP General Partner or the stockholders of APF, respectively, either by the mutual written consent of APF, the OP General Partner and the General Partners or by mutual action of the General Partners and the Boards of Directors of each of the corporate General Partner and the OP General Partner and the Special Committee.

   11.2 Termination by Individual Parties. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee and the Board of Directors of the OP General Partner in the event of a failure of a condition to the obligations of APF and the Operating Partnership set forth in
Section 10.2 of this Agreement; (b) by the General Partners in the event of a failure of a condition to the obligations of General Partners or the Fund set forth in Section 10.3 of this Agreement; (c) any Party if the Merger shall not have occurred by December 31, 1999 or (d) if a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

   11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article XI, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement or the obligations set forth in Sections 9.4 and 13.11.

                                  ARTICLE XII

                                Indemnification

   12.1 Indemnity Obligations of the General Partners and the Fund. Subject to Sections 12.5 and 12.6 hereof, each of the General Partners severally, in accordance with its percentage interest in the Share Consideration and limited in amount to the value of the APF Common Shares received by it, based upon the average per share closing price of the APF Common Shares for the first twenty trading days after the APF Common Shares are listed on NYSE (the "20 Day Average Price"), agree to indemnify and hold APF, the OP General Partner and the Surviving Partnership harmless from, and to reimburse APF, the OP General Partner and the Surviving Partnership for, any APF Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "APF Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost, or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of any of the General Partners or the Fund which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements, or undertakings of any of the General Partners or the Fund which are contained in or made pursuant to this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.1.

   12.2 Indemnity Obligations of APF, the OP General Partner and the Operating Partnership. Subject to Sections 12.5 and 12.6 hereof, APF, the OP General Partner and the Operating Partnership (including in its capacity as the Surviving Partnership) hereby jointly and severally agree to indemnify and hold each of the General Partners and the Fund harmless from, and to reimburse each of the General Partners and the Fund for, any Fund Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Fund Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost, or expense of any nature whatsoever incurred by any of the General Partners or the Fund resulting from
(i) any breach of any representation and warranty of APF, the OP General Partner or the Operating Partnership which is contained in this Agreement or any Schedule, Exhibit, or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements, or undertakings of APF, the OP General Partner and the Operating Partnership which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs, and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 12.2.

   12.3 Appointment of Representative. James M. Seneff, Jr. is hereby appointed as the exclusive agent of the General Partners and the Fund to act on their behalf with respect to any and all Fund Indemnity Claims and any and all APF Indemnity Claims arising under this Agreement or such other representative as may be hereafter appointed by the General Partners. Such agent is herein referred to as the "Representative." The Representative shall take, and the General Partners agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the General Partners and the Fund, as fully as if such parties were acting on their own behalf, including, without limitation, asserting Fund Indemnity Claims against APF, the OP General Partner and the Operating Partnership, defending all APF Indemnity Claims, consenting to, compromising, or settling all Fund Indemnity Claims and APF Indemnity Claims, conducting negotiations with APF, the OP General Partner and the Operating Partnership and their representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants, or other representatives in connection with the foregoing matters. APF, the OP General Partner and the Operating Partnership shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the General Partners and the Fund. The Representative, acting pursuant to this Section 12.3, shall not be liable to any of the General Partners or the Fund for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

   12.4 Notification of Claims. Subject to the provisions of Section 12.5, in the event of the occurrence of an event which any Party asserts constitutes an APF Indemnity Claim or a Fund Indemnity Claim, as applicable, such Party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment, or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment, or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. Any indemnifying party may elect, at such Party's sole expense, to assume control of the defense, settlement, adjustment, or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment, or compromise of such claims, or ceasing to defend against such claims, unless such settlement is a cash settlement and contains an unconditional release of the indemnified party from all existing and future claims with respect to the matter being contested. In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

   12.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive until eighteen months from the Closing Date; provided, however, the representations and warranties contained in Sections 6.2, 6.3 and 7.11 shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby. No claim shall be made after the applicable survival period.

   12.6 Limitations. Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall and the other claims described in Article XIII exceed in the aggregate the dollar amount specified in Article XIII. As to APF Indemnity Claims, the liability of each General Partner shall be limited as provided in Article XIII.

   12.7 Exclusive Provisions; No Rescission. Except as set forth in this Agreement, no Party hereto is making any representation, warranty, covenant, or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant, or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any Party hereto, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the Parties under the provisions of this Article XII shall be the sole and exclusive remedy available to the Parties with respect to claims, assertions, events, or proceedings arising out of or relating to the Merger.

                                  ARTICLE XIII

                            Limitation of Liability

   13.1 Threshold. Notwithstanding anything to the contrary stated in this Agreement, in no event (i) shall the General Partners or any of them have any liability to APF and/or the OP General Partner and the Surviving Partnership on account of any APF Indemnity Claim or for any claim for breach of warranty or for misrepresentation, or any other claim whatsoever arising under this Agreement or in connection with the transaction contemplated herein (individually a "Claim" and collectively, "Claims") or for any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever directly resulting from Claims (collectively, "Losses") unless, until and only to the extent that the accumulated amount of all Losses exceeds the amount of $432,095 in the aggregate (the "Threshold") nor (ii) shall the individual or aggregate liability of the General Partners on account of Claims and Losses exceed the value of APF Common Shares actually issued to the General Partners in the Merger valued at the 20 Day Average Price. To the extent that any Claim is asserted against more than one General Partner, each General Partner shall be liable only for such General Partner's proportionate share of the Claim based on the percentage that the APF Common Shares received by such General Partner in the Merger is of the total APF Commons Shares comprising the Share Consideration. Any Claim against a General Partner, including an APF Indemnity Claim, may be satisfied by such General Partner, in its sole discretion, by surrendering to the claimant(s) APF Common Shares at a value equal to the closing price per share of such shares on the NYSE on the last trading day preceding the date such APF Common Shares are surrendered.

   13.2 Special Indemnification. APF agrees to indemnify, defend and hold harmless the General Partners against any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever, including reasonable attorneys' fees, arising after the Effective Time that would have arisen in their capacity as General Partners of the Fund had the Merger not been consummated and that are the result of APF's alleged actions or inactions. The Threshold described in Section 13.1 above shall not apply to APF obligations to indemnify the General Partners pursuant to this
Section 13.2.

                                  ARTICLE XIV

                                 Miscellaneous

   14.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of APF and the General Partners; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

   14.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

   14.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

   14.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of APF and the General Partners.

   14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   14.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   14.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  If to the Fund or the General Partners:

     c/o James M. Seneff, Jr.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 423-2894

  With copy to:

     Baker & Hostetler LLP
     Sun Trust Center, Suite 2300
     200 South Orange Avenue
     Orlando, Florida 32801
     Attn: Kenneth C. Wright, Esq.
     Telecopy: (407) 841-0168

  If to APF or the Operating Partnership:

     Curtis B. McWilliams
     Executive Vice President
     CNL American Properties, Inc.
     400 East South Street
     Suite 500
     Orlando, Florida 32801
     Telecopy: (407) 650-1000

  With copy to:

     Shaw Pittman Potts & Trowbridge
     2300 N Street, N.W.
     Washington, D.C. 20037
     Attn: John M. McDonald, Esq.
     Telecopy: (202) 663-8007

   Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

   14.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

   14.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by APF, the OP General Partner and the General Partners. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   14.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   14.11 Expenses. If the Closing occurs, APF will bear all costs and expenses of the Parties incurred in connection with this Agreement and the transactions contemplated hereby to the extent not already paid by the Fund or the General Partners. If the Closing does not occur, APF, the OP General Partner and the Operating Partnership will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and the General Partners and the Fund will divide their costs and expenses (including legal fees and expenses) as follows:
(i) the Fund shall bear that percentage of the costs and expenses equal to the percentage obtained by dividing the number of Fund votes in favor of the Merger by the sum of the total number of votes cast and the total number of abstentions and (ii) the General Partners shall bear the remainder of the costs and expenses.

   14.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

   14.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

   14.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

   14.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in and for Orange County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          CNL AMERICAN PROPERTIES FUND, INC.

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer


                                          CNL APF PARTNERS, L.P.

                                          By: CNL APF GP Corp., as General
                                              Partner

                                          /s/ Robert A. Bourne
                                          --------------------
                                          By: Robert A. Bourne
                                          Its: President


                                          CNL APF GP Corp.

                                          /s/ Robert A. Bourne
                                          --------------------
                                          By: Robert A. Bourne
                                          Its: President


                                          CNL INCOME FUND XVI, Ltd.

                                          By: CNL Realty Corporation, as
                                              General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer


                                          CNL REALTY CORPORATION

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          By: James M. Seneff, Jr.
                                          Its: Chief Executive Officer

                                          /s/ Robert A. Bourne
                                          --------------------
                                          Robert A. Bourne, as General Partner

                                          /s/ James M. Seneff, Jr.
                                          ------------------------
                                          James M. Seneff, Jr., as General
                                           Partner

                                                                      Appendix C

                            CERTIFICATE OF AMENDMENT
                                       OF
                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF

                           CNL Income Fund XVI. Ltd.
--------------------------------------------------------------------------------
          (Insert name currently on file with Florida Dept. of State)

   Pursuant to the provisions of section 620.109, Florida Statutes, this Florida limited partnership, whose certificate was filed with the Florida Department of State on September 2, 1993, adopts the following certificate of amendment to its certificate of limited partnership:

   FIRST: Amendment(s): (indicate article number(s) being amended, added, or deleted)

   Article XX, Section 21.5 is deleted in its entirety, and all cross references to such section are deleted in the entirety.

   SECOND: This certificate of amendment shall be effective at the time of its filing with the Florida Department of State.

   THIRD: Signature(s)
   Signature of current general partner(s):

                                        ----------------------------------------
                                        James M. Seneff, Jr.

                                        ----------------------------------------
                                        Robert A. Bourne

                                        CNL REALTY CORPORATION

                                        By:
                                        ----------------------------------------
                                        Name:

   Signature(s) of new general partner(s), if applicable: N/A

                                                                      Appendix D

                               [FORM OF OPINION]

                                       , 1999

   James M. Seneff, Jr.
   Robert A. Bourne
   400 East South Street
   Orlando, Florida 32801

Gentlemen:

   We have acted as counsel to CNL Income Fund XVI, Ltd., a Florida limited partnership (the "Partnership") of which you are the general partners (the
                  -----------
"General Partners"), in connection with the proposed amendment (the "Proposed
 ----------------                                                    --------
Amendment") to the Amended and Restated Agreement of Limited Partnership of CNL
---------
Income Fund XVI, Ltd. (the "Partnership Agreement"). The Partnership Agreement
                            ---------------------
requires that in connection with any proposed amendment to the Partnership Agreement (other than ministerial amendments and those amendments dealing with the transfer of a limited partner's partnership interest or the admission of substituted or additional limited partners), the General Partners must obtain an opinion of counsel concerning whether such proposed amendment would result in changing the Partnership to a general partnership. The Proposed Amendment would delete the provision in the Partnership Agreement that prohibits the Partnership from participating in any transaction involving (i) the acquisition, merger, conversion, or consolidation, either directly or indirectly, of the Partnership, and (ii) the issuance of securities of any other partnership, real estate investment trust, corporation trust or other entity that would be created or would survive after the successful completion of such transaction.

   This opinion is furnished pursuant to the Partnership Agreement. In rendering our opinion, we have examined and relied on the Partnership Agreement, the Proposed Amendment, and the Certificate of Limited Partnership of the Partnership. We have, in addition, made such other inquiries of fact and examinations of law as we have deemed necessary for purposes of rendering this opinion.

   We are members of the Bar of the State of Florida and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the State of Florida and are expressing no opinion as to the laws of any jurisdiction other than those of the State of Florida and our opinion is so limited.

   In rendering the opinion set forth below, we have assumed: the genuineness of all signatures on records, certificates, instruments, agreements and other documents submitted to us for examination; the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, facsimile, reproduced, or conformed copies and the authenticity of the originals of such latter documents; the accuracy and completeness of all factual representations made in the above-referenced documents; and the legal capacity of all natural persons.

   Based upon the foregoing and subject to the limitations and qualifications hereinafter set forth, we are of the opinion that the Proposed Amendment to the Partnership Agreement would not result in changing the Partnership to a general partnership.

   This opinion letter is based upon and limited to laws of the State of Florida as in effect on the date of this letter and to our current knowledge of facts in existence as of the date of this letter and material to the opinions expressed in this letter. This opinion letter is rendered as of the date hereof, and does not purport to analyze, evaluate or consider the legal effect of any event, legal or factual, occurring after such date that may alter the validity, effect or contents of this opinion, and we assume no obligation to update the opinion set forth herein.

This opinion letter is limited to the matters expressly set forth in this letter, and no other statement or opinions should be inferred beyond the matters expressly stated.

   Except as agreed by us in writing, our opinion is solely for the benefit of the addressees shown on the first page hereof and the limited partners of the Partnership and may be relied upon by such parties solely for the purposes for which it is being furnished. Without our prior written consent, this opinion letter may not be used, circulated, quoted or otherwise referred to for any purpose except as stated herein.

                                          Very truly yours,

                                          Baker & Hostetler LLP

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 2-418 of the Maryland General Corporation Law (the "MGCL") provides that, in general, a corporation may indemnify each director to the corporation or its stockholders for judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding, except for liability (i) where the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or involved active and deliberate dishonesty; (ii) for any transaction from which the director derived an improper personal benefit; and (iii) in the case of a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. The Amended and Restated Articles of Incorporation of CNL American Properties Fund, Inc. (the "Registrant") provides for the elimination and limitation of the personal liability of directors of the Registrant for monetary damages to the fullest extent permitted by the MGCL.
Article VI of the Registrant's Amended and Restated Articles of Incorporation provides for indemnification of the Registrant's directors, officers, employees and agents under certain circumstances to the fullest extent permitted by the MGCL. In addition, the Amended and Restated Articles of Incorporation provide that if the MGCL is amended to authorized the further elimination or limitation of liability of a director, then the liability of the directors of the Registrant shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended. These provisions do not limit or eliminate the rights of the Registrant or any stockholder to seek non-monetary relief such as an injunction or recission in the event of a breach of a director's duty of care.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Exhibit No. Exhibit
 ----------- -------
    2.1**    Agreement and Plan of Merger by and between the Registrant and CNL
              Income Fund, Ltd., dated March 11, 1999, and as amended on June
              4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL
              Income Fund, Ltd., constituting a part of this Registration
              Statement on Form S-4, File No. 333-74329)

    2.2**    Agreement and Plan of Merger by and between the Registrant and CNL
              Income Fund II, Ltd., dated March 11, 1999, and as amended on
              June 4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL Income Fund II, Ltd., constituting a part of this
              Registration Statement on Form S-4, File No. 333-74329)

    2.3**    Agreement and Plan of Merger by and between the Registrant and CNL
              Income Fund III, Ltd., dated March 11, 1999, and as amended on
              June 4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL Income Fund III, Ltd., constituting a part of this
              Registration Statement on Form S-4, File No. 333-74329)

    2.4**    Agreement and Plan of Merger by and between the Registrant and CNL
              Income Fund IV, Ltd., dated March 11, 1999, and as amended on
              June 4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL Income Fund IV, Ltd., constituting a part of this
              Registration Statement on Form S-4, File No. 333-74329)


  2.5**  Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund V, Ltd., dated March 11, 1999, and as amended on June 4,
          1999 (filed as Appendix B to the Prospectus Supplement for CNL Income
          Fund V, Ltd., constituting a part of this Registration Statement on Form S-4, File No. 333-74329)

  2.6**  Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund VI, Ltd., dated March 11, 1999, and as amended on June 4,
          1999 (filed as Appendix B to the Prospectus Supplement for CNL Income
          Fund VI, Ltd., constituting a part of this Registration Statement on Form S-4, File No. 333-74329)

  2.7**  Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund VII, Ltd., dated March 11, 1999, and as amended on June
          4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL
          Income Fund VII, Ltd., constituting a part of this Registration
          Statement on Form S-4, File No. 333-74329)

  2.8**  Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund VIII, Ltd., dated March 11, 1999, and as amended on June
          4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL
          Income Fund VIII, Ltd., constituting a part of this Registration
          Statement on Form S-4, File No. 333-74329)

  2.9**  Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund IX, Ltd., dated March 11, 1999, and as amended on June 4,
          1999 (filed as Appendix B to the Prospectus Supplement for CNL Income
          Fund IX, Ltd., constituting a part of this Registration Statement on Form S-4, File No. 333-74329)

  2.10** Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund X, Ltd., dated March 11, 1999, and as amended on June 4,
          1999 (filed as Appendix B to the Prospectus Supplement for CNL Income
          Fund X, Ltd., constituting a part of this Registration Statement on Form S-4, File No. 333-74329)

  2.11** Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund XI, Ltd., dated March 11, 1999, and as amended on June 4,
          1999 (filed as Appendix B to the Prospectus Supplement for CNL Income
          Fund XI, Ltd., constituting a part of this Registration Statement on Form S-4, File No. 333-74329)

  2.12** Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund XII, Ltd., dated March 11, 1999, and as amended on June
          4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL
          Income Fund XII, Ltd., constituting a part of this Registration
          Statement on Form S-4, File No. 333-74329)

  2.13** Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund XIII, Ltd., dated March 11, 1999, and as amended on June
          4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL
          Income Fund XIII, Ltd., constituting a part of this Registration
          Statement on Form S-4, File No. 333-74329)

  2.14** Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund XIV, Ltd., dated March 11, 1999, and as amended on June
          4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL
          Income Fund XIV, Ltd., constituting a part of this Registration
          Statement on Form S-4, File No. 333-74329)

  2.15** Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund XV, Ltd., dated March 11, 1999, and as amended on June 4,
          1999 (filed as Appendix B to the Prospectus Supplement for CNL Income
          Fund XV, Ltd., constituting a part of this Registration Statement on Form S-4, File No. 333-74329)

  2.16** Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund XVI, Ltd., dated March 11, 1999, and as amended on June
          4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL
          Income Fund XVI, Ltd., constituting a part of this Registration
          Statement on Form S-4, File No. 333-74329)


  2.17** Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund XVII, Ltd., dated March 11, 1999 (filed as Appendix B to the Prospectus Supplement for CNL Income Fund XVII, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

  2.18** Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund XVIII, Ltd., dated March 11, 1999 (filed as Appendix B to the Prospectus Supplement for CNL Income Fund XVIII, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

  3.1    Amended and Restated Articles of Incorporation of the Registrant
          (incorporated by reference to exhibit 3.1 to the Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1999
          (File No. 000-28380))

  3.2**  Bylaws of the Registrant

  3.3    Proposed Amended and Restated Articles of Incorporation of the
          Registrant to be submitted to Registrant's stockholders at a special meeting of stockholders to be held in the first quarter of 2000.

  4.1    Specimen certificate evidencing shares of common stock, par value
          $.01, of the Registrant

  4.2**  Form of Indenture between the Registrant and     , as Trustee

  4.3**  Form of APF 7.0% Callable Notes, due      2005 (filed as an exhibit to
          Exhibit 4.2)

  5.1*   Opinion and consent of Shaw Pittman as to the legality of the Common
          Stock

  8.1*   Opinion of Shaw Pittman, special tax counsel, regarding all material tax aspects of the offering

 10.1**  1999 Performance Incentive Plan

 10.2** Appraisal prepared by Valuation Associates of CNL Income Fund, Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.3**  Appraisal prepared by Valuation Associates of CNL Income Fund II,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.4**  Appraisal prepared by Valuation Associates of CNL Income Fund III,
          Ltd., dated January 6, 1999, including Supplement to Appraisal dated

 10.5**  Appraisal prepared by Valuation Associates of CNL Income Fund IV,
          Ltd., dated January 6, 1999, including Supplement to Appraisal dated

 10.6** Appraisal prepared by Valuation Associates of CNL Income Fund V, Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.7**  Appraisal prepared by Valuation Associates of CNL Income Fund VI,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.8**  Appraisal prepared by Valuation Associates of CNL Income Fund VII,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.9**  Appraisal prepared by Valuation Associates of CNL Income Fund VIII,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.10** Appraisal prepared by Valuation Associates of CNL Income Fund IX,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.11** Appraisal prepared by Valuation Associates of CNL Income Fund X, Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.12** Appraisal prepared by Valuation Associates of CNL Income Fund XI,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.13** Appraisal prepared by Valuation Associates of CNL Income Fund XII,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.14** Appraisal prepared by Valuation Associates of CNL Income Fund XIII,
          Ltd., dated January 6, 1999, including Supplement to Appraisal


 10.15** Appraisal prepared by Valuation Associates of CNL Income Fund XIV,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.16** Appraisal prepared by Valuation Associates of CNL Income Fund XV,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.17** Appraisal prepared by Valuation Associates of CNL Income Fund XVI,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.18** Appraisal prepared by Valuation Associates of CNL Income Fund XVII,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.19** Appraisal prepared by Valuation Associates of CNL Income Fund XVIII,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.20** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund, Ltd., constituting a part of this Registration Statement on Form S-4, File No. 333-74329)

 10.21** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund II, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund II, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.22** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund III, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund III, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No.
          333-74329)

 10.23** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund IV, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund IV, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No.
          333-74329)

 10.24** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund V, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund V, Ltd., constituting a part of this Registration Statement on Form S-4, File No.
          333-74329)

 10.25** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund VI, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund VI, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No.
          333-74329)

 10.26** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund VII, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund VII, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.27** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund VIII, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund VIII, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.28** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund IX, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund IX, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.29** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund X, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund X, Ltd., constituting a part of this Registration Statement on Form S-4, File No.
          333-74329)


 10.30** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund XI, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund XI, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No.
          333-74329)

 10.31** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund XII, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund XII, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.32** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund XIII, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund XIII, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.33** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund XIV, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund XIV, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.34** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund XV, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund XV, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.35** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund XVI, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund XVI, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.36** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund XVII, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund XVII, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.37** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund XVIII, Ltd., dated March 10, 1999 (filed as Appendix
          A to the Prospectus Supplement for CNL Income Fund XVIII, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.38** Agreement and Plan of Merger, by and among the Registrant, CFA
          Acquisition Corp., CNL Fund Advisors, Inc. and CNL Group, Inc., dated
          March 11, 1999

 10.39** Agreement and Plan of Merger, by and among the Registrant, CFC
          Acquisition Corp., CFS Acquisition Corp., CNL Financial Corp., CNL
          Financial Services, Inc., CNL Group, Inc., Five Arrows Realty
          Securities L.L.C., Robert A. Bourne, Curtis B. McWilliams and Brian
          Fluck, dated March 11, 1999

 10.40** Form of Registration Rights Agreement by and among the Registrant,
          Robert A. Bourne, Curtis B. McWilliams, John T. Walker, Howard
          Singer, Steven D. Shackelford and CNL Group, Inc., dated March 11,
          1999

 10.41** Form of Registration Rights Agreement by and among the Registrant,
          Five Arrows Realty Securities L.L.C., James M. Seneff, Jr., Robert A.
          Bourne, Curtis B. McWilliams and CNL Group, Inc., dated March 11,
          1999

 10.42** Employment Agreement by and between Curtis B. McWilliams and
          Registrant, dated September 15, 1999


 10.43** Employment Agreement by and between Steven D. Shackelford and
          Registrant, dated August 31, 1999

 10.44** Employment Agreement by and between John T. Walker and Registrant, dated September 1, 1999

 10.45** Employment Agreement by and between Howard J. Singer and Registrant, dated August 31, 1999

 10.46** Employment Agreement by and between Barry L. Goff and Registrant, dated August 31, 1999

 10.47** Employment Agreement by and between Robert W. Chapin, Jr. and
          Registrant, dated August 31, 1999

 10.48** Employment Agreement by and between Michael I. Wood and Registrant, dated August 31, 1999

 10.49** Employment Agreement by and between Timothy J. Neville and Registrant, dated August 31, 1999

 10.50** Amended and Restated Agreement of Limited Partnership Agreement of CNL
          APF Partners, L.P.

 10.51** Amended and Restated Credit Agreement by and among CNL APF Partners,
          LP, Registrant, First Union National Bank, First Union Capital
          Markets Group, Banc of America Securities LLC, NationsBank, N.A., The
          Chase Manhattan Bank and other financial institutions, dated June 9,
          1999

 10.52** Fairness Opinion prepared by Merrill Lynch, Pierce, Fenner & Smith
          Incorporated for the CNL Restaurant Businesses acquisition, dated
          February 10, 1999

 10.53** Fairness Opinion prepared by Merrill Lynch, Pierce, Fenner & Smith
          Incorporated for the Income Funds Acquisition, dated February 10,
          1999

 10.54** Termination Agreement by and between the Registrant and CNL Income
          Fund XVII, Ltd., dated June 4, 1999

 10.55** Termination Agreement by and between the Registrant and CNL Income
          Fund XVIII, Ltd., dated June 4, 1999

 10.56** Holdback Agreement by and among the Registrant and Stockholders, dated
          August 31, 1999

 12      Schedules of Ratio of Earnings to Fixed Charges

 21**    Subsidiaries of the Registrant

 23.1*   Consent of Shaw Pittman (included as part of Exhibit 5.1)

 23.2    Consent of PricewaterhouseCoopers LLP

 23.3    Consent of Arthur Andersen LLP

 23.4    Consent of McDirmit, Davis, Lauteria, Puckett, Vogel & Company, P.A.

 23.5**  Consent of Valuation Associates

 23.6*   Consent of Legg Mason
 24      Power of Attorney (included on signature page to the Registration
          Statement)

 25*     Statement of eligibility of the Trustee

 99.1**  Financial Statement Schedules

 99.2    Consent Form with power of attorney and notes election
 99.3    Supplemental solicitation material

--------
*  To be filed by amendment.
** Previously filed.

(b) Financial Statement Schedules

   Reference is made to Exhibit 99.1 above.

(c) Reports, Opinions and Appraisals

   The opinions of Legg Mason Wood Walker, Incorporated as to the fairness, from a financial point of view, of (i) the APF Share consideration offered by APF with respect to each of the individual Income Funds and their Limited Partners; (ii) the aggregate APF Share consideration offered with respect to all of the Income Funds; and (iii) the method of allocating the APF share consideration among the Income Funds are attached to each of the supplements of the Income Funds as Appendix A. The appraisals prepared by Valuation Associates with respect to the Income Funds are attached as Exhibits 10.2 through 10.19 of this Registration Statement. The opinion of Shaw Pittman as to the federal income tax consequences of the proposed acquisition of the Income Funds by the Registrant is filed hereto as Exhibit 8.1.

Item 22. Undertakings

   The undersigned Registrant hereby undertakes:

     (i) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

     (ii) that every prospectus (a) that is filed pursuant to paragraph (i) above, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act") and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (iii) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (iv) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orange County, State of Florida, on this 29th day of October, 1999.

                                          CNL American Properties Fund, Inc.

                                                  /s/ Curtis B. McWilliams
                                          By: _________________________________
                                                    Curtis B. McWilliams
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

   Know all Persons by These Presents, that each individual whose signature appears below constitutes and appoints each of Curtis B. McWilliams and Steven
D. Shackelford his true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

              Signature                         Position                 Date
              ---------                         --------                 ----

       /s/ James M. Seneff, Jr.        Chairman of the Board of    October 29, 1999
______________________________________  Directors
         James M. Seneff, Jr.

         /s/ Robert A. Bourne          Vice Chairman of the Board  October 29, 1999
______________________________________  of Directors
           Robert A. Bourne

       /s/ Curtis B. McWilliams        Chief Executive Officer     October 29, 1999
______________________________________  (principal executive
         Curtis B. McWilliams           officer)

      /s/ Steven D. Shackelford        Chief Financial Officer     October 29, 1999
______________________________________  (principal financial and
        Steven D. Shackelford           accounting officer)

       /s/ G. Richard Hostetter        Director                    October 29, 1999
______________________________________
         G. Richard Hostetter

         /s/ J. Joseph Kruse*          Director                    October 29, 1999
______________________________________
           J. Joseph Kruse

        /s/ Richard C. Huseman         Director                    October 29, 1999
______________________________________
          Richard C. Huseman

           Curtis B. McWilliams

*By: ___________________________

   through power of attorney

                                 EXHIBIT INDEX

 Exhibit No. Exhibit
 ----------- -------
    2.1**    Agreement and Plan of Merger by and between the Registrant and CNL
              Income Fund, Ltd., dated March 11, 1999, and as amended on June
              4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL
              Income Fund, Ltd., constituting a part of this Registration
              Statement on Form S-4, File No. 333-74329)

    2.2**    Agreement and Plan of Merger by and between the Registrant and CNL
              Income Fund II, Ltd., dated March 11, 1999, and as amended on
              June 4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL Income Fund II, Ltd., constituting a part of this
              Registration Statement on Form S-4, File No. 333-74329)

    2.3**    Agreement and Plan of Merger by and between the Registrant and CNL
              Income Fund III, Ltd., dated March 11, 1999, and as amended on
              June 4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL Income Fund III, Ltd., constituting a part of this
              Registration Statement on Form S-4, File No. 333-74329)

    2.4**    Agreement and Plan of Merger by and between the Registrant and CNL
              Income Fund IV, Ltd., dated March 11, 1999, and as amended on
              June 4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL Income Fund IV, Ltd., constituting a part of this
              Registration Statement on Form S-4, File No. 333-74329)

    2.5**    Agreement and Plan of Merger by and between the Registrant and CNL
              Income Fund V, Ltd., dated March 11, 1999, and as amended on June
              4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL
              Income Fund V, Ltd., constituting a part of this Registration
              Statement on Form S-4, File No. 333-74329)

    2.6**    Agreement and Plan of Merger by and between the Registrant and CNL
              Income Fund VI, Ltd., dated March 11, 1999, and as amended on
              June 4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL Income Fund VI, Ltd., constituting a part of this
              Registration Statement on Form S-4, File No. 333-74329)

    2.7**    Agreement and Plan of Merger by and between the Registrant and CNL
              Income Fund VII, Ltd., dated March 11, 1999, and as amended on
              June 4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL Income Fund VII, Ltd., constituting a part of this
              Registration Statement on Form S-4, File No. 333-74329)

    2.8**    Agreement and Plan of Merger by and between the Registrant and CNL
              Income Fund VIII, Ltd., dated March 11, 1999, and as amended on
              June 4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL Income Fund VIII, Ltd., constituting a part of this
              Registration Statement on Form S-4, File No. 333-74329)

    2.9**    Agreement and Plan of Merger by and between the Registrant and CNL
              Income Fund IX, Ltd., dated March 11, 1999, and as amended on
              June 4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL Income Fund IX, Ltd., constituting a part of this
              Registration Statement on Form S-4, File No. 333-74329)

    2.10**   Agreement and Plan of Merger by and between the Registrant and CNL
              Income Fund X, Ltd., dated March 11, 1999, and as amended on June
              4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL
              Income Fund X, Ltd., constituting a part of this Registration
              Statement on Form S-4, File No. 333-74329)

    2.11**   Agreement and Plan of Merger by and between the Registrant and CNL
              Income Fund XI, Ltd., dated March 11, 1999, and as amended on
              June 4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL Income Fund XI, Ltd., constituting a part of this
              Registration Statement on Form S-4, File No. 333-74329)


  2.12** Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund XII, Ltd., dated March 11, 1999, and as amended on June
          4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL
          Income Fund XII, Ltd., constituting a part of this Registration
          Statement on Form S-4, File No. 333-74329)

  2.13** Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund XIII, Ltd., dated March 11, 1999, and as amended on June
          4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL
          Income Fund XIII, Ltd., constituting a part of this Registration
          Statement on Form S-4, File No. 333-74329)

  2.14** Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund XIV, Ltd., dated March 11, 1999, and as amended on June
          4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL
          Income Fund XIV, Ltd., constituting a part of this Registration
          Statement on Form S-4, File No. 333-74329)

  2.15** Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund XV, Ltd., dated March 11, 1999, and as amended on June 4,
          1999 (filed as Appendix B to the Prospectus Supplement for CNL Income
          Fund XV, Ltd., constituting a part of this Registration Statement on Form S-4, File No. 333-74329)

  2.16** Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund XVI, Ltd., dated March 11, 1999, and as amended on June
          4, 1999 (filed as Appendix B to the Prospectus Supplement for CNL
          Income Fund XVI, Ltd., constituting a part of this Registration
          Statement on Form S-4, File No. 333-74329)

  2.17** Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund XVII, Ltd., dated March 11, 1999 (filed as Appendix B to the Prospectus Supplement for CNL Income Fund XVII, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

  2.18** Agreement and Plan of Merger by and between the Registrant and CNL
          Income Fund XVIII, Ltd., dated March 11, 1999 (filed as Appendix B to the Prospectus Supplement for CNL Income Fund XVIII, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

  3.1    Amended and Restated Articles of Incorporation of the Registrant
          (incorporated by reference to exhibit 3.1 to the Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1999
          (File No. 000-28380))

  3.2**  Bylaws of the Registrant

  3.3    Proposed Amended and Restated Articles of Incorporation of the
          Registrant to be submitted to Registrant's stockholders at a special meeting of stockholders to be held in the first quarter of 2000.

  4.1    Specimen certificate evidencing shares of common stock, par value
          $.01, of the Registrant

  4.2**  Form of Indenture between the Registrant and     , as Trustee

  4.3**  Form of APF 7.0% Callable Notes, due      2005 (filed as an exhibit to
          Exhibit 4.2)

  5.1*   Opinion and consent of Shaw Pittman as to the legality of the Common
          Stock

  8.1*   Opinion of Shaw Pittman, special tax counsel, regarding all material tax aspects of the offering

 10.1**  1999 Performance Incentive Plan

 10.2** Appraisal prepared by Valuation Associates of CNL Income Fund, Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.3**  Appraisal prepared by Valuation Associates of CNL Income Fund II,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.4**  Appraisal prepared by Valuation Associates of CNL Income Fund III,
          Ltd., dated January 6, 1999, including Supplement to Appraisal dated


 10.5**  Appraisal prepared by Valuation Associates of CNL Income Fund IV,
          Ltd., dated January 6, 1999, including Supplement to Appraisal dated

 10.6** Appraisal prepared by Valuation Associates of CNL Income Fund V, Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.7**  Appraisal prepared by Valuation Associates of CNL Income Fund VI,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.8**  Appraisal prepared by Valuation Associates of CNL Income Fund VII,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.9**  Appraisal prepared by Valuation Associates of CNL Income Fund VIII,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.10** Appraisal prepared by Valuation Associates of CNL Income Fund IX,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.11** Appraisal prepared by Valuation Associates of CNL Income Fund X, Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.12** Appraisal prepared by Valuation Associates of CNL Income Fund XI,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.13** Appraisal prepared by Valuation Associates of CNL Income Fund XII,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.14** Appraisal prepared by Valuation Associates of CNL Income Fund XIII,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.15** Appraisal prepared by Valuation Associates of CNL Income Fund XIV,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.16** Appraisal prepared by Valuation Associates of CNL Income Fund XV,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.17** Appraisal prepared by Valuation Associates of CNL Income Fund XVI,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.18** Appraisal prepared by Valuation Associates of CNL Income Fund XVII,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.19** Appraisal prepared by Valuation Associates of CNL Income Fund XVIII,
          Ltd., dated January 6, 1999, including Supplement to Appraisal

 10.20** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund, Ltd., constituting a part of this Registration Statement on Form S-4, File No. 333-74329)

 10.21** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund II, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund II, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.22** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund III, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund III, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.23** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund IV, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund IV, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)


 10.24** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund V, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund V, Ltd., constituting a part of this Registration Statement on Form S-4, File No. 333-74329)

 10.25** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund VI, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund VI, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.26** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund VII, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund VII, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.27** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund VIII, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund VIII, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.28** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund IX, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund IX, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.29** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund X, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund X, Ltd., constituting a part of this Registration Statement on Form S-4, File No. 333-74329)

 10.30** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund XI, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund XI, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.31** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund XII, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund XII, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.32** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund XIII, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund XIII, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.33** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund XIV, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund XIV, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.34** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund XV, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund XV, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)

 10.35** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
          CNL Income Fund XVI, Ltd., dated March 10, 1999 (filed as Appendix A to the Prospectus Supplement for CNL Income Fund XVI, Ltd., constituting a part of this Registration Statement on Form S-4, File
          No. 333-74329)


  10.36** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
           CNL Income Fund XVII, Ltd., dated March 10, 1999 (filed as Appendix
           A to the Prospectus Supplement for CNL Income Fund XVII, Ltd., constituting a part of this Registration Statement on Form S-4, File
           No. 333-74329)

  10.37** Fairness Opinion prepared by Legg Mason Wood Walker, Incorporated for
           CNL Income Fund XVIII, Ltd., dated March 10, 1999 (filed as Appendix
           A to the Prospectus Supplement for CNL Income Fund XVIII, Ltd., constituting a part of this Registration Statement on Form S-4, File
           No. 333-74329)

  10.38** Agreement and Plan of Merger, by and among the Registrant, CFA
           Acquisition Corp., CNL Fund Advisors, Inc. and CNL Group, Inc., dated March 11, 1999

  10.39** Agreement and Plan of Merger, by and among the Registrant, CFC
           Acquisition Corp., CFS Acquisition Corp., CNL Financial Corp., CNL
           Financial Services, Inc., CNL Group, Inc., Five Arrows Realty
           Securities L.L.C., Robert A. Bourne, Curtis B. McWilliams and Brian
           Fluck, dated March 11, 1999

  10.40** Form of Registration Rights Agreement by and among the Registrant,
           Robert A. Bourne, Curtis B. McWilliams, John T. Walker, Howard
           Singer, Steven D. Shackelford and CNL Group, Inc., dated March 11,
           1999

  10.41** Form of Registration Rights Agreement by and among the Registrant,
           Five Arrows Realty Securities L.L.C., James M. Seneff, Jr., Robert
           A. Bourne, Curtis B. McWilliams and CNL Group, Inc., dated March 11,
           1999

  10.42** Employment Agreement by and between Curtis B. McWilliams and
           Registrant, dated September 15, 1999

  10.43** Employment Agreement by and between Steven D. Shackelford and
           Registrant, dated August 31, 1999

  10.44** Employment Agreement by and between John T. Walker and Registrant, dated September 1, 1999

  10.45** Employment Agreement by and between Howard J. Singer and Registrant, dated August 31, 1999

  10.46** Employment Agreement by and between Barry L. Goff and Registrant, dated August 31, 1999

  10.47** Employment Agreement by and between Robert W. Chapin, Jr. and
           Registrant, dated August 31, 1999

  10.48** Employment Agreement by and between Michael I. Wood and Registrant, dated August 31, 1999

  10.49** Employment Agreement by and between Timothy J. Neville and
           Registrant, dated August 31, 1999

  10.50** Amended and Restated Agreement of Limited Partnership Agreement of
           CNL APF Partners, L.P.

  10.51** Amended and Restated Credit Agreement by and among CNL APF Partners,
           LP, Registrant, First Union National Bank, First Union Capital
           Markets Group, Banc of America Securities LLC, NationsBank, N.A.,
           The Chase Manhattan Bank and other financial institutions, dated
           June 9, 1999

  10.52** Fairness Opinion prepared by Merrill Lynch, Pierce, Fenner & Smith
           Incorporated for the CNL Restaurant Business acquisition, dated
           February 10, 1999

  10.53** Fairness Opinion prepared by Merrill Lynch, Pierce, Fenner & Smith
           Incorporated for the Income Fund Acquisition, dated February 10,
           1999

  10.54** Termination Agreement by and between the Registrant and CNL Income
           Fund XVII, Ltd., dated June 4, 1999

  10.55** Termination Agreement by and between the Registrant and CNL Income
           Fund XVIII, Ltd., dated June 4, 1999

  10.56** Holdback Agreement by and among the Registrant and Stockholders, dated August 31, 1999

  12      Schedules of Ratios of Earnings to Fixed Charges

  21**    Subsidiaries of the Registrant

  23.1*   Consent of Shaw Pittman (included as part of Exhibit 5.1)


 23.2   Consent of PricewaterhouseCoopers LLP

 23.3   Consent of Arthur Andersen LLP

 23.4   Consent of McDirmit, Davis, Lauteria, Puckett, Vogel & Company, P.A.

 23.5** Consent of Valuation Associates

 23.6*  Consent of Legg Mason

  24    Power of Attorney (included on signature page to the Registration
         Statement)

  25*   Statement of eligibility of the Trustee

 99.1** Financial Statement Schedules

 99.2   Consent Form with power of attorney and notes election

 99.3   Supplemental solicitation material

--------
*  To be filed by amendment.
** Previously filed.